Form 10-K, Exhibit 13
period 1993-12-31
PFIZER INC
filed 1994-03-25
CIK 78003

EXHIBIT 13(a)



FINANCIAL REVIEW
Pfizer Inc and Subsidiary Companies



Significant Events Affecting Comparability

The comparability of income statement data has been affected by the following significant items that occurred from 1991 through 1993:

o In the third quarter of 1993, the Company recorded a $750 million pre-tax charge ($525 million after-tax) for certain restructuring and unusual items. This charge covers restructuring costs, including personnel reductions and the writedown of certain tangible assets as well as intangible assets whose carrying value will not be recovered through future cash flows. The restructuring charge provides for a wide range of targeted restructuring initiatives including the consolidation of manufacturing, distribution and administrative infrastructures. Certain of the projects will begin immediately, while others will be completed in the next several years. The restructuring is projected to lower annual operating costs by at least $130 million when the full benefit of the efficiencies is realized and to lead to a worldwide workforce reduction of approximately 3,000 employees.

o In October 1992, the Company sold approximately 60% of its interest in Minerals Technologies Inc. (MTI), a wholly owned company comprised of the Company's specialty minerals businesses, which was formerly part of the food science segment. The proceeds of $226.6 million, net of associated expenses, approximated the net book value of the interest sold. In April 1993, the Company sold its remaining interest. This last transaction resulted in a pre-tax gain of approximately $60 million and was offset by a $62 million charge for restructuring, consolidation and streamlining of certain of the Company's businesses.

o The Company adopted new accounting rules for postretirement health care and life insurance benefits and for income taxes in the fourth quarter of 1992, effective January 1, 1992. These rules resulted in a one-time net after-tax charge of $282.6 million. These changes had no effect on cash flows.

o In June 1992, the Company sold its Coty business, resulting in a pre-tax gain of $258.6 million which was substantially offset by charges associated with restructuring, consolidation and streamlining of certain of the Company's businesses.

o In March 1992, the Company sold certain product lines and other assets of Shiley Incorporated to Sorin Biomedica S.p.A. The purchase price was approximately $230 million in cash. The transaction resulted in a gain which was used to offset costs associated with the Bowling Settlement Agreement. See the footnote "Litigation" beginning on page 47 for a further discussion of these matters.

o Postretirement benefit curtailment gains of $56.5 million related to divestitures made during 1992 were included in divestitures, restructuring and unusual items--net in 1992.

o Net income in 1991 was reduced by a $300 million pre-tax charge ($195 million after-tax) for potential future Shiley Convexo/Concave (C/C) heart valve fracture claims.

o In 1991, the Company sold its Plax international pre-brushing dental rinse business for $105 million in cash. There was no gain or loss on this transaction.

Overview of Consolidated Operating Results

Net income in 1993 was $657.5 million, or $2.05 per share, compared with net income of $810.9 million, or $2.41 per share, in 1992. Excluding the effects of divestitures, restructuring and unusual items--net in 1993 and 1992 and the adoption of two new accounting standards in 1992, net income and earnings per share would have been $1,183.9 million, or $3.70 per share, in 1993 and $1,028.4 million, or $3.06 per share, in 1992, an increase of 15% and 21%, respectively. Operating results, excluding the items noted above, are referred to in this report as results of ongoing operations.

   Reported 1993 net sales of $7.5 billion increased by 3% compared with 1992. Excluding the sales of divested businesses from both 1993 and 1992, net sales increased by 9% in 1993. These results continue to reflect the Company's successful research and development (R&D) efforts. The Company's R&D program has produced a broad pipeline of innovative new prescription drugs. In 1993, R&D expenditures were $974.4 million, representing 13% of reported net sales, an increase of 13% over 1992.

   The Company's divestments and restructurings were designed to strengthen the Company's core businesses, improve long-term profitability and strengthen its competitive position in the pharmaceutical industry. The Company is now positioned to focus on its strengths of discovering, developing and marketing innovative new health care products on a worldwide basis.

Growth: Reported Basis

(The table below was represented by a graph in the printed Annual Report.)


                                                 1992 vs. 1991  1993 vs. 1992
- -----------------------------------------------------------------------------
     Net Sales                                          4%           3%
- -----------------------------------------------------------------------------
     Production Margin                                 10%          10%
- -----------------------------------------------------------------------------
     Selling, Informational and Administrative          6%           6%
- -----------------------------------------------------------------------------
     Research and Development                          14%          13%
- -----------------------------------------------------------------------------
     Operating Income                                  63%         (41)%
- -----------------------------------------------------------------------------
     Income Before Cumulative Effect
       of Accounting Changes                           51%         (40)%
- -----------------------------------------------------------------------------
     Net Income                                        12%         (19)%
- -----------------------------------------------------------------------------
26

Net Sales

Consolidated net sales in 1993 increased by $248 million, or 3% over 1992. Net sales in 1992 increased by $280 million, or 4%, over 1991. Net sales from ongoing operations increased by 9% and 16% for the years 1993 and 1992, respectively. Increases in each year were reported in both the U.S. and international markets. In 1993, the Company registered net sales of more than $10 million in each of 42 countries outside of the U.S., with no single country other than the U.S. and Japan contributing more than 10% to reported consolidated net sales.

   The following tables detail sales by segment on a reported and ongoing basis for 1993 and 1992:

1993 Net Sales
                             As         %                   %
(millions of dollars)  Reported    Change   Ongoing    Change
- --------------------------------------------------------------
Health Care              $6,210.3      11    $6,210.3      11
Consumer Health Care        373.5      (8)      373.5      --
Food Science*               315.9     (51)      303.8      (8)
Animal Health               578.0       3       578.0       3
- --------------------------------------------------------------
  Total                  $7,477.7       3    $7,465.6       9
- --------------------------------------------------------------

1992 Net Sales
                             As         %                   %
(millions of dollars)  Reported    Change   Ongoing    Change
- --------------------------------------------------------------
Health Care              $5,613.9      12    $5,612.4      19
Consumer Health Care        404.6     (42)      372.2       1
Food Science*               650.9     (11)      330.5       5
Animal Health               560.8       7       560.8       7
- --------------------------------------------------------------
  Total                  $7,230.2       4    $6,875.9      16
- --------------------------------------------------------------

Percentage Change in Net Sales--As Reported

                                        Analysis of Change
                           Total %   -------------------------
                           Change    Price   Volume   Currency
- --------------------------------------------------------------
Health Care
  1993 vs. 1992              11         2        11        (2)
  1992 vs. 1991              12         3         8         1
Consumer Health Care
  1993 vs. 1992              (8)        2        (9)       (1)
  1992 vs. 1991             (42)        2       (44)       --
Food Science*
  1993 vs. 1992             (51)        1       (52)       --
  1992 vs. 1991             (11)       --       (12)        1
Animal Health
  1993 vs. 1992               3         6        --        (3)
  1992 vs. 1991               7         7        --        --
Consolidated
  1993 vs. 1992               3         2         3        (2)
  1992 vs. 1991               4         3        --         1
- --------------------------------------------------------------
*Reflects the sale of the Specialty Minerals business in 1992.

   The increase in 1993 consolidated net sales includes a 9% rise in unit volume from ongoing operations, offset by 6% applicable to net sales of divested businesses. The 4% increase in 1992 consolidated net sales includes a 10% rise in unit volume from ongoing operations, offset by 10% applicable to net sales of divested and closed businesses.

   Reported 1993 sales for the health care segment reflect a 13% increase in worldwide sales of pharmaceuticals, compared with a 21% increase in 1992.

   The following table shows the percentage change in net sales of the Company's major pharmaceuticals for the years ended December 31, 1993 and 1992, respectively:

Percentage Change in Net Sales
                                             % Increase/(Decrease)
- -----------------------------------------------------------------
                                                  93/92    92/91
- -----------------------------------------------------------------
Cardura                                           40       90
Diflucan                                          19       36
Feldene                                          (41)     (11)
Glucotrol                                         13       16
Norvasc                                          119      144
Procardia XL                                      11       35
Unasyn                                             7       14
Zithromax                                         82        *
Zoloft                                           138        *
- -----------------------------------------------------------------
*Growth more than 1000%.

   The decline in Feldene sales in 1993 and 1992 was attributable to a combination of new competitive brand-name products and generic competition.

   The 1990 Omnibus Budget Reconciliation Act included a provision requiring pharmaceutical companies to rebate to states a portion of revenues from pharmaceutical products dispensed to state Medicaid recipients. Medicaid rebates and related state programs reduced net sales by $70 million and $51 million in 1993 and 1992, respectively. In addition, the Company provided approximately $51 and $33 million in discounts to the federal government in 1993 and 1992, respectively, for purchases by the Department of Veterans Affairs and the Department of Defense.

Growth: Ongoing Basis

(The table below was represented by a graph in the printed Annual Report.)

                                                 1992 vs. 1991  1993 vs. 1992
- -----------------------------------------------------------------------------
     Net Sales                                         16%           9%
- -----------------------------------------------------------------------------
     Production Margin                                 19%          12%
- -----------------------------------------------------------------------------
     Selling, Informational and Administrative         19%           8%
- -----------------------------------------------------------------------------
     Research and Development                          18%          15%
- -----------------------------------------------------------------------------
     Operating Income                                  19%          18%
- -----------------------------------------------------------------------------
     Net Income                                        17%          15%
- -----------------------------------------------------------------------------

   Net sales of the Hospital Products Group increased by 2% in 1993, compared with a decrease of 14% in 1992. Excluding sales associated with divested businesses, net sales on an ongoing basis increased by 3% in 1993 and

Pfizer Inc and Subsidiary Companies



10% in 1992. The Hospital Products business was adversely impacted by events affecting the industry in general, principally the deferral of medical procedures and changes in purchasing practices--ranging from shifts to lower-cost products to reduced hospital inventories. Foreign exchange reduced growth from 6% to 2%.

   Sales in the consumer health care segment decreased by 8% in 1993 compared with a decrease of 42% in 1992. The sales decline for 1993 was primarily due to the sale of the Coty business in 1992, strong competition and a weak economy. The decline for 1992 reflects the impact of the sale of the Coty business and the 1991 sale of the Plax international business.

   Sales in the food science segment declined by 51% in 1993 and 11% in 1992. These declines were primarily attributable to the October 1992 divestment of MTI. The 1993 sales decline was also attributable to the Company's de-emphasis and phase-out of a number of commodity chemicals.

   Sales in the animal health segment increased by 3% in 1993 because of strong U.S. sales of Terramycin/ Liquamycin LA-200 and the international growth of Dectomax and Advocin. The 7% sales increase in 1992 was attributable to strong international growth.

   An analysis by segment of annual percentage changes in reported net sales in the U.S. and international markets and the percentage of consolidated net sales by business segment for the years ended December 31, 1993, 1992 and 1991 follows:

United States Operations

                                        % Increase/(Decrease)
                                                in Net Sales
- -------------------------------------------------------------
                                       1993     1992     1991
- -------------------------------------------------------------
Health Care                              12       14       16
Consumer Health Care                    (13)     (45)       6
Food Science*                           (56)     (10)     (16)
Animal Health                             7      --        10
  Total U.S. Operations                   3        2       10
- -------------------------------------------------------------

International Operations

                                        % Increase/(Decrease)
                                                in Net Sales
- -------------------------------------------------------------
                                       1993     1992     1991
- -------------------------------------------------------------
Health Care                               9       10       14
Consumer Health Care                      6      (30)      (2)
Food Science*                           (44)     (11)     (22)
Animal Health                             1       10       --
  Total International Operations          4        6        7
- -------------------------------------------------------------
*Reflects the sale of the Specialty Minerals business in 1992.


Diversification by Business

                                  % of Consolidated Net Sales
- -------------------------------------------------------------
                                       1993     1992     1991
- -------------------------------------------------------------
Health Care                              83       78       72
Consumer Health Care                      5        5       10
Food Science*                             4        9       10
Animal Health                             8        8        8
- -------------------------------------------------------------
Consolidated                            100      100      100
- -------------------------------------------------------------
*Reflects the sale of the Specialty Minerals business in 1992.

   Geographically, the Company's business is widespread, as shown in the following table:

Diversification by Geographic Area

                                  % of Consolidated Net Sales
- -------------------------------------------------------------
                                       1993     1992     1991
- -------------------------------------------------------------
U.S.                                     54       54       55
- -------------------------------------------------------------
Europe                                   22       24       23
Asia                                     15       14       14
Canada/Latin America                      7        6        6
Africa/Middle East                        2        2        2
- -------------------------------------------------------------
  International                          46       46       45
- -------------------------------------------------------------
Consolidated                            100      100      100
- -------------------------------------------------------------

Product Developments

The Company's successful research and development program continues to introduce innovative products, including new dosage forms and indications.

   The table below shows a listing of the Company's New Drug Applications (NDA) and the date the NDA was filed with the U.S. Food and Drug Administration (FDA):

Product        Indications                         Date Filed
- -------------------------------------------------------------
Cardura        Benign prostatic hyperplasia       August 1993
Diflucan       Vaginal candidiasis*
                 (approvable August 1993)       December 1992
               Pediatric                        November 1993
Enable         Osteo- and rheumatoid arthritis  December 1993
Glucotrol XL   Sustained-release antidiabetic*  December 1992
Reactine       Low-sedating antihistamine*          June 1988
               Pediatric                         January 1993
Unasyn         Injectable antibiotic--pediatric November 1993
Zithromax      Oral antibiotic--pediatric        October 1993
Zoloft         Obsessive-compulsive disorder         May 1992
- -------------------------------------------------------------
*Expected to be introduced in the U.S. in 1994.

Operating Costs and Expenses

Operating costs and expenses, expressed as a percentage of net sales, for the years 1993, 1992 and 1991 are reflected in the following table:

                                                            % Increase/
                                                             (Decrease)
- -----------------------------------------------------------------------
(millions of dollars)   1993       1992       1991       93/92    92/91
- -----------------------------------------------------------------------
Net sales             $7,477.7   $7,230.2   $6,950.0        3        4
Cost of sales         $1,772.0   $2,024.3   $2,200.6      (12)      (8)
  % of net sales         23.7%      28.0%      31.7%
- -----------------------------------------------------------------------
Production margin     $5,705.7   $5,205.9   $4,749.4       10       10
  % of net sales         76.3%      72.0%      68.3%
Selling,
  informational
  and administra-
  tive expenses       $3,066.0   $2,899.3   $2,739.1        6        6
   % of net sales        41.0%      40.1%      39.4%
Research and
  development
  expenses            $  974.4   $  863.2   $  756.8       13       14
   % of net sales        13.0%      11.9%      10.9%
Divestitures,
  restructuring and
  unusual items--
  net                 $  752.0   $ (110.5)  $  300.0     --       --
   % of net sales        10.1%      (1.5%)      4.3%
- -----------------------------------------------------------------------
Income from
  operations          $  913.3   $1,553.9   $  953.5      (41)      63
   % of net sales        12.2%      21.5%      13.7%
- -----------------------------------------------------------------------

   Production margin as a percentage of net sales increased to 76.3% in 1993 from 72.0% in 1992. The improvement was essentially attributable to divestitures of low-margin businesses, cost reductions and favorable product mix resulting from growth in the pharmaceutical business.

   As a percentage of net sales, selling, informational and administrative expenses (SI&A) (including legal costs) increased in both 1993 and 1992. Selling expenses increased in 1993 reflecting costs associated with the launch of new products. The increase in 1992 reflects the worldwide sales force expansion and spending in support of new product introductions.

   This category includes expenses incurred in communicating scientific, medical and clinical information about the Company's various products to the medical community and others. Health care information is also communicated by means of Company sponsorship of medical symposia and conventions, as well as through distribution of informative literature concerning the Company's products.

   Also included in this category are advertising expenses associated with the production and purchase of print space in magazines/journals and media time on radio and television comprising approximately 8% of SI&A expenses. A significant portion of these expenditures are in support of the Company's consumer health care segment and are intended for the general public.

   The decrease in cost of sales as a percentage of net sales more than offset increases in SI&A expenses and in R&D expenses. As a result, operating margins (excluding divestitures, restructuring and unusual items--net) improved by $221.9 and $189.9 million in 1993 and 1992, respectively.

   The Company continues its commitment to developing innovative products and new indications for existing products, particularly in the health care segment. R&D expenses reflect a 15% compound growth rate over the period from 1991 through 1993. Health care R&D expenses, expressed as a percentage of health care net sales, were 14.3%, 13.6% and 13.2%, for 1993, 1992 and 1991, respectively. In 1994, the Company plans to spend in excess of $1.1 billion on R&D.

Operating Profitability

Operating profit on a reported basis decreased in 1993 and reflected a $750 million pre-tax charge to cover a worldwide restructuring program and unusual items, partially offset by improved production margins. In 1992, operating profit increased on a reported basis and was primarily attributable to the successful introduction of new products in the health care segment and improved production margins resulting from the divestment of lower-margin businesses.

   The following tables show operating profit/(loss) by business segment on a reported and ongoing basis for 1993 and 1992:

1993 Operating Profit/(Loss)
                                As        %                 %
(millions of dollars)     Reported   Change  Ongoing   Change
- -------------------------------------------------------------
Health Care                 $1,129.9     (9)  $1,621.8     18
Consumer Health Care          (102.3)     *       31.3     (7)
Food Science                    16.1    (23)      27.6     14
Animal Health                   (5.8)     *       37.5     (9)
- -------------------------------------------------------------
  Segment total             $1,037.9    (36)  $1,718.2     17
- -------------------------------------------------------------
*Calculation not meaningful.

1992 Operating Profit
                                As        %                 %
(millions of dollars)     Reported   Change  Ongoing   Change
- -------------------------------------------------------------
Health Care                 $1,241.8     53   $1,371.0     22
Consumer Health Care           329.7    289       33.6    (38)
Food Science                    21.0    (63)      24.3     (8)
Animal Health                   41.2     (3)      41.2     (3)
- -------------------------------------------------------------
  Segment total             $1,633.7     64   $1,470.1     18
- -------------------------------------------------------------

Non-Operating Income/(Deductions)
Non-operating income and deductions are summarized in the following table:

(millions of dollars)                   1993     1992     1991
- ----------------------------------------------------------------
Interest income                       $ 163.5  $ 184.6  $ 193.8
Interest expense                       (106.5)  (103.4)  (130.1)
Other income                             34.6     34.6     46.7
Other deductions                       (153.5)  (134.9)  (120.2)
- ----------------------------------------------------------------
Non-operating income/
  (deductions)--net                   $ (61.9) $ (19.1)  $ (9.8)
- ----------------------------------------------------------------

   Interest income declined in 1993 and 1992 because of lower interest rates.

   The increase in interest expense in 1993 was primarily due to higher average borrowing levels, partially offset by lower interest rates. The decline in interest expense in

Pfizer Inc and Subsidiary Companies




1992 was mainly a result of lower interest rates, partially offset by higher average borrowing levels.

   Significant items included in other income were:

o Settlement of a patent infringement case in 1993 amounting to approximately $16.2 million.

o Income of approximately $8.5 million in 1992 applicable to equity investments.

o Patent infringement settlements of $23.4 million and income from sales of small product lines of $4.3 million in 1991.

   Other deductions included net exchange losses of $40.0, $22.8 and $6.5 million in 1993, 1992 and 1991, respectively. In addition, amortization of intangibles was approximately $13.3, $16.9 and $19.8 million in 1993, 1992 and 1991, respectively.

Income Before Taxes and Net Income

The following table shows an analysis of income before taxes and net income:

                                                     % Increase/
                                                      (Decrease)
- -----------------------------------------------------------------
(millions of dollars)   1993       1992       1991    93/92 92/91
- -----------------------------------------------------------------
Net sales             $7,477.7   $7,230.2   $6,950.0     3     4
- -----------------------------------------------------------------
Income before taxes   $  851.4   $1,534.8   $  943.7   (45)   63
   % of net sales         11.4%      21.2%      13.6%
Taxes on income       $  191.3   $  438.6   $  218.4   (56)  101
Effective tax rate        22.5%      28.6%      23.1%
Net income            $  657.5   $  810.9   $  722.1   (19)   12
   % of net sales          8.8%      11.2%      10.4%
- -----------------------------------------------------------------

   Excluding items related to divestitures, restructuring and unusual items--net, the effective tax rate would have been 26% in both years. This includes benefits related to partially tax exempt operations in Puerto Rico of 10% and 9% in 1993 and 1992, respectively.

Liquidity and Capital Resources

The Company's financial condition remained strong at December 31, 1993. Cash, cash equivalents and short-term investments are its principal measure of liquidity. These items amounted to $1.2, $1.7 and $1.5 billion at December 31, 1993, 1992 and 1991, respectively. Cash and cash equivalents, short-term investments and the conversion of other working capital items to cash are expected to be adequate for the Company's cash requirements in the foreseeable future.

                                          1993       1992       1991
- ----------------------------------------------------------------------
Working capital (millions of dollars)   $1,289.6   $2,167.4   $1,387.7
Current ratio                             1.37:1     1.67:1     1.41:1
Debt to total capitalization                 31%        28%        29%
Shareholders' equity per
  common share*                         $  12.43   $  14.51   $  15.25
Days of sales outstanding                     63         57         65
Months of inventory on hand                  8.5        8.1        7.1
- ----------------------------------------------------------------------
*Represents shareholders' equity divided by the actual number of common shares outstanding.

   Net cash provided from the Company's operating activities, as well as borrowings, provide the major sources of funds for working capital needs and additions to property, plant and equipment.

   The percentage of debt to total capitalization increased to 31% in 1993 from 28% in the preceding year. This increase was due to a decrease in shareholders' equity arising from the Company's program of purchasing its common stock.

   The decrease in shareholders' equity per common share to $12.43 from $14.51 in the preceding year was due to the Company's program of purchasing its common stock.

   The table below summarizes the Company's cash flows from operating, investing and financing activities:

(millions of dollars)                 1993      1992       1991
- ------------------------------------------------------------------
Cash provided by/(used in):
  Operating activities              $1,263.0    $807.0    $847.6
  Investing activities                (196.9)    389.9    (125.2)
  Financing activities              (1,567.0) (1,228.0)   (262.6)
Effect of exchange rate changes on
  cash and cash equivalents            (26.8)    (29.4)    (12.5)
- ------------------------------------------------------------------
Net (decrease)/increase in cash
  and cash equivalents              $ (527.7)   $(60.5)   $447.3
- ------------------------------------------------------------------

Operating Activities

The increase of $456.0 million in net cash generated by operating activities in 1993 was primarily attributable to higher income from operations before restructuring charges, partially offset by a higher deferred tax benefit. In 1992, cash generated by operating activities declined by $40.6 million. This was primarily attributable to the increase in deferred tax and pension assets and worldwide pharmaceutical accounts receivable levels related to the increased demand for new products.

   The $750 million and $62 million charges for restructuring and unusual items in 1993 included noncash items of $369.7 million consisting of writedowns of assets and certain charges related to the realignment of foreign operations. In addition, provisions for costs associated with the restructuring plan were $442.3 million. Cash outlays for 1993 related to the restructuring totaled $41.4 million. Expected cash outlays for the next three years are approximately $200, $100 and $100 million, respectively. These cash outlays are expected to be funded through operations. Once these actions have been completed, the Company expects to lower annual operating costs by at least $130 million.

Investing Activities

Cash used in investing activities was $196.9 million in 1993 compared with cash provided by investing activities of $389.9 million in 1992. This change was primarily attributable to lower proceeds from sales of businesses which amounted to $241.2, $896.6 and $195.1 million in 1993, 1992 and 1991, respectively.

   Capital expenditures are primarily funded through operating activities. The current research expansions
30
at Groton, Connecticut and Sandwich, England will be completed in 1996 at a total cost of approximately $500 million. Also, the Company is continuing a major pharmaceutical capacity replacement project at its Groton facility. This is expected to be completed in 1995 at a projected capital expenditure of approximately $190 million. In addition, the construction of a pharmaceutical plant in Dalian, China was completed in 1993, as part of a joint venture.

Financing Activities

Cash dividends paid to shareholders in 1993 were $536.1 million, compared with $486.5 million in 1992, resulting from a 14% increase in the annual dividend from $1.48 to $1.68 per common share. This increase was partially offset by the Company's repurchase of its common shares.

   In August 1993, the Company sold 10 million treasury shares to an Employee Benefit Trust (EBT). The EBT will be used primarily to fund future obligations for previously approved Company benefit plans over its 15-year term. In exchange for the shares, the Company received a promissory note valued at approximately $600 million at the date of sale. The EBT, which represents unearned employee benefits, has been recorded as a deduction from shareholders' equity and will be reduced as employee benefits are satisfied. The 10 million shares sold to the EBT consisted of 1993 treasury stock purchases.

   In February 1993, the Company announced a program to purchase up to 20 million shares of its common stock in the open market or in privately negotiated transactions. These shares will be available for use in the Company's employee benefit plans and for general corporate purposes. Under this stock repurchase program, 12.5 million shares were purchased in 1993 in the open market at a cost of approximately $804.0 million.

   In August 1992, the Company announced a program to purchase up to 10 million shares of its common stock in the open market. As of December 31, 1992, total purchases under this program amounted to 6.7 million shares at a cost of $506.0 million. At December 31, 1993, this repurchase program was completed with the purchase of the remaining 3.3 million shares at a cost of $215.6 million. These collective share repurchase programs were primarily funded from net cash generated by operating activities and the issuance of commercial paper.

   The Company expects that it will continue to incur short-term borrowings from time to time to finance its worldwide working capital needs.

   In June 1991, the Company filed a shelf registration with the U.S. Securities and Exchange Commission under which it could issue up to $750 million of debt securities. Under this registration, the Company issued $250 million of notes in 1991 and $250 million of notes in 1992. The funds from the sale of these securities were used for general corporate purposes, including a reduction of U.S. short-term borrowings.

   The Company maintains lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. Its major unused lines of credit totaled approximately $1.2 billion at December 31, 1993.

   An indicator of the Company's financial strength is that its senior debt has been rated Aaa by Moody's Investors Services (Moody's) and AAA by Standard and Poor's (S&P)--their highest ratings--for the past eight years. Moody's and S&P are the major corporate rating organizations.

Banking Operation

The Company's international banking operation extends credit to financially strong borrowers. Loans are made primarily for the short and medium term, with floating interest rates. Generally, loans are made on an unsecured basis. When deemed appropriate, guarantees and certain covenants may be obtained as a condition to the extension of credit. To reduce credit risk, all borrowers must satisfy credit approval guidelines, which also establish borrowing limits and monitoring procedures. Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. Interest-rate risk is controlled through a comprehensive program of techniques, including an objective measurement system, establishment of various risk limits at appropriate control levels and the monitoring of interest-rate trends and responding thereto in accordance with established policies.

   During 1992, the Company completed the transfer of its international banking operations from Puerto Rico to the Republic of Ireland. In connection with this relocation, a new financial subsidiary incorporated in 1991 under the laws of the Republic of Ireland was established. This subsidiary, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. This reorganization and transfer was made in response to the European Union's efforts towards integration of its financial markets.

   The following table summarizes the composition of the loan portfolios, the most significant of the interest-earning assets held by the international banking operation, at November 30, 1993, 1992 and 1991.

Borrowers

(millions of dollars)         1993      1992      1991
- -------------------------------------------------------
Commercial and industrial    $569.1    $587.2  $  705.0
Government                     91.9     210.0     437.9
Financial institutions        146.6     177.7      50.0
- -------------------------------------------------------
  Total                      $807.6    $974.9  $1,192.9
- -------------------------------------------------------

Maturities
(millions of dollars)         1993      1992      1991
- -------------------------------------------------------
Within one year              $456.9    $628.3  $  372.6
One to five years             350.7     346.6     735.3
More than five years             --        --      85.0
- -------------------------------------------------------
  Total                      $807.6    $974.9  $1,192.9
- -------------------------------------------------------

   A portion of the loans at maturity have been replaced by other interest-bearing assets.

Pfizer Inc and Subsidiary Companies







   The table below shows the percentage of interest-earning assets of the international banking operation (including interest-bearing deposits, loans and Eurosecurities) by country of the borrower, depository, issuer or guarantor, where the total for such country is 3% or more of the total assets of the international banking operations:

                                      % of Banking Operations
                                                 Total Assets
- -------------------------------------------------------------
                                       1993     1992     1991
- -------------------------------------------------------------
U.K.                                     19       19       18
Canada                                   13       15       14
Denmark                                  12        9        4
France                                   12        8        9
Netherlands                               9        6        6
U.S.                                      8        8       --
Switzerland                               7        5       --
Italy                                     6       20       17
Germany                                   5       --       --
Spain                                     5       --       --
Sweden                                    4        7        4
Japan                                    --       --       18
Belgium                                  --       --        4
- -------------------------------------------------------------

Prospective Information

Health Care Reform Proposal

During 1993, Congress began debate on reform of the U.S. health care system. Numerous health care reform bills have been introduced, including the Administration's "Health Security Act." The Health Security Act includes provisions that would form an Advisory Council on Breakthrough Drugs, require rebates on pharmaceuticals reimbursed under the Medicare program and authorize the Secretary of Health and Human Services to exclude from coverage under Medicare, or require prior authorization for, drugs the Secretary considers to be excessively priced. While these provisions could have an adverse impact on the Company's pharmaceutical business in the U.S., other bills that have been introduced do not contain such provisions. It is uncertain whether legislation will be enacted in 1994 or, if legislation is enacted, whether it will have a significant adverse effect on the Company.

   In 1993, the Company's average pharmaceutical price increases in the United States were below the U.S. Consumer Price Index. In addition, the Company has announced that its weighted average U.S. pharmaceutical price increase will be less than 2.5% for 1994.

Competition

The Company's pharmaceutical business will face significant exposure from competitive brand names and generic competition during the next several years for its more mature products. Feldene is already subject to generic competition and Glucotrol is expected to be subject to similar competition in the U.S. market in 1994. The combined U.S. net sales of these products were $308, $473 and $521 million in 1993, 1992 and 1991, respectively. In mid-1993 the FDA approved an NDA for a competitor's sustained-release form of nifedipine for the treatment of hypertension. This product uses a delivery system different from the patented technology used in Procardia XL, the Company's product, which has a delivery system that is patent-protected until 2003. The new product does not have all of Procardia XL's FDA-approved indications for use. As with other calcium channel blockers or other cardiovascular drugs approved to treat any of Procardia XL's indications, it is not possible to predict the impact of competition on sales of Procardia XL.

North American Free Trade Agreement (NAFTA) and General Agreement on Tariffs and Trade (GATT)

NAFTA was signed into law in December 1993. This trade agreement provides greater protection for intellectual property and will help the Company protect its investment in innovative therapies.

   The GATT agreement strengthens progress in intellectual property protection, places strict limits on compulsory licensing of patented products and identifies the lack of patent protection as a serious worldwide trade problem. It provides for a 10-year transition period by major pharmaceutical patent-infringing countries such as Brazil, Turkey, Argentina and India, resulting in the continued discrimination against patents filed prior to the effective date of the agreement.

New Tax Law

The Omnibus Budget Reconciliation Act of 1993 (the Act) contains a number of provisions that affect the Company. Two significant provisions relate to the increase in the corporate tax rate from 34% to 35%, retroactive to January 1, 1993 and the imposition of a limitation on the tax credit allowed to the Company for U.S. tax on income earned in Puerto Rico, where the Company has a major manufacturing facility.

   The tax increase of 1% did not significantly affect the Company's operating results in 1993. It is expected that in 1994 the reduction in the U.S. tax benefit arising from operations in Puerto Rico will contribute to an increase in the Company's effective tax rate from 26% to 30%, based on the latest available information.

   As part of the Act, the research and development tax credit which expired on June 30, 1992 was extended retroactively from July 1, 1992 to June 30, 1995. Research and development tax credits for the 18 months ended December 31, 1993 reduced the Company's effective tax rate by 3.3% in 1993.

Prospective Financial Standards

In November 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits, which establishes accounting standards for employers who provide benefits to former or inactive employees after termination but before retirement. The Company's current accounting practice is in compliance with the new standard.

   In 1993, the FASB issued Statements No. 114, Accounting by Creditors for Impairment of a Loan, and No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 114, effective January 1, 1995, addresses how creditors should establish allowances for credit losses on individual loans determined to be impaired. SFAS No. 115, effective January 1, 1994, requires all companies to modify their present accounting for debt and marketable equity securities. Adoption of each of these Statements is not expected to have a material impact on the Company's operating results, nor will it affect the Company's cash flows.

Litigation and Environmental Matters

Claims have been brought against the Company and its subsidiaries for various legal matters. In addition, the Company's operations are subject to federal, state and local environmental laws and regulations. For further details, see the footnote "Litigation" beginning on page 47.

Dividend Growth

The following table presents cash dividends paid per common share and the dividend payout ratio (which is calculated by dividing cash dividends by earnings per share):

                                                    % Increase/
                                                     (Decrease)
- ---------------------------------------------------------------
                       1993     1992     1991   93/92    92/91
- ---------------------------------------------------------------
Cash dividends
  paid per
  common share         $1.68    $1.48    $1.32    14       12
Earnings per
  common share          2.05     2.41     2.13   (15)      13
Dividend payout
  ratio*               82.0%    61.4%    62.0%
- ---------------------------------------------------------------
*Excluding the effect of divestitures, restructuring and unusual items--net, the dividend payout ratio would have been 45.4%, 48.4% and 50.8% in 1993, 1992 and 1991, respectively.

Inflation and Changing Prices

Inflation, although moderate in many parts of the world during 1993, continues to affect worldwide economies. Inflation had no material impact on the Company's operations in 1993.

Responsibility for Financial Statements and System of Internal Control Pfizer Inc and Subsidiary Companies

The financial statements which appear on pages 35 through 51 were prepared by and are the responsibility of the Company's management. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based upon informed judgments and estimates. Management also accepts responsibility for the preparation of other financial information included in this document.

   The Company's management has designed a system of internal control to safeguard its assets, ensure that transactions are properly authorized and provide reasonable assurance, at reasonable cost, as to the integrity, objectivity and reliability of financial information. Even an effective internal control system, regardless of how well designed, has inherent limitations and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy which requires all employees to maintain the highest ethical standards in conducting Company affairs. The system of internal control includes careful selection, training and development of financial managers, an organizational structure that segregates responsibilities and a communications program which ensures that Company policies and procedures are well understood throughout the organization. The Company also has an extensive program of internal audits, with prompt follow-up, including reviews of separate Company operations and functions around the world.

   The Company's independent certified public accountants, KPMG Peat Marwick, have audited the annual financial statements in accordance with generally accepted auditing standards. The independent auditors' report expresses an informed judgment as to the fair presentation of the Company's reported operating results, financial position and cash flows. This judgment is based on the results of auditing procedures performed and such other tests that they deemed necessary, including consideration of the Company's internal control structure.

   Recommendations made by KPMG Peat Marwick and the Company's internal auditors are considered and appropriate action taken with respect to these recommendations. The Company believes that its system of internal control is effective and adequate to accomplish the objectives discussed above.


/s/ W. C. Steere, Jr.

W. C. Steere, Jr.
Principal Executive Officer


/s/ H. McKinnell                 /s/ H. V. Ryan

H. McKinnell, Ph.D.              H. V. Ryan
Principal Financial Officer      Principal Accounting Officer

February 24, 1994

AUDIT COMMITTEE'S REPORT
Pfizer Inc and Subsidiary Companies


The Board of Directors reviews the audit function, internal controls and the financial statements largely through its Audit Committee, which consists solely of directors who are not Company employees. The Audit Committee meets at least quarterly with management, the independent auditors and internal auditors concerning their respective responsibilities. Among its various duties, the Audit Committee recommends the appointment of the Company's independent auditors. Both KPMG Peat Marwick and the internal auditors have full access to the Audit Committee and meet with it, without management present, to discuss the scope and results of their examinations including internal control, audit and financial reporting matters.



/s/ S.O.Ikenberry

S. O. Ikenberry, Ph.D.
Chair, Audit Committee

February 24, 1994



INDEPENDENT AUDITORS' REPORT


KPMG Peat Marwick
Certified Public Accountants

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheet of Pfizer Inc and subsidiary companies as of December 31, 1993, 1992 and 1991 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1993, 1992 and 1991, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

   As discussed in the notes to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1992.



/s/ KPMG Peat Marwick

345 Park Avenue
New York, New York 10154

February 24, 1994

SEGMENT INFORMATION
Pfizer Inc and Subsidiary Companies


                                                                 Consumer                           Corporate/
                                                      Health       Health        Food      Animal    Financial
(millions of dollars)                                   Care         Care     Science(a)   Health Subsidiaries(e) Consolidated
- -------------------------------------------------------------------------------------------------------------------------------
1993
Net sales                                           $6,210.3      $ 373.5      $315.9      $578.0      $    --       $7,477.7
- -------------------------------------------------------------------------------------------------------------------------------
Operating profit/(loss)--segment(b)                 $1,129.9      $(102.3)     $ 16.1      $ (5.8)     $    --       $1,037.9
- -------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                                           163.5         163.5
Interest expense                                                                                         (106.5)       (106.5)
Net corporate expenses                                                                                   (243.5)       (243.5)
- -------------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income
    and minority interests                                                                                           $  851.4
- -------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                 $4,650.3      $ 152.4      $374.4      $444.6      $3,709.2      $9,330.9
- -------------------------------------------------------------------------------------------------------------------------------
Capital additions                                   $  480.9      $  15.4      $ 62.9      $ 39.2      $   35.8      $  634.2
- -------------------------------------------------------------------------------------------------------------------------------
Depreciation                                        $  182.6         $6.5      $ 19.6      $ 17.0      $   15.4      $  241.1
- -------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------------
1992
Net sales                                           $5,613.9      $ 404.6      $650.9      $560.8      $   --        $7,230.2
- -------------------------------------------------------------------------------------------------------------------------------
Operating profit--segment(c)                        $1,241.8      $ 329.7      $ 21.0      $ 41.2      $   --        $1,633.7
- -------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                                           184.6         184.6
Interest expense                                                                                         (103.4)       (103.4)
Net corporate expenses                                                                                   (180.1)       (180.1)
- -------------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income,
   minority interests and cumulative effect of
   accounting changes                                                                                                $1,534.8
- -------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                 $4,153.2       $285.9      $368.9      $478.6      $4,303.5      $9,590.1
- -------------------------------------------------------------------------------------------------------------------------------
Capital additions                                   $  436.4         $9.2      $126.3      $ 41.3      $   61.0      $  674.2
- -------------------------------------------------------------------------------------------------------------------------------
Depreciation                                        $  147.0         $6.9      $ 51.8      $ 13.7      $   23.2      $  242.6
- -------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------------
1991
Net sales                                           $4,998.3       $695.7      $729.9      $526.1      $   --        $6,950.0
- -------------------------------------------------------------------------------------------------------------------------------
Operating profit--segment                           $  813.5(d)    $ 84.7      $ 56.9      $ 42.4      $   --        $  997.5
- -------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                                           193.8         193.8
Interest expense                                                                                         (130.1)       (130.1)
Net corporate expenses                                                                                   (117.5)       (117.5)
- -------------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income
   and minority interests                                                                                              $943.7
- -------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                 $3,796.6       $461.9      $794.9      $452.0      $4,129.2      $9,634.6
- -------------------------------------------------------------------------------------------------------------------------------
Capital additions                                   $  364.5       $ 11.3      $134.1      $ 35.8         $48.1      $  593.8
- -------------------------------------------------------------------------------------------------------------------------------
Depreciation                                        $  125.6       $  7.3      $ 48.2      $ 15.3         $21.3      $  217.7
- -------------------------------------------------------------------------------------------------------------------------------

(a) Includes the results of the divested minerals businesses through October 30, 1992.

(b) Includes pre-tax charges of $750 million and $62 million to cover a worldwide restructuring program as well as unusual items. It also includes a gain of approximately $60 million realized on the sale of the Company's remaining interest in MTI. Amounts directly attributable to individual segments have been allocated to them. Amounts not directly traceable to individual segments are included in net corporate expenses.

(c) Includes a $110.5 million net credit relating to the divestiture and restructuring of certain of the Company's businesses and curtailment gains associated with postretirement benefits other than pensions of divested operations. Amounts directly attributable to individual segments have been allocated to them. Amounts not directly traceable to individual segments are included in net corporate expenses.

(d) Includes a $300 million special charge for potential future Shiley C/C heart valve fracture claims.

(e) Segment information for the financial subsidiaries is presented in the footnote "Financial Subsidiaries" on page 41.


See Notes to Consolidated Financial Statements which are an integral part of these statements.

GEOGRAPHIC DATA
Pfizer Inc and Subsidiary Companies

                                                                    Canada/    Africa/   Corporate/
                                United                                Latin     Middle    Financial Adjustments/
(millions of dollars)           States(a)    Europe        Asia     America       East Subsidiaries Eliminations Consolidated
- -----------------------------------------------------------------------------------------------------------------------------
1993
Net sales                     $4,006.0     $1,632.0     $1,131.9     $528.3     $179.5     $   --       $  --       $7,477.7
Intercompany sales               134.5        489.6         23.1       20.4        3.8         --        (671.4)        --
- -----------------------------------------------------------------------------------------------------------------------------
Total                         $4,140.5     $2,121.6     $1,155.0     $548.7     $183.3     $   --       $(671.4)    $7,477.7
- -----------------------------------------------------------------------------------------------------------------------------
Operating profit/(loss)--
   geographic(b)              $  698.5     $  381.8      $  75.2     $  (.4)   $ (28.6)    $   --       $ (88.6)    $1,037.9
- -----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                             163.5                      163.5
Interest expense                                                                           (106.5)                    (106.5)
Net corporate expenses                                                                     (243.5)                    (243.5)
- -----------------------------------------------------------------------------------------------------------------------------
Income before provision
   for taxes on income
   and minority interests                                                                                           $  851.4
- -----------------------------------------------------------------------------------------------------------------------------
Identifiable assets           $2,598.2     $2,034.6     $1,198.2     $393.7     $128.9     $3,709.2     $(731.9)    $9,330.9
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
1992
Net sales                     $3,888.2     $1,709.1     $1,012.7     $470.4     $149.8     $   --       $  --       $7,230.2
Intercompany sales                92.6        409.7         23.8       16.0         .7         --        (542.8)        --
- -----------------------------------------------------------------------------------------------------------------------------
Total                         $3,980.8     $2,118.8     $1,036.5     $486.4     $150.5     $   --       $(542.8)    $7,230.2
- -----------------------------------------------------------------------------------------------------------------------------
Operating profit--
   geographic(c)              $1,172.4     $  404.8      $  26.0     $ 54.2     $ 16.3     $   --       $ (40.0)    $1,633.7
- -----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                             184.6                      184.6
Interest expense                                                                           (103.4)                    (103.4)
Net corporate expenses                                                                     (180.1)                    (180.1)
- -----------------------------------------------------------------------------------------------------------------------------
Income before provision
   for taxes on income,
   minority interests and
   cumulative effect of
   accounting changes                                                                                               $1,534.8
- -----------------------------------------------------------------------------------------------------------------------------
Identifiable assets           $2,280.5     $2,018.6     $1,008.3     $325.0     $108.9     $4,303.5     $(454.7)    $9,590.1
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------
1991
Net sales                     $3,808.6     $1,613.4     $  950.0     $431.8     $146.2     $   --       $  --       $6,950.0
Intercompany sales               171.8        354.2         17.5       14.2         .4         --        (558.1)        --
- -----------------------------------------------------------------------------------------------------------------------------
Total                         $3,980.4     $1,967.6     $  967.5     $446.0     $146.6     $   --       $(558.1)    $6,950.0
- -----------------------------------------------------------------------------------------------------------------------------
Operating profit--
   geographic                 $  462.0(d)  $  437.7      $  68.2     $ 33.3     $ 13.8     $   --       $ (17.5)    $  997.5
- -----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                             193.8                      193.8
Interest expense                                                                           (130.1)                    (130.1)
Net corporate expenses                                                                     (117.5)                    (117.5)
- -----------------------------------------------------------------------------------------------------------------------------
Income before provision
   for taxes on income
   and minority interests                                                                                           $  943.7
- -----------------------------------------------------------------------------------------------------------------------------
 Identifiable assets          $2,524.6     $1,973.2      $ 898.2     $337.3     $ 94.4     $4,129.2     $(322.3)    $9,634.6
- -----------------------------------------------------------------------------------------------------------------------------




(a) The Company's manufacturing operations in Puerto Rico are included in the United States for Geographic Data purposes.

(b) Includes pre-tax charges of $750 million and $62 million to cover a worldwide restructuring program as well as unusual items. It also includes a gain of approximately $60 million realized on the sale of the Company's remaining interest in MTI. Amounts directly attributable to individual geographic areas have been allocated to them. Amounts not directly traceable to individual geographic areas are included in net corporate expenses.

(c) Includes a $110.5 million net credit relating to the divestiture and restructuring of certain of the Company's businesses and curtailment gains associated with postretirement benefits other than pensions of divested operations. Amounts directly attributable to individual geographic areas have been allocated to them. Amounts not directly traceable to individual geographic areas are included in net corporate expenses.

(d) Includes a $300 million special charge for potential future Shiley C/C heart valve fracture claims.


See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED STATEMENT OF INCOME
Pfizer Inc and Subsidiary Companies


                                                                             Year ended December 31
- ---------------------------------------------------------------------------------------------------
(millions of dollars except per share data)                            1993        1992        1991
- ---------------------------------------------------------------------------------------------------
Net sales                                                          $7,477.7    $7,230.2    $6,950.0
Operating costs and expenses
   Cost of sales                                                    1,772.0     2,024.3     2,200.6
   Selling, informational and administrative expenses               3,066.0     2,899.3     2,739.1
   Research and development expenses                                  974.4       863.2       756.8
   Divestitures, restructuring and unusual items--net                 752.0      (110.5)      300.0
- ---------------------------------------------------------------------------------------------------
Income from operations                                                913.3     1,553.9       953.5
- ---------------------------------------------------------------------------------------------------
   Interest income                                                    163.5       184.6       193.8
   Interest expense                                                  (106.5)     (103.4)     (130.1)
   Other income                                                        34.6        34.6        46.7
   Other deductions                                                  (153.5)     (134.9)     (120.2)
- ---------------------------------------------------------------------------------------------------
     Non-operating income/(deductions)--net                           (61.9)      (19.1)       (9.8)
- ---------------------------------------------------------------------------------------------------
Income before provision for taxes on income, minority interests
   and cumulative effect of accounting changes                        851.4     1,534.8       943.7
Provision for taxes on income                                         191.3       438.6       218.4
Minority interests                                                      2.6         2.7         3.2
- ---------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes                 657.5     1,093.5       722.1
Cumulative effect of change in accounting for:
   Postretirement benefits, net of income taxes                        --        (312.6)       --
   Income taxes                                                        --          30.0        --
- ---------------------------------------------------------------------------------------------------
Net income                                                         $  657.5    $  810.9    $  722.1
- ---------------------------------------------------------------------------------------------------
Earnings per common share
   Income before cumulative effect of accounting changes           $   2.05    $   3.25    $   2.13
   Cumulative effect of change in accounting for:
        Postretirement benefits, net of income taxes                   --          (.93)       --
        Income taxes                                                   --           .09        --
- ---------------------------------------------------------------------------------------------------
   Net income                                                      $   2.05    $   2.41    $   2.13
- ---------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Statement of Shareholders' Equity
Pfizer Inc and Subsidiary Companies


                                  Common Stock    Additional                  Currency   Employee    Treasury Stock
                               ------------------    Paid-In    Retained   Translation    Benefit   -----------------
(millions)                     Shares   Par Value    Capital    Earnings    Adjustment      Trust   Shares       Cost        Total
- -----------------------------------------------------------------------------------------------------------------------------------
Balance
   January 1, 1991              330.9      $ 33.1     $318.0    $4,509.9        $255.6    $  --      (.6)    $  (24.6)    $5,092.0
Net income                                                         722.1                                                     722.1
Cash dividends declared                                           (437.1)                                                   (437.1)
Debenture conversions              .4          --      (64.3)                                        1.8         95.8         31.5
Currency translation
   adjustment                                                                    (97.8)                                      (97.8)
Employee benefit
   transactions                   1.1          .1      (43.7)                                        4.2        215.9        172.3
Purchase of common stock                                                                            (7.9)      (442.4)      (442.4)
Shares purchased from
   Retirement Annuity Plan                                                                           (.3)       (18.9)       (18.9)
Shares purchased from
   Savings and Investment
   Plan                                                                                              (.1)        (2.6)        (2.6)
Dividend reinvestment
   plan                                                  2.5                                          .1          4.7          7.2
- -----------------------------------------------------------------------------------------------------------------------------------
Balance
   December 31, 1991            332.4        33.2      212.5     4,794.9         157.8       --     (2.8)      (172.1)     5,026.3
Net income                                                         810.9                                                     810.9
Cash dividends declared                                           (486.5)                                                   (486.5)
Debenture conversions              .8          .1       10.9                                                                  11.0
Currency translation
   adjustment                                                                   (112.5)                                     (112.5)
Employee benefit
   transactions                   3.7          .4      142.1                                         (.1)       (17.4)       125.1
Purchase of common stock                                                                            (8.5)      (632.2)      (632.2)
Shares purchased from
   Retirement Annuity Plan                                                                           (.4)       (30.0)       (30.0)
Shares purchased from
   Savings and Investment
   Plan                                                                                               --         (2.9)        (2.9)
Dividend reinvestment
   plan                            .1          --        9.4                                                                   9.4
- -----------------------------------------------------------------------------------------------------------------------------------
Balance
   December 31, 1992            337.0        33.7      374.9     5,119.3          45.3       --    (11.8)      (854.6)     4,718.6
Net income                                                         657.5                                                     657.5
Cash dividends declared                                           (536.1)                                                   (536.1)
Currency translation
   adjustment                                                                    (13.6)                                      (13.6)
Employee benefit
   transactions                   1.4          .2       41.9                                          --           .6         42.7
Purchase of common stock                                                                           (15.8)    (1,019.6)    (1,019.6)
Employee Benefit
   Trust transactions--net                              63.2                               (690.0)  10.0        631.1          4.3
Dividend reinvestment
   plan                            .2          --       11.7                                                                  11.7
- -----------------------------------------------------------------------------------------------------------------------------------
Balance
   December 31, 1993            338.6      $ 33.9     $491.7    $5,240.7        $ 31.7    $(690.0) (17.6)   $(1,242.5)    $3,865.5
- -----------------------------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED BALANCE SHEET
Pfizer Inc and Subsidiary Companies

                                                                                                      December 31
- -----------------------------------------------------------------------------------------------------------------
(millions of dollars)                                                                1993        1992        1991
- -----------------------------------------------------------------------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                                        $  729.4    $1,257.1    $1,317.6
Short-term investments, at cost which approximates market value                     447.1       446.6       230.5
Accounts receivable, less allowance for doubtful accounts:
   1993-$40.6; 1992-$36.2; 1991-$38.8                                             1,468.7     1,400.3     1,403.9
Short-term loans                                                                    456.9       620.3       352.6
Inventories
   Finished goods                                                                   413.3       413.5       471.2
   Work in process                                                                  502.1       465.8       461.5
   Raw materials and supplies                                                       178.1       188.5       238.8
- -----------------------------------------------------------------------------------------------------------------
     Total inventories                                                            1,093.5     1,067.8     1,171.5
- -----------------------------------------------------------------------------------------------------------------
Prepaid expenses, taxes and other current assets                                    537.6       592.7       332.1
- -----------------------------------------------------------------------------------------------------------------
     Total current assets                                                         4,733.2     5,384.8     4,808.2
Long-term loans and marketable securities, at cost                                  586.7       601.4     1,337.8
Property, plant and equipment, less accumulated depreciation                      2,632.5     2,305.1     2,381.0
Goodwill, less accumulated amortization                                             231.1       368.2       383.6
Other assets, deferred taxes and deferred charges                                 1,147.4       930.6       724.0
- -----------------------------------------------------------------------------------------------------------------
     Total assets                                                                $9,330.9    $9,590.1    $9,634.6
- -----------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
Short-term borrowings, including current portion of long-term debt               $1,178.8    $1,252.3    $1,691.1
Accounts payable                                                                    479.1       456.4       462.9
Income taxes payable                                                                606.2       395.9       358.5
Accrued compensation and related items                                              408.6       332.9       287.6
Other current liabilities                                                           770.9       779.9       620.4
- -----------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                    3,443.6     3,217.4     3,420.5
Long-term debt                                                                      570.5       571.3       396.6
Postretirement benefit obligation other than pension plans                          443.3       459.1        --
Deferred taxes on income                                                            189.4       146.9       284.8
Other non-current liabilities                                                       779.3       441.9       472.0
Minority interests                                                                   39.3        34.9        34.4
- -----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                            5,465.4     4,871.5     4,608.3
- -----------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred stock, without par value; 12,000,000 shares authorized, none issued        --          --          --
Common stock, $.10 par value; 750,000,000 shares authorized;
   issued: 1993-338,564,752; 1992-336,972,295; 1991-332,412,807                      33.9        33.7        33.2
Additional paid-in capital                                                          491.7       374.9       212.5
Retained earnings                                                                 5,240.7     5,119.3     4,794.9
Currency translation adjustment                                                      31.7        45.3       157.8
Employee Benefit Trust: 1993-10,000,000 common shares                              (690.0)       --          --
Common stock in treasury, at cost:
   1993-17,642,269; 1992-11,831,522; 1991-2,766,197                              (1,242.5)     (854.6)     (172.1)
- -----------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                   3,865.5     4,718.6     5,026.3
- -----------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                  $9,330.9    $9,590.1    $9,634.6
- -----------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements which are an integral part of these statements.
                                                                              39

CONSOLIDATED STATEMENT OF CASH FLOWS
Pfizer Inc and Subsidiary Companies

                                                                                                     Year ended December 31
- -----------------------------------------------------------------------------------------------------------------------------
(millions of dollars)                                                                             1993         1992      1991
- -----------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                                                $   657.5    $   810.9  $  722.1
   Adjustments to reconcile net income to net cash provided by operating activities:
     Cumulative effect of accounting changes                                                      --          282.6      --
     Depreciation and amortization of intangibles                                                258.2        263.9     244.1
     Divestitures, restructuring and unusual items                                               752.0       (110.5)    300.0
     Deferred taxes                                                                             (336.1)       (14.5)   (108.3)
     Deferred income amortization                                                                (28.3)       (74.3)    (99.9)
     Other                                                                                        39.3          5.0      24.0
     Changes in assets and liabilities, net of effect of businesses acquired and divested:
          Accounts receivable                                                                   (160.8)      (193.8)   (101.8)
          Inventories                                                                           (142.3)      (116.1)   (118.0)
          Prepaid and other assets                                                               (44.8)      (246.3)   (158.3)
          Accounts payable and accrued liabilities                                                30.5         69.7      74.3
          Income taxes payable                                                                   227.9         44.6      61.6
          Other deferred items                                                                     9.9         85.8       7.8
- -----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                      1,263.0        807.0     847.6
- -----------------------------------------------------------------------------------------------------------------------------
Investing Activities
   Purchases of property, plant and equipment                                                   (634.2)      (674.2)   (593.8)
   Purchases of short-term investments                                                          (739.6)      (535.7)   (210.6)
   Proceeds from redemptions of short-term investments                                           846.8        459.8     178.6
   Proceeds from sales of businesses                                                             241.2        896.6     195.1
   Purchases of long-term investments                                                           (175.9)      (154.6)   (139.3)
   Purchases and redemptions of short-term investments by financial subsidiaries                 (21.3)        51.0      63.8
   Decrease in loans and long-term investments by financial subsidiaries                         167.3        283.3     325.5
   Other investing activities                                                                    118.8         63.7      55.5
- -----------------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by investing activities                                             (196.9)       389.9    (125.2)
- -----------------------------------------------------------------------------------------------------------------------------
Financing Activities
   Proceeds from issuance of long-term debt                                                        6.4        266.0     265.6
   (Decrease)/increase in short-term debt                                                        (70.1)      (407.7)    218.4
   Employee benefit transactions                                                                  42.7        125.1     172.3
   Purchases of common stock                                                                  (1,019.6)      (665.1)   (463.9)
   Cash dividends paid                                                                          (536.1)      (486.5)   (437.1)
   Other financing activities                                                                      9.7        (59.8)    (17.9)
- -----------------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                         (1,567.0)    (1,228.0)   (262.6)
- -----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                     (26.8)       (29.4)    (12.5)
- -----------------------------------------------------------------------------------------------------------------------------
Net (decrease)/increase in cash and cash equivalents                                            (527.7)       (60.5)    447.3
Cash and cash equivalents at beginning of year                                                 1,257.1      1,317.6     870.3
- -----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                     $   729.4    $ 1,257.1  $1,317.6
- -----------------------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements which are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PFIZER INC AND SUBSIDIARY COMPANIES


Significant Accounting Policies

The consolidated financial statements include the accounts of Pfizer Inc and all significant subsidiaries. Material intercompany transactions are eliminated.

   The Company considers demand deposits, certificates of deposit and certain time deposits with maturities of three months or less at the date of purchase to be cash equivalents. Certain items which meet the definition of cash equivalents but are part of a larger pool of investments are included in Short-term investments.

   Inventories are valued at cost or market, whichever is lower. Except as noted below, raw materials and supplies are valued at average or latest actual costs and finished goods and work in process at average actual costs. Substantially all of the Company's U.S. sourced pharmaceuticals, animal health and food science inventories are valued utilizing the last-in, first-out (LIFO) method.

   Property, plant and equipment are recorded at cost. Significant improvements are capitalized. In general, the straight-line method of depreciation is used for financial reporting purposes and accelerated methods are used for U.S.
and certain foreign tax reporting purposes.

   The assets and liabilities for most of the Company's international subsidiaries are translated into U.S. dollars using current exchange rates. Income statement items are generally translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded in the Currency translation adjustment account in Shareholders' equity. Exchange gains and losses on hedges of foreign net investments and on intercompany balances of a long-term investment nature are also recorded in the Currency translation adjustment account. Other foreign currency transaction gains and losses are included in net income. International subsidiaries and branches operating in highly inflationary economies translate non-monetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustments included in net income.

   For 1993 and 1992, deferred taxes on income are provided for the effects of temporary differences between financial and tax reporting using the asset and liability method by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A valuation allowance is provided when it is more likely that some portion of the deferred tax assets will not be realized. For 1991, the deferred tax provision results from timing differences in the recognition of income and expenses for tax and financial reporting purposes.

   The accompanying consolidated financial statements generally do not include a provision for U.S. income taxes on international subsidiaries' unremitted earnings which, for the most part, are expected to be reinvested overseas. To the extent the parent company has received foreign earnings as dividends, the foreign taxes paid on those earnings have generated tax credits which have substantially offset related U.S. income taxes. Also, the Company does not provide for U.S. income taxes on the accumulated earnings of its Puerto Rican subsidiary, since these earnings are not taxable under U.S. law.

   Goodwill and other intangibles are recorded at cost. Amounts arising from acquisitions accounted for as purchases subsequent to October 31, 1970 are amortized over various periods not exceeding 40 years. Amounts arising prior to that date are not amortized unless there is a permanent diminution in value. Goodwill is shown separately, while other intangibles are included in Other assets, deferred taxes and deferred charges in the Consolidated Balance Sheet.

Consolidated International Subsidiaries

Subsidiaries operating outside the U.S. generally are included in the consolidated financial statements on a fiscal year basis ending November 30. Substantially all the international subsidiaries' unremitted earnings are free from legal or contractual restrictions. Additional information is shown on page 36.

   Net exchange losses, included in Other deductions in the Consolidated Statement of Income, were $40.0, $22.8 and $6.5 million in 1993, 1992 and 1991, respectively.

   Changes in the Currency translation adjustment included in the shareholders' equity section of the Consolidated Balance Sheet are as follows:

(millions of dollars)                    1993     1992     1991
- ---------------------------------------------------------------
Currency translation
  adjustment January 1                 $ 45.3   $157.8   $255.6
Translation adjustments and hedges      (92.6)   (84.0)   (98.5)
Income taxes allocated to
   translation adjustments and hedges      .9    (13.1)      .7
Transfer to income statement on sale
  or liquidation of businesses           78.1    (15.4)     --
- ---------------------------------------------------------------
Currency translation adjustment
  December 31                          $ 31.7   $ 45.3   $157.8
- ---------------------------------------------------------------

Financial Subsidiaries

Combined financial data/segment information as of November 30, 1993, 1992 and 1991 applicable to the Company's financial subsidiaries, which include Pfizer International Bank Europe (PIBE) and a small captive insurance company, are presented below:

Condensed Balance Sheet

(millions of dollars)                    1993     1992     1991
- ---------------------------------------------------------------
Cash and interest-bearing deposits   $  222.2  $  63.7 $  649.6
Eurosecurities                           46.8     25.0    139.9
Loans, net                              794.1    960.4  1,181.4
Other assets                             10.3     15.3     25.0
- ---------------------------------------------------------------
  Total assets                       $1,073.4 $1,064.4 $1,995.9
- ---------------------------------------------------------------
Certificates of deposit and other
  liabilities                        $  166.5 $  171.5 $  251.3
Deferred income                          26.2     50.2    124.5
Shareholders' equity                    880.7    842.7  1,620.1
- ---------------------------------------------------------------
  Total liabilities and
   shareholders' equity              $1,073.4 $1,064.4 $1,995.9
- ---------------------------------------------------------------

Condensed Statement of Income

(millions of dollars)                    1993     1992     1991
- ---------------------------------------------------------------
Interest income                       $  48.1  $  91.3 $  116.3
Interest expense                         (4.2)    (5.5)    (5.5)
Other income/(expense)--net               1.2     (4.2)      .2
- ---------------------------------------------------------------
  Net income/Operating profit         $  45.1  $  81.6 $  111.0
- ---------------------------------------------------------------

   These subsidiaries had assets with maturities of less than one year or variable interest rates totaling $1.1, $1.1 and $2.0 billion at November 30, 1993, 1992 and 1991, respectively.

   Investments of the banking subsidiaries generally are recorded at amortized cost and are usually held until maturity.

   In 1992, the Company completed the transfer of its banking operation from Puerto Rico to the Republic of Ireland. In connection with the transfer, a portion of the bank's capital was transferred into operating subsidiaries, accounting for the decrease in financial subsidiaries' total assets between 1991 and 1992.

Property, Plant and Equipment

The major categories of property, plant and equipment and accumulated depreciation follow:

(millions of dollars)                1993       1992       1991
- ---------------------------------------------------------------
Land                              $  81.8    $  71.7    $  85.3
Buildings                         1,093.8      953.9      959.7
Machinery and equipment           1,897.8    1,706.9    1,876.4
Furniture, fixtures and other       812.8      698.3      663.5
Construction in progress            414.5      385.6      422.6
- ---------------------------------------------------------------
                                  4,300.7    3,816.4    4,007.5
Less: accumulated depreciation    1,668.2    1,511.3    1,626.5
- ---------------------------------------------------------------
                                 $2,632.5   $2,305.1   $2,381.0
- ---------------------------------------------------------------

Inventories

Inventories valued on a LIFO basis comprised approximately 15% of worldwide inventories at December 31, 1993, 1992 and 1991. The estimated replacement cost of these inventories at December 31, 1993, 1992 and 1991 was $205, $199 and $223 million, respectively.

Financial Instruments and Concentrations of Credit Risk

The Company enters into forward-exchange contracts and purchases currency options to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposures. It does not engage in speculation. The Company's foreign exchange contracts do not subject the Company to risk from exchange-rate movements because gains and losses on these contracts offset losses and gains on the assets, liabilities and transactions being hedged. As of December 31, 1993, 1992 and 1991, the Company had approximately $600, $400 and $300 million, respectively, of forward-exchange contracts and currency options in U.S. dollars, European currencies and Japanese yen. The forward-exchange contracts generally have maturities which do not exceed six months.

   In 1992, the Company entered into interest-rate and currency swaps to hedge the Company's net U.K. sterling investments. The notional amount of these interest-rate swaps was $400 million. The Company also entered into other interest-rate swaps with a notional amount of $350 million to effectively convert its U.K. sterling instruments from variable into fixed rate. These swaps were terminated in 1993. The financial impact was not material.

   PIBE entered into a number of conventional interest-rate swaps, currency swaps, forward-rate agreements and other notional principal transactions as vehicles to hedge the interest-rate sensitivity of its investment portfolio. The notional amounts of these agreements, which generally have maturities or reset periods of six months or less, were $169, $55 and $221 million at November 30, 1993, 1992 and 1991, respectively.

   In connection with the other notional principal transactions, PIBE received amounts which have been deferred and are being amortized to income over the term of the contracts. Approximately $13, $24 and $74 million of this deferred income is included in Other current liabilities in the Consolidated Balance Sheet at December 31, 1993, 1992 and 1991, respectively.

   While PIBE received amounts which have been deferred, it remains committed to make floating interest-rate payments to its counterparties in these transactions. The payments approximate PIBE's floating-rate returns on its investment portfolio and are based upon a notional principal of $200 million at November 30, 1993. The Company is subject to interest-rate risk arising from these transactions. This risk is substantially offset by the manner in which these transactions hedge the return on PIBE's underlying asset portfolio. These commitments expire in 1995.

   As of December 31, 1993, the Company had no significant concentrations of credit risk.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values of financial instruments:

   For cash, short-term interest-bearing deposits and investments, accounts receivable and payable, accrued liabilities, commercial paper and certificates of deposit, short-term debt and other liabilities, the carrying amount approximates the fair value because of the short maturities of those instruments. For loans, the carrying amount approximates the fair value because of the short reset period.

   Quoted market prices or dealer quotes for the same or similar instruments were used for certain long-term interest-bearing deposits and investments, long-term debt, forward-exchange contracts and currency options.

   Interest-rate and currency swap agreements and other notional principal transactions have been valued by using the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date based on broker quotes, taking into account current interest rates and the current creditworthiness of the swap counterparties.

   The estimated fair values of the financial instruments are as follows:

(millions of dollars)                  1993              1992
- ------------------------------------------------------------------
                               Carrying     Fair Carrying     Fair
                                 Amount    Value   Amount    Value
- ------------------------------------------------------------------
Long-term interest-bearing
  deposits and investments       $524.6   $543.1   $611.0   $602.9
Long-term debt*                  $570.5   $605.8   $571.3   $589.6
- ------------------------------------------------------------------
Forward-exchange contracts:
  Net payable                    $ --     $ --     $  4.0   $  3.4
  Net receivable                 $  1.4   $  1.6   $  --    $  --
Currency options                 $  9.8   $  9.8   $  --    $  --
Interest-rate swaps:*
  In a net receivable position   $   .6   $  7.5   $   .9   $  8.9
Foreign-currency swaps:
  In a net receivable position   $  2.1   $  1.3   $ 40.8   $ 23.2
Other notional principal
  transactions:
  In a payable position          $ 26.2   $ 16.6   $ 52.3   $ 40.0
- ------------------------------------------------------------------

* Certain interest-rate swaps hedge approximately $25 million included in the carrying amount of long-term debt.

   The amounts shown under carrying amount for interest-rate swaps and other notional principal transactions represent accruals or deferred income arising from those unrecognized financial instruments.

Long-Term Debt

Long-term debt, exclusive of current maturities of $3.6, $4.6 and $13.8 million in 1993, 1992 and 1991, respectively, is summarized as follows:

(millions of dollars)                  1993     1992     1991
- ---------------------------------------------------------------
7 1/8% Notes due 1996                  $250.0   $250.0   $250.0
6 1/2% Notes due 1997                   250.0    250.0     --
8 1/2% Sinking Fund
  Debentures Due 1999                    --       --       50.1
10 1/4% Industrial Development
  Bonds Due 2001                         22.0     22.0     22.0
8 3/4% Convertible Subordinated
  Debentures Due 2006                    --       --       10.8
Other borrowings and mortgages           48.5     49.3     63.7
- ---------------------------------------------------------------
                                       $570.5   $571.3   $396.6
- ---------------------------------------------------------------

   In June 1991, the Company filed a shelf registration with the U.S. Securities and Exchange Commission under which the Company could issue up to $750 million of debt securities. Under this shelf registration, the Company issued $250 million of notes in 1991 and $250 million of notes in 1992, leaving $250 million available to be issued as of December 31, 1993. The funds from the sale of these securities are used for general corporate purposes.

   Long-term debt maturities for the years ending December 31, 1995 through 1998 are $5.4, $254.7, $259.1 and $2.2 million, respectively.

   At December 31, 1993, the Company had approximately $1.2 billion in major unused lines of credit.

   During 1993, 1992 and 1991, respectively, the Company incurred interest costs of $120.5, $115.6 and $138.1 million, including $14.0, $12.2 and $8.0 million which was capitalized. Interest paid was approximately $122.2, $92.5 and $126.7 million in 1993, 1992 and 1991, respectively.

Divestitures, Restructuring and Unusual Items

Income from operations for 1993 includes a charge of $750 million to cover a worldwide restructuring program as well as unusual items. The restructuring is expected to generate substantial savings and, over several years, lead to a worldwide workforce reduction of approximately 3,000 employees. The charge is related to such worldwide actions as consolidation of manufacturing, distribution and administrative infrastructures and staff realignments. Unusual items include the writedown of goodwill and anticipated losses associated with certain tangible assets. The writedown of goodwill relates to a business evaluation, where it has now been determined that revenue and profitability levels are not meeting previously estimated levels and unamortized goodwill will not be recovered through future cash flows of the business.

   The charge is comprised of the following:

(millions of dollars)
- ---------------------------------------------------------------
Writedown of intangibles                                 $124.4
Costs associated with facilities closings or
  product discontinuances                                 325.6
Realignment of foreign operations                         228.0
Other restructuring costs                                  72.0
- ---------------------------------------------------------------
Total                                                    $750.0
- ---------------------------------------------------------------

   Included in costs associated with facilities closings or product discontinuances and realignment of foreign operations are the writedown of related tangible assets as well as severance, termination and other costs. The majority of other restructuring costs represents severance and termination benefits related to the realignment of administrative infrastructures.

   In 1993, the Company sold its remaining interest of approximately 40% in Minerals Technologies Inc. (MTI), a company comprised of the Company's former specialty minerals businesses. The sale resulted in a pre-tax gain of approximately $60 million that was offset by charges of $62 million for restructuring, consolidation and streamlining of certain of the Company's businesses.

   Income from operations for 1992 includes a restructuring credit of $110.5 million relating to the divestiture and restructuring of certain of the Company's businesses. This consists of a $54.0 million credit representing the gain on the sale of businesses, offset by charges for restructuring, consolidation and streamlining of certain businesses. In addition, curtailment gains of $56.5 million associated with postretirement benefits other than pensions of divested operations were recognized.

   Income from operations for 1991 was reduced by a charge of $300 million ($195 million after-tax) for potential future Shiley Convexo/Concave (C/C) heart valve fracture claims. The long-term portion of this charge was $240, $260 and $280 million at December 31, 1993, 1992 and 1991, respectively, and is included in Other non-current liabilities in the Consolidated Balance Sheet.

Taxes on Income

The Company adopted SFAS No. 109 effective January 1, 1992. The cumulative effect of this change increased net
                                                                              43
income by $30.0 million ($.09 per share) and is reported separately in the 1992 Consolidated Statement of Income.

   Income before taxes for U.S. and international operations consists of the following:

(millions of dollars)           1993      1992       1991
- ---------------------------------------------------------
United States                 $442.2    $856.4     $233.2
International                  409.2     678.4      710.5
- ---------------------------------------------------------
Total income before taxes     $851.4  $1,534.8     $943.7
- ---------------------------------------------------------

   The classification of items presented in the above table differs from that in the geographic table on page 36. The geographic table displays information by management organization, exclusive of certain corporate expenses. Income before taxes in the above table is classified based on the location of the operations of the Company.

   The provision for taxes on income consists of the following:

(millions of dollars)                    1993     1992     1991
- ---------------------------------------------------------------
UNITED STATES
Taxes currently payable
  U.S.                                 $264.7   $176.2   $122.5
  State and local                        65.6     88.8     58.3
Deferred income taxes                  (273.4)   (16.8)  (126.8)
- ---------------------------------------------------------------
Tax provision                            56.9    248.2     54.0
- ---------------------------------------------------------------
INTERNATIONAL
Taxes currently payable                 197.1    188.1    145.9
Deferred income taxes                   (62.7)     2.3     18.5
- ---------------------------------------------------------------
Tax provision                           134.4    190.4    164.4
- ---------------------------------------------------------------
Total tax provision                    $191.3   $438.6   $218.4
- ---------------------------------------------------------------

   The provision for taxes on income shown in the previous table is classified based on the location of the taxing authority, regardless of the location in which the taxable income is generated. A provision for U.S. income taxes of approximately $700 million has not been made on approximately $2.5 billion of international subsidiaries' unremitted earnings as of December 31, 1993.

   The earnings of the Company's pharmaceutical subsidiary operating in Puerto Rico are subject to taxes pursuant to an incentive grant which is effective through December 31, 2002. Under this grant, the Company is partially exempt from income, property and municipal taxes. The major elements contributing to the difference between the U.S. statutory tax rate and the consolidated effective tax rate are as follows:


(percentages)                            1993     1992     1991
- ---------------------------------------------------------------
U.S. statutory tax rate                  35.0     34.0     34.0
Effect of partially tax-exempt
  operations in Puerto Rico*            (19.4)    (8.2)   (12.1)
Effect of reduced rates in Ireland       (4.0)    (2.7)    (4.4)
Divestitures, restructuring
  and unusual items--net                  4.4      1.8      --
State and local taxes                     4.3      2.8      3.4
R&D tax credit                           (3.3)     (.5)    (1.8)
All other--net                            5.5      1.4      4.0
- ---------------------------------------------------------------
Consolidated effective tax rate          22.5     28.6     23.1
- ---------------------------------------------------------------

* Excluding the effect of divestitures, restructuring and unusual items--net, the effect of partially tax-exempt operations in Puerto Rico would have been approximately 10% in 1993 and 9% in 1992.

   Deferred tax assets and liabilities as of December 31, 1993 and 1992 are included in the Consolidated Balance Sheet as follows:

(millions of dollars)                           1993     1992
- ---------------------------------------------------------------
Current--Prepaid expenses, taxes
  and other current assets                      $435.3   $347.3
Non-current--Other assets, deferred taxes
  and deferred charges                           305.1     --
Non-current--Deferred taxes on income           (189.4)  (146.9)
- ---------------------------------------------------------------
Net deferred tax asset                          $551.0   $200.4
- ---------------------------------------------------------------

   Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1993 and 1992 are as follows:

(millions of dollars)                1993                    1992
- -------------------------------------------------------------------------
                             Deferred    Deferred    Deferred    Deferred
                                  Tax         Tax         Tax         Tax
                               Assets Liabilities      Assets Liabilities
- -------------------------------------------------------------------------
Prepaid and deferred
  items                      $  149.4      $ 85.8      $115.8      $ 76.5
Inventories                     143.1        31.9       121.6        36.2
Investments                      14.1        --          30.0        --
Property, plant and
  equipment                      30.9       304.8        60.2       270.8
Employee benefits               206.8       129.1       208.8       132.8
Restructurings and
  special charge                377.9        --         180.3        --
Foreign tax credit
  carryforwards                 100.0        --          --          --
State and local taxes            34.3        --          42.0        --
Other tax carryforwards          59.0        --          40.4        --
All other                        33.9        23.1        44.4        51.4
- -------------------------------------------------------------------------
  Subtotal                    1,149.4       574.7       843.5       567.7
Valuation allowance             (23.7)       --         (75.4)       --
- -------------------------------------------------------------------------
Total deferred taxes         $1,125.7      $574.7      $768.1      $567.7
- -------------------------------------------------------------------------
Net deferred tax asset       $  551.0                  $200.4
- -------------------------------------------------------------------------

   In 1993, foreign tax credit carryforwards arose from dividends received by the Company from foreign subsidiaries. The carryforwards expire through 1998.

   The major component of the 1993 and 1992 valuation allowances relates to the uncertainty of realizing certain foreign deferred tax assets. The valuation allowance at January 1, 1992 was $81.2 million. The net decrease in the total valuation allowance for 1993 of $51.7 was primarily due to a change in U.K. tax legislation. The net decrease in the total valuation allowance for 1992 of $5.8 million was primarily related to changes in foreign currency translation rates.

   The Company believes that its accrued tax liabilities are sufficient to cover its tax contingencies.

   The Company made income tax payments of approximately $323.6, $319.9 and $252.8 million during 1993, 1992 and 1991, respectively.

Pension Plans

The Company and its subsidiaries have pension plans covering substantially all eligible employees on a contributory or non-contributory basis. The components of net periodic pension cost for 1993, 1992 and 1991 are as follows:

(millions of dollars)                    1993     1992     1991
- ---------------------------------------------------------------
Service cost-benefits earned
  during the period                   $  60.2  $  56.7  $  50.4
Interest cost on projected
  benefit obligations                   107.5    110.8     98.8
Actual return on plan assets           (197.4)   (97.7)  (329.4)
Net amortization and deferral            71.4    (43.8)   217.7
- ---------------------------------------------------------------
Net periodic pension cost             $  41.7  $  26.0  $  37.5
- ---------------------------------------------------------------

   Assumptions used to measure the projected benefit obligation for the U.S. plans were:

                                          1993     1992     1991
- ----------------------------------------------------------------
Discount rate                             7.5%     8.5%     9.0%
Rate of increase in salary levels         5.5%     6.0%     6.0%
Expected long-term rate
  of return on plan assets                9.0%     9.0%     9.0%
- ----------------------------------------------------------------

   As a result of declining long-term interest rates, the Company has reduced its assumed discount rate to 7.5% to remeasure its U.S. pension obligation as of December 31, 1993. The Company also reduced its rate of increase in salary levels from 6.0% to 5.5% because of lower inflation. The effect of these changes resulted in a net increase in the projected benefit obligations of $98.2 million.

   The assumed rates for the Company's significant international plans, which reflect the conditions of each plan, varied from the U.S. rates by no more than four percentage points.

   As of December 31, 1993, 1992 and 1991, the funded status of the Company's pension plans follows:

(millions of dollars)                  1993     1992     1991
- ---------------------------------------------------------------
Actuarial present value of
  accumulated benefit obligations:
   Vested                           $(1,290.4)$ (969.7)$ (970.9)
   Non-vested                           (99.8)  (156.3)   (88.3)
- ---------------------------------------------------------------
      Total                          (1,390.2)(1,126.0)(1,059.2)
Effect of future salary increases      (204.4)  (224.5)  (202.7)
- ---------------------------------------------------------------
Projected benefit obligations        (1,594.6)(1,350.5)(1,261.9)
Plan assets at fair value             1,774.9  1,662.1  1,632.3
- ---------------------------------------------------------------
Plan assets in excess of projected
  benefit obligations                   180.3    311.6    370.4
Unrecognized overfunding at date
  of adoption                           (29.6)   (32.5)   (41.2)
Unrecognized net losses/(gains)         140.8    (20.5)  (118.3)
Unrecognized prior service costs         61.5     75.7     65.1
Minimum liability adjustment            (21.1)    (5.0)   (13.6)
- ---------------------------------------------------------------
Net pension asset included in
  Consolidated Balance Sheet        $   331.9 $  329.3 $  262.4
- ---------------------------------------------------------------

   The preceding table includes 1993 accumulated benefit obligations of $133.2 million and assets at fair value of $8.2 million primarily related to partially funded international plans. The funding policy for the international plans conforms to local governmental and tax requirements.

   Benefits under defined benefit plans generally are based on years of service and the employee's career earnings. Employees become fully vested after as few as five years.

   The Company's funding policy for U.S. plans generally is to contribute annually into trust funds at a rate intended to remain at a level percentage of compensation for covered employees.

   The plans' assets are invested primarily in stocks, bonds and short-term investments. Approximately 12.2% of the major U.S. plan's assets consisted of the Company's common stock at December 31, 1993.

Savings and Investment Plans

The Company maintains voluntary Savings and Investment Plans for most employees in the U.S. and Puerto Rico. Within prescribed limits, the Company bases its contributions to the Plans on employee contributions. For 1993, 1992 and 1991, Company contributions amounted to $28.8, $29.1 and $26.4 million, respectively.

Postretirement Benefits Other Than Pensions

In addition to its pension plans, the Company has defined benefit postretirement plans that provide medical and life insurance benefits for retirees and eligible dependents. Employees become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits. The Company reserves the right to modify or terminate these plans. The plans are not funded.

   In 1992, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement requires the accrual of the projected future cost of providing postretirement benefits during the period that employees render the services necessary to be eligible for such benefits. In prior years, the expense was recognized when claims were paid (pay-as-you-go basis). Most retirees outside the United States are covered by government-sponsored and -administered programs. The cost is not significant.

   The Company elected to immediately recognize the accumulated benefit obligation, measured as of January 1, 1992, and reflected a one-time pre-tax charge of $520.5 million ($312.6 million after taxes, or $.93 per share) as the cumulative effect of this accounting change.

   The initial accumulated postretirement benefit obligation was subsequently reduced as a result of curtailment gains of $56.5 million related to divestitures made during 1992. (See the footnote "Acquisitions and Divestitures" on page 47.) The obligation was further reduced as a result of plan modifications adopted in 1992. In accordance with SFAS No. 106, this reduction in the obligation is being amortized as a component of the net periodic postretirement expense.

   Postretirement benefit expense on a pay-as-you-go basis was $9.7 million in 1991. The components of the 1993 and 1992 expense were as follows:

(millions of dollars)                             1993     1992
- ---------------------------------------------------------------
Service cost--benefits earned
  during the period                             $  5.0   $  9.8
Interest cost on the accumulated obligation       20.2     25.8
Net amortization and deferral                    (24.4)   (19.9)
- ---------------------------------------------------------------
Net periodic postretirement expense             $   .8   $ 15.7
- ---------------------------------------------------------------

   The accumulated postretirement benefit obligations, recognized in the December 31, 1993 and 1992 Consolidated Balance Sheets, consist of:

(millions of dollars)                           1993     1992
- ---------------------------------------------------------------
Retirees                                        $178.7   $164.5
Fully eligible active plan participants           47.1     41.6
Other active plan participants                    57.0     46.9
- ---------------------------------------------------------------
Accumulated postretirement benefit obligations   282.8    253.0
Unrecognized prior service cost                  181.6    206.1
Unrecognized net loss                            (21.1)    --
- ---------------------------------------------------------------
Recorded obligation                             $443.3   $459.1
- ---------------------------------------------------------------

   A 13% increase in the cost of covered health care benefits was assumed for 1994 and is projected to decrease to 6.8% after 17 years and to then remain at that level. A 1% increase in the health care cost trend rate would have increased the accumulated postretirement benefit obligation as of December 31, 1993 by $16.4 million and the net periodic postretirement expense by $1.3 million. The discount rates used to estimate the accumulated postretirement benefit obligation were 7.5% and 8.5% at December 31, 1993 and 1992, respectively.

Earnings per Common Share

Earnings per common share are computed by dividing net income, adjusted for interest expense (net of taxes) relating to assumed debenture conversions, by the weighted-average number of common shares and common share equivalents outstanding. The latter consists primarily of shares issuable upon exercise of stock options. The information necessary for the calculation of earnings per common share for the years ended December 31, 1993, 1992 and 1991 is as follows:

(millions of dollars and shares,
except per share amounts)              1993     1992     1991
- ---------------------------------------------------------------
Net income, adjusted                   $657.5   $811.1   $723.4
- ---------------------------------------------------------------
Weighted average number of
  common shares outstanding             315.5    329.0    330.2
Common share equivalents                  4.9      7.5      9.1
- ---------------------------------------------------------------
Total                                   320.4    336.5    339.3
- ---------------------------------------------------------------
Earnings per common share              $ 2.05   $ 2.41   $ 2.13
- ---------------------------------------------------------------

Common Stock

In February 1993, the Company announced a program to purchase up to 20 million shares of its currently issued common stock in the open market or in privately negotiated transactions. These shares will be available for use in the Company's employee benefit plans and for general corporate purposes.

   In 1991, the Company effected a two-for-one stock split on its common stock. The par value remained at $.10 a share.

Preferred Stock Purchase Rights

In 1987, the Board of Directors declared a dividend of one Preferred Stock Purchase Right on each outstanding share of Pfizer Common Stock to holders of record on October 5, 1987.

   If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase from the Company a new series of preferred stock at a predefined price. The rights also contain an option to purchase shares in a change-of-control situation. The preferred stock, in addition to a preferred dividend and liquidation right, will entitle the holder to vote on a pro rata basis with the Company's common stock. The rights are not exercisable until either certain changes in ownership of the Company occur or an announcement of a tender offer for at least 30% of the Company's common stock is made.

   The rights are redeemable by Pfizer at a fixed price until 10 days, or longer as determined by the Board, after certain defined events, or at any time prior to the expiration of the rights on October 5, 1997, if such events do not occur.

   Through December 31, 1993, the Company had reserved 1.9 million preferred shares as issuable pursuant to these rights. At the present time, the rights have no dilutive effect on the earnings per common share calculation.

Employee Benefit Trust

In August 1993, the Company sold 10 million shares of treasury stock to an Employee Benefit Trust. The EBT will be used primarily to fund future obligations for previously approved Company benefit plans over the 15-year term of the Trust. The common stock was acquired by the EBT from the Company in exchange for a promissory note valued at approximately $600 million at the date of sale. The EBT, which represents unearned employee benefits, has been recorded as a deduction from shareholders' equity and will be reduced as employee benefits are satisfied.

Cash Dividends

Cash dividends of $536.1 million, or $1.68 per common share, were paid during 1993. In January 1994, a cash dividend of approximately $151 million, or $.47 per common share, was declared, payable in the first quarter of 1994.

Stock Option Plan

Under the Stock and Incentive Plan, the Company may grant options to any employee, including officers and directors, to purchase common stock at the market price on the date an option is granted. The options may be exercised subject to continued employment and certain other conditions. At December 31, 1993, options for 15,839,933 shares were exercisable. The Plan also provides for stock appreciation rights, stock awards or performance unit awards, none of which have been granted as of December 31, 1993.

   In 1993, the shareholders approved amendments to the Plan to make available for future grants of options an additional 11 million shares. The following table summarizes changes in the number of common shares under option and available for future grants:

(shares)                              1993          1992          1991
- ----------------------------------------------------------------------
Under option January 1          17,860,189    16,961,631    19,199,034
Granted (per share:
  $63.00 in 1993;
  $69.50 to $81.00 in 1992;
  $65.25 to $70.00 in 1991)      3,214,059     5,064,322     3,270,735
Exercised (per share:
  $14.00 to $65.25 in 1993;
  $14.00 to $65.25 in 1992;
  $6.66 to $36.63 in 1991)      (1,452,160)   (3,750,610)   (5,414,101)
Cancelled--available for
  future grants                   (305,774)     (415,154)      (94,037)
Cancelled--not available for
   future grants                   (21,997)         --            --
- ----------------------------------------------------------------------
Under option December 31
  (per share:
  $18.25 to $81.00 in 1993;
  $17.50 to $81.00 in 1992;
  $14.00 to $70.00 in 1991)     19,294,317    17,860,189    16,961,631
- ----------------------------------------------------------------------
Available for grant
  December 31                    9,502,823     1,411,108     6,060,276
- ----------------------------------------------------------------------

Lease Commitments

Rent expense, net of sublease rentals, for the years ended December 31, 1993, 1992 and 1991 amounted to approximately $87.2, $80.1 and $75.3 million, respectively. Total future minimum rental commitments under all non-cancellable leases for the years 1994 through 1998 and thereafter are approximately $28.6, $24.9, $14.1, $10.8, $8.6 and $196.9 million, respectively.

   Under the more significant lease agreements, the Company must either pay directly for taxes, insurance, maintenance and other operating expenses or pay higher rentals when such expenses increase.

Acquisitions and Divestitures

Acquisitions

In 1993, the Company purchased Charwell Pharmaceuticals Limited, a distributor of over-the-counter consumer health care products located in the United Kingdom, for approximately $41.5 million.

   In 1992, the Company acquired certain assets and liabilities of Koshin Medical Corp., a distributor of hospital products in Japan, for approximately $16.4 million.

   Both of the above acquisitions were recorded under the purchase method of accounting.

Divestitures

In 1993, the Company sold its remaining interest of approximately 40% in MTI, in part through a public offering and in part through a sale of stock to MTI for gross proceeds of approximately $241.2 million. The sale resulted in a pre-tax gain of approximately $60 million.

In 1992, the Company:

o Sold the Coty business, a part of the Company's consumer health care segment, for gross proceeds of approximately $440 million resulting in a pre-tax gain of $258.6 million.

o Closed the transaction to sell certain product lines of Shiley Incorporated and other assets to Sorin Biomedica S.p.A. for approximately $230 million in cash. The gain on this transaction was used to partly offset costs associated with the Bowling Settlement Agreement approved by the court in August 1992. See the "Litigation" footnote beginning on this page.

o Sold a majority interest of approximately 60% in MTI. The proceeds of $226.6 million, net of associated expenses, approximated the net book value of the interest sold.

In 1991, the Company sold its Plax international pre-brushing dental rinse business for $105 million in cash. There was no gain or loss on this transaction.

Insurance

The Company maintains insurance coverage it believes to be adequate for its needs. Under its insurance contracts, the Company usually accepts self-insured retentions appropriate for the specific risks of its business.

Litigation

The Company is involved in a number of claims and litigations, including product liability claims and litigations considered normal in the nature of its businesses. These include suits involving various pharmaceutical and hospital products that allege either reaction to or injury from use of the product.

   As previously disclosed, numerous claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60(degree) or 70(degree) C/C heart valves, or anxiety that properly functioning implanted valves might fracture in the future, or, in a few cases, personal injury from a prophylactic replacement of a functioning valve.

   The Company believes that claims based on properly functioning implanted valves seeking recovery for alleged anxiety that the valves might fracture in the future do not state a cause of action and, accordingly, the Company has vigorously defended these cases. As of January 21, 1994, 59 cases have either been dismissed on motions to dismiss or for summary judgment, or have been voluntarily withdrawn by the plaintiffs. In the case of Kahn v. Shiley Incorporated and Pfizer Inc., however, the California Court of Appeal in 1990 held invalid all of the plaintiff's product liability claims relating to concerns with respect to plaintiff's properly functioning C/C heart valve, but permitted plaintiff to pursue claims based on deceit, which the trial court has held includes negligent and fraudulent misrepresentations.

   Cases involving approximately 200 implantees (and spouses of some of them) were consolidated for certain pretrial purposes under the caption of the Kahn case pending in the Superior Court, Orange County, California. More than 100 of these were settled in early 1993. Trial of the first of the remaining cases, of six selected for trial, began July 29, 1993. After trial, but before verdict, most of the remaining cases as well as several unfiled claims, involving approximately 250 implantees, were settled.

   In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley et al., a case brought in the United States District Court for the Southern District of Ohio that establishes a worldwide settlement class of people with C/C heart valves and their spouses, except those who elect to exclude themselves. The settlement provides for a Consultation Fund of $90 to $140 million (depending on the number of claims filed) from which valve recipients who make claims will receive payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement establishes a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992. An appeal of the court's approval of the settlement was dismissed on December 20, 1993 by the United States Court of Appeals for the Sixth Circuit. A motion for rehearing en banc is currently pending. It is expected that most of the costs arising from the Bowling class settlement will be covered by insurance and the proceeds of the sale of certain product lines of the Shiley businesses in 1992.

   Of approximately 900 implantees (and spouses of some of them) who opted out of the Bowling settlement class, 12 currently have cases or claims pending in the Kahn consolidation in California; 4 have cases or claims pending outside of California; approximately 675 whose claims were included in the Kahn consolidation have been settled; approximately 100 have never filed a case or claim; and approximately 10 have working valve cases pending.

   Several claims relating to elective reoperations of valve recipients are currently pending. Some of these claims relate to elective reoperations covered by the Bowling class settlement described above, and, therefore, the claimants are entitled to certain benefits in accordance with the settlement. Such claimants, if they irrevocably waive all of the benefits of the settlement, may pursue separate litigation to recover damages in spite of the class settlement. The Company is defending these claims.

   Generally, the plaintiffs in all of the pending heart valve litigations discussed above seek money damages. Based on the experience of the Company in defending these claims to date, including available insurance and reserves, the Company is of the opinion that these actions should not have a material adverse effect on the financial position or the results of operations of the Company.

   On September 30, 1993, Dairyland Insurance Co., a carrier providing excess liability coverage ("excess carrier") in the early 1980s, commenced an action in the California Superior Court in Orange County, seeking a declaratory judgment that it was not obligated to provide insurance coverage for Shiley heart valve liability claims. On October 8, 1993, Pfizer filed cross-complaints against Dairyland and filed third-party complaints against 73 other excess carriers who sold excess liability policies covering periods from 1978 to 1985, seeking damages and declaratory judgments that they are obligated to pay for defense and indemnity to the extent not paid by other carriers.

   The Company's operations are subject to federal, state and local environmental laws and regulations. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Similar designations have been made by some state environmental agencies under applicable state superfund laws. Such designations are made regardless of the extent of the Company's involvement. There are also claims that the Company is a potentially responsible party or participant with respect to several waste sites in Canada. Such claims have been made by the filing of a complaint, the issuance of an administrative directive or order, or the issuance of a notice or demand letter. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigative or remedial actions. In many cases, the dollar amount of the claim is not specified. In most cases, claims have been asserted against a number of other entities for the same recovery or other relief as was asserted against the Company. The Company is currently participating in remedial action at a number of sites under federal, state and local laws.

   To the extent possible with the limited amount of information available at this time, the Company has evaluated its responsibility for costs and related liability with respect to the above sites and is of the opinion that the Company's liability with respect to these sites should not have a material adverse effect on the financial condition or the results of operations of the Company. In arriving at this conclusion, the Company has considered, among other things, the payments that have been made with respect to the sites in the past; the factors, such as volume and relative toxicity, ordinarily applied to allocate defense and remedial costs at such sites; the probable costs to be paid by the other potentially responsible parties; total projected remedial costs fo a site, if known; existing technology; and the currently enacted laws and regulations. The Company anticipates that a portion of these costs and related liability will be covered by available insurance.

   The Company agreed to a consent order issued by the State of Connecticut's Department of Environmental Protection on January 28, 1994 in connection with the Company's operation of its pharmaceutical research and production facilities in Groton, Connecticut. The consent order, pursuant to which the Company agreed to pay a civil penalty of $150,000, resolves all matters raised in an administrative action brought by the agency against the Company. The action had alleged certain violations of state environmental regulations which incorporate provisions of the federal Resource Conservation and Recovery Act.

   Through the early 1970s, Pfizer (Minerals Division) and Quigley Company, Inc., a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the "CCR"), a joint defense organization that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. Prior to September 1990, the cases involving talc products were defended by the CCR, but the Company is now overseeing its own defense of these actions. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against Pfizer.

   On January 15, 1993, a class action complaint and settlement agreement were filed in the United States District Court for the Eastern District of Pennsylvania involving all personal injury claims by persons who have been exposed to asbestos-containing products but who have not yet filed a personal injury action against the 20 members of the CCR. The settlement agreement establishes a claims-processing mechanism that will provide historic settlement values upon proof of impaired medical condition as well as claims-processing rates over 10 years. In addition, the shares allocated to the CCR members eliminate joint and several liability. The settlement is subject to the court's determination that the settlement is fair and reasonable.

   Concurrently with the filing of the future claims class action, the CCR settled approximately 16,360 personal injury cases on behalf of Pfizer and Quigley, leaving approximately 22,900 cases pending (15,400 against Quigley and 7,500 against Pfizer). It is the CCR's intention to settle remaining and opt-out cases and claims on a similar basis to past settlements.

   Costs incurred by the Company in defending the asbestos personal injury claims and the property damage claims, as well as settlements and damage awards in connection therewith, are largely insured against under policies issued by several primary insurance carriers and a number of excess carriers. The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims, as well as the property damage claims, will be largely covered by insurance policies issued by carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. In connection with the future claims settlement, the defendants have commenced a third-party action against their respective excess insurance carriers that have not agreed to provide coverage seeking a declaratory judgment that (a) the future claims settlement is fair and reasonable as to the carriers;
(b) the carriers had adequate notice of the future claims class settlement; and
(c) the carriers are obligated to provide coverage for asbestos personal injury claims. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that these actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.

   The Company has been named, together with numerous other manufacturers of prescription drugs and certain companies which distribute prescription pharmaceuticals, in at least 51 lawsuits (the majority of which are purported to be class actions) in the United States District Courts in Illinois, Pennsylvania, California, Texas, Minnesota and New York, as well as three lawsuits in California state courts, all brought by certain retail pharmacy companies. These cases allege, in essence, that the defendant drug manufacturers have violated the Sherman Act in that they have unlawfully agreed with each other (and, as alleged in some cases, with wholesalers) not to extend to retail pharmacy companies the same discounts which they allege were extended to managed care companies, mail order pharmacies and other institutional purchasers. Certain of the cases also allege violations of the Robinson-Patman Act in that the manufacturers allegedly have unlawfully discriminated against retail pharmacy companies by not extending to them such discounts. It is anticipated that additional cases may be filed. Several motions have been filed to transfer all cases filed in United States District Courts to a single United States District Court for coordinated pretrial proceedings. These motions were heard on January 21, 1994 by the Judicial Panel on Multidistrict Litigation. The Company believes these cases are without merit and will vigorously defend them.

   In connection with the divestiture of MTI, Pfizer and Quigley agreed to indemnify MTI against any liability with respect to products manufactured and sold prior to October 30, 1992, as well as against liability for certain environmental matters.

   FDA administration proceedings relating to Plax are pending, principally an industry-wide call for data on all
                                                                             49
anti-plaque products by the FDA. The call for data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good-faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee.

   A consolidated class action on behalf of persons who allegedly purchased Pfizer common stock during the March 24, 1989 through February 26, 1990 period is pending in the United States District Court for the Southern District of New York. This lawsuit, which commenced on July 13, 1990, alleges that the Company and certain officers and former directors and officers violated federal securities law by failing to disclose potential liability arising out of personal injury suits involving Shiley heart valves and seeks damages in an unspecified amount. The defendants in this action believe that the suit is without merit and are vigorously defending it. A derivative action commenced on April 2, 1990 against certain directors and officers and former directors and officers alleging breaches of fiduciary duty and other common law violations in connection with the manufacture and distribution of Shiley heart valves is pending in the Superior Court, Orange County, California. The complaint seeks, among other forms of relief, damages in an unspecified amount. The defendants in the action believe that the suit is without merit and are vigorously defending it.

   On January 28, 1993, a purported class action entitled Kearse v. Pfizer Inc. and Howmedica Inc. was commenced in the United States District Court for the Northern District of Ohio. Howmedica Inc. ("Howmedica") is a wholly owned subsidiary of the Company. The action sought monetary and injunctive relief, including medical monitoring, on behalf of patients implanted with the Howmedica P.C.A. one-piece acetabular hip component, which was manufactured by Howmedica from 1983 to 1990. The complaint alleged that the prostheses were defectively designed and manufactured and posed undisclosed risks to implantees. On August 3, 1993, a virtually identical purported class action, Bradshaw/Davids v. Pfizer Inc. and Howmedica Inc., was brought and the Kearse case was subsequently voluntarily dismissed. The Company believes that the suit is without merit and is vigorously defending it.

Segment Information and Geographic Data

Segment information (including major product groups) and geographic data for the years ended December 31, 1993, 1992 and 1991 are shown on pages 35 and 36 and in the footnote "Financial Subsidiaries" on page 41 and are incorporated in this footnote.

   Substantially all net sales represent merchandise shipments to third parties. Operating expenses were deducted from net sales to arrive at segment operating profit. Those operating expenses directly traceable to individual segments were charged to them. Other operating expenses were allocated to the segments on a reasonable basis. Interest income, interest expense and net corporate expenses were not allocated to individual segments and include those amounts that relate to the operations of the financial subsidiaries.

   In many instances, various segments use common production facilities which require allocation among segments of property, plant and equipment, as well as capital additions and depreciation. Physical production is the principal method used for the allocation. Each segment is then considered the owner of its own assets, as well as its allocated facilities. Corporate assets consist principally of cash, short-term investments and long-term marketable securities.

   Products are transferred between geographic areas for additional processing, as well as for ultimate sale, on a basis intended to recognize economic and competitive circumstances in the market of end use. The assets physically located in one area are considered assets of that area even though they provide goods and/or services to other areas.

   The Company's segments consist of four product lines and a financial subsidiaries group:

   Health care: a broad line of pharmaceutical products (including anti-infectives, cardiovascular agents, anti-inflammatories, central nervous system agents and antidiabetes agents) as well as hospital products (including bone and joint prostheses, diagnostic and therapeutic products used in the treatment of cardiovascular disease, electrosurgical and ultrasonic surgical devices and implantable urological devices).

   Consumer health care: over-the-counter health care items and oral care products.

   Food science: specialty food ingredients and innovative technology for the global food processing industry.

   Animal health: animal health products, antibiotic and vitamin feed supplements and veterinary items.

   Financial subsidiaries: a banking operation which makes loans and accepts deposits in U.S. dollars in international markets and an insurance operation which reinsures certain assets, inland transport and marine cargo of the Company's subsidiaries.

Quarterly Data (unaudited)

Quarterly Data appear on page 51 of this Annual Report.

Stock Prices* (unaudited)

                                     1993               1992
- -------------------------------------------------------------------
Quarters                        High      Low       High      Low
- -------------------------------------------------------------------
First                          72-3/4    52-1/2    87        68-3/8
Second                         75-5/8    57-1/2    75-1/4    65-1/8
Third                          66-1/4    55-5/8    83-1/4    71-3/4
Fourth                         70-3/8    57-3/4    80        69-1/2
- -------------------------------------------------------------------

* As reported in The Wall Street Journal.

   As of January 31, 1994, there were approximately 61,500 holders of the Company's common stock (symbol PFE).

QUARTERLY CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
Pfizer Inc and Subsidiary Companies

                                                                              Quarters
                                                            -----------------------------------------
(millions of dollars except per share data)                    First     Second      Third     Fourth       Year
- ----------------------------------------------------------------------------------------------------------------
1993
Net sales                                                   $1,867.3   $1,748.7   $1,872.5   $1,989.2   $7,477.7
Operating costs and expenses
   Cost of sales                                               423.4      437.1      436.4      475.1    1,772.0
   Selling, informational and administrative expenses          740.7      757.9      745.3      822.1    3,066.0
   Research and development expenses                           215.4      230.8      242.6      285.6      974.4
   Divestitures, restructuring and unusual items--net           28.8      (26.8)     750.0       --        752.0
- ----------------------------------------------------------------------------------------------------------------
Income/(loss) from operations                                  459.0      349.7     (301.8)     406.4      913.3
- ----------------------------------------------------------------------------------------------------------------
   Interest income                                              40.0       42.0       39.1       42.4      163.5
   Interest expense                                            (24.9)     (26.8)     (29.6)     (25.2)    (106.5)
   Other income                                                  6.8       17.5        7.4        2.9       34.6
   Other deductions                                            (36.6)     (38.5)     (43.4)     (35.0)    (153.5)
- ----------------------------------------------------------------------------------------------------------------
   Non-operating income/(deductions)--net                      (14.7)      (5.8)     (26.5)     (14.9)     (61.9)
- ----------------------------------------------------------------------------------------------------------------
Income/(loss) before provision for taxes on income
   and minority interests                                      444.3      343.9     (328.3)     391.5      851.4
Provision for/(benefit from)  taxes on income                  115.5       89.6     (115.5)     101.7      191.3
Minority interests                                               (.2)        .5        1.4         .9        2.6
- ----------------------------------------------------------------------------------------------------------------
Net income/(loss)                                           $  329.0   $  253.8   $ (214.2)  $  288.9   $  657.5
- ----------------------------------------------------------------------------------------------------------------
Earnings/(loss) per common share                            $   1.01   $    .79   $   (.65)  $    .90   $   2.05
- ----------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                        $    .42   $    .42   $    .42   $    .42   $   1.68
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
1992
Net sales                                                   $1,761.3   $1,694.2   $1,827.6   $1,947.1   $7,230.2
Operating costs and expenses
   Cost of sales                                               491.2      494.4      521.5      517.2    2,024.3
   Selling, informational and administrative expenses          685.9      711.4      690.3      811.7    2,899.3
   Research and development expenses                           189.3      214.0      212.8      247.1      863.2
   Divestitures, restructuring and unusual items--net          (17.0)     (78.2)      --        (15.3)    (110.5)
- ----------------------------------------------------------------------------------------------------------------
Income from operations                                         411.9      352.6      403.0      386.4    1,553.9
- ----------------------------------------------------------------------------------------------------------------
   Interest income                                              45.3       46.1       46.0       47.2      184.6
   Interest expense                                            (29.3)     (25.5)     (23.3)     (25.3)    (103.4)
   Other income                                                  6.0        9.2        2.7       16.7       34.6
   Other deductions                                            (31.7)     (32.5)     (26.0)     (44.7)    (134.9)
- ----------------------------------------------------------------------------------------------------------------
   Non-operating income/(deductions)--net                       (9.7)      (2.7)       (.6)      (6.1)     (19.1)
- ----------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income, minority
    interests and cumulative effect of accounting changes      402.2      349.9      402.4      380.3    1,534.8
Provision for taxes on income                                  104.6      129.8      104.6       99.6      438.6
Minority interests                                                .2         .3         .3        1.9        2.7
- ----------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes          297.4      219.8      297.5      278.8    1,093.5
Cumulative effect of accounting changes                       (282.6)      --         --         --       (282.6)
- ----------------------------------------------------------------------------------------------------------------
Net income                                                   $  14.8   $  219.8   $  297.5   $  278.8   $  810.9
- ----------------------------------------------------------------------------------------------------------------
Earnings per common share
   Income before cumulative effect of accounting changes     $   .88   $    .66   $    .88   $    .83   $   3.25
   Cumulative effect of accounting changes                      (.84)      --         --         --         (.84)
- ----------------------------------------------------------------------------------------------------------------
Net income                                                   $   .04   $    .66   $    .88   $    .83   $   2.41
- ----------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                         $   .37   $    .37   $    .37   $    .37   $   1.48
- ----------------------------------------------------------------------------------------------------------------



                                                                              51