Form 10-K, Exhibit 13
period 1993-12-31
PFIZER INC
filed 1994-03-25
CIK 78003

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                                   FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
                 AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)

/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  For the fiscal year ended December 31, 1993

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

               For the transition period from ....... to .......
                         Commission file number 1-3619

A. Full title of the Plan and the address of the Plan, if different from that of the issuer named below:

                       PFIZER SAVINGS AND INVESTMENT PLAN

B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive offices:

                                  PFIZER INC.
                              235 East 42nd Street
                            New York, New York 10017


================================================================================

                       PFIZER SAVINGS AND INVESTMENT PLAN

                       STATEMENT OF NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS

                               December 31, 1993

                   (thousands of dollars except unit values)

                                                             Company
                                                             Common                                          Loan
                     Assets                        Total    Stock Fund   Fund A      Fund B      Fund C      Fund
                     ------                      --------   ----------  --------    --------    --------   --------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common Stock Fund,
      5,279,097 shares, cost $107,260;
      Fund C, 4,675,949 shares,
      cost $120,604.........................      $690,009   $365,907    $   --      $    --    $324,102    $    --
  Intermediate Treasury Bond Fund,
    cost $33,548............................        33,502        --       33,502         --         --          --
  Other marketable securities, cost $31,562.        58,580        --          --       58,580        --          --
Guaranteed interest contracts, at cost......       118,998        --      118,998         --         --          --
Short-term securities, at cost, which
  approximates fair value...................         1,983        792         223         333        635         --
Loans to participants.......................        14,867        --          --          --         --       14,867
Interest receivable.........................           433          2         428           1          2         --
Contributions receivable from employers,
  including amounts collected from
  employees.................................         7,335      2,383       2,413         958      1,581         --
                                                  --------   --------    --------    --------   --------    --------
                                                   925,707    369,084     155,564      59,872    326,320      14,867

Payables arising from securities purchased..          (853)      (170)       (289)        (79)      (315)       (-- )
                                                  --------   --------    --------    --------   --------    --------
Net assets available for plan benefits......      $924,854   $368,914    $155,275    $ 59,793   $326,005    $ 14,867
                                                  ========   ========    ========    ========   ========    ========

Number of units outstanding at end of year..                7,763,499  20,233,118   7,207,663 12,489,551

Unit value..................................                   $47.52       $7.67       $8.30     $26.10



                  See Notes to Financial Statements which are
                     an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN

                       STATEMENT OF NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS

                               December 31, 1992

                   (thousands of dollars except unit values)

                                                                     Company
                                                                     Common
                        Assets                           Total     Stock Fund     Fund A       Fund B       Fund C
                        ------                         --------    ----------    --------     --------     --------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common Stock Fund,
      5,499,266 shares, cost $100,290;
      Fund C, 4,736,896 shares, cost $109,373.....     $747,240      $401,446     $    --      $    --      $345,794
  Intermediate Treasury Bond Fund,
    cost $10,000..................................        9,987           --         9,987          --           --
  Other marketable securities, cost $28,390.......       52,681           --           --        52,681          --
Guaranteed interest contracts, at cost............      137,890           --       137,890          --           --
Short-term securities, at cost, which
  approximates fair value.........................        8,701           470        7,635          471          125
Dividends and interest receivable.................        1,099             2        1,095            1            1
Contributions receivable from employers,
  including amounts collected from employees......        6,829         2,290        2,145          755        1,639
                                                       --------      --------     --------     --------     --------
                                                        964,427       404,208      158,752       53,908      347,559

Other payables....................................          (15)         (-- )        (-- )         (15)        (-- )
                                                       --------      --------     --------     --------     --------

Net assets available for plan benefits............     $964,412      $404,208     $158,752     $ 53,893     $347,559
                                                       ========      ========     ========     ========     ========

Number of units outstanding at end of year........                  8,416,371   22,809,258    7,221,492   13,217,564

Unit value .......................................                     $48.03        $6.96        $7.46       $26.30







                  See Notes to Financial Statements which are
                     an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                      For The Year Ended December 31, 1993

                             (thousands of dollars)

                                                             Company
                                                              Common                                         Loan
                                                   Total    Stock Fund   Fund A      Fund B      Fund C      Fund
                                                 --------   ----------  --------    --------    --------   --------
Net investment income
  Cash dividends:
    Pfizer Inc. common stock................      $ 16,712    $ 8,852    $    --     $    --    $  7,860    $    --
    Other marketable securities.............         1,508        --          --        1,508        --          --
  Interest..................................        12,946         50      12,622          17         47         210
                                                  --------   --------    --------    --------   --------    --------
                                                    31,166      8,902      12,622       1,525      7,907         210
Investment management fees-- Note 4.........           (41)       --           (3)        (38)       --          --
                                                  --------   --------    --------    --------   --------    --------
                                                    31,125      8,902      12,619       1,487      7,907         210
                                                  --------   --------    --------    --------   --------    --------
Realized gains on investments -- Note 5
  Pfizer Inc. common stock..................        39,136     22,278         --          --      16,858         --
  Other securities  ........................           945        --           13         932        --          --
                                                  --------   --------    --------    --------   --------    --------
                                                    40,081     22,278          13         932     16,858         --
                                                  --------   --------    --------    --------   --------    --------
Unrealized appreciation (depreciation) of
  investments-- Note 6......................       (72,738)   (42,509)        (33)      2,727    (32,923)        --
                                                  --------   --------    --------    --------   --------    --------
                                                    (1,532)   (11,329)     12,599       5,146     (8,158)        210
                                                  --------   --------    --------    --------   --------    --------
Contributions -- Note 7:
  Employees.................................        57,267        --       14,226       8,099     34,942         --
  Employers.................................        27,580     27,580         --          --         --          --
Withdrawals-- Note 8........................      (122,873)   (48,734)    (24,752)     (7,074)   (42,313)        --
Transfers between funds-- net...............           --      (2,811)     (3,057)     (1,136)    (7,653)     14,657
Transfers at fair market value-- net........           --         --       (2,493)        865      1,628         --
                                                  --------   --------    --------    --------   --------    --------
                                                   (38,026)   (23,965)    (16,076)        754    (13,396)     14,657
                                                  --------   --------    --------    --------   --------    --------
Net increase (decrease).....................       (39,558)   (35,294)     (3,477)      5,900    (21,554)     14,867
Net assets available for plan benefits:
  Beginning of year.........................       964,412    404,208     158,752      53,893    347,559         --
                                                  --------   --------    --------    --------   --------    --------
  End of year...............................      $924,854   $368,914    $155,275    $ 59,793   $326,005    $ 14,867
                                                  ========   ========    ========    ========   ========    ========






                  See Notes to Financial Statements which are
                     an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                      For The Year Ended December 31, 1992

                             (thousands of dollars)

                                                                    Company
                                                                     Common
                                                        Total      Stock Fund     Fund A       Fund B       Fund C
                                                      ---------    ----------    --------     --------     --------
Net investment income
  Cash dividends:
    Pfizer Inc. common stock  ....................     $ 15,229       $ 8,271     $    --      $    --       $ 6,958
    Other marketable securities ..................        1,509           --           --         1,509          --
  Interest  ......................................       13,189            68       13,024           16           81
                                                      ---------      --------     --------     --------     --------
                                                         29,927         8,339       13,024        1,525        7,039
Investment management fees-- Note 4 ..............          (43)          --           --           (43)         --
                                                      ---------      --------     --------     --------     --------
                                                         29,884         8,339       13,024        1,482        7,039
                                                      ---------      --------     --------     --------     --------
Realized gains on investments -- Note 5
  Pfizer Inc. common stock  ......................       27,445        16,453          --           --        10,992
  Other securities  ..............................          748           --           --           748          --
                                                      ---------      --------     --------     --------     --------
                                                         28,193        16,453          --           748       10,992
                                                      ---------      --------     --------     --------     --------
Unrealized appreciation (depreciation) of
  investments-- Note 6............................     (129,989)      (73,903)         (13)       1,551      (57,624)
                                                      ---------      --------     --------     --------     --------
                                                        (71,912)      (49,111)      13,011        3,781      (39,593)
                                                      ---------      --------     --------     --------     --------
Contributions -- Note 7:
  Employees ......................................       55,785           --        15,737        6,443       33,605
  Employers ......................................       28,249        28,249          --           --           --
Withdrawals-- Note 8..............................     (124,821)      (51,713)     (26,498)      (6,136)     (40,474)
Transfers at fair market value ...................          --            --        (5,137)      (1,249)       6,386
                                                      ---------      --------     --------     --------     --------
                                                        (40,787)      (23,464)     (15,898)        (942)        (483)
                                                      ---------      --------     --------     --------     --------
Net increase (decrease) ..........................     (112,699)      (72,575)      (2,887)       2,839      (40,076)
Net assets available for plan benefits:
  Beginning of year...............................    1,077,111       476,783      161,639       51,054      387,635
                                                      ---------      --------     --------     --------     --------
  End of year.....................................    $ 964,412      $404,208     $158,752     $ 53,893     $347,559
                                                      =========      ========     ========     ========     ========






                  See Notes to Financial Statements which are
                     an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1993 and 1992

Note 1 -- Summary Plan Description

     General -- The Pfizer Savings and Investment Plan (the "Plan") was originally adopted by Pfizer Inc. (the "Company") in 1965 as the Pfizer Savings Plan and has been amended from time to time since that date. Participation in the Plan is open to employees of the Company and any corporation which, with the consent of the Company, adopts the Plan ("Associate Companies"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

     An employee who first became a member of the Plan on or after March 1, 1991 is entitled to withdraw in cash at any time an amount equal to all or any part of his account attributable to Company matched contributions only if such contributions have been held under the Plan for at least two years from the date of contribution, or at least five years have elapsed since the employee enrolled in the Plan, or if the employee would be entitled to make a hardship withdrawal of such Company matched contributions under the hardship withdrawal provisions of the Plan.

     Effective December 31, 1992, all new contributions, in excess of withdrawals and transfers, directed to Fund A of the Plan will be invested in an intermediate U. S. Treasury bond fund. In addition, as the guaranteed interest contracts in Fund A mature, the contracts' proceeds will be invested in an intermediate U. S. Treasury bond fund.

     Contributions -- Each participant may make contributions on an after-tax basis or on a before-tax basis (that is, choose to reduce his or her compensation and have the Company contribute on his or her behalf), or may contribute on a basis combining the two. Before-tax contributions are subject to certain restrictions for employees who are considered highly compensated under the Internal Revenue Code of 1986, as amended. Contributions of up to 2% of compensation are matched 100% by the Company and the next 4% is matched 50%. Employee contributions in excess of 6% are not matched.

     Investment options -- Each participant in the Plan elects to have his or her contribution invested in any one or any combination of three investment funds. These funds are described as follows:

          Fund A -- Guaranteed interest contracts with one or more insurance companies and an intermediate U.S. Treasury bond fund (see General above for a description of Fund A investments effective December 31, 1992).

          Fund B -- An index fund of corporate common stocks.

          Fund C -- Common stock of the Company.

     At December 31, 1993 and 1992, respectively, there were 14,197 and 15,141 employees participating in the Plan, some of whom had investments in more than one employee investment fund. On the basis of allocations by the employees of their contributions at December 31, 1993 and 1992, respectively, Fund A had 6,768 and 7,514 participating employees; Fund B, 4,261 and 3,757 and Fund C, 11,274 and 11,925.

     All Company matched contributions are invested by the Trustee in a fourth fund designated the "Company Common Stock Fund," which consists solely of common stock of the Company.

     The Trust Agreement provides that any portion of any of the funds may, pending its permanent investment or distribution, be invested in short-term investments.

     Vesting -- Members are immediately vested in the full value of their accounts (i.e., participants' and employers' contributions) in Funds A, B and C and the Company Common Stock Fund.

     Withdrawals -- A participant in the Plan may make full or partial withdrawal of funds subject to the provisions of the Plan.

     Loans -- Effective July 1, 1993, the Plan participants were permitted to borrow against their vested balance. The minimum amount a participant may borrow is $1,000 and the maximum amount is the lesser of 50% of the

                       PFIZER SAVINGS AND INVESTMENT PLAN

                           December 31, 1993 and 1992

vested account balance reduced by any current outstanding loan balance or $50,000 reduced by the highest outstanding loan balance in the preceding 12 months.

     Under the terms of the Plan, general loans must be repaid within five years, unless the funds are used to purchase a primary residence. Primary residence loans must be repaid over 10 or 15 years. The interest rate on all loans is based on the prime rate plus 1%. Interest paid by the participant is credited to the participant's account.

     Termination -- The Company expects to continue the Plan indefinitely, but necessarily reserves the right to amend, suspend or discontinue it in whole or in part at any time by action of the Company's Board of Directors. Upon termination of the Plan, each member affected thereby shall receive the full value of his or her share in Funds A, B and C and his or her share in the Company Common Stock Fund as though he or she had retired as of the date of such termination. No part of the assets in the investment funds established pursuant to the Plan will at any time revert to the Company.

Note 2 -- Summary of Significant Accounting Policies

     Investment valuation -- The investment in the index fund of corporate common stocks represents the estimated fair value of the number of units of participation held by the Plan in that fund. Pfizer Inc. common stock is valued at the average of the high and low market price on the last business day of the year. The investment in the intermediate U.S. Treasury bond fund represents the estimated fair value of the bonds held by the Plan in that fund. Investments in The Bank of New York Collective Short Term Investment Fund and guaranteed interest contracts are recorded at cost plus reinvested interest. Other short-term investments and time deposits are recorded at cost, which approximates fair value. The policy of the Plan in general is to hold short-term investments and time deposits until maturity.

     Security transactions -- Purchases and sales of securities are reflected on a trade-date basis. Realized gains and losses on sales of securities are computed using an actual basis when the entire position in a security is sold, or an average basis when less than the entire position in a security is sold.

     Unrealized appreciation (depreciation) -- Amounts shown as unrealized appreciation (depreciation) reflect changes between cost and fair value from the beginning of the year or date of purchase, whichever is later, to the end of the year.

     Revenue recognition -- Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned.

     Reclassification -- Certain amounts in the 1992 Financial Statements have been reclassified to conform to the 1993 presentation.

Note 3 -- Income Taxes

     No provision has been made for Federal income tax in reliance upon a determination letter issued by the Internal Revenue Service, which states that the Plan meets the requirements of Section 401(a) of the Internal Revenue Code and that the trust established thereunder is entitled to exemption under the provisions of Section 501(a).

     All contributions made to the Plan by the Company, including before-tax contributions made on the employee's behalf by the Company and the appreciation on all funds in the employee's account are not taxable to the employee under Federal income tax law while these amounts remain in the Plan.

Note 4 -- Administrative Costs

     Except for certain member transfer costs and the investment management fees (Fund A and Fund B), all costs and expenses of administering the Plan were borne by the Company.

                       PFIZER SAVINGS AND INVESTMENT PLAN

                           December 31, 1993 and 1992

Note 5 -- Realized Gains on Investments

     The $39,136,000 realized gains on Pfizer Inc. common stock for 1993 represents the difference between the $57,634,000 fair value and $18,498,000 cost (on an average basis) of shares disposed and includes $11,161,000 related to shares sold and shares distributed in kind to members who withdrew from the Plan on retirement or termination. In addition, the realized gains include $27,975,000 related to the transfer of Plan assets of former Pfizer Inc. participants to the Minerals Technologies Inc. Savings and Investment Plan.

     The $27,445,000 realized gains on Pfizer Inc. common stock for 1992 represents the difference between the $36,919,000 fair value and the $9,474,000 cost (on an average basis) of shares disposed and includes $14,775,000 related to shares sold and shares distributed in kind to members who withdrew from the Plan. In addition, the realized gains include $8,879,000 related to the transfer of Plan assets of former Pfizer Inc. participants to the Sorin Biomedical Inc. Savings and Investment Plan and the Deknatel Savings and Investment Plan and $3,791,000 related to the sale of Pfizer Inc. common stock to the Company.

     The $945,000 realized gains on other securities for 1993 represents the excess of the aggregate actual proceeds of $8,722,000 over the $7,777,000 aggregate cost (actual or average) of securities sold.

     The $748,000 realized gains on other securities for 1992 represents the excess of the aggregate actual proceeds of $1,239,000 over the $491,000 aggregate cost (actual or average) of securities sold.


Note 6 -- Unrealized Appreciation (Depreciation) of Investments

     The change in the amount of unrealized appreciation (depreciation) was as follows:

                                                     Balance
                                     ---------------------------------------
                                     December 31,  December 31,     Change
                                         1993          1992      During 1993
                                     ------------  ------------  -----------
                                              (thousands of dollars)
     Company Common Stock Fund ....   $ 258,647     $ 301,156     $ (42,509)
     Fund A .......................         (46)          (13)          (33)
     Fund B .......................      27,018        24,291         2,727
     Fund C .......................     203,498       236,421       (32,923)
                                      ---------     ---------     ---------
                                      $ 489,117     $ 561,855     $ (72,738)
                                      =========     =========     =========





                                                     Balance
                                     ---------------------------------------
                                     December 31,  December 31,    Change
                                         1992          1991      During 1992
                                     ------------  ------------  -----------
                                              (thousands of dollars)
     Company Common Stock Fund ....   $ 301,156     $ 375,059     $ (73,903)
     Fund A .......................         (13)         --             (13)
     Fund B .......................      24,291        22,740         1,551
     Fund C .......................     236,421       294,045       (57,624)
                                      ---------     ---------     ---------
                                      $ 561,855     $ 691,844     $(129,989)
                                      =========     =========     =========

                       PFIZER SAVINGS AND INVESTMENT PLAN

                           December 31, 1993 and 1992

Note 7--Contributions

     The participating employees and their employers contributed the following amounts to the Plan:

                                                    1993
                                -------------------------------------------
                                Participating   Participating
                                  Employees       Employers         Total
                                -------------   -------------     ---------
                                           (thousands of dollars)
      Pfizer Inc .............     $ 43,967        $ 21,759        $ 65,726
      Associate Companies ....       13,300           5,821          19,121
                                   --------        --------        --------
                                   $ 57,267        $ 27,580        $ 84,847
                                   ========        ========        ========





                                                    1992
                                -------------------------------------------
                                Participating   Participating
                                  Employees       Employers         Total
                                -------------   -------------     ---------
                                           (thousands of dollars)
        Pfizer Inc ...........       $42,639        $21,557        $64,196
        Associate Companies ..        13,146          6,692         19,838
                                     -------        -------        -------
                                     $55,785        $28,249        $84,034
                                     =======        =======        =======



Note 8--Withdrawals

     In 1993, the proportionate interest in the assets of the Plan, amounting to $53,140,087 of former employees of Pfizer Inc. Specialty Minerals Group were transferred to the Minerals Technologies Inc. Savings and Investment Plan. Assets transferred consisted of cash, guaranteed interest contracts and shares of Pfizer Inc. common stock.

     During 1992, the proportionate interest in the assets of the Plan, amounting to $17,766,000, of former employees of Pfizer Inc.'s divested Shiley, Inc. and Deknatel businesses were transferred to the Sorin Biomedical Inc. Savings and Investment Plan and the Deknatel Savings and Investment Plan. Assets transferred consisted of cash and shares of Pfizer Inc. common stock.

     The net assets available for plan benefits as of December 31, 1993 and 1992 include the following benefits payable to participants who had requested withdrawals as of December 31, but which were not distributed until the subsequent year:

                                                                       1993             1992
                                                                     --------         -------
                                                                       (thousands of dollars)
         Company Common Stock Fund...........................         $ 7,796          $2,145
         Fund A..............................................           3,783           1,734
         Fund B..............................................           1,027             278
         Fund C..............................................           7,363           1,371
                                                                     --------         -------
                                                                      $19,969          $5,528
                                                                     ========         =======


Note 9--Reconciliation with Form 5500

     For financial statement purposes, participant withdrawals and distributions are recorded when paid rather than when processed and approved for payment. For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment; therefore, benefits payable to participants who have requested withdrawals as of December 31, 1993 and 1992 of $19,969,000 and $5,528,000, respectively, have been included in benefit expense within Form 5500 for those years.

                       PFIZER SAVINGS AND INVESTMENT PLAN

                           December 31, 1993 and 1992

Note 10--Subsequent Event

     The market value of Pfizer Inc. Common Stock declined subsequent to December 31, 1993, resulting in an unrealized depreciation for the period from January 1, 1994 through March 14,1994 of approximately $63,679,000 for the Company Common Stock Fund and approximately $56,404,000 for Fund C, based on the number of shares in these funds as of December 31, 1993.

                                   SCHEDULE 1

                       PFIZER SAVINGS AND INVESTMENT PLAN
               INVESTMENTS IN SECURITIES OF UNAFFILIATED ISSUERS

                               December 31, 1993
                             (thousands of dollars)



INVESTMENTS:

FUND A:

                     Guaranteed Interest                          Interest   Maturity
                          Contracts                                 Rate       Date        Cost
- ---------------------------------------------------------------   --------   --------    --------
Continental Assurance Co. Group Annuity Contract #12682 .......      8.46%     6/3/96    $ 23,299
Metropolitan Life Group Annuity Contract #1612-3 ..............      9.50%    3/31/95      39,997
New York Life Insurance Group Annuity Contract #05426..........     10.00%     5/2/94      44,061
Provident National Assurance Co. Group Annuity
  Contract #027-65041  ........................................      8.43%     6/3/96      11,641
                                                                                         --------
Total Guaranteed Interest Contracts ...........................                          $118,998
                                                                                         ========



                                                                                                        Fair
                  Fixed Income Investments                                                 Cost         Value
- ---------------------------------------------------------------                          --------     --------
Northern Trust  Intermediate Treasury Bond Fund ...............                          $ 33,548     $ 33,502
                                                                                         ========     ========




FUND B:
                                                                          Number of                     Fair
                       Common Stock Index Fund                              Units          Cost         Value
- --------------------------------------------------------------------      ---------      --------     --------
Northern Trust Index Fund ..........................................      1,539,163      $ 31,562     $ 58,580
                                                                          =========      ========     ========




SHORT-TERM SECURITIES:

                                                        Interest     Maturity     Number                 Fair
                    Name of Issuer                        Rate         Date      of Units      Cost      Value
- ----------------------------------------------------    --------     --------    --------     ------     -----
Company Common Stock Fund:
  The Bank of New York
    Collective Short Term Investment Fund ..........    Various       Various     791,840     $ 792      $ 792
FUND A:
  The Bank of New York
    Collective Short Term Investment Fund ..........    Various       Various     222,635       223        223
FUND B:
  The Bank of New York
    Collective Short Term Investment Fund...........    Various       Various     332,959       333        333
FUND C:
  The Bank of New York
    Collective Short Term Investment Fund ..........    Various       Various     634,507       635        635
                                                                                             ------     ------
        Total Short-Term Securities ................                                         $1,983     $1,983
                                                                                             ======     ======


                                   SCHEDULE 2

                       PFIZER SAVINGS AND INVESTMENT PLAN

                   SERIES OF TRANSACTIONS INVOLVING AN AMOUNT
                         IN EXCESS OF 5% OF PLAN ASSETS

                          Year Ended December 31, 1993

                             (thousands of dollars)


FUND C AND COMPANY COMMON STOCK FUND:

                                                                                          Number
                                                                        Number of           of
                        Securities Purchased                          Transactions        Shares        Cost
                        --------------------                          ------------        -------      -------
Pfizer Inc. common stock............................................       27             577,115      $36,699
                                                                           ==             =======      =======



                                                                                             Fair
                                                                                           Value of
                                                        Number of    Number of             Disposed    Realized
                Securities Disposed*                  Transactions    Shares     Cost       Shares       Gains
                --------------------                  ------------   ---------  -------    --------    --------
Pfizer Inc. common stock............................       201        858,231   $18,498     $57,634     $39,136
                                                           ===        =======   =======     =======     =======


- --------------
* Dispositions represent sales of stock, shares distributed in kind to members who withdrew from the Plan and shares which were transferred to the Minerals Technologies Inc. Savings and Investment Plan.


                          INDEPENDENT AUDITORS' REPORT

To the Savings and Investment Plan Committee
  Pfizer Savings and Investment Plan:

     We have audited the accompanying statement of net assets available for plan benefits of the Pfizer Savings and Investment Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Pfizer Savings and Investment Plan at December 31, 1993 and 1992, and its changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) investments in securities of unaffiliated issuers and (2) series of transactions involving an amount in excess of 5% of plan assets, as of or for the year ended December 31, 1993, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                             KPMG Peat Marwick

New York, New York
March 24, 1994

                                   SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Savings and Investment Plan Committee have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      Pfizer Savings and Investment Plan

                                      By:   /s/ William E. Harvey
                                          -----------------------
                                             William E. Harvey
                                         Vice President; Treasurer
                                  Chair, Savings and Investment Plan Committee

Date:  March 24, 1994

                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

To the Savings and Investment Plan Committee
  Pfizer Savings and Investment Plan:

We consent to incorporation by reference in the Registration Statement on Form S-8 dated January 24, 1991 (File No. 33-38708) of our report dated March 24, 1994, relating to the statement of net assets available for plan benefits of the Pfizer Savings and Investment Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1993 annual report on Form 11-K of the Pfizer Savings and Investment Plan.

                                             KPMG Peat Marwick

New York, New York
March 24, 1994