Form 10-K, Exhibit 13
period 1993-12-31
PFIZER INC
filed 1994-03-25
CIK 78003

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

(Mark One)

/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 934 (FEE REQUIRED)

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

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive offices:

                                  PFIZER INC.
                              235 East 42nd Street
                            New York, New York 10017


================================================================================

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                            STATEMENT OF NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                               December 31, 1993

                                                                  Company
                                                                  Common
                                                    Total       Stock Fund      Fund A        Fund B        Fund C
                                                  ----------    ----------    ----------    ----------    ----------
                      ASSETS
                      ------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common Stock Fund,
    32,077 shares, cost $1,671,787;
    Fund C, 27,856 shares;
    cost $1,675,218 ..........................    $4,135,377    $2,213,342    $     --      $     --      $1,922,035
  Other marketable securities, cost $1,165,593     1,232,599          --         999,584       233,015          --
                                                  ----------    ----------    ----------    ----------    ----------
        Total investments ....................     5,367,976     2,213,342       999,584       233,015     1,922,035

Interest receivable ..........................        15,808           104        15,609          --              95
Contributions receivable:
  Employees ..................................       217,493          --          66,693        12,306       138,494
  Employers ..................................       119,914       119,914          --            --            --
Cash and cash equivalents ....................        88,399            46        88,331          --              22
                                                  ----------    ----------    ----------    ----------    ----------

Net assets available for plan benefits
 including benefits payable to
 participants of $225,066 of which
 $90,637 corresponds to Company
 Common Stock Fund, $50,967 to Fund A,
 $13,275 to Fund B and $70,187 to Fund C .....    $5,809,590    $2,333,406    $1,170,217    $  245,321    $2,060,646
                                                  ==========    ==========    ==========    ==========    ==========


Numbers of units outstanding at end of year ..                   1,106,225       901,809       171,281     1,011,238

Unit value ...................................                       $2.11         $1.30         $1.43         $2.04








                 See Notes to Financial Statements which are an
                       integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                            STATEMENT OF NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                               December 31, 1992


                                                                               Company
                                                                               Common
                                                                Total        Stock Fund       Fund A         Fund B         Fund C
                                                              ----------     ----------     ----------     ----------     ----------
                      ASSETS
                      ------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common Stock Fund,
    25,648 shares, cost $1,262,812;
    Fund A, 13 shares, cost $958;
    Fund B, 14 shares, cost $1,032;Fund C,
    19,961 shares; cost $1,171,060 ......................     $3,307,958     $1,859,510     $      943     $    1,015     $1,446,490
  Other marketable securities, cost $928,557 ............        982,020           --          785,777        196,243           --
                                                              ----------     ----------     ----------     ----------     ----------
        Total investments ...............................      4,289,978      1,859,510        786,720        197,258      1,446,490

Interest receivable .....................................         13,221           --           13,213              8           --
Contributions receivable:
  Employees .............................................        178,985           --           53,022          7,548        118,415
  Employers .............................................        101,268        101,268           --             --             --
Cash and cash equivalents ...............................         24,021            235         21,582          2,046            158
                                                              ----------     ----------     ----------     ----------     ----------
Net assets available for plan benefits
 including benefits payable to
 participants of $149,300 of which $50,801
 corresponds to Company Common Stock
 Fund, $35,609 to Fund A,
 $5,650 to Fund B and $57,240 to Fund C .................     $4,607,473     $1,961,013     $  874,537     $  206,860     $1,565,063
                                                              ==========     ==========     ==========     ==========     ==========

Numbers of units outstanding at end of year .............                       909,916        715,675        156,264        755,337

Unit value ..............................................          $2.16          $1.22          $1.32          $2.07











                 See Notes to Financial Statements which are an
                       integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                      For The Year Ended December 31, 1993


                                                              Company
                                                               Common
                                                 Total       Stock Fund       Fund A         Fund B         Fund C
                                             -----------    -----------    -----------    -----------    -----------
Net investment income:
  Cash dividends:
    Pfizer Inc. common stock ............    $    89,147    $    48,343    $      --      $      --      $    40,804
  Interest ..............................         67,033          1,057         59,201          5,533          1,242
                                             -----------    -----------    -----------    -----------    -----------
                                                 156,180         49,400         59,201          5,533         42,046
Investment management fees (note 4) .....         (2,050)          --             --           (2,050)          --
Other ...................................         (5,584)        (2,679)          --           (2,905)          --
                                             -----------    -----------    -----------    -----------    -----------
                                                 148,546         46,721         59,201            578         42,046
                                             -----------    -----------    -----------    -----------    -----------
Realized gains on investments (note 5):
  Pfizer Inc. common stock ..............          1,300           --             --             --            1,300
Other marketable securities .............          2,746           --              269          2,477           --
                                             -----------    -----------    -----------    -----------    -----------
                                                   4,046           --              269          2,477          1,300
                                             -----------    -----------    -----------    -----------    -----------
Unrealized appreciation (depreciation) of
   investments (note 6) .................        (70,182)       (55,143)        (1,579)        15,152        (28,612)
                                             -----------    -----------    -----------    -----------    -----------
Contributions (note 7):
  Employees .............................      1,783,139           --          519,176        104,384      1,159,579
  Employers .............................        995,301        995,301           --             --             --
Withdrawals .............................     (1,658,733)      (595,472)      (375,412)       (73,630)      (614,219)
Transfers at market value ...............           --          (19,014)        94,025        (10,500)       (64,511)
                                             -----------    -----------    -----------    -----------    -----------
                                               1,119,707        380,815        237,789         20,254        480,849
                                             -----------    -----------    -----------    -----------    -----------
Net increase ............................      1,202,117        372,393        295,680         38,461        495,583
Net assets available for plan benefits:
  Beginning of year .....................      4,607,473      1,961,013        874,537        206,860      1,565,063
                                             -----------    -----------    -----------    -----------    -----------
  End of year ...........................    $ 5,809,590    $ 2,333,406    $ 1,170,217    $   245,321    $ 2,060,646
                                             ===========    ===========    ===========    ===========    ===========















                 See Notes to Financial Statements which are an
                       integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                      For The Year Ended December 31, 1992

                                                                      Company
                                                                      Common
                                                       Total        Stock Fund      Fund A         Fund B         Fund C
                                                    -----------    -----------    -----------    -----------    -----------
Net investment income:
  Cash dividends:
    Pfizer Inc. common stock ...................    $    56,593    $    33,709    $      --      $      --      $    22,884
  Interest .....................................         54,642          1,182         51,640            290          1,530
                                                    -----------    -----------    -----------    -----------    -----------
                                                        111,235         34,891         51,640            290         24,414
Investment management fees (note 4) ............          2,104           --             --            2,104           --
Other ..........................................         15,431           --             --           15,431           --
                                                    -----------    -----------    -----------    -----------    -----------
                                                        128,770         34,891         51,640         17,825         24,414
                                                    -----------    -----------    -----------    -----------    -----------
Realized gains (losses) on investments (note 5):
  Pfizer Inc. common stock .....................           (280)            63           --             (411)            68
  Other marketable securities ..................          5,822           --             --            5,822           --
                                                    -----------    -----------    -----------    -----------    -----------
                                                          5,542             63           --            5,411             68
                                                    -----------    -----------    -----------    -----------    -----------
Unrealized appreciation (depreciation) of
  investments (note 6) .........................       (401,186)      (240,941)           730        (16,984)      (143,991)
                                                    -----------    -----------    -----------    -----------    -----------
Contributions (note 7):
  Employees ....................................      1,409,395           --          409,365         80,475        919,555
  Employers ....................................        808,269        808,269           --             --             --
Withdrawals ....................................     (1,094,461)      (407,534)      (268,833)       (53,327)      (364,767)
Transfers at market value ......................           --             (286)       (71,130)       (45,988)       117,404
                                                    -----------    -----------    -----------    -----------    -----------
                                                      1,123,203        400,449         69,402        (18,840)       672,192
                                                    -----------    -----------    -----------    -----------    -----------
Net increase (decrease) ........................        856,329        194,462        121,772        (12,588)       552,683
Net assets available for plan benefits:
  Beginning of year ............................      3,751,144      1,766,551        752,765        219,448      1,012,380
                                                    -----------    -----------    -----------    -----------    -----------
  End of year ..................................    $ 4,607,473    $ 1,961,013    $   874,537    $   206,860    $ 1,565,063
                                                    ===========    ===========    ===========    ===========    ===========



















                 See Notes to Financial Statements which are an
                       integral part of these statements.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1993 and 1992

(1) Summary Plan Description

     General -- The Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico (the "Plan") is a contributory defined contribution savings plan which was adopted on February 1, 1990. Participation in the Plan is open to employees of Pfizer Pharmaceuticals, Inc. and Pfizer Corporation (Puerto Rico Branch) (individually and collectively, the "Companies"). Employees of Pfizer International Bank (the Bank) participated in the Plan until the Bank closed operations in Puerto Rico on June 30, 1992. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

     Contributions -- Each participant may make contributions on an after-tax basis or on a before-tax basis (that is, choose to reduce his or her compensation and have the Companies contribute on his or her behalf), or may contribute on a basis combining the two. Before-tax contributions are subject to certain restrictions for employees who are considered highly compensated under
Section 165(e) of the Puerto Rico Income Tax Act of 1954, as amended. Contributions of up to 2% of compensation are matched 100% by the Companies and the next 4% is matched 50%. Employee contributions in excess of 6% are not matched.

     Investment Options -- Each participant in the Plan elects to have his or her contributions invested in any one or any combination of the three investment funds. These funds are described below:

          Fund A -- Fixed income

          Fund B -- An index fund of  corporate  common  stocks

          Fund C -- Common stock of Pfizer Inc. (parent of the Companies)

     At December 31, 1993 and 1992, there were 811 and 720 employees, respectively, participating in the Plan, some of whom had investments in more than one employee investment fund.

     All matching contributions are invested by the Trustee in a fourth fund designated the "Company Common Stock Fund", which consists solely of common stock of Pfizer Inc.

     The Plan's trust agreement provides that any portion of any of the funds may, pending its permanent investment or distribution, be invested in short-term investments.

     Eligibility and Vesting -- An employee is eligible to participate in the Plan if he or she is a regular employee of the Companies and enrolls to make contributions. Any employee who was employed on February 1, 1990, by the Companies, and is eligible for participation, may become a member effective on the employee's next payroll date. Any employee hired after February 1, 1990, and who is eligible to participate, may become a member as of the January 1 following his or her employment. A member is immediately vested in the full value of his or her accounts (i.e., participant and employer contributions) in Funds A, B and C and the Company Common Stock Fund.

     Withdrawals -- A participant in the Plan may make full or partial withdrawals of funds subject to the provisions of the Plan.

     Termination -- The Companies expect to continue the Plan indefinitely, but necessarily reserve the right to amend, suspend or discontinue it in whole or in part, at any time, by action of the Companies' Boards of Directors. Upon termination of the Plan, each member affected thereby shall receive the full value of his or her share in Fund A, B and C and his or her share in the Company Common Stock Fund as though he or she had retired as of the date of such termination. No part of the assets in the investment fund established pursuant to the Plan will at any time revert to the Companies.

(2) Summary of Significant Accounting Policies

     Cash equivalents -- Securities purchased under resale agreements with maturities of three months or less when purchased are considered to be cash equivalents.

     Investment valuation -- The investment in the index fund of corporate common stocks represents the estimated fair value of the number of units of participation held by the Plan in that fund. Pfizer Inc. common stock and marketable securities included in the fixed income fund are valued at the market price on the last business day of the year.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

                           December 31, 1993 and 1992

     Security transactions -- Purchases and sales of securities are reflected on a trade-date basis. Realized gains and losses on sales of securities are computed using an actual basis when the entire position in a security is sold, or an average basis when less than the entire position in a security is sold.

     Unrealized appreciation (depreciation) of investments -- Amounts shown as unrealized appreciation (depreciation) reflect changes between the cost and fair value from the beginning of the year or the date of the purchase, whichever is later, to the end of the year.

     Revenue recognition -- Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned.

     Reclassifications -- Certain amounts in the 1992 financial statements have been reclassified to conform to the 1993 presentation.

(3) Income Taxes

     On March 25, 1992, the Plan received a favorable determination from the Treasury Department of the Commonwealth of Puerto Rico that it is a nontaxable entity. This determination was effective as of January 1, 1990.

(4) Administrative Costs

     In 1993 and 1992, all costs and expenses of administering the Plan were borne by the Companies. In addition, $2,104 of 1991 investment fees were reimbursed during 1992. Investment fees for 1993 were reimbursed by the Companies, except for certain investment fees (Fund B) amounting to $2,050.

(5) Realized Gains (Losses) on Investments

     The $1,300 realized gains and $280 realized losses on Pfizer Inc. Common Stock for 1993 and 1992, respectively, and the $2,477 and $5,822 realized gains on Fund B for 1993 and 1992, respectively, represents the difference between the following market values and costs (on an average basis) of shares sold and shares distributed in kind to members who withdrew from the Plan:

                                        Pfizer Inc.
                                       Common Stock             Fund B
                                   --------------------  --------------------
                                      1993       1992       1993       1992
                                   ---------  ---------  ---------  ---------
  Market values .................   $  7,344   $ 18,860   $ 14,450   $ 35,890
  Cost ..........................      6,044     19,140     11,973     30,068
                                    --------   --------   --------   --------
  Realized gain (loss) ..........   $  1,300   $   (280)  $  2,477   $  5,822
                                    ========   ========   ========   ========


     The $269 realized gains on Fund A for 1993 represents the difference between the $90,000 market value and the $89,731 amortized cost of the bonds redeemed.

(6) Unrealized Appreciation (Depreciation) of Investments

     The change in the amount of unrealized appreciation (depreciation) was as follows:

                                                  Balance
                                --------------------------------------------
                                        December 31, December 31,   Change
                                            1993         1992     During 1993
                                        ------------ -----------  -----------
  Company Common Stock Fundzzz ......    $ 541,555    $ 596,698    $ (55,143)
  Fund A ............................       22,601       24,180       (1,579)
  Fund B ............................       44,405       29,253       15,152
  Fund C ............................      246,817      275,429      (28,612)
                                         ---------    ---------    ---------
                                         $ 855,378    $ 925,560    $ (70,182)
                                         =========    =========    =========

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

                           December 31, 1993 and 1992


                                                  Balance
                                --------------------------------------------
                                December 31,    December 31,        Change
                                     1992            1991        During 1992
                                ------------    ------------     -----------
  Company Common Stock Fund ..   $  596,698      $  837,639      $ (240,941)
  Fund A .....................       24,180          23,450             730
  Fund B .....................       29,253          46,237         (16,984)
  Fund C .....................      275,429         419,420        (143,991)
                                 ----------      ----------      ----------
                                 $  925,560      $1,326,746      $ (401,186)
                                 ==========      ==========      ==========

(7) Contributions

     The participating employees and their employers contributed the following amounts to the Plan:

                                                             1993
                                          --------------------------------------
                                          Participating Participating
                                             Employees    Employers      Total
                                          ------------- ------------- ----------
 Pfizer Pharmaceuticals, Inc. ............  $1,467,399   $  820,065   $2,287,464
 Pfizer Corporation (Puerto Rico Branch) .     315,740      175,236      490,976
                                            ----------   ----------   ----------
                                            $1,783,139   $  995,301   $2,778,440
                                            ==========   ==========   ==========



                                                             1992
                                          --------------------------------------
                                          Participating Participating
                                             Employees    Employers     Total
                                          ------------- ------------- ----------
 Pfizer Pharmaceuticals, Inc. ............  $1,162,023   $  658,440   $1,820,463
 Pfizer Corporation (Puerto Rico Branch) .     236,984      142,832      379,816
 Pfizer International Bank ...............      10,388        6,997       17,385
                                            ----------   ----------   ----------
                                            $1,409,395   $  808,269   $2,217,664
                                            ==========   ==========   ==========


(8) Reconciliation with Form 5500

     For financial statement purposes, participant withdrawals and distributions are recorded when paid rather than when processed and approved for payment. For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment; therefore, benefits payable to participants who have requested withdrawals as of December 31, 1993 and 1992 of $225,066 and $149,300, respectively, have been included in benefit expense within Form 5500 for those years.

(9) Subsequent Event

     The market value of Pfizer Inc. Common Stock declined subsequent to December 31, 1993, resulting in an unrealized depreciation for the period from January 1, 1994 through March 14, 1994 of approximately $377,000 for the Company Common Stock Fund and approximately $327,000 for Fund C, based on the number of shares in these funds as of December 31, 1993.

                                   SCHEDULE 1

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

               INVESTMENTS IN SECURITIES OF UNAFFILIATED ISSUERS

                               December 31, 1993


FUND A:
                                                           Interest                                  Fair
                 U.S. Government Securities                  Rate      Maturity       Cost           Value
- ------------------------------------------------------     ---------   ----------  ----------   -------------
U.S. Treasury Notes ................................          6.875%    10-31-96     $ 50,594        $ 53,032
U.S. Treasury Notes ................................          6.000%    11-15-94       50,141          50,984
U.S. Treasury Notes ................................          8.500%     8-15-95       49,844          53,407
Federal Home Loan Bank Medium Term Note ............          6.970%    11-20-97       75,000          79,559
Federal National Mortgage Association ..............          7.850%     9-10-98       25,969          27,516
Federal National Mortgage Association ..............          7.050%    10-10-96       25,812          26,539
Federal National Mortgage Association ..............          7.900%     4-10-02       44,944          48,403
Federal National Mortgage Association ..............          6.950%     9-10-02       44,788          47,123
Federal National Mortgage Association ..............          8.800%     7-15-97       49,406          56,219
Federal National Mortgage Association ..............          5.740%     2-12-98       71,050          71,015
                                                                                  ------------   ------------
      Subtotal......................................                                  487,548         513,797
                                                                                  ------------   ------------

                 Corporate Debentures
- ------------------------------------------------------
World Bank Medium Term Note ........................          9.190%     6-23-98       42,807          46,120
Tennessee Valley Authority Bond.....................          6.125%     7-15-03       76,640          74,813
Tennessee Valley Authority Bond.....................                     7-15-03       87,554          69,300
Bell South Telephone Bond...........................          6.375%     6-15-04       40,000          40,575
Georgia Power First Mortgage Bond...................          6.625%      4-1-03       29,888          30,158
New Jersey Bell Telephone Bond .....................          7.250%      6-1-02        9,882          10,890
Exxon Corporation Bond .............................          7.875%     8-15-97       57,520          59,868
International Business Machines Bond ...............          7.250%     11-1-02       29,738          31,612
Shell Oil Company Bond .............................          6.950%    12-15-98       50,406          52,850
General Electric Credit Corp. Bond .................          7.460%     9-30-96       40,000          43,004
General Electric Credit Corp. Bond .................          6.940%    11-22-96       25,000          26,597
                                                                                  ------------   ------------
      Subtotal......................................                                  489,435         485,787
                                                                                  ------------   ------------
        Total of Fund A ............................                                 $976,983        $999,584
                                                                                  ============   ============


FUND B:
                                                           Number of
                Common Stock Index Fund                      Units
- ------------------------------------------------------     ---------
Northern Trust Index Fund ..........................           6,116                 $188,370        $232,775
Northern Trust Short-Term
  Investment Fund ..................................             240                      240             240
                                                                                  ------------   ------------
        Total of Fund B ............................                                 $188,610        $233,015
                                                                                  ============   ============


                                   SCHEDULE 2

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO

                      SERIES OF TRANSACTIONS INVOLVING AN
                     AMOUNT IN EXCESS OF 5% OF PLAN ASSETS

                               December 31, 1993

FUNDS A, C AND COMPANY COMMON STOCK FUND:

                                            Number of     Number of
        Securities Purchased              Transactions     Shares        Cost
- --------------------------------------    ------------    ---------      ----
Pfizer Inc. common stock .............            23        14,575      $929,121
                                            ========      ========      ========







                               Number of  Number of              Fair   Realized
   Securities Disposed*      Transactions   Shares    Cost      Value     Gain
- ----------------------------- ----------- ---------   ----      -----   --------
Pfizer Inc. common stock .....         6       278   $17,978   $19,278   $ 1,300
                                 =======   =======   =======   =======   =======


- --------------
* Dispositions include sales of stock and shares distributed in kind to members who withdrew from The Plan.

                          INDEPENDENT AUDITORS' REPORT

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

     We have audited the accompanying statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico (the Plan) as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1993 and 1992, and its changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

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

KPMG Peat Marwick

February 3, 1994, except as to note 9, which is as of March 14, 1994

Stamp No. 1187397 of the Puerto Rico
Society of Certified Public Accountants was affixed to the record copy of this report.

                                   SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Savings and Investment Plan Committee have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                       Pfizer Savings and Investment Plan for
                       Employees Resident in Puerto Rico

                       By:  /s/ Natale Ricciardi
                          ------------------------
                               Natale Ricciardi
                  Vice President, Pfizer Pharmaceuticals, Inc.
                  Chair, Savings and Investment Plan Committee

Date:  March 24, 1994

                                                                      Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

We consent to incorporation by reference in the Registration Statement on Form S-8 dated November 18, 1991 (File No. 33-44053) of our report dated February 3, 1994, except as to Note 9, which is as of March 14, 1994, relating to the statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1993 annual report on Form 11-K of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico.

                                                        KPMG Peat Marwick

San Juan, Puerto Rico
March 24, 1994