Form 10-K, Exhibit 13
PFIZER INC
filed 1995-03-24
CIK 78003

FINANCIAL REVIEW

SIGNIFICANT EVENTS AFFECTING COMPARABILITY

The comparability of income statement data is affected by the following:

/ / In September 1993, the Company recorded a $750 million pre-tax charge ($525 million after-tax) for certain restructuring and unusual items. This charge covered restructuring costs, including personnel reductions and the writedown of certain tangible assets as well as intangible assets whose carrying value would not have been recovered through future cash flows.

/ / In October 1992, the Company sold approximately 60% of its interest in Minerals Technologies Inc. (MTI), a wholly owned company comprised of the Company's specialty minerals businesses. The net proceeds ($226.6 million) approximated the net book value of the interest sold. In April 1993, the Company's remaining interest was sold, resulting in a pre-tax gain of approximately $60 million.

/ / In 1992, the Company adopted new accounting standards for postretirement health care and life insurance benefits and for income taxes. These standards resulted in a one-time net after-tax charge ($282.6 million), with no effect on cash flows. Postretirement benefit curtailment gains ($56.5 million) related to 1992 divestitures were included in divestitures, restructuring and unusual items--net.

/ / In June 1992, the Company sold its Coty business, resulting in a pre-tax gain of $258.6 million which was substantially offset by charges associated with restructuring, consolidation and streamlining of certain of the Company's businesses.

/ / In March 1992, the Company sold certain product lines and other assets of Shiley Incorporated to Sorin Biomedica S.p.A. for approximately $230 million, resulting in a gain which was used to offset costs associated with the Bowling Settlement Agreement. See the footnote "Litigation" beginning on page 49 for additional information.

OVERVIEW OF CONSOLIDATED OPERATING RESULTS

Restructuring initiatives and various divestitures over the past several years were taken in order to position the Company as a research-based, health care company operating in global markets.

     Net income in 1994 was $1,298.4 million, or $4.19 per share, compared with $657.5 million, or $2.05 per share, in 1993. Excluding the net effects of divestitures, restructuring and unusual items, net income and earnings per share in 1993 would have been $1,183.9 million, or $3.70 per share. Operating results, excluding the items noted above as well as certain phased-out product lines, are referred to in this report as results of ongoing operations. On this ongoing basis, net income and earnings per share for 1994 increased 10% and 13%, respectively.

     Net sales in 1994 ($8,281.3 million) increased 11% compared with 1993. Aggregate worldwide sales of the pharmaceutical products launched during the 1990s--Norvasc, Diflucan, Zoloft, Cardura, Zithromax and Glucotrol XL-- represented 33% and 25% of net sales for the years 1994 and 1993, respectively. The 44% increase in sales of these six products compared with 1993 was almost exclusively related to volume. These results continued to reflect the Company's successful innovative research and development (R&D) efforts, which have produced a broad product pipeline. In 1994, R&D expenditures were in excess of $1.1 billion, an increase of 17% over 1993.

NET SALES

Net sales in 1994 increased $803.6 million, or 11% over 1993. Net sales in 1993 increased $247.5 million, or 3% over 1992. Net sales from ongoing operations in 1993 increased 9% over 1992. Both the U.S. and international markets reflected net sales increases in 1994 and 1993. In 1994, the Company registered net sales of more than $10 million in each of 43 countries outside the U.S., with no single country, other than the U.S. and Japan, contributing more than 10% to total net sales.

     The following tables detail net sales by segment on a reported and ongoing basis for 1994 and 1993. For 1994, the reported and ongoing net sales amounts were the same.

1994 NET SALES BY SEGMENT


                                                   % CHANGE COMPARED WITH
                                           AS    --------------------------
(MILLIONS OF DOLLARS)                REPORTED    AS REPORTED        ONGOING
---------------------------------------------------------------------------

Health Care                          $6,963.0             12             12
Animal Health                           605.3              5              5
Consumer Health Care                    409.0             10             10
Food Science                            304.0             (4)             0
---------------------------------------------------------------------------
   Total                             $8,281.3             11             11
---------------------------------------------------------------------------


NET SALES

(The table below was represented by a graph in the printed Annual Report.)

Net Sales
(millions of dollars)

           U.S.    International    Total
-----------------------------------------
1990      3,473        2,933        6,406
-----------------------------------------
1991      3,809        3,141        6,950
-----------------------------------------
1992      3,888        3,342        7,230
-----------------------------------------
1993      4,006        3,472        7,478
-----------------------------------------
1994      4,411        3,870        8,281
-----------------------------------------

The 1994 sales increase of 11% was spearheaded by growth in pharmaceutical products.

1993 NET SALES BY SEGMENT


                                      AS           %                      %
(MILLIONS OF DOLLARS)           REPORTED      CHANGE      ONGOING    CHANGE
---------------------------------------------------------------------------

Health Care                     $6,210.3          11     $6,210.3        11
Animal Health                      578.0           3        578.0         3
Consumer Health Care               373.5          (8)       373.5         0
Food Science*                      315.9         (51)       303.8        (8)
---------------------------------------------------------------------------
   Total                        $7,477.7           3     $7,465.6         9
---------------------------------------------------------------------------


PERCENTAGE CHANGE IN NET SALES--AS REPORTED


                                                     ANALYSIS OF CHANGE
                                 TOTAL %         --------------------------
                                  CHANGE         VOLUME     PRICE  CURRENCY
---------------------------------------------------------------------------

Health Care
   1994 vs. 1993                      12             12         0         0
   1993 vs. 1992                      11             11         2        (2)

Animal Health
   1994 vs. 1993                       5              3         1         1
   1993 vs. 1992                       3              0         6        (3)

Consumer Health Care
   1994 vs. 1993                      10              9         1         0
   1993 vs. 1992                      (8)            (9)        2        (1)

Food Science
   1994 vs. 1993                      (4)            (2)       (2)        0
   1993 vs. 1992*                    (51)           (52)        1         0

Consolidated
   1994 vs. 1993                      11             11         0         0
   1993 vs. 1992                       3              3         2        (2)
---------------------------------------------------------------------------

*REFLECTS THE SALE OF MTI IN 1992.


     There was no price impact on 1994 net sales growth. In 1993, the Company's average pharmaceutical price increases in the U.S. were below the increase in the U.S. Consumer Price Index.

     The increase in 1993 consolidated net sales included a 9% rise in unit volume from ongoing operations, offset by a reduction of 6% applicable to net sales of businesses divested in 1992.

     Reported 1994 and 1993 net sales for the health care segment reflected a 13% increase in worldwide pharmaceutical sales in both years.

     The following table shows percentage sales growth of the Company's major pharmaceuticals:


PERCENTAGE CHANGE IN NET SALES--MAJOR PHARMACEUTICALS


                                                       % INCREASE/(DECREASE)
---------------------------------------------------------------------------
                                                       94/93          93/92
---------------------------------------------------------------------------

Cardiovasculars:
   Procardia XL                                            0             11
   Norvasc                                                85            119
   Cardura                                                27             40
Anti-Infectives:
   Diflucan                                               14             19
   Zithromax                                              43             82
   Unasyn                                                 (5)             7
Central Nervous System Agents:
   Zoloft                                                 55            138
Anti-Inflammatories:
   Feldene                                               (16)           (41)
Antidiabetes Agents:
   Glucotrol/Glucotrol XL                                (15)            13
---------------------------------------------------------------------------

     Procardia XL sales totaled $1.2 billion in 1994, an amount comparable to the 1993 sales level. The underlying demand for Procardia XL declined modestly in 1994. Decreases in Feldene and Glucotrol sales were attributable to a combination of generic competition and new competitive brand-name products.

     The 1990 Omnibus Budget Reconciliation Act included a provision requiring pharmaceutical companies to rebate a portion of revenues from pharmaceutical products dispensed to state Medicaid recipients. Medicaid rebates and related state programs reduced net sales by $74 million in 1994 and $70 million in 1993. In addition, the Company provided approximately $56 million and $51 million in discounts to the federal government in 1994 and 1993, respectively. Performance-based contracts with several customers in the U.S. reduced the price impact on net sales for 1994, but were offset by increases in volume.

     Net sales of the Hospital Products Group increased 6% and 2% in 1994 and 1993, respectively. Hospital Products continues to benefit from new product introductions and from the success of its coronary catheters and stents, although sales trends in this group continue to be tempered by overall market conditions. The Hospital Products business was adversely affected in 1993 by events influencing the industry in general, principally the deferral of medical procedures and changes in purchasing practices, including shifts to lower-cost products and reduced hospital inventories. Foreign exchange reduced net sales growth from 6% to 2% for 1993.

     Net sales in the animal health segment increased 5% in 1994 and reflected the strong performance of Dectomax, particularly in Latin America, where sales increased 21%. Net sales increased 3% in 1993 owing to strong U.S. sales of Terramycin/Liquamycin LA-200 and the growth of Dectomax and Advocin in international markets.

(The table below was represented by a graph in the printed Annual Report.)

Composition of Net Sales Growth
(As Reported)

           Price     Volume     Currency
----------------------------------------
1992         3%        0%          1%
----------------------------------------
1993         2%        3%         -2%
----------------------------------------
1994         0%       11%          0%
----------------------------------------

1994 sales growth was driven entirely by volume.
Aggregate sales of the six pharmaceutical products launched in the 1990s increased by 44%.

     Net sales in the consumer health care segment increased 10% in 1994, reflecting improved U.S. market share in Desitin, Unisom, BenGay and Rid, line extensions of certain existing products and international expansion. Net sales in 1993 decreased 8% from 1992, primarily as a result of the sale of the Coty business, strong private-label competition and a weak economy.

     Net sales in the food science segment declined 4% in 1994, reflecting the continuing phase-out of commodity chemicals in favor of specialty food products, sales of which increased 13%. Net sales in 1993 declined 51% primarily because of the October 1992 divestment of MTI and the Company's de-emphasis and phase-out of commodity chemicals.

     An analysis of percentage changes in reported net sales in the U.S. and international markets and the percentage of consolidated net sales by business segment follows:

UNITED STATES OPERATIONS


                                                       % INCREASE/(DECREASE)
                                                               IN NET SALES
---------------------------------------------------------------------------
                                         1994           1993           1992
---------------------------------------------------------------------------

Health Care                                12             12             14
Animal Health                              (1)             7              0
Consumer Health Care                        4            (13)           (45)
Food Science                               (2)           (56)*          (10)*
   Total U.S. Operations                   10              3              2
---------------------------------------------------------------------------


INTERNATIONAL OPERATIONS


                                                       % INCREASE/(DECREASE)
                                                               IN NET SALES
---------------------------------------------------------------------------
                                         1994           1993           1992
---------------------------------------------------------------------------

Health Care                                13              9             10
Animal Health                               7              1             10
Consumer Health Care                       22              6            (30)
Food Science                               (6)           (44)*          (11)*
   Total International Operations          11              4              6
---------------------------------------------------------------------------

*REFLECTS THE SALE OF MTI IN 1992.


(The table below was represented by a graph in the printed Annual Report.)

Production Margin as Percentage of Net Sales

1990     65%
1991     68%
1992     72%
1993     76%
1994     77%

Improvement in production margin was essentially attributable to the divestiture of low-margin businesses, cost reductions and favorable product mix.


DIVERSIFICATION BY BUSINESS


                                                % OF CONSOLIDATED NET SALES
---------------------------------------------------------------------------
                                         1994           1993           1992
---------------------------------------------------------------------------

Health Care                                84             83             78
Animal Health                               7              8              8
Consumer Health Care                        5              5              5
Food Science                                4              4*             9*
---------------------------------------------------------------------------
Consolidated                              100            100            100
---------------------------------------------------------------------------

*REFLECTS THE SALE OF MTI IN 1992.


     Geographically, the Company's business is diversified, as shown in the following table:

DIVERSIFICATION BY GEOGRAPHIC AREA


                                                % OF CONSOLIDATED NET SALES
---------------------------------------------------------------------------
                                         1994           1993           1992
---------------------------------------------------------------------------

U.S.                                       53             54             54
---------------------------------------------------------------------------
Europe                                     22             22             24
Asia                                       15             15             14
Canada/Latin America                        8              7              6
Africa/Middle East                          2              2              2
---------------------------------------------------------------------------
   International                           47             46             46
---------------------------------------------------------------------------
Consolidated                              100            100            100
---------------------------------------------------------------------------


PRODUCT DEVELOPMENTS

The table below lists the Company's pending New Drug Applications (NDAs) and the related filing dates with the U.S. Food and Drug Administration (FDA):


PRODUCT             INDICATIONS                                  DATE FILED
---------------------------------------------------------------------------
Cetirizine          Pediatric                                  January 1993
Enable              Osteo- and rheumatoid arthritis           December 1993
Unasyn              Injectable antibiotic--pediatric          November 1993
Zithromax           Sexually transmitted diseases             December 1994
Zoloft              Obsessive-compulsive disorder                  May 1992
---------------------------------------------------------------------------

     In November 1994, the Company received approval from the FDA for the marketing of Diflucan for pediatric use. In addition, Cardura gained marketing clearance from the FDA for the treatment of benign prostatic hyperplasia in February 1995.In 1995, the Company was advised by the FDA that the following chemical entities were approvable: Zithromax, an oral antibiotic, for pediatric indications and cetirizine, an oral antihistamine, for allergic rhinitis and chronic urticaria.

     The Company currently has 15 new chemical entities in advanced development.

INCOME BEFORE TAXES AND NET INCOME

The components of income before taxes and net income, expressed as a percentage of net sales, for the years 1994, 1993 and 1992 are reflected in the following table:

ANALYSIS OF INCOME BEFORE TAXES AND NET INCOME


                                                                                                                  % INCREASE/
                                                                                                                    (DECREASE)
-----------------------------------------------------------------------------------------------------------------------------
(MILLIONS OF DOLLARS)                                        1994           1993           1992          94/93          93/92
-----------------------------------------------------------------------------------------------------------------------------

Net sales                                                $8,281.3       $7,477.7       $7,230.2             11              3
Cost of sales                                            $1,918.6       $1,772.0       $2,024.3              8            (12)
   % of net sales                                           23.2%          23.7%          28.0%
-----------------------------------------------------------------------------------------------------------------------------
Production margin                                        $6,362.7       $5,705.7       $5,205.9             12             10
   % of net sales                                           76.8%          76.3%          72.0%
Selling, informational and administrative expenses       $3,250.8       $3,066.0       $2,899.3              6              6
   % of net sales                                           39.3%          41.0%          40.1%
R&D expenses                                             $1,139.4       $  974.4       $  863.2             17             13
   % of net sales                                           13.7%          13.0%          11.9%
Divestitures, restructuring and unusual items--net             --       $  752.0       $ (110.5)             *              *
   % of net sales                                              --          10.1%          (1.5%)
Other deductions--net                                    $  111.0          $61.9       $   19.1             79            224
   % of net sales                                            1.3%            .8%            .3%
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes                                      $1,861.5       $  851.4       $1,534.8            119            (45)
   % of net sales                                           22.5%          11.4%          21.2%
Taxes on income                                          $  558.5       $  191.3       $  438.6            192            (56)
Effective tax rate                                          30.0%          22.5%          28.6%
Net income                                               $1,298.4       $  657.5       $  810.9             97            (19)
   % of net sales                                           15.7%           8.8%          11.2%
-----------------------------------------------------------------------------------------------------------------------------

*CALCULATION NOT MEANINGFUL.


     Production margin, as a percentage of net sales, increased in 1994 compared with 1993. The improvement was attributable to the Company's cost-containment program and favorable product mix reflecting continued growth in the pharmaceutical business.

     The 1994 increase in selling, informational and administrative expenses (SI&A) over 1993 was primarily due to the rollout of new products and support for recently launched products, particularly in the international markets. As a percentage of net sales, SI&A decreased in 1994 compared with 1993. This decrease reflects restrained growth in marketing expenses relative to the prior year, as well as the beneficial impact of the Company's continuous improvement and restructuring programs. The 1993 increase in selling expenses reflects costs associated with the launch of new products.

     SI&A includes expenses incurred in communicating scientific, medical and clinical information about the Company's various products to the medical community and others. In response to the changes in the health care environment, the Company adopted a strategy in 1994 which focuses on the diverse needs of managed care customers and decision makers. Health care information is also communicated by means of Company sponsorship of medical symposia and conventions, as well as through distribution of informative literature concerning the Company's products. Also included in this category are advertising expenses associated with the production and purchase of print space in magazines/journals and media time on radio and television comprising approximately 8% of SI&A expenses. A significant portion of such expenditures are for the Company's consumer health care business.

     R&D expenses reflect a 15% compound growth rate from 1992 through 1994. Health care R&D expenses, expressed as a percentage of health care net sales, were 14.9%, 14.3% and 13.6% for 1994, 1993 and 1992, respectively. In 1995, the
Company plans to spend approximately $1.4 billion on R&D.

     Other deductions--net are summarized in the following table:


(MILLIONS OF DOLLARS)                    1994           1993           1992
---------------------------------------------------------------------------

Interest income                       $(123.0)       $(163.5)       $(184.6)
Interest expense                        126.9          106.5          103.4
Other income                            (20.0)         (34.6)         (34.6)
Other deductions                        127.1          153.5          134.9
---------------------------------------------------------------------------
Other deductions--net                 $ 111.0        $  61.9        $  19.1
---------------------------------------------------------------------------


     Interest income decreased in 1994 from 1993 primarily because of changes in the Company's capital structure. The decline in interest income in 1993 was caused by lower interest rates.

     Interest expense increased in 1994 from 1993 as a result of changes in the scope and nature of the Company's foreign exchange hedging program and higher interest rates. The increase in interest expense in 1993 was primarily due to higher average borrowing levels, partially offset by lower interest rates.

     Other deductions included net exchange losses of $1.5, $40.0 and $22.8 million in 1994, 1993 and 1992, respectively. In addition, amortization of intangibles was approximately $13.8, $13.3 and $16.9 million in 1994, 1993 and 1992, respectively.

     On an ongoing basis, income before taxes was $258.1 million higher in 1994 than in 1993, even though the Company increased the investment in its R&D program. This increase was primarily attributable to the Company's aggressive development of a large number of drug candidates. As a percentage of net sales, the decrease in cost of sales and SI&A expenses more than offset the increase in R&D expenses and Other deductions--net, so that income before taxes, as a percentage of net sales, increased. This improved performance resulted from a favorable business mix, moderation in expense growth and initial benefits of restructuring. The increase in ongoing income before taxes in 1993 was primarily attributable to improved production margins.

     Excluding the impact of nonrecurring items from 1993 results, income before taxes and net income would have been

$1,603.4 million and $1,183.9 million, respectively. The 1993 effective tax rate of 22.5% would have been 26%.

     The Company's effective tax rate increased from an ongoing rate of 26% in 1993 to 30% in 1994 as a result of various changes contained in the Omnibus Budget Reconciliation Act of 1993 which, among other provisions, included the imposition of a limitation on the tax credit allowed to the Company for tax years beginning after December 31, 1993 for U.S. tax on income earned in Puerto Rico, where the Company has a major manufacturing facility.

     The Internal Revenue Service is currently auditing the years 1987 through 1989. For further details, see the footnote "Taxes on Income" beginning on page 44.

     The following tables show profit/(loss) by business segment on a reported and ongoing basis for 1994 and 1993:

1994 SEGMENT PROFIT


                                                   % CHANGE COMPARED WITH
                                           AS    --------------------------
(MILLIONS OF DOLLARS)                REPORTED*   AS REPORTED        ONGOING
---------------------------------------------------------------------------

Health Care                          $1,976.6             75             22
Animal Health                            47.4             **             26
Consumer Health Care                     34.1             **              9
Food Science                             31.0             93             12
---------------------------------------------------------------------------
Total                                $2,089.1            101             22
---------------------------------------------------------------------------

*REPORTED AND ONGOING AMOUNTS ARE THE SAME.


1993 SEGMENT PROFIT/(LOSS)


                                      AS           %                      %
(MILLIONS OF DOLLARS)           REPORTED      CHANGE      ONGOING    CHANGE
---------------------------------------------------------------------------

Health Care                     $1,129.9          (9)    $1,621.8        18
Animal Health                       (5.8)         **         37.5        (9)
Consumer Health Care              (102.3)         **         31.3        (7)
Food Science                        16.1         (23)        27.6        14
---------------------------------------------------------------------------
Total                           $1,037.9         (36)    $1,718.2        17
---------------------------------------------------------------------------

** CALCULATION NOT MEANINGFUL.


     For further details, see the footnote "Segment Information and Geographic Data" on page 52.

LIQUIDITY AND CAPITAL RESOURCES

Company operations in 1994 provided a positive cash flow which, supplemented by the ability to issue commercial paper and maintenance of other worldwide credit facilities, provided adequate liquidity to meet the Company's operational needs. Cash and cash equivalents and short-term investments are principal measures of liquidity. These items amounted to $2.0, $1.2 and $1.7 billion at December 31, 1994, 1993 and 1992, respectively.


                                                   1994      1993      1992
---------------------------------------------------------------------------

Working capital (millions of dollars)            $962.5  $1,289.6  $2,167.4
Current ratio                                    1.20:1    1.37:1    1.67:1
Debt to total capitalization                        40%       31%       28%
Shareholders' equity per common share*           $14.20  $  12.43  $  14.51
Days of sales outstanding                            60        63        57
Months of inventory on hand                         8.6       8.5       8.1
---------------------------------------------------------------------------

*REPRESENTS SHAREHOLDERS' EQUITY DIVIDED BY THE ACTUAL NUMBER OF COMMON SHARES OUTSTANDING.


     The increase in the percentage of debt to total capitalization in 1994 versus 1993 was primarily due to share purchases and an increase in short-term borrowings. The increase in the percentage of debt to total capitalization in 1993 versus 1992 was due to a decrease in shareholders' equity arising from the Company's program of purchasing its common stock.

     The increase in shareholders' equity per common share to $14.20 in 1994 from $12.43 in the preceding year was due to the Company's enhanced profitability resulting from growth in sales of its new pharmaceutical products, partially offset by the stock purchase program. The decrease in shareholders' equity per common share to $12.43 in 1993 from $14.51 in 1992 was due to the Company's program of purchasing its common stock.

     The table below summarizes the Company's cash flows from operating, investing and financing activities:


(MILLIONS OF DOLLARS)                                                       1994           1993           1992
--------------------------------------------------------------------------------------------------------------

Cash provided by/(used in):
   Operating activities                                                 $1,488.5       $1,263.0       $  807.0
   Investing activities                                                   (840.3)        (196.9)         389.9
   Financing activities                                                     61.9       (1,567.0)      (1,228.0)
Effect of exchange rate changes on cash and cash equivalents                19.0          (26.8)         (29.4)
--------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                    $  729.1       $ (527.7)      $  (60.5)
--------------------------------------------------------------------------------------------------------------


OPERATING ACTIVITIES

Cash provided by operating activities amounted to $1,488.5 million in 1994 and was primarily attributable to income generated by the introduction of new pharmaceutical products and new indications for existing pharmaceutical products. The $456.0 million increase in cash generated by operating activities in 1993 was primarily a result of higher income before taxes, excluding restructuring charges.

     The environment in which the Company operates has undergone significant change, as evidenced by the increase and change in competition, global health care reform and the reduction of residual trade barriers in North America and Europe. In 1993, the Company initiated a program which recognized the need to restructure its global operations in response to such changes. The 1993 worldwide restructuring program encompasses more than 60 operations located in over 25 countries. Restructuring actions include the consolidation of manufacturing facilities with the planned elimination of 4 facilities in the U.S. and 32 facilities internationally, the demolition of buildings resulting from the consolidation, reconfiguration and rehabilitation of remaining facilities and the consolidation of distribution and administrative organizations and infrastructures, including the consolidation of U.S. distribution facilities from 6 to 2 and the consolidation of finance organizations in Europe from 34 to 6. Such actions are expected to result in a reduction of approximately 3,000 employees. This program will require three years to complete, given the global scope and nature of the programs involved and the need to comply with various legal requirements.

Since the program's initiation, the workforce has been reduced by approximately 900 people and 9 facilities have been closed. The initiatives are projected to lower annual operating costs by at least $130 million when the full benefits of efficiencies are realized. The annualized benefit of completed restructuring efforts through December 31, 1994 is approximately $48 million. Through December 31, 1994, there have been no significant changes in estimates of the cost of the plan. For further information regarding the components of the charge, see the "Divestitures, Restructuring and Unusual Items" footnote on page 44.

     Cash outlays for 1994 and 1993 related to the restructuring totaled $91.7 and $41.4 million, respectively. Expected cash outlays, funded through operations, for the next two years are approximately $130 and $150 million, respectively.

INVESTING ACTIVITIES

Cash used in investing activities increased $643.4 million because of the increase in short-term investments, the change in loans and long-term investments by financial subsidiaries and the fact that there were no sales of businesses in 1994. Investing activities in 1993 reflected proceeds from the sale of the Company's remaining interest in MTI.

     Capital expenditures are primarily funded through operating activities. The current research expansion programs undertaken at Groton, Connecticut and Sandwich, England are expected to be completed in 1996 at a total cost of approximately $500 million. In addition, the Company is in the process of completing a major pharmaceutical capacity replacement project at its Groton facility. This is expected to be completed in 1995 at a projected capital expenditure of approximately $190 million. The construction of the Company's pharmaceutical plant in Dalian, China was completed in 1993 as part of a joint venture.

FINANCING ACTIVITIES

Cash provided by financing activities in 1994 increased by $1,628.9 million from 1993. This increase related to higher levels of short-term borrowings used to fund working capital needs as well as certain short-term investment opportunities. In addition, cash used for the completion of stock purchase programs decreased in 1994 as compared with 1993. Share purchases were funded through cash generated by operating activities.

     Cash dividends paid to shareholders in 1994 were $594.6 million compared with $536.1 million in 1993 and reflected a 12% increase in the annual dividend rate from $1.68 to $1.88 per common share. This increase was partially offset by the Company's purchase of its common shares.

     In December 1994, the Company announced that it planned to purchase up to
2.25 million shares of its common stock from time to time in the open market. Under this plan, approximately 1.0 million shares were purchased in 1994 at a cost of $74.8 million. The shares purchased under this plan are intended for use in the acquisition of NAMIC U.S.A. Corporation (NAMIC) announced in October 1994.

     In August 1993, the Company sold 10 million shares of treasury stock to the Pfizer Inc. Grantor Trust (the Trust), an employee benefit trust which will primarily fund future obligations for previously approved benefit plans. The Trust acquired common stock from the Company in exchange for a promissory note of approximately $600 million. The amount, representing unearned employee benefits, has been recorded as a deduction from shareholders' equity and will be reduced as employee benefits are satisfied.

     In February 1993, the Company announced a program to purchase up to 20 million shares of its common stock in the open market or in privately negotiated transactions. Under this program, 7.5 and 12.5 million shares were purchased in the open market at a cost of approximately $436.4 and $804.0 million in 1994 and 1993, respectively, thereby completing the 20 million share purchase program. These shares are available for use in the Company's employee benefit plans and for general corporate purposes.

     The August 1992 program to purchase 10 million shares of its common stock was completed in 1993 at a total cost of $721.6 million.

     The Company maintains lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. Its major unused lines of credit totaled approximately $1.1 billion at December 31, 1994.

     An indicator of the Company's financial strength is that its senior debt has been rated Aaa by Moody's Investors Services (Moody's) and AAA by Standard and Poor's (S&P)--their highest ratings--for the past nine years. Moody's and S&P are the major corporate rating organizations.

BANKING OPERATION

The Company's international banking operation, Pfizer International Bank Europe
(PIBE), operates under a full banking license from the Central Bank of Ireland. PIBE extends credit to financially strong borrowers largely through U.S. dollar loans made primarily for the short and medium term, with floating interest rates. Generally, loans are made on an unsecured basis. When deemed appropriate, guarantees and certain covenants may be obtained as a condition to the extension of credit. To reduce credit risk, all borrowers must satisfy credit approval guidelines, which also establish borrowing limits and monitoring procedures. Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. The net income of PIBE is affected by fluctuations in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. When PIBE is asset sensitive (more assets repricing in a given period than liabilities), net income would be benefited in a period of increasing interest rates. PIBE's asset and liability management reflects its liquidity, interest-rate outlook and general market conditions. The interest-rate sensitivity of PIBE's largely U.S. dollar-denominated floating-rate asset portfolio is largely offset by the corresponding interest-rate sensitivity inherent in the Company's U.S. dollar-denominated short-term debt. PIBE enters into interest-rate swaps, currency swaps and forward-rate agreements as vehicles to manage the interest-rate sensitivity of the portfolio.

     The following table summarizes the composition of the loan portfolios, the most significant of the interest-earning assets held by the international banking operations, at November 30, 1994, 1993 and 1992:

BORROWERS


(MILLIONS OF DOLLARS)                    1994           1993           1992
---------------------------------------------------------------------------

Commercial and industrial              $526.3         $569.1         $587.2
Government                              139.7           91.9          210.0
Financial institutions                  120.9          146.6          177.7
---------------------------------------------------------------------------
Total                                  $786.9         $807.6         $974.9
---------------------------------------------------------------------------


MATURITIES


(MILLIONS OF DOLLARS)                    1994           1993           1992
---------------------------------------------------------------------------

Within one year                        $361.3         $456.9         $628.3
One to five years                       425.6          350.7          346.6
---------------------------------------------------------------------------
Total                                  $786.9         $807.6         $974.9
---------------------------------------------------------------------------


The following table shows the percentage of interest-earning assets of the international banking operations (including interest-bearing deposits, loans and Eurosecurities) by country of the borrower, depository, issuer or guarantor, where the total for such country is 3% or more of the total assets of the international banking operations:

                                                    % OF BANKING OPERATIONS
                                                               TOTAL ASSETS
---------------------------------------------------------------------------
                                         1994           1993           1992
---------------------------------------------------------------------------
U.K.                                       19             19             19
U.S.                                       17              8              8
Switzerland                                12              7              5
Netherlands                                11              9              6
Denmark                                     8             12              9
France                                      8             12              8
Italy                                       7              6             20
Sweden                                      6              4              7
Canada                                      5             13             15
Germany                                     4              5             --
Spain                                      --              5             --
---------------------------------------------------------------------------

PROSPECTIVE INFORMATION

SUBSEQUENT EVENTS

On January 19, 1995, the Company acquired SmithKline Beecham's animal health business for approximately $1.45 billion substantially financed by the issuance of commercial paper. The Company expects to acquire NAMIC in a stock-for-stock transaction, valued at approximately $175 million, in the first quarter of 1995.

     On February 23, 1995, the Company announced that its Board of Directors intends to vote on a two-for-one split of Pfizer common stock on April 27, 1995. At the annual meeting to take place on the same date, shareholders will vote on a proposal to increase the authorized shares and reduce the par value of the Company's common stock.

HEALTH CARE REFORM PROPOSAL

The Company's primary markets are highly competitive and subject to substantial governmental regulation. In the U.S., legislation proposing changes in the health care system was not enacted in 1994. New legislation may be introduced in 1995 and may make changes in the availability, delivery and payment for health care products and services. International operations are also subject to a degree of government regulation.

     While the Company cannot predict with certainty the nature of the potential future U.S. reforms, whether or not they will be enacted and the impact they may have on its U.S. business, pressures on pricing and operating results as a result of market competition are expected to continue in 1995.

COMPETITION

Mature products of the Company's pharmaceutical business will face significant exposure from competitive brand names and generic competition during the next several years. Feldene and Glucotrol have been subject to generic competition since 1992 and 1994, respectively. The majority of the unfavorable impact on Feldene sales was felt in 1993 and 1994. The combined U.S. net sales of these products were $203, $308 and $473 million in 1994, 1993 and 1992, respectively. In mid-1993, the FDA approved an NDA for a competitor's sustained-release form of nifedipine for the treatment of hypertension. This product uses a different delivery system from the patented technology used in Procardia XL, the Company's product, which has a delivery system that is patent-protected until 2003. Other forms of sustained-release nifedipine have been reported to be in various stages of development by other companies. It is not possible to predict the impact of possible future competition on sales of Procardia XL.

GENERAL AGREEMENT ON TARIFFS AND TRADE (GATT)

In December 1994, the U.S. Congress ratified the GATT world trade agreement. A key provision relates to intellectual property protection. The 10-year transition period relating to the major pharmaceutical patent-infringing countries such as Brazil, Turkey, Argentina and India will result, however, in the continued discrimination against patents filed prior to the effective date of the agreement. Necessary changes in the U.S. patent law have resulted in limited extensions of the terms of patents for some of the Company's products.

FOREIGN EXCHANGE

Net sales outside the U.S. represented 47% and 46% of total sales in 1994 and 1993, respectively. Exchange-rate fluctuations had no impact on the Company's net sales in 1994 and marginal impact in 1993. Sales and earnings growth in 1995 could be adversely affected if the U.S. dollar strengthens. The Company manages its foreign exchange risk through a variety of techniques. For further details, see the footnote "Financial Instruments and Concentrations of Credit Risk" beginning on page 42.

LITIGATION AND ENVIRONMENTAL MATTERS

Claims have been brought against the Company and its subsidiaries for various legal matters. In addition, the Company's operations are subject to federal, state and local environmental laws and regulations. For further details, see the footnote "Litigation" beginning on page 49.

DIVIDEND GROWTH

The dividend payout ratio amounted to 44.9%, 82.0% and 61.4% in 1994, 1993 and 1992, respectively. Excluding the effect of divestitures, restructuring and unusual items--net, this ratio would have been 45.4% and 48.4% in 1993 and 1992, respectively.

     In January 1995, the Board of Directors declared a first-quarter 1995 dividend increase of 11% to $.52 from $.47 in each quarter of 1994. This marked the 28th consecutive year of dividend increases.

INFLATION AND CHANGING PRICES

Inflation, although moderate in many parts of the world during 1994, continues to affect worldwide economies. Inflation had no material impact on the Company's operations throughout the period.


RESPONSIBILITY FOR FINANCIAL STATEMENTS AND SYSTEM OF INTERNAL CONTROL

The financial statements which appear on pages 35 through 53 were prepared by and are the responsibility of the Company's management. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based upon informed judgments and estimates. Management also accepts responsibility for the preparation of other financial information included in this document.

     The Company's management has designed a system of internal control to safeguard its assets, ensure that transactions are properly authorized and provide reasonable assurance, at reasonable cost, as to the integrity, objectivity and reliability of financial information. Even an effective internal control system, regardless of how well designed, has inherent limitations and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. The system of internal control includes careful selection, training and development of financial managers, an organizational structure that segregates responsibilities and a communications program which ensures that Company policies and procedures are well understood throughout the organization. The Company also has an extensive program of internal audits, with prompt follow-up, including reviews of separate Company operations and functions around the world.

     The Company's independent certified public accountants, KPMG Peat Marwick LLP, have audited the annual financial statements in accordance with generally accepted auditing standards. The independent auditors' report expresses an informed judgment as to the fair presentation of the Company's reported operating results, financial position and cash flows. This judgment is based on the results of auditing procedures performed and such other tests that they deemed necessary, including consideration of the Company's internal control structure.

     Recommendations made by KPMG Peat Marwick LLP and the Company's internal auditors are considered and appropriate action taken with respect to these recommendations. The Company believes that its system of internal control is effective and adequate to accomplish the objectives discussed above.

/s/ William C. Steere, Jr.

W. C. Steere, Jr.

PRINCIPAL EXECUTIVE OFFICER

/s/ H. McKinnell

H. McKinnell, Ph.D.

PRINCIPAL FINANCIAL OFFICER

/s/ H. V. Ryan

H. V. Ryan

PRINCIPAL ACCOUNTING OFFICER


February 23, 1995

AUDIT COMMITTEE'S REPORT

The Board of Directors reviews the audit function, internal controls and the financial statements largely through its Audit Committee, which consists solely of directors who are not Company employees. The Audit Committee meets at least quarterly with management, the independent auditors and internal auditors concerning their respective responsibilities. Among its various duties, the Audit Committee recommends the appointment of the Company's independent auditors. Both KPMG Peat Marwick LLP and the internal auditors have full access to the Audit Committee and meet with it, without management present, to discuss the scope and results of their examinations including internal control, audit and financial reporting matters.

/s/ Stanley O. Ikenberry

S. O. Ikenberry, Ph.D.

CHAIR, AUDIT COMMITTEE


February 23, 1995


INDEPENDENT AUDITORS' REPORT

KPMG Peat Marwick LLP

CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheet of Pfizer Inc and subsidiary companies as of December 31, 1994, 1993 and 1992 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

     As discussed in the notes to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, and Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in 1992.

/S/ KPMG PEAT MARWICK LLP

345 Park Avenue
New York, NY 10154


February 23, 1995

SEGMENT INFORMATION


                                                                          CONSUMER                   CORPORATE/
                                                       HEALTH    ANIMAL     HEALTH       FOOD         FINANCIAL
(MILLIONS OF DOLLARS)                                    CARE    HEALTH       CARE    SCIENCE (A)  SUBSIDIARIES (D)   CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------------------

1994
Net sales                                            $6,963.0    $605.3    $ 409.0     $304.0          $     --          $ 8,281.3
----------------------------------------------------------------------------------------------------------------------------------
Segment profit                                       $1,976.6    $ 47.4    $  34.1     $ 31.0          $     --          $ 2,089.1
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                                           123.0              123.0
Interest expense                                                                                         (126.9)            (126.9)
Net corporate expenses                                                                                   (223.7)            (223.7)
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income
  and minority interests                                                                                                  $1,861.5
----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                  $5,388.1    $501.8    $ 205.3     $447.6          $4,555.7          $11,098.5

----------------------------------------------------------------------------------------------------------------------------------
Capital additions                                    $  482.5    $ 45.9    $  15.6     $ 58.3             $69.2          $   671.5
----------------------------------------------------------------------------------------------------------------------------------
Depreciation                                         $  216.3    $ 16.9    $   7.1     $ 19.3             $15.8          $   275.4
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
1993
Net sales                                            $6,210.3    $578.0    $ 373.5     $315.9          $     --          $ 7,477.7
----------------------------------------------------------------------------------------------------------------------------------
Segment profit/(loss)(B)                             $1,129.9    $ (5.8)   $(102.3)    $ 16.1          $     --          $ 1,037.9
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                                           163.5              163.5
Interest expense                                                                                         (106.5)            (106.5)
Net corporate expenses                                                                                   (243.5)            (243.5)
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income
  and minority interests                                                                                                 $   851.4
----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                  $4,650.3    $444.6    $ 152.4     $374.4          $3,709.2          $ 9,330.9
----------------------------------------------------------------------------------------------------------------------------------
Capital additions                                    $  480.9    $ 39.2    $  15.4     $ 62.9             $35.8             $634.2
----------------------------------------------------------------------------------------------------------------------------------
Depreciation                                         $  182.6    $ 17.0    $   6.5     $ 19.6             $15.4             $241.1
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
1992
Net sales                                            $5,613.9    $560.8    $ 404.6     $650.9          $     --          $ 7,230.2
----------------------------------------------------------------------------------------------------------------------------------
Segment profit(C)                                    $1,241.8    $ 41.2    $ 329.7     $ 21.0          $     --          $ 1,633.7
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                                           184.6              184.6
Interest expense                                                                                         (103.4)            (103.4)
Net corporate expenses                                                                                   (180.1)            (180.1)
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income,
  minority interests and cumulative effect
  of accounting changes                                                                                                  $ 1,534.8
----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                  $4,153.2    $478.6    $ 285.9     $368.9          $4,303.5          $ 9,590.1
----------------------------------------------------------------------------------------------------------------------------------
Capital additions                                    $  436.4    $ 41.3    $   9.2     $126.3             $61.0          $   674.2
----------------------------------------------------------------------------------------------------------------------------------
Depreciation                                         $  147.0    $ 13.7    $   6.9     $ 51.8             $23.2          $   242.6
----------------------------------------------------------------------------------------------------------------------------------

(A) INCLUDES THE RESULTS OF THE DIVESTED MINERALS BUSINESSES THROUGH OCTOBER 30, 1992.
(B) INCLUDES PRE-TAX CHARGES OF $750 MILLION AND APPROXIMATELY $62 MILLION TO COVER A WORLDWIDE RESTRUCTURING PROGRAM AS WELL AS UNUSUAL ITEMS. IT ALSO INCLUDES A GAIN OF APPROXIMATELY $60 MILLION REALIZED ON THE SALE OF THE COMPANY'S REMAINING INTEREST IN MTI. AMOUNTS DIRECTLY ATTRIBUTABLE TO INDIVIDUAL SEGMENTS HAVE BEEN ALLOCATED TO THEM. AMOUNTS NOT DIRECTLY TRACEABLE TO INDIVIDUAL SEGMENTS ARE INCLUDED IN NET CORPORATE EXPENSES.
(C) INCLUDES A $110.5 MILLION NET CREDIT RELATING TO THE DIVESTITURE AND RESTRUCTURING OF CERTAIN OF THE COMPANY'S BUSINESSES AND CURTAILMENT GAINS ASSOCIATED WITH POSTRETIREMENT BENEFITS OTHER THAN PENSIONS OF DIVESTED OPERATIONS. AMOUNTS DIRECTLY ATTRIBUTABLE TO INDIVIDUAL SEGMENTS HAVE BEEN ALLOCATED TO THEM. AMOUNTS NOT DIRECTLY TRACEABLE TO INDIVIDUAL SEGMENTS ARE INCLUDED IN NET CORPORATE EXPENSES.
(D) SEGMENT INFORMATION FOR THE FINANCIAL SUBSIDIARIES CAN BE FOUND IN THE "FINANCIAL SUBSIDIARIES" FOOTNOTE ON PAGE 42.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

GEOGRAPHIC DATA


                                                                                                                      CANADA/
                                                                          UNITED                                        LATIN
(MILLIONS OF DOLLARS)                                                     STATES (A)     EUROPE           ASIA        AMERICA
-----------------------------------------------------------------------------------------------------------------------------

1994
Net sales                                                               $4,411.2       $1,816.4       $1,249.1         $619.4
Intercompany sales                                                         140.3          459.8           57.2           21.3
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                   $4,551.5       $2,276.2       $1,306.3         $640.7
-----------------------------------------------------------------------------------------------------------------------------
Geographic profit                                                       $1,426.8       $  534.6       $  115.2         $ 45.6
-----------------------------------------------------------------------------------------------------------------------------
Interest income
Interest expense
Net corporate expenses
-----------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on
  income and minority interests
-----------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                     $2,768.1       $2,429.0       $1,303.4         $479.9
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1993
Net sales                                                               $4,006.0       $1,632.0       $1,131.9         $528.3
Intercompany sales                                                         134.5          489.6           23.1           20.4
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                   $4,140.5       $2,121.6       $1,155.0         $548.7
-----------------------------------------------------------------------------------------------------------------------------
Geographic profit/(loss)(B)                                             $  698.5       $  381.8       $   75.2         $  (.4)
-----------------------------------------------------------------------------------------------------------------------------
Interest income
Interest expense
Net corporate expenses
-----------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on
  income and minority interests
-----------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                     $2,598.2       $2,034.6       $1,198.2         $393.7
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1992
Net sales                                                               $3,888.2       $1,709.1       $1,012.7         $470.4
Intercompany sales                                                          92.6          409.7           23.8           16.0
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                   $3,980.8       $2,118.8       $1,036.5         $486.4
-----------------------------------------------------------------------------------------------------------------------------
Geographic profit(C)                                                    $1,172.4       $  404.8          $26.0         $ 54.2
-----------------------------------------------------------------------------------------------------------------------------
Interest income
Interest expense
Net corporate expenses
-----------------------------------------------------------------------------------------------------------------------------
Income before provision
  for taxes on income, minority interests and
  cumulative effect of accounting changes
-----------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                     $2,280.5       $2,018.6       $1,008.3         $325.0
-----------------------------------------------------------------------------------------------------------------------------


                                                                         AFRICA/     CORPORATE/
                                                                          MIDDLE      FINANCIAL   ADJUSTMENTS/
(MILLIONS OF DOLLARS)                                                       EAST   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------

1994
Net sales                                                                 $185.2       $     --       $     --      $ 8,281.3
Intercompany sales                                                           5.7             --         (684.3)            --
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                     $190.9       $     --        $(684.3)     $ 8,281.3
-----------------------------------------------------------------------------------------------------------------------------
Geographic profit                                                         $ 11.6       $     --        $ (44.7)     $ 2,089.1
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                           123.0                         123.0
Interest expense                                                                         (126.9)                       (126.9)
Net corporate expenses                                                                   (223.7)                       (223.7)
-----------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on
  income and minority interests                                                                                     $ 1,861.5
-----------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                       $140.6       $4,555.7        $(578.2)     $11,098.5
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1993
Net sales                                                                 $179.5       $     --       $     --      $ 7,477.7
Intercompany sales                                                           3.8             --         (671.4)            --
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                     $183.3       $     --        $(671.4)     $ 7,477.7
-----------------------------------------------------------------------------------------------------------------------------
Geographic profit/(loss)(B)                                               $(28.6)      $     --        $ (88.6)     $ 1,037.9
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                           163.5                         163.5
Interest expense                                                                         (106.5)                       (106.5)
Net corporate expenses                                                                   (243.5)                       (243.5)
-----------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on
  income and minority interests                                                                                     $   851.4
-----------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                       $128.9       $3,709.2        $(731.9)     $ 9,330.9
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1992
Net sales                                                                 $149.8       $     --        $    --      $ 7,230.2
Intercompany sales                                                            .7             --         (542.8)            --
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                     $150.5       $     --        $(542.8)     $ 7,230.2
-----------------------------------------------------------------------------------------------------------------------------
Geographic profit(C)                                                      $ 16.3       $     --        $ (40.0)     $ 1,633.7
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                                                           184.6                         184.6
Interest expense                                                                         (103.4)                       (103.4)
Net corporate expenses                                                                   (180.1)                       (180.1)
-----------------------------------------------------------------------------------------------------------------------------
Income before provision
  for taxes on income, minority interests and
  cumulative effect of accounting changes                                                                           $ 1,534.8
-----------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                                       $108.9       $4,303.5        $(454.7)     $ 9,590.1
-----------------------------------------------------------------------------------------------------------------------------

(A) THE COMPANY'S MANUFACTURING OPERATIONS IN PUERTO RICO ARE INCLUDED IN THE UNITED STATES FOR GEOGRAPHIC DATA PURPOSES.
(B) INCLUDES PRE-TAX CHARGES OF $750 MILLION AND APPROXIMATELY $62 MILLION TO COVER A WORLDWIDE RESTRUCTURING PROGRAM AS WELL AS UNUSUAL ITEMS. IT ALSO INCLUDES A GAIN OF APPROXIMATELY $60 MILLION REALIZED ON THE SALE OF THE COMPANY'S REMAINING INTEREST IN MTI. AMOUNTS DIRECTLY ATTRIBUTABLE TO INDIVIDUAL GEOGRAPHIC AREAS HAVE BEEN ALLOCATED TO THEM. AMOUNTS NOT DIRECTLY TRACEABLE TO INDIVIDUAL GEOGRAPHIC AREAS ARE INCLUDED IN NET CORPORATE EXPENSES.
(C) INCLUDES A $110.5 MILLION NET CREDIT RELATING TO THE DIVESTITURE AND RESTRUCTURING OF CERTAIN OF THE COMPANY'S BUSINESSES AND CURTAILMENT GAINS ASSOCIATED WITH POSTRETIREMENT BENEFITS OTHER THAN PENSIONS OF DIVESTED OPERATIONS. AMOUNTS DIRECTLY ATTRIBUTABLE TO INDIVIDUAL GEOGRAPHIC AREAS HAVE BEEN ALLOCATED TO THEM. AMOUNTS NOT DIRECTLY TRACEABLE TO INDIVIDUAL GEOGRAPHIC AREAS ARE INCLUDED IN NET CORPORATE EXPENSES.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENT OF INCOME


                                                                                                       YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------
(MILLIONS OF DOLLARS EXCEPT PER SHARE DATA)                                                1994           1993           1992
-----------------------------------------------------------------------------------------------------------------------------

Net sales                                                                              $8,281.3       $7,477.7       $7,230.2
Costs and expenses
   Cost of sales                                                                        1,918.6        1,772.0        2,024.3
   Selling, informational and administrative expenses                                   3,250.8        3,066.0        2,899.3
   Research and development expenses                                                    1,139.4          974.4          863.2
   Divestitures, restructuring and unusual items--net                                        --          752.0         (110.5)
   Other deductions--net                                                                  111.0           61.9           19.1
-----------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income, minority interests
   and cumulative effect of accounting changes                                          1,861.5          851.4        1,534.8
Provision for taxes on income                                                             558.5          191.3          438.6
Minority interests                                                                          4.6            2.6            2.7
-----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes                                   1,298.4          657.5        1,093.5
Cumulative effect of change in accounting for:
   Postretirement benefits, net of income taxes                                              --             --         (312.6)
   Income taxes                                                                              --             --           30.0
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $1,298.4         $657.5         $810.9
-----------------------------------------------------------------------------------------------------------------------------
Earnings per common share
   Income before cumulative effect of accounting changes                                  $4.19          $2.05          $3.25
   Cumulative effect of change in accounting for:
Postretirement benefits, net of income taxes                                                 --             --           (.93)
Income taxes                                                                                 --             --            .09
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                                             $4.19          $2.05          $2.41

-----------------------------------------------------------------------------------------------------------------------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                                                               COMMON STOCK         ADDITIONAL
                                                                          ---------------------        PAID-IN       RETAINED
(MILLIONS)                                                                SHARES      PAR VALUE        CAPITAL       EARNINGS
-----------------------------------------------------------------------------------------------------------------------------

Balance January 1, 1992                                                    332.4          $33.2         $212.5       $4,794.9
Net income                                                                                                              810.9
Cash dividends declared                                                                                                (486.5)
Debenture conversions                                                         .8             .1           10.9
Currency translation adjustment
Stock option transactions                                                    3.7             .4          142.1
Purchase of common stock
Shares purchased from Retirement Annuity Plan
Shares purchased from Savings and Investment Plan
Dividend reinvestment plan                                                    .1             --            9.4
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992                                                  337.0           33.7          374.9        5,119.3
Net income                                                                                                              657.5
Cash dividends declared                                                                                                (536.1)
Currency translation adjustment
Stock option transactions                                                    1.4             .2           41.9
Purchase of common stock
Employee benefit trust transactions--net                                                                  63.2
Dividend reinvestment plan                                                    .2             --           11.7
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993                                                  338.6           33.9          491.7        5,240.7
Net income                                                                                                            1,298.4
Cash dividends declared                                                                                                (594.6)
Currency translation adjustment
Stock option transactions                                                    1.5             .1           63.1
Purchase of common stock
Employee benefit trust transactions--net                                                                  83.4
Dividend reinvestment plan                                                    .2             --           11.8
Unrealized net gain on available-for-sale securities
Other                                                                                                      1.4
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                                                  340.3          $34.0         $651.4       $5,944.5
-----------------------------------------------------------------------------------------------------------------------------


                                                         CURRENCY
                                                      TRANSLATION       EMPLOYEE             TREASURY STOCK
                                                       ADJUSTMENT       BENEFITS         ---------------------
(MILLIONS)                                              AND OTHER          TRUST         SHARES           COST          TOTAL
-----------------------------------------------------------------------------------------------------------------------------

Balance January 1, 1992                                    $157.8        $    --           (2.8)       $(172.1)      $5,026.3
Net income                                                                                                              810.9
Cash dividends declared                                                                                                (486.5)
Debenture conversions                                                                                                    11.0
Currency translation adjustment                            (112.5)                                                     (112.5)
Stock option transactions                                                                   (.1)         (17.4)         125.1
Purchase of common stock                                                                   (8.5)        (632.2)        (632.2)
Shares purchased from Retirement Annuity Plan                                               (.4)         (30.0)         (30.0)
Shares purchased from Savings and Investment Plan                                            --           (2.9)          (2.9)
Dividend reinvestment plan                                                                                                9.4
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992                                    45.3             --          (11.8)        (854.6)       4,718.6
Net income                                                                                                              657.5
Cash dividends declared                                                                                                (536.1)
Currency translation adjustment                             (13.6)                                                      (13.6)
Stock option transactions                                                                    --             .6           42.7
Purchase of common stock                                                                  (15.8)      (1,019.6)      (1,019.6)
Employee benefit trust transactions--net                                  (690.0)          10.0          631.1            4.3
Dividend reinvestment plan                                                                                               11.7
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993                                    31.7         (690.0)         (17.6)      (1,242.5)       3,865.5
Net income                                                                                                            1,298.4
Cash dividends declared                                                                                                (594.6)
Currency translation adjustment                             162.3                                                       162.3
Stock option transactions                                                                    --            1.0           64.2
Purchase of common stock                                                                   (8.5)        (511.2)        (511.2)
Employee benefit trust transactions--net                                   (59.3)                                        24.1
Dividend reinvestment plan                                                                                               11.8
Unrealized net gain on available-for-sale securities          2.0                                                         2.0
Other                                                                                                                     1.4
-----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                                  $196.0        $(749.3)         (26.1)     $(1,752.7)      $4,323.9
-----------------------------------------------------------------------------------------------------------------------------



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED BALANCE SHEET


                                                                                                                  DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------
(MILLIONS OF DOLLARS)                                                                      1994           1993           1992
-----------------------------------------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                             $ 1,458.5       $  729.4       $1,257.1
Short-term investments                                                                    560.1          447.1          446.6
Accounts receivable, less allowance for doubtful accounts:
   1994-$44.1; 1993-$40.6; 1992-$36.2                                                   1,665.0        1,468.7        1,400.3
Short-term loans                                                                          361.3          456.9          620.3
Inventories
   Finished goods                                                                         528.0          413.3          413.5
   Work in process                                                                        534.9          502.1          465.8
   Raw materials and supplies                                                             202.0          178.1          188.5
-----------------------------------------------------------------------------------------------------------------------------
     Total inventories                                                                  1,264.9        1,093.5        1,067.8
-----------------------------------------------------------------------------------------------------------------------------
Prepaid expenses, taxes and other current assets                                          478.6          537.6          592.7
-----------------------------------------------------------------------------------------------------------------------------
     Total current assets                                                               5,788.4        4,733.2        5,384.8
Long-term loans and marketable securities                                                 724.3          586.7          601.4
Property, plant and equipment, less accumulated depreciation                            3,073.2        2,632.5        2,305.1
Goodwill, less accumulated amortization                                                   325.7          231.1          368.2
Other assets, deferred taxes and deferred charges                                       1,186.9        1,147.4          930.6
-----------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                     $11,098.5       $9,330.9       $9,590.1
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings, including current portion of long-term debt                    $ 2,220.0       $1,178.8       $1,252.3
Accounts payable                                                                          524.9          479.1          456.4
Income taxes payable                                                                      731.1          606.2          395.9
Accrued compensation and related items                                                    419.0          408.6          332.9
Other current liabilities                                                                 930.9          770.9          779.9
-----------------------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                          4,825.9        3,443.6        3,217.4
Long-term debt                                                                            604.2          570.5          571.3
Postretirement benefit obligation other than pension plans                                432.6          443.3          459.1
Deferred taxes on income                                                                  211.7          189.4          146.9
Other non-current liabilities                                                             661.4          779.3          441.9
Minority interests                                                                         38.8           39.3           34.9
-----------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                  6,774.6        5,465.4        4,871.5
-----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock, without par value; 12,000,000 shares authorized, none issued                --             --             --
Common stock, $.10 par value; 750,000,000 shares authorized;
   issued: 1994-340,330,816; 1993-338,564,752; 1992-336,972,295                            34.0           33.9           33.7
Additional paid-in capital                                                                651.4          491.7          374.9
Retained earnings                                                                       5,944.5        5,240.7        5,119.3
Currency translation adjustment and other                                                 196.0           31.7           45.3
Employee benefit trust                                                                   (749.3)        (690.0)            --
Common stock in treasury, at cost:
   1994-26,104,841; 1993-17,642,269; 1992-11,831,522                                   (1,752.7)      (1,242.5)        (854.6)
-----------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                          4,323.9        3,865.5        4,718.6
-----------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                        $11,098.5       $9,330.9       $9,590.1
-----------------------------------------------------------------------------------------------------------------------------


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                       YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------
(MILLIONS OF DOLLARS)                                                                      1994           1993           1992
-----------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                                                         $ 1,298.4      $   657.5      $   810.9
   Adjustments to reconcile net income to net cash provided by operating activities:
     Cumulative effect of accounting changes                                                 --             --          282.6
     Depreciation and amortization of intangibles                                         292.0          258.2          263.9
     Divestitures, restructuring and unusual items                                           --          752.0         (110.5)
     Deferred taxes                                                                        32.6         (336.1)         (14.5)
     Deferred income amortization                                                         (11.4)         (28.3)         (74.3)
     Other                                                                                  5.5           39.3            5.0
     Changes in assets and liabilities, net of effect of businesses acquired and divested:
        Accounts receivable                                                              (160.7)        (160.8)        (193.8)
        Inventories                                                                      (110.8)        (142.3)        (116.1)
        Prepaid and other assets                                                          (11.5)         (44.8)        (246.3)
        Accounts payable and accrued liabilities                                          167.9           30.5           69.7
        Income taxes payable                                                              121.3          227.9           44.6
        Other deferred items                                                             (134.8)           9.9           85.8
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                               1,488.5        1,263.0          807.0
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Purchases of property, plant and equipment                                            (671.5)        (634.2)        (674.2)
   Purchases of short-term investments                                                 (1,355.9)        (739.6)        (535.7)
   Proceeds from redemptions of short-term investments                                  1,244.8          846.8          459.8
   Proceeds from sales of businesses                                                         --          241.2          896.6
   Purchases of long-term investments                                                    (162.1)        (175.9)        (154.6)
   Purchases and redemptions of short-term investments by financial subsidiaries           43.4          (21.3)          51.0
   Decrease in loans and long-term investments by financial subsidiaries                   20.7          167.3          283.3
   Other investing activities                                                              40.3          118.8           63.7
-----------------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by investing activities                                      (840.3)        (196.9)         389.9
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Proceeds from issuance of long-term debt                                                39.8            6.4          266.0
   Increase/(decrease) in short-term debt                                               1,030.8          (70.1)        (407.7)
   Stock option transactions                                                               64.2           42.7          125.1
   Purchases of common stock                                                             (511.2)      (1,019.6)        (665.1)
   Cash dividends paid                                                                   (594.6)        (536.1)        (486.5)
   Other financing activities                                                              32.9            9.7          (59.8)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by/(used in) financing activities                                        61.9       (1,567.0)      (1,228.0)
-----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                               19.0          (26.8)         (29.4)
-----------------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                                      729.1         (527.7)         (60.5)
Cash and cash equivalents at beginning of year                                            729.4        1,257.1        1,317.6
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $ 1,458.5      $   729.4      $ 1,257.1
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

     The assets and liabilities for most of the Company's international subsidiaries are translated into U.S. dollars using current exchange rates with resulting translation adjustments recorded in Shareholders' equity. Exchange gains and losses on hedges of foreign net investments and on intercompany balances of a long-term investment nature are also recorded in Shareholders' equity. Income statement items are generally translated at average exchange rates prevailing during the period. Other foreign currency transaction gains and losses are included in net income. International subsidiaries and branches operating in highly inflationary economies translate non-monetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustments included in net income.

     The accompanying consolidated financial statements generally do not include a provision for U.S. income taxes on international subsidiaries' unremitted earnings which, for the most part, are expected to be reinvested overseas. The Company intends to remit a portion of future earnings. To the extent that the parent company receives such foreign earnings as dividends, foreign taxes paid on those earnings will generate tax credits which substantially offset the related U.S. income taxes. The Omnibus Budget Reconciliation Act of 1993 imposed a limitation on the tax credit allowed to the Company for U.S. taxes on income earned in Puerto Rico for tax years beginning after December 31, 1993. As a result, taxes have been provided to the extent required by this change in law.

     Goodwill and other intangibles are recorded at cost. Amounts arising from acquisitions accounted for as purchases subsequent to 1970 are amortized over various periods not exceeding 40 years. Amounts arising prior to that year are not amortized unless there is a permanent diminution in value. Goodwill is shown separately, while other intangibles are included in Other assets, deferred taxes and deferred charges in the Consolidated Balance Sheet. When factors indicate that goodwill and other intangibles be evaluated for possible impairment, the Company assesses the recoverability from future operations using undiscounted cash flows.

CONSOLIDATED INTERNATIONAL SUBSIDIARIES

Subsidiaries operating outside the U.S. generally are included in the consolidated financial statements on a fiscal year basis ending November 30. Substantially all the international subsidiaries' unremitted earnings are free from legal or contractual restrictions. Additional information is shown on page 36.

     Net exchange losses, included in Other deductions (which totaled $127.1, $153.5 and $134.9 million in 1994, 1993 and 1992, respectively), were $1.5,
$40.0, and $22.8 million in 1994, 1993 and 1992, respectively.

     Changes in the currency translation adjustment included in Shareholders' equity are as follows:



(MILLIONS OF DOLLARS)                                                                      1994           1993           1992
-----------------------------------------------------------------------------------------------------------------------------

Currency translation adjustment January 1                                                $ 31.7          $45.3         $157.8
Translation adjustments and hedges                                                        161.8          (92.6)         (84.0)
Income taxes allocated to translation adjustments and hedges                                 .5             .9          (13.1)
Transfer to income statement on sale or liquidation of businesses                            --           78.1          (15.4)
-----------------------------------------------------------------------------------------------------------------------------
Currency translation adjustment December 31                                              $194.0          $31.7         $ 45.3
-----------------------------------------------------------------------------------------------------------------------------


INVESTMENTS IN DEBT AND EQUITY SECURITIES

In 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The statement requires that investments in such securities be designated as trading, held-to-maturity or available-for-sale. Trading securities are reported at fair value with unrealized gains and losses recognized in earnings. Available-for-sale securities are reported at fair value with unrealized gains and losses recognized in the caption "Currency translation adjustment and other" included in Shareholders' equity. Securities classified as held-to-maturity are reported at amortized cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

As of December 31, 1994, the status of such securities is as follows:


                                                           DECEMBER 31, 1994
-------------------------------------------------------------------------------
                                                           GROSS UNREALIZED
                         AMORTIZED           FAIR       ---------------------
(MILLIONS OF DOLLARS)         COST          VALUE       GAINS         LOSSES
-------------------------------------------------------------------------------
Held-to-Maturity:
  U.S. Government agencies  $ 28.2      $    28.2       $   --          $  --

  Municipals                  88.6           88.4           .1             (.3)

  Foreign governments         51.8           51.2           .1             (.7)

  Certificates of deposit    234.7          234.7           --             --

  Mortgage-backed             33.4           31.8           --            (1.6)

  Corporate debt             381.5          375.4           .3            (6.4)

  Commercial paper            91.0           91.0           --              --
--------------------------------------------------------------------------------
                             909.2          900.7           .5            (9.0)
Available for Sale:
  Equity securities           56.7           60.1         18.8           (15.4)
--------------------------------------------------------------------------------
                            $965.9         $960.8        $19.3          $(24.4)
--------------------------------------------------------------------------------


  Of the above securities, amounts are included in the Consolidated Balance Sheet as follows:


(MILLIONS OF DOLLARS)                                                      1994
--------------------------------------------------------------------------------
Cash                                                                       $90.0

Short-term investments                                                     560.1

Long-term loans and marketable securities                                  319.2
--------------------------------------------------------------------------------

  The contractual maturities of such securities as of December 31, 1994 are as follows:


                                                 YEARS
                               -----------------------------------------
                                          OVER 1     OVER 5
(MILLIONS OF DOLLARS)           WITHIN 1    TO 5      TO 10     OVER 10   TOTAL
--------------------------------------------------------------------------------
Held-to-Maturity:
  U.S. Government agencies        $ 28.2   $   --      $ --      $ --   $  28.2

  Municipals                        78.6      10.0       --        --      88.6

  Foreign governments                 .7      51.1       --        --      51.8

  Certificates of deposit          220.7      14.0       --        --     234.7

  Corporate debt                   211.6     128.2      21.8      19.9    381.5

  Commercial paper                  91.0       --        --        --      91.0

--------------------------------------------------------------------------------
   Subtotal                       $630.8    $203.3     $21.8     $19.9    875.8
-----------------------------------------------------------------------
  Mortgage-backed                                                          33.4
                                                                       --------
     Total                                                               $909.2
--------------------------------------------------------------------------------

  Interest income was $123.0, $163.5 and $184.6 million for 1994, 1993 and 1992, respectively.

FINANCIAL SUBSIDIARIES

Combined financial data/segment information as of November 30, 1994, 1993 and 1992 applicable to the Company's financial subsidiaries, which include Pfizer International Bank Europe (PIBE) and a small captive insurance company, are presented as follows:


CONDENSED BALANCE SHEET

(MILLIONS OF DOLLARS)                   1994           1993           1992
-------------------------------------------------------------------------------
Cash and interest-bearing deposits   $  285.2        $ 222.2     $    63.7

Eurosecurities                            3.8            46.8         25.0

Loans, net                              766.4           794.1        960.4

Other assets                             13.2            10.3         15.3
-------------------------------------------------------------------------------
  Total assets                       $1,068.6        $1,073.4    $ 1,064.4
-------------------------------------------------------------------------------
Certificates of deposit and
  other liabilities                  $  184.5        $  166.5    $   171.5

Deferred income                          13.0            26.2         50.2

Shareholders' equity                    871.1           880.7        842.7
-------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity             $1,068.6        $1,073.4     $1,064.4
-------------------------------------------------------------------------------

CONDENSED STATEMENT OF INCOME


(MILLIONS OF DOLLARS)                   1994           1993           1992
-------------------------------------------------------------------------------
Interest income                      $   49.2        $  48.1      $   91.3

Interest expense                         (4.6)          (4.2)         (5.5)

Other (expense)/income--net             (12.0)           1.2          (4.2)
-------------------------------------------------------------------------------
  Net income                         $   32.6        $  45.1      $   81.6
-------------------------------------------------------------------------------


  Investments of the banking subsidiary generally are recorded at amortized cost and are held until maturity.

PROPERTY, PLANT AND EQUIPMENT

The major categories of property, plant and equipment and accumulated depreciation follow:


(MILLIONS OF DOLLARS)                   1994           1993           1992
-------------------------------------------------------------------------------
Land                               $    85.2       $    81.8       $   71.7

Buildings                            1,218.6         1,093.8          953.9

Machinery and equipment              2,108.4         1,897.8        1,706.9

Furniture, fixtures and other          940.2           812.8          698.3

Construction in progress               640.5           414.5          385.6
-------------------------------------------------------------------------------
                                     4,992.9         4,300.7        3,816.4

Less: accumulated depreciation       1,919.7         1,668.2        1,511.3
-------------------------------------------------------------------------------
                                   $ 3,073.2        $2,632.5       $2,305.1
-------------------------------------------------------------------------------



INVENTORIES

Inventories valued on a LIFO basis comprised approximately 15% of worldwide inventories at December 31, 1994, 1993 and 1992. The estimated replacement cost of these inventories at December 31, 1994, 1993 and 1992 was $220.3, $204.7 and $199.0 million, respectively.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

Changes in the value of the U.S. dollar and other currencies affect the Company's financial position and results of operations since the Company has manufacturing operations in 31 countries and sells its products on a worldwide basis. Changes in interest rates affect the Company's financial position and results of operations as a result of its investments and borrowings. The Company manages its foreign exchange and interest-rate risks through a variety of techniques, including the use of derivative financial instruments. The Company does not leverage or trade derivative financial instruments.

     Generally, gains and losses arising from financial instruments used for foreign exchange and interest-rate risk management are recognized in income simultaneously with the net income effect of the related transactions generating such risks.

     Forward-exchange contracts with maturities of six months or less are used to match local market short-term assets and liabilities denominated in currencies other than the local currency. Changes in the fair value of forward-exchange contracts are included in Other deductions--net, together with foreign exchange gains and losses. At December 31, 1994, 1993 and 1992, the Company had approximately $750, $420 and $380 million, respectively, of forward-exchange contracts. The December 31, 1994 contracts include $383 million of currencies exchanged for U.S. dollars, $132 million exchanged for U.K. pounds, $92 million exchanged for Irish punt, $55 million exchanged for German marks and $88 million for other currencies. The principal currencies exchanged for U.S. dollars are Japanese yen, U.K. pounds, Irish punt, French francs and German marks of $107, $61, $49, $34 and $29 million, respectively. The principal currency exchanged for U.K. pounds is U.S. dollars of $129 million, exchanged for Irish punt is U.K. pounds of $72 million and exchanged for German marks is U.S. dollars of $52 million.

     Currency options purchased to hedge anticipated inventory purchases and sales are reported at amortized cost. The cost is amortized to operations on a straight-line basis through the inventory delivery date. Unrealized gains at that date are deferred as a reduction of inventory cost and recognized in net income as sales occur. At December 31, 1994 and 1993, $150 and $180 million of yen-denominated currency options were purchased with maturities through 1996 and 1995, respectively, to hedge anticipated inventory purchases and sales.

     Interest-rate swap agreements are used to manage interest-rate risk on assets and liabilities with the differential to be paid or received under the agreements accrued over the lives of the contracts as interest rates change. Such amounts are included in Other deductions--net.

     At December 31, 1994, the Company had interest-rate swap contracts outstanding with notional amounts of approximately $275 million. Interest-rate swap contracts of $25 million, maturing in 2001, have the effect of converting fixed-rate long-term debt into a floating rate based on the Bankers Trust Tax Exempt Note Rate. A contract of $50 million maturing shortly after year-end converts certain fixed-rate assets of PIBE into floating rate based on the London Interbank Offered Rate (LIBOR). Contracts of $200 million convert certain floating-rate assets of PIBE to fixed-rate. The Company sold the right to receive the fixed-rate payments under the swap contracts totaling $200 million in order to reduce counterparty credit risk. Income on this transaction was deferred and is being amortized over the life of the swap contracts, all of which expire in 1995. Approximately $13, $13 and $24 million of this deferred income is included in Other current liabilities in the Consolidated Balance Sheet at December 31, 1994, 1993 and 1992, respectively.

     At December 31, 1994, the Company had currency swap contracts with notional amounts of approximately $90 million outstanding, maturing in 1995 through 1997. Such contracts effectively convert certain PIBE foreign currency assets into floating rate (based on LIBOR) U.S. dollar denominated assets.

     The Company periodically reviews the credit quality of financial institutions which are counterparties to derivative financial instruments and does not expect any loss from the failure of such institutions to perform under the contracts.

     At December 31, 1994, the Company had no significant concentrations of credit risk related to financial instruments.

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

     Interest-rate and currency swap agreements have been valued by using the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date based on broker quotes, taking into account current interest rates and the current creditworthiness of the swap counterparties.

     The difference between the fair values and the carrying values of the Company's long-term interest-bearing deposits and investments and long-term debt, as well as each class of derivative financial instrument, is not material and, therefore, such amounts are not presented herein.

LONG-TERM DEBT

Long-term debt, exclusive of current maturities of $6.5, $3.6 and $4.6 million in 1994, 1993 and 1992, respectively, is summarized as follows:



(MILLIONS OF DOLLARS)              1994                1993           1992
-------------------------------------------------------------------------------
7-1/8% Notes due 1996              $250.0              $250.0         $250.0

6-1/2% Notes due 1997               250.0               250.0          250.0

10-1/4% Industrial Development
  Bonds Due 2001                     22.0                22.0           22.0

7% Solid Waste Disposal Facilities
  Revenue Bonds Due 2025             18.0                  --             --

Other borrowings and mortgages       64.2                48.5           49.3
-------------------------------------------------------------------------------
                                   $604.2              $570.5         $571.3
-------------------------------------------------------------------------------

     In 1991, the Company filed a shelf registration with the U.S. Securities and Exchange Commission under which the Company could issue up to $750 million of debt securities. Under this shelf registration, the Company issued an aggregate of $500 million of notes, leaving $250 million available to be issued as of December 31, 1994.

     Long-term debt maturities for the years ending December 31, 1996 through 1999, are $276.3, $260.8, $2.4 and $2.0 million, respectively.

     The weighted average interest rate on short-term and long-term debt outstanding as of December 31, 1994 and 1993 was 6.0% and 5.1%, respectively.

     At December 31, 1994, the Company had approximately $1.1 billion in major unused lines of credit.

     During 1994, 1993 and 1992, respectively, the Company incurred interest costs of $141.6, $120.5 and $115.6 million, including $14.7, $14.0 and $12.2 million which was capitalized. Interest paid was approximately $106.9, $122.2 and $92.5 million in 1994, 1993 and 1992, respectively.

DIVESTITURES, RESTRUCTURING AND UNUSUAL ITEMS

Income before taxes for 1993 included a third-quarter charge of $750 million to cover a worldwide restructuring program, as well as unusual items. Unusual items included the write-down of goodwill of $121.7 million which related to a business evaluation, where it was determined that revenue and profitability levels were not meeting previously estimated levels and unamortized goodwill would not be recovered through future cash flows of the business. An additional 1993 restructuring charge of $61.9 million was taken prior to the third quarter. Restructuring actions for the program included the consolidation of manufacturing facilities, the demolition of buildings resulting from the consolidation, reconfiguration and rehabilitation of remaining facilities and the consolidation of distribution and administrative infrastructures, including the consolidation of finance organizations in Europe. It is expected that the 1993 program will be completed within three years.

     The following table indicates the status of the 1993 restructuring charges by component:


                                      1993      Utilization         Reserves at
                             Restructuring     -------------       December 31,
                                   charges     1993     1994               1994
-------------------------------------------------------------------------------
Employee severance
  payments                          $230.7   $  25.8  $  26.5          $178.4

Operating assets to
  be sold/disposed of                211.7      61.5     44.3           105.9

Closed facilities' costs             101.1       1.5     18.6            81.0

Currency translation adjustment
  related to the liquidation/
  disposal of businesses              57.8      57.8       --              --

Administrative infrastructures        37.6        .7     33.7             3.2

Lease and third-party contract
  termination costs                   37.0        .8     20.8            15.4

Other                                 14.3       1.2      9.0             4.1
-------------------------------------------------------------------------------
                                    $690.2    $149.3   $152.9          $388.0
-------------------------------------------------------------------------------


     Closed facilities' costs relate primarily to the rationalization of manufacturing capacity, as well as costs related to the demolition of structures within certain manufacturing facilities. Administrative infrastructure costs relate primarily to consulting costs involved in restructuring the administrative support organizations and the distribution centers. Writedowns of operating assets, which primarily involve manufacturing rationalizations, are considered utilized and the reserve charged when the asset is sold or otherwise disposed of by the Company.

     In 1993, the Company sold its remaining interest of approximately 40% in Minerals Technologies Inc. (MTI), the Company's former specialty minerals businesses. The sale resulted in a pre-tax gain of approximately $60 million.

     Income before taxes for 1992 included a net credit of $110.5 million consisting of a $258.6 million gain on the sale of a business, offset by $204.6 million for restructuring, consolidation and streamlining of certain businesses. In addition, curtailment gains ($56.5 million) associated with postretirement benefits other than pensions of divested operations were recognized.

TAXES ON INCOME

Income before taxes for U.S. and international operations consists of the following:



(MILLIONS OF DOLLARS)                        1994           1993           1992
-------------------------------------------------------------------------------
United States                                $1,074.0       $442.2       $856.4

International                                   787.5        409.2        678.4
-------------------------------------------------------------------------------
Total income before taxes                    $1,861.5       $851.4     $1,534.8
-------------------------------------------------------------------------------


     The classification of items presented in the above table differs from that in the geographic table on page 36. The geographic table displays information by management organization, exclusive of certain corporate expenses. Income before taxes in the above table is classified based on the location of the operations of the Company.

     The provision for taxes on income consists of the following:


(MILLIONS OF DOLLARS)                        1994           1993           1992
-------------------------------------------------------------------------------
UNITED STATES

  Taxes currently payable

    U.S.                                    $ 243.5        $ 264.7      $ 176.2

    State and local                            14.4           65.6         88.8

  Deferred income taxes                        35.2         (273.4)       (16.8)
-------------------------------------------------------------------------------
Tax provision                                 293.1           56.9        248.2
-------------------------------------------------------------------------------
INTERNATIONAL

  Taxes currently payable                     268.0          197.1        188.1

  Deferred income taxes                        (2.6)         (62.7)         2.3
-------------------------------------------------------------------------------
Tax provision                                 265.4          134.4        190.4
-------------------------------------------------------------------------------
Total provision for taxes on income         $ 558.5        $ 191.3      $ 438.6
-------------------------------------------------------------------------------


     The provision for taxes on income shown in the previous table is classified based on the location of the taxing authority, regardless of the location in which the taxable income is generated. A provision for U.S. income taxes of approximately $730 million has not been made on approximately $2.9 billion of international subsidiaries' unremitted earnings as of December 31, 1994.

     The earnings of the Company's pharmaceutical subsidiary operating in Puerto Rico are subject to taxes pursuant to an incentive grant effective through December 31, 2002. Under this grant, the Company is partially exempt from income, property and municipal taxes. The Omnibus Budget Reconciliation Act of 1993 imposed a limitation on the tax credit allowed to the Company for U.S. taxes on income earned in Puerto Rico for tax years beginning after December 31, 1993. As a result, taxes have been provided to the extent required by this change in law. The major elements contributing to the difference between the U.S. statutory tax rate and the consolidated effective tax rate are as follows:


(PERCENTAGES)                                1994            1993          1992
-------------------------------------------------------------------------------
U.S. statutory tax rate                      35.0            35.0          34.0

Effect of partially tax-exempt
  operations in Puerto Rico                  (9.9)          (19.4)         (8.2)

Effect of reduced rates in Ireland           (2.6)           (4.0)         (2.7)

Divestitures, restructuring
  and unusual items--net                       --             4.4           1.8

State and local taxes                         1.2             4.3           2.8

R&D tax credit                               (1.1)           (3.3)          (.5)

All other--net                                7.4             5.5           1.4
-------------------------------------------------------------------------------
Consolidated effective tax rate              30.0            22.5          28.6
-------------------------------------------------------------------------------


     Excluding the effect of divestitures, restructuring and unusual items--net, the effect of partially tax-exempt operations in Puerto Rico and the effect of reduced rates in Ireland would have been approximately (10.0%) and (2.1%) in 1993, respectively.

     Deferred tax assets and liabilities, netted by jurisdiction, as of December 31, 1994, 1993 and 1992 are included in the Consolidated Balance Sheet as follows:


(MILLIONS OF DOLLARS)                        1994           1993           1992
--------------------------------------------------------------------------------
Current--Prepaid expenses, taxes
  and other current assets                 $ 373.8        $ 435.3       $ 347.3

Non-current--Other assets, deferred
  taxes and deferred charges                 336.2          305.1            --

Non-current--Deferred taxes
  on income                                 (211.7)        (189.4)       (146.9)
--------------------------------------------------------------------------------
Net deferred tax asset                     $ 498.3        $ 551.0       $ 200.4
--------------------------------------------------------------------------------



     Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1994, 1993 and 1992 are as follows:



(MILLIONS
OF DOLLARS)              1994                1993                1992
-------------------------------------------------------------------------------
                       Deferred Tax         Deferred Tax        Deferred Tax
                    -----------------------------------------------------------
                   Assets  Liabilities  Assets  Liabilities  Assets  Liabilities

Prepaid/
  deferred items  $  157.8  $  150.1    $  149.4    $  85.8  $  115.8   $  76.5

Inventories          185.5      67.3       143.1       31.9     121.6      36.2

Investments            5.7        --        14.1         --      30.0        --

Property, plant
  and equipment       31.5     322.1        30.9       304.8     60.2     270.8

Employee benefits    207.4     127.7       206.8       129.1    208.8     132.8

Restructurings and
  special charge     280.3       --        377.9          --    180.3        --

Foreign tax credit
  carryforwards      165.1       --        100.0          --       --        --

State and local
  taxes               37.7       --         34.3          --     42.0        --

Other carry-
  forwards           117.1       --         59.0          --     40.4        --

All other             32.6      27.4        33.9         23.1    44.4      51.4
-------------------------------------------------------------------------------
  Subtotal         1,220.7     694.6     1,149.4        574.7    843.5    567.7

Valuation
  allowance          (27.8)       --       (23.7)         --     (75.4)      --
-------------------------------------------------------------------------------
Total deferred
  taxes           $1,192.9    $694.6    $1,125.7       $ 574.7  $768.1   $567.7
--------------------------------------------------------------------------------
Net deferred
  tax asset       $  498.3              $  551.0                 $200.4
--------------------------------------------------------------------------------


     In 1994 and 1993, foreign tax credit carryforwards arose from dividends received by the Company from foreign subsidiaries. These carryforwards expire through 1999.

     A valuation allowance is provided when it is more likely that some portion of the deferred tax assets will not be realized. The major component of the valuation allowance relates to the uncertainty of realizing certain foreign deferred tax assets. The net decrease in the total valuation allowance for 1993 of $51.7 million was primarily due to a change in U.K. tax legislation. The net decrease in the total valuation allowance for 1992 of $5.8 million was primarily related to changes in foreign currency translation rates. The valuation allowance at January 1, 1992, was $81.2 million.

     The Internal Revenue Service (IRS) is currently auditing the years 1987 through 1989. In October 1994, the Company received a Notice of Proposed Adjustments from the IRS. The proposed adjustments relate primarily to the tax accounting treatment of certain swaps and related transactions undertaken by the Company in 1987 and 1988. These transactions resulted in the receipt of cash in those years, which the Company duly reported as income for tax purposes. In

1989 (in Notice 89-21), the IRS announced that it believed cash received in certain swap transactions should be reported as income for tax purposes over the life of the swaps, rather than when received. In the case of the Company, this would cause some of the income to be reported in years subject to the Tax Reform Act of 1986. The IRS proposed adjustment involves approximately $72 million in federal taxes for the years 1987 through 1989, plus interest. If the proposed adjustment is carried through to the maturity of the transactions in 1992, an additional tax deficiency of approximately $86 million, plus interest, would result. The Company disagrees with the proposed adjustment and continues to believe that its tax accounting treatment for the transactions in question was proper. While it is impossible to determine the final disposition, the Company is of the opinion that the ultimate resolution of this matter should not have a material adverse effect on the financial position or the results of operations of the Company.

     The Company believes that its accrued tax liabilities are adequate for all open years.

     The Company made income tax payments of approximately $414.1, $323.6 and $319.9 million during 1994, 1993 and 1992, respectively.

     The Company adopted SFAS No. 109 effective January 1, 1992. The cumulative effect of this change increased net income by $30.0 million ($.09 per share) and is reported separately in the 1992 Consolidated Statement of Income.

PENSION PLANS

The Company and its subsidiaries have pension plans covering substantially all eligible employees on a contributory or non-contributory basis. The components of net periodic pension cost for 1994, 1993 and 1992 are as follows:



(MILLIONS OF DOLLARS)                   1994           1993           1992
-------------------------------------------------------------------------------
Service cost-benefits earned
  during the period                     $ 79.2         $  60.2        $ 56.7

Interest cost on projected
  benefit obligations                    115.8           107.5         110.8

Actual return on
  plan assets                            (32.8)         (197.4)        (97.7)

Net amortization and
  deferral                               (88.4)           71.4         (43.8)
-------------------------------------------------------------------------------
Net periodic pension cost               $ 73.8         $  41.7        $ 26.0
-------------------------------------------------------------------------------


     Assumptions used to measure the projected benefit obligations were:

                                        1994           1993           1992
-------------------------------------------------------------------------------
U.S. PLANS

  Discount rate                         8.5%           7.5%           8.5%

  Rate of increase in salary levels     5.5%           5.5%           6.0%

  Expected long-term rate
    of return on plan assets            9.0%           9.0%           9.0%

INTERNATIONAL PLANS (WEIGHTED AVERAGE)

  Discount rate                         7.1%           6.7%           7.7%

  Rate of increase in salary levels     4.6%           4.4%           5.3%

  Expected long-term rate of
    return on plan assets               8.1%           8.5%           9.2%

     As a result of changes in long-term interest rates, the Company modified its assumed discount rate for U.S. plans to 8.5% and 7.5% in 1994 and 1993, respectively. The Company also reduced its rate of increase in salary levels from 6.0% to 5.5% in 1993 because of lower inflation. The effect of these changes resulted in a net decrease in projected benefit obligations of $117.2 million for 1994 and a net increase of $98.2 million for 1993.

     As of December 31, 1994, 1993 and 1992, the funded status of the Company's pension plans are as follows:



(MILLIONS OF DOLLARS)                   1994           1993           1992
-------------------------------------------------------------------------------
Actuarial present value of
  accumulated benefit obligations:
  Vested                                $(1,312.0)     $(1,290.4)      $(969.7)

  Non-vested                               (133.3)         (99.8)       (156.3)
-------------------------------------------------------------------------------
     Total                               (1,445.3)      (1,390.2)     (1,126.0)

Effect of future salary increases          (258.9)        (204.4)       (224.5)
-------------------------------------------------------------------------------
Projected benefit obligations            (1,704.2)      (1,594.6)     (1,350.5)

Plan assets at fair value                 1,773.6        1,774.9       1,662.1
-------------------------------------------------------------------------------
Plan assets in excess of projected
  benefit obligations                        69.4          180.3         311.6

Unrecognized overfunding at date
  of adoption                               (26.9)         (29.6)        (32.5)

Unrecognized net losses/(gains)             162.6          140.8         (20.5)

Unrecognized prior service costs            118.1           61.5          75.7

Minimum liability adjustment                (36.3)         (21.1)         (5.0)
-------------------------------------------------------------------------------
Net pension asset included in
  Consolidated Balance Sheet             $  286.9       $  331.9      $  329.3
-------------------------------------------------------------------------------


     The preceding table includes 1994 accumulated benefit obligations of $172.6 million and assets at fair value of $5.5 million primarily related to partially funded international plans. The funding policy for the international plans conforms to local governmental and tax requirements.

     Benefits under defined benefit plans generally are based on years of service and employee career earnings. Participants become fully vested after as few as five years of employment.

     The Company's funding policy for U.S. plans generally is to contribute annually into trust funds at a rate intended to remain at a level percentage of compensation for covered employees.

     The plans' assets are invested primarily in stocks, bonds and short-term investments. At December 31, 1994, the major U.S. plan held approximately 2.0 million shares of the Company's common stock with a fair value of $152.6 million. Dividends of $3.7 million were paid on such shares in 1994.

SAVINGS AND INVESTMENT PLANS

The Company maintains voluntary Savings and Investment Plans for most employees in the U.S. and Puerto Rico. Within prescribed limits, the Company bases its contributions to the plans on employee contributions. For 1994, 1993 and 1992, Company contributions amounted to $29.8, $28.8 and $29.1 million, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

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

     The Company elected to immediately recognize the accumulated benefit obligation measured as of January 1, 1992 and reflected a pre-tax charge of $520.5 million ($312.6 million after taxes) as the cumulative effect of this accounting change.

     The initial accumulated postretirement benefit obligation was subsequently reduced as a result of curtailment gains of $56.5 million related to 1992 divestitures. Plan modifications adopted in 1992 further reduced the obligation, with this reduction being amortized as a component of the net periodic postretirement expense.

     The components of the 1994, 1993 and 1992 expense were as follows:


(MILLIONS OF DOLLARS)                              1994      1993      1992
---------------------------------------------------------------------------

Service cost--benefits earned
  during the period                              $  5.8    $  5.0    $  9.8
Interest cost on the accumulated
  obligation                                       21.7      20.2      25.8
Net amortization and deferral                     (24.2)    (24.4)    (19.9)
---------------------------------------------------------------------------
Net periodic postretirement expense              $  3.3    $   .8    $ 15.7
---------------------------------------------------------------------------


     The accumulated postretirement benefit obligation recognized in the December 31, 1994, 1993 and 1992 Consolidated Balance Sheets, consist of:


(MILLIONS OF DOLLARS)                              1994      1993      1992
---------------------------------------------------------------------------

Retirees                                         $192.1    $178.7    $164.5
Fully eligible active plan participants            35.1      47.1      41.6
Other active plan participants                     52.7      57.0      46.9
---------------------------------------------------------------------------
Accumulated postretirement benefit obligation     279.9     282.8     253.0
Unrecognized prior service cost                   157.2     181.6     206.1
Unrecognized net loss                              (4.5)    (21.1)       --
---------------------------------------------------------------------------
Recorded obligation                              $432.6    $443.3    $459.1
---------------------------------------------------------------------------

     An average increase of 12% in the cost of covered health care benefits was assumed for 1995 and is projected to decrease to 6.2% after 16 years and to then remain at that level. A 1% increase in the health care cost trend rate would have increased the accumulated postretirement benefit obligation as of December 31, 1994 by $16.8 million and the total of service and interest cost by $1.5 million. The discount rates used to estimate the accumulated postretirement benefit obligation were 8.5%, 7.5% and 8.5% at December 31, 1994, 1993 and 1992, respectively.

POSTEMPLOYMENT BENEFITS

The Company adopted SFAS No. 112, EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS effective January 1, 1994. This statement pertains to benefits provided to former or inactive employees after employment but before retirement. Because the Company's past accounting practices were in compliance with this statement, no cumulative effect adjustment was required.

EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. The latter consists of shares issuable upon exercise of stock options. The information necessary for the calculation of earnings per common share for the years ended December 31, 1994, 1993 and 1992, is as follows:


(MILLIONS OF DOLLARS AND SHARES,
EXCEPT PER SHARE AMOUNTS)                          1994      1993      1992
---------------------------------------------------------------------------

Net income, adjusted                           $1,298.4    $657.5    $811.1
---------------------------------------------------------------------------
Weighted average number of
  common shares outstanding                       305.8     315.5     329.0
Common share equivalents                            4.4       4.9       7.5
---------------------------------------------------------------------------
Total                                             310.2     320.4     336.5
---------------------------------------------------------------------------
Earnings per common share                         $4.19     $2.05     $2.41
---------------------------------------------------------------------------


COMMON STOCK

In December 1994, the Company announced that it plans to purchase up to 2.25 million shares of its common stock in the open market to be used for the acquisition of NAMIC U.S.A. Corporation (NAMIC). Under this plan, approximately
1.0 million shares were purchased in 1994.

In February 1993, the Company announced a program to purchase up to 20 million shares of its currently issued common stock in the open market or in privately negotiated transactions. This program was completed during the third quarter of 1994. These shares are available for use in the Company's employee benefit plans and for general corporate purposes.

PREFERRED STOCK PURCHASE RIGHTS

In 1987, the Board of Directors declared a dividend of one Preferred Stock Purchase Right on each outstanding share of Pfizer Common Stock to holders of record on October 5, 1987.

     If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase from the Company a new series of preferred stock at a predefined price. The rights also contain an option to purchase shares in a change-of-control situation. The preferred stock, in addition to a preferred dividend and liquidation right, will entitle the holder to vote, on a pro rata basis, with the Company's common stock. The rights are not exercisable until either certain changes in ownership of the Company occur or an announcement of a tender offer for at least 30% of the Company's common stock is made.

     The rights are redeemable by Pfizer at a fixed price until 10 days, or longer as determined by the Board, after certain defined events, or at any time prior to the expiration of the rights on October 5, 1997, if such events do not occur.

     Through December 31, 1994, the Company had reserved 1.9 million preferred shares as issuable pursuant to these rights. At the present time, the rights have no dilutive effect on the earnings per common share calculation.

EMPLOYEE BENEFIT TRUST

In 1993, the Company sold 10 million shares of treasury stock to the Pfizer Inc. Grantor Trust (the Trust). The Trust will be used primarily to fund future obligations for previously approved Company benefit plans over its 15-year term. Common stock was acquired by the Trust from the Company in exchange for a promissory note valued at approximately $600 million at the date of sale. The amount, representing unearned employee benefits, is recorded as a deduction from shareholders' equity and is reduced as employee benefits are satisfied.

     In 1994, .3 million shares were released from the Trust to satisfy employee stock options exercised and the Company's obligation under other employee benefit plans. Compensation costs related to the other employee benefit plans are recorded at fair market value at the date the shares are released.

STOCK OPTION PLANS AND PERFORMANCE AWARDS

Under the Stock and Incentive Plan, the Company may grant options to any employee, including officers, to purchase common stock at the market price on the date an option is granted. The options may be exercised subject to continued employment and certain other conditions. At December 31, 1994, options for 15,046,075 shares were exercisable. The Plan also provides for stock appreciation rights, stock awards or performance unit awards.

     In 1994, under the terms of the Stock and Incentive Plan, restricted stock awards were made to several key employees. Restrictions generally expire over a three-year period from the date of grant. Under the award, 20,609 shares were outstanding at December 31, 1994.

     In 1993, the shareholders approved amendments to the Plan for an additional 11 million shares to be made available for future grants of options. The following table summarizes information relative to the Plan:


(SHARES)                                 1994           1993           1992
---------------------------------------------------------------------------

Under option January 1             19,294,317     17,860,189     16,961,631

Granted (per share:
  $56.25 to $69.75 in 1994;
  $63.00 in 1993;
  $69.50 to $81.00 in 1992)         4,959,018      3,214,059      5,064,322

Exercised (per share:
  $18.25 to $65.25 in 1994;
  $14.00 to $65.25 in 1993;
  $14.00 to $65.25 in 1992)        (1,781,025)    (1,452,160)    (3,750,610)

Cancelled--available for
  future grants                      (348,776)      (305,774)      (415,154)

Cancelled--not available for
  future grants                       (20,055)       (21,997)            --
---------------------------------------------------------------------------
Under option December 31
  (per share:
  $24.25 to $81.00 in 1994;
  $18.25 to $81.00 in 1993;
  $17.50 to $81.00 in 1992)        22,103,479     19,294,317     17,860,189
---------------------------------------------------------------------------
Available for grant
  December 31                       4,892,581      9,502,823      1,411,108
---------------------------------------------------------------------------


     The Performance-Contingent Share Award Program (the Program), established in 1993, provides executives and other key employees with the right to earn awards payable in shares of the Company's common stock. The actual payout of shares is determined using two performance criteria measuring the Company's performance relative to a determined industry peer group. The Program provides for up to 10 million shares to be awarded. At December 31, 1994, executives and other key employees had the right to earn up to 563,670 shares, although no shares have yet been issued. Actual issuances of shares can only occur when the performance period is completed and the criteria measured. Compensation cost to date related to the Program aggregated $7.5 million.

LEASE COMMITMENTS

Rent expense, net of sublease rentals, for the years ended December 31, 1994, 1993 and 1992 amounted to approximately $94.4, $87.2 and $80.1 million, respectively. Total future minimum rental commitments under all non-cancellable leases for the years 1995 through 1999 and thereafter are approximately $26.4, $20.8, $17.0, $9.9, $12.1 and $188.2 million, respectively.

     Under the more significant lease agreements, the Company must either pay directly for taxes, insurance, maintenance and other operating expenses or pay higher rentals when such expenses increase.

ACQUISITIONS AND DIVESTITURES

ACQUISITIONS

In 1994, the Company acquired:

- Certain assets of Flavor Technology Inc., a specialty flavors business, for approximately $32 million.

- Restiva Italiana S.p.A. for approximately $26 million. Restiva produces and sells a wide range of innovative products for health and skin care.

- Rovi Farma, S.A., in Spain, for approximately $24 million. Rovi is a distributor and producer of a variety of over-the-counter products.

     In 1993, the Company purchased Charwell Pharmaceuticals Limited, a distributor of over-the-counter consumer health care products located in the United Kingdom, for approximately $41.5 million.

     In 1992, the Company acquired certain assets and liabilities of Koshin Medical Corp., a Japanese distributor of hospital products, for approximately $16.4 million.

     The above acquisitions were recorded under the purchase method of accounting.

DIVESTITURES

In 1993, the Company sold its remaining interest of approximately 40% in MTI, through a public offering and a sale of stock to MTI for gross proceeds of approximately $241.2 million. The sale resulted in a pre-tax gain of approximately $60 million.

In 1992, the Company:

- Sold the Coty business, a part of the Company's consumer health care segment, for gross proceeds of approximately $440 million, resulting in a pre-tax gain of $258.6 million.

- Closed the transaction to sell certain product lines of Shiley Incorporated and other assets to Sorin Biomedica S.p.A. for approximately $230 million in cash. The gain on this transaction was used to partly offset costs associated with the Bowling Settlement Agreement. See the "Litigation" footnote beginning on this page.

- Sold a majority interest of approximately 60% in MTI. The net proceeds of $226.6 million approximated the net book value of the interest sold.

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

     As previously disclosed, numerous claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60 DEG. or 70 DEG. Shiley Convexo-Concave (C/C) heart valves, or anxiety that properly functioning implanted valves might fracture in the future or, in a few cases, personal injury from a prophylactic replacement of a functioning valve.

     In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley et al., a case brought in the United States District Court for the Southern District of Ohio that establishes a worldwide settlement class of people with C/C heart valves and their spouses, except those who elect to exclude themselves. The settlement provides for a Consultation Fund of $90 to $140 million (depending on the number of claims filed) from which valve recipients who make claims will receive payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement establishes a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992. An appeal of the court's approval of the settlement was dismissed on December 20, 1993 by the United States Court of Appeals for the Sixth Circuit. A motion for rehearing EN BANC was denied on March 8, 1994, and the U.S. Supreme Court denied a writ of certiorari on October 4, 1994. It is expected that most of the costs arising from the Bowling class settlement will be covered by insurance and the proceeds of the sale of certain product lines of the Shiley businesses in 1992. Of approximately 900 implantees (and spouses of some of them) who opted out of the Bowling settlement class, eight have cases pending; approximately 792 have been resolved; and approximately 100 have never filed a case or claim.

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

     To the extent possible with the limited amount of information available at this time, the Company has evaluated its responsibility for costs and related liability with respect to the above sites and is of the opinion that the Company's liability with respect to these sites should not have a material adverse effect on the financial position or the results of operations of the Company. In arriving at this conclusion, the Company has considered, among other things, the payments that have been made with respect to the sites in the past; the factors, such as volume and relative toxicity, ordinarily applied to allocate defense and remedial costs at such sites; the probable costs to be paid by the other potentially responsible parties; total projected remedial costs for a site, if known; existing technology; and the currently enacted laws and regulations. The Company anticipates that a portion of these costs and related liability will be covered by available insurance.

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

     On January 15, 1993, a class action complaint and settlement agreement were filed in the United States District Court for the Eastern District of Pennsylvania involving all personal injury claims by persons who have been exposed to asbestos-containing products, but who have not yet filed a personal injury action against the 20 members of the CCR. The settlement agreement establishes a claims-processing mechanism that will provide historic settlement values upon proof of impaired medical condition as well as claims-processing rates over 10 years. In addition, the shares allocated to the CCR members eliminate joint and several liability. The court has determined that the settlement is fair and reasonable. Subsequently, the court entered an injunction enforcing its determination. An appeal from that injunction is pending in the United States Court of Appeals for the Third Circuit.

     Concurrently with the filing of the future claims class action, the CCR settled approximately 16,360 personal injury cases on behalf of Pfizer and Quigley. It is the CCR's intention to settle remaining and opt-out cases and claims on a similar basis to past settlements. The total pending number of cases as of December 31, 1994 is 14,543 asbestos cases against Quigley, 5,643 asbestos cases against Pfizer Inc. and 147 talc cases against Pfizer Inc.

     Costs incurred by the Company in defending the asbestos personal injury claims and the property damage claims, as well as settlements and damage awards in connection therewith, are largely insured against under policies issued by several primary insurance carriers and a number of excess carriers. The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims, as well as the property damage claims, will be largely covered by insurance policies issued by carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. In connection with the future claims settlement, the defendants have commenced a third-party action against their respective excess insurance carriers that have not agreed to provide coverage seeking a declaratory judgment that (a) the future claims settlement is fair and reasonable as to the carriers; (b) the carriers had adequate notice of the future claims class settlement; and (c) the carriers are obligated to provide coverage for asbestos personal injury claims. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that the actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.

     In connection with the divestiture of Minerals Technologies Inc. (MTI), to which the net assets of the Pfizer Minerals and the Quigley businesses were transferred, Pfizer and Quigley agreed to indemnify MTI against any liability with respect to products manufactured and sold prior to October 30, 1992, as well as against liability for certain environmental matters.

     The Company has been named, together with numerous other manufacturers of brand name prescription drugs and certain companies that distribute brand name prescription drugs, in suits brought by retail pharmacy companies in federal and state courts. The federal cases consist principally of a class action by retail pharmacies (including approximately 30 named plaintiffs), as well as additional actions by approximately 1,900 individual retail pharmacies (the "individual actions"). These cases, all of which have been or are in the process of being transferred to the United States District Court for the Northern District of Illinois and coordinated for pretrial purposes, allege that the defendant drug manufacturers have violated the Sherman Act in that they have unlawfully agreed with each other (and, as alleged in some cases, with wholesalers) not to extend to retail pharmacy companies the same discounts allegedly extended to managed care companies, mail order pharmacies and certain other institutional purchasers. In addition, the individual actions also allege violations of the Robinson-Patman Act in that the manufacturers allegedly have unlawfully discriminated against retail pharmacy companies by not extending them such discounts.

     The federal court has certified a class consisting of all persons or entities who, since October 15, 1989, bought prescription brand name drugs from any manufacturer or wholesaler defendant, but specifically excluding government entities, mail order pharmacies, HMOs, hospitals, clinics and nursing homes. The federal court had denied a motion for certification made by a purported class of Alabama consumers (in a case that was originally filed in state court, then removed to federal court). In the state cases, motions for class certification are anticipated, except in one Alabama action still in state court, where plaintiffs have stated that they intend to amend their complaint to withdraw their class allegations.

     The Company believes that these cases are without merit and is vigorously defending them.

     Food and Drug Administration (FDA) administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call for data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee.

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

     On January 28, 1993, a purported class action entitled Kearse v. Pfizer Inc. and Howmedica Inc. was commenced in the United States District Court for the Northern District of Ohio. Howmedica Inc. ("Howmedica") is a wholly owned subsidiary of the Company. The action sought monetary and injunctive relief, including medical monitoring, on behalf of patients implanted with the Howmedica P.C.A. one-piece acetabular hip component, which was manufactured by Howmedica from 1983 to 1990. The complaint alleged that the prostheses were defectively designed and manufactured and posed undisclosed risks to implantees. On August 3, 1993, a virtually identical purported class action, Bradshaw/Davids v. Pfizer Inc. and Howmedica Inc., was brought and the Kearse case was subsequently voluntarily dismissed. The district court has denied the plaintiffs' motion to certify the case as a class action. The Company believes that the suit is without merit and is vigorously defending it.

     During 1994, seven purported class actions were filed against American Medical Systems ("AMS") in federal courts in South Carolina (later transferred to Minnesota), California, Minnesota (2), Indiana, Ohio and Louisiana. In January 1995, an additional purported class action was filed in state court in Louisiana, replicating the federal suit. The California and Indiana suits and one Minnesota suit also name Pfizer Inc. as a defendant, based on its ownership of AMS. The suits seek monetary and injunctive relief on the basis of allegations that implantable penile prostheses are prone to unreasonably high rates of mechanical failure and/or various autoimmune diseases as a result of silicone materials. On September 30, 1994, the federal Judicial Panel on Multidistrict Litigation denied the various plaintiffs' motions to consolidate or coordinate the cases for pretrial proceedings. On February 28, 1995, the Court in the Ohio suit conditionally granted plaintiffs' motion for class certification, and on March 3, 1995, the Court in the California suit denied plaintiffs' motion for class certification. The Company believes the suits are without merit and is vigorously defending them.

SUBSEQUENT EVENTS

On January 19, 1995, the Company acquired SmithKline Beecham's animal health business for approximately $1.45 billion substantially financed by the issuance of commercial paper. The Company expects to acquire NAMIC in a stock-for-stock transaction valued at approximately $175 million, in the first quarter of 1995.

     Both of these acquisitions will be accounted for as purchase transactions, with goodwill generated to be amortized on a straight-line basis over a period not exceeding 40 years.

SEGMENT INFORMATION AND GEOGRAPHIC DATA

Segment information (including major product groups) and geographic data for the years ended December 31, 1994, 1993 and 1992 are shown on pages 35 and 36 and in the footnote "Financial Subsidiaries" on page 42 and are incorporated in this footnote.

     Net sales represent merchandise shipments to third parties. Expenses were deducted from net sales to arrive at segment profit. Those expenses directly traceable to individual segments were charged to them. Other expenses were allocated to the segments on a reasonable basis. Interest income, interest expense and net corporate expenses were not allocated to individual segments and include those amounts that relate to the operations of the financial subsidiaries.

     In many instances, various segments use common production facilities which require allocation among segments of property, plant and equipment, as well as capital additions and depreciation. Physical production is the principal method used for the allocation. Each segment is then considered the owner of its own assets as well as its allocated facilities. Corporate assets consist principally of cash, short-term investments and long-term marketable securities.

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

     The Company's segments consist of four product lines and a financial subsidiaries group:

     Health care: a broad line of pharmaceutical products (including cardiovascular agents, anti-infectives, central nervous system agents, anti-inflammatories and antidiabetes agents) as well as hospital products (including bone and joint prostheses, diagnostic and therapeutic products used in the treatment of cardiovascular disease, electrosurgical and ultrasonic surgical devices and implantable urological devices).

     Animal health: animal health products, antibiotic and vitamin feed supplements and veterinary items.

     Consumer health care: over-the-counter health care items and oral care products.

     Food science: specialty food ingredients and innovative technology for the global food processing industry.

     Financial subsidiaries: a banking operation that makes loans and accepts deposits in international markets and an insurance operation that reinsures certain assets, inland transport and marine cargo of the Company's subsidiaries.


QUARTERLY CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                                                         QUARTERS
                                                                        --------------------------------------
(MILLIONS OF DOLLARS EXCEPT PER SHARE DATA)                                FIRST    SECOND     THIRD    FOURTH      YEAR
------------------------------------------------------------------------------------------------------------------------
1994
Net sales                                                               $1,982.9  $1,923.3  $2,074.9  $2,300.2  $8,281.3
Costs and expenses
  Cost of sales                                                            432.2     464.1     476.0     546.3   1,918.6
  Selling, informational and administrative expenses                       730.5     800.0     796.6     923.7   3,250.8
  Research and development expenses                                        254.7     262.0     295.4     327.3   1,139.4
  Other deductions--net                                                     35.5      27.4      24.1      24.0     111.0
------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income and minority interests         530.0     369.8     482.8     478.9   1,861.5
Provision for taxes on income                                              159.0     110.9     144.9     143.7     558.5
Minority interests                                                            .3       1.7       1.4       1.2       4.6
------------------------------------------------------------------------------------------------------------------------
Net income                                                                $370.7    $257.2    $336.5    $334.0  $1,298.4
------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                                  $1.18      $.84     $1.09     $1.08     $4.19
------------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                                        $.47      $.47      $.47      $.47     $1.88
------------------------------------------------------------------------------------------------------------------------
Stock prices*
  High                                                                   $69-7/8   $64-3/4   $70-1/2   $79-3/8
  Low                                                                    $53-1/8   $53-1/4   $59-1/8   $68
------------------------------------------------------------------------------------------------------------------------
1993
Net sales                                                               $1,867.3  $1,748.7  $1,872.5  $1,989.2  $7,477.7
Costs and expenses
  Cost of sales                                                            423.4     437.1     436.4     475.1   1,772.0
  Selling, informational and administrative expenses                       740.7     757.9     745.3     822.1   3,066.0
  Research and development expenses                                        215.4     230.8     242.6     285.6     974.4
  Divestitures, restructuring and unusual items--net                        28.8     (26.8)    750.0        --     752.0
  Other deductions--net                                                     14.7       5.8      26.5      14.9      61.9
------------------------------------------------------------------------------------------------------------------------
Income/(loss) before provision for taxes on income
  and minority interests                                                   444.3     343.9    (328.3)    391.5     851.4
Provision for/(benefit from) taxes on income                               115.5      89.6    (115.5)    101.7     191.3
Minority interests                                                           (.2)       .5       1.4        .9       2.6
------------------------------------------------------------------------------------------------------------------------
Net income/(loss)                                                         $329.0    $253.8   $(214.2)   $288.9    $657.5
------------------------------------------------------------------------------------------------------------------------
Earnings/(loss) per common share                                           $1.01      $.79     $(.65)     $.90     $2.05
------------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                                        $.42      $.42      $.42      $.42     $1.68
------------------------------------------------------------------------------------------------------------------------
Stock prices*
  High                                                                   $72-3/4   $75-5/8   $66-1/4   $70-3/8
  Low                                                                    $52-1/2   $57-1/2   $55-5/8   $57-3/4
------------------------------------------------------------------------------------------------------------------------

*AS REPORTED IN The Wall Street Journal.

As of January 31, 1995, there were approximately 59,749 holders of the Company's common stock (symbol PFE).


CORPORATE                                     SHAREHOLDER
INFORMATION                                   INFORMATION



BUSINESS SEGMENTS                             STOCK LISTINGS                               ANNUAL MEETING
                                              Pfizer Common Stock is listed on the New     The Pfizer Annual Meeting will be held
HEALTH CARE                                   York Stock Exchange. It is also listed       on Thursday, April 27, 1995, at 10:00
ANIMAL HEALTH                                 on the London, Paris, and Brussels           A.M. at The Empire State Ballroom, The
CONSUMER HEALTH CARE                          exchanges and Swiss exchanges in Basel,      Grand Hyatt, 42nd Street at Lexington
FOOD SCIENCE                                  Zurich, and Geneva. Pfizer Common Stock      Avenue, New York City. Detailed
                                              is also traded on various United States      information about the meeting is
MAJOR BUSINESS GROUPS,                        regional stock exchanges.                    contained in the Notice of Annual
THEIR PRINCIPAL DIVISIONS, AND                                                             Meeting and Proxy Statement sent with a
SUBSIDIARIES                                  REGISTRAR                                    copy of the Annual Report to each
                                              Mellon Securities Trust Company              shareholder of record as of February 21,
U.S. PHARMACEUTICALS GROUP                    120 Broadway                                 1995.
                                              New York, NY 10271
Customer Advocacy                                                                          FORM 10-K
Disease Management                            TRANSFER AGENT                               The Company, upon written request, will
National Accounts                             Pfizer Inc                                   provide without charge to each
Sales Management                              Inquiries concerning transfer                shareholder a copy of the Company's
   National Healthcare Operations             requirements, stock holdings, dividend       annual report on Securities and Exchange
   Pfizer Labs                                checks, and change of address should be      Commission Form 10-K for the fiscal year
   Pratt Pharmaceuticals                      directed to:                                 ended December 31, 1994, including the
   Roerig                                                                                  financial schedules thereto. The report
                                              Shareholder Services                         will be available on or about March 31,
INTERNATIONAL PHARMACEUTICALS GROUP           Pfizer Inc                                   1995. Requests should be directed to:
Pfizer International subsidiaries             235 East 42nd Street
                                              New York, NY 10017-5755                      Secretary
HOSPITAL PRODUCTS GROUP                       Tel: (800) PFE 9393                          Pfizer Inc
Howmedica                                                                                  235 East 42nd Street
Medical Devices                               DUPLICATE MAILINGS                           New York, NY 10017-5755
   American Medical Systems                   When several shareholders live at the
   Biomedical Sensors                         same address, they may receive more          POLITICAL ACTION COMMITTEE
   Schneider                                  copies of quarterly reports than they        A report of campaign contributions made
   Strato/Infusaid                            need. The excess can be eliminated by        by the Company's Political Action
   Valleylab                                  writing to:                                  Committee in 1994 is available to
                                                                                           shareholders upon written request to:
ANIMAL HEALTH GROUP                           Shareholder Services
                                              Pfizer Inc                                   Secretary
CONSUMER HEALTH CARE GROUP                    235 East 42nd Street                         Pfizer Inc
                                              New York, NY 10017-5755                      235 East 42nd Street
FOOD SCIENCE GROUP                                                                         New York, NY 10017-5755
                                              Please be sure to include the numbers of
PFIZER INTERNATIONAL BANK EUROPE              those accounts whose duplicate mailing       INVESTOR RELATIONS
                                              should be eliminated. This will not          Security analysts and investment
                                              affect dividend or proxy mailings.           professionals should direct their
                                                                                           business-related inquiries to:
                                              SHAREHOLDER PROGRAMS
                                              A shareholder of record interested in        James Gardner, Ph.D.
                                              the Shareholder Investment Program, the      Vice President--Investor Relations
                                              Direct Deposit of Dividends Service, or      Pfizer Inc
                                              inquiring about an established program       235 East 42nd Street
                                              account should direct inquiry to:            New York, NY 10017-5755
                                                                                           Tel: (212) 573 3267
                                              Shareholder Services
                                              Pfizer Inc                                   CUSTOMER HELP LINE
                                              235 East 42nd Street                         Consumers or health care professionals
                                              New York, NY 10017-5755                      who have questions about any Pfizer
                                              Tel: (800) PFE 9393                          medication should call: (800) 438 1985

                                                                                           SHAREHOLDER HELP LINE
                                                                                           Shareholders with questions about their
                                                                                           account should call: (800) PFE 9393

                                                                                           CORPORATE AFFAIRS HELP LINE
                                                                                           People interested in receiving
                                                                                           literature about Pfizer should call:
                                                                                           (800) PFE 4717



58