Form 10-K, Exhibit 13
PFIZER INC
filed 1995-03-24
CIK 78003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
                 AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

(MARK ONE)
/X/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  For the fiscal year ended December 31, 1994

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

                   For the transition period from ... to ...
                         Commission file number 1-3619

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

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       PFIZER SAVINGS AND INVESTMENT PLAN
                       STATEMENT OF NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                               DECEMBER 31, 1994
                   (THOUSANDS OF DOLLARS EXCEPT UNIT VALUES)

                                                           NON-PARTICIPANT
                                                              DIRECTED
                                                           ---------------                    PARTICIPANT DIRECTED
                                                           COMPANY COMMON    ------------------------------------------------------
                                                 TOTAL       STOCK FUND        FUND A      FUND B      FUND C    FUND D   LOAN FUND
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
Investments, at fair value:
  Pfizer Inc. common stock:
   Company Common Stock Fund, 5,342,855
   shares, cost $121,680; Fund C, 4,718,276
   shares, cost $132,224.....................  $  777,223      $412,736      $       --  $       --    $364,487  $    --   $    --
  Intermediate Treasury Bond Fund, cost
   $120,852..................................     114,791            --         114,791          --          --       --        --
  Other marketable securities, cost
   $40,603...................................      66,783            --              --      66,783          --       --        --
Investment contracts with insurance
 companies, at contract value................      37,892            --          37,892          --          --       --        --
Cash and short-term securities, at fair
 value.......................................       4,584            78             250         107          71    4,078        --
Loans to participants........................      24,528            --              --          --          --       --    24,528
Interest receivable..........................       2,334             5           2,306           1           4       18        --
Contributions receivable from employers,
 including amounts collected from
 employees...................................       7,149         2,268           1,758         868         919    1,336        --
                                                ---------   -----------        --------     -------    --------   ------  --------
                                                1,035,284       415,087         156,997      67,759     365,481    5,432    24,528
Payables arising from securities purchased...          (5)           --              (2)         (3)         --       --        --
                                                ---------   -----------        --------     -------    --------   ------  --------
Net assets available for plan benefits --
 Note 8......................................  $1,035,279      $415,087        $156,995     $67,756    $365,481   $5,432   $24,528
                                                ---------   -----------        --------     -------    --------   ------  --------
                                                ---------   -----------        --------     -------    --------   ------  --------
Number of units outstanding at end of year...                35,818,415      15,360,416   6,808,008  31,611,989  493,338
Unit Value -- Note 1.........................                    $11.38          $10.00       $9.77      $11.38   $10.08

     See Notes to Financial Statements which are an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                       STATEMENT OF NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                               DECEMBER 31, 1993
                   (THOUSANDS OF DOLLARS EXCEPT UNIT VALUES)

                                                                     NON-PARTICIPANT
                                                                        DIRECTED
                                                                     ---------------               PARTICIPANT DIRECTED
                                                                     COMPANY COMMON    --------------------------------------------
                                                            TOTAL      STOCK FUND        FUND A     FUND B      FUND C    LOAN FUND
                                                           --------  ---------------   ----------  ---------  ----------  ---------
Investments, at fair value:
  Pfizer Inc. common stock:
   Company Common Stock Fund, 5,279,097 shares, cost
   $107,260; Fund C, 4,675,949 shares, cost $120,604.....  $690,009      $365,907      $       --  $      --    $324,102   $    --
  Intermediate Treasury Bond Fund, cost $33,548..........    33,502            --          33,502         --          --        --
  Other marketable securities, cost $31,562..............    58,580            --              --     58,580          --        --
Investment contracts with insurance companies, at
 contract value..........................................   118,998            --         118,998         --          --        --
Short-term securities, at fair value.....................     1,983           792             223        333         635        --
Loans to participants....................................    14,867            --              --         --          --    14,867
Interest receivable......................................       433             2             428          1           2        --
Contributions receivable from employers, including
 amounts collected from employees........................     7,335         2,383           2,413        958       1,581        --
                                                           --------   -----------        --------    -------    --------  --------
                                                            925,707       369,084         155,564     59,872     326,320    14,867
Payables arising from securities purchased...............      (853)         (170)           (289)       (79)       (315)       --
                                                           --------   -----------        --------    -------    --------  --------
Net assets available for plan benefits -- Note 8.........  $924,854      $368,914        $155,275    $59,793    $326,005   $14,867
                                                           --------   -----------        --------    -------    --------  --------
                                                           --------   -----------        --------    -------    --------  --------
Number of units outstanding at end of year...............               7,763,499      20,233,118  7,207,663  12,489,551
Unit Value -- Note 1.....................................                  $47.52           $7.67      $8.30      $26.10

     See Notes to Financial Statements which are an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                          YEAR ENDED DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)

                                                                           NON-
                                                                        PARTICIPANT
                                                                         DIRECTED
                                                                        ----------
                                                                         COMPANY                  PARTICIPANT DIRECTED
                                                                          COMMON     ----------------------------------------------
                                                              TOTAL     STOCK FUND    FUND A   FUND B    FUND C   FUND D  LOAN FUND
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Net investment income
  Cash dividends:
    Pfizer Inc. common stock..............................  $   18,635   $   9,852   $     --  $    --  $  8,783  $   --   $    --
    Other marketable securities...........................       1,699          --         --    1,699        --      --
  Interest................................................      12,759          35     11,628       24        38      28     1,006
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                33,093       9,887     11,628    1,723     8,821      28     1,006
Investment management fees -- Note 4......................         (39)         --        (24)     (15)       --      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                33,054       9,887     11,604    1,708     8,821      28     1,006
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Realized gains (losses) on investments -- Note 5
  Pfizer Inc. common stock................................      20,942      10,582         --       --    10,360      --        --
  Other securities........................................        (343)         --       (350)       7        --      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                20,599      10,582       (350)       7    10,360      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Unrealized appreciation (depreciation) of investments --
 Note 6...................................................      54,321      32,408     (6,015)    (838)   28,766      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                               107,974      52,877      5,239      877    47,947      28     1,006
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Contributions -- Note 7
  Employees...............................................      60,115          --     14,525   11,603    33,952      35        --
  Employers...............................................      28,723      28,723         --       --        --      --        --
Withdrawals -- Note 8.....................................     (86,387)    (33,694)   (19,644)  (5,467)  (27,582)     --        --
Loan transaction transfers -- net.........................          --      (1,733)    (2,015)    (678)   (4,225)     (4)    8,655
Transfers at fair market value -- net.....................          --          --      3,615    1,628   (10,616)  5,373        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                 2,451      (6,704)    (3,519)   7,086    (8,471)  5,404     8,655
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Net increase..............................................     110,425      46,173      1,720    7,963    39,476   5,432     9,661
Net assets available for plan benefits:
  Beginning of year.......................................     924,854     368,914    155,275   59,793   326,005      --    14,867
                                                            ----------  ----------   --------  -------  --------  ------  ---------
  End of year.............................................  $1,035,279   $ 415,087   $156,995  $67,756  $365,481  $5,432   $24,528
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                            ----------  ----------   --------  -------  --------  ------  ---------

     See Notes to Financial Statements which are an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                          YEAR ENDED DECEMBER 31, 1993
                             (THOUSANDS OF DOLLARS)

                                                                                   NON-
                                                                                PARTICIPANT
                                                                                 DIRECTED
                                                                                ----------
                                                                                 COMPANY              PARTICIPANT DIRECTED
                                                                                  COMMON     --------------------------------------
                                                                       TOTAL    STOCK FUND    FUND A   FUND B    FUND C   LOAN FUND
                                                                      --------  ----------   --------  -------  --------  ---------
Net investment income
  Cash dividends:
    Pfizer Inc. common stock........................................  $ 16,712   $   8,852   $     --  $    --  $  7,860   $    --
    Other marketable securities.....................................     1,508          --         --    1,508        --        --
Interest............................................................    12,946          50     12,622       17        47       210
                                                                      --------  ----------   --------  -------  --------  ---------
                                                                        31,166       8,902     12,622    1,525     7,907       210
Investment management fees -- Note 4................................       (41)         --         (3)     (38)       --        --
                                                                      --------  ----------   --------  -------  --------  ---------
                                                                        31,125       8,902     12,619    1,487     7,907       210
                                                                      --------  ----------   --------  -------  --------  ---------
Realized gains on investments -- Note 5
  Pfizer Inc. common stock..........................................    39,136      22,278         --       --    16,858        --
  Other securities..................................................       945          --         13      932        --        --
                                                                      --------  ----------   --------  -------  --------  ---------
                                                                        40,081      22,278         13      932    16,858        --
                                                                      --------  ----------   --------  -------  --------  ---------
Unrealized appreciation (depreciation) of investments -- Note 6.....   (72,738)    (42,509)       (33)   2,727   (32,923)       --
                                                                      --------  ----------   --------  -------  --------  ---------
                                                                        (1,532)    (11,329)    12,599    5,146    (8,158)      210
                                                                      --------  ----------   --------  -------  --------  ---------
Contributions -- Note 7:
  Employees.........................................................    57,267          --     14,226    8,099    34,942        --
  Employers.........................................................    27,580      27,580         --       --        --        --
Withdrawals -- Note 8...............................................  (122,873)    (48,734)   (24,752)  (7,074)  (42,313)       --
Loan transaction transfers -- net...................................        --      (2,811)    (3,057)  (1,136)   (7,653)   14,657
Transfers at fair market value -- net...............................        --          --     (2,493)     865     1,628        --
                                                                      --------  ----------   --------  -------  --------  ---------
                                                                       (38,026)    (23,965)   (16,076)     754   (13,396)   14,657
                                                                      --------  ----------   --------  -------  --------  ---------
Net increase (decrease).............................................   (39,558)    (35,294)    (3,477)   5,900   (21,554)   14,867
Net assets available for plan benefits:
  Beginning of year.................................................   964,412     404,208    158,752   53,893   347,559        --
                                                                      --------  ----------   --------  -------  --------  ---------
  End of year.......................................................  $924,854   $ 368,914   $155,275  $59,793  $326,005   $14,867
                                                                      --------  ----------   --------  -------  --------  ---------
                                                                      --------  ----------   --------  -------  --------  ---------

     See Notes to Financial Statements which are an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

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

    Effective December 31, 1992, all new contributions, in excess of withdrawals and transfers, directed to Fund A of the Plan are invested in an intermediate U.S. Treasury bond fund. In addition, as the investment contracts with insurance companies in Fund A mature, the contracts' proceeds are invested in an intermediate U.S. Treasury bond fund.

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

    INVESTMENT OPTIONS -- Each participant in the Plan elects to have his or her contribution invested in any one or any combination of four investment funds. These funds are described as follows:

        Fund A -- An   intermediate  U.S.  Treasury  bond  fund  and  investment
                  contracts with one or more insurance companies (see GENERAL caption above for a description of Fund A investments effective December 31, 1992).

        Fund B -- An index fund of corporate common stocks.

        Fund C -- Common stock of the Company.

        Fund D -- U.S. Treasury and government  agency money market  investments
                  with   short  maturities  less  than  one  year  (fund  became
                  available to participants in October 1994).

    At December 31, 1994 and 1993, respectively, there were 14,670 and 14,197 employees participating in the Plan, some of whom had investments in more than one employee investment fund. On the basis of allocations by the employees of their contributions at December 31, 1994 and 1993, respectively, Fund A had 5,506 and 6,768 participating employees; Fund B, 4,242, and 4,261, Fund C, 9,299 and 11,274 and Fund D, 55 participating employees in 1994.

    All Company matching contributions are invested by the Trustee in a fifth fund designated the "Company Common Stock Fund," which consists solely of common stock of the Company. These contributions are non-participant directed.

    In 1994, the Company changed the Plan Administrator, resulting in unit values established at $10.00 per unit at the date of the change. On the current Plan Administrator's basis, the December 31, 1993 unit values would have been $9.66, $9.63, $9.94 and $9.94 for Funds A, B, C and the Company Common Stock Fund, respectively.

    The Trust Agreement provides that any portion of any of the five funds may, pending its permanent investment or distribution, be invested in short-term investments.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

NOTE 1 -- SUMMARY PLAN DESCRIPTION (CONTINUED)
    VESTING -- Members are immediately vested in the full value of their accounts (i.e., participants' and employers' contributions) in Funds A, B, C and D and the Company Common Stock Fund.

    WITHDRAWALS -- A participant in the Plan may make a full or partial withdrawal of funds subject to the provisions of the Plan.

    LOANS -- Effective July 1, 1993, Plan participants are permitted to borrow against their vested balance. The minimum amount a participant may borrow is $1,000 and the maximum amount is the lesser of 50% of the vested account balance reduced by any current outstanding loan balance or $50,000 reduced by the highest outstanding loan balance in the preceding 12 months.

    Under the terms of the Plan, loans must be repaid within five years, unless the funds are used to purchase a primary residence. Primary residence loans must be repaid over 10 or 15 years. The interest rate on all loans is based on the prime rate plus 1%. Interest paid by the participant is credited to the participant's account.

    TERMINATION -- The Company expects to continue the Plan indefinitely, but necessarily reserves the right to amend, suspend or discontinue it in whole or in part at any time by action of the Company's Board of Directors. Upon termination of the Plan, each member affected thereby shall receive the full value of his or her share in Funds A, B, C, D and his or her share in the Company Common Stock Fund as though he or she had retired as of the date of such termination. No part of the assets in the investment funds established pursuant to the Plan will at any time revert to the Company.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVESTMENT VALUATION -- The investment in the index fund of corporate common stocks represents the estimated fair value of the number of units of participation held by the Plan in that fund. Pfizer Inc. common stock is valued at the closing market price on the last business day of the year. The investment in the intermediate U.S. Treasury bond fund represents the estimated fair value of the bonds held by the Plan in that fund as of the last business day of the year. Investments in the Collective Short Term Investment Fund included in Cash and short-term securities are recorded at fair value and the investment contracts with insurance companies are recorded at contract value. Other short-term investments and time deposits are recorded at fair value.

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

                       PFIZER SAVINGS AND INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

NOTE 3 -- INCOME TAXES (CONTINUED)
    All contributions made to the Plan by the Company, including before-tax contributions made on the employee's behalf by the Company and the appreciation on all funds in the employee's account are not taxable to the employee under Federal income tax law while these amounts remain in the Plan.

NOTE 4 -- ADMINISTRATIVE COSTS
    Except for certain member transfer costs and the investment management fees (Fund A, Fund B and Fund D), all costs and expenses of administering the Plan were borne by the Company.

NOTE 5 -- REALIZED GAINS (LOSSES) ON INVESTMENTS
    The $20,942,000 realized gains on Pfizer Inc. common stock for 1994 represents the difference between the $32,958,000 net proceeds and the
$12,016,000 cost (on an average basis) of shares disposed of and includes $15,172,000 related to shares sold and shares distributed in kind to members who withdrew from the Plan on retirement or termination.

    The $39,136,000 realized gains on Pfizer Inc. common stock for 1993 represents the difference between the $57,634,000 net proceeds and $18,498,000 cost (on an average basis) of shares disposed of and includes $11,161,000 related to shares sold and shares distributed in kind to members who withdrew from the Plan on retirement or termination. In addition, the 1993 realized gains include $27,975,000 related to the transfer of Plan assets of the former employees of the Pfizer Inc. Specialty Minerals Group to the Minerals Technologies Inc. Savings and Investment Plan.

    The $343,000 realized losses on other securities for 1994 represents the difference between the aggregate actual proceeds of $19,928,000 and the $20,271,000 aggregate cost (actual or average) of securities sold.

    The $945,000 realized gains on other securities for 1993 represents the excess of the aggregate actual proceeds of $8,722,000 over the $7,777,000 aggregate cost (actual or average) of securities sold.

NOTE 6 -- UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
    The change in the amount of unrealized appreciation (depreciation) was as follows:

                                              BALANCE
                     ----------------------------------------------------------
                     DECEMBER 31, 1994   DECEMBER 31,1993    CHANGE DURING 1994
                     -----------------   -----------------   ------------------
                                       (THOUSANDS OF DOLLARS)
Company Common
 Stock Fund........      $291,055            $258,647             $ 32,408
Fund A.............        (6,061)                (46)              (6,015)
Fund B.............        26,180              27,018                 (838)
Fund C.............       232,264             203,498               28,766
                     -----------------   -----------------        --------
                         $543,438            $489,117             $ 54,321
                     -----------------   -----------------        --------
                     -----------------   -----------------        --------

                                              BALANCE
                     ----------------------------------------------------------
                     DECEMBER 31, 1993   DECEMBER 31,1992    CHANGE DURING 1993
                     -----------------   -----------------   ------------------
                                       (THOUSANDS OF DOLLARS)
Company Common
 Stock Fund........      $258,647            $301,156             $(42,509)
Fund A.............           (46)                (13)                 (33)
Fund B.............        27,018              24,291                2,727
Fund C.............       203,498             236,421              (32,923)
                     -----------------   -----------------        --------
                         $489,117            $561,855             $(72,738)
                     -----------------   -----------------        --------
                     -----------------   -----------------        --------

                       PFIZER SAVINGS AND INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1994 AND 1993

NOTE 7 -- CONTRIBUTIONS
    The participating employees and their employers contributed the following amounts to the Plan:

                                                          1994
                                         ---------------------------------------
                                         PARTICIPATING   PARTICIPATING
                                           EMPLOYEES       EMPLOYERS      TOTAL
                                         -------------   -------------   -------
                                                 (THOUSANDS OF DOLLARS)
Pfizer Inc. ...........................     $46,405         $22,914      $69,319
Associate Companies....................      13,710           5,809       19,519
                                         -------------   -------------   -------
                                            $60,115         $28,723      $88,838
                                         -------------   -------------   -------
                                         -------------   -------------   -------

                                                          1993
                                         ---------------------------------------
                                         PARTICIPATING   PARTICIPATING
                                           EMPLOYEES       EMPLOYERS      TOTAL
                                         -------------   -------------   -------
                                                 (THOUSANDS OF DOLLARS)
Pfizer Inc. ...........................     $43,967         $21,759      $65,726
Associate Companies....................      13,300           5,821       19,121
                                         -------------   -------------   -------
                                            $57,267         $27,580      $84,847
                                         -------------   -------------   -------
                                         -------------   -------------   -------

NOTE 8 -- WITHDRAWALS
    In 1993, the proportionate interest in the assets of the Plan, amounting to $53,140,087 of former employees of Pfizer Inc. Specialty Minerals Group were transferred to the Minerals Technologies Inc. Savings and Investment Plan. Assets transferred consisted of cash, investment contracts with insurance companies and shares of Pfizer Inc. common stock.

    The net assets available for Plan benefits as of December 31, 1994 and 1993 do not reflect a reduction for the following benefits payable to participants who had requested withdrawals as of December 31, but which were not distributed until the subsequent year:

                                                                 1994     1993
                                                                -------  -------
                                                                 (THOUSANDS OF
                                                                    DOLLARS)
Company Common Stock Fund.....................................  $ 7,588  $ 7,796
Fund A........................................................    3,253    3,783
Fund B........................................................    1,250    1,027
Fund C........................................................    5,856    7,363
Fund D........................................................      461       --
                                                                -------  -------
                                                                $18,408  $19,969
                                                                -------  -------
                                                                -------  -------

NOTE 9 -- RECONCILIATION WITH FORM 5500
    For financial statement purposes, participant withdrawals and distributions are recorded when paid rather than when processed and approved for payment. For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment; therefore, benefits payable to participants who have requested withdrawals as of December 31, 1994 and 1993 of $18,408,000 and $19,969,000, respectively, have been included in benefit expense within Form 5500 for those years.

                                   SCHEDULE 1
                       PFIZER SAVINGS AND INVESTMENT PLAN
                      ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)

INVESTMENTS:
FUND A:

                                                 INTEREST    MATURITY  CONTRACT
INVESTMENT CONTRACTS WITH INSURANCE COMPANIES      RATE        DATE     VALUE
-----------------------------------------------  ---------   --------  --------
Continental Assurance Co. Group Annuity
 Contract #12682...............................         8.46%   6/3/96 $ 25,270
Provident National Assurance Co. Group Annuity
 Contract #027-65041...........................         8.43%   6/3/96   12,622
                                                                       --------
    Total Investment Contracts with Insurance
     Companies.................................                        $ 37,892
                                                                       --------
                                                                       --------

                                                                          FAIR
FIXED INCOME INVESTMENTS                                        COST     VALUE
-------------------------------------------------             --------  --------
Northern Trust Intermediate Treasury Bond Fund...             $120,852  $114,791
                                                              --------  --------
                                                              --------  --------

FUND B:


                                                   NUMBER OF              FAIR
COMMON STOCK INDEX FUND                              UNITS      COST     VALUE
-------------------------------------------------  ---------  --------  --------
Northern Trust Collective Stock Index Fund.......  1,732,831  $ 40,603  $ 66,783
                                                   ---------  --------  --------
                                                   ---------  --------  --------

SHORT-TERM SECURITIES:

                                   INTEREST  MATURITY   NUMBER             FAIR
NAME OF ISSUER                       RATE      DATE    OF UNITS    COST   VALUE
---------------------------------  --------  --------  ---------  ------  ------
Northern Trust Collective
 Short-Term Investment Fund:
    Company Common Stock Fund      Various   Various      77,669  $   78  $   78
    FUND A                         Various   Various     249,777     250     250
    FUND B                         Various   Various     106,765     107     107
    FUND C                         Various   Various      70,517      71      71
Northern Trust Government
 Short-Term Investment Fund:
    FUND D                         Various   Various   4,078,227   4,078   4,078
                                                                  ------  ------
    Total Short-Term
     Securities..................                                 $4,584  $4,584
                                                                  ------  ------
                                                                  ------  ------

                                   SCHEDULE 2
                       PFIZER SAVINGS AND INVESTMENT PLAN
                      SCHEDULE OF REPORTABLE TRANSACTIONS

                          YEAR ENDED DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)

FUND C AND COMPANY COMMON STOCK FUND:

                                              NUMBER OF     NUMBER OF
SECURITIES PURCHASED                         TRANSACTIONS    SHARES       COST
-------------------------------------------  ------------   ---------   --------
Pfizer Inc. common stock...................         33       609,641    $ 38,056
                                             ------------   ---------   --------
                                             ------------   ---------   --------

                                                         FAIR VALUE
SECURITIES            NUMBER OF     NUMBER OF            OF DISPOSED   REALIZED
 DISPOSED*           TRANSACTIONS    SHARES      COST      SHARES       GAINS
-------------------  ------------   ---------   -------  -----------   --------
Pfizer Inc. common
 stock.............        208       503,556    $12,016    $32,958     $ 20,942
                     ------------   ---------   -------  -----------   --------
                     ------------   ---------   -------  -----------   --------

------------------------
* Dispositions represent sales of stock and shares distributed in kind to members who withdrew from the Plan on retirement or termination.

                          INDEPENDENT AUDITORS' REPORT

To the Savings and Investment Plan Committee
 Pfizer Savings and Investment Plan:

    We have audited the accompanying statement of net assets available for plan benefits of the Pfizer Savings and Investment Plan (the Plan) as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1994 and 1993, and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

    Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes and (2) reportable transactions, as of or for the year ended December 31, 1994, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP

New York, New York
March 23, 1995

                                   SIGNATURES

    THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Savings and Investment Plan Committee have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PFIZER SAVINGS AND INVESTMENT PLAN
                                          By:        /s/ DAVID L. SHEDLARZ

                                             -----------------------------------
                                                      David L. Shedlarz
                                                   VICE PRESIDENT, FINANCE
                                                CHAIR, SAVINGS AND INVESTMENT
                                                       PLAN COMMITTEE

Date: March 23, 1995

                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

To the Savings and Investment Plan Committee
 Pfizer Savings and Investment Plan:

    We consent to incorporation by reference in the Registration Statement on Form S-8 dated January 24, 1991 (File No. 33-38708) of our report dated March 23, 1995, relating to the statement of net assets available for plan benefits of the Pfizer Savings and Investment Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1994 annual report on Form 11-K of the Pfizer Savings and Investment Plan.

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP

New York, New York
March 23, 1995