Form 10-K, Exhibit 13
PFIZER INC
filed 1995-03-24
CIK 78003

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

                               DECEMBER 31, 1994

                                                                     NON-
                                                                  PARTICIPANT
                                                                   DIRECTED
                                                                 -------------
                                                                    COMPANY               PARTICIPANT DIRECTED
                                                                 COMMON STOCK   -----------------------------------------
                                                      TOTAL          FUND          FUND A        FUND B        FUND C
                                                  -------------  -------------  -------------  -----------  -------------
                     ASSETS
------------------------------------------------

Investments, at fair value:
  Pfizer Inc. common stock:
    Pfizer Inc. Common Stock Fund, 38,207
     shares, cost $2,059,026; Fund C, 33,927
     shares, cost $2,056,665....................  $   5,572,351  $   2,951,523  $          --  $        --  $   2,620,828
  Other marketable securities, cost
   $1,659,293...................................      1,634,171             --      1,369,619      264,552             --
  Interest-bearing deposits.....................        159,799         47,863        107,407        4,529             --
                                                  -------------  -------------  -------------  -----------  -------------
      Total investments.........................      7,366,321      2,999,386      1,477,026      269,081      2,620,828

Interest receivable.............................         28,067            212         27,721           16            118

Contributions receivable:
  Employees.....................................        240,606             --         91,543       12,747        136,316
  Employers.....................................        131,149        131,149             --           --             --
                                                  -------------  -------------  -------------  -----------  -------------
    Net assets available for plan benefits (note
     7).........................................  $   7,766,143  $   3,130,747  $   1,596,290  $   281,844  $   2,757,262
                                                  -------------  -------------  -------------  -----------  -------------
                                                  -------------  -------------  -------------  -----------  -------------

Number of units outstanding at end of year......                     1,297,807      1,233,674      199,889      1,174,996

Unit value......................................                         $2.41          $1.29        $1.41          $2.35

     See Notes to Financial Statements which are an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                            STATEMENT OF NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                               DECEMBER 31, 1993

                                                                   NON-
                                                                PARTICIPANT
                                                                 DIRECTED
                                                               -------------
                                                                  COMPANY                PARTICIPANT DIRECTED
                                                               COMMON STOCK   -------------------------------------------
                                                    TOTAL          FUND          FUND A         FUND B         FUND C
                                                -------------  -------------  -------------  -------------  -------------
                    ASSETS
----------------------------------------------

Investments, at fair value:
  Pfizer Inc. common stock:
    Pfizer Inc. Common Stock Fund, 32,077
     shares, cost $1,671,787; Fund C, 27,856
     shares; cost $1,675,218..................  $   4,135,377  $   2,213,342  $          --  $          --  $   1,922,035
  Other marketable securities, cost
   $1,165,353.................................      1,232,359             --        999,584        232,775             --
  Interest-bearing deposits...................         88,639             46         88,331            240             22
                                                -------------  -------------  -------------  -------------  -------------
      Total investments.......................      5,456,375      2,213,388      1,087,915        233,015      1,922,057

Interest receivable...........................         15,808            104         15,609             --             95

Contributions receivable:
  Employees...................................        217,493             --         66,693         12,306        138,494
  Employers...................................        119,914        119,914             --             --             --
                                                -------------  -------------  -------------  -------------  -------------
  Net assets available for plan benefits (note
   7).........................................  $   5,809,590  $   2,333,406  $   1,170,217  $     245,321  $   2,060,646
                                                -------------  -------------  -------------  -------------  -------------
                                                -------------  -------------  -------------  -------------  -------------

Number of units outstanding at end of year....                     1,106,225        901,809        171,281      1,011,238

Unit value....................................                         $2.11          $1.30          $1.43          $2.04

     See Notes to Financial Statements which are an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                          YEAR ENDED DECEMBER 31, 1994

                                                                     NON-
                                                                  PARTICIPANT
                                                                   DIRECTED
                                                                 -------------
                                                                    COMPANY               PARTICIPANT DIRECTED
                                                                 COMMON STOCK   -----------------------------------------
                                                     TOTAL           FUND          FUND A        FUND B        FUND C
                                                 --------------  -------------  -------------  -----------  -------------
Net investment income:
  Cash Dividends:
    Pfizer Inc. common stock...................  $      126,512  $      66,877  $          --  $        --  $      59,635
    Other marketable securities................           6,102             --             --        6,102             --
  Interest.....................................          84,462          1,803         80,710          295          1,654
                                                 --------------  -------------  -------------  -----------  -------------
                                                        217,076         68,680         80,710        6,397         61,289

Investment management fees (note 4)............          (1,026)            --             --       (1,026)            --
                                                 --------------  -------------  -------------  -----------  -------------
                                                        216,050         68,680         80,710        5,371         61,289

Realized gains on investments..................           1,356             --             --        1,356             --

Unrealized appreciation (depreciation) of
 investments (note 5)..........................         576,161        350,942        (81,819)     (10,308)       317,346
                                                 --------------  -------------  -------------  -----------  -------------
                                                        793,567        419,622         (1,109)      (3,581)       378,635
                                                 --------------  -------------  -------------  -----------  -------------
Contributions (note 6):
  Employees....................................       2,068,551             --        789,189      130,285      1,149,077
  Employers....................................       1,093,036      1,093,036             --           --             --
Withdrawals....................................      (1,998,601)      (716,082)      (399,980)     (89,122)      (793,417)
Transfers between funds -- net.................              --            765         37,973       (1,059)       (37,679)
                                                 --------------  -------------  -------------  -----------  -------------
                                                      1,162,986        377,719        427,182       40,104        317,981
                                                 --------------  -------------  -------------  -----------  -------------
Net increase...................................       1,956,553        797,341        426,073       36,523        696,616
Net assets available for plan benefits:
  Beginning of year............................       5,809,590      2,333,406      1,170,217      245,321      2,060,646
                                                 --------------  -------------  -------------  -----------  -------------
  End of year..................................  $    7,766,143  $   3,130,747  $   1,596,290  $   281,844  $   2,757,262
                                                 --------------  -------------  -------------  -----------  -------------
                                                 --------------  -------------  -------------  -----------  -------------

     See Notes to Financial Statements which are an integral part of these statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                          YEAR ENDED DECEMBER 31, 1993

                                                                     NON-
                                                                  PARTICIPANT
                                                                   DIRECTED
                                                                 -------------
                                                                    COMPANY               PARTICIPANT DIRECTED
                                                                 COMMON STOCK   -----------------------------------------
                                                     TOTAL           FUND          FUND A        FUND B        FUND C
                                                 --------------  -------------  -------------  -----------  -------------
Net investment income:
  Cash Dividends:
    Pfizer Inc. common stock...................  $       89,147  $      48,343  $          --  $        --  $      40,804
    Other marketable securities................           2,445             --             --        2,445             --
  Interest.....................................          61,514          1,057         59,032          183          1,242
                                                 --------------  -------------  -------------  -----------  -------------
                                                        153,106         49,400         59,032        2,628         42,046

Investment management fees (note 4)............          (2,050)            --             --       (2,050)            --
                                                 --------------  -------------  -------------  -----------  -------------
                                                        151,056         49,400         59,032          578         42,046
                                                 --------------  -------------  -------------  -----------  -------------
Realized gains (losses) on investments:
  Pfizer Inc. common stock.....................          (1,379)        (2,679)            --           --          1,300
  Other marketable securities..................           2,915             --            438        2,477             --
                                                 --------------  -------------  -------------  -----------  -------------
                                                          1,536         (2,679)           438        2,477          1,300
                                                 --------------  -------------  -------------  -----------  -------------
Unrealized appreciation (depreciation) of
 investments (note 5)..........................         (70,182)       (55,143)        (1,579)      15,152        (28,612)
                                                 --------------  -------------  -------------  -----------  -------------
                                                         82,410         (8,422)        57,891       18,207         14,734
                                                 --------------  -------------  -------------  -----------  -------------
Contributions (note 6):
  Employees....................................       1,783,139             --        519,176      104,384      1,159,579
  Employers....................................         995,301        995,301             --           --             --
Withdrawals....................................      (1,658,733)      (595,472)      (375,412)     (73,630)      (614,219)
Transfers between funds -- net.................              --        (19,014)        94,025      (10,500)       (64,511)
                                                 --------------  -------------  -------------  -----------  -------------
                                                      1,119,707        380,815        237,789       20,254        480,849
                                                 --------------  -------------  -------------  -----------  -------------
Net increase...................................       1,202,117        372,393        295,680       38,461        495,583
Net assets available for plan benefits:
  Beginning of year............................       4,607,473      1,961,013        874,537      206,860      1,565,063
                                                 --------------  -------------  -------------  -----------  -------------
  End of year..................................  $    5,809,590  $   2,333,406  $   1,170,217  $   245,321  $   2,060,646
                                                 --------------  -------------  -------------  -----------  -------------
                                                 --------------  -------------  -------------  -----------  -------------

     See Notes to Financial Statements which are an integral part of these statements.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

(1) SUMMARY PLAN DESCRIPTION
    GENERAL -- The Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico (the "Plan") is a contributory defined contribution savings plan which was adopted on February 1, 1990. Participation in the Plan is open to employees of Pfizer Pharmaceuticals, Inc. (Puerto Rico Branch) and Pfizer
Corporation (Puerto Rico Branch) (individually and collectively, the "Companies"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

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

    INVESTMENT OPTIONS -- Each participant in the Plan elects to have his or her contributions invested in any one or any combination of the three investment funds. These funds are described below:

        Fund A -- Fixed income

        Fund B -- An index fund of corporate common stocks

        Fund C -- Common stock of Pfizer Inc. (parent of the Companies)

    At   December  31,  1994  and  1993,  there  were  970  and  811  employees, respectively, participating in the Plan, some of whom had investments in more than one employee investment fund.

    All matching contributions are invested by the Trustee in a fourth fund designated the "Company Common Stock Fund," which consists solely of common stock of Pfizer Inc.

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

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    INVESTMENT VALUATION -- The investment in the index fund of corporate common stocks represents the estimated fair value of the number of units of participation held by the Plan in that fund. Pfizer Inc. common stock and other marketable securities are valued at the market price on the last business day of the year. Interest-bearing deposits are recorded at cost, which approximates fair value.

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

    RECLASSIFICATIONS -- Certain amounts in the 1993 financial statements have been reclassified to conform to the 1994 presentation.

(3) INCOME TAXES
    No provision has been made for Puerto Rico income tax in reliance upon a determination letter issued by the Puerto Rico Department of Treasury, which states that the Plan meets the requirements of Section 165(a) of the Puerto Rico Income Tax Act of 1954 and that the trust established thereunder is entitled to exemption.

    All contributions made to the Plan by the Companies, including before-tax contributions made on the employee's behalf by the Companies and the appreciation on all funds in the employee's account are not taxable to the employee under Puerto Rico income tax law while these amounts remain in the Plan.

(4) ADMINISTRATIVE COSTS
    Except for certain investment management fees (Fund B), all costs and expenses of administering the Plan were borne by the Companies.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993

(5) UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
    The change in the amount of unrealized appreciation (depreciation) was as follows:

                                                                                         BALANCE
                                                                        -----------------------------------------
                                                                        DECEMBER 31,   DECEMBER 31,     CHANGE
                                                                            1994           1993      DURING 1994
                                                                        -------------  ------------  ------------
Company Common Stock Fund.............................................  $     892,497   $  541,555   $    350,942
Fund A................................................................        (59,218)      22,601        (81,819)
Fund B................................................................         34,097       44,405        (10,308)
Fund C................................................................        564,163      246,817        317,346
                                                                        -------------  ------------  ------------
                                                                        $   1,431,539   $  855,378   $    576,161
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------


                                                                                         BALANCE
                                                                        -----------------------------------------
                                                                        DECEMBER 31,   DECEMBER 31,     CHANGE
                                                                            1993           1992      DURING 1993
                                                                        -------------  ------------  ------------
Company Common Stock Fund.............................................  $     541,555   $  596,698   $    (55,143)
Fund A................................................................         22,601       24,180         (1,579)
Fund B................................................................         44,405       29,253         15,152
Fund C................................................................        246,817      275,429        (28,612)
                                                                        -------------  ------------  ------------
                                                                        $     855,378   $  925,560   $    (70,182)
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

(6) CONTRIBUTIONS
    The participating employees and their employers contributed the following amounts to the Plan:

                                                                                          1994
                                                                       -------------------------------------------
                                                                       PARTICIPATING  PARTICIPATING
                                                                         EMPLOYEES      EMPLOYERS        TOTAL
                                                                       -------------  -------------  -------------
Pfizer Pharmaceuticals, Inc. (Puerto Rico Branch)....................  $   1,669,542  $     904,692  $   2,574,234
Pfizer Corporation (Puerto Rico Branch)..............................        399,009        188,344        587,353
                                                                       -------------  -------------  -------------
                                                                       $   2,068,551  $   1,093,036  $   3,161,587
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------


                                                                                          1993
                                                                       -------------------------------------------
                                                                       PARTICIPATING  PARTICIPATING
                                                                         EMPLOYEES      EMPLOYERS        TOTAL
                                                                       -------------  -------------  -------------
Pfizer Pharmaceuticals, Inc. (Puerto Rico Branch)....................  $   1,467,399  $     820,065  $   2,287,464
Pfizer Corporation (Puerto Rico Branch)..............................        315,740        175,236        490,976
                                                                       -------------  -------------  -------------
                                                                       $   1,783,139  $     995,301  $   2,778,440
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

(7) RECONCILIATION WITH FORM 5500
    For financial statement purposes, participant withdrawals and distributions are recorded when paid rather than when processed and approved for payment. For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment; therefore, benefits payable to participants who have requested withdrawals as of December 31, 1994 and 1993 of $208,824 and $225,066, respectively, have been included in benefit expense within Form 5500 for those years.

                                   SCHEDULE 1
                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO
                      ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1994

FUND A:

                                                    INTEREST RATE   MATURITY     COST      FAIR VALUE
                                                    -------------   --------  ----------  ------------
U.S. GOVERNMENT SECURITIES
--------------------------------------------------
U.S. Treasury Notes...............................     6.875    %   10-31-96  $   50,594   $    49,328
U.S. Treasury Notes...............................     7.875         8-15-01     111,033       111,243
U.S. Treasury Notes...............................     8.500         8-15-95      49,844        50,453
                                                                              ----------  ------------
                                                                                 211,471       211,024
                                                                              ----------  ------------

OTHER MARKETABLE SECURITIES
--------------------------------------------------
Federal Home Loan Bank Medium Term Note...........     6.970        11-20-97      75,000        79,547
Federal National Mortgage Association.............     7.850         9-10-98      25,969        25,086
Federal National Mortgage Association.............     7.050        10-10-96      25,813        24,649
Federal National Mortgage Association.............     7.900         4-10-02      44,944        43,355
Federal National Mortgage Association.............     6.950         9-10-02      44,788        41,203
Federal National Mortgage Association.............     8.800         7-15-97      49,406        51,453
Federal National Mortgage Association.............     5.740         2-12-98      71,050        68,832
Federal Home Loan Mortgage Corporation Note.......     6.350         3-07-01      26,757        25,620
Federal Home Loan Bank Note.......................     9.150         3-25-97      43,168        42,984
Federal National Mortgage Association Note........     5.800        12-10-03       8,938         8,625
Federal Farm Credit Bank Bond.....................     6.050         4-21-03      29,822        26,325
                                                                              ----------  ------------
                                                                                 445,655       437,679
                                                                              ----------  ------------


CORPORATE DEBENTURES
--------------------------------------------------
New Jersey Bell Telephone Bond....................     5.875         2-01-04      39,048        34,007
Dean Witter, Discover & Co. Bond..................     6.250         3-15-00      22,809        21,649
Dean Witter, Discover & Co. Bond..................     6.875         3-01-03      25,499        24,152
General Telephone Company of Florida Note.........     8.000         3-01-01      39,684        38,956
Merril Lynch Corp. Bond...........................     6.375         3-30-99      31,920        29,424
Merril Lynch Corp. Bond...........................     6.250         6-01-08      22,906        21,316
Lehman Brothers Holdings, Inc. Note...............     8.375         4-01-97     100,409        98,271
World Bank Medium Term Note.......................     9.190         6-23-98      42,807        41,371
Tennessee Valley Authority Bond...................     6.125         7-15-03      76,641        65,484
Tennessee Valley Authority Bond...................  zero coupon      7-15-03      87,554        79,790
Bell South Telephone Bond.........................     6.375         6-15-04      40,000        35,200
Georgia Power First Mortgage Bond.................     6.625          4-1-03      29,888        26,779
New Jersey Bell Telephone Bond....................     7.250          6-1-02       9,882         9,447
Exxon Corporation Bond............................     7.875         8-15-97      57,520        54,784
International Business Machines Bond..............     7.250         11-1-02      29,738        28,050
Shell Oil Company Bond............................     6.950        12-15-98      50,406        47,873
General Electric Credit Corp. Bond................     7.460         9-30-96      40,000        39,770
General Electric Credit Corp. Bond................     6.940        11-22-96      25,000        24,593
                                                                              ----------  ------------
                                                                                 771,711       720,916
                                                                              ----------  ------------
Banco Popular de Puerto Rico time deposit open
 account..........................................      5.71    %         --     107,407       107,407
                                                                              ----------  ------------
      Total of Fund A.............................                            $1,536,244   $ 1,477,026
                                                                              ----------  ------------
                                                                              ----------  ------------

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO
                      ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1994

FUND B:

                                                      NUMBER OF     INTEREST
COMMON STOCK INDEX FUND                                 UNITS         RATE       COST      FAIR VALUE
--------------------------------------------------  -------------   --------  ----------  ------------
Northern Trust Collective Stock Index Fund........     7,021              --  $  230,456   $   264,552

INTEREST-BEARING DEPOSITS
--------------------------------------------------
Northern Trust Short-Term Investment Fund.........        --              --         484           484
Banco Popular de Puerto Rico time deposit open
 account..........................................        --           5.71%       4,045         4,045
                                                                              ----------  ------------
      Total of Fund B.............................                            $  234,985   $   269,081
                                                                              ----------  ------------
                                                                              ----------  ------------

FUND C:


PFIZER INC. COMMON STOCK
--------------------------------------------------
Pfizer Inc. (33,927 shares).......................        --              --  $2,056,665   $ 2,620,828
                                                                              ----------  ------------
                                                                              ----------  ------------

COMPANY COMMON STOCK FUND:

PFIZER INC. COMMON STOCK
--------------------------------------------------
Pfizer Inc. (38,207 shares).......................        --              --  $2,059,026   $ 2,951,523
INTEREST-BEARING DEPOSIT
--------------------------------------------------
Banco Popular de Puerto Rico time deposit open
 account..........................................        --           5.71%      47,863        47,863
                                                                              ----------  ------------
      Total Company Common Stock Fund.............                            $2,106,889   $ 2,999,386
                                                                              ----------  ------------
                                                                              ----------  ------------

                                   SCHEDULE 2
                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                            REPORTABLE TRANSACTIONS
                               DECEMBER 31, 1994

FUNDS A, B, C AND COMPANY COMMON STOCK FUND:

                                                                              NUMBER OF     NUMBER OF
INVESTMENTS PURCHASED                                                       TRANSACTIONS      SHARES        COST
-------------------------------------------------------------------------  ---------------  ----------  -------------
Pfizer Inc. common stock.................................................            20        12,201   $     768,686
Interest-bearing deposits................................................           171            --       3,467,432

                                                                NUMBER OF                                   REALIZED
INVESTMENTS DISPOSED                                          TRANSACTIONS        COST        FAIR VALUE      GAIN
-----------------------------------------------------------  ---------------  -------------  -------------  ---------
Interest-bearing deposits..................................           191     $   3,396,517  $   3,396,517         --

                          INDEPENDENT AUDITORS' REPORT

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

    We have audited the accompanying statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico (the Plan) as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick LLP

February 10, 1995

Stamp No. 1252929 of the Puerto Rico
Society of Certified Public Accountants was affixed to the record copy of this report.

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

                                          Pfizer Savings and Investment Plan for
                                           Employees Resident in Puerto Rico

                                          By:        /s/ NATALE RICCIARDI

                                          --------------------------------------
                                                     Natale Ricciardi
                                                  VICE PRESIDENT, PFIZER
                                                  PHARMACEUTICALS, INC.
                                            CHAIR, SAVINGS AND INVESTMENT PLAN
                                                        COMMITTEE

Date: March 23, 1995

                                                                      EXHIBIT 23
                        CONSENT OF INDEPENDENT AUDITORS

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

    We consent to incorporation by reference in the Registration Statement on Form S-8 dated November 18, 1991 (File No. 33-44053) of our report dated
February 10, 1995, relating to the statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1994 annual report on Form 11-K of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico.

                                          /s/ KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick LLP

San Juan, Puerto Rico
March 23, 1995