Form 10-K, Exhibit 13
period 1995-12-31
PFIZER INC
filed 1996-03-29
CIK 78003

     Financial Contents

30   Financial Review

38   Responsibility for Financial Statements and
     System of Internal Control

39   Audit Committee's Report

39   Independent Auditors' Report

     Financial Statements:

40   Segment Information

41   Geographic Data

42   Consolidated Statement of Income

43   Consolidated Statement of Shareholders' Equity

44   Consolidated Balance Sheet

45   Consolidated Statement of Cash Flows

46   Notes to Consolidated Financial Statements

59   Quarterly Consolidated Statement of Income (Unaudited)

60   Financial Summary (1985-1995)

(The table below was represented by a graph in the printed Annual Report)

Earnings Per Common Share
(dollars)

$1.06         $1.20          $1.03          $2.09          $2.50
-----------------------------------------------------------------
1991          1992           1993           1994           1995

In 1993, excluding after-tax net charges for divestitures, restructuring and unusual items, earnings per common share would have been $1.85.

The 1995 increase in earnings per common share reflects strong worldwide sales growth complemented by continuing improvements in operating efficiencies.

(The table below was represented by a graph in the printed Annual Report.)

Cash Dividends Paid Per Common Share
(dollars)

$.66          $.74           $.84           $.94           $1.04
------------------------------------------------------------------
1991          1992           1993           1994           1995

The 1995 cash dividends paid represented the 28th consecutive year of dividend increases.

Financial Review
Pfizer Inc and Subsidiary Companies

Significant Events Affecting Comparability

Restructuring initiatives, as well as various acquisitions and divestitures over the past several years, were taken in order to better position the Company as a research-based, global health care company. As a result, financial data comparability is affected by the following:

n    In January 1995, the Company acquired SmithKline Beecham's animal health business (SBAH) for approximately $1.5 billion. SBAH, which was a world leader in animal vaccines and companion animal health products, had products and a presence in countries that complemented the Company's animal health business.

n    In March 1995, the Company acquired NAMIC U.S.A. Corporation (NAMIC), a manufacturer of accessories for angioplasty procedures, in a stock transaction valued at approximately $170 million.

n    In April 1995, the Company announced a two-for-one stock split in the form of a 100 percent stock dividend effective in June 1995. Prior years' data have been restated to reflect this stock split.

n    In August 1995, Bain de Soleil skin care products were acquired from the
Procter & Gamble Company.

n    In the fourth quarter of 1995, the Company entered into an agreement to sell substantially all of the net assets of its worldwide food science business to Cultor Ltd., a publicly held international company based in Finland. As a result, the Company's food science segment has been reported as a discontinued operation. The sale was completed in January 1996.

n    In 1993, the Company recorded pre-tax charges of approximately $745 million and $56 million (excluding approximately $11 million directly related to discontinued operations) for certain restructuring and unusual items. These charges covered restructuring costs, including personnel reductions and the writedown of certain tangible assets as well as intangible assets whose carrying value would not have been recovered through future cash flows.

n    In April 1993, the Company sold its remaining 40% interest in Minerals
Technologies Inc., a formerly wholly-owned subsidiary comprised of the Company's specialty minerals businesses. This sale resulted in a pre-tax gain of approximately $60 million.

See the footnotes "Acquisitions" beginning on page 54, "Common Stock" on page 53, "Discontinued Operations" on page 55 and "Divestitures, Restructuring and Unusual Items" beginning on page 49.

Overview of Consolidated Operating Results

In 1995, net sales from continuing operations exceeded $10.0 billion for the first time in the Company's history (an increase of 26% compared with 1994). These results continue to reflect the benefits of the Company's innovative research and development (R&D) efforts, which have produced a broad product pipeline. In 1995, R&D expenditures exceeded $1.4 billion, an increase of 28% over 1994. In 1995, selling, informational and administrative expenses, as a percentage of sales, decreased 1.4 percentage points compared with 1994, partially due to the Company's continuous improvement and restructuring programs.

In 1995, income from continuing operations was $1,554.2 million, an increase of 22% as compared with 1994. Net income, including discontinued operations, in 1995 was $1,572.9 million ($2.50 per share), an increase of 21% (20% per share) as compared with $1,298.4 million ($2.09 per share) in 1994. This increase reflects strong sales growth augmented by improvements in operating efficiencies and was achieved despite an increase in the Company's effective tax rate from 30% to 32.1%.

(The table below was represented by a graph in the printed Annual Report.)

Income from Continuing Operations
(millions of dollars)

$699          $1,098         $645           $1,277         $1,554
------------------------------------------------------------------
1991          1992           1993           1994           1995

In 1993, excluding after-tax net charges for divestitures, restructuring and unusual items, income from continuing operations would have been $1,163 million.

The strong growth in income from continuing operations of 22% in 1995 was achieved while continuing to invest aggressively in research and development.

Net Sales

Net sales increased $2,044.1 and $815.5 million, or 26% and 11% in 1995 and 1994, respectively. Excluding the effect of the SBAH acquisition, net sales for 1995 increased 18% compared with 1994. The consolidated net sales increases in 1995 and 1994 were primarily driven by volume increases. (There was no material price impact on either the 1995 or 1994 net sales growth.) The U.S. and international markets reflected net sales increases of 21% and 31% in 1995 and 11% and 12% in 1994, respectively. In 1995, the Company registered net sales in excess of $10 million in each of 45 countries outside the U.S., with no single country, other than the U.S. and Japan, contributing more than 10% to total net sales.

Several analyses of the Company's net sales by business segment follow:

Segment Net Sales Analysis
                                                                 % Increase/
                                                                  (Decrease)
------------------------------------------------------------------------------
     (millions of dollars)      1995        1994        1993    95/94    94/93
------------------------------------------------------------------------------
     Health Care            $8,408.6    $6,963.0    $6,210.3       21       12
     Animal Health           1,219.5       605.3       578.0      101        5
     Consumer Health Care      393.3       409.0       373.5       (4)      10
------------------------------------------------------------------------------
       Total               $10,021.4    $7,977.3    $7,161.8       26       11
------------------------------------------------------------------------------

Diversification of Net Sales by Business

                               % of Consolidated Net Sales
------------------------------------------------------------
                                1995        1994        1993
------------------------------------------------------------
     Health Care                  84          87          87
     Animal Health                12           8           8
     Consumer Health Care          4           5           5
------------------------------------------------------------
       Consolidated              100         100         100
------------------------------------------------------------

(The table below was represented by a graph in the printed Annual Report)

Composition of Net Sales Growth

              Volume         Price          Currency
1993            4%             2%             -2%
--------------------------------------------------
1994           11              0               0
--------------------------------------------------
1995           24             -1               3
--------------------------------------------------

Increases in volume have been the major contributors to sales growth in each of the last three years.

Percentage Change in Net Sales

                               Total               Analysis of Change
                                 %          -------------------------------
                               Change         Volume     Price     Currency
---------------------------------------------------------------------------
     Health Care
            1995 vs. 1994          21           19        (1)        3
            1994 vs. 1993          12           12         0         0
     Animal Health
            1995 vs. 1994         101          102        (1)        0
            1994 vs. 1993           5            3         1         1
     Consumer Health Care
            1995 vs. 1994          (4)          (2)        4        (6)
            1994 vs. 1993          10            9         1         0
     Consolidated
            1995 vs. 1994          26           24        (1)        3
            1994 vs. 1993          11           11         0         0
---------------------------------------------------------------------------

Net sales for the health care segment reflected a 22% and a 13% increase in worldwide pharmaceutical sales in 1995 and 1994, respectively. The 1995 increase in worldwide pharmaceutical sales reflected 17% growth in the U.S. and 27% overseas. Exchange fluctuations, principally the relative weakness of the dollar as compared with the yen and major European currencies in 1995 versus 1994, increased worldwide pharmaceutical net sales by 3% and overseas pharmaceutical net sales by 7%.

The following table shows percentage net sales growth of the Company's major pharmaceuticals:
Percentage Change in Net Sales-Major Pharmaceuticals

                                             % Increase/(Decrease)
------------------------------------------------------------------
                                              95/94      94/93
------------------------------------------------------------------
     Cardiovasculars:
            Norvasc                             65        85
            Procardia XL                        (4)        0
            Cardura                             32        27
     Anti-Infectives:
            Diflucan                            22        14
            Zithromax                           97        43
            Unasyn                              15        (5)
     Central Nervous System Agents:
            Zoloft                              44        55
     Anti-Inflammatories:
            Feldene                              1       (16)
     Antidiabetes Agents:
            Glucotrol XL                       254         *
            Glucotrol                          (55)      (25)
*Calculation not meaningful.
------------------------------------------------------------------

Worldwide net sales of three of the Company's pharmaceutical products exceeded $1 billion in 1995: Norvasc-$1.3 billion, Procardia XL-$1.1 billion and Zoloft-$1.0 billion. Additionally, 1995 net sales of Diflucan were approximately $880 million. In 1995, Procardia XL continued to be the largest selling cardiovascular drug in the U.S. as demand for the product remained strong.

Aggregate worldwide net sales of the six pharmaceutical products launched in the U.S. during the 1990s-Norvasc, Zoloft, Diflucan, Cardura, Zithromax and Glucotrol XL-represented 41%, 34% and 27% of consolidated net sales for the years 1995, 1994 and 1993, respectively. Net sales of these products increased 48% and 44% in 1995 and 1994, respectively. Of these six major new products, only Cardura's patent will expire before 2003.

Net sales of Feldene and Glucotrol have been affected by a combination of generic competition and new competitive brand-name products.

The 1990 Omnibus Budget Reconciliation Act included a provision requiring pharmaceutical companies to rebate a portion of revenues from pharmaceutical products dispensed to state Medicaid recipients. Medicaid rebates and related state programs reduced net sales by $85, $74 and $70 million in 1995, 1994 and 1993, respectively. In addition, the Company provided approximately $80, $56 and $51 million in discounts to the federal government in 1995, 1994 and 1993, respectively. Performance-based contracts with several customers in the U.S. that reduced net sales growth were offset by volume increases for 1995 and 1994.

Net sales of the Hospital Products Group (HPG) increased 16% and 6% in 1995 and 1994, respectively. Net sales for 1995 reflect the strength of new product rollouts, the NAMIC acquisition and favorable exchange effects. Sales of the Schneider business increased by 31% during the year primarily due to the launch of new angioplasty and angiography catheters and strong demand for stents. In addition, the acquisition in March 1995 of NAMIC, which designs, manufactures and markets a broad range of single-patient use medical products, primarily for the diagnosis and treatment of atherosclerotic cardiovascular disease, contributed 5 percentage points to HPG's net sales increase. Exchange fluctuations contributed 4 percentage points to HPG's net sales growth in 1995. In 1994, the HPG business benefited from new product introductions and from the success of its coronary catheters and stents, although its sales trends were tempered by overall market conditions. The HPG business was adversely affected in 1993 by events influencing the industry in general, principally the deferral of medical procedures and changes in purchasing practices, including shifts to lower-cost products and reduced hospital inventories.

Net sales in the animal health segment increased 101% in 1995 due to the sales volume contribution of the SBAH acquisition. In addition, net sales of Dectomax, the innovative livestock antiparasitic developed by the Company, increased 69% in 1995 due, in part, to the recent launches in major Western European countries, including the United Kingdom, Germany and France. Dectomax, Aviax (a poultry antiparasitic) and Advocin (a quinoline antibiotic) are expected to be broadly launched around the world in the next few years and are expected to be the key sources of growth for the animal health business for the remainder of the decade. Animal health net sales increased 5% in 1994 and reflected the strong performance of Dectomax, particularly in Latin America, where its sales increased 21%.

Net sales in the consumer health care segment in 1995 declined 4% as compared with 1994 due to increased private-label competition in the U.S. for existing brands and the impact of the devaluation of the Mexican peso. These factors were partially offset by launches of over-the-counter products in a number of countries including the successful launch of the antihistamine, Reactine, in Canada. In 1994, net sales in the consumer health care segment increased 10%, reflecting improved U.S. market share for Desitin, Unisom, BenGay and Rid, line extensions of certain existing products and international expansion.

An analysis of percentage changes in reported net sales in the U.S. and international markets by business segment follows:

United States Operations
                                    % Increase/(Decrease)
                                    in Net Sales
----------------------------------------------------
                                   95/94     94/93
----------------------------------------------------
     Health Care                    17         12
     Animal Health                 148         (1)
     Consumer Health Care           (9)         4
          Total U.S. Operations     21         11
----------------------------------------------------

International Operations
                                    % Increase
                                    in Net Sales
-----------------------------------------------------
                                   95/94     94/93
-----------------------------------------------------
     Health Care                    25         13
     Animal Health                  82          7
     Consumer Health Care            7         22
          Total International
            Operations              31         12
-----------------------------------------------------

Geographically, the Company's business is diversified, as shown in the following table:

Diversification by Geographic Area
                              % of Consolidated Net Sales
---------------------------------------------------------
                              1995   1994    1993
--------------------------------------------------
     U.S.                       51     53      53
--------------------------------------------------
     Europe                     25     22      22
     Asia                       15     15      15
     Canada/Latin America        7      8       7
     Africa/Middle East          2      2       3
--------------------------------------------------
          International         49     47      47
--------------------------------------------------
             Consolidated      100    100     100
--------------------------------------------------

(The table below was represented by a graph in the printed Annual Report)

Research and Development Expenditures
(millions of dollars)

$745          $851           $961           $1,126         $1,442
-----------------------------------------------------------------
1991          1992           1993            1994           1995

Research and development expenditures have increased at a compound annual growth rate of almost 18% over the past five years. The Company now has 15 new chemical entities in late-stage development.

Product Developments

The Company continues to invest in R&D to develop both new products and additional uses for existing products. Following are certain significant regulatory actions that occurred in 1995:

n    In February 1995, the U.S. Food and Drug Administration (FDA) approved the
Company's hypertensive agent Cardura for the treatment of benign prostatic hyperplasia (BPH), an enlargement of the prostate gland in men. Cardura was approved for the treatment of BPH in many major European countries and applications are pending in several other countries.

n     In August 1995, the Company was informed by the FDA that Zoloft, the
Company's antidepressant, is approvable for the treatment of patients with obsessive-compulsive disorder.

n    In September 1995, the Company received an approvable letter from the FDA related to its antihistamine Zyrtec (cetirizine HCl) for pediatric use.

n    In October 1995, the FDA approved a pediatric version of Zithromax, the
Company's broad-spectrum antibiotic.

n    In December 1995, the Company was informed by the FDA that the antibiotic
Zithromax is approvable for certain sexually transmitted diseases.

n    In December 1995, the FDA granted marketing clearance to the antihistamine
Zyrtec (cetirizine HCl) for the treatment of allergies, itching and hives. Zyrtec, the most widely prescribed antihistamine in Europe, is currently marketed worldwide by the Belgian company, UCB S.A. and is licensed to the Company for the U.S. and Canada. Pfizer and UCB Pharma, a subsidiary of UCB, will copromote Zyrtec in the U.S.

The table below lists the Company's pending New Drug Applications (NDAs) and the related filing dates with the FDA:

----------------------------------------------------------------------------
     Product        Indication(s)                                Date Filed
----------------------------------------------------------------------------
     Zithromax      Lower respiratory tract infection-
                    pediatric                                    December 1995
     Zithromax      Mycobacterium avium complex                  December 1995
     Zithromax      Atypical pneumonia                           December 1995
     Zoloft         Panic disorder                               December 1995
     Norvasc        Safety-label change for treatment            April 1995
                    of hypertension and angina among
                    those with congestive heart failure
     Zithromax      Certain sexually transmitted diseases        December 1994
     tenidap        Osteo- and rheumatoid arthritis              December 1993
     Unasyn         Injectable antibiotic-pediatric              November 1993
     Zyrtec         Pediatric                                    January 1993
     Zoloft         Obsessive-compulsive disorder                May 1992
----------------------------------------------------------------------------

The Company currently has 15 new chemical entities in late-stage development and 48 other compounds in early development.


Components of Net Income

The components of net income, expressed as a percentage of net sales, for the years 1995, 1994 and 1993 are reflected in the following table:

Analysis of the Consolidated Statement of Income

                                                               % Increase/
                                                                (Decrease)
----------------------------------------------------------------------------
     (millions of  dollars)       1995       1994       1993   95/94  94/93
----------------------------------------------------------------------------
     Net sales               $10,021.4   $7,977.3   $7,161.8      26     11
     Cost of sales           $ 2,164.1   $1,722.2   $1,559.0      26     10
       % of net sales             21.6%      21.6%      21.8%

     Selling,
       informational
       and administra-
       tive expenses         $ 3,854.7   $3,184.1   $3,005.7      21      6
        % of net sales            38.5%      39.9%      42.0%

     R&D expenses            $ 1,442.4   $1,126.1   $  961.3      28     17
       % of net sales             14.4%      14.1%      13.4%
     Divestitures,
       restructuring
       and unusual
       items-net                     -          -   $  740.6       *      *
       % of net sales                -          -       10.3%

     Other deduc-
       tions-net             $   261.0   $  114.4   $   59.9     128     91
       % of net sales              2.6%       1.5%        .8%
----------------------------------------------------------------------------
     Income from continu-
       ing operations
       before taxes and
       minority interests    $ 2,299.2   $1,830.5   $  835.3      26    119
       % of net sales             22.9%      22.9%      11.7%

     Taxes on income         $   738.0   $  549.2    $ 187.7      34    193
       Effective tax rate         32.1%      30.0%      22.5%
     Minority interests      $     7.0   $    4.6   $    2.6      52     77
----------------------------------------------------------------------------
     Income from con-
       tinuing operations    $ 1,554.2   $1,276.7   $  645.0      22     98
       % of net sales             15.5%      16.0%       9.0%

     Discontinued
       operations-net        $    18.7   $   21.7   $   12.5     (14)    74
       % of net sales               .2%        .3%        .2%
----------------------------------------------------------------------------
     Net income              $ 1,572.9   $1,298.4   $  657.5      21     97
       % of net sales             15.7%      16.3%       9.2%
----------------------------------------------------------------------------
     *Calculation not meaningful.

Cost of sales, expressed as a percentage of net sales, was the same in 1995 and 1994. The 1995 results were primarily attributable to favorable product mix as well as the benefit of reengineering of manufacturing operations, including the shutdown of a number of overseas plants, offset by lower production margins for SBAH relative to the Company overall and the impact of purchase accounting, mostly relating to the acquired SBAH inventories. The decrease in cost of sales as a percentage of net sales in 1994, as compared with 1993, was attributable to the Company's cost-containment program and favorable business and product mix reflecting continued growth in the pharmaceutical business.

Selling, informational and administrative expenses (SI&A), as a percentage of net sales, continued to decline in 1995 and 1994 partially due to the beneficial impact of the Company's continuous improvement and restructuring programs. Selling and informational expenses in 1995, as a percentage of net sales, decreased versus the prior year due to the fact that net sales grew more rapidly than these expenses. The absolute increases in SI&A in 1995 versus 1994 and 1994 versus 1993 were primarily due to the rollout of new products and support for the newly launched products.

In response to the changes in the health care environment, the Company adopted a strategy in 1994, which continued throughout 1995, that focuses on the diverse needs of managed care customers and decision makers. SI&A includes expenses incurred in communicating scientific, medical and clinical information about the Company's various products to the medical community and others. Health care information is also communicated by means of Company-sponsored medical symposia and conventions, as well as through distribution of informative literature concerning the Company's products. Advertising and promotion expenses totaled $687.5 and $609.2 million for 1995 and 1994, respectively. Advertising expenses include costs associated with the production and purchase of print space in magazines and journals and media time on radio and television of approximately $200 million in both 1995 and 1994. A significant portion of these advertising expenditures are for the Company's consumer health care products.

R&D expenses reflected a 19% compound growth rate from 1993 through 1995. Health care R&D expenses, expressed as a percentage of health care net sales, were 15.4%, 14.9% and 14.3% for

1995, 1994 and 1993, respectively. The increase in 1995 as compared with prior years reflected the rapid advancement of a number of drug candidates in late-stage development. In 1996, the Company plans to spend about $1.7 billion on R&D.

Other deductions-net increased $146.6 million in 1995 primarily due to the amortization of goodwill and other intangibles recorded as a result of the SBAH acquisition, additional interest expense on borrowings to finance the acquisition, a provision for various litigation issues, the impact of unfavorable changes in foreign exchange in hyperinflationary markets and charges resulting from decisions to withdraw from a product line and to modify certain distribution relationships in HPG. Partially offsetting these events was the recognition of income related to the completion of all appeals in a patent infringement case with SciMed Life Systems, Inc. In 1994, the increase of $54.5 million in Other deductions-net was due to a decrease in interest income because of changes in the Company's capital structure and an increase in interest expense as a result of changes in the scope and nature of the Company's foreign exchange hedging program and higher interest rates. For further details, see the footnote "Other Deductions-Net" on page 49.

The Company exceeded its goal of increasing income from continuing operations before taxes and other deductions-net, expressed as a percentage of net sales, by one percentage point in 1995 as compared to 1994. This increase reflects the success of the Company's new products, coupled with the beneficial impact of continuous improvement and restructuring programs.

The effective tax rate increased from 30% in 1994 to 32.1% in 1995. This increase was attributable to the continuing reduction in the tax benefit from the Company's operations in Puerto Rico as the result of the enactment of the Omnibus Budget Reconciliation Act of 1993, the expiration of the R&D tax credit during 1995 and changes in the mix of income by country. In the fourth quarter of 1995, the Company reduced the effective tax rate from the previously assumed 33% to 32.1% due to changes in U.S. Treasury regulations governing Internal Revenue Code Section 861 dealing with allocation rules for R&D expenses.

The Company has received and is protesting assessments from the U.S. and Belgian tax authorities. For further details, see the footnote "Taxes on Income" beginning on page 50.

The following table shows profit/(loss) by business segment for the years 1995, 1994 and 1993:

Segment Profit
                                                                 % Increase/
                                                                  (Decrease)
-----------------------------------------------------------------------------
     (millions of dollars)     1995        1994        1993    95/94    94/93
-----------------------------------------------------------------------------
     Health Care            $2,547.8    $1,976.6    $1,129.9     29       75
     Animal Health              96.9        47.4        (5.8)   104        *
     Consumer Health Care       36.2        34.1      (102.3)     6        *
-----------------------------------------------------------------------------
        Total               $2,680.9    $2,058.1    $1,021.8     30      101
-----------------------------------------------------------------------------
     *Calculation not meaningful.

For further details, see the footnote "Segment Information and Geographic Data" on page 58.

Liquidity and Capital Resources

Company operations in 1995 provided significant positive cash flows which, supplemented by the ability to issue commercial paper as well as to maintain other worldwide credit facilities, provided adequate liquidity to meet the Company's operational needs. Cash and cash equivalents and short-term investments, which are principal measures of liquidity, amounted to $1.5, $2.0 and $1.2 billion at December 31, 1995, 1994 and 1993, respectively.

The following table presents certain measures of liquidity and capital resources for the years 1995, 1994 and 1993:
                                                    1995     1994        1993
------------------------------------------------------------------------------
     Working capital (millions of dollars)        $965.2   $962.5    $1,289.6
     Current ratio                                1.19:1   1.20:1      1.37:1
     Debt to total capitalization                     34%      40%         31%
     Shareholders' equity per
       common share*                               $8.90    $7.10       $6.22
     Days of sales outstanding                        60       60          63
     Months of inventory on hand                     9.2      8.6         8.5
------------------------------------------------------------------------------
     *Represents shareholders' equity divided by the actual number of common shares outstanding.

The decrease in the percentage of debt to total capitalization in 1995 versus 1994 was primarily due to higher shareholders' equity resulting from growth in net income. The significant increase in the percentage of debt to total capitalization in 1994 versus 1993 was primarily due to share purchases and an increase in short-term borrowings.

The increase in shareholders' equity per common share for 1995 and 1994 was due to the Company's enhanced profitability, partially offset in 1994 by the stock purchase program.

The table below summarizes the Company's cash flows from operating, investing and financing activities:

---------------------------------------------------------------------------
     (millions of dollars)               1995          1994           1993
---------------------------------------------------------------------------
     Cash provided by/(used in):
       Operating activities         $ 1,821.4      $1,488.5      $ 1,263.0
       Investing activities          (2,342.8)       (840.3)        (196.9)
       Financing activities            (519.1)         61.9       (1,567.0)
     Effect of exchange rate
       changes on cash and
       cash equivalents                 (14.7)         19.0          (26.8)
---------------------------------------------------------------------------
     Net (decrease)/increase in
       cash and cash equivalents    $(1,055.2)     $  729.1      $  (527.7)
---------------------------------------------------------------------------

Operating Activities

The increases in cash flows from operations in both 1995 and 1994 primarily reflect growth in income generated by the continued rollout of new pharmaceutical products and additional indications for existing pharmaceutical products.

In 1993, the Company initiated a program which recognized the need to restructure its global operations. This worldwide restructuring program included the consolidation of manufacturing facilities with the planned elimination of 4 facilities in the U.S. and 32 facilities internationally, the demolition of buildings resulting from the consolidation, reconfiguration and rehabilitation of remaining facilities and the consolidation of distribution and administrative organizations and infrastructures, including the consolidation of U.S. distribution facilities from 6 to 2 and the consolidation of finance organizations in Europe from 34 to 6. Such actions were expected to result in a reduction of approximately 3,000 employees.

Through December 31, 1995, completed restructuring initiatives reduced the work force by approximately 1,600 people and resulted in the closing of 18 facilities. The annualized benefit of efficiencies resulting from completed efforts was approximately $86 million. The full implementation of such plans is anticipated to lower annual operating costs by $130 million and to be substantially completed by the end of 1996. To date, there have been no significant changes in estimates of the cost of the plan. For further information, including the components of the charges, see the "Divestitures, Restructuring and Unusual Items" footnote beginning on page 49.

Cash outlays for 1995, 1994 and 1993 related to the restructuring totaled $121.4, $88.1 and $38.5 million, respectively. Cash outlays in 1996, which will be funded through operations, are expected to be approximately $140 million.

Investing Activities

Cash used in investing activities increased $1,502.5 million in 1995 primarily due to the acquisition of SBAH, which was substantially financed by the issuance of the Company's commercial paper. Additionally, an increase in the purchases of short-term investments was largely offset by a decrease in the loan portfolio of the Company's banking operation. Cash used in investing activities increased $643.4 million in 1994 primarily due to the increase in short-term investments, the reduction in the liquidation of loans and long-term investments by financial subsidiaries and the fact that there were no sales of businesses in 1994.

Capital expenditures are primarily funded through operating activities. In 1996, the Company anticipates capital expenditures will be comparable to the prior year, including approximately $200 million for research and development projects. The Company completed a major pharmaceutical capacity replacement project at its Groton facility in 1995 at a cost of approximately $185 million.

Financing Activities

Cash used in financing activities increased by $581.0 million in 1995 as compared with 1994. This increase was principally related to a decrease in short-term borrowings versus an increase last year, plus higher dividends. This change was partially offset by an increase in the proceeds from long-term debt, primarily resulting from a sale-and-repurchase financing, a decrease in the Company's purchases of its common stock and an increase in proceeds from stock option transactions. The increase in cash provided by financing activities in 1994 of $1,628.9 million from 1993 related to higher levels of short-term borrowings used to fund working capital needs as well as certain short-term investment opportunities. In addition, cash used for the completion of stock purchase programs decreased in 1994 as compared with 1993. Share purchases were funded through cash generated by operating activities.

Cash dividends paid to shareholders in 1995 were $658.5 million compared with $594.6 million in 1994, reflecting an 11% increase in the annual dividend rate from $.94 to $1.04 per common share.

In December 1994, the Company announced that it planned to purchase up to 4.5 million shares of its common stock in order to fund its NAMIC acquisition. Under this plan, approximately 2.5 and 2.0 million shares were purchased in the open market at a cost of approximately $108.5 and $74.8 million in 1995 and 1994, respectively.

In February 1993, the Company announced a program to purchase up to 40 million shares of its common stock in the open market or in privately negotiated transactions. Under this program, 14.9 and 25.0 million shares were repurchased in the open market at a cost of approximately $436.4 and $804.0 million in 1994 and 1993, respectively, completing this share purchase program. These shares are available for use in the Company's employee benefit plans and for general corporate purposes.

The Company maintains lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. Its major unused lines of credit totaled approximately $1.2 billion at December 31, 1995.

An indicator of the Company's financial strength is that its senior debt has been rated Aaa by Moody's Investors Services (Moody's) and AAA by Standard and Poor's (S&P)-their highest ratings-for the past ten years. Moody's and S&P are the major corporate rating organizations.

Banking Operation

The Company's international banking operation, Pfizer International Bank Europe
(PIBE), operates under a full banking license from the Central Bank of Ireland. PIBE extends credit to financially strong borrowers largely through U.S. dollar loans made primarily for the short and medium term, with floating interest rates. Generally, loans are made on an unsecured basis. When deemed appropriate, guarantees and certain covenants may be obtained as a condition to the extension of credit. To reduce credit risk, PIBE has established credit approval guidelines, borrowing limits and monitoring procedures. Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. The net income of PIBE is affected by fluctuations in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. When PIBE is asset sensitive (more assets repricing in a given period than liabilities), net income would benefit in a period of increasing interest rates. PIBE's asset and liability management reflects its liquidity, interest-rate outlook and general market conditions. The interest-rate sensitivity of PIBE's largely U.S. dollar-denominated floating-rate asset portfolio is largely offset by the corresponding interest-rate sensitivity inherent in the Company's U.S. dollar-denominated short-term debt. PIBE enters into interest-rate swaps, currency swaps and forward-rate agreements as vehicles to manage the interest-rate sensitivity of its portfolio.

The following table summarizes the composition of the loan portfolios, the most significant of the interest-earning assets held by the international banking operations, at November 30, 1995, 1994 and 1993:
Borrowers


     (millions of dollars)               1995      1994           1993
     ------------------------------------------------------------------
     Commercial and industrial         $255.2    $526.3         $569.1
     Government                          97.6     139.7           91.9
     Financial institutions             103.9     120.9          146.6
     ------------------------------------------------------------------
       Total                           $456.7    $786.9         $807.6
     ------------------------------------------------------------------

Maturities


     (millions of dollars)               1995      1994           1993
     ------------------------------------------------------------------
     Within one year                   $289.2    $361.3         $456.9
     One to five years                  167.5     425.6          350.7
     ------------------------------------------------------------------
       Total                           $456.7    $786.9         $807.6
     ------------------------------------------------------------------

The following table shows the percentage of interest-earning assets of PIBE (including interest-bearing deposits, loans, Eurosecurities and securities purchased under a resale agreement) by country of the borrower, depository, issuer or guarantor, where the total for such country is 3% or more of the total assets of the international banking operations:

                                             % of Banking Operations
                                                    Total Assets
     ------------------------------------------------------------------
                                          1995      1994          1993
     ------------------------------------------------------------------
     U.K.                                  29        19             19
     Switzerland                           22        12              7
     Italy                                 10         7              6
     Netherlands                           10        11              9
     Sweden                                 7         6              4
     Denmark                                6         8             12
     France                                 6         8             12
     Norway                                 6         -              -
     Germany                                3         4              5
     Canada                                 -         5             13
     Spain                                  -         -              5
     U.S.                                   -        17              8
     ------------------------------------------------------------------

The 1995 data reflect a reduced loan portfolio effected to bring PIBE's balance sheet into line with its business needs. PIBE continues to have S&P's highest short-term rating of A1+.

Prospective Information

Subsequent Event

In January 1996, the Company completed the acquisition of the Leibinger Companies, a leader in the manufacture of specialty surgical instruments and implantable devices used in skull, jaw, facial, hand and foot surgery.

Competition and the Health Care Environment

In the United States, many of the Company's pharmaceutical products are subject to increased competition as managed care groups, institutions and government agencies seek price discounts. Federal and state government efforts to reduce Medicare and Medicaid expenses are expected to increase the use of managed care and to offer incentives to beneficiaries to join these plans. This may result in managed care influencing prescription decisions for a larger segment of the population. International operations are also subject to increasing degrees of government regulations.

It is expected that pressures on pricing and operating results will continue in 1996 as a result of this market competition and environment.

Feldene and Glucotrol have been subject to generic competition since 1992 and 1994, respectively. The majority of the unfavorable impact on Feldene sales was felt in 1993, 1994 and 1995. The combined U.S. net sales of these products were $95, $203 and $308 million in 1995, 1994 and 1993, respectively.

In mid-1993, the FDA approved an NDA for a competitor's sustained-release form of nifedipine for the treatment of hypertension. This product uses a different delivery system from the patented technology used in Procardia XL, the Company's product, which is approved for the treatment of hypertension and angina and which has a delivery system that is patent-protected until 2003. Other forms of sustained-release nifedipine have been reported to be in various stages of development by other companies. It is not possible to predict the timing and impact of possible future competition on sales of Procardia XL.

Calcium Channel Blockers

During 1995, reports from several nonclinical studies raised questions about the safety of calcium channel blockers, particularly the Company's immediate-release nifedipine capsules, sold as Procardia. In January 1996, the FDA's advisory panel, after carefully reviewing all of the data on the use of calcium channel blockers, recommended that labeling for immediate-release nifedipine capsules-approved only to treat a form of angina-be clarified. However, the Advisory Panel specifically noted that there was no data which questioned the safety of the newer sustained-release and intrinsically long-acting calcium channel blockers, such as the Company's Procardia XL and Norvasc, which are approved for both hypertension and angina and are prescribed for the vast majority of patients on calcium channel blockers. The safety and effectiveness of these new long-acting calcium channel blockers in lowering blood pressure and controlling angina are supported by a large body of data from numerous studies and the daily clinical experiences of physicians around the world.

It is not possible to predict the impact, if any, of these studies and the FDA panel's recommendations on its future sales, but the Company does not believe that any impact will have a material adverse effect on its financial position or results of operations.

World Trade Organization (WTO)

In December 1994, the U.S. Congress ratified the WTO treaty, previously known as the General Agreement on Tariffs and Trade. A key provision of the treaty relates to intellectual property protection. The 10-year transition period relating to the major pharmaceutical patent-infringing countries such as Brazil, Turkey, Argentina and India will result, however, in the continued discrimination against patents filed prior to the effective date of the agreement. In addition, changes in the U.S. patent law have resulted in limited extensions of the terms of patents for some of the Company's products.

Foreign Exchange

Sales and earnings growth in 1996 could be impacted by changes in foreign exchange rates. The Company manages its foreign exchange risk through a variety of techniques. For further details, see the footnote "Financial Instruments and Concentrations of Credit Risk" beginning on page 47.

Tax Reform Proposal

The U.S. Congress and the Clinton Administration are presently negotiating the balancing of the federal budget. Both the vetoed Balanced Budget Reconciliation Act of 1995 and the Clinton Administration budget proposal contain language that amends Section 936, so as to completely phase out the income-based tax credit for those companies with operations in Puerto Rico, where the Company has a major manufacturing facility. Both proposals provide for the phase down of the
Section 936 credit over a period of five to ten years. In addition, both proposals contain a provision extending the Research and Development credit. Due to the significant degree of uncertainty as to the outcome of these deliberations, the Company is unable to predict the timing and impact upon its results of operations.

Recently Issued Accounting Standards

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which became effective on January 1, 1996. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's consolidated financial position and operating results, nor will it affect the Company's cash flows.

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes an alternative method of accounting for stock- based compensation awarded to employees, such as stock options granted by the Company to employees. SFAS No. 123 provides for the recognition of compensation expense based on the fair value of the stock-based award, but allows companies to continue to measure compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. Companies electing to retain this method must make pro forma disclosures of net income and earnings per share as if the fair value based method had been applied. The Company plans to continue to use APB No. 25, which does not require the Company to record compensation expense for the stock options it awards to employees. In 1996, the Company will disclose the pro forma effect of the fair value method on 1995 and 1996 net income and earnings per share.

Litigation and Environmental Matters

Claims have been brought against the Company and its subsidiaries for various legal matters. In addition, the Company's operations are subject to international, federal, state and local environmental laws and regulations. For further details, see the footnote "Litigation" beginning on page 55.

Dividend Growth

The dividend payout ratio amounted to 41.6%, 45.0% and 81.6% in 1995, 1994 and 1993, respectively. Excluding the effect of divestitures, restructuring and unusual items-net, this ratio would have been 45.4% in 1993.

In January 1996, the Board of Directors declared a first-quarter 1996 dividend of $.30, an increase of 15% compared with the $.26 dividend declared in each quarter of 1995 (adjusted for the June 1995 two-for-one stock split). This marked the 29th consecutive year of quarterly dividend increases.

Responsibility for Financial Statements and
System of Internal Control

The financial statements that appear on pages 40 through 59 were prepared by and are the responsibility of the Company's management. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based upon informed judgments and estimates. Management also accepts responsibility for the preparation of other financial information included in this document.

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


W. C. Steere, Jr.
Principal Executive Officer



D. L. Shedlarz
Principal Financial Officer



H. V. Ryan
Principal Accounting Officer


February 22, 1996



#



Audit Committee's Report
Pfizer Inc and Subsidiary Companies

The Board of Directors reviews the audit function, internal controls and the financial statements largely through its Audit Committee, which consists solely of directors who are not Company employees. In 1995, the Audit Committee met five times with management, the independent auditors and internal auditors concerning their respective responsibilities. Among its various duties, the Audit Committee recommends the appointment of the Company's independent auditors. Both KPMG Peat Marwick LLP and the internal auditors have full access to the Audit Committee and meet with it, without management present, to discuss the scope and results of their examinations including internal control, audit and financial reporting matters.

S. O. Ikenberry, Ph.D.
Chair, Audit Committee

February 22, 1996

Independent Auditors' Report

KPMG Peat Marwick LLP
Certified Public Accountants

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheet of Pfizer Inc and subsidiary companies as of December 31, 1995, 1994 and 1993 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

/s/ KPMG Peat MarwicK LLP

345 Park Avenue
New York, NY 10154


February 22, 1996


#


Segment Information
Pfizer Inc and Subsidiary Companies



                                                               Consumer     Corporate/
                                    Health        Animal        Health      Financial
     (millions of dollars)           Care         Health         Care       Subsidiaries(a)    Consolidated
------------------------------------------------------------------------------------------------------------


     1995
     Net sales                    $8,408.6      $1,219.5        $ 393.3      $     -           $10,021.4

     Segment profit               $2,547.8      $   96.9        $  36.2      $     -           $ 2,680.9
     Net interest and
     corporate
     expenses                                                                   (381.7)           (381.7)
------------------------------------------------------------------------------------------------------------
     Income from continuing
      operations before
      provision for taxes
      on income and minority
      interests                                                                                $ 2,299.2
------------------------------------------------------------------------------------------------------------
     Identifiable
       assets                     $5,557.0      $2,069.0        $ 307.2      $ 4,796.1         $12,729.3
------------------------------------------------------------------------------------------------------------



     Capital additions            $  515.5      $   73.7        $  28.5      $    78.6         $   696.3
------------------------------------------------------------------------------------------------------------
     Depreciation                 $  252.3      $   28.7        $   8.1      $    31.8         $   320.9
------------------------------------------------------------------------------------------------------------

     1994
     Net sales                    $6,963.0      $  605.3        $ 409.0      $     -           $ 7,977.3
------------------------------------------------------------------------------------------------------------
     Segment profit               $1,976.6      $   47.4        $  34.1      $     -           $ 2,058.1
     Net interest and
       corporate
       expenses                                                                 (227.6)           (227.6)
------------------------------------------------------------------------------------------------------------
     Income from continuing
       operations before
       provision for taxes
       on income and
       minority
       interests                                                                               $ 1,830.5
------------------------------------------------------------------------------------------------------------
     Identifiable
        assets                    $5,388.1      $  501.8        $ 205.3      $ 5,003.3         $11,098.5
------------------------------------------------------------------------------------------------------------
     Capital additions            $  482.5      $   45.9        $  15.6      $   127.5         $   671.5
------------------------------------------------------------------------------------------------------------
     Depreciation                 $  216.3      $   16.9        $   7.1      $    35.1         $   275.4
------------------------------------------------------------------------------------------------------------

     1993
     Net sales                    $6,210.3      $  578.0        $ 373.5      $     -           $ 7,161.8
------------------------------------------------------------------------------------------------------------
     Segment profit/
       (loss)(b)                  $1,129.9      $    (5.8)      $(102.3)     $     -           $ 1,021.8
     Net interest
       and corporate
       expenses(b)                                                              (186.5)           (186.5)
------------------------------------------------------------------------------------------------------------
     Income from
       continuing
       operations
       before provision
       for taxes
       on income and
       minority
       interests                                                                               $   835.3
------------------------------------------------------------------------------------------------------------
     Identifiable
       assets                     $4,650.3      $  444.6        $ 152.4      $ 4,083.6         $ 9,330.9
------------------------------------------------------------------------------------------------------------
     Capital additions            $  480.9      $   39.2        $  15.4      $    98.7         $   634.2
------------------------------------------------------------------------------------------------------------
     Depreciation                 $  182.6      $   17.0        $   6.5      $    35.0         $   241.1
------------------------------------------------------------------------------------------------------------


(a) Includes identifiable assets, capital additions and depreciation of the discontinued operation. Additionally, net interest and corporate expenses include amounts that relate to the operations of the financial subsidiaries. Segment information for the financial subsidiaries can be found in the "Financial Subsidiaries" footnote on page 47.

(b) Includes pre-tax charges of approximately $745 million and $56 million to cover a worldwide restructuring program as well as unusual items and a gain of approximately $60 million realized on the sale of the Company's remaining interest in Minerals Technologies Inc. (MTI). Amounts directly attributable to individual segments have been allocated to them. Amounts not directly traceable to individual segments are included in net interest and corporate expenses.

Various segments use common production facilities. Allocation among such segments of property, plant and equipment, as well as capital additions and depreciation, is based principally on physical production. Corporate assets consist primarily of cash, short-term investments and long-term marketable securities.

Segment Information for 1994 and 1993 has been restated to report the food science business as a discontinued operation. See the footnote "Discontinued Operations" on page 55.

See Notes to Consolidated Financial Statements which are an integral part of these statements.



#

Geographic Data
Pfizer Inc and Subsidiary Companies



                                                                       Canada/ Africa/ Corporate/
                                           United                      Latin   Middle Financial       Adjustments/
(millions of dollars)                     States(a) Europe    Asia     America  East  Subsidiaries(b) Eliminations  Consolidated
---------------------------------------------------------------------------------------------------------------------------------

  1995
  Net sales                               $5,113.4  $2,443.8  $1,538.2  $ 696.0  $230.0    $    -     $    -         $10,021.4
  Intercompany sales                         175.3     691.7      75.3     29.4     9.5         -       (981.2)            -
---------------------------------------------------------------------------------------------------------------------------------
  Total                                   $5,288.7  $3,135.5  $1,613.5  $ 725.4  $239.5    $    -     $ (981.2)      $10,021.4
---------------------------------------------------------------------------------------------------------------------------------
  Geographic profit                       $1,628.0  $  777.5  $  261.1  $  48.7  $ 12.5    $    -     $  (46.9)      $ 2,680.9
---------------------------------------------------------------------------------------------------------------------------------
  Net interest and corporate expenses                                                       (381.7)                     (381.7)
---------------------------------------------------------------------------------------------------------------------------------
  Income from continuing
    operations before provision
    for taxes on income and minority
    interests                                                                                                        $ 2,299.2
---------------------------------------------------------------------------------------------------------------------------------
  Identifiable assets                     $3,199.5  $3,646.7  $1,242.9  $ 611.7  $193.4    $4,796.1   $ (961.0)      $12,729.3
---------------------------------------------------------------------------------------------------------------------------------
  1994
  Net sales                               $4,236.8  $1,758.6  $1,201.4  $ 598.3  $182.2    $    -     $    -         $ 7,977.3
  Intercompany sales                         140.3     439.3      42.8      8.4     5.0         -       (635.8)            -
---------------------------------------------------------------------------------------------------------------------------------
  Total                                   $4,377.1  $2,197.9  $1,244.2  $ 606.7  $187.2    $    -     $ (635.8)      $ 7,977.3
---------------------------------------------------------------------------------------------------------------------------------
  Geographic profit                       $1,409.6  $  531.3  $  108.8  $  41.5  $ 11.6    $    -     $  (44.7)      $ 2,058.1
---------------------------------------------------------------------------------------------------------------------------------
  Net interest and
    corporate expenses                                                                      (227.6)                     (227.6)
---------------------------------------------------------------------------------------------------------------------------------
  Income from continuing
    operations before provision
    for taxes on income and
    minority interests                                                                                               $ 1,830.5
---------------------------------------------------------------------------------------------------------------------------------
  Identifiable assets                     $2,402.2  $2,385.4  $1,276.4  $ 470.3  $139.1    $5,003.3   $ (578.2)      $11,098.5
---------------------------------------------------------------------------------------------------------------------------------

  1993
  Net sales                               $3,828.3  $1,583.0  $1,071.3  $ 503.1  $176.1    $    -     $    -         $ 7,161.8
  Intercompany sales                         134.5     481.1      11.8      8.1     3.6         -       (639.1)            -
---------------------------------------------------------------------------------------------------------------------------------
    Total                                 $3,962.8  $2,064.1  $1,083.1  $ 511.2  $179.7    $    -     $ (639.1)      $ 7,161.8
---------------------------------------------------------------------------------------------------------------------------------
  Geographic profit/(loss)(c)             $  697.8  $  378.5  $   67.6  $  (4.9) $(28.6)   $    -     $  (88.6)      $ 1,021.8
---------------------------------------------------------------------------------------------------------------------------------
  Net interest and
    corporate expenses(c)                                                                   (186.5)                     (186.5)
---------------------------------------------------------------------------------------------------------------------------------
  Income from continuing
    operations before provision
    for taxes on income
    and minority interests                                                                                           $   835.3
---------------------------------------------------------------------------------------------------------------------------------
  Identifiable assets                     $2,294.1  $2,005.1  $1,169.0  $ 383.3  $127.7    $4,083.6   $ (731.9)      $ 9,330.9
---------------------------------------------------------------------------------------------------------------------------------

(a) The Company's manufacturing operations in Puerto Rico are included in the United States for Geographic Data purposes.

(b) Includes identifiable assets of the discontinued operation.

(c) Includes pre-tax charges of approximately $745 million and $56 million to cover a worldwide restructuring program as well as unusual items and a gain of approximately $60 million realized on the sale of the Company's remaining interest in MTI. Amounts directly attributable to individual geographic areas have been allocated to them. Amounts not directly traceable to individual geographic areas are included in net interest and corporate expenses.

Products are transferred between geographic areas for additional processing, as well as for ultimate sale, on a basis intended to recognize economic and competitive circumstances in the market of end use. The assets physically located in one area are considered assets of that area even though they provide goods and/or services to other areas.

Geographic data for 1994 and 1993 have been restated to report the food science business as a discontinued operation. See the footnote "Discontinued Operations" on page 55.

See Notes to Consolidated Financial Statements which are an integral part of these statements.


#

Consolidated Statement of Income
Pfizer Inc and Subsidiary Companies


                                                   Year ended December 31
-------------------------------------------------------------------------------
     (millions of dollars except per share data)   1995      1994       1993
-------------------------------------------------------------------------------
     Net sales                                   $10,021.4  $7,977.3   $7,161.8
     Costs and expenses
       Cost of sales                               2,164.1   1,722.2    1,559.0
       Selling, informational and
         administrative expenses                   3,854.7   3,184.1    3,005.7
       Research and development
         expenses                                  1,442.4   1,126.1      961.3
       Divestitures, restructuring
         and unusual items-net                       -         -          740.6
       Other deductions-net                          261.0     114.4       59.9
-------------------------------------------------------------------------------
     Income from continuing operations
       before provision for taxes on
       income and minority interests               2,299.2   1,830.5      835.3
     Provision for taxes on income                   738.0     549.2      187.7
     Minority interests                                7.0       4.6        2.6
-------------------------------------------------------------------------------
     Income from continuing operations             1,554.2   1,276.7      645.0
     Discontinued operations-net of taxes
       on income                                      18.7      21.7       12.5
-------------------------------------------------------------------------------
     Net income                                  $ 1,572.9  $1,298.4   $  657.5
-------------------------------------------------------------------------------
     Earnings per common share
       Income from continuing operations         $    2.47  $   2.05   $   1.01
       Discontinued operations-net of
         taxes on income                               .03       .04        .02
-------------------------------------------------------------------------------
       Net income                                $    2.50  $   2.09   $   1.03
-------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements which are an integral part of these statements.

#

Consolidated Statement of Shareholders' Equity
Pfizer Inc and Subsidiary Companies


                           Common     Stock    Additional              Translation   Employee
                           ------------------   Paid-In     Retained    Adjustment    Benefit    Treasury   Stock
(millions)                 Shares   Par Value   Capital     Earnings    and Other      Trust      Shares     Cost        Total
----------------------------------------------------------------------------------------------------------------------------------

     Balance January
       1, 1993, as
       reported            337.0    $33.7       $  374.9   $5,119.3      $ 45.3     $     -       (11.8)  $  (854.6)    $ 4,718.6
     Restatement for
       the 1995 stock
       split               336.9       -             -           -          -             -       (11.9)        -             -
----------------------------------------------------------------------------------------------------------------------------------
     Balance January
       1, 1993,
       as restated         673.9     33.7          374.9    5,119.3        45.3           -       (23.7)     (854.6)      4,718.6
     Net income                                               657.5                                                         657.5
     Cash dividends
       declared                                              (536.1)                                                       (536.1)
     Currency
       translation
       adjustment                                                         (13.6)                                            (13.6)
     Stock option
       transactions          2.8       .2           41.9                                            -            .6          42.7
     Purchases of
       common stock                                                                               (31.6)   (1,019.6)     (1,019.6)
     Employee
       benefit trust
       transactions-
       net                                          63.2                               (690.0)     20.0       631.1           4.3
     Dividend
       reinvestment
       plan                   .4      -             11.7                                                                     11.7
----------------------------------------------------------------------------------------------------------------------------------




     Balance December 31,
      1993                 677.1     33.9          491.7    5,240.7        31.7       (690.0)     (35.3)   (1,242.5)      3,865.5
     Net income                                             1,298.4                                                       1,298.4
     Cash dividends
       declared                                              (594.6)                                                       (594.6)
     Currency translation
       adjustment                                                         162.3                                             162.3
     Stock option
       transactions          3.1       .1           63.1                                            -           1.0          64.2
     Purchases of
       common stock                                                                               (16.9)     (511.2)       (511.2)
     Employee benefit
      trust transactions-
      net                                           83.4                               (59.3)                                24.1
     Dividend
       reinvestment
       plan                   .5      -             11.8                                                                     11.8
     Unrealized net
       gain on avail-
       able-for-sale
       securities-net                                                       2.0                                               2.0
     Other                     -      -              1.4                                                                      1.4
----------------------------------------------------------------------------------------------------------------------------------
     Balance December
       31, 1994            680.7     34.0          651.4    5,944.5       196.0       (749.3)     (52.2)   (1,752.7)      4,323.9
     Net income                                             1,572.9                                                       1,572.9
     Cash dividends
       declared                                              (658.5)                                                       (658.5)
     Currency
       translation
       adjustment                                                          12.6                                              12.6
     Stock option
       transactions          4.3       .3          125.8                                            2.3        78.9         205.0
     Purchases of
       common stock                                                                                (2.5)     (108.5)       (108.5)
     Employee benefit
       trust transactions-
       net                                         440.2                              (420.5)                                19.7
     Dividend
       reinvestment plan      .3      -             15.8                                                                     15.8
     Unrealized net gain
       on available-for-
       sale securities-net                                                 22.7                                              22.7
     Minimum pension
       liability-net                                                      (67.9)                                            (67.9)
     Treasury stock
       utilized for the
       NAMIC acquisition                                                                               4.4       166.9      166.9
     Other                    -        -             2.0                                                           2.0
----------------------------------------------------------------------------------------------------------------------------------
     Balance December
       31, 1995            685.3   $ 34.3       $1,235.2   $6,858.9      $163.4    $(1,169.8)     (48.0)  $(1,615.4)    $ 5,506.6
----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Balance Sheet
Pfizer Inc and Subsidiary Companies


                                                     December 31
----------------------------------------------------------------------------
     (millions of dollars)                   1995         1994         1993
----------------------------------------------------------------------------
     Assets
     Current Assets
     Cash and cash equivalents              $403.3    $ 1,458.5    $   729.4
     Short-term investments                1,108.7        560.1        447.1
     Accounts receivable, less
       allowances for doubtful accounts:
       1995-$61.0; 1994-$44.1; 1993-$40.6  2,024.0      1,665.0      1,468.7
     Short-term loans                        289.1        361.3        456.9
     Inventories
       Finished goods                        564.4        528.0        413.3
       Work in process                       578.8        534.9        502.1
       Raw materials and supplies            240.9        202.0        178.1
----------------------------------------------------------------------------
         Total inventories                 1,384.1      1,264.9      1,093.5
----------------------------------------------------------------------------
     Prepaid expenses, taxes
       and other assets                      943.2        478.6        537.6
----------------------------------------------------------------------------
         Total current assets              6,152.4      5,788.4      4,733.2
     Long-term loans and investments         544.9        828.6        693.4
     Property, plant and equipment,
       less accumulated depreciation       3,472.6      3,073.2      2,632.5
     Goodwill, less accumulated
       amortization 1995-
       $78.8; 1994-$48.2; 1993-$37.4       1,243.0        325.7        231.1
     Other assets, deferred taxes
       and deferred charges                1,316.4      1,082.6      1,040.7
----------------------------------------------------------------------------

         Total assets                    $12,729.3    $11,098.5    $ 9,330.9
----------------------------------------------------------------------------
     Liabilities and Shareholders'
       Equity
     Current Liabilities
     Short-term borrowings, including
       current portion of long-
       term debt                          $2,035.5    $ 2,220.0    $ 1,178.8
     Accounts payable                        715.3        524.9        479.1
     Income taxes payable                    822.3        731.1        606.2
     Accrued compensation and related
      items                                  421.3        419.0        408.6
     Other current liabilities             1,192.8        930.9        770.9
----------------------------------------------------------------------------
         Total current liabilities         5,187.2      4,825.9      3,443.6
----------------------------------------------------------------------------
     Long-term debt                          833.0        604.2        570.5
     Postretirement benefit
       obligation other than pension plans   426.3        432.6        443.3
     Deferred taxes on income                166.1        211.7        189.4
     Other non-current liabilities           563.5        661.4        779.3
     Minority interests                       46.6         38.8         39.3
----------------------------------------------------------------------------
         Total liabilities                 7,222.7      6,774.6      5,465.4
----------------------------------------------------------------------------
     Shareholders' Equity
     Preferred stock, without
     par value; 12,000,000 shares
     authorized, none issued                     -            -            -
     Common stock, $.05 par value;
       1,500,000,000 shares authorized;
       issued: 1995-685,315,496;
       1994-680,661,632;
       1993-677,129,504                       34.3         34.0         33.9
     Additional paid-in capital            1,235.2        651.4        491.7
     Retained earnings                     6,858.9      5,944.5      5,240.7
     Currency translation adjustment
       and other                             163.4        196.0         31.7
     Employee benefit trust               (1,169.8)      (749.3)      (690.0)
     Common stock in treasury,
       at cost: 1995-48,048,739;
       1994-52,209,682;
       1993-35,284,538                    (1,615.4)    (1,752.7)    (1,242.5)
----------------------------------------------------------------------------
         Total shareholders' equity        5,506.6      4,323.9      3,865.5
----------------------------------------------------------------------------
         Total liabilities and
           shareholders' equity          $12,729.3    $11,098.5    $ 9,330.9
----------------------------------------------------------------------------

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Statement of Cash Flows
Pfizer Inc and Subsidiary Companies


                                                 Year ended December 31
----------------------------------------------------------------------------
     (millions of dollars)                      1995      1994        1993
----------------------------------------------------------------------------
     Operating Activities
       Net income                            $1,572.9  $ 1,298.4  $   657.5
       Adjustments to reconcile
         net income to net cash
         provided by operating
         activities:
           Loss on sale-discontinued
             operations                           3.0          -          -
           Depreciation and amortization of
             intangibles                        374.0      292.0      258.2
           Divestitures, restructuring and
             unusual items                          -          -      740.6
           Deferred taxes                       (12.9)      32.6     (336.1)
           Other                                 74.2       (5.9)      22.4
           Changes in assets and
             liabilities, net of effect of
             businesses acquired and divested:
               Accounts receivable             (290.2)    (160.7)    (160.8)
               Inventories                      (24.6)    (110.8)    (142.3)
               Prepaid and other assets        (170.7)     (11.5)     (44.8)
               Accounts payable and accrued
                 liabilities                    320.4      167.9       30.5
               Income taxes payable              87.5      121.3      227.9
               Other deferred items            (112.2)    (134.8)       9.9
----------------------------------------------------------------------------
     Net cash provided by operating
       activities                             1,821.4    1,488.5    1,263.0
----------------------------------------------------------------------------
     Investing Activities
       Acquisitions, net of cash acquired    (1,520.9)         -          -
       Purchases of property, plant and
        equipment                              (696.3)    (671.5)    (634.2)
       Proceeds from sales of businesses            -          -      241.2
       Purchases of short-term investments   (2,610.4)  (1,355.9)    (739.6)
       Proceeds from redemptions of
         short-term investments               2,184.6    1,244.8      846.8
       Purchases of long-term investments      (151.0)    (162.1)    (175.9)
       Purchases and redemptions of
         short-term investments by
         financial subsidiaries                 (30.1)      43.4      (21.3)
       Decrease in loans and long-term
         investments by financial
         subsidiaries                           330.3       20.7      167.3
       Other investing activities               151.0       40.3      118.8
----------------------------------------------------------------------------
     Net cash used in investing activities   (2,342.8)    (840.3)    (196.9)
----------------------------------------------------------------------------
     Financing Activities
       Proceeds from issuances of
         long-term debt                         502.3       39.8        6.4
       (Decrease)/increase in short-term
         debt                                  (444.3)   1,030.8      (70.1)
       Stock option transactions                205.0       64.2       42.7
       Purchases of common stock               (108.5)    (511.2)  (1,019.6)
       Cash dividends paid                     (658.5)    (594.6)    (536.1)
       Other financing activities               (15.1)      32.9        9.7
----------------------------------------------------------------------------
     Net cash (used in)/provided by
         financing activities                  (519.1)      61.9   (1,567.0)
----------------------------------------------------------------------------
     Effect of exchange rate changes on
         cash and cash equivalents              (14.7)      19.0      (26.8)
----------------------------------------------------------------------------
     Net (decrease)/increase in cash and
       cash equivalents                      (1,055.2)     729.1     (527.7)
     Cash and cash equivalents at
       beginning of year                      1,458.5      729.4    1,257.1
----------------------------------------------------------------------------
     Cash and cash equivalents at end of year  $403.3  $ 1,458.5  $   729.4
----------------------------------------------------------------------------

See Notes to Consolidated Financial Statements which are an integral part of these statements.

#


Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies


Significant Accounting Policies

The consolidated financial statements include the accounts of Pfizer Inc and all significant subsidiaries (the "Company"). Material intercompany transactions are eliminated. Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation, including classification of the food science business as a discontinued operation in the statement of income. See the footnote "Discontinued Operations" on page 55.

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures in these financial statements. Actual results could differ from those estimates.

The Company is subject to certain risks and uncertainties as a result of changes in the health care environment, competition, foreign exchange and tax reform as discussed in "Prospective Information" beginning on page 36.

Cash equivalents consist primarily of demand deposits, certificates of deposit and certain time deposits with maturities of three months or less at the date of purchase. Certain items which meet the definition of cash equivalents but are part of a larger pool of investments are included in Short-term investments.

Inventories are valued at cost or market, whichever is lower. Except as noted below, raw materials and supplies are valued at average or latest actual costs and finished goods and work in process at average actual costs. Inventories valued utilizing the last-in, first-out (LIFO) method represent approximately 15% of worldwide inventories at December 31, 1995 and consist of substantially all of the Company's U.S.-sourced pharmaceuticals as well as a portion of the animal health inventories. The estimated replacement cost for these inventories is not materially different from the LIFO value.

Property, plant and equipment are recorded at cost. Significant improvements are capitalized. In general, the straight-line method of depreciation is used for financial reporting purposes and accelerated methods are used for U.S. and certain foreign tax reporting purposes.

Foreign currency translation into U.S. dollars for the assets and liabilities of most of the Company's international subsidiaries is accomplished using current exchange rates with resulting translation adjustments recorded in Shareholders' equity. Exchange gains and losses on hedges of foreign net investments and on intercompany balances of a long-term investment nature are also recorded in Shareholders' equity. International subsidiaries and branches operating in highly inflationary economies translate non-monetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustments included in net income.

The provision for taxes on income does not include a provision for U.S.
income taxes on international subsidiaries' unremitted earnings which, for the most part, are expected to be reinvested overseas. The Company intends to remit a portion of future earnings. To the extent that the parent company receives such foreign earnings as dividends, foreign taxes paid on those earnings will generate tax credits which substantially offset the related U.S. income taxes. The Omnibus Budget Reconciliation Act of 1993 imposed a limitation on the tax credit allowed to the Company for U.S. taxes on income earned in Puerto Rico for tax years beginning after December 31, 1993. As a result, taxes have been provided to the extent required by this change in law.

Goodwill and other intangibles are recorded at cost. Amounts arising from acquisitions accounted for as purchases subsequent to 1970 are amortized over various periods not exceeding 40 years. Other intangibles are included in Other assets, deferred taxes and deferred charges in the Consolidated Balance Sheet. When events or changes in circumstances occur that indicate that the carrying amount of goodwill and other intangibles may not be recoverable, the Company assesses the recoverability from future operations using undiscounted cash flows and measures the impairment, if any, using discounted cash flows.

Advertising production costs are expensed as incurred while costs related to space in publications or radio or television time are deferred and expensed the first time the advertising occurs. Advertising expense was $687.5, $609.2 and $621.9 million for 1995, 1994 and 1993, respectively.

Common stock and per share data for 1994 and 1993 have been restated to reflect the 1995 two-for-one stock split. See the footnote "Common Stock" on page 53.

Consolidated International Subsidiaries

Subsidiaries operating outside the U.S. generally are included in the consolidated financial statements on a fiscal year basis ending November 30. Substantially all the international subsidiaries' unremitted earnings are free from legal or contractual restrictions. Additional information is shown on page 41.

Net exchange losses included in Other deductions-net were $13.8, $1.5 and $40.0 million in 1995, 1994 and 1993, respectively.

Changes in the currency translation adjustment included in Shareholders' equity were as follows:
     (millions of dollars)                       1995       1994       1993
----------------------------------------------------------------------------
     Currency translation
       adjustment January 1                    $194.0     $ 31.7     $ 45.3
     Translation adjustments and hedges          12.3      161.8      (92.6)
     Income taxes allocated to
       translation adjustments and hedges          .3         .5         .9
     Transfer to income statement on sale
       or liquidation of businesses                 -          -       78.1
----------------------------------------------------------------------------
     Currency translation adjustment
       December 31                             $206.6     $194.0     $ 31.7
----------------------------------------------------------------------------

Investments in Debt and Equity Securities

In 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

As of December 31, 1995 and 1994, the status of the securities accounted for under SFAS No. 115 was as follows:
                                                 Amortized Cost
     ------------------------------------------------------------
     (millions of dollars)                       1995       1994
     ------------------------------------------------------------
     Held-to-maturity:
       Corporate debt                        $  682.2     $381.5
       Certificates of deposit                  350.3      234.7
       Municipals                               221.6       88.6
       U.S. government
         agencies                                56.4       28.2
       Foreign governments                       51.1       51.8
       Commercial paper                          48.0       91.0
       Mortgage-backed                           30.4       33.4
     ------------------------------------------------------------
         Total                               $1,440.0     $909.2
     ------------------------------------------------------------

As of December 31, 1995 and 1994, the aggregate fair value of the held-to-maturity securities was $1,440.2 and $900.7 million, respectively. The gross unrealized gains and losses by type of security were not material.


                                   Amortized    Fair       Gross Unrealized
                                                           ----------------
     (millions of dollars)           Cost       Value      Gains     Losses
     ----------------------------------------------------------------------
     Available-for-sale: Equity
       securities
       1995                         $67.7      $109.5     $49.6    $ (7.8)
       1994                          56.7        60.1      18.8     (15.4)
     ----------------------------------------------------------------------

The above securities are reflected in the Consolidated Balance Sheet as follows:

     (millions of dollars)                             1995        1994
     -------------------------------------------------------------------
     Cash and cash equivalents                   $  153.2         $ 90.0
     Short-term investments                       1,108.7          560.1
     Long-term loans and investments                287.6          319.2
     -------------------------------------------------------------------

The contractual maturities of the held-to-maturity securities as of December 31, 1995 were as follows:

                                           Years
                        ---------------------------------------
                                     Over 1    Over 5
(millions of dollars)   Within 1      to 5     to 10    Over 10     Total
--------------------------------------------------------------------------
     Corporate debt    $  572.0      $ 82.3     $20.1     $7.8    $  682.2
     Certificates of
       deposit            332.8        17.5         -        -       350.3
     Municipals           201.6        20.0         -        -       221.6
     U.S. government
       agencies            56.4           -         -        -        56.4
     Foreign
       governments         51.1           -         -        -        51.1
     Commercial
       paper               48.0           -         -        -        48.0
--------------------------------------------------------------------------
       Subtotal        $1,261.9      $119.8     $20.1     $7.8     1,409.6
--------------------------------------------------------------------------
     Mortgage-backed                                                  30.4
--------------------------------------------------------------------------
       Total                                                      $1,440.0
--------------------------------------------------------------------------

Financial Subsidiaries

Combined financial data/segment information as of November 30, 1995, 1994 and 1993 applicable to the Company's financial subsidiaries, consisting of Pfizer International Bank Europe (PIBE) and a small captive insurance company, was as follows:

Condensed Balance Sheet


     (millions of dollars)                       1995     1994      1993
--------------------------------------------------------------------------
     Cash and interest-bearing deposits        $ 13.5 $  285.2  $  222.2
     Eurosecurities and securities
       purchased under a resale
       agreement                                 34.0      3.8      46.8
     Loans, net                                 433.2    766.4     794.1
     Other assets                                 7.6     13.2      10.3
--------------------------------------------------------------------------
       Total assets                            $488.3 $1,068.6  $1,073.4
--------------------------------------------------------------------------
     Certificates of deposit and
       other liabilities                       $ 85.4 $  184.5  $  166.5
     Deferred income                                -     13.0      26.2
     Shareholders' equity                       402.9    871.1     880.7
--------------------------------------------------------------------------
       Total liabilities and
         shareholders' equity                  $488.3 $1,068.6  $1,073.4
--------------------------------------------------------------------------

     Condensed Statement of
       Income
--------------------------------------------------------------------------
     (millions of dollars)                       1995     1994      1993
--------------------------------------------------------------------------
     Interest income                           $ 44.2 $   49.2  $   48.1
     Interest expense                            (3.5)    (4.6)     (4.2)
     Other (expense)/income-net                  (5.9)   (12.0)      1.2
--------------------------------------------------------------------------
     Net income                                $ 34.8 $   32.6  $   45.1
--------------------------------------------------------------------------

Investments of the banking subsidiary generally are held until maturity and therefore, are recorded at amortized cost.

The 1995 data reflect a reduced loan portfolio effected to bring PIBE's balance sheet into line with its business needs. PIBE continues to have S&P's highest short-term rating of A1+.

In 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which did not have a material effect on its financial position or results of operations.

Financial Instruments and Concentrations of Credit Risk

Changes in the value of the U.S. dollar and other currencies affect the Company's financial position and results of operations since the Company has manufacturing operations in many countries and sells its products on a worldwide basis. Changes in interest rates affect the Company's financial position and results of operations as a result of its investments and borrowings. The Company manages its foreign exchange and interest-rate risks through a variety of techniques, including the use of foreign-currency and interest-rate contracts. The Company does not leverage or trade derivative financial instruments.

Generally, gains and losses arising from the contracts used for foreign exchange and interest-rate risk management are recognized in income simultaneously with the net income effect of the related transactions generating such risks.

The aggregate notional amounts of the Company's foreign-currency and interest-rate contracts were approximately as follows:


     (millions of dollars)                       1995     1994      1993
--------------------------------------------------------------------------
     Foreign-currency contracts:
       Forward contracts                     $1,888.0   $750.0    $420.0
       Purchased options                        497.0    150.0     180.0
       Written options                           74.0        -         -
       Swaps                                    559.0     90.0         -
     Interest-rate contracts:
         Swaps                                  874.0    275.0     200.0
--------------------------------------------------------------------------

The Company enters into forward-exchange contracts to match local market short-term assets and liabilities denominated in currencies other than the functional currency. The Company's contracts generally have maturities of six months or less. Changes in the fair value of forward-exchange contracts are included in Other deductions-net, together with foreign exchange gains and losses.

The Company purchases currency options to hedge anticipated inventory purchases and sales. The currency options are reported at cost which is amortized to operations on a straight-line basis through the expected inventory delivery date. Unrealized gains at that date are deferred as a reduction of inventory cost and recognized in net income as sales occur. The Company's currency options have maturities of up to two years.

The U.S. dollar equivalent notional amounts of the significant foreign currency forward contracts and purchased options were as follows:

     (millions of dollars)                                1995      1994
--------------------------------------------------------------------------
     Commitments to sell foreign currencies:
       U.K. pounds                                      $644.9    $ 61.3
       French francs                                     237.6      34.4
       Belgian francs                                    113.7       8.2
       Irish punt                                        104.3      48.6
       German marks                                       67.1      29.3
       Japanese yen                                       39.6     107.2
       Norwegian kroner                                   36.4      14.0
     Commitments to purchase foreign currencies:
       U.K. pounds                                       283.1     131.8
       German marks                                       79.1      55.2
       Japanese yen                                       39.1         -
       Irish punt                                         34.8      91.8
     Purchased options:
       Japanese yen                                      231.0     150.0
       German marks                                      104.0         -
       French francs                                      87.0         -
       Belgian francs                                     56.0         -
--------------------------------------------------------------------------

The commitments to sell and purchase foreign currencies and purchased options are primarily in exchange for U.S. dollars.

During 1995, the Company wrote Japanese yen call options with terms identical to previously purchased put options. Both options are reported at market value and any market value changes are reported in Other deductions-net. Due to the fact that these positions effectively offset, there is no net impact on earnings.

Interest-rate swap contracts are used to manage interest-rate risk on assets and liabilities and to lower the Company's borrowing cost. The differential to be paid or received under the contracts is accrued over the lives of the contracts as interest rates change. Such amounts are included in Other deductions-net.

At December 31, 1995, the interest-rate swap contracts include a two-year Japanese yen denominated contract with a notional principal amount of $350 million. This contract effectively converted the Company's Japanese yen-denominated short-term floating-rate debt (based on the yen London Interbank Offered Rate [LIBOR]-0.5% at December 31, 1995) into 1.3% fixed-rate debt.

At December 31, 1994, PIBE had contracts of $200 million to convert certain floating-rate assets to fixed-rate assets. The Company sold the right to receive the fixed-rate payments under the contracts totaling $200 million in order to reduce counterparty credit risk. Income on this transaction was deferred and amortized over the life of the swap contracts, all of which expired in 1995. Additionally, a contract of $50 million that matured early in 1995 converted certain fixed-rate assets of PIBE into floating-rate assets based on U.S. dollar LIBOR.

Currency swap contracts are used to manage foreign exchange risk on foreign currency denominated assets and liabilities with the differential to be paid or received under the agreements accrued over the lives of the contracts as foreign exchange gains and losses. Such amounts are included in Other deductions-net. Currency swap contracts are reported net in the balance sheet.

In 1995, in connection with a sale-and-repurchase financing, the Company entered into an interest-rate swap and a currency swap to effectively convert a U.K. sterling liability from fixed rate to U.S. dollar variable rate for a period of five years. The notional amount of the U.K. sterling denominated interest-rate swap is $499 million and involves the exchange of a 7.3% fixed rate for a variable rate (based on U.K. sterling LIBOR-6.5% at December 31, 1995). The amount of the currency swap is $499 million and involves the exchange of the U.K. sterling variable rate for U.S. dollar variable rate (based on U.S. dollar LIBOR-5.9% at December 31, 1995), with the effective payment of the principal amount in U.S. dollars at maturity.

At December 31, 1995 and 1994, the Company had other currency swap contracts with notional amounts of approximately $60 and $90 million outstanding, respectively, maturing through 1997. Such contracts effectively convert certain PIBE fixed-rate (6.8% in 1995, 6.4% in 1994) foreign currency assets into floating-rate (based on U.S. dollar LIBOR-6.0% in 1995, 5.8% in 1994) U.S. dollar-denominated assets.

The Company periodically reviews the credit quality of financial institutions which are counterparties to its foreign-currency and interest-rate contracts and does not expect any loss from the failure of such institutions to perform under the contracts. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

At December 31, 1995, the Company had no significant concentrations of credit risk related to financial instruments.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values of financial instruments:

For short-term financial instruments, the carrying amount approximates the fair value because of the short maturities of those instruments. For loans, the carrying amount approximates the fair value because of the short reset period.

Quoted market prices or dealer quotes for the same or similar instruments were used for certain long-term interest-bearing deposits and investments, long-term debt, forward-exchange contracts and currency options.

Interest-rate and currency-swap agreements have been valued by using the estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date based on broker quotes, taking into account current interest rates and the current creditworthiness of the swap counterparties.

The difference between the fair values and carrying values of the Company's financial instruments is not material.

Property, Plant and Equipment

The major categories of property, plant and equipment and accumulated depreciation are as follows:

     (millions of dollars)              1995         1994      1993
---------------------------------------------------------------------
     Land                               $95.1     $   85.2  $   81.8
     Buildings                        1,405.6      1,218.6   1,093.8
     Machinery and equipment          2,345.3      2,108.4   1,897.8
     Furniture, fixtures and other    1,100.0        940.2     812.8
     Construction in progress           517.4        640.5     414.5
---------------------------------------------------------------------
                                      5,463.4      4,992.9   4,300.7
     Less: accumulated depreciation   1,990.8      1,919.7   1,668.2
---------------------------------------------------------------------
                                     $3,472.6     $3,073.2  $2,632.5
---------------------------------------------------------------------

Long-Term Debt

Long-term debt, exclusive of current maturities of $277.1, $6.5 and $3.6 million in 1995, 1994 and 1993, respectively, is summarized as follows:

     (millions of dollars)                   1995      1994      1993
-----------------------------------------------------------------------
     Repurchase Agreement Obligation         $499.0    $   -     $   -
     7 1/8% Notes due 1996                        -    250.0     250.0
     6 1/2% Notes due 1997                    250.0    250.0     250.0
     10 1/4% Industrial Development
          Bonds due 2001                       22.0     22.0      22.0
     7% Solid Waste Disposal Facilities
          Revenue Bonds due 2025               18.0     18.0         -
     Other borrowings and mortgages            44.0     64.2      48.5
-----------------------------------------------------------------------
                                             $833.0   $604.2    $570.5
-----------------------------------------------------------------------

In 1995, the Company sold securities for $499 million with an obligation to repay the same principal amount pursuant to a repurchase agreement maturing in December 2000. In addition, the $250 million of 7 1/8% Notes due 1996 were reclassified from Long-term debt to Short-term borrowings in 1995.

Long-term debt maturities for the years 1997 through 2000, are $260.7, $3.3, $4.0 and $499.8 million, respectively.

The effective weighted average interest rate on short-term borrowings and long-term debt outstanding as of December 31, 1995, 1994 and 1993 was 5.5%, 6.0% and 5.1%, respectively.

At December 31, 1995, the Company had approximately $1.2 billion in major unused lines of credit.

During 1995, 1994 and 1993, respectively, the Company incurred interest costs of $204.9, $141.6 and $120.5 million, including $12.4, $14.7 and $14.0 million which was capitalized. Interest paid was approximately $175.0, $106.9 and $122.2 million in 1995, 1994 and 1993, respectively.

Other Deductions-Net

Other deductions-net are summarized in the following table:

     (millions of dollars)           1995       1994       1993
------------------------------------------------------------------
     Interest income               $(157.7)   $(123.0)   $(163.5)
     Interest expense                192.5      126.9      106.5
     Amortization of goodwill
          and other intangibles       45.6       13.8       13.3
     Other, net                      180.6       96.7      103.6
------------------------------------------------------------------
     Other deductions-net          $ 261.0    $ 114.4    $  59.9
------------------------------------------------------------------

In 1995, Other, net included approximately $57 million of net pre-tax income related to the completion of all appeals in a patent infringement case with SciMed Life Systems, Inc., a provision for various litigation issues and pre-tax charges of approximately $53 million that resulted from decisions to withdraw from a product line and to modify certain distribution relationships.

Divestitures, Restructuring and Unusual Items

Income before taxes for 1993 included charges of approximately $745 million and $56 million, which excludes approximately $11 million directly related to discontinued operations, to cover a worldwide restructuring program, as well as unusual items. Unusual items included the write-down of goodwill of approximately $122 million which related to a business evaluation where it was determined that revenue and profitability levels were not meeting previously estimated levels and unamortized goodwill would not be recovered through future cash flows of the business. Restructuring actions for the program included the consolidation of manufacturing facilities, the demolition of buildings resulting from the consolidation, reconfiguration and rehabilitation of remaining facilities and the consolidation of distribution and administrative infrastructures. It is expected that the 1993 program will be substantially completed in 1996.

The following table reflects the status of the 1993 restructuring charges by component:



                               1993                                 Balance
                            Restructuring         Utilization       December 31,
                                            ----------------------
     (millions of dollars)    charges       1993      1994    1995    1995
--------------------------------------------------------------------------------

     Employee severance
          payments            $220.3        $ 22.9    $ 22.9  $56.5   $118.0
     Operating assets to
          be sold/disposed of  211.7          61.5      44.3   28.1     77.8
     Other charges             246.8          62.0      82.1   72.0     30.7
--------------------------------------------------------------------------------
                              $678.8        $146.4    $149.3 $156.6   $226.5
--------------------------------------------------------------------------------

There have been no reclassifications between the components of the reserve presented in the preceding table. Other charges consist primarily of provisions for closed facilities' costs, currency translation adjustments related to the liquidation or disposal of businesses, administrative infrastructures and lease and third-party contract termination costs which were previously presented as separate captions.Write-downs of operating assets, which primarily involve manufacturing rationalizations, are considered utilized and the reserve charged when the asset is sold or otherwise disposed of by the Company.

In 1993, the Company sold its remaining interest of approximately 40% in Minerals Technologies Inc. for gross proceeds of approximately $241 million. The sale resulted in a pre-tax gain of approximately $60 million.

Taxes on Income

Income from continuing operations before taxes for U.S. and international operations consisted of the following:

     (millions of dollars)              1995         1994           1993
-------------------------------------------------------------------------
     United States                     $1,041.3     $1,056.8       $439.5
     International                      1,257.9        773.7        395.8
-------------------------------------------------------------------------
     Total income from continuing
          operations before taxes      $2,299.2     $1,830.5       $835.3
-------------------------------------------------------------------------

The classification of items presented in the above table differs from that in the geographic data table on page 41. The geographic data table displays information by management organization, exclusive of financial subsidiaries, net interest and corporate expenses. Income from continuing operations before taxes in the above table is classified based on the location of the operations of the Company.

The provision for taxes on income consisted of the following:

     (millions of dollars)                 1995        1994      1993
-------------------------------------------------------------------------
     United States
          Taxes currently payable
               Federal                     $341.6      $238.3    $264.1
               State and local               41.2        14.4      65.6
          Deferred income taxes             (22.4)       35.2    (273.4)
-------------------------------------------------------------------------
     Tax provision                          360.4       287.9      56.3
-------------------------------------------------------------------------
     International
          Taxes currently payable           368.1       263.9     194.1
          Deferred income taxes               9.5        (2.6)    (62.7)
-------------------------------------------------------------------------
     Tax provision                          377.6       261.3     131.4
-------------------------------------------------------------------------
     Total provision for taxes on income   $738.0      $549.2    $187.7
-------------------------------------------------------------------------

The provision for taxes on income shown in the previous table is classified based on the location of the taxing authority, regardless of the location in which the taxable income is generated. A provision for U.S. income taxes of approximately $760 million has not been made on approximately $3.3 billion of international subsidiaries' unremitted earnings as of December 31, 1995 which, for the most part, are expected to be reinvested overseas.

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

The major elements contributing to the difference between the U.S. statutory tax rate and the consolidated effective tax rate were as follows:

     (percentages)                                1995    1994   1993*
-----------------------------------------------------------------------
     U.S. statutory tax rate                      35.0    35.0   35.0
     Effect of partially tax-exempt
          operations in Puerto Rico               (5.8)   (9.9) (19.4)
     Effect of reduced rates in Ireland           (4.5)   (2.6)  (4.0)
     Divestitures, restructuring and
          unusual items-net                          -       -    4.4
     State and local taxes                          .9     1.2    4.3
     R&D tax credit                                (.7)   (1.1)  (3.3)
     All other-net                                 7.2     7.4    5.5
-----------------------------------------------------------------------
     Consolidated effective tax rate              32.1    30.0   22.5
-----------------------------------------------------------------------

*Excluding the effect of divestitures, restructuring and unusual items-net, the effects of partially tax-exempt operations in Puerto Rico and of reduced rates in Ireland would have been approximately (10.0%) and (2.1%), respectively.

Deferred tax assets and liabilities, netted by jurisdiction, as of December 31, 1995, 1994 and 1993 are included in the Consolidated Balance Sheet as follows:

     (millions of dollars)                     1995      1994      1993
---------------------------------------------------------------------------
     Current assets-Prepaid expenses,
          taxes and other assets               $ 468.9   $ 373.8   $ 435.3
     Non-current assets-Other assets,
          deferred taxes and deferred charges    254.8     336.2     305.1
     Non-current liabilities-Deferred
          taxes on income                       (166.1)   (211.7)   (189.4)
---------------------------------------------------------------------------
     Net deferred tax asset                    $ 557.6   $ 498.3   $ 551.0
---------------------------------------------------------------------------

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1995, 1994 and 1993 were as follows:


     (millions of dollars)        1995                    1994                 1993
                              Deferred Tax             Deferred Tax         Deferred Tax
                          ---------------------   ---------------------  ----------------------
                          Assets    Liabilities   Assets    Liabilities  Assets    Liabilities
-----------------------------------------------------------------------------------------------
     Prepaid/
            deferred
            items         $236.5       $192.7     $  157.8     $150.1     $  149.4    $ 85.8
     Inventories           245.1         71.0        185.5       67.3        143.1      31.9
     Property,
            plant and
            equipment       43.1        372.5         31.5      322.1         30.9     304.8
     Employee
            benefits       277.2        100.0        207.4      127.7        206.8     129.1
     Restructurings
            and special
            charge         214.5            -        280.3          -        377.9         -
     Foreign tax
            credit carry-
            forwards       110.0            -        165.1          -        100.0         -
     Other carry-
            forwards       153.2            -        117.1          -         59.0         -
     All other             105.6         60.8         76.0       27.4         82.3      23.1
-----------------------------------------------------------------------------------------------
     Subtotal            1,385.2        797.0      1,220.7      694.6      1,149.4     574.7
     Valuation
            allowance      (30.6)           -        (27.8)         -        (23.7)        -
-----------------------------------------------------------------------------------------------
     Total deferred
            taxes       $1,354.6       $797.0     $1,192.9     $694.6     $1,125.7    $574.7
-----------------------------------------------------------------------------------------------
     Net deferred
            tax asset     $557.6                  $  498.3                $  551.0
-----------------------------------------------------------------------------------------------

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

The Internal Revenue Service (IRS) has completed its examination of the Company's federal income tax returns for the years 1987 through 1989. As part of this process, the Company received an examination report from the IRS in August 1995, requesting a response within 30 days, which sets forth the adjustments the IRS is proposing for those years. The Company has filed a response protesting the proposed adjustments and is awaiting communication from the IRS Appeals Office. The proposed adjustments relate primarily to the tax accounting treatment of certain swaps and related transactions undertaken by the Company in 1987 and 1988. These transactions resulted in the receipt of cash in those years, which the Company duly reported as income for tax purposes. In 1989 (in Notice 89-21), the IRS announced that it believed cash received in certain swap transactions should be reported as income for tax purposes over the life of the swaps, rather than when received. In the case of the Company, this would cause some of the income to be reported in years subject to the Tax Reform Act of 1986. The IRS proposed adjustment involves approximately $72 million in federal taxes for the years 1987 through 1989, plus interest. If the proposed adjustment is carried through to the maturity of the transactions in 1992, an additional tax deficiency of approximately $86 million, plus interest, would result. The Company disagrees with the proposed adjustment and continues to believe that its tax accounting treatment for the transactions in question was proper. The Company is protesting and appealing the proposed adjustments. While it is impossible to determine the final disposition, the Company is of the opinion that the ultimate resolution of this matter should not have a material adverse effect on the financial position or the results of operations of the Company.

In November 1994, Belgian tax authorities notified Pfizer Research and Development Company N.V./S.A. (PRDCO), an indirect wholly owned subsidiary of the Company, of a proposed adjustment to the taxable income of PRDCO for fiscal year 1992. The proposed adjustment arises from an assertion by the Belgian tax authorities of jurisdiction with respect to income resulting primarily from certain transfers of property by non-Belgian subsidiaries of the Company to the Irish branch of PRDCO. In January 1995, PRDCO received an assessment from the tax authorities for additional taxes and interest of approximately $432 million and $97 million, respectively, relating to these matters for the fiscal year 1992. In January 1996, PRDCO received an assessment from the tax authorities, for fiscal year 1993, for additional taxes and interest of approximately $86 million and $18 million, respectively. The new assessment arises from the same assertion by the Belgian tax authorities of jurisdiction with respect to all income of the Irish branch of PRDCO. Based upon the relevant facts regarding the Irish branch of PRDCO and the provisions of the Belgian tax laws and the written opinions of outside counsel, the Company believes that the assessments are wholly without merit.

The Company believes that its accrued tax liabilities are adequate for all open years.

The Company made income tax payments of approximately $646.1, $414.1 and $323.6 million during 1995, 1994 and 1993, respectively.

Pension Plans

The Company and its subsidiaries have pension plans covering substantially all eligible employees on a contributory or non-contributory basis. The components of net periodic pension cost for 1995, 1994 and 1993 are as follows:

     (millions of dollars)                 1995      1994       1993
-------------------------------------------------------------------------
     Service cost-benefits earned
          during the period              $  81.5     $ 79.2     $  60.2
     Interest cost on projected
          benefit obligations              131.1      115.8       107.5

     Actual return on plan assets         (415.0)     (32.8)     (197.4)

     Net amortization and deferral         290.8      (88.4)       71.4
-------------------------------------------------------------------------
     Net periodic pension cost           $  88.4     $ 73.8     $  41.7
-------------------------------------------------------------------------

Rate assumptions used in accounting for the defined benefit plans were:

     (percentages)                               1995      1994      1993
--------------------------------------------------------------------------
     U.S. Plans
          Discount rate                           7.5       8.5       7.5
          Rate of increase in salary levels       5.5       5.5       5.5
          Expected long-term rate
               of return on plan assets          10.0       9.0       9.0
     International Plans (Weighted Average)
          Discount rate                           6.4       7.1       6.7
          Rate of increase in salary levels       4.3       4.6       4.4
          Expected long-term rate of
               return on plan assets              8.1       8.1       8.5
--------------------------------------------------------------------------

As a result of changes in long-term interest rates, the Company modified its assumed discount rate for U.S. plans to 7.5% and 8.5% in 1995 and 1994, respectively. The effect of these changes resulted in a net increase in projected benefit obligations of $128.9 million for 1995 and a net decrease of $117.2 million for 1994.

As of December 31, 1995, 1994 and 1993, the funded status of the Company's pension plans was as follows:

     (millions of dollars)                  1995          1994        1993
-------------------------------------------------------------------------------
     Actuarial present value of
          accumulated benefit obligations:
          Vested                            $(1,557.9)   $(1,312.0)  $(1,290.4)
          Non-vested                           (215.8)      (133.3)      (99.8)
-------------------------------------------------------------------------------
               Total                         (1,773.7)    (1,445.3)   (1,390.2)
-------------------------------------------------------------------------------
     Effect of future salary increases         (288.0)      (258.9)     (204.4)
     Projected benefit obligations           (2,061.7)    (1,704.2)   (1,594.6)
     Plan assets at fair value                2,167.9      1,773.6     1,774.9
-------------------------------------------------------------------------------
     Plan assets in excess of projected
          benefit obligations                   106.2         69.4       180.3
     Unrecognized overfunding at date
          of adoption                           (17.8)       (26.9)      (29.6)
     Unrecognized net losses                    129.1        162.6       140.8
     Unrecognized prior service costs            94.7        118.1        61.5
     Minimum liability adjustment              (180.3)       (36.3)      (21.1)
-------------------------------------------------------------------------------
     Net pension asset included in
          Consolidated Balance Sheet           $131.9    $   286.9   $   331.9
-------------------------------------------------------------------------------

For 1995 and 1994, the preceding table includes accumulated benefit obligations of $619.6 and $172.6 million, respectively, and assets at fair value of $326.0 and $5.5 million, respectively, primarily related to partially funded international plans. The funding policy for the international plans conforms to local governmental and tax requirements. In 1995, a previously fully funded international plan became partially funded due primarily to a decrease in the discount rate.

Benefits under defined benefit plans generally are based on years of service and employee career earnings. Participants become fully vested after as few as five years of employment.

The Company's funding policy for U.S. plans generally is to contribute annually into trust funds at a rate intended to remain at a level percentage of compensation for covered employees. Since the major U.S. plan is overfunded, the Company's last contribution to this plan was made in 1992.

The plans' assets are invested primarily in stocks, bonds and short-term investments. At December 31, 1995, the major U.S. plan held approximately 3.2 million shares of the Company's common stock with a fair value of $200.3 million. Dividends of approximately $4 million were paid on such shares in 1995.

Savings and Investment Plans

The Company maintains voluntary savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Within prescribed limits, the Company bases its contributions to the plans on employee contributions. For 1995, 1994 and 1993, Company contributions to the U.S. and Puerto Rican plans amounted to $33.3, $29.8 and $28.8 million, respectively.

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

The components of the 1995, 1994 and 1993 expense were as follows:

     (millions of dollars)                  1995     1994       1993
-----------------------------------------------------------------------
     Service cost-benefits earned
          during the period                 $5.2     $  5.8     $  5.0
     Interest cost on the accumulated
          obligation                        22.1       21.7       20.2
     Net amortization and deferral         (24.4)     (24.2)     (24.4)
------------------------------------------------------------------------
     Net periodic postretirement expense    $2.9      $ 3.3     $   .8
------------------------------------------------------------------------

The accumulated postretirement benefit obligation recognized in the December 31, 1995, 1994 and 1993 Consolidated Balance Sheets consists of:

     (millions of dollars)                      1995      1994      1993
---------------------------------------------------------------------------
     Retirees                                   $196.7    $192.1    $178.7
     Fully eligible active plan participants      31.8      35.1      47.1
     Other active plan participants               61.3      52.7      57.0
---------------------------------------------------------------------------
     Accumulated postretirement benefit
          obligation                             289.8     279.9     282.8
     Unrecognized prior service cost             132.9     157.2     181.6
     Unrecognized net gain/(loss)                  3.6      (4.5)    (21.1)
---------------------------------------------------------------------------
     Recorded obligation                        $426.3    $432.6    $443.3
---------------------------------------------------------------------------

An average increase of 10% in the cost of covered health care benefits was assumed for 1996 and is projected to decrease to 5.2% after 9 years and to then remain at that level. A 1% increase in the health care cost trend rate would have increased the accumulated postretirement benefit obligation as of December 31, 1995 by $15.8 million and the total of service and interest cost by $1.3 million. The discount rates used to estimate the accumulated postretirement benefit obligation were 7.5%, 8.5% and 7.5% at December 31, 1995, 1994 and 1993, respectively.

In 1995, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, for its postretirement benefit plans outside the U.S. The effect of adoption was not material to the financial position or results of operations of the Company.

Postemployment Benefits

The Company adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits effective January 1, 1994. This statement pertains to benefits provided to former or inactive employees after employment but before retirement. Because the Company's past accounting practices were in compliance with this statement, no cumulative effect adjustment was required.

Common Stock

In June 1995, the Company effected a two-for-one stock split in the form of a 100% stock dividend on its common stock. The par value decreased from $.10 to $.05 a share. All historical share and per share data have been restated to reflect the two-for-one stock split. The stock split followed a vote by the shareholders to increase the Company's authorized common shares to 1.5 billion shares from 750 million.

The 1993 program to purchase 40 million shares of common stock in the open market or in privately negotiated transactions was completed during 1994.

Earnings per Common Share

Earnings per common share are computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. The latter consists of shares issuable upon exercise of stock options. The information necessary for the calculation of earnings per common share for the years ended December 31, 1995, 1994 and 1993, is as follows:

     (millions of dollars and shares
      except per share amounts)              1995          1994          1993
--------------------------------------------------------------------------------
     Income from continuing operations       $1,554.2      $1,276.7      $645.0
     Discontinued operations-net of
          taxes on income                        18.7          21.7        12.5
--------------------------------------------------------------------------------
     Net income                              $1,572.9      $1,298.4      $657.5
--------------------------------------------------------------------------------
     Weighted average number of
          common shares outstanding             614.5         611.6       631.0
     Common share equivalents                    15.0           8.8         9.8
--------------------------------------------------------------------------------
     Total                                      629.5         620.4       640.8
--------------------------------------------------------------------------------
     Earnings per common share
          Income from continuing operations     $2.47         $2.05       $1.01
          Discontinued operations-net of
               taxes on income                    .03           .04         .02
--------------------------------------------------------------------------------
     Net income                                 $2.50         $2.09       $1.03
--------------------------------------------------------------------------------

Preferred Stock Purchase Rights

Preferred Stock Purchase Rights were granted in 1987. The rights are not exercisable until either certain changes in ownership of the Company occur or an announcement of a tender offer for at least 30% of the Company's common stock is made. If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase from the Company a new series of preferred stock at a predefined price. The rights also contain an option to purchase shares in a change-of-control situation. The preferred stock, in addition to a preferred dividend and liquidation right, will entitle the holder to vote, on a pro rata basis, with the Company's common stock.

The rights are redeemable by Pfizer at a fixed price until 10 days, or longer as determined by the Board, after certain defined events, or at any time prior to the expiration of the rights on October 5, 1997, if such events do not occur.

Through December 31, 1995, the Company had reserved 1.9 million preferred shares as issuable pursuant to these rights. At the present time, the rights have no dilutive effect on the earnings per common share calculation.

Employee Benefit Trust

In 1993, the Company sold 20 million shares of treasury stock to the Pfizer Inc. Grantor Trust (the Trust) in exchange for a promissory note valued at approximately $600 million at the date of sale. The Trust is being used primarily to fund future obligations for previously approved Company benefit plans over its 15-year term. The amount, representing unearned employee benefits, is recorded as a deduction from shareholders' equity and is reduced as employee benefits are satisfied.

In 1995 and 1994, .8 and .6 million shares, respectively, were released from the Trust to satisfy exercised employee stock options and the Company's obligation under other employee benefit plans. Compensation costs related to the other employee benefit plans are recorded at fair market value at the date the shares are released.

Stock Option Plans and Performance Awards

Under the Stock and Incentive Plan, the Company may grant options to any employee, including officers, to purchase common stock at the market price on the date an option is granted. The options may be exercised subject to continued employment and certain other conditions. At December 31, 1995, options for 29,692,383 shares were exercisable. The Plan also provides for stock appreciation rights, stock awards or performance unit awards.

In 1994, under the terms of the Stock and Incentive Plan, restricted stock awards were made to several key employees. Restrictions generally expire over a three-year period from the date of grant. Under the award, 29,984 shares were outstanding at December 31, 1995 with 2,500 shares issued during the year.

In 1993, the shareholders approved amendments to the Plan for an additional 22 million shares to be made available for future grants of options. The following table summarizes information relative to the Plan:

     (shares)                                1995            1994          1993
     ---------------------------------------------------------------------------
     Under option January 1            44,242,410      38,588,634    35,720,378
     Granted (per share:
          $49.00 in 1995;
          $28.13 to $34.88 in 1994;
          $31.50 in 1993)               7,052,818       9,918,036     6,428,118
     Exercised (per share:
          $12.13 to $49.00 in 1995;
          $9.13 to $32.63 in 1994;
          $7.00 to $32.63 in 1993)     (7,548,762)     (3,562,050)   (2,904,320)
     Cancelled-available for
          future grants                  (842,249)       (697,552)     (611,548)
     Cancelled-not available for
          future grants                         -          (4,658)      (43,994)
     ---------------------------------------------------------------------------
     Under option December 31
          (per share:
          $15.13 to $49.00 in 1995;
          $12.13 to $40.50 in 1994;
          $9.13 to $40.50 in 1993)     42,904,217      44,242,410    38,588,634
     ---------------------------------------------------------------------------
     Available for grant
          December 31                   3,574,593       9,785,162    19,005,646
     ---------------------------------------------------------------------------

The Performance-Contingent Share Award Program (the Program), established in 1993, provides executives and other key employees with the right to earn awards payable in shares of the Company's common stock with the actual payout determined using two performance criteria. Actual issuance of shares occurs when the performance period is completed and the criteria measured. The Program provides for up to 20 million shares to be awarded. In 1995, 46,080 shares were issued under the Program. At December 31, 1995, executives and other key employees had the right to earn up to approximately 1.5 million shares. Compensation cost related to the Program amounted to $15.4 and $7.5 million in 1995 and 1994, respectively.

Lease Commitments

Rent expense, net of sublease rentals, for the years ended December 31, 1995, 1994 and 1993 amounted to approximately $118.1, $94.4 and $87.2 million, respectively. Total future minimum rental commitments under all non-cancellable leases for the years 1996 through 2000 and thereafter are approximately $28.2, $22.6, $16.7, $8.8, $6.8 and $185.9 million, respectively.

Under the more significant lease agreements, the Company must either pay directly for taxes, insurance, maintenance and other operating expenses or pay higher rentals when such expenses increase.

Acquisitions

n    In January 1995, the Company acquired the capital stock of certain subsidiaries of SmithKline Beecham plc operating solely in the animal health business and certain net assets used in the animal health business from other SmithKline Beecham plc subsidiaries (collectively, SBAH) for approximately $1.5 billion, including direct costs of the acquisition. The acquisition was substantially financed at closing by the issuance of commercial paper.

The Company's results of operations for 1995 include twelve months of SBAH's activity in the U.S. and eleven months in international markets. The excess of the purchase price over the estimated fair value of the tangible net assets acquired has been allocated to identifiable intangibles of approximately $285 million and goodwill of approximately $790 million. The goodwill and identifiable intangibles are being amortized on a straight-line basis over periods of 10 to 40 years.

Sales of the SBAH business were approximately $644 million for 1994. Pro forma net income and earnings per share for 1994 that reflect this acquisition as if it had occurred as of the beginning of the period result in a negative impact of approximately 2% on both reported amounts. Pro forma results include a period comparable to 1995 as well as interest expense and amortization of goodwill and other intangibles related to the acquisition. The pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the acquisition actually occurred as of the beginning of the period nor are these results intended to be a projection of future consolidated results of operations.

n    In March 1995, the Company acquired NAMIC U.S.A. Corporation for approximately 4.4 million shares of the Company's common shares in a stock transaction valued at approximately $170 million, including direct costs of the acquisition.

n    In August 1995, the Company acquired Bain de Soleil skin care products from the Procter & Gamble Company.

The results of operations of these acquired businesses have been included subsequent to the respective dates of acquisition. Pro forma results of operations that reflect these acquisitions as if they had occurred at the beginning of the periods presented would not be materially different from the reported amounts.

In 1994, the Company acquired:

n    Certain assets of Flavor Technology Inc., a specialty flavors business, for approximately $32 million. These assets are a part of the food science business which is reported as a discontinued operation.

n    Restiva Italiana S.p.A. for approximately $26 million. Restiva produces and sells health and skin care products.

n    Rovifarma, S.A. for approximately $24 million. Rovifarma is a Spanish producer and distributor of over-the-counter products.

In 1993, the Company purchased Charwell Pharmaceuticals Limited, a distributor of over-the-counter consumer health care products, for approximately $41.5 million.

All acquisitions were recorded under the purchase method of accounting.

Discontinued Operations

In December 1995, the Company agreed to sell substantially all the net assets of its food science business to Cultor Ltd., a publicly held international nutrition company based in Finland, for approximately $350 million in cash. The sale was completed in January 1996. Disposal of the remaining assets, which are not material to the food science business, is expected to be completed over several years. The food science business has been reported as a discontinued operation.

The Company recorded a loss on disposal of the food science business of $3.0 million after provisions for direct transaction costs and estimated charges including exit costs, employee severance benefits and professional fees.

Below is a summary of its operating results:

     (millions of dollars)               1995       1994      1993
--------------------------------------------------------------------
     Net sales                           $328.4     $304.0    $315.9
--------------------------------------------------------------------
     Income before provision for
          taxes on income                $ 30.9     $ 31.0    $ 16.1
     Provision for taxes on income          9.2        9.3       3.6
--------------------------------------------------------------------
     Net income                           $21.7     $ 21.7    $ 12.5
--------------------------------------------------------------------

At December 31, 1995, net assets of the food science business of approximately $330 million were included in "Prepaid expenses, taxes and other assets."

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

As previously disclosed, numerous claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60 DEGREES or 70 DEGREES Shiley Convexo-Concave (C/C) heart valves, or anxiety that properly functioning implanted valves might fracture in the future or personal injury from a prophylactic replacement of a functioning valve.

In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the United States District Court for the Southern District of Ohio, that establishes a worldwide settlement class of people with C/C heart valves and their spouses, except those who elect to exclude themselves. The settlement provides for a Consultation Fund of $90 million to $140 million (depending on the number of claims filed) from which valve recipients who make claims will receive payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement establishes a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992. An appeal of the court's approval of the settlement was dismissed on December 21, 1993, by the United States Court of Appeals for the Sixth Circuit. A motion for rehearing en banc was denied on March 4, 1994, and the U.S. Supreme Court denied a writ of certiorari on October 3, 1994. On August 8, 1994, the Sixth Circuit dismissed an appeal from the denial of a motion by the same appellants to vacate the judgment approving the settlement, and the U.S. Supreme Court denied a writ of certiorari on January 9, 1995. Another appeal to the Sixth Circuit by the same appellants regarding the denial of their earlier motion to intervene is pending. It is expected that most of the costs arising from the Bowling class settlement will be covered by insurance and the proceeds of the sale of certain product lines of the Shiley businesses in 1992. Of approximately 900 implantees (and spouses of some of them) who opted out of the Bowling settlement class, nine have cases pending; approximately 792 have been resolved; and approximately 100 have never filed a case or claim.

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

On September 30, 1993, Dairyland Insurance Co., a carrier providing excess liability coverage ("excess carrier") in the early 1980s, commenced an action in the California Superior Court in Orange County, seeking a declaratory judgment that it was not obligated to provide insurance coverage for Shiley heart valve liability claims. On October 8, 1993, Pfizer filed cross-complaints against Dairyland and filed third-party complaints against 73 other excess carriers who sold excess liability policies covering periods from 1978 to 1985, seeking damages and declaratory judgments that they are obligated to pay for defense and indemnity to the extent not paid by other carriers. Several such claims have been resolved and the remainder are involved in pretrial discovery.

The Company's operations are subject to federal, state, local and foreign environmental laws and regulations. Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Similar designations have been made by some state environmental agencies under applicable state superfund laws. Such designations are made regardless of the extent of the Company's involvement. There are also claims that the Company may be a responsible party or participant with respect to several waste site matters in foreign jurisdictions. Such claims have been made by the filing of a complaint, the issuance of an administrative directive or order, or the issuance of a notice or demand letter. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigative or remedial actions. In many cases, the dollar amount of the claim is not specified. In most cases, claims have been asserted against a number of other entities for the same recovery or other relief as was asserted against the Company. The Company is currently participating in remedial action at a number of sites under federal, state, local and foreign laws.

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

Through the early 1970s, Pfizer (Minerals Division) and Quigley Company, Inc., a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the "CCR"), a joint defense organization of twenty defendants that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. Prior to September 1990, the cases involving talc products were defended by the CCR, but the Company is now overseeing its own defense of these actions. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against Pfizer.

On January 15, 1993, a class action complaint and settlement agreement were filed in the United States District Court for the Eastern District of Pennsylvania involving all personal injury claims by persons who have been exposed to asbestos-containing products but who have not yet filed a personal injury action against the members of the CCR. The settlement agreement establishes a claims-processing mechanism that will provide historic settlement values upon proof of impaired medical condition as well as claims-processing rates over ten years. In addition, the shares allocated to the CCR members eliminate joint and several liability. The court has determined that the settlement is fair and reasonable. Subsequently, the court entered an injunction enforcing its determination. An appeal from that injunction is pending in the United States Court of Appeals for the Third Circuit.

At approximately the time it filed the future claims class action, the CCR settled approximately 16,360 personal injury cases on behalf of its members including Pfizer and Quigley. The CCR has continued to settle remaining and opt-out cases and claims on a similar basis to past settlements. The total pending number of cases as of December 31, 1995 is 14,305 asbestos cases against Quigley; 5,764 asbestos cases against Pfizer Inc.; and 70 talc cases against Pfizer Inc.

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

The United States Environmental Protection Agency-Region 1 and the Department of Justice have informed the Company that the federal government is contemplating an enforcement action arising primarily out of a December 1993 multimedia environmental inspection, as well as certain state inspections, of the Company's Groton, Connecticut facility.

The Company is engaged in discussions with the governmental agencies and does not believe that an enforcement action, if brought, will have a material adverse effect on the financial position or the results of operations of the Company.

The Company has been named, together with numerous other manufacturers of brand name prescription drugs and certain companies that distribute brand name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies. The federal cases consist principally of a class action by retail pharmacies (including approximately 30 named plaintiffs)(the Federal Class Action), as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the "individual actions"). These cases, which have been transferred to the United States District Court for the Northern District of Illinois and coordinated for pretrial purposes, allege that the defendant drug manufacturers violated the Sherman Act by unlawfully agreeing with each other (and, as alleged in some cases, with wholesalers) not to extend to retail pharmacy companies the same discounts allegedly extended to mail order pharmacies, managed care companies and certain other customers, and by unlawfully discriminating against retail pharmacy companies by not extending them such discounts. On November 15, 1994, the federal court certified a class (the Federal Class Action) consisting of all persons or entities who, since October 15, 1989, bought brand name prescription drugs from any manufacturer or wholesaler defendant, but specifically excluding government entities, mail order pharmacies, HMOs, hospitals, clinics and nursing homes. Fifteen manufacturer defendants, including the Company, have agreed to settle the Federal Class Action subject to court approval. The Company's share, pursuant to an Agreement as of January 31, 1996, is $31.25 million, payable in four annual installments without interest. The Company continues to believe that there was no conspiracy, and specifically denies liability in the Settlement Agreement, but has agreed to settle to avoid the monetary and other costs of litigation. The Settlement was filed with the Court on February 9, 1996. A hearing was held on February 14, and the settlement was preliminarily approved and a final fairness hearing was set for March 27. The Court has tentatively scheduled the Federal Class Action for trial commencing May 7, 1996. No other action has been scheduled for trial.In addition, class actions have been filed in state courts, alleging injury to consumers as well as retail pharmacies from the failure to give discounts to retail pharmacy companies. Both a consumer class and a retailer class have been certified in separate California actions. Consumer class actions filed in Colorado and Washington were dismissed, and are now on appeal. The Company was dismissed from a consumer class action in Wisconsin, but a determination of the finality of that dismissal is pending. Consumer class actions are also pending in Alabama, Arizona, Maine, Michigan and New York. Retailer class actions are also pending in Alabama and Minnesota.

The Company believes that these cases, which seek damages and certain injunctive relief, are without merit.

Schneider (USA) Inc. and Schneider (Europe) AG have been named, together with Advanced Cardiovascular System, Inc., in a federal antitrust action brought on January 2, 1996, by Boston Scientific Corporation and SciMed Life Systems, Inc. (a subsidiary of Boston Scientific) in the U.S. District Court, District of Massachusetts. The suit alleges that the defendants unlawfully obtained and enforced certain patents covering rapid exchange angioplasty catheters, and conspired against the plaintiffs by, among other allegations, their settlement of patent infringement litigation in December of 1991. The suit seeks unspecified treble damages and injunctive relief. The Company believes that the case is without merit.

FDA administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call for data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee.

A consolidated class action on behalf of persons who allegedly purchased Pfizer common stock during the March 24, 1989 through February 26, 1990 period is pending in the United States District Court for the Southern District of New York. This lawsuit, which commenced on July 13, 1990, alleges that the Company and certain officers and former directors and officers violated federal securities law by failing to disclose potential liability arising out of personal injury suits involving Shiley heart valves and seeks damages in an unspecified amount. The defendants in this action believe that the suit is without merit. A derivative action commenced on April 2, 1990, against certain directors and officers and former directors and officers alleging breaches of fiduciary duty and other common law violations in connection with the manufacture and distribution of Shiley heart valves is pending in the Superior Court, Orange County, California. The complaint seeks, among other forms of relief, damages in an unspecified amount. The defendants in the action believe that the suit is without merit.

A purported class action entitled Bradshaw v. Pfizer Inc. and Howmedica Inc. is pending in the U.S. District Court, Northern District of Ohio. The action seeks monetary and injunctive relief, including medical monitoring, on behalf of patients implanted with the Howmedica P.C.A. one-piece acetabular hip component, which was manufactured by Howmedica from 1983 to 1990. The complaint alleges that the prostheses were defectively designed and manufactured and posed undisclosed risks to implantees. The federal magistrate judge has recommended that the district court deny the plaintiffs' motion to certify the case as a class action. The Company believes that the suit is without merit.

From 1994 to 1995, seven purported class actions were filed against American Medical Systems ("AMS") in federal courts in South Carolina, California, Minnesota (2), Indiana, Ohio and Louisiana. The California, Ohio and Indiana suits and one Minnesota suit also name Pfizer Inc. as a defendant, based on its ownership of AMS. The suits seek monetary and injunctive relief on the basis of allegations that implantable penile prostheses are prone to unreasonably high rates of mechanical failure and/or various autoimmune diseases as a result of silicone materials. On September 30, 1994, the federal Judicial Panel on Multidistrict Litigation denied the various plaintiffs' motions to consolidate or coordinate the cases for pretrial proceedings. On February 28, 1995, the Court in the Ohio suit conditionally granted plaintiffs' motion for class certification; on March 3, 1995, the court in the California suit denied plaintiffs' motion for class certification; and on October 25, 1995, the court in the Indiana suit denied plaintiffs' motion for class certification; on February 15, 1996, the United States Court of Appeals for the Sixth Circuit reversed the Ohio Court's conditional certification. The Company believes the suits are without merit.

In June, 1993, the Ministry of Justice of the State of Sao Paulo, Brazil commenced a civil public action against the Company's Brazilian subsidiary, Laboratorios Pfizer Ltda. (Pfizer Brazil) asserting that during a period in 1991, Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action seeks the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. On February 8, 1996, the trial court issued a decision holding Pfizer Brazil liable. The award of damages to individuals and the payment into the public reserve fund will be determined in a subsequent phase of the proceedings. The trial court's opinion sets out a formula for calculating the payment into the public reserve fund which could result in a sum of approximately $88 million. The total amount of damages payable to eligible individuals under the decision would depend on the number of persons eventually making claims. Pfizer Brazil is appealing this decision. The Company believes that this action is without merit and should not have a material adverse effect on the financial position or the results of operations of the Company.

For information on income tax adjustments proposed by the U.S. and Belgian tax authorities, see the footnote "Taxes on Income" beginning on page 50.

Subsequent Event

In January 1996, the Company completed the acquisition of the Leibinger Companies, a leader in the manufacture of specialty surgical instruments and implantable devices used in skull, jaw, facial, hand and foot surgery.

Segment Information and Geographic Data

The Company is a research-based, global health care company. In 1995, the Company registered net sales in excess of $10 million in each of 45 countries outside the U.S., with no single country, other than the U.S. and Japan, contributing more than 10% to total net sales. Segment information (including major product groups) and geographic data as of and for the years ended December 31, 1995, 1994 and 1993 are shown on pages 40 and 41 and in the footnote "Financial Subsidiaries" on page 47 and are incorporated in this footnote.

The Company's operations consist of three business segments and a financial subsidiaries group:

Health care: a broad line of pharmaceutical products (including cardiovascular agents, anti-infectives, central nervous system agents, anti-inflammatories and antidiabetes agents) as well as hospital products (including bone and joint prostheses, diagnostic and therapeutic products used in the treatment of cardiovascular disease, electrosurgical and ultrasonic surgical devices and implantable urological devices). Health care products are sold to wholesale and retail outlets, public and private hospitals, managed care organizations, government and the medical profession.

Animal health: animal health products for livestock and companion animals including antibiotic and vitamin feed supplements, animal vaccines and other veterinary items. Animal health products are sold through drug wholesalers, distributors, retail outlets and directly to users, including feed manufacturers, animal producers and veterinarians.

Consumer health care: over-the-counter health care items and oral care products. Consumer products are sold to wholesalers and retailers.

Financial subsidiaries: a banking operation that makes loans and accepts deposits in international markets and a small captive insurance operation that reinsures certain assets, inland transport and marine cargo of the Company's subsidiaries.

Pfizer Inc and Subsidiary Companies



                                          Quarterly Consolidated Statement of Income (Unaudited)

                                                            Quarter
-------------------------------------------------------------------------------------------
(millions of dollars except per share data)   First     Second    Third     Fourth    Year
-------------------------------------------------------------------------------------------
1995
Net sales                               $2,337.9  $2,400.7  $2,538.5  $2,744.3  $10,021.4
Costs and expenses
     Cost of sales                         509.2     551.8     535.7     567.4    2,164.1
     Selling, informational and
     administrative expenses               848.6     966.7     960.8   1,078.6    3,854.7
     Research and development expenses     312.8     354.5     350.6     424.5    1,442.4
     Other deductions-net                   39.1      60.2      64.6      97.1      261.0
-------------------------------------------------------------------------------------------
Income from continuing operations
     before provision for taxes on income
     and minority interests                628.2     467.5     626.8     576.7    2,299.2
Provision for taxes on income              207.3     154.3     206.8     169.6      738.0
Minority interests                           2.3       2.3        .9       1.5        7.0
-------------------------------------------------------------------------------------------
Income from continuing operations          418.6     310.9     419.1     405.6    1,554.2
Discontinued operations-net                  1.8       5.4       6.2       5.3       18.7
-------------------------------------------------------------------------------------------
Net income                              $  420.4  $  316.3   $ 425.3  $  410.9  $ 1,572.9
-------------------------------------------------------------------------------------------
Earnings per common share:
     Continuing operations              $    .68  $    .49  $    .66  $    .64  $    2.47
     Discontinued operations-net             .00       .01       .01       .01        .03
-------------------------------------------------------------------------------------------
     Net income                         $    .68  $    .50  $    .67  $    .65  $    2.50
-------------------------------------------------------------------------------------------
Cash dividends paid per common share    $    .26  $    .26  $    .26  $    .26  $    1.04
-------------------------------------------------------------------------------------------
Stock prices*
     High                               $ 45      $ 47 1/2  $ 54 1/4  $ 66 7/8  $  66 7/8
     Low                                $ 37 1/4  $ 40 1/4  $ 43 1/2  $ 52 5/8  $  37 1/4
-------------------------------------------------------------------------------------------

1994
Net sales                               $1,911.1  $1,846.2  $2,006.7  $2,213.3  $ 7,977.3
Costs and expenses
     Cost of sales                         383.5     415.0     430.5     493.2    1,722.2
     Selling, informational and
          administrative expenses          715.8     783.4     780.2     904.7    3,184.1
     Research and development expenses     251.5     258.8     292.7     323.1    1,126.1
     Other deductions-net                   35.7      29.6      24.3      24.8      114.4
-------------------------------------------------------------------------------------------
Income from continuing operations
     before provision for taxes on
     income and minority interests         524.6     359.4     479.0     467.5    1,830.5
-------------------------------------------------------------------------------------------
Provision for taxes on income              157.4     107.8     143.7     140.3      549.2
Minority interests                            .3       1.7       1.4       1.2        4.6
-------------------------------------------------------------------------------------------
Income from continuing operations          366.9     249.9     333.9     326.0    1,276.7
Discontinued operations-net                  3.8       7.3       2.6       8.0       21.7
-------------------------------------------------------------------------------------------
Net income                              $  370.7  $  257.2  $  336.5  $  334.0  $ 1,298.4
-------------------------------------------------------------------------------------------
Earnings per common share:
     Continuing operations              $    .58  $    .41  $    .54  $    .52  $    2.05
     Discontinued operations-net             .01       .01       .00       .02        .04
-------------------------------------------------------------------------------------------
     Net income                         $    .59  $    .42  $    .54  $    .54  $    2.09
-------------------------------------------------------------------------------------------
Cash dividends paid per common share    $   .235  $   .235  $   .235  $   .235  $     .94
-------------------------------------------------------------------------------------------
Stock prices*
     High                               $ 35      $ 32 3/8  $ 35 1/4  $ 39 3/4  $  39 3/4
     Low                                $ 26 5/8  $ 26 5/8  $ 29 5/8  $ 34      $  26 5/8
-------------------------------------------------------------------------------------------


*As reported in The Wall Street Journal; adjusted for the second quarter 1995 two-for-one stock split in the form of a 100 percent stock dividend.

-In December 1995, the Company agreed to sell substantially all the net assets of its food science business to Cultor Ltd. for approximately $350 million. The food science business has been reported as a discontinued operation. The sale was completed in January 1996.

-In the fourth quarter of 1995, the Company recognized net pre-tax income of approximately $57 million related to the completion of all appeals in a patent infringement case with SciMed Life Systems, Inc., a provision for various litigation issues and pre-tax charges of approximately $53 million that resulted from decisions to withdraw from a product line and to modify certain distribution relationships. These items are included in Other deductions-net. -As of January 31, 1996, there were approximately 62,855 holders of the Company's common stock (symbol PFE).

#

Financial Summary
Pfizer Inc and Subsidiary Companies

                                                                                       Year ended December 31
----------------------------------------------------------------------------------------------------------------------------------
     (millions of dollars except per share data)                 1995           1994           1993          1992        1991
----------------------------------------------------------------------------------------------------------------------------------

     Net sales                                                   $10,021.4      $ 7,977.3      $7,161.8      $6,871.2    $6,579.5
     Costs and expenses
          Cost of sales                                            2,164.1        1,722.2       1,559.0       1,765.6     1,929.4
          Selling, informational and
          administrative expenses                                  3,854.7        3,184.1       3,005.7       2,838.4     2,680.3
          Research and development expenses                        1,442.4        1,126.1         961.3         850.7       744.8
          Divestitures, restructuring and unusual items-net*             -              -         740.6        (141.0)      300.0
          Other (income)/deductions-net                              261.0          114.4          59.9          16.5        11.8
----------------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations before
          provision for taxes on income, minority
          interests and cumulative effect of
          accounting changes                                       2,299.2        1,830.5         835.3       1,541.0       913.2
     Provision for taxes on income                                   738.0          549.2         187.7         440.4       211.4
     Minority interests                                                7.0            4.6           2.6           2.7         3.2
----------------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations before
          cumulative effect of accounting changes                  1,554.2        1,276.7         645.0       1,097.9       698.6
     Discontinued operations-net                                      18.7           21.7          12.5          (4.4)       23.5
     Cumulative effect of accounting changes                             -              -             -        (282.6)**        -
----------------------------------------------------------------------------------------------------------------------------------
     Net income                                                  $ 1,572.9      $ 1,298.4      $  657.5      $  810.9    $  722.1
----------------------------------------------------------------------------------------------------------------------------------
     Effective tax rate                                               32.1%          30.0%         22.5%         28.6%       23.1%
     Depreciation                                                   $320.9      $   275.4      $  241.1      $  242.6    $  217.7
     Capital additions                                               696.3          671.5         634.2         674.2       593.8
     Cash dividends paid                                             658.5          594.6         536.1         486.5       437.1
----------------------------------------------------------------------------------------------------------------------------------
     As of December 31
----------------------------------------------------------------------------------------------------------------------------------
     Working capital                                                $965.2      $   962.5      $1,289.6      $2,167.4    $1,387.7
     Property, plant and equipment-net
          of accumulated depreciation                              3,472.6        3,073.2       2,632.5       2,305.1     2,381.0
     Total assets                                                 12,729.3       11,098.5       9,330.9       9,590.1     9,634.6
     Long-term debt                                                  833.0          604.2         570.5         571.3       396.6
     Long-term capital+                                            6,552.3        5,178.6       4,664.7       5,471.7     5,742.1
     Shareholders' equity                                          5,506.6        4,323.9       3,865.5       4,718.6     5,026.3
----------------------------------------------------------------------------------------------------------------------------------
     Common share data
          Income from continuing operations
               before cumulative effect of accounting
               changes                                           $    2.47      $    2.05      $   1.01      $   1.63    $   1.03
          Discontinued operations-net                                  .03            .04           .02          (.01)        .03
          Cumulative effect of accounting changes                        -              -             -          (.42)**        -
----------------------------------------------------------------------------------------------------------------------------------
               Net income                                        $    2.50      $    2.09      $   1.03      $   1.20    $   1.06
----------------------------------------------------------------------------------------------------------------------------------
     Market value per common share (December 31)                    $63.00      $   38.63      $  34.50      $  36.25    $  42.00
     Cash dividends paid per common share                             1.04            .94           .84           .74         .66
     Shareholders' equity per common share                            8.90           7.10          6.22          7.26        7.63
----------------------------------------------------------------------------------------------------------------------------------
     Weighted average number of common and
          common share equivalents
          outstanding used to compute
          earnings per common share (thousands)                    629,509        620,430       640,774       673,078     678,686
     Number of employees (thousands)                                  43.8           40.3          40.0          39.9        43.4
----------------------------------------------------------------------------------------------------------------------------------
     Net sales per employee (thousands of dollars)                    $229       $    198      $    179      $    172    $    152
----------------------------------------------------------------------------------------------------------------------------------

                                                                                     Year ended December 31
----------------------------------------------------------------------------------------------------------------------------------
     (millions of dollars except per share data)                      1990      1989      1988      1987      1986      1985
----------------------------------------------------------------------------------------------------------------------------------

     Net sales                                                        $5,858.5  $5,162.1  $4,873.0  $4,406.3  $4,060.4  $3,632.6
     Costs and expenses
          Cost of sales                                                1,814.7   1,670.8   1,634.3   1,518.2   1,409.2   1,232.6
          Selling, informational and
          administrative expenses                                      2,384.3   2,043.2   1,817.5   1,626.7   1,412.3   1,265.1
          Research and development expenses                              626.9     518.8     459.4     386.4     321.8     274.6
          Divestitures, restructuring and unusual items-net*                 -         -         -         -         -         -
          Other (income)/deductions-net                                  (41.9)     51.8     (93.1)    (66.2)     (7.2)     (4.2)
----------------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations before
          provision for taxes on income, minority
          interests and cumulative effect of
          accounting changes                                           1,074.5     877.5   1,054.9     941.2     924.3     864.5
     Provision for taxes on income                                       290.1     221.5     295.7     295.4     288.0     290.7
     Minority interests                                                    4.2       4.1       3.1       3.3       4.2       5.3
----------------------------------------------------------------------------------------------------------------------------------
     Income from continuing operations before
          cumulative effect of accounting changes                        780.2     651.9     756.1     642.5     632.1     568.5
     Discontinued operations-net                                          21.0      29.2      35.2      47.7      27.9      11.2
     Cumulative effect of accounting changes                                 -         -         -         -         -         -
----------------------------------------------------------------------------------------------------------------------------------
     Net income                                                       $  801.2  $  681.1  $  791.3  $  690.2  $  660.0  $  579.7
----------------------------------------------------------------------------------------------------------------------------------
     Effective tax rate                                                   27.0%     25.2%     28.0%     31.4%     31.2%     33.6%
     Depreciation                                                     $  199.9  $  184.3  $  176.8  $  162.0  $  147.1  $  129.5
     Capital additions                                                   547.5     456.5     343.7     258.3     196.1     195.8
     Cash dividends paid                                                 396.7     364.0     330.1     296.8     269.7     241.2
----------------------------------------------------------------------------------------------------------------------------------
     As of December 31
----------------------------------------------------------------------------------------------------------------------------------
     Working capital                                                  $1,319.0  $1,593.2  $1,750.5  $2,144.1  $1,728.8  $1,708.7
     Property, plant and equipment-net
          of accumulated depreciation                                  2,109.8   1,784.1   1,655.1   1,505.9   1,351.5   1,268.5
     Total assets                                                      9,052.0   8,324.8   7,593.2   6,872.3   5,178.5   4,458.7
     Long-term debt                                                      193.3     190.6     226.9     248.9     285.4     323.5
     Long-term capital+                                                5,665.8   5,062.1   4,865.9   4,471.2   3,926.1   3,453.4
     Shareholders' equity                                              5,092.0   4,535.8   4,301.1   3,882.4   3,415.2   2,927.3
----------------------------------------------------------------------------------------------------------------------------------
     Common share data
          Income from continuing operations
               before cumulative effect of accounting
               changes                                                $   1.16  $    .97  $   1.13  $    .95  $    .93  $    .84
          Discontinued operations-net                                      .03       .04       .05       .07       .04       .02
          Cumulative effect of accounting changes                            -         -         -         -         -         -
----------------------------------------------------------------------------------------------------------------------------------
               Net income                                             $   1.19  $   1.01  $   1.18  $   1.02  $    .97  $    .86
----------------------------------------------------------------------------------------------------------------------------------
     Market value per common share (December 31)                      $  20.19  $  17.38  $  14.50  $  11.66  $  15.25  $  12.66
     Cash dividends paid per common share                                  .60       .55       .50       .45       .41       .37
     Shareholders' equity per common share                                7.71      6.86      6.50      5.90      5.18      4.47
----------------------------------------------------------------------------------------------------------------------------------
     Weighted average number of common and
          common share equivalents
          outstanding used to compute
          earnings per common share (thousands)                        674,304   678,784   677,696   682,252   683,184   682,224
     Number of employees (thousands)                                      41.5      40.8      39.6      39.3      38.6      37.8
----------------------------------------------------------------------------------------------------------------------------------
     Net sales per employee (thousands of dollars)                    $    141  $    127  $    123  $    112  $    105  $     96
----------------------------------------------------------------------------------------------------------------------------------



*Divestitures, restructuring and unusual items-net include the following:
 1993-Pre-tax charges of approximately $745 million and $56 million to cover worldwide restructuring programs as well as unusual items and a gain of approximately $60 million realized on the sale of the Company's remaining interest in Minerals Technologies Inc.
 1992-Pre-tax gain of $259 million on the sale of a business offset by pre-tax charges of $175 million for restructuring, consolidating and streamlining. In addition, it includes pre-tax curtailment gains of $57 million associated with postretirement benefits other than pensions of divested operations.
 1991-A pre-tax charge of $300 million for potential future Shiley C/C heart valve fracture claims.

**Accounting changes adopted January 1, 1992: SFAS No. 106-$312.6 million or $.46 per share; SFAS No. 109-credit of $30.0 million or $.04 per share.

+Defined as long-term debt, deferred taxes on income, minority interests and shareholders' equity.


The results of operations of the food science business are reported above as a discontinued operation in the Company's statement of income for all years presented.

Common share data for the years 1985-1994 and 1985-1990, respectively, have been restated for the 1995 and 1991 two-for-one stock splits, respectively.

SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, was adopted in 1987 and the Financial Summary for 1985 and 1986 has been restated.#