Form 10-K, Exhibit 13
period 1995-12-31
PFIZER INC
filed 1996-03-29
CIK 78003

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

                  For the fiscal year ended December 31, 1995

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

                       PFIZER SAVINGS AND INVESTMENT PLAN
                       STATEMENT OF NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                               DECEMBER 31, 1995
                   (THOUSANDS OF DOLLARS EXCEPT UNIT VALUES)

                                                           NON-PARTICIPANT
                                                              DIRECTED
                                                           ---------------                    PARTICIPANT DIRECTED
                                                           COMPANY COMMON    ------------------------------------------------------
                                                 TOTAL       STOCK FUND        FUND A      FUND B      FUND C    FUND D   LOAN FUND
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common
     Stock Fund, 10,451,382 shares, cost
     $132,164; Fund C, 10,048,630 shares,
     cost $180,795...........................  $1,291,501    $  658,437      $       --  $       --  $  633,064  $    --   $    --
  Intermediate Treasury Bond Fund, The
   Northern Trust Company, cost $137,223.....     140,002                       140,002          --          --       --        --
  Collective Stock Index Fund, The Northern
   Trust Company, cost $59,403...............     110,014            --                     110,014          --       --        --
Investment contracts with insurance
 companies, at contract value................      41,089            --          41,089          --          --       --        --
Investments, at cost which approximates fair
 value:
  Loans to participants......................      31,707            --              --          --          --       --    31,707
  Cash and short-term securities.............      16,056            90              94          --          69   15,803        --
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
    Total investments........................   1,630,369       658,527         181,185     110,014     633,133   15,803    31,707
Interest receivable..........................       2,608             2           2,525           1           1       79        --
Contributions receivable from employers,
 including amounts collected from
 employees...................................       8,338         2,554           1,788       1,492       2,143      361        --
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
                                                1,641,315       661,083         185,498     111,507     635,277   16,243    31,707
Payables arising from securities purchased...         (54)           --              (1)        (40)        (13)      --        --
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
Net assets available for plan benefits --
 Note 8......................................  $1,641,261    $  661,083      $  185,497  $  111,467  $  635,264  $16,243   $31,707
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
Number of units outstanding at end of year...                34,575,800      16,345,905   8,249,272  33,396,661  1,472,371
Unit Value -- Note 1.........................                    $18.96          $11.29      $13.40      $18.91   $10.69

See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                       STATEMENT OF NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                               DECEMBER 31, 1994
                   (THOUSANDS OF DOLLARS EXCEPT UNIT VALUES)

                                                           NON-PARTICIPANT
                                                              DIRECTED
                                                           ---------------                    PARTICIPANT DIRECTED
                                                           COMPANY COMMON    ------------------------------------------------------
                                                 TOTAL       STOCK FUND        FUND A      FUND B      FUND C    FUND D   LOAN FUND
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common Stock Fund, 10,685,710
     shares, cost $121,681; Fund C, 9,436,552
     shares, cost $132,223 -- Note 2.........  $  777,223    $  412,736      $       --  $       --  $  364,487  $    --   $    --
  Intermediate Treasury Bond Fund, The
   Northern Trust Company, cost $120,852.....     114,791            --         114,791          --          --       --        --
  Collective Stock Index Fund, The Northern
   Trust Company, cost $40,603...............      66,783            --              --      66,783          --       --        --
Investment contracts with insurance
 companies, at contract value................      37,892            --          37,892          --          --       --        --
Investments, at cost which approximates fair
 value:
  Loans to participants......................      24,528            --              --          --          --       --    24,528
  Cash and short-term securities.............       4,584            78             250         107          71    4,078        --
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
    Total investments........................   1,025,801       412,814         152,933      66,890     364,558    4,078    24,528
Interest receivable..........................       2,334             5           2,306           1           4       18        --
Contributions receivable from employers,
 including amounts collected from
 employees...................................       7,149         2,268           1,758         868         919    1,336        --
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
                                                1,035,284       415,087         156,997      67,759     365,481    5,432    24,528
Payables arising from securities purchased...          (5)           --              (2)         (3)         --       --        --
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
Net assets available for plan benefits --
 Note 8......................................  $1,035,279    $  415,087      $  156,995  $   67,756  $  365,481  $ 5,432   $24,528
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
                                               ----------  ---------------   ----------  ----------  ----------  -------  ---------
Number of units outstanding at end of year...                35,818,415      15,360,416   6,808,008  31,611,989  493,338
Unit Value -- Note 1.........................                    $11.38          $10.00       $9.77      $11.38   $10.08

See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                          YEAR ENDED DECEMBER 31, 1995
                             (THOUSANDS OF DOLLARS)

                                                                        NON-PARTICIPANT
                                                                         DIRECTED
                                                                        ----------
                                                                         COMPANY                  PARTICIPANT DIRECTED
                                                                          COMMON     ----------------------------------------------
                                                              TOTAL     STOCK FUND    FUND A   FUND B    FUND C   FUND D  LOAN FUND
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Net investment income
  Cash dividends:
    Pfizer Inc. common stock..............................  $   21,180   $ 10,919    $     --  $    --  $ 10,261  $   --   $    --
    Other marketable securities...........................       2,333         --          --    2,333        --      --        --
  Interest................................................      15,605         38      12,351       29        86     939     2,162
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                39,118     10,957      12,351    2,362    10,347     939     2,162
Investment management fees -- Note 4......................         (90)        --         (57)     (33)       --      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                39,028     10,957      12,294    2,329    10,347     939     2,162
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Realized gains (losses) on investments, net -- Note 5
  Pfizer Inc. common stock................................      40,853     20,137          --       --    20,716      --        --
  Other securities........................................         379         --        (638)   1,017        --      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                41,232     20,137        (638)   1,017    20,716      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Unrealized appreciation of investments, net -- Note 6.....     488,494    235,218       8,840   24,431   220,005      --        --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                               568,754    266,312      20,496   27,777   251,068     939     2,162
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Contributions -- Note 7
  Employees...............................................     132,035         --      13,942   13,281    41,807  63,005        --
  Employers...............................................      32,068     32,068          --       --        --      --        --
Withdrawals -- Note 8.....................................    (126,875)   (51,631)    (20,772)  (8,374)  (42,046) (4,052)       --
Loan transaction transfers -- net.........................          --       (753)       (970)    (545)   (2,605)   (114)    5,017
Transfers at fair market value -- net.....................          --         --      15,806   11,572    21,559  (48,937)       --
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                                37,228    (20,316)      8,006   15,934    18,715   9,872     5,017
                                                            ----------  ----------   --------  -------  --------  ------  ---------
Net increase..............................................     605,982    245,996      28,502   43,711   269,783  10,811     7,179
Net assets available for plan benefits -- Note 8:
  Beginning of year.......................................   1,035,279    415,087     156,995   67,756   365,481   5,432    24,528
                                                            ----------  ----------   --------  -------  --------  ------  ---------
  End of year.............................................  $1,641,261   $661,083    $185,497  $111,467 $635,264  $16,243  $31,707
                                                            ----------  ----------   --------  -------  --------  ------  ---------
                                                            ----------  ----------   --------  -------  --------  ------  ---------

See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                               FOR PLAN BENEFITS
                          YEAR ENDED DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)

                                                    NON-PARTICIPANT
                                                     DIRECTED
                                                    ----------
                                                     COMPANY                   PARTICIPANT DIRECTED
                                                      COMMON     ------------------------------------------------
                                           TOTAL    STOCK FUND    FUND A   FUND B    FUND C    FUND D   LOAN FUND
                                          --------  ----------   --------  -------  --------  --------  ---------
Net investment income
  Cash dividends:
    Pfizer Inc. common
     stock..............................  $ 18,635   $  9,852    $     --  $    --  $  8,783  $     --   $    --
    Other marketable securities.........     1,699         --          --    1,699        --        --        --
Interest................................    12,759         35      11,628       24        38        28     1,006
                                          --------  ----------   --------  -------  --------  --------  ---------
                                            33,093      9,887      11,628    1,723     8,821        28     1,006
Investment management fees -- Note 4....       (39)        --         (24)     (15)       --        --        --
                                          --------  ----------   --------  -------  --------  --------  ---------
                                            33,054      9,887      11,604    1,708     8,821        28     1,006
                                          --------  ----------   --------  -------  --------  --------  ---------
Realized gains (losses) on investments,
 net -- Note 5
  Pfizer Inc. common stock..............    20,942     10,582          --       --    10,360        --        --
  Other securities......................      (343)        --        (350)       7        --        --        --
                                          --------  ----------   --------  -------  --------  --------  ---------
                                            20,599     10,582        (350)       7    10,360        --        --
                                          --------  ----------   --------  -------  --------  --------  ---------
Unrealized appreciation (depreciation)
 of investments, net -- Note 6..........    54,321     32,408      (6,015)    (838)   28,766        --        --
                                          --------  ----------   --------  -------  --------  --------  ---------
                                           107,974     52,877       5,239      877    47,947        28     1,006
                                          --------  ----------   --------  -------  --------  --------  ---------
Contributions -- Note 7
  Employees.............................    60,115         --      14,525   11,603    33,952        35        --
  Employers.............................    28,723     28,723          --       --        --        --        --
Withdrawals -- Note 8...................   (86,387)   (33,694)    (19,644)  (5,467)  (27,582)       --        --
Loan transaction transfers -- net.......        --     (1,733)     (2,015)    (678)   (4,225)       (4)    8,655
Transfers at fair market value -- net...        --         --       3,615    1,628   (10,616)    5,373        --
                                          --------  ----------   --------  -------  --------  --------  ---------
                                             2,451     (6,704)     (3,519)   7,086    (8,471)    5,404     8,655
                                          --------  ----------   --------  -------  --------  --------  ---------
Net increase............................   110,425     46,173       1,720    7,963    39,476     5,432     9,661
Net assets available for plan benefits
 -- Note 8:
  Beginning of year.....................   924,854    368,914     155,275   59,793   326,005        --    14,867
                                          --------  ----------   --------  -------  --------  --------  ---------
  End of year...........................  $1,035,279  $415,087   $156,995  $67,756  $365,481  $  5,432   $24,528
                                          --------  ----------   --------  -------  --------  --------  ---------
                                          --------  ----------   --------  -------  --------  --------  ---------

See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 1 -- SUMMARY PLAN DESCRIPTION

    GENERAL -- The Pfizer Savings and Investment Plan (the "Plan") was originally adopted by Pfizer Inc. (the "Company") in 1965 as the Pfizer Savings Plan and has been amended from time to time since that date. Participation in the Plan is open to all eligible employees of the Company and any corporation which, with the consent of the Company, adopts the Plan ("Associate Companies"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

    Effective December 31, 1992, all new contributions, in excess of withdrawals and transfers, directed to Fund A of the Plan are invested in an intermediate U.S. Treasury bond fund. In addition, as the investment contracts with insurance companies in Fund A mature, the contracts' proceeds are invested in an intermediate U.S. Treasury bond fund.

    Effective as of January 1, 1995, the Plan was amended to accept a rollover contribution by a participant in certain instances (as defined in the Plan) and to value a deceased participant's account as of the valuation date subsequent to the receipt of the distribution election rather than the valuation date preceeding the decedent's death.

    The following is a general description of certain provisions of the Plan. Refer to the Plan for a complete description.

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

    INVESTMENT OPTIONS -- Each participant in the Plan elects to have his or her contribution invested in any one or any combination of four investment funds. These funds are described as follows:

        Fund A -- An  intermediate  U.S.  Treasury  bond  fund  and   investment
                  contracts with insurance companies (see GENERAL caption above for a description of Fund A investments effective December 31,
                  1992).

        Fund B -- An index fund of corporate common stocks.

        Fund C -- Common stock of the Company.

        Fund D -- U.S. Treasury and government agency money market investments with short maturities of less than one year (fund became available to participants in October 1994).

    At December 31, 1995 and 1994, respectively, there were 13,033 and 11,788 employees participating in the Plan, some of whom had investments in more than one employee investment fund. On the basis of allocations by the employees of their contributions at December 31, 1995 and 1994, respectively, Fund A had 5,218 and 5,506 participating employees; Fund B, 4,802 and 4,242, Fund C, 10,828 and 9,299 and Fund D, 291 and 55.

    All Company matching contributions are invested by the Trustee in a fifth fund designated the "Company Common Stock Fund," which consists solely of common stock of the Company. These contributions are non-participant directed.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 1 -- SUMMARY PLAN DESCRIPTION (CONTINUED)
    The Trust Agreement provides that any portion of any of the five funds may, pending its permanent investment or distribution, be invested in short-term investments.

    The net assets used to calculate the unit values disclosed on the Statement of Net Assets Available for Plan Benefits as of December 31, 1995 and 1994, have been reduced by benefits payable (Note 8) as of that date.

    ELIGIBILITY AND VESTING -- Substantially all the domestic employees of the Company, except those covered by a collective bargaining agreement, are eligible to participate in the Plan beginning on the first January 1 following their date of employment, or the beginning of any month thereafter. Participants are immediately vested in the full value of their accounts (i.e., participants' and employers' contributions) in Funds A, B, C and D and the Company Common Stock Fund.

    PAYMENT OF BENEFITS -- Upon separation from service, retirement, disability or death, a participant has the option to elect to receive a lump sum distribution immediately or at any time up to age 65, subject to the provisions of the Plan.

    WITHDRAWALS -- A participant in the Plan may make a full or partial withdrawal of funds subject to the provisions of the Plan.

    LOANS -- Since July 1, 1993, Plan participants are permitted to borrow against their vested balance. The minimum amount a participant may borrow is $1,000 and the maximum amount is the lesser of 50% of the vested account balance reduced by any current outstanding loan balance or $50,000 reduced by the highest outstanding loan balance in the preceding 12 months.

    Under the terms of the Plan, loans must be repaid within five years, unless the funds are used to purchase a primary residence. Primary residence loans must be repaid over 10 or 15 years at the participant's option. The interest rate on all loans is based on the prime rate plus 1%. Interest paid by the participant is credited to the participant's account.

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

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF ACCOUNTING -- The financial statements of the Plan are prepared on the accrual basis of accounting. For treatment of benefits payable refer to Note 8.

    INVESTMENT VALUATION -- Pfizer Inc. common stock is valued at the closing market price on the last business day of the year. The investments in the index fund of corporate common stocks and intermediate U.S. Treasury bond fund are recorded at fair value based on the closing market prices of the underlying investments of the respective fund as of the last business day of the year. Loans to participants and cash and short-term securities are recorded at cost which approximates fair value and the investment contracts with insurance companies are recorded at contract value.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SECURITY TRANSACTIONS -- Purchases and sales of securities are reflected on a trade-date basis. Realized gains and losses on sales of investments represent the difference between the net proceeds received and the cost of the investments (average cost if less than the entire investment is sold).

    UNREALIZED  APPRECIATION   (DEPRECIATION)  OF   INVESTMENTS  --   Unrealized
appreciation   (depreciation)  of  investments  for   the  year  represents  the
difference between the cost of the investments and their fair value at the end of the year. Additionally, it reflects the reversal of the unrealized appreciation (depreciation) as of the end of the prior year.

    DIVIDEND RECOGNITION -- Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned.

    PFIZER INC. COMMON STOCK -- In June 1995, the Company effected a two-for-one stock split in the form of a 100% stock dividend. The number of shares of Pfizer Inc. common stock held by the Plan as of December 31, 1994 (Company Common Stock Fund and Fund C) have been restated to reflect the two-for-one stock split.

NOTE 3 -- INCOME TAXES
    The Internal Revenue Service has determined and informed the Company that the Plan and related trust as of May 26, 1994 were designed in accordance with the applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. The Plan administrator and the Plan's legal and tax counsel believe that the Plan is designed and is currently being operated in compliance with all the applicable requirements. Therefore, no provision has been made for Federal income taxes.

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

NOTE 5 -- REALIZED GAINS (LOSSES) ON INVESTMENTS
    The aggregate net proceeds and carrying value used in the calculation of the realized gains (losses) on investments are as follows:

                                                                                         REALIZED GAINS
                                                                NET PROCEEDS    COST        (LOSSES)
                                                                ------------  ---------  --------------
                                                                        (THOUSANDS OF DOLLARS)
Pfizer Inc. Common Stock:
  1995........................................................   $   58,802   $  17,949    $   40,853
  1994........................................................       32,958      12,016        20,942
Other Securities:
  1995........................................................       31,833      31,454           379
  1994........................................................       19,928      20,271          (343)

    Net share proceeds from the disposal of Pfizer Inc. common stock of $19,664,000 in 1995 and $15,172,000 in 1994 related to shares distributed in kind to participants who withdrew from the Plan on retirement or termination.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 6 -- UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS
    The change in the amount of unrealized appreciation (depreciation) was as follows:

                                                          AGGREGATE UNREALIZED
                                                       ---------------------------
                                                       DECEMBER 31,   DECEMBER 31,
                                                           1995           1994      CHANGE DURING 1995
                                                       -------------  ------------  -------------------
                                                                    (THOUSANDS OF DOLLARS)

Company Common Stock Fund............................  $     526,273   $  291,055      $     235,218
Fund A...............................................          2,779       (6,061)             8,840
Fund B...............................................         50,611       26,180             24,431
Fund C...............................................        452,269      232,264            220,005
                                                       -------------  ------------        ----------
                                                       $   1,031,932   $  543,438      $     488,494
                                                       -------------  ------------        ----------
                                                       -------------  ------------        ----------

                                                           AGGREGATE UNREALIZED
                                                        --------------------------
                                                        DECEMBER 31,  DECEMBER 31,
                                                            1994          1993      CHANGE DURING 1994
                                                        ------------  ------------  -------------------
                                                                    (THOUSANDS OF DOLLARS)

Company Common Stock Fund.............................   $  291,055    $  258,647       $    32,408
Fund A................................................       (6,061)          (46)           (6,015)
Fund B................................................       26,180        27,018              (838)
Fund C................................................      232,264       203,498            28,766
                                                        ------------  ------------         --------
                                                         $  543,438    $  489,117       $    54,321
                                                        ------------  ------------         --------
                                                        ------------  ------------         --------

NOTE 7 -- CONTRIBUTIONS
    The participating employees and their employers contributed the following amounts to the Plan:

                                                                                  1995
                                                                 ---------------------------------------
                                                                 PARTICIPATING PARTICIPATING
                                                                  EMPLOYEES     EMPLOYERS       TOTAL
                                                                 ------------  ------------  -----------
                                                                         (THOUSANDS OF DOLLARS)

Pfizer Inc.....................................................   $  117,093    $   26,104   $   143,197
Associate Companies............................................       14,942         5,964        20,906
                                                                 ------------  ------------  -----------
                                                                  $  132,035    $   32,068   $   164,103
                                                                 ------------  ------------  -----------
                                                                 ------------  ------------  -----------

    In 1995, contributions by participating employees of Pfizer Inc. includes rollover contributions of $62,260,000 from the employees of the former SmithKline Beecham animal health business that was acquired by the Company in January 1995.

                                                                                  1994
                                                                  -------------------------------------
                                                                  PARTICIPATING PARTICIPATING
                                                                   EMPLOYEES     EMPLOYERS      TOTAL
                                                                  ------------  ------------  ---------
                                                                         (THOUSANDS OF DOLLARS)

Pfizer Inc......................................................   $   46,405    $   22,914   $  69,319
Associate Companies.............................................       13,710         5,809      19,519
                                                                  ------------  ------------  ---------
                                                                   $   60,115    $   28,723   $  88,838
                                                                  ------------  ------------  ---------
                                                                  ------------  ------------  ---------

                       PFIZER SAVINGS AND INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 8 -- WITHDRAWALS AND RECONCILIATION WITH FORM 5500
    For financial statement purposes, participant withdrawals and distributions are recorded when paid rather than when processed and approved for payment. Therefore, the net assets available for Plan benefits as of December 31, 1995 and 1994 do not reflect a reduction for the following benefits payable to participants who had requested withdrawals as of December 31, but which were not distributed until the subsequent year:

                                                                                     1995       1994
                                                                                   ---------  ---------
                                                                                      (THOUSANDS OF
                                                                                         DOLLARS)

Company Common Stock Fund........................................................  $   5,471  $   7,588
Fund A...........................................................................        871      3,253
Fund B...........................................................................        933      1,250
Fund C...........................................................................      3,735      5,856
Fund D...........................................................................        508        461
                                                                                   ---------  ---------
                                                                                   $  11,518  $  18,408
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment. Therefore, the above benefits payable to participants have been reported as benefit expense on Form 5500 for those years.

                       PFIZER SAVINGS AND INVESTMENT PLAN
          ITEM 27A -- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1995
                             (THOUSANDS OF DOLLARS)

FUND A:                                                                NUMBER OF     COST OR
 INVESTMENT CONTRACTS WITH INSURANCE         INTEREST    MATURITY      SHARES OR    CONTRACT     FAIR
 COMPANIES                                     RATE        DATE          UNITS        VALUE      VALUE
-------------------------------------------  ---------  -----------  -------------  ---------  ---------
Continental Assurance Co. Group Annuity
 Contract #12682...........................       8.46%     6/3/96              --  $  27,404  $  27,404
Provident National Assurance Co. Group
 Annuity Contract #027-65041...............       8.43%     6/3/96              --     13,685     13,685
                                                                                    ---------  ---------
    Total Investment Contracts with
     Insurance Companies...................                                            41,089     41,089


INTERMEDIATE TREASURY BOND FUND
-------------------------------------------
The Northern Trust Company, Intermediate
 Treasury Bond Fund........................         --          --     132,850,000    137,223    140,002

CASH AND SHORT-TERM SECURITIES
-------------------------------------------
The Northern Trust Company, Short-Term
 Investment Fund...........................    Various     Various          93,734         94         94
                                                                                    ---------  ---------
    Total of Fund A........................                                         $ 178,406  $ 181,185
                                                                                    ---------  ---------
                                                                                    ---------  ---------

FUND B:
The Northern Trust Company, Collective
 Stock Index Fund..........................         --          --       2,076,125  $  59,403  $ 110,014
                                                                                    ---------  ---------
                                                                                    ---------  ---------

FUND C:
Pfizer Inc. Common Stock...................         --          --      10,048,630  $ 180,795  $ 633,064

CASH AND SHORT-TERM SECURITIES
-------------------------------------------
The Northern Trust Company, Short-Term
 Investment Fund...........................    Various     Various          68,536         69         69
                                                                                    ---------  ---------
      Total of Fund C......................                                         $ 180,864  $ 633,133
                                                                                    ---------  ---------
                                                                                    ---------  ---------

FUND D:
The Northern Trust Company, Government
 Short-Term Investment Fund................    Various     Various      15,803,507  $  15,803  $  15,803
                                                                                    ---------  ---------
                                                                                    ---------  ---------

COMPANY COMMON STOCK FUND:

Pfizer Inc. Common Stock...................         --          --      10,451,382  $ 132,164  $ 658,437

CASH AND SHORT-TERM SECURITIES
-------------------------------------------
The Northern Trust Company, Short-Term
 Investment Fund...........................    Various     Various          74,470         90         90
                                                                                    ---------  ---------
    Total of Company Stock Fund............                                         $ 132,254  $ 658,527
                                                                                    ---------  ---------
                                                                                    ---------  ---------

LOAN FUND:
Loans to participants......................    Various     Various              --  $  31,707  $  31,707
                                                                                    ---------  ---------
                                                                                    ---------  ---------

                       PFIZER SAVINGS AND INVESTMENT PLAN
                ITEM 27D -- SCHEDULE OF REPORTABLE TRANSACTIONS

                          YEAR ENDED DECEMBER 31, 1995
                             (THOUSANDS OF DOLLARS)

FUND C AND COMPANY COMMON STOCK FUND:

                                              NUMBER OF     NUMBER OF
SECURITIES PURCHASED                         TRANSACTIONS    SHARES       COST
-------------------------------------------  ------------   ---------   --------
Pfizer Inc. common stock...................         29      1,668,909** $ 77,001
                                             ------------   ---------   --------
                                             ------------   ---------   --------

                                                         FAIR VALUE
SECURITIES            NUMBER OF     NUMBER OF            OF DISPOSED   REALIZED
 DISPOSED*           TRANSACTIONS    SHARES      COST      SHARES       GAINS
-------------------  ------------   ---------   -------  -----------   --------
Pfizer Inc. common
 stock.............        255      1,291,159   $17,949**   $58,802    $ 40,853
                         -----      ---------   -------  -----------   --------
                         -----      ---------   -------  -----------   --------

------------------------
 * Dispositions represent sales of stock and shares distributed in kind to members who withdrew from the Plan on retirement or termination.

** In June 1995, Pfizer Inc. effected a two-for-one stock split in the form of a 100% stock dividend. The number of shares of Pfizer Inc. common stock purchased and disposed of by the Plan prior to the date of the stock split have been restated to reflect the split.

                          INDEPENDENT AUDITORS' REPORT

To the Savings and Investment Plan Committee
 Pfizer Savings and Investment Plan:

    We have audited the accompanying statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan (the Plan) as of December 31, 1995 and 1994 and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1995 and 1994 and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

    Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes and (2) reportable transactions, as of and for the year ended December 31, 1995 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                 /s/ KPMG Peat Marwick LLP

                                          --------------------------------------
                                                   KPMG PEAT MARWICK LLP

New York, New York
March 15, 1996

                                   SIGNATURES

    THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Savings and Investment Plan Committee have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PFIZER SAVINGS AND INVESTMENT PLAN

                                          By:        /s/ David L. Shedlarz

                                             -----------------------------------
                                                      David L. Shedlarz
                                                VICE PRESIDENT -- FINANCE AND
                                                   CHIEF FINANCIAL OFFICER
                                                CHAIR, SAVINGS AND INVESTMENT
                                                       PLAN COMMITTEE

Date: March 28, 1996

                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

To the Savings and Investment Plan Committee
 Pfizer Savings and Investment Plan:

    We consent to the use of our report included herein and incorporated herein by reference in the Registration Statement on Form S-8 dated January 24, 1991 (File No. 33-38708) of our report dated March 15, 1996, relating to the statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1995 annual report on Form 11-K of the Pfizer Savings and Investment Plan.

                                                 /s/ KPMG Peat Marwick LLP

                                          --------------------------------------
                                                   KPMG PEAT MARWICK LLP
New York, New York
March 28, 1996