Form 10-K, Exhibit 13
period 1995-12-31
PFIZER INC
filed 1996-03-29
CIK 78003

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

                               DECEMBER 31, 1995

                                                               NON-PARTICIPANT
                                                                  DIRECTED
                                                               --------------
                                                                PFIZER INC.              PARTICIPANT DIRECTED
                                                                COMMON STOCK   -----------------------------------------
                                                   TOTAL            FUND          FUND A        FUND B        FUND C
                                               --------------  --------------  -------------  -----------  -------------
                   ASSETS
---------------------------------------------

Investments, at fair value:
  Pfizer Inc. common stock:
    Pfizer Inc. Common Stock Fund, 87,517
     shares, cost $2,596,932; Fund C, 71,818
     shares; cost $2,271,405.................  $   10,037,703   $  5,513,160   $          --  $        --  $   4,524,543
  Other marketable securities: Fund A, cost
   $1,806,318; Fund B, cost $278,353.........       2,292,532             --       1,876,876      415,656             --
Interest-bearing deposits, at cost which
 approximates fair value.....................         210,494         57,834         115,476       13,387         23,797
                                               --------------  --------------  -------------  -----------  -------------
      Total investments......................      12,540,729      5,570,994       1,992,352      429,043      4,548,340

Interest receivable..........................          32,630            155          32,379           34             62

Contributions receivable:
  Employees..................................         300,316             --         103,983       13,772        182,561
  Employers..................................         157,502        157,502              --           --             --
                                               --------------  --------------  -------------  -----------  -------------
    Net assets available for plan benefits --
     Note 8..................................  $   13,031,177   $  5,728,651   $   2,128,714  $   442,849  $   4,730,963
                                               --------------  --------------  -------------  -----------  -------------
                                               --------------  --------------  -------------  -----------  -------------
Number of units outstanding at end of year...                      1,461,391       1,438,320      231,858      1,238,472

Unit value...................................                          $3.92           $1.48        $1.91          $3.82

See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                            STATEMENT OF NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                               DECEMBER 31, 1994

                                                               NON-PARTICIPANT
                                                                  DIRECTED
                                                               --------------
                                                                PFIZER INC.              PARTICIPANT DIRECTED
                                                                COMMON STOCK   -----------------------------------------
                                                    TOTAL           FUND          FUND A        FUND B        FUND C
                                                -------------  --------------  -------------  -----------  -------------
                    ASSETS
----------------------------------------------

Investments, at fair value:
  Pfizer Inc. common stock:
    Pfizer Inc. Common Stock Fund, 76,414
     shares, cost $2,059,026; Fund C, 67,854
     shares, cost $2,056,665..................  $   5,572,351   $  2,951,523   $          --  $        --  $   2,620,828
  Other marketable securities: Fund A, cost
   $1,428,837; Fund B, cost $230,455..........      1,634,171             --       1,369,619      264,552             --
Interest-bearing deposits, at cost which
 approximates fair value......................        159,799         47,863         107,407        4,529             --
                                                -------------  --------------  -------------  -----------  -------------
      Total investments.......................      7,366,321      2,999,386       1,477,026      269,081      2,620,828

Interest receivable...........................         28,067            212          27,721           16            118

Contributions receivable:
  Employees...................................        240,606             --          91,543       12,747        136,316
  Employers...................................        131,149        131,149              --           --             --
                                                -------------  --------------  -------------  -----------  -------------
  Net assets available for plan benefits --
   Note 8.....................................  $   7,766,143   $  3,130,747   $   1,596,290  $   281,844  $   2,757,262
                                                -------------  --------------  -------------  -----------  -------------
                                                -------------  --------------  -------------  -----------  -------------

Number of units outstanding at end of year....                     1,297,807       1,233,674      199,889      1,174,996

Unit value....................................                         $2.41           $1.29        $1.41          $2.35

See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                          YEAR ENDED DECEMBER 31, 1995

                                                               NON-PARTICIPANT
                                                                  DIRECTED
                                                               --------------
                                                                PFIZER INC.              PARTICIPANT DIRECTED
                                                                COMMON STOCK   -----------------------------------------
                                                   TOTAL            FUND          FUND A        FUND B        FUND C
                                               --------------  --------------  -------------  -----------  -------------
Net investment income:
  Cash Dividends:
    Pfizer Inc. common stock.................  $      159,945   $     86,696   $          --  $        --  $      73,249
    Other marketable securities..............           4,898             --              --        4,898             --
  Interest...................................         129,556          3,825         119,267        4,196          2,268
                                               --------------  --------------  -------------  -----------  -------------
                                                      294,399         90,521         119,267        9,094         75,517

Investment management fees -- Note 4.........          (5,129)            --              --       (5,129)            --
                                               --------------  --------------  -------------  -----------  -------------
                                                      289,270         90,521         119,267        3,965         75,517

Realized gain on investments, net -- Note 5:
  Pfizer Inc. common stock...................          60,220         29,373              --           --         30,847
  Other marketable securities................           5,614             --             156        5,458             --
                                               --------------  --------------  -------------  -----------  -------------
                                                       65,834         29,373             156        5,458         30,847
                                               --------------  --------------  -------------  -----------  -------------

Unrealized appreciation of investments, net
 -- Note 6...................................       3,945,688      2,023,731         129,776      103,206      1,688,975
                                               --------------  --------------  -------------  -----------  -------------
                                                    4,300,792      2,143,625         249,199      112,629      1,795,339
                                               --------------  --------------  -------------  -----------  -------------
Contributions -- Note 7:
  Employees..................................       2,340,054             --         846,905      136,407      1,356,742
  Employers..................................       1,231,787      1,231,787              --           --             --
Withdrawals -- Note 8........................      (2,607,599)      (788,809)       (526,514)     (77,333)    (1,214,943)
Transfers between funds -- net...............              --         11,301         (37,166)     (10,698)        36,563
                                               --------------  --------------  -------------  -----------  -------------
                                                      964,242        454,279         283,225       48,376        178,362
                                               --------------  --------------  -------------  -----------  -------------
Net increase.................................       5,265,034      2,597,904         532,424      161,005      1,973,701
Net assets available for plan benefits --
 Note 8:
  Beginning of year..........................       7,766,143      3,130,747       1,596,290      281,844      2,757,262
                                               --------------  --------------  -------------  -----------  -------------
  End of year................................  $   13,031,177   $  5,728,651   $   2,128,714  $   442,849  $   4,730,963
                                               --------------  --------------  -------------  -----------  -------------
                                               --------------  --------------  -------------  -----------  -------------

See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                          AVAILABLE FOR PLAN BENEFITS

                          YEAR ENDED DECEMBER 31, 1994

                                                               NON-PARTICIPANT
                                                                  DIRECTED
                                                               --------------
                                                                PFIZER INC.              PARTICIPANT DIRECTED
                                                                COMMON STOCK   -----------------------------------------
                                                   TOTAL            FUND          FUND A        FUND B        FUND C
                                               --------------  --------------  -------------  -----------  -------------
Net investment income:
  Cash Dividends:
    Pfizer Inc. common stock.................  $      126,512   $     66,877   $          --  $        --  $      59,635
    Other marketable securities..............           6,102             --              --        6,102             --
  Interest...................................          84,462          1,803          80,710          295          1,654
                                               --------------  --------------  -------------  -----------  -------------
                                                      217,076         68,680          80,710        6,397         61,289

Investment management fees -- Note 4.........          (1,026)            --              --       (1,026)            --
                                               --------------  --------------  -------------  -----------  -------------
                                                      216,050         68,680          80,710        5,371         61,289
Realized gains on other marketable
 securities, net -- Note 5...................           1,356             --              --        1,356             --
Unrealized appreciation (depreciation) of
 investments, net -- Note 6..................         576,161        350,942         (81,819)     (10,308)       317,346
                                               --------------  --------------  -------------  -----------  -------------
                                                      793,567        419,622          (1,109)      (3,581)       378,635
                                               --------------  --------------  -------------  -----------  -------------
Contributions -- Note 7:
  Employees..................................       2,068,551             --         789,189      130,285      1,149,077
  Employers..................................       1,093,036      1,093,036              --           --             --
Withdrawals -- Note 8........................      (1,998,601)      (716,082)       (399,980)     (89,122)      (793,417)
Transfers between funds -- net...............              --            765          37,973       (1,059)       (37,679)
                                               --------------  --------------  -------------  -----------  -------------
                                                    1,162,986        377,719         427,182       40,104        317,981
                                               --------------  --------------  -------------  -----------  -------------
Net increase.................................       1,956,553        797,341         426,073       36,523        696,616
Net assets available for plan benefits --
 Note 8:
  Beginning of year..........................       5,809,590      2,333,406       1,170,217      245,321      2,060,646
                                               --------------  --------------  -------------  -----------  -------------
  End of year................................  $    7,766,143   $  3,130,747   $   1,596,290  $   281,844  $   2,757,262
                                               --------------  --------------  -------------  -----------  -------------
                                               --------------  --------------  -------------  -----------  -------------

See Notes to Financial Statements which are an integral part of these financial statements.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 1 -- SUMMARY PLAN DESCRIPTION

    GENERAL -- The Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico (the "Plan") is a defined contribution savings plan which was adopted on February 1, 1990. Participation in the Plan is open to all eligible employees of the Puerto Rico branches of Pfizer Pharmaceuticals, Inc., a subsidiary of Pfizer Inc., and Pfizer Corporation, an indirect wholly-owned subsidiary of Pfizer Inc., (individually and collectively, the "Companies"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

    The following is a general description of certain provisions of the Plan. Refer to the Plan for a complete description of the Plan.

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

    INVESTMENT OPTIONS -- Each participant in the Plan elects to have his or her contributions invested in any one or any combination of the three investment funds. These funds are described below:

        Fund A -- Fixed income

        Fund B -- An index fund of corporate common stocks

        Fund C -- Common stock of Pfizer Inc.

    At December 31, 1995 and 1994, there were 1,015 and 970 employees, respectively, participating in the Plan, some of whom had investments in more than one employee investment fund. On the basis of allocations by the employees of their contributions at December 31, 1995 and 1994, respectively, Fund A had 566 and 518 participating employees, Fund B, 160 and 152 and Fund C, 763 and 678.

    All matching contributions are invested by the Trustee in a fourth fund designated the "Pfizer Inc. Common Stock Fund," which consists solely of common stock of Pfizer Inc. These contributions are non-participant directed.

    The Plan's trust agreement provides that any portion of any of the funds may, pending its permanent investment or distribution, be invested in short-term investments.

    ELIGIBILITY AND VESTING -- Substantially all the employees of the Companies, who are resident in Puerto Rico, are eligible to participate in the Plan beginning on the first January 1 following their date of employment, or the beginning of any month or payroll period thereafter. A member is immediately vested in the full value of his or her accounts (i.e., participant and employer contributions) in Funds A, B and C and the Pfizer Inc. Common Stock Fund.

    PAYMENT OF BENEFITS -- Upon separation from service, retirement, disability or death, a participant may elect to receive either a lump-sum amount equal to the value of the participant's account, or annual installments subject to the provisions of the Plan. For termination of service due to other reasons, a participant may receive the value of his or her account as a lump-sum distribution.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 1 -- SUMMARY PLAN DESCRIPTION (CONTINUED)
    WITHDRAWALS -- A participant in the Plan may make full or partial withdrawals of funds subject to the provisions of the Plan.

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

    INVESTMENT VALUATION -- Pfizer Inc. common stock is valued at the closing market price on the last business day of the year. Other marketable securities are valued at fair value based on the closing market price of the security on the last business day of the year except for investments in the index fund of corporate common stocks, which are recorded at fair value based on the closing market price of the underlying investments held by the fund as of the last business day of the year. Interest-bearing deposits are recorded at cost, which approximates fair value.

    SECURITY TRANSACTIONS -- Purchases and sales of securities are reflected on a trade-date basis. Realized gains and losses on sales of investments represent the difference between the net proceeds received and the cost of the investments (average cost if less than the entire investment is sold).

    UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS -- Unrealized appreciation (depreciation) of investments represents the difference between the cost of the investments and the fair value at the end of the year. Additionally, it includes the reversal of the unrealized appreciation (depreciation) as of the end of the prior year.

    DIVIDEND RECOGNITION -- Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned.

    PFIZER INC. COMMON STOCK -- In June 1995, Pfizer Inc. effected a two-for-one stock split in the form of a 100% stock dividend. The number of shares of Pfizer Inc. common stock held by the Plan as of December 31, 1994 (Pfizer Inc. Stock Fund and Fund C) have been restated to reflect the stock split.

NOTE 3 -- INCOME TAXES
    No provision has been made for Puerto Rico income tax in reliance upon a determination letter issued by the Puerto Rico Department of Treasury, which states that the Plan meets the requirements of Section 165(a) of the Puerto Rico Income Tax Act of 1954 and that the trust established thereunder is entitled to exemption.

    All contributions made to the Plan by the Companies, including before-tax contributions made on the employee's behalf by the Companies and the appreciation on all funds in the employee's account are not taxable to the employee under Puerto Rico income tax law while these amounts remain in the Plan.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 4 -- ADMINISTRATIVE COSTS
    Except for certain investment management fees (Fund B), all costs and expenses of administering the Plan were borne by the Companies.

NOTE 5 -- REALIZED GAINS ON INVESTMENTS
    The aggregate net proceeds and carrying value used in the calculation of the realized gains on investments are as follows:

                                                             NET                    REALIZED
                                                          PROCEEDS       COST         GAINS
                                                         -----------  -----------  -----------
Pfizer Inc. Common Stock:
  1995.................................................  $   183,217  $   122,997  $    60,220
Other Marketable Securities:
  1995.................................................       65,012       59,398        5,614
  1994.................................................      116,380      115,024        1,356

NOTE 6 -- UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS

    The change in the amount of unrealized appreciation (depreciation) was as follows:

                                                      AGGREGATE UNREALIZED
                                                  ----------------------------
                                                  DECEMBER 31,   DECEMBER 31,   CHANGE DURING
                                                      1995           1994            1995
                                                  -------------  -------------  --------------
Pfizer Inc. Common Stock Fund...................  $   2,916,228  $     892,497   $  2,023,731
Fund A..........................................         70,558        (59,218)       129,776
Fund B..........................................        137,303         34,097        103,206
Fund C..........................................      2,253,138        564,163      1,688,975
                                                  -------------  -------------  --------------
                                                  $   5,377,227  $   1,431,539   $  3,945,688
                                                  -------------  -------------  --------------
                                                  -------------  -------------  --------------


                                                      AGGREGATE UNREALIZED
                                                  ----------------------------
                                                  DECEMBER 31,   DECEMBER 31,   CHANGE DURING
                                                      1994           1993            1994
                                                  -------------  -------------  --------------
Pfizer Inc. Common Stock Fund...................  $     892,497  $     541,555   $    350,942
Fund A..........................................        (59,218)        22,601        (81,819)
Fund B..........................................         34,097         44,405        (10,308)
Fund C..........................................        564,163        246,817        317,346
                                                  -------------  -------------  --------------
                                                  $   1,431,539  $     855,378   $    576,161
                                                  -------------  -------------  --------------
                                                  -------------  -------------  --------------

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE 7 -- CONTRIBUTIONS

    The participating employees and their employers contributed the following amounts to the Plan:

1995                                                 EMPLOYEES      EMPLOYERS        TOTAL
                                                   -------------  -------------  -------------
Pfizer Pharmaceuticals, Inc.
 (Puerto Rico Branch)............................  $   1,947,066  $   1,024,059  $   2,971,125
Pfizer Corporation
 (Puerto Rico Branch)............................        392,988        207,728        600,716
                                                   -------------  -------------  -------------
                                                   $   2,340,054  $   1,231,787  $   3,571,841
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------


1994
Pfizer Pharmaceuticals, Inc.
 (Puerto Rico Branch)............................  $   1,669,542  $     904,692  $   2,574,234
Pfizer Corporation
 (Puerto Rico Branch)............................        399,009        188,344        587,353
                                                   -------------  -------------  -------------
                                                   $   2,068,551  $   1,093,036  $   3,161,587
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

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

                                                                         1995         1994
                                                                      -----------  -----------
Pfizer Inc. Common Stock Fund.......................................  $    62,751  $    68,397
Fund A..............................................................       27,423       30,505
Fund B..............................................................        3,822        4,929
Fund C..............................................................       89,894      104,993
                                                                      -----------  -----------
                                                                      $   183,890  $   208,824
                                                                      -----------  -----------
                                                                      -----------  -----------

    For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment. Therefore, benefits payable to participants who have requested withdrawals have been reported as benefit expense within Form 5500 for those years.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO
                            ITEM 27A -- SCHEDULE OF
                      ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1995
FUND A:

                                                        INTEREST RATE    MATURITY       COST        FAIR VALUE
                                                        --------------  ----------  -------------  -------------
OTHER MARKETABLE SECURITIES:
------------------------------------------------------
U.S. GOVERNMENT SECURITIES
------------------------------------------------------
U.S. Treasury Notes...................................          7.87%     08/15/01  $     111,035  $     123,974
U.S. Treasury Notes...................................          6.87      10/31/96         50,594         50,641
                                                                                    -------------  -------------
                                                                                          161,629        174,615
                                                                                    -------------  -------------
OTHER MARKETABLE SECURITIES
------------------------------------------------------
Federal Home Loan Bank................................          9.15      03/25/97         43,168         43,857
Federal Home Loan Bank Medium Term
 Note.................................................          6.97      11/20/97         75,000         77,156
Federal National Mortgage Association.................          8.80      07/25/97         49,406         52,617
Federal National Mortgage Association.................          7.85      09/10/98         25,969         26,516
Federal National Mortgage Association.................          5.74      02/12/98         71,050         70,041
Federal Farm Credit Bank Bond.........................          6.05      04/21/03         29,822         30,520
Federal Home Loan Mortgage Corporation................          6.35      03/07/01         26,758         27,943
Federal National Mortgage Association Term Note.......          7.90      04/10/02         44,944         46,371
Federal National Mortgage Association Term Note.......          6.95      09/10/02         44,788         45,710
Federal National Mortgaage Association Term Note......          5.80      12/10/03          8,938          9,934
SLMA Medium Term Note.................................          5.50      07/08/02         57,213         59,325
Federal Home Loan Mortgage Term Note..................          7.03      10/19/96         60,355         61,472
Federal National Mortgage Association.................          7.05      10/10/96         25,813         25,297
                                                                                    -------------  -------------
                                                                                          563,224        576,759
                                                                                    -------------  -------------
CORPORATE DEBENTURES
------------------------------------------------------
World Bank Medium Term Note...........................          9.19      06/23/98         42,807         43,411
Tennessee Valley Authority............................     zero coupon    07/15/03         87,554         97,970
Tennessee Valley Authority............................          6.12      07/15/03         76,641         75,140
Tennessee Valley Authority............................          6.37      06/15/05        117,188        124,124
Citicorp..............................................          9.00      04/15/99         51,213         54,820
Dean Witter Discover Bond.............................          6.25      03/15/00         22,810         24,358
Exxon Bond............................................          7.87      08/15/97         57,520         57,063
Lehman Brothers Holdings, Inc. Note...................          8.37      04/01/97        100,409        102,969
Merrill Lynch.........................................          6.37      03/30/99         31,920         32,525
Shell Oil Co. Bond....................................          6.95      12/15/98         50,406         52,002
AT&T Corporate Bond...................................          6.75      04/01/04         50,677         52,250
New Jersey Bell Corporate Bond........................          5.87      02/01/04         39,048         39,662
Bell South Telephone..................................          6.37      06/15/04         40,000         40,900
Dean Witter, Discover & Co............................          6.87      03/01/03         25,499         28,094
General Telephone Co. Florida.........................          8.00      03/01/01         39,684         40,584
Georgia Power First Mortgage Bond.....................          6.62      04/01/03         29,888         30,548
IBM Corporate Bond....................................          7.25      11/01/02         29,738         32,100
Merrill Lynch Corporate Bond..........................          6.25      10/15/08         22,906         26,476

                                                                                                     (CONTINUED)

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO
                            ITEM 27A -- SCHEDULE OF
                      ASSETS HELD FOR INVESTMENT PURPOSES
                                  (CONTINUED)
                               DECEMBER 31, 1995

                                                        INTEREST RATE    MATURITY       COST        FAIR VALUE
                                                        --------------  ----------  -------------  -------------
New Jersey Bell Telephone.............................          7.25%     06/01/02  $       9,882  $      10,707
Wal-Mart Stores.......................................          6.75      05/15/02         90,675         93,867
General Electric Credit Corporation...................          7.46      09/30/96         40,000         40,590
General Electric Credit Corporation...................          6.94      11/22/96         25,000         25,342
                                                                                    -------------  -------------
                                                                                        1,081,465      1,125,502
                                                                                    -------------  -------------
  Total other marketable securities...................                                  1,806,318      1,876,876

INTEREST-BEARING DEPOSIT
------------------------------------------------------
Banco Popular de Puerto Rico, Time Deposit............          4.62                      115,476        115,476
                                                                                    -------------  -------------
      Total of Fund A.................................                              $   1,921,794  $   1,992,352
                                                                                    -------------  -------------
                                                                                    -------------  -------------

FUND B:

                                                              NUMBER OF      INTEREST
               OTHER MARKETABLE SECURITIES                 SHARES OR UNITS     RATE          COST        FAIR VALUE
---------------------------------------------------------  ---------------  -----------  -------------  -------------
The Northern Trust Company, Collective Stock Index
 Fund....................................................         7,844             --   $     278,353  $     415,656

INTEREST-BEARING DEPOSITS
---------------------------------------------------------
The Northern Trust Company, Short-Term Investment Fund...            --           5.64%         13,387         13,387
                                                                                         -------------  -------------
      Total of Fund B....................................                                $     291,740  $     429,043
                                                                                         -------------  -------------
                                                                                         -------------  -------------
FUND C:

Pfizer Inc. Common Stock.................................        71,818             --   $   2,271,405  $   4,524,543

INTEREST-BEARING DEPOSIT
---------------------------------------------------------
Banco Popular de Puerto Rico, Time Deposit...............            --           4.62          23,797         23,797
                                                                                         -------------  -------------
      Total of Fund C....................................                                $   2,295,202  $   4,548,340
                                                                                         -------------  -------------
                                                                                         -------------  -------------
COMPANY COMMON STOCK FUND:
Pfizer Inc. Common Stock.................................        87,517             --   $   2,596,932  $   5,513,160

INTEREST-BEARING DEPOSIT
---------------------------------------------------------
Banco Popular de Puerto Rico, Time Deposit...............            --           4.62          57,834         57,834
                                                                                         -------------  -------------
      Total Company Common Stock Fund....................                                $   2,654,766  $   5,570,994
                                                                                         -------------  -------------
                                                                                         -------------  -------------

                 See accompanying independent auditors' report

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                       EMPLOYEES RESIDENT IN PUERTO RICO
                            ITEM 27D -- SCHEDULE OF
                            REPORTABLE TRANSACTIONS
                               DECEMBER 31, 1995

FUNDS A, B, C AND COMPANY COMMON STOCK FUND:

                                                                              NUMBER OF      NUMBER OF
INVESTMENTS PURCHASED                                                       TRANSACTIONS      SHARES         COST
-------------------------------------------------------------------------  ---------------  -----------  -------------
Pfizer Inc. Common Stock.................................................            22         19,217*  $     875,645
Interest-bearing Deposits: Banco Popular de Puerto Rico, Time Deposits...           187             --       3,612,835

                                                     NUMBER OF      NUMBER OF                               REALIZED
INVESTMENTS DISPOSED                               TRANSACTIONS      SHARES         COST       FAIR VALUE     GAIN
------------------------------------------------  ---------------  -----------  -------------  -----------  ---------
Pfizer Inc. Common Stock........................             4          4,150*  $     122,997      183,217     60,220
Interest-bearing Deposits: Banco Popular de
 Puerto Rico, Time Deposits.....................           143             --       3,562,139    3,562,139         --

* On June 1995, Pfizer Inc. effected a two-for-one stock split in the form of a 100% stock dividend. The number of shares of Pfizer Inc. common stock purchased and disposed of by the Plan prior to the date of the stock split have been restated to reflect the split.

                 See accompanying independent auditors' report

                          INDEPENDENT AUDITORS' REPORT

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

    We have audited the accompanying statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico (the Plan) as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1995 and 1994, and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

    Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes and (2) reportable transactions, as of and for the year ended December 31, 1995, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each Fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                 /s/ KPMG Peat Marwick LLP
                                          --------------------------------------
                                                   KPMG Peat Marwick LLP
February 6, 1996

Stamp No. 1308451 of the Puerto Rico
Society of Certified Public Accountants was affixed to the record copy of this report.

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

                                          PFIZER SAVINGS AND INVESTMENT PLAN FOR
                                          EMPLOYEES RESIDENT IN PUERTO RICO

                                          By:        /S/ ANTHONY MADDALUNE

                                             -----------------------------------
                                                      Anthony Maddalune
                                                      GENERAL MANAGER,
                                                PFIZER PHARMACEUTICALS, INC.
                                                     CHAIR, SAVINGS AND
                                                  INVESTMENT PLAN COMMITTEE

Date: March 28,1996

                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

    We consent to the use of our report included herein and incorporated by reference in the Registration Statement on Form S-8 dated November 18, 1991 (File No. 33-44053) of our report dated February 6, 1996, relating to the statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1995 annual report on Form 11-K of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico.

                                                 /s/ KPMG Peat Marwick LLP
                                          --------------------------------------
                                                   KPMG Peat Marwick LLP
San Juan, Puerto Rico
March 28, 1996