Form 10-K, Exhibit 13
period 1996-12-31
PFIZER INC
filed 1997-03-28
CIK 78003

Major Pfizer Products and Selected Candidates in Development

-------------------------------------------------------------------------------
Cardiovascular Diseases -- Cardiovascular diseases are the leading cause of death in most developed countries. About 64 million Americans suffer from different forms of heart disease such as atherosclerosis, hypertension, angina, congestive heart failure, and stroke. Many cardiovascular drugs are available to treat these conditions. Catheters and stents are increasingly used in interventional procedures to treat blocked arteries caused by atherosclerosis.
-------------------------------------------------------------------------------
Central Nervous System Disorders -- More than 100 million people worldwide suffer from psychiatric and neurological disorders. Central nervous system disorders include anxiety, depression, panic disorder, post-traumatic stress disorder, schizophrenia, sleep disorders, migraine, and Alzheimer's disease and other neuro-degenerative disorders. A common disease in the growing elderly population, Alzheimer's is expected to be a major public health concern in the next century.
-------------------------------------------------------------------------------
Infectious Diseases -- Infectious diseases remain a leading cause of disability and death worldwide. Routine infections are not always appropriately treated, and resistant organisms are becoming more common. Aggressive treatment and research into more powerful anti- infectives will improve care while reducing cost. Today, novel antifungal drugs are especially important in the fight against infections.
-------------------------------------------------------------------------------
Arthritis/Inflammation -- Some form of arthritis and inflammation, from simple but painful "tennis elbow" to severe rheumatoid arthritis, afflicts about 30 percent of the world's population. Although a growing health problem, these conditions can be alleviated with medication. Today, joint replacement is also available to help people suffering from diseased or trauma-damaged joints enjoy more normal mobility.
-------------------------------------------------------------------------------
Metabolic Diseases -- Diabetes, the most common metabolic illness, afflicts 16 million people in the U.S. and 30 million worldwide. It can result in heart disease, kidney disease, blindness, and amputations. Osteoporosis, a common metabolic bone disease often leading to debilitating fractures, affects about 25 million people in the U.S. By the year 2000, more than 14 million patients in Europe, Canada, and Latin America will be treated for osteoporosis.
-------------------------------------------------------------------------------
Allergic Disease -- Allergic diseases, including seasonal and year-round allergies and urticaria (itching and hives), cause much discomfort. Allergic rhinitis, which is common in children, affects approximately 50 million people in the United States.
-------------------------------------------------------------------------------
Cancer -- The incidence of cancer is on the rise. It is the second-leading cause of death in the U.S. where about 185,000 new cases of breast cancer will be diagnosed this year. Outside the U.S., the prevalence of advanced/metastatic breast cancer is about 85,000 patients. Special drug-delivery devices offer improved chemotherapeutic regimens.
-------------------------------------------------------------------------------
Urogenital Disorders -- Worldwide, benign prostatic hyperplasia occurs in more than half the male population over the age of 60. Inplants can alleviate some problems caused by urogenital disorders. Promising drugs are also now in development for incontinence, and for erectile dysfunction, a condition affecting more than 40 million men in Australia, Canada, Europe and the United States.
-------------------------------------------------------------------------------
Surgery/Interventional -- Advances in surgical techniques, which include sophisticated instrumentation and minimally invasive interventional procedures such as laparoscopic surgery, have revolutionized medicine. State-of-the-art instruments and implants give trauma victims better treatment outcomes. Stent endoprostheses are used to keep blood vessels, ducts, and passageways open, improving quality of life and survival prospects for patients with debilitating and life-threatening diseases. Other advances include electrosurgical and ultrasonic surgical systems -- innovations that make surgery less invasive and recovery faster and easier.
-------------------------------------------------------------------------------
Consumer Health/OTC -- The quality and value of familiar consumer health care products help people everywhere feel better as they go about their daily tasks. Many of these products, such as lotions that protect skin from the damaging rays of the sun, also provide health benefits. In addition, drugs that previously were only available by prescription are becoming increasingly available as over-the-counter (OTC) products, giving consumers the option to take medications with proven clinical effectiveness for their health problems.
-------------------------------------------------------------------------------
Animal Health -- Livestock and companion animals are subject to many of the health problems affilicting humans, including bacterial infections, viruses, and parasitic diseases. Keeping animals healthy requires a dedication to the research and development that will produce anti-infectives, antiparasitics, anticoccidials, and vaccines to improve the quality of life both for animals and for their human owners. New products to treat animals include medications to restore mobility to older, arthritic dogs, and new vaccines to protect livestock and companion animals from disease.

-------------------------------------------------------------------------------

Current Products
===================================================================================================================================
Cardiovascular Diseases
-----------------------
Cardura                                      Diagnostic angiography catheters                 Shortgoose, Mystic
Lipitor (atorvastatin)(1)                    Guidewires: C-Thru, Forte 18, Forte 30,          Magnarail probing catheter
 (for lowering cholesterol)                    Clyde [I], Hannibal [I], Magnum Meier          Morse Manifold and other fluid
Minipress                                    PTA catheters: Match 35, Smash [I],              Management products
Minipress XL/Alpress [I]                       Total Cross                                    NAMIC cath lab accessories
Norvasc                                      PTCA catheters: Goldie, Asuka, Magical           Schneider Guider guiding catheter
Procardia [U.S.]                               Speedy [I], Speedflow, Speedflow, Jr. [I]      Magic Wallstent [I]
Procardia XL [U.S.]                            Bonnie, Takumi [I], Chubby, MC Rail,           Wallstent [I] coronary stent
-----------------------------------------------------------------------------------------------------------------------------------
Central Nervous System Disorders
--------------------------------
Aricept (donepezil)(2)
 (for Alzheimer's disease)
Atarax/Vistaril
Navane
Sinequan
Zoloft
 (for depression and OCD)
-----------------------------------------------------------------------------------------------------------------------------------
Infectious Diseases
-------------------
Bacacil/Spectrobid                           streptomycin                                     Zithromax
Cefobid                                      Sulperazon [I]                                   Zithromax POS (for pediatric use)
Diflucan                                     Terramycin                                       Zithromax SDP (for Chlamydia)
Diflucan [I] (for onychomycosis)             Trosyd [I]                                       Zithromax 600 for MAC
Diflucan (for pediatric use)                 Unasyn IM/IV                                      (for prevention of Mycobacterium
Diflucan VC (for vaginal candidiasis)        Unasyn Oral [I]                                    avium complex [AIDS related])
Fasigyn [I]                                  Vibramycin
-----------------------------------------------------------------------------------------------------------------------------------
Arthritis/Inflammation
----------------------
Feldene                                      Duracon, Interax [I], Kinemax                    Duration Polyethylene
Feldene FDDF [I]                              total knees                                     Simplex P bone cement
Flucam [I]                                   Exeter total hip
                                             Hydroxyapatite coatings for orthopedic
Command hip and Monogram knee                 implants
 instrument systems                          Partnership and ABG [I], total hips
-----------------------------------------------------------------------------------------------------------------------------------
Metabolic Diseases
------------------
Diabinese
Glucotrol
Glucotrol XL
-----------------------------------------------------------------------------------------------------------------------------------

[I] -- International only (in at least one country)
(1) Codeveloped and copromoted by Warner-Lambert and Pfizer; trademark of Warner-Lambert
(2) Copromoted by Eisai and Pfizer; trademark of Eisai
[US] -- U.S. only
NO KEY-- Both U.S. and at least one other country

Current Products (cont.)
===================================================================================================================================
Allergic Disease
----------------
Reactine [I](3)
Zyrtec [U.S.](3) (tablets and syrup)
-----------------------------------------------------------------------------------------------------------------------------------
Cancer
------
Infuse-a-Port, Life-Port, PeriPort
 implantable infusion ports
M400, M550 [I] constant flow
 implantable infusion pumps
-----------------------------------------------------------------------------------------------------------------------------------
Urogenital disorders
--------------------
Cardura                                      UroLume Endoprosthesis
 (for benign prostatic hyperplasia)           (to treat recurrent bulbous urethral
                                               stricture)
AMS 600, AMS 650, AMS 700CX                  UroLume Endoprosthesis [I]
700 Ultrex, Dynaflex, Ambicor penile            (to treat urethral obstruction caused by
 implants                                        benign prostatic hyperplasia [BPH])
AMS 800 urinary sphincter
-----------------------------------------------------------------------------------------------------------------------------------

Surgery/Interventional
----------------------
Alta, Gamma Nail,                             Electroshield Monitoring System                 Edge Costed ES Blade and Needle
BoneSource bone substitute                    Force GSU, Force Argon Systems                   Electrodes
Extra-Drive power systems                     Force 30, 40 electrosurgical systems            NS 2000 Bipolar Neurosurgical
Hoffmann, Monotube external                   Force FX, Force 300 [I] electrosurgical          System, including instrumentation
 trauma products                               systems                                        Electrosurgical Laparoscopic
Leibinger/Fischer RM, ZD stereotaxy           Permalume [U.S.] covered stent                   Handset
 systems                                      Wellstent endoprosthesis (biliary, iliac,       REM Polyhesive patient return pads
Luhr, Leibinger internal fixation products     esophageal, tracheobronchial,                  Vesta DUB [l] Endometrial
Mainstay soft-tissue anchor                    TIPS [venous shunt]                              ablation device
AirForce smoke evacuation system              CUSA Ultrasonic Aspiration System
Accuvac smoke evacuation attachment           Electrosurgical pencils and electrodes
-----------------------------------------------------------------------------------------------------------------------------------
Consumer Health/OTC
-------------------
Aludrox [I]          BenGay            DentSure [U.S.]           Isogel [I]            PLT [I]            Terra-Cortril [I]
Analock [I]          Bonine/           Desitin/Daily             Juscoat [I]           Rappell [I]        Terramycin [I]
Aneton [I]            Bonamine [I]      Care [U.S.]              Liqufruta [I]         Reactine (OTC)[I]  TCP [I]
Antiminth [U.S.]     Buttercup [I]     Diflucan One              Lucilla [I]           Rectinol [I]       Trosyd AF [I]
Aquasun [I]          Choats [I]         (OTC) [I]                Migraleve [I]         Rheaban [U.S.]     Unisom
Atarax-P [I]         Combantrin [I]    Galaflax [I]              OcuHist [U.S.]        Rid                Vanart
Bain de Soleil       Corex [I]         Galloways [I]             Ondaflex [I]          Stoppers [I]       Visine/
Banlice [I]          Cortisone         GyneCure [I]              Pacquin               Straitus [I]         Visaclean
Barbasol/Pure Silk   Dabaways [I]      Hemorid                   Plax                  Taizer [I]         Wart-Off
-----------------------------------------------------------------------------------------------------------------------------------
Animal Health
-------------                                                    Companion
Livestock            Dectomax          Peracef [I]               Animals               Leukocell          Vanguard
---------            FarrowSure        RespiSure                 ---------             Mycodex            Vanguard puppy
Advocin Inj.[I]/     Fortress          Rispoval [I]              Adams Line [U.S.]      Line [U.S.]       Vibravet [I]
Soluble Powder [I]   Imuresp [I]       Rumatel [U.S.]            Amoxi/Clamoxyl        Nemex
Atrobac/PR-Vac       LitterGuard       ScourGuard                Clavamox/             Pet Tabs
Avaix/Coxistac [I]   Mecadox           ScourShield               Synulox               Primor [U.S.]
Banminth             Neo Terramycin    Stafac/V-Max              Defensor              Primucell
BoviShield           One Shot          Terramycin/LA             Domitor/Antisedan     Rescamune [I]
CattleMaster         Paratect Flex [I] Ultrabac                  Felocell              Rimadyl [U.S.]
Clamoxyl [I]         Pathozone         Valbazen                  Filaribits            Strongid
===================================================================================================================================

Key: [U.S.] -- U.S. only [I] -- International only (in at least one country) No Key -- Both U.S. and at least one other country
[3] -- Copromoted by UCB and Pfizer

Extensions/
Additional                             Supplemental Filings
Indications                            Under Regulatory                               Undergoing Regulatory
(last 12 months)                       Review                                         Review
=======================                ============================                   =======================
Cardiovascular Diseases
-----------------------
Norvasc                                                                               Cardura XL [I]
 (safety label changes for
 use in congestive heart                                                              Clyde [U.S.]
 failure [CHF])                                                                       freeFLOW [U.S.] perfusion catheter
                                                                                      Hannibal [U.S.]
                                                                                      Unistep Plus [U.S.]
-----------------------                ----------------------------                   --------------------------------------
Central Nervous System Disorders
--------------------------------
Zoloft [U.S.]                          Zoloft [U.S.]
 (for OCD)                              (for panic disorder)
Zoloft [I]                             Zoloft [U.S.]
 (for panic disorder)                   (for pediatric OCD)
-----------------------                ----------------------------                   --------------------------------------
Infectious Diseases
-------------------
Unasyn [U.S.]                          Diflucan [U.S.]                                E5 [I]
 (for pediatric use)                    (for onychomycosis)                           Trovan (trovafloxacin)
Zithromax [U.S.]                                                                       (for bacterial infections)
 (for pediatric lower respiratory                                                     Trovan IV (alatrofloxacin)
 tract infections; atypical                                                            (IV form of trovafloxacin)
 pneumonia; gonorrhea and
 chancroid: PID; IV form for
 pneumonia)
-----------------------                ----------------------------                   --------------------------------------
Arthritis/Inflammation
----------------------

-----------------------                ----------------------------                   --------------------------------------
Metabolic Diseases
------------------

-----------------------                ----------------------------                   --------------------------------------

(1) Codeveloped and copromoted by Warner-Lambert and Pfizer; trademark of Warner-Lambert
(2) Copromoted by Eisai and Pfizer; trademark of Eisai
(3) Copromoted by UCB and Pfizer
[I] -- International only (in at least one country)
[US] -- U.S. only
NO KEY-- Both U.S. and at least one other country

Extensions/
Additional                             Supplemental Filings
Indications                            Under Regulatory                               Undergoing Regulatory
(last 12 months)                       Review                                         Review
=======================                ============================                   =======================
Allergic Disease
----------------
Zyrtec [U.S.](3)
 (syrup; for pediatric use,
 ages 6-11)
-----------------------                ----------------------------                   --------------------------------------
Cancer
------

-----------------------                ----------------------------                   --------------------------------------
Urogenital Disorders                    UroLume Endoprosthesis [U.S.]
--------------------                    (to treat urethral obstruction caused
                                        by BPH)
-----------------------                ----------------------------                   --------------------------------------
Surgery/Interventional
----------------------

-----------------------                ----------------------------                   --------------------------------------
Consumber Health/OTC
--------------------

Bain de Soleil                         BenGay
Rid                                    Desitin
                                       Feldene Topical
                                       OcuHist
                                       Unisom
                                        (in process of registration in various
                                         international markets)
-----------------------                ----------------------------                   --------------------------------------
Animal Health
-------------
Companion Animals                      Livestock                                      Livestock               Companion
-----------------                      ---------                                      ---------                Animals
                                                                                                               --------
Vanguard puppy CPV/CV [U.S.]           Dectomax Inj-Sheep [I]                         Aviax cross
                                       Dectomax Inj-Swine                              clearances              Rimadyl [I]
                                       Stafac-Sows                                    Dectomax pour-on
                                                                                      Rispoval 4 [I]
                                                                                      Rispoval pasteurella [I]
                                                                                      ScourGuard 5
========================               =============================                  ======================================

(1) Codeveloped and copromoted by Warner-Lambert and Pfizer; trademark of Warner-Lambert
(2) Copromoted by Eisai and Pfizer; trademark of Eisai
(3) Copromoted by UCB and Pfizer
[I] -- International only (in at least one country)
[US] -- U.S. only
NO KEY-- Both U.S. and at least one other country

In Late-Stage                                                   In Early-Stage
Development                                                     Development
=========================================================       ========================================
Cardiovascular Diseases
-----------------------
Cardura XL                       Bonnie [U.S.]
 (GITS extended-release          Takumi [U.S.]
 formulation)                    Magic Wallstent [U.S.]
candoxatril [I]                 Wallstent [U.S.]
 (for CHF, Phase III)             coronary stent
Xelide (dofetilide)              Wallstent [U.S.]
 (antiarrhythmic agent,            carotid stent
 Phase III)
---------------------------------------------------------       ----------------------------------------
Central Nervous System Disorders
--------------------------------
eletriptan                                                      sunepitron (CP-93,393)
 (for migraine, Phase III)                                       (for anxiety and depression, Phase II)
Zeldox (ziprasidone)                                            CP-400,092 (NGD-91-1)
 (for schizophrenia, Phase III)                                  (for anxiety disorder)
---------------------------------------------------------       ----------------------------------------
Infectious Diseases
-------------------
E5 [U.S.] (Phase III)                                           Zithromax
voriconazole                                                     (for treatment and prevention of
 (for serious fungal infections, Phase III)                       malaria and typhoid)
Zithromax
 (for gastric ulcers caused by H. pylori, Phase III)
Zithromax 600 for MAC
 (for treatment of Mycobacterium avium complex
 [AIDS related], Phase III)
---------------------------------------------------------       ----------------------------------------
Arthritis/Inflammation
                                                                tenidap (OA)
                                                                 (for osteoarthritis, Phase II)

                                                                New total hip and knee designs
                                                                Total Shoulder
---------------------------------------------------------       ----------------------------------------
Metabolic Diseases
Alond (zopolrestat)                                             CP-422,935 (NGD-95-1)
 (for prevention of diabetic neuropathy, Phase III)              (for obesity)
                                                                droloxifene
                                                                 (for prevention and treatment of
                                                                 osteoporosis, Phase II)
                                                                inhaled insulin
                                                                 (novel delivery system; for diabetes, Phase II)
---------------------------------------------------------       ----------------------------------------

(1) Codeveloped and copromoted by Warner-Lambert and Pfizer; trademark of Warner-Lambert
(2) Copromoted by Eisai and Pfizer; trademark of Eisai
(3) Copromoted by UCB and Pfizer
[I] -- International only (in at least one country)
[US] -- U.S. only
NO KEY-- Both U.S. and at least one other country

In Late-Stage                                                   In Early-Stage
Development                                                     Development
=========================================================       ========================================
Allergic Disease
----------------
---------------------------------------------------------       ----------------------------------------
Cancer
------
droloxifene
 (for advanced breast cancer, Phase III)
TLC D-99 (liposomal doxorubicin)
 (for late-stage breast cancer, Phase III)
---------------------------------------------------------       ----------------------------------------
Urogenital Disorders
--------------------
Cardura XL [I]                                                  darifenacin
Viagra (sildenafil)                                              (for urinary urge incontinence and irritable
 (for erectile dysfunction, Phase III)                           bowel syndrome, Phase II)
Coaguloop (to treat BPH)
Cartilage/Autologous Cells
 (for pediatric vesicoureteral reflux and stress
 incontinence)
---------------------------------------------------------       ----------------------------------------
Surgery/Interventional
----------------------
Advanced bipolar instrumentation                                Next-generation fracture fixation designs
Dri-Polar Suction Coagulator                                    Next-generation ultrasonic aspiration system
Force EZ [U.S.] electrosurgical generator
Trigger Switch and Cord                                         Corvita Corethane Endoluminal Graft
Vesta DUB [U.S.] endometrial ablation device                     (for peripheral applications)

Bioresorbable fracture fixation devices

Easy Wallstent, Flamingo Wallstent [I]
Wallgraft PET [U.S.] endoprosthesis
Corvita Corethane Endoluminal Graft
 (for occlusive disease)
---------------------------------------------------------       ----------------------------------------
Consumer Health/OTC
-------------------

---------------------------------------------------------       ----------------------------------------
Animal Health
-------------
Livestock                             Companion                 Livestock                  Companion
---------                             ---------                 ---------                  ---------
                                       Animals                                              Animals
Adjuvanted BoviShield                  -------                  BHV-1 gD vaccine [I]        -------
Advocin 18%                           Zenoquin                  Erysipelas vaccine         azithromycin
Atrophic rhinitis vaccine              (marbofloxacin)                                     doramectin-horse
CattleMaster Plus                                                                          UK-124,114
=========================================================       ========================================

(1) Codeveloped and copromoted by Warner-Lambert and Pfizer; trademark of Warner-Lambert
(2) Copromoted by Eisai and Pfizer; trademark of Eisai
(3) Copromoted by UCB and Pfizer
[I] -- International only (in at least one country)
[US] -- U.S. only
NO KEY-- Both U.S. and at least one other country

Financial Contents

30 Financial Review

38 Management's Report

38 Audit Committe's Report

38 Independent Auditors' Report


   Financial Statements

39 Segment Information

40 Geographic Data

41 Consolidated Statement of Income

42 Consolidated Statement of Shareholders' Equity

43 Consolidated Balance Sheet

44 Consolidated Statement of Cash Flows

45 Notes to Consolidated Financial Statements

59 Quarterly Consolidated Statement of Income
   (Unaudited)

60 Financial Summary (1986-1996)

Earnings Per Common Share
(dollars)
---------------------------------------


--------------------------------$2.99--


--------------------------$2.50--------


                  $2.09
---------------------------------------


---------------------------------------

  $1.20

-----------$1.03-----------------------


---------------------------------------


---------------------------------------
   92       93     94      95     96

The 1996 increase in earnings per common share reflects strong worldwide sales growth, complemented by continuing improvements in operating efficiencies. Earnings per common share have increased at a compound annual growth rate of almost 12% over the past 10 years.

Earnings per common share in 1993 would have been $1.85 excluding after-tax net charges for divestitures, restructuring and unusual items.


Market Value Per Common
Share (December 31)(dollars)
---------------------------------------

                                $83.00

---------------------------------------

                          $63.00

---------------------------------------


                  $38.63
---------------------------------------
  $36.25
           $34.50


---------------------------------------



---------------------------------------
   92       93     94      95     96

Market value per common share of the Company's stock has increased at a compound annual growth rate of more than 18% over the past 10 years.

Financial Review

Significant Events Affecting Comparability
The Company entered into various strategic transactions to better position itself as a research-based, global health care company. The Company's financial statements include the financial position, results of operations and cash flows for the following acquisitions subsequent to the respective dates of acquisition:
o Corvita Corporation, which develops, manufactures and markets self-expanding endovascular stent grafts and synthetic vascular grafts used in the treatment of severely diseased arteries, was acquired in June 1996.
o Cortizone, an anti-itching product and Hemorid, a hemorrhoid treatment, were purchased from Thompson Medical Co., Inc. in April 1996.
o The Leibinger Companies, leaders in the manufacture of specialty instruments and implantable devices used in skull, jaw, facial, hand and foot surgery, were acquired in January 1996.
o Bain de Soleil sun-related skin care products were acquired from the Procter & Gamble Company in August 1995.
o NAMIC U.S.A. Corporation (NAMIC), a manufacturer of accessories for angioplasty procedures, was acquired in March 1995.
o SmithKline Beecham's animal health business (SBAH), a manufacturer of animal vaccines as well as livestock and companion animal health products, was acquired in January 1995.
        See the footnote "Acquisitions" beginning on page 53.

Overview of Consolidated Operating Results
Net income in 1996 was $1,929 million, or $2.99 per share, compared with $1,573 million, or $2.50 per share in 1995. These results reflected strong operating leverage. Sales grew 13%, while net income increased 23% and earnings per share increased 20%.
        The 1996 net sales of $11,306 million reflected continued strong demand for the Company's innovative new products. Cost of sales increased from 1995 by 1%, while selling expenses increased by double digit rates in support of both existing and newly launched products. Research and development
 (R&D) expenditures increased by 17% as an unprecedented number of new chemical entities continued to advance in late stages of clinical development. The growth in net income was also aided by a decrease in the Company's effective tax rate from 32.1% to 31.0%.

Net Sales
Consolidated net sales increased $1,285 and $2,044 million, or 13% and 26% in 1996 and 1995, respectively. Excluding the effect of the SBAH acquisition, net sales for 1995 increased 18% compared with 1994. The net sales growth in 1996 and 1995 was primarily driven by volume increases.

Net Sales by Business Segment
(% of consolidated net sales)      (millions of dollars)        % Change*
---------------------------------------------------------------------------
1996                                                               96/95
                                                                   -----

         85%       o Health Care              $ 9,630               15
         11%       o Animal Health              1,222                0
          4%       o Consumer
                     Health Care                  454               15
                     --------------------------------
                         Total                $11,306               13
---------------------------------------------------------------------------
1995                                                               95/94
                                                                   -----

         84%       o Health Care              $ 8,409               21
         12%       o Animal Health              1,219              101
          4%       o Consumer
                     Health Care                  393               (4)
                     ---------------------------------------------------
                         Total                $10,021               26
---------------------------------------------------------------------------
1994                                                               94/93
                                                                   -----

         87%       o Health Care              $ 6,963               12
          8%       o Animal Health                605                5
          5%       o Consumer
                     Health Care                  409               10
                     ---------------------------------------------------
                         Total                $ 7,977               11
---------------------------------------------------------------------------
*Percentages may reflect rounding adjustments.

        The health care segment is comprised of pharmaceuticals and hospital products.
        Pharmaceutical net sales were $8,188 million in 1996 and $7,072 million in 1995, reflecting increases of 16% and 22%, respectively. The 1996 increase in worldwide pharmaceutical net sales reflected growth of 21% in the U.S. and 11% overseas, while the 1995 increase reflected growth of 17% in the U.S. and 27% overseas. Foreign exchange fluctuations, principally the relative strengthening of the dollar as compared with the Japanese yen in 1996 versus 1995, decreased worldwide pharmaceutical net sales by 3%. Foreign exchange fluctuations, principally the relative weakening of the dollar as compared with the yen and major European currencies in 1995 versus 1994, increased worldwide pharmaceutical net sales by 3%.
        In 1996, three products--Norvasc, Zoloft and Procardia XL--had sales in excess of $1 billion. The Company's portfolio of seven key products introduced in the U.S. during the 1990s--Norvasc, Zoloft, Diflucan, Cardura, Zithromax, Glucotrol XL and Zyrtec--accounted for 67% of worldwide pharmaceutical net sales and grew 34% in 1996. U.S. basic patent protection for these products extends into the next century, ranging from the year 2000 for Cardura to 2007 for Norvasc.
        Reflecting the product's maturity and the Company's increasing emphasis on Norvasc, net sales of Procardia XL declined.

Composition of Net Sales
Growth
---------------------------------------
o Volume
o Price
o Currency
---------------------------------------
                     24%


---------------------------------------


                                  15%
---------------------------------------

    11%

---------------------------------------
                      3%

     0% 0%                        0%
---------------------------------------
                    (1)%         (2)%


---------------------------------------
      94              95          96

Volume has been the major contributor to net sales growth in each of the last three years.

       The 1990 Omnibus Budget Reconciliation Act included a provision requiring pharmaceutical companies to rebate a portion of revenues from pharmaceutical products dispensed to state Medicaid recipients. Medicaid rebates and related state programs reduced net sales by $92, $85 and $74 million in 1996, 1995 and 1994, respectively. In addition, the Company provided approximately $87, $80 and $56 million in legislatively mandated discounts to the federal government in 1996, 1995 and 1994, respectively. Net sales growth in the U.S. was reduced by performance-based contracts with several customers. This decrease was more than offset by volume increases in all three years.

Percentage Change in Net Sales
                                                   Analysis of Change
                                      Total %  ----------------------------
                                      Change   Volume     Price    Currency
---------------------------------------------------------------------------
    Health Care
         1996 vs. 1995                 15        17         0         (2)
         1995 vs. 1994                 21        19        (1)         3
    Animal Health
         1996 vs. 1995                 0          2         0         (2)
         1995 vs. 1994                101       102        (1)         0
    Consumer Health Care
         1996 vs. 1995                 15        15         5         (5)
         1995 vs. 1994                 (4)       (2)        4         (6)
    Consolidated
         1996 vs. 1995                 13        15         0         (2)
         1995 vs. 1994                 26        24        (1)         3
----------------------------------------------------------------------------

Net Sales--Major Pharmaceuticals                                    % Change*
                                                                 ------------
   (millions of dollars)              1996     1995      1994    96/95  95/94
-----------------------------------------------------------------------------
    CARDIOVASCULAR DISEASES:        $3,486   $2,981    $2,428     17     23
        Norvasc                      1,795    1,265       768     42     65
        Procardia XL                 1,005    1,133     1,177    (11)    (4)
        Cardura                        533      413       313     29     32

    INFECTIOUS DISEASES:             2,332    2,153     1,751      8     23
        Diflucan                       910      878       721      4     22
        Zithromax                      619      406       206     53     97
        Unasyn                         326      333       290     (2)    15
        Sulperazon                     139      160       126    (13)    27

    CENTRAL NERVOUS SYSTEM
        DISORDERS:                   1,382    1,092       775     27     41
        Zoloft                       1,337    1,037       718     29     44

    ALLERGY:                           156       21        11    633     91
        Zyrtec/Reactine                146       10        11     **     (9)
-----------------------------------------------------------------------------
 *Percentages may reflect rounding adjustments.
**Calculation not meaningful.

        Hospital products net sales were $1,442 million in 1996 and $1,337 million in 1995, representing increases of 8% and 16%, respectively. Net sales growth for 1996 reflected incremental sales of stents and the acquisitions of Leibinger and Corvita, partially offset by unfavorable foreign exchange effects. Together, these acquisitions contributed 4 percentage points to hospital products net sales growth in 1996. For the year, stent sales exceeded $100 million. Growth in 1995 net sales was attributable to the launch of new angioplasty and angiography catheters, strong demand for stents, the NAMIC acquisition and favorable foreign exchange effects.
        Animal health net sales of $1,222 million in 1996 were comparable to the 1995 net sales of $1,219 million. Adverse conditions in the U.S. and European livestock markets, heightened competition for companion animal products and the impact of foreign exchange tempered sales performance in the year. Despite this environment, sales of Dectomax, the novel antiparasitic for livestock, increased 36% worldwide to $95 million, reflecting successful introductions in the U.S., Japan and other major markets. Animal health net sales increased 101% in 1995 due to the sales volume contribution of the SBAH acquisition.
        Consumer health care net sales increased 15% in 1996 to $454 million, primarily due to recently acquired brands, including Bain de Soleil, Cortizone and Hemorid. Sales of over-the-counter products previously available only by prescription also contributed to growth. These included the 1995 introductions of Reactine (an anti-allergy medication) in Canada and Diflucan One (for treatment of vaginal candidiasis) in the U.K. and the early 1996 introduction of OcuHist (an antihistamine eye drop) in the United
States. Consumer health care net sales declined 4% in 1995 as compared with 1994 due to increased private-label competition in the U.S. for existing brands and the impact of the devaluation of the Mexican peso. These factors were partially offset by launches of over-the-counter products in a number of countries.

Financial Review continued

Changes in Geographic Net Sales by Business

                                              % Change in Net Sales
                                          -------------------------------
                                               U.S.        International
                                          -------------   ---------------
                                          96/95   95/94   96/95     95/94
--------------------------------------------------------------------------
    Health Care                            18      17      10        25
    Animal Health                          (8)    148       5        82
    Consumer Health Care                   22      (9)      4         7
    Total Operations                       16      21       9        31
--------------------------------------------------------------------------

Net Sales by Geographic Area
(% of consolidated net sales)         (millions of dollars)      % Change
---------------------------------------------------------------------------
1996                                                               96/95
                                                                   -----
         53%       o United States            $ 5,941               16
         24%       o Europe                     2,773               13
         14%       o Asia                       1,598                4
          7%       o Canada
                     Latin America                750                8
          2%       o Africa/Middle East           244                6
                     --------------------------------
                         Total                $11,306               13
---------------------------------------------------------------------------
1995                                                               95/94
                                                                   -----
         51%       o United States            $ 5,113               21
         25%       o Europe                     2,444               39
         15%       o Asia                       1,538               28
          7%       o Canada
                     Latin America                696               16
          2%       o Africa/Middle East           230               26
                     --------------------------------
                         Total                $10,021               26
---------------------------------------------------------------------------
1994                                                               94/93
                                                                   -----
         53%       o United States            $ 4,237               11
         22%       o Europe                     1,759               11
         15%       o Asia                       1,201               12
          8%       o Canada
                     Latin America                598               19
          2%       o Africa/Middle East           182                3
                     --------------------------------
                         Total                $ 7,977               11
---------------------------------------------------------------------------

        In 1996, the Company had net sales in excess of $10 million in each of 45 countries outside the U.S., with no single country, other than the U.S., contributing more than 10% to total net sales.

Product Developments
The Company continues to invest in R&D to develop both new products and additional uses for existing products. Following are certain significant regulatory actions that occurred in 1996:
        In December:
        o The U.S. Food and Drug Administration (FDA) approved the antibiotic Zithromax for the treatment of atypical pneumonia and pediatric lower respiratory tract infections.
        o Warner-Lambert received FDA approval for the drug Lipitor, which was discovered and developed by its Parke-Davis Research Division. Warner-Lambert and Pfizer have signed a collaborative agreement to copromote and continue the development of Lipitor in the U.S. and international markets. Lipitor, a cholesterol-lowering product, received marketing approval in the U.K. and Germany in November and was launched in the U.S. during February 1997.
        In November:
        o The FDA approved specific dosage forms of Zithromax for the treatment of certain sexually transmitted diseases.
        o The Company received an approvable letter from the FDA for the use of Zoloft, the Company's antidepressant, in the treatment of panic disorder.
        o Eisai Co., Ltd., the company that discovered and developed Aricept and with whom the Company will be copromoting the product, received FDA approval for the drug. Aricept, a once-daily treatment for mild to moderate Alzheimer's disease, was launched in the U.S. during February 1997.
        In October:
        o The FDA approved Zoloft for the treatment of patients with obsessive-compulsive disorder (OCD).
        In September:
        o The FDA approved the use of a syrup formulation of the antihistamine Zyrtec for the treatment of children 6 to 11 years of age.
        In June:
        o The FDA approved the use of Norvasc in treating angina or hypertensive patients who also have congestive heart failure.
        o The FDA approved Zithromax for the prevention of disseminated Mycobacterium avium complex, a common disease in people with advanced HIV infection.
        The table below lists the Company's pending New Drug Applications
(NDAs) and the related filing dates with the FDA:

Product        Indication(s)                              Date Filed
-------------------------------------------------------------------------------
Trovan         Respiratory, surgical, urological, skin    December 1996
               and sexually transmitted infections
Zoloft         OCD--pediatric                             December 1996
Diflucan       Nail infections                            November 1996
Zithromax*     Community-acquired pneumonia               February 1996
               and pelvic inflammatory disease--
               intravenous use
Zoloft**       Panic disorder                             December 1995
Unasyn*        Injectable antibiotic--pediatric           November 1993
-------------------------------------------------------------------------------
 *Approved in 1997.
**Approvable letter received in 1996.

        Apparently following the advice of an Advisory Committee, the FDA did not approve the use of tenidap in the U.S. for the treatment of either osteoarthritis or rheumatoid arthritis, pending further evaluation of the drug's safety profile. In September 1996, the Company indicated that, in spite of tenidap's potentially unique role in the treatment of rheumatoid arthritis, it has decided not to pursue its commercialization of tenidap 120 mg. for rheumatoid arthritis. Tenidap has been shown to be an effective agent against the symptoms of osteoarthritis at lower doses in clinical trials. A decision to undertake the extensive clinical development program needed to establish tenidap as a disease modifying osteoarthritis agent will be made after the results of current clinical studies are completed and after discussions about such a program are held with appropriate regulators.

        The Company currently has 13 new chemical entities in late-stage development or under regulatory review and 53 other compounds in early- or mid-stage development.

Components of Net Income
The components of net income are reflected in the following table:

Analysis of the Consolidated Statement of Income
                                                                    % Change*
                                                                  -------------
(millions of dollars)              1996      1995      1994       96/95   95/94
-------------------------------------------------------------------------------
Net sales                        $11,306   $10,021   $ 7,977       13      26
Cost of sales                    $ 2,176   $ 2,164   $ 1,722        1      26
  % of net sales                   19.3%     21.6%     21.6%

Selling, informational and
 administrative expenses         $ 4,366   $ 3,855   $ 3,184       13      21
  % of net sales                   38.6%     38.5%     39.9%

R&D expenses                     $ 1,684   $ 1,442   $ 1,126       17      28
  % of net sales                   14.9%     14.4%     14.1%

Other deductions--net            $   276   $   261   $   115        6     128
  % of net sales                    2.4%      2.6%      1.5%
-------------------------------------------------------------------------------
Income from continuing
 operations before taxes
 and minority interests          $ 2,804   $ 2,299   $ 1,830       22      26
  % of net sales                   24.8%     22.9%     22.9%

  Taxes on income                $   869   $   738   $   549       18      34
  Effective tax rate               31.0%     32.1%     30.0%
  Minority interests             $     6   $     7   $     5      (14)     52
-------------------------------------------------------------------------------
Income from continuing
 operations                      $ 1,929   $ 1,554   $ 1,276       24      22
  % of net sales                   17.1%     15.5%     16.0%

Discontinued operations--net     $   --    $    19   $    22       --     (14)
  % of net sales                     --%       .2%       .3%
-------------------------------------------------------------------------------
Net income                       $ 1,929   $ 1,573   $ 1,298       23      21
  % of net sales                   17.1%     15.7%     16.3%
-------------------------------------------------------------------------------
*Percentages may reflect rounding adjustments.

        Cost of sales increased by only 1% in 1996 as compared with 1995 and declined as a percentage of net sales primarily due to an improved business and product sales mix, the favorable impact of hedging programs, improvement in manufacturing efficiencies and, in 1995, the impact of purchase accounting relating to SBAH inventories.
        Expressed as a percentage of net sales, cost of sales was the same in 1995 and 1994. The 1995 results were primarily attributable to favorable product mix as well as the benefit of reengineering of manufacturing operations, including the shutdown of a number of overseas plants, offset by the impact of purchase accounting related to SBAH and its higher production costs.

Research and Development
Expenses (millions of dollars)
---------------------------------------

                                $1,684

---------------------------------------

                          $1,442

---------------------------------------
                  $1,126

           $961

  $851
---------------------------------------



---------------------------------------



---------------------------------------
   92       93     94      95     96

Research and development expenses have increased at a compound annual growth rate of almost 18% over the past 10 years. The Company now has 13 new chemical entities in late-stage development.

        Selling, informational and administrative expenses (SI&A), as a percentage of net sales, remained relatively constant in 1996. Selling expenses in 1996 and 1995 increased versus the prior years due to the rollout of new products and support for newly launched products. Additionally, in 1996, the Company made substantial global investments in infrastructure and personnel, including the creation of a new sales force in the U.S. and personnel increases in key international markets. SI&A, as a percentage of net sales, declined in 1995 due to the beneficial impact of the Company's continuous improvement and restructuring programs.
        In response to the changes in the health care environment, the Company adopted a strategy in 1994 that focuses on the diverse needs of managed care customers and decision makers. SI&A expenses reflect costs of communicating scientific, medical and clinical information about the Company's various products to the medical community and others. Health care information is communicated by field representatives, by means of medical symposia and conventions as well as through distribution of literature concerning the Company's products.
        R&D expenses reflected a 21% compound annual growth rate over the past three years. The increase in 1996 as compared with 1995 was due to the support of new health care products at all stages of development. The increase in 1995 as compared to 1994 reflected, in large part, the rapid advancement of a number of drug candidates in late-stage development. Health care R&D expenses, expressed as a percentage of health care net sales, were 15.8%, 15.4% and 14.9% for 1996, 1995 and 1994, respectively. In 1997, the Company plans to spend about $2 billion on R&D.

Financial Review continued

Income from Continuing
Operations (millions of dollars)
---------------------------------------
                                $1,929


                          $1,554
---------------------------------------


                  $1,276

---------------------------------------
$1,098



---------------------------------------

           $645


---------------------------------------




---------------------------------------
   92       93     94      95     96

The strong growth in income from continuing operations of 24% in 1996 was achieved while continuing to invest aggressively in research and development and new product support.

Income from continuing operations in 1993 would have been $1,163 million excluding after-tax net charges for divestitures, restructuring and unusual items.

        Other deductions--net increased $15 million in 1996 due, in part, to higher amortization of intangibles related to acquisition activity, partially offset by lower net interest expense. In 1996, other deductions--net included income of $48 million related to revised royalty arrangements covering sales of Procardia XL, an $18 million write-off of in-process R&D in connection with the Corvita acquisition and payments totaling $45 million related to the purchase of certain product licensing rights.

        The 1995 increase of $146 million in other deductions--net was primarily due to the amortization of goodwill and other intangibles resulting from the SBAH acquisition, additional interest expense on borrowings following the acquisition, a provision for various litigation issues, the impact of unfavorable changes in foreign exchange in hyperinflationary markets and changes resulting from decisions to withdraw from a product line and to modify certain distribution relationships in the hospital products business. Partially offsetting these events was the recognition of income from a judgment following the completion of all appeals in a patent infringement case with SciMed Life Systems, Inc. For further details, see the footnote "Other Deductions--Net" on page 49.
        The Company experienced steady increases in income from continuing operations before taxes and other deductions--net, expressed as a percentage of net sales, in the years 1994 through 1996. Profit margin increased 2.8 percentage points during this time due to the Company's focus on its core health care businesses, strong acceptance of its broad array of new products and numerous productivity improvement initiatives.

        The effective tax rate decreased from 32.1% in 1995 to 31.0% in 1996. This decrease is mainly due to changes in the mix of income by country, partially offset by the continuing reduction of tax benefits from the Company's operations in Puerto Rico as a result of the enactment of the Omnibus Budget Reconciliation Act of 1993 and the elimination of the tax exemption on certain Puerto Rican investment income. The effective tax rate increased from 30.0% in 1994 to 32.1% in 1995 due to the reduction of the tax benefit from the Company's operations in Puerto Rico, the expiration of the R&D tax credit during 1995 and changes in the mix of income by country.
        The Company has received and is protesting assessments from the U.S.
and Belgian tax authorities. For additional details, see the footnote "Taxes on Income" beginning on page 49.

Segment Profit

                                                                   % Change*
                                                                --------------
(millions of dollars)               1996     1995      1994      96/95  95/94
------------------------------------------------------------------------------
Health Care                        $3,090   $2,548    $1,977      21     29
Animal Health                         101       97        47       4    104
Consumer Health Care                   36       36        34      --      6
------------------------------------------------------------
    Total                          $3,227   $2,681    $2,058      20     30
------------------------------------------------------------------------------
* Percentages may reflect rounding adjustments.

        For further details, see segment information on page 39.

Liquidity and Capital Resources
Company operations in 1996 provided significant positive cash flows which, supplemented by the ability to issue commercial paper as well as to maintain other worldwide credit facilities, provided adequate liquidity to meet the Company's operational needs. Cash and cash equivalents and short-term loans and investments, which are principal measures of liquidity, amounted to $2.0, $1.8 and $2.4 billion at December 31, 1996, 1995 and 1994, respectively.

Selected Measures of Liquidity and Capital Resources
                                                   1996      1995        1994
--------------------------------------------------------------------------------
Working capital (millions of dollars)            $   828    $   965    $   962
Current ratio                                     1.15:1     1.19:1     1.20:1
Shareholders' equity per
 common share*                                   $ 11.08    $  8.90    $  7.10
Debt to total capitalization                         30%        34%        40%
Days of sales outstanding                             56         60         60
Months of inventory on hand                          8.9        9.2        8.6
-------------------------------------------------------------------------------
*Represents shareholders' equity divided by the actual number of common shares outstanding.

        Working capital decreased by $137 million in 1996 versus 1995. Contributing to this decline was the fact that the working capital provided by operations as well as proceeds from the sale of the food science business and stock option transactions were utilized primarily for long-term investments, additions to property, plant and equipment, business acquisitions, payment of dividends and the net repayment of long-term debt during 1996. Additionally, the 6-1/2% notes due in 1997 were reclassified from Long-term debt to Short-term borrowings in 1996.

        The increase in shareholders' equity per common share and decrease in the percentage of debt to total capitalization for 1996 and 1995 were primarily due to higher shareholders' equity resulting principally from growth in net income.

Net Financial Asset (Debt) Position

(millions of dollars)                            1996        1995      1994
-------------------------------------------------------------------------------
Financial assets*                               $3,154      $2,346    $3,208
Short-term borrowings
 and long-term debt                              2,922       2,869     2,824
-------------------------------------------------------------------------------
Net financial assets (debt)                     $  232      $ (523)   $  384
-------------------------------------------------------------------------------
*Consists of cash and cash equivalents, short-term loans and investments and long-term loans and investments.

        The net financial debt position at December 31, 1995 resulted primarily from higher debt levels following the SBAH acquisition.

Summary of Cash Flows

(millions of dollars)                           1996        1995      1994
-------------------------------------------------------------------------------
Cash provided by/(used in):
  Operating activities                         $2,067     $ 1,821    $1,488
  Investing activities                           (937)     (2,343)     (840)
  Financing activities                           (382)       (519)       62
Effect of exchange rate changes on
 cash and cash equivalents                         (1)        (14)       19
-------------------------------------------------------------------------------
Net increase/(decrease) in cash
 and cash equivalents                          $  747     $(1,055)   $  729
-------------------------------------------------------------------------------

Operating Activities
The increases in cash flows from operations in both 1996 and 1995 primarily reflected growth in income generated by the continued rollout of new pharmaceutical products and additional indications for existing pharmaceutical products.
        In 1993, the Company initiated a worldwide restructuring program that included the consolidation of manufacturing facilities, the demolition of buildings resulting from the consolidation, reconfiguration and rehabilitation of remaining facilities and the consolidation of distribution and administrative organizations and infrastructures. At December 31, 1996, this program was completed and its objectives of workforce reduction, facility closings and annual cost savings substantially achieved. Cash outlays for 1996, 1995 and 1994 related to the restructuring totaled $176, $121 and $88 million, respectively. For additional information, see the "Restructuring Program" footnote on page 49.

Investing Activities
Cash used in investing activities was lower in 1996 than in 1995, as less cash was utilized for acquisitions, proceeds were received from the disposal of the food science business and redemptions of short-term investments exceeded purchases. An offsetting factor in 1996 was the increase in the long-term investment portfolio.

Cash Dividends Paid Per
Common Share (dollars)
---------------------------------------


                                $1.20


                          $1.04
---------------------------------------
                 $0.94

          $0.84

 $0.74



---------------------------------------






---------------------------------------
   92       93     94      95     96

        The 1996 cash dividends paid represented the 29th consecutive year of dividend increases.

        Cash used in investing activities increased in 1995 primarily due to the acquisition of SBAH, which absorbed available cash resources causing the Company to turn to commercial paper for operating activities. Additionally, an increase in the purchases of short-term investments was largely offset by a decrease in the loan portfolio of the Company's banking operation.
        Capital expenditures were $774, $696 and $672 million for 1996, 1995 and 1994, respectively. In 1997, the Company anticipates capital expenditures will be approximately $800 million, including approximately $250 million for research and development projects.

Financing Activities
The lower level of cash used in financing activities in 1996 as compared with 1995 reflected higher levels of short-term borrowings used to fund working capital needs as well as certain investment opportunities, a decrease in purchases of its common stock and an increase in proceeds from stock option transactions. These factors were partially offset by the net repayment of long-term debt and a higher 1996 dividend payout as compared to 1995. Cash dividends paid to shareholders in 1996 were $771 million as compared with $659 million in 1995, reflecting a 15% increase in the annual dividend rate from $1.04 to $1.20 per common share.
        In 1996, the Company issued a series of unsecured notes with an aggregate principal amount of $636 million. The proceeds from these notes were used to repay short-term borrowings. In 1996, the repayment of a repurchase agreement obligation entered into in 1995 was funded through short-term borrowings and cash provided by operations.
        Cash used in financing activities increased in 1995 as compared with 1994. This increase was principally related to a decrease in short-term

Financial Review continued

borrowings versus an increase in 1994, as well as higher dividends. This change was partially offset by an increase in the proceeds from long-term debt, primarily resulting from a sale-and-repurchase financing, a decrease in the Company's purchases of its common stock and an increase in proceeds from stock option transactions.
        In September 1996, the Company announced a program to purchase up to $2 billion of its common stock over the next 18 to 24 months in the open market or in privately negotiated transactions. Under this program, approximately 300,000 shares were repurchased during 1996 in the open market at a cost of approximately $27 million. These shares will be available for general corporate purposes. In 1995, the Company completed its plan to purchase up to 4.5 million shares of its common stock in order to fund the NAMIC acquisition.
        The Company has available lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. Its major unused lines of credit totaled approximately $1.2 billion at December 31, 1996.
        An indicator of the Company's financial strength is that its senior debt has been rated Aaa by Moody's Investors Services (Moody's) and AAA by Standard and Poor's (S&P), their highest ratings, for the past 11 years. Moody's and S&P are the major corporate debt rating organizations.

Banking Operation
The Company's international banking operation, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. PIBE extends credit to financially strong borrowers largely through U.S. dollar loans made primarily for the short and medium term, with floating interest rates. Generally, loans are made on an unsecured basis. When deemed appropriate, guarantees and certain covenants may be obtained as a condition to the extension of credit. To reduce credit risk, PIBE has established credit approval guidelines, borrowing limits and monitoring procedures.
Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. PIBE continues to have S&P's highest short-term rating of A1+.
        The net income of PIBE is affected by fluctuations in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. When PIBE is asset sensitive (more assets than liabilities repricing in a given period), net income would benefit in a period of increasing interest rates. PIBE's asset and liability management reflects its liquidity, interest-rate outlook and general market conditions. The interest-rate sensitivity of PIBE's largely U.S. dollar-denominated floating-rate asset portfolio is largely offset by the corresponding interest-rate sensitivity inherent in the Company's U.S. dollar-denominated short-term debt. PIBE enters into interest-rate swaps, currency swaps and forward-exchange agreements as vehicles to manage the interest-rate sensitivity of its portfolio. For further details regarding the Company's interest-rate contracts, see the footnote "Financial Instruments and Risk Management" beginning on page 46.
        For further information regarding the Company's banking operation, see the footnote "Financial Subsidiaries" on page 46.

Prospective Information and Factors That May Affect
Future Results
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This annual report contains such forward-looking statements that set out anticipated results based on management's plans and assumptions. Words such as "anticipate," "estimate," "expects," "projects," and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify these forward-looking statements.
        The Company cannot guarantee that any forward-looking statement will be realized, although it believes it has been prudent in its plans and assumptions. Achievement of future results are subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements. Discussion of certain risks, uncertainties and assumptions follow and are discussed under the heading entitled "Cautionary Factors That May Affect Future Results" in Item 1 of the Company's annual report on Form 10-K for the year ended December 31, 1996, which will be filed at the end of March 1997. Prior to the filing of the Form 10-K, reference should be made to Exhibit 99 in the Company's quarterly report on Form 10-Q for the quarter ended September 29, 1996.

Competition and the Health Care Environment
In the U.S., many of the Company's pharmaceutical products are subject to increasing price pressures as managed care groups, institutions and government agencies seek price discounts. Federal and state government efforts to reduce Medicare and Medicaid expenses are expected to increase the use of managed care and to offer incentives to beneficiaries to join these plans. This may result in managed care influencing prescription decisions for a larger segment of the population. International operations are also subject to increasing degrees of government regulations. It is expected that pressures on pricing and operating results will continue in 1997 as a result of market competition and changes in the health care environment.
        Feldene and Glucotrol have been subject to generic competition since 1992 and 1994, respectively. The combined U.S. net sales of these products were $59, $95 and $203 million in 1996, 1995 and 1994, respectively.
        In mid-1993, the FDA approved an NDA for a competitor's sustained-release form of nifedipine for the treatment of hypertension. This product uses a different delivery system from the patented technology used in Procardia XL, the Company's product, which is approved for the treatment of hypertension and angina and which has a delivery system that is patent-protected until 2003. Other forms of sustained-release nifedipine have been reported to be in various stages of development by other companies. It is not possible to predict the timing and impact of possible future competition on sales of Procardia XL.

Calcium Channel Blockers
During 1995, the authors of several nonclinical studies questioned the safety of calcium channel blockers, including the Company's immediate-release nifedipine capsules. Although the clinical evidence supported the safety of these medications, the FDA convened an advisory panel to review their safety. In January 1996, the advisory panel recommended that labeling for immediate-release nifedipine capsules--approved only to treat a form of angina--be clarified. However, the advisory panel specifically noted that there were no data which questioned the safety of the newer sustained-release and intrinsically long-acting calcium channel blockers (such as the Company's Procardia XL and Norvasc) which are approved for both hypertension and angina and are prescribed for the vast majority of American patients on calcium channel blockers. The safety and effectiveness of these new long-acting calcium channel blockers in lowering blood pressure and controlling angina are supported by a large body of data from numerous studies and the daily clinical experiences of physicians around the world.
        It is not possible for the Company to predict the impact, if any, of these nonclinical studies or the FDA panel's findings and recommendations on its future sales, but the Company does not believe that it will have a material, adverse effect on its financial position or results of operations.

Foreign Exchange
Sales and earnings growth in 1997 could be impacted by changes in foreign exchange rates. The Company manages its foreign exchange risk through a variety of techniques. For further details, see the footnote "Financial Instruments and Risk Management" beginning on page 46.
        In 1997, in accordance with generally accepted accounting principles, the Company will change the functional currency of its Mexican operations to the U.S. dollar since the cumulative rate of Mexico's inflation exceeded 100% for the three-year period ending December 31, 1996. This change will not have a material effect on the Company's financial position or results of operations.

Tax Legislation
Pursuant to the Small Jobs Protection Act of 1996 (the Act), Section 936 of the Internal Revenue Code (the possessions corporation income tax credit) was repealed for tax years beginning after December 31, 1995. The Act provided that existing credit claimants, such as the Company, are eligible to continue using the credit against the tax arising from manufacturing income earned in a U.S. possession for an additional ten-year period. The amount of manufacturing income eligible for the credit during this additional period is subject to a cap based on prior years' income earned by the Company in the possession. This ten-year extension period does not apply to investment income earned in a possession, the credit on which expired as of July 1, 1996. This legislation does not affect the amendments made to Section 936 by the Omnibus Budget Reconciliation Act of 1993 which provided for a five-year phase-down of the possession tax credit from 100% to 40%. In addition, the 1996 Act extended the R&D tax credit for 11 months effective July 1, 1996.

Recently Issued Accounting Standards
In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, Environmental Remediation Liabilities, which will be effective in 1997. SOP 96-1 provides guidance on accounting for the recognition, measurement, display and disclosure of environmental liabilities. The Company's adoption of SOP 96-1 is not expected to have a material impact on its financial position and results of operations, nor will it affect the Company's cash flows.
        In July 1996, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue 96-14, Accounting for the Costs Associated with Modifying Computer Software for the Year 2000, which provides that costs associated with modifying computer software for the year 2000 be expensed as incurred. The Company is assessing the extent of the necessary modifications to its computer software.

Litigation, Tax and Environmental Matters
Claims have been brought against the Company and its subsidiaries for various legal and tax matters. In addition, the Company's operations are subject to international, federal, state and local environmental laws and regulations. For further details, see the footnotes "Litigation" beginning on page 54 and "Taxes on Income" beginning on page 49.

Dividend Growth
The dividend payout ratio amounted to 40.1%, 41.6% and 45.0% in 1996, 1995 and 1994, respectively. In January 1997, the Board of Directors declared a first-quarter 1997 dividend of $.34, an increase of 13% over the $.30 dividend declared in each quarter of 1996. This marked the 30th consecutive year of quarterly dividend increases.

Proposed Stock Split
In January 1997, the Company announced that on April 24, 1997, its Board of Directors would vote on a two-for-one stock split in the form of a stock dividend, provided shareholders approve an increase in the number of authorized shares at the Company's annual meeting earlier that day.

Management's Report
Pfizer Inc and Subsidiary Companies

The financial statements that appear on pages 39 through 59 were prepared by and are the responsibility of the Company's management. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based upon informed judgments and estimates. Management also accepts responsibility for the preparation of other financial information included in this document.
         The Company's management has designed a system of internal control to safeguard its assets, ensure that transactions are properly authorized and provide reasonable assurance, at reasonable cost, as to the integrity, objectivity and reliability of financial information. Even an effective internal control system, regardless of how well designed, has inherent limitations and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. The system of internal control includes careful selection, training and development of financial managers, an organizational structure that segregates responsibilities and a communications program which ensures that Company policies and procedures are well understood throughout the organization. The Company also has an extensive program of internal audits, with prompt follow-up, including reviews of separate Company operations and functions around the world.
         The Company's independent certified public accountants, KPMG Peat Marwick LLP, have audited the annual financial statements in accordance with generally accepted auditing standards. The independent auditors' report expresses an informed judgment as to the fair presentation of the Company's reported operating results, financial position and cash flows. This judgment is based on the results of auditing procedures performed and such other tests that they deemed necessary, including consideration of the Company's internal control structure.
         Recommendations made by KPMG Peat Marwick LLP and the Company's internal auditors are considered and appropriate action taken with respect to these recommendations. The Company believes that its system of internal control is effective and adequate to accomplish the objectives discussed above.


/s/ W. C. Steere, Jr.
----------------------------
W. C. Steere, Jr.
Principal Executive Officer


/s/ D. L. Shedlarz
----------------------------
D. L. Shedlarz
Principal Financial Officer


/s/ H. V. Ryan
----------------------------
H. V. Ryan
Principal Accounting Officer
February 27, 1997

Audit Committee's Report
Pfizer Inc and Subsidiary Companies

The Board of Directors reviews the audit function, internal controls and the financial statements largely through its Audit Committee, which consists solely of directors who are not Company employees. In 1996, the Audit Committee met six times with management, the independent auditors and internal auditors concerning their respective responsibilities. Among its various duties, the Audit Committee recommends the appointment of the Company's independent auditors. Both KPMG Peat Marwick LLP and the internal auditors have full access to the Audit Committee and meet with it, without management present, to discuss the scope and results of their examinations including internal control, audit and financial reporting matters.


/s/ S. O. Ikenberry, Ph.D.
-----------------------------
S. O. Ikenberry, Ph.D.
Chair, Audit Committee
February 27, 1997


Independent Auditors' Report

KPMG Peat Marwick LLP
Certified Public Accountants

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheet of Pfizer Inc and subsidiary companies as of December 31, 1996, 1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to abov e present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1996, 1995 and 1994, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP
----------------------------
KPMG Peat Marwick LLP

New York, NY
February 27, 1997

Segment Information                        Pfizer Inc and Subsidiary Companies

                                                                                    Consumer     Corporate/
                                                                Health      Animal    Health      Financial
(millions of dollars)                                             Care      Health      Care   Subsidiaries(a)   Consolidated
------------------------------------------------------------------------------------------------------------------------------
1996

Net sales                                                       $9,630      $1,222      $454         $   --           $11,306
------------------------------------------------------------------------------------------------------------------------------
Segment profit                                                  $3,090      $  101      $ 36         $   --           $ 3,227
Net interest and corporate expenses                                                                    (423)             (423)
------------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes
  on income and minority interests                                                                                    $ 2,804
------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                             $6,686      $2,243      $473         $5,265           $14,667
------------------------------------------------------------------------------------------------------------------------------
Capital additions                                               $  594      $   87      $ 22         $   71           $   774
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                   $  319      $   82      $ 15         $   14           $   430
------------------------------------------------------------------------------------------------------------------------------

1995
Net sales                                                        8,409      $1,219      $393         $   --           $10,021
------------------------------------------------------------------------------------------------------------------------------
Segment profit                                                   2,548      $   97      $ 36         $   --           $ 2,681
Net interest and corporate expenses                                                                    (382)             (382)
------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision for taxes
 on income and minority interests                                                                                     $ 2,299
------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                             $5,557      $2,069      $307         $4,796(b)        $12,729
------------------------------------------------------------------------------------------------------------------------------
Capital additions                                               $  515      $   74      $ 28         $   79(b)        $   696
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                   $  271      $   57      $ 12         $   34(b)        $   374
------------------------------------------------------------------------------------------------------------------------------

1994
Net sales                                                       $6,963      $  605      $409         $   --           $ 7,977
------------------------------------------------------------------------------------------------------------------------------
Segment profit                                                  $1,977      $   47      $ 34         $   --           $ 2,058
Net interest and corporate expenses                                                                    (228)             (228)
------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision for taxes
 on income and minority interests                                                                                     $ 1,830
------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                                             $5,388      $  502      $206         $5,003(b)        $11,099
------------------------------------------------------------------------------------------------------------------------------
Capital additions                                               $  483      $   46      $ 16         $  127(b)        $   672
------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                   $  229      $   17      $ 10         $   36(b)        $   292
==============================================================================================================================

(a) Net interest and corporate expenses include amounts that relate to the operations of the Company's financial subsidiaries. Segment information for the financial subsidiaries can be found in the "Financial Subsidiaries" footnote on page 46.

(b) Includes amounts related to the food science business which was sold in 1996.

Various segments use common production facilities. Allocation among these segments of property, plant and equipment, as well as capital additions and depreciation, is based principally on physical production. Corporate assets consist primarily of cash, short-term investments and long-term marketable securities.

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Geographic Data                            Pfizer Inc and Subsidiary Companies

                                                                     Canada/     Africa/    Corporate/
                                    United                            Latin      Middle     Financial   Adjustments/
    (millions of dollars)           States(a)  Europe       Asia    America        East  Subsidiaries   Eliminations   Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
1996
Net sales                          $ 5,941    $ 2,773    $ 1,598     $   750     $   244      $    --        $    --        $11,306
Intercompany sales                     197        813         84          35           9           --         (1,138)            --
-----------------------------------------------------------------------------------------------------------------------------------
Total                              $ 6,138    $ 3,586    $ 1,682     $   785     $   253      $    --        $(1,138)       $11,306
-----------------------------------------------------------------------------------------------------------------------------------
Geographic profit/(loss)           $ 2,018    $ 1,013    $   250     $    29     $    (5)     $    --        $   (78)       $ 3,227
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and
     corporate expenses                                                                          (423)                         (423)
-----------------------------------------------------------------------------------------------------------------------------------
Income before provision
     for taxes on income
     and minority interests                                                                                                 $ 2,804
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                $ 4,424    $ 4,072    $ 1,278     $   606     $   174      $ 5,265        $(1,152)       $14,667
-----------------------------------------------------------------------------------------------------------------------------------

1995
Net sales                          $ 5,113    $ 2,444    $ 1,538     $   696     $   230      $    --        $    --        $10,021
Intercompany sales                     175        692         75          29          10           --           (981)            --
-----------------------------------------------------------------------------------------------------------------------------------
Total                              $ 5,288    $ 3,136    $ 1,613     $   725     $   240      $    --        $  (981)       $10,021
-----------------------------------------------------------------------------------------------------------------------------------
Geographic profit                  $ 1,628    $   778    $   261     $    49     $    12      $    --        $   (47)       $ 2,681
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and
     corporate expenses                                                                          (382)                         (382)
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing
     operations before provision
     for taxes on income
     and minority interests                                                                                                 $ 2,299
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                $ 3,199    $ 3,647    $ 1,243     $   612     $   193      $ 4,796(b)    $  (961)        $12,729
-----------------------------------------------------------------------------------------------------------------------------------

1994
Net sales                          $ 4,237    $ 1,759    $ 1,201     $   598     $   182      $    --       $    --         $ 7,977
Intercompany sales                     140        439         43           9           5           --          (636)             --
-----------------------------------------------------------------------------------------------------------------------------------
Total                              $ 4,377    $ 2,198    $ 1,244     $   607     $   187      $    --       $  (636)        $ 7,977
-----------------------------------------------------------------------------------------------------------------------------------
Geographic profit                  $ 1,410    $   531    $   109     $    41     $    12      $    --       $   (45)        $ 2,058
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and
     corporate expenses                                                                          (228)                         (228)
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing
     operations before provision
     for taxes on income
     and minority interests                                                                                                 $ 1,830
-----------------------------------------------------------------------------------------------------------------------------------
Identifiable assets                $ 2,402    $ 2,386    $ 1,277     $   470     $   139      $ 5,003(b)    $  (578)        $11,099
===================================================================================================================================

(a) The Company's manufacturing operations in Puerto Rico are included in the United States.

(b) Includes identifiable assets of the food science business which was sold in 1996.

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

Consolidated Statement of Income           Pfizer Inc and Subsidiary Companies

                                                                             Year ended December 31
                                                                       ---------------------------------------
(millions, except per share data)                                      1996             1995            1994
--------------------------------------------------------------------------------------------------------------
Net sales                                                            $11,306          $10,021           $7,977
Costs and expenses
  Cost of sales                                                        2,176            2,164            1,722
  Selling, informational and administrative expenses                   4,366            3,855            3,184
  Research and development expenses                                    1,684            1,442            1,126
  Other deductions--net                                                  276              261              115
--------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision for
 taxes on income and minority interests                                2,804            2,299            1,830
Provision for taxes on income                                            869              738              549
Minority interests                                                         6                7                5
--------------------------------------------------------------------------------------------------------------
Income from continuing operations                                      1,929            1,554            1,276
Discontinued operations--net of taxes on income                           --               19               22
--------------------------------------------------------------------------------------------------------------
Net income                                                           $ 1,929          $ 1,573           $1,298
--------------------------------------------------------------------------------------------------------------
Earnings per common share
  Income from continuing operations                                  $  2.99          $  2.47           $ 2.05
  Discontinued operations--net of taxes on income                         --              .03              .04
--------------------------------------------------------------------------------------------------------------
  Net income                                                         $  2.99          $  2.50           $ 2.09
--------------------------------------------------------------------------------------------------------------
Weighted average shares used to calculate per share amounts              644              630              620
==============================================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Statement of Shareholders' Equity
                                           Pfizer Inc and Subsidiary Companies

                                                                               Currency
                                    Common Stock    Additional               Translation    Employee      Treasury Stock
                                 -----------------     Paid-In      Retained  Adjustment     Benefit    -----------------
(millions)                       Shares  Par Value     Capital      Earnings   and Other       Trust     Shares    Cost      Total
----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1994             677        $34    $  492       $ 5,241        $ 32     $  (690)      (35)   $(1,243)   $ 3,866
Net income                                                           1,298                                                   1,298
Cash dividends declared                                               (594)                                                   (594)
Currency translation
    adjustment                                                                     162                                         162
Stock option transactions             3         --        63                                              --          1         64
Purchases of common stock                                                                                (17)      (511)      (511)
Employee benefit trust
    transactions--net                                     83                                   (59)                             24
Other                                 1         --        13                         2                                          15
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994           681         34       651         5,945         196        (749)      (52)    (1,753)     4,324
Net income                                                           1,573                                                   1,573
Cash dividends declared                                               (659)                                                   (659)
Currency translation
    adjustment                                                                      12                                          12
Stock option transactions             4         --       126                                               2         79        205
Purchases of common stock                                                                                 (2)      (108)      (108)
Employee benefit trust
    transactions--net                                    440                                  (421)                             19
Unrealized net gain on available-
    for-sale securities--net                                                        23                                          23
Minimum pension liability--net                                                     (68)                                        (68)
Treasury stock utilized for
    the NAMIC acquisition                                                                                  4        167        167
Other                                --         --        18                                                                    18
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995           685         34     1,235         6,859         163      (1,170)      (48)    (1,615)     5,506
Net income                                                           1,929                                                   1,929
Cash dividends declared                                               (771)                                                   (771)
Currency translation
    adjustment                                                                     (32)                                        (32)
Stock option transactions             4         --       124                                               4        156        280
Purchases of common stock                                                                                 --        (27)       (27)
Employee benefit trust
    transactions--net                                    341                                  (318)                             23
Unrealized net gain on available-
    for-sale securities--net                                                        15                                          15
Other                                --         --        28                        (1)                   --          4         31
----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996           689        $34    $1,728       $ 8,017        $145     $(1,488)      (44)   $(1,482)   $ 6,954
==================================================================================================================================
See Notes to Consolidated Financial Statements which are an integral part of these statements.



Consolidated Balance Sheet                 Pfizer Inc and Subsidiary Companies

                                                                                        December 31
                                                                           --------------------------------------
(millions, except per share data)                                             1996          1995            1994
-----------------------------------------------------------------------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                                  $  1,150       $    403       $  1,458
Short-term investments                                                          487          1,109            560
Accounts receivable, less allowances for doubtful accounts:
  1996--$58; 1995--$61; 1994--$44                                             2,252          2,024          1,665
Short-term loans                                                                354            289            361
Inventories
    Finished goods                                                              617            564            528
    Work in process                                                             695            579            535
    Raw materials and supplies                                                  277            241            202
-----------------------------------------------------------------------------------------------------------------
      Total inventories                                                       1,589          1,384          1,265
-----------------------------------------------------------------------------------------------------------------
Prepaid expenses, taxes and other assets                                        636            943            479
-----------------------------------------------------------------------------------------------------------------
      Total current assets                                                    6,468          6,152          5,788
Long-term loans and investments                                               1,163            545            829
Property, plant and equipment, less accumulated depreciation                  3,850          3,473          3,073
Goodwill, less accumulated amortization:
    1996--$115; 1995--$79; 1994--$48                                          1,424          1,243            326
Other assets, deferred taxes and deferred charges                             1,762          1,316          1,083
-----------------------------------------------------------------------------------------------------------------
      Total assets                                                         $ 14,667       $ 12,729       $ 11,099
-----------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
Short-term borrowings, including current portion of long-term debt         $  2,235       $  2,036       $  2,220
Accounts payable                                                                913            715            525
Income taxes payable                                                            892            822            731
Accrued compensation and related items                                          436            421            419
Other current liabilities                                                     1,164          1,193            931
-----------------------------------------------------------------------------------------------------------------
      Total current liabilities                                               5,640          5,187          4,826
Long-term debt                                                                  687            833            604
Postretirement benefit obligation other than pension plans                      412            426            433
Deferred taxes on income                                                        253            166            212
Other noncurrent liabilities                                                    671            564            661
Minority interests                                                               50             47             39
-----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                       7,713          7,223          6,775
-----------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred stock, without par value; 12 shares authorized, none issued            --             --             --
Common stock, $.05 par value; 1,500 shares authorized;
    issued: 1996--689; 1995--685; 1994--681                                      34             34             34
Additional paid-in capital                                                    1,728          1,235            651
Retained earnings                                                             8,017          6,859          5,945
Currency translation adjustment and other                                       145            163            196
Employee benefit trust                                                       (1,488)        (1,170)          (749)
Treasury stock, at cost:
    1996--44; 1995--48; 1994--52                                             (1,482)        (1,615)        (1,753)
-----------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                              6,954          5,506          4,324
-----------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                           $ 14,667       $ 12,729       $ 11,099
=================================================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Statement of Cash Flows        Pfizer Inc and Subsidiary Companies

                                                                                              Year ended December 31
                                                                                       ------------------------------------
(millions of dollars)                                                                    1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
 Net income                                                                            $ 1,929       $ 1,573       $ 1,298
 Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of intangibles                                           430           374           292
    Deferred taxes                                                                          75           (12)           32
    Other                                                                                   14            76            (5)
      Changes in assets and liabilities, net of effect of businesses acquired and divested:
        Accounts receivable                                                               (255)         (290)         (160)
        Inventories                                                                       (149)          (25)         (111)
        Prepaid and other assets                                                          (208)         (171)          (12)
        Accounts payable and accrued liabilities                                            66           320           168
        Income taxes payable                                                                23            88           121
        Other deferred items                                                               142          (112)         (135)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                2,067         1,821         1,488
---------------------------------------------------------------------------------------------------------------------------
Investing Activities
 Acquisitions, net of cash acquired                                                       (451)       (1,521)           --
 Purchases of property, plant and equipment                                               (774)         (696)         (672)
 Proceeds from the sale of a business                                                      353            --            --
 Purchases of short-term investments                                                    (2,851)       (2,611)       (1,356)
 Proceeds from redemptions of short-term investments                                     3,490         2,185         1,245
 Purchases of long-term investments                                                       (820)         (151)         (162)
 Purchases and redemptions of short-term investments by financial subsidiaries             (11)          (30)           44
 Decrease in loans and long-term investments by financial subsidiaries                      52           330            21
 Other investing activities                                                                 75           151            40
---------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                     (937)       (2,343)         (840)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities
 Proceeds from issuances of long-term debt                                                 636           502            40
 Repayments of long-term debt                                                             (804)          (52)           (4)
 Increase/(decrease) in short-term debt                                                    259          (444)        1,030
 Stock option transactions                                                                 280           205            64
 Purchases of common stock                                                                 (27)         (108)         (511)
 Cash dividends paid                                                                      (771)         (659)         (594)
 Other financing activities                                                                 45            37            37
---------------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by financing activities                                       (382)         (519)           62
---------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                (1)          (14)           19
---------------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                                       747        (1,055)          729
Cash and cash equivalents at beginning of year                                             403         1,458           729
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                               $ 1,150       $   403       $ 1,458
---------------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information
 Cash paid during the period for:
  Income taxes                                                                         $   709       $   646       $   414
  Interest                                                                                 139           175           107
===========================================================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Notes to Consolidated Financial Statements   Pfizer Inc and Subsidiary Companies

Significant Accounting Policies
The consolidated financial statements include the accounts of Pfizer Inc and all significant subsidiaries (the Company). Material intercompany transactions are eliminated. Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation.
        The preparation of the consolidated financial statements requires that management make estimates and assumptions affecting reported amounts and disclosures. Actual results could differ from those estimates.
        The Company is subject to certain risks and uncertainties as a result of changes in the health care environment, competition, foreign exchange, tax legislation and other factors as discussed in "Prospective Information and Factors That May Affect Future Results" beginning on page 36.
        Cash equivalents consist primarily of demand deposits, certificates of deposit and certain time deposits with maturities of three months or less at the date of purchase. Certain items which meet the definition of cash equivalents, but are part of a larger pool of investments, are included in Short-term investments.
        Inventories are valued at cost or market, whichever is lower. Except as noted below, raw materials and supplies are valued at average or latest actual costs and finished goods and work in process at average actual costs. Inventories valued utilizing the last-in, first-out (LIFO) method represent approximately 13% of worldwide inventories at December 31, 1996 and consist of substantially all of the Company's U.S.-sourced pharmaceuticals, as well as a portion of the animal health inventories. The estimated replacement cost for these inventories is not materially different from the LIFO value.
        Long-lived assets consist of property, plant and equipment, identifiable intangibles and goodwill.
        Property, plant and equipment are recorded at cost. Significant improvements are capitalized. In general, the straight-line method of depreciation is used for financial reporting purposes and accelerated methods are used for U.S. and certain foreign tax reporting purposes.
        Goodwill and other intangibles are recorded at cost. Amounts arising from acquisitions accounted for as purchases subsequent to 1970 are amortized over various periods not exceeding 40 years. Other intangibles are included in Other assets, deferred taxes and deferred charges in the Consolidated Balance Sheet.
        Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with SFAS No. 121, the Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows and measures the impairment, if any, using discounted cash flows. Adoption of SFAS No. 121 did not have a material impact on the Company's consolidated financial position, operating results or cash flows.

        Foreign currency translation into U.S. dollars for the assets and liabilities of most of the Company's international subsidiaries is performed using current exchange rates. The resulting translation adjustments are recorded in Shareholders' equity. Exchange gains and losses on hedges of foreign currency-denominated net investments and on intercompany balances of a long-term investment nature are also recorded in Shareholders' equity. International subsidiaries and branches operating in highly inflationary economies translate nonmonetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustments included in net income.
        Employee stock options are granted with an exercise price equal to the market price. Compensation cost generally is not recognized for the issuance of employee stock options. Effective January 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. For the fair value of the employee stock options issued in 1996 and 1995, see the footnote "Stock Option Plan and Performance Awards" beginning on page 52.
        Advertising production costs are expensed as incurred, while costs related to radio time, television time and space in publications are deferred and expensed when the advertising initially occurs. Advertising expenses were $778, $688 and $609 million for 1996, 1995 and 1994, respectively.
        The provision for taxes on income does not include a provision for U.S. income taxes on international subsidiaries' unremitted earnings which, for the most part, are expected to be reinvested overseas. As part of its overall planning, the Company may remit a portion of future periodic earnings.
To the extent that the parent company receives such foreign earnings as dividends, foreign taxes paid on those earnings may generate tax credits which could substantially offset the related U.S. income taxes.
        Earnings per common share are computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding for the period. For 1996, 1995 and 1994, common share equivalents, which consisted of common shares issuable upon the exercise of outstanding stock options, were 20, 15 and 9 million, respectively. Earnings per common share, assuming full dilution, were not materially different from the primary amounts.

Consolidated International Subsidiaries
Subsidiaries operating outside the U.S. generally are included in the consolidated financial statements on a fiscal year basis ending November 30. Substantially all the international subsidiaries' unremitted earnings are free from legal or contractual restrictions. Additional information is shown on page 40.

        Net exchange losses included in Other deductions--net were $3, $14 and $2 million in 1996, 1995 and 1994, respectively. The currency translation adjustment amounts included in shareholders' equity at December 31, 1996, 1995 and 1994 were $174, $206 and $194 million, respectively.

Financial Subsidiaries
Combined financial data/segment information as of November 30, 1996, 1995 and 1994 applicable to the Company's financial subsidiaries, consisting of Pfizer International Bank Europe (PIBE) and a small captive insurance company, were as follows:

Condensed Balance Sheet
(millions of dollars)                         1996        1995        1994
---------------------------------------------------------------------------
Cash and interest-bearing deposits           $   78      $   13      $  285
Eurosecurities and securities purchased
     under resale agreements                     45          34           4
Loans, net                                      381         433         767
Other assets                                      8           8          13
---------------------------------------------------------------------------
     Total assets                            $  512      $  488      $1,069
---------------------------------------------------------------------------
Certificates of deposit and
     other liabilities                       $   87      $   85      $  198
Shareholders' equity                            425         403         871
---------------------------------------------------------------------------
  Total liabilities and shareholders'
     equity                                  $  512      $  488      $1,069
===========================================================================
Condensed Statement of Income
(millions of dollars)                          1996        1995        1994
---------------------------------------------------------------------------
Interest income                                $ 28        $ 44        $ 49
Interest expense                                 (3)         (3)         (4)
Other income/(expense)net                         2          (6)        (12)
---------------------------------------------------------------------------
Net income                                     $ 27        $ 35        $ 33
===========================================================================
        The 1995 data reflect a reduction in PIBE's loan portfolio to bring PIBE's balance sheet into line with its business needs. PIBE continues to have S&P's highest short-term rating of A1+.

Investments in Debt and Equity Securities
Investments in debt and equity securities are summarized in the following tables:

                                                     Amortized Cost
                                      -------------------------------------
(millions of dollars)                        1996         1995        1994
---------------------------------------------------------------------------
Held-to-maturity:
    Certificates of deposit                 $  657       $  350      $  235
    Corporate debt                             602          682         381
    Municipals                                  29          222          89
    Other                                       81          186         204
----------------------------------------------------------------------------
      Total                                 $1,369       $1,440      $  909
============================================================================

        As of December 31, 1996, 1995 and 1994, the aggregate fair value of held-to-maturity securities was substantially the same as the amortized cost and gross unrealized gains and losses by type of security were not material.

                                         Gross Unrealized
                          Amortized      ----------------       Fair
(millions of dollars)          Cost      Gains      Losses      Value
---------------------------------------------------------------------
Available-for-sale:
  Debt and equity securities
     1996                      $717       $ 73       $ (8)       $782
     1995                        68         50         (8)        110
     1994                        57         18        (15)         60
=====================================================================

        In 1996, the available-for-sale securities included certificates of deposit and corporate debt with a cost of $636 million, which approximates fair value.
        These securities are reflected in the Consolidated Balance Sheet as follows:

(millions of dollars)                        1996        1995      1994
------------------------------------------------------------------------
Cash and cash equivalents                  $  640      $  153      $ 90
Short-term investments                        487       1,109       560
Long-term loans and investments             1,024         288       319
========================================================================

        The contractual maturities of the held-to-maturity and available-for-sale securities as of December 31, 1996 were as follows:

                                              Years
                             --------------------------------------
                                         Over 1    Over 5
(millions of dollars)        Within 1      to 5     to 10   Over 10      Total
------------------------------------------------------------------------------
Held-to-maturity:
    Certificates of deposit    $  640      $ 17       $ 0       $ 0     $  657
    Corporate debt                425       157        15         5        602
    Municipals                      9        20         0         0         29
    Other                          53         0        13        15         81
Available-for-sale:
    Certificates of deposit         0        95       350         0        445
    Corporate debt                  0        41       150         0        191
------------------------------------------------------------------------------
    Total                      $1,127      $330      $528       $20     $2,005
==============================================================================

Financial Instruments and Risk Management
Changes in the value of the U.S. dollar and other currencies affect the Company's financial position and results of operations since the Company has manufacturing operations in many countries and sells its products on a worldwide basis. Changes in interest rates affect the Company's financial position and results of operations because of its investments and borrowings. The Company manages its foreign-exchange and interest-rate risks through a variety of techniques, including the use of foreign-currency and interest-rate contracts.

        Generally, gains and losses arising from contracts used for foreign-exchange and interest-rate risk management are recognized in income simultaneously with the net income effect of the related transactions generating such risks.
        The aggregate notional amounts of the Company's foreign-currency and interest-rate contracts were as follows:

(millions of dollars)                  1996             1995             1994
------------------------------------------------------------------------------
Foreign-currency contracts:
     Forward-exchange                 $2,844           $1,888           $  750
     Purchased options                   367              497              150
     Written options                      --               74               --
     Swaps                                45              559               90
Interest-rate contracts:
     Swaps                             1,360              874              275
==============================================================================

        The Company enters into certain forward-exchange contracts to match local market short-term assets and liabilities denominated in currencies other than the functional currency. The Company's contracts generally have maturities of six months or less. Changes in the fair value of forward-exchange contracts are included in Other deductions--net, together with foreign exchange gains and losses.
        The Company also enters into other forward-exchange sale contracts to hedge its foreign currency-denominated net investments in Japan and Switzerland. These contracts have maturities of three months. Changes in the fair value of these forward-exchange contracts are included in the Currency translation adjustment and other account in Shareholders' equity. Discounts on currencies sold are amortized on a straight-line basis and are included in Other deductions--net.
        The Company purchases currency options to hedge anticipated inventory purchases and sales. The currency options are reported at cost, which is amortized to operations on a straight-line basis through the expected inventory delivery date. Unrealized gains at that date are deferred as a reduction of inventory cost and recognized in net income as the inventory is sold. These options have maturities of up to one year in 1996 and up to two years in 1995 and 1994.

        The U.S. dollar equivalent notional amounts of the significant foreign currency forward contracts and purchased options were as follows:

(millions of dollars)                            1996      1995      1994
-------------------------------------------------------------------------
Commitments to sell foreign currencies:
    U.K. pounds                                  $564      $645      $ 61
    French francs                                 193       238        34
    German marks                                  131        67        29
    Irish punt                                    112       104        49
    Japanese yen                                   94        40       107
    Belgian francs                                 67       114         8
    Net investment hedges:
     Japanese yen                                 615        --        --
     Swiss francs                                 342        --        --
Commitments to purchase foreign currencies:
    Swiss francs                                  154         1         4
    U.K. pounds                                   128       283       132
    German marks                                   54        79        55
    Irish punt                                     21        35        92
    Japanese yen                                    7        39        --
Purchased options:
    Japanese yen                                  221       231       150
    French francs                                  35        87        --
    German marks                                   28       104        --
    Belgian francs                                 25        56        --
-------------------------------------------------------------------------

        The commitments to sell and purchase foreign currencies and purchased options are primarily in exchange for U.S. dollars.
        During 1995, the Company wrote Japanese yen put options with terms identical to previously purchased put options. Both options are reported at market value and any market value changes are reported in Other deductions--net. Due to the fact that these positions effectively offset, there was no net impact on earnings.
        Interest-rate swap contracts are used to manage interest-rate risk on assets and liabilities and to lower the Company's borrowing cost. The differential to be paid or received under the contracts is accrued over the lives of the contracts as interest rates change. Such amounts are included in Other deductions--net.
        At December 31, 1996 and 1995, the interest-rate swap contracts included Japanese yen-denominated contracts with aggregate notional principal amounts of $932 and $350 million, respectively. These contracts are in place to effectively convert short-term floating-rate debt (based on the yen London Interbank Offered Rate [LIBOR]--0.5% in 1996 and 1995) into fixed-rate debt (0.7% in 1996 and 1.3% in 1995). The contracts outstanding at December 31, 1996 mature in December 1997.

        At December 31, 1996, the Company had other interest-rate swap contracts with a notional amount of $428 million that mature in December 1997. These contracts are in place to effectively convert short-term floating rate debt (based on Swiss franc LIBOR--2.1% in 1996) into 2.1% fixed-rate debt.
        At December 31, 1994, PIBE had contracts of $200 million to effectively convert certain floating-rate assets to fixed-rate assets. The Company sold the right to receive the fixed-rate payments under the contracts totaling $200 million in order to reduce counterparty credit risk. Income on this transaction was deferred and amortized over the life of the swap contracts, all of which expired in 1995. Additionally, a contract of $50 million that matured early in 1995 effectively converted certain fixed-rate assets of PIBE into floating-rate assets based on U.S. dollar LIBOR.
        Currency-swap contracts are used to manage foreign-exchange risk on foreign currency denominated assets and liabilities with the differential to be paid or received under the agreements accrued over the lives of the contracts as foreign exchange gains and losses. Such amounts are included in Other deductions--net. Currency-swap contracts are reported net in the Consolidated Balance Sheet.
        In 1995, in connection with a sale-and-repurchase financing, the Company entered into an interest-rate swap and a currency swap to effectively convert a U.K. pound liability from fixed rate to U.S. dollar variable rate for a period of five years. The notional amount of the U.K. pound denominated interest-rate swap was $499 million. In December 1996, the financing was repaid and the swaps were terminated.
        At December 31, 1996, 1995 and 1994, the Company had other currency-swap contracts with notional amounts of approximately $45, $60 and $90 million outstanding, respectively, maturing through 1997. Such contracts effectively convert certain PIBE fixed-rate (6.2% in 1996, 6.8% in 1995 and 6.4% in 1994) foreign currency assets into floating-rate (based on U.S. dollar LIBOR--6.0% in 1996, 6.0% in 1995 and 5.8% in 1994) U.S. dollar-denominated assets.
        The Company periodically reviews the credit quality of financial institutions which are counterparties to its foreign-currency and interest-rate contracts and does not expect any loss from the failure of such institutions to perform under the contracts. The Company generally requires no collateral from its customers and performs ongoing credit evaluations of its customers' financial condition.
        At December 31, 1996, the Company had no significant concentrations of credit risk related to financial instruments.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of financial instruments:
        For short-term financial instruments, the carrying amount approximates fair value because of the short maturities of those instruments. For loans, the carrying amount approximates fair value because of the short reset period.

        Quoted market prices or dealer quotes for the same or similar instruments were used for certain long-term interest-bearing deposits and investments, long-term debt, forward-exchange contracts and currency options.
        Interest-rate and currency-swap agreements have been valued by using an estimated amount that the Company would receive or pay to terminate the swap agreements at the reporting date based on broker quotes, taking into account current interest rates and the current creditworthiness of the swap counterparties.
        The difference between fair and carrying values of the Company's financial instruments was not material.

Property, Plant and Equipment
The major categories of property, plant and equipment follow:

(millions of dollars)                   1996           1995           1994
---------------------------------------------------------------------------
Land                                   $  119         $   95         $   85
Buildings                               1,597          1,406          1,219
Machinery and equipment                 2,511          2,345          2,108
Furniture, fixtures and other           1,291          1,100            940
Construction in progress                  487            517            641
---------------------------------------------------------------------------
                                        6,005          5,463          4,993
Less: accumulated depreciation          2,155          1,990          1,920
---------------------------------------------------------------------------
                                       $3,850         $3,473         $3,073
===========================================================================

Long-Term Debt
Long-term debt, exclusive of current maturities of $261, $277 and $7 million in 1996, 1995 and 1994, respectively, is summarized below:

(millions of dollars)                    1996           1995           1994
---------------------------------------------------------------------------
Floating-rate unsecured notes            $636           $ --           $ --
Repurchase agreement obligation            --            499             --
7-1\8% Notes due 1996                      --             --            250
6-1\2% Notes due 1997                      --            250            250
Other borrowings and mortgages             51             84            104
---------------------------------------------------------------------------
                                         $687           $833           $604
===========================================================================

        In 1996, the Company issued a series of unsecured notes in the aggregate principal amount of $636 million maturing on various dates from the year 2001 through 2005. The notes bear interest at a defined variable rate (weighted-average rate of 5.7% at December 31, 1996) based on the commercial paper rate. The notes enable the Company to minimize credit risk exposures of certain of its long-term investments by providing, in part, that the Company may satisfy the notes at maturity by delivery of the specified long-term investments, which had a fair value of $636 million at December 31, 1996.

        In 1995, the Company sold securities for $499 million with an obligation to repay the same principal amount pursuant to a repurchase agreement maturing in December 2000. In 1996, this obligation was terminated in accordance with the agreement, the principal repaid and the related swaps terminated.
        Long-term debt maturities for the years 1998 through 2001 are $4, $3, $1 and $136 million, respectively. At December 31, 1996, the Company had approximately $1.2 billion in major unused lines of credit.
        The effective weighted average interest rate on short-term borrowings outstanding as of December 31, 1996, 1995 and 1994 was 5.0%, 5.2% and 5.8%, respectively.
        During 1996, 1995 and 1994, respectively, the Company incurred interest costs of $170, $205 and $142 million, including $5, $13 and $15 million that were capitalized.

Other Deductions -- Net
Other deductions--net are summarized below:

(millions of dollars)               1996           1995           1994
----------------------------------------------------------------------
Interest income                    $(135)         $(158)         $(123)
Interest expense                     165            192            127
Amortization of goodwill
  and other intangibles               66             46             14
Other, net                           180            181             97
----------------------------------------------------------------------
Other deductions--net              $ 276          $ 261          $ 115
======================================================================
        Other, net for 1996 included income of $48 million related to revised royalty arrangements covering sales of Procardia XL, an $18 million write-off of in-process R&D in connection with the Corvita acquisition and payments totaling $45 million related to the purchase of certain product licensing rights.
        In 1995, Other, net included approximately $57 million of net pre-tax income related to the completion of all appeals in a patent infringement case with SciMed Life Systems, Inc., a provision for various litigation issues and pre-tax charges of approximately $53 million that resulted from decisions to withdraw from a product line and to modify certain distribution relationships.

Restructuring Program
In 1993, the Company initiated a worldwide restructuring program which included the consolidation of manufacturing facilities, the demolition of buildings resulting from the consolidation, reconfiguration and rehabilitation of remaining facilities and the consolidation of distribution and administrative organizations and infrastructures. As a result, the Company recorded restructuring charges of $679 million. The restructuring reserve was utilized in the amounts of $217, $157, $149 and $146 million in 1996, 1995, 1994 and 1993, respectively. As of December 31, 1996, this program was completed.

Taxes on Income
Income from continuing operations before taxes consisted of the following:

(millions of dollars)                 1996           1995           1994
-------------------------------------------------------------------------
United States                        $1,065         $1,041         $1,057
International                         1,739          1,258            773
-------------------------------------------------------------------------
Total income from continuing
  operations before taxes            $2,804         $2,299         $1,830
==========================================================================
        The classification of items presented in the table above differs from that in the geographic data table on page 40. The geographic data table displays information by management organization, exclusive of financial subsidiaries, net interest and corporate expenses. Income from continuing operations before taxes in the above table is classified based on the location of the operations of the Company.
        The provision for taxes on income consisted of the following:

(millions of dollars)                       1996          1995           1994
------------------------------------------------------------------------------
United States
  Taxes currently payable
    Federal                                 $ 332         $ 341          $ 238
    State and local                            54            41             15
  Deferred income taxes                        10           (22)            35
------------------------------------------------------------------------------
Tax provision                                 396           360            288
------------------------------------------------------------------------------
International
    Taxes currently payable                   408           368            264
    Deferred income taxes                      65            10             (3)
------------------------------------------------------------------------------
Tax provision                                 473           378            261
------------------------------------------------------------------------------
Total provision for taxes on income         $ 869         $ 738          $ 549
==============================================================================
        The provision for taxes on income in the above table is classified based on the location of the taxing authority. A provision for U.S. income taxes which would approximate $880 million has not been made on approximately $3.9 billion of international subsidiaries' unremitted earnings as of December 31, 1996, which, for the most part, are expected to be reinvested overseas.
        The earnings of the Company's pharmaceutical subsidiary operating in Puerto Rico are subject to taxes pursuant to an incentive grant effective through December 31, 2002. Under this grant, the Company is partially exempt from income, property and municipal taxes. Tax legislation in 1993 and 1996 has limited the tax incentives available to the Company from its operations in Puerto Rico. For further information, see "Tax Legislation" on page 37. In addition, the 1996 Act extended the R&D tax credit for 11 months effective July 1, 1996. As a result, taxes have been provided to the extent required by these changes in law.

        The major elements contributing to the difference between the U.S. statutory tax rate and the consolidated effective tax rate were as follows:

(percentages)                             1996          1995          1994
---------------------------------------------------------------------------
U.S. statutory tax rate                   35.0          35.0          35.0
Effect of partially tax-exempt
  operations in Puerto Rico               (3.5)         (5.8)         (9.9)
Effect of foreign operations              (2.9)          1.6          (2.3)
All other--net                             2.4           1.3           7.2
---------------------------------------------------------------------------
Consolidated effective tax rate           31.0          32.1          30.0
===========================================================================
        Deferred tax assets and liabilities, netted by jurisdiction, are included in the Consolidated Balance Sheet as follows:

(millions of dollars)                       1996        1995        1994
-------------------------------------------------------------------------
Current assets--Prepaid expenses,
   taxes and other assets                   $ 425       $ 469       $ 374
Noncurrent assets--Other assets,
   deferred taxes and deferred charges        297         255         336
Noncurrent liabilities--Deferred
   taxes on income                           (253)       (166)       (212)
-------------------------------------------------------------------------
Net deferred tax asset                      $ 469       $ 558       $ 498
=========================================================================
        The income tax effects of the principal temporary differences which give rise to a significant portion of deferred tax assets and liabilities were as follows:

                                      1996                      1995                     1994
                                   Deferred Tax             Deferred Tax             Deferred Tax
                            ------------------------   ----------------------     ---------------------
(millions of dollars)        Assets         Liabs.      Assets        Liabs.      Assets         Liabs.
-------------------------------------------------------------------------------------------------------
Prepaid/deferred items      $   242       $   156      $   236       $   193      $   158       $   150
Inventories                     263            98          245            71          186            67
Property, plant and
  equipment                      32           414           43           372           32           322
Employee benefits               241           105          277           100          207           128
Restructurings and
  special charge                157            --          215            --          280            --
Foreign tax credit
  carryforwards                  65            --          110            --          165            --
Other carryforwards             251            --          153            --          117            --
All other                       106            87          106            61           76            28
-------------------------------------------------------------------------------------------------------
Subtotal                      1,357           860        1,385           797        1,221           695
Valuation allowance             (28)           --          (30)           --          (28)           --
-------------------------------------------------------------------------------------------------------
Total deferred taxes        $ 1,329       $   860      $ 1,355       $   797      $ 1,193       $   695
-------------------------------------------------------------------------------------------------------
Net deferred tax asset      $   469                    $   558                    $   498
=======================================================================================================

        In 1994, foreign tax credit carryforwards arose from dividends received by the Company from foreign subsidiaries. These carryforwards expire through 1999.
        A valuation allowance is provided when it is likely that some portion of the deferred tax assets will not be realized. The major component of the valuation allowance relates to the uncertainty of realizing certain foreign deferred tax assets.

        The Internal Revenue Service (IRS) has completed its examination of the Company's federal income tax returns for the years 1987 through 1989. The Company has filed a response protesting proposed adjustments and has begun interacting with the IRS Appeals Office. The proposed adjustments relate primarily to the tax accounting treatment of certain swaps and related transactions undertaken by the Company in 1987 and 1988. These transactions resulted in the receipt of cash in those years, which the Company duly reported as income for tax purposes. In 1989 (in Notice 89-21), the IRS announced that it believed cash received in certain swap transactions should be reported as income for tax purposes over the life of the swaps, rather than when received. In the case of the Company, this would cause some of the income to be reported in years subject to the Tax Reform Act of 1986. The IRS proposed adjustment involves approximately $72 million in federal taxes for the years 1987 through 1989, plus interest. If the proposed adjustment is carried through to the maturity of the transactions in 1992, an additional tax deficiency of approximately $86 million, plus interest, would result. The Company disagrees with the proposed adjustment and continues to believe that its tax accounting treatment for the transactions in question was proper. While it is impossible to determine the final disposition, the Company is of the opinion that the ultimate resolution of this matter should not have a material adverse effect on the financial position or the results of operations of the Company.
        In November 1994, Belgian tax authorities notified Pfizer Research and Development Company N.V./S.A. (PRDCO), an indirect, wholly owned subsidiary of the Company, of a proposed adjustment to the taxable income of PRDCO for fiscal year 1992. The proposed adjustment arises from an assertion by the Belgian tax authorities of jurisdiction with respect to income resulting primarily from certain transfers of property by non-Belgian subsidiaries of the Company to the Irish branch of PRDCO. In January 1995, PRDCO received an assessment from the tax authorities for additional taxes and interest of approximately $432 million and $97 million, respectively, relating to these matters. In January 1996, PRDCO received an assessment from the tax authorities, for fiscal year 1993, for additional taxes and interest of approximately $86 million and $18 million, respectively. The new assessment arises from the same assertion by the Belgian tax authorities of jurisdiction with respect to all income of the Irish branch of PRDCO. Based upon the relevant facts regarding the Irish branch of PRDCO and the provisions of the Belgian tax laws and the written opinions of outside counsel, the Company believes that the assessments are without merit.
        The Company believes that its accrued tax liabilities are adequate for all open years.

Pension Plans
The Company and its subsidiaries have pension plans covering most employees worldwide. Those pension plans are reflected in the tables below. The components of net periodic pension cost were as follows:

(percentages)                            1996       1995            1994
------------------------------------------------------------------------
Assumptions:
 Expected long-term rate of return
  on plan assets:
    U.S. plans                           10.0        10.0            9.0
    International plans                   7.8         8.1            8.1

(millions of dollars)
------------------------------------------------------------------------
Expected return on plan assets:
  Actual return                         $(325)      $(415)         $ (33)
  Deferred return                         133         245           (119)
------------------------------------------------------------------------
  Net                                    (192)       (170)          (152)
Service cost -- benefits earned
 during the period                         93          81             79
Interest cost on projected
 benefit obligations                      139         131            116
Net amortization and deferral              30          46             31
------------------------------------------------------------------------
Net periodic pension cost               $  70       $  88          $  74
========================================================================
         As of December 31, the funded status of the Company's pension plans was as follows:

(percentages)                                 1996          1995          1994
--------------------------------------------------------------------------------
Assumptions:
 U.S. plans:
  Discount rate                                 7.5           7.5           8.5
  Rate of increase in salary levels             4.5           5.5           5.5
 International plans:
  Discount rate                                 6.5           6.4           7.1
  Rate of increase in salary levels             4.2           4.3           4.6

(millions of dollars)
--------------------------------------------------------------------------------
Actuarial present value of accumulated
 benefit obligations:
   Vested                                   $(1,606)      $(1,558)      $(1,312)
   Non-vested                                  (242)         (216)         (133)
--------------------------------------------------------------------------------
   Total                                     (1,848)       (1,774)       (1,445)
Effect of future salary increases              (282)         (288)         (259)
--------------------------------------------------------------------------------
Projected benefit obligations                (2,130)       (2,062)       (1,704)
Plan assets at fair value                     2,410         2,168         1,773
--------------------------------------------------------------------------------
Plan assets in excess of projected
 benefit obligations                            280           106            69
Unrecognized overfunding at date
 of adoption                                    (15)          (18)          (27)
Unrecognized net (gains)/losses                 (14)          129           163
Unrecognized prior service costs                 70            95           118
Minimum liability adjustment                   (159)         (180)          (36)
--------------------------------------------------------------------------------
Net pension asset included in
 Consolidated Balance Sheet                 $   162       $   132       $   287
================================================================================

        In 1996, there was no change in the U.S. discount rate. There was, however, a $129 million net increase in the projected benefit obligation due to a reduction in the discount rate to 7.5% from 8.5% in the U.S. in 1995.
        For 1996, 1995 and 1994, accumulated benefit obligations of $615, $620 and $173 million, respectively, and assets at fair value of $319, $326 and $6 million, respectively, primarily related to partially funded international plans are reflected in the preceding table. The funding policy for the international plans conforms to local governmental and tax requirements. In 1995, a previously fully funded international plan became, and currently is, partially funded due primarily to a decrease in the discount rate.
        Benefits under defined benefit plans generally are based on years of service and employee career earnings. Participants become fully vested after as few as five years of employment.
        The Company's funding policy for U.S. plans generally is to contribute annually into trust funds at a rate intended to remain at a level percentage of compensation for covered employees. Since the major U.S. plan is overfunded, the Company's last contribution to this plan was in 1992.
        The plans' assets are invested primarily in stocks, bonds and short-term investments. At December 31, 1996, the major U.S. plan held approximately 2.8 million shares of the Company's common stock with a fair value of approximately $235 million. Dividends of approximately $4 million were paid on such shares in 1996.

Savings and Investment Plans
The Company maintains voluntary savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Within prescribed limits, the Company bases its contributions to the plans on employee contributions. For 1996, 1995 and 1994, Company contributions amounted to $36, $33 and $30 million, respectively.

Postretirement Benefits Other Than Pensions
The Company has postretirement plans that provide medical and life insurance benefits primarily for U.S. retirees and their eligible dependents. Employees become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits. The Company reserves the right to modify or terminate these plans. The plans are not funded.
        The components of the 1996, 1995 and 1994 expense were as follows:

(millions of dollars)                      1996         1995        1994
-------------------------------------------------------------------------
Service cost--benefits earned
  during the period                        $  6         $  5         $  6
Interest cost on the accumulated
  obligation                                 20           22           21
Net amortization and deferral               (24)         (24)         (24)
--------------------------------------------------------------------------
Net periodic postretirement expense        $  2         $  3         $  3
==========================================================================

        The accumulated postretirement benefit obligation recognized in the Consolidated Balance Sheet consists of:

(millions of dollars)                         1996        1995        1994
---------------------------------------------------------------------------
Retirees                                     $(188)      $(197)      $(192)
Fully eligible active plan participants        (33)        (32)        (35)
Other active plan participants                 (64)        (61)        (53)
---------------------------------------------------------------------------
Accumulated postretirement benefit
 obligation                                   (285)       (290)       (280)
Unrecognized prior service cost (gain)        (108)       (133)       (157)
Unrecognized net (gain)/loss                   (19)         (3)          4
---------------------------------------------------------------------------
Recorded obligation                          $(412)      $(426)      $(433)
===========================================================================
        An average increase of 9.1% in the cost of covered health care benefits was assumed for 1997 and is projected to decrease to 5.2% after eight years and to then remain at that level. A 1% increase in the health care cost trend rate would have increased the accumulated postretirement benefit obligation as of December 31, 1996 by $15 million and the total of service and interest cost by $1 million. The discount rates used to estimate the accumulated postretirement benefit obligation were 7.5%, 7.5% and 8.5% at December 31, 1996, 1995 and 1994, respectively.

Common Stock
In September 1996, the Board of Directors authorized the Company to repurchase up to $2 billion of its currently issued common stock over the next 18 to 24 months in open-market or private transactions. Stock purchased under the program will be held in the Company treasury and will be available for general corporate purposes. Under the 1996 program, approximately 300,000 shares were purchased in the open market at an average cost of approximately $88 per share.
        In June 1995, the Company effected a two-for-one stock split in the form of a 100% stock dividend on its common stock. The par value decreased from $.10 to $.05 a share. The 1994 share and per share data were retroactively restated to reflect the two-for-one stock split. The stock split followed a vote by the shareholders to increase the Company's authorized common shares to 1.5 billion shares from 750 million.

Preferred Stock Purchase Rights
Preferred Stock Purchase Rights were granted in 1987 and are scheduled to expire October 5, 1997 unless they are extended or replaced. The rights are not exercisable unless certain change-in-control events transpire. These include an Acquiring Person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of the outstanding common stock of the Company, or an announcement of a tender offer for at least 30% of the Company's common stock. The rights are evidenced by the Company's corresponding common stock certificates and automatically trade in tandem with the common stock until an event transpires that makes them exercisable. If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase from the Company a new series of preferred stock at a predefined price. The preferred stock, in addition to a preferred dividend and liquidation right, will entitle the holder to vote with the Company's common stock.

        The rights are redeemable by the Company at a fixed price until 10 days, or longer as determined by the Board, after certain defined events, or at any time prior to the expiration of the rights.
        Through December 31, 1996, the Company had reserved 1.9 million preferred shares issuable pursuant to these rights. At the present time, the rights have no dilutive effect on the earnings per common share calculation.

Employee Benefit Trust
In 1993, the Company sold 20 million shares of treasury stock to the Pfizer Inc. Grantor Trust (the Trust) in exchange for a promissory note of approximately $600 million. The Trust is being used primarily to fund future obligations for approved Company benefit plans over its 15-year term. The amount recorded on the Consolidated Balance Sheet representing unearned employee benefits is recorded as a deduction from shareholders' equity and is reduced as employee benefits are satisfied.
        In 1996, 1995 and 1994, approximately 630,000, 830,000 and 600,000 shares, respectively, were released from the Trust to satisfy exercised employee stock options and the Company's obligation under other employee benefit plans. Compensation costs related to the other employee benefit plans are recorded at fair market value of the shares at the date of release.

Lease Commitments
Rent expense, net of sublease rentals, for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $122, $118 and $94 million, respectively. Total future minimum rental commitments under all noncancellable leases for the years 1997 through 2001 and thereafter are approximately $44, $39, $32, $17, $16 and $217 million, respectively.
        Under the more significant lease agreements, the Company must either pay directly for taxes, insurance, maintenance and other operating expenses or pay higher rentals when such expenses increase.

Stock Option Plan and Performance Awards
Under the Stock and Incentive Plan (the Plan), the Company may grant options to any employee, including officers, to purchase common stock at the market price on the date an option is granted. All options are granted with a term of 10 years and may be exercised subject to continued employment and certain other conditions. The options generally vest ratably over terms of from one to five years. The Plan also provides for stock appreciation rights, stock awards and/or performance unit awards.
        In 1996, shareholders approved amendments to the Plan to increase the number of shares of common stock available under the Plan by an additional 23 million shares and to extend the term of the Plan to December 31, 2005.

        The following table summarizes the stock option activity for the Plan:

                                                               Under Option
                                                        ---------------------------
                                     Shares                                Weighted
                              Available for                        Average Exercise
(thousands of shares)                 Grant             Shares      Price Per Share
-----------------------------------------------------------------------------------
Balance January 1, 1994              19,006             38,589            $   30.85
     Granted                         (9,918)             9,918                34.27
     Exercised                         --               (3,562)               17.18
     Cancelled                          697               (703)               35.80
-----------------------------------------------------------------------------------
Balance December 31,1994              9,785             44,242                32.26
     Granted                         (7,052)             7,052                49.00
     Exercised                         --               (7,548)               28.01
     Cancelled                          842               (842)               37.69
-----------------------------------------------------------------------------------
Balance December 31, 1995             3,575             42,904                36.74
     Authorized                      23,000               --                --
     Granted                         (9,410)             9,410                74.50
     Exercised                         --               (8,733)               26.87
     Cancelled                          342               (367)               48.00
-----------------------------------------------------------------------------------
Balance December 31, 1996            17,507             43,214                43.24
===================================================================================

         The weighted-average fair value per option at the date of grant for options granted during 1996 and 1995 was $21.80 and $12.92, respectively. The fair value was estimated using the Black-Scholes option pricing model, modified for dividends and based on the following assumptions:

                                               1996       1995
---------------------------------------------------------------
Expected dividend yield                        1.97%      2.85%
Risk-free interest rate                        6.38%      6.26%
Expected stock price volatility               25.45%     26.00%
Expected term until exercise (years)           5.25       5.25
---------------------------------------------------------------

        Pro forma net income and earnings per share reflecting compensation cost for the fair value of stock options awarded in 1996 and 1995 were as follows:

(millions of dollars, except per share data)          1996         1995
------------------------------------------------------------------------
Net income:
     As reported                                     $1,929       $1,573
     Pro forma                                        1,860        1,559
Earnings per share:
     As reported                                     $ 2.99       $ 2.50
     Pro forma                                         2.89         2.48
========================================================================
        The pro forma effects on net income and earnings per share for 1996 and 1995 may not be representative of the pro forma effects in future years since compensation cost is allocated on a straight-line basis over the vesting periods of the grants, which extends beyond the reported years.

        The following table summarizes information concerning options outstanding under the Plan at December 31, 1996:

(thousands
of shares
under option)              Options Outstanding                           Options Exercisable
------------------------------------------------------------------   ---------------------------
                                        Weighted
                                         Average          Weighted                      Weighted
                           Number      Remaining           Average        Number         Average
       Range of       Outstanding    Contractual          Exercise   Exercisable        Exercise
Exercise Prices       at 12/31/96    Term (Years)            Price   at 12/31/96           Price
------------------------------------------------------------------------------------------------
       $10--$20             5,564            2.4         $   15.34         5,564       $   15.34
        30-- 40            15,430            6.7             33.11        13,223           32.97
        40-- 50            12,874            7.1             44.76         8,417           42.54
        70-- 80             9,346            9.6             74.50            --              --
================================================================================================

        The Performance-Contingent Share Award Program (the Program), established in 1993, provides executives and other key employees with the right to earn awards payable in shares of the Company's common stock with the actual payout determined using two performance criteria. Actual issuance of shares occurs when the performance period is completed and the criteria measured. The Program provides for up to 20 million shares to be awarded. In 1996 and 1995, approximately 160 and 46 thousand shares, respectively, were issued under the Program. At December 31, 1996, executives and other key employees had the right to earn up to approximately 2.3 million shares. Compensation cost related to the Program amounted to $31, $15 and $8 million in 1996, 1995 and 1994, respectively.

Acquisitions
In 1996, the Company acquired:
o Vesta Medical Inc., a development-stage company, which has designed a proprietary system to treat abnormal uterine bleeding.
o Certain cosmetic, dietetic and other over-the-counter products from the Formenti group through the acquisition of three Italian companies: Ircafarm S.r.l., Farkemo S.r.l and Blue Cross S.r.l.
o All of Corvita Corporation's outstanding shares of common stock. Corvita develops, manufactures and markets self-expanding endovascular stent grafts and synthetic vascular grafts used in the treatment of severely diseased arteries.
o Cortizone, an anti-itching product and Hemorid, a hemorrhoid treatment, from Thompson Medical Co., Inc.
o Bioindustria Farmaceutici S.p.A., an Italian company engaged in the production and distribution of prescription and over-the-counter pharmaceutical products.

o The Leibinger Companies, leaders in the manufacture of specialty instruments and implantable devices used in skull, jaw, facial, hand and foot surgery.

In 1995, the Company acquired:
o SmithKline Beecham plc subsidiaries operating solely in the animal health business and certain net assets used in the animal health business from other SmithKline Beecham plc subsidiaries (collectively, SBAH) for approximately $1.5 billion, including direct costs of the acquisition.
        The Company's results of operations for 1995 include 12 months of SBAH's activity in the U.S. and 11 months in international markets. The excess of the purchase price over the estimated fair value of the tangible net assets acquired was allocated to identifiable intangibles of approximately $285 million and goodwill of approximately $790 million. The goodwill and identifiable intangibles are being amortized on a straight-line basis over periods of 10 to 40 years.
o NAMIC U.S.A. Corporation for approximately 4.4 million shares of the Company's common shares in a stock transaction valued at approximately $170 million, including direct costs of acquisition.
o Bain de Soleil sun-related skin care products from the Procter & Gamble
Company.

In 1994, the Company acquired:
o Certain assets of Flavor Technology Inc., a specialty flavors business, for approximately $32 million.
o Restiva Italiana S.p.A. for approximately $26 million. Restiva produces and sells health and skin care products.
o Rovifarma, S.A. for approximately $24 million. Rovifarma is a Spanish producer and distributor of over-the-counter products.

        All acquisitions were recorded under the purchase method of accounting. The results of operations of these acquired businesses have been included subsequent to the respective dates of acquisition. Pro forma results of operations that reflect the 1996 acquisitions as if they had occurred at the beginning of the periods presented would not be materially different from the reported amounts.

Discontinued Operations
In January 1996, the Company sold substantially all the net assets of its food science business to Cultor Ltd., a publicly held international nutrition company based in Finland, for approximately $353 million in cash. In October 1996, the Company completed the disposition of this business with the sale of its Chy-Max product line to Chr. Hansen A/S, a Danish company. The food science business has been reported as a discontinued operation.

        Below is a summary of its operating results:

(millions of dollars)                   1996           1995           1994
---------------------------------------------------------------------------
Net sales                               $ 47           $328           $304
---------------------------------------------------------------------------
Income before provision for
 taxes on income                        $ --           $ 31           $ 31
Provision for taxes on income             --              9              9
---------------------------------------------------------------------------
Net income                              $ --           $ 22           $ 22
===========================================================================
        At December 31, 1995, net assets of the food science business of approximately $330 million were included in Prepaid expenses, taxes and other assets in the Consolidated Balance Sheet.

Insurance
The Company believes it maintains insurance coverage adequate for its needs. Under its insurance contracts, the Company usually accepts self-insured retentions appropriate for the specific risks of its business.

Litigation
The Company is involved in a number of claims and litigations, including product liability claims and litigations considered normal in the nature of its businesses. These include suits involving various pharmaceutical and hospital products that allege either reaction to or injury from use of the product.
        As previously disclosed, numerous claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60 degree or 70 degree Shiley Convexo Concave (C/C) heart valves, or anxiety that properly functioning implanted valves might fracture in the future or personal injury from a prophylactic replacement of a functioning valve.
        In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the United States District Court for the Southern District of Ohio, that establishes a worldwide settlement class of people with C/C heart valves and their spouses, except those who elect to exclude themselves. The settlement provides for a Consultation Fund of $90 to $140 million (depending on the number of claims filed) from which valve recipients who make claims will receive payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves . The settlement agreement establishes a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992. An appeal of the court's approval of the settlement was dismissed on December 21, 1993 by the United States Court of Appeals for the Sixth Circuit. A motion for rehearing en banc was denied on March 4, 1994, and the U.S. Supreme Court denied a writ of certiorari on October 3, 1994. On August 8, 1994, the Sixth Circuit dismissed an appeal from the denial of a motion by the same appellants to vacate the judgment approving the settlement, and the U.S. Supreme Court denied a writ of certiorari on January 9, 1995. Another appeal to the Sixth Circuit by the same appellants regarding the denial of their earlier motion to intervene affirmed the denial and all judgments entered by the District Court, and denied all pending motions, on December 16, 1996. A motion for a rehearing en banc before the Sixth Circuit was filed by the same appellants. It is expected that most of the costs arising from the Bowling class settlement will be covered by insurance and the proceeds of the sale of certain product lines of the Shiley businesses in 1992. Of approximately 900 implantees (and spouses of some of them) who opted out of the Bowling settlement class, eight have cases pending; approximately 792 have been resolved; and approximately 100 have never filed a case or claim.
        Several claims relating to elective reoperations of valve recipients are currently pending. Some of these claims relate to elective reoperations covered by the Bowling class settlement described above, and, therefore, the claimants are entitled to certain benefits in accordance with the settlement. Such claimants, if they irrevocably waive all of the benefits of the settlement, may pursue separate litigation to recover damages in spite of the class settlement. The Company is defending these claims.
        Generally, the plaintiffs in all of the pending heart valve litigations discussed above seek money damages. Based on the experience of the Company in defending these claims to date, including available insurance and reserves, the Company is of the opinion that these actions should not have a material adverse effect on the financial position or the results of operations of the Company.
        On September 30, 1993, Dairyland Insurance Co., a carrier providing excess liability coverage (excess carrier) in the early 1980s, commenced an action in the California Superior Court in Orange County, seeking a declaratory judgment that it was not obligated to provide insurance coverage for Shiley heart valve liability claims. On October 8, 1993, the Company filed cross-complaints against Dairyland and filed third-party complaints against 73 other excess carriers who sold excess liability policies covering periods from 1979 to 1985, seeking damages and declaratory judgments that they are obligated to pay for defense and indemnity to the extent not paid by other carriers. A significant portion of such claims have been resolved and the remainder are involved in pretrial discovery. On April 26, 1996, the trial court entered an order stating that implanting an allegedly defective heart valve is not an appropriate trigger of insurance coverage in at least one and perhaps all working valve lawsuits. This decision, even if it is applied to all claims alleging anxiety that properly functioning valves might fracture in the future, does not deal with fracture claims, which are also part of the Company's claims.
        The Company's operations are subject to federal, state, local and foreign environmental laws and regulations. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA or Superfund), the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Similar designations have been made by some state environmental agencies under applicable state superfund laws. Such designations are made regardless of the extent of the Company's involvement. There are also claims that the Company may be a responsible party or participant with respect to several waste site matters in foreign jurisdictions. Such claims have been made by the filing of a complaint, the issuance of an administrative directive or order, or the issuance of a notice or demand letter. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigative or remedial actions. In many cases, the dollar amount of the claim is not specified. In most cases, claims have been asserted against a number of other entities for the same recovery or other relief as was asserted against the Company. The Company is currently participating in remedial action at a number of sites under federal, state, local and foreign laws.
        To the extent possible with the limited amount of information available at this time, the Company has evaluated its responsibility for costs and related liability with respect to the above sites and is of the opinion that the Company's liability with respect to these sites should not have a material adverse effect on the financial position or the results of operations of the Company. In arriving at this conclusion, the Company has considered, among other things, the payments that have been made with respect to the sites in the past; the factors, such as volume and relative toxicity, ordinarily applied to allocate defense and remedial costs at such sites; the probable costs to be paid by the other potentially responsible parties; total projected remedial costs for a site, if known; existing technology; and the currently enacted laws and regulations. The Company anticipates that a portion of these costs and related liability will be covered by available insurance.
        Through the early 1970s, Pfizer Inc. (Minerals Division) and Quigley Company, Inc. (Quigley), a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the CCR), a joint defense organization of 20 defendants that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. Prior to September 1990, the cases involving talc products were defended by the CCR, but the Company is now overseeing its own defense of these actions. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against the Company.
        On January 15, 1993, a class action complaint and settlement agreement were filed in the United States District Court for the Eastern District of Pennsylvania involving all personal injury claims by persons who have been exposed to asbestos-containing products but who have not yet filed a personal injury action against the members of the CCR (Future Claims Settlement). The Future Claims Settlement agreement establishes a claims-processing mechanism that will provide historic settlement values upon proof of impaired medical condition as well as claims-processing rates over 10 years. In addition, the shares allocated to the CCR members eliminate joint and several liability. The court has determined that the Future Claims Settlement is fair and reasonable. Subsequently, the court entered an injunction enforcing its determination. Plaintiffs filed an appeal from that injunction in the United States Court of Appeals for the Third Circuit and on May 10, 1996, a panel of the Third Circuit reversed the order of the District Court and directed that the preliminary injunction be vacated. Although the Third Circuit subsequently denied the motion of the CCR members including the Company and Quigley, for rehearing of that determination, it agreed to stay its mandate while review is sought in the United States Supreme Court. On November 1, 1996, the United States Supreme Court granted a writ of certiorari to hear the appeal. In the event that the Future Claims Settlement is not upheld, it is not expected to have a material impact on the Company's exposure or on the availability of insurance for the vast majority of such cases. It is expected, too, that the CCR will attempt to resolve such cases outside of the Future Claims Settlement in the same manner as heretofore.
        At approximately the time it filed the Future Claims Settlement class action, the CCR settled approximately 16,360 personal injury cases on behalf of its members, including the Company and Quigley. The CCR has continued to settle remaining and opt-out cases and claims on a similar basis to past settlements. The total pending number of active personal injury claims, exclusive of those covered by the Future Claims Settlement preliminary injunction and those which are inactive or have been settled in principle as of December 28, 1996, is 11,415 asbestos cases against Quigley; 3,882 asbestos cases against the Company; and 68 talc cases against the Company.
        Costs incurred by the Company in defending the asbestos personal injury claims and the property damage claims, as well as settlements and damage awards in connection therewith, are largely insured against under policies issued by several primary insurance carriers and a number of excess carriers.
        The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims, whether or not the Future Claims Settlement is eventually upheld, as well as the property damage claims, will be largely covered by insurance policies issued by carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. In connection with the Future Claims Settlement, the defendants commenced a third-party action against their respective excess insurance carriers that have not agreed to provide coverage seeking a declaratory judgment that (a) the Future Claims Settlement is fair and reasonable as to the carriers;
(b) the carriers had adequate notice of the Future Claims Settlement; and (c) the carriers are obligated to provide coverage for asbestos personal injury claims. Even if the Future Claims Settlement is not eventually upheld, it is expected that the insurance coverage action against the insurance carriers that have not agreed to provide coverage for asbestos personal injury claims will be pursued. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that the actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.
        The United States Environmental Protection Agency--Region I and the Department of Justice have informed the Company that the federal government is contemplating an enforcement action arising primarily out of a December 1993 multimedia environmental inspection, as well as certain state inspections, of the Company's Groton, Connecticut facility. The Company is engaged in discussions with the governmental agencies and does not believe that an enforcement action, if brought, will have a material adverse effect on the financial position or the results of operations of the Company.
        The Company has been named, together with numerous other manufacturers of brand name prescription drugs and certain companies that distribute brand name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies. The federal cases consist principally of a class action by retail pharmacies (including approximately 30 named plaintiffs)(the Federal Class Action), as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the individual actions). These cases, which have been transferred to the United States District Court for the Northern District of Illinois and coordinated for pretrial purposes, allege that the defendant drug manufacturers violated the Sherman Act by unlawfully agreeing with each other (and, as alleged in some cases, with wholesalers) not to extend to retail pharmacy companies the same discounts allegedly extended to mail order pharmacies, managed care companies and certain other customers, and by unlawfully discriminating against retail pharmacy companies by not extending them such discounts. On November 15, 1994, the federal court certified a class (the Federal Class Action) consisting of all persons or entities who, since October 15, 1989, bought brand name prescription drugs from any manufacturer or wholesaler defendant, but specifically excluding government entities, mail order pharmacies, HMOs, hospitals, clinics and nursing homes. Fifteen manufacturer defendants, including the Company, agreed to settle the Federal Class Action subject to court approval. The Company's share pursuant to an Agreement as of January 31, 1996, was $31.25 million, payable in four annual installments without interest. The Company continues to believe that there was no conspiracy and specifically denied liability in the Settlement Agreement, but had agreed to settle to avoid the monetary and other costs of litigation. The settlement was filed with the Court on February 9, 1996 and went through preliminary and final fairness hearings. By orders of April 4, 1996, the Court: (1) rejected the settlement; (2) denied the motions of the manufacturers (including the Company) for summary judgment; (3) granted the motions of the wholesalers for summary judgment; and (4) denied the motion to exclude purchases by other than direct purchasers. The decision on the wholesalers has been made final, and been appealed. The decision on the indirect purchasers has been certified, and accepted, for appeal. The Court has put off setting a trial date while these matters are pending.
        In May 1996, 13 manufacturer defendants, including the Company, entered into an Amendment to the Settlement Agreement which was filed with the Court on May 6, 1996. The Company's financial obligations under the Settlement Agreement will not be increased. The Settlement Agreement, as amended, received final approval June 21, 1996. An appeal of that approval is pending.
        In addition, consumer class actions have been filed in state courts and the District of Columbia, alleging injury to consumers as well as retail pharmacies from the failure to give discounts to retail pharmacy companies. Both a consumer class and a retailer class have been certified in separate California actions. Consumer class actions filed in Colorado, New York and Washington have been dismissed; Washington and New York are now on appeal. The Company was dismissed from a consumer class action in Wisconsin. Consumer class actions are also pending in Alabama, Arizona, Florida, Kansas, Maine, Michigan, Minnesota and the District of Columbia. On February 3, 1997, the District Court for the District of Columbia certified a limited consumer class. Retailer class actions are also pending in Alabama and Minnesota.
        The Company believes that these brand name prescription drug antitrust cases, which generally seek damages and certain injunctive relief, are without merit, and has moved to have them dismissed.
        The Federal Trade Commission is conducting an investigation focusing on the pricing practices at issue in the above pharmacy antitrust litigation. In July 1996, the Commission issued a subpoena for documents to the Company, among others, to which the Company has responded.
        Schneider (USA) Inc. and Schneider (Europe) AG have been named, together with Advanced Cardiovascular Systems, Inc., in a federal antitrust action brought on January 2, 1996, by Boston Scientific Corporation and SciMed Life Systems, Inc. (a subsidiary of Boston Scientific) in the U.S. District Court, District of Massachusetts. The suit alleges that the defendants unlawfully obtained and enforced certain patents covering rapid exchange angioplasty catheters and conspired against the plaintiffs by, among other allegations, their settlement of patent infringement litigation in December of 1991. The suit seeks unspecified treble damages and injunctive relief. The Company believes that the case is without merit, and has moved to have it dismissed.
        FDA administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call for data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee.
        On January 15, 1997, an action was filed in Circuit Court, Chambers County, Alabama, and certified by an ex parte order as a class action, purportedly on behalf of a class of consumers, variously defined by the laws or types of laws governing their rights and encompassing residents of up to 47 states. The complaint alleges that the Company's claims for Plax were untrue, entitling them to a refund of their purchase price for purchases since 1988. The action is in the earliest stages. The Company believes the complaint is without merit.
        In April 1996, the Company received a Warning Letter from the FDA relating to the timeliness and completeness of required post marketing reports for pharmaceutical products. The letter did not raise any safety issue about Pfizer drugs. The Company has been implementing remedial actions designed to remedy the issues raised in the letter.

        In August 1996, the Company received a Warning Letter from the FDA relating to certain promotional materials used in the marketing of Zoloft. The Company has been in communication with the FDA on this matter and the discussions are proceeding. Two purported consumer class actions involving Zoloft were filed, in Circuit Court, Dallas County, Texas, on December 3, and in Superior Court, San Diego County, California, on December 26, 1996. Each complaint alleges that Pfizer's promotional materials improperly implied that the FDA had approved Zoloft as safe and effective for certain indications, and that patients for whom Zoloft was prescribed as a result of the promotion were entitled to a refund of their purchase price. Both suits have been removed to federal court; the plaintiffs in the Texas suit have moved to remand the case to state court. The Company believes the suits are without merit.
        A consolidated class action on behalf of persons who allegedly purchased Pfizer common stock during the March 24, 1989 through February 26, 1990 period is pending in the United States District Court for the Southern District of New York. This lawsuit, which commenced on July 13, 1990, alleges that the Company and certain officers and former directors and officers violated federal securities law by failing to disclose potential liability arising out of personal injury suits involving Shiley heart valves and seeks damages in an unspecified amount. Even though it is believed that this suit is without merit, in order to avoid the monetary and other costs of litigation, the Company has entered into an agreement to settle this action for $9.75 million, subject to a court determination of the fairness of the settlement. Following a fairness hearing held December 13, 1996, the court affirmed the settlement and dismissed the action. A derivative action commenced on April 2, 1990 against certain directors and officers and former directors and officers alleging breaches of fiduciary duty and other common law violations in connection with the manufacture and distribution of Shiley heart valves is pending in the Superior Court, Orange County, California. The complaint seeks, among other forms of relief, damages in an unspecified amount. Even though it is believed that the suit is without merit, in order to avoid the monetary and other costs of litigation, the Company has entered into an agreement to settle this action by way of a $15 million payment by the Company's insurance carrier to the Company with an attorneys' fee to be paid by the Company out of the proceeds of the settlement to the shareholders' attorneys who brought the case. The settlement is subject to court approval and a fairness hearing is scheduled for April 11, 1997.
        A purported class action entitled Bradshaw v. Pfizer Inc. and Howmedica Inc. is pending in the U.S. District Court, Northern District of Ohio. The action sought monetary and injunctive relief, including medical monitoring, on behalf of patients implanted with the Howmedica P.C.A. one-piece acetabular hip component, which was manufactured by Howmedica from 1983 to 1990. The complaint alleges that the prostheses were defectively designed and manufactured and posed undisclosed risks to implantees. The federal magistrate judge has recommended that the district court deny the plaintiffs' motion to certify the case as a class action. The Company believes that the suit is without merit. On February 4, 1997, the Company was served with 15 separate actions in the United States District Court for the District of New Jersey, brought by some of the same individuals previously identified as members of the purported class in the

Notes to Consolidated Financial Statements continued

Bradshaw action, represented by the same lawyers, and making the same allegations. The Company believes that most if not all of these cases are without merit.
        The Company and/or Howmedica, along with other device manufacturers and numerous orthopedic surgeons, have been named as defendants in approximately 700 cases (among over 1,600 pending) in numerous state and federal courts seeking damages relating to alleged improper design, manufacture, and/or promotion of bone screws for unapproved use in spinal pedicles. Neither Howmedica nor the Company manufactured or sold pedicle screws in the U.S., but the claims allege a conspiracy among all of the defendants to over-promote the devices. The federal cases have been consolidated by the Multidistrict Panel in the U.S. District Court in Philadelphia, which ruled on April 8, 1996 that all claims against the manufacturers except express warranty and improper promotion are preempted. The recent decisions of the United States Supreme Court in Lohr v. Medtronic may impact the availability of the pre-emption defense in this case (and in other medical device cases). The Company believes the cases are without merit and during the fourth quarter over 150 of the cases against Howmedica and/or the Company have been dismissed, leaving a year-end total of 617.
        From 1994 to 1995, seven purported class actions were filed against American Medical Systems (AMS) in federal courts in South Carolina (subsequently transferred to Minnesota), California, Minnesota (2), Indiana, Ohio and Louisiana. The California, Ohio and Indiana suits and one Minnesota suit also name Pfizer Inc. as a defendant, based on its ownership of AMS. The suits seek monetary and injunctive relief on the basis of allegations that implantable penile prostheses are prone to unreasonably high rates of mechanical failure and/or various autoimmune diseases as a result of silicone materials. On September 30, 1994, the federal Judicial Panel on Multidistrict Litigation denied the various plaintiffs' motions to consolidate or coordinate the cases for pretrial proceedings. On February 28, 1995, the Court in the Ohio suit conditionally granted plaintiffs' motion for class certification; on March 3, 1995, the court in the California suit denied plaintiffs' motion for class certification; and on October 25, 1995, the court in the Indiana suit denied plaintiffs' motion for class certification; on February 15, 1996, the United States Court of Appeals for the Sixth Circuit reversed the Ohio Court's conditional certification; on May 15, 1996, the purported Minnesota class actions were dismissed without prejudice (following which plaintiffs' counsel have filed several actions in Minnesota State Court on behalf of over 200 individuals); and a motion to strike the class allegations in the Louisiana case was granted by the Court on July 23, 1996. The Company believes the suits are without merit.
        During late 1996, over 300 individual suits alleging injuries from penile implants were filed in Circuit Court in Minneapolis by individuals who were allegedly members of one or more of the discontinued purported class actions described above and/or who are represented by the same lawyers. The Company believes that most if not all of these cases are without merit.
        In June 1993, the Ministry of Justice of the State of Sao Paulo, Brazil commenced a civil public action against the Company's Brazilian subsidiary, Laboratorios Pfizer Ltda. (Pfizer Brazil) asserting that during a period in 1991, Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action seeks the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. On February 8, 1996, the trial court issued a decision holding Pfizer Brazil liable. The award of damages to individuals and the payment into the public reserve fund will be determined in a subsequent phase of the proceedings. The trial court's opinion sets out a formula for calculating the payment into the public reserve fund which could result in a sum of approximately $88 million. The total amount of damages payable to eligible individuals under the decision would depend on the number of persons eventually making claims. Pfizer Brazil is appealing this decision. The Company believes that this action is without merit and should not have a material adverse effect on the financial position or the results of operations of the Company.
        For information on income tax adjustments proposed by the U.S. and Belgian tax authorities, see the footnote "Taxes on Income" beginning on page 49.

Segment Information and Geographic Data
The Company is a research-based, global health care company. In 1996, the Company had net sales in excess of $10 million in each of 45 countries outside the U.S., with no single country, other than the U.S., contributing more than 10% to total net sales. Segment information (including major product groups) and geographic data as of and for the years ended December 31, 1996, 1995 and 1994 are shown on pages 39 and 40, respectively, and in the footnote "Financial Subsidiaries" on page 46 and are incorporated in this footnote.
         The Company's operations consist of three business segments and a financial subsidiaries group:
         Health care: a broad line of pharmaceutical products (including cardiovascular diseases, infectious diseases, central nervous system disorders, diabetes, arthritis/inflammation and allergy) as well as hospital products (including bone and joint prostheses, specialty instruments and implantable devices, diagnostic and therapeutic products used in the treatment of cardiovascular disease, electrosurgical and ultrasonic surgical devices and implantable urological devices). Health care products are sold to wholesale and retail outlets, public and private hospitals, managed care organizations, government and the medical profession.
         Animal health: products for livestock and companion animals including antibiotic and feed supplements, animal vaccines and other veterinary items. Animal health products are sold through drug wholesalers, distributors, retail outlets and directly to users, including feed manufacturers, animal producers and veterinarians.
         Consumer health care: over-the-counter health care items and oral care products. Consumer products are sold to wholesalers and retailers.
         Financial subsidiaries: a banking operation that makes loans and accepts deposits in international markets and a small captive insurance operation that reinsures certain assets, inland transport and marine cargo of the Company's subsidiaries.

Quarterly Consolidated Statement of Income Pfizer Inc and Subsidiary Companies (Unaudited)

                                                                                Quarter
                                                           -------------------------------------------------
(millions of dollars, except per share data)                First        Second         Third        Fourth           Year
---------------------------------------------------------------------------------------------------------------------------
1996
Net sales                                                  $ 2,682       $ 2,661       $ 2,803       $ 3,160        $11,306
Costs and expenses
  Cost of sales                                                513           521           522           620          2,176
  Selling, informational and administrative expenses           994         1,083         1,040         1,249          4,366
  Research and development expenses                            366           422           406           490          1,684
  Other deductions--net                                         57            61            86            72            276
---------------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income
 and minority interests                                        752           574           749           729          2,804
Provision for taxes on income                                  233           178           232           226            869
Minority interests                                               2             2             3            (1)             6
---------------------------------------------------------------------------------------------------------------------------
Net income                                                 $   517       $   394       $   514       $   504        $ 1,929
---------------------------------------------------------------------------------------------------------------------------
Earnings per common share                                  $   .81       $   .61       $   .80       $   .77        $  2.99
---------------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                       $   .30       $   .30       $   .30       $   .30        $  1.20
---------------------------------------------------------------------------------------------------------------------------
Stock prices*
  High                                                     $70-3\4       $ 77-3\8      $79-1\2       $ 91-1\4       $91-1\4
  Low                                                      $60-1\8       $ 62-7\8      $65-5\8       $ 77-1\2       $60-1\8
---------------------------------------------------------------------------------------------------------------------------
1995
Net sales                                                  $ 2,338       $ 2,401       $ 2,538       $ 2,744        $10,021
Costs and expenses
  Cost of sales                                                509           552           536           567          2,164
  Selling, informational and administrative expenses           849           967           960         1,079          3,855
  Research and development expenses                            313           354           351           424          1,442
  Other deductions--net                                         39            60            65            97            261
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision
 for taxes on income and minority interests                    628           468           626           577          2,299
Provision for taxes on income                                  207           155           206           170            738
Minority interests                                               2             2             1             2              7
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                              419           311           419           405          1,554
Discontinued operations--net                                     1             6             6             6             19
---------------------------------------------------------------------------------------------------------------------------
Net income                                                 $   420       $   317       $   425       $   411        $ 1,573
---------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
  Continuing operations                                    $   .68       $   .49       $   .66       $   .64        $  2.47
  Discontinued operations--net                                 .00           .01           .01           .01            .03
---------------------------------------------------------------------------------------------------------------------------
  Net income                                               $   .68       $   .50       $   .67       $   .65        $  2.50
---------------------------------------------------------------------------------------------------------------------------
  Cash dividends paid per common share                     $   .26       $   .26       $   .26       $   .26        $  1.04
---------------------------------------------------------------------------------------------------------------------------
Stock prices*
  High                                                     $45           $ 47-1\2      $ 54-1\4      $ 66-7\8       $66-7\8
  Low                                                      $37-1\4       $ 40-1\4      $ 43-1\2      $ 52-5\8       $37-1\4
---------------------------------------------------------------------------------------------------------------------------

*As reported in The Wall Street Journal. The first two quarters of 1995 have been adjusted for the second quarter 1995 two-for-one stock split in the form of a 100 percent stock dividend.

 As of January 31, 1997, there were approximately 65,338 holders of the Company's common stock (symbol PFE).

Financial Summary                           Pfizer Inc and Subsidiary Companies

                                                                             Year Ended December 31
                                                        ---------------------------------------------------------------------------
(millions, except per share data)                  1996   1995   1994   1993    1992   1991  1990   1989   1988   1987    1986
----------------------------------------------------------------------------------------------------------------------------------
Net sales                                        $11,306 10,021  7,977  7,162  6,871  6,580 5,859  5,162  4,873  4,406   4,060
Cost of sales                                      2,176  2,164  1,722  1,559  1,766  1,930 1,815  1,671  1,634  1,518   1,409
Selling, informational and administrative          4,366  3,855  3,184  3,006  2,838  2,680 2,384  2,043  1,818  1,627   1,412
Research and development                           1,684  1,442  1,126    961    851    745   627    519    459    386     322
Divestitures, restructuring and unusual items*      --      --     --     741   (141)   300    --     --     --    --     --
Other (income)/deductions--net                       276    261    115     60     16     12   (42)    51    (93)   (66)    (7)
------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before provision for taxes on income             2,804  2,299  1,830    835  1,541    913 1,075    878  1,055    941    924
Provision for taxes on income                        869    738    549    188    440    211   290    222    296    295    288
Minority interests                                     6      7      5      2      3      3     5      4      3      3      4
------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
  cumulative effect of accounting changes          1,929  1,554  1,276    645  1,098    699   780    652    756    643    632
Discontinued operations--net                         --      19     22     13     (4)    23    21     29     35     47     28
Cumulative effect of accounting changes              --      --     --     --   (283)**  --    --     --     --     --     --
------------------------------------------------------------------------------------------------------------------------------
    Net income                                    $1,929  1,573  1,298    658    811    722   801    681    791    690    660
------------------------------------------------------------------------------------------------------------------------------
Effective tax rate                                  31.0%  32.1%  30.0%  22.5%  28.6%  23.1% 27.0%  25.2%  28.0%  31.4%  31.2%
Depreciation                                        $361    321    275    241    243    218   200    184    177    162    147
Capital additions                                    774    696    672    634    674    594   548    457    344    258    196
Cash dividends paid                                  771    659    594    536    487    437   397    364    330    297    270
------------------------------------------------------------------------------------------------------------------------------
As of December 31
------------------------------------------------------------------------------------------------------------------------------
Working capital                                     $828    965    962  1,290  2,167  1,388 1,319  1,593  1,751  2,144  1,729
Property, plant and equipment--net                 3,850  3,473  3,073  2,633  2,305  2,381 2,110  1,784  1,655  1,506  1,352
Total assets                                      14,667 12,729 11,099  9,331  9,590  9,635 9,052  8,325  7,593  6,872  5,179
Long-term debt                                       687    833    604    571    571    397   193    191    227    249    285
Long-term capital***                               7,944  6,552  5,179  4,665  5,472  5,742 5,666  5,062  4,866  4,471  3,926
Shareholders' equity                               6,954  5,506  4,324  3,866  4,719  5,026 5,092  4,536  4,301  3,882  3,415
------------------------------------------------------------------------------------------------------------------------------
Per common share data:
    Income from continuing operations
      before effect of accounting changes          $2.99   2.47   2.05   1.01   1.63   1.03  1.16    .97   1.13    .95    .93
    Discontinued operations -- net                    --    .03    .04    .02   (.01)   .03   .03    .04    .05    .07    .04
    Cumulative effect of accounting changes           --     --     --     --   (.42)**  --    --     --     --     --     --
------------------------------------------------------------------------------------------------------------------------------
    Net income                                     $2.99   2.50   2.09   1.03   1.20   1.06  1.19   1.01   1.18   1.02    .97
------------------------------------------------------------------------------------------------------------------------------
    Market value (December 31)                    $83.00  63.00  38.63  34.50  36.25  42.00 20.19  17.38  14.50  11.66  15.25
    Cash dividends paid                             1.20   1.04    .94    .84    .74    .66   .60    .55    .50    .45    .41
    Shareholders' equity                           11.08   8.90   7.10   6.22   7.26   7.63  7.71   6.86   6.50   5.90   5.18
------------------------------------------------------------------------------------------------------------------------------
Weighted average shares used to
  calculate earnings per share amounts               644    630    620    641    673    679   674    679    678    682    683
Number of employees (thousands)                       47     44     40     40     40     43    42     41     40     39     39
------------------------------------------------------------------------------------------------------------------------------
Net sales per employee (thousands)                  $243    229    198    179    172    152   141    127    123    112    105
------------------------------------------------------------------------------------------------------------------------------

The results of operations of the food science business, which was sold in 1996, have been reported as a discontinued operation.

Common share data for the years 1986-1994 and 1986-1990 have been restated for the 1995 and 1991 two-for-one stock splits, respectively.

*Divestitures, restructuring and unusual items--net include the following:

1993--Pre-tax charges of approximately $745 million and $56 million to cover worldwide restructuring programs, as well as unusual items and a gain of approximately $60 million realized on the sale of the Company's remaining interest in Minerals Technologies Inc.

1992--Pre-tax gain of $259 million on the sale of a business, offset by pre-tax charges of $175 million for restructuring, consolidating and streamlining. In addition, it includes pre-tax curtailment gains of $57 million associated with postretirement benefits other than pensions of divested operations.

1991--A pre-tax charge of $300 million for potential future Shiley C/C heart valve fracture claims.

**Accounting changes adopted January 1, 1992: SFAS No. 106--$313 million or $.46 per share; SFAS No. 109--credit of $30 million or $.04 per share.

***Defined as long-term debt, deferred taxes on income, minority interests and shareholders' equity.

66