Form 10-K, Exhibit 13
period 1996-12-31
PFIZER INC
filed 1997-03-28
CIK 78003

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

                 AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)

|X| ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                   For the fiscal year ended December 31, 1996

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

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

                       PFIZER SAVINGS AND INVESTMENT PLAN
                        STATEMENT OF NET ASSETS AVAILABLE
                                 FOR PLAN BENEFITS
                               December 31, 1996
                    (thousands of dollars except unit values)

                                                  Non-Participant
                                                    Directed                             Participant Directed
                                                 -----------------------------------------------------------------------------------
                                                     Company Common
                                          Total        Stock Fund          Fund A      Fund B      Fund C       Fund D    Loan Fund
                                    ------------------------------------------------------------------------------------------------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common Stock
    Fund, 9,845,884 shares,
    cost $138,298; Fund C,
    9,809,675 shares,
    cost $206,233.................    $1,631,412       $817,208      $      --    $      --      $814,204       $   --       $   --
  Intermediate Treasury Bond Fund,
    The Northern Trust Company,
    cost $170,673.................       170,580             --        170,580           --            --           --           --
  Collective Stock Index Fund, The
    Northern Trust Company,  cost
    $72,820.......................       147,468             --             --      147,468            --           --           --
Other investments, at cost which
  approximates fair value:
    Loans to participants.........        39,385             --             --           --            --           --       39,385
    Cash and short-term securities        28,602             92            592           26            45       27,847           --
                                    ------------------------------------------------------------------------------------------------
  Total investments...............     2,017,447        817,300        171,172      147,494       814,249       27,847       39,385

Interest receivable...............         3,406              2          3,281           --             1          122           --
Contributions receivable from
  employers, including amounts
  collected from employees........         9,154          2,698          1,362           21         4,992           81           --
                                    ------------------------------------------------------------------------------------------------

Net assets available for plan
  benefits --Note 8...............    $2,030,007       $820,000       $175,815     $147,515      $819,242      $28,050      $39,385
                                    ================================================================================================


Number of units outstanding at end
  of year.........................                   32,067,445     14,665,944    8,883,551    32,219,343    2,478,547
Unit Value--Note 1................                       $25.38         $11.86       $16.49        $25.32       $11.27



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

                       PFIZER SAVINGS AND INVESTMENT PLAN
                       STATEMENT OF NET ASSETS AVAILABLE
                                FOR PLAN BENEFITS
                                December 31, 1995
                    (thousands of dollars except unit values)

                                                  Non-Participant
                                                    Directed                             Participant Directed
                                                 -----------------------------------------------------------------------------------
                                                     Company Common
                                          Total        Stock Fund          Fund A      Fund B      Fund C       Fund D    Loan Fund
                                    ------------------------------------------------------------------------------------------------
Investments, at fair value:
  Pfizer Inc. common stock:
    Company Common Stock
    Fund, 10,451,382 shares,
    cost $132,164; Fund C,
    10,048,630 shares,
    cost $180,795.................    $1,291,501       $658,437   $         --  $        --      $633,064    $      --   $       --
  Intermediate Treasury Bond Fund,
    The Northern Trust Company,
    cost $137,223.................       140,002             --        140,002           --            --           --           --
  Collective Stock Index Fund, The
    Northern Trust Company,  cost
    $59,403.......................       110,014             --             --      110,014            --           --           --
Investment contracts with
  insurance companies, at contract
  value..........................         41,089             --         41,089           --            --           --           --
Other investments, at cost which
  approximates fair value:
    Loans to participants.........        31,707             --             --           --            --           --       31,707
    Cash and short-term securities        16,056             90             94           --            69       15,803           --
                                    ------------------------------------------------------------------------------------------------
  Total investments...............     1,630,369        658,527        181,185      110,014       633,133       15,803       31,707

Interest receivable...............         2,608              2          2,525            1             1           79           --
Contributions receivable from
  employers, including amounts
  collected from employees........         8,338          2,554          1,788        1,492         2,143          361           --
                                    ------------------------------------------------------------------------------------------------
                                       1,641,315        661,083        185,498      111,507       635,277       16,243       31,707
Payables arising from securities
  purchased.......................          (54)             --            (1)         (40)          (13)           --           --
                                    ------------------------------------------------------------------------------------------------

Net assets available for plan
  benefits --Note 8...............    $1,641,261       $661,083       $185,497     $111,467      $635,264      $16,243      $31,707
                                    ================================================================================================


Number of units outstanding at end
  of year.........................                   34,575,800     16,345,905    8,249,272    33,396,661    1,472,371
Unit Value--Note 1................                       $18.96         $11.29       $13.40        $18.91       $10.69




             See Notes to Financial Statements which are an integral
                      part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                                FOR PLAN BENEFITS
                          Year Ended December 31, 1996
                             (thousands of dollars)

                                                  Non-Participant
                                                    Directed                             Participant Directed
                                                 -----------------------------------------------------------------------------------
                                                     Company Common
                                              Total         Stock Fund     Fund A       Fund B     Fund C     Fund D      Loan Fund
                                    ------------------------------------------------------------------------------------------------
Net investment income
  Cash dividends:
    Pfizer Inc. common stock......           $24,240          $12,184     $    --     $     --    $12,056    $     --       $   --
    Other marketable
      securities..................             2,758               --          --        2,758         --         --            --
  Interest........................            16,518               49      12,352           11         28      1,002          3,076
                                        --------------------------------------------------------------------------------------------
                                              43,516           12,233      12,352        2,769     12,084      1,002          3,076
Investment management fees--
  Note 4..........................              (103)              --         (58)         (45)        --         --            --
                                        --------------------------------------------------------------------------------------------
                                              43,413           12,233      12,294        2,724     12,084      1,002          3,076
                                        --------------------------------------------------------------------------------------------
Realized gains (losses) on
  investments, net-- Note 5
    Pfizer Inc. common stock......            92,482           48,444          --           --     44,038         --            --
    Other securities..............              (932)               --     (1,174)         242         --         --            --
                                        --------------------------------------------------------------------------------------------
                                              91,550           48,444      (1,174)         242     44,038        --             --
                                        --------------------------------------------------------------------------------------------
Unrealized appreciation (depreciation)
  of investments,
  net-- Note 6....................           329,504          152,637      (2,872)      24,037    155,702         --            --
                                        --------------------------------------------------------------------------------------------
                                             464,467          213,314       8,248       27,003    211,824      1,002          3,076
                                        --------------------------------------------------------------------------------------------
Contributions
  Employees.......................            77,921               --      11,612       14,987     50,537        785            --
  Employers.......................            34,486           34,486          --           --         --         --            --
Withdrawals --Note 8..............          (188,128)         (85,169)    (26,090)      (9,912)   (63,769)    (3,188)           --
Loan transaction
  transfers, net..................                --           (3,714)      1,841        1,810     (5,221)       682          4,602
Transfers at fair
  value, net......................                --               --      (5,293)       2,160     (9,393)    12,526            --
                                        --------------------------------------------------------------------------------------------
                                             (75,721)         (54,397)    (17,930)       9,045    (27,846)    10,805          4,602
                                        --------------------------------------------------------------------------------------------
Net increase (decrease)...........           388,746          158,917      (9,682)      36,048    183,978     11,807          7,678
Net assets available for plan
  benefits--Note 8:
  Beginning of year...............         1,641,261          661,083     185,497      111,467    635,264     16,243         31,707
                                        --------------------------------------------------------------------------------------------

  End of year.....................        $2,030,007         $820,000    $175,815     $147,515   $819,242    $28,050        $39,385
                                        ============================================================================================





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

                       PFIZER SAVINGS AND INVESTMENT PLAN
                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE
                                FOR PLAN BENEFITS
                          Year Ended December 31, 1995
                             (thousands of dollars)

                                                  Non-Participant
                                                    Directed                             Participant Directed
                                                 -----------------------------------------------------------------------------------
                                                        Company Common
                                            Total         Stock Fund        Fund A      Fund B     Fund C      Fund D      Loan Fund
                                    ------------------------------------------------------------------------------------------------
Net investment income
  Cash dividends:
    Pfizer Inc. common stock......         $21,180          $10,919     $       --   $      --    $10,261  $      --     $      --
    Other marketable
      securities..................           2,333               --             --       2,333         --         --            --
  Interest........................          15,605               38         12,351          29         86        939         2,162
                                       ------------------------------ -------------------------------------------------------------
                                            39,118           10,957         12,351       2,362     10,347        939         2,162
Investment management fees--
  Note 4..........................             (90)              --            (57)        (33)        --         --            --
                                       ------------------------------ -------------------------------------------------------------
                                            39,028           10,957         12,294       2,329     10,347        939         2,162
                                       ------------------------------ -------------------------------------------------------------
Realized gains (losses) on
  investments, net-- Note 5
    Pfizer Inc. common stock......          40,853           20,137             --          --     20,716         --            --
    Other securities..............             379               --           (638)      1,017         --         --            --
                                       ------------------------------ -------------------------------------------------------------
                                            41,232           20,137           (638)      1,017     20,716         --            --
                                       ------------------------------ -------------------------------------------------------------
Unrealized appreciation of
  investments, net-- Note 6.......         488,494          235,218          8,840      24,431    220,005         --            --
                                       ------------------------------ -------------------------------------------------------------
                                           568,754          266,312         20,496      27,777    251,068        939         2,162
                                       ------------------------------ -------------------------------------------------------------
Contributions --Note 7
  Employees.......................         132,035               --         13,942      13,281     41,807     63,005            --
  Employers.......................          32,068           32,068             --          --         --         --            --
Withdrawals --Note 8..............        (126,875)         (51,631)       (20,772)     (8,374)   (42,046)    (4,052)           --
Loan transaction
  transfers, net..................              --             (753)          (970)       (545)    (2,605)      (144)        5,017
Transfers at fair
  value, net......................              --               --         15,806      11,572     21,559    (48,937)           --
                                       ------------------------------ -------------------------------------------------------------
                                            37,228          (20,316)         8,006      15,934     18,715      9,872         5,017
                                       ------------------------------ -------------------------------------------------------------
Net increase......................         605,982          245,996         28,502      43,711    269,783     10,811         7,179
Net assets available for plan
  benefits--Note 8:
  Beginning of year...............       1,035,279          415,087        156,995      67,756    365,481      5,432        24,528
                                       --------------------------------------------------------------------------------------------
  End of year.....................      $1,641,261         $661,083       $185,497    $111,467   $635,264    $16,243       $31,707
                                       ============================================================================================



             See Notes to Financial Statements which are an integral
                      part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1995


Note 1 -- Summary Plan Description

         General -- The Pfizer Savings and Investment Plan (the "Plan") is a defined contribution plan which was originally adopted by Pfizer Inc. (the "Company") in 1965 as the Pfizer Savings Plan and has been amended from time to time since that date. Participation in the Plan is open to all eligible employees of the Company and any corporation which, with the consent of the Company, adopts the Plan ("Associate Companies"). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974.

         Effective December 31, 1992, all new contributions, in excess of withdrawals and transfers, directed to Fund A of the Plan are invested in an intermediate U.S. Treasury bond fund. In addition, as the investment contracts with insurance companies in Fund A matured, the contracts' proceeds were invested in an intermediate U.S. Treasury bond fund. As of June 3, 1996, all investment contracts with insurance companies had matured and the proceeds were invested in the bond fund.

         Effective January 1, 1995, the Plan was amended to accept a rollover contribution by a participant in certain instances (as defined in the Plan) and to value a deceased participant's account as of the valuation date subsequent to the receipt of the distribution election rather than the valuation date preceding the decedent's death. Effective January 1, 1997, participants are permitted to roll over into the Plan eligible distributions from other qualified employer sponsored savings plans and conduit IRA's.

         The following is a general description of certain provisions of the Plan. Refer to the Plan agreement for a complete description.

         Contributions -- Each participant may make contributions on an after-tax basis and/or on a before-tax basis (that is, choose to reduce his or her compensation and have the Company contribute on his or her behalf). Before-tax contributions are subject to certain restrictions under the Internal Revenue Code of 1986, as amended. Contributions of up to 2% of compensation are matched 100% by the Company and the next 4% is matched 50%. Employee contributions in excess of 6% are not matched.

         Effective February 1, 1997, the definition of earnings eligible for contributions was expanded to include overtime pay, premium pay and shift differentials.

         Investment options -- Each participant in the Plan elects to have his or her contribution invested in any one or any combination of four investment funds. These funds are comprised of the following:

          Fund A --     Intermediate U.S. Treasury bonds and, prior to
                        June 3, 1996, investment contracts with insurance companies (see General caption above for a description of Fund A investments effective December
                        31, 1992).

          Fund B --     An index fund of corporate common stocks.

          Fund C --     Common stock of the Company.

          Fund D --     U.S. Treasury and government agency money market
                        investments with maturities of less than one year.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                           December 31, 1996 and 1995



Note 1 -- Summary Plan Description (Continued)

         At December 31, 1996 and 1995, respectively, there were 13,476 and 13,033 employees participating in the Plan, some of whom had investments in more than one employee investment fund. On the basis of allocations by the employees of their contributions at December 31, 1996 and 1995, respectively, Fund A had 4,441 and 5,218 participating employees; Fund B, 5,044 and 4,802, Fund C, 11,535 and 10,828 and Fund D, 428 and 291.

         All Company matching contributions are invested by the Trustee in a fifth fund designated the "Company Common Stock Fund," which consists primarily of common stock of the Company. These contributions are non-participant directed.

         The Plan's trust agreement provides that any portion of any of the five funds may, pending its permanent investment or distribution, be invested in short-term investments.

         The net assets used to calculate the unit values disclosed on the Statement of Net Assets Available for Plan Benefits as of December 31, 1996 and 1995, have been reduced by benefits payable as of that date. (See Note 8.)

         Eligibility and Vesting -- Substantially all the domestic employees of the Company, except those covered by a collective bargaining agreement, are eligible to participate in the Plan beginning on the January 1 following their date of employment, or the beginning of any month thereafter. A Participant is immediately vested in the full value of his or her account (i.e., participants' and employers' contributions).

         Effective January 1, 1997, employees are immediately eligible to enroll in the Plan.

         Payment of Benefits -- Upon separation from service, retirement or disability, a participant may elect to receive a lump sum distribution immediately or at any time up to the later of 13 months from separation or age 65, subject to the provisions of the Plan. In the event of a participant's death, a spouse beneficiary may elect payment immediately or defer payments until the later of when the participant would have reached age 65 or 13 months from date of death. A nonspouse beneficiary may defer payment up until 13 months from the date of death.

         Withdrawals -- A participant in the Plan may withdraw all or part of his or her account balance subject to the provisions of the Plan.

         Loans --Plan participants are permitted to borrow against their vested balance. The minimum amount a participant may borrow is $1,000 and the maximum amount is the lesser of 50% of the vested account balance reduced by any current outstanding loan balance or $50,000 reduced by the highest outstanding loan balance in the preceding 12 months.

         Under the terms of the Plan, loans must be repaid within five years, unless the funds are used to purchase a primary residence. Primary residence loans must be repaid over 10 or 15 years at the participant's option. The interest rate on all loans is based on the prime rate plus 1%. Interest paid by the participant is credited to the participant's account.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                           December 31, 1996 and 1995

Note 1 -- Summary Plan Description (Continued)

         Termination -- The Company expects to continue the Plan indefinitely, but necessarily reserves the right to amend, suspend or discontinue it in whole or in part at any time by action of the Company's Board of Directors. In the event of termination of the Plan, each participant shall receive the full value of his or her account balance as though he or she had retired as of the date of such termination. No part of the assets in the investment funds established pursuant to the Plan will at any time revert to the Company.

Note 2 -- Summary of Significant Accounting Policies

         Basis of Accounting -- The financial statements of the Plan are prepared on the accrual basis of accounting. For treatment of benefits payable, refer to Note 8.

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

         Contributions made to the Plan by the Company, including before-tax contributions made on the employee's behalf by the Company and the appreciation on all funds in the employee's account, are not taxable to the employee under Federal income tax law while these amounts remain in the Plan.

Note 4 -- Administrative Costs

         Except for certain member transfer costs and the investment management fees (Fund A and Fund B), all costs and expenses of administering the Plan are borne by the Company.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                           December 31, 1996 and 1995

Note 5 -- Realized Gains (Losses) on Investments

         The aggregate net proceeds and carrying value used in the calculation of the realized gains (losses) on investments are as follows:




                                     Net Proceeds                          Realized Gains
                                   and Withdrawals           Cost             (Losses)
                                   -----------------    -------------    ------------------
Pfizer Inc. Common Stock                           (thousands of dollars)
         1996                           $119,840           $27,358            $92,482
         1995                             58,802            17,949             40,853

Other Securities

         1996                             95,543            96,475               (932)
         1995                             31,833            31,454                379

         Realized gains from the disposal of Pfizer Inc. common stock include $62,371,000 in 1996 and $19,664,000 in 1995 related to shares distributed in kind to participants who withdrew from the Plan on retirement or termination.

         In addition, the 1996 net proceeds and withdrawal amounts include $25,904,000 relating to the transfer of Plan assets of the former employees of the Pfizer Food Science Group to the Cultor Food Science Retirement and Savings Plan.

Note 6 -- Unrealized Appreciation (Depreciation) of Investments

         The change in the amount of unrealized appreciation (depreciation) was as follows:

                                                 Aggregate Unrealized
                                           ---------------------------------
                                            December 31,      December 31,
                                                1996              1995          Change During 1996
                                           ---------------   ---------------   ---------------------
                                                            (thousands of dollars)
Company Common Stock Fund...............        $678,910          $526,273                $152,637
Fund A..................................             (93)            2,779                  (2,872)
Fund B..................................          74,648            50,611                  24,037
Fund C..................................         607,971           452,269                 155,702
                                           ---------------   ---------------   ---------------------
                                              $1,361,436        $1,031,932                $329,504
                                           ===============   ===============   =====================

                                                 Aggregate Unrealized
                                          ---------------------------------
                                            December 31,      December 31,
                                                1995              1994          Change During 1995
                                           ---------------   ---------------   ---------------------
                                                            (thousands of dollars)

Company Common Stock Fund...............        $526,273          $291,055                $235,218
Fund A..................................           2,779            (6,061)                  8,840
Fund B..................................          50,611            26,180                  24,431
Fund C..................................         452,269           232,264                 220,005
                                           ---------------   ---------------   ---------------------
                                              $1,031,932          $543,438                $488,494
                                           ===============   ===============   =====================


Note 7 -- Contributions

         In 1995, contributions by participating employees of Pfizer Inc. includes rollover contributions of $62,260,000 from the employees of the former SmithKline Beecham animal health business that was acquired by the Company in January 1995.

Note 8 -- Withdrawals and Reconciliation with Form 5500

         For financial statement purposes, participant withdrawals and distributions are recorded when paid rather than when processed and approved for payment. Therefore, the net assets available for Plan benefits as of December 31, 1996 and 1995 do not reflect a reduction for the following benefits payable to participants who had requested withdrawals as of December 31, but which were not distributed until the subsequent year:

                                                  1996          1995
                                               ------------  ------------
                                                (thousands of dollars)

Company Common Stock Fund.....................      $6,364        $5,471
Fund A........................................       1,933           871
Fund B........................................       1,063           933
Fund C........................................       3,580         3,735
Fund D........................................         120           508
                                               ------------  ------------

                                                   $13,060       $11,518

                                               ============  ============


         For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment. Therefore, benefits payable to participants who have requested withdrawals have been reported as benefit expense on Form 5500 for those years.

                                   SCHEDULE 1
                       PFIZER SAVINGS AND INVESTMENT PLAN
           ITEM 27a -- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                December 31, 1996
                             (thousands of dollars)

                                                                                       Number of
                                                         Interest       Maturity       Shares or
                                                           Rate           Date           Units          Cost        Fair Value
                                                      --------------  -------------  --------------  ------------  -------------
FUND A:
The Northern Trust Company, Intermediate
  Treasury Bond Fund.................................      --              --          165,600,000      $170,673       $170,580

The Northern Trust Company, Short-Term Investment
  Fund...............................................    Various        Various            591,920           592            592
                                                                                                     ============  =============
    Total of Fund A..................................                                                   $171,265       $171,172
                                                                                                     ============  =============

FUND B:
The Northern Trust Company, Collective
  Stock Index Fund...................................      --              --            2,416,774       $72,820       $147,468

The Northern Trust Company, Short-Term Investment
  Fund...............................................    Various        Various                               26             26
                                                                                                     ------------  -------------
    Total of Fund B..................................                                                    $72,846       $147,494
                                                                                                     ============  =============
FUND C:
Pfizer Inc. Common Stock.............................      --              --            9,809,675      $206,233       $814,204

The Northern Trust Company, Short-Term Investment
  Fund...............................................    Various        Various             45,252            45             45
                                                                                                     ============  =============
    Total of Fund C..................................                                                   $206,278       $814,249
                                                                                                     ============  =============

FUND D:
The Northern Trust Company, Government Short-Term
  Investment Fund....................................    Various        Various         27,847,462       $27,847        $27,847
                                                                                                     ============  =============

COMPANY COMMON STOCK FUND:
Pfizer Inc. Common Stock.............................      --              --            9,845,884      $138,298       $817,208

The Northern Trust Company, Short-Term Investment
  Fund...............................................    Various        Various             92,168            92             92
                                                                                                     ------------  -------------
    Total of Company Stock Fund......................                                                   $138,390       $817,300
                                                                                                     ============  =============

LOAN FUND:
Loans to participants                                    Various        Various                 --       $39,385        $39,385
                                                                                                     ============  =============


                                   SCHEDULE 2
                       PFIZER SAVINGS AND INVESTMENT PLAN
                 ITEM 27d -- SCHEDULE OF REPORTABLE TRANSACTIONS

                          Year Ended December 31, 1996

                             (thousands of dollars)

FUND C AND COMPANY
COMMON STOCK FUND:

                                               Number of        Number of
                                             Transactions         Shares          Cost
                                            ---------------  --------------  ------------
Securities Purchased
Pfizer Inc. common stock...................       33            819,318        $58,966



Securities Disposed*                                                                        Fair Value
                                              Number of        Number of                    of Disposed     Realized
                                             Transactions       Shares          Cost          Shares          Gains
                                            ---------------  --------------  ------------  --------------  ------------
Pfizer Inc. common stock...................      392             1,663,771     $27,358        $119,840       $92,482

-----------

  * Dispositions represent sales of stock and shares distributed in kind to members who withdrew from the Plan on retirement or termination.

                          INDEPENDENT AUDITORS' REPORT

To the Savings and Investment Plan Committee
 Pfizer Savings and Investment Plan:

         We have audited the accompanying statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan (the Plan) as of December 31, 1996 and 1995 and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1996 and 1995 and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

         Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes and (2) reportable transactions, as of and for the year ended December 31, 1996 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                            /s/ KPMG Peat Marwick LLP

                              KPMG PEAT MARWICK LLP

New York, New York
March 17, 1997

                                   SIGNATURES

 The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Savings and Investment Plan Committee have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PFIZER SAVINGS AND INVESTMENT PLAN

                                   By:        /s/ David L. Shedlarz

                                   David L. Shedlarz
                                            Senior Vice President and
                                            Chief Financial Officer
                                            Chair, Savings and Investment
                                            Plan Committee

Date: March 27, 1997

                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

To the Savings and Investment Plan Committee
 Pfizer Savings and Investment Plan:

         We consent to the use of our report dated March 17, 1997 included herein and incorporated herein by reference in the Registration Statement on Form S-8 dated January 24, 1991 (File No. 33-38708) which report relates to the statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended, and appears in the December 31, 1996 annual report on Form 11-K of the Pfizer Savings and Investment Plan.

                            /s/ KPMG Peat Marwick LLP

                            KPMG PEAT MARWICK LLP


New York, New York
March 27, 1997