Form 10-K, Exhibit 13
period 1996-12-31
PFIZER INC
filed 1997-03-28
CIK 78003

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   -----------

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

                                December 31, 1996

                                                                     Non-Participant
                                                                        Directed                 Participant Directed
                                                                   --------------------------------------------------------------
                                                                      Pfizer Inc.
                                                        Total      Common Stock Fund     Fund A        Fund B         Fund C
                                                    -----------------------------------------------------------------------------
                      ASSETS
Investments, at fair value:
  Pfizer Inc. common stock:
    Pfizer Inc. Common Stock Fund, 91,400  shares,
      cost $2,894,428 Fund C, 79,736 shares; cost
      $2,874,537.................................      $14,204,288         $7,586,187  $        --      $      --     $6,618,101
  Other marketable securities:
    Fund A, cost $1,841,468; Fund B, cost $362,310       2,440,730                 --    1,851,482        589,248             --
Interest-bearing deposits, at cost which
  approximates fair value........................          139,863                 46      139,454             66            297
                                                    -----------------------------------------------------------------------------
             Total investments...................       16,784,881          7,586,233    1,990,936        589,314      6,618,398

Due (to)/from other funds........................               --                 --      (20,969)      (28,596)         49,565
Interest and misc. receivable....................           31,054                659       25,924           799           3,672
Contributions receivable:
  Employees......................................          370,028                 --       93,327         17,645        259,056
  Employers......................................          178,847            178,847           --             --             --
                                                    -----------------------------------------------------------------------------
      Net assets available for plan
        benefits - Note 7........................      $17,364,810         $7,765,739   $2,089,218       $579,162     $6,930,691
                                                    =============================================================================

Number of units outstanding at end of year.......                           1,489,150    1,370,474        250,509      1,374,653
Unit value.......................................                               $5.21        $1.52          $2.31          $5.04







          See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                             STATEMENT OF NET ASSETS
                           AVAILABLE FOR PLAN BENEFITS

                                December 31, 1995

                                                                     Non-Participant
                                                                        Directed                 Participant Directed
                                                                   --------------------------------------------------------------
                                                                      Pfizer Inc.
                                                        Total      Common Stock Fund     Fund A        Fund B         Fund C
                                                    -----------------------------------------------------------------------------
                      ASSETS
Investments, at fair value:
  Pfizer Inc. common stock:
    Pfizer Inc. Common Stock Fund, 87,517  shares,
      cost $2,596,932; Fund C, 71,818 shares; cost
      $2,271,405.................................      $10,037,703         $5,513,160    $        --     $    --      $4,524,543

  Other marketable securities:
    Fund A, cost $1,806,318; Fund B, cost $278,353       2,292,532                 --      1,876,876      415,656             --
Interest-bearing deposits, at cost which
  approximates fair value........................          210,494             57,834        115,476       13,387         23,797
                                                    -----------------------------------------------------------------------------
             Total investments...................       12,540,729          5,570,994      1,992,352      429,043      4,548,340

Interest receivable..............................           32,630                155         32,379           34             62

Contributions receivable:
  Employees......................................          300,316                 --        103,983       13,772        182,561
  Employers......................................          157,502            157,502             --           --             --
                                                    -----------------------------------------------------------------------------
      Net assets available for plan
        benefits - Note 7........................      $13,031,177         $5,728,651     $2,128,714     $442,849     $4,730,963
                                                    =============================================================================

Number of units outstanding at end of year.......                           1,461,391      1,438,320      231,858      1,238,472
Unit value.......................................                               $3.92          $1.48        $1.91          $3.82













          See Notes to Financial Statements which are an integral part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                      FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                           AVAILABLE FOR PLAN BENEFITS

                          Year Ended December 31, 1996

                                                                     Non-Participant
                                                                        Directed                 Participant Directed
                                                                   --------------------------------------------------------------
                                                                      Pfizer Inc.
                                                        Total      Common Stock Fund     Fund A        Fund B         Fund C
                                                    -----------------------------------------------------------------------------
Net investment income:
  Cash dividends:
    Pfizer Inc. common stock......................         $199,071          $108,820      $       --    $     --         $90,251
    Other marketable securities...................           11,809                --              --      11,809              --
  Interest........................................          139,013             2,294         132,505         440           3,774
                                                    -------------------------------------------------------------------------------
                                                            349,893           111,114         132,505      12,249          94,025
Investment management fees - Note 4...............           (2,136)               --              --      (2,136)             --
                                                    -------------------------------------------------------------------------------
                                                            347,757           111,114         132,505      10,113          94,025
Realized gains/(losses) on investments, net - Note 5:
  Pfizer Inc. common stock........................           71,731            45,704              --          --          26,027
  Other marketable securities.....................           (5,043)               --          (8,077)      3,034              --
                                                    -------------------------------------------------------------------------------
                                                             66,688            45,704          (8,077)      3,034          26,027
                                                    -------------------------------------------------------------------------------
Miscellaneous income/(expense)....................            1,103               482          (3,500)        737           3,384
Unrealized appreciation/(depreciation) of
  investments net - Note 6........................        3,295,048         1,775,531         (60,544)     89,635       1,490,426
                                                    -------------------------------------------------------------------------------
                                                          3,710,596         1,932,831          60,384     103,519       1,613,862
                                                    -------------------------------------------------------------------------------
Contributions
  Employees.......................................        2,802,387                --         735,237     166,109       1,901,041
  Employers.......................................        1,376,512         1,376,512              --          --              --
Withdrawals - Note 7..............................       (3,555,862)       (1,265,817)       (646,612)    (93,034)     (1,550,399)
Transfers between funds - net.....................               --            (6,438)       (188,505)    (40,281)        235,224
                                                    -------------------------------------------------------------------------------
                                                            623,037           104,257         (99,880)     32,794         585,866
                                                    -------------------------------------------------------------------------------
Net increase/(decrease) - Note 3..................        4,333,633         2,037,088         (39,496)    136,313       2,199,728
Net assets available for plan benefits - Note 7:
  Beginning of year...............................       13,031,177         5,728,651       2,128,714     442,849       4,730,963
                                                    -------------------------------------------------------------------------------
  End of year.....................................      $17,364,810        $7,765,739      $2,089,218    $579,162      $6,930,691
                                                    ===============================================================================




             See Notes to Financial Statements which are an integral
                      part of these financial statements.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                     FOR EMPLOYEES RESIDENT IN PUERTO RICO

                       STATEMENT OF CHANGES IN NET ASSETS
                           AVAILABLE FOR PLAN BENEFITS

                          Year Ended December 31, 1995

                                                                     Non-Participant
                                                                        Directed                 Participant Directed
                                                                   --------------------------------------------------------------
                                                                      Pfizer Inc.
                                                        Total      Common Stock Fund     Fund A        Fund B         Fund C
                                                    -----------------------------------------------------------------------------
Net investment income:
  Cash dividends:
    Pfizer Inc. common stock......................     $  159,945          $   86,696      $       --      $     --      $   73,249
    Other marketable securities...................          4,898                  --              --         4,898              --
  Interest........................................        129,556               3,825         119,267         4,196           2,268
                                                    --------------------------------------------------------------------------------
                                                          294,399              90,521         119,267         9,094          75,517
Investment management fees - Note 4...............         (5,129)                 --              --        (5,129)             --
                                                    --------------------------------------------------------------------------------
                                                          289,270              90,521         119,267         3,965          75,517
Realized gains on investments, net - Note 5:
  Pfizer Inc. common stock........................         60,220              29,373              --            --          30,847
  Other marketable securities.....................          5,614                  --             156         5,458              --
                                                    --------------------------------------------------------------------------------
                                                           65,834              29,373             156         5,458          30,847
                                                    --------------------------------------------------------------------------------
Unrealized appreciation of investments - net
  Note 6..........................................      3,945,688           2,023,731         129,776       103,206       1,688,975
                                                    --------------------------------------------------------------------------------
                                                        4,300,792           2,143,625         249,199       112,629       1,795,339
                                                    --------------------------------------------------------------------------------
Contributions
  Employees.......................................      2,340,054                  --         846,905       136,407       1,356,742
  Employers.......................................      1,231,787           1,231,787              --            --              --
Withdrawals - Note 7..............................     (2,607,599)           (788,809)       (526,514)      (77,333)     (1,214,943)
Transfers between funds - net.....................             --              11,301         (37,166)      (10,698)         36,563
                                                    --------------------------------------------------------------------------------
                                                          964,242             454,279         283,225        48,376         178,362
                                                    --------------------------------------------------------------------------------
Net increase - Note 3.............................      5,265,034           2,597,904         532,424       161,005       1,973,701
Net assets available for plan benefits - Note 7:
  Beginning of year...............................      7,766,143           3,130,747       1,596,290       281,844       2,757,262
                                                    --------------------------------------------------------------------------------
  End of year.....................................    $13,031,177          $5,728,651      $2,128,714      $442,849      $4,730,963
                                                    ================================================================================



             See Notes to Financial Statements which are an integral
                      part of these financial statements.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                        EMPLOYEES RESIDENT IN PUERTO RICO
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1995


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

         Effective January 1, 1997, NAMIC CARIBE, INC., an affiliate of the Companies, and all its eligible employees entered into the Plan as sponsor and participants, respectively, under the same conditions stated in the provisions of the Plan.

         The following is a general description of certain provisions of the Plan. Refer to the Plan agreement for a complete description of the Plan.

         Contributions -- Each participant may make contributions on an after-tax basis and/or on a before-tax basis (that is, choose to reduce his or her compensation and have the Companies contribute on his or her behalf). Before-tax contributions are subject to certain restrictions under the Puerto Rico Income Tax Act of 1954, as amended. Contributions of up to 2% of compensation are matched 100% by the Companies and the next 4% is matched 50%. Employee contributions in excess of 6% are not matched.

         Investment Options -- Each participant in the Plan elects to have his or her contributions invested in any one or any combination of the three investment funds. These funds are described below:

                  Fund A -- Fixed income securities.
                  Fund B -- An index fund of corporate common stocks. Fund C -- Common stock of Pfizer Inc.

         At December 31, 1996 and 1995, there were 1,037 and 1,015 employees, respectively, participating in the Plan, some of whom had investments in more than one employee investment fund. On the basis of allocations by the employees of their contributions at December 31, 1996 and 1995, respectively, Fund A had 531 and 566 participating employees, Fund B, 171 and 160 and Fund C, 860 and 763.

         All matching contributions are invested by the Plan's trustee in a fourth fund designated the "Pfizer Inc. Common Stock Fund," which consists primarily of common stock of Pfizer Inc. These contributions are non-participant directed.

         The Plan's trust agreement provides that any portion of any of the funds may, pending its permanent investment or distribution, be invested in short-term investments.

         Eligibility and Vesting -- Substantially all employees of the Companies who are resident in Puerto Rico are eligible to participate in the Plan beginning on the January 1 following their date of employment, or the beginning of any month or payroll period thereafter. A participant is immediately vested in the full value of his or her accounts (i.e., participant and employer contributions).

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                        EMPLOYEES RESIDENT IN PUERTO RICO
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1995

Note 1 -- Summary Plan Description (Continued)

         Payment of Benefits -- Upon separation from service, retirement, disability or death, a participant will receive the value of his or her account as a lump-sum distribution.

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

Note 2 -- Summary of Significant Accounting Policies

         Basis of Accounting -- The financial statements of the Plan are prepared on the accrual basis of accounting. For treatment of benefits payable, refer to Note 7.

         Investment Valuation -- Pfizer Inc. common stock is valued at the closing market price on the last business day of the year. Other marketable securities are valued at fair value based on the closing market price of the security on the last business day of the year except for investments in the index fund of corporate common stocks, which are recorded at fair value based on the closing market price of the underlying investments held by the fund on the last business day of the year. Interest-bearing deposits are recorded at cost, which approximates fair value.

         Security Transactions -- Purchases and sales of securities are reflected on a trade-date basis. Realized gains and losses on sales of investments represent the difference between the net proceeds received and the cost of the investments (average cost if less than the entire investment is sold).

         Unrealized Appreciation/(Depreciation) Of Investments -- Unrealized appreciation (depreciation) of investments for the year represents the difference between the cost of the investments and the fair value at the end of the year. Additionally, it includes the reversal of the unrealized appreciation (depreciation) as of the end of the prior year.

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

         Contributions made to the Plan by the Companies, including before-tax contributions made on the employee's behalf by the Companies and the appreciation on all funds in the employee's account, are not taxable to the employee under Puerto Rico income tax law while these amounts remain in the Plan.

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                        EMPLOYEES RESIDENT IN PUERTO RICO
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1995

Note 4 -- Administrative Costs

         Except for certain investment management fees (Fund B), all costs and expenses of administering the Plan are borne by the Companies.

Note 5 -- Realized Gains(Losses) on Investments

         The aggregate net proceeds and carrying value used in the calculation of the realized gains (losses) on investments are as follows:

                                               Net Proceeds                        Realized Gains
                                              and Withdrawals         Cost            (Losses)
                                             ------------------  ---------------  -----------------
Pfizer Inc. Common Stock:
  1996......................................      $193,865          $122,134           $71,731
  1995......................................       183,217           122,997            60,220

Other Marketable Securities:
  1996......................................       381,238           386,281            (5,043)
  1995......................................        65,012            59,398             5,614

Note 6 -- Unrealized Appreciation (Depreciation) of Investments

         The change in the amount of unrealized appreciation (depreciation) was as follows:

                                                          Aggregate Unrealized
                                                     --------------------------------
                                                      December 31,     December 31,      Change During
                                                          1996             1995              1996
                                                     --------------------------------  ------------------
Pfizer Inc. Common Stock Fund.......................     $4,691,759      $2,916,228          $1,775,531
Fund A..............................................         10,014          70,558             (60,544)
Fund B..............................................        226,938         137,303              89,635
Fund C..............................................      3,743,564       2,253,138           1,490,426
                                                     ---------------  ---------------  ------------------
                                                         $8,672,275      $5,377,227          $3,295,048
                                                     ===============  ===============  ==================

                                                          Aggregate Unrealized
                                                     --------------------------------
                                                      December 31,     December 31,      Change During
                                                          1995             1994              1995
                                                     --------------------------------  ------------------
Pfizer Inc. Common Stock Fund.......................     $2,916,228      $  892,497          $2,023,731
Fund A..............................................         70,558         (59,218)            129,776
Fund B..............................................        137,303          34,097             103,206
Fund C..............................................      2,253,138         564,163           1,688,975
                                                     ---------------  ---------------  ------------------
                                                         $5,377,227      $1,431,539          $3,945,688
                                                     ===============  ===============  ==================

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                        EMPLOYEES RESIDENT IN PUERTO RICO
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1996 and 1995



Note 7 -- Withdrawals and Reconciliation with Form 5500

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

                                                   1996             1995
                                              ---------------   --------------
Pfizer Inc. Common Stock Fund........           $  90,028         $ 62,751
Fund A...............................              45,089           27,423
Fund B...............................                 963            3,822
Fund C...............................             105,224           89,894
                                              ---------------   --------------
                                                 $241,304         $183,890
                                              ===============   ==============


For the purposes of Form 5500, such withdrawals and distributions are recorded when processed and approved for payment. Therefore, benefits payable to participants who have requested withdrawals have been reported as benefit expense on Form 5500 for those years.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                      FOR EMPLOYEES RESIDENT IN PUERTO RICO

           ITEM 27a -- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                December 31, 1996


                                                            Interest Rate      Maturity         Cost         Fair Value
                                                           -----------------  ------------  --------------  --------------
FUND A:
U.S. Government Securities
U.S. Treasury Notes                                              7.87%      08/15/01        $111,035        $118,319

Equity Mutual Funds
Fidelity Investment Intermediate Fund                                -             -         100,406          99,620

Other Marketable Securities
Federal Home Loan Bank                                           9.15%      03/25/97          43,168          42,308
Federal Home Loan Bank Medium Term Note                          6.97%      11/20/97          75,000          75,762
Federal National Mortgage Association                            8.80%      07/25/97          49,406          50,899
Federal National Mortgage Association                            7.85%      09/10/98          25,969          25,754
Federal Farm Credit Bank Bond                                    6.05%      04/21/03          29,822          29,353
Federal Home Loan Mortgage Corporation                           6.35%      03/07/01          26,758          27,659
Federal National Mortgage Association Term Note                  7.90%      04/10/02          44,944          45,204
Federal National Mortgage Association Term Note                  5.80%      12/10/03           8,937           9,592
SLMA Medium Term Note                                            5.50%      07/08/02          57,213          57,440
Federal Home Loan Mortgage Term Note                             7.03%      10/19/05          60,355          59,194
                                                                                       ------------------------------
                                                                                             421,572         423,165
                                                                                       ------------------------------
Corporate Debentures
World Bank Medium Term Note                                      9.19%      06/23/98          42,807          41,824
Tennessee Valley Authority                                 zero coupon      07/15/03          87,554          97,350
Tennessee Valley Authority                                       6.12%      07/15/03          76,641          72,680
Tennessee Valley Authority                                       6.37%      06/15/05         117,188         118,106
Citicorp                                                         9.00%      04/15/99          51,213          52,693
Dean Witter Discover Bond                                        6.25%      03/15/00          22,810          23,845
Exxon Bond                                                       7.87%      08/15/97          57,520          55,718
Lehman Brothers Holdings, Inc. Note                              8.37%      04/01/97         100,409         100,599
Merrill Lynch                                                    6.37%      03/30/99          31,920          32,051
Shell Oil Co. Bond                                               6.95%      12/15/98          50,406          50,754
AT&T Corporate Bond                                              6.75%      04/01/04          50,676          50,406
New Jersey Bell Corporate Bond                                   5.87%      02/01/04          39,048          38,280
Bell South Telephone                                             6.37%      06/15/04          40,000          40,000
Dean Witter Discover & Co.                                       6.87%      03/01/03          25,499          27,013
General Telephone Co. Florida                                    8.00%      03/01/01          39,684          40,581
Georgia Power First Mortgage Bond                                6.62%      04/01/03          29,888          29,623
IBM Corporate Bond                                               7.25%      11/01/02          29,737          30,600
J.P. Morgan Corporate Bond                                       6.25%      12/15/05          66,707          67,050
New Jersey Bell Telephone                                        7.25%      06/01/02           9,882          10,290
Wal-Mart Stores                                                  6.75%      05/15/02          90,675          90,391
Wal-Mart Corporate Bond                                          5.87%      10/15/05         148,191         140,524
                                                                                       ------------------------------
                                                                                           1,208,455       1,210,378
                                                                                       ------------------------------
   Total marketable securities                                                             1,841,468       1,851,482

Interest-Bearing Deposit
Banco Popular de Puerto Rico Time Deposit(1)                     4.88%                       139,454         139,454
                                                                                       ------------------------------
   Total of Fund A                                                                        $1,980,922      $1,990,936
                                                                                       ==============================

(1)Banco Popular de Puerto Rico is a "party in interest" of the Plan.

                       PFIZER SAVINGS AND INVESTMENT PLAN
                      FOR EMPLOYEES RESIDENT IN PUERTO RICO

           ITEM 27a -- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                   (Continued)

                                December 31, 1996

                                                                      Number of        Interest
                                                                   Shares or Units       Rate           Cost          Fair Value
                                                                   -----------------  -----------  ---------------  ---------------
FUND B:
Other Marketable Securities
The Northern Trust Company, Collective Stock
  Index Fund.....................................................         9,032                          $362,310         $589,248

Interest-Bearing Deposit
The Northern Trust Company, Short-term
  Investment Fund................................................            66            4.56%               66               66
                                                                                                   --------------------------------
    Total of Fund B..............................................                                        $362,376         $589,314
                                                                                                   ================================

FUND C:
Pfizer Inc. Common Stock.........................................        79,736                        $2,874,537       $6,618,101

Interest-bearing Deposit
Banco Popular de Puerto Rico Time Deposit(1).....................                          4.88%              297              297
                                                                                                   --------------------------------
    Total of Fund C...............................................                                     $2,874,834       $6,618,398
                                                                                                   ================================

PFIZER INC. COMMON STOCK FUND:
Pfizer Inc. Common Stock ........................................        91,400                        $2,894,428       $7,586,187

Interest-Bearing Deposit
Banco Popular de Puerto Rico, Time Deposit(1)....................                          4.88%               46               46
                                                                                                   --------------------------------
    Total Pfizer Inc. Common Stock Fund..........................                                      $2,894,474       $7,586,233
                                                                                                   ================================


(1)Banco Popular de Puerto Rico is a "party in interest" of the Plan.

                  See accompanying independent auditors' report

                     PFIZER SAVINGS AND INVESTMENT PLAN FOR
                        EMPLOYEES RESIDENT IN PUERTO RICO

                             ITEM 27d -- SCHEDULE OF
                             REPORTABLE TRANSACTIONS

                                December 31, 1996

Funds A, B, C and Pfizer Inc. Common Stock Fund:

                                          Number of        Number of
Investments Purchased                    Transactions        Shares           Cost
                                       -----------------  -------------   --------------
Pfizer Inc. Common Stock..............          23            13,924         $1,022,762

Interest-bearing Deposits: Banco
  Popular de Puerto Rico(1),
    Time Deposits.....................         191             --             4,056,881

                                          Number of        Number of                                          Realized
Investments Disposed(2)                  Transactions        Shares           Cost           Fair Value      Gain/(Loss)
                                       -----------------  -------------   --------------   ---------------  --------------
Pfizer Inc. Common Stock..............           1             2,123          $122,134         $193,865        $71,731

Interest-bearing Deposits: Banco
  Popular de Puerto Rico(1),
    Time Deposits.....................         143             --           $4,127,509         $4,127,509        --




(1)Banco Popular de Puerto Rico is a "party in interest" of the Plan.

(2)Dispositions include sales of stock (665 shares) and shares distributed in kind to participants who withdrew from the Plan on retirement or termination (1,458 shares).

                  See accompanying independent auditors' report

                          INDEPENDENT AUDITORS' REPORT

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

    We have audited the accompanying statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico (the Plan) as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1996 and 1995, and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

    Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of
(1) assets held for investment purposes and (2) reportable transactions, as of and for the year ended December 31, 1996, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each Fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                   /s/ KPMG Peat Marwick LLP

                                                   KPMG Peat Marwick LLP

February 11, 1997

Stamp No. 1354305 Puerto Rico
Society of Certified Public Accountants was affixed to the record copy of this report.

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

                         PFIZER SAVINGS AND INVESTMENT PLAN FOR
                         EMPLOYEES RESIDENT IN PUERTO RICO

                         By: /S/ ANTHONY MADDALUNA
                             ----------------------------------
                         Anthony Maddaluna
                                 General Manager,
                                 Pfizer Pharmaceuticals, Inc.
                                 Chair, Savings and
                                 Investment Plan Committee

Date: March 27,1997

                                                                      Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS

To the Administrative Committee
Pfizer Savings and Investment Plan for
Employees Resident in Puerto Rico:

         We consent to the use of our report included herein and incorporated by reference in the Registration Statement on Form S-8 dated November 18, 1991 (File No. 33-44053) of our report dated February 11, 1997, relating to the statements of net assets available for plan benefits of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1996 annual report on Form 11-K of the Pfizer Savings and Investment Plan for Employees Resident in Puerto Rico.

                            /s/ KPMG Peat Marwick LLP

                              KPMG Peat Marwick LLP

San Juan, Puerto Rico
March 27, 1997