Form 10-K405, Exhibit 13
period 1997-12-31
PFIZER INC
filed 1998-03-26
CIK 78003

                                                                   EXHIBIT 13(a)

                                             PFIZER INC AND SUBSIDIARY COMPANIES


                                FINANCIAL REVIEW


Overview of Consolidated Operating Results

In 1997, total revenue grew 11% to $12,504 million and net income exceeded $2 billion for the first time in our history. Diluted earnings per share increased 13% to $1.70.

    As a percentage of total revenues, cost of sales continued to decline in 1997. We balanced revenue growth with substantial investments in product support and R&D. The effective tax rate decreased from 31.0% in 1996 to 28.0% in 1997. Net income has increased steadily as a percentage of total revenues from 1995 through 1997.

Analysis of the Consolidated Statement of Income

                                                                    % Change*
                                                               -----------------
(millions of dollars)           1997       1996       1995       97/96     96/95
--------------------------------------------------------------------------------

Net sales                    $12,188    $11,306    $10,021          8         13
Alliance revenue             $   316    $    --    $    --         --         --
----------------------------------------------------------
Total revenues               $12,504    $11,306    $10,021         11         13

Cost of sales                $ 2,274    $ 2,176    $ 2,164          5          1
 % of total revenues            18.2%      19.3%      21.6%
Selling, informational and
 administrative expenses     $ 4,956    $ 4,366    $ 3,855         13         13
 % of total revenues            39.6%      38.6%      38.5%
R&D expenses                 $ 1,928    $ 1,684    $ 1,442         14         17
 % of total revenues            15.4%      14.9%      14.4%
Other deductions--net        $   258    $   276    $   261         (6)         6
 % of total revenues             2.1%       2.4%       2.6%
----------------------------------------------------------

Income before taxes          $ 3,088    $ 2,804    $ 2,299         10         22
 % of total revenues            24.7%      24.8%      22.9%
Taxes on income              $   865    $   869    $   738         (1)        18
 Effective tax rate             28.0%      31.0%      32.1%
Income from continuing
 operations                  $ 2,213    $ 1,929    $ 1,554         15         24
 % of total revenues            17.7%      17.1%      15.5%
Net income                   $ 2,213    $ 1,929    $ 1,573         15         23
 % of total revenues            17.7%      17.1%      15.7%
================================================================================
*Percentages may reflect rounding adjustments.

Total Revenues

Total revenues increased $1,198 million in 1997 and $1,285 million in 1996. Excluding the impact of foreign exchange, total revenues grew by 14% in 1997 and 15% in 1996. These increases were primarily due to higher sales volume of our products in both years and revenue generated from business alliances (alliance revenue) in 1997.

Total Revenues by Business Segment



                           (% of total revenue) (millions of dollars)  % Change*
--------------------------------------------------------------------------------
1997                                                                     97/96
                                                                         -----
[PIE CHART APPEARS HERE]

Health Care                        86%                 $10,689             11
Animal Health                      10%                   1,329              9
Consumer Health Care                4%                     486              7
---------------------------------------------------------------------
TOTAL                                                  $12,504             11

--------------------------------------------------------------------------------
1996

[PIE CHART APPEARS HERE]
                                                                         96/95
                                                                         -----

Health Care                        85%                 $ 9,630             15
Animal Care                        11%                   1,222              -
Consumer Health Care                4%                     454             15
---------------------------------------------------------------------
TOTAL                                                  $11,306             13

--------------------------------------------------------------------------------
1995

[PIE CHART APPEARS HERE]
                                                                         95/94
                                                                         -----

Health Care                        84%                 $ 8,409             21
Animal Care                        12%                   1,219            101
Consumer Health Care                4%                     393             (4)
---------------------------------------------------------------------
TOTAL                                                  $10,021             26

* Percentages may reflect rounding adjustments.

    The health care segment consists of the Pharmaceutical and Medical Technology groups.

    Pharmaceutical revenues increased 13% to $9,239 million in 1997 and 16% to $8,188 million in 1996. In the U.S. market, growth was 18% in 1997 and 21% in 1996, while overseas growth was 7% in 1997 and 11% in 1996. Foreign exchange rate changes decreased worldwide pharmaceutical revenues by approximately 4% in 1997 and approximately 3% in 1996. These changes reflect the strengthening of the dollar relative to the Japanese yen and several major European currencies.

    The major pharmaceutical products grew about 13% in 1997. These products--Norvasc, Procardia XL, Cardura, Diflucan, Zithromax, Zoloft and Zyrtec--comprised 77% of worldwide pharmaceutical revenues. Patent protection extends into the next century on most of these products.

PFIZER INC AND SUBSIDIARY COMPANIES

    In 1997, we were a partner in the launches of two new pharmaceuticals, Lipitor and Aricept, through business alliances. Lipitor is a cholesterol-lowering medication developed by the Parke-Davis Research Division of Warner-Lambert Company. Aricept is used to treat symptoms of Alzheimer's disease and was developed by Eisai Co., Ltd. These alliances include both copromotion and license agreements. Revenue from the copromotion agreements is reported in the Statement of Income as "Alliance revenue." This revenue is computed largely as a percentage of net sales adjusted, in some cases, for certain specific costs.

Elements of Total Revenue Growth

    Volume has been the major contributor to total revenue growth in each of the last three years.

[BAR GRAPH APPEARS HERE]

                    95        96        97
Volume              23.8%     14.8%     13.0%
Price               (0.7)%     0.4%      1.2%
Currency             2.5%     (2.4)%    (3.6)%


    Medicaid rebates and related state programs reduced revenues by $99 million in 1997, $92 million in 1996 and $85 million in 1995. We also provided legislatively mandated discounts to the federal government of $88 million in 1997, $87 million in 1996 and $80 million in 1995. Performance-based contracts provide rebates to several customers based on purchases and have reduced total revenue growth in the U.S. Volume increases in all three years more than offset these revenue reductions.

Percentage Change in Total Revenues

                                                Analysis of Change
                                Total %    ------------------------------
                                Change     Volume     Price     Currency
-------------------------------------------------------------------------

Health Care
 1997 vs. 1996                   11.0       13.5       1.1       (3.6)
 1996 vs. 1995                   14.5       16.6       0.3       (2.4)
Animal Health
 1997 vs. 1996                    8.8       11.5       1.3       (4.0)
 1996 vs. 1995                    0.2        2.5      (0.4)      (1.9)
Consumer Health Care
 1997 vs. 1996                    7.0        6.0       2.0       (1.0)
 1996 vs. 1995                   15.4       14.8       5.3       (4.7)
Consolidated
 1997 vs. 1996                   10.6       13.0       1.2       (3.6)
 1996 vs. 1995                   12.8       14.8       0.4       (2.4)
=========================================================================


Total Revenues--Major Pharmaceutical Products

                                                                   % Change*
                                                                 ---------------
(millions of dollars)                 1997     1996     1995     97/96    96/95
--------------------------------------------------------------------------------

Cardiovascular Diseases:            $3,806   $3,486   $2,981        9        17
 Norvasc                             2,217    1,795    1,265       23        42
 Procardia XL                          822    1,005    1,133      (18)      (11)
 Cardura                               626      533      413       17        29

Infectious Diseases:**               2,483    2,325    2,153        7         8
 Diflucan                              881      910      878       (3)        4
 Zithromax                             821      619      406       33        53

Central Nervous System
 Disorders:                          1,553    1,382    1,092       12        27
 Zoloft                              1,507    1,337    1,037       13        29

Allergy:                               273      156       21       74        --
 Zyrtec/Reactine                       265      146       10       81        --

Alliance Revenue                       316       --       --       --        --
================================================================================

 *Percentages may reflect rounding adjustments.
**Certain prior year data have been reclassified to conform to the current year presentation.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


    Medical Technology Group (MTG) is the new name of our business formerly known as Hospital Products. MTG net sales increased 1% (5% excluding the effects of foreign exchange) to $1,450 million in 1997 as compared to $1,442 million in 1996. Strong growth in the sales of stents (wire mesh-like tubes to keep blocked arteries and other hollow passageways open) and in orthopedic products was largely offset by declines in sales of angioplasty and urology products. These declines were principally due to heightened pricing pressures and new-product competition. The 1996 sales growth of 8% reflected incremental sales of stents and the acquisitions of the Leibinger Companies and Corvita Corporation. Unfavorable foreign exchange rate changes affected sales performance in 1997 and 1996.

    In January 1998, we completed the sale of the Valleylab business--a part of MTG--to United States Surgical Corporation for $425 million. In connection with this transaction, a gain is expected to be recorded in the first quarter of 1998. Valleylab manufactures a line of electrosurgical and ultrasonic systems and disposables. The Valleylab business is not significant to our financial position or results of operations.

    Animal health net sales grew 9% in 1997 led by several key products. Sales of companion animal products increased 14% and sales of products for food animals increased 7%. Sales of Dectomax, an antiparasitic medication for livestock, grew 58% to $150 million. Stafac, a leading antibacterial for poultry and swine, achieved 16% sales growth to $95 million. In the first quarter, Rimadyl, a nonsteroidal, anti-inflammatory medicine for treating osteoarthritis in dogs, was launched. Its 1997 sales reached $46 million. Animal health net sales were flat in 1996 due to adverse conditions in the U.S. and European livestock markets, heightened competition for companion animal products and the impact of unfavorable foreign exchange rate changes.

    Consumer health care net sales increased 7% in 1997 and 15% in 1996. One factor contributing to these sales increases was the growth of the over-the-counter versions of previously prescription-only drugs (Reactine in Canada, Diflucan in the United Kingdom and OcuHist in the U.S.), which were launched in 1996 and 1995. This segment's sales also benefited from the 1996 acquisition of the Cortizone and Hemorid brands and the 1995 acquisition of Bain de Soleil.

Total Revenues by Geographic Area

                         (% of total revenues)   (millions of dollars)  % Change
--------------------------------------------------------------------------------
1997                                                                      97/96
                                                                          -----
[PIE CHART APPEARS HERE]

United States                 55%                           $ 6,867        16
Europe                        23%                             2,853         3
Asia                          13%                             1,675         5
Canada/Latin America           7%                               849        13
Africa/Middle East             2%                               260         7
-----------------------------------------------------------------------
TOTAL                                                       $12,504        11


--------------------------------------------------------------------------------
1996                                                                      96/95
                                                                          -----
[PIE CHART APPEARS HERE]

United States                 53%                           $ 5,941        16
Europe                        24%                             2,773        13
Asia                          14%                             1,598         4
Canada/Latin America           7%                               750         8
Africa/Middle East             2%                               244         6
-----------------------------------------------------------------------
TOTAL                                                       $11,306        13


--------------------------------------------------------------------------------
1995                                                                      95/94
                                                                          -----
[PIE CHART APPEARS HERE]

United States                 51%                           $ 5,113        21
Europe                        25%                             2,444        39
Asia                          15%                             1,538        28
Canada/Latin America           7%                               696        16
Africa/Middle East             2%                               230        26
-----------------------------------------------------------------------
TOTAL                                                       $10,021        26


Changes in Geographic Total Revenues
by Business Segment

                                               % Change in Total Revenues
                                         ---------------------------------------
                                                U.S.             International
                                         ----------------       ----------------
                                         97/96      96/95       97/96      96/95
--------------------------------------------------------------------------------

Health Care                                 15         18           6         10
Animal Health                               26         (8)          0          5
Consumer Health Care                         6         22           9          4
Consolidated                                16         16           5          9
================================================================================

    Revenues were in excess of $10 million in each of 44 countries outside the U.S. in 1997. The U.S. was the only country to contribute more than 10% to total revenues.

PFIZER INC AND SUBSIDIARY COMPANIES



Product Developments

We continue to invest in R&D to provide future sources of revenue through the development of new products as well as additional uses for existing products. Following are certain significant regulatory actions by and filings pending with the U.S. Food and Drug Administration (FDA):

1997 FDA Approvals


Product   Indication(s)                                Date Approved
--------------------------------------------------------------------------------

Trovan    Respiratory, surgical, urological, skin      December 1997
           and sexually transmitted infections
Zoloft    Obsessive-compulsive disorder in             October 1997
           children 6 to 17 years of age
Zoloft    Panic disorder                               July 1997
Unasyn    Skin infections in children                  February 1997
           1 year and older
Zithromax Pneumonia and pelvic                         January 1997
           inflammatory disease
================================================================================


Pending New Drug Applications (NDAs)


Product   Indication(s)                                Date Filed
--------------------------------------------------------------------------------

Zeldox    Psychotic disorders--                        December 1997
           intramuscular dosage form
Viagra    Erectile dysfunction (impotence)             September 1997
Zyrtec    Allergies in children 2 to 5                 May 1997
           years of age
Zeldox    Psychotic disorders--                        March 1997
           oral dosage form
================================================================================


    The FDA notified us in October that Viagra is receiving priority review.

    Anticipated developments of new products and additional uses for existing products include:

 .    Norvasc -- Studies are being conducted to confirm the effectiveness of using Norvasc in the treatment of patients with congestive heart failure attributable to causes other than impaired blood flow to the heart.

 .    Zithromax--We are conducting clinical programs to support a new use for
     Zithromax in decreasing cardiovascular risk in patients with atherosclerosis (a process in which fatty substances deposit within blood vessels) caused by a certain infection.

 .    Zoloft -- We are pursuing clinical programs to develop an oral liquid dosage form and to demonstrate Zoloft's effectiveness in treating post-traumatic stress disorder (PTSD) as well as other disorders. Filings with the FDA for Zoloft oral liquid and the PTSD indication are expected during 1998.

 .    Tikosyn (dofetilide)--for the treatment of a heart rhythm disorder --
     Regulatory filings are planned for the first quarter of 1998.

 .    eletriptan--for the treatment of migraine headaches -- Regulatory filings are planned for the third quarter of 1998.

 .    droloxifene--for the prevention and treatment of osteoporosis, as well as for the prevention of breast cancer and the treatment of atherosclerosis

 .    Alond (zopolrestat)--for the treatment of nervous system, kidney and cardiovascular disorders related to diabetes

 .    voriconazole--for the treatment of fungal infections

 .    darifenacin--for the treatment of irritable bowel syndrome and urinary urge incontinence

    Thirteen new chemical entities are in mid- or advanced-stage development or under regulatory review and 55 other compounds are in early-stage development.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


Costs and Expenses

Cost of sales increased 5% in 1997 as compared with 1% in 1996. As a percentage of total revenues, cost of sales declined in both 1997 and 1996 and largely reflects the following factors:

 .    a more favorable business and product mix

 .    productivity improvements

 .    effective foreign exchange hedging programs

    Selling, informational and administrative expenses increased 13% in both 1997 and 1996. These increases reflect a substantial global investment in our pharmaceutical selling efforts. These efforts included the creation of a new U.S. primary-care sales force, as well as the expansion of the U.S. specialist sales forces and sales forces in key international markets.

    These expenses reflect costs of communicating scientific, medical and clinical information about our various products to the medical community and others. Health care information is communicated by field representatives, by means of medical symposia and conventions, as well as through distribution of product literature.

    R&D expenses increased 14% in 1997 and 17% in 1996. These expenditures were necessary to support the advancement of potential drug candidates in all stages of development (from initial discovery through final regulatory approval). Health care R&D expenses, as a percentage of health care revenues, averaged 16% over the last three years.

    The effective tax rate decreased from 31.0% in 1996 to 28.0% in 1997. This decrease was due mainly to changes in the mix of income by country and the extension of the R&D tax credit in the U.S. The effective tax rate decreased from 32.1% in 1995 to 31.0% in 1996. This decrease was mainly due to the favorable changes in the mix of income by country, partially offset by the continuing reduction of tax benefits from our operations in Puerto Rico as a result of the enactment of the Omnibus Budget Reconciliation Act of 1993 and the elimination of the tax exemption on Puerto Rican investment income.

    We have received and are protesting assessments from the Belgian tax authorities. For additional details, see note 8, "Taxes on Income."


Segment Profit

                                                                   % Change
                                                                ----------------
(millions of dollars)               1997      1996      1995     97/96     96/95
--------------------------------------------------------------------------------

Health Care                       $3,309    $3,090    $2,548         7        21
Animal Health                        112       101        97        11         4
Consumer Health Care                  39        36        36         8        --
------------------------------------------------------------
 Total                            $3,460    $3,227    $2,681         7        20
================================================================================

    For additional details, see note 21, "Segment Information and Geographic Data."


Research and development expenses have increased at a compound annual growth rate of more than 17% over the past 10 years. We now have 13 new chemical entities in mid- or advanced-stage development or under regulatory review.

[BAR GRAPH APPEARS HERE]

Research and Development Expenses
(millions of dollars)

      93          94        95        96        97
---------------------------------------------------------
     $961      $1,126    $1,442    $1,684    $1,928

PFIZER INC AND SUBSIDIARY COMPANIES


The strong growth in income from continuing operations of 15% in 1997 was achieved while continuing to invest aggressively in research and development and new product support.

Income from Continuing Operations
(millions of dollars)

[BAR GRAPH APPEARS HERE]

           93          94        95        96        97
-------------------------------------------------------------
          $645      $1,276    $1,554    $1,929    $2,213

Income from continuing operations in 1993 would have been $1,163 million excluding after-tax net charges for divestitures, restructuring, and unusual items.


Financial Condition, Liquidity and
Capital Resources

The net financial assets/(debt) position as of December 31 is as follows:


(millions of dollars)                           1997         1996         1995
--------------------------------------------------------------------------------

Financial assets*                             $ 3,044      $ 3,154      $ 2,346
Short- and long-term debt                       2,984        2,922        2,869
--------------------------------------------------------------------------------
Net financial assets/(debt)                   $    60      $   232      $  (523)
================================================================================
*Consists of cash and cash equivalents, short-term investments and loans and long-term loans and investments.

    The net financial debt position at December 31, 1995 resulted primarily from higher debt levels following the SmithKline Beecham animal health acquisition.

Selected Measures of Liquidity and
Capital Resources

                                                  1997        1996        1995
--------------------------------------------------------------------------------
Cash and cash equivalents and
 short-term investments and
 loans (millions of dollars)                     $1,704      $1,991      $1,801
Working capital (millions of dollars)             1,515         828         965
Current ratio                                    1.29:1      1.15:1      1.19:1
Shareholders' equity per
 common share*                                   $ 6.30      $ 5.54      $ 4.45
Debt to total capitalization**                      27%         30%         34%
================================================================================
 *Represents total shareholders' equity divided by the actual number of common shares outstanding.
**Represents total short-term borrowings and long-term debt divided by the sum of total short-term borrowings, long-term debt and total shareholders' equity.

                                             PFIZER INC AND SUBSIDIARY COMPANIES



    The increase in working capital from 1996 to 1997 was primarily due to the following:

Increases in:

 .    Accounts receivable--due in part to the alliance revenue receivables

 .    Inventory--due to higher pharmaceutical inventory levels for new products

 .    Prepaid expenses, taxes and other assets--due to the reclassification of
     Valleylab's net assets to other assets

Decreases in:

 .    Short-term loans--primarily due to the renewal of short-term loans to loans with maturities beyond one year

 .    Income taxes payable--primarily due to the settlements of tax-related contingencies

    Working capital decreased in 1996. We utilized working capital provided by operations, as well as the proceeds from the sale of the food science business and stock option transactions primarily for additions to property, plant and equipment, business acquisitions, payments of dividends and the net repayment of long-term debt. Additionally, the 6 1/2% notes due in 1997 were reclassified from Long-term debt to Short-term borrowings in 1996.

    The increase in shareholders' equity per common share in 1997 and 1996, as well as the decrease in the 1997 and 1996 percentage of debt to total capitalization was primarily due to growth in net income.

Summary of Cash Flows

Operations in 1997 provided significant cash inflows. Commercial paper and short-term borrowings supplement operating cash flows.

(millions of dollars)                             1997        1996         1995
--------------------------------------------------------------------------------

Cash provided by/(used in):
 Operating activities                         $ 1,629      $ 2,067      $ 1,821
 Investing activities                          (1,022)        (937)      (2,343)
 Financing activities                            (848)        (382)        (519)
Effect of exchange rate changes on
 cash and cash equivalents                        (32)          (1)         (14)
--------------------------------------------------------------------------------
Net increase/(decrease) in cash
 and cash equivalents                         $  (273)     $   747      $(1,055)
================================================================================


    Cash flows from operating activities decreased in 1997 as the growth in net income was offset by an increase in accounts receivable and inventories.


    Cash flows from operating activities increased in 1996 primarily due to growth in net income generated by the continued rollout of new pharmaceutical products and additional uses for existing products.

    Net cash used in investing activities changed in 1997 largely due to the:

 .    increase in property, plant and equipment which, in part, reflects facility enhancements to our manufacturing locations

 .    decrease in proceeds from the sale of businesses

 .    absence of business acquisitions in 1997

    In 1998, additions to property, plant and equipment are expected to be similar to 1997 additions.

    Net cash used in investing activities decreased in 1996 as compared to 1995 primarily due to a decrease in business acquisitions and an increase in proceeds from the sale of a business.

    Net cash used in financing activities changed in 1997 largely due to:

 .    the increase in common stock repurchases at a higher average price

 .    higher dividend payments to our shareholders

 .    higher cash received from employee stock option exercises

    Net cash used in financing activities decreased in 1996 as compared to 1995 primarily due to higher levels of short-term borrowings to fund working capital needs, as well as certain investment opportunities, partially offset by net repayments of long-term debt.

    In September 1996, we announced a program to purchase up to $2 billion of our common stock over the ensuing 18 to 24 months in the open market or in privately negotiated transactions. Under this program, approximately 11.4 million shares were repurchased in 1997 and .6 million shares in 1996. These shares were purchased in the open market at a cost of approximately $586 million in 1997 and $27 million in 1996. Purchased shares are available for general corporate purposes.

    We have available lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. Major unused lines of credit totaled approximately $1.3 billion at December 31, 1997.

    Our short-term debt has been rated A1 by Moody's Investors Services (Moody's) and P1 by Standard and Poor's (S&P). Also, our long-term debt has been rated Aaa by Moody's and AAA by S&P for the past 12 years. Moody's and S&P are the major corporate debt-rating organizations and these are their highest ratings.

PFIZER INC AND SUBSIDIARY COMPANIES



Cash Dividends Paid Per Common Share (dollars)

[BAR GRAPH APPEARS HERE]

The 1997 cash dividends paid represented the 30th consecutive year of dividend increases.

       93        94        95        96        97
--------------------------------------------------------
     $0.42     $0.47     $0.52     $0.60     $0.68


Dividend Growth

Cash dividends paid per common share divided by diluted earnings per common share amounted to 40.0% in 1997, 40.0% in 1996 and 41.6% in 1995. In January 1998, the Board of Directors declared a first-quarter 1998 dividend of $.19, an increase of 12% over the $.17 per share dividend declared in each quarter of 1997. This marked the 31st consecutive year of quarterly dividend increases.


Banking Operation

Our international banking operation, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. The results of its operation are included in "Other deductions--net" in the Statement of Income.

    PIBE extends credit to financially strong borrowers, largely through U.S. dollar loans made primarily for short and medium terms, with floating interest rates. Generally, loans are made on an unsecured basis. When deemed appropriate, guarantees and certain covenants may be obtained as a condition to the extension of credit. To reduce credit risk, PIBE has established credit approval guidelines, borrowing limits and monitoring procedures. Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. PIBE continues to have S&P's highest short-term rating of A1+.

    The net income of PIBE is affected by changes in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. PIBE is currently asset sensitive (more assets than liabilities repricing in a given period) and therefore, we expect that net income would benefit in a period of increasing interest rates. PIBE's asset and liability management reflects its liquidity, interest-rate outlook and general market conditions.

    For additional details regarding our banking operation, see note 3, "Financial Subsidiaries."

Forward-Looking Information and
Factors That May Affect Future Results

The Securities and Exchange Commission (SEC) encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This annual report contains such forward-looking statements that set out anticipated results based on management's plans and assumptions. Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify these forward-looking statements.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


    We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results are subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Discussion of certain risks, uncertainties and assumptions follow and are discussed under the heading entitled "Cautionary Factors That May Affect Future Results" in Item 1 of our annual report on Form 10-K for the year ended December 31, 1997, which will be filed at the end of March 1998. Prior to the filing of the Form 10-K, reference should be made to the discussion under the same heading in our quarterly report on Form 10-Q for the quarter ended September 28, 1997 and to the extent incorporated by reference therein, in our 10-K filing for 1996.

Competition and the Health Care Environment
In the U.S., many of our pharmaceutical products are subject to increasing price pressures as managed care groups, institutions and government agencies seek price discounts. Government efforts to reduce Medicare and Medicaid expenses are expected to increase the use of managed care. This may result in managed care influencing prescription decisions for a larger segment of the population. International operations are also subject to price and market regulations. As a result, it is expected that pressures on pricing and operating results will continue.

Calcium Channel Blockers
During 1995, the authors of some nonclinical studies questioned the safety of calcium channel blockers (CCBs). Although the clinical evidence supported the safety of this class of medications, the FDA convened an advisory panel to review their safety. In 1996, that advisory panel found no data to support challenges to the safety of newer sustained-release and intrinsically long-acting CCBs (such as Norvasc and Procardia XL products for treatment of hypertension and angina).

    Questions about this class of products continued throughout 1997, however, and included scientific publications and presentations asserting that these products were associated with various serious medical conditions.

    During 1997, emerging data and reviews by two national regulatory authorities plus newly published National Institutes of Health (NIH) guidelines were all supportive of the safety of CCBs. In March 1997, Swedish regulatory authorities concluded that the pertinent studies did not provide sufficient evidence of any general association between use of CCBs and an increase in the risk of cancer. Additionally, in July, Canadian authorities concluded that these medications were safe and effective when used as indicated. Finally, in November, the NIH published guidelines reflecting clinical recommendations for the treatment of patients with hypertension which maintained that long-acting CCBs are useful and appropriate first-line medications.

    We believe that the safety and effectiveness of Norvasc and Procardia XL are supported by a large body of data from numerous studies and the daily clinical experiences of physicians around the world. It is not possible, however, to predict the impact, if any, of existing or future studies, regulatory agency actions or a continuing debate regarding CCBs on our future sales.

Financial Risk Management
The overall objective of our financial risk management program is to seek a reduction in the potential negative earnings effects from changes in foreign exchange and interest rates arising in our core business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change in the future as economic conditions change. We do not use financial instruments for trading purposes.

Foreign Exchange Risk
A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. Where practical, we seek to relate expected local currency revenues with local currency costs and local currency assets with local currency liabilities.

    Foreign exchange risk is also managed through the use of foreign currency forward contracts. These contracts are used to offset the potential negative earnings effects from short-term foreign currency assets and liabilities that arise during normal operations.

    In addition, foreign currency put options are purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for periods up to two years. These purchased options hedge Japanese yen and continental European currencies versus the U.S. dollar.

    Also, under certain market conditions, we protect against possible declines in the reported net assets of certain key international subsidiaries--namely, those in Japan and Switzerland. We do this through borrowing in foreign currencies.

PFIZER INC AND SUBSIDIARY COMPANIES


    Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair value of these instruments was determined as follows:

 .    forward exchange contracts and currency swaps--net present values

 .    purchased foreign currency options--foreign exchange option pricing model

 .    foreign receivables, payables, debt and loans--changes in exchange rates

    In our sensitivity analysis, we assumed that the change in one currency's rates relative to the U.S. dollar would not have an effect on other currencies' rates relative to the U.S. dollar. All other factors were held constant.

    If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see note 5-D, "Derivative Financial Instruments--Accounting Policies."

Interest Rate Risk
Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. In addition, we are also subject to interest rate risk on Japanese yen and Swiss franc short-term borrowings.

    We invest and borrow primarily on a short-term or variable-rate basis. Under certain market conditions, interest rate swap contracts are used to adjust interest rate sensitive assets and liabilities.

    Our financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values.

    In our sensitivity analysis, we used the same change in interest rate for all maturities. All other factors were held constant.

    If interest rates increased by 10%, the expected effect on net income related to our financial instruments would be immaterial.

Foreign Markets
Almost half of our revenues arise from international operations and revenue and net income growth in 1998 is expected to be impacted by changes in foreign exchange rates.

    Revenues from Asia comprised approximately 13% of total revenues in 1997, including 9% from Japan. Revenues from the Asian markets most impacted by recent economic events--Korea, Indonesia, Thailand, Malaysia, Philippines and Taiwan--comprised approximately 2% of 1997 total revenues.


    A new European currency is planned for introduction in January 1999 to replace the separate currency of several individual countries. This will entail changes in our operations as we modify systems and commercial arrangements to deal with the new currency. Modifications will be necessary in operations such as payroll, benefits and pension systems, contracts with suppliers and customers and internal financial reporting systems. Although a three-year transition period is expected during which transactions can be made in the old currencies, this may require dual currency processes for our operations. We have identified issues involved and are developing and implementing solutions. The cost of this effort is not expected to have a material effect on our business or results of operations. There is no guarantee, however, that all problems will be foreseen and corrected, or that no material disruption of our business will occur.

Tax Legislation
Pursuant to the Small Jobs Protection Act of 1996 (the Act), Section 936 of the Internal Revenue Code (the U.S. possessions corporation income tax credit) was repealed for tax years beginning after December 31, 1995. The Act allows us to continue using the credit against the tax arising from manufacturing income earned in a U.S. possession for an additional ten-year period. The amount of manufacturing income eligible for the credit during this additional period is subject to a cap based on income earned prior to 1996 in the U.S. possession. This ten-year extension period does not apply to investment income earned in a U.S. possession, the credit on which expired as of July 1, 1996. The Act does not affect the amendments made to Section 936 by the 1993 Omnibus Budget Reconciliation Act, which provided for a five-year phase-down of the U.S. possession tax credit from 100% to 40%. In addition, the 1996 Act extended the R&D tax credit for 11 months effective July 1, 1996. In 1997, this credit was extended to June 30, 1998.

Recently Issued Accounting Standards
In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which become effective for our 1998 financial statements. SFAS No. 130 requires disclosure of comprehensive income, which consists of all changes in equity from nonshareholder sources. SFAS No. 131 requires that a company report information about its operating segments. The adoption of these statements will not impact our consolidated financial position, results of operations or cash flows, but will be limited to the form and content of our disclosures. Since most of the information required under these statements is currently disclosed, we do not expect their adoption to materially change our current disclosures.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


Year 2000 Computer Systems Compliance
Many older computer software programs refer to years in terms of their final two digits only. Such programs may interpret the year 2000 to mean the year 1900 instead. If not corrected, those programs could cause date-related transaction failures.

    A Compliance Assurance Process was developed to address this problem. A project team has performed a detailed assessment of all internal computer systems and is developing and implementing plans to correct the problems. Year 2000 problems affect many of our research and development, production, distribution, financial, administrative and communication operations. Systems critical to our business which have been identified as non-Year 2000 compliant are either being replaced or corrected through programming modifications. In addition, a separate team is looking at Year 2000 readiness from other aspects of our business, including customer order-taking, manufacturing, raw materials supply and plant process equipment. Outside companies such as vendors, major customers, service suppliers, communications providers and banks are being asked to verify their Year 2000 readiness and testing such systems where appropriate. We expect these projects to be successfully completed during 1999.

    External and internal costs specifically associated with modifying internal use software for Year 2000 compliance are expensed as incurred. To this point, those costs have not been material. Costs to be incurred over the next two years to fix Year 2000 problems are estimated at approximately $40 million. Such costs do not include normal system upgrades and replacements. Based on our current plans and efforts to date, we expect that there will be no material adverse effect on our operations. There is no guarantee, however, that all problems will be foreseen and corrected, or that no material disruption of our business will occur.


Litigation, Tax and Environmental Matters
Claims have been brought against us and our subsidiaries for various legal and tax matters. In addition, our operations are subject to international, federal, state and local environmental laws and regulations. It is possible that our cash flows and results of operations could be affected by the one-time impact of the resolution of these contingencies. We believe that the ultimate disposition of these matters to the extent not previously provided for will not have a material impact on our financial condition or cash flows and results of operations, except where specifically commented upon in note 19, "Litigation" and note 8, "Taxes on Income."

Recent Events

In February 1998, we entered into a U.S. business alliance with G.D. Searle & Co., the pharmaceutical division of Monsanto Company. Under this U.S. agreement, we will copromote and develop Searle's Celebra (celecoxib) and its second generation compound for the treatment of arthritis and pain. An initial payment to Searle of $85 million will be expensed in the first quarter of 1998.

    Also in February 1998, we announced that we are exploring strategic options for the Medical Technology Group. These options include the divestiture of all or part of the MTG businesses in a public or private transaction. No decisions have been made in this review process.

PFIZER INC AND SUBSIDIARY COMPANIES


Management's Report

The financial statements that appear on pages 41 through 60 were prepared by and are the responsibility of the Company's management. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based on informed judgments and estimates. Management also accepts responsibility for the preparation of other financial information included in this document.
    The Company's management has designed a system of internal control to safeguard its assets, ensure that transactions are properly authorized and provide reasonable assurance, at reasonable cost, as to the integrity, objectivity and reliability of financial information. Even an effective internal control system, regardless of how well designed, has inherent limitations and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. The system of internal control includes careful selection, training and development of financial managers, an organizational structure that segregates responsibilities and a communications program which ensures that Company policies and procedures are well understood throughout the organization. The Company also has an extensive program of internal audits, with prompt follow-up, including reviews of separate Company operations and functions around the world.
    The Company's independent certified public accountants, KPMG Peat Marwick LLP, have audited the annual financial statements in accordance with generally accepted auditing standards. The independent auditors' report expresses an informed judgment as to the fair presentation of the Company's reported operating results, financial position and cash flows. This judgment is based on the results of auditing procedures performed and such other tests that they deemed necessary, including consideration of the Company's internal control structure.
    Recommendations made by KPMG Peat Marwick LLP and the Company's internal auditors are considered and appropriate action taken with respect to these recommendations. The Company believes that its system of internal control is effective and adequate to accomplish the objectives discussed above.


/s/ William C. Steere, Jr.

W. C. Steere, Jr., Principal Executive Officer


/s/ David L. Shedlarz

D. L. Shedlarz, Principal Financial Officer


/s/ H. V. Ryan

H. V. Ryan, Principal Accounting Officer
February 26, 1998


Audit Committee's Report

The Board of Directors reviews the audit function, internal controls and financial statements largely through its Audit Committee, which consists solely of directors who are not Company employees. In 1997, the Audit Committee met six times with management, the independent auditors and internal auditors concerning their respective responsibilities. Among its various duties, the Audit Committee recommends the appointment of the Company's independent auditors. Both KPMG Peat Marwick LLP and the internal auditors have full access to the Audit Committee and meet with it, without management present, to discuss the scope and results of their examinations including internal control, audit and financial reporting matters.


/s/ Stanley O. Ikenberry

S. O. Ikenberry, Ph.D., Chair, Audit Committee
February 26, 1998


Independent Auditors' Report


KPMG PEAT MARWICK LLP

Certified Public Accountants

To the Shareholders and Board of Directors of Pfizer Inc.:

We have audited the accompanying consolidated balance sheet of Pfizer Inc and subsidiary companies as of December 31, 1997, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP

New York, NY
February 26, 1998

                                             PFIZER INC AND SUBSIDIARY COMPANIES



                        CONSOLIDATED STATEMENT OF INCOME

                                                            Year ended December 31
                                                         ----------------------------
(millions, except per share data)                          1997      1996      1995
-------------------------------------------------------------------------------------
Net sales                                                $12,188   $11,306   $10,021
Alliance revenue                                             316        --        --
-------------------------------------------------------------------------------------
Total revenues                                            12,504    11,306    10,021
Costs and expenses
  Cost of sales                                            2,274     2,176     2,164
  Selling, informational and administrative expenses       4,956     4,366     3,855
  Research and development expenses                        1,928     1,684     1,442
  Other deductions--net                                      258       276       261
-------------------------------------------------------------------------------------
Income from continuing operations before provision for
  taxes on income and minority interests                   3,088     2,804     2,299
Provision for taxes on income                                865       869       738
Minority interests                                            10         6         7
-------------------------------------------------------------------------------------
Income from continuing operations                          2,213     1,929     1,554
Discontinued operations--net of taxes on income               --        --        19
-------------------------------------------------------------------------------------
Net income                                               $ 2,213   $ 1,929   $ 1,573
-------------------------------------------------------------------------------------

Earnings per common share--basic
  Income from continuing operations                      $  1.76   $  1.55   $  1.26
  Discontinued operations--net of taxes on income             --        --       .02
-------------------------------------------------------------------------------------
  Net income                                             $  1.76   $  1.55   $  1.28
-------------------------------------------------------------------------------------

Earnings per common share--diluted
  Income from continuing operations                      $  1.70   $  1.50   $  1.23
  Discontinued operations--net of taxes on income             --        --       .02
-------------------------------------------------------------------------------------
  Net income                                             $  1.70   $  1.50   $  1.25
-------------------------------------------------------------------------------------

Weighted average shares--basic                             1,257     1,248     1,229
Weighted average shares--diluted                           1,303     1,288     1,259
=====================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

PFIZER INC AND SUBSIDIARY COMPANIES


                           CONSOLIDATED BALANCE SHEET

                                                                                     December 31
                                                                        -----------------------------------
(millions, except per share data)                                          1997        1996        1995
-----------------------------------------------------------------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                                $   877     $ 1,150     $   403
Short-term investments                                                       712         487       1,109
Accounts receivable, less allowance for doubtful accounts:
  1997--$51; 1996--$58; 1995--$61                                          2,527       2,252       2,024
Short-term loans                                                             115         354         289
Inventories
  Finished goods                                                             677         617         564
  Work in process                                                            852         695         579
  Raw materials and supplies                                                 244         277         241
-----------------------------------------------------------------------------------------------------------
    Total inventories                                                      1,773       1,589       1,384
-----------------------------------------------------------------------------------------------------------
Prepaid expenses, taxes and other assets                                     816         636         943
-----------------------------------------------------------------------------------------------------------
    Total current assets                                                   6,820       6,468       6,152
Long-term loans and investments                                            1,340       1,163         545
Property, plant and equipment, less accumulated depreciation               4,137       3,850       3,473
Goodwill, less accumulated amortization:
  1997--$152; 1996--$115; 1995--$79                                        1,294       1,424       1,243
Other assets, deferred taxes and deferred charges                          1,745       1,762       1,316
-----------------------------------------------------------------------------------------------------------
    Total assets                                                         $15,336     $14,667     $12,729
-----------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
Short-term borrowings, including current portion of long-term debt       $ 2,255     $ 2,235     $ 2,036
Accounts payable                                                             765         913         715
Income taxes payable                                                         785         892         822
Accrued compensation and related items                                       477         436         421
Other current liabilities                                                  1,023       1,164       1,193
-----------------------------------------------------------------------------------------------------------
    Total current liabilities                                              5,305       5,640       5,187
Long-term debt                                                               729         687         833
Postretirement benefit obligation other than pension plans                   394         412         426
Deferred taxes on income                                                     156         253         166
Other noncurrent liabilities                                                 819         721         611
-----------------------------------------------------------------------------------------------------------
    Total liabilities                                                      7,403       7,713       7,223
-----------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred stock, without par value; 12 shares authorized, none issued         --          --          --
Common stock, $.05 par value; 3,000 shares authorized;
  issued: 1997--1,388; 1996--1,378; 1995--1,371                               69          69          69
Additional paid-in capital                                                 3,239       1,693       1,200
Retained earnings                                                          9,349       8,017       6,859
Currency translation adjustment and other                                    (85)        145         163
Employee benefit trusts                                                   (2,646)     (1,488)     (1,170)
Treasury stock, at cost:
  1997--94; 1996--87; 1995--96                                            (1,993)     (1,482)     (1,615)
-----------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                             7,933       6,954       5,506
-----------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                           $15,336     $14,667     $12,729
===========================================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                    Currency
                                        Common Stock       Additional              Translation   Employee   Treasury Stock
                                     -------------------    Paid-In     Retained   Adjustment    Benefit    --------------
(millions)                            Shares  Par Value     Capital     Earnings    and Other     Trusts    Shares    Cost   Total
------------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1995,
  as reported                           681      $34         $  651      $5,945      $ 196       $ (749)     (52)  $(1,753)  $4,324
Restatement for the 1997
  stock split                           680       35            (35)         --         --           --      (52)       --       --
------------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1995,
  as restated                         1,361       69            616       5,945        196         (749)    (104)   (1,753)   4,324
Net income                                                                1,573                                               1,573
Cash dividends declared                                                    (659)                                               (659)
Currency translation
  adjustment                                                                            12                                       12
Stock option transactions                 9       --            126                                            4        79      205
Purchases of common stock                                                                                     (5)     (108)    (108)
Employee benefit trust
  transactions--net                                             440                                (421)                         19
Unrealized net gain on available-
  for-sale securities--net                                                              23                                       23
Minimum pension liability--net                                                         (68)                                     (68)
Treasury stock utilized for
  acquisition                                                                                                  9       167      167
Other                                     1       --             18                                                              18
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995             1,371       69          1,200       6,859        163       (1,170)     (96)   (1,615)   5,506
Net income                                                                1,929                                               1,929
Cash dividends declared                                                    (771)                                               (771)
Currency translation
  adjustment                                                                           (32)                                     (32)
Stock option transactions                 7       --            124                                           10       156      280
Purchases of common stock                                                                                     (1)      (27)     (27)
Employee benefit trust
  transactions--net                                             341                                (318)                         23
Unrealized net gain on available-
  for-sale securities--net                                                              15                                       15
Other                                    --       --             28                     (1)                   --         4       31
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996             1,378       69          1,693       8,017        145       (1,488)     (87)   (1,482)   6,954
Net income                                                                2,213                                               2,213
Cash dividends declared                                                    (881)                                               (881)
Currency translation
  adjustment                                                                          (253)                                    (253)
Stock option transactions                 9                     343                                            4        68      411
Purchases of common stock                                                                                    (11)     (586)    (586)
Employee benefit trusts
  transactions--net                                           1,177                              (1,158)      --         7       26
Unrealized net gain on available-
  for-sale securities--net                                                              20                                       20
Other                                     1                      26                      3                                       29
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997             1,388      $69         $3,239      $9,349      $ (85)     $(2,646)     (94)  $(1,993)  $7,933
====================================================================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

PFIZER INC AND SUBSIDIARY COMPANIES


                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                          Year ended December 31
                                                                                      ------------------------------
(millions of dollars)                                                                   1997       1996       1995
--------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                                         $ 2,213    $ 1,929    $ 1,573
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization of intangibles                                         502        430        374
    Deferred taxes and other                                                              24         89         64
    Changes in assets and liabilities, net of effect of businesses acquired and divested:
      Accounts receivable                                                               (503)      (255)      (290)
      Inventories                                                                       (375)      (149)       (25)
      Prepaid and other assets                                                          (138)      (208)      (171)
      Accounts payable and accrued liabilities                                           (26)        66        320
      Income taxes payable                                                              (127)        23         88
      Other deferred items                                                                59        142       (112)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                              1,629      2,067      1,821
--------------------------------------------------------------------------------------------------------------------
Investing Activities
  Purchases of property, plant and equipment                                            (943)      (774)      (696)
  Purchases of short-term investments                                                   (221)    (2,851)    (2,611)
  Proceeds from redemptions of short-term investments                                     29      3,490      2,185
  Purchases of long-term investments                                                     (76)      (820)      (151)
  Purchases and redemptions of short-term investments by financial subsidiaries           45        (11)       (30)
  (Increase)/decrease in loans and long-term investments by financial subsidiaries       (20)        52        330
  Acquisitions, net of cash acquired                                                      --       (451)    (1,521)
  Proceeds from the sale of businesses                                                    21        353         --
  Other investing activities                                                             143         75        151
--------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                 (1,022)      (937)    (2,343)
--------------------------------------------------------------------------------------------------------------------
Financing Activities
  Proceeds from issuances of long-term debt                                               57        636        502
  Repayments of long-term debt                                                          (269)      (804)       (52)
  Increase/(decrease) in short-term debt                                                 370        259       (444)
  Purchases of common stock                                                             (586)       (27)      (108)
  Cash dividends paid                                                                   (881)      (771)      (659)
  Stock option transactions                                                              411        280        205
  Other financing activities                                                              50         45         37
--------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                                   (848)      (382)      (519)
--------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                             (32)        (1)       (14)
--------------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                                    (273)       747     (1,055)
Cash and cash equivalents at beginning of year                                         1,150        403      1,458
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                             $   877    $ 1,150    $   403
====================================================================================================================
Supplemental Cash Flow Information
  Cash paid during the period for:
    Income taxes                                                                     $   856    $   709    $   646
    Interest                                                                             151        139        175
====================================================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 Significant Accounting Policies

A -- Consolidation and Basis of Presentation

The consolidated financial statements include the parent company and all significant subsidiaries, including those operating outside the U.S. Balance sheet amounts for the foreign operations are as of November 30 of each year and income statement amounts are for the full year periods ending on the same date. All significant transactions among our businesses have been eliminated.

    In preparing the financial statements, management must use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for long-term contracts, depreciation, amortization, employee benefits and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange and legislation. "Forward-Looking Information and Factors That May Affect Future Results," beginning on page 36, discusses these and other uncertainties.

B -- Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as demand deposits, certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as "Short-term investments."

C -- Inventories

We value inventories at cost or fair value, if lower. Cost is determined as follows:

  . finished goods and work-in-process at average actual cost
  . raw materials and supplies at average or latest actual cost

    "Last-in, first-out" (LIFO) usage applies to U.S. sourced pharmaceuticals and part of Animal Health inventories (approximately 11% of total inventories) and "first-in, first-out" usage applies to the rest. The replacement cost of LIFO inventories is not materially different from the LIFO value reported.

D -- Long-Lived Assets

Long-lived assets include:
  . property, plant and equipment--These assets are recorded at original cost and the cost of any significant improvements after purchase is added. We depreciate the cost evenly over the assets' useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.
  . goodwill--Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets when accounted for by the purchase method of accounting. We amortize goodwill evenly over periods not exceeding 40 years.
  . other intangible assets--Other intangible assets are included in "Other assets, deferred taxes and deferred charges" in the Balance Sheet. We amortize these assets evenly over their estimated useful lives.

    We review long-lived assets for impairment when events or changes in business conditions indicate that their full carrying value may not be recovered. We consider assets to be impaired and write them down to fair value if expected associated cash flows are less than the carrying amounts. Fair value is the present value of the expected associated cash flows.

E -- Foreign Currency Translation

For most foreign operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in Shareholders' Equity in the Balance Sheet. We translate Statement of Income accounts at average rates for the period. Transaction adjustments are recorded in "Other deductions--net" in the Statement of Income.

    For operations in highly inflationary economies, we translate the balance sheet items as follows:

  . monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in "Other deductions--net" in the Statement of Income
  . non-monetary items at historical rates (that is, those in effect when the items were first recorded)

F -- Stock Options

The exercise price of stock options granted equals the market price on the grant date. In general, there is no expense related to stock options.

G -- Advertising Expense

We record advertising expense as follows:
  . production costs as incurred
  . costs of radio time, television time and space in publications deferred until the advertising first occurs

    Advertising expense totaled $948 million in 1997, $778 million in 1996 and $688 million in 1995.

H -- Earnings Per Common Share

Statement of Financial Accounting Standards No. 128, "Earnings per Share", which became effective in 1997, requires presentation of two calculations of earnings per common share. "Basic" earnings per common share equals net income divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents. Common stock equivalents are shares assumed to be issued if outstanding stock options were exercised. We have restated all prior period amounts to reflect these calculations. All prior period amounts have also been restated for the 1997 stock split (see note 12, "Common Stock").

PFIZER INC AND SUBSIDIARY COMPANIES



2 International Operations

Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions.

    The net currency translation adjustment included in "Currency translation adjustment and other" in the Balance Sheet was $(79) million in 1997, $174 million in 1996 and $206 million in 1995.

3 Financial Subsidiaries

Our financial subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:

Condensed Balance Sheet
(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------

Cash and interest-bearing deposits                          $115   $ 78   $ 13
Eurosecurities and securities purchased
 under resale agreements                                      --     45     34
Loans--net                                                   408    381    433
Other assets                                                   8      8      8
--------------------------------------------------------------------------------

 Total assets                                               $531   $512   $488
--------------------------------------------------------------------------------

Certificates of deposit and
 other liabilities                                          $ 73   $ 87   $ 85
Shareholders' equity                                         458    425    403
--------------------------------------------------------------------------------

 Total liabilities and
  shareholders' equity                                      $531   $512   $488
================================================================================

Condensed Statement of Income
(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------

Interest income                                             $ 29    $28    $44
Interest expense                                              (2)    (3)    (3)
Other income/(expense)--net                                   13      2     (6)
--------------------------------------------------------------------------------

Net income                                                  $ 40    $27    $35
================================================================================


4 Business Alliances

We have entered into agreements related to two new pharmaceutical products developed by other companies:

  . Lipitor, a cholesterol-lowering medication, developed by the Parke-Davis
    Research Division of Warner-Lambert Company
  . Aricept, a medication to treat symptoms of Alzheimer's disease, developed by Eisai Co., Ltd.

    Under copromotion agreements, these products are marketed and copromoted with alliance partners. We provide funds, staff and other resources to sell, market, promote and further develop these medications. In the Statement of Income, "Alliance revenue" represents revenues earned under the copromotion agreements (a percentage of net sales adjusted, in some cases, for certain specific costs). "Selling, informational and administrative expenses" in the Statement of Income include other expenses for selling, marketing and further developing these products.

    We also have licenses to sell Lipitor and Aricept in certain foreign countries. For those licensed sales, we record "Net sales" instead of "Alliance revenue" and record related costs and expenses in the appropriate caption in the Statement of Income.

5 Financial Instruments

Most of our financial instruments are recorded in the Balance Sheet. Several "derivative" financial instruments are "off-balance-sheet" items.

A -- Investments in Debt and Equity Securities
Information about our investments follows:

(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------

Amortized cost and fair value of
 held-to-maturity debt securities:*
  Corporate debt                                          $  626 $  602 $  682
  Certificates of deposit                                    655    657    350
  Municipals                                                  56     29    222
  Other                                                      104     81    186
--------------------------------------------------------------------------------
 Total held-to-maturity debt securities                    1,441  1,369  1,440
--------------------------------------------------------------------------------
Cost and fair value of available-for-sale
 debt securities                                             686    636     --
--------------------------------------------------------------------------------
Cost of available-for-sale equity
 securities                                                   81     81     68
Gross unrealized gains                                       106     73     50
Gross unrealized losses                                       (4)    (8)    (8)
--------------------------------------------------------------------------------
 Fair value of available-for-sale equity
 securities                                                  183    146    110
--------------------------------------------------------------------------------
 Total investments                                        $2,310 $2,151 $1,550
================================================================================
 *Gross unrealized gains and losses are immaterial.

    These investments are in the following captions in the Balance Sheet:

(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------
Cash and cash equivalents                                 $  636  $ 640  $ 153
Short-term investments                                       712    487  1,109
Long-term loans and investments                              962  1,024    288
--------------------------------------------------------------------------------
Total investments                                         $2,310 $2,151 $1,550
================================================================================

                                             PFIZER INC AND SUBSIDIARY COMPANIES


    The contractual maturities of the held-to-maturity and available-for-sale debt securities as of December 31, 1997 were as follows:
                                                      Years
                                           ------------------------------
                                                   Over 1 Over 5
(millions of dollars)                      Within 1  to 5  to 10  Over 10  Total
--------------------------------------------------------------------------------

Held-to-maturity debt securities:
 Corporate debt                              $  567  $ 54   $  4      $ 1 $  626
 Certificates of deposit                        646     9     --       --    655
 Municipals                                      56    --     --       --     56
 Other                                           79    --     15       10    104
Available-for-sale debt securities:
 Certificates of deposit                         --   256    189       --    445
 Corporate debt                                  --    91    150       --    241
--------------------------------------------------------------------------------
 Total debt securities                       $1,348  $410   $358      $11  2,127
Available-for-sale
 equity securities                                                           183
--------------------------------------------------------------------------------
Total investments                                                         $2,310
================================================================================

B -- Short-Term Borrowings

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 2.9% in 1997, 5.0% in 1996 and 5.2% in 1995. We had approximately $1.3 billion available to borrow under lines of credit at December 31, 1997.

C -- Long-Term Debt

Information on long-term debt outstanding follows:

(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------
Floating-rate unsecured notes                               $686   $636   $ --
Repurchase agreement obligation                               --     --    499
6 1/2% Notes due 1997                                         --     --    250
Other borrowings and mortgages                                43     51     84
--------------------------------------------------------------------------------
Total long-term debt                                        $729   $687   $833
================================================================================
Current portion not included above                          $  6   $261   $277
================================================================================

    The floating-rate unsecured notes mature on various dates from 2001 to 2005 and they bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate was 6.0% at December 31, 1997. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity. The securities had a fair value equal to the amount of the notes at December 31, 1997.

    The 1995 repurchase agreement related to a sale of securities that we were obligated to repurchase. The agreement was terminated in 1996 and the debt repaid.

    Long-term debt outstanding at December 31, 1997 matures as follows:

                                                                           After
(millions of dollars)                        1999    2000    2001    2002   2002
--------------------------------------------------------------------------------
Maturities                                     $4      $3    $187    $161   $374
================================================================================

D -- Derivative Financial Instruments

Purpose

"Forward-exchange contracts," "currency swaps" and "purchased currency options" are used to reduce exposure to foreign exchange risks. Also, "interest rate swap" contracts are used to adjust interest rate exposures.

Accounting Policies

We consider derivative financial instruments to be "hedges" (that is, an offset of foreign exchange and interest rate risks) when certain criteria are met. Under hedge accounting for a purchased currency option, its impact on earnings is deferred until the recognition of the underlying hedged item (inventory) in earnings. We recognize the earnings impact of the other instruments during the terms of the contracts, along with the earnings impact of the items they offset.

    Purchased currency options are recorded at cost and amortized evenly to operations through the expected inventory delivery date. Unrealized gains at the transaction date are included in the cost of the related inventory purchased.

    As interest rates change, we accrue the difference between the debt interest rates recognized in the Statement of Income and the amounts payable to or receivable from counterparties under swap contracts. Likewise, amounts arising from currency swap contracts are accrued as exchange rates change.

    The financial statements include the following items related to derivative and other financial instruments serving as hedges or offsets:

    "Other assets, deferred taxes and deferred charges" include:
     . purchased currency options
     . net amounts receivable related to swap contracts

    "Other current liabilities" include:
     . fair value of forward-exchange contracts
     . net amounts payable related to swap contracts

    "Currency translation adjustment and other" include changes in the:
     . foreign exchange translation of foreign debt
     . fair value of forward-exchange contracts for net investment hedges

PFIZER INC AND SUBSIDIARY COMPANIES


    "Other deductions--net" include:
     . changes in the fair value of foreign exchange instruments and changes in foreign-denominated assets and liabilities
     . payments under swap contracts to offset interest expense or foreign exchange losses
     . amortization of discounts or premiums on currencies sold under forward-exchange contracts

    Our criteria to qualify for hedge accounting are:
    Foreign currency instruments
     . The instrument must relate to a foreign currency asset, liability or an anticipated transaction that is probable and whose characteristics and terms have been identified.
     . It must involve the same currency as the hedged item.
     . It must reduce the risk of foreign currency exchange movements on our operations.

    Interest rate instruments
     . The instrument must relate to an asset or a liability.
     . It must change the character of the interest rate by converting a variable rate to a fixed rate or vice versa.

    If an existing instrument becomes ineffective (that is, it no longer meets the criteria described), it is reported at its fair value.

    The following table summarizes the exposures hedged or offset by the various instruments we use:

                                                     Maximum Maturity in Years
                                            ------------------------------------
Instrument                      Exposure              1997     1996     1995
--------------------------------------------------------------------------------
Forward-exchange        Foreign currency
 contracts        assets and liabilities                .5       .5       .5

                         Net investments                --       .25      --
--------------------------------------------------------------------------------
Purchased currency   Inventory purchases
 options                       and sales                 1        1        2
--------------------------------------------------------------------------------
Currency swaps            Debt principal                --       --        5

                                   Loans                 2        1        2
--------------------------------------------------------------------------------
Interest rate swaps        Debt interest                 1        1        5
================================================================================

Instruments Outstanding

The notional amounts of derivative financial instruments do not represent actual amounts exchanged by the parties, but instead represent the amount of the item on which the contracts are based.

    The notional amounts of our foreign currency and interest rate contracts follow:

(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------

Foreign currency contracts:
 Commitments to sell foreign
 currencies, primarily in exchange
 for U.S. dollars:
  U.K. pounds                                             $  548  $ 564  $ 645
    Japanese yen                                             224     94     40
    German marks                                             158    131     67
  French francs                                              134    193    238
  Irish punt                                                 107    112    104
  Italian lira                                                75     47     16
  Belgian francs                                              62     67    114
  Other currencies                                           168    168     73
  Net investment hedges:
   Japanese yen                                               --    615     --
   Swiss francs                                               --    342     --
 Commitments to purchase foreign
 currencies, primarily in exchange
 for U.S. dollars:
  Swiss francs                                               187    154      1
  Irish punt                                                  92     21     35
  German marks                                                73     54     79
  U.K. pounds                                                 60    128    283
  Japanese yen                                                 7      7     39
  Other currencies                                           175    147    154
--------------------------------------------------------------------------------
 Total forward-exchange contracts                         $2,070 $2,844 $1,888
================================================================================
 Currency swaps:
  U.K. pounds                                             $   40 $   -- $  499
  Other currencies                                            --     45     60
--------------------------------------------------------------------------------
 Total currency swaps                                     $   40 $   45 $  559
================================================================================
 Purchased options, primarily for
 U.S. dollars:
  Japanese yen                                            $  198 $  221 $  231
  German marks                                               130     28    104
  French francs                                               46     35     87
  Belgian francs                                              29     25     56
  Other currencies                                            61     58     19
--------------------------------------------------------------------------------
 Total purchased options                                  $  464 $  367 $  497
================================================================================
Interest rate swap contracts:
 Japanese yen                                             $  814 $  932 $  350
 Swiss francs                                                405    428     --
 U.K. pounds                                                  --     --    499
 Other                                                        --     --     25
--------------------------------------------------------------------------------
Total interest rate swap contracts                        $1,219 $1,360 $  874
================================================================================

                                             PFIZER INC AND SUBSIDIARY COMPANIES


    The 1995 U.K. pound currency and interest rate swaps related to a sale-and-repurchase financing agreement (see section C of this note) and effectively converted fixed rate U.K. pound debt to U.S. dollar variable rate debt. These contracts were terminated in December 1996 when the debt was repaid.

    The Japanese yen and Swiss franc interest rate swaps effectively fixed the interest rate on floating rate debt as follows:

  . the Japanese yen debt at 1.4% in 1997, 0.7% in 1996 and 1.3% in 1995 . the Swiss franc debt at 2.1% in 1997 and 1996

    The floating interest rates were based on "LIBOR" rates related to the contract currencies. The contracts outstanding at December 31, 1996 matured in December 1997.

E -- Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

  . short-term financial instruments (cash equivalents, accounts receivable and payable, forward-exchange contracts, short-term investments and borrowings)--cost approximates fair value because of the short maturity period
  . loans--cost approximates fair value because of the short interest reset period
  . long-term investments, long-term debt, forward-exchange contracts and purchased currency options--fair value is based on market or dealer quotes
  . interest rate and currency swap agreements--fair value is based on estimated cost to terminate the agreements (taking into account broker quotes, current interest rates and the counterparties' creditworthiness)

    The differences between fair and carrying values were not material at December 31, 1997, 1996 or 1995.

F -- Credit Risk

We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments.

6 Property, Plant and Equipment

The major categories of property, plant and equipment follow:

(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------

Land                                                      $  142  $ 119   $ 95
Buildings                                                  1,682  1,597  1,406
Machinery and equipment                                    2,719  2,511  2,345
Furniture, fixtures and other                              1,385  1,291  1,100
Construction in progress                                     530    487    517
--------------------------------------------------------------------------------
                                                           6,458  6,005  5,463
Less: accumulated depreciation                             2,321  2,155  1,990
--------------------------------------------------------------------------------
Total property, plant and equipment                       $4,137 $3,850 $3,473
================================================================================

7 Other Deductions--Net

Other deductions--net are summarized below:

(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------
Interest income                                            $(156) $(135) $(158)
Interest expense                                             149    170    205
Interest expense capitalized                                  (2)    (5)   (13)
--------------------------------------------------------------------------------
Net interest (income)/expense                                 (9)    30     34
Amortization of goodwill and other
 intangibles                                                  68     66     46
Net exchange losses                                           28      3     14
Other, net                                                   171    177    167
--------------------------------------------------------------------------------
 Other deductions--net                                     $ 258   $276   $261
================================================================================


8 Taxes on Income

Income from continuing operations before taxes consisted of the following:

(millions of dollars)                                       1997   1996   1995
--------------------------------------------------------------------------------
United States                                             $1,329 $1,065 $1,041
International                                              1,759  1,739  1,258
--------------------------------------------------------------------------------
Total income from continuing
 operations before taxes                                  $3,088 $2,804 $2,299
================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES


    The provision for taxes on income consisted of the following:

(millions of dollars)                               1997        1996       1995
--------------------------------------------------------------------------------
United States:
 Taxes currently payable:
  Federal                                          $ 382       $ 332      $ 341
  State and local                                     17          54         41
 Deferred income taxes                               (24)         10        (22)
--------------------------------------------------------------------------------
Total U.S. tax provision                             375         396        360
--------------------------------------------------------------------------------
International:
 Taxes currently payable                             501         408        368
 Deferred income taxes                               (11)         65         10
--------------------------------------------------------------------------------
Total international tax provision                    490         473        378
--------------------------------------------------------------------------------
Total provision for taxes on income                $ 865       $ 869      $ 738
================================================================================

    Amounts are reflected in the above tables based on the location of the taxing authorities. As of December 31, 1997, we have not made a U.S. tax provision for approximately $939 million on approximately $4.5 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas.

    We operate a manufacturing subsidiary in Puerto Rico that benefits from a Puerto Rican incentive grant in effect through 2002. Under this grant, we are partially exempt from income, property and municipal taxes. For further information on U.S. taxation of Puerto Rican operations, see "Tax Legislation" on page 38.

    Reconciliations of the U.S. statutory income tax rate to our effective tax rate follow:

(percentages)                                          1997       1996     1995
--------------------------------------------------------------------------------
U.S. statutory income tax rate                         35.0       35.0     35.0
Effect of partially tax-exempt
 operations in Puerto Rico                             (1.7)      (3.5)    (5.8)
Effect of foreign operations                           (4.2)      (2.9)     1.6
All other--net                                         (1.1)       2.4      1.3
--------------------------------------------------------------------------------
Consolidated effective tax rate                        28.0       31.0     32.1
================================================================================

    Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as "temporary differences." We record the tax effect of these temporary differences as "deferred tax assets" (generally items that can be used as a tax deduction or credit in future periods) and "deferred tax liabilities" (generally items that we received a tax deduction for, but have not yet recorded in the Statement of Income). The tax effects of the major items recorded as deferred tax assets and liabilities are:

                                           1997          1996          1995
                                       Deferred Tax  Deferred Tax  Deferred Tax
                                       ------------  ------------  -------------
(millions of dollars)                  Assets Liabs. Assets Liabs. Assets Liabs.
--------------------------------------------------------------------------------
Prepaid/deferred items                 $  259   $214 $  242   $156 $  236   $193
Inventories                               260     65    263     98    245     71
Property, plant and
 equipment                                 31    368     32    414     43    372
Employee benefits                         298    113    241    105    277    100
Restructurings and
 special charge                           133     --    157     --    215     --
Foreign tax credit
 carryforwards                            159     --     65     --    110     --
Other carryforwards                       135     --    251     --    153     --
All other                                 120     92    106     87    106     61
--------------------------------------------------------------------------------
Subtotal                                1,395    852  1,357    860  1,385    797
Valuation allowance                       (27)    --    (28)    --    (30)    --
--------------------------------------------------------------------------------
Total deferred taxes                   $1,368   $852 $1,329   $860 $1,355   $797
--------------------------------------------------------------------------------
Net deferred tax asset                 $  516        $  469        $  558
--------------------------------------------------------------------------------

    These amounts, netted by taxing location, are in the following captions in the Balance Sheet:

(millions of dollars)                                1997       1996       1995
--------------------------------------------------------------------------------
Prepaid expenses, taxes and other assets            $ 442      $ 425      $ 469
Other assets, deferred taxes and
 deferred charges                                     230        297        255
Deferred taxes on income                             (156)      (253)      (166)
--------------------------------------------------------------------------------
 Net deferred tax asset                             $ 516      $ 469      $ 558
================================================================================

    A valuation allowance is recorded because some items recorded as foreign deferred tax assets may not be deductible or creditable. The "foreign tax credit carryforwards" were generated from dividends paid by subsidiaries to the parent company between 1993 and 1997. We can carry these credits forward to various dates through 2002 and use them in payment of certain U.S. tax liabilities.

    The Internal Revenue Service has completed its audits of our tax returns through 1992.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


    In November 1994, Belgian tax authorities notified Pfizer Research and Development Company N.V./S.A. (PRDCO), an indirect, wholly owned subsidiary of our company, of a proposed adjustment to the taxable income of PRDCO for fiscal year 1992. The proposed adjustment arises from an assertion by the Belgian tax authorities of jurisdiction with respect to income resulting primarily from certain transfers of property by our non-Belgian subsidiaries to the Irish branch of PRDCO. In January 1995, PRDCO received an assessment from the tax authorities for additional taxes and interest of approximately $432 million and $97 million, respectively, relating to these matters. In January 1996, PRDCO received an assessment from the tax authorities, for fiscal year 1993, for additional taxes and interest of approximately $86 million and $18 million, respectively. The additional assessment arises from the same assertion by the Belgian tax authorities of jurisdiction with respect to all income of the Irish branch of PRDCO. Based upon the relevant facts regarding the Irish branch of PRDCO and the provisions of the Belgian tax laws and the written opinions of outside counsel, we believe that the assessments are without merit.

    We believe that our accrued tax liabilities are adequate for all years after 1992.

9   Pension and Postretirement Benefits


Our pension plans cover most employees worldwide. Benefits depend on years of service and employee final average earnings. Participants vest in their benefits after as few as five years of service.

    Our postretirement plans in the U.S. provide medical and life insurance benefits to retirees and their eligible dependents. Employees are eligible for benefits if they meet age and service requirements and qualify for retirement benefits.

    We reserve the right to modify or terminate these plans.

    Our funding policy is:

    . to contribute annually to U.S. pension plans at a rate intended to remain at a level percentage of compensation. Since the major U.S. plan is overfunded, we have not made a contribution since 1992.

    . to fund international pension plans as required by local government and tax requirements

    We do not fund postretirement plans, but contribute to the plans as benefits are paid.

    In 1997, the U.S. pension plan was amended to improve the benefit provisions. These changes contributed to most of the increases in the projected benefit obligation and the unrecognized prior service costs of the U.S. plan.

    The following tables present the benefit obligations of the plans, the funded status of the pension plans and the assumptions used:

                                                      Pension                    Postretirement
                                            -----------------------------  ----------------------------
(percentages)                               1997       1996       1995       1997       1996       1995
-------------------------------------------------------------------------------------------------------
Assumptions:
 Discount rate:
  U.S. plans                                 7.0        7.5        7.5        7.0        7.5        7.5
  International plans                        5.9        6.5        6.4
 Rate of increase in salary levels:
  U.S. plans                                 4.5        4.5        5.5
  International plans                        3.9        4.2        4.3
=======================================================================================================
(millions of dollars)
-------------------------------------------------------------------------------------------------------
Fair value of plan assets               $  2,793   $  2,410   $  2,168
-------------------------------------------------------------------------------------------------------
Actuarial present value of
 accumulated benefit obligation:
  Vested                                   1,821      1,606      1,558
  Non-vested                                 270        242        216
-------------------------------------------------------------------------------------------------------
  Total                                    2,091      1,848      1,774
Effect of future salary
 increases                                   583        282        288
-------------------------------------------------------------------------------------------------------
Projected benefit
 obligation                                2,674      2,130      2,062
-------------------------------------------------------------------------------------------------------
Postretirement benefit obligation for:
  Retirees                                                                  $ 180      $ 188      $ 197
  Fully eligible
   active plan
   participants                                                                33         33         32
  Other active plan
   participants                                                                74         64         61
-------------------------------------------------------------------------------------------------------
Accumulated postretirement
 benefit obligation                                                           287        285        290
-------------------------------------------------------------------------------------------------------
Plan assets in excess of/
 (less than) benefit
 obligation                                  119        280        106       (287)      (285)      (290)
Unrecognized overfunding
 at date of adoption                         (10)       (15)       (18)        --         --         --
Unrecognized net
 (gains)/losses                              (86)       (14)       129        (24)       (19)        (3)
Unrecognized prior service
 costs/(gains)                               310         70         95        (83)      (108)      (133)
Minimum liability
 adjustment                                 (196)      (159)      (180)        --         --         --
-------------------------------------------------------------------------------------------------------
Prepaid/(accrued)
 costs included in
 the Balance Sheet                        $  137     $  162     $  132      $(394)     $(412)     $(426)
=======================================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES



    The figures above include the following amounts for partially funded international pension plans:

(millions of dollars)                               1997        1996        1995
--------------------------------------------------------------------------------
Fair value of plan assets                           $294        $319        $326
Accumulated benefit obligation                      $553        $615        $620
================================================================================

    The pension plan trustees invest plan assets primarily in stocks, bonds and short-term investments. At December 31, 1997, the major U.S. plan held approximately 3.5 million shares of our common stock with a fair value of approximately $261 million. The plan received approximately $3 million in dividends on these shares in 1997.

    The annual cost related to these plans and the assumptions used consist of the following:

                                          Pension                         Postretirement
                              --------------------------------       ------------------------
(percentages)                 1997          1996          1995       1997      1996      1995
---------------------------------------------------------------------------------------------
Assumptions:
 Expected long-term rate
 of return on plan assets:
  U.S. plans                  10.0          10.0          10.0
  International plans          7.5           7.8           8.1
=============================================================================================
(millions of dollars)
---------------------------------------------------------------------------------------------
Expected return on
 plan assets:
 Actual return               $(491)        $(325)        $(415)
 Deferred return               283           133           245
---------------------------------------------------------------------------------------------
Net expected return           (208)         (192)         (170)
Service cost--benefits
 earned during
 the period                    105            93            81       $  7      $  6      $  5
Interest cost on benefit
 obligation                    145           139           131         19        20        22
Net amortization and
 deferral                       31            30            46        (25)      (24)      (24)
---------------------------------------------------------------------------------------------
Net periodic cost            $  73         $  70         $  88       $  1      $  2      $  3
=============================================================================================

    An average increase of 8.2% in the cost of covered health care benefits was assumed for 1998 and is projected to decrease to 5.2% after seven years and to then remain at that level.

    A 1% increase in the medical trend rate assumed for postretirement benefits would cause an increase of $13.1 million in the accumulated benefit obligation at December 31, 1997 and an increase in the periodic cost of $.9 million.

10  Savings and Investment Plans

We have savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Employees may contribute a portion of their salaries to the plans and we match a portion of the employee contributions. Our contributions were $41 million in 1997, $36 million in 1996 and $33 million in 1995.

11  Lease Commitments

We lease properties for use in our operations. In addition to rent, the leases require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $139 million in 1997, $122 million in 1996 and $118 million in 1995. This table shows future minimum rental commitments under noncancellable leases at December 31, 1997:

                                                                           After
(millions of dollars)          1998     1999     2000     2001     2002     2002
--------------------------------------------------------------------------------
Lease commitments               $45      $42      $33      $24      $23     $286
================================================================================


12  Common Stock

We effected a two-for-one split of our common stock in the form of a 100% stock dividend in both 1997 and 1995. Both splits followed votes by shareholders to increase the number of authorized common shares. All share and per share information in this report reflects both splits.

    The Board of Directors authorized us to repurchase up to $2 billion of our outstanding common stock through September 1998. In 1997, we repurchased approximately 11.4 million shares at an average price of $51 per share and approximately .6 million shares in 1996 at an average price of $44 per share.


13  Preferred Stock Purchase Rights

Preferred Stock Purchase Rights granted in 1987 expired in October 1997. Those rights were replaced by new Preferred Stock Purchase Rights that have a scheduled term through October 2007, although that may be extended or redeemed. One right was issued for each share of common stock issued by our company. These rights are not exercisable unless certain change-in-control events transpire, such as a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of our outstanding common stock or an announcement of a tender offer for at least 30% of that stock. The rights are evidenced by corresponding common stock certificates and automatically trade with the common stock unless an event transpires that makes them exercisable. If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right

                                             PFIZER INC AND SUBSIDIARY COMPANIES


will entitle the holder to purchase from our company a new series of preferred stock at a defined price. The preferred stock, in addition to preferred dividend and liquidation rights, will entitle the holder to vote with the company's common stock.

    The rights are redeemable by us at a fixed price until 10 days, or longer as determined by the Board, after certain defined events, or at any time prior to the expiration of the rights.

    We have reserved 3.0 million preferred shares to be issued pursuant to these rights. No such shares have yet been issued. At the present time, the rights have no dilutive effect on the earnings per common share calculation.


14  Employee Benefit Trusts

In 1993, we sold 40 million shares of treasury stock to the Pfizer Inc. Grantor Trust in exchange for a $600 million note. The Trust is used primarily to fund our benefit plans including the stock option plan. The Balance Sheet reflects the fair value of shares owned by the Trust as a reduction of Shareholders' Equity, representing unearned benefit costs. This amount is reduced as benefits are satisfied.

    The Trust released approximately 630,000 shares in 1997, 1,260,000 shares in 1996 and 1,660,000 shares in 1995. We record compensation expense for the benefit plans, other than stock options, based on the fair value of the shares when released.


15  Stock Option and Performance Awards

We may grant stock options to any employee, including officers, under our Stock and Incentive Plan. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option.

    The Plan also allows for stock appreciation rights, stock awards and performance awards. In 1996, shareholders approved amendments to increase the shares available in the Plan and to extend its term through 2005.

    The following table summarizes information concerning options outstanding under the Plan at December 31, 1997:


(thousands
of shares)                 Options Outstanding            Options Exercisable
------------------------------------------------------ -------------------------
                                  Weighted
                                   Average    Weighted                 Weighted
                      Number     Remaining     Average         Number   Average
       Range of  Outstanding   Contractual    Exercise    Exercisable  Exercise
Exercise Prices  at 12/31/97   Term (Years)      Price    at 12/31/97     Price
--------------------------------------------------------------------------------

       $ 0--$10        6,071           1.6      $ 7.44          6,071    $ 7.44
        10-- 20       24,583           5.7       16.58         24,249     16.57
        20-- 30       22,249           6.1       22.45         17,756     21.94
        30-- 40       17,192           8.6       37.25          7,714     37.25
        50-- 60       14,204           9.6       55.04             --        --
================================================================================



    The following table summarizes the activity for the Plan:

                                                              Under Option
                                                       -------------------------
                                        Shares                         Weighted
                                 Available for                 Average Exercise
(thousands of shares)                    Grant         Shares   Price Per Share
--------------------------------------------------------------------------------
Balance January 1, 1995                 19,570         88,484         $   16.13
 Granted                               (14,104)        14,104             24.50
 Exercised                                  --        (15,096)            14.01
 Cancelled                               1,684         (1,684)            18.85
--------------------------------------------------------------------------------
Balance December 31, 1995                7,150         85,808             18.37
 Authorized                             46,000             --                --
 Granted                               (18,820)        18,820             37.25
 Exercised                                  --        (17,466)            13.44
 Cancelled                                 684           (734)            24.00
--------------------------------------------------------------------------------
Balance December 31, 1996               35,014         86,428             21.62
 Granted                               (14,204)        14,204             55.04
 Exercised                                  --        (15,661)            16.15
 Cancelled                                 653           (672)            38.68
--------------------------------------------------------------------------------
Balance December 31, 1997               21,463         84,299             28.17
================================================================================

    The weighted-average fair value per stock option granted was $16.77 for the 1997 options, $10.90 for the 1996 options and $6.46 for those granted in 1995. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

                                                  1997        1996        1995
--------------------------------------------------------------------------------
Expected dividend yield                          1.76%       1.97%       2.85%
Risk-free interest rate                          6.23%       6.38%       6.26%
Expected stock price volatility                 25.56%      25.45%      26.00%
Expected term until exercise (years)             5.50        5.25        5.25
================================================================================

    We do not record compensation expense for stock option grants. The following table summarizes results as if we had recorded compensation expense for the 1997, 1996 and 1995 option grants:

(millions of dollars, except per share data)      1997         1996         1995
--------------------------------------------------------------------------------
Net income:
 As reported                                 $   2,213    $   1,929    $   1,573
 Pro forma                                       2,087        1,860        1,559
Basic earnings per share:
 As reported                                 $    1.76    $    1.55    $    1.28
 Pro forma                                        1.66         1.49         1.27
Diluted earnings per share:
 As reported                                 $    1.70    $    1.50    $    1.25
 Pro forma                                        1.60         1.44         1.24
================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES


     These figures reflect only the impact of grants since January 1, 1995 and reflect only part of the possible compensation expense that we amortize over the vesting period of the grants (up to five years). In future years, therefore, the effect on net income and earnings per common share may differ from those shown above.

     The Performance-Contingent Share Award Program was established effective in 1993 to provide executives and other key employees the right to earn common stock awards. We determine the award payouts after the performance period ends, based on specific performance criteria. Under the program, up to 40 million shares may be awarded. We awarded approximately 449,000 shares in 1997, approximately 320,000 shares in 1996 and approximately 92,000 shares in 1995. At December 31, 1997, program participants had the right to earn up to 5.2 million additional shares. Compensation expense related to the program was $74 million in 1997, $31 million in 1996 and $15 million in 1995.

16   Acquisitions

In 1996, we acquired, for cash:
   . certain cosmetic, dietetic and other over-the-counter products businesses in the U.S. and Italy
   . three businesses operating within the Medical Technology industry

In 1995, we acquired:
   . subsidiaries and net assets of the SmithKline Beecham plc animal health business for cash
   . NAMIC U.S.A. Corporation (in the Medical Technology business) for 8.8 million shares of common stock
   . Bain de Soleil Consumer Health Care products for cash

     We recorded all of these acquisitions under the purchase method of accounting and included their operating results in the financial statements from their respective acquisition dates. Results of operations, assuming the 1996 acquisitions had occurred on January 1, would not be materially different from those reported.

17   Discontinued Operations

In 1996, we sold our food science business and have reported its results as discontinued operations. Following is a summary of its results:

(millions of dollars)                                   1996             1995
--------------------------------------------------------------------------------
Net sales                                                $47             $328
--------------------------------------------------------------------------------
Income before provision for taxes on income              $--             $ 31
Provision for taxes on income                             --                9
--------------------------------------------------------------------------------
Net income                                               $--             $ 22
================================================================================

     At December 31, 1995, "Prepaid expenses, taxes and other assets" in the Balance Sheet included the net assets of the food science business, which totaled $330 million.

18   Insurance

We maintain insurance coverage adequate for our needs. Under our insurance contracts, we usually accept self-insured retentions appropriate for our specific business risks.

19   Litigation

The Company is involved in a number of claims and litigations, including product liability claims and litigations considered normal in the nature of its businesses. These include suits involving various pharmaceutical and hospital products that allege either reaction to or injury from use of the product. In addition, from time to time the Company is involved in, or is the subject of, various governmental or agency inquiries or investigations relating to its businesses.

     On June 9, 1997, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Mylan Pharmaceuticals for a sustained release nifedipine product asserted to be bioequivalent to Procardia XL. Mylan's notice asserted that the proposed formulation does not infringe relevant licensed Alza and Bayer patents and thus that approval of their ANDA should be granted before patent expiration. On July 18, 1997, the Company, together with Bayer AG and Bayer Corporation, filed a patent infringement suit against Mylan Pharmaceuticals Inc. and Mylan Laboratories Inc. in the United States District Court for the Western District of Pennsylvania with respect to Mylan's ANDA. Suit was filed under Bayer AG's U.S. Patent No. 5,264,446, licensed to the Company, relating to nifedipine of a specified particle size range. Mylan has filed its answer denying infringement and a scheduling order has been entered. Discovery is in progress. On or about February 23, 1998, Bayer AG received notice that Biovail Laboratories Incorporated had filed an ANDA for a sustained release nifedipine product asserted to be bioequivalent to Procardia XL. The notice indicated that it was being sent to the Company as well. The notice asserts that the Biovail product does not infringe Bayer's U.S. Patent No. 5,264,446. The notice is under review.

                                             PFIZER INC AND SUBSIDIARY COMPANIES


     Pfizer filed suit on July 8, 1997, against the FDA in the United States District Court for the District of Columbia, seeking a declaratory judgment and injunctive relief enjoining the FDA from processing Mylan's ANDA or any other ANDA submission referencing Procardia XL that uses a different extended release mechanism. Pfizer's suit alleges that extended release mechanisms that are not identical to the osmotic pump mechanism of Procardia XL constitute different dosage forms requiring the filing and approval of suitability petitions under the Food Drug and Cosmetics Act before the FDA can accept an ANDA for filing. Mylan intervened in Pfizer's suit. Oral arguments were heard on August 29, 1997. No decision has yet been issued.

     As previously disclosed, a number of lawsuits and claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60(degree) or 70(degree) Shiley Convexo Concave ("C/C") heart valves, or anxiety that properly functioning implanted valves might fracture in the future, or personal injury from a prophylactic replacement of a functioning valve.

     In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the United States District Court for the Southern District of Ohio, that established a worldwide settlement class of people with C/C heart valves and their spouses, except those who elect to exclude themselves. The settlement provided for a Consultation Fund of $90 million, which was fixed by the number of claims filed, from which valve recipients are receiving payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement established a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992 and all appeals have been exhausted.

     Generally, the plaintiffs in all of the pending heart valve litigations seek money damages. Based on the experience of the Company in defending these claims to date, including insurance proceeds and reserves, the Company is of the opinion that these actions should not have a material adverse effect on the financial position or the results of operations of the Company. Litigation involving insurance coverage for the Company's heart valve liabilities has been resolved.

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

PFIZER INC AND SUBSIDIARY COMPANIES


     Through the early 1970s, Pfizer Inc. (Minerals Division) and Quigley Company, Inc. ("Quigley"), a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the "CCR"), a joint defense organization of twenty defendants that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against the Company.

     On January 15, 1993, a class action complaint and settlement agreement were filed in the United States District Court for the Eastern District of Pennsylvania involving all personal injury claims by persons who have been exposed to asbestos-containing products but who have not yet filed a personal injury action against the members of the CCR (Future Claims Settlement). The District Court determined that the Future Claims Settlement was fair and reasonable. Subsequently, the United States Court of Appeals for the Third Circuit reversed the order of the District Court and on June 27, 1997, the U.S. Supreme Court affirmed the Third Circuit's order and decertified the class. The overturning of the settlement is not expected to have a material impact on the Company's exposure or on the availability of insurance for the vast majority of such cases. It is expected, too, that the CCR will attempt to resolve such cases in the same manner as heretofore.

     At approximately the time it filed the Future Claims Settlement class action, the CCR settled approximately 16,360 personal injury cases on behalf of its members, including the Company and Quigley. The CCR has continued to settle remaining and opt-out cases and claims on a similar basis to past settlements. As of January 31, 1998, there were 49,398 personal injury claims pending against Quigley (excluding those which are inactive or have been settled in principle), 18,695 such claims against the Company, and 68 talc cases against the Company.

     The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims, as well as the property damage claims, will be largely covered by insurance policies issued by several primary insurance carriers and a number of excess carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. Litigation is pending against several excess insurance carriers seeking damages and/or declaratory relief to secure their coverage obligations. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that the actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.

     The Company has been named, together with numerous other manufacturers of brand name prescription drugs and certain companies that distribute brand name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies. The federal cases consist principally of a class action by retail pharmacies (including approximately 30 named plaintiffs) (the "Federal Class Action"), as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the "individual actions"). These cases, which have been transferred to the United States District Court for the Northern District of Illinois and coordinated for pretrial purposes, allege that the defendant drug manufacturers violated the Sherman Act by unlawfully agreeing with each other (and, as alleged in some cases, with wholesalers) not to extend to retail pharmacy companies the same discounts allegedly extended to mail order pharmacies, managed care companies and certain other customers, and by unlawfully discriminating against retail pharmacy companies by not extending them such discounts. On November 15, 1994, the federal court certified a class (the Federal Class Action) consisting of all persons or entities who, since October 15, 1989, bought brand name prescription drugs from any manufacturer or wholesaler defendant, but specifically excluding government entities, mail order pharmacies, HMOs, hospitals, clinics and nursing homes. Fifteen manufacturer defendants, including the Company, agreed to settle the Federal Class Action subject to court approval. The Company's share pursuant to an Agreement as of January 31, 1996, was $31.25 million, payable in four annual installments without interest. The Company continues to believe that there was no conspiracy and specifically denied liability in the Settlement Agreement, but had agreed to settle to avoid the monetary and other costs of litigation. The settlement was filed with the Court on February 9, 1996 and went through preliminary and final fairness hearings. By orders of April 4, 1996, the Court: (1) rejected the settlement;
(2) denied the motions of the manufacturers (including the Company) for summary judgment; (3) granted the motions of the wholesalers for summary judgment; and
(4) denied the motion to exclude purchases by other than direct purchasers. On August 15, 1997, the Court of Appeals (1) reversed the denial of summary judgment for

                                             PFIZER INC AND SUBSIDIARY COMPANIES


the manufacturers excluding purchases by other than direct purchasers; (2) reversed the grant of summary judgment dismissing the wholesalers; and (3) took action regarding Alabama state cases, and DuPont Merck. The District Court has now set a trial date of September 1998 for the trial of the class case against the non-settlers, and has permitted the opt-out plaintiffs to add the wholesalers as named defendants in their cases.

     In May 1996, thirteen manufacturer defendants, including the Company, entered into an Amendment to the Settlement Agreement which was filed with the Court on May 6, 1996. The Company's financial obligations under the Settlement Agreement will not be increased. The Settlement Agreement, as amended, received final approval June 21, 1996. Appeals from this decision were dismissed by the U.S. Court of Appeals for the Seventh Circuit in May 1997.

     Retail pharmacy cases have also been filed in state courts in Alabama, California, Minnesota, Mississippi and Wisconsin. Pharmacy classes have been certified in California. The Company's motion to dismiss was granted in the Wisconsin case, and that dismissal is under appeal.

     Consumer class actions have been filed in Alabama, Arizona, California, the District of Columbia, Florida, Kansas, Maine, Michigan, Minnesota, New York, North Carolina, Tennessee, Washington and Wisconsin alleging injury to consumers from the failure to give discounts to retail pharmacy companies. The New York and Washington state cases were dismissed, and an appeal is pending in New York. A case filed in Colorado state court was dismissed without appeal. A consumer class has been certified in California, and a limited consumer class has been certified in the District of Columbia. Class certification was denied in the Michigan state case, and plaintiffs' subsequent petition for review was denied. Class certification also was denied in the Maine case.

     The Company believes that these brand name prescription drug antitrust cases, which generally seek damages and certain injunctive relief, are without merit.

     The Federal Trade Commission is conducting an investigation focusing on the pricing practices at issue in the above pharmacy antitrust litigation. In July 1996, the Commission issued a subpoena for documents to the Company, among others, to which the Company has responded. A second subpoena was issued to the Company for documents in May 1997 and the Company has responded. This investigation continues.

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

     On January 15, 1997, an action was filed in Circuit Court, Chambers County, Alabama, and certified by an ex parte order as a class action, purportedly on behalf of a class of consumers, variously defined by the laws or types of laws governing their rights and encompassing residents of up to 47 states. The complaint alleges that the Company's claims for Plax were untrue, entitling them to a refund of their purchase price for purchases since 1988. The action was removed to the U.S. District Court for the Northern District of Alabama, which vacated the class certification order. A motion to remand to state court has been granted. The Company believes the complaint is without merit.

     In April 1996, the Company received a Warning Letter from the FDA relating to the timeliness and completeness of required post marketing reports for pharmaceutical products. The letter did not raise any safety issue about Pfizer drugs. The Company has been implementing remedial actions designed to remedy the issues raised in the letter. During 1997, the Company met with the FDA to apprise them of the scope and status of these activities.

     In July 1997, the Company resolved all issues with the FDA related to an August 1996 Warning Letter from the FDA relating to certain promotional materials used in the marketing of Zoloft. Two purported consumer class actions involving Zoloft are pending, one in Federal Court in Brownsville, Texas and the other in Superior Court, San Diego County, California. Each complaint alleges that Pfizer's promotional materials improperly implied that the FDA had approved Zoloft as safe and effective for certain indications, and that patients for whom Zoloft was prescribed as a result of the promotion were entitled to a refund of their purchase price. The Company believes the suits are without merit.

     A number of cases against Howmedica Inc. (some of which also name the Company) allege that P.C.A. one-piece acetabular hip prostheses sold from 1983 through 1990 were defectively designed and manufactured and pose undisclosed risks to implantees. The Company believes that most if not all of these cases are without merit.

PFIZER INC AND SUBSIDIARY COMPANIES


     Between 1994 and 1996, seven class actions alleging various injuries arising from implantable penile prostheses manufactured by American Medical Systems were filed and ultimately dismissed or discontinued. Thereafter, in late 1996 and 1997, approximately 600 former members of one or more of the purported classes, represented by some of the same lawyers who filed the class actions, filed individual suits in Circuit Court in Minneapolis alleging damages from their use of implantable penile prostheses. The Company believes that most if not all of these cases are without merit.

     In June 1993, the Ministry of Justice of the State of Sao Paulo, Brazil commenced a civil public action against the Company's Brazilian subsidiary, Laboratorios Pfizer Ltda. ("Pfizer Brazil") asserting that during a period in 1991, Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action seeks the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. On February 8, 1996, the trial court issued a decision holding Pfizer Brazil liable. The award of damages to individuals and the payment into the public reserve fund will be determined in a subsequent phase of the proceedings. The trial court's opinion sets out a formula for calculating the payment into the public reserve fund which could result in a sum of approximately $88 million. The total amount of damages payable to eligible individuals under the decision would depend on the number of persons eventually making claims. Pfizer Brazil is appealing this decision. The Company believes that this action is without merit and should not have a material adverse effect on the financial position or the results of operations of the Company.

     For information on income tax adjustments proposed by the Belgian tax authorities, see note 8, "Taxes on Income."

20   Subsequent Event

In January 1998, we completed the sale of the Valleylab business--a part of the Medical Technology Group--to United States Surgical Corporation for $425 million. In connection with this transaction, a gain is expected to be recorded in the first quarter of 1998. Valleylab manufactures a line of electrosurgical and ultrasonic systems and disposables. The Valleylab business is not significant to our financial position or results of operations.

21   Segment Information and Geographic Data

We operate in three business segments. Each separately managed segment offers different products requiring different R&D, production, marketing and distribution strategies. The three segments are:

   . Health care--a broad line of:
     (a) pharmaceutical products (including treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis/inflammation and allergies)
     (b) medical technology products (prosthetic bone and joint devices, specialty instruments and implantable devices, products for diagnosing and treating heart diseases, surgical devices and urological implants)
   . Animal health--products for livestock and pets including antibiotic and feed supplements, vaccines and other veterinary items.
   . Consumer health care--over-the-counter health care and personal care products.

     We sell our products primarily to customers in the wholesaler sector. In 1997, sales to one wholesaler accounted for 10% of total revenues. Sales to our four largest wholesalers in 1997 represented 34% of total revenues. These sales were concentrated in the health care segment.

     Revenues were in excess of $10 million in each of 44 countries outside the U.S. in 1997. The U.S. was the only country to contribute more than 10% to total revenues. The following tables present segment and geographic information:

                                             PFIZER INC AND SUBSIDIARY COMPANIES

                              SEGMENT INFORMATION

                                                                       Consumer
                                                Health        Animal     Health     Corporate/
(millions of dollars)                             Care        Health       Care          Other      Consolidated
-------------------------------------------------------------------------------------------------------------------
Total revenues                         1997   $10,689/(1)/    $1,329     $486       $   --          $12,504/(1)/
                                       1996     9,630          1,222      454           --           11,306
                                       1995     8,409          1,219      393           --           10,021
-------------------------------------------------------------------------------------------------------------------
Segment profit                         1997     3,309            112       39         (372)/(2)/      3,088/(3)/
                                       1996     3,090            101       36         (423)/(2)/      2,804/(3)/
                                       1995     2,548             97       36         (382)/(2)/      2,299/(3)/
-------------------------------------------------------------------------------------------------------------------
Identifiable assets/(4)/               1997     7,058          2,196      483        5,599           15,336
                                       1996     6,686          2,243      473        5,265           14,667
                                       1995     5,557          2,069      307        4,796/(5)/      12,729
-------------------------------------------------------------------------------------------------------------------
Property, plant and equipment          1997       734             69       18          122              943
 additions/(4)/                        1996       594             87       22           71              774
                                       1995       515             74       28           79/(5)/         696
-------------------------------------------------------------------------------------------------------------------
Depreciation and amortization/(4)/     1997       393             75       18           16              502
                                       1996       319             82       15           14              430
                                       1995       271             57       12           34/(5)/         374
===================================================================================================================

                                GEOGRAPHIC DATA

                                                                        Canada/   Africa/
                                        United                           Latin    Middle   Corporate/   Adjustments/
(millions of dollars)                  States/(6)/   Europe    Asia    America      East       Other   Eliminations   Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Total revenues                 1997     $6,867       $2,853   $1,675     $849      $260     $   --        $    --     $12,504/(1)/
                               1996      5,941        2,773    1,598      750       244         --             --      11,306
                               1995      5,113        2,444    1,538      696       230         --             --      10,021
------------------------------------------------------------------------------------------------------------------------------------
Intercompany sales             1997        196          881       75       64        11         --         (1,227)         --
                               1996        197          813       84       35         9         --         (1,138)         --
                               1995        175          692       75       29        10         --           (981)         --
------------------------------------------------------------------------------------------------------------------------------------
Total                          1997      7,063        3,734    1,750      913       271         --         (1,227)     12,504/(1)/
                               1996      6,138        3,586    1,682      785       253         --         (1,138)     11,306
                               1995      5,288        3,136    1,613      725       240         --           (981)     10,021
------------------------------------------------------------------------------------------------------------------------------------
Geographic profit/(loss)       1997      2,251        1,012      233       42         7       (372)/(2)/      (85)      3,088/(3)/
                               1996      2,018        1,013      250       29        (5)      (423)/(2)/      (78)      2,804/(3)/
                               1995      1,628          778      261       49        12       (382)/(2)/      (47)      2,299/(3)/
------------------------------------------------------------------------------------------------------------------------------------
Identifiable assets/(7)/       1997      4,665        4,317    1,202      570       151      5,599         (1,168)     15,336
                               1996      4,424        4,072    1,278      606       174      5,265         (1,152)     14,667
                               1995      3,199        3,647    1,243      612       193      4,796/(5)/      (961)     12,729
====================================================================================================================================

/(1)/Includes alliance revenue of $316 million.

/(2)/Includes interest income/(expense) and corporate expenses. Also includes other income/(expense) of the financial subsidiaries (see note 3, "Financial Subsidiaries").

/(3)/Consolidated total equals income from continuing operations before provision for taxes on income and minority interests.

/(4)/Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments and long-term marketable securities.

/(5)/Includes amounts for the food science business which was sold in 1996.

/(6)/Includes operations in Puerto Rico.

/(7)/Products are transferred between geographic areas for additional processing and ultimate sale, on a basis intended to recognize economic and competitive circumstances in the market of end use. These figures reflect the physical location of assets even though these assets provide goods and services to other areas.

PFIZER INC AND SUBSIDIARY COMPANIES

               QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                                                            Quarter
                                                       ------------------------------------------------
(millions of dollars, except per share data)             First       Second         Third        Fourth         Year
---------------------------------------------------------------------------------------------------------------------
1997
Net sales                                               $3,002       $2,854        $2,999        $3,333      $12,188
Alliance revenue                                            (1)          59            95           163          316
---------------------------------------------------------------------------------------------------------------------
Total revenues                                           3,001        2,913         3,094         3,496       12,504
Costs and expenses
  Cost of sales                                            545          510           546           673        2,274
  Selling, informational and administrative expenses     1,114        1,245         1,186         1,411        4,956
  Research and development expenses                        413          461           477           577        1,928
  Other deductions--net                                     67           61            73            57          258
---------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income
  and minority interests                                   862          636           812           778        3,088
Provision for taxes on income                              259          175           213           218          865
Minority interests                                           1            4             3             2           10
---------------------------------------------------------------------------------------------------------------------
Net income                                              $  602       $  457        $  596        $  558      $ 2,213
---------------------------------------------------------------------------------------------------------------------
Earnings per common share--basic*                       $  .48       $  .36        $  .48        $  .44      $  1.76
---------------------------------------------------------------------------------------------------------------------
Earnings per common share--diluted*                     $  .46       $  .35        $  .46        $  .43      $  1.70
---------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                    $  .17       $  .17        $  .17        $  .17      $   .68
---------------------------------------------------------------------------------------------------------------------
Stock prices**
  High                                                  $49 1/2      $61 9/16      $64 3/4       $80         $80
  Low                                                   $40 5/16     $41 1/2       $51 1/16      $59 7/16    $40 5/16
---------------------------------------------------------------------------------------------------------------------

1996
Net sales                                               $2,682       $2,661        $2,803        $3,160      $11,306
Costs and expenses
  Cost of sales                                            513          521           522           620        2,176
  Selling, informational and administrative expenses       994        1,083         1,040         1,249        4,366
  Research and development expenses                        366          422           406           490        1,684
  Other deductions--net                                     57           61            86            72          276
---------------------------------------------------------------------------------------------------------------------
Income before provision for taxes on income
  and minority interests                                   752          574           749           729        2,804
Provision for taxes on income                              233          178           232           226          869
Minority interests                                           2            2             3            (1)           6
---------------------------------------------------------------------------------------------------------------------
Net income                                              $  517       $  394        $  514        $  504      $ 1,929
---------------------------------------------------------------------------------------------------------------------
Earnings per common share--basic*                       $  .42       $  .31        $  .41        $  .41      $  1.55
---------------------------------------------------------------------------------------------------------------------
Earnings per common share--diluted*                     $  .40       $  .31        $  .40        $  .39      $  1.50
---------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                    $  .15       $  .15        $  .15        $  .15      $   .60
---------------------------------------------------------------------------------------------------------------------
Stock prices**
  High                                                  $35 3/8      $38 11/16     $39 3/4       $45 5/8     $45 5/8
  Low                                                   $30 1/16     $31 7/16      $32 13/16     $38 3/4     $30 1/16
=====================================================================================================================

*  Earnings per common share have been recomputed for the adoption of SFAS No.
   128. For additional details, see note 1-H, "Significant Accounting Policies--Earnings Per Common Share."

** As reported in The Wall Street Journal. All figures have been adjusted for the 1997 two-for-one stock split.

   As of January 31, 1998, there were 87,198 record holders of our common stock (symbol PFE).

                                             PFIZER INC AND SUBSIDIARY COMPANIES

                               FINANCIAL SUMMARY

                                                                          Year Ended December 31
                                                   --------------------------------------------------------------------
(millions, except per share data)                     1997       1996       1995       1994       1993       1992
-----------------------------------------------------------------------------------------------------------------------
Net sales                                          $12,188     11,306     10,021      7,977      7,162      6,871
Alliance revenue                                       316         --         --         --         --         --
-----------------------------------------------------------------------------------------------------------------------
Total revenues                                      12,504     11,306     10,021      7,977      7,162      6,871
Cost of sales                                        2,274      2,176      2,164      1,722      1,559      1,766
Selling, informational and administrative            4,956      4,366      3,855      3,184      3,006      2,838
Research and development                             1,928      1,684      1,442      1,126        961        851
Divestitures, restructuring and unusual items/(1)/      --         --         --         --        741       (141)
Other (income)/deductions--net                         258        276        261        115         60         16
-----------------------------------------------------------------------------------------------------------------------
Income from continuing operations
   before taxes and minority interests               3,088      2,804      2,299      1,830        835      1,541
Provision for taxes on income                          865        869        738        549        188        440
Income from continuing operations before
  cumulative effect of accounting changes          $ 2,213      1,929      1,554      1,276        645      1,098
Discontinued operations--net                            --         --         19         22         13         (4)
Cumulative effect of accounting changes                 --         --         --         --         --       (283)/(2)/
-----------------------------------------------------------------------------------------------------------------------
  Net income                                       $ 2,213      1,929      1,573      1,298        658        811
-----------------------------------------------------------------------------------------------------------------------
Effective tax rate                                    28.0%      31.0%      32.1%      30.0%      22.5%      28.6%
Depreciation                                       $   416        361        321        275        241        243
Property, plant and equipment additions                943        774        696        672        634        674
Cash dividends paid                                    881        771        659        594        536        487
-----------------------------------------------------------------------------------------------------------------------
As of December 31
-----------------------------------------------------------------------------------------------------------------------
Working capital                                    $ 1,515        828        965        962      1,290      2,167
Property, plant and equipment--net                   4,137      3,850      3,473      3,073      2,633      2,305
Total assets                                        15,336     14,667     12,729     11,099      9,331      9,590
Long-term debt                                         729        687        833        604        571        571
Long-term capital/(3)/                               8,852      7,944      6,552      5,179      4,665      5,472
Shareholders' equity                                 7,933      6,954      5,506      4,324      3,866      4,719
-----------------------------------------------------------------------------------------------------------------------
Per common share data:
  Basic:
    Income from continuing operations
      before effect of accounting changes          $  1.76       1.55       1.26       1.04        .51        .83
    Net income                                     $  1.76       1.55       1.28       1.06        .52        .62
-----------------------------------------------------------------------------------------------------------------------
  Diluted:
    Income from continuing operations
      before effect of accounting changes          $  1.70       1.50       1.23       1.03        .50        .82
    Net income                                     $  1.70       1.50       1.25       1.04        .51        .60
-----------------------------------------------------------------------------------------------------------------------
  Market value (December 31)                       $ 74.56      41.50      31.50      19.31      17.25      18.13
  Cash dividends paid                                  .68        .60        .52        .47        .42        .37
  Shareholders' equity                                6.30       5.54       4.45       3.55       3.11       3.63
-----------------------------------------------------------------------------------------------------------------------
Weighted average shares used to calculate:
  Basic earnings per share amounts                   1,257      1,248      1,229      1,223      1,262      1,316
  Diluted earnings per share amounts                 1,303      1,288      1,259      1,243      1,282      1,346
Number of employees (thousands)                         49         47         44         40         40         40
-----------------------------------------------------------------------------------------------------------------------
Total revenues per employee (thousands)            $   254        243        229        198        179        172
=======================================================================================================================
                                                                   Year Ended December 31
                                                   -----------------------------------------------------
(millions, except per share data)                    1991       1990        1989       1988        1987
--------------------------------------------------------------------------------------------------------
Net sales                                           6,580      5,859       5,162      4,873       4,406
Alliance revenue                                       --         --          --         --          --
--------------------------------------------------------------------------------------------------------
Total revenues                                      6,580      5,859       5,162      4,873       4,406
Cost of sales                                       1,930      1,815       1,671      1,634       1,518
Selling, informational and administrative           2,680      2,384       2,043      1,818       1,627
Research and development                              745        627         519        459         386
Divestitures, restructuring and unusual items/(1)/    300         --          --         --          --
Other (income)/deductions--net                         12        (42)         51        (93)        (66)
--------------------------------------------------------------------------------------------------------
Income from continuing operations
   before taxes and minority interests                913      1,075         878      1,055         941
Provision for taxes on income                         211        290         222        296         295
Income from continuing operations before
  cumulative effect of accounting changes             699        780         652        756         643
Discontinued operations--net                           23         21          29         35          47
Cumulative effect of accounting changes                --         --          --         --          --
--------------------------------------------------------------------------------------------------------
  Net income                                          722        801         681        791         690
--------------------------------------------------------------------------------------------------------
Effective tax rate                                   23.1%      27.0%       25.2%      28.0%       31.4%
Depreciation                                          218        200         184        177         162
Property, plant and equipment additions               594        548         457        344         258
Cash dividends paid                                   437        397         364        330         297
--------------------------------------------------------------------------------------------------------
As of December 31
--------------------------------------------------------------------------------------------------------
Working capital                                     1,388      1,319       1,593      1,751       2,144
Property, plant and equipment--net                  2,381      2,110       1,784      1,655       1,506
Total assets                                        9,635      9,052       8,325      7,593       6,872
Long-term debt                                        397        193         191        227         249
Long-term capital/(3)/                              5,742      5,666       5,062      4,866       4,471
Shareholders' equity                                5,026      5,092       4,536      4,301       3,882
--------------------------------------------------------------------------------------------------------
Per common share data:
  Basic:
    Income from continuing operations
      before effect of accounting changes             .53        .59         .49        .57         .49
    Net income                                        .55        .61         .51        .60         .52
--------------------------------------------------------------------------------------------------------
  Diluted:
    Income from continuing operations
      before effect of accounting changes             .52        .58         .48        .56         .47
    Net income                                        .53        .60         .50        .59         .51
--------------------------------------------------------------------------------------------------------
  Market value (December 31)                        21.00      10.10        8.69       7.25        5.83
  Cash dividends paid                                 .33        .30         .28        .25         .23
  Shareholders' equity                               3.82       3.86        3.43       3.25        2.95
--------------------------------------------------------------------------------------------------------
Weighted average shares used to calculate:
  Basic earnings per share amounts                  1,321      1,322       1,324      1,321       1,320
  Diluted earnings per share amounts                1,357      1,349       1,358      1,355       1,365
Number of employees (thousands)                        43         42          41         40          39
--------------------------------------------------------------------------------------------------------
Total revenues per employee (thousands)               152        141         127        123         112
========================================================================================================

     We sold our food science business in 1996 and have reported it as a discontinued operation.

     We have restated all common share and per share data for the 1997, 1995 and 1991 stock splits.

/(1)/Divestitures, restructuring and unusual items--net include the following:

     1993 -- Pre-tax charges of approximately $745 million and $56 million to cover worldwide restructuring programs, as well as unusual items and a gain of approximately $60 million realized on the sale of our remaining interest in Minerals Technologies Inc.

     1992 -- Pre-tax gain of $259 million on the sale of a business, offset by pre-tax charges of $175 million for restructuring, consolidating and streamlining. In addition, it includes pre-tax curtailment gains of $57 million associated with postretirement benefits other than pensions of divested operations.

     1991 -- A pre-tax charge of $300 million for potential future Shiley C/C heart valve fracture claims.

/(2)/Accounting changes adopted January 1, 1992: SFAS No. 106--$313 million or
     $.23 per share; SFAS No. 109--credit of $30 million or $.02 per share.

/(3)/Defined as long-term debt, deferred taxes on income, minority interests and shareholders' equity.

                                      61