Form 10-K, Exhibit 13
period 1998-12-31
PFIZER INC
filed 1999-03-26
CIK 78003

Exhibit 13a
FINANCIAL REVIEW

OVERVIEW OF CONSOLIDATED OPERATING RESULTS

In 1998, total revenues grew 23% to $13,544 million, reflecting the strong worldwide demand for our in-line products as well as our copromoted products and the introduction of two major products--Trovan and Viagra. We achieved net income growth of 51% to $3,351 million for 1998. The following are reflected in our 1998 results:

 o the sale of our Medical Technology Group (MTG) businesses and the combining of our pharmaceutical and consumer health care businesses

 o   substantial investments in product support and research and development
     (R&D)

 o the recording of charges associated with adjustments to asset values, the exiting of certain product lines, plant rationalizations, severance payments, copromotion payments to Searle and a contribution to The Pfizer Foundation

     Accompanying financial data for all periods present MTG as discontinued operations.

ANALYSIS OF THE CONSOLIDATED STATEMENT OF INCOME

--------------------------------------------------------------------------------
                                                                 % Change
                                                            ---------------
(millions of dollars)            1998      1997     1996    98/97     97/96
--------------------------------------------------------------------------------
Net sales                     $12,677   $10,739   $9,864       18         9
Alliance revenue                  867       316       --      175        --
--------------------------------------------------------
Total revenues                $13,544   $11,055   $9,864       23        12
Cost of sales                 $ 2,094   $ 1,776   $1,695       18         5

Selling, informational and
  administrative expenses     $ 5,568   $ 4,401   $3,859       27        14
  % of total revenues           41.1%     39.8%    39.1%
R&D expenses                  $ 2,279   $ 1,805   $1,567       26        15
  % of total revenues           16.8%     16.3%    15.9%
Other deductions-- net        $ 1,009   $   206   $  215      391        (5)
--------------------------------------------------------
Income from continuing
  operations before taxes     $ 2,594   $ 2,867   $2,528      (10)       13
  % of total revenues           19.2%     25.9%    25.6%
Taxes on income               $   642   $   775   $  758      (17)        2
Effective tax rate              24.8%     27.0%    30.0%
Income from continuing
  operations                  $ 1,950   $ 2,082   $1,764       (6)       18
  % of total revenues           14.4%     18.8%    17.9%
Discontinued
  operations-- net of tax       1,401       131      165      972       (21)
Net income                    $ 3,351   $ 2,213   $1,929       51        15
  % of total revenues           24.7%     20.0%    19.6%
--------------------------------------------------------------------------------

PERCENTAGES MAY REFLECT ROUNDING ADJUSTMENTS.

TOTAL REVENUES

Total revenues increased $2,489 million in 1998 and $1,191 million in 1997. Excluding the impact of foreign exchange, total revenues grew by 26% in 1998 and 16% in 1997. These increases were primarily due to higher sales volume of our products and revenue generated from product alliances (alliance revenue).

ELEMENTS OF                                  [X] Volume
TOTAL REVENUE GROWTH                         [X] Price
                                             [X] Currency

--------------------------------------------------------------------------------

           The following represents a bar chart in the printed piece.


Year           Volume         Price          Currency
----           ------         -----          --------
1998            24.8%          1.2%           (3.5)%
1997            14.0%          1.6%           (3.5)%
1996            15.5%          0.7%           (2.6)%


Volume has been the
major contributor to
total revenue growth
in each of the last
three years.

--------------------------------------------------------------------------------

PERCENTAGE CHANGE IN TOTAL REVENUES

                                     Analysis of Change
                                  --------------------------
                         Total %
                         Change   Volume   Price    Currency
------------------------------------------------------------
Pharmaceutical
         1998 vs. 1997     25.8     28.1    1.0      (3.3)
         1997 vs. 1996     12.5     14.3    1.6      (3.4)
Animal Health
         1998 vs. 1997     (1.1)      .6    2.4      (4.1)
         1997 vs. 1996      8.8     11.6    1.2      (4.0)
Consolidated
         1998 vs. 1997     22.5     24.8    1.2      (3.5)
         1997 vs. 1996     12.1     14.0    1.6      (3.5)

--------------------------------------------------------------------------------
28

Pfizer Inc and Subsidiary Companies

PHARMACEUTICAL revenues increased 26% to $12,230 million in 1998 and 13% to $9,726 million in 1997. Excluding the effect of foreign exchange, pharmaceutical revenues increased 29% in 1998 and 16% in 1997. These changes reflect the strengthening of the dollar relative to the Japanese yen, as well as several European and other Asian currencies. In the U.S. market, growth was 38% in 1998 and 17% in 1997, while international growth was 10% in 1998 and 8% in 1997. The introduction of Viagra accounts for 12% of the 1998 U.S.
growth.

     Our major pharmaceutical products grew 28% in 1998. These products--Norvasc, Procardia XL, Cardura, Diflucan, Zithromax, Trovan, Zoloft, Viagra, Glucotrol XL and Zyrtec--comprised 82% of worldwide pharmaceutical net sales. These products have U.S. patent expirations ranging from 2000 to 2011.

     Two new pharmaceuticals, Lipitor and Aricept, were launched in 1997 through product alliances. Lipitor is a cholesterol-lowering medication developed by the Parke-Davis Division of Warner-Lambert Company. Aricept is used to treat symptoms of Alzheimer's disease and was developed by Eisai Co., Ltd. These alliances allow us to copromote or license these products for sale in certain countries. Under the copromotion agreements, these products are marketed and promoted with our alliance partners. We provide cash, staff and other resources to sell, market, promote and further develop these products. Revenue from copromotion agreements is reported in the Statement of Income as Alliance revenue. Certain alliance agreements include quid-pro-quo provisions which would give our product alliance partners the right to copromote one of our products.

     Rebates under Medicaid and related state programs reduced revenues by $150 million in 1998, $99 million in 1997 and $92 million in 1996. The 1998 increase in rebates reflects growth of in-line products and the introduction of two products--Trovan and Viagra. We also provided to the federal government legislatively mandated discounts of $105 million in 1998, $88 million in 1997 and $87 million in 1996. Performance-based contracts also provide rebates to several customers and have reduced total revenue in the U.S. Volume increases in all three years more than offset these revenue reductions.

NET SALES -- MAJOR PHARMACEUTICAL PRODUCTS

--------------------------------------------------------------------------------
                                                            % Change
(millions of dollars)           1998     1997    1996     98/97    97/96
--------------------------------------------------------------------------------
CARDIOVASCULAR DISEASES:      $4,186   $3,806  $3,486        10        9
   Norvasc                     2,575    2,217   1,795        16       23
   Procardia XL                  714      822   1,005       (13)     (18)
   Cardura                       688      626     533        10       17

INFECTIOUS DISEASES:           2,823    2,483   2,325        14        7
   Diflucan                      916      881     910         4       (3)
   Zithromax                   1,041      821     619        27       33
   Trovan                        160       --      --        --       --

CENTRAL NERVOUS SYSTEM
DISORDERS:                     1,924    1,553   1,382        24       12
   Zoloft                      1,836    1,507   1,337        22       13

VIAGRA                           788       --      --        --       --

DIABETES:                        273      234     213        17        9
   Glucotrol XL                  226      175     135        29       30

ALLERGY:                         422      273     156        55       74
    Zyrtec/Reactine              416      265     146        57       81
--------------------------------------------------------------------------------

PERCENTAGES MAY REFLECT ROUNDING ADJUSTMENTS.

THE DECLINE IN PROCARDIA XL IS DUE IN PART TO THE INCREASED ACCEPTANCE OF NORVASC WITHIN THE MEDICAL COMMUNITY.




TOTAL REVENUES BY BUSINESS SEGMENT

--------------------------------------------------------------------------------
The following represents a graph
in the printed piece.
(% of total revenues)

                                  (millions of dollars)               % Change
                                  1998                                  98/97
Pharmaceutical    90%             PHARMACEUTICAL       $12,230             26
Animal Health     10%             ANIMAL HEALTH          1,314             (1)
                                  ----------------------------
                                  TOTAL                $13,544             23
--------------------------------------------------------------------------------
                                  1997                                  97/96
Pharmaceutical    88%             Pharmaceutical       $ 9,726             13
Animal Health     12%             Animal Health          1,329              9
                                  ----------------------------
                                  Total                $11,055             12
--------------------------------------------------------------------------------
                                  1996                                  96/95
Pharmaceutical    88%             Pharmaceutical       $ 8,642             16
Animal Health     12%             Animal Health          1,222              -
                                  ----------------------------
                                  Total                $ 9,864             14
--------------------------------------------------------------------------------




     ANIMAL HEALTH net sales decreased 1% in 1998 due to a weak livestock market in the U.S. and poor Asian economies. Excluding the effect of foreign exchange, net sales increased 3%. Animal health net sales increased 9% in 1997, reflecting growth of several products. In 1997, sales of companion animal products increased 14% and sales of products for food animals increased 7%. Sales of Dectomax, an antiparasitic medication for livestock, grew 58% to $150 million in 1997.

Pfizer Inc and Subsidiary Companies


     In December 1998, the Council of European Agricultural Ministers voted to ban Stafac (virginiamycin), an antibacterial for poultry and swine used in animal feed, throughout the European Union after June 30, 1999. We have filed suit against the European Union, seeking reversal of the agricultural ministers' decision. We believe the decision to ban Stafac disregarded the view of the European Community Commission's own Scientific Committee on Animal Nutrition that the use of this product in animal feed posed no threat to human health. Total 1998 sales of Stafac in Western Europe were $24 million. We do not expect any ban on sales of virginiamycin to have a material effect on future results of our operations.


TOTAL REVENUES BY COUNTRY
--------------------------------------------------------------------------------
The following represents a graph
in the printed piece.
(%of total revenues)             (millions of dollars)               % Change
                                  1998                                  98/97
United States        61%          UNITED STATES        $ 8,205             35
Japan                 7%          JAPAN                    943             (1)
All Other Countries  32%          ALL OTHER COUNTRIES    4,396              9
                                  ----------------------------
                                  TOTAL                $13,544             23
--------------------------------------------------------------------------------
                                  1997                                  97/96
United States        55%          United States        $ 6,089             17
Japan                 9%          Japan                    949              3
All Other Countries  36%          All Other Countries    4,017              7
                                  ----------------------------
                                  Total                $11,055             12
--------------------------------------------------------------------------------
                                  1996                                  96/95
United States        53%          United States        $ 5,193             18
Japan                 9%          Japan                    922             (2)
All Other Countries  38%          All Other Countries    3,749             13
                                  ----------------------------
                                  Total                $ 9,864             14

--------------------------------------------------------------------------------



CHANGES IN GEOGRAPHIC TOTAL REVENUES BY BUSINESS SEGMENT
--------------------------------------------------------------------------------

                          % Change in Total Revenues
                       -------------------------------
                             U.S.        International
                       --------------    -------------
                       98/97    97/96    98/97   97/96
--------------------------------------------------------------------------------
Pharmaceutical            38       17       10      8
Animal Health              3       25       (4)    --
Consolidated              35       17        8      6

--------------------------------------------------------------------------------

     Revenues were in excess of $100 million in each of 12 countries outside the U.S. in 1998. The U.S. was the only country to contribute more than 10% to total revenues.

PRODUCT DEVELOPMENTS
We continue to invest in R&D to provide future sources of revenue through the development of new products as well as additional uses for existing products. Certain significant regulatory actions by, and filings pending with, the U.S. Food and Drug Administration (FDA) follow:

 1998 U.S. FDA APPROVALS
--------------------------------------------------------------------------------
Product             Indication                                  Date Approved
--------------------------------------------------------------------------------
Zyrtec              Allergies in children 2 to 5 years of age   May 1998
Viagra              Erectile dysfunction (impotence)            March 1998
--------------------------------------------------------------------------------

PENDING U.S. NEW DRUG APPLICATIONS
--------------------------------------------------------------------------------
Product             Indication                                 Date Filed
--------------------------------------------------------------------------------
Relpax              Migraine headaches                         October 1998
Zoloft              Post-traumatic stress disorder             October 1998
Zoloft              Oral liquid dosage form                    April 1998
Tikosyn             Heart rhythm disorders                     March 1998
Zeldox              Psychotic disorders --                     December 1997
                      intramuscular dosage form
Zeldox              Psychotic disorders --                     March 1997
                           oral dosage form
--------------------------------------------------------------------------------

     On January 28, 1999, the FDA's Cardiovascular and Renal Drugs Advisory Committee recommended the approval of Tikosyn for use in the treatment of heart rhythm disorders.

     We received a non-approvable letter from the FDA for Zeldox in 1998. We are undertaking additional clinical work on this product to answer questions from the FDA.

     In December 1998, G.D. Searle & Co. (Searle), the pharmaceutical division of Monsanto Company, received approval from the FDA to market Celebrex for the relief of symptoms of adult osteoarthritis and rheumatoid arthritis. We will copromote Celebrex worldwide except in Japan. In February 1999, we launched Celebrex with Searle. We are also participating with Searle in ongoing clinical trials of Celebrex for additional indications, including Alzheimer's disease and colon cancer and of a second-generation compound, valdecoxib.

     Ongoing or planned clinical trials for additional uses for existing products as well as new product development programs include:

  o Norvasc--for the treatment of patients with congestive heart failure attributable to causes other than impaired blood flow to the heart

  o Zithromax--to decrease cardiovascular risk in patients with atherosclerosis (a process in which fatty substances are deposited within blood vessels) caused by a certain infection

                                            Pfizer Inc and Subsidiary Companies


  o droloxifene and CP-336,156--for the prevention and treatment of osteoporosis, the prevention of breast cancer and to reduce the risk of coronary heart disease

  o Alond--for the treatment of nervous system, kidney and cardiovascular disorders related to diabetes

  o  voriconazole and UK-292,663--for the treatment of fungal infections

  o  darifenacin--for the treatment of urinary urge incontinence

  o ezlopitant--for the treatment of chemotherapy-induced nausea and vomiting in cancer patients

  o  an inhaled form of insulin for the treatment of diabetes

     Sixty-five other compounds are in early-stage development.

     We entered into worldwide agreements with Hoechst Marion Roussel AG (Hoechst) to manufacture insulin and codevelop and copromote inhaled insulin. Under the agreements, Hoechst and Pfizer will contribute expertise in the development and production of insulin products as well as selling and marketing resources. We bring to the alliance our development of inhaled insulin from our collaboration with Inhale Therapeutic Systems, Inc. We plan to build a new insulin manufacturing plant in Frankfurt, Germany, which will be jointly owned with Hoechst, to support the product currently in development.

COSTS AND EXPENSES

In 1998, we recorded charges for asset impairment and restructuring. These pre-tax charges were recorded in the Statement of Income as follows:

--------------------------------------------------------------------------------
(millions of dollars)              Total      COS*     SI&A*      R&D      OD*
--------------------------------------------------------------------------------
Asset impairments                   $213       $18     $ --       $ --    $195
Restructuring charges                177        68       17          1      91

*COS -- COST OF SALES; SI&A -- SELLING, INFORMATIONAL AND ADMINISTRATIVE EXPENSES; OD -- OTHER DEDUCTIONS-NET.

     We recorded an impairment charge of $110 million in the pharmaceutical segment to adjust intangible asset values, primarily goodwill and trademarks, related to consumer health care product lines.

     These charges are a result of significant changes in the marketplace and a revision of our strategies, including:

  o the decision to redeploy resources from personal care and minor brands to over-the-counter switches of prescription products

  o  the withdrawal of one of our major over-the-counter products in Italy

  o  an acquired product line which experienced declines in market share

     As noted in our discussion of revenues, our animal health antibiotic feed additive, Stafac, was banned throughout the European Union, resulting in asset impairment charges of $103 million ($85 million was to adjust intangible asset values, primarily goodwill and trademarks, and $18 million was to adjust the carrying value of machinery and equipment in the pharmaceutical segment).

     These events have caused the projected undiscounted cash flows of a number of our consumer health care product lines and Stafac to be less than their carrying value. As a result, we lowered the carrying value of the above-mentioned assets to their estimated fair value.

     The components of the restructuring charges follow:

--------------------------------------------------------------------------------
(millions of dollars)
--------------------------------------------------------------------------------
Property, plant and equipment                                     $ 49
Write-down of intangibles                                           44
Employee termination costs                                          40
Other                                                               44
--------------------------------------------------------------------------------
Total                                                             $177
--------------------------------------------------------------------------------

     These charges resulted from a current review of our global operations to increase efficiencies and return on assets, thereby resulting in plant and product line rationalizations. In addition to the disposition of our MTG businesses, we have exited, or plan to exit by the end of 1999, certain product lines including those associated with certain of our livestock external parasiticides and feed businesses. Also, we have decided to exit certain of our fermentation operations.

     We have written off assets related to the product lines we are exiting, including inventory, intangible assets--primarily goodwill--as well as certain buildings, machinery and equipment for which we have no plans to use or sell. We have begun to seek buyers for other properties which have been written down to their estimated fair value. We will either dispose of or abandon these properties by the end of 1999.

     As a result of the restructuring, the work force will be reduced by 520 manufacturing, sales and corporate personnel. Notifications to personnel have been made. At December 31, 1998, 134 employees had been terminated. We will complete terminations of the remaining personnel by December 31, 1999. Employee termination costs represent payments for severance, outplacement counseling fees, medical and other benefits and a $5 million noncash charge for the acceleration of nonvested employee stock options.

     Other restructuring charges consist of charges for inventory for product lines we have exited--$12 million, contract termination payments--$9 million, facility closure costs--$7 million and environmental remediation costs associated with the disposal of certain facilities--$16 million.

Pfizer Inc and Subsidiary Companies


     Restructuring charges of $90 million are reflected in the pharmaceutical segment and $87 million are in the animal health segment.

     As a result of the asset write-downs and the exiting of certain product lines, we expect a reduction in annual revenues of $71 million and a realization of annual cost savings of $67 million, of which $11 million represents a reduction in amortization and depreciation expense.

     COST OF SALES increased 18% in 1998 as compared with 5% in 1997. Excluding the 1998 asset impairments and restructuring charges, cost of sales increased 13%. As a percentage of net sales, cost of sales, excluding the 1998 asset impairments and restructuring charges, declined to 15.8% in 1998 and 16.5% in 1997 from 17.2% in 1996. These declines largely reflect:


  o  a more favorable business and product mix

  o  productivity improvements

     SI&A increased 27% in 1998 as compared with 14% in 1997. This increase reflects a substantial global investment in our pharmaceutical selling efforts. These efforts included the expansion of our sales forces in the U.S. and key international markets. Recent additions to our U.S. sales force include a new primary-care sales force, a specialty sales force dedicated largely to rheumatology and the expansion of other specialty sales forces in the U.S.

     R&D expenses increased 26% in 1998 and 15% in 1997. These expenditures were necessary to support the advancement of potential drug candidates in all stages (from initial discovery through final regulatory approval). Pharmaceutical R&D expenses, as a percentage of pharmaceutical revenues, averaged 17% over the last three years.

     OTHER DEDUCTIONS -- NET increased substantially in 1998 as compared to a minor decrease in 1997. This increase was primarily due to:

  o  asset impairments -- $195 million

  o  restructuring charges -- $91 million

  o  copromotion payments to Searle for rights to Celebrex-- $240 million

  o  a contribution to The Pfizer Foundation -- $300 million

  o legal settlements involving the brand-name prescription drug antitrust litigation -- $57 million, partially offset by

  o an increase in interest income on the investment of cash generated from operations and the divestiture of MTG

  o foreign exchange effects


RESEARCH AND
DEVELOPMENT EXPENSES

--------------------------------------------------------------------------------
(millions of dollars)


           The following represents a bar chart in the printed piece.

       1994           1995           1996        1997          1998
       ----           ----           ----        ----          ----
      $1,036         $1,340         $1,567      $1,805        $2,279


Research and devel-
opment expenses
have increased at a
compound annual
growth rate of 21%
over the past 5 years.



     Our overall EFFECTIVE TAX RATE increased from 28.0% in 1997 to 35.4% in 1998. This increase was due mainly to a higher tax rate on the gain on the disposal of discontinued operations. The effective tax rate for continuing operations decreased from 27.0% in 1997 to 24.8% in 1998. This decrease was partially due to the extension to June 30, 1999 of the R&D tax credit in the U.S. as well as to the tax benefit associated with the 1998 charges for asset impairment, restructuring, copromotion payments to Searle and the contribution to The Pfizer Foundation.

     The effective tax rate for continuing operations decreased from 30.0% in 1996 to 27.0% in 1997. This decrease was mainly due to the favorable changes in the mix of income by country, partially offset by the continuing reduction of tax benefits from our operations in Puerto Rico as a result of the enactment of the Omnibus Budget Reconciliation Act of 1993 and the elimination of the tax exemption on Puerto Rican investment income.

     We have received and are protesting assessments from the Belgian tax authorities. For additional details, see note 8, "Taxes on Income," beginning on page 50.

                                            Pfizer Inc and Subsidiary Companies



DISCONTINUED OPERATIONS

During 1998, we exited the medical devices business with the sale of our remaining MTG businesses:

  o  Howmedica to Stryker Corporation in December for $1.65 billion in cash

  o Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

  o American Medical Systems to E.M. Warburg, Pincus & Co., LLC in September for $130 million in cash

  o  Valleylab to U.S. Surgical Corporation in January for $425 million  in cash


     The net proceeds from these divestitures have been or will be used for general corporate purposes including the repayment of commercial paper borrowings. Net income of these businesses up to the date of their divestiture and divestiture gains are included in DISCONTINUED OPERATIONS--NET OF TAX.

NET INCOME

Net income for 1998 increased 51% over 1997. Diluted earnings per share were $2.55 and increased by 50% over 1997. Income from continuing operations (net income after adjustment for discontinued operations) adjusted to add back certain significant charges increased by 26.6% over net income in 1997. On the same basis, diluted earnings per share were $2.00 and increased by 25.8% over 1997. The 1998 pre-tax significant charges related to:

  o  asset impairments -- $213 million

  o  restructuring charges -- $177 million

  o  copromotion payments to Searle -- $240 million

  o  contribution to The Pfizer Foundation -- $300 million

  o  other, which is primarily related to legal settlements-- $126 million


FINANCIAL CONDITION, LIQUIDITY AND
CAPITAL RESOURCES

Our net financial asset position as of December 31 was as follows:


--------------------------------------------------------------------------------
(millions of dollars)                 1998     1997      1996
--------------------------------------------------------------------------------
Financial assets*                    $5,835   $3,034    $3,140
Short- and long-term debt             3,256    2,976     2,885
--------------------------------------------------------------------------------
Net financial assets                 $2,579   $   58    $  255
--------------------------------------------------------------------------------

* CONSISTS OF CASH AND CASH EQUIVALENTS, SHORT-TERM INVESTMENTS, SHORT-TERM LOANS AND LONG-TERM LOANS AND INVESTMENTS.

Selected Measures of Liquidity and
Capital Resources

--------------------------------------------------------------------------------
                                              1998     1997     1996
--------------------------------------------------------------------------------
Cash and cash equivalents and
    short-term investments and
    loans (millions of dollars)             $4,079   $1,704   $1,991
Working capital (millions of dollars)        2,739    2,448    1,914
Current ratio                               1.38:1   1.49:1   1.36:1
Shareholders' equity per
    common share*                           $ 7.00   $ 6.30   $ 5.54
Debt to total capitalization**                  27%     27%      29%
--------------------------------------------------------------------------------

* REPRESENTS TOTAL SHAREHOLDERS' EQUITY DIVIDED BY THE ACTUAL NUMBER OF COMMON SHARES OUTSTANDING (WHICH EXCLUDES TREASURY SHARES AND THOSE HELD BY THE EMPLOYEE BENEFIT TRUSTS).

** REPRESENTS TOTAL SHORT-TERM  BORROWINGS AND LONG-TERM DEBT DIVIDED BY THE SUM
   OF  TOTAL  SHORT-TERM  BORROWINGS,  LONG-TERM  DEBT AND  TOTAL  SHAREHOLDERS'
   EQUITY.


The change in working capital from 1997 to 1998 was primarily due to the following:

   INCREASES IN:
  O CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS--due to the receipt of cash from the MTG divestiture

  o ACCOUNTS RECEIVABLE--due to the alliance revenue receivables and growth in sales volume

  o INVENTORY--due to higher pharmaceutical inventory levels as a result of new products

  o SHORT-TERM BORROWINGS--due to an increase in funding for common stock purchases at a higher average price net of repayments made with cash received from the MTG divestiture

  o DIVIDENDS PAYABLE--related to the first-quarter 1999 dividend declared in December 1998

  o INCOME TAXES PAYABLE--primarily due to changes in operations and the divestiture of the MTG businesses

  o OTHER CURRENT LIABILITIES--primarily due to accrued charges associated with the divestiture of the MTG businesses and our plan to exit certain product lines

     DECREASE IN NET ASSETS OF DISCONTINUED OPERATIONS--due to the sale of the MTG businesses

Pfizer Inc and Subsidiary Companies


The increase in working capital from 1996 to 1997 was primarily due to the following:

INCREASES IN:
  O ACCOUNTS RECEIVABLE--due in part to the alliance revenue receivables as well as higher sales volumes

  o  INVENTORY--due to higher pharmaceutical inventory levels for new products

DECREASES IN:
  o Short-term loans--primarily due to the renewal of short-term loans as loans with maturities beyond one year

  o Income taxes payable--primarily due to the settlements of tax-related contingencies

     The increase in shareholders' equity per common share in 1998 and 1997, as well as the decrease in the 1997 percentage of debt to total capitalization was primarily due to growth in net income.

 SUMMARY OF CASH FLOWS

Operations in 1998 provided significant cash inflows. Commercial paper and short-term borrowings supplement operating cash flows.


--------------------------------------------------------------------------------
(millions of dollars)                  1998     1997     1996
--------------------------------------------------------------------------------
Cash provided by/(used in):
         Operating activities       $ 2,925   $1,422   $1,828
         Investing activities          (335)    (963)    (850)
         Financing activities        (1,920)    (823)    (367)
         Discontinued operations          4      118      134
Effect of exchange rate changes on
         cash and cash equivalents        1      (27)       2
--------------------------------------------------------------------------------
Net increase/(decrease) in cash
  and cash equivalents              $   675   $ (273)  $  747
--------------------------------------------------------------------------------

     NET CASH PROVIDED BY OPERATING ACTIVITIES increased in 1998 primarily due to:

  o the inclusion of charges associated with asset impairments and restructuring in 1998 INCOME FROM CONTINUING OPERATIONS

  o higher taxes payable associated with sales growth of existing and new products as well as the MTG divestitures, partially offset by tax benefits associated with charges for asset impairment, restructuring, copromotion payments to Searle and the contribution to The Pfizer Foundation


  o  higher compensation related accruals, reduced by

  o  higher receivable and inventory levels related to new products

     Cash flows from operating activities decreased in 1997 as the growth in income from continuing operations was offset by an increase in accounts receivable and inventories.

     NET CASH USED IN INVESTING ACTIVITIES changed in 1998 primarily due to:

  o proceeds from the sale of the MTG businesses, some of which accounts for our increase in short-term investments, reduced by

  o  increased long-term investments and capital expenditures

     Net cash used in investing activities changed in 1997 largely due to the:

  o  increase in capital expenditures

  o  decrease in proceeds from the sale of businesses

  o  absence of business acquisitions in 1997

     In 1999, additions to property, plant and equipment are expected to be approximately $1.5 billion.

     NET CASH USED IN FINANCING ACTIVITIES increased in 1998 and 1997 largely due to the effects of:

  o  the increase in common stock  purchases at a higher average price

  o  higher dividend payments to our shareholders, reduced by

  o  more cash received from employee stock option exercises

     In September 1998, we completed a program under which we purchased 26.4 million shares of our common stock at a total cost of $2 billion. In that same month, the Board of Directors approved a new share-purchase program with authorization to purchase up to $5 billion of our company's common stock. Under the new program, we purchased approximately 4.9 million shares in the open market for approximately $525 million in the fourth quarter of 1998. Purchased shares are available for general corporate purposes.

     We have available lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. Major unused lines of credit totaled approximately $1.3 billion at December 31, 1998.

     Our short-term debt has been rated P1 by Moody's Investors Services (Moody's) and A1+ by Standard and Poor's (S&P). Also, our long-term debt has been rated Aaa by Moody's and AAA by S&P for the past 13 years. Moody's and S&P are the major corporate debt-rating organizations and these are their highest ratings.

                                            Pfizer Inc and Subsidiary Companies



Cash Dividends Paid
Per Common Share

           The following represents a bar chart in the printed piece.


    1994        1995        1996        1997       1998
    ----        ----        ----        ----       ----
                          (dollars)
   $0.47       $0.52       $0.60       $0.68       $0.76

The 1998 cash
dividends paid
represented the 31st
consecutive year of
dividend increases.

--------------------------------------------------------------------------------


DIVIDENDS ON COMMON STOCK

Our dividend payout ratio, which represents cash dividends paid per common share divided by diluted earnings per common share amounted to 29.8% in 1998 and 40.0% in both 1997 and 1996. Excluding the effects on net income of discontinued operations and charges for asset impairment, restructuring, copromotion payments to Searle and the contribution to The Pfizer Foundation, the dividend payout ratio was 38.0% in 1998. In December 1998, the Board of Directors declared a first-quarter 1999 dividend of $.22, an increase of 16% over the $.19 per share dividend declared and paid in each quarter of 1998. This marked the 32nd consecutive year of quarterly dividend increases.

BANKING OPERATION

Our international banking operation, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. The results of its operations are included in OTHER DEDUCTIONS--NET.

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

     The net income of PIBE is affected by changes in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. PIBE is currently asset sensitive (more assets than liabilities repricing in a given period) and, therefore, we expect that in an environment of decreasing interest rates, net income would decline. PIBE's asset and liability management reflects its liquidity, interest-rate outlook and general market conditions.

     For additional details regarding our banking operation, see note 3, "Financial Subsidiaries," on page 45.

FORWARD-LOOKING INFORMATION AND
FACTORS THAT MAY AFFECT FUTURE RESULTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This annual report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management's plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance in connection with any discussion of future operating or financial performance.

     We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Certain risks, uncertainties and assumptions are discussed here and under the heading entitled "Cautionary Factors That May Affect Future Results" in Item 1 of our annual report on Form 10-K for the year ended December 31, 1998, which will be filed at the end of March 1999.

Pfizer Inc and Subsidiary Companies


Prior to the filing of Form 10-K, you should refer to the discussion under the same heading in our quarterly report on Form 10-Q for the quarter ended September 27, 1998, and to the extent incorporated by reference therein, in our Form 10-K filing for 1997. This discussion of potential risks and uncertainties is by no means complete but is designed to highlight important factors that may impact our outlook.

COMPETITION AND THE HEALTH CARE ENVIRONMENT
In the U.S., many of our pharmaceutical products are subject to increasing price pressures as managed care organizations, institutions and government agencies seek price discounts. Government efforts to reduce Medicare and Medicaid expenses are expected to increase the use of managed care organizations. This may result in managed care influencing prescription decisions for a larger segment of the population. International operations are also subject to price and market regulations. As a result, it is expected that pressures on pricing and operating results will continue.

CALCIUM CHANNEL BLOCKERS
During 1995, the authors of some nonclinical studies questioned the safety of calcium channel blockers (CCBs). Although the clinical evidence supported the safety of this class of medications, the FDA convened an advisory panel to review their safety. In 1996, that advisory panel found no data to support challenges to the safety of newer sustained-release and intrinsically long-acting CCBs (such as Norvasc and Procardia XL--products for treatment of hypertension and angina).


     Questions about this class of products continued throughout 1997, however, and included scientific publications and presentations asserting that these products were associated with various serious medical conditions.

     During 1997, data from newly conducted studies and reviews, etc. and decisions by two national regulatory authorities plus newly published National Institutes of Health (NIH) guidelines were all supportive of the safety of long-acting CCBs like Norvasc and Procardia XL and that they were appropriate first-line medications in the treatment of hypertension.

     We continue to believe that the safety and effectiveness of Norvasc and Procardia XL are supported by a large body of data from numerous studies and the daily clinical experiences of physicians around the world. It is not possible, however, to predict the impact on our future sales, if any, of existing or future studies, regulatory agency actions or a continuing debate regarding CCBs.

FINANCIAL RISK MANAGEMENT
The overall objective of our financial risk management program is to seek a reduction in the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.

FOREIGN EXCHANGE RISK

A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. Where practical, we seek to relate expected local currency revenues with local currency costs and local currency assets with local currency liabilities.

     Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from short-term foreign currency assets and liabilities that arise during normal operations.

     In addition, foreign currency put options are purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to one year. These purchased options hedge Japanese yen versus the U.S. dollar.

     Also, under certain market conditions, we protect against possible declines in the reported net assets of our international subsidiaries in Japan. We do this through currency swaps and borrowing in Japanese yen.

     Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair value of these instruments was determined as follows:

  o  forward-exchange contracts and currency swaps--net present values

  o  purchased foreign currency options--foreign exchange option pricing model

  o  foreign receivables, payables, debt and loans--changes in exchange rates

     In our sensitivity analysis, we assumed that the change in one currency's rates relative to the U.S. dollar would not have an effect on other currencies' rates relative to the U.S. dollar. All other factors were held constant.

     If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see note 5-D, "Derivative Financial Instruments--Accounting Policies," on page 47.

                                            Pfizer Inc and Subsidiary Companies


INTEREST RATE RISK
Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. We are also subject to interest rate risk on Japanese yen short-term borrowings. Under certain market conditions, interest rate swap contracts are used to adjust interest sensitive assets and liabilities.

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

FOREIGN MARKETS
Thirty-nine percent of our 1998 revenues arise from international operations and we expect revenue and net income growth in 1999 to be impacted by changes in foreign exchange rates.

Revenues from Asia comprised approximately 12% of total revenues in 1998, including 7% from Japan. Revenues from the Asian markets most impacted by recent economic events--Korea, Indonesia, Thailand, Malaysia, the Philippines and Taiwan--comprised approximately 1% of 1998 total revenues. Revenues from Latin America comprised approximately 5% of total revenues in 1998, including 2% from Brazil.

EUROPEAN CURRENCY
A new European currency (Euro) was introduced in January 1999 to replace the separate currencies of 11 individual countries. This entails changes in our operations as we modify systems and commercial arrangements to deal with the new currency. Modifications are necessary in operations such as payroll, benefits and pension systems, contracts with suppliers and customers and internal financial reporting systems. Although there is a three-year transition period during which transactions can be made in the old currencies, this may require dual currency processes for our operations. We have identified issues involved and are developing and implementing solutions. The cost of this effort is not expected to have a material effect on our business or results of operations. There is no guarantee, however, that all problems have been foreseen and corrected, or that no material disruption will occur in our business. The conversion to the Euro may have competitive implications on our pricing and marketing strategies; however, the full impact is not known at this time.

TAX LEGISLATION
Pursuant to the Small Jobs Protection Act of 1996 (the Act), Section 936 of the Internal Revenue Code (the U.S. possessions corporation income tax credit) was repealed for tax years beginning after December 31, 1995. The Act allows us to continue using the credit against the tax arising from manufacturing income earned in a U.S. possession for an additional 10-year period. The amount of manufacturing income eligible for the credit during this additional period is subject to a cap based on income earned prior to 1996 in the U.S. possession. This 10-year extension period does not apply to investment income earned in a U.S. possession, the credit on which expired as of July 1, 1996. The Act does not affect the amendments made to Section 936 by the 1993 Omnibus Budget Reconciliation Act, which provided for a five-year phase-down of the U.S. possession tax credit from 100% to 40%. In addition, the 1996 Act permitted the extension of the R&D tax credit through June 30, 1998. In 1998, this credit was again extended to June 30, 1999.

RECENTLY ISSUED ACCOUNTING STANDARDS
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which becomes effective for our financial statements beginning January 1, 2000. SFAS No. 133 requires a company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value. We do not expect the adoption of this Statement to have a material impact on our financial statements.

     The American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and SOP 98-5, Reporting on the Costs of Start-up Activities, which are effective for our 1999 financial statements. We do not expect adoption of these SOPs to have a material impact on our financial statements.

YEAR 2000 COMPUTER SYSTEMS COMPLIANCE
Many older computer software programs refer to years in terms of their final two digits only. Such programs may interpret the year 2000 to mean the year 1900, or another year instead. If not corrected, those programs could cause date-related or operational transaction failures. We developed a Compliance Assurance Process to address the Year 2000 issue in four phases: Inventory, Assessment and Planning, Implementation and Certification. No significant information technology projects have been deferred as a result of our efforts on Year 2000.

     The Inventory phase included preliminary problem determination, an inventory of information technology (IT) and non-IT hardware and software and an inventory of our key business systems and material vendors and business processes. Such systems relate to our research and development, production, distribution, financial, administrative and communication operations. This phase was substantially completed at the end of 1998.

We have requested our critical vendors, major customers, service suppliers, communication providers, product alliance partners and banks to verify their Year 2000 readiness and are currently evaluating their responses. This evaluation is complete for all of our critical trading partners, but continues for non-critical partners.

     During our Assessment and Planning phase each inventoried item is assessed to evaluate its risk, to decide whether to remediate or replace, to identify its priority and to develop a plan for the system. Systems are prioritized based on their importance to the business, risk of failure, time horizon to failure and dependency on other critical items. This phase was 90% complete at December 31, 1998, and will be finished by the end of the first quarter of 1999.

     The plans developed during the Assessment and Planning phase are being executed in the Implementation phase. Remediation and replacement of non-Year 2000 compliant systems is in process and we expect our critical systems to be substantially remediated or replaced by March 31, 1999. The remaining systems, including embedded systems, will be modified by the end of the third quarter of 1999. While our Implementation efforts are approximately 65% complete, this phase will overlap with the Certification phase.

     During the Certification phase, we will be testing and certifying the results of our remediation efforts. Testing begins as systems are remediated and will continue throughout 1999. Testing attempts are to verify that all of our systems function correctly and extend to all interfaces with key business partners. We expect to substantially complete testing of critical systems by March 31, 1999, and the testing of remaining systems and key third-party systems by the end of the third quarter of 1999.

     Because the company's Year 2000 compliance is dependent upon key third parties also being Year 2000 compliant on a timely basis, there can be no guarantee that the company's efforts will prevent a material adverse impact on its results of operations, financial condition or cash flows. If our systems or those of key third parties are not fully Year 2000 functional, we estimate that up to a two-week disruption in operations could occur. Such a disruption could result in delays in the distribution of finished goods or receipt of raw materials, errors in customer order taking, disruption of clinical activities or delays in product development. These consequences could have a material adverse impact on our results of operations, financial condition and cash flows if we are unable to substantially conduct our business in the ordinary course. We believe that our efforts, including the development of a contingency plan, will significantly reduce the adverse impact that any disruption in business might have.

     As part of the contingency plan being developed, Business Continuity Plans (the Plans) will address critical areas of our business. The Plans will be designed to mitigate serious disruptions to our business flow beyond the end of 1999 and operate independent of our external providers' Year 2000 compliance. The Plans will likely provide for maintaining increased inventory to meet customer needs, protecting the integrity of ongoing activities, identifying and securing alternate sources of critical services, materials and utilities when possible and establishing crisis teams to address unexpected problems. We expect to complete the preliminary Plans by the end of the first quarter 1999 and the final Plans by the end of the second quarter 1999.

     We estimate that the total cost involved in our Year 2000 program is approximately $127 million of which $36 million has been incurred to date. Costs for 1999 are estimated to be approximately $91 million, which reflect changes in estimates and the inclusion of accelerated replacement costs as a result of a clarification in disclosure guidelines of the Securities and Exchange Commission. These costs are expensed as incurred, except for capitalizable hardware of $5 million in 1998 and $15 million estimated for 1999 and are being funded through operating cash flows. Such costs do not include normal system upgrades and replacements.

     Both our cost estimates and completion timeframes will be influenced by our ability to successfully identify Year 2000 problems, the nature and amount of programming required to fix the programs, the availability and cost of personnel trained in this area and the Year 2000 compliance success that key third parties attain. As the development of contingency plans continues, the costs to complete our Year 2000 program may increase. While these and other unforeseen factors could have a material adverse impact on our results of operations or financial condition, we believe that our ongoing efforts to address the Year 2000 issue will minimize possible negative consequences to our company.

LITIGATION, TAX AND ENVIRONMENTAL MATTERS
Claims have been brought against us and our subsidiaries for various legal and tax matters. In addition, our operations are subject to international, federal, state and local environmental laws and regulations. It is possible that our cash flows and results of operations could be affected by the one-time impact of the resolution of these contingencies. We believe that the ultimate disposition of these matters to the extent not previously provided for will not have a material impact on our financial condition or cash flows and results of operations, except where specifically commented on in note 17, "Litigation," beginning on page 55 and note 8, "Taxes on Income," beginning on page 50.

RECENT EVENTS
On January 28, 1999, we announced that, barring unusual circumstances, our Board of Directors intends to vote on a three-for-one split of our common stock on April 22, 1999. At the annual meeting to take place on the same date, shareholders will vote on a proposal to increase the authorized shares of our common stock.

MANAGEMENT'S REPORT
We prepared and are responsible for the financial statements that appear on pages 40 to 61. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

     We have designed a system of internal control to:

  o  safeguard the Company's assets,

  o  ensure that transactions are properly authorized, and

  o provide reasonable assurance, at reasonable cost, of the integrity, objectivity and reliability of the financial information.

     An effective internal control system has inherent limitations, no matter how well designed and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. Our system of internal control includes:

  o  careful selection, training and development of financial managers,

  o  an organizational structure that segregates responsibilities,

  o a communications program which ensures that the Company's policies and procedures are well understood throughout the organization and

  o an extensive program of internal audits, with prompt follow-up, including reviews of separate operations and functions around the world.

     Our independent certified public accountants, KPMG LLP, have audited the annual financial statements in accordance with generally accepted auditing standards. The independent auditors' report expresses an informed judgment as to the fair presentation of the Company's reported operating results, financial position and cash flows. Their judgment is based on the results of auditing procedures performed and such other tests that they deemed necessary, including their consideration of our internal control structure.

     We consider and take appropriate action on recommendations made by KPMG LLP and our internal auditors. We believe that our system of internal control is effective and adequate to accomplish the objectives discussed above.


/s/W. C. STEERE, JR.
--------------------
W. C. Steere, Jr., PRINCIPAL EXECUTIVE OFFICER


/s/D. L. SHEDLARZ
-----------------
D. L. Shedlarz, PRINCIPAL FINANCIAL OFFICER


/s/H. V. RYAN
-------------
H. V. Ryan, PRINCIPAL ACCOUNTING OFFICER
FEBRUARY 25, 1999

AUDIT COMMITTEE'S REPORT
The Board of Directors reviews the audit function, the system of internal control and financial statements largely through its Audit Committee, which consists solely of directors who are not Company employees. The requirements of the Audit Committee's charter have been complied with during 1998. The Audit Committee met six times in 1998 with management, the independent auditors and internal auditors concerning their respective responsibilities. Among its various duties, the Audit Committee recommends the appointment of the Company's independent auditors. Both KPMG LLP and the internal auditors have full access to the Audit Committee and meet with it, without management present, to discuss the scope and results of their examinations including internal control, audit and financial reporting matters.


/s/G. B. HARVEY
---------------
G. B. Harvey, Chair, AUDIT COMMITTEE
FEBRUARY 25, 1999

INDEPENDENT AUDITORS' REPORT

(LOGO)

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheet of Pfizer Inc and subsidiary companies as of December 31, 1998, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1998, 1997 and 1996, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


/s/KPMG LLP
-----------
New York, NY
FEBRUARY 25, 1999

Pfizer Inc and Subsidiary Companies
CONSOLIDATED STATEMENT OF INCOME

--------------------------------------------------------------------------------
                                                     Year ended December 31
(millions, except per share data)                 1998        1997        1996
Net sales                                      $12,677     $10,739      $9,864
Alliance revenue                                   867         316          --
--------------------------------------------------------------------------------
Total revenues                                  13,544      11,055       9,864
Costs and expenses:
   Cost of sales                                 2,094       1,776       1,695
   Selling, informational and administrative
   expenses                                      5,568       4,401       3,859
   Research and development expenses             2,279       1,805       1,567
   Other deductions -- net                       1,009         206         215
--------------------------------------------------------------------------------
Income from continuing operations before
   provision for taxes on income and minority
   interests                                     2,594       2,867       2,528
Provision for taxes on income                      642         775         758
Minority interests                                   2          10           6
--------------------------------------------------------------------------------
Income from continuing operations                1,950       2,082       1,764
Discontinued operations-- net of tax             1,401         131         165
--------------------------------------------------------------------------------
Net income                                     $ 3,351     $ 2,213      $1,929
--------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE-- BASIC
   Income from continuing operations           $  1.54     $  1.66      $ 1.41
   Discontinued operations-- net of tax           1.11         .10         .14
--------------------------------------------------------------------------------
   Net income                                  $  2.65     $  1.76      $ 1.55
--------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE-- DILUTED
   Income from continuing operations           $  1.48     $  1.60      $ 1.37
   Discontinued operations-- net of tax           1.07         .10         .13
--------------------------------------------------------------------------------
   Net income                                  $  2.55     $  1.70      $ 1.50
--------------------------------------------------------------------------------
Weighted average shares-- basic                  1,263       1,257       1,248
Weighted average shares-- diluted                1,315       1,303       1,288
--------------------------------------------------------------------------------
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                             Pfizer Inc and Subsidiary Companies
CONSOLIDATED BALANCE SHEET

--------------------------------------------------------------------------------
                                                            December 31
                                                 -------------------------------
(millions, except per share data)                   1998        1997       1996
--------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                        $ 1,552      $   877   $ 1,150
Short-term investments                             2,377          712       486
Accounts receivable, less allowance for doubtful
   accounts: 1998-- $67; 1997-- $35; 1996-- $41    2,914        2,220     1,914
Short-term loans                                     150          115       355
Inventories
   Finished goods                                    697          442       371
   Work in process                                   890          808       636
   Raw materials and supplies                        241          211       224
--------------------------------------------------------------------------------
     Total inventories                             1,828        1,461     1,231
--------------------------------------------------------------------------------
Prepaid expenses, taxes and other assets           1,110          637       608
Net assets of discontinued operations                 --        1,420     1,432
--------------------------------------------------------------------------------
     Total current assets                          9,931        7,442     7,176
Long-term loans and investments                    1,756        1,330     1,149
Property, plant and equipment, less accumulated
   depreciation                                    4,415        3,793     3,456
Goodwill, less accumulated amortization:
   1998-- $109; 1997-- $90; 1996-- $59               813          989     1,047
Other assets, deferred taxes and deferred charges  1,387        1,437     1,423
--------------------------------------------------------------------------------
     Total assets                                $18,302      $14,991   $14,251
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings, including current portion
   of long-term debt                             $ 2,729      $ 2,251   $ 2,204
Accounts payable                                     971          660       787
Dividends payable                                    285           --        --
Income taxes payable                               1,162          729       848
Accrued compensation and related items               614          456       385
Other current liabilities                          1,431          898     1,038
--------------------------------------------------------------------------------
     Total current liabilities                     7,192        4,994     5,262
Long-term debt                                       527          725       681
Postretirement benefit obligation other than
   pension plans                                     359          394       412
Deferred taxes on income                             197          127       223
Other noncurrent liabilities                       1,217          818       719
--------------------------------------------------------------------------------
     Total liabilities                             9,492        7,058     7,297
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock, without par value; 12 shares
   authorized, none issued                            --           --        --
Common stock, $.05 par value; 3,000 shares
   authorized; issued: 1998-- 1,407; 1997-- 1,388;
   1996-- 1,378                                       70           69        69
Additional paid-in capital                         5,646        3,239     1,693
Retained earnings                                 11,439        9,349     8,017
Accumulated other comprehensive income/(expense)    (234)         (85)      145
Employee benefit trusts                           (4,200)      (2,646)   (1,488)
Treasury stock, at cost:
   1998-- 113; 1997-- 94; 1996-- 87               (3,911)      (1,993)   (1,482)
--------------------------------------------------------------------------------
     Total shareholders' equity                    8,810        7,933     6,954
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity  $18,302      $14,991   $14,251
--------------------------------------------------------------------------------
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

Pfizer Inc and Subsidiary Companies
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------

                                                                 Employee                                        Accum.
                                  Common Stock    Additional   Benefit Trusts   Treasury Stock                 Other Com-
                                ----------------    Paid-In   ---------------   --------------    Retained    prehensive
(millions)                      Shares  Par Value    Capital  Shares      Cost  Shares      Cost  Earnings     Inc./(Exp.)    Total
------------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1996          1,371        $69     $1,200     (37)  $(1,170)    (96)  $(1,615)   $6,859           $163    $5,506
Comprehensive income:
    Net income                                                                                       1,929                    1,929
    Other comprehensive expense--
       net of tax:
       Currency translation adjustment                                                                                (32)      (32)
       Net unrealized gain on available-
                for-sale securities                                                                                    15        15
       Minimum pension liability                                                                                       (1)       (1)
                                                                                                                      --------------
    Total other comprehensive expense                                                                                 (18)      (18)
                                                                                                                      --------------
Total comprehensive income                                                                                                    1,911
Cash dividends declared                                                                               (771)                    (771)
Stock option transactions            7         --         124                       10       156                                280
Purchases of common stock                                                           (1)      (27)                               (27)
Employee benefit trust
  transactions--net                                       341      1      (318)                                                  23
Other                                                      28                       --         4                                 32
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996        1,378         69       1,693    (36)   (1,488)    (87)   (1,482)    8,017            145     6,954
Comprehensive income:
    Net income                                                                                       2,213                    2,213
    Other comprehensive expense--
       net of tax:
       Currency translation adjustment                                                                               (253)     (253)
       Net unrealized gain on available-
         for-sale securities                                                                                           20        20
       Minimum pension liability                                                                                        3         3
                                                                                                                     --------------
    Total other comprehensive expense                                                                                (230)     (230)
                                                                                                                     --------------
Total comprehensive income                                                                                                    1,983
Cash dividends declared                                                                               (881)                    (881)
Stock option transactions            9         --         343                        4        68                                411
Purchases of common stock                                                          (11)     (586)                              (586)
Employee benefit trusts
  transactions--net                                     1,177     --    (1,158)     --         7                                 26
Other                                1         --          26                                                                    26
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997        1,388         69       3,239    (36)   (2,646)    (94)   (1,993)    9,349            (85)    7,933
Comprehensive income:
    Net income                                                                                       3,351                    3,351
    Other comprehensive expense--
       net of tax:
       Currency translation adjustment                                                                                (74)      (74)
       Net unrealized loss on available-
         for-sale securities                                                                                           (2)       (2)
       Minimum pension liability                                                                                      (73)      (73)
                                                                                                                     --------------
    Total other comprehensive expense                                                                                (149)     (149)
                                                                                                                     --------------
Total comprehensive income                                                                                                    3,202
Cash dividends declared                                                                             (1,261)                  (1,261)
Stock option transactions           18         1         747                        --       (18)                               730
Purchases of common stock                                                          (19)   (1,912)                            (1,912)
Employee benefit trusts
  transactions--net                                    1,633       2    (1,554)     --        12                                 91
Other                                1        --          27                                                                     27
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998        1,407       $70      $5,646     (34)  $(4,200)   (113)  $(3,911)  $11,439          $(234)   $8,810
------------------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                             Pfizer Inc and Subsidiary Companies
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
                                                        Year ended December 31
(millions of dollars)                                  1998      1997      1996
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
Income from continuing operations                    $1,950    $2,082     $1,764
Adjustments to reconcile income from continuing
operations to net cash provided by operating
activities:
   Depreciation and amortization                        489       428       359
   Asset impairments and restructuring charges          323        --        --
   Deferred taxes and other                             (61)       13        80
   Changes in assets and liabilities, net of effect
   of businesses acquired and divested:
     Accounts receivable                               (765)     (477)     (259)
     Inventories                                       (439)     (350)     (140)
     Prepaid and other assets                          (350)     (128)     (174)
     Accounts payable and accrued liabilities           628       (63)       25
     Income taxes payable                               677      (142)       35
     Other deferred items                               473        59       138
--------------------------------------------------------------------------------
Net cash provided by operating activities             2,925     1,422     1,828
--------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Purchases of property, plant and equipment        (1,198)     (878)     (690)
   Proceeds from disposal of property, plant and
     equipment                                           79        47        98
   Purchases of short-term investments               (5,845)     (221)   (2,850)
   Proceeds from redemptions of short-term
     investments                                      4,209        28     3,490
   Proceeds from sales of businesses-- net            3,059        21       353
   Purchases of long-term investments                  (752)      (74)     (810)
   Acquisitions, net of cash acquired                    --        --      (451)
   Other investing activities                           113       114        10
--------------------------------------------------------------------------------
Net cash used in investing activities                  (335)     (963)     (850)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Proceeds from issuances of long-term debt             --        57       636
   Repayments of long-term debt                        (202)     (269)     (798)
   Increase in short-term debt-- net                    485       395       269
   Purchases of common stock                         (1,912)     (586)      (27)
   Cash dividends paid                                 (976)     (881)     (771)
   Stock option transactions                            643       411       280
   Other financing activities                            42        50        44
--------------------------------------------------------------------------------
Net cash used in financing activities                (1,920)     (823)     (367)
--------------------------------------------------------------------------------
Net cash provided by discontinued operations              4       118       134
--------------------------------------------------------------------------------
Effect of exchange-rate changes on cash and cash
     equivalents                                          1       (27)        2
--------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents    675      (273)      747
Cash and cash equivalents at beginning of year          877     1,150       403
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR             $1,552    $  877    $1,150
--------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid during the period for:
     Income taxes                                    $1,073     $ 809     $ 657
     Interest                                           155       149       135

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 SIGNIFICANT ACCOUNTING POLICIES
A--CONSOLIDATION AND BASIS OF PRESENTATION
The consolidated financial statements include the parent company and all significant subsidiaries, including those operating outside the U.S. Balance sheet amounts for the foreign operations are as of November 30 of each year and income statement amounts are for the full-year periods ending on the same date. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. As discussed in note 2, "Discontinued Operations," the Valleylab, Schneider, American Medical Systems (AMS), Howmedica and Strato/Infusaid businesses, which comprised the Medical Technology Group
(MTG), are presented as discontinued operations. We made certain reclassifications to the 1997 and 1996 financial statements to conform to the 1998 presentation.

     In preparing the financial statements, management must use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, employee benefits and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange and legislation. "Forward-Looking Information and Factors That May Affect Future Results," beginning on page 35, discusses these and other uncertainties.

B--CASH EQUIVALENTS
Cash equivalents include items almost as liquid as cash, such as demand deposits, certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as SHORT-TERM INVESTMENTS.

C--INVENTORIES
We value inventories at cost or fair value, if lower. Cost is determined as follows:

   o finished goods and work-in-process at average actual cost

   o raw materials and supplies at average or latest actual cost

     "Last-in, first-out" (LIFO) usage applies to U.S.-sourced pharmaceuticals and part of animal health inventories (approximately 8% of total inventories) and "first-in, first-out" usage applies to the rest. The replacement cost of LIFO inventories is not materially different from the LIFO value reported.

D--LONG-LIVED ASSETS
Long-lived assets include:

   o property, plant and equipment--These assets are recorded at original cost increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets' useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

   o goodwill--Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets when accounted for by the purchase method of accounting. We amortize goodwill evenly over periods not exceeding 40 years.

   o other intangible assets--Other intangible assets are included in OTHER ASSETS, DEFERRED TAXES AND DEFERRED CHARGES. We amortize these assets evenly over their estimated useful lives.

E--FOREIGN CURRENCY TRANSLATION
For most foreign operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in SHAREHOLDERS' EQUITY. We translate Statement of Income accounts at average rates for the period. Transaction adjustments are recorded in OTHER DEDUCTIONS--NET.

     For operations in highly inflationary economies, we translate the balance sheet items as follows:

   o monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in OTHER DEDUCTIONS--NET

   o non-monetary items at historical rates (that is, those in effect when the items were first recorded)

F--PRODUCT ALLIANCES
We have agreements to promote pharmaceutical products developed by other companies. ALLIANCE REVENUE represents revenues earned under copromotion agreements (a percentage of net sales adjusted, in some cases, for certain specific costs). SELLING, INFORMATIONAL AND ADMINISTRATIVE EXPENSES include other expenses for selling and marketing these products.

     We have license agreements in certain foreign countries for these products. When products are sold under license agreements, we record NET SALES instead of ALLIANCE REVENUE and record related costs and expenses in the appropriate caption in the Statement of Income.

G--STOCK OPTIONS
The exercise price of stock options granted equals the market price on the grant date. In general, there is no recorded expense related to stock options. Stock options outstanding are presumed to be exercised for the purposes of computing diluted weighted average shares outstanding.

H--ADVERTISING EXPENSE
We record advertising expense as follows:

   o production costs as incurred

   o costs of radio time, television time and space in publications deferred until the advertising first occurs

     Advertising expense totaled $1,139 million in 1998, $898 million in 1997 and $738 million in 1996.

2 DISCONTINUED OPERATIONS
In 1998, we completed the disposal of the MTG segment. Accordingly, the consolidated financial statements and related notes reflect the results of operations and net assets of the MTG businesses--Valleylab, Schneider, AMS, Howmedica and Strato/Infusaid--as discontinued operations. We completed the sales of:

   o Howmedica to Stryker Corporation in December for $1.65 billion in cash

   o Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

   o AMS to E.M. Warburg, Pincus & Co., LLC in September for $130 million in cash

   o Valleylab to U.S. Surgical Corporation in January for $425 million in cash

     In 1997, we sold Strato/Infusaid to Horizon Medical Products and Arrow International for $21 million in cash.

     The contractual net assets identified as part of the disposition of Valleylab, Schneider, AMS, Howmedica and Strato/Infusaid are recorded as NET ASSETS OF DISCONTINUED OPERATIONS and the net cash flows of these businesses are reported as NET CASH PROVIDED BY DISCONTINUED OPERATIONS. NET ASSETS OF DISCONTINUED OPERATIONS consisted of the following:

--------------------------------------------------------------------------------
(millions of dollars)                          1997       1996
--------------------------------------------------------------------------------

Net current assets                            $ 397      $ 347
Property, plant and equipment--net              383        394
Other net noncurrent assets
  and liabilities                               640        691
--------------------------------------------------------------------------------

Net assets of discontinued operations        $1,420     $1,432

================================================================================

     DISCONTINUED OPERATIONS--NET OF TAX were as follows:

--------------------------------------------------------------------------------
(millions of dollars)                             1998      1997     1996
--------------------------------------------------------------------------------

Net sales                                       $1,160    $1,449   $1,489*
--------------------------------------------------------------------------------
Pre-tax income                                    $ 92     $ 232    $ 276
Provision for taxes on income                       57        93      111
--------------------------------------------------------------------------------
Income from operations of
  discontinued businesses--net of tax               35       139      165
--------------------------------------------------------------------------------
Pre-tax gain/(loss) on disposal of
  discontinued businesses                        2,504       (11)      --
Provision/(benefit) for taxes on
  gain/(loss)                                    1,138        (3)      --
--------------------------------------------------------------------------------
Gain/(loss) on disposal of discontinued
  businesses--net of tax                         1,366        (8)      --
--------------------------------------------------------------------------------
Discontinued operations--net of tax             $1,401     $ 131    $ 165
================================================================================

* Includes $47 million of net sales related to our food science business divested in 1996.

3 FINANCIAL SUBSIDIARIES
Our financial subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:

CONDENSED BALANCE SHEET
--------------------------------------------------------------------------------
(millions of dollars)                         1998        1997        1996
--------------------------------------------------------------------------------

Cash and interest-bearing deposits            $103        $115       $ 78
Loans--net                                     433         408        381
Other assets                                    15           8         53
--------------------------------------------------------------------------------
  Total assets                                $551        $531       $512
--------------------------------------------------------------------------------
Certificates of deposit and
  other liabilities                           $ 97        $ 73       $ 87
Shareholders' equity                           454         458        425
--------------------------------------------------------------------------------
  Total liabilities and
  shareholders' equity                        $551         $531      $512
================================================================================

CONDENSED STATEMENT OF INCOME
--------------------------------------------------------------------------------
(millions of dollars)                         1998         1997      1996
--------------------------------------------------------------------------------

Interest income                               $ 30         $ 29       $28
Interest expense                                (2)          (2)       (3)
Other income--net                                1           13         2
Net income                                    $ 29         $ 40       $27
================================================================================



4 COMPREHENSIVE INCOME
Effective January 1, 1998, we adopted Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME. This Statement establishes standards for the reporting of all changes in equity from nonshareholder sources. Prior year financial statements have been conformed to the requirements of SFAS No. 130.

     Changes in ACCUMULATED OTHER COMPREHENSIVE INCOME/(EXPENSE) for the years ended December 31, 1996, 1997 and 1998 follow:
--------------------------------------------------------------------------------
                                                 Net               Accumulated
                                          Unrealized                other com-
                           Currency   gain/(loss) on      Minimum   prehensive
                        translation   available-for-      pension       income/
(millions of dollars)    adjustment  sale securities    liability     (expense)*
--------------------------------------------------------------------------------
Balance
  January 1, 1996             $ 206              $25        $ (68)       $ 163
Period change                   (32)              15           (1)         (18)
--------------------------------------------------------------------------------
Balance
  December 31,
  1996                          174               40          (69)         145
Period change                  (253)              20            3         (230)
--------------------------------------------------------------------------------
Balance
  December 31,
  1997                          (79)              60          (66)        (85)
Period change                   (74)              (2)         (73)       (149)
--------------------------------------------------------------------------------
Balance
  December 31,
  1998                        $(153)             $58        $(139)       $(234)
--------------------------------------------------------------------------------
* Income tax benefit for other comprehensive expense was $4 million in 1996, $76 million in 1997 and $116 million in 1998.

5 FINANCIAL INSTRUMENTS
Most of our financial instruments are recorded in the Balance Sheet. Several "derivative" financial instruments are "off-balance-sheet" items.

A--INVESTMENTS IN DEBT AND EQUITY SECURITIES
Information about our investments follows:

--------------------------------------------------------------------------------
(millions of dollars)                        1998       1997      1996
--------------------------------------------------------------------------------
Trading securities                           $ 99     $   --     $  --
--------------------------------------------------------------------------------
Amortized cost and fair value of
  held-to-maturity debt securities:*
   Corporate debt                           2,306        626       602
   Certificates of deposit                    670        655       657
   Municipals                                  --         56        29
   Other                                       21        104        81
--------------------------------------------------------------------------------
  Total held-to-maturity debt securities    2,997      1,441     1,369
--------------------------------------------------------------------------------
Cost and fair value of available-for-sale
  debt securities*                            686        686       636
--------------------------------------------------------------------------------
Cost of available-for-sale equity
  securities                                   54         81        78
Gross unrealized gains                        106        106        73
Gross unrealized losses                        (8)        (4)       (8)
--------------------------------------------------------------------------------
  Fair value of available-for-sale equity
  securities                                  152        183       143
--------------------------------------------------------------------------------
  Total investments                        $3,934     $2,310    $2,148
================================================================================
*  Gross unrealized gains and losses are immaterial.

     These investments are in the following captions in the Balance Sheet:

--------------------------------------------------------------------------------
(millions of dollars)                         1998       1997      1996
--------------------------------------------------------------------------------

Cash and cash equivalents                    $ 660      $ 636     $ 640
Short-term investments                       2,377        712       486
Long-term loans and investments                897        962     1,022
--------------------------------------------------------------------------------
Total investments                           $3,934     $2,310    $2,148
================================================================================

     The contractual maturities of the held-to-maturity and available-for-sale debt securities as of December 31, 1998, were as follows:

--------------------------------------------------------------------------------
                                               Years
                              --------------------------------------------------
                                         Over 1  Over 5
(millions of dollars)         Within 1    to 5   to 10    Over 10     Total
--------------------------------------------------------------------------------
Held-to-maturity
  debt securities:
   Corporate debt               $2,271    $ 35    $ --        $--    $2,306
   Certificates of deposit         667       3      --         --       670
   Other                            --       2      10          9        21
Available-for-sale
  debt securities:
   Certificates of deposit          --     370      75         --       445
   Corporate debt                   --      91     150         --       241
--------------------------------------------------------------------------------
   Total debt securities        $2,938     $501   $235       $  9    $3,683
Available-for-sale
   equity securities                                                    152
Trading securities                                                       99
--------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                    $3,934
================================================================================

B--SHORT-TERM BORROWINGS
The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 3.7% in 1998, 2.9% in 1997 and 4.9% in 1996. We had approximately $1.3 billion available to borrow under lines of credit at December 31, 1998.

C--LONG-TERM DEBT
--------------------------------------------------------------------------------
(millions of dollars)                        1998       1997      1996
--------------------------------------------------------------------------------
Floating-rate unsecured notes                $491       $686      $636
Other borrowings and mortgages                 36         39        45
--------------------------------------------------------------------------------
Total long-term debt                         $527       $725      $681
--------------------------------------------------------------------------------
Current portion not included above            $ 4        $ 4      $261
================================================================================

     The floating-rate unsecured notes mature on various dates from 2001 to 2005 and bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate was 5.3% at December 31, 1998. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity. In September 1998, we repaid $195 million of the outstanding floating-rate unsecured notes prior to their scheduled maturity by using the proceeds from the issuance of short-term commercial paper.

     Long-term debt outstanding at December 31, 1998, matures as follows:

--------------------------------------------------------------------------------
                                                           After
(millions of dollars)          2000   2001   2002   2003    2003
--------------------------------------------------------------------------------
Maturities                       $2   $131   $161     $--   $233
================================================================================

D--DERIVATIVE FINANCIAL INSTRUMENTS
PURPOSE
"Forward-exchange contracts," "currency swaps" and "purchased currency options" are used to reduce exposure to foreign exchange risks. Also, "interest rate swap" contracts are used to adjust interest rate exposures.

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

     As interest rates change, we accrue the difference between the debt interest rates recognized in the Statement of Income and the amounts payable to or receivable from counterparties under interest rate swap contracts. Likewise, amounts arising from currency swap contracts are accrued as exchange rates change.

     The financial statements include the following items related to derivative and other financial instruments serving as hedges or offsets:

     PREPAID EXPENSES, TAXES AND OTHER ASSETS include:
       o purchased currency options

     OTHER CURRENT LIABILITIES include:
       o fair value of forward-exchange contracts
       o net amounts payable related to interest rate swap contracts

     OTHER NONCURRENT LIABILITIES include:
       o net amounts payable related to currency swap contracts

     ACCUMULATED OTHER COMPREHENSIVE INCOME/(EXPENSE) include changes in the:
       o foreign exchange translation of currency swaps and foreign debt
       o fair value of forward-exchange contracts for net investment hedges

     OTHER DEDUCTIONS--NET include:
       o changes in the fair value of foreign exchange instruments and changes in foreign-denominated assets and liabilities
       o payments under swap contracts to offset, primarily, interest expense or, to a lesser extent, net foreign exchange losses
       o amortization of discounts or premiums on currencies sold under forward-exchange contracts

     Our criteria to qualify for hedge accounting are:

     FOREIGN CURRENCY INSTRUMENTS
       o The instrument must relate to a foreign currency asset, liability or an anticipated transaction that is probable and whose characteristics and terms have been identified.
       o It must involve the same currency as the hedged item.
       o It must reduce the risk of foreign currency exchange movements on our operations.

     INTEREST RATE INSTRUMENTS
       o The instrument must relate to an asset or a liability.
       o It must change the character of the interest rate by converting a variable rate to a fixed rate or vice versa.

     The following table summarizes the exposures hedged or offset by the various instruments we use:
--------------------------------------------------------------------------------
                                           Maximum Maturity in Years
                                       -----------------------------------------
Instrument                     Exposure     1998     1997     1996
--------------------------------------------------------------------------------

Forward-exchange       Foreign currency
  contracts      assets and liabilities       .5       .5       .5

                        Net investments       --       --      .25
--------------------------------------------------------------------------------
Currency swaps          Net investments        5       --       --
                                  Loans        1        2        1
--------------------------------------------------------------------------------

Purchased currency  Inventory purchases
  options                     and sales        1        1        1
--------------------------------------------------------------------------------
Interest rate swaps       Debt interest        5        1        1
================================================================================

INSTRUMENTS OUTSTANDING
The notional amounts of derivative financial instruments, except for currency swaps, do not represent actual amounts exchanged by the parties, but instead represent the amount of the item on which the contracts are based.
     The notional amounts of our foreign currency and interest rate contracts follow:
--------------------------------------------------------------------------------
(millions of dollars)                         1998     1997     1996
--------------------------------------------------------------------------------
FOREIGN CURRENCY CONTRACTS:
  Commitments to sell foreign
  currencies, primarily in exchange
  for U.S. dollars:
   U.K. pounds                               $ 482    $ 548    $ 564
   Netherlands guilders                        316        4       14
   Japanese yen                                298      224       94
   French francs                               216      134      193
   Australian dollars                           98       59       34
   Irish punt                                   61      107      112
   German marks                                 50      158      131
   Other currencies                            201      240      234
   Net investment hedges:
    Japanese yen                                --       --      615
    Swiss francs                                --       --      342
  Commitments to purchase foreign
  currencies, primarily in exchange
  for U.S. dollars:
   Irish punt                                  532       92       21
   Netherlands guilders                        156        4       --
   German marks                                 67       73       54
   U.K. pounds                                  53       60      128
   Swiss francs                                  8      187      154
   Other currencies                            144      136      114
--------------------------------------------------------------------------------
  Total forward-exchange contracts          $2,682   $2,026   $2,804
--------------------------------------------------------------------------------
  Currency swaps:
   Japanese yen                              $ 754    $  --    $  --
   U.K. pounds                                  40       40       --
   Other currencies                             --       --       45
--------------------------------------------------------------------------------
  Total currency swaps                       $ 794     $ 40     $ 45
--------------------------------------------------------------------------------
  Purchased currency options,
  primarily for U.S. dollars:
   Japanese yen                             $  364   $  198    $ 221
   German marks                                 --      130       28
   French francs                                --       46       35
   Belgian francs                               --       29       25
   Other currencies                             25       61       58
--------------------------------------------------------------------------------
  Total purchased options                    $ 389    $ 464    $ 367
--------------------------------------------------------------------------------
INTEREST RATE SWAP CONTRACTS:
  Japanese yen                               $ 321    $ 814    $ 932
  Swiss francs                                  --      405      428
--------------------------------------------------------------------------------
Total interest rate swap contracts           $ 321   $1,219   $1,360
================================================================================

     The Japanese yen for U.S. dollar currency swaps require that we make interim payments of a fixed rate of 1.1% on the Japanese yen payable and have interim receipts of a variable rate based on a commercial paper rate on the U.S. dollar receivable. These currency swaps replaced $625 million of Japanese yen debt, which previously served as a hedge of our net investments in Japan, as well as related interest rate swaps.

     The Japanese yen and Swiss franc interest rate swaps effectively fixed the interest rate on floating rate debt as follows:

     o the Japanese yen debt at 1.4% in 1998 and 1997 and 0.7% in 1996

     o the Swiss franc debt at 2.1% in 1997 and 1996

     The floating interest rates were based on "LIBOR" rates related to the contract currencies. In connection with the sale of the Schneider Swiss subsidiary in 1998, we terminated the Swiss franc interest rate swap contracts and ceased borrowing Swiss francs. The contracts outstanding at December 31, 1996, matured in December 1997.

E--FAIR VALUE
The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

   o short-term financial instruments (cash equivalents, accounts receivable and payable, forward-exchange contracts, short-term investments and borrowings)--cost approximates fair value because of the short maturity period

   o loans--cost approximates fair value because of the short interest reset period

   o long-term investments, long-term debt, forward-exchange contracts and purchased currency options--fair value is based on market or dealer quotes

   o interest rate and currency swap agreements--fair value is based on estimated cost to terminate the agreements (taking into account broker quotes, current interest rates and the counterparties' creditworthiness)

     The differences between fair and carrying values were not material at December 31, 1998, 1997 or 1996.

F--CREDIT RISK
We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments. No individual counterparty credit exposure exceeded 10% of our consolidated SHAREHOLDERS' EQUITY at December 31, 1998.

6 PROPERTY, PLANT AND EQUIPMENT
The major categories of property, plant and equipment follow:
--------------------------------------------------------------------------------
(millions of dollars)                    1998     1997    1996
--------------------------------------------------------------------------------
Land                                   $  151   $  126  $   99
Buildings                               1,669    1,534   1,422
Machinery and equipment                 2,685    2,459   2,252
Furniture, fixtures and other           1,383    1,232   1,118
Construction in progress                  956      516     476
--------------------------------------------------------------------------------
                                        6,844    5,867   5,367
Less: accumulated depreciation          2,429    2,074   1,911
--------------------------------------------------------------------------------
Total property, plant and equipment    $4,415   $3,793  $3,456
================================================================================


7 OTHER DEDUCTIONS--NET
Other deductions--net are summarized below:
--------------------------------------------------------------------------------
(millions of dollars)                    1998     1997      1996
--------------------------------------------------------------------------------

Interest income                        $ (185)   $(156)    $(133)
Interest expense                          143      149       166
Interest expense capitalized               (7)      (2)       (5)
--------------------------------------------------------------------------------

Net interest (income)/expense             (49)      (9)       28
Copromotion payments to Searle            240        --       --
Contribution to The
  Pfizer Foundation                       300        --       --
Legal settlements involving the
  brand-name prescription drug
  antitrust litigation                     57        --       --
Amortization of goodwill and other
  intangibles                              45       48        48
Net exchange (gains)/losses               (16)      26        (2)
Other, net                                432      141       141
--------------------------------------------------------------------------------
Other deductions--net                  $1,009    $ 206      $215
================================================================================

     In 1998, we recorded charges for asset impairment and restructuring. The components of these pre-tax charges follow:

--------------------------------------------------------------------------------
(millions of dollars)         Total    COS*   SI&A*    R&D    OD*
--------------------------------------------------------------------------------

Asset impairments              $213    $18  $   --  $   --  $195
Restructuring charges           177     68      17       1    91
================================================================================
*COS--COST OF SALES; SI&A--SELLING, INFORMATIONAL AND ADMINISTRATIVE EXPENSES;
OD--OTHER DEDUCTIONS-NET.

     In 1998, we recorded an impairment charge of $110 million in the pharmaceutical segment to adjust intangible asset values, primarily goodwill and trademarks, related to consumer health care product lines.

     These charges are a result of significant changes in the marketplace and a revision of our strategies, including:

     o the decision to redeploy resources from personal care and minor brands to over-the-counter switches of prescription products

     o the withdrawal of one of our major over-the-counter products in Italy

     o an acquired product line which experienced declines in market share

     Our animal health antibiotic feed additive, Stafac, was banned, effective in mid 1999, throughout the European Union, resulting in asset impairment charges of $103 million ($85 million was to adjust intangible asset values, primarily goodwill and trademarks, and $18 million was to adjust the carrying value of machinery and equipment in the pharmaceutical segment).

     These events have caused the projected undiscounted cash flows of a number of our consumer health care product lines and Stafac to be less than their carrying value. As a result, we lowered the carrying value of the above-mentioned assets to their estimated fair value. The estimated fair value is the present value of the expected associated cash flows.

     The components of the restructuring charges follow:
--------------------------------------------------------------------------------
                                                            Utilization
                                                    ----------------------------
(millions of dollars)            Charges in 1998    1998    1999   Beyond
--------------------------------------------------------------------------------
Property, plant
  and equipment                             $ 49    $ 49     $--     $--
Write-down of intangibles                     44      44      --      --
Employee termination costs                    40      12      28      --
Other                                         44      11      11      22
--------------------------------------------------------------------------------
Total                                       $177    $116     $39     $22
--------------------------------------------------------------------------------

     These charges resulted from a current review of our global operations to increase efficiencies and return on assets, thereby resulting in plant and product line rationalizations. In addition to the disposition of our MTG businesses, we have exited, or plan to exit by the end of 1999, certain product lines including those associated with certain of our livestock external parasiticides and feed businesses. Also, we have decided to exit certain of our fermentation operations.

     We have written off assets related to the product lines we are exiting, including inventory, intangible assets--primarily goodwill--as well as certain buildings, machinery and equipment for which we have no plans to use or sell. We have begun to seek buyers for other properties which have been written down to their estimated fair value. We will either dispose of or abandon these properties by the end of 1999.

     As a result of the restructuring, the work force will be reduced by 520 manufacturing, sales and corporate personnel. Notifications to personnel have been made. At December 31, 1998, 134 employees had been terminated. We will complete terminations of the remaining personnel by December 31, 1999. Employee termination costs represent payments for severance, outplacement counseling fees, medical and other benefits and a $5 million noncash charge for the acceleration of nonvested employee stock options.

     Other restructuring charges consist of charges for inventory for product lines we have exited--$12 million, contract termination payments--$9 million, facility closure costs--$7 million and environmental remediation costs associated with the disposal of certain facilities--$16 million.

8 TAXES ON INCOME
Income from continuing operations before taxes consisted of the following:

--------------------------------------------------------------------------------
(millions of dollars)                   1998     1997     1996
--------------------------------------------------------------------------------
United States                         $1,184   $1,215   $1,012
International                          1,410    1,652    1,516
--------------------------------------------------------------------------------
Total income from continuing
  operations before taxes             $2,594   $2,867   $2,528
================================================================================

     The provision for taxes on income from continuing operations consisted of the following:

--------------------------------------------------------------------------------
(millions of dollars)                   1998     1997     1996
--------------------------------------------------------------------------------
United States:
  Taxes currently payable:
   Federal                              $344     $344     $316
   State and local                        24        9       49
  Deferred income taxes                 (162)     (23)       5
--------------------------------------------------------------------------------
Total U.S. tax provision                 206      330      370
--------------------------------------------------------------------------------
International:
  Taxes currently payable                550      462      332
  Deferred income taxes                 (114)     (17)      56
--------------------------------------------------------------------------------
Total international tax provision        436      445      388
--------------------------------------------------------------------------------
Total provision for taxes on income     $642     $775     $758
================================================================================

  Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 1998, we have not made a U.S. tax provision for approximately $1.5 billion on approximately $6.5 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas.

     We operate a manufacturing subsidiary in Puerto Rico that benefits from a Puerto Rican incentive grant in effect through the end of 2002. Under this grant, we are partially exempt from income, property and municipal taxes. For further information on U.S.taxation of Puerto Rican operations, see "Tax Legislation" on page 37.

     Reconciliations of the U.S. statutory income tax rate to our effective tax rate on continuing operations follow:
--------------------------------------------------------------------------------
(percentages)                                      1998       1997     1996
--------------------------------------------------------------------------------
U.S. statutory income tax rate                     35.0       35.0     35.0
Effect of partially tax-exempt
  operations in Puerto Rico                        (2.2)      (1.8)    (3.9)
Effect of foreign operations                       (5.5)      (5.0)    (3.5)
All other--net                                     (2.5)      (1.2)     2.4
--------------------------------------------------------------------------------
Effective tax rate on continuing
  operations                                       24.8       27.0     30.0
================================================================================

     Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as "temporary differences." We record the tax effect of these temporary differences as "deferred tax assets" (generally items that can be used as a tax deduction or credit in future periods) and "deferred tax liabilities" (generally items that we received a tax deduction for, but have not yet been recorded in the Statement of Income).

The tax effects of the major items recorded as deferred tax assets and liabilities are:

--------------------------------------------------------------------------------
                                   1998            1997           1996
                             ---------------------------------------------------
                             Deferred    Tax  Deferred   Tax  Deferred   Tax
                             ---------------  --------------  ------------------
(millions of dollars)        Assets    Liabs. Assets  Liabs.  Assets   Liabs.
--------------------------------------------------------------------------------
Prepaid/deferred items        $ 411    $ 169  $ 252    $189    $ 241    $140
Inventories                     322       72    218      60      225      95
Property, plant and
  equipment                      39      433     30     350       32     394
Employee benefits               391       97    297     113      241     104
Restructurings and
  special charge*               301       --    133      --      157      --
Foreign tax credit
  carryforwards                 117       --    159      --       65      --
Other carryforwards              97       --    135      --      250      --
Unremitted earnings              --      335     --      --       --      --
All other                       169       73    119      76      106      71
--------------------------------------------------------------------------------
Subtotal                      1,847    1,179  1,343     788    1,317     804
Valuation allowance             (30)      --    (27)     --      (28)     --
--------------------------------------------------------------------------------
Total deferred taxes         $1,817   $1,179 $1,316    $788   $1,289    $804
--------------------------------------------------------------------------------
Net deferred tax asset       $  638          $  528           $  485
================================================================================
* Includes tax effect of the 1991 charge for potential future Shiley c/c heart valve fracture claims.

     These amounts, netted by taxing location, are in the following captions in the Balance Sheet:

--------------------------------------------------------------------------------
(millions of dollars)                        1998     1997     1996
--------------------------------------------------------------------------------
Prepaid expenses, taxes and other assets    $ 809    $ 425    $ 410
Other assets, deferred taxes and
  deferred charges                             26      230      298
Deferred taxes on income                     (197)    (127)    (223)
--------------------------------------------------------------------------------
Net deferred tax asset                      $ 638    $ 528    $ 485
================================================================================

     A valuation allowance is recorded because some items recorded as foreign deferred tax assets may not be deductible or creditable. The "foreign tax credit carryforwards" were generated from dividends paid by subsidiaries to the parent company between 1993 and 1998. We can carry these credits forward to various dates through 2003 and use them in payment of certain U.S. tax liabilities.

     The Internal Revenue Service has completed its audits of our tax returns through 1992.

     In November 1994, Belgian tax authorities notified Pfizer Research and Development Company N.V./S.A. (PRDCO), an indirect, wholly owned subsidiary of our company, of a proposed adjustment to the taxable income of PRDCO for fiscal year 1992. The proposed adjustment arises from an assertion by the Belgian tax authorities of jurisdiction with respect to income resulting primarily from certain transfers of property by our non-Belgian subsidiaries to the Irish branch of PRDCO. In January 1995, PRDCO received an assessment from the tax authorities for additional taxes and interest of approximately $432 million and $97 million, respectively, relating to these matters. In January 1996, PRDCO received an assessment from the tax authorities, for fiscal year 1993, for additional taxes and interest of approximately $86 million and $18 million, respectively. The additional assessment arises from the same assertion by the Belgian tax authorities of jurisdiction with respect to all income of the Irish branch of PRDCO. Based upon the relevant facts regarding the Irish branch of PRDCO and the provisions of the Belgian tax laws and the written opinions of outside counsel, we believe that the assessments are without merit.
     We believe that our accrued tax liabilities are adequate for all years.

9 PENSION AND POSTRETIREMENT BENEFITS
Effective January 1, 1998, we adopted SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. SFAS No. 132 requires revised disclosures about pension and other postretirement benefit plans.

     Our pension plans cover most employees worldwide. Our postretirement plans in the U.S. provide medical and life insurance benefits to retirees and their eligible dependents.

     The net pension assets belonging to AMS and certain Howmedica employees were transferred to the buyers at the date of sale. We retained the accumulated benefit obligation related to Valleylab, Schneider and certain Howmedica employees.

     Information regarding our pension and postretirement benefit obligation follows:

--------------------------------------------------------------------------------
                                 Pension           Postretirement
                           ------------------    -------------------------------
(percentages)              1998   1997   1996    1998   1997   1996
--------------------------------------------------------------------------------
Weighted-average
  assumptions:
  Discount rate:
   U.S. plans               6.8    7.0    7.5     6.8    7.0   7.5
   International plans      5.3    5.9    6.5
  Rate of compensation
  increase:
   U.S. plans               4.5    4.5    4.5
   International plans      3.4    3.9    4.2
================================================================================

     The following tables present reconciliations of the benefit obligation of the plans; the plan assets of the pension plans and the funded status of the plans:

--------------------------------------------------------------------------------
                                 Pension            Postretirement
                           ------------------     ------------------------------
(millions of dollars)      1998    1997    1996     1998   1997   1996
--------------------------------------------------------------------------------
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation at
  beginning of year      $2,674  $2,130  $2,062    $ 287  $ 285  $ 290
Service cost                151     105      93       10      7      6
Interest cost               181     145     139       20     19     20
Employee
  contributions               6       6       7

Plan amendments              15     274       2       --     --     --
Plan net (gains)/losses     354     240      13       (3)    (7)   (14)
Foreign exchange
  impact                     36    (103)    (30)
Acquisitions                 --       3       7       --     --     --
Divestitures                (26)     --      (4)      --     --     --
Curtailments                (26)     (1)      4      (10)    --     --
Settlements                 (10)     (1)     (1)      --     --     --
Benefits paid              (178)   (124)   (162)     (18)   (17)   (17)
--------------------------------------------------------------------------------
Benefit obligation at
  end of year            $3,177  $2,674  $2,130    $ 286  $ 287  $ 285
--------------------------------------------------------------------------------
CHANGE IN
  PLAN ASSETS
Fair value of plan
  assets at beginning
  of year                $2,793  $2,410  $2,168
Actual return on plan
  assets                    530     491     325
Company
  contributions              63      50      54
Employee
  contributions               6       6       7
Foreign exchange
  impact                      3     (57)     (9)
Acquisitions                 --       1       7
Divestitures                (23)     --      --
Settlements                 (13)     (1)     (1)
Benefits paid              (165)   (107)   (141)
--------------------------------------------------------------------------------
Fair value of plan
  assets at end of year  $3,194  $2,793  $2,410
--------------------------------------------------------------------------------
Funded status:
  Plan assets in excess
   of/(less than)
benefit obligation       $   17  $  119  $  280    $(286) $(287) $(285)
  Unrecognized:
   Net transition asset      (4)    (10)    (15)      --     --     --
   Net (gains)/
    losses                    1     (86)    (14)     (26)   (24)   (19)
   Prior service
    costs/(gains)           248     310      70      (47)   (83)  (108)
--------------------------------------------------------------------------------
Net amount
  recognized             $  262  $  333   $ 321    $(359) $(394) $(412)
================================================================================

     The components in the balance sheet consist of:

--------------------------------------------------------------------------------
                                 Pension           Postretirement
                           ------------------    -------------------------------
(millions of dollars)      1998   1997   1996    1998   1997   1996
--------------------------------------------------------------------------------
Prepaid benefit cost      $ 504  $ 499  $ 474   $  --  $  --   $ --
Accrued benefit
  liability                (562)  (362)  (312)   (359)  (394)  (412)
Intangible asset             71     53     13      --     --     --
Accumulated other
  comprehensive
  income                    249    143    146      --     --     --
--------------------------------------------------------------------------------
Net amount
  recognized              $ 262  $ 333  $ 321   $(359) $(394) $(412)
================================================================================

     Information related primarily to International plans:

--------------------------------------------------------------------------------
                                                         Pension
                                               ---------------------------------
(millions of dollars)                              1998   1997   1996
--------------------------------------------------------------------------------
Pension plans with an accumulated benefit
obligation in excess of plan assets:
   Fair value of plan assets                       $323   $294   $319
   Accumulated benefit obligation                   693    553    615
Pension plans with a benefit obligation
 in excess of plan assets:
   Fair value of plan assets                       $435   $422   $438
   Benefit obligation                               901    774    847
================================================================================

     At December 31, 1998, the major U.S. pension plan held approximately 2.7 million shares of our common stock with a fair value of approximately $339 million. The Plan received approximately $2 million in dividends on these shares in 1998.

     The assumptions used and the annual cost related to these plans consist of the following:

--------------------------------------------------------------------------------
                                   Pension            Postretirement
                             -------------------   -----------------------------
(percentages)                1998   1997   1996     1998   1997   1996
--------------------------------------------------------------------------------

Weighted average
  assumptions:
   Expected return on plan
    assets:
    U.S. plans               10.0   10.0   10.0
    International plans       8.1    7.5    7.8
--------------------------------------------------------------------------------
(millions of dollars)
--------------------------------------------------------------------------------

Service cost                $ 151  $ 105   $ 93     $ 10   $  7    $ 6

Interest cost                 181    145    139       20     19     20
Expected return on
  plan assets                (249)  (208)  (192)
Amortization of:
   Prior service costs/
   (gains)                     24     34     21      (24)   (24)   (24)
   Net transition asset        (6)    (5)    (3)      --     --     --
   Net (gains)/losses          10      2     12       (1)    (1)    --
Curtailments and
  settlements--net*            28     --     --      (22)    --     --
--------------------------------------------------------------------------------
Net periodic benefit
  cost/(gain)               $ 139  $  73   $ 70     $(17)  $  1    $ 2
================================================================================

* Includes approximately $12 million of special termination pension benefits for certain MTG employees.

     An average increase of 7.5% in the cost of health care benefits was assumed for 1999 and is projected to decrease to 5.2% after six years and to then remain at that level.

     A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 1998:

--------------------------------------------------------------------------------
(millions of dollars)                          1% Increase   1% Decrease
--------------------------------------------------------------------------------

Total of service and interest
  cost components                                      $ 1         $ (1)
Postretirement benefit obligation                       13          (12)
================================================================================

10 SAVINGS AND INVESTMENT PLANS
We have savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Employees may contribute a portion of their salaries to the plans and we match a portion of the employee contributions. Our contributions were $48 million in 1998, $43 million in 1997 and $36 million in 1996.

11 LEASE COMMITMENTS
We lease properties for use in our operations. In addition to rent, the leases require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $131 million in 1998, $127 million in 1997 and $110 million in 1996. This table shows future minimum rental commitments under noncancellable leases at December 31, 1998:

--------------------------------------------------------------------------------
                                                       After
(millions of dollars)    1999  2000  2001  2002  2003   2003
--------------------------------------------------------------------------------

Lease commitments         $47   $46   $36   $25   $25   $290
================================================================================

12 COMMON STOCK
We effected a two-for-one split of our common stock in the form of a 100% stock dividend in 1997. The split followed a vote by shareholders to increase the number of authorized common shares. All share and per share information in this report reflects the split.

     In September 1998, we completed a program under which we purchased 26.4 million shares of our common stock at a total cost of $2 billion. In that same month, the Board of Directors approved a new share-purchase program with authorization to purchase up to $5 billion of our company's common stock. In 1998, we purchased approximately 19.3 million shares of our common stock at an average price of $99 per share under these share-purchase programs. Of the 19.3 million shares repurchased in 1998, 4.9 million shares were repurchased under the share-purchase program which started in September 1998, for a total cost of $525 million.

13 PREFERRED STOCK PURCHASE RIGHTS
Preferred Stock Purchase Rights have a scheduled term through October 2007, although the term may be extended or the Rights may be redeemed prior to expiration. One right was issued for each share of common stock issued by our company. These rights are not exercisable unless certain change-in-control events transpire, such as a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of our outstanding common stock or an announcement of a tender offer for at least 30% of our stock. The rights are evidenced by corresponding common stock certificates and automatically trade with the common stock unless an event transpires that makes them exercisable. If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase a new series of preferred stock at a defined price from our company. The preferred stock, in addition to preferred dividend and liquidation rights, will entitle the holder to vote with the company's common stock.

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

     The following table summarizes information concerning options outstanding under the Plan at December 31, 1998:

--------------------------------------------------------------------------------
(thousands
of shares)        Options Outstanding               Options Exercisable
--------------------------------------------------------------------------------
                                 Weighted
                                  Average Weighted               Weighted
                      Number    Remaining  Average       Number   Average
       Range of  Outstanding  Contractual Exercise  Exercisable  Exercise
Exercise Prices  at 12/31/98  Term (Years)   Price  at 12/31/98     Price
--------------------------------------------------------------------------------
        $ 0-$20       20,842          4.3  $ 15.46       20,727   $ 15.46
         20- 30       17,328          5.3    22.54       15,790     22.35
         30- 50       14,254          7.6    37.27        8,498     37.26
         50- 80       13,278          8.7    55.08        3,031     55.08
         80-120       17,502          9.7   105.63          565    105.63
================================================================================

     The following table summarizes the activity for the Plan:

--------------------------------------------------------------------------------
                                             Under Option
                                        ----------------------------------------
                                Shares                    Weighted
                         Available for            Average Exercise
(thousands of shares)            Grant    Shares   Price Per Share
--------------------------------------------------------------------------------
Balance January 1, 1996          7,150    85,808           $ 18.37
  Authorized                    46,000        --                --
  Granted                      (18,820)   18,820             37.25
  Exercised                         --   (17,466)            13.44
  Cancelled                        684      (734)            24.00
--------------------------------------------------------------------------------
Balance December 31, 1996       35,014    86,428             21.62
  Granted                      (14,204)   14,204             55.04
  Exercised                         --   (15,661)            16.15
  Cancelled                        653      (672)            38.68
--------------------------------------------------------------------------------
Balance December 31, 1997       21,463    84,299             28.17
  Granted                      (17,620)   17,620            105.63
  Exercised                         --   (18,296)            21.11
  Cancelled                        404      (419)            59.73
--------------------------------------------------------------------------------
Balance December 31, 1998        4,247    83,204             45.96
================================================================================

     The weighted-average fair value per stock option granted was $33.92 for 1998 options, $16.77 for the 1997 options and $10.90 for the 1996 options. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

--------------------------------------------------------------------------------
                                         1998     1997    1996
--------------------------------------------------------------------------------
Expected dividend yield                  1.02%    1.76%   1.97%
Risk-free interest rate                  5.23%    6.23%   6.38%
Expected stock price volatility         26.29%   25.56%  25.45%
Expected term until exercise (years)     5.75     5.50    5.25
================================================================================

     The following table summarizes results as if we had recorded compensation expense for the 1998, 1997 and 1996 option grants:

--------------------------------------------------------------------------------
(millions of dollars, except per share data)   1998     1997     1996
--------------------------------------------------------------------------------
Net income:
  As reported                                $3,351   $2,213   $1,929
  Pro forma                                   3,149    2,087    1,860
Basic earnings per share:
  As reported                                $ 2.65   $ 1.76   $ 1.55
  Pro forma                                    2.49     1.66     1.49
Diluted earnings per share:
  As reported                                $ 2.55   $ 1.70   $ 1.50
  Pro forma                                    2.39     1.60     1.44
================================================================================

     These figures reflect only the impact of grants since January 1, 1995, and reflect only part of the possible compensation expense that we would amortize over the vesting period of the grants (up to five years). In future years, therefore, the effect on net income and earnings per common share may differ from those shown above.

     The Performance-Contingent Share Award Program was established effective in 1993 to provide executives and other key employees the right to earn common stock awards. We determine the award payouts after the performance period ends, based on specific performance criteria. Under the Program, up to 40 million shares may be awarded. We awarded approximately 653,000 shares in 1998, approximately 449,000 shares in 1997 and approximately 320,000 shares in 1996. At December 31, 1998, program participants had the right to earn up to 5.1 million additional shares. Compensation expense related to the Program was $202 million in 1998, $74 million in 1997 and $31 million in 1996.

     In 1998, we entered into two forward-purchase contracts for 1 million shares of our common stock for $101 million to offset the potential impact on income of our liability under the Program. These contracts mature within one year. At settlement date we will, at the option of the counterparty to the contract, either receive our own stock or settle the contracts for cash.
     The financial statements include the following items related to these contracts:

     PREPAID EXPENSES, TAXES AND OTHER ASSETS include:
       o fair value of these contracts

     OTHER DEDUCTIONS--NET include:
       o changes in the fair value of these contracts

16 INSURANCE
We maintain insurance coverage adequate for our needs. Under our insurance contracts, we usually accept self-insured retentions appropriate for our specific business risks.

17 LITIGATION
The Company is involved in a number of claims and litigations, including product liability claims and litigations considered normal in the nature of its businesses. These include suits involving various pharmaceutical and hospital products that allege either reaction to or injury from use of the product. In addition, from time to time the Company is involved in, or is the subject of, various governmental or agency inquiries or investigations relating to its businesses.

     On June 9, 1997, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Mylan Pharmaceuticals for a sustained-release nifedipine product asserted to be bioequivalent to Procardia XL. Mylan's notice asserted that the proposed formulation does not infringe relevant licensed Alza and Bayer patents and thus that approval of their ANDA should be granted before patent expiration. On July 18, 1997, the Company, together with Bayer AG and Bayer Corporation, filed a patent-infringement suit against Mylan Pharmaceuticals Inc. and Mylan Laboratories Inc. in the United States District Court for the Western District of Pennsylvania with respect to Mylan's ANDA. Suit was filed under Bayer AG's U.S. Patent No. 5,264,446, licensed to the Company, relating to nifedipine of a specified particle size range. Mylan has filed its answer denying infringement and a scheduling order has been entered. Final discovery has been extended to May 3, 1999, with disposition motions to be filed by May 21, 1999. On or about February 23, 1998, Bayer AG received notice that Biovail Laboratories Incorporated had filed an ANDA for a sustained-release nifedipine product asserted to be bioequivalent to one dosage strength (60 mg.) of Procardia XL. The notice was subsequently received by the Company as well. The notice asserts that the Biovail product does not infringe Bayer's U.S. Patent No. 5,264,446. On March 26, 1998, the Company received notice of the filing of an ANDA by Biovail Laboratory of a 30 mg. dosage formulation of nifedipine alleged to be bioequivalent to Procardia XL. On April 2, 1998, Bayer and Pfizer filed a patent-infringement action against Biovail, relating to their 60 mg. nifedipine product, in the United States District Court for the District of Puerto Rico. On May 6, 1998, Bayer and Pfizer filed a second patent infringement action in Puerto Rico against Biovail under the same patent with respect to Biovail's 30 mg. nifedipine product. These actions have been consolidated for discovery and trial. On April 24, 1998, Biovail Laboratories Inc. brought suit in the United States District Court for the Western District of Pennsylvania against the Company and Bayer seeking a declaratory judgment of invalidity of and/or non-infringement of the 5,264,446 nifedipine patent as well as a finding of violation of the antitrust laws. Biovail has also moved to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. Pfizer has opposed this motion to transfer and on June 19, 1998, moved to dismiss Biovail's declaratory judgment action and antitrust action in the Western District of Pennsylvania, or in the alternative to stay the action pending the outcome of the infringement actions in Puerto Rico. On January 4, 1999, the District Court in Pennsylvania granted Pfizer's motion for a stay of the antitrust action pending the outcome of the infringement actions in Puerto Rico. On January 29, 1999, the District Court in Puerto Rico denied Biovail's motion to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania.

     On April 2, 1998, the Company received notice from Lek U.S.A. Inc. of its filing of an ANDA for a 60 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On May 14, 1998, Bayer and Pfizer commenced suit against Lek for infringement of Bayer's U.S. Patent No. 5,264,446, as well as for infringement of a second Bayer patent, No. 4,412,986 relating to combinations of nifedipine with certain polymeric materials. On September 14, 1998, Lek was served with the summons and complaint. Plaintiffs amended the complaint on November 10, 1998, limiting the action to infringement of U.S. Patent 4,412,986. On January 19, 1999, Lek filed a motion to dismiss the complaint alleging infringement of U.S. Patent 4,412,986. Pfizer's response to this motion is due on February 25, 1999.

     On November 9, 1998, Pfizer received an ANDA notice letter from Martec Pharmaceutical, Inc. for generic versions (30 mg., 60 mg., 90 mg.) of Procardia XL. On or about December 18, 1998, Pfizer received a new ANDA certification letter stating that the ANDA had actually been filed in the name of Martec Scientific, Inc. On December 23, 1998, Pfizer brought an action against Martec Pharmaceutical, Inc. and Martec Scientific, Inc. in the Western District of Missouri for infringement of Bayer's patent relating to nifedipine of a specific particle size. On January 26, 1999, a second complaint was filed against Martec Scientific in the Western District of Missouri based on Martec's new ANDA certification letter.

     Pfizer filed suit on july 8, 1997, against the FDA in the United States District Court for the District of Columbia, seeking a declaratory judgment and injunctive relief enjoining the FDA from processing Mylan's ANDA or any other ANDA submission referencing Procardia XL that uses a different extended-release mechanism. Pfizer's suit alleges that extended-release mechanisms that are not identical to the osmotic pump mechanism of Procardia XL constitute different dosage forms requiring the filing and approval of suitability petitions under the Food Drug and Cosmetics Act before the FDA can accept an ANDA for filing. Mylan intervened in Pfizer's suit. On March 31, 1998, the U.S. district judge granted the government's motion for summary judgment against the company. Pfizer has appealed that decision to the D.C. Court of Appeals and arguments in the case were heard on February 1, 1999. We are awaiting the decision.

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

     In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the United States District Court for the Southern District of Ohio, that established a worldwide settlement class of people with C/C heart valves and their spouses, except those who elected to exclude themselves. The settlement provided for a Consultation Fund of $90 million, which was fixed by the number of claims filed, from which valve recipients received payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement established a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992, and all appeals have been exhausted

     Generally, the plaintiffs in all of the pending heart valve litigations seek money damages. Based on the experience of the Company in defending these claims to date, including insurance proceeds and reserves, the Company is of the opinion that these actions should not have a material adverse effect on the financial position or the results of operations of the Company. Litigation involving insurance coverage for the Company's heart valve liabilities has been resolved.

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

     The Company has entered into a consent decree, subject to court approval, settling all matters with the United States Environmental Protection Agency--Region I and the Department of Justice arising primarily out of a December 1993 multimedia environmental inspection, as well as certain state inspections, of the Company's Groton, Connecticut facility. The settlement provides for the payment of $625,000 in fines, undertaking of an environmental project at a cost of $150,000 and certain other operational provisions, the implementation of which will not have a material adverse effect on the operations of the Company.

     Through the early 1970s, Pfizer Inc. (Minerals Division) and Quigley Company, Inc. ("Quigley"), a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the "CCR"), a joint defense organization of twenty defendants that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against the Company, but most have been resolved.

     On January 15, 1993, a class action complaint and settlement agreement were filed in the United States District Court for the Eastern District of Pennsylvania involving all personal injury claims by persons who have been exposed to asbestos-containing products but who have not yet filed a personal injury action against the members of the CCR (Future Claims Settlement). The District Court determined that the Future Claims Settlement was fair and reasonable. Subsequently, the United States Court of Appeals for the Third Circuit reversed the order of the District Court and on June 27, 1997, the U.S. Supreme Court affirmed the Third Circuit's order and decertified the class. The overturning of the settlement is not expected to have a material impact on the Company's exposure or on the availability of insurance for the vast majority of such cases. It is expected, too, that the CCR will attempt to resolve cases in the same manner as heretofore.

     At approximately the time it filed the Future Claims Settlement class action, the CCR settled approximately 16,360 personal injury cases on behalf of its members, including the Company and Quigley. The CCR has continued to settle remaining and opt-out cases and claims on a similar basis to past settlements. As of December 28, 1998, there were 57,819 personal injury claims pending against Quigley (excluding those which are inactive or have been settled in principle), 33,185 such claims against the Company, and 68 talc cases against the Company.

     The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims, as well as the property damage and talc claims, will be largely covered by insurance policies issued by several primary insurance carriers and a number of excess carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. Litigation is pending against several excess insurance carriers seeking damages and/or declaratory relief to secure their coverage obligations. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that the actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.

     The Company was named, together with numerous other manufacturers of brand-name prescription drugs and certain companies that distribute brand-name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies. The federal cases consist principally of a class action by retail pharmacies (including approximately 30 named plaintiffs) (the "Federal Class Action"), as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the "individual actions"). These cases, which were transferred to the United States District Court for the Northern District of Illinois and coordinated for pretrial purposes, allege that the defendant drug manufacturers violated the Sherman Act by unlawfully agreeing with each other (and, as alleged in some cases, with wholesalers) not to extend to retail pharmacy companies the same discounts allegedly extended to mail order pharmacies, managed care companies and certain other customers, and by unlawfully discriminating against retail pharmacy companies by not extending them such discounts. On November 15, 1994, the federal court certified a class (the Federal Class Action) consisting of all persons or entities who, since October 15, 1989, bought brand-name prescription drugs from any manufacturer or wholesaler defendant, but specifically excluding government entities, mail order pharmacies, HMOs, hospitals, clinics and nursing homes. Fifteen manufacturer defendants, including the Company, agreed to settle the Federal Class Action subject to court approval. The Company's share pursuant to an Agreement as of January 31, 1996, was $31.25 million, payable in four annual installments without interest. The Company continues to believe that there was no conspiracy and specifically denied liability in the Settlement Agreement, but had agreed to settle to avoid the monetary and other costs of litigation. The settlement was filed with the Court on February 9, 1996 and went through preliminary and final fairness hearings. By orders of April 4, 1996, the Court: (1) rejected the settlement;
(2) denied the motions of the manufacturers (including the Company) for summary judgment; (3) granted the motions of the wholesalers for summary judgment; and (4) denied the motion to exclude purchases by other than direct purchasers. On August 15, 1997, the Court of Appeals (1) reversed the denial of summary judgment for the manufacturers excluding purchases by other than direct purchasers; (2) reversed the grant of summary judgment dismissing the wholesalers; and (3) took action regarding Alabama state cases, and DuPont-Merck. In May 1996, thirteen manufacturer defendants, including the Company, entered into an Amendment to the Settlement Agreement which was filed with the Court on May 6, 1996. The Company's financial obligations under the Settlement Agreement were not increased. The Settlement Agreement, as amended, received final approval on June 21, 1996. Appeals from this decision were dismissed by the U.S. Court of Appeals for the Seventh Circuit in May 1997. Trial began in September 1998 for the class case against the non-settlers, and the District Court also permitted the opt-out plaintiffs to add the wholesalers as named defendants in their cases. The District Court dismissed the case at the close of the plaintiffs' evidence. The plaintiffs have appealed.

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

     In addition to its settlement of the retailer Federal Class Action (see above), the Company has also settled several major opt-out retail cases, and along with other manufacturers: (1) has entered into an agreement to settle all outstanding consumer class actions (except Alabama and California), which settlement is going through the approval process in the various courts in which the actions are pending; and (2) has entered into an agreement to settle the California consumer case.

     The Company believes that these brand-name prescription drug antitrust cases, which generally seek damages and certain injunctive relief, are without merit.

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

     FDA administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call for data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee. The Committee has issued a draft report recommending that plaque removal claims should not be permitted in the absence of data establishing efficacy against gingivitis. The process of incorporating the Advisory Committee recommendations into a final monograph is expected to take several years. If the draft recommendation is ultimately accepted in the final monograph, although it would have a negative impact on sales of Plax, it will not have a material adverse effect on the sales, financial position or operations of the Company.

     On January 15, 1997, an action was filed in Circuit Court, Chambers County, Alabama, purportedly on behalf of a class of consumers, variously defined by the laws or types of laws governing their rights and encompassing residents of up to 47 states. The complaint alleges that the Company's claims for Plax were untrue, entitling them to a refund of their purchase price for purchases since 1988. A hearing on Plaintiffs' motion to certify the class was held on June 2, 1998. We are awaiting the Court's decision. The Company believes the complaint is without merit.

     The Federal Trade Commission conducted an investigation of the advertising of Rid, which was resolved by a Consent Decree made final in December, 1998. At the same time, the New York State Attorney General's office is investigating the same or similar matters.

     Since December 1998, three actions have been filed, in state courts in Houston, San Francisco, and Chicago, purportedly on behalf of statewide (California) or nationwide (Houston) classes of consumers who allege that the Company's and other manufacturers' advertising and promotional claims for Rid and other pediculicides were untrue, entitling them to refunds, other damages and/or injunctive relief. The Houston case has been removed to federal court; no proceedings have yet occurred in the other cases. The Company believes the complaints are without merit.

     In April 1996, the Company received a Warning Letter from the FDA relating to the timeliness and completeness of required post-marketing reports for pharmaceutical products. The letter did not raise any safety issue about Pfizer drugs. The Company has been implementing remedial actions designed to remedy the issues raised in the letter. During 1997, the Company met with the FDA to apprise them of the scope and status of these activities. A full examination of the progress made by the Company in this area will occur in 1999.

     During 1998, the Company completed the sale of all of the businesses and companies that were part of the Medical Technology Group. As part of the sale provisions, the Company has retained responsibility for certain items, including matters related to the sale of MTG products sold by the Company before the sale of the MTG businesses. A number of cases have been brought against Howmedica Inc. (some of which also name the Company) alleging that P.C.A. one-piece acetabular hip prostheses sold from 1983 through 1990 were defectively designed and manufactured and pose undisclosed risks to implantees. The Company believes that most if not all of these cases are without merit. Between 1994 and 1996, seven class actions alleging various injuries arising from implantable penile prostheses manufactured by American Medical Systems were filed and ultimately dismissed or discontinued. Thereafter, between late 1996 and early 1998, approximately 700 former members of one or more of the purported classes, represented by some of the same lawyers who filed the class actions, filed individual suits in Circuit Court in Minneapolis alleging damages from their use of implantable penile prostheses. The Company believes that most if not all of these cases are without merit.

     In June 1993, the Ministry of Justice of the State of Sao Paulo, Brazil, commenced a civil public action against the Company's Brazilian subsidiary, Laboratorios Pfizer Ltda. ("Pfizer Brazil") asserting that during a period in 1991, Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action seeks the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. On February 8, 1996, the trial court issued a decision holding Pfizer Brazil liable. The award of damages to individuals and the payment into the public reserve fund will be determined in a subsequent phase of the proceedings. The trial court's opinion sets out a formula for calculating the payment into the public reserve fund which could result in a sum of approximately $88 million. The total amount of damages payable to eligible individuals under the decision would depend on the number of persons eventually making claims. Pfizer Brazil is appealing this decision. The Company believes that this action is without merit and should not have a material adverse effect on the financial position or the results of operations of the Company.

Pfizer Inc and Subsidiary Companies

18 SEGMENT INFORMATION AND GEOGRAPHIC DATA
As a result of adopting SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, we split the previously reported Health Care unit into two segments, pharmaceutical and MTG and combined consumer health care with pharmaceutical. We operate in the following two business segments:
     o pharmaceutical--including treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, erectile dysfunction and allergies, as well as self-medications
     o animal health--products for food animals and companion animals, including antibiotics and feed supplements, vaccines and other veterinary items

     Each separately managed segment offers different products requiring different marketing and distribution strategies.

     We sell our products primarily to customers in the wholesale sector. In 1998, sales to our three largest wholesalers accounted for 14%, 12% and 10% of total revenues. These sales were concentrated in the pharmaceutical segment.

     Revenues were in excess of $100 million in each of 12 countries outside the U.S. in 1998. The U.S. was the only country to contribute more than 10% to total revenues. The following tables present segment and geographic information:

SEGMENT INFORMATION
--------------------------------------------------------------------------------
                                               Animal Corporate/
(millions of dollars)          Pharmaceutical  Health      Other Consolidated
--------------------------------------------------------------------------------
Total revenues            1998        $12,230   $1,314  $     --      $13,544
                          1997          9,726    1,329        --       11,055
                          1996          8,642    1,222        --        9,864
--------------------------------------------------------------------------------
Segment profit            1998          3,575      (77)     (904)(1)    2,594(2)
                          1997          3,129      112      (374)(1)    2,867(2)
                          1996          2,833      101      (406)(1)    2,528(2)
--------------------------------------------------------------------------------
Identifiable assets(3)    1998          7,556    2,108     8,638       18,302
                          1997          6,182    2,196     6,613(4)    14,991
                          1996          5,552    2,243     6,456(4)    14,251
--------------------------------------------------------------------------------
Property, plant and
 equipment additions(3)   1998            991       97       110        1,198
                          1997            687       69       122          878
                          1996            532       87        71          690
--------------------------------------------------------------------------------
Depreciation and
 amortization(3)          1998            386       82        21          489
                          1997            337       75        16          428
                          1996            263       82        14          359
--------------------------------------------------------------------------------

GEOGRAPHIC DATA
--------------------------------------------------------------------------------
                                                            All
                                 United                   Other
(millions of dollars)            States(5)    Japan   Countries    Consolidated
--------------------------------------------------------------------------------
Total revenues            1998   $8,205        $943      $4,396         $13,544
                          1997    6,089         949       4,017          11,055
                          1996    5,193         922       3,749           9,864
--------------------------------------------------------------------------------
Long-lived assets         1998    2,905         369       2,499           5,773
                          1997    2,910         283       2,155           5,348
                          1996    2,500         247       2,292           5,039

(1) Includes interest income/(expense) and corporate expenses. Also includes other income/(expense) of the financial subsidiaries (see note 3, "financial subsidiaries").
(2) Consolidated total equals income from continuing operations before provision for taxes on income and minority interests.
(3) Certain production facilities are shared by various segments.
    Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments and long-term loans and investments.
(4) Includes net assets of discontinued operations.
(5) Includes operations in Puerto Rico.

                                             Pfizer Inc and Subsidiary Companies

QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                                                                            Quarter
(millions of dollars, except per share data)                        First      Second     Third      Fourth        Year
                                                                    ---------------------------------------
-----------------------------------------------------------------------------------------------------------------------
1998
Net sales                                                       $   2,886    $  3,114  $  3,110  $    3,567  $   12,677
Alliance revenue                                                      150         198       220         299         867
-----------------------------------------------------------------------------------------------------------------------
Total revenues                                                      3,036       3,312     3,330       3,866      13,544
Costs and expenses                                                  2,294       2,468     2,628       3,560      10,950
-----------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision
         for taxes on income and minority interests                   742         844       702         306       2,594
Provision for taxes on income                                         206         249       186           1         642
Minority interests                                                      1           1         1          (1)          2
-----------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                     535         594       515         306       1,950
Discontinued operations-- net of tax                                  157          34       882         328       1,401
-----------------------------------------------------------------------------------------------------------------------
Net income                                                      $     692    $    628  $  1,397  $      634  $    3,351
-----------------------------------------------------------------------------------------------------------------------
Earnings per common share-- basic
         Income from continuing operations                      $     .42    $    .48  $    .40  $      .24  $     1.54
         Discontinued operations-- net of tax                         .13         .02       .70         .26        1.11
-----------------------------------------------------------------------------------------------------------------------
         Net income                                             $     .55    $    .50  $   1.10  $      .50  $     2.65
-----------------------------------------------------------------------------------------------------------------------
Earnings per common share -- diluted
         Income from continuing operations                      $     .41    $    .45  $    .39  $      .23  $     1.48
         Discontinued operations-- net of tax                         .12         .02       .67         .26        1.07
-----------------------------------------------------------------------------------------------------------------------
         Net income                                             $     .53    $    .47  $   1.06  $      .49  $     2.55
-----------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                            $     .19    $    .19  $    .19  $      .19  $      .76
-----------------------------------------------------------------------------------------------------------------------
Stock prices*
         High                                                   $  97-1/2    $121-3/4  $120-5/8  $128-15/16  $128-15/16
         Low                                                    $ 71-1/16    $ 96-3/8  $     92  $       86  $  71-1/16
-----------------------------------------------------------------------------------------------------------------------
1997
Net sales                                                       $   2,686    $  2,492  $  2,652  $    2,909  $   10,739
Alliance revenue                                                       (1)         59        95         163         316
-----------------------------------------------------------------------------------------------------------------------
Total revenues                                                      2,685       2,551     2,747       3,072      11,055
Costs and expenses                                                  1,868       1,973     1,968       2,379       8,188
-----------------------------------------------------------------------------------------------------------------------
Income from continuing operations before provision
         for taxes on income and minority interests                   817         578       779         693       2,867
Provision for taxes on income                                         241         152       194         188         775
Minority interests                                                      1           4         3           2          10
-----------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                     575         422       582         503       2,082
Discontinued operations-- net of tax                                   27          35        14          55         131
-----------------------------------------------------------------------------------------------------------------------
Net income                                                      $     602    $    457  $    596  $      558  $    2,213
-----------------------------------------------------------------------------------------------------------------------
Earnings per common share-- basic
         Income from continuing operations                      $     .46    $    .33  $    .47  $      .40  $     1.66
         Discontinued operations-- net of tax                         .02         .03       .01         .04         .10
-----------------------------------------------------------------------------------------------------------------------
         Net income                                             $     .48    $    .36  $    .48  $      .44  $     1.76
-----------------------------------------------------------------------------------------------------------------------
Earnings per common share -- diluted
         Income from continuing operations                      $     .44    $    .32  $    .45  $      .39  $     1.60
         Discontinued operations-- net of tax                         .02         .03       .01         .04         .10
-----------------------------------------------------------------------------------------------------------------------
         Net income                                             $     .46    $    .35  $    .46  $      .43  $     1.70
-----------------------------------------------------------------------------------------------------------------------
Cash dividends paid per common share                            $     .17    $    .17  $    .17  $      .17  $      .68
-----------------------------------------------------------------------------------------------------------------------
Stock prices*
         High                                                   $  49-1/2    $61-9/16  $ 64-3/4  $       80  $       80
         Low                                                    $  40-5/16   $41-1/2   $ 51-1/16 $  59-7/16  $  40-5/16
-----------------------------------------------------------------------------------------------------------------------

* As reported in the Wall Street Journal. As of January 29, 1999, there were 105,760 record holders of our common stock (SYMBOL PFE).

Pfizer Inc and Subsidiary Companies

FINANCIAL SUMMARY

                                                                     Year Ended December 31
                                     -------------------------------------------------------------------------------------------
(millions, except per share data)    1998    1997     1996     1995     1994     1993    1992     1991     1990     1989    1988
--------------------------------------------------------------------------------------------------------------------------------
Net sales                         $12,677  10,739    9,864    8,684    6,825    6,080   5,816    5,352    4,757    4,220   3,960
Alliance revenue                      867     316       --       --       --       --      --       --       --       --      --
--------------------------------------------------------------------------------------------------------------------------------
Total revenues                     13,544  11,055    9,864    8,684    6,825    6,080   5,816    5,352    4,757    4,220   3,960
Research and development            2,279   1,805    1,567    1,340    1,036      880     776      654      545      449     401
Other costs and expenses            8,671   6,383    5,769    5,327    4,212    3,822   3,829    3,675    3,288    3,045   2,692
Divestitures, restructuring and
 unusual items-- net(1)                --      --       --       --       --      741    (141)     300       --       --      --
--------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
    before taxes and minority
    interests                       2,594   2,867    2,528    2,017    1,577      637   1,352      723      924      726     867
Provision for taxes on income         642     775      758      609      445      106     368      141      235      171     228
Income from continuing operations
    before cumulative effect
    of accounting changes         $ 1,950   2,082    1,764    1,401    1,127      529     981      579      684      551     636
Discontinued operations-- net
    of tax                          1,401     131      165      172      171      129     113      143      117      130     155
Cumulative effect of accounting
    changes                            --      --       --       --       --       --    (283)(2)   --       --       --      --
--------------------------------------------------------------------------------------------------------------------------------
    Net income                    $ 3,351   2,213    1,929    1,573    1,298      658     811      722      801      681     791
--------------------------------------------------------------------------------------------------------------------------------
Effective tax rate-- continuing
    operations                       24.8%   27.0%    30.0%    30.2%    28.2%    16.6%   27.2%    19.5%    25.4%    23.6%   26.3%
Depreciation                      $   420     363      309      277      236      206     209      183      167      160     158
Property, plant and equipment
    additions                       1,198     878      690      635      620      575     592      505      466      388     292
Cash dividends paid                   976     881      771      659      594      536     487      437      397      364     330
--------------------------------------------------------------------------------------------------------------------------------
As of December 31
--------------------------------------------------------------------------------------------------------------------------------
Working capital(3)                $ 2,739   2,448    1,914    1,787    1,582    1,875   2,749    1,978    1,920    2,026   2,111
Property, plant and equipment--
    net                             4,415   3,793    3,456    3,113    2,747    2,320   1,994    2,061    1,808    1,565   1,482
Total assets(3)                    18,302  14,991   14,251   12,339   10,797    8,986   9,346    9,387    8,782    8,099   7,347
Long-term debt                        527     725      681      828      604      571     571      393      189      181     213
Long-term capital(4)                9,551   8,819    7,907    6,518    5,150    4,643   5,453    5,725    5,643    5,034   4,834
Shareholders' equity                8,810   7,933    6,954    5,506    4,324    3,866   4,719    5,026    5,092    4,536   4,301
--------------------------------------------------------------------------------------------------------------------------------
Per common share data:
    Basic:
      Income from continuing
        operation before effect
        of accounting changes     $  1.54    1.66     1.41     1.14      .92      .42     .75     .44       .52      .42     .48
      Discontinued operations--
        net of tax                   1.11     .10      .14      .14      .14      .10    (.13)    .11       .09      .09     .12
--------------------------------------------------------------------------------------------------------------------------------
      Net income                  $  2.65    1.76     1.55     1.28     1.06      .52     .62     .55       .61      .51     .60
--------------------------------------------------------------------------------------------------------------------------------
    Diluted:
      Income from continuing
       operations before effect
       of accounting changes      $  1.48    1.60    1.37      1.11      .91      .41     .73     .43       .51      .41     .47
      Discontinued operations--
       net of tax                    1.07     .10     .13       .14      .13      .10    (.13)    .10       .09      .09     .12
--------------------------------------------------------------------------------------------------------------------------------
      Net income                  $  2.55    1.70    1.50      1.25     1.04      .51     .60     .53       .60      .50     .59
--------------------------------------------------------------------------------------------------------------------------------
    Market value
      (December 31)               $125.00   74.56   41.50     31.50    19.31    17.25   18.13   21.00     10.10     8.69    7.25
    Return on shareholders'
     equity                         40.0%   29.7%   31.0%     32.0%    31.7%    15.3%   16.6%   14.3%     16.6%    15.4%   19.3%
    Cash dividends paid per
     share                        $   .76     .68     .60       .52      .47      .42     .37     .33       .30      .28     .25
    Shareholders' equity
     per share                    $  7.00    6.30    5.54      4.45     3.55     3.11    3.63    3.82      3.86     3.43    3.25
    Current ratio                  1.38:1  1.49:1  1.36:1    1.37:1   1.35:1   1.60:1  1.92:1  1.62:1    1.67:1   1.75:1  2.01:1
--------------------------------------------------------------------------------------------------------------------------------
Weighted average shares used to
    calculate:
    Basic earnings per share
     amounts                        1,263   1,257   1,248     1,229    1,223    1,262   1,316   1,321     1,322   1,324    1,321
    Diluted earnings per
     share amounts                  1,315   1,303   1,288     1,259    1,243    1,282   1,346   1,357     1,349   1,358    1,355
Employees of continuing operations
     (thousands)                       46      41      39        37       34       33      33      35        33      33       32
--------------------------------------------------------------------------------------------------------------------------------
Total revenues per employee
     (thousands)                  $   292     269     256       238      202      184     177     154       145     129      124
--------------------------------------------------------------------------------------------------------------------------------

All financial information reflects the divestiture of our MTG businesses completed in 1998 and the 1996 divestiture of our food science business as discontinued operations.

We have restated all common share and per share data for the 1997, 1995 and 1991 stock splits.
(1) Divestitures, restructuring and unusual items -- net include the following:
1993 -- Pre-tax charges of approximately $745 million and $56 million to cover worldwide restructuring programs, as well as unusual items and a gain of approximately $60 million realized on the sale of our remaining interest in Minerals Technologies Inc.

1992-- Pre-tax gain of $259 million on the sale of a business, offset by pre-tax charges of $175 million for restructuring, consolidating and streamlining. In addition, it includes pre-tax curtailment gains of $57 million associated with postretirement benefits other than pensions of divested operations.

1991-- A pre-tax charge of $300 million for potential future Shiley C/C heart valve fracture claims.
(2) Accounting changes adopted January 1, 1992: SFAS No. 106 -- $313 million or $.23 per share; SFAS No. 109 -- credit of $30 million or $.02 per share.
(3) Includes net assets of discontinued operations of our MTG businesses.
(4) Defined as long-term debt, deferred taxes on income, minority interests and shareholders' equity.