Form 10-K, Exhibit 13
period 1999-12-31
PFIZER INC
filed 2000-03-27
CIK 78003

FINANCIAL REVIEW


Proposed Merger with Warner-Lambert Company

On February 7, 2000, we announced an agreement to merge with Warner-Lambert Company (Warner-Lambert). Under terms of the merger agreement, which has been approved by the Board of Directors of both Pfizer and Warner-Lambert, we will exchange 2.75 shares of Pfizer voting common stock for each outstanding share of Warner-Lambert voting common stock in a tax-free transaction valued at $98.31 per Warner-Lambert share, or an equity value of $90 billion based on the closing price of our stock on February 4, 2000 of $35.75 per share. Customary and usual provisions will be made for outstanding options and warrants.

     The combined company, which will be called Pfizer Inc, is expected to have (excluding any impact of anticipated restructuring charges and transaction fees of $1.7 billion to $2.2 billion):

   o compounded annual revenue growth of 13% and earnings growth of 25% through 2002

   o $4.7 billion in annual research and development expenses in 2000

   o anticipated annual cost savings and efficiencies of $1.6 billion by 2002 ($200 million of these savings are expected to be achieved in 2000, $1 billion in 2001 and $1.6 billion in 2002)

   o diluted earnings per share of $.98 on a pro forma basis in 2000, $1.27 for 2001 and $1.56 for 2002 (these numbers include the $1.6 billion of cost savings phased in over this time period, but do not include any increased sales from collaborative activities and the $1.8 billion termination fee paid by Warner-Lambert to American Home Products Corporation)

     This transaction is subject to customary conditions, including the use of pooling-of-interests accounting, qualifying as a tax-free reorganization, shareholder approval at both companies and usual regulatory approvals. The transaction is expected to close in mid-2000.

     The following financial review reflects the results of operations and financial condition of Pfizer and does not consider the impact of the proposed merger with Warner-Lambert.

Overview of Consolidated Operating Results

In 1999, total revenues grew 20% to $16,204 million, reflecting the strong worldwide demand for our in-line products, as well as our alliance products. Our operating results in 1999 were impacted by the recording of a charge to write off certain Trovan inventories. Our 1998 operating results reflect:

   o the sale of our Medical Technology Group (MTG)

   o the recording of certain significant charges associated with adjustments to asset values, the exiting of certain product lines, plant rationalizations, severance payments, co-promotion payments to Searle, a contribution to The Pfizer Foundation and other miscellaneous charges

Analysis of the Consolidated Statement of Income

================================================================================
                                                                     % Change
                                                                  --------------
(millions of dollars)             1999        1998       1997      99/98   98/97
--------------------------------------------------------------------------------
Net sales                       $ 14,133     $12,677    $10,739      11      18
Alliance revenue                   2,071         867        316     139     175
---------------------------------------------------------------
Total revenues                    16,204      13,544     11,055      20      23
Cost of sales                      2,528       2,094      1,776      21      18
Selling, informational and
  administrative expenses          6,351       5,568      4,401      14      27
  % of total revenues              39.2%       41.1%      39.8%
R&D expenses                       2,776       2,279      1,805      22      26
  % of total revenues              17.1%       16.8%      16.3%
Other deductions--net                101       1,009        206     (90)    391
---------------------------------------------------------------
Income from continuing
  operations before taxes       $  4,448     $ 2,594    $ 2,867      71     (10)
  % of total revenues              27.5%       19.2%      25.9%
Taxes on income                 $  1,244     $   642    $   775      94     (17)
Effective tax rate                 28.0%       24.8%      27.0%
Income from continuing
  operations                    $  3,199     $ 1,950    $ 2,082      64      (6)
  % of total revenues              19.7%       14.4%      18.8%
Discontinued
  operations--net of tax             (20)      1,401        131      --     972
---------------------------------------------------------------
Net income                      $  3,179     $ 3,351    $ 2,213      (5)     51
  % of total revenues              19.6%       24.7%      20.0%
================================================================================
PERCENTAGES MAY REFLECT ROUNDING ADJUSTMENTS.

Total Revenues

Total revenues increased 20% or $2,660 million in 1999 and 23% or $2,489 million in 1998. Revenue increases in both years were primarily due to sales volume growth of our in-line products and revenue generated from product alliances (alliance revenue).

     Revenue growth in 1999 was not significantly impacted by foreign exchange. Total revenues grew by 26% in 1998 excluding the impact of foreign exchange.

                                             PFIZER INC AND SUBSIDIARY COMPANIES

Elements of Total Revenue Growth

Volume has been the major
contributor to total revenue
growth in each of the last
three years.

[BAR CHART OMITTED]

                    99             98             97

Volume             19.6%          24.8%          14.0%

Price               0.5%           1.2%           1.6%

Currency           (0.5)%         (3.5)%         (3.5)%


Percentage Change in Total Revenues

================================================================================
                                                      Analysis of % Change
                                    Total %      -------------------------------
                                    Change       Volume       Price     Currency
--------------------------------------------------------------------------------
Pharmaceutical
  1999 VS. 1998                      21.5         21.1         0.5       (0.1)
  1998 vs. 1997                      25.8         28.1         1.0       (3.3)
Animal Health
  1999 VS. 1998                       2.4          4.9         1.2       (3.7)
  1998 vs. 1997                      (1.1)         0.6         2.4       (4.1)
Total
  1999 VS. 1998                      19.6         19.6         0.5       (0.5)
  1998 vs. 1997                      22.5         24.8         1.2       (3.5)
================================================================================

================================================================================
Total Revenues by Business Segment

[PIE CHART OMITTED]

(% of total revenue)                1999               1998             1997

Animal Health                         8%                10%              12%

Pharmaceutical                       92%                90%              88%

1999                         1998                       1997
-----------------------      ---------------------      ------------------------
(millions of dollars)


               % Change                   % Change                    % Change
                  99/98                      98/97                       97/96
       $14,859       22            $12,230      26            $ 9,726       13
         1,345        2              1,314      (1)             1,329        9
--------------               -------------              -------------
Total  $16,204       20            $13,544      23            $11,055       12

================================================================================

PHARMACEUTICAL revenues increased 22% to $14,859 million in 1999 and 26% to $12,230 million in 1998. In the U.S. market, revenue growth was 21% in 1999 and 38% in 1998, while international growth was 22% in 1999 and 10% in 1998. The introduction of Viagra accounts for 12 percentage points of the 1998 U.S. growth. Pharmaceutical revenue growth in 1999 was not significantly impacted by foreign exchange. In 1998, pharmaceutical revenue grew 29% excluding the impact of foreign exchange. The currency impact on the 1998 revenue growth reflects the strengthening of the dollar relative to the Japanese yen, as well as several European and other Asian currencies.

     In 1999, we had seven products, including alliance products, with sales to third parties in excess of $1 billion each. The five Pfizer-discovered products in this group--Norvasc, Zoloft, Zithromax, Viagra and Diflucan--grew at a combined annual rate of 18% in 1999 and are patent-protected well into this decade, or beyond.

Net Sales--Major Pharmaceutical Products

================================================================================
                                                                   % Increase
                                                                   -------------
(millions of dollars)                    1999      1998     1997   99/98  98/97
--------------------------------------------------------------------------------

CARDIOVASCULAR DISEASES:                $4,635    $4,186   $3,806    11    10
  Norvasc                                3,030     2,575    2,217    18    16
  Cardura                                  794       688      626    15    10

INFECTIOUS DISEASES:                     3,145     2,822    2,475    11    14
  Zithromax                              1,333     1,041      821    28    27
  Diflucan                               1,002       916      881     9     4

CENTRAL NERVOUS SYSTEM
DISORDERS:                               2,156     1,924    1,553    12    24
  Zoloft                                 2,034     1,836    1,507    11    22

VIAGRA                                   1,033       788       --    31    --

ALLERGY:                                   557       422      273    32    55
  Zyrtec/Reactine                          552       416      265    33    57
================================================================================
CERTAIN PRIOR YEAR DATA HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT YEAR PRESENTATION.

     In June 1999, the European Union's Committee for Proprietary Medicinal Products suspended the European Union (EU) licenses of the oral and intravenous formulations of our antibiotic Trovan for 12 months. In the rest of the world, including the U.S., the use of Trovan is limited to serious infections in institutionalized patients. As a result of these limitations, Trovan net sales declined to $86 million in 1999 from $160 million in 1998. See "Cost of sales" for a discussion of a charge recorded in 1999 to write off certain Trovan inventories.


     Alliance revenue was $2,071 million in 1999, reflecting revenue associated with the co-promotion of Lipitor, Aricept and our new alliance product, Celebrex.

     In February 1999, we launched Celebrex with G.D. Searle & Co. (Searle), the pharmaceutical division of Monsanto Company, which discovered and developed the drug. Celebrex is used for the relief of symptoms of adult rheumatoid arthritis and osteoarthritis. During 1999, Celebrex achieved total global sales of approximately $1.5 billion.

PFIZER INC AND SUBSIDIARY COMPANIES

     Together with our alliance partner, the Parke-Davis Division of Warner-Lambert, the company that discovered and developed Lipitor, we co-promote this product in most major world markets. During 1999, Lipitor achieved third-party sales of approximately $3.7 billion.

     These alliances allow us to co-promote or license these products for sale in certain countries. Under the co-promotion agreements, these products are marketed and promoted with our alliance partners. We provide cash, staff and other resources to sell, market, promote and further develop these products. Revenue from co-promotion agreements is reported in the Statement of Income as ALLIANCE REVENUE.

     Certain alliance agreements include additional provisions that enable our product alliance partners the right to negotiate to co-promote certain specified Pfizer-discovered products.


     Rebates under Medicaid and related state programs reduced revenues by $146 million in 1999, $150 million in 1998 and $99 million in 1997. The 1998 increase in rebates reflects growth of in-line products and the introduction in 1998 of two products--Trovan and Viagra. We also provided to the federal government legislatively mandated discounts of $95 million in 1999, $105 million in 1998 and $88 million in 1997. Performance-based contracts also provide rebates to several customers as a result of the increasing influence of managed care groups on the pricing of our products.


     In the fourth quarter of 1999, we sold the Bain de Soleil sun care product line for $26 million in cash to Schering-Plough HealthCare Products, Inc. Proceeds from the sale approximated the total of the carrying value of net assets associated with this product line and selling costs. The sale of Bain de Soleil will not have a material impact on our future results of operations.


     ANIMAL HEALTH net sales increased 2% to $1,345 million in 1999 and decreased 1% to $1,314 million in 1998. Excluding the impact of foreign exchange, net sales increased 6% in 1999 and 3% in 1998. The increase in net sales in 1999 was due to:

   o the performance of the companion animal business

   partially offset by

   o the continuing weakness in the livestock market in the U.S. and Europe

   o the decision of the European Commission to ban certain antibiotic feed additives, including Stafac (virginiamycin) in the EU after June 30, 1999

     We do not expect the ban on sales of virginiamycin to have a material effect on our future results of operations.

     Sales of companion animal products increased by 30% in 1999 primarily due to the launch of Revolution and the growth of Rimadyl. Revolution was approved in the U.S. in July 1999 as the first and only topically applied medication for dogs and cats that is effective against heartworm, fleas and many other parasites. Rimadyl is a treatment for the relief of pain and inflammation associated with osteoarthritis in dogs.


     Net sales decreased 1% in 1998 due to a weak livestock market in the U.S. and poor Asian economies.

================================================================================
Total Revenues by Country

[PIE CHART OMITTED]

(% of total revenue)                1999               1998             1997

United States                        61%                61%              55%

Japan                                 8%                 7%               9%

All Other Countries                  31%                32%              36%

                    1999                   1998                1997
                    ---------------------  -----------------   -----------------
                    (millions of dollars)


                                 % Change           % Change            % Change
                                    99/98              98/97               97/96
United States             $ 9,896      21    $ 8,205      35     $ 6,089      17
Japan                       1,249      32        943      (1)        949       3
All Other Countries         5,059      15      4,396       9       4,017       7
                    -------------          ---------           ---------
Total                     $16,204      20    $13,544      23     $11,055      12

================================================================================

     Revenues were in excess of $100 million in each of 12 countries outside the U.S. in 1999. The U.S. was the only country to contribute more than 10% to total revenues.

Percentage Change in Geographic Total Revenues by Business Segment


================================================================================
                                        % Change in Total Revenues
                           -----------------------------------------------------
                                      U.S.                    International
                           --------------------------  -------------------------
                               99/98         98/97        99/98         98/97
--------------------------------------------------------------------------------
Pharmaceutical                   21            38           22            10
Animal Health                    14             3           (7)           (4)
Total                            21            35           18             8
================================================================================

Product Developments

We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing in-line and alliance products. Certain significant regulatory actions by, and filings pending with, the U.S. Food and Drug Administration (FDA) follow:

U.S. FDA APPROVALS

================================================================================
Product    Indication                                    Date Approved
--------------------------------------------------------------------------------
Zoloft     Posttraumatic stress disorder (PTSD)          December 1999
Zoloft     Oral liquid dosage form                       December 1999
Celebrex   Familial adenomatous polyposis                December 1999
           (a rare and devastating hereditary
           disease that, left untreated, almost
           always leads to colorectal cancer)
Tikosyn    Atrial fibrillation                           October 1999
================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES

     Zoloft is the first and only medicine to receive FDA approval for the treatment of PTSD.

     We have developed a comprehensive program to educate institutions and health care professionals on the required in-hospital initiation and dosing regimen for Tikosyn. We expect to launch Tikosyn in the U.S. in the first quarter of 2000, and it will be available to those prescribers and hospitals that have participated in this educational program.

PENDING U.S. NEW DRUG APPLICATIONS

================================================================================
Product         Indication                              Date Filed
--------------------------------------------------------------------------------
Relpax          Migraine headaches                      October 1998
Zeldox          Psychotic disorders--                   December 1997
                  intramuscular dosage form
Zeldox          Psychotic disorders--                   March 1997
                  oral dosage form
================================================================================

     In October 1999, we received an approvable letter from the FDA for Relpax for the treatment of migraines. Regulatory review is continuing in Europe.

     We received a non-approvable letter from the FDA for Zeldox in 1998. Analysis and interpretation of the results of a recently completed study on the effects of Zeldox will be included in an amended New Drug Application, which we expect to file by midyear 2000.

     Ongoing or planned clinical trials for additional uses and dosage forms for our currently marketed products include:

================================================================================
Product      Indication
--------------------------------------------------------------------------------
Norvasc      Pediatric hypertension
--------------------------------------------------------------------------------
Zithromax    Decrease cardiovascular risk in patients with atherosclerosis
               (a process in which fatty substances are deposited within blood vessels) caused by certain infections
             Treatment of mycobacterium avium complex
             Accelerated dosing regimen (three-day treatment)
--------------------------------------------------------------------------------
Viagra       Female sexual arousal disorder
--------------------------------------------------------------------------------
Zoloft       Pediatric depression
             Social phobia
--------------------------------------------------------------------------------
Zyrtec       Decongestant formulation
             Pediatric
--------------------------------------------------------------------------------
Lipitor      Broad cardiovascular-care clinical program
--------------------------------------------------------------------------------
Aricept      Oral liquid dosage form
--------------------------------------------------------------------------------
Celebrex     Sporadic adenomatous polyposis
             Pain
================================================================================

     Together with Warner-Lambert, we are jointly exploring potential Lipitor line extensions and product combinations and other areas of mutual interest. This includes a program to develop a combination product that contains the cholesterol-lowering and antihypertensive medications in Lipitor and Norvasc--two of the world's most widely prescribed medicines.


     Ongoing or planned clinical trials for new product development programs include:

================================================================================
Product                Indication
--------------------------------------------------------------------------------
lasofoxifene           Prevention and treatment of osteoporosis
                       Prevention of breast cancer
                       Reduction of risk of coronary heart disease
--------------------------------------------------------------------------------
Vfend (voriconazole)   Serious systemic fungal infections
--------------------------------------------------------------------------------
darifenacin            Overactive bladder
--------------------------------------------------------------------------------
inhaled insulin        Diabetes
--------------------------------------------------------------------------------
valdecoxib (under      Osteoarthritis
  co-development       Rheumatoid arthritis
  with Searle)         Pain
================================================================================

     Additional product development programs are in various stages of discovery.

     In 1998, we entered into worldwide agreements with Aventis Pharma to manufacture insulin and co-develop and co-promote inhaled insulin. Under the agreements, Aventis Pharma and Pfizer will contribute expertise in the development and production of insulin products, as well as selling and marketing resources. We bring to the alliance our development of inhaled insulin from our collaboration with Inhale Therapeutic Systems, Inc. Together with Aventis Pharma we are building a new insulin manufacturing plant in Frankfurt, Germany, to support the product currently in development.

     We have decided not to pursue further development of ezlopitant for the treatment of chemotherapy-induced nausea and vomiting in cancer patients, as well as Alond for the treatment of diabetic neuropathy.

Costs and Expenses

In 1999, we substantially completed the actions under the restructuring plans announced in 1998.

     In 1998, we recorded charges for the restructuring in addition to charges for certain asset impairments. These pre-tax charges were recorded in the 1998 Statement of Income as follows:

================================================================================
(millions of dollars)         Total      COS*     SI&A*      R&D       OD*
--------------------------------------------------------------------------------
Restructuring charges          $177       $68       $17       $1      $ 91
Asset impairments               213        18       --        --       195
================================================================================
* COS--COST OF SALES; SI&A--SELLING, INFORMATIONAL AND ADMINISTRATIVE EXPENSES;
  OD--OTHER DEDUCTIONS--NET.

PFIZER INC AND SUBSIDIARY COMPANIES

     The components of the 1998 restructuring charges follow:

================================================================================
                                                            Utilization
                                                   -----------------------------
(millions of dollars)       Charges in 1998         1998        1999      Beyond
--------------------------------------------------------------------------------
Property, plant
  and equipment                        $ 49         $ 49         $--         $--
Write-down of intangibles                44           44          --          --
Employee termination costs               40           12          28          --
Other                                    44           11          17          16
--------------------------------------------------------------------------------
Total                                  $177         $116         $45         $16
================================================================================

     As a result of the restructuring, our workforce was reduced by approximately 500 manufacturing, sales and corporate personnel. In 1998, restructuring charges of $90 million are reflected in the pharmaceutical segment and $87 million are in the animal health segment.

     In 1998, we recorded an impairment charge of $110 million in the pharmaceutical segment to adjust intangible asset values, primarily goodwill and trademarks, related to consumer health care product lines. These charges resulted from significant changes in the marketplace and a revision of our strategies.

     As noted in our discussion of revenues, our animal health antibiotic feed additive Stafac was banned throughout the EU, resulting in 1998 asset impairment charges of $103 million ($85 million to adjust intangible asset values, primarily goodwill and trademarks, and $18 million to adjust the carrying value of machinery and equipment in the pharmaceutical segment).

     In 1999, revenues declined approximately $41 million as a result of exiting certain product lines. In 1999, as a result of the restructuring activities and the asset impairments, we realized cost savings of approximately $39 million and a reduction in amortization and depreciation expense of approximately $12 million.


     Cost of sales increased 21% in 1999 and 18% in 1998. Based on our evaluation of the actions noted in our discussion of revenues, we determined that it was unlikely that certain Trovan inventories of finished goods, bulk, work-in-process and raw materials will be used. Accordingly, in the third quarter of 1999, we recorded a charge of $310 million in COST OF SALES to write off Trovan inventories in excess of the amount required to support expected sales. Also included in COST OF SALES for 1999 is a benefit of $6.6 million related to the change in accounting for the cost of inventories from the "Last-in, first-out" method to the "First-in, first-out" method. Excluding the Trovan inventory charge and the benefit related to the accounting change for inventories in 1999 and the asset impairments and restructuring charges in 1998, cost of sales increased 11%, comparable to the increase in 1999 net sales.

     Excluding the 1998 asset impairments and restructuring charges, cost of sales increased 13% in 1998 as compared to an increase in net sales of 18%.


     SI&A increased 14% in 1999 and 27% in 1998. These increases reflect support for previously introduced products and new products. Such support included substantial global investments, begun in 1998, in our pharmaceutical sales force, including the creation of a new U.S. primary-care sales force and a new U.S. specialty sales force dedicated to rheumatology. In addition, personnel increases in other specialty sales forces in the U.S. and the expansion of international sales forces contributed to the increase in SI&A. Our past investments in SI&A are enabling us to maximize the financial return realized from our products.


     R&D increased 22% in 1999 and 26% in 1998. These expenditures were necessary to support the advancement of potential drug candidates in all stages of development (from initial discovery through final regulatory approval). In 2000, we expect total R&D spending to be about $3.2 billion. See "Proposed Merger with Warner-Lambert Company" for the expected R&D spending in 2000 of a combined Pfizer/Warner-Lambert entity.

     Other deductions--net decreased 90% in 1999 due to the absence of certain significant charges recorded in 1998 of $883 million.

     Other deductions--net  increased  substantially in 1998 primarily due to:

   o asset impairments--$195 million

   o restructuring charges--$91 million

   o co-promotion payments to Searle for rights to Celebrex--$240 million

   o a contribution to The Pfizer Foundation-- $300 million

   o legal settlements involving the brand-name prescription drug antitrust litigation--$57 million partially offset by

   o an increase in interest income on the investment of cash generated from operations and the divestiture of MTG

   o foreign exchange effects

     Our overall effective tax rate was 28.1% in 1999 and 35.4% in 1998. This decrease was due mainly to the 1998 gain on the disposal of MTG being recognized in jurisdictions with higher tax rates.

     The effective tax rate for continuing operations was 28.0% in 1999 and 24.8% in 1998. Significant charges in both 1999 and 1998 were recorded in jurisdictions with higher tax rates. However, the level of these charges was greater in 1998 than in 1999. Excluding these charges in 1999 and 1998, the effective tax rate was 28.4% in 1999 and 28.0% in 1998. This increase in 1999 was primarily due to the mix of income by country.

     We have received and are protesting assessments from the Belgian tax authorities. For additional details, see note 9, "Taxes on Income," beginning on page 49.

PFIZER INC AND SUBSIDIARY COMPANIES

Discontinued Operations

In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group. This charge is reflected in DISCONTINUED OPERATIONS--NET OF TAX. For additional details, see note 18, "Litigation," beginning on page 54.

     During 1998, we exited the medical devices business with the sale of our remaining MTG businesses:

   o Howmedica to Stryker Corporation in December for $1.65 billion in cash

   o Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

   o American Medical Systems to E.M. Warburg, Pincus & Co., LLC, in September for $130 million in cash

   o Valleylab to U.S. Surgical Corporation in January for $425 million in cash

     The net proceeds from these divestitures were used for general corporate purposes, including the repayment of commercial paper borrowings. Net income of these businesses up to the date of their divestiture and divestiture gains are included in DISCONTINUED OPERATIONS--NET OF TAX.

Net Income

Net income for 1999 decreased 5% from 1998. Diluted earnings per share were $.82 and decreased by 4% from 1998. Excluding the impact of the 1999 Trovan inventory charge and certain significant charges and discontinued operations in 1998, net income increased by 29% in 1999 over 1998. On that same basis, diluted earnings per share were $.87 in 1999 and increased by 30% over 1998. The 1998 pre-tax significant charges related to:

   o asset impairments--$213 million

   o restructuring charges--$177 million

   o co-promotion payments to Searle--$240 million

   o contribution to The Pfizer Foundation--$300 million

   o other, which is primarily related to legal settlements--$126 million


Financial Condition, Liquidity and
Capital Resources

Our net financial asset position as of December 31 was as follows:

================================================================================
(millions of dollars)                       1999            1998            1997
--------------------------------------------------------------------------------
Financial assets*                         $6,436          $5,835          $3,034
Short- and long-term debt                  5,526           3,256           2,976
--------------------------------------------------------------------------------
Net financial assets                      $  910          $2,579          $   58
--------------------------------------------------------------------------------

*CONSISTS OF CASH AND CASH EQUIVALENTS, SHORT-TERM LOANS AND INVESTMENTS, AND LONG-TERM LOANS AND INVESTMENTS.


Selected Measures of Liquidity and
Capital Resources

================================================================================
                                                1999          1998          1997
--------------------------------------------------------------------------------
Cash and cash equivalents and
  short-term loans and
  investments (millions of dollars)*          $4,715        $4,079        $1,704
Working Capital (millions of dollars)          2,006         2,739         2,448
Current ratio                                 1.22:1        1.38:1        1.49:1
Shareholders' equity per
  common share**                              $ 2.36        $ 2.33        $ 2.10
================================================================================

* CASH IS MANAGED JURISDICTIONALLY AND IS NOT ALWAYS AVAILABLE TO BE USED IN EVERY LOCATION THROUGHOUT THE WORLD. WHEN NECESSARY, WE UTILIZE SHORT-TERM BORROWINGS FOR VARIOUS CORPORATE PURPOSES.

** REPRESENTS SHAREHOLDERS' EQUITY DIVIDED BY THE ACTUAL NUMBER OF COMMON SHARES
   OUTSTANDING (WHICH EXCLUDES TREASURY SHARES AND THOSE HELD BY THE EMPLOYEE BENEFIT TRUSTS).

     The decrease in working capital from 1998 to 1999 was primarily due to the following:

   o Decrease in INVENTORIES--due to the writeoff of Trovan inventory

   o Increase in SHORT-TERM BORROWINGS--primarily to fund common stock purchases of $2.5 billion offset by

   o Net increase in CASH AND CASH EQUIVALENTS and SHORT-TERM INVESTMENTS-- mainly from profits earned overseas

   o Increase in ACCOUNTS RECEIVABLE--resulting from growth in sales volume and higher alliance revenue receivables due to sales growth of alliance products and the launch of Celebrex in February 1999

   o Decrease in INCOME TAXES PAYABLE

PFIZER INC AND SUBSIDIARY COMPANIES

The increase in working capital from 1997 to 1998 was primarily due to the following:


   o Increase in CASH AND CASH EQUIVALENTS and SHORT-TERM INVESTMENTS--due to the receipt of cash from the MTG divestiture

   o Increase in ACCOUNTS RECEIVABLE--due to the alliance revenue receivables and growth in sales volume

   o Increase in INVENTORIES--due to higher pharmaceutical inventory levels as a result of new products offset by

   o Decrease in NET ASSETS OF DISCONTINUED OPERATIONS--due to the sale of the MTG businesses

   o Increase in SHORT-TERM BORROWINGS--due to an increase in funding for common stock purchases at a higher average price net of repayments made with cash received from the MTG divestiture

   o Increase in DIVIDENDS PAYABLE--related to the first-quarter 1999 dividend declared in December 1998

   o Increase in INCOME TAXES PAYABLE--primarily due to changes in operations and the divestiture of the MTG businesses

   o Increase in OTHER CURRENT LIABILITIES--primarily due to accrued charges associated with the divestiture of the MTG businesses and our plan to exit certain product lines

     The decline in the current ratio from 1998 to 1999 was primarily due to higher short-term borrowings due to an increase in funding for common stock purchases. The increase in shareholders' equity per common share in 1998 was primarily due to growth in net income.


Summary of Cash Flows

================================================================================
(millions of dollars)                      1999            1998            1997
--------------------------------------------------------------------------------
Cash provided by/(used in):
  Operating activities                  $ 3,076         $ 3,282         $ 1,580
  Investing activities                   (2,768)           (335)           (963)
  Financing activities                   (1,127)         (2,277)           (981)
  Discontinued operations                   (20)              4             118
Effect of exchange-rate changes on
  cash and cash equivalents                  26               1             (27)
--------------------------------------------------------------------------------
Net (decrease)/increase in cash
  and cash equivalents                  $  (813)        $   675         $  (273)
================================================================================

     Net cash provided by operating activities decreased in 1999 primarily due to:

   o higher receivable levels related to increased sales and alliance revenue

   o higher taxes paid

   reduced by

   o higher income from continuing operations


     Net cash provided by operating activities increased in 1998 primarily due to:

   o higher taxes payable associated with sales growth of existing and new products as well as the MTG divestitures, partially offset by tax benefits associated with charges for asset impairment, restructuring, co-promotion payments to Searle and the contribution to The Pfizer Foundation

   o higher compensation related accruals

   reduced by

   o higher receivable and inventory levels related to new products


      Net cash used in investing activities in 1999 changed primarily due to:

   o the absence of proceeds from the sale of MTG which occurred in 1998

   o increased purchases of property, plant and equipment in 1999


   Net cash used in investing activities decreased in 1998 primarily due to:

   o proceeds from the sale of the MTG businesses, some of which accounts for our increase in short-term investments reduced by

   o increased long-term investments

   o increased purchases of property, plant and equipment


     Net cash used in financing activities decreased in 1999 primarily due to:

   o increased short-term borrowings for common stock purchases reduced by

   o higher dividend payments to our shareholders


     Net cash used in financing activities increased in 1998 primarily due to:

   o the increase in common stock purchases at a higher average price

   o higher dividend payments to our shareholders

   reduced by

   o more cash received from employee stock option exercises


     Under the current share-purchase program begun in September 1998, we are authorized to purchase up to $5 billion of our common stock. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market for approximately $2.5 billion. Since the beginning of this program, we have purchased 80.4 million shares of our common stock for approximately $3 billion. In September 1998, we completed a program under which we purchased 79.2 million shares of our common stock at a total cost of $2 billion. Purchased shares are available for general corporate purposes.

     We have available lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. Major unused lines of credit totaled approximately $1.5 billion at December 31, 1999.

                                             PFIZER INC AND SUBSIDIARY COMPANIES

     Our short-term debt has been rated P1 by Moody's Investors Services (Moody's) and A-1+ by Standard and Poor's (S&P). Also, our long-term debt has been rated Aaa by Moody's and AAA by S&P for the past 14 years. Moody's and S&P are the major corporate debt-rating organizations and these are their highest ratings.


================================================================================
Cash Dividends Paid Per Common Share

The 1999 cash dividends paid
represented the 32nd consecutive
year of dividend increases.

[BAR CHART OMITTED]

               (dollars)

95        $.17 1/3
96        $.20
97        $.22 2/3
98        $.25 1/3
99        $.30 2/3

================================================================================

Dividends on Common Stock

Our dividend payout ratio, which represents cash dividends paid per common share divided by diluted earnings per common share, was approximately 37% in 1999, 30% in 1998 and 40% in 1997. In 1999, excluding the effect on net income of the Trovan inventory charge, the dividend payout ratio was approximately 35%. In 1998, excluding the effects on net income of discontinued operations and charges for asset impairment, restructuring, co-promotion payments to Searle and the contribution to The Pfizer Foundation, the dividend payout ratio was 38%. In December 1999, the Board of Directors declared a first-quarter 2000 dividend of $.09. The first-quarter 2000 cash dividend will mark the 33rd consecutive year of quarterly dividend increases.

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

     To reduce credit risk, PIBE has established credit approval guidelines, borrowing limits and monitoring procedures. Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. PIBE continues to have S&P's highest short-term rating of A-1+.


     The net income of PIBE is affected by changes in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. PIBE is currently asset sensitive (more assets than liabilities repricing in a given period) and, therefore, we expect that in an environment of increasing interest rates, net income would increase. PIBE's asset and liability management reflects its liquidity, interest-rate outlook and general market conditions.

     For additional details regarding our banking operation, see note 3, "Financial Subsidiaries," beginning on page 44.


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

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

     Certain risks, uncertainties and assumptions are discussed here and under the heading entitled "Cautionary Factors That May Affect Future Results" in Item 1 of our annual report on Form 10-K for the year ended December 31, 1999, which will be filed at the end of March 2000.

     Prior to the filing of Form 10-K, you should refer to the discussion under the same heading in our quarterly report on Form 10-Q for the quarter ended October 3, 1999, and to the extent incorporated by reference therein, in our Form 10-K filing for 1998. This discussion of potential risks and uncertainties is by no means complete but is designed to highlight important factors that may impact our outlook.

Competition and the Health Care Environment

In the U.S., many pharmaceutical products are subject to increasing pricing pressures, which could be significantly impacted by the current national debate over Medicare reform.

PFIZER INC AND SUBSIDIARY COMPANIES

If the Medicare program provided outpatient pharmaceutical coverage for its beneficiaries, the federal government, through its enormous purchasing power under the program, could demand discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs. On the other hand, a Medicare drug reimbursement provision may increase the volume of pharmaceutical drug purchases, offsetting at least in part these potential price discounts. In addition, managed care organizations, institutions and other government agencies continue to seek price discounts. Government efforts to reduce Medicare and Medicaid expenses are expected to increase the use of managed care organizations. This may result in managed care influencing prescription decisions for a larger segment of the population. International operations are also subject to price and market regulations. As a result, it is expected that pressures on pricing and operating results will continue.

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

Foreign Exchange Risk

A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. Where practical, we seek to relate expected local currency revenues with local currency costs and local currency assets with local currency liabilities. Generally, we do not use financial instruments for trading activities.

     Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from short-term foreign currency assets and liabilities that arise during operations. For additional details on foreign exchange exposures, see note 4-D, "Derivative Financial Instruments--Instruments Outstanding," on page 47.

     In addition, foreign currency put options are purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to one year. These purchased options hedge Japanese yen versus the U.S. dollar.

     Also, under certain market conditions, we protect against possible declines in the reported net assets of our subsidiaries in Japan and in countries that are a member of the European Monetary Union. We do this through currency swaps and borrowing in Japanese yen and borrowing in euros.

     Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

   o forward-exchange contracts and currency swaps--net present values

   o purchased foreign currency options--foreign exchange option pricing model

   o foreign receivables, payables, debt and loans--changes in exchange rates

     In our sensitivity analysis, we assumed that the change in one currency's rate relative to the U.S. dollar would not have an effect on other currencies' rates relative to the U.S. dollar. All other factors were held constant.

     If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see note 4-D, "Derivative Financial Instruments--Accounting Policies," on page 46.

Interest Rate Risk

Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. We are also subject to interest rate risk on Japanese yen and on euro short-term borrowings. Under certain market conditions, interest rate swap contracts are used to adjust interest-sensitive assets and liabilities.

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

International Markets

Thirty-nine percent of our 1999 revenues arise from international operations and we expect revenue and net income growth in 2000 to be impacted by changes in foreign exchange rates.

     Revenues from Asia comprised approximately 11% of total revenues in 1999, including 8% from Japan.

European Currency

A new European currency (euro) was introduced in January 1999 to replace the separate currencies of 11 individual countries. The major changes during its first year of existence have occurred in the banking and financial sectors. The impact at the commercial and retail level has been limited but is expected to increase during the next two years through December 31, 2001, when the separate currencies will cease to exist. We are modifying systems and commercial arrangements to deal with the new currency, including the availability of dual currency processes to permit transactions to be denominated in the separate currencies, as well as the euro. The cost of this effort is not expected to have a material effect on our businesses or results of operations. We continue to evaluate the economic and operational impact of the euro, including its impact on competition, pricing and foreign currency exchange risks. There is no guarantee, however, that all problems have been foreseen and corrected, or that no material disruption will occur in our businesses.

                                             PFIZER INC AND SUBSIDIARY COMPANIES

Tax Legislation

Pursuant to the Small Jobs Protection Act of 1996 (the Act), Section 936 of the Internal Revenue Code (the U.S. possessions corporation income tax credit) was repealed for tax years beginning after December 31, 1995. The Act allows us to continue using the credit against the tax arising from manufacturing income earned in a U.S. possession for an additional 10-year period. The amount of manufacturing income eligible for the credit during this additional period is subject to a cap based on income earned prior to 1996 in the U.S. possession. This 10-year extension period does not apply to investment income earned in a U.S. possession, the credit on which expired as of July 1, 1996. The Act does not affect the amendments made to Section 936 by the 1993 Omnibus Budget Reconciliation Act, which provided for a five-year phase-down of the U.S. possession tax credit from 100% to 40%. In addition, the Act permitted the extension of the R&D tax credit through June 30, 1998. In 1998, this credit was again extended to June 30, 1999, and in 1999, it was further extended to June 30, 2004.

Recently Issued Accounting Standards

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. This pronouncement requires us to adopt SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, on January 1, 2001. SFAS No. 133 requires a company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value. We do not expect the adoption of SFAS No. 133 to have a material impact on our financial position, results of operations or cash flows.

Year 2000

We have not experienced any operational problems as a result of Year 2000 issues, and Year 2000 had no material effect on our revenues. Although the transition from 1999 to 2000 did not adversely impact our company, there can be no assurances that we will not experience any negative effects or disruptions in our businesses in the future as a result of Year 2000 issues.

     The total cost of our Year 2000 Program was $130 million, of which we incurred $94 million in 1999, $31 million in 1998 and $5 million in 1997. These costs were expensed as incurred, except for capitalizable hardware of approximately $8 million in 1999, $4 million in 1998 and $1 million in 1997 and were funded through operating cash flows. Such costs did not include normal system upgrades and replacements. Immaterial costs may be incurred in 2000 to address remaining non-critical Year 2000 issues.


Litigation, Tax and Environmental Matters

Claims have been brought against us and our subsidiaries for various legal and tax matters. In addition, our operations are subject to international, federal, state and local environmental laws and regulations. It is possible that our cash flows and results of operations could be affected by the one-time impact of the resolution of these contingencies. We believe that the ultimate disposition of these matters to the extent not previously provided for will not have a material impact on our financial condition, results of operations or cash flows, except where specifically commented on in note 18, "Litigation," beginning on page 54 and note 9, "Taxes on Income," beginning on page 49.


                                   ----------


Management's Report

We prepared and are responsible for the financial statements that appear on pages 39 to 61. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

     We have designed a system of internal control to:

   o safeguard the Company's assets,

   o ensure that transactions are properly authorized, and

   o provide reasonable assurance, at reasonable cost, of the integrity, objectivity and reliability of the financial information.

     An effective internal control system has inherent limitations no matter how well designed and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. Our system of internal control includes:

   o careful selection, training and development of financial managers,

   o an organizational structure that segregates responsibilities,

   o a communications program which ensures that the Company's policies and procedures are well understood throughout the organization, and

   o an extensive program of internal audits, with prompt follow-up, including reviews of separate operations and functions around the world.

PFIZER INC AND SUBSIDIARY COMPANIES

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


/s/ W. C. Steere, Jr.
---------------------------
W. C. Steere, Jr.,
PRINCIPAL EXECUTIVE OFFICER


/s/ D. L. Shedlarz
---------------------------
D. L. Shedlarz,
PRINCIPAL FINANCIAL OFFICER


/s/ L. V. Cangialosi
---------------------------
L. V. Cangialosi,
PRINCIPAL ACCOUNTING OFFICER
FEBRUARY 14, 2000



Audit Committee's Report

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Committee has discussed with the independent auditors, the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company's independent auditors.



/s/ G. B. Harvey
---------------------------
G. B. Harvey, CHAIR,
AUDIT COMMITTEE
FEBRUARY 14, 2000



INDEPENDENT AUDITORS' REPORT

[KPMG Logo]

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and subsidiary companies as of December 31, 1999, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1999, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


/s/ KPMG LLP
---------------------------
New York, NY
FEBRUARY 14, 2000

                                             PFIZER INC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF INCOME

================================================================================
                                                     Year ended December 31
                                                 -------------------------------
(millions, except per share data)                   1999         1998       1997
--------------------------------------------------------------------------------
Net sales                                        $14,133      $12,677    $10,739
Alliance revenue                                   2,071          867        316
--------------------------------------------------------------------------------
Total revenues                                    16,204       13,544     11,055
Costs and expenses:
 Cost of sales                                     2,528        2,094      1,776
 Selling, informational and
   administrative expenses                         6,351        5,568      4,401
 Research and development expenses                 2,776        2,279      1,805
 Other deductions--net                               101        1,009        206
--------------------------------------------------------------------------------
Income from continuing operations before
   provision for taxes on income
   and minority interests                          4,448        2,594      2,867
Provision for taxes on income                      1,244          642        775
Minority interests                                     5            2         10
--------------------------------------------------------------------------------
Income from continuing operations                  3,199        1,950      2,082
Discontinued operations--net of tax                  (20)       1,401        131
--------------------------------------------------------------------------------
Net income                                       $ 3,179      $ 3,351    $ 2,213
--------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE--BASIC
 Income from continuing operations               $   .85      $   .51    $   .55
 Discontinued operations--net of tax                (.01)         .37        .04
--------------------------------------------------------------------------------
 Net income                                      $   .84      $   .88    $   .59
--------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE--DILUTED
 Income from continuing operations               $   .82      $   .49    $   .53
 Discontinued operations--net of tax                  --          .36        .04
--------------------------------------------------------------------------------
 Net income                                      $   .82      $   .85    $   .57
--------------------------------------------------------------------------------

Weighted average shares-- basic                    3,775        3,789      3,771
Weighted average shares-- diluted                  3,884        3,945      3,909
================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

PFIZER INC AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEET


================================================================================
                                                            December 31
                                                  ------------------------------
(millions, except per share data)                    1999       1998       1997
--------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents                         $   739    $ 1,552    $   877
Short-term investments                              3,703      2,377        712
Accounts receivable, less allowance for
 doubtful accounts:
 1999--$68; 1998--$67; 1997--$35                    3,864      2,914      2,220
Short-term loans                                      273        150        115
Inventories
 Finished goods                                       650        697        442
 Work in process                                      711        890        808
 Raw materials and supplies                           293        241        211
--------------------------------------------------------------------------------
   Total inventories                                1,654      1,828      1,461
--------------------------------------------------------------------------------
Prepaid expenses and taxes                            958      1,110        637
Net assets of discontinued operations                  --         --      1,420
--------------------------------------------------------------------------------
   Total current assets                            11,191      9,931      7,442
Long-term loans and investments                     1,721      1,756      1,330
Property, plant and equipment, less
 accumulated depreciation                           5,343      4,415      3,793
Goodwill, less accumulated amortization:
 1999--$129; 1998--$109; 1997--$90                    763        813        989
Other assets, deferred taxes and deferred charges   1,556      1,387      1,437
--------------------------------------------------------------------------------
   Total assets                                   $20,574    $18,302    $14,991
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings, including current
 portion of long-term debt                        $ 5,001    $ 2,729    $ 2,251
Accounts payable                                      951        971        660
Dividends payable                                     349        285         --
Income taxes payable                                  869      1,162        729
Accrued compensation and related items                669        614        456
Other current liabilities                           1,346      1,431        898
--------------------------------------------------------------------------------
   Total current liabilities                        9,185      7,192      4,994
Long-term debt                                        525        527        725
Postretirement benefit obligation other than
 pension plans                                        346        359        394
Deferred taxes on income                              301        197        127
Other noncurrent liabilities                        1,330      1,217        818
--------------------------------------------------------------------------------
   Total liabilities                               11,687      9,492      7,058
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock, without par value;
 12 shares authorized, none issued                     --         --         --
Common stock, $.05 par value; 9,000 shares
 authorized;
 issued: 1999--4,260; 1998--4,222; 1997--4,165        213        210        207
Additional paid-in capital                          5,416      5,506      3,101
Retained earnings                                  13,396     11,439      9,349
Accumulated other comprehensive expense              (399)      (234)       (85)
Employee benefit trusts                            (2,888)    (4,200)    (2,646)
Treasury stock, at cost:
 1999--413; 1998--339; 1997--283                   (6,851)    (3,911)    (1,993)
--------------------------------------------------------------------------------
   Total shareholders' equity                       8,887      8,810      7,933
--------------------------------------------------------------------------------
   Total liabilities and shareholders' equity     $20,574    $18,302    $14,991
================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                             PFIZER INC AND SUBSIDIARY COMPANIES

Consolidated Statement of Shareholders' Equity

===================================================================================================================================
                                                            Addi-       Employee                                      Accum.
                                          Common Stock     tional    Benefit Trusts     Treasury Stock            Other Com-
                                       -----------------  Paid-In  ------------------  ---------------  Retained  prehensive
(millions)                             Shares  Par Value  Capital  Shares  Fair Value  Shares     Cost  Earnings  Inc./(Exp.)  Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1997                 1,378      $  69   $1,693     (36)    $(1,488)   (87)  $(1,482)  $ 8,017      $ 145  $6,954
Restatement for the 1999 stock split    2,756        138     (138)    (72)        --    (175)       --        --         --      --
-----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1997, as restated    4,134        207    1,555    (108)     (1,488)  (262)   (1,482)    8,017        145   6,954
Comprehensive income:
 Net income                                                                                                2,213              2,213
 Other comprehensive expense--
   net of tax:
   Currency translation adjustment                                                                                     (253)   (253)
   Net unrealized gain on available-
    for-sale securities                                                                                                  20      20
   Minimum pension liability                                                                                              3       3
                                                                                                                      -------------
 Total other comprehensive expense                                                                                     (230)   (230)
                                                                                                                      -------------
Total comprehensive income                                                                                                    1,983
Cash dividends declared                                                                                     (881)              (881)
Stock option transactions                  29         --      343                         13        68                          411
Purchases of common stock                                                                (34)     (586)                        (586)
Employee benefit trusts
 transactions--net                                          1,177       1      (1,158)    --         7                           26
Other                                       2         --       26                                                                26
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997               4,165        207    3,101    (107)     (2,646)  (283)   (1,993)    9,349        (85)  7,933
Comprehensive income:
 Net income                                                                                                3,351              3,351
 Other comprehensive expense--
   net of tax:
   Currency translation adjustment                                                                                      (74)    (74)
   Net unrealized loss on available-
    for-sale securities                                                                                                  (2)     (2)
   Minimum pension liability                                                                                            (73)    (73)
                                                                                                                      -------------
 Total other comprehensive expense                                                                                     (149)   (149)
                                                                                                                      -------------
Total comprehensive income                                                                                                    3,202
Cash dividends declared                                                                                   (1,261)            (1,261)
Stock option transactions                  55          3      745                         --       (18)                         730
Purchases of common stock                                                                (58)   (1,912)                      (1,912)
Employee benefit trusts
 transactions--net                                          1,633      5       (1,554)     2        12                           91
Other                                       2         --       27                                                                27
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998               4,222        210    5,506   (102)      (4,200)  (339)   (3,911)   11,439       (234)  8,810
Comprehensive income:
 Net income                                                                                                3,179              3,179
 Other comprehensive expense--
   net of tax:
   Currency translation adjustment                                                                                     (222)   (222)
   Net unrealized gain on available-
    for-sale securities                                                                                                  81      81
   Minimum pension liability                                                                                            (24)    (24)
                                                                                                                      -------------
 Total other comprehensive expense                                                                                     (165)   (165)
                                                                                                                      -------------
Total comprehensive income                                                                                                    3,014
Cash dividends declared                                                                                   (1,222)            (1,222)
Stock option transactions                  35          3      526                         --       (16)                         513
Purchases of common stock                                                                (66)   (2,500)                      (2,500)
Employee benefit trusts
 transactions--net                                           (735)    13        1,312     (8)     (424)                         153
Other                                       3         --      119                                                               119
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999               4,260       $213   $5,416    (89)     $(2,888)  (413)  $(6,851)  $13,396      $(399) $8,887
===================================================================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

PFIZER INC AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CASH FLOWS


================================================================================
                                                       Year ended December 31
--------------------------------------------------------------------------------
(millions of dollars)                                1999       1998       1997
--------------------------------------------------------------------------------

OPERATING ACTIVITIES
 Income from continuing operations                $ 3,199    $ 1,950    $ 2,082
 Adjustments to reconcile income from
 continuing operations to net cash provided
 by operating activities:
   Depreciation and amortization                      542        489        428
   Trovan inventory write-off                         310         --         --
   Asset impairments and restructuring charges         --        323         --
   Deferred taxes and other                           286         22         83
   Changes in assets and liabilities, net of
    effect of businesses divested:
    Accounts receivable                              (978)      (765)      (477)
    Inventories                                      (240)      (439)      (350)
    Prepaid and other assets                           68       (350)      (128)
    Accounts payable and accrued liabilities           61        628        (63)
    Income taxes payable                             (179)       951        (54)
    Other deferred items                                7        473         59
--------------------------------------------------------------------------------
Net cash provided by operating activities           3,076      3,282      1,580
--------------------------------------------------------------------------------
INVESTING ACTIVITIES
 Purchases of property, plant and equipment        (1,561)    (1,198)      (878)
 Proceeds from disposals of property, plant
  and equipment                                        71         79         47
 Purchases net of maturities of short-term
  investments                                      (8,633)    (5,845)      (221)
 Proceeds from redemptions of short-term
  investments                                       7,309      4,209         28
 Proceeds from sales of businesses--net                26      3,059         21
 Purchases of long-term investments                  (322)      (752)       (74)
 Other investing activities                           342        113        114
--------------------------------------------------------------------------------
Net cash used in investing activities              (2,768)      (335)      (963)
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Repayments of long-term debt                          (4)      (202)      (269)
 Increase in short-term debt--net                   2,083        402        325
 Proceeds from stock issuances                         62         --         --
 Purchases of common stock                         (2,500)    (1,912)      (586)
 Cash dividends paid                               (1,148)      (976)      (881)
 Stock option transactions and other                  380        411        430
--------------------------------------------------------------------------------
Net cash used in financing activities              (1,127)    (2,277)      (981)
--------------------------------------------------------------------------------
Net cash (used in)/provided by discontinued
 operations                                           (20)         4        118
--------------------------------------------------------------------------------
Effect of exchange-rate changes on cash and
 cash equivalents                                      26          1        (27)
--------------------------------------------------------------------------------
Net (decrease)/increase in cash and
 cash equivalents                                    (813)       675       (273)
Cash and cash equivalents at beginning
 of year                                            1,552        877      1,150
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR          $   739    $ 1,552    $   877
================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION
 Cash paid during the period for:
   Income taxes                                   $ 1,293    $ 1,073    $   809
   Interest                                           238        155        149
================================================================================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS WHICH ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                             PFIZER INC AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 Significant Accounting Policies

A--Consolidation and Basis of Presentation

The consolidated financial statements include the parent company and all significant subsidiaries, including those operating outside the U.S. Balance sheet amounts for the international operations are as of November 30 of each year and income statement amounts are for the full-year periods ending on the same date. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We made certain reclassifications to the 1998 and 1997 financial statements to conform to the 1999 presentation.

     In preparing the financial statements, we must use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, employee benefits and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange and legislation. "Forward-Looking Information and Factors That May Affect Future Results," beginning on page 35, discusses these and other uncertainties.

B--Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as SHORT-TERM INVESTMENTS.

C--Inventories

We value inventories at cost or fair value, if lower. Cost is determined as follows:

   o finished goods and work-in-process at average actual cost

   o raw materials and supplies at average or latest actual cost

     In 1999, we changed the method of determining the cost of all of our remaining inventories previously on the "Last-in, first-out" (LIFO) method to the "First-in, first-out" (FIFO) method. Those inventories consisted of U.S. sourced pharmaceuticals and part of the animal health inventories. We believe that the change in accounting for inventories from LIFO to FIFO is preferable because inventory costs are stable and substantially unaffected by inflation. The change in the method of inventory costing resulted in a pre-tax benefit of $6.6 million included in COST OF SALES for 1999.


D--Long-Lived Assets

Long-lived assets include:

   o property, plant and equipment--These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets' estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

   o goodwill--Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets when accounted for by the purchase method. We amortize goodwill evenly over periods not exceeding 40 years. The average amortization period is 37 years.

   o other intangible assets--Other intangible assets are included in OTHER ASSETS, DEFERRED TAXES AND DEFERRED CHARGES. We amortize these assets evenly over their estimated useful lives.

     We review long-lived assets to assess recoverability from future operations using undiscounted cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows exceeds the carrying value of these assets.

E--Foreign Currency Translation

     For most international operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in SHAREHOLDERS' EQUITY. We translate Statement of Income accounts at average rates for the period. Transaction adjustments are recorded in OTHER DEDUCTIONS--NET.

     For operations in highly inflationary economies, we translate the balance sheet items as follows:

   o monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in OTHER DEDUCTIONS--NET

   o non-monetary items at historical rates (that is, those rates in effect when the items were first recorded)

PFIZER INC AND SUBSIDIARY COMPANIES

F--Product Alliances

We have agreements to promote pharmaceutical products developed by other companies. ALLIANCE REVENUE represents revenue recorded under these co-promotion agreements and is derived from the sale of products. The revenue is earned when our co-promotion partners ship the related goods and the sale is consummated with a third party. Such revenue is based in most cases upon a percentage of our co-promotion partners' net sales. SELLING, INFORMATIONAL AND ADMINISTRATIVE EXPENSES in most cases includes other expenses for selling and marketing these products.

     We have license agreements in certain foreign countries for these products. When products are sold under license agreements, we record NET SALES instead of ALLIANCE REVENUE and record related costs and expenses in the appropriate caption in the Statement of Income.

G--Stock-Based Compensation

In accordance with Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, we elected to account for our stock-based compensation under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

     The exercise price of stock options granted equals the market price on the date of grant. In general, there is no recorded expense related to stock options.

H--Advertising Expense

We record advertising expense as follows:

   o production costs as incurred

   o costs of radio time, television time and space in publications are deferred until the advertising first occurs

     Advertising expense totaled $1,310 million in 1999, $1,139 million in 1998, and $898 million in 1997.

2 Discontinued Operations

In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group, divested in 1996. For additional details, see note 18, "Litigation."

     In 1998, we completed the sale of the Medical Technology Group (MTG) segment. Accordingly, the consolidated financial statements and related notes reflect the results of operations and net assets of the MTG businesses--Valleylab, Schneider, American Medical Systems (AMS), Howmedica and Strato/Infusaid--as discontinued operations. We completed the sales of:

   o Howmedica to Stryker Corporation in December for $1.65 billion in cash

   o Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

   o AMS to E.M. Warburg, Pincus & Co., LLC in September for $130 million in cash

   o Valleylab to U.S. Surgical Corporation in January for $425 million in cash


     In 1997, we sold Strato/Infusaid to Horizon Medical Products and Arrow International for $21 million in cash.

     The contractual net assets identified as part of the disposition of Valleylab, Schneider, AMS and Howmedica are recorded as NET ASSETS OF DISCONTINUED OPERATIONS at December 31, 1997. The net cash flows of our discontinued operations are reported as NET CASH (USED IN)/PROVIDED BY DISCONTINUED OPERATIONS.

     Net assets of discontinued operations consisted of the following:

================================================================================
(millions of dollars)                                                       1997
--------------------------------------------------------------------------------
Net current assets                                                        $  397
Property, plant and equipment--net                                           383
Other net noncurrent assets
  and liabilities                                                            640
--------------------------------------------------------------------------------
Net assets of discontinued operations                                     $1,420
================================================================================

     Discontinued operations--net of tax were as follows:

================================================================================
(millions of dollars)                              1999        1998       1997
--------------------------------------------------------------------------------
Net sales                                          $ --      $1,160     $1,449
--------------------------------------------------------------------------------
Pre-tax income/(loss)                              $(20)     $   92     $  232
Provision for taxes on income                        --          57         93
--------------------------------------------------------------------------------
Income/(loss) from operations of
  discontinued businesses--net of tax               (20)         35        139
--------------------------------------------------------------------------------
Pre-tax gain/(loss) on disposal of
  discontinued businesses                            --       2,504        (11)
Provision/(benefit) for taxes on
  gain/(loss)                                        --       1,138         (3)
--------------------------------------------------------------------------------
Gain/(loss) on disposal of discontinued
  businesses--net of tax                             --       1,366         (8)
--------------------------------------------------------------------------------
Discontinued operations--net of tax                $(20)     $1,401     $  131
================================================================================

3 Financial Subsidiaries

Our financial subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:

Condensed Balance Sheet

================================================================================
(millions of dollars)                                 1999       1998       1997
--------------------------------------------------------------------------------
Cash and interest-bearing deposits                    $114       $103       $115
Loans--net                                             380        433        408
Other assets                                            13         15          8
--------------------------------------------------------------------------------
  Total assets                                        $507       $551       $531
--------------------------------------------------------------------------------
Certificates of deposit and
  other liabilities                                   $ 24       $ 97       $ 73
Shareholders' equity                                   483        454        458
--------------------------------------------------------------------------------
  Total liabilities and
  shareholders' equity                                $507       $551       $531
--------------------------------------------------------------------------------

                                             PFIZER INC AND SUBSIDIARY COMPANIES

Condensed Statement of Income

================================================================================
(millions of dollars)                          1999          1998          1997
--------------------------------------------------------------------------------
Interest income                                $ 27          $ 30          $ 29
Interest expense                                 (2)           (2)           (2)
Other income--net                                 8             1            13
--------------------------------------------------------------------------------
Net income                                     $ 33          $ 29          $ 40
================================================================================

4 Financial Instruments

Most of our financial instruments are recorded in the Balance Sheet. Several "derivative" financial instruments are "off-balance-sheet" items.

A--Investments in Debt and Equity Securities

Information about our investments follows:

================================================================================
(millions of dollars)                               1999       1998        1997
--------------------------------------------------------------------------------
Trading securities                                $  113    $    99         $--
--------------------------------------------------------------------------------
Amortized cost and fair value of
  held-to-maturity debt securities:*
   Corporate debt                                  3,624      2,306         626
   Certificates of deposit                           445        670         655
   Municipals                                         --         --          56
   Other                                              19         21         104
--------------------------------------------------------------------------------
  Total held-to-maturity debt securities           4,088      2,997       1,441
--------------------------------------------------------------------------------
Cost and fair value of available-for-sale
  debt securities*                                   686        686         686
--------------------------------------------------------------------------------
Cost of available-for-sale equity
  securities                                          60         54          81
Gross unrealized gains                               230        106         106
Gross unrealized losses                               --         (8)         (4)
--------------------------------------------------------------------------------
  Fair value of available-for-sale equity
  securities                                         290        152         183
--------------------------------------------------------------------------------
Total investments                                 $5,177    $ 3,934     $ 2,310
================================================================================

*GROSS UNREALIZED GAINS AND LOSSES ARE NOT SIGNIFICANT.

     These investments are in the following captions in the Balance Sheet:

================================================================================
(millions of dollars)                               1999        1998        1997
--------------------------------------------------------------------------------
Cash and cash equivalents                         $  443      $  660      $  636
Short-term investments                             3,703       2,377         712
Long-term loans and investments                    1,031         897         962
--------------------------------------------------------------------------------
Total investments                                 $5,177      $3,934      $2,310
--------------------------------------------------------------------------------


     The contractual maturities of the held-to-maturity and available-for-sale debt securities as of December 31, 1999, were as follows:

================================================================================
                                                  Years
                                 -------------------------------------
                                              Over 1  Over 5
(millions of dollars)             Within 1      to 5   to 10   Over 10     Total
--------------------------------------------------------------------------------
Held-to-maturity
  debt securities:
   Corporate debt                   $3,590    $ 34      $ --       $--    $3,624
   Certificates of deposit             443       2        --        --       445
   Other                                --       2         8         9        19
Available-for-sale
  debt securities:
   Certificates of deposit              --     370        75        --       445
   Corporate debt                       --      91       150        --       241
--------------------------------------------------------------------------------
   Total debt securities            $4,033    $499      $233      $  9    $4,774
Available-for-sale
  equity securities                                                          290
Trading securities                                                           113
--------------------------------------------------------------------------------
Total investments                                                         $5,177
================================================================================

B--Short-Term Borrowings

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 4.3% in 1999, 3.7% in 1998 and 2.9% in 1997. We had approximately $1.5 billion available to borrow under lines of credit at December 31, 1999.

C--Long-Term Debt

================================================================================
(millions of dollars)                                 1999       1998       1997
--------------------------------------------------------------------------------
Floating-rate unsecured notes                         $491       $491       $686
Other borrowings and mortgages                          34         36         39
--------------------------------------------------------------------------------
Total long-term debt                                  $525       $527       $725
--------------------------------------------------------------------------------
Current portion not included above                    $  2       $  4       $  4
================================================================================


     The floating-rate unsecured notes mature on various dates from 2001 to 2005 and bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate was 6.1% at December 31, 1999. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity. In September 1998, we repaid $195 million of the outstanding floating-rate unsecured notes prior to their scheduled maturity by using the proceeds from the issuance of short-term commercial paper.

     Long-term debt outstanding at December 31, 1999, matures as follows:

================================================================================
                                                                           After
(millions of dollars)           2001       2002       2003       2004       2004
--------------------------------------------------------------------------------
Maturities                     $ 131      $ 161      $  --      $  --      $ 233
================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES

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

     The financial statements include the following items related to derivative and other financial instruments serving as hedges or offsets:


     PREPAID EXPENSES AND TAXES includes:

       o purchased currency options


     OTHER CURRENT LIABILITIES includes:

       o fair value of forward-exchange contracts

       o net amounts payable related to interest rate swap contracts


     OTHER NONCURRENT LIABILITIES includes:

       o net amounts payable related to currency swap contracts


     ACCUMULATED OTHER COMPREHENSIVE  EXPENSE includes changes in the:

       o foreign exchange translation of currency swaps and foreign debt

       o fair value of forward-exchange contracts for net investment hedges


     OTHER DEDUCTIONS--NET includes:

       o changes in the fair value of foreign exchange contracts and changes in foreign currency assets and liabilities

       o payments under swap contracts to offset, primarily, interest expense or, to a lesser extent, net foreign exchange losses

       o amortization of discounts or premiums on currencies sold under forward-exchange contracts


     Our criteria to qualify for hedge accounting are:
     Foreign currency instruments must:

       o relate to a foreign currency asset, liability or an anticipated transaction that is probable and whose characteristics and terms have been identified

       o involve the same currency as the hedged item

       o reduce the risk of foreign currency exchange movements on our operations


     Interest rate instruments must:

       o relate to an asset or a liability

       o change the character of the interest rate by converting a variable rate to a fixed rate or vice versa

     The following table summarizes the exposures hedged or offset by the various instruments we use:

================================================================================
                                                     Maximum Maturity in Years
                                                   -----------------------------
Instrument                             Exposure    1999         1998        1997
--------------------------------------------------------------------------------
Forward-exchange               Foreign currency
  contracts              assets and liabilities      .5           .5          .5
--------------------------------------------------------------------------------
Currency swaps                  Net investments       4            5          --
                                          Loans      .3            1           2
--------------------------------------------------------------------------------
Purchased                   Inventory purchases
  currency options                    and sales      .9            1           1
--------------------------------------------------------------------------------
Interest rate swaps               Debt interest       4            5           1
================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES

Instruments Outstanding

The notional amounts of derivative financial instruments, except for currency swaps, do not represent actual amounts exchanged by the parties, but instead represent the amount of the item on which the contracts are based.

     The notional amounts of our foreign currency and interest rate contracts follow:

================================================================================
(millions of dollars)                             1999         1998         1997
--------------------------------------------------------------------------------
Foreign currency contracts:
  Commitments to sell foreign
  currencies, primarily in exchange
  for U.S. dollars:
   Euro*                                        $1,050       $   --       $   --
   U.K. pounds                                     781          482          548
   Japanese yen                                    412          298          224
   Irish punt*                                      91           61          107
   Australian dollars                               76           98           59
   German marks*                                    39           50          158
   Netherlands guilders*                            --          316            4
   French francs*                                   --          216          134
   Other currencies                                192          201          240
  Commitments to purchase foreign
  currencies, primarily in exchange
  for U.S. dollars:
   Euro*                                           339           --           --
   U.K. pounds                                     101           53           60
   Irish punt*                                      50          532           92
   German marks*                                    47           67           73
   Netherlands guilders*                            --          156            4
   Swiss francs                                     --            8          187
   Other currencies                                196          144          136
--------------------------------------------------------------------------------
  Total forward-exchange contracts              $3,374       $2,682       $2,026
================================================================================
  Currency swaps:
   Japanese yen                                 $  829       $  754       $   --
   U.K. pounds                                      40           40           40
--------------------------------------------------------------------------------
  Total currency swaps                          $  869       $  794       $   40
--------------------------------------------------------------------------------
  Purchased currency options,
  primarily for U.S. dollars:
   Japanese yen                                 $  393       $  364       $  198
   German marks                                     --           --          130
   French francs                                    --           --           46
   Belgian francs                                   --           --           29
   Other currencies                                 30           25           61
--------------------------------------------------------------------------------
  Total purchased currency options              $  423       $  389       $  464
================================================================================
Interest Rate Swap Contracts:
  Japanese yen                                  $  353       $  321       $  814
  Swiss francs                                      --           --          405
--------------------------------------------------------------------------------
Total interest rate swaps                       $  353       $  321       $1,219
================================================================================
* ON JANUARY 1, 1999, MEMBERS OF THE EUROPEAN MONETARY UNION WERE PERMITTED TO USE THE NEW CURRENCY, THE EURO, OR THEIR OLD CURRENCY.

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

     The Japanese yen and Swiss franc interest rate swaps effectively fixed the interest rate on floating rate debt as follows:

   o the Japanese yen debt at 1.4% in 1999, 1998 and 1997

   o the Swiss franc debt at 2.1% in 1997

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

   o long-term investments, long-term debt, forward-exchange contracts and purchased currency options--fair value is based on market or dealer quotes

   o interest rate and currency swap agreements--fair value is based on estimated cost to terminate the agreements (taking into account broker quotes, current interest rates and the counterparties' creditworthiness)

     The differences between fair and carrying values of our derivative and other financial instruments were not material at December 31, 1999, 1998 and 1997, except for a difference of $230 million at December 31, 1999 for available-for-sale equity securities.

F--Credit Risk

We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments. No individual counterparty credit exposure exceeded 10% of our consolidated SHAREHOLDERS' EQUITY at December 31, 1999.

PFIZER INC AND SUBSIDIARY COMPANIES


5 Comprehensive Income

Changes in accumulated other comprehensive income/ (expense) follow:

================================================================================
                                                   Net              Accumulated
                                            Unrealized               Other Com-
                           Currency     Gain/(Loss) on     Minimum   prehensive
                        Translation     Available-For-     Pension      Income/
(millions of dollars)    Adjustment    Sale Securities   Liability    (Expense)*
--------------------------------------------------------------------------------
Balance
  January 1,
  1997                       $ 174               $  40       $ (69)       $ 145
Period change                 (253)                 20           3         (230)
--------------------------------------------------------------------------------
Balance
  December 31,
  1997                         (79)                 60         (66)         (85)
Period change                  (74)                 (2)        (73)        (149)
--------------------------------------------------------------------------------
Balance
  December 31,
  1998                        (153)                 58        (139)        (234)
Period change                 (222)                 81         (24)        (165)
--------------------------------------------------------------------------------
BALANCE
  DECEMBER 31,
  1999                       $(375)              $ 139       $(163)       $(399)
================================================================================

* INCOME TAX BENEFIT FOR OTHER COMPREHENSIVE EXPENSE WAS $76 MILLION IN 1997, $116 MILLION IN 1998 AND $33 MILLION IN 1999.

6 Inventories

In June 1999, the European Union's Committee for Proprietary Medicinal Products suspended the European Union licenses of the oral and intravenous formulations of Trovan for 12 months. Based on our evaluation of these events and related matters, we determined that it was unlikely that certain Trovan inventories of finished goods, bulk, work-in-process, and raw materials will be used. Accordingly, in the third quarter of 1999, we recorded a charge of $310 million ($205 million after-tax, or $.05 after-tax per diluted share) in COST OF SALES to write off Trovan inventories in excess of the amount required to support expected sales.

7 Property, Plant and Equipment

The major categories of property, plant and equipment follow:

================================================================================
                                     Useful
                                      Lives
(millions of dollars)                (years)        1999        1998        1997
--------------------------------------------------------------------------------
Land                                      --      $  174      $  151      $  126
Buildings                             33 1/3       2,008       1,669       1,534
Machinery and
  equipment                             8-20       3,040       2,685       2,459
Furniture, fixtures
  and other                         3-12 1/2       1,618       1,383       1,232
Construction in
  progress                                --       1,197         956         516
--------------------------------------------------------------------------------
                                                   8,037       6,844       5,867
Less: accumulated
  depreciation                                     2,694       2,429       2,074
--------------------------------------------------------------------------------
Total property, plant
   and equipment                                  $5,343      $4,415      $3,793
================================================================================

8 Other Deductions--Net

The components of other deductions--net follow:

================================================================================
(millions of dollars)                          1999           1998         1997
--------------------------------------------------------------------------------
Interest income                               $(301)       $  (185)       $(156)
Interest expense                                236            143          149
Interest expense capitalized                    (13)            (7)          (2)
--------------------------------------------------------------------------------
Net interest income                             (78)           (49)          (9)
Co-promotion payments to Searle                  --            240           --
Contribution to The
  Pfizer Foundation                              --            300           --
Legal settlements involving the
  brand-name prescription drug
  antitrust litigation                            2             57           --
Amortization of goodwill and other
  intangibles                                    43             45           48
Net exchange (gains)/losses                     (20)           (16)          26
Other, net                                      154            432          141
--------------------------------------------------------------------------------
Other deductions--net                         $ 101        $ 1,009        $ 206
================================================================================

     In 1999, we substantially completed the actions under the restructuring plans announced in 1998.

     In 1998, we recorded charges for the restructuring in addition to charges for certain asset impairments. The components of these pre-tax charges follow:

================================================================================
(millions of dollars)      Total   COS*  SI&A*   R&D    OD*
--------------------------------------------------------------------------------
Restructuring charges       $177    $68    $17    $1   $ 91
Asset impairments            213     18     --    --    195
================================================================================

* COS--COST OF SALES; SI&A--SELLING, INFORMATIONAL AND ADMINISTRATIVE EXPENSES;
  OD--OTHER DEDUCTIONS-NET.

PFIZER INC AND SUBSIDIARY COMPANIES


     The components of the 1998 restructuring charges follow:

================================================================================
                                                              Utilization
                                                      --------------------------
(millions of dollars)          Charges in 1998        1998       1999     Beyond
--------------------------------------------------------------------------------

Property, plant
  and equipment                           $ 49        $ 49        $--        $--
Write-down of intangibles                   44          44         --         --
Employee termination costs                  40          12         28         --
Other                                       44          11         17         16
--------------------------------------------------------------------------------
Total                                     $177        $116        $45        $16
================================================================================

     These charges resulted from a review of our global operations to increase efficiencies and return on assets, thereby resulting in plant and product line rationalizations. In addition to the disposition of our MTG businesses, we exited certain product lines including certain lines associated with our animal health business and certain of our fermentation operations.

     We wrote off assets related to the product lines we exited, including inventory, intangible assets--primarily goodwill--as well as certain buildings, machinery and equipment which we do not plan to use or sell.

     As a result of the restructuring, our work force was reduced by approximately 500 manufacturing, sales and corporate personnel. Employee termination costs represent payments for severance, outplacement counseling fees, medical and other benefits and a $5 million noncash charge for the acceleration of nonvested employee stock options.

     Other restructuring charges consist of charges for inventory for product lines we have exited--$12 million, contract termination payments--$9 million, facility closure costs--$7 million and environmental remediation costs associated with the disposal of certain facilities--$16 million.

     In 1998, we recorded an impairment charge of $110 million in the pharmaceutical segment to adjust intangible asset values, primarily goodwill and trademarks, related to consumer health care product lines. These charges resulted from significant changes in the marketplace and a revision of our strategies, including:

   o the decision to redeploy resources from personal care and minor brands to over-the-counter switches of prescription products

   o the withdrawal of one of our major over-the-counter products in Italy

   o an acquired product line which experienced declines in market share


     In 1998, our animal health antibiotic feed additive, Stafac, was banned, effective in mid-1999, throughout the European Union, resulting in asset impairment charges of $103 million ($85 million was to adjust intangible asset values, primarily goodwill and trademarks, and $18 million was to adjust the carrying value of machinery and equipment in the pharmaceutical segment).

9 Taxes on Income

Income from continuing operations before taxes consisted of the following:

================================================================================
(millions of dollars)                         1999           1998           1997
--------------------------------------------------------------------------------
United States                               $2,557         $1,184         $1,215
International                                1,891          1,410          1,652
--------------------------------------------------------------------------------
Total income from continuing
  operations before taxes                   $4,448         $2,594         $2,867
================================================================================


     The provision for taxes on income from continuing operations consisted of the following:

================================================================================
(millions of dollars)                              1999        1998        1997
--------------------------------------------------------------------------------
United States:
  Taxes currently payable:
   Federal                                      $   621       $ 344       $ 344
   State and local                                   38          24           9
  Deferred income taxes                             (72)       (162)        (23)
--------------------------------------------------------------------------------
Total U.S. tax provision                            587         206         330
--------------------------------------------------------------------------------
International:
  Taxes currently payable                           606         550         462
  Deferred income taxes                              51        (114)        (17)
--------------------------------------------------------------------------------
Total international tax provision                   657         436         445
--------------------------------------------------------------------------------
Total provision for taxes on income             $ 1,244       $ 642       $ 775
================================================================================

     Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 1999, we have not made a U.S. tax provision of approximately $1.9 billion for approximately $8.2 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas.

     We operate a manufacturing subsidiary in Puerto Rico that benefits from a Puerto Rican incentive grant in effect through the end of 2002. Under this grant, we are partially exempt from income, property and municipal taxes. For further information on U.S. taxation of Puerto Rican operations, see "Tax Legislation" on page 37.

PFIZER INC AND SUBSIDIARY COMPANIES

     Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations follows:

================================================================================
(percentages)                                    1999         1998         1997
--------------------------------------------------------------------------------
U.S. statutory income tax rate                   35.0         35.0         35.0
Effect of partially tax-exempt
  operations in Puerto Rico                      (1.5)        (2.2)        (1.8)
Effect of international operations               (4.8)        (5.5)        (5.0)
All other--net                                   (0.7)        (2.5)        (1.2)
--------------------------------------------------------------------------------
Effective tax rate for continuing
  operations                                     28.0         24.8         27.0
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

     The tax effects of the major items recorded as deferred tax assets and liabilities are:

================================================================================
                                1999                1998               1997
                            Deferred Tax        Deferred Tax       Deferred Tax
                          ----------------    ----------------    --------------
(millions of dollars)     Assets    Liabs.    Assets    Liabs.    Assets  Liabs.
--------------------------------------------------------------------------------
Prepaid/deferred items   $   361    $  197   $   411    $  169   $   252    $189
Inventories                  471       109       322        72       218      60
Property, plant and
  equipment                   22       514        39       433        30     350
Employee benefits            544       131       391        97       297     113
Restructurings and
  special charge*            244        --       301        --       133      --
Foreign tax credit
  carryforwards              181        --       117        --       159      --
Other carryforwards          165        --        97        --       135      --
Unremitted earnings           --       335        --       335        --      --
All other                    121       170       169        73       119      76
--------------------------------------------------------------------------------
Subtotal                   2,109     1,456     1,847     1,179     1,343     788
Valuation allowance          (27)       --       (30)       --       (27)     --
--------------------------------------------------------------------------------
Total deferred taxes     $ 2,082    $1,456   $ 1,817    $1,179   $ 1,316    $788
--------------------------------------------------------------------------------
Net deferred tax asset   $   626             $   638             $   528
================================================================================

*INCLUDES TAX EFFECT OF THE 1991 CHARGE FOR POTENTIAL FUTURE SHILEY C/C HEART VALVE FRACTURE CLAIMS.

     These amounts, netted by taxing location, are in the following captions in the Balance Sheet:

================================================================================
(millions of dollars)                              1999        1998        1997
--------------------------------------------------------------------------------
Prepaid expenses and taxes                        $ 744       $ 809       $ 425
Other assets, deferred taxes and
  deferred charges                                  183          26         230
Deferred taxes on income                           (301)       (197)       (127)
--------------------------------------------------------------------------------
Net deferred tax asset                            $ 626       $ 638       $ 528
================================================================================


     A valuation allowance is recorded because some items recorded as foreign deferred tax assets may not be deductible or creditable. The "foreign tax credit carryforwards" were generated from dividends paid or deemed to be paid by subsidiaries to the parent company between 1997 and 1999. We can carry these credits forward for five years from the year of actual payment and apply them to certain U.S. tax liabilities.

     The Internal Revenue Service (IRS) has completed and closed its audits of our tax returns through 1992. The IRS completed its audits in January 2000 of our tax returns for 1993 through 1995. We are awaiting the agent's final report for those years. We do not expect any material adjustments to be proposed.

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

10 Benefit Plans

Our pension plans cover most employees worldwide. Our postretirement plans provide medical and life insurance benefits to retirees and their eligible dependents.

     Information regarding our pension and postretirement benefit obligation follows:

================================================================================
                                          Pension               Postretirement
                                   ----------------------     ------------------
(percentages)                      1999     1998     1997     1999   1998   1997
--------------------------------------------------------------------------------
Weighted-average
  assumptions:
  Discount rate:
   U.S. plans                       7.5      6.8      7.0      7.5    6.8    7.0
   International plans              5.1      5.3      5.9
  Rate of compensation
  increase:
   U.S. plans                       4.5      4.5      4.5
   International plans              3.7      3.4      3.9
================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES

     The following tables present reconciliations of the benefit obligation of the plans; the plan assets of the pension plans and the funded status of the plans:

================================================================================
                                     Pension                 Postretirement
                            ------------------------     ----------------------
(millions of dollars)       1999      1998      1997     1999     1998     1997
--------------------------------------------------------------------------------
Change in Benefit
  Obligation
Benefit obligation at
  beginning of year       $3,177    $2,674    $2,130    $ 286    $ 287    $ 285
Service cost                 169       151       105        7       10        7
Interest cost                192       181       145       18       20       19
Employee
  contributions                9         6         6
Plan amendments               13        15       274        2       --       --
Plan net (gains)/losses       87       354       240      (30)      (3)      (7)
Foreign exchange
  impact                      28        36      (103)
Acquisitions                  --        --         3       --       --       --
Divestitures                 (42)      (26)       --       --       --       --
Curtailments                  --       (26)       (1)      --      (10)      --
Settlements                   (1)      (10)       (1)      --       --       --
Benefits paid               (221)     (178)     (124)     (20)     (18)     (17)
--------------------------------------------------------------------------------
Benefit obligation at
  end of year             $3,411    $3,177    $2,674    $ 263    $ 286    $ 287
--------------------------------------------------------------------------------
Change in
  Plan Assets
Fair value of plan
  assets at beginning
  of year                 $3,194    $2,793    $2,410
Actual return on plan
  assets                     464       530       491
Company
  contributions               76        63        50
Employee
  contributions                9         6         6
Foreign exchange
  impact                      26         3       (57)
Acquisitions                  --        --         1
Divestitures                 (34)      (23)       --
Settlements                   (1)      (13)       (1)
Benefits paid               (206)     (165)     (107)
--------------------------------------------------------------------------------
Fair value of plan
  assets at end of year   $3,528    $3,194    $2,793
--------------------------------------------------------------------------------
Funded status:
  Plan assets in excess
   of/(less than)
   benefit
   obligation             $  117    $   17    $  119    $(263)   $(286)   $(287)
  Unrecognized:
   Net transition asset       (4)       (4)      (10)      --       --       --
   Net (gains)/
    losses                   (75)        1       (86)     (56)     (26)     (24)
   Prior service
    costs/(gains)            240       248       310      (27)     (47)     (83)
--------------------------------------------------------------------------------
Net amount
  recognized              $  278    $  262    $  333    $(346)   $(359)   $(394)
================================================================================


     The components in the balance sheet consist of:

-------------------------------------------------------------------------------
                                      Pension                Postretirement
                              ----------------------     ----------------------
(millions of dollars)         1999     1998     1997     1999     1998     1997
--------------------------------------------------------------------------------
Prepaid benefit cost         $ 537    $ 504    $ 499    $  --    $  --    $  --
Accrued benefit
  liability                   (655)    (562)    (362)    (346)    (359)    (394)
Intangible asset                79       71       53       --       --       --
Accumulated other
  comprehensive
  income                       317      249      143       --       --       --
--------------------------------------------------------------------------------
Net amount
  recognized                 $ 278    $ 262    $ 333    $(346)   $(359)   $(394)
================================================================================

     Information related primarily to International plans:

================================================================================
                                                                Pension
                                                        ------------------------
(millions of dollars)                                   1999      1998      1997
--------------------------------------------------------------------------------
Pension plans with an accumulated benefit
 obligation in excess of plan assets:
  Fair value of plan assets                             $400      $323      $294
  Accumulated benefit obligation                         752       693       553
Pension plans with a benefit obligation
 in excess of plan assets:
  Fair value of plan assets                             $496      $435      $422
  Benefit obligation                                     949       901       774
================================================================================

     At December 31, 1999, the major U.S. pension plan held approximately 6.8 million shares of our common stock with a fair value of approximately $220 million. The Plan received approximately $2 million in dividends on these shares in 1999.

     The assumptions used and the annual cost related to these plans follow:

================================================================================
                                         Pension              Postretirement
                                 ----------------------    ---------------------
(percentages)                    1999     1998     1997    1999    1998    1997
--------------------------------------------------------------------------------
Weighted average
  assumptions:
   Expected return
   on plan assets:
    U.S. plans                   10.0     10.0     10.0
    International plans           7.3      8.1      7.5
================================================================================
(millions of dollars)
--------------------------------------------------------------------------------
Service cost                    $ 169    $ 151    $ 105    $  7    $ 10    $  7
Interest cost                     192      181      145      18      20      19
Expected return on
  plan assets                    (275)    (249)    (208)
Amortization of:
   Prior service costs/
   (gains)                         19       24       34     (18)    (24)    (24)
   Net transition asset            (5)      (6)      (5)     --      --      --
   Net losses/(gains)              12       10        2      --      (1)     (1)
Curtailments and
  settlements--net*                --       28       --      --     (22)     --
--------------------------------------------------------------------------------
Net periodic benefit
  cost/(gain)                   $ 112    $ 139    $  73    $  7    $(17)   $  1
================================================================================
* INCLUDES APPROXIMATELY $12 MILLION OF SPECIAL TERMINATION PENSION BENEFITS FOR CERTAIN MTG EMPLOYEES IN 1998.

PFIZER INC AND SUBSIDIARY COMPANIES

     An average increase of 6.9% in the cost of health care benefits was assumed for 2000 and is projected to decrease over the next five years to 5.2% and to then remain at that level.

     A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 1999:

================================================================================
(millions of dollars)                                 1% Increase    1% Decrease
--------------------------------------------------------------------------------
Total of service and interest
  cost components                                             $ 1          $ (1)
Postretirement benefit obligation                              13           (12)
================================================================================


     We have savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Employees may contribute a portion of their salaries to the plans and we match a portion of the employee contributions. Our contributions were $50 million in 1999, $48 million in 1998 and $43 million in 1997.

11 Lease Commitments

We lease properties for use in our operations. In addition to rent, the leases require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $158 million in 1999, $131 million in 1998 and $127 million in 1997. This table shows future minimum rental commitments under noncancellable leases at December 31, 1999:

================================================================================
                                                                           After
(millions of dollars)               2000    2001    2002    2003    2004    2004
--------------------------------------------------------------------------------
Lease commitments                    $54     $45     $40     $29     $27    $286
================================================================================

12 Common Stock

We effected a three-for-one stock split of our common stock in the form of a 200% stock dividend in 1999 and a two-for-one split of our common stock in the form of a 100% stock dividend in 1997. All share and per share information in this report reflects both splits. Per share data may reflect rounding adjustments as a result of the three-for-one split.

     Under the current share-purchase program begun in September 1998, we are authorized to purchase up to $5 billion of our common stock. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market at an average price of $38 per share. Since the beginning of this program, we have purchased 80.4 million shares of our common stock for approximately $3 billion. In September 1998, we completed a program under which we purchased 79.2 million shares of our common stock at a total cost of $2 billion. In 1998, we purchased approximately 57.8 million shares of our common stock at an average price of $33 per share under these share-purchase programs. Of the 57.8 million shares repurchased in 1998, 14.8 million shares were repurchased under the share-purchase program which started in September 1998, for a total cost of $525 million.


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


14 Employee Benefit Trusts

In 1993, we sold 120 million shares of treasury stock to the Pfizer Inc. Grantor Trust in exchange for a $600 million note. The Trust was established primarily to fund our employee benefit plans. In February 1999, the Trust transferred 10 million shares to us to satisfy the balance due on its note and contributed its remaining 90 million shares to the newly established Pfizer Inc. Employee Benefit Trust (EBT). The Grantor Trust was then dissolved and the shares of the EBT will now be used to fund employee benefit plans. The Balance Sheet reflects the fair value of the shares owned by the EBT as a reduction of SHAREHOLDERS' EQUITY.

PFIZER INC AND SUBSIDIARY COMPANIES


15 Earnings Per Share

The weighted average common shares used in the computations of basic earnings per common share and earnings per common share assuming dilution were as follows:

================================================================================
(millions, except per share data)                    1999        1998       1997
--------------------------------------------------------------------------------
Earnings:
  Income from continuing operations                $3,199      $1,950     $2,082
  Discontinued operations--net of tax                 (20)      1,401        131
--------------------------------------------------------------------------------
  Net income                                       $3,179      $3,351     $2,213
--------------------------------------------------------------------------------
Basic:
  Weighted average number of
   common shares outstanding                        3,775       3,789      3,771
--------------------------------------------------------------------------------
  Earnings per common share
   Income from continuing operations                 $.85        $.51       $.55
   Discontinued operations--net of tax               (.01)        .37        .04
--------------------------------------------------------------------------------
   Net income                                        $.84        $.88       $.59
--------------------------------------------------------------------------------
Diluted:
  Weighted average number of
   common shares outstanding                        3,775       3,789      3,771
  Common share equivalents--
   stock options and stock issuable
   under employee compensation plans                  109         156        138
--------------------------------------------------------------------------------
  Weighted average number of
   common shares and common
   share equivalents                                3,884       3,945      3,909
--------------------------------------------------------------------------------
  Earnings per common share
   Income from continuing operations                 $.82        $.49       $.53
   Discontinued operations--net of tax                 --         .36        .04
--------------------------------------------------------------------------------
   Net income                                        $.82        $.85       $.57
================================================================================


     Options to purchase 115 million shares were outstanding during 1999 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.


16 Stock Option and Performance Awards

We may grant stock options to any employee, including officers, under our Stock and Incentive Plan. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option.

     The Plan also allows for stock appreciation rights, stock awards and performance awards. In 1999, shareholders approved amendments to increase the shares available in the Plan and to extend its term through 2008.

     The following table summarizes information concerning options outstanding under the Plan at December 31, 1999:

================================================================================
(thousands
of shares)                 Options Outstanding              Options Exercisable
-------------------------------------------------------   ----------------------
                                    Weighted
                                     Average   Weighted                 Weighted
                       Number      Remaining    Average        Number    Average
       Range of   Outstanding    Contractual   Exercise   Exercisable   Exercise
Exercise Prices   at 12/31/99   Term (years)      Price   at 12/31/99      Price
--------------------------------------------------------------------------------
     $ 0  - $10        85,308            4.0     $ 6.40        84,401     $ 6.38
      10  -  15        36,677            6.6      12.42        34,439      12.42
      15  -  20        35,486            7.7      18.34        21,145      18.35
      20  -  40        48,730            8.7      35.18        14,114      35.18
      over   40        66,904            9.2      42.07            --         --
================================================================================

     The following table summarizes the activity for the Plan:

================================================================================
                                                              Under Option
                                                        ------------------------
                                         Shares                         Weighted
                                  Available for                 Average Exercise
(thousands of shares)                     Grant         Shares   Price Per Share
--------------------------------------------------------------------------------
Balance January 1, 1997                 105,042        259,284            $ 7.21
  Granted                               (42,612)        42,612             18.35
  Exercised                                  --        (46,983)             5.38
  Cancelled                               1,959         (2,016)            12.89
--------------------------------------------------------------------------------
Balance December 31, 1997                64,389        252,897              9.39
  Granted                               (52,860)        52,860             35.21
  Exercised                                  --        (54,888)             7.04
  Cancelled                               1,212         (1,257)            19.91
--------------------------------------------------------------------------------
Balance December 31, 1998                12,741        249,612             15.32
  Authorized                            165,000             --                --
  Granted                               (67,963)        67,963             42.07
  Exercised                                  --        (41,524)             9.57
  Cancelled                               2,928         (2,946)            35.41
--------------------------------------------------------------------------------
Balance December 31, 1999               112,706        273,105             22.63
================================================================================

OPTIONS GRANTED IN 1999 INCLUDE OPTIONS FOR 450 SHARES GRANTED TO EVERY ELIGIBLE EMPLOYEE WORLDWIDE IN CELEBRATION OF OUR 150TH ANNIVERSARY.

THE TAX BENEFITS RELATED TO CERTAIN STOCK OPTION TRANSACTIONS WERE $228 MILLION IN 1999, $274 MILLION IN 1998 AND $88 MILLION IN 1997.

     The weighted-average fair value per stock option granted was $13.57 for 1999 options, $11.31 for 1998 options and $5.59 for the 1997 options. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

================================================================================
                                                   1999        1998        1997
--------------------------------------------------------------------------------
Expected dividend yield                            1.02%       1.02%       1.76%
Risk-free interest rate                            5.26%       5.23%       6.23%
Expected stock price volatility                   25.98%      26.29%      25.56%
Expected term until exercise (years)               5.75        5.75        5.50
================================================================================

PFIZER INC AND SUBSIDIARY COMPANIES

     The following table summarizes results as if we had recorded compensation expense for the 1999, 1998 and 1997 option grants:

================================================================================
(millions of dollars, except per share data)        1999        1998        1997
--------------------------------------------------------------------------------
Net income:
  As reported                                  $   3,179   $   3,351   $   2,213
  Pro forma                                        2,750       3,149       2,087
Basic earnings per share:
  As reported                                  $     .84   $     .88   $     .59
  Pro forma                                          .73         .83         .55
Diluted earnings per share:
  As reported                                  $     .82   $     .85   $     .57
  Pro forma                                          .71         .80         .53
================================================================================


     The Performance-Contingent Share Award Program was established effective in 1993 to provide executives and other key employees the right to earn common stock awards. We determine the award payouts after the performance period ends, based on specific performance criteria. Under the Program, up to 120 million shares may be awarded. We awarded approximately 2,276,000 shares in 1999, approximately 1,959,000 shares in 1998 and approximately 1,347,000 shares in 1997. At December 31, 1999, program participants had the right to earn up to
12.3 million additional shares. Compensation expense related to the Program was $64 million in 1999, $202 million in 1998 and $74 million in 1997.

     We entered into two forward-purchase contracts in 1998 and on maturity they were extended. These contracts offset the potential impact on net income of our liability under the Program. At settlement date we will, at the option of the counterparty to the contract, either receive our own stock or settle the contracts for cash. Other contract terms are as follows:

================================================================================
                                                              Maximum Maturity
                                                                      in Years
                                                         -----------------------
Number of Shares (thousands)     Per Share               1999            1998
--------------------------------------------------------------------------------

3,000                               $33.73                 --              .9
3,017                                33.75                 .9              --
================================================================================


     The financial statements include the following items related to these contracts:

     PREPAID EXPENSES AND TAXES includes:

       o fair value of these contracts

     OTHER DEDUCTIONS--NET includes:

       o changes in the fair value of these contracts


17 Insurance

We maintain insurance coverage adequate for our needs. Under our insurance contracts, we usually accept self-insured retentions appropriate for our specific business risks.


18 Litigation

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

     In 1999, the Company pleaded guilty to one count of price fixing of sodium erythorbate from July 1992 until December 1994, and one count of market allocation of maltol from December 1989 until December 1995, and paid a total fine of $20 million. The activities at issue involved the Company's former Food Science Group, a division that manufactured food additives and that the Company divested in 1996. The Department of Justice has stated that no further antitrust charges will be brought against the Company relating to the former Food Science Group, that no antitrust charges will be brought against any current director, officer or employee of the Company for conduct related to the products of the former Food Science Group, and that none of the Company's current directors, officers or employees was aware of any aspect of the activity that gave rise to the violations. Five purported class action suits involving these products have been filed against the Company; two in California State Court, and three in New York Federal Court. The Company does not believe that this plea and settlement, or civil litigation involving these products, will have a material effect on its business or results of operations.

     On June 9, 1997, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Mylan Pharmaceuticals for a sustained-release nifedipine product asserted to be bioequivalent to Procardia XL. Mylan's notice asserted that the proposed formulation does not infringe relevant licensed Alza and Bayer patents and thus that approval of their ANDA should be granted before patent expiration. On July 18, 1997, the Company, together with Bayer AG and Bayer Corporation, filed a patent-infringement suit against Mylan Pharmaceuticals Inc. and Mylan Laboratories Inc. in the United States District Court for the Western District of Pennsylvania with respect to Mylan's ANDA. Suit was filed under Bayer AG's U.S. Patent No. 5,264,446, licensed to the Company, relating to nifedipine of a specified particle size range. Mylan has filed its answer denying infringement and a scheduling order has been entered. On December 17, 1999, Mylan received final approval from the FDA for its 30 mg. extended-release nifedipine tablet. On March 16, 1999, the United States District Court granted Mylan's motion to file an amended answer and antitrust counterclaims. All discovery on the antitrust counterclaims is stayed pending resolution of the patent misuse claims. On March 29, 1999, Mylan filed a motion for summary judgment based on an adverse decision against Bayer in Bayer's litigation against Elan Pharmaceutical Research Corp. which involved the same nifedipine particle size

                                             PFIZER INC AND SUBSIDIARY COMPANIES

patent. Discovery has been essentially completed and the parties dispositive motions were filed by an extended deadline of July 19, 1999, including Pfizer and Bayer's summary judgment motion seeking to dismiss Mylan's patent misuse defenses and counterclaims. On December 13, 1999, Mylan filed its opposition to plaintiffs' motion for summary judgment dismissing Mylan's patent misuse defense and counterclaim, and Bayer and the Company filed their opposition to Mylan's motion for summary judgment of non-infringement. The parties reply memoranda in support of their motions were filed on December 28, 1999.

     On or about February 23, 1998, Bayer AG received notice that Biovail Laboratories Incorporated had filed an ANDA for a sustained-release nifedipine product asserted to be bioequivalent to one dosage strength (60 mg.) of Procardia XL. The notice was subsequently received by the Company as well. The notice asserts that the Biovail product does not infringe Bayer's U.S. Patent No. 5,264,446. On March 26, 1998, the Company received notice of the filing of an ANDA by Biovail Laboratories of a 30 mg. dosage formulation of nifedipine alleged to be bioequivalent to Procardia XL. On April 2, 1998, Bayer and Pfizer filed a patent-infringement action against Biovail, relating to their 60 mg. nifedipine product, in the United States District Court for the District of Puerto Rico. On May 6, 1998, Bayer and Pfizer filed a second patent infringement action in Puerto Rico against Biovail under the same patent with respect to Biovail's 30 mg. nifedipine product. These actions have been consolidated for discovery and trial. On April 24, 1998, Biovail Laboratories Inc. brought suit in the United States District Court for the Western District of Pennsylvania against the Company and Bayer seeking a declaratory judgment of invalidity of and/or non-infringement of the 5,264,446 nifedipine patent as well as a finding of violation of the antitrust laws. Biovail has also moved to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. Pfizer has opposed this motion to transfer and on June 19, 1998, moved to dismiss Biovail's declaratory judgment action and antitrust action in the Western District of Pennsylvania, or in the alternative, to stay the action pending the outcome of the infringement actions in Puerto Rico. On January 4, 1999, the District Court in Pennsylvania granted Pfizer's motion for a stay of the antitrust action pending the outcome of the infringement actions in Puerto Rico. On January 29, 1999, the District Court in Puerto Rico denied Biovail's motion to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. On April 12, 1999, Biovail filed a motion for summary judgment also based in part on the summary judgment motion granted to Elan in the Bayer v. Elan litigation in the Northern District of Georgia. Pfizer and Bayer's response was filed on April 26, 1999. On September 20, 1999, the United States District Court in Puerto Rico denied Biovail's motion for summary judgment without prejudice to their refiling after completion of discovery in the Procardia XL patent-infringement litigation. The court set an expedited discovery schedule with a deadline of December 30, 1999, to complete discovery of parties and fact witnesses and February 29, 2000, to complete discovery of expert witnesses. On December 20, 1999, the court extended the date to complete fact discovery to January 28, 2000, and that of expert discovery to March 15, 2000. A status conference with the court is scheduled for March 17, 2000.

     On April 2, 1998, the Company received notice from Lek U.S.A. Inc. of its filing of an ANDA for a 60 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On May 14, 1998, Bayer and Pfizer commenced suit against Lek for infringement of Bayer's U.S. Patent No. 5,264,446, as well as for infringement of a second Bayer patent, No. 4,412,986 relating to combinations of nifedipine with certain polymeric materials. On September 14, 1998, Lek was served with the summons and complaint. Plaintiffs amended the complaint on November 10, 1998, limiting the action to infringement of U.S. Patent 4,412,986. On January 19, 1999, Lek filed a motion to dismiss the complaint alleging infringement of U.S. Patent 4,412,986. Pfizer responded to this motion and oral argument has been held in abeyance pending a settlement conference. In September 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. Patent No. 4,412,986 on November 2, 2000.

     On February 10, 1999, the Company received a notice from Lek U.S.A. of its filing of an ANDA for a 90 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On March 25, 1999, Bayer and Pfizer commenced suit against Lek for infringement of the same two Bayer patents originally asserted against Lek's 60 mg. formulation. This case was also the subject of a settlement conference. In September, 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. patent No. 4,412,986 on November 2, 2000.

     On November 9, 1998, Pfizer received an ANDA notice letter from Martec Pharmaceutical, Inc. for generic versions (30 mg., 60 mg., 90 mg.) of Procardia XL. On or about December 18, 1998, Pfizer received a new ANDA certification letter stating that the ANDA had actually been filed in the name of Martec Scientific, Inc. On December 23, 1998, Pfizer brought an action against Martec Pharmaceutical, Inc. and Martec Scientific, Inc. in the Western District of Missouri for infringement of Bayer's patent relating to nifedipine of a specific particle size. On January 26, 1999, a second complaint was filed against Martec Scientific in the Western District of Missouri based on Martec's new ANDA certification letter. Martec filed its response to this complaint on February 26, 1999. A hearing to determine claim scope is scheduled for June 1, 2000.

     Pfizer filed suit on July 8, 1997, against the FDA in the United States District Court for the District of Columbia, seeking a declaratory judgment and injunctive relief enjoining the FDA from processing Mylan's ANDA or any other ANDA submission referencing Procardia XL that uses a different extended-release mechanism. Pfizer's suit alleges that extended- release mechanisms that are not identical to the osmotic pump mechanism of Procardia XL constitute different dosage forms

PFIZER INC AND SUBSIDIARY COMPANIES

requiring the filing and approval of suitability petitions under the Food Drug and Cosmetics Act before the FDA can accept an ANDA for filing. Mylan intervened in Pfizer's suit. On March 31, 1998, the U.S. District Judge granted the government's motion for summary judgment against the Company. On July 16, 1999, the D.C. Court of Appeals dismissed the appeal on the ground that since the FDA had not approved any ANDA referencing Procardia XL that uses a different extended-release mechanism than the osmotic pump mechanism of Procardia XL, it was premature to maintain this action, stating that Pfizer has the right to bring such an action if, and when, the FDA approves such an ANDA. Subsequent to FDA's final approval of Mylan's ANDA, on December 18, 1999 Pfizer filed suit against FDA in the United States District Court for the District of Delaware. The suit alleges that FDA unlawfully approved Mylan's 30 mg. extended release product because FDA had not granted an ANDA suitability petition reflecting a difference in dosage form from Procardia XL.

     On March 31, 1999, the Company received notice from TorPharm of its filing, through its U.S. agent Apotex Corp., of an ANDA for 1 mg., 2 mg., 4 mg. and 8 mg. tablets alleged to be bioequivalent to Cardura (doxazosin mesylate). The notice letter alleges that Pfizer's patent on doxazosin is invalid in view of certain prior art references. Following a review of these allegations, suit was filed in the United States District Court for the Northern District of Illinois against TorPharm and Apotex Corp. on May 14, 1999. The defendants requested a 90-day period in which to file their answer. The request was granted and TorPharm/Apotex's answer was filed by August 19, 1999. Discovery is in progress. On June 2, 1999, FDA was notified that given the patent litigation and pursuant to provisions of the Federal Food Drug and Cosmetic Act, the FDA may not approve the TorPharm application for thirty months from filing or resolution of the litigation.

     On May 5, 1999, the Company filed an action against Sibia Neurosciences, Inc. in the United States District Court for the District of Delaware seeking a declaratory judgment that two Sibia patents claiming reporter gene drug screening assays are invalid, not infringed by the Company, and unenforceable due to Sibia's misuse of its patent rights in seeking certain license terms. On May 27, 1999, Sibia Neurosciences, Inc. filed an answer to the Company's declaratory judgment action in which Sibia denies that a prior case or controversy existed, but admits that a case or controversy does now exist regarding at least one patent in suit, denies the invalidity, unenforceability and non-infringement of the patents in suit, and asserts various jurisdictional and equitable defenses, affirmative defenses, and lack of standing by the Company to assert patent misuse. Sibia Neurosciences also filed a counterclaim alleging willful infringement by the Company of one of the patents in suit. A reply to that counterclaim denying Sibia's allegation has been filed. The parties submitted a joint status report to the court on December 14, 1999, in which the parties agreed to complete fact discovery by August 21, 2000, and commence trial on January 8, 2001.

     On May 19, 1999, Abbott Laboratories filed an action against the Company in the United States District Court of the Northern District of Illinois alleging that the Company's use, sale or manufacture of trovafloxacin infringes Abbott's United States Patent No. 4,616,019 claiming naphthyriding antibiotics and seeking a permanent injunction and damages. An answer denying these allegations was filed on June 9, 1999. Discovery is in progress.

     On December 17, 1999, the Company received notice of the filing of an ANDA by Zenith Goldline Pharmaceuticals for 50 mg. and 100 mg. tablets of sertraline hydrochloride alleged to be bioequivalent to Zoloft. Zenith has certified to the FDA that it will not engage in the manufacture, use or sale of sertraline hydrochloride until the expiration of Pfizer's U.S. Patent 4,536,518, which covers sertraline per se and expires December 30, 2005. Zenith has also alleged in its certification to the FDA that the manufacture, use and sale of Zenith's product will not infringe Pfizer's U.S. Patent 4,962,128, which covers methods of treating an anxiety-related disorder or Pfizer's U.S. Patent 5,248,699, which covers a crystalline polymorph of sertraline hydrochloride. These patents expire in November 2009 and August 2012, respectively. On January 28, 2000, the Company filed a patent infringement action against Zenith Goldline and its parent Ivax Corporation in the United States District Court for the District of New Jersey for infringement of the '128 and '699 patents.

     On February 1, 2000, the Company received notice of the filing of an ANDA by Novopharm Limited for 50 mg, 100 mg, 150 mg and 200 mg tablets of fluconazole alleged to be bioequivalent to DIFLUCAN. Novopharm has certified to the FDA its position that the Company's U.S. Patent 4,404,216, which covers fluconazole, is invalid. This patent expires in January 2004. The Company is evaluating Novopharm's notice.

     In pre-existing litigation between Pioneer Hi-Bred International, Inc. and DeKalb Genetics Corporation in the United States District Court for the Southern District of Iowa, the court granted on October 8, 1999 Pioneer's motion to add additional parties, including Pfizer Inc. and Monsanto Co. (the present owner of DeKalb Genetics Corporation), as codefendant parties. The amended complaint, which claims violations of the federal Lanham Act and Iowa state law stemming from the codefendants' alleged use of Pioneer's corn seed germplasm in the development of competitive corn seed products, was served on the Company on October 19. The Company filed its answer on December 15, 1999.

     On September 22, 1999, the jury in a trademark-infringement litigation brought against the Company by Trovan Ltd. and Electronic Identification Devices, Ltd. relating to use of the TROVAN mark for trovafloxacin issued a verdict in favor of the plaintiffs with respect to liability, holding that the Company had infringed Trovan Ltd.'s mark and had acted in bad faith. Following a further damage trial, on October 12, 1999, the jury awarded Trovan Ltd. a total of $143 million in

                                             PFIZER INC AND SUBSIDIARY COMPANIES

damages, comprised of $5 million actual damages, $3 million as a reasonable royalty and $135 million in punitive damages. The court held a hearing on December 27, 1999, on whether to award the plaintiffs profits based on the Company's sales of Trovan and, if so, the amount of same. The Company's motion for mistrial remains outstanding.

     As previously disclosed, a number of lawsuits and claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60 degree or 70 degree Shiley Convexo Concave ("C/C") heart valves, or anxiety that properly functioning implanted valves might fracture in the future, or personal injury from a prophylactic replacement of a functioning valve.

     In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the United States District Court for the Southern District of Ohio, that established a worldwide settlement class of people with C/C heart valves and their spouses, except those who elected to exclude themselves. The settlement provided for a Consultation Fund of $90 million, which was fixed by the number of claims filed, from which valve recipients received payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement established a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992, and all appeals have been exhausted.

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

     Through the early 1970s, Pfizer Inc. (Minerals Division) and Quigley Company, Inc. ("Quigley"), a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the "CCR"), a joint defense organization of sixteen defendants that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against the Company, but most have been resolved.

     As of January 29, 2000, there were 57,328 personal injury claims pending against Quigley and 26,890 such claims against the Company (excluding those that are inactive or have been settled in principle), and 68 talc cases against the Company.

     The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims,

PFIZER INC AND SUBSIDIARY COMPANIES

as well as the property damage and talc claims, will be largely covered by insurance policies issued by several primary insurance carriers and a number of excess carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. Litigation against excess insurance carriers seeking damages and/or declaratory relief to secure their coverage obligations has now been largely resolved, although claims against several of such insureds do remain pending. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that the actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.

     In 1993, the Company was named, together with numerous other manufacturers of brand-name prescription drugs and certain companies that distribute brand-name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies, alleging that the manufacturers violated the Sherman Act by agreeing not to give retailers certain discounts and that the failure to give such discounts violated the Robinson Patman Act. A class action was brought on the Sherman Act claim, as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the "individual actions") on both the Sherman Act and Robinson Patman Act claims. A retailer class was certified in 1994 (the "Federal Class Action"). In 1996, fifteen manufacturer defendants, including the Company, settled the Federal Class Action. The Company's share was $31.25 million, payable in four annual installments without interest. Trial began in September 1998 for the class case against the non-settlers, and the District Court also permitted the opt-out plaintiffs to add the wholesalers as named defendants in their cases. The District Court dismissed the case at the close of the plaintiffs' evidence. The plaintiffs appealed and, on July 13, 1999, the Court of Appeals upheld most of the dismissal but remanded on one issue, while expressing doubts that the plaintiffs could prove any damages.

     Retail pharmacy cases also have been filed in state courts in five states, and consumer class actions were filed in state courts in fourteen states and the District of Columbia alleging injury to consumers from the failure to give discounts to retail pharmacy companies.

     In addition to its settlement of the retailer Federal Class Action (see above), the Company has also settled several major opt-out retail cases, and along with other manufacturers: (1) has entered into an agreement to settle all outstanding consumer class actions (except Alabama, California and North Dakota), which settlement is going through the approval process in the various courts in which the actions are pending; and (2) has entered into an agreement to settle the California consumer case, which has been approved by the Court there.

     The Company believes that these brand-name prescription drug antitrust cases, which generally seek damages and certain injunctive relief, are without merit.

     The Federal Trade Commission opened an investigation focusing on the pricing practices at issue in the above pharmacy antitrust litigation. In July 1996, the Commission issued a subpoena for documents to the Company, among others, to which the Company responded. A second subpoena was issued to the Company for documents in May 1997 and the Company again responded. We are not aware of any further activity.

     FDA administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call-for-data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee. The Committee has issued a draft report recommending that plaque removal claims should not be permitted in the absence of data establishing efficacy against gingivitis. The process of incorporating the Advisory Committee recommendations into a final monograph is expected to take several years. If the draft recommendation is ultimately accepted in the final monograph, although it would have a negative impact on sales of Plax, it will not have a material adverse effect on the sales, financial position or operations of the Company.

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

     Since December 1998, four actions have been filed, in state courts in Houston, San Francisco, Chicago and New Orleans, purportedly on behalf of statewide (California) or nationwide (Houston, Chicago and New Orleans) classes of consumers who allege that the Company's and other manufacturers' advertising and promotional claims for Rid and other pediculicides were untrue, entitling them to refunds, other damages and/or injunctive relief. The Houston case has been voluntarily dismissed and proceedings in the San Francisco, Chicago and New Orleans cases are still in early stages of the proceedings. The Company believes the complaints are without merit.

     In December, 1999 and January, 2000, two suits were filed in California state courts against the Company and other manufacturers of zinc oxide-containing powders. The first suit was filed by the Center for Environmental Health and the second was filed by an individual plaintiff on behalf of a

                                             PFIZER INC AND SUBSIDIARY COMPANIES

purported class of purchasers of baby powder products. The suits generally allege that the label of Desitin powder violates California's "Proposition 65" by failing to warn of the presence of lead, which is alleged to be a carcinogen. In January, 2000, the Company received a notice from a California environmental group alleging that the labeling of Desitin ointment and powder violates Proposition 65 by failing to warn of the presence of cadmium, which is alleged to be a carcinogen. Several other manufacturers of zinc oxide-containing topical baby products have received similar notices. The Company believes that the labeling for Desitin complies with applicable legal requirements.

     In April 1996, the Company received a Warning Letter from the FDA relating to the timeliness and completeness of required post-marketing reports for pharmaceutical products. The letter did not raise any safety issue about Pfizer drugs. The Company has been implementing remedial actions designed to remedy the issues raised in the letter. During 1997, the Company met with the FDA to apprise them of the scope and status of these activities. A review of the Company's new procedures was undertaken by FDA in 1999. The Company and Agency met to review the findings of this review and agreed that commitments and remedial measures undertaken by the Company related to the Warning Letter have been accomplished. The Company agreed to keep the Agency informed of its activities as it continues to modify its processes and procedures.

     During May and June, 1999, the FDA and the European Union's Committee for Proprietary Medicinal Products (CPMP) reconsidered the approvals to market Trovan, a broad-spectrum antibiotic, following post-market reports of severe adverse liver reactions to the drug. On June 9, the Company announced that, regarding the marketing of Trovan in the United States, it had agreed to restrict the indications, limit product distribution, make certain other labeling changes and to communicate revised warnings to health care professionals in the United States. On July 1, Pfizer received the opinion of the CPMP recommending a one-year suspension of the licenses to market Trovan in the European Union. The CPMP opinion has been finalized in a Final Decision by the European Commission. Since June, 1999, three suits and several claims have been received by the Company alleging liver injuries due to the ingestion of Trovan. The majority of these claims have been resolved without litigation. In June and July, 1999, two of the lawsuits were filed in the Circuit Court, Hampton County, South Carolina on behalf of a purported class of all persons who received Trovan, seeking compensatory and punitive damages and injunctive relief. One of the suits, seeking injunctive relief, has been dismissed. No substantive proceedings have yet occurred in the other suit and the Company believes that it is not properly maintainable as a class action, and will defend against it accordingly.

     In October 1999 the Company was sued in an action seeking unspecified damages, costs and attorney's fees on behalf of a purported class of people whose dogs had suffered injury or death after ingesting Rimadyl, an antiarthritic medication for older dogs. The suit, which was filed in state court in South Carolina, is in the early pretrial stages. The Company believes it is without merit.

     During 1998, the Company completed the sale of all of the businesses and companies that were part of the Medical Technology Group. As part of the sale provisions, the Company has retained responsibility for certain items, including matters related to the sale of MTG products sold by the Company before the sale of the MTG businesses. A number of cases have been brought against Howmedica Inc. (some of which also name the Company) alleging that P.C.A. one-piece acetabular hip prostheses sold from 1983 through 1990 were defectively designed and manufactured and pose undisclosed risks to implantees. These cases have now been resolved. Between 1994 and 1996, seven class actions alleging various injuries arising from implantable penile prostheses manufactured by American Medical Systems were filed and ultimately dismissed or discontinued. Thereafter, between late 1996 and early 1998, approximately 700 former members of one or more of the purported classes, represented by some of the same lawyers who filed the class actions, filed individual suits in Circuit Court in Minneapolis alleging damages from their use of implantable penile prostheses. Most of these claims, along with a number of filed and unfiled claims from other jurisdictions, have now been resolved. The Company believes that most if not all of these cases are without merit.

     In June 1993, the Ministry of Justice of the State of Sao Paulo, Brazil, commenced a civil public action against the Company's Brazilian subsidiary, Laboratorios Pfizer Ltda. ("Pfizer Brazil") asserting that during a period in 1991 Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action sought the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. In February 1996, the trial court issued a decision holding Pfizer Brazil liable. The trial court's opinion also established the amount of moral damages for individuals who might make claims later in the proceeding and set out a formula for calculating the payment into the public reserve fund which could have resulted in a sum of approximately $88 million. Pfizer Brazil appealed this decision. In September 1999, the appeals court issued a ruling upholding the trial court's decision as to liability. However, the appeals court decision overturned the trial court's decision concerning damages, ruling that criteria to apply in the calculation of damages, both as to individuals and as to payment of any amounts to the reserve fund, should be established only in a later stage of the proceeding. The Company believes that this action should not have a material adverse effect on the financial position or the results of operations of the Company.

PFIZER INC AND SUBSIDIARY COMPANIES


19 Segment Information and Geographic Data

We operate in the following two business segments:

   o pharmaceutical--including treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, erectile dysfunction and allergies, as well as self-medications

   o animal health--products for food animals and companion animals, including antibiotics, vaccines and other veterinary items


     Each separately managed segment offers different products requiring different marketing and distribution strategies.

     We sell our products primarily to customers in the wholesale sector. In 1999, sales to our two largest wholesalers accounted for 14% and 12% of total revenues. These sales were concentrated in the pharmaceutical segment.

     Revenues were in excess of $100 million in each of 12 countries outside the U.S. in 1999. The U.S. was the only country to contribute more than 10% to total revenues. The following tables present segment and geographic information:


Segment Information


================================================================================
                                  Pharma-    Animal  Corporate/
(millions of dollars)            ceutical    Health      Other   Consolidated
--------------------------------------------------------------------------------
Total revenues             1999   $14,859    $1,345     $   --        $16,204
                           1998    12,230     1,314         --         13,544
                           1997     9,726     1,329         --         11,055
--------------------------------------------------------------------------------
Segment profit             1999     4,898(1)     67       (517)(2)      4,448(3)
                           1998     3,574       (77)      (903)(2)      2,594(3)
                           1997     3,129       112       (374)(2)      2,867(3)
--------------------------------------------------------------------------------
Identifiable assets(4)     1999     9,723     2,144      8,707         20,574
                           1998     7,987     2,109      8,206         18,302
                           1997     6,464     2,197      6,330(5)      14,991
--------------------------------------------------------------------------------
Property, plant and
  equipment additions(4)   1999     1,387        90         84          1,561
                           1998       991        97        110          1,198
                           1997       687        69        122            878
--------------------------------------------------------------------------------
Depreciation and
  amortization(4)          1999       438        74         30            542
                           1998       386        82         21            489
                           1997       337        75         16            428
================================================================================

Geographic Data


================================================================================
                                                           All
                                   United                Other
(millions of dollars)              States(6)  Japan  Countries   Consolidated
--------------------------------------------------------------------------------
Total revenues             1999    $9,896    $1,249     $5,059        $16,204
                           1998     8,205       943      4,396         13,544
                           1997     6,089       949      4,017         11,055
--------------------------------------------------------------------------------
Long-lived assets          1999     3,430       487      2,750          6,667
                           1998     2,905       369      2,499          5,773
                           1997     2,910       283      2,155          5,348
================================================================================

(1)  INCLUDES $310 MILLION CHARGE TO WRITE OFF TROVAN INVENTORIES.

(2) INCLUDES INTEREST INCOME/(EXPENSE) AND CORPORATE EXPENSES. CORPORATE ALSO INCLUDES OTHER INCOME/(EXPENSE) OF THE FINANCIAL SUBSIDIARIES (SEE NOTE 3, "FINANCIAL SUBSIDIARIES") AND CERTAIN PERFORMANCE-BASED COMPENSATION EXPENSES NOT ALLOCATED TO THE OPERATING SEGMENTS.

(3) CONSOLIDATED TOTAL EQUALS INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR TAXES ON INCOME AND MINORITY INTERESTS.

(4) CERTAIN PRODUCTION FACILITIES ARE SHARED BY VARIOUS SEGMENTS. PROPERTY, PLANT AND EQUIPMENT, AS WELL AS CAPITAL ADDITIONS AND DEPRECIATION, ARE ALLOCATED BASED ON PHYSICAL PRODUCTION. CORPORATE ASSETS ARE PRIMARILY CASH, SHORT-TERM INVESTMENTS AND LONG-TERM LOANS AND INVESTMENTS.

(5)  INCLUDES NET ASSETS OF DISCONTINUED OPERATIONS.

(6)  INCLUDES OPERATIONS IN PUERTO RICO.


20 Subsequent Event

On February 7, 2000, we announced an agreement to merge with Warner-Lambert Company (Warner-Lambert). Under terms of the merger agreement, which has been approved by the Board of Directors of both Pfizer and Warner-Lambert, we will exchange 2.75 shares of Pfizer voting common stock for each outstanding share of Warner-Lambert voting common stock in a tax-free transaction valued at $98.31 per Warner- Lambert share, or an equity value of $90 billion based on the closing price of our stock on February 4, 2000 of $35.75 per share. Customary and usual provisions will be made for outstanding options and warrants.

     This transaction is subject to customary conditions, including the use of pooling-of-interests accounting, qualifying as a tax-free reorganization, shareholder approval at both companies and usual regulatory approvals. The transaction is expected to close in mid-2000.

PFIZER INC AND SUBSIDIARY COMPANIES

QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

----------------------------------------------------------------------------------------
                                                      Quarter
                                    ----------------------------------------------------
(millions of dollars,
except per share data)                 First       Second       Third         Fourth
----------------------------------------------------------------------------------------
1999
Net sales                             $3,524       $3,298       $3,423        $3,887
Alliance revenue                         403          481          569           619
----------------------------------------------------------------------------------------
Total revenues                         3,927        3,779        3,992         4,506
Costs and expenses                     2,778        2,751        3,025         3,202
----------------------------------------------------------------------------------------
Income from continuing operations
 before provision for taxes on income
 and minority interests                1,149        1,028          967         1,304
Provision for taxes on income            333          298          265           348
Minority interests                         1            1            1             2
----------------------------------------------------------------------------------------
Income from continuing operations        815          729          701           954
Discontinued operations--net of tax       --          (20)          --            --
----------------------------------------------------------------------------------------
Net income                            $  815       $  709       $  701        $  954
----------------------------------------------------------------------------------------
Earnings per common share--basic
 Income from continuing operations    $  .22       $  .19       $  .19        $  .25
 Discontinued operations--net of tax      --         (.01)          --            --
----------------------------------------------------------------------------------------
 Net income                           $  .22       $  .18       $  .19        $  .25
----------------------------------------------------------------------------------------
Earnings per common share--diluted
 Income from continuing operations    $  .21       $  .18       $  .18        $  .25
 Discontinued operations--net of tax      --           --           --            --
----------------------------------------------------------------------------------------
 Net income                           $  .21       $  .18       $  .18        $  .25
----------------------------------------------------------------------------------------
Cash dividends paid per common share  $  .07 1/3   $  .07 1/3   $  .08        $  .08
----------------------------------------------------------------------------------------
Stock prices
High                                  $   48 11/64  $  50 3/64  $   40 11/16  $   42 1/4
Low                                   $   36 33/64  $  31 35/64 $   32        $   32 3/16
========================================================================================
1998
Net sales                             $2,886       $3,114       $3,110        $3,567
Alliance revenue                         150          198          220           299
----------------------------------------------------------------------------------------
Total revenues                         3,036        3,312        3,330         3,866
Costs and expenses                     2,294        2,468        2,628         3,560
----------------------------------------------------------------------------------------
Income from continuing operations
 before provision for taxes on income
 and minority interests                  742          844          702           306
Provision for taxes on income            206          249          186             1
Minority interests                         1            1            1            (1)
----------------------------------------------------------------------------------------
Income from continuing operations        535          594          515           306
Discontinued operations--net of tax      157           34          882           328
----------------------------------------------------------------------------------------
Net income                            $  692       $  628       $1,397        $  634
----------------------------------------------------------------------------------------
Earnings per common share--basic
 Income from continuing operations    $  .14       $  .16       $  .13        $  .08
 Discontinued operations--net of tax     .04          .01          .24           .08
----------------------------------------------------------------------------------------
 Net income                           $  .18       $  .17       $  .37        $  .16
----------------------------------------------------------------------------------------
Earnings per common share--diluted
 Income from continuing operations    $  .14       $  .15       $  .13        $  .07
 Discontinued operations--net of tax     .04           --          .23           .09
----------------------------------------------------------------------------------------
 Net income                           $  .18       $  .15       $  .36        $  .16
----------------------------------------------------------------------------------------
Cash dividends paid per common share  $  .06 1/3   $  .06 1/3   $  .06 1/3    $  .06 1/3
----------------------------------------------------------------------------------------
Stock prices
 High                                 $   32 1/2   $   40 37/64 $   40 13/64  $   42 63/64
 Low                                  $   23 11/16 $   32 1/8   $   30 43/64  $   28 43/64
----------------------------------------------------------------------------------------

ALL DATA REFLECTS THE 1999 THREE-FOR-ONE STOCK SPLIT.

AS OF JANUARY 31, 2000, THERE WERE 149,747 RECORD HOLDERS OF OUR COMMON STOCK (SYMBOL PFE).

PFIZER INC AND SUBSIDIARY COMPANIES

FINANCIAL SUMMARY


====================================================================================================================================
                                                                             Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
(millions, except per share data)           1999    1998     1997   1996     1995     1994    1993     1992     1991    1990    1989
------------------------------------------------------------------------------------------------------------------------------------
Net sales                               $ 14,133  12,677   10,739  9,864    8,684    6,825   6,080    5,816    5,352   4,757   4,220
Alliance revenue                           2,071     867      316     --       --       --      --       --       --      --      --
------------------------------------------------------------------------------------------------------------------------------------
Total revenues                            16,204  13,544   11,055  9,864    8,684    6,825   6,080    5,816    5,352   4,757   4,220
Research and development                   2,776   2,279    1,805  1,567    1,340    1,036     880      776      654     545     449
Other costs and expenses                   8,980   8,671    6,383  5,769    5,327    4,212   3,822    3,829    3,675   3,288   3,045
Divestitures, restructuring and
 unusual items-- net(1)                       --      --       --     --       --       --     741     (141)     300      --      --
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
 before taxes and minority interests    $  4,448   2,594    2,867  2,528    2,017    1,577     637    1,352      723     924     726
Provision for taxes on income           $  1,244     642      775    758      609      445     106      368      141     235     171
Income from continuing operations
 before cumulative effect of
 accounting changes                     $  3,199   1,950    2,082  1,764    1,401    1,127     529      981      579     684     551
Discontinued operations--net of tax          (20)  1,401      131    165      172      171     129      113      143     117     130
Cumulative effect of accounting changes       --      --       --     --       --       --      --     (283)(2)   --      --      --
------------------------------------------------------------------------------------------------------------------------------------
   Net income                           $  3,179   3,351    2,213  1,929    1,573    1,298     658      811      722     801     681
------------------------------------------------------------------------------------------------------------------------------------
Effective tax rate--continuing
 operations                                28.0%   24.8%    27.0%  30.0%    30.2%    28.2%   16.6%    27.2%    19.5%   25.4%   23.6%
Depreciation                            $    473     420      363    309      277      236     206      209      183     167     160
Property, plant and equipment additions    1,561   1,198      878    690      635      620     575      592      505     466     388
Cash dividends paid                        1,148     976      881    771      659      594     536      487      437     397     364
------------------------------------------------------------------------------------------------------------------------------------
As of December 31
------------------------------------------------------------------------------------------------------------------------------------
Working capital(3)                      $  2,006   2,739    2,448  1,914    1,787    1,582   1,875    2,749    1,978   1,920   2,026
Property, plant and equipment--net         5,343   4,415    3,793  3,456    3,113    2,747   2,320    1,994    2,061   1,808   1,565
Total assets(3)                           20,574  18,302   14,991 14,251   12,339   10,797   8,986    9,346    9,387   8,782   8,099
Long-term debt                               525     527      725    681      828      604     571      571      393     189     181
Long-term capital(4)                       9,738   9,551    8,819  7,907    6,518    5,150   4,643    5,453    5,725   5,643   5,034
Shareholders' equity                       8,887   8,810    7,933  6,954    5,506    4,324   3,866    4,719    5,026   5,092   4,536
------------------------------------------------------------------------------------------------------------------------------------
Per common share data:
 Basic:
   Income from continuing operations
    before effect of accounting changes $    .85     .51      .55    .47      .38      .31     .14      .25      .15     .17     .14
   Discontinued operations--net of tax      (.01)    .37      .04    .05      .05      .04     .03     (.04)(2)  .03     .03     .03
------------------------------------------------------------------------------------------------------------------------------------
   Net income                           $    .84     .88      .59    .52      .43      .35     .17      .21      .18     .20     .17
------------------------------------------------------------------------------------------------------------------------------------
 Diluted:
   Income from continuing operations
    before effect of accounting changes $    .82     .49      .53    .46      .37      .30     .14      .24      .14     .17     .14
   Discontinued operations--net of tax        --     .36      .04    .04      .05      .05     .03     (.04)(2)  .04     .03     .03
------------------------------------------------------------------------------------------------------------------------------------
   Net income                           $    .82     .85      .57    .50      .42      .35     .17      .20      .18     .20     .17
------------------------------------------------------------------------------------------------------------------------------------
 Market value per share (December 31)   $  32.44   41.67    24.85  13.83    10.50     6.44    5.75     6.04     7.00    3.37    2.90
 Return on shareholders' equity            35.9%   40.0%    29.7%  31.0%    32.0%    31.7%   15.3%    16.6%    14.3%   16.6%   15.4%
 Cash dividends paid per share          $.30 2/3 .25 1/3  .22 2/3    .20  .17 1/3  .15 2/3     .14  .12 1/3      .11    .10  .09 1/3
 Shareholders' equity per share         $   2.36    2.33     2.10   1.85     1.48     1.18    1.04     1.21     1.27    1.29    1.14
 Current ratio                            1.22:1  1.38:1   1.49:1 1.36:1   1.37:1   1.35:1  1.60:1   1.92:1   1.62:1  1.67:1  1.75:1
------------------------------------------------------------------------------------------------------------------------------------
Weighted average shares used
 to calculate:
 Basic earnings per share amounts          3,775   3,789    3,771  3,743    3,687    3,670   3,785    3,948    3,963   3,966   3,972
 Diluted earnings per share amounts        3,884   3,945    3,909  3,864    3,777    3,729   3,845    4,038    4,072   4,046   4,073
Employees of continuing operations
 (thousands)                                  51      46       41     39       37       34      33       33       35      33      33
------------------------------------------------------------------------------------------------------------------------------------
Total revenues per employee (thousands) $    318     292      269    256      238      202     184      177      154     145     129
====================================================================================================================================

     All financial information reflects the divestitures of our MTG and food science businesses as discontinued operations.

     We have restated all common share and per share data for the 1999, 1997, 1995 and 1991 stock splits.

(1)  Divestitures, restructuring and unusual items--net includes the following:

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

(2) Accounting changes adopted January 1, 1992: SFAS No. 106--charge of $313 million or $.08 per share; SFAS No. 109--credit of $30 million or $.01 per share. Per share amounts of accounting changes are included in per share amounts presented for discontinued operations.

(3) Includes net assets of discontinued operations of our MTG businesses through 1997.

(4) Defined as long-term debt, deferred taxes on income, minority interests and shareholders' equity.

62