Form 10-K405, Exhibit 13
period 2000-12-31
PFIZER INC
filed 2001-03-28
CIK 78003

Financial Review
Pfizer Inc and Subsidiary Companies

Merger with Warner-Lambert Company

On June 19, 2000, we completed our merger with Warner-Lambert Company (Warner-Lambert). As a result of this merger, each share of Warner-Lambert common stock issued and outstanding, other than shares owned directly or indirectly by Warner-Lambert, was converted into the right to receive 2.75 shares of Pfizer common stock.

      The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. We restated all prior period consolidated financial statements of Pfizer to include the results of operations, financial position and cash flows of Warner-Lambert as if we had always been merged. Prior to the merger, the only significant transactions between Pfizer and Warner-Lambert occurred under the Lipitor marketing agreements. These transactions have been excluded from the restated financial information. Certain reclassifications and adjustments have been made to conform the companies’ financial statements.

Overview of Consolidated Operating Results

In 2000, revenues grew 8% to $29,574 million, reflecting the strong prescription growth of our portfolio of human pharmaceuticals. Our operating results in 2000 were impacted by:

•	costs related to our merger with Warner-Lambert, including transaction costs, integration costs and restructuring charges

•	costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products Corporation merger

•	certain significant items, including gains on the sales of certain product lines and research-related equity investments and charges associated with the sale of Animal Health’s feed-additive product line and the withdrawal of Rezulin

Our 1999 operating results include:

•	a charge to write off certain Trovan inventories

•	transaction costs related to Warner-Lambert’s merger with Agouron Pharmaceuticals, Inc. (Agouron)

Analysis of the Consolidated Statement of Income

				% Change

(millions of dollars)	2000	1999	1998	00/99	99/98

Revenues	$29,574	$27,376	$23,231	8	18

Cost of sales	4,907	5,464	4,907	(10)	11

% of revenues	16.6%	20.0%	21.1%

Selling, informational and administrative expenses	11,442	10,810	9,563	6	13

% of revenues	38.7%	39.5%	41.2%

R&D expenses	4,435	4,036	3,305	10	22

% of revenues	15.0%	14.7%	14.2%

Merger-related costs	3,257	33	—	M+	—

% of revenues	11.0%	—	—

Other (income)/ deductions—net	(248)	88	1,059	*	(92)

Income from continuing operations before taxes	$5,781	$6,945	$4,397	(17)	58

% of revenues	19.5%	25.4%	18.9%

Provision for taxes on income	$2,049	$1,968	$1,163	4	69

Effective tax rate	35.4%	28.3%	26.4%

Income from continuing operations	$3,718	$4,972	$3,232	(25)	54

% of revenues	12.6%	18.2%	13.9%
Discontinued operations—net of tax	8	(20)	1,401	*	*

Net income	$3,726	$4,952	$4,633	(25)	7

% of revenues	12.6%	18.1%	19.9%

Percentages in this table and throughout the financial review may reflect rounding adjustments.

M+ — Change greater than one thousand percent.

* — Calculation not meaningful.

Revenues

Revenues increased 8% or $2,198 million in 2000 and 18% or $4,145 million in 1999. Revenue increases in both years were primarily due to sales volume growth of our in-line products and revenue generated from product alliances. Total revenues increased 13% in 2000 and 21% in 1999 excluding:

•	the negative effects of foreign exchange (3% or $673 million in 2000 and 1% or $240 million in 1999)

•	Trovan (less than 1% or $98 million in 2000 and 1% or $74 million in 1999)

•	Rezulin (2% or $523 million in 2000 and 1% or $123 million in 1999)

      The negative currency impact on revenue growth reflects the weakening of the euro relative to the dollar, partially offset in the first three quarters of 2000 by the strengthening of the Japanese yen as compared to 1999.

Pfizer Inc and Subsidiary Companies

Percentage Change in Revenues

		Analysis of % Change
	Total %
	Change	Volume	Price	Currency

Pharmaceuticals

2000 vs. 1999	9.8	11.1	1.1	(2.4)

1999 vs. 1998	20.8	20.3	1.2	(0.7)

Consumer Products

2000 vs. 1999	0.9	2.5	1.0	(2.6)

1999 vs. 1998	7.3	7.1	2.5	(2.3)

Total

2000 vs. 1999	8.0	9.4	1.1	(2.5)

1999 vs. 1998	17.8	17.4	1.4	(1.0)

Revenues by Business Segment

		%		%
		Change		Change
(millions of dollars)	2000	00/99	1999	99/98	1998

Pharmaceuticals	$24,027	10	$21,879	21	$18,106

Consumer Products	5,547	1	5,497	7	5,125

Total	$29,574	8	$27,376	18	$23,231

Pharmaceuticals

The pharmaceuticals segment includes our human pharmaceuticals and animal health businesses as well as Capsugel, a capsule manufacturing business.

				% Change

(millions of dollars)	2000	1999	1998	00/99	99/98

Human pharmaceuticals	$22,567	$20,155	$16,436	12	23

Animal health	1,053	1,333	1,304	(21)	2

Capsugel	407	391	366	4	7

Total pharmaceuticals	$24,027	$21,879	$18,106	10	21

      Human pharmaceutical revenues increased 12% in 2000 to $22,567 million and 23% in 1999 to $20,155 million. Excluding foreign exchange, the limitations on Trovan and the withdrawal of Rezulin, human pharmaceutical revenues grew by 18% in 2000 and 26% in 1999. In the U.S. market, human pharmaceutical revenue growth was 12% in 2000 and 24% in 1999, while international growth was 13% in 2000 and 21% in 1999.

      In 2000, we had eight human pharmaceutical products, including our alliance product Celebrex, with sales to third parties of $1 billion or more each. These products—Lipitor, Norvasc, Zoloft, Neurontin, Celebrex, Zithromax, Viagra and Diflucan—representing 74% of human pharmaceutical revenues, grew at a combined annual rate of 23% in 2000.

Revenues—Major Human Pharmaceutical Products

				% Change

(millions of dollars)	2000	1999	1998	00/99	99/98

Cardiovascular Diseases:	$10,343	$8,825	$6,843	17	29

Lipitor	5,031	3,795	2,208	33	72

Norvasc	3,362	2,991	2,541	12	18

Cardura	795	784	679	1	15

Accupril/Accuretic	553	514	454	8	13

Infectious Diseases:	3,528	3,630	3,315	(3)	9

Zithromax	1,382	1,309	1,023	6	28

Diflucan	1,014	989	904	2	9

Viracept	436	530	530	(18)	—

Central Nervous System

Disorders:	3,883	3,271	2,694	19	21

Zoloft	2,140	1,997	1,803	7	11

Neurontin	1,334	913	514	46	78

Viagra	1,344	1,016	773	32	31

Allergy:	703	546	413	29	32

Zyrtec	699	541	407	29	33

Alliance Revenue	1,158	665	69	74	858

•	Lipitor is the largest-selling statin medicine worldwide for the treatment of elevated cholesterol levels in the blood and it is the second-largest-selling pharmaceutical product of any kind worldwide. In May 2000, we launched Lipitor in Japan.

•	Norvasc’s sales increased because of the favorable benefits the product provides to patients—once-daily dosing, tolerability and 24-hour control for hypertension and angina.

•	Cardura is a selective alpha blocker offering doctors and patients a safe, unique and cost-effective option for the treatment of high blood pressure and enlarged prostate. Cardura’s sales growth in 2000 reflects a 12% decrease in U.S. sales due largely to the expiration of the U.S. patent in October 2000 and an increase in generic competition as a result. International sales of Cardura grew 12% in 2000.

•	Accupril is now the second-most-prescribed angiotensin-converting enzyme (ACE) inhibitor in the U.S. Accuretic, an ACE inhibitor and diuretic, was launched in the U.S. in May 2000.

•	Zithromax is the most-prescribed brand-name oral antibiotic in the U.S. and the third-largest-selling antibiotic worldwide. We launched Zithromax in Japan during the second quarter of 2000.

•	Diflucan’s sales growth after more than 12 years on the market reflects the product’s continuing acceptance as the therapy of choice for a wide range of fungal infections.

•	Viracept remains the top-selling protease inhibitor for AIDS. Viracept sales decreased mainly due to increasing competition from other AIDS medicines and the increasing level of manufacturing responsibility for the product being undertaken by Hoffmann-La Roche Ltd. for its own markets outside of North America rather than being supplied by us.

Pfizer Inc and Subsidiary Companies

•	Zoloft, for the treatment of depression, obsessive-compulsive disorder (in adults and children), panic disorder and post-traumatic stress disorder is the most-prescribed selective serotonin reuptake inhibitor in the U.S.

•	Neurontin is the world’s top-selling anticonvulsant. Neurontin was approved in a number of major European countries during 2000 for the treatment of neuropathic pain.

•	Viagra, for the treatment of erectile dysfunction, is among the most widely prescribed medications in the world and continues to show strong growth in prescriptions. We launched Viagra in China during the third quarter of 2000.

•	Zyrtec’s sales growth reflects the product’s strong, rapid and long-lasting relief for seasonal and year-round allergies and hives with once-daily dosing. Zyrtec is also approved for children as young as two years old.

•	Alliance revenue reflects revenue associated with the co-promotion of Aricept and Celebrex. Aricept, developed by our alliance partner Eisai Co., Ltd., is used to treat symptoms of Alzheimer’s disease. In February 1999, we launched Celebrex with Searle, now a part of Pharmacia Corporation, which discovered and developed the drug. Celebrex is used for the relief of symptoms of adult rheumatoid arthritis and osteoarthritis. During 2000, Celebrex achieved total global sales of $2.6 billion.

These alliances allow us to co-promote or license these products for sale in certain countries. Under the co-promotion agreements, these products are marketed and promoted with our alliance partners. We provide cash, staff and other resources to sell, market, promote and further develop these products. Alliance revenue from co-promotion agreements is reported in the statement of income as part of Revenues.

The alliance agreements include additional provisions that give our alliance partners the right to negotiate the co-promotion of certain specified Pfizer-discovered products.

      On March 21, 2000, we announced that we were discontinuing the sale of Rezulin. Since March 1997, we marketed Rezulin in the U.S. with an affiliate of Sankyo Company, Ltd., from whom we licensed the product for North America and other areas. Rezulin sales were $102 million in 2000, $625 million in 1999 and $748 million in 1998.

      In June 1999, the European Union’s Committee for Proprietary Medicinal Products suspended the European Union (EU) licenses of the oral and intravenous formulations of our antibiotic Trovan for 12 months. The suspension has since been made permanent. In the rest of the world, including the U.S., the use of Trovan is limited to serious infections in institutionalized patients. As a result of these limitations, Trovan returns in excess of sales were $12 million in 2000 and sales were $86 million in 1999, both reflecting a decline from 1998 sales of $160 million.

      Rebates under Medicaid and related state programs reduced revenues by $354 million in 2000, $296 million in 1999 and $265 million in 1998. We also provided legislatively mandated discounts to the federal government of $225 million in 2000, $176 million in 1999 and $161 million in 1998. Performance-based contracts also provide rebates to several customers.

      Animal Health revenues decreased 21% to $1,053 million in 2000 and increased 2% to $1,333 million in 1999. Excluding the impact of foreign exchange, Animal Health revenues decreased 17% in 2000 and increased 6% in 1999. The decrease in 2000 revenues was due to:

•	the size of the initial distribution of Revolution requested by veterinarians in the U.S. in 1999

•	competitive pressures on key brands

•	the continuing weakness in the U.S. and European livestock markets

      The increase in Animal Health revenues in 1999 was primarily due to the performance of the companion-animal business partially offset by the weakness in U.S. and European livestock markets and the decision of the European Commission to ban certain antibiotic feed additives, including Stafac (virginiamycin) in the EU after June 30, 1999. Sales of companion-animal products increased by 30% in 1999 primarily due to the launch of Revolution and the growth of Rimadyl. Revolution was approved in the U.S. in July 1999 as the first and only topically applied medication for dogs and cats that is effective against heartworm, fleas and many other parasites. Rimadyl is a treatment for the relief of pain and inflammation associated with osteoarthritis in dogs.

      In November 2000, we sold Animal Health’s feed-additive product line to Phibro Animal Health, a wholly owned subsidiary of Philipp Brothers Chemicals, Inc., for cash of $45 million and a promissory note for $23 million due March 1, 2004. The sale resulted in a loss of $85 million which is recorded in Other (income)/deductions—net.

Consumer Products

Revenues of our consumer products businesses were as follows:

				% Change

(millions of dollars)	2000	1999	1998	00/99	99/98

Consumer health care products	$2,487	$2,551	$2,300	(3)	11

Confectionery products	2,068	1,951	1,887	6	3

Shaving products	790	792	745	—	6

Tetra fish products	202	203	193	—	5

Total consumer products	$5,547	$5,497	$5,125	1	7

      Consumer health care product revenues decreased 3% in 2000 to $2,487 million and increased 11% in 1999 to $2,551 million. The decrease in consumer health care revenue in 2000 is mainly due to the negative impact of foreign exchange, the divestitures of the Rid and Bain de Soleil product lines and private-label competition for Zantac 75, partially offset by increased sales of Listerine and Benadryl.

Pfizer Inc and Subsidiary Companies

      The increase in 1999 revenues was due to U.S. sales of Zantac 75. Prior to 1999, Zantac 75 was marketed by a joint venture we formed in 1993 with Glaxo Wellcome plc, now a part of GlaxoSmithKline plc, and sales were not reflected in our reported revenues. Income from this joint venture was previously reported in Other (income)/deductions—net. Other factors contributing to 1999 revenue growth were increased sales of Listerine and Lubriderm.

      In June 2000, we sold the Rid line of lice-control products to Bayer Corporation for approximately $89 million in cash. The sale resulted in a pre-tax gain of approximately $78 million which is recorded in Other (income)/deductions—net.

      In the fourth quarter of 1999, we sold the Bain de Soleil sun care product line to Schering-Plough HealthCare Products, Inc. for approximately $26 million in cash. Proceeds from the sale approximated the total of the carrying value of net assets associated with this product line and selling costs. The sale of Bain de Soleil did not have a material impact on our results of operations in 2000.

      Confectionery product revenues increased 6% in 2000 to $2,068 million and 3% in 1999 to $1,951 million. The increase in confectionery revenues in 2000 was due to sales growth of Trident Advantage and Dentyne Ice gums and Halls cough drops, particularly in North America.

      The increase in confectionery revenues in 1999 was due to sales growth of Trident Advantage and Dentyne Ice as well as the 1999 U.S. launch of Halls Defense Vitamin C Supplement drops.

Revenues by Country

		% of		% of	%
(millions of dollars)	2000	Revenues	1999	Revenues	Change

United States	$17,953	61	$16,634	61	8

Japan	2,074	7	1,716	6	21

All other countries	9,547	32	9,026	33	6

Total	$29,574	100	$27,376	100	8

		% of		% of	%
(millions of dollars)	1999	Revenues	1998	Revenues	Change

United States	$16,634	61	$13,656	59	22

Japan	1,716	6	1,365	6	26

All other countries	9,026	33	8,210	35	10

Total	$27,376	100	$23,231	100	18

      Revenues were in excess of $500 million in each of 7 countries outside the U.S. in 2000. The U.S. was the only country to contribute more than 10% to total revenues.

Percentage Change in Geographic Revenues by Business Segment

	% Change in Revenues

	U.S.		International

	00/99	99/98	00/99	99/98

Pharmaceuticals	9	23	11	18

Consumer Products	1	11	1	4

Total	8	22	8	14

Product Developments

We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing in-line and alliance products.

      Certain significant regulatory actions by, and filings pending with, the U.S. Food and Drug Administration (FDA) follow:

U.S. FDA Approvals

Product	Indication/Dosage	Date Approved

Geodon	Psychotic disorders —oral dosage form	February 2001

Zithromax	Treatment of mycobacterium avium complex	November 2000

Viracept	Twice-daily dosing regimen	May 2000

Pending U.S. New Drug Applications

Product	Indication/Dosage	Date Filed

Vfend (voriconazole)	Serious systemic fungal infections	November 2000

Zoloft	Long-term management of anxiety disorders	May 2000

Zyrtec-D	Combination antihistamine/ decongestant formulation	January 2000

Relpax	Migraine headaches	October 1998

Geodon	Psychotic disorders —intramuscular dosage form	December 1997

      In February 2001, the FDA approved the oral dosage form of ziprasidone, an antipsychotic for the treatment of schizophrenia. We expect to introduce ziprasidone in the U.S. in 20 mg., 40 mg., and 80 mg. capsules in March 2001. We intend to market ziprasidone under the trade name Geodon. Also in February 2001, a FDA advisory committee recommended approval of the intramuscular dosage form of Geodon (ziprasidone).

      In January 2001, we received an approvable letter from the FDA for Zyrtec-D, a combination antihistamine/decongestant formulation.

      In October 1999, we received an approvable letter from the FDA for Relpax, a treatment for migraines. We submitted additional data to the FDA in response to requests in the approvable letter. In the fourth quarter of 2000, the FDA sent us a new approvable letter, in which we were asked to conduct an additional, short-term cardiovascular physiology study. We expect to perform and file this study in 2001. The regulatory approval process has begun outside the U.S.

Pfizer Inc and Subsidiary Companies

      Ongoing or planned clinical trials for additional uses and dosage forms for our currently marketed products include:

Product	Indication/Dosage

Zithromax	Cardiovascular risk in patients with atherosclerosis (a process in which fatty substances are deposited within blood vessels) caused by certain infections

Reduced treatment dosing regimen

Viagra	Female sexual arousal disorder

Zoloft	Pediatric depression

Social phobia

Pediatric post-traumatic stress disorder

Neurontin	Neuropathic pain

Lipitor	Broad cardiovascular-care clinical program

Lipitor/Norvasc	Single product that combines cholesterol-lowering and antihypertensive medications in Lipitor and Norvasc

Aricept	Vascular dementia

Celebrex	Sporadic adenomatous polyposis

Barrett’s esophagus—a precancerous condition caused by repeated damage from stomach acid regurgitation

Actinic keratosis—a precancerous skin growth caused by overexposure to sunlight

Bladder cancer

Pain

      We anticipate that regulatory filings will be completed during 2001 for the following products:

Product	Indication

inhaled insulin (under co-development with Aventis Pharma—to be supplied in a device developed by Inhale Therapeutic Systems)	Diabetes

valdecoxib (under co-development with Pharmacia Corporation)	Osteoarthritis Rheumatoid arthritis Pain

pregabalin	Pain Epilepsy Psychiatric disorders

      Additional product-related programs are in various stages of discovery and development.

      In 1998, we entered into worldwide agreements with Aventis Pharma to manufacture insulin and co-develop and co-promote inhaled insulin. Under the agreements, Aventis Pharma and Pfizer will contribute expertise in the development and production of insulin products, as well as selling and marketing resources. We bring to the alliance our development of inhaled insulin from our collaboration with Inhale Therapeutic Systems, Inc. Together with Aventis Pharma, we are building a new insulin manufacturing plant in Frankfurt, Germany, to support the product currently in development.

Costs and Expenses

      Cost of sales decreased 10% in 2000 and increased 11% in 1999 while revenues increased 8% in 2000 and 18% in 1999. The decrease in cost of sales in 2000 reflects favorable product and business mix, manufacturing efficiencies and the favorable impact of foreign exchange as well as the write-off of Trovan inventories in 1999.

      In 1999, we determined that it was unlikely that certain Trovan inventories of finished goods, bulk, work-in-process and raw materials would be used. Accordingly, in the third quarter of 1999 we recorded a charge of $310 million in Cost of sales to write off Trovan inventories in excess of the amount required to support expected sales. Also included in Cost of sales for 1999 is a benefit of $6.6 million related to the change in accounting for the cost of inventories from the “Last-in, first-out” method to the “First-in, first-out” method. Excluding the Trovan inventory charge and the benefit related to the accounting change for inventories in 1999 and asset impairments and restructuring charges in 1998, cost of sales increased 7% in 1999.

      SI&A expenses increased 6% in 2000 and 13% in 1999. These increases reflect continued strong marketing and sales support for our broad portfolio of products, partially offset in 2000 by cost savings achieved from the integration of Pfizer and Warner-Lambert, especially administrative infrastructure, and the favorable impact of foreign exchange.

      R&D expenses increased 10% in 2000 and 22% in 1999. These expenditures were necessary to support the advancement of potential drug candidates in all stages of development (from initial discovery through final regulatory approval). R&D expenses in 2000 reflect administrative cost savings achieved from the integration of Pfizer and Warner-Lambert and the favorable impact of foreign exchange in international research activities. For 2001, we have a total R&D budget of about $5 billion.

      Merger-related costs include the following:

(millions of dollars)	2000	1999

Transaction costs	$226	$33

Transaction costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger	1,838	—

Integration costs	246	—

Restructuring charges	947	—

Total merger-related costs	$3,257	$33

•	In 2000, transaction costs include banking, legal, accounting and other costs directly related to our merger with Warner-Lambert. In 1999, we incurred transaction costs, primarily for professional fees, directly related to the merger with Agouron.

•	Integration costs represent external, incremental costs directly related to our merger with Warner-Lambert, including expenditures for consulting, promotion and systems integration.

•	The components of the restructuring charges associated with the merger of the Warner-Lambert operations follow:

		Utilization

(millions of dollars)	Charges in 2000	2000	2001

Employee termination costs	$876	$534	$342

Property, plant and equipment	46	46	—

Other	25	19	6

Total	$947	$599	$348

Pfizer Inc and Subsidiary Companies

      Through December 31, 2000, the charge for employee termination costs represents the approved reduction of our work force by 5,061 people, mainly comprising administrative functions for corporate, manufacturing, distribution, sales and research. We notified these people and as of December 31, 2000, 3,942 employees were terminated. We will complete terminations of the remaining personnel within one year of the notification. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Warner-Lambert employment contracts. Under the terms of Warner-Lambert employment contracts, certain terminated employees may elect to defer receipt of severance benefits. As of December 31, 2000, $177 million in severance benefits was deferred for future payments. The deferred severance benefits bear interest at the average prime interest rate for the year plus two percent. The deferred severance benefits are shown as utilized charges and are included in Other noncurrent liabilities in the consolidated balance sheet.

      Through December 31, 2000, the impairment and disposal charges for property, plant and equipment represent the consolidation of facilities and related fixed assets, a contract termination payment and termination of certain software installation projects.

      Other restructuring charges consist of charges for contract termination payments—$16 million, facility closure costs—$4 million and assets we wrote off, including inventory and intangible assets—$5 million.

      At December 31, 2000, accrued restructuring charges are included in Other current liabilities in the consolidated balance sheet.

      We expect to incur additional restructuring and integration charges in future periods as the integration of Pfizer and Warner-Lambert continues.

      Other (income)/deductions—net includes other income—net of $248 million in 2000 and other deductions—net of $88 million in 1999.

      Other income—net in 2000 includes the following:

•	gains on the sales of research-related equity investments—$216 million

•	a gain on the sale of Rid—$78 million

•	a gain on the sale of the Omnicef brand—$39 million

•	an increase in net interest income as a result of higher average interest rates and higher average investment levels

•	foreign exchange effects resulting from the impact of currency movements

•	hedging activities

      partially offset by

•	costs associated with the withdrawal of Rezulin—$136 million

•	a loss on the sale of Animal Health’s feed-additive products—$85 million

      Other deductions—net in 1999 declined 92% primarily due to the absence of certain significant charges recorded in 1998 of $885 million.

      Our overall effective tax rate for continuing operations was 35.4% in 2000 and 28.3% in 1999.

      The effective tax rate for continuing operations, excluding merger-related costs and certain significant items, was 27.2% in 2000 and 28.5% in 1999. The lower tax rate in 2000, excluding merger-related costs and certain significant items, was primarily due to tax-planning initiatives.

      We have received and are protesting assessments for additional taxes from the Belgian tax authorities. For additional details, see note 12 to the consolidated financial statements, “Taxes on Income.”

Discontinued Operations

      In 2000, we determined working capital settlement amounts and settled a lawsuit for certain of our previously discontinued businesses, resulting in income of $14 million ($8 million after-tax) recorded in Discontinued operations—net of tax.

      In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group which is recorded in Discontinued operations—net of tax. For additional details, see note 21 to the consolidated financial statements, “Litigation.”

      During 1998, we exited the medical devices business with the sale of our remaining Medical Technology Group businesses:

•	Howmedica to Stryker Corporation in December for $1.65 billion in cash

•	Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

•	American Medical Systems to E.M. Warburg, Pincus & Co., LLC, in September for $130 million in cash

•	Valleylab to U.S. Surgical Corporation in January for $425 million in cash

      The net proceeds from these divestitures were used for general corporate purposes, including the repayment of commercial paper borrowings. Net income of these businesses up to the date of their divestiture and divestiture gains are included in Discontinued operations—net of tax.

Restructuring and Asset Impairments—1998

In 1998, we recorded restructuring charges of $270 million for plant and product line rationalizations. As a result of the restructuring, the workforce was reduced by approximately 950 manufacturing, sales and corporate personnel. In 1998, restructuring charges of $166 million were included in the pharmaceuticals segment, $11 million were included in the consumer products segment and $93 million were corporate expenses. In 1999, we substantially completed the actions under the restructuring plans announced in 1998.

      In 1998, we recorded impairment charges of $213 million— $139 million in the pharmaceuticals segment and $74 million in the consumer products segment. These impairment charges were made to adjust intangible asset values, primarily goodwill and trademarks, related to certain consumer health care product lines and the carrying value of machinery and equipment related to Animal Health’s antibiotic feed-additive Stafac. These charges resulted from significant changes in the marketplace, a revision of our strategies and the ban on Stafac throughout the EU.

Pfizer Inc and Subsidiary Companies

      In 1999, as a result of the 1998 restructuring activities and asset impairments, we realized cost savings of approximately $39 million and a reduction in amortization and depreciation expense of approximately $12 million.

Net Income

Net income for 2000 decreased 25% from 1999. Diluted earnings per share for 2000 were $.59, a decrease of 24% from 1999. A reconciliation between reported net income and net income excluding certain significant items, merger-related costs and 1998 discontinued operations follows:

				% Change

(millions of dollars)	2000	1999	1998	00/99	99/98

Net income as reported	$3,726	$4,952	$4,633	(25)	7

Certain significant items and merger-related costs	2,769	234	682	M+	(66)

Discontinued operations	—	—	(1,401)	—	—

Net income excluding certain significant items, merger-related costs and 1998 discontinued operations	$6,495	$5,186	$3,914	25	32

Diluted earnings per share excluding certain significant items, merger-related costs and 1998 discontinued operations	$1.02	$.82	$.62	24	32

      Certain significant items and merger-related costs follow:

(millions of dollars)	2000	1999	1998

Significant items, pre-tax:

Gain on the sale of RID	$(78)	$—	$—

Gains on the sales of research-related equity investments	(216)	—	—

Costs associated with the withdrawal of Rezulin	136	—	—

Gain on the sale of the Omnicef brand	(39)	—	—

Loss on the sale of feed-additive products	85	—	—

Trovan inventory charge	—	310	—

Asset impairments	—	—	213

Restructuring charges	—	—	270

Co-promotion payments to Searle	—	—	240

Contribution to The Pfizer Foundation	—	—	300

Gain on the sale of a manufacturing plant and certain prescription products	—	—	(67)

Gain on the sale of investments	—	—	(24)

Other charges, which are primarily related to legal settlements	—	—	126

Total significant items, pre-tax	(112)	310	1,058

Total merger-related costs	3,257	33	—

Total significant items and merger- related costs, pre-tax	3,145	343	1,058

Provision for taxes on income	(376)	(109)	(376)

Total significant items and merger-related costs, after-tax	$2,769	$234	$682

Financial Condition, Liquidity and Capital Resources

Our net financial asset position as of December 31 was as follows:

(millions of dollars)	2000	1999

Financial assets*	$9,532	$8,423

Short- and long-term debt	5,412	7,073

Net financial assets	$4,120	$1,350

*	Consists of cash and cash equivalents, short-term loans and investments, and long-term loans and investments.

Selected Measures of Liquidity and Capital Resources

	2000	1999

Cash and cash equivalents and short-term loans and investments (millions of dollars)*	$7,003	$6,659

Working capital (millions of dollars)	5,206	4,415

Current ratio	1.43:1	1.37:1

Shareholders’ equity per common share**	$2.58	$2.28

*	Cash is managed by country or region and is not always available to be used in every location throughout the world. When necessary, we utilize short-term borrowings for various corporate purposes.

**	Represents shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trusts).

The increase in working capital and current ratio from 1999 to 2000 was primarily due to the following:

•	cash from current period operations

•	cash from stock option exercises

•	proceeds from the sales of equity investments

partially offset by

•	accruals related to merger-related costs

•	purchases of property, plant and equipment and long-term loans and investments

•	dividends on common stock

      The increase in shareholders’ equity per common share in 2000 is primarily due to net income and stock option exercises, partially offset by cash dividends.

Pfizer Inc and Subsidiary Companies

Summary of Cash Flows

(millions of dollars)	2000	1999	1998

Cash provided by/(used in):

Operating activities	$6,195	$5,493	$5,177

Investing activities	(3,753)	(3,906)	(768)

Financing activities	(3,705)	(1,627)	(3,641)

Discontinued operations	—	(20)	4

Effect of exchange-rate changes on cash and cash equivalents	4	11	21

Net (decrease)/increase in cash and cash equivalents	$(1,259)	$(49)	$793

      Net cash provided by operating activities increased $702 million in 2000 primarily due to:

•	current period operations excluding merger-related costs

•	lower income tax payments and the receipt of income tax refunds

•	the timing of collections of accounts receivable

•	an increase in other current liabilities

      partially offset by

•	payments of merger-related costs

      Net cash provided by operating activities increased $316 million in 1999 primarily due to:

•	an increase in income from continuing operations in 1999

      partially offset by

•	higher taxes paid

•	the timing of collections of accounts receivable

•	a decrease in deferred tax liabilities and other noncurrent liabilities

      Net cash used in investing activities decreased $153 million in 2000 primarily due to:

•	a decrease in capital expenditures

•	proceeds from the sales of equity investments

•	a decrease in purchases of short-term investments

       partially offset by

•	a decrease in redemptions of short-term investments

•	an increase in purchases of long-term investments

      Net cash used in investing activities increased $3,138 million in 1999 primarily due to:

•	the absence of proceeds from the sale of MTG which occurred in 1998

•	increased purchases of property, plant and equipment

      partially offset by

•	lower purchases of long-term investments

      Net cash used in financing activities increased $2,078 million in 2000 primarily due to:

•	a net decrease in borrowings

•	an increase in cash dividends paid

      partially offset by

•	the decrease of common share purchases in 2000

•	more cash received from employee stock option exercises

      Net cash used in financing activities decreased $2,014 million in 1999 primarily due to the net increase in borrowings.

      A $5 billion share-purchase program was begun in September 1998. In April 2000, at which time we had purchased under this program 83.4 million shares at a total cost of $3.1 billion, the Board of Directors voted to continue the program up to limits of the then-remaining $1.9 billion in additional cost and 140 million additional shares. In September 2000, the Board of Directors authorized a nine-month extension of this program up to limits of the then-remaining $1.2 billion in cost with a maximum of 140 million additional shares. This extension reflected the fact that, during the first and second quarters of 2000, we suspended our share purchases because of the then-pending Warner-Lambert merger and thus could not complete the authorized purchase program by its originally envisioned completion date. In 2000, we purchased approximately 23.1 million shares of our common stock in the open market for approximately $1.0 billion. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market for approximately $2.5 billion. Since the beginning of this program, we have purchased 106.5 million shares of our common stock for approximately $4.1 billion through December 31, 2000. We are on track to complete the current authorization during the first half of 2001. In September 1998, we completed a program under which we purchased 79.2 million shares of our common stock at a total cost of $2 billion. Purchased shares are available for general corporate purposes.

      We have available lines of credit and revolving-credit agreements with a select group of banks and other financial intermediaries. At December 31, 2000, major unused lines of credit totaled approximately $1.7 billion.

      Our short-term debt has been rated P1 by Moody’s Investors Services (Moody’s) and A-1+ by Standard and Poor’s (S&P). Also, our long-term debt has been rated Aaa by Moody’s and AAA by S&P for the past 15 years. Moody’s and S&P are the major corporate debt-rating organizations and these are their highest ratings.

      In January 2001, we issued $750 million in senior unsecured notes under a $2.5 billion shelf registration statement filed with the Securities and Exchange Commission in October 2000. The notes mature on February 1, 2006, with interest payable semi-annually, beginning on August 1, 2001, at a rate of 5.625%.

Dividends on Common Stock

      Our dividend payout ratio was approximately 61% in 2000, 39% in 1999 and 35% in 1998. The dividend payout ratio in 2000 reflects the effects on net income of certain significant items and merger-related costs. In December 2000, our Board of Directors declared a first-quarter 2001 dividend of $.11. The 2001 cash dividends mark the 34th consecutive year of quarterly dividend increases.

Pfizer Inc and Subsidiary Companies

Banking Operation

Our international banking operation, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. The results of its operations are included in Other (income)/deductions—net.

      PIBE extends credit to financially strong borrowers, largely through U.S. dollar loans made primarily for short and medium terms, with floating interest rates. Generally, loans are made on an unsecured basis. When deemed appropriate, guarantees and certain covenants may be obtained as a condition to the extension of credit.

      To reduce credit risk, PIBE has established credit approval guidelines, borrowing limits and monitoring procedures. Credit risk is further reduced through an active policy of diversification with respect to borrower, industry and geographic location. PIBE continues to enjoy S&P’s highest short-term rating of A-1+.

      The net income of PIBE is affected by changes in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. PIBE is currently asset sensitive (more assets than liabilities repricing in a given period) and, therefore, we expect that in an environment of decreasing interest rates, net income would decrease. PIBE’s asset and liability management reflects its liquidity, interest-rate outlook and general market conditions.

      For additional details regarding our banking operation, see note 5 to the consolidated financial statements, “Banking and Insurance Subsidiaries.”

Forward-Looking Information and Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This annual report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:

•	the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved

•	competitive developments affecting our current growth products

•	the ability to successfully market both new and existing products domestically and internationally

•	difficulties or delays in manufacturing

•	trade buying patterns

•	ability to meet generic and branded competition after the expiration of the Company’s patents

•	trends toward managed care and health care cost containment

•	possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare

•	exposure to product liability and other types of lawsuits

•	contingencies related to actual or alleged environmental contamination

•	the Company’s ability to protect its intellectual property both domestically and internationally

•	interest rate and foreign currency exchange rate fluctuations

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations

•	changes in generally accepted accounting principles

•	growth in costs and expenses

•	changes in our product mix

•	the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items

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

      Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Cautionary Factors That May Affect Future Results” in Item 1 of our annual report on Form 10-K for the year ended December 31, 2000, which will be filed at the end of March 2001.

      This discussion of potential risks and uncertainties is by no means complete but is designed to highlight important factors that may impact our outlook.

Competition and the Health Care Environment

In the U.S., many pharmaceutical products are subject to increasing pricing pressures, which could be significantly impacted by the current national debate over Medicare reform. If the Medicare program provided outpatient pharmaceutical coverage for its beneficiaries, the federal government, through its enormous purchasing power under the program, could demand discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs. On the other hand, a Medicare drug reimbursement provision may increase the volume of pharmaceutical drug purchases, offsetting at least in part these potential price discounts. In addition, managed care organizations, institutions and other government agencies continue to seek price discounts. Government efforts to reduce Medicare and Medicaid expenses are expected to increase the use of managed care organizations. This may result in managed care’s influencing prescription decisions for a larger segment of the population. International operations are also subject to price and market regulations. As a result, it is expected that pressures on the pricing component of operating results will continue.

Pfizer Inc and Subsidiary Companies

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

Foreign Exchange Risk

A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. Where practical, we seek to manage expected local currency revenues in relation to local currency costs and manage local currency assets in relation to local currency liabilities. Generally, we do not use financial instruments for trading activities.

      Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from short-term foreign currency assets and liabilities that arise during operations. For additional details on foreign exchange exposures, see note 6-D to the consolidated financial statements, “Derivative Financial Instruments—Instruments Outstanding.”

      In addition, foreign currency put options are sometimes purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to one year. These purchased options hedge Japanese yen versus the U.S. dollar. There were no purchased Japanese yen options outstanding at December 31, 2000.

      Also, under certain market conditions, we protect against possible declines in the reported net assets of our subsidiaries in Japan and in countries that are members of the European Monetary Union. We do this through currency swaps and borrowing in Japanese yen and borrowing in euros. Late in the fourth quarter of 2000, we terminated our currency swaps and replaced them with additional borrowings in Japanese yen. Early in the first quarter of 2001, we ceased virtually all borrowings in euros.

      Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

•	forward-exchange contracts and currency swaps—net present values

•	purchased foreign currency options—foreign exchange option pricing model

•	foreign receivables, payables, debt and loans—changes in exchange rates

      In our sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar. All other factors were held constant.

      If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see note 6-D to the consolidated financial statements, “Derivative Financial Instruments—Accounting Policies.”

Interest Rate Risk

Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. We are also subject to interest rate risk on Japanese yen and, in 2000 and 1999, on euro short-term borrowings. Under certain market conditions, interest rate swap contracts are used to adjust interest-sensitive assets and liabilities.

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

European Currency

A European currency (euro) was introduced in January 1999 to replace the separate currencies of 12 (Greece joined the original 11 in early 2001) individual countries. The major changes during the first two years of the euro’s existence have occurred in the banking and financial sectors. An increasing impact at the commercial and retail level is expected through December 31, 2001, especially when euro coins and banknotes begin circulation next year. We are modifying systems and commercial arrangements to deal with the new currency, including the availability of dual currency processes to permit transactions to be denominated in legacy currencies, as well as the euro. The cost of this effort is not expected to have a material effect on our businesses or results of operations. We continue to evaluate the economic and operational impact of the euro, including its impact on competition, pricing and foreign currency exchange risks. While there is no guarantee that all problems have been foreseen and corrected, the accelerating use of the euro is not expected to cause any material disruption to our businesses.

Recently Issued Accounting Standards

On January 1, 2001, we adopted the provisions of the Emerging Issues Task Force (EITF) Issue No. 00-14, Accounting for Certain Sales Incentives. EITF Issue No. 00-14 addresses the income statement classification of certain sales incentives and requires us to reclassify the cost of certain sales incentives from Selling, informational and administrative expenses to Revenues. The amount of sales incentives that require reclassification to revenues is immaterial to the financial statements on both a consolidated and segment basis. Accordingly, prior period financial statements presented in the future will not be restated to reflect the provisions of EITF No. 00-14.

Pfizer Inc and Subsidiary Companies

      On January 1, 2001, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of SFAS No. 133 and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 138 amends the accounting and reporting standards of SFAS No 133 for certain derivative instruments and certain hedging activities. SFAS No. 133 requires a company to recognize all derivative instruments as assets or liabilities in its balance sheet and measure them at fair value. We do not expect the adoption of these statements to have a material impact on our financial position, results of operations or cash flows.

Litigation and Environmental Matters

Claims have been brought against us and our subsidiaries for various legal matters. In addition, our operations are subject to international, federal, state and local environmental laws and regulations. It is possible that our cash flows and results of operations could be affected by the one-time impact of the resolution of these contingencies. We believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material impact on our financial condition, results of operations or cash flows, except where specifically commented on in note 21 to the consolidated financial statements, “Litigation.”

Outlook

We expect to return to double-digit reported revenue growth in 2001, despite the expected negative impact of foreign exchange on revenues, which at year-end 2000 exchange rates, would negatively impact revenue growth in 2001 by approximately $400 million. The negative impact of foreign exchange on revenues is expected to be felt most heavily in the first half of 2001.

      For 2001, diluted earnings per share is projected at $1.27 or better, excluding certain significant items and merger-related costs. The vast majority of growth in 2001 is expected to come from operations, with merger-related cost savings providing an additional benefit. We anticipate $1.2 billion in merger savings in 2001 and expect to exceed $1.6 billion in merger savings in 2002. For 2002, diluted earnings per share is projected at $1.56 or better, excluding certain significant items and merger-related costs. On this basis, we expect average annual diluted earnings per share growth of 25 percent or more during 2000-2002.

Management’s Report

We prepared and are responsible for the financial statements that appear on pages 42 to 68. These financial statements are in conformity with generally accepted accounting principles and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

      We have designed a system of internal control to:

•	safeguard the Company’s assets,

•	ensure that transactions are properly authorized, and

•	provide reasonable assurance, at reasonable cost, of the integrity, objectivity and reliability of the financial information.

      An effective internal control system has inherent limitations no matter how well designed and, therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. Our system of internal control includes:

•	careful selection, training and development of financial managers,

•	an organizational structure that segregates responsibilities,

•	a communications program which ensures that the Company’s policies and procedures are well understood throughout the organization, and

•	an extensive program of internal audits, with prompt follow-up, including reviews of separate operations and functions around the world.

      Our independent certified public accountants, KPMG LLP, have audited the annual financial statements in accordance with auditing standards generally accepted in the United States of America. The independent auditors’ report expresses an informed judgment as to the fair presentation of the Company’s reported operating results, financial position and cash flows. Their judgment is based on the results of auditing procedures performed and such other tests that they deemed necessary, including their consideration of our internal control structure.

      We consider and take appropriate action on recommendations made by KPMG LLP and our internal auditors. We believe that our system of internal control is effective and adequate to accomplish the objectives discussed above.

W. C. Steere, Jr., Chairman of the Board

H. A. McKinnell, President and Chief Executive Officer

D. L. Shedlarz, Principal Financial Officer

L. V. Cangialosi, Principal Accounting Officer
February 22, 2001

Pfizer Inc and Subsidiary Companies

Audit Committee’s Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees. In addition, the Committee has discussed with the independent auditors, the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with the auditors’ independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

G. B. Harvey, Chair, Audit Committee
February 22, 2001

Independent Auditors’ Report

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated balance sheets of Warner-Lambert Company and its subsidiaries as of December 31, 1999 or the related consolidated statements of income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 1999, which consolidated statements reflect total assets of approximately $11,442,000,000 as of December 31, 1999 and net sales of approximately $12,929,000,000 and $10,744,000,000 for the years ended December 31, 1999 and 1998, respectively. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts of Warner-Lambert Company and its subsidiaries for such periods, is based solely on the report of such other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

      The consolidated financial statements give retroactive effect to the merger of Pfizer Inc and Warner-Lambert Company on June 19, 2000, which has been accounted for as a pooling of interests as described in Notes 1 and 2 to the consolidated financial statements.

      In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

New York, NY
February 22, 2001

Consolidated Statement of Income
Pfizer Inc and Subsidiary Companies

	Year ended December 31

(millions, except per share data)	2000	1999	1998

Revenues	$29,574	$27,376	$23,231

Costs and expenses:

Cost of sales	4,907	5,464	4,907

Selling, informational and administrative expenses	11,442	10,810	9,563

Research and development expenses	4,435	4,036	3,305

Merger-related costs	3,257	33	—

Other (income)/deductions—net	(248)	88	1,059

Income from continuing operations before provision for taxes on income and minority interests	5,781	6,945	4,397

Provision for taxes on income	2,049	1,968	1,163

Minority interests	14	5	2

Income from continuing operations	3,718	4,972	3,232

Discontinued operations—net of tax	8	(20)	1,401

Net income	$3,726	$4,952	$4,633

Earnings per common share—basic

Income from continuing operations	$.60	$.81	$.53

Discontinued operations—net of tax	—	—	.23

Net income	$.60	$.81	$.76

Earnings per common share—diluted

Income from continuing operations	$.59	$.79	$.51

Discontinued operations—net of tax	—	(.01)	.22

Net income	$.59	$.78	$.73

Weighted average shares—basic	6,210	6,126	6,120

Weighted average shares—diluted	6,368	6,317	6,362

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Balance Sheet
Pfizer Inc and Subsidiary Companies

	December 31

(millions, except per share data)	2000	1999

Assets

Current Assets

Cash and cash equivalents	$1,099	$2,358

Short-term investments	5,764	4,028

Accounts receivable, less allowance for doubtful accounts:

2000—$274; 1999—$230	5,489	5,368

Short-term loans	140	273

Inventories

Finished goods	1,195	1,147

Work in process	1,074	977

Raw materials and supplies	433	464

Total inventories	2,702	2,588

Prepaid expenses and taxes	1,993	1,696

Total current assets	17,187	16,311

Long-term loans and investments	2,529	1,764

Property, plant and equipment, less accumulated depreciation	9,425	8,685

Goodwill, less accumulated amortization:

2000—$300; 1999—$256	1,791	1,870

Other assets, deferred taxes and deferred charges	2,578	2,742

Total assets	$33,510	$31,372

Liabilities and Shareholders’ Equity

Current Liabilities

Short-term borrowings, including current portion of long-term debt	$4,289	$5,299

Accounts payable	1,719	1,889

Dividends payable	696	349

Income taxes payable	850	748

Accrued compensation and related items	982	905

Other current liabilities	3,445	2,706

Total current liabilities	11,981	11,896

Long-term debt	1,123	1,774

Postretirement benefit obligation other than pension plans	564	515

Deferred taxes on income	380	485

Other noncurrent liabilities	3,386	2,752

Total liabilities	17,434	17,422

Shareholders’ Equity

Preferred stock, without par value; 12 shares authorized, none issued	—	—

Common stock, $.05 par value; 9,000 shares authorized; issued:

2000—6,749; 1999—6,631	337	332

Additional paid-in capital	8,895	5,943

Retained earnings	19,599	18,459

Accumulated other comprehensive expense	(1,515)	(1,045)

Employee benefit trusts	(3,382)	(2,888)

Treasury stock, shares at cost:

2000—435; 1999—413	(7,858)	(6,851)

Total shareholders’ equity	16,076	13,950

Total liabilities and shareholders’ equity	$33,510	$31,372

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Statement of Shareholders’ Equity
Pfizer Inc and Subsidiary Companies

				Employee
	Common Stock		Additional	Benefit Trusts
			Paid-in
(millions)	Shares	Par Value	Capital	Shares	Fair Value

Balance January 1, 1998	6,486	$324	$3,180	(107)	$(2,646)

Comprehensive income:

Net income

Other comprehensive expense— net of tax:

Currency translation adjustment

Net unrealized loss on available- for-sale securities

Minimum pension liability

Total other comprehensive expense

Total comprehensive income

Cash dividends declared

Stock option transactions	82	4	1,011

Purchases of common stock

Employee benefit trusts

transactions—net			1,633	5	(1,554)

Other	(9)	—	(195)

Balance December 31, 1998	6,559	328	5,629	(102)	(4,200)

Comprehensive income:

Net income

Other comprehensive expense— net of tax:

Currency translation adjustment

Net unrealized gain on available- for-sale securities

Minimum pension liability

Total other comprehensive expense

Total comprehensive income

Cash dividends declared

Stock option transactions	73	4	903	3	93

Purchases of common stock

Employee benefit trusts transactions—net			(735)	10	1,219

Other	(1)	—	146

Balance December 31, 1999	6,631	332	5,943	(89)	(2,888)

Comprehensive income:

Net income

Other comprehensive expense— net of tax:

Currency translation adjustment

Net unrealized gain on available- for-sale securities

Minimum pension liability

Total other comprehensive expense

Total comprehensive income

Cash dividends declared

Stock option transactions	115	5	2,322	16	573

Purchases of common stock

Employee benefit trusts transactions—net			494	(1)	(1,067)

Other	3	—	136

Balance December 31, 2000	6,749	$337	$8,895	(74)	$(3,382)

[Additional columns below]

[Continued from above table, first column(s) repeated]

				Accum.
	Treasury Stock			Other Com-
			Retained	prehensive
(millions)	Shares	Cost	Earnings	Inc./(Exp.)	Total

Balance January 1, 1998	(283)	$(1,993)	$12,560	$(524)	$10,901

Comprehensive income:

Net income			4,633		4,633

Other comprehensive expense— net of tax:

Currency translation adjustment				(16)	(16)

Net unrealized loss on available- for-sale securities				(16)	(16)

Minimum pension liability				(77)	(77)

Total other comprehensive expense				(109)	(109)

Total comprehensive income					4,524

Cash dividends declared			(1,786)		(1,786)

Stock option transactions	—	(18)			997

Purchases of common stock	(58)	(1,912)			(1,912)

Employee benefit trusts

transactions—net	2	12			91

Other			(4)		(199)

Balance December 31, 1998	(339)	(3,911)	15,403	(633)	12,616

Comprehensive income:

Net income			4,952		4,952

Other comprehensive expense— net of tax:

Currency translation adjustment				(503)	(503)

Net unrealized gain on available- for-sale securities				111	111

Minimum pension liability				(20)	(20)

Total other comprehensive expense				(412)	(412)

Total comprehensive income					4,540

Cash dividends declared			(1,894)		(1,894)

Stock option transactions	—	(16)			984

Purchases of common stock	(66)	(2,500)			(2,500)

Employee benefit trusts transactions—net	(8)	(424)			60

Other			(2)		144

Balance December 31, 1999	(413)	(6,851)	18,459	(1,045)	13,950

Comprehensive income:

Net income			3,726		3,726

Other comprehensive expense— net of tax:

Currency translation adjustment				(458)	(458)

Net unrealized gain on available- for-sale securities				37	37

Minimum pension liability				(49)	(49)

Total other comprehensive expense				(470)	(470)

Total comprehensive income					3,256

Cash dividends declared			(2,569)		(2,569)

Stock option transactions	—	(15)			2,885

Purchases of common stock	(23)	(1,003)			(1,003)

Employee benefit trusts transactions—net	1	11			(562)

Other			(17)		119

Balance December 31, 2000	(435)	$(7,858)	$19,599	$(1,515)	$16,076

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Consolidated Statement of Cash Flows
Pfizer Inc and Subsidiary Companies

	Year ended December 31

(millions of dollars)	2000	1999	1998

Operating Activities

Income from continuing operations	$3,718	$4,972	$3,232

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:

Depreciation and amortization	968	905	797

Gains on sales of equity investments	(216)	—	—

Loss on sale of Animal Health feed-additive products	85	—	—

Costs associated with the withdrawal of Rezulin	102	—	—

Trovan inventory write-off	—	310	—

Asset impairments and restructuring charges	—	—	358

Deferred taxes and other	(265)	213	(164)

Changes in assets and liabilities, net of effect of businesses divested:

Accounts receivable	(498)	(1,274)	(902)

Inventories	(436)	(278)	(566)

Prepaid and other assets	365	(127)	(486)

Accounts payable and accrued liabilities	807	378	970

Income taxes payable	1,315	144	1,143

Other deferred items	250	250	795

Net cash provided by operating activities	6,195	5,493	5,177

Investing Activities

Purchases of property, plant and equipment	(2,191)	(2,493)	(1,951)

Proceeds from disposals of property, plant and equipment	91	83	118

Purchases of short-term investments, net of maturities	(7,982)	(9,270)	(5,965)

Proceeds from redemptions of short-term investments	6,592	7,785	4,328

Purchases of long-term investments	(618)	(40)	(550)

Proceeds from sales of equity investments	346	42	146

Increases in long-term loans	(220)	(41)	(40)

Purchases of other assets	(174)	(253)	(230)

Proceeds from sales of other assets	184	193	112

Proceeds from sales of businesses—net	193	26	3,184

Other investing activities	26	62	80

Net cash used in investing activities	(3,753)	(3,906)	(768)

Financing Activities

Proceeds from issuances of long-term debt	18	14,025	4,295

Repayments of long-term debt	(529)	(14,046)	(4,786)

Increase in short-term debt	1,247	2,134	458

Decrease in short-term debt	(2,427)	(14)	(456)

Proceeds from common stock issuances	59	62	—

Purchases of common stock	(1,005)	(2,542)	(2,177)

Cash dividends paid	(2,197)	(1,820)	(1,501)

Stock option transactions and other	1,129	574	526

Net cash used in financing activities	(3,705)	(1,627)	(3,641)

Net cash (used in)/provided by discontinued operations	—	(20)	4

Effect of exchange-rate changes on cash and cash equivalents	4	11	21

Net (decrease)/increase in cash and cash equivalents	(1,259)	(49)	793

Cash and cash equivalents at beginning of year	2,358	2,407	1,614

Cash and cash equivalents at end of year	$1,099	$2,358	$2,407

Supplemental Cash Flow Information

Cash paid during the period for:

Income taxes	$1,041	$1,573	$1,361

Interest	460	379	259

See Notes to Consolidated Financial Statements which are an integral part of these statements.

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

1 Significant Accounting Policies

A. Consolidation and Basis of Presentation

On June 19, 2000, we completed our merger with Warner-Lambert Company (Warner-Lambert). The merger was accounted for as a pooling of interests. As a result, we restated all prior period consolidated financial statements presented to reflect the combined results of operations, financial position and cash flows of both companies as if they had always been merged. Prior to the merger, the only significant transactions between Pfizer and Warner-Lambert occurred under the Lipitor marketing agreements. We have eliminated these transactions from the restated combined financial statements. Certain adjustments and reclassifications were made to conform the presentation of the restated financial statements (see note 2, “Merger of Pfizer and Warner-Lambert”).

      The consolidated financial statements include our parent company and all significant subsidiaries, including those operating outside the U.S. For certain subsidiaries operating outside the U.S., balance sheet amounts are as of November 30 of each year and income statement amounts are for the full-year period ending on the same date. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We made certain reclassifications to the 1999 and 1998 financial statements to conform to the 2000 presentation.

      In preparing the financial statements, we use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, employee benefits and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange and legislation. “Forward-Looking Information and Factors That May Affect Future Results” discusses these and other uncertainties.

B. Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

C. Inventories

We value inventories at cost or fair value, if lower. Cost is determined as follows:

•	finished goods and work-in-process at average actual cost

•	raw materials and supplies at average or latest actual cost

D. Long-Lived Assets

Long-lived assets include:

•	property, plant and equipment—These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

•	goodwill—Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets when accounted for by the purchase method. We amortize goodwill evenly over periods not exceeding 40 years. The average amortization period is 38 years.

•	other intangible assets—Other intangible assets are included in Other assets, deferred taxes and deferred charges. We amortize these assets evenly over their estimated useful lives.

      We review long-lived assets to assess recoverability from future operations using undiscounted cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows is less than the carrying value of these assets.

E. Foreign Currency Translation

For most international operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in Shareholders’ Equity. We translate statement of income accounts at average rates for the period. Transaction adjustments are recorded in Other (income)/deductions—net.

      For operations in highly inflationary economies, we translate the balance sheet items as follows:

•	monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in Other (income)/deductions—net

•	non-monetary items at historical rates (that is, those rates in effect when the items were first recorded)

Pfizer Inc and Subsidiary Companies

F. Revenue Recognition

We record revenue from product sales when the goods are shipped and title passes to the customer. Provisions for discounts and rebates to customers and returns are provided for in the same period the related sales are recorded. At December 31, 2000, Other current liabilities included customer rebates of $932 million.

      We have agreements to promote pharmaceutical products developed by other companies. Revenue recorded under these co-promotion agreements is derived from the sale of products. The revenue is earned when our co-promotion partners’ ship the related goods and the sale is consummated with a third party. Such revenue is primarily based upon a percentage of our co-promotion partners’ net sales. In most cases, Selling, informational and administrative expenses include expenses for selling and marketing these products.

G. Stock-Based Compensation

In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, we elected to account for our stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

      The exercise price of stock options granted equals the market price on the date of grant. There is no recorded expense related to grants of stock options.

H. Advertising Expense

We record advertising expense as follows:

•	production costs as incurred

•	costs of radio time, television time and space in publications are deferred until the advertising first occurs

      Advertising expense totaled approximately $3,399 million in 2000, $3,288 million in 1999 and $2,066 million in 1998.

I. Shipping and Handling Costs

Shipping and handling costs are included in Selling, informational and administrative expenses. Shipping and handling costs totaled approximately $190 million in 2000, $181 million in 1999 and $174 million in 1998.

2 Merger of Pfizer and Warner-Lambert

On June 19, 2000, we completed our merger with Warner-Lambert. Under an Agreement and Plan of Merger dated February 6, 2000, a wholly owned subsidiary of Pfizer merged with and into Warner-Lambert. Warner-Lambert survived the merger as a wholly owned subsidiary of Pfizer.

      Under the terms of the merger, each share of Warner-Lambert common stock, par value $1.00 per share, issued and outstanding, other than shares owned directly or indirectly by Warner-Lambert, was converted into the right to receive 2.75 shares of Pfizer common stock. We issued approximately 2,440 million shares of our common stock for all the outstanding common stock of Warner-Lambert.

      The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, Business Combinations.

      The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements for the most recent quarter prior to the merger and the prior years presented follow:

	Three Months	Year Ended
	Ended April 2,	December 31,

(millions of dollars)	2000	1999	1998

Revenues:

Pfizer	$4,315	$16,204	$13,544

Warner-Lambert	3,407	12,929	10,744

Adjustments (1)	(447)	(1,532)	(874)

Reclassifications (2)	(53)	(225)	(183)

Combined	$7,222	$27,376	$23,231

Income from continuing operations:

Pfizer	$1,180	$3,199	$1,950

Warner-Lambert	(1,398)	1,733	1,273

Adjustments (1) (3)	14	40	9

Combined	$(204)	$4,972	$3,232

      The net assets of the separate companies and the combined amount presented in the financial statements for the period prior to the merger follow:

December 31,

(millions of dollars)	1999

Pfizer	$8,887

Warner-Lambert	5,098

Adjustments (1) (3)	(35)

Combined	$13,950

(1)	Represents the elimination of transactions and balances between the companies under the Lipitor marketing agreements.

(2)	Reclassifications made to conform to the post-merger presentation.

(3)	For each of the years ended December 31, 1999 and 1998, we adjusted for the impact of a change in the calculation of Warner-Lambert’s pension asset to conform to our method of calculating fair value. For the three months ended April 2, 2000, we adjusted income tax expense as a result of assuming the companies had always been combined.

      In May 1999, Warner-Lambert acquired Agouron Pharmaceuticals, Inc. (Agouron), a pharmaceutical company committed to the discovery and development of innovative therapeutic products for the treatment of cancer, AIDS and other serious diseases. Each outstanding share of Agouron common stock was exchanged for .8934 shares of Warner-Lambert common stock. Warner-Lambert exchanged 28.8 million shares of its common stock for all of the common stock of Agouron.

      The transaction was accounted for as a pooling of interests and qualified as a tax-free reorganization. Accordingly, all prior period consolidated financial statements presented have been restated to include combined results of operations, financial position and cash flows of Agouron as though it had always been a part of Warner-Lambert. Prior to the merger, Agouron’s fiscal year ended on June 30. As a result, Agouron’s financial statements were restated to conform with Warner-Lambert’s December 31 year end. No adjustments were necessary to conform Agouron’s accounting policies.

Pfizer Inc and Subsidiary Companies

Certain reclassifications were made to the Agouron financial statements to conform to Warner-Lambert’s presentation. The impact of combining Agouron’s financial statements with ours was not material to the consolidated financial statements.

3 Merger-Related Costs

Merger-related costs include the following:

(millions of dollars)	2000	1999

Transaction costs	$226	$33

Transaction costs related to Warner-Lambert’s termination of the Warner-Lambert/ American Home Products merger*	1,838	—

Integration costs	246	—

Restructuring charges	947	—

Total merger-related costs	$3,257	$33

*	Incurred in the first quarter of 2000.

•	Transaction costs include banking, legal, accounting and other costs directly related to our merger with Warner-Lambert in 2000 and with Agouron in 1999.

•	Integration costs represent external, incremental costs directly related to our merger with Warner-Lambert, including expenditures for consulting, promotion and systems integration.

•	The components of the restructuring charges associated with the merger of the Warner-Lambert operations follow:

		Utilization

(millions of dollars)	Charges in 2000	2000	2001

Employee termination costs	$876	$534	$342

Property, plant and equipment	46	46	—

Other	25	19	6

Total	$947	$599	$348

      Through December 31, 2000, the charge for employee termination costs represents the approved reduction of our work force by 5,061 people, mainly comprising administrative functions for corporate, manufacturing, distribution, sales and research. We notified these people and as of December 31, 2000, 3,942 employees were terminated. We will complete terminations of the remaining personnel within one year of the notification. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Warner-Lambert employment contracts. Under the terms of Warner-Lambert employment contracts, certain terminated employees may elect to defer receipt of severance benefits. As of December 31, 2000, $177 million in severance benefits was deferred for future payments. The deferred severance benefits bear interest at the average prime rate for the year plus two percent. The deferred severance benefits are shown as utilized charges and are included in Other noncurrent liabilities.

      Through December 31, 2000, the impairment and disposal charges for property, plant and equipment represent the consolidation of facilities and related fixed assets, a contract termination payment and termination of certain software installation projects.

      Other restructuring charges consist of charges for contract termination payments—$16 million, facility closure costs—$4 million and assets we wrote off, including inventory and intangible assets—$5 million.

      At December 31, 2000, accrued restructuring charges are included in Other current liabilities.

4 Discontinued Operations

In 2000, we determined working capital settlement amounts and settled a lawsuit for certain of our previously discontinued businesses, resulting in income of $14 million ($8 million after-tax).

      In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group, divested in 1996. For additional details, see note 21, “Litigation.”

      In 1998, we completed the sale of the Medical Technology Group (MTG) segment. Accordingly, the consolidated financial statements and related notes reflect the results of operations of the MTG businesses—Valleylab, Schneider, American Medical Systems (AMS) and Howmedica—as discontinued operations. We completed the sales of:

•	Howmedica to Stryker Corporation in December for $1.65 billion in cash

•	Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

•	AMS to E.M. Warburg, Pincus & Co., LLC in September for $130 million in cash

•	Valleylab to U.S. Surgical Corporation in January for $425 million in cash

      Discontinued operations—net of tax were as follows:

(millions of dollars)	2000	1999	1998

Revenues	$—	$—	$1,160

Pre-tax income/(loss)	$(18)	$(20)	$92

Provision/(benefit) for taxes on income	(7)	—	57

Income/(loss) from operations of discontinued businesses—net of tax	(11)	(20)	35

Pre-tax gain on disposal of discontinued businesses	32	—	2,504

Provision for taxes on gain	13	—	1,138

Gain on disposal of discontinued businesses—net of tax	19	—	1,366

Discontinued operations—net of tax	$8	$(20)	$1,401

Pfizer Inc and Subsidiary Companies

5 Banking and Insurance Subsidiaries

Our banking and insurance subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:

Condensed Balance Sheet

(millions of dollars)	2000	1999

Cash and interest-bearing deposits	$38	$114

Loans—net	528	380

Other assets	7	13

Total assets	$573	$507

Certificates of deposit and other liabilities	$63	$24

Shareholders’ equity	510	483

Total liabilities and shareholders’ equity	$573	$507

Condensed Statement of Income

(millions of dollars)	2000	1999

Interest income	$35	$27

Interest expense	(3)	(2)

Other income—net	8	8

Net income	$40	$33

6 Financial Instruments

Most of our financial instruments are recorded in the balance sheet. Several “derivative” financial instruments are “off-balance-sheet” items.

A. Investments in Debt and Equity Securities

Information about our investments follows:

(millions of dollars)	2000	1999

Trading securities	$110	$113

Amortized cost and fair value of held-to-maturity debt securities:*

Corporate debt	5,597	3,689

Certificates of deposit	674	1,846

Total held-to-maturity debt securities	6,271	5,535

Cost and fair value of available-for-sale debt securities*	1,089	686

Cost of available-for-sale equity securities	151	87

Gross unrealized gains	326	261

Gross unrealized losses	(10)	(4)

Fair value of available-for-sale equity securities	467	344

Total investments	$7,937	$6,678

*	Gross unrealized gains and losses are not significant.

      These investments are in the following captions in the balance sheet:

(millions of dollars)	2000	1999

Cash and cash equivalents	$658	$1,828

Short-term investments	5,764	3,754

Long-term loans and investments	1,515	1,096

Total investments	$7,937	$6,678

      The contractual maturities of the held-to-maturity and available-for-sale debt securities as of December 31, 2000, were as follows:

	Years

		Over 1	Over 5
(millions of dollars)	Within 1	to 5	to 10	Over 10	Total

Held-to-maturity debt securities:

Corporate debt	$5,092	$254	$240	$11	$5,597

Certificates of deposit	671	3	—	—	674

Available-for-sale debt securities:

Corporate debt	454	190	—	—	644

Certificates of deposit	95	350	—	—	445

Total debt securities	$6,312	$797	$240	$11	$7,360

Available-for-sale equity securities					467

Trading securities					110

Total investments					$7,937

B. Short-Term Borrowings

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 4.7% in 2000 and 4.3% in 1999. We had approximately $1.7 billion available to borrow under lines of credit at December 31, 2000.

C. Long-Term Debt

(millions of dollars)	2000	1999

Floating-rate unsecured notes	$361	$491

Commercial paper, expected to be refinanced on a long-term basis	—	408

5.8% notes	250	250

6% notes	250	250

6.6% notes	200	200

Floating-rate unsecured notes, expected to be refinanced on a long-term basis	—	100

Other borrowings and mortgages	62	75

Total long-term debt	$1,123	$1,774

Current portion not included above	$150	$24

      The floating-rate unsecured notes mature on various dates from 2001 to 2005 and bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate was 6.7% at December 31, 2000. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity.

Pfizer Inc and Subsidiary Companies

      Long-term debt outstanding at December 31, 2000 matures as follows:

					After
(millions of dollars)	2002	2003	2004	2005	2005

Maturities	$371	$266	$2	$201	$283

      In January 2001, we issued $750 million in senior unsecured notes under a $2.5 billion shelf registration statement filed with the Securities and Exchange Commission in October 2000. The notes mature on February 1, 2006, with interest payable semi-annually, beginning on August 1, 2001, at a rate of 5.625%.

D. Derivative Financial Instruments

Purpose

“Forward-exchange contracts,” “currency swaps” and “purchased currency options” are used to reduce exposure to foreign exchange risks. Also, “interest rate swap” contracts are used to adjust interest rate exposures.

Accounting Policies

We consider derivative financial instruments to be “hedges” (that is, an offset of foreign exchange and interest rate risks) when certain criteria are met. Under hedge accounting for a purchased currency option, its impact on earnings is deferred until the recognition of the underlying hedged item (inventory) in earnings. We recognize the earnings impact of the other instruments during the terms of the contracts, along with the earnings impact of the items they offset.

      Purchased currency options are recorded at cost and amortized evenly to operations through the expected inventory delivery date. Gains at the transaction date are included in the cost of the related inventory purchased.

      As interest rates change, we accrue the difference between the interest rates on debt recognized in the statement of income and the amounts payable to or receivable from counterparties under interest rate swap contracts. Likewise, amounts arising from currency swap contracts are accrued as exchange rates change.

      The financial statements include the following items related to derivative and other financial instruments serving as hedges or offsets:

      Prepaid expenses and taxes includes:

•	purchased currency options

•	net amounts receivable related to currency swaps in 2000

      Other current liabilities includes:

•	fair value of forward-exchange contracts

•	net amounts payable related to interest rate swap contracts

      Other noncurrent liabilities includes:

•	net amounts payable related to currency swap contracts in 1999

      Accumulated other comprehensive expense includes changes in the:

•	foreign exchange translation of currency swaps and foreign debt

      Other (income)/deductions—net includes:

•	changes in the fair value of foreign exchange contracts and changes in foreign currency assets and liabilities

•	payments under swap contracts to offset, primarily, interest expense or, to a lesser extent, net foreign exchange losses

•	amortization of discounts or premiums on currencies sold under forward-exchange contracts

      Our criteria to qualify for hedge accounting are—

      Foreign currency instruments must:

•	relate to a foreign currency asset, liability or an anticipated transaction that is probable and whose characteristics and terms have been identified

•	involve the same currency as the hedged item

•	reduce the risk of foreign currency exchange movements on our operations

      Interest rate instruments must:

•	relate to an asset or a liability

•	change the character of the interest rate by converting a variable rate to a fixed rate or vice versa

      The following table summarizes the exposures hedged or offset by the various instruments we use:

		Maximum Maturity
		in Years

Instrument	Exposure	2000	1999

Forward-exchange contracts	Foreign currency assets and liabilities	.5	.5

Currency swaps	Net investments	—	4

	Loans	.9	.3

	Investments	.6	—

	Intercompany loan	2.8	—

Purchased currency options	Intercompany inventory purchases and sales	.1	.9

Interest rate swaps	Debt interest	2.9	4

Pfizer Inc and Subsidiary Companies

Instruments Outstanding

The notional amounts of derivative financial instruments, except for currency swaps, do not represent actual amounts exchanged by the parties, but instead represent the amount of the item on which the contracts are based.

      The notional amounts of our foreign currency and interest rate contracts follow:

(millions of dollars)	2000	1999

Foreign currency contracts:

Commitments to sell foreign currencies, primarily in exchange for U.S. dollars:

Euro*	$1,480	$1,050

Japanese yen	862	587

U.K. pounds	620	851

Canadian dollars	141	82

Australian dollars	119	96

Irish punt*	—	91

Other currencies	142	296

Commitments to purchase foreign currencies, primarily in exchange for U.S. dollars:

Euro*	118	521

Japanese yen	86	3

U.K. pounds	69	101

Irish punt*	—	50

German marks*	—	47

Other currencies	190	194

Total forward-exchange contracts	$3,827	$3,969

Currency swaps:

Japanese yen	$—	$829

U.K. pounds	495	40

Euro	88	—

Total currency swaps	$583	$869

Purchased currency options, primarily for U.S. dollars:

Japanese yen	$—	$393

Other currencies	43	30

Total purchased currency options	$43	$423

Interest rate swap contracts—Japanese yen	$1,056	$353

*	Effective January 1, 1999, members of the European Monetary Union were permitted to use the euro or their old currency.

      The Japanese yen for U.S. dollar currency swaps require that we make interim payments of a fixed rate of 1.1% on the Japanese yen payable and have interim receipts of a variable rate based on a commercial paper rate on the U.S. dollar receivable. Late in the fourth quarter of 2000, we terminated the currency swaps and replaced them with $740 million of Japanese yen debt and related interest rate swaps.

      The U.K. pounds for U.S. dollar currency swaps require that we make interim payments of a fixed rate of 6% on the U.K. sterling payable and have interim receipts of fixed rate interest of 6.5% through 2003 on the U.S. dollar receivable.

      The Japanese yen interest rate swaps effectively fixed the interest rate on floating-rate Japanese yen debt at 1.2% in 2000 and 1.4% in 1999. The floating interest rates were based on “LIBOR” rates related to the Japanese yen.

E. Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, forward-exchange contracts, short-term investments and borrowings)—cost approximates fair value because of the short maturity period

•	loans—cost approximates fair value because of the short interest-reset period

•	long-term investments, long-term debt, forward-exchange contracts and purchased currency options—fair value is based on market or dealer quotes

•	interest rate and currency swap agreements—fair value is based on estimated cost to terminate the agreements (taking into account broker quotes, current interest rates and the counterparties’ creditworthiness)

      The differences between fair and carrying values of our derivative and other financial instruments were not material at December 31, 2000 and 1999.

F. Credit Risk

We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments. No individual counterparty credit exposure exceeded 10% of our consolidated Shareholders’ Equity at December 31, 2000.

Pfizer Inc and Subsidiary Companies

7 Comprehensive Income

Changes in accumulated other comprehensive expense follow:

		Net
		Unrealized		Accumulated
	Currency	Gain/(Loss) on	Minimum	Other Com-
	Translation	Available-For-	Pension	prehensive
(millions of dollars)	Adjustment	Sale Securities	Liability	Expense*

Balance
January 1, 1998	$(509)	$61	$(76)	$(524)

Period change	(16)	(16)	(77)	(109)

Balance December 31, 1998	(525)	45	(153)	(633)

Period change	(503)	111	(20)	(412)

Balance December 31, 1999	(1,028)	156	(173)	(1,045)

Period change	(458)	37	(49)	(470)

Balance December 31, 2000	$(1,486)	$193	$(222)	$(1,515)

*	Income tax benefit for other comprehensive expense was $103 million in 1998, $163 million in 1999 and $232 million in 2000.

      The change in net unrealized gain/(loss) on available-for-sale securities includes:

(millions of dollars)	2000	1999	1998

Holding gains, net of tax	$156	$99	$10

Reclassification adjustment, net of tax	(119)	12	(26)

Net unrealized gain/(loss) on available-for-sale securities	$37	$111	$(16)

8 Inventories

In March 2000, we announced that we were discontinuing the sale of Rezulin. In 2000, we recorded charges of $136 million ($120 million after-tax, or $.02 after-tax per diluted share) in Other (income)/ deductions—net for the one-time costs, which include inventory write-offs, associated with the withdrawal of Rezulin.

      In June 1999, the European Union’s Committee for Proprietary Medicinal Products suspended the European Union licenses of the oral and intravenous formulations of Trovan. Based on our evaluation of these events and related matters, in the third quarter of 1999 we recorded a charge of $310 million ($205 million after-tax, or $.03 after-tax per diluted share) in Cost of sales to write off Trovan inventories in excess of the amount required to support expected sales.

9 Property, Plant and Equipment

The major categories of property, plant and equipment follow:

	Useful
	Lives
(millions of dollars)	(years)	2000	1999

Land	—	$200	$224

Buildings	33 1/3–50	3,898	3,329

Machinery and equipment	8–20	5,152	5,247

Furniture, fixtures and other	3–12 1/2	3,018	2,428

Construction in progress	—	1,866	1,963

		14,134	13,191

Less: accumulated depreciation		4,709	4,506

Total property, plant and equipment		$9,425	$8,685

10 Other (Income)/Deductions—Net

The components of other (income)/deductions—net follow:

(millions of dollars)	2000	1999	1998

Interest income	$(558)	$(427)	$(241)

Interest expense	432	401	276

Interest expense capitalized	(46)	(38)	(26)

Net interest (income)/expense	(172)	(64)	9

Gains on sales of research-related equity investments	(216)	—	—

Gain on sale of Rid	(78)	—	—

Gain on sale of the Omnicef brand	(39)	—	—

Loss on sale of Animal Health feed-additive products	85	—	—

Rezulin withdrawal provision	136	—	—

Co-promotion payments to Searle	—	—	240

Contribution to The Pfizer Foundation	—	—	300

Legal settlements involving the brand-name prescription drug antitrust litigation	—	2	57

Amortization of goodwill and other intangibles	120	104	105

Net exchange gains	(59)	(11)	(2)

Other, net	(25)	57	350

Other (income)/deductions—net	$(248)	$88	$1,059

11 Restructuring and Asset Impairments—1998

In 1998, we recorded restructuring charges of $270 million. These charges resulted from a review of our global operations to increase efficiencies and return on assets, thereby resulting in plant and product line rationalizations. In addition to the disposition of our MTG businesses, we exited certain product lines. In 1999, we substantially completed the actions under the restructuring plans announced in 1998.

      We wrote off assets related to the product lines we exited, including inventory, intangible assets—primarily goodwill—as well as certain buildings, machinery and equipment that we no longer use and our workforce was reduced by approximately 950 manufacturing, sales and corporate personnel.

Pfizer Inc and Subsidiary Companies

      In 1998, we also recorded asset impairment charges of $213 million—$139 million in the pharmaceuticals segment and $74 million in the consumer products segment. These impairment charges were to adjust intangible asset values, primarily goodwill and trademarks, related to certain consumer health care product lines and the carrying value of machinery and equipment related to Animal Health’s antibiotic feed-additive Stafac. These charges resulted from the ban on Stafac throughout the European Union, significant changes in the marketplace and a revision of our strategies, including:

•	the decision to redeploy resources from personal care and minor brands to over-the-counter switches of prescription products

•	the withdrawal of one of our major over-the-counter products in Italy

•	an acquired product line which experienced declines in market share

      The charges for the 1998 restructuring and certain asset impairments are included in the following captions in the 1998 consolidated statement of income:

(millions of dollars)	Total	COS*	SI&A*	R&D*	OD*

Restructuring charges	$270	$68	$17	$1	$184

Asset impairments	213	18	—	—	195

*	COS—Cost of sales; SI&A—Selling, informational and administrative expenses; R&D—Research and development expenses; OD— Other deductions—net.

12 Taxes on Income

Income from continuing operations before taxes consisted of the following:

(millions of dollars)	2000	1999	1998

United States	$1,017	$3,098	$1,702

International	4,764	3,847	2,695

Total income from continuing operations before taxes	$5,781	$6,945	$4,397

      The provision for taxes on income from continuing operations consisted of the following:

(millions of dollars)	2000	1999	1998

United States:

Taxes currently payable:

Federal	$1,563	$1,099	$685

State and local	261	72	74

Deferred income taxes	(602)	(237)	(261)

Total U.S. tax provision	1,222	934	498

International:

Taxes currently payable	684	1,020	840

Deferred income taxes	143	14	(175)

Total international tax provision	827	1,034	665

Total provision for taxes on income	$2,049	$1,968	$1,163

      Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 2000, we have not made a U.S. tax provision on approximately $14 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas. It is not practical to compute the estimated deferred tax liability on these earnings.

      We operate manufacturing subsidiaries in Puerto Rico that benefit from Puerto Rican incentive grants that expire at the end of 2015. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer is a “grandfathered” entity and is entitled to the benefits under such statute until 2006.

      Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations follows:

(percentages)	2000	1999	1998

U.S. statutory income tax rate	35.0	35.0	35.0

Effect of partially tax-exempt operations in Puerto Rico	(1.2)	(1.5)	(2.0)

U.S. research tax credit	(1.8)	(1.2)	(1.8)

Effect of international operations	(8.6)	(4.6)	(4.7)

Effect of certain merger-related costs	12.1	—	—

All other—net	(0.1)	0.6	(0.1)

Effective tax rate for continuing operations	35.4	28.3	26.4

      Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) and “deferred tax liabilities” (generally items that we received a tax deduction for, but have not yet been recorded in the statement of income).

      The tax effects of the major items recorded as deferred tax assets and liabilities are:

	2000		1999
	Deferred Tax		Deferred Tax

(millions of dollars)	Assets	Liabs.	Assets	Liabs.

Prepaid/deferred items	$549	$329	$463	$288

Inventories	474	103	625	123

Property, plant and equipment	31	757	50	694

Employee benefits	922	206	771	226

Restructurings and special charge*	338	61	244	—

Foreign tax credit carryforwards	491	—	270	—

Other carryforwards	716	—	455	—

Unremitted earnings	—	348	—	335

All other	471	258	296	265

Subtotal	3,992	2,062	3,174	1,931

Valuation allowance	(131)	—	(73)	—

Total deferred taxes	$3,861	$2,062	$3,101	$1,931

Net deferred tax asset	$1,799		$1,170

*	Includes tax effect of the 1991 charge for potential future Shiley C/C heart valve fracture claims.

Pfizer Inc and Subsidiary Companies

      These deferred tax assets and liabilities, netted by taxing location, are in the following captions in the balance sheet:

(millions of dollars)	2000	1999

Prepaid expenses and taxes	$1,594	$1,157

Other assets, deferred taxes and deferred charges	585	498

Deferred taxes on income	(380)	(485)

Net deferred tax asset	$1,799	$1,170

      A valuation allowance is recorded because some items recorded as deferred tax assets may not be deductible or creditable. The foreign tax credit carryforwards were generated from dividends paid or deemed to be paid by subsidiaries to the parent company between 1997 and 2000. We can carry these credits forward for five years from the year of actual payment and apply them to certain U.S. tax liabilities.

      The Internal Revenue Service (IRS) has completed and closed its audits of our tax returns through 1995.

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

13 Benefit Plans

Our pension plans cover most employees worldwide. Our postretirement plans provide medical and life insurance benefits to retirees and their eligible dependents.

      Information regarding our pension and postretirement benefit obligation follows:

	Pension			Postretirement

(percentages)	2000	1999	1998	2000	1999	1998

Weighted-average assumptions:

Discount rate:

U.S. plans	7.8	7.8	7.0	7.8	7.8	7.0

International plans	5.3	5.3	5.6

Rate of compensation increase:

U.S. plans	4.5	4.4	4.2

International plans	3.7	3.7	3.5

Pfizer Inc and Subsidiary Companies

      The following tables present reconciliations of the benefit obligation of the plans; the plan assets of the pension plans and the funded status of the plans:

	Pension		Postretirement

(millions of dollars)	2000	1999	2000	1999

Change in benefit obligation

Benefit obligation at beginning of year	$6,045	$5,771	$540	$570

Service cost	260	240	14	14

Interest cost	394	360	41	37

Employee contributions	9	12	1	—

Plan amendments	23	15	—	2

Plan net (gains)/losses	168	84	19	(36)

Foreign exchange impact	(233)	(18)	(1)	—

Acquisitions	6	—	—	—

Divestitures	(5)	(42)	—	—

Curtailments	38	—	35	—

Settlements	4	(1)	—	—

Benefits paid	(379)	(376)	(45)	(47)

Benefit obligation at end of year	$6,330	$6,045	$604	$540

Change in plan assets

Fair value of plan assets at beginning of year	$6,172	$5,617

Actual return on plan assets	365	814

Company contributions	110	143

Employee contributions	9	12

Foreign exchange impact	(185)	(18)

Acquisitions	1	—

Divestitures	—	(34)

Settlements	2	(1)

Benefits paid	(355)	(361)

Fair value of plan assets at end of year	$6,119	$6,172

Funded status:

Plan assets in excess of/(less than) benefit obligation	$(211)	$127	$(604)	$(540)

Unrecognized:

Net transition liability/(asset)	2	(6)	2	—

Net (gains)/losses	289	—	1	(11)

Prior service costs	263	275	37	36

Net amount recognized	$343	$396	$(564)	$(515)

      The components in the balance sheet consist of:

	Pension		Postretirement

(millions of dollars)	2000	1999	2000	1999

Prepaid benefit cost	$814	$798	$—	$—

Accrued benefit liability	(930)	(816)	(564)	(515)

Intangible asset	56	82	—	—

Accumulated other comprehensive income	403	332	—	—

Net amount recognized	$343	$396	$(564)	$(515)

      Information related to both domestic and international plans follows:

	Pension

(millions of dollars)	2000	1999

Pension plans with an accumulated benefit obligation in excess of plan assets:

Fair value of plan assets	$438	$435

Accumulated benefit obligation	988	924

Pension plans with a benefit obligation in excess of plan assets:

Fair value of plan assets	$3,267	$934

Benefit obligation	4,099	1,630

      At December 31, 2000, the major U.S. pension plans held approximately 6.8 million shares of our common stock with a fair value of approximately $312 million. The plans received approximately $2 million in dividends on these shares in 2000.

      The assumptions used and the annual cost related to the U.S. and international plans follow:

	Pension			Postretirement

(percentages)	2000	1999	1998	2000	1999	1998

Weighted average assumptions:

Expected return on plan assets:

U.S. plans	10.0	10.2	10.2

International plans	7.6	7.1	7.8

(millions of dollars)
Service cost	$260	$240	$211	$14	$14	$16

Interest cost	394	360	341	41	37	40

Expected return on plan assets	(528)	(487)	(448)

Amortization of:

Prior service costs/

(gains)	29	27	32	(4)	3	(9)

Net transition asset	(6)	(5)	(6)	—	—	—

Net losses	10	18	10	2	3	2

Curtailments and settlements—net*	40	—	33	35	—	(22)

Net periodic benefit cost	$199	$153	$173	$88	$57	$27

*	Includes special termination pension benefits of $38 million in 2000 and $17 million in 1998.

Pfizer Inc and Subsidiary Companies

      An average increase of 6.9% in the cost of health care benefits was assumed for 2001 and is projected to decrease over the next five years to 5.3% and to then remain at that level.

      A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 2000:

(millions of dollars)	1% Increase	1% Decrease

Total of service and interest cost components	$4	$(3)

Postretirement benefit obligation	34	(32)

      We have savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Employees may contribute a portion of their salaries to the plans and we match a portion of the employee contributions. Our contributions were $86 million in 2000, $80 million in 1999 and $74 million in 1998.

14 Lease Commitments

      We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $318 million in 2000, $295 million in 1999 and $250 million in 1998. This table shows future minimum rental commitments under noncancellable operating leases at December 31, 2000:

						After
(millions of dollars)	2001	2002	2003	2004	2005	2005

Lease commitments	$131	$114	$86	$75	$69	$420

15 Common Stock

We effected a three-for-one stock split of our common stock in the form of a 200% stock dividend in 1999. All share and per share information in this report reflects the stock split. Per share data may reflect rounding adjustments as a result of the stock split.

      A $5 billion share-purchase program was begun in September 1998. In April 2000, at which time we had purchased under this program 83.4 million shares at a total cost of $3.1 billion, the Board of Directors voted to continue the program up to limits of the then-remaining $1.9 billion in additional cost and 140 million additional shares. In September 2000, the Board of Directors authorized a nine-month extension of this program up to limits of the then-remaining $1.2 billion in cost with a maximum of 140 million additional shares. This extension reflected the fact that, during the first and second quarters of 2000, we suspended our share purchases because of the then-pending Warner-Lambert merger and thus could not complete the authorized purchase program by its originally envisioned completion date. In 2000, we purchased approximately 23.1 million shares of our common stock in the open market at an average price of $43.46 per share. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market at an average price of $38 per share. Since the beginning of this program, we have purchased 106.5 million shares of our common stock for approximately $4.1 billion through December 31, 2000. We are on track to complete the current authorization during the first half of 2001.

16 Preferred Stock Purchase Rights

Preferred Stock Purchase Rights have a scheduled term through October 2007, although the term may be extended or the Rights may be redeemed prior to expiration. One right was issued for each share of common stock issued by our company. These rights are not exercisable unless certain change-in-control events transpire, such as a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of our outstanding common stock or an announcement of a tender offer for at least 30% of our stock. The rights are evidenced by corresponding common stock certificates and automatically trade with the common stock unless an event transpires that makes them exercisable. If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase a new series of preferred stock at a defined price from our company. The preferred stock, in addition to preferred dividend and liquidation rights, will entitle the holder to vote with the company’s common stock.

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

17 Employee Benefit Trusts

In 1993, we sold 120 million shares of treasury stock to the Pfizer Inc. Grantor Trust in exchange for a $600 million note. The Trust was established primarily to fund our employee benefit plans. In February 1999, the Trust transferred 10 million shares to us to satisfy the balance due on its note and contributed its remaining 90 million shares to the newly established Pfizer Inc. Employee Benefit Trust (EBT). The Grantor Trust was then dissolved. Shares of the EBT are used to fund employee benefit plans. The balance sheet reflects the fair value of the shares owned by the EBT as a reduction of Shareholders’ Equity.

Pfizer Inc and Subsidiary Companies

18 Earnings Per Share

Basic earnings per common share and diluted earnings per common share were computed as follows:

(millions, except per share data)	2000	1999	1998

Earnings:

Income from continuing operations	$3,718	$4,972	$3,232

Discontinued operations—net of tax	8	(20)	1,401

Net income	$3,726	$4,952	$4,633

Basic:

Weighted average number of common shares outstanding	6,210	6,126	6,120

Earnings per common share

Income from continuing operations	$.60	$.81	$.53

Discontinued operations—net of tax	—	—	.23

Net income	$.60	$.81	$.76

Diluted:

Weighted average number of common shares outstanding	6,210	6,126	6,120

Common share equivalents— stock options and stock issuable under employee compensation plans	158	191	242

Weighted average number of common shares and common share equivalents	6,368	6,317	6,362

Earnings per common share

Income from continuing operations	$.59	$.79	$.51

Discontinued operations—net of tax	—	(.01)	.22

Net income	$.59	$.78	$.73

      Outstanding options to purchase 115 million shares during 1999 were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

19 Stock Option and Performance Unit Awards

We have stock and incentive plans related to employees which allow for stock options, performance unit awards, stock appreciation rights and stock awards.

      We may grant stock options to employees, including officers, under the plans. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option. The 1996 Stock Plan, a former Warner-Lambert plan, provides that, in the event of a change in control of Warner-Lambert, stock options already granted become exercisable immediately.

      Shares available for award (in thousands) at:

• December 31, 1998	79,578

• December 31, 1999	198,423

• December 31, 2000	137,248

      The table below summarizes information concerning options outstanding under the plans at December 31, 2000:

(thousands
of shares)	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Range	of Outstanding	Contractual	Exercise	Exercisable	Exercise
Exercise Prices	at 12/31/00	Term (years)	Price	at 12/31/00	Price

$0 – $5	12,813	2.8	$4.06	12,807	$4.06

5 – 10	81,549	3.7	6.61	81,528	6.61

10 – 15	58,533	5.9	11.60	55,906	11.57

15 – 20	49,692	6.7	17.90	46,640	17.89

20 – 30	23,139	8.1	24.92	22,540	24.94

30 – 40	106,628	8.4	33.63	59,862	33.57

over 40	63,260	8.2	42.07	13,316	42.07

The following table summarizes the activity for the plans:

	Under Option

		Weighted
		Average Exercise
(thousands of shares)	Shares	Price Per Share

Balance January 1, 1998	461,416	$8.00

Granted	79,524	29.07

Exercised	(81,607)	6.17

Cancelled	(5,008)	12.44

Balance December 31, 1998	454,325	11.97

Granted	94,168	37.32

Exercised	(75,872)	7.81

Cancelled	(5,641)	25.63

Balance December 31, 1999	466,980	17.59

Granted	65,863	32.49

Exercised	(130,756)	8.79

Cancelled	(6,473)	34.23

Balance December 31, 2000	395,614	22.71

Options granted in 1999 include options for 450 shares granted to every eligible pre-merger Pfizer employee worldwide in celebration of our 150th Anniversary.

The tax benefits related to certain stock option transactions were $1,306 million in 2000, $470 million in 1999 and $439 million in 1998.

      The weighted-average fair value per stock option granted was $11.12 for 2000, $11.79 for 1999 options and $9.10 for 1998 options. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	2000	1999	1998

Expected dividend yield	1.54%	1.26%	1.47%

Risk-free interest rate	6.65%	5.06%	5.34%

Expected stock price volatility	30.68%	26.22%	25.59%

Expected term until exercise (years)	5.35	5.75	5.80

Pfizer Inc and Subsidiary Companies

      The following table summarizes results as if we had recorded compensation expense for the 2000, 1999 and 1998 option grants:

(millions of dollars, except per share data)	2000	1999	1998

Net income:

As reported	$3,726	$4,952	$4,633

Pro forma	2,919	4,433	4,361

Basic earnings per share:

As reported	$.60	$.81	$.76

Pro forma	.47	.72	.71

Diluted earnings per share:

As reported	$.59	$.78	$.73

Pro forma	.46	.70	.69

      The Performance-Contingent Share Award Program was established effective in 1993 to provide executives and other key employees the right to earn common stock awards. We determine the award payouts after the performance period ends, based on specific performance criteria. Under the Program, up to 120 million shares may be awarded. We awarded approximately 2.3 million shares in 2000, approximately 2.3 million shares in 1999 and approximately 2.0 million shares in 1998. At December 31, 2000, program participants had the right to earn up to 13.1 million additional shares. Compensation expense related to the Program was $170 million in 2000, $64 million in 1999 and $202 million in 1998.

      We entered into two forward-purchase contracts in 1999 which were subsequently extended. These contracts offset the potential impact on net income of our liability under the Program. At settlement date we will, at the option of the counterparty to the contract, either receive our own stock or settle the contracts for cash. Other contract terms are as follows:

		Maximum Maturity
		in Years

Number of Shares (thousands)	Per Share	2000	1999

3,017	$33.75	—	.9

3,032	33.80	.9	—

      The financial statements include the following items related to these contracts:

      Prepaid expenses and taxes includes:

•	fair value of these contracts

      Other (income)/deductions—net includes:

•	changes in the fair value of these contracts

20 Insurance

We maintain insurance coverage adequate for our needs. Under our insurance contracts, we usually accept self-insured retentions appropriate for our specific business risks.

21 Litigation

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

      Patent Litigation
      Nifedipine Patents

      On June 9, 1997, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Mylan Pharmaceuticals for a sustained-release nifedipine product asserted to be bioequivalent to Procardia XL. Mylan’s notice asserted that the proposed formulation does not infringe relevant licensed Alza and Bayer patents and thus that approval of their ANDA should be granted before patent expiration. On July 18, 1997, the Company, together with Bayer AG and Bayer Corporation, filed a patent-infringement suit against Mylan Pharmaceuticals Inc. and Mylan Laboratories Inc. in the U.S. District Court for the Western District of Pennsylvania with respect to Mylan’s ANDA. Suit was filed under Bayer AG’s U.S. Patent No. 5,264,446, licensed to the Company, relating to nifedipine of a specified particle size range. On March 16, 1999, the court granted Mylan’s motion to file an amended answer and antitrust counterclaims. On December 17, 1999, Mylan received final approval from the FDA for its 30 mg. extended-release nifedipine tablet. On February 28, 2000, a settlement agreement was entered into between Mylan and the Company under which the litigation was terminated and Mylan will market a generic sustained-release nifedipine product manufactured by the Company under its own trademark.

      On or about February 23, 1998, Bayer AG received notice that Biovail Laboratories Incorporated had filed an ANDA for a sustained-release nifedipine product asserted to be bioequivalent to one dosage strength (60 mg.) of Procardia XL. The notice was subsequently received by the Company as well. The notice asserts that the Biovail product does not infringe Bayer’s U.S. Patent No. 5,264,446. On March 26, 1998, the Company received notice of the filing of an ANDA by Biovail Laboratories of a 30 mg. dosage formulation of nifedipine alleged to be bioequivalent to Procardia XL. On April 2, 1998, Bayer and Pfizer filed a patent-infringement action against Biovail, relating to their 60 mg. nifedipine product, in the U.S. District Court for the District of Puerto Rico. On May 6, 1998, Bayer and Pfizer filed a second patent infringement action in Puerto Rico against Biovail under the same patent with respect to Biovail’s 30 mg. nifedipine product. These actions have been consolidated for discovery and trial. On April 24, 1998, Biovail Laboratories Inc. brought suit in the U.S. District Court for the Western District of Pennsylvania against the Company and Bayer seeking a declaratory judgment of invalidity of and/or non-infringement of the 5,264,446 nifedipine patent as well as a finding of violation of the antitrust laws. Biovail has also moved to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. Pfizer has

Pfizer Inc and Subsidiary Companies

opposed this motion to transfer and on June 19, 1998, moved to dismiss Biovail’s declaratory judgment action and antitrust action in the Western District of Pennsylvania, or in the alternative, to stay the action pending the outcome of the infringement actions in Puerto Rico. On January 4, 1999, the court in Pennsylvania granted Pfizer’s motion for a stay of the antitrust action pending the outcome of the infringement actions in Puerto Rico. On January 29, 1999, the court in Puerto Rico denied Biovail’s motion to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. On April 12, 1999, Biovail filed a motion for summary judgment based in part on the summary judgment motion granted to Elan in the Bayer v. Elan litigation in the Northern District of Georgia. Pfizer and Bayer’s response was filed on April 26, 1999. On September 20, 1999, the court in Puerto Rico denied Biovail’s motion for summary judgment without prejudice to their refiling after completion of discovery in the Procardia XL patent-infringement litigation. Fact discovery has been completed, but expert discovery continues.

      On April 2, 1998, the Company received notice from Lek U.S.A. Inc. of its filing of an ANDA for a 60 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On May 14, 1998, Bayer and Pfizer commenced suit in the U.S. District Court for the District of New Jersey against Lek for infringement of Bayer’s U.S. Patent No. 5,264,446, as well as for infringement of a second Bayer patent, No. 4,412,986 relating to combinations of nifedipine with certain polymeric materials. Plaintiffs amended the complaint on November 10, 1998, limiting the action to infringement of U.S. Patent 4,412,986. On January 19, 1999, Lek filed a motion to dismiss the complaint alleging non-infringement of U.S. Patent 4,412,986. Pfizer responded to this motion and oral argument was held in abeyance pending a settlement conference. In September 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. Patent No. 4,412,986 on November 2, 2000. This suit has now been dismissed.

      On February 10, 1999, the Company received a notice from Lek U.S.A. of its filing of an ANDA for a 90 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On March 25, 1999, Bayer and Pfizer commenced suit in the U.S. District Court for the District of New Jersey against Lek for infringement of the same two Bayer patents originally asserted against Lek’s 60 mg. formulation. This case was also the subject of a settlement conference. In September, 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. Patent No. 4,412,986 on November 2, 2000. This suit has now been dismissed.

      On November 9, 1998, Pfizer received an ANDA notice letter from Martec Pharmaceutical, Inc. for generic versions (30 mg., 60 mg., 90 mg.) of Procardia XL. On or about December 18, 1998, Pfizer received a new ANDA certification letter stating that the ANDA had actually been filed in the name of Martec Scientific, Inc. On December 23, 1998, Pfizer brought an action against Martec Pharmaceutical, Inc. and Martec Scientific, Inc. in the U.S. District Court for the Western District of Missouri for infringement of Bayer’s patent relating to nifedipine of a specific particle size. On January 26, 1999, a second complaint was filed against Martec Scientific in the U.S. District Court for the Western District of Missouri based on Martec’s new ANDA certification letter. Martec filed its response to this complaint on February 26, 1999. These actions were settled and dismissed on consent on July 6, 2000.

      On September 26, 2000, Pfizer received an ANDA notice letter from Andrx Pharmaceuticals, Inc. for a generic version of 60 mg. Procardia XL. On November 9 Bayer and Pfizer brought suit against Andrx in the U.S. District Court for the Southern District of Florida for infringement of Bayer’s U.S. Patent No. 5,264,446.

      Pfizer filed suit on July 8, 1997, against the FDA in the U.S. District Court for the District of Columbia, seeking a declaratory judgment and injunctive relief enjoining the FDA from processing Mylan’s ANDA or any other ANDA submission referencing Procardia XL that uses a different extended-release mechanism. Pfizer’s suit alleges that extended-release mechanisms that are not identical to the osmotic pump mechanism of Procardia XL constitute different dosage forms requiring the filing and approval of suitability petitions under the Food Drug and Cosmetics Act before the FDA can accept an ANDA for filing. Mylan intervened in Pfizer’s suit. On March 31, 1998, the court granted the government’s motion for summary judgment against the Company. On July 16, 1999, the D.C. Court of Appeals dismissed the appeal on the ground that since the FDA had not approved any ANDA referencing Procardia XL that uses a different extended-release mechanism than the osmotic pump mechanism of Procardia XL, it was premature to maintain this action, stating that Pfizer has the right to bring such an action if, and when, the FDA approves such an ANDA. Subsequent to FDA’s final approval of Mylan’s ANDA, on December 18, 1999 Pfizer filed suit against FDA in the United States District Court for the District of Delaware. The suit alleges that FDA unlawfully approved Mylan’s 30 mg. extended release product because FDA had not granted an ANDA suitability petition reflecting a difference in dosage form from Procardia XL. As a result of the settlement agreement with Mylan, Pfizer and the FDA have agreed to dismiss this suit without prejudice.

      As has been publicly reported, the Federal Trade Commission is conducting a review of brand-name and generic drug litigations, settlements and agreements. As part of this overall review, documents in connection with certain of the litigations set forth above have been provided to the Commission.

      Zoloft Patents

      On December 17, 1999, the Company received notice of the filing of an ANDA by Zenith Goldline Pharmaceuticals for 50 mg. and 100 mg. tablets of sertraline hydrochloride alleged to be bioequivalent to Zoloft. Zenith has certified to the FDA that it will not engage in the manufacture, use or sale of sertraline hydrochloride until the expiration of Pfizer’s U.S. Patent 4,536,518, which covers sertraline per se and expires December 30, 2005. Zenith has also alleged in its certification to the FDA that the manufacture, use and sale of Zenith’s product will not infringe Pfizer’s U.S. Patent 4,962,128, which covers methods of treating an anxiety-related disorder or Pfizer’s U.S. Patent 5,248,699, which covers a crystalline polymorph of sertraline hydrochloride. These patents expire in November 2009 and August 2012, respectively. On January 28, 2000, the Company filed a patent infringement action against Zenith Goldline and its parent Ivax Corporation in the U.S. District Court for the District of New Jersey

Pfizer Inc and Subsidiary Companies

for infringement of the ’128 and ’699 Patents. Zenith Goldline filed its answer on March 10, 2000, denying infringement. Discovery is in progress and a bench trial has been set for June 2001.

      Fluconazole Patent

      On February 1, 2000, the Company received notice of the filing of an ANDA by Novopharm Limited for 50 mg., 100 mg., 150 mg. and 200 mg. tablets of fluconazole alleged to be bioequivalent to Diflucan. Novopharm has certified to the FDA its position that the Company’s U.S. Patent 4,404,216, which covers fluconazole, is invalid. This patent expires in January 2004. On March 10, 2000, the Company filed a patent infringement action under the ’216 Patent against Novopharm in the U.S. District Court for the Northern District of Illinois. Discovery is ongoing. No trial date has been set.

      Neurontin Patents

      In April 1998 Warner-Lambert received an ANDA notice from Purepac Pharmaceutical Co., relating to 100 mg., 300 mg., and 400 mg. gabapentin capsules, which certified Purepac’s opinion that the proposed Purepac products do not infringe Warner-Lambert’s U.S. Patent 4,894,476 directed to gabapentin monohydrate and that the ’476 Patent is invalid in view of the prior art. In June 1998 Warner-Lambert filed a lawsuit in the U.S. District Court for the District of New Jersey against Purepac and Faulding Inc., its parent company, for infringement of the ’476 Patent and U.S. Patent 5,084,479 directed to a method for treating neurodegenerative diseases with compounds including gabapentin. The defendants filed a counterclaim for unfair competition under New Jersey law based upon alleged improper listing of the’476 Patent in the FDA “Orange Book” and alleged absence of probable cause for filing suit on the ’476 and ’479 Patents. In August 1999 the court denied the defendants’ motion for summary judgment of non-infringement of the ’476 and ’479 Patents, and in December 2000 the court denied the Company’s motion for summary judgment dismissing the defendants’ counterclaim for unfair completion but bifurcated this counterclaim from the patent infringement claims for discovery and trial. Discovery on the patent infringement claims is in progress.

      In May 1998 Warner-Lambert received two ANDA notice letters from TorPharm, Inc., relating to 100 mg., 300 mg., and 400 mg. gabapentin capsules, which certified TorPharm’s opinion that the proposed products of its Apotex Corp. agent do not infringe Warner-Lambert’s U.S. Patents 4,894,476 and 5,084,479. Warner-Lambert filed a lawsuit in the U.S. District Court for the Northern District of Illinois for infringement of the ’476 and ’479 Patents. In April 1999 the court denied the defendants’ motion for summary judgment of non-infringement of the ’479 Patent. Discovery is in progress and the parties have fully briefed the defendants’ motion for summary judgment of non-infringement of the ’476 Patent.

      In November 1999 Warner-Lambert received an ANDA notice letter from Faulding Inc., related to 600 mg. and 800 mg. gabapentin tablets, which certified Faulding’s opinion that the proposed products of its Purepac Pharmaceutical Co. subsidiary do not infringe the ’476 Patent and that this patent is invalid in view of the prior art. In December 1999 Warner-Lambert filed a lawsuit in the U.S. District Court for the District of New Jersey for infringement of the ’476 and ’479 Patents. The defendants filed counterclaims for unfair competition under New Jersey law and federal anti-trust law violations, and in December 2000 the Court denied the Company’s motion to dismiss these counterclaims. Discovery is in progress.

      In November 1999 Apotex Corp. and Apotex Inc. filed suit against Warner-Lambert in the U.S. District Court for the Northern District of Illinois alleging federal antitrust violations. Warner-Lambert filed a motion to dismiss the action which was granted. Apotex subsequently added antitrust counterclaims to the copending gabapentin capsule patent infringement suit in the Northern District of Illinois. This counterclaim has been stayed pending resolution of the patent infringement issues.

      In February 1999 Geneva Pharmaceuticals, Inc., filed an action in the U.S. District Court for the Eastern District of Michigan against Warner-Lambert for a declaratory judgment that its proposed 100 mg., 300 mg. and 400 mg. gabapentin capsule products do not infringe the ’476 Patent directed to gabapentin monohydrate. This action has been transferred to the U.S. District Court for the District of New Jersey. Discovery is in progress. The Company’s motion to dismiss this complaint and Geneva’s motion for summary judgment of non-infringement are pending.

      On April 25, 2000, U.S. Patent 6,054,482, which claims anhydrous gabapentin formulations containing low levels of lactam and mineral acid, was issued to Warner-Lambert’s Godecke Aktiengesellschaft subsidiary (Godecke). This patent was listed in the FDA’s “Orange Book” under the Company’s Neurontin capsule and tablet products on the same day. On April 28 Purepac Pharmaceutical Co. (Purepac) and Faulding Inc. filed suit in the U.S. District Court for the District of New Jersey against Warner-Lambert and Godecke for a declaratory judgment that the ’482 Patent is invalid and would not be infringed by Purepac’s proposed gabapentin capsule and tablet products. On June 15 Warner-Lambert and Godecke moved to dismiss the complaint, and also filed suit in the same court against Purepac and Faulding Inc. seeking orders enjoining them from pursuing their declaratory judgment action and compelling them to submit appropriate certifications to the FDA regarding the ’482 Patent. This suit also alleges infringement of the ’482 Patent. On June 15 Warner-Lambert received a notice letter from Purepac and Faulding Inc. which certified their position that the proposed Purepac gabapentin tablet and capsule products do not infringe the ’482 Patent. On July 20, Pfizer, Warner-Lambert, and Godecke filed another suit in federal court in New Jersey against Purepac and Faulding Inc. for infringement of the ’482 Patent. The defendant’s answer to this last suit includes counterclaims for antitrust violations under the Sherman Act and unfair competition. The three suits were consolidated and the April 28 suit was dismissed by the court. On November 27 the Company filed a motion to dismiss the counterclaims in the July 20 suit and on January 16, 2001, the defendants filed a motion for summary judgment of non-infringement. Discovery is in progress.

      On June 15, 2000, Warner-Lambert received a notice letter from TorPharm, Inc., certifying its opinion that the proposed gabapentin capsule products of its Apotex Corp. agent do not infringe the ’482 Patent. On July 20 Pfizer, Warner-Lambert, and Godecke filed suit in the U.S. District Court for the Northern District of Illinois for

Pfizer Inc and Subsidiary Companies

infringement of the ’482 Patent. The defendant’s answer includes counterclaims for antitrust violations under the Sherman Act. On November 6 the Company filed a motion to dismiss these counterclaims.

      On July 25, 2000, Warner-Lambert received a notice letter from Teva Pharmaceuticals USA (Teva), relating to 600 mg. and 800 mg. gabapentin tablets, which certified Teva’s opinion that its proposed products do not infringe the ’482 Patent, and on September 7 a similar notice letter relating to 100 mg., 300 mg., and 400 mg. gabapentin capsules, which also stated Teva’s opinion that the ’482 Patent is invalid. On August 24 and September 20, Pfizer, Warner-Lambert and Godecke filed two lawsuits, for tablets and capsules respectively, in the U.S. District Court for the District of New Jersey against Teva and Teva Pharmaceuticals Industries Ltd. for infringement of the ’482 Patent.

      On October 2, 2000, the Company filed a motion with the Federal Judicial Panel on Multidistrict Litigation to consolidate all of the patent cases involving U.S. Patent 6,054,482 for pretrial proceedings in the U.S. District Court for the District of New Jersey. Purepac/ Faulding Inc. and Apotex/TorPharm filed oppositions. This motion was argued on January 18, 2001.

      In November 2000, Warner-Lambert and Godecke received notice letters from Zenith Goldline Pharmaceuticals, Inc. relating to its proposed 100 mg., 300 mg. and 400 mg. gabapentin capsules, certifying Zenith’s opinion that the Company’s ’482 Patent is invalid. On December 14, Pfizer Inc., Warner-Lambert and Godecke filed suit in the U.S. District Court for the District of New Jersey against Zenith Laboratories, Inc., Zenith Goldline Pharmaceuticals, Inc. and Ivax Corporation (Zenith’s parent company) for infringement of the ’482 Patent. In December 2000 Warner-Lambert received a notice letter from Zenith Goldline Pharmaceuticals, Inc. notifying Warner-Lambert that Zenith had filed an ANDA on 600 mg. and 800 mg. gabapentin tablets and certifying Zenith’s opinion that the ’482 Patent is invalid, and also that the ’476 Patent and the ’479 Patent are both invalid and would not be infringed by the manufacture, use or sale of the proposed Zenith tablet product. In January and February the Company filed suits against Zenith Laboratories, Inc., Zenith Goldline Pharmaceuticals, Inc. and Ivax Corporation in the U.S. District Court for the District of New Jersey for infringement of the ’482 Patent (January suit) and the ’476 and ’479 Patents (February suit).

      Celebrex Litigation

      On April 11, 2000, the University of Rochester filed a patent infringement action in the U.S. District Court for the Western District of New York against the Company, G.D. Searle & Co., Inc., Monsanto Co., and Pharmacia Corp., under its U.S. Patent No. 6,048,850, relating to the use of COX-2 inhibiting compounds. It is alleged that sales of Celebrex infringe the broad method of use claims of this patent. The Company has answered denying infringement. Discovery is in progress. No trial date has been set.

      Quinapril Patents

      In January 1999 Warner-Lambert received a letter from Teva Pharmaceuticals USA informing it that Teva had filed an ANDA on 40 mg. quinapril hydrochloride tablets allegedly bioequivalent to the Company’s ACCUPRIL product. This letter also certified Teva’s opinion that the Company’s U.S. Patent 4,473,450, which is directed to stable formulations of ACE inhibitor compounds and expires in February 2007, is invalid, and further informed us that manufacture, use and sale of the proposed product would await expiration of the basic product patent on quinapril hydrochloride (U.S. Patent 4,344,949) in October 2002. In March Warner-Lambert filed suit against Teva Pharmaceuticals USA in the U.S. District Court for the District of New Jersey for infringement of the ‘450 Patent. Discovery is in progress. No trial date has yet been scheduled.

      Two additional ANDA notification letters related to quinapril hydrochloride tablets were received by the Company in January 2001, one from Geneva Pharmaceuticals, Inc. and another from Andrx Pharmaceuticals, LLC. These letters certify opinions that the ‘450 Patent is invalid and would not be infringed by the proposed generic products, and are being evaluated by the Company.

      Schneider Catheter Litigation

      On July 28, 2000, Dr. Tassilo Bonzel filed a suit against the Company and various currently or formerly affiliated codefendants in Minnesota state court alleging breach of contract, fraudulent transfer of his license agreement with Schneider (Europe) AG, unjust enrichment, breach of fiduciary duty, tortious interference with contractual relationship, and civil conspiracy, and seeking a declaratory judgment that Dr. Bonzel is free to terminate the aforementioned license agreement. The claims arise from the Company’s 1998 sale of the Schneider companies to Boston Scientific Corporation (BSC), which is named in Dr. Bonzel’s complaint as an involuntary plaintiff. On August 28 the Company and BSC removed the suit to the U.S. District Court for the District of Minnesota and on August 30 Dr. Bonzel filed a motion to remand it to state court, which the Company and BSC opposed. On September 5 BSC filed an action in the U.S. District Court for the District of Massachusetts for a declaratory judgment that its license with Dr. Bonzel cannot be revoked and thus that it would not be infringing Dr. Bonzel’s patents on rapid exchange catheters. Additionally, on September 18 BSC filed a motion with the federal court in Minnesota to be dismissed from that action as an involuntary plaintiff.

      Trademark and Unfair Competition
      Trovan Trademark

      On September 22, 1999, the jury in a trademark-infringement litigation brought against Pfizer in the U.S. District Court for the Central District of California by Trovan Ltd. and Electronic Identification Devices, Ltd. relating to use of the Trovan mark for trovafloxacin issued a verdict in favor of the plaintiffs with respect to liability, holding that the Company had infringed Trovan Ltd.’s mark and had acted in bad faith. Following a further damage trial, on October 12, 1999, the jury awarded Trovan Ltd. a total of $143 million in damages, comprised of $5 million actual damages, $3 million as a reasonable royalty and $135 million in punitive damages. The court held a hearing on December 27, 1999, on whether to award the plaintiffs profits based on the Company’s sales of Trovan and, if so,

Pfizer Inc and Subsidiary Companies

the amount of same. On February 24, 2000, the court entered judgment on the jury verdict and enjoined the Company’s use of the Trovan mark effective October 16, 2000. The plaintiff’s request to be awarded the Company’s profits from Trovan sales and for treble damages was denied. Following a hearing on March 24, 2000 the court vacated its previous rulings based on the jury verdicts, including the injunction against continued use of Trovan and the cancellation of the Company’s U.S. trademark registration, and granted the motion for mistrial. The court also granted the Company’s remittitur motions, eliminating the “reasonable royalty” award ($3 million) and reducing the maximum damages award from $8 million to $500,000 and the maximum enhanced award from $135 million to $1.5 million. The plaintiffs have appealed to the Ninth Circuit Court of Appeals the district court’s refusal to enjoin the Company’s continued use of the Trovan trademark. Additionally, the district court (at the plaintiffs’ request) has certified certain legal issues to the Ninth Circuit for determination before the case is retried.

      Zyrtec Litigation

      On October 5, 1998, Schering-Plough, Inc., sought, in the U.S. District Court for the Southern District of New York, and was denied, a temporary restraining order and moved for a temporary injunction based on its allegations that Pfizer breached a 1996 settlement agreement arising from an earlier Lanham Act suit involving the promotion of Zyrtec, in competition with Schering’s Claritin. On appeal to the Second Circuit Court of Appeals, the decision denying Schering’s request for a preliminary injunction was vacated and the case was remanded to the District Court. The Second Circuit found that the District Court should have made more detailed findings on the reliability of the surveys used to support the motion. Following a hearing, the District Court entered a preliminary injunction which prohibits Pfizer from claiming that Zyrtec is non-sedating or essentially non-sedating. A trial on a permanent injunction is anticipated in 2002.

      Products Liability Litigation
      Shiley Incorporated

      As previously disclosed, a number of lawsuits and claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60 degree or 70 degree Shiley Convexo Concave (“C/C”) heart valves, or anxiety that properly functioning implanted valves might fracture in the future, or personal injury from a prophylactic replacement of a functioning valve.

      In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the U.S. District Court for the Southern District of Ohio, that established a worldwide settlement class of people with C/C heart valves and their spouses, except those who elected to exclude themselves. The settlement provided for a Consultation Fund of $90 million, which was fixed by the number of claims filed, from which valve recipients received payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement established a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company’s obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992, and all appeals have been exhausted.

      Generally, plaintiffs in heart valve litigations seek money damages. Based on the experience of the Company in defending these claims to date, including insurance proceeds and reserves, the Company is of the opinion that such actions should not have a material adverse effect on the financial position or results of the Company. Litigation involving insurance coverage for the Company’s heart valve liabilities has been resolved.

      Rezulin

      Rezulin, a Warner-Lambert oral therapy for the treatment of type 2 diabetes, was launched in the United States in March 1997 and withdrawn from the market in March 2000, following reports of liver damage, including liver failure requiring liver transplants, and death. The package insert for Rezulin was revised in October 1997 in response to post-marketing reports of adverse liver events. The revised labeling recommended that physicians monitor liver enzymes periodically. The labeling subsequently was changed three times to increase the recommended frequency of liver enzyme monitoring and to add other information regarding indications and adverse liver events.

      Since Rezulin’s withdrawal from the market, a number of suits and claims against Warner-Lambert (and in some instances against the Company as well) have been filed. As of the beginning of January 2001, 46 Federal and 16 state class action suits have been filed seeking medical monitoring; Federal and state suits seeking damages or restitution for personal injuries on behalf of about 1,100 Rezulin patients; and claims on behalf of 160 Rezulin patients.

      The cases filed in or removed to Federal courts have been consolidated for certain pretrial purposes in the U.S. District Court for the Southern District of New York by order of the Judicial Panel on Multi-District Litigation, and the class actions seeking medical monitoring are being consolidated under a single class complaint. Most of these cases are in early stages of discovery.

      The Company is defending these actions and, considering its insurance and reserves, is of the opinion that these actions should not have a material adverse effect on the financial position or results of the Company.

      Trovan

      During May and June, 1999, the FDA and the European Union’s Committee for Proprietary Medicinal Products (CPMP) reconsidered the approvals to market Trovan, a broad-spectrum antibiotic, following post-market reports of severe adverse liver reactions to the drug. On June 9, 1999, the Company announced that, regarding the marketing of Trovan in the United States, it had agreed to restrict the indications, limit product distribution, make certain other labeling

Pfizer Inc and Subsidiary Companies

changes and to communicate revised warnings to health care professionals in the United States. On July 1, 1999, Pfizer received the opinion of the CPMP recommending a one-year suspension of the licenses to market Trovan in the European Union. The CPMP opinion has been finalized in a Final Decision by the European Commission.

      Since June 1999, several suits, in both Federal and state courts, and claims, on behalf of approximately 25 Trovan patients have been received by the Company alleging liver injuries due to injection of Trovan. Approximately half of these matters have been resolved. There are also three purported state court class actions seeking damages and injunctive relief on behalf of Trovan patients and their spouses. The cases are in early stages of discovery.

      The Company is defending these actions and, considering its insurance and reserves, is of the opinion that these actions should not have a material adverse effect on the financial position or results of the Company.

      Asbestos Matters

      Through the early 1970s, Pfizer Inc. (Minerals Division) and Quigley Company, Inc. (“Quigley”), a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company’s sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both have been members of the Center for Claims Resolution (the “CCR”), a joint defense organization of several defendants that has been defending these claims. The Company and Quigley have been responsible for varying percentages of defense and liability payments for all members of the CCR. With the reformation and/or dissolution of CCR, the Company and Quigley will defend the litigation separately from other CCR members. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against the Company, but most have been resolved and none are active.

      As of December 2000, there were 58,346 personal injury claims pending against Quigley and 33,165 such claims against the Company (excluding those that are inactive or have been settled in principle), and 67 talc cases against the Company.

      The Company believes that its costs incurred in defending and ultimately disposing of the asbestos personal injury claims, as well as the property damage and talc claims, will be largely covered by insurance policies issued by several primary insurance carriers and a number of excess carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. Litigation against excess insurance carriers seeking damages and/or declaratory relief to secure their coverage obligations has been largely resolved.

      From 1967 to 1982, a Warner-Lambert subsidiary owned American Optical Company, which at certain times manufactured a line of personal protective clothing and respirators for use in general industrial settings. Certain of the protective clothing items (e.g., certain gloves) contained asbestos. American Optical discontinued production of protective clothing in 1976, and sold its protective clothing business in its entirety in 1977. In May 1982, Warner-Lambert sold American Optical. As part of that sale, the Warner-Lambert subsidiary agreed to indemnify the purchaser against product liability claims arising out of alleged use or exposure to American Optical products up to the date of closing.

      As of December 2000, American Optical was named a defendant in lawsuits involving approximately 41,429 individual plaintiffs. Approximately two-thirds of these lawsuits involve claims for asbestos-related disease developed as a result of exposure to asbestos-containing protective clothing allegedly manufactured by American Optical. The remaining one-third consists of claims for silica-related disease developed as a result of exposure to silica while using allegedly defective respirators manufactured by American Optical.

      Based on the Company’s experience in defending the claims to date and considering its insurance and reserves, the Company is of the opinion that the actions should not have a material adverse effect on the financial position or results of the Company.

      Rimadyl

      In October 1999 the Company was sued in an action seeking unspecified damages, costs and attorney’s fees on behalf of a purported class of people whose dogs had suffered injury or death after ingesting Rimadyl, an antiarthritic medication for older dogs. The suit, which was filed in state court in South Carolina, is in the early pretrial stages. The Company is defending this action and is of the opinion that it should not have a material adverse effect on the financial position or results of the Company.

      Consumer Litigation
      Plax

      FDA administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call-for-data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA’s request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee. The Committee has issued a draft report recommending that plaque removal claims should not be permitted in the absence of data establishing efficacy against gingivitis. The process of incorporating the Advisory Committee recommendations into a final monograph is expected to take several years. If the draft recommendation is ultimately accepted in the final monograph, although it would have a negative impact on sales of Plax, it will not have a material adverse effect on the sales, financial position or results of the Company.

Pfizer Inc and Subsidiary Companies

      On January 15, 1997, an action was filed in Circuit Court, Chambers County, Alabama, purportedly on behalf of a class of consumers, variously defined by the laws or types of laws governing their rights and encompassing residents of up to 47 states. The complaint alleges that the Company’s claims for Plax were untrue, entitling them to a refund of their purchase price for purchases since 1988. A hearing on Plaintiffs’ motion to certify the class was held on June 2, 1998. We are awaiting the Court’s decision. The Company is defending this action and is of the opinion that it should not have a material adverse effect on the financial position or results of the Company.

      Pediculicides

      Since December 1998, five actions have been filed, in state courts in Texas, California, Illinois and Louisiana, purportedly on behalf of statewide or nationwide classes of consumers who allege that Pfizer’s and/or Warner-Lambert’s and other manufacturers’ advertising and promotional claims for Pfizer’s Rid and Warner-Lambert’s Nix and other pediculicides were untrue, entitling them to refunds, other damages and/or injunctive relief. One of the Texas cases has been voluntarily dismissed and the Louisiana case has been resolved. Proceedings in the California, the other Texas case and Illinois cases are still in early stages.

      The Company is defending these actions and is of the opinion that they should not have a material adverse effect on the financial position or results of the Company.

      Desitin

      In December 1999 and January 2000, two suits were filed in California state courts against the Company and other manufacturers of zinc oxide-containing powders. The first suit was filed by the Center for Environmental Health and the second was filed by an individual plaintiff on behalf of a purported class of purchasers of baby powder products. The suits generally allege that the label of Desitin powder violates California’s “Proposition 65” by failing to warn of the presence of lead, which is alleged to be a carcinogen. In January, 2000, the Company received a notice from a California environmental group alleging that the labeling of Desitin ointment and powder also violates Proposition 65 by failing to warn of the presence of cadmium, which is alleged to be a carcinogen. Several other manufacturers of zinc oxide-containing topical baby products have received similar notices. The Company believes that the labeling for Desitin complies with applicable legal requirements.

      Diabinese (Brazil)

      In June, the Ministry of Justice of the State of Sao Paulo, Brazil, commenced a civil public action against the Company’s Brazilian subsidiary, Laboratorios Pfizer Ltda. (“Pfizer Brazil”) asserting that during a period in 1991 Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action sought the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. In February 1996, the trial court issued a decision holding Pfizer Brazil liable. The trial court’s opinion also established the amount of moral damages for individuals who might make claims later in the proceeding and set out a formula for calculating the payment into the public reserve fund which could have resulted in a sum of approximately $88 million. Pfizer Brazil appealed this decision. In September 1999, the appeals court issued a ruling upholding the trial court’s decision as to liability. However, the appeals court decision overturned the trial court’s decision concerning damages, ruling that criteria to apply in the calculation of damages, both as to individuals and as to payment of any amounts to the reserve fund, should be established only in a later stage of the proceeding. The Company believes that this action should not have a material adverse effect on the financial position or results of the Company.

      Employment Litigation

      A wholly-owned subsidiary of Warner-Lambert has been named as a defendant in class actions filed in Puerto Rico Superior Court by current and former employees from the Vega Baja, Carolina and Fajardo plants, as well as Kelly Services temporary employees assigned to those plants. The lawsuits seek monetary relief for alleged violations of local statutes and decrees relating to meal period payments, minimum wage, overtime and vacation pay. The Company is defending these actions and is of the opinion that they should not have a material adverse effect on the financial position or results of the Company.

      Antitrust
      Brand-Name Prescription Drugs Antitrust Litigation

      In 1993, both Pfizer and Warner-Lambert were named, together with numerous other manufacturers of brand-name prescription drugs and certain companies that distribute brand-name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies, alleging that the manufacturers violated the Sherman Act by agreeing not to give retailers certain discounts and that the failure to give such discounts violated the Robinson Patman Act. A class action was brought on the Sherman Act claim, as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the “individual actions”) on both the Sherman Act and Robinson Patman Act claims. A retailer class was certified in 1994 (the “Federal Class Action”). In 1996, fifteen manufacturer defendants, including Pfizer and Warner-Lambert, settled the Federal Class Action. Pfizer’s share was $31.25 million and Warner-Lambert’s share was $15.1 million. Trial began in September 1998 for the class case against the non-settlers, and the District Court also permitted the opt-out plaintiffs to add the wholesalers as named defendants in their cases. The District Court dismissed the case at the close of the plaintiffs’ evidence. The plaintiffs appealed and, on July 13, 1999, the Court of Appeals upheld most of the dismissal but remanded on one issue, while expressing doubts that the plaintiffs could prove any damages. The District Court has since opined that the plaintiffs cannot prove such damages.

      Retail pharmacy cases also have been filed in state courts in five states, and consumer class actions were filed in state courts in fourteen states and the District of Columbia alleging injury to consumers from the failure to give discounts to retail pharmacy companies. Most of the consumer class actions have been settled in principle.

Pfizer Inc and Subsidiary Companies

      In addition to its settlement of the retailer Federal Class Action (see above), Pfizer and Warner-Lambert have also settled several major opt-out retail cases, and along with other manufacturers: (1) have entered into agreements to settle all outstanding consumer class actions, which settlements are going through the approval process in the various courts in which the actions are pending; and (2) have settled the California consumer case.

      The Company believes that these brand-name prescription drug antitrust cases, which generally seek damages and certain injunctive relief should not have a material adverse effect on the financial position or results of the Company.

      The Federal Trade Commission opened an investigation focusing on the pricing practices at issue in the above pharmacy antitrust litigation. In July 1996, the Commission issued subpoenas for documents to both Pfizer and Warner-Lambert, among others, to which both responded. A second subpoena was issued to both companies for documents in May 1997 and both again responded. We are not aware of any further activity.

      Former Food Science Division

      In 1999, the Company pleaded guilty to one count of price fixing of sodium erythorbate from July 1992 until December 1994, and one count of market allocation of maltols from December 1989 until December 1995, and paid a total fine of $20 million. The activities at issue involved the Company’s former Food Science Group, a division that manufactured food additives and that the Company divested in 1996. The Department of Justice has stated that no further antitrust charges will be brought against the Company relating to the former Food Science Group, that no antitrust charges will be brought against any current director, officer or employee of the Company for conduct related to the products of the former Food Science Group, and that none of the Company’s current directors, officers or employees was aware of any aspect of the activity that gave rise to the violations. Five purported class action suits involving these products have been filed against the Company; two in California State Court, and three in New York Federal Court. The Company does not believe that this plea and settlement, or civil litigation involving these products, should have a material adverse effect on the financial position or results of the Company.

      Environmental Matters

      The operations of the Company are subject to federal, state, local and foreign environmental laws and regulations. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA” or “Superfund”), the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Similar designations have been made by some state environmental agencies under applicable state Superfund laws. Such designations are made regardless of the extent of the Company’s involvement. The Company owns or previously owned several sites for which it may be the sole responsible party. There are also claims that the Company may be a responsible party or participant with respect to several waste site matters in foreign jurisdictions. Such claims have been made by the filing of a complaint, the issuance of an administrative directive or order, or the issuance of a notice or demand letter. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigative or remedial actions. In many cases, the dollar amount of the claim is not specified. In most cases, claims have been asserted against a number of other entities for the same recovery or other relief as was asserted against the Company. The Company is currently participating in remedial action at a number of sites under federal, state, local and foreign laws.

      To the extent possible with the limited amount of information available at this time, the Company has evaluated its responsibility for costs and related liability with respect to the above sites and is of the opinion that the Company’s liability with respect to these sites should not have a material adverse effect on the financial position or results of the Company. In arriving at this conclusion, the Company has considered, among other things, the payments that have been made with respect to the sites in the past; the factors, such as volume and relative toxicity, ordinarily applied to allocate defense and remedial costs at such sites; the probable costs to be paid by the other potentially responsible parties; total projected remedial costs for a site, if known; existing technology; and the currently enacted laws and regulations. The Company anticipates that a portion of these costs and related liability will be covered by available insurance.

      FDA Required Post-Marketing Reports

      In April 1996, Pfizer received a Warning Letter from the FDA relating to the timeliness and completeness of required post-marketing reports for pharmaceutical products. The letter did not raise any safety issue about Pfizer drugs. The Company has been implementing remedial actions designed to remedy the issues raised in the letter. During 1997, the Company met with the FDA to apprise them of the scope and status of these activities. A review of the Company’s new procedures was undertaken by FDA in 1999. The Company and Agency met to review the findings of this review and agreed that commitments and remedial measures undertaken by the Company related to the Warning Letter have been accomplished. The Company agreed to keep the Agency informed of its activities as it continues to modify its processes and procedures.

      Neurontin Investigation

      Certain employees of Warner-Lambert were served with subpoenas in January, 2000, by the U.S. Attorney’s office in Boston, Massachusetts, directing them to provide testimony before a federal grand jury in Boston. The U.S. Attorney’s office is conducting an inquiry into Warner-Lambert’s promotion of Neurontin. The Company is cooperating with the inquiry and cannot predict what the outcome of the investigation will be.

      In addition, a former employee of Warner-Lambert has commenced a civil lawsuit in the U.S. District Court for the District of Massachusetts against Warner-Lambert, on behalf of the United States, under 31 U.S.C. 3730. The lawsuit alleges that the company has violated the Federal False Claims Act based on certain alleged

Pfizer Inc and Subsidiary Companies

sales and marketing practices concerning its drugs Neurontin and Accupril. The Company is defending this action and is of the opinion that it should not have a material adverse effect on the financial position or results of the Company.

      Merger Litigation

      In November 1999, following the announcement by Warner-Lambert of its executions of the American Home Products Corporation (AHP) Merger Agreement, Pfizer filed suit against Warner-Lambert, its board of directors and AHP, seeking to invalidate certain provisions in the AHP Merger Agreement and enjoin their implementation. Pursuant to a settlement agreement executed on February 6, 2000 in connection with the termination of the AHP Merger Agreement and the execution of the Pfizer Merger Agreement, Warner-Lambert, AHP and Pfizer entered into settlement agreements with respect to this litigation. Shortly thereafter the litigation against AHP was dismissed with prejudice and the litigation between Pfizer and Warner-Lambert was dismissed without prejudice.

      Warner-Lambert, its Directors and AHP have been named in approximately 40 lawsuits in Delaware Chancery Court, one lawsuit in Morris County, New Jersey, and two lawsuits in federal court in New Jersey brought on behalf of purported classes of Warner-Lambert’s shareholders. These lawsuits involve allegations similar to those contained in Pfizer’s lawsuit, referred to above, and contain additional allegations, including that the consideration to be paid to Warner-Lambert’s shareholders in the proposed merger with AHP was inadequate. The Company is defending these actions and is of the opinion that they should not have a material adverse effect on the financial position or results of the Company.

Pfizer Inc and Subsidiary Companies

22 Segment Information and Geographic Data

We operate in the following two business segments:

•	pharmaceuticals—including:

—	treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, erectile dysfunction and allergies, as well as the manufacture of empty hard-gelatin capsules

—	products for food animals and companion animals, including antibiotics, vaccines and other veterinary items

•	consumer products—including self-medications, shaving and fish food and fish care products, as well as confectionery products consisting of chewing gums, breath mints and cough tablets

      Each separately managed segment offers different products requiring different marketing and distribution strategies.

      We sell our products primarily to customers in the wholesale sector. In 2000, sales to our two largest wholesalers accounted for 13% and 11% of total revenues. These sales were concentrated in the pharmaceuticals segment.

      Revenues were in excess of $500 million in each of 7 countries outside the U.S. in 2000. The U.S. was the only country to contribute more than 10% to total revenues. The following tables present segment and geographic information:

Segment Information

				Consumer		Corporate/
(millions of dollars)		Pharmaceuticals		Products		Other		Consolidated

Revenues	2000	$24,027		$5,547		$—		$29,574

	1999	21,879		5,497		—		27,376

	1998	18,106		5,125		—		23,231

Segment profit	2000	8,859	(1)	813	(4)	(3,891)	(5)	5,781	(6)

	1999	7,008	(2)	783		(846	)(5)	6,945	(6)

	1998	5,121	(3)	606	(3)	(1,330	)(5)	4,397	(6)

Identifiable assets(7)	2000	15,854		3,796		13,860		33,510

	1999	14,719		3,929		12,724		31,372

	1998	12,535		3,840		10,852		27,227

Property, plant and equipment additions(7)	2000	1,952		167		72		2,191

	1999	2,099		234		160		2,493

	1998	1,588		192		171		1,951

Depreciation and amortization(7)	2000	723		161		84		968

	1999	658		170		77		905

	1998	591		150		56		797

Geographic Data

				All
		United		Other
(millions of dollars)		States(8)	Japan	Countries	Consolidated

Revenues	2000	$17,953	$2,074	$9,547	$29,574

	1999	16,634	1,716	9,026	27,376

	1998	13,656	1,365	8,210	23,231

Long-lived assets	2000	6,558	496	5,197	12,251

	1999	6,247	535	4,944	11,726

	1998	5,408	412	4,567	10,387

(1)	Includes costs of $136 million associated with the withdrawal of Rezulin, a loss on the sale of Animal Health’s feed-additive products of $85 million and a gain on the sale of Omnicef of $39 million.

(2)	Includes $310 million charge to write off Trovan inventories.

(3)	In 1998, pharmaceuticals includes pre-tax restructuring charges of $166 million and pre-tax impairment charges of $139 million. In 1998, consumer products includes pre-tax restructuring charges of $11 million and pre-tax impairment charges of $74 million.

(4)	Includes a gain on the sale of the Rid line of lice-control products of $78 million.

(5)	Includes interest income/(expense) and corporate expenses. Corporate also includes other income/(expense) of the banking and insurance subsidiaries (see note 5, “Banking and Insurance Subsidiaries”) and certain performance-based compensation expenses not allocated to the operating segments. In 2000 and 1999, corporate includes merger-related costs. In 1998, corporate includes a pre-tax gain on the sale of a manufacturing plant and certain minor prescription product lines of $67 million as well as costs of $93 million related to our plans to close certain foreign manufacturing facilities.

(6)	Consolidated total equals income from continuing operations before provision for taxes on income and minority interests.

(7)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments and long-term loans and investments.

(8)	Includes operations in Puerto Rico.

Quarterly Consolidated Financial Data (Unaudited)

Pfizer Inc and Subsidiary Companies

	Quarter

(millions of dollars, except per share data)	First	Second	Third	Fourth

2000

Revenues	$7,222	$7,041	$7,205	$8,105

Costs and expenses	4,974	4,943	4,915	5,703

Merger-related costs	1,838	431	505	483

Income from continuing operations before provision for taxes on income and minority interests	410	1,667	1,785	1,919

Provision for taxes on income	613	513	421	500

Minority interests	1	4	3	7

Income/(loss) from continuing operations	(204)	1,150	1,361	1,412

Discontinued operations—net of tax	—	—	—	8

Net income/(loss)	$(204)	$1,150	$1,361	$1,420

Earnings/(loss) per common share—basic
Income/(loss) from continuing operations	$(.03)	$.18	$.22	$.23

Net income/(loss)	$(.03)	$.18	$.22	$.23
Earnings/(loss) per common share—diluted
Income/(loss) from continuing operations	$(.03)	$.18	$.21	$.23

Net income/(loss)	$(.03)	$.18	$.21	$.23
Cash dividends paid per common share	$.09	$.09	$.09	$.09

Stock prices

High	$37.94	$48.13	$49.00	$48.06

Low	$30.00	$33.69	$39.38	$41.00

1999

Revenues	$6,580	$6,516	$6,746	$7,534

Costs and expenses	4,870	4,819	5,206	5,503

Merger-related costs	—	33	—	—

Income from continuing operations before provision for taxes on income and minority interests	1,710	1,664	1,540	2,031

Provision for taxes on income	495	482	431	560

Minority interests	1	1	1	2

Income from continuing operations	1,214	1,181	1,108	1,469

Discontinued operations—net of tax	—	(20)	—	—

Net income	$1,214	$1,161	$1,108	$1,469

Earnings per common share—basic

Income from continuing operations	$.20	$.19	$.18	$.24

Net income	$.20	$.19	$.18	$.24

Earnings per common share—diluted

Income from continuing operations	$.19	$.19	$.18	$.23

Discontinued operations—net of tax	—	(.01)	—	—

Net income	$.19	$.18	$.18	$.23

Cash dividends paid per common share	$.071/3	$.071/3	$.08	$.08

Stock prices

High	$48.17	$50.04	$40.69	$42.25

Low	$36.52	$31.54	$32.00	$32.19

•	Merger-related costs in 2000 include transaction, integration and restructuring costs related to our merger with Warner-Lambert Company. Merger-related costs for the first quarter of 2000 reflect costs of $1,838 million related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger. Merger-related costs in 1999 reflect transaction costs directly related to the merger with Agouron Pharmaceuticals, Inc.

•	All data reflects the 1999 three-for-one stock split.

•	Pre-merger cash dividends paid per common share and stock prices are those of Pfizer.

•	As of January 31, 2001, there were approximately 202,365 record holders of our common stock (symbol PFE).

Financial Summary

Pfizer Inc and Subsidiary Companies

	Year Ended December 31

(millions, except per share data)	2000	1999	1998	1997	1996

Revenues	$29,574	27,376	23,231	18,975	16,957

Research and development	4,435	4,036	3,305	2,536	2,166

Other costs and expenses	16,101	16,362	15,529	12,460	11,155

Merger-related costs(1)	3,257	33	—	—	—

Divestitures, restructuring and unusual items—net(2)	—	—	—	—	—

Income from continuing operations before taxes and minority interests	$5,781	6,945	4,397	3,979	3,636

Provision for taxes on income	$2,049	1,968	1,163	1,081	1,073

Income from continuing operations before

cumulative effect of accounting changes	$3,718	4,972	3,232	2,888	2,489

Discontinued operations—net of tax	8	(20)	1,401	131	165

Cumulative effect of accounting changes(3)	—	—	—	—	—

Net income	$3,726	4,952	4,633	3,019	2,654

Effective tax rate—continuing operations	35.4%	28.3%	26.4%	27.2%	29.5%

Depreciation	$850	773	668	588	511

Property, plant and equipment additions	2,191	2,493	1,951	1,391	1,085

Cash dividends paid	2,197	1,820	1,501	1,294	1,145

As of December 31

Working capital(4)	$5,206	4,415	3,806	3,405	1,588

Property, plant and equipment—net	9,425	8,685	7,237	6,248	5,633

Total assets(4)	33,510	31,372	27,227	22,964	21,429

Long-term debt	1,123	1,774	1,794	2,561	2,402

Long-term capital(5)	17,619	16,240	14,820	13,809	12,493

Shareholders’ equity	16,076	13,950	12,616	10,901	9,622

Per common share data:

Basic:

Income from continuing operations	$.60	.81	.53	.48	.41

Discontinued operations—net of tax(3)	—	—	.23	.02	.03

Net income	$.60	.81	.76	.50	.44

Diluted:

Income from continuing operations	$.59	.79	.51	.46	.40

Discontinued operations—net of tax(3)	—	(.01)	.22	.02	.03

Net income	$.59	.78	.73	.48	.43

Market value per share (December 31)	$46.00	32.44	41.67	24.85	13.83

Return on shareholders’ equity	24.8%	37.3%	39.4%	29.4%	30.4%

Cash dividends paid per share(6)	$.36	.302/3	.251/3	.222/3	.20

Shareholders’ equity per share	$2.58	2.28	2.06	1.79	1.59

Current ratio	1.43:1	1.37:1	1.38:1	1.47:1	1.20:1

Weighted average shares used to calculate:

Basic earnings per share amounts	6,210	6,126	6,120	6,084	6,039

Diluted earnings per share amounts	6,368	6,317	6,362	6,297	6,202

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31

(millions, except per share data)	1995	1994	1993	1992	1991	1990

Revenues	15,606	13,149	11,788	11,337	10,342	9,383

Research and development	1,854	1,497	1,355	1,259	1,084	930

Other costs and expenses	10,611	9,076	8,240	8,019	7,478	6,855

Merger-related costs(1)	—	—	—	—	—	—

Divestitures, restructuring and unusual items—net(2)	—	—	1,266	(141)	844	—

Income from continuing operations before taxes and minority interests	3,141	2,576	927	2,200	936	1,598

Provision for taxes on income	885	665	140	583	222	431

Income from continuing operations before

cumulative effect of accounting changes	2,119	1,814	786	1,615	712	1,163

Discontinued operations—net of tax	172	171	129	113	143	117

Cumulative effect of accounting changes(3)	—	—	63	(283)	(106)	—

Net income	2,291	1,985	978	1,445	749	1,280

Effective tax rate—continuing operations	28.2%	25.8%	15.1%	26.5%	23.7%	27.0%

Depreciation	466	407	367	359	314	282

Property, plant and equipment additions	1,024	1,029	925	928	833	706

Cash dividends paid	1,010	921	844	762	674	601

As of December 31

Working capital(4)	1,317	1,140	1,516	3,044	2,020	1,789

Property, plant and equipment—net	5,119	4,600	3,925	3,506	3,415	3,112

Total assets(4)	18,531	16,366	13,848	13,466	13,037	12,060

Long-term debt	1,463	1,141	1,118	1,137	843	497

Long-term capital(5)	9,668	7,634	6,685	7,641	7,430	7,552

Shareholders’ equity	7,838	6,161	5,283	6,283	6,238	6,508

Per common share data:

Basic:

Income from continuing operations	.36	.31	.13	.26	.11	.19

Discontinued operations—net of tax(3)	.03	.03	.03	(.03)	.01	.02

Net income	.39	.34	.16	.23	.12	.21

Diluted:

Income from continuing operations	.35	.30	.13	.26	.11	.18

Discontinued operations—net of tax(3)	.03	.03	.03	(.03)	.01	.02

Net income	.38	.33	.16	.23	.12	.20

Market value per share (December 31)	10.50	6.44	5.75	6.04	7.00	3.37

Return on shareholders’ equity	32.7%	34.7%	16.9%	23.1%	11.8%	21.0%

Cash dividends paid per share(6)	.171/3	.152/3	.14	.121/3	.11	.10

Shareholders’ equity per share	1.31	1.04	.88	1.02	1.00	1.05

Current ratio	1.17:1	1.16:1	1.28:1	1.67:1	1.43:1	1.42:1

Weighted average shares used to calculate:

Basic earnings per share amounts	5,955	5,918	6,048	6,205	6,207	6,204

Diluted earnings per share amounts	6,070	5,993	6,123	6,317	6,344	6,304

All financial information reflects the divestitures of our MTG and food science businesses as discontinued operations.

We have restated all common share and per share data for the 1999 three-for-one and the 1997, 1995 and 1991 two-for-one stock splits.

(1)	Merger-related costs include the following:

2000	—	Transaction costs directly related to our merger with Warner-Lambert Company—$226 million; costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger —$1,838 million; integration costs—$246 million and restructuring charges—$947 million.

1999	—	Transaction costs directly related to the merger with Agouron Pharmaceuticals, Inc.—$33 million.

(2)	Divestitures, restructuring and unusual items—net includes the following:

1993	—	Pre-tax charges of approximately $1,270 million and $56 million to cover worldwide restructuring programs, as well as unusual items and a gain of approximately $60 million realized on the sale of our remaining interest in Minerals Technologies Inc.

1992	—	Pre-tax gain of $259 million on the sale of a business, offset by pre-tax charges of $175 million for restructuring, consolidating and streamlining. In addition, it includes pre-tax curtailment gains of $57 million associated with postretirement benefits other than pensions of divested operations.

1991	—	Pre-tax charges of $300 million for potential future Shiley C/C heart valve fracture claims and $544 million to cover a worldwide restructuring program.

(3)	Cumulative effect of accounting changes reflects the following:

1993	—	Accounting change adopted by pre-merger Warner-Lambert: SFAS No. 109—credit of $63 million or $.01 per share.

1992	—	Accounting changes adopted by pre-merger Pfizer: SFAS No. 106—charge of $313 million or $.05 per share; SFAS No. 109—credit of $30 million with no per share impact.

1991	—	Accounting change adopted by pre-merger Warner-Lambert: SFAS No. 106—charge of $106 million or $.02 per share.

Per share amounts of accounting changes are included in per share amounts presented for discontinued operations.

(4)	Includes net assets of discontinued operations of our MTG businesses through 1997.

(5)	Defined as long-term debt, deferred taxes on income, minority interests and shareholders’ equity.

(6)	Pre-merger cash dividends paid per share are those of Pfizer.