Form 10-K, Exhibit 13
period 2001-12-31
PFIZER INC
filed 2002-03-28
CIK 78003

Exhibit 13

FINANCIAL REVIEW
Pfizer Inc and Subsidiary Companies

OVERVIEW OF CONSOLIDATED OPERATING RESULTS

In 2001, total revenues grew 10% to $32,259 million. Our human pharmaceutical business drove our performance, achieving revenue growth of 13%. We had eight products each generating at least $1 billion of revenues. For 2001, net income grew 109% to $7,788 million and diluted earnings per share (EPS) grew 107% to $1.22. These results were impacted by:

•	unprecedented negative effects of foreign exchange

•	costs related to our merger with Warner-Lambert Company (Warner-Lambert) including integration costs and restructuring charges

•	certain significant items, including an increase to revenues from an accounting harmonization for Medicaid and contract rebate accruals, gains on the sales of research-related equity investments and co-promotion charges

         On June 19, 2000, we completed our merger with Warner-Lambert. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. We restated all prior period consolidated financial statements of Pfizer to include the results of operations, financial position and cash flows of Warner-Lambert as if we had always been merged. Prior to the merger, the only significant transactions between Pfizer and Warner-Lambert occurred under the Lipitor marketing agreements. These transactions have been excluded from the restated financial information. Certain reclassifications and adjustments have been made to conform the companies’ financial statements. Our operating results in 2000 were impacted by:

•	costs related to our merger with Warner-Lambert, including transaction costs, integration costs and restructuring charges

•	costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products Corporation merger

•	certain significant items, including gains on the sales of certain product lines and research-related equity investments and charges associated with the sale of Animal Health’s feed-additive product lines and the withdrawal of Rezulin

ACCOUNTING POLICIES

The following accounting policies are important to an understanding of our operating results and financial condition and should be considered as an integral part of the financial review. For additional accounting policies, see note 1 to the consolidated financial statements, “Significant Accounting Policies.”

ESTIMATES AND ASSUMPTIONS

In preparing our financial information, we use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for sales discounts and incentives, depreciation, amortization, employee benefits, contingencies and asset valuation allowances. For instance, in determining our annual pension and other post-employment benefit costs, we estimate the rate of return on plan assets and the cost of future health care benefits. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange, litigation, legislation and regulations. Certain of these risks, uncertainties and assumptions are discussed under the heading entitled “Forward-Looking Information and Factors That May Affect Future Results.”

REVENUES

Revenue Recognition

We record revenue from product sales when the goods are shipped and title passes to the customer.

Sales Incentives

We generally record sales incentives as a reduction of revenue at the time the related revenue is recorded or when the incentive is offered, whichever is later. We estimate the cost of the sales incentives based on our historical experience with similar incentive programs.

Sales Discounts and Rebates

Provisions for discounts to customers are recorded based on the terms of sale in the same period the related sales are recorded. We determine the amount of Medicaid discounts and contract rebates based on an estimate of reimbursable prescriptions filled for individuals covered by Medicaid or a provider with whom we contract.

CO-PROMOTION AGREEMENTS

We have agreements to promote pharmaceutical products discovered by other companies. Revenue is earned pursuant to the contract terms when our co-promotion partners ship the related products and title passes to the customer. Our revenue is primarily based upon a percentage of our co-promotion partners’ net sales. Generally, expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

Prior to the co-promoted product’s receiving regulatory approval, we expense, as incurred, milestone payments made under these agreements and record them against Other income-net. Once the product receives regulatory approval, we record any subsequent milestone payments in Other assets, deferred taxes and deferred charges and amortize them over the remaining license term or the expected product life cycle, whichever is shorter.

CONTINGENCIES

In the normal course of business, we are subject to contingencies, including legal proceedings and claims arising out of our businesses that cover a wide range of matters, including among others, product liability, environmental matters, merger-related litigation and contract and employment claims. We record accruals for such contingencies based upon our assessment of the probability of occurrence and, where determinable, an estimate of the liability. We record anticipated recoveries under existing insurance contracts when probable of recovery. We consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. We also provide reserves when we believe that a taxing authority may take a sustainable position on a matter contrary to the position taken by us or one of our subsidiaries.

FINANCIAL INSTRUMENTS

We invest, borrow and offset or hedge through a variety of financial instruments.

         Held-to-maturity debt securities are reported at cost, which reflects our intent and ability to hold the securities until maturity and that the securities will be redeemed for their face value.

         Accounts receivable are reported at contract value, less our estimate for uncollectible amounts based on our experience relative to the total population of accounts receivable.

         All derivative contracts are reported at estimated fair value, with changes in fair value reported in earnings or deferred until the offset or hedged item is recognized in earnings, depending on the nature and effectiveness of the offset or hedging relationship (where changes in the fair value of the hedged item are offset by changes in the fair value of the derivative hedging instrument). These are liquid contracts and their fair values are based on valuation models that use market quotes and our view of the creditworthiness of the derivative counterparty. Any ineffectiveness in a hedging relationship is recognized immediately into earnings. Ineffectiveness is minimized through the proper relationship of the hedging derivative contract with the hedged item.

ANALYSIS OF THE CONSOLIDATED STATEMENT OF INCOME

				% Change

(millions of dollars)	2001	2000	1999	01/00	00/99

Revenues	$32,259	$29,355	$27,166	10	8

Cost of sales	5,034	5,007	5,576	1	(10)

% of revenues	15.6%	17.1%	20.5%

Selling, informational and administrative expenses	11,299	11,223	10,600	1	6

% of revenues	35.0%	38.2%	39.0%

R&D expenses	4,847	4,435	4,036	9	10

% of revenues	15.0%	15.1%	14.9%

Merger-related costs	839	3,257	33	(74)	M+

% of revenues	2.6%	11.1%	—

Other income — net	(89)	(348)	(24)	(74)	M+

Income from continuing operations before taxes	$10,329	$5,781	$6,945	79	(17)

% of revenues	32.0%	19.7%	25.6%

Provision for taxes on income	$2,561	$2,049	$1,968	25	4

Effective tax rate	24.8%	35.4%	28.3%

Income from continuing operations	$7,752	$3,718	$4,972	108	(25)

% of revenues	24.0%	12.7%	18.3%

Discontinued operations — net of tax	36	8	(20)	337	*

Net income	$7,788	$3,726	$4,952	109	(25)

% of revenues	24.1%	12.7%	18.2%

Certain reclassifications were made in 2000 and 1999 to conform to the 2001 presentation.

Percentages in this table and throughout the financial review may reflect rounding adjustments.

M+ — Change greater than one thousand percent.

* — Calculation not meaningful.

REVENUES

Revenues increased 10% to $32,259 million in 2001 and 8% to $29,355 million in 2000. Revenue increases were primarily due to sales volume growth of human pharmaceutical products.

         Revenues in the U.S. grew 12% to $19,932 million in 2001 and 8% to $17,753 million in 2000. International revenues grew 6% to $12,327 million in 2001 and 8% to $11,602 million in 2000.

         Revenues were in excess of $500 million in each of 7 countries outside the U.S. in 2001. The U.S. was the only country to contribute more than 10% to total revenues.

PERCENTAGE CHANGE IN REVENUES

		Analysis of % Change
	Total %
	Change	Volume	Price	Currency

Pharmaceuticals

2001 VS. 2000	12.2	13.9	1.2	(2.9)

2000 vs. 1999	9.9	11.2	1.1	(2.4)

Consumer Products

2001 VS. 2000	(0.4)	1.9	0.9	(3.2)

2000 vs. 1999	0.6	2.2	1.0	(2.6)

Total

2001 VS. 2000	9.9	11.6	1.2	(2.9)

2000 vs. 1999	8.1	9.5	1.1	(2.5)

PERCENTAGE CHANGE IN GEOGRAPHIC REVENUES

	% Change in Revenues

	U.S.		International

	01/00	00/99	01/00	00/99

Pharmaceuticals	14	9	9	11

Consumer Products	2	1	(2)	1

Total	12	8	6	8

         In the second quarter of 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with our historical method. We determine the amount of Medicaid discounts and contract rebates based on an estimate of reimbursable prescriptions filled for individuals covered by Medicaid or a provider with whom we contract. At Warner-Lambert, the amount of the liability was determined based on a historical percentage of sales. The adjustment reverses the cumulative effect of years of applying different methodologies. The adjustment increased Revenues in 2001 by $175 million. There were no cash or operational changes, nor were our Medicaid or managed care contract partners affected as a result of this adjustment.

         Total revenues increased 12% in 2001 and 13% in 2000 excluding:

•	the positive effect of the harmonization of the Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals (less than 1% or $175 million in 2001)

•	the negative effects of foreign exchange (3% or $861 million in 2001 and 3% or $673 million in 2000) largely reflecting the weakening of the euro and Japanese yen relative to the dollar over the past two years

•	the negative effects of the 1999 limitations on Trovan use (less than 1% or $98 million in 2000) and the market withdrawal of Rezulin (2% or $523 million in 2000)

REVENUES BY BUSINESS SEGMENT

We operate in the following two business segments:

•	PHARMACEUTICALS — including:

•	treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, urogenital conditions and allergies, as well as the manufacture of empty hard-gelatin capsules

•	products for food animals and companion animals

•	CONSUMER PRODUCTS — including self-medications, shaving and fish food and fish care products, as well as confectionery products consisting of chewing gums, breath mints and cough tablets

PHARMACEUTICALS

The pharmaceuticals segment includes our human pharmaceuticals and animal health businesses as well as Capsugel, a capsule manufacturing business. Revenues of our pharmaceuticals segment were as follows:

				% Change

(millions of dollars)	2001	2000	1999	01/00	00/99

Human pharmaceuticals	$25,518	$22,567	$20,155	13	12

Animal health	1,022	1,051	1,322	(3)	(20)

Capsugel	409	407	391	1	4

Total pharmaceuticals	$26,949	$24,025	$21,868	12	10

         Human pharmaceutical revenues increased 13% in 2001 to $25,518 million and 12% in 2000 to $22,567 million. Excluding foreign exchange and the harmonization of an accounting methodology for Medicaid and contract rebate accruals, human pharmaceutical revenues grew by 15% in 2001. Excluding foreign exchange, the limitations on Trovan use and the withdrawal of Rezulin, human pharmaceutical revenues grew by 18% in 2000.

         In the U.S. market, human pharmaceutical revenue growth was 14% (13% excluding the effect of the harmonization of an accounting methodology) in 2001 and 12% in 2000, while international growth was 11% in 2001 and 13% in 2000 (19% in both years excluding the impact of foreign exchange).

         In 2001, we had eight human pharmaceutical products, including our alliance product Celebrex, each with sales to third parties of $1 billion or more. These products — Lipitor, Norvasc, Zoloft, Neurontin, Celebrex, Zithromax, Viagra and Diflucan — representing 76% of human pharmaceutical revenues, grew at a combined rate of 17% in 2001.

REVENUES — MAJOR HUMAN PHARMACEUTICAL PRODUCTS

				% Change

(millions of dollars)	2001	2000	1999	01/00	00/99

CARDIOVASCULAR DISEASES:	$11,589	$10,341	$8,825	12	17

Lipitor	6,449	5,030	3,795	28	33

Norvasc	3,582	3,361	2,991	7	12

Cardura	552	795	784	(31)	1

Accupril/Accuretic	605	552	514	9	8

INFECTIOUS DISEASES:	3,639	3,524	3,630	3	(3)

Zithromax	1,506	1,382	1,309	9	6

Diflucan	1,066	1,014	989	5	2

Viracept	364	436	530	(16)	(18)

CENTRAL NERVOUS SYSTEM DISORDERS:	4,741	3,883	3,271	22	19

Zoloft	2,366	2,140	1,997	11	7

Neurontin	1,751	1,334	913	31	46

Geodon	150	—	—	—	—

UROGENITAL CONDITIONS:

Viagra	1,518	1,344	1,016	13	32

ALLERGY:	993	703	546	41	29

Zyrtec	990	699	541	42	29

ALLIANCE REVENUE	1,379	1,159	665	19	74

•	LIPITOR is one of the largest-selling statin medicines worldwide for the treatment of elevated cholesterol levels in the blood.

•	NORVASC is the world’s largest-selling medicine for hypertension and angina and the fourth-largest-selling pharmaceutical of any kind. Sales increased because of the favorable benefits the product provides to patients — once-daily dosing, safety, tolerability and 24-hour control for hypertension and angina.

•	ZITHROMAX is the most-prescribed brand-name oral antibiotic in the U.S. and the second-largest-selling antibiotic worldwide.

•	DIFLUCAN’S sales growth after 13 years on the market reflects the product’s continuing acceptance as the therapy of choice for a wide range of fungal infections.

•	ZOLOFT is the most-prescribed selective serotonin re-uptake inhibitor in the U.S. for the treatment of depression, obsessive-compulsive disorder (in adults and children), panic disorder and post-traumatic stress disorder.

•	NEURONTIN is the world’s top-selling anticonvulsant for use in adjunctive therapy for epilepsy. Neurontin is also approved in more than 50 markets for the treatment of neuropathic pain.

•	GEODON was approved by the U.S. Food and Drug Administration (FDA) in February 2001 for the treatment of symptoms associated with schizophrenia. We launched Geodon in the U.S. in the first quarter of 2001.

•	VIAGRA is the most widely prescribed medication in the world for the treatment of erectile dysfunction.

•	ZYRTEC’S sales growth reflects the product’s strong, rapid and long-lasting relief for seasonal and year-round allergies and hives with once-daily dosing. In the third quarter of 2001, we launched Zyrtec-D 12 Hour, an oral antihistamine decongestant combination medicine, which treats both indoor and outdoor allergies, as well as nasal congestion.

•	ALLIANCE REVENUE reflects revenue associated with the co-promotion of Celebrex and Aricept. Celebrex, which was discovered and developed by our alliance partner Pharmacia Corporation, is used for the relief of symptoms of adult rheumatoid arthritis and osteoarthritis. Aricept, discovered and developed by our alliance partner Eisai Co., Ltd., is used to treat symptoms of Alzheimer’s disease.

Alliances allow us to co-promote or license these products for sale in certain countries. Under the co-promotion agreements, these products are marketed and promoted with our alliance partners. We provide cash, staff and other resources to sell, market, promote and further develop these products.

         On March 21, 2000, we announced that we were discontinuing the sale of Rezulin, a product acquired in the merger with Warner-Lambert. Since March 1997, Warner-Lambert marketed Rezulin in the U.S. with an affiliate of Sankyo Company, Ltd., from whom we licensed the product for North America and other areas. Rezulin sales were $102 million in 2000 and $625 million in 1999. For additional details, see note 20 to the consolidated financial statements, “Legal Proceedings and Contingencies.”

         Rebates under Medicaid and related state programs reduced revenues by $347 million in 2001 ($408 million excluding the effect of the harmonization of the Pfizer/Warner-Lambert accounting methodology for Medicaid rebate accruals), $354 million in 2000 and $296 million in 1999. We also provided legislatively mandated discounts to the U.S. federal government of $330 million in 2001, $225 million in 2000 and $176 million in 1999. Performance-based contracts also provide for rebates to several customers.

         Animal Health revenues decreased 3% to $1,022 million in 2001 and decreased 20% to $1,051 million in 2000. Excluding the impact of foreign exchange and the feed-additive product lines which were sold in November 2000, Animal Health revenues increased 13% in 2001 primarily due to:

•	the increased sales of Revolution, an anti-parasitic for companion animals

•	new promotional and distribution practices as well as various restructuring initiatives partially offset by:

•	the impact of mad-cow disease and foot-and-mouth disease in Europe

         Excluding the impact of foreign exchange, Animal Health revenues decreased 17% in 2000 primarily due to:

•	the size of the initial distribution of Revolution requested by veterinarians in the U.S. in 1999

•	competitive pressures on key brands

•	the weakness in the U.S. and European livestock markets

         In November 2000, we sold Animal Health’s feed-additive product lines to Phibro Animal Health, a wholly owned subsidiary of Philipp Brothers Chemicals, Inc., for cash of $45 million and a promissory note for $23 million due March 1, 2004. The sale resulted in a loss of $85 million, which was recorded in Other income — net.

CONSUMER PRODUCTS

The consumer products segment includes our consumer healthcare, confectionary, shaving and fish products businesses. Revenues of these businesses were as follows:

				% Change

(millions of dollars)	2001	2000	1999	01/00	00/99

Consumer Healthcare products	$2,448	$2,353	$2,413	4	(2)

Confectionery products	1,963	2,015	1,925	(3)	5

Shaving products	716	771	770	(7)	—

Tetra fish products	183	191	190	(4)	1

Total consumer products	$5,310	$5,330	$5,298	—	1

         Consumer Healthcare revenues increased 4% in 2001 to $2,448 million and decreased 2% in 2000 to $2,353 million. Excluding the impact of foreign exchange, Consumer Healthcare revenues increased 6% in 2001 primarily due to:

•	the sales growth of Sudafed, Benadryl and Listerine mouthwash

•	the U.S. launch of Listerine PocketPaks in September 2001

         Excluding the impact of foreign exchange, Consumer Healthcare revenues remained unchanged in 2000. Sales in 2000 were impacted by:

•	the divestitures of Rid and Bain de Soleil product lines

•	private label competition for Zantac 75

         offset by:

•	the sales growth of Listerine mouthwash and Benadryl

         In the second quarter of 2000, we sold the Rid line of lice-control products to Bayer Corporation for approximately $89 million in cash. The sale resulted in a pre-tax gain of approximately $78 million, which was recorded in Other income — net.

         In the fourth quarter of 1999, we sold the Bain de Soleil sun care product line to Schering-Plough HealthCare Products, Inc. for approximately $26 million in cash. Proceeds from the sale approximated the total of the carrying value of net assets associated with this product line and selling costs.

         Confectionery revenues decreased 3% in 2001 to $1,963 million and increased 5% in 2000 to $2,015 million. Excluding the impact of foreign exchange, confectionery revenues increased 1% in 2001 primarily due to:

•	the strong sales performance of Dentyne Ice in North American markets partially offset by:

•	increased competition

•	weaker economies in Europe, Canada and other markets

         Excluding the impact of foreign exchange, confectionery revenues increased 7% in 2000 primarily due to sales growth of Trident Advantage and Dentyne Ice gums as well as Halls cough drops, particularly in North America.

PRODUCT DEVELOPMENTS

         We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing in-ine and alliance products. We have five new products undergoing regulatory review in the U.S and/or European community: Bextra (discovered and developed by Pharmacia Corporation), Spiriva (discovered and developed by Boehringer Ingelheim), Vfend, Geodon and Relpax. We expect to begin selling all five products in new markets during 2002, once regulatory approval is received. However, there are no assurances as to when, or if, we will receive regulatory approval for any of our new products.

         Certain significant regulatory actions by, and filings pending with, the FDA follow:

U.S. FDA APPROVALS

Product	Indication/Dosage	Date Approved

Zithromax	Single-dose and three-day treatment regimens for acute otitis media (inflammation of the middle ear) in children	December 2001

Bextra (valdecoxib)	Pain and inflammation from: osteoarthritis adult rheumatoid arthritis menstrual pain	November 2001

Zyrtec-D 12 Hour	Year-round indoor/outdoor allergies Nasal congestion	August 2001

Zoloft	Long-term use for post-traumatic stress disorder	August 2001

Estrostep	Moderate acne in women	July 2001

Geodon	Psychotic disorders — oral dosage form	February 2001

PENDING U.S. NEW DRUG APPLICATIONS (NDA)

Product	Indication/Dosage	Date Filed

Zoloft	Pediatric depression	December 2001

Spiriva	Chronic Obstructive Pulmonary Disease (chronic respiratory disorder that includes chronic bronchitis and emphysema)	December 2001

Zyrtec	Pediatric	December 2001

Norvasc	Pediatric	September 2001

Neurontin	Neuropathic pain	August 2001

Zithromax	Three-day treatment regimen for adult respiratory infections	July 2001

Cardura XL	Benign prostatic hyperplasia (enlarged prostate)	April 2001

Zoloft	Premenstrual dysphoric disorder	January 2001

Vfend	Serious fungal infections	November 2000

Relpax	Migraine headaches	October 1998

Geodon	Psychotic disorders — intramuscular dosage form	December 1997

•	In December 2001, we received an approvable letter from the FDA for the use of Zoloft in the treatment of premenstrual dysphoric disorder.

•	In December 2001, we received an approvable letter from the FDA for both the oral and intravenous formulations of Vfend, a treatment for serious fungal infections.

•	In June 2001, the European Mutual Recognition Process was completed for Relpax, a treatment for migraines. Relpax was approved in the European Union in dosage levels of 20 mg., 40 mg. and 80 mg. In the fourth quarter of 2000, the FDA sent us an approvable letter for Relpax in which we were asked to conduct an additional, short-term cardiovascular physiology study. We expect to file this study with the FDA in 2002.

•	In March 2001, we received an approvable letter from the FDA for an intramuscular form of Geodon for the control of agitated behavior in patients with schizophrenia. We submitted additional data to the FDA in December, 2001.

         Ongoing or planned clinical trials for additional uses and dosage forms for our currently marketed products include:

Product	Indication/Dosage

Viagra	Female sexual arousal disorder

Zoloft	Dysthymia Social anxiety disorder

Lipitor/Norvasc	Single product that combines cholesterol-lowering and antihypertensive medications in Lipitor and Norvasc

Aricept	Vascular dementia

Celebrex	Sporadic adenomatous polyposis
Barrett’s esophagus — a precancerous condition caused by repeated damage from stomach acid regurgitation Actinic keratosis — a precancerous skin growth caused by overexposure to sunlight Bladder cancer

Accupril	Pediatric

Geodon	Mania Oral suspension dosage form

         We anticipate completing regulatory filings in 2002 for the following new chemical compounds:

Compound	Indication

darifenacin	Overactive bladder

pregabalin	Neuropathic pain Epilepsy

Generalized anxiety disorders

         Together with co-developer Aventis Pharma, we have completed the Phase III development program of Exubera, our inhaled diabetes therapy to be administered through a device developed by Inhale Therapeutic Systems. Recognizing that Exubera is a first-in-class product with novel attributes and expected rapid, extensive usage, we have decided to include in the NDA filing an increased level of controlled, long-term pulmonary safety data in diabetic patients, an area where little data currently exists. We believe that inclusion of such chronic inhalation data in the initial NDA filing will enhance the likelihood of Exubera receiving a rapid review by the FDA. We will review the progress of our controlled, long-term safety database during 2002, at which time we will determine whether we have demonstrated, to our satisfaction, the safety and efficacy of Exubera and have, in our opinion, a fileable and approvable NDA.

         Additional product-related programs are in various stages of discovery and development.

COSTS AND EXPENSES

         COST OF SALES increased 1% in 2001 and decreased 10% in 2000 while revenues increased 10% in 2001 and 8% in 2000. The change in both years reflects favorable product and business mix, integration synergies, manufacturing efficiencies and the favorable impact of foreign exchange.

         SI&A expenses increased 1% in 2001 and 6% in 2000. These increases reflect continued strong marketing and sales support for our broad portfolio of human therapeutics, largely offset by cost savings achieved from the integration of Pfizer and Warner-Lambert, especially the administrative infrastructure, and the favorable impact of foreign exchange.

         R&D expenses increased 9% in 2001 and 10% in 2000. These expenditures were necessary to support the advancement of potential drug candidates in all stages of development (from initial discovery through final regulatory approval). R&D expenses were offset by administrative cost savings achieved from the integration of Pfizer and Warner-Lambert and the favorable impact of foreign exchange in international research activities.

         MERGER-RELATED COSTS include the following:

(millions of dollars)	2001	2000

Transaction costs	$—	$226

Transaction costs related to Warner-Lambert’s termination of the Warner-Lambert/American

Home Products merger	—	1,838

Integration costs	467	246

Restructuring charges	372	947

Total merger-related costs	$839	$3,257

•	Transaction costs include banking, legal, accounting and other costs directly related to our merger with Warner-Lambert.

•	Integration costs represent external, incremental costs directly related to our merger with Warner-Lambert, including expenditures for consulting and systems integration.

•	The components of the restructuring charges associated with the merger of the Warner-Lambert operations follow:

				Utilization through	Reserve*
	Provisions			December 31,	December 31,

(millions of dollars)	2001	2000	Total	2001	2001

Employee termination costs	$258	$876	$1,134	$(1,037)	$97

Property, plant and equipment	84	46	130	(130)	—

Other	30	25	55	(54)	1

Total	$372	$947	$1,319	$(1,221)	$98

*	Included in Other current liabilities.

         Through December 31, 2001, the charges for employee termination costs represent the approved reduction of our work force by 6,691 people, mainly comprising administrative functions for corporate, manufacturing, distribution, sales and research. We notified these people and as of December 31, 2001, 6,338 employees were terminated. We will complete terminations of the remaining personnel within one year of their notification. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Warner-Lambert employment contracts. Under the terms of these Warner-Lambert employment contracts, certain terminated employees may elect to defer receipt of severance benefits. Severance benefits deferred for future payments were $215 million at December 31, 2001 and $177 million at December 31, 2000. The deferred severance benefits are considered utilized charges and are included in Other noncurrent liabilities.

         Property, plant and equipment charges include the impairment and disposal costs from the consolidation of facilities and related fixed assets, a contract termination payment and termination of certain software installation projects.

         Other restructuring charges primarily consist of charges for contract termination payments — $27 million in 2001 and $16 million in 2000; facility closure costs — $2 million in 2001 and $4 million in 2000 and assets we wrote off, including inventory and intangible assets — $1 million in 2001 and $5 million in 2000.

         We continue to anticipate total merger-related costs through 2002 (excluding the transaction costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger) of about $2.4 billion.

         OTHER INCOME — NET was $89 million in 2001 and $348 million in 2000. Other income — net in 2001 includes the following:

•	gains on the sales of research-related equity investments — $17 million

•	an increase in net interest income as a result of higher average net investment levels partially offset by lower average interest rates

•	unfavorable foreign exchange effects resulting from the impact of currency movements

•	co-promotion charges — $206 million

•	amortization of goodwill and other intangibles — $103 million

         Other income-net in 2000 includes the following:

•	gains on the sales of research-related equity investments — $216 million

•	a gain on the sale of Rid — $78 million

•	a gain on the sale of the Omnicef brand — $39 million

•	an increase in net interest income as a result of higher average net investment levels at higher average interest rates

•	favorable foreign exchange effects resulting from the impact of currency movements

•	hedging activities

•	costs associated with the withdrawal of Rezulin — $136 million

•	a loss on the sale of Animal Health’s feed-additive products — $85 million

         Our overall EFFECTIVE TAX RATE for continuing operations was 24.8% in 2001 and 35.4% in 2000.

         The effective tax rate for continuing operations, excluding the effect of certain significant items and merger-related costs was 25.5% in 2001 and 27.2% in 2000. The lower tax rate in 2001, on this basis, was primarily due to changes in product mix and tax-planning initiatives.

         We have received and are protesting assessments for additional taxes from the Belgian tax authorities. For additional details, see note 11 to the consolidated financial statements, “Taxes on Income.”

INCOME FROM CONTINUING OPERATIONS

         Income from continuing operations and diluted earnings per share, excluding certain significant items and merger-related costs, each increased by 28% in 2001. A reconciliation between reported income from continuing operations and income from continuing operations excluding certain significant items and merger-related costs follows:

				% Change

(millions of dollars)	2001	2000	1999	01/00	00/99

Income from continuing operations as reported	$7,752	$3,718	$4,972	108	(25)

Certain significant items and merger-related costs	563	2,769	234	(80)	M+

Income from continuing operations, excluding certain significant items and merger-related costs	$8,315	$6,487	$5,206	28	25

Diluted earnings per share from continuing operations, excluding certain significant items and merger-related costs	$1.31	$1.02	$.82	28	24

M+ Change greater than one thousand percent.

         Certain significant items and merger-related costs follow:

(millions of dollars)	2001	2000	1999

Significant items, pre-tax:

Harmonization of accounting methodology*	$(175)	$—	$—

Co-promotion charges**	206	—	—

Gains on the sales of research-related equity investments**	(17)	(216)	—

Gain on the sale of Rid**	—	(78)	—

Costs associated with the withdrawal of Rezulin**	—	136	—

Gain on the sale of the Omnicef brand**	—	(39)	—

Loss on the sale of feed-additive products**	—	85	—

Trovan inventory charge+	—	—	310

Total significant items, pre-tax	14	(112)	310

Total merger-related costs	839	3,257	33

Total significant items and merger- related costs, pre-tax	853	3,145	343

Provision for taxes on income	(290)	(376)	(109)

Total significant items and merger-related costs, after-tax	$563	$2,769	$234

*	Represents the harmonization of the Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals and is included as an increase in Revenues.

**	Included in Other income-net.

+	Included in Cost of sales.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Our net financial asset position as of December 31 was as follows:

(millions of dollars)	2001	2000

Financial assets*	$14,613	$9,532

Short- and long-term debt	8,874	5,412

Net financial assets	$5,739	$4,120

*	Consists of cash and cash equivalents, short-term loans and investments, and long-term loans and investments.

         Our contractual obligations at December 31, 2001 mature as follows:

	Years

		Over 1	Over 3
(millions of dollars)	Within 1	to 3	to 5	After 5

Short-term debt	$6,265	—	—	—

Lease commitments	$145	$258	$199	$690

Long-term debt*	—	$885	$972	$752

*	Long-term debt consists of senior unsecured notes, floating-rate unsecured notes, foreign denominated notes and other borrowings and mortgages.

         We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We utilize short-term commercial paper to provide working capital. We maintain cash balances in excess of our commercial paper borrowings and have access to $2.8 billion of lines of credit which expire within one year. Of these lines of credit, $2.5 billion are unused of which our lenders have committed to loan us $704 million at our request.

         Our short-term debt has been rated P1 by Moody’s Investors Services (Moody’s) and A-1+ by Standard and Poor’s (S&P). Also, our long-term debt has been rated Aaa by Moody’s and AAA by S&P for the past 16 years. Moody’s and S&P are the major corporate debt-rating organizations and these are their highest ratings. We rely on operating cash flow and short-term commercial paper borrowings to provide for working capital needs. Our access to short-term financing at favorable rates would be materially affected by a substantial downgrade in our credit ratings. Our superior credit ratings are primarily based on our diversified product portfolio, our strong operating cash flows and our substantial cash balances.

         In 2001, we issued $1,350 million and 60 billion yen ($489 million at date of issuance) senior unsecured notes under a $2.5 billion shelf registration filed with the Securities and Exchange Commission (SEC) in October 2000. $600 million of the notes mature November 1, 2004, with interest payable semi-annually, beginning on May 1, 2002, at a rate of 3.625%. $750 million of the notes mature on February 1, 2006, with interest payable semi-annually, beginning on August 1, 2001, at a rate of 5.625%. The 60 billion yen notes mature on March 18, 2008, with interest payable semi-annually, beginning on September 18, 2001, at a rate of .80%. The proceeds from the note issuances were used for general corporate purposes.

         In 2002, we expect to:

•	invest approximately $5.3 billion in R&D

•	spend approximately $552 million under purchase commitments of our manufacturing and research operations

•	spend approximately $2.4 billion on property, plant and equipment

         Certain of our co-promotion agreements include additional provisions that give our alliance partners the right to negotiate the co-promotion of certain specified Pfizer-discovered products or to receive cash payments beginning after 2005.

SELECTED MEASURES OF LIQUIDITY AND CAPITAL RESOURCES

	2001	2000

Cash and cash equivalents and short-term loans and investments (millions of dollars)*	$8,884	$7,003

Working capital (millions of dollars)	4,810	5,206

Current ratio	1.35:1	1.43:1

Shareholders’ equity per common share**	$2.95	$2.58

*	Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to countries as needed. Where local restrictions prevent intercompany financing, then cash balances would remain in the country and local needs would be met through external borrowings.

**	Represents shareholders’ equity divided by the number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trusts).

         The decreases in working capital and the current ratio in 2001 were primarily due to the following: purchases of:

•	property, plant and equipment

•	long-term investments

•	our common stock partially offset by:

•	cash from current period operations

•	long-term debt issuances of $1,350 million and 60 billion yen

         The increase in shareholders’ equity per common share in 2001 is primarily due to net income, partially offset by cash dividends.

SUMMARY OF CASH FLOWS

(millions of dollars)	2001	2000	1999

Cash provided by/(used in):

Operating activities	$9,291	$6,195	$5,493

Investing activities	(7,225)	(3,753)	(3,906)

Financing activities	(2,096)	(3,705)	(1,627)

Discontinued operations	(28)	—	(20)

Effect of exchange-rate changes on cash and cash equivalents	(5)	4	11

Net decrease in cash and cash equivalents	$(63)	$(1,259)	$(49)

         Net cash provided by operating activities increased $3,096 million in 2001 primarily due to:

•	current period operations, excluding merger-related costs

•	the timing of collections of accounts receivable partially offset by:

•	payments of merger-related costs

         Net cash provided by operating activities increased $702 million in 2000 primarily due to:

•	current period operations excluding merger-related costs

•	lower income tax payments and the receipt of income tax refunds

•	the timing of collections of accounts receivable

•	an increase in other current liabilities partially offset by:

•	payments of merger-related costs

         Net cash used in investing activities increased $3,472 million in 2001 primarily due to:

•	an increase in purchases of short and long-term investments partially offset by:

•	an increase in redemptions of short-term investments

         Net cash used in investing activities decreased $153 million in 2000 primarily due to:

•	a decrease in capital expenditures

•	proceeds from the sales of equity investments

•	a decrease in purchases of short-term investments partially offset by:

•	a decrease in redemptions of short-term investments

•	an increase in purchases of long-term investments

         Net cash used in financing activities decreased $1,609 million in 2001 primarily due to:

•	an increase in net proceeds from borrowings partially offset by:

•	an increase in common share purchases

•	an increase in cash dividends paid

•	less cash received from exercises of employee stock options

         Net cash used in financing activities increased $2,078 million in 2000 primarily due to:

•	a net decrease in borrowings

•	an increase in cash dividends paid partially offset by:

•	the decrease of common share purchases in 2000

•	more cash received from employee stock option exercises

         In June 2001, we announced a new $5 billion share-purchase program, with a limit of 120 million shares to be purchased over a consecutive 18 month period in the open market or in privately negotiated transactions. In May 2001, we completed a share-purchase program, begun in September 1998, under which we purchased, in total, approximately 127 million shares at a total cost of $5 billion. In 2001, we purchased approximately 68.5 million shares of our common stock in the open market at an average price of $40.83 per share under the June 2001 share-purchase program and approximately 20.3 million shares of our common stock at an average price of $42.72 per share under the September 1998 share-purchase program. In 2000, we purchased approximately 23.1 million shares of our common stock in the open market at an average price of $43.46 per share. Purchased shares are available for general corporate purposes.

DIVIDENDS ON COMMON STOCK

Our dividend payout ratio was approximately 36% in 2001 and 61% in 2000. In December 2001, our Board of Directors declared a first-quarter 2002 dividend of $.13 per share. The 2002 cash dividend marks the 35th consecutive year with a quarterly dividend increase.

BANKING OPERATION

Our international banking operation, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. The results of its operations are included in Other income — net.

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

The net income of PIBE is affected by changes in market interest rates because of repricing and maturity mismatches between its interest-sensitive assets and liabilities. PIBE is currently asset sensitive (more assets than liabilities repricing in a given period) and, therefore, we expect that in an environment of decreasing interest rates, net income would decrease. PIBE’s asset and liability management reflects its liquidity position and general market conditions.

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

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

         The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This annual report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following:

•	the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved

•	competitive developments affecting our current growth products

•	the ability to successfully market both new and existing products domestically and internationally

•	difficulties or delays in manufacturing

•	trade buying patterns

•	ability to meet generic and branded competition after the expiration of the Company’s patents

•	trends toward managed care and health care cost containment

•	possible U.S. legislation affecting pharmaceutical pricing and reimbursement or Medicare

•	exposure to product liability and other types of lawsuits

•	contingencies related to actual or alleged environmental contamination

•	the Company’s ability to protect its intellectual property both domestically and internationally

•	interest rate and foreign currency exchange rate fluctuations

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations

•	changes in generally accepted accounting principles

•	changes in business, political and economic conditions due to the recent terrorist attacks in the U.S., the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas

•	growth in costs and expenses

•	changes in our product mix

•	the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items

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

         Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Cautionary Factors That May Affect Future Results” in Item 1 of our annual report on Form 10-K for the year ended December 31, 2001, which will be filed at the end of March 2002.

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

         We encounter similar regulatory and legislative issues in most other countries. In Europe and some other international markets, the government provides health care at low direct costs to consumers and regulates pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored health care system. This international patchwork of price regulation has led to inconsistent prices and some third-party trade in our products from markets with low prices. Such trade exploiting price differences between countries can undermine our sales in markets with higher prices. As a result, it is expected that pressures on the pricing component of operating results will continue.

         As part of our commitment to improving health care for low-income seniors, we have expanded our Pfizer For Living program to include three new elements: a Pfizer Share Card; a help line to assist low-income seniors in learning about other services and benefits available in the health-care system; and new easy-to-read health information on medical conditions. The Pfizer Share Card will enable individual Medicare-eligible Americans with annual gross incomes of less than $18,000 ($24,000 for couples who file joint returns) who lack prescription drug coverage to buy a 30-day supply of any Pfizer prescription medicine for a flat fee of $15 per product.

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

FOREIGN EXCHANGE RISK

A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities. Generally, we do not use financial instruments for trading activities.

         Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from short-term foreign currency assets and liabilities that arise from operations. We also use foreign currency swaps to hedge the potential earnings effects from short and long-term foreign currency investments and loans and intercompany loans. For additional details on foreign exchange exposures, see note 6-D to the consolidated financial statements, “Derivative Financial Instruments and Hedging Activities.”

         In addition, foreign currency put options are sometimes purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to one year. These purchased options hedge Japanese yen versus the U.S. dollar. There were no purchased Japanese yen options outstanding at December 31, 2001 or 2000.

         Also, under certain market conditions, we protect against possible declines in the reported net assets of our subsidiaries in Japan and in countries that are members of the European Monetary Union. In 2000, we did this through foreign currency swaps and borrowings in Japanese yen and through borrowings in euros. Late in the fourth quarter of 2000, we terminated our foreign currency swaps and replaced them with additional borrowings in Japanese yen. Early in the first quarter of 2001, we ceased all such borrowings in euros.

         Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

•	forward-exchange contracts and currency swaps — net present values

•	foreign receivables, payables, debt and loans — changes in exchange rates

         In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar. All other factors were held constant.

         If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see note 6-D to the consolidated financial statements, “Derivative Financial Instruments and Hedging Activities — Accounting Policies.”

INTEREST RATE RISK

         Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. We are also subject to interest rate risk on Japanese yen short and long-term borrowings and, in 2000, on Japanese yen and euro short-term borrowings. Under certain market conditions, interest rate swap contracts are used to adjust interest-sensitive assets and liabilities and forecasted assets and liabilities.

         Our financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values.

         In this sensitivity analysis, we used the same change in interest rate for all maturities. All other factors were held constant. If there were an adverse change in interest rates of 10%, the expected effect on net income related to our financial instruments would be immaterial.

EUROPEAN CURRENCY

A European currency (euro) was introduced in January 1999 to replace the separate currencies of 12 individual countries and did replace such currencies on January 1, 2002. We modified systems and commercial arrangements to deal with the new currency, including the availability of dual currency processes to permit transactions to be denominated in legacy currencies, as well as the euro during the 1999 — 2001 transition period. The cost of this effort was not material to our businesses or results of operations. We continue to evaluate the economic and operational impact of the euro, including its impact on competition, pricing and foreign currency exchange risks.

RECENTLY ISSUED ACCOUNTING STANDARDS

On January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 eliminates the pooling of interests method of accounting for business combinations initiated after June 30, 2001. Under the provisions of SFAS No. 142, intangible assets with indefinite lives and goodwill are no longer amortized but are subject to annual impairment tests. Separable intangible assets with finite lives continue to be amortized over their useful lives. The adoption of SFAS No. 141 does not impact our financial position or results of operations. Application of the non-amortization provisions of SFAS No. 142 will not have a material effect on our financial condition or results of operations. The effect on diluted earnings per share is expected to be less than one cent per share for 2002. We have not yet determined the impact, if any, of adopting the impairment provisions of SFAS No. 142.

         In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. We do not expect the provisions of SFAS No. 143 to have a material impact on our consolidated financial statements. We will adopt the provisions of SFAS No. 143 as of January 1, 2003.

         On January 1, 2002, we adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, that replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS No. 144 has no impact on our current operations.

         On January 1, 2002, we adopted the provisions of the Emerging Issues Task Force (EITF) Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products. EITF No. 00-25 requires the cost of certain vendor consideration to be classified as a reduction of revenue rather than as a marketing expense. Our adoption of EITF No. 00-25 will result in reclassifications of certain marketing expenses to reflect them as a reduction of revenues. These reclassifications will have no effect on net income.

LEGAL PROCEEDINGS AND CONTINGENCIES

We are involved in various patent, product liability, consumer, environmental, and tax claims and litigations, and additional matters that arise from time to time in the ordinary course of our business. These include challenges to the coverage and/or validity of patents on products or processes and allegations of injuries caused by drugs or medical devices. In addition, we are subject to national, state, and local environmental laws and regulations. We are also involved in or are the subject of governmental or regulatory agency inquiries or investigations from time to time. Litigation is inherently unpredictable and excessive verdicts that are not justified by the evidence can occur. We believe that we have valid defenses with respect to the legal matters pending against us and, taking into account our insurance and reserves, we believe that the ultimate resolution of these matters will not have a material adverse impact on our financial condition, results of operations, or cash flows. It is possible, however, that cash flows or results of operations could be affected in any particular period by the resolution of one or more of these contingencies.

SEPTEMBER 11 TERRORIST ATTACKS

         The terrorist attacks on September 11, 2001 did not materially impact our 2001 results. The distribution of products was uninterrupted and the collection of accounts receivable was normal after public and private mail services returned to customary modes of operation. Our information technology infrastructure and telecommunications performed at high levels despite significant disruption to telecommunications providers.

         Going forward, our business exposure in the Middle East and Pakistan is modest. We generate about $200 million in annual revenues in the region. The level of fixed assets in that area is also nominal.

         Since September 11, 2001, we have donated medicines, health care products and support services in addition to the more than $10 million that we and The Pfizer Foundation together have pledged in donations to the relief efforts.

         Partly as a result of the terrorist attacks, the cost of insurance has risen and the availability of insurance has changed. We will consider the impact of these changes as we continually assess the best way to provide for our insurance needs.

OUTLOOK

We expect double-digit annual revenue growth through 2004 at current exchange rates.

         For 2002, diluted earnings per share is projected at $1.56 to $1.60, excluding certain significant items and merger-related costs. Quarterly EPS growth in 2002 will be impacted by the level of quarterly expense growth, which is likely to be higher in the first half of 2002 than in the second half of 2002. This is primarily due to the level of expenses in 2001, which was significantly lower in the first half of 2001 than in the second half of that year. We expect merger-related cost savings to reach $1.7 billion by the end of 2002. Our investment in research and development spending is projected to grow about 10% to $5.3 billion.

         For 2003 and 2004, our goal is to achieve average annual diluted earnings per share growth of 15% or better, excluding certain significant items and merger-related costs.

         The projected financial impact of the expanded Pfizer For Living program is included in our current revenue and earnings growth guidance for the period 2002 through 2004.

MANAGEMENT’S REPORT

         We prepared and are responsible for the financial statements that appear on pages 40 to 60. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

         Our independent certified public accountants, KPMG LLP, have audited the annual financial statements in accordance with auditing standards generally accepted in the United States of America. The independent auditors’ report expresses an informed judgment as to the fair presentation of the Company’s reported operating results, financial position and cash flows. Their judgment is based on the results of auditing procedures performed and such other tests that they deemed necessary, including their consideration of our internal control system.

         We consider and take appropriate action on recommendations made by KPMG LLP and our internal auditors. We believe that our system of internal control is effective and adequate to accomplish the objectives discussed above.

/S/ Hank A. McKinnell Hank A. McKinnell, Chairman and Chief Executive Officer

/S/ David L. Shedlarz David L. Shedlarz, Principal Financial Officer

/S/ Loretta V. Cangialosi Loretta V. Cangialosi, Principal Accounting Officer February 28, 2002

AUDIT COMMITTEE’S REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees. In addition, the Committee has discussed with the independent auditors, the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with the auditors’ independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

/S/ Robert Burt Robert Burt, Chair, Audit Committee February 28, 2002

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of Pfizer Inc:

         We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated statements of income, shareholders’ equity and cash flows of the Warner-Lambert Company and its subsidiaries for the year ended December 31, 1999, which consolidated statements reflect net sales of approximately $12,929,000,000. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts of Warner-Lambert Company and its subsidiaries for such period is based solely on the report of such other auditors.

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

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

KPMG LLP

New York, NY
February 28, 2002

CONSOLIDATED STATEMENT OF INCOME
Pfizer Inc and Subsidiary Companies

	Year ended December 31

(millions, except per share data)	2001	2000	1999

Revenues	$32,259	$29,355	$27,166

Costs and expenses:

Cost of sales	5,034	5,007	5,576

Selling, informational and administrative expenses	11,299	11,223	10,600

Research and development expenses	4,847	4,435	4,036

Merger-related costs	839	3,257	33

Other income — net	(89)	(348)	(24)

Income from continuing operations before provision for taxes on income and minority interests	10,329	5,781	6,945

Provision for taxes on income	2,561	2,049	1,968

Minority interests	16	14	5

Income from continuing operations	7,752	3,718	4,972

Discontinued operations — net of tax	36	8	(20)

Net income	$7,788	$3,726	$4,952

EARNINGS PER COMMON SHARE — BASIC
Income from continuing operations	$1.25	$.60	$.81

Discontinued operations — net of tax	—	—	—

Net income	$1.25	$.60	$.81

EARNINGS PER COMMON SHARE — DILUTED
Income from continuing operations	$1.22	$.59	$.79

Discontinued operations — net of tax	—	—	(.01)

Net income	$1.22	$.59	$.78

Weighted average shares — basic	6,239	6,210	6,126

Weighted average shares — diluted	6,361	6,368	6,317

See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED BALANCE SHEET
Pfizer Inc and Subsidiary Companies

	December 31

(millions, except per share data)	2001	2000

ASSETS

Current Assets

Cash and cash equivalents	$1,036	$1,099

Short-term investments	7,579	5,764

Accounts receivable, less allowance for doubtful accounts:

2001 — $145; 2000 — $151	5,337	5,489

Short-term loans	269	140

Inventories

Finished goods	1,185	1,195

Work in process	1,095	1,074

Raw materials and supplies	461	433

Total inventories	2,741	2,702

Prepaid expenses and taxes	1,488	1,993

Total current assets	18,450	17,187

Long-term loans and investments	5,729	2,529

Property, plant and equipment, less accumulated depreciation	10,415	9,425

Goodwill, less accumulated amortization:

2001 — $358; 2000 — $300	1,722	1,791

Other assets, deferred taxes and deferred charges	2,837	2,578

Total assets	$39,153	$33,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities

Short-term borrowings, including current portion of long-term debt	$6,265	$4,289

Accounts payable	1,579	1,719

Dividends payable	819	696

Income taxes payable	806	850

Accrued compensation and related items	1,083	982

Other current liabilities	3,088	3,445

Total current liabilities	13,640	11,981

Long-term debt	2,609	1,123

Postretirement benefit obligation other than pension plans	587	564

Deferred taxes on income	452	380

Other noncurrent liabilities	3,572	3,386

Total liabilities	20,860	17,434

Shareholders’ Equity

Preferred stock, without par value; 12 shares authorized, none issued	—	—

Common stock, $.05 par value; 9,000 shares authorized; issued:

2001 — 6,792; 2000 — 6,749	340	337

Additional paid-in capital	9,300	8,895

Retained earnings	24,430	19,599

Accumulated other comprehensive expense	(1,749)	(1,515)

Employee benefit trusts	(2,650)	(3,382)

Treasury stock, shares at cost:

2001 — 515; 2000 — 435	(11,378)	(7,858)

Total shareholders’ equity	18,293	16,076

Total liabilities and shareholders’ equity	$39,153	$33,510

See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Pfizer Inc and Subsidiary Companies

				Employee					Accum.
				Benefit Trusts					Other Com-
	Common Stock		Additional			Treasury Stock			prehensive
			Paid-in		Fair			Retained	Inc./
(millions)	Shares	Par Value	Capital	Shares	Value	Shares	Cost	Earnings	(Exp.)	Total

Balance January 1, 1999	6,559	$328	$5,629	(102)	$(4,200)	(339)	$(3,911)	$15,403	$(633)	$12,616

Comprehensive income:

Net income								4,952		4,952

Other comprehensive expense — net of tax:

Currency translation adjustment									(503)	(503)

Net unrealized gain on available-for-sale securities									111	111

Minimum pension liability									(20)	(20)

Total other comprehensive expense									(412)	(412)

Total comprehensive income										4,540

Cash dividends declared								(1,894)		(1,894)

Stock option transactions	73	4	903	3	93	—	(16)			984

Purchases of common stock						(66)	(2,500)			(2,500)

Employee benefit trusts transactions — net			(735)	10	1,219	(8)	(424)			60

Other	(1)	—	146					(2)		144

Balance December 31, 1999	6,631	332	5,943	(89)	(2,888)	(413)	(6,851)	18,459	(1,045)	13,950

Comprehensive income:

Net income								3,726		3,726

Other comprehensive expense — net of tax:

Currency translation adjustment									(458)	(458)

Net unrealized gain on available-for-sale securities									37	37

Minimum pension liability									(49)	(49)

Total other comprehensive expense									(470)	(470)

Total comprehensive income										3,256

Cash dividends declared								(2,569)		(2,569)

Stock option transactions	115	5	2,322	16	573	—	(15)			2,885

Purchases of common stock						(23)	(1,003)			(1,003)

Employee benefit trusts transactions — net			494	(1)	(1,067)	1	11			(562)

Other	3	—	136					(17)		119

Balance December 31, 2000	6,749	337	8,895	(74)	(3,382)	(435)	(7,858)	19,599	(1,515)	16,076

Comprehensive income:

Net income								7,788		7,788

Other comprehensive expense — net of tax:

Currency translation adjustment									(37)	(37)

Net unrealized loss on available-for-sale securities									(91)	(91)

Minimum pension liability									(106)	(106)

Total other comprehensive expense									(234)	(234)

Total comprehensive income										7,554

Cash dividends declared								(2,869)		(2,869)

Stock option transactions	40	2	981	8	337	6	104			1,424

Purchases of common stock						(89)	(3,665)			(3,665)

Employee benefit trusts transactions — net			(724)	(1)	395	2	25			(304)

Other	3	1	148			1	16	(88)		77

BALANCE DECEMBER 31, 2001	6,792	$340	$9,300	(67)	$(2,650)	(515)	$(11,378)	$24,430	$(1,749)	$18,293

See Notes to Consolidated Financial Statements which are an integral part of these statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
Pfizer Inc and Subsidiary Companies

	Year ended December 31

(millions of dollars)	2001	2000	1999

OPERATING ACTIVITIES

Income from continuing operations	$7,752	$3,718	$4,972

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:

Depreciation and amortization	1,068	968	905

Gains on sales of equity investments	(17)	(216)	—

Harmonization of accounting methodology	(175)	—	—

Loss on sale of Animal Health feed-additive products	—	85	—

Costs associated with the withdrawal of Rezulin	—	102	—

Trovan inventory write-off	—	—	310

Deferred taxes and other	217	(265)	213

Changes in assets and liabilities, net of effect of businesses divested:

Accounts receivable	(30)	(498)	(1,274)

Inventories	(102)	(436)	(278)

Prepaid and other assets	132	365	(127)

Accounts payable and accrued liabilities	(201)	807	378

Income taxes payable	298	1,315	144

Other deferred items	349	250	250

Net cash provided by operating activities	9,291	6,195	5,493

INVESTING ACTIVITIES

Purchases of property, plant and equipment	(2,203)	(2,191)	(2,493)

Proceeds from disposals of property, plant and equipment	68	91	83

Purchases of short-term investments, net of maturities	(14,218)	(7,982)	(9,270)

Proceeds from redemptions of short-term investments	12,808	6,592	7,785

Purchases of long-term investments	(3,713)	(618)	(40)

Proceeds from sales of equity investments	80	346	42

Increases in long-term loans	—	(220)	(41)

Purchases of other assets	(242)	(174)	(253)

Proceeds from sales of other assets	137	184	193

Proceeds from sales of businesses — net	8	193	26

Other investing activities	50	26	62

Net cash used in investing activities	(7,225)	(3,753)	(3,906)

FINANCING ACTIVITIES

Proceeds from issuances of long-term debt	1,837	18	14,025

Repayments of long-term debt	(151)	(529)	(14,046)

Increase in short-term debt	2,351	1,247	2,134

Decrease in short-term debt	(526)	(2,427)	(14)

Proceeds from common stock issuances	62	59	62

Purchases of common stock	(3,665)	(1,005)	(2,542)

Cash dividends paid	(2,715)	(2,197)	(1,820)

Stock option transactions and other	711	1,129	574

Net cash used in financing activities	(2,096)	(3,705)	(1,627)

Net cash used in discontinued operations	(28)	—	(20)

Effect of exchange-rate changes on cash and cash equivalents	(5)	4	11

Net decrease in cash and cash equivalents	(63)	(1,259)	(49)

Cash and cash equivalents at beginning of year	1,099	2,358	2,407

Cash and cash equivalents at end of year	$1,036	$1,099	$2,358

SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the period for:

Income taxes	$1,006	$1,041	$1,573

Interest	303	460	379

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

         The consolidated financial statements include our parent company and all significant subsidiaries, including those operating outside the U.S. For subsidiaries operating outside the U.S., balance sheet amounts are as of November 30 of each year and income statement amounts are for the full-year period ending on the same date. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We made certain reclassifications to the 2000 and 1999 financial statements to conform to the 2001 presentation.

         In preparing the financial statements, we use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for sales discounts and incentives, depreciation, amortization, employee benefits, contingencies and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange, litigation, legislation and regulations. “Forward-Looking Information and Factors That May Affect Future Results” in the accompanying Financial Review discusses these and other uncertainties.

B.    NEW ACCOUNTING STANDARDS

On January 1, 2001, we adopted the provisions of the Emerging Issues Task Force (EITF) Issue No. 00-14, Accounting for Certain Sales Incentives, which addresses the income statement classification of certain sales incentives. As a result, we reclassified certain sales incentives of $219 million in 2000 and $210 million in 1999 from Selling, informational and administrative expenses to Revenues. These reclassifications have no effect on net income.

         On January 1, 2001, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of SFAS No. 133 and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. SFAS No. 133 requires us to recognize all derivative instruments as assets or liabilities in the balance sheet and measure them at fair value. Adoption of SFAS No. 138 and SFAS No. 133 did not have a material impact on our financial position, results of operations or cash flows.

C.    CASH EQUIVALENTS

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

D.    INVENTORIES

We value inventories at cost or fair value, if lower. Cost is determined as follows:

•	finished goods and work-in-process at average actual cost

•	raw materials and supplies at average or latest actual cost

E.    LONG-LIVED ASSETS

Long-lived assets include:

•	property, plant and equipment — These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

•	goodwill — Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets when accounted for by the purchase method. We amortize goodwill evenly over periods not exceeding 40 years. The average amortization period is 38 years.

•	other intangible assets — Other intangible assets are included in Other assets, deferred taxes and deferred charges. We amortize these assets evenly over their estimated useful lives.

         We review long-lived assets to assess recoverability from future operations using undiscounted cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows is less than the carrying value of these assets.

F.    FOREIGN CURRENCY TRANSLATION

For most international operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in Shareholders’ Equity. We translate statement of income accounts at average rates for the period. Transaction adjustments are recorded in Other income — net.

         For operations in highly inflationary economies, we translate the balance sheet items as follows:

•	monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in Other income — net

•	non-monetary items at historical rates (that is, those rates in effect when the items were first recorded)

G.    REVENUE RECOGNITION

We record revenue from product sales when the goods are shipped and title passes to the customer. Other current liabilities included accruals for customer rebates of $695 million at December 31, 2001 and $932 million at December 31, 2000.

         We have agreements to promote pharmaceutical products discovered by other companies. Revenue is earned when our co-promotion partners ship the related products and title passes to the customer. Our revenue is primarily based upon a percentage of our co-promotion partners’ net sales. Generally, expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

H.    STOCK-BASED COMPENSATION

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we elected to account for our stock-based compensation under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

         The exercise price of stock options granted equals the market price on the date of grant. There is no recorded expense related to grants of stock options.

I.    ADVERTISING EXPENSE

We record advertising expense as follows:

•	production costs as incurred

•	costs of radio time, television time and space in publications are deferred until the advertising occurs

         Advertising expense totaled approximately $2,863 million in 2001, $3,184 million in 2000 and $3,082 million in 1999.

J.    SHIPPING AND HANDLING COSTS

Shipping and handling costs are included in Selling, informational and administrative expenses. Shipping and handling costs totaled approximately $199 million in 2001, $190 million in 2000 and $181 million in 1999.

2     MERGER OF PFIZER AND WARNER-LAMBERT

On June 19, 2000, we completed our merger with Warner-Lambert. We issued approximately 2,440 million shares of our common stock for all the outstanding common stock of Warner-Lambert.

         The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests under APB No. 16, Business Combinations.

         The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements for the prior periods presented follow:

	Three months	Year Ended
	April 2,	December 31,

(millions of dollars)	2000	1999

Revenues:

Pfizer	$4,315	$16,204

Warner-Lambert	3,407	12,929

Adjustments (1)	(447)	(1,532)

Reclassifications (2)	(114)	(435)

Combined	$7,161	$27,166

Income from continuing operations:

Pfizer	$1,180	$3,199

Warner-Lambert	(1,398)	1,733

Adjustments (1) (3)	14	40

Combined	$(204)	$4,972

(1)	Represents the elimination of transactions and balances between the companies under the Lipitor marketing agreements.

(2)	Reclassifications made to conform to the post-merger presentation. Also included are reclassifications of sales incentives in accordance with our adoption of EITF Issue No. 00-14, Accounting for Certain Sales Incentives, on January 1, 2001.

(3)	For the year ended December 31, 1999, we adjusted for the impact of a change in the calculation of Warner-Lambert’s pension asset to conform to our method of calculating fair value. For the three months ended April 2, 2000, we adjusted income tax expense as a result of assuming the companies had always been combined.

         In May 1999, Warner-Lambert acquired Agouron Pharmaceuticals, Inc. (Agouron), a pharmaceutical company committed to the discovery and development of innovative therapeutic products for the treatment of cancer, AIDS and other serious diseases. Warner-Lambert exchanged 28.8 million shares of its common stock for all of the common stock of Agouron.

         The transaction was accounted for as a pooling of interests and qualified as a tax-free reorganization. Accordingly, all prior period consolidated financial statements presented have been restated to include combined results of operations, financial position and cash flows of Agouron as though it had always been a part of Warner-Lambert. Prior to the merger, Agouron’s fiscal year ended on June 30. As a result, Agouron’s financial statements were restated to conform with Warner-Lambert’s December 31 year end. Certain reclassifications were made to the Agouron financial statements to conform to Warner-Lambert’s presentation. No adjustments were necessary to conform Agouron’s accounting policies. The impact of combining Agouron’s financial statements with ours was not material to the consolidated financial statements.

3     MERGER-RELATED COSTS

Merger-related costs include the following:

(millions of dollars)	2001	2000	1999

Transaction costs	$—	$226	$33

Transaction costs related to Warner-Lambert’s termination of the

Warner-Lambert/American Home

Products merger*	—	1,838	—

Integration costs	467	246	—

Restructuring charges	372	947	—

Total merger-related costs	$839	$3,257	$33

*	Incurred in the first quarter of 2000.

•	Transaction costs include banking, legal, accounting and other costs directly related to our merger with Warner-Lambert in 2000 and with Agouron in 1999.

•	Integration costs represent external, incremental costs directly related to our merger with Warner-Lambert, including expenditures for consulting and systems integration.

•	The components of the restructuring charges associated with the merger of the Warner-Lambert operations follow:

				Utilization
	Provisions			through	Reserve*
				December 31,	December 31,
(millions of dollars)	2001	2000	Total	2001	2001

Employee termination costs	$258	$876	$1,134	$(1,037)	$97

Property, plant and equipment	84	46	130	(130)	—

Other	30	25	55	(54)	1

Total	$372	$947	$1,319	$(1,221)	$98

*	Included in Other current liabilities.

         Through December 31, 2001, the charges for employee termination costs represent the approved reduction of our work force by 6,691 people, mainly comprising administrative functions for corporate, manufacturing, distribution, sales and research. We notified these people and as of December 31, 2001, 6,338 employees were terminated. We will complete terminations of the remaining personnel within one year of their notification. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Warner-Lambert employment contracts. Under the terms of these Warner-Lambert employment contracts, certain terminated employees may elect to defer receipt of severance benefits. Severance benefits deferred for future payments were $215 million at December 31, 2001 and $177 million at December 31, 2000. The deferred severance benefits are considered utilized charges and are included in Other noncurrent liabilities.

         Property, plant and equipment charges include the impairment and disposal costs from the consolidation of facilities and related fixed assets, a contract termination payment and termination of certain software installation projects.

         Other restructuring charges primarily consist of charges for contract termination payments — $27 million in 2001 and $16 million in 2000; facility closure costs — $2 million in 2001 and $4 million in 2000 and assets we wrote off, including inventory and intangible assets — $1 million in 2001 and $5 million in 2000.

4     DISCONTINUED OPERATIONS

In 2001, we resolved several post-closing matters associated with certain of our previously discontinued businesses, resulting in income of $60 million ($36 million after-tax).

         In 2000, we determined working capital settlement amounts and settled a lawsuit for certain of our previously discontinued businesses, resulting in income of $14 million ($8 million after-tax).

         In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group.

         Discontinued operations — net of tax were as follows:

(millions of dollars)	2001	2000	1999

Pre-tax income/(loss)	$60	$(18)	$(20)

Provision/(benefit) for taxes on income	24	(7)	—

Income/(loss) from operations of discontinued businesses — net of tax	36	(11)	(20)

Pre-tax gain on disposal of discontinued businesses	—	32	—

Provision for taxes on gain	—	13	—

Gain on disposal of discontinued businesses — net of tax	—	19	—

Discontinued operations — net of tax	$36	$8	$(20)

5     BANKING AND INSURANCE SUBSIDIARIES

Our banking and insurance subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:

CONDENSED COMBINED BALANCE SHEET

(millions of dollars)	2001	2000

Cash and interest-bearing deposits	$73	$38

Short-term investments	63	—

Loans — net	481	528

Other assets	5	7

Total assets	$622	$573

Certificates of deposit and other liabilities	$40	$63

Shareholders’ equity	582	510

Total liabilities and shareholders’ equity	$622	$573

CONDENSED COMBINED STATEMENT OF INCOME

(millions of dollars)	2001	2000

Interest income	$29	$35

Interest expense	(2)	(3)

Other income — net	1	8

Net income	$28	$40

6    FINANCIAL INSTRUMENTS

A.   INVESTMENTS IN DEBT AND EQUITY SECURITIES

Information about our investments follows:

(millions of dollars)	2001	2000

Trading securities	$—	$110

Amortized cost and fair value of held-to-maturity debt securities:*

Corporate debt	6,459	4,237

Foreign government and foreign government agency debt	4,613	1,360

Certificates of deposit	487	674

Total held-to-maturity debt securities	11,559	6,271

Cost and fair value of available-for-sale debt securities*	991	1,089

Cost of available-for-sale equity securities	146	151

Gross unrealized gains	190	326

Gross unrealized losses	(23)	(10)

Fair value of available-for-sale equity securities	313	467

Total investments	$12,863	$7,937

*	Gross unrealized gains and losses are not significant.

         These investments are in the following captions in the balance sheet:

(millions of dollars)	2001	2000

Cash and cash equivalents	$452	$658

Short-term investments	7,579	5,764

Long-term loans and investments	4,832	1,515

Total investments	$12,863	$7,937

         The contractual maturities of the held-to-maturity and available-for-sale debt securities as of December 31, 2001, were as follows:

	Years

		Over 1	Over 5
(millions of dollars)	Within 1	to 5	to 10	Over 10	Total

Held-to-maturity debt securities:

Corporate debt	$3,356	$2,223	$871	$9	$6,459

Foreign government and foreign government agency debt	3,583	1,030	—	—	4,613

Certificates of deposit	483	4	—	—	487

Available-for-sale debt securities:

Corporate debt	448	332	—	—	780

Certificates of deposit	161	50	—	—	211

Total debt securities	$8,031	$3,639	$871	$9	$12,550

Available-for-sale equity securities					313

Total investments					$12,863

B.    SHORT-TERM BORROWINGS

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 2.4% in 2001 and 4.7% in 2000. At December 31, 2001, we had approximately $2.8 billion lines of credit which expire within one year. Of these lines of credit, $2.5 billion are unused of which our lenders have committed to loan us $704 million at our request.

C.    LONG-TERM DEBT

(millions of dollars)	2001	2000

5.625% senior unsecured notes (due February 2006)*	$770	$—

.80% Japanese yen notes (due March 2008)	457	—

3.625% senior unsecured notes (due November 2004)*	589	—

Floating-rate unsecured notes (due March 2005)	200	361

5.8% notes (due January 2003)	250	250

6% notes (due January 2008)*	258	250

6.6% notes	—	200

Other borrowings and mortgages	85	62

Total long-term debt	$2,609	$1,123

Current portion not included above	$368	$150

*	Includes unrealized gains and losses for debt with fair value hedges in 2001 (see note 6-D, “Derivative Financial Instruments and Hedging Activities”).

         The floating-rate unsecured notes bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate was 2.1% at December 31, 2001. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity.

         In 2001, we issued the following unsecured notes under a $2.5 billion shelf registration filed with the Securities and Exchange Commission in October 2000:

•	In October, we issued $600 million senior unsecured notes which pay interest semi-annually, beginning on May 1, 2002 at a rate of 3.625%.

•	In May, we issued 60 billion yen ($489 million at date of issuance) unsecured notes which pay interest semi-annually, beginning on September 18, 2001, at a rate of .80%.

•	In January, we issued $750 million senior unsecured notes which pay interest semi-annually, beginning on August 1, 2001, at a rate of 5.625%.

         The proceeds from the note issuances were used for general corporate purposes.

         Long term debt outstanding at December 31, 2001 matures as follows:

					After
(millions of dollars)	2003	2004	2005	2006	2006

Maturities	$294	$591	$201	$771	$752

D.    DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

         The following disclosures relate to derivative and hedging instruments as of December 31, 2001:

PURPOSE

         Foreign Exchange Risk

         A significant portion of revenues, earnings and net investments in foreign affiliates are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing expected local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities. Foreign exchange risk is also managed through the use of derivative financial instruments and foreign currency denominated debt. These financial instruments serve to protect net income against the impact of the translation into U.S. dollars of certain foreign exchange denominated transactions. At December 31, 2001 and 2000, the financial instruments are as follows:

•	$3,627 million in 2001 and $3,827 million in 2000 notional amount of foreign currency forward-exchange contracts are used to offset the potential earnings effects from short-term foreign currency assets and liabilities in mostly intercompany cross-border transactions that arise from operations. We have entered into such contracts primarily to sell euro, U.K. pound and Japanese yen in exchange for U.S. dollars.

•	$1,155 million of short-term and $457 million of long-term Japanese yen debt in 2001 and $1,262 million of short-term debt in 2000 is designated as a net investment hedge of our yen net investments in operations in order to limit the risk of adverse changes in the value of such investments related to foreign exchange.

•	$428 million in 2001 and $426 million in 2000 notional amount of foreign currency swaps are designated as cash flow hedges of a U.K. pound intercompany loan maturing in 2003.

•	$160 million in 2001 and $36 million in 2000 notional amount of foreign currency swaps are designated as fair value hedges of euro debt investments maturing through mid-2003.

•	$146 million in 2001 and $69 million in 2000 notional amount of foreign currency swaps are designated as fair value hedges of U.K. pound debt investments maturing through mid-2002.

•	$90 million in 2001 and $52 million in 2000 notional amount of foreign currency swaps are designated as fair value hedges of a foreign subsidiary’s euro loans. The loans and foreign currency swaps matured in December 2001.

         Interest Rate Risk

         Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. Significant interest rate risk is also managed through the use of derivative financial instruments as follows:

•	$924 million in 2001 and $1,056 million in 2000 notional amount of yen interest rate swaps maturing in 2003 are designated as cash flow hedges of the yen “LIBOR” interest rate related to forecasted issuances of short-term debt. These swaps serve to reduce the variability of the yen interest rate by effectively fixing the rates on short-term debt at 1.2%.

•	$600 million notional amount of interest rate swaps maturing in late 2004, $750 million notional amount of U.S. dollar interest rate swaps maturing in 2006, and $250 million interest rate swaps maturing in early 2008 are designated as fair value hedges of the changes in the fair value of fixed-rate debt. These swaps serve to reduce our exposure to long-term U.S. dollar interest rates by effectively converting the fixed rates associated with the majority of our long-term debt obligations to floating rates.

•	$95 million notional amount of U.S. dollar interest rate swaps maturing in late 2004 are designated as cash flow hedges of “LIBOR” interest rates related to forecasted purchases of short-term fixed rate debt investments to be classified as available-for-sale securities. These swaps serve to reduce the variability of “LIBOR” interest rates by effectively fixing the rates on short-term debt securities at 3.5%.

ACCOUNTING POLICIES

In 2001, all derivative contracts are reported at fair value, with changes in fair value reported in earnings or deferred, depending on the nature and effectiveness of the offset or hedging relationship, as follows:

Foreign Exchange Risk

•	We recognize the earnings impact of foreign currency forward-exchange contracts during the terms of the contracts, along with the earnings impact of the items they generally offset.

•	We recognize the earnings impact of foreign currency swaps designated as cash flow or fair value hedges upon the recognition of the foreign exchange gain or loss on the translation to U.S. dollars of the hedged item.

Interest Rate Risk

•	We recognize the earnings impact of interest rate swaps designated as cash flow hedges upon the recognition of the interest related to the hedged short-term debt and available-for-sale debt securities.

•	We recognize the earnings impact of interest rate swaps designated as fair value hedges upon the recognition of the change in fair value for interest rate risk related to the hedged long-term debt.

         Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2001 and 2000.

         In 2000, most derivative contracts were reported at contractual receipt or payable value.

         Purchased currency options are recorded at cost and amortized evenly to operations through the expected inventory delivery date. Further, gains at the delivery date are included in the cost of the related inventory purchased.

         The financial statements include the following items related to the derivatives and other financial instruments serving as hedges or offsets:

Other current liabilities includes:

•	fair value of foreign currency forward contracts in 2001 and contractual value in 2000

•	fair value of foreign currency swaps in 2001 and net contractual payable of interest rate swaps in 2000

Other noncurrent liabilities includes:

•	fair value of interest rate swaps designated as cash flow hedges and fair value of foreign currency swaps designated as cash flow hedges in 2001

Long-term debt includes:

•	changes in the fair value of fixed rate debt hedged by interest rate swaps designated as fair value hedges in 2001

Accumulated other comprehensive expense includes:

•	changes in the fair value of interest rate swaps designated as cash flow hedges in 2001 and changes in the foreign exchange translation of yen debt and foreign currency options in 2001, and foreign exchange translation of currency swaps and yen and euro debt in 2000

Other income — net includes:

•	changes in the fair value of foreign currency forward contracts in 2001 and changes in the contract value of foreign exchange contracts in 2000

•	changes in the fair value of foreign currency swap contracts that hedge foreign exchange in 2001 and payments under swap contracts to offset primarily interest expense or, to a lesser extent, net foreign exchange losses in 2000

•	changes in the fair value of interest rate swap contracts that hedge interest expense

E.    FAIR VALUE

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, forward-exchange contracts, short-term investments and borrowings) — cost or contract value approximates fair value because of the short maturity period or in 2001 foreign forward-exchange contracts are reported at fair value

•	loans — cost approximates fair value because of the short interest- reset period

•	long-term investments, long-term debt and forward-exchange contracts —fair value is based on valuation models that use market quotes

•	interest rate and foreign currency swap agreements — fair value is based on estimated cost to terminate the agreements (taking into account current interest and foreign exchange rates and the counterparties’ creditworthiness)

         The differences between the fair values and carrying values of our derivative and other financial instruments were not material at December 31, 2000.

F.    CREDIT RISK

We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments.

7     COMPREHENSIVE INCOME

Changes in accumulated other comprehensive expense follow:

		Net
		Unrealized
		Gain/(Loss)
		on
		Available-		Accumulated
	Currency	For	Minimum	Other Com-
	Translation	-Sale	Pension	prehensive
(millions of dollars)	Adjustment	Securities	Liability	Expense*

Balance

January 1, 1999	$(525)	$45	$(153)	$(633)

Period change	(503)	111	(20)	(412)

Balance

December 31 ,1999	(1,028)	156	(173)	(1,045)

Period change	(458)	37	(49)	(470)

Balance

December 31, 2000	(1,486)	193	(222)	(1,515)

Period change	(37)	(91)	(106)	(234)

BALANCE

DECEMBER 31, 2001	$(1,523)	$102	$(328)	$(1,749)

*	Income tax benefit for other comprehensive expense was $163 million in 1999, $232 million in 2000 and $146 million in 2001.

         The change in net unrealized gain/(loss) on available-for-sale securities includes:

(millions of dollars)	2001	2000	1999

Holding gain/(loss), net of tax	$(86)	$156	$99

Reclassification adjustment, net of tax	(5)	(119)	12

Net unrealized gain/(loss) on available-for-sale securities	$(91)	$37	$111

8     INVENTORIES

In March 2000, we announced that we were discontinuing the sale of Rezulin. In 2000, we recorded charges of $136 million ($120 million after-tax, or $.02 after-tax per diluted share) in Other income — net for the one-time costs, which include inventory write-offs, associated with the withdrawal of Rezulin.

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

9     PROPERTY, PLANT AND EQUIPMENT

The major categories of property, plant and equipment follow:

	Useful
	Lives
(millions of dollars)	(years)	2001	2000

Land	—	$206	$200

Buildings	33 1/3 - 50	4,395	3,832

Machinery and equipment	8 - 20	5,819	5,761

Furniture, fixtures and other	3 - 12 1/2	3,171	2,475

Construction in progress	—	1,957	1,866

		15,548	14,134

Less: accumulated depreciation		5,133	4,709

Total property, plant and equipment		$10,415	$9,425

10     OTHER INCOME — NET

The components of other income — net follow:

(millions of dollars)	2001	2000	1999

Interest income	$(539)	$(558)	$(427)

Interest expense	322	432	401

Interest expense capitalized	(56)	(46)	(38)

Net interest income	(273)	(172)	(64)

Gains on sales of research-related equity investments	(17)	(216)	—

Co-promotion charges	206	—	—

Gain on sale of Rid	—	(78)	—

Gain on sale of the Omnicef brand	—	(39)	—

Loss on sale of Animal Health feed-additive products	—	85	—

Rezulin withdrawal provision	—	136	—

Legal settlements involving the brand-name prescription drug antitrust litigation	—	—	2

Amortization of goodwill and other intangibles	103	120	104

Net exchange (gains)/losses	33	(59)	(11)

Other, net	(141)	(125)	(55)

Other income — net	$(89)	$(348)	$(24)

11     TAXES ON INCOME

Income from continuing operations before taxes consisted of the following:

(millions of dollars)	2001	2000	1999

United States	$4,273	$1,017	$3,098

International	6,056	4,764	3,847

Total income from continuing operations before taxes	$10,329	$5,781	$6,945

         The provision for taxes on income from continuing operations consisted of the following:

(millions of dollars)	2001	2000	1999

United States:

Taxes currently payable:

Federal	$504	$1,502	$1,050

State and local	55	322	121

Deferred income taxes	978	(602)	(237)

Total U.S. tax provision	1,537	1,222	934

International:

Taxes currently payable	906	684	1,020

Deferred income taxes	118	143	14

Total international tax provision	1,024	827	1,034

Total provision for taxes on income	$2,561	$2,049	$1,968

         Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 2001, we have not made a U.S. tax provision on approximately $18 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas. It is not practical to compute the estimated deferred tax liability on these earnings.

         We operate manufacturing subsidiaries in Puerto Rico that benefit from Puerto Rican incentive grants that expire at the end of 2015. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer is a “grandfathered” entity and is entitled to the benefits under such statute until 2006.

         Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations follows:

(percentages)	2001	2000	1999

U.S. statutory income tax rate	35.0	35.0	35.0

Earnings taxed at other than U.S. statutory rate	(10.6)	(9.8)	(6.1)

U.S. research tax credit	(0.8)	(1.8)	(1.2)

Effect of certain merger-related costs	—	12.1	—

All other — net	1.2	(0.1)	0.6

Effective tax rate for continuing operations	24.8	35.4	28.3

         Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) and “deferred tax liabilities” (generally items that we received a tax deduction for, which have not yet been recorded in the statement of income).

         The tax effects of the major items recorded as deferred tax assets and liabilities are:

	2001		2000
	Deferred Tax		Deferred Tax

(millions of dollars)	Assets	Liabs.	Assets	Liabs.

Prepaid/deferred items	$700	$316	$549	$329

Inventories	661	279	474	103

Property, plant and equipment	58	801	31	757

Employee benefits	573	—	922	206

Restructurings and special charge	212	38	338	61

Foreign tax credit carryforwards	302	—	491	—

Other carryforwards	125	—	716	—

Unremitted earnings	—	335	—	348

All other	303	250	471	258

Subtotal	2,934	2,019	3,992	2,062

Valuation allowance	(150)	—	(131)	—

Total deferred taxes	$2,784	$2,019	$3,861	$2,062

Net deferred tax asset	$765		$1,799

         A valuation allowance is recorded because some items recorded as deferred tax assets may not be deductible or creditable. The foreign tax credit carryforwards were generated from dividends paid or deemed to be paid by subsidiaries to the parent company between 1997 and 2001. We can carry these credits forward for five years from the year of actual payment and apply them to certain U.S. tax liabilities.

         Deferred tax assets and liabilities in the preceding table, netted by taxing location, are in the following captions in the balance sheet:

(millions of dollars)	2001	2000

Prepaid expenses and taxes	$1,102	$1,594

Other assets, deferred taxes and deferred charges	115	585

Deferred taxes on income	(452)	(380)

Net deferred tax asset	$765	$1,799

         The Internal Revenue Service (IRS) has completed and closed its audits of our tax returns through 1995. The IRS is currently conducting audits of our tax returns for the years 1996 through 1998.

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

12     BENEFIT PLANS

We provide defined benefit pension plans and defined contribution plans for the majority of employees worldwide. We also provide benefits through supplemental retirement plans to employees. These unfunded supplemental plans provide out of our general assets an amount substantially equal to the difference between the amounts that would have been payable under the defined benefit pension plans, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amounts actually payable under the defined benefit pension plans. In addition, we provide medical and life insurance benefits to retirees and their eligible dependents through our postretirement plans.

         We fund our pension plans in amounts sufficient to meet the requirements set forth in applicable employee benefits laws and local tax laws. Liabilities for amounts in excess of these funding levels are accrued and reported in our consolidated balance sheet.

         Our plan assets comprise a diversified mix of assets including corporate equities, government securities and corporate debt securities. Certain international subsidiaries have plans where reserves are provided or annuities are purchased under group contracts.

         At December 31, 2001, the major U.S. pension plans held approximately 7.7 million shares of our common stock with a fair value of approximately $307 million. The plans received approximately $3 million in dividends on these shares in 2001.

         The following table provides the weighted average actuarial assumptions used to develop net periodic benefit cost and the actuarial present value of projected benefit obligations.

	Pension			Postretirement

(percentages)	2001	2000	1999	2001	2000	1999

Weighted-average assumptions:

Discount rate:

U.S. plans	7.3	7.8	7.8	7.3	7.8	7.8

International plans	5.3	5.3	5.3

Expected return on plan assets:

U.S. plans	10.0	10.0	10.2

International plans	7.8	7.6	7.1

Rate of compensation increase:

U.S. plans	4.5	4.5	4.4

International plans	3.4	3.7	3.7

         The periodic benefit cost and the actuarial present value of projected benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions, that may have an impact on the cost of providing retirement benefits and in accordance with the requirements of SFAS No. 87, Employers’ Accounting for Pensions.

         The annual cost related to the U.S. and international plans follow:

	Pension			Postretirement

(millions of dollars)	2001	2000	1999	2001	2000	1999

Service cost	$253	$260	$240	$15	$14	$14

Interest cost	417	394	360	50	41	37

Expected return on plan assets	(543)	(528)	(487)	—	—	—

Amortization of:

Prior service costs/(gains)	27	29	27	5	(4)	3

Net transition asset	(4)	(6)	(5)	—	—	—

Actuarial losses	16	10	18	5	2	3

Curtailments and settlements — net*	3	40	—	—	35	—

Net periodic benefit cost	$169	$199	$153	$75	$88	$57

*	Includes special termination pension benefits of $38 million in 2000.

         The following table presents an analysis of the changes in 2001 and 2000 of the benefit obligation, the plan assets and the funded status of the plans:

	Pension		Postretirement

(millions of dollars)	2001	2000	2001	2000

CHANGE IN PROJECTED BENEFIT OBLIGATION (PBO)

Balance beginning of year	$6,330	$6,045	$604	$540

Service cost for benefits earned	253	260	15	14

Interest cost on benefit obligation	417	394	50	41

Employee contributions	9	9	6	1

Plan amendments	17	23	—	—

Increases in PBO arising primarily from changes in actuarial assumptions	465	168	168	19

Foreign exchange impact	(83)	(233)	(3)	(1)

Acquisitions	109	6	—	—

Divestitures	(101)	(5)	—	—

Curtailments	6	38	3	35

Settlements	(19)	4	—	—

Benefits paid	(447)	(379)	(58)	(45)

Projected benefit obligation at end of year	$6,956	$6,330	$785	$604

CHANGE IN PLAN ASSETS

Fair value of plan assets at beginning of year	$6,119	$6,172

Actual (loss)/gain on plan assets	(573)	365

Company contributions	567	110

Employee contributions	21	9

Foreign exchange impact	(62)	(185)

Acquisitions	76	1

Divestitures	(68)	—

Settlements	(12)	2

Benefits paid from plan assets	(420)	(355)

Fair value of plan assets at end of year	$5,648	$6,119

Funded status:

Plan assets less than projected benefit obligation	$(1,308)	$(211)	$(785)	$(604)

Unrecognized:

Net transition liability	31	2	1	2

Actuarial (gains)/losses	1,754	289	165	1

Prior service costs	255	263	32	37

Net (liability)/asset recorded in consolidated balance sheet	$732	$343	$(587)	$(564)

         The increase in the underfunded status of the pension plans in 2001 results primarily from a decrease in the discount rate used in calculating plan liabilities coupled with the effect on plan assets of adverse capital markets performance. In response to these developments, we increased our contributions to certain plans.

         The components in the balance sheet consist of:

	Pension		Postretirement

(millions of dollars)	2001	2000	2001	2000

Prepaid benefit cost	$1,243	$814	$—	$—

Accrued benefit liability	(1,155)	(930)	(587)	(564)

Intangible asset	79	56	—	—

Accumulated other comprehensive income	565	403	—	—

Net (liability)/asset recorded in consolidated balance sheet	$732	$343	$(587)	$(564)

         Information related to both domestic and international plans follows:

	Pension

(millions of dollars)	2001	2000

Pension plans with an accumulated benefit obligation in excess of plan assets:

Fair value of plan assets	$840	$438

Accumulated benefit obligation	1,966	1,346

Pension plans with a projected benefit obligation in excess of plan assets:

Fair value of plan assets	$3,336	$3,267

Projected benefit obligation	5,081	4,582

         Plans with accumulated benefit obligations and projected benefit obligations in excess of plan assets are primarily attributable to U.S. unfunded supplemental retirement plans, as well as certain international plans whose liabilities are typically accrued for and reported in our consolidated balance sheet.

         An average increase of 9% in the cost of health care benefits was assumed for 2002 and is projected to decrease over the next six years to 5% and to then remain at that level.

         A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 2001:

(millions of dollars)	1% Increase	1% Decrease

Total of service and interest cost components	$4	$(3)

Postretirement benefit obligation	50	(45)

         We have savings and investment plans in several countries including the U.S. and Puerto Rico. Employees may contribute a portion of their salaries to the plans and we match a portion of the employee contributions. Our contributions were $107 million in 2001, $86 million in 2000 and $80 million in 1999.

13     LEASE COMMITMENTS

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $300 million in 2001, $318 million in 2000 and $295 million in 1999. This table shows future minimum rental commitments under noncancellable operating leases at December 31, 2001:

						After
(millions of dollars)	2002	2003	2004	2005	2006	2006

Lease commitments	$145	$132	$126	$102	$97	$690

14     COMMON STOCK

In June 2001, we announced a new $5 billion share-purchase program, with a limit of 120 million shares to be made over a consecutive 18 month period in the open market or in privately negotiated transactions. In May 2001, we completed the $5 billion share-purchase program begun in September 1998. Under this program, we purchased, in total, approximately 127 million shares at a total cost of $5 billion.

         In 2001, we purchased approximately 68.5 million shares of our common stock in the open market at an average price of $40.83 per share under the June 2001 share-purchase program and approximately 20.3 million shares of our common stock at an average price of $42.72 per share under the September 1998 share-purchase program. In 2000, we purchased approximately 23.1 million shares of our common stock in the open market at an average price of $43.46 per share. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market at an average price of $38 per share.

         We effected a three-for-one stock split of our common stock in the form of a 200% stock dividend in 1999. All share and per share information in this report reflects the stock split. Per share data may reflect rounding adjustments as a result of the stock split.

15     PREFERRED STOCK PURCHASE RIGHTS

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

16     EMPLOYEE BENEFIT TRUSTS

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

17     EARNINGS PER SHARE

Basic earnings per common share and diluted earnings per common share were computed as follows:

(millions, except per share data)	2001	2000	1999

Earnings:

Income from continuing operations	$7,752	$3,718	$4,972

Discontinued operations — net of tax	36	8	(20)

Net income	$7,788	$3,726	$4,952

Basic:

Weighted average number of common shares outstanding	6,239	6,210	6,126

Earnings per common share

Income from continuing operations	$1.25	$.60	$.81

Discontinued operations — net of tax	—	—	—

Net income	$1.25	$.60	$.81

Diluted:

Weighted average number of common shares outstanding	6,239	6,210	6,126

Common share equivalents — stock options and stock issuable under employee compensation plans	122	158	191

Weighted average number of common shares and common share equivalents	6,361	6,368	6,317

Earnings per common share

Income from continuing operations	$1.22	$.59	$.79

Discontinued operations — net of tax	—	—	(.01)

Net income	$1.22	$.59	$.78

         Stock options and stock issuable under employee compensation plans representing equivalents of 136 million shares of common stock during 2001 and 115 million shares of common stock during 1999 had exercise prices greater than the average market price of Pfizer common stock. These common stock equivalents were outstanding during 2001 and 1999, but were not included in the computation of diluted earnings per share for those years because their inclusion would have had an antidilutive effect. There were no antidilutive common share equivalents during 2000.

18     STOCK OPTION AND PERFORMANCE UNIT AWARDS

We have stock and incentive plans related to employees which allow for stock options, performance unit awards and stock awards.

         We may grant stock options to employees, including officers, under the plans. Options are exercisable after five years or less, subject to continuous employment and certain other conditions, and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option. The 1996 Stock Plan, a former Warner-Lambert plan, provided that, in the event of a change in control of Warner-Lambert, stock options already granted became exercisable immediately.

         Shares available for award (in thousands) at:

- December 31, 1999	198,423

- December 31, 2000	137,248

- December 31, 2001	249,572

         The table below summarizes information concerning options outstanding under the plans at December 31, 2001:

(thousands
of shares)	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Range of	Outstanding	Contractual	Exercise	Exercisable	Exercise
Exercise Prices	at 12/31/01	Term (years)	Price	at 12/31/01	Price

$0 -$5	7,683	2.1	$4.03	7,683	$4.03

5 - 10	57,754	2.9	6.66	57,747	6.66

10 - 15	48,747	4.9	11.59	48,505	11.59

15 - 20	42,798	5.8	17.91	41,446	17.90

20 - 30	20,298	7.1	24.92	20,099	24.93

30 - 40	100,077	7.5	33.65	75,804	33.76

over 40	136,566	8.3	43.68	26,066	42.07

         The following table summarizes the activity for the plans:

	Under Option

		Weighted
		Average Exercise
(thousands of shares)	Shares	Price Per Share

Balance January 1, 1999	454,325	11.97
Granted	94,168	37.32
Exercised	(75,872)	7.81
Cancelled	(5,641)	25.63

Balance December 31, 1999	466,980	17.59
Granted	65,863	32.49
Exercised	(130,756)	8.79
Cancelled	(6,473)	34.23

Balance December 31, 2000	395,614	22.71
Granted	79,155	45.34
Exercised	(54,082)	14.41
Cancelled	(6,764)	39.23

BALANCE DECEMBER 31, 2001	413,923	28.05

Options granted in 1999 include options for 450 shares granted to every eligible pre-merger Pfizer employee worldwide in celebration of our 150th Anniversary.

The tax benefits related to certain stock option transactions were $395 million in 2001, $1,306 million in 2000 and $470 million in 1999.

         The weighted-average fair value per stock option granted was $15.12 for 2001, $11.12 for 2000 and $11.79 for 1999. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	2001	2000	1999

Expected dividend yield	1.41%	1.54%	1.26%

Risk-free interest rate	5.00%	6.65%	5.06%

Expected stock price volatility	31.45%	30.68%	26.22%

Expected term until exercise (years)	5.50	5.35	5.75

         The following table summarizes our results as if we had recorded compensation expense for the 2001, 2000 and 1999 option grants:

(millions of dollars, except per share data)	2001	2000	1999

Net income:
As reported	$7,788	$3,726	$4,952
Pro forma	7,228	2,919	4,433

Basic earnings per share:
As reported	$1.25	$.60	$.81
Pro forma	1.16	.47	.72

Diluted earnings per share:
As reported	$1.22	$.59	$.78
Pro forma	1.14	.46	.70

         In 2001, our shareholders approved a new Performance-Contingent Share Award Plan (the Plan) allowing a maximum of 12.5 million shares to be awarded. The Plan replaces the Performance-Contingent Share Award Program (the Program) that was established and became effective in 1993 to provide executives and other key employees the right to earn common stock awards. Similar to the previous Program, determination of award payouts under the Plan is made after the performance period ends, based upon specific performance criteria. Under the previous Program, up to 120 million shares could be awarded. The actual number of shares awarded and pending under the previous Program since its approval is approximately 20 million shares. At December 31, 2001, participants had the right to earn up to 11.0 million additional shares under the old Program. All awards beginning in 2002 and later will be made under the new Plan and all previous awards that may have extended performance periods will be made under the previous Program. Under the previous Program, we awarded approximately 1.7 million shares in 2001, approximately 2.3 million shares in 2000, and approximately 2.3 million shares in 1999. We did not award any shares under the new Plan as of December 31, 2001. Compensation expense related to the previous Program was $94 million in 2001, $170 million in 2000 and $64 million in 1999.

         We entered into two forward-purchase contracts in 1999 which were subsequently extended. These contracts offset the potential impact on net income of our liability under the Program. At settlement date we will, at the option of the counterparty to each of the contracts, either receive our own stock or settle the contracts for cash. Other contract terms are as follows:

		Maximum Maturity
		in Years

Number of Shares (thousands)	Per Share	2001	2000

3,032	$33.80	—	.9

3,049	33.85	.8	—

         The financial statements include the following items related to these contracts:

         Prepaid expenses and taxes includes:

•	fair value of these contracts

         Other income — net includes:

•	changes in the fair value of these contracts

19     INSURANCE

We maintain insurance coverage with such deductibles and self insurance as we believe adequate for our needs. Such coverage reflects market conditions (including cost and availability) existing at the time it is written and the relationship of insurance coverage to self insurance varies accordingly. As a result of recent external events, the cost of insurance has risen substantially and the availability of insurance has become more restrictive. We consider the impact of these changes as we continually assess the best way to provide for our insurance needs in the future.

20     LEGAL PROCEEDINGS AND CONTINGENCIES

We are involved in various patent, product liability, consumer, environmental, and tax claims and litigations, and additional matters that arise from time to time in the ordinary course of our business. These include challenges to the coverage and/or validity of patents on products or processes and allegations of injuries caused by drugs or medical devices. In addition, we are subject to national, state, and local environmental laws and regulations. We are also involved in or are the subject of governmental or regulatory agency inquiries or investigations from time to time. Litigation is inherently unpredictable and excessive verdicts that are not justified by the evidence can occur. We believe that we have valid defenses with respect to the legal matters pending against us and, taking into account our insurance and reserves, we believe that the ultimate resolution of these matters will not have a material adverse impact on our financial condition, results of operations, or cash flows. It is possible, however, that cash flows or results of operations could be affected in any particular period by the resolution of one or more of these contingencies.

         Among the principal matters pending against us are the following:

         Patent Matters

         Generic Drug Manufacturers

         Generic competition is a major challenge in the U.S. and is growing internationally. We are involved in a number of patent suits, the majority of which involve claims by generic drug manufacturers that patents covering our products, processes, or dosage forms are invalid and/or do not cover the product of the generic manufacturer. In some of these suits, the challengers also claim that our assertions of or attempts to enforce rights under our patents constitute unfair competition and/or violations of the antitrust laws.

         Pending suits include challenges to patents covering, among other products, sertraline (Zoloft), gabapentin (Neurontin), fluconazole (Diflucan), quinapril (Accupril), glipizide (Glucotrol XL), nifedipine (Procardia XL), Estrostep Fe (oral contraceptive), and Femhrt (hormone replacement therapy). A loss in any of these cases could result in a loss of patent protection for the drug at issue, could lead to significant loss of sales of that drug in the U.S. market, and could affect future results.

         Nifedipine Patent Antitrust Litigation

         A suit involving the patent on nifedipine (Procardia XL) against a generic manufacturer, Mylan Pharmaceuticals, was settled in 2000. That settlement has been challenged in several courts under the antitrust laws by another generic manufacturer, Biovail Laboratories, and by five health plans, the latter seeking class action status on behalf of their members.

         Celebrex

         In 2000, the University of Rochester filed a patent infringement action against Pfizer; G.D. Searle & Co., Inc.; Monsanto Co.; and Pharmacia Corp., in the U.S. District Court for the Western District of New York, alleging that sales of Celebrex infringe the broad method of use claims of the University’s patent. The case is in the pretrial discovery stage.

         Products Liability Matters

         Rezulin

         The Rezulin litigation arises from a diabetes drug developed by Sankyo in Japan and by Warner-Lambert. Rezulin was reported to be prescribed to approximately two million patients. The medication treated insulin resistance, which is the cause of type 2 diabetes, and was effective for many patients whose diabetes had not been controlled with other medications. We believe that the FDA-approved labeling and warnings appropriately communicated the risks associated with the medication, including the risk of liver injury, which occurred in a small percentage of cases.

         Rezulin was voluntarily withdrawn in March 2000 following approval of two newer diabetes medications, which the FDA considered to have similar efficacy and fewer side effects.

         Currently, more than 2,000 suits involving Rezulin have been filed in federal and state courts involving approximately 5,100 Rezulin users. Substantially all of these suits are at a preliminary stage and, consequently, we are unable to fully evaluate the claims. A number of cases have been settled and a small number have been tried to verdict. The cases pending in federal courts have all been consolidated for pretrial proceedings in a single multi-district litigation assigned to the U.S. District Court for the Southern District of New York. In addition, approximately 375 Rezulin users have submitted claims to the Company (but have not filed suits). The Company has extended the statute of limitations for approximately another 18,000 persons who do not have lawsuits on file and may or may not eventually file suits.

         We are opposing class certification in all cases. Class certification has been denied by state courts in California and West Virginia, the first two decisions on the issue. In another case involving class claims, the U.S. District Court for the Southern District of New York dismissed a complaint by Blue Cross/Blue Shield of Louisiana and other health-benefit plans to recover money paid for Rezulin and liver testing. Other requests for class certification are pending in various courts.

         We are actively engaged in defending the litigations, and, where appropriate, resolving the litigations and claims. As in most multiple tort litigation, the cases present a wide variety of claims, ranging from allegations of serious injury caused by Rezulin to efforts to obtain compensation notwithstanding the absence of any injury at all. Based on the information available to us, a very small percentage of the claimants can demonstrate any real injury caused by the medication. For example, at the time the drug was withdrawn, there were 90 cases of liver failure reported to the FDA that were possibly or probably attributable to Rezulin. Nor is there any valid scientific basis for concluding that Rezulin had any adverse latent effect.

         While we are prepared to pay reasonable compensation to the relatively small number of claimants with injuries demonstrably caused by Rezulin, we intend to defend vigorously the vast majority of cases in which the plaintiff’s injuries, if any, cannot reasonably be attributed to the medication.

         A federal grand jury in Maryland has sought documents relating to Rezulin from us and testimony from former Warner-Lambert employees. We are cooperating with this investigation.

         Asbestos

         In the 1960s, Pfizer acquired two businesses, the Gibsonburg Lime Products Company (GLPC) and Quigley Company, Inc., that had limited sales of minor products that contained small amounts of chrysotile asbestos and that now form the basis for the Company’s asbestos litigation. Between 1967 and 1982, Warner-Lambert Company owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing.

         Approximately 168,000 claims naming Pfizer and/or Quigley, and numerous other defendants, are currently pending in state and federal courts seeking damages for alleged asbestos exposure. Because many claimants name both Pfizer and Quigley, despite the fact that their work histories make exposure to both GLPC and Quigley products highly unlikely, the number of claims overstates the number of claimants, which we estimate to be approximately 112,000. In addition, approximately 61,000 claimants have named American Optical as a defendant. Based upon available data and our experience in handling asbestos claims, we believe that the vast majority of plaintiffs do not have any impairing medical condition. For those claimants who do, we believe we have meritorious defenses and are defending these cases vigorously.

         Since the inception of this litigation, Pfizer and Quigley have closed, through settlement for varying amounts or through litigation, in excess of 185,000 asbestos suits or claims. In the same period, American Optical has closed in excess of 40,000 such suits or claims.

         Other Products Liability Matters

         We are also defending claims and lawsuits involving a number of other products, in which the relief sought includes money damages on behalf of individuals or claims by purported classes of users of the products, who seek money damages, injunctive relief, and/or medical monitoring.

         Antitrust Matters

         In 1993, both Pfizer and Warner-Lambert were named, together with numerous other manufacturers of brand-name prescription drugs and certain companies that distribute brand-name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies, alleging that the manufacturers violated the Sherman Act by agreeing not to give retailers certain discounts and that the failure to give such discounts violated the Robinson Patman Act. A class action was brought on the Sherman Act claim, as well as additional actions by numerous individual retail pharmacies and a group of chain and supermarket pharmacies on both the Sherman Act and Robinson Patman Act claims. That litigation has been largely resolved, at both the federal and state levels, with the principal exception of a group of approximately 3,800 opt-out claimants from the original federal class action who are continuing to pursue their claims individually in federal court in New York.

         Environmental Matters

         Our operations are subject to federal, state, local and foreign environmental laws and regulations. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA” or “Superfund”), we have been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which we may have had direct or indirect involvement. Similar designations have been made by some state environmental agencies under applicable state Superfund laws. Such designations are made regardless of the extent of our involvement. We own or previously owned several sites for which we may be the sole responsible party. There are also claims that we may be a responsible party or participant with respect to several waste site matters in foreign jurisdictions. Such claims have been made by the filing of a complaint, the issuance of an administrative directive or order, or the issuance of a notice or demand letter. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigative or remedial actions. In many cases, the dollar amount of the claim is not specified. In most cases, claims have been asserted against a number of other entities for the same recovery or other relief as was asserted against us. We are currently participating in remedial action at a number of sites under federal, state, local and foreign laws.

         To the extent possible with the limited amount of information available at this time, we have evaluated our responsibility for costs and related liability with respect to the above sites and are of the opinion that our liability with respect to these sites should not have a material adverse effect on our financial position, results of operations, or cash flows. In arriving at this conclusion, we have considered, among other things, the payments that have been made with respect to the sites in the past; the factors, such as volume and relative toxicity, ordinarily applied to allocate defense and remedial costs at such sites; the probable costs to be paid by the other potentially responsible parties; total projected remedial costs for a site, if known; existing technology; and the currently enacted laws and regulations. We anticipate that a portion of these costs and related liability will be covered by available insurance.

         Through our own internal audit procedures, during 2001 we became aware of certain practices related to the sampling of waste water at our Parsippany, N.J., manufacturing facility which may not comply with regulatory requirements enacted or adopted for the purpose of protecting the environment. We voluntarily disclosed our initial detection of potential non-compliance to the New Jersey Department of Environmental Protection (NJDEP) and to the U.S. Environmental Protection Agency (USEPA). Since then, we voluntarily disclosed information acquired since the initial disclosure to the NJDEP. Further disclosure to the USEPA may be required in the future. While no formal enforcement proceeding has been initiated, it is possible that such a proceeding may be commenced in the future and that civil penalties may be sought.

         Other Matters

         Neurontin

         The U.S. Attorneys office in Boston, Massachusetts, is conducting an investigation into Warner-Lambert’s promotion of Neurontin; and in 2000 and 2001 certain former employees of Warner-Lambert were subpoenaed to provide testimony before a federal grand jury. It is possible that criminal charges and fines could be sought as a result of this investigation. We continue to cooperate with this inquiry.

         In addition, a former employee of Warner-Lambert has commenced a civil lawsuit in federal court in Massachusetts against Warner-Lambert, on behalf of the United States, under 31 U.S.C. 3730. The lawsuit alleges that Warner-Lambert violated the Federal False Claims Act based on certain alleged sales and marketing practices concerning Neurontin.

         Lipitor

         The Department of Justice has commenced a civil investigation into Warner-Lambert’s pricing for Lipitor during 1999 and 2000, aimed at determining whether grants made to certain health plans and pharmacy benefit managers should be characterized as rebates, which would entitle the government to a further discount under the Medicaid best-price rules. We are cooperating with this investigation.

         Zithromax

         A consortium of state attorneys general has requested and has been evaluating information about our promotion of Zithromax for use in treating pediatric otitis media (ear infections). We are cooperating with this investigation.

         Zyrtec Prescription-OTC Switch

         A petition was filed with the FDA by Blue Cross of California, a subsidiary of Wellpoint Health Networks in July 1998 requesting that second generation antihistamines and antihistamine-decongestant combination drugs be switched from prescription to over-the-counter (OTC) status. The petition specifically targeted Zyrtec as well as two other prescription drugs. The FDA held a public hearing on the matter in 2001. The Company filed comments questioning the authority of FDA to take the requested action without affording the sponsor of the NDA drugs in question an evidentiary hearing. The FDA has not yet taken action in the matter.

         Securities Litigation

         On July 20, 2001, our subsidiary, Agouron Pharmaceuticals, Inc., was served with the first of three related purported class actions brought by shareholders of Immune Response Corp. (IRC) in the U.S. District Court for the Southern District of California under sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The complaints allege that IRC and its chief executive officer and Agouron and its former chief executive officer misled the investing public about the status of and prospects for Remune, an AIDS treatment in development, that had been licensed by IRC to Agouron in June 1998. On July 16, 2001, Agouron had announced that, in accordance with the terms of the IRC agreement, it had determined not to pursue the development of Remune. The cases are in the early procedural stages.

         Merger Litigation

         Warner-Lambert and its directors are named as defendants in purported class actions currently pending in Delaware Chancery Court and in federal court in New Jersey, brought by the former shareholders of Warner-Lambert. These lawsuits allege that Warner-Lambert’s directors breached their fiduciary duties to Warner-Lambert and/or its shareholders in connection with a merger agreement entered into between Warner-Lambert and American Home Products Corp., which agreement was ultimately terminated in connection with the Pfizer-Warner-Lambert merger. The defendants have moved to dismiss the actions.

21     SEGMENT INFORMATION AND GEOGRAPHIC DATA

We operate in the following two business segments:

•	pharmaceuticals — including:

—	treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, urogenital conditions and allergies, as well as the manufacture of empty hard-gelatin capsules

—	products for food animals and companion animals

•	consumer products — including self-medications, shaving and fish food and fish care products, as well as confectionery products consisting of chewing gums, breath mints and cough tablets

         Each separately managed segment offers different products requiring different marketing and distribution strategies.

         We sell our products primarily to customers in the wholesale sector. In 2001, sales to our three largest wholesalers represented 41% of total revenues. These sales were concentrated in the pharmaceuticals segment.

         Revenues were in excess of $500 million in each of 7 countries outside the U.S. in 2001. The U.S. was the only country to contribute more than 10% to total revenues. The following tables present segment and geographic information:

SEGMENT INFORMATION

				Consumer		Corporate/
(millions of dollars)		Pharmaceuticals		Products		Other		Consolidated

Revenues	2001	$26,949	(1)	$5,310		$—		$32,259
	2000	24,025	(2)	5,330	(2)	—		29,355
	1999	21,868	(2)	5,298	(2)	—		27,166

Segment profit	2001	10,936		787		(1,394	)(6)	10,329	(7)
	2000	8,859	(3)	813	(5)	(3,891	)(6)	5,781	(7)
	1999	7,008	(4)	783		(846	)(6)	6,945	(7)

Identifiable assets(8)	2001	16,881		3,553		18,719		39,153
	2000	15,854		3,796		13,860		33,510
	1999	14,719		3,929		12,724		31,372

Property, plant and equipment additions(8)	2001	1,980		164		59		2,203
	2000	1,952		167		72		2,191
	1999	2,099		234		160		2,493

Depreciation and amortization(8)	2001	826		184		58		1,068
	2000	723		161		84		968
	1999	658		170		77		905

GEOGRAPHIC DATA

				All
		United		Other
(millions of dollars)		States(9)	Japan	Countries	Consolidated

Revenues	2001	$19,932 (1)	$2,102	$10,225	$32,259
	2000	17,753	2,062	9,540	29,355
	1999	16,464	1,716	8,986	27,166

Long-lived assets	2001	7,012	449	5,617	13,078
	2000	6,558	496	5,197	12,251
	1999	6,247	535	4,944	11,726

(1)	Includes an increase to revenues of $175 million from the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid and contract rebate accruals.

(2)	Reflects reclassification of certain sales incentives from Selling, Informational and Administrative Expenses to Revenues as a result of adopting EITF No. 00-14, Accounting for Certain Sales Incentives.

(3)	Includes costs of $136 million associated with the withdrawal of Rezulin, a loss on the sale of Animal Health’s feed-additive products of $85 million and a gain on the sale of Omnicef of $39 million.

(4)	Includes $310 million charge to write off Trovan inventories.

(5)	Includes a gain on the sale of the Rid line of lice-control products of $78 million.

(6)	Includes interest income/(expense) and corporate expenses. Corporate also includes other income/(expense) of the banking and insurance subsidiaries (see note 5, “Banking and Insurance Subsidiaries”), certain performance-based compensation expenses not allocated to the operating segments and merger-related costs.

(7)	Consolidated total equals income from continuing operations before provision for taxes on income and minority interests.

(8)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments and long-term loans and investments.

(9)	Includes operations in Puerto Rico.

QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
Pfizer Inc and Subsidiary Companies

	Quarter

(millions of dollars, except per share data)	First	Second	Third	Fourth

2001

Revenues	$7,645	$7,686	$7,898	$9,030

Costs and expenses	4,775	5,089	5,031	6,196

Merger-related costs	270	206	113	250

Income from continuing operations before provision for taxes on income and minority interests	2,600	2,391	2,754	2,584

Provision for taxes on income	668	590	679	625

Minority interests	2	9	3	2

Income from continuing operations	1,930	1,792	2,072	1,957

Discontinued operations — net of tax	—	37	—	(1)

Net income	$1,930	$1,829	$2,072	$1,956

Earnings per common share — basic

Income from continuing operations	$.31	$.29	$.33	$.32

Net income	$.31	$.29	$.33	$.32

Earnings per common share — diluted

Income from continuing operations	$.30	$.29	$.33	$.30

Discontinued operations — net of tax	—	—	—	—

Net income	$.30	$.29	$.33	$.30

Cash dividends paid per common share	$.11	$.11	$.11	$.11

Stock prices

High	$46.75	$45.23	$42.23	$44.04

Low	$34.01	$38.50	$34.00	$38.32

2000

Revenues	$7,161	$6,989	$7,158	$8,047

Costs and expenses	4,913	4,891	4,868	5,645

Merger-related costs	1,838	431	505	483

Income from continuing operations before provision for taxes on income and minority interests	410	1,667	1,785	1,919

Provision for taxes on income	613	513	421	500

Minority interests	1	4	3	7

Income/(loss) from continuing operations	(204)	1,150	1,361	1,412

Discontinued operations — net of tax	—	—	—	8

Net income/(loss)	$(204)	$1,150	$1,361	$1,420

Earnings/(loss) per common share — basic

Income/(loss) from continuing operations	$(.03)	$.18	$.22	$.23

Net income/(loss)	$(.03)	$.18	$.22	$.23

Earnings/(loss) per common share — diluted

Income/(loss) from continuing operations	$(.03)	$.18	$.21	$.23

Discontinued operations — net of tax	—	—	—	—

Net income/(loss)	$(.03)	$.18	$.21	$.23

Cash dividends paid per common share	$.09	$.09	$.09	$.09

Stock prices

High	$37.94	$48.13	$49.00	$48.06

Low	$30.00	$33.69	$39.38	$41.00

•	In the second quarter of 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of the former Warner-Lambert Company into conformity with our historical method. This adjustment increased revenues in the second quarter of 2001 by $175 million.

•	The 2000 data was restated to reflect the reclassifications between revenues and costs and expenses as a result of the January 1, 2001 adoption of EITF No. 00-14, Accounting for Certain Sales Incentives.

•	Merger-related costs include transaction, integration and restructuring costs related to our merger with Warner-Lambert Company in June 2000. Merger-related costs for the first quarter of 2000 reflect costs of $1,838 million related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger.

•	Cash dividends paid per common share and stock prices for periods prior to merger with Warner-Lambert on June 19, 2000 are those of Pfizer.

•	As of January 31, 2002, there were approximately 210,095 record holders of our common stock (symbol PFE).

FINANCIAL SUMMARY
Pfizer Inc and Subsidiary Companies

	Year Ended December 31

(millions, except per share data)	2001	2000	1999	1998	1997

Revenues(1)	$32,259	29,355	27,166	23,231	18,975

Research and development	4,847	4,435	4,036	3,305	2,536

Other costs and expenses	16,244	15,882	16,152	15,529	12,460

Merger-related costs(2)	839	3,257	33	—	—

Divestitures, restructuring and unusual items — net(3)	—	—	—	—	—

Income from continuing operations before taxes and minority interests	10,329	5,781	6,945	4,397	3,979

Provision for taxes on income	2,561	2,049	1,968	1,163	1,081

Income from continuing operations before cumulative effect of accounting changes	7,752	3,718	4,972	3,232	2,888

Discontinued operations — net of tax	36	8	(20)	1,401	131

Cumulative effect of accounting changes(4)	—	—	—	—	—

Net income	$7,788	3,726	4,952	4,633	3,019

Effective tax rate — continuing operations	24.8%	35.4%	28.3%	26.4%	27.2%

Depreciation	$945	850	773	668	588

Property, plant and equipment additions	2,203	2,191	2,493	1,951	1,391

Cash dividends paid	2,715	2,197	1,820	1,501	1,294

As of December 31

Working capital(5)	4,810	5,206	4,415	3,806	3,405

Property, plant and equipment — net	10,415	9,425	8,685	7,237	6,248

Total assets(5)	39,153	33,510	31,372	27,227	22,964

Long-term debt	2,609	1,123	1,774	1,794	2,561

Long-term capital(6)	21,402	17,619	16,240	14,820	13,809

Shareholders’ equity	18,293	16,076	13,950	12,616	10,901

Per common share data:

Basic:

Income from continuing operations	$1.25	.60	.81	.53	.48

Discontinued operations — net of tax(4)	—	—	—	.23	.02

Net income	$1.25	.60	.81	.76	.50

Diluted:

Income from continuing operations	$1.22	.59	.79	.51	.46

Discontinued operations — net of tax(4)	—	—	(.01)	.22	.02

Net income	$1.22	.59	.78	.73	.48

Market value per share (December 31)	$39.85	46.00	32.44	41.67	24.85

Return on shareholders’ equity	45.3%	24.8%	37.3%	39.4%	29.4%

Cash dividends paid per share(7)	$.44	.36	.30 2/3	.25 1/3	.22 2/3

Shareholders’ equity per share	$2.95	2.58	2.28	2.06	1.79

Current ratio	1.35:1	1.43:1	1.37:1	1.38:1	1.47:1

Weighted average shares used to calculate:

Basic earnings per share amounts	6,239	6,210	6,126	6,120	6,084

Diluted earnings per share amounts	6,361	6,368	6,317	6,362	6,297

	Year Ended December 31

(millions, except per share data)	1996	1995	1994	1993	1992	1991

Revenues(1)	16,957	15,606	13,149	11,788	11,337	10,342

Research and development	2,166	1,854	1,497	1,355	1,259	1,084

Other costs and expenses	11,155	10,611	9,076	8,240	8,019	7,478

Merger-related costs(2)	—	—	—	—	—	—

Divestitures, restructuring and unusual items — net(3)	—	—	—	1,266	(141)	844

Income from continuing operations before taxes and minority interests	3,636	3,141	2,576	927	2,200	936

Provision for taxes on income	1,073	885	665	140	583	222

Income from continuing operations before cumulative effect of accounting changes	2,489	2,119	1,814	786	1,615	712

Discontinued operations — net of tax	165	172	171	129	113	143

Cumulative effect of accounting changes(4)	—	—	—	63	(283)	(106)

Net income	2,654	2,291	1,985	978	1,445	749

Effective tax rate — continuing operations	29.5%	28.2%	25.8%	15.1%	26.5%	23.7%

Depreciation	511	466	407	367	359	314

Property, plant and equipment additions	1,085	1,024	1,029	925	928	833

Cash dividends paid	1,145	1,010	921	844	762	674

As of December 31

Working capital(5)	1,588	1,317	1,140	1,516	3,044	2,020

Property, plant and equipment — net	5,633	5,119	4,600	3,925	3,506	3,415

Total assets(5)	21,429	18,531	16,366	13,848	13,466	13,037

Long-term debt	2,402	1,463	1,141	1,118	1,137	843

Long-term capital(6)	12,493	9,668	7,634	6,685	7,641	7,430

Shareholders’ equity	9,622	7,838	6,161	5,283	6,283	6,238

Per common share data:

Basic:

Income from continuing operations	.41	.36	.31	.13	.26	.11

Discontinued operations — net of tax(4)	.03	.03	.03	.03	(.03)	.01

Net income	.44	.39	.34	.16	.23	.12

Diluted:

Income from continuing operations	.40	.35	.30	.13	.26	.11

Discontinued operations — net of tax(4)	.03	.03	.03	.03	(.03)	.01

Net income	.43	.38	.33	.16	.23	.12

Market value per share (December 31)	13.83	10.50	6.44	5.75	6.04	7.00

Return on shareholders’ equity	30.4%	32.7%	34.7%	16.9%	23.1%	11.8%

Cash dividends paid per share(7)	.20	.17 1/3	.15 2/3	.14	.12 1/3	.11

Shareholders’ equity per share	1.59	1.31	1.04	.88	1.02	1.00

Current ratio	1.20:1	1.17:1	1.16:1	1.28:1	1.67:1	1.43:1

Weighted average shares used to calculate:

Basic earnings per share amounts	6,039	5,955	5,918	6,048	6,205	6,207

Diluted earnings per share amounts	6,202	6,070	5,993	6,123	6,317	6,344

2000 and 1999 data was restated to reflect reclassifications between Revenues and Other costs and expenses as a result of the January 1, 2001 adoption of Emerging Issues Task Force (EITF) Issue No. 00-14, Accounting for Certain Sales Incentives. We have not restated periods prior to 1999 for EITF No. 00-14.

All financial information reflects the divestitures of our Medical Technology and Food Science businesses as discontinued operations.

We have restated all common share and per share data for the 1999 three-for-one and the 1997 and 1995 two-for-one stock splits.

(1)	In 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of the former Warner-Lambert Company into conformity with our historical method. This adjustment increased revenues in 2001 by $175 million.

(2)	Merger-related costs include the following:

2001	—	Integration costs — $467 million and restructuring charges — $372 million.

2000	—	Transaction costs directly related to our merger with Warner-Lambert Company — $226 million; costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger — $1,838 million; integration costs — $246 million and restructuring charges — $947 million.

1999	—	Transaction costs directly related to the merger with Agouron Pharmaceuticals, Inc. — $33 million.

(3)	Divestitures, restructuring and unusual items — net includes the following:

1993	—	Pre-tax charges of approximately $1,270 million and $56 million to cover worldwide restructuring programs, as well as unusual items and a gain of approximately $60 million realized on the sale of our remaining interest in Minerals Technologies Inc.

1992	—	Pre-tax gain of $259 million on the sale of a business, offset by pre-tax charges of $175 million for restructuring, consolidating and streamlining. In addition, it includes pre-tax curtailment gains of $57 million associated with postretirement benefits other than pensions of divested operations.

1991	—	Pre-tax charges of $300 million for potential future Shiley C/C heart valve fracture claims and $544 million to cover a worldwide restructuring program.

(4)	Cumulative effect of accounting changes reflects the following:

1993	—	Accounting change adopted by pre-merger Warner-Lambert: SFAS No. 109 — credit of $63 million or $.01 per share.

1992	—	Accounting changes adopted by pre-merger Pfizer: SFAS No. 106 — charge of $313 million or $.05 per share; SFAS No. 109 — credit of $30 million with no per share impact.

1991	—	Accounting change adopted by pre-merger Warner-Lambert: SFAS No. 106 — charge of $106 million or $.02 per share.

         Per share amounts of accounting changes are included in per share amounts presented for discontinued operations.

(5)	Includes net assets of discontinued operations of our MTG businesses through 1997.

(6)	Defined as long-term debt, deferred taxes on income, minority interests and shareholders’ equity.

(7)	Cash dividends paid per share for years prior to our merger with Warner-Lambert in 2000 are those of Pfizer.