Form 10-K, Exhibit 13
period 2002-12-31
PFIZER INC
filed 2003-03-27
CIK 78003

Exhibit 13

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

OVERVIEW OF CONSOLIDATED OPERATING RESULTS

In 2002, total revenues grew 12% to $32,373 million. Our human pharmaceutical business drove our performance, achieving revenue growth of 12% in 2002. We market or copromote ten human pharmaceutical products that each generated sales to third parties of $1 billion or more in 2002. Net income grew 17% to $9,126 million and diluted earnings per common share (EPS) grew 20% to $1.46 in 2002 as compared to the prior year. Net income was impacted by:

•	non-cash charges for impairment provisions related to goodwill and identifiable intangible assets, which reduced net income by $410 million after tax as a result of the January 1, 2002 adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets — such charges are recorded as a cumulative effect of a change in accounting principle;

•	costs related to our 2000 merger with Warner-Lambert Company (Warner-Lambert), which reduced net income by $331 million after tax in 2002 as compared to $505 million after tax in 2001 — such costs included integration costs and restructuring charges;

•	pre-integration costs related to our proposed acquisition of Pharmacia Corporation (Pharmacia), which reduced 2002 net income by $59 million after tax; and

•	certain significant items, which were a net increase to 2002 net income of $13 million after tax — such items included the gain on the sale of a discontinued business, gains on the sales of product lines, copromotion charges, asset impairment charges, charges to write-down equity investments, charges for various litigation matters, and merger-related costs of the confectionery, shaving, and fish-care products businesses, which were discontinued in 2002.

We sold or are in the process of selling the following businesses and product lines that do not fit our strategic goals:

•	Tetra fish-care products business (sold in December 2002)

•	Adams confectionery products business

•	Schick-Wilkinson Sword shaving products business

•	certain women’s health product lines — femhrt hormone replacement therapy and Loestrin and Estrostep contraceptives

The divestitures of the Adams and Schick-Wilkinson Sword businesses and the women’s health product lines are expected to close in the first half of 2003. These businesses and product lines are reflected as discontinued operations in 2002, 2001 and 2000.

In 2001, total revenues grew 11% to $29,024 million. Our human pharmaceutical business drove our performance, achieving revenue growth of 13% in 2001. Eight human pharmaceutical products that we marketed or copromoted each generated sales to third parties of $1 billion or more in 2001. Net income grew 109% to $7,788 million and diluted EPS grew 107% to $1.22 in 2001 as compared to the prior year. These results were impacted by:

•	negative effects of foreign exchange, which reduced 2001 revenues by $742 million;

•	costs related to our 2000 merger with Warner-Lambert, which reduced net income by $505 million after tax in 2001 as compared to $2,773 million after tax in 2000 — such costs included integration costs and restructuring charges; and

•	certain significant items, which were a net reduction to net income of $58 million after tax — such items included an increase to revenues from an accounting harmonization for Medicaid discounts and contract rebate accruals, gains on the sales of equity investments, copromotion charges, and merger-related costs of the confectionery, shaving and fish-care products businesses, which were discontinued in 2002.

ACCOUNTING POLICIES

The following accounting policies are important to an understanding of our operating results and financial condition and should be considered an integral part of the financial review. For additional accounting policies, see note 1 to the consolidated financial statements, “Significant Accounting Policies.”

Estimates and Assumptions

In preparing our financial information, we use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for sales discounts, allowances and incentives, depreciation, amortization, employee benefits, contingencies and asset valuations. For instance, in determining our annual pension and other post-employment benefit costs, we estimate the rate of return on plan assets and the cost of future health care benefits. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange, litigation, legislation and regulations. Certain of these risks, uncertainties and assumptions are discussed under the heading “Forward-Looking Information and Factors That May Affect Future Results.”

Sales Recognition

REVENUE RECOGNITION — We record revenue from product sales when the goods are shipped and title passes to the customer.

SALES INCENTIVES —We generally record sales incentives as a reduction of revenue at the time the related revenue is recorded or when the incentive is offered, whichever is later. We estimate the cost of sales incentives based on our historical experience with similar incentive programs.

SALES DISCOUNTS AND REBATES — Provisions for discounts and rebates to customers are recorded based on the terms of sale in the same period the related sales are recorded. We determine the provision for Medicaid discounts and contract rebates based on an estimate of reimbursable prescriptions filled for individuals covered by Medicaid or a provider with whom we contract.

Alliances

We have agreements to promote pharmaceutical products discovered by other companies. Revenue is earned when our copromotion partners ship the related products and title passes to their customer. Our alliance revenue is primarily based upon a percentage of our copromotion partners’ net sales. Generally, expenses for selling and marketing these products are included in Selling, informational and administrative (SI&A) expenses.

Prior to the copromoted product receiving regulatory approval, we expense, as incurred, milestone payments made under these agreements and record them in Other (income)/deductions — net. Once the product receives regulatory approval, we record any subsequent milestone payments in Other assets, deferred taxes and deferred charges and amortize them over the remaining license term or the expected product life cycle, whichever is shorter. On an ongoing basis, we review for impairment those milestone payments that have been recorded as assets.

ANNUAL REPORT 2002

P28

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the cost of our proprietary R&D efforts as well as costs incurred in connection with our third-party collaboration efforts. Pre-approval milestone payments made by us to third parties under contracted R&D arrangements are expensed when the specific milestone has been achieved. We have no third-party R&D arrangements that result in the recognition of revenue.

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, environmental, and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We record accruals for such contingencies based upon our assessment that the occurrence is probable, and where determinable, an estimate of the liability amount. We consider many factors in making these assessments, including past history, scientific evidence and the specifics of each matter. However, litigation is inherently unpredictable and excessive verdicts do occur. We record anticipated recoveries under existing insurance contracts when assured of recovery. We also provide tax reserves when we believe that a taxing authority is likely to take a sustainable position on a matter contrary to the position taken by us or one of our subsidiaries when filing required tax returns.

Financial Instruments

We invest, borrow and offset or hedge through a variety of financial instruments.

Held-to-maturity debt securities are reported at cost, which reflects our intent and ability to hold the securities until maturity and to redeem the securities for their face value.

Available-for-sale debt securities are reported at estimated fair value, with changes in fair value reported as an increase or decrease in Shareholders’ equity. These are liquid investments and their fair values are based on a valuation model that uses observable market quotes and credit ratings of the securities.

Accounts receivable are reported at contract value, less our estimate for uncollectible amounts based on our experience relative to the total population of accounts receivable.

All derivative contracts are reported at estimated fair value, with changes in fair value reported in earnings or deferred until the offset or hedged item is recognized in earnings, depending on the nature and effectiveness of the offset or hedging relationship (where changes in the fair value of the hedged item are counterbalanced by changes in the fair value of the derivative hedging instrument). The fair values of these contracts are based on valuation models that use observable market quotes and our view of the creditworthiness of the derivative counterparty. Any ineffectiveness in a hedging relationship is recognized immediately into earnings. Ineffectiveness is minimized through the proper relationship of the hedging derivative contract with the hedged item.

Pension Plans

We maintain pension plans in the U.S. and abroad in accordance with local laws and regulations. In 2002, we made voluntary contributions in excess of minimum requirements of $610 million to our pension plans in major markets. In the U.S., we have established qualified defined benefit pension plans in accordance with the Employee Retirement Income Security Act of 1974, as amended. We have traditionally contributed the maximum allowed by the Internal Revenue Service — an amount significantly above government-mandated minimum funding requirements. Our U.S. qualified defined benefit pension plans have been well funded historically. The recent decline in the equity markets coupled with the decline in long-term interest rates has not caused our U.S. qualified defined benefit pension plans to require government-mandated funding. Given our strong cash flow generation, we fully expect to be able to meet any potential future pension funding obligations.

We also provide benefits through supplemental (non-qualified) retirement plans to certain employees. We provide for these plans out of our general assets since these plans are not generally funded.

Our assumption for the expected long-term rate of return on assets in our U.S. pension plans to determine net periodic benefit cost is 9% for 2003, which represents a 1% decline from our 2002 rate of return of 10%. The assumption for the expected return on assets reflects our long-term outlook for equity and fixed income returns, factoring in our pension plans’ historical annualized compound return in excess of 9% and our asset allocation and investment strategy as well as our financial modeling around long-term market expectations. The expected return is applied to the fair market value of plan assets at each year-end. As a sensitivity measure, the effect of a 1% decline in the return-on-assets assumption is an increase in our 2003 U.S. (pre-tax) pension expense of approximately $30 million.

The discount rate used in calculating our U.S. pension benefit obligations at December 31, 2002 is 6.9%, which represents a 0.4% decline from our December 31, 2001 rate of 7.3%. The December 31, 2002 discount rate represents the weighted average of the plans’ respective discount rates. The discount rate is largely based upon an index of high-quality fixed income investments (U.S. Moody’s AA Long-Term Corporate Bond Index ) at the plans’ respective measurement dates. As a sensitivity measure, the effect of a 0.4% decline in the discount rate assumption is an increase in our 2003 U.S. (pre-tax) pension expense of approximately $31 million and an increase in the U.S. pension plans’ projected benefit obligations at December 31, 2002 of approximately $240 million.

ANNUAL REPORT 2002

P29

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

ANALYSIS OF THE CONSOLIDATED STATEMENT OF INCOME

				% CHANGE

(MILLIONS OF DOLLARS)	2002	2001	2000	02/01	01/00

Revenues	$32,373	$29,024	$26,045	12	11
Cost of sales	4,045	3,823	3,755	6	2
% of revenues	12.5%	13.2%	14.4%
SI&A expenses	10,846	9,717	9,566	12	2
% of revenues	33.5%	33.5%	36.7%
R&D expenses	5,176	4,776	4,374	8	9
% of revenues	16.0%	16.5%	16.8%
Merger-related costs	630	819	3,223	(23)	(75)
% of revenues	1.9%	2.8%	12.4%
Other (income)/ deductions — net	(120)	(95)	(374)	27	(74)

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle	11,796	9,984	5,501	18	81
% of revenues	36.4%	34.4%	21.1%
Provision for taxes on income	2,609	2,433	1,946	7	25
Effective tax rate	22.1%	24.4%	35.4%
Income from continuing operations before cumulative effect of a change in accounting principle	9,181	7,537	3,542	22	113
% of revenues	28.4%	26.0%	13.6%
Discontinued operations— net of tax	355	251	184	41	36
Income before cumulative effect of a change in accounting principle	9,536	7,788	3,726	22	109
% of revenues	29.5%	26.8%	14.3%
Cumulative effect of a change in accounting principle — net of tax	(410)	—	—	*	—

Net income	$9,126	$7,788	$3,726	17	109
% of revenues	28.2%	26.8%	14.3%

Certain reclassifications were made in 2001 and 2000 to conform to the 2002 presentation. Percentages in this table and throughout the financial review may reflect rounding adjustments.

* Calculation not meaningful.

REVENUES

Revenues increased 12% to $32,373 million in 2002 and 11% to $29,024 million in 2001. Revenue increases in both years were due to newly launched products, new indications for existing products and sales volume growth of our human pharmaceutical products.

Revenues in the U.S. grew 11% to $20,762 million in 2002 and 13% to $18,629 million in 2001. International revenues grew 12% to $11,611 million in 2002 and 8% to $10,395 million in 2001.

Revenues exceeded $500 million in each of seven countries outside the U.S. in 2002 and in each of six countries outside the U.S. in 2001. The U.S. was the only country to contribute more than 10% of total revenues in both years.

In the second quarter of 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with our historical method. At Warner-Lambert, the amount of the liability was determined based on a historical percentage of sales. The adjustment reversed the cumulative effect of several years of applying different methodologies. The adjustment increased Revenues in 2001 by $175 million. There were no cash or operational changes, nor were our Medicaid or managed-care-contract partners affected as a result of this adjustment.

ELEMENTS OF TOTAL REVENUE GROWTH (PERCENTAGES)

* Currency impact was negligible in 2002.

REVENUES BY BUSINESS SEGMENT

We operate in the following two business segments:

•	PHARMACEUTICAL — including:

–	treatments for cardiovascular diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, urogenital conditions and allergies, as well as the manufacture of empty soft-gelatin capsules
–	products for livestock and companion animals

     •     CONSUMER PRODUCTS — including self-medications for:

–	oral care, upper respiratory health, eye care, skin care and gastrointestinal health

TOTAL REVENUES BY BUSINESS SEGMENT

ANNUAL REPORT 2002

P30

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

PERCENTAGE CHANGE IN REVENUES

		ANALYSIS OF % CHANGE
	TOTAL %
	CHANGE	VOLUME*	PRICE**	CURRENCY

Pharmaceutical
2002 vs. 2001	11.9	12.4	(0.5)	—
2001 vs. 2000	12.1	12.7	2.3	(2.9)
Consumer Products
2002 vs. 2001	7.4	5.9	1.5	—
2001 vs. 2000	4.1	5.6	0.8	(2.3)
Total
2002 vs. 2001	11.5	11.9	(0.4)	—
2001 vs. 2000	11.4	12.1	2.1	(2.8)

* All alliance revenue changes are included in volume.

** Reflects impact of harmonization of accounting methodology in 2001 for Medicaid discounts and contract rebate accruals.

PERCENTAGE CHANGE IN GEOGRAPHIC REVENUES

	% CHANGE IN REVENUES

	U.S.		INTERNATIONAL

	02/01	01/00	02/01	01/00

Pharmaceutical	12	14	12	9
Consumer Products	8	6	7	(1)
Total	11	13	12	8

PHARMACEUTICAL

The pharmaceutical segment includes our human pharmaceutical and animal health businesses as well as Capsugel, a capsule manufacturing business. Revenues of our pharmaceutical segment were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2002	2001	2000	02/01	01/00

Human pharmaceutical	$28,288	$25,240	$22,328	12	13
Animal health	1,119	1,021	1,049	10	(3)
Capsugel	436	409	407	6	1

Total pharmaceutical	$29,843	$26,670	$23,784	12	12

HUMAN PHARMACEUTICAL

In the U.S. market, human pharmaceutical revenue growth was 12% in 2002 and 14% in 2001. International growth was 12% in 2002 and 11% in 2001. Excluding the effect of the 2001 harmonization of an accounting methodology for Medicaid discounts and contract rebate accruals, human pharmaceutical revenue grew by 13% in 2002. On this same basis, but also excluding the impact of foreign exchange, human pharmaceutical revenue grew by 15% in 2001.

In 2002, ten human pharmaceutical products that we market or copromote each achieved sales to third parties of $1 billion or more. These products —Lipitor, Norvasc, Zoloft, Neurontin, Celebrex, Zithromax, Viagra, Diflucan, Zyrtec and Aricept — representing 85% of our human pharmaceutical revenues, grew at a combined rate of 15% in 2002.

REVENUES — MAJOR HUMAN PHARMACEUTICAL PRODUCTS

				% CHANGE

(MILLIONS OF DOLLARS)	2002	2001	2000	02/01	01/00

Cardiovascular Diseases:	$13,348	$11,586	$10,338	15	12
Lipitor	7,972	6,448	5,028	24	28
Norvasc	3,846	3,581	3,361	7	7
Cardura	531	551	794	(4)	(31)
Accupril/Accuretic	668	604	552	11	9
Infectious Diseases:	3,615	3,638	3,523	(1)	3
Zithromax	1,516	1,506	1,382	1	9
Diflucan	1,112	1,066	1,013	4	5
Viracept	336	364	436	(8)	(16)
Central Nervous System Disorders:	5,726	4,740	3,882	21	22
Zoloft	2,742	2,365	2,139	16	11
Neurontin	2,269	1,751	1,334	30	31
Geodon	222	150	—	49	*
Aricept**	203	157	119	29	32
Diabetes:	316	308	416	2	(26)
Glucotrol XL	297	283	280	5	1
Arthritis:	363	365	360	(1)	1
Celebrex***	100	76	36	31	115
Urogenital Conditions:	1,735	1,518	1,343	14	13
Viagra	1,735	1,518	1,343	14	13
Allergy:	1,116	993	703	12	41
Zyrtec	1,115	990	699	13	42
Alliance Revenue	1,596	1,379	1,158	16	19

* Calculation not meaningful.

** Represents direct sales under license agreement with Eisai Co., Ltd.

*** Represents direct sales under license agreement with Pharmacia Corporation.

•	Lipitor is the largest-selling statin medicine worldwide for the treatment of elevated cholesterol levels in the blood.

•	Norvasc is the world’s most-prescribed branded medicine for treating hypertension.

•	Zithromax is the most-prescribed brand-name oral antibiotic in the U.S. and the second-largest-selling antibiotic worldwide.

•	Diflucan’s sales growth after 14 years on the market reflects the product’s continuing acceptance as the therapy of choice for a wide range of fungal infections.

•	Zoloft is the most-prescribed selective serotonin re-uptake inhibitor in the U.S. for the treatment of depression, obsessive-compulsive disorder (in adults and children), panic disorder, post-traumatic stress disorder (in adults) and premenstrual dysphoric disorder.

•	Neurontin is the world’s top-selling anticonvulsant for use in adjunctive therapy for epilepsy. Neurontin is also approved in more than 60 markets for the treatment of neuropathic pain conditions. Neurontin is the first oral medication approved in the U.S. to treat post-herpetic neuralgia (pain caused by a viral infection and producing a condition commonly known as shingles).

•	Viagra, for the treatment of erectile dysfunction, is among the most widely prescribed medications in the world.

•	Zyrtec provides strong, rapid and long-lasting relief for seasonal and year-round allergies and hives with once-daily dosing. Zyrtec-D 12 Hour prescription oral antihistamine decongestant combination

ANNUAL REPORT 2002

P31

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

medicine that treats both indoor and outdoor allergies, as well as nasal congestion.

•	Alliance revenue reflects revenue associated with our copromotion of Celebrex, Bextra, Aricept, Spiriva and Rebif.

-	Celebrex, the first Cox 2 specific inhibitor to enter the market and currently the best-selling arthritis treatment worldwide was discovered and developed by our alliance partner Pharmacia.
-	Bextra, the latest entry to the Cox 2 specific inhibitor market was also discovered and developed by our alliance partner Pharmacia. With Celebrex and Bextra, we can offer physicians a broad, extensive portfolio enabling them to treat a wide range of conditions from rheumatoid arthritis, to osteoarthritis, to primary dysmenorrhea (menstrual pain in adults).
-	Aricept, discovered and developed by our alliance partner Eisai Co., Ltd., is the world’s leading medicine to treat symptoms of Alzheimer’s disease.
-	Spiriva, discovered and developed by our alliance partner Boehringer Ingelheim, is used to treat chronic obstructive pulmonary disease — a chronic respiratory disorder that includes chronic bronchitis and emphysema.
-	Rebif, discovered and developed by Serono S. A. (Serono), is used to treat symptoms of relapsing forms of multiple sclerosis.

Pharmacia’s worldwide sales of Celebrex decreased 2% to $3,050 million in 2002 and increased 19% to $3,114 million in 2001. Pharmacia’s worldwide sales of Bextra were $470 million in 2002.

Alliances allow us to copromote or license these products for sale in certain countries. Under the copromotion agreements, these products are marketed and promoted with our alliance partners. We provide cash, staff and other resources to sell, market, promote and further develop these products.

Rebates under Medicaid and related state programs reduced revenues by $570 million in 2002, $342 million in 2001 ($403 million excluding the effect of the harmonization of the Pfizer/Warner-Lambert accounting methodology for Medicaid discount accruals) and $349 million in 2000. We also provided legislatively mandated discounts to the U.S. federal government of $420 million in 2002, $343 million in 2001 and $237 million in 2000. Performance-based contracts also provide for rebates to several customers. These contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products. Rebates are product specific, and therefore, for any given year can be impacted by the mix of products sold.

ANIMAL HEALTH

Revenues of our animal health business were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2002	2001	2000	02/01	01/00

Companion animal products	$524	$459	$379	14	21
Livestock products	595	562	670	6	(16)

Total animal health products	$1,119	$1,021	$1,049	10	(3)

Companion animal product revenues increased 14% in 2002 driven by strong global performance that was well-balanced across key brand performance as follows:

•	Rimadyl (for relief of arthritis pain in dogs) sales grew 14% due to increased field and marketing emphasis on the brand throughout our international markets and increased veterinary demand in the U.S. based on a new U.S. Food and Drug Administration (FDA) approval for a postoperative pain indication

•	Revolution (for protection against fleas and heartworm) sales grew 35% largely due to benefits generated from increased promotional efforts in Europe and a change from distributorship to direct customer sales in one of our Asian markets

•	Clavamox/Synulox (an antibiotic for dogs and cats) sales grew 21% due to field and marketing emphasis on the brand throughout our markets partially offset by:

•	our companion animal vaccine line, which showed growth of 5%, reflective of a mature market segment in which our commitment to customer service enables us to maintain our customer base

Livestock product revenues increased 6% in 2002 with key performance as follows:

•	swine vaccine sales grew 18% due to the 2002 launch of Flusure (a swine influenza vaccine) in the U.S., as well as the launch of RespiSure One/ Stellamune One (a single-dose swine vaccine to prevent pneumonia) in our international markets

•	cattle vaccine sales grew 12% due to growth in our European markets, where the livestock market has shown signs of recovery, and in Latin America, resulting from higher sales of vaccines for foot-and-mouth disease partially offset by:

•	Dectomax (a treatment for internal and external parasites in cattle and swine) sales, which remained flat, as the product faced increased generic competition and price erosion throughout our markets

ANNUAL REPORT 2002

P32

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

Animal health revenues decreased 3% in 2001 primarily due to:

•	the impact of mad-cow disease and foot-and-mouth disease in Europe

•	the negative effects of foreign exchange (animal health revenues increased 2% in 2001 excluding the impact of foreign exchange)

partially offset by:

•	increased sales of Revolution

•	new promotional and distribution practices as well as various restructuring initiatives

Excluding the impact of foreign exchange and the feed-additive product lines which were sold in November 2000, animal health revenues increased 13% in 2001.

In November 2000, we sold animal health’s feed-additive product lines to Phibro Animal Health, a wholly owned subsidiary of Philipp Brothers Chemicals, Inc., for cash of $45 million and a promissory note for $23 million due March 1, 2004. The sale resulted in a loss of $85 million, which was recorded in Other (income)/deductions — net.

CONSUMER PRODUCTS

The consumer products segment consists of our consumer healthcare business, a supplier of over-the-counter medicines.

CONSUMER HEALTHCARE

Revenues of our consumer healthcare business were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2002	2001	2000	02/01	01/00

Total consumer healthcare products	$2,530	$2,354	$2,261	7	4

The 7% increase in consumer healthcare revenues in 2002 was primarily due to:

•	the success of Listerine PocketPaks representing 5% of the 7% overall increase in consumer healthcare revenues

•	the 10% increase in sales of Listerine mouthwash

The 4% increase in consumer healthcare revenues in 2001 was primarily due to:

•	the sales growth of Sudafed, Benadryl and Listerine mouthwash

•	the U.S. launch of Listerine PocketPaks in September 2001

PRODUCT DEVELOPMENTS

We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing in-line and alliance products. We have six new products that were recently approved or are undergoing regulatory review in the U.S. and/or European Union (E.U.): Bextra (discovered and developed by Pharmacia), Spiriva (discovered and developed by Boehringer Ingelheim), Vfend, Geodon, Relpax and Rebif (discovered and developed by Serono).We intend to launch all six products in new markets once regulatory approvals are received. However, there are no assurances as to when, or if, we will receive regulatory approval for these or any of our other new products.

Certain significant regulatory actions by, and filings pending with, the FDA follow:

U.S. FDA Approvals

PRODUCT	INDICATION/DOSAGE	DATE APPROVED

Zoloft	Social anxiety disorder	February 2003

Relpax	Migraine headaches	December 2002

Zyrtec	For use in children 6 months to 2 years of age	November 2002

Lipitor	Familial hypercholesterolemia— use in children 10 to 17 years of age	November 2002

Geodon	Psychotic disorders — Intramuscular dosage form	June 2002

Zoloft	Premenstrual dysphoric disorder	May 2002

Zithromax	Three-day treatment regimen for severe acute bacterial symptoms of chronic obstructive pulmonary disease (COPD) (respiratory disorders that include chronic bronchitis and emphysema)	May 2002

Vfend	Antifungal — oral and intravenous dosage forms	May 2002

Neurontin	Management of post-herpetic neuralgia (pain caused by a viral infection and producing a condition commonly known as shingles)	May 2002

Rebif	Multiple sclerosis	March 2002

Pending U.S. New Drug Applications (NDA)

PRODUCT	INDICATION/DOSAGE	DATE SUBMITTED

Darifenacin	Overactive bladder	December 2002

Geodon	Liquid oral suspension dosage form	September 2002

Viracept	HIV — new dosage form	June 2002

Zoloft	Pediatric depression	December 2001

Spiriva	COPD	December 2001

Norvasc	Pediatric	September 2001

Cardura XL	Benign prostatic hyperplasia (enlarged prostate)	April 2001

•	In December 2002, Spiriva received an approvable letter from the FDA for the long-term once-daily maintenance treatment of bronchospasm associated with COPD. The E.U. Mutual Recognition procedure was completed in April 2002. Spiriva is commercially available in 13 countries, including Germany, Canada and the United Kingdom.

•	In November 2002, the FDA approved revised labeling for Bextra to include a contraindication for use in patients who have demonstrated allergic-type reactions to sulfonamides, statements in the “warnings” section regarding serious skin and anaphylactoid reactions and information in the post-marketing experience section about hypersensitivity and skin reactions.

•	In October 2002 and September 2002, the intravenous formulations of Zithromax were approved in Spain and Italy.

ANNUAL REPORT 2002

P33

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

•	In September 2002, our co-marketing partner Eisai submitted a supplemental NDA with the FDA for the use of Aricept in the treatment of vascular dementia.

•	In August 2002, Zoloft received labeling in the U.S. featuring the results of the first and only studies assessing the utility of a selective serotonin re-uptake inhibitor in the maintenance treatment of panic disorder and obsessive-compulsive disorder.

•	In July 2002, the regulatory authorities in the E.U. recommended Bextra for approval.

•	In June 2002, the FDA approved revised labeling for Celebrex. The new prescribing information includes additional gastrointestinal safety data and data indicating that there was no increased risk for serious cardiovascular adverse events observed, including heart attack, stroke and unstable angina.

•	In March 2002, Vfend was approved in both oral and intravenous forms in the E.U.

Ongoing or planned clinical trials for additional uses and dosage forms for our currently marketed products include:

PRODUCT	INDICATION/DOSAGE

Viagra	Female sexual arousal disorder Pulmonary arterial hypertension in both children and adults

Lipitor/Norvasc	Single product that combines cholesterol-lowering and antihypertensive medications in Lipitor and Norvasc

Celebrex	Sporadic adenomatous polyposis — a precancerous condition caused by growths in the intestines
Barrett’s esophagus — a precancerous condition caused by repeated damage from stomach acid regurgitation
Actinic keratosis — a precancerous skin growth caused by overexposure to sunlight
Bladder cancer
Ankylosing spondylitis — an inflammation of the spine Chronic lower back pain

Zithromax	Sinusitis Sustained release Zithromax (bacterial infections)

Geodon	Mania

It is our current intention to submit applications for the following new chemical compounds subject to ongoing negotiations and discussions with various regulatory agencies:

		ANTICIPATED
COMPOUND	INDICATION	SUBMISSION DATE

Lipitor/Norvasc	Dual therapy	2003

pregabalin	Neuropathic pain Epilepsy Generalized anxiety disorder	2003

Advanced-stage clinical studies are continuing for several agents, including indiplon for insomnia, Macugen for macular degeneration, capravirine for HIV/AIDS, lasofoxifene for osteoporosis and other indications, varenicline for smoking cessation and Exubera, an inhalable form of insulin under co-development, co-manufacture, and co-marketing with Aventis Pharma (Aventis), with the participation of Nektar Therapeutics (formerly known as Inhale Therapeutic Systems).

Together with Aventis, we will complete additional long-term studies for the Exubera development program. These trials are well under way and involve patients with Type 1 and Type 2 diabetes. Because of the potential widespread use of Exubera among diabetes patients, additional rigorous testing and assessment of all pulmonary function measures are appropriate to deepen the medical understanding of diabetes and Exubera’s role in the future management of diabetes. Based on interim data from one-year controlled safety studies, we are confident that Exubera will be an important medication to treat this devastating disease. We are continuing our discussions with regulatory agencies regarding the timing of the submission.

In December 2002, we announced an agreement with Neurocrine Biosciences, Inc. (Neurocrine) for the exclusive worldwide development and commercialization of indiplon, Neurocrine’s Phase III compound for the potential treatment of insomnia. Under terms of the agreement, we will obtain an exclusive, worldwide license for indiplon. We will record all sales of indiplon and Neurocrine will have exclusive rights to copromote, but not to sell, indiplon in the U.S. Following filing of an NDA for indiplon, Neurocrine will also have rights to detail, but not to sell, our antidepressant, Zoloft, in the U.S. The government approved the transaction in February 2003 and we expect to expense a payment of $100 million to Neurocrine in March 2003. Additional milestone payments of $300 million potentially could be made to Neurocrine based on worldwide regulatory submissions and approvals. We will fund the ongoing development of indiplon and pay royalties on worldwide sales and copromotion commissions in the U.S. Neurocrine may submit the indiplon NDA as early as year-end 2003. Following the U.S. launch of indiplon, we will provide a $175 million secured credit facility for a period of three years.

Also in December 2002, we announced an agreement with Eyetech Pharmaceuticals, Inc. (Eyetech) to jointly develop and commercialize Eyetech’s Macugen™ (pegaptanib sodium), a potential treatment for age-related macular degeneration (AMD) and diabetic macular edema (DME), both leading causes of blindness. The government approved the transaction in February 2003 at which time we expensed our $100 million payment to Eyetech. Additional milestone payments up to $195.5 million potentially could be made to Eyetech based on worldwide regulatory submission and approvals. Eyetech also has the potential to receive up to an additional $450 million in milestone payments, which are contingent upon successful commercialization of Macugen™ and attainment of agreed-upon sales levels. We will also fund the majority of the ongoing development costs for both the AMD and DME indications. If approved, we will copromote Macugen™ with Eyetech in the U.S. and we will record alliance revenue for copromotion services provided to Eyetech. Outside the U.S., we will market the product exclusively under a royalty-bearing license and we will directly record sales of the product.

Additional product-related programs are in various stages of discovery and development.

ANNUAL REPORT 2002

P34

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

COSTS AND EXPENSES

Cost of sales increased 6% in 2002 and 2% in 2001 while revenues increased 12% in 2002 and 11% in 2001. The change in both years reflects favorable business and product mix, the benefit of integration synergies and improvements in manufacturing efficiencies. Manufacturing efficiencies stem from greater volume and cost reductions attributable to procurement initiatives, as well as plant operating efficiencies. Cost of sales in 2002 was unfavorably impacted by foreign exchange versus a favorable impact in 2001.

SI&A expenses increased 12% in 2002 and 2% in 2001. These increases are mainly due to strong marketing and sales support for our broad portfolio of human pharmaceutical products. During 2002, marketing expenses included costs associated with the U.S. launch of the anti-arthritic product Bextra, copromoted with Pharmacia, the U.S. launch of the anti-fungal agent Vfend, and initial commercial support of the multiple sclerosis product Rebif, copromoted in the U.S. with Serono. In Europe, the launch of Spiriva for COPD, copromoted with Boehringer Ingelheim and the migraine product Relpax also contributed to the year-over-year increase in marketing expenses.

R&D expenses increased 8% in 2002 and 9% in 2001. In both years, growth is attributable to increased support of the late-stage R&D portfolio, higher costs as a result of the recent expansion of facilities and increased information technology costs due to the continued implementation of enterprise-wide resource management systems.

We incurred the following merger-related costs in continuing operations in connection with our merger with Warner-Lambert and our proposed acquisition of Pharmacia:

(MILLIONS OF DOLLARS)	2002	2001	2000

Transaction costs	$—	$—	$226
Transaction costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger	—	—	1,838
Integration costs—Warner-Lambert	345	456	242
Pre-integration costs — Pharmacia	98	—	—
Restructuring charges — Warner-Lambert	187	363	917

Total merger-related costs	$630	$819	$3,223

•	Transaction costs include banking, legal, accounting and other costs directly related to our merger with Warner-Lambert.

•	Integration costs represent external, incremental costs directly related to our merger with Warner-Lambert, including expenditures for consulting and systems integration.

•	Pre-integration costs represent external, incremental costs directly related to our proposed acquisition of Pharmacia.

The components of the restructuring charges associated with the merger of the Warner-Lambert operations follow:

					UTILIZATION
					THROUGH	RESERVE*
	PROVISIONS				DEC. 31,	DEC. 31,

(MILLIONS OF DOLLARS)	2002	2001	2000	TOTAL	2002	2002

Employee termination costs	$170	$249	$850	$1,269	$(1,237)	$32
Property, plant and equipment	4	84	46	134	(134)	—
Other	13	30	21	64	(64)	—

Total	$187	$363	$917	$1,467	$(1,435)	$32

*Included in Other current liabilities.

Through December 31, 2002, the charges for employee termination costs represent the approved reduction of our work force of our continuing businesses by 7,961 people, mainly in administrative functions for corporate, manufacturing, distribution, sales and research. We notified affected individuals, and as of December 31, 2002, 7,321 employees had been terminated. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Warner-Lambert employment contracts. Under the terms of these contracts, certain terminated employees may elect to defer receipt of severance benefits. Severance benefits deferred for future payments were $218 million at December 31, 2002 and $215 million at December 31, 2001. The deferred severance benefits are considered utilized charges and are included in Other noncurrent liabilities.

The impairment and disposal charges through December 31, 2002 for property, plant and equipment include the consolidation of facilities and related fixed assets and the termination of certain software installation projects.

Merger-related synergies of about $1.8 billion were achieved in 2002 related to the Warner-Lambert acquisition. Total merger-related costs (excluding the transaction costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger) were about $2.8 billion from the close of the transaction through the end of 2002. Costs associated with the Warner-Lambert transaction are essentially complete, and the total is consistent with previous estimates.

The components of other (income)/deductions — net follow:

(MILLIONS OF DOLLARS)	2002	2001	2000

Interest income	$(382)	$(539)	$(558)
Interest expense	279	322	427
Interest expense capitalized	(28)	(56)	(46)

Net interest income	(131)	(273)	(177)
Various litigation matters	15	—	—
Gains on the sales of product lines	(34)	—	(117)
Asset impairment charges	63	—	—
Gains on sales of equity investments	—	(17)	(216)
Copromotion charges for fees paid prior to regulatory approval	32	206	—
Loss on sale of animal health feed-additive products	—	—	85
Rezulin withdrawal provision	—	—	136
Amortization of goodwill and other intangibles	28	94	110
Net exchange (gains)/losses	40	33	(59)
Other, net	(133)	(138)	(136)

Other (income)/deductions — net	$(120)	$(95)	$(374)

Our overall effective tax rate for continuing operations was 22.1% in 2002 and 24.4% in 2001. The lower tax rate in 2002 was primarily due to changes in product mix and tax-planning initiatives.

The effective tax rate for continuing operations, excluding the cumulative effect of a change in accounting principle, certain significant items and merger-related costs was 23.0% in 2002 and 25.1% in 2001.

ANNUAL REPORT 2002

P35

Financial Review
PFIZER AND SUBSIDIARY COMPANIES

DISCONTINUED OPERATIONS

We sold or are in the process of selling the following businesses and product lines that do not fit our strategic goals:

•	In December 2002, we sold the Tetra fish-care products business, formerly part of our Consumer Products segment, to the Triton Fund for $238.5 million in cash. We recognized a gain of $117 million ($77 million net of tax) on the sale in 2002.

•	In December 2002, we entered into an agreement to sell the Adams confectionery products business, formerly part of our Consumer Products segment, to Cadbury Schweppes plc for $4.2 billion in cash.

•	In January 2003, we entered into an agreement to sell the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Products segment, to Energizer Holdings Inc. for $930 million in cash.

•	We decided to sell certain of our women’s health product lines (femhrt, Loestrin and Estrostep), formerly part of our Pharmaceutical segment.

The divestitures of the Adams and Schick-Wilkinson Sword businesses and the women’s health product lines are expected to close in the first half of 2003 and are subject to the usual regulatory approvals. These businesses and product lines are reflected as discontinued operations in 2002, 2001 and 2000.

The following amounts related to the Tetra, Adams and Schick-Wilkinson Sword businesses and women’s health product lines have been segregated from continuing operations and reflected as discontinued operations:

(MILLIONS OF DOLLARS)	2002	2001	2000

Revenues	$2,908	$2,958	$3,055

Pre-tax income	$447	$405	$262
Provision for taxes on income	169	154	97

Income from operations of discontinued businesses — net of tax	278	251	165

Pre-tax gain on sale of discontinued business	117	—	32
Provision for taxes on gain	40	—	13

Gain on sale of discontinued business — net of tax*	77	—	19

Discontinued operations — net of tax	$355	$251	$184

*	Reflects working capital settlement amounts in 2000 for certain of our previously discontinued businesses.

INCOME FROM OPERATIONS

Income before the cumulative effect of a change in accounting principle, excluding certain significant items and merger-related costs, increased 19% in 2002 and 29% in 2001. We believe that investors’ understanding of our performance is enhanced by disclosing net income excluding the impact of the cumulative effect of a change in accounting principle; costs related to merger activities; gains or losses on the sale of businesses, product lines and equity investments; copromotion charges; and other items. Management analyzes the company’s performance based on operating results excluding certain significant items and merger-related costs. We believe that this basis better portrays the core operations of the company. A reconciliation between income before the cumulative effect of a change in accounting principle, as reported under accounting principles generally accepted in the United States of America (GAAP), and income before the cumulative effect of a change in accounting principle, excluding certain significant items and merger-related costs follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2002	2001	2000	02/01	01/00

Income before cumulative effect of a change in accounting principle, as reported under GAAP	$9,536	$7,788	$3,726	22	109
Certain significant items and merger-related costs	377	563	2,769	(33)	(80)

Income before cumulative effect of a change in accounting principle, excluding certain significant items and merger-related costs	$9,913	$8,351	$6,495	19	29

Certain significant items and merger-related costs follow:

(MILLIONS OF DOLLARS)	2002	2001	2000

Significant items, pre-tax:
Harmonization of accounting methodology*	$—	$(175)	$—
Copromotion charges**	32	206	—
Asset impairment charges**	18	—	—
Gains on the sales of equity investments**	—	(17)	(216)
Gain on the sale of discontinued business***	(117)	—	—
Gains on the sales of product lines**	(34)	—	(117)
Charges to write-down equity investments**	45	—	—
Various litigation matters†	25	—	—
Warner-Lambert merger-related costs of discontinued businesses***	6	20	34
Costs associated with the withdrawal of Rezulin**	—	—	136
Loss on the sale of feed-additive products**	—	—	85

Total significant items, pre-tax	(25)	34	(78)
Total merger-related costs, pre-tax	630	819	3,223

Total significant items and merger-related costs, pre-tax	605	853	3,145
Provision for taxes on income	(228)	(290)	(376)

Total significant items and merger-related costs, after tax	$377	$563	$2,769

*	Represents an increase to Revenues from the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid discounts and contract rebate accruals.

**	Included in Other (income)/deductions — net.

***	Included in Discontinued operations — net of tax.

†	$15 million included in Other (income)/deductions — net and $10 million in Selling, informational and administrative expenses.

ANNUAL REPORT 2002

P36

Financial Review
PFIZER AND SUBSIDIARY COMPANIES

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Our net financial asset position as of December 31 was as follows:

(MILLIONS OF DOLLARS)	2002	2001

Financial assets*	$18,111	$14,608
Short-term borrowings and long-term debt	11,809	8,872

Net financial assets	$6,302	$5,736

*	Consists of cash and cash equivalents, short-term loans and investments and long-term loans and investments.

SELECTED MEASURES OF LIQUIDITY AND CAPITAL RESOURCES

	2002	2001

Cash and cash equivalents and short-term loans and investments (millions of dollars)*	$12,950	$8,884
Working capital (millions of dollars)**	6,226	5,483
Current ratio***	1.34:1	1.40:1
Shareholders’ equity per common share †	$3.27	$2.95

*	Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to subsidiaries as needed. Where local restrictions prevent intercompany financing, subsidiaries’ working capital needs would be met through ongoing cash flows and/or external borrowings.

**	We rely largely on operating cash flow, short-term commercial paper borrowings and long-term debt to provide for working capital needs. Working capital includes assets and liabilities of our discontinued businesses held for sale.

***	Current ratio is the proportion of current assets to current liabilities.

†	Represents total shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trust).

The increase in working capital in 2002 was primarily due to the following:

•	cash from current period operations

•	long-term debt issuances — $603 million

partially offset by:

•	purchases of property, plant and equipment — $1,758 million

•	purchases of our common stock — $4,996 million

•	cash dividends on common stock — $3,168 million

The increase in shareholders’ equity per common share in 2002 is primarily due to net income, partially offset by dividends declared.

SUMMARY OF CASH FLOWS

(MILLIONS OF DOLLARS)	2002	2001	2000

Cash provided by/(used in):
Operating activities	$9,864	$8,861	$5,912
Investing activities	(4,338)	(7,135)	(3,635)
Financing activities	(4,999)	(2,096)	(3,728)
Discontinued operations	319	313	188
Effect of exchange-rate changes on cash and cash equivalents	(4)	(6)	4

Net increase/(decrease) in cash and cash equivalents	$842	$(63)	$(1,259)

Net cash provided by continuing operating activities increased $1,003 million in 2002 primarily due to:

•	current period continuing operations net of non-cash items

partially offset by:

•	timing of collections of accounts receivable

Net cash provided by operating activities increased $2,949 million in 2001 primarily due to:

•	current period operations, excluding merger-related costs

•	timing of collections of accounts receivable

partially offset by:

•	payments of merger-related costs

Net cash used in investing activities decreased $2,797 million in 2002 primarily due to:

•	a decline in property, plant and equipment purchases of $347 million

•	a decline in long-term and short-term investment purchases of $2,397 million

•	proceeds from the sale of the Tetra business of $198 million partially offset by:

•	an increase in product rights acquired of $360 million

Net cash used in investing activities increased $3,500 million in 2001 primarily due to:

•	an increase in purchases of short- and long-term investments of $9,326 million partially offset by:

•	an increase in redemptions of short-term investments of $6,216 million

Net cash used in financing activities increased $2,903 million in 2002 primarily due to:

•	a decrease in net proceeds from borrowings of $1,006 million

•	an increase in common share purchases under our stock buyback programs of $1,331 million

•	an increase in cash dividends paid of $453 million as a result of an 18% increase in our quarterly dividends

Net cash used in financing activities decreased $1,632 million in 2001 primarily due to:

•	an increase in net proceeds from borrowings of $5,225 million partially offset by:

•	an increase in common share purchases of $2,660 million

•	an increase in cash dividends paid of $518 million

•	less cash received from exercises of employee stock options of approximately $400 million

In July 2002, we announced a new $16 billion share-purchase program, increased from the initial $10 billion authorized by our board of directors on June 27, 2002. We will buy back our common stock via open market purchases or in privately negotiated transactions, as circumstances and prices warrant, with the anticipation of completing the share-purchase program in 2003. Under this share-purchase program, we purchased approximately 102 million shares of common stock at an average price

ANNUAL REPORT 2002

P37

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

of $29.41 per share, at a total cost of approximately $3 billion, in 2002. In May 2002, we completed the share-purchase program authorized in June 2001. In total under the June 2001 program, we purchased 120 million shares at a total cost of approximately $4.8 billion. During 2002, under both the 2002 and the 2001 programs, we purchased approximately 153 million shares of common stock at a total cost of approximately $5 billion. Purchased shares are available for general corporate purposes.

PAYMENTS DUE UNDER CONTRACTUAL OBLIGATIONS AT DECEMBER 31, 2002 MATURE AS FOLLOWS:

	TOTAL	YEARS

			OVER 1	OVER 3
(MILLIONS OF DOLLARS)		WITHIN 1	TO 3	TO 5	AFTER 5

Short-term borrowings	$8,669	$8,669	$—	$—	$—
Lease commitments	1,399	171	314	239	675
Purchase commitments of our manufacturing and research operations	675	582	41	30	22
Clinical development commitments	303	181	89	29	4
Strategic alliance commitments	808	264	343	201	—
Long-term debt*	3,140	—	831	820	1,489

*	Long-term debt consists of senior unsecured notes, floating-rate unsecured notes, foreign denominated notes and other borrowings and mortgages.

In 2003, for Pfizer on a stand-alone basis, we expect to spend approximately $1.8 billion on property, plant and equipment.

Our short-term borrowings have been rated P1 by Moody’s Investors Service (Moody’s) and A-1+ by Standard and Poor’s (S&P). Also, our long-term debt has been rated Aaa by Moody’s and AAA by S&P for the past 17 years. Moody’s and S&P are the major corporate debt-rating organizations, and these are their highest ratings. Both agencies have confirmed our ratings following the announcement of our intent to acquire Pharmacia. We rely largely on operating cash flow, short-term commercial paper borrowings and long-term debt to provide for working capital needs. Our access to short-term financing at favorable rates would be materially affected by a substantial downgrade in our credit ratings. Our superior credit ratings are primarily based on our diversified product portfolio, our strong operating cash flows and our substantial cash balances.

In April 2002, we issued $600 million of senior unsubordinated dollar-denominated debt. The notes mature on April 15, 2009, with interest payable annually, in arrears, beginning on April 15, 2003, at a rate of 5.625%. The proceeds from the debt were used for general corporate purposes.

In 2001, we issued $1,350 million and 60 billion yen ($489 million at date of issuance) of senior unsecured notes — $600 million of the notes mature November 1, 2004, with interest payable semi-annually at a rate of 3.625%. The remaining $750 million of the notes mature on February 1, 2006, with interest payable semi-annually at a rate of 5.625%. The 60 billion yen notes mature on March 18, 2008, with interest payable semi-annually, at a rate of ..80%. The proceeds from the note issuances were used for general corporate purposes.

We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We utilize short-term commercial paper to provide working capital. We maintain cash balances in excess of our commercial paper borrowings and have access to $2.9 billion of lines of credit that expire within one year. Of these lines of credit, $2.5 billion are unused, of which our lenders have committed to loan us $500 million at our request.

In February 2003, we issued:

•	$300 million senior unsecured notes, due March 2009, which pay interest semi-annually, beginning on September 2, 2003, at a rate of 3.3%; and

•	$300 million senior unsecured notes, due March 2018, which pay interest semi-annually, beginning on September 1, 2003, at a rate of 4.65%.

The notes were issued under a $5 billion debt shelf registration statement filed with the Securities and Exchange Commission in November 2002.

In connection with these debt issuances, we entered into:

•	$300 million notional amount of interest rate swaps maturing in 2009; and

•	$300 million notional amount of interest rate swaps maturing in 2018.

We designated these interest rate swaps as fair value hedges of the changes in the fair value of fixed rate debt. These swaps serve to reduce our exposure to long-term U.S. interest rates by effectively converting the fixed rates associated with the long-term debt to floating rates.

We have approximately $6.9 billion in available borrowings between unused lines of credit and debt securities under a shelf registration statement filed with the SEC.

Certain of our copromotion agreements include additional provisions that give our alliance partners the right to negotiate the copromotion of certain specified Pfizer-discovered products or to receive cash payments beginning after 2005.

DIVIDENDS ON COMMON STOCK

Our dividend payout ratio was approximately 36% in both 2002 and 2001. In December 2002, our Board of Directors declared a first-quarter 2003 dividend of $.15 per share. The 2003 cash dividend marks the 36th consecutive year of dividend increases.

BANKING OPERATION

Our international banking operation, Pfizer International Bank Europe (PIBE), operates under a full banking license from the Central Bank of Ireland. The results of its operations are included in Other (income)/deductions — net.

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

ANNUAL REPORT 2002

P38

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

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

RECENTLY ISSUED ACCOUNTING STANDARDS

As of January 1, 2003, we will adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. We do not expect the provisions of SFAS No. 143 to have a material impact on our consolidated financial statements.

Also on January 1, 2003, we will adopt the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 amends existing accounting rules for these costs by requiring that a liability be recorded at fair value when incurred. The liability would be reviewed regularly for changes in fair value with adjustments recorded in the consolidated financial statements. SFAS No. 146 also provides specific guidance for lease termination costs and one-time employee termination benefits when incurred as part of an exit or disposal activity. SFAS No. 146 will change the measurement and timing of costs associated with exit and disposal activities initiated after December 31, 2002. The provisions of SFAS No. 146 will be applied prospectively to all such costs.

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 provides guidance on the identification of variable interest entities, entities for which control is achieved through means other than through voting rights, and how to determine whether a variable interest holder should consolidate the variable interest entities. This interpretation applies immediately to all variable interest entities created after January 31, 2003. The effective date for applying FIN 46’s consolidation requirements to variable interest entities acquired before February 1, 2003 is the beginning of our third quarter 2003. We do not expect the adoption of FIN 46 to have a material impact on our consolidated financial statements.

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This annual report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results. Among the factors that could cause actual results to differ materially are the following:

•	the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved

•	competitive developments affecting our current growth products

•	the ability to successfully market both new and existing products domestically and internationally

•	difficulties or delays in manufacturing

•	trade buying patterns

•	the ability to meet generic and branded competition after the loss of patent protection for our products

•	trends toward managed care and health care cost containment

•	possible U.S. legislation affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare

•	legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access

•	contingencies related to actual or alleged environmental contamination

•	legal defense costs, insurance expense, settlement costs, and the risk of an adverse decision related to product liability, patent protection and other lawsuits

•	the company’s ability to protect its patents and other intellectual property both domestically and internationally

•	interest rate and foreign currency exchange rate fluctuations

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations

•	changes in generally accepted accounting principles

•	any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas

•	the ability to divest and the timing of the divestitures of the discontinued businesses

•	growth in costs and expenses

•	changes in our product mix

•	the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to obtain the anticipated results and synergies from our announced proposed acquisition of Pharmacia and the increased uncertainty created by the integration of the two businesses, as well as our sale of the Tetra business, our proposed sale of the Adams and Schick-Wilkinson Sword businesses and the timing and success of the sale of the women’s health product lines

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions.

ANNUAL REPORT 2002

P39

Financial Review
PFIZER INC AND SUBSIDIARY COMPANIES

Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Cautionary Factors That May Affect Future Results” in Item 1 of our annual report on Form 10-K for the year ended December 31, 2002, which will be filed at the end of March 2003.

This discussion of potential risks and uncertainties is by no means complete but is designed to highlight important factors that may impact our outlook.

Proposed Acquisition of Pharmacia Corporation

On July 15, 2002, we announced that we signed a definitive agreement to merge with Pharmacia Corporation (Pharmacia) in a stock-for-stock transaction valued on that date at approximately $60 billion. In December 2002, both Pfizer and Pharmacia shareholders approved the acquisition. The European Commission has approved our proposed acquisition of Pharmacia. We are awaiting approval by U.S. regulatory authorities. We expect the acquisition will close in the first quarter of 2003. Under terms of the merger agreement, upon close of the transaction we will exchange 1.4 shares of Pfizer common stock for each outstanding share of Pharmacia common stock in a tax-free transaction resulting in the issuance of approximately 2 billion shares of Pfizer common stock. We also will exchange options on 1.4 shares of Pfizer common stock for each outstanding Pharmacia option at the merger date. In addition, each share of Pharmacia convertible perpetual preferred stock will be exchanged for a share of a newly created class of Pfizer convertible perpetual preferred stock with rights substantially identical to the rights of the Pharmacia convertible perpetual preferred stock. The perpetual preferred stock will be convertible into approximately 16 million shares of Pfizer common stock.

In 2002, we have incurred approximately $33 million in transaction costs, including banking, legal, accounting and other costs directly related to our proposed acquisition of Pharmacia. At December 31, 2002, these costs are included in Other assets, deferred taxes and deferred charges. However, upon close of the acquisition, these amounts will become a part of the purchase price of Pharmacia. We have also incurred and expensed approximately $98 million of pre-integration costs associated with the proposed acquisition of Pharmacia. These costs are included in Merger-related costs.

The acquisition of Pharmacia could result in the divestiture of certain assets and operations, as required by regulatory agencies.

Competition and the Health Care Environment

In the U.S., many pharmaceutical products are subject to increasing pricing pressures, which could be significantly impacted by the current national debate over Medicare reform. If the Medicare program provided outpatient pharmaceutical coverage for its beneficiaries, the federal government, through its enormous purchasing power under the program, could demand discounts from pharmaceutical companies that may implicitly create price controls on prescription drugs. On the other hand, a Medicare drug reimbursement provision may increase the volume of pharmaceutical drug purchases, offsetting at least in part these potential price discounts. In addition, managed care organizations, institutions, Medicaid and other government agencies continue to seek price discounts. Government efforts to reduce Medicare and Medicaid expenses may continue to increase the use of managed care organizations. This may result in managed care’s influencing prescription decisions for a larger segment of the population.

We encounter similar regulatory and legislative issues in most other countries. In Europe and some other international markets, the government provides health care at low direct costs to consumers and regulates pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored health care system. This international patchwork of price regulation has led to different prices and some third-party trade in our products from markets with low prices. Such trade exploiting price differences between countries can undermine our sales in markets with higher prices. As a result, it is expected that pressures on the pricing component of operating results will continue.

As part of our commitment to improving health care for low-income seniors, we have expanded our Pfizer For Living program to include three new elements: a Pfizer Share Card; a help line to assist low-income seniors in learning about other services and benefits available in the healthcare system; and new easy-to-read health information on medical conditions. The Pfizer Share Card enables individual Medicare-eligible Americans with annual gross incomes of less than $18,000 ($24,000 for couples who file joint returns) who lack prescription drug coverage to buy a 30-day supply of any Pfizer prescription medicine for a flat fee of $15 per product. The Pfizer Share Card builds upon our longstanding commitment to ensure that patients have access to innovative pharmaceuticals, regardless of their ability to pay. Through Sharing the Care — a partnership with the National Governors Association and the National Association for Community Health Centers — we provide many of our leading medicines to low-income, uninsured patients through a network of 380 community health centers. Through a complementary program, Connection to Care, we donate medicines through individual physicians treating indigent patients. Internationally, we have two innovative access programs: the International Trachoma Initiative (ITI) and the Diflucan Partnership Program (DPP). Through the ITI, we donate the antibiotic Zithromax to combat blinding trachoma in developing countries. Through the DPP, we donate our antifungal Diflucan to treat two opportunistic fungal infections that often strike patients with HIV/AIDS in the world’s least developed countries where the disease is most prevalent. The DPP is currently active in 13 countries.

Operating Environment

Operations could be affected by changes in intellectual property legal protections and remedies, trade regulations and procedures and actions affecting approval, production, pricing, reimbursement and marketing of products, as well as by unstable governments and legal systems, intergovernmental disputes and possible nationalization.

Financial Risk Management

The overall objective of our financial risk management program is to seek a reduction in the potential negative earnings effects from changes in foreign exchange and interest rates arising in our business activities.

ANNUAL REPORT 2002

P40

FINANCIAL REVIEW
PFIZER INC AND SUBSIDIARY COMPANIES

We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change. Generally, we do not use financial instruments for trading activities.

FOREIGN EXCHANGE RISK — A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities.

Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from mostly intercompany short-term foreign currency assets and liabilities that arise from operations. We also use foreign currency forward-exchange contracts and foreign currency swaps to hedge the potential earnings effects from short- and long-term foreign currency investments and loans and intercompany loans.

Foreign currency put options are sometimes purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to one year. In 2002, these purchased options hedge Japanese yen versus the U.S. dollar.

In addition, under certain market conditions, we protect against possible declines in the reported net assets of our subsidiaries in Japan and in countries that are members of the European Economic and Monetary Union. Early in the first quarter of 2001, we ceased all borrowings in euros.

For additional details on foreign exchange exposures, see note 6-D to the consolidated financial statements, “Financial Instruments — Derivative Financial Instruments and Hedging Activities.”

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

•	foreign currency forward-exchange contracts, currency swaps and foreign currency put options — net present values

•	foreign receivables, payables, debt and loans — changes in exchange rates

In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar. All other factors were held constant.

If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see note 6-D to the consolidated financial statements, “Financial Instruments — Derivative Financial Instruments and Hedging Activities: Accounting Policies.”

INTEREST RATE RISK — Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. We are also subject to interest rate risk on Japanese yen short- and long-term borrowings. Under certain market conditions, interest rate swap contracts are used to adjust interest-sensitive assets and liabilities and forecasted assets and liabilities.

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

Legal Proceedings and Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, environmental, and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We do not believe any of them will have a material adverse effect on our financial position. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have valid defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

Patent claims include challenges to the coverage and/or validity of our patents on various products or processes. Although we believe that we have valid defenses to these challenges with respect to all our material patents, there can be no assurance as to the outcome of these matters, and a loss in any of these cases could result in a loss of patent protection for the drug at issue, which could lead to a significant loss of sales of that drug and could materially affect future results of operations.

Outlook

We sold, or are in the process of selling, several businesses that do not fit our strategic goals. We expect to complete the remaining divestitures in the first half of 2003. Due to the partial-year loss of contribution of these businesses to our consolidated results — in part offset by interest income on the proceeds from their sale — we forecast 2003 diluted EPS, excluding certain significant items and merger-related costs, for Pfizer on a stand-alone basis, of approximately $1.80. We do not forecast reported 2003 diluted EPS in large part because the exact timing of the Pharmacia acquisition and the exact terms of the divestitures have not yet been determined and therefore related merger-related costs cannot yet be forecasted nor can any gains from sales of businesses.

ANNUAL REPORT 2002

P41

Management’s Report

We prepared and are responsible for the financial statements that appear on pages 44 to 68. These financial statements are in conformity with accounting principles generally accepted in the United States of America, and therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

We have designed a system of internal controls to:

•	safeguard the Company’s assets,

•	ensure that transactions are properly authorized,

•	provide reasonable assurance, at reasonable cost, of the integrity, objectivity and reliability of the financial information, and

•	include procedures for appropriate disclosure.

An effective internal control system has inherent limitations no matter how well designed, and therefore, can provide only reasonable assurance with respect to financial statement preparation. The system is built on a business ethics policy that requires all employees to maintain the highest ethical standards in conducting Company affairs. Our system of internal control includes:

•	careful selection, training and development of financial managers,

•	an organizational structure that segregates responsibilities,

•	a communications program that ensures that the Company’s policies and procedures are well understood throughout the organization,

•	an extensive program of internal audits, with prompt follow-up, including reviews of separate operations and functions around the world, and

•	the periodic evaluation of disclosure controls and procedures.

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

We consider, and take appropriate action on, recommendations made by KPMG LLP and our internal auditors. We believe that our system of internal control is effective and adequate to accomplish the objectives discussed above.

Henry A. Mckinnell, Chairman and Chief Executive Officer

David L. Shedlarz, Principal Financial Officer

Loretta V. Cangialosi, Principal Accounting Officer
FEBRUARY 27, 2003

Audit Committee’s Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has also considered whether the independent auditors’ non-audit services to the Company are compatible with the auditors’ independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors with and without management present to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee has selected and the Board of Directors has ratified, subject to shareholder approval, the selection of the Company’s independent auditors.

Robert Burt, Chair, Audit Committee FEBRUARY 27, 2003

ANNUAL REPORT 2002

P42

Independent Auditors’ Report

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, Pfizer Inc adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets.

KPMG LLP

New York, NY FEBRUARY 27, 2003

P43

Consolidated Statement of Income
PFIZER INC AND SUBSIDIARY COMPANIES

	YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2002	2001	2000

Revenues	$32,373	$29,024	$26,045
Costs and expenses:
Cost of sales	4,045	3,823	3,755
Selling, informational and administrative expenses	10,846	9,717	9,566
Research and development expenses	5,176	4,776	4,374
Merger-related costs	630	819	3,223
Other (income)/deductions — net	(120)	(95)	(374)

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle	11,796	9,984	5,501
Provision for taxes on income	2,609	2,433	1,946
Minority interests	6	14	13

Income from continuing operations before cumulative effect of a change in accounting principle	9,181	7,537	3,542

Discontinued operations:
Income from operations of discontinued businesses — net of tax	278	251	165
Gain on sale of discontinued business — net of tax	77	—	19

Discontinued operations — net of tax	355	251	184

Income before cumulative effect of a change in accounting principle	9,536	7,788	3,726
Cumulative effect of a change in accounting principle — net of tax	(410)	—	—

Net income	$9,126	$7,788	$3,726

Earnings per common share — basic
Income from continuing operations before cumulative effect of a change in accounting principle	$1.49	$1.21	$.57

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.05	.04	.03
Gain on sale of discontinued business — net of tax	.01	—	—

Discontinued operations — net of tax	.06	.04	.03

Income before cumulative effect of a change in accounting principle	1.55	1.25	.60
Cumulative effect of a change in accounting principle — net of tax	(.07)	—	—

Net income	$1.48	$1.25	$.60

Earnings per common share — diluted
Income from continuing operations before cumulative effect of a change in accounting principle	$1.47	$1.18	$.56

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.05	.04	.03
Gain on sale of discontinued business — net of tax	.01	—	—

Discontinued operations — net of tax	.06	.04	.03

Income before cumulative effect of a change in accounting principle	1.53	1.22	.59
Cumulative effect of a change in accounting principle — net of tax	(.07)	—	—

Net income	$1.46	$1.22	$.59

Weighted average shares — basic	6,156	6,239	6,210
Weighted average shares — diluted	6,241	6,361	6,368

See Notes to Consolidated Financial Statements which are an integral part of these statements.

ANNUAL REPORT 2002

P 44

Consolidated Balance Sheet
PFIZER INC AND SUBSIDIARY COMPANIES

	YEAR ENDED DECEMBER 31

(MILLIONS EXCEPT PER COMMON SHARE DATA)	2002	2001

Assets
CURRENT ASSETS
Cash and cash equivalents	$1,878	$1,036
Short-term investments	10,673	7,579
Accounts receivable, less allowance for doubtful accounts:
2002 — $122; 2001 — $129	5,785	4,798
Short-term loans	399	269
Inventories Finished goods	1,133	1,011
Work in process	1,142	1,062
Raw materials and supplies	403	412

Total inventories	2,678	2,485

Prepaid expenses and taxes	1,797	1,418
Assets of discontinued businesses held for sale	1,571	1,627

Total current assets	24,781	19,212
Long-term loans and investments	5,161	5,724
Property, plant and equipment, less accumulated depreciation	10,712	9,783
Goodwill	1,200	1,689
Other assets, deferred taxes and deferred charges	4,502	2,745

Total assets	$46,356	$39,153

Liabilities and Shareholders’ Equity
CURRENT LIABILITIES
Short-term borrowings, including current portion of long-term debt	$8,669	$6,263
Accounts payable	1,620	1,411
Dividends payable	926	819
Income taxes payable	2,231	775
Accrued compensation and related items	1,084	1,026
Other current liabilities	3,448	2,866
Liabilities of discontinued businesses held for sale	577	569

Total current liabilities	18,555	13,729
Long-term debt	3,140	2,609
Postretirement benefit obligation other than pension plans	623	587
Deferred taxes on income	364	398
Other noncurrent liabilities	3,724	3,537

Total liabilities	26,406	20,860

SHAREHOLDERS’ EQUITY
Preferred stock, without par value; 12 shares authorized, none issued	—	—
Common stock, $.05 par value; 9,000 shares authorized; issued: 2002 — 6,829; 2001 — 6,792	341	340
Additional paid-in capital	9,368	9,300
Employee benefit trust	(1,786)	(2,650)
Treasury stock, shares at cost:
2002 — 667; 2001 — 515	(16,341)	(11,378)
Retained earnings	30,243	24,430
Accumulated other comprehensive expense	(1,875)	(1,749)

Total shareholders’ equity	19,950	18,293

Total liabilities and shareholders’ equity	$46,356	$39,153

See Notes to Consolidated Financial Statements which are an integral part of these statements.

ANNUAL REPORT 2002

P 45

Consolidated Statement of Shareholders’ Equity
PFIZER INC AND SUBSIDIARY COMPANIES

				EMPLOYEE					ACCUM. OTHER
	COMMON STOCK		ADDITIONAL	BENEFIT TRUST		TREASURY STOCK			COMPRE-
			PAID-IN					RETAINED	HENSIVE
(MILLIONS)	SHARES	PAR VALUE	CAPITAL	SHARES	FAIR VALUE	SHARES	COST	EARNINGS	INC./(EXP.)	TOTAL

Balance January 1, 2000	6,631	$332	$5,943	(89)	$(2,888)	(413)	$(6,851)	$18,459	$(1,045)	$13,950
Comprehensive income:
Net income								3,726		3,726
Other comprehensive expense — net of tax:
Currency translation adjustment									(458)	(458)
Net unrealized gain on available- for-sale securities									37	37
Minimum pension liability									(49)	(49)

Total other comprehensive expense									(470)	(470)

Total comprehensive income										3,256
Cash dividends declared								(2,569)		(2,569)
Stock option transactions	115	5	2,322	16	573	—	(15)			2,885
Purchases of common stock						(23)	(1,003)			(1,003)
Employee benefit trust transactions — net			494	(1)	(1,067)	1	11			(562)
Other	3	—	136					(17)		119

Balance December 31, 2000	6,749	337	8,895	(74)	(3,382)	(435)	(7,858)	19,599	(1,515)	16,076
Comprehensive income:
Net income								7,788		7,788
Other comprehensive expense- net of tax:
Currency translation adjustment									(37)	(37)
Net unrealized loss on available- for-sale securities									(91)	(91)
Minimum pension liability									(106)	(106)

Total other comprehensive expense									(234)	(234)

Total comprehensive income										7,554
Cash dividends declared								(2,869)		(2,869)
Stock option transactions	40	2	981	8	337	6	104			1,424
Purchases of common stock						(89)	(3,665)			(3,665)
Employee benefit trust transactions — net			(724)	(1)	395	2	25			(304)
Other	3	1	148			1	16	(88)		77

Balance December 31, 2001	6,792	340	9,300	(67)	(2,650)	(515)	(11,378)	24,430	(1,749)	18,293
Comprehensive income:
Net income								9,126		9,126
Other comprehensive expense — net of tax:
Currency translation adjustment									85	85
Net unrealized loss on available- for-sale securities									(32)	(32)
Minimum pension liability									(179)	(179)

Total other comprehensive expense									(126)	(126)

Total comprehensive income										9,000
Cash dividends declared								(3,313)		(3,313)
Stock option transactions	34	1	789	9	366	—	(8)			1,148
Purchases of common stock						(153)	(4,996)			(4,996)
Employee benefit trust transactions — net			(863)	—	498	1	28			(337)
Other	3	—	142			—	13	—		155

Balance December 31, 2002	6,829	$341	$9,368	(58)	$(1,786)	(667)	$(16,341)	$30,243	$(1,875)	$19,950

See Notes to Consolidated Financial Statements which are an integral part of these statements.

ANNUAL REPORT 2002

P 46

Consolidated Statement of Cash Flows
PFIZER INC AND SUBSIDIARY COMPANIES

	YEAR ENDED DECEMBER 31

(MILLIONS OF DOLLARS)	2002	2001	2000

Operating Activities
Net Income	$9,126	$7,788	$3,726
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Cumulative effect of a change in accounting principle	410	—	—
Discontinued operations	(278)	(251)	(165)
Harmonization of accounting methodology	—	(175)	—
Loss on sale of animal health feed-additive products	—	—	85
Costs associated with the withdrawal of Rezulin	—	—	102
Gain on sale of business	(77)	—	(19)
Gains on sales of product lines	(34)	—	(117)
Gains on sales of equity investments	—	(17)	(216)
Asset impairment charges	63	—	—
Depreciation and amortization	1,036	972	879
Deferred taxes and other	(385)	193	(208)
Changes in assets and liabilities, net of effect of businesses divested:
Accounts receivable	(963)	81	(502)
Inventories	(129)	(110)	(410)
Prepaid and other assets	(1,423)	106	369
Accounts payable and accrued liabilities	461	(412)	818
Income taxes payable	1,736	332	1,319
Other deferred items	321	354	251

Net cash provided by continuing operating activities	9,864	8,861	5,912

Investing Activities
Purchases of property, plant and equipment	(1,758)	(2,105)	(2,073)
Purchases of short-term investments, net of maturities	(12,652)	(14,218)	(7,982)
Proceeds from redemptions of short-term investments	9,781	12,808	6,592
Purchases of long-term investments	(2,877)	(3,708)	(618)
Proceeds from redemptions of long-term investments	3,477	80	346
Purchases of other assets	(528)	(227)	(174)
Proceeds from sales of other assets	272	132	184
Proceeds from sales of businesses or products	220	8	193
Other investing activities	(273)	95	(103)

Net cash used in investing activities	(4,338)	(7,135)	(3,635)

Financing Activities
Proceeds from issuances of long-term debt	603	1,837	18
Repayments of long-term debt	(374)	(151)	(529)
Increase in short-term borrowings	2,815	2,344	1,224
Decrease in short-term borrowings	(539)	(519)	(2,427)
Proceeds from common stock issuances	66	62	59
Purchases of common stock	(4,996)	(3,665)	(1,005)
Cash dividends paid	(3,168)	(2,715)	(2,197)
Stock option transactions and other	594	711	1,129

Net cash used in financing activities	(4,999)	(2,096)	(3,728)

Net cash provided by discontinued operations	319	313	188

Effect of exchange-rate changes on cash and cash equivalents	(4)	(6)	4

Net increase/(decrease) in cash and cash equivalents	842	(63)	(1,259)
Cash and cash equivalents at beginning of year	1,036	1,099	2,358

Cash and cash equivalents at end of year	$1,878	$1,036	$1,099

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$1,480	$957	$1,041
Interest	256	291	460

See Notes to Consolidated Financial Statements which are an integral part of these statements.

ANNUAL REPORT 2002

P 47

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

1.     SIGNIFICANT ACCOUNTING POLICIES

A.     Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the U.S. For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We made certain reclassifications to the 2001 and 2000 financial statements to conform to the 2002 presentation.

In preparing the financial statements, we use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for sales discounts, allowances and incentives, depreciation, amortization, employee benefits, contingencies and asset valuations. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange, litigation, legislation and regulations. These and other uncertainties are discussed in the accompanying financial review, which is unaudited, under the heading “Forward-Looking Information and Factors That May Affect Future Results.”

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

B.     New Accounting Standards

On January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 did not impact our financial position or results of operations.

Under the provisions of SFAS No. 142, intangible assets with indefinite lives and goodwill are no longer amortized but are subject to annual impairment tests. Separable intangible assets with finite lives continue to be amortized over their useful lives. Application of the non-amortization provisions of SFAS No. 142 did not have a material effect on our financial condition or results of operations. As a result of adopting SFAS No. 142, we recorded the following non-cash pre-tax charges totaling $565 million ($410 million net of tax) (see note 9, “Goodwill and Other Intangible Assets”):

•	$536 million for the impairment provisions related to goodwill in our animal health business, which is included in the Pharmaceutical segment. This charge was determined in the second quarter of 2002 and reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

•	$29 million for the impairment provisions related to identifiable intangible assets in our consumer healthcare business ($5 million), which is included in the Consumer Products segment, our animal health business ($4 million), which is included in the Pharmaceutical segment and the Adams confectionery products business ($20 million), which is included as part of discontinued operations. This charge was determined in the first quarter of 2002 and reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2002.

On January 1, 2002, we adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.

In 2002, we adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (an amendment to FASB Statement No. 123). SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

On January 1, 2002, we adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products which is codified within EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer. We reclassified our 2001 and 2000 consolidated statements of income to reflect the cost of certain sales incentives and other vendor consideration as a reduction in Revenue rather than Selling, informational and administrative expenses. These reclassifications have no effect on net income.

C.     Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

D.     Inventories

We value inventories at cost or fair value, if lower. Cost is determined as follows:

•	finished goods and work in process at average actual cost

•	raw materials and supplies at average or latest actual cost

E.     Long-Lived Assets

Long-lived assets include:

•	property, plant and equipment — These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.
•	goodwill — Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets.
•	other intangible assets — Other intangible assets are included in Other assets, deferred taxes and deferred charges. Other intangible assets with finite lives are amortized evenly over their estimated useful lives.

ANNUAL REPORT 2002

P 48

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

At least annually, we review all long-lived assets for impairment. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

F.     Foreign Currency Translation

For most international operations, local currencies have been determined to be their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in Shareholders’ equity. We translate statement of income accounts at average rates for the period and record these adjustments in Other (income)/deductions — net.

For operations in highly inflationary economies, we translate the balance sheet items as follows:

•	monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in Other (income)/deductions — net

•	nonmonetary items at historical rates (that is, those rates in effect when the items were first recorded)

G.     Sales Recognition

Revenue Recognition — We record revenue from product sales when the goods are shipped and title passes to the customer.

Sales Incentives — We generally record sales incentives as a reduction of revenue at the time the related revenue is recorded or when the incentive is offered, whichever is later. We estimate the cost of the sales incentives based on our historical experience with similar incentive programs.

Sales Discounts and Rebates — Provisions for discounts and rebates to customers are recorded based on the terms of sale in the same period the related sales are recorded. We determine the provision for Medicaid discounts and contract rebates based on an estimate of reimbursable prescriptions filled for individuals covered by Medicaid or a provider with whom we contract. Other current liabilities include accruals for customer rebates of $1,003 million at December 31, 2002 and $685 million at December 31, 2001.

H.     Alliances

We have agreements to promote pharmaceutical products discovered by other companies. Revenue is earned when our copromotion partners ship the related products and title passes to their customer. Our alliance revenue is included in Revenues and is primarily based upon a percentage of our copro-motion partners’ net sales. Generally, expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

Prior to the copromoted product receiving regulatory approval, we expense, as incurred, milestone payments made under these agreements and record them in Other (income )/deductions — net. Once the product receives regulatory approval, we record any subsequent milestone payments in Other assets, deferred taxes and deferred charges and amortize them evenly over the remaining license term or the expected product life cycle, whichever is shorter. On an ongoing basis, we review for impairment those milestone payments which have been recorded as assets.

I.     Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts as well as costs incurred in connection with our third-party collaboration efforts. Pre-approval milestone payments made by us to third parties under contracted R&D arrangements are expensed when the specific milestone has been achieved. We have no third-party R&D arrangements that result in the recognition of revenue.

J.     Stock-Based Compensation

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we elected to account for our stock-based compensation under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees.

The exercise price of stock options granted equals the market price on the date of grant. There is no recorded expense related to grants of stock options.

We estimated the fair value of employee stock options using the Black-Scholes option-pricing model, modified for dividends and using the assumptions as described in note 18, “Stock Option and Performance Unit Awards”, as required under accounting principles generally accepted in the United States of America (GAAP). The Black-Scholes model is a trading option-pricing model that neither considers the non-traded nature of employee stock options, nor considers the restrictions on trading, the lack of transferability or the ability of employees to forfeit the options prior to expiry. If the model adequately permitted considerations of the unique characteristics of employee stock options, the resulting estimate of the fair value of the stock option could be different.

The following table summarizes our results as if we had recorded compensation expense for the 2002, 2001 and 2000 option grants:

(MILLIONS OF DOLLARS,
EXCEPT PER COMMON SHARE DATA)	2002	2001	2000

Net income:
As reported under GAAP*	$9,126	$7,788	$3,726
Compensation expense	(518)	(560)	(807)

Pro forma	$8,608	$7,228	$2,919

Basic earnings per common share:
As reported under GAAP	$1.48	$1.25	$.60
Compensation expense	(.08)	(.09)	(.13)

Pro forma	$1.40	$1.16	$.47

Diluted earnings per common share:
As reported under GAAP	$1.46	$1.22	$.59
Compensation expense	(.08)	(.08)	(.13)

Pro forma	$1.38	$1.14	$.46

*	Includes stock-based compensation expense net of related tax effects of $23 million in 2002, $66 million in 2001 and $112 million in 2000.

     K.     Advertising Expense

     We record advertising expenses as follows:

     •     production costs are expensed as incurred

     •     costs of radio time, television time and space in publications are expensed when the related advertising occurs

     Advertising expense totaled approximately $2,307 million in 2002, $2,157 million in 2001 and $2,455 million in 2000.

ANNUAL REPORT 2002

P 49

Notes to Consolidated Financial Statements

PFIZER INC AND SUBSIDIARY COMPANIES

L.     Shipping and Handling Costs

Shipping and handling costs are included in Selling, informational and administrative expenses. Shipping and handling costs totaled approximately $140 million in 2002, $146 million in 2001 and $133 million in 2000.

2.     MERGER ACTIVITIES

Merger of Pfizer and Warner-Lambert

On June 19, 2000, we completed our merger with Warner-Lambert. We issued approximately 2,440 million shares of our common stock for all the outstanding common stock of Warner-Lambert. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests under APB No. 16, Business Combinations.

Proposed Acquisition of Pharmacia Corporation

On July 15, 2002, we announced that we signed a definitive agreement to merge with Pharmacia Corporation (Pharmacia) in a stock-for-stock transaction valued on that date at approximately $60 billion. In December 2002, both Pfizer and Pharmacia shareholders approved the acquisition. The European Commission has approved our proposed acquisition of Pharmacia. We are awaiting approval by U.S. regulatory authorities. We expect the acquisition will close in the first quarter of 2003. Under terms of the merger agreement, upon close of the transaction we will exchange 1.4 shares of Pfizer common stock for each outstanding share of Pharmacia common stock in a tax-free transaction resulting in the issuance of approximately 2 billion shares of Pfizer common stock. We also will exchange options on 1.4 shares of Pfizer common stock for each outstanding Pharmacia option at the merger date. In addition, each share of Pharmacia convertible perpetual preferred stock will be exchanged for a share of a newly created class of Pfizer convertible perpetual preferred stock with rights substantially identical to the rights of the Pharmacia convertible perpetual preferred stock. The perpetual preferred stock will be convertible into approximately 16 million shares of Pfizer common stock.

In 2002, we have incurred approximately $33 million in transaction costs, including banking, legal, accounting and other costs directly related to our proposed acquisition of Pharmacia. At December 31, 2002, these costs are included in Other assets, deferred taxes and deferred charges. However, upon close of the acquisition, these amounts will become a part of the purchase price of Pharmacia. We have also incurred and expensed approximately $98 million of pre-integration costs associated with the proposed acquisition of Pharmacia. These costs are included in Merger-related costs.

The acquisition of Pharmacia could result in the divestiture of certain assets and operations, as required by regulatory agencies.

3.     MERGER-RELATED COSTS

We incurred the following merger-related costs in connection with our merger with Warner-Lambert in 2000 and our proposed acquisition of Pharmacia:

(MILLIONS OF DOLLARS)	2002	2001	2000

Transaction costs	$—	$—	$226
Transaction costs related to Warner-Lambert’s termination of the Warner-Lambert/ American Home Products merger	—	—	1,838
Integration costs —Warner-Lambert	345	456	242
Pre-integration costs — Pharmacia	98	—	—
Restructuring charges —Warner-Lambert	187	363	917

Total merger-related costs	$630	$819	$3,223

•	Transaction costs include banking, legal, accounting and other costs directly related to our merger with Warner-Lambert.

•	Integration costs represent external, incremental costs directly related to our merger with Warner-Lambert, including expenditures for consulting and systems integration.

•	Pre-integration costs represent external, incremental costs directly related to our proposed acquisition of Pharmacia.

The components of the restructuring charges associated with the merger of the Warner-Lambert operations follow:

					UTILIZATION THROUGH	RESERVE*
	PROVISIONS				DEC. 31,	DEC. 31,

(MILLIONS OF DOLLARS)	2002	2001	2000	TOTAL	2002	2002

Employee termination costs	$170	$249	$850	$1,269	$(1,237)	$32
Property, plant and equipment	4	84	46	134	(134)	—
Other	13	30	21	64	(64)	—

Total	$187	$363	$917	$1,467	$(1,435)	$32

*	Included in Other current liabilities.

Through December 31, 2002, the charges for employee termination costs represent the approved reduction of our work force of our continuing businesses by 7,961 people, mainly in administrative functions for corporate, manufacturing, distribution, sales and research. We notified affected individuals, and as of December 31, 2002, 7,321 employees had been terminated. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Warner-Lambert employment contracts. Under the terms of these contracts, certain terminated employees may elect to defer receipt of severance benefits. Severance benefits deferred for future payments were $218 million at December 31, 2002 and $215 million at December 31, 2001. The deferred severance benefits are considered utilized charges and are included in Other noncurrent liabilities.

The impairment and disposal charges through December 31, 2002 for property, plant and equipment include the consolidation of facilities and related fixed assets and the termination of certain software installation projects.

ANNUAL REPORT 2002

P 50

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

4.     DISCONTINUED OPERATIONS

We sold or are in the process of selling the following businesses and product lines that do not fit our strategic goals:

•	In December 2002, we sold our Tetra fish-care products business, formerly part of our Consumer Products segment to the Triton Fund, for $238.5 million in cash. We recognized a gain of $117 million ($77 million net of tax) on the sale in 2002.

•	In December 2002, we entered into an agreement to sell the Adams confectionery products business, formerly part of our Consumer Products segment, to Cadbury Schweppes plc for $4.2 billion in cash.

•	In January 2003, we entered into an agreement to sell the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Products segment, to Energizer Holdings Inc. for $930 million in cash.

•	We decided to sell certain of our women’s health product lines (femhrt, Loestrin and Estrostep), formerly part of our Pharmaceutical segment.

The divestitures of the Adams and Schick-Wilkinson Sword businesses and the women’s health product lines are expected to close in the first half of 2003 and are subject to the usual regulatory approvals. These businesses and product lines are reflected as discontinued operations in 2002, 2001 and 2000.

The assets and liabilities of the Adams and Schick-Wilkinson Sword businesses (and the Tetra business in 2001) and the women’s health product lines follow:

(MILLIONS OF DOLLARS)	2002	2001

Assets of discontinued businesses held for sale:
Accounts receivable	$426	$419
Inventories	250	256
Property, plant and equipment — net	601	632
Goodwill	90	120
Other	204	200

Total assets of discontinued businesses held for sale	$1,571	$1,627

Liabilities of discontinued businesses held for sale:
Current liabilities	$483	$480
Other	94	89

Total liabilities of discontinued businesses held for sale	$577	$569

The following amounts related to the Tetra, Adams and Schick-Wilkinson Sword businesses, and women’s health product lines have been segregated from continuing operations and reflected as discontinued operations:

(MILLIONS OF DOLLARS)	2002	2001	2000

Revenues	$2,908	$2,958	$3,055

Pre-tax income	$447	$405	$262
Provision for taxes on income	169	154	97

Income from operations of discontinued businesses — net of tax	278	251	165

Pre-tax gain on sale of discontinued business	117	—	32
Provision for taxes on gain	40	—	13

Gain on sale of discontinued business — net of tax*	77	—	19

Discontinued operations — net of tax	$355	$251	$184

*	Reflects working capital settlement amounts in 2000 for certain of our previously discontinued businesses.

5.     BANKING AND INSURANCE SUBSIDIARIES

Our banking and insurance subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:

Condensed Combined Balance Sheet

(MILLIONS OF DOLLARS)	2002	2001

Cash and interest-bearing deposits	$135	$73
Short-term investments	—	63
Loans — net	486	481
Other assets	4	5

Total assets	$625	$622

Certificates of deposit and other liabilities	$31	$40
Shareholders’ equity	594	582

Total liabilities and shareholders’ equity	$625	$622

Condensed Combined Statement of Income

(MILLIONS OF DOLLARS)	2002	2001	2000

Interest income	$12	$29	$35
Interest expense	—	(2)	(3)
Other income/(expense) — net	(1)	1	8

Net income	$11	$28	$40

6.     FINANCIAL INSTRUMENTS

A.     Investments in Debt and Equity Securities

In 2002, we reclassified substantially all of our held-to-maturity debt securities to available-for-sale debt securities. The amortized cost of the securities reclassified was $13,839 million and the unrealized gain on such securities was immaterial. We review the key characteristics of our debt securities portfolio on at least a quarterly basis. Upon completion of this review, we reclassified the securities because we no longer had the positive intent to hold such securities to maturity. As a result of this decision, any debt security that we may purchase over a two-year period, which began July 1, 2002, will not be classified as held-to-maturity.

P 51

ANNUAL REPORT 2002

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

Information about our investments follows:

(MILLIONS OF DOLLARS)	2002	2001

Amortized cost and fair value of available-for-sale debt securities:*
Corporate debt	$6,072	$641
Foreign government and foreign government agency debt	3,602	—
Supranational debt	3,090	—
U.S. government agency debt	2,217	—
Certificates of deposit	1,531	350

Total available-for-sale debt securities	16,512	991

Amortized cost and fair value of held-to-maturity debt securities:*
Corporate debt	15	6,459
Foreign government and foreign government agency debt	—	4,613
Certificates of deposit	59	487

Total held-to-maturity debt securities	74	11,559

Cost of available-for-sale equity securities	123	146
Gross unrealized gains	53	190
Gross unrealized losses	(16)	(23)

Fair value of available-for-sale equity securities	160	313

Total investments	$16,746	$12,863

*	Gross unrealized gains and losses are not material.

These investments were in the following captions in the consolidated balance sheet:

(MILLIONS OF DOLLARS)	2002	2001

Cash and cash equivalents	$1,380	$452
Short-term investments	10,673	7,579
Long-term loans and investments	4,693	4,832

Total investments	$16,746	$12,863

The contractual maturities of the available-for-sale and held-to-maturity debt securities as of December 31, 2002 follow:

	YEARS

		OVER 1	OVER 5	OVER
(MILLIONS OF DOLLARS)	WITHIN 1	TO 5	TO 10	10	TOTAL

Available-for-sale debt securities:
Corporate debt	$4,304	$1,768	$—	$—	$6,072
Foreign government and foreign government agency debt	3,001	601	—	—	3,602
Supranational debt	2,197	893	—	—	3,090
U.S. government agency debt	1,154	602	416	45	2,217
Certificates of deposit	1,342	189	—	—	1,531
Held-to-maturity debt securities:
Corporate debt	—	7	—	8	15
Certificates of deposit	55	4	—	—	59

Total debt securities	$12,053	$4,064	$416	$53	$16,586
Available-for-sale equity securities					160

Total investments					$16,746

B.     Short-Term Borrowings

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 1.7% in 2002 and 2.4% in 2001. At December 31, 2002, we had approximately $2.9 billion of lines of credit that expire within one year. Of these lines of credit, $2.5 billion are unused, of which our lenders have committed to loan us $500 million at our request.

C.     Long-Term Debt

(MILLIONS OF DOLLARS)	2002	2001

5.625% senior unsecured notes (due April 2009)*	$665	$—
.80% Japanese yen notes (due March 2008)	506	457
6% notes (due January 2008)*	281	258
5.625% senior unsecured notes (due February 2006)*	819	770
Floating-rate unsecured notes (due March 2005)	200	200
3.625% senior unsecured notes (due November 2004)*	619	589
5.8% notes (due January 2003)	—	250
Other borrowings and mortgages	50	85

Total long-term debt	$3,140	$2,609

Current portion not included above	$256	$368

*	Includes unrealized gains and losses for debt with fair value hedges in 2002 and 2001 (see note 6-D, “Financial Instruments — Derivative Financial Instruments and Hedging Activities”).

The floating-rate unsecured notes bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate of these notes was 1.5% at December 31, 2002 and 2.1% at December 31, 2001. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity.

In 2002, we issued $600 million of senior unsecured notes, which pay interest annually, in arrears, beginning on April 15, 2003, at a rate of 5.625%.

In 2001, we issued the following unsecured notes under a $2.5 billion shelf registration statement filed with the Securities and Exchange Commission (SEC) in October 2000:

•	In October, we issued $600 million senior unsecured notes, which pay interest semi-annually, beginning on May 1, 2002, at a rate of 3.625%.

•	In May, we issued 60 billion yen ($489 million at date of issuance) unsecured notes, which pay interest semi-annually, beginning on September 18, 2001, at a rate of .80%.

•	In January, we issued $750 million senior unsecured notes, which pay interest semi-annually, beginning on August 1, 2001, at a rate of 5.625%.

The proceeds from the note issuances were used for general corporate purposes.

Long-term debt outstanding at December 31, 2002 matures as follows:

					AFTER
(MILLIONS OF DOLLARS)	2004	2005	2006	2007	2007

Maturities	$631	$200	$819	$1	$1,489

ANNUAL REPORT 2002

P 52

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

In February 2003, we issued:

•	$300 million senior unsecured notes, due March 2009, which pay interest semi-annually, beginning on September 2, 2003, at a rate of 3.3%; and

•	$300 million senior unsecured notes, due March 2018, which pay interest semi-annually, beginning on September 1, 2003, at a rate of 4.65%.

The notes were issued under a $5 billion debt shelf registration statement filed with the SEC in November 2002.

In connection with these debt issuances, we entered into:

•	$300 million notional amount of interest rate swaps maturing in 2009; and

•	$300 million notional amount of interest rate swaps maturing in 2018.

We designated these interest rate swaps as fair value hedges of the changes in the fair value of fixed rate debt. These swaps serve to reduce our exposure to long-term U.S. interest rates by effectively converting the fixed rates associated with the long-term debt to floating rates.

We have approximately $6.9 billion in available borrowings between unused lines of credit and debt securities under a shelf registration statement filed with the SEC.

D.     Derivative Financial Instruments and Hedging Activities

PURPOSE

Foreign Exchange Risk

A significant portion of revenues, earnings and net investments in foreign affiliates are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing expected local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities. Foreign exchange risk is also managed through the use of derivative financial instruments and foreign currency denominated debt. These financial instruments serve to protect net income against the impact of the translation into U.S. dollars of certain foreign exchange denominated transactions. At December 31, 2002 and 2001, the financial instruments employed to manage foreign exchange risk follow:

			NOTIONAL AMOUNT
			(MILLIONS OF DOLLARS)
					MATURITY
FINANCIAL INSTRUMENT	HEDGE TYPE	HEDGED OR OFFSET ITEM	2002	2001	DATE

Forward Contracts	—	Short-term foreign currency assets and liabilities(1)	$1,928	$—	Through 2003
Forward Contracts	—	Short-term foreign currency assets and liabilities(1)	—	3,627	Through 2002
Forward Contracts	Cash Flow	Euro available-for-sale instruments	1,802	—	Through 2003
Short-term borrowings	Net investment	Yen net investments	1,603	—	Through 2003
Short-term borrowings	Net investment	Yen net investments	—	1,155	Through 2002
Long-term yen debt	Net investment	Yen net investments	506	457	2008
Swaps	Cash flow	U.K. pound intercompany loan	645	—	2006
Swaps	Cash flow	U.K. pound intercompany loan	466	428	Late 2003
Put options	Cash flow	Forecasted intercompany inventory purchase	460	—	Through 2003
Swaps	Fair value	Euro debt investments	230	160	Mid-2003
Swaps	Fair value	U.K. pound debt investments	—	146	Mid-2002
Swaps	Fair value	Euro loans of a foreign subsidiary	104	—	Mid-2003
Swaps	Fair value	Euro loans of a foreign subsidiary	—	90	December 2001
(1)	Primarily from intercompany transactions in euros, Japanese yen and Australian dollars in 2002 and euros, U.K. pounds and Japanese yen in 2001. As these forward contracts mature, we usually enter into similar term forward contracts.

Interest Rate Risk

Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. Interest rate risk is also managed through the use of derivative financial instruments. At December 31, 2002 and 2001, the derivative financial instruments employed to manage interest rate risk follow:

			NOTIONAL AMOUNT
			(MILLIONS OF DOLLARS)
					MATURITY
FINANCIAL INSTRUMENT	HEDGE TYPE	HEDGED OR OFFSET ITEM	2002	2001	DATE

Swaps	Cash flow	Yen “LIBOR” interest rate related to forecasted issuances of short-term debt (1)	$1,022	$924	Late 2003
Forward-starting swaps	Cash flow	Yen “LIBOR” interest rate related to forecasted issuances of short-term debt(2)	1,022	—	2006
Swaps	Fair value	U.S. dollar fixed rate debt(3)	600	600	2004
Swaps	Fair value	U.S. dollar fixed rate debt(3)	750	750	2006
Swaps	Fair value	U.S. dollar fixed rate debt(3)	250	250	2008
Swaps	Fair value	U.S. dollar fixed rate debt(3)	600	—	2009
Swaps	Cash flow	“LIBOR” interest rate related to forecasted purchases of short-term fixed-rate debt(4)	95	95	2004

(1)	Serve to reduce variability by effectively fixing the maximum rates on short-term debt at 1.2%.

(2)	Serve to reduce variability by effectively fixing the maximum rates on short-term debt at .9%. These forward-starting swaps will effectively replace existing yen interest rate swaps upon maturity in 2003.

(3)	Serve to reduce exposure to long-term U.S. dollar interest rates by effectively converting fixed rates associated with long-term debt obligations to floating rates.

(4)	Serve to reduce the variability of LIBOR interest rates by effectively fixing the rates on short-term debt securities at 3.5%. Investments will be classified as “Available-for-Sale.”

ANNUAL REPORT 2002

P 53

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

ACCOUNTING POLICIES

All derivative contracts are reported at fair value, with changes in fair value reported in earnings or deferred, depending on the nature and effectiveness of the offset or hedging relationship, as follows:

Foreign Exchange Risk

•	We recognize the earnings impact of foreign currency forward-exchange contracts during the terms of the contracts, along with the earnings impact of the items they generally offset.

•	We recognize the earnings impact of foreign currency swaps designated as cash flow or fair value hedges upon the recognition of the foreign exchange gain or loss on the translation to U.S. dollars of the hedged item.

•	We recognize the earnings impact of yen put options when the related inventory is sold to third-party customers.

Interest Rate Risk

•	We recognize the earnings impact of interest rate swaps designated as cash flow hedges upon the recognition of the interest related to the hedged short-term debt and available-for-sale debt securities.

•	We recognize the earnings impact of interest rate swaps designated as fair value hedges upon the recognition of the change in fair value for interest rate risk related to the hedged long-term debt.

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2002 or 2001.

The financial statements include the following items related to the derivatives and other financial instruments serving as offsets or hedges:

Prepaid expenses and taxes includes:

•     fair value of foreign currency put options

Other assets, deferred taxes and deferred charges includes:

•	fair value of forward-starting interest rate swaps in 2002 and interest rate swaps

Other current liabilities includes:

•	fair value of foreign currency forward-exchange contracts

•	fair value of foreign currency swaps

Other noncurrent liabilities includes:

•     fair value of interest rate swaps designated as cash flow hedges and fair value of foreign currency swaps designated as cash flow hedges in 2001

     Long-term debt includes:

•	changes in the fair value of fixed rate debt hedged by interest rate swaps

Accumulated other comprehensive expense includes:

•	changes in the fair value of interest rate swaps and forward-starting swaps designated as cash flow hedges and changes in the foreign exchange translation of yen debt and foreign currency put options

•	changes in the fair value of foreign currency forward-exchange contracts designated as cash flow hedges in 2002

Other (income)/deductions-net includes:

•	changes in the fair value of foreign currency forward-exchange contracts

•	changes in the fair value of foreign currency swap contracts that hedge foreign exchange

•	changes in the fair value of interest rate swap contracts that hedge interest expense

E.     Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, held-to-maturity short-term investments and debt)-we use cost or contract value because of the short maturity period

•	Available-for-sale debt securities — we use a valuation model that uses observable market quotes and credit ratings of the securities

•	Derivative contracts — we use valuation models that use observable market quotes and our view of the creditworthiness of the derivative counterparty

•	loans-we use cost because of the short interest-reset period

•	held-to-maturity long-term investments and long-term debt — we use valuation models that use observable market quotes

     The differences between the estimated fair values and carrying values of our financial instruments were not material at December 31, 2002.

F.     Credit Risk

We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. At December 31, 2002, we had $2,885 million due from a broad group of banks around the world.

7.     COMPREHENSIVE INCOME

Changes, net of tax, in accumulated other comprehensive expense follow:

		NET UNREALIZED
		GAIN/(LOSS)		ACCUMULATED
	CURRENCY	ON AVAILABLE-	MINIMUM	OTHER COM-
	TRANSLATION	FOR-SALE	PENSION	PREHENSIVE
(MILLIONS OF DOLLARS)	ADJUSTMENT	SECURITIES	LIABILITY	EXPENSE*

Balance January 1, 2000	$(1,028)	$156	$(173)	$(1,045)
Period change	(458)	37	(49)	(470)

Balance December 31, 2000	(1,486)	193	(222)	(1,515)
Period change	(37)	(91)	(106)	(234)

Balance December 31, 2001	(1,523)	102	(328)	(1,749)
Period change	85	(32)	(179)	(126)

Balance December 31, 2002	$(1,438)	$70	$(507)	$(1,875)

*	Income tax benefit for other comprehensive expense was $148 million in 2002, $146 million in 2001 and $232 million in 2000.

ANNUAL REPORT 2002

P54

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

The change in net unrealized gain/(loss) on available-for-sale securities includes:

(MILLIONS OF DOLLARS)	2002	2001	2000

Holding gain/(loss), net of tax	$(59)	$(86)	$156
Reclassification adjustment, net of tax	27	(5)	(119)
Net unrealized gain/(loss) on available-for-sale securities	$(32)	$(91)	$37

8.     PROPERTY, PLANT AND EQUIPMENT

The major categories of property, plant and equipment follow:

	USEFUL
	LIVES
(MILLIONS OF DOLLARS)	(YEARS)	2002	2001

Land	—	$252	$201
Buildings	33 1/3- 50	5,407	4,490
Machinery and equipment	8 - 20	6,023	4,997
Furniture, fixtures and other	3 - 121/2	2,977	2,788
Construction in progress	—	1,484	1,896

		16,143	14,372
Less: accumulated depreciation		5,431	4,589

Total property, plant and equipment		$10,712	$9,783

9.     GOODWILL AND OTHER INTANGIBLE ASSETS

A.     Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2002, by segment, follow:

		CONSUMER
(MILLIONS OF DOLLARS)	PHARMACEUTICAL	PRODUCTS	TOTAL

Balance, December 31, 2001	$856	$833	$1,689
Impairment losses*	(536)	—	(536)
Other	51	(4)	47

Balance, December 31, 2002	$371	$829	$1,200

*	As a result of adopting SFAS No. 142, we recorded a write-down of $536 million for the impairment provisions related to goodwill in our animal health business. The fair value of the animal health business was determined using discounted cash flows. The write-down is reported as a cumulative effect of a change in accounting principle as of the beginning of 2002.

B.     Intangibles

The components of identifiable intangible assets follow:

	GROSS		ACCUMULATED
	CARRYING AMOUNT		AMORTIZATION

(MILLIONS OF DOLLARS)	2002	2001	2002	2001

Amortized intangible assets:
Trademarks	$133	$119	$(72)	$(44)
License agreements	42	49	(25)	(24)
Patents	33	30	(24)	(21)
Product rights	526	266	(72)	(33)
Noncompete agreements	48	52	(39)	(35)
Other	78	71	(31)	(30)

Total amortized intangible assets	860	587	(263)	(187)

Unamortized identifiable intangible assets:
Trademarks	240	258	—	—
Pension asset	60	79	—	—
Other	24	22	—	—

Total unamortized intangible assets	324	359	—	—

Total identifiable intangible assets*	$1,184	$946	$(263)	$(187)

*	Included in Other assets, deferred taxes and deferred charges.

Total amortization expense for finite-lived intangible assets was $60 million in 2002 and $54 million in 2001. Amortization expense for finite-lived intangible assets is recorded in various expenses, including Cost of sales, Research and development expenses and Other (income)/ deductions-net.

The annual amortization expense expected for the years 2003 through 2007 is as follows:

(MILLIONS OF DOLLARS)	2003	2004	2005	2006	2007

Amortization expense	$71	$67	$62	$60	$59

In 2002, product rights acquired primarily reflect post-approval milestone payments made under our alliance agreements for the human pharmaceutical products Rebif, Spiriva and Celebrex.

ANNUAL REPORT 2002

P55

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

C.     Amortization of Goodwill and Indefinite-lived Intangibles

Prior to the adoption of SFAS No. 142, amortization of goodwill and indefinite-lived intangibles had the following impact on net income and diluted earnings per common share:

(MILLIONS OF DOLLARS,
EXCEPT PER COMMON SHARE DATA)	2002	2001	2000

Reported net income	$9,126	$7,788	$3,726
Addback:
Amortization of goodwill— net of tax	—	36	38
Amortization of indefinite-lived intangible assets— net of tax	—	8	9

Adjusted net income	$9,126	$7,832	$3,773

Earnings per common share— basic:
Reported net income	$1.48	$1.25	$.60
Addback of amortization of goodwill and indefinite-lived intangible assets— net of tax	—	.01	.01

Adjusted net income	$1.48	$1.26	$.61

Earnings per common share— diluted:
Reported net income	$1.46	$1.22	$.59
Addback of amortization of goodwill and indefinite-lived intangible assets— net of tax	—	.01	.01

Adjusted net income	$1.46	$1.23	$.60

10.     OTHER (INCOME)/DEDUCTIONS — NET

The components of Other (income)/deductions—net follow:

(MILLIONS OF DOLLARS)	2002	2001	2000

Interest income	$(382)	$(539)	$(558)
Interest expense	279	322	427
Interest expense capitalized	(28)	(56)	(46)

Net interest income	(131)	(273)	(177)
Various litigation matters	15	—	—
Gains on the sales of product lines	(34)	—	(117)
Asset impairment charges	63	—	—
Gains on sales of equity investments	—	(17)	(216)
Copromotion charges for fees paid prior to regulatory approval	32	206	—
Loss on sale of animal health feed-additive products	—	—	85
Rezulin withdrawal provision	—	—	136
Amortization of goodwill and other intangibles	28	94	110
Net exchange (gains)/losses	40	33	(59)
Other, net	(133)	(138)	(136)

Other (income)/deductions -net	$(120)	$(95)	$(374)

11.     TAXES ON INCOME

Income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principle consisted of the following:

(MILLIONS OF DOLLARS)	2002	2001	2000

United States	$4,523	$4,193	$1,010
International	7,273	5,791	4,491

Total income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle	$11,796	$9,984	$5,501

The provision for taxes on income from continuing operations before the cumulative effect of a change in accounting principle consisted of the following:

(MILLIONS OF DOLLARS)	2002	2001	2000

United States:
Taxes currently payable:
Federal	$1,403	$480	$1,499
State and local	226	51	321
Deferred income taxes	(88)	974	(602)

Total U.S. tax provision	1,541	1,505	1,218

International:
Taxes currently payable	1,265	810	601
Deferred income taxes	(197)	118	127

Total international tax provision	1,068	928	728

Total provision for taxes on income	$2,609	$2,433	$1,946

Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 2002, we have not made a U.S. tax provision on approximately $29 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas. It is not practical to compute the estimated deferred tax liability on these earnings.

We operate manufacturing subsidiaries in Puerto Rico that benefit from Puerto Rican incentive grants that expire at the end of 2015. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer is a “grandfathered” entity and is entitled to the benefits under such statute until 2006.

ANNUAL REPORT 2002

P56

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations before the cumulative effect of a change in accounting principle follows:

(PERCENTAGES)	2002	2001	2000

U.S. statutory income tax rate	35.0	35.0	35.0
Earnings taxed at other than U.S. statutory rate	(12.6)	(11.0)	(10.3)
U.S. research tax credit	(1.1)	(0.8)	(1.9)
Effect of certain merger-related costs	—	—	12.7
All other—net	0.8	1.2	(0.1)

Effective tax rate for income from continuing operations before cumulative effect of a change in accounting principle	22.1	24.4	35.4

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) or “deferred tax liabilities” (generally items for which we received a tax deduction but that have not yet been recorded in the consolidated statement of income).

The tax effects of the major items recorded as deferred tax assets and liabilities are:

	2002		2001
	DEFERRED TAX		DEFERRED TAX

(MILLIONS OF DOLLARS)	ASSETS	LIABS.	ASSETS	LIABS.

Prepaid/deferred items	$944	$287	$685	$307
Inventories	726	137	636	258
Property, plant and equipment	55	813	50	773
Employee benefits	601	253	572	—
Restructurings and special charge	186	83	211	38
Foreign tax credit carryforwards	253	—	302	—
Other carryforwards	53	—	124	—
Unremitted earnings	—	—	—	335
All other	385	174	299	231

Subtotal	3,203	1,747	2,879	1,942
Valuation allowance	(103)	—	(150)	—

Total deferred taxes	$3,100	$1,747	$2,729	$1,942

Net deferred tax asset	$1,353		$787

A valuation allowance is recorded because some items recorded as deferred tax assets may ultimately not be deductible or creditable. The foreign tax credit carryforwards were generated from dividends paid or deemed to be paid by subsidiaries to the parent company between 1998 and 2001. We can carry these credits forward for five years from the year of actual payment and apply them to certain U.S. tax liabilities.

Deferred tax assets and liabilities in the preceding table, netted by taxing location, are in the following captions in the consolidated balance sheet:

(MILLIONS OF DOLLARS)	2002	2001

Prepaid expenses and taxes	$1,185	$1,081
Other assets, deferred taxes and deferred charges	532	104
Deferred taxes on income	(364)	(398)

Net deferred tax asset	$1,353	$787

The Internal Revenue Service (IRS) has completed and closed its audits of our tax returns through 1998 and Warner-Lambert Company through 1995. The IRS is currently conducting audits of Pfizer Inc’s tax returns for the years 1999 and 2000 and Warner-Lambert Company for the years 1996 through 1998.

In November 1994, Belgian tax authorities notified Pfizer Research and Development Company N.V./S.A. (PRDCO), an indirect, wholly owned subsidiary of our company, of a proposed adjustment to the taxable income of PRDCO for fiscal year 1992 and, in January 1996, PRDCO received an assessment from the tax authorities for fiscal year 1993. On May 14, 2002, PRDCO reached an agreement with the Belgian authorities to settle this matter for an immaterial amount.

We believe that our accruals for tax liabilities are adequate for all open years.

12.     BENEFIT PLANS

We provide defined benefit pension plans and defined contribution plans for the majority of employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and enjoys special tax advantages. It typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions. We also provide benefits through supplemental (non-qualified) retirement plans to certain employees. These supplemental plans, which are not generally funded, provide out of our general assets an amount substantially equal to the difference between the amounts that would have been payable under the qualified defined benefit pension plans, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amounts actually payable under the qualified defined benefit pension plans. In addition, we provide medical and life insurance benefits to retirees and their eligible dependents through our postretirement plans.

It is our practice to fund amounts for our qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. Liabilities for amounts in excess of these funding levels are included in our consolidated balance sheet. Our U.S. qualified pension plans have been well-funded historically and the recent decline in the equity markets coupled with the decline in long-term interest rates has not caused our pension plans to require government-mandated funding. In 2002, we made voluntary contributions in excess of minimum requirements of $485 million to our U.S. qualified plans and $125 million to our U.K. pension plans.

Our plan assets comprise a diversified mix of investments consisting principally of stocks and fixed income securities. At December 31, 2002 and 2001, stocks represented 74% and 77% of the market value of

ANNUAL REPORT 2002

P57

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

pension assets in our U.S. qualified defined benefit pension plans. Certain international subsidiaries have plans where accruals are provided or annuities are purchased under group contracts.

The major U.S. pension plans held approximately 8.7 million shares (fair value of approximately $265 million) at December 31, 2002 and 7.7 million shares (fair value of approximately $307 million) at December 31, 2001 of our common stock. The plans received approximately $4 million in dividends on these shares in 2002 and approximately $3 million in dividends in 2001.

The following table provides the weighted average actuarial assumptions at December 31:

	PENSION			POSTRETIREMENT

(PERCENTAGES)	2002	2001	2000	2002	2001	2000

Weighted-average assumptions:
Discount rate:
U.S. plans	6.9	7.3	7.8	6.8	7.3	7.8
International plans	5.1	5.3	5.3
Expected return on plan assets:
U.S. plans*	10.0	10.0	10.0
International plans	7.3	7.8	7.6
Rate of compensation increase:
U.S. plans	4.5	4.5	4.5
International plans	3.6	3.4	3.7

*	Reduced to 9% for 2003.

The net periodic benefit cost and the actuarial present value of projected benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions, that may have an impact on the cost of providing retirement benefits and in accordance with the requirements of SFAS No. 87, Employers’ Accounting for Pensions.

     The annual cost of the U.S. and international pension plans follow:

	U.S. PLANS			INTERNATIONAL PLANS

(MILLIONS OF DOLLARS)	2002	2001	2000	2002	2001	2000

Service cost	$177	$139	$144	$140	$114	$115
Interest cost	299	286	265	148	130	127
Expected return on plan assets	(366)	(400)	(392)	(150)	(143)	(134)
Amortization of:
Prior service costs	17	21	24	6	5	5
Net transition asset	—	(1)	(3)	(1)	(3)	(3)
Actuarial (gains)/ losses	58	(6)	(10)	24	22	19
Curtailments and settlements — net*	—	—	39	6	3	1

Net periodic benefit cost**	$185	$39	$67	$173	$128	$130

*	Includes special termination benefits of $38 million in 2000.

**	U.S. plans include supplemental (non-qualified) retirement plans with benefit costs of $87 million in 2002, $86 million in 2001 and $106 million in 2000.

The following table presents an analysis of the changes in 2002 and 2001 in the benefit obligation, the plan assets and the funded status of the pension plans:

	U.S. PLANS		INTERNATIONAL PLANS

(MILLIONS OF DOLLARS)	2002	2001	2002	2001

Change in projected benefit obligation (PBO)
Balance beginning of year	$4,302	$3,859	$2,633	$2,450
Service cost for benefits earned	177	139	140	114
Interest cost on benefit obligation	299	286	148	130
Employee contributions	—	—	10	9
Plan amendments	23	—	(11)	17
Increases in PBO arising primarily from changes in actuarial assumptions	514	320	168	146
Foreign exchange impact	—	—	176	(82)
Acquisitions	—	—	55	109
Divestitures	—	—	(55)	(101)
Curtailments	5	7	(2)	(2)
Settlements	—	—	(29)	(19)
Benefits paid	(412)	(309)	(129)	(138)

Projected benefit obligation at end of year*	$4,908	$4,302	$3,104	$2,633

Change in plan assets
Fair value of plan assets at beginning of year	$3,862	$4,188	$1,786	$1,931
Actual loss on plan assets	(545)	(441)	(153)	(132)
Company contributions	622	424	285	143
Employee contributions	—	—	9	21
Foreign exchange impact	—	—	138	(61)
Acquisitions	—	—	10	76
Divestitures	—	—	(10)	(68)
Settlements	—	—	(21)	(12)
Benefits paid from plan assets	(412)	(309)	(114)	(112)

Fair value of plan assets at end of year**	$3,527	$3,862	$1,930	$1,786

Funded status:
Plan assets less than projected benefit obligation***	$(1,381)	$(440)	$(1,174)	$(847)
Unrecognized:
Net transition asset	—	1	2	30
Actuarial losses	2,392	1,024	1,230	731
Prior service costs	203	197	46	58

Net asset/(liability) recorded in consolidated balance sheet	$1,214	$782	$104	$(28)

*	U.S. plans include supplemental (non-qualified) retirement plans with PBO of $804 million in 2002 and $684 million in 2001.

**	U.S. supplemental (non-qualified) retirement plans have no assets, as the obligation is paid directly from company assets.

***	U.S. plans include supplemental (non-qualified) retirement plans with plan assets in 2002 and 2001 less than PBO of ($804) million in 2002 and ($684) million in 2001.

ANNUAL REPORT 2002

P58

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

The increase in the underfunded status of the pension plans in 2002 and 2001 results primarily from a continuing decrease in the discount rate used in calculating plan liabilities coupled with the effect on plan assets of the decline in global equity markets. The increase in unrecognized actuarial loss is largely reflective of this decline in global equity markets since the difference between the expected return and actual return in plan assets is largely deferred. A portion of the increase is also the result of using a lower discount rate to calculate the present value of our liabilities. In response to these developments, in 2002 we made voluntary contributions in excess of minimum requirements of $485 million to our U.S. qualified defined benefit pension plans and $125 million to our U.K. pension plans. In 2001, we made a voluntary contribution in excess of minimum requirements of $385 million to our U.S. qualified defined benefit pension plans.

The components of the net pension asset/(liability) recorded in the consolidated balance sheet consist of:

	U.S. PLANS		INTERNATIONAL PLANS

(MILLIONS OF DOLLARS)	2002	2001	2002	2001

Prepaid benefit cost	$1,472	$1,087	$318	$156
Accrued benefit liability	(599)	(541)	(772)	(592)
Intangible asset	27	42	33	37
Accumulated other comprehensive income	314	194	525	371

Net asset/(liability) recorded in consolidated balance sheet*	$1,214	$782	$104	$(28)

*	U.S. plans include supplemental (non-qualified) retirement plans with a net liability of $(258) million in 2002 and $(306) million in 2001.

Information related to both domestic and international pension plans follows:

	U.S. PLANS		INTERNATIONAL PLANS

(MILLIONS OF DOLLARS)	2002	2001	2002	2001

Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$—	$—	$834	$840
Accumulated benefit obligation (ABO)*	$599	$541	$1,581	$1,405
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	$3,520	$1,878	$1,561	$1,458
Projected benefit obligation**	$4,905	$2,708	$2,754	$2,352

*	U.S. plans represent supplemental (non-qualified) retirement plans with an ABO of $599 million in 2002 and $541 million in 2001.

**	U.S. plans include supplemental (non-qualified) retirement plans with a PBO of $804 million in 2002 and $684 million in 2001.

Plans with an ABO in excess of plan assets are primarily our U.S. supplemental retirement plans which are not funded, as well as our plans in the U.K, Japan and Germany, whose liabilities are included in our consolidated balance sheet. Our U.S. qualified defined benefit pension plans which provide benefits to substantially all of our U.S. employees, had assets greater than their ABO at December 31, 2002.

Plans with PBOs in excess of plan assets are primarily our U.S. qualified defined benefit pension plans; U.S. supplemental (non-qualified) retirement plans, which are not generally funded; and our plans in the U.K., Japan and Germany, whose liabilities are included in our consolidated balance sheet.

The annual costs of our postretirement health care plans follow:

	POSTRETIREMENT

(MILLIONS OF DOLLARS)	2002	2001	2000

Service cost	$17	$15	$14
Interest cost	57	50	41
Amortization of:
Prior service costs/(gains)	14	5	(4)
Actuarial losses	14	5	2
Curtailments and settlements — net	—	—	35

Net periodic benefit cost	$102	$75	$88

Our postretirement health care plans are not funded. The following table presents an analysis of the changes in 2002 and 2001 in the benefit obligation of the postretirement plans:

	POSTRETIREMENT

(MILLIONS OF DOLLARS)	2002	2001

Change in accumulated postretirement benefit obligation (APBO)
Balance beginning of year	$785	$604
Service cost for benefits earned	17	15
Interest cost on benefit obligation	57	50
Employee contributions	5	6
Increases in APBO arising primarily from changes in actuarial assumptions	113	168
Foreign exchange impact	(1)	(3)
Curtailments	2	3
Benefits paid	(73)	(58)

Accumulated postretirement benefit obligation at end of year	$905	$785

Funded status:
Plan assets less than benefit obligation	$(905)	$(785)
Unrecognized:
Net transition liability	1	1
Actuarial losses	263	165
Prior service costs	18	32

Net liability recorded in consolidated balance sheet	$(623)	$(587)

An average increase of 9% in the cost of health care benefits was assumed for 2003 and is projected to decrease over the next six years to 5% and then remain at that level.

ANNUAL REPORT 2002

P59

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 2002:

(MILLIONS OF DOLLARS)	1%INCREASE	1% DECREASE

Total of service and interest cost components	$9	$(10)
Postretirement benefit obligation	92	(99)

We have savings and investment plans in several countries including the U.S. and Puerto Rico. Employees may contribute a portion of their salaries to the plans, and we match, in company stock, a portion of the employee contributions. The contribution and match for U.S. participants are held in an employee stock ownership plan (ESOP) that was adopted in 2002. The value of our stock contributions were $139 million in 2002, $107 million in 2001 and $86 million in 2000.

13.     LEASE COMMITMENTS

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $341 million in 2002, $280 million in 2001 and $292 million in 2000. This table shows future minimum rental commitments under noncancellable operating leases at December 31, 2002:

						AFTER
(MILLIONS OF DOLLARS)	2003	2004	2005	2006	2007	2007

Lease commitments	$171	$167	$147	$121	$118	$675

14.     COMMON STOCK

In December 2002, our shareholders approved the issuance of up to 1.804 billion shares of our common stock to Pharmacia shareholders in connection with the proposed acquisition of Pharmacia. Also in 2002, we announced a new $16 billion share-purchase program (increased from the initial $10 billion) authorized by our board of directors. We will buy back our common stock via open market purchases or in privately negotiated transactions as circumstances and prices warrant, with the anticipation of completing the share-purchase program in 2003. Under this current share-purchase program, we purchased approximately 102 million shares of common stock at an average price of $29.41 per share, at a total cost of approximately $3 billion, in 2002. In May 2002, we completed the share-purchase program authorized in June 2001. In total, under the June 2001 program we purchased 120 million shares at a total cost of approximately $4.8 billion. In 2002, under both the 2002 and 2001 programs, we purchased approximately 153 million shares of common stock at a total cost of approximately $5 billion. Purchased shares are available for general corporate purposes.

In 2001, we purchased approximately 68.5 million shares of our common stock in the open market at an average price of $40.83 per share under the June 2001 share-purchase program and approximately 20.3 million shares of our common stock at an average price of $42.72 per share under the September 1998 share-purchase program. In 2000,we purchased approximately 23.1 million shares of our common stock in the open market at an average price of $43.46 per share.

15.     PREFERRED STOCK PURCHASE RIGHTS

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

The rights are redeemable by us at a fixed price until 10 days, or longer as determined by the board of directors, after certain defined events, or at any time prior to the expiration of the rights.

We have reserved 3.0 million preferred shares to be issued pursuant to these rights. No such shares have yet been issued. At the present time, the rights have no dilutive effect on the earnings per common share calculation.

16.     EMPLOYEE BENEFIT TRUST

The Pfizer Inc. Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holding of Pfizer Inc. stock. The consolidated balance sheet reflects the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity.

17.     EARNINGS PER COMMON SHARE

Basic and diluted earnings per common share were computed using the following common share data:

(MILLIONS OF SHARES)	2002	2001	2000

Basic:
Weighted average number of common shares outstanding	6,156	6,239	6,210

Diluted:
Weighted average number of common shares outstanding	6,156	6,239	6,210
Common share equivalents — stock options and stock issuable under employee compensation plans	85	122	158

Weighted average number of common shares and common share equivalents	6,241	6,361	6,368

Stock options and stock issuable under employee compensation plans representing equivalents of 244 million shares of common stock during 2002 and 136 million shares of common stock during 2001 had exercise prices greater than the average market price of Pfizer common stock. These common stock equivalents were outstanding during 2002 and 2001, but were not included in the computation of diluted earnings per share for those years because their inclusion would have had an anti-dilutive effect. There were no anti-dilutive common stock equivalents during 2000.

ANNUAL REPORT 2002

P60

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

18.     STOCK OPTION AND PERFORMANCE UNIT AWARDS

We have stock and incentive plans related to employees that allow for stock options, performance unit awards and stock awards.

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

The following shares were available for award (in thousands) at:

•     December 31, 2000           137,248

•     December 31, 2001           249,572

•     December 31, 2002           178,626

The table below summarizes information concerning options outstanding under the plans at December 31, 2002:

	(THOUSANDS OF SHARES)

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE

			WEIGHTED		WEIGHTED
		WEIGHTED	AVERAGE		AVERAGE
		AVERAGE	EXERCISE		EXERCISE
RANGE OF	NUMBER	REMAINING	PRICE	NUMBER	PRICE
EXERCISE	OUTSTANDING	CONTRACTUAL	(TOTAL	EXERCISABLE	(EXERCISABLE
PRICES	AT 12/31/02	TERM (YEARS)	OPTIONS)	AT 12/31/02	OPTIONS)

$0 - $5	4,960	1.5	$4.10	4,960	$4.10
5 - 10	40,414	2.3	6.77	40,414	6.77
10 - 15	40,672	3.9	11.68	40,672	11.68
15 - 20	37,190	4.8	17.98	37,190	17.98
20 - 30	15,446	6.1	24.91	15,424	24.91
30 - 40	91,373	6.5	33.77	77,801	33.83
over 40	201,926	8.0	42.98	66,838	42.64

	431,981			283,299

The following table summarizes the activity for the plans:

	UNDER OPTION

		WEIGHTED AVERAGE
		EXERCISE PRICE
(THOUSANDS OF SHARES)	SHARES	PER SHARE

Balance January 1, 2000	466,980	$17.59
Granted	65,863	32.49
Exercised	(130,756)	8.79
Cancelled	(6,473)	34.23

Balance December 31, 2000	395,614	22.71
Granted	79,155	45.34
Exercised	(54,082)	12.81
Cancelled	(6,764)	39.23

Balance December 31, 2001	413,923	28.05
Granted	73,874	41.30
Exercised	(43,135)	14.26
Cancelled	(12,681)	36.33

Balance December 31, 2002	431,981	31.45

The tax benefits related to certain stock option transactions were $238 million in 2002, $395 million in 2001 and $1,306 million in 2000.

The weighted-average fair value per stock option granted was $12.58 for 2002, $15.12 for 2001 and $11.12 for 2000. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	2002	2001	2000

Expected dividend yield	1.90%	1.41%	1.54%
Risk-free interest rate	4.35%	5.00%	6.65%
Expected stock price volatility	32.41%	31.45%	30.68%
Expected term until exercise (years)	5.30	5.50	5.35

In 2001, our shareholders approved a new Performance-Contingent Share Award Plan (the Plan) allowing a maximum of 12.5 million shares to be awarded. The Plan replaces the Performance-Contingent Share Award Program (the Program) that was established and became effective in 1993 to provide executives and other key employees the right to earn common stock awards. Similar to the previous Program, determination of award payouts under the Plan is made after the performance period ends, based upon specific performance criteria. Under the previous Program, up to 120 million shares could be awarded. The actual number of shares awarded and pending under the previous Program since its approval is 21 million shares. At December 31, 2002, participants had the right to earn up to 8.0 million shares under the previous Program and up to 2.8 million additional shares under the new Plan. Awards for performance periods beginning prior to January 1, 2002 will be made under the previous Program. Awards for performance periods beginning January 1, 2002 will be made under the new Plan. Under the previous Program, we awarded approximately 2.0 million shares in 2002, approximately 1.7 million shares in 2001 and approximately 2.3 million shares in 2000. We did not award any shares under the new Plan as of December 31, 2002. Compensation expense related to the previous Program and to the new Plan was $36 million in 2002, $94 million in 2001 and $170 million in 2000.

We entered into forward-purchase contracts that offset the potential impact on net income of our liability under the Program. At settlement date we will, at the option of the counterparty to each of the contracts, either receive our own stock or settle the contracts for cash. Other contract terms are as follows:

		MAXIMUM MATURITY
		IN YEARS

THOUSANDS OF SHARES	PER SHARE	2002	2001

3,051	$33.84	.8	—
3,049	33.85	—	.8

The financial statements include the following items related to these contracts:

Prepaid expenses and taxes includes:

•	fair value of these contracts

Other (income)/deductions — net includes:

•	changes in the fair value of these contracts

ANNUAL REPORT 2002

P61

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

19.     INSURANCE

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and the relationship of insurance coverage to self-insurance varies accordingly. As a result of recent external events, the cost of insurance has risen substantially and the availability of insurance has become more restrictive. Thus, depending upon the cost of insurance and the nature of the risk involved, the amount of self-insurance may be significant. We consider the impact of these changes as we continually assess the best way to provide for our insurance needs in the future.

20.     LEGAL PROCEEDINGS AND CONTINGENCIES

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, environmental, and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We do not believe any of them will have a material adverse effect on our financial position. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have valid defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

Patent claims include challenges to the coverage and/or validity of our patents on various products or processes. Although we believe that we have valid defenses to these challenges with respect to all our material patents, there can be no assurance as to the outcome of these matters, and a loss in any of these cases could result in a loss of patent protection for the drug at issue, which could lead to a significant loss of sales of that drug and could materially affect future results of operations.

Among the principal matters pending to which we are a party are the following:

PATENT MATTERS

We are involved in a number of patent suits, the majority of which involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Pending suits include generic challenges to patents covering, among other products, amlodipine (Norvasc), gabapentin (Neurontin), fluconazole (Diflucan), nifedipine (Procardia XL) and quinapril (Accupril). In addition, counterclaims in these suits as well as various independent actions (in connection with gabapentin and nifedipine) have been filed claiming that our assertions of or attempts to enforce our patent rights constitute unfair competition and/or violations of the antitrust laws. With respect to Zoloft and Lipitor, generic companies are challenging certain of our patents; however, due to the existence of additional patents, the outcome of these challenges will not affect the timing of generic competition with these products.

Norvasc (amlodipine)

A manufacturer has filed an application with the FDA seeking approval to market amlodipine maleate, a different salt form from amlodipine besylate, which is employed in our product, Norvasc. The basic patent for Norvasc received an extension of term under the Hatch-Waxman Act. The manufacturer asserts that during the period of extension the exclusionary rights of the patent are restricted to amlodipine besylate and that, after the original February 2003 expiration date, sales of amlodipine maleate would not infringe our patent. In June 2002, we filed a patent infringement suit against the manufacturer in the U.S. District Court for the District of New Jersey. The manufacturer’s motion to dismiss the complaint was granted in December 2002, and we have appealed that decision. If our appeal is not successful and the manufacturer’s product is approved and marketed, our sales of Norvasc could be subject to competition from the amlodipine maleate product. We believe that our pediatric exclusivity would preclude the manufacturer from marketing an amlodipine maleate product until August 2003 even if its position regarding the scope of the patent during the extension period is upheld in litigation. A different manufacturer has filed an abbreviated new drug application with the FDA seeking to market a generic version of amlodipine besylate, asserting the invalidity of our amlodipine patents. We also filed a patent infringement suit against that manufacturer in the U.S. District Court for the District of New Jersey in October 2002.

Neurontin (gabapentin)

In 2000, Warner-Lambert brought patent infringement suits in various federal courts against several generic manufacturers that have filed abbreviated new drug applications with the FDA asserting the invalidity and non-infringement of our gabapentin (Neurontin) low-lactam patent. These suits have been consolidated for pre-trial purposes in the U.S. District Court for the District of New Jersey. The defendants have filed various summary judgment motions asserting invalidity and non-infringement on a number of grounds, and responses have been filed. The 30-month stay of FDA approval triggered by the lawsuits has expired with respect to some of these generic manufacturers and will expire as to the others in 2003; and each of these generic manufacturers has received an approvable letter from the FDA. Counterclaims in these suits as well as various independent actions have been filed claiming that our assertions of or attempts to enforce rights under our patents for gabapentin constitute unfair competition and/or violations of the antitrust laws. These counterclaims and independent actions have been consolidated in the same federal court and stayed pending the outcome of the patent infringement suits. In addition, on February 5, 2003, Warner-Lambert brought a patent infringement suit in the U.S. District Court for the Eastern District of Pennsylvania against another generic manufacturer alleging infringement of our gabapentin (Neurontin) low- lactam patent and another patent.

Diflucan (fluconazole)

Our suit against a generic manufacturer alleging infringement of our patent on fluconazole (Diflucan), filed in the U.S. District Court for the Northern District of Illinois in 2000, resulted in our obtaining a summary judgment of infringement. After entry of a consent judgment, the case was settled without adverse effect to the Company. Following the decision in Illinois, we brought suit against another generic manufacturer in May 2002 in the U.S. District Court for the District of New Jersey alleging that such manufacturer’s intention to produce fluconazole (Diflucan) would infringe the same Pfizer patent that was involved in the Illinois case.

ANNUAL REPORT 2002

P62

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

Celebrex, Bextra (celecoxib, valdecoxib)

In 2000, the University of Rochester filed a patent infringement action against Pfizer, G.D. Searle & Co., Inc., Monsanto Co., and Pharmacia Corporation, in the U.S. District Court for the Western District of New York, alleging that sales of Celebrex infringe the broad method of use claims of the University’s patent. The suit also alleges infringement by Bextra. Summary judgment motions were filed by both sides in 2002 and are awaiting decision.

PRODUCT LIABILITY MATTERS

Rezulin

The Rezulin litigation arises from a diabetes drug developed by Sankyo in Japan and by Warner-Lambert. Rezulin was reported to have been prescribed to approximately two million patients. The medication treated insulin resistance, which is the cause of type 2 diabetes, and was effective for many patients whose diabetes had not been controlled with other medications. We believe that the FDA-approved labeling and warnings appropriately communicated the risks associated with the medication, including the risk of liver injury, which occurred in a small percentage of patients. Rezulin was voluntarily withdrawn by Warner-Lambert in March 2000 following approval of two newer diabetes medications, which the FDA considered to have similar efficacy and fewer side effects.

As of December 31, 2002, suits involving approximately 8,700 alleged users of Rezulin had been filed in various federal and state courts. Many of these suits are at a preliminary stage. In the vast majority of these cases, we have not yet obtained and reviewed complete information regarding the plaintiffs and their medical conditions, and consequently, we are unable to fully evaluate the claims. A number of cases have been settled, and a smaller number have been tried, producing verdicts both for and against Warner-Lambert. We have appealed and will continue to appeal verdicts rendered in favor of plaintiffs that we believe are inappropriate and that have not otherwise been resolved. The cases pending in federal courts have all been consolidated for pre-trial proceedings in a single multi-district litigation assigned to the U.S. District Court for the Southern District of NewYork. On September 12, 2002, the court denied the plaintiffs’ motion to certify a class of allegedly injured Rezulin users seeking money damages and a subclass of uninjured users seeking medical monitoring and damages for alleged consumer fraud or restitution of amounts they paid for Rezulin. A number of the cases pending in state courts are purported class actions.

In addition, as of December 31, 2002, approximately 1,000 alleged users of Rezulin had asserted claims, but had not filed suits, against the Company. Also, as of December 31, 2002, we had agreed with certain plaintiffs’ lawyers to extend the statute of limitations for approximately 31,000 individuals who do not have lawsuits on file and who may or may not eventually pursue claims. We are unable to determine how many, if any, of these individuals may be able to assert claims for Rezulin-related injury.

We are actively engaged in defending these various lawsuits and, where appropriate, resolving the suits and claims. As in most mass tort litigation, the cases present a wide variety of claims, ranging from allegations of serious injury caused by Rezulin to efforts to obtain compensation notwithstanding the absence of any injury at all. Based on the information available to us at this time, only a small percentage of the claimants have suffered any serious or permanent injury caused by the medication. We are not aware of any reliable evidence supporting a conclusion that Rezulin had any adverse latent effect.

One of our insurance carriers that provides the first layer of excess coverage for these Rezulin claims has denied coverage. We believe that the carrier’s position is without merit. If we are unable to resolve the matter satisfactorily with the carrier, we intend to initiate an arbitration proceeding to resolve the dispute and we would expect to prevail.

A federal grand jury in Maryland has sought documents relating to Rezulin from us and testimony from former Warner-Lambert employees. We are cooperating fully with this investigation.

Asbestos

In the 1960s, Pfizer acquired two businesses, the Gibsonburg Lime Products Company and Quigley Company, Inc., that sold, among other things, products containing small amounts of asbestos. The sale of these products was discontinued in the early 1970s. Gibsonburg Lime was operated as an unincorporated division of Pfizer, whereas Quigley has been and continues to be a separately incorporated subsidiary of Pfizer. As of December 31, 2002, approximately 128,000 claims naming Pfizer and/or Quigley and numerous other defendants were pending in various federal and state courts seeking damages for alleged asbestos exposure. The majority of these claims involve alleged activities of Quigley, for which any liability is solely the responsibility of Quigley. While Quigley continues to have insurance covering asbestos claims, that insurance is limited and going forward contains substantial self-insurance aspects. Quigley has conducted no active trade or business since 1992. Its sole activity is management of its asbestos-related claims.

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2002, approximately 103,000 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged asbestos and other exposures. Several of the insurance carriers that provided coverage for the American Optical asbestos and other claims have denied coverage. We believe that these carriers’ position is without merit and have initiated legal proceedings against such carriers.

Based upon available data and our experience in handling asbestos claims, we believe that a substantial portion of the plaintiffs alleging injury from Pfizer, Quigley and American Optical products do not have any impairing medical condition. For those claimants who do, we believe we have meritorious defenses.

OTHER MATTERS

Environmental Matters

We are a party to a number of proceedings brought under the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA or Superfund) and comparable state laws in which the primary relief sought is the cost of past and future remediation.

ANNUAL REPORT 2002

P63

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

Neurontin

The U.S. Attorney’s office in Boston, Massachusetts has been conducting an investigation into Warner-Lambert’s promotion of Neurontin. The investigation originated with a qui tam lawsuit filed in the U.S. District Court for the District of Massachusetts by a former Warner-Lambert employee, alleging that Warner-Lambert violated the Federal False Claims Act based on certain sales and marketing practices concerning Neurontin. These allegations are also under review by a group of state attorneys general. We continue to cooperate fully with these inquiries. While it is possible that criminal charges and fines and/or civil penalties could result from these investigations, we are unable to estimate the amount of any such fines or penalties. These allegations also are the subject of a suit filed by certain individuals in the U.S. District Court for the Northern District of West Virginia in June 2002 and a suit filed by the Congress of California Seniors, et al., in the Superior Court of California for Los Angeles County in February 2003.

Zithromax

The previously reported investigation by a coalition of nineteen state attorneys general into the promotion of Zithromax for otitis media has been concluded by our entering into an assurance of voluntary compliance that included the payment of $6 million to cover investigation costs and to fund certain public service announcements.

Average Wholesale Price Litigation

On September 10, 2002, we were named as a defendant in a purported consolidated class action that previously had been pending in a multi-district proceeding in the U.S. District Court for the District of Massachusetts. The amended complaint alleges that Pfizer and other pharmaceutical manufacturers defrauded the plaintiff health care insurers and payors by selling certain products at prices lower than the published average wholesale price at which the products were reimbursed by the plaintiffs. We also were named as a defendant in suits involving substantially similar allegations in the Superior Court of California for Los Angeles County on September 26, 2002, and in the U.S. District Court for the Eastern District of New York on January 17, 2003.

MERGER LITIGATION

Warner-Lambert Acquisition

The previously reported shareholder class and derivative suits filed in New Jersey and Delaware in respect of Pfizer’s acquisition of Warner-Lambert, which generally alleged that Warner-Lambert directors breached their fiduciary obligations to Warner-Lambert shareholders in connection with the initial agreement to merge with American Home Products and then with Pfizer, have all been resolved and dismissed.

Pharmacia Acquisition

Following the announcement on July 15, 2002 of our agreement to acquire Pharmacia Corporation, a suit was filed in the Delaware Chancery Court on behalf of a purported class of Pharmacia’s shareholders against Pharmacia and its directors and Pfizer. The suit alleges that the price to be paid for Pharmacia’s shares was inadequate as a result of the breach by Pharmacia’s directors of their fiduciary duties to the Pharmacia shareholders and that Pfizer aided and abetted the alleged breach. The complaint, which we believe to be without merit, seeks damages and injunctive relief.

ANNUAL REPORT 2002

P64

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

21. SEGMENT, GEOGRAPHIC AND REVENUE INFORMATION

We operate in the following two business segments:

•	pharmaceutical — including:

–	treatments for cardiovascular diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, urogenital conditions and allergies, as well as the manufacture of empty soft-gelatin capsules

–	products for livestock and companion animals

•	consumer products — including self-medications for:

–	oral care, upper respiratory health, eye care, skin care and gastro-intestinal health

Each separately managed segment offers different products requiring different marketing and distribution strategies.

We sell our products primarily to customers in the wholesale sector. In 2002, sales to our three largest wholesalers represented 45% of total revenues. These sales were concentrated in the pharmaceutical segment.

Revenues exceeded $500 million in each of seven countries outside the U.S. in 2002. The U.S. was the only country to contribute more than 10% of total revenues. The following tables present segment, geographic and revenue information:

SEGMENT

				CONSUMER		CORPORATE/
(MILLIONS OF DOLLARS)		PHARMACEUTICAL		PRODUCTS		OTHER		CONSOLIDATED

Revenues	2002	$29,843		$2,530		$—		$32,373
	2001	26,670	(1)(2)	2,354	(2)	—		29,024
	2000	23,784	(2)	2,261	(2)	—		26,045

Segment profit	2002	12,920		546		(1,670	) (5)	11,796	(6)
	2001	10,864		493		(1,373	) (5)	9,984	(6)
	2000	8,761	(3)	527	(4)	(3,787	) (5)	5,501	(6)

Identifiable assets(7)	2002	18,541		2,105		25,710		46,356
	2001	16,876		1,956		20,321		39,153
	2000	15,850		2,139		15,521		33,510

Property, plant and equipment additions(7)	2002	1,521		112		125		1,758
	2001	1,980		66		59		2,105
	2000	1,952		49		72		2,073

Depreciation and amortization(7)	2002	910		62		64		1,036
	2001	826		88		58		972
	2000	723		72		84		879

GEOGRAPHIC

		UNITED				ALL OTHER
(MILLIONS OF DOLLARS)		STATES(8)		JAPAN		COUNTRIES		CONSOLIDATED

Revenues	2002	$20,762		$1,971		$9,640		$32,373
	2001	18,629	(1)(2)	1,792	(2)	8,603	(2)	29,024
	2000	16,428	(2)	1,711	(2)	7,906	(2)	26,045

Long-lived assets	2002	6,975		439		5,419		12,833
	2001	6,757		444		5,030		12,231
	2000	6,275		484		4,589		11,348

(1)	Includes an increase to revenues of $175 million from the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid discounts and contract rebate accruals.

(2)	Reflects reclassification of certain marketing expenses as a result of adopting EITF Issue No. 00-25 and certain sales incentives as a result of adopting EITF Issue No. 00-14. Both reclassifications were from Selling, informational and administrative expenses to Revenues.

(3)	Includes costs of $136 million associated with the withdrawal of Rezulin, a loss on the sale of animal health’s feed-additive products of $85 million and a gain on the sale of Omnicef of $39 million.

(4)	Includes a gain on the sale of the Rid line of lice-control products of $78 million.

(5)	Includes interest income/(expense) and corporate expenses. Corporate/Other also includes other income/(expense) of our banking and insurance subsidiaries (see note 5, “Banking and Insurance Subsidiaries”), certain performance-based compensation expenses not allocated to the operating segments and merger-related costs.

(6)	Equals income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle.

(7)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments, long-term loans and investments and assets held for sale of the Adams and Schick-Wilkinson Sword businesses (and the Tetra business in 2001 and 2000) and women’s health product lines.

(8)	Includes operations in Puerto Rico.

ANNUAL REPORT 2002

P 65

Notes to Consolidated Financial Statements
PFIZER INC AND SUBSIDIARY COMPANIES

REVENUES

	YEAR ENDED DECEMBER 31

(MILLIONS OF DOLLARS)	2002	2001	2000

Pharmaceutical
HUMAN PHARMACEUTICAL
Cardiovascular diseases	$13,348	$11,586	$10,338
Infectious diseases	3,615	3,638	3,523
Central nervous system disorders	5,726	4,740	3,882
Diabetes	316	308	416
Arthritis	363	365	360
Allergy	1,116	993	703
Urogenital conditions	1,735	1,518	1,343
Alliance revenue	1,596	1,379	1,158
Other	473	538	605

Total human pharmaceutical excluding harmonization of accounting methodology	28,288	25,065	22,328
Harmonization of accounting methodology	—	175	—

Total human pharmaceutical	28,288	25,240	22,328

ANIMAL HEALTH
Companion animal products	524	459	379
Livestock products	595	562	670

Total animal health	1,119	1,021	1,049
CAPSUGEL	436	409	407

Total pharmaceutical	29,843	26,670	23,784

Consumer Products
CONSUMER HEALTHCARE	2,530	2,354	2,261

Total revenues	$32,373	$29,024	$26,045

ANNUAL REPORT 2002

P 66

Quarterly Consolidated Financial Data (Unaudited)
PFIZER INC AND SUBSIDIARY COMPANIES

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2002
Revenues	$7,747	$7,296	$7,996	$9,333
Costs and expenses	4,578	4,759	4,982	5,627
Merger-related costs	109	164	114	243

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle	3,060	2,373	2,900	3,463
Provision for taxes on income	747	480	630	751
Minority interests	1	—	1	5

Income from continuing operations before cumulative effect of a change in accounting principle	2,312	1,893	2,269	2,707

Discontinued operations:
Income from operations of discontinued businesses — net of tax	61	64	81	72
Gain on sale of discontinued business — net of tax	—	—	—	77

Discontinued operations — net of tax	61	64	81	149

Income before cumulative effect of a change in accounting principle	2,373	1,957	2,350	2,856
Cumulative effect of a change in accounting principle — net of tax	(410)	—	—	—

Net income	$1,963	$1,957	$2,350	$2,856

Earnings per common share — basic:
Income from continuing operations before cumulative effect of a change in accounting principle	$.38	$.30	$.38	$.43

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.01	.01	.01	.02
Gain on sale of discontinued business — net of tax	—	—	—	.01

Discontinued operations — net of tax	.01	.01	.01	.03

Income before cumulative effect of a change in accounting principle	.39	.31	.39	.46
Cumulative effect of a change in accounting principle — net of tax	(.07)	—	—	—

Net income	$.32	$.31	$.39	$.46

Earnings per common share — diluted:
Income from continuing operations before cumulative effect of a change in accounting principle	$.37	$.30	$.37	$.43

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.01	.01	.01	.02
Gain on sale of discontinued business — net of tax	—	—	—	.01

Discontinued operations — net of tax	.01	.01	.01	.03

Income before cumulative effect of a change in accounting principle	.38	.31	.38	.46
Cumulative effect of a change in accounting principle — net of tax	(.07)	—	—	—

Net income	$.31	$.31	$.38	$.46

Cash dividends paid per common share	$.13	$.13	$.13	$.13

Stock prices
High	$42.46	$40.40	$35.23	$34.00
Low	$39.10	$32.75	$25.13	$28.25

All financial information reflects our confectionery, shaving and fish-care products businesses, as well as the femhrt, Loestrin and Estrostep women’s health product lines, as discontinued operations.

Merger-related costs include transaction, integration and restructuring costs related to our merger with Warner-Lambert. Merger-related costs for the third and fourth quarters of 2002 include pre-integration costs related to our proposed acquisition of Pharmacia.

As of January 31, 2003, there were approximately 214,810 record holders of our common stock (symbol PFE).

ANNUAL REPORT 2002

P 67

Quarterly Consolidated Financial Data (Unaudited)
PFIZER INC AND SUBSIDIARY COMPANIES

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2001
Revenues	$6,879	$6,872	$7,093	$8,180
Costs and expenses	4,112	4,379	4,338	5,391
Merger-related costs	234	233	111	242

Income from continuing operations before provision for taxes on income and minority interests	2,533	2,260	2,644	2,547
Provision for taxes on income	644	542	638	611
Minority interests	1	8	2	2

Income from continuing operations	1,888	1,710	2,004	1,934

Discontinued operations:
Income from operations of discontinued businesses — net of tax	42	119	68	22
Gain on sale of discontinued business — net of tax	—	—	—	—

Discontinued operations — net of tax	42	119	68	22

Net income	$1,930	$1,829	$2,072	$1,956

Earnings per common share — basic:
Income from continuing operations	$.30	$.27	$.32	$.32

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.01	.02	.01	—
Gain on sale of discontinued business — net of tax	—	—	—	—

Discontinued operations — net of tax	.01	.02	.01	—

Net income	$.31	$.29	$.33	$.32

Earnings per common share — diluted:
Income from continuing operations	$.29	$.27	$.32	$.30

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.01	.02	.01	—
Gain on sale of discontinued business — net of tax	—	—	—	—

Discontinued operations — net of tax	.01	.02	.01	—

Net income	$.30	$.29	$.33	$.30

Cash dividends paid per common share	$.11	$.11	$.11	$.11

Stock prices
High	$46.75	$45.23	$42.23	$44.04
Low	$34.01	$38.50	$34.00	$38.32

All financial information reflects our confectionery, shaving and fish-care products businesses, as well as the femhrt, Loestrin and Estrostep women’s health product lines, as discontinued operations.

The 2001 data was reclassified to reflect the reclassifications between Revenues and Costs and expenses as a result of the January 1, 2002 adoption of EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products — codified within EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer.

In the second quarter of 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert Company (Warner-Lambert) into conformity with our historical method. This adjustment increased revenues in the second quarter of 2001 by $175 million.

Merger-related costs include transaction, integration and restructuring costs related to our merger with Warner-Lambert.

ANNUAL REPORT 2002

P 68

Financial Summary
PFIZER INC AND SUBSIDIARY COMPANIES

	YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2002	2001	2000	1999	1998	1997

Revenues(1)	$32,373	29,024	26,045	26,940	23,017	18,975
Research and development	5,176	4,776	4,374	4,036	3,305	2,536
Other costs and expenses	14,771	13,445	12,947	15,926	15,315	12,460
Merger-related costs(2)	630	819	3,223	33	—	—

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principle	11,796	9,984	5,501	6,945	4,397	3,979
Provision for taxes on income	2,609	2,433	1,946	1,968	1,163	1,081
Income from continuing operations before cumulative effect of a change in accounting principle	9,181	7,537	3,542	4,972	3,232	2,888
Discontinued operations — net of tax	355	251	184	(20)	1,401	131
Cumulative effect of a change in accounting principle — net of tax(3)	(410)	—	—	—	—	—

Net income	$9,126	7,788	3,726	4,952	4,633	3,019

Effective tax rate — continuing operations	22.1%	24.4%	35.4%	28.3%	26.4%	27.2%
Depreciation	$976	860	771	773	668	588
Property, plant and equipment additions	1,758	2,105	2,073	2,493	1,951	1,391
Cash dividends paid	3,168	2,715	2,197	1,820	1,501	1,294

As of December 31

Working capital(4)	6,226	5,483	6,048	4,415	3,806	3,405
Property, plant and equipment — net	10,712	9,783	8,757	8,685	7,237	6,248
Total assets(4)	46,356	39,153	33,510	31,372	27,227	22,964
Long-term debt	3,140	2,609	1,123	1,774	1,794	2,561
Long-term capital(5)	23,505	21,348	17,575	16,240	14,820	13,809
Shareholders’ equity	19,950	18,293	16,076	13,950	12,616	10,901

Earnings per common share — basic:
Income from continuing operations before cumulative effect of a change in accounting principle	$1.49	1.21	.57	.81	.53	.48
Discontinued operations — net of tax	.06	.04	.03	—	.23	.02
Cumulative effect of a change in accounting principle — net of tax(3)	(.07)	—	—	—	—	—

Net income	$1.48	1.25	.60	.81	.76	.50

Earnings per common share — diluted:
Income from continuing operations before cumulative effect of a change in accounting principle	$1.47	1.18	.56	.79	.51	.46
Discontinued operations — net of tax	.06	.04	.03	(.01)	.22	.02
Cumulative effect of a change in accounting principle — net of tax(3)	(.07)	—	—	—	—	—

Net income	$1.46	1.22	.59	.78	.73	.48

Market value per share (December 31)	$30.57	39.85	46.00	32.44	41.67	24.85
Return on shareholders’ equity	47.7%	45.3%	24.8%	37.3%	39.4%	29.4%
Cash dividends paid per common share(6)	$.52	.44	.36	.30 2/3	.25 1/3	.22 2/3
Shareholders’ equity per common share	$3.27	2.95	2.58	2.28	2.06	1.79
Current ratio	1.34:1	1.40:1	1.50:1	1.37:1	1.38:1	1.47:1

Weighted average shares used to calculate:
Basic earnings per common share amounts	6,156	6,239	6,210	6,126	6,120	6,084
Diluted earnings per common share amounts	6,241	6,361	6,368	6,317	6,362	6,297

2001, 2000, 1999 and 1998 data was reclassified to reflect reclassifications between Revenues and Other costs and expenses of $108 million in 2001, $105 million in 2000, $226 million in 1999 and $214 million in 1998 as a result of the January 1, 2002 adoption of EITF
Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products. We have not reclassified periods prior to 1998 for EITF Issue No. 00-25. After we reorganized our financial systems due to the merger with Warner-Lambert Company (Warner-Lambert), the level of detail necessary to develop an EITF 00-25 amount for periods prior to 1998 was no longer available.

All financial information for 2002, 2001 and 2000 reflects our confectionery, shaving and fish-care products businesses as well as the femhrt, Loestrin and Estrostep women’s health product lines as discontinued operations. We have not restated periods prior to 2000 for these discontinued operations because the data are not available. After we reorganized our financial systems due to the merger with Warner-Lambert, the level of detail necessary to develop financial information for these discontinued operations for periods prior to 2000 was no longer available. All financial information reflects the previously discontinued Medical Technology Group (MTG) and Food Science businesses as discontinued operations.

We have restated all common share and per share data for the 1999 three-for-one stock split.

(1)	In 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with our historical method. This adjustment increased revenues in 2001 by $175 million.

(2)	Merger-related costs include the following:

2002 — Integration costs of $345 million and restructuring charges of $187 million related to our merger with Warner-Lambert in 2000 and pre-integration costs of $98 million related to our proposed acquisition of Pharmacia.

2001 — Integration costs of $456 million and restructuring charges of $363 million related to our merger with Warner-Lambert in 2000.

2000 — Transaction costs directly related to our merger with Warner-Lambert of $226 million; costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger of $1,838 million; integration costs of $242 million and restructuring charges of $917 million.

1999 — Transaction costs directly related to the merger with Agouron Pharmaceuticals, Inc. of $33 million.

(3)	In 2002, as a result of adopting SFAS No. 142, we recorded pre-tax charges of $565 million ($410 million net of tax).

(4)	Total assets for 2002, 2001 and 2000 include assets held for sale of our confectionery and shaving businesses (and the Tetra business in 2001 and 2000) as well as the femhrt, Loestrin and Estrostep women’s health product lines. Total assets in 1997 include net assets of discontinued operations of our MTG businesses.

(5)	Defined as long-term debt, deferred taxes on income, minority interests and shareholders’ equity.

(6)	Cash dividends paid per common share for years prior to our merger with Warner-Lambert in 2000 are those of Pfizer.

ANNUAL REPORT 2002

P 69