Form 10-K, Exhibit 13
period 2003-12-31
PFIZER INC
filed 2004-03-10
CIK 78003

Exhibit 13

Dear Shareholders,

During the past four years, Pfizer has nearly tripled in size, adding some 80,000 new colleagues, many new products across a range of therapeutic areas and billions of dollars in sales and earnings. We have also broadened our efforts to expand access to medicines and healthcare, and to partner as a corporate citizen working to solve some of the world’s most pressing healthcare crises.

     We hope you share our pride in our growth and success. But with growth and success have come added complexity. Because of the need to fully explain the complexity of today’s Pfizer, we have chosen this year to divide our traditional Annual Report into two related but separate publications: an Annual Review, which tells the story of our people, products and businesses and the many stakeholders they have served in 2003; and this Financial Report, which contains the full financial accounting of our businesses for the year.

     At a time when a lack of transparency in financial reporting has cast a pall on many corporations, we want to be sure that Pfizer is doing the utmost to clearly present its performance results to you, our investors. We hope this Financial Report accomplishes that goal.

Hank McKinnell
Chairman of the Board and
Chief Executive Officer
February 26, 2004

2003 Financial Report 1

Financial Review
Pfizer Inc and Subsidiary Companies

Overview of Consolidated Operating Results

We are a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals, as well as many of the world’s best known consumer healthcare products. We generate revenue, which totaled $45 billion in 2003, through the sale of our products as well as through alliance agreements by copromoting products discovered by other companies. Our pharmaceutical segment represented 88% of our revenues in 2003 and, therefore, developments relating to the pharmaceutical industry can impact our operations. In 2003, five products each achieved more than $2 billion in revenues and achieved double digit growth.

			% CHANGE

(MILLIONS OF DOLLARS)	2003	2002	03/02

Lipitor	$9,231	$7,972	16
Norvasc	4,336	3,846	13
Zoloft	3,118	2,742	14
Neurontin	2,702	2,269	19
Zithromax	2,010	1,516	33

In addition, in 2003 we recorded revenues of $2,132 million for Celebrex, which included $249 million in alliance revenue under a copromotion agreement with Pharmacia Corporation prior to its acquisition by us in April 2003, as well as post-acquisition product sales.

Business Environment

There are a number of industry wide factors that may affect our business and should be considered along with the information presented in the section “Forward-Looking Information and Factors That May Affect Future Results.”

We believe that there are future opportunities for revenue generation of our products, including:

•	Current demographics of developed countries which indicate that people are living longer and therefore have a great need for medicines;

•	The large number of untreated patients within our various therapeutic categories. For example, of the tens of millions of Americans who are in need of medical therapy for high cholesterol, only one third are actually receiving treatment; and

•	The promise of technology to improve upon existing therapies and to introduce treatments where none currently exist.

Both U.S. and international governmental regulations mandating prices or price controls can impact our revenues, and we continue to work within the current pricing structures to minimize the impact on our revenues. For example, the importation of medicines from Canada to the U.S. that were originally sold to Canadian parties has been actively managed by several initiatives including carefully managing our products with Canadian wholesalers. Managed care organizations, as well as government agencies, continue to seek discounts on our products and this has served to slow our revenue growth. Recent enactment of U.S. Medicare legislation regarding prescription drug benefits for Medicare beneficiaries expands access to medicines that patients need. While expanded access may potentially result in increased sales of our products, such increases may be offset by increased pricing pressures due to the enhanced purchasing power of the private sector providers that will negotiate on behalf of Medicare beneficiaries. We are currently evaluating the impacts of the legislation. We believe that our medicines provide significant value for both providers and patients not only from the improved treatment of diseases, but also from a reduction in other health care costs such as hospitalization or emergency room costs, increased patient productivity and a better quality of life.

Intellectual property legal protections and remedies are also a significant factor in our business. Many of our products have a composition-of-matter or compound patent and may also have secondary patents. Secondary patents can include additional composition-of-matter patents, processes for making the compound or additional indications or uses. As such, each of our products has varying patents expiring at varying dates thereby strengthening our patent protection. Our major products are patented. However, once the patent protection period is finished, generic pharmaceutical manufacturers generally produce similar products and sell those products for a lower price. This price competition can substantially decrease our revenues.

Patents covering our products are subject to challenges from time to time. Wherever appropriate, we aggressively defend our patent rights against such challenges (details of these matters are described in Note 20 to the consolidated financial statements — “Legal Proceedings and Contingencies”).

Some of our products face competition in the form of new competitor products or generic drugs, which treat similar diseases or indications. We have been able to limit the impact of product competition and, at times, generic competition by highlighting the proven track record of safety and efficacy of our products. For example, Lipitor has gained wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosage range. Further, the safety and efficacy of Viagra have been demonstrated in more than 120 clinical trials worldwide and in more than five years of real-world experience.

Discovery and development of new products, as well as the development of additional uses for existing products, are imperative for the continued strong operation of our businesses. We continue to successfully introduce new products, including Relpax and Somavert in the U.S. and Bextra, Vfend and Spiriva in various international markets. Our research and development pipeline has advanced with several New Drug Application filings and the initiation of five Phase III and twelve Phase II programs in 2003. While a significant portion of research and development is done internally, we do enter into agreements with other companies to co-develop promising compounds. These co-development and alliance agreements allow us to capitalize on promising compounds to expand our pipeline of potential future products. Our research and development covers a wide spectrum of therapeutic areas as discussed in the “Product Developments” section of this Financial Review.

Due to our strength in marketing and our global reach, we are able to attract other organizations who may have promising compounds and can benefit from our strength and skills. For example, the acquisition of Esperion Therapeutics for $1.3 billion in cash, which was completed on February 10, 2004, will add a new acute-care dimension to our cardiovascular portfolio.

Pharmacia Acquisition

On April 16, 2003, by acquiring Pharmacia Corporation (Pharmacia), we created the world’s largest pharmaceutical company, with the scientific depth, global marketing strength and financial resources to take greater advantage of new opportunities and to bring innovative new products to market faster. We acquired Pharmacia in a stock-for-stock transaction

2 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

valued at approximately $56 billion. This non-cash transaction was accounted for as a purchase business combination under accounting principles generally accepted in the United States of America (GAAP). Under the purchase method of accounting, the assets acquired and liabilities assumed from Pharmacia are recorded as of the date of acquisition, at their respective fair values. We engaged independent valuation specialists to assist us in determining the fair values of assets acquired and liabilities assumed. Such a valuation requires us to make significant estimates and assumptions, especially with regard to the valuation of intangible assets. Our reported financial position and results of operations after April 16, 2003 reflect these values and were not restated to reflect the historical financial position or results of operations of Pharmacia. The impact of purchase accounting resulted in a number of significant non-cash charges to the 2003 income statement, such as Merger-Related In-Process Research and Development (IPR&D) (one-time $5.1 billion); incremental cost of sales (non-recurring $2.8 billion) from the sale of acquired inventory adjusted to fair value; and incremental amortization ($2.4 billion) of tangible and intangible assets adjusted to fair value.

The results of operations discussed below include Pharmacia’s product sales and expenses from the acquisition date. Therefore, our operating results for 2003 as compared to 2002 reflect the impact of the acquisition of Pharmacia.

In connection with the acquisition, we have taken actions to integrate and restructure the Pharmacia operations in order to increase our profitability through cost savings and operating efficiencies. In the U.S. and in more than thirty other countries, we have eliminated or are in the process of eliminating duplicative facilities, functions, organizations and systems. Reductions in cost of sales for the combined company are expected to be realized through the optimization of global manufacturing. To achieve the savings, we have incurred certain merger-related expenditures totaling $2.6 billion in 2003, which are discussed in more detail in the “Costs and Expenses” section. Cost synergies from the Pharmacia acquisition achieved in 2003 totaled more than $1.3 billion. As a result of these activities and the combining of operations, it is not possible to provide separate results of operations for Pharmacia for the period after the acquisition date.

In connection with our pending acquisition of Pharmacia and our merger with Warner-Lambert Company (Warner-Lambert) in June 2000, we incurred integration and restructuring costs that reduced net income by $390 million after tax in 2002 as compared to $505 million after tax in 2001.

Other Financial Impacts

In the fourth quarter of 2003, we recorded charges totaling $1.4 billion for the resolution of two legacy Warner-Lambert legal matters: Rezulin personal-injury claims and governmental investigations of marketing practices relating to Neurontin, which are included in Other (income)/ deductions — net.

We evaluate our businesses and products on an ongoing basis for strategic fit. As a result, in 2003 we sold the Adams confectionery business, the Schick-Wilkinson Sword shaving products business and certain women’s health product lines, which in the aggregate, increased net income by $2,285 million after tax. These divestitures are presented as discontinued operations in 2003, 2002 and 2001. The divestiture of the Tetra fish-care products business in December 2002, which increased 2002 net income by $77 million after tax, is presented as discontinued operations in 2002 and 2001.

In 2003, we incurred a non-cash charge, which reduced net income by $30 million after tax in connection with our January 1, 2003 adoption of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This charge is reported as a cumulative effect of a change in accounting principle.

In 2002, we incurred non-cash charges for impairment provisions related to goodwill and identifiable intangible assets, which reduced net income by $410 million after tax as a result of the January 1, 2002 adoption of SFAS No. 142, Goodwill and Other Intangible Assets. These charges were reported as a cumulative effect of a change in accounting principle.

Accounting Policies

We consider the following accounting policies important in understanding our operating results and financial condition. For additional accounting policies, see Note 1 to the consolidated financial statements — “Significant Accounting Policies.”

Estimates and Assumptions

In preparing our financial information, we use certain estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for sales discounts, allowances and incentives, depreciation, amortization, employee benefits, contingencies and asset and liability valuations. For instance, in determining our annual pension and other post-employment benefit costs, we estimate the rate of return on plan assets and the cost of future health care benefits. Our estimates of fair value of assets and liabilities are based on assumptions that we believe to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. Certain of these risks, uncertainties and assumptions are discussed in the section “Forward-Looking Information and Factors That May Affect Future Results.”

Business Acquisitions

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net income. Accordingly, for significant items, we typically obtain assistance from independent valuation specialists.

There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, including acquired IPR&D, we typically utilize the “income method.” This method starts with a forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include: the projected future cash flows (including timing); the expected costs to develop IPR&D into commercially viable products and estimates of cash flows from the projects when completed; and the discount rate reflecting the risks inherent in the future cash flows.

2003 Financial Report   3

Financial Review
Pfizer Inc and Subsidiary Companies

Determining the useful life of an intangible asset also requires judgment. For example, different products or types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. For example, the useful life of the right associated with a pharmaceutical product’s exclusive patent will be finite and will result in amortization expense being recorded in our results of operations over a determinable period. However, the useful life associated with a brand that has no patent protection but that retains, and is expected to retain, a distinct market identity could be considered to be indefinite.

All of these judgments and estimates can significantly impact net income.

Revenues

Sales Incentives — We generally record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentive programs.

Sales Rebates — We record provisions for rebates based upon our actual experience ratio of rebates paid and actual prescriptions written within a respective period. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. Periodically, we adjust the accrual based upon actual payments made for rebates.

Alliances — We have agreements to copromote pharmaceutical products discovered by other companies. Revenue is earned when our copromotion partners ship the related product and title passes to their customer. Alliance revenue is primarily based upon a percentage of our copromotion partners’ net sales. Expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

Prior to the copromoted product receiving regulatory approval, we expense, as incurred, milestone payments made under these agreements and record them in Other (income)/deductions—net. Once the product receives regulatory approval, we record any subsequent milestone payments in Identifiable intangible assets, less accumulated amortization and amortize them evenly over the remaining agreement term or the expected product life cycle, whichever is shorter. At least annually, we review for impairment those milestone payments which have been recorded as assets.

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, environmental, and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We record accruals for such contingencies to the extent that we conclude their occurrence is both probable and estimable. We consider many factors in making these assessments, including past history, scientific evidence and the specifics of each matter. However, litigation is inherently unpredictable and excessive verdicts do occur. We record anticipated recoveries under existing insurance contracts when assured of recovery. We also provide tax reserves when we believe that it is probable that a taxing authority will take a sustainable position on a matter contrary to the position taken by us or one of our subsidiaries when filing required tax returns.

Stock Options

We elect to account for our stock-based compensation under Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees which does not require compensation costs related to our stock options to be recorded in net income.

We believe that it is difficult to accurately measure the value of an employee stock option. The Black-Scholes model is a trading options-pricing model that neither considers the non-traded nature of employee stock options, nor the restrictions on such trading, the lack of transferability or the ability of employees to forfeit the options prior to expiry. If the model adequately permitted consideration of the unique characteristics of employee stock options, the resulting estimate of the fair value of the stock options could be different.

The pro forma effect on net income and diluted earnings per common share for the years ended 2003, 2002 and 2001 is set forth in Note 1 to the consolidated financial statements — “Significant Accounting Policies — Stock-Based Compensation.”

Pension Plans

We provide defined benefit pension plans and defined contribution plans for the majority of employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and generally contributions to qualified plans are tax deductible. It typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions. The funded status of our U.S. qualified plans in the aggregate exceeds both the Accumulated Benefit Obligation (ABO) measure as well as a Projected Benefit Obligation (PBO) measure of plan obligations. Outside of the U.S., we fund our plans to the extent that tax or other incentives exist and we have accrued liabilities on our consolidated balance sheet to reflect those plans that are not fully funded.

We also provide benefits through supplemental (non-qualified) retirement plans to certain employees. These supplemental plans, which are not generally funded, provide out of our general assets an amount substantially equal to the amounts that would have been payable under the defined benefit qualified pension plans, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits. In addition, we provide medical and life insurance benefits to retirees and their eligible dependents through our postretirement plans, which, in general, are also unfunded obligations.

In 2003, we made required U.S. contributions of $135 million and voluntary tax-deductible contributions in excess of minimum requirements of $1,394 million to our pension plans in major markets. These voluntary contributions, as well as higher-than-assumed investment returns in 2003, have moved our U.S. qualified pension plans, in the aggregate, to an overfunded status on both an ABO measurement basis and a PBO measurement basis.

Our assumption for the expected long-term rate of return-on-assets in our U.S. pension plans to determine net periodic benefit cost is 9% for 2004, which is unchanged from 2003. The assumption for the expected return-on-assets reflects our long-term outlook for global capital market returns and our diversified investment strategy. The expected return is applied to the fair market value of plan assets at each year end. As a sensitivity measure, holding all other assumptions constant, the effect of a one-percentage-point decline in the return-on-assets assumption would be an increase in our 2004 U.S. qualified pension plan (pre-tax) expense of approximately $61 million.

4 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

The discount rate used in calculating our U.S. pension benefit obligations at December 31, 2003 is 6.3%, which represents a 0.6 percentage-point decline from our December 31, 2002 rate of 6.9%. The discount rate is largely based upon an index of high-quality fixed income investments (U.S. Moody’s AA Long-Term Corporate Bond Index) at the plan’s respective measurement dates. Holding all other assumptions constant, the effect of this 0.6 percentage-point decrease in the discount rate assumption is an increase in our 2004 U.S. qualified pension plan (pre-tax) expense of approximately $57 million and an increase in the U.S. qualified pension plans’ projected benefit obligations at December 31, 2003 of approximately $485 million.

Pharmacia Acquisition

On April 16, 2003, Pfizer acquired Pharmacia for a purchase price of approximately $56 billion, which included the issuance of approximately 1.8 billion shares of Pfizer common stock, 180 million options on Pfizer common stock, six thousand shares of Pfizer Series A convertible perpetual preferred stock (convertible into 15.5 million shares of Pfizer common stock), and vested share awards, as well as transaction costs.

Commencing from the acquisition date, the Pharmacia assets acquired and liabilities assumed, as well as the results of Pharmacia’s operations, are included in our consolidated financial statements. About 7½ months of results of operations of Pharmacia’s international operations (which conforms to Pfizer’s international operations fiscal year end of November 30th) and about 8½ months of results of operations Pharmacia’s of U.S. operations are included in our consolidated financial statements for the year ended December 31, 2003.

The impact of purchase accounting results in a number of significant non-cash charges to the 2003 income statement, such as Merger-Related In-Process Research and Development (IPR&D) (one-time $5.1 billion); incremental cost of sales (non-recurring $2.8 billion) from the sale of acquired inventory adjusted to fair value; and incremental amortization ($2.4 billion) of tangible and intangible assets adjusted to fair value. See also the discussion under the headings “Merger-Related In-Process Research and Development Charge” and “Merger-Related Costs.”

The largest components of the purchase price recorded on the balance sheet are intangible assets (see Note 2 to the consolidated financial statements — “Pharmacia Acquisition”). The components of Pharmacia goodwill and identifiable intangible assets, by segment, at the acquisition date (determined in consultation with independent valuation specialists) follow:

	PHARMA-	CONSUMER	ANIMAL
(MILLIONS OF DOLLARS)	CEUTICAL	HEALTHCARE	HEALTH	OTHER	TOTAL

Goodwill	$18,548	$1,714	$77	$108	$20,447
Finite-lived intangible assets	30,945	168	52	431	31,596
Indefinite-lived intangible assets	4,284	1,076	236	29	5,625

The $31.6 billion of purchased intangibles with finite lives includes $31.2 billion of developed technology rights and the $5.6 billion of purchased intangibles with indefinite lives includes $5.3 billion of brands.

Developed technology rights represent the value associated with developed technology to which Pfizer has rights. These rights can include the right to develop, use, market, sell and/or offer for sale the products, compounds and intellectual property that we acquired from Pharmacia with respect to products, compounds and/or processes that have been completed. The significant components of developed technology rights include fair values determined for Celebrex, Detrol, Xalatan, Genotropin, Zyvox, Camptosar and Bextra.

Brands represent tradenames, as the products themselves no longer receive patent protection. Significant brands include fair values determined for Depo Provera contraceptive, Xanax, Medrol and tobacco-dependence products.

The fair value of all of these identifiable intangible assets is determined using the “income approach” on a project-by-project basis. This method starts with a forecast of all of the expected future net cash flows associated with the developed technology (both approved and unapproved uses), the brands and other intangible assets. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams, some of which are more certain than others.

The valuation of developed technology rights is derived from multiple cash flow streams, some of which are more certain than others. For example, the valuation of Pharmacia’s second-generation COX-2 inhibitor, valdecoxib, includes the cash flows associated with the sale of Bextra, the product line approved by regulators for the treatment of osteoarthritis and rheumatoid arthritis, as well as the value associated with using the developed technology (valdecoxib) in current R&D projects. In this situation, the projected cash flows of the approved indications are more likely to be achieved than the potential cash flows associated with the R&D projects for the currently unapproved indications. The unequal probability of realizing these cash flow streams reflects the uncertainty associated with the future benefits of individual R&D projects, even those that leverage the benefits of developed technology. Of the value allocated to developed technology rights, approximately 96% is derived from regulatory-approved uses and indications.

The valuations are based on information that is available as of the acquisition date and the expectations and assumptions that have been deemed reasonable by our management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results.

At least annually, we review all of our intangible assets, including goodwill, for impairment.

Due to the continuing analyses relating to the determination of the fair values of the assets acquired and liabilities assumed in connection with our acquisition of Pharmacia (U.S. GAAP permits up to one year from the acquisition date to complete such analyses), any changes to the fair value of net assets acquired from Pharmacia, based on information as of the acquisition date, will result in an adjustment to the intangible asset’s fair value and a corresponding adjustment to goodwill.

As a result of the acquisition of Pharmacia, regulatory authorities required us to divest several products and a product candidate. In April 2003, we sold Cortaid, an anti-itch cream, for $35.8 million in cash. Also in April 2003, we sold the product candidate for overactive bladder, darifenacin, for $225 million. We received $50 million in cash upon closing and will receive the remaining $175 million when, and if, darifenacin receives regulatory approvals.

2003 Financial Report 5

Financial Review
Pfizer Inc and Subsidiary Companies

Analysis of the Consolidated Statement of Income

The results of operations in 2003 discussed below include Pharmacia’s product sales and expenses from the acquisition date as well as certain non-cash charges relating to purchase accounting for the Pharmacia acquisition.

				% CHANGE

(MILLIONS OF DOLLARS)	2003	2002	2001	03/02	02/01

Revenues	$45,188	$32,373	$29,024	40	12
Cost of sales	9,832	4,045	3,823	143	6
% of revenues	21.8%	12.5%	13.2%
SI&A expenses	15,242	10,846	9,717	41	12
% of revenues	33.7%	33.5%	33.5%
R&D expenses	7,131	5,176	4,776	38	8
% of revenues	15.8%	16.0%	16.5%
Merger-related IPR&D charge	5,052	—	—	—	—
% of revenues	11.2%	—	—
Merger-related costs	1,058	630	819	68	(23)
% of revenues	2.3%	1.9%	2.8%
Other (income)/ deductions – net	3,610	(120)	(95)	*	27

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	3,263	11,796	9,984	(72)	18
% of revenues	7.2%	36.4%	34.4%
Provision for taxes on income	1,621	2,609	2,433	(38)	7
Effective tax rate	49.7%	22.1%	24.4%
Income from continuing operations before cumulative effect of change in accounting principles	1,639	9,181	7,537	(82)	22
% of revenues	3.6%	28.4%	26.0%
Discontinued operations — net of tax	2,301	355	251	548	41
Income before cumulative effect of change in accounting principles	3,940	9,536	7,788	(59)	22
% of revenues	8.7%	29.5%	26.8%
Cumulative effect of change in accounting principles — net of tax	(30)	(410)	—	*	—

Net income	$3,910	$9,126	$7,788	(57)	17
% of revenues	8.7%	28.2%	26.8%

*	Calculation not meaningful.

Certain reclassifications were made in 2002 and 2001 to conform to the 2003 presentation.

Percentages in this table and throughout the Financial Review may reflect rounding adjustments.

Revenues

Revenues increased 40% to $45,188 million in 2003 and 12% to $32,373 million in 2002. Revenue increases in 2003 were primarily due to the inclusion of Pharmacia products, strong performances by our in-line and newly launched products across businesses and regions and the weakening of the U. S. dollar relative to other currencies.

Effective January 2, 2004 and July 10, 2003, we increased the published prices for certain U. S. pharmaceutical products. These price increases had no material effect on 2003 wholesaler inventory levels. Pfizer’s policy relating to supply of pharmaceutical inventory at domestic wholesalers is to maintain stocking levels under one month on average and to keep monthly levels consistent from year to year based on patterns of utilization. Pharmacia stocking levels began the second quarter of 2003 at a little over two months on average and have been reduced to Pfizer’s levels. We completed the harmonization of Pharmacia’s trade-inventory practices in 2003, however, such harmonization of trade-inventory practices with those of legacy Pfizer negatively impacted revenues by approximately $500 million in 2003.

Revenue increases in 2002 were due primarily to newly launched products, new indications for existing products and sales volume growth of our pharmaceutical products.

Revenues in the U. S. grew 30% to $26,844 million in 2003 and 12% to $20,613 million in 2002. International revenues grew 56% to $18,344 million in 2003 and 12% to $11,760 million in 2002.

Revenues exceeded $500 million in each of ten countries outside the U. S. in 2003 and in each of seven countries outside the U. S. in 2002. The U. S. was the only country to contribute more than 10% of total revenues in both years.

Elements of Total Revenue Growth (percentages)

Revenues by Business Segment

We operate in the following business segments:

•	Pharmaceutical

– The pharmaceutical segment includes treatments for cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

•	Consumer Healthcare

– The consumer healthcare segment includes self medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth.

•	Animal Health

– The animal health segment includes treatments for diseases in livestock and companion animals.

We operate several other businesses including the manufacture of empty soft-gelatin capsules, contract manufacturing, bulk pharmaceutical chemicals and diagnostics. Due to the size of these businesses, they are grouped into our “Corporate/Other” segment.

6 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Total Revenues by Business Segment

Percentage Change in Revenues

		ANALYSIS OF % CHANGE
	TOTAL %
	CHANGE	VOLUME*	PRICE**	CURRENCY

Pharmaceutical
2003 vs. 2002 ***	40.1	32.8	3.0	4.3
2002 vs. 2001	12.1	12.7	(0.7)	0.1
Consumer Healthcare
2003 vs. 2002 ***	20.0	15.8	1.2	3.0
2002 vs. 2001	7.7	6.2	1.5	—
Animal Health
2003 vs. 2002 ***	42.8	35.1	2.5	5.2
2002 vs. 2001	9.6	8.3	3.0	(1.7)
Total
2003 vs. 2002 ***	39.6	32.5	2.8	4.3
2002 vs. 2001	11.5	11.9	(0.4)	—

*	All alliance revenue changes are included in volume.

**	Reflects impact of harmonization of accounting methodology in 2001 for Medicaid discounts and contract rebate accruals.

***	All changes related to Pharmacia products are included in volume.

Percentage Change in Geographic Revenues

	% CHANGE IN REVENUES

	U. S.		INTERNATIONAL

	03/02	02/01	03/02	02/01

Pharmaceutical *	32	12	55	12
Consumer Healthcare *	1	8	54	7
Animal Health	47	12	40	7
Total	30	12	56	12

* Certain reclassifications were made in 2002 and 2001 to conform to the 2003 presentation.

Pharmaceutical

Revenues of our pharmaceutical segment were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2003	2002	2001	03/02	02/01

Pharmaceutical *	$39,631	$28,283	$25,240	40	12

* Certain reclassifications were made in 2002 and 2001 to conform to the 2003 presentation.

Our Pharmaceutical business is the largest in the world. Revenues from this segment contributed 88% of our total revenues in 2003 and 87% in each of 2002 and 2001. At the end of 2003, fourteen of our pharmaceutical products remained number one in their respective therapeutic category.

In the U.S. market, pharmaceutical revenue growth was 32% in 2003 and 12% in 2002. International growth was 55% in 2003 and 12% in 2002. The growth in our Pharmaceutical business was driven by strong performances across a broad range of products, the inclusion of post-acquisition results of legacy Pharmacia products (including recording product sales instead of alliance revenue for Celebrex and Bextra) and the favorable impact of the U.S. dollar against major currencies.

We recorded product sales of more than $1 billion for each of nine products in 2003 and eight products in 2002. These products represented 70% in 2003 and 79% in 2002 of our pharmaceutical business.

Revenues — Major Pharmaceutical Products

				% CHANGE

(MILLIONS OF DOLLARS)	2003	2002	2001	03/02	02/01

Cardiovascular Metabolic Diseases:	$16,171	$13,664	$11,894	18	15
Lipitor	9,231	7,972	6,448	16	24
Norvasc	4,336	3,846	3,581	13	7
Accupril/Accuretic	706	668	604	6	11
Cardura	594	531	551	12	(4)
Glucotrol XL	331	297	283	11	5
Central Nervous System Disorders:	7,378	5,726	4,740	29	21
Zoloft	3,118	2,742	2,365	14	16
Neurontin	2,702	2,269	1,751	19	30
Geodon	353	222	150	59	49
Aricept *	254	203	157	25	29
Xanax/Xanax XR	238	—	—	—	—
Relpax	85	16	1	435	M+
Arthritis and Pain:	3,046	363	365	740	(1)
Celebrex **	1,883	100	76	M+	31
Bextra	687	—	—	—	—
Infectious and Respiratory Diseases:	4,677	3,615	3,638	29	(1)
Zithromax	2,010	1,516	1,506	33	1
Diflucan	1,176	1,112	1,066	6	4
Viracept	259	336	364	(23)	(8)
Vfend	200	42	—	379	—
Zyvox	181	—	—	—	—
Urology:	2,457	1,735	1,518	42	14
Viagra	1,879	1,735	1,518	8	14
Detrol/Detrol LA	544	—	—	—	—
Oncology:	713	—	—	—	—
Camptosar	299	—	—	—	—
Ellence	216	—	—	—	—
Ophthalmology:	770	—	—	—	—
Xalatan/Xalcom	623	—	—	—	—
Endocrine Disorders:	550	—	—	—	—
Genotropin	481	—	—	—	—
All Other:	3,110	1,584	1,531	96	3
Zyrtec	1,338	1,115	990	20	13
Medrol	241	—	—	—	—
Alliance Revenue ***	759	1,596	1,379	(52)	16

M+ Change greater than one thousand percent.

*	Represents direct sales under license agreement with Eisai Co. , Ltd.

**	Includes direct sales under license agreement with Pharmacia prior to the acquisition.

***	Includes alliance revenue for Celebrex and Bextra under copromotion agreements with Pharmacia prior to the acquisition.

2003 Financial Report 7

Financial Review
Pfizer Inc and Subsidiary Companies

•	Lipitor, for the treatment of elevated cholesterol levels in the blood, is the most widely prescribed statin for lowering cholesterol and the most widely prescribed pharmaceutical product in the world. Despite the challenges of multiple new competitors both in the U.S. and in international markets, we expect that Lipitor’s unsurpassed record of cholesterol reduction and patient safety at all doses make it the powerful cholesterol treatment patients and physicians choose, and trust, most. With 45% of total prescriptions in the U.S. lipid-lowering market in 2003, Lipitor has gained wide physician and patient acceptance based on its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range. There continues to be an opportunity for further growth of the cholesterol-lowering market. We believe, worldwide, millions of people with high cholesterol are either not diagnosed or not meeting their cholesterol goals with treatment. Evolving treatment guidelines will likely continue to encourage the use of statin therapy.

•	Norvasc is the world’s most-prescribed branded medicine for treating hypertension and the fourth-largest selling pharmaceutical product in the world.

•	Zoloft, for the treatment of depression, panic disorder, obsessive-compulsive disorder in adults and children, post-traumatic stress disorder (PTSD), premenstrual dysphoric disorder (PMDD) and social anxiety disorder (SAD), is the most-prescribed selective serotonin re-uptake inhibitor (SSRI) in the U.S. Zoloft is approved for acute and long-term use in all of these indications with the exception of PMDD and is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature as these disorders tend to be chronic.

•	Neurontin, for use in adjunctive therapy for epilepsy, is also approved in more than 60 markets for the treatment of a range of neuropathic pain conditions. Neurontin has also been approved for the management of post-herpetic neuralgia, which is described as pain in the area affected by a viral infection commonly known as shingles. Neurontin is the first oral medication approved in the U.S. for this condition.

•	Geodon, for the treatment of symptoms associated with schizophrenia, has been approved in 64 countries and launched in the U.S., Germany, Spain, Brazil, and other major markets. Geodon remains the first and only atypical antipsychotic available in both an oral and a rapid-acting intramuscular dosage form. In 2003, Pfizer received a U.S. Food and Drug Administration (FDA) request for a diabetes class warning. Pfizer responded to this request by stating that Geodon has not been associated with increased risk for diabetes. Evidence from clinical trials has consistently demonstrated that Geodon has a weight-neutral profile overall. Data also show that Geodon did not adversely affect patients’ fasting insulin levels, total cholesterol and triglycerides, and blood sugar levels. In addition, Pfizer submitted a full response to the FDA’s request for class labeling that contained a summary of the relevant data and a proposal for Geodon labeling that did not include the class warning, but instead focused on metabolic advantages.

•	Celebrex, for relief of the pain and inflammation of osteoarthritis (OA), rheumatoid arthritis (RA), acute pain and primary dysmenorrhea (menstrual pain) in adults, is the leading selective COX-2 inhibitor in the world having the broadest range of approved indications. In addition, Celebrex is approved in the U.S. and E.U. to reduce the number of adenomatous colorectal polyps in familial adenomatous polyposis (FAP), a rare genetic disease that may result in colorectal cancer, as an adjunct to usual care. Celebrex is the most prescribed arthritis brand in the U.S. market. We copromoted Celebrex with Pharmacia prior to our acquisition of Pharmacia. Revenue associated with the copromotion of Celebrex was recorded by Pfizer as alliance revenue prior to the acquisition date.

•	Bextra is used for relief of the pain and inflammation of OA, RA and primary dysmenorrhea and offers a once-daily dosing for OA and RA patients. We copromoted Bextra with Pharmacia prior to our acquisition of Pharmacia. Revenue associated with our copromotion of Bextra was recorded by Pfizer as alliance revenue prior to the acquisition date.

•	Zithromax is the largest-selling antibiotic worldwide. Zithromax continues to revolutionize antibiotic treatment in the U.S. with the only available single dose treatment for otitis media (middle ear infection). The Zithromax Tri-Pak provides the only three-day regimen for the treatment of acute bacterial exacerbations of chronic obstructive pulmonary disease (COPD). Zithromax is also recommended for the first-line treatment of community-acquired pneumonia and sinusitis.

•	Diflucan remains the leading systemic antifungal in the world. Diflucan’s sales volume after 14 years on the market reflects the product’s continuing acceptance as the therapy of choice for a wide range of fungal infections. Diflucan lost patent protection in much of Europe in 2003 as well as Japan, the U.K. and Germany. Our basic product patent for fluconazole (Diflucan) expired in the U.S. in January 2004. The FDA has granted us pediatric exclusivity with respect to Diflucan, which extends our marketing exclusivity for six months, through July 29, 2004, but the grant of pediatric exclusivity is subject to a pending legal challenge by a generic manufacturer.

•	Viagra, a treatment for erectile dysfunction (ED), is the world’s most recognized pharmaceutical brand and among the most widely prescribed medications. We expect Viagra to continue to lead the erectile dysfunction market due to its unsurpassed medical profile. Future Viagra sales growth is expected to come from increased patient presentation and physician diagnosis. Direct-to-consumer advertising has been effective in encouraging more men to see a physician about ED.

•	Detrol is the world’s leading product for the treatment of overactive bladder. Detrol LA is an extended release formulation taken once a day.

•	Xalatan is the most prescribed glaucoma medicine in the U.S., Europe and Japan. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalcom consists of Xalatan with the beta-blocker timolol.

•	Zyrtec provides strong, rapid and long-lasting relief for seasonal and year-round allergies and hives with once-daily dosing. Zyrtec is the leading branded antihistamine in the U.S. in new prescriptions and the only prescription antihistamine with a syrup formulation. Zyrtec-D 12 Hour is the only prescription oral antihistamine/decongestant combination medicine approved to treat both year-round indoor and outdoor allergies, as well as nasal congestion. Revenue and prescription gains were achieved despite multiple over-the-counter (OTC) branded and private-label loratadine (Claritin) product introductions since December 2002. Zyrtec’s growth in this declining market can be attributed in part to strong performance in a broad range of formulations — tablets, syrup, and the 12-hour decongestant formulation — and for both adult and pediatric patients.

8 2003 Financial Report

     Financial Review
     Pfizer Inc and Subsidiary Companies

•	Alliance revenue reflects revenue associated with our copromotion of Aricept, Spiriva and Rebif and for Celebrex and Bextra prior to the acquisition of Pharmacia on April 16, 2003.

–	Aricept, discovered and developed by our alliance partner Eisai Co., Ltd, is the world’s leading medicine to treat symptoms of Alzheimer’s disease.

–	Spiriva, discovered and developed by our alliance partner Boehringer Ingelheim (BI), is used to treat COPD, a chronic respiratory disorder that includes chronic bronchitis and emphysema. BI received an approval letter from the FDA in January 2004 to market Spiriva in the U.S.

–	Rebif, discovered and developed by Serono S.A. (Serono), is used to treat symptoms of relapsing forms of multiple sclerosis.

Alliances allow us to copromote or license these products for sale in certain countries. Under the copromotion agreements, these products are marketed and promoted with our alliance partners. We provide funding through cash, staff and other resources to sell, market, promote and further develop these products.

Rebates under Medicaid and related state programs reduced revenues by $800 million in 2003, $570 million in 2002 and $342 million in 2001. We also provided legislatively mandated discounts to the U.S. government of $566 million in 2003, $420 million in 2002 and $343 million in 2001. Performance-based contracts also provide for rebates to several customers. These contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products. Rebates are product-specific and therefore, for any given year can be impacted by the mix of products sold.

Consumer Healthcare

Revenues of our consumer healthcare business were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2003	2002	2001	03/02	02/01

Consumer healthcare*	$3,042	$2,535	$2,354	20	8

*	Certain reclassifications were made in 2002 and 2001 to conform to the 2003 presentation.

Our consumer healthcare business is one of the largest consumer health-care companies in the world. The increase in consumer healthcare revenues in 2003, as compared to the prior-year periods, was primarily due to the inclusion of Pharmacia products as well as:

•	the 12% increase in 2003 in sales of Listerine mouthwash, which benefited from the recent U.S. launch of Natural Citrus flavor

•	the favorable impact of the weakening of the U.S. dollar against major currencies partially offset by:

•	the 13% decline in 2003 in sales of Listerine PocketPaks, reflecting the 2002 initial trade stocking as well as a change in demand from initial trial to a more normalized consumption pattern, which has been partially offset by the roll-out to international markets

•	the 1% and 2% decline in 2003 of Benadryl and Sudafed as a result of the loratadine switch from prescription to OTC.

•	the divestitures of the Nix and Bonine franchises in North America during the first half of 2003

The 8% increase in consumer healthcare revenues in 2002 was primarily due to:

•	the success of Listerine PocketPaks representing 5% of the 8% over-all increase in consumer healthcare revenues

•	the 10% increase in sales of Listerine mouthwash

Animal Health

Revenues of our animal health business were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2003	2002	2001	03/02	02/01

Livestock products	$970	$595	$562	63	6
Companion animal products	628	524	459	20	14
Total animal health products	$1,598	$1,119	$1,021	43	10

Our animal health business is the largest in the world. The increase in animal health revenues in 2003, as compared to the prior-year periods, was primarily due to the inclusion of Pharmacia products, which are reflected in both product categories.

Livestock product revenues increased 63% in 2003, as compared with the prior year, with key performance as follows:

•	swine vaccine sales grew 9% in 2003, as compared with prior year, due to the second quarter 2002 launches of Flusure (a swine influenza vaccine) in the U.S. and RespiSure One/Stellamune One (a single-dose swine vaccine to prevent pneumonia) in our international markets during 2002

•	Advocin 180 (an antibiotic used to treat respiratory and internal infections in cattle and swine) was launched in the U.S. during the fourth quarter of 2002

•	Spirovac (a reproductive cattle vaccine) was launched in the U.S. during the first quarter of 2003

•	Dectomax (a treatment for internal and external parasites in cattle and swine) sales grew 1% despite increasing generic competition throughout our markets

Livestock product revenues increased 6% in 2002 with key performance as follows:

•	swine vaccine sales grew 18% due to the 2002 launch of Flusure in the U.S., as well as the launch of RespiSure One/Stellamune One in our international markets

•	cattle vaccine sales grew 12% due to growth in our European markets, where the livestock market has shown signs of recovery, and in Latin America, resulting from higher sales of vaccines for foot-and-mouth disease partially offset by:

•	Dectomax sales, which remained flat, as the product faced increased generic competition and price erosion throughout our markets

Companion animal product revenues increased 20% in 2003, as compared with the prior year, with key brand performance as follows:

•	Revolution (a parasiticide for dogs and cats) sales grew 26% in 2003 due to increased promotional efforts and the weakening of the U.S. dollar against major currencies

2003 Financial Report 9

Financial Review
Pfizer Inc and Subsidiary Companies

•	Rimadyl (for relief of arthritis pain in dogs and for post-operative pain treatment) sales grew 13% due to increased field and marketing emphasis on the brand throughout our markets, the launch of Rimadyl Injectable in the U.S. and the weakening of the U.S. dollar against major currencies

•	Clavamox/Synulox (an antibiotic for dogs and cats) sales grew 16% in 2003 due to increased promotional activities in the U.S. and the weakening of the U.S. dollar against major currencies

Companion animal product revenues increased 14% in 2002 driven by strong global performance that was well-balanced across key brand performance as follows:

•	Revolution sales grew 35% largely due to benefits generated from increased promotional efforts in Europe and a change from distributorship to direct customer sales in one of our Asian markets

•	Rimadyl sales grew 14% due to increased field and marketing emphasis on the brand throughout our international markets and increased veterinary demand in the U.S. based on a new FDA approval for a post-operative pain indication

•	Clavamox/Synulox sales grew 21% due to field and marketing emphasis on the brand throughout our markets partially offset by:

•	our companion animal vaccine line, which showed growth of 5%, reflective of a mature market segment in which our commitment to customer service enables us to maintain our customer base

Product Developments

We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing in-line and alliance products. We possess a broad and deep pipeline of medicines in development. We intend to submit New Drug Applications (NDA) to the FDA for twenty products in the five-year interval ending in 2006, of which six (Relpax, Inspra, Somavert, Spiriva, Caduet and pregabalin) have been submitted through December 31, 2003. We have three new products that were recently approved or are undergoing regulatory review in the U.S. and/or E.U. (Inspra, Caduet, pregabalin). We intend to launch all three of these products in new markets once regulatory approvals are received. However, there are no assurances as to when, or if, we will receive regulatory approval for these or any of our other new products.

Certain significant regulatory actions by, and filings pending with, the FDA follow:

U.S. FDA Approvals

PRODUCT	INDICATION/DOSAGE	DATE APPROVED

Caduet	Single product that combines cholesterol-lowering and anti-hypertensive medications in Lipitor and Norvasc	January 2004

Spiriva	COPD	January 2004

Zithromax	Acute bacterial sinusitis	January 2004

Vfend	Oral suspension dosage form Antifungal — esophageal infections caused by candida ssp.	December 2003 November 2003

Detrol	Pediatric patients with neurogenic bladder (loss of control of urination)	December 2003

Inspra	Post-heart-attack heart failure	October 2003

Zyvox	Diabetic foot infections	July 2003

Viracept	HIV — new dosage form	April 2003

Somavert	Acromegaly (a growth disorder)	March 2003

Zoloft	Social anxiety disorder	February 2003

Pending U.S. NDAs and Supplemental NDAs

PRODUCT	INDICATION/DOSAGE	DATE SUBMITTED

Depo- Provera	Injectable formulation to treat endometriosis	December 2003

	Subcutaneous formulation for contraception	June 2003

Zyvox	Use in penicillin-resistant streptococcus pneumonia infections in patients with pneumonia	December 2003

Bextra	Migraine	November 2003

pregabalin	Neuropathic pain, add-on epilepsy, and generalized anxiety disorder	October 2003

Geodon	Acute mania in bipolar disorder Oral suspension dosage form	October 2003 September 2002

Diflucan	Use in children	October 2003

Zyrtec	Chewable tablets	May 2003

Fragmin	Use to prevent the formation of venous blood clots	February 2003

Viracept	Use in children with HIV	June 2003

Cardura XL	Benign prostatic hyperplasia (enlarged prostate)	April 2001

10 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

•	In February 2004, a filing for Exubera, for the treatment of Type 1 and Type 2 diabetes, was submitted in the E. U.

•	In December 2003, the FDA issued an approvable letter for Zoloft for use with depressed hospital patients with acute myocardial infarction or unstable angina.

•	In December 2003, the European regulatory submission for Caduet, the Lipitor-Norvasc one-pill combination was completed.

•	In October 2003, the E. U. approved Onscenal (Celebrex) for familial adenomatous polyposis.

•	In October 2003, fosfluconazole, the injectable pro-drug of leading antifungal agent Diflucan, was approved for marketing in Japan.

•	In September 2003, the FDA issued an approvable letter for Zoloft to add safety information regarding the treatment of depression in children and adolescents providing positive labeling on weight gain.

•	In July 2003, Inspra was filed in the E. U. for the treatment of post- myocardial-infarction heart failure.

•	In July 2003, the FDA issued a non-approvable letter for the liquid oral suspension dosage form of Geodon. We have responded to the FDA’s questions and are working with the FDA to resolve the issues identified.

•	In June 2003, the FDA issued an approvable letter to include the safety information from two trials in pediatric depression in the Zoloft package insert.

•	In June 2003, the E. U. approved Genotropin for treating children born small for gestational age.

•	In June 2003, we submitted a filing in Japan for the use of Vfend in the treatment of serious fungal infections, including apsergillus, candida ssp. and cryptococcus.

•	In May 2003, Bextra received marketing approval in the E. U. for treatment of OA, RA and primary dysmenorrhea.

•	In March 2003, a filing for pregabalin, for the treatment of neuropathic pain and as adjunctive therapy in epilepsy, was submitted in the E. U.

Ongoing or planned clinical trials for additional uses and dosage forms for our currently marketed products include:

PRODUCT	INDICATION/DOSAGE

Viagra	Pulmonary arterial hypertension in both children and adults

Celebrex	Sporadic adenomatous polyposis — a precancerous condition caused by growths in the intestines

Barrett’s esophagus — a precancerous condition caused by repeated damage from stomach acid regurgitation

Actinic keratosis — a precancerous skin growth caused by overexposure to sunlight

Bladder cancer

Ankylosing spondylitis — an inflammation of the spine

Chronic lower back pain

Zithromax	Cystic fibrosis

Drug resistant malaria (combination with chloroquine)

Sustained release Zithromax (bacterial infections)

Vfend	Candidemia in non-neutropenic patients

Fungal infections in immuno-compromised patients

Bextra	Acute pain, including gout

Perioperative oral surgery pain

Camptosar IV	Use in children

Adjuvant colorectal cancer

Gastric cancer

Fragmin	Use in oncology to reduce cardiac toxicity associated with chemotherapy

Xalatan (new formulation)	Ocular hypertension

It is our current intention to submit applications for the following new chemical compounds in 2004 subject to ongoing negotiations and discussions with various regulatory agencies:

		ANTICIPATED
COMPOUND	INDICATION	SUBMISSION DATE

Dynastat	Injectable COX-2 inhibitor for pain and inflammation (powder)	2004

Indiplon	Insomnia (tablet)	2004

2003 Financial Report 11

Financial Review
Pfizer Inc and Subsidiary Companies

Advanced-stage clinical studies are continuing for Exubera, an inhalable form of insulin for Type 1 and Type 2 diabetes under co-development, co-manufacture, and co-marketing with Aventis Pharma (Aventis), with the participation of Nektar Therapeutics; varenicline for smoking cessation; Lipitor-torcetrapib for cholesterol disorders; lasofoxifene for osteoporosis and other indications; Macugen for macular degeneration and macular edema, under co-development with Eyetech Pharmaceuticals, Inc. (Eyetech); Daxas (roflumilast)  for COPD and asthma, under co-development with Altana Pharma; capravirine for HIV/AIDS; a Zithromax/chloroquine combination for malaria; sumanirole for Parkinson’s disease; asenapine for neurological disorders, under co-development with Akzo Nobel’s Organon healthcare unit; edotecarin for Glioma and colorectal cancer; and SU-11, 248, an angiogenesis inhibitor for treatment of gastrointestinal and other cancers.

Together with Aventis, we are completing additional long-term studies for the Exubera development program. These trials are well under way and involve patients with Type 1 and Type 2 diabetes. Because of the potential widespread use of Exubera among diabetes patients, additional rigorous testing and assessment of pulmonary function measures are appropriate to deepen the medical understanding of diabetes and Exubera’s role in the future management of diabetes. Based on interim data from one-year controlled safety studies, we are confident that Exubera will be an important medication to treat this devastating disease. We are continuing our discussions with regulatory agencies regarding the timing of the submission in the U.S.

On October 20, 2003, Pfizer announced a global agreement to collaborate with Organon for the exclusive worldwide development and commercialization of asenapine, a 5HT2/D2 antagonist beginning Phase III trials for schizophrenia and bipolar disorder. Under terms of the agreement, the companies will collaborate on the clinical development and manufacturing of asenapine and copromote the product in the U.S., E.U., Japan, and other markets. The government cleared the transaction in December 2003 and we expensed a payment of $100 million, included in Other (income)/deductions — net, to Organon in the fourth quarter of 2003. Additional milestone payments of $270 million could potentially be made to Organon based upon regulatory approvals and launch of asenapine in the U.S., E.U., and Japan as well as the attainment of certain agreed upon sales levels. If approved, we will copromote asenapine with Organon and we will record alliance revenue for copromotion services provided to Organon.

In December 2002, we announced an agreement with Neurocrine Biosciences, Inc. (Neurocrine) for the exclusive worldwide development and commercialization of indiplon, Neurocrine’s Phase III compound for the potential treatment of insomnia. Under terms of the agreement, we obtained an exclusive, worldwide license for indiplon. We will record all sales of indiplon and Neurocrine will have exclusive rights to copromote, but not to sell, indiplon in the U.S. Following filing of an NDA for indiplon, Neurocrine will also have rights to detail, but not to sell, our antidepressant, Zoloft, in the U.S. The government approved the transaction in February 2003 and we expensed a payment of $100 million, included in Other (income)/deductions — net, to Neurocrine in the first quarter of 2003. Additional milestone payments of $300 million could potentially be made to Neurocrine based on worldwide regulatory submissions and approvals. We will fund the ongoing development of indiplon and pay royalties on worldwide sales and copromotion commissions in the U.S. Following the U.S. launch of indiplon, we will provide a $175 million secured credit facility for a period of three years.

Also in December 2002, we announced an agreement with Eyetech to jointly develop and commercialize Eyetech’s Macugen (pegaptanib sodium), a potential treatment for age-related macular degeneration (AMD) and diabetic macular edema (DME), both leading causes of blindness. The government cleared the transaction in February 2003 at which time we expensed a payment of $100 million which is included in Other (income)/deductions — net to Eyetech. Additional milestone payments up to $195.5 million could potentially be made to Eyetech based on worldwide regulatory submission and approvals. Eyetech also has the potential to receive up to an additional $450 million in milestone payments, which are contingent upon successful commercialization of Macugen and attainment of agreed-upon sales levels. We will also fund the majority of the ongoing development costs for both the AMD and DME indications. If approved, we will copromote Macugen with Eyetech in the U.S. and we will record alliance revenue for copromotion services provided to Eyetech. Outside the U.S., we will market the product exclusively under a royalty-bearing license and we will directly record sales of the product.

Additional product-related programs are in various stages of discovery and development.

Costs and Expenses

Cost of Sales

Cost of sales increased 143% in 2003 and 6% in 2002 while revenues increased 40% in 2003 and 12% in 2002. In accordance with purchase accounting, Pharmacia’s inventory was recorded on Pfizer’s balance sheet at fair value (an amount higher than Pharmacia’s cost to manufacture). As the inventory was sold, cost of sales was charged for the fair market value of the acquired inventory. Sales of this inventory were completed by the end of 2003. Overall, our 2003 cost of sales was impacted by:

•	incremental cost of sales ($2,820 million in 2003) from the sale of inventory acquired from Pharmacia adjusted to fair value

•	change in product mix, given the addition of legacy Pharmacia’s product portfolio, which has a higher product cost relative to legacy Pfizer’s product portfolio

•	the impact of reflecting cost of sales for Celebrex and Bextra after the acquisition date compared to reflecting alliance revenue for the co-promotion of Celebrex and Bextra prior to April 16, 2003

•	the unfavorable impact of foreign exchange

partially offset by:

•	merger-related cost savings

The change in 2002 reflects favorable business and product mix, the benefit of integration synergies resulting from our merger with Warner-Lambert and improvements in manufacturing efficiencies. Manufacturing efficiencies stem from greater volume and cost reductions attributable to procurement initiatives, as well as plant operating efficiencies. Cost of sales in 2002 was also unfavorably impacted by foreign exchange.

12 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Selling, Informational and Administrative Expenses (SI&A)

SI&A expenses increased 41% in 2003 and 12% in 2002. Overall, both years reflect increases due to strong marketing and sales support for our broad portfolio of pharmaceutical products. In 2003, these increases are mainly due to the inclusion of expenses related to Pharmacia SI&A activities from the acquisition date and product support in light of new product competition partially offset by initial cost synergies from Pharmacia-related restructuring activities. Marketing expenses of our pharmaceutical products included 2003 costs associated with the first quarter 2003 U.S. launch of the migraine product Relpax and continued commercial support for products recently launched in the U.S. including the anti-arthritic product Bextra (copromoted with Pharmacia in the U.S. prior to the acquisition date), the U.S. launch in the third quarter 2002 of the antifungal agent Vfend, and initial commercial support of the multiple sclerosis product Rebif (copromoted with Serono in the U.S. ) launched in the fourth quarter 2002. In Europe, the launch of Spiriva (copromoted with BI) for COPD in the fourth quarter 2002 and the migraine product Relpax in the second quarter 2002 also contributed to the period over period increase in marketing expenses.

During 2002, marketing expenses included costs associated with the U.S. launch of the anti-arthritic product Bextra (launched in the second quarter 2002), the U.S. launch of the anti-fungal agent Vfend, and initial commercial support of the multiple sclerosis product Rebif in Europe. The launch of Spiriva for COPD and the migraine product Relpax also contributed to the year-over-year increase in marketing expenses.

Research and Development Expenses (R&D)

R&D expenses increased 38% in 2003 and 8% in 2002. In 2003, year-over-year growth for R&D spending is attributable to the incremental expenditures associated with the consolidation of Pharmacia-related activity subsequent to the acquisition date and increased support of the advanced-stage development portfolio, partially offset by initial cost synergies from Pharmacia-related restructuring activities. In 2002, growth is attributable to increased support of the advanced-stage R&D portfolio, higher costs as a result of the recent expansion of facilities and increased information technology costs due to the continued implementation of enterprise-wide resource management systems.

Merger-Related In-Process Research and Development Charge

We recorded a merger-related in-process research and development charge in 2003 in the amount of $5,052 million for the preliminary estimate of the portion of the purchase price of Pharmacia allocated to in-process research and development. The components of the IPR&D charge include projects related to multiple therapeutic areas in Pharmacia’s portfolio, such as arthritis and pain.

Our valuation is being performed in consultation with independent valuation specialists to determine the fair value of research and development projects of Pharmacia that were in-process, but not yet completed. The fair value is determined using the “income approach”on a project-by-project basis. This method starts with a forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the project’s stage of completion and other risk factors, including the nature of the product, the scientific data associated with the technology, the current patent situation and market competition (see Note 2 to the consolidated financial statements — “Pharmacia Acquisition”).

The final valuation is expected to be completed as soon as possible, but no later than one year from the acquisition date. To the extent that our estimates need to be adjusted, we will do so.

Merger-Related Costs

We incurred the following merger-related costs in connection with our acquisition of Pharmacia which was completed on April 16, 2003. and our merger with Warner-Lambert which was completed on June 19, 2000:

(MILLIONS OF DOLLARS)	2003	2002	2001

Integration costs:
Pharmacia	$838	$98	$—
Warner-Lambert	33	345	456
Restructuring costs:
Pharmacia	177	—	—
Warner-Lambert	10	187	363

Total merger-related costs — expensed	$1,058	$630	$819

Total merger-related costs — capitalized	$1,578	—	—

Integration costs represent external, incremental costs directly related to integrating Warner-Lambert and Pharmacia, including expenditures for consulting and systems integration.

Restructuring costs represent costs associated with asset write-offs, exit activities, employee termination costs and certain relocation costs.

The restructuring of our operations resulting from our merger with Warner-Lambert was substantially complete as of December 31, 2003. Accordingly, we do not expect to incur significant integration or restructuring charges directly related to our merger with Warner-Lambert in 2004.

Cost synergies from the Pharmacia acquisition achieved in 2003 totaled $1.3 billion. Cumulative cost synergies resulting from the acquisition of Pharmacia are expected to be about $3.4 billion in 2004 and about $4 billion in 2005. Synergies will come from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings.

Restructuring Costs — Pharmacia

Throughout 2003, in connection with the acquisition of Pharmacia, Pfizer management approved and initiated plans to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. The restructuring of our operations as a result of our acquisition of Pharmacia is expected to continue through 2005 and is expected to include severance, costs of vacating duplicative facilities and contract termination and other exit costs. Total merger-related expenditures incurred during 2003-2005 are expected to be in the range of $5.0 billion to $5. 5 billion, pre-tax.

Restructuring Costs Associated with Legacy Pfizer — Expensed

We recorded $177 million of restructuring costs associated primarily with exiting certain activities of legacy Pfizer, including severance, costs of vacating duplicative facilities and contract termination and other exit costs. At December 31, 2003, liabilities for restructuring costs incurred, but not paid, totaled $67 million and are included in Other current liabilities.

The majority of the restructuring costs are related to employee terminations. Through December 31, 2003, employee termination costs totaling $140 million represent the approved reduction of the legacy Pfizer work force by 1,477 employees, mainly in corporate, manufacturing,

2003 Financial Report 13

Financial Review
Pfizer Inc and Subsidiary Companies

distribution, sales and research. We notified affected individuals and 1,281 employees were terminated as of December 31, 2003.

Restructuring Costs Associated with Legacy Pharmacia — Capitalized

We recorded $1,578 million of restructuring costs associated primarily with employee terminations and exiting certain activities of legacy Pharmacia. These costs were recognized as liabilities assumed in the purchase business combination. Accordingly, these costs are considered part of the purchase price of Pharmacia and have been recorded as an increase to goodwill. At December 31, 2003, liabilities for restructuring costs incurred, but not paid, totaled $376 million and are included in Other current liabilities.

The majority of the restructuring costs are related to employee terminations. Through December 31, 2003, employee termination costs totaling $1,289 million represent the approved reduction of the legacy Pharmacia work force by 11,249 employees mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 10,174 employees were terminated as of December 31, 2003. Employee termination costs include accrued severance benefits and costs associated with change in control provisions of certain Pharmacia employment contracts.

Changes to the estimates of completing the currently approved restructuring plans and additional restructuring costs relating to legacy Pharmacia will be recorded in goodwill for up to one year following the acquisition date of April 16, 2003.

Restructuring charges are recorded when specific decisions to exit activities are approved and incurred. Reductions to our accruals for restructuring charges relating to legacy Pharmacia that were originally recorded as goodwill will be recorded as an adjustment to goodwill. Changes to the estimates of completing the currently approved restructuring plans or costs related to new restructuring initiatives relating to legacy Pharmacia subsequent to April 15, 2004 will be recorded in our results of operations.

Other (Income)/Deductions — Net

In the fourth quarter of 2003, we recorded charges totaling $1,402 million to cover the resolution of two legacy Warner-Lambert legal matters: Rezulin personal injury claims and a government investigation of marketing practices relating to Neurontin (see our discussions in Note 20 to the consolidated financial statements — “Legal Proceedings and Contingencies”).

Income Taxes

Our overall effective tax rate for continuing operations was 49.7% in 2003 and 22.1% in 2002. The higher tax rate in 2003 was primarily due to the impact of purchase accounting for the Pharmacia acquisition as well as the significantly low benefit attributable to our charges for litigation settlements.

Discontinued Operations

We sold the following businesses and products that did not fit within our strategic plans:

•	In April 2003, we completed the sale of the hormone replacement therapy femhrt, formerly part of our Pharmaceutical segment, to Galen Holdings plc for $160 million in cash with a right to receive up to $63.8 million contingent on femhrt retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of this product of $139 million ($83 million net of tax) in 2003.

•	In March 2003, we sold the Adams confectionery products business, formerly part of our Consumer Healthcare segment, to Cadbury Schweppes plc for $4.2 billion in cash. We recognized a gain on the sale of this business of $3,091 million ($1,824 million net of tax) in 2003.

•	In March 2003, we sold the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Healthcare segment, to Energizer Holdings, Inc., for $930 million in cash. We recognized a gain on the sale of this business of $462 million ($262 million net of tax) in 2003.

•	In March 2003, we sold the oral contraceptives Estrostep and Loestrin, formerly part of our Pharmaceutical segment, to Galen Holdings plc for $197 million in cash with a right to receive up to $47.3 million contingent on Estrostep retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of these two products of $193 million ($116 million net of tax) in 2003.

•	In December 2002, we sold the Tetra fish-care products business, formerly part of our Consumer Healthcare segment, to the Triton Fund for $238.5 million in cash. We recognized a gain on the sale of this business of $117 million ($77 million net of tax) in 2002.

These businesses and women’s health product lines are reflected as discontinued operations in all periods presented.

The following amounts related to the Adams, Schick-Wilkinson Sword and Tetra (in 2002 and 2001) businesses and women’s health product lines have been segregated from continuing operations and reflected as discontinued operations:

(MILLIONS OF DOLLARS)	2003	2002	2001

Revenues	$762	$2,908	$2,958

Pre-tax income	$26	$447	$405
Provision for taxes on income	10	169	154

Income from operations of discontinued businesses — net of tax	16	278	251

Pre-tax gains on sales of discontinued businesses	3,885	117	—
Provision for taxes on gains	1,600	40	—

Gains on sales of discontinued businesses — net of tax	2,285	77	—

Discontinued operations — net of tax	$2,301	$355	$251

14 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

On January 19, 2004, we announced that we agreed to sell our in-vitro allergy and diagnostics testing business for $575 million in cash. This business is included in our “Corporate/Other” segment and became a part of Pfizer in April 2003 with our acquisition of Pharmacia. We recorded approximately $153 million in revenues from this business in 2003.

On January 13, 2004, we announced that we are exploring strategic options for approximately 60 non-core consumer products, including the possible sale of these products, currently marketed in Europe by our Consumer Healthcare segment. The majority of these products are small brands, sold in single markets only and include certain products that became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. We recorded approximately $100 million in revenues for all of these products in 2003.

On July 24, 2003, we announced that we are exploring strategic options for our surgical ophthalmology business, including its possible sale. The surgical ophthalmology business is included in our Pharmaceutical segment and became a part of Pfizer in April 2003 with our acquisition of Pharmacia. We recorded approximately $102 million in revenues from this business in 2003.

Adjusted Income

We believe investors’ understanding of our performance is enhanced by disclosing adjusted income, defined as net income excluding the impact of purchase accounting for the Pharmacia acquisition, certain significant items, merger-related costs and the cumulative effect of change in accounting principles. Management analyzes the company’s performance on this basis.

We have excluded significant purchase accounting impacts related to our acquisition of Pharmacia. These impacts primarily relate to the one-time charge for purchased in-process research and development; the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value; and the incremental charges related to the amortization of Pharmacia finite-lived intangible assets and depreciation of fixed assets for the increase to fair value. We believe that excluding these non-cash charges provides a better view of our economic performance.

The Company also excludes “certain significant items” from adjusted income in order to better portray its major operations—the discovery, development, manufacture, marketing, and sale of market-leading prescription medicines for humans and animals, as well as many of the world’s best known consumer healthcare products. For example, we exclude gains or losses on the sale of product lines or discontinued businesses. While we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them and, therefore, we have excluded such gains or losses on sales of businesses or product lines from adjusted income. Another example of an excluded “certain significant item” is copromotion charges and payments for intellectual property rights for unapproved products being developed by third parties, which are immediately expensed rather than amortized over the life of the agreement. Since such payments are expensed immediately, excluding such payments from our performance provides us with a better view of our operations. We exclude charges related to various litigation matters from adjusted income as they relate to settlement of legal matters. We also exclude gains and losses from the sale or write-down of equity investments from adjusted income. Generally, these investments are made in biotech companies on an opportunistic basis and are not part of our ongoing internal discovery and development programs.

While we continually look for improvement opportunities within our businesses and reorganize when necessary, at times we will perform a review for restructuring an area of our business. During 2003, our research division undertook such a review and began to initiate its restructuring plan in the second quarter of 2003. The last time that such a restructuring occurred in this division, with the exception of our acquisition-related restructurings, was in 1993. As such, we have excluded the charges of these activities from adjusted income.

In April 2003 we acquired Pharmacia and in June 2000 we merged with Warner-Lambert. These acquisitions have significant integration and restructuring costs attendant to them. We have excluded these costs from adjusted income, because integration and restructuring costs are unique to these transactions and generally occur over several years due to the global and highly regulated nature of our business.

A reconciliation between net income, as reported under GAAP, and adjusted income follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2003	2002	2001	03/02	02/01

Reported net income	$3,910	$9,126	$7,788	(57)	17
Purchase accounting
adjustments — net of tax	8, 742	—	—	—	—
Total significant items and merger-related
costs — net of tax	40	377	563	(89)	(33)
Cumulative effect of change in accounting principles — net of tax	30	410	—	*	—

Adjusted income	$12,722	$9,913	$8,351	28	19

* Calculation not meaningful.

2003 Financial Report 15

Financial Review
Pfizer Inc and Subsidiary Companies

Adjusted income excludes the following items:

(MILLIONS OF DOLLARS)	2003	2002	2001

Significant items, pre-tax:
Gains on sales of discontinued businesses/product lines(a)	$(3,885)	$(117)	$—
Merger-related and exit costs of discontinued businesses(a)	33	6	20
Copromotion charges and intellectual property rights payments(b)	380	32	206
Gains on the sales of products(b)	(87)	(34)	—
Charges to write-down equity investments(b)	16	45	—
Gains on the sales of equity investments(b)	—	—	(17)
Asset impairment charges(b)	—	18	—
Various litigation matters(c)	1,435	25	—
Restructuring charges(d)	61	—	—
Harmonization of accounting methodology(e)	—	—	(175)

Total significant items, pre-tax	(2,047)	(25)	34

Total merger-related costs, pre-tax	1,058	630	819

Total significant items and merger-related costs, pre-tax	(989)	605	853
Provision/(benefit) for taxes on income	1,029	(228)	(290)

Total significant items and merger- related costs —net of tax	40	377	563

Purchase accounting adjustments, pre-tax:
IPR&D(f)	5,052	—	—
Sale of acquired inventory written up to fair value(g)	2,820	—	—
Intangible amortization/fixed asset depreciation(h)	2,373	—	—

Total purchase accounting adjustments, pre-tax	10,245	—	—
Provision/(benefit) for taxes on income	(1,503)	—	—

Total purchase accounting adjustments —net of tax	8,742	—	—

Cumulative effect of change in accounting principles —net of tax(i)	30	410	—

Total significant items, merger-related costs, purchase accounting adjustments and cumulative effect of change in accounting principles —net of tax	$8,812	$787	$563

(a)	Included in Discontinued operations– net of tax.

(b)	Included in Other (income)/deductions – net.

(c)	Included in Other (income)/deductions – net in 2003 (includes $1,402 million of legal provisions recorded in the fourth quarter of 2003) and in Selling, informational and administrative expenses ($10 million) and in Other (income)/deductions – net ($15 million) in 2002.

(d)	Included in Research and development expenses.

(e)	Represents an increase to Revenues from the harmonization of Pfizer/Warner-Lambert accounting methodology for Medicaid discounts and contract rebate accounts.

(f)	Included in Merger-related in-process research and development charge.

(g)	Included in Cost of sales.

(h)	Included in Cost of sales, ($80 million); Selling, informational and administrative expenses ($40 million); Research and development expenses ($106 million);and Other (income)/deductions – net ($2,147 million) for 2003.

(i)	Represents the non-cash charge recorded upon the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, in 2003 and upon the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002.

Financial Condition, Liquidity and Capital Resources

Our net financial asset position as of December 31 was as follows:

(MILLIONS OF DOLLARS)	2003	2002

Financial assets:
Cash and cash equivalents	$1,520	$1,878
Short-term investments	10,432	10,673
Short-term loans	391	399
Long-term investments and loans	6,142	5,161

Total financial assets	$18,485	$18,111

Debt:
Short-term borrowings	$8,818	$8,669
Long-term debt	5,755	3,140

Total debt	$14,573	$11,809

Net financial assets	$3,912	$6,302

We rely largely on operating cash flow, short-term commercial paper borrowings and long-term debt to provide for the working capital needs of our operations, including our R&D activities. Our short-term and long-term investments consist primarily of high quality, liquid investment-grade debt securities. Our long-term investments include debt securities that totaled $4,400 million at December 31, 2003, which have maturities ranging substantially from two to ten years. Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to our operations. Where local restrictions prevent intercompany financing, working capital needs are met through operating cash flows and/or external borrowings.

Our short-term borrowings are rated P1 by Moody’s Investors Services (Moody’s) (and A-1+ by Standard & Poor’s (S&P). Also, our long-term debt has been rated Aaa by Moody’s and AAA by S&P for more than 17 years. Moody’s and S&P are the major corporate debt-rating organizations. Our superior credit ratings are primarily based on our diversified product portfolio, our strong operating cash flows and our substantial financial assets. Our access to short-term financing at favorable rates would be affected by a substantial downgrade in our credit ratings.

In connection with our acquisition of Pharmacia, we acquired cash and cash equivalents of $1,789 million, short-term investments of $657 million, long-term investments of $398 million and assumed $245 million in short-term borrowings and $2,999 million in long-term debt.

We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We maintain cash balances and short-term investments in excess of our commercial paper borrowings and have access to $2.7 billion of lines of credit of which $2.2 billion expire within one year. Of these lines of credit, $2.3 billion are unused, of which our lenders have committed to loan us $1.0 billion at our request.

At December 31, 2003, we had the ability to borrow approximately $4.4 billion by issuing debt securities under our $5 billion debt shelf registration statement filed with the SEC in November 2002.

In February 2003, we issued the following debt under our debt shelf registration which was used for general corporate purposes:

•	$300 million senior unsecured notes, due March 2009, which pay interest semi-annually, beginning on September 2, 2003, at a rate of 3.3%;and

16 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

•	$300 million senior unsecured notes, due March 2018, which pay interest semi-annually, beginning on September 1, 2003, at a rate of 4.65%.

In February 2004, we issued the following debt under our debt shelf registration which will be used for current general corporate purposes, including the refinancing of existing debt:

•	$750 million senior unsecured notes due February 2014, which pay interest semi-annually, beginning on August 15, 2004, at a rate of 4.5%; and

•	$700 million senior unsecured notes due March 2007, which pay interest semi-annually, beginning on September 15, 2004, at a rate of 2.5%

Selected Measures of Liquidity and Capital Resources

We use the following measures to manage our business:

(MILLIONS OF DOLLARS, EXCEPT RATIOS)	2003	2002

Cash and cash equivalents and short-term investments and loans	$12,343	$12,950
Working capital*	6,084	6,226
Current ratio**	1.26:1	1.34:1
Shareholders’equity Per Common share***	$8.63	$3.27

*	Working capital includes assets and liabilities of our discontinued businesses held for sale at December 31, 2002.

**	Current ratio is the proportion of current assets to current liabilities.

***	Represents total shareholders’equity divided by the actual number of common shares outstanding (which excludes treasury shares, including those held by our employee benefit trusts).

The decrease in working capital in 2003 compared to 2002 was primarily due to the following:

•	purchases of property, plant and equipment– $2,641 million

•	purchases of common stock– $13,037 million

•	cash dividends on our common and preferred stock– $4,353 million

•	accrual for litigation settlements of $1,402 million

partially offset by:

•	positive working capital of Pharmacia acquired on April 16, 2003

•	cash from current period operations

•	proceeds from the sales of businesses and product lines– $5,602 million

The increase in shareholders’ equity per common share in 2003 is primarily due to the acquisition of Pharmacia.

Summary of Cash Flows

(MILLIONS OF DOLLARS)	2003	2002	2001

Cash provided by/(used in):
Operating activities	$11,725	$9,864	$8,861
Investing activities	4,838	(4,338)	(7,135)
Financing activities	(16,909)	(4,999)	(2,096)
Discontinued operations	14	319	313
Effect of exchange-rate changes on cash and cash equivalents	(26)	(4)	(6)

Net increase/(decrease) in cash and cash equivalents	$(358)	$842	$(63)

Operating Activities

Net cash provided by continuing operating activities increased $1,861 million to $11, 725 million primarily due to:

•	current period income from continuing operations, net of non-cash items, which included the operating cash flows of Pharmacia from April 16, 2003, the acquisition date partially offset by:

•	timing of tax payments

Our net cash provided by continuing operating activities increased $1,003 million in 2002 to $9,864 million primarily due to:

•	current period income from continuing operations, net of non-cash items partially offset by:

•	timing of collections of accounts receivable

Investing Activities

Our net cash provided by investing activities increased $9,176 million in 2003 to $4,838 million primarily due to:

•	proceeds received from the sale of the Adams and Schick-Wilkinson Sword businesses, the women’s health product lines and other products in the aggregate amount of $5,602 million

•	cash and cash equivalents acquired in the Pharmacia acquisition of $1,789 million

•	a decline in long-term and short-term investment purchases of $3,715 million partially offset by:

•	increases in purchases of property, plant and equipment of $883 million which included worldwide renovations to certain properties, the purchase of an additional building for our corporate headquarters and the construction of a new manufacturing plant in Singapore

•	a decline in proceeds from long-term and short-term investments of $842 million

Our net cash used in investing activities decreased $2,797 million in 2002 to $4,338 million primarily due to:

•	a decline in property, plant and equipment purchases of $347 million

•	a decline in long-term and short-term investment purchases of $2,397 million

•	proceeds from the sale of the Tetra business

partially offset by:

•	an increase in product rights acquired of $360 million

2003 Financial Report 17

Financial Review
Pfizer Inc and Subsidiary Companies

Financing Activities

Our net cash used in financing activities, funded by the cash generated by operating and investing activities, increased $11, 910 million in 2003 to $16, 909 million primarily due to:

•	an increase in cash dividends paid on our common stock of $1,178 million primarily as a result of a 15% increase in our quarterly dividends

•	an increase in common stock purchases under our share-purchase programs of $8, 041 million

•	a decrease in net proceeds from borrowings of $3, 096 million

Our net cash used in financing activities increased $2, 903 million in 2002 to $4, 999 million primarily due to:

•	a decrease in net proceeds from borrowings of $1, 006 million

•	an increase in common stock purchases under our share-purchase programs of $1, 331 million

•	an increase in cash dividends paid of $453 million as a result of an 18% increase in our quarterly dividends

We continue to purchase our common stock via open market purchases or in privately negotiated transactions, as circumstances and prices war-rant. Purchased shares under each of the share-purchase programs are available for general corporate purposes.

In December 2003, we announced a new $5 billion share-purchase program which we expect to be completed by the end of 2004 and will be funded from operating cash flows.

In July 2002, we announced a $16 billion share-purchase program, increased from the initial $10 billion authorized by our board of directors on June 27, 2002 which we completed in November 2003. In total under the June 2002 program, we purchased approximately 508 million shares.

In May 2002, we completed the share-purchase program authorized in June 2001. In total under the June 2001 program, we purchased 120 million shares at a total cost of approximately $4.8 billion.

A summary of common stock purchases follows:

	SHARES OF	AVERAGE	TOTAL COST OF
(MILLIONS OF SHARES AND	COMMON STOCK	PER-SHARE	COMMON STOCK
DOLLARS EXCEPT PER-SHARE DATA)	PURCHASED	PRICE PAID	PURCHASED

2003:
December 2003 program	1	$34.57	$37
June 2002 program	406	$31.99	13,000

Total	407		$13,037

2002:
June 2002 program	102	$29.41	$3,000
June 2001 program	51	$38.87	1,996

Total	153		$4,996

Payments due under contractual obligations at December 31, 2003 mature as follows:

		YEARS

			OVER 1	OVER 3
(MILLIONS OF DOLLARS)	TOTAL	WITHIN 1	TO 3	TO 5	AFTER 5

Long-term debt*	$5,755	$—	$1,721	$1,108	$2,926
Lease commitments	2,052	290	507	400	855
Purchase obligations	3,684	2,481	958	245	—

*	Long-term debt consists of senior unsecured notes, floating-rate unsecured notes, foreign denominated notes and other borrowings and mortgages.

In 2004, we expect to spend approximately $2. 9 billion on property, plant and equipment.

On February 10, 2004 we completed the acquisition of Esperion Therapeutics, Inc., a biopharmaceutical company focused on the development of high density lipoprotein (HDL) targeted therapies for the treatment of cardiovascular disease, for $1. 3 billion in cash, which we paid from operating cash flows in the U. S. and borrowings.

Off-Balance Sheet Arrangements

Legacy Pharmacia guaranteed certain transactions in which Monsanto, its former agricultural subsidiary, is involved. These guarantees continued after Pfizer’s acquisition of Pharmacia and at December 31, 2003 included approximately $250 million of bank notes with maturities not later than 2004 and $5 million of environmental guarantees, which are required until Monsanto can obtain certain approvals.

Dividends on Common Stock

Our dividend payout ratios were approximately 111.1% in 2003 and 35.6% in 2002. The significant change in the ratio in 2003 compared to 2002 is primarily a result of the impact that certain non-cash charges relating to purchase accounting had on our 2003 net income combined with increasing our dividend payments in 2003.

In December 2003, our Board of Directors declared a first-quarter 2004 dividend of $.17 per share. The 2004 cash dividend marks the 37th consecutive year of dividend increases.

Recently Issued Accounting Standards

In December 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities. FIN 46R replaces the same titled FIN 46 that was issued in January 2003. FIN 46R identifies when entities must be consolidated with the financial statements of a company where the investors in an entity do not have the characteristics of a controlling financial interest or the entity does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Application of this Interpretation applies to our financial statements beginning January 1, 2004. We do not expect the adoption of FIN 46R to have a material impact on our consolidated financial statements.

18 2003 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Forward-Looking Information and Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This annual report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results. Among the factors that could cause actual results to differ materially are the following:

•	the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved

•	competitive developments affecting our current growth products

•	the ability to successfully market both new and existing products domestically and internationally

•	difficulties or delays in manufacturing

•	trade buying patterns

•	the ability to meet generic and branded competition after the loss of patent protection for our products

•	trends toward managed care and health care cost containment

•	possible U. S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare and involuntary approval of prescription medicines for over-the-counter use

•	the potential impact of the Medicare Prescription Drug Improvement and Modernization Act of 2003

•	legislation or regulations in markets outside the U. S. affecting product pricing, reimbursement or access

•	contingencies related to actual or alleged environmental contamination

•	legal defense costs, insurance expense, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, government investigations, and other legal proceedings

•	the company’s ability to protect its patents and other intellectual property both domestically and internationally

•	interest rate and foreign currency exchange rate fluctuations

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations

•	changes in generally accepted accounting principles

•	any changes in business, political and economic conditions due to the threat of future terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas

•	growth in costs and expenses

•	changes in our product mix

•	the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate and obtain the anticipated results and synergies from our acquisition of Pharmacia

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Cautionary Factors That May Affect Future Results” in Item 1 of our annual report on Form 10-K for the year ended December 31, 2003, which will be filed in March 2004.

This discussion of potential risks and uncertainties is by no means complete, but is designed to highlight important factors that may impact our outlook.

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

Foreign Exchange Risk— A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities.

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

Foreign currency put options are sometimes purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to one year. In 2003 and 2002, these purchased options hedge Japanese yen versus the U. S. dollar.

In addition, under certain market conditions, we protect against possible declines in the reported net assets of our subsidiaries in Japan.

For additional details on foreign exchange exposures, see Note 5-D to the consolidated financial statements — “Financial Instruments —Derivative Financial Instruments and Hedging Activities.”

2003 Financial Report 19

Financial Review
Pfizer Inc and Subsidiary Companies

Our financial instrument holdings at year end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

•	foreign currency forward-exchange contracts, currency swaps and foreign currency put options— net present values

•	foreign receivables, payables, debt and loans— changes in exchange rates

In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U. S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar. All other factors were held constant.

If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see Note 5-D to the consolidated financial statements — “Financial Instruments — Derivative Financial Instruments and Hedging Activities: Accounting Policies.”

Interest Rate Risk— Our U. S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We are also subject to interest rate risk on Japanese yen short-and long-term borrowings. We invest and borrow primarily on a short-term or variable-rate basis. From time-to-time, depending on market conditions, we will fix interest rates either through entering into fixed rate instruments and borrowings or through the use of derivative financial instruments like interest rate swaps.

Our financial instrument holdings at year end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values.

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

Outlook

Our expectations for strong financial performance in 2004 remain substantially unchanged. We are comfortable with targets for 2004 revenue of about $54 billion, for 2004 adjusted income of $16. 3 billion, and for 2004 adjusted diluted EPS of $2. 13. We now project 2004 reported net income of $12. 8 billion and 2004 reported diluted EPS of $1.68. The difference between reported and adjusted diluted EPS is attributable to projected incremental purchase-accounting-related intangible amortization/fixed asset depreciation of $2. 3 billion, or $. 30 per share, and merger-related costs of $1. 2 billion, or $. 15 per share. We plan to spend about $7.9 billion on R&D during 2004.

Our estimates for both reported and adjusted income for 2004 exclude the results and any gains or losses in connection with the divestiture of non-strategic businesses and minor product lines that may be divested in 2004 and for which we are exploring strategic options. However, our estimates for both reported and adjusted income for 2004 include milestone payments associated with existing copromotion agreements. These estimates are based on January 2004 exchange rates and assume that Pfizer will maintain U. S. marketing exclusivity for the full year for Norvasc and Neurontin.

20 2003 Financial Report

Management’s Report

We prepared and are responsible for the financial statements that appear on pages 23 to 55. These financial statements are in conformity with accounting principles generally accepted in the United States of America, and therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

We consider, and take appropriate action on recommendations made by KPMG LLP and our internal auditors. We believe that our system of internal control is effective and adequate to accomplish the objectives discussed above.

Henry A. McKinnell
Chairman and
Chief Executive Officer

David L. Shedlarz
Principal Financial Officer

Loretta V. Cangialosi
Principal Accounting Officer

February 26, 2004

Audit Committee’s Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent auditor regarding the fair and complete presentation of the Company’s results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Committee discussed with the independent auditor matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees.

In addition, the Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee also has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent auditor is independent from the Company and its management.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee has selected and the Board of Directors has ratified, subject to shareholder approval, the selection of the Company’s independent auditor.

Robert Burt
Chair, Audit Committee

February 26, 2004

The Audit Committee’s Report shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee’s Report by reference therein.

2003 Financial Report 21

\

Independent Auditors’ Report

To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material mis-statements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated financial statements, effective January 1, 2002, Pfizer Inc adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets.

KPMG LLP
New York, NY

February 26, 2004

22 2003 Financial Report

Consolidated Statement of Income
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2003	2002	2001

Revenues	$45,188	$32,373	$29,024
Costs and expenses:
Cost of sales	9,832	4,045	3,823
Selling, informational and administrative expenses	15,242	10,846	9,717
Research and development expenses	7,131	5,176	4,776
Merger-related in-process research and development charge	5,052	—	—
Merger-related costs	1,058	630	819
Other (income)/deductions — net	3,610	(120)	(95)

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	3,263	11,796	9,984
Provision for taxes on income	1,621	2,609	2,433
Minority interests	3	6	14

Income from continuing operations before cumulative effect of change in accounting principles	1,639	9,181	7,537

Discontinued operations:
Income from operations of discontinued businesses and product lines — net of tax	16	278	251
Gains on sales of discontinued businesses and product lines — net of tax	2,285	77	—

Discontinued operations — net of tax	2,301	355	251

Income before cumulative effect of change in accounting principles	3,940	9,536	7,788
Cumulative effect of change in accounting principles — net of tax	(30)	(410)	—

Net income	$3,910	$9,126	$7,788

Earnings per common share — basic
Income from continuing operations before cumulative effect of change in accounting principles	$.22	$1.49	$1.21

Discontinued operations:
Income from operations of discontinued businesses and product lines —net of tax	—	.05	.04
Gains on sales of discontinued businesses and product lines — net of tax	.32	.01	—

Discontinued operations — net of tax	.32	.06	.04

Income before cumulative effect of change in accounting principles	.54	1.55	1.25
Cumulative effect of change in accounting principles — net of tax	—	(.07)	—

Net income	$.54	$1.48	$1.25

Earnings per common share — diluted
Income from continuing operations before cumulative effect of change in accounting principles	$.22	$1.47	$1.18

Discontinued operations:
Income from operations of discontinued businesses and product lines — net of tax	—	.05	.04
Gains on sales of discontinued businesses and product lines — net of tax	.32	.01	—

Discontinued operations — net of tax	.32	.06	.04

Income before cumulative effect of change in accounting principles	.54	1.53	1.22
Cumulative effect of change in accounting principles — net of tax	—	(.07)	—

Net income	$.54	$1.46	$1.22

Weighted average shares — basic	7,213	6,156	6,239
Weighted average shares — diluted	7,286	6,241	6,361

See Notes to Consolidated Financial Statements which are an integral part of these statements.

2003 Financial Report 23

Consolidated Balance Sheet
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2003	2002

Assets
Current Assets
Cash and cash equivalents	$1,520	$1,878
Short-term investments	10,432	10,673
Accounts receivable, less allowance for doubtful accounts:
2003 — $186; 2002 — $122	8,775	5,785
Short-term loans	391	399
Inventories
Finished goods	2,308	1,133
Work in process	2,219	1,142
Raw materials and supplies	1,310	403

Total inventories	5,837	2,678

Prepaid expenses and taxes	2,786	1,797
Assets of discontinued businesses held for sale	—	1,571

Total current assets	29,741	24,781
Long-term investments and loans	6,142	5,161
Property, plant and equipment, less accumulated depreciation	18,287	10,712
Goodwill	22,306	1,200
Identifiable intangible assets, less accumulated amortization	36,350	921
Other assets, deferred taxes and deferred charges	3,949	3,581

Total assets	$116,775	$46,356

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings, including current portion of long-term debt	$8,818	$8,669
Accounts payable	2,601	1,620
Dividends payable	1,300	926
Income taxes payable	1,919	2,231
Accrued compensation and related items	1,753	1,084
Accrued litigation settlements	1,402	—
Other current liabilities	5,864	3,448
Liabilities of discontinued businesses held for sale	—	577

Total current liabilities	23,657	18,555
Long-term debt	5,755	3,140
Pension benefit obligations	2,861	1,327
Postretirement benefit obligations	1,451	623
Deferred taxes	13,238	364
Other noncurrent liabilities	4,436	2,397

Total liabilities	51,398	26,406

Shareholders’ Equity
Preferred stock, without par value, at stated value; 27 shares authorized; 5, 445 issued in 2003	219	—
Common stock, $ .05 par value; 12,000 shares authorized;
issued: 2003 — 8,702; 2002 — 6,829	435	341
Additional paid-in capital	66,396	9,368
Employee benefit trust	(1,898)	(1,786)
Treasury stock, shares at cost:
issued: 2003 —1, 073; 2002 — 667	(29,352)	(16,341)
Retained earnings	29,382	30,243
Accumulated other comprehensive income/(expense)	195	(1,875)

Total shareholders’ equity	65,377	19,950

Total liabilities and shareholders’ equity	$116,775	$46,356

See Notes to Consolidated Financial Statements which are an integral part of these statements.

24 2003 Financial Report

Consolidated Statement of Shareholders’ Equity
Pfizer Inc and Subsidiary Companies

						EMPLOYEE
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL	BENEFIT TRUST		TREASURY STOCK
(MILLIONS, EXCEPT					PAID-IN					RETAINED
PREFERRED SHARES)	SHARES	STATED VALUE	SHARES	PAR VALUE	CAPITAL	SHARES	FAIR VALUE	SHARES	COST	EARNINGS

Balance January 1, 2001	—	$—	6,749	$337	$8,895	(74)	$(3,382)	(435)	$(7,858)	$19,599
Comprehensive income:
Net income										7,788
Other comprehensive expense — net of tax:
Currency translation adjustment
Net unrealized loss on available-for-sale securities
Minimum pension liability
Total other comprehensive expense
Total comprehensive income
Cash dividends declared — common stock										(2,869)
Stock option transactions			40	2	981	8	337	6	104
Purchases of common stock								(89)	(3,665)
Employee benefit trust transactions — net					(724)	(1)	395	2	25
Other			3	1	148			1	16	(88)

Balance December 31, 2001	—	—	6,792	340	9,300	(67)	(2,650)	(515)	(11,378)	24,430
Comprehensive income:
Net income										9,126
Other comprehensive expense — net of tax:
Currency translation adjustment
Net unrealized loss on available-for-sale securities
Minimum pension liability
Total other comprehensive expense
Total comprehensive income
Cash dividends declared — common stock										(3,313)
Stock option transactions			34	1	789	9	366	—	(8)
Purchases of common stock								(153)	(4,996)
Employee benefit trust transactions — net					(863)	—	498	1	28
Other			3	—	142			—	13	—

Balance December 31, 2002	—	—	6,829	341	9,368	(58)	(1,786)	(667)	(16,341)	30,243
Comprehensive income:
Net income										3,910
Other comprehensive income — net of tax:
Currency translation adjustment
Net unrealized gain on available-for-sale securities
Minimum pension liability
Total other comprehensive income
Total comprehensive income
Pharmacia acquisition	6,019	242	1,817	91	55,402
Cash dividends declared — common stock										(4,764)
preferred stock										(7)
Stock option transactions			52	3	1,374	5	175	(1)	(20)
Purchases of common stock								(407)	(13,037)
Employee benefit trust transactions — net					112	(1)	(287)	1	10
Preferred stock — conversions and redemptions	(574)	(23)			23				6
Other			4	—	117			1	30	—
Balance December 31, 2003	5,445	$219	8,702	$435	$66,396	(54)	$(1,898)	(1,073)	$(29,352)	$29,382

[Additional columns below]

[Continued from above table, first column(s) repeated]

	ACCUM. OTHER
	COMPREHENSIVE
(MILLIONS, EXCEPT PREFERRED SHARES)	INC./(EXP.)	TOTAL

Balance January 1, 2001	$(1,515)	$16,076
Comprehensive income:
Net income		7,788
Other comprehensive expense — net of tax:
Currency translation adjustment	(37)	(37)
Net unrealized loss on available-for-sale securities	(91)	(91)
Minimum pension liability	(106)	(106)

Total other comprehensive expense	(234)	(234)

Total comprehensive income		7,554
Cash dividends declared — common stock		(2,869)
Stock option transactions		1,424
Purchases of common stock		(3,665)
Employee benefit trust transactions — net		(304)
Other		77

Balance December 31, 2001	(1,749)	18,293
Comprehensive income:
Net income		9,126
Other comprehensive expense — net of tax:
Currency translation adjustment	85	85
Net unrealized loss on available-for-sale securities	(32)	(32)
Minimum pension liability	(179)	(179)

Total other comprehensive expense	(126)	(126)

Total comprehensive income		9,000
Cash dividends declared — common stock		(3,313)
Stock option transactions		1,148
Purchases of common stock		(4,996)
Employee benefit trust transactions — net		(337)
Other		155

Balance December 31, 2002	(1,875)	19,950
Comprehensive income:
Net income		3,910
Other comprehensive income — net of tax:
Currency translation adjustment	2,070	2,070
Net unrealized gain on available-for-sale securities	68	68
Minimum pension liability	(68)	(68)

Total other comprehensive income	2,070	2,070

Total comprehensive income		5,980
Pharmacia acquisition		55,735
Cash dividends declared — common stock		(4,764)
preferred stock		(7)
Stock option transactions		1,532
Purchases of common stock		(13,037)
Employee benefit trust transactions — net		(165)
Preferred stock — conversions and redemptions		6
Other		147

Balance December 31, 2003	$195	$65,377

See Notes to Consolidated Financial Statements which are an integral part of these statements.

2003 Financial Report 25

Consolidated Statement of Cash Flows
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31

(MILLIONS OF DOLLARS)	2003	2002	2001

Operating Activities
Net Income	$3,910	$9,126	$7,788
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Cumulative effect of change in accounting principles	30	410	—
Income from operations of discontinued businesses and product lines	(16)	(278)	(251)
Harmonization of accounting methodology	—	—	(175)
Merger-related in-process research and development charge	5,052	—	—
Charge for fair value mark-up of acquired inventory sold	2,820	—	—
Deferred taxes	(104)	(285)	1,092
Charges to write-down equity investments	16	45	—
Gains on sales of discontinued businesses and product lines	(3,885)	(117)	—
Gains on sales of products	(87)	(34)
Depreciation and amortization	4,078	1,036	972
Other	604	(367)	176
Changes in assets and liabilities, net of effect of businesses acquired and divested:
Accounts receivable	(904)	(963)	81
Inventories	(202)	(129)	(110)
Prepaid and other assets	(905)	(1,009)	(765)
Accounts payable and accrued liabilities	670	461	(412)
Income taxes payable	(550)	1,591	209
Other deferred items	1,198	377	256

Net cash provided by continuing operating activities	11,725	9,864	8,861

Investing Activities
Purchases of property, plant and equipment	(2,641)	(1,758)	(2,105)
Purchases of short-term investments, net of maturities	(9,931)	(12,652)	(14,218)
Proceeds from redemptions of short-term investments	12,060	9,781	12,808
Purchases of long-term investments	(1,883)	(2,877)	(3,708)
Proceeds from redemptions of long-term investments	356	3,477	80
Purchases of other assets	(788)	(528)	(227)
Proceeds from sales of other assets	360	272	132
Proceeds from sales of businesses, product lines and other products	5,602	220	8
Cash and cash equivalents acquired through acquisition of Pharmacia	1,789	—	—
Other investing activities	(86)	(273)	95

Net cash provided by/(used in) investing activities	4,838	(4,338)	(7,135)

Financing Activities
Proceeds from issuances of long-term debt	600	603	1,837
Repayments of long-term debt	(439)	(374)	(151)
Increase in short-term borrowings, net	194	2,815	2,344
Decrease in short-term borrowings, net	(946)	(539)	(519)
Purchases of common stock	(13,037)	(4,996)	(3,665)
Cash dividends paid	(4,353)	(3,168)	(2,715)
Stock option transactions and other	1,072	660	773

Net cash used in financing activities	(16,909)	(4,999)	(2,096)

Net cash provided by discontinued operations	14	319	313

Effect of exchange-rate changes on cash and cash equivalents	(26)	(4)	(6)

Net increase/(decrease) in cash and cash equivalents	(358)	842	(63)
Cash and cash equivalents at beginning of year	1,878	1,036	1,099

Cash and cash equivalents at end of year	$1,520	$1,878	$1,036

Supplemental Cash Flow Information
Non-cash transactions:
Acquisition of Pharmacia, net of transaction costs	$55,871	$—	$—

Cash paid during the period for:
Income taxes	$2,905	$1,480	$957
Interest	350	256	291

See Notes to Consolidated Financial Statements which are an integral part of these statements.

26 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

1. Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the U.S. For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We have made certain reclassifications to the 2002 and 2001 financial statements to conform to the 2003 presentation.

On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) in a stock-for-stock transaction accounted for under the purchase method of accounting (see Note 2, “Pharmacia Acquisition”). Commencing from the acquisition date, the Pharmacia assets acquired and liabilities assumed, as well as the results of Pharmacia’s operations, are included in our consolidated financial statements. Approximately 7 ½ months of results of operations of Pharmacia’s international operations and about 8 ½ months of results of operations of Pharmacia’s U.S. operations are included in our consolidated financial statements for the year ended December 31, 2003.

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. Estimates are used when accounting for sales discounts, allowances and incentives, depreciation, amortization, employee benefits, contingencies and asset valuations. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. These and other uncertainties are discussed in the accompanying financial review, which is unaudited, under the heading “Forward-Looking Information and Factors That May Affect Future Results. ”

B.     New Accounting Standards

In January 2003, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. As a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing and research facilities. This charge is reported as a one-time cumulative effect of a change in accounting principle as of the beginning of 2003. Our asset retirement obligations primarily relate to remediation and land restoration requirements.

In January 2003, we adopted the provisions of FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 provides guidance on the identification of variable interest entities, entities for which control is achieved through means other than through voting rights, and how to determine whether a variable interest holder should consolidate the variable interest entities. The adoption of FIN 46 did not have a material impact on our consolidated financial statements.

C.     Business Acquisitions

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired in-process research and development are expensed at the date of acquisition.

D.     Foreign Currency Translation

For most international operations, local currencies have been determined to be the functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in Shareholders’ equity. We translate statement of income accounts at average rates for the period. Transaction adjustments are recorded in Other (income) /deductions — net.

For operations in highly inflationary economies, we translate the balance sheet items as follows:

•	monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in Other (income) /deductions — net

•	nonmonetary items at historical rates (that is, those rates in effect when the items were first recorded)

E.     Revenues

Revenue Recognition — We record revenue from product sales when the goods are shipped and title passes to the customer.

Sales Incentives — We generally record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentive programs.

Sales Rebates — We record provisions for rebates based upon our actual experience ratio of rebates paid and actual prescriptions written within a respective period. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. Periodically, we adjust the accrual based upon actual payments made for rebates. Other current liabilities include accruals for customer rebates of $1,107 million at December 31, 2003 and $1,003 million at December 31, 2002.

2003 Financial Report 27

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Alliances — We have agreements to copromote pharmaceutical products discovered by other companies. Revenue is earned when our copromotion partners ship the related product and title passes to their customer. Alliance revenue is included in Revenues and is primarily based upon a percentage of our copromotion partners’ net sales. Expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

Prior to the copromoted product receiving regulatory approval, we expense, as incurred, milestone payments made under these agreements and record them in Other (income) /deductions — net. Once the product receives regulatory approval, we record any subsequent milestone payments in Identifiable intangible assets, less accumulated amortization and amortize them evenly over the remaining agreement term or the expected product life cycle, whichever is shorter. At least annually, we review for impairment those milestone payments which have been recorded as assets.

F.     Cost of Sales and Inventories

We value inventories at cost or fair value, if lower. Cost is determined as follows:

•	finished goods and work in process at average actual cost

•	raw materials and supplies at average or latest actual cost

G.     Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are generally expensed as incurred. Among other things, these expenses include the costs of marketing, advertising, shipping and handling, information technology and non-plant employee compensation.

We record advertising expenses as follows:

•	production costs are expensed as incurred

•	costs of radio time, television time and space in publications are expensed when the related advertising occurs

Advertising expenses totaled approximately $2,962 million in 2003, $2,307 million in 2002 and $2,157 million in 2001.

H.     Research and Development Expenses

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

I.     Merger-Related Costs

In connection with an acquisition of a business, we may review the operations of the acquired business and implement plans to restructure and integrate its operations. For restructuring charges associated with the acquired company’s operations that are identified in the first year after the acquisition date, the related costs are recorded as additional goodwill as they are considered to be liabilities assumed in the acquisition. All subsequent restructuring charges, all integration costs and any charges related to our pre-existing businesses impacted by the acquisition are included in our results of operations.

J.     Depreciation, Amortization and Long-Lived Assets

Long-lived assets include:

•	property, plant and equipment — These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

•	goodwill — Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. Goodwill is not amortized.

•	identifiable intangible assets — These assets are recorded at original cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

At least annually, we review all long-lived assets for impairment. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

K.     Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

L.     Stock-Based Compensation

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we elected to account for our stock-based compensation under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

The exercise price of stock options granted equals the market price on the date of grant. There is no recorded expense related to grants of stock options.

We estimated the fair value of employee stock options using the Black-Scholes option-pricing model, modified for dividends and using the assumptions as described in Note 18, “Stock Option and Performance Unit Awards,” as required under accounting principles generally accepted in the United States of America (GAAP). The Black-Scholes model is a trading option-pricing model that neither considers the non-traded nature of employee stock options, nor considers the restrictions on trading, the lack of transferability or the ability of employees to forfeit the options prior to expiry. If the model adequately permitted considerations of the unique characteristics of employee stock options, the resulting estimate of the fair value of the stock option could be different.

28 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following table summarizes our results as if we had recorded compensation expense for the 2003, 2002 and 2001 option grants:

(MILLIONS OF DOLLARS,
EXCEPT PER COMMON SHARE DATA)	2003	2002	2001

Net income available to common shareholders used in the calculation of basic earnings per common share:
As reported under GAAP*	$3,906	$9,126	$7,788
Compensation expense	(541)	(518)	(560)

Pro forma	$3,365	$8,608	$7,228

Basic earnings per common share:
As reported under GAAP	$.54	$1.48	$1.25
Compensation expense	(.07)	(.08)	(.09)

Pro forma	$.47	$1.40	$1.16

Net income available to common shareholders used in the calculation of diluted earnings per common share:
As reported under GAAP*	$3,907	$9,126	$7,788
Compensation expense	(541)	(518)	(560)

Pro forma	$3,366	$8,608	$7,228

Diluted earnings per common share:
As reported under GAAP	$.54	$1.46	$1.22
Compensation expense	(.08)	(.08)	(.08)

Pro forma	$.46	$1.38	$1.14

*	Includes stock-based compensation expense net of related tax effects of $34 million in 2003, $23 million in 2002 and $66 million in 2001.

2. Pharmacia Acquisition

A. Description of Acquisition

On April 16, 2003, Pfizer acquired Pharmacia for a purchase price of approximately $56 billion, which includes Pfizer common stock, options on Pfizer common stock, Pfizer convertible perpetual preferred stock, and vested share awards, as well as transaction costs.

The fair value of Pfizer equity items was derived using an average market price per share of Pfizer common stock of $29.81, which was based on Pfizer’s average stock price for the period two days before through two days after the terms of the acquisition were agreed to and announced on July 15, 2002.

Under the terms of the merger agreement, each outstanding share of Pharmacia common stock was exchanged for 1.4 shares of Pfizer common stock in a tax-free transaction. Each share of Pharmacia Series C convertible perpetual preferred stock was exchanged for a newly created class of Pfizer Series A convertible perpetual preferred stock with rights substantially similar to the rights of the Pharmacia Series C convertible perpetual preferred stock.

Pharmacia’s core business, much like that of Pfizer, was the development, manufacture and sale of prescription pharmaceutical products. Other businesses of Pharmacia included production and distribution of consumer healthcare products (primarily those available over-the-counter without a prescription) and animal healthcare products (primarily pharmaceuticals and feed additives for livestock and companion animals). The acquisition expands our global pharmaceutical leadership, broadens our product base and bolsters our research and development capacity.

The acquisition has been accounted for as a purchase business combination. Under the purchase method of accounting, the assets acquired and liabilities assumed from Pharmacia are recorded at the date of acquisition, at their respective fair values. The consolidated financial statements and reported results of operations of Pfizer issued after completion of the acquisition reflect these values.

(MILLIONS OF DOLLARS, EXCEPT
COMMON STOCK ISSUED (in thousands) AND
PREFERRED STOCK, COMMON STOCK ISSUABLE	CONVERSION	FAIR
AND PER SHARE DATA)	CALCULATION	VALUE

Common Stock
Pharmacia common stock outstanding as of April 16, 2003	1,298,157
Exchange ratio	1.4

Pfizer common stock issued	1,817,420
Value of Pfizer’s common stock	$29.81	$54, 177

Preferred Stock
Pharmacia Series C perpetual preferred stock outstanding and convertible into common stock as of April 16, 2003(a)	6,018.86
Conversion feature	1,839.19

Pharmacia common stock issuable upon conversion	11,069,827
Exchange ratio	1.4

	15,497,758
Value of Pfizer’s common stock	$29.81	462

Stock Options
Value of Pfizer stock options issued in exchange for Pharmacia stock options as of April 16, 2003 (b)		1,102
Vested Share Award Programs
Value of Pharmacia share awards that became fully vested in connection with the acquisition (c)		130
Other transaction costs		101

Total estimated purchase price		$55,972

(a)	Pharmacia Series B perpetual preferred stock was exchanged for substantially similar Pharmacia Series C perpetual preferred stock as of April 16, 2003.

(b)	Estimated fair value of 180,068 Pfizer stock options (in thousands) issued as of April 16, 2003 in exchange for 128,906 Pharmacia outstanding stock options (in thousands), calculated using the Black-Scholes option pricing model, modified for dividends, with model assumptions estimated as of April 16, 2003 and a Pfizer stock price of $29.81.

(c)	The fair value of unissued shares of fully vested awards is based on the same exchange ratio as for the Pharmacia common stock and a Pfizer stock price of $29.81. Awards can be settled in cash or shares, at the election of the program participant.

2003 Financial Report 29

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

B. Allocation of Purchase Price

The above purchase price has been preliminarily allocated based on an estimate of the fair value of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with GAAP. Given the size and complexity of the acquisition, the fair valuation of certain net assets is still being finalized. To the extent that our estimates need to be adjusted, we will do so.

(MILLIONS OF DOLLARS)
Estimated book value of net assets acquired	$8,795
Less: existing goodwill and other intangible assets	1,559

Tangible book value of net assets acquired	7,236

Remaining allocation:
Increase inventory to fair value(a)	2,979
Increase long-term investments to fair value(b)	40
Increase property, plant and equipment to fair value(c)	439
Record in-process research and development charge(d)	5,052
Record identifiable intangible assets(d)	37,221
Increase long-term debt to fair value	(370)
Increase benefit plan liabilities to fair value(e)	(1,471)
Increase other net assets to fair value(f)	(431)
Restructuring costs incurred through December 31, 2003(g)	(1,578)
Tax adjustments(h)	(13,592)
Goodwill(i)	20,447

Estimated purchase price	$55,972

Since our initial allocation of the purchase price in the second quarter of 2003, our estimates have been revised for inventory ($1,371 million increase), fixed assets ($372 million decrease) and identifiable intangible assets ($715 million increase). These revisions reflect our greater understanding of Pharmacia net assets since the acquisition date.

(a)	Components of the increase to fair value for acquired inventory are as follows:

(MILLIONS OF DOLLARS)
Finished goods	$958
Work in process	1,862
Reversal of LIFO Reserve	269
Additional valuation adjustments	(110)

Total	$2,979

The fair value of acquired inventory, developed in consultation with independent valuation specialists, was determined as follows:

•	Finished goods — the estimated selling price less the cost of disposal and a reasonable profit for the selling effort.

•	Work in process — the estimated selling price of finished goods less the cost to complete, cost of disposal and reasonable profit on the selling and remaining manufacturing efforts.

•	Raw materials — estimated current replacement cost, which equaled Pharmacia’s historical cost.

We have conformed Pharmacia’s inventory valuation methods to Pfizer’s methodology and ceased using LIFO method of inventory valuation for these inventories.

In addition, we performed detailed inventory counts around the world to assess the need for additional adjustments.

(b)	Primarily related to one publicly traded, equity-method investment adjusted to fair value. The basis for the valuation was the quoted market price from the Stockholm Exchange.

(c)	Components of the increase to fair value for acquired property, plant and equipment are as follows:

(MILLIONS OF DOLLARS)
Land	$(26)
Buildings	743
Machinery and equipment	(177)
Furniture and fixtures	(38)
Construction in progress	(63)

Total	$439

The fair value of acquired property, plant and equipment, developed in consultation with independent valuation specialists, was valued at its value-in-use, unless there was a known plan to dispose of an asset. Assets to be disposed of were valued at prevailing market rates, less costs to sell, or nil, if to be abandoned.

In addition, we performed detailed fixed asset reviews around the world to assess the need for additional adjustments.

(d)	We are working with independent valuation specialists to determine the following:

•	the fair value of research and development projects of Pharmacia which were in-process, but not yet completed (collectively, In-Process Research and Development, or IPR&D); and

•	the fair value of identifiable intangible assets

As required, we recorded a charge of $5, 052 million for the preliminary estimate of the portion of the purchase price allocated to acquired IPR&D.

Components of the fair value of acquired identifiable intangible assets are as follows:

		WEIGHTED	USEFUL
	FAIR	AVERAGE	LIFE
(MILLIONS OF DOLLARS)	VALUE	LIFE (YEARS)	(YEARS)

Developed technology rights	$31,208	11	3-20
Brands (indefinite-lived assets)	5,308
Brands (finite-lived assets)	117	40	40
Other (indefinite-lived assets)	317
Other (finite-lived assets)	271	9	2-20

Total	$37,221

The total weighted average life of identifiable intangible assets acquired from Pharmacia that are subject to amortization is 11 years.

Developed technology rights represent the value associated with developed technology from Pharmacia to which Pfizer has rights. These rights can include the right to develop, use, market, sell and/or offer for sale the products, compounds and intellectual property that we acquired from Pharmacia with respect to products, compounds and/or processes that have been completed. Most of these assets are related to our Pharmaceutical segment.

Brands with indefinite-life treatment represent the value associated with tradenames, as the products themselves no longer receive patent protection. The valuation of these brands include all cash flows

30 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

associated with the use of the tradenames. Most of these assets are related to our Pharmaceutical and Consumer Healthcare segments.

The fair value of both IPR&D and identifiable intangible assets is determined using the “income approach”on a project-by-project basis. This method starts with a forecast of all of the expected future net cash flows. These net cash flow projections do not anticipate any revenue or cost synergies. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams, some of which are more certain than others. For IPR&D, the discount rate also reflects the project’s stage of completion and other risk factors which include the nature of the product, the scientific data associated with the technology, the current patent situation and market competition. Of the value allocated to developed technology rights, approximately 96% is derived from regulatory-approved uses and indications.

The forecast of future cash flows for IPR&D and identifiable intangible assets requires the following assumptions to be made:

•	Revenue that is reasonably likely to result from the approved and unapproved, potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product life cycles

•	Cost of sales using historical data, industry data or other sources of market data

•	Sales and marketing expense using historical data, industry data or other sources of market data

•	General and administrative expenses

•	R&D expenses

•	The estimated life of the product or potential product

In addition, for IPR&D projects we also considered the project’s stage of completion, the costs incurred to date, the projected costs to complete, the contribution, if any, of developed technology and the projected launch date of the potential product.

To the extent that the IPR&D project is expected to utilize developed technology, the value of the in-process research and development project has been reduced to reflect this contribution. The value of this contribution has been capitalized as additional value associated with developed technology. Developed technology represents the technical processes, intellectual property, and institutional understanding that were acquired from Pharmacia with respect to products, compounds and/or processes that have been completed.

The valuations are based on the information that is available as of the acquisition date and the expectations and assumptions that have been deemed reasonable by our management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results.

(e)	Components of the increase to fair value for acquired benefit plans are $1,148 million for pension benefit obligations and $323 million for postretirement benefit obligations.

The fair value of the pension and postretirement obligations, determined in consultation with independent actuarial specialists, includes assumptions relating to economic factors such as interest rates of high quality fixed income investments, demographic factors such as salary growth projection and other data, such as expected employee terminations.The underlying assets of the plans were measured using market rates as of the acquisition date.

(f)	Includes accruals for legal and environmental matters that we intend to resolve in a manner different from the manner Pharmacia had planned ($260 million). Also, includes adjustments to accruals for unfavorable leases ($193 million); adjustments to accruals for sales allowances ($144 million); adjusted to accruals for award programs that became fully vested in connection with the acquisition ($68 million); and adjustments to other accounts based on detailed reviews of the assets and liabilities acquired ($110 million); partially offset by the reversal of Pharmacia deferred income that no longer represents a performance obligation to third parties ($344 million).

(g)	Included in Other current liabilities are restructuring costs that impacted goodwill. These exit costs are associated with Pharmacia employees, assets or activities and were recorded as a liability in conjunction with recording the initial purchase of Pharmacia.

(h)	Reflects the estimated tax effects of the acquisition, including a provision for taxes on unremitted earnings of international Pharmacia subsidiaries that are not expected to be permanently reinvested overseas.

(i)	In accordance with the requirements of SFAS No. 142, Goodwill and Other Intangible Assets, the goodwill and the acquired indefinite-lived intangibles assets associated with the merger will not be amortized. None of the goodwill is deductible for tax purposes.

C.     PRO FORMA RESULTS

The following unaudited pro forma financial information presents the combined results of operations of Pfizer and Pharmacia as if the acquisition had occurred as of the beginning of the years presented. The unaudited pro forma financial information is not necessarily indicative of what our consolidated results of operations actually would have been had we completed the acquisition at the beginning of each year. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations of the combined company.

(MILLIONS OF DOLLARS, EXCEPT PER
COMMON SHARE DATA) (UNAUDITED)	2003	2002

Revenues:	$48,894	$44,998
Income from continuing operations before cumulative effect of change in accounting principles	8,344	9,268
Net income	10,536	7,373
Per share amounts:
Income from continuing operations before cumulative effect of change in accounting principles per common share— basic	1.07	1.16
Net income per common share— basic	1.36	.92
Income from continuing operations before cumulative effect of change in accounting principles per common share— diluted	1.06	1.15
Net income per common share— diluted	1.34	.91

2003 Financial Report 31

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The unaudited pro forma financial information above reflects the following:

a.	The elimination of transactions between Pfizer and Pharmacia, which upon completion of the merger would be considered inter-company. The majority of these transactions occurred under the Celebrex and Bextra marketing agreements. This reflects:

•	the elimination of certain sales, alliance revenue and certain copromotion expenses, and

•	the elimination of certain impacts of milestone payments made by Pfizer to Pharmacia.

b.	A decrease in interest expense of $11 million in 2003 and $38 million in 2002 related to the estimated fair value adjustment of long-term debt from the purchase price allocation.

c.	Additional amortization and depreciation expense of approximately $993 million in 2003 and $3,311 million in 2002 related to the estimated fair value of identifiable intangible assets and property, plant and equipment from the purchase price allocation. Identifiable intangible assets are being amortized over their estimated useful lives over a range of 2 to 40 years and property, plant and equipment is being depreciated over the estimated useful lives of the underlying assets.

The unaudited pro forma financial information above excludes the following material, non-recurring charges incurred in the year ended December 31, 2003:

•	purchase accounting adjustments related to purchased IPR&D charge of $5,052 million and the incremental charge of $2,820 million reported in Cost of sales for the sale of acquired inventory that was written up to fair value.

3.     Merger-Related Costs

We incurred the following merger-related costs in connection with our acquisition of Pharmacia which was completed on April 16, 2003 and our merger with Warner-Lambert Company (Warner-Lambert) which was completed on June 19, 2000:

(MILLIONS OF DOLLARS)	2003	2002	2001

Integration costs:
Pharmacia	$838	$98	$—
Warner-Lambert	33	345	456
Restructuring costs:
Pharmacia	177	—	—
Warner-Lambert	10	187	363

Total merger-related costs — expensed	$1,058	$630	$819

Total merger-related costs — capitalized	$1,578	$—	$—

A.     Integration Costs

Integration costs represent external, incremental costs directly related to our merger with Warner-Lambert and our acquisition of Pharmacia, including expenditures for consulting and systems integration.

B.     Restructuring Costs — Pharmacia

Throughout 2003, in connection with the acquisition of Pharmacia, Pfizer management approved and initiated plans to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. The restructuring of our operations as a result of our acquisition of Pharmacia is expected to continue through 2005 and include severance, costs of vacating duplicative facilities and contract termination and other exit costs. Total merger-related expenditures incurred during 2003-2005 are expected to be in the range of $5.0 billion to $5.5 billion, pre-tax.

Restructuring Costs Associated with Legacy Pfizer — Expensed

We recorded $177 million of restructuring costs associated primarily with exiting certain activities of legacy Pfizer, including severance, costs of vacating duplicative facilities and contract termination and other exit costs. These costs have been recorded as a charge to the results of operations through the year ended December 31, 2003 and are included in Merger-related costs. The components of the restructuring charges associated with the acquisition of Pharmacia which were expensed in 2003 follow:

		UTILIZATION
		THROUGH	RESERVE*
	PROVISIONS	DEC. 31,	DEC. 31,
(MILLIONS OF DOLLARS)	2003	2003	2003

Employee termination costs	$140	$(79)	$61
Asset impairments	21	(21)	—
Other	16	(10)	6

	$177	$(110)	$67

•	Included in Other current liabilities.

Through December 31, 2003, the employee termination costs represent the approved reduction of the legacy Pfizer work force by 1,477 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 1,281 employees were terminated as of December 31, 2003. Asset impairments primarily include charges to write-down property, plant and equipment. Other primarily includes costs to exit certain assets and activities of legacy Pfizer.

Restructuring charges are recorded when specific decisions to exit activities are approved and incurred. Changes to the estimates of completing the currently approved restructuring plans or costs related to new restructuring initiatives for legacy Pfizer will be recorded in our results of operations.

Restructuring Costs Associated with Legacy Pharmacia — Capitalized

We recorded $1,578 million of restructuring costs associated primarily with employee terminations and exiting certain activities of legacy Pharmacia. These costs were recognized as liabilities assumed in the purchase business combination. Accordingly, these costs are considered part of the purchase price of Pharmacia and have been recorded as an increase to goodwill. These restructuring costs also include costs associated with relocation. The components of the restructuring charges capitalized in 2003 as a cost of the acquisition of Pharmacia follow:

		UTILIZATION
	COSTS	THROUGH	RESERVE*
	INCURRED	DEC. 31,	DEC. 31,
(MILLIONS OF DOLLARS)	2003	2003	2003

Employee termination costs	$1,289	$(1,083)	$206
Other	289	(119)	170

	$1,578	$(1,202)	$376

*	Included in Other current liabilities.

Through December 31, 2003, the employee termination costs represent the approved reduction of the legacy Pharmacia work force by 11,249 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 10,174 employees were terminated as of December 31, 2003. Employee termination costs include accrued severance benefits and costs associated with change in control provisions of certain Pharmacia employment contracts. Other includes costs to exit certain assets and activities of legacy Pharmacia.

32 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Changes to the estimates of completing the currently approved restructuring plans or costs related to new restructuring initiatives for legacy Pharmacia will be recorded in goodwill for up to one year following the acquisition date of April 16, 2003 and in our results of operations after that date.

C.     Restructuring Costs — Warner-Lambert

The restructuring of our operations resulting from our merger with Warner-Lambert was substantially complete as of December 31, 2003. Accordingly, we do not expect to incur significant integration or restructuring charges directly related to our merger with Warner-Lambert in 2004.

The components of the restructuring charges associated with the merger of the Warner-Lambert operations follow:

				CUMULATIVE
				PROVISIONS	UTILIZATION
				THROUGH	THROUGH	RESERVE*
	PROVISIONS			DEC. 31,	DEC. 31,	DEC. 31,

(MILLIONS OF DOLLARS)	2003	2002	2001	2003	2003	2003

Employee termination costs	$10	$170	$249	$1,279	$(1,270)	$9
Asset impairments	—	4	84	134	(134)	—
Other	—	13	30	64	(64)	—

Total	$10	$187	$363	$1,477	$(1,468)	$9

•	Included in Other current liabilities.

Through December 31, 2003, the employee termination costs represent the approved reduction of the work force of our continuing businesses by 8,095 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 7,817 employees had been terminated as of December 31, 2003. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Warner-Lambert employment contracts. Under the terms of these contracts, certain terminated employees may elect to defer receipt of severance benefits. Severance benefits deferred for future payments were $230 million at December 31, 2003 and $218 million at December 31, 2002. The deferred severance benefits are considered utilized charges and are included in Other noncurrent liabilities in the consolidated balance sheet.

4. Discontinued Operations

We sold the following businesses and products that did not fit within our strategic plans:

•	In April 2003, we completed the sale of the hormone replacement therapy femhrt, formerly part of our Pharmaceutical segment and a component of the women’s health product line, to Galen Holdings plc for $160 million in cash with a right to receive up to $63.8 million contingent on femhrt retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of this product of $139 million ($83 million net of tax) in 2003.

•	In March 2003, we sold the oral contraceptives Estrostep and Loestrin, formerly part of our Pharmaceutical segment and a component of the women’s health product line, to Galen Holdings plc for $197 million in cash with a right to receive up to $47.3 million contingent on Estrostep retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of these two products of $193 million ($116 million net of tax) in 2003.

•	In March 2003, we sold the Adams confectionery products business, formerly part of our Consumer Healthcare segment, to Cadbury Schweppes plc for $4.2 billion in cash. We recognized a gain on the sale of this business of $3,091 million ($1,824 million net of tax) in 2003.

•	In March 2003, we sold the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Healthcare segment, to Energizer Holdings, Inc., for $930 million in cash. We recognized a gain on the sale of this business of $462 million ($262 million net of tax) in 2003.

•	In December 2002, we sold our Tetra fish-care products business, formerly part of our Consumer Healthcare segment to the Triton Fund, for $238.5 million in cash. We recognized a gain on the sale of this business of $117 million ($77 million net of tax) in 2002.

The divestitures of the Adams and Schick-Wilkinson Sword businesses and the women’s health product lines are presented as discontinued operations in 2003, 2002, and 2001. The divestiture of the Tetra business is reflected in discontinued operations in 2002 and 2001.

The following amounts related to the Tetra, Adams and Schick-Wilkinson Sword businesses and women’s health product lines have been segregated from continuing operations and reflected as discontinued operations:

(MILLIONS OF DOLLARS)	2003	2002	2001

Revenues	$762	$2,908	$2,958

Pre-tax income	$26	$447	$405
Provision for taxes on income	10	169	154

Income from operations of discontinued businesses — net of tax	16	278	251

Pre-tax gains on sales of discontinued businesses	3,885	117	—
Provision for taxes on gains	1,600	40	—

Gains on sales of discontinued businesses — net of tax	2,285	77	—

Discontinued operations — net of tax	$2,301	$355	$251

On January 19, 2004, we announced that we agreed to sell our in-vitro allergy and diagnostics testing business for $575 million in cash. This business is included in our Corporate/Other segment and became a part of Pfizer in April 2003 with our acquisition of Pharmacia. We recorded approximately $153 million in revenues from this business in 2003.

On January 13, 2004, we announced that we are exploring strategic options, including possible sale, for approximately 60 non-core consumer products, currently marketed in Europe by our Consumer Healthcare segment. The majority of these products are small brands, sold in single markets only and include certain products that became a

2003 Financial Report 33

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. We recorded approximately $100 million in revenues for all of these products in 2003.

On July 24, 2003, we announced that we are exploring strategic options for our surgical ophthalmology business, including its possible sale. The surgical ophthalmology business is included in our Pharmaceutical segment and became a part of Pfizer in April 2003 with our acquisition of Pharmacia. We recorded approximately $102 million in revenues from this business in 2003.

5. Financial Instruments

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

On an ongoing basis, we evaluate our investment in debt and equity securities to determine if a decline in fair value is other-than-temporary. When a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Information about our investments follows:

(MILLIONS OF DOLLARS)	2003	2002

Trading investments*	$467	$—
Amortized cost and fair value of available-for-sale debt securities:**
Corporate debt	9,524	5,471
Foreign government and foreign government agency debt	2,692	4,399
Corporate asset-backed securities	1,231	2,021
Supranational debt	1,142	3,090
Certificates of deposit	1,063	1,531

Total available-for-sale debt securities	15,652	16,512

Amortized cost and fair value of held-to-maturity debt securities:**
Certificates of deposit and other	44	74

Total held-to-maturity debt securities	44	74

Cost of available-for-sale equity securities	234	123
Gross unrealized gains	263	53
Gross unrealized losses	(6)	(16)

Fair value of available-for-sale equity securities	491	160

Total investments	$16,654	$16,746

*	Trading investments are held in trust for legacy Pharmacia severance benefits.

**	Gross unrealized gains and losses are not material.

These investments were in the following captions in the consolidated balance sheet:

(MILLIONS OF DOLLARS)	2003	2002

Cash and cash equivalents	$864	$1,380
Short-term investments	10,432	10,673
Long-term investments and loans	5,358	4,693

Total investments	$16,654	$16,746

The contractual maturities of the available-for-sale and held-to-maturity debt securities as of December 31, 2003 follow:

	YEARS

		OVER 1	OVER 5	OVER
(MILLIONS OF DOLLARS)	WITHIN 1	TO 5	TO 10	10	TOTAL

Available-for-sale debt securities:
Corporate debt	$7,766	$1,000	$677	$81	$9,524
Foreign government and foreign government agency debt	1,840	288	564	—	2,692
Corporate asset-backed securities	18	470	405	338	1,231
Supranational debt	657	328	157	—	1,142
Certificates of deposit	988	75	—	—	1,063
Held-to-maturity debt securities:
Certificates of deposit and other	27	9	—	8	44

Total debt securities	$11,296	$2,170	$1,803	$427	$15,696
Trading investments					467
Available-for-sale equity securities					491

Total investments					$16,654

B.     Short-Term Borrowings

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 1.7% in 2003 and 2002. At December 31, 2003, we had access to $2.7 billion of lines of credit of which $2.2 billion expire within one year. Of these lines of credit, $2.3 billion are unused, of which our lenders have committed to loan us $1.0 billion at our request.

34 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

C. Long-Term Debt

	MATURITY
(MILLIONS OF DOLLARS)	DATE	2003	2002

5.625% senior unsecured notes*	February 2006	$804	$819
6.6% senior unsecured notes*	December 2028	736	—
5.625% senior unsecured notes*	April 2009	656	665
5.75% senior unsecured notes*	December 2005	615	—
.80% Japanese yen senior unsecured notes	March 2008	559	506
6.5% senior unsecured notes*	December 2018	521	—
4.65% senior unsecured notes*	March 2018	290	—
3.3% senior unsecured notes*	March 2009	296	—
6% senior unsecured notes*	January 2008	275	281
Floating-rate unsecured notes	March 2005	200	200
3.625% senior unsecured notes*	November 2004	—	619
Other debentures, notes, borrowings and mortgages		803	50

Total long-term debt		$5,755	$3,140

Current portion not included above		$726	$256

*	Includes unrealized gains and losses for debt with fair value hedges in 2003 and/or 2002 (see note 5D, “Financial Instruments — Derivative Financial Instruments and Hedging Activities”).

The floating-rate unsecured notes bear interest at a variable rate based on the commercial paper borrowing rate. The weighted average interest rates of these notes were 1.3% at December 31, 2003 and 1.5% at December 31, 2002.

In 2003, we issued:

•	$300 million senior unsecured notes, which pay interest semi-annually, beginning on September 2, 2003, at a rate of 3.3%; and

•	$300 million senior unsecured notes, which pay interest semi-annually, beginning on September 1, 2003, at a rate of 4.65%

The notes were issued under a $5 billion debt shelf registration statement filed with the SEC in November 2002 and were used for general corporate purposes.

In 2002, we issued $600 million of senior unsecured notes, which pay interest annually, in arrears, beginning on April 15, 2003, at a rate of 5.625%. The proceeds from the note issuances were used for general corporate purposes.

Long-term debt outstanding at December 31, 2003 matures as follows:

					AFTER
(MILLIONS OF DOLLARS)	2005	2006	2007	2008	2008

Maturities	$891	$830	$20	$1,088	$2,926

At December 31, 2003, we had the ability to borrow $4.4 billion by issuing debt securities under our existing debt shelf registration statement filed with the SEC.

In February 2004, we issued the following debt under our debt shelf registrations which will be used for current general corporate purposes, including the refinancing of existing debt:

•	$750 million senior unsecured notes due February 2014, which pay interest semi-annually, beginning on August 15, 2004, at a rate of 4.5%; and

•	$700 million senior unsecured notes due March 2007, which pay interest semi-annually, beginning on September 15, 2004, at a rate of 2.5%,

In connection with these debt issues, we entered into:

•	$750 million notional amount of interest rate swaps maturing in 2014; and

•	$700 million notional amount of interest rate swaps maturing in 2007

D. Derivative Financial Instruments and Hedging Activities

PURPOSE

Foreign Exchange Risk

A significant portion of revenues, earnings and net investments in foreign affiliates are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing expected local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities. Depending on market conditions, foreign exchange risk is also managed through the use of derivative financial instruments and foreign currency debt. These financial instruments serve to protect net income against the impact of the translation into U.S. dollars of certain foreign exchange denominated transactions. We entered into financial instruments to hedge or offset by the same currency, an appropriate portion of the currency risk and the timing of the hedged or offset item. At December 31, 2003 and 2002, the financial instruments employed to manage foreign exchange risk follow:

2003 Financial Report 35

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

			NOTIONAL AMOUNT
			(MILLIONS OF DOLLARS)
	HEDGE				MATURITY
FINANCIAL INSTRUMENT	TYPE	HEDGED OR OFFSET ITEM	2003	2002	DATE

Forward Contracts	—	Short-term foreign currency assets and liabilities(1)	$7,203	$—	Through 2004
Forward Contracts	—	Short-term foreign currency assets and liabilities(1)	—	1, 928	Through 2003
Forward Contracts	Cash flow	Euro available-for-sale investments	2,388	—	Through 2004
Forward Contracts	Cash flow	Euro available-for-sale investments	—	1, 802	Through 2003
Short-term yen borrowings	Net investment	Yen net investments	1,539	—	Through 2004
Short-term yen borrowings	Net investment	Yen net investments	—	1, 603	Through 2003
Swaps	Cash flow	U. K. pound intercompany loan	714	645	2006
Long-term yen debt	Net investment	Yen net investments	559	506	2008
Forward Contracts	Cash flow	Japanese yen intercompany loan	266	—	2004
Swaps	Cash flow	Japanese yen intercompany loan	260	—	2004
Swaps	Cash flow	U. K. pound intercompany loan	—	466	Late 2003
Put options	Cash flow	Yen forecasted intercompany inventory purchase	—	460	Through 2003
Swaps	Fair value	Euro debt investments	—	230	Mid-2003
Swaps	Fair value	Euro loans of a foreign subsidiary	—	104	Mid-2003

(1)	Primarily from intercompany transactions in euros, Japanese yen and Swedish krona in 2003, and in euros, Japanese yen and Australian dollars in 2002. As these forward contracts mature, we usually enter into similar term forward contracts.

Interest Rate Risk

Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. From time-to-time, depending on market conditions, we will fix interest rates either through entering into fixed rate investments and borrowings or through the use of derivative financial instruments. At December 31, 2003 and 2002, the derivative financial instruments employed to manage interest rate risk follow:

			NOTIONAL AMOUNT
			(MILLIONS OF DOLLARS)
					MATURITY
FINANCIAL INSTRUMENT	HEDGE TYPE	HEDGED OR OFFSET ITEM	2003	2002	DATE

Swaps	Cash flow	Yen “LIBOR” interest rate related to forecasted issuances of short-term debt(1)	$1,129	$—	2006
Swaps	Cash flow	Yen “LIBOR” interest rate related to forecasted issuances of short-term debt(1)	—	1,022	Late 2003
Forward-starting swaps	Cash flow	Yen “LIBOR” interest rate related to forecasted issuances of short-term debt(2)	—	1,022	Late 2003
Swaps	Fair value	U.S. dollar fixed rate debt (3)	900	600	2009
Swaps	Fair value	U.S. dollar fixed rate debt (3)	750	750	2006
Swaps	Fair value	U.S. dollar fixed rate debt (3)	600	600	2004
Swaps	Cash flow	U.S. dollar fixed rate investment (3)	590	—	2008
Swaps	Fair value	U.S. dollar fixed rate debt (3)	250	250	2008
Swaps	Cash flow	“LIBOR” interest rate related to forecasted
		purchases of short-term fixed rate debt (4)	95	95	2004

(1)	Serve to reduce variability by effectively fixing the maximum rates on short-term debt at .9% in 2003 and 1.2% in 2002.

(2)	Serve to reduce variability by effectively fixing the maximum rates on short-term debt at .9%. These forward-starting swaps effectively replaced existing yen interest rate swaps upon maturity in 2003.

(3)	Serve to reduce exposure to long-term U.S. dollar interest rates by effectively converting fixed rates associated with long-term debt obligations or investments to floating rates.

(4)	Serve to reduce the variability of LIBOR interest rates by effectively fixing the rates on short-term debt securities at 3.5%. Investments will be classified as “Available-for-Sale.”

36 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

ACCOUNTING POLICIES

All derivative contracts are reported at fair value, with changes in fair value reported in earnings or deferred, depending on the nature and effectiveness of the offset or hedging relationship, as follows:

Foreign Exchange Risk

•	We recognize the earnings impact of foreign currency forward- exchange contracts during the terms of the contracts, along with the earnings impact of the items they generally offset.

•	We recognize the earnings impact of foreign currency swaps and foreign currency forwards designated as cash flow or fair value hedges upon the recognition of the foreign exchange gain or loss on the translation to U.S. dollars of the hedged item.

•	We recognize the earnings impact of yen put options when the related inventory is sold to third-party customers.

Interest Rate Risk

•	We recognize the earnings impact of interest rate swaps designated as cash flow hedges upon the recognition of the interest related to the hedged short-term debt and available-for-sale debt securities.

•	We recognize the earnings impact of interest rate swaps designated as fair value hedges upon the recognition of the change in fair value for interest rate risk related to the hedged long-term debt.

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2003 or 2002.

Financial Statement Presentation

The consolidated financial statements include the following items related to the derivatives and other financial instruments serving as offsets or hedges:

Prepaid expenses and taxes includes:

•	fair value of foreign currency put options in 2002

Other assets, deferred taxes and deferred charges includes:

•	fair value of forward-starting interest rate swaps in 2002 and interest rate swaps

Other current liabilities includes:

•	fair value of foreign currency forward-exchange contracts

•	fair value of foreign currency swaps

Other noncurrent liabilities includes:

•	fair value of interest rate swaps designated as cash flow hedges and fair value of foreign currency swaps designated as cash flow hedges

Long-term debt includes:

•	changes in the fair value of fixed rate debt hedged by interest rate swaps

Accumulated other comprehensive income /(expense) includes:

•	changes in the foreign exchange translation of yen debt

•	changes in the fair value of foreign currency forward-exchange contracts designated as cash flow hedges

•	changes in the fair value of interest rate swaps designated as cash flow hedges

•	changes in the fair value of forward-starting swaps in 2002 designated as cash flow hedges

Other (income)/deductions — net includes:

•	changes in the fair value of foreign currency forward-exchange contracts

•	changes in the fair value of foreign currency swap contracts that hedge foreign exchange

•	changes in the fair value of interest rate swap contracts that hedge interest expense

E. Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, held-to-maturity short-term investments and debt) — we use cost or contract value because of the short maturity period

•	available-for-sale debt securities — we use a valuation model that uses observable market quotes and credit ratings of the securities

•	derivative contracts — we use valuation models that use observable market quotes and our view of the creditworthiness of the derivative counterparty

•	loans — we use cost because of the short interest-reset period

•	held-to-maturity long-term investments and long-term debt — we use valuation models that use observable market quotes

The differences between the estimated fair values and carrying values of our financial instruments were not material at December 31, 2003.

F. Credit Risk

We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. At December 31, 2003, we had $2,049 million due from a broad group of banks around the world.

6. Comprehensive Income

Changes, net of tax, in accumulated other comprehensive income/ (expense) follow:

		NET UNREALIZED		ACCUMULATED
		GAIN/(LOSS)		OTHER COM-
	CURRENCY	ON AVAILABLE-	MINIMUM	PREHENSIVE
	TRANSLATION	FOR-SALE	PENSION	INCOME
(MILLIONS OF DOLLARS)	ADJUSTMENT	SECURITIES	LIABILITY	(EXPENSE)*

Balance January 1, 2001	$(1,486)	$193	$(222)	$(1,515)
Period change	(37)	(91)	(106)	(234)

Balance December 31, 2001	(1,523)	102	(328)	(1,749)
Period change	85	(32)	(179)	(126)

Balance December 31, 2002	(1,438)	70	(507)	(1,875)
Period change	2,070	68	(68)	2,070

Balance December 31, 2003	$632	$138	$(575)	$195

*	Income tax expense for other comprehensive income/(expense) was $530 million in 2003, $148 million in 2002 and $146 million in 2001.

2003 Financial Report 37

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The change in net unrealized gain/(loss) on available-for-sale securities includes:

(MILLIONS OF DOLLARS)	2003	2002	2001

Holding gain/(loss), net of tax	$74	$(59)	$(86)
Reclassification adjustment, net of tax	(6)	27	(5)

Net unrealized gain/(loss) on available-for-sale securities	$68	$(32)	$(91)

7. Property, Plant and Equipment

The major categories of property, plant and equipment follow:

	USEFUL
	LIVES
(MILLIONS OF DOLLARS)	(YEARS)	2003	2002

Land	—	$522	$252
Buildings	331/3-50	9,296	5,407
Machinery and equipment	8-20	9,435	6,023
Furniture, fixtures and other	3-12 1/2	3,642	2,977
Construction in progress	—	2,486	1,484

		25,381	16,143
Less:accumulated depreciation		7,094	5,431

Total property, plant and equipment		$18,287	$10,712

8. Goodwill and Other Intangible Assets

A. Goodwill

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2003 and 2002 follow:

	PHARMA-	CONSUMER	ANIMAL
(MILLIONS OF DOLLARS)	CEUTICAL	HEALTHCARE	HEALTH	OTHER	TOTAL

Balance December 31, 2001	$311	$833	$536	$9	$1,689
Impairment loss	—	—	(536)	—	(536)
Other*	51	(4)	—	—	47

Balance December 31, 2002	362	829	—	9	1,200
Pharmacia acquisition (preliminary estimate)	18,548	1,714	77	108	20,447
Other*	581	72	1	5	659

Balance December 31, 2003	$19,491	$2,615	$78	$122	$22,306

*	Primarily reflects the impact of foreign exchange.

In 2002, as a result of adopting SFAS No. 142, Goodwill and Other Intangible Assets, we recorded a write-down of $536 million for the impairment provisions related to goodwill in our animal health business. The fair value of the animal health business was determined using discounted cash flows. This write-down, along with $29 million for impairment provisions related to identifiable intangible assets, was reported as a cumulative effect of a change in accounting principle as of the beginning of 2002 totaling $565 million ($410 million net of tax).

B. Intangibles

The components of identifiable intangible assets follow:

	GROSS		ACCUMULATED
	CARRYING AMOUNT		AMORTIZATION

(MILLIONS OF DOLLARS)	2003	2002	2003	2002

Amortized identifiable intangible assets:
Developed technology rights	$32,289	$526	$(2,400)	$(72)
Trademarks	147	133	(88)	(72)
License agreements	48	42	(13)	(25)
Patents	33	33	(27)	(24)
Noncompete agreements	50	48	(46)	(39)
Customer contracts	149	—	(25)	—
Other	355	78	(77)	(31)

Total amortized identifiable intangible assets	33,071	860	(2,676)	(263)

Unamortized identifiable intangible assets:
Brands	5,308	—	—	—
License agreements	288	—	—	—
Trademarks	266	240	—	—
Pension asset	41	60		—
Other	52	24	—	—

Total unamortized intangible assets	5,955	324	—	—

Total identifiable intangible assets	$39,026	$1,184	$(2,676)	$(263)

Post-approval milestone payments made under our alliance agreements for the human pharmaceutical products, such as Rebif, Spiriva and Celebrex (prior to our acquisition of Pharmacia), are included in developed technology rights.

Total amortization expense for finite-lived intangible assets was $2,405 million in 2003, $60 million in 2002 and $54 million in 2001. Amortization expense for finite-lived intangible assets is recorded in various expenses, including Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions — net.

The annual amortization expense expected for the years 2004 through 2008 is as follows:

(MILLIONS OF DOLLARS)	2004	2005	2006	2007	2008

Amortization expense	$3,378	$3,372	$3,265	$3,113	$2,608

C. Change in Accounting Principle

In 2001, we recorded amortization of goodwill, net of taxes, of $36 million and amortization of indefinite-lived intangible assets, net of taxes, of $8 million. If the provisions of SFAS No. 142, which were adopted beginning in 2002, were in effect in 2001, our reported net income of $7,788 million would have increased to $7,832 million. The addback of amortization of goodwill and indefinite-lived intangible assets, net of taxes, would have represented an increase in our basic and diluted earnings per common share of $.01. This would have resulted in our 2001 reported basic earnings per common share (EPS) increasing from $1.25 to $1.26 and our reported diluted EPS increasing from $1.22 to $1.23.

38 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

9. Other (Income)/Deductions — Net

The components of Other (income)/deductions — net follow:

(MILLIONS OF DOLLARS)	2003	2002	2001

Interest income	$(346)	$(382)	$(539)
Interest expense	290	279	322
Interest expense capitalized	(20)	(28)	(56)

Net interest income	(76)	(131)	(273)
Various litigation matters	1,435	15	—
Copromotion charges and intellectual property rights payments	380	32	206
Charges to write-down equity investments	16	45	—
Gains on the sales of products	(87)	(34)	—
Amortization of finite-lived intangibles	2,183	28	45
Net exchange losses	1	40	33
Other, net	(242)	(115)	(106)

Other (income)/deductions — net	$3,610	$(120)	$(95)

In the fourth quarter of 2003, we recorded charges totaling $1, 402 million for the resolution of two legacy Warner-Lambert litigation matters (see our discussions in Note 20 — “ Legal Proceedings and Contingencies”). The increase in amortization of finite-lived intangibles in 2003 reflects the impact of the acquisition of Pharmacia.

10. Taxes on Income

Income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of change in accounting principles consists of the following:

(MILLIONS OF DOLLARS)	2003	2002	2001

United States	$(209)	$4,523	$4,193
International	3,472	7,273	5,791

Total income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	$3,263	$11,796	$9,984

The decrease in domestic and international income from continuing operations before taxes in 2003 compared to 2002 is due primarily to several non-cash charges associated with purchase accounting; an increase in merger-related costs incurred in connection with our acquisition of Pharmacia; and the provisions for two legacy Warner-Lambert legal matters.

The provision for taxes on income from continuing operations before minority interests and the cumulative effect of change in accounting principles consists of the following:

(MILLIONS OF DOLLARS)	2003	2002	2001

United States:
Taxes currently payable:
Federal	$29	$1,403	$480
State and local	115	226	51
Deferred income taxes	502	(88)	974

Total U.S. tax provision	646	1,541	1,505

International:
Taxes currently payable	1,581	1,265	810
Deferred income taxes	(606)	(197)	118

Total international tax provision	975	1,068	928

Total provision for taxes on income	$1,621	$2,609	$2,433

Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 2003, we have not made a U.S. tax provision on approximately $38 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas. It is not practical to compute the estimated deferred tax liability on these earnings.

We operate manufacturing subsidiaries in Puerto Rico that benefit from Puerto Rican incentive grants that expire between 2012 and 2020. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer is a “grandfathered“ entity and is entitled to the benefits under such statute until 2006.

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations before the cumulative effect of change in accounting principles follows:

(PERCENTAGES)	2003	2002	2001

U.S. statutory income tax rate	35.0	35.0	35.0
Earnings taxed at other than U.S. statutory rate	(53.2)	(12.6)	(11.0)
U.S. research tax credit	(3.1)	(1.1)	(0.8)
Acquired IPR&D	54.2	—	—
Litigation settlement provisions	13.7	—	—
All other — net	3.1	0.8	1.2

Effective tax rate for income from continuing operations before cumulative effect of change in accounting principles	49.7	22.1	24.4

The component percentages above reflect the decrease in income from continuing operations in 2003 compared to prior years due to the impacts of the Pharmacia acquisition. In addition, the charge for acquired IPR&D of $5,052 million is not deductible and the litigation settlement provisions of $1,402 million recorded in the fourth quarter of 2003 either are not deductible or are deductible at rates lower than the U.S. statutory rate.

2003 Financial Report 39

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences”. We record the tax effect of these temporary differences as “deferred tax assets”(generally items that can be used as a tax deduction or credit in future periods) or “deferred tax liabilities”(generally items for which we received a tax deduction but that have not yet been recorded in the consolidated statement of income).

The tax effects of the major items recorded as deferred tax assets and liabilities are:

	2003		2002
	DEFERRED TAX		DEFERRED TAX

(MILLIONS OF DOLLARS)	ASSETS	LIABS.	ASSETS	LIABS.

Prepaid/deferred items	$957	$(592)	$931	$(279)
Intangibles	257	(11,376)	13	(8)
Inventories	1,668	(343)	726	(137)
Property, plant and equipment	207	(1,541)	55	(813)
Employee benefits	2,022	(207)	601	(253)
Restructurings and other charges	428	(789)	186	(83)
Foreign tax credit carryforwards	153	—	253	—
Other carryforwards	92	—	53	—
Unremitted earnings	—	(2,837)	—	—
All other	1,033	(460)	385	(174)

Subtotal	6,817	(18,145)	3,203	(1,747)
Valuation allowance	(3)	—	(103)	—

Total deferred taxes	$6,814	$(18,145)	$3,100	$(1,747)

Net deferred tax asset/(liability)		$(11,331)	$1,353

In 2003, the net deferred tax liability position is primarily due to the deferred taxes recorded in connection with our acquisition of Pharmacia.

A valuation allowance is recorded because some items recorded as deferred tax assets may ultimately not be deductible or creditable.

Deferred tax assets and liabilities in the preceding table, netted by taxing location, are in the following captions in the consolidated balance sheet:

(MILLIONS OF DOLLARS)	2003	2002

Prepaid expenses and taxes	$1,907	$1,185
Other assets, deferred taxes and deferred charges	—	532
Deferred taxes on income	(13,238)	(364)

Net deferred tax asset/(liability)	$(11,331)	$1,353

The Internal Revenue Service (IRS) has completed and closed its audits of Pfizer Inc’s tax returns through 1998 and Warner-Lambert Company through 1998. The IRS is currently conducting audits of Pfizer Inc’s tax returns for the years 1999 through 2001. With respect to Pharmacia, the IRS is currently conducting audits of Pharmacia Inc’s tax returns for the years 1998 and 1999, while its tax returns for 1995 through 1997 are open and under appeal. Pharmacia also has responsibility for the current ongoing IRS audit of its former agricultural subsidiary Monsanto’s tax returns for the years 1998 and 1999.

We believe that our accruals for tax liabilities are adequate for all open years.

11.     Benefit Plans

We provide defined benefit pension plans and defined contribution plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and generally contributions to qualified plans are tax deductible. It typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions. We also provide benefits through supplemental (non-qualified) retirement plans to certain employees. In addition, we provide medical and life insurance benefits to retirees and their eligible dependents through our postretirement plans.

We use a measurement date of December 31st for a majority of our U.S. and November 30th for our international pension and postretirement plans.

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was enacted. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Due to uncertainties in determining the impact the Act could have to our accumulated postretirement obligation and net periodic postretirement benefit cost, the consolidated financial statements do not reflect the effect the Act may have on our postretirement plans. Upon resolution of such uncertainties, which are substantially beyond our control, our postretirement plans will recognize the effects of the Act, which are not likely to be material.

Acquisitions and Divestitures

We acquired certain pension and postretirement plans from Pharmacia on April 16, 2003. The related obligations and plan assets acquired at fair value included global pension benefit obligations of $3.7 billion and pension plan assets of $1.9 billion and other postretirement benefit obligations of $966 million and postretirement plan assets of $172 million.

During 2003, pursuant to the divestitures of the Adams, Schick-Wilkinson Sword and Tetra businesses, pension plan assets and accumulated benefit obligations were transferred to the purchasers of those businesses.

40 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Components of Net Periodic Benefit Costs

The annual cost of the U.S. qualified and International pension plans and the postretirement plans follow:

	PENSION PLANS

	U.S. QUALIFIED			INTERNATIONAL			POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2003	2002	2001	2003	2002	2001	2003	2002	2001

Service cost	$229	$156	$123	$212	$140	$114	$31	$17	$15
Interest cost	354	254	239	224	148	130	101	57	50
Expected return on plan assets	(384)	(366)	(400)	(213)	(150)	(143)	(11)	—	—
Amortization of:
Prior service costs	17	16	16	7	6	5	14	14	5
Net transition asset	—	—	(1)	1	(1)	(3)	—	—	—
Actuarial (gains)/losses	115	38	(24)	43	24	22	20	14	5
Curtailments and settlements — net	6	—	—	13	6	3	1	—	—

Net periodic benefit costs	$337	$98	$(47)	$287	$173	$128	$156	$102	$75

The increase in the 2003 U.S. qualified pension plans’net periodic benefit cost was largely driven by lower than assumed 2002 investment returns, the acquisition of Pharmacia pension plans in 2003 and changes in the discount rate and return on assets assumptions used for the 2003 net periodic benefit cost.

The net periodic pension cost for the U.S. supplemental (non-qualified) pension plans was $127 million in 2003, $87 million in 2002 and $86 million in 2001. The increase in the 2003 net periodic pension cost for U.S. supplemental (non-qualified) pension plans was primarily driven by the acquisition of Pharmacia pension plans in 2003 and changes in discount rate assumptions used for the 2003 net periodic pension cost for U.S. supplemental (non-qualified) pension plans.

The following table provides the weighted average actuarial assumptions at December 31:

(PERCENTAGES)	2003	2002	2001

Weighted average assumptions used to determine benefit obligations:
Discount rate:
U.S. qualified pension plans	6.3	6.9	7.3
U.S. non-qualified pension plans	6.3	6.8	7.3
International pension plans	5.0	5.1	5.3
Postretirement plans	6.3	6.8	7.3
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.4

Weighted-average assumptions used to determine net benefit cost (1):
Discount rate:
U.S. qualified pension plans	6.8	7.3	7.8
U.S. non-qualified pension plans	6.7	7.3	7.8
International pension plans	5.2	5.3	5.5
Postretirement plans	6.6	7.3	7.8
Expected return on plan assets:
U.S. qualified pension plans	9.0	10.0	10.0
International pension plans	7.0	7.3	7.8
Postretirement plans	9.0	—	—
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

(1)	The 2003 net benefit cost assumptions for legacy Pharmacia plans are as of April 16, 2003.

These assumptions are used to develop the projected benefit obligations at fiscal year end and to develop net periodic pension cost for the subsequent fiscal year. Therefore, the assumptions used to determine net periodic benefit cost were established at year end 2002 while the assumptions used to determine benefit obligations were established at year end 2003.

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

The expected rate of return represents our long-term assessment of return expectations which we will only change based on significant shifts in economic and financial market conditions. The 2004 expected rate of return of 9% for both the U.S. qualified pension and postretirement benefit plans reflects our long-term outlook for a globally diversified portfolio. Our long-term outlook is influenced by a combination of return expectations by individual asset class, actual historical experience and our diversified investment strategy. The historical returns are used to provide context for the development of our return expectations. Using this information we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio which includes the impact of portfolio diversification.

An average increase of 10% in the cost of global postretirement health care benefits was assumed for 2004 and is projected to decrease over the next 8 years to 5% and then remain at that level.

A one-percentage-point change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 2003:

(MILLIONS OF DOLLARS)	INCREASE	DECREASE

Total of service and interest cost components	$16	$(11)
Postretirement benefit obligation	222	(179)

2003 Financial Report 41

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Obligations and Funded Status

The following table presents an analysis of the changes in 2003 and 2002 in the projected benefit obligation, the plan assets and the funded status of our U.S. qualified and International pension plans and the postretirement plans as of December 31:

	PENSION PLANS

	U.S. QUALIFIED		INTERNATIONAL		POSTRETIREMENT

(MILLIONS OF DOLLARS)	2003	2002	2003	2002	2003	2002

Change in benefit obligation
Balance beginning of year	$4,104	$3,618	$3,104	$2,633	$905	$785
Service cost	229	156	212	140	31	17
Interest cost	354	254	224	148	101	57
Employee contributions	—	—	14	10	9	5
Plan amendments	—	36	23	(11)	(1)	—
Increases arising primarily from changes in actuarial assumptions	419	313	177	168	178	113
Foreign exchange impact	—	—	603	176	4	(1)
Acquisitions	1,894	—	1,597	55	966	—
Divestitures	(55)	—	(28)	(55)	—	—
Curtailments	(48)	3	(7)	(2)	(9)	2
Settlements	—	—	(21)	(29)	—	—
Benefits paid	(405)	(276)	(217)	(129)	(131)	(73)

Benefit obligation at end of year	$6,492	$4,104	$5,681	$3,104	$2,053	$905

Change in plan assets
Fair value of plan assets at beginning of year	$3,527	$3,862	$1,930	$1,786	$—	$—
Actual gain/(loss) on plan assets	901	(545)	249	(153)	53	—
Company contributions	1,404	486	419	285	122	—
Employee contributions	—	—	14	9	9	—
Foreign exchange impact	—	—	346	138	—	—
Acquisitions	1,221	—	695	10	172	—
Divestitures	(55)	—	(23)	(10)	—	—
Settlements	—	—	(26)	(21)	—	—
Benefits paid from plan assets	(405)	(276)	(194)	(114)	(131)	—

Fair value of plan assets at end of year	$6,593	$3,527	$3,410	$1,930	$225	$—

Funded status (plan assets greater than/(less than) benefit obligation)	$101	$(577)	$(2,271)	$(1,174)	$(1,828)	$(905)
Unrecognized:
Net transition asset	—	—	10	2	2	1
Actuarial losses	1,602	1,863	1,437	1,230	371	263
Prior service costs	163	186	59	46	4	18

Net asset/(liability) recorded in consolidated balance sheet	$1,866	$1,472	$(765)	$104	$(1,451)	$(623)

The improvement in the 2003 U.S. qualified pension plans projected benefit obligation funded status was the result of required and voluntary contributions in 2003 of $1,404 million, higher than assumed 2003 investment returns partially offset by the acquisition of underfunded Pharmacia pension plans and the 0.6 percentage point decline in the discount rate. The U.S. supplemental (non-qualified) pension plans are not generally funded as no tax or other incentives exist and these obligations are paid from ongoing cash generation which is substantially greater than the annual cash outlay for these liabilities. The projected benefit obligations for the U.S. supplemental (non-qualified) pension plans was $1, 014 million in 2003 and $804 million in 2002. The increase in the projected benefit obligation for U.S. supplemental (non-qualified) pension plans was primarily due to the acquisition of $229 million of U.S. supplemental (non-qualified) Pharmacia pension plans and a 0.5 percentage point decline in the discount rate. The net liability of U.S. supplemental (non-qualified) pension plans was $395 million in 2003 and $258 million in 2002.

The unrecognized actuarial losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets and changes in discount rates. These actuarial losses are largely deferred and a portion of this loss is currently being amortized for all U.S. plans’net periodic benefit cost over an average period of 14 years. The unrecognized actuarial losses in the U.S. supplemental (non-qualified) pension plans amounted to $603 million in 2003 and $529 million in 2002. For U.S. supplemental (non-qualified) pension plans the unrecognized actuarial losses represent the cumulative difference between actuarial assumptions and actual results primarily related to changes in discount rates.

42 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The components of the net asset/(liability) recorded in the consolidated balance sheet follow:

	PENSION PLANS

	U.S. QUALIFIED		INTERNATIONAL		POSTRETIREMENT

(MILLIONS OF DOLLARS)	2003	2002	2003	2002	2003	2002

Prepaid benefit cost	$2,090	$1,472	$540	$318	$—	$—
Accrued benefit liability	(224)	—	(1,895)	(772)	(1,451)	(623)
Intangible asset	—	—	17	33	—	—
Accumulated other comprehensive income	—	—	573	525	—	—

Net asset/(liability) recorded in consolidated balance sheet	$1,866	$1,472	$(765)	$104	$(1, 451)	$(623)

The accrued benefit liability for U.S. supplemental (non-qualified) pension plans was $797 million in 2003 and $599 million in 2002. The intangible asset and the accumulated other comprehensive income related to U.S. supplemental (non-qualified) pension plans was $24 million in 2003 and $27 million in 2002 and $378 million in 2003 and $314 million in 2002.

The increase in the 2003 U.S. qualified pension plans’ prepaid benefit cost to $2,090 million is largely reflective of the voluntary contributions made in 2003 to the U.S. plans.

The accumulated benefit obligations for our U.S. qualified pension plans was $5,352 million in 2003 and $3,365 million in 2002. The accumulated benefit obligations for our U.S. supplemental (non-qualified) pension plans was $781 million in 2003 and $599 million in 2002. The 2003 increase in the U.S. qualified pension plans’ accumulated benefit obligations was primarily driven by the acquisition of Pharmacia and the 0.6 percentage point decline in the discount rate. The accumulated benefit obligations increase for the U.S. supplemental (non-qualified) pension plans for 2003 was primarily due to the acquisition of Pharmacia pension plans and a 0.5 percentage point decline in the discount rate.

Information related to both U.S. qualified and international pension plans follows:

	U.S.		INTERNATIONAL
	QUALIFIED PLANS		PLANS

(MILLIONS OF DOLLARS)	2003	2002	2003	2002

Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$296	$—	$1,674	$834
Accumulated benefit obligation (ABO)	$466	$—	$3,309	$1,581
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	$2,524	$3,520	$2,987	$1,561
Projected benefit obligation (PBO)	$2,780	$4,101	$5,274	$2,754

In the aggregate, our U.S. qualified pension plans had assets greater than their ABO and PBO at December 31, 2003. Certain individual U.S. qualified pension plans had assets less than their ABO and PBO at December 31, 2003.

The increase in the 2003 international plans with an excess of ABO and PBO of plan assets is reflective of our acquisition of underfunded Pharmacia plans as well as our plans in the U.K. , Japan, and certain of our plans in Germany and Sweden, all of whose liabilities are included in our consolidated balance sheet. U.S. supplemental (non-qualified) pension plans with ABOs in excess of plan assets had ABO balances of $781 million in 2003 and $599 million in 2002. U.S. supplemental (non-qualified) pension plans with PBOs in excess of plan assets had PBO balances of $1,014 million in 2003 and $804 million in 2002.

Plan Assets

Our U.S. qualified pension and postretirement plans reflect weighted average target allocations as of December 31, 2003 and the percentages of the fair value of plan assets are allocated at December 31, 2003 and 2002 by asset category as follows:

	TARGET	PERCENTAGE OF
	ALLOCATION	PLAN ASSETS

(PERCENTAGES)	2003	2003	2002

U.S. qualified pension plans
Global equity securities	65	67.2	62.6
Debt securities	25	24.4	24.9
Alternative investments*	10	7.6	11.6
Cash	0	0.8	0.9

Total	100	100.0	100.0

U.S. postretirement plans**
Global equity securities	75	71.5	—
Debt securities	25	28.5	—

Total	100	100.0	—

*	Private equity, venture capital, private debt and real estate.

**	Reflects postretirement plan assets which support a portion of our U.S. retiree medical plans.

The U.S. qualified pension plan assets long-term target asset allocation is shown in the table above. The long-term allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the pension plans’ long-term benefit obligations. The long-term asset allocation is supported by an analysis that incorporates historical and expected returns by asset class as well as volatilities and correlations across asset classes and our liability profile. This analysis, referred to as an asset-liability analysis, also provides an estimate of expected returns on plan assets as well as a forecast of potential future asset and liability balances. Due to market conditions and other factors, actual asset allocations may vary from the target allocation outlined above. The year end 2003 alternative investments allocation of 7. 6%was below the target allocation primarily due to the timing of our contributions to the U.S. qualified plans and the cash allocation of 0. 8% was above the target allocation due to the need to fund certain expected benefit payments. The assets are periodically rebalanced back to the target allocation.

The U.S. postretirement plan assets long-term target asset allocation is shown in the table above. The long-term allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the postretirement plans’long-term benefit obligations.

2003 Financial Report 43

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The U.S. qualified pension plans held approximately 10 million shares (fair value of approximately $364 million representing 5.5% of U.S. Plan assets) at December 31, 2003 and approximately 8.7 million shares (fair value of approximately $265 million representing 7. 5% of U.S. Plan assets) at December 31, 2002 of our common stock. The plans received approximately $6 million in dividends on these shares in 2003 and approximately $4 million in dividends on these shares in 2002.

Cash Flows

It is our practice to fund amounts for our qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. Liabilities for amounts in excess of these funding levels are included in our consolidated balance sheet. Our U.S. qualified pension plans have been well-funded historically and the pre-2003 decline in the equity markets coupled with the decline in long-term interest rates has allowed us to make tax-deductible voluntary contributions in excess of minimum requirements of $1,269 million to our U.S. qualified pension plans and $125 million to our U.K. pension plans. We made required contributions to certain U.S. qualified pension plans of $135 million in addition to the voluntary U.S. plan contributions.

The following table presents expected cash flow information:

FOR THE YEAR ENDED
DECEMBER 31	U.S. QUALIFIED	U.S. POSTRETIREMENT
(MILLIONS OF DOLLARS)	PENSION PLANS	BENEFITS

Employer Contributions:
2004 (estimated)	$34	$136
Expected Benefit Payments:
2004	$292	$137
2005	289	141
2006	294	145
2007	306	149
2008	325	152
2009 — 2013	2,086	751

Employer contributions for U.S. supplemental (non-qualified) pension plans for 2004 are estimated to be $87 million and expected benefit payments for 2004 through 2008 are estimated to be $87 million, $96 million, $66 million, $53 million and $58 million, respectively, and for 2009 through 2013 totaling $359 million.

The table reflects the total U.S. plan benefits projected to be paid from the plans or from the Company’s general assets under the current actuarial assumptions used for the calculation of the projected benefit obligation and therefore, actual benefit payments may differ from projected benefit payments.

Defined Contribution Plans

We have savings and investment plans in several countries including the U.S. and Puerto Rico. Employees may contribute a portion of their salaries to the plans, and we match, in company stock, a portion of the employee contributions. The contribution and match for legacy Pfizer U.S. participants are held in an employee stock ownership plan that was adopted in 2002. The value of our stock contributions was $180 million in 2003, $139 million in 2002 and $107 million in 2001.

12.     Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $634 million in 2003, $341 million in 2002 and $280 million in 2001. This table shows future minimum rental commitments under noncancellable operating leases at December 31, 2003:

						AFTER
(MILLIONS OF DOLLARS)	2004	2005	2006	2007	2008	2008

Lease commitments	$290	$265	$242	$215	$185	$855

13. Common Stock

In December 2002, in connection with our acquisition of Pharmacia, our shareholders approved a 3 billion share increase to our authorized number of shares of common stock.

We continue to purchase our common stock via open market purchases or in privately negotiated transactions as circumstances and prices warrant. Purchased shares under each of the share-purchase programs are available for general corporate purposes.

In December 2003, we announced a $5 billion share-purchase program which we expect to be completed by the end of 2004.

In July 2002, we announced a $16 billion share-purchase program (increased from the initial $10 billion) authorized by our board of directors, which we completed in November 2003. In total, under the June 2002 program we purchased approximately 508 million shares.

In May 2002, we completed the share-purchase program authorized in June 2001. In total, under the June 2001 program we purchased 120 million shares at a total cost of approximately $4.8 billion.

A summary of common stock purchases follows:

	SHARES OF	AVERAGE	TOTAL COST OF
(MILLIONS OF SHARES AND	COMMON STOCK	PER-SHARE	COMMON STOCK
DOLLARS EXCEPT PER-SHARE DATA)	PURCHASED	PRICE PAID	PURCHASED

2003:
December 2003 program	1	$34.57	$37
June 2002 program	406	$31.99	13,000

Total	407		$13,037

2002:
June 2002 program	102	$29.41	$3,000
June 2001 program	51	$38.87	1,996

Total	153		$4,996

2001:
June 2001 program	69	$40.83	$2,797
September 1998 program	20	$42.72	868

Total	89		$3,665

44 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

14. Preferred Stock

In December 2002, in connection with our acquisition of Pharmacia, our shareholders approved a 15 million share increase to our authorized number of shares of preferred stock.

In connection with our acquisition of Pharmacia in 2003, we issued a newly created class of Series A convertible perpetual preferred stock (7,500 shares designated) in exchange for and with rights substantially similar to Pharmacia’s Series C convertible perpectual preferred stock. The Series A convertible perpetual preferred stock is held by an Employee Stock Ownership Plan (“Preferred ESOP”) Trust and provides dividends at the rate of 6. 25% which are accumulated and paid quarterly. The per-share stated value is $40, 300 and the preferred stock ranks senior to our common stock as to dividends and liquidation rights. Each share is convertible, at the holder’s option, into 2,547.87 shares of our common stock with equal voting rights. The Company may redeem the preferred stock, at any time or upon termination of the Preferred ESOP, at its option, in cash, in shares of common stock or a combination of both at a price of $40, 300 per share.

15. Employee Stock Ownership Plans

In connection with our acquisition of Pharmacia, we assumed two employee stock ownership plans (collectively the “ESOPs”), a Preferred ESOP and another that held Pharmacia common stock that upon acquisition was exchanged for the common stock of the Company (“Common ESOP”). The matching contributions for legacy Pharmacia domestic participants are funded through the ESOPs.

Legacy Pharmacia guaranteed two notes relating to the ESOPs for original principal amounts of $275 million (9.79%) and $80 million (8.13%). These guarantees continued after Pfizer’s acquisition of Pharmacia. At December 31, 2003, the balance of the two notes was $64 million of which $60 million was classified as current. Compensation expense related to the ESOPs totaled approximately $37 million in 2003. The Preferred ESOP has access to up to $95 million in financing at the rate of 7.00% per annum of which $22 million was utilized prior to our acquisition of Pharmacia.

Allocated shares held by the Common ESOP are considered outstanding for the EPS calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. At December 31, 2003, the Preferred ESOP held preferred shares convertible into approximately 14 million shares of our common stock and the Common ESOP held approximately 2 million shares. The value of the shares held in the Preferred ESOP at December 31, 2003 was approximately $219 million.

16. Employee Benefit Trust

The Pfizer Inc Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holding of Pfizer Inc stock. The consolidated balance sheet reflects the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity.

17. Earnings Per Common Share

Basic and diluted earnings per common share were computed using the following common share data:

(MILLIONS)	2003	2002	2001

EPS Numerator — Basic:
Income from continuing operations before cumulative effect of change in accounting principles	$1,639	$9,181	$7,537
Less: Preferred stock dividends — net of tax	4	—	—

Income available to common shareholders from continuing operations before cumulative effect of change in accounting principles	1,635	9,181	7,537

Discontinued operations:
Income from operations of discontinued businesses/product lines — net of tax	16	278	251
Gains on sales of discontinued businesses/ product lines — net of tax	2,285	77	—

Discontinued operations — net of tax	2,301	355	251

Income available to common shareholders before cumulative effect of change in accounting principles	3,936	9,536	7,788
Cumulative effect of change in accounting principles — net of tax	(30)	(410)	—

Net income available to common shareholders	$3,906	$9,126	$7,788

EPS Denominator — Basic:
Weighted average number of common shares outstanding	7,213	6,156	6,239

EPS Numerator — Diluted:
Income from continuing operations before cumulative effect of change in accounting principles	$1,639	$9,181	$7,537
Less: ESOP contribution — net of tax	3	—	—

Income available to common shareholders from continuing operations before cumulative effect of change in accounting principles	1,636	9,181	7,537

Discontinued operations:
Income from operations of discontinued businesses/product lines — net of tax	16	278	251
Gains on sales of discontinued businesses/product lines — net of tax	2,285	77	—

Discontinued operations — net of tax	2,301	355	251

Income available to common shareholders before cumulative effect of change in accounting principles	3,937	9,536	7,788
Cumulative effect of change in accounting principles — net of tax	(30)	(410)	—

Net income available to common shareholders	$3,907	$9,126	$7,788

EPS Denominator — Diluted:
Weighted average number of common shares outstanding	7,213	6,156	6,239
Common share equivalents — stock options, stock issuable under employee compensation plans and convertible preferred stock	73	85	122

Weighted average number of common shares outstanding and common share equivalents	7,286	6,241	6,361

2003 Financial Report 45

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Stock options and stock issuable under employee compensation plans representing equivalents of 331 million shares of common stock during 2003, 244 million shares of common stock during 2002 and 136 million shares of common stock during 2001 had exercise prices greater than the annual average market price of Pfizer common stock. These common stock equivalents were outstanding during 2003, 2002 and 2001, but were not included in the computation of diluted earnings per common share for those years because their inclusion would have had an anti-dilutive effect.

18. Stock Option and Performance Unit Awards

We have stock and incentive plans related to employees that allow for stock options, performance unit awards and stock awards.

We may grant stock options to employees, including officers, under the plans. Options are exercisable after five years or less, subject to continuous employment and certain other conditions, and expire 10 years after the grant date. Once options are exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option. Former Pharmacia plans provided that, in the event of a change in control of Pharmacia, stock options already granted became immediately exercisable.

The following shares (in thousands) were available for award at:

•	December 31, 2001 249, 572

•	December 31, 2002 178, 626

•	December 31, 2003 152, 173

The table below summarizes information concerning options outstanding under the plans at December 31, 2003:

(THOUSANDS OF SHARES)

OPTIONS OUTSTANDING				OPTIONS EXERCISABLE

			WEIGHTED		WEIGHTED
		WEIGHTED	AVERAGE		AVERAGE
		AVERAGE	EXERCISE		EXERCISE
RANGE OF	NUMBER	REMAINING	PRICE	NUMBER	PRICE
EXERCISE	OUTSTANDING	CONTRACTUAL	(TOTAL	EXERCISABLE	(EXERCISABLE
PRICES	AT 12/31/03	TERM (YEARS)	OPTIONS)	AT 12/31/03	OPTIONS)

$ 0-$ 19.99	108,125	2.6	$12.80	108,125	$12.80
20- 29.99	149,111	7.6	27.70	83,488	26.42
30- 34.99	126,058	6.6	32.61	102,721	32.99
35- 39.99	45,895	4.5	35.58	45,502	35.56
40- 41.99	65,700	8.2	41.30	2,512	41.24
42- 44.99	56,629	5.3	42.07	54,696	42.07
over 45	67,078	7.1	45.40	31,439	45.46

Total	618,596			428,483

The following table summarizes the activity for the plans:

	UNDER OPTION

		WEIGHTED AVERAGE
		EXERCISE PRICE
(THOUSANDS OF SHARES)	SHARES	PER SHARE

Balance January 1,2001	395,614	$22.71
Granted	79,155	45.34
Exercised	(54,082)	12.81
Cancelled	(6,764)	39.23

Balance December 31,2001	413,923	28.05
Granted	73,874	41.30
Exercised	(43,135)	14.26
Cancelled	(12,681)	36.33

Balance December 31,2002	431,981	31.45
Pharmacia option exchange	180,068	28.84
Granted	102,027	29.78
Exercised	(57,237)	18.24
Cancelled	(38,243)	35.89

Balance December 31,2003	618,596	$31.36

The tax benefits related to certain stock option transactions were $238 million in 2003 and 2002 and $395 million in 2001.

The weighted average fair value per stock option granted was $7.35 for 2003, $12.58 for 2002 and $15.12 for 2001. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	2003	2002	2001

Expected dividend yield	3.15%	1.90%	1.41%
Risk-free interest rate	2.75%	4.35%	5.00%
Expected stock price volatility	33.05%	32.41%	31.45%
Expected term until exercise (years)	5.58	5.30	5.50

In 2001, our shareholders approved a Performance-Contingent Share Award Plan (the Plan) allowing a maximum of 12.5 million shares to be awarded. The Plan replaces the Performance-Contingent Share Award Program (the Program) that was established and became effective in 1993 to provide executives and other key employees the right to earn common stock awards. Similar to the Program, determination of award payouts under the Plan is made after the performance period ends, based upon specific performance criteria. The performance period for the Program and the Plan typically covers several years. Awards for performance periods beginning prior to January 1, 2002 are made under the Program. Awards for performance periods beginning on and after January 1, 2002 are made under the Plan. Under the Program, up to 120 million shares could have been awarded; however, since awards for performance periods beginning on and after January 1, 2002 are made under the Plan, no further performance periods will begin under the Program. The actual number of shares awarded and pending under the Program, through December 31, 2003, is 17 million shares. In addition, certain awards were made under a Stock and Incentive Plan totaling about 4.3 million shares since 1994. At December 31, 2003, participants had the right to earn up to 5.9 million shares under the Program and the Stock and Incentive Plan, and up to 6.0 million shares under the Plan. Based on participants achieving performance criteria for performance periods beginning prior to January 1, 2002 relating to the Program and the Stock and Incentive Plan, we awarded approximately 1.4 million

46 2003 Financial Reports

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

shares in 2003, approximately 2.0 million shares in 2002 and approximately 1.7 million shares in 2001. We did not award any shares under the Plan as of December 31, 2003. Compensation expense relating to the awards totaled approximately $41 million in 2003, $36 million in 2002 and $94 million in 2001.

We entered into forward-purchase contracts that offset the potential impact on net income of our liability under the Program and the Plan. At settlement date we will, at the option of the counterparty to each of the contracts, either receive our own stock or settle the contracts for cash. Other contract terms are as follows:

		MAXIMUM
		MATURITY IN YEARS

(THOUSANDS OF SHARES)	PER SHARE	2003	2002

3, 051	$33.84	. 4	—
3, 051	$33.84	—	. 8

The financial statements include the following items related to these contracts:

Prepaid expenses and taxes includes:

•	fair value of these contracts

Other (income)/deductions — net includes:

•	changes in the fair value of these contracts

19. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. As a result of external events, the cost of insurance has risen substantially and the availability of insurance has become more restrictive. Thus, depending upon the cost of insurance and the nature of the risk involved, the amount of self-insurance may be significant. We consider the impact of these changes as we assess our insurance needs in the future.

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

Among the principal matters pending to which we are a party are the following:

PATENT MATTERS

We are involved in a number of patent suits, the majority of which involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Pending suits include generic challenges to patents covering, among other products, amlodipine (Norvasc), gabapentin (Neurontin), atorvastatin (Lipitor), latanoprost (Xalatan), tolterodine (Detrol) and celecoxib (Celebrex). In addition, counterclaims in these suits as well as various independent actions in connection with gabapentin have been filed claiming that our assertions of or attempts to enforce our patent rights constitute unfair competition and/or violations of the antitrust laws.

Norvasc (amlodipine)

In December 2001, a manufacturer filed an application with the FDA seeking approval to market amlodipine maleate, a different salt form from amlodipine besylate, which is employed in our product, Norvasc. In June 2002, we filed a patent infringement suit against the manufacturer in the U.S. District Court for the District of New Jersey. The manufacturer’s motion to dismiss the complaint was granted in December 2002, and we appealed that decision. On February 27, 2004, the U.S. Court of Appeals for the Federal Circuit reversed the District Court’s dismissal and held that the sale of any amlodipine product, regardless of the salt form, would infringe our patent.

Three manufacturers have filed abbreviated new drug applications with the FDA seeking to market a generic version of amlodipine besylate. We filed patent infringement suits against these manufacturers, respectively, in the U.S. District Court for the District of New Jersey in October 2002, in the U.S. District Court for the Northern District of Illinois in July 2003 and in the U.S. District Court for the Southern District of New York in February 2004.

Neurontin (gabapentin)

In 2000, 2001 and 2003, Warner-Lambert brought patent infringement suits in various federal courts against several generic manufacturers that have filed abbreviated new drug applications with the FDA asserting the invalidity and non-infringement of our gabapentin (Neurontin) low-lactam patent. These suits have been consolidated for pre-trial purposes in the U.S. District Court for the District of New Jersey. The defendants have filed various summary judgment motions asserting invalidity and non-infringement on a number of grounds, and responses have been filed. Counterclaims in these suits as well as various independent actions have been filed claiming that our assertions of or attempts to enforce rights under our patents for gabapentin constitute unfair competition and/or violations of the antitrust laws. These counterclaims and independent actions have been consolidated in the same federal court and stayed pending the outcome of the patent infringement suits.

The 30-month stay of FDA approval triggered by our infringement lawsuits has expired. One of the generic manufacturers has received final approval from the FDA to market its AB-rated (i.e., allowed to be substituted for Neurontin) generic gabapentin product and is entitled to 180 days of marketing exclusivity. Other generic manufacturers have received tentative approval from the FDA, which allows them to market their generic gabapentin products following the expiration of the 180-

2003 Financial Report 47

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

day marketing exclusivity period. Any launches of generic gabapentin products during this period would still be subject to our patents, even though the stay has expired.

Lipitor (atorvastatin)

A generic manufacturer filed an abbreviated new drug application with the FDA for atorvastatin (Lipitor) in 2002 and amended the application in early 2003 to allege that its product would not infringe our basic product patent for atorvastatin. Shortly thereafter, the generic manufacturer also asserted that our patent covering the active enantiomeric form of the drug is invalid. In 2003, we filed suits in the U.S. District Court for the District of Delaware against the generic manufacturer for infringement of both our basic product patent and our patent covering the active enantiomeric form of the drug. The trial of this matter has been scheduled for November 30, 2004. Our basic product patent, including the additional six-month pediatric exclusivity period, expires in 2010. Our enantiomer patent, including the six-month pediatric exclusivity period, provides one additional year of protection, expiring in 2011.

Diflucan (fluconazole)

Our basic product patent for fluconazole (Diflucan) expired in January 2004. As a result, the patent infringement suit that we filed against a generic manufacturer in May 2002 in the U.S. District Court for the District of New Jersey became moot, and a stipulation of dismissal has been entered.

The FDA has granted us pediatric exclusivity with respect to Diflucan, which extends our marketing exclusivity for six months after the patent expiration date, through July 29, 2004. One of the generic manufacturers that has filed an abbreviated new drug application for fluconazole has brought an action against the FDA challenging the grant of pediatric exclusivity. A hearing on this matter is scheduled for March 4, 2004. If that challenge is successful, our sales of Diflucan could be subject to competition from generic fluconazole products immediately.

Xalatan (latanoprost)

In November 2001, a generic manufacturer notified Pharmacia that it had filed an abbreviated new drug application with the FDA seeking approval to market a product containing latanoprost, which Pharmacia markets as Xalatan. In December 2001, Pharmacia filed suit against the generic manufacturer in the U.S. District Court for the District of New Jersey alleging infringement of various patents relating to latanoprost that are held by or licensed to Pharmacia. The generic manufacturer has admitted infringement but claims that these patents are invalid and unenforceable. The trial of this matter is scheduled for March 15, 2004.

Detrol (tolterodine)

In February 2004, a generic manufacturer notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market tolterodine (Detrol). We intend to file a patent infringement suit against the generic manufacturer shortly.

PDE5 Inhibitors for the Treatment of Male Erectile Dysfunction

In October 2002, we were granted a broad patent, which expires in 2019, covering the use of orally-effective PDE5 inhibitors for the treatment of male erectile dysfunction. At that time, we brought suit in the U.S. District Court for the District of Delaware against the manufacturers of competing PDE5 inhibitors for infringement of this patent. In October 2003, we received notice that the U.S. Patent and Trademark Office has initiated a reexamination of this patent. In November 2003, our suits against competing PDE5 inhibitor manufacturers were stayed pending the completion of the patent reexamination.

The Patent and Trademark Office reexamination with regard to this use patent and our suits against competing PDE5 inhibitor manufacturers do not involve and will have no effect on our basic product patent for Viagra, which expires in 2012.

Celebrex, Bextra (celecoxib, valdecoxib)

In 2000, the University of Rochester filed a patent infringement action against Pfizer and Pharmacia in the U.S. District Court for the Western District of New York alleging that sales of Celebrex infringe the broad method of use claims of the University’s patent. The suit also alleges infringement by Bextra. In 2003, the court granted our motion for summary judgment, and the University appealed that decision. On February 13, 2004, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s grant of summary judgment in our favor.

In January 2004, a generic manufacturer notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a product containing celecoxib and asserting the non-infringement and invalidity of our patents relating to celecoxib. In February 2004, we filed suit against the generic manufacturer in the U.S. District Court for the District of New Jersey asserting infringement of our patents relating to celecoxib.

PRODUCT LIABILITY MATTERS

Rezulin

As announced on January 22, 2004, we took a charge to fourth quarter 2003 earnings of $975 million pre-tax ($955 million after-tax), which is expected to be sufficient to cover all known Rezulin personal injury claims arising from the use of the drug. The charge was taken in connection with our reaching agreements under which the cases and claims of approximately 35,000 individuals will be settled or withdrawn. The settlements are subject to receipt of standard documentation from the claimants. The charge also includes provisions that we believe will be sufficient to resolve, either through litigation or settlement, the remaining pending personal injury cases and claims against Warner-Lambert that will not be settled or withdrawn. We intend to continue to defend vigorously those remaining cases and claims as well as any cases or claims that may be filed or asserted in the future. Consequently, we anticipate trials in a number of Rezulin cases in the coming year.

One of our insurance carriers that provides the first layer of excess coverage for these Rezulin claims has denied coverage. We believe that the carrier’s position is without merit and, pursuant to the provisions of the insurance policy, we have initiated an arbitration proceeding.

The agreements announced in January do not resolve and the charge does not cover non-personal injury matters, including various purported class actions. In September 2002, the federal district court managing pre-trial proceedings in the Rezulin litigation denied the plaintiffs’ motion to certify a nationwide class of allegedly injured Rezulin users seeking money damages and a subclass of uninjured users seeking medical monitoring and damages for alleged consumer fraud or restitution of amounts they paid for Rezulin. In denying class certification, the court stated that Rezulin was “enormously beneficial to many patients.” Similarly, state courts in California and Texas have denied attempts at statewide class certification. As previously reported, the West Virginia Supreme Court of Appeals did reverse a lower court’s decision denying the plaintiffs’motion to certify a statewide class of allegedly injured users

48 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

and purchasers of Rezulin. In addition, a purported class action seeking economic damages on behalf of users of Rezulin is pending in state court in Madison County, Illinois. The Company has entered into a contingent agreement to settle the Madison County action on behalf of all Illinois users of Rezulin. The agreement is subject to a number of significant conditions and, if the agreement becomes effective, is subject to notice, a hearing and court approval.

In April 2001, Louisiana Health Service Indemnity Company and Eastern States Health and Welfare Fund filed a consolidated complaint against Warner-Lambert in the U. S. District Court for the Southern District of New York purportedly on behalf of a class consisting of all health benefit providers that paid for Rezulin between February 1997 and April 2001. The action seeks to recover amounts paid for Rezulin by the health benefit providers on behalf of their plan participants during the specified period. In October 2001, the District Court dismissed the complaint. In April 2003, the U.S. Court of Appeals for the Second Circuit reversed the dismissal order. The Second Circuit made no decision on the merits of the plaintiffs’ claims or on whether the claims may proceed as a class action. We believe that we have meritorious defenses to these claims.

A federal grand jury in Maryland has sought documents relating to Rezulin from us and testimony from former Warner-Lambert employees. We are cooperating fully with this investigation.

Asbestos

In the 1960s, Pfizer acquired two businesses, the Gibsonburg Lime Products Company and Quigley Company, Inc. , that sold, among other things, products containing small amounts of asbestos. The sale of these products was discontinued in the early 1970s. Gibsonburg Lime was operated as an unincorporated division of Pfizer, whereas Quigley has been and continues to be a separately incorporated subsidiary of Pfizer. As of December 31, 2003, approximately 165,700 claims naming Pfizer and/or Quigley and numerous other defendants were pending in various federal and state courts seeking damages for alleged asbestos exposure and exposure to other allegedly hazardous materials. The majority of these claims involve alleged activities of Quigley, for which we believe any liability should be solely the responsibility of Quigley. While Quigley continues to have insurance covering asbestos claims, that insurance is limited and contains substantial self-insurance aspects. Quigley has conducted no active trade or business since 1992. Its sole activity is management of its asbestos-related claims.

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2003, approximately 133,100 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged asbestos exposure and exposure to other allegedly hazardous materials. Several of the insurance carriers that provided coverage for the American Optical asbestos and other claims have denied coverage. We believe that these carriers’ position is without merit and have initiated legal proceedings against such carriers.

In addition, there is a small number of lawsuits pending in federal and state courts that seek damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

Based upon available data and our experience in handling asbestos claims, we believe that a substantial portion of the plaintiffs alleging injury against Pfizer, Quigley and American Optical do not have any impairing medical condition. For those claimants who do, we believe we have meritorious defenses.

COMMERCIAL MATTERS

Neurontin

The U.S. Attorney’s office in Boston, Massachusetts has been conducting an investigation into Warner-Lambert’s promotion of Neurontin, which originated with a qui tam (“whistleblower”) lawsuit filed in the U.S. District Court for the District of Massachusetts in 1996 by a former Warner-Lambert employee. In addition, investigations by various state attorneys general concerning the promotion of Neurontin are ongoing. These investigations all concern allegations of Warner-Lambert conduct prior to Pfizer’s acquisition of Warner-Lambert in June 2000. Pfizer has cooperated fully with these investigations and is currently in discussions to resolve these matters. Those discussions recently have advanced to the point where it is appropriate to take a provision that we believe will be sufficient to resolve all outstanding federal and state governmental investigations related to the promotion of Neurontin as well as the pending civil qui tam lawsuit concerning this matter. As announced on January 22, 2004, we took a charge to fourth quarter 2003 earnings of $427 million pre-tax ($403 million after-tax) in connection with these investigations.

In addition to the foregoing, a number of civil suits, including purported class actions, have been filed on behalf of private parties in various federal and state courts alleging claims arising from the promotion and sale of Neurontin. We also are defending a number of product liability claims and lawsuits alleging injury from ingesting Neurontin.

Average Wholesale Price Litigation

A number of states and counties have sued Pharmacia, Pfizer and other pharmaceutical manufacturers alleging that they sold certain products at prices lower than the published average wholesale price (“AWP”). The AWP is used to determine reimbursement levels under Medicare Part B and under many private-sector insurance policies and medical plans. Several of the suits also allege that Pharmacia did not report to the states its best price for certain products under the Medicaid program. Each of these suits alleges, among other things, deceptive trade practices and fraud and seeks monetary and other relief, including civil penalties and treble damages.

2003 Financial Report 49

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

In addition, Pharmacia, Pfizer and other pharmaceutical manufacturers are defendants in a number of purported class action suits in various federal and state courts brought by employee benefit plans and self-styled public interest groups that state claims similar to those in the state and county actions. These suits allege, among other things, fraud, unfair competition and unfair trade practices and seek monetary and other relief, including civil penalties and treble damages.

All of these state, county and purported class action suits were transferred to the U.S. District Court for the District of Massachusetts for consolidated pre-trial proceedings. Certain of the state suits and one of the private suits have been remanded to their respective state courts.

Motions to dismiss have been made in each of these state, county and purported class actions suits. By decision dated February 24, 2004, the court in the consolidated proceeding in Massachusetts in large part denied defendants’ motions to dismiss plaintiffs’ amended master consolidated complaint. The dismissal motions made in the state and county actions have not yet been decided.

Qui Tam Action Relating to Manufacturing Practices

Pfizer, Pharmacia and other pharmaceutical companies have been named in a qui tam action that was filed in the U.S. District Court for the Northern District of Texas in June 2001 but not served on Pfizer and Pharmacia until 2003. The complaint alleges that the defendants have generally failed to comply with good manufacturing practices mandated by the FDA, that as a consequence their products sold to or reimbursed by the federal government are adulterated and/or misbranded, and that the federal government is entitled to refunds of purchase prices paid. In February 2004, the court granted the plaintiff’s motion for leave to amend the complaint and denied defendants’ consolidated motion to dismiss as moot. To date, the federal government has not intervened in the action. We believe the claims with respect to Pfizer and Pharmacia are without merit.

NeoPharm Arbitration

In 1999, Pharmacia and NeoPharm entered into an agreement to develop NeoPharm’s technology for lipisome encapsulation of certain cancer drugs. In April 2002, NeoPharm filed a demand for arbitration under the agreement, alleging that Pharmacia had breached the agreement by failing to use reasonable efforts to develop, market and sell the technology. NeoPharm is seeking specific performance and damages for lost profits. In May 2002, Pharmacia filed its response and asserted a counterclaim for rescission and the return of certain payments on the ground that NeoPharm misrepresented the technology. The arbitration proceeding concluded in February 2004, and a decision is expected within the next several months.

Genotropin and Bextra

The Company recently was notified that the U.S. Department of Justice is conducting investigations relating to the marketing and sale of Genotropin and Bextra, as well as certain managed care payments. We are cooperating in these investigations.

OTHER MATTERS

Monsanto-Related Matters

In 1997, Monsanto Company (“Former Monsanto”) contributed certain chemical manufacturing operations and facilities to a newly formed corporation, Solutia Inc. (“Solutia”), and spun off the shares of Solutia. In 2000, Former Monsanto merged with Pharmacia & Upjohn to form Pharmacia Corporation (“Pharmacia”). Pharmacia then transferred its agricultural operations to a newly created subsidiary, named Monsanto Company (“New Monsanto”), which it spun off in a two-stage process that was completed in 2002. Pharmacia was acquired by Pfizer on April 16, 2003 and is now a wholly owned subsidiary of Pfizer.

In connection with its spin-off that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities related to Pharmacia’s former agricultural business. New Monsanto is defending and indemnifying Pharmacia for various claims and litigation arising out of or related to the agricultural business.

In connection with its spin-off in 1997, Solutia assumed liabilities related to Former Monsanto’s chemical businesses. As a result, while Pharmacia remains a defendant in various legal proceedings involving Former Monsanto’s chemical businesses, Solutia manages the litigation and is responsible for all costs and expenses and any judgment or settlement amounts. In addition, in connection with its spin-off that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto’s chemical businesses, including any such liabilities that Solutia assumed to the extent that Solutia fails to pay or discharge them. Solutia’s assumption of these liabilities, and New Monsanto’s agreement to indemnify Pharmacia for these liabilities to the extent that Solutia fails to pay or discharge them, apply to, among other matters, the litigation discussed below relating to polychlorinated biphenyls (“PCBs”).

As previously reported, Pharmacia is a defendant in various actions in state and federal court in Alabama relating to PCBs that were discharged from a plant site in Anniston, Alabama. The principal actions against Pharmacia were Abernathy et al. v. Monsanto et al. and Tolbert et al. v. Solutia et al. In August 2003, both of these actions were settled, subject to the execution of releases by the plaintiffs, without the payment of a material amount by Pharmacia or Pfizer. Releases from the requisite number of plaintiffs have been executed, and the settlement has been finalized.

In December 2003, Solutia filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. bankruptcy code. Solutia has asked the Bankruptcy Court to relieve it from liabilities related to Former Monsanto’s chemical businesses that were assumed by Solutia in 1997, including without limitation some or all of Solutia’s $50 million share of the settlement in the Abernathy and Tolbert cases. Should the Bankruptcy Court grant such relief, New Monsanto would be responsible for such liabilities under its indemnification agreement with Pharmacia. Solutia also has filed a motion with the Bankruptcy Court seeking to reject its contractual indemnity and other obligations to Pharmacia. If approved by the Bankruptcy Court, rejection will result in a breach of these obligations and substantial damage claims against Solutia. Pharmacia intends to oppose the motion to reject. If the motion is granted, New Monsanto will continue to be liable to indemnify Pharmacia for any obligations that Solutia fails to perform.

In December 2003, Solutia filed an action, also in the U.S. Bankruptcy Court for the Southern District of New York, seeking a determination that Pharmacia rather than Solutia is responsible for an estimated $475 million in health care benefits for certain Solutia retirees. Pharmacia intends to vigorously defend this action. New Monsanto will be responsible for costs and expenses and any judgment or settlement amounts in this action under its indemnification agreement with Pharmacia.

50 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Celebrex

In April and May 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey by persons who claim to have been purchasers of publicly traded securities of Pharmacia during the period from April 17, 2000 through August 22, 2001 (the “Purported Class Period”). Named as defendants in the actions are Pharmacia and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the safety of Celebrex. Several of the cases further allege that all of the individual defendants breached fiduciary duties by virtue of their alleged conduct concerning Celebrex. Plaintiffs purport to represent a class of all persons who purchased Pharmacia securities during the Purported Class Period and were damaged as a result of the decline in the price of Pharmacia’s securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount.

Pfizer and Pharmacia are defendants in a purported class action filed in the U.S. District Court for the Eastern District of New York in June 2001 alleging cardiovascular issues associated with Celebrex. Plaintiffs claim that the putative class members are entitled to a refund of amounts paid for Celebrex as well as medical expenses and medical monitoring. Plaintiffs also sought injunctive relief, but defendants’ motion to dismiss the claim for injunctive relief was granted in 2002. Pfizer and Pharmacia also are defendants in two purported class actions filed in the U.S. District Court for the District of New Jersey in January and July 2002 alleging that the companies misrepresented and over-promoted Celebrex in violation of the New Jersey Consumer Fraud Act and that they misled the FDA to obtain approval of Celebrex. Plaintiffs seek damages, including punitive damages, and certain injunctive relief, but state no claims for personal injuries. On December 2, 2003, one of these two class actions was dismissed without prejudice. A Canadian subsidiary of Pfizer is the defendant in a purported class action filed in the Superior Court, Province of Quebec, District of Montreal, in September 2002 by a self-styled consumer organization that asserts substantially similar allegations and seeks substantially similar relief as in the New Jersey actions.

In addition, Pfizer and Pharmacia are defendants in a number of individual product liability suits in various federal and state courts alleging injury as a result of the use of Celebrex. Also, a group of state attorneys general has asked Pharmacia to provide documents concerning an investigation it is undertaking with respect to the marketing of Celebrex. Pharmacia is cooperating in that investigation.

Environmental Matters

We will be required to submit a corrective measures study report to the United States Environmental Protection Agency with regard to Pharmacia’s discontinued industrial chemical facility in North Haven, Connecticut.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, (CERCLA or Superfund) and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

Guarantees

Legacy Pharmacia guaranteed certain transactions in which Monsanto, its former agricultural subsidiary, is involved. These guarantees continued after Pfizer’s acquisition of pharmacia and at December 31, 2003 included approximately $250 million of bank notes with maturities not later than 2004 and $5 million of environmental guarantees, which are required until Monsanto can obtain certain approvals.

21.     Segment, Geographic and Revenue Information

Business Segments

We operate in the following business segments:

•	Pharmaceutical

-	The Pharmaceutical segment includes treatments for cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

•	Consumer Healthcare

-	The Consumer Healthcare segment includes self medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth.

•	Animal Health

-	The Animal Health segment includes treatments for diseases in livestock and companion animals.

We operate several other businesses which include the manufacture of empty soft-gelatin capsules, contract manufacturing, bulk pharmaceutical chemicals and diagnostics. Due to the size of these businesses, they are grouped into the “Corporate/Other”category.

Each separately managed segment offers different products requiring different marketing and distribution strategies.

We sell our products primarily to customers in the wholesale sector. In 2003, sales to our three largest wholesalers represented 45% of total revenues and they accounted for 22% of total accounts receivable at December 31, 2003. These sales and related accounts receivable were concentrated in the pharmaceutical segment.

Revenues exceeded $500 million in each of ten countries outside the U.S. in 2003. The U.S. was the only country to contribute more than 10% of total revenues.

2003 Financial Report 51

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The 2003 financial statement elements highlighted below reflect the impact of our acquisition of Pharmacia on April 16, 2003.

The following tables present segment, geographic and revenue information:

Segment

					CONSUMER	ANIMAL	CORPORATE/
(MILLIONS OF DOLLARS)			PHARMACEUTICAL		HEALTHCARE	HEALTH	OTHER(1)	CONSOLIDATED

Revenues	2003		$39,631		$3,042	$1,598	$917	$45,188
	2002		28,283		2,535	1,119	436	32,373
	2001		25,240	(2)(3)	2,354 (3)	1,021 (3)	409	29,024
Segment profit(4)	2003	(5)	6,837		571	100	(4,245)	3,263	(5)
	2002		12,718		549	132	(1,603)	11,796
	2001		10,797		494	(98)	(1,209)	9,984
Identifiable assets(6)	2003		81,522		5,644	1,870	27,739	116,775
	2002		16,922		2,105	1,233	26,096	46,356
	2001		14,735		1,956	1,793	20,669	39,153
Property,plant and equipment additions (6)	2003		2,129		98	57	357	2,641
	2002		1,446		112	37	163	1,758
	2001		1,888		66	43	108	2,105
Depreciation and amortization(6)	2003	(7)	3,720		77	60	221	4,078	(7)
	2002		837		62	55	82	1,036
	2001		709		88	87	88	972

Geographic

			UNITED				ALL OTHER
(MILLIONS OF DOLLARS)			STATES(8)		JAPAN		COUNTRIES	CONSOLIDATED

Revenues	2003		$26,844		$2,663		$15,681	$45,188
	2002		20,613		1,971		9,789	32,373
	2001		18,485	(2)(3)	1,792	(3)	8,747 (3)	29,024
Long-lived assets	2003	(9)	32,486		640		22,814	55,940	(9)
	2002		6,975		439		5,419	12,833
	2001		6,757		444		5,030	12,231

(1)	Corporate/Other includes our other businesses, which include the manufacturing of empty soft-gelatin capsules, contract manufacturing, bulk pharmaceutical chemicals and diagnostics. Corporate/Other also includes other income/(expense) of our investments in debt and equity securities, certain performance-based compensation expenses not allocated to the operating segments and merger-related costs, interest income/(expense) and corporate expenses.

(2)	Includes an increase to revenues of $175 million from the harmonization of Pfizer/ Warner-Lambert accounting methodology for Medicaid discounts and contract rebate accruals.

(3)	Reflects reclassification of certain marketing expenses as a result of adopting Emerging Issues Task Force (EITF) Issue No. 00-25 Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products and certain sales incentives as a result of adopting EITF Issue No. 00-14, Accounting for Certain Sales Incentives. Both reclassifications were from Selling, informational and administrative expenses to Revenues.

(4)	Equals income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles.

(5)	In 2003, includes non-cash charges associated with purchase accounting including acquired in-process research and development, the sale of acquired inventory written up to fair value and incremental intangible asset amortization and fixed asset depreciation of $9, 943 million for Pharmaceutical, $78 million for Consumer Healthcare, $146 million for Animal Health and $78 million for Corporate/Other.

(6)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments, long-term loans and investments and assets held for sale.

(7)	In 2003, includes non-cash charges associated with purchase accounting related to incremental intangible asset amortization and fixed asset depreciation of $2,294 million for Pharmaceutical, $2 million each for Consumer Healthcare and Animal Health and $75 million for Corporate/Other.

(8)	Includes operations in Puerto Rico.

(9)	In 2003, excludes goodwill recorded in connection with our acquisition of Pharmacia.

52 2003 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Revenues by Business Segment

	YEAR ENDED DECEMBER 31

(MILLIONS OF DOLLARS)	2003	2002	2001

PHARMACEUTICAL
Cardiovascular and metabolic diseases	$16,171	$13,664	$11,894
Central nervous system disorders	7,378	5,726	4,740
Arthritis and pain	3,046	363	365
Infectious and respiratory diseases	4,677	3,615	3,638
Urology	2,457	1,735	1,518
Oncology	713	—	—
Ophthalmology	770	—	—
Endocrine disorders	550	—	—
All other	3,110	1,584	1,531
Alliance revenue	759	1,596	1,379

Total Pharmaceutical excluding harmonization of accounting methodology	39,631	28,283	25,065
Harmonization of accounting methodology	—	—	175

Total Pharmaceutical	39,631	28,283	25,240

CONSUMER HEALTHCARE	3,042	2,535	2,354
ANIMAL HEALTH	1,598	1,119	1,021
OTHER	917	436	409

Total revenues	$45,188	$32,373	$29,024

2003 Financial Report 53

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2003
Revenues	$8,525	$9,993	$12,504	$14,167
Costs and expenses	5,210	7,983	9,794	12,829
Merger-related in-process research and development charge	—	5,130	(87)	9
Merger-related costs	91	285	303	378

Income/(loss) from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	3,224	(3,405)	2,494	951
Provision for taxes on income	764	270	253	335
Minority interests	—	(1)	2	2

Income/(loss) from continuing operations before cumulative effect of change in accounting principles	2,460	(3,674)	2,239	614

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	33	—	(4)	(12)
Gains on sales of discontinued businesses — net of tax	2,202	83	—	—

Discontinued operations — net of tax	2,235	83	(4)	(12)

Income/(loss) before cumulative effect of change in accounting principles	4,695	(3,591)	2,235	602
Cumulative effect of change in accounting principles — net of tax	(30)	—	—	—

Net income/(loss)	$4,665	$(3,591)	$2,235	$602

Earnings per common share — basic:
Income/(loss) from continuing operations before cumulative effect of change in accounting principles	$.40	$(.49)	$.29	$.08

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	—	—	—	—
Gains on sales of discontinued businesses — net of tax	.36	.01	—	—

Discontinued operations — net of tax	.36	.01	—	—

Income/(loss) before cumulative effect of change in accounting principles	.76	(.48)	.29	.08
Cumulative effect of change in accounting principles — net of tax	—	—	—	—

Net income/(loss)	$.76	$(.48)	$.29	$.08

Earnings per common share — diluted:
Income/(loss) from continuing operations before cumulative effect of change in accounting principles	$.40	$(.49)	$.29	$.08

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	—	—	—	—
Gains on sales of discontinued businesses — net of tax	.36	.01	—	—

Discontinued operations — net of tax	.36	.01	—	—

Income/(loss) before cumulative effect of change in accounting principles	.76	(.48)	.29	.08
Cumulative effect of change in accounting principles — net of tax	—	—	—	—

Net income/(loss)	$.76	$(.48)	$.29	$.08

Cash dividends paid per common share	$.15	$.15	$.15	$.15

Stock prices
High	$32.55	$36.92	$35.29	$35.39
Low	$27.90	$26.95	$29.43	$29.50

All financial information reflects our confectionery, shaving and fish-care products businesses, as well as the femhrt, Loestrin and Estrostep women’s health product lines, as discontinued operations.

Merger-related in-process research and development charge amounts in the third and fourth quarters of 2003 include changes to the preliminary estimate of the portion of the purchase price allocated to in-process research and development in connection with our acquisition of Pharmacia.

Merger-related costs include pre-integration, integration and restructuring costs related to our acquisition of Pharmacia and integration and restructuring costs related to our merger with Warner-Lambert.

Under accounting principles generally accepted in the U.S. , quarterly computations of earnings per common share (EPS) must stand on their own and, therefore, the sum of basic and diluted EPS numbers for each of the four quarters of 2003 does not equal full-year basic and diluted EPS. Basic and diluted EPS for each quarter of 2003 is computed using the weighted-average number of common shares outstanding during the quarter, while basic and diluted EPS for the full year is computed using the weighted-average number of common shares outstanding during that more extended period.

The weighted-average number of common shares outstanding is higher for the four quarters of 2003 than for the full year as a result of the issuance of approximately 1.8 billion common shares on April 16, 2003 in connection with our acquisition of Pharmacia. This significant increase in the number of common shares outstanding from the first quarter has resulted in our having differing bases of shares outstanding and therefore the results are not additive.

As of January 31, 2004, there were 288,819 record holders of our common stock (symbol PFE).

54 2003 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2002
Revenues	$7,747	$7,296	$7,996	$9,333
Costs and expenses	4,578	4,759	4,982	5,627
Merger-related costs	109	164	114	243

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	3,060	2,373	2,900	3,463
Provision for taxes on income	747	480	630	751
Minority interests	1	—	1	5

Income from continuing operations before cumulative effect of change in accounting principles	2,312	1,893	2,269	2,707

Discontinued operations:
Income from operations of discontinued businesses — net of tax	61	64	81	72
Gain on sale of discontinued business — net of tax	—	—	—	77

Discontinued operations — net of tax	61	64	81	149

Income before cumulative effect of change in accounting principles	2,373	1,957	2,350	2,856
Cumulative effect of change in accounting principles — net of tax	(410)	—	—	—

Net income	$1,963	$1,957	$2,350	$2,856

Earnings per common share — basic:
Income from continuing operations before cumulative effect of change in accounting principles	$.38	$.30	$.38	$.43

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.01	.01	.01	.02
Gain on sale of discontinued business — net of tax	—	—	—	.01

Discontinued operations — net of tax	.01	.01	.01	.03

Income before cumulative effect of change in accounting principles	.39	.31	.39	.46
Cumulative effect of change in accounting principles — net of tax	(.07)	—	—	—

Net income	$.32	$.31	$.39	$.46

Earnings per common share — diluted:
Income from continuing operations before cumulative effect of change in accounting principles	$.37	$.30	$.37	$.43

Discontinued operations:
Income from operations of discontinued businesses — net of tax	.01	.01	.01	.02
Gain on sale of discontinued business — net of tax	—	—	—	.01

Discontinued operations — net of tax	.01	.01	.01	.03

Income before cumulative effect of change in accounting principles	.38	.31	.38	.46
Cumulative effect of change in accounting principles — net of tax	(.07)	—	—	—

Net income	$.31	$.31	$.38	$.46

Cash dividends paid per common share	$.13	$.13	$.13	$.13

Stock prices
High	$42.46	$40.40	$35.23	$34.00
Low	$39.10	$32.75	$25.13	$28.25

All financial information reflects our confectionery, shaving and fish-care products businesses, as well as the femhrt, Loestrin and Estrostep women’s health product lines, as discontinued operations.

Merger-related costs include transaction, integration and restructuring costs related to our merger with Warner-Lambert. Merger-related costs for the third and fourth quarters of 2002 include pre-integration costs related to our pending acquisition of Pharmacia.

2003 Financial Report 55

Financial Summary
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2003	2002	2001	2000	1999	1998

Revenues(1)	$45,188	$32,373	$29,024	$26,045	$26,940	$23,017
Research and development	7,131	5,176	4,776	4,374	4,036	3,305
Other costs and expenses	28,684	14,771	13,445	12,947	15,926	15,315
Merger-related in-process research and development charge(2)	5,052	—	—	—	—	—
Merger-related costs(3)	1,058	630	819	3,223	33	—

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	3,263	11,796	9,984	5,501	6,945	4,397
Provision for taxes on income	(1,621)	(2,609)	(2,433)	(1,946)	(1,968)	(1,163)
Income from continuing operations before cumulative effect of change in accounting principles	1,639	9,181	7,537	3,542	4,972	3,232
Discontinued operations — net of tax	2,301	355	251	184	(20)	1,401
Cumulative effect of change in accounting principles — net of tax(4)	(30)	(410)	—	—	—	—

Net income	$3,910	$9,126	$7,788	$3,726	$4,952	$4,633

Effective tax rate — continuing operations	49.7%	22.1%	24.4%	35.4%	28.3%	26.4%
Depreciation and amortization	4,078	1,036	972	879	905	797
Property, plant and equipment additions	2,641	1,758	2,105	2,073	2,493	1,951
Cash dividends paid — common stock	4,346	3,168	2,715	2,197	1,820	1,501

As of December 31
Working capital(5)	6,084	6,226	5,483	6,048	4,415	3,806
Property, plant and equipment — net	18,287	10,712	9,783	8,757	8,685	7,237
Total assets(5)	116,775	46,356	39,153	33,510	31,372	27,227
Long-term debt	5,755	3,140	2,609	1,123	1,774	1,794
Long-term capital(6)	84,429	23,505	21,348	17,575	16,240	14,820
Shareholders’ equity	65,377	19,950	18,293	16,076	13,950	12,616

Earnings per common share — basic:
Income from continuing operations before cumulative effect of change in accounting principles	$.22	$1.49	$1.21	$.57	$.81	$.53
Discontinued operations — net of tax	.32	.06	.04	.03	—	.23
Cumulative effect of change in accounting principles — net of tax(4)	—	(.07)	—	—	—	—

Net income	$.54	$1.48	$1.25	$.60	$.81	$.76

Earnings per common share — diluted:
Income from continuing operations before cumulative effect of change in accounting principles	$.22	$1.47	$1.18	$.56	$.79	$.51
Discontinued operations — net of tax	.32	.06	.04	.03	(.01)	.22
Cumulative effect of change in accounting principles — net of tax(4)	—	(.07)	—	—	—	—

Net income	$.54	$1.46	$1.22	$.59	$.78	$.73

Market value per share (December 31)	$35.33	$30.57	$39.85	$46.00	$32.44	$41.67
Return on shareholders’ equity	9.2%	47.7%	45.3%	24.8%	37.3%	39.4%
Cash dividends paid per common share(7)	$.60	$.52	$.44	$.36	$.30 2/3	$.25 1/3
Shareholders’ equity per common share	8.63	3.27	2.95	2.58	2.28	2.06
Current ratio	1.26:1	1.34:1	1.40:1	1.50:1	1.37:1	1.38:1

Weighted average shares used to calculate:
Basic earnings per common share amounts	7,213	6,156	6,239	6,210	6,126	6,120
Diluted earnings per common share amounts	7,286	6,241	6,361	6,368	6,317	6,362

2001, 2000, 1999 and 1998 data was reclassified to reflect reclassifications between Revenues and Other costs and expenses of $108 million in 2001, $105 million in 2000, $226 million in 1999 and $214 million in 1998 as a result of the January 1, 2002 adoption of EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products. In addition, Depreciation and amortization includes amortization of goodwill prior to our adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002.

All financial information for 2003, 2002, 2001 and 2000 reflects our confectionery, shaving and fish-care products businesses as well as the femhrt, Loestrin and Estrostep women’s health product lines as discontinued operations. We have not restated periods prior to 2000 for these discontinued operations because the data are not available. After we reorganized our financial systems due to the merger with Warner-Lambert, the level of detail necessary to develop financial information for these discontinued operations for periods prior to 2000 was no longer available. All financial information reflects the previously discontinued Medical Technology Group (MTG) and Food Science businesses as discontinued operations.

We have restated all common share and per share data for the 1999 three-for-one stock split.

(1)	In 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with our historical method. This adjustment increased revenues in 2001 by $175 million.

(2)	In 2003, as required by Financial Accounting Standards Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, we recorded a non-cash charge of $5,052 million for the preliminary estimate of the portion of the purchase price allocated to in-process research and development.

(3)	Merger-related costs include the following:

2003 — Integration costs of $838 million and $33 million and restructuring charges of $177 million and $10 million related to our acquisition of Pharmacia in 2003 and our merger with Warner-Lambert in 2000.

2002 — Integration costs of $345 million and restructuring charges of $187 million related to our merger with Warner-Lambert in 2000 and pre-integration costs of $98 million related to our pending acquisition of Pharmacia.

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

1999 — Transaction costs directly related to the merger with Agouron Pharmaceuticals, Inc. of $33 million.

(4)	In 2003, as a result of adopting SFAS No. 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax).

In 2002, as a result of adopting SFAS No. 142, we recorded pre-tax charges of $565 million ($410 million net of tax).

(5)	For 2002, 2001 and 2000, includes assets held for sale of our confectionery and shaving businesses (and the Tetra business in 2001 and 2000) as well as the femhrt, Loestrin and Estrostep women’s health product lines.

(6)	Defined as long-term debt, deferred taxes, minority interests and shareholders’ equity.

(7)	Cash dividends paid per common share for years prior to our merger with Warner-Lambert in 2000 are those of Pfizer.

56 2003 Financial Report