Form 10-K, Exhibit 13
period 2004-12-31
PFIZER INC
filed 2005-02-28
CIK 78003

Exhibit 13

Financial Review
Pfizer Inc and Subsidiary Companies

Overview of Consolidated Operating Results

Our Business

We are a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals, as well as many of the world’s best known consumer healthcare products. Our longstanding value proposition has been to prove that our medicines cure disease, and this will always be our core mission. But we have now expanded our value proposition to also show that our medicines can cure not only disease but also markedly improve health systems, by reducing overall healthcare costs, improving societies’ economic well-being, and increasing effective prevention and treatment of disease.

Our Human Health segment represented 88% of our total revenues in 2004 and, therefore, developments relating to the pharmaceutical industry can have a significant impact on our operations.

Our 2004 Performance

Despite a difficult operating environment, our global human health business delivered solid performance in 2004. Our scale provides us with the ability to support a large in-line portfolio with strong medical, marketing, and sales efforts; perform rigorous clinical programs; and also file and launch new products in multiple markets around the globe.

Some highlights:

•	Our total revenues increased 17% to $52.5 billion in 2004 and 39% to $44.7 billion in 2003, primarily due to the acquisition of Pharmacia Corporation (Pharmacia) on April 16, 2003, the impact of foreign exchange and strong product performance

•	Our net income increased to $11.4 billion in 2004 compared to $3.9 billion in 2003 and $9.1 billion in 2002. Our 2003 results reflect certain one-time charges associated with the acquisition of Pharmacia

•	We achieved cost synergies from the Pharmacia acquisition of $3.6 billion in 2004, up from an annual rate of $1.3 billion in 2003

•	Lipitor became the pharmaceutical industry’s first ten-billion-dollar product

During 2004, we saw unprecedented challenges to some of our key products, such as the cardiovascular issues surrounding Celebrex and Bextra (our selective COX-2 inhibitor products), and strong performances by others, including the continued growth of Lipitor. We were subject to significant patent expirations and intense generic competition, such as those affecting Neurontin and Diflucan. We published landmark data from several clinical studies and gained enhanced labeling from worldwide regulatory authorities on several products. We also experienced pricing challenges from governments and other payers.

Our Key Products

In 2004, the following products each achieved more than $2 billion in revenues and, collectively, represented 47% of our total revenues:

			% CHANGE
(MILLIONS OF DOLLARS)	2004	2003	04/03

Lipitor	$10,862	$9,231	18
Norvasc	4,463	4,336	3
Zoloft	3,361	3,118	8
Celebrex(a)	3,302	1,883	75
Neurontin	2,723	2,702	1

(a)	Full product rights were acquired in connection with the April 16, 2003 acquisition of Pharmacia. Therefore, 2003 revenues related to Celebrex do not represent a full-year’s results.

2004 Financial Report      |      1

Our Business Environment

There are a number of industry-wide factors that may affect our business and should be considered along with the information presented in the section “Forward-Looking Information and Factors That May Affect Future Results.” Such industry-wide factors include continuing pricing pressures both in the U.S. and internationally, new branded pharmaceutical competition, new generic pharmaceutical competition and difficult political, legal and regulatory environments. Looking beyond our portfolio of leading medicines, we are positioning Pfizer to fulfill our vision to serve the public’s health needs more fully, not just through the treatment of diseases, but also through the promotion of health.

We believe that there are future opportunities for revenue generation for our products, including:

•	Current demographics of developed countries which indicate that people are living longer and therefore will have a greater need for the most effective medicines

•	The large number of untreated patients within our various therapeutic categories. For example, of the tens of millions of Americans who are in need of medical therapy for high cholesterol, only about one-third are actually receiving treatment

•	The promise of technology to improve upon existing therapies and to introduce treatments where none currently exist

•	Developments and growth in Pfizer’s presence in emerging markets worldwide

•	Worldwide emphasis on the need to find solutions to difficult problems in our healthcare systems

We are addressing our challenges through the following actions:

•	Building a product portfolio intended to transcend the volatility of individual products or markets

•	Pursuing a large number of new product launches, indications and completed clinical trials

•	Emphasizing the clinical benefits of our medicines

•	Launching new global positionings of our products, where necessary

•	Acquiring the rights to promising medicines

•	Defending our patents aggressively

•	Marketing generic versions of certain of our products after certain of our compounds face generic competition

•	Guarding the integrity of our products in an increasingly predatory atmosphere evidenced by the growing problem of counterfeit drugs

2       |      2004 Financial Report

•	Addressing the wide array of patient populations through our innovative access and affordability programs

•	Aligning our research, development and marketing functions in search of new medical opportunities as part of a fully integrated portfolio-planning process

•	Streamlining and recasting many of our basic functions to capitalize on our unmatched size and reach

Continuing Pricing Pressures

Consumers are aware of global price differences resulting from price controls imposed by foreign governments and have become more willing to seek less expensive alternatives, such as switching to generics and sourcing medicines across national borders. Both U.S. and international governmental regulations mandating prices or price controls can impact our revenues, and we continue to work within the current legal and pricing structures to minimize the impact on our revenues. For example, we have taken steps to assure that medicines intended for Canadian consumption are in fact used for that purpose. Managed care organizations, as well as government agencies, continue to seek discounts on our products which has served to slow our revenue growth.

The enactment of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (which goes into effect in 2006) regarding prescription drug benefits for Medicare beneficiaries expands access to medicines that patients need. While expanded access may potentially result in increased sales of our products, such increases may be offset by increased pricing pressures due to the enhanced purchasing power of the private sector providers that will negotiate on behalf of Medicare beneficiaries. We believe that our medicines provide significant value for both providers and patients not only from the improved treatment of diseases, but also from a reduction in other healthcare costs such as hospitalization or emergency room costs, increased patient productivity and a better quality of life.

Defending Our Intellectual Property Rights

The loss of patent protection with respect to any of our major products would have a material adverse effect on future revenues and our results of operations. The Company expects a substantial impact from the loss of exclusivity of certain major products over the next few years. Four products—Diflucan, Neurontin, Accupril, and Zithromax—face reduced revenue in 2005 due to generic competition in the U.S. In addition, Zoloft faces the loss of U.S. exclusivity during 2006 and Norvasc and Zyrtec face the loss of U.S. exclusivity during 2007.

Intellectual property legal protections and remedies are a significant factor in our business. Many of our products have a composition-of-matter or compound patent and may also have additional patents. Additional patents can include additional composition-of-matter patents, processes for making the compound or additional indications or uses. As such, each of our products has varying patents expiring at varying dates, thereby strengthening our patent protection. However, once the patent protection period has expired, generic pharmaceutical manufacturers generally produce similar products and sell those products for a lower price. This price competition can substantially decrease our revenues.

Patents covering our products are subject to challenges from time to time. Increasingly, generic pharmaceutical manufacturers are launching their products “at-risk”—before the final resolution of legal proceedings challenging their generic products. Wherever appropriate, we aggressively defend our patent rights against such challenges (details of these matters are described in the notes to the consolidated financial statements—see Note 17, Legal Proceedings and Contingencies).

Product Competition

Some of our products face competition in the form of new branded products or generic drugs, which treat similar diseases or indications. We have been able to limit the impact on revenues by highlighting the proven track record of safety and efficacy of our products. For example, the success of Lipitor is the result of an unprecedented array of clinical data supporting both efficacy and safety, further enhanced by every new study that has been released. Further, the safety and efficacy of Viagra has been demonstrated in more than 130 clinical trials worldwide and in more than six years of real-world experience.

2004 Financial Report      |      3

Expansion of Development Pipeline

Discovery and development of new products, as well as the development of additional uses for existing products, are imperative for the continued strong operation of our businesses. The numerous filings, approvals and launches of new Pfizer products and product enhancements during 2004 evidenced a productive year of research and development. The opportunities for improving human health remain abundant. As the world’s largest privately funded biomedical operation, we are developing and delivering innovative medicines that will benefit patients around the world and, through our global scale, we will continue to make the investments necessary to serve patients’ needs and to generate long-term growth. A good example of this is our torcetrapib/Lipitor program in which we are investigating the potential of torcetrapib/Lipitor to optimize lipid profiles through a combination of high-density lipoprotein (HDL)-cholesterol raising and simultaneous low-density lipoprotein (LDL)-cholesterol lowering. We are making an approximate $800 million investment in the torcetrapib/Lipitor clinical program.

During 2004, we continued to successfully introduce new products, including Inspra, Caduet and Spiriva in the U.S. and Lyrica in various international markets. During the year, we or our development partners submitted five New Drug Applications (NDAs) to the FDA for important new drug candidates: Macugen, Oporia (lasofoxifene), Zithromax microspheres, Dynastat (parecoxib) and Revatio. Including these submissions, we have completed 11 of the 20 NDA filings we targeted for the five-year period through 2006, and we are on track to achieve this ambitious goal.

Our financial strength enables us to conduct research on a scale that can help redefine medical practice. We have combined that ability with a fully integrated portfolio-planning approach that aligns our research, development, and marketing functions in the search for new medical opportunities. We have well over 200 novel concepts in development across multiple therapeutic areas, and we are leveraging our status as the industry’s partner of choice to expand our licensing operations. This is enabling us to strengthen our core cardiovascular and neuroscience portfolios, as well as to expand other therapeutic areas, including oncology and ophthalmology. Our research and development pipeline included, as of December 31, 2004, approximately 225 projects in development: 145 new molecular entities and 80 product-line extensions. In addition, we have more than 400 projects in discovery research. During 2004, 43 new compounds were advanced from discovery research into preclinical development, 23 preclinical development candidates progressed into Phase 1 human testing and 19 Phase 1 clinical development candidates advanced into Phase 2 proof-of-concept trials.

While a significant portion of research and development is done internally, we do enter into agreements with other companies to co-develop promising compounds. These co-development and alliance agreements allow us to capitalize on promising compounds to expand our pipeline of potential future products. Our research and development covers a wide spectrum of therapeutic areas as discussed in the “Product Developments” section of this Financial Review. Due to our strength in marketing and our global reach, we are able to attract other organizations that may have promising compounds and can benefit from our strength and skills. For example, in 2004, the acquisition of Esperion Therapeutics, Inc., which has added a new acute-care dimension to our cardiovascular research portfolio, and the recent FDA approval of Macugen, for neovascular (wet) age-related macular degeneration, which will strengthen our ophthalmology portfolio, highlight the success of our partnering efforts.

Our Future Expectations

While our revenue and income will likely be tempered in the near term due to patent expirations and other factors, we will continue to make the investments necessary to sustain strong long-term growth. We remain confident that Pfizer has the organizational strength and resilience, as well as the financial depth and flexibility, to succeed in the long term. However, no assurance can be given that the industry-wide factors described above or other significant factors will not have a material adverse effect on our business and financial results.

Accounting Policies

We consider the following accounting policies important in understanding our operating results and financial condition. For additional accounting policies, see the notes to the consolidated financial statements—Note 1, Significant Accounting Policies.

4       |      2004 Financial Report

Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, discounts, incentives and product returns), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. These and other risks and uncertainties are discussed above and in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review.

All of these judgments and estimates can materially impact our results of operations.

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see the notes to the consolidated financial statements—Note 1B, Significant Accounting Policies: Estimates and Assumptions). We record anticipated recoveries under existing insurance contracts when assured of recovery.

All of these judgments and estimates can materially impact our results of operations.

Acquisitions

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired in-process research and development (IPR&D) are expensed at the date of acquisition. When we acquire net assets that do not constitute a business, no goodwill is recognized.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations. Accordingly, for significant items, we typically obtain assistance from third party valuation specialists.

There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, including IPR&D, we typically utilize the “income method.” This method starts with a forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income

2004 Financial Report      |      5

method or other methods include: the projected future cash flows (including timing), the expected costs to develop the IPR&D into commercially viable products and estimates of cash flows from the projects when completed, and the discount rate reflecting the risks inherent in the future cash flows.

Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. For example, the useful life of the right associated with a pharmaceutical product’s exclusive patent will be finite and will result in amortization expense being recorded in our results of operations over a determinable period. However, the useful life associated with a brand that has no patent protection but that retains, and is expected to retain, a distinct market identity could be considered to be indefinite.

All of these judgments and estimates can materially impact our results of operations.

Revenues

Revenue Recognition — We record revenue from product sales when goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as rebates, discounts and incentives, and product returns.

Deductions from Revenues — As is typical in the pharmaceutical industry, our gross product sales are subject to a variety of deductions, primarily representing rebates and discounts to government agencies, wholesalers and managed care organizations. These deductions represent estimates of the related obligations and, as such, judgment is required when estimating the impact of these sales deductions on gross sales for a reporting period.

Specifically:

•	In the U.S., we record provisions for Medicaid and contract rebates based upon our actual experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates. If our ratio is not indicative of future experience, our results could be materially affected.

•	Provisions for chargebacks (primarily discounts to federal government agencies) closely approximate actual as we settle these deductions generally within 2-3 weeks of incurring the liability.

•	Outside of the U.S., the majority of our rebates are contractual or legislatively-mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third party information that helps us to monitor the adequacy of these accruals. If our estimates are not indicative of actual unbudgeted spending, our results could be materially affected.

Historically, our adjustments to actual have not been material; on a quarterly basis, they generally have been less than 0.5% of Human Health net sales and can result in a net increase to income or a net decrease to income. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicaid and contract rebates are most at-risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

We generally record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentives programs.

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

6       |      2004 Financial Report

Long-lived Asset Impairment Analysis

We review all of our long-lived assets, including goodwill and other intangible assets, for impairment at least annually and whenever impairment indicators are present. Examples of those events or circumstances that may be indicative of impairment include:

•	A significant adverse change in legal factors or in the business climate that could affect the value of the asset. For example, a successful challenge of our patent rights resulting in earlier than expected competition from generic pharmaceutical manufacturers.

•	A significant adverse change in the extent or manner in which an asset is used. For example, restrictions imposed by the FDA or other regulatory authorities that affect our ability to manufacture or sell our products.

•	A projection or forecast that demonstrates continuing losses associated with an asset. For example, the entry of new competitive products that treat similar diseases or indications or changes in government reimbursement programs that result in an inability to sustain projected product revenues and profitability.

Our impairment review process is as follows:

•	For finite-lived intangible assets, such as developed technology rights, whenever impairment indicators are present, we will perform an in-depth review for impairment. We will calculate the undiscounted value of the projected cash flows associated with the asset and compare this estimated amount to the carrying amount of the asset. If the carrying amount is found to be greater, we will record an impairment loss for the excess of book value over the asset’s fair value. Fair value is generally calculated by applying an appropriate discount rate to the undiscounted cash flow projections to arrive at net present value. In addition, in all cases of an impairment review, we will re-evaluate the remaining useful life of the asset and modify it, as appropriate.

•	For indefinite-lived intangible assets, such as brands, each year and whenever impairment indicators are present, we will calculate the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any. Fair value is generally measured as the net present value of projected cash flows. In addition, in all cases of an impairment review, we will re-evaluate the remaining useful life of the asset and determine whether continuing to characterize the asset as having an indefinite life is appropriate.

•	For goodwill, which includes amounts related to our Human Health, Consumer Healthcare and Animal Health segments, each year and whenever impairment indicators are present, we will calculate the implied fair value of each goodwill amount and record an impairment loss for the excess of book value over implied fair value, if any.

•	For other long-lived assets, such as property, plant and equipment, we apply procedures similar to those for finite-lived intangible assets to determine if an asset is impaired. Long-term investments and loans are subject to impairment reviews each year and whenever impairment indicators are present. For these assets, fair value is typically determined by observable market quotes or the expected present value of future cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets.

The value of intangible assets is determined primarily using the “income approach” which starts with a forecast of all the expected future net cash flows (see “Acquisitions” above). Accordingly, the potential for impairment for these intangible assets may exist if actual revenues are significantly less than those initially forecasted or actual expenses are significantly more than those initially forecasted. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions (see “Estimates and Assumptions” above). The judgments made in determining an estimate of fair value can materially impact our results of operations. As such, for significant items, we often obtain assistance from third party valuation specialists. The valuations are based on information

2004 Financial Report      |      7

available as of the impairment review date and are based on expectations and assumptions that have been deemed reasonable by management.

Some of the more significant estimates and assumptions inherent in the intangible asset impairment estimation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry as well as expected changes in standard of practice for indications addressed by the asset.

Share-Based Payments

We elect to account for our stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which does not require compensation costs related to our stock option grants to be recorded in net income.

We believe that it is difficult to accurately measure the value of an employee stock option (see “Estimates and Assumptions” above). The Black-Scholes model is a trading options-pricing model that neither considers the non-traded nature of employee stock options, nor the restrictions on such trading, the lack of transferability or the ability of employees to forfeit the options prior to expiry. If the model adequately permitted consideration of the unique characteristics of employee stock options, the resulting estimate of the fair value of the stock options could be different.

Our estimates of employee stock option values rely on estimates of factors we input into the Black-Scholes model. The key factors involve an estimate of future uncertain events. Of significance, in the first quarter of 2004, we used traded implied volatility to determine the expected stock price volatility factor. We believe that these market-based inputs provide a better estimate of our future stock price movements and are consistent with emerging employee stock option valuation considerations. Also, of significance, is our expected term until exercise factor. We continue to use historical exercise patterns as our best estimate of future exercise patterns. Once employee stock option values are determined, they may not be changed.

The pro forma effect on net income and diluted earnings per common share for the years ended 2004, 2003 and 2002 is set forth in the notes to the consolidated financial statements — see Note 1N, Significant Accounting Policies: Share-Based Payments. Additionally, see our discussion in the “Recently Issued Accounting Standards” section of this Financial Review.

Benefit Plans

We provide defined benefit pension plans and defined contribution plans for the majority of employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. Outside of the U.S., in general, we fund our plans to the extent that tax or other incentives exist and we have accrued liabilities on our consolidated balance sheet to reflect those plans that are not fully funded.

A U.S. qualified plan meets the requirements of certain sections of the Internal Revenue Code and contributions to qualified plans are generally tax deductible. It typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions.

We also provide benefits through non-qualified U.S. retirement plans to certain employees. These supplemental plans, which generally are not funded, will provide, out of our general assets, an amount substantially equal to the amounts that would have been payable under the defined benefit qualified pension plans, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits. In addition, we provide medical and life insurance benefits to retirees and their eligible dependents through our postretirement plans, which, in general, are also unfunded obligations.

8       |      2004 Financial Report

In 2004, we made required U.S. qualified plan contributions of $29 million and voluntary tax-deductible contributions in excess of minimum requirements of $52 million to our U.S. pension plans. In 2003, we made required U.S. qualified plan contributions of $135 million and voluntary tax-deductible contributions in excess of minimum requirements of $1,394 million to our pension plans in major global markets. The U.S. qualified plan contributions, as well as higher-than-assumed investment returns in 2004 and 2003, have moved our U.S. qualified pension plans, in the aggregate, to an overfunded status on an accumulated benefit obligation measurement basis as of December 31, 2004 and 2003.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations which result from a complex series of judgments about future events and uncertainties (see “Estimates and Assumptions” above). The judgments made in determining the costs of our benefit plans can materially impact our results of operations. As such, we often obtain assistance from actuarial experts. The benefit amounts recorded are based on expectations and assumptions that have been deemed reasonable by management.

Our assumption for the expected long-term rate of return-on-assets in our U.S. pension plans to determine net periodic benefit cost is 9% for 2005, which is unchanged from 2004. The assumption for the expected return-on-assets for our U.S. and international plans reflects our long-term outlook for global capital market returns and our diversified investment strategy. The expected return for our U.S. plans is applied to the fair market value of plan assets at each year end. As a sensitivity measure, holding all other assumptions constant, the effect of a one-percentage-point decline in the return-on-assets assumption would be an increase in our 2005 U.S. qualified pension plan (pre-tax) expense of approximately $63 million.

The discount rate used in calculating our U.S. pension benefit obligations at December 31, 2004 is 6.0%, which represents a 0.3 percentage-point decline from our December 31, 2003 rate of 6.3%. The discount rate for our U.S. and international plans is largely based upon an index of high-quality fixed income investments (we use the Moody’s AA Long-Term Corporate Bond Index for our U.S. plans) at each plan’s respective measurement dates. Holding all other assumptions constant, the effect of this 0.3 percentage-point decrease in the discount rate assumption is an increase in our 2005 U.S. qualified pension plan (pre-tax) expense of approximately $26 million and an increase in the U.S. qualified pension plans’ projected benefit obligations at December 31, 2004 of approximately $234 million.

Acquisitions

Pharmacia Acquisition

On April 16, 2003, we acquired Pharmacia in a stock-for-stock transaction valued at approximately $56 billion, which included the issuance of approximately 1.8 billion shares of Pfizer common stock, 180 million options on Pfizer common stock, six thousand shares of Pfizer Series A convertible perpetual preferred stock (convertible into approximately 15.5 million shares of Pfizer common stock), and vested share awards, as well as transaction costs.

Our reported financial position and results of operations after April 16, 2003 reflect the fair value of assets acquired and liabilities assumed and were not restated to reflect the historical financial position or results of operations of Pharmacia. Commencing from the acquisition date, the Pharmacia assets acquired and liabilities assumed, as well Pharmacia’s product sales and expenses, were included in our consolidated financial statements. For the year ended December 31, 2003, about 7 1/2 months of results of operations of Pharmacia’s international operations (which conformed to Pfizer’s international operations fiscal year end of November 30th) and about 8 1/2 months of results of operations of Pharmacia’s U.S. operations were included in our consolidated financial statements.

Our operating results for the year ended December 31, 2004 reflect the impact of the acquisition of Pharmacia throughout the entire period, as compared to the year ended December 31, 2003 which reflects the impact of the acquisition of Pharmacia from April 16, 2003. Our operating results for the year ended December 31, 2003 as compared to 2002 also reflect the impact of the acquisition of Pharmacia.

The impact of purchase accounting relating to the Pharmacia acquisition resulted in a number of significant non-cash charges to the income statement for the years ended December 31, 2004 and December 31, 2003. The non-cash charges in 2004 include incremental amortization ($3.3 billion) relating to intangible assets adjusted to fair value. The non-cash charges in 2003 included non-recurring IPR&D ($5.1 billion); incremental cost of sales (non-recurring $2.7 billion) from the sale of acquired inventory adjusted to fair value; and incremental amortization ($2.3 billion) of tangible and intangible assets adjusted to fair value. See also the discussions under the heading “Merger-Related In-Process Research and Development

2004 Financial Report      |      9

Charges” in the “Costs and Expenses” section of this Financial Review.

In connection with the acquisition, we continue to take actions to integrate and restructure the Pharmacia operations in order to increase our profitability through cost savings and operating efficiencies. To achieve the savings, we have incurred certain merger-related expenditures of about $4.4 billion from the acquisition date through December 31, 2004. See also the discussions under the heading “Merger-Related Costs” in the “Costs and Expenses” section of this Financial Review. As a result of these activities and the combining of operations, it is not possible to provide separate results of operations for Pharmacia for the period after the acquisition date.

As a result of the acquisition of Pharmacia, regulatory authorities required us to divest several products and a product candidate. In April 2003, we sold Cortaid, an anti-itch cream, for $35.8 million in cash. Also in April 2003, we sold the product candidate for overactive bladder, darifenacin, for $225 million. We received $50 million in cash upon closing in April 2003 (with an additional $175 million contingent upon when, and if, darifenacin receives regulatory approvals) and, in the fourth quarter of 2004, we earned $100 million (of the $175 million). These proceeds are included in Other income/(deductions)—net, in the respective years.

Other Acquisitions

On February 10, 2004 we completed the acquisition of all of the outstanding shares of Esperion Therapeutics, Inc. (Esperion), a biopharmaceutical company, with no approved products, that is focused on the development of HDL cholesterol-targeted therapies for the treatment of cardiovascular disease, for $1.3 billion in cash (including transaction costs). The acquisition has been accounted for as a purchase business combination. The allocation of the purchase price includes IPR&D of $920 million, which was expensed and is included in Merger-related in-process research and development charges, and goodwill of $240 million, which has been allocated to our Human Health segment. Neither of these items is deductible for tax purposes.

On September 30, 2004, we completed the acquisition of Campto (irinotecan), a marketed product for the treatment of advanced colorectal cancer, from Sanofi-Aventis for $550 million in cash. Additional payments of up to $70 million will be payable upon obtaining regulatory approvals for additional indications in certain European countries. Through this business acquisition, we now have the right to market Campto (sold under the name Camptosar in the Americas and Australia) on an expanded worldwide basis. In connection with the acquisition, we recorded an intangible asset for developed technology rights of $525 million.

In 2004, we also completed several other acquisitions. The total purchase price associated with these transactions, was approximately $430 million. In connection with these transactions we expensed $151 million of IPR&D, which was included in Merger-related in-process research and development charges, and recorded $206 million in intangible assets, primarily brands (indefinite-lived) and developed technology rights.

Goodwill and Other Intangible Assets

At December 31, 2004, goodwill totaled $23.8 billion (19% of our total assets) and other intangible assets, net of accumulated amortization, totaled $33.3 billion (27% of our total assets). The largest components of goodwill and other intangible assets were acquired in connection with our acquisition of Pharmacia (see the notes to the consolidated financial statements—Note 2A, Acquisitions: Pharmacia Corporation).

10       |      2004 Financial Report

The components of goodwill and other identifiable intangible assets, by segment, at December 31, 2004 follow:

	HUMAN	CONSUMER	ANIMAL
(MILLIONS OF DOLLARS)	HEALTH	HEALTHCARE	HEALTH	OTHER	TOTAL

Goodwill	$20,966	$2,701	$79	$10	$23,756
Finite-lived intangible assets, net	28,069	191	195	127	28,582
Indefinite- lived intangible assets	2,864	1,530	246	29	4,669

Finite-lived intangible assets, net include $27.2 billion of developed technology rights. Indefinite-lived intangible assets include $4.0 billion of brands.

Developed Technology Rights

The significant components of developed technology rights, primarily acquired in connection with our acquisition of Pharmacia, include values determined for Celebrex, Detrol, Xalatan, Genotropin, Zyvox, Camptosar and Bextra. Also included in this category are post-approval milestone payments made under our alliance agreements for certain Human Health products, such as Rebif, Spiriva, Celebrex (prior to our acqusition of Pharmacia) and Macugen.

Developed technology rights represent the value associated with developed technology to which Pfizer has rights. These rights can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed.

These developed technology rights substantively represent the fair value of the commercialized products that we acquired from Pharmacia. We acquired a well-diversified portfolio of developed technology rights across the therapeutic categories displayed in the table of Human Health products in the “Revenues” section of this Financial Review. While the Arthritis and Pain therapeutic category represents about 30% of the total value of developed technology rights at December 31, 2004, the balance of the value is evenly distributed across the following Human Health therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, the Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories.

The valuation of these developed technology rights was derived from multiple cash flow streams, some of which are more certain than others. For example, the valuation of Pharmacia’s second-generation selective COX-2 inhibitor, valdecoxib, included the cash flows associated with the sale of Bextra, the product line approved by regulators for the treatment of osteoarthritis and rheumatoid arthritis, as well as the value associated with using the developed technology (valdecoxib) in current research and development (R&D) projects. In this situation, the projected cash flows of the approved indications were determined to be more likely to be achieved than the potential cash flows associated with the R&D projects for the currently unapproved indications. The unequal probability of realizing these cash flow streams reflects the uncertainty associated with the future benefits of individual R&D projects, even those that leverage the benefits of developed technology. Of the $31.1 billion allocated to developed technology rights as of the acquisition date of April 16, 2003, approximately 96% was derived from regulatory-approved uses and indications (see also “Long-lived Asset Impairment Analysis” above).

Brands

Significant components of brands, primarily, acquired in connection with our acquisition of Pharmacia, include values determined for Depo-Provera contraceptive, Xanax, Medrol and tobacco dependence products.

2004 Financial Report      |      11

In the fourth quarter of 2004, we determined that the Depo-Provera brand (included in our Human Health segment), a contraceptive injection, was impaired due to the unexpected entrance of a generic competitor in the U.S. market in the latter part of 2004 and a labeling change for the addition of more prominent wording in a “black box” warning noting that women who use Depo-Provera may lose significant bone mineral density. As a result of the impairment, we recorded a non-cash charge in Other (income)/deductions—net of $691 million and the brand was reclassified as a finite-lived intangible asset.

Amortization of the finite-lived intangible assets acquired from Pharmacia is primarily included in Amortization of intangible assets.

Analysis of the Consolidated
Statement of Income

				% CHANGE
(MILLIONS OF DOLLARS)	2004	2003 (a)	2002	04/03	03/02

Revenues	$52,516	$44,736	$32,294	17	39
Cost of sales	7,541	9,589	4,014	(21)	139
% of revenues	14.4%	21.4%	12.4%
SI&A expenses	16,903	15,108	10,829	12	40
% of revenues	32.2%	33.8%	33.5%
R&D expenses	7,684	7,487	5,208	3	44
% of revenues	14.6%	16.7%	16.1%
Amortization of intangible assets	3,364	2,187	22	54	M+
% of revenues	6.4%	4.9%	.1%
Merger-related IPR&D charges	1,071	5,052	—	(79)	—
% of revenues	2.0%	11.3%	—
Merger-related costs	1,193	1,058	630	13	68
% of revenues	2.3%	2.4%	2.0%
Other (income)/ deductions — net	753	1,009	(175)	(25)	*

Income from continuing operations(b)	14,007	3,246	11,766	332	(72)
% of revenues	26.7%	7.3%	36.4%
Provision for taxes on income	2,665	1,614	2,599	65	(38)
Effective tax rate	19.0%	49.7%	22.1%
Discontinued operations — net of tax	29	2,311	375	(99)	516
Cumulative effect of change in accounting principles — net of tax	—	(30)	(410)	*	*
Net income	$11,361	$3,910	$9,126	191	(57)
% of revenues	21.6%	8.7%	28.3%

(a)	The results of operations in 2003 include Pharmacia’s product sales and expenses from the acquisition date (April 16, 2003).

(b)	Represents income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles.

*	Calculation not meaningful.

M+	Change greater than one-thousand percent.

Certain reclassifications were made in 2003 and 2002 to conform to the 2004 presentation.

Percentages in this table and throughout the Financial Review may reflect rounding adjustments.

12       |      2004 Financial Report

Revenues

Total revenues increased 17% to $52,516 million in 2004 and 39% to $44,736 million in 2003. Revenue increases in 2004 were primarily due to the inclusion of Pharmacia results for the full year 2004 (the full year 2003 reflected only 8 1/2 months of domestic and 7 1/2 months of international Pharmacia product sales), strong performances by a number of our in-line products and newly launched products across major businesses and regions and the weakening of the U.S. dollar relative to many foreign currencies. The Company’s top five medicines—Lipitor, Norvasc, Zoloft, Celebrex, and Neurontin—each delivered at least $2 billion in revenues in 2004, while Zithromax, Viagra, Zyrtec, Bextra and Xalatan/Xalcom each surpassed $1 billion.

Revenue increases in 2003 were primarily due to inclusion of Pharmacia products, strong performances by our in-line and newly launched products across businesses and regions and the weakening of the U.S. dollar relative to many foreign currencies.

Price increases did not contribute significantly to the growth in revenue, in total or by business segment, in either year.

Changes in foreign exchange rates increased total revenues in 2004 by $1,422 million or 3.2% compared to the same period in 2003 and increased revenues in 2003 by $1,378 million or 4.3% compared to the same period in 2002. The foreign exchange impact on 2004 and 2003 revenue growth was due to the weakening of the U.S. dollar relative to many foreign currencies, especially the Euro which accounted for about half of the impact in 2004 and sixty-five percent in 2003. The favorable impact of foreign exchange on revenue growth was similar for each business segment in both years. The revenues of legacy Pharmacia products, recorded from the acquisition date of April 16, 2003, until the anniversary date of the transaction in 2004, were treated as incremental volume and did not have a foreign exchange impact.

Revenues exceeded $500 million in each of ten countries outside the U. S. in 2004 and in each of nine countries outside the U.S. in 2003. The U. S. was the only country to contribute more than 10% of total revenues in each year.

Pfizer’s policy relating to the supply of pharmaceutical inventory at domestic wholesalers, and in major international markets, is to maintain stocking levels under one month on average and to keep monthly levels consistent from year to year based on patterns of utilization. Pfizer has historically been able to closely monitor these customer stocking levels by purchasing information from our customers directly or by obtaining other third party information. Pfizer believes its data sources to be directionally reliable, but cannot verify its accuracy. Further, as Pfizer does not control this third party data, we cannot be assured of continuing access. Unusual buying patterns and utilization are promptly investigated.

Pharmacia stocking levels began the second quarter of 2003 at a little over two months on average and have been reduced to Pfizer’s levels. We completed the harmonization of Pharmacia’s trade-inventory practices in 2003; however, such harmonization of trade-inventory practices with those of legacy Pfizer negatively impacted revenues by approximately $500 million in 2003.

Rebates under Medicaid and related state programs reduced revenues by $1,432 million in 2004, $800 million in 2003 and $570 million in 2002. Performance-based contracts also provide for rebates to several customers. Contract rebates reduced revenues by $2,232 million in 2004, $1,916 million in 2003 and $1,671 million in 2002. These contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products. Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold. Chargebacks

2004 Financial Report      |      13

(primarily discounts to federal government agencies) reduced revenues by $1,262 million in 2004, $874 million in 2003 and $443 million in 2002.

The increases in Medicaid rebates, contract rebates and chargebacks in 2004 and 2003 were impacted by the inclusion of Pharmacia product revenues. In addition, chargebacks were impacted by the launch of certain generic products in 2004.

Revenues by Business Segment

We operate in the following business segments:

•	Human Health

—	The human health segment, which represents our pharmaceutical business, includes treatments for cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

•	Consumer Healthcare

—	The consumer healthcare segment includes self-medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth.

•	Animal Health

—	The animal health segment includes treatments for diseases in livestock and companion animals.

We operate several other businesses, including the manufacture of empty soft-gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. Due to the size of these businesses, they are grouped into our “Corporate/Other” category.

Total Revenues by Business Segment

14       |      2004 Financial Report

Change in Geographic Revenues

	REVENUES (MILLIONS OF DOLLARS)						% CHANGE IN REVENUES
	U.S.			INTERNATIONAL			U.S.		INTERNATIONAL
	2004	2003	2002	2004	2003	2002	04/03	03/02	04/03	03/02

Human Health*	$26,583	$24,100	$18,301	$19,550	$15,325	$9,974	10	32	28	54
Consumer Healthcare*	1,780	1,649	1,631	1,736	1,300	833	8	1	34	56
Animal Health	878	738	504	1,075	860	615	19	47	25	40
Total Revenues	29,539	26,795	20,613	22,977	17,941	11,681	10	30	28	54

*	Certain reclassifications were made in 2003 and 2002 to conform to the 2004 presentation.

Human Health

Revenues of our Human Health segment were as follows:

				% CHANGE
(MILLIONS OF DOLLARS)	2004	2003	2002	04/03	03/02

Human Health*	$46,133	$39,425	$28,275	17	39

*	Certain reclassifications were made in 2003 and 2002 to conform to the 2004 presentation.

Our pharmaceutical business is the largest in the world. Revenues from this segment contributed 88% of our total revenues in each of 2004, 2003 and 2002. At the end of 2004, fifteen of our pharmaceutical products were number one in their respective therapeutic categories.

We recorded product sales of more than $1 billion for each of ten products in 2004 and each of nine products in 2003. These products represented 69% in 2004 and 70% in 2003 of our Human Health business.

In 2004, growth in the Human Health segment was driven by strong performances across a broad range of products, the inclusion of a full year of Pharmacia product sales (the full year 2003 reflected only 8 1/2 months of domestic and 7 1/2 months of international Pharmacia product sales) and the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies, which were partially offset by sales declines for certain products. Neurontin, Diflucan and Accupril were subject to generic competition in the latter part of 2004.

Effective January 1, 2005, January 2, 2004 and July 10, 2003, we increased the published prices for certain U.S. pharmaceutical products. These price increases had no material effect on wholesaler inventory levels.

2004 Financial Report      |      15

Revenues — Major Human Health Products

					% CHANGE
(MILLIONS OF DOLLARS)	PRIMARY INDICATIONS	2004	2003	2002	04/03	03/02
Cardiovascular and Metabolic Diseases:
Lipitor	Reduction of LDL cholesterol	$10,862	$9,231	$7,972	18	16
Norvasc	Hypertension	4,463	4,336	3,846	3	13
Accupril/Accuretic	Hypertension/Congestive heart failure	665	706	668	(6)	6
Cardura	Hypertension/Benign prostatic hyperplasia	628	594	531	6	12
Caduet	Reduction of LDL cholesterol and hypertension	50	—	—	—	—
Central Nervous System Disorders:
Zoloft	Depression and anxiety disorders	3,361	3,118	2,742	8	14
Neurontin	Epilepsy and neuropathic pain	2,723	2,702	2,269	1	19
Geodon	Schizophrenia	467	353	222	32	59
Xanax/Xanax XR	Anxiety/Panic disorders	378	238	—	59	—
Aricept(a)	Alzheimer’s disease	308	254	203	22	25
Relpax	Migraine headaches	169	85	16	99	435
Arthritis and Pain:
Celebrex(b)	Arthritis pain and inflammation	3,302	1,883	100	75	M+
Bextra(b)	Arthritis pain and inflammation	1,286	687	—	87	—
Infectious and Respiratory Diseases:
Zithromax	Bacterial infections	1,851	2,010	1,516	(8)	33
Diflucan	Fungal infections	945	1,176	1,112	(20)	6
Zyvox	Bacterial infections	463	181	—	156	—
Vfend	Fungal infections	287	200	42	44	379
Urology:
Viagra	Erectile dysfunction	1,678	1,879	1,735	(11)	8
Detrol/Detrol LA	Overactive bladder	904	544	—	66	—
Oncology:
Camptosar	Metastatic colorectal cancer	554	299	—	86	—
Ellence	Breast cancer	344	216	—	59	—
Ophthalmology:
Xalatan/Xalcom	Glaucoma	1,227	668	—	84	—
Endocrine Disorders:
Genotropin	Replacement of human growth hormone	736	481	—	53	—
All Other:
Zyrtec	Allergies	1,287	1,338	1,115	(4)	20
Alliance Revenue(c)	Alzheimer’s disease (Aricept), chronic obstructive pulmonary disease (Spiriva), multiple sclerosis (Rebif), Parkinson’s disease (Mirapex)	721	759	1,596	(5)	(52)

(a)	Represents direct sales under license agreement with Eisai Co. , Ltd.

(b)	Includes direct sales under license agreement with Pharmacia prior to the acquisition.

(c)	Includes alliance revenue for Celebrex and Bextra under copromotion agreements with Pharmacia prior to the acquisition.

M+	Change greater than one thousand percent.

16       |      2004 Financial Report

Selected Product Descriptions

•	Lipitor, for the treatment of elevated cholesterol levels in the blood, is the most widely used treatment for lowering cholesterol and the best-selling pharmaceutical product of any kind in the world. In 2004, Lipitor became the pharmaceutical industry’s first ten-billion-dollar product. Lipitor held approximately 40% of the worldwide sales in the lipid-lowering market and more than 42% of the U.S. market in total prescriptions and continues to post strong, double-digit growth around the world. With its ability to bring the vast majority of patients to target cholesterol goals across the full dosing range, with an excellent safety profile and proven range of unparalleled cardiovascular benefits, Lipitor continues to gain wide physician and patient acceptance.

Despite challenges of multiple new competitors, we are confident that Lipitor will maintain its market share leadership. The fact that only about one-third of people in major markets who need medical therapy for high cholesterol receive it, combined with the ever-increasing attention that the medical community gives to the benefits of statin therapy, suggests that the market for Lipitor has substantial growth potential.

•	Norvasc is the world’s most-prescribed branded medicine for treating hypertension. The slower rate of growth in sales in 2004 compared to 2003 is attributable to patent expirations in several European Union (E.U.) member countries and other European countries in 2004 and 2003. Norvasc maintains exclusivity in many other major markets globally, including the U.S., Japan, Canada and Australia.

New clinical evidence in 2004 reinforced the significant benefits of Norvasc. Hypertension affects about 50 million Americans and one billion people worldwide. In 2003, new medical guidelines called for early, aggressive blood-pressure management. These guidelines also make clear that the majority of patients may require two or more medications to reach their blood-pressure targets. Currently 69% of American adults diagnosed with hypertension are not at their blood-pressure goal.

•	Zoloft is the most-prescribed antidepressant in the U.S. It is for the treatment of depression, panic disorder, obsessive-compulsive disorder in adults and children, post-traumatic stress disorder (PTSD), premenstrual dysphoric disorder (PMDD) and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all of these indications, with the exception of PMDD, and is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature as these disorders tend to be chronic. While recent proposed regulatory changes to antidepressant prescribing information and the resulting heightened media attention have slowed overall market growth, we expect that Zoloft will continue to grow, given its breadth of indications and 13 billion patient days of safety data.

On October 15, 2004, the FDA issued a recommendation that all antidepressant medicines include in their label a black-box warning that antidepressants may increase the risk of suicidal behavior in children and adolescents. The warning emphasized the need for physicians to balance the risk with the clinical need for antidepressant use and to closely monitor patients started on these medications.

Zoloft is not approved for pediatric depression. In nine completed Zoloft pediatric and adolescent clinical trials there have been no suicides. We remain confident in the proven safety and efficacy of Zoloft to treat millions of patients with mood and anxiety disorders.

•	Neurontin, for use in adjunctive therapy for epilepsy, is also approved in more than 60 markets for the treatment of a range of neuropathic pain conditions. Neurontin has also been approved for the management of post-herpetic neuralgia, a persistent, painful condition that affects many people in the aftermath of the viral infection commonly known as shingles. Neurontin is the first oral medication approved in the U.S. for this condition.

In the latter half of 2004, Ivax Corporation (Ivax), Alpharma Inc. (Alpharma) and Teva Pharmaceuticals Industries Ltd. (Teva) launched generic versions of Neurontin (gabapentin) at-risk, despite ongoing patent litigation. We are aggressively pursuing our claims of patent infringement against Ivax, Alpharma, and Teva. Following those at-risk launches, we launched generic gabapentin through Greenstone, our U.S. generic pharmaceutical subsidiary (details of these matters are discussed in the notes to the consolidated financial statements — see Note 17, Legal Proceedings and Contingencies).

•	Celebrex and Bextra are important therapeutic options for the pain and inflammation of osteoarthritis (OA), adult rheumatoid arthritis (RA), primary dysmenorrhea and, in the case of Celebrex, management of acute pain in adults, with a low risk of gastrointestinal bleeding compared to non-selective, non-steroidal anti-inflammatory drugs (NSAIDs). We copromoted these drugs with Pharmacia prior to our acquisition of Pharmacia. Revenue associated with the copromotion of Celebrex and Bextra was recorded by Pfizer as alliance revenue prior to the acquisition date.

In 2004, Merck voluntarily withdrew its selective COX-2 inhibitor, Vioxx, from the market due to studies revealing an increased cardiovascular risk compared to placebo. Prompted by that action, regulatory agencies in several countries

2004 Financial Report      |      17

initiated a comprehensive review of the COX-2 drugs and in some instances of NSAIDs. After announcement of these reviews, Pfizer received notification of the halting of dosing of Celebrex in a study being conducted by the National Cancer Institute in which Celebrex showed an increase in overall cardiovascular events compared to placebo.

On February 16 through 18, 2005, the FDA convened an Advisory Committee to review the overall benefit-to-risk profile of these products. During the course of this meeting, prospectively designed clinical studies, retrospective analyses and other scientific materials were reviewed and discussed. Additionally, the views of patients, practicing physicians and public advocacy groups were presented regarding the benefits and risks of these products. At the close of the meeting, the Advisory Committee made several recommendations to the FDA including, among other things, that Celebrex and Bextra remain on the market with appropriate warnings regarding cardiovascular risks. The FDA will now consider these recommendations and likely pursue discussions with Pfizer regarding appropriate labeling for Celebrex and Bextra.

A similar review has been undertaken by the European Medicines Evaluation Agency (EMEA). While this process is still ongoing, the agency’s Committee for Medicinal Products for Human Use announced its conclusion on February 17, 2005, that available data had shown an increased risk of cardiovascular events for the class of COX-2 drugs. EMEA, as an interim measure, is requiring new labeling for all of these drugs that includes a restriction in patients with established heart disease or stroke and additional warnings to physicians regarding use in patients with cardiovascular risk factors. The final EMEA review of this class of products is expected to be completed by April 2005.

At the current time, other actions in smaller markets including Australia, New Zealand and Turkey have resulted in the imposition of significant use restrictions and/or label warnings and/or removal from the market of these products.

We are in the process of developing protocols to study and better understand the cardiovascular profile of Celebrex and Bextra in arthritis patients.

The media and public reaction to the events referred to above contributed to a decline of Celebrex and Bextra sales in the U.S. and other major markets beginning in December 2004. If the FDA and/or the EMEA were to take actions that result in a significant loss of sales of Celebrex and/or Bextra, this would have a material adverse impact on our results of operations.

•	Zithromax is the world’s largest selling antibiotic as well as the leading branded product in the U.S. respiratory-infection market. Zithromax is first-line therapy for a number of key indications, including acute exacerbations of chronic bronchitis, community-acquired pneumonia, sinusitis, and otitis media. Zithromax prescriptions in sinusitis, its newest indication in the U.S., grew 22% since launch and increased to 17.5% of all prescriptions for this indication in 2004. Zithromax has a proven track record of clinical efficacy across the spectrum for mild/moderate respiratory tract infections, outstanding safety, and a short therapeutic course that contributes to patient compliance and is cost effective.

The decrease in sales in 2004 compared to 2003 is attributable to a weak respiratory infection season in the U.S. during the first quarter of 2004, combined with a 6.7% reduction in the fourth quarter of 2004, compared to the fourth quarter of 2003, in global new-prescription demand for antibiotics.

Although Zithromax has experienced patent expirations in certain countries, it retains basic patent protection in the U.S. until November 2005.

•	Diflucan is a systemic antifungal. The decrease in sales in 2004 compared to 2003 is mainly due to loss of exclusivity in the U.S. in July 2004 and in much of Europe in March 2003.

•	Viagra remains the leading treatment for erectile dysfunction (ED) and one of the world’s most recognized pharmaceutical

18       |      2004 Financial Report

brands. The decrease in sales in 2004 compared to 2003 reflects the impact of heavily promoted launches of two competitive products. A year and a half after the introduction of two competitors, the market has stabilized. Viagra maintains a strong leadership position with 69% of worldwide sales of phosphodiesterase-5 inhibitors.

We expect Viagra to continue to lead the ED market due to its excellent medical profile. Future Viagra sales growth is expected to come from increased patient presentation and physician diagnosis. Direct-to-consumer advertising has also been effective in encouraging more men to see a physician about ED.

•	Xalatan/Xalcom, a prostaglandin analogue used to lower the intraocular pressure associated with glaucoma and ocular hypertension, continues to lead the worldwide anti-glaucoma market. It is the first and only prostaglandin with a first-line indication for the treatment of elevated eye pressure. Xalcom consists of Xalatan with the beta blocker timolol. Future Xalatan/Xalcom global sales growth is expected to come through market expansion. Future opportunity exists as, in the U.S., approximately one-third of the diagnosed glaucoma patients are untreated and only 10-15% of the ocular hypertensive patients received treatment. Several comparative clinical trials and recent European Glaucoma Society guidelines support Xalatan as first-line therapy for use in newly treated patients before less efficacious and/or poorly tolerated therapies.

•	Zyrtec provides strong, rapid and long-lasting relief for seasonal and year-round allergies and hives with once-daily dosing. Zyrtec leads all prescription antihistamines in new prescriptions in the U.S. and remains the leading prescription antihistamine among allergists and pediatricians, despite the significant decline of the prescription antihistamine market. The decrease in sales in 2004 compared to 2003 is attributable to declines in new prescriptions in the antihistamine market. With the loss of patent protection for Claritin (loratadine), a great variety of over-the-counter (OTC) loratadine products have come on the market since December 2002. In addition, as regional managed-care plans have raised co-payments to shift costs to consumers, patients have been less inclined to purchase prescription antihistamines. Zyrtec outperforms its competitors in part because it is available in the broadest range of formulations and treats the widest age range of patients of any prescription antihistamine.

•	Alliance revenue reflects revenue primarily associated with our copromotion of Aricept, Spiriva and Rebif.

—	Aricept, discovered and developed by our alliance partner Eisai Co., Ltd, is the world’s leading medicine to treat symptoms of Alzheimer’s disease.

—	Spiriva, discovered and developed by our alliance partner Boehringer Ingelheim (BI), is used to treat chronic obstructive pulmonary disease (COPD), a chronic respiratory disorder that includes chronic bronchitis and emphysema.

—	Rebif, discovered and developed by Serono S.A. (Serono), is used to treat symptoms of relapsing forms of multiple sclerosis.

Alliances allow us to copromote or license these products for sale in certain countries. Under the copromotion agreements, these products are marketed and promoted with our alliance partners. We provide funding through cash, staff and other resources to sell, market, promote and further develop these products.

Recent Product Launches

We continue to invest in clinical research for our in-line medicines, increasing the value of our medicines to patients and their healthcare providers. We are also reinvigorating our portfolio by launching a series of new medicines or existing medicines in new markets. The following highlights the achievements for several of these products in 2004:

•	Lyrica, for neuropathic pain, was launched in the U.K. and Germany and its sales have outpaced those of any other agent for neuropathic pain or epilepsy during the first three months after launch. The rapid and sustained pain relief provided by

2004 Financial Report      |      19

Lyrica will be extended to even more patients as it continues to be launched in other markets worldwide. With its approval by the FDA on December 30, 2004, Lyrica becomes the first FDA-approved treatment for the two most common forms of neuropathic pain—diabetic peripheral neuropathy and post-herpetic neuralgia.

•	Geodon, for schizophrenia, continues to grow strongly—achieving record highs in recent new-prescription rates in the U.S.—driven by a powerful efficacy profile and better awareness and understanding of its favorable metabolic profile.

•	Spiriva, the novel treatment for COPD that we copromote with BI, has received strong acceptance since its U.S. launch in June 2004.

•	Relpax, for migraine headaches, continues to grow in the U.S., achieving a new-prescription share of 10.8% in December 2004.

•	Caduet, the single-pill dual therapy of Lipitor and Norvasc, is gaining acceptance due to increased product awareness following its U.S. launch in May 2004. We expect that its growth will increase as more doctors and patients recognize the clinical utility demonstrated by Caduet in achieving treatment goals for patients at elevated cardiovascular risk due to high blood pressure and high cholesterol levels. New clinical data and access for more than 80% of covered patient lives should further its acceptance and extend the cardiovascular benefits of lipid lowering in patients with hypertension so clearly demonstrated in the ASCOT trial and now included in the Caduet label. We believe this combination of utility, access, acceptance, and outcomes data positions Caduet as a clear choice for hypertensive patients.

•	Inspra, for post-myocardial-infarction (MI) heart failure, is expected to show accelerated growth because of new clinical data, new medical treatment guidelines, and redoubled field support for this innovative product, which uniquely supports a relatively small critical-care post-MI patient population.

Consumer Healthcare

Revenues of our consumer healthcare business were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2004	2003	2002	04/03	03/02

Consumer Healthcare*	$3,516	$2,949	$2,464	19	20

*	Certain reclassifications were made in 2003 and 2002 to conform to the 2004 presentation.

Our consumer healthcare business is one of the largest in the world.

The increase in consumer healthcare revenues in 2004, as compared to 2003, was attributable to:

•	the 22% increase in 2004 in sales of Listerine mouthwash, which benefited from the U.S. launch of Natural Citrus flavor in September 2003 and the launch of Listerine Advanced in September 2004

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies

•	the inclusion of Pharmacia product revenues for a full year in 2004

20       |      2004 Financial Report

The increase in consumer healthcare revenues in 2003 as compared to 2002 was primarily due to:

•	the inclusion of Pharmacia product revenues subsequent to the acquisition date

•	the 12% increase in 2003 in sales of Listerine mouthwash, which benefited from the U.S. launch of Natural Citrus flavor in September 2003

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies partially offset by:

•	the 13% decline in 2003 in sales of Listerine PocketPaks, reflecting the 2002 initial trade stocking as well as a change in demand from initial trial to a more normalized consumption pattern, which was partially offset by the roll-out to international markets

•	the 1% and 2% sales declines in 2003 of Benadryl and Sudafed as a result of the loratadine switch from prescription to OTC

•	the divestitures of the Nix and Bonine franchises in North America during the first half of 2003

Animal Health

Revenues of our animal health business were as follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2004	2003	2002	04/03	03/02

Livestock products	$1,200	$970	$595	24	63
Companion animal products	753	628	524	20	20

Total Animal Health	$1,953	$1,598	$1,119	22	43

Our animal health business is the largest in the world.

The increase in animal health revenues in 2004, as compared to 2003, despite the impact on the cattle industry following the discovery of BSE (bovine spongiform encephalopathy or mad cow disease) in the U.S., was attributable to:

•	in livestock, the launch of a new claim for Bovishield (protects pregnant cows and fetal and nursing calves against viral diseases) in the U.S. during the fourth quarter of 2003; the launch of Draxxin (for treatment of respiratory disease in cattle and swine) in Europe during the first quarter of 2004; and the third quarter of 2004 launch of Excede (an antimicrobial that controls and treats respiratory disease in beef, non-lactating cattle and swine) in the U.S.

•	in companion animal, Rimadyl (for relief of arthritis pain in dogs and for post-operative treatment), Revolution (a parasiticide for dogs and cats) and Clavamox (an antibiotic for dogs and cats) all grew at double-digit rates in 2004

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies

•	the inclusion of Pharmacia product revenues, which are reflected in both product categories, for a full year in 2004

2004 Financial Report       |      21

The increase in animal health revenues in 2003 compared to 2002 was attributable to:

•	in livestock, growth from new products launched during 2002, such as Flusure (a swine influenza vaccine) and Advocin 180 (an antibiotic used to treat respiratory and internal infections in cattle and swine) in the U.S. and RespiSure One/Stellamune One (a single-dose swine vaccine to prevent pneumonia) in our international markets as well as the 2003 launch of Spirovac (a reproductive cattle vaccine) in the U.S.

•	in companion animal, the U.S. launch of Rimadyl injectable during the second quarter of 2003 and increased field, marketing and promotional activities throughout our markets that resulted in Rimadyl, Revolution and Clavamox growing at double-digit rates

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies

•	the inclusion of Pharmacia product revenues, which are reflected in both product categories, subsequent to the acquisition date

22       |       2004 Financial Report

Product Developments

We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing products. We possess a broad and deep pipeline of medicines in development. In 2004, ten new products (Inspra, Caduet, Macugen, Lyrica, Exubera, Daxas, Dynastat (parecoxib), Zithromax microspheres, Oporia (lasofoxifene) and Revatio) were either approved or undergoing regulatory review in the U.S. and/or the E.U. We have launched, or intend to launch, these new products in new markets once regulatory approvals are received. However, there are no assurances as to when, or if, we will receive regulatory approval for these or any of our other new products.

Significant regulatory actions by, and filings pending with, the FDA and other regulatory agencies follow:

Recent U.S. FDA Approvals

PRODUCT	INDICATION/DOSAGE	DATE APPROVED

Lyrica (capsules)	Neuropathic pain associated with diabetic peripheral neuropathy (DPN) and post-herpetic neuralgia	December 2004

Vfend	Blood stream infections caused by certain Candida fungi in non-neutropenic patients (those without low white blood cell counts)	December 2004

Macugen(a)	Neovasculor (wet) age-related macular degeneration (AMD)	December 2004

Depo- Provera	Subcutaneous formulation for contraception	December 2004

Geodon	Acute mania in bipolar disorder, including manic and mixed episodes	August 2004

Lipitor	Prevention of cardiovascular disease by reducing heart attack risk in people with normal to mildly elevated cholesterol levels	August 2004

Zyvox	Use in multi-drug resistant Streptococcus pneumonia infections in patients with community-acquired or nosocomial pneumonia	June 2004

Camptosar IV	Use in children	June 2004

Zyrtec	Chewable tablets for treatment of seasonal and perennial allergic rhinitis and chronic idiopathic urticaria in children aged two years and older	March 2004

Viracept	Use in children with HIV	March 2004

Caduet	Single product that combines cholesterol-lowering and anti-hypertensive medications in Lipitor and Norvasc	January 2004

Diflucan	Use in children to treat fungal infections	January 2004

Spiriva	Chronic obstructive pulmonary disease	January 2004

Zithromax	Acute bacterial sinusitis	January 2004

(a)	Developed in partnership with Eyetech Pharmaceuticals, Inc.

2004 Financial Report       |       23

Pending U.S. New Drug Applications (NDAs) and Supplemental NDAs

PRODUCT	INDICATION/DOSAGE	DATE SUBMITTED

Dynastat (parecoxib)	Injectible prodrug of valdecoxib for acute pain	December 2004

Revatio (sildenafil citrate)	Oral treatment for pulmonary arterial hypertension (PAH)	December 2004

Aromasin	Treatment for early breast cancer	December 2004

Oporia (lasofoxifene)	Vaginal atrophy; Selective estrogen modulator for the prevention of post- menopausal osteoporosis	December 2004 August 2004

Norvasc	Reduction of cardiovascular risk, including risk of coronary heart disease, myocardial infarction, cardiovascular procedures and strokes	August 2004

Zithromax microspheres	Sustained release form of Zithromax	August 2004

Fragmin	Use in oncology patients to reduce cardiac toxicity associated with chemotherapy	March 2004

Depo- Provera	Subcutaneous formulations to treat endometriosis	December 2003

Lyrica	Treatment for partial seizures	October 2003

In September 2004, we received approvable letters from the FDA for Lyrica for the treatment of neuropathic pain associated with DPN and post-herpetic neuralgia (FDA approval was granted in December 2004) and as adjunctive therapy in the treatment of partial seizures in adults and a “not-approvable” letter from the FDA for the treatment of generalized anxiety disorder.

In January 2005, Neurocrine Biosciences Inc. (Neurocrine) announced that NDAs for both indiplon IR (immediate release) and MR (modified release) formulations will be resubmitted to the FDA due to technical difficulties encountered in connection with its original submissions.

In August 2004, the FDA issued a “not-approvable” letter for Bextra for the treatment of migraine.

24       |       2004 Financial Report

Other Regulatory Approvals and Filings:

PRODUCT/COMPOUND IN
DEVELOPMENT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED

Revatio	Application submitted in the E.U. for treating PAH	—	December 2004

Geodon	Application submitted in the E.U. for treating manic bipolar disorder	—	December 2004

Macugen	Application submitted in the E.U., Canada, Australia and Brazil for AMD	—	September 2004

Inspra	Post-MI heart failure in the E.U.	August 2004	—

Genotropin	Treatment of short stature and growth problems in Japan	—	July 2004

Lyrica (pregabalin)	Received marketing approval in the E.U. for treatment of DPN and partial seizures	July 2004	—

Geodon	Oral suspension dosage form approved in 10 E.U. states	June 2004	—

Zithromax	Received approval in Japan for treatment of sexually transmitted disease	May 2004	—

Neurontin	Application submitted in Japan for epilepsy	—	April 2004

Vfend	Approval of a powder for oral suspension (POS) formulation was granted in the E.U.	February 2004	—

Exubera	Application submitted in the E.U. as an inhalable form of insulin for type 1 and type 2 diabetes	—	February 2004

Daxas (roflumilast)	Application submitted in the E.U. for COPD and asthma	—	February 2004

Ongoing or planned clinical trials for additional uses and dosage forms for our currently marketed products include:

PRODUCT	INDICATION/DOSAGE

Celebrex	Sporadic adenomatous polyposis — a precancerous condition caused by growths in the intestines Bladder cancer
Barrett’s esophagus — a precancerous condition caused by repeated damage from stomach acid regurgitation
Actinic keratosis — a precancerous skin growth caused by overexposure to sunlight
Cardiovascular benefits in osteoarthritis patients at high cardiovascular risk
Chronic lower back pain

Vfend	Candidemia in non-neuropenic patients Fungal infections in immuno-compromised patients

Camptosar IV	Adjuvant colorectal cancer Gastric cancer

Xalatan (new formulation)	Ocular hypertension

Drug candidates advancing in late-stage development include Exubera, or inhalable insulin, for type 1 and type 2 diabetes under co-development, co-manufacture, and co-marketing with Sanofi-Aventis, with the participation of Nektar Therapeutics, now under regulatory review in the E.U.; indiplon, a GABA receptor modulator in development with Neurocrine for

2004 Financial Report       |       25

treatment of insomnia; Sutent, or SU-11248, an angiogenesis inhibitor for treatment of gastrointestinal stromal tumors and renal carcinoma; varenicline, a nicotine-receptor partial antagonist for smoking cessation; Daxas, a phosphodiesterase-4 inhibitor in co-development with Altana Pharma for chronic obstructive pulmonary disease and asthma, now under regulatory review in the E.U.; edotecarin, a topoisomerase-1 inhibitor for colorectal cancer; UK-427,857, a CCR-5 receptor antagonist for HIV; capravirine, a non-nucleoside reverse transcriptase inhibitor for HIV; torcetrapib/Lipitor, a combination CETP inhibitor/statin for heart disease; asenapine for schizophrenia and bipolar disorder, under co-development with Akzo Nobel’s Organon healthcare unit; and Zithromax/chloroquine for treatment of malaria.

In July 2004, we ceased the clinical development of sumanirole, a compound under investigation for the treatment of Parkinson’s disease.

In October 2003, we announced a global agreement to collaborate with Organon for the exclusive worldwide development and commercialization of asenapine, a 5HT2/D2 antagonist beginning Phase III trials for schizophrenia and bipolar disorder. Under the terms of the agreement, the companies will collaborate on the clinical development and manufacturing of asenapine and copromote the product in the U.S., E.U., Japan, and other markets. We expensed a payment of $100 million made in the fourth quarter of 2003, which was included in Research and development expenses. Additional milestone payments of $270 million could potentially be made to Organon based upon regulatory approvals and launch of asenapine in the U.S., E.U., and Japan, as well as the attainment of certain agreed-upon sales levels. If approved, we will copromote asenapine with Organon and we will record alliance revenue for copromotion services provided to Organon.

In December 2002, we announced an agreement with Neurocrine for the exclusive worldwide development and commercialization of indiplon, Neurocrine’s Phase III compound for the potential treatment of insomnia. Under terms of the agreement, we obtained an exclusive, worldwide license for indiplon. We will record all sales of indiplon and Neurocrine will have exclusive rights to copromote, but not to sell, indiplon in the U.S. Following filing of an NDA for indiplon, Neurocrine will also have rights to detail, but not to sell, our antidepressant, Zoloft, in the U.S. The government approved the transaction in February 2003 and we expensed a payment of $100 million made to Neurocrine in the first quarter of 2003 which was included in Research and development expenses. Additional milestone payments of $300 million could potentially be made to Neurocrine based on worldwide regulatory submissions and approvals. In 2004, we expensed $21 million in milestone payments (of the $300 million), which was included in Research and development expenses. We will fund the ongoing development of indiplon and pay royalties on worldwide sales and copromotion commissions in the U.S. Following the U.S. launch of indiplon, we will provide a $175 million secured credit facility to Neurocrine for a period of three years.

Also in December 2002, we announced an agreement with Eyetech Pharmaceuticals, Inc. (“Eyetech”) to jointly develop and commercialize Eyetech’s Macugen (pegaptanib sodium), a potential treatment for age-related macular degeneration (AMD) and diabetic macular edema (DME), both leading causes of blindness. The government cleared the transaction in February 2003 at which time we expensed a payment of $100 million which was included in Research and development expenses. Additional milestone payments up to $195.5 million could potentially be made to Eyetech based on worldwide regulatory submissions and approvals. Eyetech also has the potential to receive up to an additional $450 million in milestone payments, which are contingent upon successful commercialization of Macugen and attainment of agreed-upon sales levels. We will also fund the majority of the ongoing development costs for both the AMD and DME indications. The FDA approved Macugen for AMD in December 2004. In 2004, based on certain regulatory submissions and approvals, we expensed a $16 million milestone payment which was included in Research and development expenses and, in connection with the approval we capitalized, as an intangible asset, a $90 million milestone payment (both amounts were included in the $195.5 million). We will copromote Macugen with Eyetech in the U.S. and record alliance revenue for copromotion services provided to Eyetech. Outside the U.S., upon regulatory approvals, we will market the product exclusively under a royalty-bearing license and we will directly record sales of the product.

Additional product-related programs are in various stages of discovery and development.

26      |      2004 Financial Report

Costs and Expenses

Cost of Sales

Cost of sales decreased 21% in 2004 and increased 139% in 2003 while revenues increased 17% in 2004 and 39% in 2003. The change in 2004 cost of sales was primarily driven by the impact of purchase accounting on the 2003 income statement. Consistent with purchase accounting, Pharmacia’s assets, including inventory, were recorded on our balance sheet at fair value in 2003. As the inventory was sold, subsequent to the acquisition date, the income statement reflected the fair market value step-up of the inventory which totaled $2,747 million in 2003. Sales of this inventory were completed by the end of 2003.

Cost of sales in 2004 (which includes legacy Pharmacia’s product portfolio for the entire period) compared to 2003 decreased as a result of:

•	impact of purchase accounting in 2003, which reflected the incremental charge of $2,747 million from the sale of inventory acquired from Pharmacia, adjusted to fair value

•	merger-related cost savings

•	favorable product mix

partially offset by:

•	higher product costs attributable to legacy Pharmacia products

•	the unfavorable impact of the weakening of the U.S. dollar relative to many foreign currencies

Cost of sales in 2003 compared to 2002 increased as a result of:

•	impact of purchase accounting, which reflected the incremental charge of $2,747 million from the sale of inventory acquired from Pharmacia, adjusted to fair value

•	the impact of reflecting cost of sales for Celebrex and Bextra after the acquisition date compared to reflecting alliance revenue for the copromotion of Celebrex and Bextra prior to April 16, 2003

•	change in product mix, given the addition of legacy Pharmacia’s product portfolio, which has a higher product cost relative to legacy Pfizer’s product portfolio

•	the unfavorable impact of the weakening of the U.S. dollar relative to many foreign currencies partially offset by:

• merger-related cost savings

Selling, Informational and Administrative (SI&A) Expenses

SI&A expenses increased 12% in 2004 and 40% in 2003. Overall, both years reflect increases due to strong marketing and sales support for our broad portfolio of pharmaceutical products. In 2004, these increases are mainly due to the full year inclusion of Pharmacia SI&A-related activities, partially offset by cost synergies from Pharmacia-related restructuring activities. Marketing expenses of our pharmaceutical products included costs in 2004 primarily for supporting new product introductions such as Caduet, Lyrica, Inspra and Somavert and increased promotion

2004 Financial Report       |      27

Financial Review
Pfizer Inc and Subsidiary Companies

due to new product competition largely offset by the realization of merger synergies.

During 2003, marketing expenses of our pharmaceutical products included costs associated with the first quarter 2003 U.S. launch of the migraine product Relpax and continued commercial support for products recently launched in the U.S. including the anti-arthritic pain product Bextra (copromoted with Pharmacia in the U.S. prior to the acquisition date), the U.S. launch in the third quarter 2002 of the antifungal agent Vfend, and initial commercial support of the multiple sclerosis product Rebif (copromoted with Serono in the U.S.) launched in the fourth quarter 2002. In Europe, the launch of Spiriva (copromoted with BI) for COPD in the fourth quarter 2002 and the migraine product Relpax in the second quarter 2002 also contributed to the period-over-period increase in marketing expenses.

Research and Development (R&D) Expenses

R&D expenses increased 3% in 2004 and 44% in 2003. In 2004 and 2003, year-over-year growth for R&D expenses is attributable to the inclusion of Pharmacia-related activities and increased support of the advanced-stage development portfolio partially offset by cost synergies from Pharmacia-related restructuring activities.

R&D expense also includes payments for intellectual property rights of $160 million in 2004, $380 million in 2003 and $32 million in 2002. Additionally, see our discussion in the “Product Developments” section of this Financial Review.

Merger-Related In-Process Research and Development Charges

We recorded merger-related in-process research and development charges of $1,071 million in 2004 based on our estimate of the portion of the purchase price allocated to IPR&D, which included $920 million for Esperion.

We recorded an IPR&D charge of $5,052 million in 2003 for the portion of the purchase price of Pharmacia allocated to IPR&D. The components of the IPR&D charge included projects related to multiple therapeutic areas in Pharmacia’s portfolio, such as arthritis and pain.

Merger-Related Costs

We incurred the following merger-related costs, primarily in connection with our acquisition of Pharmacia which was completed on April 16, 2003:

(MILLIONS OF DOLLARS)	2004	2003	2002

Integration costs:
Pharmacia	$475	$838	$98
Other(a)	21	33	345
Restructuring costs:
Pharmacia	704	177	—
Other(a)	(7)	10	187

Total merger-related costs — expensed	$1,193	$1,058	$630

Total merger-related costs — capitalized	$581	$1,578	$—

(a)	Includes costs incurred in connection with our merger with Warner-Lambert Company (Warner-Lambert), which was completed on June 19, 2000.

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration.

Restructuring costs represent costs associated with asset write-offs, exit activities, employee termination costs and certain relocation costs.

28      |      2004 Financial Report

The restructuring of our operations resulting from our merger with Warner-Lambert was substantially complete as of December 31, 2003. Accordingly, we did not incur significant integration or restructuring charges in 2004 directly related to our merger with Warner-Lambert.

Cost synergies from the Pharmacia acquisition were $3.6 billion in 2004 and $1.3 billion in 2003. Cost synergies resulting from the acquisition of Pharmacia are expected to be about $4.2 billion in 2005. Synergies come from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings.

In connection with the acquisition of Pharmacia, Pfizer management approved plans throughout 2004 and 2003 to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. The restructuring of our operations as a result of our acquisition of Pharmacia is expected to continue through at least 2005 and is expected to include severance, costs of vacating duplicative facilities, contract termination and other exit costs.

Total merger-related expenditures (income statement and balance sheet) incurred during 2003-2005 to achieve these synergies are expected to be about $6.0 billion, on a pre-tax basis. The remaining costs expected to be incurred are primarily associated with asset impairments, exit costs and employee terminations.

Restructuring Costs Associated with Legacy Pharmacia — Capitalized

We recorded, through April 15, 2004, restructuring costs associated primarily with employee terminations and exiting certain activities of legacy Pharmacia. These costs were recognized as liabilities assumed in the purchase business combination. Accordingly, these costs were considered part of the purchase price of Pharmacia and have been recorded as an increase to goodwill (see the notes to the consolidated financial statements — Note 2A, Acquisitions: Pharmacia Corporation). At December 31, 2004, liabilities for restructuring costs incurred but not paid totaled $191 million and are included in Other current liabilities. Restructuring charges after April 15, 2004 associated with legacy Pharmacia are charged to the results of operations. Changes to previous estimates of restructuring charges that were included as part of the purchase price allocation of Pharmacia are recorded as a reduction of goodwill or as an expense to operations, as appropriate.

The majority of the restructuring costs related to employee terminations. Through December 31, 2004, employee termination costs totaling $1,535 million ($246 million recorded in 2004) represent the approved reduction of the legacy Pharmacia work force by 12,820 employees mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 12,248 employees were terminated as of December 31, 2004. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts.

Restructuring Costs Associated with Legacy Pfizer and Legacy Pharmacia — Expensed

Through December 31, 2004, we have recorded, in total, $881 million of restructuring costs ($704 million recorded in 2004). These restructuring costs were associated with exiting certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs. At December 31, 2004, liabilities for restructuring costs incurred but not paid totaled $218 million and are included in Other current liabilities.

The majority of the restructuring costs related to employee terminations. Through December 31, 2004, employee termination costs totaling $517 million ($377 million recorded in 2004) represent the approved reduction of the legacy Pfizer and legacy Pharmacia (from April 16, 2004) work force by 3,830 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 3,118 employees were terminated as of December 31, 2004. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts.

2004 Financial Report      |      29

Other (Income)/Deductions — Net

In September 2004, Pfizer and its wholly owned subsidiary, Quigley Company, Inc. (Quigley), (together, the Companies), announced that they have taken steps which, subject to court approval and approval by claimants, will resolve all pending and future claims against the Companies in which claimants allege personal injury from exposure to Quigley products containing asbestos, silica, or mixed dust. Quigley was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos, silica or mixed dust until the early 1970s. We recorded a charge of $369 million before-tax in 2004 in connection with these matters (see our discussions in the notes to the consolidated financial statements —Note 17B, Legal Proceedings and Contingencies: Product Liability Matters).

In the fourth quarter of 2003, we recorded charges totaling $1,402 million to cover the resolution of two legacy Warner-Lambert legal matters relating to Rezulin personal injury claims and a government investigation of marketing practices relating to Neurontin.

Taxes on Income

Our overall effective tax rate for continuing operations was 19.0% in 2004, 49.7% in 2003 and 22.1% in 2002. The lower tax rate in 2004 compared to 2003 was attributable to decreased merger-related in-process research and development charges, which are not deductible. The higher tax rate in 2003 compared to 2002 was primarily due to the impact of purchase accounting for the Pharmacia acquisition, as well as the significantly low benefit attributable to our charges for litigation settlements.

On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the Act). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend-received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, without further guidance, there remains significant uncertainty as to the interpretation of numerous provisions in the Act. As of December 31, 2004, we had not decided whether, and to what extent, we might repatriate foreign earnings under the Act, and, accordingly, the financial statements do not reflect any provision for taxes on unremitted foreign earnings. Since that time, however, the U.S. Treasury has issued some guidance, which appears to clarify some of the Act’s provisions, and management continues to investigate whether the Company might repatriate up to $29 billion in extraordinary dividends, as defined in the Act. This amount could increase by $8.6 billion, the amount of Pharmacia’s historical accumulated earnings, but is subject to further U.S. Treasury guidance. It is expected that the analysis and evaluation of the provision will be completed during the first quarter of 2005 and recommendations will be made to senior management and the Board of Directors for their approval to repatriate a portion of the total available as an extraordinary dividend. We expect to complete our analysis as to the total amount available for repatriation once the U.S. Treasury issues all of its guidance, including the expected passage of a Technical Corrections Bill by Congress. Since the U.S. Treasury has not completed the issuance of all of its guidance on the Act, the Company can only make a good-faith estimate of the tax liability that would have to be recorded if these extraordinary dividends are paid. Accordingly, the Company expects, based on the information presently available, that it would record a tax liability based on the 5.25% statutory rate in the Act. However, the actual cost to the Company is dependent on a number of factors that are currently being analyzed, including the amount of repatriation, the passage of the pending Technical Corrections Bill and further guidance from the Treasury. Therefore, the range of income tax effects of such repatriation cannot be reasonably estimated at this time.

Discontinued Operations

We evaluate our businesses and product lines on an ongoing basis for strategic fit within our operations. As a result of our evaluation, in 2004, we either sold or decided to sell the following businesses and product lines:

•	In March 2004, we decided to sell certain European generic pharmaceutical businesses. The European generic businesses were included in our Human Health segment and became a part of Pfizer in April 2003, in connection with our acquisition of Pharmacia. In the fourth quarter of 2004, we sold one of the businesses for 53 million euro (approximately $65 million) and the sales of the remaining two are expected to close in the first quarter of 2005. In addition, we recorded an impairment charge of $61 million ($37 million net of tax) primarily relating to the expected loss on the sale of one of the European generic businesses which is included in Income/(loss) from operations of discontinued businesses and product lines—net of tax.

•	In March 2004, we decided to sell certain non-core consumer product lines marketed primarily in Europe by our Consumer Healthcare segment and in May 2004, we agreed to sell these products for 135 million euro (approximately $163 million) in cash. The sale was completed on June 28, 2004 and we recognized a $58 million gain ($41 million net of tax). The majority of these products were small brands sold in single markets only and included certain products that became a

30      |       2004 Financial Report

part of Pfizer in April 2003 in connection with our acquisition of Pharmacia.

•	In March 2004, we decided to sell our surgical ophthalmic business and in April 2004, we agreed to sell this business for $450 million in cash. The sale was completed on June 26, 2004. The surgical ophthalmic business was included in our Human Health segment and became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia.

•	In January 2004, we agreed to sell our in-vitro allergy and autoimmune diagnostics testing (Diagnostics) business, formerly included in the “Corporate/Other” category of our segment information, for $575 million in cash. The sale was completed on April 23, 2004. The Diagnostics business was acquired in April 2003 in connection with our acquisition of Pharmacia.

We have included the results of operations of these businesses and product lines in discontinued operations for 2004, 2003 and 2002, where applicable. Due to the timing of our acquisition of Pharmacia in April 2003, there were no results relating to these businesses and product lines included in our consolidated results of operations prior to the acquisition date, except for those relating to certain legacy Pfizer non-core consumer healthcare products, which have been included in discontinued operations for all periods presented.

In 2004, we earned $17 million of income ($10 million net of tax) relating to the prior year of sale of the femhrt, Estrostep and Loestrin product lines.

The significant assets and liabilities relating to these businesses and product lines included intangible assets; goodwill; property, plant and equipment; inventory; accounts receivable; accrued liabilities and deferred taxes.

In 2003, we sold the following businesses and product lines:

•	In April 2003, we completed the sale of the hormone replacement therapy femhrt, formerly part of our Human Health segment, for $160 million in cash with a right to receive up to $63.8 million contingent on femhrt retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of this product of $139 million ($83 million net of tax) in the consolidated statement of operations for 2003.

•	In March 2003, we sold the oral contraceptives Estrostep and Loestrin, formerly part of our Human Health segment, for $197 million in cash with a right to receive up to $47.3 million contingent on Estrostep retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of these two products of $193 million ($116 million net of tax) in the consolidated statement of operations for 2003.

•	In March 2003, we sold the Adams confectionery products business, formerly part of our Consumer Healthcare segment, for $4.2 billion in cash. We recognized a gain on the sale of this business of $3,091 million ($1,824 million net of tax) in the consolidated statement of operations for 2003.

•	In March 2003, we sold the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Healthcare segment, for $930 million in cash. We recognized a gain on the sale of this business of $462 million ($262 million net of tax) in the consolidated statement of operations for 2003.

In December 2002, we sold the Tetra fish-care products business, formerly part of our Consumer Healthcare segment for $238.5 million in cash. We recognized a gain on the sale of this business of $117 million ($77 million net of tax) in the consolidated statement of operations for 2002 only.

These businesses and product lines are reported as discontinued operations in the periods presented.

2004 Financial Report      |      31

The following amounts have been segregated from continuing operations and reported as discontinued operations:

(MILLIONS OF DOLLARS)	2004	2003	2002

Revenues	$405	$1,214	$2,987

Pre-tax income/(loss)	(39)	43	477
Provision for/(benefit) from taxes	(17)	17	179

Income/(loss) from operations of discontinued businesses and product lines — net of tax	(22)	26	298

Pre-tax gains on sales of discontinued businesses and product lines	75	3,885	117
Provision for taxes on gains(a)	24	1,600	40

Gains on sales of discontinued businesses and product lines — net of tax	51	2,285	77

Discontinued operations — net of tax	$29	$2,311	$375

(a)	Includes deferred taxes of $24 million in 2004, $744 million in 2003 and $40 million in 2002.

Adjusted Income

General Description of Adjusted Income Measure

Adjusted Income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. The Company reports Adjusted Income in order to portray the results of our major operations—the discovery, development, manufacture, marketing, and sale of prescription medicines for humans and animals, as well as our over-the-counter products—prior to considering certain income statement elements. We have defined Adjusted Income as net income before discontinued operations, the cumulative effect of change in accounting principles, significant impacts of purchase accounting for acquisitions, merger-related costs and certain significant items. The Adjusted Income measure is not and should not be viewed as a substitute for U.S. GAAP Net Income.

The Adjusted Income measure is an important internal measurement for Pfizer. We measure the performance of the overall Company on this basis. The following are examples of how the Adjusted Income measure is utilized.

•	Senior management receives a monthly analysis of the operating results of our Company that is prepared on an Adjusted Income basis;

•	The annual budgets of our Company are prepared on an Adjusted Income basis; and

•	Annual and long-term compensation, including annual cash bonuses, merit-based salary adjustments, and stock options, for various levels of management is based on financial measures that include Adjusted Income. The Adjusted Income measure currently represents a significant portion of target objectives that are utilized to determine the annual compensation for various levels of management, although the actual weighting of the objective may vary by level of management and job responsibility, and may be considered in the determination of certain long-term compensation plans. The portion of senior management’s bonus, merit-based salary increase and stock option awards based on the Adjusted Income measure ranges from 10%–30%.

32      |       2004 Financial Report

Despite the importance of this measure to management in goal setting and performance measurement, we stress that Adjusted Income is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, Adjusted Income (unlike U.S. GAAP Net Income) may not be comparable with the calculation of similar measures for other companies. Adjusted Income is presented solely to permit investors to more fully understand how management assesses the performance of our Company.

We also recognize that, as an internal measure of performance, the Adjusted Income measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted Income measure is that it provides a view of our Company’s operations without including all events during a period such as the effects of an acquisition, merger-related charges or amortization of purchased intangibles and does not provide a comparable view of our performance to other companies in the pharmaceutical industry. We also use other specifically tailored tools designed to ensure the highest levels of performance in the Company. For example, our Research and Development organization has productivity targets, upon which its effectiveness is measured. In addition, for senior levels of management, a portion of their long-term compensation is based on U.S. GAAP net income.

Purchase Accounting Adjustments

Adjusted Income is calculated prior to considering significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia and Esperion as well as net-asset acquisitions. These impacts can include charges for purchased in-process research and development, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, and the incremental charges related to the amortization of finite-lived intangible assets for the increase to fair value. Therefore, the Adjusted Income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

Certain of the purchase accounting adjustments associated with a business combination, such as the amortization of intangibles, can occur for up to 40 years (with a weighted average useful life of approximately 10 years), but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs have been previously expensed.

However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted Income. This component of Adjusted Income is derived solely with the impacts of the items listed in the first paragraph of this section. We have not factored in the impacts of any other differences in experience that might have occurred if Pfizer had discovered and developed those intangible assets on its own and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, our research and development costs in total, and in the periods presented, may have been different; our speed to commercialization and resulting sales, if any, may have been different; or our costs to manufacture may have been different. In addition, our marketing efforts may have been received differently by our customers. As such, in total, there can be no assurance that our Adjusted Income amounts would have been the same as presented had Pfizer discovered and developed the acquired intangible assets.

Merger-Related Costs

Adjusted Income is calculated prior to considering integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred to restructure and integrate two businesses as a result of the acquisition decision. For additional clarity, only restructuring and integration activities that are associated with a purchase business combination or a net-asset acquisition are included in merger-related costs. We have not factored in the impacts on synergies that would have resulted had these costs not been incurred.

2004 Financial Report      |      33

We believe that viewing income prior to considering these charges provides investors with a useful additional perspective because the significant costs incurred in a business combination result primarily from the need to eliminate duplicate assets, activities or employees — a natural result of acquiring a fully integrated set of activities. For this reason, we believe that the costs incurred to convert disparate systems, to close duplicative facilities or to eliminate duplicate positions (for example, in the context of a business combination) can be viewed differently from those costs incurred in other, more normal business contexts.

The integration and restructuring costs associated with a business combination may occur over several years with the more significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA. In other situations, we may be required by local laws to obtain approvals prior to terminating certain employees. This approval process can delay the termination action.

Discontinued Operations

Adjusted Income is calculated prior to considering gains or losses on the sale of businesses and product lines included in discontinued operations as well as the related results of operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines on an ongoing basis for strategic fit with our operations, we do not build or run our businesses with an intent to sell them.

Certain Significant Items

Adjusted Income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items which could be included as certain significant items would be a major non-acquisition-related restructuring charge, if non-recurring in nature; costs associated with a significant recall of one of our products; charges related to sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; certain intangible asset impairments; or possible charges related to legal matters, such as certain of those discussed in Legal Proceedings in our Form 10-K and in Part II: Other Information; Legal Proceedings included in our Form 10-Q filings (for example, our $369 million charge related to certain asbestos-related matters incurred in 2004 or our $1,402 million charge related to the resolution of two legacy Warner-Lambert litigation matters incurred in 2003). Normal, ongoing defense costs of the Company or settlements and accruals on legal matters made in the normal course of our business would not be considered a certain significant item.

34      |       2004 Financial Report

Reclassification

In 2004, in response to a change in Pfizer’s business strategy, we revised our basis for Adjusted Income such that we no longer consider certain items in Adjusted Income. For example, copromotion charges and payments for intellectual-property rights for unapproved products being developed by third parties and the operational contribution of divestitures are no longer presented in an alternative manner from U.S. GAAP. We have revised our previous 2003 and 2002 basis for Adjusted Income to conform to the 2004 presentation.

A reconciliation between net income, as reported under U.S. GAAP, and Adjusted Income follows:

				% CHANGE

(MILLIONS OF DOLLARS)	2004	2003	2002	04/03	03/02

Reported net income	$11,361	$3,910	$9,126	191	(57)
Discontinued operations — net of tax	(29)	(2,311)	(375)	(99)	516
Cumulative effect of change in accounting principles — net of tax	—	30	410	*	*
Purchase accounting adjustments — net of tax	3,389	8,666	—	(61)	—
Merger-related costs — net of tax	786	659	387	19	70
Certain significant items — net of tax	629	1,358	—	(54)	—

Adjusted income	$16,136	$12,312	$9,548	31	29

* Calculation not meaningful.

Adjusted income excludes the following items:

(MILLIONS OF DOLLARS)	2004	2003	2002

Discontinued operations, pre-tax:
Loss/(income) from operations of discontinued businesses and product lines(a)	$39	$(43)	$(477)
Gains on sales of discontinued businesses and product lines(a)	(75)	(3,885)	(117)

Total discontinued operations pre-tax	(36)	(3,928)	(594)
Income taxes	7	1,617	219

Total discontinued operations — net of tax	(29)	(2,311)	(375)

Cumulative effect of change in accounting principles — net of tax	—	30	410

Purchase accounting adjustments, pre-tax:
In-process research and development charges(b)	1,071	5,052	—
Intangible amortization and other(c)	3,285	2,336	—
Sale of acquired inventory written up to fair value(d)	40	2,747	—

Total purchase accounting adjustments, pre-tax	4,396	10,135	—
Income taxes	(1,007)	(1,469)	—

Total purchase accounting adjustments — net of tax	3,389	8,666	—

Merger-related costs, pre-tax:
Integration costs — Pharmacia(e)	475	838	98
Integration costs — Other(e)	21	33	345
Restructuring costs — Pharmacia(e)	704	177	—
Restructuring costs — Other(e)	(7)	10	187

Total merger-related costs, pre-tax	1,193	1,058	630
Income taxes	(407)	(399)	(243)

Total merger-related costs — net of tax	786	659	387

Certain significant items, pre-tax:
Various litigation charges(f)	369	1,402	—
Impairment of Depo-Provera intangible asset(f)	691	—	—
Other legacy Pharmacia intangible asset impairments(f)	11	—	—
Contingent income earned from the prior year sale of a product-in-development(f)	(100)	—	—
Operating results of divested legacy Pharmacia research facility(g)	64	—	—

Total certain significant items, pre-tax	1,035	1,402	—
Income taxes	(406)	(44)	—

Total certain significant items — net of tax	629	1,358	—

Total discontinued operations, cumulative effect of change in accounting principles, purchase accounting adjustments, merger- related costs and certain significant items — net of tax	$4,775	$8,402	$422

(a) Included in Discontinued operations—net of tax.

(b) Included in Merger-related in-process research and development charges.

(c) Included primarily in Amortization of intangible assets.

(d) Included in Cost of sales.

(e) Included in Merger-related costs.

(f) Included in Other (income)/deductions—net.

(g) Included in Research and development expenses.

2004 Financial Report      |     35

Financial Condition, Liquidity and Capital Resources

Our net financial asset position as of December 31 was as follows:

(MILLIONS OF DOLLARS)	2004	2003

Financial assets:
Cash and cash equivalents	$1,808	$1,520
Short-term investments	18,085	10,432

Short-term loans	653	391
Long-term investments and loans	3,873	6,142

Total financial assets	24,419	18,485

Debt:
Short-term borrowings	11,266	8,818
Long-term debt	7,279	5,755

Total debt	18,545	14,573

Net financial assets	$5,874	$3,912

We rely largely on operating cash flow, short-term commercial paper borrowings and long-term debt to provide for the working capital needs of our operations, including our R&D activities. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future.

We continue to investigate whether we might repatriate, in 2005, earnings from international subsidiaries pursuant to the American Jobs Creation Act of 2004. If a decision is made to repatriate, the funds would be used in accordance with the requirements of the Act. These matters are discussed above in the “Taxes on Income” section of this Financial Review.

Investments

Our short-term and long-term investments consist primarily of high quality, liquid investment-grade available-for-sale debt securities. Our long-term investments include debt securities that totaled $2,131 million at December 31, 2004, which have maturities ranging substantially from 1 to 5 years. Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to our operations. Where local restrictions prevent intercompany financing, working capital needs are met through operating cash flows and/or external borrowings.

Debt Capacity

Our short-term borrowings are rated P-1 by Moody’s Investors Service (Moody’s) and A-1+ by Standard & Poor’s (S&P). Our long-term debt is rated Aaa by Moody’s and AAA by S&P. Moody’s and S&P are the major corporate debt-rating organizations. Our superior credit ratings are primarily based on our diversified product portfolio, our strong operating cash flow, our substantial financial assets and our strong late-stage product pipeline. Our access to short-term financing at favorable rates would be affected by a substantial downgrade in our credit ratings.

We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We maintain cash balances and short-term investments in excess of our commercial paper and other short-term borrowings. At December 31, 2004, we had access to $2.6 billion of lines of credit, of which $2.0 billion expire within one year. Of these lines of credit, $2.3 billion are unused, of which our lenders have committed to loan us $1.0 billion at our request. One billion of the unused lines of credit relate to our commercial paper borrowings, of which half expire within one year.

At December 31, 2004, we had the ability to borrow approximately $2.0 billion by issuing debt securities under our existing debt shelf registration statement filed with the SEC in November 2002.

2004 Financial Report      |     36

Debt Issued

In September 2004, we issued $1.0 billion of senior unsecured floating-rate notes at LIBOR, less a nominal amount, with an initial maturity of 13 months. The debt holders have the option to extend the term of the notes by one month, each month, during the five-year maximum term of the notes. In addition, the adjustment to LIBOR increases each September by a nominal amount. The notes are callable by us at par plus accrued interest to date every six months, with thirty-day notice.

During 2004, we issued the following debt under our debt shelf registration, which was used for current general corporate purposes, including the refinancing of existing debt:

In November 2004:

•	$1.0 billion senior unsecured notes, due November 2005, which pay interest quarterly, beginning on February 4, 2005, at LIBOR, less a nominal amount.

In February 2004:

•	$750 million senior unsecured notes, due February 2014, which pay interest semi-annually, beginning on August 15, 2004, at a rate of 4.5%; and

•	$700 million senior unsecured notes, due March 2007, which pay interest semi-annually, beginning on September 15, 2004, at a rate of 2.5%.

Selected Measures of Liquidity and Capital Resources

The following table sets forth certain relevant measures of our liquidity and capital resources:

(MILLIONS OF DOLLARS, EXCEPT RATIOS)	2004	2003

Cash and cash equivalents and short-term investments and loans	$20,546	$12,343
Working capital(a)	$13,236	$6,768
Ratio of current assets to current liabilities	1.50:1	1.28:1
Shareholders’ equity per common share(b)	$9.19	$8.63

(a)	Working capital includes assets and liabilities of our discontinued businesses and product lines held for sale at December 31, 2004 and December 31, 2003.

(b)	Represents total shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares, including those held by our employee benefit trust).

The increase in working capital in 2004 compared to 2003 was primarily due to the following:

•	cash from current period operations

•	cash proceeds from long-term debt issuances —$2,586 million

•	cash proceeds from the exercise of stock options —$988 million

•	net cash proceeds from sale of long-term investments—$241 million

•	an increase in accounts receivable of $731 million which is consistent with our revenue growth (primarily in our international markets) and includes the impact of longer payment terms on certain generic product sales and increased alliance-revenue-related receivables due, in part, to the U.S. launch of Spiriva in 2004

•	an increase in inventory of $961 million which reflects the impact of foreign exchange, increased production costs, increases in connection with new product launches and inventory acquired from certain acquisitions

37      |          2004 Financial Report

partially offset by:

•	purchases of our common stock—$6,659 million

•	cash dividends on our common and preferred stock—$5,082 million

•	purchase of property, plant and equipment—$2,601 million

•	net cash paid to acquire Esperion, Campto, and other entities—$2,263 million

Summary of Cash Flows

(MILLIONS OF DOLLARS)	2004	2003	2002

Cash provided by/(used in):
Operating activities	$16,340	$11,713	$9,864
Investing activities	(9,422)	4,850	(4,338)
Financing activities	(6,629)	(16,909)	(4,999)
Discontinued operations	—	14	319
Effect of exchange-rate changes on cash and cash equivalents	(1)	(26)	(4)

Net increase/(decrease) in cash and cash equivalents	$288	$(358)	$842

Operating Activities

Our net cash provided by continuing operating activities was $16,340 million in 2004 compared to $11,713 million in 2003. The increase in net cash provided by operating activities was primarily attributable to:

•	current period income from operations, net of non-cash items, which reflects the increased revenues attributable to Pharmacia products for the full-year 2004 compared to recording sales of Pharmacia products in 2003 from the April 16, 2003 acquisition date

•	lower voluntary pension plan contributions

•	timing of tax payments

partially offset by:

•	payments, in 2004, for litigation settlements relating to Rezulin and Neurontin that were accrued in 2003

Our net cash provided by continuing operating activities was $11,713 million in 2003 compared to $9,864 million in 2002. The increase in net cash provided by operating activities was primarily attributable to:

•	current period income from continuing operations, net of non-cash items, which included the operating cash flows of Pharmacia from April 16, 2003, the acquisition date partially offset by:

•	timing of tax payments

2004 Financial Report       |      38

Financial Review
Pfizer Inc and Subsidiary Companies

•	increased voluntary pension plan contributions

In the cash flow statement, Other includes adjustments for non-cash items such as valuation adjustments.

Investing Activities

Our net cash used in investing activities was $9,422 million in 2004 compared to net cash provided by investing activities of $4,850 million in 2003. The increase in net cash used in investing activities was primarily attributable to:

•	an increase in net purchases of short-term and long-term investments (an increased use of $6,137 million)

•	net cash paid of $2,263 million relating to the acquisitions of Esperion, Campto, and other entities compared to cash and cash equivalents acquired in the Pharmacia acquisition of $1,789 million (an increased use of $4,052 million)

•	a decrease in the proceeds from the sales of businesses and product lines (an increased use of $4,326 million)

Our net cash provided by investing activities was $4,850 million in 2003 compared to net cash used in investing activities of $4,338 million in 2002. The increase in net cash provided by investing activities was primarily attributable to:

•	proceeds received from the sale of the Adams and Schick-Wilkinson Sword businesses, the women’s health product lines and other products in the aggregate amount of $5,602 million

•	cash and cash equivalents acquired in the Pharmacia acquisition of $1,789 million

•	a decline in long-term and short-term investment purchases of $3,715 million partially offset by:

•	increases in purchases of property, plant and equipment of $871 million, which included worldwide renovations to certain properties, the purchase of an additional building for our corporate headquarters and the construction of a new manufacturing plant in Singapore

•	a decline in proceeds from long-term and short-term investments of $842 million

Financing Activities

Our net cash used in financing activities, funded by the cash generated by operating and investing activities, decreased to $6,629 million in 2004 compared to $16,909 million in 2003. The decrease in net cash used in financing activities was primarily attributable to:

•	a decrease in common stock purchases under our share-purchase programs of $6,378 million

•	an increase in net borrowings of $4,691 million due primarily to an increase in net short-term borrowings of $2,930 million (including the November 2004 issuance of $1,000 million in senior floating rate unsecured notes) and net long-term debt of $1,761 million (including the issuances in February 2004 of $1,450 million in senior unsecured notes and in September 2004 of $1,000 million in senior unsecured floating rate notes)

partially offset by:

•	an increase in cash dividends paid of $729 million primarily as a result of a 13% increase in the quarterly dividends on our common stock

39      |          2004 Financial Report

Our net cash used in financing activities was $16,909 million in 2003 compared to $4,999 million in 2002. The increase in net cash used in financing activities was primarily attributable to:

•	an increase in cash dividends paid of $1,185 million, primarily as a result of a 15% increase in the quarterly dividends on our common stock

•	an increase in common stock purchases under our share-purchase programs of $8,041 million

•	a decrease in net proceeds from borrowings of $3,096 million

In October 2004, we announced a new $5 billion share-purchase program, which is expected to be completed by the end of 2005 and will be funded from operating cash flows.

In December 2003, we announced a $5 billion share-purchase program, which we completed in October 2004 and was funded from operating cash flows. In total, under the December 2003 program, we purchased approximately 146 million shares.

In July 2002, we announced a $16 billion share-purchase program, increased from the initial $10 billion authorized by our Board of Directors on June 27, 2002, which we completed in November 2003. In total, under the June 2002 program, we purchased approximately 508 million shares.

A summary of common stock purchases follows:

	SHARES OF	AVERAGE	TOTAL COST OF
(MILLIONS OF SHARES AND	COMMON STOCK	PER-SHARE	COMMON STOCK
DOLLARS EXCEPT PER-SHARE DATA)	PURCHASED	PRICE PAID	PURCHASED

2004:
October 2004 program	63	$26.79	$1,696
December 2003 program	145	$34.14	4,963

Total	208		$6,659

2003:
December 2003 program	1	$34.57	$37
June 2002 program	406	$31.99	13,000

Total	407		$13,037

2004 Financial Report | 40

Contractual Obligations

Payments due under contractual obligations at December 31, 2004 mature as follows:

	YEARS
			OVER 1	OVER 3
(MILLIONS OF DOLLARS)	TOTAL	WITHIN 1	TO 3	TO 5	AFTER 5

Long-term debt(a)	$7,279	$—	$2,471	$2,371	$2,437
Other long-term liabilities reflected on our balance sheet under GAAP(b)	2,935	285	524	529	1,597
Lease commitments(c)	1,724	276	502	353	593
Purchase obligations(d)	1,233	643	540	50	—

(a)	Long-term debt consists of senior unsecured notes, floating-rate unsecured notes, foreign denominated notes and other borrowings and mortgages.

(b)	Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans.

(c)	Includes operating and capital lease obligations.

(d)	Purchase obligations represent agreements to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services and employee benefit administration services.

In 2005, we expect to spend approximately $2.7 billion on property, plant and equipment.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and at December 31, 2004, recorded amounts for the estimated fair value of these indemnifications are not material.

Certain of our copromotion agreements include additional provisions that give our alliance partners the right to negotiate for, or in some cases to obtain, under certain financial conditions, copromotion rights in specified countries with respect to certain of our products.

Dividends on Common Stock

We declared dividends of $5,243 million in 2004 and $4,764 million in 2003 on our common stock. In 2004, we increased our annual dividend to $.68 per share from $.60 per share in 2003. In December 2004, our Board of Directors declared a first-quarter 2005 dividend of $.19 per share. The 2005 cash dividend marks the 38th consecutive year of dividend increases.

Our current dividend provides a return to shareholders while maintaining sufficient capital to invest in growing our businesses. Our dividends are funded from operating cash flows and short-term commercial paper borrowings; are based on our profitability; and are not restricted by debt covenants. To the extent we have additional capital in excess of investment opportunities, we typically offer a return to our shareholders through a stock repurchase program. We believe the Company’s profitability and access to financial markets provides sufficient capability for the Company to pay current and future dividends.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.123R, Share-Based Payment. SFAS 123R replaces SFAS 123, Stock-Based Compensation issued in 1995. SFAS 123R requires that the fair value of the grant of employee stock options be reported as an expense. Historically, we have disclosed in our footnotes the pro forma expense effect of the grants (see the notes to the consolidated financial statements—Note 1N, Significant Accounting Policies: Share-Based Payments).

In 2005, except for most of senior Pfizer management, Pfizer plans to reduce the number of options granted, but also grant restricted stock units that vest over five years. Restricted stock units are valued at grant date at the fair value of the stock on that date, which is the quoted value of our common stock at the grant date.

41 | 2004 Financial Report

We plan to adopt SFAS 123R when required in the third quarter of 2005. The estimated impact of adopting SFAS 123R on operations for the remainder of 2005 is $270 million (includes $201 million relating to stock options). This amount contemplates planned changes in the types of share awards granted. The estimate was determined in January 2005, based on an estimate of our common stock price in the fourth week in February and other option valuation assumptions when share-based payment awards are scheduled to be made. The addition of the third and fourth quarter 2005 expense effect to the first and second quarter pro forma expense effect would then be comparable in amount (but not income statement effect) to the annual pro forma effects of previously disclosed annual pro forma expense effects of employee stock option grants.

The estimated impact on financial position, including the short-term and long-term deferred tax assets related to unvested options at adoption date, is expected to be immaterial.

Forward-Looking Information and Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results. Among the factors that could cause actual results to differ materially are the following:

•	the success of research and development activities

•	decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products

•	final actions relating to Celebrex and/or Bextra that may be taken by the FDA and/or the European Medicines Evaluation Agency in connection with their respective reviews of the benefits and risks of COX-2-specific inhibitor medicines and related agents

•	the speed with which regulatory authorizations, pricing approval and product launches may be achieved

•	competitive developments affecting our current growth products

•	the ability to successfully market both new and existing products domestically and internationally

•	difficulties or delays in manufacturing

•	trade buying patterns

•	the ability to meet generic and branded competition after the loss of patent protection for our products

•	trends toward managed care and healthcare cost containment

•	possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare; the importation of prescription drugs that are marketed outside the U.S. and sold

2004 Financial Report | 42

at prices that are regulated by governments of various foreign countries; and the involuntary approval of prescription medicines for over-the-counter use

•	the potential impact of the Medicare Prescription Drug Improvement and Modernization Act of 2003

•	legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access

•	contingencies related to actual or alleged environmental contamination

•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates

•	legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, government investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings

•	the Company’s ability to protect its patents and other intellectual property both domestically and internationally

•	interest rate and foreign currency exchange rate fluctuations

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations

•	changes in generally accepted accounting principles

•	any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas

•	growth in costs and expenses

•	changes in our product mix

•	the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia

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

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission.

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Cautionary Factors That May Affect Future Results” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2004, which will be filed in February 2005. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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

43 | 2004 Financial Report

Foreign Exchange Risk — A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same currency revenues in relation to same currency costs, and same currency assets in relation to same currency liabilities.

Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from mostly intercompany short-term foreign currency assets and liabilities that arise from operations. We also use foreign currency forward-exchange contracts and foreign currency swaps to hedge the potential earnings effects from short and long-term foreign currency investments and loans and intercompany loans.

Foreign currency put options are sometimes purchased to reduce a portion of the potential negative effects on earnings related to certain of our significant anticipated intercompany inventory purchases for up to two years. In early 2003, these purchased options hedged Japanese yen versus the U.S. dollar.

In addition, under certain market conditions, we protect against possible declines in the reported net assets of our Japanese yen functional currency subsidiaries.

For additional details on foreign exchange exposures, see the notes to the consolidated financial statements—Note 8D, Financial Instruments: Derivative Financial Instruments and Hedging Activities.

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

•	foreign currency forward-exchange contracts and currency swaps-net present values

•	foreign receivables, payables, debt and loans-changes in exchange rates

In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar. All other factors were held constant.

If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see the notes to the consolidated financial statements—Note 8D, Financial Instruments: Derivative Financial Instruments and Hedging Activities.

Interest Rate Risk — Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We are also subject to interest rate risk on Japanese yen short and long-term borrowings. We invest and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed rate investments and borrowings or through the use of derivative financial instruments like interest rate swaps.

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

2004 Financial Report | 44

Legal Proceedings and Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We do not believe any of them will have a material adverse effect on our financial position. We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see the notes to the consolidated financial statements—Note 1B, Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

Patent claims include challenges to the coverage and/or validity of our patents on various products or processes. Although we believe we have substantial defenses to these challenges with respect to all our material patents, there can be no assurance as to the outcome of these matters, and a loss in any of these cases could result in a loss of patent protection for the drug at issue, which could lead to a significant loss of sales of that drug and could materially affect future results of operations.

45 | 2004 Financial Report

Management’s Report on
Internal Control Over Financial Reporting

Management’s Report

We prepared and are responsible for the financial statements that appear in our 2004 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America, and therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2004.

The Company’s independent auditors have issued their auditors’ report on management’s assessment of the Company’s internal control over financial reporting. That report appears in our 2004 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Henry A. McKinnell
Chairman and
Chief Executive Officer

David L. Shedlarz	Loretta V. Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 24, 2005

46 | 2004 Financial Report

Audit Committee’s Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent auditor regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Committee discussed with the independent auditor matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees.

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

The Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee has recommended and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent auditor.

Robert Burt
Chair, Audit Committee

February 24, 2005

The Audit Committee’s Report shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee’s Report by reference therein.

2004 Financial Report | 47

Report of Independent Registered
Public Accounting Firm on the
Consolidated Financial Statements

To the Board of Directors and Shareholders of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2004 and 2003, and their results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc and Subsidiary Companies’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control–Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP
New York, NY

February 24, 2005

2004 Financial Report | 48

Report of Independent Registered
Public Accounting Firm on
Internal Control Over
Financial Reporting

To the Board of Directors and Shareholders of Pfizer Inc:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Pfizer Inc and Subsidiary Companies maintained effective internal control over financial reporting as of December 31, 2004, based on, criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Pfizer Inc and Subsidiary Companies maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on, criteria established in Internal Control-Integrated Framework issued by the COSO. Also, in our opinion, Pfizer Inc and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on, criteria established in Internal Control–Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 24, 2005 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, NY

February 24, 2005

2004 Financial Report | 49

Consolidated Statement of Income
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2004	2003	2002

Revenues	$52,516	$44,736	$32,294
Costs and expenses:
Cost of sales(a)	7,541	9,589	4,014
Selling, informational and administrative expenses(a)	16,903	15,108	10,829
Research and development expenses(a)	7,684	7,487	5,208
Amortization of intangible assets	3,364	2,187	22
Merger-related in-process research and development charges	1,071	5,052	—
Merger-related costs	1,193	1,058	630
Other (income)/deductions — net	753	1,009	(175)

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	14,007	3,246	11,766
Provision for taxes on income	2,665	1,614	2,599
Minority interests	10	3	6

Income from continuing operations before cumulative effect of change in accounting principles	11,332	1,629	9,161

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	(22)	26	298
Gains on sales of discontinued businesses and product lines — net of tax	51	2,285	77

Discontinued operations — net of tax	29	2,311	375

Income before cumulative effect of change in accounting principles	11,361	3,940	9,536
Cumulative effect of change in accounting principles — net of tax	—	(30)	(410)

Net income	$11,361	$3,910	$9,126

Earnings per common share — basic
Income from continuing operations before cumulative effect of change in accounting principles	$1.51	$.22	$1.49
Discontinued operations	—	.32	.06

Income before cumulative effect of change in accounting principles	1.51	.54	1.55
Cumulative effect of change in accounting principles	—	—	(.07)

Net income	$1.51	$.54	$1.48

Earnings per common share — diluted
Income from continuing operations before cumulative effect of change in accounting principles	$1.49	$.22	$1.47
Discontinued operations	—	.32	.06

Income before cumulative effect of change in accounting principles	1.49	.54	1.53
Cumulative effect of change in accounting principles	—	—	(.07)

Net income	$1.49	$.54	$1.46

Weighted-average shares — basic	7,531	7,213	6,156
Weighted-average shares — diluted	7,614	7,286	6,241

(a)	Exclusive of amortization of intangible assets, except as disclosed in Note 1K, Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

See Notes to Consolidated Financial Statements which are an integral part of these statements.

50 | 2004 Financial Report

Consolidated Balance Sheet
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2004	2003

Assets
Current Assets
Cash and cash equivalents	$1,808	$1,520
Short-term investments	18,085	10,432
Accounts receivable, less allowance for doubtful accounts:
2004 — $205; 2003 — $185	9,367	8,636
Short-term loans	653	391
Inventories	6,660	5,699
Prepaid expenses and taxes	2,939	2,758
Assets of discontinued businesses and product lines held for sale	182	1,241

Total current assets	39,694	30,677
Long-term investments and loans	3,873	6,142
Property, plant and equipment, less accumulated depreciation	18,385	18,156
Goodwill	23,756	22,265
Identifiable intangible assets, less accumulated amortization	33,251	35,591
Other assets, deferred taxes and deferred charges	4,725	3,944

Total assets	$123,684	$116,775

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings, including current portion of long-term debt	$11,266	$8,818
Accounts payable	2,672	2,587
Dividends payable	1,418	1,300
Income taxes payable	1,963	1,910
Accrued compensation and related items	1,939	1,740
Accrued litigation settlements	264	1,402
Other current liabilities	6,872	5,850
Liabilities of discontinued businesses and product lines held for sale	64	302

Total current liabilities	26,458	23,909
Long-term debt	7,279	5,755
Pension benefit obligations	2,821	2,858
Postretirement benefit obligations	1,450	1,451
Deferred taxes	12,632	13,012
Other noncurrent liabilities	4,766	4,413

Total liabilities	55,406	51,398

Shareholders’ Equity
Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2004 — 4,791; 2003 — 5,445	193	219
Common stock, $ .05 par value; 12,000 shares authorized; issued: 2004 — 8,754; 2003 — 8,702	438	435
Additional paid-in capital	67,098	66,396
Employee benefit trust	(1,229)	(1,898)
Treasury stock, shares at cost; 2004 — 1,281; 2003 — 1,073	(35,992)	(29,352)
Retained earnings	35,492	29,382
Accumulated other comprehensive income	2,278	195

Total shareholders’ equity	68,278	65,377

Total liabilities and shareholders’ equity	$123,684	$116,775

See Notes to Consolidated Financial Statements which are an integral part of these statements.

2004 Financial Report | 51

Consolidated Statement of Shareholders’ Equity
Pfizer Inc and Subsidiary Companies

	PREFERRED		COMMON			EMPLOYEE		TREASURY			ACCUM. OTHER
	STOCK		STOCK		ADDITIONAL	BENEFIT TRUST		STOCK			COMPRE-
(MILLIONS, EXCEPT		STATED		PAR	PAID-IN		FAIR			RETAINED	HENSIVE
PREFERRED SHARES)	SHARES	VALUE	SHARES	VALUE	CAPITAL	SHARES	VALUE	SHARES	COST	EARNINGS	INC./(EXP.)	TOTAL

Balance January 1, 2002	—	$—	6,792	$340	$9,300	(67)	$(2,650)	(515)	$(11,378)	$24,430	$(1,749)	$18,293
Comprehensive income:
Net income										9,126		9,126
Other comprehensive expense — net of tax:
Currency translation adjustment and other											85	85
Net unrealized loss on available-for-sale securities											(32)	(32)
Minimum pension liability											(179)	(179)

Total other comprehensive expense											(126)	(126)

Total comprehensive income												9,000
Cash dividend declared — common stock										(3,313)		(3,313)
Stock option transactions			34	1	789	9	366	—	(8)			1,148
Purchases of common stock								(153)	(4,996)			(4,996)
Employee benefit trust transactions — net					(863)	—	498	1	28			(337)
Other			3	—	142			—	13			155

Balance December 31, 2002	—	—	6,829	341	9,368	(58)	(1,786)	(667)	(16,341)	30,243	(1,875)	19,950
Comprehensive income:
Net income										3,910		3,910
Other comprehensive income — net of tax:
Currency translation adjustment and other											2,070	2,070
Net unrealized gain on available-for-sale securities											68	68
Minimum pension liability											(68)	(68)

Total other comprehensive income											2,070	2,070

Total comprehensive income												5,980
Pharmacia acquisition	6,019	242	1,817	91	55,402							55,735
Cash dividends declared —
common stock										(4,764)		(4,764)
preferred stock										(7)		(7)
Stock option transactions			52	3	1,374	5	175	(1)	(20)			1,532
Purchases of common stock								(407)	(13,037)			(13,037)
Employee benefit trust transactions — net					112	(1)	(287)	1	10			(165)
Preferred stock conversions and redemptions	(574)	(23)			23			—	6			6
Other			4	—	117			1	30			147

Balance December 31, 2003	5,445	219	8,702	435	66,396	(54)	(1,898)	(1,073)	(29,352)	29,382	195	65,377
Comprehensive income:
Net income										11,361		11,361
Other comprehensive income — net of tax:
Currency translation adjustment and other											1,961	1,961
Net unrealized gain on available-for-sale securities											128	128
Minimum pension liability											(6)	(6)

Total other comprehensive income											2,083	2,083

Total comprehensive income												13,444
Cash dividends declared —
common stock										(5,243)		(5,243)
preferred stock										(8)		(8)
Stock option transactions			47	3	1,209	9	323	—	(16)			1,519
Purchases of common stock								(208)	(6,659)			(6,659)
Employee benefit trust transactions — net					(669)	(1)	346	—	5			(318)
Preferred stock conversions and redemptions	(654)	(26)			27			—	9			10
Other			5	—	135			—	21			156

Balance December 31, 2004	4,791	$193	8,754	$438	$67,098	(46)	$(1,229)	(1,281)	$(35,992)	$35,492	$2,278	$68,278

See Notes to Consolidated Financial Statements which are an integral part of these statements.

52 | 2004 Financial Report

Consolidated Statement of Cash Flows
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31
(MILLIONS OF DOLLARS)	2004	2003	2002

Operating Activities
Net Income	$11,361	$3,910	$9,126
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Cumulative effect of change in accounting principles	—	30	410
Loss/(income) from operations of discontinued businesses and product lines	22	(26)	(298)
Merger-related in-process research and development charges	1,071	5,052	—
Charge for fair value mark-up of acquired inventory sold	40	2,747	—
Deferred taxes	(1,579)	(104)	(285)
Gains on sales of discontinued businesses and product lines, net of taxes not yet paid	(51)	(3,141)	(77)
Gains on sales of products	(12)	(87)	(34)
Depreciation and amortization	5,093	4,025	1,030
Intangible asset impairments	702	—	—
Other	555	588	(322)
Changes in assets and liabilities, net of effect of businesses acquired and divested:
Accounts receivable	(465)	207	(963)
Inventories	(542)	(200)	(129)
Prepaid and other assets	(640)	(918)	(1,009)
Accounts payable and accrued liabilities	(708)	912	487
Income taxes payable	805	(550)	1,591
Other liabilities	688	(732)	337

Net cash provided by continuing operating activities	16,340	11,713	9,864

Investing Activities
Purchases of property, plant and equipment	(2,601)	(2,629)	(1,758)
Purchases of short-term investments	(17,499)	(9,931)	(12,652)
Proceeds from redemptions of short-term investments	11,723	12,060	9,781
Purchases of long-term investments	(1,329)	(1,883)	(2,877)
Proceeds from sales of long-term investments	1,570	356	3,477
Purchases of other assets	(327)	(788)	(528)
Proceeds from sales of other assets	6	360	272
Proceeds from sales of businesses, product lines and other products	1,276	5,602	220
Business and other acquisitions, net of cash acquired	(2,263)	—	—
Cash and cash equivalents acquired through acquisition of Pharmacia	—	1,789	—
Other investing activities	22	(86)	(273)

Net cash (used in)/provided by investing activities	(9,422)	4,850	(4,338)

Financing Activities
Proceeds from issuances of long-term debt	2,586	600	603
Repayments of long-term debt	(664)	(439)	(374)
Increase in short-term borrowings, net	2,466	194	2,815
Decrease in short-term borrowings, net	(288)	(946)	(539)
Purchases of common stock	(6,659)	(13,037)	(4,996)
Cash dividends paid	(5,082)	(4,353)	(3,168)
Stock option transactions and other	1,012	1,072	660

Net cash used in financing activities	(6,629)	(16,909)	(4,999)

Net cash provided by discontinued operations	—	14	319

Effect of exchange-rate changes on cash and cash equivalents	(1)	(26)	(4)

Net increase/(decrease) in cash and cash equivalents	288	(358)	842
Cash and cash equivalents at beginning of year	1,520	1,878	1,036

Cash and cash equivalents at end of year	$1,808	$1,520	$1,878

Supplemental Cash Flow Information
Non-cash transactions:
Acquisition of Pharmacia, net of transaction costs	$—	$55,871	$—

Cash paid during the period for:
Income taxes	$3,388	$2,905	$1,480
Interest	496	350	256

See Notes to Consolidated Financial Statements which are an integral part of these statements.

2004 Financial Report | 53

1. Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the U.S. and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated.

We made certain reclassifications to the 2003 and 2002 consolidated financial statements to conform to the 2004 presentation. These reclassifications include the results of operations, the assets and liabilities held for sale and cash flows related to certain businesses and product lines reported as discontinued operations (see Note 6, Discontinued Operations). Amortization of intangible assets (relating primarily to intangible assets acquired in connection with the acquisition of Pharmacia Corporation) previously included in Other (income)/deductions—net is now presented in Amortization of intangible assets in the Statement of Income. Copromotion charges and certain payments for intellectual property rights previously included in Other (income)/deductions—net are now presented in Research and development expenses in the Statement of Income.

On April 16, 2003, we completed our acquisition of Pharmacia Corporation (Pharmacia) in a stock-for-stock transaction accounted for under the purchase method of accounting (see Note 2A, Acquisitions: Pharmacia Corporation). Starting at the date of acquisition, the assets acquired and liabilities assumed were recorded at their respective fair values and our results of operations included Pharmacia’s product sales and expenses from the acquisition date. Therefore, approximately 7 1/2 months of results of operations of Pharmacia’s international operations and about 8 1/2 months of results of operations of Pharmacia’s U.S. operations were included in our consolidated financial statements for the year ended December 31, 2003.

B. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, discounts, incentives and product returns), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. These and other risks and uncertainties are discussed in the accompanying Financial Review, which is unaudited, under the heading “Forward-Looking Information and Factors That May Affect Future Results.”

C. Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B, Significant Accounting Policies: Estimates and Assumptions). We record anticipated recoveries under existing insurance contracts when assured of recovery.

D. New Accounting Standards

As of January 1, 2004, we adopted the provisions of FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities. FIN 46R provides additional guidance as to when certain entities need to be consolidated for financial reporting purposes. The adoption of FIN 46R did not have a material impact on our consolidated financial statements.

54 | 2004 Financial Report

As of January 1, 2003, we adopted the provisions of Statement of Financial Accounting Standards No. 143 (SFAS 143), Accounting for Asset Retirement Obligations. SFAS 143 addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. As a result of adopting SFAS 143, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing and research facilities. This charge was reported in Cumulative effect of change in accounting principles—net of tax as of the beginning of 2003. Our asset retirement obligations primarily relate to remediation and land restoration requirements.

As of January 1, 2002, we adopted the provisions of SFAS 142, Goodwill and Other Intangible Assets. SFAS 142 discontinued the practice of amortizing goodwill and, instead, instituted an annual impairment review. As a result of adopting SFAS 142, we recorded a write-down of $536 million for the impairment provisions related to goodwill in our animal health business. The fair value of the animal health business was determined using discounted cash flows. This charge, along with $29 million for impairment provisions related to identifiable intangible assets, was reported in Cumulative effect of change in accounting principles—net of tax as of the beginning of 2002 totaling $565 million ($410 million net of tax).

E. Acquisitions

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired in-process research and development (IPR&D) are expensed at the date of acquisition. When we acquire net assets that do not constitute a business, no goodwill is recognized.

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

For operations in highly inflationary economies, we translate monetary items at rates in effect at the balance sheet date, with translation adjustments recorded in Other (income)/deductions —net, and nonmonetary items at historical rates.

G. Revenues

Revenue Recognition — We record revenue from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as sales rebates, discounts and incentives, and product returns.

Deductions From Revenues — We generally record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentive programs.

In the U.S., we record provisions for Medicaid and contract rebates based upon our actual experience ratio of rebates paid and actual prescriptions during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as

2004 Financial Report | 55

current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates.

Our provisions for chargebacks (primarily discounts to federal government agencies) closely approximate actual as we settle these deductions generally within 2-3 weeks of incurring the liability.

Outside of the U.S., the majority of our rebates are contractual or legislatively-mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third party information that helps us to monitor the adequacy of these accruals.

Other current liabilities include accruals for Medicaid rebates, contract rebates and chargebacks of $1,653 million at December 31, 2004 and $1,107 million at December 31, 2003.

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

I. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are generally expensed as incurred. Among other things, these expenses include the costs of marketing, advertising, shipping and handling, information technology and non-plant employee compensation.

Advertising expenses relating to production costs are expensed as incurred and costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising expenses totaled approximately $3,490 million in 2004, $2,936 million in 2003 and $2,298 million in 2002.

J. Research and Development Expenses

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

K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•	goodwill — Goodwill represents the difference between the purchase price of a business acquisition and the fair value of its net assets. Goodwill is not amortized.

•	identifiable intangible assets — These acquired assets are recorded at our cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

56 | 2004 Financial Report

•	property, plant and equipment — These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function and depreciation of property, plant and equipment are included in Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

We review all of our long-lived assets, including goodwill and other intangible assets, for impairment at least annually and whenever events or circumstances present an indication of impairment. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

L. Merger-Related In-Process Research and Development Charges and Merger-Related Costs

When recording acquisitions (see Note 1E, Significant Accounting Polices: Acquisitions), we immediately expense amounts allocated to acquired in-process research and development.

Also, in connection with an acquisition of a business enterprise, we may review the associated operations and implement plans to restructure and integrate. For restructuring charges associated with a business acquisition that are identified in the first year after the acquisition date, the related costs are recorded as additional goodwill as they are considered to be liabilities assumed in the acquisition. All other restructuring charges, all integration costs and any charges related to our pre-existing businesses impacted by the acquisition are included in our results of operations as Merger-related costs.

M. Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

N. Share-Based Payments

In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, we elect to account for our stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The exercise price of stock options granted equals the market price on the date of grant. There is no recorded expense related to grants of stock options.

We estimated the fair value of employee stock options using the Black-Scholes option-pricing model, modified for dividends and using the assumptions as described in Note 13E, Equity and Stock Plans: Stock Option and Performance Unit Awards, as required under GAAP.

2004 Financial Report | 57

The following table summarizes our results as if we had recorded compensation expense in 2004, 2003 and 2002 for option grants:

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	2004	2003	2002

Net income available to common shareholders used in the calculation of basic earnings per common share:
As reported under GAAP(a)	$11,357	$3,906	$9,126
Compensation expense	(574)	(541)	(518)

Pro forma	$10,783	$3,365	$8,608

Basic earnings per common share:
As reported under GAAP	$1.51	$.54	$1.48
Compensation expense	(.08)	(.07)	(.08)

Pro forma	$1.43	$.47	$1.40

Net income available to common shareholders used in the calculation of diluted earnings per common share:
As reported under GAAP(a)	$11,356	$3,907	$9,126
Compensation expense	(574)	(541)	(518)

Pro forma	$10,782	$3,366	$8,608

Diluted earnings per common share:
As reported under GAAP	$1.49	$.54	$1.46
Compensation expense	(.08)	(.08)	(.08)

Pro forma	$1.41	$.46	$1.38

(a) Includes stock-based compensation expense, net of related tax effects, of $38 million in 2004, $34 million in 2003 and $23 million in 2002.

2. Acquisitions

A. Pharmacia Corporation

Description of Acquisition

On April 16, 2003, Pfizer acquired Pharmacia for a purchase price of approximately $56 billion. The fair value of Pfizer equity items was derived using an average market price per share of Pfizer common stock of $29.81, which was based on Pfizer’s average stock price for the period two days before through two days after the terms of the acquisition were agreed to and announced on July 15, 2002.

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

Pharmacia’s core business was the development, manufacture and sale of prescription pharmaceutical products as well as the production and distribution of consumer healthcare products and animal healthcare products.

58 | 2004 Financial Report

The following table summarizes the components of the purchase price:

FAIR
(MILLIONS OF DOLLARS)	VALUE

Pfizer common stock	$54,177
Pfizer Series A convertible perpetual preferred stock(a)	462
Pfizer stock options(b)	1,102
Pharmacia vested share awards(c)	130
Other transaction costs	101

Total estimated purchase price	$55,972

(a)	The estimated fair value of shares of a newly created class of Series A convertible perpetual preferred stock (see Note 13B, Equity and Stock Plans: Preferred Stock) was based on the same exchange ratio as for the Pharmacia common stock and a Pfizer stock price of $29.81.

(b)	The estimated fair value of Pfizer stock options issued as of April 16, 2003 in exchange for Pharmacia outstanding stock options was calculated using the Black-Scholes option pricing model, modified stock price of $29.81. for dividends, with model assumptions estimated as of April 16, 2003, and a Pfizer stock price of $29.81.

(c)	The estimated fair value of unissued shares of fully vested awards was based on the same exchange ratio as for the Pharmacia common stock and a Pfizer stock price of $29.81. Awards can be settled in cash or shares, at the election of the program participant.

Allocation of Pharmacia Purchase Price

The purchase price allocation, finalized in the early part of 2004, was based on an estimate of the fair value of assets acquired and liabilities assumed.

(MILLIONS OF DOLLARS)	AMOUNT

Book value of net assets acquired	$8,795
Less: Recorded goodwill and other intangible assets	1,559

Tangible book value of net assets acquired	7,236

Remaining allocation:
Increase inventory to fair value	2,939
Increase long-term investments to fair value	40
Decrease property, plant and equipment to fair value	(317)
Record in-process research and development charge	5,052
Record identifiable intangible assets(a)	37,066
Increase long-term debt to fair value	(370)
Increase benefit plan liabilities to fair value	(1,471)
Decrease other net assets to fair value	(477)
Restructuring costs(b)	(2,182)
Tax adjustments(c)	(12,947)
Goodwill(a)	21,403

Purchase price	$55,972

(a)	See Note 11, Goodwill and Other Intangible Assets.

(b)	See Note 3, Merger-Related Costs.

(c)	See Note 5, Taxes on Income.

2004 Financial Report | 59

Since our interim allocation in the fourth quarter of 2003, the significant revisions to our estimates relate primarily to fixed assets ($756 million decrease), identifiable intangible assets ($155 million decrease) and tax adjustments ($645 million decrease). In addition, in 2004, we recorded an additional $604 million in restructuring charges as a component of the purchase price allocation.

The more significant revisions to our estimates relating to our initial allocation of the purchase price in the second quarter of 2003 include inventory ($1,331 million increase), fixed assets ($1,128 million decrease), identifiable intangible assets ($560 million increase) and tax adjustments ($986 million decrease). In addition, we recorded an additional $1,415 million in restructuring charges.

Pro Forma Results of Pharmacia Acquisition

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

(MILLIONS OF DOLLARS, EXCEPT PER
COMMON SHARE DATA) (UNAUDITED)	2003	2002

Revenues	$48,292	$44,412

Income from continuing operations
before cumulative effect of change in accounting principles	8,265	9,167
Net income	10,536	7,373
Per share amounts:
Income from continuing operations before cumulative effect of change in accounting principles per common share — basic	1.06	1.15
Net income per common share — basic	1.36	.92
Income from continuing operations before cumulative effect of change in accounting principles per common share — diluted	1.05	1.13
Net income per common share — diluted	1.34	.91

The unaudited pro forma financial information above reflects the following:

•	The elimination of transactions between Pfizer and Pharmacia, which upon completion of the merger would be considered intercompany. The majority of these transactions occurred under the Celebrex and Bextra marketing agreements. This reflects:

•	the elimination of certain sales, alliance revenue and certain copromotion expenses

•	the elimination of certain impacts of milestone payments made by Pfizer to Pharmacia

•	A decrease in interest expense of $11 million in 2003 and $38 million in 2002 related to the estimated fair value adjustment of long-term debt from the purchase price allocation.

•	Additional amortization and depreciation expense of approximately $993 million in 2003 and $3,311 million in 2002 related to the estimated fair value of identifiable intangible assets and property, plant and equipment from the purchase price allocation.

60 | 2004 Financial Report

The unaudited pro forma financial information above excludes the following material, non-recurring charges incurred in the year ended December 31, 2003:

•	Purchase accounting adjustments related to a charge for IPR&D of $5,052 million and the incremental charge of $2,747 million reported in Cost of sales for the sale of acquired inventory that was written up to fair value

B. Other Acquisitions

On February 10, 2004, we completed the acquisition of all of the outstanding shares of Esperion Therapeutics, Inc. (Esperion), a biopharmaceutical company with no approved products, for $1.3 billion in cash (including transaction costs). The allocation of the purchase price includes IPR&D of $920 million, which was expensed and is included in Merger-related in-process research and development charges, and goodwill of $240 million, which has been allocated to our Human Health segment. Neither of these items is deductible for tax purposes.

On September 30, 2004, we completed the acquisition of Campto (irinotecan), from Sanofi-Aventis for $550 million in cash. Additional payments of up to $70 million will be payable upon obtaining regulatory approvals for additional indications in certain European countries. In connection with the acquisition, we recorded an intangible asset for developed technology rights of $525 million.

In 2004, we also completed several other acquisitions. The total purchase price associated with these transactions was approximately $430 million. In connection with these transactions, we expensed $151 million of IPR&D which was included in Merger-related in-process research and development charges, and recorded $206 million in intangible assets, primarily brands (indefinite-lived) and developed technology rights.

3. Merger-Related Costs

We incurred the following merger-related costs primarily in connection with our acquisition of Pharmacia which was completed on April 16, 2003:

(MILLIONS OF DOLLARS)	2004	2003	2002

Integration costs:
Pharmacia	$475	$838	$98
Other(a)	21	33	345
Restructuring costs:
Pharmacia	704	177	—
Other(a)	(7)	10	187

Total merger-related costs — expensed	$1,193	$1,058	$630

Total merger-related costs — capitalized	$581	$1,578	$—

(a)	Includes costs incurred in connection with our merger with Warner-Lambert Company (Warner-Lambert) which was completed on June 19, 2000.

A. Integration Costs

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration.

2004 Financial Report | 61

B. Restructuring Costs — Pharmacia

In connection with the acquisition of Pharmacia, Pfizer management approved plans throughout 2003 and 2004 to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. The restructuring of our operations as a result of our acquisition of Pharmacia is expected to continue through at least 2005 and is expected to include severance, costs of vacating duplicative facilities, contract termination and other exit costs.

Total merger-related expenditures (income statement and balance sheet) expected to be incurred during 2003-2005 to achieve these synergies are about $6.0 billion, on a pre-tax basis. The remaining costs expected to be incurred are primarily associated with asset impairments, exist costs and employee terminations.

Restructuring Costs Associated with Legacy Pharmacia — Capitalized

We recorded, through April 15, 2004, restructuring costs associated primarily with employee terminations and exiting certain activities of legacy Pharmacia. These costs were recognized as liabilities assumed in the purchase business combination. Accordingly, the restructuring costs incurred in the first year after the acquisition are considered part of the purchase price of Pharmacia and have been recorded as an increase to goodwill. These restructuring costs also include costs associated with relocation. Restructuring costs after April 15, 2004 that are associated with legacy Pharmacia are charged to the results of operations. Changes to previous estimates of restructuring costs included as part of the purchase price allocation of Pharmacia are recorded as a reduction to goodwill or as an expense to operations, as appropriate. The components of the restructuring costs capitalized as a cost of the acquisition of Pharmacia follow:

				UTILIZATION
				THROUGH	RESERVE*
	COSTS INCURRED			DEC. 31,	DEC. 31,
(MILLIONS OF DOLLARS)	2004	2003	TOTAL	2004	2004

Employee termination costs	$246	$1,289	$1,535	$1,469	$66
Other	335	289	624	499	125

	$581	$1,578	$2,159	$1,968	$191

* Included in Other current liabilities.

Through December 31, 2004, Employee termination costs represent the approved reduction of the legacy Pharmacia work force by 12,820 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 12,248 employees were terminated as of December 31, 2004. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts.

62 | 2004 Financial Report

Restructuring Costs Associated with Legacy Pfizer and Legacy Pharmacia — Expensed

We have recorded restructuring costs associated with exiting certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs. These costs have been recorded as a charge to the results of operations and are included in Merger-related costs. The components of the restructuring costs associated with the acquisition of Pharmacia, which were expensed, follow:

				UTILIZATION
				THROUGH	RESERVE*
	PROVISIONS			DEC. 31,	DEC. 31,
(MILLIONS OF DOLLARS)	2004	2003	TOTAL	2004	2004

Employee termination costs	$377	$140	$517	$343	$174
Asset impairments	269	21	290	290	—
Other	58	16	74	30	44

	$704	$177	$881	$663	$218

* Included in Other current liabilities

Through December 31, 2004, Employee termination costs represent the approved reduction of the legacy Pfizer and legacy Pharmacia (from April 16, 2004) work force by 3,830 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 3,118 employees were terminated as of December 31, 2004. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts. Asset impairments primarily include charges to write-down property, plant and equipment. Other primarily includes costs to exit certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004).

4. Other (Income)/Deductions — Net

The components of Other (income)/deductions — net follow:

(MILLIONS OF DOLLARS)	2004	2003	2002

Interest income	$(346)	$(346)	$(382)
Interest expense	359	290	279
Interest expense capitalized	(12)	(20)	(28)

Net interest (income)/expense	1	(76)	(131)
Various litigation matters (a)	371	1,435	15
Impairment of Depo-Provera intangible asset (b)	691	—	—
Other legacy Pharmacia intangible asset impairments	11	—	—
Royalty income	(288)	(255)	(179)
Contingent income earned from the prior year sale of a product-in-development	(100)	—	—
Gains on the sales of products	(12)	(87)	(34)
Net exchange losses	81	1	40
Other, net	(2)	(9)	114

Other (income)/deductions — net	$753	$1,009	$(175)

(a)	In the third quarter of 2004, we recorded charges totaling $369 million related to certain outstanding asbestos claims (see Note 17B, Legal Proceedings and Contingencies: Product Liability Matters). In the fourth quarter of 2003, we recorded charges totaling $1,402 million for the resolution of two legacy Warner-Lambert litigation matters relating to Rezulin personal injury claims and a government investigation of marketing practices relating to Neurontin.

(b)	In the fourth quarter of 2004, we recorded an impairment charge of $691 million related to the Depo-Provera brand (see Note 11B, Goodwill and Other Intangible Assets: Other Intangible Assets).

2004 Financial Report | 63

5. Taxes on Income

A. Taxes on Income

Income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of change in accounting principles consists of the following:

(MILLIONS OF DOLLARS)	2004	2003	2002

United States	$4,361	$(209)	$4,523
International	9,646	3,455	7,243

Total income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	$14,007	$3,246	$11,766

The decrease in domestic and international income from continuing operations before taxes in 2003 compared to 2002 is due primarily to several non-cash charges associated with the Pharmacia acquisition (IPR&D and the charge for the fair value mark-up of acquired inventory sold); an increase in merger-related costs incurred in connection with our acquisition of Pharmacia; and the provisions for two legacy Warner-Lambert legal matters.

The provision for taxes on income from continuing operations before minority interests and the cumulative effect of change in accounting principles consists of the following:

(MILLIONS OF DOLLARS)	2004	2003	2002

United States:
Taxes currently payable:
Federal	$1,892	$29	$1,403
State and local	352	115	226
Deferred income taxes	(1,042)	502	(88)

Total U.S. tax provision	1,202	646	1,541

International:
Taxes currently payable	2,000	1,574	1,255
Deferred income taxes	(537)	(606)	(197)

Total international tax provision	1,463	968	1,058

Total provision for taxes on income	$2,665	$1,614	$2,599

Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 2004, we have not made a U.S. tax provision on approximately $51.6 billion of unremitted earnings of our international subsidiaries. As of December 31, 2004, these earnings are expected to be reinvested overseas. Because of complexity, it is not practical to compute the estimated deferred tax liability on these earnings.

On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the Act). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend-received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, without further guidance, there remains significant uncertainty as to the interpretation of numerous provisions in the Act. As of December 31, 2004, we had not decided whether, and to what extent, we might repatriate foreign earnings under the Act, and, accordingly,

64 | 2004 Financial Report

the financial statements do not reflect any provision for taxes on unremitted foreign earnings. Since that time, however, the U.S. Treasury has issued some guidance, which appears to clarify some of the Act’s provisions, and management continues to investigate whether the Company might repatriate up to $29 billion in extraordinary dividends, as defined in the Act. This amount could increase by $8.6 billion, the amount of Pharmacia’s historical accumulated earnings, but is subject to further U.S. Treasury guidance. It is expected that the analysis and evaluation of the provision will be completed during the first quarter of 2005 and recommendations will be made to senior management and the Board of Directors for their approval to repatriate a portion of the total available as an extraordinary dividend. We expect to complete our analysis as to the total amount available for repatriation once the U.S. Treasury issues all of its guidance, including the expected passage of a Technical Corrections Bill by Congress. Since the U.S. Treasury has not completed the issuance of all of its guidance on the Act, the Company can only make a good-faith estimate of the tax liability that would have to be recorded if these extraordinary dividends are paid. Accordingly, the Company expects, based on the information presently available, that it would record a tax liability based on the 5.25% statutory rate in the Act. However, the actual cost to the Company is dependent on a number of factors that are currently being analyzed, including the amount of repatriation, the passage of a pending Technical Corrections Bill and further guidance from the Treasury. Therefore, the range of income tax effects of such repatriation cannot be reasonably estimated at this time.

B. Tax Rate Reconciliation

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations before the cumulative effect of change in accounting principles follows:

(PERCENTAGES)	2004	2003	2002

U.S. statutory income tax rate	35.0	35.0	35.0
Earnings taxed at other than U.S. statutory rate	(18.3)	(53.2)	(12.6)
U.S. research tax credit	(0.6)	(3.1)	(1.1)
Acquired IPR&D	2.7	54.2	—
Litigation settlement provisions	—	13.7	—
All other — net	0.2	3.1	0.8

Effective tax rate for income from continuing operations before cumulative effect of change in accounting principles	19.0	49.7	22.1

The component percentages above reflect the decrease in income from continuing operations in 2003 compared to the prior year due to the impacts of the Pharmacia acquisition. The charges for acquired IPR&D in 2004 and 2003 are not deductible. In addition, the litigation settlement provisions of $1,402 million recorded in the fourth quarter of 2003 either are not deductible or are deductible at rates lower than the U.S. statutory rate.

We operate manufacturing subsidiaries in Puerto Rico and Ireland. We benefit from Puerto Rican incentive grants that expire between 2012 and 2020. In Ireland we benefit from an incentive tax rate effective through 2010. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer is a “grandfathered” entity and is entitled to the benefits under such statute until 2006.

2004 Financial Report | 65

C. Deferred Taxes

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

The tax effects of the major items recorded as deferred tax assets and liabilities are:

	2004		2003
	DEFERRED TAX		DEFERRED TAX
(MILLIONS OF DOLLARS)	ASSETS	LIABS.	ASSETS	LIABS.

Prepaid/deferred items	$1,085	$(579)	$957	$(592)
Intangibles	270	(9,991)	257	(11,150)
Inventories	693	—	1,325	—
Property, plant and equipment	279	(1,402)	207	(1,541)
Employee benefits	2,314	(891)	2,022	(207)
Restructurings and other charges	619	(74)	428	(46)
Foreign tax credit carryforwards	—	—	153	—
Other carryforwards	353	—	92	—
Unremitted earnings	—	(3,063)	—	(3,580)
All other	973	(581)	1,033	(460)

Subtotal	6,586	(16,581)	6,474	(17,576)
Valuation allowance	(177)	—	(3)	—

Total deferred taxes	$6,409	$(16,581)	$6,471	$(17,576)

Net deferred tax liability		$(10,172)		$(11,105)

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

Deferred tax assets and liabilities in the preceding table, netted by taxing location, are in the following captions in the consolidated balance sheet:

(MILLIONS OF DOLLARS)	2004	2003

Prepaid expenses and taxes	$2,067	$1,907
Other assets, deferred taxes and deferred charges	397	—
Other current liabilities	(4)	—
Deferred taxes	(12,632)	(13,012)

Net deferred tax liability	$(10,172)	$(11,105)

66 | 2004 Financial Report

D. Tax Contingencies

We are subject to income tax in many jurisdictions and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax planning strategies. Tax accruals are provided when we believe that it is not probable that the Company’s position will be sustained if challenged.

The Internal Revenue Service (IRS) has completed and closed its audits of Pfizer Inc’s tax returns through 1998 and Warner-Lambert Company through 1998. The IRS is currently conducting audits of Pfizer Inc’s tax returns for the years 1999 through 2001 and Warner-Lambert Company’s for the years 1999 through the date of merger (June 19, 2000). With respect to Pharmacia Corporation (formerly known as Monsanto Company), the IRS has completed and closed its income tax return examinations through 1999 and has commenced the audit of the tax returns for the years 2000 through 2002.

We believe that our valuation allowance is fairly stated and accruals for tax liabilities are adequate for all open years. We consider many factors in making these assessments, including past history, recent interpretations of tax law, and the specifics of each matter. Because tax regulations are subject to interpretation and tax litigation is inherently uncertain, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (See Note 1B, Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. However, if our estimates are not representative of actual outcomes, our results could be materially affected. Because of complexity, we cannot estimate the range of reasonably possible loss in excess of amounts recorded.

6. Discontinued Operations

We evaluate our businesses and product lines on an ongoing basis for strategic fit within our operations. As a result of our evaluation, in 2004, we either sold or decided to sell the following businesses and product lines:

•	In March 2004, we decided to sell certain European generic pharmaceutical businesses. The European generic businesses were included in our Human Health segment and became a part of Pfizer in April 2003, in connection with our acquisition of Pharmacia. In the fourth quarter of 2004, we sold one of the businesses for 53 million euro (approximately $65 million) and the sales of the remaining two are expected to close in the first quarter of 2005. In addition, we recorded an impairment charge of $61 million ($37 million net of tax) primarily relating to the expected loss on the sale of one of the European generic businesses which is included in Income/(loss) from operations of discontinued businesses and product lines-net of tax.

•	In March 2004, we decided to sell certain non-core consumer product lines marketed primarily in Europe by our Consumer Healthcare segment and in May 2004, we agreed to sell these products for 135 million euro (approximately $163 million) in cash. The sale was completed on June 28, 2004 and we recognized a $58 million gain ($41 million net of tax). The majority of these products were small brands sold in single markets only and included certain products that became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia.

•	In March 2004, we decided to sell our surgical ophthalmic business and in April 2004, we agreed to sell this business for $450 million in cash. The sale was completed on June 26, 2004. The surgical ophthalmic business was included in our Human Health segment and became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia.

•	In January 2004, we agreed to sell our in-vitro allergy and autoimmune diagnostics testing (Diagnostics) business, formerly included in the “Corporate/Other” category of our segment information, for $575 million in cash. The sale was completed

2004 Financial Report | 67

on April 23, 2004. The Diagnostics business was acquired in April 2003 in connection with our acquisition of Pharmacia.

We have included the results of operations of these businesses and product lines in discontinued operations for 2004, 2003 and 2002, where applicable. Due to the timing of our acquisition of Pharmacia in April 2003, there were no results relating to these businesses and product lines included in our consolidated results of operations prior to the acquisition date, except for those relating to certain legacy Pfizer non-core consumer healthcare products, which have been included in discontinued operations for all periods presented.

In 2004, we earned $17 million of income ($10 million net of tax) relating to the prior year sale of the femhrt, Estrostep and Loestrin product lines.

The significant assets and liabilities relating to these businesses and product lines included intangible assets; goodwill; property, plant and equipment; inventory; accounts receivable; accrued liabilities and deferred taxes.

In 2003, we sold the following businesses and product lines:

•	In April 2003, we completed the sale of the hormone replacement therapy femhrt, formerly part of our Human Health segment, for $160 million in cash with a right to receive up to $63.8 million contingent on femhrt retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of this product of $139 million ($83 million net of tax) in the consolidated statement of operations for 2003.

•	In March 2003, we sold the oral contraceptives Estrostep and Loestrin, formerly part of our Human Health segment, for $197 million in cash with a right to receive up to $47.3 million contingent on Estrostep retaining market exclusivity until the expiration of its patent. We recognized a gain on the sale of these two products of $193 million ($116 million net of tax) in the consolidated statement of operations for 2003.

•	In March 2003, we sold the Adams confectionery products business, formerly part of our Consumer Healthcare segment, for $4.2 billion in cash. We recognized a gain on the sale of this business of $3,091 million ($1,824 million net of tax) in the consolidated statement of operations for 2003.

•	In March 2003, we sold the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Healthcare segment, for $930 million in cash. We recognized a gain on the sale of this business of $462 million ($262 million net of tax) in the consolidated statement of operations for 2003.

In December 2002, we sold the Tetra fish-care products business, formerly part of our Consumer Healthcare segment for $238.5 million in cash. We recognized a gain on the sale of this business of $117 million ($77 million net of tax) in the consolidated statement of operations for 2002 only.

These businesses and product lines are reported as discontinued operations in the periods presented.

68 | 2004 Financial Report

The following amounts have been segregated from continuing operations and reported as discontinued operations:

(MILLIONS OF DOLLARS)	2004	2003	2002

Revenues	$405	$1,214	$2,987

Pre-tax income/(loss)	(39)	43	477
Provision for/(benefit) from taxes	(17)	17	179

Income/(loss) from operations of discontinued businesses and product lines — net of tax	(22)	26	298

Pre-tax gains on sales of discontinued businesses and product lines	75	3,885	117
Provision for taxes on gains(a)	24	1,600	40

Gains on sales of discontinued businesses and product lines — net of tax	51	2,285	77

Discontinued operations — net of tax	$29	$2,311	$375

(a) Includes deferred taxes of $24 million in 2004, $744 million in 2003 and $40 million in 2002.

7. Other Comprehensive Income

Changes, net of tax, in accumulated other comprehensive income/(expense) follow:

		NET UNREALIZED		ACCUMULATED
	CURRENCY	GAIN/(LOSS)		OTHER COM-
	TRANSLATION	ON AVAILABLE-	MINIMUM	PREHENSIVE
	ADJUSTMENT	FOR-SALE	PENSION	INCOME
(MILLIONS OF DOLLARS)	AND OTHER	SECURITIES	LIABILITY	(EXPENSE)

Balance
January 1, 2002	$(1,523)	$102	$(328)	$(1,749)
Period change	85	(32)	(179)	(126)

Balance
December 31, 2002	(1,438)	70	(507)	(1,875)
Period change	2,070	68	(68)	2,070

Balance
December 31, 2003	632	138	(575)	195
Period change	1,961	128	(6)	2,083

Balance
December 31, 2004	$2,593	$266	$(581)	$2,278

In Currency Translation Adjustment and Other, Other is substantially comprised of the unrealized portion of changes in fair value attributable to derivatives qualifying as hedges which is not significant in any year.

Income taxes related to the above components of other comprehensive income/(expense) were not significant in any year. Income taxes are not provided for foreign currency translation relating to permanent investments in international subsidiaries.

Reclassification adjustments were not significant in any year.

2004 Financial Report | 69

8. Financial Instruments

A. Investments in Debt and Equity Securities

Information about our investments follows:

(MILLIONS OF DOLLARS)	2004	2003

Trading investments(a)	$395	$467

Amortized cost and fair value of available-for-sale debt securities:(b)
Corporate debt	7,947	5,977
Western European and other government debt	4,270	4,700
Western European and other government agency debt	4,358	1,539
Corporate asset-backed securities	1,712	1,231
Supranational debt	1,230	1,142
Certificates of deposit	613	1,063

Total available-for-sale debt securities	20,130	15,652

Amortized cost and fair value of held-to-maturity debt securities:(b)
Certificates of deposit and other	967	44

Total held-to-maturity debt securities	967	44

Cost of available-for-sale equity securities	176	234
Gross unrealized gains	441	263
Gross unrealized losses	(8)	(6)

Fair value of available-for-sale equity securities	609	491

Total investments	$22,101	$16,654

(a) Trading investments are held in trust for legacy Pharmacia severance benefits.

(b) Gross unrealized gains and losses are not material.

These investments were in the following captions in the consolidated balance sheet:

(MILLIONS OF DOLLARS)	2004	2003

Cash and cash equivalents	$881	$864
Short-term investments	18,085	10,432
Long-term investments and loans	3,135	5,358

Total investments	$22,101	$16,654

70 | 2004 Financial Report

The contractual maturities of the available-for-sale and held-to-maturity debt securities as of December 31, 2004 follow:

	YEARS
		OVER 1	OVER 5	OVER
(MILLIONS OF DOLLARS)	WITHIN 1	TO 5	TO 10	10	TOTAL

Available-for-sale debt securities:
Corporate debt	$7,322	$625	$—	$—	$7,947
Western European and other government debt	4,270	—	—	—	4,270
Western European and other government agency debt	4,205	153	—	—	4,358
Corporate asset-backed securities	836	827	49	—	1,712
Supranational debt	766	464	—	—	1,230
Certificates of deposit	609	4	—	—	613
Held-to-maturity debt securities:
Certificates of deposit and other	958	2	—	7	967

Total debt securities	$18,966	$2,075	$49	$7	$21,097
Trading investments					395
Available-for-sale equity securities					609

Total investments					$22,101

On an ongoing basis, we evaluate our investments in debt and equity securities to determine if a decline in fair value is other-than-temporary. When a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. Unrealized losses related to non-traded equity investments reported at cost are not significant.

B. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper at December 31, 2004 of $9,109 million and $7,781 million at December 31, 2003. The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 2.5% in 2004 and 1.7% in 2003.

In November 2004, we issued $1.0 billion of senior unsecured floating rate notes, due November 2005, which pay interest quarterly beginning on February 4, 2005 at LIBOR, less a nominal amount.

2004 Financial Report | 71

At December 31, 2004, we had access to $2.6 billion of lines of credit, of which $2.0 billion expire within one year. Of these lines of credit, $2.3 billion are unused, of which our lenders have committed to loan us $1.0 billion at our request. One billion of the unused lines of credit relate to our commercial paper borrowings, of which half expire within one year.

C. Long-Term Debt

Information about our long-term debt follows:

	MATURITY
(MILLIONS OF DOLLARS)	DATE	2004	2003

Senior unsecured notes:
LIBOR-based floating-rate	January 2006	$1,000	$—
5.625%(a)	February 2006	771	804
6.6%(a)	December 2028	749	736
4.5%(a)	February 2014	742	—
2.5%(a)	March 2007	686	—
5.625%(a)	April 2009	644	656
.80% Japanese yen	March 2008	586	559
6.5%(a)	December 2018	528	521
3.3%(a)	March 2009	294	296
4.65%(a)	March 2018	294	290
6.0%(a)	January 2008	266	275
5.75%(a)	December 2005	—	615
Unsecured notes:
Commercial paper-based floating-rate	March 2005	—	200
Other:
Debentures, notes, borrowings and mortgages		719	803

Total long-term debt		$7,279	$5,755

Current portion not included above		$907	$726

(a) Includes unrealized gains and losses for debt with fair value hedges in 2004 and/or 2003 (see Note 8D, Financial Instruments: Derivative Financial Instruments and Hedging Activities).

In September 2004, we issued $1 billion of senior unsecured floating-rate notes at LIBOR, less a nominal amount, with an initial maturity of 13 months. The debt holders have the option to extend the term of the notes by one month, each month, during the five-year maximum term of the notes. In addition, the adjustment to LIBOR increases interest each September by a nominal amount. The notes are callable by us at par plus accrued interest to date every six months, with thirty-day notice. The LIBOR-based floating-rate notes bear interest of 1.8% at December 31, 2004.

The commercial paper-based floating-rate notes bear interest at a variable rate based on the commercial paper borrowing rate. The weighted average interest rate of these notes was 1.3% at December 31, 2003.

72 | 2004 Financial Report

Long-term debt outstanding at December 31, 2004 matures in the following years:

					AFTER
(MILLIONS OF DOLLARS)	2006	2007	2008	2009	2009

Maturities	$1,781	$690	$1,107	$1,264	$2,437

At December 31, 2004, we had the ability to borrow $2.0 billion by issuing debt securities under our existing debt shelf registration statement filed with the SEC in November 2002.

D. Derivative Financial Instruments and Hedging Activities

PURPOSE
Foreign Exchange Risk

A significant portion of revenues, earnings and net investments in foreign affiliates are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing expected same currency revenues in relation to same currency costs and same currency assets in relation to same currency liabilities. Depending on market conditions, foreign exchange risk is also managed through the use of derivative financial instruments and foreign currency debt. These financial instruments serve to protect net income and net investments against the impact of the translation into U.S. dollars of certain foreign exchange denominated transactions. We entered into financial instruments to hedge or offset by the same currency an appropriate portion of the currency risk and the timing of the hedged or offset item. At December 31, 2004 and 2003, the more significant financial instruments employed to manage foreign exchange risk follow:

			NOTIONAL AMOUNT
			(MILLIONS OF
			DOLLARS)

					MATURITY
FINANCIAL INSTRUMENT	HEDGE TYPE	HEDGED OR OFFSET ITEM	2004	2003	DATE

Forward-exchange contracts	—	Short-term foreign currency assets and liabilities(a)	$6,737	$—	Through 2005
Forward-exchange contracts	—	Short-term foreign currency assets and liabilities(a)	—	7,203	Through 2004
Forward-exchange contracts	Cash flow	Euro available-for-sale investments	3,415	—	Through 2005
Forward-exchange contracts	Cash flow	Euro available-for-sale investments	—	2,388	Through 2004
Short-term yen borrowings	Net investment	Yen net investments	1,854	—	Through 2005
Short-term yen borrowings	Net investment	Yen net investments	—	1,539	Through 2004
Swaps	Cash flow	U.K. pound intercompany loan	793	714	2006
Swaps	Net investment	Yen net investments	758	—	2006
Long-term yen debt	Net investment	Yen net investments	585	559	2008
Forward-exchange contracts	Cash flow	Japanese yen intercompany loan	—	266	2004
Swaps	Cash flow	Japanese yen intercompany loan	—	260	2004

(a)	Forward-exchange contracts used to offset short-term foreign currency assets and liabilities were primarily for intercompany transactions in euros, U.K. pound, Swedish krona, Japanese yen and Australian dollars for the year ended December 31, 2004 and euros, Japanese yen and Swedish krona for the year ended December 31, 2003.

2004 Financial Report | 73

Interest Rate Risk

Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed rate investments and borrowings or through the use of derivative financial instruments.

At December 31, 2004 and 2003, the more significant derivative financial instruments employed to manage interest rate risk follow:

			NOTIONAL AMOUNT
			(MILLIONS OF DOLLARS)
FINANCIAL INSTRUMENT	HEDGE TYPE	HEDGED OR OFFSET ITEM	2004	2003	MATURITY DATE

Swaps	Fair value	U.S. dollar fixed rate debt(a)	$5,147	$4,303	2004-2028
Swaps	Cash flow	Yen “LIBOR” interest rate related to forecasted issuances of short-term debt(b)	1,353	1,293	2006
Swaps	Fair value	U.S. dollar fixed rate investment(c)	175	590	2008
Swaps	Cash flow	“LIBOR” interest rate related to forecasted purchases of short-term fixed rate debt(d)	—	95	2004

(a) Serve to reduce exposure to long-term U.S. dollar interest rates by effectively converting fixed rates associated with long-term debt obligations to floating rates (see Note 8C, Financial Instruments: Long- Term Debt for details of maturity dates).

(b) Serve to reduce variability by effectively fixing the maximum rates on short-term debt at .8% in 2004 and .9% in 2003.

(c) Serve to reduce exposure to long-term U.S. dollar interest rates by effectively converting fixed rates associated with investments in available-for-sale debt securities to floating rates.

(d) Served to reduce the variability of LIBOR interest rates by effectively fixing the rates on short-term debt investments at 3.5%. Investments were classified as “Available-for-Sale.”

ACCOUNTING POLICIES

All derivative contracts are reported at fair value, with changes in fair value reported in earnings or deferred, depending on the nature and effectiveness of the offset or hedging relationship, as follows:

Foreign Exchange Risk

•	We recognize the earnings impact of foreign currency forward-exchange contracts during the terms of the contracts, along with the earnings impact of the items they generally offset.

•	We recognize the earnings impact of foreign currency swaps and foreign currency forwards designated as cash flow hedges upon the recognition of the foreign exchange gain or loss on the translation to U.S. dollars of the hedged item.

•	We recognize the earnings impact of foreign currency swaps designated as a hedge of our net investments in three ways: over time — for the periodic net swap payments; immediately — to the extent of any difference between the foreign exchange spot rate and forward rate; and, defer until the sale or substantial liquidation of our net investments — to the extent of change in the foreign exchange spot rates.

74 | 2004 Financial Report

•	We recognize the earnings impact of yen put options when the related inventory is sold to third-party customers.

Interest Rate Risk

•	We recognize the earnings impact of interest rate swaps designated as cash flow hedges upon the recognition of the interest related to the hedged short-term debt and available-for-sale debt securities.

•	We recognize the earnings impact of interest rate swaps designated as fair value hedges upon the recognition of the change in fair value for interest rate risk related to the hedged long-term debt and available-for-sale debt securities.

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2004 or 2003.

Financial Statement Presentation

The consolidated financial statements include the following items related to the derivatives serving as offsets or hedges:

Other assets, deferred taxes and deferred charges includes:

•	fair value of interest rate swaps designated as fair value hedges and cash flow hedges

Other current liabilities includes:

•	fair value of foreign currency forward-exchange contracts

•	fair value of foreign currency swaps designated as cash flow hedges

Other noncurrent liabilities includes:

•	fair value of interest rate swaps designated as fair value hedges and cash flow hedges

•	fair value of foreign currency swaps designated as cash flow hedges

•	fair value of foreign currency swaps designated as net investment hedges

Long-term debt includes:

•	changes in the fair value of fixed rate debt hedged by interest rate swaps

Accumulated other comprehensive income/(expense) includes:

•	changes in the fair value of foreign currency forward-exchange contracts designated as cash flow hedges

•	changes in the fair value of interest rate swaps and foreign currency swaps designated as cash flow hedges

•	changes in the fair value associated with changes in spot exchange rates of foreign currency swaps designated as net investment hedges

Other (income)/deductions — net includes:

•	changes in the fair value of foreign currency forward-exchange contracts

2004 Financial Report | 75

•	changes in the fair value of interest rate swap contracts designated as fair value hedges

•	changes in the fair value associated with changes in the difference between the spot and forward exchange rates of foreign currency swaps designated as net investment hedges

•	periodic accrued net swap payments related to foreign currency swap contracts

E. Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, held-to-maturity debt securities and debt) — we use cost or contract value because of the short maturity period

•	available-for-sale debt securities — we use a valuation model that uses observable market quotes and credit ratings of the securities

•	available-for-sale equity securities — we use observable market quotes

•	derivative contracts — we use valuation models that use observable market quotes and our view of the creditworthiness of the derivative counterparty

•	loans — we use cost because of the short interest-reset period

•	held-to-maturity long-term investments and long-term debt — we use valuation models that use observable market quotes

The differences between the estimated fair values and carrying values of our financial instruments were not material at December 31, 2004.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements.

In general, there is no requirement for collateral from customers.

There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. At December 31, 2004, we had $3,380 million due from a broad group of banks around the world. We enter into master netting agreements with such banks involving derivatives, which permit us to offset our exposures in the event of default by such banks.

76 | 2004 Financial Report

9. Inventories

The components of inventories follow:

(MILLIONS OF DOLLARS)	2004	2003

Finished goods	$2,850	$2,198
Work-in-process	2,496	2,204
Raw materials and supplies	1,314	1,297

Total inventories	$6,660	$5,699

10. Property, Plant and Equipment

The major categories of property, plant and equipment follow:

	USEFUL
	LIVES
(MILLIONS OF DOLLARS)	(YEARS)	2004	2003

Land	—	$688	$521
Buildings	33 1/3-50	9,771	9,201
Machinery and equipment	8-20	9,395	9,235
Furniture, fixtures and other	3–12 1/2	4,670	3,635
Construction in progress	—	2,395	2,480

		26,919	25,072
Less: accumulated depreciation		8,534	6,916

Total property, plant and equipment		$18,385	$18,156

11. Goodwill and Other Intangible Assets

A. Goodwill

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2004 and 2003 follow:

	HUMAN	CONSUMER	ANIMAL
(MILLIONS OF DOLLARS)	HEALTH	HEALTHCARE	HEALTH	OTHER	TOTAL

Balance
December 31, 2002	$362	$829	$—	$9	$1,200
Pharmacia acquisition (preliminary estimate)(a)	18,548	1,714	77	108	20,447
Other(b)	577	72	1	(32)	618

Balance
December 31, 2003	19,487	2,615	78	85	22,265
Pharmacia goodwill adjustments(a)	816	155	(14)	(1)	956
Other(c)	663	(69)	15	(74)	535

Balance
December 31, 2004	$20,966	$2,701	$79	$10	$23,756

(a)	Refer to Note 2A, Acquisitions: Pharmacia Corporation for the primary factors impacting the Pharmacia goodwill adjustments. None of the Pharmacia goodwill is deductible for tax purposes.

(b)	Primarily reflects the impact of foreign exchange and reclassifications to Assets of discontinued businesses and product lines held for sale.

(c)	Includes additions from acquisitions (primarily Esperion), reclassifications to Assets of discontinued businesses and product lines held for sale (including those subsequently sold) and the impact of foreign exchange.

2004 Financial Report | 77

B. Other Intangible Assets

The components of identifiable intangible assets follow:

	2004		2003

	GROSS		GROSS
	CARRYING	ACCUMULATED	CARRYING	ACCUMULATED
(MILLIONS OF DOLLARS)	AMOUNT	AMORTIZATION	AMOUNT	AMORTIZATION

Finite-lived intangible assets:
Developed technology rights	$33,137	$(5,967)	$31,566	$(2,364)
Brands	1,037	(14)	184	(2)
License agreements	158	(17)	48	(13)
Trademarks	134	(90)	107	(68)
Other(a)	390	(186)	418	(171)

Total amortized finite-lived intangible assets	34,856	(6,274)	32,323	(2,618)

Indefinite-lived intangible assets:
Brands	4,012	—	5,238	—
License agreements	356	—	288	—
Trademarks	235	—	266	—
Other(b)	66	—	94	—

Total indefinite-lived intangible assets	4,669	—	5,886	—

Total identifiable intangible assets	$39,525	$(6,274)	$38,209	$(2,618)

Total identifiable intangible assets, less accumulated amortization	$33,251		$35,591

(a)	Includes patents, non-compete agreements, customer contracts and other intangible assets.

(b)	Includes pension-related intangible assets.

78 | 2004 Financial Report

Developed technology rights represent the value associated with developed technology to which Pfizer has rights. These rights can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. In connection with our acquisition of Pharmacia, fair values were determined for more than 300 developed technology rights totaling about $31.1 billion as of the acquisition date of April 16, 2003. These rights substantively represent the fair value of the commercialized products included in our Human Health segment that we acquired from Pharmacia. We acquired a well-diversified portfolio of developed technology rights across therapeutic categories (see Note 18, Segment, Geographic and Revenue Information). While the Arthritis and Pain therapeutic category represents about 30% of the total value of developed technology rights at December 31, 2004, the balance of the value is evenly distributed across the following Human Health therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, the Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol, Xalatan, Genotropin, Zyvox, Campto/Camptosar and Bextra. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Human Health products, such as Rebif, Spiriva, Celebrex (prior to our acquisition of Pharmacia) and Macugen.

The weighted-average life of our total finite-lived intangible assets is approximately 10 years, which includes developed technology rights at 10 years. Total amortization expense for finite-lived intangible assets was $3,433 million in 2004, $2,364 million in 2003 and $54 million in 2002.

Brands represent the value associated with tradenames, as the products themselves no longer receive patent protection. In connection with our acquisition of Pharmacia, fair values for brands were determined totaling about $5.2 billion. The valuation of these brands included all cash flows associated with the use of the tradenames. Most of these assets are associated with our Human Health and Consumer Healthcare segments and the significant components include values determined for Depo-Provera contraceptive, Xanax, Medrol and tobacco dependence products.

In 2004, we determined that the Depo-Provera brand (included in our Human Health segment), a contraceptive injection, was impaired due to the unexpected entrance of a generic competitor in the U.S. market and an adverse labeling change. As a result of the impairment, we recorded a non-cash charge in Other (income)/deductions—net of $691 million and the asset was reclassified as a finite-lived intangible asset.

The annual amortization expense expected for the years 2005 through 2009 is as follows:

(MILLIONS OF DOLLARS)	2005	2006	2007	2008	2009

Amortization expense	$3,445	$3,374	$3,227	$2,708	$2,488

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

We use a measurement date of December 31 for a majority of our U.S. pension and retirement plans and November 30 for our international plans. In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was enacted. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal

2004 Financial Report | 79

subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. During the third quarter of 2004, in accordance with FASB Staff Position No. 106-2 (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003, the Company began accounting for the effect of the federal subsidy under the Act. The reduction to the benefit obligations of certain of our postretirement benefit plans and the related benefit cost were not significant.

A. Acquisitions and Divestitures

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

B. Components of Net Periodic Benefit Costs

The annual cost of the U.S. qualified and International pension plans and the postretirement plans follow:

PENSION PLANS
	U.S. QUALIFIED			INTERNATIONAL			POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2004	2003	2002	2004	2003	2002	2004	2003	2002

Service cost	$277	$229	$156	$264	$212	$140	$39	$31	$17
Interest cost	391	354	254	288	224	148	113	101	57
Expected return on plan assets	(569)	(384)	(366)	(278)	(213)	(150)	(20)	(11)	—
Amortization of:
Prior service costs	17	17	16	5	7	6	1	14	14
Net transition (asset)/obligation	—	—	—	1	1	(1)	—	—	—
Actuarial losses	99	115	38	59	43	24	15	20	14
Curtailments and settlements — net	37	6	—	(9)	13	6	—	1	—
Special termination benefits	—	—	—	21	—	—	(1)	—	—

Net periodic benefit costs	$252	$337	$98	$351	$287	$173	$147 (a)	$156	$102

(a)	Includes a credit of $21 million relating to the adoption of FSP 106-2.

The decline in the 2004 U.S. qualified pension plans’ net periodic benefit cost was largely driven by higher expected returns on plan assets due to the 2003 voluntary tax-deductible contributions of $1.4 billion and by higher than assumed 2003 investment returns partially offset by the decline in the discount rate used for the 2004 net periodic cost benefit.

The net periodic pension cost for the U.S. supplemental (non-qualified) pension plans was $131 million in 2004, $127 million in 2003 and $87 million in 2002.

80 | 2004 Financial Report

C. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions:

(PERCENTAGES)	2004	2003	2002

Weighted-average assumptions used to determine benefit obligations:
Discount rate:
U.S. qualified pension plans	6.0	6.3	6.9
U.S. non-qualified pension plans	6.0	6.3	6.8
International pension plans	4.7	5.0	5.1
Postretirement plans	6.0	6.3	6.8
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

Weighted-average assumptions used to determine net benefit cost(a):
Discount rate:
U.S. qualified pension plans	6.3	6.8	7.3
U.S. non-qualified pension plans	6.3	6.7	7.3
International pension plans	5.0	5.2	5.3
Postretirement plans	6.3	6.6	7.3
Expected return on plan assets:
U.S. qualified pension plans	9.0	9.0	10.0
International pension plans	7.3	7.0	7.3
Postretirement plans	9.0	9.0	—
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

(a)	The 2003 net benefit cost assumptions for legacy Pharmacia plans were as of April 16, 2003.

The assumptions above are used to develop the projected benefit obligations (PBO) at fiscal year-end and to develop net periodic pension cost for the subsequent fiscal year. Therefore, the assumptions used to determine net periodic benefit cost for each year are established at the end of each previous year while the assumptions used to determine benefit obligations were established at each year-end.

The net periodic benefit cost and the actuarial present value of projected benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions, that may have an impact on the cost of providing retirement benefits.

The expected rate of return on plan assets for our U.S. qualified, International and postretirement plans represents our long-term assessment of return expectations, which we will change based on significant shifts in economic and financial market conditions. The 2004 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio which includes the impact of portfolio diversification and actively managed strategies.

2004 Financial Report | 81

The healthcare cost trend rate assumptions for our U.S. postretirement benefit plans are as follows:

	2004	2003

Health care cost trend rate assumed for next year	10.0%	10.0%
Rate to which the cost trend rate is assumed to decline	5.0	5.0

Year that the rate reached the ultimate trend rate	2012	2011

A one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits would have the following effects at December 31, 2004:

(MILLIONS OF DOLLARS)	INCREASE	DECREASE

Effect on total service and interest cost components	$18	$(14)
Effect on postretirement benefit obligation	189	(156)

82 | 2004 Financial Report

D. Obligations and Funded Status

The following table presents an analysis of the changes in 2004 and 2003 in the projected benefit obligation, the plan assets and the funded status of our U.S. qualified and International pension plans and our postretirement plans:

PENSION PLANS
	U.S. QUALIFIED		INTERNATIONAL		POST RETIREMENT
(MILLIONS OF DOLLARS)	2004	2003	2004	2003	2004	2003

Change in benefit obligation:
Benefit obligation at beginning of year	$6,492	$4,104	$5,681	$3,104	$2,053	$905
Service cost	277	229	264	212	39	31
Interest cost	391	354	288	224	113	101
Employee contributions	—	—	22	14	22	9
Plan amendments	—	—	(80)	23	—	(1)
Increases/ (decreases) arising primarily from changes in actuarial assumptions	490	419	488	177	(136)	178
Foreign exchange impact	—	—	621	603	1	4
Acquisitions	—	1,894	23	1,597	1	966
Divestitures	—	(55)	(36)	(28)	—	—
Curtailments	—	(48)	(19)	(7)	—	(9)
Settlements	(27)	—	(35)	(21)	—	—
Special termination benefits	—	—	21	—	—	—
Benefits paid	(515)	(405)	(269)	(217)	(173)	(131)

Benefit obligation at end of year	$7,108	$6,492	$6,969	$5,681	$1,920 (a)	$2,053

Change in plan assets:
Fair value of plan assets at beginning of year	$6,593	$3,527	$3,410	$1,930	$225	$—
Actual gain on plan assets	688	901	339	249	28	53
Company contributions	81	1,404	428	419	152	122
Employee contributions	—	—	22	14	22	9
Foreign exchange impact	—	—	384	346	(1)	—
Acquisitions	—	1,221	8	695	—	172
Divestitures	—	(55)	(10)	(23)	—	—
Settlements	(27)	—	(35)	(26)	—	—
Benefits paid	(515)	(405)	(269)	(194)	(173)	(131)

Fair value of plan assets at end of year	$6,820	$6,593	$4,277	$3,410	$253	$225

Funded status (plan assets greater than/(less than) benefit obligation)	$(288)	$101	$(2,692)	$(2,271)	$(1,667)	$(1,828)
Unrecognized:
Net transition obligation	—	—	4	10	2	2
Actuarial losses	1,837	1,602	1,958	1,437	212	371
Prior service costs/(benefits)	146	163	(30)	59	3	4

Net asset/(liability) recorded in consolidated balance sheet	$1,695	$1,866	$(760)	$(765)	$(1,450)	$(1,451)

(a)	Includes a credit of $157 million relating to the adoption of FSP 106-2.

The decline in the 2004 U.S. qualified pension plans PBO funded status was the result of the 0.3 percentage-point decline in the discount rate which was partially offset by higher than assumed 2004 investment returns.

The U.S. supplemental (non-qualified) pension plans are not generally funded as no tax or other incentives exist and these obligations are paid from cash generated from operations which is substantially greater than the annual cash outlay for these liabilities. The projected benefit obligations for the U.S. supplemental (non-qualified) pension plans was $1,066 million in 2004 and $1,014 million in 2003. The net liability for U.S. supplemental (non-qualified) pension plans was $385 million in 2004 and $395 million in 2003.

The unrecognized actuarial losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets, changes in discount rates and plan experience. These actuarial losses are largely deferred and a portion of this loss is currently being amortized for all U.S. plans’ net periodic benefit cost over an average period of 14 years. The unrecognized actuarial losses in the U.S. supplemental (non-qualified) pension plans amounted to $666 million in 2004 and $603 million in 2003. For U.S. supplemental (non-qualified) pension plans the unrecognized actuarial losses represent the cumulative difference between actuarial assumptions and actual results primarily related to changes in discount rates and plan experience.

2004 Financial Report | 83

The components of the net asset/(liability) recorded in the consolidated balance sheet follow:

	PENSION PLANS

	U.S. QUALIFIED		INTERNATIONAL		POST RETIREMENT
(MILLIONS OF DOLLARS)	2004	2003	2004	2003	2004	2003

Prepaid benefit cost	$1,858	$2,090	$624	$540	$—	$—
Accrued benefit liability	(163)	(224)	(1,967)	(1,895)	(1,450)	(1,451)
Intangible asset	—	—	21	17	—	—
Accumulated other comprehensive income	—	—	562	573	—	—

Net asset/(liability) recorded in consolidated balance sheet	$1,695	$1,866	$(760)	$(765)	$(1,450)	$(1,451)

The accrued benefit liability for U.S. supplemental (non-qualified) pension plans was $812 million in 2004 and $797 million in 2003. The intangible asset and the accumulated other comprehensive income related to U.S. supplemental (non-qualified) pension plans was $22 million in 2004 and $24 million in 2003 and $405 million in 2004 and $378 million in 2003.

The accumulated benefit obligations (ABO) for our U.S. qualified pension plans was $5,826 million in 2004 and $5,352 million in 2003. The accumulated benefit obligations for our U.S. supplemental (non-qualified) pension plans was $812 million in 2004 and $781 million in 2003. The accumulated benefit obligations for our international pension plans was $6,021 million in 2004 and $4,848 million in 2003. The 2004 increase in the U.S. qualified pension plans’ accumulated benefit obligations was primarily driven by the 0.3 percentage-point decline in the discount rate, and the International plans were impacted by foreign exchange and the 0.3 percentage-point decline in the discount rate.

84 | 2004 Financial Report

Information related to both U.S. qualified and International pension plans follows:

	U.S.		INTERNATIONAL
	QUALIFIED PLANS		PLANS
(MILLIONS OF DOLLARS)	2004	2003	2004	2003

Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$344	$296	$1,699	$1,674
Accumulated benefit obligation	$445	$466	$3,553	$3,309
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	$4,151	$2,524	$4,045	$2,987
Projected benefit obligation	$4,625	$2,780	$6,741	$5,274

In the aggregate, our U.S. qualified pension plans had assets greater than their ABO and less than their PBO at December 31, 2004.

The increase in the 2004 International plans with an ABO and PBO in excess of plan assets is reflective of our plans in Japan, and certain of our plans in the U.K., Germany and Sweden, all of whose liabilities are included in our consolidated balance sheet as we fund our international plans in accordance with local regulatory requirements and fund in excess of local requirements to the extent that tax or other incentives exist. U.S. supplemental (non-qualified) pension plans with PBOs in excess of plan assets had PBO balances of $1,066 million in 2004 and $1,014 million in 2003.

E. Plan Assets

The following table presents the weighted-average long-term target asset allocations and the percentages of the fair value of plan assets for our U.S. qualified pension and postretirement plans and our international plans by investment category as follows:

	TARGET	PERCENTAGE OF
	ALLOCATION	PLAN ASSETS
(PERCENTAGES)	2004	2004	2003

U.S. qualified pension plans:
Global equity securities	65.0	69.0	67.2
Debt securities	25.0	23.1	24.4
Alternative investments(a)	10.0	7.3	7.6
Cash	0.0	0.6	0.8

Total	100.0	100.0	100.0

International pension plans:
Global equity securities	62.0	61.9	60.7
Debt securities	28.7	28.4	29.0
Alternative investments(b)	8.7	8.4	9.0
Cash	0.6	1.3	1.3

Total	100.0	100.0	100.0

U.S. postretirement plans(c):
Global equity securities	75.0	73.8	71.5
Debt securities	25.0	26.2	28.5

Total	100.0	100.0	100.0

(a)	Private equity, venture capital, private debt and real estate.

(b)	Real estate, insurance contracts, and other investments.

(c)	Reflects postretirement plan assets which support a portion of our U.S. retiree medical plans.

2004 Financial Report | 85

The U.S. qualified pension plans’ long-term asset allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the pension plans’ long-term benefit obligations. The long-term asset allocation is supported by an analysis that incorporates historical and expected returns by asset class as well as volatilities and correlations across asset classes and our liability profile. This analysis, referred to as an asset-liability analysis, also provides an estimate of expected returns on plan assets as well as a forecast of potential future asset and liability balances. Due to market conditions and other factors, actual asset allocations may vary from the target allocation outlined above. The year-end 2004 alternative investments allocation of 7.3% was below the target allocation primarily due to the timing of our contributions to the U.S. qualified plans and the cash allocation of 0.6% was above the target allocation due to the need to fund certain expected benefit payments. The assets are periodically rebalanced back to the target allocation.

The International pension plans’ long-term asset allocation targets reflect our asset class return expectations and tolerance for investment risk within each plan within the context of the plans’ long-term liability profile.

The U.S. postretirement plans’ long-term asset allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the postretirement plans’ long-term benefit obligations.

The U.S. qualified pension plans held approximately 10.3 million shares (fair value of approximately $277 million representing 4.0% of U.S. Plan assets) at December 31, 2004 and approximately 10.3 million shares (fair value of approximately $364 million representing 5.5% of U.S. Plan assets) at December 31, 2003 of our common stock. The plans received approximately $7 million in dividends on these shares in 2004 and approximately $6 million in dividends on these shares in 2003.

F. Cash Flows

It is our practice to fund amounts for our qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. Liabilities for amounts in excess of these funding levels are included in our consolidated balance sheet.

The following table presents expected cash flow information:

FOR THE YEAR ENDED			POST-
DECEMBER 31	U.S. QUALIFIED	INTERNATIONAL	RETIREMENT
(MILLIONS OF DOLLARS)	PENSION PLANS	PENSION PLANS	BENEFITS

Employer Contributions:
2005 (estimated)	$4	$342	$146

Expected Benefit Payments:
2005	$289	$252	$146
2006	296	257	138
2007	313	270	141
2008	336	289	142
2009	364	323	144
2010 — 2014	2,371	1,773	685

86 | 2004 Financial Report

Employer contributions for U.S. supplemental (non-qualified) pension plans for 2005 are estimated to be $94 million with expected benefit payments for 2005 through 2009 are estimated to be $93 million, $79 million, $68 million, $77 million and $64 million, respectively, and for 2010 through 2014 totaling $374 million.

The table reflects the total U.S. plan benefits projected to be paid from the plans or from the Company’s general assets under the current actuarial assumptions used for the calculation of the projected benefit obligation and therefore, actual benefit payments may differ from projected benefit payments. Expected benefit payments for our postretirement plans reflect the adoption of FSP 106-2.

G. Defined Contribution Plans

We have savings and investment plans in several countries including the U.S., Puerto Rico and Japan. For the U.S. and Puerto Rico plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock, a portion of the employee contributions. The contribution and match for legacy Pfizer U.S. participants are held in an employee stock ownership plan that was adopted in 2002. We recorded charges related to our plans of $313 million in 2004, $180 million in 2003 and $139 million in 2002.

13. Equity and Stock Plans

A. Common Stock

We continue to purchase our common stock via open market purchases or in privately negotiated transactions as circumstances and prices warrant. Purchased shares under each of the share-purchase programs, which are authorized by our board of directors, are available for general corporate purposes.

A summary of common stock purchases follows:

	SHARES OF	AVERAGE	TOTAL COST OF
(MILLIONS OF SHARES AND	COMMON STOCK	PER-SHARE	COMMON STOCK
DOLLARS EXCEPT PER SHARE DATA)	PURCHASED	PRICE PAID	PURCHASED

2004:
October 2004program(a)	63	$26.79	$1,696
December 2003 program(b)	145	$34.14	4,963

Total	208		$6,659

2003:
December 2003 program(b)	1	$34.57	$37
June 2002 program(c)	406	$31.99	13,000

Total	407		$13,037

2002:
June 2002 program(c)	102	$29.41	$3,000
June 2001 program(d)	51	$38.87	1,996

Total	153		$4,996

(a)	In October 2004, we announced a new $5 billion share-purchase program, which we expect to be completed by the end of 2005.

(b)	In December 2003, we announced a $5 billion share-purchase program, which we completed in October 2004.

(c)	In July 2002, we announced a $16 billion share-purchase program (increased from the initial $10 billion in June 2002), which we completed in November 2003.

(d)	In May 2002, we completed the share-purchase program authorized in June 2001. In total, under the June 2001 program, we purchased 120 million shares at a total cost of approximately $4.8 billion.

2004 Financial Report | 87

B. Preferred Stock

In connection with our acquisition of Pharmacia in 2003, we issued a newly created class of Series A convertible perpetual preferred stock (7,500 shares designated) in exchange for and with rights substantially similar to Pharmacia’s Series C convertible perpetual preferred stock. The Series A convertible perpetual preferred stock is held by an Employee Stock Ownership Plan (“Preferred ESOP”) Trust and provides dividends at the rate of 6.25% which are accumulated and paid quarterly. The per-share stated value is $40,300 and the preferred stock ranks senior to our common stock as to dividends and liquidation rights. Each share is convertible, at the holder’s option, into 2,574.87 shares of our common stock with equal voting rights. The Company may redeem the preferred stock, at any time or upon termination of the Preferred ESOP, at its option, in cash, in shares of common stock or a combination of both at a price of $40,300 per share.

C. Employee Stock Ownership Plans

In connection with our acquisition of Pharmacia, we assumed two employee stock ownership plans (collectively the “ESOPs”), a Preferred ESOP and another that held Pharmacia common stock that upon acquisition was exchanged for the common stock of the Company (“Common ESOP”). A portion of the matching contributions for legacy Pharmacia U.S. savings plan participants is funded through the ESOPs.

Legacy Pharmacia guaranteed two notes relating to the ESOPs for original principal amounts of $275 million (9.79%) and $80 million (8.13%). These guarantees continued after Pfizer’s acquisition of Pharmacia. At December 31, 2004, the balance of the two notes was $4 million of which $2 million was classified as current. Compensation expense related to the ESOPs totaled approximately $45 million in 2004 and $37 million in 2003. The Preferred ESOP has access to up to $95 million in financing at the rate of 7.00% per annum of which $22 million was utilized prior to our acquisition of Pharmacia.

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. At December 31, 2004, the Preferred ESOP held preferred shares convertible into approximately 12 million shares of our common stock and the Common ESOP held approximately 1 million shares. The value of the shares held in the Preferred ESOP at December 31, 2004 was approximately $193 million.

D. Employee Benefit Trust

The Pfizer Inc Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holdings of Pfizer Inc stock. The consolidated balance sheet reflects the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity.

E. Stock Option and Performance Unit Awards

In the past, we had various employee stock and incentive plans under which stock options, performance units and other stock awards were granted. The Company’s shareholders approved the 2004 Stock Plan at the Annual Meeting of Shareholders held on April 22, 2004 and, effective upon that approval, new stock option and other equity awards may be granted only under the 2004 Stock Plan. Stock options and other equity awards that were granted under the prior plans and were outstanding on April 22, 2004 will continue in the future in accordance with the terms of the respective plans and grants.

We may grant stock options to employees, including officers. Options are exercisable after five years or less, subject to

88 | 2004 Financial Report

continuous employment and certain other conditions, and generally expire 10 years after the grant date. Once options are exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option. Former Pharmacia plans provided that, in the event of a change in control of Pharmacia, stock options already granted became immediately exercisable.

The following shares (in thousands) were available for award at:

• December 31, 2004	487,993

• December 31, 2003	152,173

• December 31, 2002	178,626

The table below summarizes information concerning options outstanding under the plans at December 31, 2004:

(THOUSANDS OF SHARES)
OPTIONS OUTSTANDING				OPTIONS EXERCISABLE
			WEIGHTED		WEIGHTED
		WEIGHTED	AVERAGE		AVERAGE
		AVERAGE	EXERCISE		EXERCISE
RANGE OF	NUMBER	REMAINING	PRICE	NUMBER	PRICE
EXERCISE	OUTSTANDING	CONTRACTUAL	(TOTAL	EXERCISABLE	(EXERCISABLE
PRICES	AT 12/31/04	TERM (YEARS)	OPTIONS)	AT 12/31/04	OPTIONS)

$0 – $19.99	79,400	1.9	$13.77	79,400	$13.77
20 – 29.99	129,968	6.8	27.90	67,422	26.57
30 – 34.99	112,002	5.6	32.66	92,584	32.97
35 – 39.99	131,928	7.4	36.61	44,453	35.54
40 – 41.99	62,739	7.2	41.30	1,237	41.17
42 – 44.99	54,782	4.3	42.07	54,731	42.07
over 45	64,320	6.1	45.40	61,395	45.40

Total	635,139			401,222

2004 Financial Report | 89

The following table summarizes the activity for the plans:

	UNDER OPTION
		WEIGHTED AVERAGE
		EXERCISE PRICE
(THOUSANDS OF SHARES)	SHARES	PER SHARE

Balance January 1, 2002	413,923	$28.05
Granted	73,874	41.30
Exercised	(43,135)	14.26
Cancelled	(12,681)	36.33

Balance December 31, 2002	431,981	31.45
Pharmacia option exchange	180,068	28.84
Granted	102,027	29.78
Exercised	(57,237)	18.24
Cancelled	(38,243)	35.89

Balance December 31, 2003	618,596	31.36
Granted	91,697	37.10
Exercised	(55,932)	18.29
Cancelled	(19,222)	39.24

Balance December 31, 2004	635,139	$33.10

The tax benefits related to certain stock option transactions were $261 million in 2004 and $238 million in each of 2003 and 2002.

The weighted average fair value per stock option granted was $6.88 for 2004, $7.35 for 2003 and $12.58 for 2002. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the assumptions below. In the first quarter of 2004, we changed our method of estimating expected stock price volatility to reflect market-based inputs under emerging stock option valuation considerations.

	2004	2003	2002

Expected dividend yield	2.90%	3.15%	1.90%
Risk-free interest rate	3.32%	2.75%	4.35%
Expected stock price volatility	22.15%	33.05%	32.41%
Expected term until exercise (years)	5.75	5.58	5.30

In 2001, our shareholders approved a Performance-Contingent Share Award Plan (the 2001 Plan) allowing a maximum of 12.5 million shares to be awarded. The Plan replaced the Performance-Contingent Share Award Program (the 1993 Program) that was established and became effective in 1993 to provide executives and other key employees the right to earn common stock awards. Similar to the 1993 Program, determination of award payouts under the 2001 Plan is made after the performance period ends, based upon specific performance criteria. The performance period for the 1993 Program and the 2001 Plan typically covers five years; however, in certain limited circumstances two, three and four year performance periods were permitted. Awards for performance periods beginning prior to January 1, 2002 are made under the 1993 Program. Awards for performance periods beginning between January 1, 2002 and December 31, 2004 are made under the 2001 Plan. Under the 1993 Program, up to 120 million shares could have been awarded; however, since awards for performance periods beginning on January 1, 2002 through December 31, 2004 are made under the 2001 Plan, no further performance periods will begin under the 1993 Program.

The actual number of shares awarded and pending under the 1993 Program, through December 31, 2004, is 15 million shares. At December 31, 2004, participants had the right to earn up to 4.1 million shares under the 1993 Program and the Stock and Incentive Plan, and up to 11.7 million shares under the 2001 Plan. Based on the Company achieving performance criteria relating to the 1993 Program and the Stock and Incentive Plan, we awarded approximately 0.6 million shares in 2004, approximately 1.4 million shares in 2003 and approximately 2.0 million shares in 2002. We awarded less than 0.1 million shares under the 2001 Plan as of December 31, 2004. Compensation expense relating to the awards totaled approximately $42 million in 2004, $41 million in 2003 and $36 million in 2002.

We entered into forward-purchase contracts that offset the potential impact on net income of our liability under the 1993 Program and the 2001 Plan. At settlement date we will, at the option of the counterparty to each of the contracts, either receive our own stock or settle the contracts for cash. At December 31, 2004 and 2003, forward-purchase contracts for 3,051 shares (in thousands) at $33.84 per share were outstanding and had a maximum maturity of 0.4 years.

90 | 2004 Financial Report

The financial statements include the following items related to these contracts:

Prepaid expenses and taxes includes:

•	fair value of these contracts

Other (income)/deductions — net includes:

•	changes in the fair value of these contracts

2004 Financial Report | 91

14. Earnings Per Common Share

Basic and diluted earnings per common share were computed using the following common share data:

(MILLIONS)	2004	2003	2002

EPS Numerator — Basic:
Income from continuing operations before cumulative effect of change in accounting principles	$11,332	$1,629	$9,161
Less: Preferred stock dividends — net of tax	4	4	—

Income available to common shareholders from continuing operations before cumulative effect of change in accounting principles	11,328	1,625	9,161

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	(22)	26	298
Gains on sales of discontinued businesses and product lines — net of tax	51	2,285	77

Discontinued operations — net of tax	29	2,311	375

Income available to common shareholders before cumulative effect of change in accounting principles	11,357	3,936	9,536
Cumulative effect of change in accounting principles — net of tax	—	(30)	(410)

Net income available to common shareholders	$11,357	$3,906	$9,126

EPS Denominator — Basic:
Weighted average number of common shares outstanding	7,531	7,213	6,156

EPS Numerator — Diluted:
Income from continuing operations before cumulative effect of change in accounting principles	$11,332	$1,629	$9,161
Less: ESOP contribution — net of tax	5	3	—

Income available to common shareholders from continuing operations before cumulative effect of change in accounting principles	11,327	1,626	9,161

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	(22)	26	298
Gains on sales of discontinued businesses and product lines — net of tax	51	2,285	77

Discontinued operations — net of tax	29	2,311	375

Income available to common shareholders before cumulative effect of change in accounting principles	11,356	3,937	9,536
Cumulative effect of change in accounting principles — net of tax	—	(30)	(410)

Net income available to common shareholders	$11,356	$3,907	$9,126

EPS Denominator — Diluted:
Weighted-average number of common shares outstanding	7,531	7,213	6,156
Common share equivalents — stock options, stock issuable under employee compensation plans and convertible preferred stock	83	73	85

Weighted-average number of common shares outstanding and common share equivalents	7,614	7,286	6,241

Stock options and stock issuable under employee compensation plans representing equivalents of 359 million shares of common stock during 2004, 331 million shares of common stock during 2003 and 244 million shares of common stock during 2002 had exercise prices greater than the annual average market price of Pfizer common stock. These common stock equivalents were outstanding during 2004, 2003 and 2002, but were not included in the computation of diluted earnings per common share for those years because their inclusion would have had an anti-dilutive effect.

92 | 2004 Financial Report

15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $708 million in 2004, $634 million in 2003 and $341 million in 2002. This table shows future minimum rental commitments under noncancellable operating leases at December 31 for the following years:

						AFTER
(MILLIONS OF DOLLARS)	2005	2006	2007	2008	2009	2009

Lease commitments	$251	$240	$218	$165	$150	$575

16. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. The cost of insurance has risen substantially and the availability of insurance has become more restrictive. Thus, depending upon the cost of insurance and the nature of the risk involved, the amount of self-insurance may be significant. We consider the impact of these changes as we assess our future insurance needs. If we incur substantial liabilities that are not covered by insurance or substantially exceed insurance coverage and that are in excess of existing accruals, there could be a material adverse effect on our results of operations in any particular period (see Note 17, Legal Proceedings and Contingencies).

17. Legal Proceedings and Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We do not believe any of them will have a material adverse effect on our financial position.

We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B, Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

Patent claims include challenges to the coverage and/or validity of our patents on various products or processes. Although we believe we have substantial defenses to these challenges with respect to all our material patents, there can be no assurance as to the outcome of these matters, and a loss in any of these cases could result in a loss of patent protection for the drug at issue, which could lead to a significant loss of sales of that drug and could materially affect future results of operations.

Among the principal matters pending to which we are a party are the following:

A. Patent Matters

We are involved in a number of patent suits, the majority of which involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Pending suits include generic challenges to patents covering, among other products, amlodipine (Norvasc), gabapentin (Neurontin), atorvastatin (Lipitor), latanoprost (Xalatan), tolterodine (Detrol), celecoxib (Celebrex) and quinapril (Accupril). Also, counterclaims in these suits as well as various independent actions in connection with gabapentin (Neurontin) have been filed claiming that our assertions of or attempts to enforce our patent rights constitute unfair competition and/or violations of the antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products, including without limitation Lipitor, are being challenged in various other countries.

2004 Financial Report | 93

Norvasc (amlodipine)

Between 2002 and January 2005, we brought patent infringement suits in various federal courts against several manufacturers that have filed abbreviated new drug applications with the FDA seeking to market a generic version of amlodipine besylate, which is the salt form contained in Norvasc. Certain of these cases are expected to go to trial this year.

Neurontin (gabapentin)

In 2000, 2001 and 2003, Warner-Lambert brought patent infringement suits in various federal courts against several generic manufacturers that have filed abbreviated new drug applications with the FDA asserting the invalidity and non-infringement of our gabapentin (Neurontin) low-lactam patent. These suits have been consolidated for pre-trial purposes in the U.S. District Court for the District of New Jersey. The generic manufacturers that are defendants in these suits include, among others, Ivax Corporation (Ivax), Alpharma Inc. (Alpharma) and Teva Pharmaceutical Industries Ltd. (Teva). The defendants have filed various summary judgment motions asserting invalidity and non-infringement on a number of grounds, and responses have been filed. Counterclaims in these suits as well as various independent actions have been filed claiming that our assertions of or attempts to enforce rights under our patents for gabapentin constitute unfair competition and/or violations of the antitrust laws. These counterclaims and independent actions have been consolidated in the same federal court and stayed pending the outcome of our patent infringement suits.

The 30-month stay of FDA approval triggered by our infringement suits has expired. The FDA has granted final approval and awarded 180 days of marketing exclusivity (i) to Ivax for its generic gabapentin product, which is not AB-rated (i.e., is not allowed to be directly substituted for Neurontin in most states), and (ii) to Alpharma for its generic gabapentin product, which is AB-rated (i.e., is allowed to be directly substituted for Neurontin). After the U.S. District Court for the District of New Jersey denied our requests for temporary restraining orders against Ivax and Alpharma, respectively, Ivax launched its generic gabapentin product in August 2004 and Alpharma launched its generic gabapentin product in October 2004. At Alpharma’s request, the FDA also granted final approval to Teva to market its AB-rated generic gabapentin product, and Teva launched its product. In October 2004, the U.S. District Court for the District of New Jersey denied our motion for a preliminary injunction against Alpharma. Various other generic manufacturers have received tentative approval from the FDA, which allows them to market their generic gabapentin products following the expiration of the respective 180-day marketing exclusivity periods granted to Ivax and Alpharma.

We are aggressively pursuing our patent infringement suits against the generic manufacturers. If the court ultimately determines that the generic manufacturers have infringed our patent, we will pursue all available remedies, including damages based on our lost profits.

In response to the launches by Alpharma and Teva and following the denial of our request for a temporary restraining order against Alpharma, Greenstone Ltd., a wholly owned subsidiary of Pfizer, launched a generic version of Neurontin in October 2004. Teva brought an action against Pfizer, Greenstone and the FDA in the U.S. District Court for the District of Columbia challenging the launch by Greenstone. In October 2004, the court declined to grant preliminary injunctive relief against Greenstone.

Lipitor (atorvastatin)

A generic manufacturer filed an abbreviated new drug application with the FDA for atorvastatin (Lipitor) in 2002 and amended the application in early 2003 to allege that its product would not infringe our basic product patent for atorvastatin. Shortly thereafter, the generic manufacturer also asserted that our patent covering the active enantiomeric form of the drug is invalid. In 2003, we filed suits in the U.S. District Court for the District of Delaware against the generic manufacturer for infringement of both our basic product patent and our patent covering the active enantiomeric form of the drug. The trial of this matter was held in late 2004. A decision is expected later this year, following the submission of post-trial briefs. Our basic product patent, including the additional six-month pediatric exclusivity period, expires in 2010. Our enantiomer patent, including the six-month pediatric exclusivity period, provides one additional year of protection, expiring in 2011.

94 | 2004 Financial Report

Xalatan (latanoprost)

In November 2001, a generic manufacturer notified Pharmacia that it had filed an abbreviated new drug application with the FDA seeking approval to market a product containing latanoprost, which Pharmacia markets as Xalatan. In December 2001, Pharmacia filed suit against the generic manufacturer in the U.S. District Court for the District of New Jersey alleging infringement of various patents relating to latanoprost that are held by or licensed to Pharmacia. The generic manufacturer admitted infringement but claimed that these patents are invalid and unenforceable.

On July 6, 2004, the court held that two of the three patents in suit are valid, infringed and enforceable, and it issued an injunction blocking sale of the generic product until the expiration of the later-expiring patent in March 2011. The generic manufacturer has appealed the decision with respect to these two patents.

The third patent, which also expires in March 2011, was held unenforceable. We have appealed the decision with respect to the third patent. However, even if we do not prevail as to that patent, generic lantanoprost cannot be sold until March 2011 by virtue of the District Court’s ruling with regard to the enforceability of the other two patents.

Detrol (tolterodine)

In February 2004, a generic manufacturer notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market tolterodine (Detrol). We filed a patent infringement suit against the generic manufacturer in the U.S. District Court for the District of New Jersey in March 2004.

Celebrex, Bextra (celecoxib, valdecoxib)

In 2000, the University of Rochester filed a patent infringement action against Pfizer and Pharmacia in the U.S. District Court for the Western District of New York alleging that sales of Celebrex infringe the broad method of use claims of the University’s patent. The suit also alleged infringement by Bextra. In 2003, the court granted our motion for summary judgment, and the University appealed that decision. In February 2004, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s grant of summary judgment in our favor, and in July 2004 the Federal Circuit denied the University’s request for a rehearing en banc. In November 2004, the University’s petition for certiorari requesting that the United States Supreme Court hear an appeal of the action was denied.

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

Accupril (quinapril)

As previously reported, the U.S. District Court for the District of New Jersey issued an injunction blocking approval by the FDA of Teva’s abbreviated new drug application for quinapril (Accupril) until February 2007. Although Teva appealed the decision, it has waived the 180-day marketing exclusivity period, and the abbreviated new drug applications for generic quinapril of certain other generic manufacturers have been approved by the FDA. In late 2004, these other generic manufacturers, as well as Teva pursuant to an agreement with one of these other generic manufacturers, began marketing generic quinapril products. Accordingly, Accupril faces generic competition regardless of the outcome of Teva’s appeal.

PDE5 Inhibitors for the Treatment of Male Erectile Dysfunction

In October 2002, we were granted a broad patent, which expires in 2019, covering the use of orally-effective PDE5 inhibitors for the treatment of male erectile dysfunction. At that time, we brought suit in the U.S. District Court for the District of Delaware against the manufacturers of competing PDE5 inhibitors for infringement of this patent. In October 2003, we

2004 Financial Report | 95

received notice that the U.S. Patent and Trademark Office has initiated a reexamination of this patent. In November 2003, our suits against competing PDE5 inhibitor manufacturers were stayed pending the completion of the patent reexamination. In December 2004, our suit against the manufacturers of one competing product was resolved through cross-licensing arrangements. Subject to the stay, we continue to pursue our suit against the manufacturers of another competing product.

The Patent and Trademark Office reexamination with regard to this use patent and our suit against the manufacturers of a competing PDE5 inhibitor do not involve and will have no effect on our basic product patent for Viagra, which expires in 2012.

B. Product Liability Matters

Rezulin

Rezulin was a medication that treated insulin resistance and was effective for many patients whose diabetes had not been controlled with other medications. Rezulin was voluntarily withdrawn by Warner-Lambert in March 2000 following approval of two newer medications, which the FDA considered to have similar efficacy and fewer side effects.

We are defendants in a number of suits, including purported class actions, relating to Rezulin that seek relief other than damages for alleged personal injury. These suits are not covered by the charge to earnings that we took in 2003 in connection with all known personal injury cases and claims relating to Rezulin. Motions to certify statewide classes of allegedly injured Rezulin users or purchasers have been denied by state courts in California and Texas and granted by state courts in Illinois and West Virginia. In the Illinois action, a state court in Madison County certified a statewide class of all Rezulin users seeking economic damages relating to their purchases of Rezulin, and we entered into a contingent agreement to settle the action. Following a fairness hearing, the court approved the settlement on December 2, 2004.

In April 2001, Louisiana Health Service Indemnity Company and Eastern States Health and Welfare Fund filed a consolidated complaint against Warner-Lambert in the U.S. District Court for the Southern District of New York purportedly on behalf of a class consisting of all health benefit providers that paid for or reimbursed patients for the purchase of Rezulin between February 1997 and April 2001. The action seeks to recover amounts paid for Rezulin by the health benefit providers on behalf of their plan participants during the specified period. In October 2001, the District Court dismissed the complaint. In April 2003, the U.S. Court of Appeals for the Second Circuit reversed the dismissal order and reinstated the action. The Second Circuit made no determination on the merits of the plaintiffs’ claims or on whether the claims may proceed as a class action.

Asbestos

• Quigley

Quigley Company, Inc. (Quigley), a wholly owned subsidiary, was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s. In September 2004, Pfizer and Quigley took steps which, if approved by the courts and claimants, will resolve all pending and future claims against Pfizer and Quigley in which the claimants allege personal injury from exposure to Quigley products containing asbestos, silica or mixed dust. We took a charge of $369 million before-tax ($229 million after-tax) to third quarter 2004 earnings in connection with these matters that is included in Other (income)/deductions—net.

In September 2004, Quigley filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. bankruptcy code. Quigley will file a reorganization plan in the Bankruptcy Court that must be approved by both the Bankruptcy Court and the U.S. District Court for the Southern District of New York after receipt of the vote of 75 percent of the claimants. In connection with that filing, Pfizer entered into settlement agreements with lawyers representing more than 80 percent of the individuals with claims related to Quigley products against Quigley and Pfizer that provide for a total of $430 million in payments, of which $215 million will be paid upon the earlier of court confirmation of the reorganization plan or December 31, 2005. The reorganization plan, the approval of which is considered probable, will establish a Trust for the payment of all remaining pending claims as well as any future claims alleging injury from exposure to Quigley products. Pfizer will contribute $405 million to the Trust through a note, which has a present value of $172 million, as well as approximately $100 million in insurance, and will forgive a $30 million loan to Quigley. If approved by the courts and the claimants, the reorganization plan will result in a permanent injunction directing all future claims alleging personal injury from exposure to Quigley products to the Trust.

96  |  2004 Financial Report

In a separately negotiated transaction with an insurance company, we agreed to a settlement related to certain insurance coverage which provides for the payment to us over 10 years of an amount with a present value of $263 million.

• Other Matters

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2004, approximately 144,400 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. We are actively engaged in defending, and will continue to explore various means to resolve, these claims. Several of the insurance carriers that provided coverage for the American Optical asbestos and other claims have denied coverage. We believe that these carriers’ position is without merit and have initiated legal proceedings against such carriers. Separately, there is a small number of lawsuits pending against Pfizer in various federal and state courts seeking damages for alleged personal injury from exposure to products containing asbestos and other allegedly hazardous materials sold by Gibsonburg Lime Products Company, which was acquired by Pfizer in the 1960s and which sold small amounts of products containing asbestos until the early 1970s. There also is a small number of lawsuits pending in various federal and state courts seeking damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

Lipitor

In July and August 2004, actions were filed against Pfizer in various federal courts purportedly on behalf of nationwide classes and a California statewide class consisting of persons who have purchased or used Lipitor. Plaintiffs sought damages for personal injury, medical monitoring and a refund of amounts paid for Lipitor. In January 2005, the California federal action was dismissed voluntarily, and the plaintiff filed a purported California statewide class action in state court in California. In February 2005, all of these federal and state purported class actions were dismissed voluntarily. Separately, we are defending several individual actions that allege personal injury from the use of Lipitor.

Hormone-Replacement Therapy

Pfizer Inc., Pharmacia Corporation (a direct, wholly owned subsidiary of Pfizer Inc.) and Pharmacia & Upjohn, Inc. and Greenstone Ltd. (indirect, wholly owned subsidiaries of Pfizer Inc.), along with several other pharmaceutical manufacturers, have been named as defendants in a number of lawsuits, including purported nationwide and certain statewide class actions, in various federal and state courts alleging personal injury resulting from the use of certain estrogen and progestin medications prescribed for women to treat the symptoms of menopause. The federal court cases have been transferred to the U.S. District Court for the Eastern District of Arkansas for consolidated pre-trial proceedings. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, stroke and heart disease. All of the suits are in preliminary stages. The cases against Pfizer, Pharmacia, Pharmacia & Upjohn and Greenstone involve the products femhrt (which Pfizer divested in 2003), Provera, Ogen, Depo-Estradiol and Activella, all of which remain approved by the FDA for use in the treatment of menopause.

C. Commercial Matters

Neurontin

A number of lawsuits, including purported class actions, have been filed against us in various federal and state courts alleging claims arising from the promotion and sale of Neurontin. The plaintiffs in the purported class actions seek to represent nationwide and certain statewide classes consisting of persons, including individuals, health insurers, employee benefit plans and other third-party payors, who purchased or reimbursed patients for the purchase of Neurontin that allegedly was used for indications other than those approved by the FDA. In October 2004, many of the suits, including individual actions as well as

2004 Financial Report | 97

purported class actions, pending in federal courts were transferred to the U.S. District Court for the District of Massachusetts for consolidated pre-trial proceedings. Purported class actions also have been filed against us in Canada alleging claims arising from the promotion and sale of Neurontin. Separately, we are defending a number of product liability claims and lawsuits alleging injury from ingesting Neurontin.

Zoloft

In July 2004, a purported representative action on behalf of all California residents who have used Zoloft as well as the general public was filed against the Company in Los Angeles Superior Court. The plaintiff alleges that the Company engaged in various practices relating to Zoloft in violation of California law, including false and misleading advertising and marketing, and seeks restitution, disgorgement of profits and injunctive relief. In a related matter, in July 2004 we received a notice, from the same law firm involved in the purported representative action, alleging violations of the California Consumers Legal Remedies Act resulting from the Company’s alleged failure to adequately warn California consumers of the alleged risk of reactions upon discontinuation of Zoloft treatment or reduction in Zoloft dosage. The notice demanded that the Company cease disseminating certain promotional materials and make restitution in an unspecified amount. Separately, we are defending a number of product liability actions that allege injury caused by the use of Zoloft.

Average Wholesale Price Litigation

A number of states and counties have sued Pharmacia, Pfizer and other pharmaceutical manufacturers alleging that they sold certain products at prices lower than the published average wholesale price (AWP). The AWP is used to determine reimbursement levels under Medicare Part B and under many private-sector insurance policies and medical plans. Several of the suits also allege that Pharmacia and/or Pfizer did not report to the states its best price for certain products under the Medicaid program. Each of these suits alleges, among other things, deceptive trade practices and fraud and seeks monetary and other relief, including civil penalties and treble damages.

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

All of these state, county and purported class action suits were transferred to the U.S. District Court for the District of Massachusetts for consolidated pre-trial proceedings. Certain of the state suits and one of the private suits have been remanded to their respective state courts. Motions to dismiss or comparable motions challenging the pleadings have been made in each of these state, county and purported class action suits. Such motions have been granted in one case and denied in whole or in part in all of the other actions in which such motions have been decided to date, including the consolidated proceeding in Massachusetts.

The court in the consolidated proceeding in Massachusetts has established “fast” and “regular” tracks for discovery and motion practice. Pfizer and Pharmacia are in the “regular track”, in which discovery and motion practice will proceed more slowly than in the “fast track”.

Qui Tam Action Relating to Manufacturing Practices

Pfizer, Pharmacia and other pharmaceutical companies were named in a qui tam (“whistleblower”) action that was filed in the U.S. District Court for the Northern District of Texas in June 2001 but not served on Pfizer and Pharmacia until 2003. The complaint alleged that the defendants generally failed to comply with good manufacturing practices mandated by the FDA, that as a consequence their products sold to or reimbursed by the federal government were adulterated and/or misbranded, and that the federal government was entitled to refunds of purchase prices paid. In January 2005, the court granted defendants’ consolidated motion to dismiss with prejudice plaintiff’s amended complaint.

98 | 2004 Financial Report

D. Celebrex and Bextra Matters

In 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey by persons who claim to have been purchasers of publicly traded securities of Pharmacia during the period from April 17, 2000 through August 22, 2001 (the Purported Class Period). Named as defendants in the actions are Pharmacia, Pfizer and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the data from a study concerning the gastrointestinal effects of Celebrex. These cases have been consolidated for pre-trial purposes. Plaintiffs purport to represent a class of all persons who purchased Pharmacia securities during the Purported Class Period and were damaged as a result of the decline in the price of Pharmacia’s securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount.

As previously reported, Pfizer is a defendant in a number of product liability suits in various federal and state courts alleging injury as a result of the use of Celebrex, including a purported class action filed in 2001 in the U.S. District Court for the Eastern District of New York. Additional suits, including purported class actions, alleging injury as the result of the use of Celebrex and Bextra have been filed in late 2004 and early 2005.

A number of purported class actions recently have been filed against Pfizer in the U.S. and in Canada alleging consumer fraud as the result of false advertising of Celebrex and Bextra and the withholding of information from the public regarding the alleged safety risks associated with Celebrex and Bextra. The plaintiffs seek damages in unspecified amounts for economic loss.

As previously reported, we received requests for information and documents from the U.S. Department of Justice and a group of state attorneys general concerning the marketing of Bextra and Celebrex. The Department of Justice and the attorney general group have also recently sought information and documents relating to the safety of both products.

Recently, a number of actions, including purported class actions, were filed against Pfizer, Pharmacia and certain current and former officers, directors and employees of Pfizer and Pharmacia. These actions were brought in various federal and state courts, with the largest number being filed in the U.S. District Court for the Southern District of New York. These actions include: (i) several class action complaints alleging that Pfizer and certain officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra; (ii) several shareholder derivative actions alleging that certain of Pfizer’s current and former officers and directors breached fiduciary duties by causing Pfizer to misrepresent the safety of Celebrex and, in certain of the cases, Bextra; and (iii) several purported class actions filed by persons who claim to be participants in the Pfizer or Pharmacia Savings Plan alleging that Pfizer and certain officers, directors and employees of Pfizer or, where applicable, Pharmacia and certain former officers, directors and employees of Pharmacia, violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option.

E. Other Matters

Monsanto-Related Matters

In 1997, Monsanto Company (Former Monsanto) contributed certain chemical manufacturing operations and facilities to a newly formed corporation, Solutia Inc. (Solutia), and spun off the shares of Solutia. In 2000, Former Monsanto merged with Pharmacia & Upjohn to form Pharmacia Corporation (Pharmacia). Pharmacia then transferred its agricultural operations to a newly created subsidiary, named Monsanto Company (New Monsanto), which it spun off in a two-stage process that was completed in 2002. Pharmacia was acquired by Pfizer in 2003 and is now a wholly owned subsidiary of Pfizer.

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

2004 Financial Report | 99

related to Former Monsanto’s chemical businesses, including any such liabilities that Solutia assumed to the extent that Solutia fails to pay or discharge them.

In December 2003, Solutia filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. bankruptcy code. Solutia has asked the Bankruptcy Court to relieve it from liabilities related to Former Monsanto’s chemical businesses that were assumed by Solutia in 1997. Should the Bankruptcy Court grant such relief, New Monsanto would be responsible for such liabilities under its indemnification agreement with Pharmacia. Solutia also has filed a motion with the Bankruptcy Court seeking to reject its contractual indemnity and other obligations to Pharmacia. If approved by the Bankruptcy Court, rejection will result in a breach of these obligations and substantial damage claims against Solutia. The Bankruptcy Court has stayed the motion to reject. In the event that Solutia is permitted to prosecute the motion, Pharmacia and New Monsanto will oppose it. If the motion is granted, New Monsanto will continue to be liable to indemnify Pharmacia for any obligations that Solutia fails to perform.

In December 2003, Solutia filed an action, also in the U.S. Bankruptcy Court for the Southern District of New York, seeking a determination that Pharmacia rather than Solutia is responsible for an estimated $475 million in health care benefits for certain Solutia retirees. A similar action was filed in May 2004 in the same Bankruptcy Court against Pharmacia and New Monsanto by a committee appointed to represent Solutia retirees in the Bankruptcy Court proceedings. The parties have agreed to a standstill of these actions. In the event that the standstill terminates, Pharmacia and New Monsanto will vigorously defend these actions. Under its indemnification agreement with Pharmacia, New Monsanto will be responsible for the costs and expenses and any judgment or settlement amounts in these actions.

Investigation Relating to Genotropin

In late 2003, we received a request for information and documents from the U.S. Department of Justice concerning the marketing of Genotropin as well as certain managed care payments.

Attorneys General Requests for Documents

We received a letter from the Office of the Attorney General of the State of New York in 2004 requesting documents and information concerning clinical trials of certain of our pharmaceutical products for indications other than those approved by the FDA and concerning possible promotion of those products for such indications. We also received a letter from the Office of the Attorney General of the State of Connecticut in 2004 requesting similar materials concerning Zoloft.

Foreign Sales Activities in Croatia

The Company has voluntarily provided the U.S. Department of Justice and the Securities and Exchange Commission with information regarding an internal investigation that the Company is conducting of certain potentially improper payments made in connection with foreign sales activities in Croatia.

Importation Cases

In 2004, a number of purported class actions were filed in the U.S. District Court for the District of Minnesota alleging that Pfizer and several other pharmaceutical manufacturers violated federal and state civil antitrust laws by conspiring to prevent the importation of brand-name prescription drugs from Canada. These suits all have been consolidated into a single action, which seeks to represent a nationwide class consisting of all persons who purchased or reimbursed patients for the purchase of prescription drugs manufactured and marketed by defendants that also are available in Canada. Plaintiffs claim that, as a result of the alleged conspiracy, U.S. prices for defendants’ prescription drugs are higher than they otherwise would be. Plaintiffs seek monetary relief, including treble damages and a refund of the allegedly unlawful profits received by defendants, and injunctive relief. In addition, in 2004, a number of independent pharmacists in California filed an action in California Superior Court, Alameda County, against Pfizer and several other pharmaceutical manufacturers that asserts claims under California antitrust and unfair business practices laws that are similar to those alleged in the Minnesota action.

Environmental Matters

In April 2004, we received a letter from the Nebraska Department of Environmental Quality (NDEQ) proposing a civil

100 | 2004 Financial Report

penalty in the amount of three hundred fifty thousand dollars to settle certain alleged violations of Nebraska’s hazardous waste regulations at our Lincoln, Nebraska manufacturing facility. We responded to the NDEQ, and the Nebraska Attorney General’s Office, acting on behalf of the NDEQ, has offered to reduce the proposed penalty. We are in discussions with the Attorney General’s Office to resolve this matter. The Notices of Violation, which arose out of a voluntary self-disclosure that we made to the NDEQ in 2003, relate to the alleged improper disposal of a small amount of hazardous waste during the period 1997-2003. Corrective actions have been developed and implemented.

We will be required to submit a corrective measures study report to the U.S. Environmental Protection Agency with regard to Pharmacia’s discontinued industrial chemical facility in North Haven, Connecticut.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, (CERCLA or Superfund) and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

F. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and at December 31, 2004, recorded amounts for the estimated fair value of these indemnifications are not material.

18. Segment, Geographic and Revenue Information

Business Segments

We operate in the following business segments:

•Human Health

—	The human health segment, which represents our pharmaceutical business, includes treatments for cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

• Consumer Healthcare

—	The consumer healthcare segment includes self-medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth.

• Animal Health

—	The animal health segment includes treatments for diseases in livestock and companion animals.

We operate several other businesses, including the manufacture of empty soft-gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. Due to the size of these businesses, they are grouped into the “Corporate/Other” category.

For our reportable operating segments (i.e., Human Health, Consumer Healthcare, Animal Health), segment profit/(loss) is measured based on income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of change in accounting principles and before certain costs, such as significant impacts of purchase accounting for acquisitions and merger-related costs. This methodology is utilized by management to evaluate each business.

2004 Financial Report | 101

Certain income/(expense) items that are excluded from the operating segment’s profit/(loss) are considered corporate items and are included in Corporate/Other. These items include interest income/(expense), corporate expenses (e.g., corporate administration costs), other income/(expense) items (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based compensation expenses not allocated to the business segments, significant impacts of purchase accounting for acquisitions, certain milestone payments, merger-related costs and intangible asset impairments.

Each segment is managed separately and offers different products requiring different marketing and distribution strategies.

We sell our products primarily to customers in the wholesale sector. In 2004, sales to the three largest U.S. wholesalers represented approximately 18%, 14% and 13% of total revenues and, collectively, represented approximately 25% of accounts receivable at December 31, 2004. In 2003, sales to the three largest U.S. wholesalers represented approximately 18%, 14% and 12% of total revenues and, collectively, represented approximately 22% of accounts receivable at December 31, 2003. These sales and related accounts receivable were concentrated in the Human Health segment.

Revenues exceeded $500 million in each of ten countries outside the U.S. in 2004 and each of nine countries outside the U.S. in 2003. The U.S. was the only country to contribute more than 10% of total revenues in each year.

The 2004 and 2003 financial statement elements highlighted below reflect the impact of our acquisition of Pharmacia on April 16, 2003.

The following tables present segment, geographic and revenue information:

Segment

		HUMAN	CONSUMER	ANIMAL	CORPORATE/
(MILLIONS OF DOLLARS)		HEALTH	HEALTHCARE	HEALTH	OTHER(a)		CONSOLIDATED

Revenues	2004	$46,133	$3,516	$1,953	$914		$52,516
	2003	39,425	2,949	1,598	764		44,736
	2002	28,275	2,464	1,119	436		32,294

Segment profit/(loss)(b)	2004	21,510	667	353	(8,523	)(c)	14,007
	2003	17,554	613	247	(15,168	)(d)	3,246
	2002	12,718	519	132	(1,603	)(e)	11,766

Identifiable assets	2004	81,651	5,886	1,992	34,155		123,684
	2003	80,952	5,602	1,870	28,351		116,775
	2002	16,922	2,078	1,233	26,123		46,356

Property, plant and equipment additions(f)	2004	2,268	76	95	162		2,601
	2003	2,127	98	57	347		2,629
	2002	1,446	112	37	163		1,758

Depreciation and amortization(f)	2004	1,490	64	57	3,482	(g)	5,093
	2003	1,427	70	58	2,470	(h)	4,025
	2002	837	56	55	82		1,030

102 | 2004 Financial Report

Geographic

		UNITED		ALL OTHER
(MILLIONS OF DOLLARS)		STATES(i)	JAPAN	COUNTRIES	CONSOLIDATED

Revenues	2004	$29,539	$3,250	$19,727	$52,516
	2003	26,795	2,626	15,315	44,736
	2002	20,613	1,873	9,808	32,294

Long-lived assets(j)	2004	29,069	502	22,065	51,636
	2003	31,806	630	21,311	53,747
	2002	6,291	429	4,897	11,617

(a)	Corporate/Other includes our other businesses, which include the manufacturing of empty soft-gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. Corporate/Other also includes interest income/(expense), corporate expenses (e.g., corporate administration costs), other income/(expense) (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based compensation expenses not allocated to the business segments, significant impacts of purchase accounting for acquisitions, certain milestone payments, merger-related costs and intangible asset impairments.

(b)	Segment profit/(loss) equals income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of change in accounting principles and before certain costs, such as significant impacts of purchase accounting for acquisitions and merger-related costs. This methodology is utilized by management to evaluate each business.

(c)	In 2004, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $4,396 million, including acquired in-process research and development, incremental intangible asset amortization and other charges and the sale of acquired inventory written up to fair value of $4,385 million attributable to Human Health, $6 million for Consumer Healthcare, $24 million for Animal Health and a credit of $19 million for Corporate/Other, (ii) merger-related costs of $1,193 million, (iii) a $691 million impairment charge for Depo-Provera attributable to Human Health, (iv) a $369 million charge related to asbestos-related matters, (v) contingent income earned from the prior year sale of a product-in-development of $100 million, (vi) $64 million in operating results of a divested legacy Pharmacia research facility and (vii) other legacy Pharmacia intangible asset impairments of $11 million attributable to Human Health.

(d)	In 2003, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $10,135 million including acquired in-process research and development, the sale of acquired inventory written up to fair value and incremental intangible asset amortization and other charges of $9,886 million attributable to Human Health, $78 million for Consumer Healthcare, $146 million for Animal Health and $25 million for Corporate/Other, (ii) merger-related costs of $1,058 million, and (iii) litigation charges of $1,402 million.

(e)	In 2002, Corporate/Other includes merger-related costs of $630 million.

(f)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments, long-term loans and investments and assets held for sale.

(g)	In 2004, Corporate/Other includes non-cash charges associated with purchase accounting related to incremental intangible asset amortization and fixed asset depreciation of $3,308 million attributable to Human Health, $6 million each for Consumer Healthcare and Animal Health and a credit of $44 million for Corporate/Other.

(h)	In 2003, Corporate/Other includes non-cash charges associated with purchase accounting related to incremental intangible asset amortization and fixed asset depreciation of $2,279 million attributable to Human Health, $2 million each for Consumer Healthcare and Animal Health and $58 million for Corporate/Other.

(i)	Includes operations in Puerto Rico.

(j)	Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

2004 Financial Report | 103

Revenues by Business Segment

	YEAR ENDED DECEMBER 31
(MILLIONS OF DOLLARS)	2004	2003	2002

Human Health
Cardiovascular and metabolic diseases	$17,682	$16,008	$13,561
Central nervous system disorders	8,092	7,378	5,726
Arthritis and pain	5,203	3,046	363
Infectious and respiratory diseases	4,715	4,677	3,615
Urology	2,634	2,457	1,735
Oncology	1,232	713	—
Ophthalmology	1,227	668	—
Endocrine disorders	925	550	—
All other	3,702	3,169	1,679
Alliance revenue	721	759	1,596

Total Human Health	46,133	39,425	28,275

Consumer Healthcare	3,516	2,949	2,464
Animal Health	1,953	1,598	1,119
Other	914	764	436

Total revenues	$52,516	$44,736	$32,294

104 | 2004 Financial Report

Quarterly Consolidated Financial Data (Unaudited) Pfizer Inc and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2004
Revenues	$12,487	$12,274	$12,831	$14,924
Costs and expenses	8,156	8,557	8,690	10,842
Merger-related in-process research and development charges	955	—	—	116
Merger-related costs	247	289	190	467

Income from continuing operations before provision for taxes on income, and minority interests	3,129	3,428	3,951	3,499
Provision for taxes on income	809	582	650	625
Minority interests	2	2	3	3

Income from continuing operations	2,318	2,844	3,298	2,871

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	13	17	(3)	(49)
Gains on sales of discontinued businesses — net of tax	—	2	46	3

Discontinued operations — net of tax	13	19	43	(46)

Net income	$2,331	$2,863	$3,341	$2,825

Earnings per common share — basic:
Income from continuing operations	$.31	$.38	$.44	$.39
Discontinued operations — net of tax	—	—	.01	(.01)

Net income	$.31	$.38	$.45	$.38

Earnings per common share — diluted:
Income from continuing operations	$.30	$.38	$.43	$.39
Discontinued operations — net of tax	—	—	.01	(.01)

Net income	$.30	$.38	$.44	$.38

Cash dividends paid per common share	$.17	$.17	$.17	$.17

Stock prices
High	$38.89	$37.90	$34.63	$31.50
Low	$33.50	$33.82	$29.60	$21.99

All financial information reflects the following as discontinued operations: our in-vitro allergy and autoimmune diagnostics testing, surgical ophthalmics, certain European generics, confectionery, shaving and fish-care products businesses, as well as certain non-core consumer healthcare product lines (primarily marketed in Europe) and the femhrt, Loestrin and Estrostep women’s health product lines (see Note 6, Discontinued Operations).

Merger-related in-process research and development charges primarily includes amounts incurred in connection with our acquisition of Esperion (see Note 2B, Acquisitions: Other Acquisitions).

Merger-related costs include integration and restructuring costs primarily related to our acquisition of Pharmacia (see Note 3, Merger-Related Costs).

As of January 31, 2005, there were 283,519 record holders of our common stock (symbol PFE).

2004 Financial Report | 105

Quarterly Consolidated Financial Data (Unaudited) Pfizer Inc and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2003
Revenues	$8,506	$9,900	$12,348	$13,981
Costs and expenses	5,199	7,891	9,643	12,647
Merger-related in-process research and development charges	—	5,130	(87)	9
Merger-related costs	91	285	303	378

Income/(loss) from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	3,216	(3,406)	2,489	947
Provision for taxes on income	761	269	250	333
Minority interests	—	(1)	2	2

Income/(loss) from continuing operations before cumulative effect of change in accounting principles	2,455	(3,674)	2,237	612

Discontinued operations:
Income/(loss) from operations of discontinued businesses and product lines — net of tax	38	—	(2)	(10)
Gains on sales of discontinued businesses — net of tax	2,202	83	—	—

Discontinued operations — net of tax	2,240	83	(2)	(10)

Income/(loss) before cumulative effect of change in accounting principles	4,695	(3,591)	2,235	602
Cumulative effect of change in accounting principles — net of tax	(30)	—	—	—

Net income/(loss)	$4,665	$(3,591)	$2,235	$602

Earnings per common share — basic:
Income/(loss) from continuing operations before cumulative effect of change in accounting principles	$.40	$(.49)	$.29	$.08
Discontinued operations — net of tax	.36	.01	—	—

Income/(loss) before cumulative effect of change in accounting principles	.76	(.48)	.29	.08
Cumulative effect of change in accounting principles — net of tax	—	—	—	—

Net income/(loss)	$.76	$(.48)	$.29	$.08

Earnings per common share — diluted:
Income/(loss) from continuing operations before cumulative effect of change in accounting principles	$.40	$(.49)	$.29	$.08
Discontinued operations — net of tax	.36	.01	—	—

Income/(loss) before cumulative effect of change in accounting principles	.76	(.48)	.29	.08
Cumulative effect of change in accounting principles — net of tax	—	—	—	—

Net income/(loss)	$.76	$(.48)	$.29	$.08

Cash dividends paid per common share	$.15	$.15	$.15	$.15

Stock prices
High	$32.55	$36.92	$35.29	$35.39
Low	$27.90	$26.95	$29.43	$29.50

All financial information reflects the following as discontinued operations: our in-vitro allergy and autoimmune diagnostics testing, surgical ophthalmics, certain European generics, confectionery, shaving and fish-care products businesses, as well as certain non-core consumer healthcare product lines (primarily marketed in Europe) and the femhrt, Loestrin and Estrostep women’s health product lines (see Note 6, Discontinued Operations).

Merger-related in-process research and development charges amounts in the third and fourth quarters of 2003 include changes to the preliminary estimate of the portion of the purchase price allocated to in-process research and development in connection with our acquisition of Pharmacia (see Note 2A, Acquisitions: Pharmacia Corporation).

Merger-related costs include pre-integration, integration and restructuring costs primarily related to our acquisition of Pharmacia (see Note 3, Merger-Related Costs).

106 | 2004 Financial Report

Financial Summary Pfizer Inc and Subsidiary Companies

	AS OF/FOR THE YEAR ENDED DECEMBER 31
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2004	2003	2002	2001	2000	1999

Revenues(a)	$52,516	$44,736	$32,294	$28,947	$25,958	$26,940
Research and development expenses(b)	7,684	7,487	5,208	4,982	4,374	4,036
Other costs and expenses	28,561	27,893	14,690	13,183	12,890	15,926
Merger-related in-process research and development charges(c)	1,071	5,052	—	—	—	—
Merger-related costs(d)	1,193	1,058	630	819	3,223	33

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of change in accounting principles	14,007	3,246	11,766	9,963	5,471	6,945
Provision for taxes on income	(2,665)	(1,614)	(2,599)	(2,426)	(1,936)	(1,968)
Income from continuing operations before cumulative effect of change in accounting principles	11,332	1,629	9,161	7,523	3,522	4,972
Discontinued operations — net of tax	29	2,311	375	265	204	(20)
Cumulative effect of change in accounting principles — net of tax(e)	—	(30)	(410)	—	—	—

Net income	$11,361	$3,910	$9,126	$7,788	$3,726	$4,952

Effective tax rate — continuing operations	19.0%	49.7%	22.1%	24.4%	35.4%	28.3%
Depreciation and amortization	5,093	4,025	1,030	965	877	905
Property, plant and equipment additions	2,601	2,629	1,758	2,105	2,073	2,493
Cash dividends paid	5,082	4,353	3,168	2,715	2,197	1,820

Working capital(f)	13,236	6,768	6,242	5,502	6,073	4,415
Property, plant and equipment — net	18,385	18,156	10,712	9,783	8,757	8,685
Total assets(f)	123,684	116,775	46,356	39,153	33,510	31,372
Long-term debt	7,279	5,755	3,140	2,609	1,123	1,774
Long-term capital(g)	88,252	84,203	23,505	21,348	17,575	16,240
Shareholders’ equity	68,278	65,377	19,950	18,293	16,076	13,950

Earnings per common share — basic:
Income from continuing operations before cumulative effect of change in accounting principles	$1.51	$.22	$1.49	$1.21	$.57	$.81
Discontinued operations — net of tax	—	.32	.06	.04	.03	—
Cumulative effect of change in accounting principles — net of tax(e)	—	—	(.07)	—	—	—

Net income	$1.51	$.54	$1.48	$1.25	$.60	$.81

Earnings per common share — diluted:
Income from continuing operations before cumulative effect of change in accounting principles	$1.49	$.22	$1.47	$1.18	$.56	$.79
Discontinued operations — net of tax	—	.32	.06	.04	.03	(.01)
Cumulative effect of change in accounting principles — net of tax(e)	—	—	(.07)	—	—	—

Net income	$1.49	$.54	$1.46	$1.22	$.59	$.78

Market value per share (December 31)	$26.89	$35.33	$30.57	$39.85	$46.00	$32.44
Return on shareholders’ equity	17.0%	9.2%	47.7%	45.3%	24.8%	37.3%
Cash dividends paid per common share(h)	$.68	$.60	$.52	$.44	$.36	$.30 2 /3
Shareholders’ equity per common share	9.19	8.63	3.27	2.95	2.58	2.28
Current ratio	1.50:1	1.28:1	1.34:1	1.40:1	1.50:1	1.37:1

Weighted average shares used to calculate:
Basic earnings per common share amounts	7,531	7,213	6,156	6,239	6,210	6,126
Diluted earnings per common share amounts	7,614	7,286	6,241	6,361	6,368	6,317

2004 Financial Report | 107

All financial information for 2004, 2003, 2002, 2001 and 2000 reflects the following as discontinued operations: our in-vitro allergy and autoimmune diagnostic testing, certain European generics, surgical ophthalmic, confectionery, shaving and fish-care products businesses as well as certain non-core consumer healthcare product lines (primarily marketed in Europe) and the femhrt, Loestrin and Estrostep women’s health product lines. We have not restated 1999 for these discontinued operations because the data is not available. After we reorganized our financial systems due to the merger with Warner-Lambert, the level of detail necessary to develop financial information for these discontinued operations for 1999 was no longer available.

2001, 2000, and 1999 data were reclassified to reflect reclassifications between Revenues and Other costs and expenses of $108 million in 2001, $105 million in 2000, and $226 million in 1999 as a result of the January 1, 2002 adoption of EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products. In addition, depreciation and amortization includes amortization of goodwill prior to our adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002.

We have restated all common share and per common share data for the 1999 three-for-one stock split.

(a)	In 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with our historical method. This adjustment increased revenues in 2001 by $175 million.

(b)	Research and development expenses includes copromotion charges and milestone payments for intellectual property rights of $160 million in 2004; $380 million in 2003; $32 million in 2002; and $206 million in 2001.

(c)	In 2004 and 2003, we recorded non-cash charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development.

(d)	Merger-related costs primarily includes the following:

2004 — Integration costs of $475 million and restructuring charges of $704 million related to our acquisition of Pharmacia in 2003.

2003 — Integration costs of $838 million and restructuring charges of $177 million related to our acquisition of Pharmacia in 2003.

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

1999 — Transaction costs directly related to our merger with Agouron Pharmaceuticals, Inc. of $33 million.

(e)	In 2003, as a result of adopting SFAS No. 143, Accounting for Asset Retirement Obligations, we recorded a non-cash pre-tax charge of $47 million ($30 million net of tax).

In 2002, as a result of adopting SFAS No. 142, Goodwill and Other Intangible Assets, we recorded pre-tax charges of $565 million ($410 million net of tax).

(f)	For 2004, 2003, 2002, 2001 and 2000, includes assets held for sale of our in-vitro allergy and autoimmune diagnostic testing, surgical ophthalmic, certain European generics, confectionery and shaving businesses (and the Tetra business in 2001 and 2000) as well as certain non-core consumer healthcare products (primarily marketed in Europe) and the femhrt, Loestrin and Estrostep women’s health product lines.

(g)	Defined as long-term debt, deferred taxes, minority interests and shareholders’ equity.

(h)	In 1999, cash dividends paid per common share are those of Pfizer (not restated to reflect merger with Warner-Lambert).

108 | 2004 Financial Report