Form 10-K, Exhibit 13
period 2005-12-31
PFIZER INC
filed 2006-03-01
CIK 78003

Exhibit 13

Financial Review
Pfizer Inc and Subsidiary Companies

Introduction

Our Financial Review is provided in addition to the accompanying consolidated financial statements and footnotes to assist readers in understanding Pfizer’s results of operations, financial condition and cash flows. The Financial Review is organized as follows:

•

Overview of Consolidated Operating Results. This section provides a general description of Pfizer’s business; an overview of our 2005 performance; a summary of our new productivity initiative; information about our operating environment; and a discussion of our expectations for 2006.

•

Accounting Policies. This section, beginning on page 5, discusses those accounting policies that are considered important in understanding Pfizer’s financial statements. For additional accounting policies, including those considered to be critical accounting policies, see Notes to Consolidated Financial Statements—Note 1, Significant Accounting Policies.

•	Acquisitions and Dispositions. This section, beginning on page 9, discusses significant acquisitions and dispositions made by Pfizer during 2005, 2004 and 2003.

•

Analysis of the Consolidated Statement of Income. This section, beginning on page 11, provides an analysis of our products and revenues for the three years ended December 31, 2005; an overview of important product developments; a discussion about our costs and expenses; an analysis of the financial statement impact of our discontinued operations and dispositions during the period; and a discussion of Adjusted income, an alternative view of performance used by management.

•

Financial Condition, Liquidity and Capital Resources. This section, beginning on page 27, provides an analysis of our balance sheet as of December 31, 2005 and 2004, and cash flows for the three years ended December 31, 2005, as well as a discussion of our outstanding debt and commitments that existed as of December 31, 2005. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund Pfizer’s future commitments.

•	Recently Issued Accounting Standards. This section, beginning on page 30, discusses accounting standards that we have not yet adopted and the expected impact to Pfizer upon adoption.

•

Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 31, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements set forth in this report relating to the financial results, operations and business prospects of the Company. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management, Foreign Exchange Risk, Interest Rate Risk and Legal Proceedings and Contingencies.

Overview of Consolidated Operating Results

Our Business

We are a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals, as well as many of the world’s best known consumer healthcare products. Our longstanding value proposition has been to prove that our medicines cure or treat disease, including symptoms and suffering, and this remains our core mission. We have expanded our value proposition to also show that not only can our medicines cure or treat disease, but that they can also markedly improve health systems by reducing overall healthcare costs, improving societies’ economic well-being and increasing effective prevention and treatment of disease. We generate revenue through the sale of our products, as well as through alliance agreements by co-promoting products discovered by other companies.

Our Human Health segment represented 86% of our total revenues in 2005 and, therefore, developments relating to the pharmaceutical industry can have a significant impact on our operations.

Our 2005 Performance

Our performance in 2005 was impacted by the loss of exclusivity in the U.S. of certain key medicines (Diflucan, Neurontin, Accupril/Accuretic and Zithromax), uncertainty related to Celebrex and the suspension of Bextra sales, which collectively reduced our worldwide revenues by $5.7 billion compared with 2004. Partially offsetting these impacts was the solid aggregate performance of the balance of our portfolio of patent-protected medicines.

Specifically, in 2005,

•

Our total revenues decreased 2% to $51.3 billion from 2004. Revenues of major products with lost exclusivity in the U.S. (Diflucan, Neurontin and Accupril/Accuretic during 2004 and Zithromax in November 2005) declined by 44% from 2004. These four products represented 8% of our Human Health revenues and 7% of our total revenues for the year ended December 31, 2005 compared to 13% of our Human Health revenues and 12% of our total revenues for the year ended December 31, 2004. Uncertainty related to Celebrex and the suspension of Bextra sales have resulted in a significant decline in prescription volume in the arthritis and pain market, resulting in a 63% decline in revenues in those products from 2004. These declines were partially offset by an aggregate revenue increase of 11% in the balance of our portfolio of our patent-protected products. Our portfolio of medicines includes four of the world’s 25 best-selling medicines, with six medicines that lead their therapeutic areas (see further discussion in the “Human Health-Selected Product Descriptions” section of this Financial Review).

•

Our net income was $8.1 billion compared with $11.4 billion in 2004. Our 2005 results reflect in-process research and development (IPR&D) charges of $1.7 billion, primarily related to our acquisitions of Vicuron Pharmaceuticals, Inc. (Vicuron) and Idun Pharmaceuticals, Inc. (Idun); asset impairment and other charges of $1.2 billion associated with the suspension of sales of Bextra; restructuring charges and merger-related costs

2005 Financial Report	1

Financial Review
Pfizer Inc and Subsidiary Companies

of $943 million associated with our integration of Pharmacia Corporation (Pharmacia), an acquisition in 2003; restructuring and implementation costs of $780 million associated with our new productivity initiative; increased pressure on our cost of sales; and an effective tax rate of 29.7%, reflecting our repatriation of foreign earnings; partially offset by $800 million in cost savings from our new productivity initiative. Our 2004 results reflect IPR&D charges of $1.1 billion, primarily related to our acquisition of Esperion Therapeutics, Inc. (Esperion); an asset impairment charge of $691 million related to the Depo-Provera brand; restructuring charges and merger-related costs of $1.2 billion associated with the integration of Pharmacia; $369 million in connection with certain litigation-related charges; and an effective tax rate of 19%. Both years benefited from the cost savings associated with the Pharmacia acquisition.

•

We launched a company-wide productivity initiative, called Adapting to Scale (AtS), which involves a comprehensive review of our processes, organizations, systems and decision-making. We achieved annual cost savings under the AtS productivity initiative of approximately $800 million in 2005 and expect this program to yield annual cost savings of about $4 billion by 2008. We also achieved approximately $4.2 billion in annual cost savings as a result of our integration of Pharmacia. See further discussion in the “Our Adapting to Scale Productivity Initiative and Merger-Related Synergies” section of this Financial Review.

•

We acquired Vicuron, a biopharmaceutical company focused on the development of novel anti-infectives, for approximately $1.9 billion in cash and Idun, a biopharmaceutical company focused on the discovery and development of therapies to control apoptosis (cell death), for approximately $298 million in cash. We expect that these strategic acquisitions will strengthen and broaden our existing pharmaceutical capabilities.

Our Adapting to Scale Productivity Initiative and Merger-Related Synergies

Our multi-year productivity initiative, called Adapting to Scale (AtS), to increase efficiency and streamline decision-making across the Company, was launched in the first quarter of 2005. It follows the integration of Warner-Lambert and Pharmacia, which resulted in the tripling of Pfizer’s revenues over the past six years. The integration of those two companies resulted in a combined expense reduction of approximately $6 billion, inclusive of $4.2 billion in Pharmacia-related synergies that were achieved through 2005. The new AtS productivity initiative is expected to yield $4 billion in cost savings on an annual basis by 2008, based on a top-to-bottom business review completed during the first half of 2005.

During 2005, cost savings from our AtS productivity initiative were approximately $800 million, mainly attributable to the Human Health business. We expect annual cost savings to accelerate over the next three years, with about $2 billion in savings targeted for 2006, about $3.5 billion in 2007 and about $4 billion upon completion in 2008. These savings are expected to be realized in procurement, operating expenses and facilities, among other sources. We plan to use the cost savings we generate, in part, to fund key investments, including new product launches and the development of the many promising new medicines in our pipeline. The Company expects that the aggregate cost of implementing this initiative through 2008 will be approximately $4 billion to $5 billion on a pre-tax basis.

Projects in various stages of implementation include:

•

Reorganizing Pfizer Global Research & Development (PGRD) to increase efficiency and effectiveness in bringing new therapies to patients-in-need while reducing the cost of research and development. PGRD is being reorganized into eleven therapeutic areas—cardiovascular, metabolic, and endocrine; central nervous system; inflammation; allergy and respiratory; infectious diseases; pain; gastrointestinal and hepatitis; oncology; urology and sexual health; ophthalmology; and dermatology. Each therapeutic area will have three co-leaders: a Research leader whose expertise is in preclinical compounds; a Development leader whose expertise is in clinical studies; and a Commercial leader whose expertise is in marketing. Discovery Research will retain its existing structure of six drug-candidate-discovery sites. Development will move toward single sites for most therapeutic areas.

•

The continuation of our optimization of Pfizer Global Manufacturing’s plant network, which began with the acquisition of Pharmacia, to ensure that the Company’s manufacturing facilities are aligned with current and future product needs. During 2005, 14 sites were identified for rationalization (Angers and Val de Reuil, France; Arecibo and Cruce Davila, Puerto Rico; Augusta, Georgia; Corby and Morpeth, U.K.; Holland, Michigan; Jakarta, Indonesia; Orangeville, Canada; Parsippany, New Jersey; Tsukuba, Japan; Stockholm and Uppsala-Fyrislund, Sweden). In addition, there have been extensive reductions in site operations in Sandwich, U.K. (the planned closure of drug product, distribution and fermentation operations); Lincoln and Omaha, Nebraska sites; and Puerto Rico sites (staff reductions), with smaller staff reductions in Groton, Connecticut and Lititz, Pennsylvania.

•

Realigning our European marketing teams and implementing initiatives designed to improve the effectiveness of our field force in Japan. During the third quarter of 2005, we completed a major reorganization of the U.S. field force, reshaping the management structure to be more responsive to commercial trends as the Medicare Modernization Act takes effect and driving greater sales-force accountability in preparation for the upcoming launch of new medicines.

•

Pursuing savings in information technology resulting from significant reductions in application software (already reduced from over 8,000 at the time of the Pharmacia acquisition in 2003 to fewer than 3,000) and data centers (to be reduced from 17 to 4), as well as rationalization of service providers, while enhancing our ability to invest in innovative technology opportunities to further propel our growth.

•

Reducing costs in purchased goods and services. Purchasing initiatives will focus on rationalizing suppliers, leveraging the approximately $16 billion of goods and services that Pfizer purchases annually, improving demand management to optimize levels of outside services needed and strategic sourcing from lower-cost sources. For example, savings from demand management will be derived in part from reductions in travel, entertainment, consulting and other external service expenses. Facilities savings are being found in site rationalization, energy conservation, and renegotiated service contracts.

2	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Our Business Environment

There are a number of industry-wide factors that may affect our business and should be considered along with the information presented in the section “Forward-Looking Information and Factors That May Affect Future Results.” Such industry-wide factors include continuing pricing pressures both in the U.S. and internationally, pressures on selective COX-2 inhibitor products, the increasing regulatory scrutiny of drug safety, the adoption of new direct-to-consumer (DTC) advertising guidelines, lower prescription growth rates and increased branded and generic competition in certain therapeutic areas. It is important to recognize that our near-term future products reflect investments we made approximately ten years ago through our in-house research and development operations or reflect more recent investments in development and acquisitions or collaborations. Looking beyond our portfolio of leading medicines, we are positioning Pfizer to fulfill our vision to serve the public’s health needs more fully, not just through the treatment of diseases, but also through the promotion of health.

We believe that there are future opportunities for revenue generation for our products, including:

•	Current demographics of developed countries that indicate that people are living longer and, therefore, will have a greater need for the most effective medicines;

•

The large number of untreated patients within our various therapeutic categories. For example, of the tens of millions of Americans who need medical therapy for high cholesterol, we estimate only about one-fourth are actually receiving treatment;

•	Refocusing the debate on health policy to address the cost of disease that remains untreated and the benefits of investing in prevention and wellness to not only improve health, but save money;

•	The promise of technology to improve upon existing therapies and to introduce treatments where none currently exist;

•	Developments and growth in Pfizer’s presence in emerging markets worldwide; and

•	Worldwide emphasis on the need to find solutions to difficult problems in healthcare systems.

We have known that we would face loss of exclusivity in the U.S. of several key products in a very short period of time. As a result, we have been remaking our Company to meet changing times and we are addressing our challenges through the following actions:

•	Enhancing a product portfolio intended to transcend the volatility of individual products or markets;

•	Pursuing a large number of new product launches, indications and completed clinical trials;

•	Increasing our research and development (R&D) productivity;

•	Emphasizing the clinical benefits of our medicines;

•	Launching new global positionings of our products, where necessary;

•	Acquiring the rights to promising medicines;

•	Defending our patents aggressively;

•	Marketing generic versions of certain of our products after our compounds face generic competition;

•	Guarding the integrity of our products in an increasingly predatory atmosphere evidenced by the growing problem of counterfeit drugs;

•	Addressing the wide array of patient populations through our innovative access and affordability programs;

•	Aligning our research, development and marketing functions in search of new medical opportunities as part of a fully integrated portfolio-planning process; and

•	Streamlining many of our basic functions to capitalize on our unmatched size and reach.

Continuing Pricing Pressures

A rise in Consumer Directed Health Plans has increased consumer sensitization to the cost of healthcare. Consumers are aware of global price differences resulting from price controls imposed by foreign governments and have become more willing to seek less expensive alternatives, such as switching to generics and sourcing medicines across national borders. Both U.S. and international governmental regulations mandating prices or price controls can impact our revenues, and we continue to work within the current legal and pricing structures to minimize the impact on our revenues. For example, we have taken steps to assure that medicines intended for Canadian consumption are in fact used for that purpose. Managed care organizations, as well as government agencies, with their significant purchasing power, continue to seek discounts on our products which has served to slow our revenue growth.

The enactment of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (which went into effect in 2006) regarding prescription drug benefits for Medicare beneficiaries expands access to medicines that patients need. While expanded access may potentially result in increased sales of our products, such increases may be offset by increased pricing pressures due to the enhanced purchasing power of the private sector providers that will negotiate on behalf of Medicare beneficiaries in the future. We believe that our medicines provide significant value for both providers and patients not only from the improved treatment of diseases, but also from a reduction in other healthcare costs such as hospitalization or emergency room costs, increased patient productivity and a better quality of life.

Defending Our Intellectual Property Rights

The loss of patent protection with respect to any of our major products can have a material adverse effect on future revenues and our results of operations. Our performance in 2005 was impacted by loss of U.S. exclusivity of four major products—Diflucan, Neurontin, and Accupril/Accuretic during 2004 and Zithromax in November 2005. In addition, we face the loss of U.S. exclusivity for Zoloft during 2006 and Norvasc and Zyrtec during 2007. These seven products represented 33% of our Human Health revenues and 29% of our total revenues for the year ended December 31, 2004. Zithromax, Zoloft, Norvasc and Zyrtec represented 26% of our Human Health revenues and 22% of our total company revenues for the year ended December 31, 2005.

Intellectual property legal protections and remedies are a significant factor in our business. Many of our products have a

2005 Financial Report	3

Financial Review
Pfizer Inc and Subsidiary Companies

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

Patents covering our products are subject to challenges from time to time. Increasingly, generic pharmaceutical manufacturers are launching their products “at-risk”—before the final resolution of legal proceedings challenging their generic products. Wherever appropriate, we aggressively defend our patent rights against such challenges (details of these matters are described in Notes to the Consolidated Financial Statements—Note 18, Legal Proceedings and Contingencies).

Product Competition

We face the loss of U.S. exclusivity for Zoloft during 2006 and Norvasc and Zyrtec during 2007. In addition, some of our products face competition in the form of new branded products or generic drugs, which treat similar diseases or indications. We have been able to limit the impact on revenues by highlighting the proven track record of safety and efficacy of our products. For example, the success of Lipitor is the result of an unprecedented array of clinical data supporting both efficacy and safety.

Expansion and Productivity of Development Pipeline

Discovery and development of new products, as well as the development of additional uses for existing products, are imperative for the continued strong operation of our businesses. The numerous filings, approvals and launches of new Pfizer products and product enhancements during 2005 and in early 2006 evidenced a productive period of R&D. The opportunities for improving human health remain abundant. As the world’s largest privately funded biomedical operation, and through our global scale, we are developing and delivering innovative medicines that will benefit patients around the world. We will continue to make the investments necessary to serve patients’ needs and to generate long-term growth. A good example of this is our torcetrapib/atorvastatin (Lipitor) development program whose objective is to provide clear evidence that substantially raising HDL-cholesterol and further lowering LDL-cholesterol can reduce cardiovascular risk beyond what can be currently achieved with existing treatments.

During 2005, we continued to successfully introduce new products, including Macugen, Revatio, Zmax and Lyrica in the U.S. In December 2004 and during 2005, we or our development partners submitted six New Drug Applications (NDAs) to the U.S. Food and Drug Administration (FDA) for important new drug candidates: Exubera, indiplon, Sutent (Sunitinib Malate), Zeven (dalbavancin), Eraxis (anidulafungin) and Champix (varenicline). We continue to make progress toward our goal of filing 20 major new medicines in the U.S. in the five-year period ending in 2006. However, we now believe we will achieve 19 of those filings by the end of 2006. Even so, we believe that our track record of 19 NDA filings in five years evidences one of the highest levels of productivity in our industry. In February 2006, the FDA approved Eraxis for treatment of candidemia and invasive candidiasis, and for treatment of esophageal candidiasis. In January 2006, the FDA and the European Commission approved Exubera (inhaled human insulin) for treatment of type 1 and type 2 diabetes in adults, and the FDA approved Sutent for advanced kidney cancer and gastrointestinal stromal tumors.

Our financial strength enables us to conduct research on a scale that can help redefine medical practice. We have combined that ability with a fully integrated portfolio-planning approach that aligns our research, development, and marketing functions in the search for new medical opportunities. We have over 200 novel concepts in development across multiple therapeutic areas, and we are leveraging our status as the industry’s partner of choice to expand our licensing operations. This is enabling us to strengthen our core cardiovascular and neuroscience portfolios, as well as to expand other therapeutic areas, including oncology and ophthalmology. Our R&D pipeline included, as of February 10, 2006, 235 projects in development: 152 new molecular entities and 83 product-line extensions. In addition, we have more than 400 projects in discovery research. During 2005, 47 new compounds were advanced from discovery research into preclinical development, 30 preclinical development candidates progressed into Phase 1 human testing and 12 Phase 1 clinical development candidates advanced into Phase 2 proof-of-concept trials.

Reducing attrition has been a key focus on our R&D productivity improvement effort. For several years, we have been revising the quality hurdles for candidates entering development and throughout the development process. As the quality of candidates has improved, the development attrition rate has begun to fall. At our current internal discovery output of chemical entities and at the attrition rates we are seeing for these high quality candidates, we believe we will improve our overall success rates to 1 in 11 versus the historical industry rate of 1 in 20 to 25. This would allow us to double our productivity without doubling our R&D investment. Given the multi-year nature of pharmaceutical R&D, it will take some time before the full impact of these changes is realized.

While a significant portion of R&D is done internally, we do enter into agreements with other companies to co-develop promising compounds. These co-development and alliance agreements allow us to capitalize on these compounds to expand our pipeline of potential future products. We have more than 1,000 alliances across the entire spectrum of the discovery, development and commercialization process. Our R&D covers a wide spectrum of therapeutic areas as discussed in the “Product Developments” section of this Financial Review. Due to our strength in marketing and our global reach, we are able to attract other organizations that may have promising compounds and can benefit from our strength and skills. Over the past two years, we have invested $4.4 billion in acquisitions for these purposes. For example, in 2005, the acquisition of Vicuron builds on Pfizer’s extensive experience in anti-infectives and demonstrates our commitment to strengthen and broaden our pharmaceutical business through strategic product acquisitions. By acquiring Vicuron, Pfizer looks forward to bringing to patients around the world two important new medicines that at the date of the acquisition were under review by the FDA. In February 2006, Eraxis was approved by the FDA.

Our Expectations for 2006

While our revenue and income will likely continue to be tempered in the near term due to patent expirations and other factors, we will continue to make the investments necessary to sustain long-

4	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

term growth. We remain confident that Pfizer has the organizational strength and resilience, as well as the financial depth and flexibility, to succeed in the long term. However, no assurance can be given that the industry-wide factors described above or other significant factors will not have a material adverse effect on our business and financial results.

Given these and other factors, at current exchange rates and reflecting management’s current assessment, for 2006 we expect Adjusted income of approximately $15 billion, Adjusted diluted EPS of approximately $2.00, reported Net income of approximately $11.4 to $11.7 billion, reported diluted EPS of approximately $1.52 to $1.56 and over $16 billion in cash flow from operations, all of which do not reflect the purchase accounting impacts of a pending business-development transaction, as well as any potential impacts in connection with a business for which we are exploring strategic options. We expect 2006 revenues to be comparable to 2005. The growth of three key products—Lipitor, Celebrex and Lyrica—is expected to contribute significantly to our 2006 revenues. Our forecasted financial performance in 2006 is subject to a number of factors and uncertainties—as described in the “Forward Looking Information and Factors That May Affect Future Results” section below. Some of these factors and uncertainties may persist over our planning horizon.

A reconciliation of forecasted 2006 Adjusted income and Adjusted diluted EPS to forecasted 2006 reported Net income and reported diluted EPS follows:

($ BILLIONS, EXCEPT PER-SHARE AMOUNTS)	NET INCOME(a)		DILUTED EPS(a)

Forecasted Adjusted income/diluted EPS	~	$15.0	~	$2.00
Intangible amortization, net of tax		(2.3)		(0.31)
Adapting to scale costs(b)		(1.4-1.7)		(0.19-0.23)
Resolution of certain tax positions		0.4		0.06

Forecasted reported Net income/diluted EPS	~	$11.4 – $11.7	~	$1.52 – $1.56

(a)

Does not reflect the purchase accounting impacts of a pending business-development transaction, as well as any potential impacts in connection with a business for which we are exploring strategic options.

(b)

About 15% is expected to be incurred in Selling, informational and administrative expense (SI&A), about 10% in Research and development expense and about 5% in Cost of sales with the balance in Restructuring charges and merger-related costs.

Accounting Policies

We consider the following accounting policies important in understanding our operating results and financial condition. For additional accounting policies, see Notes to the Consolidated Financial Statements—Note 1, Significant Accounting Policies.

Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, discounts, incentives and product returns), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. These and other risks and uncertainties are discussed throughout this Financial Review, particularly in the section “Forward-Looking Information and Factors That May Affect Future Results.”

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to the Consolidated Financial Statements—Note 1B, Significant Accounting Policies: Estimates and Assumptions). We record anticipated recoveries under existing insurance contracts when assured of recovery.

Acquisitions

Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired IPR&D are expensed at the date of acquisition. When we acquire net assets that do not constitute a business under generally accepted accounting principles in the U.S. (GAAP), no goodwill is recognized.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations. Accordingly, for significant items, we typically obtain assistance from third party valuation specialists.The valuations are based on information available near the acquisition date and are based on expectations and assumptions that have been deemed reasonable by management.

There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, including IPR&D, we typically use the “income method.” This method starts with a forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income

2005 Financial Report	5

Financial Review
Pfizer Inc and Subsidiary Companies

method or other methods include: the amount and timing of projected future cash flows; the amount and timing of projected costs to develop the IPR&D into commercially viable products; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry, as well as expected changes in standards of practice for indications addressed by the asset.

Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. For example, the useful life of the right associated with a pharmaceutical product’s exclusive patent will be finite and will result in amortization expense being recorded in our results of operations over a determinable period. However, the useful life associated with a brand that has no patent protection but that retains, and is expected to retain, a distinct market identity could be considered to be indefinite and the asset would not be amortized.

Revenues

Revenue Recognition—We record revenue from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as rebates, discounts and incentives, and product returns.

Deductions from Revenues—Our gross product sales are subject to a variety of deductions, primarily representing rebates and discounts to government agencies, wholesalers and managed care organizations with respect to our pharmaceutical products. These deductions represent estimates of the related obligations and, as such, judgment is required when estimating the impact of these sales deductions on gross sales for a reporting period.

Specifically:

•

In the U.S., we record provisions for pharmaceutical Medicaid and contract rebates based upon our actual experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates. If our ratio is not indicative of future experience, our results could be materially affected.

•

Provisions for pharmaceutical chargebacks (primarily discounts to federal government agencies) closely approximate actual as we settle these deductions generally within 2-3 weeks of incurring the liability.

•

Outside of the U.S., the majority of our pharmaceutical rebates are contractual or legislatively-mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third party information that helps us monitor the adequacy of these accruals. If our estimates are not indicative of actual unbudgeted spending, our results could be materially affected.

•

We record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentives programs.

Historically, our adjustments to actual have not been material; on a quarterly basis, they generally have been less than 0.5% of net sales and can result in a net increase to income or a net decrease to income. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicaid and contract rebates are most at-risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

Alliances — We have agreements to co-promote pharmaceutical products discovered by other companies. Revenue is earned when our co-promotion partners ship the related product and title passes to their customer. Alliance revenue is primarily based upon a percentage of our co-promotion partners’ net sales. Generally, expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

Long-lived Asset Impairment Analysis

We review all of our long-lived assets, including goodwill and other intangible assets, for impairment indicators at least annually and we perform detailed impairment testing for goodwill and indefinite-lived assets annually and for all other long-lived assets whenever impairment indicators are present. Examples of those events or circumstances that may be indicative of impairment include:

•

A significant adverse change in legal factors or in the business climate that could affect the value of the asset. For example, a successful challenge of our patent rights resulting in generic competition earlier than expected.

•

A significant adverse change in the extent or manner in which an asset is used. For example, restrictions imposed by the FDA or other regulatory authorities that affect our ability to manufacture or sell a product.

•

A projection or forecast that demonstrates losses associated with an asset. For example, a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability.

Our impairment review process is as follows:

•

For finite-lived intangible assets, such as developed technology rights, whenever impairment indicators are present, we will perform an in-depth review for impairment. We will calculate the undiscounted value of the projected cash flows associated

6	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

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

•

For goodwill, which includes amounts related to our Human Health, Consumer Healthcare and Animal Health segments, each year and whenever impairment indicators are present, we will calculate the fair value of each business segment and calculate the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill and record an impairment loss for the excess of book value of goodwill over the implied fair value, if any.

•

For other long-lived assets, such as property, plant and equipment, we apply procedures similar to those for finite-lived intangible assets to determine if an asset is impaired. Long-term investments and loans are subject to periodic impairment reviews and whenever impairment indicators are present. For these assets, fair value is typically determined by observable market quotes or the expected present value of future cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets.

•

For non-current deferred tax assets, we provide a valuation allowance when we believe that the assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax planning strategies.

The value of intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows (see “Acquisitions” above). Accordingly, the potential for impairment for these intangible assets may exist if actual revenues are significantly less than those initially forecasted or actual expenses are significantly more than those initially forecasted.

Some of the more significant estimates and assumptions inherent in the intangible asset impairment estimation process include: the amount and timing of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry as well as expected changes in standard of practice for indications addressed by the asset.

The implied fair value of goodwill is determined by first estimating the fair value of the associated business segment. To estimate the fair value of each business segment, we generally use the “market approach,” where we compare the segment to similar businesses or “guideline” companies whose securities are actively traded in public markets or which have recently been sold in a private transaction; or the “income approach,” where we use a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate rate of return.

Some of the more significant estimates and assumptions inherent in the goodwill impairment estimation process using the “market approach” include: the selection of appropriate guideline companies; the determination of market value multiples for the guideline companies and the subsequent selection of an appropriate market value multiple for the business segment based on a comparison of the business segment to the guideline companies; and the determination of applicable premiums and discounts based on any differences in ownership percentages, ownership rights, business ownership forms, or marketability between the segment and the guideline companies; and/or knowledge of the terms and conditions of comparable transactions; and when considering the “income approach,” include: the required rate of return used in the discounted cash flow method, which reflects capital market conditions and the specific risks associated with the business segment. Other estimates inherent in the “income approach” include long-term growth rates and cash flow forecasts for the business segment.

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions (see “Estimates and Assumptions” above). The judgments made in determining an estimate of fair value can materially impact our results of operations. As such, for significant items, we often obtain assistance from third party valuation specialists. The valuations are based on information available as of the impairment review date and are based on expectations and assumptions that have been deemed reasonable by management.

Share-Based Payments

Our compensation programs can include share-based payments.

Stock options, which entitle the holder to purchase shares of Pfizer stock at a pre-determined price at the end of a vesting term, are accounted for under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, an elective accounting policy permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under this policy, since the exercise price of stock options granted is set equal to the market price on the date of the grant, we do not record any expense to the income statement related to the grants of stock options, unless certain original grant-date terms are subsequently modified.

For disclosure purposes only, we estimate the fair value of employee stock options, as required under GAAP, using the Black-Scholes-Merton option-pricing model. We believe that it is difficult to accurately measure the value of an employee stock option (see “Estimates and Assumptions” above). Our estimates of employee stock option values rely on estimates of factors we input into the model. The key factors involve an estimate of future uncertain

2005 Financial Report	7

Financial Review
Pfizer Inc and Subsidiary Companies

events. The key factors influencing the estimation process, among others, are the expected term of the option, the expected stock price volatility factor and the expected dividend yield.

In the first quarter of 2005, we changed our method of estimating expected dividend yield from historical patterns of dividend payments to a method that reflects a constant dividend yield during the expected term of the option. In the first quarter of 2004, we began using quoted implied volatility to determine the expected stock price volatility factor. We believe that these market-based inputs provide a better estimate of our future stock price movements and are consistent with emerging employee stock option valuation considerations. Also, of significance, is our expected term until exercise factor. We continue to use historical exercise patterns as our best estimate of future exercise patterns. Once employee stock option values are determined, current accounting practices do not permit them to be changed, even if the estimates used are different from actual.

The pro forma effect on net income and diluted earnings per common share for the years ended 2005, 2004 and 2003 is set forth in Notes to the Consolidated Financial Statements—see Note 1P, Significant Accounting Policies: Share-Based Payments. Additionally, see our discussion in the “Recently Issued Accounting Standards” section of this Financial Review.

Beginning in 2006, we will report the value of stock options in our income statement. See our discussion in “Recently Issued Accounting Standards” section of this Financial Review.

Benefit Plans

We provide defined benefit pension plans and defined contribution plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees.

A U.S. qualified plan meets the requirements of certain sections of the Internal Revenue Code and, generally, contributions to qualified plans are tax deductible. It typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions.

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

In 2005, we made required U.S. qualified plan contributions of $3 million and voluntary tax-deductible contributions in excess of minimum requirements of $49 million to our U.S. pension plans. In 2004, we made required U.S. qualified plan contributions of $29 million and voluntary tax-deductible contributions in excess of minimum requirements of $52 million to our U.S. pension plans. In the aggregate, the U.S. qualified pension plans are overfunded on an accumulated benefit obligation measurement basis as of December 31, 2005 and 2004.

Outside the U.S., in general, we fund our defined benefit plans to the extent that tax or other incentives exist and we have accrued liabilities on our consolidated balance sheets to reflect those plans that are not fully funded.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations which result from a complex series of judgments about future events and uncertainties (see “Estimates and Assumptions” above). The assumptions and actuarial estimates required to estimate the employee benefit obligations for the defined benefit and postretirement plans, include discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on assets; and healthcare cost trend rates. Our assumptions reflect our historical experiences and our best judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of our benefit plans can materially impact our results of operations. As such, we often obtain assistance from actuarial experts to aid in developing reasonable assumptions and cost estimates.

Our assumption for the expected long-term rate of return-on-assets in our U.S. pension plans, which determines net periodic benefit cost, is 9% for 2006 and 2005. The assumption for the expected return-on-assets for our U.S. and international plans reflects our actual historical return experience and our long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of our targeted asset allocation in our respective plans. The expected return for our U.S. plans and the majority of our international plans is applied to the fair market value of plan assets at each year end. For our international plans that use a market-related value of plan assets to calculate net periodic pension cost, shifting to fair market value of plan assets would serve to decrease our 2006 international pension plans’ pre-tax expense by approximately $29 million. As a sensitivity measure, holding all other assumptions constant, the effect of a one-percentage-point decline in the return-on-assets assumption would be an increase in our 2006 U.S. qualified pension plan pre-tax expense of approximately $71 million.

The following table shows the expected versus actual rate of return on plan assets for the U.S. qualified pension plans:

	2005	2004	2003

Expected annual rate of return	9.0%	9.0%	9.0%
Actual annual rate of return	10.1	11.5	21.4

The discount rate used in calculating our U.S. pension benefit obligations at December 31, 2005, is 5.8%, which represents a 0.2 percentage-point decline from our December 31, 2004, rate of 6.0%. The discount rate for our U.S. defined benefit and postretirement plans is based on a yield curve constructed from a portfolio of high quality corporate bonds rated AA or better for which the timing and amount of cash flows approximate the estimated payouts of the plans. For our international plans, the discount rates are set by benchmarking against investment

8	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

grade corporate bonds rated AA or better. Holding all other assumptions constant, the effect of this 0.2 percentage-point decrease in the discount rate assumption is an increase in our 2006 U.S. qualified pension plan pre-tax expense of approximately $25 million and an increase in the U.S. qualified pension plans’ projected benefit obligations at December 31, 2005, of approximately $220 million.

Acquisitions and Dispositions

Pharmacia Acquisition

On April 16, 2003, we acquired Pharmacia in a stock-for-stock transaction valued at approximately $56 billion. For the year ended December 31, 2003, about 7 1/2 months of results of operations of Pharmacia’s international operations (which conformed to Pfizer’s international operations fiscal year end of November 30th) and about 8 1/2 months of results of operations of Pharmacia’s U.S. operations were included in our consolidated financial statements.

Our operating results for the years ended December 31, 2005 and 2004, reflect the impact of the acquisition of Pharmacia throughout the entire period, as compared to the year ended December 31, 2003, which reflects the impact of the acquisition of Pharmacia from April 16, 2003.

The impact of purchase accounting relating to the Pharmacia acquisition resulted in a number of significant non-cash charges to the income statement for the years ended December 31, 2005, 2004 and 2003. The non-cash charges for 2005 and 2004 include incremental amortization of about $3.3 billion relating to intangible assets adjusted to fair value. The non-cash charges in 2003 include non-recurring IPR&D ($5.1 billion); incremental cost of sales (non-recurring $2.7 billion) from the sale of acquired inventory adjusted to fair value; and incremental amortization ($2.3 billion) of tangible and intangible assets adjusted to fair value. See also the discussions under the heading “Merger-Related In-Process Research and Development Charges” in the “Costs and Expenses” section of this Financial Review.

In connection with the acquisition, we took actions to integrate and restructure the Pharmacia operations in order to increase our profitability through cost savings and operating efficiencies. To achieve the savings, we incurred certain merger-related expenditures of about $5.4 billion through December 31, 2005. See also the discussions under the heading “Merger-Related Costs” in the “Costs and Expenses” section of this Financial Review. As a result of these activities and the combining of operations, it is not possible to provide separate results of operations for Pharmacia for the period after the acquisition date.

As a result of the acquisition of Pharmacia, regulatory authorities required us to divest several products and a product candidate. In April 2003, we sold Cortaid, an anti-itch cream, for $35.8 million in cash. Also in April 2003, we sold the product candidate for overactive bladder, darifenacin, for $225 million. We received $50 million in cash upon closing in April 2003 and an additional $100 million in 2004 (with an additional $75 million contingent upon when, and if, darifenacin receives regulatory approvals). These net proceeds are included in Other income/(deductions)—net, in the respective years.

Other Acquisitions

On September 14, 2005, we completed the acquisition of all of the outstanding shares of Vicuron, a biopharmaceutical company focused on the development of novel anti-infectives, for approximately $1.9 billion in cash (including transaction costs). At the date of acquisition, Vicuron had two products under NDA review by the FDA: Eraxis (anidulafungin) for fungal infections and Zeven (dalbavancin) for Gram-positive infections. The allocation of the purchase price includes IPR&D of approximately $1.4 billion, which was expensed in Merger-related in-process research and development charges, and goodwill of $243 million, which has been allocated to our Human Health segment. Neither of these items is deductible for tax purposes. In February 2006, Eraxis was approved by the FDA.

On April 12, 2005, we completed the acquisition of all outstanding shares of Idun, a biopharmaceutical company focused on the discovery and development of therapies to control apoptosis, and on August 15, 2005, we completed the acquisition of all outstanding shares of Bioren Inc. (Bioren), which focuses on technology for optimizing antibodies. The aggregate cost of these and other smaller acquisitions was approximately $340 million in cash (including transaction costs) for 2005. In connection with these transactions, we expensed $262 million of IPR&D, which was included in Merger-related in-process research and development charges.

On September 30, 2004, we completed the acquisition of Campto/Camptosar (irinotecan), from sanofi-aventis for approximately $525 million in cash (including transaction costs). Additional payments of up to $63 million will be payable upon obtaining regulatory approvals for additional indications in certain European countries. In connection with the acquisition, we recorded an intangible asset for developed technology rights of $445 million.

On February 10, 2004, we completed the acquisition of all the outstanding shares of Esperion, a biopharmaceutical company, for $1.3 billion in cash (including transaction costs). The allocation of the purchase price includes IPR&D of approximately $920 million, which was expensed in Merger-related in-process research and development charges, and goodwill of $239 million, which was allocated to our Human Health segment. Neither of these items was deductible for tax purposes.

In 2004, we also completed several other acquisitions. The total purchase price associated with these transactions was approximately $430 million. In connection with these transactions, we expensed $151 million of IPR&D, which was included in Merger-related in-process research and development charges, and recorded $206 million in intangible assets, primarily brands (indefinite-lived) and developed technology rights.

In January 2006, we announced an agreement to acquire the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera, an inhaled form of insulin for use in adults with type 1 and type 2 diabetes, and the insulin-production business and facilities located in Frankfurt, Germany, previously jointly owned by Pfizer and sanofi-aventis, for approximately $1.3 billion.

2005 Financial Report	9

Financial Review
Pfizer Inc and Subsidiary Companies

Dispositions

We evaluate our businesses and product lines periodically for strategic fit within our operations. As a result of our evaluation, we decided to sell a number of businesses and product lines and we recorded certain of these results in Discontinued operations for 2005, 2004 and 2003, as appropriate. All of these sales were completed as of December 31, 2005. The more significant disposals include:

•

In the third quarter of 2005, we sold the last of three European generic pharmaceutical businesses which we had included in our Human Health segment and had become a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia, for 4.7 million euro (approximately $5.6 million) and recorded a loss of $3 million ($2 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2005.

•

In the first quarter of 2005, we sold the second of three European generic pharmaceutical businesses which we had included in our Human Health segment and had become a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia, for 70 million euro (approximately $93 million) and recorded a gain of $57 million ($36 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2005. In addition, we recorded an impairment charge of $9 million ($6 million, net of tax) related to the third European generic business in (Loss)/income from discontinued operations–net of tax in the consolidated statement of income for 2005.

•

In the fourth quarter of 2004, we sold the first of three European generic pharmaceutical businesses which we had included in our Human Health segment and had become a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia, for 53 million euro (approximately $65 million). In addition, we recorded an impairment charge of $61 million ($37 million, net of tax), relating to a European generic business which was later sold in 2005, and is included in (Loss)/income from discontinued operations–net of tax in the consolidated statement of income for 2004.

•

In the third quarter of 2004, we sold certain non-core consumer product lines marketed in Europe by our Consumer Healthcare segment for 135 million euro (approximately $163 million) in cash. We recorded a gain of $58 million ($41 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2004. The majority of these products were small brands sold in single markets only and included certain products that became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia.

•

In the second quarter of 2004, we sold our surgical ophthalmic business for $450 million in cash. The surgical ophthalmic business was included in our Human Health segment and became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in (Loss)/income from discontinued operations–net of tax.

•

In the second quarter of 2004, we sold our in-vitro allergy and autoimmune diagnostics testing (Diagnostics) business, formerly included in the “Corporate/Other” category of our segment information, for $575 million in cash. The Diagnostics business was acquired in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in (Loss)/income from discontinued operations–net of tax.

•

In the second quarter of 2003, we completed the sale of the hormone replacement therapy femhrt, formerly part of our Human Health segment, for $160 million in cash with a right to receive up to $63.8 million contingent on femhrt retaining market exclusivity until the expiration of its patent. We recorded a gain on the sale of this product of $139 million ($83 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

•

In the first quarter of 2003, we sold the oral contraceptives Estrostep and Loestrin, formerly part of our Human Health segment, for $197 million in cash with a right to receive up to $47.3 million contingent on Estrostep retaining market exclusivity until the expiration of its patent. We recorded a gain on the sale of these two products of $193 million ($116 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

•

In the first quarter of 2003, we sold the Adams confectionery products business, formerly part of our Consumer Healthcare segment, for $4.2 billion in cash. We recorded a gain on the sale of this business of $3.1 billion ($1.8 billion, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

•

In the first quarter of 2003, we sold the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Healthcare segment, for $930 million in cash. We recorded a gain on the sale of this business of $462 million ($262 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

In 2005, we earned $29 million of income ($18 million, net of tax) and in 2004, we earned $17 million of income ($10 million, net of tax), both amounts relating to the 2003 sale of the femhrt, Estrostep and Loestrin product lines, which was recorded in Gains on sales of discontinued operations – net of tax in the consolidated statement of income for the applicable year.

Net cash flows of our discontinued operations from each of the categories of operating, investing and financing activities were not significant for 2005, 2004 and 2003.

10	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Analysis of the Consolidated Statement of Income

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2005	2004	2003(a)	05/04	04/03

Revenues	$51,298	$52,516	$44,736	(2)	17
Cost of sales	8,525	7,541	9,589	13	(21)
% of revenues	16.6%	14.4%	21.4%
SI&A expenses	16,997	16,903	15,108	1	12
% of revenues	33.1%	32.2%	33.8%
R&D expenses	7,442	7,684	7,487	(3)	3
% of revenues	14.5%	14.6%	16.7%
Amortization of intangible assets	3,409	3,364	2,187	1	54
% of revenues	6.6%	6.4%	4.9%
Merger-related IPR&D charges	1,652	1,071	5,052	54	(79)
% of revenues	3.2%	2.0%	11.3%
Restructuring charges and merger-related costs	1,392	1,193	1,058	17	13
% of revenues	2.7%	2.3%	2.4%
Other (income)/deductions — net	347	753	1,009	(54)	(25)

Income from continuing operations(b)	11,534	14,007	3,246	(18)	332
% of revenues	22.5%	26.7%	7.3%
Provision for taxes on income	3,424	2,665	1,614	28	65
Effective tax rate	29.7%	19.0%	49.7%
Minority interest	16	10	3	59	222
Discontinued operations — net of tax	16	29	2,311	(45)	(99)
Cumulative effect of a change in accounting principles — net of tax	(25)	—	(30)	*	*

Net income	$8,085	$11,361	$3,910	(29)	191
% of revenues	15.8%	21.6%	8.7%

(a)	The results of operations in 2003 include Pharmacia’s product sales and expenses from the acquisition date (April 16, 2003).

(b)	Represents income from continuing operations before provision for taxes on income, minority interests, discontinued operations and cumulative effect of a change in accounting principles.

*	Calculation not meaningful.

Percentages in this table and throughout the Financial Review may reflect rounding adjustments.

Revenues

Total revenues decreased 2% to $51.3 billion in 2005 primarily due to the loss of U.S. exclusivity of certain key products, the suspension of the sales of Bextra and the uncertainty related to Celebrex. These decreases were partially offset by the solid aggregate performance in the balance of our broad portfolio of patent-protected medicines. In 2005, Lipitor, Norvasc, Zoloft and Zithromax each delivered at least $2 billion in revenues, while Celebrex, Viagra, Xalatan/Xalacom and Zyrtec each surpassed $1 billion.

Total revenues increased 17% to $52.5 billion in 2004 primarily due to the inclusion of Pharmacia results from the full year 2004 (2003 reflected only 8½ months of domestic and 7½ months of international Pharmacia product sales), strong performances by a number of our in-line products and newly launched products across major businesses and regions and the weakening of the U.S. dollar relative to many foreign currencies. In 2004, the Company’s top five medicines – Lipitor, Norvasc, Zoloft, Celebrex and Neurontin – each delivered at least $2 billion in revenues, while Zithromax, Viagra, Zyrtec, Bextra and Xalatan/Xalacom each surpassed $1 billion.

Changes in foreign exchange rates increased total revenues in 2005 by $945 million or 1.8% compared to 2004 and increased total revenues in 2004 by $1.4 billion or 3.2% compared to 2003. The foreign exchange impact on 2005 and 2004 revenue growth was due to the weakening of the U.S. dollar relative to many foreign currencies, especially the euro, which accounted for about 35% of the impact in 2005 and about 50% in 2004. The revenues of legacy Pharmacia products, recorded from the acquisition date of April 16, 2003, until the anniversary date of the transaction in 2004, were treated as incremental volume and did not have a foreign exchange impact.

Revenues exceeded $500 million in each of 12 countries outside the U.S. in 2005 and in each of ten countries outside the U.S. in 2004. The U.S. was the only country to contribute more than 10% of total revenues in each year.

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

We completed the harmonization of Pharmacia’s trade-inventory practices in 2003. However, such harmonization of trade-inventory practices with those of legacy Pfizer negatively impacted revenues by approximately $500 million in 2003.

Rebates under Medicaid and related state programs reduced revenues by $1.3 billion in 2005, $1.4 billion in 2004 and $800 million in 2003. Performance-based contract rebates reduced revenues by $2.3 billion in 2005, $2.2 billion in 2004 and $1.9 billion in 2003. These contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products. Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold. Chargebacks (primarily discounts to U.S. federal government agencies) reduced revenues by $1.3 billion in both 2005 and 2004, and $874 million in 2003. Medicaid rebates, contract rebates and chargebacks in 2003 only include Pharmacia as of April 16, 2003. In addition, chargebacks were impacted by the launch of certain generic products in 2005 and 2004 by our Greenstone subsidiary.

2005 Financial Report	11

Financial Review
Pfizer Inc and Subsidiary Companies

Our accruals for Medicaid rebates, contract rebates and chargebacks totaled $1.8 billion and $1.7 billion at December 31, 2005 and 2004.

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

•	Consumer Healthcare

	—	The Consumer Healthcare segment includes self-medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth.

•	Animal Health

	—	The Animal Health segment includes treatments for diseases in livestock and companion animals.

Total Revenues by Business Segment

Change in Geographic Revenues

	YEAR ENDED DEC. 31,						% CHANGE

	U.S.			INTERNATIONAL			U.S.		INTERNATIONAL

(MILLIONS OF DOLLARS)	2005	2004	2003	2005	2004	2003	05/04	04/03	05/04	04/03

Revenues:
Human Health	$23,443	$26,583	$24,100	$20,841	$19,550	$15,325	(12)	10	7	28
Consumer Healthcare	1,941	1,780	1,649	1,937	1,736	1,300	9	8	12	34
Animal Health	993	878	738	1,213	1,075	860	13	19	13	25
Other	287	298	308	643	616	456	(4)	(3)	4	35

Total Revenues	$26,664	$29,539	$26,795	$24,634	$22,977	$17,941	(10)	10	7	28

Human Health

Revenues of our Human Health segment were as follows:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2005	2004	2003	05/04	04/03

Human Health	$44,284	$46,133	$39,425	(4)	17

Our pharmaceutical business is the largest in the world. Revenues from this segment contributed 86% of our total revenues in 2005 and 88% in each of 2004 and 2003. At the end of 2005, six of our pharmaceutical products were number one in their respective therapeutic categories based on revenue.

We recorded product sales of more than $1 billion for each of eight products in 2005, each of ten products in 2004 and each of nine products in 2003. These products represented 64% in 2005, 69% in 2004 and 70% in 2003 of our Human Health business.

In 2005, Human Health revenues declined. The loss of U.S. exclusivity on certain key products (primarily Neurontin) has resulted in a decline in 2005 worldwide revenues for those products of approximately $2.8 billion in comparison to 2004. In addition, the uncertainty and patient concerns relating to selective COX-2 inhibitors and the suspension of sales of Bextra have resulted in a decline in our selective COX-2 inhibitor worldwide revenues of $2.9 billion (down 63%) in comparison to 2004. Despite these events, we were able to offset approximately $4.0 billion of those declines through our in-line products coupled with new product launches.

2005 was also impacted by increased competition and the overall market decline as branded prescriptions in the U.S. declined 5% in 2005 compared to 2004. An example is the erectile-dysfunction market, with total prescriptions declining 3% in 2005 versus 10% growth in 2004. The second half of 2005 also exhibited significant change in growth trends relative to the first half of the year in a number of U.S. therapeutic markets.

Effective January 1, 2006, January 1, 2005 and January 2, 2004, we increased the published prices for certain U.S. pharmaceutical products. These price increases had no material effect on wholesaler inventory levels in comparison to the prior year.

12	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Revenues — Major Human Health Products

		YEAR ENDED DEC. 31,			% CHANGE
(MILLIONS OF DOLLARS)
PRODUCT	PRIMARY INDICATIONS	2005	2004	2003	05/04	04/03

Cardiovascular and metabolic diseases:
Lipitor	Reduction of LDL cholesterol	$12,187	$10,862	$9,231	12	18
Norvasc	Hypertension	4,706	4,463	4,336	5	3
Cardura	Hypertension/Benign prostatic hyperplasia	586	628	594	(7)	6
Accupril/Accuretic	Hypertension/Congestive heart failure	294	665	706	(56)	(6)
Caduet	Reduction of LDL cholesterol and hypertension	185	50	—	272	—
Central nervous system disorders:
Zoloft	Depression and certain anxiety disorders	3,256	3,361	3,118	(3)	8
Neurontin	Epilepsy and post-herpetic neuralgia	639	2,723	2,702	(77)	1
Geodon/Zeldox	Schizophrenia and acute manic or mixed episodes associated with bipolar disorder	589	467	353	26	32
Xanax/Xanax XR	Anxiety/Panic disorders	409	378	238	8	59
Aricept(a)	Alzheimer’s disease	346	308	254	12	22
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy	291	13	—	M+	*
Relpax	Migraine headaches	233	169	85	38	99
Arthritis and pain:
Celebrex(b)	Arthritis pain and inflammation, acute pain	1,730	3,302	1,883	(48)	75
Bextra(b)	Arthritis pain and inflammation	(61)	1,286	687	*	87
Infectious and respiratory diseases:
Zithromax/Zmax	Bacterial infections	2,025	1,851	2,010	9	(8)
Zyvox	Bacterial infections	618	463	181	33	156
Diflucan	Fungal infections	498	945	1,176	(47)	(20)
Vfend	Fungal infections	397	287	200	38	44
Urology:
Viagra	Erectile dysfunction	1,645	1,678	1,879	(2)	(11)
Detrol/Detrol LA	Overactive bladder	988	904	544	9	66
Oncology:
Camptosar	Metastatic colorectal cancer	910	554	299	64	86
Ellence	Breast cancer	367	344	216	7	59
Aromasin	Breast cancer	247	143	58	73	145
Ophthalmology:
Xalatan/Xalacom	Glaucoma and ocular hypertension	1,372	1,227	668	12	84
Endocrine disorders:
Genotropin	Replacement of human growth hormone	808	736	481	10	53
All other:
Zyrtec/Zyrtec-D	Allergies	1,362	1,287	1,338	6	(4)
Alliance revenue(c)	Alzheimer’s disease (Aricept), neovascular (wet) age-related macular degeneration (Macugen), Parkinson’s disease (Mirapex), hypertension (Olmetec), multiple sclerosis (Rebif) and chronic obstructive pulmonary disease (Spiriva)	1,065	721	759	48	(5)

(a)	Represents direct sales under license agreement with Eisai Co., Ltd.

(b)	Includes direct sales under license agreement with Pharmacia prior to the acquisition.

(c)	Includes alliance revenue for Celebrex and Bextra under co-promotion agreements with Pharmacia prior to the acquisition.

M+	Change greater than one-thousand percent.

*	Calculation not meaningful.

2005 Financial Report	13

Financial Review
Pfizer Inc and Subsidiary Companies

Human Health — Selected Product Descriptions

•

Lipitor, for the treatment of elevated cholesterol levels in the blood, is the most widely used treatment for lowering cholesterol and the best-selling pharmaceutical product of any kind in the world reaching over $12 billion in sales in 2005, an increase in worldwide sales of 12% compared to 2004. Despite the substantial growth in 2005, Lipitor performance has slowed, particularly in the second half of 2005. This performance reflects a slowdown in the lipid-lowering market as a whole and increased competition. Despite this market slowdown, Lipitor still accounts for more than 39% of all lipid-lowering prescriptions, more than 2.5 times larger than its nearest competitor. Lipitor will face competition in the U.S. from generic pravastatin (Pravachol) beginning in April 2006 and generic simvastatin (Zocor) beginning in June 2006. While we cannot predict what will happen in any specific market, we have found that in certain European countries, Lipitor has continued to grow despite the introduction of generic simvastatin.

In September 2005, the FDA approved the use of Lipitor to reduce the risk of stroke and myocardial infarction in patients with type 2 diabetes and multiple risk factors for coronary heart disease. The FDA’s decision was based on the findings of the Collaborative Atorvastatin Diabetes Study (CARDS), a landmark trial of more than 2,800 patients with type 2 diabetes, near-normal cholesterol, and at least one other risk factor, such as high blood pressure or smoking. CARDS showed that patients using Lipitor experienced 48% fewer strokes than those on placebo. The CARDS study’s steering committee stopped the trial nearly two years earlier than planned because of the clinical benefits among patients who took Lipitor.

In addition, the FDA expanded the Lipitor label to include data on the reduction in the incidence of stroke in patients with multiple risk factors, as shown in the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) clinical trial. The ASCOT trial found that Lipitor reduced the relative risk of stroke by 26% compared to placebo. The study involved people with normal or borderline cholesterol and no prior history of heart disease with controlled high blood pressure and at least three other risk factors for heart disease, such as family history, age over 55, smoking, diabetes, and obesity. Patients with multiple risk factors, including diabetes, face a greater threat of heart attack and stroke. Reducing their risk of such cardiovascular events is extremely important.

In March 2005, the Treating to New Targets (TNT) clinical study/ trial was presented at the American College of Cardiology meeting and was published simultaneously in the New England Journal of Medicine. TNT was the first large-scale study to show that patients with established coronary disease who reduce and maintain their cholesterol with Lipitor well below currently recommended levels experience significantly fewer heart attacks and strokes than those who lower their cholesterol to recommended levels. The results of TNT, the longest and largest study to date of Lipitor 80 mg efficacy and safety, were achieved safely and build upon the well-established safety profile of Lipitor’s highest dose. Over the course of the following eight months, a total of eight TNT sub-group analyses were presented at the scientific sessions of the American Heart Association and American Diabetes Association, further demonstrating the efficacy and safety of long-term therapy with Lipitor 80 mg in specific patient populations.

The recently published IDEAL study, involving 8,888 patients with established coronary heart disease, assessed the efficacy of Lipitor 80 mg for secondary prevention of cardiovascular events compared with simvastatin (Zocor) 20/40 mg. On the primary endpoint, reduction in the risk of a major coronary event, Lipitor 80 mg achieved an 11% risk reduction compared with simvastatin 20/40 mg. This difference fell short of statistical significance, however (p=0.07 vs. significance at p=0.05). Lipitor achieved statistically significant improvements in major secondary endpoints compared with simvastatin, including a 13% reduction in major cardiovascular events and a 17% reduction in non-fatal heart attacks.

In December 2005, the U.S. District Court for the District of Delaware determined that two U.S. patents covering atorvastatin, the active ingredient in Lipitor, are valid and infringed by the product of generic manufacturer Ranbaxy Laboratories Limited, thus protecting Lipitor’s exclusivity until June 2011. In addition, in October 2005, the United Kingdom’s High Court of Justice upheld the exclusivity of the basic patent covering atorvastatin. The ruling prevents Ranbaxy from introducing a generic version of atorvastatin in the U.K. until the patent expires in November 2011. Both the U.S. and the U.K. decisions have been appealed. (See Note 18. Note to Consolidated Financial Statements-Legal Proceedings and Contingencies.)

•

Norvasc is the world’s most-prescribed branded medicine for treating hypertension. It achieved a 5% growth in sales in 2005 compared to 2004, despite patent expirations in many European Union (E.U.) countries. Norvasc maintains exclusivity in many major markets globally, including the U.S., Japan, Canada and Australia.

In January 2006, the U.S. District Court for the Northern District of Illinois upheld Pfizer’s U.S. patent covering amlodipine besylate, the active ingredient in Norvasc, which had been challenged by the generic manufacturer Apotex Inc. The decision is subject to possible appeal. (See Notes to Consolidated Financial Statements—Note 18, Legal Proceedings and Contingencies.)

•

Zoloft, which will lose U.S. market exclusivity in June 2006, is the most-prescribed antidepressant in the U.S. It is indicated for the treatment of major depressive disorder, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD), premenstrual dysphoric disorder (PMDD) and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all of these indications, with the exception of PMDD. It is the only approved agent for the long-term treatment of PTSD and SAD, an important differentiating feature as these disorders tend to be chronic.

In the U.S., in February 2005, Pfizer implemented FDA instructions that require the makers of all currently marketed antidepressants, including tricyclic agents, monoamine oxidase (MAO) inhibitors, selective reuptake inhibitors such as Zoloft, selective norepinephrine reuptake inhibitors and atypical antidepressants, to include a black-box warning that antidepressants increased the risk of suicidal thinking and behavior in children and adolescents in pooled, short-term studies. In the nine completed clinical trials of Zoloft involving children and adolescents, which included studies of Zoloft in children diagnosed with depression, OCD, or both, no suicides occurred. The trials found no statistically significant differences between Zoloft-treated children and adolescents and placebo controls in their rates of suicide attempts or ideation.

14	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

•

Neurontin, for use in adjunctive therapy for epilepsy, is also approved in more than 60 markets for the treatment of a range of neuropathic pain conditions. Neurontin has also been approved for the management of post-herpetic neuralgia (PHN), a painful condition that affects many people in the aftermath of the viral infection commonly known as shingles. Neurontin was the first oral medication approved in the U.S. for the treatment of PHN. The introduction of generic versions of gabapentin in the U.S. in late 2004 caused a 77% reduction in Neurontin sales for 2005 as compared to 2004.

•

Geodon/Zeldox, a psychotropic agent, is a dopamine and serotonin receptor antagonist indicated for the treatment of schizophrenia and acute manic or mixed episodes associated with bipolar disorder. Available in both an oral capsule and rapid-acting intramuscular formulation, Geodon has been launched in 59 countries, where more than 7 million prescriptions have been written for more than 1.3 million patients worldwide. In the U.S., Geodon hit an all-time new prescription share weekly high of 6.1% during December 2005 and is now the second-fastest-growing atypical anti-psychotic medication. In 2005, total Geodon prescriptions grew 23% compared to 2004.

The Clinical Antipsychotic Trials of Intervention Effectiveness schizophrenia study, supported by the National Institute of Mental Health and recently published in the New England Journal of Medicine, confirms that Geodon is an effective anti-psychotic and is less likely to worsen weight, lipids, and glucose metabolism than other agents. In fact, Geodon was associated with some improvement in these metabolic parameters. These findings are noteworthy because of the higher prevalence of metabolic issues among patients with schizophrenia and are consistent with previous Pfizer-sponsored clinical trials involving Geodon.

•

Lyrica was approved by the FDA in June 2005 for adjunctive therapy for adults with partial onset seizures. This latest indication builds on the earlier FDA approval of Lyrica for two of the most common forms of neuropathic pain—diabetic peripheral neuropathy, a chronic neurologic condition affecting nearly three million Americans, and post-herpetic neuralgia. Lyrica was launched in the U.S., Canada, and Italy in September 2005 and is now approved in more than 50 countries and is currently available in more than 30 markets. Market penetration has been rapid; after one and a half years of Lyrica sales, Germany and the U.K. posted Lyrica sales shares of 14.5% and 11.5%, respectively, in the anti-epileptic drug market, surpassing those of many established competitors in both countries. Since its September 2005 launch in the U.S., more than 500,000 prescriptions have been written for Lyrica as of December 23, 2005. Lyrica has already gained more than a 7% new-prescription share of the U.S. anti-epileptic market as of December 23, 2005, continuing its performance as one of Pfizer’s most successful pharmaceutical launches.

Clinical evidence favorable to Lyrica continues to accumulate. The September 2005 edition of Epilepsia focused on the medication’s lack of interactions with other drugs. The December 2005 edition of Epilepsia published a study showing a significant seizure reduction in line with that seen in the three previously published pivotal epilepsy studies.

•	Celebrex and Bextra

On April 7, 2005, the FDA announced a decision to require boxed warnings of potential cardiovascular risk for all COX-2 pain relievers and all prescription NSAIDs, including older non-specific drugs such as ibuprofen and naproxen. On July 29, 2005, Pfizer and the FDA finalized the label changes for Celebrex. The final U.S. label contains a boxed warning of potential serious cardiovascular and gastrointestinal risks for Celebrex that are consistent with warnings for all other prescription NSAIDs. The boxed warning provides that Celebrex is contraindicated for patients who recently have undergone coronary artery bypass graft surgery. The label recommends that Celebrex be prescribed at the lowest effective dose for the shortest duration consistent with individual patient treatment goals. Pfizer is continuing to conduct additional clinical studies evaluating the benefits and risks of Celebrex. Pfizer is supporting Cleveland Clinic’s 20,000 patient prospective study to definitively evaluate the relative safety of Celebrex and two older pain medications in patients with heart disease or at high risk of heart disease.

In June 2005, the Committee for Human Medicinal Products (CHMP) concluded its COX-2 referral process and recommended that both Celebrex and Dynastat (parecoxib) remain available to patients. The European Medicines Evaluation Agency (EMEA) has required new labeling for all COX-2 drugs that includes a restriction on use for patients with established heart disease or stroke and additional warnings to physicians regarding use in patients with cardiovascular risk factors. This new labeling was implemented for all COX-2 medicines across the E.U. in July of 2005.

The market for pain relievers has changed since the withdrawal of Vioxx in September 2004. Sales of Celebrex began to decline in late 2004 due to physician and patient concerns surrounding selective COX-2 inhibitors. Also contributing to the decline in sales of Celebrex was the voluntary suspension of DTC advertising in the U.S. beginning in December 2004. Pfizer plans to reintroduce branded advertising in 2006, in alignment with our new DTC advertising principles, highlighting Celebrex’s unique clinical profile and benefits.

In September 2005, with full implementation of revised labeling, Pfizer began to focus renewed attention on Celebrex, with the goal of making the pain reliever available to increased numbers of patients. In July 2005, the FDA approved a sixth indication for Celebrex—ankylosing spondylitis—a form of spinal arthritis that affects more than one million people in the U.S.

In April 2005, the FDA decided that while Bextra’s cardiovascular risk could not be differentiated from other NSAIDs, the additional, increased risk of rare but serious skin reactions associated with Bextra, already described in its label, warranted its withdrawal from the market. In 2004, we recorded $1.3 billion in revenue for Bextra. We respectfully disagree with the FDA’s position regarding the relative risk/benefit profile of Bextra. However, in deference to the regulatory agency’s view, we suspended sales of the medicine. In addition, at the request of European and other regulators, we suspended sales of Bextra in the E.U., Canada and many other markets around the world.

In connection with the decision to suspend sales of Bextra in the U.S., the E.U., and certain other markets, we recorded certain charges totaling $1.2 billion ($769 million, net of tax) in 2005. These pre-tax charges included $1.1 billion related to the impairment of developed technology rights associated with Bextra and $5 million related to the write-off of machinery and equipment, both of which are included in Other (income)/deductions—net; $73 million in write-offs of inventory and exit costs, included in Cost of sales; $8 million related to

2005 Financial Report	15

Financial Review
Pfizer Inc and Subsidiary Companies

the costs of administering the suspension of sales, included in Selling, informational and administrative expenses; and $212 million for an estimate of customer returns, primarily included against Revenues.

•

Zithromax, whose composition of matter patent in the U.S. expired in November 2005, remained the number-one prescribed oral antibiotic during 2005, despite the end of active sales promotion in July, when the U.S. sales force began promoting Zmax. During the fourth quarter of 2005, four generic versions of oral solid azithromycin were launched, including one authorized generic by Pfizer’s Greenstone subsidiary. The generics launched two weeks later than expected, which led to higher than expected sales of Zithromax in the fourth quarter of 2005. After seven weeks of generic availability, generic azithromycin constituted 90% of the total oral solid azithromycin adult prescription volume. Pfizer’s generic had captured 49% of total generic prescriptions.

•

Zmax, a single-dose, sustained-release form of azithromycin for adults, was introduced in the U.S. in August 2005 for treatment of mild-to-moderate acute bacterial sinusitis and community-acquired pneumonia in adult patients appropriate for oral therapy due to susceptible pathogens. Single-dose Zmax delivers higher azithromycin serum concentrations during the first 24 hours than Zithromax and assures complete compliance compared to multi-dose regimes, demonstrating a clear benefit of the new medication.

•	Diflucan is a systemic antifungal. The decrease in sales in 2005 compared to 2004 is mainly due to loss of exclusivity in the U.S. in July 2004.

•

Viagra remains the leading treatment for erectile dysfunction and one of the world’s most recognized pharmaceutical brands, with more than 60% of U.S. sales in its market of phosphodiesterase-5 (PDE5) inhibitors through November 2005.

2005 Viagra sales declined 2% worldwide from 2004, reflecting aggressive competition, as well as negative growth for oral erectile dysfunction treatments in several major markets. We expect to see continued pressure on sales in the U.S. More than 35 states have enacted “Preferred Drug Lists” that have the potential to limit Pfizer sales to state Medicaid programs and Medicare coverage will end in 2007. Effective January 1, 2006, federal funds may not be used for reimbursement of erectile dysfunction medications by the Medicaid program.

Pfizer has begun to introduce new branded advertising compliant with our DTC advertising guidelines to highlight the unique clinical profile for Viagra, as well as new unbranded advertising to address the needs of potential new patients who may be hesitant to try any medication for erectile dysfunction.

On July 8, 2005, the FDA approved an update to the Viagra label to reflect rare post-marketing reports of non-arteritic anterior ischemic optic neuropathy (NAION) in patients taking PDE5 inhibitor medications. The updated label notes that in rare instances, men taking PDE5 inhibitors, including Viagra, reported a sudden decrease or loss of vision in one or both eyes and that it is not possible to determine whether these events are related directly to these medicines, to the patient’s underlying vascular risk factors, to a combination of these factors, or other factors. Most of the reported NAION cases occurred in Viagra users with underlying anatomic or vascular risk factors associated with the development of NAION.

•

Camptosar is a semisynthetic camptothecin derivative that works by inhibiting the topoisomerase 1 enzyme, which is involved in cancer cell replication. Camptosar is indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin. It is also indicated as second-line therapy for patients in whom metastatic colorectal cancer has recurred or progressed despite following initial fluorouracil-based therapy. Camptosar is for intravenous use only. Revenue growth of 64% in 2005 compared to 2004 was impacted in part by Pfizer’s acquisition of marketing rights to Campto/Camptosar in Europe and Asia (except Japan) in late 2004. Among current oncology medications, the National Comprehensive Cancer Network, an alliance of 19 of the world’s leading cancer centers, has issued guidelines recommending Camptosar as an option across all lines of treatment for advanced colorectal cancer.

•

Xalatan/Xalacom, a prostaglandin analogue used to lower the intraocular pressure associated with glaucoma and ocular hypertension, is the most-prescribed branded glaucoma medicine in the world. Clinical data showing its advantages in treating intra-ocular pressure compared with beta blockers should support the continued growth of this important medicine. Xalacom, the only fixed combination prostaglandin (Xalatan) and beta blocker, is available primarily in European markets. In 2005, Xalatan/Xalacom experienced sales growth of 12% compared to 2004.

•

Zyrtec provides strong, rapid and long-lasting relief for seasonal and year-round allergies and hives with once-daily dosing. Zyrtec continues to be the most-prescribed antihistamine in the U.S. in a challenging market. The increase in sales in 2005 compared to 2004 is attributable to stabilization in the prescription antihistamine market subsequent to the Rx to over-the-counter switch of loratadine as the majority of the managed care plans have completed their formulary tier changes in this category.

•

Caduet, a single pill combining Lipitor and Norvasc, has successfully completed the Mutual Recognition Procedure (MRP) in the E.U. and is the first multi-target combination product to receive a broad approval for prevention of cardiovascular events in the E.U. Caduet is now approved in the following E.U. countries: France, Spain, Portugal, Austria, Iceland, Luxembourg, Cyprus, the Czech Republic, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia and Slovenia. It is indicated for prevention of cardiovascular events in hypertensive patients with three concomitant cardiovascular risk factors, normal to mildly elevated cholesterol levels, without clinically evident coronary heart disease, where combined use of amlodipine and low dose atorvastatin is considered appropriate, and in accordance with current treatment guidelines. The Caduet Marketing Authorization application has been officially withdrawn from the MRP in Belgium, Denmark, Estonia, Ireland, Italy, Netherlands, Norway, the U.K., Sweden, Germany, Finland and Greece. These countries had reservations as to whether the benefit of Caduet, the first cardiovascular, multi-target, fixed combination product, had been demonstrated, based upon current European regulatory guidelines for fixed combination products. As a result, these countries did not mutually recognize the proposed label and Pfizer decided to withdraw the application from these countries. Pfizer will continue to explore regulatory approval opportunities for Caduet.

16	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

•	Alliance revenue reflects revenue primarily associated with our co-promotion of Aricept, Macugen, Rebif and Spiriva.

	—	Aricept, discovered and developed by our alliance partner Eisai Co., Ltd, is the world’s leading medicine to treat symptoms of Alzheimer’s disease.

	—	Macugen, discovered and developed by our alliance partner OSI Pharmaceuticals, Inc. (OSI), for the treatment of neovascular (wet) age-related macular degeneration (AMD).

	—	Rebif, discovered and developed by Serono S.A. (Serono), is used to treat symptoms of relapsing forms of multiple sclerosis. Pfizer co-promotes Rebif with Serono in the U.S.

—

Spiriva, discovered and developed by our alliance partner Boehringer Ingelheim (BI), is used to treat chronic obstructive pulmonary disease, a chronic respiratory disorder that includes chronic bronchitis and emphysema.

Alliances allow us to co-promote or license these products for sale in certain countries. Under the co-promotion agreements, these products are marketed and promoted with our alliance partners. We provide funding through cash, staff and other resources to sell, market, promote and further develop these products.

Recent Product Launches

We continue to invest in clinical research for our in-line medicines, increasing the value of our medicines to patients and their healthcare providers. We are also reinvigorating our portfolio by launching a series of new medicines or existing medicines in new markets. The following highlights the achievements for several of these products in 2005:

•

Macugen, for treatment of AMD, the leading cause of blindness in people over 60, was launched in the U.S. in January 2005 and approved in the E.U. in 2006. While new competitors are expected to enter the market, Macugen has a strong foothold with more than 40,000 patients treated to date. Macugen’s favorable safety profile has been maintained for more than two years of clinical testing and marketing.

•	Revatio, for treatment of pulmonary arterial hypertension (PAH) was approved by the FDA in June 2005 and by the EMEA in November 2005.

•

Zmax, for treatment of mild-to-moderate acute bacterial sinusitis and community acquired pneumonia in adult patients appropriate for oral therapy due to susceptible pathogens was launched in the U.S. in August 2005.

•

Lyrica, for add-on therapy for adult epilepsy patients with partial onset seizures, as well as neuropathic pain due to diabetic neuropathy and post-herpetic neuralgia, was launched in the U.S. in September 2005 with more than 500,000 prescriptions written as of December 23, 2005. Lyrica has already gained more than a 7% new-prescription share of the U.S. anti-epileptic market as of December 23, 2005.

Consumer Healthcare
Revenues of our Consumer Healthcare business follow:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2005	2004	2003	05/04	04/03

Consumer Healthcare	$3,878	$3,516	$2,949	10	19

Our Consumer Healthcare business is one of the largest in the world.

On February 7, 2006, we announced that we are exploring strategic options for our Consumer Healthcare business, including a possible sale or spin-off of the business.

The increase in Consumer Healthcare revenues in 2005, as compared to 2004, was attributable to:

•	the 11% increase in 2005 in sales of Listerine mouthwash, which benefited from the U.S. launch of Listerine Whitening in April 2005, as well as continued strong performance in international markets;

•	the 13% growth from upper-respiratory products, 55% growth from Zantac, and 15% growth from tobacco dependence products;

•	inclusion of Purell sales in 2005 following the acquisition of the Purell brand in November 2004; and

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies.

The increase in Consumer Healthcare revenues in 2004, as compared to 2003, was attributable to:

•	the 22% increase in 2004 in sales of Listerine mouthwash, which benefited from the U.S. launch of Natural Citrus flavor in September 2003 and the launch of Listerine Advanced in September 2004;

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies; and

•	the inclusion of Pharmacia product revenues for a full year in 2004.

Animal Health

Revenues of our Animal Health business follow:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2005	2004	2003	05/04	04/03

Livestock products	$1,379	$1,200	$970	15	24
Companion animal products	827	753	628	10	20

Total Animal Health	$2,206	$1,953	$1,598	13	22

Our Animal Health business is one of the largest in the world.

The increase in Animal Health revenues in 2005, as compared to 2004, was attributable to:

•

in livestock, the continued performance of Excede (long acting anti-infective) in the U.S. and Draxxin (for treatment of respiratory disease in cattle and swine) in Europe and in the U.S., as well as Spectramast (antibiotic formulated to treat clinical mastitis), which was launched in the U.S. in May 2005;

•

in companion animal, increased promotional activities throughout our markets resulted in Revolution (a parasiticide for dogs and cats) and Clavamox (an antibiotic for dogs and cats) growing at double-digit rates in 2005, and the launch of Simplicef (small animal anti-infective) in the U.S. in the fourth quarter of 2004; and

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies.

2005 Financial Report	17

Financial Review
Pfizer Inc and Subsidiary Companies

The increase in Animal Health revenues in 2004, as compared to 2003, despite the impact on the cattle industry following the discovery of BSE (bovine spongiform encephalopathy or mad cow disease) in the U.S., was attributable to:

•

in livestock, the launch of a new claim for Bovishield (protects pregnant cows and fetal and nursing calves against viral diseases) in the U.S. during the fourth quarter of 2003; the launch of Draxxin in Europe during the first quarter of 2004; and the third quarter of 2004 launch of Excede in the U.S.;

•	in companion animal, Rimadyl (for relief of arthritis pain in dogs and for post-operative treatment), Revolution and Clavamox all grew at double-digit rates in 2004;

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies; and

•	the inclusion of Pharmacia product revenues, which are reflected in both product categories, for a full year in 2004.

Product Developments

We continue to invest in R&D to provide future sources of revenue through the development of new products, as well as through additional uses for existing in-line and alliance products. We have a broad and deep pipeline of medicines in development. We have 10 new products (Lyrica, Macugen, Revatio, Zmax, Champix, Sutent, Eraxis, Exubera, indiplon and Zeven) that recently have been approved or are undergoing regulatory review in the U.S. and/or the E.U. We launched, or intend to launch, these new products in markets once regulatory approvals are received. However, there are no assurances as to when, or if, we will receive regulatory approval for these or any of our other products in development. Significant regulatory actions by, and filings pending with, the FDA and other regulatory authorities follow:

Recent FDA Approvals

PRODUCT	INDICATION	DATE APPROVED

Eraxis	Treatment of candidemia and invasive candidiasis	February 2006
	Treatment of esophageal candidiasis	February 2006

Exubera	Inhaled form of insulin for use in adults with type 1 and type 2 diabetes	January 2006

Sutent	Treatment of metastatic renal cell carcinoma (mRCC) and malignant gastrointestinal stromal tumors (GIST)	January 2006

Aromasin	Treatment of early breast cancer in post-menopausal women	October 2005

Lipitor	Reduce the risk of stroke and myocardial infarction in patients with type 2 diabetes	September 2005

Norvasc	For treatment of angiographically documented coronary artery disease	September 2005

Celebrex	For the relief of the signs and symptoms associated with ankylosing spondylitis	July 2005

Lyrica	Add-on therapy for adult epilepsy patients with partial onset seizures	June 2005

Revatio	Oral treatment for adult PAH	June 2005

Zmax	Single dose version of Zithromax for acute bacterial sinusitis and community-acquired pneumonia	June 2005

Zyvox	For the treatment of bacterial infections in pediatric patients	May 2005

Depo-SubQ Provera	Subcutaneous formulations to treat pain associated with endometriosis	March 2005

Ellence	Adjuvant long-term cancer treatment	March 2005

Pending U.S. New Drug Applications (NDAs) and Supplemental Filings

PRODUCT	INDICATION	DATE SUBMITTED

Champix	Nicotine-receptor partial agonist for smoking cessation	November 2005

Aricept	Treatment of severe Alzheimer’s disease	August 2005

Genotropin	Treatment of short stature and growth problems resulting from Turner’s syndrome	June 2005

Vfend	Pediatric filing	June 2005

Indiplon	Modified-release tablets for treatment of multiple aspects of insomnia	May 2005
	Immediate-release capsules for treatment of multiple aspects of insomnia	April 2005

Zeven	Treatment of Gram-positive bacterial infections	December 2004

Norvasc	Reduction of cardiovascular risk, including risk of coronary heart disease, myocardial infarction, cardiovascular procedures and strokes	August 2004

Fragmin	Use in oncology patients to reduce cardiac toxicity associated with chemotherapy	March 2004

In September 2005, we received “not-approvable” letters from the FDA for Oporia for the prevention of post-menopausal osteoporosis, and Dynastat (parecoxib), an injectable prodrug for valdecoxib for the treatment of acute pain. In January 2006, we received a “not-approvable” letter from the FDA for Oporia for the treatment of vaginal atrophy. Pfizer is currently in discussions with the FDA regarding these “not-approvable” letters and we continue to develop both of these compounds.

On September 14, 2005, Pfizer completed the acquisition of Vicuron. Zeven (dalbavancin), one of the key product candidates acquired in the Vicuron acquisition, is a new injectable antibiotic to treat Gram-positive infections. The FDA has designated as approvable the NDA for Zeven. We anticipate a rapid and successful resolution of outstanding issues to allow final NDA approval in the coming months. Eraxis (anidulafungin), also acquired in the Vicuron acquisition, was approved by the FDA in February 2006. The addition of these two medications will broaden Pfizer’s existing portfolio of anti-infectives, where the Company has a long history of providing patients and physicians with lifesaving medicines.

An NDA for Champix (varenicline), a nicotine-receptor partial agonist for smoking cessation was submitted to the FDA in November 2005. In December 2005, the FDA granted Champix priority-review status.

18	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Other Regulatory Approvals and Filings:

PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED

Exubera	Approved in the E.U. as an inhaled form of insulin for use in adults with type 1 and type 2 diabetes	January 2006	—

Macugen	Approved in the E.U. for AMD	January 2006	—
	Approval in Canada and Brazil for AMD	May 2005	—
	Application submitted in Switzerland for AMD	—	January 2005
	Application submitted in Australia for AMD	—	September 2004

Zoloft	Approval in Japan for treatment of depression	January 2006	—

Detrol/Detrol LA	Approval in Japan for treatment of overactive bladder	January 2006	—

Revatio	Approval in the E.U. for treating PAH	November 2005	—
	Application submitted in Canada for treating PAH	—	December 2004

Caduet	Approval in Canada for cardiovascular event prevention	November 2005	—
	Approval in certain E.U. countries for cardiovascular event prevention	July 2005	—

Champix	Application submitted in the E.U. for smoking cessation	—	November 2005

Sutent	Application submitted in Canada for mRCC and GIST	—	November 2005
	Application submitted in the E.U. for mRCC and GIST	—	August 2005

Geodon/Zeldox	Approval in the E.U. for treating manic or mixed episodes of moderate severity in bipolar disorder	October 2005	—

Somavert	Approval in Canada for Acromegaly	October 2005	—
	Application submitted in Japan for Acromegaly	—	May 2005

Aromasin	Approval in the E.U. for treating early breast cancer in post-menopausal women	August 2005	—

Aricept	Approval in Canada for fast dissolving tablet	July 2005	—

Lyrica	Approval in Canada for neuropathic pain	June 2005	—
	Application submitted in the E.U. for treatment of generalized anxiety disorder (GAD) in adults	—	June 2005

Fragmin	Approval in the E.U. for treatment of deep vein thrombosis in cancer patients	April 2005	—

Vfend	Approval in Japan for treatment of aspergillosis	April 2005	—
	Approval was granted in the E.U. for treatment of serious, invasive, fluconazole-resistant candida infections and first-line treatment of candidemia in non-neutropenic patients.	January 2005	—

Zmax	Application submitted in the E.U. for sustained release	—	October 2004

Genotropin	Application submitted in Japan for treatment of short stature and growth problems	—	July 2004

Neurontin	Application submitted in Japan for epilepsy	—	April 2004

In January 2006, the CHMP, the scientific committee of the EMEA, finalized its scientific assessment and issued a positive opinion recommending that marketing authorization be granted by the European Commission for Lyrica for the treatment of GAD in adults. The approval requires final authorization from the European Commission.

Ongoing or planned clinical trials for additional uses and dosage forms for our products include:

PRODUCT	INDICATION

Celebrex	Sporadic adenomatous polyposis — a precancerous condition caused by growths (polyps) in the intestines

Camptosar IV	Adjuvant colorectal cancer
Gastric cancer

Geodon/Zeldox	Bipolar relapse prevention

Macugen	Diabetic macular edema

Xalatan (new delivery device)	Ocular hypertension

Zyvox	Catheter-related infections
Bone and joint infections

2005 Financial Report	19

Financial Review
Pfizer Inc and Subsidiary Companies

Drug candidates in late-stage development include maraviroc (UK-427,857), a CCR-5 receptor antagonist for HIV; torcetrapib/atorvastatin, a combination CETP inhibitor/statin for heart disease; asenapine, for schizophrenia and bipolar disorder, under co-development with Akzo Nobel’s Organon healthcare unit; Zithromax/chloroquine for treatment of malaria; PF-3512676, a toll-like receptor 9 agonist for non-small cell lung cancer developed in partnership with Coley Pharmaceutical Group, Inc. (Coley); and ticilimumab (CP-675,206), an anti-CTLA4 monoclonal antibody for melanoma. The FDA has granted fast-track designation for maraviroc’s clinical development program.

Torcetrapib/atorvastatin, which combines the new chemical entity torcetrapib (a CETP inhibitor discovered by Pfizer that raises HDL-cholesterol) with atorvastatin (Lipitor), is continuing in global Phase 3 clinical trials. This comprehensive 12,000-subject development program includes three comparative atherosclerotic imaging trials (a coronary intravascular ultrasound study and two carotid ultrasound studies), as well as a full range of blood-lipid efficacy studies comparing torcetrapib/atorvastatin to Lipitor, other statins and fibrates. In addition to these Phase 3 studies, the development program includes a definitive mortality and morbidity trial that is enrolling 13,000 patients.

Despite effective treatments, cardiovascular disease remains the number one killer worldwide with a residual relative risk of 60% to 70% after treatment with statins. Therefore, the primary objective of the torcetrapib/atorvastatin development program is to provide clear evidence that substantially raising HDL-cholesterol and further lowering LDL-cholesterol can reduce cardiovascular risk beyond what can be achieved with current treatments. Torcetrapib will be developed with atorvastatin in order to rigorously test this hypothesis and the new CETP inhibition mechanism of action. This development program represents a major commitment by Pfizer to significantly advance the understanding of lipids and atherosclerosis in order to provide an important new tool for patients and prescribers in preventing and treating the global burden of cardiovascular disease.

On November 21, 2005, Pfizer announced an agreement to purchase development, manufacturing and marketing rights of drugs to treat chronic inflammatory conditions from Incyte Corporation (Incyte). Milestone payments of up to $803 million could potentially be made to Incyte. Under the collaborative research and license agreement, Pfizer will receive exclusive rights to Incyte’s portfolio of CCR2 antagonist compounds. The agreement is subject to regulatory approval.

In May 2005, we announced an agreement to collaborate with Renovis Pharmaceuticals, Inc. (Renovis) for the research and development of antagonists of vanilloid receptor 1 for the treatment of neuropathic and other types of chronic pain. Under the terms of the agreement, we expensed a payment of $10 million made in the second quarter of 2005, which was included in Research and development expenses. Additional milestone payments of $175 million could potentially be made to Renovis based upon clinical trials, regulatory filing and approvals, as well as the attainment of certain agreed upon sales levels.

In March 2005, we announced a license agreement with Coley for ProMune, ProMune combination products and ProMune vaccine products for the treatment, control and prevention of cancer. Under the terms of the agreement, we expensed a payment of $50 million made in the first quarter of 2005, which was included in Research and development expenses, and purchased $10 million of Coley’s common stock. Additional milestone payments of $455 million could potentially be made to Coley based upon clinical trials, regulatory approvals and the launch of a ProMune product by Pfizer.

In January 2005, we entered into a collaborative research and license agreement with Rigel Pharmaceuticals, Inc. (Rigel) to identify, develop and commercialize Syk tyrosine kinase inhibitors for the use in diagnosis, treatment and prevention of certain allergy and respiratory conditions. Under the terms of the agreement we expensed a payment of $10 million made in the first quarter of 2005, which was included in Research and development expenses, and purchased $5 million of Rigel’s common stock. Additional milestone payments of $130 million could potentially be made to Rigel based upon development stages, clinical trials, regulatory approvals and the successful commercialization of a product.

In October 2003, we announced a global agreement to collaborate with Organon for asenapine, a treatment for schizophrenia and bipolar disorder. Under the terms of the agreement, we expensed a payment of $100 million made in the fourth quarter of 2003, which was included in Research and development expenses. Additional milestone payments of $270 million could potentially be made to Organon based upon regulatory approvals and launch of asenapine in the U.S., E.U., and Japan, as well as the attainment of certain agreed-upon sales levels.

In December 2002, we announced an agreement with Neurocrine for indiplon, for the treatment of insomnia. Under the terms of the agreement, we expensed a payment of $100 million made in the first quarter of 2003, which was included in Research and development expenses. Additional milestone payments of $300 million could potentially be made to Neurocrine based on worldwide regulatory submissions and approvals. In 2005 and 2004, we expensed $70 million and $21 million in milestone payments (of the $300 million), which were included in Research and development expenses.

Also in December 2002, we announced an agreement with Eyetech Pharmaceuticals, Inc. (Eyetech) for Macugen (pegaptanib sodium), a treatment for AMD, which was approved by the FDA in December 2004 and by the E.U. in January 2006, and diabetic macular edema (DME), both leading causes of blindness. Eyetech was subsequently acquired by OSI Pharmaceuticals, Inc. Under the terms of the agreement we expensed a payment of $100 million in the first quarter of 2003, which was included in Research and development expenses. Additional milestone payments up to $195.5 million could potentially be made to OSI based on worldwide regulatory submissions and approvals. OSI also has the potential to receive an additional $450 million in milestone payments, which are contingent upon successful commercialization of Macugen and attainment of agreed-upon sales levels. In 2004, based on certain regulatory submissions and approvals, we expensed $16 million in milestone payments, which were included in Research and development expenses and in connection with the approval, we capitalized as an intangible

20	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

asset, a $90 million milestone payment (all amounts were included in the $195.5 million).

Additional product-related programs are in various stages of discovery and development.

Costs and Expenses

Cost of Sales

Cost of sales increased 13% in 2005 and decreased 21% in 2004 while revenues decreased 2% in 2005 and increased 17% in 2004.

Cost of sales in 2005 compared to 2004 increased as a result of:

•

unfavorable geographic, segment and product mix, and adverse changes in production volume, among other factors, which reflect the loss of U.S. exclusivity for certain of our pharmaceutical products and the uncertainty regarding the selective COX-2 inhibitors;

•	$124 million related to implementation costs of our new AtS productivity initiative; and

•	$73 million in write-offs of inventory and exit costs related to suspension of sales and marketing of Bextra.

Cost of sales in 2004 (which includes legacy Pharmacia’s product portfolio for the entire period) compared to 2003 decreased as a result of:

•	impact of purchase accounting in 2003, which reflected the incremental charge of $2.7 billion from the sale of inventory acquired from Pharmacia, adjusted to fair value;

•	merger-related cost savings; and

•	favorable product mix,

partially offset by:

•	higher product costs attributable to legacy Pharmacia products; and

•	the unfavorable impact of the weakening of the U.S. dollar relative to many foreign currencies.

Selling, Informational and Administrative (SI&A) Expenses

SI&A expenses increased 1% in 2005 which reflects the unfavorable impact of foreign exchange and $156 million in AtS expenses, partially offset by an increase in merger-related synergies and the impact of the Company’s AtS productivity initiative. Marketing expenses of our pharmaceutical products decreased compared to 2004, due primarily to lower spending on products which have lost exclusivity and the withdrawal of Bextra.

In 2004, SI&A expenses increased 12%, mainly due to the full year inclusion of Pharmacia SI&A-related activities, partially offset by cost synergies from Pharmacia-related restructuring activities. Marketing expenses of our pharmaceutical products included costs in 2004 primarily for supporting new product introductions such as Caduet, Lyrica, Inspra and Somavert and increased promotion due to new product competition largely offset by the realization of merger synergies.

Research and Development (R&D) Expenses

R&D expenses decreased 3% in 2005 and increased 3% in 2004. The decline in 2005 reflects the initial benefits associated with the AtS productivity initiative, partially offset by increased portfolio support and $50 million in AtS expenses. We have consolidated our infrastructure support systems into global centers of excellence that now support the entire R&D enterprise. More importantly, the mix of expenses has changed over the past three years. For example, while our capital expenditures and information technology expenses were approximately one-third of our budget in 2002, our 2006 budget will be less than 17% of the R&D budget. As a result, we are taking funds previously used to support R&D and utilizing them in our development of compounds. In 2004, year-over-year growth of R&D expenses is attributable to the inclusion of Pharmacia-related activities and increased support of the advanced-stage development portfolio, partially offset by cost synergies from Pharmacia-related restructuring activities.

R&D expense also includes payments for intellectual property rights of $156 million in 2005, $160 million in 2004 and $380 million in 2003. Additionally, see our discussion in the “Product Developments” section of this Financial Review.

Merger-Related In-Process Research and Development Charges

The estimated value of merger-related IPR&D is expensed at the acquisition date. In 2005, we expensed $1.7 billion of IPR&D, primarily related to our acquisition of Vicuron on September 14, 2005 ($1.4 billion) and our acquisition of Idun on April 12, 2005 ($250 million). In 2004, we expensed $1.1 billion of IPR&D, primarily related to our acquisition of Esperion ($920 million). In 2003, we expensed $5.1 billion of IPR&D related to our acquisition of Pharmacia.

Merger-Related Costs

We incurred the following merger-related costs, primarily in connection with our acquisition of Pharmacia which was completed on April 16, 2003:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

Integration costs(a):
Pharmacia	$538	$475	$838
Other	12	21	33
Restructuring costs(a):
Pharmacia	390	704	177
Other	3	(7)	10

Total merger-related costs—expensed	$943	$1,193	$1,058

Total merger-related costs—capitalized	$—	$581	$1,578

(a)	Included in Restructuring charges and merger-related costs.

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration.

In connection with the acquisition of Pharmacia, Pfizer management approved plans to restructure and integrate the operations of both legacy Pfizer and legacy Pharmacia to combine

2005 Financial Report	21

Financial Review
Pfizer Inc and Subsidiary Companies

operations, eliminate duplicative facilities and reduce costs. As of December 31, 2005, the restructuring of our operations as a result of our acquisition of Pharmacia is substantially complete. Restructuring charges included severance, costs of vacating duplicative facilities, contract termination and other exit costs. Total merger-related expenditures (income statement and balance sheet) incurred during 2002-2005 to achieve these synergies were $5.4 billion, on a pre-tax basis.

The restructuring of our operations resulting from our merger with Warner-Lambert was substantially complete as of December 31, 2003. Accordingly, we did not incur significant integration or restructuring charges in 2005 and 2004 directly related to our merger with Warner-Lambert.

Cost synergies from the Pharmacia acquisition were $4.2 billion in 2005, $3.6 billion in 2004 and $1.3 billion in 2003. Synergies come from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings.

Restructuring Costs Associated with Legacy Pharmacia — Capitalized

We recorded, through April 15, 2004, restructuring costs associated primarily with employee terminations and exiting certain activities of legacy Pharmacia. These costs were recognized as liabilities assumed in the purchase business combination. Accordingly, these costs were considered part of the purchase price of Pharmacia and have been recorded as an increase to goodwill (see Notes to Consolidated Financial Statements—Note 2A, Acquisitions: Pharmacia Corporation). At December 31, 2005, liabilities for restructuring costs incurred but not paid totaled $132 million and are included in Other current liabilities. Restructuring charges after April 15, 2004 associated with legacy Pharmacia are charged to the results of operations. Changes to previous estimates of restructuring charges that were included as part of the purchase price allocation of Pharmacia are recorded as a reduction of goodwill or as an expense to operations, as appropriate.

The majority of the restructuring costs related to employee terminations (see Notes to Consolidated Financial Statements—Note 5B, Merger-Related Costs: Restructuring Costs—Pharmacia). Through December 31, 2005, employee termination costs totaling $1.5 billion represent the approved reduction of the legacy Pharmacia work force by 12,768 employees mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 12,589 employees were terminated as of December 31, 2005. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts.

Restructuring Costs Associated with Legacy Pfizer and Legacy Pharmacia — Expensed

Through December 31, 2005, we have recorded, in total, $1.3 billion of restructuring costs ($390 million recorded in 2005). These restructuring costs were associated with exiting certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs. At December 31, 2005, liabilities for restructuring costs incurred but not paid totaled $119 million and are included in Other current liabilities.

The majority of the restructuring costs related to employee terminations (see Notes to Consolidated Financial Statements—Note 5B, Merger-Related Costs: Restructuring Costs—Pharmacia). Through December 31, 2005, employee termination costs totaling $625 million ($108 million recorded in 2005) represent the approved reduction of the legacy Pfizer and legacy Pharmacia (from April 16, 2004) work force by 4,476 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 4,082 employees were terminated as of December 31, 2005. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts.

Adapting to Scale Initiative

In connection with the AtS productivity initiative, Pfizer management has performed a comprehensive review of our processes, organizations, systems and decision-making procedures, in a company-wide effort to improve performance and efficiency. We expect the costs associated with this multi-year effort to continue through 2008 and to total approximately $4 billion to $5 billion, on a pre-tax basis. The actions associated with the AtS productivity initiative will include restructuring charges, such as asset impairments, exit costs and severance costs (including any related impacts to our benefit plans, including settlements and curtailments) and associated implementation costs, such as accelerated depreciation charges, primarily associated with plant network optimization efforts, and expenses associated with system and process standardization and the expansion of shared services.

We incurred the following costs in connection with our AtS initiative, which was launched in the first quarter of 2005:

YEAR ENDED
DEC. 31,

(MILLIONS OF DOLLARS)	2005

Implementation costs(a)	$330
Restructuring charges(b)	450

Total AtS costs	$780

(a)	Included in Cost of sales ($124 million), Selling, informational and administrative expenses ($156 million), and Research and development expenses ($50 million).

(b)	Included in Restructuring charges and merger-related costs.

Through December 31, 2005, the restructuring charges primarily relate to employee termination costs at our manufacturing facilities in North America and in our U.S. marketing and worldwide research and development operations, and the implementation costs primarily relate to system and process standardization, as well as the expansion of shared services.

22	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

The components of restructuring charges associated with AtS follow:

		UTILIZATION	ACCRUAL
	COSTS	THROUGH	AS OF
	INCURRED	DEC. 31,	DEC. 31,

(MILLIONS OF DOLLARS)	2005	2005	2005(a)

Employee termination costs	$305	$166	$139
Asset impairments	131	131	—
Other	14	3	11

	$450	$300	$150

(a)	Included in Other current liabilities.

Through December 31, 2005, Employee termination costs represent the approved reduction of the workforce by 2,602 employees, mainly in manufacturing, sales and research. We notified affected individuals and 2,425 employees were terminated as of December 31, 2005. Employee termination costs are recorded as incurred and include accrued severance benefits, pension and postretirement benefits. Asset impairments primarily include charges to write off inventory and write down property, plant and equipment. Other primarily includes costs to exit certain activities.

Other (Income)/Deductions — Net

In 2005, Pfizer recorded impairment charges of $1.1 billion related to the developed technology rights for Bextra, a selective COX-2 inhibitor, and $5 million related to the write-off of machinery and equipment. In 2004, we recorded an impairment charge of $691 million related to the Depo-Provera brand and a litigation-related charge of $369 million related to the resolution of claims against Quigley Company, Inc., a wholly-owned subsidiary of Pfizer. In 2003, we recorded charges totaling $1.4 billion to cover the resolution of two legacy Warner-Lambert legal matters relating to Rezulin personal injury claims and a government investigation of marketing practices relating to Neurontin. See also Notes to Consolidated Financial Statements—Note 6, Other (Income)/Deductions—Net.

Taxes on Income

In 2005, we recorded an income tax charge of $1.7 billion, included in Provision for taxes on income, in connection with our decision to repatriate approximately $37 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004 (the Jobs Act). The Jobs Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend-received deduction for certain dividends from controlled foreign corporations in 2005. In addition, during 2005, we recorded a tax benefit of $586 million, primarily related to the resolution of certain tax positions.

Our overall effective tax rate for continuing operations was 29.7% in 2005, 19.0% in 2004 and 49.7% in 2003. The higher tax rate in 2005 compared to 2004 was attributable to the previously mentioned tax charge associated with the repatriation of foreign earnings and higher non-deductible charges for merger-related IPR&D, primarily relating to our acquisition of Vicuron and Idun in 2005, partially offset by the tax benefit of $586 million related to the resolution of certain tax positions. The lower tax rate in 2004 compared to 2003 was attributable to decreased non-deductible merger-related IPR&D charges.

On January 25, 2006, the Company was notified by the IRS Appeals Division that a resolution had been reached on one matter that we were in the process of appealing related to the tax deductibility of a breakup fee paid by the Warner-Lambert Company in 2000. As a result, in the first quarter of 2006, we will record favorable adjustments of approximately $450 million.

On January 23, 2006, the IRS issued final regulations on Statutory Mergers and Consolidations, which impact certain prior period transactions. The regulations could result in benefits ranging from approximately $75 million to $214 million in the first quarter of 2006 subject to certain management decisions.

Discontinued Operations

See our discussion in the “Acquisitions and Dispositions” section of this Financial Review for a complete discussion of dispositions. The following amounts have been segregated from continuing operations and reported as discontinued operations, and in 2003, primarily related to the disposition of the Adams confectionery products business and the Schick-Wilkinson Sword business:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

Revenues	$55	$405	$1,214

Pre-tax (loss)/income	(33)	(39)	43
(Benefit) from/provision for taxes(a)	(2)	(17)	17

(Loss)/income from discontinued operations—net of tax	(31)	(22)	26

Pre-tax gains on sales of discontinued operations	77	75	3,885
Provision for taxes on gains(b)	30	24	1,600

Gains on sales of discontinued operations—net of tax	47	51	2,285

Discontinued operations—net of tax	$16	$29	$2,311

(a)	Includes a deferred tax expense of $23 million in 2005, a deferred tax benefit of $15 million in 2004 and a deferred tax expense of $8 million in 2003.

(b)	Includes a deferred tax expense of nil in 2005 and 2004, and $744 million in 2003.

Adjusted Income

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. The Company reports Adjusted income in order to portray the results of our major operations—the discovery, development, manufacture, marketing and sale of prescription medicines for humans and animals, as well as our over-the-counter products—prior to considering certain income statement elements. We have defined Adjusted income as Net income before significant impact of purchase accounting for acquisitions, merger-related costs, discontinued operations, the cumulative effect of a change in accounting principles and certain significant items. The Adjusted income measure is not, and should not be viewed as, a substitute for U.S. GAAP Net income.

2005 Financial Report	23

Financial Review
Pfizer Inc and Subsidiary Companies

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

•

Annual and long-term compensation, including annual cash bonuses, merit-based salary adjustments and stock options, for various levels of management, is based on financial measures that include Adjusted income. The Adjusted income measure currently represents a significant portion of target objectives that are utilized to determine the annual compensation for various levels of management, although the actual weighting of the objective may vary by level of management and job responsibility and may be considered in the determination of certain long-term compensation plans. The portion of senior management’s bonus, merit-based salary increase and stock option awards based on the Adjusted income measure ranges from 10% to 30%.

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

We also recognize that, as an internal measure of performance, the Adjusted income measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted income measure is that it provides a view of our Company’s operations without including all events during a period such as the effects of an acquisition, merger-related costs or amortization of purchased intangibles and does not provide a comparable view of our performance to other companies in the pharmaceutical industry. We also use other specifically tailored tools designed to ensure the highest levels of performance in our Company. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, for senior levels of management, a portion of their long-term compensation is based on U.S. GAAP Net income.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia, Vicuron and Esperion as well as net-asset acquisitions. These impacts can include charges for purchased IPR&D, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value and the incremental charges related to the amortization of finite-lived intangible assets for the increase to fair value. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

Certain of the purchase-accounting adjustments associated with a business combination, such as the amortization of intangibles acquired in connection with our acquisition of Pharmacia, can occur for up to 40 years (these assets have a weighted-average useful life of approximately nine years), but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs have been previously expensed.

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

Merger-Related Costs

Adjusted income is calculated prior to considering integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred to restructure and integrate two businesses as a result of the acquisition decision. For additional clarity, only restructuring and integration activities that are associated with a purchase business combination or a net-asset acquisition are included in merger-related costs. We have not factored in the impacts of synergies that would have resulted had these costs not been incurred.

We believe that viewing income prior to considering these charges provides investors with a useful additional perspective because the significant costs incurred in a business combination result primarily from the need to eliminate duplicate assets, activities or employees—a natural result of acquiring a fully integrated set of activities. For this reason, we believe that the costs incurred to convert disparate systems, to close duplicative facilities or to eliminate duplicate positions (for example, in the context of a business combination) can be viewed differently from those costs incurred in other, more normal business contexts.

The integration and restructuring costs associated with a business combination may occur over several years with the more significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the

24	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA. In other situations, we may be required by local laws to obtain approvals prior to terminating certain employees. This approval process can delay the termination action.

Discontinued Operations

Adjusted income is calculated prior to considering gains or losses on the sale of businesses and product lines included in discontinued operations as well as the related results of operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines periodically for strategic fit with our operations, we do not build or run our businesses with an intent to sell them.

Cumulative Effect of a Change in Accounting Principles

Adjusted income is calculated prior to considering cumulative effect of a change in accounting principles. The cumulative effect of a change in accounting principles is generally one time in nature and not expected to occur as part of our normal business on a regular basis.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program which is specific in nature with a defined term, such as those related to our AtS initiative; costs associated with a significant recall of one of our products; charges related to sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as charges attributable to the repatriation of foreign earnings in accordance with the Jobs Act; or possible charges related to legal matters, such as certain of those discussed in Legal Proceedings in our Form 10-K and in Part II: Other Information; Item 1, Legal Proceedings included in our Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements and accruals on legal matters made in the normal course of our business would not be considered a certain significant item.

Reconciliation

A reconciliation between Net income, as reported under U.S. GAAP, and Adjusted income follows:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2005	2004	2003	05/04	04/03

Reported net income	$8,085	$11,361	$3,910	(29)	191
Purchase accounting adjustments—net of tax	3,973	3,389	8,666	17	(61)
Merger-related costs—net of tax	624	786	659	(21)	19
Discontinued operations—net of tax	(16)	(29)	(2,311)	(45)	(99)
Cumulative effect of a change in accounting principles—net of tax	25	—	30	*	*
Certain significant items—net of tax	2,310	629	1,358	268	(54)

Adjusted income	$15,001	$16,136	$12,312	(7)	31

*	Calculation not meaningful.

2005 Financial Report	25

Financial Review
Pfizer Inc and Subsidiary Companies

Adjusted income as shown above excludes the following items:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

Purchase accounting adjustments, pre-tax:
In-process research and development charges(a)	$1,652	$1,071	$5,052
Intangible amortization and other(b)	3,295	3,285	2,336
Sale of acquired inventory written up to fair value(c)	4	40	2,747

Total purchase accounting adjustments, pre-tax	4,951	4,396	10,135
Income taxes	(978)	(1,007)	(1,469)

Total purchase accounting adjustments—net of tax	3,973	3,389	8,666

Merger-related costs, pre-tax:
Integration costs(d)	550	496	871
Restructuring costs(d)	393	697	187

Total merger-related costs, pre-tax	943	1,193	1,058
Income taxes	(319)	(407)	(399)

Total merger-related costs—net of tax	624	786	659

Discontinued operations, pre-tax:
Loss/(income) from discontinued operations(e)	33	39	(43)
Gains on sales of discontinued operations(e)	(77)	(75)	(3,885)

Total discontinued operations, pre-tax	(44)	(36)	(3,928)
Income taxes	28	7	1,617

Total discontinued operations—net of tax	(16)	(29)	(2,311)

Cumulative effect of a change in accounting principles—net of tax	25	—	30

Certain significant items, pre-tax:
Asset impairment charges(f)	1,240	702	—
Restructuring charges—Adapting to Scale(d)	450	—	—
Implementation costs—Adapting to Scale(g)	330	—	—
Gain on disposals of investments(h)	(134)	—	—
Litigation-related charges(h)	—	369	1,402
Contingent income earned from the prior year sale of a product-in-development(h)	—	(100)	—
Operating results of divested legacy Pharmacia research facility(i)	—	64	—

Total certain significant items, pre-tax	1,886	1,035	1,402
Income taxes	(654)	(406)	(44)
Resolution of certain tax positions(j)	(586)	—	—
Tax impact of the repatriation of foreign earnings(j)	1,664	—	—

Total certain significant items—net of tax	2,310	629	1,358

Total purchase accounting adjustments, merger-related costs, discontinued operations, cumulative effect of a change in accounting principles and certain significant items—net of tax	$6,916	$4,775	$8,402

(a)	Included in Merger-related in-process research and development charges. (See Notes to Consolidated Financial Statements—Note 2, Acquisitions.)

(b)	Included primarily in Amortization of intangible assets. (See Notes to Consolidated Financial Statements—Note 12, Goodwill and Other Intangible Assets.)

(c)	Included in Cost of sales. (See Notes to Consolidated Financial Statements—Note 2, Acquisitions.)

(d)	Included in Restructuring charges and merger-related costs. (See Notes to Consolidated Financial Statements—Note 4, Adapting to Scale Initiative and Note 5, Merger-Related Costs.)

(e)	Included in Discontinued operations—net of tax. (See Notes to Consolidated Financial Statements—Note 3, Dispositions.)

(f)

In 2005, primarily Cost of sales ($73 million), Selling, informational and administrative expenses ($8 million) and Other (income)/deductions—net ($1.2 billion) related to the suspension of sales of Bextra. In 2004, primarily Other (income)/deductions—net related to an impairment charge related to the Depo-Provera brand. (See Notes to Consolidated Financial Statements—Note 12B, Goodwill and Other Intangible Assets: Other Intangible Assets.)

(g)

Included in Cost of Sales ($124 million), Selling, informational and administrative expenses ($156 million), and Research and development expenses ($50 million) for 2005. (See Notes to Consolidated Financial Statements—Note 4, Adapting to Scale Initiative.)

(h)	Included in Other (income)/deductions—net. (See Notes to Consolidated Financial Statements—Note 6, Other (Income)/Deductions—Net.)

(i)	Included in Research and development expenses.

(j)	Included in Provision for taxes on income. (See Notes to Consolidated Financial Statements—Note 7, Taxes on Income.)

26	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Financial Condition, Liquidity and Capital Resources

Net Financial Assets

Our net financial asset position as of December 31 follows:

(MILLIONS OF DOLLARS)	2005	2004

Financial assets:
Cash and cash equivalents	$2,247	$1,808
Short-term investments	19,979	18,085
Short-term loans	510	653
Long-term investments and loans	2,497	3,873

Total financial assets	25,233	24,419

Debt:
Short-term borrowings	11,589	11,266
Long-term debt	6,347	7,279

Total debt	17,936	18,545

Net financial assets	$7,297	$5,874

We rely largely on operating cash flow, short-term commercial paper borrowings and long-term debt to provide for the working capital needs of our operations, including our R&D activities. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future.

Impact of Repatriation of Foreign Earnings

In 2005, under the Jobs Act, we repatriated to the U.S. approximately $37 billion in cash from foreign earnings (see the “Taxes on Income” section of this Financial Review). This cash is being used for domestic expenditures relating to advertising and marketing activities, research and development activities, capital assets and other asset acquisitions and non-executive compensation in accordance with the provisions of the Jobs Act (as in effect on December 31, 2005). The repatriation resulted in a decrease in short-term and long-term investments held overseas as the cash was repatriated and an increase in short-term borrowings overseas used to fund the repatriation.

Investments

Our short-term and long-term investments consist primarily of high quality, liquid investment-grade available-for-sale debt securities. Our long-term investments include debt securities that totaled $906 million as of December 31, 2005, which have maturities ranging substantially from 1 to 10 years. Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to our operations. Where local restrictions prevent intercompany financing, working capital needs are met through operating cash flows and/or external borrowings.

Long-Term Debt Issuance

In November 2005, Pfizer issued $1.0 billion of senior unsecured floating-rate notes at LIBOR, less a nominal amount, with an initial maturity of 13 months. The debt holders have the option to extend the term of the notes by one month, each month, during the five-year maximum term of the notes. In addition, the adjustment to LIBOR increases each December by a nominal amount. The notes are callable by us at par plus accrued interest to date every six months, with a notice not less than thirty days, but not more than sixty days. The LIBOR-based floating-rate notes bear an interest rate of 4.33% as of December 31, 2005. The floating-rate notes were issued through an international subsidiary. They are guaranteed as to principal and interest by Pfizer Inc through the maturity date of the notes. These notes were issued to fund certain international subsidiaries’ dividends paid in 2005 to Pfizer in connection with our repatriation strategy.

On February 22, 2006, we issued the following Japanese yen fixed-rate bonds, which will be used for current general corporate purposes:

•	$508 million equivalent, senior unsecured notes, due February 2011, which pay interest semi-annually, beginning on August 22, 2006, at a rate of 1.2%; and

•	$466 million equivalent, senior unsecured notes, due February 2016, which pay interest semi-annually, beginning on August 22, 2006, at a rate of 1.8%.

The notes were issued under a $5 billion debt shelf registration filed with the SEC in November 2002. Such yen debt is designated as a hedge of our yen net investments.

Long-Term Debt Redemption

In July 2005, we decided to exercise Pfizer’s option to call, at par-value plus accrued interest, $1 billion of senior unsecured floating-rate notes, which were included in Long-term debt at December 31, 2004. Notice to call was given to the Trustees and the notes were redeemed in September 2005.

Credit Ratings

Two major corporate debt-rating organizations, Moody’s Investors Services (Moody’s) and Standard & Poor’s (S&P), assign ratings to our short-term and long-term debt. The following chart reflects the current ratings assigned to the Company’s senior unsecured non-credit enhanced long-term debt and commercial paper issued directly by the Company or by affiliates with a guarantee from the Company by each of these agencies:

NAME OF RATING AGENCY	COMMERCIAL PAPER	LONG-TERM DEBT

		RATING	OUTLOOK

Moody’s	P-1	Aaa	Negative
S&P	A1+	AAA	Stable

In early April 2005, following the market withdrawal of Bextra and the FDA’s decision requiring new labeling for Celebrex, Moody’s placed our Aaa rating under review for possible downgrade.The review was completed in June 2005 when Moody’s removed Pfizer from review status and reaffirmed our Aaa rating. However, Moody’s maintained our rating outlook as negative. This reflects Moody’s overall negative rating outlook for the major pharmaceutical sector and, specifically, their concern that lower product sales, potentially unfavorable outcomes of patent litigation, or a shift towards a more aggressive financial profile could result in Pfizer’s financial metrics falling below those appropriate for a Aaa-rated company.

Our superior credit ratings are primarily based on our diversified product portfolio, our strong operating cash flow, our substantial financial assets, our strong late-stage product pipeline and on our desire to maintain a prudent financial profile. Our access to financing at favorable rates would be affected by a substantial downgrade in our credit ratings.

2005 Financial Report	27

Financial Review
Pfizer Inc and Subsidiary Companies

Debt Capacity

We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We maintain cash balances and short-term investments in excess of our commercial paper and other short-term borrowings. At December 31, 2005, we had access to $3.0 billion of lines of credit, of which $1.1 billion expire within one year. Of these lines of credit, $2.8 billion are unused, of which our lenders have committed to loan us $1.7 billion at our request. $1.5 billion of the unused lines of credit, which expire in 2010, may be used to support our commercial paper borrowings.

As of February 24, 2006, we had the ability to borrow approximately $1 billion by issuing debt securities under our existing debt shelf registration statement filed with the SEC in November 2002.

Goodwill and Other Intangible Assets

At December 31, 2005, goodwill totaled $23.8 billion (20% of our total assets) and other intangible assets, net of accumulated amortization, totaled $27.8 billion (24% of our total assets).

The components of goodwill and other identifiable intangible assets, by segment, at December 31, 2005 follow:

(MILLIONS OF DOLLARS)	HUMAN HEALTH	CONSUMER HEALTHCARE	ANIMAL HEALTH	OTHER	TOTAL

Goodwill	$20,919	$2,789	$56	$10	$23,774
Finite-lived intangible assets, net	22,883	201	175	101	23,360
Indefinite-lived intangible assets	2,834	1,342	246	4	4,426

Finite-lived intangible assets, net include $22.0 billion related to developed technology rights and $1.0 billion related to brands.

Indefinite-lived intangible assets include $3.9 billion related to brands.

Developed Technology Rights

Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties, and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories primarily representing the amortized value of the commercialized products included in our Human Health segment that we acquired in connection with our Pharmacia acquisition in 2003. While the Arthritis and Pain therapeutic category represents about 28% of the total amortized value of developed technology rights at December 31, 2005, the balance of the amortized value is evenly distributed across the following Human Health therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, the Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol, Xalatan, Genotropin, Zyvox, and Campto/Camptosar. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Human Health products, such as Rebif, Spiriva, Celebrex (prior to our acquisition of Pharmacia) and Macugen. These rights are all subject to our impairment review process explained above.

In 2005, we recorded an impairment charge of $1.1 billion related to the developed technology rights for Bextra, a selective COX-2 inhibitor (see Notes to Consolidated Financial Statements—Note 6, Other (Income)/Deductions—Net).

Brands

Significant components of brands include values determined for Depo-Provera contraceptive, Xanax, Medrol and tobacco dependence products.

In 2004, we recorded an impairment charge of $0.7 billion related to the Depo-Provera brand (See Notes to Consolidated Financial Statements—Note 6, Other (Income)/Deductions—Net).

Selected Measures of Liquidity and Capital Resources

The following table sets forth certain relevant measures of our liquidity and capital resources as of December 31:

(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	AS OF DECEMBER 31,

	2005	2004

Cash and cash equivalents and short-term investments and loans	$22,736	$20,546
Working capital(a)	$13,448	$12,630
Ratio of current assets to current liabilities	1.47:1	1.48:1
Shareholders’ equity per common share(b)	$8.96	$9.19

(a)	Working capital includes assets and liabilities held for sale, which were not significant, as of December 31, 2005 and December 31, 2004.

(b)	Represents total shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares, and those held by our employee benefit trust).

The increase in working capital in 2005 as compared to 2004 was primarily due to:

•

an increase in net current financial assets of $1.9 billion, primarily reflecting a shift from long-term investments to short-term investments, which was effected as part of our repatriation strategy under the Jobs Act;

•

an increase in accounts receivable of $398 million, which is a result of revenue growth in our international markets, growth of our generic product sales and the impact of their longer payment terms, and increased alliance-related receivables due in part to the launch of Macugen in 2005 and growth in Spiriva revenues;

partially offset by:

•	the timing of tax obligations and payments, reflected in a $1.6 billion increase in income taxes payable.

28	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Summary of Cash Flows

(MILLIONS OF DOLLARS)	YEAR ENDED DEC. 31,

	2005	2004	2003

Cash provided by/(used in):
Operating activities	$14,733	$16,340	$11,727
Investing activities	(5,072)	(9,422)	4,850
Financing activities	(9,222)	(6,629)	(16,909)
Effect of exchange-rate changes on cash and cash equivalents	—	(1)	(26)

Net increase/(decrease) in cash and cash equivalents	$439	$288	$(358)

Operating Activities

Our net cash provided by continuing operating activities was $14.7 billion in 2005 compared to $16.3 billion in 2004. The decrease in net cash provided by operating activities was primarily attributable to:

•	the payment of $1.7 billion in taxes associated with the repatriation of approximately $37 billion of foreign earnings under the Jobs Act; as well as

•	the timing of other receipts and payments in the ordinary course of business.

Our net cash provided by continuing operating activities was $16.3 billion in 2004 compared to $11.7 billion in 2003. The increase in net cash provided by operating activities was primarily attributable to:

•

higher current period income from operations, net of non-cash items, which reflects the increased revenues attributable to Pharmacia products for the full-year 2004 compared to recording sales of Pharmacia products in 2003 from the April 16, 2003 acquisition date;

•	lower voluntary pension plan contributions; and

•	timing of tax payments,

partially offset by:

•	litigation-related payments in 2004 related to Rezulin and Neurontin that were accrued in 2003.

In the cash flow statement, Other non-cash adjustments includes adjustments for non-cash items such as valuation adjustments.

Investing Activities

Our net cash used by investing activities was $5.1 billion in 2005 compared to $9.4 billion in 2004. The decrease in net cash used by investing activities was primarily attributable to:

•

a decrease in net purchases of investments (a decreased use of $4.9 billion), due primarily to higher redemptions of investments in 2005 to provide funds for the repatriation of foreign earnings in accordance with the Jobs Act; and

•	lower purchases of plant, property and equipment (a decreased use of $495 million),

partially offset by:

•	lower proceeds from the sales of business, product lines and other products (a decreased provision of cash of $1.1 billion).

Our net cash used in investing activities was $9.4 billion in 2004 compared to net cash provided by investing activities of $4.9 billion in 2003. The increase in net cash used in investing activities was primarily attributable to:

•	an increase in net purchases of investments (an increased use of $6.1 billion);

•

net cash paid of $2.3 billion relating to the acquisitions of Esperion, Campto/Camptosar, and other entities compared to cash and cash equivalents acquired in the Pharmacia acquisition of $1.8 billion (an increased use of $4.1 billion); and

•	a decrease in the proceeds from the sale of business and product lines (an increased use of $4.3 billion).

Financing Activities

Our net cash used in financing activities increased to $9.2 billion in 2005 compared to $6.6 billion in 2004. The increase in net cash used in financing activities was primarily attributable to:

•

net repayments of $321 million on total borrowings in 2005 as compared to total net borrowings of $4.1 billion in 2004, as funds from the repatriation of foreign earnings were used to finance domestic activities, thereby reducing our reliance on short-term borrowings;

•	an increase in cash dividends paid of $473 million as compared to 2004 due to an increase in the dividend rate; and

•	a decrease of $610 million in the proceeds from the exercise of employee stock options,

partially offset by:

•	a decrease of $2.9 billion in purchases of our common stock in 2005 as compared to the same period in 2004.

Our net cash used in financing activities, decreased to $6.6 billion in 2004 compared to $16.9 billion in 2003. The decrease in net cash used in financing activities was primarily attributable to:

•	a decrease in common stock purchases under our share-purchase programs of $6.4 billion; and

•

an increase in net borrowings of $4.7 billion, due primarily to an increase in net short-term borrowings of $2.9 billion (including the November 2004 issuance of $1.0 billion in senior floating-rate unsecured notes) and net long-term debt of $1.8 billion (including the issuances in February 2004 of $1.5 billion in senior unsecured notes and in September 2004 of $1.0 billion in senior unsecured floating-rate notes), partially offset by:

•	an increase in cash dividends paid of $729 million as compared to 2003 due to an increase in the dividend rate.

2005 Financial Report	29

Financial Review
Pfizer Inc and Subsidiary Companies

In June 2005, we announced a new $5 billion share-purchase program which is being funded by operating cash flows. During 2005, we purchased approximately 22 million shares under the new program.

In October 2004, we announced a $5 billion share-purchase program, which we completed in the second quarter of 2005 and was funded from operating cash flows. In total, under the October 2004 program, we purchased approximately 185 million shares.

In December 2003, we announced a $5 billion share-purchase program, which we completed in October 2004 and was funded from operating cash flows. In total, under the December 2003 program, we purchased approximately 146 million shares.

A summary of common stock purchases follows:

(MILLIONS OF SHARES AND DOLLARS, EXCEPT PER-SHARE DATA)	SHARES OF COMMON STOCK PURCHASED	AVERAGE PER-SHARE PRICE PAID	TOTAL COST OF COMMON STOCK PURCHASED

2005:
June 2005 program	22	$22.38	$493
October 2004 program	122	27.20	3,304

Total	144		$3,797

2004:
October 2004 program	63	$26.79	$1,696
December 2003 program	145	34.14	4,963

Total	208		$6,659

Contractual Obligations

Payments due under contractual obligations at December 31, 2005 mature as follows:

		YEARS

(MILLIONS OF DOLLARS)	TOTAL	WITHIN 1	OVER 1 TO 3	OVER 3 TO 5	AFTER 5

Long-term debt(a)	$6,347	$—	$2,667	$958	$2,722
Other long-term liabilities reflected on our balance sheet under GAAP(b)	3,054	268	561	552	1,673
Lease commitments(c)	1,285	240	409	247	389
Purchase obligations(d)	1,474	892	379	149	54

(a)	Long-term debt consists of senior unsecured notes, floating-rate unsecured notes, foreign denominated notes and other borrowings and mortgages.

(b)	Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans.

(c)	Includes operating and capital lease obligations.

(d)

Purchase obligations represent agreements to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services and employee benefit administration services.

In 2006, we expect to spend approximately $2.2 billion on property, plant and equipment.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and as of December 31, 2005, recorded amounts for the estimated fair value of these indemnifications are not material.

Certain of our co-promotion or license agreements give our licensors or partners the right to negotiate for, or in some cases to obtain, under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Dividends on Common Stock

We declared dividends of $6.0 billion in 2005 and $5.2 billion in 2004 on our common stock. In 2005, we increased our annual dividend to $0.76 per share from $0.68 per share in 2004. In December 2005, our Board of Directors declared a first-quarter 2006 dividend of $0.24 per share. The 2006 cash dividend marks the 39th consecutive year of dividend increases.

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

Recently Issued Accounting Standards

In December 2004, Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.123R, Share-Based Payment. SFAS 123R replaces SFAS123, Stock-Based Compensation issued in 1995. SFAS 123R requires that the fair value of the grant of employee stock options be reported as an expense. Historically, we have disclosed in our footnotes the pro forma expense effect of the grants (see Notes to Consolidated Financial Statements—Note 1P, Significant Accounting Policies: Share-Based Payments). We adopted SFAS 123R as of January 1, 2006. The estimated impact of adopting SFAS 123R on operations for 2006 is $330 million in expense, net of tax. The estimate was determined in January 2006, and is based, in part, on a projection of our common stock price and other option valuation assumptions for the fourth week in February 2006, the expected time of our largest annual grant of stock option awards.

30	2005 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

The estimated impact of adopting SFAS 123R on our financial position, including the short-term and long-term deferred tax assets related to unvested options at adoption date, is expected to be immaterial.

Forward-Looking Information and Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written or oral statements that we make from time to time contain such forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results. Among the factors that could cause actual results to differ materially are the following:

•	the success of research and development activities;

•

decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved;

•	competitive developments affecting our current growth products;

•	the ability to successfully market both new and existing products domestically and internationally;

•	difficulties or delays in manufacturing;

•	trade buying patterns;

•	the ability to meet generic and branded competition after the loss of patent protection for our products or for competitor products;

•	the impact of existing and future regulatory provisions on product exclusivity;

•	trends toward managed care and health care cost containment;

•

possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use;

•	the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003;

•	legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access;

•	contingencies related to actual or alleged environmental contamination;

•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

•

legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings;

•	the Company’s ability to protect its patents and other intellectual property both domestically and internationally;

•	interest rate and foreign currency exchange rate fluctuations;

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations;

•	changes in U.S. generally accepted accounting principles;

•	any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

•	growth in costs and expenses;

•	changes in our product, segment and geographic mix; and

•

the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including the impact of the possible sale or spin-off of our Consumer Healthcare business and our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative.

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors and Cautionary Factors That May Affect Future Results” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2005, which will be filed in March 2006. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

2005 Financial Report	31

Financial Review
Pfizer Inc and Subsidiary Companies

This report includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

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

Foreign Exchange Risk—A significant portion of our revenues and earnings are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same currency revenues in relation to same currency costs, and same currency assets in relation to same currency liabilities.

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

In addition, under certain market conditions, we protect against possible declines in the reported net assets of our Japanese yen and certain euro functional currency subsidiaries.

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

If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see Notes to Consolidated Financial Statements—Note 9D, Financial Instruments: Derivative Financial Instruments and Hedging Activities.

Interest Rate Risk—Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We are also subject to interest rate risk on euro investments and short-term currency swaps, and on Japanese yen short and long-term borrowings and short-term currency swaps. We invest and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed rate investments and borrowings or through the use of derivative financial instruments such as interest rate swaps.

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

We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1B, Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

32	2005 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report

We prepared and are responsible for the financial statements that appear in our 2005 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America, and therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2005.

The Company’s independent auditors have issued their auditors’ report on management’s assessment of the Company’s internal control over financial reporting. That report appears in our 2005 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Henry A. McKinnell
Chairman and
Chief Executive Officer

Alan G. Levin	Loretta V. Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 24, 2006

Audit Committee’s Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees.

In addition, the Committee has reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and by all relevant professional and regulatory standards relating to KPMG’s independence from the Company. The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee has selected and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

W.R. Howell
Chair, Audit Committee

February 24, 2006

The Audit Committee’s Report shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee’s Report by reference therein.

2005 Financial Report	33

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements

To the Board of Directors and Shareholders of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc and Subsidiary Companies’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP
New York, NY

February 24, 2006

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

To the Board of Directors and Shareholders of Pfizer Inc:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Pfizer Inc and Subsidiary Companies maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Pfizer Inc and Subsidiary Companies maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Pfizer Inc and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated February 24, 2006 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, NY

February 24, 2006

34	2005 Financial Report

Consolidated Statements of Income
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2005	2004	2003

Revenues	$51,298	$52,516	$44,736
Costs and expenses:
Cost of sales(a)	8,525	7,541	9,589
Selling, informational and administrative expenses(a)	16,997	16,903	15,108
Research and development expenses(a)	7,442	7,684	7,487
Amortization of intangible assets	3,409	3,364	2,187
Merger-related in-process research and development charges	1,652	1,071	5,052
Restructuring charges and merger-related costs	1,392	1,193	1,058
Other (income)/deductions—net	347	753	1,009

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	11,534	14,007	3,246
Provision for taxes on income	3,424	2,665	1,614
Minority interests	16	10	3

Income from continuing operations before cumulative effect of a change in accounting principles	8,094	11,332	1,629
Discontinued operations:
(Loss)/income from discontinued operations—net of tax	(31)	(22)	26
Gains on sales of discontinued operations—net of tax	47	51	2,285

Discontinued operations—net of tax	16	29	2,311

Income before cumulative effect of a change in accounting principles	8,110	11,361	3,940
Cumulative effect of a change in accounting principles—net of tax	(25)	—	(30)

Net income	$8,085	$11,361	$3,910

Earnings per common share—basic
Income from continuing operations before cumulative effect of a change in accounting principles	$1.10	$1.51	$0.22
Discontinued operations	—	—	0.32

Income before cumulative effect of a change in accounting principles	1.10	1.51	0.54
Cumulative effect of a change in accounting principles	—	—	—

Net income	$1.10	$1.51	$0.54

Earnings per common share—diluted
Income from continuing operations before cumulative effect of a change in accounting principles	$1.09	$1.49	$0.22
Discontinued operations	—	—	0.32

Income before cumulative effect of a change in accounting principles	1.09	1.49	0.54
Cumulative effect of a change in accounting principles	—	—	—

Net income	$1.09	$1.49	$0.54

Weighted-average shares—basic	7,361	7,531	7,213
Weighted-average shares—diluted	7,411	7,614	7,286

(a)	Exclusive of amortization of intangible assets, except as disclosed in Note 1K, Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

See Notes to Consolidated Financial Statements which are an integral part of these statements.

2005 Financial Report	35

Consolidated Balance Sheets
Pfizer Inc and Subsidiary Companies

	AS OF DECEMBER 31,

(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2005	2004

Assets
Current Assets
Cash and cash equivalents	$2,247	$1,808
Short-term investments	19,979	18,085
Accounts receivable, less allowance for doubtful accounts: 2005—$183; 2004—$205	9,765	9,367
Short-term loans	510	653
Inventories	6,039	6,660
Prepaid expenses and taxes	3,196	2,333
Assets held for sale	160	182

Total current assets	41,896	39,088
Long-term investments and loans	2,497	3,873
Property, plant and equipment, less accumulated depreciation	17,090	18,385
Goodwill	23,774	23,756
Identifiable intangible assets, less accumulated amortization	27,786	33,251
Other assets, deferred taxes and deferred charges	4,522	4,725

Total assets	$117,565	$123,078

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings, including current portion of long-term debt: 2005—$778; 2004—$907	$11,589	$11,266
Accounts payable	2,226	2,672
Dividends payable	1,772	1,418
Income taxes payable	3,617	1,963
Accrued compensation and related items	1,720	1,939
Other current liabilities	7,522	7,136
Liabilities held for sale	2	64

Total current liabilities	28,448	26,458
Long-term debt	6,347	7,279
Pension benefit obligations	2,717	2,821
Postretirement benefit obligations	1,443	1,450
Deferred taxes	10,240	12,026
Other noncurrent liabilities	2,743	4,766

Total liabilities	51,938	54,800

Shareholders’ Equity
Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2005—4,193; 2004—4,779	169	193
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2005—8,784; 2004—8,754	439	438
Additional paid-in capital	67,622	67,098
Employee benefit trust	(923)	(1,229)
Treasury stock, shares at cost; 2005—1,423; 2004—1,281	(39,767)	(35,992)
Retained earnings	37,608	35,492
Accumulated other comprehensive income	479	2,278

Total shareholders’ equity	65,627	68,278

Total liabilities and shareholders’ equity	$117,565	$123,078

See Notes to Consolidated Financial Statements which are an integral part of these statements.

36	2005 Financial Report

Consolidated Statements of Shareholders’ Equity
Pfizer Inc and Subsidiary Companies

											ACCUM.
						EMPLOYEE					OTHER
	PREFERRED STOCK		COMMON STOCK		ADDITIONAL	BENEFIT TRUST		TREASURY STOCK			COMPRE-
(MILLIONS, EXCEPT					PAID-IN					RETAINED	HENSIVE
PREFERRED SHARES)	SHARES STATED VALUE		SHARES	PAR VALUE	CAPITAL	SHARES	FAIR VALUE	SHARES	COST	EARNINGS	INC./(EXP.)	TOTAL

Balance, January 1, 2003	—	$ —	6,829	$341	$9,368	(58)	$(1,786)	(667)	$(16,341)	$30,243	$(1,875)	$19,950
Comprehensive income:
Net income										3,910		3,910
Total other compre-
hensive income—net of tax											2,070	2,070

Total comprehensive income												5,980
Pharmacia acquisition	6,019	242	1,817	91	55,402							55,735
Cash dividends declared —
common stock										(4,764)		(4,764)
preferred stock										(7)		(7)
Stock option transactions			52	3	1,199	5	175	(1)	(20)			1,357
Purchases of common stock								(407)	(13,037)			(13,037)
Employee benefit trust
transactions—net					287	(1)	(287)	1	—			—
Preferred stock conversions
and redemptions	(574)	(23)			23			—	6			6
Other			4	—	117			1	40			157

Balance, December 31, 2003	5,445	219	8,702	435	66,396	(54)	(1,898)	(1,073)	(29,352)	29,382	195	65,377
Comprehensive income:
Net income										11,361		11,361
Total other compre-
hensive income—net of tax											2,083	2,083

Total comprehensive income												13,444
Cash dividends declared —
common stock										(5,243)		(5,243)
preferred stock										(8)		(8)
Stock option transactions			47	3	886	9	323	—	(16)			1,196
Purchases of common stock								(208)	(6,659)			(6,659)
Employee benefit trust
transactions—net					(346)	(1)	346	—	—			—
Preferred stock conversions
and redemptions	(666)	(26)			27			—	9			10
Other			5	—	135			—	26			161

Balance, December 31, 2004	4,779	193	8,754	438	67,098	(46)	(1,229)	(1,281)	(35,992)	35,492	2,278	68,278
Comprehensive income:
Net income										8,085		8,085
Total other compre-
hensive expense—net of tax											(1,799)	(1,799)

Total comprehensive income												6,286
Cash dividends declared —
common stock										(5,960)		(5,960)
preferred stock										(9)		(9)
Stock option transactions			24	1	342	7	193	—	(6)			530
Purchases of common stock								(143)	(3,797)			(3,797)
Employee benefit trust
transactions—net					(113)	(1)	113	1	—			—
Preferred stock conversions
and redemptions	(586)	(24)			37			—	6			19
Other			6	—	258			—	22			280

Balance, December 31, 2005	4,193	$169	8,784	$439	$67,622	(40)	$(923)	(1,423)	$(39,767)	$37,608	$479	$65,627

See Notes to Consolidated Financial Statements which are an integral part of these statements.

2005 Financial Report	37

Consolidated Statements of Cash Flows
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

Operating Activities
Net Income	$8,085	$11,361	$3,910
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	5,576	5,093	4,025
Merger-related in-process research and development charges	1,652	1,071	5,052
Charge for fair value mark-up of acquired inventory sold	—	40	2,747
Intangible asset impairments and other associated non-cash charges	1,240	702	—
Gains on disposal of investments, products and product lines	(188)	(16)	(85)
Loss/(income) from discontinued operations	33	39	(43)
Gains on sales of discontinued operations	(77)	(75)	(3,885)
Cumulative effect of a change in accounting principles	40	—	47
Deferred taxes from continuing operations	(1,384)	(1,579)	(104)
Other deferred taxes	8	(15)	735
Other non-cash adjustments	334	558	588
Changes in assets and liabilities, net of effect of businesses acquired and divested:
Accounts receivable	(803)	(465)	207
Inventories	72	(542)	(200)
Prepaid and other assets	582	(640)	(918)
Accounts payable and accrued liabilities	(729)	(704)	909
Income taxes payable	172	827	(541)
Other liabilities	120	685	(717)

Net cash provided by continuing operating activities	14,733	16,340	11,727

Investing Activities
Purchases of property, plant and equipment	(2,106)	(2,601)	(2,629)
Purchases of short-term investments	(28,040)	(17,499)	(9,931)
Proceeds from redemptions of short-term investments	26,779	11,723	12,060
Purchases of long-term investments	(687)	(1,329)	(1,883)
Proceeds from sales of long-term investments	1,309	1,570	356
Purchases of other assets	(431)	(327)	(788)
Proceeds from sales of other assets	12	6	360
Proceeds from sales of businesses, product lines and other products	127	1,276	5,602
Acquisitions, net of cash acquired	(2,104)	(2,263)	—
Cash and cash equivalents acquired through acquisition of Pharmacia	—	—	1,789
Other investing activities	69	22	(86)

Net cash (used in)/provided by investing activities	(5,072)	(9,422)	4,850

Financing Activities
Increase in short-term borrowings, net	1,124	2,466	194
Principal payments on short-term borrowings	(1,427)	(288)	(946)
Proceeds from issuances of long-term debt	1,021	2,586	600
Principal payments on long-term debt	(1,039)	(664)	(439)
Purchases of common stock	(3,797)	(6,659)	(13,037)
Cash dividends paid	(5,555)	(5,082)	(4,353)
Stock option transactions and other	451	1,012	1,072

Net cash used in financing activities	(9,222)	(6,629)	(16,909)

Effect of exchange-rate changes on cash and cash equivalents	—	(1)	(26)

Net increase/(decrease) in cash and cash equivalents	439	288	(358)
Cash and cash equivalents at beginning of year	1,808	1,520	1,878

Cash and cash equivalents at end of year	$2,247	$1,808	$1,520

Supplemental Cash Flow Information
Non-cash transactions:
Acquisition of Pharmacia, net of transaction costs	$—	$—	$55,871

Cash paid during the period for:
Income taxes	$4,713	$3,388	$2,905
Interest	649	496	350

See Notes to Consolidated Financial Statements which are an integral part of these statements.

38	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

1. Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the U.S. and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated.

We made certain reclassifications to the 2004 and 2003 consolidated financial statements to conform to the 2005 presentation.

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

B. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, discounts, incentives and product returns), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. These and other risks and uncertainties are discussed in the accompanying Financial Review, which is unaudited, under the headings “Our Business Environment” and “Forward-Looking Information and Factors That May Affect Future Results.”

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

D. New Accounting Standards

As of December 31, 2005, we adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 47,  Accounting for Conditional Asset Retirement Obligations (FIN 47). FIN 47 clarifies that conditional obligations meet the definition of an asset retirement obligation in Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations (SFAS 143), and therefore should be recognized if their fair value is reasonably estimable. As a result of adopting FIN 47, we recorded a non-cash pre-tax charge of $40 million ($25 million, net of tax). This charge was reported in Cumulative effect of a change in accounting principles—net of tax in the fourth quarter of 2005. As of January 1, 2003, we adopted the provisions of SFAS 143, which broadly addresses financial accounting requirements for retirement obligations associated with tangible long-lived assets. As a result of adopting SFAS 143, we recorded a non-cash pre-tax charge of $47 million ($30 million, net of tax) for the change in accounting for costs associated with the eventual retirement of certain manufacturing and research facilities. This charge was reported in Cumulative effect of a change in accounting principles—net of tax in the first quarter of 2003. In accordance with these standards, we record accruals for legal obligations associated with the retirement of tangible long-lived assets, including obligations under the doctrine of promissory estoppel and those that are conditioned upon the occurrence of future events. We recognize these obligations using management’s best estimate of fair value.

As of January 1, 2004, we adopted the provisions of FASB Interpretation No. 46R (FIN 46R), Consolidation of Variable Interest Entities. FIN 46R provides additional guidance as to when certain entities need to be consolidated for financial reporting purposes. The adoption of FIN 46R did not have a material impact on our consolidated financial statements.

E. Acquisitions

Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired in-process research and development (IPR&D) are expensed at the date of acquisition. When we acquire net assets that do not constitute a business under GAAP, no goodwill is recognized.

F. Foreign Currency Translation

For most international operations, local currencies have been determined to be the functional currencies. The effects of converting non-functional currency assets and liabilities into the

2005 Financial Report	39

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

functional currency are recorded in Other (income)/deductions—net. We translate functional currency assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record these translation adjustments in Shareholders’ equity – Accumulated other comprehensive income. We translate functional currency statement of income amounts at average rates for the period.

For operations in highly inflationary economies, we translate monetary items at rates in effect at the balance sheet date, with translation adjustments recorded in Other (income)/deductions—net, and nonmonetary items at historical rates.

G. Revenues

Revenue Recognition—We record revenue from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as sales rebates, discounts and incentives, and product returns.

Deductions From Revenues—Gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenue is recognized.

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

Our provisions for chargebacks (primarily discounts to U.S. federal government agencies) closely approximate actual as we settle these deductions generally within 2-3 weeks of incurring the liability.

Outside of the U.S., the majority of our rebates are contractual or legislatively-mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor based on historical payments against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

We record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentive programs.

Other current liabilities include accruals for Medicaid rebates, contract rebates and chargebacks of $1.8 billion at December 31, 2005 and $1.7 billion at December 31, 2004.

Alliances—We have agreements to co-promote pharmaceutical products discovered by other companies. Revenue is earned when our co-promotion partners ship the related product and title passes to their customer. Alliance revenue is primarily based upon a percentage of our co-promotion partners’ net sales. Generally, expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

H. Cost of Sales and Inventories

We value inventories at cost or fair value, if lower. Cost is determined as follows:

•	finished goods and work in process at average actual cost; and

•	raw materials and supplies at average or latest actual cost.

I. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are expensed as incurred. Among other things, these expenses include the costs of marketing, advertising, shipping and handling, information technology and non-plant employee compensation.

Advertising expenses relating to production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising expenses totaled approximately $3.5 billion in 2005 and 2004, and $2.9 billion in 2003.

J. Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with our third-party collaboration efforts. Pre-approval milestone payments made by us to third parties under contracted R&D arrangements are expensed when the specific milestone has been achieved. Once the product receives regulatory approval, we record any subsequent milestone payments in Identifiable intangible assets, less accumulated amortization and amortize them evenly over the remaining agreement term or the expected product life cycle, whichever is shorter. We have no third-party R&D arrangements that result in the recognition of revenue.

K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•	goodwill—Goodwill represents the difference between the purchase price of a business acquisition and the fair value of its net assets. Goodwill is not amortized.

•

identifiable intangible assets—These acquired assets are recorded at our cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

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

40	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

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

L. Merger-Related In-Process Research and Development Charges and Restructuring Charges and Merger-Related Costs

When recording acquisitions (see Note 1E, Significant Accounting Polices: Acquisitions), we immediately expense amounts related to acquired IPR&D in Merger-related in-process research and development charges.

Also, in connection with an acquisition of a business enterprise, we may review the associated operations and implement plans to restructure and integrate. For restructuring charges associated with a business acquisition that are identified in the first year after the acquisition date, the related costs are recorded as additional goodwill as they are considered to be liabilities assumed in the acquisition. All other restructuring charges, all integration costs and any charges related to our pre-existing businesses impacted by the acquisition are included in Restructuring charges and merger-related costs.

M. Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

N. Investments

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

O. Income Tax Contingencies

We account for income tax contingencies using an asset recognition model. In our initial evaluation of tax positions taken related to tax law, we assess the likelihood of prevailing on the interpretation of that tax law. When we consider that a tax position is probable of being sustained on audit based solely on the technical merits of the position, we record the benefit. These assessments can be complex and we often obtain assistance from external advisors.

Under the asset recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit if there are changes in tax law or analogous case law that sufficiently raise the likelihood of prevailing on the technical merits of the position to probable; if the statute of limitations expires; or if there is a completion of an audit resulting in a settlement of that tax year with the appropriate agency.

P. Share-Based Payments

Our compensation programs can include share-based payments.

Stock options, which entitle the holder to purchase shares of Pfizer stock at a pre-determined price at the end of a vesting term, are accounted for under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, an elective accounting policy permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under this policy, since the exercise price of stock options granted is set equal to the market price on the date of the grant, we do not record any expense to the income statement related to the grants of stock options, unless certain original grant-date terms are subsequently modified.

2005 Financial Report	41

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

For disclosure purposes only, we estimated the fair value of employee stock options, as required under GAAP, using the Black-Scholes-Merton option-pricing model and using the assumptions as described in Note 14E, Equity and Stock Plans: Share-Based Payments. The following table shows the effect on results for 2005, 2004 and 2003 if we had applied the fair-value-based recognition provisions of SFAS 123 to measure stock-based compensation expense for the option grants:

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	YEAR ENDED DEC. 31,

	2005	2004	2003

Net income available to common shareholders used in the calculation of basic earnings per common share:
As reported under GAAP(a)	$8,079	$11,357	$3,906
Compensation expense—net of tax(b)	(457)	(574)	(541)

Pro forma	$7,622	$10,783	$3,365

Basic earnings per common share:
As reported under GAAP(a)	$1.10	$1.51	$0.54
Compensation expense—net of tax(b)	(0.06)	(0.08)	(0.07)

Pro forma	$1.04	$1.43	$0.47

Net income available to common shareholders used in the calculation of diluted earnings per common share:
As reported under GAAP(a)	$8,080	$11,356	$3,907
Compensation expense—net of tax(b)	(457)	(574)	(541)

Pro forma	$7,623	$10,782	$3,366

Diluted earnings per common share:
As reported under GAAP(a)	$1.09	$1.49	$0.54
Compensation expense—net of tax(b)	(0.06)	(0.08)	(0.08)

Pro forma	$1.03	$1.41	$0.46

(a)

Includes stock-based compensation expense, net of related tax effects, of $107 million in 2005 (of which $70 million related to Restricted Stock Units (RSUs) and a nominal amount was a result of acceleration of vesting due to our new productivity initiative), $38 million in 2004 and $34 million in 2003.

(b)	Pro forma compensation expense related to stock options that are subject to accelerated vesting upon retirement is recognized over the period of employment up to the vesting date of the grant.

RSUs, which entitle the holders to receive shares of Pfizer stock at the end of a vesting period, are recorded at fair value at the date of grant and are generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

Performance-contingent share awards, which entitle the holders to receive shares of stock at the end of a vesting period, are awarded based on a non-discretionary formula measuring defined performance standards. They are recorded evenly at fair value over the performance period of the award, based on an estimate of probable performance. They are then adjusted for changes in the fair value of the shares and changes in probable performance.

2. Acquisitions

A. Pharmacia Corporation

Description of Acquisition

On April 16, 2003, Pfizer acquired Pharmacia for a purchase price of approximately $56 billion. The fair value of Pfizer’s equity items exchanged in the acquisition was derived using an average market price per share of Pfizer common stock of $29.81, which was based on Pfizer’s average stock price for the period two days before through two days after the terms of the acquisition were agreed to and announced on July 15, 2002. Under the terms of the merger agreement, each outstanding share of Pharmacia common stock was exchanged for 1.4 shares of Pfizer common stock in a tax-free transaction. Each share of Pharmacia Series C convertible perpetual preferred stock was exchanged for a newly created class of Pfizer Series A convertible perpetual preferred stock with rights substantially similar to the rights of the Pharmacia Series C convertible perpetual preferred stock.

Pharmacia’s core business was the development, manufacture and sale of prescription pharmaceutical products as well as the production and distribution of consumer healthcare products and animal healthcare products.

The following table summarizes the components of the purchase price:

(MILLIONS OF DOLLARS)	FAIR VALUE

Pfizer common stock	$54,177
Pfizer Series A convertible perpetual preferred stock(a)	462
Pfizer stock options(b)	1,102
Pharmacia vested share awards(c)	130
Other transaction costs	101

Total estimated purchase price	$55,972

(a)

The estimated fair value of shares of a newly created class of Series A convertible perpetual preferred stock (see Note 14B, Equity and Stock Plans: Preferred Stock) was based on the same exchange ratio as for the Pharmacia common stock and a Pfizer stock price of $29.81.

(b)

The estimated fair value of Pfizer stock options issued as of April 16, 2003 in exchange for Pharmacia outstanding stock options was calculated using the Black-Scholes-Merton option pricing model with model assumptions estimated as of April 16, 2003, and a Pfizer stock price of $29.81.

(c)

The estimated fair value of unissued shares of fully vested awards was based on the same exchange ratio as for the Pharmacia common stock and a Pfizer stock price of $29.81. Awards can be settled in cash or shares, at the election of the program participant.

42	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Allocation of Pharmacia Purchase Price

The purchase price allocation, finalized in the early part of 2004, was based on an estimate of the fair value of assets acquired and liabilities assumed.

(MILLIONS OF DOLLARS)	AMOUNT

Book value of net assets acquired	$8,795
Less: Recorded goodwill and other intangible assets	1,559

Tangible book value of net assets acquired	7,236

Remaining allocation:
Increase inventory to fair value	2,939
Increase long-term investments to fair value	40
Decrease property, plant and equipment to fair value	(317)
Record in-process research and development charge	5,052
Record identifiable intangible assets(a)	37,066
Increase long-term debt to fair value	(370)
Increase benefit plan liabilities to fair value	(1,471)
Decrease other net assets to fair value	(477)
Restructuring costs(b)	(2,182)
Tax adjustments(c)	(12,947)
Goodwill(a)	21,403

Purchase price	$55,972

(a)	See Note 12, Goodwill and Other Intangible Assets.
(b)	See Note 5, Merger-Related Costs.
(c)	See Note 7, Taxes on Income.

Since our interim allocation in the fourth quarter of 2003, the significant revisions to our estimates relate primarily to fixed assets ($756 million decrease), identifiable intangible assets ($155 million decrease) and tax adjustments ($645 million decrease). In addition, in 2004, we recorded an additional $604 million in restructuring charges as a component of the purchase price allocation.

The more significant revisions to our estimates relating to our initial allocation of the purchase price in the second quarter of 2003 include inventory ($1.3 billion increase), fixed assets ($1.1 billion decrease), identifiable intangible assets ($560 million increase) and tax adjustments ($986 million decrease). In addition, we recorded an additional $1.4 billion in restructuring charges.

Pro Forma Results of Pharmacia Acquisition

The following unaudited pro forma financial information presents the combined results of operations of Pfizer and Pharmacia as if the acquisition had occurred as of the beginning of 2003. The unaudited pro forma financial information is not necessarily indicative of what our consolidated statement of income actually would have been had we completed the acquisition at the beginning of the year. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations of the combined company.

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA) (UNAUDITED)	YEAR ENDED DEC. 31,

2003

Revenues	$48,292
Income from continuing operations before cumulative effect of a change in accounting principles	8,265
Net income	10,536
Per share amounts:
Income from continuing operations before cumulative effect of a change in accounting principles per common share—basic	1.06
Net income per common share—basic	1.36
Income from continuing operations before cumulative effect of a change in accounting principles per common share—diluted	1.05
Net income per common share—diluted	1.34

The unaudited pro forma financial information above reflects the following:

•

The elimination of transactions between Pfizer and Pharmacia, which upon completion of the merger would be considered intercompany. The majority of these transactions occurred under the Celebrex and Bextra marketing agreements. This reflects:

	•	the elimination of certain sales, alliance revenue and certain co-promotion expenses

	•	the elimination of certain impacts of milestone payments made by Pfizer to Pharmacia

•	A decrease in interest expense of $11 million related to the estimated fair value adjustment of long-term debt from the purchase price allocation.

•

Additional amortization and depreciation expense of approximately $993 million related to the estimated fair value of identifiable intangible assets and property, plant and equipment from the purchase price allocation.

The unaudited pro forma financial information above excludes the following material, non-recurring charges incurred in the year ended December 31, 2003:

•

Purchase accounting adjustments related to a charge for IPR&D of $5.1 billion and the incremental charge of $2.7 billion reported in Cost of sales for the sale of acquired inventory that was written up to fair value.

B. Other Acquisitions

On September 14, 2005, we completed the acquisition of all of the outstanding shares of Vicuron Pharmaceuticals, Inc. (Vicuron), a biopharmaceutical company focused on the development of novel anti-infectives, for approximately $1.9 billion in cash (including transaction costs). At the date of acquisition, Vicuron had two products under NDA review by the U.S. Food and Drug Administration (FDA): Eraxis (anidulafungin) for fungal infections and Zeven (dalbavancin) for Gram-positive infections. The allocation of the purchase price includes IPR&D of approximately $1.4 billion, which was expensed in Merger-related in-process research and development charges, and goodwill of $243 million,

2005 Financial Report	43

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

which has been allocated to our Human Health segment. Neither of these items is deductible for tax purposes. In February 2006, Eraxis was approved by the FDA.

On April 12, 2005, we completed the acquisition of all outstanding shares of Idun Pharmaceuticals, Inc. (Idun), a biopharmaceutical company focused on the discovery and development of therapies to control apoptosis, and on August 15, 2005, we completed the acquisition of all outstanding shares of Bioren Inc. (Bioren), which focuses on technology for optimizing antibodies. The aggregate cost of these and other smaller acquisitions was approximately $340 million in cash (including transaction costs) for 2005. In connection with these transactions, we expensed $262 million of IPR&D, which was included in Merger-related in-process research and development charges.

On September 30, 2004, we completed the acquisition of Campto/Camptosar (irinotecan), from sanofi-aventis for $525 million in cash (including transaction costs). Additional payments of up to $63 million will be payable upon obtaining regulatory approvals for additional indications in certain European countries. In connection with the acquisition, we recorded an intangible asset for developed technology rights of $445 million.

On February 10, 2004, we completed the acquisition of all the outstanding shares of Esperion Therapeutics, Inc. (Esperion), a biopharmaceutical company, for $1.3 billion in cash (including transaction costs). The allocation of the purchase price includes IPR&D of approximately $920 million, which was expensed in Merger-related in-process research and development charges, and goodwill of $239 million, which was allocated to our Human Health segment. Neither of these items was deductible for tax purposes.

In 2004, we also completed several other acquisitions. The total purchase price associated with these transactions was approximately $430 million. In connection with these transactions, we expensed $151 million of IPR&D, which was included in Merger-related in-process research and development charges, and recorded $206 million in intangible assets, primarily brands (indefinite-lived) and developed technology rights.

3. Dispositions

We evaluate our businesses and product lines periodically for strategic fit within our operations. As a result of our evaluation, we decided to sell a number of businesses and product lines and we recorded certain of these results in Discontinued operations for 2005, 2004 and 2003. All of the sales were completed as of December 31, 2005.

•

In the third quarter of 2005, we sold the last of three European generic pharmaceutical businesses which we had included in our Human Health segment and had become a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia, for 4.7 million euro (approximately $5.6 million) and recorded a loss of $3 million ($2 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2005.

•

In the first quarter of 2005, we sold the second of three European generic pharmaceutical businesses which we had included in our Human Health segment and had become a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia, for 70 million euro (approximately $93 million) and recorded a gain of $57 million ($36 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2005. In addition, we recorded an impairment charge of $9 million ($6 million, net of tax) related to the third European generic business in(Loss)/income from discontinued operations–net of tax in the consolidated statement of income for 2005.

•

In the fourth quarter of 2004, we sold the first of three European generic pharmaceutical businesses which we had included in our Human Health segment and had become a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia, for 53 million euro (approximately $65 million). In addition, we recorded an impairment charge of $61 million ($37 million, net of tax), relating to a European generic business which was later sold in 2005, and is included in (Loss)/income from discontinued operations–net of tax in the consolidated statement of income for 2004.

•

In the third quarter of 2004, we sold certain non-core consumer product lines marketed in Europe by our Consumer Healthcare segment for 135 million euro (approximately $163 million) in cash. We recorded a gain of $58 million ($41 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2004. The majority of these products were small brands sold in single markets only and included certain products that became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia.

•

In the second quarter of 2004, we sold our surgical ophthalmic business for $450 million in cash. The surgical ophthalmic business was included in our Human Health segment and became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in (Loss)/income from discontinued operations–net of tax.

•

In the second quarter of 2004, we sold our in-vitro allergy and autoimmune diagnostics testing (Diagnostics) business, formerly included in the “Corporate/Other” category of our segment information, for $575 million in cash. The Diagnostics business was acquired in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in(Loss)/income from discontinued operations–net of tax.

•

In the second quarter of 2003, we completed the sale of the hormone replacement therapy femhrt, formerly part of our Human Health segment, for $160 million in cash with a right to receive up to $63.8 million contingent on femhrt retaining market exclusivity until the expiration of its patent. We recorded a gain on the sale of this product of $139 million ($83 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

•

In the first quarter of 2003, we sold the oral contraceptives Estrostep and Loestrin, formerly part of our Human Health segment, for $197 million in cash with a right to receive up to $47.3 million contingent on Estrostep retaining market exclusivity until the expiration of its patent. We recorded a gain on the sale of these two products of $193 million ($116 million,

44	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

•

In the first quarter of 2003, we sold the Adams confectionery products business, formerly part of our Consumer Healthcare segment, for $4.2 billion in cash. We recorded a gain on the sale of this business of $3.1 billion ($1.8 billion, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

•

In the first quarter of 2003, we sold the Schick-Wilkinson Sword shaving products business, formerly part of our Consumer Healthcare segment, for $930 million in cash. We recorded a gain on the sale of this business of $462 million ($262 million, net of tax) in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for 2003.

In 2005, we earned $29 million of income ($18 million, net of tax) and in 2004, we earned $17 million of income ($10 million, net of tax), both amounts relating to the 2003 sale of the femhrt, Estrostep and Loestrin product lines, which was recorded in Gains on sales of discontinued operations–net of tax in the consolidated statement of income for the applicable year.

The significant assets and liabilities as of December 31, 2004 relating to these businesses and product lines included intangible assets; goodwill; property, plant and equipment; inventory; accounts receivable; accrued liabilities and deferred taxes.

The following amounts have been segregated from continuing operations and reported as discontinued operations:

(MILLIONS OF DOLLARS)	YEAR ENDED DEC. 31,

	2005	2004	2003

Revenues	$55	$405	$1,214

Pre-tax (loss)/income	(33)	(39)	43
(Benefit) from/provision for taxes(a)	(2)	(17)	17

(Loss)/income from discontinued operations—net of tax	(31)	(22)	26

Pre-tax gains on sales of discontinued operations	77	75	3,885
Provision for taxes on gains(b)	30	24	1,600

Gains on sales of discontinued operations—net of tax	47	51	2,285

Discontinued operations—net of tax	$16	$29	$2,311

(a)	Includes a deferred tax expense of $23 million in 2005, a deferred tax benefit of $15 million in 2004 and a deferred tax expense of $8 million in 2003.

(b)	Includes a deferred tax expense of nil in 2005 and 2004, and $744 million in 2003.

Net cash flows of our discontinued operations from each of the categories of operating, investing and financing activities were not significant for 2005, 2004 and 2003.

4. Adapting to Scale Initiative

In the first quarter of 2005, we launched our multi-year productivity initiative, called Adapting to Scale (AtS), to increase efficiency and streamline decision-making across the Company. This initiative, announced in April 2005, follows the integration of Warner-Lambert and Pharmacia, which resulted in the tripling of Pfizer’s revenues over the past six years. The integration of those two companies resulted in the achievement of significant annual cost savings.

In connection with the AtS productivity initiative, Pfizer management has performed a comprehensive review of our processes, organizations, systems and decision-making procedures, in a company-wide effort to improve performance and efficiency. This initiative is expected to yield substantial annual cost savings by 2008. We expect the costs associated with this multi-year effort to continue through 2008 and to total approximately $4 billion to $5 billion, on a pre-tax basis. The actions associated with the AtS productivity initiative will include about $2.8 billion to $3.5 billion in restructuring charges, such as asset impairments, exit costs and severance costs (including any related impacts to our benefit plans, such as settlements and curtailments) and about $1.2 billion to $1.5 billion in associated implementation costs, such as accelerated depreciation charges, primarily associated with plant network optimization efforts, and expenses associated with system and process standardization and the expansion of shared services.

We incurred the following costs in connection with our AtS productivity initiative:

(MILLIONS OF DOLLARS)	YEAR ENDED DEC. 31,

2005

Implementation costs(a)	$330
Restructuring charges(b)	450

Total AtS costs	$780

(a)	Included in Cost of sales ($124 million), Selling, informational and administrative expenses ($156 million), and Research and development expenses ($50 million).

(b)	Included in Restructuring charges and merger-related costs.

Through December 31, 2005, the restructuring charges primarily relate to employee termination costs at our manufacturing facilities in North America and in our U.S. marketing and worldwide research operations, and the implementation costs primarily relate to system and process standardization, as well as the expansion of shared services.

The components of restructuring charges associated with AtS follow:

(MILLIONS OF DOLLARS)	COSTS INCURRED	UTILIZATION THROUGH DEC.31,	ACCRUAL AS OF DEC.31,

	2005	2005	2005(a)

Employee termination costs	$305	$166	$139
Asset impairments	131	131	—
Other	14	3	11

	$450	$300	$150

(a)	Included in Other current liabilities.

Through December 31, 2005, Employee termination costs represent the reduction of the workforce by 2,602 employees, mainly in manufacturing, sales and research. We notified affected individuals and 2,425 employees were terminated as of December 31, 2005. Employee termination costs are recorded as incurred and include accrued severance benefits, pension and postretirement

2005 Financial Report	45

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

benefits. Asset impairments primarily include charges to write off inventory and write down property, plant and equipment. Other primarily includes costs to exit certain activities.

5. Merger-Related Costs

We incurred the following merger-related charges primarily in connection with our acquisition of Pharmacia which was completed on April 16, 2003:

(MILLIONS OF DOLLARS)	YEAR ENDED DEC. 31,

	2005	2004	2003

Integration costs:
Pharmacia	$538	$475	$838
Other	12	21	33
Restructuring costs:
Pharmacia	390	704	177
Other	3	(7)	10

Total merger-related costs—expensed(a)	$943	$1,193	$1,058

Total merger-related costs—capitalized	$—	$581	$1,578

(a)	Included in Restructuring charges and merger-related costs.

A. Integration Costs

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration.

B. Restructuring Costs—Pharmacia

In connection with the acquisition of Pharmacia, Pfizer management approved plans to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. As of December 31, 2005, the restructuring of our operations as a result of our acquisition of Pharmacia is substantially complete. Restructuring charges included severance, costs of vacating duplicative facilities, contract termination and other exit costs.

Total merger-related expenditures (income statement and balance sheet) incurred during 2002-2005 to achieve these synergies were $5.4 billion, on a pre-tax basis.

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

(MILLIONS OF DOLLARS)	COSTS INCURRED			UTILIZATION THROUGH DEC. 31,(a)	ACCRUAL AS OF DEC. 31,(b)

	2004	2003	TOTAL	2005	2005

Costs capitalized through April 15, 2004:
Employee termination costs	$246	$1,289	$1,535	$1,504	$31
Other	335	289	624	523	101

	$581	$1,578	$2,159	$2,027	$132

(a)	Includes insignificant adjustments to original amounts established.

(b)	Included in Other current liabilities.

The majority of the restructuring costs related to employee terminations. Through December 31, 2005, employee termination costs represent the approved reduction of the legacy Pharmacia work force by 12,768 employees mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 12,589 employees were terminated as of December 31, 2005. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts.

Restructuring Costs Associated with Legacy Pfizer and Legacy Pharmacia — Expensed

We have recorded restructuring costs associated with exiting certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs. These costs have been recorded as a charge to the results of operations and are included in Restructuring charges and merger-related costs. The components of the restructuring costs associated with the acquisition of Pharmacia, which were expensed, follow:

	PROVISIONS				UTILIZATION THROUGH DEC. 31,(a)	ACCRUAL AS OF DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003	TOTAL	2005	2005

Employee termination costs	$108	$377	$140	$625	$538	$87
Asset impairments	234	269	21	524	524	—
Other	48	58	16	122	90	32

	$390	$704	$177	$1,271	$1,152	$119

(a)	Included in Other current liabilities

46	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Through December 31, 2005, Employee termination costs represent the approved reduction of the legacy Pfizer and legacy Pharmacia (from April 16, 2004) work force by 4,476 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 4,082 employees were terminated as of December 31, 2005. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004).

6. Other (Income)/Deductions — Net

The components of Other (income)/deductions—net follow:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

Interest income	$(740)	$(346)	$(346)
Interest expense	488	359	290
Interest expense capitalized	(17)	(12)	(20)

Net interest (income)/expense	(269)	1	(76)
Various litigation matters(a)	2	369	1,435
Impairment of long-lived assets(b)	1,158	702	—
Royalty income	(369)	(288)	(255)
Contingent income earned from the prior year sale of a product-in-development	—	(100)	—
Net gains on disposals of investments, products and product lines(c)	(188)	(16)	(85)
Net exchange (gains)/losses	(10)	81	1
Other, net	23	4	(11)

Other (income)/ deductions—net	$347	$753	$1,009

(a)

In 2004, we recorded charges totaling $369 million related to the resolution of claims against Quigley Company, Inc., a wholly-owned subsidiary of Pfizer. See Note 18B, Legal Proceedings and Contingencies: Product Liability Matters. In 2003, we recorded charges totaling $1.4 billion for the resolution of two legacy Warner-Lambert litigation matters relating to Rezulin personal injury claims and a government investigation of marketing practices relating to Neurontin.

(b)

In 2005, we recorded charges totaling $1.2 billion in connection with the decision to suspend sales and marketing of Bextra. In 2004, we recorded an impairment charge of $691 million related to the Depo-Provera brand. See Note 12B, Goodwill and Other Intangible Assets: Other Intangible Assets.

(c)

In 2005, gross realized gains were $171 million and gross realized losses were $14 million on sales of available-for-sale securities. Gross realized gains and gross realized losses on sales of available-for-sale securities were not significant for 2004 and 2003.

7. Taxes on Income

A. Taxes on Income

Income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles consists of the following:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

United States	$1,296	$4,361	$(209)
International	10,238	9,646	3,455

Total income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	$11,534	$14,007	$3,246

The decrease in domestic income from continuing operations before taxes in 2005 compared to 2004 is due primarily to non-cash IPR&D charges in 2005 of $1.7 billion, primarily related to our acquisition of Vicuron and Idun, the Bextra impairment, changes in product mix and adverse changes in product volume, among other factors, partially offset by IPR&D charges recorded in 2004 for the acquisition of Esperion ($920 million).

Domestic and international income from continuing operations before taxes in 2003 includes several non-cash charges associated with the Pharmacia acquisition (IPR&D and the charge for the fair-value mark-up of acquired inventory sold); an increase in merger-related costs incurred in connection with our acquisition of Pharmacia; and the provision for two legacy Warner-Lambert legal matters.

The provision for taxes on income from continuing operations before minority interests and the cumulative effect of a change in accounting principles consists of the following:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005		2004	2003

United States:
Taxes currently payable:
Federal	$1,369		$1,892	$29
State and local	122		352	115
Deferred income taxes	12		(1,042)	502

Total U.S. tax provision	1,503		1,202	646

International:
Taxes currently payable	3,317		2,000	1,574
Deferred income taxes	(1,396)		(537)	(606)

Total international tax provision	1,921		1,463	968

Total provision for taxes on income	$3,424	(a)	$2,665	$1,614

(a)	Excludes federal, state and local, and international benefits of $127 million primarily related to the resolution of certain tax positions related to Pharmacia, which were credited to Goodwill.

In 2005, we recorded an income tax charge of $1.7 billion, included in Provision for taxes on income, in connection with our decision to repatriate approximately $37 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004 (the Jobs

2005 Financial Report	47

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Act). The Jobs Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend-received deduction for certain dividends from controlled foreign corporations, subject to various limitations and restrictions including qualified U.S. reinvestment of such earnings. In addition, in 2005, we recorded a tax benefit of $586 million related to the resolution of certain tax positions (see Note 7D, Taxes on Income: Tax Contingencies).

Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 2005, we have not made a U.S. tax provision on approximately $27 billion of unremitted earnings of our international subsidiaries. As of December 31, 2005, these earnings are intended to be permanently reinvested overseas. Because of complexity, it is not practical to compute the estimated deferred tax liability on these permanently reinvested earnings. On January 23, 2006, the IRS issued final regulations on Statutory Mergers and Consolidations, which impact certain prior period transactions. The regulations could result in benefits ranging from approximately $75 million to $214 million in the first quarter of 2006 subject to certain management decisions.

B. Tax Rate Reconciliation

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations before the cumulative effect of a change in accounting principles follows:

	YEAR ENDED DEC. 31,

	2005	2004	2003(a)

U.S. statutory income tax rate	35.0%	35.0%	35.0%
Earnings taxed at other than U.S. statutory rate	(19.5)	(18.3)	(53.2)
U.S. research tax credit	(0.7)	(0.6)	(3.1)
Repatriation of foreign earnings	14.4	—	—
Resolution of certain tax positions	(5.1)	—	—
Acquired IPR&D	5.0	2.7	54.2
Litigation settlement provisions	—	—	13.7
All other—net	0.6	0.2	3.1

Effective tax rate for income from continuing operations before cumulative effect of a change in accounting principles	29.7%	19.0%	49.7%

(a)	The large component percentages in 2003 reflect lower income from continuing operations in 2003 due to the impact of the Pharmacia acquisition.

We operate manufacturing subsidiaries in Puerto Rico and Ireland. We benefit from Puerto Rican incentive grants that expire between 2013 and 2023. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer is a “grandfathered” entity and is entitled to the benefits under such statute until September 30, 2006. In Ireland, we benefit from an incentive tax rate effective through 2010 on income from manufacturing operations.

The U.S. research tax credit is effective through December 31, 2005. For tax years beginning after December 31, 2005, the research credit has been suspended. For a discussion about the repatriation of foreign earnings, see Note 7A, Taxes on Income: Taxes on Income and for a discussion about the resolution of certain tax positions, see Note 7D, Taxes on Income: Tax Contingencies. The charges for acquired IPR&D in 2005, 2004 and 2003 are not deductible. In addition, the litigation settlement provisions of $1.4 billion recorded in 2003 either are not deductible or are deductible at rates lower than the U.S. statutory rate.

C. Deferred Taxes

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) or “deferred tax liabilities” (generally items for which we received a tax deduction, but that have not yet been recorded in the consolidated statement of income).

The tax effects of the major items recorded as deferred tax assets and liabilities as of December 31 are:

	2005 DEFERRED TAX		2004 DEFERRED TAX

(MILLIONS OF DOLLARS)	ASSETS	(LIABILITIES)	ASSETS	(LIABILITIES)

Prepaid/deferred items	$1,318	$(753)	$1,085	$(579)
Intangibles	857	(8,748)	270	(9,991)
Inventories	583	—	693	—
Property, plant and equipment	87	(1,183)	279	(1,402)
Employee benefits	2,282	(1,376)	2,314	(891)
Restructurings and other charges	729	(118)	619	(74)
Net operating loss/credit carryforwards	406	—	353	—
Unremitted earnings	—	(2,651)	—	(3,063)
All other	950	(335)	973	(581)

Subtotal	7,212	(15,164)	6,586	(16,581)
Valuation allowance	(142)	—	(177)	—

Total deferred taxes	$7,070	$(15,164)	$6,409	$(16,581)

Net deferred tax liability		$(8,094)		$(10,172)

The net deferred tax liability position is primarily due to the deferred taxes recorded in connection with our acquisition of Pharmacia.

We have carryforwards primarily related to net operating losses which are available to reduce future U.S. federal and state, as well as international income, expiring at various times between 2006 and 2025.

48	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax planning strategies.

Deferred tax assets and liabilities in the preceding table, netted by taxing jurisdiction, are in the following captions in the consolidated balance sheet:

	AS OF DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004

Current deferred tax asset(a)	$2,231	$1,461
Noncurrent deferred tax asset(b)	721	397
Current deferred tax liability(c)	(806)	(4)
Noncurrent deferred tax liability(d)	(10,240)	(12,026)

Net deferred tax liability	$(8,094)	$(10,172)

(a)	Included in Prepaid expenses and taxes.

(b)	Included in Other assets, deferred taxes and deferred charges.

(c)	Included in Other current liabilities.

(d)	Included in Deferred taxes.

A reclassification was made in 2004 to conform to the 2005 presentation, as well as to better reflect jurisdictional netting.

D. Tax Contingencies

We are subject to income tax in many jurisdictions and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. Tax accruals are provided when we believe that it is not probable that the Company’s position will be sustained if challenged.

In 2005, we recorded a tax benefit of $586 million primarily related to the resolution of certain tax positions of the Pfizer Inc. tax returns for the years 1999 through 2001 and the Warner-Lambert Company tax returns for the years 1999 through the date of the merger with Pfizer (June19, 2000). In connection with those audits, as of December 31, 2005, we were in the process of appealing one matter related to the tax deductibility of a breakup fee paid by Warner-Lambert Company in 2000. On January 25, 2006, the Company was notified by the Internal Revenue Service (IRS) Appeals Division that resolution had been reached on the Warner-Lambert Company breakup fee issue. This resolution finalizes the IRS’ audit of the Company’s tax returns for Pfizer Inc. for the years 1999 through 2001 and Warner-Lambert Company for the years 1999 through the date of merger. As a result, in the first quarter of 2006 we will record favorable adjustments of approximately $450 million related to the resolution of this issue.

The IRS is currently conducting audits of the Pfizer Inc. tax returns for the years 2002, 2003 and 2004. The 2005 and 2006 tax years are also currently under audit under the IRS Compliance Assurance Process (CAP).

As previously disclosed, with respect to Pharmacia (formerly known as Monsanto Company), the IRS is currently conducting audits of the tax returns for the years 2000 through the date of merger with Pfizer (April 16, 2003).

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

8. Other Comprehensive Income

Changes, net of tax, in accumulated other comprehensive income/(expense) follow:

(MILLIONS OF DOLLARS)	CURRENCY TRANSLATION ADJUSTMENT AND OTHER	NET UNREALIZED GAINS/(LOSSES) ON DERIVATIVE FINANCIAL INSTRUMENTS	NET UNREALIZED GAIN/(LOSS) ON AVAILABLE- FOR-SALE SECURITIES	MINIMUM PENSION LIABILITY	ACCUMULATED OTHER COM- PREHENSIVE INCOME/ (EXPENSE)

Balance, January 1, 2003	$(1,448)	$10	$70	$(507)	$(1,875)
Period change	2,028	42	68	(68)	2,070

Balance, December 31, 2003	580	52	138	(575)	195
Period change	2,014	(53)	128	(6)	2,083

Balance, December 31, 2004	2,594	(1)	266	(581)	2,278
Period change	(1,481)	(106)	(183)	(29)	(1,799)

Balance, December 31, 2005	$1,113	$(107)	$83	$(610)	$479

Income taxes related to the above components of other comprehensive income/(expense) are not significant in any year. Income taxes are not provided for foreign currency translation relating to permanent investments in international subsidiaries.

Reclassification adjustments for realized gains on available-for-sale securities included in net income, net of tax, were $169 million in 2005 (largely due to the sale of certain equity investments), $15 million in 2004 and $6 million in 2003. All other reclassification adjustments are not significant in any year.

2005 Financial Report	49

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

9. Financial Instruments

A. Investments in Debt and Equity Securities

Information about our investments as of December 31 follows:

(MILLIONS OF DOLLARS)	2005	2004

Trading investments(a)	$286	$395

Amortized cost and fair value of available-for-sale debt securities:(b)
Western European and other government debt	8,739	4,270
Western European and other government agency debt	4,794	4,358
Corporate debt	4,546	7,947
Supranational debt	2,227	1,230
Certificates of deposit	323	613
Corporate asset-backed securities	58	1,712

Total available-for-sale debt securities	20,687	20,130

Amortized cost and fair value of held-to-maturity debt securities:(b)
Certificates of deposit and other	1,401	967

Total held-to-maturity debt securities	1,401	967

Cost of available-for-sale equity securities	270	176
Gross unrealized gains	189	441
Gross unrealized losses	(12)	(8)

Fair value of available-for-sale equity securities	447	609

Total investments	$22,821	$22,101

(a)	Trading investments are held in trust for legacy Pharmacia severance benefits.

(b)	Gross unrealized gains and losses are not significant.

These investments were in the following captions in the consolidated balance sheet as of December 31:

(MILLIONS OF DOLLARS)	2005	2004

Cash and cash equivalents	$1,203	$881
Short-term investments	19,979	18,085
Long-term investments and loans	1,639	3,135

Total investments	$22,821	$22,101

The contractual maturities of the available-for-sale and held-to- maturity debt securities as of December 31, 2005 follow:

	YEARS

(MILLIONS OF DOLLARS)	WITHIN 1	OVER 1 TO 5	OVER 5 TO 10	OVER 10	TOTAL

Available-for-sale debt securities:
Western European and other government debt	$8,739	$—	$—	$—	$8,739
Western European and other government agency debt	4,619	50	125	—	4,794
Corporate debt	4,014	218	314	—	4,546
Supranational debt	2,100	127	—	—	2,227
Certificates of deposit	320	—	3	—	323
Corporate asset-backed securities	—	—	58	—	58
Held-to-maturity debt securities:
Certificates of deposit and other	1,390	4	—	7	1,401

Total debt securities	$21,182	$399	$500	$7	$22,088
Trading investments					286
Available-for-sale equity securities					447

Total investments					$22,821

On an ongoing basis, we evaluate our investments in debt and equity securities to determine if a decline in fair value is other-than-temporary. When a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. The aggregate cost and related unrealized losses related to non-traded equity investments are not significant.

B. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $10.6 billion and $9.1 billion at December 31, 2005 and 2004. Our commercial paper borrowings were made by international subsidiaries and they are guaranteed as to principal and interest by Pfizer Inc. through the maturity date of the borrowings. The weighted average effective interest rate on short-term borrowings outstanding was 3.7% and 2.5% at December 31, 2005 and 2004.

50	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

At December 31, 2005, we had access to $3.0 billion of lines of credit, of which $1.1 billion expire within one year. Of these lines of credit, $2.8 billion are unused, of which our lenders have committed to loan us $1.7 billion at our request. $1.5 billion of the unused lines of credit, which expire in 2010, may be used to support our commercial paper borrowings.

C. Long-Term Debt

Information about our long-term debt as of December 31 follows:

(MILLIONS OF DOLLARS)	MATURITY DATE	2005	2004

Senior unsecured notes:
LIBOR-based floating-rate	January 2007	$1,000	$—
LIBOR-based floating-rate	January 2006	—	1,000
5.625%(a)	February 2006	—	771
6.6%(a)	December 2028	763	749
4.5%(a)	February 2014	728	742
2.5%(a)	March 2007	682	686
5.625%(a)	April 2009	618	644
6.5%(a)	December 2018	522	528
0.80% Japanese yen	March 2008	513	586
4.65%(a)	March 2018	293	294
3.3%(a)	March 2009	288	294
6.0%(a)	January 2008	255	266
Other:
Debentures, notes, borrowings and mortgages(a)		685	719

Total long-term debt		$6,347	$7,279

Current portion not included above(a)		$778	$907

(a)	Includes unrealized gains and losses for debt with fair value hedges in 2005 and/or 2004 (see Note 9D, Financial Instruments: Derivative Financial Instruments and Hedging Activities).

In November 2005, Pfizer issued $1 billion of senior unsecured floating-rate notes at LIBOR, less a nominal amount, with an initial maturity of 13 months. The debt holders have the option to extend the term of the notes by one month, each month, during the five-year maximum term of the notes. In addition, the adjustment to LIBOR increases each December by a nominal amount. The notes are callable by us at par plus accrued interest to date every six months, with a notice of not less than thirty days, but not more than sixty days. The LIBOR-based floating-rate notes bear an interest rate of 4.33% as of December 31, 2005. The floating-rate notes were issued through an international subsidiary. They are guaranteed as to principal and interest by Pfizer Inc. though the maturity date of the notes. These notes were issued to fund certain international subsidiaries’ intercompany dividends paid in 2005 in connection with the Jobs Act.

In July 2005, we decided to exercise Pfizer’s option to call, at par-value plus accrued interest, $1 billion of senior unsecured floating-rate notes, which were included in Long-term debt at December 31, 2004. Notice to call was given to the Trustees and the notes were redeemed in September 2005.

Long-term debt outstanding at December 31, 2005 matures in the following years:

(MILLIONS OF DOLLARS)	2007	2008	2009	2010	AFTER 2010

Maturities	$1,688	$979	$956	$2	$2,722

On February 22, 2006, we issued the following Japanese yen fixed-rate bonds, which will be used for current general corporate purposes:

•	$508 million equivalent, senior unsecured notes, due February 2011, which pay interest semi-annually, beginning on August 22, 2006, at a rate of 1.2%; and
•	$466 million equivalent, senior unsecured notes, due February 2016, which pay interest semi-annually, beginning on August 22, 2006, at a rate of 1.8%.

The notes were issued under a $5 billion debt shelf registration filed with the SEC in November 2002. Such yen debt is designated as a hedge of our yen net investments.

At February 24, 2006, we had the ability to borrow $1 billion by issuing debt securities under our existing debt shelf registration statement filed with the SEC in November 2002.

D. Derivative Financial Instruments and Hedging Activities

Foreign Exchange Risk—A significant portion of revenues, earnings and net investments in foreign affiliates is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing expected same currency revenues in relation to same currency costs and same currency assets in relation to same currency liabilities. Depending on market conditions, foreign exchange risk is also managed through the use of derivative financial instruments and foreign currency debt. These financial instruments serve to protect net income and net investments against the impact of the translation into U.S. dollars of certain foreign exchange denominated transactions.

2005 Financial Report	51

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

We entered into financial instruments to hedge or offset by the same currency an appropriate portion of the currency risk and the timing of the hedged or offset item. At December 31, 2005 and 2004, the more significant financial instruments employed to manage foreign exchange risk follow:

	PRIMARY BALANCE SHEET CAPTION(b)			NOTIONAL AMOUNT (MILLIONS OF DOLLARS)		MATURITY DATE

INSTRUMENT(a)		HEDGE TYPE(c)	HEDGED OR OFFSET ITEM	2005	2004

Forward	Prepaid	CF	Euro available-for-sale investments	$7,371	$—	2006
Forward	OCL	CF	Euro available-for-sale investments	—	3,415	2005
Forward	OCL	—	Short-term foreign currency assets and liabilities (d)	6,509	—	2006
Forward	OCL	—	Short-term foreign currency assets and liabilities (d)	—	6,737	2005
ST yen borrowings	STB	NI	Yen net investments	1,620	—	2006
ST yen borrowings	STB	NI	Yen net investments	—	1,854	2005
Swaps	OCL	NI	Euro net investments	1,233	—	2006
Forward	Prepaid	CF	Danish krone available-for-sale investments	810	—	2006
Forward	OCL	CF	Danish krone available-for-sale investments	—	551	2005
Swaps	ONCL	CF	U.K. pound intercompany loan	717	793	2006
Swaps	OCL	NI	Yen net investments	662	—	2006
Swaps	ONCL	NI	Yen net investments	—	758	2006
LT yen debt	LTD	NI	Yen net investments	512	585	2008
Forward	OCL	CF	Swedish krona available-for-sale investments	486	—	2006
Forward	OCL	CF	Swedish krona available-for-sale investments	—	194	2005

(a)	Forward = Forward-exchange contracts; ST yen borrowings = Short-term yen borrowings; LT yen debt = Long-term yen debt

(b)

The primary balance sheet caption indicates the financial statement classification of the fair value amount associated with the financial instrument used to hedge or offset foreign exchange risk. The abbreviations used are defined as follows: Prepaid = Prepaid expenses and taxes; STB = Short-term borrowings, including current portion of long-term debt; OCL = Other current liabilities; LTD = Long-term debt; and ONCL = Other noncurrent liabilities.

(c)	CF = Cash flow hedge; NI = Net investment hedge

(d)

Forward-exchange contracts used to offset short-term foreign currency assets and liabilities were primarily for intercompany transactions in euros, U.K. pounds, Australian dollars, Canadian dollars, Swedish krona, Japanese yen and Swiss franc for the year ended December 31, 2005 and, euros, U.K. pounds, Swedish krona, Japanese yen and Australian dollars for the year ended December 31, 2004.

All derivative contracts used to manage foreign currency risk are measured at fair value and reported as assets or liabilities on the balance sheet. Changes in fair value are reported in earnings or deferred, depending on the nature and effectiveness of the offset or hedging relationship, as follows:

•

We recognize the earnings impact of foreign currency swaps and foreign currency forward-exchange contracts designated as cash flow hedges in Other (income)/deductions—net upon the recognition of the foreign exchange gain or loss on the translation to U.S. dollars of the hedged items.

•

We recognize the earnings impact of foreign currency forward-exchange contracts that are used to offset foreign currency assets or liabilities in Other (income)/deductions—net during the terms of the contracts, along with the earnings impact of the items they generally offset.

•

We recognize the earnings impact of foreign currency swaps designated as a hedge of our net investments in Other (income)/deductions—net in three ways: over time—for the periodic net swap payments; immediately—to the extent of any change in the difference between the foreign exchange spot rate and forward rate; and upon sale or substantial liquidation of our net investments—to the extent of change in the foreign exchange spot rates.

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2005, 2004 or 2003.

Interest Rate Risk—Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments.

52	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

We entered into derivative financial instruments to hedge the fixed or variable interest rates on the hedged item, matching the amount and timing of the hedged item. At December 31, 2005 and 2004, the more significant derivative financial instruments employed to manage interest rate risk follow:

FINANCIAL INSTRUMENT	PRIMARY BALANCE SHEET CAPTION(a)	HEDGE TYPE(b)	HEDGED ITEM	NOTIONAL AMOUNT (MILLIONS OF DOLLARS)		MATURITY DATE

				2005	2004

Swaps	ONCL	FV	U.S. dollar fixed rate debt(c)	$5,141	$5,147	2006- 2028
Swaps	OCL	CF	Yen LIBOR interest rate related to forecasted issuances of short-term debt(d)	1,182	—	2006
Swaps	ONCL	CF	Yen LIBOR interest rate related to forecasted issuances of short-term debt(d)	—	1,353	2006

(a)

The primary balance sheet caption indicates the financial statement classification of the fair value amount associated with the financial instrument used to hedge interest rate risk. The abbreviations used are defined as follows: OCL = Other current liabilities and ONCL = Other noncurrent liabilities.

(b)	CF = Cash flow hedge; FV = Fair value hedge.

(c)

Serve to reduce exposure to long-term U.S. dollar interest rates by effectively converting fixed rates associated with long-term debt obligations to floating rates (see Note 9C, Financial Instruments: Long-Term Debt for details of maturity dates).

(d)	Serve to reduce variability by effectively fixing the maximum rates on short-term debt at 0.8%.

All derivative contracts used to manage interest rate risk are measured at fair value and reported as assets or liabilities on the balance sheet. Changes in fair value are reported in earnings or deferred, depending on the nature and effectiveness of the offset or hedging relationship, as follows:

•

We recognize the earnings impact of interest rate swaps designated as fair value hedges in Other (income)/deductions—net upon the recognition of the change in fair value for interest rate risk related to the hedged items.

•	We recognize the earnings impact of interest rate swaps designated as cash flow hedges in Other (income)/deductions—net upon the recognition of the interest related to the hedged items.

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2005, 2004 or 2003.

E. Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, held-to-maturity debt securities and debt)—we use cost or contract value because of the short maturity period

•	available-for-sale debt securities—we use a valuation model that uses observable market quotes and credit ratings of the securities

•	available-for-sale equity securities—we use observable market quotes

•	derivative contracts—we use valuation models that use observable market quotes and our view of the creditworthiness of the derivative counterparty

•	loans—we use cost because of the short interest-reset period

•	held-to-maturity long-term investments and long-term debt—we use valuation models that use observable market quotes

The differences between the estimated fair values and carrying values of our financial instruments were not significant at December 31, 2005 and 2004.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements.

There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. At December 31, 2005, we had $3.2 billion due from a broad group of banks around the world.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions. These agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure and the credit rating of the counterparty and us.

10. Inventories

The components of inventories as of December 31 follow:

(MILLIONS OF DOLLARS)	2005	2004

Finished goods	$2,303	$2,643
Work-in-process	2,379	2,703
Raw materials and supplies	1,357	1,314

Total inventories	$6,039	$6,660

A reclassification was made in 2004 from Finished Goods to Work-in-process to better reflect the stage of completion.

2005 Financial Report	53

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

11. Property, Plant and Equipment

The major categories of property, plant and equipment as of December 31 follow:

(MILLIONS OF DOLLARS)	USEFUL LIVES (YEARS)	2005	2004

Land	—	$645	$688
Buildings	33 1/3-50	9,735	9,771
Machinery and equipment	8-20	9,453	9,395
Furniture, fixtures and other	3–12 1/2	4,540	4,670
Construction in progress	—	2,244	2,395

		26,617	26,919
Less: accumulated depreciation		9,527	8,534

Total property, plant and equipment		$17,090	$18,385

12. Goodwill and Other Intangible Assets

A. Goodwill

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2005 and 2004 follow:

(MILLIONS OF DOLLARS)	HUMAN HEALTH	CONSUMER HEALTHCARE	ANIMAL HEALTH	OTHER	TOTAL

Balance, January 1, 2004	$19,487	$2,615	$78	$85	$22,265
Pharmacia goodwill adjustments(a)	816	155	(14)	(1)	956
Other(b)	663	(69)	15	(74)	535

Balance, December 31, 2004	20,966	2,701	79	10	23,756
Other(b)	(47)	88	(23)	—	18

Balance, December 31, 2005	$20,919	$2,789	$56	$10	$23,774

(a)	Refer to Note 2A, Acquisitions: Pharmacia Corporation for the primary factors impacting the Pharmacia goodwill adjustments. None of the Pharmacia goodwill was deductible for tax purposes.

(b)

Includes additions from acquisitions (primarily Vicuron in 2005 and Esperion in 2004), reductions to goodwill as a result of adjusting certain purchase accounting liabilities in 2005, reclassifications to Assets held for sale (including those subsequently sold) in 2004 and the impact of foreign exchange.

B. Other Intangible Assets

The components of identifiable intangible assets as of December 31 follow:

	2005		2004

(MILLIONS OF DOLLARS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION

Finite-lived intangible assets:
Developed technology rights	$30,781	$(8,819)	$33,137	$(5,967)
Brands	1,022	(60)	1,037	(14)
License agreements	160	(30)	158	(17)
Trademarks	152	(91)	134	(90)
Other(a)	452	(207)	390	(186)

Total amortized finite-lived intangible assets	32,567	(9,207)	34,856	(6,274)

Indefinite-lived intangible assets:

Brands	3,864	—	4,012	—
License agreements	296	—	356	—
Trademarks	227	—	235	—
Other(b)	39	—	66	—

Total indefinite-lived intangible assets	4,426	—	4,669	—

Total identifiable intangible assets	$36,993	$(9,207)	$39,525	$(6,274)

Total identifiable intangible assets, less accumulated amortization	$27,786		$33,251

(a)	Includes patents, non-compete agreements, customer contracts and other intangible assets.

(b)	Includes pension-related intangible assets.

Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories primarily representing the amortized value of the commercialized products included in our Human Health segment that we acquired in connection with our Pharmacia acquisition. While the Arthritis and Pain therapeutic category represents about 28% of the total amortized value of developed technology rights at December 31, 2005, the balance of the amortized value is evenly distributed across the following Human Health therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, the Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol, Xalatan, Genotropin, Zyvox, and Campto/Camptosar. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Human Health products, such as Rebif, Spiriva, Celebrex (prior to our acquisition of

54	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Pharmacia) and Macugen. These rights are all subject to our impairment review process explained in Note 1K, Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

The weighted-average life of our total finite-lived intangible assets is approximately 9 years, which includes developed technology rights at 9 years. Total amortization expense for finite-lived intangible assets was $3.5 billion in 2005, $3.4 billion in 2004 and $2.4 billion in 2003.

Brands represent the amortized value associated with tradenames, as the products themselves no longer receive patent protection. Most of these assets are associated with our Human Health and Consumer Healthcare segments and the significant components include values determined for Depo-Provera contraceptive, Xanax, Medrol and tobacco dependence products.

In 2005, we recorded an impairment charge of $1.1 billion in Other (income)/deductions—net related to the developed technology rights for Bextra, a selective COX-2 inhibitor (included in our Human Health segment) in connection with the decision to suspend sales and marketing of Bextra. This decision resulted from an April 7, 2005 request from the FDA, as part of its safety review of all selective COX-2 medicines. In addition, in connection with the suspension, we also recorded $5 million related to the write-off of machinery and equipment included in Other (income)/deductions—net, $73 million in write-offs of inventory and exit costs, included in Cost of sales; $8 million related to the costs of administering the suspension of sales, included in Selling, informational and administrative expenses; and $212 million for an estimate of customer returns, primarily included against Revenues.

In 2004, we recorded an impairment charge of $691 million in Other (income)/deductions—net related to the Depo-Provera brand (included in our Human Health segment), a contraceptive injection, due to the unexpected entrance of a generic competitor in the U.S. market and an adverse labeling change. In addition, the asset was reclassified as a finite-lived intangible asset.

The annual amortization expense expected for the years 2006 through 2010 is as follows:

(MILLIONS OF DOLLARS)	2006	2007	2008	2009	2010

Amortization expense	$ 3,343	$ 3,299	$ 2,646	$ 2,371	$ 2,363

13. Benefit Plans

We provide defined benefit pension plans and defined contribution plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions. We also provide benefits through supplemental (non-qualified) retirement plans to certain employees. In addition, we provide medical and life insurance benefits to retirees and their eligible dependents through our postretirement plans.

We use a measurement date of December 31 for a majority of our U.S. pension and postretirement plans and November 30 for a majority of our international plans. In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was enacted. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. During the third quarter of 2004, in accordance with FASB Staff Position No.106-2 (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003, the Company began accounting for the effect of the federal subsidy under the Act; the associated reduction to the benefit obligations of certain of our postretirement benefit plans and the related benefit cost was not significant.

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

B. Components of Net Periodic Benefit Costs

The annual cost of the U.S. qualified and international pension plans and the postretirement plans for the years ended December 31, 2005, 2004 and 2003, follow:

	PENSION PLANS

	U.S. QUALIFIED			INTERNATIONAL			POSTRETIREMENT PLANS

	2005	2004	2003	2005	2004	2003	2005	2004	2003

Service cost	$318	$277	$229	$293	$264	$212	$38	$39	$31
Interest cost	410	391	354	309	288	224	113	113	101
Expected return on plan assets	(594)	(569)	(384)	(297)	(278)	(213)	(23)	(20)	(11)
Amortization of:
Prior service costs/(gains)	10	17	17	(2)	5	7	1	1	14
Net transition obligation	—	—	—	1	1	1	—	—	—
Actuarial losses	101	99	115	95	59	43	21	15	20
Curtailments and settlements—net	12	37	6	19	(9)	13	—	—	1
Special termination benefits	5	—	—	29	21	—	2	(1)	—

Net periodic benefit costs	$262	$252	$337	$447	$351	$287	$152	$147 (a)	$156

(a)	Includes a credit of $21 million relating to the adoption of FSP 106-2 in 2004.

2005 Financial Report	55

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The increase in the 2005 international pension plans’ net periodic benefit cost was largely driven by changes in assumptions used, such as the decline in the discount rate and the expected return on plan assets. The increase in the 2004 international pension plans’ net periodic cost reflects the decline of the discount rate assumption.

The decline in the 2004 U.S. qualified pension plans’ net periodic benefit cost was largely driven by higher expected returns on plan assets due to the 2003 voluntary tax-deductible contributions of $1.4 billion and by higher than assumed 2003 investment returns, partially offset by the decline in the discount rate assumed.

The net periodic benefit cost for the U.S. supplemental (non-qualified) pension plans was $140 million in 2005, $131 million in 2004 and $127 million in 2003.

C. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions:

(PERCENTAGES)	2005	2004	2003

Weighted-average assumptions used to determine benefit obligations:
Discount rate:
U.S. qualified pension plans	5.8%	6.0%	6.3%
U.S. non-qualified pension plans	5.8	6.0	6.3
International pension plans	4.3	4.7	5.0
Postretirement plans	5.8	6.0	6.3
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

Weighted-average assumptions used to determine net benefit cost(a) :
Discount rate:
U.S. qualified pension plans	6.0	6.3	6.8
U.S. non-qualified pension plans	6.0	6.3	6.7
International pension plans	4.7	5.0	5.2
Postretirement plans	6.0	6.3	6.6
Expected return on plan assets:
U.S. qualified pension plans	9.0	9.0	9.0
International pension plans	6.9	7.3	7.0
Postretirement plans	9.0	9.0	9.0
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

(a)	The 2003 net benefit cost assumptions for legacy Pharmacia plans were as of April 16, 2003.

The assumptions above are used to develop the benefit obligations at fiscal year-end and to develop the net periodic benefit cost for the subsequent fiscal year. Therefore, the assumptions used to determine net periodic benefit cost for each year are established at the end of each previous year, while the assumptions used to determine benefit obligations were established at each year-end.

The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions, that may have an impact on the cost of providing retirement benefits.

The expected rate of return on plan assets for our U.S. qualified, international and postretirement plans represents our long-term assessment of return expectations, which we will change based on significant shifts in economic and financial market conditions. The 2005 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and actively managed strategies.

The healthcare cost trend rate assumptions for our U.S. postretirement benefit plans are as follows:

	2005	2004

Healthcare cost trend rate assumed for next year	9.8%	10.0%
Rate to which the cost trend rate is assumed to decline	5.0	5.0

Year that the rate reaches the ultimate trend rate	2013	2012

A one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits would have the following effects as of December 31, 2005:

(MILLIONS OF DOLLARS)	INCREASE	DECREASE

Effect on total service and interest cost components	$17	$(14)
Effect on postretirement benefit obligation	220	(187)

56	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

D. Obligations and Funded Status

The following table presents an analysis of the changes in 2005 and 2004 in the benefit obligations, the plan assets and the funded status of our U.S. qualified and international pension plans and our postretirement plans:

	PENSION PLANS

	U.S. QUALIFIED		INTERNATIONAL		POSTRETIREMENT

(MILLIONS OF DOLLARS)	2005	2004	2005	2004	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year(a)	$7,108	$6,492	$6,969	$5,681	$1,920	$2,053
Service cost	318	277	293	264	38	39
Interest cost	410	391	309	288	113	113
Employee contributions	—	—	23	22	28	22
Plan amendments	(82)	—	15	(80)	5	—
Increases/(decreases)arising primarily from changes in actuarial assumptions	671	490	459	488	332	(136)
Foreign exchange impact	—	—	(793)	621	—	1
Acquisitions	—	—	18	23	—	1
Divestitures	—	—	—	(36)	—	—
Curtailments	—	—	(3)	(19)	—	—
Settlements	(33)	(27)	(56)	(35)	—	—
Special termination benefits	5	—	29	21	2	—
Benefits paid	(414)	(515)	(295)	(269)	(186)	(173)

Benefit obligation at end of year(a)	$7,983	$7,108	$6,968	$6,969	$2,252	$1,920 (b)

Change in plan assets:
Fair value of plan assets at beginning of year	$6,820	$6,593	$4,277	$3,410	$253	$225
Actual gain on plan assets	625	688	687	339	23	28
Company contributions	52	81	439	428	158	152
Employee contributions	—	—	23	22	28	22
Foreign exchange impact	—	—	(490)	384	(1)	(1)
Acquisitions	—	—	10	8	—	—
Divestitures	—	—	—	(10)	—	—
Settlements	(33)	(27)	(56)	(35)	—	—
Benefits paid	(414)	(515)	(295)	(269)	(186)	(173)

Fair value of plan assets at end of year	$7,050	$6,820	$4,595	$4,277	$275	$253

Funded status (plan assets less than benefit obligation)	$(933)	$(288)	$(2,373)	$(2,692)	$(1,977)	$(1,667)
Unrecognized:
Net transition obligation	—	—	3	4	2	2
Actuarial losses	2,364	1,837	1,715	1,958	525	212
Prior service costs/(benefits)	54	146	(6)	(30)	7	3

Net asset/(liability) recorded in consolidated balance sheet	$1,485	$1,695	$(661)	$(760)	$(1,443)	$(1,450)

(a)

For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated projected benefit obligation.

(b)	Includes a credit of $157 million relating to the adoption of FSP 106-2 in 2004.

The decline in the 2005 U.S. qualified pension plans projected benefit obligations (PBO) funded status was primarily the result of the 0.2 percentage-point decline in the discount rate and the adoption of updated mortality assumptions.

The unrecognized actuarial losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets, changes in discount rates and plan experience. These actuarial losses are largely deferred and a portion of this loss is currently being amortized for all U.S. and international plans’ net periodic benefit cost over an average period of 14 years. The 2005 increase in the unrecognized actuarial losses in the U.S. qualified pension plans and the postretirement plans was driven by the 0.2 percentage-point decline in the discount rate, the adoption of updated mortality assumptions and plan experience.

The U.S. supplemental (non-qualified) pension plans are not generally funded as no tax or other incentives exist and these obligations are paid from cash generated from operations, which is substantially greater than the annual cash outlay for these liabilities. Company contributions to U.S. supplemental (non-qualified) pension plans amounted to $135 million in 2005 and $141 million in 2004, which were used for settlement and benefit payments. The PBO for the U.S. supplemental (non-qualified) pension plans were $1.1 billion in both 2005 and 2004. The net liability for U.S. supplemental (non-qualified) pension plans was $393 million in 2005 and $385 million in 2004. The unrecognized actuarial losses in the U.S. supplemental (non-qualified) pension plans amounted to $775 million in 2005 and $666 million in 2004. For U.S. supplemental (non-qualified) pension plans the unrecognized actuarial losses represent the cumulative difference between actuarial assumptions and actual results primarily related to changes in discount rates and plan experience.

2005 Financial Report	57

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The components of the net asset/(liability) recorded in the consolidated balance sheet as of December 31 follow:

	PENSION PLANS

	U.S. QUALIFIED		INTERNATIONAL		POSTRETIREMENT

(MILLIONS OF DOLLARS)	2005	2004	2005	2004	2005	2004

Prepaid benefit cost(a)	$1,625	$1,858	$532	$624	$—	$—
Accrued benefit liability(b)	(140)	(163)	(1,734)	(1,967)	(1,443)	(1,450)
Intangible asset(c)	—	—	21	21	—	—
Accumulated other compre-hensive income	—	—	520	562	—	—

Net asset/ (liability) recorded in consolidated balance sheet	$1,485	$1,695	$(661)	$(760)	$(1,443)	$(1,450)

(a)	Included in Other assets, deferred taxes and deferred charges.

(b)	Included in Pension benefit obligations and Postretirement benefit obligations, as appropriate.

(c)	Included in Identifiable intangible assets, less accumulated amortization.

The accrued benefit liability for U.S. supplemental (non-qualified) pension plans was $843 million in 2005 and $812 million in 2004. The accumulated other comprehensive income related to U.S. supplemental (non-qualified) pension plans was $450 million in 2005 and $405 million in 2004. There was no identifiable intangible asset related to U.S. supplemental (non-qualified) pension plans in 2005. The identifiable intangible asset related to U.S. supplemental (non-qualified) pension plans was $22 million in 2004.

The accumulated benefit obligations (ABO) for our U.S. qualified pension plans was $6.4 billion in 2005 and $5.8 billion in 2004. The ABO for our U.S. supplemental (non-qualified) pension plans was $843 million in 2005 and $812 million in 2004. The ABO for our international pension plans was $6.0 billion in both 2005 and 2004. The 2005 increase in the U.S. qualified pension plans’ ABO was primarily driven by the 0.2 percentage-point decline in the discount rate, and in the adoption of updated mortality assumptions.

Information related to both U.S. qualified and international pension plans as of December 31 follows:

	U.S.		INTERNATIONAL
	QUALIFIED PLANS		PLANS

(MILLIONS OF DOLLARS)	2005	2004	2005	2004

Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$387	$344	$1,849	$1,699
Accumulated benefit obligation	458	445	3,494	3,553
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	4,249	4,151	4,355	4,045
Projected benefit obligation	5,376	4,625	6,738	6,741

In the aggregate, our U.S. qualified pension plans had assets greater than their ABO and less than their PBO at December 31, 2005. U.S. supplemental (non-qualified) pension plans with PBOs in excess of plan assets had PBO balances of $1.1 billion in both 2005 and 2004.

E. Plan Assets

The following table presents the weighted-average long-term target asset allocations and the percentages of the fair value of plan assets for our U.S. qualified pension and postretirement plans and our international plans by investment category as of December 31:

	TARGET	PERCENTAGE OF
	ALLOCATION	PLAN ASSETS

(PERCENTAGES)	2005	2005	2004

U.S. qualified pension plans:
Global equity securities	65.0	66.8	69.0
Debt securities	25.0	23.9	23.1
Alternative investments(a)	10.0	8.9	7.3
Cash	—	0.4	0.6

Total	100.0	100.0	100.0

International pension plans:
Global equity securities	63.8	63.9	61.9
Debt securities	28.0	26.0	28.4
Alternative investments(b)	7.9	8.8	8.4
Cash	0.3	1.3	1.3

Total	100.0	100.0	100.0

U.S. postretirement plans(c):
Global equity securities	75.0	75.4	73.8
Debt securities	25.0	24.6	26.2

Total	100.0	100.0	100.0

(a)	Private equity, venture capital, private debt and real estate.

(b)	Real estate, insurance contracts and other investments.

(c)	Reflects postretirement plan assets which support a portion of our U.S. retiree medical plans.

All long-term asset allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the respective plans’ long-term benefit obligations. The long-term asset allocation is supported by an analysis that incorporates historical and expected returns by asset class, as well as volatilities and correlations across asset classes and our liability profile. This analysis, referred to as an asset-liability analysis, also provides an estimate of expected returns on plan assets, as well as a forecast of potential future asset and liability balances. Due to market conditions and other factors, actual asset allocations may vary from the target allocation outlined above. For the U.S. qualified pension plans, the year-end 2005 alternative investments allocation of 8.9% was below the target allocation primarily due to the timing of our contributions to the U.S. qualified plans and the cash allocation of 0.4% was above the target allocation due to the need to fund certain expected benefit payments. The assets are periodically rebalanced back to the target allocation.

The U.S. qualified pension plans held approximately 10.3 million shares (fair value of approximately $240 million representing 3.5% of U.S. plan assets) at December 31, 2005 and approximately 10.3 million shares (fair value of approximately $277 million representing 4.0% of U.S. plan assets) at December 31, 2004 of our common stock. The plans received approximately $8 million in dividends on these shares in 2005 and approximately $7 million in dividends on these shares in 2004.

58	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

F. Cash Flows

It is our practice to fund amounts for our qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. Liabilities for amounts in excess of these funding levels are included in our consolidated balance sheet, to the extent required by GAAP.

The following table presents expected cash flow information:

FOR THE YEAR ENDED			POST-
DECEMBER 31 (MILLIONS OF DOLLARS)	U.S. QUALIFIED PENSION PLANS	INTERNATIONAL PENSION PLANS	RETIREMENT BENEFITS

Employer Contributions:
2006 (estimated)	$3	$339	$150

Expected Benefit Payments:
2006	$321	$260	$150
2007	342	271	152
2008	361	286	153
2009	394	303	155
2010	422	310	155
2011—2015	2,717	1,827	769

Employer contributions for U.S. supplemental (non-qualified) pension plans for 2006 are estimated to be $69 million with expected benefit payments for 2006 through 2010 estimated to be $69 million, $74 million, $81 million, $63 million and $68 million, respectively, and for 2011 through 2015 totaling $398 million.

The table reflects the total U.S. plan benefits projected to be paid from the plans or from the Company’s general assets under the current actuarial assumptions used for the calculation of the projected benefit obligation and therefore, actual benefit payments may differ from projected benefit payments. Under the provisions of the Medicare Prescription Drug Improvement and Modernization Act of 2003, the expected benefit payments for our U.S. postretirement plans were reduced by $156 million through 2015.

G. Defined Contribution Plans

We have savings and investment plans in several countries including the U.S., Puerto Rico and Japan. For the U.S. and Puerto Rico plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock, a portion of the employee contributions. Employees are permitted to diversify a portion of the company stock match contribution, subject to certain plan limits. The contribution match for certain legacy Pfizer U.S. participants are held in an employee stock ownership plan. We recorded charges related to our plans of $234 million in 2005, $313 million in 2004 and $180 million in 2003.

14. Equity and Stock Plans

A. Common Stock

We purchase our common stock via privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase programs, which are authorized by our Board of Directors, are available for general corporate purposes.

A summary of common stock purchases follows:

FOR THE YEAR ENDED DECEMBER 31,	SHARES OF	AVERAGE	TOTAL COST OF
(MILLIONS OF SHARES AND	COMMON STOCK	PER-SHARE	COMMON STOCK
DOLLARS EXCEPT PER SHARE DATA)	PURCHASED	PRICE PAID	PURCHASED

2005:
June 2005 program(a)	22	$22.38	$493
October 2004 program(b)	122	$27.20	3,304

Total	144		$3,797

2004:
October 2004 program(b)	63	$26.79	$1,696
December 2003 program(c)	145	$34.14	4,963

Total	208		$6,659

2003:
December 2003 program(c)	1	$34.57	$37
July 2002 program(d)	406	$31.99	13,000

Total	407		$13,037

(a)	In June 2005, we announced a new $5 billion share-purchase program.

(b)	In October 2004, we announced a $5 billion share-purchase program, which we completed in June 2005.

(c)	In December 2003, we announced a $5 billion share-purchase program, which we completed in October 2004.

(d)	In July 2002, we announced a $16 billion share-purchase program, which we completed in November 2003.

B. Preferred Stock

In connection with our acquisition of Pharmacia in 2003, we issued a newly created class of Series A convertible perpetual preferred stock (7,500 shares designated) in exchange for and with rights substantially similar to Pharmacia’s Series C convertible perpetual preferred stock. The Series A convertible perpetual preferred stock is held by an Employee Stock Ownership Plan (“Preferred ESOP”) Trust and provides dividends at the rate of 6.25% which are accumulated and paid quarterly. The per-share stated value is $40,300 and the preferred stock ranks senior to our common stock as to dividends and liquidation rights. Each share is convertible, at the holder’s option, into 2,574.87 shares of our common stock with equal voting rights. The conversion option is indexed to our common stock and requires share settlement, and therefore, is reported at the fair value at the date of issuance. The Company may redeem the preferred stock, at any time or upon termination of the Preferred ESOP, at its option, in cash, in shares of common stock or a combination of both at a price of $40,300 per share.

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

Legacy Pharmacia guaranteed a note relating to the ESOPs for the original principal amount of $80 million (8.13%). This guarantee continued after Pfizer’s acquisition of Pharmacia. At December 31, 2005, the balance of the note was $2 million, which was classified as current. Compensation expense related to the ESOPs totaled approximately $42 million in 2005 and $45 million in 2004. The Preferred ESOP has access to up to $95 million in financing at the

2005 Financial Report	59

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

rate of 7.00% per annum, of which $22 million was utilized prior to our acquisition of Pharmacia and remains outstanding as of December 31, 2005.

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. At December 31, 2005, the Preferred ESOP held preferred shares convertible into approximately 11 million shares of our common stock and the Common ESOP held approximately 26 thousand shares. The value of the shares held in the Preferred ESOP at December 31, 2005 was approximately $169 million.

D. Employee Benefit Trust

The Pfizer Inc Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holdings of Pfizer Inc stock. The consolidated balance sheets reflect the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity.

E. Share-Based Payments

The Company’s shareholders approved the Pfizer Inc. 2004 Stock Plan (the 2004 Plan) at the Annual Meeting of Shareholders held on April 22, 2004 and, effective upon that approval, new stock option and other share-based awards may be granted only under the 2004 Plan. The 2004 Plan allows a maximum of 3 million shares to be awarded to any employee per year and 475 million shares in total. Whole share awards count as three shares and stock options count as one share under the 2004 Plan toward the maximums.

In the past, we had various employee stock and incentive plans under which stock options and other share-based awards were granted. Stock options and other share-based awards that were granted under the prior plans and were outstanding on April 22, 2004 continue in accordance with the terms of the respective plans.

The following shares (in thousands) were available for award as of:

•	December 31, 2005	402,540*

•	December 31, 2004	487,993*

•	December 31, 2003	152,173*

*

Includes 16,610 shares in 2005, 13,139 shares in 2004 and 20,827 shares in 2003 available for award under the legacy Pharmacia Long-Term Incentive Plan, which reflects award cancellations returned to the pool of available shares for legacy Pharmacia commitments.

We may grant stock options to employees, including officers. Options are exercisable after five years or less, subject to continuous employment and certain other conditions, and generally expire 10 years after the grant date. Once options are exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option. Former Pharmacia and Warner-Lambert plans provided that, in the event of a change in control, stock options already granted became immediately exercisable.

The table below summarizes information concerning options outstanding under the plans as of December 31, 2005:

(THOUSANDS OF SHARES)

OPTIONS OUTSTANDING					OPTIONS EXERCISABLE

RANGE OF EXERCISE PRICES		NUMBER OUTSTANDING AT 12/31/05	WEIGHTED AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	WEIGHTED AVERAGE EXERCISE PRICE (TOTAL OPTIONS)	NUMBER EXERCISABLE AT 12/31/05	WEIGHTED AVERAGE EXERCISE PRICE (EXERCISABLE OPTIONS)

$0 –	$19.99	51,339	1.2	$15.38	51,339	$15.38
20 –	29.99	171,953	6.8	27.47	63,372	26.70
30 –	34.99	101,788	4.6	32.67	85,656	32.96
35 –	39.99	126,401	6.3	36.59	44,615	35.57
40 –	41.99	59,897	6.2	41.30	56,069	41.30
42 –	44.99	53,475	3.3	42.07	53,460	42.07
over 45		62,551	5.1	45.40	60,539	45.40

Total		627,404			415,050

The following table summarizes the activity for the plans:

	UNDER OPTIONS

(THOUSANDS OF SHARES)	SHARES	WEIGHTED AVERAGE EXERCISE PRICE PER SHARE

Balance, January 1, 2003	431,981	$31.45
Pharmacia option exchange	180,068	28.84
Granted	102,027	29.78
Exercised	(57,237)	18.24
Cancelled	(38,243)	35.89

Balance, December 31, 2003	618,596	31.36
Granted	91,697	37.10
Exercised	(55,932)	18.29
Cancelled	(19,222)	39.24

Balance, December 31, 2004	635,139	33.10
Granted	52,082	26.22
Exercised	(31,373)	12.17
Cancelled	(28,444)	34.47

Balance, December 31, 2005	627,404	$33.51

The decline in the number of options granted in 2005 reflects a change in the compensation strategy of the Company.

The tax benefits related to certain stock option transactions were $137 million in 2005, $261 million in 2004, and $238 million in 2003.

The weighted average fair value per stock option granted was $5.15 for 2005, $6.88 for 2004 and $7.35 for 2003. We estimated the fair values using the Black-Scholes-Merton option pricing model and using the assumptions below. In the first quarter of 2005, we changed our method of estimating expected dividend yield from historical patterns of dividend payments to a method that reflects a constant dividend yield during the expected term of the option. In the first quarter of 2004, we changed our method of estimating expected stock price volatility to reflect market-based inputs under emerging stock option valuation considerations.

	2005	2004	2003

Expected dividend yield	2.90%	2.90%	3.15%
Risk-free interest rate	3.96%	3.32%	2.75%
Expected stock price volatility	21.93%	22.15%	33.05%
Expected term until exercise (years)	5.75	5.75	5.58

60	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

We may grant restricted stock units (RSUs) to employees. RSUs entitle the holders to receive shares of Pfizer stock at the end of a vesting period, which include dividend equivalents paid on such units. RSUs generally vest in equal portions each year over a five-year period. The total number of RSUs granted in 2005 was 11 million shares with a weighted average fair value of $26.20.

We may grant performance-contingent share awards to employees. The 2004 Plan limitations on the maximum amount of share-based awards apply to all awards including performance-contingent share awards. In 2001, our shareholders approved the 2001 Performance-Contingent Share Award Plan (the 2001 Plan), allowing a maximum of 12.5 million shares to be awarded to all participants. This maximum was applied to awards for performance periods beginning after January 1, 2002 through 2004. Awards prior to that date were made under the Performance-Contingent Award Program (the 1993 Program), allowing a maximum of 120 million shares. The 2004 Plan is the only plan under which any stock award may be given in the future.

Performance-contingent share awards vest and are paid based on a non-discretionary formula, which measures our performance using relative total shareholder return and relative growth in diluted EPS, over a performance period relative to an industry peer group. If our minimum performance in both measures is below the threshold level relative to the peer group, then no performance-contingent awards will be paid.

The performance period for the 1993 Program and the 2001 Plan typically covers five years; however, in certain limited circumstances two, three and four year performance periods were permitted. The performance period for the 2004 Plan typically covers five years; however, for new entrants into the program on January 1, 2005, three and four year performance periods were established.

At December 31, 2005, a summary of the performance-contingent share award balances and activities was as follows:

	SHARES THAT MAY BE ISSUED UNDER OUTSTANDING AWARDS
		TOTAL AWARDED SHARES AT DEC. 31, 2005
			AWARDED SHARES IN

(MILLIONS OF SHARES)			2005	2004	2003

The 2004 Plan	2.6	—	—	—	—
The 2001 Plan	11.0	0.2	0.1	—	—
The 1993 Program*	1.8	12.2	1.4	0.6	1.4

*	Includes some awards granted under the prior Stock and Incentive Plan.

Compensation expense relating to the performance-contingent share awards totaled approximately $37 million in 2005, $42 million in 2004 and $41 million in 2003.

We entered into forward-purchase contracts that partially offset the potential impact on net income of our liability under the 1993 Program, the 2001 Plan and the 2004 Plan. At settlement date we will, at the option of the counterparty to each of the contracts, either receive our own stock or settle the contracts for cash. At December 31, 2005 and 2004, forward-purchase contracts for 3.0 million shares at $33.84 per share were outstanding and had a maximum maturity of 0.4 years.

The financial statements include the following items related to these contracts:

Prepaid expenses and taxes includes:

•	fair value of these contracts

Other (income)/deductions—net includes:

•	changes in the fair value of these contracts

Other share-based awards include restricted (unvested) stock, which include dividend equivalents paid on such stock. Such awards were not significant.

2005 Financial Report	61

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

15. Earnings Per Common Share

Basic and diluted earnings per common share were computed using the following common share data:

YEAR ENDED DEC. 31, (MILLIONS)	2005	2004	2003

EPS Numerator—Basic:
Income from continuing operations before cumulative effect of a change in accounting principles	$8,094	$11,332	$1,629
Less: Preferred stock dividends—net of tax	6	4	4

Income available to common shareholders from continuing operations before cumulative effect of a change in accounting principles	8,088	11,328	1,625

Discontinued operations:
(Loss)/income from discontinued operations—net of tax	(31)	(22)	26
Gains on sales of discontinued operations—net of tax	47	51	2,285

Discontinued operations—net of tax	16	29	2,311

Income available to common shareholders before cumulative effect of a change in accounting principles	8,104	11,357	3,936
Cumulative effect of a change in accounting principles—net of tax	(25)	—	(30)

Net income available to common shareholders	$8,079	$11,357	$3,906

EPS Denominator—Basic:
Weighted average number of common shares outstanding	7,361	7,531	7,213

EPS Numerator—Diluted:
Income from continuing operations before cumulative effect of a change in accounting principles	$8,094	$11,332	$1,629
Less: ESOP contribution—net of tax	5	5	3

Income available to common shareholders from continuing operations before cumulative effect of a change in accounting principles	8,089	11,327	1,626

Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(31)	(22)	26
Gains on sales of discontinued operations—net of tax	47	51	2,285

Discontinued operations—net of tax	16	29	2,311

Income available to common shareholders before cumulative effect of a change in accounting principles	8,105	11,356	3,937
Cumulative effect of a change in accounting principles—net of tax	(25)	—	(30)

Net income available to common shareholders	$8,080	$11,356	$3,907

EPS Denominator—Diluted:
Weighted-average number of common shares outstanding	7,361	7,531	7,213
Common share equivalents—stock options, stock issuable under employee compensation plans and convertible preferred stock	50	83	73

Weighted-average number of common shares outstanding and common share equivalents	7,411	7,614	7,286

Stock options and stock issuable under employee compensation plans representing equivalents of 557 million shares of common stock during 2005, 359 million shares of common stock during 2004 and 331 million shares of common stock during 2003 had exercise prices greater than the annual average market price of Pfizer common stock. These common stock equivalents were outstanding during 2005, 2004 and 2003, but were not included in the computation of diluted earnings per common share for those years because their inclusion would have had an anti-dilutive effect.

16. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $449 million in 2005, $452 million in 2004 and $487 million in 2003. This table shows future minimum rental commitments under noncancellable operating leases at December 31 for the following years:

(MILLIONS OF DOLLARS)	2006	2007	2008	2009	2010	AFTER 2010

Lease commitments	$231	$217	$181	$141	$103	$376

17. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. The cost of insurance has risen substantially and the availability of insurance has become more restrictive. Thus, depending upon the cost of insurance and the nature of the risk involved, the amount of self-insurance may be significant. We consider the impact of these changes as we assess our future insurance needs. If we incur substantial liabilities that are not covered by insurance or substantially exceed insurance coverage and that are in excess of existing accruals, there could be a material adverse effect on our results of operations in any particular period (see Note 18, Legal Proceedings and Contingencies).

18. Legal Proceedings and Contingencies

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

62	2005 Financial Report

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

Among the principal matters pending to which we are a party are the following:

A. Patent Matters

We are involved in a number of patent suits, the majority of which involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Pending suits include generic challenges to patents covering, among other products, amlodipine (Norvasc), atorvastatin (Lipitor), tolterodine (Detrol) and celecoxib (Celebrex). Also, counterclaims as well as various independent actions have been filed claiming that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of the antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products, including without limitation Lipitor, are being challenged in various other countries.

Norvasc (amlodipine)

Between 2002 and 2005, we brought patent infringement suits in various federal courts against several manufacturers that have filed abbreviated new drug applications with the FDA seeking to market a generic version of amlodipine besylate, which is the salt form contained in Norvasc. Our patent for amlodipine besylate is being challenged in all of the suits, and our basic patent for amlodipine also is being challenged in certain of the suits. In the first of these actions to go to trial, which involved only our amlodipine besylate patent, in January 2006 the U.S. District Court for the Northern District of Illinois held that our amlodipine besylate patent is valid and infringed by the generic manufacturer Apotex Inc.’s product. The court issued an injunction prohibiting Apotex from marketing its generic amlodipine besylate product before the expiration of our amlodipine besylate patent (including the additional six-month pediatric exclusivity period) in September 2007. The decision is subject to possible appeal. The cases against other manufacturers are expected to go to trial later this year.

Lipitor (atorvastatin)

The generic manufacturer Ranbaxy Laboratories Limited filed an abbreviated new drug application with the FDA for atorvastatin (Lipitor) in 2002 and amended the application in 2003 to allege that its product would not infringe our basic product patent for atorvastatin. Shortly thereafter, Ranbaxy also asserted that our patent covering the active enantiomeric form of the drug is invalid. Our basic patent for Lipitor, including the additional six-month pediatric exclusivity period, expires in March 2010. Our enantiomer patent, including the six-month pediatric exclusivity period, expires in June 2011.

In 2003, we filed suits in the U.S. District Court for the District of Delaware against Ranbaxy for infringement of both our basic product patent and our patent covering the active enantiomeric form of the drug. The trial of this matter was held in late 2004. In late 2005, the court held that both patents are valid and infringed by Ranbaxy’s generic atorvastastin product, and it issued an injunction prohibiting Ranbaxy from marketing a generic version of atorvastatin before June 2011. Ranbaxy appealed the decision in January 2006, and the appeal is scheduled to be heard in May 2006.

As noted, our patent rights to Lipitor are being challenged in various countries. On October 12, 2005, in an action brought by Ranbaxy, the United Kingdom’s High Court of Justice upheld our basic U.K. patent for Lipitor, which expires in November 2011, but ruled that a second patent covering the calcium salt of atorvastatin, which expires in July 2010, is invalid. Both sides have appealed the decision, and the appeal is scheduled to be heard in June 2006. If upheld on appeal, the decision will prohibit Ranbaxy from marketing a generic version of atorvastatin in the U.K. before the expiration of our basic patent in November 2011.

Detrol (tolterodine)

In February 2004, a generic manufacturer notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market tolterodine (Detrol). We filed a patent infringement suit against the generic manufacturer in the U.S. District Court for the District of New Jersey in March 2004.

Celebrex (celecoxib)

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

In 2003, we took a charge to earnings of $975 million, before tax ($955 million, after tax), in connection with all known personal injury cases and claims relating to Rezulin, and we settled many of those cases and claims. Warner-Lambert continues to defend vigorously the remaining personal injury cases and claims.

Warner-Lambert is also a defendant in a number of suits, including purported class actions, relating to Rezulin that seek relief other than damages for alleged personal injury. These suits are not covered by the charge to earnings that we took in 2003. Motions to certify statewide classes of Rezulin users or purchasers who allegedly incurred economic loss have been denied by state courts in California and Texas and granted by state courts in Illinois and West Virginia. The Illinois action was settled in 2004.

In April 2001, Louisiana Health Service Indemnity Company and Eastern States Health and Welfare Fund filed a consolidated

2005 Financial Report	63

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

complaint against Warner-Lambert in the U.S. District Court for the Southern District of New York purportedly on behalf of a class consisting of all health benefit providers that paid for or reimbursed patients for the purchase of Rezulin between February 1997 and April 2001. The action seeks to recover amounts paid for Rezulin by the health benefit providers on behalf of their plan participants during the specified period. In September 2005, the court granted Warner-Lambert’s motion for summary judgment and dismissed the complaint. In November 2005, the plaintiffs appealed the decision. In addition, in May 2005, an action was filed in the U.S. District Court for the Eastern District of Louisiana purportedly on behalf of a nationwide class of third-party payors that asserts claims and seeks damages that are substantially similar to those in the New York suit. An action also was filed in July 2005 by the Attorney General of the State of Louisiana in the Civil District Court for Orleans Parish, Louisiana, against Warner-Lambert and Pfizer seeking to recover amounts paid by the Louisiana Medicaid program for Rezulin and for medical services to treat persons allegedly injured by Rezulin. In 2005, the actions filed in the Eastern District of Louisiana and the Civil District Court for Orleans Parish, Louisiana, were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Rezulin Products Liability Litigation MDL-1348) in the U.S. District Court for the Southern District of New York, where the action filed in April 2001 by Louisiana Health and Eastern States Health had been brought.

Asbestos

•	Quigley

Quigley Company, Inc. (Quigley), a wholly owned subsidiary, was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s. In September 2004, Pfizer and Quigley took steps which, if approved by the courts and claimants, will resolve all pending and future claims against Pfizer and Quigley in which the claimants allege personal injury from exposure to Quigley products containing asbestos, silica or mixed dust. We took a charge of $369 million before-tax ($229 million after-tax) to third quarter 2004 earnings in connection with these matters.

In September 2004, Quigley filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. In March 2005, Quigley filed a reorganization plan in the Bankruptcy Court that must be approved by both the Bankruptcy Court and the U.S. District Court for the Southern District of New York after receipt of the vote of 75 percent of the claimants. In connection with that filing, Pfizer entered into settlement agreements with lawyers representing more than 80 percent of the individuals with claims related to Quigley products against Quigley and Pfizer. The agreements provide for a total of $430 million in payments, of which $215 million became due in December 2005 and is being paid to claimants upon receipt by the Company of certain required documentation from each of the claimants. The reorganization plan, the approval of which is considered probable, will establish a Trust for the payment of all remaining pending claims as well as any future claims alleging injury from exposure to Quigley products. Pfizer will contribute $405 million to the Trust through a note, which has a present value of $172 million, as well as approximately $100 million in insurance, and will forgive a $30 million secured loan to Quigley. If approved by the courts and the claimants, the reorganization plan will result in a permanent injunction directing all future claims alleging personal injury from exposure to Quigley products to the Trust.

In a separately negotiated transaction with an insurance company, we agreed to a settlement related to certain insurance coverage which provides for the payment to us over 10 years of an amount with a present value of $263 million.

•	Other Matters

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2005, approximately 145,400 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. We are actively engaged in the defense of, and will continue to explore various means to resolve, these claims. Several of the insurance carriers that provided coverage for the American Optical asbestos and other claims have denied coverage. We believe that these carriers’ position is without merit and are pursuing legal proceedings against such carriers. Separately, there is a small number of lawsuits pending against Pfizer in various federal and state courts seeking damages for alleged personal injury from exposure to products containing asbestos and other allegedly hazardous materials sold by Gibsonburg Lime Products Company, which was acquired by Pfizer in the 1960s and which sold small amounts of products containing asbestos until the early 1970s. There also is a small number of lawsuits pending in various federal and state courts seeking damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

Hormone-Replacement Therapy

Pfizer Inc.; Pharmacia Corporation (a direct, wholly owned subsidiary of Pfizer Inc.); Pharmacia & Upjohn LLC and Warner-Lambert Company LLC (limited liability companies wholly owned by Pfizer Inc.); and Greenstone Ltd. (an indirect, wholly owned subsidiary of Pfizer Inc.), along with several other pharmaceutical manufacturers, have been named as defendants in a number of lawsuits in various federal and state courts alleging personal injury resulting from the use of certain estrogen and progestin medications prescribed for women to treat the symptoms of menopause. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, stroke and heart disease. Certain co-defendants in some of these actions have asserted indemnification rights against Pfizer and its affiliated companies. The cases against Pfizer and its affiliated companies involve the products femhrt (which Pfizer divested in 2003), Activella and Vagifem (which are Novo Nordisk products that were marketed by a Pfizer affiliate from 2000 to 2004), and Provera, Ogen, Depo-Estradiol, Estring and generic MPA, all of which remain approved by the FDA for use in the treatment of menopause. The federal court cases have been transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Prempro Products Liability Litigation MDL-1507) in the U.S. District Court for the Eastern District of Arkansas.

This litigation originally included both individual actions as well as various purported nationwide and statewide class actions. However, each of the purported class actions, except one purported statewide class action filed in the Supreme Court of the State of New York, County of New York, either has been voluntarily dismissed in its entirety or has had its class action allegations stricken by the plaintiffs.

64	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Viagra

A number of lawsuits, including purported class actions, have been filed against us in various federal and state courts alleging that Viagra causes certain types of visual injuries. The plaintiffs in the purported class actions seek to represent nationwide and certain statewide classes of Viagra users. All of the actions seek damages for personal injury, and the purported class actions also seek medical monitoring. In January 2006, the federal court cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Viagra Products Liability Litigation MDL-1724) in the U.S. District Court for the District of Minnesota.

Zoloft

A number of individual lawsuits have been filed against us in various federal and state courts alleging personal injury, including suicide and suicide attempt in certain cases, as a result of ingesting Zoloft.

C. Consumer and Commercial Matters

Neurontin

A number of lawsuits, including purported class actions, have been filed against us in various federal and state courts alleging claims arising from the promotion and sale of Neurontin. The plaintiffs in the purported class actions seek to represent nationwide and certain statewide classes consisting of persons, including individuals, health insurers, employee benefit plans and other third-party payors, who purchased or reimbursed patients for the purchase of Neurontin that allegedly was used for indications other than those included in the product labeling approved by the FDA. In October 2004, many of the suits pending in federal courts, including individual actions as well as purported class actions, were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Neurontin Marketing, Sales Practices and Product Liability Litigation MDL-1629) in the U.S. District Court for the District of Massachusetts. Purported class actions also have been filed against us in various Canadian provincial courts alleging claims arising from the promotion and sale of Neurontin.

A number of individual lawsuits also have been filed against us in various U.S. federal and state courts and in certain other countries alleging personal injury, including suicide and suicide attempt in certain cases, as a result of ingesting Neurontin. Certain of the federal court actions have been transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the preceding paragraph.

Lipitor

Since September 2005, three purported class actions have been filed against us in various federal courts alleging claims relating to the promotion of Lipitor. In January 2006, two of the actions were voluntarily dismissed without prejudice. In the remaining action, which is pending in the U.S. District Court for the Southern District of Florida, the plaintiffs seek to represent a nationwide class consisting of women (regardless of age) and men over age 65 who in each case had no history of heart disease or diabetes and who purchased Lipitor within four years before the filing of the action. The plaintiffs allege that the Company engaged in false and misleading advertising in violation of state consumer protection laws by allegedly promoting Lipitor for the prevention of heart disease in the aforementioned two groups. The action seeks monetary and injunctive relief, including treble damages. In addition, a purported class action on behalf of residents of the Province of Quebec has been filed against us in Canada that asserts claims under Canadian law and seeks relief substantially similar to the claims asserted and the relief sought in the U.S. action.

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

In addition, Pharmacia, Pfizer and other pharmaceutical manufacturers are defendants in a number of purported class action suits in various federal and state courts brought by employee benefit plans and self-styled public interest groups that assert claims similar to those in the state and county actions. These suits allege, among other things, fraud, unfair competition and unfair trade practices and seek monetary and other relief, including civil penalties and treble damages.

All of these state, county and purported class action suits were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pharmaceutical Industry Average Wholesale Price Litigation MDL-1456) in the U.S. District Court for the District of Massachusetts. Certain of the state suits and one of the private suits have been remanded to their respective state courts.

D. Celebrex and Bextra Matters

In 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey by persons who claim to have been purchasers of publicly traded securities of Pharmacia during the period from April 17, 2000 through August 22, 2001 (the Purported Class Period). Named as defendants in the actions are Pharmacia, Pfizer and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the data from a study concerning the gastrointestinal effects of Celebrex. These cases have been consolidated for pre-trial proceedings in the District of New Jersey (Alaska Electrical Pension Fund et al. v. Pharmacia Corporation et al.). Plaintiffs purport to represent a class of all persons who purchased Pharmacia securities during the Purported Class Period and were damaged as a result of the decline in the price of Pharmacia’s securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount.

Pfizer is a defendant in product liability suits, including purported class actions, in various U.S. federal and state courts and in certain other countries alleging personal injury as a result of the use of Celebrex and/or Bextra. These suits include a purported class action filed in 2001 in the U.S. District Court for the Eastern District of New York as well as actions that have been filed since late 2004. In addition, beginning in late 2004, purported class actions have been filed against Pfizer in various U.S. federal and state courts and in certain other countries alleging consumer fraud as the result of alleged false advertising of Celebrex and Bextra and the withholding of information from the public regarding the alleged safety risks associated with Celebrex and Bextra. The plaintiffs in these consumer fraud actions seek damages in unspecified amounts for economic loss. In September 2005, the U.S. federal product liability and consumer fraud actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Celebrex and Bextra Marketing, Sales

2005 Financial Report	65

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Practices and Product Liability Litigation MDL-1699) in the U.S. District Court for the Northern District of California.

Beginning in late 2004, actions, including purported class and shareholder derivative actions, have been filed in various federal and state courts against Pfizer, Pharmacia and certain current and former officers, directors and employees of Pfizer and Pharmacia. These actions include: (i) purported class actions alleging that Pfizer and certain officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra; (ii) purported shareholder derivative actions alleging that certain of Pfizer’s current and former officers and directors breached fiduciary duties by causing Pfizer to misrepresent the safety of Celebrex and, in certain of the cases, Bextra; and (iii) purported class actions filed by persons who claim to be participants in the Pfizer or Pharmacia Savings Plan alleging that Pfizer and certain officers, directors and employees of Pfizer or, where applicable, Pharmacia and certain former officers, directors and employees of Pharmacia, violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities, fiduciary duty and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York.

In July 2005, an action was filed by the Attorney General of the State of Louisiana in the Civil District Court for Orleans Parish, Louisiana, against Pfizer seeking to recover amounts paid by the Louisiana Medicaid program for Celebrex and Bextra and for medical services to treat persons allegedly injured by Celebrex or Bextra. The action also seeks injunctive relief to prevent the sale of Celebrex and any resumption of the sale of Bextra in Louisiana.

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

In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto’s chemical businesses. As a result, while Pharmacia remains a defendant in various legal proceedings involving Former Monsanto’s chemical businesses, Solutia manages the litigation and is responsible for all costs and expenses and any judgment or settlement amounts. In addition, in connection with its spin-off that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto’s chemical businesses, including any such liabilities that Solutia assumed. Solutia’s and New Monsanto’s assumption of and agreement to indemnify Pharmacia for these liabilities apply to pending actions and any future actions related to Former Monsanto’s chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental claims, including alleged exposure to polychlorinated biphenyls.

In December 2003, Solutia filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. Solutia asked the Bankruptcy Court to relieve it from liabilities related to Former Monsanto’s chemical businesses that were assumed by Solutia in 1997. In addition, motions were filed by Solutia in the Chapter 11 proceeding and other actions were filed in the Bankruptcy Court by Solutia and by a committee representing the interests of Solutia’s shareholders that seek to avoid all or a portion of Solutia’s obligations to Pharmacia. Should the Bankruptcy Court grant such relief, New Monsanto would be responsible for such liabilities under its indemnification agreement with Pharmacia.

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

On February 14, 2006, Solutia filed its plan of reorganization in the Bankruptcy Court. The plan, which must be approved by the Bankruptcy Court, provides that all lawsuits filed against Pharmacia in the Bankruptcy court by Solutia, the committee representing Solutia retirees and the committee representing Solutia’s shareholders will be dismissed or withdrawn with prejudice.

The plan provides that Solutia’s indemnity obligations to Pharmacia that arose in connection with Solutia’s 1997 spin-off will be shared between Solutia and New Monsanto. New Monsanto will be financially responsible for all environmental remediation costs at certain sites that Solutia never owned or operated. Solutia will continue to be financially responsible for all environmental remediation costs at sites that Solutia has owned or operated. New Monsanto and Solutia will share the environmental remediation costs of certain other sites. The plan also provides that Solutia will indemnify Pharmacia for any environmental remediation costs that Solutia continues to be liable for under the plan. In addition, the plan provides that New Monsanto will be financially responsible for all current and future personal injury tort claims related to Former Monsanto’s chemical businesses that Solutia assumed in connection with the 1997 spin-off.

The plan also will implement a settlement entered into between Solutia and the committee representing Solutia retirees. Under the settlement, the retirees will agree to certain modifications to their benefit plan. The settlement also provides that New Monsanto will contribute $175 million to help Solutia fund certain legacy healthcare, life and disability insurance benefits. The retirees will

66	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

provide Pharmacia with a release of all retiree benefit claims. Solutia will continue to be liable for retiree benefits, as modified.

The plan does not in any way affect the obligations undertaken by New Monsanto to indemnify Pharmacia for all liabilities that Solutia originally assumed in connection with the 1997 spin-off.

Importation Cases

In 2004, a number of purported class actions were filed in the U.S. District Court for the District of Minnesota alleging that Pfizer and several other pharmaceutical manufacturers violated federal and state civil antitrust laws by conspiring to prevent the importation of brand-name prescription drugs from Canada. These suits were consolidated into a single action in the District of Minnesota (In re Canadian Import Antitrust Litigation), which seeks to represent a nationwide class consisting of all persons who purchased or reimbursed patients for the purchase of prescription drugs manufactured and marketed by defendants that also are available in Canada. Plaintiffs claim that, as a result of the alleged conspiracy, U.S. prices for defendants’ prescription drugs are higher than they otherwise would be. Plaintiffs seek monetary relief, including treble damages and a refund of the allegedly unlawful profits received by defendants, and injunctive relief. In August 2005, the court granted the defendants’ motion to dismiss this action, and the plaintiffs have appealed the decision.

Also in 2004, a number of independent pharmacists in California filed an action in California Superior Court, Alameda County, against Pfizer and several other pharmaceutical manufacturers. The complaint, as amended, asserts that the defendants conspired to fix the prices of their prescription drugs in California, using the prices at which such drugs are sold in Canada as the minimum prices, in violation of California antitrust and unfair business practices laws.

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

F. Government Investigations and Requests for Information

Like other pharmaceutical companies, we are subject to extensive regulation by national, state and local government agencies in the U.S. and in the other countries in which we operate. As a result, we have interactions with government agencies on an ongoing basis. The principal pending investigations and requests for information by government agencies are as follows:

We received requests for information and documents from the Department of Justice in 2003 concerning the marketing of Genotropin as well as certain managed care payments, and in 2005 concerning certain physician payments budgeted to our prescription pharmaceutical products.

In 2003 and 2004, we received requests for information and documents concerning the marketing and safety of Bextra and Celebrex from the Department of Justice and a group of state attorneys general. In 2005, we received a similar request from the staff of the Securities and Exchange Commission.

In 2005, the Department of Justice informed us that it is investigating Pharmacia’s former contractual relationship with a health care intermediary.

The Company has voluntarily provided the Department of Justice and the Securities and Exchange Commission information concerning certain potentially improper payments made in connection with foreign sales activities in certain countries. In Italy, Pfizer Italia S.r.l., an indirect, wholly owned subsidiary of Pfizer Inc., has been notified that it is under criminal investigation by the Public Attorney’s office in Bari, Italy, with respect to gifts and payments allegedly provided to certain doctors operating within Italy’s national healthcare system. Pfizer Italia intends to continue to fully cooperate with the Public Attorney’s office.

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

G. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and at December 31, 2005, recorded amounts for the estimated fair value of these indemnifications are not material.

19. Segment, Geographic and Revenue Information

Business Segments

We operate in the following business segments:

•	Human Health

—

The Human Health segment, which represents our pharmaceutical business, includes treatments for cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

•	Consumer Healthcare

	—	The Consumer Healthcare segment includes self-medications for oral care, upper respiratory health, tobacco dependence, gastrointestinal health, skin care, eye care and hair growth.

•	Animal Health

	—	The Animal Health segment includes prevention and treatments for diseases in livestock and companion animals.

We operate several other businesses, including the manufacture of empty soft-gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. Due to the size of these businesses, they are grouped into the “Corporate/Other” category.

2005 Financial Report	67

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

For our reportable operating segments (i.e., Human Health, Consumer Healthcare, Animal Health), segment profit/(loss) is measured based on income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles and before certain costs, such as significant impacts of purchase accounting for acquisitions and merger-related costs. This methodology is utilized by management to evaluate each business.

Certain income/(expense) items that are excluded from the operating segments’ profit/(loss) are considered corporate items and are included in Corporate/Other. These items include interest income/(expense), corporate expenses (e.g., corporate administration costs), other income/(expense) items (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based compensation expenses not allocated to the business segments, significant impacts of purchase accounting for acquisitions, certain milestone payments, merger-related costs, intangible asset impairments and costs related to our new productivity initiative.

Each segment is managed separately and offers different products requiring different marketing and distribution strategies.

We sell our products primarily to customers in the wholesale sector. In 2005, sales to our three largest U.S. wholesaler customers represented approximately 18%, 13% and 10% of total revenues and, collectively, represented approximately 25% of accounts receivable at December 31, 2005. In 2004, sales to the three largest U.S. wholesalers represented approximately 18%, 14% and 13% of total revenues and, collectively, represented approximately 25% of accounts receivable at December 31, 2004. These sales and related accounts receivable were concentrated in the Human Health segment.

Revenues exceeded $500 million in each of 12 countries outside the U.S. in 2005 and each of ten countries outside the U.S. in 2004. The U.S. was the only country to contribute more than 10% of total revenues in each year.

The 2005, 2004 and 2003 financial statement elements highlighted below reflect the impact of our acquisition of Pharmacia on April 16, 2003.

68	2005 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following tables present segment, geographic and revenue information:

Segment

	FOR/AS OF THE YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005		2004		2003

Revenues
Human Health	$44,284		$46,133		$39,425
Consumer Healthcare	3,878		3,516		2,949
Animal Health	2,206		1,953		1,598
Corporate/Other(a)	930		914		764

Total revenues	$51,298		$52,516		$44,736

Segment profit/(loss)(b)
Human Health	$19,594		$20,927		$16,719
Consumer Healthcare	698		667		613
Animal Health	405		353		247
Corporate/Other(a)	(9,163	)(c)	(7,940	)(d)	(14,333	)(e)

Total profit/(loss)	$11,534		$14,007		$3,246

Identifiable assets
Human Health	$74,406		$81,651		$80,952
Consumer Healthcare	6,060		5,886		5,602
Animal Health	2,098		1,992		1,870
Corporate/Other(a)	35,001		33,549		28,351

Total identifiable assets	$117,565		$123,078		$116,775

Property, plant and equipment additions(f)
Human Health	$1,755		$2,268		$2,127
Consumer Healthcare	136		76		98
Animal Health	61		95		57
Corporate/Other(a)	154		162		347

Total property, plant and equipment additions	$2,106		$2,601		$2,629

Depreciation and amortization(f)
Human Health	$1,901		$1,490		$1,427
Consumer Healthcare	57		64		70
Animal Health	59		57		58
Corporate/Other(a)	3,559	(g)	3,482	(g)	2,470	(g)

Total depreciation and amortization	$5,576		$5,093		$4,025

(a)

Corporate/Other includes our other businesses, which include the manufacturing of empty soft-gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. Corporate/Other also includes interest income/(expense) , corporate expenses (e.g., corporate administration costs), other income/(expense) (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based compensation expenses not allocated to the business segments, significant impacts of purchase accounting for acquisitions, certain milestone payments, merger-related costs, intangible asset impairments and costs related to our new productivity initiative.

(b)

Segment profit/(loss) equals income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles and before certain costs, such as significant impacts of purchase accounting for acquisitions, merger-related costs and costs related to our new productivity initiative. This methodology is utilized by management to evaluate each business.

(c)

In 2005, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $5.0 billion, including acquired IPR&D, incremental intangible asset amortization and other charges, (ii) merger-related costs of $943 million, (iii) restructuring charges and implementation costs associated with the Adapting to Scale initiative of $780 million, and (iv) costs associated with the suspension of Bextra’s sales and marketing of $1.2 billion.

(d)

In 2004, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $4.4 billion, including acquired IPR&D, incremental intangible asset amortization and other charges, and the sale of acquired inventory written up to fair value, (ii) merger-related costs of $1.2 billion, (iii) an impairment charge of $691 million for Depo-Provera, (iv) a $369 million charge for litigation-related matters, (v) contingent income earned from the 2003 sale of a product-in-development of $100 million, (vi) the operating results of a divested legacy Pharmacia research facility of $64 million, and (vii) other legacy Pharmacia intangible asset impairments of $11 million.

(e)

In 2003, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $10.1 billion including acquired IPR&D, the sale of acquired inventory written up to fair value and incremental intangible asset amortization and other charges, (ii) merger-related costs of $1.1 billion, and (iii) litigation charges of $1.4 billion.

(f)

Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments, long-term loans and investments and assets held for sale.

(g)	In 2005, 2004 and 2003, Corporate/Other includes charges associated with purchase accounting.

2005 Financial Report	69

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Geographic

	FOR/AS OF THE YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

Revenues
United States(a)	$26,664	$29,539	$26,795
Japan	3,578	3,250	2,626
All other countries	21,056	19,727	15,315

Consolidated	$51,298	$52,516	$44,736

Long-lived assets(b)
United States(a)	$25,825	$29,069	$31,806
Japan	391	502	630
All other countries	18,660	22,065	21,311

Consolidated	$44,876	$51,636	$53,747

(a)	Includes operations in Puerto Rico.

(b)	Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

Revenues by Therapeutic Area

	FOR/AS OF THE YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2005	2004	2003

Human Health
Cardiovascular and metabolic diseases	$18,732	$17,412	$15,846
Central nervous system disorders	6,391	8,092	7,378
Arthritis and pain	2,376	5,203	3,046
Infectious and respiratory diseases	4,766	4,715	4,677
Urology	2,684	2,634	2,457
Oncology	1,996	1,502	875
Ophthalmology	1,373	1,227	668
Endocrine disorders	1,049	925	550
All other	3,852	3,702	3,169
Alliance revenue	1,065	721	759

Total Human Health	44,284	46,133	39,425

Consumer Healthcare	3,878	3,516	2,949
Animal Health	2,206	1,953	1,598
Other	930	914	764

Total revenues	$51,298	$52,516	$44,736

70	2005 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2005
Revenues	$13,091	$12,425	$12,189	$13,592
Costs and expenses	9,960	8,834	8,295	9,631
Merger-related in-process research and development charges	2	260	1,390	—
Restructuring charges and merger-related costs	219	270	307	596

Income from continuing operations before provision for taxes on income, and minority interests	2,910	3,061	2,197	3,365
Provision/(benefit) for taxes on income	2,635	(413)	591	610
Minority interests	3	2	4	7

Income from continuing operations	272	3,472	1,602	2,748

Discontinued operations:
(Loss) income from discontinued operations — net of tax	(12)	(9)	(16)	6
Gains on sales of discontinued operations — net of tax	41	—	3	3

Discontinued operations — net of tax	29	(9)	(13)	9

Cumulative effect of a change in accounting principles	—	—	—	(25)

Net income	$301	$3,463	$1,589	$2,732

Earnings per common share — basic:
Income from continuing operations	$0.04	$0.47	$0.22	$0.37
Discontinued operations — net of tax	—	—	—	—
Cumulative effect of a change in accounting principles	—	—	—	—

Net income	$0.04	$0.47	$0.22	$0.37

Earnings per common share — diluted:
Income from continuing operations	$0.04	$0.47	$0.22	$0.37
Discontinued operations — net of tax	—	—	—	—
Cumulative effect of a change in accounting principles	—	—	—	—

Net income	$0.04	$0.47	$0.22	$0.37

Cash dividends paid per common share	$0.19	$0.19	$0.19	$0.19

Stock prices
High	$27.75	$29.21	$27.82	$25.57
Low	$23.80	$25.52	$24.67	$20.27

Merger-related in-process research and development charges primarily includes amounts incurred in connection with our acquisition of Vicuron and Idun (see Note 2B, Acquisitions: Other Acquisitions).

Restructuring charges and merger-related costs include integration and restructuring costs primarily related to our acquisition of Pharmacia (see Note 5, Merger-Related Costs) and the restructuring charges related to our AtS initiative (see Note 4, Adapting to Scale Initiative).

As of January 31, 2006, there were 254,564 record holders of our common stock (symbol PFE).

2005 Financial Report	71

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2004
Revenues	$12,487	$12,274	$12,831	$14,924
Costs and expenses	8,156	8,557	8,690	10,842
Merger-related in-process research and development charges	955	—	—	116
Restructuring charges and merger-related costs	247	289	190	467

Income from continuing operations before provision for taxes on income, and minority interests	3,129	3,428	3,951	3,499
Provision for taxes on income	809	582	650	625
Minority interests	2	2	3	3

Income from continuing operations	2,318	2,844	3,298	2,871

Discontinued operations:
Income/(loss) from discontinued operations — net of tax	13	17	(3)	(49)
Gains on sales of discontinued operations — net of tax	—	2	46	3

Discontinued operations — net of tax	13	19	43	(46)

Net income	$2,331	$2,863	$3,341	$2,825

Earnings per common share — basic:
Income from continuing operations	$0.31	$0.38	$0.44	$0.39
Discontinued operations — net of tax	—	—	0.01	(0.01)

Net income	$0.31	$0.38	$0.45	$0.38

Earnings per common share — diluted:
Income from continuing operations	$0.30	$0.38	$0.43	$0.39
Discontinued operations — net of tax	—	—	0.01	(0.01)

Net income	$0.30	$0.38	$0.44	$0.38

Cash dividends paid per common share	$0.17	$0.17	$0.17	$0.17

Stock prices
High	$38.89	$37.90	$34.63	$31.50
Low	$33.50	$33.82	$29.60	$21.99

All financial information reflects the following as discontinued operations: our in-vitro allergy and autoimmune diagnostics testing, surgical ophthalmics, certain European generics, as well as certain non-core consumer healthcare product lines (primarily marketed in Europe) and the femhrt, Loestrin and Estrostep women’s health product lines (see Note 3, Dispositions).

Merger-related in-process research and development charges primarily includes amounts incurred in connection with our acquisition of Esperion (see Note 2B, Acquisitions: Other Acquisitions).

Restructuring charges and merger-related costs include integration and restructuring costs primarily related to our acquisition of Pharmacia (see Note 5, Merger-Related Costs).

72	2005 Financial Report

Financial Summary
Pfizer Inc and Subsidiary Companies

	AS OF/FOR THE YEAR ENDED DECEMBER 31,

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2005	2004	2003	2002	2001	2000

Revenues(a)	$51,298	$52,516	$44,736	$32,294	$28,947	$25,958
Research and development expenses(b)	7,442	7,684	7,487	5,208	4,982	4,374
Other costs and expenses	29,278	28,561	27,893	14,690	13,183	12,890
Merger-related in-process research and development charges(c)	1,652	1,071	5,052	—	—	—
Restructuring charges and merger-related costs(d)	1,392	1,193	1,058	630	819	3,223

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	11,534	14,007	3,246	11,766	9,963	5,471
Provision for taxes on income	(3,424)	(2,665)	(1,614)	(2,599)	(2,426)	(1,936)
Income from continuing operations before cumulative effect of a change in accounting principles	8,094	11,332	1,629	9,161	7,523	3,522
Discontinued operations — net of tax	16	29	2,311	375	265	204
Cumulative effect of a change in accounting principles — net of tax(e)	(25)	—	(30)	(410)	—	—

Net income	8,085	11,361	3,910	9,126	7,788	3,726

Effective tax rate — continuing operations	29.7%	19.0%	49.7%	22.1%	24.4%	35.4%
Depreciation and amortization	5,576	5,093	4,025	1,030	965	877
Property, plant and equipment additions	2,106	2,601	2,629	1,758	2,105	2,073
Cash dividends paid	5,555	5,082	4,353	3,168	2,715	2,197

Working capital(f)	13,448	12,630	6,768	6,242	5,502	6,073
Property, plant and equipment — net	17,090	18,385	18,156	10,712	9,783	8,757
Total assets(f)	117,565	123,078	116,775	46,356	39,153	33,510
Long-term debt	6,347	7,279	5,755	3,140	2,609	1,123
Long-term capital(g)	82,291	87,646	84,203	23,505	21,348	17,575
Shareholders’ equity	65,627	68,278	65,377	19,950	18,293	16,076

Earnings per common share — basic:
Income from continuing operations before cumulative effect of a change in accounting principles	1.10	1.51	0.22	1.49	1.21	0.57
Discontinued operations — net of tax	—	—	0.32	0.06	0.04	0.03
Cumulative effect of a change in accounting principles — net of tax(e)	—	—	—	(0.07)	—	—

Net income	1.10	1.51	0.54	1.48	1.25	0.60

Earnings per common share — diluted:
Income from continuing operations before cumulative effect of a change in accounting principles	1.09	1.49	0.22	1.47	1.18	0.56
Discontinued operations — net of tax	—	—	0.32	0.06	0.04	0.03
Cumulative effect of a change in accounting principles — net of tax(e)	—	—	—	(0.07)	—	—

Net income	1.09	1.49	0.54	1.46	1.22	0.59

Market value per share (December 31)	23.32	26.89	35.33	30.57	39.85	46.00
Return on shareholders’ equity	12.1%	17.0%	9.2%	47.7%	45.3%	24.8%
Cash dividends paid per common share	0.76	0.68	0.60	0.52	0.44	0.36
Shareholders’ equity per common share	8.96	9.19	8.63	3.27	2.95	2.58
Current ratio	1.47:1	1.48:1	1.28:1	1.34:1	1.40:1	1.50:1

Weighted average shares used to calculate:
Basic earnings per common share amounts	7,361	7,531	7,213	6,156	6,239	6,210
Diluted earnings per common share amounts	7,411	7,614	7,286	6,241	6,361	6,368

2005 Financial Report	73

Financial Summary
Pfizer Inc and Subsidiary Companies

On April 16, 2003, Pfizer acquired Pharmacia Corporation, in a transaction accounted for as a purchase. All financial information reflects the following as discontinued operations: our in-vitro allergy and autoimmune diagnostic testing, certain European generics, surgical ophthalmic, confectionery, shaving and fish-care products businesses as well as certain non-core consumer healthcare product lines (primarily marketed in Europe) and the femhrt, Loestrin and Estrostep women’s health product lines, as applicable.

In addition, depreciation and amortization includes amortization of goodwill prior to our adoption of SFAS No.142, Goodwill and Other Intangible Assets, in 2002.

(a)

In 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with our historical method. This adjustment increased revenues in 2001 by $175 million. 2001 and 2000 data reflect reclassifications between Revenues and Other costs and expenses of $108 million in 2001, and $105 million in 2000 as a result of the January 1, 2002 adoption of EITF Issue No.00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.

(b)

Research and development expenses includes co-promotion charges and milestone payments for intellectual property rights of $156 million in 2005; $160 million in 2004; $380 million in 2003; $32 million in 2002; and $206 million in 2001.

(c)	In 2005, 2004 and 2003, we recorded charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development.

(d)

Restructuring charges and merger-related costs primarily includes the following:

2005 — Integration costs of $538 million and restructuring charges of $390 million related to our acquisition of Pharmacia in 2003 and restructuring charges of $450 million related to our AtS productivity initiative.

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

2000 — Transaction costs directly related to our merger with Warner-Lambert of $226 million; costs related to Warner-Lambert’s termination of the Warner-Lambert/American Home Products merger of $1.8 billion; integration costs of $242 million and restructuring charges of $917 million.

(e)

In 2005, as a result of adopting FIN 47, Accounting for Conditional Asset Retirement Obligations, we recorded a non-cash pre-tax charge of $40 million ($25 million, net of tax). In 2003, as a result of adopting SFAS No.143, Accounting for Asset Retirement Obligations, we recorded a non-cash pre-tax charge of $47 million ($30 million, net of tax).

In 2002, as a result of adopting SFAS No.142, Goodwill and Other Intangible Assets, we recorded pre-tax charges of $565 million ($410 million, net of tax).

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

(g)	Defined as long-term debt, deferred taxes, minority interests and shareholders’ equity.

74	2005 Financial Report