Form 10-K, Exhibit 13
period 2006-12-31
PFIZER INC
filed 2007-03-01
CIK 78003

Exhibit 13

P f i z e r   I n c .
2 0 0 6   F i n a n c i a l   R e p o r t

[This Page Intentionally Left Blank]

Financial Review Pfizer Inc and Subsidiary Companies

Introduction
Our Financial Review is provided in addition to the accompanying consolidated financial statements and footnotes to assist readers in understanding Pfizer’s results of operations, financial condition and cash flows. The Financial Review is organized as follows:

•

Overview of Our Performance and Operating Environment. This section provides information about the following: our business; our 2006 performance; our operating environment and response to key opportunities and challenges; our productivity and cost-savings program; our strategic initiatives, such as significant licensing and new business development transactions, as well as the disposition of our Consumer Healthcare business; and our expectations for 2007 and 2008.

•

Accounting Policies. This section, beginning on page 9, discusses those accounting policies that we consider important in understanding Pfizer’s consolidated financial statements. For additional accounting policies, which include those considered to be critical accounting policies, see Notes to Consolidated Financial Statements—Note 1. Significant Accounting Policies.

•

Analysis of the Consolidated Statement of Income. This section, beginning on page 13, provides an analysis of our revenues and products for the three years ended December 31, 2006, including an overview of important product developments; a discussion about our costs and expenses, including an analysis of the financial statement impact of our discontinued operations and dispositions during the period; and a discussion of Adjusted income, which is an alternative view of performance used by management.

•

Financial Condition, Liquidity and Capital Resources. This section, beginning on page 28, provides an analysis of our balance sheet as of December 31, 2006 and 2005, and cash flows for the three years ended December 31, 2006, as well as a discussion of our outstanding debt and commitments that existed as of December 31, 2006. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to fund Pfizer’s future activities.

•

New Accounting Standards. This section, beginning on page 31, discusses accounting standards that we have recently adopted, as well as those that have been recently issued, but not yet adopted by us. For those standards that we have not yet adopted, we have included a discussion of the expected impact to Pfizer, if known.

•

Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 32, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to our financial results, operations and business plans and prospects. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies.

Overview of Our Performance and Operating Environment

Our Business

We are a global, research-based company that is dedicated to better health and greater access to healthcare for people and their valued animals. Our purpose is to help people live longer, healthier, happier and more productive lives. Our efforts in support of that purpose include the discovery, development, manufacture and marketing of breakthrough medicines; the exploration of ideas that advance the frontiers of science and medicine; and the support of programs dedicated to illness prevention, health and wellness, and increased access to quality healthcare. Our value proposition is to demonstrate that our medicines can effectively treat disease, including the associated symptoms and suffering, and can form the basis for an overall improvement in healthcare systems and their related costs. This improvement can be achieved by increasing effective prevention and treatment and by reducing the need for hospitalization. Our revenues are derived from the sale of our products, as well as through alliance agreements, under which we co-promote products discovered by other companies.

Our Pharmaceutical segment represented 93% of our total revenues in 2006 and, therefore, developments relating to the pharmaceutical industry can have a significant impact on our operations.

Our 2006 Performance

We showed a solid performance in 2006, with our in-line products in the aggregate performing well in a tough operating environment and many of our new products making important contributions as well, largely offset by revenue declines from the loss of U.S. exclusivity on Zithromax in November 2005 and Zoloft at the end of June 2006, and other factors.

Specifically, in 2006:

•

Revenues increased 2% to $48.4 billion over 2005, due primarily to the solid aggregate performance of our broad portfolio of patent-protected medicines and an aggregate year-over-year increase in revenues from new products launched since 2004, largely offset by the impact of the loss of U.S. exclusivity on Zithromax in November 2005 and Zoloft in June 2006. Those two products collectively experienced a decline in revenues of about $2.5 billion in 2006 compared to 2005. These declines were offset by an aggregate revenue increase in the balance of our portfolio of patent-protected products, such as Lipitor (up 6%), Norvasc (up 3%), Caduet (up 99%), Geodon/Zeldox (up 29%), Celebrex (up 18%), Zyvox (up 27%), Vfend (up 30%), Detrol/Detrol LA (up 11%), Aromasin (up 30%), Xalatan (up 6%), and Zyrtec (up 15%), as well as the successful launches of several new medicines since 2004. As of October 2006, our portfolio of medicines included three of the world’s 25 best-selling medicines, with seven medicines that led their therapeutic areas. (See further discussion in the “Analysis of the Consolidated Statement of Income” section of this Financial Review.)

•

Income from continuing operations before cumulative effect of a change in accounting principles was $11.0 billion compared with $7.6 billion in 2005. The increase was primarily due to event-driven expenses, such as:

2006 Financial Report | 1

Financial Review
Pfizer Inc and Subsidiary Companies

o

lower Acquisition-related in-process research and development charges (IPR&D). In 2006, we incurred IPR&D expenses of $835 million, primarily related to our acquisitions of PowderMed Ltd., and Rinat Neuroscience Corp. (Rinat), as compared with IPR&D of $1.7 billion in 2005, primarily related to our acquisitions of Vicuron Pharmaceuticals, Inc. (Vicuron) and Idun Pharmaceuticals, Inc. (Idun).

o

lower asset impairment charges. In 2006, we expensed $320 million related to the impairment of our Depo-Provera intangible asset while, in 2005, we expensed $1.2 billion related to the impairment of our Bextra intangible asset.

o

a lower effective income tax rate. In 2006, our effective tax rate on continuing operations of 15.3% was lower than the 29.4% rate in 2005, which largely reflected the impact of our decision to repatriate approximately $37 billion of foreign earnings to the United States in 2005.

(See further discussion in the “Analysis of the Consolidated Statement of Income” section of this Financial Review.)

•

Discontinued operations—net of tax were $8.3 billion in 2006, compared with $498 million in 2005. The results in both years relate primarily to our Consumer Healthcare business, which was sold on December 20, 2006. The 2006 amount includes the gain on the sale of this business of approximately $7.9 billion, after tax. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Dispositions” and “Analysis of the Consolidated Statement of Income” sections of this Financial Review.)

•

We completed a number of strategic acquisitions that we believe will strengthen and broaden our existing pharmaceutical capabilities. We acquired the worldwide rights to manufacture and sell Exubera, an inhaled form of insulin, for about $1.4 billion. We also acquired two companies, PowderMed Ltd., a U.K. company specializing in the emerging science of DNA-based vaccines for the treatment of influenza and chronic viral diseases, and Rinat, a biologics company with several new central nervous system product candidates. (See further discussion in the “Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

•

We made significant progress with our Adapting to Scale (AtS) productivity initiative, which is a broad-based, company-wide effort to leverage our scale and strength more robustly and increase our productivity. We realized approximately $2.6 billion in savings in 2006, exceeding our original savings goal of about $2 billion for this period, while incurring related costs of $2.1 billion in 2006 and $763 million in 2005. Building on what had already been accomplished, we significantly expanded the goals of this initiative in October 2006 and are now targeting an absolute net reduction in the pre-tax expense component of Adjusted income and the creation of a more flexible cost structure. In addition to these cost-centered goals, we have announced other priorities, such as maximizing revenues from the current product portfolio, investing in medium- and long-term growth opportunities though our internal pipeline and externally-sourced products and creating smaller, more focused and accountable operating units. (See further discussion in the “Our Productivity and Cost Savings Program” section of this Financial Review. For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

Our Operating Environment and Response to Key Opportunities and Challenges

We and our industry are facing significant challenges in a profoundly changing business environment and we are taking steps to fundamentally change the way we run our business to meet these challenges, as well as to take advantage of the diverse and attractive opportunities that we see in the marketplace.

There are a number of industry-wide factors that may affect our business and they should be considered along with the information presented in the “Forward-Looking Information and Factors That May Affect Future Results,” section of this Financial Review. Such industry-wide factors include pricing and access, intellectual property rights, product competition, the regulatory environment and pipeline productivity and the changing business environment.

Pricing and Access

We believe that our medicines provide significant value for both healthcare providers and patients, not only from the improved treatment of diseases, but also from a reduction in other healthcare costs such as hospitalization or emergency room costs. Notwithstanding the benefits of our products, the pressures from governments and other payer groups are continuing and increasing. These pressure points can include price controls, price cuts (directly or by rebate actions) and regulatory changes that limit access to certain medicines.

•

Governments around the world continue to seek discounts on our products, either by leveraging their significant purchasing power or by mandating prices or implementing price controls. In the U.S., the enactment of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act), which went into effect in 2006, expanded access to medicines to patients-in-need through prescription drug benefits for Medicare beneficiaries. While expanded access results in increased sales of our products, such increases could be offset by increased pricing pressures in the future, due to the enhanced purchasing power of the private sector providers that negotiate on behalf of Medicare beneficiaries.

•

We have recently seen restrictive measures on access and pricing taken by influential decision-makers in several large European markets and the growing power of managed care organizations in the U.S. has increased the pressure on pharmaceutical prices and access.

•

A rise in consumer-directed health plans, as well as tiered co-pay in managed care plans, has increased end-customer sensitization to the cost of healthcare. Consumers have become aware of global price differences that result from price controls imposed by certain governments and have become more willing to seek less expensive alternatives, such as sourcing medicines across national borders, despite the increased risk of receiving inferior or counterfeit products, and switching to generics.

2 | 2006 Financial Report

Financial Review Pfizer Inc and Subsidiary Companies

Our response:

•

We will continue to work within the current legal and pricing structures, as well as continue to review our pricing arrangements and contracting methods with payers, to maximize access to patients and minimize the impact on our revenues.

•	We will continue to actively engage payers, patients and physicians in dialogues about the value of our products and how we can best work with them to fight disease and improve outcomes.

•	We will continue to encourage payers to work with us early in the development process to ensure that our approved products will deliver the value expected by those payers.

•	We will continue to be a constructive force in helping to shape healthcare policy and regulation of our products.

Intellectual Property Rights

Our business model is highly dependent on intellectual property rights, primarily in the form of government-granted patent rights, and on our ability to enforce and defend those rights around the world.

•

Intellectual property legal protections and remedies are a significant factor in our business. Many of our products are protected by a wide range of patents, such as composition-of-matter patents, compound patents, patents covering processes and procedures and/or patents issued for additional indications or uses. As such, many of our products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once the patent protection period has expired, generic pharmaceutical manufacturers generally produce similar products and sell those products for a lower price. This price competition can substantially decrease our revenues for products that lose exclusivity, often by as much as 80% in the U.S. in the first year after patent expiration.

•

The loss of patent protection with respect to any of our major products can have a material adverse effect on future revenues and our results of operations. As mentioned above, our performance in 2006 was significantly impacted by the loss of U.S. exclusivity of Zithromax in November 2005 and Zoloft at the end of June 2006. Further, we face a substantial adverse impact on our performance from the loss of U.S. exclusivity for Norvasc and Zyrtec in 2007 and Camptosar in 2008. These five products represented 26% of our total revenues for the year ended December 31, 2005, and 21% of our total revenues for the year ended December 31, 2006.

•

Patents covering our products are also subject to legal challenges. Increasingly, generic pharmaceutical manufacturers are launching products that are under legal challenge for patent infringement before the final resolution of the associated legal proceedings—called an “at-risk” launch. The success of any of these “at-risk” challenges could significantly impact our revenues and results of operations.

•

There is a continuing disparity in the recognition and enforcement of intellectual property rights among countries worldwide. Organizations such as the World Trade Organization (WTO), under the WTO Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPS), have been instrumental in educating governments about the long-term benefits of strong patent laws. However, until patent rights are uniformly recognized around the world, the profitability of our products can be significantly impacted in markets with weak or nonexistent protections.

•

The integrity of our products is subject to an increasingly predatory atmosphere, seen in the growing problem of counterfeit drugs, which harm patients either through a lack of active ingredients or through the inclusion of harmful components. Our ability to work with law enforcement to successfully counter these dangerous criminal activities will have an impact on our revenues and results of operations.

Our response:

•

We will continue to aggressively defend our patent rights against infringement, whenever appropriate, but the number and aggressiveness of these infringements has increased substantially in the past few years. (See also Notes to the Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies).

• We will continue to participate in the generics market for our products, whenever appropriate, once they lose exclusivity.

•

We will continue to take actions to deliver more products of greater value more quickly. (See further discussion in the “Regulatory Environment and Pipeline Productivity” section of this Financial Review.)

• We will continue to support efforts that strengthen worldwide recognition of patent rights, while taking necessary steps to ensure appropriate patient access.

• We will continue to employ innovative approaches to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of our products.

Product Competition

Some of our products face competition in the form of new branded products or generic drugs, which treat similar diseases or indications. For example, Lipitor began to face competition in the U.S. from generic pravastatin (Pravachol) in April 2006 and generic simvastatin (Zocor) in June 2006, as well as other competitive pressures. In addition, as noted above, we face the loss of U.S. exclusivity for Norvasc and Zyrtec during 2007 and Camptosar in 2008.

Our response:

•

We will continue to highlight the benefits of our products, in terms of cost, safety and efficacy, as appropriate. For example, the success of Lipitor is the result of an unprecedented array of clinical data supporting both efficacy and safety, and we have launched a new advertising campaign that highlights these benefits.

Regulatory Environment and Pipeline Productivity

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strong operation of our businesses.

2006 Financial Report | 3

Financial Review Pfizer Inc and Subsidiary Companies

•	We are confronted by increasing regulatory scrutiny of drug safety and efficacy even as we continue to gather safety and other data on our products, before and after the products have been launched.

•

The opportunities for improving human health remain abundant as scientific innovation increases daily into new and more complex areas and as the extent of unmet medical needs remains high. However, according to The Pharmaceutical Research and Manufacturers of America, 2006 Pharmaceutical Industry Profile, the cost to successfully develop and obtain regulatory approvals for a new medicine is about $800 million, and the process can take up to 10 to 15 years.

•	Our product lines must be replenished over time in order to offset future revenue losses when products lose their exclusivity, as well as to provide for growth.

Our response:

•

As the world’s largest privately funded biomedical operation, and through our global scale, we will continue to develop and deliver innovative medicines that will benefit patients around the world. We will continue to make the investments necessary to serve patients’ needs and to generate long-term growth. For example:

o

During 2006, we continued to introduce new products, including Eraxis, Sutent, Exubera and Chantix in the U.S. In Europe, Sutent and Exubera entered the marketplace, and Champix (the trade name for Chantix in Europe) was launched in December 2006.

o	During 2006, we or our development partners submitted two new drug applications (NDAs) to the U.S. Food and Drug Administration (FDA) for important new drug candidates: maraviroc and fesoterodine.

o	In December 2006, we filed a supplemental NDA with the FDA for Lyrica for the treatment of fibromyalgia.

o

Several key medicines received approval for new indications in 2006, including approvals for Lyrica for central neuropathic pain and generalized anxiety disorder in the E.U., and Celebrex for juvenile arthritis in the U.S.

o

We continue to conduct research on a scale that can help redefine medical practice. We have over 240 novel compounds in development, spanning multiple therapeutic areas, and we are leveraging our status as the industry’s partner of choice to expand our licensing operations. Our research and development (R&D) pipeline includes 249 projects in development: 177 new molecular entities and 72 product-line extensions. In addition, we have more than 350 projects in discovery research. During 2006, 47 new compounds were advanced from discovery research into preclinical development, 29 preclinical development candidates progressed into Phase 1 human testing and 18 Phase 1 clinical development candidates advanced into Phase 2 proof-of-concept trials.

•

We will continue to focus on reducing attrition as a key component of our R&D productivity improvement effort. For several years, we have been revising the quality hurdles for candidates entering development, as well as throughout the development process. As the quality of candidates has improved, the development attrition rate has begun to fall. Our goal is to launch four new products a year from internal development beginning in 2011.

•

While a significant portion of R&D is done internally, we will continue to seek to expand our pipeline by entering into agreements with other companies to develop, license or acquire promising compounds, technologies or capabilities. Co-development, alliance and license agreements allow us to capitalize on these compounds to expand our pipeline of potential future products.

o

Due to our strength in marketing and our global reach, we are able to attract other organizations that may have promising compounds and that can benefit from our strength and skills. We have more than 800 alliances across the entire spectrum of the discovery, development and commercialization process.

o

Over the past three years, we have invested $6.7 billion in acquisitions for these purposes. For example, an area where we are expanding aggressively is in biologics, large-molecule approaches to treating disease when small molecules are not available or effective. In 2006, we acquired Rinat, a biologics company with several new central-nervous-system product candidates. In 2005, the acquisition of Vicuron built on Pfizer’s extensive experience in anti-infectives and demonstrates our commitment to strengthen and broaden our pharmaceutical business through strategic product acquisitions.

o

By acquiring PowderMed Ltd. in 2006, we look forward to exploring vaccines across various therapeutic areas using the acquired vaccine technology and delivery device. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

o	Our goal is to launch two new externally-sourced products each year beginning in 2010.

Changing Business Environment

With the business environment changing rapidly, as described above, we recognize that we must also fundamentally change the way we run our company to meet those challenges.

Our response:

•	We will continue to streamline our company to reduce bureaucracy and enable us to move quickly.

•	We will continue to restructure our cost base to drive efficiencies and enable greater agility and operating flexibility.

•	We will continue to simplify our R&D organization and will improve productivity by consolidating each of the research teams focused on any given therapeutic area to one of four major sites.

•	We will restructure our U.S. Pharmaceutical Operations into four business units to create a more focused and entrepreneurial

4 | 2006 Financial Report

Financial Review Pfizer Inc and Subsidiary Companies

environment that will enhance innovation while allowing us to draw on the advantages of our scale and resources. A fifth business unit will be responsible for customer support and specifically focused on managed care and access.

•	We will continue to address the wide array of patient populations through our innovative access and affordability programs.

•

Fundamentally, we will change the way we run our company to meet the challenges of a changing business environment. (See further discussion in the “Our Productivity and Cost-Savings Program” section of this Financial Review.)

In addition to the above challenges and opportunities, we believe that there are other opportunities for revenue generation for our products, including:

•	Current demographics of developed countries indicate that people are living longer and, therefore, will have a greater need for the most effective medicines.

•

The large number of untreated patients within our various therapeutic categories. For example, of the tens of millions of Americans who need medical therapy for high cholesterol, we estimate only about one-fourth are actually receiving treatment.

•	Refocusing the debate on health policy to address the cost of disease that remains untreated and the benefits of investing in prevention and wellness to not only improve health, but save money.

•	Developing medicines that meet medical need and that patients will take; that physicians will prescribe; that customers will pay for; and that add the most value for Pfizer.

•	The promise of technology to improve upon existing therapies and to introduce treatments where none currently exist.

•	Our increased presence in emerging markets worldwide, where economic expansion is creating new growth opportunities.

•	Worldwide emphasis on the need to find solutions to difficult problems in healthcare systems.

Our Productivity and Cost-Savings Program

During 2006 and 2005, we made significant progress with our multi-year productivity initiative, called Adapting to Scale (AtS), which was designed to increase efficiency and streamline decision-making across the company. This initiative, launched in early 2005, and broadened in October 2006, follows the integration of Warner-Lambert and Pharmacia. During 2006 and 2005, cost savings realized from our AtS productivity initiative were approximately $2.6 billion and $800 million.

On January 22, 2007, we announced plans to fundamentally change the way we run our business to meet the challenges of a changing business environment and take advantage of the diverse opportunities in the marketplace. We intend to generate cost savings through site rationalization in research and manufacturing, reductions in our global sales force, streamlined organizational structures, staff function reductions, and increased outsourcing and procurement savings. Our cost reduction initiatives will result in the elimination of about 10,000 positions, or about 10% of our total worldwide workforce by the end of 2008. This includes the 20% reduction of our U.S. sales force completed in December 2006 and, subject to consultation with works councils and local labor law, a reduction of our sales force in Europe by more than 20%. These and other actions will allow us to reduce costs in support services and facilities, and to redeploy a portion of the hundreds of millions of dollars saved into the discovery and development work of our scientists. These and other new initiatives are discussed below.

Net of various cost increases and investments during the period, by the end of 2007, we expect to decrease the Selling, informational and administrative expense (SI&A) pre-tax component of Adjusted income by $500 million compared to 2006. By the end of 2008, we expect to achieve an absolute net reduction of the pre-tax expense component of Adjusted income of between $1.5 billion and $2.0 billion, compared to 2006. (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

Projects in various stages of implementation include:

Pfizer Global Research and Development (PGRD)—

•

Creating a More Agile and Productive Organization—To increase efficiency and effectiveness in bringing new therapies to patients-in-need, in January 2007, PGRD announced a number of actions that will continue to transform the research division, including consolidating each research therapeutic area into a single site. We also announced that PGRD will exit two discovery therapeutic areas (gastroenterology and dermatology), but will continue developing compounds in those areas that are already in the pipeline. The remaining nine research therapeutic areas are: cardiovascular, metabolic and endocrine; neuroscience; inflammation; allergy and respiratory; infectious diseases; pain; oncology; urology and sexual health and ophthalmology. In addition, five sites were identified for closure (Ann Arbor, Esperion and Kalamazoo, Michigan; Nagoya, Japan; and Amboise, France), subject to consultation with works councils and local labor law in the case of Nagoya and Amboise. This reorganization has been designed to create smaller, more agile research units, drive the growth of our bigger pipeline while maintaining costs, and generate more products from a smaller, more productive organization.

•

Standardization of Practices—Standardization of practices across PGRD is driving costs down and increasing efficiencies in our research facilities, resulting in significant savings. Centers of emphasis have been built to take advantage of special skill sets, reduce waste and enhance asset utilization. We substantially reduced the number of pilot plants that manufacture the active ingredients for our clinical supplies, making more efficient use of the capacity retained. Clinical supply depots across the globe are being realigned with future needs. For example, across Europe and Canada 26 out of 37 depots have been identified for rationalization, with 15 closures completed through December 31, 2006.

•

Enhanced Clinical Trial Design—To reduce the frequency and cost of clinical trial failures, a common problem across the industry, a key objective for PGRD has been to improve our clinical trial design process. In response, PGRD has standardized and broadly

2006 Financial Report | 5

Financial Review Pfizer Inc and Subsidiary Companies

applied advanced improvements in quantitative techniques. For example, pharmacokinetic/pharmacodynamic modeling and computer-based clinical trial simulation, along with use of leading-edge statistical techniques, including adaptive learning and confirming approaches are being used and we have begun to transform the way clinical trials are designed. Benefits achieved to date from this initiative include improvements in positive predictive capacity, efficiency, risk management and knowledge management. Once fully implemented, this Enhanced Clinical Trial Design initiative is expected to yield significant savings and enhance research productivity.

A wide range of other continuous improvement practices is being applied to enable further productivity improvements in all areas of R&D.

In November 2006, we announced plans to triple our Phase 3 clinical trial portfolio to a projected 15 programs in 2009 in support of our goal to launch four new products a year from internal development starting in 2011. We intend to increase resources dedicated to biotherapeutics, with the objective of launching one product per year within 10 years, and strengthening our antibody platform and building our vaccine business. In addition, we will enhance our capability to identify the right targets and pathways by harnessing new biologic techniques to allow identification and prosecution of the most relevant pathways. We will fund these new investments with savings from reduced spending on support staff and facilities costs.

Pfizer Global Manufacturing (PGM)—

•

Plant Network Optimization—To ensure that our manufacturing facilities are aligned with current and future product needs, we are continuing to optimize Pfizer’s network of plants, which began with the acquisition of Pharmacia. We have focused on innovation and delivering value through a simplified supply network. During 2005 and 2006, 21 sites were identified for rationalization (Angers and Val de Reuil, France; Arecibo and Cruce Davila, Puerto Rico; Arnprior and Orangeville, Canada; Augusta, Georgia; Bangkok, Thailand; Bou Ismail, Algeria; Corby and Morpeth, U.K.; Groton, Connecticut; Holland, Michigan; Islamabad, Pakistan; Jakarta, Indonesia; Malardalen, Stockholm and Uppsala-Fyrislund, Sweden; Seoul, Korea; Tlalpan, Mexico; and Upper Merion, Pennsylvania). In addition, there have been extensive consolidations and realignments of operations resulting in streamlined operations and staff reductions. In particular, sites in Sandwich, U.K.; Lincoln and Omaha, Nebraska; Puerto Rico; Lititz, Pennsylvania; and Brooklyn, New York, have undergone notable staff reductions.

In January 2007, we announced the closure of an additional manufacturing site in Brooklyn, New York. We will also pursue the sale of sites in Omaha, Nebraska, and Feucht, Germany, the latter subject to consultation with works councils and local labor law. In February 2007, we announced that we would close a portion of the active pharmaceutical ingredient (API) plant at Ringaskiddy, Ireland, and that we would pursue the sales of the API facility in Loughbeg, Ireland, a portion of the manufacturing facility in Little Island, Ireland, and the facility in Nerviano, Italy, subject to consultation with works councils and local labor law. From 2003 to 2008, we plan to have reduced our network of manufacturing plants around the world from 100, which includes seven plants that have been acquired since 2003, to 46, including the sites mentioned for closure above, and the sites sold as part of our Consumer Healthcare business.

Worldwide Pharmaceutical Operations (WPO)—

•

Field Force Realignment—To improve our effectiveness in and responsiveness to the business environment, we have realigned our European marketing teams and implemented productivity initiatives for our field force in Japan. In December 2006, we reduced our U.S. sales force by approximately 20%, while maintaining support for all of our products. This reduction followed the major 2005 reorganization of our U.S. field force to drive greater sales-force accountability in preparation for the launch of new medicines. The U.S. field force reduction was implemented swiftly to limit disruption of representative/ physician relationships, provide the right-sized field force and ensure a competitive voice in the marketplace.

In January 2007, we announced that we propose to reduce our sales force in Europe by more than 20%, subject to consultation with works councils and local labor law, while maintaining a competitive voice for our medicines and a strong organization going forward. We will also look to increase accountability in our U.S. Pharmaceutical operation.

Information Technology—

•

Reductions in Application Software—To achieve cost savings, we have pursued significant reductions in application software and data centers (to be reduced from 17 to 4), as well as rationalization of service providers, while enhancing our ability to invest in innovative technology opportunities to further propel our growth. Two of the 17 corporate data centers have now been reduced to local computing facilities, managed remotely from a global operations center. Vendor analysis and selection are currently underway to select a list of global infrastructure service providers. Vendor selection was completed in the fourth quarter of 2006, with transition to the new service providers occurring in 2007 and 2008.

Finance—

•

Further Capitalizing on Shared Service Centers—To achieve cost savings, we have reduced operating costs and improved service levels by standardizing, regionalizing, and/or outsourcing a wide array of transactional accounting activities. Examples include accounts payable, general accounting, accounts receivable, travel and entertainment processing and inventory accounting. In addition, a standard global platform for tax operations was developed, which leverages technology, standardizes processes, and focuses on colleague alignment and skill sets. This effort includes regionalization of tax operations for Europe and the U.S.

Global Sourcing—

•

Leveraging Purchasing Power—To achieve cost savings on purchased goods and services, we have focused on rationalizing suppliers, leveraging the approximately $16 billion of goods and services that Pfizer purchases annually and improving demand

6 | 2006 Financial Report

Financial Review Pfizer Inc and Subsidiary Companies

management to optimize levels of outside services needed and strategic sourcing from lower-cost sources. For example, savings from demand management are being derived in part from reductions in travel, entertainment, consulting and other external service expenses. Facilities savings are being found in site rationalization, energy conservation and renegotiated service contracts.

Our Strategic Initiatives—Strategy and Recent Transactions

Acquisitions, Licensing and Collaborations

We are committed to capitalizing on new growth opportunities by advancing our own new-product pipeline, as well as through licensing, co-promotion agreements and acquisitions. Our business development strategy targets a number of growth opportunities, including biologics, oncology, Alzheimer’s disease, vaccines and other products and services that complement and supplement our internal pipeline and that add value to our customers and patients, and that seek to provide innovative healthcare solutions.

•

In December 2006, we entered into a collaboration agreement with Kosan Biosciences Inc. (Kosan) to develop a gastrointestinal disease treatment. In 2006, we expensed a payment of $12 million, which was included in Research and development expenses. Additional significant milestone payments of up to approximately $238 million may be made to Kosan based upon the successful development and commercialization of a product.

•

In September 2006, we entered into a license agreement with Quark Biotech Inc. (Quark) for exclusive worldwide rights to a compound for the treatment of neovascular (wet) age-related macular degeneration (AMD).

•

In September 2006, we entered into a license and collaboration agreement with TransTech Pharma Inc. (TransTech) to develop and commercialize small- and large- molecule compounds for treatment of Alzheimer’s disease and diabetic neuropathy. Under the terms of the agreement, Pfizer received exclusive worldwide rights to TransTech’s portfolio of compounds. In 2006, we expensed a payment of $101 million, which was included in Research and development expenses. Additional significant milestone payments may be made to TransTech based upon the successful development and commercialization of a product.

•

In June 2006, we entered into a license agreement with Bayer Pharmaceuticals Corporation (Bayer) to acquire exclusive worldwide rights to DGAT-1 inhibitors, an innovative class of compounds that modify lipid metabolism. The lead compound in the class, BAY 74-4113, is a potential treatment for obesity, type 2 diabetes and other related disorders.

•

In February 2006, we completed the acquisition of the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera, an inhaled form of insulin for use in adults with type 1 and type 2 diabetes, and the insulin-production business and facilities located in Frankfurt, Germany, previously jointly owned by Pfizer and sanofi-aventis, for approximately $1.4 billion in cash (including transaction costs). In 2006, in connection with the acquisition, as part of our final purchase price allocation, we recorded $1.0 billion of developed technology rights, $218 million of inventory, and $166 million of Goodwill, all of which have been allocated to our Pharmaceutical segment. The amortization of the developed technology rights is primarily included in Cost of sales. Prior to the acquisition, in connection with our collaboration agreement with sanofi-aventis, we recorded a research and development milestone due to us from sanofi-aventis of $118 million ($71 million, after tax) in Research and development expenses upon the approval of Exubera in January 2006 by the FDA.

•

In December 2006, we completed the acquisition of PowderMed Ltd. (PowderMed), a U.K. company which specializes in the emerging science of DNA-based vaccines for the treatment of influenza and chronic viral diseases, and in May 2006, we completed the acquisition of Rinat Neurosciences Corp. (Rinat), a biologics company with several new central-nervous-system product candidates. In 2006, the aggregate cost of these and other smaller acquisitions was approximately $880 million (including transaction costs). In connection with these transactions, we recorded $835 million in Acquisition-related in-process research and development charges.

•

In November 2005, Pfizer entered into a research collaboration and license agreement with Incyte Corporation (Incyte) and received exclusive worldwide rights to Incyte’s portfolio of CCR2 antagonist compounds for potential use in a broad range of diseases. In 2006, we expensed a payment of $40 million, which was included in Research and development expenses. Additional milestone payments of up to $738 million could potentially be made to Incyte based upon the successful development and commercialization of products in multiple indications.

•

In September 2005, we completed the acquisition of all of the outstanding shares of Vicuron Pharmaceuticals Inc. (Vicuron), a biopharmaceutical company focused on the development of novel anti-infectives, for approximately $1.9 billion in cash (including transaction costs). In connection with the acquisition, as part of our final purchase price allocation, we recorded $1.4 billion in Acquisition-related in-process research and development charges, and $243 million of Goodwill, which has been allocated to our Pharmaceutical segment.

•

In April 2005, we completed the acquisition of Idun Pharmaceuticals Inc. (Idun), a biopharmaceutical company focused on the discovery and development of therapies to control apoptosis, and in August 2005, we completed the acquisition of Bioren Inc. (Bioren), which focuses on technology for optimizing antibodies. In 2005, the aggregate cost of these and other smaller acquisitions was approximately $340 million in cash (including transaction costs). In connection with these transactions, we recorded $262 million in Acquisition-related in-process research and development charges.

•

In March 2005, we entered into a license agreement with Coley Pharmaceutical Group, Inc. (Coley) for a toll-like receptor 9 (TLR9) agonist for the potential treatment, control and prevention of cancer. In 2005, we expensed a payment of $50 million, which was included in Research and development expenses, and purchased $10 million of Coley’s common stock. Additional milestone payments of up to $455 million could potentially be made to Coley based upon the successful development and commercialization of a product.

2006 Financial Report | 7

Financial Review Pfizer Inc and Subsidiary Companies

•

In September 2004, we completed the acquisition of Campto/ Camptosar (irinotecan), from sanofi-aventis for $525 million in cash (including transaction costs). In 2004, in connection with the acquisition, as part of our final purchase price allocation, we recorded $445 million of developed technology rights, which have been allocated to our Pharmaceutical segment.

•

In February 2004, we completed the acquisition of all the outstanding shares of Esperion Therapeutics, Inc. (Esperion), a biopharmaceutical company, for $1.3 billion in cash (including transaction costs). In 2004, in connection with the acquisition, as part of our final purchase price allocation, we recorded $920 million in Acquisition-related in-process research and development charges, and $239 million of Goodwill, which has been allocated to our Pharmaceutical segment.

•

In 2004, we also completed several other small acquisitions. The total purchase price associated with these transactions was approximately $430 million in cash (including transaction costs). In connection with these transactions, we recorded $151 million in Acquisition-related in-process research and development charges, and $206 million in intangible assets, primarily brands (indefinite-lived) and developed technology rights, all of which have been allocated to our Pharmaceutical segment.

In early 2007, we acquired Embrex, Inc., which possesses a unique vaccine delivery system known as Inovoject, which enables baby chicks to be vaccinated while inside their eggs, and BioRexis Pharmaceutical Corp., a privately-held biopharmaceutical company with a number of diabetes candidates and a novel technology platform for developing new protein drug candidates. These transactions are not reflected in our consolidated financial statements as of December 31, 2006.

Dispositions

We evaluate our businesses and product lines periodically for strategic fit within our operations. As of December 31, 2006, we sold the following businesses:

•

In the fourth quarter of 2006, we sold our Consumer Healthcare business for $16.6 billion, and recorded a gain of approximately $10.2 billion ($7.9 billion, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2006. This business was composed of:

o	substantially all of our former Consumer Healthcare segment;

o

other associated amounts, such as purchase-accounting impacts, acquisition-related costs and restructuring and implementation costs related to our Adapting to Scale (AtS) productivity initiative that were previously reported in the Corporate/Other segment; and

o

certain manufacturing facility assets and liabilities, which were previously part of our Pharmaceutical or Corporate/ Other segment but were included in the sale of the Consumer Healthcare business. The net impact to the Pharmaceutical segment was not significant.

The results of this business are included in Income from discontinued operations—net of tax for all periods presented. See Notes to Consolidated Financial Statements—Note 3. Discontinued operations.

•

In the third quarter of 2005, we sold the last of three European generic pharmaceutical businesses, which we had included in our Pharmaceutical segment, for 4.7 million euro (approximately $5.6 million). This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. We recorded a loss of $3 million ($2 million, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2005.

•

In the first quarter of 2005, we sold the second of three European generic pharmaceutical businesses, which we had included in our Pharmaceutical segment, for 70 million euro (approximately $93 million). This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. We recorded a gain of $57 million ($36 million, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2005. In addition, we recorded an impairment charge of $9 million ($6 million, net of tax) related to the third European generic business in Income from discontinued operations—net of tax in the consolidated statement of income for 2005.

•

In the fourth quarter of 2004, we sold the first of three European generic pharmaceutical businesses, which we had included in our Pharmaceutical segment, for 53 million euro (approximately $65 million). This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. In addition, we recorded an impairment charge of $61 million ($37 million, net of tax), relating to a European generic business which was later sold in 2005, and is included in Income from discontinued operations—net of tax in the consolidated statement of income for 2004.

•

In the third quarter of 2004, we sold certain non-core consumer product lines marketed in Europe by our former Consumer Healthcare business for 135 million euro (approximately $163 million) in cash. The majority of these products were small brands sold in single markets only and included certain products that became a part of Pfizer in April 2003 in connection with the acquisition of Pharmacia. We recorded a gain of $58 million ($41 million, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2004.

•

In the second quarter of 2004, we sold our surgical ophthalmic business, which we had included in our Pharmaceutical segment, for $450 million in cash. This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in Income from discontinued operations—net of tax.

•

In the second quarter of 2004, we sold our in-vitro allergy and autoimmune diagnostics testing (Diagnostics) business, which we had included in the Corporate/Other segment, for $575 million in cash. This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in Income from discontinued operations—net of tax.

Our Expectations for 2007 and 2008

While our revenue and income will likely continue to be tempered in the near term due to patent expirations and other factors, we will

8 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

continue to make the investments necessary to sustain long-term growth. We remain confident that Pfizer has the organizational strength and resilience, as well as the financial depth and flexibility, to succeed in the long term. However, no assurance can be given that the industry-wide factors described above under “Our Operating Environment and Response to Key Opportunities and Challenges” or other significant factors will not have a material adverse effect on our business and financial results.

At current exchange rates, we expect revenues in 2007 and 2008 to be comparable to 2006 with the impact of loss of exclusivity offset by new and major in-line product growth.

We expect cash flow from operations of $12.5 billion to $13.5 billion in 2007. We expect to purchase up to $10 billion of our stock in 2007 under our expanded share-purchase program. At current exchange rates, our expanded AtS productivity initiative is expected to lower the 2007 SI&A pre-tax component of Adjusted income by $500 million, compared to 2006, and to further reduce operating expenses as a pre-tax component of Adjusted income in 2008. By the end of 2008, we expect to achieve an absolute net reduction of the pre-tax expense component of Adjusted income of between $1.5 billion and $2.0 billion compared to 2006. At current exchange rates, we expect to generate annual growth in Adjusted diluted EPS of 6% to 9% in each of 2007 and 2008. (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

Given these and other factors, a reconciliation, at current exchange rates and reflecting management’s current assessment for 2007 and 2008, of forecasted 2007 and 2008 Adjusted income and Adjusted diluted EPS to forecasted 2007 and 2008 reported Net income and reported diluted EPS, follows:

	FULL-YEAR 2007 FORECAST		FULL-YEAR 2008 FORECAST

(BILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)	NET INCOME(a)	DILUTED EPS(a)	NET INCOME(a)	DILUTED EPS(a)

Forecasted Adjusted income/diluted EPS(b)	~$15.1-$15.6	~$2.18-$2.25	~$15.6-$16.6	~$2.31-$2.45
Purchase accounting impacts, net of tax	(2.4)	(0.35)	(2.0)	(0.30)
Adapting to scale costs, net of tax	(2.4-2.7)	(0.35-0.38)	(1.5-1.8)	(0.22-0.26)

Forecasted reported Net income/diluted EPS	~$10.0-$10.8	~$1.45-$1.55	~$11.8-$13.1	~$1.75-$1.93

(a)	Excludes the effects of business-development transactions not completed as of December 31, 2006.

(b)	For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.

Our forecasted financial performance in 2007 and 2008 is subject to a number of factors and uncertainties—as described in the “Forward-Looking Information and Factors That May Affect Future Results” section below.

Accounting Policies

We consider the following accounting policies important in understanding our operating results and financial condition. For additional accounting policies, see Notes to Consolidated Financial Statements—Note 1. Significant Accounting Policies.

Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, discounts, incentives and product returns), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. Assumptions may later prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates or assumptions. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. These and other risks and uncertainties are discussed throughout this Financial Review, particularly in the section “Forward-Looking Information and Factors That May Affect Future Results.”

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1B. Significant Accounting Policies: Estimates and Assumptions). We record anticipated recoveries under existing insurance contracts when assured of recovery.

Acquisitions

Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired IPR&D are expensed at the date of acquisition. When we acquire net assets that do not constitute a business under generally accepted accounting principles in the U.S. (GAAP), no goodwill is recognized.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed,

2006 Financial Report | 9

Financial Review
Pfizer Inc and Subsidiary Companies

as well as asset lives, can materially impact our results of operations. Accordingly, for significant items, we typically obtain assistance from third-party valuation specialists. The valuations are based on information available near the acquisition date and are based on expectations and assumptions that have been deemed reasonable by management.

There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, including IPR&D, we typically use the “income method.” This method starts with our forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include: the amount and timing of projected future cash flows; the amount and timing of projected costs to develop the IPR&D into commercially viable products; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry, as well as expected changes in standards of practice for indications addressed by the asset.

Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. For example, the useful life of the right associated with a pharmaceutical product’s exclusive patent will be finite and will result in amortization expense being recorded in our results of operations over a determinable period. However, the useful life associated with a brand that has no patent protection but that retains, and is expected to retain, a distinct market identity could be considered to be indefinite and the asset would not be amortized.

Revenues

Revenue Recognition—We record revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as rebates, discounts and incentives, and product returns. When we cannot reasonably estimate the amount of future product returns, we record revenue when the risk of product return has been substantially eliminated.

Deductions from Revenues—Our gross product sales are subject to a variety of deductions, primarily representing rebates and discounts to government agencies, wholesalers and managed care organizations for our pharmaceutical products. These deductions represent estimates of the related obligations and, as such, judgment is required when estimating the impact of these sales deductions on gross sales for a reporting period.

Specifically:

•

In the U.S., we record provisions for pharmaceutical Medicaid, Medicare and contract rebates based upon our actual experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates. If our ratio is not indicative of future experience, our results could be materially affected.

•

Provisions for pharmaceutical chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) closely approximate actual as we settle these deductions generally within two to three weeks of incurring the liability.

•

Outside of the U.S., the majority of our pharmaceutical rebates are contractual or legislatively mandated, and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us monitor the adequacy of these accruals. If our estimates are not indicative of actual unbudgeted spending, our results could be materially affected.

•

We record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentives programs.

Historically, our adjustments to actual have not been material; on a quarterly basis, they generally have been less than 1.0% of Pharmaceutical net sales and can result in a net increase to income or a net decrease to income. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicaid and contract rebates are most at-risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

Alliances—We have agreements to co-promote pharmaceutical products discovered by other companies. Alliance revenues are earned when our co-promotion partners ship the related product and title passes to their customer. These revenues are primarily based upon a percentage of our co-promotion partners’ net sales. Expenses for selling and marketing these products are included in Selling, informational and administrative expenses.

Long-Lived Assets

We review all of our long-lived assets, including goodwill and other intangible assets, for impairment indicators at least annually and we perform detailed impairment testing for goodwill and indefinite-lived assets annually and for all other long-lived assets whenever impairment indicators are present. Examples of those events or circumstances that may be indicative of impairment include:

10 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

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

•

A projection or forecast that demonstrates losses associated with an asset. This could include, for example, a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability. This also could include the introduction of a competitor’s product that results in a significant loss of market share.

Our impairment review process is as follows:

•

For finite-lived intangible assets, such as developed technology rights, whenever impairment indicators are present, we perform an in-depth review for impairment. We calculate the undiscounted value of the projected cash flows associated with the asset and compare this estimated amount to the carrying amount of the asset. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over the asset’s fair value. Fair value is generally calculated by applying an appropriate discount rate to the undiscounted cash flow projections to arrive at net present value. In addition, in all cases of an impairment review, we reevaluate the remaining useful life of the asset and modify it, as appropriate.

•

For indefinite-lived intangible assets, such as brands, each year and whenever impairment indicators are present, we calculate the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any. Fair value is generally measured as the net present value of projected cash flows. In addition, in all cases of an impairment review, we reevaluate the remaining useful life of the asset and determine whether continuing to characterize the asset as indefinite-lived is appropriate.

•

For Goodwill, which includes amounts related to our Pharmaceutical and Animal Health segments each year and whenever impairment indicators are present, we calculate the fair value of each business segment and calculate the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill and record an impairment loss for the excess of book value of goodwill over the implied fair value, if any.

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

•

For non-current deferred tax assets, we provide a valuation allowance when we believe that the assets are not probable of recovery based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax-planning strategies.

The value of intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows (see the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations,” section of this Financial Review above). Accordingly, the potential for impairment for these intangible assets may exist if actual revenues are significantly less than those initially forecasted or actual expenses are significantly more than those initially forecasted. Some of the more significant estimates and assumptions inherent in the intangible asset impairment estimation process include: the amount and timing of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory, or economic barriers to entry as well as expected changes in standards of practice for indications addressed by the asset.

The implied fair value of goodwill is determined by first estimating the fair value of the associated business segment. To estimate the fair value of each business segment, we generally use the “market approach,” where we compare the segment to similar businesses or “guideline” companies whose securities are actively traded in public markets or which have recently been sold in a private transaction. We may also use the “income approach,” where we use a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate rate of return. Some of the more significant estimates and assumptions inherent in the goodwill impairment estimation process using the “market approach” include: the selection of appropriate guideline companies; the determination of market value multiples for the guideline companies and the subsequent selection of an appropriate market value multiple for the business segment based on a comparison of the business segment to the guideline companies; and the determination of applicable premiums and discounts based on any differences in ownership percentages, ownership rights, business ownership forms, or marketability between the segment and the guideline companies; and/or knowledge of the terms and conditions of comparable transactions. When considering the “income approach,” we include: the required rate of return used in the discounted cash flow method, which reflects capital market conditions and the specific risks associated with the business segment. Other estimates inherent in the “income approach” include long-term growth rates and cash flow forecasts for the business segment.

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions (see “Estimates and Assumptions” above). The judgments made in determining an estimate of fair value can materially impact our results of operations. As such, for significant items, we often obtain assistance from third-party valuation specialists. The valuations are based on information available as of the impairment review date and are based on expectations and assumptions that have been deemed reasonable by management.

2006 Financial Report | 11

Financial Review
Pfizer Inc and Subsidiary Companies

Pension and Postretirement Benefit Plans and Defined Contribution Plans

We provide defined benefit pension plans and defined contribution plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees.

A U.S. qualified plan meets the requirements of certain sections of the Internal Revenue Code and, generally, contributions to qualified plans are tax-deductible. It typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions.

We also provide benefits through non-qualified U.S. retirement plans to certain employees. These supplemental plans, which generally are not funded, will provide, out of our general assets, an amount substantially equal to the amounts that would have been payable under the defined benefit qualified pension plans, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits. In addition, we provide medical and life insurance benefits to certain retirees and their eligible dependents through our postretirement plans, which, in general, are also unfunded obligations.

In 2006, we made required U.S. qualified plan contributions of $3 million and voluntary tax-deductible contributions in excess of minimum requirements of $450 million to certain of our U.S. qualified pension plans. In 2005, we made required U.S. qualified plan contributions of $3 million and voluntary tax-deductible contributions in excess of minimum requirements of $49 million to certain of our U.S. qualified pension plans. In the aggregate, the U.S. qualified pension plans are overfunded on a projected benefit measurement basis as of December 31, 2006, and on an accumulated benefit obligation measurement basis as of December 31, 2006 and 2005.

In 2006, we made voluntary tax-deductible contributions of $90 million to certain of our U.S. postretirement plans via the establishment of sections 401(h) accounts.

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

Our assumption for the expected long-term rate of return-on-assets in our U.S. pension plans, which impacts net periodic benefit cost, is 9% for 2007 and 2006. The assumption for the expected return-on-assets for our U.S. and international plans reflects our actual historical return experience and our long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of our targeted asset allocation in our respective plans. The expected return for our U.S. plans and the majority of our international plans is applied to the fair market value of plan assets at each year end. For our international plans that use a market-related value of plan assets to calculate net periodic benefit cost, shifting to fair market value of plan assets would serve to decrease our 2007 international pension plans’ pre-tax expense by approximately $58 million. As a sensitivity measure, holding all other assumptions constant, the effect of a one-percentage-point decline in the return-on-assets assumption would be an increase in our 2007 U.S. qualified pension plan pre-tax expense of approximately $74 million.

The following table shows the expected versus actual rate of return on plan assets for the U.S. qualified pension plans:

	2006	2005	2004

Expected annual rate of return	9.0%	9.0%	9.0%
Actual annual rate of return	15.2	10.1	11.5

The discount rate used in calculating our U.S. pension benefit obligations as of December 31, 2006, is 5.9%, which represents a 0.1 percentage-point increase from our December 31, 2005, rate of 5.8%. The discount rate for our U.S. defined benefit and postretirement plans is based on a yield curve constructed from a portfolio of high quality corporate bonds rated AA or better for which the timing and amount of cash flows approximate the estimated payouts of the plans. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. Holding all other assumptions constant, the effect of a 0.1 percentage-point increase in the discount rate assumption is a decrease in our 2007 U.S. qualified pension plans’ pre-tax expense of approximately $10 million and a decrease in the U.S. qualified pension plans’ projected benefit obligations as of December 31, 2006, of approximately $100 million.

12 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Analysis of the Consolidated Statement of Income

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2006	2005	2004	06/05	05/04

Revenues	$48,371	$47,405	$48,988	2	(3)
Cost of sales	7,640	7,232	6,391	6	13
% of revenues	15.8%	15.3%	13.0%
SI&A expenses	15,589	15,313	15,304	2	—
% of revenues	32.2%	32.3%	31.2%
R&D expenses	7,599	7,256	7,513	5	(3)
% of revenues	15.7%	15.3%	15.3%
Amortization of intangible assets	3,261	3,399	3,352	(4)	1
% of revenues	6.7%	7.2%	6.8%
Acquisition-related IPR&D charges	835	1,652	1,071	(49)	54
% of revenues	1.7%	3.5%	2.2%
Restructuring charges and acquisition-related costs	1,323	1,356	1,151	(2)	18
% of revenues	2.7%	2.9%	2.3%
Other (income)/deductions—net	(904)	397	803	*	(51)

Income from continuing operations(a)	13,028	10,800	13,403	21	(19)
% of revenues	26.9%	22.8%	27.4%
Provision for taxes on income	1,992	3,178	2,460	(37)	29
Effective tax rate	15.3%	29.4%	18.4%
Minority interest	12	12	7	4	66
Discontinued operations—net of tax	8,313	498	425	M+	17
Cumulative effect of a change in accounting principles—net of tax	—	(23)	—	*	*

Net income	$19,337	$8,085	$11,361	139	(29)
% of revenues	40.0%	17.1%	23.2%

(a)	Represents income from continuing operations before provision for taxes on income, minority interests, discontinued operations and cumulative effect of a change in accounting principles.

*	Calculation not meaningful.

M+ Change greater than 1,000%.

Percentages in this table and throughout the Financial Review may reflect rounding adjustments.

Revenues

Total revenues increased 2% to $48.4 billion in 2006, primarily due to the solid aggregate performance in our broad portfolio of patent-protected medicines and the revenues from new products launched over the past three years. These increases were mostly offset by the loss of U.S. exclusivity on Zithromax in November 2005 and Zoloft in June 2006, which resulted in a collective decline in revenues of about $2.5 billion for these two products. In 2006, Lipitor, Norvasc, Zoloft and Celebrex each delivered at least $2 billion in revenues, while Lyrica, Viagra, Detrol/Detrol LA, Xalatan/Xalacom and Zyrtec each surpassed $1 billion.

Total revenues decreased 3% to $47.4 billion in 2005, primarily due to the loss of U.S. exclusivity of certain key products, the suspension of the sales of Bextra and the uncertainty related to Celebrex. These decreases were partially offset by the solid aggregate performance in the balance of our broad portfolio of patent-protected medicines. In 2005, Lipitor, Norvasc, Zoloft and Zithromax each delivered at least $2 billion in revenues, while Celebrex, Viagra, Xalatan/Xalacom and Zyrtec each surpassed $1 billion.

Changes in foreign exchange rates decreased total revenues in 2006 by $279 million, or 0.6%, compared to 2005, and increased total revenues in 2005 by $869 million, or 1.8%, compared to 2004. The foreign exchange impact on 2006 revenue growth was due to the strengthening of the U.S. dollar relative to many foreign currencies, especially the Japanese yen and the euro, partially offset by the weakening of the U.S. dollar relative to the Canadian dollar, the total of which accounted for about 96% of the impact in 2006. The favorable impact of foreign exchange on 2005 revenue growth was due to the weakening of the U.S. dollar relative to many foreign currencies, especially the euro which accounted for about 36% of the impact in 2005. The revenues of legacy Pharmacia products, recorded from the acquisition date of April 16, 2003, until the anniversary date of the transaction in 2004, were treated as incremental volume and did not have a significant foreign exchange impact.

Revenues exceeded $500 million in each of 10 countries outside the U.S. in 2006 and in 2005. The U.S. was the only country to contribute more than 10% of total revenues in each year.

Our policy relating to the supply of pharmaceutical inventory at domestic wholesalers, and in major international markets, is to maintain stocking levels under one month on average and to keep monthly levels consistent from year to year based on patterns of utilization. We have historically been able to closely monitor these customer stocking levels by purchasing information from our customers directly or by obtaining other third-party information. We believe our data sources to be directionally reliable, but cannot verify their accuracy. Further, as we do not control this third-party data, we cannot be assured of continuing access. Unusual buying patterns and utilization are promptly investigated.

Rebates reduced revenues, as follows:

	YEAR ENDED DEC. 31,

(BILLIONS OF DOLLARS)	2006	2005	2004

Medicaid and related state program rebates	$0.5	$1.3	$1.4
Medicare rebates	0.6	0.0	0.0
Performance-based contract rebates	1.8	2.3	2.2

Total	$2.9	$3.6	$3.6

The decline in total rebates for 2006 reflects:

•

The implementation of the Medicare Act, effective January 1, 2006, which caused a shift from Medicaid rebates to Medicare rebates. The shift is a result of patients who are eligible for Medicare and Medicaid and who now receive their prescription drug benefits through Medicare instead of Medicaid, as well as shifts to managed care.

2006 Financial Report | 13

Financial Review
Pfizer Inc and Subsidiary Companies

•

Lower rebates for Medicaid, Medicare and performance-based contracts due to lower sales of Zithromax, which lost exclusivity in the U.S. in November 2005, and Zoloft, which lost exclusivity in the U.S. in June 2006.

•	Lower performance-based contract rebates due to the expiration of our contract with Express Scripts Inc. in December 2005.

Performance-based contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products. Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold. Chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) reduced revenues by $1.4 billion in 2006 and $1.3 billion in both 2005 and 2004. In addition, chargebacks were impacted by the launch of certain generic products in 2006, 2005 and 2004 by our Greenstone subsidiary.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks totaled $1.5 billion as of December 31, 2006.

Revenues by Business Segment

We operate in the following business segments:

•	Pharmaceutical

—

The Pharmaceutical segment includes products that prevent and treat cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

•	Animal Health

	—	The Animal Health segment includes products that prevent and treat diseases in livestock and companion animals.

14 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Total Revenues by Business Segment

Change in Revenues by Segment and Geographic Area

Worldwide revenues by segment and geographic area follow:

	YEAR ENDED DEC. 31,									% CHANGE

	WORLDWIDE			U.S.			INTERNATIONAL			WORLDWIDE		U.S.		INTERNATIONAL

(MILLIONS OF DOLLARS)	2006	2005	2004	2006	2005	2004	2006	2005	2004	06/05	05/04	06/05	05/04	06/05	05/04

Revenues:
Pharmaceutical	$45,083	$44,269	$46,121	$24,503	$23,465	$26,606	$20,580	$20,804	$19,515	2	(4)	4	(12)	(1)	7
Animal Health	2,311	2,206	1,953	1,032	993	878	1,279	1,213	1,075	5	13	4	13	5	13
Corporate/Other	977	930	914	287	287	298	690	643	616	5	2	—	(4)	7	4

Total Revenues	$48,371	$47,405	$48,988	$25,822	$24,745	$27,782	$22,549	$22,660	$21,206	2	(3)	4	(11)	—	7

Pharmaceutical Revenues

Our pharmaceutical business is the largest in the world. Revenues from this segment contributed 93% of our total revenues in 2006, 93% in 2005 and 94% in 2004. As of October 2006, seven of our pharmaceutical products were number one in their respective therapeutic categories based on revenues.

We recorded product sales of more than $1 billion for each of nine products in 2006, each of eight products in 2005 and each of ten products in 2004. These products represented 64% of our Pharmaceutical revenues in 2006 and 2005 and 69% in 2004.

Worldwide Pharmaceutical revenues increased 2% in 2006, compared to 2005, primarily due to:

•

the solid aggregate performance of our broad portfolio of patent-protected medicines, including an aggregate increase in revenues from new products launched in 2004, 2005 and 2006 of approximately $1.5 billion;

•	the one-time reversal of a sales deduction accrual related to a favorable development in a pricing dispute in the U.S. of about $170 million; and

•	the favorable impact of pricing changes in the U.S.,

partially offset by:

•	a decrease in revenues of $1.4 billion in 2006 from the loss of U.S. exclusivity on Zithromax in November 2005;

•

a decrease by $1.1 billion in revenues for Zoloft in 2006, primarily due to the launch of generic competition in mid-July 2006 after Zoloft lost exclusivity in the U.S. in June 2006 and also due to the earlier loss of exclusivity in many European markets; and

•	the strengthening of the U.S. dollar relative to many foreign currencies, primarily the Japanese yen and the euro, which decreased revenues by $277 million for 2006.

Geographically:

•

in the U.S., Pharmaceutical revenues increased 4% in 2006, compared to 2005, primarily due to revenues from new products, as well as growth in several of our major products, including Lipitor and Celebrex, and the one-time reversal of a sales deduction accrual related to favorable development in a pricing dispute, partially offset by the loss of U.S. exclusivity of Zithromax in November 2005 and Zoloft in June 2006; and

•

in our international markets, Pharmaceutical revenues declined in 2006, compared to 2005, by 1%, primarily due to the unfavorable impact of foreign exchange on revenues of $277 million (0.6%) and lower revenues from Zoloft due to the loss of exclusivity in many key international markets. While we experienced higher product volumes in our international markets, continued pricing pressures more than offset those positive effects.

Effective January 1, 2007, January 1, 2006 and January 1, 2005, we increased the published prices for certain U.S. pharmaceutical products. These price increases had no material effect on wholesaler inventory levels in comparison to the prior year.

2006 Financial Report | 15

Financial Review
Pfizer Inc and Subsidiary Companies

Revenues—Major Pharmaceutical Products

Revenue information for several of our major Pharmaceutical products follow:

		YEAR ENDED DEC. 31,			% CHANGE
(MILLIONS OF DOLLARS)
PRODUCT	PRIMARY INDICATIONS	2006	2005	2004	06/05	05/04

Cardiovascular and metabolic diseases:
Lipitor	Reduction of LDL cholesterol	$12,886	$12,187	$10,862	6	12
Norvasc	Hypertension	4,866	4,706	4,463	3	5
Cardura	Hypertension/Benign prostatic hyperplasia	538	586	628	(8)	(7)
Caduet	Reduction of LDL cholesterol and hypertension	370	185	50	99	272
Accupril/Accuretic	Hypertension/Congestive heart failure	266	294	665	(10)	(56)
Chantix/Champix	Smoking cessation	101	—	—	*	—
Central nervous system disorders:
Zoloft	Depression and certain anxiety disorders	2,110	3,256	3,361	(35)	(3)
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy	1,156	291	13	297	M+
Geodon/Zeldox	Schizophrenia and acute manic or mixed episodes associated with bipolar disorder	758	589	467	29	26
Neurontin	Epilepsy and post-herpetic neuralgia	496	639	2,723	(22)	(77)
Aricept(a)	Alzheimer’s disease	358	346	308	4	12
Xanax/Xanax XR	Anxiety/Panic disorders	316	409	378	(23)	8
Relpax	Migraine headaches	286	233	169	23	38
Arthritis and pain:
Celebrex	Arthritis pain and inflammation, acute pain	2,039	1,730	3,302	18	(48)
Infectious and respiratory diseases:
Zyvox	Bacterial infections	782	618	463	27	33
Zithromax/Zmax	Bacterial infections	638	2,025	1,851	(69)	9
Vfend	Fungal infections	515	397	287	30	38
Diflucan	Fungal infections	435	498	945	(13)	(47)
Urology:
Viagra	Erectile dysfunction	1,657	1,645	1,678	1	(2)
Detrol/Detrol LA	Overactive bladder	1,100	988	904	11	9
Oncology:
Camptosar	Metastatic colorectal cancer	903	910	554	—	64
Aromasin	Breast cancer	320	247	143	30	73
Ellence	Breast cancer	312	367	344	(15)	7
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC) and refractory gastrointestinal stromal tumors (GIST)	219	—	—	*	—
Ophthalmology:
Xalatan/Xalacom	Glaucoma and ocular hypertension	1,453	1,372	1,227	6	12
Endocrine disorders:
Genotropin	Replacement of human growth hormone	795	808	736	(2)	10
All other:
Zyrtec/Zyrtec-D	Allergies	1,569	1,362	1,287	15	6
Alliance revenue	Alzheimer’s disease (Aricept), neovascular (wet) age-related macular degeneration (Macugen), Parkinson’s disease (Mirapex), hypertension (Olmetec), multiple sclerosis (Rebif) and chronic obstructive pulmonary disease (Spiriva)	1,374	1,065	721	29	48

(a)	Represents direct sales under license agreement with Eisai Co., Ltd.

M+	Change greater than 1,000%.

*	Calculation not meaningful.

16 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Pharmaceutical—Selected Product Descriptions

•

Lipitor, for the treatment of elevated LDL-cholesterol levels in the blood, is the most widely used treatment for lowering cholesterol and the best-selling pharmaceutical product of any kind in the world, reaching about $12.9 billion in worldwide sales in 2006, an increase of 6% compared to 2005. In the U.S., sales of $7.8 billion represent growth of 6% over 2005. Internationally, Lipitor sales in 2006 increased 5% compared to 2005.

The growth in Lipitor revenues was driven by a combination of factors, including dosage-form escalation and pricing (including a favorable development in a pricing dispute in the U.S.), as well as changes in rebate patterns. We continue to see aggressive competition from branded and generic agents, particularly when additional generic agents became available in the U.S. near the end of 2006. Lipitor began to face competition in the U.S. from generic pravastatin (Pravachol) in April 2006 and generic simvastatin (Zocor) in June 2006, as well as other competitive pressures. These launches have impacted the dynamics of the statin market and increased pressure on Lipitor. In October 2006, we launched a new advertising campaign for Lipitor that highlights its strong benefit profile, particularly its benefit in reducing the risk of heart attack and stroke in patients with multiple risk factors for heart disease. This builds on the consumer advertising that was implemented in April 2006. Scientific data continue to reinforce the trend toward the use of higher dosages of statins for greater cholesterol reduction.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Lipitor.

•

Norvasc is the world’s most-prescribed branded medicine for treating hypertension. Norvasc maintains exclusivity in many major markets globally, including the U.S., Japan, Canada and Australia, but has experienced patent expirations in many E.U. countries. Norvasc sales in 2006 increased 3% compared to 2005. See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Norvasc.

•

Caduet, single-pill therapy combining Norvasc and Lipitor, recorded worldwide revenues of $370 million with a growth rate of 99% in 2006 compared to 2005. Caduet was launched in the U.S. in May 2004 and continues to grow at significantly higher rates than the overall U.S. cardiovascular market. This was largely driven by a more focused message platform and a highly targeted consumer campaign. Caduet is available in more than 15 other countries. Caduet has now received approvals in 58 markets with drug applications pending in nine additional markets and applications planned in 13 other countries. In early 2007, Caduet is expected to be launched in Spain and Taiwan.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Caduet.

•

Chantix/Champix, the first new prescription treatment for smoking cessation in nearly a decade, became available to patients in the U.S. in August 2006. In September 2006, the European Commission approved Champix in Europe for smoking cessation and it was launched in select E.U. markets in December 2006. Chantix/Champix is available with a patient support plan, which smokers can customize to address their individual behavioral triggers as they try to quit smoking. We are pricing Chantix/Champix for a cash market, given the low coverage for smoking-cessation products in medical plans.

•

Exubera, the first inhaled human insulin therapy for glycemic control received approvals from both the FDA and the European Commission for the treatment of adults with type 1 and type 2 diabetes in early 2006. Millions of people with diabetes are not achieving or maintaining acceptable blood sugar levels, despite the availability of current therapies. Exubera represents a medical advance that offers to patients a novel method of introducing insulin into their systems through the lungs. Since May 2006, Exubera has been launched in Germany, Ireland, the U.K. and in the U.S. Within the U.S., a comprehensive education and training program for physicians was completed at the end of 2006. During this time, we increased our understanding of the fundamental drivers of the market. To further support patients and healthcare professionals, Pfizer also provides a 24-hour-a-day, 7-day-a-week call center staffed by healthcare professionals. Similar programs are also in place in European markets where the product has been launched. An expanded roll-out of Exubera to primary-care physicians in the U.S began in January 2007. The manufacturing process for Exubera is complex, involving novel technology. Initial supplies of Exubera were available across the U.S. beginning in September 2006. Sales to date have been minimal, reflecting a phased roll-out of this product in connection with our education and training programs for healthcare specialists.

•

Zoloft, which lost exclusivity in the U.S. in June 2006 and earlier in many European markets, experienced a 35% revenue decline in 2006 compared to 2005. It is indicated for the treatment of major depressive disorder, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD), premenstrual dysphoric disorder (PMDD) and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all of these indications, with the exception of PMDD. Zoloft was launched in Japan in July 2006 for the indications of depression/depressed state and panic disorder.

•

Geodon/Zeldox, a psychotropic agent, is a dopamine and serotonin receptor antagonist indicated for the treatment of schizophrenia and acute manic or mixed episodes associated with bipolar disorder. It is available in both an oral capsule and rapid-acting intramuscular formulation. In the U.S., Geodon had a new prescription share of 6.8% for December 2006. Geodon has become the fastest growing anti-psychotic medication in the U.S. In 2006, total Geodon worldwide sales grew 29% compared to 2005. Geodon growth was driven by the recognition of its efficacy by prescribers as clinical experience increased, and by a favorable metabolic profile.

2006 Financial Report | 17

Financial Review
Pfizer Inc and Subsidiary Companies

The U.S. Patent and Trademark Office granted a five-year extension to the Geodon U.S. patent, extending its exclusivity to 2012.

•

Lyrica achieved $1.2 billion in worldwide revenues in 2006, continuing its performance as one of Pfizer’s most successful pharmaceutical launches. In September 2006, Lyrica was approved by the European Commission to treat central nerve pain, which is associated with conditions such as spinal injury, stroke and multiple sclerosis. In addition, in March 2006, it was approved by the European Commission to treat generalized anxiety disorder (GAD) in adults, thereby providing a new treatment option for the approximately 12 million Europeans living with GAD.

Lyrica was approved by the FDA in June 2005 for adjunctive therapy for adults with partial onset epileptic seizures. This indication built on the earlier FDA approval of Lyrica for two of the most common forms of neuropathic pain; painful diabetic peripheral neuropathy, a chronic neurologic condition affecting about three million Americans, and post-herpetic neuralgia. Lyrica was launched in the U.S., Canada and Italy in September 2005 and is now approved in 77 countries and available in 59 markets. As of December 2006, more than four million patients have been prescribed Lyrica since its introduction. Lyrica gained a 9.6% new prescription share of the total U.S. anti-epileptic market in December 2006.

•

Celebrex achieved an 18% increase in worldwide sales in 2006 compared to 2005. In the U.S., Celebrex had a monthly new prescription share of 11.1% in December 2006. Pfizer is continuing its efforts to address physicians’ and patients’ questions by clearly communicating the risks and benefits of Celebrex. In addition, the Prospective Randomized Evaluation of Celecoxib Integrated Safety vs. Ibuprofen or Naproxen (PRECISION) study, which began enrolling patients in October 2006, will provide further understanding of the comparative cardiovascular safety of Celebrex and some common non-specific non-steroidal anti-inflammatory drugs (NSAIDs) in arthritis patients at risk for, or already suffering from, heart disease.

Pfizer began to reintroduce branded advertising in the U.S. in April 2006 in alignment with our new direct-to-consumer (DTC) advertising principles, highlighting Celebrex’s strong clinical profile and benefits. In August 2006, Celebrex was granted pediatric exclusivity in the U.S., extending its patent protection until May 2014. Celebrex was approved by the FDA for juvenile rheumatoid arthritis in December 2006. In January 2007, Celebrex was approved in Japan for the treatment of osteoarthritis and rheumatoid arthritis. In February 2007, Celebrex was approved in Europe for the treatment of ankylosing spondylitis.

In 2005, in accordance with decisions by applicable regulatory authorities, we implemented label changes for Celebrex in the U.S. and the E.U. The revised U.S. label for Celebrex contains a boxed warning of potential serious cardiovascular and gastrointestinal risks that is consistent with warnings for all other prescription NSAIDS. The revised E.U. labels for Celebrex and all other COX-2 medicines include a restriction on use by patients with established heart disease or stroke and additional warnings to physicians regarding use by patients with cardiovascular risk factors.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Celebrex.

•

Zithromax experienced a 69% decline in worldwide sales in 2006 compared to 2005, reflecting the expiration of its composition-of-matter patent in the U.S. in November 2005 and the end of Pfizer’s active sales promotion in July 2005. During the fourth quarter of 2005, four generic versions of oral solid azithromycin were launched, including an authorized generic by Pfizer’s Greenstone subsidiary. Additional generic formulations of azithromycin were launched during 2006, including three oral suspensions and two intravenous versions, and a third intravenous version is expected to be launched in 2007.

•

Eraxis, an antifungal approved to treat candidemia and other forms of Candida infections (intra-abdominal abscesses and peritonitis), as well as esophageal candidiasis, was launched mid-June 2006 in the U.S. Candidemia is the most deadly of the common hospital-acquired bloodstream infections with a mortality rate of approximately 40%.

•

Viagra remains the leading treatment for erectile dysfunction and one of the world’s most recognized pharmaceutical brands, with more than 58% of U.S. total prescriptions in the erectile dysfunction market through December 2006. Viagra sales grew 1% worldwide in 2006 compared to 2005. We expect to see continued pressure on sales in the U.S. More than 45 states have either eliminated erectile-dysfunction coverage or have enacted “preferred drug lists” that have the potential to limit Pfizer sales to state Medicaid programs. Effective January 1, 2006, federal funds may not be used for reimbursement of erectile-dysfunction medications by the Medicaid program. Medicare coverage of Viagra will end in 2007.

Pfizer has introduced new branded and unbranded advertising to encourage men with erectile dysfunction to talk to their physicians about their condition.

•

Detrol/Detrol LA, a muscarinic receptor antagonist, is the most prescribed medicine for overactive bladder, a condition that affects up to 100 million people around the world. Detrol/Detrol LA is an extended-release formulation taken once daily. Worldwide Detrol/Detrol LA sales grew 11% to $1.1 billion in 2006. Detrol/Detrol LA continues to lead the overactive bladder market and perform well in an increasingly competitive marketplace. In the U.S., Detrol/Detrol LA’s new prescription share grew 2% to a 43.2% share for the full year 2006. A strong clinical database, unparalleled access in managed care and Medicare, and a history of delivering positive patient outcomes have enabled Detrol/Detrol LA to maintain market share, and remain the clear first-line antimuscarinic agent among both primary care physicians and urologists. See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Detrol/Detrol LA.

18 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

•

Camptosar is indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin. It is also indicated for patients in whom metastatic colorectal cancer has recurred or progressed despite following initial fluorouracil-based therapy. Camptosar is for intravenous use only. Revenues of $903 million in 2006 were comparable to 2005. The National Comprehensive Cancer Network (NCCN), an alliance of 20 of the world’s leading cancer centers, has issued guidelines recommending Camptosar as an option across all lines of treatment for advanced colorectal cancer.

•

Sutent is an oral multi-kinase inhibitor that combines anti-angiogenic and anti-tumor activity to inhibit the blood supply to tumors and has direct anti-tumor effects. Sutent was approved by the FDA and launched in the U.S. in January 2006 for advanced renal cell carcinoma, including metastatic renal cell carcinoma, and gastrointestinal stromal tumors (GIST) after disease progression on or intolerance to imatinib mesylate. Since approval, Sutent has been used to treat more than 7,500 patients in the U.S. In January 2007, Sutent received full marketing authorization and extension of the indication to first-line treatment of advanced and/or metastatic renal cell carcinoma (mRCC), as well as approval as a second-line treatment for GIST, in the E.U.

Data from a first-line Phase 3 trial was published in the January 11, 2007, New England Journal of Medicine, in which Sutent doubled progression-free survival versus interferon-alpha (11 months vs. 5 months). In November 2006, the NCCN published updated kidney cancer guidelines, confirming Sutent as an appropriate first-line therapy. In its other core indication, Sutent is the first approved agent to show a clinical benefit after imatinib failure in GIST. As reported in the October 10, 2006, issue of The Lancet, Sutent treatment produced a four fold increase in median time to tumor progression vs. placebo (27.3 weeks vs. 6.4 weeks). Sutent has received approvals or registration in several countries in Asia and Latin America and is expected to launch in many more markets worldwide in 2007. Sutent recorded $219 million in sales worldwide in 2006 and had been used to treat more than 15,000 patients as of December 2006.

•

Xalatan/Xalacom, a prostaglandin analogue used to lower the intraocular pressure associated with glaucoma and ocular hypertension, is the most-prescribed branded glaucoma medicine in the world. Clinical data showing its advantages in treating intraocular pressure compared with beta blockers should support the continued growth of this important medicine. Xalacom, the only fixed combination prostaglandin (Xalatan) and beta blocker, is available primarily in European markets. Xalatan/Xalacom sales grew 6% in 2006 compared to 2005.

•

Zyrtec provides strong, rapid and long-lasting relief for seasonal and year-round allergies and hives with once-daily dosing. Zyrtec continues to be the most-prescribed antihistamine in the U.S. in a challenging market. Sales increased 15% in 2006 compared to 2005. In February 2006, we began a new DTC advertising campaign featuring new insight that allergy symptoms can worsen over time due to exposure to new allergens. We will lose U.S. exclusivity for Zyrtec in December 2007. Since we sold our rights to market Zyrtec over-the-counter in connection with the sale of our Consumer Healthcare business, we expect no revenue from Zyrtec after the expiration of the U.S. patent in December.

•	Alliance revenues reflect revenues primarily associated with our co-promotion of Aricept, Macugen, Rebif and Spiriva.

	—	Aricept, discovered and developed by our alliance partner Eisai Co., Ltd, is the world’s leading medicine to treat symptoms of Alzheimer’s disease.

	—	Macugen, discovered and developed by our alliance partner OSI Pharmaceuticals, Inc. (OSI), is for the treatment of AMD.
We are in negotiations with OSI to return the U.S. rights to Macugen to OSI in exchange for a royalty-free license to market Macugen outside the U.S.

	—	Rebif, discovered and developed by Serono S.A. (Serono), is used to treat symptoms of relapsing forms of multiple sclerosis. Pfizer co-promotes Rebif with Serono in the U.S.

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

Product Developments

We continue to invest in R&D to provide future sources of revenues through the development of new products, as well as through additional uses for existing in-line and alliance products. We have a broad and deep pipeline of medicines in development. However, there are no assurances as to when, or if, we will receive regulatory approval for additional indications for existing products or any of our other products in development. Below are significant regulatory actions by, and filings pending with, the FDA and other regulatory authorities.

2006 Financial Report | 19

Financial Review
Pfizer Inc and Subsidiary Companies

Recent FDA approvals follow:

PRODUCT	INDICATION	DATE APPROVED

Celebrex	Juvenile rheumatoid arthritis	December 2006

Aricept	Treatment of severe Alzheimer’s disease	October 2006

Chantix	Nicotine-receptor partial agonist for smoking cessation	May 2006

Genotropin	Treatment of long-term growth failure associated with Turner’s syndrome	April 2006

Geodon	Treatment of schizophrenia and acute manic or mixed episodes associated with bipolar disorder—liquid oral suspension	March 2006

Eraxis	Treatment of candidemia and invasive candidiasis	February 2006
	Treatment of esophageal candidiasis	February 2006

Exubera	Inhaled form of insulin for use in adults with type 1 and type 2 diabetes	January 2006

Sutent	Treatment of mRCC and refractory GIST	January 2006

Pending U.S. new drug applications (NDAs) and supplemental filings follow:

PRODUCT	INDICATION	DATE SUBMITTED

Lyrica	Treatment of fibromyalgia	December 2006

Maraviroc(a)	Treatment of human immuno-deficiency virus/acquired immune deficiency (HIV) in treatment-experienced patients	December 2006

Zithromax	Bacterial infections—sustained release—Pediatric filing	November 2006

Lipitor	Secondary prevention of cardiovascular (CV) events in patients with established coronary heart disease (CHD)	May 2006

Fesoterodine(b)	Treatment of overactive bladder	March 2006

Vfend	Fungal infections—Pediatric filing	June 2005

dalbavancin	Treatment of Gram-positive bacterial infections	December 2004

(a)	The FDA granted priority review status to maraviroc in February 2007.

(b)	We received an “approvable” letter from the FDA for fesoterodine for the treatment of overactive bladder in January 2007.

We received “not-approvable” letters from the FDA for Oporia for the prevention of post-menopausal osteoporosis in September 2005 and for the treatment of vaginal atrophy in January 2006. We expect to meet with the FDA in the first quarter of 2007 in order to review the viability of the lasofoxifene treatment program using 3-year interim Postmenopausal Evaluation And Risk-reduction with Lasofoxifene data and to address the FDA’s concerns. In March 2006, we received a “not-approvable” letter for use of Fragmin in oncology patients for the extended treatment of symptomatic venous thromboembolism (VTE) to prevent VTE in patients with cancer. We are currently in discussions with the FDA regarding this letter. In September 2006, the Oncologic Drugs Advisory Committee recommended that the FDA approve Fragmin for the prevention of blood clots in patients with cancer. In September 2005, we received a “not-approvable” letter for Dynastat (parecoxib), an injectable prodrug for valdecoxib for the treatment of acute pain. We have had discussions with the FDA regarding this letter, and we are considering plans to address the FDA’s concerns.

In June 2006, after certain decisions by the FDA, we notified Neurocrine Biosciences, Inc. (Neurocrine) that we are returning the development and marketing rights for indiplon, a product candidate to treat insomnia, to Neurocrine. This includes both the collaboration to develop and co-promote indiplon in the U.S., as well as Pfizer’s exclusive license to develop and market indiplon outside of the U.S.

In June 2006, the FDA designated as approvable the NDA for dalbavancin. We now anticipate a successful resolution of outstanding issues to allow final FDA approval and launch in 2007.

Other regulatory approvals and filings follow:

PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED

Celebrex	Approval in the E.U. for the treatment of ankylosing spondylitis	February 2007	—
	Approval in Japan for treatment of rheumatoid arthritis	January 2007	—

Sutent	Approval in the E.U. for mRCC as a first-line treatment	January 2007	—
	Approval in the E.U. for GIST as a second-line treatment	January 2007	—
	Approval in Canada for second-line treatment of mRCC	August 2006	—
	Approval in Canada for second-line treatment of GIST	May 2006	—
	Application submitted in Japan for mRCC	—	December 2006
	Application submitted in Japan for GIST	—	December 2006
	Application submitted in Canada for first-line treatment of mRCC	—	October 2006

Chantix/Champix	Approval in Canada for smoking cessation	January 2007	—
	Approval in the E.U. for smoking cessation	September 2006	—
	Application submitted in Japan for smoking cessation	—	June 2006

Somavert	Approval in Japan for acromegaly	January 2007	—

Maraviroc(a)	Application submitted in the E.U. for treatment of HIV	—	December 2006

Lyrica	Approval in the E.U. for the treatment of central neuropathic pain	September 2006	—
	Approval in the E.U. for treatment of GAD in adults	March 2006	—

Spiriva	Application submitted in the E.U.—Respimat device for chronic obstructive pulmonary disease	—	September 2006

(a)	Maraviroc has been granted accelerated review status in the E.U.

20 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Other regulatory approvals and filings follow: (continued)

PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED

Eraxis	Application submitted in the E.U. for	—	September 2006
treatment of candidemia and candidiasis

Fragmin	Approval in Canada for treatment of medical thrombo-prophylaxis	July 2006	—

Neurontin	Approval in Japan for treatment of epilepsy	July 2006	—

Genotropin	Approval in Japan for hormone deficiency long-term replacement therapy in adults	July 2006	—

Aricept	Application submitted in Canada for treatment of severe Alzheimer’s disease	—	July 2006

Lipitor	Approval in the E.U. for primary prevention of CV events in high coronary heart disease risk patients without established CHD	May 2006	—

Aromasin	Approval in Canada for early breast cancer	May 2006	—

Vfend	Approval in Canada for the powder form oral suspension	May 2006	—

Zyvox	Approval in Japan for methicillin-resistant Staphylococcus aureus	April 2006	—

Zoloft	Approval in Japan for treatment of depression and panic disorder	April 2006	—

Detrol/ Detrol LA/ Detrusitol	Approval in Japan for treatment of overactive bladder	April 2006	—

Exubera	Application submitted in Canada as an inhaled form of insulin for use in adults with type 1 and 2 diabetes	—	April 2006
	Approval in the E.U. as an inhaled form of insulin for use in adults with type 1 and 2 diabetes	January 2006	—

Fesoterodine (b)	Application submitted in the E.U. for treatment of over-active bladder	—	March 2006

Macugen	Approval in E.U. for AMD	January 2006	—

Inspra	Application submitted in Japan for hypertension	—	May 2002

 (b)    On February 23, 2007, the Committee for Medicinal Products for Human Use issued a positive opinion recommending that the European Commission grant marketing authorization for fesoterodine in Europe.

Ongoing or planned clinical trials for additional uses and dosage forms for our products include:

PRODUCT	INDICATION

Geodon/ Zeldox	Bipolar relapse prevention; bipolar pediatric

Lyrica	Generalized anxiety disorder; epilepsy monotherapy

Revatio	Pediatric pulmonary arterial hypertension

Macugen	Diabetic macular edema

Drug candidates in late-stage development include CP-945,598 a cannabinoid-1 receptor antagonist for treatment of obesity; axitinib, a multi-targeted receptor kinase for treatment of thyroid cancer; Zithromax/chloroquine for treatment of malaria; PF-3,512,676, a toll-like receptor 9 agonist for non-small cell lung cancer developed in partnership with Coley; CP-675,206, an anti-CTLA4 monoclonal antibody for melanoma; and Sutent for treatment of metastatic breast cancer.

On December 2, 2006, we announced that in the interests of public safety, we were stopping all torcetrapib clinical trials and had informed the FDA. Based on the recommendation of the independent Data Safety Monitoring Board, we have terminated the ILLUMINATE morbidity and mortality study for torcetrapib due to an imbalance of mortality and cardiovascular events and asked all clinical investigators to inform patient participants to stop taking the study medication immediately. In addition, we have ended the development program for this compound.

On November 28, 2006, we announced that we and Akzo Nobel’s Organon healthcare unit agreed to discontinue our collaboration in the further development of asenapine, a drug candidate for the treatment for schizophrenia and bipolar disorder. Our decision to discontinue participation in the asenapine development program was an outcome of a commercial analysis of the compound as part of our overall portfolio. We will return all product rights, intellectual property and data to Organon in 2007.

Additional product-related programs are in various stages of discovery and development. Also, see our discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.

Animal Health

Revenues of our Animal Health business follow:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2006	2005	2004	06/05	05/04

Livestock products	$1,458	$1,379	$1,200	6	15
Companion animal products	853	827	753	3	10

Total Animal Health	$2,311	$2,206	$1,953	5	13

Our Animal Health business is one of the largest in the world.

The increase in Animal Health revenues in 2006, as compared to 2005, was primarily attributable to:

•	for livestock products, the continued good performance of Draxxin (for treatment of respiratory disease in cattle and swine) in Europe and in the U.S.; and

2006 Financial Report | 21

Financial Review
Pfizer Inc and Subsidiary Companies

•	for companion animal products, the continued good performance of Revolution (a parasiticide for dogs and cats);

partially offset by:

•

a decline in U.S. Rimadyl (for treatment of pain and inflammation associated with canine osteoarthritis and soft-tissue orthopedic surgery) revenues due to intense branded competition, as well as increased generic competition in the European companion animal market.

The increase in Animal Health revenues in 2005, as compared to 2004, was attributable to:

•

for livestock products, the good performance of Excede (long acting anti-infective) in the U.S. and Draxxin in Europe and in the U.S., as well as Spectramast (antibiotic formulated to treat clinical mastitis), which was launched in the U.S. in May 2005;

•

for companion animal products, increased promotional activities throughout our markets resulted in Revolution and Clavamox (an antibiotic for dogs and cats) growing at double-digit rates in 2005, and the launch of Simplicef (small animal anti-infective) in the U.S. in the fourth quarter of 2004; and

•	the favorable impact of the weakening of the U.S. dollar relative to many foreign currencies.

Costs and Expenses

Cost of Sales

Cost of sales increased 6% in 2006 and increased 13% in 2005, while revenues increased 2% in 2006 and decreased 3% in 2005. Cost of sales as a percentage of revenues increased in 2006 compared to 2005 and in 2005 compared to 2004.

Cost of sales in 2006, compared to 2005, increased as a result of:

•	higher costs of $268 million related to our AtS productivity initiative;

•	the timing of implementation of inventory management initiatives;

•	the unfavorable impact on expenses of foreign exchange; and

•	charges related to certain inventory and manufacturing equipment write-downs,

partially offset by:

•	changes in sales mix;

•	operational efficiencies, reflecting savings related to our AtS productivity initiative; and

•	$73 million in write-offs of inventory and exit costs in 2005 related to suspension of sales and marketing of Bextra.

Cost of sales in 2005, compared to 2004, increased as a result of:

•

unfavorable geographic, segment and product mix, and adverse changes in production volume, among other factors, which reflected the loss of U.S. exclusivity for certain of our pharmaceutical products and the uncertainty regarding the selective COX-2 inhibitors;

•	$124 million related to our AtS productivity initiative; and

•	$73 million in write-offs of inventory and exit costs related to suspension of sales and marketing of Bextra.

Selling, Informational and Administrative (SI&A) Expenses

SI&A expenses increased 2% in 2006, which reflects:

•	higher promotional investments in new product launches and in-line product promotional programs;

•	expenses related to share-based payments; and

•	higher costs of $92 million related to our AtS productivity,

partially offset by:

•	the favorable impact on expenses of foreign exchange; and

•	savings related to our AtS productivity initiative.

SI&A expenses were flat in 2005 compared to 2004, which reflects:

•	the unfavorable impact on expenses of foreign exchange; and

•	$151 million in expenses related to our AtS productivity initiative,

offset by:

•	an increase in acquisition-related synergies;

•	savings from our AtS productivity initiative; and

•	lower marketing expenses for our pharmaceutical products compared to 2004, due primarily to lower spending on products which have lost exclusivity and the withdrawal of Bextra.

Research and Development (R&D) Expenses

R&D expenses increased 5% in 2006, which reflects:

•	higher costs of $126 million related to our AtS productivity initiative;

•	expenses related to share-based payments;

•	timing considerations associated with the advancement of development programs for pipeline products; and

•	higher payments for intellectual property rights, discussed below, among other factors,

partially offset by:

•	an R&D milestone due to us from sanofi-aventis (approximately $118 million); and

•	savings related to our AtS productivity initiative.

R&D expenses decreased 3% in 2005, which reflects:

•	the initial benefits associated with the AtS productivity initiative,

partially offset by:

•	increased portfolio support; and

•	$50 million in expenses related to our AtS productivity inititive.

22 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

R&D expense also includes payments for intellectual property rights of $292 million in 2006, $156 million in 2005 and $160 million in 2004. (For further discussion, see the “Product Developments” section of this Financial Review.)

Acquisition-Related In-Process Research and Development Charges

The estimated value of acquisition-related IPR&D is expensed at the acquisition date. In 2006, we expensed $835 million of IPR&D, primarily related to our acquisitions of Rinat and PowderMed. In 2005, we expensed $1.7 billion of IPR&D, primarily related to our acquisitions of Vicuron and Idun. In 2004, we expensed $1.1 billion of IPR&D, related primarily to our acquisition of Esperion.

Adapting to Scale Productivity Initiative

In connection with the AtS productivity initiative, which was launched in early 2005 and broadened in October 2006, our management has performed a comprehensive review of our processes, organizations, systems and decision-making procedures in a company-wide effort to improve performance and efficiency. On January 22, 2007, we announced additional plans to fundamentally change the way we run our business to meet the challenges of a changing business environment and to take advantage of the diverse opportunities in the marketplace. We intend to generate cost savings through site rationalization in research and manufacturing, streamlined organizational structures, sales force and staff function reductions, and increased outsourcing and procurement savings. Compared to 2006, we plan to achieve a decrease in the SI&A pre-tax component of Adjusted income of $500 million by the end of 2007, and an absolute net reduction of the pre-tax expense component of Adjusted income of between $1.5 billion and $2.0 billion by the end of 2008. (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.) Savings realized during 2006 totaled approximately $2.6 billion. The actions associated with the expanded AtS productivity initiative include restructuring charges, such as asset impairments, exit costs and severance costs (including any related impacts to our benefit plans, including settlements and curtailments) and associated implementation costs, such as accelerated depreciation charges, primarily associated with plant network optimization efforts, and expenses associated with system and process standardization and the expansion of shared services (see Notes to Consolidated Financial Statements—Note 4. Adapting to Scale Productivity Initiative).

We incurred the following costs in connection with our AtS productivity initiative:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005

Implementation costs(a)	$788	$325
Restructuring charges(b)	1,296	438

Total AtS costs	$2,084	$763

(a)

For 2006, included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and in Other (income)/deductions—net ($23 million income). For 2005, included in Cost of sales ($124 million), Selling, informational and administrative expenses ($151 million), and Research and development expenses ($50 million).

(b)	Included in Restructuring charges and acquisition-related costs.

Through December 31, 2006, the restructuring charges primarily relate to our plant network optimization efforts and the restructuring of our U.S. marketing and worldwide research and development operations, and the implementation costs primarily relate to system and process standardization, as well as the expansion of shared services.

The components of restructuring charges associated with AtS follow:

				UTILIZATION THROUGH DEC. 31, 2006	ACCRUAL AS OF DEC. 31, 2006
	COSTS INCURRED

(MILLIONS OF DOLLARS)	2006	2005	TOTAL			(a)

Employee termination costs	$809	$303	$1,112	$749	$363
Asset impairments	368	122	490	490	—
Other	119	13	132	93	39

	$1,296	$438	$1,734	$1,332	$402

(a)	Included in Other current liabilities.

Through December 31, 2006, Employee termination costs represent the approved reduction of the workforce by 8,274 employees, mainly in manufacturing, sales and research. We notified affected individuals and 5,732 employees were terminated as of December 31, 2006. Employee termination costs are recorded as incurred and include accrued severance benefits, pension and postretirement benefits. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

Acquisition-Related Costs

We incurred the following acquisition-related costs, primarily in connection with our acquisition of Pharmacia on April 16, 2003:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Integration costs(a):
Pharmacia	$—	$532	$454
Other	21	11	24
Restructuring charges(a):
Pharmacia	(3)	372	680
Other	9	3	(7)

Total acquisition-related costs	$27	$918	$1,151

(a)	Included in Restructuring charges and acquisition-related costs.

In connection with the acquisition of Pharmacia, Pfizer management approved plans to restructure and integrate the operations of both legacy Pfizer and legacy Pharmacia to combine operations, eliminate duplicative facilities and reduce costs. As of December 31, 2005, the restructuring of our operations as a result of our acquisition of Pharmacia was substantially complete. Restructuring charges included severance, costs of vacating duplicative facilities, contract termination and other exit costs. Total acquisition-related expenditures (income statement and balance sheet) incurred during 2002 through 2006 to achieve these synergies were $5.2 billion, on a pre-tax basis.

Cost synergies from the Pharmacia acquisition were $4.2 billion in 2005 and $3.6 billion in 2004. Synergies come from a broad range of sources, including a streamlined organization, reduced operating expenses, and procurement savings.

2006 Financial Report | 23

Financial Review
Pfizer Inc and Subsidiary Companies

Substantially all of our restructuring charges in connection with the Pharmacia acquisition were completed through December 31, 2005 and we recorded, in total, $1.2 billion by that date into the income statement. These restructuring charges were associated with exiting certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs. As of December 31, 2006, liabilities for these restructuring charges incurred but not paid totaled $77 million and are included in Other current liabilities.

The majority of the restructuring charges related to employee terminations (see Notes to Consolidated Financial Statements—Note 5B. Acquisition-Related Costs: Restructuring Charges—Pharmacia). Through December 31, 2006, employee termination costs totaling $592 million represent the approved reduction of the legacy Pfizer and legacy Pharmacia (from April 16, 2004) work force by 4,255 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 4,005 employees were terminated as of December 31, 2006. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts.

Other (Income)/Deductions—Net

In 2006, Pfizer recorded a charge of $320 million related to the impairment of our Depo-Provera intangible asset. In 2005, Pfizer recorded impairment charges of $1.1 billion related to the impairment of our Bextra intangible asset. In 2004, we recorded an impairment charge of $691 million related to the Depo-Provera brand and a litigation-related charge of $369 million related to Quigley Company, Inc., a wholly-owned subsidiary of Pfizer. See also Notes to Consolidated Financial Statements—Note 6. Other (Income)/Deductions—Net.

Provision/(Benefit) for Taxes on Income

Our overall effective tax rate for continuing operations was 15.3% in 2006, 29.4% in 2005 and 18.4% in 2004. The lower tax rate in 2006 is primarily due to tax benefits related to the resolution of a tax matter, a change in tax regulations and a decrease in the 2005 estimated U.S. tax provision related to the repatriation of foreign earnings, all as discussed below, and the impact of the sale of our Consumer Healthcare business. The higher tax rate in 2005 was attributable to the previously mentioned tax charge associated with the repatriation of foreign earnings and higher non-deductible charges for acquisition-related IPR&D, primarily relating to our acquisition of Vicuron and Idun in 2005, partially offset by the tax benefit of $586 million related to the resolution of certain tax positions.

In the first quarter of 2006, we were notified by the Internal Revenue Service (IRS) Appeals Division that a resolution had been reached on the matter that we were in the process of appealing, related to the tax deductibility of an acquisition-related breakup fee paid by the Warner-Lambert Company in 2000. As a result, we recorded a tax benefit of approximately $441 million related to the resolution of this issue.

On January 23, 2006, the IRS issued final regulations on Statutory Mergers and Consolidations, which impacted certain prior-period transactions. In the first quarter of 2006, we recorded a tax benefit of $217 million, reflecting the total impact of these regulations.

In the third quarter of 2006, we recorded a decrease to the 2005 estimated U.S. tax provision related to the repatriation of foreign earnings, due primarily to the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of a certain position, and we recognized a tax benefit of $124 million.

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

Discontinued Operations—Net of Tax

For further discussion about our dispositions, see the “Our Strategic Initiatives—Strategy and Recent Transactions: Dispositions” section of this Financial Review. The following amounts, primarily related to our Consumer Healthcare business, have been segregated from continuing operations and included in Discontinued operations—net of tax in the consolidated statements of income:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Revenues	$4,044	$3,948	$3,933

Pre-tax income	643	695	563
Provision for taxes on income(a)	(210)	(244)	(189)

Income from operations of discontinued businesses—net of tax	433	451	374

Pre-tax gains on sales of discontinued businesses	10,243	77	75
Provision for taxes on gains(b)	(2,363)	(30)	(24)

Gains on sales of discontinued businesses—net of tax	7,880	47	51

Discontinued operations—net of tax	$8,313	$498	$425

(a)	Includes a deferred tax expense of $24 million in 2006 and $25 million in 2005, and a deferred tax benefit of $15 million in 2004.

(b)	Includes a deferred tax benefit of $444 million in 2006, and nil in 2005 and 2004.

24 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Adjusted Income

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income in order to portray the results of our major operations—the discovery, development, manufacture, marketing and sale of prescription medicines for humans and animals—prior to considering certain income statement elements. We have defined Adjusted income as Net income before significant impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations, the cumulative effect of a change in accounting principles and certain significant items. The Adjusted income measure is not, and should not be viewed as, a substitute for U.S. GAAP Net income.

The Adjusted income measure is an important internal measurement for Pfizer. We measure the performance of the overall Company on this basis. The following are examples of how the Adjusted income measure is utilized.

•	Senior management receives a monthly analysis of our operating results that is prepared on an Adjusted income basis;

•	Our annual budgets are prepared on an Adjusted income basis; and

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

Despite the importance of this measure to management in goal setting and performance measurement, we stress that Adjusted income is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, Adjusted income (unlike U.S. GAAP Net income) may not be comparable with the calculation of similar measures for other companies. Adjusted income is presented solely to permit investors to more fully understand how management assesses our performance.

We also recognize that, as an internal measure of performance, the Adjusted income measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted income measure is that it provides a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles and does not provide a comparable view of our performance to other companies in the pharmaceutical industry. We also use other specifically tailored tools designed to ensure the highest levels of our performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, for all periods presented, Performance-Contingent Share Awards made to our senior executives are based on a non-discretionary formula, which measures our performance using relative total shareholder return, and relative change in diluted earnings per common share, the latter being a U.S. GAAP Net income measure. Performance Share Awards grants made in 2006 and future years will be paid based on a non-discretionary formula that measures our performance using relative total shareholder return. For additional information, see Notes to Consolidated Financial Statements—Note 15. Share-Based Payments.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase-accounting impacts, such as those related to our acquisitions of Pharmacia, PowderMed Ltd., Rinat, Idun, Vicuron and sanofi-aventis’ rights to Exubera, as well as net-asset acquisitions. These impacts can include charges for purchased IPR&D, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value and the incremental charges related to the amortization of finite-lived intangible assets for the increase to fair value. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products, without considering the aforementioned significant charges.

Certain of the purchase-accounting adjustments associated with a business combination, such as the amortization of intangibles acquired in connection with our acquisition of Pharmacia in 2003, can occur for up to 40 years (these assets have a weighted-average useful life of approximately nine years), but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors with an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs have been previously expensed.

However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted income. This component of Adjusted income is derived solely from the impacts of the items listed in the first paragraph of this section. We have not factored in the impacts of any other differences in experience that might have occurred if we had discovered and developed those intangible assets on our own, and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, our research and development costs in total, and in the periods presented, may have been different; our speed to commercialization and resulting sales, if any, may have been different; or our costs to manufacture may have been different. In addition, our marketing efforts may have been received differently by our customers. As such, in total, there can be no assurance that our Adjusted income amounts would have been the same as presented had we discovered and developed the acquired intangible assets.

Acquisition-Related Costs

Adjusted income is calculated prior to considering integration and restructuring charges associated with business combinations because these costs are unique to each transaction and represent costs that were incurred to restructure and integrate two businesses as a result of the acquisition decision. For additional clarity, only restructuring and integration activities that are associated with a purchase business combination or a net-asset acquisition are included in acquisition-related costs. We have not

2006 Financial Report | 25

Financial Review
Pfizer Inc and Subsidiary Companies

factored in the impacts of synergies that would have resulted had these costs not been incurred.

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

The integration and restructuring charges associated with a business combination may occur over several years, with the more significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years, as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA. In other situations, we may be required by local laws to obtain approvals prior to terminating certain employees. This approval process can delay the termination action.

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, such as our Consumer Healthcare business, which we sold in December 2006, as well as any related gains or losses on the sale of such operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines periodically for strategic fit with our operations, we do not build or run our businesses with an intent to sell them.

Cumulative Effect of a Change in Accounting Principles

Adjusted income is calculated prior to considering the cumulative effect of a change in accounting principles. The cumulative effect of a change in accounting principles is generally one time in nature and not expected to occur as part of our normal business on a regular basis.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program which is specific in nature with a defined term, such as those related to our AtS initiative; costs associated with a significant recall of one of our products; charges related to sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as charges attributable to the repatriation of foreign earnings in accordance with the Jobs Act; or possible charges related to legal matters, such as certain of those discussed in Legal Proceedings in our Form 10-K and in Part II: Other Information; Item 1, Legal Proceedings included in our Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements and accruals on legal matters made in the normal course of our business would not be considered certain significant items.

Reconciliation

A reconciliation between Net income, as reported under U.S. GAAP, and Adjusted income follows:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2006	2005	2004	06/05	05/04

Reported net income	$19,337	$8,085	$11,361	139	(29)
Purchase accounting adjustments—net of tax	3,131	3,967	3,389	(21)	17
Acquisition-related costs—net of tax	14	599	744	(98)	(19)
Discontinued operations—net of tax	(8,313)	(498)	(425)	M+	17
Cumulative effect of a change in accounting principles—net of tax	—	23	—	*	*
Certain significant items—net of tax	813	2,293	629	(65)	265

Adjusted income	$14,982	$14,469	$15,698	4	(8)

* Calculation not meaningful.

M+ Change greater than 1,000%.

Certain amounts and percentages may reflect rounding adjustments.

26 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Adjusted income as shown above excludes the following items:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Purchase accounting adjustments:
In-process research and development charges(a)	$835	$1,652	$1,071
Intangible amortization and other(b)	3,220	3,289	3,318

Total purchase accounting adjustments, pre-tax	4,055	4,941	4,389
Income taxes	(924)	(974)	(1,000)

Total purchase accounting adjustments—net of tax	3,131	3,967	3,389

Acquisition-related costs:
Integration costs(c)	21	543	478
Restructuring charges(c)	6	375	673

Total acquisition-related costs, pre-tax	27	918	1,151
Income taxes	(13)	(319)	(407)

Total acquisition-related costs—net of tax	14	599	744

Discontinued operations:
Income from discontinued operations(d)	(643)	(695)	(563)
Gains on sales of discontinued operations(d)	(10,243)	(77)	(75)

Total discontinued operations, pre-tax	(10,886)	(772)	(638)
Income taxes	2,573	274	213

Total discontinued operations—net of tax	(8,313)	(498)	(425)

Cumulative effect of a change in accounting principles—net of tax	—	23	—

Certain significant items:
Asset impairment charges and other associated costs(e)	320	1,240	702
Sanofi-aventis research and development milestone(f)	(118)	—	—
Restructuring charges—Adapting to Scale(c)	1,296	438	—
Implementation costs—Adapting to Scale(g)	788	325	—
Gain on disposals of investments and other(h)	(158)	(134)	—
Litigation-related(h)	(15)	—	369
Contingent income earned from the prior year sale of a product-in-development(h)	—	—	(100)
Operating results of divested legacy Pharmacia research facility(f)	—	—	64

Total certain significant items, pre-tax	2,113	1,869	1,035
Income taxes	(735)	(654)	(406)
Resolution of certain tax positions(i)	(441)	(586)	—
Tax impact of the repatriation of foreign earnings(i)	(124)	1,664	—

Total certain significant items—net of tax	813	2,293	629

Total purchase accounting adjustments, acquisition-related costs, discontinued operations, cumulative effect of a change in accounting principles and certain significant items—net of tax	$(4,355)	$6,384	$4,337

(a)	Included in Acquisition-related in-process research and development charges. (See Notes to Consolidated Financial Statements—Note 2. Acquisitions.)

(b)	Included primarily in Amortization of intangible assets. (See Notes to Consolidated Financial Statements—Note 12. Goodwill and Other Intangible Assets.)

(c)

Included in Restructuring charges and acquisition-related costs. (See Notes to Consolidated Financial Statements—Note 4. Adapting to Scale Productivity Initiative and Note 5. Acquisition-Related Costs.)

(d)	Discontinued operations—net of tax is primarily related to our Consumer Healthcare business. (See Notes to Consolidated Financial Statements—Note 3. Discontinued Operations.)

(e)

Included primarily in Other (income)/deductions—net. For 2006 and 2004, includes $320 million and $691 million related to the impairment of the Depo-Provera intangible asset, and for 2005, includes $1.2 billion related to the impairment of the Bextra intangible asset. (See Notes to the Consolidated Financial Statements—Note 12B. Goodwill and Other Intangible Assets: Other Intangible Assets.)

(f)	Included in Research and development expenses.

(g)

Included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and in Other (income)/deductions-net ($23 million income) for 2006. Included in Cost of sales ($124 million), Selling, informational and administrative expenses ($151 million), Research and development expenses ($50 million) for 2005. (See Notes to the Consolidated Financial Statements—Note 4. Adapting to Scale Productivity Initiative.)

(h)	Included in Other (income)/deductions—net. (See Notes to Consolidated Financial Statements—Note 6. Other (Income)/Deductions—Net.)

(i)	Included in Provision for taxes on income. (See Notes to Consolidated Financial Statements—Note 7. Taxes on Income.)

2006 Financial Report | 27

Financial Review
Pfizer Inc and Subsidiary Companies

Financial Condition, Liquidity and Capital Resources

Net Financial Assets

Our net financial asset position as of December 31 follows:

(MILLIONS OF DOLLARS)	2006	2005

Financial assets:
Cash and cash equivalents	$1,827	$2,247
Short-term investments	25,886	19,979
Short-term loans	514	510
Long-term investments and loans	3,892	2,497

Total financial assets	32,119	25,233

Debt:
Short-term borrowings, including current portion of long-term debt	2,434	11,589
Long-term debt	5,546	6,347

Total debt	7,980	17,936

Net financial assets	$24,139	$7,297

The increase in net financial assets reflects the proceeds from the sale of our Consumer Healthcare business for $16.6 billion. The change in the composition of our net financial assets also reflects the use of redemptions of short-term investments to pay down short-term borrowings.

We rely largely on operating cash flow, long-term debt and short-term commercial paper borrowings to provide for the working capital needs of our operations, including our R&D activities. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future.

Impact of Repatriation of Foreign Earnings

In 2005, under the Jobs Act, we repatriated to the U.S. approximately $37 billion in cash from foreign earnings (see the “Provision/(Benefit) for Taxes on Income” section of this Financial Review). This cash is being used for domestic expenditures relating to advertising and marketing activities, research and development activities, capital assets and other asset acquisitions and non-executive compensation in accordance with the provisions of the Jobs Act. The repatriation resulted in a decrease in short-term and long-term investments held overseas as the cash was repatriated and an increase in short-term borrowings overseas was used to fund the repatriation.

Investments

Our short-term and long-term investments consist primarily of mutual funds invested in debt financial instruments and high quality, liquid investment-grade available-for-sale debt securities. Our long-term investments include debt securities that totaled $2.1 billion as of December 31, 2006, which have maturities ranging substantially from one to ten years. Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to our operations. Where local restrictions prevent intercompany financing, working capital needs are met through operating cash flows and/or external borrowings. Our portfolio of short-term investments was reduced in the first quarter of 2006 by about $7 billion and the proceeds were primarily used to pay down short-term borrowings. In late December 2006, our portfolio of short-term investments increased by $16.6 billion, reflecting the receipt of proceeds from the sale of our Consumer Healthcare business.

Long-Term Debt Issuance

On February 22, 2006, we issued the following Japanese yen fixed-rate bonds, to be used for general corporate purposes:

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

Long-Term Debt Redemption

In May 2006, we decided to exercise our option to call, at par-value plus accrued interest, $1 billion of senior unsecured floating-rate notes, which were included in Long-term debt as of December 31, 2005. Notice to call was given to the Trustees and the notes were redeemed in the third quarter of 2006.

Credit Ratings

Two major corporate debt-rating organizations, Moody’s Investors Services (Moody’s) and Standard & Poor’s (S&P), assign ratings to our short-term and long-term debt. The following chart reflects the current ratings assigned to our senior unsecured non-credit enhanced long-term debt and commercial paper issued directly by us by each of these agencies:

NAME OF RATING AGENCY	COMMERCIAL PAPER	LONG-TERM DEBT		DATE OF LAST ACTION

		RATING	OUTLOOK

Moody’s	P-1	Aa1	Stable	December 2006
S&P	A1+	AAA	Negative	December 2006

On December 19, 2006, Moody’s downgraded our long-term debt rating to Aa1, its second highest investment grade rating, following a review initiated on December 4, 2006, citing our announcement on December 2, 2006, that we were ceasing development of torcetrapib. The downgrade reflects Moody’s assessment that the relationship between our patent exposures and our pipeline strength is no longer consistent with a Moody’s Aaa rating.

Following our December 2, 2006 announcement of our cessation of development of torcetrapib, S&P changed our rating outlook from stable to negative, noting a slowdown in sales and earnings growth as a result of major patent expirations and increased competition. S&P continues to rate our long-term debt at AAA, its highest investment grade rating, relying on our excellent position in the worldwide pharmaceutical market, highlighted by our diverse drug portfolio and large scale R&D program, together with our superior financial profile and cash-generating ability.

Our access to financing at favorable rates would be affected by a substantial downgrade in our credit ratings.

Debt Capacity

We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We maintain cash balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2006, we had access to $3.6 billion of lines of

28 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

credit, of which $1.2 billion expire within one year. Of these lines of credit, $3.4 billion are unused, of which our lenders have committed to loan us $2.2 billion at our request. $2 billion of the unused lines of credit, which expire in 2011, may be used to support our commercial paper borrowings.

As of February 27, 2007, we had the ability to borrow approximately $1 billion by issuing debt securities under our existing debt shelf registration statement filed with the SEC in November 2002.

Goodwill and Other Intangible Assets

As of December 31, 2006, Goodwill totaled $20.9 billion (17% of our total assets) and other intangible assets, net of accumulated amortization, totaled $24.3 billion (20% of our total assets).

The components of goodwill and other identifiable intangible assets, by segment, as of December 31, 2006, follow:

(MILLIONS OF DOLLARS)	PHARMACEUTICAL	ANIMAL HEALTH	OTHER	TOTAL

Goodwill	$20,798	$61	$17	$20,876
Finite-lived intangible assets, net(a)	20,995	169	84	21,248
Indefinite-lived intangible assets(b)	2,857	244	1	3,102

(a)	Includes $20.3 billion related to developed technology rights and $471 million related to brands.

(b)	Includes $3.0 billion related to brands.

Developed Technology Rights—Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties, and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories primarily representing the amortized value of the commercialized products included in our Pharmaceutical segment that we acquired in connection with our Pharmacia acquisition in 2003. While the Arthritis and Pain therapeutic category represents about 28% of the total amortized value of developed technology rights as of December 31, 2006, the balance of the amortized value is evenly distributed across the following Pharmaceutical therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol, Xalatan, Genotropin, Zyvox, Campto/Camptosar and Exubera. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Pharmaceutical products, such as Rebif, Spiriva, Celebrex (prior to our acquisition of Pharmacia) and Macugen. These rights are all subject to our impairment review process explained in the “Accounting Policies: Long-Lived Assets” section of this Financial Review.

In 2005, we recorded an impairment charge of $1.1 billion related to the developed technology rights for Bextra, a selective COX- 2 inhibitor (see Notes to Consolidated Financial Statements—Note 6. Other (Income)/Deductions—Net).

Brands—Significant components of brands include values determined for Depo-Provera contraceptive, Xanax and Medrol.

In 2006 and 2004, we recorded impairment charges of approximately $320 million and approximately $691 million related to the Depo-Provera brand (see Notes to Consolidated Financial Statements—Note 6. Other (Income)/Deductions—Net).

Selected Measures of Liquidity and Capital Resources

The following table sets forth certain relevant measures of our liquidity and capital resources as of December 31:

	AS OF DECEMBER 31,

(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2006	2005

Cash and cash equivalents and short-term investments and loans	$28,227	$22,736
Working capital(a)	$25,560	$18,433
Ratio of current assets to current liabilities	2.20:1	1.65:1
Shareholders’ equity per common share(b)	$10.05	$8.98

(a)

Working capital includes assets of discontinued operations and other assets held for sale of $62 million and $6.7 billion and liabilities of discontinued operations and other liabilities held for sale of $2 million and $1.2 billion, as of December 31, 2006 and December 31, 2005.

(b)	Represents total shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares, and those held by our employee benefit trust).

The increase in working capital in 2006, as compared to 2005, was primarily due to:

•	an increase in net current financial assets of $14.6 billion, primarily due to the receipt of proceeds from the sale of our Consumer Healthcare business; and

•

an increase in inventories of $633 million, which is primarily due to the acquisition of sanofi-aventis’ Exubera inventory, the build-up of inventory to support new product launches and the impact of foreign exchange, partially offset by the impact of our inventory reduction initiative, partially offset by:

•	the change in net assets and liabilities held for sale of about $5.4 billion, primarily reflecting the sale of our Consumer Healthcare business; and

•	the expected timing of tax obligations of about $2.5 billion.

2006 Financial Report | 29

Financial Review
Pfizer Inc and Subsidiary Companies

Summary of Cash Flows

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Cash provided by/(used in):
Operating activities	$17,594	$14,733	$16,340
Investing activities	5,101	(5,072)	(9,422)
Financing activities	(23,100)	(9,222)	(6,629)
Effect of exchange-rate changes on cash and cash equivalents	(15)	—	(1)

Net increase/(decrease) in cash and cash equivalents	$(420)	$439	$288

Operating Activities

Our net cash provided by continuing operating activities was $17.6 billion in 2006, as compared to $14.7 billion in 2005. The increase in net cash provided by operating activities was primarily attributable to:

•	the payment of $1.7 billion in taxes in 2005 associated with the repatriation of approximately $37 billion of foreign earnings under the Jobs Act in 2005; and

•	the timing of other receipts and payments in the ordinary course of business.

Our net cash provided by continuing operating activities was $14.7 billion in 2005, as compared to $16.3 billion in 2004. The decrease in net cash provided by operating activities was primarily attributable to:

•	the payment of $1.7 billion in taxes associated with the repatriation of approximately $37 billion of foreign earnings under the Jobs Act; and

•	the timing of other receipts and payments in the ordinary course of business.

The estimated net cash flows provided by operating activities associated with discontinued operations were not significant.

In 2006, the cash flow line item called Income taxes payable of $2.9 billion, primarily reflects the taxes provided on the gain on the sale of our Consumer Healthcare business that have not yet been paid.

Investing Activities

Our net cash provided by investing activities was $5.1 billion in 2006, as compared to net cash used by investing activities of $5.1 billion in 2005. The increase in net cash provided by investing activities was primarily attributable to:

•	higher net redemptions of short-term investments in 2006 (an increased source of cash of $12.4 billion), primarily used to pay down short-term borrowings,

partially offset by:

•	an increase in net purchases of long-term investments (an increased use of cash of $2.3 billion); and

•	the acquisition of PowderMed Ltd., Rinat and sanofi-aventis’ rights to Exubera in 2006 compared to the acquisition of Vicuron and Idun in 2005 (an increased use of cash of $216 million).

Our net cash used by investing activities was $5.1 billion in 2005, as compared to $9.4 billion in 2004. The decrease in net cash used by investing activities was primarily attributable to:

•

a decrease in net purchases of investments (a decreased use of $4.9 billion), due primarily to higher redemptions of investments in 2005 to provide funds for the repatriation of foreign earnings in accordance with the Jobs Act; and

•	lower purchases of plant, property and equipment (a decreased use of $495 million),

partially offset by:

•	lower proceeds from the sales of businesses, product lines and other products (a decreased source of cash of $1.1 billion).

The estimated net cash flows used in investing activities associated with discontinued operations were not significant.

Financing Activities

Our net cash used in financing activities increased to $23.1 billion in 2006, as compared to $9.2 billion in 2005. The increase in net cash used in financing activities was primarily attributable to:

•	net repayments of $9.9 billion on total borrowings in 2006, as compared to $321 million in 2005;

•	an increase in cash dividends paid of $1.4 billion in 2006, as compared to 2005, primarily due to an increase in the dividend rate; and

•	higher purchases of common stock in 2006 of $7.0 billion, as compared to $3.8 billion in 2005,

partially offset by:

•	higher proceeds of $243 million from the exercise of employee stock options.

Our net cash used in financing activities increased to $9.2 billion in 2005, as compared to $6.6 billion in 2004. The increase in net cash used in financing activities was primarily attributable to:

•

net repayments of $321 million on total borrowings in 2005, as compared to total net borrowings of $4.1 billion in 2004, as funds from the repatriation of foreign earnings in 2005 were used to finance domestic activities, thereby reducing our reliance on short-term borrowings;

•	an increase in cash dividends paid of $473 million, as compared to 2004, primarily due to an increase in the dividend rate; and

•	a decrease of $610 million in the proceeds from the exercise of employee stock options,

partially offset by:

•	lower purchases of common stock in 2005 of $3.8 billion, as compared to $6.7 billion in 2004.

The estimated net cash flows used in financing activities associated with discontinued operations were not significant.

In June 2005, we announced a $5 billion share-purchase program, which is being funded by operating cash flows. In June 2006, the Board of Directors increased our share-purchase authorization from $5 billion to $18 billion. In total, under the June 2005

30 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

program, we purchased approximately 288 million shares for approximately $7.5 billion.

In October 2004, we announced a $5 billion share-purchase program, which we completed in the second quarter of 2005 and was funded from operating cash flows. In total, under the October 2004 program, we purchased approximately 185 million shares.

A summary of common stock purchases follows:

(MILLIONS OF SHARES AND DOLLARS, EXCEPT PER-SHARE DATA)	SHARES OF COMMON STOCK PURCHASED	AVERAGE PER-SHARE PRICE PAID	TOTAL COST OF COMMON STOCK PURCHASED

2006:
June 2005 program	266	$26.19	$6,979

Total	266		$6,979

2005:
June 2005 program	22	$22.38	$493
October 2004 program	122	27.20	3,304

Total	144		$3,797

Contractual Obligations

Payments due under contractual obligations as of December 31, 2006, mature as follows:

	YEARS

(MILLIONS OF DOLLARS)	TOTAL	WITHIN 1	OVER 1 TO 3	OVER 3 TO 5	AFTER 5

Long-term debt(a)	$5,546	$—	$1,990	$514	$3,042
Other long-term liabilities reflected on our balance sheet under GAAP(b)	3,440	321	623	640	1,856
Lease commitments(c)	1,322	230	376	185	531
Purchase obligations(d)	912	629	186	91	6

(a)	Long-term debt consists of senior unsecured notes, floating-rate unsecured notes, foreign currency denominated notes, and other borrowings and mortgages.

(b)	Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans.

(c)	Includes operating and capital lease obligations.

(d)

Purchase obligations represent agreements to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services and employee benefit administration services.

In 2007, we expect to spend approximately $2.0 billion on property, plant and equipment.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and as of December 31, 2006, recorded amounts for the estimated fair value of these indemnifications are not material.

Certain of our co-promotion or license agreements give our licensors or partners the right to negotiate for, or in some cases to obtain, under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Dividends on Common Stock

We declared dividends of $7.3 billion in 2006 and $6.0 billion in 2005 on our common stock. In 2006, we increased our annual dividend to $0.96 per share from $0.76 per share in 2005. In December 2006, our Board of Directors declared a first-quarter 2007 dividend of $0.29 per share. The 2007 cash dividend marks the 40th consecutive year of dividend increases.

Our current dividend provides a return to shareholders while maintaining sufficient capital to invest in growing our businesses. Our dividends are funded from operating cash flows, our financial asset portfolio and short-term commercial paper borrowings and are not restricted by debt covenants. To the extent we have additional capital in excess of investment opportunities, we typically offer a return to our shareholders through a stock repurchase program. We believe that our profitability and access to financial markets provide sufficient capability for us to pay current and future dividends.

New Accounting Standards

Recently Adopted Accounting Standards

On December 31, 2006, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of Financial Accounting Standards Board (FASB) Statements No. 87, 88, 106 and 132R). (See Notes to Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards, and Note 13. Pension and Postretirement Benefit Plans and Defined Contribution Plans.)

On January 1, 2006, we adopted the provisions of SFAS No. 123R, Share-Based Payment, as supplemented by the guidance provided by Staff Accounting Bulletin (SAB) 107, issued in March 2005. (SFAS 123R replaced SFAS 123, Stock-Based Compensation, issued in 1995. See Notes to Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards, and Note 15. Share-Based Payments.)

Recently Issued Accounting Standards, Not Adopted as of December 31, 2006

In June 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 provides guidance relative to the recognition, derecognition and measurement of tax positions for financial statement purposes. Historically, our

2006 Financial Report | 31

Financial Review
Pfizer Inc and Subsidiary Companies

policy has been to account for uncertainty in income taxes based on whether we determined that our tax position is “probable” under current tax law of being sustained, as well as an analysis of potential outcomes under a given set of facts and circumstances. FIN 48 requires that tax positions be sustainable based on a “more likely than not” standard under current tax law benefit recognition, and adjusted to reflect the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. While FIN 48 applies a lower level of certainty for tax positions evaluated under tax law, as compared to our current policy, we do not expect the adoption of FIN 48 to have a material impact on our consolidated financial statements. We will adopt the new standard as of January 1, 2007.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 provides guidance for, among other things, the definition of fair value and the methods used to measure fair value. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. We are currently in the process of evaluating the impact of the adoption of SFAS 157 on our financial statements.

Forward-Looking Information and Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written or oral statements that we make from time to time contain such forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. In particular, these include statements relating to future actions, business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results. Among the factors that could cause actual results to differ materially are the following:

•	the success of research and development activities;

•

decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved;

•	the success of external business development activities;

•	competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•	the ability to successfully market both new and existing products domestically and internationally;

•	difficulties or delays in manufacturing;

•	trade buying patterns;

•	the ability to meet generic and branded competition after the loss of patent protection for our products or for competitor products;

•	the impact of existing and future regulatory provisions on product exclusivity;

•	trends toward managed care and healthcare cost containment;

•

U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs that are marketed from outside the U.S. at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use;

•	the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003;

•	legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access;

•	contingencies related to actual or alleged environmental contamination;

•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

•

legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings;

•	the Company’s ability to protect its patents and other intellectual property both domestically and internationally;

•	interest rate and foreign currency exchange rate fluctuations;

•	governmental laws and regulations affecting domestic and foreign operations, including tax obligations;

•	changes in U.S. generally accepted accounting principles;

•	any changes in business, political and economic conditions due to the threat of terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

•	growth in costs and expenses;

•	changes in our product, segment and geographic mix; and

•

the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative, including the projected benefits of the broadening of this initiative over the next few years.

32 | 2006 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission.

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors and Cautionary Factors That May Affect Future Results” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, which will be filed in February 2007. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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

Foreign Exchange Risk—A significant portion of our revenues and earnings is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same currency revenues in relation to same currency costs, and same currency assets in relation to same currency liabilities.

Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from mostly intercompany short-term foreign currency assets and liabilities that arise from operations. We also use foreign currency forward-exchange contracts and foreign currency swaps to hedge the potential earnings effects from short and long-term foreign currency investments, third-party loans and intercompany loans.

In addition, under certain market conditions, we protect against possible declines in the reported net assets of our Japanese yen, Swedish krona and certain euro functional-currency subsidiaries. In these cases, we use currency swaps or foreign currency debt.

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined as follows:

•	foreign currency forward-exchange contracts and currency swaps—net present values

•	foreign receivables, payables, debt and loans—changes in exchange rates

In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar. All other factors were held constant.

If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see Notes to Consolidated Financial Statements—Note 9D. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

Interest Rate Risk—Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We are also subject to interest rate risk on euro investments and currency swaps, Swedish krona currency swaps, and on Japanese yen short and long-term borrowings and currency swaps. We invest and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments such as interest rate swaps.

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

We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial

2006 Financial Report | 33

Financial Review
Pfizer Inc and Subsidiary Companies

uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1B. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

34 | 2006 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report

We prepared and are responsible for the financial statements that appear in our 2006 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2006.

The Company’s independent auditors have issued their auditors’ report on management’s assessment of the Company’s internal control over financial reporting. That report appears in our 2006 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Jeffrey B. Kindler
Chairman and Chief Executive Officer

Alan G. Levin	Loretta V. Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 27, 2007

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

In addition, the Committee has reviewed and discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management. As part of that review, the Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and by all relevant professional and regulatory standards relating to KPMG’s independence from the Company. The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

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

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee has selected and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

W.R. Howell
Chair, Audit Committee

February 27, 2007

The Audit Committee’s Report shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee’s Report by reference therein.

2006 Financial Report | 35

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc and Subsidiary Companies’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

As discussed, in the Notes to the Consolidated Financial Statements—Note 1. Significant Accounting Policies, effective January 1, 2006, Pfizer Inc adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

As discussed, in the Notes to the Consolidated Financial Statements —Note 1. Significant Accounting Policies, effective December 31, 2006, Pfizer Inc adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of Financial Accounting Standards Board Statements No. 87, 88, 106 and 132R).

KPMG LLP
New York, New York

February 27, 2007

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Pfizer Inc and Subsidiary Companies maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Pfizer Inc and Subsidiary Companies maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Pfizer Inc and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 27, 2007 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 27, 2007

36 | 2006 Financial Report

Consolidated Statements of Income
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2006	2005	2004

Revenues	$48,371	$47,405	$48,988
Costs and expenses:
Cost of sales(a)	7,640	7,232	6,391
Selling, informational and administrative expenses(a)	15,589	15,313	15,304
Research and development expenses(a)	7,599	7,256	7,513
Amortization of intangible assets	3,261	3,399	3,352
Acquisition-related in-process research and development charges	835	1,652	1,071
Restructuring charges and acquisition-related costs	1,323	1,356	1,151
Other (income)/deductions—net	(904)	397	803

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	13,028	10,800	13,403
Provision for taxes on income	1,992	3,178	2,460
Minority interests	12	12	7

Income from continuing operations before cumulative effect of a change in accounting principles	11,024	7,610	10,936
Discontinued operations:
Income from discontinued operations—net of tax	433	451	374
Gains on sales of discontinued operations—net of tax	7,880	47	51

Discontinued operations—net of tax	8,313	498	425

Income before cumulative effect of a change in accounting principles	19,337	8,108	11,361
Cumulative effect of a change in accounting principles—net of tax	—	(23)	—

Net income	$19,337	$8,085	$11,361

Earnings per common share—basic
Income from continuing operations before cumulative effect of a change in accounting principles	$1.52	$1.03	$1.45
Discontinued operations	1.15	0.07	0.06

Income before cumulative effect of a change in accounting principles	2.67	1.10	1.51
Cumulative effect of a change in accounting principles	—	—	—

Net income	$2.67	$1.10	$1.51

Earnings per common share—diluted
Income from continuing operations before cumulative effect of a change in accounting principles	$1.52	$1.02	$1.43
Discontinued operations	1.14	0.07	0.06

Income before cumulative effect of a change in accounting principles	2.66	1.09	1.49
Cumulative effect of a change in accounting principles	—	—	—

Net income	$2.66	$1.09	$1.49

Weighted-average shares—basic	7,242	7,361	7,531
Weighted-average shares—diluted	7,274	7,411	7,614

(a)	Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2006 Financial Report | 37

Consolidated Balance Sheets
Pfizer Inc and Subsidiary Companies

	AS OF DECEMBER 31,

(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2006	2005

Assets
Cash and cash equivalents	$1,827	$2,247
Short-term investments	25,886	19,979
Accounts receivable, less allowance for doubtful accounts: 2006—$204; 2005—$174	9,392	9,103
Short-term loans	514	510
Inventories	6,111	5,478
Prepaid expenses and taxes	3,157	2,859
Assets of discontinued operations and other assets held for sale	62	6,659

Total current assets	46,949	46,835
Long-term investments and loans	3,892	2,497
Property, plant and equipment, less accumulated depreciation	16,632	16,233
Goodwill	20,876	20,985
Identifiable intangible assets, less accumulated amortization	24,350	26,244
Other assets, deferred taxes and deferred charges	2,138	4,176

Total assets	$114,837	$116,970

Liabilities and Shareholders’ Equity
Short-term borrowings, including current portion of long-term debt: 2006—$712; 2005—$778	$2,434	$11,589
Accounts payable	2,019	2,073
Dividends payable	2,055	1,772
Income taxes payable	6,466	3,618
Accrued compensation and related items	1,903	1,602
Other current liabilities	6,510	6,521
Liabilities of discontinued operations and other liabilities held for sale	2	1,227

Total current liabilities	21,389	28,402
Long-term debt	5,546	6,347
Pension benefit obligations	3,632	2,681
Postretirement benefit obligations	1,970	1,424
Deferred taxes	8,015	9,707
Other noncurrent liabilities	2,927	2,645

Total liabilities	43,479	51,206

Shareholders’ Equity
Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2006—3,497; 2005—4,193	141	169
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2006—8,819; 2005—8,784	441	439
Additional paid-in capital	69,104	67,759
Employee benefit trust	(788)	(923)
Treasury stock, shares at cost; 2006—1,695; 2005—1,423	(46,740)	(39,767)
Retained earnings	49,669	37,608
Accumulated other comprehensive income/(expense)	(469)	479

Total shareholders’ equity	71,358	65,764

Total liabilities and shareholders’ equity	$114,837	$116,970

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

38 | 2006 Financial Report

Consolidated Statements of Shareholders’ Equity
Pfizer Inc and Subsidiary Companies

(MILLIONS, EXCEPT PREFERRED SHARES)	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	EMPLOYEE BENEFIT TRUST		TREASURY STOCK		RETAINED EARNINGS	ACCUM. OTHER COMPRE- HENSIVE INC./(EXP.)

	SHARES	STATED VALUE	SHARES	PAR VALUE		SHARES	FAIR VALUE	SHARES	COST			TOTAL

Balance, January 1, 2004	5,445	$219	8,702	$435	$66,571	(54)	$(1,898)	(1,073)	$(29,352)	$29,382	$195	$65,552
Comprehensive income:
Net income										11,361		11,361
Total other comprehensive income—net of tax											2,083	2,083

Total comprehensive income												13,444

Cash dividends declared—
common stock										(5,243)		(5,243)
preferred stock										(8)		(8)
Stock option transactions			47	3	886	9	323	—	(16)			1,196
Purchases of common stock								(208)	(6,659)			(6,659)
Employee benefit trust transactions—net					(346)	(1)	346					—
Preferred stock conversions and redemptions	(666)	(26)			27			—	9			10
Other			5	—	115			—	26			141

Balance, December 31, 2004	4,779	193	8,754	438	67,253	(46)	(1,229)	(1,281)	(35,992)	35,492	2,278	68,433
Comprehensive income:
Net income										8,085		8,085
Total other comprehensive expense—net of tax											(1,799)	(1,799)

Total comprehensive income												6,286

Cash dividends declared—
common stock										(5,960)		(5,960)
preferred stock										(9)		(9)
Stock option transactions			24	1	342	7	193	—	(6)			530
Purchases of common stock								(143)	(3,797)			(3,797)
Employee benefit trust transactions—net					(113)	(1)	113	1	—			—
Preferred stock conversions and redemptions	(586)	(24)			37			—	6			19
Other			6	—	240			—	22			262

Balance, December 31, 2005	4,193	169	8,784	439	67,759	(40)	(923)	(1,423)	(39,767)	37,608	479	65,764
Comprehensive income:
Net income										19,337		19,337
Total other comprehensive income—net of tax											1,192	1,192

Total comprehensive income												20,529

Adoption of new accounting standard—net of tax											(2,140)	(2,140)
Cash dividends declared—
common stock										(7,268)		(7,268)
preferred stock										(8)		(8)
Stock option transactions			28	1	896	11	286	(6)	(8)			1,175
Purchases of common stock								(266)	(6,979)			(6,979)
Employee benefit trust transactions—net					152	(1)	(151)					1
Preferred stock conversions and redemptions	(696)	(28)			12			—	6			(10)
Other			7	1	285			—	8			294

Balance, December 31, 2006	3,497	$141	8,819	$441	$69,104	(30)	$(788)	(1,695)	$(46,740)	$49,669	$(469)	$71,358

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2006 Financial Report | 39

Consolidated Statements of Cash Flows
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Operating Activities
Net income	$19,337	$8,085	$11,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,293	5,576	5,093
Share-based compensation expense	655	157	60
Acquisition-related in-process research and development charges	835	1,652	1,071
Intangible asset impairments and other associated non-cash charges	320	1,240	702
Gains on disposal of investments, products and product lines	(233)	(172)	(6)
Gains on sales of discontinued operations	(10,243)	(77)	(75)
Cumulative effect of a change in accounting principles	—	40	—
Deferred taxes from continuing operations	(1,525)	(1,465)	(1,752)
Other deferred taxes	(420)	8	(15)
Other non-cash adjustments	559	486	501
Changes in assets and liabilities, net of effect of businesses acquired and divested:
Accounts receivable	(172)	(803)	(465)
Inventories	118	72	(542)
Prepaid and other assets	314	615	(600)
Accounts payable and accrued liabilities	(450)	(1,054)	(667)
Income taxes payable	2,909	254	999
Other liabilities	297	119	675

Net cash provided by operating activities	17,594	14,733	16,340

Investing Activities
Purchases of property, plant and equipment	(2,050)	(2,106)	(2,601)
Purchases of short-term investments	(9,597)	(28,040)	(17,499)
Proceeds from redemptions of short-term investments	20,771	26,779	11,723
Purchases of long-term investments	(1,925)	(687)	(1,329)
Proceeds from redemptions of long-term investments	233	1,309	1,570
Purchases of other assets	(153)	(431)	(327)
Proceeds from sales of other assets	3	12	6
Proceeds from the sales of businesses, products and product lines	200	127	1,276
Acquisitions, net of cash acquired	(2,320)	(2,104)	(2,263)
Other investing activities	(61)	69	22

Net cash provided by/(used in) investing activities	5,101	(5,072)	(9,422)

Financing Activities
Increase in short-term borrowings, net	1,040	1,124	2,466
Principal payments on short-term borrowings	(11,969)	(1,427)	(288)
Proceeds from issuances of long-term debt	1,050	1,021	2,586
Principal payments on long-term debt	(55)	(1,039)	(664)
Purchases of common stock	(6,979)	(3,797)	(6,659)
Cash dividends paid	(6,919)	(5,555)	(5,082)
Stock option transactions and other	732	451	1,012

Net cash used in financing activities	(23,100)	(9,222)	(6,629)

Effect of exchange-rate changes on cash and cash equivalents	(15)	—	(1)

Net increase/(decrease) in cash and cash equivalents	(420)	439	288
Cash and cash equivalents at beginning of year	2,247	1,808	1,520

Cash and cash equivalents at end of year	$1,827	$2,247	$1,808

Supplemental Cash Flow Information
Non-cash transactions:
Sale of the Consumer Healthcare business(a)	$16,429	$—	$—

Cash paid during the period for:
Income taxes	$3,443	$4,713	$3,388
Interest	715	649	496

(a)	Reflects portion of proceeds received in the form of short-term investments.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

40 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

1. Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the U.S., and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year presented (see also Note 3. Discontinued Operations). Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated.

We made certain reclassifications to the 2005 and 2004 consolidated financial statements to conform to the 2006 presentation. These reclassifications are primarily related to discontinued operations (see Note 3. Discontinued Operations), as well as to better reflect jurisdictional netting of deferred taxes and the classification of amounts related to the share-based compensation program.

B. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. For example, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales returns and sales allowances), depreciation, amortization, employee benefits, contingencies and asset and liability valuations. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that are inherently uncertain and unpredictable. Assumptions may later prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. It is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, foreign exchange, litigation, legislation and regulations. These and other risks and uncertainties are discussed in the accompanying Financial Review, which is unaudited, under the headings “Our Operating Environment and Response to Key Opportunities and Challenges” and “Forward-Looking Information and Factors That May Affect Future Results.”

C. Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We record accruals for such contingencies to the extent that we conclude that their occurrence is probable and that the related liabilities are estimable. We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B. Significant Accounting Policies: Estimates and Assumptions). We record anticipated recoveries under existing insurance contracts when assured of recovery.

D. New Accounting Standards

On December 31, 2006, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of Financial Accounting Standards Board (FASB) Statements No. 87, 88, 106 and 132R). SFAS 158 requires us to recognize on our balance sheet the difference between our benefit obligations and any plan assets of our benefit plans. In addition, we are required to recognize as part of other comprehensive income/(expense), net of taxes, gains and losses due to differences between our actuarial assumptions and actual experience (actuarial gains and losses) and any effects on prior service due to plan amendments (prior service costs or credits) that arise during the period and which are not yet recognized as net periodic benefit costs. At adoption date, we recognized the previously unrecognized actuarial gains and losses, prior service costs or credits and net transition amounts within Accumulated other comprehensive income/(expense), net of tax (see Note 13. Pension and Postretirement Benefit Plans and Defined Contribution Plans).

On January 1, 2006, we adopted the provisions of SFAS No. 123R, Share-Based Payment, as supplemented by the interpretation provided by SEC Staff Accounting Bulletin (SAB) No. 107, issued in March 2005. (SFAS 123R replaced SFAS 123, Stock-Based Compensation, issued in 1995.) We elected the modified prospective application transition method of adoption and, as such, prior-period financial statements were not restated for this change. Under this method, the fair value of all stock options granted or modified after adoption must be recognized in the consolidated statement of income. Total compensation cost related to nonvested awards not yet recognized, determined under the original provisions of SFAS 123, must also be recognized in the consolidated statement of income. The adoption of SFAS 123R primarily impacted our accounting for stock options (see Note 15. Share-Based Payments). Prior to January 1, 2006, we accounted for stock options under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, an elective accounting policy permitted by SFAS 123. Under this standard, since the exercise price of our stock options granted is set equal to the market price of Pfizer common stock on the date of the grant, we did not record any expense to the consolidated statement of income related to stock options, unless certain original grant date terms were subsequently modified. However, as required, we disclosed, in the Notes to Consolidated Financial Statements, the pro forma expense impact of the stock option grants as if we had applied the fair-value-based recognition provisions of SFAS 123.

As of December 31, 2005, we adopted the provisions of FASB Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations (an interpretation of FASB Statement No. 143). FIN 47 clarifies that conditional obligations meet the definition of an asset retirement obligation in SFAS No. 143, Accounting for Asset Retirement Obligations, and therefore should be recognized if their fair value is reasonably estimable. As a result of adopting FIN 47, we recorded a non-cash pre-tax charge of $40 million ($23 million, net of tax). This charge was

2006 Financial Report | 41

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

reported in Cumulative effect of a change in accounting principles—net of tax in the fourth quarter of 2005. In accordance with these standards, we record accruals for legal obligations associated with the retirement of tangible long-lived assets, including obligations under the doctrine of promissory estoppel and those that are conditional upon the occurrence of future events. We recognize these obligations using management’s best estimate of fair value.

As of January 1, 2004, we adopted the provisions of FIN 46R, Consolidation of Variable Interest Entities (an interpretation of ARB No. 51). FIN 46R provides additional guidance as to when certain entities need to be consolidated for financial reporting purposes. The adoption of FIN 46R did not have a material impact on our consolidated financial statements.

E. Acquisitions

Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting, which requires that the assets acquired and the liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired in-process research and development (IPR&D) are expensed at the date of acquisition. When we acquire net assets that do not constitute a business under GAAP, no goodwill is recognized.

F. Foreign Currency Translation

For most international operations, local currencies have been determined to be the functional currencies. The effects of converting non-functional currency assets and liabilities into the functional currency are recorded in Other (income)/deductions—net. We translate functional currency assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record these translation adjustments in Shareholders’ equity—Accumulated other comprehensive income/(expense). We translate functional currency statement of income amounts at average rates for the period.

For operations in highly inflationary economies, we translate monetary items at rates in effect at the balance sheet date, with translation adjustments recorded in Other (income)/deductions—net, and nonmonetary items at historical rates.

G. Revenues

Revenue Recognition—We record revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as sales rebates, discounts and incentives, and product returns. When we cannot reasonably estimate the amount of future product returns, we record revenues when the risk of product return has been substantially eliminated.

Deductions from Revenues—Gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized.

In the U.S., we record provisions for Medicaid, Medicare and contract rebates based upon our actual experience ratio of rebates paid and actual prescriptions during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates.

Our provisions for chargebacks (reimbursements to wholesalers for honoring contracted prices to third parties) closely approximate actual as we settle these deductions generally within two to three weeks of incurring the liability.

Outside of the U.S., the majority of our rebates are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor based on historical payments against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

We record sales allowances as a reduction of revenues at the time the related revenues are recorded or when the allowance is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentive programs.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $1.5 billion as of December 31, 2006, and $1.8 billion as of December 31, 2005.

Taxes collected from customers and remitted to governmental authorities are presented on a net basis; that is, they are excluded from revenues.

Alliances—We have agreements to co-promote pharmaceutical products discovered by other companies. Revenues are earned when our co-promotion partners ship the related product and title passes to their customer. Alliance revenues are primarily based upon a percentage of our co-promotion partners’ net sales. Expenses for selling and marketing these products, are included in Selling, informational and administrative expenses.

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

Advertising expenses relating to production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising expenses totaled approximately $2.6 billion in 2006 and $2.7 billion in 2005 and 2004.

42 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

J. Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with our third-party collaboration efforts. Before a compound receives regulatory approval, we record milestone payments made by us to third parties under contracted R&D arrangements as expense when the specific milestone has been achieved. Once a compound receives regulatory approval, we record any subsequent milestone payments in Identifiable intangible assets, less accumulated amortization and, unless the assets are determined to have an indefinite life, we amortize them evenly over the remaining agreement term or the expected product life cycle, whichever is shorter. We have no third-party R&D arrangements that result in the recognition of revenues.

K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•	Goodwill—Goodwill represents the excess of the purchase price of an acquired business over the fair value of its net assets. Goodwill is not amortized.

•

Identifiable intangible assets, less accumulated amortization—These acquired assets are recorded at our cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

•

Property, plant and equipment, less accumulated depreciation—These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets’ estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

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

L. Acquisition-Related In-Process Research and Development Charges and Restructuring Charges and Acquisition-Related Costs

When recording acquisitions (see Note 1E. Significant Accounting Policies: Acquisitions), we immediately expense amounts related to acquired IPR&D in Acquisition-related in-process research and development charges.

We may incur restructuring charges in connection with productivity initiatives, as well as in connection with acquisitions, when we implement plans to restructure and integrate the acquired operations. For restructuring charges associated with a business acquisition that are identified in the first year after the acquisition date, the related costs are recorded as additional goodwill because they are considered to be liabilities assumed in the acquisition. All other restructuring charges, all integration costs and any charges related to our pre-existing businesses impacted by an acquisition are included in Restructuring charges and acquisition-related costs.

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

O. Income Tax Contingencies

We account for income tax contingencies using an asset recognition model. In our initial evaluation of tax positions taken related to tax law, we assess the likelihood of prevailing on the interpretation of that tax law. When we consider that a tax position is probable of being sustained upon audit based solely on the technical merits of the position, we record the benefit. These assessments can be complex and we often obtain assistance from external advisors.

Under the asset recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit if there are changes in tax law or analogous case law that sufficiently raise the likelihood of prevailing on the technical merits of the position to probable; if the statute of limitations expires; or if there is a completion of an audit resulting in a settlement of that tax year with the appropriate agency. Interest and penalties, if any, are recorded in Provision for taxes on income.

P. Share-Based Payments

Our compensation programs can include share-based payments.

Beginning in 2006, all grants under share-based payment programs are accounted for at fair value and these fair values are generally amortized on an even basis over the vesting terms into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. In 2005 and earlier years, grants under stock option and performance-contingent share award programs were accounted for using the intrinsic value method.

2. Acquisitions

We are committed to capitalizing on new growth opportunities, a strategy that can include acquisitions of companies, products or technologies. As of December 31, 2006, we executed the following transactions:

•	In February 2006, we completed the acquisition of the sanofi-aventis worldwide rights, including patent rights and

2006 Financial Report | 43

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

production technology, to manufacture and sell Exubera, an inhaled form of insulin for use in adults with type 1 and type 2 diabetes, and the insulin-production business and facilities located in Frankfurt, Germany, previously jointly owned by Pfizer and sanofi-aventis, for approximately $1.4 billion in cash (including transaction costs). In 2006, in connection with the acquisition, as part of our final purchase price allocation, we recorded $1.0 billion of developed technology rights, $218 million of inventory, and $166 million of Goodwill, all of which have been allocated to our Pharmaceutical segment. The amortization of the developed technology rights is primarily included in Cost of sales. Prior to the acquisition, in connection with our collaboration agreement with sanofi-aventis, we recorded a research and development milestone due to us from sanofi-aventis of $118 million ($71 million, after tax) in Research and development expenses upon the approval of Exubera in January 2006 by the FDA.

•

In December 2006, we completed the acquisition of PowderMed Ltd. (PowderMed), a U.K. company which specializes in the emerging science of DNA-based vaccines for the treatment of influenza and chronic viral diseases, and in May 2006, we completed the acquisition of Rinat Neurosciences Corp. (Rinat), a biologics company with several new central-nervous-system product candidates. In 2006, the aggregate cost of these and other smaller acquisitions was approximately $880 million. In connection with those transactions, we recorded $835 million in Acquisition-related in-process research and development charges.

•

In September 2005, we completed the acquisition of all of the outstanding shares of Vicuron Pharmaceuticals Inc. (Vicuron), a biopharmaceutical company focused on the development of novel anti-infectives, for approximately $1.9 billion in cash (including transaction costs). In connection with the acquisition, as part of our final purchase price allocation, we recorded $1.4 billion in Acquisition-related in-process research and development charges, and $243 million of Goodwill, which has been allocated to our Pharmaceutical segment.

•

In April 2005, we completed the acquisition of Idun Pharmaceuticals Inc. (Idun), a biopharmaceutical company focused on the discovery and development of therapies to control apoptosis, and in August 2005, we completed the acquisition of Bioren Inc. (Bioren), which focuses on technology for optimizing antibodies. In 2005, the aggregate cost of these and other smaller acquisitions was approximately $340 million in cash (including transaction costs). In connection with these transactions, we recorded $262 million in Acquisition-related in-process research and development charges.

•

In September 2004, we completed the acquisition of Campto/Camptosar (irinotecan), from sanofi-aventis for $525 million in cash (including transaction costs). In 2004, in connection with the acquisition, as part of our final purchase price allocation, we recorded $445 million of developed technology rights, which have been allocated to our Pharmaceutical segment.

•

In February 2004, we completed the acquisition of all the outstanding shares of Esperion Therapeutics, Inc. (Esperion), a biopharmaceutical company, for $1.3 billion in cash (including transaction costs). In 2004, in connection with the acquisition, as part of our final purchase price allocation, we recorded $920 million in Acquisition-related in-process research and development charges, and $239 million of Goodwill, which has been allocated to our Pharmaceutical segment.

•

In 2004, we also completed several other small acquisitions. The total purchase price associated with these transactions was approximately $430 million in cash (including transaction costs). In connection with these transactions, we recorded $151 million in Acquisition-related in-process research and development charges, and $206 million in intangible assets, primarily brands (indefinite-lived) and developed technology rights, all of which have been allocated to our Pharmaceutical segment.

3. Discontinued Operations

We evaluate our businesses and product lines periodically for strategic fit within our operations. As of December 31, 2006, we sold the following:

  In the fourth quarter of 2006, we sold our Consumer Healthcare business for $16.6 billion, and recorded a gain of approximately $10.2 billion ($7.9 billion, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2006. This business was composed of:

    substantially all of our former Consumer Healthcare segment;

    other associated amounts, such as purchase-accounting impacts, acquisition-related costs and restructuring and implementation costs related to our Adapting to Scale (AtS) productivity initiative that were previously reported in the Corporate/Other segment; and

    certain manufacturing facility assets and liabilities, which were previously part of our Pharmaceutical or Corporate/ Other segment but were included in the sale of our Consumer Healthcare business. The net impact to the Pharmaceutical segment was not significant.

The results of this business are included in Income from discontinued operations—net of tax for all periods presented.

Legal title to certain assets and legal control of the business in certain non-U.S. jurisdictions did not transfer to the buyer on the closing date of December 20 because the satisfaction of specific local requirements was pending. These operations represent a small portion of our Consumer Healthcare business and all are expected to close within one year of the transaction date, most within a few months. In order to ensure that the buyer was placed in the same economic position as if the assets, operations and activities of those businesses had been transferred on that date, we entered into an agreement that passed the risks and rewards of ownership to the buyer from December 20. We have treated these delayed-close businesses as sold for accounting purposes.

For a period of time, we will continue to generate cash flows and to report income statement activity in Discontinued operations—net of tax that are associated with our former Consumer Healthcare business. The activities that will give rise to these impacts are transitional in nature and generally result from agreements that ensure and facilitate the orderly transfer of

44 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

business operations. For example, we entered into a number of transition services agreements that will allow the buyer sufficient time to prepare for the transfer of activities and to limit the risk of business disruption. The nature, magnitude and duration of the agreements vary depending on the specific circumstances of the service, location and/or business need. The agreements can include the following: manufacturing and product supply, logistics, customer service, support of financial processes, procurement, human resources, facilities management, data collection and information services. Most of these agreements extend for periods generally less than 24 months, but because of the inherent complexity of manufacturing processes and the risk of product flow disruption, the product supply agreements generally extend up to 36 months.

For the period of time prior to the final transfer of these activities to the buyer, we will continue to generate cash flows and to report gross revenues, income and expense activity in Discontinued operations—net of tax, although at a substantially reduced level. After the transfer of these activities, these cash flows and the income statement activity reported in Discontinued operations—net of tax will be eliminated.

None of these agreements confers upon us the ability to influence the operating and/or financial policies of the Consumer Healthcare business under its new ownership.

•

In the third quarter of 2005, we sold the last of three European generic pharmaceutical businesses, which we had included in our Pharmaceutical segment, for 4.7 million euro (approximately $5.6 million). This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. We recorded a loss of $3 million ($2 million, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2005.

•

In the first quarter of 2005, we sold the second of three European generic pharmaceutical businesses, which we had included in our Pharmaceutical segment, for 70 million euro (approximately $93 million). This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. We recorded a gain of $57 million ($36 million, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2005. In addition, we recorded an impairment charge of $9 million ($6 million, net of tax) related to the third European generic business in Income from discontinued operations—net of tax in the consolidated statement of income for 2005.

•

In the fourth quarter of 2004, we sold the first of three European generic pharmaceutical businesses, which we had included in our Pharmaceutical segment, for 53 million euro (approximately $65 million). This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. In addition, we recorded an impairment charge of $61 million ($37 million, net of tax), relating to a European generic business which was later sold in 2005, and is included in Income from discontinued operations—net of tax in the consolidated statement of income for 2004.

•

In the third quarter of 2004, we sold certain non-core consumer product lines marketed in Europe by our former Consumer Healthcare business for 135 million euro (approximately $163 million) in cash. The majority of these products were small brands sold in single markets only and included certain products that became a part of Pfizer in April 2003 in connection with the acquisition of Pharmacia. We recorded a gain of $58 million ($41 million, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2004.

•

In the second quarter of 2004, we sold our surgical ophthalmic business, which we had included in our Pharmaceutical segment, for $450 million in cash. This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in Income from discontinued operations—net of tax.

•

In the second quarter of 2004, we sold our in-vitro allergy and autoimmune diagnostics testing (Diagnostics) business, which we had included in the Corporate/Other segment, for $575 million in cash. This business became a part of Pfizer in April 2003 in connection with our acquisition of Pharmacia. The results of this business were included in Income from discontinued operations—net of tax.

2006 Financial Report | 45

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following amounts, primarily related to our Consumer Healthcare business, have been segregated from continuing operations and included in Discontinued operations—net of tax in the consolidated statements of income:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Revenues	$4,044	$3,948	$3,933

Pre-tax income	$643	$695	$563
Provision for taxes on income(a)	(210)	(244)	(189)

Income from operations of discontinued businesses—net of tax	433	451	374

Pre-tax gains on sales of discontinued businesses	10,243	77	75
Provision for taxes on gains(b)	(2,363)	(30)	(24)

Gains on sales of discontinued businesses—net of tax	7,880	47	51

Discontinued operations—net of tax	$8,313	$498	$425

(a)	Includes a deferred tax expense of $24 million in 2006 and $25 million in 2005, and a deferred tax benefit of $15 million in 2004.

(b)	Includes a deferred tax benefit of $444 million in 2006, and nil in 2005 and 2004.

The following assets and liabilities have been segregated and included in Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations and other liabilities held for sale, as appropriate, in the consolidated balance sheet as of December 31, 2005, and primarily relate to our Consumer Healthcare business (amounts in 2006 were not significant):

AS OF
DEC. 31,
(MILLIONS OF DOLLARS)	2005

Accounts receivable, less allowance for doubtful accounts	$661
Inventories	561
Prepaid expenses and taxes	71
Property, plant and equipment, less accumulated depreciation	1,002
Goodwill	2,789
Identifiable intangible assets, less accumulated amortization	1,557
Other assets, deferred taxes and deferred charges	18

Assets of discontinued operations and other assets held for sale	$6,659

Current liabilities	$538
Other	689

Liabilities of discontinued operations and other liabilities held for sale	$1,227

Net cash flows of our discontinued operations from each of the categories of operating, investing and financing activities were not significant for 2006, 2005 and 2004.

4. Adapting to Scale Productivity Initiative

In the first quarter of 2005, we launched our multi-year productivity initiative, called Adapting to Scale (AtS), to increase efficiency and streamline decision-making across the company. This initiative, announced in April 2005 and broadened in October 2006, follows the integration of Warner-Lambert and Pharmacia. The integration of those two companies resulted in the achievement of significant annual cost savings.

We incurred the following costs in connection with our AtS productivity initiative:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005

Implementation costs(a)	$788	$325
Restructuring charges(b)	1,296	438

Total AtS costs	$2,084	$763

(a)

For 2006, included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and in Other (income)/deductions—net ($23 million income). For 2005, included in Cost of sales ($124 million), Selling, informational and administrative expenses ($151 million), and Research and development expenses ($50 million).

(b)	Included in Restructuring charges and acquisition-related costs.

Included in Discontinued operations—net of tax are additional pre-tax AtS costs of $35 million and $17 million in 2006 and 2005.

Through December 31, 2006, the restructuring charges primarily relate to our plant network optimization efforts and the restructuring of our U.S. marketing and worldwide research and development operations, while the implementation costs primarily relate to system and process standardization, as well as the expansion of shared services.

The components of restructuring charges associated with AtS follow:

	COSTS INCURRED			UTILIZATION THROUGH DEC. 31,	ACCRUAL AS OF DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	TOTAL	2006	2006(a)

Employee termination costs	$809	$303	$1,112	$749	$363
Asset impairments	368	122	490	490	—
Other	119	13	132	93	39

	$1,296	$438	$1,734	$1,332	$402

(a)	Included in Other current liabilities.

Through December 31, 2006, Employee termination costs represent the approved reduction of the workforce by 8,274 employees, mainly in manufacturing, sales and research. We notified affected individuals and 5,732 employees were terminated as of December 31, 2006. Employee termination costs are recorded as incurred and include accrued severance benefits, pension and postretirement benefits. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

46 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

5. Acquisition-Related Costs

We incurred the following acquisition-related charges primarily in connection with our acquisition of Pharmacia Corporation, which was completed in 2003:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Integration costs:(a)
Pharmacia	$—	$532	$454
Other	21	11	24
Restructuring charges:(a)
Pharmacia	(3)	372	680
Other	9	3	(7)

Total acquisition-related costs	$27	$918	$1,151

(a)	Included in Restructuring charges and acquisition-related costs.

Included in Discontinued operations—net of tax are additional pre-tax acquisition-related costs of $17 million, $38 million and $55 million in 2006, 2005 and 2004.

A. Integration Costs

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration.

B. Restructuring Charges—Pharmacia

In connection with the acquisition of Pharmacia, Pfizer management approved plans to restructure the operations of both legacy Pfizer and legacy Pharmacia to eliminate duplicative facilities and reduce costs. As of December 31, 2005, the restructuring of our operations as a result of our acquisition of Pharmacia was substantially complete. Restructuring charges included severance, costs of vacating duplicative facilities, contract termination and other exit costs. Total acquisition-related expenditures (income statement and balance sheet) incurred during 2002-2006 to achieve these synergies were $5.2 billion, on a pre-tax basis.

We have recorded restructuring charges associated with exiting certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004), including severance, costs of vacating duplicative facilities, contract termination and other exit costs. These costs have been recorded as a charge to the results of operations and are included in Restructuring charges and acquisition-related costs. The components of the restructuring charges associated with the acquisition of Pharmacia, which were expensed, follow:

	COSTS INCURRED				UTILIZATION THROUGH DEC. 31,	ACCRUAL AS OF DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004	2003-2006	2006	2006(a)

Employee termination costs	$(18)	$100	$371	$592	$522	$70
Asset impairments	23	234	255	524	524	—
Other	(8)	38	54	99	92	7

	$(3)	$372	$680	$1,215	$1,138	$77

(a)	Included in Other current liabilities.

Through December 31, 2006, Employee termination costs represent the approved reduction of the legacy Pfizer and legacy Pharmacia (from April 16, 2004) work force by 4,255 employees, mainly in corporate, manufacturing, distribution, sales and research. We notified affected individuals and 4,005 employees were terminated as of December 31, 2006. Employee termination costs include accrued severance benefits and costs associated with change-in-control provisions of certain Pharmacia employment contracts. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities of legacy Pfizer and legacy Pharmacia (from April 16, 2004).

6. Other (Income)/Deductions — Net

The components of Other (income)/deductions—net follow:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Interest income	$(925)	$(740)	$(346)
Interest expense	517	488	359
Interest expense capitalized	(29)	(17)	(12)

Net interest (income)/expense	(437)	(269)	1
Asset impairment charges(a)	320	1,159	702
Royalty income	(395)	(320)	(243)
Net gains on disposals of investments, products and product lines(b)	(233)	(172)	(6)
Net foreign exchange (gains)/losses	15	8	79
Other, net(c)	(174)	(9)	270

Other (income)/deductions—net	$(904)	$397	$803

(a)

In 2006 and 2004, we recorded a charge of $320 million and $691 million related to the impairment of our Depo-Provera intangible asset. In 2005, we recorded charges totaling $1.2 billion, primarily related to the impairment of our Bextra intangible asset. See Note 12B. Goodwill and Other Intangible Assets: Other Intangible Assets.

(b)

In 2006, gross realized gains were $65 million and gross realized losses were $1 million on sales of available-for-sale securities. In 2005, gross realized gains were $171 million and gross realized losses were $14 million on sales of available-for-sale securities. In 2004, gross realized gains were $25 million and gross realized losses were $1 million on sales of available-for-sale securities.

(c)

We recorded charges totaling $369 million in 2004 related to claims against Quigley Company, Inc., a wholly owned subsidiary of Pfizer (see Note 19B. Legal Proceedings and Contingencies: Product Liability Matters).

7. Taxes on Income

A. Taxes on Income

Income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles consists of the following:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

United States	$3,266	$985	$4,078
International	9,762	9,815	9,325

Total income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	$13,028	$10,800	$13,403

2006 Financial Report | 47

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The increase in domestic income from continuing operations before taxes in 2006 compared to 2005 is due primarily to IPR&D charges in 2005 of $1.7 billion, primarily related to our acquisitions of Vicuron and Idun, the Bextra impairment and changes in product mix, among other factors, partially offset by IPR&D charges recorded in 2006 of $835 million, primarily related to our acquisitions of Rinat and PowderMed, and a 2006 charge of $320 million related to the impairment of the Depo-Provera intangible asset.

The decrease in domestic income from continuing operations before taxes in 2005 compared to 2004 is due primarily to IPR&D charges in 2005 of $1.7 billion, related to our acquisitions of Vicuron and Idun, the Bextra impairment, changes in product mix and adverse changes in product volume, among other factors, partially offset by IPR&D charges recorded in 2004 of $1.1 billion, primarily related to our acquisition of Esperion.

The provision for taxes on income from continuing operations before minority interests and the cumulative effect of a change in accounting principles consists of the following:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

United States:
Taxes currently payable:
Federal	$1,399	$2,572	$2,273
State and local	205	108	340
Deferred income taxes	(1,371)	(1,295)	(1,521)

Total U.S. tax provision	233	1,385	1,092

International:
Taxes currently payable	1,913	1,963	1,599
Deferred income taxes	(154)	(170)	(231)

Total international tax provision	1,759	1,793	1,368

Total provision for taxes on income(a)	$1,992	$3,178	$2,460

(a)

Excludes federal, state and international benefits of approximately $119 million in 2006, $127 million in 2005 and nil in 2004, primarily related to the resolution of certain tax positions related to Pharmacia, which were credited to Goodwill.

In 2006, we were notified by the Internal Revenue Service (IRS) Appeals Division that a resolution had been reached on the matter that we were in the process of appealing related to the tax deductibility of an acquisition-related breakup fee paid by the Warner-Lambert Company in 2000. As a result, we recorded a tax benefit of approximately $441 million related to the resolution of this issue (see Note 7D. Taxes on Income: Tax Contingencies). Also in 2006, we recorded a decrease to the 2005 estimated U.S. tax provisions related to the repatriation of foreign earnings, due primarily to the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of a certain position, and we recognized a tax benefit of $124 million. Additionally, in 2006, the IRS issued final regulations on Statutory Mergers and Consolidations, which impacted certain prior-period transactions, and we recorded a tax benefit of $217 million, reflecting the total impact of these regulations.

In 2005, we recorded an income tax charge of $1.7 billion, included in Provision for taxes on income, in connection with our decision to repatriate approximately $37 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004 (the Jobs Act). The Jobs Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend-received deduction for certain dividends from controlled foreign corporations, subject to various limitations and restrictions including qualified U.S. reinvestment of such earnings. In addition, in 2005, we recorded a tax benefit of $586 million related to the resolution of certain tax positions (see Note 7D. Taxes on Income: Tax Contingencies).

Amounts reflected in the preceding tables are based on the location of the taxing authorities. As of December 31, 2006, we have not made a U.S. tax provision on approximately $41 billion of unremitted earnings of our international subsidiaries. As of December 31, 2006, these earnings are intended to be permanently reinvested overseas. Because of the complexity, it is not practical to compute the estimated deferred tax liability on these permanently reinvested earnings.

B. Tax Rate Reconciliation

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations before the cumulative effect of a change in accounting principles follows:

	YEAR ENDED DEC. 31,

	2006	2005	2004

U.S. statutory income tax rate	35.0%	35.0%	35.0%
Earnings taxed at other than U.S. statutory rate	(15.7)	(20.6)	(19.0)
Resolution of certain tax positions	(3.4)	(5.4)	—
Tax legislation impact	(1.7)	—	—
U.S. research tax credit	(0.5)	(0.8)	(0.6)
Repatriation of foreign earnings	(1.0)	15.4	—
Acquired IPR&D	2.2	5.4	2.8
All other—net	0.4	0.4	0.2

Effective tax rate for income from continuing operations before cumulative effect of a change in accounting principles	15.3%	29.4%	18.4%

We operate manufacturing subsidiaries in Puerto Rico and Ireland. We benefit from Puerto Rican incentive grants that expire between 2013 and 2023. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer was a “grandfathered” entity and was entitled to the benefits under such statute until September 30, 2006. In Ireland, we benefit from an incentive tax rate effective through 2010 on income from manufacturing operations.

The U.S. research tax credit is effective through December 31, 2007. For a discussion about the repatriation of foreign earnings and the tax legislation impact, see Note 7A. Taxes on Income: Taxes on Income. For a discussion about the resolution of certain tax positions, see Note 7D. Taxes on Income: Tax Contingencies. The charges for acquired IPR&D in 2006, 2005 and 2004 are not deductible.

48 | 2006 Financial Report

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

The tax effect of the major items recorded as deferred tax assets and liabilities, shown before jurisdictional netting, as of December 31, is as follows:

	2006 DEFERRED TAX		2005 DEFERRED TAX

(MILLIONS OF DOLLARS)	ASSETS	(LIABILITIES)	ASSETS	(LIABILITIES)

Prepaid/deferred items	$1,164	$(312)	$1,297	$(748)
Intangibles	841	(7,704)	855	(8,121)
Property, plant and equipment	104	(1,105)	85	(1,147)
Employee benefits	3,141	(804)	2,249	(1,376)
Restructurings and other charges	573	(19)	728	(118)
Net operating loss/credit carryforwards	1,061	—	403	—
Unremitted earnings	—	(3,567)	—	(2,651)
All other	912	(392)	651	(333)

Subtotal	7,796	(13,903)	6,268	(14,494)
Valuation allowance	(194)	—	(142)	—

Total deferred taxes	$7,602	$(13,903)	$6,126	$(14,494)

Net deferred tax liability		$(6,301)		$(8,368)

The reduction in the net deferred tax liability position in 2006 compared to 2005 is primarily due to the adoption of a new accounting standard in 2006 (see Note 13. Pension and Postretirement Benefit Plans and Defined Contribution Plans) and the change in carryforwards.

We have carryforwards primarily related to foreign tax credit carryovers and net operating losses which are available to reduce future U.S. federal and state, as well as international, income expiring at various times between 2007 and 2026. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable, based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax planning strategies.

Deferred tax assets and liabilities in the preceding table, netted by taxing jurisdiction, are in the following captions in our consolidated balance sheets:

	AS OF DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005

Current deferred tax asset(a)	$1,384	$1,052
Noncurrent deferred tax assets(b)	354	325
Current deferred tax liability(c)	(24)	(38)
Noncurrent deferred tax liability(d)	(8,015)	(9,707)

Net deferred tax liability	$(6,301)	$(8,368)

(a)	Included in Prepaid expenses and taxes.

(b)	Included in Other assets, deferred taxes and deferred charges.

(c)	Included in Other current liabilities.

(d)	Included in Deferred taxes.

D. Tax Contingencies

We are subject to income tax in many jurisdictions and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. Tax accruals are provided when we believe that it is not probable that our position will be sustained.

In 2006, we were notified by the IRS Appeals Division that a resolution had been reached on the matter that we were in the process of appealing related to the tax deductibility of an acquisition-related break-up fee paid by Warner Lambert Company in 2000. As a result, we recorded a tax benefit of approximately $441 million related to the resolution of this issue. In 2005, we recorded a tax benefit of $586 million, primarily related to the resolution of certain tax positions of our tax returns for the years 1999 through 2001 and the Warner-Lambert Company tax returns for the years 1999 through the date of the merger with Pfizer (June 19, 2000).

The IRS is currently conducting audits of the Pfizer Inc. tax returns for the years 2002, 2003 and 2004. The 2005 and 2006 tax years are also currently under audit under the IRS Compliance Assurance Process (CAP), a recently introduced real-time audit process. With respect to Pharmacia Corporation, the IRS is currently conducting an audit for the year 2003 through the date of merger with Pfizer (April 16, 2003).

We periodically reassess the likelihood of assessments resulting from audits of federal, state and foreign income tax filings. We believe that our accruals for tax liabilities are adequate for all open years. We consider many factors in making these assessments, including past history, recent interpretations of tax law, and the specifics of each matter. Because tax regulations are subject to interpretation and tax litigation is inherently uncertain, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. However, if our estimates are not representative of actual outcomes, our results could be materially affected. Because of complexity, we cannot estimate the range of reasonably possible loss in excess of amounts recorded.

2006 Financial Report | 49

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

8. Other Comprehensive Income/(Expense)

Changes, net of tax, in accumulated other comprehensive income/(expense) follow:

		NET UNREALIZED GAINS/(LOSSES)		BENEFIT PLANS

(MILLIONS OF DOLLARS)	CURRENCY TRANSLATION ADJUSTMENT AND OTHER	DERIVATIVE FINANCIAL INSTRUMENTS	AVAILABLE- FOR-SALE SECURITIES	ACTUARIAL LOSSES	PRIOR SERVICE COSTS AND OTHER	MINIMUM PENSION LIABILITY	ACCUMULATED OTHER COMPREHENSIVE INCOME/ (EXPENSE)

Balance, January 1, 2004	$580	$52	$138	$—	$—	$(575)	$195
Foreign currency translation adjustments	2,013	—	—	—	—	—	2,013
Unrealized holding gains/(losses)	—	(60)	168	—	—	—	108
Reclassification adjustments to income	—	—	(24)	—	—	—	(24)
Minimum pension liability adjustment	—	—	—	—	—	(19)	(19)
Other	1	—	—	—	—	—	1
Income taxes	—	7	(16)	—	—	13	4

Other comprehensive income	2,014	(53)	128	—	—	(6)	2,083

Balance, December 31, 2004	2,594	(1)	266	—	—	(581)	2,278
Foreign currency translation adjustments	(1,476)	—	—	—	—	—	(1,476)
Unrealized holding losses	—	(148)	(68)	—	—	—	(216)
Reclassification adjustments to income	—	(11)	(157)	—	—	—	(168)
Minimum pension liability adjustment	—	—	—	—	—	(33)	(33)
Other	(5)	—	—	—	—	—	(5)
Income taxes	—	53	42	—	—	4	99

Other comprehensive expense	(1,481)	(106)	(183)	—	—	(29)	(1,799)

Balance, December 31, 2005	1,113	(107)	83	—	—	(610)	479
Foreign currency translation adjustments	1,157	—	—	—	—	—	1,157
Unrealized holding gains	—	126	63	—	—	—	189
Reclassification adjustments to income(a)	(40)	5	(64)	—	—	—	(99)
Minimum pension liability adjustment	—	—	—	—	—	(16)	(16)
Other	(3)	—	—	—	—	—	(3)
Income taxes	—	(50)	14	—	—	—	(36)

Other comprehensive income	1,114	81	13	—	—	(16)	1,192

Adoption of new accounting standard, net of tax(b)	—	—	—	(2,739)	(27)	626	(2,140)

Balance, December 31, 2006	$2,227	$(26)	$96	$(2,739)	$(27)	$—	$(469)

(a)	In 2006, the currency translation adjustments reclassified to income resulted from the sale of our Consumer Healthcare business. See also Note 3. Discontinued Operations.

(b)

Includes pre-tax amounts for Actuarial losses of $4.3 billion and Prior service costs and other of $27 million. See also Note 13. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

Income taxes are not provided for foreign currency translation relating to permanent investments in international subsidiaries.

As of December 31, 2006, we estimate that we will reclassify into 2007 income the following pre-tax amounts currently held in Accumulated other comprehensive income/(expense): mostly all of the unrealized holding losses on derivative financial instruments; $266 million of Actuarial losses related to benefit plan obligations and plan assets; and $7 million of Prior service costs and other related primarily to benefit plan amendments.

50 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

9. Financial Instruments

A. Investments in Debt and Equity Securities

Information about our investments as of December 31 follows:

(MILLIONS OF DOLLARS)	2006	2005

Trading investments(a)	$273	$286

Amortized cost and fair value of available-for-sale debt securities:(b)
Corporate debt	8,582	4,546
Western European and other government debt	1,606	8,739
Corporate asset-backed securities	700	58
Supranational debt	460	2,227
Certificates of deposit	45	323
Western European and other government agency debt	4	4,794

Total available-for-sale debt securities	11,397	20,687

Amortized cost and fair value of held-to-maturity debt securities:(b)
Certificates of deposit and other	1,304	1,401

Total held-to-maturity debt securities	1,304	1,401

Available-for-sale money market fund:
Investing in U.S. government and its agencies’ securities, U.S. and foreign corporate commercial paper, bank deposits, asset-backed securities and reverse repurchase agreements involving virtually all of the same investments held	12,300	—
Available-for-sale money market fund:
Investing in U.S. government and its agencies’ or instrumentalities’ securities and reverse repurchase agreements involving all of the same investments held	2,885	—
Available-for-sale money market fund:
Investing in U.S. government securities and reverse repurchase agreements involving U.S. government securities	1,246	—

Total available-for-sale money market funds	16,431	—

Cost of available-for-sale equity securities, excluding money market funds	202	270
Gross unrealized gains	170	189
Gross unrealized losses	(1)	(12)

Fair value of available-for-sale equity securities, excluding money market funds	371	447

Total fair value of available-for-sale equity securities	16,802	447

Total investments(c)	$29,776	$22,821

(a)	Trading investments are held in trust for legacy Pharmacia severance benefits.

(b)	Gross unrealized gains and losses are not significant.

(c)	Increase reflects receipt of the proceeds from the sale of our Consumer Healthcare business.

These investments were in the following captions in the consolidated balance sheets as of December 31:

(MILLIONS OF DOLLARS)	2006	2005

Cash and cash equivalents	$1,118	$1,203
Short-term investments	25,886	19,979
Long-term investments and loans	2,772	1,639

Total investments	$29,776	$22,821

The contractual maturities of the available-for-sale and held-to-maturity debt securities as of December 31, 2006, follow:

	YEARS

(MILLIONS OF DOLLARS)	WITHIN 1	OVER 1 TO 5	OVER 5 TO 10	OVER 10	TOTAL

Available-for-sale debt securities:
Corporate debt	$7,340	$1,189	$53	$—	$8,582
Western European and other government debt	1,456	150	—	—	1,606
Corporate asset-backed securities	—	700	—	—	700
Supranational debt	432	28	—	—	460
Certificates of deposit	43	—	2	—	45
Western European and other government agency debt	4	—	—	—	4
Held-to-maturity debt securities:
Certificates of deposit and other	1,298	1	—	5	1,304

Total debt securities	$10,573	$2,068	$55	$5	$12,701
Trading investments					273
Available-for-sale money market funds					16,431
Available-for-sale equity securities					371

Total investments					$29,776

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

B. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $1.6 billion and $10.6 billion as of December 31, 2006 and 2005. The weighted average effective interest rate on short-term borrowings outstanding was 3.0% and 3.7% as of December 31, 2006 and 2005.

As of December 31, 2006, we had access to $3.6 billion of lines of credit, of which $1.2 billion expire within one year. Of these lines of credit, $3.4 billion are unused, of which our lenders have committed to loan us $2.2 billion at our request. $2 billion of the unused lines of credit, which expire in 2011, may be used to support our commercial paper borrowings.

2006 Financial Report | 51

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

C. Long-Term Debt

Information about our long-term debt as of December 31 follows:

(MILLIONS OF DOLLARS)	MATURITY DATE	2006	2005

Senior unsecured notes:
6.60%	December 2028	$735	$761
4.50%	February 2014	720	728
5.63%	April 2009	609	618
0.80% Japanese yen	March 2008	506	513
1.21% Japanese yen	February 2011	504	—
1.85% Japanese yen	February 2016	461	—
6.50%	December 2018	506	520
3.30%	March 2009	290	288
4.65%	March 2018	288	293
6.00%	January 2008	252	255
2.50%	March 2007	—	682
LIBOR-based floating-rate	January 2007	—	1,000
Other:
Debentures, notes, borrowings and mortgages		675	689

Total long-term debt		$5,546	$6,347

Current portion not included above		$712	$778

In May 2006, we decided to exercise Pfizer’s option to call, at par-value plus accrued interest, $1 billion of senior unsecured floating-rate notes, which were included in Long-term debt as of December 31, 2005. Notice to call was given to the Trustees and the notes were redeemed early in the third quarter of 2006.

Long-term debt outstanding as of December 31, 2006, matures in the following years:

(MILLIONS OF DOLLARS)	2008	2009	2010	2011	AFTER 2012

Maturities	$1,067	$923	$2	$512	$3,042

At February 27, 2007, we had the ability to borrow approximately $1 billion by issuing debt securities under a debt shelf registration statement filed with the SEC in November 2002.

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

We entered into financial instruments to hedge or offset by the same currency an appropriate portion of the currency risk and the timing of the hedged or offset item. As of December 31, 2006 and 2005, the more significant financial instruments employed to manage foreign exchange risk follow:

	PRIMARY BALANCE SHEET			NOTIONAL AMOUNT (MILLIONS OF DOLLARS)
		HEDGE				MATURITY DATE
INSTRUMENT(a)	CAPTION(b)	TYPE(c)	HEDGED OR OFFSET ITEM	2006	2005

Forward	OCL	—	Short-term foreign currency assets and liabilities(d)	$7,939	$—	2007
Forward	OCL	—	Short-term foreign currency assets and liabilities(d)	—	6,509	2006
Swaps	ONCL	NI	Swedish krona net investments(e)	7,759	—	2008
Swaps	ONCL	CF	Swedish krona intercompany loan	4,759	—	2008
Forward	OCL	—	Short-term intercompany foreign currency loans(f)	3,484	—	2007
ST yen borrowings	STB	NI	Yen net investments	1,598	—	2007
ST yen borrowings	STB	NI	Yen net investments	—	1,620	2006
Swaps	OCL	NI	Euro net investments	1,369	—	2007
Swaps	OCL	NI	Euro net investments	—	1,233	2006
Forward	Prepaid	CF	Yen available-for-sale investments	1,135	—	2007
Swaps	OCL	CF	U.K. pound intercompany loan	811	717	2007
Swaps	OCL	NI	Yen net investments	653	—	2007
Swaps	OCL	NI	Yen net investments	—	662	2006
LT yen debt	LTD	NI	Yen net investments	547	—	After 2011
Forward	OCL	CF	Euro intercompany loan	542	—	2007
LT yen debt	LTD	NI	Yen net investments	506	512	2008
LT yen debt	LTD	NI	Yen net investments	504	—	2011
Forward	OCL	CF	Euro available-for-sale investments	444	—	2007
Forward	Prepaid	CF	Euro available-for-sale investments	—	7,371	2006
Forward	Prepaid	CF	Danish krone available-for-sale investments	—	810	2006
Forward	OCL	CF	Swedish krona available-for-sale investments	—	486	2006

(a)	Forward = Forward-exchange contracts; ST yen borrowings = Short-term yen borrowings; LT yen debt = Long-term yen debt.

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

(c)	CF = Cash flow hedge; NI = Net investment hedge.

(d)

Forward-exchange contracts used to offset short-term foreign currency assets and liabilities were primarily for intercompany transactions in euros, U.K. pounds, Australian dollars, Canadian dollars, Japanese yen and Swedish krona for the year ended December 31, 2006, and in euros, U.K. pounds, Australian dollars, Canadian dollars, Swedish krona, Japanese yen and Swiss francs for the year ended December 31, 2005.

(e)	Reflects an increase in Swedish krona net investments due to the receipt of proceeds related to the sale of our Consumer Healthcare business in Sweden.

(f)

Forward-exchange contracts used to offset foreign currency loans for intercompany contracts arising from the sale of our Consumer Healthcare business, primarily in Canadian dollars, U.K. pounds and euros.

52 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

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

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2006, 2005 or 2004.

Interest Rate Risk—Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments.

We entered into derivative financial instruments to hedge or offset the fixed or variable interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2006 and 2005, the more significant derivative financial instruments employed to manage interest rate risk follow:

	PRIMARY BALANCE SHEET CAPTION(a)			NOTIONAL AMOUNT (MILLIONS OF DOLLARS)
FINANCIAL INSTRUMENT		HEDGE TYPE(b)				MATURITY
			HEDGED ITEM	2006	2005	DATE

Swaps	ONCL	FV	U.S. dollar fixed rate debt(c)	$2,400	$2,400	2008-2018
Swaps	OCL/ONCL	FV	U.S. dollar fixed rate debt(c)	700	700	2007
Swaps	OCL	FV	U.S. dollar fixed rate debt(c)	—	750	2006
Swaps	ONCL	—	U.S. dollar fixed rate debt	1,285	1,291	2018-2028
Swaps	ONCL	CF	Yen LIBOR interest rate related to forecasted issuances of short-term debt(d)	1,196	179	2009-2013
Swaps	OCL	CF	Yen LIBOR interest rate related to forecasted issuances of short-term debt(d)	—	1,182	2006

(a)

The primary balance sheet caption indicates the financial statement classification of the fair value amount associated with the financial instrument used to hedge interest rate risk. The abbreviations used are defined as follows: OCL = Other current liabilities and ONCL = Other noncurrent liabilities.

(b)	CF = Cash flow hedge; FV = Fair value hedge.

(c)

Serve to reduce exposure to long-term U.S. dollar interest rates by effectively converting fixed rates associated with long-term debt obligations to floating rates (see also Note 9C. Financial Instruments: Long-Term Debt).

(d)

Serve to reduce variability by effectively fixing the maximum rates on short-term debt for the swaps maturing in 2006 at 0.8%, for the swaps maturing in 2009 at a weighted average of 1.30% and for the swaps maturing in 2013 at 1.95%.

All derivative contracts used to manage interest rate risk are measured at fair value and reported as assets or liabilities on the balance sheet. Changes in fair value are reported in earnings or deferred, depending on the nature and effectiveness of the offset or hedging relationship, as follows:

•

We recognize the earnings impact of interest rate swaps designated as fair value hedges or offsets in Other (income)/deductions—net upon the recognition of the change in fair value for interest rate risk related to the hedged or offset items.

•	We recognize the earnings impact of interest rate swaps designated as cash flow hedges in Other (income)/deductions—net upon the recognition of the interest related to the hedged items.

Any ineffectiveness in a hedging relationship is recognized immediately in earnings. There was no significant ineffectiveness in 2006, 2005 or 2004.

E. Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, held-to-maturity debt securities and debt)—we use cost or contract value because of the short maturity period.

•	available-for-sale debt securities—we use a valuation model that uses observable market quotes and credit ratings of the securities.

•	available-for-sale equity securities—we use observable market quotes.

•	derivative contracts—we use valuation models that use observable market quotes and our view of the creditworthiness of the derivative counterparty.

•	loans—we use cost because of the short interest-reset period.

2006 Financial Report | 53

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

•	held-to-maturity long-term investments and long-term debt—we use valuation models that use observable market quotes.

The differences between the estimated fair values and carrying values of our financial instruments were not significant as of December 31, 2006 and 2005.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements.

There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty, except for investments in money market funds as noted in Note 9A. Investments in Debt and Equity Securities. These mutual funds are rated by two rating agencies, as follows: Aaa by Moody’s Investors Services and AAAm by Standard & Poor’s. These investments represent virtually all the proceeds from the sale of our Consumer Healthcare business that closed on December 20, 2006. As of December 31, 2006, we had $4.1 billion due from a broad group of banks around the world.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions. These agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty.

10. Inventories

The components of inventories as of December 31 follow:

(MILLIONS OF DOLLARS)	2006	2005

Finished goods	$1,651	$1,756
Work-in-process	3,198	2,373
Raw materials and supplies	1,262	1,349

Total inventories(a)	$6,111	$5,478

(a)

Increase is primarily due to the impact of foreign exchange, the acquisition of sanofi-aventis’ Exubera inventory and the build-up of inventory to support new product launches, partially offset by the impact of our inventory reduction initiative.

11. Property, Plant and Equipment

The major categories of property, plant and equipment as of December 31 follow:

(MILLIONS OF DOLLARS)	USEFUL LIVES (YEARS)	2006	2005

Land	—	$641	$635
Buildings	331/3-50	9,877	9,244
Machinery and equipment	8-20	9,759	8,823
Furniture, fixtures and other	3-12½	4,644	4,350
Construction in progress	—	2,142	2,101

		27,063	25,153
Less: accumulated depreciation		10,431	8,920

Total property, plant and equipment		$16,632	$16,233

12. Goodwill and Other Intangible Assets

A. Goodwill

The changes in the carrying amount of Goodwill by segment for the years ended December 31, 2006 and 2005, follow:

(MILLIONS OF DOLLARS)	PHARMACEUTICAL	ANIMAL HEALTH	OTHER	TOTAL

Balance, January 1, 2005	$20,966	$79	$10	$21,055
Additions(a)	243	—	—	243
Other(b)	(290)	(23)	—	(313)

Balance, December 31, 2005	20,919	56	10	20,985
Additions(a)	166	—	—	166
Other(b)	(287)	5	7	(275)

Balance, December 31, 2006	$20,798	$61	$17	$20,876

(a)	Primarily related to Exubera in 2006 and Vicuron in 2005.

(b)	Includes reductions to goodwill related to the resolution of certain tax positions, adjustments for certain purchase accounting liabilities and the impact of foreign exchange.

54 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

B. Other Intangible Assets

The components of identifiable intangible assets as of December 31 follow:

	2006		2005

(MILLIONS OF DOLLARS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION

Finite-lived intangible assets:
Developed technology rights	$32,769	$(12,423)	$30,729	$(8,810)
Brands	568	(97)	885	(51)
License agreements	189	(41)	152	(27)
Trademarks	113	(73)	106	(65)
Other(a)	508	(266)	446	(203)

Total amortized finite-lived intangible assets	34,147	(12,900)	32,318	(9,156)

Indefinite-lived intangible assets:
Brands	2,991	—	2,990	—
Trademarks	77	—	79	—
Other(b)	35	—	13	—

Total indefinite-lived intangible assets	3,103	—	3,082	—

Total identifiable intangible assets	$37,250	$(12,900)	$35,400	$(9,156)

Total identifiable intangible assets, less accumulated amortization		$24,350		$26,244

(a)	Includes patents, non-compete agreements, customer contracts and other intangible assets.

(b)	Includes pension-related intangible assets.

Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories primarily representing the commercialized products included in our Pharmaceutical segment that we acquired in connection with our Pharmacia acquisition. While the Arthritis and Pain therapeutic category represents about 28% of the total amortized value of developed technology rights as of December 31, 2006, the balance of the amortized value is evenly distributed across the following Pharmaceutical therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, the Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol, Xalatan, Genotropin, Zyvox, Campto/Camptosar and Exubera. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Pharmaceutical products, such as Rebif, Spiriva, Celebrex (prior to our acquisition of Pharmacia) and Macugen. These rights are all subject to our review for impairment explained in Note 1K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

The weighted-average life of our total finite-lived intangible assets is approximately eight years, which includes developed technology rights at eight years. Total amortization expense for finite-lived intangible assets was $3.4 billion in 2006, $3.5 billion in 2005 and $3.4 billion in 2004.

Brands represent the amortized value associated with tradenames, as the products themselves no longer receive patent protection. Most of these assets are associated with our Pharmaceutical segment and the significant components include values determined for Depo-Provera, Xanax and Medrol.

In 2006 and 2004, we recorded charges of $320 million and $691 million in Other (income)/deductions—net related to the impairment of our Depo-Provera brand, a contraceptive injection, (included in our Pharmaceutical segment). Both impairments were primarily due to the unexpected entrance of generic competition in the U.S. market, as well as an adverse labeling change in 2004. In 2004, this asset was also reclassified from an indefinite-lived brand to a finite-lived brand.

In 2005, we recorded an impairment charge of $1.1 billion in Other (income)/deductions—net related to the developed technology rights for Bextra, a selective COX-2 inhibitor (included in our Pharmaceutical segment), in connection with the decision to suspend sales of Bextra. In addition, in connection with the suspension, we also recorded $5 million related to the write-off of machinery and equipment included in Other (income)/ deductions—net; $73 million in write-offs of inventory and exit costs, included in Cost of sales; $8 million related to the costs of administering the suspension of sales, included in Selling, informational and administrative expenses; and $212 million for an estimate of customer returns, primarily included against Revenues.

The annual amortization expense expected for the years 2007 through 2010 is as follows:

(MILLIONS OF DOLLARS)	2007	2008	2009	2010	2011

Amortization expense	$3,267	$2,743	$2,502	$2,495	$2,493

13. Pension and Postretirement Benefit Plans and Defined Contribution Plans

We provide defined benefit pension plans and defined contribution plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in its coverage, benefits or contributions. We also provide benefits through supplemental (non-qualified) retirement plans to certain employees. In addition, we provide medical and life insurance benefits to certain retirees and their eligible dependents through our postretirement plans.

We use a measurement date of December 31 for a majority of our U.S. pension and postretirement plans and November 30 for a

2006 Financial Report | 55

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

majority of our international plans. In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Act) was enacted. The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. During the third quarter of 2004, in accordance with FASB Staff Position No.106-2 (FSP 106-2), Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003, we began accounting for the effect of the federal subsidy under the Act; the associated reduction to the benefit obligations of certain of our postretirement benefit plans and the related benefit cost was not significant.

During 2006, pursuant to the divestiture of our Consumer Healthcare business, certain defined benefit obligations and related plan assets, if applicable, were transferred to the purchaser of that business.

A. Adoption of New Accounting Standard

As of December 31, 2006, we adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132R), which requires us to recognize on our balance sheet the difference between our benefit obligations and any plan assets of our defined benefit plans. In addition, we are required to recognize as part of other comprehensive income/(expense), net of taxes, gains and losses due to differences between our actuarial assumptions and actual experience (actuarial gains and losses) and any effects on prior service due to plan amendments (prior service costs or credits) that arise during the period and which are not being recognized as net periodic benefit costs. Upon adoption, SFAS 158 requires the recognition of previously unrecognized actuarial gains and losses, prior service costs or credits and net transition amounts within Accumulated other comprehensive income (expense), net of tax. The incremental impact of applying SFAS 158 to our balance sheet as of December 31, 2006, was to reduce our total shareholders’ equity by $2.1 billion, primarily due to the recognition of previously unrecognized actuarial losses. The following table sets forth the incremental effect of applying SFAS 158 to individual line items in our balance sheet as of December 31, 2006:

	YEAR ENDED DEC. 31, 2006

(MILLIONS OF DOLLARS)	BEFORE ADOPTION OF SFAS 158	ADJUSTMENTS(a)	AFTER ADOPTION OF SFAS 158

Identifiable intangible assets, less accumulated amortization	$24,365	$(15)	$24,350
Other assets, deferred taxes and deferred charges	3,886	(1,748)	2,138
Other current liabilities	6,372	138	6,510
Pension benefit obligations	2,768	864	3,632
Postretirement benefit obligations	1,394	576	1,970
Deferred taxes	9,216	(1,201)	8,015
Accumulated other comprehensive income/(expense)	1,671	(2,140)	(469)

(a)

The adoption of SFAS 158 also impacted the subtotals on the balance sheet, including, Total assets, Total current liabilities, Total shareholders’ equity and Total liabilities and shareholders’ equity.

B. Components of Net Periodic Benefit Costs

The annual cost of the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans and postretirement plans for the years ended December 31, 2006, 2005 and 2004, follows:

	PENSION PLANS

	U.S. QUALIFIED			U.S. SUPPLEMENTAL (NON-QUALIFIED)			INTERNATIONAL			POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004

Service cost	$368	$318	$277	$43	$37	$33	$303	$293	$264	$47	$38	$39
Interest cost	444	410	391	60	59	60	307	309	288	127	113	113
Expected return on plan assets	(628)	(594)	(569)	—	—	—	(311)	(297)	(278)	(28)	(23)	(20)
Amortization of:
Actuarial losses	119	101	99	45	39	35	106	95	59	36	21	15
Prior service costs/(credits)	9	10	17	(3)	1	2	—	(2)	5	1	1	1
Net transition obligation	—	—	—	—	—	—	2	1	1	—	—	—
Curtailments and settlements—net	117	12	37	(8)	4	1	(17)	19	(9)	6	—	—
Special termination benefits	17	5	—	—	—	—	14	29	21	12	2	(1)
Less: amounts included in discontinued operations	(81)	(15)	(13)	4	(2)	(2)	15	(2)	(2)	9	(4)	(3)

Net periodic benefit costs	$365	$247	$239	$141	$138	$129	$419	$445	$349	$210	$148	$144 (a)

(a)	Includes a credit of $21 million relating to the adoption of FSP 106-2 in 2004.

56 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The increase in the 2006 U.S. qualified pension plans’ net periodic benefit cost compared to 2005 was largely driven by changes in assumptions used, such as the decline in the discount rate and the adoption of updated mortality (life expectancy) assumptions.

C. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions:

(PERCENTAGES)	2006	2005	2004

Weighted-average assumptions used to determine benefit obligations:
Discount rate:
U.S. qualified pension plans	5.9%	5.8%	6.0%
U.S. non-qualified pension plans	5.9	5.8	6.0
International pension plans	4.4	4.3	4.7
Postretirement plans	5.9	5.8	6.0
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate:
U.S. qualified pension plans	5.8	6.0	6.3
U.S. non-qualified pension plans	5.8	6.0	6.3
International pension plans	4.3	4.7	5.0
Postretirement plans	5.8	6.0	6.3
Expected return on plan assets:
U.S. qualified pension plans	9.0	9.0	9.0
International pension plans	6.9	6.9	7.3
Postretirement plans	9.0	9.0	9.0
Rate of compensation increase:
U.S. qualified pension plans	4.5	4.5	4.5
U.S. non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

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

The expected rates of return on plan assets for our U.S. qualified, international and postretirement plans represent our long-term assessment of return expectations, which we will change based on significant shifts in economic and financial market conditions. The 2006 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio, which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and active portfolio management.

The healthcare cost trend rate assumptions for our U.S. postretirement benefit plans are as follows:

(PERCENTAGES)	2006	2005

Healthcare cost trend rate assumed for next year	9.9%	9.8%
Rate to which the cost trend rate is assumed to decline	5.0	5.0

Year that the rate reaches the ultimate trend rate	2014	2013

A one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits would have the following effects as of December 31, 2006:

(MILLIONS OF DOLLARS)	INCREASE	DECREASE

Effect on total service and interest cost components	$19	$(15)
Effect on postretirement benefit obligation	226	(186)

2006 Financial Report | 57

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

D. Obligations and Funded Status

The following table presents an analysis of the changes in 2006 and 2005 in the benefit obligations, the plan assets and the funded status of our U.S. qualified, U.S. supplemental (non-qualified) and international pension plans, and our postretirement plans:

	PENSION PLANS

	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2006	2005	2006	2005	2006	2005	2006	2005

Change in benefit obligation:
Benefit obligation at beginning of year(a)	$7,983	$7,108	$1,133	$1,066	$6,968	$6,969	$2,252	$1,920
Service cost	368	318	43	37	303	293	47	38
Interest cost	444	410	60	59	307	309	127	113
Employee contributions	—	—	—	—	22	23	34	28
Plan amendments	—	(82)	—	(49)	10	15	1	5
Increases/(decreases) arising primarily from changes in actuarial assumptions	(137)	671	(77)	156	150	459	152	332
Foreign exchange impact	—	—	—	—	769	(793)	(1)	—
Acquisitions	—	—	—	—	11	18	—	—
Curtailments(b)	(180)	—	(25)	—	(42)	(3)	9	—
Settlements(b)	(418)	(33)	(13)	(15)	(85)	(56)	(23)	—
Special termination benefits	17	5	—	—	14	29	12	2
Benefits paid	(285)	(414)	(76)	(121)	(283)	(295)	(194)	(186)

Benefit obligation at end of year(a)	$7,792	$7,983	$1,045	$1,133	$8,144	$6,968	$2,416	$2,252

Change in plan assets:
Fair value of plan assets at beginning of year	$7,050	$6,820	$—	$—	$4,595	$4,277	$275	$253
Actual gain on plan assets	1,034	625	—	1	552	687	31	23
Company contributions	453	52	80	135	533	439	250	158
Employee contributions	—	—	—	—	22	23	34	28
Foreign exchange impact	—	—	—	—	525	(490)	—	(1)
Acquisitions	—	—	—	—	1	10	—	—
Settlements(b)	(436)	(33)	(4)	(15)	(65)	(56)	—	—
Benefits paid	(285)	(414)	(76)	(121)	(283)	(295)	(194)	(186)

Fair value of plan assets at end of year	$7,816	$7,050	$—	$—	$5,880	$4,595	$396	$275

Funded status (plan assets greater than (less than) benefit obligation)	$24	$(933)	$(1,045)	$(1,133)	$(2,264)	$(2,373)	$(2,020)	$(1,977)

Unrecognized:
Actuarial losses		2,364		775		1,715		525
Prior service costs/(credits)		54		(35)		(6)		7
Net transition obligation		—		—		3		2

Net asset/(liability) recorded in consolidated balance sheet		$1,485		$(393)		$(661)		$(1,443)

(a)

For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation.

(b)	For 2006, includes curtailments and settlements associated with the transfer of benefit obligations as part of the sale of our Consumer Healthcare business.

The favorable change in our U.S. qualified plans projected benefit obligations funded status from underfunded in the aggregate as of December 31, 2005, to overfunded in the aggregate as of December 31, 2006, was largely driven by our 2006 actual investment return of 15.2%, our voluntary contribution of $450 million and the 0.1 percentage-point increase in the discount rate.

The accumulated benefit obligations (ABO) for our U.S. qualified pension plans were $6.8 billion in 2006 and $6.4 billion in 2005. The ABO for our U.S. supplemental (non-qualified) pension plans were $883 million in 2006 and $843 million in 2005. The ABO for our international pension plans were $7.1 billion in 2006 and $6.0 billion in 2005.

The U.S. supplemental (non-qualified) pension plans are not generally funded, as there are no tax or other incentives that exist, and these obligations, which are substantially greater than the annual cash outlay for these liabilities, are paid from cash generated from operations.

58 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Amounts recognized in the consolidated balance sheet as of December 31 follow:

	PENSION PLANS

	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2006	2005	2006	2005	2006	2005	2006	2005

Noncurrent assets(a)	$441	$1,678	$—	$—	$40	$553	$—	$—
Current liabilities(b)	—	(55)	(100)	(17)	(34)	(17)	(50)	(19)
Noncurrent liabilities(c)	(417)	(138)	(945)	(826)	(2,270)	(1,717)	(1,970)	(1,424)

Funded status	$24		$(1,045)		$(2,264)		$(2,020)

Accumulated other comprehensive income/(expense)(d)		—		450		520		—

Net amounts recognized		$1,485		$(393)		$(661)		$(1,443)

(a)	Included primarily in Other assets, deferred taxes and deferred charges.

(b)	Included in Other current liabilities and Liabilities of discontinued operations and other liabilities held for sale, as appropriate.

(c)	Included in Pension benefit obligations and Postretirement benefit obligations, as appropriate.

(d)	Included in Accumulated other comprehensive income/(expense).

The components of the amount recognized in Accumulated other comprehensive income/(expense) at December 31, 2006, follow:

	PENSION PLANS

(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POSTRETIREMENT PLANS

Actuarial losses	$1,418	$622	$1,649	$621
Prior service costs and other	50	(27)	(2)	6

Total	$1,468	$595	$1,647	$627

The actuarial losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets, changes in discount rates and plan experience. These actuarial losses are recognized in Accumulated other comprehensive income/(expense) and are amortized into income over an average period of 11 years for our U.S. plans and an average period of 14 years for our international plans.

The following table presents the amount in Accumulated other comprehensive income/(expense) expected to be amortized into 2007 net periodic benefit costs:

	PENSION PLANS

(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POSTRETIREMENT PLANS

Actuarial losses	$68	$46	$102	$50
Prior service costs and other	8	(2)	(1)	2

Total	$76	$44	$101	$52

Information related to the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans as of December 31 follows:

	U.S. QUALIFIED PLANS		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL PLANS

(MILLIONS OF DOLLARS)	2006	2005	2006	2005	2006	2005

Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$403	$387	$—	$—	$2,273	$1,849
Accumulated benefit obligation	468	458	883	843	4,002	3,494
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	4,897	4,249	—	—	5,265	4,355
Projected benefit obligation	5,314	5,376	1,045	1,133	7,569	6,738

2006 Financial Report | 59

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

In the aggregate, our U.S. qualified pension plans had assets greater than their ABO and their PBO as of December 31, 2006.

E. Plan Assets

The following table presents the weighted-average long-term target asset allocations and the percentages of the fair value of plan assets for our U.S. qualified and international pension plans and postretirement plans by investment category as of December 31:

	TARGET ALLOCATION	PERCENTAGE OF PLAN ASSETS

(PERCENTAGES)	2006	2006	2005

U.S. qualified pension plans:
Global equity securities	65.0	68.6	66.8
Debt securities	25.0	22.8	23.9
Alternative investments(a)	10.0	8.4	8.9
Cash	—	0.2	0.4

Total	100.0	100.0	100.0

International pension plans:
Global equity securities	62.5	62.2	63.9
Debt securities	27.5	23.7	26.0
Alternative investments(b)	9.7	10.3	8.8
Cash	0.3	3.8	1.3

Total	100.0	100.0	100.0

U.S. postretirement plans(c):
Global equity securities	75.0	74.8	75.4
Debt securities	25.0	23.1	24.6
Alternative investments(a)	—	2.1	—

Total	100.0	100.0	100.0

(a)	Private equity, venture capital, private debt and real estate.

(b)	Real estate, insurance contracts and other investments.

(c)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

All long-term asset allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the respective plans’ long-term benefit obligations. The long-term asset allocation is supported by an analysis that incorporates historical and expected returns by asset class, as well as volatilities and correlations across asset classes and our liability profile. This analysis, referred to as an asset-liability analysis, also provides an estimate of expected returns on plan assets, as well as a forecast of potential future asset and liability balances. Due to market conditions and other factors, actual asset allocations may vary from the target allocation outlined above. For the U.S. qualified pension plans, the year-end 2006 alternative investments allocation of 8.4% was below the target allocation, primarily due to the timing of our commitments. The assets are periodically rebalanced back to the target allocation.

The U.S. qualified pension plans held approximately 10.2 million shares (fair value of approximately $263 million, representing 3.3% of U.S. plan assets) as of December 31, 2006, and approximately 10.3 million shares (fair value of approximately $240 million, representing 3.5% of U.S. plan assets) as of December 31, 2005, of our common stock. The plans received approximately $10 million in dividends on these shares in 2006 and approximately $8 million in dividends on these shares in 2005.

F. Cash Flows

It is our practice to fund amounts for our qualified pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

The following table presents expected cash flow information:

	PENSION PLANS

FOR THE YEAR ENDED DECEMBER 31, (MILLIONS OF DOLLARS)	U.S QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POST- RETIREMENT PLANS

Employer contributions:
2007 (estimated)	$3	$99	$347	$172

Expected benefit payments:
2007	$420	$99	$286	$172
2008	407	82	301	176
2009	431	81	314	179
2010	454	79	324	182
2011	476	79	337	184
2012–2016	2,845	390	1,873	906

The table reflects the total U.S. plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments. Under the provisions of the Medicare Prescription Drug Improvement and Modernization Act of 2003, the expected benefit payments for our U.S. postretirement plans were reduced by $161 million through 2016.

G. Defined Contribution Plans

We have savings and investment plans in several countries, including the U.S., Puerto Rico, Japan and Sweden. For the U.S. and Puerto Rico plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock, a portion of the employee contributions. In the U.S. and Puerto Rico, effective March 1, 2007, employees are permitted to diversify all or any portion of their company stock match contribution. The contribution match for certain legacy Pfizer U.S. participants is held in an employee stock ownership plan. We recorded charges related to our plans of $222 million in 2006, $234 million in 2005 and $313 million in 2004.

60 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

14. Equity

A. Common Stock

We purchase our common stock via privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase programs, which are authorized by our Board of Directors, are available for general corporate purposes.

A summary of common stock purchases follows:

FOR THE YEAR ENDED DECEMBER 31,	SHARES OF	AVERAGE	TOTAL COST OF
(MILLIONS OF SHARES AND	COMMON STOCK	PER-SHARE	COMMON STOCK
DOLLARS, EXCEPT PER-SHARE DATA)	PURCHASED	PRICE PAID	PURCHASED

2006:
June 2005 program(a)	266	$26.19	$6,979

2005:
June 2005 program(a)	22	$22.38	$493
October 2004 program(b)	122	$27.20	3,304

Total	144		$3,797

2004:
October 2004 program(b)	63	$26.79	$1,696
December 2003 program(c)	145	$34.14	4,963

Total	208		$6,659

(a)	In June 2005, we announced a $5 billion share-purchase program, which we increased in June 2006 to $18 billion.

(b)	In October 2004, we announced a $5 billion share-purchase program, which we completed in June 2005.

(c)	In December 2003, we announced a $5 billion share-purchase program, which we completed in October 2004.

B. Preferred Stock

The Series A convertible perpetual preferred stock is held by an Employee Stock Ownership Plan (“Preferred ESOP”) Trust and provides dividends at the rate of 6.25%, which are accumulated and paid quarterly. The per-share stated value is $40,300 and the preferred stock ranks senior to our common stock as to dividends and liquidation rights. Each share is convertible, at the holder’s option, into 2,574.87 shares of our common stock with equal voting rights. The conversion option is indexed to our common stock and requires share settlement, and therefore, is reported at the fair value at the date of issuance. We may redeem the preferred stock, at any time or upon termination of the Preferred ESOP, at its option, in cash, in shares of common stock or a combination of both at a price of $40,300 per share.

C. Employee Stock Ownership Plans

We have two employee stock ownership plans (collectively the “ESOPs”), a Preferred ESOP and another that holds common stock of the company (“Common ESOP”). A portion of the matching contributions for legacy Pharmacia U.S. savings plan participants is funded through the ESOPs.

In June 2006, we paid the outstanding balance of a note relating to the ESOPs, which had been guaranteed by legacy Pharmacia. Compensation expense related to the ESOPs totaled approximately $43 million in 2006, $42 million in 2005 and $45 million in 2004. The Preferred ESOP has access to up to $95 million in financing at the rate of 7.0% per annum, of which $22 million was utilized prior to our acquisition of Pharmacia and $10 million remains outstanding as of December 31, 2006.

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. As of December 31, 2006, the Preferred ESOP held preferred shares with a stated value of approximately $141 million, convertible into approximately nine million shares of our common stock. As of December 31, 2006, the common ESOP did not hold any shares of our common stock.

D. Employee Benefit Trust

The Pfizer Inc Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holdings of Pfizer Inc stock. The consolidated balance sheets reflect the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity.

15. Share-Based Payments

Our compensation programs can include share-based payments. In 2006, 2005 and 2004, the primary share-based awards and their general terms and conditions are as follows:

•

Stock options, which entitle the holder to purchase, after the end of a vesting term, a specified number of shares of Pfizer common stock at a price per share set equal to the market price of Pfizer common stock on the date of grant.

•

Restricted stock units (RSUs), which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs.

•

Performance share awards (PSAs) and performance-contingent share awards (PCSAs), which entitle the holder to receive, at the end of a vesting term, a number of shares of Pfizer common stock, within a range of shares from zero to a specified maximum, calculated using a non-discretionary formula that measures Pfizer’s performance relative to an industry peer group. Dividend equivalents are paid on PSA’s.

•

Restricted stock grants, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, and which also entitle the holder to receive dividends paid on such grants.

The Company’s shareholders approved the Pfizer Inc. 2004 Stock Plan (the 2004 Plan) at the Annual Meeting of Shareholders held on April 22, 2004 and, effective upon that approval, new stock option and other share-based awards may be granted only under the 2004 Plan. The 2004 Plan allows a maximum of 3 million shares to be awarded to any employee per year and 475 million shares in total. RSUs, PSAs, PCSAs and restricted stock grants count as three shares, while stock options count as one share under the 2004 Plan toward the maximums.

In the past, we had various employee stock and incentive plans under which stock options and other share-based awards were granted. Stock options and other share-based awards that were granted under prior plans and were outstanding on April 22, 2004, continue in accordance with the terms of the respective plans.

2006 Financial Report | 61

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

As of December 31, 2006, 319 million shares were available for award, which include 34 million shares available for award under the legacy Pharmacia Long-Term Incentive Plan, which reflects award cancellations returned to the pool of available shares for legacy Pharmacia commitments.

Although not required to do so, historically, we have used authorized and unissued shares and, to a lesser extent, shares held in our Employee Benefit Trust and treasury stock to satisfy our obligations under these programs.

A. Impact on Net Income

The components of share-based compensation expense and the associated tax benefit follow:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Stock option expense(a)	$410	$—	$—
Restricted stock unit expense	184	120	18
Performance share awards and performance-contingent share awards expense	61	37	42

Share-based payment expense	655	157	60
Tax benefit for share-based compensation expense	(204)	(50)	(22)

Share-based payment expense, net of tax	$451	$107	$38

(a)	In 2006, we adopted the fair value method of accounting for stock options.

Included in Discontinued operations—net of tax is share-based compensation expense as shown in the following table:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Share-based compensation expense	$27	$7	$2
Tax benefit for share-based compensation expense	(9)	(2)	(1)

Share-based compensation expense, net of tax	$18	$5	$1

Amounts capitalized as part of inventory cost were not significant. In 2006, the impact of modifications under the AtS productivity initiative to share-based awards was not significant and, in 2005, the impact of modifications under the Pharmacia restructuring program was not significant. Generally, these modifications resulted in an acceleration of vesting either in accordance with plan terms or at management’s discretion.

B. Stock Options

Stock options, which entitle the holder to purchase, at the end of a vesting term, a specified number of shares of Pfizer common stock at a price per share set equal to the market price of Pfizer common stock on the date of grant, are accounted for at fair value at the date of grant in the income statement beginning in 2006. These fair values are generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

In 2005 and earlier years, stock options were accounted for under APB No. 25, using the intrinsic value method in the income statement and fair value information was disclosed. In these disclosures of fair value, we allocated stock option compensation expense based on the nominal vesting period, rather than the expected time to achieve retirement eligibility. In 2006, we changed our method of allocating stock option compensation expense to a method based on the substantive vesting period for all new awards, while continuing to allocate outstanding nonvested awards not yet recognized as of December 31, 2005 under the nominal vesting period method. Specifically, under this prospective change in accounting policy, compensation expense related to stock options granted prior to 2006, that are subject to accelerated vesting upon retirement eligibility, is being recognized over the vesting term of the grant, even though the service period after retirement eligibility is not considered to be a substantive vesting requirement. The impact of this change was not significant.

All employees may receive stock option grants. In virtually all instances, stock options vest after three years of continuous service from the grant date and have a contractual term of ten years; for certain grants to certain members of management, vesting typically occurs in equal annual installments after three, four and five years from the grant date. In all cases, even for stock options that are subject to accelerated vesting upon voluntary retirement, stock options must be held for at least one year from grant date before any vesting may occur. In the event of a divestiture or restructuring, options held by employees are immediately vested and are exercisable from three months to their remaining term, depending on various conditions.

The fair value of each stock option grant is estimated on the grant date using, for virtually all grants, the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

	YEAR ENDED DEC. 31,

(PERCENTAGES)	2006	2005	2004

Expected dividend yield(a)	3.65%	2.90%	2.90%
Risk-free interest rate(b)	4.59%	3.96%	3.32%
Expected stock price volatility(c)	24.47%	21.93%	22.15%
Expected term(d) (years)	6.0	5.75	5.75

(a)	Determined in 2006 using a constant dividend yield during the expected term of the option. Prior to 2006, determined using a historical pattern of dividend payments.

(b)	Determined using the extrapolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

In the first quarter of 2006, we changed our method of estimating expected stock price volatility to reflect market-based inputs under emerging stock option valuation considerations. We use the implied volatility in a long-term traded option, after consideration of historical volatility. In 2005 and 2004, we used an average term structure of volatility quoted to us by financial institutions, after consideration of historical volatility.

62 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following table summarizes all stock option activity during 2006, 2005 and 2004:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE(a) (MILLIONS)

Outstanding, January 1, 2004	618,596	$31.36
Granted	91,697	37.10
Exercised	(55,932)	18.29
Cancelled and forfeited	(19,222)	39.24

Outstanding, December 31, 2004	635,139	33.10
Granted	52,082	26.22
Exercised	(31,373)	12.17
Forfeited	(10,072)	32.76
Cancelled	(18,372)	35.40

Outstanding, December 31, 2005	627,404	33.51
Granted	69,300	26.20
Exercised	(38,953)	16.09
Forfeited	(9,370)	39.01
Cancelled	(63,591)	32.51

Outstanding, December 31, 2006	584,790	33.96	5.2	$196
Vested and expected to vest(b), December 31, 2006	576,743	34.00	5.1	196
Exercisable, December 31, 2006	399,108	35.47	3.8	195

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table provides data related to all stock option activity:

	YEAR ENDED DEC. 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS AND YEARS)
	2006	2005	2004

Weighted-average grant date fair value per stock option	$5.42	$5.15	$6.88
Aggregate intrinsic value on exercise	$380	$442	$1,076
Cash received upon exercise	$622	$378	$988
Tax benefits realized related to exercise	$114	$137	$260
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$330	N/A	N/A
Weighted-average period in years over which stock option compensation cost is expected to be recognized	1.1	N/A	N/A

C. Restricted Stock Units

RSUs, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs, are accounted for at fair value at the date of grant. Most RSUs vest in substantially equal portions each year over five years of continuous service; the fair value related to each year’s portion is then amortized evenly into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For certain members of senior and key management, vesting may occur after three years of continuous service.

The fair value of each RSU grant is estimated on the grant date, using the average price of Pfizer common stock on the date of grant.

The following table summarizes all RSU activity during 2006, 2005 and 2004:

		WEIGHTED-
		AVERAGE
		GRANT DATE
		FAIR VALUE
(THOUSANDS OF SHARES)	SHARES	PER SHARE

Nonvested, January 1, 2004	1,153	$29.42
Granted	730	34.16
Vested	—	—
Reinvested dividend equivalents	37	31.92
Forfeited	—	—

Nonvested, December 31, 2004	1,920	31.27
Granted	11,263	26.20
Vested	(82)	29.56
Reinvested dividend equivalents	297	25.15
Forfeited	(595)	26.34

Nonvested, December 31, 2005	12,803	26.89
Granted	12,734	26.15
Vested	(3,573)	27.29
Reinvested dividend equivalents	700	25.42
Forfeited	(2,334)	26.17

Nonvested, December 31, 2006	20,330	26.56

2006 Financial Report | 63

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following table provides data related to all RSU activity:

	YEAR ENDED DEC. 31,
(MILLIONS OF DOLLARS, EXCEPT PER RSU AMOUNTS AND YEARS)
	2006	2005	2004

Weighted-average grant date fair value per RSU	$26.34	$26.21	$34.06
Total fair value of shares vested	$98	$2	$—
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$270	$180	$32
Weighted-average period in years over which RSU cost is expected to be recognized	3.8	4.0	1.8

D. Performance Share Awards (PSAs) and Performance-Contingent Share Awards (PCSAs)

PSAs in 2006 and PCSAs prior to 2006 entitle the holder to receive, at the end of a vesting term, a number of shares of our common stock, within a specified range of shares, calculated using a non-discretionary formula that measures our performance relative to an industry peer group. PSAs are accounted for at fair value at the date of grant in the income statement beginning with grants in 2006. Further, PSAs are generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For grants in 2005 and earlier years, PCSA grants are accounted for using the intrinsic value method in the income statement. Senior and other key members of management may receive PSA and PCSA grants. In most instances, PSA grants vest after three years and PCSA grants vest after five years of continuous service from the grant date. In certain instances, PCSA grants vest over two to four years of continuous service from the grant date. The vesting terms are equal to the contractual terms. The 2004 Plan limitations on the maximum amount of share-based awards apply to all awards, including PCSA and PSA grants. In 2001, our shareholders approved the 2001 Performance-Contingent Share Award Plan (the 2001 Plan), allowing a maximum of 12.5 million shares to be awarded to all participants. This maximum was applied to awards for performance periods beginning after January 1, 2002 through 2004. The 2004 Plan is the only plan under which share-based awards may be granted in the future.

PSA grants made in 2006 will vest and be paid based on a non-discretionary formula that measures our performance using relative total shareholder return over a performance period relative to an industry peer group. If our minimum performance in the measure is below the threshold level relative to the peer group, then no shares will be paid. PCSA grants made prior to 2006 will vest and be paid based on a non-discretionary formula, which measures our performance using relative total shareholder return and relative change in diluted earnings per common share (EPS) over a performance period relative to an industry peer group. If our minimum performance in the measures is below the threshold level relative to the peer group, then no shares will be paid.

As of January 1, 2006, we measure PSA grants at fair value, using a Monte Carlo simulation model, times the target number of shares. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group. We measure PCSA grants at intrinsic value whereby the probable award was allocated over the term of the award, then the resultant shares are adjusted to the fair value of our common stock at each accounting period until the date of payment.

The following table summarizes all PSA and PCSA activity during 2006, 2005 and 2004, with the shares granted representing the maximum award that could be achieved:

		WEIGHTED-
		AVERAGE
		GRANT DATE
		VALUE PER
(THOUSANDS OF SHARES)	SHARES	SHARE

Nonvested, January 1, 2004	11,201	$35.33
Granted	4,656	37.15
Vested	(696)	37.15
Forfeited(a)	(2,044)	37.15

Nonvested, December 31, 2004	13,117	26.89
Granted	3,035	26.20
Vested	(1,652)	26.20
Forfeited(a)	(1,134)	26.20

Nonvested, December 31, 2005	13,366	23.32
Granted	1,563	35.77
Vested	(1,583)	26.20
Reinvested dividend equivalents	44	25.36
Forfeited(a)	(2,327)	26.13

Nonvested, December 31, 2006	11,063	26.99

(a)

Forfeited includes 345 thousand shares in 2006, 454 thousand shares in 2005 and 210 thousand shares in 2004 that were forfeited by retirees. At the discretion of the Compensation Committee of our Board of Directors, $9.0 million in 2006, $11.9 million in 2005 and $7.8 million in 2004 was paid in cash to such retirees, which amounts were equivalent to the fair value of the forfeited shares pro rated for the portion of the performance period that was completed prior to retirement.

The following table provides data related to all PSA and PCSA activity:

	YEAR ENDED DEC. 31,
(MILLIONS OF DOLLARS, EXCEPT PER PCSA AMOUNTS AND YEARS)
	2006	2005	2004

Weighted-average grant date fair value per PCSA	$25.90	$23.32	$26.89
Total intrinsic value of vested PCSA shares	$51	$56	$34
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$10	N/A	N/A
Weighted-average period in years over which PSA cost is expected to be recognized	2	N/A	N/A

We entered into forward-purchase contracts that partially offset the potential impact on net income of our obligation under the pre-2006 PCSAs. At settlement date, we will, at the option of the counterparty to each of the contracts, either receive our own stock

64 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

or settle the contracts for cash. Other contract terms are as follows:

		MAXIMUM
		MATURITY
		AS OF DEC. 31,
	PER SHARE PURCHASE PRICE	(YEARS)

(THOUSANDS OF SHARES)		2006	2005

3,051	$33.85	0.4	—
3,051	33.84	—	0.4

The financial statements include the following items related to these contracts:

Prepaid expenses and taxes includes:

•	fair value of these contracts.

Other (income)/deductions—net includes:

•	changes in the fair value of these contracts.

E. Restricted Stock

Restricted stock grants, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of our common stock, and which also entitle the holder to receive dividends paid on such grants, are accounted for at fair value at the date of grant.

Senior and key members of management received restricted stock awards prior to 2005. In most instances, restricted stock grants vest after three years of continuous service from the grant date. The vesting terms are equal to the contractual terms. These awards have not been significant.

F. Transition Information

The following table shows the effect on results for 2005 and 2004 as if we had applied the fair-value-based recognition provisions to measure stock-based compensation expense for the option grants:

	YEAR ENDED DEC. 31,
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)
	2005	2004

Net income available to common shareholders used in the calculation of basic earnings per common share:
As reported under GAAP(a)	$8,079	$11,357
Compensation expense—net of tax(b)	(457)	(574)

Pro forma	$7,622	$10,783

Basic earnings per common share:
As reported under GAAP(a)	$1.10	$1.51
Compensation expense—net of tax(b)	(0.06)	(0.08)

Pro forma	$1.04	$1.43

Net income available to common shareholders used in the calculation of diluted earnings per common share:
As reported under GAAP(a)	$8,080	$11,356
Compensation expense—net of tax(b)	(457)	(574)

Pro forma	$7,623	$10,782

Diluted earnings per common share:
As reported under GAAP(a)	$1.09	$1.49
Compensation expense—net of tax(b)	(0.06)	(0.08)

Pro forma	$1.03	$1.41

(a)

Includes stock-based compensation expense, net of related tax effects, of $107 million in 2005 (of which $70 million related to RSUs and a nominal amount was a result of acceleration of vesting due to our AtS productivity initiative) and $38 million in 2004.

(b)	Pro forma compensation expense related to stock options that are subject to accelerated vesting upon retirement is recognized over the period of employment up to the vesting date of the grant.

2006 Financial Report | 65

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

16. Earnings Per Common Share

Basic and diluted earnings per common share were computed using the following common share data:

	YEAR ENDED DEC. 31,

(MILLIONS)	2006	2005	2004

EPS Numerator—Basic:
Income from continuing operations before cumulative effect of a change in accounting principles	$11,024	$7,610	$10,936
Less: Preferred stock dividends—net of tax	5	6	4

Income available to common shareholders from continuing operations before cumulative effect of a change in accounting principles	11,019	7,604	10,932

Discontinued operations:
Income from discontinued operations—net of tax	433	451	374
Gains on sales of discontinued operations—net of tax	7,880	47	51

Discontinued operations—net of tax	8,313	498	425

Income available to common shareholders before cumulative effect of a change in accounting principles	19,332	8,102	11,357
Cumulative effect of a change in accounting principles—net of tax	—	(23)	—

Net income available to common shareholders	$19,332	$8,079	$11,357

EPS Denominator—Basic:
Weighted average number of common shares outstanding	7,242	7,361	7,531

EPS Numerator—Diluted:
Income from continuing operations before cumulative effect of a change in accounting principles	$11,024	$7,610	$10,936
Less: ESOP contribution—net of tax	3	5	5

Income available to common shareholders from continuing operations before cumulative effect of a change in accounting principles	11,021	7,605	10,931

Discontinued operations:
Income from discontinued operations—net of tax	433	451	374
Gains on sales of discontinued operations—net of tax	7,880	47	51

Discontinued operations—net of tax	8,313	498	425

Income available to common shareholders before cumulative effect of a change in accounting principles	19,334	8,103	11,356
Cumulative effect of a change in accounting principles—net of tax	—	(23)	—

Net income available to common shareholders	$19,334	$8,080	$11,356

EPS Denominator—Diluted:
Weighted-average number of common shares outstanding	7,242	7,361	7,531
Common share equivalents—stock options, stock issuable under employee compensation plans and convertible preferred stock	32	50	83

Weighted-average number of common shares outstanding and common share equivalents	7,274	7,411	7,614

Stock options and stock issuable under employee compensation plans representing equivalents of 552 million shares of common stock during 2006, 557 million shares of common stock during 2005 and 359 million shares of common stock during 2004 had exercise prices greater than the annual average market price of our common stock. These common stock equivalents were outstanding during 2006, 2005 and 2004, but were not included in the computation of diluted earnings per common share for those years because their inclusion would have had an anti-dilutive effect.

17. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $420 million in 2006, $410 million in 2005 and $438 million in 2004. This table shows future minimum rental commitments under noncancellable operating leases as of December 31 for the following years:

(MILLIONS OF DOLLARS)	2007	2008	2009	2010	2011	AFTER 2011

Lease commitments	$229	$200	$174	$113	$72	$524

18. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. The cost of insurance has risen substantially and the availability of insurance has become more restrictive. Thus, depending upon the cost of insurance and the nature of the risk involved, the amount of self-insurance may be significant. We consider the impact of these changes as we assess our future insurance needs. If we incur substantial liabilities that are not covered by insurance or substantially exceed insurance coverage and that are in excess of existing accruals, there could be a material adverse effect on our results of operations in any particular period (see Note 19. Legal Proceedings and Contingencies).

19. Legal Proceedings and Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. We do not believe any of them will have a material adverse effect on our financial position.

We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we

66 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

Among the principal matters pending to which we are a party are the following:

A. Patent Matters

We are involved in a number of suits relating to our U.S. patents, the majority of which involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Pending suits include generic challenges to patents covering, among other products, amlodipine (Norvasc), atorvastatin (Lipitor), tolterodine (Detrol), celecoxib (Celebrex) and atorvastatin/amlodipine combination (Caduet). Also, counterclaims as well as various independent actions have been filed claiming that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of the antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products, including without limitation Lipitor and Celebrex, are being challenged in various other countries.

Norvasc (amlodipine)

Between 2002 and 2005, we brought patent infringement suits in various federal courts against several manufacturers that have filed abbreviated new drug applications with the FDA seeking to market a generic version of amlodipine besylate, which is the salt form contained in Norvasc. Our patent for amlodipine besylate is being challenged in all of the suits. While the basic patent for amlodipine also was challenged in certain of the suits, that patent expired in 2006 and those challenges did not go to trial.

In the first of these actions to go to trial, in January 2006 the U.S. District Court for the Northern District of Illinois held that our amlodipine besylate patent is valid and infringed by the generic manufacturer Torpharm/Apotex Inc.’s product. The court issued an injunction prohibiting Torpharm/Apotex from marketing its generic amlodipine besylate product before the expiration of our amlodipine besylate patent (including the additional six-month pediatric exclusivity period) in September 2007. In February 2006, Torpharm/Apotex appealed the decision to the U.S. Court of Appeals for the Federal Circuit. A hearing on the appeal was held in November 2006; the appeals court has not yet handed down its decision.

Similarly, in the second of these actions to go to trial, in August 2006 the U.S. District Court for the Middle District of North Carolina held that our amlodipine besylate patent is valid and infringed by generic manufacturer Synthon Pharmaceuticals, Inc.’s product. The court issued an injunction prohibiting Synthon from marketing its generic amlodipine besylate product before September 2007. In September 2006, Synthon appealed the decision to the U.S. Court of Appeals for the Federal Circuit. This appeal has not yet been heard.

Finally, in the third of these actions to go to trial, in February 2007 the U.S. District Court for the Western District of Pennsylvania held that our amlodipine besylate patent is valid and infringed by generic manufacturer Mylan Pharmaceuticals, Inc.’s product. The court issued an injunction prohibiting Mylan from marketing its generic amlodipine besylate product before September 2007. In February 2007, Mylan appealed the decision to the U.S. Court of Appeals for the Federal Circuit. This appeal has not yet been heard.

Separately, in November 2005 Synthon IP filed an action against us in the U.S. District Court for the Eastern District of Virginia alleging that our sales of Norvasc and Caduet infringe Synthon’s patent relating to the manufacture of amlodipine. In August 2006, the jury held that Synthon’s patent is invalid and is not infringed by our sales of Norvasc and Caduet. The court’s final judgment, which has not yet been handed down, will be subject to possible appeal.

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

In 2003, we filed suit in the U.S. District Court for the District of Delaware against Ranbaxy for infringement of both our basic product patent and our patent covering the active enantiomeric form of the drug. In late 2005, the District Court held that both patents are valid and infringed by Ranbaxy’s generic atorvastatin product.

In August 2006, a panel of the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s decision with respect to our basic product patent. In August 2006, Ranbaxy filed a request for a review of that decision by the full U.S. Court of Appeals for the Federal Circuit, and that request was denied in October 2006. In January 2007, Ranbaxy filed a request for a review of the panel’s decision by the U.S. Supreme Court; the court has not yet ruled on Ranbaxy’s request.

The panel also ruled that one of the claims of our enantiomer patent is invalid on technical grounds. The U.S. Patent and Trademark Office has a process for correcting technical defects in patents. In January 2007, we filed a reissue application with the

2006 Financial Report | 67

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Patent Office seeking to correct the technical defect in our enantiomer patent.

As noted, our patent rights to Lipitor also are being challenged in various other countries. In October 2005, in an action brought by Ranbaxy, the United Kingdom’s High Court of Justice upheld our basic U.K. patent for Lipitor, which expires in November 2011, but ruled that a second patent covering the calcium salt of atorvastatin, which expires in July 2010, is invalid. In June 2006, the United Kingdom’s Court of Appeal affirmed the lower court’s decision. The ruling by the Court of Appeal prohibits Ranbaxy from marketing a generic version of atorvastatin in the U.K. before the expiration of our basic patent in November 2011. In December 2006, the House of Lords denied both parties’ appeals of the Court of Appeal ruling.

In Canada, our patent rights to Lipitor are being challenged by a number of generic manufacturers. In January 2007, the Canadian Federal Court in Toronto held that our basic Canadian patent for Lipitor, which expires in May 2007, would be infringed by Ranbaxy’s generic atorvastatin product. However, the court denied our application to block approval of Ranbaxy’s generic product based on a second patent covering the calcium salt of atorvastatin, which expires in July 2010. In February 2007, we appealed the ruling on the calcium salt patent to the Federal Court of Appeal of Canada. The ruling on the calcium salt patent has no immediate commercial impact because Ranbaxy is subject to other pending patent litigation with Pfizer with respect to atorvastatin.

Detrol (tolterodine)

In March 2004, we brought a patent infringement suit in the U.S. District Court for the District of New Jersey against a generic manufacturer that had filed an abbreviated new drug application with the FDA seeking approval to market tolterodine (Detrol). In January 2007, the generic manufacturer withdrew its challenge to our patent, and the patent infringement suit was dismissed. At about the same time in January 2007, a company affiliated with the generic manufacturer amended its previously filed abbreviated new drug application for tolterodine to challenge our tolterodine patent, and we brought a patent infringement action against that company in the U.S. District Court for the District of New Jersey.

Celebrex (celecoxib)

In January 2004, a generic manufacturer notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a product containing celecoxib and asserting the non-infringement and invalidity of our patents relating to celecoxib. In February 2004, we filed suit against the generic manufacturer in the U.S. District Court for the District of New Jersey asserting infringement of our patents relating to celecoxib. The trial of this matter was held in late 2006. The court has not yet handed down its decision.

Caduet (atorvastatin/amlodipine combination)

In January 2007, a generic manufacturer notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Caduet. We intend to file suit against the generic manufacturer shortly asserting infringement of our patents relating to atorvastatin and to the atorvastatin/amlodipine combination.

Exubera

In August 2006, Novo Nordisk filed an action against us in the U.S. District Court for the Southern District of New York alleging that our sales of Exubera infringe Novo Nordisk’s patents relating to inhaled insulin and methods of administration of inhaled insulin and seeking monetary and permanent injunctive relief. In December 2006, the court denied Novo Nordisk’s motion for a preliminary injunction that would have barred the sale of Exubera during the pendency of this litigation.

B. Product Liability Matters

Rezulin

Rezulin was a medication that treated insulin resistance and was effective for many patients whose diabetes had not been controlled with other medications. Rezulin was voluntarily withdrawn by Warner-Lambert in March 2000 following approval of two newer medications, which the FDA considered to have similar efficacy and fewer side effects.

In 2003, we took a charge to earnings of $975 million before-tax ($955 million after-tax) in connection with all known personal injury cases and claims relating to Rezulin, and we settled many of those cases and claims. Warner-Lambert continues to defend vigorously the remaining personal injury cases and claims.

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

In April 2001, Louisiana Health Service Indemnity Company and Eastern States Health and Welfare Fund filed a consolidated complaint against Warner-Lambert in the U.S. District Court for the Southern District of New York purportedly on behalf of a class consisting of all health benefit providers that paid for or reimbursed patients for the purchase of Rezulin between February 1997 and April 2001. The action seeks to recover amounts paid for Rezulin by the health benefit providers on behalf of their plan participants during the specified period. In September 2005, the court granted Warner-Lambert’s motion for summary judgment and dismissed the complaint. In November 2005, the plaintiffs appealed the decision to the U.S. Court of Appeals for the Second Circuit. A hearing on the appeal was held in December 2006; the appeals court has not yet handed down its decision. In addition, in May 2005, an action was filed in the U.S. District Court for the Eastern District of Louisiana purportedly on behalf of a nationwide class of third-party payors that asserts claims and seeks damages that are substantially similar to those in the New York suit. An action also was filed in July 2005 by the Attorney General of the State of Louisiana in the Civil District Court for Orleans Parish, Louisiana, against Warner-Lambert and Pfizer seeking to recover amounts paid by the Louisiana Medicaid program for Rezulin and for medical services to treat persons allegedly injured by Rezulin. This action was removed to the U.S. District Court for the Eastern District of Louisiana in August 2005. In 2005, both of the actions pending in the Eastern District of Louisiana were transferred for consolidated pre-trial proceedings

68 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

to a Multi-District Litigation (In re Rezulin Products Liability Litigation MDL-1348) in the U.S. District Court for the Southern District of New York, where the action filed in April 2001 by Louisiana Health and Eastern States Health had been brought.

A number of insurance carriers provided coverage for Rezulin claims against Warner-Lambert. To date, we have entered into settlements with several of those carriers for approximately $269 million. We have initiated and are pursuing arbitration proceedings against the other carriers, who have denied coverage.

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

In September 2004, Quigley filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. In March 2005, Quigley filed a reorganization plan in the Bankruptcy Court that must be approved by both the Bankruptcy Court and the U.S. District Court for the Southern District of New York after receipt of the vote of 75% of the claimants. In connection with that filing, Pfizer entered into settlement agreements with lawyers representing more than 80% of the individuals with claims related to Quigley products against Quigley and Pfizer. The agreements provide for a total of $430 million in payments, of which $215 million became due in December 2005 and is being paid to claimants upon receipt by the Company of certain required documentation from each of the claimants. The reorganization plan, the approval of which is considered probable, will establish a Trust for the payment of all remaining pending claims as well as any future claims alleging injury from exposure to Quigley products. Pfizer will contribute $405 million to the Trust through a note, which has a present value of $172 million, as well as approximately $100 million in insurance, and will forgive a $30 million secured loan to Quigley. If approved by the courts and the claimants, the reorganization plan will result in a permanent injunction directing all future claims alleging personal injury from exposure to Quigley products to the Trust.

As certified by the balloting agent in May 2006, more than 75% of Quigley’s claimants holding claims that represent more than two-thirds in value of claims against Quigley voted to accept Quigley’s plan of reorganization. On August 9, 2006, in reviewing the voting tabulation methodology, the Bankruptcy Court ruled that certain votes that accepted the plan were not predicated upon the actual value of the claim. As a result, the reorganization plan was not accepted. Quigley can adjust certain provisions in its reorganization plan and the voting procedures to conform with the Bankruptcy Court’s ruling, and then possibly re-solicit the plan for acceptance or seek alternative remedies. These and other options, including additional payments, are being considered.

In a separately negotiated transaction with an insurance company in August 2004, we agreed to a settlement related to certain insurance coverage which provides for payments to us over a ten-year period of amounts totaling $406 million.

•	Other Matters

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2006, approximately 110,200 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. We are actively engaged in the defense of, and will continue to explore various means to resolve, these claims. Several of the insurance carriers that provided coverage for the American Optical asbestos and other allegedly hazardous materials claims have denied coverage. We believe that these carriers’ position is without merit and are pursuing legal proceedings against such carriers. Separately, there is a small number of lawsuits pending against Pfizer in various federal and state courts seeking damages for alleged personal injury from exposure to products containing asbestos and other allegedly hazardous materials sold by Gibsonburg Lime Products Company, which was acquired by Pfizer in the 1960s and which sold small amounts of products containing asbestos until the early 1970s. There also is a small number of lawsuits pending in various federal and state courts seeking damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

Hormone-Replacement Therapy

Pfizer and certain wholly owned subsidiaries and limited liability companies, along with several other pharmaceutical manufacturers, have been named as defendants in a number of lawsuits in various federal and state courts alleging personal injury resulting from the use of certain estrogen and progestin medications prescribed for women to treat the symptoms of menopause. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, stroke and heart disease. Certain co-defendants in some of these actions have asserted indemnification rights against Pfizer and its affiliated companies. The cases against Pfizer and its affiliated companies involve the products femhrt (which Pfizer divested in 2003), Activella and Vagifem (which are Novo Nordisk products that were marketed by a Pfizer affiliate from 2000 to 2004), and Provera, Ogen, Depo-Estradiol, Estring and generic MPA, all of which remain approved by the FDA for use in the treatment of menopause. The federal court cases have been transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Prempro Products Liability Litigation MDL-1507) in the U.S. District Court for the Eastern District of Arkansas.

This litigation originally included both individual actions as well as various purported nationwide and statewide class actions. However, as the result of the voluntary dismissal of certain purported class actions and the withdrawal of the class action allegations by the

2006 Financial Report | 69

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

plaintiffs in certain other actions, this litigation now consists of individual actions and a few purported statewide class actions.

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

Zoloft

A number of individual lawsuits have been filed against us in various federal and state courts alleging personal injury, including suicide and suicide attempt in certain cases, as a result of the purported ingesting of Zoloft.

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

A number of individual lawsuits have been filed against us in various U.S. federal and state courts and in certain other countries alleging personal injury, including suicide and suicide attempt in certain cases, as a result of the purported ingesting of Neurontin. Certain of the federal court actions have been transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the preceding paragraph.

Lipitor

Beginning in September 2005, three purported class actions were filed against us in various federal courts alleging claims relating to the promotion of Lipitor. In January 2006, two of the actions were voluntarily dismissed without prejudice. In the remaining action, which is pending in the U.S. District Court for the Southern District of Florida, the plaintiffs seek to represent a nationwide class consisting of women (regardless of age) and men over age 65 who in each case had no history of heart disease or diabetes and who purchased Lipitor within four years before the filing of the action. The plaintiffs allege that the Company engaged in false and misleading advertising in violation of state consumer protection laws by allegedly promoting Lipitor for the prevention of heart disease in the aforementioned two groups. The action seeks monetary and injunctive relief, including treble damages. In addition, a purported class action on behalf of residents of the Province of Quebec has been filed against us in Canada that asserts claims under Canadian law and seeks relief substantially similar to the claims asserted and the relief sought in the U.S. action.

Separately, in March and April 2006, six purported class actions were filed against us in various federal courts alleging claims relating to the promotion of Lipitor. In May 2006, five of the actions were voluntarily dismissed without prejudice, and the plaintiffs in those actions were added as plaintiffs in the remaining action. The complaint in the remaining action, which is pending in the U.S. District Court for the Northern District of Illinois, alleges that, through patient and medical education programs and other actions, the Company promoted Lipitor for use by certain patients contrary to cholesterol guidelines, which are referenced in the product labeling, that recommend changes to diet and exercise. The plaintiffs seek to represent nationwide and certain statewide classes consisting of health and welfare funds and other third-party payors that purchased Lipitor for such patients or reimbursed such patients for the purchase of Lipitor since January 1, 2002. The plaintiffs allege, among other things, fraud, unjust enrichment and the violation of the federal Racketeer Influenced and Corrupt Organizations Act (‘‘RICO’’) and certain state consumer fraud statutes and seek monetary and injunctive relief, including treble damages.

Average Wholesale Price Litigation

A number of states as well as most counties in New York have sued Pharmacia, Pfizer and other pharmaceutical manufacturers alleging that they provided average wholesale price (AWP) information for certain of their products that was higher than the actual prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. The plaintiffs claim that the alleged spread between the AWPs at which purchasers were reimbursed and the actual prices was promoted by the defendants as an incentive to purchase certain of their products. In addition to suing on their own behalf, many of the plaintiff states seek to recover on behalf of individual Medicare Part B co-payors and private-sector insurance companies and medical plans in their states. These various actions generally assert fraud claims as well as claims under state deceptive trade practice laws, and seek monetary and other relief, including civil penalties and treble damages. Several of the suits also allege that Pharmacia and/or Pfizer did not report to the states its best price for certain products under the Medicaid program.

In addition, Pharmacia, Pfizer and other pharmaceutical manufacturers are defendants in a number of purported class action suits in various federal and state courts brought by employee benefit plans and other third-party payors that assert claims similar to those in the state and county actions. These suits allege, among other things, fraud, unfair competition and unfair trade practices and seek monetary and other relief, including civil penalties and treble damages.

70 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

All of these state, county and purported class action suits were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pharmaceutical Industry Average Wholesale Price Litigation MDL-1456) in the U.S. District Court for the District of Massachusetts. Certain of the state and private suits have been remanded to their respective state courts. In November 2006, the claims against Pfizer in the Multi-District Litigation were dismissed with prejudice; the claims against Pharmacia are still pending.

D. Celebrex and Bextra Matters

In 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey against Pharmacia, Pfizer and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the data from a study concerning the gastrointestinal effects of Celebrex. These cases have been consolidated for pre-trial proceedings in the District of New Jersey (Alaska Electrical Pension Fund et al. v. Pharmacia Corporation et al.). In January 2007, the court certified a class consisting of all persons who purchased Pharmacia securities from April 17, 2000 through February 6, 2001 and were damaged as a result of the decline in the price of Pharmacia’s securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount.

Pfizer is a defendant in product liability suits, including purported class actions, in various U.S. federal and state courts and in certain other countries alleging personal injury as a result of the use of Celebrex and/or Bextra. These suits include a purported class action filed in 2001 in the U.S. District Court for the Eastern District of New York as well as actions that have been filed since late 2004. In addition, beginning in late 2004, purported class actions have been filed against Pfizer in various U.S. federal and state courts and in certain other countries alleging consumer fraud as the result of alleged false advertising of Celebrex and Bextra and the withholding of information from the public regarding the alleged safety risks associated with Celebrex and Bextra. The plaintiffs in these consumer fraud actions seek damages in unspecified amounts for economic loss. In September 2005, the U.S. federal product liability and consumer fraud actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Celebrex and Bextra Marketing, Sales Practices and Product Liability Litigation MDL-1699) in the U.S. District Court for the Northern District of California.

In July 2005, an action was filed by the Attorney General of the State of Louisiana in the Civil District Court for Orleans Parish, Louisiana, against Pfizer seeking to recover amounts paid by the Louisiana Medicaid program for Celebrex and Bextra and for medical services to treat persons allegedly injured by Celebrex or Bextra. The action also seeks injunctive relief to prevent the sale of Celebrex and any resumption of the sale of Bextra in Louisiana. This action was removed to the U.S. District Court for the Eastern District of Louisiana in August 2005 and then was transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the preceding paragraph.

Beginning in late 2004, actions, including purported class and shareholder derivative actions, have been filed in various federal and state courts against Pfizer, Pharmacia and certain current and former officers, directors and employees of Pfizer and Pharmacia. These actions include: (i) purported class actions alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra; (ii) purported shareholder derivative actions alleging that certain of Pfizer’s current and former officers and directors breached fiduciary duties by causing Pfizer to misrepresent the safety of Celebrex and, in certain of the cases, Bextra; and (iii) purported class actions filed by persons who claim to be participants in the Pfizer or Pharmacia Savings Plan alleging that Pfizer and certain current and former officers, directors and employees of Pfizer or, where applicable, Pharmacia and certain former officers, directors and employees of Pharmacia, violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities, fiduciary duty and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York.

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

2006 Financial Report | 71

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

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

In December 2003, Solutia filed an action, also in the U.S. Bankruptcy Court for the Southern District of New York, seeking a determination that Pharmacia rather than Solutia is responsible for an estimated $475 million in healthcare benefits for certain Solutia retirees. A similar action was filed in May 2004 in the same Bankruptcy Court against Pharmacia and New Monsanto by a committee appointed to represent Solutia retirees in the Bankruptcy Court proceedings. The parties have agreed to a standstill of these actions. In the event that the standstill terminates, Pharmacia and New Monsanto will vigorously defend these actions. Under its indemnification agreement with Pharmacia, New Monsanto will be responsible for the costs and expenses and any judgment or settlement amounts in these actions.

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

The plan also will implement a settlement entered into between Solutia and the committee representing Solutia retirees. Under the settlement, the retirees will agree to certain modifications to their benefit plan. The settlement also provides that New Monsanto will contribute $175 million to help Solutia fund certain legacy healthcare, life and disability insurance benefits. The retirees will provide Pharmacia with a release of all retiree benefit claims. Solutia will continue to be liable for retiree benefits, as modified.

The plan does not in any way affect the obligations undertaken by New Monsanto to indemnify Pharmacia for all liabilities that Solutia originally assumed in connection with the 1997 spin-off.

Importation Cases

In 2004, a number of purported class actions were filed in the U.S. District Court for the District of Minnesota alleging that Pfizer and several other pharmaceutical manufacturers violated federal and state civil antitrust laws by conspiring to prevent the importation of brand-name prescription drugs from Canada. These suits were consolidated into a single action in the District of Minnesota (In re Canadian Import Antitrust Litigation), which seeks to represent a nationwide class consisting of all persons who purchased or reimbursed patients for the purchase of prescription drugs manufactured and marketed by defendants that also are available in Canada. Plaintiffs claim that, as a result of the alleged conspiracy, U.S. prices for defendants’ prescription drugs are higher than they otherwise would be. Plaintiffs seek monetary relief, including treble damages and a refund of the allegedly unlawful profits received by defendants, and injunctive relief. In August 2005, the court granted the defendants’ motion to dismiss this action, and the plaintiffs appealed the decision. In November 2006, the U.S. Court of Appeals for the Eighth Circuit affirmed the District Court’s decision. The ruling by the appeals court is subject to possible appeal to the U.S. Supreme Court by the plaintiffs.

Also in 2004, a number of independent pharmacists in California filed an action in California Superior Court, Alameda County, against Pfizer and several other pharmaceutical manufacturers. The complaint, as amended, asserts that the defendants conspired to fix the prices of their prescription drugs in California, using the prices at which such drugs are sold in Canada as the minimum prices, in violation of California antitrust and unfair business practices laws. In December 2006, the court granted the defendants’ motion for summary judgment. In January 2007, the plaintiffs appealed the decision to the Court of Appeal of the State of California.

Securities Litigation

In December 2006, a purported class action was filed in the U.S. District Court for the Southern District of New York against Pfizer and certain current officers and one former officer of Pfizer. The plaintiff alleges that the defendants violated federal securities laws by misrepresenting the safety and efficacy of Torcetrapib, a product candidate whose development program was terminated on December 2, 2006. The plaintiff seeks to represent a class consisting of all persons who purchased Pfizer securities between July 20, 2006 and December 2, 2006 and were damaged as a result of the decline in the price of Pfizer’s stock, allegedly attributable to the misrepresentations, that followed the announcement of the termination of the Torcetrapib development program. The action seeks compensatory damages in an unspecified amount.

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

72 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

F. Government Investigations and Requests for Information

Like other pharmaceutical companies, we are subject to extensive regulation by national, state and local government agencies in the U.S. and in the other countries in which we operate. As a result, we have interactions with government agencies on an ongoing basis. Among the investigations and requests for information by government agencies are those discussed below. It is possible that criminal charges and fines and/or civil penalties could result from pending government investigations.

Since 2003, we have received requests for information and documents from the Department of Justice concerning the marketing of Genotropin as well as certain managed care payments. In 2005, the Department of Justice informed us that it is investigating Pharmacia’s former contractual relationship with a healthcare intermediary. We are in discussions with the Department of Justice seeking to resolve the Genotropin and healthcare intermediary matters.

Since 2003, we have received requests for information and documents concerning the marketing and safety of Bextra and Celebrex from the Department of Justice and a group of state attorneys general. We have been considering various ways to resolve these matters.

Since 2005, we have received requests for information and documents from the Department of Justice concerning certain physician payments budgeted to our prescription pharmaceutical products.

The Company has voluntarily provided the Department of Justice and the Securities and Exchange Commission with information concerning potentially improper payments made in connection with certain sales activities outside the U.S. Certain potentially improper payments and other matters are the subject of investigations by government authorities in certain foreign countries, including the following: A wholly owned subsidiary of Pfizer is under criminal investigation by various government authorities in Italy with respect to gifts and payments allegedly provided to certain doctors operating within Italy’s national healthcare system. In Germany, a wholly owned subsidiary of Pfizer is the subject of a civil and criminal investigation with respect to certain tax matters. The Pfizer subsidiaries are fully cooperating in these investigations.

G. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and as of December 31, 2006, recorded amounts for the estimated fair value of these indemnifications are not material.

20. Segment, Geographic and Revenue Information

Business Segments

We operate in the following business segments:

•	Pharmaceutical

–

The Pharmaceutical segment includes products that prevent and treat cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

•	Animal Health

	–	The Animal Health segment includes products that prevent and treat diseases in livestock and companion animals.

For our reportable operating segments (i.e., Pharmaceutical, Animal Health), segment profit/(loss) is measured based on income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles. Certain costs, such as significant impacts of purchase accounting for acquisitions, acquisition-related costs and costs related to our AtS productivity initiative, are included in Corporate/Other only. This methodology is utilized by management to evaluate our businesses.

Certain income/(expense) items that are excluded from the operating segments’ profit/(loss) are considered corporate items and are included in Corporate/Other. These items include interest income/(expense), corporate expenses (e.g., corporate administration costs), other income/(expense) (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based and all share-based compensation expenses not allocated to the business segments, significant impacts of purchase accounting for acquisitions, certain milestone payments, acquisition-related costs, intangible asset impairments and costs related to our AtS productivity initiative.

Each segment is managed separately and offers different products requiring different marketing and distribution strategies.

We sell our products primarily to customers in the wholesale sector. In 2006, sales to our three largest U.S. wholesaler customers represented approximately 20%, 13% and 11% of total revenues and, collectively, represented approximately 26% of accounts receivable as of December 31, 2006. In 2005, sales to our three largest U.S. wholesaler customers represented approximately 20%, 14% and 11% of total revenues and, collectively, represented approximately 27% of accounts receivable as of December 31, 2005. These sales and related accounts receivable were concentrated in the Pharmaceutical segment.

Revenues exceeded $500 million in each of 10 countries outside the U.S. in 2006 and 2005. The U.S. was the only country to contribute more than 10% of total revenues in each year.

2006 Financial Report | 73

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following tables present segment, geographic and revenue information:

Segment

	FOR/AS OF THE YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Revenues
Pharmaceutical	$45,083	$44,269	$46,121
Animal Health	2,311	2,206	1,953
Corporate/Other(a)	977	930	914

Total revenues	$48,371	$47,405	$48,988

Segment profit/(loss)(b)
Pharmaceutical	$20,718	$19,599	$20,949
Animal Health	419	405	352
Corporate/Other(a)(c)	(8,109)	(9,204)	(7,898)

Total profit/(loss)	$13,028	$10,800	$13,403

Identifiable assets
Pharmaceutical	$72,497	$74,056	$81,185
Animal Health	1,951	2,098	1,992
Discontinued operations/Held for sale	62	6,659	6,631
Corporate/Other(a)(d)	40,327	34,157	36,040

Total identifiable assets	$114,837	$116,970	$125,848

Property, plant and equipment additions(e)
Pharmaceutical	$1,681	$1,703	$2,228
Animal Health	51	61	95
Discontinued operations/Held for sale	162	189	116
Corporate/Other(a)	156	153	162

Total property, plant and equipment additions	$2,050	$2,106	$2,601

Depreciation and amortization(e)
Pharmaceutical	$1,765	$1,880	$1,473
Animal Health	49	59	57
Discontinued operations/Held for sale	71	78	81
Corporate/Other(a)(f)	3,408	3,559	3,482

Total depreciation and amortization	$5,293	$5,576	$5,093

(a)

Corporate/Other includes our gelatin capsules business, our contract manufacturing business and a bulk pharmaceutical chemicals business. Corporate/Other also includes interest income/(expense), corporate expenses (e.g., corporate administration costs), other income/(expense) (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based and all share-based compensation expenses not allocated to the business segments, significant impacts of purchase accounting for acquisitions, certain milestone payments, acquisition-related costs, intangible asset impairments and costs related to our AtS productivity initiative.

(b)

Segment profit/(loss) equals income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles. Certain costs, such as significant impacts of purchase accounting for acquisitions, acquisition-related costs and costs related to our AtS productivity initiative, are included in Corporate/Other only. This methodology is utilized by management to evaluate our businesses.

(c)

In 2006, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $4.1 billion, including acquired in-process research and development, intangible asset amortization and other charges, (ii) acquisition-related costs of $27 million, (iii) restructuring charges and implementation costs associated with the AtS productivity initiative of $2.1 billion, (iv) stock options expense, (v) impairment of the Depo-Provera intangible asset of $320 million, (vi) gain on disposals of investments and other of $173 million, and (vii) a research and development milestone due to us from sanofi-aventis of approximately $118 million.

In 2005, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $4.9 billion, including acquired in-process research and development, intangible asset amortization and other charges, (ii) acquisition-related costs of $918 million, (iii) restructuring charges and implementation costs associated with the AtS productivity initiative of $763 million, (iv) costs associated with the suspension of Bextra’s sales and marketing of $1.2 billion, and (v) gain on disposals of investments and other of $134 million.

In 2004, Corporate/Other includes (i) significant impacts of purchase accounting for acquisitions of $4.4 billion, including acquired in-process research and development, intangible asset amortization and other charges, and the sale of acquired inventory written up to fair value, (ii) acquisition-related costs of $1.2 billion, (iii) an impairment charge of $691 million for Depo-Provera, (iv) a $369 million charge for litigation-related matters, (v) contingent income earned from the 2003 sale of a product-in-development of $100 million, (vi) the operating results of a divested legacy Pharmacia research facility of $64 million, and (vii) other legacy Pharmacia intangible asset impairments of $11 million.

(d)	Corporate assets are primarily cash, short-term investments and long-term investments and loans.
(e)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on estimates of physical production.

(f)	Corporate/Other includes non-cash charges associated with purchase accounting related to intangible asset amortization of $3.2 billion in 2006, and $3.3 billion in 2005 and 2004.

74 | 2006 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Geographic

	FOR/AS OF THE YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Revenues
United States(a)	$25,822	$24,751	$27,784
Europe/Canada(b)	14,194	14,355	13,773
Japan/Asia(c)	5,939	5,987	5,402
Latin America/AFME(d)	2,416	2,312	2,029

Consolidated	$48,371	$47,405	$48,988

Long-lived assets(e)
United States(a)	$21,795	$24,390	$27,832
Europe/Canada(b)	17,538	16,492	19,703
Japan/Asia(c)	1,205	1,154	1,210
Latin America/AFME(d)	444	441	379

Consolidated	$40,982	$42,477	$49,124

(a)	Includes operations in Puerto Rico.

(b)	Includes Canada, France, Italy, Spain, Germany, U.K., Ireland, Northern Europe and Central-South Europe.

(c)	Includes Japan, Australia, Korea, China, Taiwan, Thailand and India.

(d)	Includes South America, Central America, Mexico, Africa and the Middle East.

(e)	Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

Revenues by Therapeutic Area

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2006	2005	2004

Pharmaceutical
Cardiovascular and metabolic diseases	$19,871	$18,732	$17,412
Central nervous system disorders	6,038	6,391	8,093
Arthritis and pain	2,711	2,386	5,212
Infectious and respiratory diseases	3,474	4,770	4,718
Urology	2,809	2,684	2,634
Oncology	2,191	1,996	1,501
Ophthalmology	1,461	1,373	1,227
Endocrine disorders	985	1,049	925
All other	4,169	3,823	3,677
Alliance revenues	1,374	1,065	722

Total Pharmaceutical	45,083	44,269	46,121

Animal Health	2,311	2,206	1,953
Other	977	930	914

Total revenues	$48,371	$47,405	$48,988

2006 Financial Report | 75

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2006
Revenues	$11,747	$11,741	$12,280	$12,603
Costs and expenses	7,178	7,877	8,070	10,060
Acquisition-related in-process research and development charges	—	513	—	322
Restructuring charges and acquisition-related costs	299	268	249	507

Income from continuing operations before provision for taxes on income, and minority interests	4,270	3,083	3,961	1,714
Provision/(benefit) for taxes on income	262	790	717	223
Minority interests	2	3	5	2

Income from continuing operations	4,006	2,290	3,239	1,489

Discontinued operations:
Income from discontinued operations—net of tax	102	108	120	103
Gains on sales of discontinued operations—net of tax	3	17	3	7,857

Discontinued operations—net of tax	105	125	123	7,960

Cumulative effect of a change in accounting principles	—	—	—	—

Net income	$4,111	$2,415	$3,362	$9,449

Earnings per common share—basic:
Income from continuing operations	$0.55	$0.31	$0.45	$0.21
Discontinued operations—net of tax	0.01	0.02	0.02	1.11
Cumulative effect of a change in accounting principles	—	—	—	—

Net income	$0.56	$0.33	$0.47	$1.32

Earnings per common share—diluted:
Income from continuing operations	$0.55	$0.31	$0.44	$0.21
Discontinued operations—net of tax	0.01	0.02	0.02	1.11
Cumulative effect of a change in accounting principles	—	—	—	—

Net income	$0.56	$0.33	$0.46	$1.32

Cash dividends paid per common share	$0.24	$0.24	$0.24	$0.24

Stock prices
High	$26.84	$25.72	$28.58	$28.60
Low	$23.60	$22.51	$22.16	$23.75

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

All financial information reflects our Consumer Healthcare business as discontinued operations (see Note 3. Discontinued Operations).

Acquisition-related in-process research and development charges primarily includes amounts incurred in connection with our acquisitions of PowderMed and Rinat (see Note 2. Acquisitions).

Restructuring charges and acquisition-related costs includes restructuring charges primarily related to our AtS productivity initiative (see Note 4. Adapting to Scale Productivity Initiative).

As of January 31, 2007, there were 242,836 holders of record of our common stock (symbol PFE).

76 | 2006 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2005
Revenues	$12,143	$11,452	$11,263	$12,547
Costs and expenses	9,191	8,016	7,558	8,832
Acquisition-related in-process research and development charges	2	260	1,390	—
Restructuring charges and acquisition-related costs	216	264	303	573

Income from continuing operations before provision for taxes on income, and minority interests	2,734	2,912	2,012	3,142
Provision/(benefit) for taxes on income	2,576	(464)	530	536
Minority interests	2	1	3	6

Income from continuing operations	156	3,375	1,479	2,600

Discontinued operations:
Income from discontinued operations—net of tax	104	88	107	152
Gains on sales of discontinued operations—net of tax	41	—	3	3

Discontinued operations—net of tax	145	88	110	155

Cumulative effect of a change in accounting principles	—	—	—	(23)

Net income	$301	$3,463	$1,589	$2,732

Earnings per common share—basic:
Income from continuing operations	$0.02	$0.46	$0.20	$0.35
Discontinued operations—net of tax	0.02	0.01	0.02	0.02
Cumulative effect of a change in accounting principles	—	—	—	—

Net income	$0.04	$0.47	$0.22	$0.37

Earnings per common share—diluted:
Income from continuing operations	$0.02	$0.46	$0.20	$0.35
Discontinued operations—net of tax	0.02	0.01	0.02	0.02
Cumulative effect of a change in accounting principles	—	—	—	—

Net income	$0.04	$0.47	$0.22	$0.37

Cash dividends paid per common share	$0.19	$0.19	$0.19	$0.19

Stock prices
High	$27.75	$29.21	$27.82	$25.57
Low	$23.80	$25.52	$24.67	$20.27

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

All financial information reflects the following as discontinued operations: Consumer Healthcare and certain European generics businesses (see Note 3. Discontinued Operations).

Acquisition-related in-process research and development charges primarily includes amounts incurred in connection with our acquisitions of Vicuron and Idun (see Note 2. Acquisitions).

Restructuring charges and acquisition-related costs include integration and restructuring charges primarily related to our acquisition of Pharmacia (see Note 5. Acquisition-Related Costs) and the restructuring charges related to our AtS productivity initiative (see Note 4. Adapting to Scale Productivity Initiative).

2006 Financial Report | 77

Financial Summary Pfizer Inc and Subsidiary Companies

	AS OF/FOR THE YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2006	2005	2004	2003	2002	2001

Revenues(a)	$48,371	$47,405	$48,988	$41,787	$29,758	$26,593
Research and development expenses(b)	7,599	7,256	7,513	7,279	5,153	4,896
Other costs and expenses	25,586	26,341	25,850	25,652	12,742	11,397
Acquisition-related in-process research and development charges(c)	835	1,652	1,071	5,052	—	—
Restructuring charges and acquisition-related costs(d)	1,323	1,356	1,151	1,023	594	757

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	13,028	10,800	13,403	2,781	11,269	9,543
Provision for taxes on income	(1,992)	(3,178)	(2,460)	(1,614)	(2,598)	(2,424)
Income from continuing operations before cumulative effect of a change in accounting principles	11,024	7,610	10,936	1,164	8,665	7,105
Discontinued operations—net of tax	8,313	498	425	2,776	871	683
Cumulative effect of a change in accounting principles—net of tax(e)	—	(23)	—	(30)	(410)	—

Net income	19,337	8,085	11,361	3,910	9,126	7,788

Effective tax rate—continuing operations	15.3%	29.4%	18.4%	58.0%	23.1%	25.4%
Depreciation and amortization(f)	5,293	5,576	5,093	4,025	1,030	965
Property, plant and equipment additions(f)	2,050	2,106	2,601	2,629	1,758	2,105
Cash dividends paid	6,919	5,555	5,082	4,353	3,168	2,715

Working capital(g)	25,560	18,433	17,582	6,059	5,868	4,485
Property, plant and equipment, less accumulated depreciation	16,632	16,233	17,593	17,573	10,264	8,717
Total assets(g)	114,837	116,970	125,848	111,131	44,251	35,601
Long-term debt	5,546	6,347	7,279	5,755	3,140	2,609
Long-term capital(h)	84,993	81,895	88,959	78,866	21,647	17,997
Shareholders’ equity	71,358	65,764	68,433	60,049	18,099	14,948

Earnings per common share—basic:
Income from continuing operations before cumulative effect of a change in accounting principles	1.52	1.03	1.45	0.16	1.41	1.14
Discontinued operations—net of tax	1.15	0.07	0.06	0.38	0.14	0.11
Cumulative effect of a change in accounting principles—net of tax(e)	—	—	—	—	(0.07)	—

Net income	2.67	1.10	1.51	0.54	1.48	1.25

Earnings per common share—diluted:
Income from continuing operations before cumulative effect of a change in accounting principles	1.52	1.02	1.43	0.16	1.39	1.11
Discontinued operations—net of tax	1.14	0.07	0.06	0.38	0.14	0.11
Cumulative effect of a change in accounting principles—net of tax(e)	—	—	—	—	(0.07)	—

Net income	2.66	1.09	1.49	0.54	1.46	1.22

Market value per share (December 31)	25.90	23.32	26.89	35.33	30.57	39.85
Return on shareholders’ equity	28.20%	12.0%	17.7%	10.0%	55.2%	56.8%
Cash dividends paid per common share	0.96	0.76	0.68	0.60	0.52	0.44
Shareholders’ equity per common share	10.05	8.98	9.21	7.93	2.97	2.41
Current ratio	2.20:1	1.65:1	1.63:1	1.26:1	1.32:1	1.33:1

Weighted-average shares used to calculate:
Basic earnings per common share amounts	7,242	7,361	7,531	7,213	6,156	6,239
Diluted earnings per common share amounts	7,274	7,411	7,614	7,286	6,241	6,361

78 | 2006 Financial Report

Financial Summary Pfizer Inc and Subsidiary Companies

On April 16, 2003, Pfizer acquired Pharmacia Corporation in a transaction accounted for as a purchase. All financial information reflects the following as discontinued operations: our Consumer Healthcare, in-vitro allergy and autoimmune diagnostic testing, certain European generics, surgical ophthalmic, confectionery, shaving and fish-care products businesses and the femhrt, Loestrin and Estrostep women’s health product lines, as applicable.

In addition, depreciation and amortization includes amortization of goodwill prior to our adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002.

(a)

In 2001, we brought the accounting methodology pertaining to accruals for estimated liabilities related to Medicaid discounts and contract rebates of Warner-Lambert into conformity with our historical method. This adjustment increased revenues in 2001 by $175 million. 2001 data reflects reclassifications between Revenues and Other costs and expenses of $108 million, as a result of the January 1, 2002, adoption of EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.

(b)

Research and development expenses includes co-promotion charges and milestone payments for intellectual property rights of $292 million in 2006: $156 million in 2005; $160 million in 2004; $380 million in 2003; $32 million in 2002; and $206 million in 2001.

(c)	In 2006, 2005, 2004 and 2003, we recorded charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development.

(d)	Restructuring charges and acquisition-related costs primarily includes the following: 2006 — Restructuring charges of $1.3 billion related to our AtS productivity initiative.

2005 — Integration costs of $532 million and restructuring charges of $372 million related to our acquisition of Pharmacia in 2003 and restructuring charges of $438 million related to our AtS productivity initiative.

2004 — Integration costs of $454 million and restructuring charges of $680 million related to our acquisition of Pharmacia in 2003.

2003 — Integration costs of $808 million and restructuring charges of $166 million related to our acquisition of Pharmacia in 2003.

2002 — Integration costs of $333 million and restructuring charges of $167 million related to our merger with Warner-Lambert in 2000 and pre-integration costs of $94 million related to our pending acquisition of Pharmacia.

2001 — Integration costs of $428 million and restructuring charges of $329 million related to our merger with Warner-Lambert in 2000.

(e)

In 2005, as a result of adopting FIN 47, Accounting for Conditional Asset Retirement Obligations, we recorded a non-cash pre-tax charge of $40 million ($23 million, net of tax). In 2003, as a result of adopting SFAS No. 143, Accounting for Asset Retirement Obligations, we recorded a non-cash pre-tax charge of $47 million ($30 million, net of tax).

In 2002, as a result of adopting SFAS No. 142, Goodwill and Other Intangible Assets, we recorded pre-tax charges of $565 million ($410 million, net of tax).

(f)	Includes discontinued operations, (see Notes to Consolidated Financial Statements—Note 20. Segment, Geographic and Revenue Information.)

(g)

For 2005 through 2001, includes assets held for sale of our Consumer Healthcare business, and for 2004 through 2001, also includes in-vitro allergy and autoimmune diagnostic testing, surgical ophthalmic, certain European generics, confectionery and shaving businesses (and the Tetra business in 2001) and the femhrt, Loestrin and Estrostep women’s health product lines.

(h)	Defined as long-term debt, deferred taxes, minority interests and shareholders’ equity.

2006 Financial Report | 79