Form 10-K, Exhibit 13
period 2007-12-31
PFIZER INC
filed 2008-02-29
CIK 78003

Exhibit 13

P f i z e r  I n c .

2 0 0 7  F i n a n c i a l  R e p o r t

Financial Review
Pfizer Inc and Subsidiary Companies

Introduction

Our Financial Review is provided in addition to the accompanying consolidated financial statements and footnotes to assist readers in understanding Pfizer’s results of operations, financial condition and cash flows. The Financial Review is organized as follows:

•

Overview of Our Performance and Operating Environment. This section provides information about the following: our business; our 2007 performance; our operating environment and response to key opportunities and challenges; our cost-reduction initiatives; our strategic initiatives, such as significant licensing and new business development transactions, as well as the disposition of our Consumer Healthcare business in December 2006; and our expectations for 2008.

•

Accounting Policies. This section, beginning on page 11, discusses those accounting policies that we consider important in understanding Pfizer’s consolidated financial statements. For additional accounting policies, see Notes to Consolidated Financial Statements—Note 1. Significant Accounting Policies.

•

Analysis of the Consolidated Statement of Income. This section, beginning on page 14, provides an analysis of our revenues and products for the three years ended December 31, 2007, including an overview of important product developments; a discussion about our costs and expenses, including an analysis of the financial statement impact of our discontinued operations and dispositions during the period; and a discussion of Adjusted income, which is an alternative view of performance used by management.

•

Financial Condition, Liquidity and Capital Resources. This section, beginning on page 29, provides an analysis of our balance sheet as of December 31, 2007 and 2006, and cash flows for each of the three years ended December 31, 2007, 2006 and 2005, as well as a discussion of our outstanding debt and commitments that existed as of December 31, 2007. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

•

New Accounting Standards. This section, beginning on page 32, discusses accounting standards that we have recently adopted, as well as those that have been recently issued, but not yet adopted by us. For those standards that we have not yet adopted, we have included a discussion of the expected impact to Pfizer, if known.

•

Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 33, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to our financial results, operations and business plans and prospects. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies.

Overview of Our Performance and Operating Environment

Our Business

We are a global, research-based company applying innovative science to improve world health. Our efforts in support of that purpose include the discovery, development, manufacture and marketing of safe and effective medicines; the exploration of ideas that advance the frontiers of science and medicine; and the support of programs dedicated to illness prevention, health and wellness, and increased access to quality healthcare. Our value proposition is to demonstrate that our medicines can effectively prevent and treat disease, including the associated symptoms and suffering, and can form the basis for an overall improvement in healthcare systems and their related costs. Our revenues are derived from the sale of our products, as well as through alliance agreements, under which we co-promote products discovered by other companies.

Our Pharmaceutical segment represented approximately 92% of our total revenues in 2007 and, therefore, developments relating to the pharmaceutical industry can have a significant impact on our operations.

Our 2007 Performance

We delivered a solid performance in 2007, reflecting the favorable impact of foreign exchange, the important contributions of many of our products launched since 2005 and our in-line products in the aggregate performing well in a tough operating environment, largely offset by revenue declines from the loss of U.S. exclusivity of Zoloft in August 2006 and Norvasc in March 2007, and other factors.

Specifically, in 2007:

•

Revenues of $48.4 billion were flat compared to 2006, due primarily to the favorable impact of foreign exchange, an aggregate year-over-year increase in revenues from products launched since 2005 and the solid aggregate performance of the balance of our broad portfolio of patent-protected medicines, offset by the impact of loss of U.S. exclusivity on Zoloft in August 2006 and Norvasc in March 2007. Zoloft and Norvasc collectively experienced a decline in revenues of about $3.5 billion in 2007 compared to 2006. These declines were offset by an aggregate revenue increase in new products and the balance of our portfolio of patent-protected products and alliance revenues, such as:

	YEAR ENDED DEC 31,

(MILLIONS OF DOLLARS)	2007	2006	% CHANGE

Chantix/Champix	$883	$101	773
Caduet	568	370	54
Lyrica	1,829	1,156	58
Celebrex	2,290	2,039	12
Zyvox	944	782	21
Vfend	632	515	23
Sutent	581	219	166
Xalatan/Xalacom	1,604	1,453	10
Alliance revenue	1,789	1,374	30

As of November 2007, our portfolio of medicines included three of the world’s 25 best-selling medicines, with seven

2007 Financial Report  |  1

Financial Review
Pfizer Inc and Subsidiary Companies

medicines that led their therapeutic areas based on revenues. (See further discussion in the “Analysis of the Consolidated Statement of Income” section of this Financial Review.)

•	Decision to Exit Exubera:

Exubera was the first inhaled insulin therapy for the treatment of diabetes, and since May 2006, had been launched in Germany, Ireland, the U.K. and the U.S. In the third quarter of 2007, after an assessment of the financial performance of Exubera, as well as its lack of acceptance by patients, physicians and payers, we decided to exit the product.

Our Exubera-related exit plans included working with physicians over a three-month period to transition patients to other treatment options, evaluating redeployment options for colleagues, working with our partners and vendors with respect to transition and exit activities, working with regulators on concluding outstanding clinical trials, implementing an extended transition program for those patients unable to transition to other medications within the three-month period, and exploring asset disposal or redeployment opportunities, as appropriate, among other activities.

As part of this exit plan, in 2007, we paid $135 million to one of our partners in satisfaction of all remaining obligations under existing agreements relating to Exubera and a next generation insulin (NGI) under development. In addition, in the event that a new partner is selected, we have agreed to transfer our remaining rights and all economic benefits for Exubera and NGI. This transfer of our interests would include the transfer of the Exubera New Drug Application and Investigational New Drug Applications and all non-U.S. regulatory filings and applications, continuation of ongoing Exubera clinical trials and certain supply chain transition activities.

Total pre-tax charges for 2007 were $2.8 billion, virtually all of which were recorded in the third quarter. The financial statement line items in which the various charges are recorded and related activity are as follows:

(MILLIONS OF DOLLARS)	CUSTOMER RETURNS- REVENUES	COST OF SALES	SELLING INFORMATIONAL & ADMINISTRATIVE EXPENSES	RESEARCH & DEVELOPMENT EXPENSES	TOTAL	ACTIVITY THROUGH DEC. 31, 2007(a)	ACCRUAL AS OF DEC. 31, 2007

Intangible asset impairment charges(b)	$—	$1,064	$41	$—	$1,105	$1,105	$—
Inventory write-offs	—	661	—	—	661	661	—
Fixed assets impairment charges and other	—	451	—	3	454	454	—
Other exit costs	10	427	44	97	578	164	414	(c)

Total	$10	$2,603	$85	$100	$2,798	$2,384	$414

(a)	Includes adjustments for foreign currency translation.

(b)	Amortization of these assets had previously been recorded in Cost of sales and Selling, informational and administrative expenses.

(c)	Included in Other current liabilities ($375 million) and Other noncurrent liabilities ($39 million).

The asset write-offs (intangibles, inventory and fixed assets) represent non-cash charges. The other exit costs, primarily severance, contract and other termination costs, as well as other liabilities, are associated with marketing and research programs, and manufacturing operations related to Exubera. These exit costs resulted in cash expenditures in 2007 (such as the $135 million settlement referred to above) and will result in additional cash expenditures in 2008. We expect that substantially all of the cash spending will be completed within the next year. During the exit of this product, certain additional cash costs will be incurred and reported in future periods, such as maintenance-level operating costs. However, those future costs are not expected to be significant. We expect that substantially all exit activities will be completed within the next year.

•

Income from continuing operations before cumulative effect of a change in accounting principles was $8.2 billion compared to $11.0 billion in 2006. The decrease was primarily due to event-driven expenses, such as:

o

higher asset impairment charges. In 2007, we expensed $2.8 billion, pre-tax, related to our decision to exit Exubera, compared to $320 million, pre-tax, in 2006, related to the impairment of our Depo-Provera intangible asset; and

o	higher restructuring charges and acquisition-related costs associated with our expanded cost-reduction initiatives,

partially offset by:

o

lower Acquisition-related in-process research and development charges (IPR&D). In 2007, we incurred IPR&D expenses of $283 million, pre-tax, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. (BioRexis) and Embrex, Inc. (Embrex), compared with IPR&D of $835 million, pre-tax, in 2006, primarily related to our acquisitions of PowderMed Ltd. (PowderMed), and Rinat Neuroscience Corp. (Rinat);

o

higher interest income compared to 2006, due primarily to higher net financial assets during 2007 compared to 2006, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business, and higher interest rates; and

o

a lower effective income tax rate. In 2007, our effective tax rate on continuing operations of 11.0% was lower than the 15.3% rate in 2006, which largely reflects the tax impact of our decision to exit Exubera in 2007, the tax impact of higher cost-reduction expenditures in 2007 compared to 2006 and the volume and geographic mix of product sales in 2007 compared to 2006.

•

Discontinued operations—net of tax were losses of $69 million in 2007, compared with income of $8.3 billion in 2006. The results in 2006 relate primarily to our former Consumer Healthcare business, which was sold on December 20, 2006. The 2006 amount includes the gain on the sale of this business of

2  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

approximately $7.9 billion, after tax. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Dispositions” and “Analysis of the Consolidated Statement of Income” sections of this Financial Review.)

•

Acquisitions—We completed a number of strategic acquisitions that we believe will strengthen and broaden our existing pharmaceutical capabilities. In 2007, we acquired BioRexis, a privately held biopharmaceutical company with a number of diabetes candidates and a novel technology platform for developing new protein drug candidates, and Embrex, an animal health company that possesses a unique vaccine delivery system known as Inovoject that improves consistency and reliability by inoculating chicks while they are still inside the egg. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

•

Cost-reduction initiatives—We made significant progress with our cost-reduction initiatives, which are a broad-based, company-wide effort to improve performance and efficiency. We incurred related costs of approximately $3.9 billion in 2007, $2.1 billion in 2006 and $763 million in 2005. Building on what had already been accomplished, in January 2007, we announced additional plans to change the way we run our business to meet the challenges of a changing business environment and to take advantage of the diverse opportunities in the marketplace. We are generating cost reductions through site rationalizations in Research and Development (R&D) and manufacturing, streamlining organizational structures, sales force and staff function reductions, and increased outsourcing and procurement savings. (See further discussion in the “Cost-Reduction Initiatives” section of this Financial Review.)

On January 23, 2008, we filed a Current Report on Form 8-K, which included a press release announcing our fourth-quarter and full-year 2007 financial results. In completing our final analysis, we determined that our accruals related to U.S. rebate liabilities were understated by $195 million, pre-tax, and $154 million, after-tax. While not material to understanding fourth quarter and full year 2007 financial results contained in our January 23, 2008, press release, the amounts disclosed above have been recorded in our actual results for the fourth quarter and full year 2007. We believe noting this change is beneficial to understanding our actual results for the fourth quarter and full year 2007 contained in this financial report. The impact of this change was as follows:

	FOURTH QUARTER 2007		FULL YEAR 2007
(MILLIONS, EXCEPT PER COMMON SHARE DATA)
	PER JANUARY FORM 8-K	ACTUAL	PER JANUARY FORM 8-K	ACTUAL

Revenues	$13,065	$12,870	$48,613	$48,418
Net income	2,878	2,724	8,298	8,144
Diluted earnings per share	0.42	0.40	1.20	1.17
Adjusted income*	3,556	3,402	15,267	15,113
Adjusted diluted earnings per share*	0.52	0.50	2.20	2.18

*	For an understanding of Adjusted income, see the “Adjusted income” section of this Financial Review.

Our Operating Environment and Response to Key Opportunities and Challenges

We and our industry continue to face significant challenges in a profoundly changing business environment, and we are taking steps to fundamentally change the way we run our businesses to meet these challenges, as well as to take advantage of the diverse and attractive opportunities that we see in the marketplace. In response to these challenges and opportunities, we announced five priorities in January 2007:

•	Maximize our near and long-term revenues;

•	Establish a lower and more flexible cost base;

•	Create smaller, more focused and more accountable operating areas;

•	Engage more productively with customers, patients, physicians and other collaborators; and

•	Make Pfizer a great place to work.

We believe that we have made progress on all of these goals. For details about our strategic initiatives, see the “Our Strategic Initiatives—Strategy and Recent Transactions” section of this Financial Review, and for details about our cost-reduction initiatives, see the “Cost-Reduction Initiatives” section of this Financial Review.

There are a number of industry-wide factors that may affect our business and they should be considered along with the information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review. Such industry-wide factors include pricing and access, intellectual property rights, product competition, the regulatory environment, pipeline productivity and the changing business environment.

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

•

Governments around the world continue to seek discounts on our products, either by leveraging their significant purchasing power or by mandating prices or implementing various forms of price controls. The growing power of managed care organizations in the U.S. has similarly increased the pressure on pharmaceutical prices and access.

•

In the U.S., the enactment of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act), which went into effect in 2006, expanded access to medicines to patients-in-need through prescription drug benefits for Medicare beneficiaries. This program has been successfully implemented, with high levels of beneficiary satisfaction and lower-than-expected costs to the government due to the enhanced purchasing power of medical plans in the private sector to negotiate on behalf of Medicare beneficiaries. Despite this success, the exclusive role of medical plans in the private sector in negotiating prices for the Medicare drug benefit

2007 Financial Report  |  3

Financial Review
Pfizer Inc and Subsidiary Companies

remains controversial and legislative changes to allow the federal government to directly negotiate prices with pharmaceutical manufacturers have been proposed. While expanded access under the Medicare Act has resulted in increased sales of our products, the substantial purchasing power of medical plans that negotiate on behalf of Medicare beneficiaries has increased the pressure on prices.

•

In response to cost concerns by payers, utilization of generics is increasing as a percentage of total pharmaceutical use, especially in the U.S. Payers are also selectively sponsoring campaigns designed to interchange generic products for molecularly dissimilar branded products within a therapeutic category.

•

Consumers have become aware of global price differences that result from price controls imposed by certain governments and some have become more vocal about their desire that governments allow the sourcing of medicines across national borders. In the U.S., there have been several proposals advanced by federal legislators to allow easier importation of medicines, despite the increased risk of receiving inferior or counterfeit products.

•

Pharmaceutical promotion is highly regulated in most markets around the world. In the U.S., there is growing interest at both the federal and state level in further restricting marketing communications and increasing the level of disclosure of marketing activities.

•

A growing number of health systems in markets around the world are employing comparable effectiveness evaluations and using their findings to inform pricing and access decisions, especially for newly introduced pharmaceutical products. In the U.S., there is growing interest by government and private payers in adopting comparable effectiveness methodologies. While adoption may enhance the industry’s ability to demonstrate the relative value of its products, it is also possible that implemented comparative effectiveness conventions may be designed by payers to minimize product differences.

Our response:

•

We will continue to work within the current legal and pricing structures, as well as continue to review our pricing arrangements and contracting methods with payers, to maximize access to patients and minimize the impact on our revenues.

•	We will continue to actively engage patients, physicians and payers in dialogues about the value of our products and how we can best work with them to prevent and treat disease, and improve outcomes.

•	We will continue to encourage payers to work with us early in the development process to ensure that our approved products will deliver the value expected by those payers.

•	We will continue to be a constructive force in helping to shape healthcare policy and regulation of our products.

Intellectual Property Rights

Our business model is highly dependent on intellectual property rights, primarily in the form of government-granted patent rights, and on our ability to enforce and defend those rights around the world.

•

Intellectual property legal protections and remedies are a significant factor in our business. Many of our products are protected by a wide range of patents, such as composition-of-matter patents, compound patents, patents covering processes and procedures and/or patents issued for additional indications or uses. As such, many of our products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or been lost prior to the expiration date as the result of a legal challenge, generic pharmaceutical manufacturers generally produce similar products and sell those products for a lower price. This price competition can substantially decrease our revenues for products that lose exclusivity, often in a very short period in the U.S. in the first year after patent expiration. Revenues in many international markets do not have the same sharp decline compared to the U.S. in the first year after loss of exclusivity, due to less restrictive policies on generic substitution, different competitive dynamics, and less intervention by government/payers in physician decision-making, among other factors.

•

The loss of patent protection with respect to any of our major products can have a material adverse effect on future revenues and our results of operations. As mentioned above, our performance in 2007 was significantly impacted by the loss of U.S. exclusivity of Zoloft in August 2006 and Norvasc in March 2007. Further, we face a substantial adverse impact on our 2008 performance from the loss of U.S. exclusivity and cessation of marketing for Zyrtec/Zyrtec D in January 2008, and the expiration of our U.S. basic patent for Camptosar in February 2008. These four products represented 12% of our total revenues for the year ended December 31, 2007, and 20% of our total revenues for the year ended December 31, 2006.

•

Patents covering our products are also subject to legal challenges. Increasingly, generic pharmaceutical manufacturers are launching products that are under legal challenge for patent infringement before the final resolution of the associated legal proceedings—called an “at-risk” launch. The success of any of these “at-risk” challenges could significantly impact our revenues and results of operations. Generic manufacturers are also advancing increasingly novel interpretations of patent law to establish grounds for legal challenges to branded patents.

•

There is a continuing disparity in the recognition and enforcement of intellectual property rights among countries worldwide. Organizations such as the World Trade Organization (WTO), under the WTO Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPS), have been instrumental in educating governments about the long-term benefits of strong patent laws. However, activists have used both putative ethical arguments and technical loopholes to weaken the pharmaceutical industry’s position in developing markets.

•

The integrity of our products is subject to an increasingly predatory atmosphere, seen in the growing problem of counterfeit drugs, which can harm patients through a lack of active ingredients, the inclusion of harmful components or improper accompanying packaging. Our ability to work with law enforcement to successfully counter these dangerous criminal activities will have an impact on our revenues and results of operations.

4  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Our response:

•

We will continue to aggressively defend our patent rights against increasingly aggressive infringement whenever appropriate. (See also Notes to Consolidated Financial Statements—Note 20. Legal Proceedings and Contingencies).

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

Product Competition

Some of our products face competition in the form of generic drugs or new branded products, which treat similar diseases or indications. For example, we lost U.S. exclusivity for Zithromax in November 2005, Zoloft in August 2006 and Norvasc in March 2007 and, as expected, significant revenue declines followed. In addition, the U.S. basic patent for Camptosar expired in February 2008. Lipitor began to face competition in the U.S. from generic pravastatin (Pravachol) in April 2006 and generic simvastatin (Zocor) in June 2006, in addition to other competitive pressures.

Our response:

•

We will continue to highlight the benefits of our products, in terms of cost, safety and efficacy, as appropriate, as we seek to serve significantly more patients around the world. (For detailed information about Lipitor and other significant products, see further discussion in the “Revenues—Pharmaceutical—Selected Product Descriptions” section of this Financial Review.)

•

We are committed to driving innovation in product life cycle management by taking a broader look at our business model and examining it from all angles. We believe there are opportunities to better manage our products’ growth and development throughout their entire time on the market and bring innovation to our “go to market” promotional and commercial strategies. We plan to develop ways to further enhance the value of mature products, as well as those close to losing their exclusivity, and to create product-line extensions where feasible. In connection with the production of these products, we are pursuing new ways to accelerate our high-quality, low-cost manufacturing initiatives.

Regulatory Environment and Pipeline Productivity

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses.

•	We are confronted by increasing regulatory scrutiny of drug safety and efficacy even as we continue to gather safety and other data on our products, before and after the products have been launched.

•	The opportunities for improving human health remain abundant as scientific innovation increases daily into new and more complex areas and as the extent of unmet medical needs remains high.

•	Our product lines must be replenished over time in order to offset revenue losses when products lose their exclusivity, as well as to provide for growth.

Our response:

•

As the world’s largest privately funded biomedical operation, and through our global scale, we will continue to develop and deliver innovative medicines that will benefit patients around the world. We will continue to make the investments necessary to serve patients’ needs and to generate long-term growth. For example:

o

We will refocus our investments on disease areas of major unmet medical needs and advance new technologies. We expect to become an industry leader in biotherapeutics and build best-in-class vaccine capabilities.

o

During 2007, we continued to introduce new products, including Selzentry in the U.S. and, in Europe, Celsentri (the trade name for Selzentry in Europe), and Ecalta (the trade name for Eraxis in Europe).

	o	During 2007, we or our development partners submitted two new drug applications (NDAs) to the U.S. Food and Drug Administration (FDA) for Fablyn (lasofoxifene) and Spiriva Respimat.

o

Several key medicines received approval for new indications in 2007, including approvals in the U.S. for Lyrica for the treatment of fibromyalgia, Lipitor for secondary prevention of cardiovascular events in patients with established coronary heart disease and Fragmin for the prevention of blood clots in patients with cancer. In the E.U., medicines that received approval for new indications in 2007 were Celebrex, for the treatment of ankylosing spondylitis, and Sutent, for metastatic renal cell carcinoma (mRCC) as a first-line treatment and for gastrointestinal stromal tumors (GIST) as a second-line treatment.

o

We continue to conduct research on a scale that can help redefine medical practice. Our R&D pipeline includes 213 projects in development: 151 new molecular entities and 62 product-line extensions. They span multiple therapeutic areas, and we are leveraging our status as the industry’s partner of choice to expand our licensing operations. In addition, we have more than 320 projects in discovery research. During 2007, 34 new compounds were advanced from discovery research into preclinical development, 22 preclinical development candidates progressed into Phase 1 human testing and 16 Phase 1 clinical development candidates advanced into Phase 2 proof-of-concept trials and safety studies.

•

We will continue to focus on reducing attrition as a key component of our R&D productivity improvement effort. For several years, we have been revising the quality hurdles for candidates entering development, as well as throughout the development process. As the quality of candidates has improved, the development attrition rate has begun to fall. Two new molecular entities and multiple new indication programs for in-line products advanced into Phase 3 development during 2007. We expect a significant number of new molecular entities and new indication programs to advance to Phase 3 by the end of 2009. With the progress we are seeing in our pipeline -- as well as our efforts in reducing our attrition rate – we are also continuing to target having a steady stream of new medicines from our internal R&D, four a year, starting in 2011.

2007 Financial Report  |  5

Financial Review
Pfizer Inc and Subsidiary Companies

•

While a significant portion of R&D is done internally, we will continue to seek to expand our pipeline by entering into agreements with other companies to develop, license or acquire promising compounds, technologies or capabilities. Co-development, alliance and license agreements and acquisitions allow us to capitalize on these compounds to expand our pipeline of potential future products.

o

Due to our strength in marketing and our global reach, we are able to attract other organizations that may have promising compounds and that can benefit from our strength and skills. We have more than 400 alliances across the entire spectrum of the discovery, development and commercialization process.

o

In the second quarter of 2007, we entered into a collaboration agreement with Bristol-Myers Squibb Company (BMS) to further develop and commercialize apixaban, an oral anticoagulant compound discovered by BMS, and in a separate agreement, we are also collaborating with BMS on the research, development and commercialization of DGAT-1 inhibitors. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

o

We are building a major presence in biologics by recognizing that our core strength with small molecules must be complemented by large molecules, as they involve some of the most promising R&D technology and cutting-edge science in medical research, as well as integrating our investments, R&D and existing internal capabilities with disciplined business development. In 2007, we acquired BioRexis, a privately held biopharmaceutical company with a number of diabetes candidates and a novel technology platform for developing new protein drug candidates. In 2006, we acquired Rinat, a biologics company with several new central-nervous-system product candidates. In 2005, the acquisition of Vicuron Pharmaceuticals Inc. (Vicuron) built on Pfizer’s extensive experience in anti-infectives and demonstrates our commitment to strengthen and broaden our pharmaceutical business through strategic product acquisitions.

o

The acquisition of PowderMed in 2006 is enabling us to explore vaccines across various therapeutic areas using the acquired vaccine technology and delivery device. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

	o	Our goal is to launch two new externally-sourced products each year beginning in 2010.

Changing Business Environment

With the business environment changing rapidly, as described above, we recognize that we must also fundamentally change the way we run our company to meet those challenges.

As a result, we will:

•	Continue to streamline our company to reduce bureaucracy and enable us to move quickly.

•	Continue to restructure our cost base to drive efficiencies and enable greater agility and operating flexibility.

•	Continue to simplify our R&D organization and improve productivity by consolidating each of the research teams focused on any given therapeutic area to one of four major sites.

•

Revitalize our internal R&D approach by focusing our efforts to improve productivity and give discovery and development teams more flexibility and clearer goals, as well as committing considerable resources to promising therapeutic areas, including oncology, diabetes and neurological disorders, among others. Although we decided to exit Exubera, we remain committed to investing resources in the development of new and innovative medicines to manage diabetes.

•

Focus our business development by thoroughly assessing every therapeutic area, looking at gaps we have identified and accelerating programs we already have. We are also developing opportunistic strategies concerning the best products, product candidates and technologies.

•

Drive innovation in product life-cycle management by taking a broader look at our business model and examining it from all angles. We believe there are opportunities to better manage our products’ growth and development throughout their entire time on the market and bring innovation to our “go to market” promotional and commercial strategies. We plan to develop ways to further enhance the value of mature products, as well as those close to losing their exclusivity, and to create product-line extensions where feasible. In connection with the production of these products, we are pursuing new ways to accelerate our high-quality, low-cost manufacturing initiatives.

•	Seek complementary opportunities in products and technologies that have the potential to leverage our capabilities and are aligned with our goals of improving health.

•	Continue to address the wide array of patient populations through our innovative access and affordability programs.

See further discussion in the “Our Cost-Reduction Initiatives” section of this Financial Review.

In addition to the above challenges and opportunities, we believe that there are other opportunities for revenue generation for our products, including:

6  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

•	Current demographics of developed countries indicate that people are living longer and, therefore, have a growing demand for high-quality healthcare, and the most effective medicines.

•	Revising our sales model, where appropriate, to better engage physicians and customers.

•

The large number of patients within our various therapeutic categories that are untreated. For example, of the tens of millions of Americans who need medical therapy for high cholesterol, we estimate only about one-fourth are actually receiving treatment.

•	Refocusing the debate on health policy to address the cost of disease that remains untreated and the benefits of investing in prevention and wellness to not only improve health, but save money.

•	Developing medicines that meet medical need and that patients will take; that physicians will prescribe; that customers will pay for; and that add the most value for Pfizer.

•

Stepping up our focus and investments in emerging markets by developing strategies in areas, especially Eastern Europe and Asia, where changing demographics and economics will drive growing demand for high-quality healthcare and offer the best potential for our products.

•	Worldwide emphasis on the need to find solutions to difficult problems in healthcare systems.

Our Cost-Reduction Initiatives

During 2007, 2006 and 2005, we made significant progress with our cost-reduction initiatives, which were designed to increase efficiency and streamline decision-making across the company. These initiatives were launched in early 2005 and broadened in October 2006.

On January 22, 2007, we announced additional plans to change the way we run our business to meet the challenges of a changing business environment and take advantage of the diverse opportunities in the marketplace. We are generating net cost reductions through site rationalization in R&D and manufacturing, streamlining organizational structures, sales force and staff function reductions, and increased outsourcing and procurement savings. Our cost-reduction initiatives will result in the elimination of about 10,000 positions, or about 10% of our total worldwide workforce by the end of 2008. These and other actions will allow us to reduce costs in support services and facilities, and to redeploy a portion of the hundreds of millions of dollars saved into the discovery and development work of our scientists. These and other initiatives are discussed below.

Net of various cost increases and investments during 2007, we achieved, on a constant currency basis (the actual foreign exchange rates in effect in 2006), a reduction of about $560 million in the Selling, informational and administrative expenses (SI&A) pre-tax component of Adjusted income compared to 2006. By the end of 2008, we expect to achieve a net reduction of the pre-tax total expense component of Adjusted income of at least $1.5 billion to $2.0 billion, compared to 2006 on a constant currency basis (the actual foreign exchange rates in effect in 2006). (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

Projects in various stages of implementation include:

Pfizer Global Research and Development (PGRD)—

•

Creating a More Agile and Productive Organization—To increase efficiency and effectiveness in bringing new therapies to patients-in-need, in January 2007, PGRD announced a number of actions to transform the research division. Many of the actions have been completed. We have exited two discovery therapeutic areas (Gastrointestinal & Hepatology and Dermatology), though we continue to develop compounds in those areas that are already in the pipeline. We have consolidated each research therapeutic area into a single site. In addition, of six sites that were identified for closure, two (Mumbai, India and Plymouth Township, Michigan) have been closed. Operations have been scaled back significantly in the other four sites (Ann Arbor and Kalamazoo, Michigan; Nagoya, Japan; and Amboise, France). The timing of final closure of the remaining sites is subject to business needs and, in the case of Nagoya and Amboise, to consultation with works councils and local labor law. As of December 31, 2007, all portfolio project transfers were completed with minimal progress development interruption and are now in their new sites. This reorganization has resulted in smaller, more agile research units designed to drive the growth of our bigger pipeline, while maintaining costs, and generating more products.

•

Standardization of Practices—Standardization of practices across PGRD is driving costs down and increasing efficiencies in our research facilities, resulting in significant savings. Centers of emphasis have been built to take advantage of special skill sets, reduce waste and enhance asset utilization. We substantially reduced the number of pilot plants that manufacture the active ingredients for our clinical supplies, making more efficient use of the capacity retained. Clinical supply depots across the globe are being realigned with future needs. For example, across Europe and Canada 26 out of 37 depots have been identified for rationalization, with 24 closures completed through December 31, 2007.

•

Enhanced Clinical Trial Design—To reduce the frequency and cost of clinical trial failures, a common problem across the industry, a key objective for PGRD has been to improve our clinical trial design process. For this reason, PGRD has standardized and broadly applied advanced improvements in quantitative techniques. For example, pharmacokinetic/pharmacodynamic modeling and computer-based clinical trial simulation, along with use of leading-edge statistical techniques, including adaptive learning and confirming approaches, are being used and we have begun to transform the way clinical trials are designed. Benefits achieved to date from this initiative include improvements in positive predictive capacity, efficiency, risk management and knowledge management. Once fully implemented, this Enhanced Clinical Trial Design initiative is expected to yield significant savings and enhance research productivity.

Two new molecular entities and multiple new indication programs for in-line products advanced into Phase 3 development during 2007. We expect a significant number of new molecular entities and new indication programs to advance to Phase 3 by the end of 2009. We intend to increase resources dedicated to biotherapeutics, with the objectives of launching one product per year within 10 years, strengthening our antibody platform and building our vaccine business. In addition, we will enhance our

2007 Financial Report  |  7

Financial Review
Pfizer Inc and Subsidiary Companies

capability to identify the right targets and pathways by harnessing new biologic techniques to allow identification and the pursuit of the most relevant pathways. We expect to fund a number of these new investments with savings from reduced spending on support staff and facilities costs.

Pfizer Global Manufacturing (PGM)—

•

Plant Network Optimization—To ensure that our manufacturing facilities are aligned with current and future product needs, we are continuing to optimize Pfizer’s network of plants. We have focused on innovation and delivering value through a simplified supply network. Since 2005, 30 sites have been identified for rationalization. In addition, there have been extensive consolidations and realignments of operations resulting in streamlined operations and staff reductions.

We have reduced our network of plants from 93 four years ago to 57 today, which also reflects the acquisition of seven plants and the sites sold in 2006 as part of our Consumer Healthcare business. By the end of 2009, we plan to reduce our network of manufacturing plants around the world to 45. The cumulative impact will be a more focused, streamlined and competitive manufacturing operation, with less than 50% of our plants and a reduction of 35% of our manufacturing employees compared to 2003. Further, we currently outsource the manufacture of approximately 17% of our products on a cost basis and plan to increase this substantially by 2010 and beyond.

Worldwide Pharmaceutical Operations (WPO)—

•

Field Force Realignment—To improve our effectiveness in and responsiveness to the business environment, we have realigned our European marketing teams and implemented productivity initiatives for our field force in Japan. We completed the U.S. reorganization in December 2006, which included a 20% reduction in our U.S. field force. The restructured U.S. field force was operational starting in April 2007 and productivity per sales representative has returned to the levels before the reorganization, retaining our competitiveness and share of voice. Globally, we have reduced our field force by approximately 11%. Additional savings are being generated from de-layering, eliminating duplicative work and strategically realigning various functions.

We are in the process of transforming our field force operations in Europe to being more customer-centric by reorganizing and shifting resources. As of December 31, 2007, we had reduced our field force in Europe by approximately 17% and expect total reductions of 20% by the end of 2008, subject to consultation with works councils and local labor law, while allowing us to maintain a competitive voice for our medicines and a strong organization going forward.

Information Technology—

•

Reductions in Application Software—To achieve cost savings, we have pursued significant reductions in application software and data centers, as well as rationalization of service providers, while enhancing our ability to invest in innovative technology opportunities to further propel our growth. By consolidating 11 third-party providers and reducing labor costs, we expect to generate considerable annual savings and improve service quality.

Finance—

•

Further Capitalizing on Shared Service Centers—To achieve cost savings, we have reduced operating costs and improved service levels by standardizing, regionalizing and/or outsourcing a wide array of transactional accounting activities.

Global Sourcing—

•

Leveraging Purchasing Power—To achieve cost savings on purchased goods and services, we have focused on rationalizing suppliers, leveraging our substantial purchases of goods and services and improving demand management to optimize levels of outside services needed and strategic sourcing from lower-cost sources. For example, savings from demand management are being derived in part from reductions in travel, entertainment, consulting and other external service expenses. Facilities savings are being found in site rationalization, energy conservation and renegotiated service contracts.

Our Strategic Initiatives—Strategy and Recent Transactions

Acquisitions, Licensing and Collaborations

We are committed to capitalizing on new growth opportunities by advancing our own new-product pipeline and maximizing the value of our in-line products, as well as through opportunistic licensing, co-promotion agreements and acquisitions. Our business development strategy targets a number of growth opportunities, including biologics, oncology, diabetes, Alzheimer’s disease, cardiovascular disease, vaccines and other products and services that seek to provide valuable healthcare solutions. Some of our most significant business-development transactions since 2005 are described below.

•

In December 2007, we entered into a license agreement with Scil Technology Gmbh (Scil) for worldwide collaboration on Scil cartilage specific growth factor CD-RAP. Under this agreement, Pfizer obtained a worldwide exclusive license to develop and commercialize CD-RAP. In 2007, we expensed a payment of $8 million, which was included in Research and development expenses. We may also make additional payments of up to $242 million based upon development and regulatory milestones.

•

In December 2007, we entered into a license and collaboration agreement with Adolor Corporation (Adolor) to develop and commercialize ADL5859 and ADL577, proprietary delta opioid receptor agonist compounds for the treatment of pain. In 2007, we expensed a payment of $32 million, which was included in Research and development expenses. We may also make additional payments of up to $233 million to Adolor, based on development and regulatory milestones.

•

In December 2007, we entered into a research collaboration and license agreement with Taisho Pharmaceutical Co., Ltd. (Taisho) to acquire worldwide rights outside of Japan for TS-032, a metabolic glutamate receptor agonist that may offer a new treatment option for central nervous system disorders, and is currently in pre-clinical development for the treatment of schizophrenia. In 2007, we expensed a payment of $22 million, which was included in Research and development expenses. We may also make additional payments of up to $265 million to Taisho based upon development and regulatory milestones.

8  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

•

In the second quarter of 2007, we entered into a collaboration agreement with BMS to further develop and commercialize apixaban, an oral anticoagulant compound discovered by BMS, that is being studied for the prevention and treatment of a broad range of venous and arterial thrombotic conditions. We made an initial payment to BMS of $250 million and additional payments to BMS related to product development efforts, which are included in Research and development expenses in 2007. We may also make additional payments of up to $750 million to BMS, based on development and regulatory milestones. In a separate agreement, we are also collaborating with BMS on the research, development and commercialization of DGAT-1 inhibitors, a class of compounds that modify lipid metabolism.

•

In April 2007, we agreed with OSI Pharmaceuticals, Inc. (OSI) to terminate a 2002 collaboration agreement to co-promote Macugen, for the treatment of age-related macular degeneration (AMD), in the U.S. We also agreed to amend and restate a 2002 license agreement for Macugen, and to return to OSI all rights to develop and commercialize Macugen in the U.S. In return, OSI granted us an exclusive right to develop and commercialize Macugen in the rest of the world.

•

In the first quarter of 2007, we acquired BioRexis, a privately held biopharmaceutical company with a number of diabetes candidates and a novel technology platform for developing new protein drug candidates, and Embrex, an animal health company that possesses a unique vaccine delivery system known as Inovoject that improves consistency and reliability by inoculating chicks while they are still inside the egg. In connection with these and other smaller acquisitions, we recorded $283 million in Acquisition-related in-process research and development charges.

•

In December 2006, we entered into a collaboration agreement with Kosan Biosciences Inc. (Kosan) to develop a gastrointestinal disease treatment. In 2006, we expensed a payment of $12 million, which was included in Research and development expenses. Additional milestone payments of up to approximately $238 million may be made to Kosan based upon the successful development and commercialization of a product.

•	In September 2006, we entered into a license agreement with Quark Biotech Inc. for exclusive worldwide rights to a compound for the treatment of neovascular (wet) AMD.

•

In September 2006, we entered into a license and collaboration agreement with TransTech Pharma Inc. (TransTech) to develop and commercialize small- and large-molecule compounds for treatment of Alzheimer’s disease and diabetic neuropathy. Under the terms of the agreement, Pfizer received exclusive worldwide rights to TransTech’s portfolio of compounds. In 2006, we expensed a payment of $101 million, which was included inResearch and development expenses. Additional significant milestone payments may be made to TransTech based upon the successful development and commercialization of a product.

•

In June 2006, we entered into a license agreement with Bayer Pharmaceuticals Corporation to acquire exclusive worldwide rights to DGAT-1 inhibitors. The lead compound in the class, BAY 74-4113, is a potential treatment for obesity, type 2 diabetes and other related disorders.

•

In June 2006, we acquired the worldwide rights to fesoterodine, a drug candidate for treating overactive bladder which was approved in the E.U. in April 2007 and is under regulatory review in the U.S., from Schwarz Pharma AG.

•	In March 2006, we entered into research collaborations with NicOX SA in ophthalmic disorders and NOXXON Pharma AG in obesity.

•

In February 2006, we completed the acquisition of the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera, an inhaled form of insulin, and the insulin-production business and facilities located in Frankfurt, Germany, previously jointly owned by Pfizer and sanofi-aventis, for approximately $1.4 billion in cash (including transaction costs). Substantially all assets recorded in connection with this acquisition have now been written off. See the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review. Prior to the acquisition, in connection with our collaboration agreement with sanofi-aventis, we recorded a research and development milestone due to us from sanofi-aventis of approximately $118 million ($71 million, after tax) in 2006 in Research and development expenses upon the approval of Exubera in January 2006 by the FDA.

•

In December 2006, we completed the acquisition of PowderMed, a U.K. company which specializes in the emerging science of DNA-based vaccines for the treatment of influenza and chronic viral diseases, and in May 2006, we completed the acquisition of Rinat, a biologics company with several new central-nervous-system product candidates. In 2006, the aggregate cost of these and other smaller acquisitions was approximately $880 million (including transaction costs). In connection with these transactions, we recorded $835 million in Acquisition-related in-process research and development charges.

•

In November 2005, we entered into a research collaboration and license agreement with Incyte Corporation (Incyte) and received exclusive worldwide rights to Incyte’s portfolio of CCR2 antagonist compounds for potential use in a broad range of diseases. In 2006, we expensed a payment of $40 million, which was included in Research and development expenses. Additional milestone payments of up to $738 million could potentially be made to Incyte based upon the successful development and commercialization of products in multiple indications.

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

2007 Financial Report  |  9

Financial Review
Pfizer Inc and Subsidiary Companies

in cash (including transaction costs). In connection with these transactions, we recorded $262 million in Acquisition-related in-process research and development charges.

The following acquisitions, completed in 2008, are not reflected in our consolidated financial statements as of December 31, 2007:

•

In February 2008, we signed an agreement to acquire all issued and outstanding shares of Encysive Pharmaceuticals Inc. (Encysive), a biopharmaceutical company with a product (Thelin) for the treatment of pulmonary arterial hypertension, which is commercially available in much of the E.U. and is approved in other markets, as well as other pipeline candidates. Upon completion of the tender offer, representing an equity value of approximately $195 million, we will also assume Encysive’s change of control repurchase obligations under its 2.5% convertible notes.

•

In January 2008, we completed the acquisition of all the outstanding shares of Coley Pharmaceutical Group, Inc. (Coley), a biopharmaceutical company specializing in vaccines and drug candidates designed to fight cancers, allergy and asthma disorders, and autoimmune diseases, for approximately $230 million. In March 2005, we entered into a license agreement with Coley for a toll-like receptor 9 (TLR9) agonist for the potential treatment, control and prevention of cancer. In 2005, we expensed a payment of $50 million, which was included in Research and development expenses, and purchased $10 million of Coley’s common stock. In June 2007, we announced the discontinuation of the development program associated with this compound.

•

In January 2008, we also acquired CovX, a privately-held biotherapeutics company specializing in preclinical oncology and metabolic research and the developer of a biotherapeutics technology platform that we expect will enhance our biologic portfolio.

Dispositions

We evaluate our businesses and product lines periodically for strategic fit within our operations. Since January 1, 2005, we have sold the following businesses:

•

In the fourth quarter of 2006, we sold our Consumer Healthcare business for $16.6 billion, and recorded a gain of approximately $10.2 billion ($7.9 billion, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2006. In 2007, we recorded a loss of approximately $70 million, after-tax, primarily related to the resolution of contingencies, such as purchase price adjustments and product warranty obligations, as well as pension settlements. This business was composed of:

o	substantially all of our former Consumer Healthcare segment;

o

other associated amounts, such as purchase-accounting impacts, acquisition-related costs and restructuring and implementation costs related to our cost-reduction initiatives that were previously reported in the Corporate/Other segment; and

o

certain manufacturing facility assets and liabilities, which were previously part of our Pharmaceutical or Corporate/ Other segment but were included in the sale of the Consumer Healthcare business. The net impact to the Pharmaceutical segment was not significant.

The results of this business are included in Income from discontinued operations—net of tax for all periods presented. See Notes to Consolidated Financial Statements—Note 3. Discontinued Operations.

We continued during 2007, and will continue for a period of time, to generate cash flows and to report income statement activity in continuing operations that are associated with our former Consumer Healthcare business. The activities that give rise to these impacts are transitional in nature and generally result from agreements that ensure and facilitate the orderly transfer of business operations to the new owner. Included in continuing operations for 2007 were the following amounts associated with these transition service agreements that will no longer occur after the full transfer of activities to the new owner: Revenues of $219 million; Cost of sales of $194 million; Selling, informational and administrative expenses of $15 million; and Other (income)/deductions—net of $16 million in income.

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

Our Expectations for 2008

While our revenues and income will continue to be tempered in the near term due to patent expirations and other factors, we will continue to make the investments necessary to sustain long-term growth. We remain confident that Pfizer has the organizational strength and resilience, as well as the financial depth and flexibility, to succeed in the long term. However, no assurance can be given that the industry-wide factors described above under “Our Operating Environment and Response to Key Opportunities and Challenges” or other significant factors will not have a material adverse effect on our business and financial results.

Our 2008 guidance reflects the projected impact of the loss of exclusivity in the U.S. of Norvasc (March 2007) and Zyrtec/Zyrtec D (January 2008), and the expiration of the U.S. basic patent for Camptosar (February 2008).

At current exchange rates, we forecast 2008 revenues of $47.0 billion to $49.0 billion, reported diluted earnings per common share (EPS) of $1.78 to $1.93, Adjusted diluted EPS of $2.35 to $2.45, and cash flow from operations of $17 billion to $18 billion.

10  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

In addition, on a constant currency basis, we expect to achieve a net reduction of the pre-tax total expense component of Adjusted income of at least $1.5 billion to $2.0 billion, compared to 2006. (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

As referenced in this section: (i) “current exchange rates” is defined as rates approximating foreign currency spot rates in January 2008 and (ii) “constant currency basis” is defined as the actual foreign currency exchange rates in effect during 2006.

Given these and other factors, a reconciliation, at current exchange rates and reflecting management’s current assessment, of 2008 Adjusted income and Adjusted diluted EPS guidance to 2008 reported Net income and reported diluted EPS guidance, follows:

(BILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)	FULL-YEAR 2008 GUIDANCE

	NET INCOME(a)	DILUTED EPS(a)

Adjusted income/diluted EPS(b) guidance	~$15.8-$16.6	~$2.35-$2.45
Purchase accounting impacts, net of tax	(2.1)	(0.31)
Costs related to cost-reduction initiatives, net of tax	(1.4-1.7)	(0.21- 0.26)

Reported Net income/diluted EPS guidance	~$12.0-$13.1	~$1.78-$1.93

(a)	Excludes the effects of major business-development transactions not completed as of December 31, 2007.

(b)	For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.

Our 2008 forecasted financial performance guidance is subject to a number of factors and uncertainties—as described in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review.

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

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable, and we record anticipated recoveries under existing insurance contracts when assured of recovery. For tax matters, beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more likely than not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Notes to Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards and Note 8E. Taxes on Income: Tax Contingencies.) We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1B. Significant Accounting Policies: Estimates and Assumptions).

Acquisitions

Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired IPR&D are expensed at the date of acquisition. When we acquire net assets that do not constitute a business under generally accepted accounting principles in the U.S. (U.S. GAAP), no goodwill is recognized.

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

2007 Financial Report  |  11

Financial Review
Pfizer Inc and Subsidiary Companies

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

•

Outside the U.S., the majority of our pharmaceutical rebates are contractual or legislatively mandated, and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us monitor the adequacy of these accruals. If our estimates are not indicative of actual unbudgeted spending, our results could be materially affected.

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

Long-Lived Assets

We review all of our long-lived assets, including goodwill and other intangible assets, for impairment indicators at least annually and we perform detailed impairment testing for goodwill and indefinite-lived assets annually and for all other long-lived assets whenever impairment indicators are present. Examples of those events or circumstances that may be indicative of impairment include:

•

A significant adverse change in legal factors or in the business climate that could affect the value of the asset. For example, a successful challenge of our patent rights likely would result in generic competition earlier than expected.

•

A significant adverse change in the extent or manner in which an asset is used. For example, restrictions imposed by the FDA or other regulatory authorities could affect our ability to manufacture or sell a product.

•

A projection or forecast that demonstrates losses associated with an asset. This could include, for example, a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability. This also could include the introduction of a competitor’s product that results in a significant loss of market share or the lack of acceptance of a product by patients, physicians and payers.

Our impairment review process is as follows:

• For finite-lived intangible assets, such as developed technology rights, whenever impairment indicators are present, we perform

12  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

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

•

For Goodwill, which includes amounts related to our Pharmaceutical and Animal Health segments, each year and whenever impairment indicators are present, we calculate the fair value of each business segment and calculate the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill and record an impairment loss for the excess of book value of goodwill over the implied fair value, if any.

•

For other long-lived assets, such as property, plant and equipment, we apply procedures similar to those for finite-lived intangible assets to determine if an asset is impaired. Long-term investments and loans are subject to periodic impairment reviews whenever impairment indicators are present. For these assets, fair value is typically determined by observable market quotes or the expected present value of future cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets.

•

For non-current deferred tax assets, we provide a valuation allowance when we believe that the assets are not probable of recovery based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax-planning strategies.

The value of intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows (see the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations,” section of this Financial Review). Accordingly, the potential for impairment for these intangible assets may exist if actual revenues are significantly less than those initially forecasted or actual expenses are significantly more than those initially forecasted. Further, an asset’s expected useful life can increase estimation risk and, thus, impairment risk, as longer-lived intangibles necessarily require longer-term forecasts—it should be noted that for some assets these time spans can range up to 20 years or longer. Some of the more significant estimates and assumptions inherent in the intangible asset impairment estimation process include: the amount and timing of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry, as well as expected changes in standards of practice for indications addressed by the asset.

The implied fair value of goodwill is determined by first estimating the fair value of the associated business segment. To estimate the fair value of each business segment, we generally use the “market approach,” where we compare the segment to similar businesses or “guideline” companies whose securities are actively traded in public markets or which have recently been sold in a private transaction. We may also use the “income approach,” where we use a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate rate of return. Some of the more significant estimates and assumptions inherent in the goodwill impairment estimation process using the “market approach” include: the selection of appropriate guideline companies; the determination of market value multiples for the guideline companies and the subsequent selection of an appropriate market value multiple for the business segment based on a comparison of the business segment to the guideline companies; and the determination of applicable premiums and discounts based on any differences in ownership percentages, ownership rights, business ownership forms, or marketability between the segment and the guideline companies; and/or knowledge of the terms and conditions of comparable transactions. When considering the “income approach,” we include the required rate of return used in the discounted cash flow method, which reflects capital market conditions and the specific risks associated with the business segment. Other estimates inherent in the “income approach” include long-term growth rates and cash flow forecasts for the business segment.

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions (see “Estimates and Assumptions,” above). The judgments made in determining an estimate of fair value can materially impact our results of operations.

Pension and Postretirement Benefit Plans and Defined Contribution Plans

We provide defined benefit pension plans and defined contribution plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees. (See Notes to Consolidated Financial Statements—Note 14. Pension and Postretirement Benefit Plans and Defined Contribution Plans.)

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which result from a complex series of judgments about future events and uncertainties (see “Estimates and Assumptions,” above). The assumptions and actuarial estimates required to estimate the employee benefit obligations for the defined benefit and postretirement plans,

2007 Financial Report  |  13

Financial Review
Pfizer Inc and Subsidiary Companies

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

The following table shows the expected versus actual rate of return on plan assets and the discount rate used to determine the benefit obligations for the U.S. qualified pension plans:

	2007	2006	2005

Expected annual rate of return	9.0%	9.0%	9.0%
Actual annual rate of return	7.9	15.2	10.1
Discount rate	6.5	5.9	5.8

Our assumption for the expected long-term rate of return-on-assets in our U.S. pension plans, which impacts net periodic benefit cost, was reduced from 9.0% for 2007 to 8.5% for 2008 to reflect that our strategic asset target allocation was modified in late 2007 to reduce the volatility of our plan funded status and the probability of future contribution requirements. Our target allocations have been revised to increase the debt securities allocation by 10% and to reduce the global equity securities allocation by a corresponding amount. The assumption for the expected return-on-assets for our U.S. and international plans reflects our actual historical return experience and our long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of our targeted asset allocation in our respective plans. The expected return for our U.S. plans and the majority of our international plans is applied to the fair market value of plan assets at each year end. For our international plans that use a market-related value of plan assets to calculate net periodic benefit cost, shifting to the fair market value of plan assets would serve to decrease our 2008 international pension plans’ pre-tax expense by approximately $27 million. Holding all other assumptions constant, the effect of a 0.5 percentage-point decline in the return-on-assets assumption is an increase in our 2008 U.S. qualified pension plan pre-tax expense of approximately $38 million.

The discount rate used in calculating our U.S. pension benefit obligations as of December 31, 2007, is 6.5%, which represents a 0.6 percentage-point increase from our December 31, 2006 rate of 5.9%. The discount rate for our U.S. defined benefit and postretirement plans is based on a yield curve constructed from a portfolio of high quality corporate bonds rated AA or better for which the timing and amount of cash flows approximate the estimated payouts of the plans. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. Holding all other assumptions constant, the effect of a 0.6 percentage-point increase in the discount rate assumption is a decrease in our 2008 U.S. qualified pension plans’ pre-tax expense of approximately $77 million and a decrease in the U.S. qualified pension plans’ projected benefit obligations as of December 31, 2007, of approximately $696 million.

Analysis of the Consolidated Statement of Income

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2007	2006	2005	07/06	06/05

Revenues	$48,418	$48,371	$47,405	—	2
Cost of sales	11,239	7,640	7,232	47	6
% of revenues	23.2%	15.8%	15.3%
SI&A expenses	15,626	15,589	15,313	—	2
% of revenues	32.3%	32.2%	32.3%
R&D expenses	8,089	7,599	7,256	6	5
% of revenues	16.7%	15.7%	15.3%
Amortization of
intangible assets	3,128	3,261	3,399	(4)	(4)
% of revenues	6.5%	6.7%	7.2%
Acquisition-related
IPR&D charges	283	835	1,652	(66)	(49)
% of revenues	0.6%	1.7%	3.5%
Restructuring charges and acquisition-related costs	2,534	1,323	1,356	92	(2)
% of revenues	5.2%	2.7%	2.9%
Other (income)/ deductions—net	(1,759)	(904)	397	95	*

Income from continuing operations(a)	9,278	13,028	10,800	(29)	21
% of revenues	19.2%	26.9%	22.8%
Provision for taxes on income	1,023	1,992	3,178	(49)	(37)
Effective tax rate	11.0%	15.3%	29.4%
Minority interest	42	12	12	235	4
Discontinued operations—net of tax	(69)	8,313	498	*	M+
Cumulative effect of a change in accounting principles—net of tax	—	—	(23)	*	*

Net income	$8,144	$19,337	$8,085	(58)	139
% of revenues	16.8%	40.0%	17.1%

(a)	Represents income from continuing operations before provision for taxes on income, minority interests, discontinued operations and cumulative effect of a change in accounting principles.

*	Calculation not meaningful.

M+ Change greater than 1,000%. Percentages in this table and throughout the Financial Review may reflect rounding adjustments.

Revenues

Total revenues were $48.4 billion in 2007, flat compared to 2006, primarily due to:

•	an aggregate increase in revenues from Pharmaceutical products launched in the U.S. since 2005 of $2.0 billion and from many in-line products in 2007;

•	the weakening of the U.S. dollar relative to many foreign currencies, especially the euro, U.K. pound and Canadian dollar, which increased revenues by $1.5 billion, or 3.0%, in 2007; and

•	increased revenues in our Animal Health segment and other businesses of $706 million in 2007,

14  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

offset by:

•	a decrease in revenues for Norvasc of $1.9 billion in 2007, primarily due to the loss of U.S. exclusivity in March 2007;

•	a decrease in revenues for Zoloft, primarily due to the loss of U.S. exclusivity in August 2006, of $1.6 billion in 2007;

•	a decrease in revenues for Lipitor in the U.S. of $654 million in 2007, primarily due to competitive pressures from generics among other factors; and

•	the one-time reversal of a sales deduction accrual in 2006 related to a favorable development in a pricing dispute in the U.S. of about $170 million.

In 2007, Lipitor, Norvasc (which lost U.S. exclusivity in March 2007) and Celebrex each delivered at least $2 billion in revenues, while Lyrica, Viagra, Detrol/Detrol LA, Xalatan/Xalacom and Zyrtec/Zyrtec D (which lost U.S. exclusivity in January 2008) each surpassed $1 billion.

Total revenues were $48.4 billion in 2006, an increase of 2% compared to 2005, primarily due to:

•	the solid aggregate performance in our broad portfolio of patent-protected medicines; and

•	the revenues from products launched over the previous three years,

mostly offset by:

•	the loss of U.S. exclusivity on Zithromax in November 2005 and Zoloft in August 2006, which resulted in a collective decline in revenues of about $2.5 billion for these two products; and

•

a decrease in revenues in 2006 by $279 million, or 0.6%, compared to 2005, due primarily to the strengthening of the U.S. dollar relative to many foreign currencies, especially the Japanese yen and the euro, partially offset by the weakening of the U.S. dollar relative to the Canadian dollar, the total of which accounted for about 96% of the foreign exchange impact in 2006.

In 2006, Lipitor, Norvasc, Zoloft and Celebrex each delivered at least $2 billion in revenues, while Lyrica, Viagra, Detrol/Detrol LA, Xalatan/Xalacom and Zyrtec each surpassed $1 billion.

Revenues exceeded $500 million in each of 12 countries outside the U.S. in 2007 and in each of 10 countries outside the U.S. in 2006. The U.S. was the only country to contribute more than 10% of total revenues in each year.

Our policy relating to the supply of pharmaceutical inventory at domestic wholesalers, and in major international markets, is to maintain stocking levels under one month on average and to keep monthly levels consistent from year to year based on patterns of utilization. We have historically been able to closely monitor these customer stocking levels by purchasing information from our customers directly, or by obtaining other third-party information. We believe our data sources to be directionally reliable, but cannot verify their accuracy. Further, as we do not control this third-party data, we cannot be assured of continuing access. Unusual buying patterns and utilization are promptly investigated.

Rebates reduced revenues, as follows:

	YEAR ENDED DEC. 31,

(BILLIONS OF DOLLARS)	2007	2006	2005

Medicaid and related state program rebates	$0.6	$0.5	$1.3
Medicare rebates	0.4	0.6	0.0
Performance-based contract rebates	1.9	1.8	2.3

Total	$2.9	$2.9	$3.6

The above rebates for 2007 were comparable to 2006 and reflect:

•	changes in product mix, such as lower sales of Zoloft and Norvasc, both of which lost exclusivity in the U.S.,

offset by:

•	the impact of our contracting strategies with both government and non-government entities, among other factors.

Performance-based contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products. Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold. Chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) reduced revenues by $1.6 billion in 2007, $1.4 billion in 2006 and $1.3 billion in 2005. Chargebacks were impacted by the launch of certain generic products in 2007, 2006 and 2005 by our Greenstone subsidiary.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks totaled $1.2 billion as of December 31, 2007.

Revenues by Business Segment

We operate in the following business segments:

•	Pharmaceutical

—

The Pharmaceutical segment includes products that prevent and treat cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease, endocrine disorders and allergies.

•	Animal Health

—	The Animal Health segment includes products that prevent and treat diseases in livestock and companion animals.

Total Revenues by Business Segment

2007 Financial Report   |  15

Financial Review
Pfizer Inc and Subsidiary Companies

Change in Revenues by Segment and Geographic Area

Worldwide revenues by segment and geographic area follow:

	YEAR ENDED DEC. 31,									% CHANGE

	WORLDWIDE			U.S.			INTERNATIONAL			WORLDWIDE		U.S.		INTERNATIONAL

(MILLIONS OF DOLLARS)	2007	2006	2005	2007	2006	2005	2007	2006	2005	07/06	06/05	07/06	06/05	07/06	06/05

Revenues:
Pharmaceutical	$44,424	$45,083	$44,269	$21,548	$24,503	$23,465	$22,876	$20,580	$20,804	(1)	2	(12)	4	11	(1)
Animal Health	2,639	2,311	2,206	1,132	1,032	993	1,507	1,279	1,213	14	5	10	4	18	5
Corporate/Other	1,355	977	930	473	287	287	882	690	643	39	5	65	—	28	7

Total Revenues	$48,418	$48,371	$47,405	$23,153	$25,822	$24,745	$25,265	$22,549	$22,660	—	2	(10)	4	12	—

Pharmaceutical Revenues

Our pharmaceutical business is the largest in the world. Revenues from this segment contributed approximately 92% of our total revenues in 2007 and 93% of our total revenues in both 2006 and 2005. As of November 2007, seven of our pharmaceutical products were number one in their respective therapeutic categories based on revenues.

We recorded product sales of more than $1 billion for each of eight products in 2007, each of nine products in 2006 and each of eight products in 2005. These products represented 58% of our Pharmaceutical revenues in 2007 and 64% of our Pharmaceutical revenues in both 2006 and 2005.

Worldwide Pharmaceutical revenues in 2007 decreased 1% compared to 2006, primarily due to:

•	a decrease in revenues for Norvasc of $1.9 billion in 2007, primarily due to the loss of U.S. exclusivity in March 2007;

•	a decrease in revenues for Zoloft of $1.6 billion in 2007, primarily due to the loss of U.S. exclusivity in August 2006;

•	a decrease in revenues for Lipitor in the U.S. of $654 million in 2007, primarily resulting from competitive pressures from generics, among other factors;

•	a decrease in revenues for Zithromax of $187 million in 2007, primarily due to the loss of U.S. exclusivity in November 2005; and

•	the one-time reversal of a sales deduction accrual in 2006 related to a favorable development in a pricing dispute in the U.S. of about $170 million,

partially offset by:

• an aggregate increase in revenues from products launched in the U.S. since 2005 of $2.0 billion and from many in-line products in 2007; and

•

the weakening of the U.S. dollar relative to many foreign currencies, especially the euro, U.K. pound and Canadian dollar, which increased Pharmaceutical revenues by approximately $1.3 billion, or 3%, in 2007.

Geographically:

•

in the U.S., Pharmaceutical revenues in 2007 decreased 12% compared to 2006, primarily due to the effect of the loss of exclusivity on Zoloft and Norvasc, and lower sales of Lipitor, partially offset by the aggregate increase in revenues from products launched since 2005 and from many in-line products; and

•

in our international markets, Pharmaceutical revenues in 2007 increased 11% compared to 2006, primarily due to the favorable impact of foreign exchange on international revenues of approximately $1.3 billion (6.4%) in 2007, revenues from products launched since 2005, as well as growth of certain in-line products.

During 2007, international Pharmaceutical revenues grew to represent 51.5% of total Pharmaceutical revenues, compared to 45.6% in 2006. This increase has been fueled by higher volumes and the favorable impact of foreign exchange, despite pricing pressures in international markets.

Effective January 1, 2008, July 13, 2007, January 1, 2007, and January 1, 2006, we increased the published prices for certain U.S. pharmaceutical products. These price increases had no material effect on wholesaler inventory levels in comparison to the prior year.

16  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Revenues—Major Pharmaceutical Products

Revenue information for several of our major Pharmaceutical products follow:

(MILLIONS OF DOLLARS)		YEAR ENDED DEC. 31,			% CHANGE

PRODUCT	PRIMARY INDICATIONS	2007	2006	2005	07/06	06/05

Cardiovascular and
metabolic diseases:
Lipitor	Reduction of LDL cholesterol	$12,675	$12,886	$12,187	(2)	6
Norvasc	Hypertension	3,001	4,866	4,706	(38)	3
Chantix/Champix	An aid to smoking cessation	883	101	—	773	*
Caduet	Reduction of LDL cholesterol and hypertension	568	370	185	54	99
Cardura	Hypertension/Benign prostatic hyperplasia	506	538	586	(6)	(8)
Central nervous system
disorders:
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia	1,829	1,156	291	58	297
Geodon/Zeldox	Schizophrenia and acute manic or mixed episodes associated with bipolar disorder	854	758	589	13	29
Zoloft	Depression and certain anxiety disorders	531	2,110	3,256	(75)	(35)
Neurontin	Epilepsy and post-herpetic neuralgia	431	496	639	(13)	(22)
Aricept(a)	Alzheimer’s disease	401	358	346	12	4
Xanax/Xanax XR	Anxiety/Panic disorders	325	316	409	3	(23)
Relpax	Migraine headaches	315	286	233	10	23
Arthritis and pain:
Celebrex	Arthritis pain and inflammation, acute pain	2,290	2,039	1,730	12	18
Infectious and respiratory
diseases:
Zyvox	Bacterial infections	944	782	618	21	27
Vfend	Fungal infections	632	515	397	23	30
Zithromax/Zmax	Bacterial infections	438	638	2,025	(31)	(69)
Diflucan	Fungal infections	415	435	498	(5)	(13)
Urology:
Viagra	Erectile dysfunction	1,764	1,657	1,645	6	1
Detrol/Detrol LA	Overactive bladder	1,190	1,100	988	8	11
Oncology:
Camptosar	Metastatic colorectal cancer	969	903	910	7	—
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC) and refractory gastrointestinal stromal tumors (GIST)	581	219	—	166	*
Aromasin	Breast cancer	401	320	247	25	30
Ophthalmology:
Xalatan/Xalacom	Glaucoma and ocular hypertension	1,604	1,453	1,372	10	6
Endocrine disorders:
Genotropin	Replacement of human growth hormone	843	795	808	6	(2)
All other:
Zyrtec/Zyrtec D	Allergies	1,541	1,569	1,362	(2)	15
Alliance revenue	Alzheimer’s disease (Aricept), neovascular (wet) age-related macular degeneration (Macugen),Parkinson’s disease (Mirapex), hypertension (Exforge and Olmetec), multiple sclerosis (Rebif) and chronic obstructive pulmonary disease (Spiriva)	1,789	1,374	1,065	30	29

(a)	Represents direct sales under license agreement with Eisai Co., Ltd.

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

2007 Financial Report  |  17

Financial Review
Pfizer Inc and Subsidiary Companies

Pharmaceutical—Selected Product Descriptions

•

Lipitor, for the treatment of elevated LDL-cholesterol levels in the blood, is the most widely used treatment for lowering cholesterol and the best-selling pharmaceutical product of any kind in the world, with $12.7 billion in worldwide revenues in 2007, a decrease of 2% compared to 2006 despite the favorable impact of foreign exchange, which increased revenues by $360 million, or 3%. In the U.S., revenues of $7.2 billion in 2007 declined 8% compared to 2006. Internationally, Lipitor revenues in 2007 increased 9% compared to 2006, with 7% due to the favorable impact of foreign exchange.

The decline in Lipitor revenues in 2007 compared to 2006 is driven by a combination of factors, including the following:

	•	the impact of an intensely competitive statin market, with competition from multi-source generic simvastatin and branded products;

	•	increased payer pressure in the U.S.; and

	•	a favorable development in a pricing dispute in the U.S. recorded in 2006,

partially offset by:

	•	the favorable impact of foreign exchange; and

	•	a positive U.S. pricing impact, net of rebates, notwithstanding a more flexible contracting strategy.

On May 30, 2007, we announced the return of Lipitor to Express Scripts Inc.’s preferred list of drugs as of June 1, 2007, following our rebate agreement.

On March 5, 2007, Lipitor was approved by the FDA for five new indications in patients with clinically evident heart disease, thereby expanding the U.S. label from primary prevention in moderate-risk patients to include secondary prevention in high-risk patients. Lipitor is now the only cholesterol-lowering medicine approved for the reduction in risk of hospitalization due to heart failure. These new indications have been incorporated into promotional materials, including a new direct-to-consumer (DTC) advertising campaign, and support the incremental benefit and overall safety of using higher doses of Lipitor.

See Notes to Consolidated Financial Statements—Note 20. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Lipitor.

•

Norvasc, for treating hypertension, lost exclusivity in the U.S. in March 2007, six months earlier than expected, due to an appellate court decision that was counter to three previous trial court rulings in Pfizer’s favor. Norvasc has also experienced patent expirations in many E.U. countries, but maintains exclusivity in certain other major markets, including Japan (where the Norvasc patent will expire in March 2008), and Canada (where the Norvasc patent will expire in August 2010). Norvasc worldwide revenues in 2007 decreased 38% compared to 2006.

See Notes to Consolidated Financial Statements—Note 20. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Norvasc.

•

Caduet, a single pill therapy combining Norvasc and Lipitor, recorded worldwide revenues of $568 million, an increase of 54% for 2007, compared to 2006. This was largely driven by a more focused message platform and a highly targeted consumer campaign in the U.S. Caduet was launched in the U.S. in May 2004 and continues to grow at significantly higher rates than the overall U.S. cardiovascular market. However, with the introduction of generic amlodipine besylate, in addition to increased competition, growth has begun to slow. During 2007, Caduet was launched in France, Australia and Taiwan.

See Notes to Consolidated Financial Statements—Note 20. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Caduet.

•

Chantix/Champix, the first new prescription treatment to aid smoking cessation in nearly a decade, became available to patients in the U.S. in August 2006 and in select E.U. markets in December 2006. Chantix/Champix continues to demonstrate strong uptake, with more than 5 million patients globally having been prescribed Chantix since its launch. In the U.S., an unbranded advertising campaign introduced in early 2007 is working to effectively develop the market, and branded advertising was introduced in the third quarter of 2007. We continue to focus on increasing adherence and have introduced appropriate tools to physicians. In addition, we are conducting several pilot programs to reach patients in their first month of therapy through pharmacy programs, as well as through our GetQuit behavior modification program. Champix has secured final approval from the National Institute for Health and Clinical Excellence (NICE) for use in the state-funded National Health Service in the U.K., following a positive appraisal decision in May 2007. Our strategy for this innovative medicine is to build a sustainable, medically supported market over time and to seek to secure reimbursement—initiatives that we believe will drive future growth. Chantix/Champix recorded worldwide revenues of $883 million in 2007.

In January 2008, we added a warning to Chantix’s label in the U.S. that patients who are attempting to quit smoking by taking Chantix should be observed by a physician for neuropsychiatric symptoms like changes in behavior, agitation, depressed mood, suicidal ideation and suicidal behavior. A causal relationship between Chantix and these reported symptoms has not been established. In some reports, however, an association could not be excluded.

•	Exubera, see the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review.

•

Zoloft, which lost exclusivity in the U.S. in August 2006 and earlier in many European markets, experienced a 75% worldwide revenue decline in 2007, compared to 2006. It is indicated for the treatment of major depressive disorder, panic disorder, obsessive-compulsive disorder (OCD) in adults and children, post-traumatic stress disorder (PTSD), premenstrual dysphoric disorder (PMDD) and social anxiety disorder (SAD). Zoloft is approved for acute and long-term use in all of these indications, with the exception of PMDD. Zoloft was launched

18  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

in Japan in July 2006 for the indications of depression/depressed state and panic disorder.

On May 2, 2007, the FDA proposed that the existing blackbox warning on the labels of all antidepressants, including Zoloft, which describes an increased risk of suicidal thoughts and behavior in some children and adolescents, be expanded to include young adults to age 24, particularly during the first two months of treatment. The proposed label change also states that studies have not shown this increased risk in adults older than 24, that adults age 65 and older who are treated with antidepressants have a decreased risk of suicidal thoughts and behavior, and that depression and certain other psychiatric disorders are themselves the most important causes of suicide. We have implemented this label change in accordance with the FDA’s proposal.

•

Geodon/Zeldox, a psychotropic agent, is a dopamine and serotonin receptor antagonist indicated for the treatment of schizophrenia and acute manic or mixed episodes associated with bipolar disorder. It is available in both an oral capsule and rapid-acting intramuscular formulation. In the U.S., Geodon had a new prescription share of 6.7% for 2007. In 2007, Geodon worldwide revenues grew 13%, compared to 2006. Geodon growth was driven by recognition of its efficacy by prescribers as clinical experience increased, and by a favorable metabolic profile.

•

Lyrica grew to a 10.9% new prescription share of the total U.S. anti-epileptic market in 2007, fueled by strong efficacy, as well as high physician and patient satisfaction. In June 2007, Lyrica was approved in the U.S. for the management of fibromyalgia, one of the most common chronic, widespread pain conditions. This approval represents a breakthrough for the more than six million Americans who suffer from this debilitating condition who previously had no FDA-approved treatment.

•

Celebrex was approved in Japan in January 2007, for the treatment of osteoarthritis and rheumatoid arthritis. In February 2007, Celebrex was approved in Europe for the treatment of ankylosing spondylitis. From April 2007 through July 2007, we ran an innovative Celebrex direct-to-consumer (DTC) television advertising campaign in the U.S. about treatment options for arthritis. The 2 1/2-minute television advertisement opened by addressing cardiovascular (CV) safety first and clarifying misperceptions among arthritis sufferers about the risks and benefits of Celebrex and other prescription non-steroidal anti-inflammatory drugs. This DTC ad campaign helped to generate patient interest and initiate a productive dialogue between physicians and patients. We resumed this television advertising campaign in November 2007.

See Notes to Consolidated Financial Statements—Note 20. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Celebrex.

•

Zyvox is the world’s best-selling branded medicine for serious gram-positive infections in adults and children, which increasingly are caused by drug-resistant bacteria in hospitals and more recently, in the community setting. Zyvox is an appropriate first-line therapy for patients with serious complicated skin and skin structure infections or nosocomial pneumonia known or suspected to be caused by gram-positive pathogens, including Methicillin-resistant Staphylococcus aureus (MSRA) infection, with the flexibility of an intravenous and oral regimen. Zyvox works with a unique mechanism of action, which minimizes the potential for cross-resistance with other antibiotic classes and thus has the potential to effectively treat MRSA infection despite growing resistance to other important antibiotics. Worldwide sales of Zyvox grew 21% to $944 million in 2007.

•

Zithromax/Zmax, for the treatment of bacterial infections, experienced a 31% decline in worldwide revenues in 2007 compared to 2006, reflecting the expiration of Zithromax’s composition-of-matter patent in the U.S. in November 2005 and the end of Pfizer’s active sales promotion in July 2005.

•

Selzentry/Celsentri (maraviroc) is the first in a new class of oral HIV medicines in more than a decade known as CCR5 antagonists. CCR5 antagonists work by blocking the CCR5 co-receptor, the virus’ predominant entry route into T-cells. Selzentry/Celsentri stops the R5 virus on the outside surface of the cells before it enters, rather than fighting the virus inside, as do all other classes of oral HIV medicines. Selzentry/Celsentri was approved in the U.S. in August 2007 and in Europe in September 2007, and is indicated for combination anti-retroviral treatment of treatment-experienced adults infected with only CCR5-tropic HIV-1 detectable, who have evidence of viral replication and have HIV-1 strains resistant to multiple anti-retroviral agents. A diagnostic test confirms whether a patient is infected with CCR5-tropic HIV-1, which is also known as “R5-virus.”

•

Viagra remains the leading treatment for erectile dysfunction and one of the world’s most recognized pharmaceutical brands. Viagra revenues grew 6% worldwide, with U.S. revenues flat and international revenues increasing 13% in 2007, compared to 2006. The growth in Viagra international revenues was driven by foreign exchange, as well as a combination of other factors, including our focus on strengthening its value proposition to key customers and growth in the erectile dysfunction market. In July 2007, we launched a television ad campaign in the U.S. for Viagra aimed at educating and motivating men with erectile dysfunction to seek treatment.

•

Detrol/Detrol LA, a muscarinic receptor antagonist, is the most prescribed medicine worldwide for overactive bladder, a condition that affects up to 100 million people around the world. Detrol/Detrol LA is an extended-release formulation taken once daily. Worldwide Detrol/Detrol LA revenues grew 8% to $1.2 billion in 2007, compared to 2006. Detrol/Detrol LA continues to lead the overactive bladder market and perform well in an increasingly competitive marketplace. In the U.S., Detrol/Detrol LA’s new prescription share declined 3.4% to a 39.5% share for 2007.

See Notes to Consolidated Financial Statements—Note 20. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Detrol/Detrol LA.

2007 Financial Report  |  19

Financial Review
Pfizer Inc and Subsidiary Companies

•

Camptosar is indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin. It is also indicated for patients in whom metastatic colorectal cancer has recurred or progressed despite following initial fluorouracil-based therapy. Camptosar is for intravenous use only. Worldwide revenues in 2007 increased 7% to $969 million, compared to 2006. The National Comprehensive Cancer Network (NCCN), an alliance of 21 of the world’s leading cancer centers, has issued guidelines recommending Camptosar as an option across all lines of treatment for advanced colorectal cancer. The U.S. basic patent for Camptosar expired in February 2008.

•

Sutent is an oral multi-kinase inhibitor that combines anti- angiogenic and anti-tumor activity to inhibit the blood supply to tumors and has direct anti-tumor effects. Sutent was approved by the FDA and launched in the U.S. in January 2006 for advanced renal cell carcinoma, including metastatic renal cell carcinoma, and gastrointestinal stromal tumors (GIST) after disease progression on, or intolerance to, imatinib mesylate. In the first quarter of 2007, the U.S. label was revised to include new first-line advanced renal cell carcinoma data. In January 2007, Sutent received full marketing authorization and extension of the indication to first-line treatment of advanced and/or metastatic renal cell carcinoma (mRCC), as well as approval as a second-line treatment for GIST, in the E.U. We believe that future growth of Sutent will be fueled by emerging new data in a range of potential new indications. Sutent recorded $581 million in worldwide revenues in 2007.

•

Xalatan/Xalacom, a prostaglandin analogue used to lower the intraocular pressure associated with glaucoma and ocular hypertension, is one of the world’s leading branded glaucoma medicines. Clinical data showing its advantages in treating intraocular pressure compared with beta blockers should support the continued growth of this important medicine. Xalacom, the only fixed combination prostaglandin (Xalatan) and beta blocker, is available primarily in European markets. Xalatan/Xalacom worldwide revenues grew 10% in 2007, compared to 2006.

•

Genotropin, for the treatment of short stature in children with growth hormone deficiency, Prader-Willi Syndrome, Turner Syndrome, Small for Gestational Age Syndrome and in adults with growth hormone deficiency, is the world’s leading human growth hormone. Genotropin revenues grew 6% worldwide, driven by its broad platform of innovative injection delivery devices.

•

Zyrtec/Zyrtec D, allergy medicines, experienced a 2% decline in worldwide revenues compared to 2006. We lost U.S. exclusivity for Zyrtec/Zyrtec D in January 2008. Since we sold our rights to market Zyrtec/Zyrtec D over-the-counter in connection with the sale of our Consumer Healthcare business, we ceased selling this product in late January 2008.

•	Alliance revenues reflect revenues primarily associated with our co-promotion of Aricept, Rebif and Spiriva.

	—	Aricept, discovered and developed by our alliance partner Eisai Co., Ltd, is the world’s leading medicine to treat symptoms of Alzheimer’s disease. See Notes to Consolidated

Financial Statements—Note 20. Legal Proceedings and Contingencies for a discussion of certain patent litigation relating to Aricept.

—	Rebif, discovered and developed by EMD Serono, Inc. (Serono), is used to treat symptoms of relapsing forms of multiple sclerosis. Pfizer co-promotes Rebif with Serono in the U.S.

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

Product Developments

We continue to invest in R&D to provide future sources of revenues through the development of new products, as well as through additional uses for existing in-line and alliance products. We have a broad and deep pipeline of medicines in development. However, there are no assurances as to when, or if, we will receive regulatory approval for additional indications for existing products or any of our other products in development. Below are significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the E.U. and Japan.

Recent FDA approvals:

PRODUCT	INDICATION	DATE APPROVED

Selzentry (maraviroc)	Treatment of human immuno- deficiency virus/acquired immune deficiency (HIV) in CCR5-tropic treatment-experienced patients	August 2007

Lyrica	Treatment of fibromyalgia	June 2007

Fragmin	Prevention of blood clots in patients with cancer	May 2007

Lipitor	Secondary prevention of cardiovascular (CV) events in patients with established coronary heart disease	March 2007

Pending U.S. new drug applications (NDAs) and supplemental filings:

PRODUCT	INDICATION	DATE SUBMITTED

Fablyn (lasofoxifene)	Treatment of osteoporosis	December 2007

Spiriva	Respimat device for chronic obstructive pulmonary disease	November 2007

Zmax	Treatment of bacterial infections— sustained release—Pediatric acute otitis media (AOM) filing	November 2006

fesoterodine	Treatment of overactive bladder	March 2006

Vfend	Treatment of fungal infections— Pediatric filing	June 2005

dalbavancin	Treatment of complicated skin/skin structure gram-positive bacterial infections	December 2004

On September 28, 2007, we received an “approvable” letter from the FDA for Zmax that sets forth requirements to obtain approval for the AOM indication based on pharmacokinetic data. We plan to discuss these requirements with the FDA and seek an agreement on actions to address the FDA’s comments.

20  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

We received an “approvable” letter from the FDA for fesoterodine for the treatment of overactive bladder in January 2007. Regulatory review of fesoterodine is progressing in the U.S. and fesoterodine was approved in the E.U. in April 2007. We are working with Schwarz Pharma, the licensor, to scale up manufacturing and identify manufacturing site alternatives. Launch is planned for mid-2008 in Europe and, subject to FDA approval, early 2009 in the U.S.

In December 2007, we received a third “approvable” letter from the FDA for dalbavancin. We and the third-party manufacturer are working with the FDA to respond to the requirements set forth in that letter.

We received “not-approvable” letters from the FDA for Fablyn (lasofoxifene) for the prevention of post-menopausal osteoporosis in September 2005 and for the treatment of vaginal atrophy in January 2006. We submitted a new NDA for the treatment of osteoporosis in post-menopausal women in December 2007, including the three-year interim data from the Postmenopausal Evaluation And Risk-reduction with Lasofoxifene (PEARL) study in support of the new NDA.

In September 2005, we received a “not-approvable” letter for Dynastat (parecoxib), an injectable prodrug for valdecoxib for the treatment of acute pain. We have had discussions with the FDA regarding this letter, and we are considering plans to address the FDA’s concerns.

Regulatory approvals and filings in the E.U. and Japan:

PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED

Fablyn/(lasofoxifene)	Application submitted in the E.U. for the treatment of osteoporosis	—	January 2008

Chantix/ Champix	Approval in Japan as an aid to smoking cessation	January 2008	—

Spiriva	Approval in the E.U. for Respimat device for chronic obstructive pulmonary disease	November 2007	—

Caduet	Application submitted in Japan for hypertension	—	November 2007

Celsentri (maraviroc)	Approval in the E.U. for the treatment of HIV in CCR5- tropic treatment- experienced patients	September 2007	—

Eraxis/Ecalta	Approval in the E.U. for the treatment of invasive candidiasis in adult non- neutropenic patients	September 2007	—

Selera (Inspra)	Approval in Japan for treatment of hypertension	September 2007	—

dalbavancin	Application submitted in the E.U. for the treatment of skin and skin structure infections	—	July 2007

Regulatory approvals and filings in the E.U. and Japan: (continued)

PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED

rifabutin	Application submitted in Japan for Mycobacterium infection	—	June 2007

fesoterodine	Approval in the E.U. for treatment of overactive bladder	April 2007	—

Macugen	Application submitted in Japan for treatment of age-related macular degeneration	—	March 2007

Celebrex	Approval in the E.U. for the treatment of ankylosing spondylitis	February 2007	—
	Application submitted in Japan for treatment of lower- back pain	—	February 2007
	Approval in Japan for treatment of osteoarthritis and rheumatoid arthritis	January 2007	—

sildenafil	Application submitted in Japan for treatment of pulmonary arterial hypertension	—	February 2007

Somavert	Approval in Japan for treatment of acromegaly	January 2007	—

Sutent	Approval in the E.U. for mRCC as a first-line treatment	January 2007	—
	Approval in the E.U. for GIST as a second-line treatment	January 2007	—
	Application submitted in Japan for treatment of mRCC	—	December 2006
	Application submitted in Japan for treatment of GIST	—	December 2006

Ongoing or planned clinical trials for additional uses and dosage forms for our in-line products include:

PRODUCT	INDICATION

Celebrex	Acute gouty arthritis

Eraxis/Vfend Combination	Aspergillosis fungal infections

Geodon/ Zeldox	Bipolar relapse prevention; pediatric bipolar mania; adjunctive use in bipolar depression

Lyrica	Epilepsy monotherapy

Macugen	Diabetic macular edema

Revatio	Pediatric pulmonary arterial hypertension

Selzentry/ Celsentri	HIV in CCR5-tropic treatment-naive patients

Sutent	Breast cancer; colorectal cancer; non-small cell lung cancer; liver cancer

Zithromax/ chloroquine	Malaria

2007 Financial Report  |  21

Financial Review
Pfizer Inc and Subsidiary Companies

New drug candidates in late-stage development include CP-945,598, a cannibinoid-1 receptor antagonist for treatment of obesity; axitinib, a multi-targeted kinase for treatment of pancreatic cancer; CP-675,206, an anti-CTLA4 monoclonal antibody for melanoma; PD-332334, an alpha2delta compound for the treatment of generalized anxiety disorder; reboxetine, for the treatment of fibromyalgia; and apixaban for the prevention and treatment of venous thromboembolism and the prevention of stroke in patients with atrial fibrillation, which is being developed in collaboration with Bristol-Myers Squibb Company.

In June 2007, we announced the discontinuation of a development program in non-small cell lung cancer for PF-3,512,676 in combination with cytotoxic chemotherapy. We licensed PF-3,512,676 from Coley in 2005.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.

Animal Health

Revenues of our Animal Health business follow:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2007	2006	2005	07/06	06/05

Livestock products	$1,654	$1,458	$1,379	13	6
Companion animal products	985	853	827	15	3

Total Animal Health	$2,639	$2,311	$2,206	14	5

Our Animal Health business is one of the largest in the world.

The increase in Animal Health revenues in 2007, compared to 2006, was primarily attributable to:

•

for livestock products, the continued good performance of our premium anti-infectives for cattle and swine, and intramammaries in 2007, as well as revenues from Embrex, which we acquired in the first quarter of 2007;

•

for companion animal products, the good performances of Revolution (a parasiticide for dogs and cats); Rimadyl (for treatment of pain and inflammation associated with canine osteoarthritis and soft-tissue orthopedic surgery); and new product launches, such as Convenia (first-in-class single-dose treatment antibiotic therapy for dogs and cats), Slentrol (weight management for dogs) and Cerenia (treatment and prevention of vomiting in dogs); and

•	the favorable impact of foreign exchange, which increased revenues by 5%.

The increase in Animal Health revenues in 2006, compared to 2005, was primarily attributable to:

•	for livestock products, the continued good performance of Draxxin (for treatment of respiratory disease in cattle and swine) in Europe and in the U.S.; and

•	for companion animal products, the continued good performance of Revolution;

partially offset by:

•	a decline in U.S. Rimadyl revenues due to intense branded competition, as well as increased generic competition in the European companion animal market.

Costs and Expenses

Cost of Sales

Cost of sales increased 47% in 2007 and increased 6% in 2006, while revenues were flat in 2007 and increased 2% in 2006. Cost of sales as a percentage of revenues increased in 2007 compared to 2006 and in 2006 compared to 2005.

Cost of sales in 2007, compared to 2006, increased as a result of:

•	asset impairment charges, write-offs and other exit costs associated with Exubera of $2.6 billion (See the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review);

•	the unfavorable impact of foreign exchange on expenses;

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $700 million in 2007, compared to $392 million in 2006; and

•	costs of $194 million for 2007, related to business transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006,

partially offset by:

•	savings related to our cost-reduction initiatives.

Cost of sales in 2006, compared to 2005, increased as a result of:

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $392 million in 2006, compared to $124 million in 2005;

•	the timing of implementation of inventory-management initiatives;

•	the unfavorable impact on expenses of foreign exchange; and

•	charges related to certain inventory and manufacturing equipment write-downs,

partially offset by:

•	changes in sales mix;

•	savings related to our cost-reduction initiatives; and

•	$73 million in write-offs of inventory and exit costs in 2005 related to suspension of sales and marketing of Bextra.

Selling, Informational and Administrative (SI&A) Expenses
SI&A expenses in 2007 were comparable to 2006, which reflects:

•	savings related to our cost-reduction initiatives,

offset by:

•	the unfavorable impact on expenses of foreign exchange;

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $334 million in 2007, compared to $243 million in 2006; and

•	charges associated with Exubera of $85 million (See the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review).

22  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

SI&A expenses increased 2% in 2006, compared to 2005, which reflects:

•	higher promotional investments in new product launches and in-line product promotional programs;

•	expenses related to share-based payments; and

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $243 million in 2006, compared to $151 million in 2005,

partially offset by:

•	the favorable impact on expenses of foreign exchange; and

•	savings related to our cost-reduction initiatives.

Research and Development (R&D) Expenses

R&D expenses increased 6% in 2007, compared to 2006, which reflects:

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $416 million in 2007, compared to $176 million in 2006;

•

an initial payment to BMS of $250 million and additional payments to BMS related to product development efforts, in connection with our collaboration to develop and commercialize apixaban, recorded in 2007;

•	the unfavorable impact on expenses of foreign exchange;

•	a one-time R&D milestone due to us from sanofi-aventis (approximately $118 million) recorded in 2006; and

•	exit costs, such as contract termination costs, associated with Exubera of $100 million (See the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review),

partially offset by:

•	savings related to our cost-reduction initiatives.

R&D expenses increased 5% in 2006, compared to 2005, which reflects:

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $176 million in 2006, compared to $50 million in 2005;

•	expenses related to share-based payments;

•	timing considerations associated with the advancement of development programs for pipeline products; and

•	higher payments for intellectual property rights, discussed below, among other factors,

partially offset by:

•	a one-time R&D milestone due to us from sanofi-aventis (approximately $118 million); and

•	savings related to our cost-reduction initiatives.

R&D expenses also include payments for intellectual property rights of $603 million in 2007, $292 million in 2006 and $156 million in 2005. (For further discussion, see the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

Acquisition-Related In-Process Research and Development Charges

The estimated value of acquisition-related IPR&D is expensed at the acquisition date. In 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis and Embrex. In 2006, we expensed $835 million of IPR&D, primarily related to our acquisitions of Rinat and PowderMed. In 2005, we expensed $1.7 billion of IPR&D, primarily related to our acquisitions of Vicuron and Idun.

Cost-Reduction Initiatives

In connection with our cost-reduction initiatives, which were launched in early 2005 and broadened in October 2006, our management has performed a comprehensive review of our processes, organizations, systems and decision-making procedures in a company-wide effort to improve performance and efficiency. On January 22, 2007, we announced additional plans to change the way we run our businesses to meet the challenges of a changing business environment and to take advantage of the diverse opportunities in the marketplace. We are generating net cost reductions through site rationalization in R&D and manufacturing, streamlined organizational structures, sales force and staff function reductions, and increased outsourcing and procurement savings. Compared to 2006, we expect to achieve a net reduction of the pre-tax total expense component of Adjusted income of at least $1.5 billion to $2.0 billion by the end of 2008 on a constant currency basis (the actual foreign exchange rates in effect in 2006). (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

The actions associated with the expanded cost-reduction initiatives include restructuring charges, such as asset impairments, exit costs and severance costs (including any related impacts to our benefit plans, including settlements and curtailments) and associated implementation costs, such as accelerated depreciation charges, primarily associated with plant network optimization efforts, and expenses associated with system and process standardization and the expansion of shared services worldwide. (See Notes to Consolidated Financial Statements—Note 5. Cost-Reduction Initiatives.) The strengthening of the euro and other currencies relative to the dollar, while favorable on Revenues, has had an adverse impact on our total expenses (Cost of sales, Selling, administrative and informational expenses, and Research and development expenses), including the reported impact of these cost-reduction efforts.

2007 Financial Report  |  23

Financial Review
Pfizer Inc and Subsidiary Companies

We incurred the following costs in connection with our cost-reduction initiatives:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Implementation costs(a)	$1,389	$788	$325
Restructuring charges(b)	2,523	1,296	438

Total costs related to our cost-reduction initiatives	$3,912	$2,084	$763

(a)

For 2007, included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million) and in Other (income)/deductions—net ($61 million income). For 2006, included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and in Other (income)/deductions—net ($23 million income). For 2005, included in Cost of sales ($124 million), Selling, informational and administrative expenses ($151 million), and Research and development expenses ($50 million).

(b)	Included in Restructuring charges and acquisition-related costs.

Through December 31, 2007, the restructuring charges primarily relate to our plant network optimization efforts and the restructuring of our worldwide marketing and research and development operations, and the implementation costs primarily relate to accelerated depreciation of certain assets, as well as system and process standardization and the expansion of shared services.

The components of restructuring charges associated with our cost-reduction initiatives follow:

	COSTS INCURRED				ACTIVITY THROUGH DEC. 31, 2007(a)	ACCRUAL AS OF DEC. 31, 2007

(MILLIONS OF DOLLARS)	2007	2006	2005	TOTAL

Employee termination costs	$2,034	$809	$303	$3,146	$1,957	$1,189
Asset
impairments	260	368	122	750	750	—
Other	229	119	13	361	261	100

Total	$2,523	$1,296	$438	$4,257	$2,968	$1,289	(b)

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($1.1 billion) and Other noncurrent liabilities ($186 million).

From the beginning of the cost-reduction initiatives in 2005 through December 31, 2007, Employee termination costs represent the expected reduction of the workforce by 20,800 employees, mainly in research, manufacturing and sales. As of December 31, 2007, approximately 13,000 of these employees have been formally terminated. Employee termination costs are recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

Acquisition-Related Costs

We recorded in Restructuring charges and acquisition-related costs $11 million in 2007, $27 million in 2006 and $918 million in 2005, for acquisition-related costs. Amounts in 2005 were primarily related to our acquisition of Pharmacia on April 16, 2003 and included integration costs of $543 million and restructuring charges of $375 million. As of December 31, 2007, virtually all restructuring charges incurred have been utilized.

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration. Restructuring charges can include severance, costs of vacating duplicative facilities, contract termination and other exit costs.

Other (Income)/Deductions—Net

In 2007, we recorded higher net interest income compared to 2006, due primarily to higher net financial assets during 2007 compared to 2006, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in late December 2006, and higher interest rates. Also in 2007, we recorded a gain of $211 million related to the sale of a building in Korea. In 2006, we recorded a charge of $320 million related to the impairment of our Depo-Provera intangible asset. In 2005, we recorded charges of $1.2 billion primarily related to the impairment of our Bextra intangible asset. See also Notes to Consolidated Financial Statements—Note 7. Other (Income)/Deductions—Net.

Provision for Taxes on Income

Our overall effective tax rate for continuing operations was 11.0% in 2007, 15.3% in 2006 and 29.4% in 2005. The lower tax rate in 2007 is primarily due to the impact of charges associated with our decision to exit Exubera (see the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review), higher charges related to our cost-reduction initiatives in 2007, lower non-deductible charges for acquisition-related IPR&D, and the volume and geographic mix of product sales and restructuring charges in 2007 compared to 2006, partially offset by certain one-time tax benefits in 2006, all discussed below.

The lower tax rate in 2006 compared to 2005 is primarily due to certain one-time tax benefits associated with favorable tax legislation and the resolution of certain tax positions, and a decrease in the 2005 estimated U.S. tax provision related to the repatriation of foreign earnings, all as discussed below, and the impact of the sale of our Consumer Healthcare business.

In the third quarter of 2006, we recorded a decrease to the 2005 estimated U.S. tax provision related to the repatriation of foreign earnings, due primarily to the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of a certain position, and we recognized a tax benefit of $124 million.

In the first quarter of 2006, we were notified by the Internal Revenue Service (IRS) Appeals Division that a resolution had been reached on the matter that we were in the process of appealing related to the tax deductibility of an acquisition-related breakup fee paid by the Warner-Lambert Company in 2000. As a result, in the first quarter of 2006, we recorded a tax benefit of approximately $441 million related to the resolution of this issue.

On January 23, 2006, the IRS issued final regulations on Statutory Mergers and Consolidations, which impacted certain prior-period transactions. In the first quarter of 2006, we recorded a tax benefit of $217 million, reflecting the total impact of these regulations.

24  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

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

Discontinued Operations—Net of Tax

For further discussion about our dispositions, see the “Our Strategic Initiatives—Strategy and Recent Transactions: Dispositions” section of this Financial Review. The following amounts, primarily related to our former Consumer Healthcare business, have been segregated from continuing operations and included in Discontinued operations—net of tax in the consolidated statements of income:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Revenues	$—	$4,044	$3,948

Pre-tax income/loss	(5)	643	695
(Benefit)/provision for taxes on income(a)	2	(210)	(244)

Income/loss from operations of discontinued businesses—net of tax	(3)	433	451

Pre-tax gains/(losses) on sales of discontinued businesses	(168)	10,243	77
(Benefit)/provision for taxes on gains(b)	102	(2,363)	(30)

Gains/(losses) on sales of discontinued businesses—net of tax	(66)	7,880	47

Discontinued operations—net of tax	$(69)	$8,313	$498

(a)	Includes a deferred tax expense of nil in 2007, $24 million in 2006 and $25 million in 2005.

(b)	Includes a deferred tax benefit of nil in 2007, $444 million in 2006, and nil in 2005.

Adjusted Income

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income in order to portray the results of our major operations—the discovery, development, manufacture, marketing and sale of prescription medicines for humans and animals—prior to considering certain income statement elements. We have defined Adjusted income as Net income before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations, the cumulative effect of a change in accounting principles and certain significant items. The Adjusted income measure is not, and should not be viewed as, a substitute for U.S. GAAP Net income.

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

•

Annual and long-term compensation, including annual cash bonuses, merit-based salary adjustments and share-based payments for various levels of management, is based on financial measures that include Adjusted income. The Adjusted income measure currently represents a significant portion of target objectives that are utilized to determine the annual compensation for various levels of management, although the actual weighting of the objective may vary by level of management and job responsibility and may be considered in the determination of certain long-term compensation plans. The portion of senior management’s bonus, merit-based salary increase and share-based awards based on the Adjusted income measure ranges from 10% to 30%.

Despite the importance of this measure to management in goal setting and performance measurement, we stress that Adjusted income is a non-U.S. GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, Adjusted income (unlike U.S. GAAP Net income) may not be comparable with the calculation of similar measures for other companies. Adjusted income is presented solely to permit investors to more fully understand how management assesses our performance.

We also recognize that, as an internal measure of performance, the Adjusted income measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted income measure is that it provides a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles and does not provide a comparable view of our performance to other companies in the pharmaceutical industry. We also use other specifically tailored tools designed to ensure the highest levels of our performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, Performance Share Awards grants made in 2006, 2007 and future years will be paid based on a non-discretionary formula that measures our performance using relative total shareholder return.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase-accounting impacts, such as those related to our acquisitions of BioRexis, Embrex, Rinat, sanofi-aventis’ rights to Exubera, PowderMed, Idun and Vicuron, as well as net asset acquisitions. These impacts can include charges for purchased in-process R&D, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value and the incremental charges related to the amortization of finite-lived

2007 Financial Report  |  25

Financial Review
Pfizer Inc and Subsidiary Companies

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

However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted income. This component of Adjusted income is derived solely with the impacts of the items listed in the first paragraph of this section. We have not factored in the impacts of any other differences in experience that might have occurred if we had discovered and developed those intangible assets on our own, and this approach is not intended to be representative of the results that would have occurred in those circumstances. For example, our research and development costs in total, and in the periods presented, may have been different; our speed to commercialization and resulting sales, if any, may have been different; or our costs to manufacture may have been different. In addition, our marketing efforts may have been received differently by our customers. As such, in total, there can be no assurance that our Adjusted income amounts would have been the same as presented had we discovered and developed the acquired intangible assets.

Acquisition-Related Costs

Adjusted income is calculated prior to considering integration and restructuring costs associated with business combinations because these costs are unique to each transaction and represent costs that were incurred to restructure and integrate two businesses as a result of the acquisition decision. For additional clarity, only restructuring and integration activities that are associated with a purchase business combination or a net-asset acquisition are included in acquisition-related costs. We have made no adjustments for the resulting synergies.

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

The integration and restructuring costs associated with a business combination may occur over several years, with the more significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years, as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA.

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

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program which is specific in nature with a defined term, such as those related to our cost-reduction initiatives; charges related to sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; amounts associated with transition service agreements in support of discontinued operations after sale; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as adjustments associated with charges attributable to the repatriation of foreign earnings in accordance with the American Jobs Creation Act of 2004; or possible charges related to legal matters, such as certain of those discussed in Legal Proceedings in our Form 10-K and in Part II: Other Information; Item 1, Legal Proceedings in our Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements and accruals on legal matters made in the normal course of our business would not be considered certain significant items.

26  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Reconciliation

A reconciliation between Net income, as reported under U.S. GAAP, and Adjusted income follows:

	YEAR ENDED DEC. 31,			% CHANGE

(MILLIONS OF DOLLARS)	2007	2006	2005	07/06	06/05

Reported net income	$8,144	$19,337	$8,085	(58)	139
Purchase accounting adjustments—net of tax	2,511	3,131	3,967	(20)	(21)
Acquisition-related costs—net of tax	10	14	599	(30)	(98)
Discontinued operations—net of tax	69	(8,313)	(498)	*	M+
Cumulative effect of a change in accounting principles—net of tax	—	—	23	—	*
Certain significant items—net of tax	4,379	813	2,293	438	(65)

Adjusted income	$15,113	$14,982	$14,469	1	4

* Calculation not meaningful.

M+ Change greater than 1,000%.

Certain amounts and percentages may reflect rounding adjustments.

2007 Financial Report  |  27

Financial Review
Pfizer Inc and Subsidiary Companies

Adjusted income as shown above excludes the following items:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Purchase accounting adjustments:
Intangible amortization and other(a)	$3,101	$3,220	$3,289
In-process research and development charges(b)	283	835	1,652

Total purchase accounting adjustments, pre-tax	3,384	4,055	4,941
Income taxes	(873)	(924)	(974)

Total purchase accounting adjustments—net of tax	2,511	3,131	3,967

Acquisition-related costs:
Integration costs(c)	17	21	543
Restructuring charges(c)	(6)	6	375

Total acquisition-related costs, pre-tax	11	27	918
Income taxes	(1)	(13)	(319)

Total acquisition-related costs—net of tax	10	14	599

Discontinued operations:
(Income)/loss from discontinued operations(d)	5	(643)	(695)
(Gains)/losses on sales of discontinued operations(d)	168	(10,243)	(77)

Total discontinued operations, pre-tax	173	(10,886)	(772)
Income taxes	(104)	2,573	274

Total discontinued operations—net of tax	69	(8,313)	(498)

Cumulative effect of a change in accounting principles—net of tax	—	—	23

Certain significant items:
Restructuring charges—cost-reduction initiatives(c)	2,523	1,296	438
Implementation costs—cost-reduction initiatives(e)	1,389	788	325
Asset impairment charges and other associated costs(f)	2,798	320	1,240
Consumer Healthcare business transition activity(g)	(26)	—	—
sanofi-aventis research and development milestone(h)	—	(118)	—
Other(i)	(174)	(173)	(134)

Total certain significant items, pre-tax	6,510	2,113	1,869
Income taxes	(2,131)	(735)	(654)
Resolution of certain tax positions(j)	—	(441)	(586)
Tax impact of the repatriation of foreign earnings(j)	—	(124)	1,664

Total certain significant items—net of tax	4,379	813	2,293

Total purchase accounting adjustments, acquisition-related costs, discontinued operations, cumulative effect of a change in accounting principles and certain significant items—net of tax	$6,969	$(4,355)	$6,384

(a)	Included primarily in Amortization of intangible assets. (See Notes to Consolidated Financial Statements—Note 13. Goodwill and Other Intangible Assets.)

(b)	Included in Acquisition-related in-process research and development charges. (See Notes to Consolidated Financial Statements—Note 2. Acquisitions.)

(c)	Included in Restructuring charges and acquisition-related costs. (See Notes to Consolidated Financial Statements—Note 5. Cost-Reduction Initiatives and Note 6. Acquisition-Related Costs.)

(d)	Discontinued operations—net of tax is primarily related to our Consumer Healthcare business. (See Notes to Consolidated Financial Statements—Note 3. Discontinued Operations.)

(e)

Included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million) and in Other (income)/deductions—net ($61 million income) for 2007. Included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and in Other (income)/deductions—net ($23 million income) for 2006. Included in Cost of sales ($124 million), Selling, informational and administrative expenses ($151 million), Research and development expenses ($50 million) for 2005. (See Notes to Consolidated Financial Statements—Note 5. Cost-Reduction Initiatives.)

(f)

In 2007, these charges primarily related to the decision to exit Exubera and comprise approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments and $578 million of other exit costs and are included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), Research and development expenses ($100 million) and Revenues ($10 million for an estimate of customer returns) for 2007. See the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review. In 2006, $320 million related to the impairment of the Depo-Provera intangible asset is included in Other (income)/deductions—net. In 2005, included primarily in Other (income)/deductions—net and includes $1.2 billion related to the impairment of the Bextra intangible asset. (See Notes to Consolidated Financial Statements—Note 13B. Goodwill and Other Intangible Assets: Other Intangible Assets.)

(g)	Included in Revenues ($219 million), Cost of sales ($194 million), Selling, informational and administrative expenses ($15 million) and Other (income)/deductions—net ($16 million income) for 2007.

(h)	Included in Research and development expenses.

(i)	Primarily included in Other (income)/deductions—net. (See Notes to Consolidated Financial Statements—Note 7. Other (Income)/Deductions—Net.)

(j)	Included in Provision for taxes on income. (See Notes to Consolidated Financial Statements—Note 8. Taxes on Income.)

28  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Financial Condition, Liquidity and
Capital Resources

Net Financial Assets

Our net financial asset position as of December 31 follows:

(MILLIONS OF DOLLARS)	2007	2006

Financial assets:
Cash and cash equivalents	$3,406	$1,827
Short-term investments	22,069	25,886
Short-term loans	617	514
Long-term investments and loans	4,856	3,892

Total financial assets	30,948	32,119

Debt:
Short-term borrowings, including current portion of long-term debt	5,825	2,434
Long-term debt	7,314	5,546

Total debt	13,139	7,980

Net financial assets	$17,809	$24,139

Short-term investments as of December 31, 2006, reflect the receipt of proceeds of $16.6 billion from the sale of our Consumer Healthcare business on December 20, 2006.

We rely largely on operating cash flow, short-term investments, long-term debt and short-term commercial paper borrowings to provide for the working capital needs of our operations, including our R&D activities. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future.

Investments

Our short-term and long-term investments consist primarily of high-quality, investment-grade available-for-sale debt securities. Our long-term investments include debt securities that totaled $2.6 billion as of December 31, 2007, which have maturities ranging substantially from one to five years. Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to our operations. Where local restrictions prevent intercompany financing, working capital needs are met through operating cash flows and/or external borrowings. Our portfolio of short-term investments as of December 31, 2006, reflects the receipt of proceeds from the sale of our Consumer Healthcare business of $16.6 billion. Our portfolio of short-term investments was reduced in 2007 and the proceeds were used to fund items such as the taxes due on the gain from the sale of our Consumer Healthcare business, completed in December 2006, share repurchases, dividends and capital expenditures in 2007.

Long-Term Debt Issuance

On December 10, 2007, we issued the following notes to be used for general corporate purposes, including the payment of maturing debt:

•	$1.3 billion equivalent, senior, unsecured, euro-denominated notes, due December 15, 2014, which pay interest annually, beginning December 15, 2008, at a fixed rate of 4.75%.

On May 11, 2007, we issued the following notes to be used for general corporate purposes:

•	$1.2 billion equivalent, senior, unsecured, euro-denominated notes, due May 15, 2017, which pay interest annually, beginning May 15, 2008, at a fixed rate of 4.55%.

The notes were issued under a securities registration statement filed with the Securities and Exchange Commission (SEC) in March 2007.

Credit Ratings

Two major corporate debt-rating organizations, Moody’s Investors Service (Moody’s) and Standard & Poor’s (S&P), assign ratings to our short-term and long-term debt. The following chart reflects the current ratings assigned to our senior, unsecured non-credit enhanced long-term debt and commercial paper issued directly by us by each of these agencies:

NAME OF RATING AGENCY	COMMERCIAL PAPER	LONG-TERM DEBT		DATE OF LAST ACTION

		RATING	OUTLOOK

Moody’s	P-1	Aa1	Negative	October 2007
S&P	A1+	AAA	Negative	December 2006

On October 19, 2007, Moody’s affirmed our Aa1 rating, its second-highest investment grade rating, but revised our ratings outlook to negative from stable. Moody’s cited: (i) our announcement on October 18, 2007, related to recorded charges totaling $2.8 billion ($2.1 billion, net of tax), associated with the impairment of Exubera assets and other exit costs associated with Exubera (see the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review); (ii) continuing pressure on U.S. Lipitor sales and market share; and (iii) the loss of U.S. exclusivity for Lipitor in either 2010 or 2011. The negative outlook reflects Moody’s assessment of challenges we face as we head into the 2010-2012 period when the U.S. patents on certain key products expire.

Our access to financing at favorable rates would be affected by a substantial downgrade in our credit ratings.

Debt Capacity

We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2007, we had access to $3.7 billion of lines of credit, of which $1.5 billion expire within one year. Of these lines of credit, $3.6 billion are unused, of which our lenders have committed to loan us $2.1 billion at our request. $2.0 billion of the unused lines of credit, which expire in 2012, may be used to support our commercial paper borrowings.

In March 2007, we filed a securities registration statement with the SEC. This registration statement was filed under the automatic shelf registration process available to well-known seasoned issuers and is effective for three years. We can issue securities of various types under that registration statement at any time, subject to approval by our Board of Directors in certain circumstances.

2007 Financial Report  |  29

Financial Review
Pfizer Inc and Subsidiary Companies

Goodwill and Other Intangible Assets

As of December 31, 2007, Goodwill totaled $21.4 billion (19% of our total assets) and other identifiable intangible assets, net of accumulated amortization, totaled $20.5 billion (18% of our total assets).

The components of goodwill and other identifiable intangible assets, by segment, as of December 31, 2007, follow:

(MILLIONS OF DOLLARS)	PHARMACEUTICAL	ANIMAL HEALTH	OTHER	TOTAL

Goodwill	$ 21,256	$108	$18	$21,382
Finite-lived intangible assets, net(a)	17,188	322	52	17,562
Indefinite-lived intangible assets(b)	2,826	109	1	2,936

(a)	Includes $16.6 billion related to developed technology rights and $565 million related to brands.

(b)	Includes $2.9 billion related to brands.

Developed Technology Rights — Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties, and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, primarily representing the amortized value of the commercialized products included in our Pharmaceutical segment that we acquired in connection with our Pharmacia acquisition in 2003. While the Arthritis and Pain therapeutic category represents about 30% of the total amortized value of developed technology rights as of December 31, 2007, the balance of the amortized value is evenly distributed across the following Pharmaceutical therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol/Detrol LA, Xalatan, Genotropin, Zyvox, and Campto/Camptosar. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Pharmaceutical products, such as Rebif and Spiriva. These rights are all subject to our impairment review process explained in the “Accounting Policies: Long-Lived Assets” section of this Financial Review.

In 2007, we recorded a charge of $1.1 billion for the impairment of intangible assets (primarily developed technology rights) associated with Exubera. See the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review.

Brands — Significant components of brands include values determined for Depo-Provera contraceptive, Xanax and Medrol.

In 2006, we recorded impairment charges of approximately $320 million related to the Depo-Provera brand (see Notes to Consolidated Financial Statements—Note 7. Other (Income)/ Deductions—Net).

Selected Measures of Liquidity and Capital Resources

The following table sets forth certain relevant measures of our liquidity and capital resources as of December 31:

	AS OF DECEMBER 31,

(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2007	2006

Cash and cash equivalents and short-term investments and loans	$26,092	$28,227
Working capital(a)	$25,014	$25,559
Ratio of current assets to current liabilities	2.15:1	2.16:1
Shareholders’ equity per common share(b)	$9.65	$10.05

(a)

Working capital includes assets held for sale of $114 million as of December 31, 2007, and $62 million as of December 31, 2006. Working capital also includes liabilities held for sale of nil as of December 31, 2007, and $2 million as of December 31, 2006.

(b) Represents total shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trust).

Working capital and the ratio of current assets to current liabilities in 2007 were comparable to 2006, primarily due to:

•

inventory write-offs ($661 million) related to Exubera (See the “Our 2007 Performance: Decision to Exit Exubera” section of this Financial Review), as well as liabilities of $375 million accrued in connection with this decision;

•	an increase in Other current liabilities related to our cost-reduction initiatives of $702 million; and

•	the funding of share purchases, dividends and capital expenditures in part through the use of the proceeds from the redemption of short-term investments and the use of short-term borrowings,

offset by:

•

the reclassification to noncurrent of certain amounts associated with uncertain tax positions of about $3.6 billion ($4.0 billion upon adoption on January 1, 2007, of a new accounting standard, partially offset by $0.4 billion of activity in 2007).

Summary of Cash Flows

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Cash provided by/(used in):
Operating activities	$13,353	$17,594	$14,733
Investing activities	795	5,101	(5,072)
Financing activities	(12,610)	(23,100)	(9,222)
Effect of exchange-rate changes on cash and cash equivalents	41	(15)	—

Net increase/(decrease) in cash and cash equivalents	$1,579	$(420)	$439

30  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Operating Activities

Our net cash provided by continuing operating activities was $13.4 billion in 2007, compared to $17.6 billion in 2006. The decrease in net cash provided by operating activities was primarily attributable to:

•	higher tax payments ($2.2 billion) in 2007, related primarily to the gain on the sale of our Consumer Healthcare business in December 2006; and

•	the timing of other receipts and payments in the ordinary course of business.

Our net cash provided by continuing operating activities was $17.6 billion in 2006, compared to $14.7 billion in 2005. The increase in net cash provided by operating activities was primarily attributable to:

•	the payment of $1.7 billion in taxes in 2005 associated with the repatriation of approximately $37 billion of foreign earnings under the Jobs Act in 2005; and

•	the timing of other receipts and payments in the ordinary course of business.

In 2007 and 2006, the cash flow line item called Income taxes payable primarily reflects the taxes provided in 2006 on the gain on the sale of our Consumer Healthcare business that were paid in 2007.

Investing Activities

Our net cash provided by investing activities was $795 million in 2007, compared to $5.1 billion in 2006. The decrease in net cash provided by investing activities was primarily attributable to:

•	lower net sales and redemptions of investments in 2007 (a negative change in cash and cash equivalents of $6.1 billion),

partially offset by:

•	the acquisitions of BioRexis and Embrex in 2007, compared to the acquisitions of PowderMed, Rinat and sanofi-aventis’ rights associated with Exubera in 2006 (a decreased use of cash of $1.9 billion).

Our net cash provided by investing activities was $5.1 billion in 2006, compared to net cash used by investing activities of $5.1 billion in 2005. The increase in net cash provided by investing activities was primarily attributable to:

•	higher net sales and redemptions of short-term investments in 2006 (an increased source of cash of $12.4 billion), primarily used to pay down short-term borrowings,

partially offset by:

•	an increase in net purchases of long-term investments (an increased use of cash of $2.3 billion); and

•	the acquisitions of PowderMed, Rinat and sanofi-aventis’ rights to Exubera in 2006, compared to the acquisitions of Vicuron and Idun in 2005 (an increased use of cash of $216 million).

Financing Activities

Our net cash used in financing activities was $12.6 billion in 2007, compared to $23.1 billion in 2006. The decrease in net cash used in financing activities was primarily attributable to:

•	net borrowings of $4.9 billion in 2007, compared to net repayments of $9.9 billion on total borrowings in 2006,

partially offset by:

•	higher purchases of common stock in 2007 of $10.0 billion, compared to $7.0 billion in 2006; and

•	an increase in cash dividends paid of $1.1 billion, reflecting an increase in the dividend rate, partially offset by lower shares outstanding.

Our net cash used in financing activities was $23.1 billion in 2006, compared to $9.2 billion in 2005. The increase in net cash used in financing activities was primarily attributable to:

•	net repayments of $9.9 billion on total borrowings in 2006, compared to $321 million in 2005;

•	an increase in cash dividends paid of $1.4 billion in 2006, compared to 2005, reflecting an increase in the dividend rate; and

•	higher purchases of common stock in 2006 of $7.0 billion, compared to $3.8 billion in 2005,

partially offset by:

•	higher proceeds of $243 million from the exercise of employee stock options.

In June 2005, we announced a $5 billion share-purchase program, which is primarily being funded by operating cash flows and a portion of the proceeds from the sale of our Consumer Healthcare business. In June 2006, the Board of Directors increased our share-purchase authorization from $5 billion to $18 billion. In total, under the June 2005 program, through December 31, 2007, we purchased approximately 683 million shares for approximately $17.5 billion.

In October 2004, we announced a $5 billion share-purchase program, which we completed in the second quarter of 2005 and was funded from operating cash flows. In total, under the October 2004 program, we purchased approximately 185 million shares.

In January 2008, we announced a new $5 billion share-purchase program, which will be funded by operating cash flows as circumstances and prices warrant.

A summary of common stock purchases follows:

(MILLIONS OF SHARES AND DOLLARS, EXCEPT PER-SHARE DATA)	SHARES OF COMMON STOCK PURCHASED	AVERAGE PER-SHARE PRICE PAID	TOTAL COST OF COMMON STOCK PURCHASED

2007:
June 2005 program	395	$25.27	$9,994

Total	395		$9,994

2006:
June 2005 program	266	$26.19	$6,979

Total	266		$6,979

2007 Financial Report  |  31

Financial Review
Pfizer Inc and Subsidiary Companies

Contractual Obligations

Payments due under contractual obligations as of December 31, 2007, mature as follows:

	YEARS

(MILLIONS OF DOLLARS)	TOTAL	WITHIN 1	OVER 1 TO 3	OVER 3 TO 5	AFTER 5

Long-term debt(a)	$11,203	$1,358	$1,498	$1,061	$7,286
Other long-term liabilities reflected on our balance sheet under U.S. GAAP(b)	3,407	480	615	635	1,677
Lease commitments(c)	1,518	212	343	175	788
Purchase obligations(d)	826	403	248	142	33
Uncertain tax positions(e)	408	408	—	—	—

(a)

Our long-term debt obligations include both our expected principal and interest obligations. Our calculations of expected interest payments incorporates only current period assumptions for interest rates, foreign currency translations rates and hedging strategies. (See Note 10. Financial Instruments.) Long-term debt consists of senior, unsecured notes, floating rate, unsecured notes, foreign currency denominated notes, and other borrowings and mortgages.

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

(e)

Reflects the adoption as of January 1, 2007, of Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes, and supplemented by FASB Financial Staff Position FIN 48-1, Definition of Settlement of FASB Interpretation No. 48, issued May 2, 2007, (see Notes to Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards). Except for amounts reflected in Income taxes payable, we are unable to predict the timing of tax settlements, as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation.

In 2008, we expect to spend approximately $2.0 billion on property, plant and equipment.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2007, recorded amounts for the estimated fair value of these indemnifications are not significant.

Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain, under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Dividends on Common Stock

We declared dividends of $8.2 billion in 2007 and $7.3 billion in 2006 on our common stock. In 2007, we increased our annual dividend to $1.16 per share from $0.96 per share in 2006. In December 2007, our Board of Directors declared a first-quarter 2008 dividend of $0.32 per share. The 2008 cash dividend marks the 41st consecutive year of dividend increases.

Our current dividend provides a return to shareholders while maintaining sufficient capital to invest in growing our businesses. Our dividends are funded from operating cash flows, our financial asset portfolio and short-term commercial paper borrowings and are not restricted by debt covenants. To the extent we have additional capital in excess of investment opportunities, we typically offer a return to our shareholders through a stock-purchase program. We believe that our profitability and access to financial markets provide sufficient capability for us to pay current and future dividends.

New Accounting Standards

Recently Adopted Accounting Standards

As of January 1, 2007, we adopted FIN 48, which provides guidance on the recognition, derecognition and measurement of tax positions for financial statement purposes. Prior to 2007, our policy had been to account for income tax contingencies based on whether we determined our tax position to be ‘probable’ under current tax law of being sustained, as well as an analysis of potential outcomes under a given set of facts and circumstances. FIN 48 requires that tax positions be sustainable based on a ‘more likely than not’ standard of benefit recognition under current tax law, and adjusted to reflect the largest amount of benefit that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. As a result of the implementation of FIN 48, we reduced our existing liabilities for uncertain tax positions by approximately $11 million, which has been recorded as a direct adjustment to the opening balance of Retained earnings, and changed the classification of virtually all amounts associated with uncertain tax positions, including the associated accrued interest, from current to noncurrent, as of the date of adoption.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2007

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS 157), Fair Value Measurements. SFAS 157 provides guidance for, among other things, the definition of fair value and the methods used to measure fair value. In February 2008, the FASB issued FASB Staff Position (FSP) 157-2 Effective Date of FASB Statement No. 157. Under the terms of FSP 157-2, the provisions of SFAS 157 will be adopted for financial instruments in 2008 and, when required, for nonfinancial assets and nonfinancial liabilities in 2009 (except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis). We do not expect that the provisions to be adopted in 2008 will have a significant impact on our financial statements and we are in the process of evaluating the impact of provisions to be adopted in 2009.

32  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. (SFAS 141(R) replaced SFAS No. 141, Business Combinations, originally issued in June 2001.) SFAS 141(R) retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. Generally, SFAS 141(R) is effective on a prospective basis for all business combinations completed on or after January 1, 2009. We are currently in the process of evaluating the extent of those potential impacts.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51, Consolidated Financial Statements. SFAS 160 provides guidance for the accounting, reporting and disclosure of noncontrolling interests, also called minority interest. A minority interest represents the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. The provisions of SFAS 160 will be adopted in 2009. The provisions of SFAS 160 will impact our current accounting for minority interests, which are not significant, and will impact our accounting for future acquisitions, if any, where we do not acquire 100% of the entity. We are currently in the process of evaluating the extent of those potential impacts.

In December 2007, the Emerging Issues Task Force (EITF) issued EITF Issue No. 07-1, Accounting for Collaborative Arrangements. EITF 07-1 provides guidance concerning: determining whether an arrangement constitutes a collaborative arrangement within the scope of the Issue; how costs incurred and revenue generated on sales to third parties should be reported in the income statement; how an entity should characterize payments on the income statement; and what participants should disclose in the notes to the financial statements about a collaborative arrangement. The provisions of EITF 07-1 will be adopted in 2009. We are in the process of evaluating the impact of adopting EITF 07-1 on our financial statements.

In June 2007, the EITF issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities. EITF Issue No. 07-3 provides guidance concerning the accounting for non-refundable advance payments for goods and services that will be used in future R&D activities and requires that they be expensed when the research and development activity has been performed and not at the time of payment. The provisions of EITF Issue No. 07-3 will be adopted in 2008. We do not expect that the adoption of EITF Issue No. 07-3 will have a significant impact on our financial statements.

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

•	Success of research and development activities;

•

Decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products;

•	Speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	Success of external business development activities;

•	Competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•	Ability to successfully market both new and existing products domestically and internationally;

•	Difficulties or delays in manufacturing;

•	Trade buying patterns;

•	Ability to meet generic and branded competition after the loss of patent protection for our products and competitor products;

•	Impact of existing and future legislation and regulatory provisions on product exclusivity;

•	Trends toward managed care and healthcare cost containment;

•

U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use;

•	Impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003;

•	Legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access;

•	Contingencies related to actual or alleged environmental contamination;

2007 Financial Report  |  33

Financial Review
Pfizer Inc and Subsidiary Companies

•	Claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

•	Significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•

Legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

•	Ability to protect our patents and other intellectual property both domestically and internationally;

•	Interest rate and foreign currency exchange rate fluctuations;

•	Governmental laws and regulations affecting domestic and foreign operations, including tax obligations;

•	Changes in generally accepted accounting principles;

•	Any changes in business, political and economic conditions due to the threat of terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

•	Growth in costs and expenses;

•	Changes in our product, segment and geographic mix; and

•	Impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction initiatives.

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors and Cautionary Factors That May Affect Future Results” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, which will be filed in February 2008. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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

Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from mostly intercompany short-term foreign currency assets and liabilities that arise from operations. Foreign currency swaps are used to offset the potential earnings effects from foreign currency debt. We also use foreign currency forward-exchange contracts and foreign currency swaps to hedge the potential earnings effects from short and long-term foreign currency investments, third-party loans and intercompany loans.

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

If there were an adverse change in foreign exchange rates of 10%, the expected effect on net income related to our financial instruments would be immaterial. For additional details, see Notes to Consolidated Financial Statements—Note 10D. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

Interest Rate Risk—Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We are also subject to interest rate risk on euro debt, investments and currency swaps, Swedish krona currency swaps, and on Japanese yen short and long-term borrowings and currency swaps. We invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments such as interest rate swaps.

34  |  2007 Financial Report

Financial Review
Pfizer Inc and Subsidiary Companies

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined by net present values.

In this sensitivity analysis, we used a one hundred basis point change (decreased 1% from the rate of the yield of the financial instrument) in interest rates for all maturities. All other factors were held constant. This represents a change in the key model characteristic from last year. The change was made to better reflect the potential impact of a significant change in interest rates. Applying this new model characteristic to our financial instruments last year had no material effect.

In 2007 and 2006, if there were an adverse change of one hundred basis points in interest rates, the expected effect on net income related to our financial instruments would be immaterial.

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

Beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more likely than not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Notes to Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards and Note 8E. Taxes on Income: Tax Contingencies.) We record accruals for all other contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable, and we record anticipated recoveries under existing insurance contracts when assured of recovery. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1B. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

2007 Financial Report  |  35

Management’s Report on Internal Control	Audit Committee’s Report
Over Financial Reporting

Management’s Report

We prepared and are responsible for the financial statements that appear in our 2007 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2007.

The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2007 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Jeffrey B. Kindler
Chairman and Chief Executive Officer

Frank A. D’Amelio	Loretta V. Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 29, 2008

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

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Committee has selected and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

W. Don Cornwell
Chair, Audit Committee

February 29, 2008

The Audit Committee’s Report shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee’s Report by reference therein.

36  |  2007 Financial Report

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and Subsidiary Companies as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc and Subsidiary Companies’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

As discussed in the Notes to the Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards, effective January 1, 2007, Pfizer Inc adopted the provisions of Financial Accounting Standards Board Interpretation (FASB) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes, and supplemented by FASB Financial Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, issued May 2, 2007.

As discussed in the Notes to the Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards, effective January 1, 2006, Pfizer Inc adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

As discussed in the Notes to the Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards, effective December 31, 2006, Pfizer Inc adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of Financial Accounting Standards Board Statements No. 87, 88, 106 and 132R).

As discussed in the Notes to the Consolidated Financial Statements—Note 1D. Significant Accounting Policies: New Accounting Standards, effective December 31, 2005, Pfizer Inc adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations (an interpretation of FASB Statement No. 143).

KPMG LLP
New York, New York

February 29, 2008

2007 Financial Report  |  37

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc:

We have audited the internal control over financial reporting of Pfizer Inc and Subsidiary Companies as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on risk assessment. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Pfizer Inc and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc and Subsidiary Companies as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 29, 2008 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 29, 2008

38  |  2007 Financial Report

Consolidated Statements of Income
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2007	2006	2005

Revenues	$48,418	$48,371	$47,405
Costs and expenses:
Cost of sales(a)	11,239	7,640	7,232
Selling, informational and administrative expenses(a)	15,626	15,589	15,313
Research and development expenses(a)	8,089	7,599	7,256
Amortization of intangible assets	3,128	3,261	3,399
Acquisition-related in-process research and development charges	283	835	1,652
Restructuring charges and acquisition-related costs	2,534	1,323	1,356
Other (income)/deductions—net	(1,759)	(904)	397

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	9,278	13,028	10,800
Provision for taxes on income	1,023	1,992	3,178
Minority interests	42	12	12

Income from continuing operations before cumulative effect of a change in accounting principles	8,213	11,024	7,610
Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(3)	433	451
Gains/(losses) on sales of discontinued operations—net of tax	(66)	7,880	47

Discontinued operations—net of tax	(69)	8,313	498

Income before cumulative effect of a change in accounting principles	8,144	19,337	8,108
Cumulative effect of a change in accounting principles—net of tax	—	—	(23)

Net income	$8,144	$19,337	$8,085

Earnings per common share—basic
Income from continuing operations before cumulative effect of a change in accounting principles	$1.19	$1.52	$1.03
Discontinued operations	(0.01)	1.15	0.07

Income before cumulative effect of a change in accounting principles	1.18	2.67	1.10
Cumulative effect of a change in accounting principles	—	—	—

Net income	$1.18	$2.67	$1.10

Earnings per common share—diluted
Income from continuing operations before cumulative effect of a change in accounting principles	$1.18	$1.52	$1.02
Discontinued operations	(0.01)	1.14	0.07

Income before cumulative effect of a change in accounting principles	1.17	2.66	1.09
Cumulative effect of a change in accounting principles	—	—	—

Net income	$1.17	$2.66	$1.09

Weighted-average shares—basic	6,917	7,242	7,361
Weighted-average shares—diluted	6,939	7,274	7,411

(a)	Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2007 Financial Report  |  39

Consolidated Balance Sheets
Pfizer Inc and Subsidiary Companies

	AS OF DECEMBER 31,

(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2007	2006

Assets
Cash and cash equivalents	$3,406	$1,827
Short-term investments	22,069	25,886
Accounts receivable, less allowance for doubtful accounts: 2007—$223; 2006—$204	9,843	9,392
Short-term loans	617	514
Inventories	5,302	6,111
Prepaid expenses and taxes	5,498	3,866
Assets held for sale	114	62

Total current assets	46,849	47,658
Long-term investments and loans	4,856	3,892
Property, plant and equipment, less accumulated depreciation	15,734	16,632
Goodwill	21,382	20,876
Identifiable intangible assets, less accumulated amortization	20,498	24,350
Other assets, deferred taxes and deferred charges	5,949	2,138

Total assets	$115,268	$115,546

Liabilities and Shareholders’ Equity
Short-term borrowings, including current portion of long-term debt: 2007—$1,024; 2006—$712	$5,825	$2,434
Accounts payable	2,270	2,019
Dividends payable	2,163	2,055
Income taxes payable	1,380	7,176
Accrued compensation and related items	1,974	1,903
Other current liabilities	8,223	6,510
Liabilities held for sale	—	2

Total current liabilities	21,835	22,099
Long-term debt	7,314	5,546
Pension benefit obligations	2,599	3,632
Postretirement benefit obligations	1,708	1,970
Deferred taxes	7,696	8,015
Other taxes payable	6,246	—
Other noncurrent liabilities	2,746	2,852

Total liabilities	50,144	44,114

Minority interests	114	74

Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2007—2,302; 2006—3,497	93	141
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2007—8,850; 2006—8,819	442	441
Additional paid-in capital	69,913	69,104
Employee benefit trust	(550)	(788)
Treasury stock, shares at cost; 2007—2,089; 2006—1,695	(56,847)	(46,740)
Retained earnings	49,660	49,669
Accumulated other comprehensive income/(expense)	2,299	(469)

Total shareholders’ equity	65,010	71,358

Total liabilities and shareholders’ equity	$115,268	$115,546

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

40  |  2007 Financial Report

Consolidated Statements of Shareholders’ Equity
Pfizer Inc and Subsidiary Companies

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	EMPLOYEE BENEFIT TRUST		TREASURY STOCK
										RETAINED EARNINGS	ACCUM. OTHER COMPRE- HENSIVE INC./(EXP.)
(MILLIONS, EXCEPT PREFERRED SHARES)	SHARES	STATED VALUE	SHARES	PAR VALUE		SHARES	FAIR VALUE	SHARES	COST			TOTAL

Balance, January 1, 2005	4,779	$193	8,754	$438	$67,253	(46)	$(1,229)	(1,281)	$(35,992)	$35,492	$2,278	$68,433
Comprehensive income:
Net income										8,085		8,085
Total other comprehensive expense—net of tax											(1,799)	(1,799)

Total comprehensive income												6,286

Cash dividends declared—
common stock										(5,960)		(5,960)
preferred stock										(9)		(9)
Stock option transactions			24	1	342	7	193	—	(6)			530
Purchases of common stock								(143)	(3,797)			(3,797)
Employee benefit trust transactions—net					(113)	(1)	113	1	—			—
Preferred stock conversions and redemptions	(586)	(24)			37			—	6			19
Other			6	—	240			—	22			262

Balance, December 31, 2005	4,193	169	8,784	439	67,759	(40)	(923)	(1,423)	(39,767)	37,608	479	65,764
Comprehensive income:
Net income										19,337		19,337
Total other comprehensive income—net of tax											1,192	1,192

Total comprehensive income												20,529

Adoption of new accounting standard—net of tax											(2,140)	(2,140)
Cash dividends declared—
common stock										(7,268)		(7,268)
preferred stock										(8)		(8)
Stock option transactions			28	1	896	11	286	(6)	(8)			1,175
Purchases of common stock								(266)	(6,979)			(6,979)
Employee benefit trust transactions—net					152	(1)	(151)					1
Preferred stock conversions and redemptions	(696)	(28)			12			—	6			(10)
Other			7	1	285			—	8			294

Balance, December 31, 2006	3,497	141	8,819	441	69,104	(30)	(788)	(1,695)	(46,740)	49,669	(469)	71,358
Comprehensive income:
Net income										8,144		8,144
Total other comprehensive income—net of tax											2,768	2,768

Total comprehensive income												10,912

Adoption of new accounting standard										11		11
Cash dividends declared—
common stock										(8,156)		(8,156)
preferred stock										(8)		(8)
Stock option transactions			23	1	738	5	121		(7)			853
Purchases of common stock								(395)	(9,994)			(9,994)
Employee benefit trust transactions—net					(49)	1	117					68
Preferred stock conversions and redemptions	(1,195)	(48)			(25)			1	5			(68)
Other			8	—	145			—	(111)			34

Balance, December 31, 2007	2,302	$93	8,850	$442	$69,913	(24)	$(550)	(2,089)	$(56,847)	$49,660	$2,299	$65,010

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2007 Financial Report  |  41

Consolidated Statements of Cash Flows
Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Operating Activities
Net income	$8,144	$19,337	$8,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,200	5,293	5,576
Share-based compensation expense	437	655	157
Acquisition-related in-process research and development charges	283	835	1,652
Intangible asset impairments and other associated non-cash charges	2,220	320	1,240
Gains on disposals	(326)	(280)	(172)
(Gains)/losses on sales of discontinued operations	168	(10,243)	(77)
Cumulative effect of a change in accounting principles	—	—	40
Deferred taxes from continuing operations	(2,788)	(1,525)	(1,465)
Other deferred taxes	—	(420)	8
Other non-cash adjustments	815	606	486
Changes in assets and liabilities, net of effect of businesses acquired and divested:
Accounts receivable	(320)	(172)	(803)
Inventories	720	118	72
Prepaid and other assets	(647)	314	615
Accounts payable and accrued liabilities	1,509	(450)	(1,054)
Income taxes payable	(2,002)	2,909	254
Other liabilities	(60)	297	119

Net cash provided by operating activities	13,353	17,594	14,733

Investing Activities
Purchases of property, plant and equipment	(1,880)	(2,050)	(2,106)
Purchases of short-term investments	(25,426)	(9,597)	(28,040)
Proceeds from sales and redemptions of short-term investments	30,288	20,771	26,779
Purchases of long-term investments	(1,635)	(1,925)	(687)
Proceeds from sales and redemptions of long-term investments	172	233	1,309
Purchases of other assets	(111)	(153)	(431)
Proceeds from sales of other assets	30	3	12
Proceeds from sales of businesses, products and product lines	24	200	127
Acquisitions, net of cash acquired	(464)	(2,320)	(2,104)
Other investing activities	(203)	(61)	69

Net cash provided by/(used in) investing activities	795	5,101	(5,072)

Financing Activities
Increase in short-term borrowings, net	3,155	1,040	1,124
Principal payments on short-term borrowings	(764)	(11,969)	(1,427)
Proceeds from issuances of long-term debt	2,573	1,050	1,021
Principal payments on long-term debt	(64)	(55)	(1,039)
Purchases of common stock	(9,994)	(6,979)	(3,797)
Cash dividends paid	(7,975)	(6,919)	(5,555)
Stock option transactions and other	459	732	451

Net cash used in financing activities	(12,610)	(23,100)	(9,222)

Effect of exchange-rate changes on cash and cash equivalents	41	(15)	—

Net increase/(decrease) in cash and cash equivalents	1,579	(420)	439
Cash and cash equivalents at beginning of year	1,827	2,247	1,808

Cash and cash equivalents at end of year	$3,406	$1,827	$2,247

Supplemental Cash Flow Information
Non-cash transactions:
Sale of the Consumer Healthcare business(a)	$—	$16,429	$—

Cash paid during the period for:
Income taxes	$5,617	$3,443	$4,713
Interest	643	715	649

(a)	Reflects portion of proceeds received in the form of short-term investments.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

42  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

1. Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the U.S., and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated.

We made certain reclassifications to the 2006 and 2005 consolidated financial statements to conform to the 2007 presentation, primarily related to presenting certain tax receivables in current assets.

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

C. Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that we conclude that their occurrence is probable and that the related liabilities are estimable and we record anticipated recoveries under existing insurance contracts when assured of recovery. For tax matters, beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more likely than not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Note 1D. Significant

Accounting Policies: New Accounting Standards and Note 8E. Taxes on Income: Tax Contingencies.) We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B. Significant Accounting Policies: Estimates and Assumptions).

D. New Accounting Standards

As of January 1, 2007, we adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes, and supplemented by FASB Financial Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, issued May 2, 2007, and changed our policy related to the accounting for income tax contingencies. To understand the cumulative effect of these accounting changes, see Note 8A. Taxes on Income: Adoption of New Accounting Standard. We continue to account for income tax contingencies using a benefit recognition model. Beginning January 1, 2007, if we consider that a tax position is ‘more likely than not’ of being sustained upon audit, based solely on the technical merits of the position, we recognize the benefit. We measure the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. Under the benefit recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law or analogous case law that sufficiently raise the likelihood of prevailing on the technical merits of the position to more likely than not; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly reevaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, and changes in tax law that would either increase or decrease the technical merits of a position relative to the more likely than not standard. Liabilities associated with uncertain tax positions are now classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, continue to be recorded in Provision for taxes on income and are classified on the balance sheet with the related tax liability. Prior to 2007, our policy had been to account for income tax contingencies based on whether we determined our tax position to be ‘probable’ under current tax law of being sustained, as well as an analysis of potential outcomes under a given set of facts and circumstances. In addition, we previously considered all tax liabilities as current once the associated tax year was under audit.

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

2007 Financial Report  |  43

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

addition, we are required to recognize as part of other comprehensive income/(expense), net of taxes, gains and losses due to differences between our actuarial assumptions and actual experience (actuarial gains and losses) and any effects on prior service due to plan amendments (prior service costs or credits) that arise during the period and which are not yet recognized as net periodic benefit costs. At adoption date, we recognized the previously unrecognized actuarial gains and losses, prior service costs or credits and net transition amounts within Accumulated other comprehensive income/(expense), net of tax (see Note 14. Pension and Postretirement Benefit Plans and Defined Contribution Plans).

On January 1, 2006, we adopted the provisions of SFAS No. 123R, Share-Based Payment, as supplemented by the interpretation provided by SEC Staff Accounting Bulletin (SAB) No. 107, issued in March 2005. (SFAS 123R replaced SFAS 123, Stock-Based Compensation, issued in 1995.) We elected the modified prospective application transition method of adoption and, as such, prior-period financial statements were not restated for this change. Under this method, the fair value of all stock options granted or modified after adoption must be recognized in the consolidated statement of income. Total compensation cost related to nonvested awards not yet recognized, determined under the original provisions of SFAS 123, must also be recognized in the consolidated statement of income. The adoption of SFAS 123R primarily impacted our accounting for stock options (see Note 16. Share-Based Payments). Prior to January 1, 2006, we accounted for stock options under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, an elective accounting policy permitted by SFAS 123. Under this standard, since the exercise price of our stock options granted is set equal to the market price of Pfizer common stock on the date of the grant, we did not record any expense to the consolidated statement of income related to stock options, unless certain original grant date terms were subsequently modified. However, as required, we disclosed, in the Notes to Consolidated Financial Statements, the pro forma expense impact of the stock option grants as if we had applied the fair-value-based recognition provisions of SFAS 123.

As of December 31, 2005, we adopted the provisions of FASB Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations (an interpretation of FASB Statement No. 143). FIN 47 clarifies that conditional obligations meet the definition of an asset retirement obligation in SFAS No. 143, Accounting for Asset Retirement Obligations, and therefore should be recognized if their fair value is reasonably estimable. As a result of adopting FIN 47, we recorded a non-cash pre-tax charge of $40 million ($23 million, net of tax). This charge was reported in Cumulative effect of a change in accounting principles—net of tax in the fourth quarter of 2005. In accordance with these standards, we record accruals for legal obligations associated with the retirement of tangible long-lived assets, including obligations under the doctrine of promissory estoppel and those that are conditional upon the occurrence of future events. We recognize these obligations using management’s best estimate of fair value.

E. Acquisitions

Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting, which requires that the assets acquired and the liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired in-process research and development (IPR&D) are expensed at the date of acquisition. When we acquire net assets that do not constitute a business under U.S. GAAP, no goodwill is recognized.

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

Outside the U.S., the majority of our rebates are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor based on historical payments against our actual

44  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

Our provisions for chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) closely approximate actual, as we settle these deductions generally within two to three weeks of incurring the liability.

We record sales allowances as a reduction of revenues at the time the related revenues are recorded or when the allowance is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentive programs.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $1.2 billion as of December 31, 2007, and $1.5 billion as of December 31, 2006.

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

Advertising expenses relating to production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising expenses totaled approximately $2.7 billion in 2007, $2.6 billion in 2006 and $2.7 billion in 2005.

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

We may incur restructuring charges in connection with our cost-reduction initiatives, as well as in connection with acquisitions, when we implement plans to restructure and integrate the acquired operations. For restructuring charges associated with a business acquisition that are identified in the first year after the acquisition date, the related costs are recorded as additional goodwill because they are considered to be liabilities assumed in the acquisition. All other restructuring charges, all integration costs and any charges related to our pre-existing businesses impacted by an acquisition are included in Restructuring charges and acquisition-related costs.

2007 Financial Report  |  45

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

O. Income Tax Contingencies

We are subject to income tax in many jurisdictions and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. For a description of our accounting policy associated with accounting for income tax contingencies, see Note 1D. Significant Accounting Policies: New Accounting Standards. All of our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. Tax audits can involve complex issues and the resolution of issues may span multiple years, particularly if subject to negotiation or litigations.

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

2. Acquisitions

We are committed to capitalizing on new growth opportunities, a strategy that can include acquisitions of companies, products or technologies. During the three years ended December 31, 2007, 2006 and 2005, we acquired the following:

•

In the first quarter of 2007, we acquired BioRexis Pharmaceutical Corp., (BioRexis) a privately held biopharmaceutical company with a number of diabetes candidates and a novel technology platform for developing new protein drug candidates, and Embrex, Inc., (Embrex) an animal health company that possesses a unique vaccine delivery system known as Inovoject that improves consistency and reliability by inoculating chicks while they are still in the egg. In connection with these and other smaller acquisitions, we recorded $283 million in Acquisition-related in-process research and development charges.

•

In February 2006, we completed the acquisition of the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera, an inhaled form of insulin, and the insulin-production business and facilities located in Frankfurt, Germany, previously jointly owned by Pfizer and sanofi-aventis, for approximately $1.4 billion (including transaction costs). Substantially all assets recorded in connection with this acquisition have now been written off. See Note 4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera. Prior to the acquisition, in connection with our collaboration agreement with sanofi-aventis, we recorded a research and development milestone due to us from sanofi-aventis of $118 million ($71 million, after tax) in 2006 in Research and development expenses upon the approval of Exubera in January 2006 by the U.S. Food and Drug Administration (FDA).

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

3. Discontinued Operations

We evaluate our businesses and product lines periodically for strategic fit within our operations. Recent activity includes:

•

In the fourth quarter of 2006, we sold our Consumer Healthcare business for $16.6 billion, and recorded a gain of approximately $10.2 billion ($7.9 billion, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2006. In 2007, we recorded a loss of approximately $70 million, after-tax, primarily related to the resolution of contingencies, such as purchase price adjustments and product warranty obligations, as well as pension settlements. This business was composed of:

	o	substantially all of our former Consumer Healthcare segment;

o

other associated amounts, such as purchase-accounting impacts, acquisition-related costs and restructuring and implementation costs related to our cost-reduction initiatives that were previously reported in the Corporate/Other segment; and

46  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

o

certain manufacturing facility assets and liabilities, which were previously part of our Pharmaceutical or Corporate/ Other segment but were included in the sale of our Consumer Healthcare business. The net impact to the Pharmaceutical segment was not significant.

The results of this business are included in Income from discontinued operations—net of tax for 2006 and 2005.

Legal title to certain assets and legal control of the business in certain non-U.S. jurisdictions did not transfer to the buyer on the closing date of December 20, 2006, because the satisfaction of specific local requirements was pending. These operations represented a small portion of our former Consumer Healthcare business and all of these transactions have now closed. In order to ensure that the buyer was placed in the same economic position as if the assets, operations and activities of those businesses had been transferred on the same date as the rest of the business, we entered into an agreement that passed the risks and rewards of ownership to the buyer from December 20, 2006. We treated these delayed-close businesses as sold for accounting purposes on December 20, 2006.

We continued during 2007, and we will continue for a period of time, to generate cash flows and to report gross revenues, income and expense activity that are associated with our former Consumer Healthcare business, in continuing operations, although at a substantially reduced level. After the transfer of these activities, these cash flows and the income statement activity reported in continuing operations will be eliminated. The activities that give rise to these impacts are transitional in nature and generally result from agreements that ensure and facilitate the orderly transfer of business operations to the new owner. For example, we entered into a number of transition services agreements that allow the buyer sufficient time to prepare for the transfer of activities and to limit the risk of business disruption. The nature, magnitude and duration of the agreements vary depending on the specific circumstances of the service, location and/or business need. The agreements can include the following: manufacturing and product supply, logistics, customer service, support of financial processes, procurement, human resources, facilities management, data collection and information services. Most of these agreements extend for periods generally less than 24 months, but because of the inherent complexity of manufacturing processes and the risk of product flow disruption, the product supply agreements generally extend up to 36 months. Included in continuing operations for 2007 were the following amounts associated with these transition service agreements that will no longer occur after the full transfer of activities to the new owner: Revenues of $219 million; Cost of Sales of $194 million; Selling, informational and administrative expenses of $15 million; and Other (income)/deductions—net of $16 million in income.

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

The following amounts, primarily related to our former Consumer Healthcare business, which was sold in December 2006 for $16.6 billion, have been segregated from continuing operations and included in Discontinued operations—net of tax in the consolidated statements of income:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Revenues	$—	$4,044	$3,948

Pre-tax income/(loss)	$(5)	$643	$695
Benefit/(provision) for taxes(a)	2	(210)	(244)

Income/(loss) from operations of discontinued businesses— net of tax	(3)	433	451

Pre-tax gains/(losses) on sales of discontinued businesses	$(168)	10,243	77
Benefit/(provision) for taxes(b)	102	(2,363)	(30)

Gains/(losses) on sales of discontinued businesses— net of tax	(66)	7,880	47

Discontinued operations—net of tax	$(69)	$8,313	$498

(a)	Includes a deferred tax expense of nil in 2007, $24 million in 2006 and $25 million in 2005.

(b)	Includes a deferred tax benefit of nil in 2007, $444 million in 2006, and nil in 2005.

Net cash flows of our discontinued operations from each of the categories of operating, investing and financing activities were not significant.

4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera

In the third quarter of 2007, after an assessment of the financial performance of Exubera, an inhalable form of insulin for the treatment of diabetes, as well as its lack of acceptance by patients, physicians and payers, we decided to exit the product.

2007 Financial Report  |  47

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Our Exubera-related exit plans included working with physicians over a three-month period to transition patients to other treatment options, evaluating redeployment options for colleagues, working with our partners and vendors with respect to transition and exit activities, working with regulators on concluding outstanding clinical trials, implementing an extended transition program for those patients unable to transition to other medications within the three-month period, and exploring asset disposal or redeployment opportunities, as appropriate, among other activities.

As part of this exit plan, in 2007, we paid $135 million to one of our partners in satisfaction of all remaining obligations under existing agreements relating to Exubera and a next generation insulin (NGI) under development. In addition, in the event that a new partner is selected, we have agreed to transfer our remaining rights and all economic benefits for Exubera and NGI This transfer of our interests would include the transfer of the Exubera New Drug Application and Investigational New Drug Applications and all non-U.S. regulatory filings and applications, continuation of ongoing Exubera clinical trials and certain supply chain transition activities.

Total pre-tax charges for 2007 were $2.8 billion, virtually all of which were recorded in the third quarter. The financial statement line items in which the various charges are recorded and related activity are as follows:

(MILLIONS OF DOLLARS)	CUSTOMER RETURNS - REVENUES	COST OF SALES	SELLING, INFORMATIONAL & ADMINISTRATIVE EXPENSES	RESEARCH & DEVELOPMENT EXPENSES	TOTAL	ACTIVITY THROUGH DEC. 31, 2007(a)	ACCRUAL AS OF DEC. 31, 2007

Intangible asset impairment charges(b)	$—	$1,064	$41	$—	$1,105	$1,105	$—
Inventory write-offs	—	661	—	—	661	661	—
Fixed assets impairment charges and other	—	451	—	3	454	454	—
Other exit costs	10	427	44	97	578	164	414	(c)

Total	$10	$2,603	$85	$100	$2,798	$2,384	$414

(a)	Includes adjustments for foreign currency translation.

(b)	Amortization of these assets had previously been recorded in Cost of sales and Selling, informational and administrative expenses.

(c)	Included in Other current liabilities ($375 million) and Other noncurrent liabilities ($39 million).

The asset write-offs (intangibles, inventory and fixed assets) represent non-cash charges. The other exit costs, primarily severance, contract and other termination costs, as well as other liabilities, are associated with marketing and research programs, and manufacturing operations related to Exubera. These exit costs resulted in cash expenditures in 2007 (such as the $135 million settlement referred to above) and will result in additional cash expenditures in 2008. We expect that substantially all of the cash spending will be completed within the next year. As a result of exiting this product, certain additional cash costs will be incurred and reported in future periods, such as maintenance-level operating costs. However, those future costs are not expected to be significant. We expect that substantially all exit activities will be completed within the next year.

5. Cost-Reduction Initiatives

In the first quarter of 2005, we launched cost-reduction initiatives to increase efficiency and streamline decision-making across the company. These initiatives, announced in April 2005 and broadened in October 2006 and January 2007, follow the integration of Warner-Lambert and Pharmacia.

We incurred the following costs in connection with our cost-reduction initiatives:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Implementation costs(a)	$1,389	$788	$325
Restructuring charges(b)	2,523	1,296	438

Total costs related to our cost-reduction initiatives	$3,912	$2,084	$763

(a)

For 2007, included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million) and in Other (income)/deductions—net ($61 million income). For 2006, included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million), and in Other (income)/deductions—net ($23 million income). For 2005, included in Cost of sales ($124 million), Selling, informational and administrative expenses ($151 million), and Research and development expenses ($50 million).

(b)	Included in Restructuring charges and acquisition-related costs.

From the beginning of the cost-reduction initiatives in 2005, through December 31, 2007, the restructuring charges primarily relate to our plant network optimization efforts and the restructuring of our worldwide sales, marketing and research and development operations, while the implementation costs primarily relate to accelerated depreciation of certain assets, as well as system and process standardization and the expansion of shared services.

48  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The components of restructuring charges associated with our cost-reduction initiatives follow:

					ACTIVITY THROUGH DEC. 31,	ACCRUAL AS OF DEC. 31,

	COSTS INCURRED

(MILLIONS OF DOLLARS)	2007	2006	2005	TOTAL	2007(a)	2007(b)

Employee termination costs	$2,034	$809	$303	$3,146	$1,957	$1,189
Asset impairments	260	368	122	750	750	—
Other	229	119	13	361	261	100

Total	$2,523	$1,296	$438	$4,257	$2,968	$1,289

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($1.1 billion) and Other noncurrent liabilities ($186 million).

From the beginning of the cost-reduction initiatives in 2005, through December 31, 2007, Employee termination costs represent the expected reduction of the workforce by approximately 20,800 employees, mainly in research, manufacturing and sales. As of December 31, 2007, approximately 13,000 of these employees have been formally terminated. Employee termination costs are recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

6. Acquisition-Related Costs

We recorded in Restructuring charges and acquisition-related costs $11 million in 2007, $27 million in 2006 and $918 million in 2005, for acquisition-related costs. Amounts in 2005 were primarily related to our acquisition of Pharmacia on April 16, 2003, and included integration costs of $543 million and restructuring charges of $375 million. As of December 31, 2007, virtually all restructuring charges incurred have been utilized.

Integration costs represent external, incremental costs directly related to an acquisition, including expenditures for consulting and systems integration. Restructuring charges can include severance, costs of vacating duplicative facilities, contract termination and other exit costs.

7. Other (Income)/Deductions—Net

The components of Other (income)/deductions—net follow:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Interest income	$(1,496)	$(925)	$(740)
Interest expense	440	517	488
Interest expense capitalized	(43)	(29)	(17)

Net interest income(a)	(1,099)	(437)	(269)
Asset impairment charges(b)	—	320	1,159
Royalty income	(224)	(395)	(320)
Net gains on asset disposals(c)	(326)	(280)	(172)
Other, net	(110)	(112)	(1)

Other (income)/deductions—net	$(1,759)	$(904)	$397

(a)

The increase in net interest income in 2007 compared to 2006 is due primarily to higher net financial assets during 2007 compared to 2006, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in late December 2006, and higher interest rates.

(b)

In 2006, we recorded a charge of $320 million related to the impairment of our Depo-Provera intangible asset, for which amortization expense is included in Amortization of intangible assets. In 2005, we recorded charges totaling $1.2 billion, primarily related to the impairment of our Bextra intangible asset, for which amortization expense had previously been recorded in Amortization of intangible assets. See Note 13B. Goodwill and Other Intangible Assets: Other Intangible Assets.

(c)

In 2007, includes a gain of $211 million related to the sale of a building in Korea. In 2007, gross realized gains were $8 million and gross realized losses were nil on sales of available-for-sale securities. In 2006, gross realized gains were $65 million and gross realized losses were $1 million on sales of available-for-sale securities.In 2005, gross realized gains were $171 million and gross realized losses were $14 million on sales of available-for-sale securities. Proceeds from the sale of available-for-sale securities were $663 million in 2007, $79 million in 2006 and $2.8 billion in 2005.

8. Taxes on Income

A. Adoption of New Accounting Standard
As of January 1, 2007, we adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes, as supplemented by FASB Financial Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, issued May 2, 2007. See Note 1D. Significant Accounting Policies: New Accounting Standards for a full description of our accounting policy related to the accounting for income tax contingencies. As a result of the implementation of FIN 48, at the date of adoption, we reduced our existing liabilities for uncertain tax positions by approximately $11 million. This has been recorded as a direct adjustment to the opening balance of Retained earnings and it changed the classification of virtually all amounts associated with uncertain tax positions of approximately $4.0 billion, including the associated accrued interest of approximately $780 million, from current to noncurrent. (See Note 8E. Taxes on Income: Tax Contingencies.)

2007 Financial Report  |  49

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

B. Taxes on Income

Income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles consists of the following:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

United States	$242	$3,266	$985
International	9,036	9,762	9,815

Total income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	$9,278	$13,028	$10,800

The decrease in domestic income from continuing operations before taxes in 2007 compared to 2006 is due primarily to the volume and geographic mix of product sales and restructuring charges in 2007 compared to 2006, as well as the impact of charges associated with Exubera (see Note 4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera), partially offset by lower IPR&D charges in 2007 of $283 million, primarily related to our acquisitions of Biorexis and Embrex, compared to IPR&D charges in 2006 of $835 million, primarily related to our acquisitions of Rinat and PowderMed.

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

The provision for taxes on income from continuing operations before minority interests and the cumulative effect of a change in accounting principles consists of the following:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

United States:
Taxes currently payable:
Federal	$1,393	$1,399	$2,572
State and local	243	205	108
Deferred income taxes	(1,986)	(1,371)	(1,295)

Total U.S. tax (benefit)/provision	(350)	233	1,385

International:
Taxes currently payable	2,175	1,913	1,963
Deferred income taxes	(802)	(154)	(170)

Total international tax provision	1,373	1,759	1,793

Total provision for taxes on income(a)	$1,023	$1,992	$3,178

(a)

Excludes federal, state and international expense of approximately $1 million in 2007, a benefit of $119 million in 2006 and a benefit of $127 million in 2005, primarily related to the resolution of certain tax positions related to Pharmacia, which were debited or credited to Goodwill, as appropriate.

In 2006, we were notified by the Internal Revenue Service (IRS) Appeals Division that a resolution had been reached on the matter that we were in the process of appealing related to the tax deductibility of an acquisition-related breakup fee paid by the Warner-Lambert Company in 2000. As a result, we recorded a tax benefit of approximately $441 million related to the resolution of this issue (see Note 8E. Taxes on Income: Tax Contingencies). Also in 2006, we recorded a decrease to the 2005 estimated U.S. tax provision related to the repatriation of foreign earnings, due primarily to the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of a certain position, and we recognized a tax benefit of $124 million. Additionally, in 2006, the IRS issued final regulations on Statutory Mergers and Consolidations, which impacted certain prior-period transactions, and we recorded a tax benefit of $217 million, reflecting the total impact of these regulations.

In 2005, we recorded an income tax charge of $1.7 billion, included in Provision for taxes on income, in connection with our decision to repatriate approximately $37 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004 (the Jobs Act). The Jobs Act created a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividend-received deduction for certain dividends from controlled foreign corporations, subject to various limitations and restrictions including qualified U.S. reinvestment of such earnings. In addition, in 2005, we recorded a tax benefit of $586 million related to the resolution of certain tax positions (see Note 8E. Taxes on Income: Tax Contingencies).

Amounts reflected in the preceding tables are based on the location of the taxing authorities. As of December 31, 2007, we have not made a U.S. tax provision on approximately $60 billion of unremitted earnings of our international subsidiaries. As of December 31, 2007, these earnings are intended to be permanently reinvested overseas. Because of the complexity, it is not practical to compute the estimated deferred tax liability on these permanently reinvested earnings.

C. Tax Rate Reconciliation

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations before the cumulative effect of a change in accounting principles follows:

	YEAR ENDED DEC. 31,

	2007	2006	2005

U.S. statutory income tax rate	35.0%	35.0%	35.0%
Earnings taxed at other than U.S. statutory rate	(21.6)	(15.7)	(20.6)
Resolution of certain tax positions	—	(3.4)	(5.4)
Tax legislation impact	—	(1.7)	—
U.S. research tax credit and manufacturing deduction	(1.5)	(0.5)	(0.8)
Repatriation of foreign earnings	—	(1.0)	15.4
Acquired IPR&D	1.1	2.2	5.4
All other—net	(2.0)	0.4	0.4

Effective tax rate for income from continuing operations before cumulative effect of a change in accounting principles	11.0%	15.3%	29.4%

50  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

We operate manufacturing subsidiaries in Puerto Rico, Ireland and Singapore. We benefit from Puerto Rican incentive grants that expire between 2017 and 2027. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer was a “grandfathered” entity and was entitled to the benefits under such statute until September 30, 2006. In Ireland, we benefit from an incentive tax rate effective through 2010 on income from manufacturing operations. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing operations.

The U.S. research tax credit was effective through December 31, 2007. For a discussion about the repatriation of foreign earnings and the tax legislation impact, see Note 8B. Taxes on Income: Taxes on Income. For a discussion about the resolution of certain tax positions, see Note 8E. Taxes on Income: Tax Contingencies. The charges for acquired IPR&D in 2007, 2006 and 2005 are not deductible.

D. Deferred Taxes

Deferred taxes arise because of different timing treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) or “deferred tax liabilities” (generally items for which we received a tax deduction, but that have not yet been recorded in the consolidated statement of income).

The tax effect of the major items recorded as deferred tax assets and liabilities, shown before jurisdictional netting, as of December 31, is as follows:

	2007 DEFERRED TAX		2006 DEFERRED TAX

(MILLIONS OF DOLLARS)	ASSETS	(LIABILITIES)	ASSETS	(LIABILITIES)

Prepaid/deferred items	$1,315	$(431)	$1,164	$(312)
Intangibles	897	(6,737)	841	(7,704)
Property, plant and equipment	300	(957)	104	(1,105)
Employee benefits	2,552	(740)	3,141	(804)
Restructurings and other charges	717	(11)	573	(19)
Net operating loss/credit carryforwards	1,842	—	1,061	—
Unremitted earnings	—	(3,550)	—	(3,567)
State and local tax adjustments(a)	529	—	—	—
All other	848	(37)	912	(392)

Subtotal	9,000	(12,463)	7,796	(13,903)
Valuation allowance	(158)	—	(194)	—

Total deferred taxes	$8,842	$(12,463)	$7,602	$(13,903)

Net deferred tax liability		$(3,621)		$(6,301)

(a)	Reclassified as a result of the adoption of a new accounting standard.

The reduction in the net deferred tax liability position in 2007 compared to 2006 is primarily due to amortization of deferred tax liabilities related to identifiable intangibles in connection with our acquisition of Pharmacia in 2003, partially offset by an increase in noncurrent deferred tax assets related to the impairment of Exubera. (See Note 4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera.)

We have carryforwards primarily related to foreign tax credit carryovers and net operating losses, which are available to reduce future U.S. federal and state, as well as international, income with either an indefinite life or expiring at various times between 2008 and 2026. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable, based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax planning strategies.

Deferred tax assets and liabilities in the preceding table, netted by taxing jurisdiction, are in the following captions in our consolidated balance sheets:

	AS OF DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006

Current deferred tax asset(a)	$1,664	$1,384
Noncurrent deferred tax assets(b)	2,441	354
Current deferred tax liability(c)	(30)	(24)
Noncurrent deferred tax liability(d)	(7,696)	(8,015)

Net deferred tax liability	$(3,621)	$(6,301)

(a)	Included in Prepaid expenses and taxes.

(b)	Included in Other assets, deferred taxes and deferred charges.

(c)	Included in Other current liabilities.

(d)	Included in Deferred taxes.

E. Tax Contingencies

We are subject to income tax in many jurisdictions and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. For a description of our accounting policy associated with accounting for income tax contingencies, see Note 1D. Significant Accounting Policies: New Accounting Standards. All of our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. Tax audits can involve complex issues and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation.

The United States is one of our major tax jurisdictions and the IRS is currently conducting audits of the Pfizer Inc. tax returns for the years 2002, 2003 and 2004. The 2005, 2006 and 2007 tax years are also currently under audit as part of the IRS Compliance Assurance Process (CAP), a real-time audit process. All other tax years in the U.S. for Pfizer Inc. are closed under the statute of limitations. With respect to Pharmacia Corporation, the IRS is currently conducting an audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (1998-2006), Japan (2006), Europe (1996-2006, primarily reflecting Ireland, the U.K., France, Italy, Spain and Germany), and Puerto Rico (2003-2006).

2007 Financial Report  |  51

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

We regularly reevaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, and changes in tax law that would either increase or decrease the technical merits of a position relative to the more likely than not standard. We believe that our accruals for tax liabilities are adequate for all open years. Many factors are considered in making these evaluations, including past history, recent interpretations of tax law, and the specifics of each matter. Because tax regulations are subject to interpretation and tax litigation is inherently uncertain, these evaluations can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B. Significant Accounting Policies: Estimates and Assumptions). Our evaluations are based on estimates and assumptions that have been deemed reasonable by management. However, if our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted.

Because tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. The amounts associated with uncertain tax positions in 2007 are as follows:

(MILLIONS OF DOLLARS)	DEC. 31, 2007	JAN. 1, 2007

Noncurrent deferred tax assets(a)	$529	$395
Other tax assets(a)	890	647
Income taxes payable(b)(c)	(408)	(47)
Other taxes payable(b)	(6,246)	(4,962)

Total amounts associated with uncertain tax positions	$(5,235)	$(3,967)

(a)	Included in Other assets, deferred taxes and deferred charges.

(b)	Includes gross accrued interest. Accrued penalties are not significant.

(c)	As of December 31, 2007, included in Income taxes payable ($358 million) and Prepaid expenses and taxes ($50 million) As of December 31, 2006, included in Income taxes payable ($47 million).

Tax liabilities associated with uncertain tax positions represent unrecognized tax benefits, which arise when the estimated benefit recorded in our financial statements differs from the amounts taken or expected to be taken in a tax return because of the uncertainties described above. These unrecognized tax benefits relate primarily to issues common among multinational corporations. Substantially all of these unrecognized tax benefits, if recognized, would impact our effective income tax rate.

Tax assets associated with uncertain tax positions represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits and accrued interest is as follows:

(MILLIONS OF DOLLARS)

Balance as of January 1, 2007	$(5,009)
Increases based on tax positions taken during a prior period	(80)
Increases based on tax positions taken during the current period	(1,089)
Increases primarily related to currency translation adjustments	(191)
Decreases related to settlements with taxing authorities	32
Decreases as a result of a lapse of the applicable statute of limitations	14
Increases in accrued interest due to the passage of time	(331)

Balance as of December 31, 2007(a)	$(6,654)

(a)	Included in Income taxes payable ($358 million), Prepaid expenses and taxes ($50 million) and Other taxes payable ($6.2 billion).

If our estimates of unrecognized tax benefits and potential tax benefits are not representative of actual outcomes, our financial statements could be materially affected in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings and, as a result, it is difficult to estimate the timing and range of possible change related to our uncertain tax positions. However, any settlements or statute expirations would likely result in a significant decrease in our uncertain tax positions. We estimate that within the next 12 months, our gross uncertain tax positions could decrease by as much as $800 million, as a result of the settlement of issues common to multinational corporations or the expiration of the statute of limitations in multiple jurisdictions.

52  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

9. Other Comprehensive Income/(Expense)

Changes, net of tax, in accumulated other comprehensive income/(expense) follow:

		NET UNREALIZED GAINS/(LOSSES)		BENEFIT PLANS
							ACCUMULATED
	CURRENCY						OTHER
	TRANSLATION	DERIVATIVE	AVAILABLE-		PRIOR SERVICE	MINIMUM	COMPREHENSIVE
	ADJUSTMENT	FINANCIAL	FOR-SALE	ACTUARIAL	(COSTS)/CREDITS	PENSION	INCOME/
(MILLIONS OF DOLLARS)	AND OTHER	INSTRUMENTS	SECURITIES	GAINS/(LOSSES)	AND OTHER	LIABILITY	(EXPENSE)

Balance, January 1, 2005	$2,594	$(1)	$266	$—	$—	$(581)	$2,278
Other comprehensive expense:
Foreign currency translation adjustments	(1,476)	—	—	—	—	—	(1,476)
Unrealized holding losses	—	(148)	(68)	—	—	—	(216)
Reclassification adjustments to income	—	(11)	(157)	—	—	—	(168)
Other	(5)	—	—	—	—	(33)	(38)
Income taxes	—	53	42	—	—	4	99

							(1,799)

Balance, December 31, 2005	1,113	(107)	83	—	—	(610)	479
Other comprehensive income:
Foreign currency translation adjustments	1,157	—	—	—	—	—	1,157
Unrealized holding gains	—	126	63	—	—	—	189
Reclassification adjustments to income(a)	(40)	5	(64)	—	—	—	(99)
Other	(3)	—	—	—	—	(16)	(19)
Income taxes	—	(50)	14	—	—	—	(36)

							1,192

Adoption of new accounting standard, net of tax(b)	—	—	—	(2,739)	(27)	626	(2,140)

Balance, December 31, 2006	2,227	(26)	96	(2,739)	(27)	—	(469)
Other comprehensive income:
Foreign currency translation adjustments	1,735	—	—	—	—	—	1,735
Unrealized holding losses	—	3	(43)	—	—	—	(40)
Reclassification adjustments to income(a)	(96)	3	(8)	—	—	—	(101)
Actuarial gains and other benefit plan items	—	—	—	1,374	11	—	1,385
Amortization of actuarial losses and other benefit plan items	—	—	—	248	7	—	255
Curtailments and settlements—net	—	—	—	268	(5)	—	263
Other	6	—	—	(62)	(6)	—	(62)
Income taxes	—	(12)	9	(656)	(8)	—	(667)

							2,768

Balance, December 31, 2007	$3,872	$(32)	$54	$(1,567)	$(28)	$—	$2,299

(a)	The currency translation adjustments reclassified to income result from the sale of businesses.

(b)

Includes pre-tax amounts for Actuarial losses of $4.3 billion and Prior service costs (credits) and other of $27 million. See also Note 14. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

Income taxes are not provided for foreign currency translation relating to permanent investments in international subsidiaries.

As of December 31, 2007, we estimate that we will reclassify into 2008 income the following pre-tax amounts currently held in Accumulated other comprehensive income/(expense): virtually all of the unrealized holding losses on derivative financial instruments; $138 million of Actuarial gains/(losses) related to benefit plan obligations and plan assets; and $3 million of Prior service (costs)/credits and other related primarily to benefit plan amendments.

2007 Financial Report  |  53

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

10. Financial Instruments
A. Investments in Debt and Equity Securities

Information about our investments as of December 31 follows:

(MILLIONS OF DOLLARS)	2007	2006

Trading investments(a)	$256	$273

Amortized cost and fair value of available-for-sale debt securities:(b)
Western European and other government debt	10,848	1,606
Corporate debt	6,579	8,582
Western European and other government agency debt	4,277	4
Supranational debt	1,892	460
Corporate asset-backed securities	490	700
Certificates of deposit	117	45

Total available-for-sale debt securities	24,203	11,397

Amortized cost and fair value of held-to-maturity debt securities:(b)
Certificates of deposit and other	2,609	1,189

Total held-to-maturity debt securities	2,609	1,189

Available-for-sale money market fund:
Investing in U.S. government and its agencies’ or instrumentalities’ securities and reverse repurchase agreements involving all of the same investments held	172	2,885
Available-for-sale money market fund:
Investing in U.S. government and its agencies’ securities, U.S. and foreign corporate commercial paper, bank deposits, asset-backed securities and reverse repurchase agreements involving virtually all of the same investments held	—	12,300
Available-for-sale money market fund:
Investing in U.S. government securities and reverse repurchase agreements involving U.S. government securities	—	1,246
Available-for-sale money market fund:
Other	125	115

Total available-for-sale money market funds	297	16,546

Cost of available-for-sale equity securities, excluding money market funds	202	202
Gross unrealized gains	127	170
Gross unrealized losses	(13)	(1)

Fair value of available-for-sale equity securities, excluding money market funds	316	371

Total fair value of available-for-sale equity securities	613	16,917

Total investments	$27,681	$29,776

(a)	Trading investments are held in trust for legacy Pharmacia severance benefits.

(b)	Gross unrealized gains and losses are not significant.

These investments are in the following captions in the consolidated balance sheets as of December 31:

(MILLIONS OF DOLLARS)	2007	2006

Cash and cash equivalents	$2,467	$1,118
Short-term investments	22,069	25,886
Long-term investments and loans	3,145	2,772

Total investments	$27,681	$29,776

The contractual maturities of the available-for-sale and held-to-maturity debt securities as of December 31, 2007, follow:

	YEARS

(MILLIONS OF DOLLARS)	WITHIN 1	OVER 1 TO 5	OVER 5 TO 10	OVER 10	TOTAL

Available-for-sale debt securities:
Western European and other government debt	$10,753	$95	$—	$—	$10,848
Corporate debt	5,287	1,292	—	—	6,579
Western European and other government agency debt	3,497	780	—	—	4,277
Supranational debt	1,849	43	—	—	1,892
Corporate asset-backed securities	133	357	—	—	490
Certificates of deposit	116	1	—	—	117
Held-to-maturity debt securities:
Certificates of deposit and other	2,604	—	—	5	2,609

Total debt securities	$24,239	$2,568	$—	$5	$26,812
Trading investments					256
Available-for-sale money market funds					297
Available-for-sale equity securities					316

Total investments					$27,681

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

B. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $4.4 billion as of December 31, 2007, and $1.6 billion as of December 31, 2006. The weighted-average effective interest rate on short-term borrowings outstanding was 3.4% as of December 31, 2007, and 3.0% as of December 31, 2006.

As of December 31, 2007, we had access to $3.7 billion of lines of credit, of which $1.5 billion expire within one year. Of these lines of credit, $3.6 billion are unused, of which our lenders have committed to loan us $2.1 billion at our request. $2.0 billion of the unused lines of credit, which expire in 2012, may be used to support our commercial paper borrowings.

54  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

C. Long-Term Debt
Information about our long-term debt as of December 31 follows:

(MILLIONS OF DOLLARS)	MATURITY DATE	2007	2006

Senior unsecured notes:
4.75% euro	December 2014	$1,296	$—
4.55% euro	May 2017	1,291	—
6.60%	December 2028	764	735
4.50%	February 2014	753	720
5.63%	April 2009	612	609
1.21% Japanese yen	February 2011	530	504
6.50%	December 2018	527	506
1.85% Japanese yen	February 2016	484	461
4.65%	March 2018	300	288
3.30%	March 2009	297	290
0.80% Japanese yen	March 2008	—	506
6.00%	January 2008	—	252
Other:
Debentures, notes, borrowings and mortgages		460	675

Total long-term debt		$7,314	$5,546

Current portion not included above		$1,024	$712

Long-term debt outstanding as of December 31, 2007, matures in the following years:

(MILLIONS OF DOLLARS)	2009	2010	2011	2012	AFTER 2012

Maturities	$945	$6	$536	$6	$5,821

In March 2007, we filed a securities registration statement with the SEC. The registration statement was filed under the automatic shelf registration process available to well-known seasoned issuers and is effective for three years. We can issue securities of various types under that registration statement at any time, subject to approval by our Board of Directors in certain circumstances.

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

We entered into financial instruments to hedge or offset by the same currency an appropriate portion of the currency risk and the timing of the hedged or offset item. As of December 31, 2007 and 2006, the more significant financial instruments employed to manage foreign exchange risk follow:

				NOTIONAL AMOUNT
	PRIMARY			(MILLIONS OF DOLLARS)		MATURITY DATE 07/06
	BALANCE SHEET	HEDGE
INSTRUMENT(a)	CAPTION(b)	TYPE(c)	HEDGED OR OFFSET ITEM	2007	2006

Forwards	OCL	—	Short-term foreign currency assets and liabilities(d)	$10,672	$7,939	2008/2007
Swaps	OCL	NI	Swedish krona net investments(e)	8,288	7,759	2008
Forwards	OCL	CF	Euro available-for-sale investments	5,297	—	2008
Swaps	Prepaid	CF	Swedish krona intercompany loan	5,156	4,759	2008
Forwards	OCL	CF	Yen available-for-sale investments	2,666	—	2008
ST yen borrowings	STB	NI	Yen net investments	1,679	1,598	2008/2007
Forwards	OCL	CF	U.K. pound available-for-sale investments	1,419	—	2008
Swap	Other assets	—	Euro fixed rate debt	1,321	—	2014
Swap	Other assets	—	Euro fixed rate debt	1,321	—	2017
Swaps	Prepaid	NI	Euro net investments	916	—	2008
Swaps	OCL	NI	Euro net investments	—	1,369	2007
Swaps	OCL	NI	Yen net investments	686	653	2008/2007
LT yen debt	LTD	NI	Yen net investments	574	547	After 2012
ST yen debt	STB	NI	Yen net investments	530	506	2008
LT yen debt	LTD	NI	Yen net investments	530	504	2011
Forwards	OCL	—	Short-term intercompany foreign currency loans(f)	—	3,484	2007
Forwards	Prepaid	CF	Yen available-for-sale investments	—	1,135	2007
Swaps	OCL	CF	U.K. pound intercompany loan	—	811	2007
Forwards	OCL	CF	Euro intercompany loan	—	542	2007
Forwards	OCL	CF	Euro available-for-sale investments	—	444	2007

(a)	Forwards = Forward-exchange contracts; ST yen borrowings = Short-term yen borrowings; ST yen debt = Short-term yen debt; LT yen debt = Long-term yen debt.

(b)

The primary balance sheet caption indicates the financial statement classification of the amount associated with the financial instrument used to hedge or offset foreign exchange risk. The abbreviations used are defined as follows: Prepaid = Prepaid expenses and taxes; Other assets = Other assets, deferred taxes and deferred charges; STB = Short-term borrowings, including current portion of long-term debt; OCL = Other current liabilities; and LTD = Long-term debt.

(c)	CF = Cash flow hedge; NI = Net investment hedge.

(d)

Forward-exchange contracts used to offset short-term foreign currency assets and liabilities were primarily for intercompany transactions in euros, Japanese yen, Swedish krona, U.K. pounds and Canadian dollars for the year ended December 31, 2007, and euros, U.K. pounds, Australian dollars, Canadian dollars, Japanese yen and Swedish krona for the year ended December 31, 2006.

(e)	Reflects an increase in Swedish krona net investments in 2006 due to the receipt of proceeds related to the sale of our Consumer Healthcare business in Sweden.

(f)

Forward-exchange contracts used to offset foreign currency loans in 2006 for intercompany contracts arising from the sale of our Consumer Healthcare business, primarily in Canadian dollars, U.K. pounds and euros.

2007 Financial Report  |  55

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

•

We recognize the earnings impact of foreign currency swaps designated as a hedge of our net investments in Other (income)/deductions—net in three ways: over time-for the periodic net swap payments; immediately-to the extent of any change in the difference between the foreign exchange spot rate and forward rate; and upon sale or substantial liquidation of our net investments-to the extent of change in the foreign exchange spot rates.

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2007, 2006 or 2005.

Interest Rate Risk—Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments.

We entered into derivative financial instruments to hedge or offset the fixed or variable interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2007 and 2006, the more significant derivative financial instruments employed to manage interest rate risk follow:

				NOTIONAL AMOUNT
	PRIMARY			(MILLIONS OF DOLLARS)
	BALANCE SHEET	HEDGE				MATURITY DATE
INSTRUMENT	CAPTION(a)	TYPE(b)	HEDGED OR OFFSET ITEM	2007	2006

Swap	ONCL	FV	Euro fixed rate debt(c)	$1,321	$—	2014
Swap	ONCL	FV	Euro fixed rate debt(c)	1,321	—	2017
Swaps	Other assets	—	U.S. dollar fixed rate debt	1,278	1,285	2018-2028
Swaps	Other assets	FV	U.S. dollar fixed rate debt(c)	1,050	1,050	2014-2018
Swaps	ONCL	FV	U.S. dollar fixed rate debt(c)	900	900	2009
Swaps	OCL	FV	U.S. dollar fixed rate debt(c)	450	450	2008
Swaps	OCL/ONCL	FV	U.S. dollar fixed rate debt(c)	—	700	2007
Swaps	ONCL	—	Yen LIBOR interest rate related to forecasted issuances of short-term debt	—	1,196	2009-2013

(a)

The primary balance sheet caption indicates the financial statement classification of the fair value amount associated with the financial instrument used to hedge or offset interest rate risk. The abbreviations used are defined as follows: OCL = Other current liabilities; ONCL = Other noncurrent liabilities; and Other assets = Other assets, deferred taxes and deferred charges.

(b)	FV = Fair value hedge.
(c)

Serve to reduce exposure to long-term U.S. dollar and euro interest rates by effectively converting fixed rates associated with long-term debt obligations to floating rates (see also Note 10C. Financial Instruments: Long-Term Debt).

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

•	We recognize the earnings impact of interest rate swaps in Other (income)/deductions—net.

Any ineffectiveness in a hedging relationship is recognized immediately in earnings. There was no significant ineffectiveness in 2007, 2006 or 2005.

E. Fair Value

The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments as of the balance sheet date:

•	short-term financial instruments (cash equivalents, accounts receivable and payable, held-to-maturity debt securities and debt)—we use cost or contract value because of the short maturity period.

•	available-for-sale debt securities—we use a valuation model that uses observable market quotes and credit ratings of the securities.

•	available-for-sale equity securities—we use observable market quotes.

•	derivative contracts—we use valuation models that use observable market quotes and our view of the creditworthiness of the derivative counterparty.

•	loans—we use cost because of the short interest-reset period.

•	held-to-maturity long-term investments and long-term debt—we use valuation models that use observable market quotes.

56  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The differences between the estimated fair values and carrying values of our financial instruments were not significant as of December 31, 2007 and 2006.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements.

There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2007, we had $4.3 billion due from a broad group of banks around the world.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions. These agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2007, we advanced cash collateral of $460 million and received cash collateral of $364 million against various counterparties. The collateral primarily supports the approximate fair value of our Swedish krona swap contracts. The collateral advanced receivables is reported in Prepaid expenses and taxes, and the collateral received obligation is reported in Other current liabilities.

11. Inventories

The components of inventories as of December 31 follow:

(MILLIONS OF DOLLARS)	2007	2006

Finished goods	$2,064	$1,651
Work-in-process	2,353	3,198
Raw materials and supplies	885	1,262

Total inventories(a)	$5,302	$6,111

(a)

Decrease was primarily due to write-off of inventories related to Exubera (see Note 4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera) and the impact of our inventory-reduction initiatives.

12. Property, Plant and Equipment

The major categories of property, plant and equipment as of December 31 follow:

(MILLIONS OF DOLLARS)	USEFUL LIVES (YEARS)	2007	2006

Land	—	$718	$641
Buildings	331/3-50	10,319	9,947
Machinery and equipment	8-20	10,441	9,969
Furniture, fixtures and other	3-12 1/2	4,867	4,644
Construction in progress	—	1,758	1,862

		28,103	27,063
Less: accumulated depreciation		12,369	10,431

Total property, plant and equipment		$15,734	$16,632

13. Goodwill and Other Intangible Assets

A. Goodwill

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2007 and 2006, follow:

(MILLIONS OF DOLLARS)	PHARMACEUTICAL	ANIMAL HEALTH	OTHER	TOTAL

Balance, January 1, 2006	$20,919	$56	$10	$20,985
Additions(a)	166	—	—	166
Other(b)	(287)	5	7	(275)

Balance, December 31, 2006	20,798	61	17	20,876
Additions(a)	—	40	—	40
Other(b)	458	7	1	466

Balance, December 31, 2007	$21,256	$108	$18	$21,382

(a)	Primarily related to Embrex in 2007 and Exubera in 2006.

(b)

In 2007, primarily relates to the impact of foreign exchange. In 2006, includes reductions to goodwill related to the resolution of certain tax positions, adjustments for certain purchase accounting liabilities and the impact of foreign exchange.

B. Other Intangible Assets

The components of identifiable intangible assets, primarily included in our Pharmaceutical segment, as of December 31 follow:

	2007		2006

(MILLIONS OF DOLLARS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION

Finite-lived
intangible assets:
Developed
technology rights	$32,433	$(15,830)	$32,769	$(12,423)
Brands	1,017	(452)	888	(417)
License agreements	212	(59)	189	(41)
Trademarks	128	(82)	113	(73)
Other(a)	459	(264)	508	(266)

Total amortized
finite-lived
intangible assets	34,249	(16,687)	34,467	(13,220)

Indefinite-lived
intangible assets:
Brands	2,864	—	2,991	—
Trademarks	71	—	77	—
Other	1	—	35	—

Total indefinite-lived
intangible assets	2,936	—	3,103	—

Total identifiable
intangible assets	$37,185	$(16,687)	$37,570	$(13,220)

Total identifiable
intangible assets, less
accumulated
amortization(b)	$ 20,498		$ 24,350

(a)	Includes patents, non-compete agreements, customer contracts and other intangible assets.

(b)

Decrease primarily due to amortization, as well as the impairment of intangible assets associated with Exubera (see Note 4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera), partially offset by the impact of foreign exchange.

2007 Financial Report  |  57

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories primarily representing the commercialized products included in our Pharmaceutical segment that we acquired in connection with our Pharmacia acquisition. While the Arthritis and Pain therapeutic category represents about 30% of the total amortized value of developed technology rights as of December 31, 2007, the balance of the amortized value is evenly distributed across the following Pharmaceutical therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, the Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol/Detrol LA, Xalatan, Genotropin, Zyvox and Campto/Camptosar. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Pharmaceutical products, such as Rebif and Spiriva. These rights are all subject to our review for impairment explained in Note 1K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

The weighted-average life of our total finite-lived intangible assets is approximately seven years, which includes developed technology rights at eight years. Total amortization expense for finite-lived intangible assets was $3.2 billion in 2007, $3.4 billion in 2006 and $3.5 billion in 2005.

Brands represent the amortized value associated with tradenames, as the products themselves no longer receive patent protection. Most of these assets are associated with our Pharmaceutical segment and the significant components include values determined for Depo-Provera, Xanax and Medrol.

In 2007, we recorded charges of $1.1 billion in Cost of sales and Selling, informational and administrative expenses related to the impairment of Exubera (see Note 4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera). In 2006, we recorded charges of $320 million in Other (income)/deductions—net related to the impairment of our Depo-Provera brand, a contraceptive injection, (included in our Pharmaceutical segment). In 2005, we recorded an impairment charge of $1.1 billion in Other (income)/deductions—net related to the developed technology rights for Bextra, a selective COX-2 inhibitor (included in our Pharmaceutical segment), in connection with the decision to suspend sales of Bextra. In addition, in connection with the suspension, we recorded $5 million related to the write-off of machinery and equipment included in Other (income)/ deductions—net; $73 million in write-offs of inventory and exit costs, included in Cost of sales; $8 million related to the costs of administering the suspension of sales, included in Selling, informational and administrative expenses; and $212 million for an estimate of customer returns, primarily included against Revenues.

The annual amortization expense expected for the years 2008 through 2012 is as follows:

(MILLIONS OF DOLLARS)	2008	2009	2010	2011	2012

Amortization expense	$2,835	$2,620	$2,611	$2,596	$2,360

14. Pension and Postretirement Benefit Plans and Defined Contribution Plans

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

We use a measurement date that coincides with our fiscal yearends; December 31 for our U.S. pension and postretirement plans and November 30 for our international plans. During 2006, pursuant to the divestiture of our Consumer Healthcare business, certain defined benefit obligations and related plan assets, if applicable, were transferred to the purchaser of that business.

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

58  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

B. Components of Net Periodic Benefit Costs and Other Amounts Recognized in Other Comprehensive (Income)/Expense

The annual cost and other amounts recognized in other comprehensive (income)/expense of the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans and postretirement plans for the years ended December 31, 2007, 2006 and 2005, follows:

	PENSION PLANS

	U.S. QUALIFIED			U.S. SUPPLEMENTAL (NON-QUALIFIED)			INTERNATIONAL			POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005

Service cost	$282	$368	$318	$27	$43	$37	$292	$303	$293	$42	$47	$38
Interest cost	447	444	410	55	60	59	349	307	309	137	127	113
Expected return on plan assets	(693)	(628)	(594)	—	—	—	(381)	(311)	(297)	(36)	(28)	(23)
Amortization of:
Actuarial losses	65	119	101	45	45	39	96	106	95	42	36	21
Prior service costs/(credits)	8	9	10	(2)	(3)	1	—	2	(1)	1	1	1
Curtailments and
settlements—net	58	117	12	5	(8)	4	(155)	(17)	19	5	6	—
Special termination benefits	16	17	5	—	—	—	29	14	29	17	12	2
Less: amounts included in
discontinued operations	(27)	(81)	(15)	—	4	(2)	—	15	(2)	—	9	(4)

Net periodic benefit costs	156	365	247	130	141	138	230	419	445	208	210	148

Other changes recognized in
other comprehensive
(income)/expense(a)	(582)	—	—	(134)	12	2	(808)	4	31	(311)	—	—

Total recognized in net
periodic benefit costs
and other comprehensive
(income)expense	$(426)	$365	$247	$(4)	$153	$140	$(578)	$423	$476	$(103)	$210	$148

(a)	For details, see Note 9. Other Comprehensive Income/(Expense).

The decrease in the 2007 U.S. qualified pension plans’ net periodic benefit cost compared to 2006 was largely driven by a higher 2006 actual investment return, the increase in the discount rate and the impact of our cost-reduction initiatives.

The decrease in the 2007 international plans’ net periodic benefit cost compared to 2006 was largely driven by a settlement gain at our Japanese affiliate. Japanese pension regulations permit employers with certain pension obligations to separate the social security benefits portion of those obligations and transfer it, along with related plan assets, to the Japanese government. During 2007, our Japanese affiliate completed this transfer and effectively received a subsidy from the Japanese government of approximately $168 million. This subsidy was the result of the transfer of pension obligations of approximately $309 million (excluding the effect of any future salary increases of approximately $9 million) along with related plan assets of approximately $141 million. This transfer resulted in a settlement gain of $106 million.

The following table presents the amount in Accumulated other comprehensive income/(expense) expected to be amortized into 2008 net periodic benefit costs:

	PENSION PLANS

(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POSTRETIREMENT PLANS

Actuarial losses	$34	$35	$44	$25
Prior service costs/(credits) and other	3	(3)	1	2

Total	$37	$32	$45	$27

2007 Financial Report  |  59

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

C. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions:

(PERCENTAGES)	2007	2006	2005

Weighted-average assumptions used
to determine benefit obligations:
Discount rate:
U.S. qualified pension plans/
non-qualified pension plans	6.5%	5.9%	5.8%
International pension plans	5.3	4.4	4.3
Postretirement plans	6.5	5.9	5.8
Rate of compensation increase:
U.S. qualified pension plans/
non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.3	3.6	3.6

Weighted-average assumptions used
to determine net periodic benefit cost:
Discount rate:
U.S. qualified pension plans/
non-qualified pension plans	5.9	5.8	6.0
International pension plans	4.4	4.3	4.7
Postretirement plans	5.9	5.8	6.0
Expected return on plan assets:
U.S. qualified pension plans	9.0	9.0	9.0
International pension plans	6.6	6.9	6.9
Postretirement plans	9.0	9.0	9.0
Rate of compensation increase:
U.S. qualified pension plans/
non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.6	3.6	3.6

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

The expected rates of return on plan assets for our U.S. qualified, international and postretirement plans represent our long-term assessment of return expectations, which we will change based on significant shifts in economic and financial market conditions. The 2007 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio, which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and active portfolio management.

The healthcare cost trend rate assumptions for our U.S. postretirement benefit plans are as follows:

(PERCENTAGES)	2007	2006

Healthcare cost trend rate assumed
for next year	9.9%	9.9%
Rate to which the cost trend rate is
assumed to decline	5.0	5.0

Year that the rate reaches the
ultimate trend rate	2015	2014

A one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits would have the following effects as of December 31, 2007:

(MILLIONS OF DOLLARS)	INCREASE	DECREASE

Effect on total service and interest
cost components	$17	$(13)
Effect on postretirement benefit
obligation	181	(151)

60  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

D. Obligations and Funded Status

The following table presents an analysis of the changes in 2007 and 2006 in the benefit obligations, the plan assets and the funded status of our U.S. qualified, U.S. supplemental (non-qualified) and international pension plans, and our postretirement plans:

	PENSION PLANS

	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2007	2006	2007	2006	2007	2006	2007	2006

Change in benefit obligation:
Benefit obligation at beginning of year(a)	$7,792	$7,983	$1,045	$1,133	$8,144	$6,968	$2,416	$2,252
Service cost	282	368	27	43	292	303	42	47
Interest cost	447	444	55	60	349	307	137	127
Employee contributions	—	—	—	—	21	22	34	34
Plan amendments	(47)	—	(5)	—	40	10	1	1
Increases/(decreases) arising primarily from changes in actuarial assumptions	(412)	(137)	(64)	(77)	(829)	150	(289)	152
Foreign exchange impact	—	—	—	—	564	769	6	(1)
Acquisitions	5	—	(5)	—	17	11	—	—
Curtailments(b)	(107)	(180)	(15)	(25)	(80)	(42)	5	9
Settlements(b)	(253)	(418)	(11)	(13)	(409)	(85)	—	(23)
Special termination benefits	16	17	—	—	29	14	17	12
Benefits paid	(267)	(285)	(54)	(76)	(299)	(283)	(191)	(194)

Benefit obligation at end of year(a)	7,456	7,792	973	1,045	7,839	8,144	2,178	2,416

Change in plan assets:
Fair value of plan assets at beginning of year	7,816	7,050	—	—	5,880	4,595	396	275
Actual gain on plan assets	613	1,034	—	—	261	552	16	31
Company contributions	106	453	65	80	499	533	158	250
Employee contributions	—	—	—	—	21	22	34	34
Foreign exchange impact	—	—	—	—	435	525	—	—
Acquisitions	—	—	—	—	14	1	—	—
Settlements(b)	(279)	(436)	(11)	(4)	(232)	(65)	—	—
Benefits paid	(267)	(285)	(54)	(76)	(299)	(283)	(191)	(194)

Fair value of plan assets at end of year	7,989	7,816	—	—	6,579	5,880	413	396

Funded status (plan assets greater than (less than) benefit obligation) at end of year	$533	$24	$(973)	$(1,045)	$(1,260)	$(2,264)	$(1,765)	$(2,020)

(a)

For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation.

(b)	For 2006, includes curtailments and settlements associated with the transfer of benefit obligations as part of the sale of our Consumer Healthcare business

The favorable change in our U.S. qualified plans projected benefit obligations funded status from $24 million overfunded in the aggregate as of December 31, 2006, to $533 million overfunded in the aggregate as of December 31, 2007, was largely driven by the 0.6 percentage-point increase in the discount rate and our voluntary contributions. In 2007, we made required U.S. qualified plan contributions of $6 million and voluntary tax-deductible contributions in excess of minimum requirements of $100 million to certain of our U.S. qualified pension plans. In 2006, we made required U.S. qualified plan contributions of $3 million and voluntary tax-deductible contributions in excess of minimum requirements of $450 million to certain of our U.S. qualified pension plans. In the aggregate, the U.S. qualified pension plans are overfunded on a projected benefit measurement basis and on an accumulated benefit obligation measurement basis as of December 31, 2007 and 2006. In 2006, we made voluntary tax-deductible contributions of $90 million to certain of our U.S. postretirement plans through the establishment of sections 401(h) accounts.

The U.S. supplemental (non-qualified) pension plans are not generally funded, as there are no tax or other incentives that exist, and these obligations, which are substantially greater than the annual cash outlay for these liabilities, are paid from cash generated from operations.

The favorable change in our international plans projected benefit obligations funded status from $2.3 billion underfunded in the aggregate as of December 31, 2006, to $1.3 billion underfunded in the aggregate as of December 31, 2007, was largely driven by the increase in the discount rate in the U.K. and other European plans. Outside the U.S., in general, we fund our defined benefit plans to the extent that tax or other incentives exist and we have accrued liabilities on our consolidated balance sheets to reflect those plans that are not fully funded.

The favorable change in our postretirement plans projected benefit obligations funded status from $2.0 billion underfunded in the aggregate as of December 31, 2006, to $1.8 billion underfunded in the aggregate as of December 31, 2007, was largely driven by the 0.6 percentage-point increase in the discount rate and the impact of our cost-reduction initiatives.

The accumulated benefit obligations (ABO) for our U.S. qualified pension plans were $6.6 billion in 2007 and $6.8 billion in 2006. The ABO for our U.S. supplemental (non-qualified) pension plans was $849 million in 2007 and $883 million in 2006. The ABO for our international pension plans was $6.8 billion in 2007 and $7.1 billion in 2006.

2007 Financial Report  |  61

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Amounts recognized in the consolidated balance sheet as of December 31 follow:

	PENSION PLANS

	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2007	2006	2007	2006	2007	2006	2007	2006

Noncurrent assets(a)	$862	$441	$—	$—	$327	$40	$—	$—
Current liabilities(b)	—	—	(253)	(100)	(37)	(34)	(57)	(50)
Noncurrent liabilities(c)	(329)	(417)	(720)	(945)	(1,550)	(2,270)	(1,708)	(1,970)

Funded status	$533	$24	$(973)	$(1,045)	$(1,260)	$(2,264)	$(1,765)	$(2,020)

(a)	Included primarily in Other assets, deferred taxes and deferred charges.

(b)	Included in Other current liabilities.

(c)	Included in Pension benefit obligations and Postretirement benefit obligations, as appropriate.

Amounts recognized in Accumulated other comprehensive income/(expense) as of December 31 follow:

	PENSION PLANS

	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS

(MILLIONS OF DOLLARS)	2007	2006	2007	2006	2007	2006	2007	2006

Actuarial losses	$890	$1,418	$487	$622	$794	$1,649	$311	$621
Prior service costs/(credits) and other	(4)	50	(26)	(27)	45	(2)	5	6

Total	$886	$1,468	$461	$595	$839	$1,647	$316	$627

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

Information related to the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans as of December 31 follows:

	PENSION PLANS

	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL

(MILLIONS OF DOLLARS)	2007	2006	2007	2006	2007	2006

Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$39	$403	$—	$—	$1,052	$2,273
Accumulated benefit obligation	40	468	849	883	2,413	4,002
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	2,927	4,897	—	—	1,445	5,265
Projected benefit obligation	3,256	5,314	973	1,045	3,033	7,569

In the aggregate, our U.S. qualified pension plans had assets greater than their ABO and their projected benefit obligation as of December 31, 2007.

62  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

E. Plan Assets

The following table presents the weighted-average long-term target asset allocations and the percentages of the fair value of plan assets for our U.S. qualified and international pension plans and postretirement plans by investment category as of December 31:

	TARGET ALLOCATION	PERCENTAGE OF PLAN ASSETS

(PERCENTAGES)	2007	2007	2006

U.S. qualified pension plans:
Global equity securities	55.0	61.4	68.6
Debt securities	35.0	23.6	22.8
Alternative investments(a)	10.0	10.9	8.4
Cash	—	4.1	0.2

Total	100.0	100.0	100.0

International pension plans:
Global equity securities	61.1	63.2	62.2
Debt securities	28.8	23.3	23.7
Alternative investments(b)	9.4	7.9	10.3
Cash	0.7	5.6	3.8

Total	100.0	100.0	100.0

U.S. postretirement plans(c):
Global equity securities	75.0	72.3	74.8
Debt securities	25.0	23.8	23.1
Alternative investments(a)	—	2.8	2.1
Cash	—	1.1	—

Total	100.0	100.0	100.0

(a)	Private equity, venture capital, private debt and real estate.

(b)	Real estate, insurance contracts and other investments.

(c)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

All long-term asset allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the respective plans’ long-term benefit obligations. The long-term asset allocation is supported by an analysis that incorporates historical and expected returns by asset class, as well as volatilities and correlations across asset classes and our liability profile. This analysis, referred to as an asset-liability analysis, also provides an estimate of expected returns on plan assets, as well as a forecast of potential future asset and liability balances. Due to market conditions and other factors, actual asset allocations may vary from the target allocation outlined above. For the U.S. qualified pension plans, in late 2007, we modified our strategic asset target allocation to reduce the volatility of our plan funded status and the probability of future contribution requirements. Our target allocations have been revised to increase the debt securities allocation by 10% and to reduce the global equity securities allocation by a corresponding amount. The year-end 2007 cash allocation of 4.1% for U.S. qualified pensions plans and 5.6% for international pension plans was above the target allocation, primarily due to cash raised from the termination of certain investment strategies, which will be redeployed during 2008. The assets are periodically rebalanced back to the target allocation.

The U.S. qualified pension plans held no shares of our common stock as of December 31, 2007, and approximately 10.2 million shares (fair value of approximately $263 million, representing 3.3% of U.S. plan assets) as of December 31, 2006. The plans received approximately $12 million in dividends on shares of our common stock in 2007 and approximately $10 million in dividends on these shares in 2006.

F. Cash Flows

It is our practice to fund amounts for our qualified pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

The following table presents expected cash flow information:

FOR THE YEAR ENDED DECEMBER 31, (MILLIONS OF DOLLARS)	PENSION PLANS

		U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POST- RETIREMENT PLANS
	U.S QUALIFIED

Employer contributions: 2008 (estimated)	$—	$253	$367	$164

Expected benefit payments:
2008	$527	$253	$328	$164
2009	425	77	331	168
2010	441	76	342	170
2011	456	76	361	173
2012	477	75	374	173
2013–2017	2,823	379	2,102	812

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.

G. Defined Contribution Plans

We have savings and investment plans in several countries, including the U.S., Japan, Spain and the Netherlands. For the U.S. plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock, a portion of the employee contributions. In the U.S., employees are permitted to diversify all or any portion of their company stock match contribution. The contribution match for certain legacy Pfizer U.S. participants is held in an employee stock ownership plan. We recorded charges related to our plans of $203 million in 2007, $222 million in 2006 and $234 million in 2005.

2007 Financial Report  |  63

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

15. Equity

A. Common Stock

We purchase our common stock via privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase programs, which are authorized by our Board of Directors, are available for general corporate purposes.

A summary of common stock purchases follows:

FOR THE YEAR ENDED DECEMBER 31, (MILLIONS OF SHARES AND DOLLARS, EXCEPT PER-SHARE DATA)	SHARES OF COMMON STOCK PURCHASED	AVERAGE PER-SHARE PRICE PAID	TOTAL COST OF COMMON STOCK PURCHASED

2007:
June 2005 program(a)	395	$25.27	$9,994

2006:
June 2005 program(a)	266	$26.19	$6,979

2005:
June 2005 program(a)	22	$22.38	$493
October 2004 program(b)	122	$27.20	3,304

Total	144		$3,797

(a)	In June 2005, we announced a $5 billion share-purchase program, which we increased in June 2006 to $18 billion.

(b)	In October 2004, we announced a $5 billion share-purchase program, which we completed in June 2005.

B. Preferred Stock

The Series A convertible perpetual preferred stock is held by an Employee Stock Ownership Plan (“Preferred ESOP”) Trust and provides dividends at the rate of 6.25%, which are accumulated and paid quarterly. The per-share stated value is $40,300 and the preferred stock ranks senior to our common stock as to dividends and liquidation rights. Each share is convertible, at the holder’s option, into 2,574.87 shares of our common stock with equal voting rights. The conversion option is indexed to our common stock and requires share settlement, and therefore, is reported at the fair value at the date of issuance. We may redeem the preferred stock at any time or upon termination of the Preferred ESOP, at our option, in cash, in shares of common stock or a combination of both at a price of $40,300 per share.

C. Employee Stock Ownership Plans

We have two employee stock ownership plans (collectively the “ESOPs”), a Preferred ESOP and another that holds common stock of the company (“Common ESOP”). A portion of the matching contributions for legacy Pharmacia U.S. savings plan participants is funded through the ESOPs.

In January 2007, we paid the remaining balance of financing, which was outstanding prior to our acquisition of Pharmacia in 2003, relating to the Preferred ESOP. Compensation expense related to the ESOPs totaled approximately $35 million in 2007, $37 million in 2006 and $44 million in 2005.

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. As of December 31, 2007, the Preferred ESOP held preferred shares with a stated value of approximately $93 million, convertible into approximately six million shares of our common stock. As of

December 31, 2007, the Common ESOP held approximately 6 million shares of our common stock. As of December 31, 2007, all preferred and common shares held by the ESOPs have been allocated to the Pharmacia U.S. and certain Puerto Rico savings plan participants.

D. Employee Benefit Trust

The Pfizer Inc Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holdings of Pfizer Inc stock. The consolidated balance sheets reflect the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity.

16. Share-Based Payments

Our compensation programs can include share-based payments. In 2007, 2006 and 2005, the primary share-based awards and their general terms and conditions are as follows:

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

•

Performance share awards (PSAs) and performance-contingent share awards (PCSAs), which entitle the holder to receive, at the end of a vesting term, a number of shares of Pfizer common stock, within a range of shares from zero to a specified maximum, calculated using a non-discretionary formula that measures Pfizer’s performance relative to an industry peer group. Dividend equivalents are paid on PSAs.

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

As of December 31, 2007, 269 million shares were available for award, which include 40 million shares available for award under the legacy Pharmacia Long-Term Incentive Plan, which reflects award cancellations returned to the pool of available shares for legacy Pharmacia commitments.

64  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Although not required to do so, historically, we have used authorized and unissued shares and, to a lesser extent, shares held in our Employee Benefit Trust and treasury stock to satisfy our obligations under these programs.

A. Impact on Net Income

The components of share-based compensation expense and the associated tax benefit follow:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Stock option expense(a)	$286	$410	$—
Restricted stock unit expense	160	184	120
PSA and PCSA (expense reduction)/expense	(9)	61	37

Share-based payment expense	437	655	157
Tax benefit for share-based compensation expense	(141)	(204)	(50)

Share-based payment expense, net of tax	$296	$451	$107

(a)	In 2006, we adopted the fair value method of accounting for stock options.

Amounts capitalized as part of inventory cost were not significant. In 2007 and 2006, the impact of modifications under our cost-reduction initiatives to share-based awards was not significant and, in 2005, the impact of modifications under the Pharmacia restructuring program was not significant. Generally, these modifications resulted in an acceleration of vesting, either in accordance with plan terms or at management’s discretion.

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

In 2005 and earlier years, stock options were accounted for under APB No. 25, using the intrinsic value method in the income statement and fair value information was disclosed. In these disclosures of fair value, we allocated stock option compensation expense based on the nominal vesting period, rather than the expected time to achieve retirement eligibility. In 2006, we changed our method of allocating stock option compensation expense to a method based on the substantive vesting period for all new awards, while continuing to allocate outstanding nonvested awards not yet recognized as of December 31, 2005, under the nominal vesting period method. Specifically, under this prospective change in accounting policy, compensation expense related to stock options granted prior to 2006, that are subject to accelerated vesting upon retirement eligibility, is being recognized over the vesting term of the grant, even though the service period after retirement eligibility is not considered to be a substantive vesting requirement. The impact of this change was not significant.

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

The fair value of each stock option grant is estimated on the grant date using, for virtually all grants, the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

	YEAR ENDED DEC. 31,

	2007	2006	2005

Expected dividend yield(a)	4.49%	3.65%	2.90%
Risk-free interest rate(b)	4.69%	4.59%	3.96%
Expected stock price volatility(c)	21.28%	24.47%	21.93%
Expected term(d) (years)	5.75	6.0	5.75

(a)	Determined in 2007 and 2006, using a constant dividend yield during the expected term of the option. In 2005, determined using a historical pattern of dividend payments.

(b)	Determined using the extrapolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

Starting in the first quarter of 2006, we changed our method of estimating expected stock price volatility to reflect market-based inputs under emerging stock option valuation considerations. We use the implied volatility in a long-term traded option, after consideration of historical volatility. In 2005, we used an average term structure of volatility after consideration of historical volatility.

2007 Financial Report  |  65

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following table summarizes all stock option activity during 2007, 2006 and 2005:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE (MILLIONS)	(a)

Outstanding,
January 1, 2005	635,139	$33.10
Granted	52,082	26.22
Exercised	(31,373)	12.17
Forfeited	(10,072)	32.76
Cancelled	(18,372)	35.40

Outstanding,
December 31, 2005	627,404	33.51
Granted	69,300	26.20
Exercised	(38,953)	16.09
Forfeited	(9,370)	39.01
Cancelled	(63,591)	32.51

Outstanding,
December 31, 2006	584,790	33.96
Granted	51,215	25.84
Exercised	(27,391)	19.68
Forfeited	(8,152)	28.00
Cancelled	(77,257)	34.47

Outstanding,
December 31, 2007	523,205	33.93	4.8	$10
Vested and expected to vest(b),
December 31, 2007	517,032	34.02	4.7	10
Exercisable,
December 31, 2007	380,823	36.74	3.5	10

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table provides data related to all stock option activity:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS AND YEARS)	2007	2006	2005

Weighted-average grant date fair value per stock option	$4.11	$5.42	$5.15
Aggregate intrinsic value on exercise	$173	$380	$442
Cash received upon exercise	$532	$622	$378
Tax benefits realized related to exercise	$54	$114	$137
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$216	$330	N/A
Weighted-average period in years over which stock option compensation cost is expected to be recognized	1.2	1.1	N/A

C. Restricted Stock Units

RSUs, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock,

including shares resulting from dividend equivalents paid on such RSUs, are accounted for at fair value at the date of grant. For RSUs granted in 2007, in virtually all instances, the units vest after three years of continuous service from the grant date and the fair values are amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For RSUs granted in 2006 and 2005, the units vest in substantially equal portions each year over five years of continuous service and the fair value related to each year’s portion is then amortized evenly into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For certain members of senior and key management, vesting may occur after three years of continuous service.

The fair value of each RSU grant is estimated on the grant date. For RSUs granted in 2007, the fair value is set using the closing price of Pfizer common stock on the date of grant. For RSUs granted in 2006 and 2005, the fair value is set using the average price of Pfizer common stock on the date of grant.

The following table summarizes all RSU activity during 2007, 2006 and 2005:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE PER SHARE

Nonvested, January 1, 2005	1,920	$31.27
Granted	11,263	26.20
Vested	(82)	29.56
Reinvested dividend equivalents	297	25.15
Forfeited	(595)	26.34

Nonvested, December 31, 2005	12,803	26.89
Granted	12,734	26.15
Vested	(3,573)	27.29
Reinvested dividend equivalents	700	25.42
Forfeited	(2,334)	26.17

Nonvested, December 31, 2006	20,330	26.56
Granted	10,459	25.77
Vested	(5,337)	27.29
Reinvested dividend equivalents	1,018	24.87
Forfeited	(3,534)	26.09

Nonvested, December 31, 2007	22,936	26.37

The following table provides data related to all RSU activity:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS, EXCEPT PER RSU AMOUNTS AND YEARS)	2007	2006	2005

Weighted-average grant date fair value per RSU	$26.18	$26.34	$26.21
Total fair value of shares vested	$146	$98	$2
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$254	$270	$180
Weighted-average period in years over which RSU cost is expected to be recognized	2.1	3.8	4.0

66  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

D. Performance Share Awards (PSAs) and Performance-Contingent Share Awards (PCSAs)

PSAs in 2007 and 2006, and PCSAs in 2005 and earlier, entitle the holder to receive, at the end of a vesting term, a number of shares of our common stock, within a specified range of shares, calculated using a non-discretionary formula that measures our performance relative to an industry peer group. PSAs are accounted for at fair value at the date of grant in the income statement beginning with grants in 2006. Further, PSAs are generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For grants in 2005 and earlier years, PCSA grants are accounted for using the intrinsic value method in the income statement. Senior and other key members of management may receive PSA and PCSA grants. In most instances, PSA grants vest after three years and PCSA grants vest after five years of continuous service from the grant date. In certain instances, PCSA grants vest over two to four years of continuous service from the grant date. The vesting terms are equal to the contractual terms.

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

PSA grants made in 2007 and 2006 will vest and be paid based on a non-discretionary formula that measures our performance using relative total shareholder return over a performance period relative to an industry peer group. If our minimum performance in the measure is below the threshold level relative to the peer group, then no shares will be paid. PCSA grants made prior to 2006 will vest and be paid based on a non-discretionary formula, which measures our performance using relative total shareholder return and relative change in diluted EPS over a performance period relative to an industry peer group. If our minimum performance in the measures is below the threshold level relative to the peer group, then no shares will be paid.

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

The following table summarizes all PSA and PCSA activity during 2007, 2006 and 2005, with the shares granted representing the maximum award that could be achieved:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE VALUE PER SHARE

Nonvested, January 1, 2005	16,466	$26.89
Granted	2,549	26.15
Vested	(1,652)	26.20
Forfeited(a)	(1,384)	26.28

Nonvested, December 31, 2005	15,979	23.32
Granted	1,728	34.84
Vested	(1,583)	26.20
Reinvested dividend equivalent	44	25.36
Forfeited(a)	(2,388)	26.11

Nonvested, December 31, 2006	13,780	26.78
Granted	1,183	28.80
Vested	(1,788)	25.87
Reinvested dividend equivalents	22	24.82
Forfeited(a)	(5,166)	26.44
Modifications(b)	2,192	25.66

Nonvested, December 31, 2007	10,223	24.81

(a)

Forfeited includes nil in 2007, 345 thousand shares in 2006 and 454 thousand shares in 2005 that were forfeited by retirees. At the discretion of the Compensation Committee of our Board of Directors, $9.0 million in 2006 and $11.9 million in 2005 were paid in cash to such retirees, which amounts were equivalent to the fair value of the forfeited shares pro rated for the portion of the performance period that was completed prior to retirement.

(b)

Includes modifications to PCSA and PSA awards to pro rate the awards for services to the date of termination for 34 employees. The modifications were made at the discretion of the Board of Directors, the Executive Leadership Team or the current Chairman. There was no incremental cost related to the modifications.

The following table provides data related to all PSA and PCSA activity:

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS, EXCEPT PER PCSA AMOUNTS AND YEARS)	2007	2006	2005

Weighted-average grant date fair value per PCSA	$22.73	$25.90	$23.32
Total intrinsic value of vested PCSA shares	$46	$51	$56
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$15	$10	N/A
Weighted-average period in years over which PSA cost is expected to be recognized	2	2	N/A

We entered into forward-purchase contracts that partially offset the potential impact on net income of our obligation under the pre-2006 PCSAs. At settlement date, we would, at the option of the counterparty to each of the contracts, either receive our own stock or settle the contracts for cash. We had contracts for approximately 3 million shares of our stock at a per share price

2007 Financial Report  |  67

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

of $33.85 outstanding as of December 31, 2006. The contracts matured early in 2007.

The financial statements include the following items related to these contracts:

Prepaid expenses and taxes in 2006 includes:

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

F. Transition Information

The following table shows the effect on results for 2005 as if we had applied the fair-value-based recognition provisions to measure stock-based compensation expense for the option grants:

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	YEAR ENDED DEC. 31, 2005

Net income available to common shareholders used in the calculation of basic earnings per common share:
As reported under U.S. GAAP(a)	$8,079
Compensation expense—net of tax(b)	(457)

Pro forma	$7,622

Basic earnings per common share:
As reported under U.S. GAAP(a)	$1.10
Compensation expense—net of tax(b)	(0.06)

Pro forma	$1.04

Net income available to common shareholders used in the calculation of diluted earnings per common share:
As reported under U.S. GAAP(a)	$8,080
Compensation expense—net of tax(b)	(457)

Pro forma	$7,623

Diluted earnings per common share:
As reported under U.S. GAAP(a)	$1.09
Compensation expense—net of tax(b)	(0.06)

Pro forma	$1.03

(a)

Includes stock-based compensation expense, net of related tax effects, of $107 million (of which $70 million related to RSUs and a nominal amount was a result of acceleration of vesting due to our cost-reduction initiatives).

(b)	Pro forma compensation expense related to stock options that are subject to accelerated vesting upon retirement is recognized over the period of employment up to the vesting date of the grant.

17. Earnings per Common Share

Basic and diluted EPS were computed using the following common share data:

	YEAR ENDED DEC. 31,

(MILLIONS)	2007	2006	2005

EPS Numerator—Basic:
Income from continuing operations before cumulative effect of a change in accounting principles	$8,213	$11,024	$7,610
Less: Preferred stock dividends—net of tax	4	5	6

Income available to common shareholders from continuing operations before cumulative effect of a change in accounting principles	8,209	11,019	7,604

Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(3)	433	451
Gains/(losses) on sales of discontinued operations—net of tax	(66)	7,880	47

Discontinued operations—net of tax	(69)	8,313	498

Income available to common shareholders before cumulative effect of a change in accounting principles	8,140	19,332	8,102
Cumulative effect of a change in accounting principles—net of tax	—	—	(23)

Net income available to common shareholders	$8,140	$19,332	$8,079

EPS Denominator—Basic:
Weighted-average number of common shares outstanding	6,917	7,242	7,361

EPS Numerator—Diluted:
Income from continuing operations before cumulative effect of a change in accounting principles	$8,213	$11,024	$7,610
Less: ESOP contribution—net of tax	2	3	5

Income available to common shareholders from continuing operations before cumulative effect of a change in accounting principles	8,211	11,021	7,605

Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(3)	433	451
Gains/(losses) on sales of discontinued operations—net of tax	(66)	7,880	47

Discontinued operations—net of tax	(69)	8,313	498

Income available to common shareholders before cumulative effect of a change in accounting principles	8,142	19,334	8,103
Cumulative effect of a change in accounting principles—net of tax	—	—	(23)

Net income available to common shareholders	$8,142	$19,334	$8,080

EPS Denominator—Diluted:
Weighted-average number of common shares outstanding	6,917	7,242	7,361
Common-share equivalents—stock options, stock issuable under employee compensation plans and convertible preferred stock	22	32	50

Weighted-average number of common shares outstanding and common-share equivalents	6,939	7,274	7,411

Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	514	552	557

(a)

These common stock equivalents were outstanding during 2007, 2006 and 2005, but were not included in the computation of diluted EPS for those years because their inclusion would have had an anti-dilutive effect.

68  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

18. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $398 million in 2007, $420 million in 2006 and $410 million in 2005. This table shows future minimum rental commitments under noncancellable operating leases as of December 31 for the following years:

(MILLIONS OF DOLLARS)	2008	2009	2010	2011	2012	AFTER 2012

Lease commitments	$212	$192	$151	$99	$76	$788

19. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. Depending upon the cost and availability of insurance and the nature of the risk involved, the amount of self-insurance may be significant. The cost and availability of coverage have resulted in our decision to self-insure certain exposures, including product liability. If we incur substantial liabilities that are not covered by insurance or substantially exceed insurance coverage and that are in excess of existing accruals, there could be a material adverse effect on our results of operations in any particular period (see Note 20. Legal Proceedings and Contingencies).

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

Beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more likely than not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Note 1D. Significant Accounting Policies: New Accounting Standards and Note 8E. Taxes on Income: Tax Contingencies.) We record accruals for all other contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable, and we record anticipated recoveries under existing insurance contracts when assured of recovery. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1B. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

Among the principal matters pending to which we are a party are the following:

A. Patent Matters

We are involved in a number of suits relating to our U.S. patents, the majority of which involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Pending suits include generic challenges to patents covering, among other products, atorvastatin (Lipitor), atorvastatin/amlodipine combination (Caduet), celecoxib (Celebrex), tolterodine (Detrol and Detrol LA) and donepezil hydrochloride (Aricept). Also, counterclaims as well as various independent actions have been filed claiming that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of the antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products, including without limitation Lipitor and Celebrex, are being challenged in various other countries.

Lipitor (atorvastatin)

U.S. – basic patent: In July 2007, a law firm that has represented Ranbaxy Pharmaceuticals Inc. (Ranbaxy) in Lipitor patent litigation filed a request for a reexamination of our basic Lipitor patent with the U.S. Patent and Trademark Office (the Patent Office). The basic patent, including the six-month pediatric exclusivity period, expires in March 2010. In August 2007, the Patent Office granted the request to reexamine the basic patent on the merits. In January 2008, the Patent Office issued its initial official action, rejecting the patent’s claims. We will address the issues raised by the examiner in our response to the Patent Office. An initial rejection of a patent is not unusual in reexamination proceedings, and we continue to believe that the basic patent was properly

2007 Financial Report  |  69

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

granted and will be upheld on reexamination. This process could take a few years to complete.

U.S. – enantiomer patent: In January 2007, we filed a reissue application with the Patent Office seeking to correct a technical defect in our patent covering the enantiomer form of atorvastatin. The enantiomer patent, including the six-month pediatric exclusivity period, expires in June 2011. In August 2007, the Patent Office issued its initial official action, which determined that the technical defect had been corrected but rejected the enantiomer patent on other grounds. In October 2007, we submitted our response to the Patent Office. We continue to believe that we have strong arguments for securing the reissued patent. This process also could take a few years to complete.

Separately, in April 2007, Teva Pharmaceuticals USA, Inc. (Teva) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lipitor. Teva asserts the invalidity of our enantiomer patent and the non-infringement of certain later-expiring patents, but does not challenge our basic patent. In June 2007, we filed suit against Teva in the U.S. District Court for the District of Delaware asserting the validity and infringement of the enantiomer patent.

In addition, in October 2007, Cobalt Pharmaceuticals, Inc. (Cobalt) notified us that it had filed an application with the FDA seeking approval to market a product containing atorvastatin sodium, a salt that is different from atorvastatin calcium, which is used in Lipitor. The notice states that Cobalt is challenging our enantiomer patent and certain later-expiring patents, but not our basic patent. In December 2007, we filed suit against Cobalt in the U.S. District Court for the District of Delaware asserting the validity and infringement of the enantiomer patent.

Canada – enantiomer patent: In January 2007, the Canadian Federal Court in Toronto denied our application to prevent approval of Ranbaxy’s generic atorvastatin product based on our enantiomer patent, which expires in July 2010. In February 2007, we appealed that decision to the Federal Court of Appeal of Canada. The appeal was heard in May 2007, and we are awaiting the decision. We also are seeking to prevent approval of Apotex Inc.’s (Apotex’s) generic atorvastatin product based on our enantiomer patent. A trial was held on this matter in October 2007 in the Canadian Federal Court in Toronto and, on January 2, 2008, the court denied our application. On January 3, 2008, we appealed the decision to the Federal Court of Appeal of Canada.

Canada – certain other patents: In September 2007, in a case against Ranbaxy, the Canadian Federal Court in Toronto issued a decision concerning two other patents. First, the court ruled that our patent covering a crystalline form of atorvastatin would be infringed by Ranbaxy’s process for making its proposed generic atorvastatin product. The court granted our application for an order preventing Ranbaxy from launching its product until the expiration of the patent in July 2016. In October 2007, Ranbaxy appealed this decision to the Federal Court of Appeal of Canada. This decision does not apply to any other generic manufacturer, including Apotex, which is challenging the same patent and other crystalline patents in another proceeding. Second, the Canadian Federal Court in Toronto denied our application for a prohibition order against Ranbaxy in connection with another patent covering a process for making amorphous atorvastatin, which also expires in July 2016.

Caduet (atorvastatin/amlodipine combination)

In January 2007, Ranbaxy notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Caduet and asserting the invalidity of our patents relating to atorvastatin and of our patent covering the atorvastatin/amlodipine combination, which expires in 2018. In March 2007, we filed suit against Ranbaxy in the U.S. District Court for the District of Delaware asserting the validity and/or infringement of the subject patents. In November 2007, the court granted our motion to dismiss Ranbaxy’s challenge to the validity of the atorvastatin (Lipitor) basic patent. The case continues with respect to our assertion of infringement of the patent covering the atorvastatin/amlodipine combination and, at such time as the atorvastatin enantiomer patent is reissued in corrected form, Ranbaxy’s challenge regarding the validity of one claim of that patent.

Norvasc (amlodipine)

In 2006, the Federal Court of Appeal of Canada upheld the validity of our Norvasc patent in Canada in an action involving the generic manufacturer Ratiopharm. The Supreme Court of Canada denied Ratiopharm’s petition to appeal this decision. We also have filed legal challenges against certain other generic manufacturers who are seeking to market their own amlodipine products in Canada. In February 2008, a trial was held in the Federal Court of Canada in Toronto in our challenge against Cobalt, and we are awaiting the decision. Our Norvasc patent in Canada expires in August 2010.

Celebrex (celecoxib)

In January 2004, Teva notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a product containing celecoxib and asserting the non-infringement and invalidity of our patents relating to celecoxib. In February 2004, we filed suit against Teva in the U.S. District Court for the District of New Jersey asserting infringement of our patents relating to celecoxib. In March 2007, the court held that all three of the patents in dispute are valid and infringed and, in April 2007, it issued an injunction prohibiting Teva from marketing its generic celecoxib product before 2015. In April 2007, Teva appealed the decision to the U.S. Court of Appeals for the Federal Circuit. The appeal was heard in January 2008, and we are awaiting the decision.

Neurontin (gabapentin)

In August 2005, the U.S. District Court for the District of New Jersey held that the generic gabapentin (Neurontin) products of a number of generic manufacturers did not infringe our gabapentin low-lactam patent, which expires in 2017, and it granted summary judgment in their favor. Several generic manufacturers launched their gabapentin products in 2004 and 2005. In September 2007, the U.S. Court of Appeals for the Federal Circuit reversed the District Court’s summary judgment decision and remanded the case to the District Court for trial on the patent-infringement issue. If successful at trial, we intend to seek compensation from the generic manufacturers for damages resulting from their at-risk launches of generic gabapentin.

Detrol (tolterodine)

In March 2004, we brought a patent infringement suit in the U.S. District Court for the District of New Jersey against Teva, which had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol. In January 2007, Teva withdrew its challenge to our patent, and the patent infringement suit was dismissed. At about the same time in January 2007, Ivax Pharmaceuticals, Inc. (Ivax), a wholly owned subsidiary of Teva, amended its previously filed abbreviated new drug application for tolterodine to challenge our tolterodine patent, and we brought a patent infringement action against Ivax in the U.S. District Court for the District of New Jersey.

70  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

Detrol LA (tolterodine)

In October 2007, Teva notified us that it had filed an abbreviated new drug application with the FDA challenging on various grounds four patents relating to Detrol LA, an extended-release formulation of Detrol (tolterodine), and seeking approval to market a generic version of Detrol LA. In December 2007, we filed suit against Teva in the U.S. District Court for the Southern District of New York asserting the infringement of three of the patents relating to Detrol LA. In January 2008, Impax Laboratories Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol LA and challenging the same four patents as Teva.

Aricept (donepezil hydrochloride)

In October 2005, Teva notified Eisai Co., Ltd. (Eisai) that Teva had filed an abbreviated new drug application with the FDA challenging on various grounds Eisai’s U.S. basic product patent for Aricept and seeking approval to market a generic version of Aricept. In December 2005, Eisai filed suit against Teva in the U.S. District Court for the District of New Jersey asserting infringement of that patent. We co-promote Aricept with Eisai in the U.S.

Exubera

In August 2006, Novo Nordisk filed an action against us in the U.S. District Court for the Southern District of New York alleging that our sales of Exubera infringed Novo Nordisk’s patents relating to inhaled insulin and methods of administration of inhaled insulin and seeking damages and injunctive relief. The parties settled this action in December 2007.

B. Product Litigation

Like other pharmaceutical companies, we are defendants in numerous product liability cases, including but not limited to those discussed below, in which the plaintiffs seek relief for personal injuries and other purported damages allegedly caused by our drugs and other products.

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

Warner-Lambert is also a defendant in a number of suits, including purported class actions, relating to Rezulin that seek relief other than damages for alleged personal injury. These suits are not covered by the charge to earnings that we took in 2003. Motions to certify statewide classes of Rezulin users or purchasers who allegedly incurred economic loss have been denied by state courts in California and Texas and granted by state courts in Illinois and West Virginia. The Illinois action was settled in 2004, as previously reported. The West Virginia action was settled in December 2007 on terms favorable to the Company.

In 2005, the following actions were consolidated for pre-trial proceedings in a Multi-District Litigation (In Re Rezulin Product Liability Litigation MDL-1348) in the U.S. District Court for the Southern District of New York:

•

In April 2001, Louisiana Health Service Indemnity Company and Eastern States Health and Welfare Fund filed a consolidated complaint against Warner-Lambert in the U.S. District Court for the Southern District of New York purportedly on behalf of a class consisting of all health benefit providers that paid for or reimbursed patients for the purchase of Rezulin between February 1997 and April 2001. The action sought to recover amounts paid for Rezulin by the health benefit providers on behalf of their plan participants during the specified period. In September 2005, the court granted Warner-Lambert’s motion for summary judgment and dismissed the complaint. In November 2005, the plaintiffs appealed the decision to the U.S. Court of Appeals for the Second Circuit, and a hearing on the appeal was held in December 2006. In September 2007, the parties voluntarily withdrew the appeal and settled the action on terms favorable to Warner-Lambert.

•

In May 2005, an action was filed in the U.S. District Court for the Eastern District of Louisiana purportedly on behalf of a nationwide class of third-party payors that asserts claims and seeks damages that are substantially similar to those that had been sought in the Louisiana Health Service Indemnity suit discussed immediately above. This action has been transferred to the Multi-District Litigation.

•

An action was filed in July 2005 by the Attorney General of the State of Louisiana in the Civil District Court for Orleans Parish, Louisiana, against Warner-Lambert and Pfizer seeking to recover amounts paid by the Louisiana Medicaid program for Rezulin and for medical services to treat persons allegedly injured by Rezulin. This action was removed to the U.S. District Court for the Eastern District of Louisiana and thereafter transferred to the Multi-District Litigation. The court granted our motion for summary judgment and dismissed the complaint in November 2007, and the Louisiana Attorney General appealed the decision to the U.S. Court of Appeals for the Second Circuit in December 2007.

A number of insurance carriers provided coverage for Rezulin claims against Warner-Lambert. We now have entered into settlements with all of the carriers, resulting in recoveries to us of $397 million.

Asbestos

•	Quigley

Quigley Company, Inc. (Quigley), a wholly owned subsidiary, was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s. In September 2004, Pfizer and Quigley took steps that were intended to resolve all pending and future claims against Pfizer and Quigley in which the claimants allege personal injury from exposure to Quigley products containing asbestos, silica or mixed dust. We took a charge of $369 million before-tax ($229 million after-tax) to third quarter 2004 earnings in connection with these matters.

2007 Financial Report  |  71

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

In September 2004, Quigley filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. In March 2005, Quigley filed a reorganization plan in the Bankruptcy Court that needed the approval of both the Bankruptcy Court and the U.S. District Court for the Southern District of New York after receipt of the vote of 75% of the claimants. In connection with that filing, Pfizer entered into settlement agreements with lawyers representing more than 80% of the individuals with claims related to Quigley products against Quigley and Pfizer. The agreements provide for a total of $430 million in payments, of which $215 million became due in December 2005 and is being paid to claimants upon receipt by the Company of certain required documentation from each of the claimants. The reorganization plan provided for the establishment of a Trust (the Trust) for the payment of all remaining pending claims as well as any future claims alleging injury from exposure to Quigley products.

As certified by the balloting agent in May 2006, more than 75% of Quigley’s claimants holding claims that represented more than two-thirds in value of claims against Quigley voted to accept Quigley’s plan of reorganization. In August 2006, in reviewing the voting tabulation methodology, the Bankruptcy Court ruled that certain votes that accepted the plan were not predicated upon the actual value of the claim. As a result, the reorganization plan was not accepted.

In June 2007, Quigley filed an amended plan of reorganization to address the Bankruptcy Court’s concerns regarding the voting tabulation methodology. In July 2007, the Bankruptcy Court held a hearing to consider the adequacy of Quigley’s disclosure statement. In October 2007, the Bankruptcy Court granted Quigley’s application to approve its disclosure statement. On February 26, 2008, the Bankruptcy Court authorized Quigley to solicit its amended reorganization plan for acceptance by claimants. If approved by the claimants and the courts, the amended reorganization plan will result in a permanent injunction directing all pending and future claims alleging personal injury from exposure to Quigley products to the Trust.

Under the amended reorganization plan (as under the original reorganization plan), Pfizer will contribute $405 million to the Trust through a note, which has a present value of $172 million, as well as approximately $100 million in insurance, and will forgive a $30 million secured loan to Quigley. In addition, Pfizer entered into an agreement with the representative of future claimants that provides for the contribution to the Trust of an additional amount with a present value of $88.4 million.

In December 2007, the Bankruptcy Court modified its 2004 preliminary injunction order as it relates to Pfizer. As a result, while asbestos claims against Pfizer that are based on alleged exposure to a Quigley product remain stayed, asbestos claims that are not based on alleged exposure to a Quigley product are no longer stayed.

In a separately negotiated transaction with an insurance company in August 2004, we agreed to a settlement related to certain insurance coverage which provides for payments to us over a ten-year period of amounts totaling $405 million.

•	Other Matters

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2007, approximately 106,000 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. We are actively engaged in the defense of, and will continue to explore various means to resolve, these claims. Several of the insurance carriers that provided coverage for the American Optical asbestos and other allegedly hazardous materials claims have denied coverage. We believe that these carriers’ position is without merit and are pursuing legal proceedings against such carriers. Separately, there is a small number of lawsuits pending against Pfizer in various federal and state courts seeking damages for alleged personal injury from exposure to products containing asbestos and other allegedly hazardous materials sold by Gibsonburg Lime Products Company, which was acquired by Pfizer in the 1960s and which sold small amounts of products containing asbestos until the early 1970s. There also is a small number of lawsuits pending in various federal and state courts seeking damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

Celebrex and Bextra

In 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey against Pharmacia, Pfizer and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the data from a study concerning the gastrointestinal effects of Celebrex. These cases were consolidated for pre-trial proceedings in the District of New Jersey (Alaska Electrical Pension Fund et al. v. Pharmacia Corporation et al.). In January 2007, the court certified a class consisting of all persons who purchased Pharmacia securities from April 17, 2000 through February 6, 2001 and were damaged as a result of the decline in the price of Pharmacia’s securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount. In October 2007, the court granted defendants’ motion for summary judgment and dismissed the plaintiffs’ claims in their entirety. In November 2007, the plaintiffs appealed the decision to the U.S. Court of Appeals for the Third Circuit.

Pfizer is a defendant in product liability suits, including purported class actions, in various U.S. federal and state courts and in certain other countries alleging personal injury as a result of the use of Celebrex and/or Bextra. These suits include a purported class action filed in 2001 in the U.S. District Court for the Eastern District of New York as well as actions that have been filed since late 2004. In addition, beginning in late 2004, purported class actions have been filed against Pfizer in various U.S. federal and state courts and

72  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

in certain other countries alleging consumer fraud as the result of alleged false advertising of Celebrex and Bextra and the withholding of information from the public regarding the alleged safety risks associated with Celebrex and Bextra. The plaintiffs in these consumer fraud actions seek damages in unspecified amounts for economic loss. In September 2005, the U.S. federal product liability and consumer fraud actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Celebrex and Bextra Marketing, Sales Practices and Product Liability Litigation MDL-1699) in the U.S. District Court for the Northern District of California. The majority of the cases involving Celebrex are pending in the Multi-District Litigation and in coordinated proceedings in the Supreme Court of the State of New York. In late 2007 and early 2008, the courts in both of those actions ruled that plaintiffs failed to present reliable scientific evidence necessary to prove that Celebrex can cause heart attacks and strokes at the 200 mg daily dose, which is the most commonly prescribed dose. These rulings render inadmissible certain opinions of plaintiffs’ experts, which we believe could result in the dismissal of many of the Celebrex cases.

In July 2005, an action was filed by the Attorney General of the State of Louisiana in the Civil District Court for Orleans Parish, Louisiana, against Pfizer seeking to recover amounts paid by the Louisiana Medicaid program for Celebrex and Bextra and for medical services to treat persons allegedly injured by Celebrex or Bextra. The action also seeks injunctive relief to prevent the sale of Celebrex and any resumption of the sale of Bextra in Louisiana. This action was removed to the U.S. District Court for the Eastern District of Louisiana and thereafter transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the preceding paragraph.

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

In July 2007, the purported federal shareholder derivative action alleging breach of fiduciary duty was dismissed by the court in the

Multi-District Litigation. In August 2007, the plaintiffs appealed the decision to the U.S. Court of Appeals for the Second Circuit.

Trovan

In May 2007, the Attorney General of the Federation of Nigeria filed civil and criminal actions in the Federal High Court in Abuja against Pfizer, one of our Nigerian subsidiaries, and several current and former U.S. and Nigerian employees, including a current Pfizer director. Also in May 2007, the Attorney General of the State of Kano, Nigeria, filed substantially similar civil and criminal actions in the High Court of Kano State against substantially the same group of defendants. The federal civil action was voluntarily withdrawn by the federal authorities in July 2007, and a new federal civil complaint seeking substantially similar damages against substantially the same group of defendants was filed shortly thereafter.

All of these actions arise out of a 1996 pediatric clinical study of Trovan, an antibiotic then in late-stage development, that was conducted during a severe meningitis epidemic in Kano. The actions allege, among other things, that the study was conducted without proper government authorization and without the informed consent of the parents or guardians of the study participants and resulted in injury or death to a number of study participants. In the civil actions, the federal government is seeking more than $6 billion in damages and the Kano state government is seeking $2.075 billion in damages for, among other things, the costs incurred to provide treatment, compensation and support for the alleged victims and their families; the costs of unrelated health initiatives that failed, allegedly due to societal misgivings attributable to the Trovan study; and general damages. We believe that we have strong defenses in these actions.

The 1996 Trovan clinical study has also been the subject of two civil lawsuits filed against Pfizer in the U.S. District Court for the Southern District of New York on behalf of the study participants. The District Court dismissed both cases in 2005, and those decisions are on appeal to the U.S. Court of Appeals for the Second Circuit.

Hormone-Replacement Therapy

Pfizer and certain wholly owned subsidiaries and limited liability companies, along with several other pharmaceutical manufacturers, have been named as defendants in a number of lawsuits in various federal and state courts alleging personal injury resulting from the use of certain estrogen and progestin medications prescribed for women to treat the symptoms of menopause. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, stroke and heart disease. Certain co-defendants in some of these actions have asserted indemnification rights against Pfizer and its affiliated companies. The cases against Pfizer and its affiliated companies involve the products femhrt (which Pfizer divested in 2003), Activella and Vagifem (which are Novo Nordisk products that were marketed by a Pfizer affiliate from 2000 to 2004), and Provera, Ogen, Depo-Estradiol, Estring and generic MPA, all of which remain approved by the FDA for use in the treatment of menopause. The federal cases have been transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Prempro Products Liability Litigation MDL-1507) in the U.S. District Court for the Eastern District of Arkansas.

2007 Financial Report  |  73

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

This litigation originally included both individual actions as well as various purported nationwide and statewide class actions. However, as a result of the voluntary dismissal of certain purported class actions and the withdrawal of the class action allegations by the plaintiffs in certain other actions, this litigation now consists of individual actions and a few purported statewide class actions.

Viagra

A number of lawsuits, including purported class actions, have been filed against us in various federal and state courts alleging that Viagra causes certain types of visual injuries. The plaintiffs in the purported class actions seek to represent nationwide and certain statewide classes of Viagra users. All of the actions seek damages for personal injury, and the purported class actions also seek medical monitoring. In January 2006, the federal cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Viagra Products Liability Litigation MDL-1724) in the U.S. District Court for the District of Minnesota.

Zoloft

A number of individual lawsuits have been filed against us in various federal and state courts alleging personal injury as a result of the purported ingesting of Zoloft.

Mirapex

A number of individual lawsuits seeking damages have been filed against Pfizer and Boehringer Ingelheim Pharmaceuticals, Inc. (BIPI) in various U.S. federal and state courts and one purported class action has been filed in Canada alleging that Mirapex, a treatment for Parkinson’s disease, causes certain impulse-control disorders. We co-promoted Mirapex with BIPI until May 2005 but, as a result of the sale of our interests in this product to BIPI, we no longer manufacture or sell Mirapex. In June 2007, all of the U.S. federal cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Mirapex Products Liability Litigation MDL-1836) in the U.S. District Court for the District of Minnesota.

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

In the Multi-District Litigation, in August 2007, the court denied without prejudice plaintiffs’ motion to certify a nationwide class of all consumers and third-party payors who allegedly purchased or reimbursed patients for the purchase of Neurontin for “off-label” uses from 1994 through 2004. The court indicated that it would allow plaintiffs to file a renewed motion for class certification under certain circumstances. In December 2007, plaintiffs filed such a motion, which we intend to oppose.

In June 2007, a Pennsylvania state court certified a class of all individuals in Pennsylvania who allegedly purchased Neurontin for “off-label” uses from 1995 to the present. The plaintiffs seek a refund of amounts paid by class members for Neurontin. Plaintiffs also are seeking certification of a statewide class of Neurontin purchasers in an action pending in Kansas state court. State courts in New York and New Mexico have declined to certify statewide classes of Neurontin purchasers.

A number of individual lawsuits have been filed against us in various U.S. federal and state courts and in certain other countries alleging personal injury, suicide and attempted suicide as a result of the purported ingesting of Neurontin. Certain of the U.S. federal actions have been transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the first paragraph of this section.

Lipitor

Beginning in September 2005, three purported nationwide class actions were filed against us in various federal courts alleging claims relating to the promotion of Lipitor. In January 2006, two of the actions were voluntarily dismissed without prejudice. In the remaining action, which was filed in the U.S. District Court for the Southern District of Florida, the plaintiffs alleged that the Company engaged in false and misleading advertising in violation of state consumer protection laws by allegedly promoting Lipitor for the prevention of heart disease in women (regardless of age) and men over age 55 who in each case had no history of heart disease or diabetes. The action sought monetary and injunctive relief, including treble damages. Effective January 9, 2008, this action was voluntarily dismissed with prejudice without any payment by the Company. In addition, in 2005, a purported class action on behalf of residents of the Province of Quebec was filed against us in Canada that asserts claims under Canadian law and seeks relief substantially similar to the claims that had been asserted and the relief that had been sought in the U.S. action.

In March and April 2006, six purported class actions were filed against us in various federal courts alleging claims relating to the promotion of Lipitor. In May 2006, five of the actions were voluntarily dismissed without prejudice, and the plaintiffs in those actions were added as plaintiffs in the remaining action. The complaint in the remaining action, which was filed in the U.S. District Court for the Northern District of Illinois, alleges that, through patient and medical education programs and other actions, the Company promoted Lipitor for use by certain patients contrary to national cholesterol guidelines that plaintiffs claim are a part of the labeled indications for the product. The plaintiffs seek to represent nationwide and certain statewide classes consisting of health and welfare funds and other third-party payors that purchased Lipitor for such patients or reimbursed such patients for the purchase of Lipitor since January 1, 2002. The plaintiffs allege, among other things, fraud, unjust enrichment and a violation of the federal Racketeer Influenced and Corrupt Organizations Act (“RICO”) and certain state consumer fraud statutes and seek monetary and injunctive relief, including treble damages. In September 2007, plaintiffs filed an amended

74  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

complaint adding allegations that, primarily as the result of the Company’s purported failure to fully disclose the risks of alleged side-effects of Lipitor, the prices that plaintiffs paid for Lipitor were higher than they otherwise would have been.

In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint on December 19, 2007. Plaintiff alleges that, through patient and medical education programs, written materials and other actions aimed at doctors, consumers, payors and investors, the Company promoted Lipitor for use by certain patients contrary to national cholesterol guidelines that plaintiff claims are a part of the labeled indications for the product. Plaintiff alleges violations of the Federal Civil False Claims Act and the false claims acts of certain states and seeks treble damages and civil penalties on behalf of the U.S. Government and the specified states as the result their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such “off-label” uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of the Federal Civil False Claims Act, the Civil Rights Act of 1964 and applicable New York law, for raising concerns about the alleged “off-label” promotion of Lipitor and about alleged instances of sexual harassment in the workplace, and he seeks damages and the reinstatement of his employment.

C. Commercial and Other Matters

Average Wholesale Price Litigation

A number of states as well as most counties in New York have sued Pharmacia, Pfizer and other pharmaceutical manufacturers alleging that they provided average wholesale price (AWP) information for certain of their products that was higher than the actual prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. The plaintiffs claim that the alleged spread between the AWPs at which purchasers were reimbursed and the actual prices was promoted by the defendants as an incentive to purchase certain of their products. In addition to suing on their own behalf, many of the plaintiff states seek to recover on behalf of individual Medicare Part B co-payors and private-sector insurance companies and medical plans in their states. These various actions generally assert fraud claims as well as claims under state deceptive trade practice laws, and seek monetary and other relief, including civil penalties and treble damages. Several of the suits also allege that Pharmacia and/or Pfizer did not report to the states their best price for certain products under the Medicaid program.

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

In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto’s chemical businesses. In addition, in connection with its spinoff that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto’s chemical businesses, including any such liabilities that Solutia assumed. Solutia’s and New Monsanto’s assumption of and agreement to indemnify Pharmacia for these liabilities apply to pending actions and any future actions related to Former Monsanto’s chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental claims, including alleged exposure to polychlorinated biphenyls.

In December 2003, Solutia filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. Solutia asked the Bankruptcy Court to relieve it from liabilities related to Former Monsanto’s chemical businesses that were assumed by Solutia in 1997. In addition, motions were filed by Solutia in the Chapter 11 proceeding and other actions were filed in the Bankruptcy Court by Solutia and by a committee representing the interests of Solutia’s shareholders that sought to avoid all or a portion of Solutia’s obligations to Pharmacia.

In December 2003, Solutia filed an action, also in the U.S. Bankruptcy Court for the Southern District of New York, seeking a determination that Pharmacia rather than Solutia was responsible for an estimated $475 million in healthcare benefits for certain Solutia retirees. A similar action was filed in May 2004 in the same Bankruptcy Court against Pharmacia and New Monsanto by a committee appointed to represent Solutia retirees in the Bankruptcy Court proceedings.

2007 Financial Report  |  75

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

In February 2006, Solutia filed its plan of reorganization in the Bankruptcy Court. In November 2007, the Bankruptcy Court approved the plan of reorganization, and Solutia emerged from bankruptcy in February 2008. Under the reorganization plan, all lawsuits filed against Pharmacia in the Bankruptcy Court by Solutia, the committee representing Solutia retirees and the committee representing Solutia's shareholders have been dismissed or withdrawn with prejudice and without any payment by Pharmacia to Solutia or any other party.

Under the reorganization plan, Solutia's indemnity obligations to Pharmacia that arose in connection with Solutia's 1997 spin-off are shared between Solutia and New Monsanto. New Monsanto is financially responsible for all environmental remediation costs at certain sites that Solutia never owned or operated. Solutia will continue to be financially responsible for all environmental remediation costs at sites that Solutia has owned or operated. The plan also provides that Solutia will indemnify Pharmacia for any environmental remediation costs that Solutia continues to be liable for under the plan. In addition, the plan provides that New Monsanto is financially responsible for all current and future personal injury tort claims related to Former Monsanto's chemical businesses that Solutia assumed in connection with the 1997 spin-off. Finally, under the plan, Pharmacia has been released from all healthcare and other benefit claims of Solutia retirees.

Solutia's reorganization plan does not in any way affect the obligations undertaken by New Monsanto to indemnify Pharmacia for all liabilities that Solutia originally assumed in connection with the 1997 spin-off.

Securities Litigation

In December 2006, a purported class action was filed in the U.S. District Court for the Southern District of New York alleging that Pfizer and certain current officers and one former officer of Pfizer violated federal securities laws by misrepresenting the safety and efficacy of Torcetrapib and the progress of the development program for Torcetrapib, a product candidate whose development program was terminated on December 2, 2006. In April 2007, the plaintiffs filed an amended complaint that, among other things, expanded the purported class period. Pursuant to the amended complaint, the plaintiffs seek to represent a class consisting of all persons who purchased Pfizer securities between January 19, 2005 and December 2, 2006 and were damaged as a result of the decline in the price of Pfizer’s stock, allegedly attributable to the misrepresentations, that followed the announcement of the termination of the Torcetrapib development program. The action seeks compensatory damages in an unspecified amount. On February 28, 2008, the court dismissed the amended complaint and granted the plaintiffs the opportunity to move to replead.

Pharmacia Cash Balance Pension Plan

In 2006, several current and former employees of Pharmacia Corporation filed a purported class action in the U.S. District Court for the Southern District of Illinois against the Pharmacia Cash Balance Pension Plan (the Plan), Pharmacia Corporation, Pharmacia & Upjohn Company and Pfizer Inc. Plaintiffs seek monetary and injunctive relief on behalf of a class consisting of certain current and former participants in the Plan who accrued a benefit in the Monsanto Company Pension Plan prior to its conversion to a cash balance plan in 1997. In January 2002, after various corporate reorganizations, certain of the assets and liabilities of the Monsanto Company Pension Plan were transferred to the Plan. Plaintiffs claim that the Plan violates the age discrimination provisions of the Employee Retirement Income Security Act of 1974 by providing certain credits to such participants only to age 55. This action has been consolidated in the U.S. District Court for the Southern District of Illinois (Walker, et al., v. The Monsanto Company Pension Plan et al.) with purported class actions pending in the same court that make largely similar claims against substantially similar cash balance plans sponsored by Monsanto Company and Solutia Inc., two former affiliates of Pharmacia.

In September 2007, the parties to the action against the Plan submitted to the court an agreed-upon proposed order that would permit the case to proceed as a class action. The court has not yet acted on the proposed order.

Environmental Matters

In August 2007, the U.S. Department of Justice (DOJ) proposed a civil penalty, in an amount that is not material to the Company, to settle certain alleged violations of the Federal Clean Air Act at our Groton, Connecticut manufacturing facility that were identified by the U.S. Environmental Protection Agency (EPA) in 2006. We are in discussions with the DOJ and EPA to resolve this matter, and we have implemented corrective actions to address all of the EPA’s concerns.

We will be required to submit a corrective measures study report to the EPA with regard to Pharmacia’s discontinued industrial chemical facility in North Haven, Connecticut.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, (CERCLA or Superfund) and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

D. Government Investigations and Requests for Information

Like other pharmaceutical companies, we are subject to extensive regulation by national, state and local government agencies in the U.S. and in the other countries in which we operate. As a result, we have interactions with government agencies on an ongoing basis. Among the investigations and requests for information by government agencies are those discussed below. It is possible that criminal charges and fines and/or civil penalties could result from pending government investigations, including but not limited to those discussed below.

76  |  2007 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The Department of Justice continues to actively investigate the marketing and safety of our COX-2 medicines, particularly Bextra. The investigation has included requests for information and documents. We also have received requests for information and documents in connection with threatened claims concerning the marketing and safety of Bextra and Celebrex from a group of state attorneys general. We have been considering various ways to resolve these matters.

Separately, the Department of Justice continues to actively investigate certain physician payments budgeted to our prescription pharmaceutical products. The investigation has included requests for information and documents.

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

E. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2007, recorded amounts for the estimated fair value of these indemnifications were not significant.

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

For our reportable operating segments (i.e., Pharmaceutical and Animal Health), segment profit/(loss) is measured based on income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles. Certain costs, such as significant impacts of purchase accounting for acquisitions, acquisition-related costs and costs related to our cost-reduction initiatives and transition activity associated with our former Consumer Healthcare business, are included in Corporate/Other only. This methodology is utilized by management to evaluate our businesses.

Certain income/(expense) items that are excluded from the operating segments’ profit/(loss) are considered corporate items and are included in Corporate/Other. These items include interest income/(expense), corporate expenses (e.g., corporate administration costs), other income/(expense) (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based and all share-based compensation expenses not allocated to the business segments, significant impacts of purchase accounting for acquisitions, certain milestone payments, acquisition-related costs, intangible asset impairments and costs related to our cost-reduction initiatives.

Each segment is managed separately and offers different products requiring different marketing and distribution strategies.

We sell our products primarily to customers in the wholesale sector. In 2007, sales to our three largest U.S. wholesaler customers represented approximately 18%, 12% and 10% of total revenues and, collectively, represented approximately 20% of accounts receivable as of December 31, 2007. In 2006, sales to our three largest U.S. wholesaler customers represented approximately 20%, 13% and 11% of total revenues and, collectively, represented approximately 26% of accounts receivable as of December 31, 2006. These sales and related accounts receivable were concentrated in the Pharmaceutical segment.

Revenues exceeded $500 million in each of 12 countries outside the U.S. in 2007 and in each of 10 countries outside the U.S. in 2006. The U.S. was the only country to contribute more than 10% of total revenues in each year.

2007 Financial Report  |  77

Notes to Consolidated Financial Statements
Pfizer Inc and Subsidiary Companies

The following tables present segment, geographic and revenue information:

Segment

	FOR/AS OF THE YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Revenues
Pharmaceutical	$44,424	$45,083	$44,269
Animal Health	2,639	2,311	2,206
Corporate/Other(a)	1,355	977	930

Total revenues	$48,418	$48,371	$47,405

Segment profit/(loss)(b)
Pharmaceutical	$20,740	$21,615	$19,599
Animal Health	620	455	405
Corporate/Other(a)(c)	(12,082)	(9,042)	(9,204)

Total profit/(loss)	$9,278	$13,028	$10,800

Identifiable assets
Pharmaceutical	$67,431	$72,497	$74,056
Animal Health	2,043	1,951	2,098
Discontinued operations/Held for sale	114	62	6,659
Corporate/Other(a)(d)	45,680	41,036	34,157

Total identifiable assets	$115,268	$115,546	$116,970

Property, plant and equipment additions(e)
Pharmaceutical	$1,608	$1,681	$1,703
Animal Health	70	51	61
Discontinued operations/Held for sale	—	162	189
Corporate/Other(a)	202	156	153

Total property, plant and equipment additions	$1,880	$2,050	$2,106

Depreciation and amortization(e)
Pharmaceutical	$1,886	$1,765	$1,880
Animal Health	52	49	59
Discontinued operations/Held for sale	—	71	78
Corporate/Other(a)(f)	3,262	3,408	3,559

Total depreciation and amortization	$5,200	$5,293	$5,576

(a)

Corporate/Other includes our gelatin capsules business, our contract manufacturing business and a bulk pharmaceutical chemicals business, and transition activity associated with our former Consumer Healthcare business (sold in December 2006). Corporate/Other under Segment profit/(loss) also includes interest income/(expense), corporate expenses (e.g., corporate administration costs), other income/(expense) (e.g., realized gains and losses attributable to our investments in debt and equity securities), certain performance-based and all share-based compensation expenses, significant impacts of purchase accounting for acquisitions, acquisition-related costs, intangible asset impairments and costs related to our cost-reduction initiatives.

(b)

Segment profit/(loss) equals Income from continuing operations before provision for taxes on income, minority interests and the cumulative effect of a change in accounting principles. Certain costs, such as significant impacts of purchase accounting for acquisitions, acquisition-related costs and costs related to our cost-reduction initiatives and transition activity associated with our former Consumer Healthcare business, are included in Corporate/Other only. This methodology is utilized by management to evaluate our businesses.

(c)

In 2007, Corporate/Other includes: i) restructuring charges and implementation costs associated with our cost-reduction initiatives of $3.9 billion; (ii) significant impacts of purchase accounting for acquisitions of $3.4 billion, including acquired in-process research and development, intangible asset amortization and other charges; (iii) $2.8 billion of charges associated with Exubera. See Note 4. Asset Impairment Charges and Other Costs Associated with Exiting Exubera; (iv) net interest income of $1.1 billion; (v) all share-based compensation expense; (vii) gain on disposal of assets and other of $174 million; (vii) transition activity associated with our former Consumer Healthcare business of $26 million in income; and (viii) acquisition-related costs of $11 million.

In 2006, Corporate/Other includes: (i) significant impacts of purchase accounting for acquisitions of $4.1 billion, including acquired in-process research and development, intangible asset amortization and other charges; (ii) restructuring charges and implementation costs associated with our cost-reduction initiatives of $2.1 billion; (iii) all share-based compensation expense; (iv) net interest income of $437 million; (v) impairment of the Depo-Provera intangible asset of $320 million; (vi) gain on disposals of investments and other of $173 million; and (vii) a research and development milestone due to us from sanofi-aventis of approximately $118 million; and (viii) acquisition-related costs of $27 million.

In 2005, Corporate/Other includes: (i) significant impacts of purchase accounting for acquisitions of $4.9 billion, including acquired in-process research and development, intangible asset amortization and other charges; (ii) costs associated with the suspension of Bextra’s sales and marketing of $1.2 billion; (iii) acquisition-related costs of $918 million; (iv) restructuring charges and implementation costs associated with our cost-reduction initiatives of $763 million; (v) net interest income of $269 million; (vi) all share-based compensation expense; and (vii) gain on disposals of investments and other of $134 million.

(d)	Corporate assets are primarily cash, short-term investments and long-term investments and loans.

(e)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on estimates of physical production.

(f)	Corporate/Other includes non-cash charges associated with purchase accounting related to intangible asset amortization of $3.0 billion in 2007, $3.2 billion in 2006 and $3.3 billion in 2005.

78  |  2007 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Geographic

	FOR/AS OF THE YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Revenues
United States(a)	$23,153	$25,822	$24,751
Europe/Canada(b)	15,918	14,194	14,355
Japan/Asia(c)	6,511	5,939	5,987
Latin America/AFME(d)	2,836	2,416	2,312

Consolidated	$48,418	$48,371	$47,405

Long-lived assets(e)
United States(a)	$19,145	$21,795	$24,390
Europe/Canada(b)	15,457	17,538	16,492
Japan/Asia(c)	1,177	1,205	1,154
Latin America/AFME(d)	453	444	441

Consolidated	$36,232	$40,982	$42,477

(a)	Includes operations in Puerto Rico.

(b)	Includes Canada, France, Italy, Spain, Germany, U.K., Ireland, Northern Europe and Central-South Europe.

(c)	Includes Japan, Australia, Korea, China, Taiwan, Thailand and India.

(d)	Includes South America, Central America, Mexico, Africa and the Middle East.

(e)	Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

Revenues by Therapeutic Area

	YEAR ENDED DEC. 31,

(MILLIONS OF DOLLARS)	2007	2006	2005

Pharmaceutical
Cardiovascular and metabolic diseases	$18,853	$19,871	$18,732
Central nervous system disorders	5,152	6,038	6,391
Arthritis and pain	2,914	2,711	2,386
Infectious and respiratory diseases	3,552	3,474	4,770
Urology	3,010	2,809	2,684
Oncology	2,640	2,191	1,996
Ophthalmology	1,643	1,461	1,373
Endocrine disorders	1,052	985	1,049
All other	3,819	4,169	3,823
Alliance revenues	1,789	1,374	1,065

Total Pharmaceutical	44,424	45,083	44,269

Animal Health	2,639	2,311	2,206
Other	1,355	977	930

Total revenues	$48,418	$48,371	$47,405

2007 Financial Report  |  79

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2007
Revenues	$12,474	$11,084	$11,990	$12,870
Costs and expenses	7,326	8,414	10,899	9,684
Acquisition-related in-process research and development charges	283	—	—	—
Restructuring charges and acquisition-related costs	812	1,051	455	216

Income from continuing operations before (benefit)/provision for taxes on income, and minority interests	4,053	1,619	636	2,970
(Benefit)/provision for taxes on income	689	272	(161)	223
Minority interests	3	2	1	36

Income from continuing operations	3,361	1,345	796	2,711

Discontinued operations:
Income/(loss) from discontinued operations—net of tax	—	—	—	(3)
Gains/(losses) on sales of discontinued operations—net of tax	31	(78)	(35)	16

Discontinued operations—net of tax	31	(78)	(35)	13

Net income	$3,392	$1,267	$761	$2,724

Earnings per common share—basic:
Income from continuing operations	$0.48	$0.19	$0.12	$0.40
Discontinued operations—net of tax	—	(0.01)	(0.01)	—

Net income	$0.48	$0.18	$0.11	$0.40

Earnings per common share—diluted Income from continuing operations	$0.48	$0.19	$0.12	$0.40
Discontinued operations—net of tax	—	(0.01)	(0.01)	—

Net income	$0.48	$0.18	$0.11	$0.40

Cash dividends paid per common share	$0.29	$0.29	$0.29	$0.29

Stock prices
High	$27.41	$27.73	$26.15	$25.71
Low	$24.55	$25.23	$23.13	$22.24

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

Acquisition-related in-process research and development charges primarily includes amounts incurred in connection with our acquisitions of BioRexis and Embrex (see Note 2. Acquisitions).

Restructuring charges and acquisition-related costs includes restructuring charges primarily related to our cost-reduction initiatives (see Note 5. Cost-Reduction Initiatives).

As of January 31, 2008, there were 231,737 holders of record of our common stock (symbol PFE).

80  |  2007 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc and Subsidiary Companies

	QUARTER

(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2006
Revenues	$11,747	$11,741	$12,280	$12,603
Costs and expenses	7,178	7,877	8,070	10,060
Acquisition-related in-process research and development charges	—	513	—	322
Restructuring charges and acquisition-related costs	299	268	249	507

Income from continuing operations before provision for taxes on income, and minority interests	4,270	3,083	3,961	1,714
Provision for taxes on income	262	790	717	223
Minority interests	2	3	5	2

Income from continuing operations	4,006	2,290	3,239	1,489

Discontinued operations:
Income from discontinued operations—net of tax	102	108	120	103
Gains on sales of discontinued operations—net of tax	3	17	3	7,857

Discontinued operations—net of tax	105	125	123	7,960

Net income	$4,111	$2,415	$3,362	$9,449

Earnings per common share—basic:
Income from continuing operations	$0.55	$0.31	$0.45	$0.21
Discontinued operations—net of tax	0.01	0.02	0.02	1.11

Net income	$0.56	$0.33	$0.47	$1.32

Earnings per common share—diluted:
Income from continuing operations	$0.55	$0.31	$0.44	$0.21
Discontinued operations—net of tax	0.01	0.02	0.02	1.11

Net income	$0.56	$0.33	$0.46	$1.32

Cash dividends paid per common share	$0.24	$0.24	$0.24	$0.24

Stock prices
High	$26.84	$25.72	$28.58	$28.60
Low	$23.60	$22.51	$22.16	$23.75

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.	Acquisition-related in-process research and development charges primarily includes amounts incurred in connection with our acquisitions of PowderMed and Rinat (see Note 2. Acquisitions.)

All financial information reflects our Consumer Healthcare business as discontinued operations (see Note 3. Discontinued Operations).	Restructuring charges and acquisition-related costs includes restructuring charges primarily related to our cost-reduction initiatives (see Note 5. Cost-Reduction Initiatives.)

2007 Financial Report  |  81

Financial Summary
Pfizer Inc and Subsidiary Companies

	AS OF/FOR THE YEAR ENDED DECEMBER 31

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2007	2006	2005	2004	2003	2002

Revenues	$48,418	$48,371	$47,405	$48,988	$41,787	$29,758
Research and development expenses(a)	8,089	7,599	7,256	7,513	7,279	5,153
Other costs and expenses	28,234	25,586	26,341	25,850	25,652	12,742
Acquisition-related in-process research and development charges(b)	283	835	1,652	1,071	5,052	—
Restructuring charges and acquisition-related costs(c)	2,534	1,323	1,356	1,151	1,023	594

Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	9,278	13,028	10,800	13,403	2,781	11,269
Provision for taxes on income	(1,023)	(1,992)	(3,178)	(2,460)	(1,614)	(2,598)
Income from continuing operations before cumulative effect of a change in accounting principles	8,213	11,024	7,610	10,936	1,164	8,665
Discontinued operations—net of tax	(69)	8,313	498	425	2,776	871
Cumulative effect of a change in accounting principles—net of tax(d)	—	—	(23)	—	(30)	(410)

Net income	8,144	19,337	8,085	11,361	3,910	9,126

Effective tax rate—continuing operations	11.0%	15.3%	29.4%	18.4%	58.0%	23.1%
Depreciation and amortization(e)	5,200	5,293	5,576	5,093	4,025	1,030
Property, plant and equipment additions(e)	1,880	2,050	2,106	2,601	2,629	1,758
Cash dividends paid	7,975	6,919	5,555	5,082	4,353	3,168
Working capital(f)	25,014	25,559	18,433	17,582	6,059	5,868
Property, plant and equipment, less accumulated depreciation	15,734	16,632	16,233	17,593	17,573	10,264
Total assets(f)	115,268	115,546	116,970	125,848	111,131	44,251
Long-term debt	7,314	5,546	6,347	7,279	5,755	3,140
Long-term capital(g)	80,134	84,993	81,895	88,959	78,866	21,647
Shareholders’ equity	65,010	71,358	65,764	68,433	60,049	18,099

Earnings per common share—basic:
Income from continuing operations before cumulative effect of a change in accounting principles	1.19	1.52	1.03	1.45	0.16	1.41
Discontinued operations—net of tax	(0.01)	1.15	0.07	0.06	0.38	0.14
Cumulative effect of a change in accounting principles—net of tax(d)	—	—	—	—	—	(0.07)

Net income	1.18	2.67	1.10	1.51	0.54	1.48

Earnings per common share—diluted:
Income from continuing operations before cumulative effect of a change in accounting principles	1.18	1.52	1.02	1.43	0.16	1.39
Discontinued operations—net of tax	(0.01)	1.14	0.07	0.06	0.38	0.14
Cumulative effect of a change in accounting principles—net of tax(d)	—	—	—	—	—	(0.07)

Net income	1.17	2.66	1.09	1.49	0.54	1.46

Market value per share (December 31)	22.73	25.90	23.32	26.89	35.33	30.57
Return on shareholders’ equity	11.94%	28.20%	12.0%	17.7%	10.0%	55.2%
Cash dividends paid per common share	1.16	0.96	0.76	0.68	0.60	0.52
Shareholders’ equity per common share	9.65	10.05	8.98	9.21	7.93	2.97
Current ratio	2.15:1	2.16:1	1.65:1	1.63:1	1.26:1	1.32:1

Weighted-average shares used to calculate:
Basic earnings per common share amounts	6,917	7,242	7,361	7,531	7,213	6,156
Diluted earnings per common share amounts	6,939	7,274	7,411	7,614	7,286	6,241

82  |  2007 Financial Report

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

(a)

Research and development expenses includes co-promotion charges and milestone payments for intellectual property rights of $603 million in 2007, $292 million in 2006: $156 million in 2005; $160 million in 2004; $380 million in 2003; and $32 million in 2002.

(b)	In 2007, 2006, 2005, 2004 and 2003, we recorded charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development.

(c)	Restructuring charges and acquisition-related costs primarily includes the following:

2007 — Restructuring charges of $2.5 billion related to our cost-reduction initiatives.

2006 — Restructuring charges of $1.3 billion related to our cost-reduction initiatives.

2005 — Integration costs of $532 million and restructuring charges of $372 million related to our acquisition of Pharmacia in 2003 and restructuring charges of $438 million related to our cost-reduction initiatives.

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

(d)

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

(e)	Includes discontinued operations, (see Notes to Consolidated Financial Statements—Note 21. Segment, Geographic and Revenue Information.)

(f)

For 2005 through 2002, includes assets held for sale of our Consumer Healthcare business, and for 2004 through 2002, also includes in-vitro allergy and autoimmune diagnostic testing, surgical ophthalmic, certain European generics, confectionery and shaving businesses and the femhrt, Loestrin and Estrostep women’s health product lines.

(g)	Defined as long-term debt, deferred taxes, minority interests and shareholders’ equity.

Peer Group Performance Graph

            Five Year Performance

	2002	2003	2004	2005	2006	2007

Pfizer	100.0	117.8	91.5	81.8	94.2	86.5
Old Peer Group	100.0	103.3	105.1	104.5	122.9	137.1
New Peer Group	100.0	113.8	114.5	121.7	135.0	137.2
S&P 500	100.0	128.7	142.7	149.7	173.3	182.8

Since 2005, Pfizer’s pharmaceutical peer group has consisted of the following companies: Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Johnson & Johnson, Merck and Co., Schering-Plough Corporation and Wyeth (New Peer Group). Prior to that, Pfizer’s pharmaceutical peer group was comprised of Abbot Laboratories, Baxter International, Bristol-Myers Squibb Company, Colgate-Palmolive Company, Eli Lilly and Company, Johnson & Johnson, Merck and Co., Schering-Plough Corporation and Wyeth (Old Peer Group).

We believe that the companies included in the New Peer Group are more reflective of the Company’s core business, and therefore will provide a more meaningful comparison of stock performance. We have included the New Peer Group in the graph to show what the comparison to those companies would have been if the New Peer Group had been in place during the periods shown on the graph.

2007 Financial Report  |  83