Form 10-K, Exhibit 13
period 2008-12-31
PFIZER INC
filed 2009-02-27
CIK 78003

Exhibit 13

Pfizer Inc.

2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

Introduction

Our Financial Review is provided in addition to the accompanying consolidated financial statements and footnotes to assist readers in understanding Pfizer’s results of operations, financial condition and cash flows. The Financial Review is organized as follows:

•

Overview of Our Performance and Operating Environment. This section provides information about the following: our business; our 2008 performance; our operating environment and response to key opportunities and challenges; our cost-reduction initiatives; our strategic initiatives, such as significant licensing and new business development transactions, as well as the disposition of our Consumer Healthcare business in December 2006; and our expectations for 2009.

•

Accounting Policies. This section, beginning on page 13, discusses those accounting policies that we consider important in understanding Pfizer’s consolidated financial statements. For additional accounting policies, see Notes to Consolidated Financial Statements—Note 1. Significant Accounting Policies.

•

Analysis of the Consolidated Statement of Income. This section, beginning on page 17, provides an analysis of our revenues and products for the three years ended December 31, 2008, including an overview of important product developments; a discussion about our costs and expenses; and a discussion of Adjusted income, which is an alternative view of performance used by management.

•

Financial Condition, Liquidity and Capital Resources. This section, beginning on page 34, provides an analysis of our consolidated balance sheet as of December 31, 2008 and 2007, and consolidated cash flows for each of the three years ended December 31, 2008, 2007 and 2006, as well as a discussion of our outstanding debt and commitments that existed as of December 31, 2008. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

•

New Accounting Standards. This section, beginning on page 39, discusses accounting standards that we have recently adopted, as well as those that have been recently issued, but not yet adopted by us. For those standards that we have not yet adopted, we have included a discussion of the expected impact to Pfizer, if known.

•

Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 40, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to our financial results, operations and business plans and prospects. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies.

Overview of Our Performance and Operating Environment

Our Business

We are a global, research-based company applying innovative science to improve world health. Our efforts in support of that purpose include the discovery, development, manufacture and marketing of safe and effective medicines; the exploration of ideas that advance the frontiers of science and medicine; and the support of programs dedicated to illness prevention, health and wellness, and increased access to quality healthcare. Our value proposition is to demonstrate that our medicines can safely and effectively prevent and treat disease, including the associated symptoms and suffering, and can form the basis for an overall improvement in healthcare systems and their related costs. Our revenues are derived from the sale of our products, as well as through alliance agreements, under which we co-promote products discovered by other companies.

Our Pharmaceutical segment represented approximately 91% of our total revenues in 2008 and, therefore, developments relating to the pharmaceutical industry can have a significant impact on our operations.

On January 26, 2009, we announced that we have entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction valued on that date at $50.19 per share, or a total of $68 billion. The Boards of Directors of both Pfizer and Wyeth have approved the transaction. Under the terms of the merger agreement, each outstanding share of Wyeth common stock will be converted into the right to receive $33 in cash and 0.985 of a share of Pfizer common stock, subject to adjustment as set forth in the merger agreement. Based on the closing price of our stock on January 23, 2009, the last trading day prior to our announcement on January 26, the stock component was valued at $17.19 per share. We expect the transaction will close at the end of the third quarter or during the fourth quarter of 2009, subject to Wyeth shareholder approval, governmental and regulatory approvals, the satisfaction of conditions related to the debt financing for the transaction, and other usual and customary closing conditions.

Our 2008 Performance

In 2008, our revenues and net income were essentially flat when compared with 2007; however, there were significant events and factors impacting almost all income statement elements. Overall, our 2008 performance reflects the solid contributions of our in-line patent-protected products not impacted by loss of exclusivity; the negative impact of products that have lost exclusivity in the U.S.; the favorable impact of foreign exchange; certain charges related to agreements and to agreements in principle to resolve certain legal matters; the impact of acquisitions; and the positive impact of our cost-reduction initiatives.

In 2008, we continued to face an extremely competitive environment for all of our products.

The details of our 2008 performance follow:

•	Revenues of $48.3 billion were essentially flat compared to 2007, due primarily to:

¡	the favorable impact of foreign exchange, which increased revenues by approximately $1.6 billion in 2008;

2008 Financial Report	1

Financial Review

Pfizer Inc and Subsidiary Companies

¡	an aggregate year-over-year increase in revenues from products launched since 2006; and

¡	the solid aggregate performance of the balance of our broad portfolio of patent-protected medicines,

offset by:

¡	the impact of loss of U.S. exclusivity on Norvasc in March 2007 and Camptosar in February 2008; and

¡	the impact of loss of U.S. exclusivity and cessation of selling of Zyrtec/Zyrtec D in January 2008.

Norvasc, Camptosar and Zyrtec/Zyrtec D collectively experienced a decline in revenues of about $2.6 billion in 2008 compared to 2007. The significant product and alliance revenue impacts on revenues for 2008, compared to 2007, are as follows:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	% CHANGE
Sutent(a)	$847	$581	46
Lyrica	2,573	1,829	41
Zyvox	1,115	944	18
Geodon/Zeldox	1,007	854	18
Vfend	743	632	18
Viagra	1,934	1,764	10
Celebrex	2,489	2,290	9
Zyrtec/Zyrtec D(b)	129	1,541	(92)
Camptosar(b)	563	969	(42)
Norvasc(c)	2,244	3,001	(25)
Chantix/Champix(d)	846	883	(4)
Lipitor(e)	12,401	12,675	(2)
Alliance revenues	2,251	1,789	26

(a)	Sutent is a new product that was launched since 2006.
(b)	Zyrtec/Zyrtec D lost U.S. exclusivity in late January 2008, at which time we ceased selling this product. Camptosar lost U.S. exclusivity in February 2008.
(c)	Norvasc lost U.S. exclusivity in March 2007.
(d)	Chantix/Champix is a new product that was launched since 2006. U.S. prescription trends and revenues have declined following the changes to its U.S. label during 2008.
(e)	Lipitor has been impacted by competitive pressures and other factors.

As of September 30, 2008, our portfolio of medicines included nine medicines that led their therapeutic areas based on revenues. (See further discussion in the “Analysis of the Consolidated Statement of Income” section of this Financial Review.)

•	Certain Charges

¡	Bextra and Certain Other Investigations

In January 2009, we entered into an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations. In connection with these actions, in the fourth quarter of 2008, we recorded a charge of $2.3 billion, pre-tax and after-tax, in Other (income)/deductions – net and such amount is included in Other current liabilities.

See Notes to Consolidated Financial Statements–Note 19D. Legal Proceedings and Contingencies: Government Investigations and Requests for Information.

¡	Certain Product Litigation – Celebrex and Bextra

In October 2008, we reached agreements in principle to resolve the pending U.S. consumer fraud purported class action cases and more than 90% of the known U.S. personal injury claims involving Celebrex and Bextra, and we reached agreements to resolve substantially all of the claims of state attorneys general primarily relating to alleged Bextra promotional practices. In connection with these actions, in the third quarter of 2008, we recorded aggregate litigation-related charges of approximately $900 million, pre-tax, in Other (income)/deductions—net. Virtually all of this amount is included in Other current liabilities. Although we believe that we have insurance coverage for a portion of the proposed personal injury settlements, no insurance recoveries have been recorded.

We believe that the charges related to personal injury claims will be sufficient to resolve all known U.S. personal injury claims, including those not being settled at this time. However, additional charges may have to be taken in the future in connection with certain pending claims and unknown claims relating to Celebrex and Bextra.

See Notes to Consolidated Financial Statements–Note 19B. Legal Proceedings and Contingencies: Product Litigation for a discussion of recent developments with respect to litigation related to Celebrex and Bextra.

2	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

¡	Adjustment of Prior Years’ Liabilities for Product Returns

Revenues in 2008 include a reduction of $217 million, pre-tax, to adjust our prior years' liabilities for product returns. After a detailed review in 2008 of our returns experience, we determined that our previous accounting methodology for product returns needed to be revised, as the lag time between product sale and return was actually longer than we had previously assumed. Although fully recorded in the third quarter of 2008, virtually all of the adjustment relates back several years. We have also reviewed our expense calculations for the prior years and determined that the expense recorded in those years was not materially different from what would have been recorded under our revised approach.

¡	Exubera

In the third quarter of 2007, we exited Exubera, an inhalable form of insulin for the treatment of diabetes. Total pre-tax charges in 2007 were $2.8 billion and were included primarily in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), and Research and development expenses ($100 million). The charges comprised asset write-offs of $2.2 billion (intangibles, inventory and fixed assets) and other exit costs, primarily severance, contract and other termination costs. As of December 31, 2008, the remaining accrual for other exit costs is approximately $152 million. Substantially all of this cash spending is expected to be completed in 2009. See Notes to Consolidated Financial Statements—Note 4D. Certain Charges: Exubera.

•

Acquisitions—We completed a number of strategic acquisitions that we believe will strengthen and broaden our existing pharmaceutical capabilities. In 2008, we acquired Serenex Inc. (Serenex), a privately held biotechnology company with SNX-5422 and an extensive Hsp90 inhibitor compound library; Encysive Pharmaceuticals Inc. (Encysive), a biopharmaceutical company with the pulmonary arterial hypertension product, Thelin; CovX, a privately held biotherapeutics company specializing in preclinical oncology and metabolic research; Coley Pharmaceuticals, Inc. (Coley), a biopharmaceutical company specializing in vaccines and drug candidates designed to fight cancers, allergy and asthma disorders, and autoimmune diseases; a number of animal health product lines in Europe from Schering-Plough Corporation (Schering-Plough); and two smaller acquisitions also related to Animal Health. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

•

Cost-reduction initiatives—We made significant progress with our cost-reduction and transformation initiatives, launched in early 2005, which are a broad-based, company-wide effort to improve performance and efficiency. In 2008, we exceeded our cost-reduction goal by reducing adjusted total costs by $2.8 billion, compared to 2006, on a constant currency basis (the actual foreign exchange rates in effect during 2006). In January 2009, we announced a new cost-reduction initiative that we anticipate will drive a lower, more variable cost structure to achieve a reduction in adjusted total costs of approximately $3 billion, based on the actual foreign exchange rates in effect during 2008, by the end of 2011, compared with our 2008 adjusted total costs. We plan to reinvest approximately $1 billion of these savings in the business, resulting in an expected $2 billion net decrease. Reductions will span sales, manufacturing, research and development, and administrative organizations. (See further discussion in the “Our Cost-Reduction Initiatives” section of this Financial Review.) We incurred related costs of approximately $4.2 billion in 2008, $3.9 billion in 2007 and $2.1 billion in 2006. (For an understanding of Adjusted income, see the “Adjusted income” section of this Financial Review).

•	Income from continuing operations was $8.0 billion compared to $8.2 billion in 2007. The decrease reflected the following:

¡

a $2.3 billion, pre-tax and after-tax, charge resulting from an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations, and a $640 million after-tax charge related to agreements and agreements in principle to resolve certain non-steroidal anti-inflammatory drugs (NSAID) litigation and claims;

¡

higher Acquisition-related in-process research and development charges (IPR&D). In 2008, we incurred IPR&D of $633 million, pre-tax, primarily related to our acquisitions of Serenex, Encysive, CovX, Coley, and a number of animal health product lines from Schering-Plough, as well as two smaller acquisitions also related to Animal Health, compared with IPR&D of $283 million, pre-tax, in 2007, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. (BioRexis) and Embrex, Inc. (Embrex);

¡

the up-front payment of $225 million to Medivation, Inc. (Medivation) in connection with our collaboration to develop and commercialize Dimebon and the up-front payment of $75 million to Auxilium Pharmaceuticals, Inc. (Auxilium) in connection with our collaboration to develop and commercialize Xiaflex;

¡

a higher effective income tax rate, despite the tax benefits in 2008 related to favorable effectively settled tax issues and the sale of one of our biopharmaceutical companies (Esperion Therapeutics, Inc.); and

¡

lower interest income compared to 2007, due primarily to lower average net financial assets during 2008 as compared to 2007, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in December 2006, and lower interest rates, partially offset by:

¡	lower asset impairment charges, primarily due to $1.8 billion, after-tax, in 2007 related to our decision to exit Exubera;

¡	the favorable impact of foreign exchange;

¡	savings related to our cost-reduction initiatives; and

¡	a payment recorded in 2007 to Bristol-Myers Squibb Company (BMS) in connection with our collaboration to develop and commercialize apixaban.

•

Discontinued operations—net of tax were a gain of $78 million in 2008, compared with a loss of $69 million in 2007. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Dispositions” section of this Financial Review.)

2008 Financial Report	3

Financial Review

Pfizer Inc and Subsidiary Companies

Our Operating Environment and Response to Key Opportunities and Challenges

Despite the challenging financial markets, Pfizer maintains a strong financial position. We have a strong balance sheet and excellent liquidity that provides us with financial flexibility. Our long-term debt is rated high quality and investment grade by both Standard & Poor’s and Moody’s Investors Services. As market conditions change, we continue to monitor our liquidity position. We have and will continue to take a conservative approach to our investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, investment-grade available-for-sale debt securities. As a result, we continue to believe that we have the ability to meet our financing needs for the foreseeable future. (For further discussion of our financial condition, see the "Financial Condition, Liquidity and Capital Resources” section of this Financial Review.)

We and our industry continue to face significant challenges in a profoundly changing business environment, and we are taking steps to fundamentally change the way we run our businesses to meet these challenges, as well as to take advantage of the diverse and attractive opportunities that we see in the marketplace. In response to these challenges and opportunities, we are progressing on “our path forward” strategies for growth:

•	Maximize revenues;
•	Establish a more flexible cost base; and
•	Innovate our business model.

For details about our strategic initiatives, see the “Our Strategic Initiatives—Strategy and Recent Transactions” section of this Financial Review, and for details about our cost-reduction initiatives, see the “Our Cost-Reduction Initiatives” section of this Financial Review.

There are a number of industry-wide factors that may affect our business and they should be considered along with the information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review. Such industry-wide factors include pricing and access, intellectual property rights, product competition, the regulatory environment, pipeline productivity and the changing business environment. In addition to industry-specific factors, we, like other businesses, face the potential effects of the global economic recession. We cannot predict what impacts recent economic and financial market developments may have on our results of operations. Such developments could, among other things, result in lower usage of our products and additional pricing pressures as payers seek to lower their costs. We continue to monitor our financial investments, key customers, suppliers, accounts receivable and credit risk. We believe we have the ability to meet our product manufacturing and distribution needs. Excluding the proposed acquisition of Wyeth, recent declines in our stock price could inhibit our ability to use equity for acquisitions (see further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review). In addition, further declines in our stock price could trigger an impairment of goodwill.

Agreement to Acquire Wyeth

On January 26, 2009, we announced that we have entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction valued on that date at $50.19 per share, or a total of $68 billion. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review for details relating to this transaction.)

We believe that the combination of Pfizer and Wyeth will create the world’s premier biopharmaceutical company. The combined entity will be one of the most diversified in the industry and will benefit from complementary patient-centric units. We believe that, in a single transaction, the combination will meaningfully deliver on our strategic priorities, including the following:

•	Enhancing the in-line and pipeline patent-protected portfolio in key “Invest to Win” disease areas, such as Alzheimer’s disease, inflammation, oncology, pain and psychosis;

•	Becoming a top-tier player in biotherapeutics and vaccines;

•	Accelerating growth in emerging markets;

•	Creating new opportunities for established products;

•	Investing in complementary businesses; and

•	Creating a lower, more flexible cost base.

Pricing and Access

We believe that our medicines provide significant value for both healthcare providers and patients, not only from the improved treatment of diseases, but also from a reduction in other healthcare costs such as hospitalization or emergency room costs, as well as in improvements in health, wellness and productivity. Notwithstanding the benefits of our products, the pressures from governments and other payer groups are continuing and increasing. These pressure points can include price controls, price cuts (directly or by rebate actions) and regulatory changes that limit access to certain medicines.

4	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

•

Governments around the world continue to seek discounts on our products, either by leveraging their significant purchasing power or by mandating prices or implementing various forms of price controls. The growing power of managed care organizations in the U.S. has similarly increased the pressure on pharmaceutical prices and access.

•

In the U.S., the enactment of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act), which went into effect in 2006, expanded access to medicines for Medicare beneficiaries. This program has been successfully implemented, with high levels of beneficiary satisfaction and lower-than-expected costs to the government and to beneficiaries due to the enhanced purchasing power of health plans in the private sector that enables negotiation on behalf of Medicare beneficiaries. Despite this success, the exclusive role of private sector health plans in negotiating prices for the Medicare drug benefit remains controversial and legislative changes have been proposed to allow the Federal government to directly negotiate prices with pharmaceutical manufacturers. While expanded access under the Medicare Act has resulted in increased use of our products, the substantial purchasing power of health plans that negotiate on behalf of Medicare beneficiaries has increased the pressure on prices. It is expected that if legislation were enacted to provide for direct Federal government negotiation in the Medicare prescription drug program, access to and reimbursement for our products would be restricted.

•

In response to cost concerns by payers, utilization of generics is increasing as a percentage of total pharmaceutical use, especially in the U.S. Payers are also selectively sponsoring campaigns designed to interchange generic products for molecularly dissimilar branded products within a therapeutic category.

•

Consumers have become aware of global price differences that result from price controls imposed by certain governments and some have become more vocal about their desire that governments allow the sourcing of medicines across national borders. In the U.S., there have been a number of legislative proposals to permit importation of medicines, despite the increased risk of receiving inferior, counterfeit products. The Secretaries of Health and Human Services in both the Clinton and Bush Administrations declined to certify under current law that importation of medicines is safe and saves money. If the new Secretary of Health and Human Services were to certify that importation is safe and does save money, an increase in cross-border trade in medicines subject to foreign price controls in other countries could occur.

•

Pharmaceutical promotion is highly regulated in most markets around the world. In the U.S., there is growing interest at both the Federal and state level in further restricting marketing communications and increasing the level of disclosure of marketing activities.

•

A growing number of health systems in markets around the world are employing cost effectiveness evaluations and using their findings to help inform pricing and access decisions, especially for newly introduced biopharmaceutical products. In the U.S., there is growing interest by government and private payers in adopting comparative clinical effectiveness methodologies. While comparative clinical effectiveness research may enhance our ability to demonstrate the value of our products, it is also possible that comparative effectiveness research could be implemented in a manner designed to focus on cost, minimize therapeutic differences and restrict access to innovative medicines.

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

•

We will continue to be a constructive force in helping to shape healthcare policy and regulation of our products. In particular, we are actively working to support health reform in the U.S. in a way that expands coverage for all Americans (with public subsidies and private sector delivery), improves quality and provides value to patients.

•

On February 10, 2009, we announced plans to make publicly available our compensation of U.S. healthcare professionals for consulting, speaking engagements and clinical trials. This disclosure will include payments made to practicing U.S. physicians and other healthcare providers, as well as principal investigators, major academic institutions and research sites for clinical research. We plan to publish our first annual update on our website in early 2010.

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

2008 Financial Report	5

Financial Review

Pfizer Inc and Subsidiary Companies

date as the result of a legal challenge, generic pharmaceutical manufacturers generally produce similar products and sell those products for a lower price. This price competition can substantially decrease our revenues for products that lose exclusivity, often in a very short period. In the U.S., substantial revenue declines occur in the first year after patent expiration. Revenues in many international markets do not have the same sharp decline compared to the U.S. in the first year after loss of exclusivity, due to less restrictive policies on generic substitution, different competitive dynamics, and less intervention by government/payers in physician decision-making, among other factors.

•

The loss of patent protection with respect to any of our major products can have a material adverse effect on future revenues and our results of operations. As mentioned above, our performance in 2008 was significantly impacted by our loss of U.S. exclusivity for Norvasc in March 2007 and Camptosar in February 2008. Further, we experienced a substantial adverse impact on our 2008 performance from the loss of U.S. exclusivity for Zyrtec/Zyrtec D in late January 2008, at which time we ceased selling this product. These three products represented 6% of our total revenues and 1% of our total U.S. revenues for the year ended December 31, 2008, and 11% of our total revenues and 12% of our total U.S. revenues for the year ended December 31, 2007. Revenues in the U.S. contributed approximately 42% of our total revenues in 2008, 48% of our total revenues in 2007 and 53% of our total revenues in 2006.

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

•

There is a continuing disparity in the recognition and enforcement of intellectual property rights among countries worldwide. Organizations such as the World Trade Organization (WTO), under the WTO Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPS), have been instrumental in educating governments about the long-term benefits of strong patent laws. However, certain activists have challenged the pharmaceutical industry’s position in developing markets.

•

The integrity of our products is subject to an increasingly predatory atmosphere, as seen in the growing problem of counterfeit drugs. These drugs can harm patients through a lack of active ingredients, the inclusion of harmful components or improper accompanying packaging. Our ability to work with law enforcement to successfully counter these dangerous criminal activities will have an impact on our revenues and results of operations.

Our response:

•

We will continue to aggressively defend our patent rights against increasingly aggressive infringement whenever appropriate. (See also Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies).

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

Product Competition

Some of our products face competition in the form of generic drugs or new branded products, which treat similar diseases or indications. For example, we lost U.S. exclusivity for Norvasc in March 2007 and Camptosar in February 2008 and, as expected, significant revenue declines followed. Lipitor began to face competition in the U.S. from generic pravastatin (Pravachol) and generic simvastatin (Zocor) in 2006, in addition to other competitive pressures. The volume of patients who start on or switch to generic simvastatin continues to negatively impact Lipitor prescribing trends, particularly in the managed-care environment.

Our response:

•

We will continue to highlight the benefits of our products, in terms of cost, safety and efficacy, as appropriate, as we seek to serve significantly more patients around the world. (For detailed information about Lipitor and other significant products, see further discussion in the “Revenues—Pharmaceutical—Selected Product Descriptions” section of this Financial Review.)

•

We took a broad look at our business model and examined it from all angles. We have evolved our Pharmaceutical operations into smaller, more focused units to anticipate and respond more quickly to our customers’ and patients’ changing needs. With the formation of the Primary Care, Specialty Care, Established Products, Oncology and Emerging Markets units, we believe we can better manage our products’ growth and development throughout their entire time on the market; bring innovation to our “go to market” promotional and commercial strategies; develop ways to further enhance the value of mature products, including those close to losing their exclusivity; expand our already substantial presence in emerging markets, and create product-line extensions where feasible.

6	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

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

Our response:

•

As the world’s largest privately funded biopharmaceutical operation, and through our global scale, we will continue to develop and deliver innovative medicines that will benefit patients around the world. We will continue to make the investments necessary to serve patients’ needs and to generate long-term growth. For example:

¡

We have taken important steps to prioritize our research and development portfolio to maximize value. After a review of all our therapeutic areas, in 2008, we announced our decision to exit certain disease areas—anemia, atherosclerosis/hyperlipidemia, bone health/frailty, gastrointestinal, heart failure, liver fibrosis, muscle, obesity, osteoarthritis (disease modifying concepts only) and peripheral arterial disease—and give higher priority to the following disease areas: Alzheimer’s disease, diabetes, inflammation/immunology, oncology, pain and psychoses (schizophrenia). We also will continue to work in many other disease areas, such as asthma, chronic obstructive pulmonary disorder, genitourinary, infectious diseases, ophthalmology, smoking cessation, thrombosis and transplant, among others. These decisions did not affect our portfolio of marketed products, the development of compounds currently in Phase 3 or any launches planned over the next three years.

¡

We continue to review our products for potential new indications and submit them for regulatory review. For example, in 2008, we submitted a supplemental filing for a pediatric indication to the U.S. Food and Drug Administration (FDA) for Geodon. (For further information about our pending new drug applications (NDAs) and supplemental filings, see further discussion in the “Revenues—Major Pharmaceutical Products—Product Developments” section of this Financial Review.)

¡

We continue to conduct research on a significant scale that can help redefine medical practice. As of December 31, 2008, our R&D pipeline includes 106 projects in development: 84 new molecular entities and 22 product-line extensions. They span multiple therapeutic areas, and we are leveraging our status as the industry’s partner of choice to expand our licensing operations. In addition, we have more than 170 projects in discovery research. During 2008, 11 new compounds were advanced from discovery research into preclinical development, 26 preclinical development candidates progressed into Phase 1 human testing and 19 Phase 1 clinical development candidates advanced into Phase 2 proof-of-concept trials and safety studies.

•

We will continue to focus on reducing attrition as a key component of our R&D productivity improvement effort. For several years, we have been revising the quality hurdles for candidates entering development, as well as throughout the development process. As the quality of candidates has improved, the development attrition rate has begun to fall. Three new molecular entities and multiple new indication programs for in-line products advanced into Phase 3 development during 2008. We expect 15 to 20 new molecular entities and new indication programs to advance to Phase 3 during the 2008-2009 period.

•

While a significant portion of R&D is done internally, we will continue to seek to expand our pipeline by entering into agreements with other companies to develop, license or acquire promising compounds, technologies or capabilities. Collaboration, alliance and license agreements and acquisitions allow us to capitalize on these compounds to expand our pipeline of potential future products.

¡

Due to our strength in marketing and our global reach, we are able to attract other organizations that may have promising compounds and that can benefit from our strength and skills. We have more than 400 alliances across the entire spectrum of the discovery, development and commercialization process.

¡

In 2008, we entered into an agreement with Medivation to develop and commercialize Dimebon, Medivation’s investigational drug for treatment of Alzheimer’s disease and Huntington’s disease, and Auxilium, to develop and commercialize Xiaflex, a novel, late-stage biologic, for the treatment of Dupuytren’s contracture and Peyronie’s disease, in addition to other collaboration agreements. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

¡

We recognize that our core strength with small molecules must be complemented by large molecules, as they involve some of the most promising R&D technology and cutting-edge science in medical research. We will expand our internal capabilities in biologics through business development where attractive opportunities become available. In January 2009, we announced that we have entered into a definitive merger agreement to acquire Wyeth, a leader in biotherapeutics and vaccines. In 2008, we acquired Encysive, a biopharmaceutical company, whose main product (Thelin) is for the treatment of pulmonary arterial hypertension. For further discussion of these and other acquisitions we have made in biologics, see the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.

¡

The acquisitions of Coley in 2008 and PowderMed Ltd. (PowderMed) in 2006 are enabling us to explore vaccines across various therapeutic areas using the acquired vaccine technology and delivery device. (See further discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

¡	Our goal is to have a total of 24 to 28 programs in Phase 3 development by the end of 2009 and to make 15 to 20 regulatory submissions during 2010 through 2012.

2008 Financial Report	7

Financial Review

Pfizer Inc and Subsidiary Companies

Changing Business Environment for Our Industry

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

•

Continue to evolve our research organization. We have organized our research teams around therapeutic areas, each with a Chief Scientific Officer who is accountable for the decisions within his or her portfolio.

•

Continue to revitalize our internal R&D approach. We are focusing our efforts to improve productivity and give discovery and development teams more flexibility and clearer goals, by exiting certain disease areas, such as anemia, atherosclerosis/hyperlipidemia, bone health/frailty, gastrointestinal, heart failure, liver fibrosis, muscle, obesity, osteoarthritis (disease modifying concepts only) and peripheral arterial disease, and giving higher priority to certain other disease areas, such as Alzheimer’s disease, diabetes, inflammation/immunology, oncology, pain and psychoses (schizophrenia).

•	Continue to develop patient-centric areas of focus within our Pharmaceutical business through our Primary Care, Specialty Care, Oncology, Established Products and Emerging Markets units.

•

Continue to focus on business development. We have thoroughly assessed every therapeutic area, looked at gaps we have identified and accelerated programs we already have. We are also developing opportunistic strategies concerning the best products, product candidates and technologies.

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

In addition to the above challenges and opportunities, we believe that there are other opportunities for revenue generation for our products, including:

•	Current demographics of developed countries indicate that people are living longer and, therefore, have a growing demand for high-quality healthcare, and the most effective medicines.

•	Revising our commercial model, where appropriate, to better engage physicians and customers.

•

The large number of patients within our various therapeutic categories that are untreated. For example, of the tens of millions of Americans who need medical therapy for high cholesterol, we estimate only about 35% are actually receiving treatment.

•	Refocusing the debate on health policy to address the cost of disease that remains untreated and the benefits of investing in prevention and wellness to not only improve health, but save money.

•	Developing medicines that meet medical needs; that patients will take; that physicians will prescribe; that customers will pay for; and that add the most value for Pfizer.

•

Stepping up our focus and investments in emerging markets by developing strategies in areas, especially Eastern Europe and Asia, where changing demographics and economics will drive growing demand for high-quality healthcare and offer the best potential for our products.

•	Worldwide emphasis on the need to find solutions to difficult problems in healthcare systems.

Our Cost-Reduction Initiatives

During 2008, we completed the cost-reduction and transformation initiatives which were launched in early 2005, broadened in October 2006 and expanded in January 2007. These initiatives were designed to increase efficiency and streamline decision-making across the company and change the way we run our business to meet the challenges of a changing business environment, as well as take advantage of the diverse opportunities in the marketplace.

We have generated net cost reductions through site rationalization in R&D and manufacturing, streamlining organizational structures, sales force and staff function reductions, and increased outsourcing and procurement savings. These and other actions have allowed us to reduce costs in support services and facilities. These and other initiatives are discussed below.

8	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

During 2008, we achieved a reduction of about $1.6 billion in the Selling, informational and administrative expenses (SI&A) pre-tax component of Adjusted income compared to 2006, on a constant currency basis (the actual foreign exchange rates in effect in 2006). In 2008 and 2007, we achieved a total net reduction of the pre-tax total expense component of Adjusted income of $2.8 billion, compared to 2006 on a constant currency basis (the actual foreign exchange rates in effect in 2006). (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.) These cost reductions have been achieved despite inflation and compensation increases over the period.

On January 26, 2009, we announced the implementation of a new cost-reduction initiative that we anticipate will achieve a reduction in adjusted total costs of approximately $3 billion, based on the actual foreign exchange rates in effect during 2008, by the end of 2011, compared with our 2008 adjusted total costs. We expect that this program will be completed by the end of 2010, with full savings to be realized by the end of 2011. We plan to reinvest approximately $1 billion of these savings in the business, resulting in an expected $2 billion net decrease compared to our 2008 adjusted total costs. (For an understanding of Adjusted income, see the “Adjusted income” section of this Financial Review.)

As part of this new cost-reduction initiative, we intend to reduce our total worldwide workforce by approximately 10%. Reductions will span sales, manufacturing, research and development, and administrative organizations. We expect to incur costs related to this new cost-reduction initiative of approximately $6 billion, pre-tax, of which $1.5 billion was recorded in 2008.

Projects in various stages of implementation include:

Pfizer Global Research and Development (PGRD)—

•

Creating a More Agile and Productive Organization—In January 2009, we announced that we plan to reduce our global research staff. We expect these reductions, which are part of the planned 10% total workforce reduction discussed above, will be completed during 2009.

After a review of all our therapeutic areas, in 2008, we announced our decision to exit certain disease areas—anemia, atherosclerosis/hyperlipidemia, bone health/frailty, gastrointestinal, heart failure, liver fibrosis, muscle, obesity, osteoarthritis (disease modifying concepts only) and peripheral arterial disease—and give higher priority to the following disease areas: Alzheimer's disease, diabetes, inflammation/immunology, oncology, pain and psychoses (schizophrenia). We also will continue to work in many other disease areas, such as asthma, chronic obstructive pulmonary disorder, genitourinary, infectious diseases, ophthalmology, smoking cessation, thrombosis and transplant, among others. With a smaller, more focused research portfolio, we will be able to devote our resources to the most valuable opportunities. These decisions did not affect our portfolio of marketed products, the development of compounds currently in Phase 3 or any launches planned over the next three years.

In 2007, we consolidated each research therapeutic area into a single site and focused our research network by closing R&D sites. Since then, we have ceased pharmaceutical R&D operations in six sites that were previously identified for exit by PGRD: Mumbai, India; Plymouth Township, Michigan; Ann Arbor, Michigan; Kalamazoo, Michigan; Nagoya, Japan; and Amboise, France. The facilities in Mumbai, Plymouth Township and downtown Kalamazoo have been disposed of. We are under contract for sale of the entire Ann Arbor campus, with an anticipated closing in mid-2009. In mid-2008, the former Pfizer R&D site in Nagoya became the base of operations of an R&D spin-off in which Pfizer retains a small interest. R&D operations in Amboise have ceased and decommissioning of the R&D site is now underway.

We continue to focus on reduced cycle time and improved compound survival in the drug discovery and development process. Notable cycle time improvements have been demonstrated in the period from Compound Selection to the start of Phase 1. In addition, over the next two years, we expect to see a 25% to 33% reduction in cycle time in the period from Final Approved Protocol to Last Subject-First Visit, as new processes and procedures are adopted for newly initiated Phase 2, 3 and 4 clinical trials. In the past couple of years, a number of steps have been taken to improve compound survival, such as rigorous analyses of the successful and unsuccessful projects in the entire portfolio to ensure that results are captured and applied to on-going programs and to portfolio decisions.

Pfizer Global Manufacturing (PGM)—

•

Supply Network Transformation—To ensure that our manufacturing facilities are aligned with current and future product needs, we are continuing to optimize Pfizer’s network of plants. We have focused on innovation and delivering value through a simplified supply network. Since 2005, 34 sites have been identified for rationalization. In addition, there have been extensive consolidations and realignments of operations resulting in streamlined operations and staff reductions.

We are moving our global manufacturing network into a global strategic supply network, consisting of our internal network of plants together with strategic external manufacturers, and including purchasing, packaging and distribution. As of the end of 2008, we have reduced our internal network of plants from 93 five years ago to 46, which includes the acquisition of seven plants and the sites sold in 2006 as part of our Consumer Healthcare business. We plan to reduce our internal network of plants around the world to 41. We expect that the cumulative impact will be a more focused, streamlined and competitive manufacturing operation, with less than 50% of our former internal plants and more than 48% fewer manufacturing employees, compared to 2003. As part of our global strategic supply network, we currently expect to increase outsourced manufacturing of our products from approximately 17% of our products, on a cost basis, to approximately 30% over the next two to three years.

Worldwide Pharmaceutical Operations (WPO)—

•

Reorganization of our Field Force—As part of Pfizer’s overall restructuring into smaller, more focused business units, we have changed our global field force operations to enable us to adapt to changing market dynamics and respond to local customer needs more quickly

2008 Financial Report	9

Financial Review

Pfizer Inc and Subsidiary Companies

and with more flexibility. This evolutionary process, which began in 2007, will generate savings from de-layering, eliminating duplicative work, and utilizing our sales representative more efficiently through targeted deployment based on sophisticated segmentation analyses, offset modestly by increased investment in certain emerging markets. Between 2004 and 2008, we reduced our global field force by approximately 13%, with approximately 10% of those reductions occurring since the beginning of 2007.

Information Technology—

•	Strategic Outsourcing—We have reorganized our information technology infrastructure and are also consolidating a number of third-party service providers, thereby reducing labor costs.

•

Reductions in Application Software—To achieve cost savings, we have pursued significant reductions in application software and data centers, as well as rationalization of service providers, while enhancing our ability to invest in innovative technology opportunities to further propel our growth.

Finance—

•

Further Capitalizing on Shared Service Centers—To achieve cost savings, we have reduced operating costs and improved service levels by standardizing, regionalizing and/or outsourcing certain transactional accounting activities.

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

Our Strategic Initiatives—Strategy and Recent Transactions

Acquisitions, Licensing and Collaborations

We are committed to capitalizing on new growth opportunities by advancing our own new-product pipeline and maximizing the value of our in-line products, as well as through opportunistic licensing, co-promotion agreements and acquisitions. Our business development strategy targets a number of growth opportunities, including biologics, vaccines, oncology, diabetes, Alzheimer’s disease, inflammation/immunology, pain, psychoses (schizophrenia) and other products and services that seek to provide valuable healthcare solutions. Some of our most significant business-development transactions since 2006 are described below.

•

On January 26, 2009, we announced that we have entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction valued on that date at $50.19 per share, or a total of $68 billion. The Boards of Directors of both Pfizer and Wyeth have approved the transaction. Under the terms of the merger agreement, each outstanding share of Wyeth common stock will be converted into the right to receive $33 in cash and 0.985 of a share of Pfizer common stock, subject to adjustment as set forth in the merger agreement. Based on the closing price of our stock on January 23, 2009, the last trading day prior to our announcement on January 26, the stock component was valued at $17.19 per share. We expect the transaction will close at the end of the third quarter or during the fourth quarter of 2009, subject to Wyeth shareholder approval, governmental and regulatory approvals, the satisfaction of the conditions related to the debt financing for the transaction, and other usual and customary closing conditions. We believe that the combination of Pfizer and Wyeth will create the world’s premier biopharmaceutical company and will meaningfully deliver on Pfizer’s strategic priorities in a single transaction. The combined entity will be one of the most diversified in the industry and will enable us to offer patients a uniquely broad and diversified portfolio of biopharmaceutical innovation through patient-centric units. This transaction, expected to be completed in 2009, is not reflected in our consolidated financial statements as of December 31, 2008. We expect to achieve savings of approximately $4 billion by the end of 2012 related solely to this transaction.

The merger agreement with Wyeth prohibits us from making acquisitions for cash consideration in excess of $750 million in the aggregate prior to the completion of the transaction without Wyeth’s consent.

•

In December 2008, we entered into an agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) to develop, commercialize and supply Xiaflex, a novel, first-in-class biologic, for the treatment of Dupuytren’s contracture and Peyronie’s disease. Under the collaboration agreement with Auxilium, we will receive exclusive rights to commercialize Xiaflex in the European Union and 19 other European and Eurasian countries. We expect to file Xiaflex for approval in Europe in 2010. Under the agreement with Auxiliium, we made an up-front payment of $75 million, which is included in Research and development expenses. We may also make additional payments to Auxilium of up to $410 million based upon regulatory and commercialization milestones, as well as additional milestone payments based upon the successful commercialization of the product.

•

In the fourth quarter of 2008, we concluded the acquisition of a number of animal health product lines from Schering-Plough Corporation for sale in the European Economic Area in the following categories: swine e.coli vaccines; equine influenza and tetanus vaccines; ruminant neonatal and clostridia vaccines; rabies vaccines; companion animal veterinary specialty products; and parasiticides and anti-inflammatories. The cost of acquiring these product lines was approximately $170 million.

•

In September 2008, we announced an agreement with Medivation, Inc. (Medivation) to develop and commercialize Dimebon, Medivation's investigational drug for treatment of Alzheimer's disease and Huntington's disease. Following the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the agreement went into effect in October 2008. Dimebon currently is

10	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

being evaluated in a Phase 3 trial in patients with mild-to-moderate Alzheimer's disease. Under the collaboration agreement with Medivation, we made an up-front payment of $225 million, which is included in Research and development expenses. We may also make additional payments of up to $500 million based upon development and regulatory milestones, as well as additional milestone payments based upon the successful commercialization of the product.

•

In the second quarter of 2008, we acquired Encysive, a biopharmaceutical company, whose main product (Thelin), for the treatment of pulmonary arterial hypertension, is commercially available in much of the E.U., is approved in certain other markets, and is under review by the FDA. The cost of acquiring Encysive, through a tender offer and subsequent merger, was approximately $200 million, including transaction costs. In addition, in the second quarter of 2008, we acquired Serenex, a privately held biotechnology company that owns SNX-5422, an oral Heat Shock Protein 90 (Hsp90) inhibitor currently in Phase 1 trials for the potential treatment of solid tumors and hematological malignancies. Serenex also owns an extensive Hsp90 inhibitor compound library, which has potential uses in treating cancer and inflammatory and neurodegenerative diseases. In connection with these acquisitions, we recorded approximately $170 million in Acquisition-related in-process research and development charges and approximately $450 million in intangible assets.

•

In the second quarter of 2008, we entered into an agreement with a subsidiary of Celldex for an exclusive worldwide license to CDX-110, an experimental therapeutic vaccine in Phase 2 development for the treatment of glioblastoma multiforme, and exclusive rights to the use of EGFRvIII vaccines in other potential indications. Under the license and development agreement, an up-front payment was made. Additional payments exceeding $390 million could potentially be made to Celldex based on the successful development and commercialization of CDX-110 and additional EGFRvIII vaccine products.

•

In the first quarter of 2008, we acquired CovX, a privately held biotherapeutics company specializing in preclinical oncology and metabolic research and the developer of a biotherapeutics technology platform that we expect will enhance our biologic portfolio. Also in the first quarter of 2008, we acquired all the outstanding shares of Coley, a biopharmaceutical company specializing in vaccines and drug candidates designed to fight cancers, allergy and asthma disorders, and autoimmune diseases, for approximately $230 million. In connection with these and two smaller acquisitions related to Animal Health, we recorded approximately $440 million in Acquisition-related in-process research and development charges.

•

In December 2007, we entered into a license agreement with Scil Technology Gmbh (Scil) for worldwide collaboration on Scil cartilage specific growth factor CD-RAP. Under this agreement, Pfizer obtained a worldwide exclusive license to develop and commercialize CD-RAP. We may make payments of up to $242 million based upon development and regulatory milestones.

•

In December 2007, we entered into a license and collaboration agreement with Adolor Corporation (Adolor) to develop and commercialize ADL5859 and ADL577, proprietary delta opioid receptor agonist compounds for the treatment of pain. We may make payments of up to $233 million to Adolor, based on development and regulatory milestones.

•

In December 2007, we entered into a research collaboration and license agreement with Taisho Pharmaceutical Co., Ltd. (Taisho) to acquire worldwide rights outside of Japan for TS-032, a metabolic glutamate receptor agonist that may offer a new treatment option for central nervous system disorders, and is currently in pre-clinical development for the treatment of schizophrenia. We may make payments of up to $255 million to Taisho based upon development and regulatory milestones.

•

In the second quarter of 2007, we entered into a collaboration agreement with BMS to further develop and commercialize apixaban, an oral anticoagulant compound discovered by BMS. We made an initial payment to BMS of $250 million and additional payments to BMS related to product development efforts, which are included in Research and development expenses in 2007. We may also make additional payments of up to $780 million to BMS, based on development and regulatory milestones. In a separate agreement, we are also collaborating with BMS on the research, development and commercialization of a Pfizer discovery program, which includes preclinical compounds with potential applications for the treatment of metabolic disorders, including diabetes. We exited research efforts in the area of obesity during the third quarter of 2008.

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

•

In the first quarter of 2007, we acquired BioRexis, a privately held biopharmaceutical company with a novel technology platform for developing new protein drug candidates, and Embrex, an animal health company that possesses a unique vaccine delivery system known as Inovoject that improves consistency and reliability by inoculating chicks while they are still inside the egg. In connection with these and other smaller acquisitions, we recorded $283 million in Acquisition-related in-process research and development charges.

•

In December 2006, we entered into a collaboration agreement with Kosan Biosciences Inc. (Kosan) to develop a gastrointestinal disease treatment. In 2006, we expensed a payment of $12 million, which was included in Research and development expenses. Additional milestone payments of up to approximately $238 million may be made to Kosan, based upon the successful development and commercialization of a product.

•	In September 2006, we entered into a license agreement with Quark Biotech Inc. for exclusive worldwide rights to a compound for the treatment of neovascular (wet) AMD.

•

In September 2006, we entered into a license and collaboration agreement with TransTech Pharma Inc. (TransTech) to develop and commercialize small- and large-molecule compounds for treatment of Alzheimer’s disease and diabetic neuropathy. Under the terms of the agreement, Pfizer received exclusive worldwide rights to TransTech’s portfolio of compounds. In 2006, we expensed a payment of $101 million, which was included in Research and development expenses. Additional significant milestone payments may be made to TransTech, based upon the successful development and commercialization of a product.

2008 Financial Report	11

Financial Review

Pfizer Inc and Subsidiary Companies

•	In June 2006, we entered into a license agreement with Bayer Pharmaceuticals Corporation to acquire exclusive worldwide rights to DGAT-1 inhibitors.

•

In June 2006, we acquired the worldwide rights to Toviaz (fesoterodine), a drug for treating overactive bladder which was approved in the E.U. in April 2007 and in the U.S. in October 2008, from Schwarz Pharma AG.

•	In March 2006, we entered into research collaborations with NicOX SA in ophthalmic disorders and NOXXON Pharma AG in Alzheimer’s disease and ophthalmic disorders.

•

In February 2006, we completed the acquisition of the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera, an inhaled form of insulin, and the insulin-production business and facilities located in Frankfurt, Germany, previously jointly owned by Pfizer and sanofi-aventis, for approximately $1.4 billion in cash (including transaction costs). Substantially all assets recorded in connection with this acquisition have now been written off. (See the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review.) Prior to the acquisition, in connection with our collaboration agreement with sanofi-aventis, we recorded a research and development milestone due to us from sanofi-aventis of approximately $118 million ($71 million, after tax) in 2006 in Research and development expenses upon the approval of Exubera in January 2006 by the FDA.

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

In the fourth quarter of 2006, we sold our Consumer Healthcare business for $16.6 billion, and recorded a gain of approximately $10.2 billion ($7.9 billion, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2006. In 2007, we recorded a loss of approximately $70 million, after-tax, primarily related to the resolution of contingencies, such as purchase price adjustments and product warranty obligations, as well as pension settlements. This business was composed of:

•	substantially all of our former Consumer Healthcare segment;

•

other associated amounts, such as purchase-accounting impacts, acquisition-related costs and restructuring and implementation costs related to our cost-reduction initiatives that were previously reported in the Corporate/Other segment; and

•

certain manufacturing facility assets and liabilities, which were previously part of our Pharmaceutical or Corporate/Other segment but were included in the sale of the Consumer Healthcare business. The net impact to the Pharmaceutical segment was not significant.

The results of this business are included in Income from discontinued operations—net of tax for 2006. (See Notes to Consolidated Financial Statements—Note 3. Discontinued Operations.)

We continued during 2008 and 2007, and will continue for a period of time, to generate cash flows and to report income statement activity in continuing operations that are associated with our former Consumer Healthcare business. The activities that give rise to these impacts are transitional in nature and generally result from agreements that ensure and facilitate the orderly transfer of business operations to the new owner. Included in continuing operations for 2008 and 2007 were the following amounts associated with these transition service agreements that will no longer occur after the full transfer of activities to the new owner: for 2008, Revenues of $172 million; Cost of sales of $162 million; and Selling, informational and administrative expenses of $3 million and for 2007, Revenues of $219 million; Cost of sales of $194 million; Selling, informational and administrative expenses of $15 million; and Other (income)/deductions—net of $16 million in income.

Our Expectations for 2009

While our revenues and income will continue to be tempered in the near term due to patent expirations and other factors, we will continue to make the investments necessary to sustain long-term growth. We remain confident that Pfizer has the organizational strength and resilience, as well as the strategies, the financial depth and flexibility, to succeed in the long term. However, no assurance can be given that the factors described above under “Our Operating Environment and Response to Key Opportunities and Challenges” or below under “Forward-Looking Information and Factors That May Affect Future Results” or other significant factors will not have a material adverse effect on our business and financial results.

Compared to 2008, our 2009 guidance, at current exchange rates, reflects increased pension expenses, lower interest income, as well as an increase in the effective tax rate resulting from financial strategies in connection with our proposed acquisition of Wyeth.

At current exchange rates, we forecast 2009 revenues of $44.0 billion to $46.0 billion, reported diluted earnings per common share (EPS) of $1.34 to $1.49 and Adjusted diluted EPS of $1.85 to $1.95. On January 26, 2009, we announced the implementation of a new cost-reduction initiative that we anticipate will achieve a reduction in adjusted total costs of approximately $3 billion, on a constant currency basis, by the end of 2011, compared with our 2008 adjusted total costs. We plan to reinvest approximately $1

12	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

billion of these savings in the business, resulting in an expected $2 billion net decrease compared to our 2008 adjusted total costs. (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

As referenced in this section: (i) “current exchange rates” is defined as rates approximating foreign currency spot rates in January 2009 and (ii) “constant currency basis” is defined as the actual foreign currency exchange rates in effect during 2008. Both of these assumptions are critical elements of our guidance and actual foreign currency rates may be materially different from these assumptions. For example, in the fourth quarter of 2008, the foreign currency exchange rates in our largest markets changed by increments ranging from 10% to 25%. As future events and their effects cannot be determined with precision, we provide our guidance by reference to historical foreign currency exchange rates. We will continue to disclose the impact of these rates on our results, if material.

Given these and other factors, a reconciliation, at current exchange rates and reflecting management’s current assessment, of 2009 Adjusted income and Adjusted diluted EPS guidance to 2009 reported Net income and reported diluted EPS guidance, follows:

FULL-YEAR 2009 GUIDANCE
(BILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)	NET INCOME(a)	DILUTED EPS(a)
Adjusted income/diluted EPS(b) guidance	~$12.5-$13.2	~$1.85-$1.95
Purchase accounting impacts of transactions completed as of 12/31/08	(1.8)	(0.26)
Costs related to cost-reduction initiatives	(1.3-1.7)	(0.20-0.25)
Reported Net income/diluted EPS guidance	~$9.0-$10.1	~$1.34-$1.49

(a)

Does not assume the completion of any business-development transactions not completed as of December 31, 2008, and excludes potential effects of litigation-related matters not substantially resolved as of December 31, 2008, as we do not forecast those items.

(b)	For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.

Our 2009 forecasted financial performance guidance is subject to a number of factors and uncertainties—as described in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review.

Accounting Policies

We consider the following accounting policies important in understanding our operating results and financial condition. For additional accounting policies, see Notes to Consolidated Financial Statements—Note 1. Significant Accounting Policies.

Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statement of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales returns and sales allowances), determining cost of sales, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheet, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, investments, inventories, fixed assets and intangible assets (including goodwill), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, the impact of contingencies, rebates, chargebacks, sales returns and sales allowances and restructuring reserves.

We regularly evaluate our estimates and assumptions, using historical experience and other factors, including the economic environment. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that are inherently uncertain and unpredictable.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic recession, can increase the uncertainty already inherent in our estimates and assumptions. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes will be reflected in our financial statements on a prospective basis. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. These and other risks and uncertainties are discussed throughout this Financial Review, particularly in the section “Forward-Looking Information and Factors That May Affect Future Results.”

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that we conclude their occurrence is probable and that the related liabilities are estimable and we record anticipated recoveries under existing insurance contracts when assured of recovery. For tax matters, beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more-likely-than-not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Notes to Consolidated Financial Statements—Note 1B. Significant Accounting Policies: New Accounting Standards and Note 7E. Taxes on

2008 Financial Report	13

Financial Review

Pfizer Inc and Subsidiary Companies

Income: Tax Contingencies.) We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1C. Significant Accounting Policies: Estimates and Assumptions).

Acquisitions

Our consolidated financial statements reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting, which requires that most assets acquired and liabilities assumed be recorded at the date of acquisition at their fair values. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired IPR&D have been expensed at the date of acquisition. When we have acquired net assets that do not constitute a business under generally accepted accounting principles in the U.S. (U.S. GAAP), no goodwill has been recognized.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.

There are several methods that can be used to determine fair value. For intangible assets, including IPR&D, we typically use the “income method.” This method starts with our forecast of all of the expected future net cash flows. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include:

•	the amount and timing of projected future cash flows;

•	the amount and timing of projected costs to develop the IPR&D into commercially viable products;

•	the discount rate selected to measure the risks inherent in the future cash flows; and

•

the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of (i) any technical, legal, regulatory, or economic barriers to entry, as well as (ii) expected changes in standards of practice for indications addressed by the asset.

Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives. For example, the useful life of the right to patent associated with a pharmaceutical product’s exclusive patent will be finite and will result in amortization expense being recorded in our results of operations over a determinable period. However, the useful life associated with a brand that has no patent protection but that retains, and is expected to retain, a distinct market identity could be considered to be indefinite and the asset would not be amortized.

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

Deductions from Revenues—Gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized, and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations with respect to our pharmaceutical products. These deductions represent estimates of the related obligations and, as such, judgment and knowledge of market conditions and practice are required when estimating the impact of these sales deductions on gross sales for a reporting period.

Specifically,

•

In the U.S., we record provisions for pharmaceutical Medicaid, Medicare and contract rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates. If our ratio is not indicative of future experience, our results could be materially affected.

•

Outside the U.S., the majority of our pharmaceutical rebates, discounts and price reductions are contractual or legislatively mandated, and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and we use an estimated allocation factor (based on historical payments) and total revenues by country against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us monitor the adequacy of these accruals. If our estimates are not indicative of actual unbudgeted spending, our results could be materially affected.

•

Provisions for pharmaceutical chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) closely approximate actual as we settle these deductions generally within two to four weeks of incurring the liability.

•

Provisions for pharmaceutical returns are based on a calculation in each market that incorporates the following, as appropriate: local returns policies and practices; returns as a percentage of sales; an understanding of the reasons for past returns; estimated shelf-life by product; and an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, such as loss of exclusivity, product recalls, or a changing competitive environment, as appropriate.

14	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

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

Our impairment review process is as follows:

•

For finite-lived intangible assets, such as developed technology rights, whenever impairment indicators are present, we perform an in-depth review for impairment. We calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. Fair value is generally calculated by applying an appropriate discount rate to the undiscounted cash flow projections to arrive at net present value. In addition, in all cases of an impairment review, we reevaluate the remaining useful life of the asset and modify it, as appropriate.

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

•

For other long-lived assets, such as property, plant and equipment, we apply procedures similar to those for finite-lived intangible assets to determine if an asset is impaired. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the book value of these assets. Long-term investments and loans are subject to periodic impairment reviews whenever impairment indicators are present.

•

For non-current deferred tax assets, we provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax-planning strategies.

The value of intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows, some of which are more certain than others. For example, the valuation of an intangible asset may include the cash flows associated with selling the approved product throughout the world, as well as the value associated with using the developed technology in current R&D projects. In this situation, the projected cash flows of the approved indications are more likely to be achieved than the potential cash flows associated with R&D projects for the currently unapproved indications. The unequal probability of realizing these cash flow streams reflects the uncertainty associated with the future benefits of individual R&D projects and those that leverage the benefits of developed technology. Accordingly, the potential for impairment for these intangible assets may exist if actual revenues are significantly less than those initially forecasted or actual expenses are significantly more than those

2008 Financial Report	15

Financial Review

Pfizer Inc and Subsidiary Companies

initially forecasted. Further, an asset’s expected useful life can increase estimation risk and, thus, impairment risk, as longer-lived intangibles necessarily require longer-term forecasts—it should be noted that, for some assets, these time spans can range up to 20 years or longer. Some of the more significant estimates and assumptions inherent in the intangible asset impairment estimation process include: the amount and timing of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry, as well as expected changes in standards of practice for indications addressed by the asset.

The implied fair value of goodwill is determined by first estimating the fair value of the associated business segment. To estimate the fair value of the Pharmaceutical business segment, we generally use the “market approach,” where we compare the segment to similar businesses or “guideline” companies whose securities are actively traded in public markets or which have recently been sold in a private transaction. For the Animal Health business segment, we generally use the “income approach,” where we use a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an appropriate rate of return. Some of the more significant estimates and assumptions inherent in the goodwill impairment estimation process using the “market approach” include: the selection of appropriate guideline companies; the determination of market value multiples for the guideline companies and the subsequent selection of an appropriate market value multiple for the business segment based on a comparison of the business segment to the guideline companies; and the determination of applicable premiums and discounts based on any differences in ownership percentages, ownership rights, business ownership forms, or marketability between the segment and the guideline companies; and/or knowledge of the terms and conditions of comparable transactions. When considering the “income approach,” we include the required rate of return used in the discounted cash flow method, which reflects capital market conditions and the specific risks associated with the business segment. Other estimates inherent in the “income approach” include long-term growth rates and cash flow forecasts for the business segment.

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions (see “Estimates and Assumptions,” above). The judgments made in determining an estimate of fair value can materially impact our results of operations.

Pension and Postretirement Benefit Plans

We provide defined benefit pension plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees. (See Notes to Consolidated Financial Statements—Note 13. Pension and Postretirement Benefit Plans and Defined Contribution Plans.)

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which result from a complex series of judgments about future events and uncertainties (see “Estimates and Assumptions,” above). The assumptions and actuarial estimates required to estimate the employee benefit obligations for the defined benefit and postretirement plans, may include discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on assets; and healthcare cost trend rates. Our assumptions reflect our historical experiences and our best judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of our benefit plans can materially impact our results of operations.

As a result of recent global financial market conditions, the fair value of the assets held in our pension plans has decreased by approximately 20%. We estimate those losses will be amortized over the next 10 years (along with previous year’s actuarial gains and losses). As a result of the amortization of these losses, as well as a lower asset base on which to earn future returns, we expect U.S. net periodic pension benefit costs in 2009 to increase by approximately $400 million.

The following table shows the expected versus actual rate of return on plan assets and the discount rate used to determine the benefit obligations for the U.S. qualified pension plans:

	2008	2007	2006
Expected annual rate of return	8.5%	9.0%	9.0%
Actual annual rate of return	(20.7)	7.9	15.2
Discount rate	6.4	6.5	5.9

We reduced our expected long-term return on plan assets from 9.0% in 2007 to 8.5% in 2008 for our U.S. pension plans, which impacts net periodic benefit cost. The decline in our expected return on plan assets reflects the modification made during late 2007 to our strategic asset target allocation to reduce the volatility of our plan funded status and the probability of future contribution requirements. Our revised target allocation increased debt securities allocation by 10.0% and reduced global equity securities allocation by 10.0%. No further changes to the strategic asset allocation were made in 2008 and therefore, we maintain the 8.5% expected long-term rate of return-on-assets in 2009. The assumption for the expected return-on-assets for our U.S. and international plans reflects our actual historical return experience and our long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of our targeted asset allocation in our respective plans. The expected return for our U.S. plans and the majority of our international plans is applied to the fair market value of plan assets at each year end. Holding all other assumptions constant, the effect of a 0.5 percentage-point decline in the return-on-assets assumption is an increase in our 2009 U.S. qualified pension plan pre-tax expense by approximately $27 million.

The discount rate used in calculating our U.S. defined benefit plan obligations as of December 31, 2008, is 6.4%, which represents a 0.1 percentage-point decrease from our December 31, 2007, rate of 6.5%. The discount rate for our U.S. defined benefit plans is based on a bond model constructed from a portfolio of high quality corporate bonds rated AA or better for which the timing and

16	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

amount of cash flows approximate the estimated payouts of the plans. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better, including where there is sufficient data, a yield curve approach. Holding all other assumptions constant, the effect of a 0.1 percentage-point decrease in the discount rate assumption is an increase in our 2009 U.S. qualified pension plans’ pre-tax expense of approximately $12 million and an increase in the U.S. qualified pension plans’ projected benefit obligations as of December 31, 2008, of approximately $97 million.

Analysis of the Consolidated Statement of Income
	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2008	2007	2006	08/07	07/06
Revenues	$48,296	$48,418	$48,371	—	—
Cost of sales	8,112	11,239	7,640	(28)	47
% of revenues	16.8%	23.2%	15.8%
SI&A expenses	14,537	15,626	15,589	(7)	—
% of revenues	30.1%	32.3%	32.2%
R&D expenses	7,945	8,089	7,599	(2)	6
% of revenues	16.5%	16.7%	15.7%
Amortization of intangible assets	2,668	3,128	3,261	(15)	(4)
% of revenues	5.5%	6.5%	6.7%
Acquisition-related IPR&D charges	633	283	835	123	(66)
% of revenues	1.3%	0.6%	1.7%
Restructuring charges and acquisition-related costs	2,675	2,534	1,323	6	92
% of revenues	5.5%	5.2%	2.7%
Other (income)/deductions—net	2,032	(1,759)	(904)	*	95
Income from continuing operations before provision for taxes on income, and minority interests	9,694	9,278	13,028	4	(29)
% of revenues	20.1%	19.2%	26.9%
Provision for taxes on income	1,645	1,023	1,992	61	(49)
Effective tax rate	17.0%	11.0%	15.3%
Minority interest	23	42	12	(45)	235
Discontinued operations—net of tax	78	(69)	8,313	*	*
Net income	$8,104	$8,144	$19,337	—	(58)
% of revenues	16.8%	16.8%	40.0%

* Calculation not meaningful. Percentagesin this table and throughout the Financial Review may reflect rounding adjustments.

Revenues

Total revenues were $48.3 billion in 2008, essentially flat compared to 2007, primarily due to:

•	an aggregate increase in revenues from Pharmaceutical products launched in the U.S. since 2006 and from many in-line products in 2008;

•

the weakening of the U.S. dollar relative to many foreign currencies, especially the euro, Japanese yen and Canadian dollar, which increased revenues by approximately $1.6 billion, or 3.3%, in 2008; and

•	increased revenues in our Animal Health segment and other businesses of $128 million in 2008,

offset by:

•

a decrease in revenues for Zytec/Zyrtec D of $1.4 billion in 2008, primarily due to the loss of U.S. exclusivity and, in connection with our divestiture of our Consumer Healthcare business, the cessation of selling this product in late January 2008;

•	a decrease in revenues for Norvasc of $757 million in 2008, primarily due to the loss of U.S. exclusivity in March 2007;

•

an increase in rebates in 2008 due to a 2007 favorable adjustment recorded in 2007 based on the actual claims experienced under the Medicare Act, as well as the impact of our contracting strategies with both government and non-government entities in the U.S.;

•	a decrease in revenues for Camptosar in the U.S. of $457 million in 2008, primarily due to the loss of U.S. exclusivity in February 2008;

•	a decrease in revenues for Lipitor in the U.S. of $863 million in 2008, primarily resulting from competitive pressures from generics, among other factors; and

•

an adjustment to the prior years’ liabilities for product returns of $217 million recorded in the third quarter of 2008 (see the “Certain Charges: Adjustment of Prior Years’ Liabilities for Product Returns” section of this Financial Review).

In 2008, Lipitor, Norvasc (which lost U.S. exclusivity in March 2007), Lyrica and Celebrex each delivered at least $2 billion in revenues, while Geodon/Zeldox, Zyvox, Viagra, Detrol/Detrol LA and Xalatan/Xalacom each surpassed $1 billion.

2008 Financial Report	17

Financial Review

Pfizer Inc and Subsidiary Companies

Total revenues were $48.4 billion in 2007, flat compared to 2006, primarily due to:

•	an aggregate increase in revenues from Pharmaceutical products launched in the U.S. since 2005 of $2.0 billion and from many in-line products in 2007;

•	the weakening of the U.S. dollar relative to many foreign currencies, especially the euro, U.K. pound and Canadian dollar, which increased revenues by $1.5 billion, or 3.0%, in 2007; and

•	increased revenues in our Animal Health segment and other businesses of $706 million in 2007,

offset by:

•	a decrease in revenues for Norvasc of $1.9 billion in 2007, primarily due to the loss of U.S. exclusivity in March 2007;

•	a decrease in revenues for Zoloft, primarily due to the loss of U.S. exclusivity in August 2006, of $1.6 billion in 2007;

•	a decrease in revenues for Lipitor in the U.S. of $654 million in 2007, primarily due to competitive pressures from generics among other factors; and

•	the one-time reversal of a sales deduction accrual in 2006 related to a favorable development in a pricing dispute in the U.S. of about $170 million.

In 2007, Lipitor, Norvasc (which lost U.S. exclusivity in March 2007) and Celebrex each delivered at least $2 billion in revenues, while Lyrica, Viagra, Detrol/Detrol LA , Xalatan/Xalacom and Zyrtec/Zytec D (which lost U.S. exclusivity in January 2008) each surpassed $1 billion.

Revenues exceeded $500 million in each of 14 countries outside the U.S. in 2008 and in each of 12 countries outside the U.S. in 2007. The U.S. was the only country to contribute more than 10% of total revenues in each year.

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

Rebates reduced revenues, as follows:

	YEAR ENDED DECEMBER 31,
(BILLIONS OF DOLLARS)	2008	2007	2006
Medicaid and related state program rebates	$0.5	$0.6	$0.5
Medicare rebates	0.8	0.4	0.6
Performance-based contract rebates	2.0	1.9	1.8
Total	$3.3	$2.9	$2.9

The above rebates for 2008 were higher than 2007 and reflect:

•	the impact of our contracting strategies with both government and non-government entities in the U.S.; and

•	a favorable adjustment recorded in 2007 based on the actual claims experienced under the Medicare Act, which went into effect in 2006,

partially offset by:

•	changes in product mix, among other factors.

Performance-based contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products. Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold. Chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) reduced revenues by $1.9 billion in 2008, $1.6 billion in 2007 and $1.4 billion in 2006. Chargebacks were impacted by the launch of certain generic products in 2008, 2007 and 2006 by our Greenstone subsidiary.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $1.5 billion as of December 31, 2008, and are included in Other current liabilities.

18	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

Revenues by Business Segment

We operate in the following business segments:

•	Pharmaceutical

—	The Pharmaceutical segment includes products that prevent and treat cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye disease and endocrine disorders, among others.

•	Animal Health

—	The Animal Health segment includes products that prevent and treat diseases in livestock and companion animals.

Total Revenues by Business Segment

	YEAR ENDED DECEMBER 31,
	2008	2007	2006
Pharmaceutical	91.5%	91.8%	93.2%
Animal Health	5.8	5.4	4.8
Corporate/Other	2.7	2.8	2.0
Total revenues	100.0	100.0	100.0

Change in Revenues by Segment and Geographic Area

Worldwide revenues by segment and geographic area follow:

(MILLIONS OF DOLLARS)	YEAR ENDED DECEMBER 31,									% CHANGE
	WORLDWIDE			U.S.			INTERNATIONAL			WORLDWIDE		U.S.		INTERNATIONAL
	2008	2007	2006	2008	2007	2006	2008	2007	2006	08/07	07/06	08/07	07/06	08/07	07/06
Pharmaceutical	$44,174	$44,424	$45,083	$18,851	$21,548	$24,503	$25,323	$22,876	$20,580	(1)	(1)	(13)	(12)	11	11
Animal Health	2,825	2,639	2,311	1,168	1,132	1,032	1,657	1,507	1,279	7	14	3	10	10	18
Corporate/ Other	1,297	1,355	977	416	473	287	881	882	690	(4)	39	(12)	65	—	28
Total Revenues	$48,296	$48,418	$48,371	$20,435	$23,153	$25,822	$27,861	$25,265	$22,549	—	—	(12)	(10)	10	12

Pharmaceutical Revenues

Our pharmaceutical business is the largest in the world. Revenues from this segment contributed approximately 91% of our total revenues in 2008, 92% of our total revenues in 2007 and 93% of our total revenues in 2006. As of September 30, 2008, nine of our pharmaceutical products were number one in their respective therapeutic categories based on revenues.

We recorded direct product sales of more than $1 billion for each of nine products in 2008, each of eight products in 2007 and each of nine products in 2006. These products represented 60% of our Pharmaceutical revenues in 2008, 58% of our Pharmaceutical revenues in 2007 and 64% of our Pharmaceutical revenues in 2006.

Worldwide Pharmaceutical revenues in 2008 were $44.2 billion, a decrease of 1% compared to 2007, primarily due to:

•

a decrease in revenues for Zyrtec/Zyrtec D of $1.4 billion in 2008, primarily due to the loss of U.S. exclusivity and, in connection with our divestiture of our Consumer Healthcare business, the cessation of selling this product in late January 2008;

•	a decrease in revenues for Norvasc of $757 million in 2008, primarily due to the loss of U.S. exclusivity in March 2007;

•

an increase in rebates in 2008 due to a 2007 favorable adjustment recorded in 2007 based on the actual claims experienced under the Medicare Act, as well as the impact of our contracting strategies with both government and non-government entities in the U.S.;

•	a decrease in revenues for Camptosar in the U.S. of $457 million in 2008, primarily due to the loss of U.S. exclusivity in February 2008;

•	a decrease in revenues for Lipitor in the U.S. of $863 million in 2008, primarily resulting from competitive pressures from generics, among other factors; and

•

an adjustment to the prior years’ liabilities for product returns of $217 million recorded in 2008 (see the “Certain Charges: Adjustment of Prior Years’ Liabilities for Product Returns” section of this Financial Review), partially offset by:

•	an aggregate increase in revenues from products launched in the U.S. since 2006, particularly Sutent, and from many in-line products, including Lyrica, which increased 41% in 2008; and

•

the weakening of the U.S. dollar relative to many foreign currencies, especially the euro, Japanese yen and Canadian dollar, which increased Pharmaceutical revenues by approximately $1.5 billion, or 3.3%, in 2008.

2008 Financial Report	19

Financial Review

Pfizer Inc and Subsidiary Companies

Geographically:

•

in the U.S., Pharmaceutical revenues in 2008 decreased 13% compared to 2007, primarily due to the effect of the loss of exclusivity on Norvasc, Zyrtec/Zyrtec D and Camptosar, an adjustment to the prior years’ liabilities for product returns (approximately $160 million) recorded in the third quarter of 2008, higher rebates, lower sales of Lipitor, and lower sales of Chantix following the changes to its U.S. label in 2008, partially offset by the increase in revenues from products launched since 2006, except for Chantix, and from many in-line products; and

•

in our international markets, Pharmaceutical revenues in 2008 increased 11% compared to 2007, primarily due to the favorable impact of foreign exchange on international revenues of approximately $1.5 billion (6.5%) in 2008, revenues from some of our products launched since 2006, as well as growth of certain in-line products, partially offset by an adjustment to the prior years’ liabilities for product returns (approximately $60 million) recorded in the third quarter of 2008.

During 2008, international Pharmaceutical revenues grew to represent 57.3% of total Pharmaceutical revenues, compared to 51.5% in 2007. This increase has been fueled by higher volumes and the favorable impact of foreign exchange, despite pricing pressures in international markets.

Effective January 3, 2009, August 1, 2008, May 2, 2008, January 1, 2008, July 13, 2007 and January 1, 2007, we increased the published prices for certain U.S. pharmaceutical products. These price increases had no material effect on wholesaler inventory levels in comparison to the prior year.

20	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

Revenues—Major Pharmaceutical Products

Revenue information for several of our major Pharmaceutical products follows:

(MILLIONS OF DOLLARS) PRODUCT		YEAR ENDED DECEMBER 31,			% CHANGE
	PRIMARY INDICATIONS	2008	2007	2006	08/07	07/06
Cardiovascular and metabolic diseases:
Lipitor	Reduction of LDL cholesterol	$12,401	$12,675	$12,886	(2)	(2)
Norvasc	Hypertension	2,244	3,001	4,866	(25)	(38)
Chantix/Champix	An aid to smoking cessation	846	883	101	(4)	773
Caduet	Reduction of LDL cholesterol and hypertension	589	568	370	4	54
Cardura	Hypertension/Benign prostatic hyperplasia	499	506	538	(1)	(6)
Central nervous system disorders:
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia	2,573	1,829	1,156	41	58
Geodon/Zeldox	Schizophrenia and acute manic or mixed episodes associated with bipolar disorder	1,007	854	758	18	13
Zoloft	Depression and certain anxiety disorders	539	531	2,110	2	(75)
Aricept(a)	Alzheimer’s disease	482	401	358	20	12
Neurontin	Epilepsy and post-herpetic neuralgia	387	431	496	(10)	(13)
Xanax/Xanax XR	Anxiety/Panic disorders	350	325	316	8	3
Relpax	Migraine headaches	321	315	286	2	10
Arthritis and pain:
Celebrex	Arthritis pain and inflammation, acute pain	2,489	2,290	2,039	9	12
Infectious and respiratory diseases:
Zyvox	Bacterial infections	1,115	944	782	18	21
Vfend	Fungal infections	743	632	515	18	23
Zithromax/Zmax	Bacterial infections	429	438	638	(2)	(31)
Diflucan	Fungal infections	373	415	435	(10)	(5)
Urology:
Viagra	Erectile dysfunction	1,934	1,764	1,657	10	6
Detrol/Detrol LA	Overactive bladder	1,214	1,190	1,100	2	8
Oncology:
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC) and refractory gastrointestinal stromal tumors (GIST)	847	581	219	46	166
Camptosar	Metastatic colorectal cancer	563	969	903	(42)	7
Aromasin	Breast cancer	465	401	320	16	25
Ophthalmology:
Xalatan/Xalacom	Glaucoma and ocular hypertension	1,745	1,604	1,453	9	10
Endocrine disorders:
Genotropin	Replacement of human growth hormone	898	843	795	6	6
All other:
Zyrtec/Zyrtec D	Allergies	129	1,541	1,569	(92)	(2)
Alliance revenues	Alzheimer’s disease (Aricept), neovascular (wet) Age-related macular degeneration (Macugen), Parkinson’s disease (Mirapex), hypertension (Exforge and Olmetec), multiple sclerosis (Rebif) and chronic obstructive pulmonary disease (Spiriva)	2,251	1,789	1,374	26	30

(a) Represents direct sales under license agreement with Eisai Co., Ltd. Certain amounts and percentages may reflect rounding adjustments.

Pharmaceutical—Selected Product Descriptions

•

Lipitor, for the treatment of elevated LDL-cholesterol levels in the blood, is the most widely used prescription treatment for lowering cholesterol and the best-selling pharmaceutical product of any kind in the world. Lipitor recorded worldwide revenues of $12.4 billion in 2008, a decrease of 2% compared to 2007 despite the favorable impact of foreign exchange, which increased revenues by approximately $310 million, or 2%. In the U.S., revenues of $6.3 billion in 2008 declined 12% compared to 2007. Internationally, Lipitor revenues in 2008 increased 11% compared to 2007, with 6% due to the favorable impact of foreign exchange.

2008 Financial Report	21

Financial Review

Pfizer Inc and Subsidiary Companies

The decrease in Lipitor worldwide revenues in 2008 compared to 2007 was driven by a combination of factors, including the following:

¡	the impact of an intensely competitive lipid-lowering market, with competition from multi-source generic simvastatin and branded products in the U.S.;

¡	increased payer pressure in the U.S.; and

¡

slower growth in the lipid-lowering market, due in part to a slower rate of growth in the Medicare Part D population and heightened overall patient cost-sensitivity in the U.S., resulting in a softening overall market demand, partially offset by:

¡	the favorable impact of foreign exchange; and

¡	operational growth internationally.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent and product litigation relating to Lipitor.

•

Norvasc, for treating hypertension, lost exclusivity in the U.S. in March 2007. Norvasc also experienced patent expirations in most other major markets, with the exception of Canada. Norvasc worldwide revenues in 2008 decreased 25% compared to 2007.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Norvasc.

•

Chantix/Champix, the first new prescription treatment to aid smoking cessation in nearly a decade, became available to patients in the U.S. in August 2006 and in select E.U. markets in December 2006 and has been launched in all major markets. Chantix/Champix has been prescribed to more than ten million patients globally since its launch. Chantix/Champix recorded worldwide revenues of $846 million in 2008, a decrease of 4% compared to 2007. In the U.S., revenues of $489 million in 2008 declined 30% compared to the same period in 2007 following changes to the Chantix U.S. label during 2008. Internationally, revenues of $357 million in 2008 increased 95% compared to 2007, due primarily to launches in additional countries and continued growth in the U.K., Spain, Canada, Belgium and Japan.

In January 2008, we added a warning to Chantix’s label in the U.S. that patients who are attempting to quit smoking by taking Chantix should be observed by a physician for neuropsychiatric symptoms like changes in behavior, agitation, depressed mood, suicidal ideation and suicidal behavior. A causal relationship between Chantix and these reported symptoms has not been established.

In May 2008, we updated the Chantix label in the U.S. to provide further guidance about the use of Chantix. The updated label advises that patients should stop taking Chantix and contact their healthcare provider immediately if agitation, depressed mood, or changes in behavior that are not typical for them are observed, or if they develop suicidal thoughts or suicidal behavior.

U.S. prescription trends and U.S. revenues for Chantix have declined following the addition of the warnings to the product’s label in the U.S. We are continuing our educational and promotional efforts, which are focused on the Chantix benefit-risk proposition, the significant health consequences of smoking and the importance of the physician-patient dialogue in helping patients quit smoking. In September 2008, the U.S. branded direct-to-consumer campaign was relaunched with print, television and web advertising.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain product litigation relating to Chantix.

•

Caduet, a single pill therapy combining Norvasc and Lipitor, recorded worldwide revenues of $589 million, an increase of 4% for 2008, compared to 2007, due primarily to growth in new launch countries, partially offset by lower revenues in the U.S., due to the introduction of generic amlodipine besylate and increased competition in the hypertension market. A more focused message platform and highly targeted consumer campaign have recently stabilized the rate of new patient starts in the U.S.

•

Lyrica, indicated for the management of post-herpetic neuralgia (PHN), diabetic peripheral neuropathy (DPN) and fibromyalgia, and as adjunctive therapy for adult patients with partial onset seizures in the U.S., and for neuropathic pain and general anxiety disorder (GAD) outside the U.S., recorded worldwide revenues of $2.6 billion in 2008, an increase of 41% compared to 2007. In June 2007, Lyrica was approved in the U.S. for the management of fibromyalgia, one of the most common chronic, widespread pain conditions, which affects more than five million Americans. Lyrica is the leading branded treatment for fibromyalgia, PHN and DPN in the U.S.

In July 2008, an FDA advisory committee concurred with the FDA's finding of a potential increased signal regarding suicidal thoughts and behavior for the class of 11 epilepsy drugs reviewed, including Lyrica and Neurontin. However, the committee determined that the available data did not warrant black box labeling as had been recommended by the FDA. We are confident in the efficacy and safety profile of Lyrica and Neurontin for their approved indications. We have conducted an extensive review of controlled clinical trials and post-marketing reports for both medicines, which showed no evidence of an increased signal

22	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

regarding suicidal thoughts and behavior. We are working closely with the FDA to update the labeling for these products and we hope that the labeling change will further facilitate important dialogue between patients and their doctors when considering treatment options.

•

Geodon/Zeldox, a psychotropic agent, is a dopamine and serotonin receptor antagonist indicated for the treatment of schizophrenia and acute manic or mixed episodes associated with bipolar disorder. It is available in both an oral capsule and rapid-acting intramuscular formulation. In 2008, Geodon worldwide revenues grew 18%, compared to 2007. Geodon is supported by Pfizer's recently launched psychiatric field force and Geodon's efficacy and favorable tolerability and metabolic profiles.

•

Celebrex, a treatment for the signs and symptoms of osteoarthritis and rheumatoid arthritis and acute pain in adults, experienced a 9% increase in worldwide revenues to $2.5 billion in 2008, supported by continued educational and promotional efforts highlighting Celebrex’s efficacy and safety profile.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent and product litigation relating to Celebrex.

•

Zyvox is the world’s best-selling branded agent for the treatment of certain serious Gram-positive pathogens, including Methicillin-Resistant Staphylococcus-Aureus (MRSA). MRSA remains a serious and growing threat in hospitals and the community. Zyvox is an excellent first-line choice for the treatment of adults and children with complicated skin and skin structure infections and nosocomial pneumonia due to known or suspected MRSA. Zyvox is the only FDA approved agent for MRSA that offers intravenous and oral formulations for these indications. Its unique mechanism of action minimizes the potential for cross-resistance. To date, more than three million patients have been treated worldwide. Zyvox worldwide sales grew 18% to $1.1 billion in 2008.

•

Selzentry/Celsentri (maraviroc tablets), a CCR5 antagonist, is the first in a new class of oral HIV medicines in more than a decade known as CCR5 antagonists. CCR5 antagonists work by blocking the CCR5 co-receptor, the virus’ predominant entry route into T-cells. Selzentry/Celsentri stops the R5 virus on the outside surface of the cells before it enters, rather than fighting the virus inside, as do all other classes of oral HIV medicines. Selzentry/Celsentri was approved in the U.S. and in Europe in 2007 and in Japan in 2008, and is indicated for combination anti-retroviral treatment of treatment-experienced adults infected with only CCR5-tropic HIV-1, who have evidence of viral replication and have HIV-1 strains resistant to multiple anti-retroviral agents. A diagnostic test confirms whether a patient is infected with CCR5-tropic HIV-1, which is also known as “R5-virus.” We accelerated the Selzentry/Celsentri development program to make it available to patients in need. Performance has been driven by increased access and reimbursement of tropism testing, targeted promotion and combination therapy with new agents.

•

Viagra remains the leading treatment for erectile dysfunction and one of the world’s most recognized pharmaceutical brands after more than a decade. Viagra worldwide revenues grew 10% in 2008, compared to 2007.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain product litigation relating to Viagra.

•

Detrol/Detrol LA, a muscarinic receptor antagonist, is the most prescribed branded medicine worldwide for overactive bladder. Detrol LA is an extended-release formulation taken once a day. Detrol/Detrol LA worldwide revenues grew 2% to $1.2 billion in 2008, compared to 2007.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments with respect to certain patent litigation relating to Detrol/Detrol LA.

•

Sutent, for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma, and gastrointestinal stromal tumors (GIST) after disease progression on, or intolerance to, imatinib mesylate, was launched in the U.S. in January 2006. It has now been launched in all major markets, including Japan, where it was approved in April 2008 for the treatment of GIST, after failure of imatinib treatment due to resistance, and for renal cell carcinoma not indicated for curative resection and mRCC. Sutent recorded worldwide revenues of $847 million in 2008, an increase of 46% compared to 2007. We continue to drive growth in the U.S. and internationally, supported by cost-effectiveness data and efficacy data in first-line mRCC—including 2-year survival data, which represents the first time overall survival of two years has been seen in the treatment of advanced kidney cancer, as well as through strong promotional efforts and the promotion of access and health care coverage. As of September 30, 2008, Sutent was the best-selling medicine in the world for the treatment of first-line mRCC.

•

Camptosar, indicated as first-line therapy for metastatic colorectal cancer in combination with 5-fluorouracil and leucovorin, lost exclusivity in the U.S. in February 2008. It is also indicated for patients in whom metastatic colorectal cancer has recurred or progressed following initial fluorouracil-based therapy. Camptosar is for intravenous use only. Camptosar worldwide revenues decreased 42% to $563 million in 2008, compared to 2007.

•

Xalatan, a prostaglandin, is the world’s leading branded agent to reduce elevated eye pressure in patients with open-angle glaucoma or ocular hypertension. Xalatan's proven clinical benefits and studies demonstrating long-term safety should support the continued growth of this important medicine. Xalacom, a fixed combination prostaglandin (Xalatan) and beta blocker (timolol), is available outside the U.S. Xalatan/Xalacom worldwide revenues grew 9% in 2008, compared to 2007.

•

Genotropin, the world’s leading human growth hormone, is used in children for the treatment of short stature with growth hormone deficiency, Prader-Willi Syndrome, Turner Syndrome, Small for Gestational Age Syndrome, Idiopathic Short Stature (in the U.S. only) and Chronic Renal Insufficiency (outside the U.S. only), as well as in adults with growth hormone deficiency. Genotropin worldwide revenues grew 6% in 2008 to $898 million, compared to 2007, driven by its broad platform of innovative injection-delivery devices.

2008 Financial Report	23

Financial Review

Pfizer Inc and Subsidiary Companies

•

Zyrtec/Zyrtec D allergy medicines experienced a 92% decline in worldwide revenues in 2008 compared to 2007, following the loss of U.S. exclusivity in January 2008. Since we sold our rights to market Zyrtec/Zyrtec D over-the-counter in connection with the sale of our Consumer Healthcare business, we ceased selling this product in late January 2008.

•	Alliance revenues reflect revenues primarily associated with our co-promotion of Aricept, Rebif and Spiriva.

—	Aricept, discovered and developed by our alliance partner Eisai Co., Ltd, is the world’s leading medicine to treat symptoms of Alzheimer’s disease. See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of certain patent litigation relating to Aricept.

—	Rebif, discovered and developed by EMD Serono, Inc. (Serono), is used to treat symptoms of relapsing forms of multiple sclerosis. Pfizer co-promotes Rebif with Serono in the U.S.

—	Spiriva, discovered and developed by our alliance partner Boehringer Ingelheim, is used to treat chronic obstructive pulmonary disease, a chronic respiratory disorder that includes chronic bronchitis and emphysema.

Alliances allow us to co-promote or license these products for sale in certain countries. Under the co-promotion agreements, these products are marketed and promoted with our alliance partners. We provide funding through cash, staff and other resources to sell, market, promote and further develop these products.

Product Developments

We continue to invest in R&D to provide future sources of revenues through the development of new products, as well as through additional uses for existing in-line and alliance products, and we have taken important steps to prioritize our research and development portfolio to maximize value. After a review of all our therapeutic areas, in 2008, we announced our decision to exit certain disease areas—anemia, atherosclerosis/hyperlipidemia, bone health/frailty, gastrointestinal, heart failure, liver fibrosis, muscle, obesity, osteoarthritis (disease modifying concepts only) and peripheral arterial disease—and give higher priority to the following disease areas: Alzheimer's disease, diabetes, inflammation/immunology, oncology, pain and psychoses (schizophrenia). We also will continue to work in many other disease areas, such as asthma, chronic obstructive pulmonary disorder, genitourinary, infectious diseases, ophthalmology, smoking cessation, thrombosis and transplant, among others. These decisions did not affect our portfolio of marketed products, the development of compounds currently in Phase 3 or any launches planned over the next three years. Notwithstanding our efforts, there are no assurances as to when, or if, we will receive regulatory approval for additional indications for existing products or any of our other products in development. Below are significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the E.U. and Japan.

Recent FDA approvals:
PRODUCT	INDICATION	DATE APPROVED
Toviaz (fesoterodine)	Treatment of overactive bladder	October 2008
Zmax	Community-acquired pneumonia–Pediatric filing	October 2008

Pending U.S. new drug applications (NDAs) and supplemental filings:
PRODUCT	INDICATION	DATE SUBMITTED
Selzentry (maraviroc)	HIV in treatment-naïve patients	December 2008
Geodon	Maintenance treatment of bipolar mania	December 2008
Geodon	Treatment of bipolar disorders–Pediatric filing	October 2008
Fablyn (lasofoxifene)	Treatment of osteoporosis	December 2007
Spiriva	Respimat device for chronic obstructive pulmonary disease	November 2007
Zmax	Treatment of bacterial infections–sustained release–acute otitis media (AOM) and sinusitis–Pediatric filing	November 2006
Vfend	Treatment of fungal infections–Pediatric filing	June 2005
Thelin	Treatment of pulmonary arterial hypertension (PAH)	May 2005

We received “not-approvable” letters from the FDA for Fablyn (lasofoxifene) for the prevention of post-menopausal osteoporosis in September 2005 and for the treatment of vaginal atrophy in January 2006. We submitted a new NDA for the treatment of osteoporosis in post-menopausal women in December 2007, including the three-year interim data from the Postmenopausal Evaluation And Risk-reduction with Lasofoxifene (PEARL) study in support of the new NDA. In September 2008, nine of the 13 members of an FDA advisory committee concluded that there is a population of women with post-menopausal osteoporosis for which the benefit of treatment with Fablyn is likely to outweigh the risks. In January 2009, we received a “complete response” letter from the FDA for the Fablyn submission. The FDA is seeking additional data and we are working with the FDA to determine the appropriate next steps regarding our application.

In September 2008, we received a “complete response” letter from the FDA for the Spiriva Respimat submission. The FDA is seeking additional data and we are working with the FDA to provide the additional information.

24	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

In September 2007, we received an "approvable" letter from the FDA for Zmax that sets forth requirements to obtain approval for the pediatric AOM indication based on pharmacokinetic data. A supplemental filing for pediatric AOM and sinusitis remains under review.

In December 2005, we received an "approvable" letter from the FDA for our Vfend pediatric filing, which sets forth the additional requirements for approval. We have been systematically working through these requirements and addressing the FDA's concerns, including initiating an additional pharmacokinetics study in November 2008.

In June 2008, we completed the acquisition of Encysive, whose main product is Thelin. In June 2007, Encysive received a third "approvable" letter from the FDA for Thelin for the treatment of PAH. We began an additional Phase 3 clinical trial in patients with PAH during the fourth quarter of 2008 to address the concerns of the FDA regarding efficacy as reflected in that letter.

In September 2008, we announced that we would globally withdraw all dalbavancin marketing applications for the treatment of complicated skin and skin structure gram-positive bacterial infections in adults, including the U.S. NDA and the European marketing authorization application. We plan to conduct an additional Phase 3 clinical trial to support planned future regulatory submissions. A pediatric program with dalbavancin is also planned.

Regulatory approvals and filings in the E.U. and Japan:
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED
Zithromac	Approval in Japan for bacterial infections	January 2009	—
Celsentri (maraviroc)	Application submitted in the E.U. for HIV in treatment-naïve patients	—	January 2009
	Approval in Japan for HIV in treatment-experienced patients	December 2008	—
Genotropin	Approval in Japan for treatment of short stature/growth problems	December 2008	—
Geodon	Application submitted in the E.U. for pediatric bipolar disorders	—	October 2008
rifabutin	Approval in Japan for mycobacterium infection	July 2008	—
Macugen	Approval in Japan for treatment of age-related macular degeneration	July 2008	—
Lyrica	Application submitted in Japan for the treatment of pain associated with post-herpetic neuralgia	—	May 2008
	Application submitted in the E.U. for the treatment of fibromyalgia	—	March 2008
Sutent	Approval in Japan for treatment of mRCC and GIST	April 2008	—
Xalacom	Application submitted in Japan for the treatment of glaucoma	—	February 2008
sildenafil	Approval in Japan for treatment of PAH	January 2008	—
Fablyn (lasofoxifene)(a)	Application submitted in the E.U. for the treatment of osteoporosis	—	January 2008
Chantix/Champix	Approval in Japan as an aid to smoking cessation	January 2008	—
Caduet	Application submitted in Japan for hypertension	—	November 2007
Celebrex	Application submitted in Japan for treatment of lower-back pain	—	February 2007

(a)

In December 2008, the Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending that the European Commission grant marketing authorization for Fablyn (lasofoxifene) as a treatment for osteoporosis in post-menopausal women at increased risk of fracture in Europe.

Ongoing or planned clinical trials for additional uses and dosage forms for our in-line products include:
PRODUCT	INDICATION
Celebrex	Acute gouty arthritis
Eraxis/Vfend Combination	Aspergillosis fungal infections
Lyrica	Epilepsy monotherapy; post-operative pain; GAD; restless legs syndrome
Macugen	Diabetic macular edema
Revatio	Pediatric pulmonary arterial hypertension
Sutent	Breast cancer; colorectal cancer; non-small cell lung cancer; prostate cancer; liver cancer
Zithromax/chloroquine	Malaria

New drug candidates in late-stage development include: axitinib, a multi-targeted kinase inhibitor for the treatment of renal cell carcinoma; Dimebon, a novel mitochondrial protectant and enhancer being developed in partnership with Medivation for the treatment of Alzheimer's disease; CP-751871, an anti-insulin-like growth factor receptor 1 (IGF1R) human monoclonal antibody for the treatment of non-small cell lung cancer; dalbavancin, for the treatment of skin and skin structure infections; tanezumab, an anti-nerve growth factor monoclonal antibody for the treatment of pain; and apixaban, for the prevention and treatment of venous thromboembolism and the prevention of stroke in patients with atrial fibrillation, which is being developed in collaboration with BMS.

2008 Financial Report	25

Financial Review

Pfizer Inc and Subsidiary Companies

In February 2009, we terminated the development programs for PD-332334, an alpha2delta ligand compound for the treatment of GAD, and esreboxetine, for the treatment of fibromyalgia, because it was considered unlikely that either compound would provide meaningful benefit to patients beyond the current standard of care.

In January 2009, we terminated the development program for axitinib, a multi-targeted kinase inhibitor, for the treatment of pancreatic cancer, after the review of interim data showed that the trial would not demonstrate superiority to the current standard of care.

In November 2008, we terminated the development program for CP-945,598, a cannabinoid-1 receptor antagonist for the treatment of obesity, based on changing regulatory perspectives on the benefit-risk profile of the cannabinoid-1 class and likely new regulatory requirements for approval.

In April 2008, we announced the discontinuation of a Phase 3 clinical trial of single-agent tremelimumab (CP-675,206), an anti-CTLA4 monoclonal antibody, in patients with advanced melanoma, after the review of interim data showed that the trial would not demonstrate superiority to standard chemotherapy.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.

Animal Health

Revenues of our Animal Health business follow:

	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2008	2007	2006	08/07	07/06
Livestock products	$1,784	$1,654	$1,458	8	13
Companion animal products	1,041	985	853	6	15
Total Animal Health	$2,825	$2,639	$2,311	7	14

Our Animal Health business is one of the largest in the world.

The increase in Animal Health revenues in 2008, compared to 2007, was primarily attributable to:

•	for livestock products, the continued good performance of our cattle biologicals and intramammaries franchises in 2008;

•

for companion animal products, the good performances of Revolution (a parasiticide for dogs and cats), and new product launches, such as Convenia ( first-in-class single-dose treatment antibiotic therapy for dogs and cats), Cerenia (treatment and prevention of vomiting in dogs) and Improvac (boar taint vaccine for pigs); and

•	the favorable impact of foreign exchange, which increased revenues by 3%.

The increase in Animal Health revenues in 2007, compared to 2006, was primarily attributable to:

•	for livestock products, the continued good performance of our cattle biologicals and intramammaries franchises in 2007, as well as revenues from Embrex, which we acquired in the first quarter of 2007;

•

for companion animal products, the good performances of Revolution; Rimadyl (for treatment of pain and inflammation associated with canine osteoarthritis and soft-tissue orthopedic surgery); and new product launches, such as Convenia, Slentrol (weight management for dogs) and Cerenia; and

•	the favorable impact of foreign exchange, which increased revenues by 5%.

Costs and Expenses

Cost of Sales

Cost of sales decreased 28% in 2008, while revenues were essentially flat in 2008, and cost of sales increased 47% in 2007, while revenues were flat in 2007. Cost of sales as a percentage of revenues decreased in 2008 compared to 2007 and increased in 2007 compared to 2006.

Cost of sales in 2008, compared to 2007, decreased as a result of:

•

asset impairment charges, write-offs and other exit costs associated with Exubera of $2.6 billion recorded in 2007 (see the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review);

•	savings related to our cost-reduction initiatives; and

•	the favorable impact of foreign exchange on expenses,

26	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

partially offset by:

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $745 million in 2008, compared to $700 million in 2007.

Cost of sales in 2007, compared to 2006, increased as a result of:

•

asset impairment charges, write-offs and other exit costs associated with Exubera of $2.6 billion recorded in 2007 (see the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review);

•	the unfavorable impact of foreign exchange on expenses;

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $700 million in 2007, compared to $392 million in 2006; and

•	costs of $194 million for 2007, related to business transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006,

partially offset by:

•	savings related to our cost-reduction initiatives.

Selling, Informational and Administrative (SI&A) Expenses

SI&A expenses decreased 7% in 2008, compared to 2007, which reflects:

•	savings related to our cost-reduction initiatives; and

•	charges associated with Exubera of $85 million recorded in 2007 (see the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review),

partially offset by:

•	the unfavorable impact of foreign exchange on expenses; and

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $413 million in 2008, compared to $334 million in 2007.

SI&A expenses in 2007 were comparable to 2006, which reflects:

•	savings related to our cost-reduction initiatives,

offset by:

•	the unfavorable impact of foreign exchange on expenses;

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $334 million in 2007, compared to $243 million in 2006; and

•	charges associated with Exubera of $85 million recorded in 2007 (see the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review).

Research and Development (R&D) Expenses

R&D expenses decreased 2% in 2008, compared to 2007, which reflects:

•

the up-front payment to Bristol-Myers Squibb Company (BMS) of $250 million and additional payments to BMS related to product development efforts, in connection with our collaboration to develop and commercialize apixaban, recorded in 2007;

•	exit costs, such as contract termination costs, associated with Exubera of $100 million recorded in 2007 (see the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review); and

•	savings related to our cost-reduction initiatives,

2008 Financial Report	27

Financial Review

Pfizer Inc and Subsidiary Companies

partially offset by:

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $433 million in 2008, compared to $416 million in 2007;

•	the up-front payment to Medivation of $225 million in connection with our collaboration to develop and commercialize Dimebon, recorded in 2008; and

•	higher R&D spending in 2008 related to clinical trials for our expanded Phase 3 portfolio.

R&D expenses increased 6% in 2007, compared to 2006, which reflects:

•	the impact of higher implementation costs associated with our cost-reduction initiatives of $416 million in 2007, compared to $176 million in 2006;

•

the up-front payment to BMS of $250 million and additional payments to BMS related to product development efforts, in connection with our collaboration to develop and commercialize apixaban, recorded in 2007;

•	the unfavorable impact of foreign exchange on expenses;

•	a one-time R&D milestone due to us from sanofi-aventis (approximately $118 million) recorded in 2006; and

•	exit costs, such as contract termination costs, associated with Exubera of $100 million recorded in 2007 (see the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review),

partially offset by:

•	savings related to our cost-reduction initiatives.

R&D expenses also include payments for intellectual property rights of $377 million in 2008, $603 million in 2007 and $292 million in 2006. (For further discussion, see the “Our Strategic Initiatives—Strategy and Recent Transactions: Acquisitions, Licensing and Collaborations” section of this Financial Review.)

Acquisition-Related In-Process Research and Development Charges

The estimated value of acquisition-related IPR&D is expensed at the acquisition date. In 2008, we expensed $633 million of IPR&D, primarily related to our acquisitions of Serenex, Encysive, CovX, Coley and a number of animal health product lines from Schering-Plough Corporation, as well as two smaller acquisitions also related to Animal Health. In 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis and Embrex. In 2006, we expensed $835 million of IPR&D, primarily related to our acquisitions of Rinat and PowderMed.

Cost-Reduction Initiatives

In connection with our cost-reduction and transformation initiatives launched in early 2005, broadened in October 2006 and expanded in January 2007, to change the way we run our business to meet the challenges of a changing business environment and take advantage of the diverse opportunities in the marketplace, our management performed a comprehensive review of our processes, organizations, systems and decision-making procedures in a company-wide effort to improve performance and efficiency. We are generating net cost reductions through site rationalization in R&D and manufacturing, streamlined organizational structures, sales force and staff function reductions, and increased outsourcing and procurement savings.

In 2008 and 2007, we achieved a total net reduction of the pre-tax total expense component of Adjusted income of $2.8 billion, compared to 2006 on a constant currency basis (the actual foreign exchange rates in effect in 2006). (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.)

The actions associated with the expanded cost-reduction initiatives resulted in restructuring charges, such as asset impairments, exit costs and severance costs (including any related impacts to our benefit plans, including settlements and curtailments) and associated implementation costs, such as accelerated depreciation charges, primarily associated with supply network transformation efforts, and expenses associated with system and process standardization and the expansion of shared services worldwide. (See Notes to Consolidated Financial Statements—Note 5. Cost-Reduction Initiatives.) The strengthening of the euro and other currencies relative to the dollar, while favorable on Revenues, has had an adverse impact on our total expenses (Cost of sales, Selling, administrative and informational expenses, and Research and development expenses), including the reported impact of these cost-reduction efforts.

On January 26, 2009, we announced the implementation of a new cost-reduction initiative that we anticipate will achieve a reduction in adjusted total costs of approximately $3 billion, at 2008 actual foreign exchange rates, by the end of 2011, compared with our 2008 adjusted total costs. We expect that this program will be completed by the end of 2010, with full savings to be realized by the end of 2011. We plan to reinvest approximately $1 billion of these savings in the business, resulting in an expected $2 billion net decrease compared to our 2008 adjusted total costs. (For an understanding of Adjusted income, see the “Adjusted income” section of this Financial Review).

28	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

As part of this new cost-reduction initiative, we intend to reduce our total worldwide workforce by approximately 10%. Reductions will span sales, manufacturing, research and development, and administrative organizations. We expect to incur costs related to this new cost-reduction initiative of approximately $6 billion, pre-tax, of which $1.5 billion was recorded in 2008.

We incurred the following costs in connection with all of our cost-reduction initiatives:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Implementation costs(a)	$1,605	$1,389	$788
Restructuring charges(b)	2,626	2,523	1,296
Total costs related to our cost-reduction initiatives	$4,231	$3,912	$2,084

(a)

For 2008, included in Cost of sales ($745 million), Selling, informational and administrative expenses ($413 million), Research and development expenses ($433 million) and Other (income)/deductions—net ($14 million). For 2007, included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million) and Other (income)/deductions—net ($61 million income). For 2006, included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and Other (income)/deductions—net ($23 million income).

(b)	Included in Restructuring charges and acquisition-related costs.

From the beginning of the cost-reduction and transformation initiatives in 2005 through December 31, 2008, the restructuring charges primarily relate to our supply network transformation efforts and the restructuring of our worldwide marketing and research and development operations, and the implementation costs primarily relate to accelerated depreciation of certain assets, as well as system and process standardization and the expansion of shared services.

The components of restructuring charges associated with all of our cost-reduction initiatives follow:

	COSTS INCURRED				ACTIVITY THROUGH DECEMBER 31,	ACCRUAL AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006	2005-2008	2008(a)	2008(b)
Employee termination costs	$2,004	$2,034	$ 809	$5,150	$3,045	$2,105
Asset impairments	543	260	368	1,293	1,293	—
Other	79	229	119	440	390	50
Total	$2,626	$2,523	$1,296	$6,883	$4,728	$2,155

(a) Includes adjustments for foreign currency translation. (b) Included in Other current liabilities ($1.5 billion) and Other noncurrent liabilities ($636 million).

From the beginning of the cost-reduction and transformation initiatives in 2005 through December 31, 2008, Employee termination costs represent the expected reduction of the workforce by 30,700 employees, mainly in manufacturing, sales and research; and approximately 19,500 of these employees have been terminated. Employee termination costs are recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

Other (Income)/Deductions—Net

In 2008, we recorded charges of approximately $2.3 billion resulting from an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations, and charges of approximately $900 million related to agreements and agreements in principle to resolve certain NSAID litigation and claims (see the “Our 2008 Performance: Certain Charges—Bextra and Certain Other Investigations and Certain Charges—Certain Product Litigation—Celebrex and Bextra” sections of this Financial Review). Also in 2008, we recorded lower net interest income of $772 million, compared to $1.1 billion in 2007, due primarily to lower average net financial assets, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in late December 2006, and lower interest rates, which were partially offset by the receipt of a one-time cash payment of $425 million, pre-tax, in exchange for the termination of a license agreement, including the right to receive future royalties.

In 2007, we recorded higher net interest income of $1.1 billion compared to $437 million in 2006, due primarily to higher average net financial assets during 2007, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business, and higher interest rates. Also in 2007, we recorded a gain of $211 million related to the sale of a building in Korea. In 2006, we recorded a charge of $320 million related to the impairment of our Depo-Provera intangible asset. See also Notes to Consolidated Financial Statements—Note 6. Other (Income)/Deductions—Net.

Provision for Taxes on Income

Our overall effective tax rate for continuing operations was 17.0% in 2008, 11.0% in 2007 and 15.3% in 2006. The tax rate in 2008 reflects the impact of the agreements and the agreements in principle to resolve certain legal matters in 2008, which are either not deductible or deductible at lower tax rates, higher acquired IPR&D expenses in 2008, which are primarily not deductible for tax purposes, and the change in the jurisdictional mix of income, partially offset by the tax benefits discussed below.

In the second quarter of 2008, we effectively settled certain issues common among multinational corporations with various foreign tax authorities primarily relating to years 2000 through 2005. As a result, we recognized $305 million in tax benefits. Also, in the

2008 Financial Report	29

Financial Review

Pfizer Inc and Subsidiary Companies

second quarter of 2008, we sold one of our biopharmaceutical companies, Esperion Therapeutics, Inc. (Esperion), to a newly formed company that is majority-owned by a group of venture capital firms. The sale, for nominal consideration, resulted in a loss for tax purposes that reduced our tax expense by $426 million. This tax benefit is a result of the significant initial investment in Esperion in 2004, primarily reported on the consolidated statement of income as Acquisition-related in-process research and development charges at acquisition date.

On October 3, 2008, the Tax Extenders and Alternative Minimum Tax Relief Act (the Extenders Act) extended the research and development tax credit from January 1, 2008, through December 31, 2009. The research and development credit reduced income tax expense in 2008 by approximately $110 million.

The lower tax rate in 2007 compared to 2006 is primarily due to the impact of charges associated with our decision to exit Exubera (see the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review), higher charges related to our cost-reduction initiatives in 2007, lower non-deductible charges for acquisition-related IPR&D, and the volume and geographic mix of product sales and restructuring charges in 2007 compared to 2006, partially offset by certain one-time tax benefits in 2006, all discussed below.

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

Discontinued Operations—Net of Tax

For further discussion about our dispositions, see the “Our Strategic Initiatives—Strategy and Recent Transactions: Dispositions” section of this Financial Review. The following amounts, primarily related to our former Consumer Healthcare business, have been segregated from continuing operations and included in Discontinued operations—net of tax in the consolidated statements of income:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Revenues	$—	$—	$4,044
Pre-tax income/(loss)	(3)	(5)	643
Benefit/(provision) for taxes on income(a)	1	2	(210)
Income/(loss) from operations of discontinued businesses—net of tax	(2)	(3)	433
Pre-tax gains/(losses) on sales of discontinued businesses	6	(168)	10,243
(Benefit)/provision for taxes on gains(b)	74	102	(2,363)
Gains/(losses) on sales of discontinued businesses—net of tax	80	(66)	7,880
Discontinued operations—net of tax	$78	$(69)	$8,313

(a) Includes a deferred tax expense of nil in 2008 and 2007, and $24 million in 2006. (b) Includes a deferred tax benefit of nil in 2008 and 2007, and $444 million in 2006.

Adjusted Income

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income in order to portray the results of our major operations—the discovery, development, manufacture, marketing and sale of prescription medicines for humans and animals—prior to considering certain income statement elements. We have defined Adjusted income as Net income before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. The Adjusted income measure is not, and should not be viewed as, a substitute for U.S. GAAP Net income.

The Adjusted income measure is an important internal measurement for Pfizer. We measure the performance of the overall Company on this basis, in conjunction with other performance metrics. The following are examples of how the Adjusted income measure is utilized.

•	Senior management receives a monthly analysis of our operating results that is prepared on an Adjusted income basis;

•	Our annual budgets are prepared on an Adjusted income basis; and

•

Senior management’s annual compensation is derived, in part, using this Adjusted income measure. Adjusted income is one of the performance metrics utilized in the determination of bonuses under the Pfizer Inc Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of Internal Revenue Code Section 162(m). Subject to

30	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

the Section 162(m) limitation, the bonuses are funded from a pool based on the achievement of three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. These metrics derived from Adjusted income account for (i) 17% of the target bonus for ELT members and (ii) 33% of the bonus pool made available to ELT members and other members of senior management.

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

We also recognize that, as an internal measure of performance, the Adjusted income measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted income measure is that it provides a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and does not provide a comparable view of our performance to other companies in the pharmaceutical industry. We also use other specifically tailored tools designed to ensure the highest levels of our performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, Performance Share Awards grants made in 2006, 2007, 2008 and future years will be paid based on a non-discretionary formula that measures our performance using relative total shareholder return.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase-accounting impacts, such as those related to business combinations and net asset acquisitions (see Notes to Consolidated Financial Statements—Note 2. Acquisitions). These impacts can include charges for purchased in-process R&D, the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value and the incremental charges related to the amortization of finite-lived intangible assets for the increase to fair value. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

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

The integration and restructuring costs associated with a business combination may occur over several years, with the more significant impacts ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years, as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA and/or other global regulatory authorities.

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

2008 Financial Report	31

Financial Review

Pfizer Inc and Subsidiary Companies

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program which is specific in nature with a defined term, such as those related to our cost-reduction initiatives; charges related to certain sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; amounts associated with transition service agreements in support of discontinued operations after sale; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as adjustments associated with charges attributable to the repatriation of foreign earnings in accordance with the American Jobs Creation Act of 2004; or possible charges related to legal matters, such as certain of those discussed in Legal Proceedings in our Form 10-K and in Part II: Other Information; Item 1, Legal Proceedings in our Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements and accruals on legal matters made in the normal course of our business would not be considered certain significant items.

Reconciliation

A reconciliation between Net income, as reported under U.S. GAAP, and Adjusted income follows:

	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2008	2007	2006	08/07	07/06
Reported net income	$8,104	$8,144	$19,337	—	(58)
Purchase accounting adjustments—net of tax	2,439	2,511	3,131	(3)	(20)
Acquisition-related costs—net of tax	39	10	14	305	(30)
Discontinued operations—net of tax	(78)	69	(8,313)	*	*
Certain significant items—net of tax	5,862	4,379	813	34	438
Adjusted income	$16,366	$15,113	$14,982	8	1

* Calculation not meaningful. Certain amounts and percentages may reflect rounding adjustments.

32	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

Adjusted income as shown above excludes the following items:
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Purchase accounting adjustments:
Intangible amortization and other(a)	$2,546	$3,101	$3,220
In-process research and development charges(b)	633	283	835
Total purchase accounting adjustments, pre-tax	3,179	3,384	4,055
Income taxes	(740)	(873)	(924)
Total purchase accounting adjustments—net of tax	2,439	2,511	3,131
Acquisition-related costs:
Integration costs(c)	6	17	21
Restructuring charges(c)	43	(6)	6
Total acquisition-related costs, pre-tax	49	11	27
Income taxes	(10)	(1)	(13)
Total acquisition-related costs—net of tax	39	10	14
Discontinued operations:
(Income)/loss from discontinued operations(d)	3	5	(643)
(Gains)/losses on sales of discontinued operations(d)	(6)	168	(10,243)
Total discontinued operations, pre-tax	(3)	173	(10,886)
Income taxes	(75)	(104)	2,573
Total discontinued operations—net of tax	(78)	69	(8,313)
Certain significant items:
Restructuring charges—cost-reduction initiatives(c)	2,626	2,523	1,296
Implementation costs—cost-reduction initiatives(e)	1,605	1,389	788
Legal matters(f)	3,249	56	(15)
Returns liabilities adjustment(g)	217	—	—
Asset impairment charges and other associated costs(h)	213	2,798	320
Consumer Healthcare business transition activity(i)	(7)	(26)	—
sanofi-aventis research and development milestone(j)	—	—	(118)
Other(k)	187	(230)	(158)
Total certain significant items, pre-tax	8,090	6,510	2,113
Income taxes	(2,228)	(2,131)	(735)
Resolution of certain tax positions(l)	—	—	(441)
Tax impact of the repatriation of foreign earnings(l)	—	—	(124)
Total certain significant items—net of tax	5,862	4,379	813
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax	$8,262	$6,969	$(4,355)

(a)	Included primarily in Amortization of intangible assets. (See Notes to Consolidated Financial Statements—Note 12. Goodwill and Other Intangible Assets.)
(b)	Included in Acquisition-related in-process research and development charges. (See Notes to Consolidated Financial Statements—Note 2. Acquisitions.)
(c)	Included in Restructuring charges and acquisition-related costs. (See Notes to Consolidated Financial Statements—Note 5. Cost-Reduction Initiatives.)
(d)	Discontinued operations—net of tax is primarily related to our Consumer Healthcare business. (See Notes to Consolidated Financial Statements—Note 3. Discontinued Operations.)
(e)

Included in Cost of sales ($745 million), Selling, informational and administrative expenses ($413 million), Research and development expenses ($433 million) and Other (income)/deductions—net ($14 million) for 2008. Included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million) and Other (income)/deductions—net ($61 million income) for 2007. Included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million) and Other (income)/deductions—net ($23 million income) for 2006. (See Notes to Consolidated Financial Statements—Note 5. Cost-Reduction Initiatives.)

(f)

Included in Other (income)/deductions—net and for 2008, includes approximately $2.3 billion in charges resulting from an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations, and approximately $900 million related to the agreements and agreements in principle to resolve certain NSAID litigation and claims. (See Notes to Consolidated Financial Statements—Note 4A. Certain Charges: Bextra and Certain Other Investigations and Note 4B. Certain Charges: Certain Product Litigation—Celebrex and Bextra.)

(g)

Included in Revenues and reflects an adjustment to the prior years’ liabilities for product returns. (See Notes to Consolidated Financial Statements—Note 4C. Certain Charges: Adjustment to Prior Years’ Liabilities for Product Returns.)

(h)

In 2008, these charges primarily relate to the closing of a manufacturing plant in Italy and are included in Other (income)/deductions— net. In 2007, these charges primarily related to the decision to exit Exubera and comprise approximately $1.1 billion of intangible asset impairments, $661 million of inventory write-offs, $454 million of fixed asset impairments and $578 million of other exit costs and are included in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), and Research and development expenses ($100 million). See the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review. In 2006, $320 million related to the impairment of the Depo-Provera intangible asset is included in Other (income)/deductions—net. (See Notes to Consolidated Financial Statements—Note 12B. Goodwill and Other Intangible Assets: Other Intangible Assets.)

2008 Financial Report	33

Financial Review

Pfizer Inc and Subsidiary Companies

(i)

Included in Revenues ($172 million), Cost of sales ($162 million) and Selling, informational and administrative expenses ($3 million) for 2008. Included in Revenues ($219 million), Cost of sales ($194 million), Selling, informational and administrative expenses ($15 million) and Other (income)/deductions—net ($16 million income) for 2007.

(j)	Included in Research and development expenses.
(k)	Primarily included in Other (income)/deductions—net. (See Notes to Consolidated Financial Statements—Note 6. Other (Income)/Deductions—Net.)
(l)	Included in Provision for taxes on income. (See Notes to Consolidated Financial Statements—Note 7. Taxes on Income.)

Financial Condition, Liquidity and Capital Resources

Net Financial Assets

Our net financial asset position as of December 31 follows:

(MILLIONS OF DOLLARS)	2008	2007
Financial assets:
Cash and cash equivalents	$2,122	$3,406
Short-term investments	21,609	22,069
Short-term loans	824	617
Long-term investments and loans	11,478	4,856
Total financial assets	36,033	30,948
Debt:
Short-term borrowings, including current portion of long-term debt	9,320	5,825
Long-term debt	7,963	7,314
Total debt	17,283	13,139
Net financial assets	$18,750	$17,809

We rely largely on operating cash flow, short-term investments, short-term commercial paper borrowings and long-term debt to provide for the working capital needs of our operations, including our R&D activities. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future.

On January 26, 2009, we announced that we have entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction valued on that date at $50.19 per share, or a total of $68 billion. We plan to finance this acquisition with a combination of cash (about $22.5 billion), debt financing (about $22.5 billion) and the issuance of common stock (about $23.0 billion, based on the price of our common stock on January 23, 2009, the last trading day prior to our announcement on January 26). We have received a commitment from a syndicate of banks for the debt financing related to this transaction. The financing commitment is subject to, among other things, there being no material adverse change with respect to Pfizer and Pfizer maintaining credit ratings of A2/A long-term stable/stable and A1/P1 short-term affirmed.

Set forth below is information about our investments, credit ratings and debt capacity as of December 31, 2008.

•	Investments

Our short-term and long-term investments consist primarily of high-quality, investment-grade available-for-sale debt securities. Our long-term investments include debt securities that totaled $9.1 billion as of December 31, 2008, which have maturities ranging substantially from one to five years. Wherever possible, cash management is centralized and intercompany financing is used to provide working capital to our operations. Where local restrictions prevent intercompany financing, working capital needs are met through operating cash flows and/or external borrowings. Our portfolio of financial assets increased in 2008 as a result of strong operating cash flow.

•	Credit Ratings

Two major corporate debt-rating organizations, Moody’s Investors Service (Moody’s) and Standard & Poor’s (S&P), assign ratings to our short-term and long-term debt. The following chart reflects the current ratings assigned by these rating agencies to our commercial paper and senior unsecured non-credit enhanced long-term debt issued by us:

	COMMERCIAL PAPER	LONG-TERM DEBT		DATE OF LAST ACTION
NAME OF RATING AGENCY		RATING	OUTLOOK
Moody’s	P-1	Aa1	Negative	October 2007
S&P	A1+	AAA	Negative	December 2006

On January 26, 2009, after our announcement that we had entered into a definitive merger agreement under which we will acquire Wyeth, Moody’s put us on review for possible downgrade and S&P put us on credit watch with negative outlook implications. We do not expect the acquisition to impact our credit ratings for commercial paper, but we do expect a possible reduction in our long-term debt ratings, from Aa1/Negative to A1/Stable long term (Moody’s) and from AAA/Negative to AA/Stable long term (S&P).

34	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

•	Debt Capacity

We have available lines of credit and revolving-credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2008, we had access to $7.2 billion of lines of credit, of which $5.1 billion expire within one year. Of these lines of credit, $7.1 billion are unused, of which our lenders have committed to loan us $6.1 billion at our request. $6.0 billion of the unused lines of credit, of which $4.0 billion expire in 2009 and $2.0 billion expire in 2013, may be used to support our commercial paper borrowings.

In March 2007, we filed a securities registration statement with the Securities and Exchange Commission. This registration statement was filed under the automatic “shelf registration” process available to “well-known seasoned issuers” and is effective for three years. We can issue securities of various types under that registration statement at any time, subject to approval by our Board of Directors in certain circumstances.

Changes in Global Financial Markets

Beginning near the end of the third quarter of 2008, dramatic changes in the global financial markets weakened global economic conditions. These changes have not had, nor do we anticipate they will have, a significant impact on our liquidity. Due to our significant operating cash flow, financial assets, access to the capital markets and available lines of credit and revolving-credit agreements, we continue to believe that we have the ability to meet our financing needs for the foreseeable future. As market conditions change, we continue to monitor our liquidity position.

Goodwill and Other Intangible Assets

As of December 31, 2008, Goodwill totaled $21.5 billion (19% of our total assets) and Identifiable intangible assets, less accumulated amortization, totaled $17.7 billion (16% of our total assets).

The components of goodwill and other identifiable intangible assets, by segment, as of December 31, 2008, follow:

(MILLIONS OF DOLLARS)	PHARMACEUTICAL	ANIMAL HEALTH	OTHER	TOTAL
Goodwill	$21,317	$129	$18	$21,464
Finite-lived intangible assets, net(a)	14,313	406	69	14,788
Indefinite-lived intangible assets(b)	2,823	109	1	2,933

(a) Includes $13.8 billion related to developed technology rights and $529 million related to brands. (b) Includes $2.9 billion related to brands.

At least annually, we review all of our intangible assets, including goodwill, for impairment. (See the “Accounting Policies: Long-Lived Assets” section of this Financial Review.) For goodwill, volatility in securities markets and changes in Pfizer's market capitalization can impact these calculations. None of our goodwill is impaired as of December 31, 2008.

•

Developed Technology Rights — Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties, and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, primarily representing the commercialized products included in our Pharmaceutical segment that we acquired in connection with our Pharmacia acquisition in 2003. While the Arthritis and Pain therapeutic category represents about 29% of the total amortized value of developed technology rights as of December 31, 2008, the balance of the amortized value is distributed in a range of 5% to 15% across the following Pharmaceutical therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and, as a group, the Cardiovascular and Metabolic Diseases; Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol/Detrol LA, Xalatan, Genotropin and Zyvox. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Pharmaceutical products, such as Rebif and Spiriva.

In 2007, we recorded a charge of $1.1 billion for the impairment of intangible assets (primarily developed technology rights) associated with Exubera. (See the “Our 2008 Performance: Certain Charges—Exubera” section of this Financial Review.)

•	Brands — Significant components of brands include values determined for Depo-Provera contraceptive, Xanax and Medrol.

In 2006, we recorded impairment charges of approximately $320 million related to the Depo-Provera brand (see Notes to Consolidated Financial Statements—Note 6. Other (Income)/Deductions—Net).

2008 Financial Report	35

Financial Review

Pfizer Inc and Subsidiary Companies

Selected Measures of Liquidity and Capital Resources The following table sets forth certain relevant measures of our liquidity and capital resources as of December 31:
	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2008	2007
Cash and cash equivalents and short-term investments and loans	$24,555	$26,092
Working capital(a)	$16,067	$25,014
Ratio of current assets to current liabilities	1.59:1	2.15:1
Shareholders’ equity per common share(b)	$8.56	$9.65

(a)	Working capital includes assets held for sale of $148 million as of December 31, 2008, and $114 million as of December 31, 2007.
(b)	Represents total shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trust).

Working capital and the ratio of current assets to current liabilities in 2008 were lower than in 2007, primarily due to:

•

an increase in liabilities of $3.2 billion, related to legal matters concerning Celebrex and Bextra. (See the “Our 2008 Performance: Certain Charges—Bextra and Certain Other Investigations and Certain Charges—Certain Product Litigation—Celebrex and Bextra” sections of this Financial Review.)

•	the unfavorable impact of foreign exchange of about $1 billion;

•	an increase in cash generated from operations being invested in long-term investments; and

•	the timing of accruals, cash receipts and payments in the ordinary course of business.

Summary of Cash Flows
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Cash provided by/(used in):
Operating activities	$18,238	$13,353	$17,594
Investing activities	(12,835)	795	5,101
Financing activities	(6,560)	(12,610)	(23,100)
Effect of exchange-rate changes on cash and cash equivalents	(127)	41	(15)
Net increase/(decrease) in cash and cash equivalents	$(1,284)	$1,579	$(420)

Operating Activities

Our net cash provided by continuing operating activities was $18.2 billion in 2008, compared to $13.4 billion in 2007. The increase in net cash provided by operating activities was primarily attributable to:

•

lower tax payments ($3.4 billion) made in 2008, primarily due to the higher taxes paid in 2007, substantially all of which related to the gain on the sale of our Consumer Healthcare business in December 2006;

•	the sale of certain royalty rights ($425 million); and

•	the timing of other receipts and payments in the ordinary course of business.

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

In 2008, the cash flow line item called Accounts payable and accrued liabilities primarily reflects the $3.2 billion accrued in 2008 for legal matters related to Celebrex and Bextra that has not yet been paid. In 2007 and 2006, the cash flow line item called Taxes primarily reflects the taxes provided in 2006 on the gain on the sale of our Consumer Healthcare business that were paid in 2007.

36	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

Investing Activities

Our net cash used in investing activities was $12.8 billion in 2008, compared to net cash provided by investing activities of $795 million in 2007. The decrease in net cash provided by investing activities was primarily attributable to:

•

net purchases of investments of $8.3 billion in 2008, compared to net sales and redemptions of investments of $3.4 billion in 2007 (a negative change in cash and cash equivalents of $11.7 billion); and

•

the acquisitions of Serenex, Encysive, CovX, Coley and animal health product lines from Schering-Plough, as well as two smaller animal health acquisitions in 2008, compared to the acquisitions of BioRexis and Embrex in 2007 (an increased use of cash of $720 million).

Our net cash provided by investing activities was $795 million in 2007, compared to $5.1 billion in 2006. The decrease in net cash provided by investing activities was primarily attributable to:

•	lower net sales and redemptions of investments of $3.4 billion in 2007, compared to $9.5 billion in 2006 (a negative change in cash and cash equivalents of $6.1 billion),

partially offset by:

•	the acquisitions of BioRexis and Embrex in 2007, compared to the acquisitions of PowderMed, Rinat and sanofi-aventis’ rights associated with Exubera in 2006 (a decreased use of cash of $1.9 billion).

In 2008, the cash flow line item called Other primarily reflects a $1.2 billion payment by us upon the redemption of a Swedish krona currency swap. In a related transaction, this payment was offset by the receipt of cash in our operating activities.

Financing Activities

Our net cash used in financing activities was $6.6 billion in 2008, compared to $12.6 billion in 2007. The decrease in net cash used in financing activities was primarily attributable to:

•	net borrowings of $2.4 billion in 2008, compared to net borrowings of $4.9 billion in 2007;

•	lower purchases of common stock of $500 million in 2008, compared to $10.0 billion in 2007,

partially offset by:

•	cash dividends paid of $8.5 billion in 2008, compared to $8.0 billion in 2007, primarily reflecting an increase in the dividend rate.

Our net cash used in financing activities was $12.6 billion in 2007, compared to $23.1 billion in 2006. The decrease in net cash used in financing activities was primarily attributable to:

•	net borrowings of $4.9 billion in 2007, compared to net repayments of $9.9 billion on total borrowings in 2006,

partially offset by:

•	higher purchases of common stock in 2007 of $10.0 billion, compared to $7.0 billion in 2006; and

•	cash dividends paid of $8.0 billion in 2007, compared to $6.9 billion in 2006, reflecting an increase in the dividend rate, partially offset by lower shares outstanding.

In June 2005, we announced a $5 billion share-purchase program. In June 2006, the Board of Directors increased our share-purchase authorization from $5 billion to $18 billion, which is primarily being funded by operating cash flows and a portion of the proceeds from the sale of our Consumer Healthcare business. In total, under the June 2005 program, through December 31, 2008, we purchased approximately 710 million shares for approximately $18.0 billion.

In January 2008, we announced a new $5 billion share-purchase program, to be funded by operating cash flows, that may be utilized from time to time. On January 26, 2009, we announced that we have entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction. The merger agreement limits our stock purchases to a maximum of $500 million prior to the completion of the transaction without Wyeth’s consent.

2008 Financial Report	37

Financial Review

Pfizer Inc and Subsidiary Companies

A summary of common stock purchases follows:

(MILLIONS OF SHARES AND DOLLARS, EXCEPT PER-SHARE DATA)	SHARES OF COMMON STOCK PURCHASED	AVERAGE PER-SHARE PRICE PAID	TOTAL COST OF COMMON STOCK PURCHASED
2008: June 2005 program	26	$18.96	$500
Total	26		$500

2007: June 2005 program	395	$25.27	$9,994
Total	395		$9,994

Contractual Obligations

Payments due under contractual obligations as of December 31, 2008, mature as follows:

		YEARS
(MILLIONS OF DOLLARS)	TOTAL	WITHIN 1	OVER 1 TO 3	OVER 3 TO 5	AFTER 5
Long-term debt(a)	$10,357	$1,126	$1,739	$373	$7,119
Other long-term liabilities reflected on our consolidated balance sheet under U.S. GAAP(b)	3,355	352	633	649	1,721
Lease commitments(c)	1,547	207	298	182	860
Purchase obligations and other(d)	2,692	699	798	913	282
Uncertain tax positions(e)	129	129	—	—	—

(a)

Our long-term debt obligations include both our expected principal and interest obligations. Our calculations of expected interest payments incorporates only current period assumptions for interest rates, foreign currency translation rates and hedging strategies. (See Notes to Consolidated Financial Statements—Note 9. Financial Instruments.) Long-term debt consists of senior, unsecured notes, floating rate, unsecured notes, foreign currency denominated notes, and other borrowings and mortgages.

(b)	Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans.
(c)	Includes operating and capital lease obligations.
(d)

Includes agreements to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

(e)

Except for amounts reflected in Income taxes payable, we are unable to predict the timing of tax settlements, as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation.

The above table excludes amounts for potential milestone payments under collaboration, licensing or other arrangements, unless the payments are deemed reasonably likely to occur. Payments under these agreements generally become due and payable only upon the achievement of certain development, regulatory and/or commercialization milestones, which may span several years, and which may never occur.

In 2009, we expect to spend approximately $1.6 billion on property, plant and equipment. The downward trend in capital expenditures in recent years reflects in part the rationalization of our plant network and other site closures, and Information Technology infrastructure and application rationalization and standardization. Planned capital spending mostly represents investment to maintain existing facilities and capacity. We rely largely on operating cash flow to fund our capital investment needs. Due to our significant operating cash flow, we believe we have the ability to meet our capital investment needs and foresee no delays to planned capital expenditures.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2008, recorded amounts for the estimated fair value of these indemnifications are not significant.

Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain, under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Dividends on Common Stock

We declared dividends of $8.6 billion in 2008 and $8.2 billion in 2007 on our common stock. In December 2008, our Board of Directors declared a first-quarter 2009 dividend of $0.32 per share. The first-quarter 2009 cash dividend will be our 281st consecutive quarterly dividend. In January 2009, in connection with the proposed merger between Pfizer and Wyeth, the Board of Directors determined that, effective with the dividend to be paid in the second quarter of 2009, it will reduce our quarterly dividend per share to $0.16. The merger agreement prohibits us from declaring a quarterly dividend on our common stock in excess of $0.16 per share without Wyeth’s consent prior to the completion of the transaction.

38	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

Our current and projected dividends provide a return to shareholders while maintaining sufficient capital to invest in growing our businesses and increasing shareholder value, including through the proposed acquisition of Wyeth. Our dividends are funded from operating cash flows, our financial asset portfolio and short-term commercial paper borrowings and are not restricted by debt covenants. We believe that our profitability and access to financial markets provide sufficient capability for us to pay current and future dividends.

New Accounting Standards

Recently Adopted Accounting Standards

As of January 1, 2008, we adopted on a prospective basis certain required provisions of SFAS No. 157, Fair Value Measurements. Those provisions relate to our financial assets and liabilities carried at fair value and our fair value disclosures related to financial assets and liabilities. SFAS No. 157, as amended, defines fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. The adoption of SFAS No. 157, as amended, did not have a significant impact on our consolidated financial statements.

Emerging Issues Task Force (EITF) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, became effective for new contracts entered into on or after January 1, 2008. EITF Issue No. 07-3 requires that non-refundable advance payments for goods and services that will be used in future R&D activities be expensed when the R&D activity has been performed or when the R&D goods have been received rather than when the payment is made. The adoption of EITF Issue No. 07-3 did not have a significant impact on our consolidated financial statements.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2008

In November 2008, the EITF issued EITF Issue No. 08-6, Equity Method Investment Accounting Considerations, to clarify how to account for certain transactions involving equity method investments. More specifically, it addresses how to determine the initial carrying value of the investment; allocation of the difference between the investor’s carrying value and investor’s share of the underlying equity of the investment; impairment assessment of underlying intangibles held with the investee; how to account for the investee’s issuance of additional shares; and how to account for a change in an investment from equity method to cost method. The provisions of EITF Issue No. 08-6 will be adopted prospectively on January 1, 2009. We do not currently have any significant equity method investments.

In November 2008, the EITF issued EITF Issue No. 08-7, Accounting for Defensive Intangible Assets. EITF No. 08-7 clarifies the accounting for certain separately identifiable assets, which an acquirer does not intend to actively use but intends to hold to prevent its competitors from obtaining access to them. EITF Issue No. 08-7 requires an acquirer to account for a defensive intangible asset as a separate unit of accounting, which should be amortized to expense over the period the asset diminishes in value. The provisions of EITF Issue No. 08-7 will be adopted prospectively on January 1, 2009, and could impact the accounting for future acquisitions, if any.

In April 2008, the FASB issued FSP SFAS 142-3, Determination of the Useful Life of Intangible Assets. FSP SFAS 142-3 amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Among other things, in the absence of historical experience, an entity will be required to consider assumptions used by market participants. The provisions of FSP SFAS 142-3 will be adopted prospectively on January 1, 2009, and could impact the accounting for future acquisitions, if any.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, and in February 2008, issued FSP 157-2, Effective Date of FASB Statement No. 157. Under the terms of FSP 157-2, the adoption of SFAS No. 157 with respect to nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis, will be required on January 1, 2009. We do not expect the adoption of the provisions of SFAS No. 157 to have a significant impact on our consolidated financial statements, but it will impact the accounting for future acquisitions, if any.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. (SFAS No. 141(R) replaced SFAS No. 141, Business Combinations, originally issued in June 2001.) SFAS No. 141(R) retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in purchase accounting. It also changes the recognition of assets acquired and liabilities assumed, including contingencies, requires the capitalization of in-process research and development costs at fair value and requires the expensing of acquisition-related costs and all restructuring charges, as incurred. Generally, SFAS No. 141(R) is effective on a prospective basis for all business combinations completed on or after January 1, 2009, and will impact the accounting for future acquisitions, if any.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements. SFAS No. 160 provides guidance for the accounting, reporting and disclosure of noncontrolling interests, also called minority interests. A minority interest represents the portion of equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent. The provisions of SFAS No. 160 will be adopted as of January 1, 2009. The provisions of SFAS No. 160 will impact our current accounting for minority interests, which are not significant, and will impact our accounting for future acquisitions, if any, where we do not acquire 100% of the entity.

In December 2007, the EITF issued EITF Issue No. 07-1, Accounting for Collaborative Arrangements. EITF Issue No. 07-1 provides guidance concerning: determining whether an arrangement constitutes a collaborative arrangement within the scope of the Issue; how costs incurred and revenues generated on sales to third parties should be reported in the income statement; how an entity should characterize payments on the income statement; and what participants should disclose in the notes to the financial statements about a collaborative arrangement. The provisions of EITF Issue No. 07-1 will be adopted as of January 1, 2009, and we do not expect the adoption of EITF Issue No. 07-1 to have a significant impact on our consolidated financial statements.

2008 Financial Report	39

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

•	Speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	Success of external business-development activities;

•	Competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•	Ability to successfully market both new and existing products domestically and internationally;

•	Difficulties or delays in manufacturing;

•	Trade buying patterns;

•	Ability to meet generic and branded competition after the loss of patent protection for our products and competitor products;

•	Impact of existing and future legislation and regulatory provisions on product exclusivity;

•	Trends toward managed care and healthcare cost containment;

•

U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

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

•

Uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements, of the global economic recession and recent and possible future changes in global financial markets;

•	Any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

40	2008 Financial Report

Financial Review

Pfizer Inc and Subsidiary Companies

•	Growth in costs and expenses;

•	Changes in our product, segment and geographic mix;

•	Our ability and Wyeth’s ability to satisfy the conditions to closing our merger agreement; and

•

Impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our proposed acquisition of Wyeth and of our cost-reduction initiatives.

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

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission.

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, which will be filed in February 2009. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

This report may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

Financial Risk Management

The overall objective of our financial risk management program is to seek to minimize the impact of foreign exchange rate movements and interest rate movements on our earnings. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change.

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

In addition, under certain market conditions, we protect against possible declines in the reported net investments of our Japanese yen, Swedish krona and certain euro functional-currency subsidiaries. In these cases, we use currency swaps or foreign currency debt.

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined using various methodologies. For additional details, see Notes to Consolidated Financial Statements—Note 9E. Financial Instruments: Fair Value. In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar; all other factors were held constant.

If the dollar were to devalue against all other currencies by 10%, the expected adverse impact on net income related to our financial instruments would be immaterial. For additional details, see Notes to Consolidated Financial Statements—Note 9D. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

Interest Rate Risk—Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We are also subject to interest rate risk on euro debt, investments and currency swaps, Swedish krona currency swaps, and Japanese yen short and long-term borrowings and currency swaps. We invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments such as interest rate swaps.

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined using various methodologies. For additional details, see Notes to Consolidated Financial Statements—Note 9E. Financial Instruments: Fair Value. In this sensitivity analysis, we used a one hundred basis point parallel shift in the interest rate curve for all maturities and for all instruments; all other factors were held constant.

If there were a one hundred basis point increase in interest rates, the expected adverse impact on net income related to our financial instruments would be immaterial.

2008 Financial Report	41

Financial Review

Pfizer Inc and Subsidiary Companies

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

Beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more likely than not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Notes to Consolidated Financial Statements—Note 1B. Significant Accounting Policies: New Accounting Standards and Note 7E. Taxes on Income: Tax Contingencies.) We record accruals for all other contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable, and we record anticipated recoveries under existing insurance contracts when assured of recovery. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1C. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

42	2008 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report

We prepared and are responsible for the financial statements that appear in our 2008 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2008.

The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2008 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Jeffrey B. Kindler

Chairman and Chief Executive Officer

Frank A. D’Amelio	Loretta V. Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 27, 2009

2008 Financial Report	43

Audit Committee’s Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee has reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Committee has discussed the independent registered public accounting firm’s independence from the Company. The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

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

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee has selected and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

W. Don Cornwell

Chair, Audit Committee

February 27, 2009

The Audit Committee’s Report shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee’s Report by reference therein.

44	2008 Financial Report

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:

We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2009 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

KPMG LLP

New York, New York

February 27, 2009

2008 Financial Report	45

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:

We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 27, 2009 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

New York, New York

February 27, 2009

46	2008 Financial Report

Consolidated Statements of Income

Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2008	2007	2006
Revenues	$48,296	$48,418	$48,371
Costs and expenses:
Cost of sales(a)	8,112	11,239	7,640
Selling, informational and administrative expenses(a)	14,537	15,626	15,589
Research and development expenses(a)	7,945	8,089	7,599
Amortization of intangible assets	2,668	3,128	3,261
Acquisition-related in-process research and development charges	633	283	835
Restructuring charges and acquisition-related costs	2,675	2,534	1,323
Other (income)/deductions—net	2,032	(1,759)	(904)
Income from continuing operations before provision for taxes on income, and minority interests	9,694	9,278	13,028
Provision for taxes on income	1,645	1,023	1,992
Minority interests	23	42	12
Income from continuing operations	8,026	8,213	11,024
Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(2)	(3)	433
Gains/(losses) on sales of discontinued operations—net of tax	80	(66)	7,880
Discontinued operations—net of tax	78	(69)	8,313
Net income	$8,104	$8,144	$19,337
Earnings per common share—basic
Income from continuing operations	$1.19	$1.19	$1.52
Discontinued operations	0.01	(0.01)	1.15
Net income	$1.20	$1.18	$2.67
Earnings per common share—diluted
Income from continuing operations	$1.19	$1.18	$1.52
Discontinued operations	0.01	(0.01)	1.14
Net income	$1.20	$1.17	$2.66
Weighted-average shares—basic	6,727	6,917	7,242
Weighted-average shares—diluted	6,750	6,939	7,274

(a)	Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2008 Financial Report	47

Consolidated Balance Sheets

Pfizer Inc and Subsidiary Companies

	AS OF DECEMBER 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2008	2007
Assets
Cash and cash equivalents	$2,122	$3,406
Short-term investments	21,609	22,069
Accounts receivable, less allowance for doubtful accounts: 2008—$190; 2007—$223	8,958	9,843
Short-term loans	824	617
Inventories	4,381	5,302
Taxes and other current assets	5,034	5,498
Assets held for sale	148	114
Total current assets	43,076	46,849
Long-term investments and loans	11,478	4,856
Property, plant and equipment, less accumulated depreciation	13,287	15,734
Goodwill	21,464	21,382
Identifiable intangible assets, less accumulated amortization	17,721	20,498
Other assets, deferred taxes and deferred charges	4,122	5,949
Total assets	$111,148	$115,268
Liabilities and Shareholders’ Equity
Short-term borrowings, including current portion of long-term debt: 2008—$937; 2007—$1,024	$9,320	$5,825
Accounts payable	1,751	2,270
Dividends payable	2,159	2,163
Income taxes payable	656	1,380
Accrued compensation and related items	1,667	1,974
Other current liabilities	11,456	8,223
Total current liabilities	27,009	21,835
Long-term debt	7,963	7,314
Pension benefit obligations	4,235	2,599
Postretirement benefit obligations	1,604	1,708
Deferred taxes	2,959	7,696
Other taxes payable	6,568	6,246
Other noncurrent liabilities	3,070	2,746
Total liabilities	53,408	50,144
Minority interests	184	114
Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2008—1,804; 2007—2,302	73	93
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2008—8,863; 2007—8,850	443	442
Additional paid-in capital	70,283	69,913
Employee benefit trust	(425)	(550)
Treasury stock, shares at cost; 2008—2,117; 2007—2,089	(57,391)	(56,847)
Retained earnings	49,142	49,660
Accumulated other comprehensive income/(expense)	(4,569)	2,299
Total shareholders’ equity	57,556	65,010
Total liabilities and shareholders’ equity	$111,148	$115,268

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

48	2008 Financial Report

Consolidated Statements of Shareholders’ Equity

Pfizer Inc and Subsidiary Companies

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	EMPLOYEE BENEFIT TRUST		TREASURY STOCK		RETAINED EARNINGS	ACCUM. OTHER COMPRE- HENSIVE INC./(EXP.)	TOTAL
(MILLIONS, EXCEPT PREFERRED SHARES)	SHARES	STATED VALUE	SHARES	PAR VALUE		SHARES	FAIR VALUE	SHARES	COST
Balance, January 1, 2006	4,193	$169	8,784	$439	$67,759	(40)	$(923)	(1,423)	$(39,767)	$37,608	$479	$65,764
Comprehensive income:
Net income										19,337		19,337
Total other comprehensive income—net of tax											1,192	1,192
Total comprehensive income												20,529
Adoption of new accounting standard—net of tax											(2,140)	(2,140)
Cash dividends declared— common stock										(7,268)		(7,268)
preferred stock										(8)		(8)
Stock option transactions			28	1	896	11	286	(6)	(8)			1,175
Purchases of common stock								(266)	(6,979)			(6,979)
Employee benefit trust transactions—net					152	(1)	(151)					1
Preferred stock conversions and redemptions	(696)	(28)			12			—	6			(10)
Other			7	1	285			—	8			294
Balance, December 31, 2006	3,497	141	8,819	441	69,104	(30)	(788)	(1,695)	(46,740)	49,669	(469)	71,358
Comprehensive income:
Net income										8,144		8,144
Total other comprehensive income—net of tax											2,768	2,768
Total comprehensive income												10,912
Adoption of new accounting standard										11		11
Cash dividends declared— common stock										(8,156)		(8,156)
preferred stock										(8)		(8)
Stock option transactions			23	1	738	5	121	—	(7)			853
Purchases of common stock								(395)	(9,994)			(9,994)
Employee benefit trust transactions—net					(49)	1	117					68
Preferred stock conversions and redemptions	(1,195)	(48)			(25)			1	5			(68)
Other			8	—	145			—	(111)			34
Balance, December 31, 2007	2,302	93	8,850	442	69,913	(24)	(550)	(2,089)	(56,847)	49,660	2,299	65,010
Comprehensive income:
Net income										8,104		8,104
Total other comprehensive expense—net of tax											(6,868)	(6,868)
Total comprehensive income												1,236
Cash dividends declared— common stock										(8,617)		(8,617)
preferred stock										(5)		(5)
Stock option transactions					207	1	32					239
Purchases of common stock								(26)	(500)			(500)
Employee benefit trust transactions—net					(113)	(1)	93					(20)
Preferred stock conversions and redemptions	(498)	(20)			(7)			—	2			(25)
Other			13	1	283			(2)	(46)			238
Balance, December 31, 2008	1,804	$73	8,863	$443	$70,283	(24)	$(425)	(2,117)	$(57,391)	$49,142	$(4,569)	$57,556

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2008 Financial Report	49

Consolidated Statements of Cash Flows

Pfizer Inc and Subsidiary Companies

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Operating Activities
Net income	$8,104	$8,144	$19,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,090	5,200	5,293
Share-based compensation expense	384	437	655
Acquisition-related in-process research and development charges	633	283	835
Certain intangible asset impairments and other associated non-cash charges	—	2,220	320
Gains on disposals	(14)	(326)	(280)
(Gains)/losses on sales of discontinued operations	(6)	168	(10,243)
Deferred taxes from continuing operations	(1,331)	(2,788)	(1,525)
Other deferred taxes	—	—	(420)
Other non-cash adjustments	519	815	606
Changes in assets and liabilities, net of effect of businesses acquired and divested:
Accounts receivable	195	(320)	(172)
Inventories	294	720	118
Other assets	(538)	(647)	314
Accounts payable and accrued liabilities	3,797	1,509	(450)
Taxes	647	(2,002)	2,909
Other liabilities	464	(60)	297
Net cash provided by operating activities	18,238	13,353	17,594
Investing Activities
Purchases of property, plant and equipment	(1,701)	(1,880)	(2,050)
Purchases of short-term investments	(35,705)	(25,426)	(9,597)
Proceeds from redemptions and sales of short-term investments	35,796	30,288	20,771
Purchases of long-term investments	(9,357)	(1,635)	(1,925)
Proceeds from redemptions and sales of long-term investments	1,009	172	233
Purchases of other assets	(210)	(111)	(153)
Proceeds from sales of businesses, products and product lines	12	24	200
Acquisitions, net of cash acquired	(1,184)	(464)	(2,320)
Other	(1,495)	(173)	(58)
Net cash (used in)/provided by investing activities	(12,835)	795	5,101
Financing Activities
Increase in short-term borrowings, net	40,119	3,155	1,040
Principal payments on short-term borrowings	(37,264)	(764)	(11,969)
Proceeds from issuances of long-term debt	605	2,573	1,050
Principal payments on long-term debt	(1,053)	(64)	(55)
Purchases of common stock	(500)	(9,994)	(6,979)
Cash dividends paid	(8,541)	(7,975)	(6,919)
Stock option transactions and other	74	459	732
Net cash used in financing activities	(6,560)	(12,610)	(23,100)
Effect of exchange-rate changes on cash and cash equivalents	(127)	41	(15)
Net (decrease)/ increase in cash and cash equivalents	(1,284)	1,579	(420)
Cash and cash equivalents at beginning of year	3,406	1,827	2,247
Cash and cash equivalents at end of year	$2,122	$3,406	$1,827

Supplemental Cash Flow Information
Non-cash transactions:
Sale of the Consumer Healthcare business(a)	$—	$—	$16,429
Cash paid during the period for:
Income taxes	$2,252	$5,617	$3,443
Interest	782	643	715

(a) Reflects portion of proceeds received in the form of short-term investments.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

50	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

1. Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the U.S., and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidation decision requires consideration of majority voting interests, as well as effective economic or other control. Typically, we do not seek control by means other than voting interests and we do not have significant interests in non-consolidated entities. For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated.

B. New Accounting Standards

Financial Instruments—Fair Value—As of January 1, 2008, we adopted on a prospective basis certain required provisions of SFAS No. 157, Fair Value Measurements. Those provisions relate to our financial assets and liabilities carried at fair value and our fair value disclosures related to financial assets and liabilities. SFAS No. 157, as amended, defines fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs to fair value measurements—Level 1, meaning the use of quoted prices for identical instruments in active markets; Level 2, meaning the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; and Level 3, meaning the use of unobservable inputs. Observable market data should be used when available.

Many, but not all, of our financial instruments are carried at fair value. For example, substantially all of our cash equivalents, short-term investments and long-term investments are classified as available-for-sale securities and are carried at fair value, with unrealized gains and losses, net of tax, reported in Other comprehensive income/(expense). Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 9D. Financial Instruments: Derivative Financial Instruments and Hedging Activities), with changes in fair value reported in current earnings or deferred on qualifying hedging relationships. Virtually all of our valuation measurements use Level 2 inputs. The adoption of SFAS No. 157, as amended, did not have a significant impact on our consolidated financial statements. As of January 1, 2008, we did not elect to adopt SFAS No. 157, as amended, for acquired nonfinancial assets and assumed nonfinancial liabilities.

Goodwill and Other Intangible Assets—Other Intangible Assets—As of January 1, 2008, we adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, for new contracts entered into on or after that date. EITF Issue No. 07-3 requires that non-refundable advance payments for goods and services that will be used in future research and development (R&D) activities be expensed when the R&D activity has been performed or when the R&D goods have been received rather than when the payment is made. The adoption of EITF Issue No. 07-3 did not have a significant impact on our consolidated financial statements.

Taxes on Income—Income Tax Contingencies—As of January 1, 2007, we adopted the provisions of FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes, as amended, and changed our policy related to the accounting for income tax contingencies to a ‘more-likely-than-not’ standard from a ‘probable’ standard. To understand the cumulative effect of this accounting change, see Note 7A. Taxes on Income: Adoption of New Accounting Standard.

Pension and Postretirement Benefit Plans and Defined Contribution Plans—As of December 31, 2006, we adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of Financial Accounting Standards Board (FASB) Statements No. 87, 88, 106 and 132R). SFAS 158 requires us to recognize on our consolidated balance sheet the difference between our benefit obligations and any plan assets of our benefit plans. In addition, we are required to recognize as part of other comprehensive income/(expense), net of taxes, gains and losses due to differences between our actuarial assumptions and actual experience (actuarial gains and losses) and any effects on prior service due to plan amendments (prior service costs or credits) that arise during the period and which are not yet recognized as net periodic benefit costs. At adoption date, we recognized the previously unrecognized actuarial gains and losses, prior service costs and credits and net transition amounts within Accumulated other comprehensive income/(expense), net of tax. To understand the cumulative effect of this accounting change, see Note 13A. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Adoption of New Accounting Standard.

C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statement of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales returns and sales allowances), determining cost of sales, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheet, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, investments, inventories, fixed assets and intangible assets (including goodwill), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, the impact of contingencies, rebates, chargebacks, sales returns and sales allowances and restructuring reserves.

2008 Financial Report	51

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

We regularly evaluate our estimates and assumptions, using historical experience and other factors, including the economic environment. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that are inherently uncertain and unpredictable.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic recession, can increase the uncertainty already inherent in our estimates and assumptions. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes will be reflected in our financial statements on a prospective basis. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. These and other risks and uncertainties are discussed in the accompanying Financial Review, which is unaudited, under the headings “Our Operating Environment and Response to Key Opportunities and Challenges” and “Forward-Looking Information and Factors That May Affect Future Results.”

D. Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that we conclude their occurrence is probable and that the related liabilities are estimable and we record anticipated recoveries under existing insurance contracts when assured of recovery. For tax matters, beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more- likely-than-not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Note 1B. Significant Accounting Policies: New Accounting Standards and Note 7E. Taxes on Income: Tax Contingencies.) We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1C. Significant Accounting Policies: Estimates and Assumptions).

E. Acquisitions

Our consolidated financial statements reflect an acquired business after the completion of the acquisition and are not restated. We account for acquired businesses using the purchase method of accounting, which requires that most assets acquired and liabilities assumed be recorded at the date of acquisition at their fair values. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill. Amounts allocated to acquired in-process research and development (IPR&D) have been expensed at the date of acquisition. When we have acquired net assets that do not constitute a business under U.S. GAAP, no goodwill has been recognized.

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

Deductions from Revenues—Gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations with respect to our pharmaceutical products. These deductions represent estimates of the related obligation and, as such, judgment and knowledge of market conditions and practices are required when estimating the impact of these sales deductions on gross sales for a reporting period.

Specifically:

•

In the U.S., we record provisions for pharmaceutical Medicaid, Medicare and contract rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. As appropriate, we will adjust the ratio to better match our current experience or our expected future experience. In assessing this ratio, we consider current contract terms, such as changes in formulary status and discount rates.

•

Outside the U.S., the majority of our pharmaceutical rebates, discounts and price reductions are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending and

52	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

we use an estimated allocation factor (based on historical payments) and total revenues by country against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

•

Provisions for pharmaceutical chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) closely approximate actual as we settle these deductions generally within two to four weeks of incurring the liability.

•

Provisions for pharmaceutical returns are based on a calculation at each market that incorporates the following, as appropriate: local returns policies and practices; returns as a percentage of sales; an understanding of the reasons for past returns; estimated shelf-life by product; an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, such as loss of exclusivity, product recalls, or a changing competitive environment, as appropriate.

•

We record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentives programs.

•

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $1.5 billion as of December 31, 2008, and $1.4 billion as of December 31, 2007, and are included in Other current liabilities.

Taxes collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis; that is, they are excluded from Revenues.

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

We value inventories at lower of cost or market. Cost is determined as follows:

•	finished goods and work in process at average actual cost; and

•	raw materials and supplies at average or latest actual cost.

I. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are expensed as incurred. Among other things, these expenses include the costs of marketing, advertising, shipping and handling, information technology and non-manufacturing employee compensation.

Advertising expenses relating to production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising expenses totaled approximately $2.6 billion in 2008, $2.7 billion in 2007 and $2.6 billion in 2006.

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

K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•	Goodwill—Goodwill represents the excess of the purchase price of an acquired business over the assigned values of its net assets. Goodwill is not amortized.

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

We review all of our long-lived assets, including goodwill and other intangible assets, for impairment indicators at least annually and we perform detailed impairment testing for goodwill and indefinite-lived assets annually and for all other long-lived assets whenever impairment indicators are present. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets. The process

2008 Financial Report	53

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

for evaluating goodwill requires the calculation of the fair value of the corresponding business segment and determining the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill from the fair value of the business segment.

L. Acquisition-Related In-Process Research and Development Charges and Restructuring Charges and Acquisition-Related Costs

When recording acquisitions, we have expensed amounts related to acquired IPR&D in Acquisition-related in-process research and development charges.

We may incur restructuring charges in connection with our cost-reduction initiatives, as well as in connection with acquisitions, when we implement plans to restructure and integrate the acquired operations. For restructuring charges associated with a business acquisition that are identified in the first year after the acquisition date, the related costs have been recorded as additional goodwill, if any, because they have been considered to be liabilities assumed in the acquisition. All other restructuring charges, all integration costs and any charges related to our pre-existing businesses impacted by an acquisition have been expensed as incurred in Restructuring charges and acquisition-related costs. Termination costs are a significant component of our restructuring charges and are recorded when the actions are probable and estimable.

M. Cash Equivalents and Statement of Cash Flows

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

Cash flows associated with financial instruments designated as fair value or cash flow hedges may be included in operating, investing or financing activities, depending on the classification of the items being hedged. Cash flows associated with financial instruments designated as net investment hedges are classified according to the nature of the hedge instrument. Cash flows associated with financial instruments that do not qualify for hedge accounting treatment are classified according to their purpose and accounting nature.

N. Investments, Loans and Derivative Financial Instruments

Many, but not all, of our financial instruments are carried at fair value. For example, substantially all of our cash equivalents, short-term investments and long-term investments are classified as available-for-sale securities and are carried at fair value, with unrealized gains and losses, net of tax, reported in Other comprehensive income/(expense). Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 9D. Financial Instruments: Derivative Financial Instruments and Hedging Activities), with changes in fair value reported in current earnings or deferred on qualifying hedging relationships. Virtually all of our valuation measurements are based on the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable.

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

O. Income Tax Contingencies

We account for income tax contingencies using a benefit recognition model. If we consider that a tax position is more likely than not of being sustained upon audit, based solely on the technical merits of the position, we recognize the benefit. We measure the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information. Under the benefit recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law or analogous case law that sufficiently raise the likelihood of prevailing on the technical merits of the position to more likely than not; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly reevaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, and changes in tax law that would either increase or decrease the technical merits of a position relative to the ‘more-likely-than-not’ standard. Liabilities associated with uncertain tax positions are classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Provision for taxes on income and are classified on our consolidated balance sheet with the related tax liability.

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

P. Pension and Postretirement Benefit Plans

We provide defined benefit pension plans for the majority of employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees. We recognize the overfunded or underfunded status of each of our defined benefit plans as an asset or liability on our consolidated balance sheet. The obligations are generally measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Our pension and other postretirement obligations may include assumptions such as long-term rate of return on plan assets, expected employee turnover and participant mortality. For our pension plans, the obligation may also include assumptions as to future compensation levels. For our other postretirement benefit plans, the obligation may include assumptions as to the expected cost of providing the healthcare and life insurance benefits, as well as the extent to which those costs are shared with the employee or others (such as governmental programs). Plan assets are measured at fair value. Net periodic benefit costs are recognized, as required, into Cost of sales, Selling, informational and administrative and Research and development expenses, as appropriate.

54	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Q. Share-Based Payments

Our compensation programs can include share-based payments. All grants under share-based payment programs are accounted for at fair value and these fair values are generally amortized on an even basis over the vesting terms into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

2. Acquisitions

We are committed to capitalizing on new growth opportunities, a strategy that can include acquisitions of companies, products or technologies. During the three years ended December 31, 2008, 2007 and 2006, we acquired the following:

•

In the fourth quarter of 2008, we concluded the acquisition of a number of animal health product lines from Schering-Plough Corporation (Schering-Plough) for sale in the European Economic Area in the following categories: swine e.coli vaccines; equine influenza and tetanus vaccines; ruminant neonatal and clostridia vaccines; rabies vaccines; companion animal veterinary specialty products; and parasiticides and anti-inflammatories. The cost of acquiring these product lines was approximately $170 million.

•

In the second quarter of 2008, we acquired Encysive Pharmaceuticals Inc. (Encysive), a biopharmaceutical company, whose main product (Thelin), for the treatment of pulmonary arterial hypertension, is commercially available in much of the E.U., is approved in certain other markets, and is under review by the U.S. Food and Drug Administration (FDA). The cost of acquiring Encysive, through a tender offer and subsequent merger, was approximately $200 million, including transaction costs. Upon our acquisition of Encysive, Encysive’s change of control repurchase obligations under its $130 million, 2.5% convertible notes came into effect and, as such, Encysive repurchased the convertible notes in consideration for their par value plus accrued interest in June 2008. In addition, in the second quarter of 2008, we acquired Serenex, Inc. (Serenex), a privately held biotechnology company that owns SNX-5422, an oral Heat Shock Protein 90 (Hsp90) inhibitor currently in phase I trials for the potential treatment of solid tumors and hematological malignancies, and an extensive Hsp90 inhibitor compound library, which has potential uses in treating cancer and inflammatory and neurodegenerative diseases. In connection with these acquisitions, we recorded approximately $170 million in Acquisition-related in-process research and development charges and approximately $450 million in intangible assets.

•

In the first quarter of 2008, we acquired CovX, a privately held biotherapeutics company specializing in preclinical oncology and metabolic research and the developer of a biotherapeutics technology platform that we expect will enhance our biologic portfolio. Also in the first quarter of 2008, we acquired all of the outstanding shares of Coley Pharmaceutical Group, Inc., (Coley), a biopharmaceutical company specializing in vaccines and drug candidates designed to fight certain cancers, allergy and asthma disorders, and autoimmune diseases, for approximately $230 million. In connection with these and two small acquisitions related to Animal Health, we recorded approximately $440 million in Acquisition-related in-process research and development charges.

•

In the first quarter of 2007, we acquired BioRexis Pharmaceutical Corp. (BioRexis), a privately held biopharmaceutical company with a novel technology platform for developing new protein drug candidates, and Embrex, Inc. (Embrex), an animal health company that possesses a unique vaccine delivery system known as Inovoject that improves consistency and reliability by inoculating chicks while they are still in the egg. In connection with these and other smaller acquisitions, we recorded $283 million in Acquisition-related in-process research and development charges.

•

In February 2006, we completed the acquisition of the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera, an inhaled form of insulin, and the insulin-production business and facilities located in Frankfurt, Germany, previously jointly owned by Pfizer and sanofi-aventis, for approximately $1.4 billion in cash (including transaction costs). Substantially all assets recorded in connection with this acquisition have now been written off. See Note 4D. Certain Charges: Exubera. Prior to the acquisition, in connection with our collaboration agreement with sanofi-aventis, we recorded a research and development milestone due to us from sanofi-aventis of $118 million ($71 million, after tax) in 2006 in Research and development expenses upon the approval of Exubera in January 2006 by the FDA.

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

In the fourth quarter of 2006, we sold our Consumer Healthcare business for $16.6 billion, and recorded a gain of approximately $10.2 billion ($7.9 billion, net of tax) in Gains on sales of discontinued operations—net of tax in the consolidated statement of income for 2006. In 2007, we recorded a loss of approximately $70 million, net of tax, primarily related to the resolution of contingencies, such as purchase price adjustments and product warranty obligations, as well as pension settlements. This business was composed of:

•	substantially all of our former Consumer Healthcare segment;

•

other associated amounts, such as purchase-accounting impacts, acquisition-related costs and restructuring and implementation costs related to our cost-reduction initiatives that were previously reported in the Corporate/Other segment; and

2008 Financial Report	55

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

•

certain manufacturing facility assets and liabilities, which were previously part of our Pharmaceutical or Corporate/ Other segment but were included in the sale of our Consumer Healthcare business. The net impact to the Pharmaceutical segment was not significant.

The results of this business are included in Income from discontinued operations—net of tax for 2006.

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

We continued during 2008 and 2007, and we will continue for a period of time, to generate cash flows and to report gross revenues, income and expense activity that are associated with our former Consumer Healthcare business, in continuing operations, although at a substantially reduced level. After the transfer of these activities, these cash flows and the income statement activity reported in continuing operations will be eliminated. The activities that give rise to these impacts are transitional in nature and generally result from agreements that ensure and facilitate the orderly transfer of business operations to the new owner. For example, we entered into a number of transition services agreements that allow the buyer sufficient time to prepare for the transfer of activities and to limit the risk of business disruption. The nature, magnitude and duration of the agreements vary depending on the specific circumstances of the service, location and/or business need. The agreements can include the following: manufacturing and product supply, logistics, customer service, support of financial processes, procurement, human resources, facilities management, data collection and information services. Most of these agreements extended for periods generally less than 24 months, but because of the inherent complexity of manufacturing processes and the risk of product flow disruption, some manufacturing and product supply agreements were extended to 36 months. Included in continuing operations for 2008 and 2007 were the following amounts associated with these transition service agreements that will no longer occur after the full transfer of activities to the new owner: for 2008, included in Revenues ($172 million), Cost of Sales ($162 million) and Selling, informational and administrative expenses ($3 million) and for 2007, included in Revenues ($219 million), Cost of Sales ($194 million), Selling, informational and administrative expenses ($15 million), and Other (income)/deductions—net ($16 million income).

None of these agreements confers upon us the ability to influence the operating and/or financial policies of our former Consumer Healthcare business under its new ownership.

The following amounts, primarily related to our former Consumer Healthcare business, which was sold in December 2006 for $16.6 billion, have been segregated from continuing operations and included in Discontinued operations—net of tax in the consolidated statements of income:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Revenues	$—	$—	$4,044
Pre-tax income/(loss)	$(3)	$(5)	$643
Benefit/(provision) for taxes(a)	1	2	(210)
Income/(loss) from operations of discontinued businesses—net of tax	(2)	(3)	433
Pre-tax gains/(losses) on sales of discontinued businesses	6	(168)	10,243
Benefit/(provision) for taxes(b)	74	102	(2,363)
Gains/(losses) on sales of discontinued businesses—net of tax	80	(66)	7,880
Discontinued operations—net of tax	$78	$(69)	$8,313

(a)	Includes a deferred tax expense of nil in 2008 and 2007 and $24 million in 2006.
(b)	Includes a deferred tax benefit of nil in 2008 and 2007 and $444 million in 2006.

Net cash flows of our discontinued operations from each of the categories of operating, investing and financing activities were not significant.

4. Certain Charges

A. Bextra and Certain Other Investigations

In January 2009, we entered into an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations. In connection with these actions, in the fourth quarter of 2008, we recorded a charge of $2.3 billion, pre-tax and after-tax, in Other (income)/deductions—net and such amount is included in Other current liabilities. (See Note 19D. Legal Proceedings and Contingencies: Government Investigations and Requests for Information.)

56	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

B. Certain Product Litigation—Celebrex and Bextra

In October 2008, we reached agreements in principle to resolve the pending U.S. consumer fraud purported class action cases and more than 90% of the known U.S. personal injury claims involving Celebrex and Bextra, and we reached agreements to resolve substantially all of the claims of state attorneys general primarily relating to alleged Bextra promotional practices. In connection with these actions, in the third quarter of 2008, we recorded pre-tax charges of approximately:

•	$745 million applicable to all known U.S. personal injury claims;

•	$89 million applicable to the pending U.S. consumer fraud purported class action cases; and

•

$60 million applicable to agreements to resolve civil claims brought by 33 states and the District of Columbia, primarily relating to alleged Bextra promotional practices. Under these agreements, we made a payment of $60 million to the states and have adopted compliance measures that complement policies and procedures previously established by us.

These litigation-related charges were recorded in Other (income)/deductions—net. Virtually all of this amount is included in Other current liabilities. Although we believe that we have insurance coverage for a portion of the proposed personal injury settlements, no insurance recoveries have been recorded.

We believe that the charges of approximately $745 million will be sufficient to resolve all known U.S. personal injury claims, including those not being settled at this time. However, additional charges may have to be taken in the future in connection with certain pending claims and unknown claims relating to Celebrex and Bextra. (See Note 19B. Legal Proceedings and Contingencies: Product Litigation.)

C. Adjustment of Prior Years’ Liabilities for Product Returns

Revenues in 2008 include a reduction of $217 million, pre-tax, to adjust our prior years’ liabilities for product returns. After a detailed review in 2008 of our returns experience, we determined that our previous accounting methodology for product returns needed to be revised, as the lag time between product sale and return was actually longer than we had previously assumed. Although fully recorded in 2008, virtually all of the adjustment relates back several years.

We performed an evaluation of the impact of this error on prior years, as well the impact of correcting the error on a cumulative basis in 2008. As a result of that analysis, we determined that the cumulative correction was not material to our results for 2008 and the cumulative correction was recorded in 2008. We have also reviewed our expense calculations for the prior years and determined that the expense recorded in those years was not materially different from what would have been recorded under our revised approach.

D. Exubera

In the third quarter of 2007, after an assessment of the financial performance of Exubera, an inhalable form of insulin for the treatment of diabetes, as well as its lack of acceptance by patients, physicians and payers, we decided to exit the product.

In connection with these actions, we recorded total pre-tax charges of $2.8 billion, virtually all of which were recorded in the third quarter of 2007. These charges were included primarily in Cost of sales ($2.6 billion), Selling, informational and administrative expenses ($85 million), and Research and development expenses ($100 million). The charges comprised asset write-offs of $2.2 billion (intangibles, inventory and fixed assets) and other exit costs, primarily severance, contract and other termination costs. The exit costs resulted in cash expenditures in 2007 and 2008. As of December 31, 2008, the remaining accrual for other exit costs is approximately $152 million. Substantially all of this cash spending is expected to be completed in 2009.

5. Cost-Reduction Initiatives

In the first quarter of 2005, we launched cost-reduction and transformation initiatives to increase efficiency and streamline decision-making across the company. These initiatives, announced in April 2005, broadened in October 2006 and expanded in January 2007, followed the integration of Warner-Lambert and Pharmacia. In January 2009, we announced a new cost-reduction initiative, the implementation of which we expect will be completed by the end of 2010.

We incurred the following costs in connection with all of our cost-reduction initiatives:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Implementation costs(a)	$1,605	$1,389	$788
Restructuring charges(b)	2,626	2,523	1,296
Total costs related to our cost-reduction initiatives	$4,231	$3,912	$2,084

(a)

For 2008, included in Cost of sales ($745 million), Selling, informational and administrative expenses ($413 million), Research and development expenses ($433 million) and Other (income)/deductions—net ($14 million). For 2007, included in Cost of sales ($700 million), Selling, informational and administrative expenses ($334 million), Research and development expenses ($416 million), and Other (income)/deductions—net ($61 million income). For 2006, included in Cost of sales ($392 million), Selling, informational and administrative expenses ($243 million), Research and development expenses ($176 million), and Other (income)/deductions—net ($23 million income).

(b)	Included in Restructuring charges and acquisition-related costs.

2008 Financial Report	57

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

From the beginning of the cost-reduction and transformation initiatives in 2005 through December 31, 2008, the restructuring charges primarily relate to our supply network transformation efforts and the restructuring of our worldwide marketing and research and development operations, and the implementation costs primarily relate to accelerated depreciation of certain assets, as well as system and process standardization and the expansion of shared services.

The components of restructuring charges associated with all of our cost-reduction initiatives follow:

	COSTS INCURRED				ACTIVITY THROUGH DECEMBER 31,	ACCRUAL AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006	2005-2008	2008(a)	2008(b)
Employee termination costs	$2,004	$2,034	$809	$5,150	$3,045	$2,105
Asset impairments	543	260	368	1,293	1,293	—
Other	79	229	119	440	390	50
Total	$2,626	$2,523	$1,296	$6,883	$4,728	$2,155

(a)	Includes adjustments for foreign currency translation.
(b)	Included in Other current liabilities ($1.5 billion) and Other noncurrent liabilities ($636 million).

From the beginning of the cost-reduction and transformation initiatives in 2005 through December 31, 2008, Employee termination costs represent the expected reduction of the workforce by approximately 30,700 employees, mainly in manufacturing, sales and research; and approximately 19,500 of these employees have been terminated. Employee termination costs are recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits. Asset impairments primarily include charges to write down property, plant and equipment. Other primarily includes costs to exit certain activities.

6. Other (Income)/Deductions—Net

The components of Other (income)/deductions—net follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Interest income	$(1,288)	$(1,496)	$(925)
Interest expense	562	440	517
Interest expense capitalized	(46)	(43)	(29)
Net interest income(a)	(772)	(1,099)	(437)
Royalty-related income(b)	(673)	(224)	(395)
Net gains on asset disposals(c)	(14)	(326)	(280)
Legal matters(d)	3,300	46	(29)
Asset impairment charges(e)	143	28	320
Other, net	48	(184)	(83)
Other (income)/deductions—net	$2,032	$(1,759)	$(904)

(a)

The decrease in net interest income in 2008 compared to 2007 is due primarily to lower net financial assets and lower interest rates during 2008 compared to 2007. The increase in net interest income in 2007 compared to 2006 is due primarily to higher net financial assets during 2007 compared to 2006, reflecting proceeds of $16.6 billion from the sale of our Consumer Healthcare business in late December 2006, and higher interest rates.

(b)	In 2008, includes $425 million related to the sale of certain royalty rights.
(c)

In 2007, includes a gain of $211 million related to the sale of a building in Korea. In 2008, gross realized gains were $20 million and gross realized losses were nil on sales of available-for-sale securities. In 2007, gross realized gains were $8 million and gross realized losses were nil on sales of available-for-sale securities. In 2006, gross realized gains were $65 million and gross realized losses were $1 million on sales of available-for-sale securities. Proceeds from the sale of available-for-sale securities were $2.2 billion in 2008, $663 million in 2007 and $79 million in 2006.

(d)

In 2008, primarily includes charges of $2.3 billion resulting from an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations, and charges of $900 million related to our agreements and our agreements in principle to resolve certain litigation and claims involving our non-steroidal anti-inflammatory (NSAID) pain medicines. (See Note 4A. Certain Charges: Bextra and Certain Other Investigations and Note 4B. Certain Charges: Certain Product Litigation – Celebrex and Bextra.)

(e)	In 2006, we recorded a charge of $320 million related to the impairment of our Depo-Provera intangible asset, for which amortization expense was included in Amortization of intangible assets.

7. Taxes on Income

A. Adoption of New Accounting Standard

As of January 1, 2007, we adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes, as supplemented by FASB FSP FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, issued May 2, 2007. See Note 1O. Significant Accounting Policies: Income Tax Contingencies for a full description of our accounting policy related to the accounting for income tax contingencies. As a result of the implementation of FIN 48, as amended, at the date of adoption, we reduced our existing liabilities for uncertain tax positions by approximately $11 million, recorded as a direct adjustment to the opening balance of Retained earnings as of January 1, 2007, and changed the classification of virtually all

58	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

amounts associated with uncertain tax positions of approximately $4.0 billion, including the associated accrued interest of approximately $780 million, from current to noncurrent. (See Note 7E. Taxes on Income: Tax Contingencies.)

B. Taxes on Income

Income from continuing operations before provision for taxes on income, and minority interests consists of the following:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
United States	$(1,760)	$242	$3,266
International	11,454	9,036	9,762
Total income from continuing operations before provision for taxes on income, and minority interests	$9,694	$9,278	$13,028

The decrease in domestic income from continuing operations before taxes in 2008 compared to 2007 is due primarily to charges of $2.3 billion resulting from an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations (see Note 4A. Certain Charges: Bextra and Certain Other Investigations), and charges of $900 million related to our agreements and our agreements in principle to resolve certain litigation and claims involving our NSAID pain medicines (see Note 4B. Certain Charges: Certain Product Litigation–Celebrex and Bextra), and an increase in restructuring charges in 2008 compared to 2007, partially offset by the charges associated with Exubera in 2007 (see Note 4D. Certain Charges: Exubera). The increase in international income from continuing operations before taxes in 2008 compared to 2007 is due primarily to the charges associated with Exubera in 2007 (see Note 4D. Certain Charges: Exubera).

The decrease in domestic income from continuing operations before taxes in 2007 compared to 2006 is due primarily to the volume and geographic mix of product sales and restructuring charges in 2007 compared to 2006, as well as the impact of charges associated with Exubera, partially offset by lower IPR&D charges in 2007 of $283 million, primarily related to our acquisitions of Biorexis and Embrex, compared to IPR&D charges in 2006 of $835 million, primarily related to our acquisitions of Rinat and PowderMed.

Provision for taxes on income consists of the following:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
United States:
Taxes currently payable:
Federal	$707	$1,393	$1,399
State and local	154	243	205
Deferred income taxes	(30)	(1,986)	(1,371)
Total U.S. tax (benefit)/provision	831	(350)	233
International:
Taxes currently payable	2,115	2,175	1,913
Deferred income taxes	(1,301)	(802)	(154)
Total international tax provision	814	1,373	1,759
Total provision for taxes on income(a)	$1,645	$1,023	$1,992

(a)

Excludes federal, state and international expense of approximately $4 million in 2008, $1 million in 2007, and a benefit of $119 million in 2006, primarily related to the resolution of certain tax positions related to Pharmacia, which were debited or credited to Goodwill, as appropriate.

In 2008, we effectively settled certain issues common among multinational corporations with various foreign tax authorities primarily relating to years 2000 through 2005. As a result, we recognized $305 million in tax benefits. Also, in 2008, we sold one of our biopharmaceutical companies, Esperion Therapeutics, Inc. (Esperion), to a newly formed company that is majority-owned by a group of venture capital firms. The sale, for nominal consideration, resulted in a loss for tax purposes that reduced our tax expense by $426 million. This tax benefit is a result of the significant initial investment in Esperion in 2004, primarily reported as an income statement charge for in-process research and development at acquisition date. 2008 also reflects the impact of the third-quarter 2008 provision for the proposed resolution of certain Bextra and Celebrex civil litigation and the impact of the fourth-quarter 2008 provision for the proposed resolution of certain investigations, which are either not deductible or deductible at lower tax rates.

In 2006, we were notified by the Internal Revenue Service (IRS) Appeals Division that a resolution had been reached on the matter that we were in the process of appealing related to the tax deductibility of an acquisition-related breakup fee paid by the Warner-Lambert Company in 2000. As a result, we recorded a tax benefit of approximately $441 million related to the resolution of this issue (see Note 7E. Taxes on Income: Tax Contingencies). Also in 2006, we recorded a decrease to the 2005 estimated U.S. tax provision related to the repatriation of foreign earnings, due primarily to the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of a certain position, and we recognized a tax benefit of $124 million. Additionally, in 2006, the IRS issued final regulations on Statutory Mergers and Consolidations, which impacted certain prior-period transactions, and we recorded a tax benefit of $217 million, reflecting the total impact of these regulations.

Amounts reflected in the preceding tables are based on the location of the taxing authorities.

2008 Financial Report	59

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

C. Tax Rate Reconciliation

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for income from continuing operations follows:

	YEAR ENDED DECEMBER 31,
	2008	2007	2006
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Earnings taxed at other than U.S. statutory rate	(20.2)	(21.6)	(15.7)
Sale of biopharmaceutical company	(4.3)	—	—
Resolution of certain tax positions	(3.1)	—	(3.4)
U.S. research tax credit and manufacturing deduction	(1.2)	(1.5)	(0.5)
Proposed legal settlements	9.0	—	—
Acquired IPR&D	2.1	1.1	2.2
Tax legislation impact	—	—	(1.7)
Repatriation of foreign earnings	—	—	(1.0)
All other—net	(0.3)	(2.0)	0.4
Effective tax rate for income from continuing operations	17.0%	11.0%	15.3%

For earnings taxed at other than the U.S. rate, this rate impact reflects the fact that we operate manufacturing subsidiaries in Puerto Rico, Ireland and Singapore. We benefit from Puerto Rican incentive grants that expire between 2019 and 2029. Under the grants, we are partially exempt from income, property and municipal taxes. Under Section 936 of the U.S. Internal Revenue Code, Pfizer was a “grandfathered” entity and was entitled to the benefits under such statute until September 30, 2006. In Ireland, we benefit from an incentive tax rate effective through 2010 on income from manufacturing operations. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing operations. This rate impact also reflects the jurisdictional location of earnings, realization of approximately $711 million (tax effect) in net operating losses, as well as the costs of certain repatriation decisions.

For a discussion about the sale of the biopharmaceutical company, proposed legal settlements, the tax legislation impact and the repatriation of foreign earnings, see Note 7B. Taxes on Income: Taxes on Income. For a discussion about the resolution of certain tax positions, see Note 7E. Taxes on Income: Tax Contingencies. On October 3, 2008, the Tax Extenders and Alternative Minimum Tax Relief Act (the Extenders Act) extended the research and development tax credit from January 1, 2008, through December 31, 2009. The charges for acquired IPR&D in 2008, 2007 and 2006 are primarily not deductible.

D. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The tax effect of the major items recorded as deferred tax assets and liabilities, shown before jurisdictional netting, as of December 31, is as follows:

	2008 DEFERRED TAX		2007 DEFERRED TAX
(MILLIONS OF DOLLARS)	ASSETS	(LIABILITIES)	ASSETS	(LIABILITIES)
Prepaid/deferred items	$1,095	$(256)	$1,315	$(431)
Intangibles	872	(5,727)	897	(6,737)
Property, plant and equipment	205	(996)	300	(957)
Employee benefits	3,414	(585)	2,552	(740)
Restructurings and other charges	1,449	(5)	717	(11)
Net operating loss/credit carryforwards	3,065	—	1,842	—
Unremitted earnings	—	(4,471)	—	(3,550)
State and local tax adjustments	585	—	529	—
All other	1,007	(432)	848	(37)
Subtotal	11,692	(12,472)	9,000	(12,463)
Valuation allowance	(194)	—	(158)	—
Total deferred taxes	$11,498	$(12,472)	$8,842	$(12,463)
Net deferred tax liability		$(974)		$(3,621)

The reduction in the net deferred tax liability position in 2008 compared to 2007 is primarily due to amortization of noncurrent deferred tax liabilities related to identifiable intangibles in connection with our acquisition of Pharmacia in 2003, an increase in the noncurrent deferred tax asset on employee benefits and net operating loss carryovers, and an increase in the current deferred tax asset on restructuring charges, partially offset by an increase in the current deferred tax liability on unremitted earnings.

We have carryforwards, primarily related to foreign tax credit carryovers and net operating loss carryovers, which are available to reduce future U.S. federal and state, as well as international, income with either an indefinite life or expiring at various times between 2009 and 2028. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

60	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent, feasible tax planning strategies.

As of December 31, 2008, we have not made a U.S. tax provision on approximately $63.1 billion of unremitted earnings of our international subsidiaries. As of December 31, 2008, these earnings are intended to be permanently reinvested overseas; as such, it is not practical to compute the estimated deferred tax liability on these permanently reinvested earnings.

Deferred tax assets and liabilities in the preceding table, netted by taxing jurisdiction, are in the following captions in our consolidated balance sheets:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007
Current deferred tax asset(a)	$1,143	$1,664
Noncurrent deferred tax asset(b)	1,256	2,441
Current deferred tax liability(c)	(414)	(30)
Noncurrent deferred tax liability(d)	(2,959)	(7,696)
Net deferred tax liability	$(974)	$(3,621)

(a) Included in Taxes and other current assets. (b) Included in Other assets, deferred taxes and deferred charges. (c) Included in Other current liabilities. (d) Included in Deferred taxes.

E. Tax Contingencies

We are subject to income tax in many jurisdictions and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. For a description of our accounting policy associated with accounting for income tax contingencies, see Note 1O. Significant Accounting Policies: Income Tax Contingencies. All of our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. Tax audits can involve complex issues and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation.

The United States is one of our major tax jurisdictions. We are currently appealing two issues related to the IRS’ audits of the Pfizer Inc. tax returns for the years 2002 through 2005. The 2006, 2007 and 2008 tax years are currently under audit as part of the IRS Compliance Assurance Process, a real-time audit process. All other tax years in the U.S. for Pfizer Inc. are closed under the statute of limitations. With respect to Pharmacia Corporation, the IRS is currently conducting an audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (1998-2008), Japan (2006-2008), Europe (1996-2008, primarily reflecting Ireland, the U.K., France, Italy, Spain and Germany) and Puerto Rico (2004-2008).

We regularly reevaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, and changes in tax law that would either increase or decrease the technical merits of a position relative to the ‘more-likely-than-not’ standard. We believe that our accruals for tax liabilities are adequate for all open years. Many factors are considered in making these evaluations, including past history, recent interpretations of tax law, and the specifics of each matter. Because tax laws and regulations are subject to interpretation and tax litigation is inherently uncertain, these evaluations can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1C. Significant Accounting Policies: Estimates and Assumptions). Our evaluations are based on estimates and assumptions that have been deemed reasonable by management. However, if our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted.

In 2008, we effectively settled certain issues common among multinational corporations with various foreign tax authorities primarily relating to tax years 2000 to 2005. As a result, we recognized $305 million in tax benefits.

Because tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. The amounts associated with uncertain tax positions in 2008 and 2007 are as follows:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007
Noncurrent deferred tax assets(a)	$589	$529
Other tax assets(a)	809	890
Income taxes payable(b)(c)	(129)	(408)
Other taxes payable(b)	(6,568)	(6,246)
Total amounts associated with uncertain tax positions	$(5,299)	$(5,235)

(a)	Included in Other assets, deferred taxes and deferred charges.
(b)	Includes gross accrued interest of $1.3 billion as of December 31, 2008, and $1.2 billion as of December 31, 2007. Accrued penalties are not significant.
(c)

As of December 31, 2008, included in Income taxes payable ($85 million) and Taxes and other current assets ($44 million). As of December 31, 2007, included in Income taxes payable ($358 million) and Taxes and other current assets ($50 million).

2008 Financial Report	61

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

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits and accrued interest is as follows:

(MILLIONS OF DOLLARS)	2008	2007
Balance, January 1	$(6,654)	$(5,009)
Decreases based on tax positions taken during a prior period(a)	1,022	—
Increases based on tax positions taken during the current period(b)	(990)	(1,089)
Increases in accrued interest due to the passage of time	(333)	(331)
Impact of foreign exchange	245	(191)
Other, net(c)	13	(34)
Balance, December 31(d)	$(6,697)	$(6,654)

(a)

Decreases are primarily a result of effectively settling certain issues with various foreign tax authorities for a net benefit of $305 million, reflecting the reversal of the related tax assets associated with the competent authority process (see Note 7B. Taxes on Income: Taxes on Income).

(b)	Primarily included in Provision for taxes on income.
(c)

Includes increases based on tax positions taken during a prior period, decreases due to settlements with taxing authorities and decreases as a result of a lapse of the applicable statute of limitations.

(d)

In 2008, included in Income taxes payable ($85 million), Taxes and other current assets ($44 million) and Other taxes payable ($6.6 billion). In 2007, included in Income taxes payable ($358 million), Taxes and other current assets ($50 million) and Other taxes payable ($6.2 billion).

If our estimates of unrecognized tax benefits and potential tax benefits are not representative of actual outcomes, our financial statements could be materially affected in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings and, as a result, it is difficult to estimate the timing and range of possible change related to our uncertain tax positions. However, any settlements or statute expirations would likely result in a significant decrease in our uncertain tax positions. We estimate that within the next 12 months, our gross uncertain tax positions could decrease by as much as $200 million, as a result of settlements with taxing authorities or the expiration of the statute of limitations.

62	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

8. Other Comprehensive Income/(Expense)

Changes, net of tax, in accumulated other comprehensive income/(expense) follow:

(MILLIONS OF DOLLARS)	CURRENCY TRANSLATION ADJUSTMENT AND OTHER	NET UNREALIZED GAINS/(LOSSES)		BENEFIT PLANS			ACCUMULATED OTHER COMPREHENSIVE INCOME/ (EXPENSE)
		DERIVATIVE FINANCIAL INSTRUMENTS	AVAILABLE- FOR-SALE SECURITIES	ACTUARIAL GAINS/ (LOSSES)	PRIOR SERVICE (COSTS)/ CREDITS AND OTHER	MINIMUM PENSION LIABILITY
Balance, January 1, 2006	$1,113	$(107)	$83	$—	$—	$(610)	$479
Other comprehensive income:
Foreign currency translation adjustments	1,104	—	—	—	—	—	1,104
Unrealized holding gains	—	126	63	—	—	—	189
Reclassification adjustments to income(a)	(40)	5	(64)	—	—	—	(99)
Other	(3)	—	—	—	—	(16)	(19)
Income taxes	53	(50)	14	—	—	—	17

							1,192

Adoption of new accounting standard, net of tax(b)	—	—	—	(2,739)	(27)	626	(2,140)
Balance, December 31, 2006	2,227	(26)	96	(2,739)	(27)	—	(469)
Other comprehensive income:
Foreign currency translation adjustments	1,422	—	—	—	—	—	1,422
Unrealized holding gains/(losses)	—	3	(43)	—	—	—	(40)
Reclassification adjustments to income(a)	(96)	3	(8)	—	—	—	(101)
Actuarial gains and other benefit plan items	—	—	—	1,374	11	—	1,385
Amortization of actuarial losses and other benefit plan items	—	—	—	248	7	—	255
Curtailments and settlements—net	—	—	—	268	(5)	—	263
Other	6	—	—	(62)	(6)	—	(62)
Income taxes	313	(12)	9	(656)	(8)	—	(354)

							2,768
Balance, December 31, 2007	3,872	(32)	54	(1,567)	(28)	—	2,299
Other comprehensive expense:
Foreign currency translation adjustments	(5,898)	—	—	—	—	—	(5,898)
Unrealized holding gains/(losses)	—	69	(193)	—	—	—	(124)
Reclassification adjustments to income(a)	(2)	—	(20)	—	—	—	(22)
Actuarial gains/(losses) and other benefit plan items	—	—	—	(3,098)	22	—	(3,076)
Amortization of actuarial losses and other benefit plan items	—	—	—	130	3	—	133
Curtailments and settlements—net	—	—	—	280	3	—	283
Other	10	—	—	129	35	—	174
Income taxes	629	(9)	73	994	(25)	—	1,662

							(6,868)
Balance, December 31, 2008	$(1,389)	$28	$(86)	$(3,132)	$10	$—	$(4,569)

(a)	The currency translation adjustments reclassified to income result from the sale of businesses.
(b)

Includes pre-tax amounts for Actuarial losses of $4.3 billion and Prior service costs/(credits) and other of $27 million. See also Note 13A. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Adoption of New Accounting Standard.

Income taxes are not provided for foreign currency translation relating to permanent investments in international subsidiaries.

As of December 31, 2008, we estimate that we will reclassify into 2009 income the following pre-tax amounts currently held in Accumulated other comprehensive income/(expense): virtually all of the unrealized holding gains on derivative financial instruments; $302 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $6 million of prior service credits related primarily to benefit plan amendments.

2008 Financial Report	63

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

9. Financial Instruments

A. Investments in Debt and Equity Securities

Information about our investments as of December 31 follows:

(MILLIONS OF DOLLARS)	2008	2007
Trading investments(a)	$190	$256
Amortized cost and fair value of available-for-sale debt securities(b):
Western European and other government debt	14,639	10,848
Corporate debt	5,388	6,579
Western European and other government agency debt	5,040	4,277
Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association asset-backed securities	2,386	—
Supranational debt	1,956	1,892
Other asset-backed securities	635	490
Certificates of deposit	17	117
Total available-for-sale debt securities	30,061	24,203
Amortized cost and fair value of held-to-maturity debt securities(b):
Certificates of deposit and other	2,349	2,609
Total held-to-maturity debt securities	2,349	2,609
Available-for-sale money market fund:
Investing in U.S. government and its agencies’ or instrumentalities’ securities and reverse repurchase agreements involving the same investments held	398	297
Total available-for-sale money market funds	398	297
Cost of available-for-sale equity securities, excluding money market funds	341	202
Gross unrealized gains	17	127
Gross unrealized losses	(39)	(13)
Fair value of available-for-sale equity securities, excluding money market funds	319	316
Total fair value of available-for-sale equity securities	717	613
Total investments	$33,317	$27,681

(a) Trading investments are held in trust for legacy Pharmacia severance benefits. (b) Gross unrealized gains and losses are not significant.

These investments are in the following captions in the consolidated balance sheets as of December 31:

(MILLIONS OF DOLLARS)	2008	2007
Cash and cash equivalents	$1,980	$2,467
Short-term investments	21,609	22,069
Long-term investments and loans	9,728	3,145
Total investments	$33,317	$27,681

64	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The contractual maturities of the available-for-sale and held-to-maturity debt securities as of December 31, 2008, follow:

	YEARS
(MILLIONS OF DOLLARS)	WITHIN 1	OVER 1 TO 5	OVER 5 TO 10	OVER 10	TOTAL
Available-for-sale debt securities:
Western European and other government debt	$12,729	$1,821	$89	$—	$14,639
Corporate debt	2,414	2,974	—	—	5,388
Western European and other government agency debt	4,032	1,008	—	—	5,040
Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and Government National Mortgage Association asset-backed securities	—	2,386	—	—	2,386
Supranational debt	1,328	628	—	—	1,956
Other asset-backed securities	336	299	—	—	635
Certificates of deposit	17	—	—	—	17
Held-to-maturity debt securities:
Certificates of deposit and other	2,335	4	5	5	2,349
Total debt securities	$23,191	$9,120	$94	$5	$32,410
Trading investments					190
Available-for-sale money market funds					398
Available-for-sale equity securities, excluding money market funds					319
Total investments					$33,317

B. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $7.8 billion as of December 31, 2008, and $4.4 billion as of December 31, 2007. The weighted-average effective interest rate on short-term borrowings outstanding was 1.9% as of December 31, 2008, and 3.4% as of December 31, 2007.

As of December 31, 2008, we had access to $7.2 billion of lines of credit, of which $5.1 billion expire within one year. Of these lines of credit, $7.1 billion are unused, of which our lenders have committed to loan us $6.1 billion at our request. $6.0 billion of the unused lines of credit, of which $4.0 billion expire in 2009 and $2.0 billion expire in 2013, may be used to support our commercial paper borrowings.

C. Long-Term Debt

Information about our long-term debt as of December 31 follows:

(MILLIONS OF DOLLARS)	MATURITY DATE	2008	2007
Senior unsecured notes:
4.55% euro	May 2017	$1,312	$1,291
4.75% euro	December 2014	1,311	1,296
6.60%	December 2028	1,015	764
4.50%	February 2014	836	753
1.21% Japanese yen	February 2011	662	530
1.30% Japanese yen	November 2011	662	—
6.50%	December 2018	624	527
1.85% Japanese yen	February 2016	606	484
4.65%	March 2018	357	300
6.75%	December 2027	309	233
5.63%	April 2009	—	612
3.30%	March 2009	—	297
Other:
Debentures, notes, borrowings and mortgages		269	227
Total long-term debt		$7,963	$7,314
Current portion not included above		$937	$1,024

Long-term debt outstanding as of December 31, 2008, matures in the following years:

(MILLIONS OF DOLLARS)	2010	2011	2012	2013	AFTER 2013
Maturities	$37	$1,348	$19	$8	$6,551

2008 Financial Report	65

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

In March 2007, we filed a securities registration statement with the Securities and Exchange Commission. The registration statement was filed under the automatic shelf registration process available to “well-known seasoned issuers” and is effective for three years. We can issue securities of various types under that registration statement at any time, subject to approval by our Board of Directors in certain circumstances.

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

We entered into financial instruments to hedge, or offset by the same currency, an appropriate portion of the currency risk and the timing of the hedged or offset item. As of December 31, 2008 and 2007, the more significant financial instruments employed to manage foreign exchange risk follow:

INSTRUMENT(a)	PRIMARY BALANCE SHEET CAPTION(b)	HEDGE TYPE(c)	HEDGED OR OFFSET ITEM	NOTIONAL AMOUNT (MILLIONS OF DOLLARS)		MATURITY DATE 08/07
				2008	2007
Forwards	OCL	—	Short-term foreign currency assets and liabilities(d)	$13,381	$10,672	2009/2008
Forwards	OCL	CF	Yen available-for-sale investments	4,224	2,666	2009/2008
Forwards	OCA	CF	Euro available-for-sale investments	2,558	—	2009
Forwards	OCL	CF	Swedish krona intercompany borrowing	2,153	—	2009
ST yen borrowings	STB	NI	Yen net investments	1,574	1,679	2009/2008
LT yen debt	LTD	NI	Yen net investments	1,325	530	2011
Swap	ONCL	—	Euro fixed rate debt	1,247	—	2014
Swap	OA	—	Euro fixed rate debt	1,247	1,321	2017
LT yen debt	LTD	NI	Yen net investments	718	574	After 2013
Swaps	OCL	NI	Swedish krona net investments(e)	—	8,288	2008
Forwards	OCL	CF	Euro available-for-sale investments	—	5,297	2008
Swaps	OCA	CF	Swedish krona intercompany loan	—	5,156	2008
Forwards	OCL	CF	U.K. pound available-for-sale investments	—	1,419	2008
Swap	OA	—	Euro fixed rate debt	—	1,321	2014
Swaps	OCA	NI	Euro net investments	—	916	2008
Swaps	OCL	NI	Yen net investments	—	686	2008
ST yen debt	STB	NI	Yen net investments	—	530	2008

(a)	Forwards = Forward-exchange contracts; ST yen borrowings = Short-term yen borrowings; ST yen debt = Short-term yen debt; LT yen debt = Long-term yen debt.
(b)

The primary consolidated balance sheet caption indicates the financial statement classification of the amount associated with the financial instrument used to hedge or offset foreign exchange risk. The abbreviations used are defined as follows: OCA = Taxes and other current assets; OA = Other assets, deferred taxes and deferred charges; STB = Short-term borrowings, including current portion of long-term debt; OCL = Other current liabilities; LTD = Long-term debt; and ONCL = Other noncurrent liabilities.

(c)	CF = Cash flow hedge; NI = Net investment hedge.
(d)

Forward-exchange contracts used to offset short-term foreign currency assets and liabilities were primarily for intercompany transactions in euros, Japanese yen, Swedish krona and U.K. pounds for both years ended December 31, 2008 and 2007.

(e)	In 2007, reflects an increase in Swedish krona net investments due to the receipt of proceeds related to the sale of our Consumer Healthcare business in Sweden in late 2006.

All derivative contracts used to manage foreign currency risk are measured at fair value and reported as assets or liabilities on the consolidated balance sheet. Changes in fair value are reported in earnings or deferred, depending on the nature and purpose of the financial instrument (offset or hedge relationship) and the effectiveness of the hedge relationships, as follows:

•

We recognize the earnings impact of foreign currency swaps and foreign currency forward-exchange contracts designated as cash flow hedges in Other (income)/deductions—net upon the recognition of the foreign exchange gain or loss on the translation to U.S. dollars of the hedged items.

•

We recognize the earnings impact of foreign currency swaps and forward-exchange contracts that are used to offset foreign currency assets or liabilities in Other (income)/deductions—net during the terms of the contracts, along with the earnings impact of the items they generally offset.

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

66	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Any ineffectiveness in a hedging relationship is recognized immediately into earnings. There was no significant ineffectiveness in 2008, 2007 or 2006.

Interest Rate Risk—Our interest-bearing investments, loans and borrowings are subject to interest rate risk. We invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments.

We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2008 and 2007, the more significant derivative financial instruments employed to manage interest rate risk follow:

INSTRUMENT	PRIMARY BALANCE SHEET CAPTION(a)	HEDGE TYPE(b)	HEDGED OR OFFSET ITEM	NOTIONAL AMOUNT (MILLIONS OF DOLLARS)		MATURITY DATE
				2008	2007
Swaps	OA	—	U.S. dollar fixed rate debt	$1,271	$1,278	2018-2028
Swap	OA	FV	Euro fixed rate debt(c)	1,247	—	2014
Swap	OA	FV	Euro fixed rate debt(c)	1,247	—	2017
Swaps	OA	FV	U.S. dollar fixed rate debt(c)	1,050	1,050	2014-2018
Swaps	OCA	FV	U.S. dollar fixed rate debt(c)	900	—	2009
Swap	ONCL	FV	Euro fixed rate debt(c)	—	1,321	2014
Swap	ONCL	FV	Euro fixed rate debt(c)	—	1,321	2017
Swaps	ONCL	FV	U.S. dollar fixed rate debt(c)	—	900	2009
Swaps	OCL	FV	U.S. dollar fixed rate debt(c)	—	450	2008

(a)

The primary consolidated balance sheet caption indicates the financial statement classification of the fair value amount associated with the financial instrument used to hedge or offset interest rate risk. The abbreviations used are defined as follows: OCA = Taxes and other current assets; OCL = Other current liabilities; ONCL = Other noncurrent liabilities; and OA = Other assets, deferred taxes and deferred charges.

(b)	FV = Fair value hedge.
(c)

Serve to reduce exposure to long-term U.S. dollar and euro interest rates by effectively converting fixed rates associated with long-term debt obligations to floating rates (see also Note 9C. Financial Instruments: Long-Term Debt).

All derivative contracts used to manage interest rate risk are measured at fair value and reported as assets or liabilities on the consolidated balance sheet. Changes in fair value are reported in earnings, as follows:

•	We recognize the earnings impact of interest rate swaps designated as fair value hedges in Other (income)/deductions—net upon the recognition of the change in fair value of the hedged risk.

•	We recognize the earnings impact of interest rate swaps that serve as offsets immediately in Other (income)/deductions—net.

Any ineffectiveness in a hedging relationship is recognized immediately in earnings. There was no significant ineffectiveness in 2008, 2007 or 2006.

2008 Financial Report	67

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

E. Fair Value

Information about certain of our financial assets and liabilities follows:

		FAIR VALUE(a)
	AS OF DECEMBER 31, 2008
(MILLIONS OF DOLLARS)		LEVEL 1	LEVEL 2	LEVEL 3
Financial assets carried at fair value:
Trading securities(b)	$190	$—	$190	$—
Available-for-sale debt securities(c)	30,061	—	30,061	—
Available-for-sale money market funds(d)	398	—	398	—
Available-for-sale equity securities, excluding money market funds(d)	319	87	232	—
Derivative financial instruments(e)	1,259	—	1,259	—
Total	$32,227	$87	$32,140	$—
Other financial assets:
Held-to-maturity debt securities carried at amortized cost(f)	$2,349
Short-term loans carried at cost	824
Long-term loans carried at cost(b)	1,568
Non-traded equity securities carried at cost(b)	182
Total	$4,923
Financial liabilities carried at fair value:
Derivative financial instruments(g)	$1,243	$—	$1,243	$—
Total	$1,243	$—	$1,243	$—
Financial liabilities carried at historical proceeds:
Short-term borrowings	$9,320
Long-term debt, including adjustments for fair value hedges of interest rate risk	7,963
Total	$17,283

(a)

Fair values are determined based on valuation techniques categorized as follows: Level 1 means the use of quoted prices for identical instruments in active markets; Level 2 means the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; Level 3 means the use of unobservable inputs.

(b)	Included in Long-term investments and loans.
(c)	Included in Short-term investments ($20.9 billion) and Long-term investments and loans ($9.2 billion).
(d)	Included in Short-term investments. Virtually all of these money market funds participate in the U.S. Treasury Department’s Temporary Guarantee Program for Money Market Funds.
(e)	Included in Taxes and other current assets ($404 million) and Other assets, deferred taxes and deferred charges ($855 million).
(f)	Included in Cash and cash equivalents ($2.0 billion), Short-term investments ($355 million) and Long-term investments and loans ($14 million).
(g)	Included in Other current liabilities ($1.1 billion) and Other noncurrent liabilities ($124 million).

The differences between the estimated fair values and carrying values of our financial assets and liabilities not carried at fair value on a recurring basis were not significant as of December 31, 2008. See also Note 9A. Financial Instruments: Investments in Debt and Equity Securities.

As of December 31, 2008, the following methods and assumptions were used to estimate the fair value of our financial assets and liabilities:

•	Trading securities—we use quoted market prices.

•	Available-for-sale debt securities—we use a matrix-pricing model using observable market quotes and credit ratings.

•	Available-for-sale money market funds—we use observable prices.

•	Available-for-sale equity securities, excluding money market funds—we use pricing services that principally use a composite of observable prices.

•	Derivative financial instruments (assets and liabilities)—we use a matrix-pricing model using observable market quotes and credit ratings.

•	Held-to-maturity debt securities—we use a matrix-pricing model using observable market quotes and credit ratings.

•

Short-term and long-term loans—we use discounted future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

•	Non-traded equity securities—we apply the implied volatility associated with an observable biotech index to the carrying amount of our portfolio.

•	Short-term borrowings and long-term debt—we use a matrix-pricing model using observable market quotes and our own credit rating.

In addition, we have long-term receivables where fair value uses discounted future cash flows, using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

68	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

We regularly evaluate all of our financial assets for impairment. For investments in debt and equity securities, when a decline in fair value, if any, is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. For loans, an impairment charge is recorded if it is probable that we will not be able to collect all amounts due according to the loan agreement. There were no significant impairments recognized in 2008, 2007 or 2006.

F. Credit Risk

We regularly review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements.

There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2008, we had $3.8 billion due from a well-diversified, highly rated group (primarily Standard & Poor’s rating of AA or better) of bank counterparties around the world.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions. These agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2008, we advanced cash collateral of $497 million and received cash collateral of $510 million against various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. The collateral advanced receivables are reported in Short-term loans, and the collateral received obligations are reported in Short-term borrowings, including current portion of long-term debt.

10. Inventories

The components of inventories as of December 31 follow:

(MILLIONS OF DOLLARS)	2008	2007
Finished goods	$2,024	$2,064
Work-in-process	1,527	2,353
Raw materials and supplies	830	885
Total inventories(a)	$4,381	$5,302

(a) Certain amounts of inventories are in excess of one year’s supply. There are no recoverability issues associated with these quantities and the amounts are not significant.

11. Property, Plant and Equipment

The major categories of property, plant and equipment as of December 31 follow:

(MILLIONS OF DOLLARS)	USEFUL LIVES (YEARS)	2008	2007
Land	—	$616	$718
Buildings	33 1/3-50	8,775	10,319
Machinery and equipment	8-20	9,583	10,441
Furniture, fixtures and other	3-12 1/2	4,350	4,867
Construction in progress	—	1,804	1,758
		25,128	28,103
Less: accumulated depreciation		11,841	12,369
Total property, plant and equipment		$13,287	$15,734

12. Goodwill and Other Intangible Assets

A. Goodwill

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2008 and 2007, follow:

(MILLIONS OF DOLLARS)	PHARMACEUTICAL	ANIMAL HEALTH	OTHER	TOTAL
Balance, January 1, 2007	$20,798	$61	$17	$20,876
Additions(a)	—	40	—	40
Other(b)	458	7	1	466
Balance, December 31, 2007	21,256	108	18	21,382
Additions(a)	21	36	—	57
Other(b)	40	(15)	—	25
Balance, December 31, 2008	$21,317	$129	$18	$21,464

(a)

In 2008, primarily related to our acquisitions of Coley and a number of animal health product lines from Schering-Plough, as well as two smaller acquisitions also related to Animal Health. In 2007, primarily related to our acquisition of Embrex.

(b)	In 2008, primarily relates to tax adjustments and the impact of foreign exchange. In 2007, primarily relates to the impact of foreign exchange.

2008 Financial Report	69

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

B. Other Intangible Assets

The components of identifiable intangible assets, primarily included in our Pharmaceutical segment, as of December 31 follow:

	2008				2007
(MILLIONS OF DOLLARS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	IDENTIFIABLE INTANGIBLE ASSETS, LESS ACCUMULATED AMORTIZATION		GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	IDENTIFIABLE INTANGIBLE ASSETS, LESS ACCUMULATED AMORTIZATION
Finite-lived intangible assets:
Developed technology rights	$31,484	$(17,673)	$13,811		$32,433	$(15,830)	$16,603
Brands	1,016	(487)	529		1,017	(452)	565
License agreements	246	(78)	168		212	(59)	153
Trademarks	118	(78)	40		128	(82)	46
Other(a)	531	(291)	240		459	(264)	195
Total amortized finite-lived intangible assets	33,395	(18,607)	14,788		34,249	(16,687)	17,562
Indefinite-lived intangible assets:
Brands	2,860	—	2,860		2,864	—	2,864
Trademarks	70	—	70		71	—	71
Other	3	—	3		1	—	1
Total indefinite-lived intangible assets	2,933	—	2,933		2,936	—	2,936
Total identifiable intangible assets	$36,328	$(18,607)	$17,721	(b)	$37,185	$(16,687)	$20,498

(a)  Includes patents, non-compete agreements, customer contracts and other intangible assets.

(b)  Decrease was primarily related to amortization and the impact of foreign exchange, partially offset by acquisitions.

Developed technology rights represent the amortized value associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, primarily representing the commercialized products included in our Pharmaceutical segment that we acquired in connection with our Pharmacia acquisition in 2003. While the Arthritis and Pain therapeutic category represents about 29% of the total amortized value of developed technology rights as of December 31, 2008, the balance of the amortized value is distributed in a range of 5% to 15% across the following Pharmaceutical therapeutic product categories: Ophthalmology; Oncology; Urology; Infectious and Respiratory Diseases; Endocrine Disorders categories; and as a group, the Cardiovascular and Metabolic Diseases, Central Nervous System Disorders and All Other categories. The significant components include values determined for Celebrex, Detrol/Detrol LA, Xalatan, Genotropin and Zyvox. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Pharmaceutical products, such as Rebif and Spiriva. These rights are all subject to our review for impairment, explained in Note 1K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

The weighted-average life of our total finite-lived intangible assets is approximately seven years, which includes developed technology rights at eight years. Total amortization expense for finite-lived intangible assets was $2.8 billion in 2008, $3.2 billion in 2007 and $3.4 billion in 2006.

Brands represent the amortized value associated with tradenames, as the products themselves no longer receive patent protection. Most of these assets are associated with our Pharmaceutical segment and the significant components include values determined for Depo-Provera, Xanax and Medrol.

In 2007, we recorded charges of $1.1 billion in Cost of sales and Selling, informational and administrative expenses related to the impairment of Exubera (included in our Pharmaceutical segment) (see Note 4D. Certain Charges: Exubera). In 2006, we recorded charges of $320 million in Other (income)/deductions—net related to the impairment of our Depo-Provera brand, a contraceptive injection (included in our Pharmaceutical segment).

The annual amortization expense expected for the years 2009 through 2013 is as follows:

(MILLIONS OF DOLLARS)	2009	2010	2011	2012	2013
Amortization expense	$2,459	$2,446	$2,421	$2,077	$1,727

70	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

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

We use a measurement date that coincides with our fiscal year-ends; December 31 for our U.S. pension and postretirement plans and November 30 for our international plans. During 2006, pursuant to the divestiture of our Consumer Healthcare business, certain defined benefit obligations and related plan assets, if applicable, were transferred to the purchaser of that business.

A. Adoption of New Accounting Standard

As of December 31, 2006, we adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132R), which requires us to recognize on our balance sheet the difference between our benefit obligations and any plan assets of our defined benefit plans. In addition, we are required to recognize as part of other comprehensive income/(expense), net of taxes, gains and losses due to differences between our actuarial assumptions and actual experience (actuarial gains and losses) and any effects on prior service due to plan amendments (prior service costs or credits) that arise during the period and are not being recognized as net periodic benefit costs. Upon adoption, SFAS 158 requires the recognition of previously unrecognized actuarial gains and losses, prior service costs and credits and net transition amounts within Accumulated other comprehensive income/(expense), net of tax. The incremental impact of applying SFAS 158 to our balance sheet as of December 31, 2006, was to reduce our total shareholders’ equity by $2.1 billion, primarily due to the recognition of previously unrecognized actuarial losses.

B. Components of Net Periodic Benefit Costs and Other Amounts Recognized in Other Comprehensive (Income)/Expense

The annual cost and other amounts recognized in other comprehensive (income)/expense of the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans and postretirement plans for the years ended December 31, 2008, 2007 and 2006, follow:

	PENSION PLANS
	U.S. QUALIFIED			U.S. SUPPLEMENTAL (NON-QUALIFIED)			INTERNATIONAL			POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service cost	$236	$282	$368	$23	$27	$43	$249	$292	$303	$39	$42	$47
Interest cost	459	447	444	38	55	60	388	349	307	141	137	127
Expected return on plan assets	(646)	(693)	(628)	—	—	—	(437)	(381)	(311)	(35)	(36)	(28)
Amortization of:
Actuarial losses	32	65	119	29	45	45	43	96	106	28	42	36
Prior service costs/(credits)	3	8	9	(2)	(2)	(3)	1	—	2	1	1	1
Curtailments and settlements—net	32	58	117	120	5	(8)	3	(155)	(17)	10	5	6
Special termination benefits	30	16	17	—	—	—	25	29	14	17	17	12
Less: amounts included in discontinued operations	—	(27)	(81)	—	—	4	—	—	15	—	—	9
Net periodic benefit costs	146	156	365	208	130	141	272	230	419	201	208	210
Other changes recognized in other comprehensive (income)/expense(a)	2,273	(582)	—	(52)	(134)	12	415	(808)	4	(140)	(311)	—
Total recognized in net periodic benefit costs and other comprehensive (income)/expense	$2,419	$(426)	$365	$156	$(4)	$153	$687	$(578)	$423	$61	$(103)	$210

(a) For details, see Note 8. Other Comprehensive Income/(Expense).

The decrease in the 2008 U.S. qualified pension plans’ net periodic benefit cost compared to 2007 was largely driven by the increase in the discount rate and the impact of our cost-reduction initiatives. The decrease in the 2007 U.S. qualified pension plans’ net periodic benefit cost compared to 2006 was largely driven by a higher 2006 actual investment return, the increase in the discount rate and the impact of our cost-reduction initiatives.

The increase in the 2008 U.S. supplemental (non-qualified) plans’ net periodic benefit costs compared to 2007 was largely driven by settlement charges required to be recognized due to lump sum benefit payments made to certain of our former executive officers and other former executives in 2008.

2008 Financial Report	71

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The decrease in the 2007 international plans’ net periodic benefit cost compared to 2006 was largely driven by a settlement gain at our Japanese affiliate. Japanese pension regulations permit employers with certain pension obligations to separate the social security benefits portion of those obligations and transfer it, along with related plan assets, to the Japanese government. During 2007, our Japanese affiliate completed this transfer and effectively received a subsidy from the Japanese government of approximately $168 million. This subsidy was the result of the transfer of pension obligations of approximately $309 million (excluding the effect of any future salary increases of approximately $9 million) along with related plan assets of approximately $141 million. This transfer resulted in a settlement gain of approximately $106 million.

The following table presents the amount in Accumulated other comprehensive income/(expense) expected to be amortized into 2009 net periodic benefit costs:

	PENSION PLANS
(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POSTRETIREMENT PLANS
Actuarial losses	$(228)	$(32)	$(24)	$(18)
Prior service (costs)/credits and other	(3)	2	3	4
Total	$(231)	$(30)	$(21)	$(14)

C. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions:

(PERCENTAGES)	2008	2007	2006
Weighted-average assumptions used to determine benefit obligations:
Discount rate:
U.S. qualified pension plans/non-qualified pension plans	6.4%	6.5%	5.9%
International pension plans	5.6	5.3	4.4
Postretirement plans	6.4	6.5	5.9
Rate of compensation increase:
U.S. qualified pension plans/non-qualified pension plans	4.3	4.5	4.5
International pension plans	3.2	3.3	3.6
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate:
U.S. qualified pension plans/non-qualified pension plans	6.5	5.9	5.8
International pension plans	5.3	4.4	4.3
Postretirement plans	6.5	5.9	5.8
Expected return on plan assets:
U.S. qualified pension plans	8.5	9.0	9.0
International pension plans	7.2	6.6	6.9
Postretirement plans	8.5	9.0	9.0
Rate of compensation increase:
U.S. qualified pension plans/non-qualified pension plans	4.5	4.5	4.5
International pension plans	3.3	3.6	3.6

The assumptions above are used to develop the benefit obligations at fiscal year-end and to develop the net periodic benefit cost for the subsequent fiscal year. Therefore, the assumptions used to determine net periodic benefit cost for each year are established at the end of each previous year, while the assumptions used to determine benefit obligations were established at each year-end.

The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

The expected rates of return on plan assets for our U.S. qualified, international and postretirement plans represent our long-term assessment of return expectations, which we may change based on shifts in economic and financial market conditions. The 2008 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio, which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and active portfolio management.

72	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The healthcare cost trend rate assumptions for our U.S. postretirement benefit plans are as follows:

(PERCENTAGES)	2008	2007
Healthcare cost trend rate assumed for next year	9.0%	9.9%
Rate to which the cost trend rate is assumed to decline	5.0	5.0
Year that the rate reaches the ultimate trend rate	2018	2015

A one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits would have the following effects as of December 31, 2008:

(MILLIONS OF DOLLARS)	INCREASE	DECREASE
Effect on total service and interest cost components	$ 17	$ (14)
Effect on postretirement benefit obligation	135	(115)

D. Obligations and Funded Status

The following table presents an analysis of the changes in 2008 and 2007 in the benefit obligations, the plan assets and the accounting funded status of our U.S. qualified, U.S. supplemental (non-qualified) and international pension plans, and our postretirement plans:

	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLION OF DOLLARS)	2008	2007	2008	2007	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year(a)	$7,456	$7,792	$973	$1,045	$7,839	$8,144	$2,178	$2,416
Service cost	236	282	23	27	249	292	39	42
Interest cost	459	447	38	55	388	349	141	137
Employee contributions	—	—	—	—	21	21	39	34
Plan amendments	(6)	(47)	(1)	(5)	18	40	(33)	1
Increases/(decreases) arising primarily from changes in actuarial assumptions	172	(412)	102	(64)	(1,005)	(829)	(221)	(289)
Foreign exchange impact	—	—	—	—	(1,234)	564	(11)	6
Acquisitions	—	5	—	(5)	7	17	—	—
Curtailments	(48)	(107)	(6)	(15)	(74)	(80)	11	5
Settlements	(212)	(253)	(202)	(11)	(58)	(409)	—	—
Special termination benefits	30	16	—	—	25	29	17	17
Benefits paid	(304)	(267)	(51)	(54)	(325)	(299)	(194)	(191)
Benefit obligation at end of year(a)	7,783	7,456	876	973	5,851	7,839	1,966	2,178
Change in plan assets:
Fair value of plan assets at beginning of year	7,989	7,816	—	—	6,579	5,880	413	396
Actual (loss)/gain on plan assets	(1,576)	613	—	—	(1,249)	261	(107)	16
Company contributions	—	106	253	65	471	499	152	158
Employee contributions	—	—	—	—	21	21	39	34
Foreign exchange impact	—	—	—	—	(1,048)	435	—	—
Acquisitions	—	—	—	—	3	14	—	—
Settlements	(212)	(279)	(202)	(11)	(58)	(232)	—	—
Benefits paid	(304)	(267)	(51)	(54)	(325)	(299)	(194)	(191)
Fair value of plan assets at end of year	5,897	7,989	—	—	4,394	6,579	303	413
Funded status (plan assets greater than (less than) benefit obligation) at end of year	$(1,886)	$533	$(876)	$(973)	$(1,457)	$(1,260)	$(1,663)	$(1,765)

(a)

For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation.

The unfavorable change in our U.S. qualified plans projected benefit obligations funded status from $533 million overfunded in the aggregate as of December 31, 2007, to $1.9 billion underfunded in the aggregate as of December 31, 2008, was largely driven by the reduction in plan assets due to investment losses and the 0.1 percentage-point reduction in discount rate. In 2008, contributions to our U.S. qualified plans were not significant. In 2007, we made required U.S. qualified plan contributions of $6 million and voluntary tax-deductible contributions in excess of minimum requirements of $100 million to certain of our U.S. qualified pension plans. In the aggregate, the U.S. qualified pension plans are underfunded on a projected benefit measurement basis and on an accumulated benefit obligation measurement basis as of December 31, 2008, and overfunded on a projected benefit measurement basis and on an accumulated benefit obligation measurement basis as of December 31, 2007.

2008 Financial Report	73

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The U.S. supplemental (non-qualified) pension plans are not generally funded, as there are no tax or other incentives that exist, and these obligations, which are substantially greater than the annual cash outlay for these liabilities, are paid from cash generated from operations.

The unfavorable change in our international plans projected benefit obligations funded status from $1.3 billion underfunded in the aggregate as of December 31, 2007, to $1.5 billion underfunded in the aggregate as of December 31, 2008, was largely driven by investments losses in the U.K., Japan and other European plans, somewhat offset by the strengthening of the U.S. dollar against the British pound and euro. Outside the U.S., in general, we fund our defined benefit plans to the extent that tax or other incentives exist and we have accrued liabilities on our consolidated balance sheets to reflect those plans that are not fully funded.

The favorable change in our postretirement plans projected benefit obligations funded status from $1.8 billion underfunded in the aggregate as of December 31, 2007, to $1.7 billion underfunded in the aggregate as of December 31, 2008, was largely driven by the impact of our cost-reduction initiatives, partially offset by the 0.1 percentage-point decrease in the discount rate.

The accumulated benefit obligations (ABO) for our U.S. qualified pension plans were $7.0 billion in 2008 and $6.6 billion in 2007. The ABO for our U.S. supplemental (non-qualified) pension plans was $762 million in 2008 and $849 million in 2007. The ABO for our international pension plans was $5.3 billion in 2008 and $6.8 billion in 2007.

The U.S. qualified pension plans loan securities to other companies. Such securities may be onward loaned, or sold, or pledged by the other companies, but they may be required to be returned in a short period of time. We also require cash collateral from these companies and a maintenance margin of 103% of the fair value of the collateral relative to the fair value of the loaned securities. As of December 31, 2008, the fair value of collateral received was $572 million. The securities loaned continue to be included in the table above in Fair value of plan assets at end of year.

Amounts recognized in our consolidated balance sheet as of December 31 follow:

	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2008	2007	2008	2007	2008	2007	2008	2007
Noncurrent assets(a)	$—	$862	$—	$—	$160	$327	$—	$—
Current liabilities(b)	—	—	(107)	(253)	(37)	(37)	(60)	(57)
Noncurrent liabilities(c)	(1,886)	(329)	(769)	(720)	(1,580)	(1,550)	(1,604)	(1,708)
Funded status	$(1,886)	$533	$(876)	$(973)	$(1,457)	$(1,260)	$(1,664)	$(1,765)

(a)  Included primarily in Other assets, deferred taxes and deferred charges.

(b)  Included in Other current liabilities.

(c)  Included in Pension benefit obligations and Postretirement benefit obligations, as appropriate.

Amounts recognized in Accumulated other comprehensive income/(expense) as of December 31 follow:

	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2008	2007	2008	2007	2008	2007	2008	2007
Actuarial losses	$(3,173)	$(890)	$(433)	$(487)	$(1,231)	$(794)	$(204)	$(311)
Prior service (costs)/credits and other	14	4	23	26	(23)	(45)	29	(5)
Total	$(3,159)	$(886)	$(410)	$(461)	$(1,254)	$(839)	$(175)	$(316)

The actuarial losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets, changes in discount rates and plan experience. These actuarial losses are recognized in Accumulated other comprehensive income/(expense) and are amortized into net periodic pension costs over an average period of 10 years for our U.S. plans and an average period of 12.5 years for our international plans.

Information related to the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans as of December 31 follows:

	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL
(MILLIONS OF DOLLARS)	2008	2007	2008	2007	2008	2007
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$5,897	$39	$—	$—	$1,574	$1,052
Accumulated benefit obligation	7,011	40	762	849	2,961	2,413
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	5,897	2,927	—	—	1,943	1,445
Projected benefit obligation	7,783	3,256	876	973	3,560	3,033

All of our U.S. plans are underfunded as of December 31, 2008.

74	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

E. Plan Assets

The following table presents the weighted-average long-term target asset allocations and the percentages of the fair value of plan assets for our U.S. qualified and international pension plans and postretirement plans by investment category as of December 31:

	TARGET ALLOCATION	PERCENTAGE OF PLAN ASSETS
(PERCENTAGES)	2008	2008	2007
U.S. qualified pension plans:
Global equity securities	55.0	40.6	61.4
Debt securities	35.0	41.2	23.6
Alternative investments(a)	10.0	15.9	10.9
Cash and cash equivalents	—	2.3	4.1
Total	100.0	100.0	100.0
International pension plans:
Global equity securities	57.1	48.5	63.2
Debt securities	28.2	31.6	23.3
Alternative investments(b)	14.5	11.2	7.9
Cash and cash equivalents	0.2	8.7	5.6
Total	100.0	100.0	100.0
U.S. postretirement plans(c):
Global equity securities	69.4	57.9	72.3
Debt securities	27.8	37.0	23.8
Alternative investments(a)	2.8	4.5	2.8
Cash and cash equivalents	—	0.6	1.1
Total	100.0	100.0	100.0

(a)  Private equity, venture capital, private debt and real estate.

(b)  Real estate, insurance contracts and other investments.

(c)  Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

All long-term asset allocation targets reflect our asset class return expectations and tolerance for investment risk within the context of the respective plans’ long-term benefit obligations. The long-term asset allocation is supported by an analysis that incorporates historical and expected returns by asset class, as well as volatilities and correlations across asset classes and our liability profile. This analysis, referred to as an asset-liability analysis, also provides an estimate of expected returns on plan assets, as well as a forecast of potential future asset and liability balances. Due to market conditions and other factors, actual asset allocations may vary from the target allocation outlined above. For the U.S. qualified pension plans, in late 2007, we modified our strategic asset target allocation to reduce the volatility of our plan funded status and the probability of future contribution requirements. Our target allocations were revised to increase the debt securities allocation by 10% and to reduce the global equity securities allocation by a corresponding amount. The year-end 2008 cash allocations of 2.3% for U.S. qualified pensions plans and 8.7% for international pension plans were above the target allocation, primarily due to cash raised from the termination of certain investment strategies, which will be redeployed during 2009. The assets are periodically rebalanced back to the target allocation.

The U.S. qualified pension plans held no shares of our common stock as of December 31, 2008 and 2007. The plans received no dividends on shares of our common stock in 2008 and approximately $12 million in dividends on shares of our common stock in 2007.

F. Cash Flows

It is our practice to fund amounts for our qualified pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

The following table presents expected cash flow information:

	PENSION PLANS			POST- RETIREMENT PLANS
FOR THE YEAR ENDED DECEMBER 31, (MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL
Employer contributions:
2009 (estimated)	$2	$107	$309	$161
Expected benefit payments:
2009	$625	$107	$279	$182
2010	453	65	283	185
2011	464	68	292	190
2012	477	67	306	192
2013	497	70	314	195
2014–2018	2,868	373	1,745	942

2008 Financial Report	75

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.

G. Defined Contribution Plans

We have savings and investment plans in several countries, including the U.S., Japan, Spain and the Netherlands. For the U.S. plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock, a portion of the employee contributions. In the U.S., the matching contributions in company stock are made through open market purchases and employees are permitted to subsequently diversify all or any portion of their company match contribution. The contribution match for certain legacy Pfizer U.S. participants is held in an employee stock ownership plan. We recorded charges related to our plans of $198 million in 2008, $203 million in 2007 and $222 million in 2006.

14. Equity

A. Common Stock

We purchase our common stock via privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase programs, which are authorized by our Board of Directors, are available for general corporate purposes.

A summary of common stock purchases follows:

FOR THE YEAR ENDED DECEMBER 31, (MILLIONS OF SHARES AND DOLLARS, EXCEPT PER-SHARE DATA)	SHARES OF COMMON STOCK PURCHASED	AVERAGE PER-SHARE PRICE PAID	TOTAL COST OF COMMON STOCK PURCHASED
2008:
June 2005 program(a)	26	$18.96	$500

2007:
June 2005 program(a)	395	$25.27	$9,994

2006:
June 2005 program(a)	266	$26.19	$6,979

(a) In June 2005, we announced a $5 billion share-purchase program, which we increased in June 2006 to $18 billion.

In January 2008, we announced a new $5 billion share-purchase program, to be funded by operating cash flows, that may be utilized from time to time. On January 26, 2009, we announced that we have entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction. (See Note 21. Subsequent Event.) The merger agreement limits our stock purchases to a maximum of $500 million prior to the completion of the transaction without Wyeth’s consent.

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

C. Employee Stock Ownership Plans

We have two employee stock ownership plans (collectively the “ESOPs”), a Preferred ESOP and another that holds common stock of the company (Common ESOP). As of January 1, 2008, the legacy Pharmacia U.S. savings plan was merged with the Pfizer Savings Plan. Prior to the merger, a portion of the matching contributions for legacy Pharmacia U.S. savings plan participants was funded through the ESOPs.

In January 2007, we paid the remaining balance of financing, which was outstanding prior to our acquisition of Pharmacia in 2003, relating to the Preferred ESOP. Compensation expense related to the ESOPs totaled approximately $35 million in 2007 and $37 million in 2006.

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. As of December 31, 2008, the Preferred ESOP held preferred shares with a stated value of approximately $73 million, convertible into approximately 5 million shares of our common stock. As of December 31, 2008, the Common ESOP held approximately 6 million shares of our common stock. As of December 31, 2008, all preferred and common shares held by the ESOPs have been allocated to the Pharmacia U.S. and certain Puerto Rico savings plan participants.

D. Employee Benefit Trust

The Pfizer Inc Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holdings of Pfizer Inc stock. Our consolidated balance sheets reflect the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity.

76	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

15. Share-Based Payments

Our compensation programs can include share-based payments. In 2008, 2007 and 2006, the primary share-based awards and their general terms and conditions are as follows:

•

Stock options, which entitle the holder to purchase, after the end of a vesting term, a specified number of shares of Pfizer common stock at a price per share equal to the market price of Pfizer common stock on the date of grant.

•

Restricted stock units (RSUs), which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs.

•

Performance share awards (PSAs) and performance-contingent share awards (PCSAs), which entitle the holder to receive, at the end of a vesting term, a number of shares of Pfizer common stock, within a range of shares from zero to a specified maximum, calculated using a non-discretionary formula that measures Pfizer’s performance relative to an industry peer group. Dividend equivalents accumulate on PSAs and are paid at the end of the vesting term in respect to any shares that are paid.

•

Short-term incentive awards, which entitle the holder to receive a specified dollar value on the first anniversary of the grant date, based upon performance. At the election of the holder, such specified dollar value is paid: (i) all in RSUs, or half in RSUs and half in cash, in the case of senior management; and (ii) all in RSUs, all in cash, or half in RSUs and half in cash, in the case of all other holders.

•

Stock appreciation rights (SARs), which entitle the holder to receive, two years after the end of a vesting term, a number of shares of Pfizer common stock with a value equal to the difference between the defined settlement price and the closing market price of Pfizer common stock on the date of grant, plus accumulated dividend equivalents through the payment date.

•

Restricted stock grants, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, and which also entitle the holder to receive dividends paid on such grants.

The Company’s shareholders approved the Pfizer Inc. 2004 Stock Plan (the 2004 Plan) at the Annual Meeting of Shareholders held on April 22, 2004, and, effective upon that approval, new stock option and other share-based awards may be granted only under the 2004 Plan. The 2004 Plan allows a maximum of 3 million shares to be awarded to any employee per year and 475 million shares in total. RSUs, PSAs, PCSAs and restricted stock grants count as three shares, while stock options and SARs count as one share, under the 2004 Plan toward the maximums.

In the past, we had various employee stock and incentive plans under which stock options and other share-based awards were granted. Stock options and other share-based awards that were granted under prior plans and were outstanding on April 22, 2004, continue in accordance with the terms of the respective plans.

As of December 31, 2008, 159 million shares were available for award, which include two million shares available for award through February 13, 2010, under the Pharmacia 2001 Long-Term Incentive Plan (the “Pharmacia Plan”). Such amounts do not include 40 million shares previously issuable but no longer available for award under the Pharmacia Plan.

Although not required to do so, historically, we have used authorized and unissued shares and, to a lesser extent, shares held in our Employee Benefit Trust and treasury stock to satisfy our obligations under these programs.

A. Impact on Net Income

The components of share-based compensation expense and the associated tax benefit follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Stock option expense	$194	$286	$410
Restricted stock unit expense	169	160	184
PSA and PCSA (expense reduction)/expense	(2)	(9)	61
Short-term incentive award expense	13
SAR expense	10
Share-based payment expense	384	437	655
Tax benefit for share-based compensation expense	(114)	(141)	(204)
Share-based payment expense, net of tax	$270	$296	$451

Amounts capitalized as part of inventory cost were not significant. In 2008, 2007 and 2006, the impact of modifications under our cost-reduction initiatives to share-based awards was not significant. Generally, these modifications resulted in an acceleration of vesting, either in accordance with plan terms or at management’s discretion.

B. Stock Options

Stock options, which entitle the holder to purchase, after the end of a vesting term, a specified number of shares of Pfizer common stock at a price per share equal to the market price of Pfizer common stock on the date of grant, are accounted for at fair value at the date of grant in the consolidated income statement. These fair values are generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

2008 Financial Report	77

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Prior to 2006, stock options were accounted for under APB No. 25, using the intrinsic value method in the consolidated income statement and fair value information was disclosed. In these disclosures of fair value, we allocated stock option compensation expense based on the nominal vesting period, rather than the expected time to achieve retirement eligibility. In 2006, we changed our method of allocating stock option compensation expense to a method based on the substantive vesting period for all new awards, while continuing to allocate outstanding nonvested awards not yet recognized as of December 31, 2005, under the nominal vesting period method. Specifically, under this prospective change in accounting policy, compensation expense related to stock options granted prior to 2006, that are subject to accelerated vesting upon retirement eligibility, is being recognized over the vesting term of the grant, even though the service period after retirement eligibility is not considered to be a substantive vesting requirement. The impact of this change was not significant.

All employees may receive stock option grants. Except for stock options awarded to two executive officers at the time they joined Pfizer, no stock options were awarded to senior and key management in 2008. In virtually all instances, stock options granted since 2005 vest after three years of continuous service from the grant date and have a contractual term of ten years. In all cases, even for stock options that are subject to accelerated vesting upon voluntary retirement, stock options must be held for at least one year from grant date before any vesting may occur. In the event of a divestiture or restructuring, options held by employees are immediately vested and are exercisable from three months to their remaining term, depending on various conditions.

The fair value of each stock option grant is estimated on the grant date using, for virtually all grants, the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

	YEAR ENDED DECEMBER 31,
	2008	2007	2006
Expected dividend yield(a)	5.54%	4.49%	3.65%
Risk-free interest rate(b)	2.90%	4.69%	4.59%
Expected stock price volatility(c)	27.21%	21.28%	24.47%
Expected term(d) (years)	5.75	5.75	6.00

(a)  Determined using a constant dividend yield during the expected term of the option.

(b)  Determined using the extrapolated yield on U.S. Treasury zero-coupon issues.

(c)  Determined using implied volatility, after consideration of historical volatility.

(d)  Determined using historical exercise and post-vesting termination patterns.

The following table summarizes all stock option activity during 2008, 2007 and 2006:

	SHARES (THOUSANDS)	WEIGHTED-AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED-AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE(a) (MILLIONS)
Outstanding, January 1, 2006	627,404	$33.51
Granted	69,300	26.20
Exercised	(38,953)	16.09
Forfeited	(9,370)	39.01
Cancelled	(63,591)	32.51
Outstanding, December 31, 2006	584,790	33.96
Granted	51,215	25.84
Exercised	(27,391)	19.68
Forfeited	(8,152)	28.00
Cancelled	(77,257)	34.47
Outstanding, December 31, 2007	523,205	33.93
Granted	49,522	22.49
Exercised	(1,724)	16.81
Forfeited	(7,648)	26.55
Cancelled	(74,301)	34.16
Outstanding, December 31, 2008	489,054	32.91	4.6	$—
Vested and expected to vest(b), December 31, 2008	482,360	33.02	4.5	$—
Exercisable, December 31, 2008	347,164	36.15	3.2	$—

(a) Market price of underlying Pfizer common stock less exercise price. (b) The number of options expected to vest takes into account an estimate of expected forfeitures.

78	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The following table provides data related to all stock option activity:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS AND YEARS)	2008	2007	2006
Weighted-average grant date fair value per stock option	$3.30	$4.11	$5.42
Aggregate intrinsic value on exercise	$9	$173	$380
Cash received upon exercise	$29	$532	$622
Tax benefits realized related to exercise	$3	$54	$114
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$159	$216	$330
Weighted-average period in years over which stock option compensation cost is expected to be recognized	1.1	1.2	1.1

C. Restricted Stock Units

RSUs, which entitle the holder to receive, at the end of a vesting term, a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs, are accounted for at fair value at the date of grant. For RSUs granted in 2008 and 2007, in virtually all instances, the units vest after three years of continuous service from the grant date and the fair values are amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For RSUs granted in 2006, the units vest in substantially equal portions each year over five years of continuous service and the fair value related to each year’s portion is then amortized evenly into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. For certain members of senior and key management, vesting may occur after three years of continuous service.

The fair value of each RSU grant is estimated on the grant date. For RSUs granted in 2008 and 2007, the fair value is set using the closing price of Pfizer common stock on the date of grant. For RSUs granted in 2006, the fair value is set using the average price of Pfizer common stock on the date of grant.

The following table summarizes all RSU activity during 2008, 2007 and 2006:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE PER SHARE
Nonvested, January 1, 2006	12,803	$26.89
Granted	12,734	26.15
Vested	(3,573)	27.29
Reinvested dividend equivalents	700	25.42
Forfeited	(2,334)	26.17
Nonvested, December 31, 2006	20,330	26.56
Granted	10,459	25.77
Vested	(5,337)	27.29
Reinvested dividend equivalents	1,018	24.87
Forfeited	(3,534)	26.09
Nonvested, December 31, 2007	22,936	26.37
Granted	11,454	22.35
Vested	(4,559)	26.20
Reinvested dividend equivalents	1,783	19.36
Forfeited	(2,650)	25.30
Nonvested, December 31, 2008	28,964	24.47

The following table provides data related to all RSU activity:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT YEARS)	2008	2007	2006
Total fair value of shares vested	$119	$146	$98
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$257	$254	$270
Weighted-average period in years over which RSU cost is expected to be recognized	1.5	2.1	3.8

D. Performance Share Awards (PSAs) and Performance-Contingent Share Awards (PCSAs)

PSAs in 2008, 2007 and 2006, and PCSAs in earlier years, entitle the holder to receive, at the end of a vesting term, a number of shares of our common stock, within a specified range of shares, calculated using a non-discretionary formula that measures our performance relative to an industry peer group. PSAs are accounted for at fair value at the date of grant in the consolidated income statement beginning with grants in 2006. Further, PSAs are generally amortized on an even basis over the vesting term into Cost of

2008 Financial Report	79

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. The PCSA grants awarded prior to 2006 are accounted for using the intrinsic value method in the consolidated income statement. Senior and other key members of management may receive PSA and PCSA grants. In most instances, PSA grants vest after three years and PCSA grants vest after five years of continuous service from the grant date. In certain instances, PCSA grants vest over two to four years of continuous service from the grant date. The vesting terms are equal to the contractual terms.

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

PSA grants made in 2008, 2007 and 2006 will vest and be paid based on a non-discretionary formula that measures our performance using relative total shareholder return over a performance period relative to an industry peer group. If our minimum performance in the measure is below the threshold level relative to the peer group, then no shares will be paid. PCSA grants made prior to 2006 will vest and be paid based on a non-discretionary formula, which measures our performance using relative total shareholder return and relative change in diluted EPS over a performance period relative to an industry peer group. If our minimum performance in the measures is below the threshold level relative to the peer group, then no shares will be paid.

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

The weighted average assumptions used in the valuation of PSAs are as follows:

	YEAR ENDED DECEMBER 31,
	2008	2007	2006
Risk-free interest rate	2.05%	4.68%	4.70%
Expected Pfizer stock price volatility	27.21%	21.28%	24.47%
Average peer stock price volatility	32.13%	18.85%	23.34%
Contractual term in years	3	3	3

The following table summarizes all PSA and PCSA activity during 2008, 2007 and 2006, with the shares granted representing the maximum award that could be achieved:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE PER SHARE
Nonvested, January 1, 2006	15,979	$23.32
Granted	1,728	34.84
Vested	(1,583)	26.20
Forfeited(a)	(2,388)	26.11
Nonvested, December 31, 2006	13,736	26.78
Granted	1,183	28.80
Vested	(1,788)	25.87
Forfeited(a)	(5,166)	26.44
Modifications(b)	2,192	25.66
Nonvested, December 31, 2007	10,157	24.76
Granted	1,529	30.93
Vested	(657)	22.55
Forfeited(a)	(3,591)	23.06
Modifications(b)	454	17.55
Nonvested, December 31, 2008	7,892	23.52

(a)

Forfeited includes nil in 2008 and 2007, and 345 thousand shares in 2006 that were forfeited by retirees. At the discretion of the Compensation Committee of our Board of Directors, $9 million in 2006 was paid in cash to such retirees, which was equivalent to the fair value of the forfeited shares pro rated for the portion of the performance period that was completed prior to retirement.

(b)

Modifications includes pro-ration of the awards for service to the date of termination for 15 former employees in 2008 and 34 employees and former employees in 2007. The modifications were made at the discretion of the Senior Vice President of Worldwide Human Resources, or her designee, for 2008, and the Board of Directors, the Executive Leadership Team or the Chairman and Chief Executive Officer for 2007. There was no incremental cost related to the modifications.

80	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The following table provides data related to all PSA and PCSA activity:

	FOR YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT YEARS)	2008	2007	2006
Total intrinsic value of vested PCSA shares	$15	$46	$51
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$20	$15	$10
Weighted-average period in years over which PSA cost is expected to be recognized	2	2	2

We entered into forward-purchase contracts that partially offset the potential impact on net income of our obligation under the pre-2006 PCSAs. At settlement date, we would, at the option of the counterparty to each of the contracts, either receive our own stock or settle the contracts for cash. We had contracts for approximately 3 million shares of our stock at a per-share price of $33.85 outstanding as of December 31, 2006. The contracts matured early in 2007. Changes in the fair value of these contracts were reported in Other (income)/deductions – net.

E. Stock Appreciation Rights (SARs)

SARs are awarded to senior and key management. SARs entitle the holders to receive, two years after the end of a vesting term, a number of shares of our common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during a five-year term. The settlement price is the average closing price of Pfizer common stock during the 20 trading days ending on the fifth anniversary of the grant; the grant price is the closing price of Pfizer common stock on the date of the grant.

The SARs are automatically settled on the fifth anniversary of the grant but vest on the third anniversary of the grant, after which time there is no longer a risk of forfeiture. SARs are accounted for at fair value at the date of grant in the consolidated income statement and generally amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

We calculate the fair value by using a Monte Carlo simulation model, using weighted-average assumptions similar to those used in the valuation of stock options, except using the risk-free rate of 2.77% and contractual five years as the expected term.

The following summarizes all SARs activity during 2008:

	SHARES (THOUSANDS)	WEIGHTED-AVERAGE GRANT DATE VALUE PER SHARE
Nonvested, January 1, 2008	—	$ —
Granted	3,040	22.50
Vested	(35)	22.55
Forfeited	(249)	22.55
Nonvested, December 31, 2008	2,756	22.49

The following table provides data related to all SARs activity:

YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT PER SARs AMOUNTS AND YEARS)	2008
Weighted-average grant date fair value per SARs	$5.54
Total compensation cost related to nonvested SARs grants not yet recognized, pre-tax	$ 9
Weighted-average period in years over which SARs cost is expected to be recognized	2.2

F. Restricted Stock

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

2008 Financial Report	81

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

16. Earnings per Common Share

Basic and diluted EPS were computed using the following common share data:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
EPS Numerator—Basic:
Income from continuing operations	$8,026	$8,213	$11,024
Less: Preferred stock dividends—net of tax	3	4	5
Income available to common shareholders from continuing operations	8,023	8,209	11,019
Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(2)	(3)	433
Gains/(losses) on sales of discontinued operations—net of tax	80	(66)	7,880
Discontinued operations—net of tax	78	(69)	8,313
Net income available to common shareholders	$8,101	$8,140	$19,332
EPS Denominator—Basic:
Weighted-average number of common shares outstanding	6,727	6,917	7,242
EPS Numerator—Diluted:
Income from continuing operations	$8,026	$8,213	$11,024
Less: ESOP contribution—net of tax	—	2	3
Income available to common shareholders from continuing operations	8,026	8,211	11,021
Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(2)	(3)	433
Gains/(losses) on sales of discontinued operations—net of tax	80	(66)	7,880
Discontinued operations—net of tax	78	(69)	8,313
Net income available to common shareholders	$8,104	$8,142	$19,334
EPS Denominator—Diluted:
Weighted-average number of common shares outstanding	6,727	6,917	7,242
Common-share equivalents—stock options, stock issuable under employee compensation plans and convertible preferred stock	23	22	32
Weighted-average number of common shares outstanding and common-share equivalents	6,750	6,939	7,274
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	489	514	552

(a)

These common stock equivalents were outstanding during 2008, 2007 and 2006, but were not included in the computation of diluted EPS for those years because their inclusion would have had an anti-dilutive effect.

17. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $370 million in 2008, $398 million in 2007 and $420 million in 2006. This table shows future minimum rental commitments under noncancellable operating leases as of December 31 for the following years:

(MILLIONS OF DOLLARS)	2009	2010	2011	2012	2013	AFTER 2013
Lease commitments	$205	$172	$121	$96	$85	$854

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

82	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

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

Beginning in 2007 upon the adoption of a new accounting standard, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a ‘more-likely-than-not’ standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not. (See Note 1B. Significant Accounting Policies: New Accounting Standards and Note 7E. Taxes on Income: Tax Contingencies.) We record accruals for all other contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable, and we record anticipated recoveries under existing insurance contracts when assured of recovery. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1C. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

Among the principal matters pending to which we are a party are the following:

A. Patent Matters

We are involved in a number of suits relating to our patents, most of which involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Challenges have been made by generic manufacturers to patents covering, among other products, Lipitor (atorvastatin), Norvasc (amlodipine), Celebrex (celecoxib), Detrol and Detrol LA (tolterodine), Vfend (voriconazole) and Aricept (donepezil hydrochloride). Also, counterclaims as well as various independent actions have been filed claiming that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of the antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products, including without limitation Lipitor and Celebrex, are being challenged in various other countries.

Lipitor (atorvastatin)

In April 2007, Teva Pharmaceuticals USA, Inc. (Teva) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lipitor. Teva asserts the invalidity of our patent covering the enantiomer form of atorvastatin, which (including the six-month pediatric exclusivity period) expires in June 2011, and the non-infringement of certain later-expiring patents. Teva is not challenging our basic patent, which (including the six-month pediatric exclusivity period) expires in March 2010. In June 2007, we filed suit against Teva in the U.S. District Court for the District of Delaware asserting the validity and infringement of the enantiomer patent.

In November 2008, Apotex Inc. (Apotex) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lipitor. Apotex asserts the invalidity of our enantiomer patent and the non-infringement of certain later-expiring patents. Apotex is not challenging our basic patent. In December 2008, we filed suit against Apotex in the U.S. District Court for the District of Delaware and the U.S. District Court for the Northern District of Illinois asserting the validity and infringement of the enantiomer patent.

In January 2007, we filed a reissue application with the U.S. Patent and Trademark Office (the Patent Office) seeking to correct a technical defect in our enantiomer patent. In January 2009, the Patent Office accepted our application for reissue of the enantiomer patent and issued a Notice of Allowance. Certain formalities must be completed before the reissue patent will be granted. The reissued patent will have the same force and effect and same June 2011 expiration date (including the six-month pediatric exclusivity period) as the original enantiomer patent.

In July 2008, we entered into an agreement to settle our litigation with Apotex with respect to certain of our patents for Lipitor in Canada, subject to certain conditions. Those conditions have been satisfied, and that litigation has been settled. The settlement does not apply to the aforementioned litigation against Apotex with respect to our Lipitor enantiomer patent in the U.S., which remains pending.

2008 Financial Report	83

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Norvasc (amlodipine)

Certain generic manufacturers are seeking to market their own generic amlodipine products in Canada and are challenging our Norvasc patent in that country, which expires in August 2010. In April 2008, the Canadian Federal Court in Toronto upheld the validity of our Norvasc patent in our action against Pharmascience Inc. (Pharmascience) and issued an order preventing approval of Pharmascience’s generic product containing amlodipine besylate, which is the salt form used in Norvasc, until the expiration of our patent in August 2010. In May 2008, Pharmascience appealed the decision to the Federal Court of Appeal of Canada. In September 2008, Dr. Reddy’s Laboratories Limited (Dr. Reddy’s) filed an application with Health Canada also seeking to market a generic product containing amlodipine besylate, and in October 2008 we filed an action in the Canadian Federal Court in Toronto seeking to prevent approval of Dr. Reddy’s generic product.

In addition, in February and April 2008, respectively, Pharmascience and Apotex notified us that they are alleging the non-infringement of our Norvasc patent in connection with their applications with Health Canada seeking to market in Canada products containing amlodipine salt forms that are different from amlodipine besylate. In April and June 2008, respectively, we filed actions against Pharmascience and Apotex in the Canadian Federal Court in Toronto asserting the infringement of our Norvasc patent.

Celebrex (celecoxib)

In March 2008, Mylan Pharmaceuticals, Inc. (Mylan) notified us that it had filed an abbreviated new drug application with the FDA challenging our patent for Celebrex covering use in the treatment of inflammation, which expires in December 2015. Mylan is seeking to market a product containing celecoxib upon the expiration in May 2014 of our two main patents covering the active ingredient and a pharmaceutical composition thereof.

In April 2008, Teva notified us that it had filed an amendment to its previously filed abbreviated new drug application with the FDA with respect to the 50 mg dose of Celebrex challenging our patent for Celebrex covering use in the treatment of inflammation. Teva is seeking to market a 50 mg product containing celecoxib upon the expiration of our two main patents in May 2014.

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

Detrol (tolterodine)

In March 2004, we brought a patent infringement suit in the U.S. District Court for the District of New Jersey against Teva, which had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol. In January 2007, Teva withdrew its challenge to our patent, and the patent infringement suit was dismissed. At about the same time in January 2007, Ivax Pharmaceuticals, Inc. (Ivax), a wholly owned subsidiary of Teva, amended its previously filed abbreviated new drug application for tolterodine to challenge our basic patent for Detrol, and we brought a patent infringement action against Ivax in the U.S. District Court for the District of New Jersey. The basic patent (including the six-month pediatric exclusivity period) expires in September 2012.

Detrol LA (tolterodine)

In October 2007 and January 2008, respectively, Teva and Impax Laboratories, Inc. notified us that they had filed abbreviated new drug applications with the FDA challenging on various grounds four patents relating to Detrol LA, an extended-release formulation of Detrol (tolterodine), and seeking approval to market their generic versions of Detrol LA. We filed suit against each of them in the U.S. District Court for the Southern District of New York asserting the infringement of three of the patents relating to Detrol LA., which (including the six-month pediatric exclusivity period) expire between 2012 (the basic patent ) and 2020. Each of these actions subsequently was transferred to the U.S. District Court for the District of New Jersey.

In March 2008, Sandoz Inc., a division of Novartis AG (Sandoz), also notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol LA. Sandoz is challenging three later-expiring patents, which (including the six-month pediatric exclusivity period) expire in 2020, but not our basic patent.

Vfend (voriconazole)

In July 2008, Matrix Laboratories Ltd. notified us that it had filed an abbreviated new drug application with the FDA challenging on various grounds four of our patents relating to Vfend, which expire between 2009 and 2016, and seeking approval to market a generic version of Vfend.

In November 2008, Sandoz notified us that it had filed an abbreviated new drug application with the FDA challenging on various grounds two of our patents relating to Vfend, which expire in 2016 and 2018, and seeking approval to market a generic version of Vfend for intravenous use.

Aricept (donepezil hydrochloride)

In October 2005, Teva notified Eisai Co., Ltd. (Eisai) that Teva had filed an abbreviated new drug application with the FDA challenging on various grounds Eisai’s U.S. basic patent for Aricept, which expires in November 2010, and seeking approval to market a generic version of Aricept. In December 2005, Eisai filed suit against Teva in the U.S. District Court for the District of New Jersey asserting infringement of that patent. While Teva has received final approval from the FDA for its generic product, it is subject to a preliminary injunction prohibiting the marketing of its product pending the outcome of Eisai’s patent infringement action. We co-promote Aricept with Eisai in the U.S. but are not a party to Eisai’s patent infringement action.

84	2008 Financial Report

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

Quigley Company, Inc. (Quigley), a wholly owned subsidiary, was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s. In September 2004, Pfizer and Quigley took steps that were intended to resolve all pending and future claims against Pfizer and Quigley in which the claimants allege personal injury from exposure to Quigley products containing asbestos, silica or mixed dust. We recorded a charge of $369 million before-tax ($229 million after-tax) in the third quarter of 2004 in connection with these matters.

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

In June 2007, Quigley filed an amended plan of reorganization that is intended to address the Bankruptcy Court’s concerns regarding the voting tabulation methodology. In February 2008, the Bankruptcy Court authorized Quigley to solicit its amended reorganization plan for acceptance by claimants. According to the official report filed with the court by the balloting agent in July 2008, the requisite number of votes was cast in favor of the amended plan of reorganization. The Bankruptcy Court has scheduled a confirmation hearing to be held sometime after March 16, 2009 at which it will consider any objections to the plan’s confirmation and determine whether to approve the plan. If approved by the claimants and the courts, the amended reorganization plan will result in a permanent injunction directing all pending and future claims alleging personal injury from exposure to Quigley products to the Trust.

Under the amended reorganization plan (as under the original reorganization plan), Pfizer will contribute to the Trust $405 million through a note as well as approximately $100 million in cash and insurance, and will forgive a $30 million secured loan to Quigley. In addition, Pfizer entered into an agreement with the representative of future claimants that provides for the contribution to the Trust of an additional amount with a present value of $88.4 million.

In a separately negotiated transaction with an insurance company in August 2004, we agreed to a settlement related to certain insurance coverage which provides for payments to us over a ten-year period of amounts totaling $405 million.

•	Other Matters

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2008, approximately 104,000 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. We are actively engaged in the defense of, and will continue to explore various means to resolve, these claims. Several of the insurance carriers that provided coverage for the American Optical asbestos and other allegedly hazardous materials claims have denied coverage. We believe that these carriers’ position is without merit and are pursuing legal proceedings against such carriers.

Numerous lawsuits are pending against Pfizer in various federal and state courts seeking damages for alleged personal injury from exposure to products containing asbestos and other allegedly hazardous materials sold by Gibsonburg Lime Products Company (Gibsonburg). Gibsonburg was acquired by Pfizer in the 1960s and sold small amounts of products containing asbestos until the early 1970s.

There also is a small number of lawsuits pending in various federal and state courts seeking damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

2008 Financial Report	85

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Celebrex and Bextra

•	Product Liability and Consumer Actions

Product liability suits, including purported class actions, were filed against Pfizer in various U.S. federal and state courts and in certain other countries alleging personal injury as a result of the use of Celebrex and/or Bextra. In addition, purported class actions were filed against Pfizer in various U.S. federal and state courts and in certain other countries alleging consumer fraud as a result of alleged false advertising of Celebrex and Bextra and the withholding of information from the public regarding the alleged safety risks associated with Celebrex and Bextra. Subsequently, all of the U.S. federal product liability and consumer fraud actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Celebrex and Bextra Marketing, Sales Practices and Product Liability Litigation MDL-1699) in the U.S. District Court for the Northern District of California.

On October 17, 2008, the Company announced that it had reached agreements in principle to settle the pending U.S. consumer fraud purported class action cases and more than 90% of the known U.S. personal injury claims. The proposed settlements of the pending U.S. consumer fraud purported class action cases are subject to approval by the appropriate courts.

In connection with these agreements in principle, the Company recorded pre-tax charges in the third quarter of 2008 of approximately $745 million for all known U.S. personal injury claims and approximately $89 million for the pending U.S. consumer fraud purported class action cases. We believe that the charges of approximately $745 million will be sufficient to resolve all known U.S. personal injury claims, including those not being settled at this time. However, additional charges may have to be taken in the future in connection with certain pending claims and unknown claims relating to Celebrex and Bextra.

The Company believes that it has insurance coverage for a portion of the proposed personal injury settlements and is seeking to recover payments to which it believes it is entitled under the applicable insurance policies.

The agreements in principle and the charges do not apply to the other actions relating to Celebrex and Bextra discussed immediately below.

•	Securities, Fiduciary Duty and ERISA Actions

Beginning in late 2004, actions, including purported class and shareholder derivative actions, have been filed in various federal and state courts against Pfizer, Pharmacia Corporation (Pharmacia) and certain current and former officers, directors and employees of Pfizer and Pharmacia. These actions include: (i) purported class actions alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra; (ii) purported shareholder derivative actions alleging that certain of Pfizer’s current and former officers and directors breached fiduciary duties by causing Pfizer to misrepresent the safety of Celebrex and, in certain of the cases, Bextra; and (iii) purported class actions filed by persons who claim to be participants in the Pfizer or Pharmacia Savings Plan alleging that Pfizer and certain current and former officers, directors and employees of Pfizer or, where applicable, Pharmacia and certain former officers, directors and employees of Pharmacia, violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities, fiduciary duty and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York.

In July 2007, the purported federal shareholder derivative action alleging breach of fiduciary duty was dismissed with prejudice by the court in the Multi-District Litigation. The plaintiffs appealed the decision to the U.S. Court of Appeals for the Second Circuit and, in January 2009, the Second Circuit affirmed the dismissal order. In March 2008, the purported shareholder derivative action in the Supreme Court of the State of New York, New York County, alleging breach of fiduciary duty also was dismissed with prejudice. In April 2008, the plaintiff filed a notice of appeal with the Appellate Division of the Supreme Court of the State of New York, First Department.

•	Securities Action in New Jersey

In 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey against Pharmacia, Pfizer and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the data from a study concerning the gastrointestinal effects of Celebrex. These cases were consolidated for pre-trial proceedings in the District of New Jersey (Alaska Electrical Pension Fund et al. v. Pharmacia Corporation et al.). In January 2007, the court certified a class consisting of all persons who purchased Pharmacia securities from April 17, 2000 through February 6, 2001 and were damaged as a result of the decline in the price of Pharmacia’s securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount. In October 2007, the court granted defendants’ motion for summary judgment and dismissed the plaintiffs’ claims. In November 2007, the plaintiffs appealed the decision to the U.S. Court of Appeals for the Third Circuit. On January 30, 2009, the Third Circuit vacated the District Court’s grant of summary judgment in favor of defendants and remanded the case to the District Court for further proceedings. The Third Circuit also held that the District Court erred in determining that the class period ended on February 6, 2001, and directed that the class period end on August 5, 2001.

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

86	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

All of these actions arise out of a 1996 pediatric clinical study of Trovan, an antibiotic then in late-stage development, that was conducted during a severe meningitis epidemic in Kano. The actions allege, among other things, that the study was conducted without proper government authorization and without the informed consent of the parents or guardians of the study participants and that it resulted in injury or death to a number of study participants. In the civil actions, the federal government is seeking more than $6 billion in damages and the Kano state government is seeking $2.075 billion in damages for, among other things, the costs incurred to provide treatment, compensation and support for the alleged victims and their families; the costs of unrelated health initiatives that failed, allegedly due to societal misgivings attributable to the Trovan study; and general damages. We believe that we have strong defenses in these actions.

The 1996 Trovan clinical study also has been the subject of two civil lawsuits filed against Pfizer in the U.S. District Court for the Southern District of New York on behalf of the study participants. Both of these actions assert that Pfizer violated the federal Alien Tort Statute, and one of the actions also asserts that Pfizer violated the Connecticut Unfair Trade Practices Act and the Connecticut Products Liability Act, in connection with the 1996 Trovan clinical study. The District Court dismissed both cases in 2005, and the plaintiffs appealed the decisions to the U.S. Court of Appeals for the Second Circuit. In January 2009, the Second Circuit reversed the District Court’s dismissal of both actions, and remanded them to the District Court for further proceedings, on the ground that the District Court erred in holding that it did not have subject matter jurisdiction over the plaintiffs’ claims under the Alien Tort Statute.

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

In November 2008, the State of Nevada filed an action against Pfizer, Pharmacia & Upjohn Company and Wyeth in state court in Nevada alleging that they had engaged in deceptive marketing of their respective hormone replacement therapy medications in Nevada in violation of the Nevada Deceptive Trade Practices Act. In January 2009, the action was removed to the U.S. District Court for the District of Nevada. The action seeks monetary relief, including civil penalties and treble damages.

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

Mirapex

A number of individual lawsuits seeking damages have been filed against us and Boehringer Ingelheim Pharmaceuticals, Inc. (BIPI) in various U.S. federal and state courts and one purported class action has been filed in Canada alleging that Mirapex, a treatment for Parkinson’s disease, causes certain impulse-control disorders. We co-promoted Mirapex with BIPI until May 2005 but, as a result of the sale of our interests in this product to BIPI, we no longer manufacture or sell Mirapex. In June 2007, all of the U.S. federal cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Mirapex Products Liability Litigation MDL -1836) in the U.S. District Court for the District of Minnesota. We and BIPI have agreed to indemnify each other with respect to portions of certain of the claims in these actions. We and BIPI have resolved or are in the process of resolving a majority of the lawsuits pending in the U.S. on terms we consider favorable to the Company.

Neurontin

A number of lawsuits, including purported class actions, have been filed against us in various federal and state courts alleging claims arising from the promotion and sale of Neurontin. The plaintiffs in the purported class actions seek to represent nationwide and certain statewide classes consisting of persons, including individuals, health insurers, employee benefit plans and other third-party payers, who purchased or reimbursed patients for the purchase of Neurontin that allegedly was used for indications other than those included in the product labeling approved by the FDA. In October 2004, many of the suits pending in federal courts, including individual actions as well as purported class actions, were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Neurontin Marketing, Sales Practices and Product Liability Litigation MDL-1629) in the U.S. District Court for the District of Massachusetts. Purported class actions also have been filed against us in various Canadian provincial courts alleging claims arising from the promotion and sale of Neurontin and generic gabapentin.

2008 Financial Report	87

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

In the Multi-District Litigation, in August 2007, the court denied without prejudice plaintiffs’ motion to certify a nationwide class of all consumers and third-party payers who allegedly purchased or reimbursed patients for the purchase of Neurontin for “off-label” uses from 1994 through 2004. In December 2007, plaintiffs filed a renewed motion for class certification.

In June 2007, a Pennsylvania state court certified a class of all individuals in Pennsylvania who allegedly purchased Neurontin for “off-label” uses from 1995 to the present. The court subsequently expanded the class to include purchasers of generic gabapentin. However, in February 2009, the court determined that class certification was not appropriate and entered an order decertifying the class. Plaintiffs are seeking certification of statewide classes of Neurontin purchasers in actions pending in California, Illinois, Indiana, Missouri and Oklahoma. State courts in New York and New Mexico have declined to certify statewide classes of Neurontin purchasers.

A number of individual lawsuits have been filed against us in various U.S. federal and state courts and in certain other countries alleging suicide, attempted suicide and other personal injuries as a result of the purported ingesting of Neurontin. Certain of the U.S. federal actions have been transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the first paragraph of this section.

Lipitor

In March and April 2006, six purported class actions were filed against us in various federal courts alleging claims relating to the promotion of Lipitor. In May 2006, five of the actions were voluntarily dismissed without prejudice, and the plaintiffs in those actions were added as plaintiffs in the remaining action, which had been filed in the U.S. District Court for the Northern District of Illinois. In May 2008, on the Company’s uncontested motion, the action was transferred to the U.S. District Court for the Southern District of New York. Plaintiffs, who are third-party payers, allege that, through patient and medical education programs and other actions, the Company promoted Lipitor for use by certain patients contrary to national cholesterol guidelines that plaintiffs claim are a part of the labeled indications for the product. In addition, in an amended complaint, plaintiffs allege that, primarily as the result of the Company’s purported failure to fully disclose the risks of alleged side-effects of Lipitor, the prices that plaintiffs paid for Lipitor were higher than they otherwise would have been. The plaintiffs seek to represent nationwide and certain statewide classes consisting of health and welfare funds and other third-party payers that purchased Lipitor or reimbursed patients for the purchase of Lipitor since January 1, 2002. The plaintiffs allege, among other things, fraud, unjust enrichment and a violation of the federal Racketeer Influenced and Corrupt Organizations (RICO) Act and certain state consumer fraud statutes and seek monetary and injunctive relief, including treble damages.

In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges that, through patient and medical education programs, written materials and other actions aimed at doctors, consumers, payers and investors, the Company promoted Lipitor for use by certain patients contrary to national cholesterol guidelines that plaintiff claims are a part of the labeled indications for the product. Plaintiff alleges violations of the Federal Civil False Claims Act and the false claims acts of certain states and seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such “off-label” uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of the Federal Civil False Claims Act, the Civil Rights Act of 1964 and applicable New York law, for raising concerns about the alleged “off-label” promotion of Lipitor and about alleged instances of sexual harassment in the workplace, and he seeks damages and the reinstatement of his employment.

Chantix/Champix

In August 2008, an individual filed a purported nationwide class action against us in the U.S. District Court for the Southern District of Illinois alleging claims relating to the marketing of Chantix. In November 2008, the action was dismissed without prejudice by the court at the request of the plaintiff.

A number of individual lawsuits have been filed against us in various federal and state courts alleging suicide, attempted suicide and other personal injuries as a result of the purported ingesting of Chantix, as well as economic loss. Plaintiffs in these actions seek compensatory and punitive damages and the disgorgement of profits resulting from the sale of Chantix.

In December 2008, a purported class action was filed against us in the Ontario Superior Court of Justice (Toronto office) on behalf of all individuals and third-party payers in Canada who have purchased and ingested Champix or reimbursed patients for the purchase of Champix. This action asserts claims under Canadian product liability law, including with respect to the safety and efficacy of Champix, and, on behalf of the putative class, seeks monetary relief, including punitive damages.

C. Commercial and Other Matters

Merger Agreement Between Pfizer and Wyeth

In late January and early February 2009, four purported class action complaints were filed by Wyeth shareholders challenging Wyeth’s proposed merger with Pfizer. (See Note 21. Subsequent Event.) The actions were filed in federal court in New Jersey and in state courts in New Jersey and Delaware. The complaints in all four actions name as defendants the members of Wyeth’s board of directors and Wyeth. The complaints in three of the actions also name Pfizer as a defendant. The plaintiffs allege that (i) each of the members of Wyeth’s board of directors breached his or her fiduciary duties to Wyeth and its shareholders by authorizing the sale of Wyeth to Pfizer for what plaintiffs deem “inadequate” consideration; (ii) Wyeth directly breached and/or aided and abetted the other defendants’ alleged breaches of fiduciary duties; and (iii) in the three actions in which Pfizer is a defendant, that Pfizer aided and abetted the alleged breaches of fiduciary duties by Wyeth and its directors. The plaintiffs seek, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms.

88	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Average Wholesale Price Litigation

A number of states as well as most counties in New York have sued Pharmacia, Pfizer and other pharmaceutical manufacturers alleging that they provided average wholesale price (AWP) information for certain of their products that was higher than the actual prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. The plaintiffs claim that the alleged spread between the AWPs at which purchasers were reimbursed and the actual sale prices was promoted by the defendants as an incentive to purchase certain of their products. In addition to suing on their own behalf, many of the plaintiff states seek to recover on behalf of individual Medicare Part B co-payers and private-sector insurance companies and medical plans in their states. These various actions generally assert fraud claims as well as claims under state deceptive trade practice laws, and seek monetary and other relief, including civil penalties and treble damages. Several of the suits also allege that Pharmacia and/or Pfizer did not report to the states their best price for certain products under the Medicaid program.

In addition, Pharmacia, Pfizer and other pharmaceutical manufacturers are defendants in a number of purported class action suits in various federal and state courts brought by employee benefit plans and other third-party payers that assert claims similar to those in the state and county actions. These suits allege, among other things, fraud, unfair competition and unfair trade practices and seek monetary and other relief, including civil penalties and treble damages.

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

In April 2008, the court in the Multi-District Litigation granted preliminary approval with respect to the fairness of a proposed settlement of the claims against 11 defendants, including Pharmacia, for a total of $125 million. The court has scheduled a hearing in March 2009 to consider final approval of the settlement. If the settlement is approved, Pharmacia’s contribution would be immaterial.

Monsanto-Related Matters

In 1997, Monsanto Company (Former Monsanto) contributed certain chemical manufacturing operations and facilities to a newly formed corporation, Solutia Inc. (Solutia), and spun off the shares of Solutia. In 2000, Former Monsanto merged with Pharmacia & Upjohn Company to form Pharmacia Corporation (Pharmacia). Pharmacia then transferred its agricultural operations to a newly created subsidiary, named Monsanto Company (New Monsanto), which it spun off in a two-stage process that was completed in 2002. Pharmacia was acquired by Pfizer in 2003 and is now a wholly owned subsidiary of Pfizer.

In connection with its spin-off that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities related to Pharmacia’s former agricultural business. New Monsanto is defending and indemnifying Pharmacia for various claims and litigation arising out of, or related to, the agricultural business.

In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto’s chemical businesses. As the result of its reorganization under Chapter 11 of the U.S. Bankruptcy Code, Solutia’s indemnification obligations related to Former Monsanto’s chemical businesses are limited to sites that Solutia has owned or operated. In addition, in connection with its spinoff that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto’s chemical businesses, including, but not limited to, any such liabilities that Solutia assumed. Solutia’s and New Monsanto’s assumption of and agreement to indemnify Pharmacia for these liabilities apply to pending actions and any future actions related to Former Monsanto’s chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental claims, including alleged exposure to polychlorinated biphenyls.

Pharmacia Cash Balance Pension Plan

In 2006, several current and former employees of Pharmacia Corporation filed a purported class action in the U.S. District Court for the Southern District of Illinois against the Pharmacia Cash Balance Pension Plan (the Plan), Pharmacia Corporation, Pharmacia & Upjohn Company and Pfizer Inc. Plaintiffs seek monetary and injunctive relief on behalf of a class consisting of certain current and former participants in the Plan who accrued a benefit in the Monsanto Company Pension Plan prior to its conversion to a cash balance plan in 1997. In January 2002, after various corporate reorganizations, certain of the assets and liabilities of the Monsanto Company Pension Plan were transferred to the Plan. Plaintiffs claim that the Plan violates the age discrimination provisions of the Employee Retirement Income Security Act of 1974 by providing certain credits to such participants only to age 55. This action has been consolidated in the U.S. District Court for the Southern District of Illinois (Walker, et al., v. The Monsanto Company Pension Plan et al.) with purported class actions pending in the same court that make largely similar claims against substantially similar cash balance plans sponsored by Monsanto Company and Solutia Inc., two former affiliates of Pharmacia. In May 2008, at the request of the parties, the court issued an order permitting the case to proceed as a class action.

Trade Secrets Action in California

In 2004, Ischemia Research and Education Foundation (IREF) and its chief executive officer brought an action in California Superior Court, Santa Clara County, against a former IREF employee and Pfizer. Plaintiffs allege that defendants conspired to misappropriate certain information from IREF’s allegedly proprietary database in order to assist Pfizer in designing and executing a clinical study of a Pfizer drug. In December 2008, the jury returned a verdict for compensatory damages of approximately $38.7 million. In February 2009, the judge held a hearing on plaintiffs’ motions seeking punitive damages (which, under applicable law, may not exceed two times compensatory damages) as well as prejudgment interest from 2002 to the present. We are awaiting rulings on those motions. Separately, we will be filing motions for judgment notwithstanding the verdict and for a new trial.

2008 Financial Report	89

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Environmental Matters

In January 2009, we submitted a corrective measures study report to the U.S Environmental Protection Agency with regard to Pharmacia Corporation’s discontinued industrial chemical facility in North Haven, Connecticut.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA or Superfund), and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

D. Government Investigations and Requests for Information

Like other pharmaceutical companies, we are subject to extensive regulation by national, state and local government agencies in the U.S. and in the other countries in which we operate. As a result, we have interactions with government agencies on an ongoing basis. Among the investigations and requests for information by government agencies are those discussed below. It is possible that criminal charges and substantial fines and/or civil penalties could result from pending government investigations, including but not limited to those discussed below.

In January 2009, the Company entered into an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past “off-label” promotional practices concerning Bextra as well as certain other open investigations. In connection with the agreement in principle, we recorded a pre-tax and after-tax charge of $2.3 billion in the fourth quarter of 2008.

The Company has voluntarily provided the Department of Justice and the Securities and Exchange Commission with information concerning potentially improper payments made in connection with certain sales activities outside the U.S. Certain potentially improper payments and other matters are the subject of investigations by government authorities in certain foreign countries, including the following: In Germany, a wholly owned subsidiary of Pfizer is the subject of a civil and criminal investigation with respect to certain tax matters. In Italy, a wholly owned subsidiary of Pfizer is under criminal investigation by various government authorities with respect to gifts and payments allegedly provided to certain doctors operating within Italy’s national healthcare system. The Pfizer subsidiaries are fully cooperating in these investigations. In November 2008, final court approval was granted to a plea bargain agreement between the prosecutor in Bari, Italy and a wholly owned subsidiary of Pfizer pursuant to which the subsidiary paid a total of 1.5 million euros, which included a criminal penalty of 90,000 euros, to resolve allegations of improper payments to certain doctors in the Puglia region of Italy, which includes Bari. Criminal investigations by various other government authorities in Italy of alleged improper payments to certain doctors are continuing.

E. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2008, recorded amounts for the estimated fair value of these indemnifications were not significant.

20. Segment, Geographic and Revenue Information

Business Segments

We operate in the following business segments:

•	Pharmaceutical
–	The Pharmaceutical segment includes products that prevent and treat cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye diseases and endocrine disorders, among others.

•	Animal Health
–	The Animal Health segment includes products that prevent and treat diseases in livestock and companion animals.

For our reportable operating segments (i.e., Pharmaceutical and Animal Health), segment profit/(loss) is measured based on income from continuing operations before provision for taxes on income and minority interests. Certain costs, such as significant impacts of purchase accounting for acquisitions, acquisition-related costs and costs related to our cost-reduction initiatives and transition activity associated with our former Consumer Healthcare business, are included in Corporate/Other only. This methodology is utilized by management to evaluate our businesses.

Each segment is managed separately and offers different products requiring different marketing and distribution strategies.

We sell our products primarily to customers in the wholesale sector. In 2008, sales to our three largest U.S. wholesaler customers represented approximately 16%, 10% and 10% of total revenues and, collectively, represented approximately 19% of accounts receivable as of December 31, 2008. In 2007, sales to our three largest U.S. wholesaler customers represented approximately 18%, 12% and 10% of total revenues and, collectively, represented approximately 20% of accounts receivable as of December 31, 2007. These sales and related accounts receivable were concentrated in the Pharmaceutical segment.

Revenues exceeded $500 million in each of 14 countries outside the U.S. in 2008 and in each of 12 countries outside the U.S. in 2007. The U.S. was the only country to contribute more than 10% of total revenues in each year.

90	2008 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

The following tables present segment, geographic and revenue information:

Segment
	FOR/AS OF THE YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Revenues
Pharmaceutical	$44,174	$44,424	$45,083
Animal Health	2,825	2,639	2,311
Corporate/Other(a)	1,297	1,355	977
Total revenues	$48,296	$48,418	$48,371
Segment profit/(loss)(b)
Pharmaceutical	$21,786	$20,740	$21,615
Animal Health	772	620	455
Corporate/Other(a)(c)	(12,864)	(12,082)	(9,042)
Total profit/(loss)	$9,694	$9,278	$13,028
Identifiable assets
Pharmaceutical	$60,591	$67,431	$72,497
Animal Health	2,075	2,043	1,951
Discontinued operations/Held for sale	148	114	62
Corporate/Other(a)(d)	48,334	45,680	41,036
Total identifiable assets	$111,148	$115,268	$115,546
Property, plant and equipment additions(e)
Pharmaceutical	$1,351	$1,608	$1,681
Animal Health	183	70	51
Discontinued operations/Held for sale	—	—	162
Corporate/Other(a)	167	202	156
Total property, plant and equipment additions	$1,701	$1,880	$2,050
Depreciation and amortization(e)
Pharmaceutical	$2,223	$1,886	$1,765
Animal Health	61	52	49
Discontinued operations/Held for sale	—	—	71
Corporate/Other(a)(f)	2,806	3,262	3,408
Total depreciation and amortization	$5,090	$5,200	$5,293

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

(b)

Segment profit/(loss) equals Income from continuing operations before provision for taxes on income and minority interests. Certain costs, such as significant impacts of purchase accounting for acquisitions, acquisition-related costs and costs related to our cost-reduction initiatives and transition activity associated with our former Consumer Healthcare business, are included in Corporate/Other only. This methodology is utilized by management to evaluate our businesses.

(c)

In 2008, Corporate/Other includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives of $4.2 billion; (ii) significant impacts of purchase accounting for acquisitions of $3.2 billion, including acquired in-process research and development, intangible asset amortization and other charges; (iii) charges of approximately $2.3 billion resulting from an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations, and charges of approximately $900 million associated with agreements and agreements in principle to resolve certain NSAID litigation and claims (see Note 4A. Certain Charges: Bextra and Certain Other Investigations and Note 4B. Certain Charges: Certain Product Litigation—Celebrex and Bextra); (iv) all share-based compensation expense; (v) net interest income of $772 million; (vi) asset impairment charges of $213 million; (vii) acquisition-related costs of $49 million; and (viii) transition activity associated with our former Consumer Healthcare business of $7 million in income.

In 2007, Corporate/Other includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives of $3.9 billion; (ii) significant impacts of purchase accounting for acquisitions of $3.4 billion, including acquired in-process research and development, intangible asset amortization and other charges; (iii) $2.8 billion of charges associated with Exubera (see Note 4D. Certain Charges: Exubera); (iv) net interest income of $1.1 billion; (v) all share-based compensation expense; (vi) gain on disposal of assets and other of $174 million; (vii) transition activity associated with our former Consumer Healthcare business of $26 million in income; and (viii) acquisition-related costs of $11 million.

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

(d)	Corporate assets are primarily cash and cash equivalents, short-term investments and long-term investments and loans.
(e)	Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on estimates of physical production.
(f)	Corporate/Other includes non-cash charges associated with purchase accounting related to intangible asset amortization of $2.5 billion in 2008, $3.0 billion in 2007 and $3.2 billion in 2006.

2008 Financial Report	91

Notes to Consolidated Financial Statements

Pfizer Inc and Subsidiary Companies

Geographic
	FOR/AS OF THE YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Revenues
United States(a)	$20,435	$23,153	$25,822
Europe(b)	14,980	13,647	12,213
Japan/Asia(c)	7,166	6,511	5,939
Canada/Latin America/AFME(d)	5,715	5,107	4,397
Consolidated	$48,296	$48,418	$48,371
Long-lived assets(e)
United States(a)	$17,296	$19,145	$21,795
Europe(b)	12,220	15,416	17,488
Japan/Asia(c)	1,080	1,177	1,205
Canada/Latin America/AFME(d)	412	494	494
Consolidated	$31,008	$36,232	$40,982

(a)  Includes operations in Puerto Rico.

(b)  Includes France, Italy, Spain, Germany, the U.K., Ireland, Northern Europe and Central-South Europe.

(c)  Includes Japan, Australia, Korea, China, Taiwan, Thailand, Singapore and India.

(d)  Includes Canada, South America, Central America, Mexico, Africa and the Middle East.

(e)  Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

Revenues by Therapeutic Area
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2008	2007	2006
Pharmaceutical
Cardiovascular and metabolic diseases	$17,922	$18,853	$19,871
Central nervous system disorders	6,005	5,152	6,038
Arthritis and pain	3,096	2,914	2,711
Infectious and respiratory diseases	3,931	3,552	3,474
Urology	3,204	3,010	2,809
Oncology	2,551	2,640	2,191
Ophthalmology	1,777	1,643	1,461
Endocrine disorders	1,153	1,052	985
All other	2,284	3,819	4,169
Alliance revenues	2,251	1,789	1,374
Total Pharmaceutical	44,174	44,424	45,083
Animal Health	2,825	2,639	2,311
Other	1,297	1,355	977
Total revenues	$48,296	$48,418	$48,371

21. Subsequent Event

On January 26, 2009, we announced that we have entered into a definitive merger agreement under which we will acquire Wyeth in a cash-and-stock transaction valued on that date at $50.19 per share, or a total of $68 billion. The Boards of Directors of both Pfizer and Wyeth have approved the transaction. Under the terms of the merger agreement, each outstanding share of Wyeth common stock will be converted into the right to receive $33 in cash and 0.985 of a share of Pfizer common stock, subject to adjustment as set forth in the merger agreement. Based on the closing price of our stock on January 23, 2009, the last trading day prior to our announcement on January 26, the stock component was valued at $17.19 per share. We expect the transaction will close at the end of the third quarter or during the fourth quarter of 2009, subject to Wyeth shareholder approval, governmental and regulatory approvals, the satisfaction of the conditions related to the debt financing for the transaction, and other usual and customary closing conditions.

92	2008 Financial Report

Quarterly Consolidated Financial Data (Unaudited)

Pfizer Inc and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH
2008
Revenues	$11,848	$12,129	$11,973	$12,346
Costs and expenses	7,715	8,614	8,872	10,093
Acquisition-related in-process research and development charges	398	156	13	66
Restructuring charges and acquisition-related costs	178	569	366	1,562
Income from continuing operations before (benefit)/provision for taxes on income, and minority interests	3,557	2,790	2,722	625
(Benefit)/provision for taxes on income	763	25	463	394
Minority interests	6	6	6	5
Income from continuing operations	2,788	2,759	2,253	226
Discontinued operations:
Income/(loss) from discontinued operations—net of tax	(4)	(1)	1	2
Gains/(losses) on sales of discontinued operations—net of tax	—	18	24	38
Discontinued operations—net of tax	(4)	17	25	40
Net income	$2,784	$2,776	$2,278	$266
Earnings per common share—basic:
Income from continuing operations	$0.41	$0.41	$0.34	$0.03
Discontinued operations—net of tax	—	—	—	0.01
Net income	$0.41	$0.41	$0.34	$0.04
Earnings per common share—diluted:
Income from continuing operations	$0.41	$0.41	$0.33	$0.03
Discontinued operations—net of tax	—	—	0.01	0.01
Net income	$0.41	$0.41	$0.34	$0.04
Cash dividends paid per common share	$0.32	$0.32	$0.32	$0.32
Stock prices
High	$24.08	$21.51	$19.97	$19.00
Low	$20.50	$17.17	$17.17	$14.45

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

Revenues include a reduction of $217 million recorded in the third quarter of 2008 to adjust our prior years’ liabilities for product returns. (See Note 4C. Certain Charges: Adjustment of Prior Years’ Liabilities for Product Returns.)

Costs and expenses includes a charge of $2.3 billion recorded in the fourth quarter of 2008 resulting from an agreement in principle with the U.S. Department of Justice to resolve the previously reported investigation regarding allegations of past off-label promotional practices concerning Bextra, as well as certain other open investigations, and charges of $900 million recorded in the third quarter of 2008 related to our agreements and agreements in principle to resolve certain litigation and claims involving our NSAID pain medicines. (See Note 4A. Certain Charges: Bextra and Certain Other Investigations and Note 4B. Certain Charges: Certain Product Litigation—Celebrex and Bextra.)

Acquisition-related in-process research and development charges primarily includes amounts incurred in connection with our acquisitions of Serenex, Encysive, CovX, Coley and a number of animal health product lines in Europe from Schering-Plough, as well as two smaller acquisitions also related to Animal Health (see Note 2. Acquisitions).

Restructuring charges and acquisition-related costs includes restructuring charges primarily related to our cost-reduction initiatives (see Note 5. Cost-Reduction Initiatives).

As of January 31, 2009, there were 226,383 holders of record of our common stock (symbol PFE).

2008 Financial Report	93

Quarterly Consolidated Financial Data (Unaudited)

Pfizer Inc and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH
2007
Revenues	$12,474	$11,084	$11,990	$12,870
Costs and expenses	7,326	8,414	10,899	9,684
Acquisition-related in-process research and development charges	283	—	—	—
Restructuring charges and acquisition-related costs	812	1,051	455	216
Income from continuing operations before (benefit)/provision for taxes on income, and minority interests	4,053	1,619	636	2,970
(Benefit)/provision for taxes on income	689	272	(161)	223
Minority interests	3	2	1	36
Income from continuing operations	3,361	1,345	796	2,711
Discontinued operations:
Income/(loss) from discontinued operations—net of tax	—	—	—	(3)
Gains/(losses) on sales of discontinued operations—net of tax	31	(78)	(35)	16
Discontinued operations—net of tax	31	(78)	(35)	13
Net income	$3,392	$1,267	$761	$2,724
Earnings per common share—basic:
Income from continuing operations	$0.48	$0.19	$0.12	$0.40
Discontinued operations—net of tax	—	(0.01)	(0.01)	—
Net income	$0.48	$0.18	$0.11	$0.40
Earnings per common share—diluted:
Income from continuing operations	$0.48	$0.19	$0.12	$0.40
Discontinued operations—net of tax	—	(0.01)	(0.01)	—
Net income	$0.48	$0.18	$0.11	$0.40
Cash dividends paid per common share	$0.29	$0.29	$0.29	$0.29
Stock prices
High	$27.41	$27.73	$26.15	$25.71
Low	$24.55	$25.23	$23.13	$22.24

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

Costs and expenses includes a charge of $2.8 billion recorded in the third quarter of 2007 resulting from our decision to exit Exubera (See Note 4D. Certain Charges: Exubera).

Acquisition-related in-process research and development charges primarily includes amounts incurred in connection with our acquisitions of BioRexis Pharmaceutical Corp. and Embrex Inc. (see Note 2. Acquisitions).

Restructuring charges and acquisition-related costs includes restructuring charges primarily related to our cost-reduction initiatives (see Note 5. Cost-Reduction Initiatives).

94	2008 Financial Report

Financial Summary

Pfizer Inc and Subsidiary Companies

	AS OF/FOR THE YEAR ENDED DECEMBER 31
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2008	2007	2006	2005	2004	2003
Revenues	$48,296	$48,418	$48,371	$47,405	$48,988	$41,787
Research and development expenses(a)	7,945	8,089	7,599	7,256	7,513	7,279
Other costs and expenses	27,349	28,234	25,586	26,341	25,850	25,652
Acquisition-related in-process research and development charges(b)	633	283	835	1,652	1,071	5,052
Restructuring charges and acquisition-related costs(c)	2,675	2,534	1,323	1,356	1,151	1,023
Income from continuing operations before provision for taxes on income, minority interests and cumulative effect of a change in accounting principles	9,694	9,278	13,028	10,800	13,403	2,781
Provision for taxes on income	(1,645)	(1,023)	(1,992)	(3,178)	(2,460)	(1,614)
Income from continuing operations before cumulative effect of a change in accounting principles	8,026	8,213	11,024	7,610	10,936	1,164
Discontinued operations—net of tax	78	(69)	8,313	498	425	2,776
Cumulative effect of a change in accounting principles—net of tax(d)	—	—	—	(23)	—	(30)
Net income	8,104	8,144	19,337	8,085	11,361	3,910
Effective tax rate—continuing operations	17.0%	11.0%	15.3%	29.4%	18.4%	58.0%
Depreciation and amortization(e)	5,090	5,200	5,293	5,576	5,093	4,025
Property, plant and equipment additions(e)	1,701	1,880	2,050	2,106	2,601	2,629
Cash dividends paid	8,541	7,975	6,919	5,555	5,082	4,353
Working capital(f)	16,067	25,014	25,559	18,433	17,582	6,059
Property, plant and equipment, less accumulated depreciation	13,287	15,734	16,632	16,233	17,593	17,573
Total assets(f)	111,148	115,268	115,546	116,970	125,848	111,131
Long-term debt	7,963	7,314	5,546	6,347	7,279	5,755
Long-term capital(g)	68,662	80,134	84,993	81,895	88,959	78,866
Shareholders’ equity	57,556	65,010	71,358	65,764	68,433	60,049
Earnings per common share—basic:
Income from continuing operations before cumulative effect of a change in accounting principles	1.19	1.19	1.52	1.03	1.45	0.16
Discontinued operations—net of tax	0.01	(0.01)	1.15	0.07	0.06	0.38
Cumulative effect of a change in accounting principles— net of tax(d)	—	—	—	—	—	—
Net income	1.20	1.18	2.67	1.10	1.51	0.54
Earnings per common share—diluted:
Income from continuing operations before cumulative effect of a change in accounting principles	1.19	1.18	1.52	1.02	1.43	0.16
Discontinued operations—net of tax	0.01	(0.01)	1.14	0.07	0.06	0.38
Cumulative effect of a change in accounting principles— net of tax(d)	—	—	—	—	—	—
Net income	1.20	1.17	2.66	1.09	1.49	0.54
Market value per share (December 31)	17.71	22.73	25.90	23.32	26.89	35.33
Return on shareholders’ equity	13.22%	11.94%	28.20%	12.0%	17.7%	10.0%
Cash dividends paid per common share	1.28	1.16	0.96	0.76	0.68	0.60
Shareholders’ equity per common share	8.56	9.65	10.05	8.98	9.21	7.93
Current ratio	1.59:1	2.15:1	2.16:1	1.65:1	1.63:1	1.26:1
Weighted-average shares used to calculate:
Basic earnings per common share amounts	6,727	6,917	7,242	7,361	7,531	7,213
Diluted earnings per common share amounts	6,750	6,939	7,274	7,411	7,614	7,286

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

2008 Financial Report	95

Financial Summary

Pfizer Inc and Subsidiary Companies

(a)

Research and development expenses includes co-promotion charges and milestone payments for intellectual property rights of $377 million in 2008, $603 million in 2007: $292 million in 2006; $156 million in 2005; $160 million in 2004; and $380 million in 2003.

(b)	In 2008, 2007, 2006, 2005, 2004 and 2003, we recorded charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development.
(c)	Restructuring charges and acquisition-related costs primarily includes the following:
2008—Restructuring charges of $2.6 billion related to our cost-reduction initiatives.
2007—Restructuring charges of $2.5 billion related to our cost-reduction initiatives.
2006—Restructuring charges of $1.3 billion related to our cost-reduction initiatives.
2005—Integration costs of $532 million and restructuring charges of $372 million related to our acquisition of Pharmacia in 2003 and restructuring charges of $438 million related to our cost-reduction initiatives.
2004—Integration costs of $454 million and restructuring charges of $680 million related to our acquisition of Pharmacia in 2003.
2003—Integration costs of $808 million and restructuring charges of $166 million related to our acquisition of Pharmacia in 2003.
(d)

In 2005, as a result of adopting FIN 47, Accounting for Conditional Asset Retirement Obligations, we recorded a non-cash pre-tax charge of $40 million ($23 million, net of tax). In 2003, as a result of adopting SFAS No. 143, Accounting for Asset Retirement Obligations, we recorded a non-cash pre-tax charge of $47 million ($30 million, net of tax).

(e)	Includes discontinued operations, (see Notes to Consolidated Financial Statements—Note 20. Segment, Geographic and Revenue Information.)
(f)

For 2005 through 2003, includes assets held for sale of our Consumer Healthcare business, and for 2004 through 2003, also includes in-vitro allergy and autoimmune diagnostic testing, surgical ophthalmic, certain European generics, confectionery and shaving businesses and the femhrt, Loestrin and Estrostep women’s health product lines.

(g)	Defined as long-term debt, deferred taxes, minority interests and shareholders’ equity.

Peer Group Performance Graph

Five Year Performance

	2003	2004	2005	2006	2007	2008
Pfizer	100.0	77.7	69.4	80.0	73.5	61.1
Old Peer Group	100.0	101.8	101.2	119.0	132.7	110.1
New Peer Group	100.0	100.6	100.6	118.6	120.5	101.3
S&P 500	100.0	110.9	110.9	134.7	142.1	89.5

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

96	2008 Financial Report