Form 10-K, Exhibit 13
period 2010-12-31
PFIZER INC
filed 2011-02-28
CIK 78003

EXHIBIT 13

Pfizer Inc.

2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Introduction

Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. (the Company). It should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2010 Annual Report on Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

In accordance with Pfizer’s international year-end, the financial information included in our consolidated financial statements for our subsidiaries operating outside the United States (U.S.) is as of and for the year ended November 30 for each year presented. On October 15, 2009, we completed our acquisition of Wyeth in a cash-and-stock transaction valued on that date at approximately $68 billion. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Wyeth. As a result, legacy Wyeth operations are reflected in our results of operations for the year ended December 31, 2010. In accordance with our domestic and international fiscal year-ends, our consolidated financial statements for the year ended December 31, 2009 reflect approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s U.S. operations and approximately one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s international operations.

The Financial Review is organized as follows:

•

Overview of Our Performance, Operating Environment, Strategy and Outlook. This section, beginning on page 2, provides information about the following: our business; our 2010 performance; our operating environment, including the impacts and anticipated impacts of the U.S. healthcare legislation enacted in March 2010; our strategy, including our recently announced initiative to improve the innovation and overall productivity of our research and development operation; our business development initiatives, such as acquisitions, dispositions, licensing and collaborations; our financial guidance for 2011; and our financial targets for 2012.

•

Accounting Policies. This section, beginning on page 10, discusses those accounting policies that we consider important in understanding Pfizer’s consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Significant Accounting Policies.

•

Acquisition of Wyeth. This section, beginning on page 15, discusses our acquisition of Wyeth, the use of fair value and the recognition of assets acquired and liabilities assumed in connection with our acquisition of Wyeth. For additional details related to the acquisition of Wyeth, see Notes to Consolidated Financial Statements—Note 2. Acquisition of Wyeth.

•	Analysis of the Consolidated Statements of Income. This section begins on page 20, and consists of the following sections:

¡	Revenues. This section, beginning on page 20, provides an analysis of our revenues and products for the three years ended December 31, 2010, including an overview of important product developments.

¡	Costs and Expenses. This section, beginning on page 32, provides a discussion about our costs and expenses.

¡

Provision for Taxes on Income. This section, beginning on page 36, provides a discussion of items impacting our tax provision for the periods presented and of two items that will impact our results beginning in 2011.

¡	Adjusted Income. This section, beginning on page 37, provides a discussion of an alternative view of performance used by management.

•

Financial Condition, Liquidity and Capital Resources. This section, beginning on page 41, provides an analysis of our consolidated balance sheets as of December 31, 2010 and 2009, and consolidated cash flows for each of the three years ended December 31, 2010, 2009 and 2008, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2010. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

•	New Accounting Standards. This section, on page 45, discusses accounting standards that we recently have adopted, as well as those that recently have been issued but not yet adopted by us.

•

Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 45, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to our financial and operating performance, business plans and prospects, in-line products and product candidates, and share-repurchase and dividend-rate plans. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies.

2010 Financial Report	1

Financial Review

Pfizer Inc. and Subsidiary Companies

Overview of Our Performance, Operating Environment, Strategy and Outlook

Our Business

Our mission is to apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global healthcare portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer products. Every day, we work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We also collaborate with other biopharmaceutical companies, healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products, as well as through alliance agreements, under which we co-promote products discovered by other companies.

Our 2010 Performance

Revenues increased 36% in 2010 to $67.8 billion, compared to $50.0 billion in 2009, due to the inclusion of revenues from legacy Wyeth products for a full year in 2010 compared to part of the year in 2009, which favorably impacted revenues by $18.1 billion or 37%, and the favorable impact of foreign exchange, which increased revenues by approximately $1.1 billion, or 2%, partially offset by the net revenue decrease from legacy Pfizer products of $1.4 billion, or 3%.

The significant impacts on revenues for 2010, compared to 2009, are as follows:

	2010 vs. 2009
(MILLIONS OF DOLLARS)	INCREASE/ (DECREASE)	% CHANGE
Enbrel (outside the U.S. and Canada)(a)	$2,896	*
Prevnar/Prevenar 13(a)	2,416	*
Effexor(a), (b)	1,198	*
Prevnar/Prevenar (7-valent)(a)	966	*
Premarin family(a)	827	*
Zosyn/Tazocin(a)	768	*
Protonix(a)	622	*
BeneFIX(a)	545	*
Pristiq(a)	384	*
ReFacto AF/Xyntha(a)	357	*
Detrol/Detrol LA	(141)	(12)
Camptosar(b)	(215)	(64)
Norvasc(b)	(467)	(24)
Lipitor(b)	(701)	(6)
Alliance revenues(a)	1,159	40
All Other Biopharmaceutical(a), (c)	890	12
Animal Health(a)	811	29
Consumer Healthcare(a)	2,278	*
Nutrition(a)	1,676	*

(a)	Reflects the inclusion of revenues from legacy Wyeth products.
(b)

Effexor lost exclusivity in the U.S. in July 2010. Lipitor lost exclusivity in Canada in May 2010, Spain in July 2010 and Brazil in August 2010 and faces intense competition in the U.S. and other markets from generic and branded products. Camptosar lost exclusivity in Europe in July 2009. Norvasc lost exclusivity in Canada in July 2009.

(c)	Relates to “All Other” category included in the Revenues—Major Biopharmaceutical Products table presented in this Financial Review.
* Calculation not meaningful.

Income from continuing operations was $8.3 billion in 2010 compared to $8.6 billion in 2009, reflecting:

•	the inclusion of a full year of expenses associated with the legacy Wyeth operations in 2010, compared to part of the year in 2009;

•	the impact of purchase accounting adjustments primarily related to the Wyeth acquisition on Cost of sales and Amortization of intangible assets;

•

impairment charges of $2.1 billion (pre-tax) primarily related to certain intangible assets acquired as part of the Wyeth acquisition and one legacy Pfizer product, Thelin (see further discussion in the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 2. Acquisition of Wyeth, Note 3B. Other Significant Transactions and Events: Asset Impairment Charges, Note 6. Other (Income)/Deductions––net and Note 12B. Goodwill and Other Intangible Assets: Other Intangible Assets);

•

higher net interest expense, mainly due to the issuance of debt in connection with the acquisition of Wyeth and the addition of legacy Wyeth debt, as well as lower interest income due to lower interest rates coupled with lower average investment balances;

•

an additional charge of $1.3 billion (pre-tax) for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. (see Notes to Consolidated Financial Statements––Note 19. Legal Proceedings and Contingencies);

2	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

•	lower revenues for legacy Pfizer products;

•

a write-off of Wyeth-related inventory of $212 million (pre-tax) (which includes a purchase accounting fair value adjustment of $104 million) (see Notes to Consolidated Financial Statements—Note 3B. Other Significant Transactions and Events: Asset Impairment Charges and Note 10. Inventories); and

•

the non-recurrence of a $482 million gain recorded in 2009 related to ViiV Healthcare Limited (ViiV), a joint venture with GlaxoSmithKline plc (see Notes to Consolidated Financial Statements––Note3E. Other Significant Transactions and Events: Equity-Method Investments),

partially offset by:

•	higher revenues for legacy Wyeth products due to the inclusion of a full year of revenues from legacy Wyeth products in 2010 compared to part of the year in 2009;

•	a decrease in the 2010 effective tax rate (see further discussion in the “Provision for Taxes on Income” section of this Financial review);

•	the favorable impact of foreign exchange; and

•	lower Restructuring charges and certain acquisition-related costs.

Our Operating Environment

U.S. Healthcare Legislation

Principal Provisions Affecting Us

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, the U.S. Healthcare Legislation), was enacted in the U.S. This legislation has both current and longer-term impacts on us, as discussed below.

Certain provisions of the U.S. Healthcare Legislation became effective in 2010 or on January 1, 2011, while other provisions will become effective on various dates over the next several years. The principal provisions affecting us provide for the following:

•	an increase, from 15.1% to 23.1%, in the minimum rebate on branded prescription drugs sold to Medicaid beneficiaries (effective January 1, 2010);

•	extension of Medicaid prescription drug rebates to drugs dispensed to enrollees in certain Medicaid managed care organizations (effective March 23, 2010);

•

expansion of the types of institutions eligible for the “Section 340B discounts” for outpatient drugs provided to hospitals meeting the qualification criteria under Section 340B of the Public Health Service Act of 1944 (effective January 1, 2010);

•	discounts on branded prescription drug sales to Medicare Part D participants who are in the Medicare “coverage gap,” also known as the “doughnut hole” (effective January 1, 2011); and

•

an annual fee payable to the federal government (which is not deductible for U.S. income tax purposes) based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs (effective January 1, 2011, with the total fee to be paid each year by the pharmaceutical industry increasing annually through 2018).

In addition, the U.S. Healthcare Legislation includes provisions that affect the cost of certain of our postretirement benefit plans. Companies currently are permitted to take a deduction for federal income tax purposes in an amount equal to the subsidy received from the federal government related to their provision of prescription drug coverage to Medicare-eligible retirees. Under the U.S. Healthcare Legislation, effective for tax years beginning after December 31, 2012, companies will no longer be able to take that deduction. While the loss of this deduction will not take effect for a few years, under U.S. generally accepted accounting principles, we were required to account for the impact in the first quarter of 2010, the period when the provision was enacted into law, through a write-off of the deferred tax asset associated with those previously expected future income tax deductions. Other provisions of the U.S. Healthcare Legislation relating to our postretirement benefit plans will affect the measurement of our obligations under those plans, but those impacts are not expected to be significant.

Current and Anticipated Financial Impacts

Our revenues were adversely impacted by $289 million in 2010, compared to last year, as a result of the increase in the minimum rebate on branded prescription drugs sold to Medicaid beneficiaries and the extension of Medicaid prescription drug rebates to drugs dispensed to enrollees in certain Medicaid managed care organizations and, to a lesser extent, the expansion of the types of institutions eligible for the “340B discounts” for outpatient drugs.

In December 2010, the Financial Accounting Standards Board (FASB) issued an accounting standard update which provides guidance that the annual fee based on branded prescription drug sales to specified government programs should be recorded as an operating expense rather than as a reduction of revenues. After consideration of this new accounting standard, we currently expect that the provisions of the U.S. Healthcare Legislation that became effective in 2010, together with the discounts on branded prescription drug sales to Medicare Part D participants who are in the Medicare “doughnut hole” that became effective on January 1, 2011, will adversely affect revenues by approximately $600 million in 2011 and $500 million in 2012. In addition, we currently expect

2010 Financial Report	3

Financial Review

Pfizer Inc. and Subsidiary Companies

that the annual fee based on branded prescription drug sales to specified government programs will adversely affect Selling, informational and administrative expenses by approximately $300 million in each of 2011 and 2012. These estimates are reflected in our 2011 financial guidance and 2012 financial targets, announced on February 1, 2011 (see the “Our Financial Guidance for 2011” and “Our Financial Targets for 2012” sections of this Financial Review for additional information).

In 2010, our income tax expense was impacted by, among other things, the write-off, in the first quarter of 2010, of the deferred tax asset of approximately $270 million to account for the loss of the deduction, for tax years beginning after December 31, 2012, of an amount equal to the subsidy from the federal government related to our provision of prescription drug coverage to Medicare-eligible retirees. This write-off was recorded in Provision for taxes on income in our Consolidated Statement of Income. For additional information on the impact of this write-off on our effective tax rate for 2010, see the “Provision for Taxes on Income” section of this Financial Review.

The financial impact of U.S. healthcare reform may be affected by certain additional factors over the next few years, including pending implementation guidance relating to the U.S. Healthcare Legislation and certain healthcare reform proposals. In addition, the U.S. Healthcare Legislation requires that, except in certain circumstances, individuals obtain health insurance beginning in 2014, and it also provides for an expansion of Medicaid coverage in 2014. It is expected that, as a result of these provisions, there will be a substantial increase in the number of Americans with health insurance beginning in 2014, a significant portion of whom will be eligible for Medicaid. We anticipate that this will increase demand for pharmaceutical products overall. However, in view of the many uncertainties, we are unable at this time to determine whether and to what extent sales of Pfizer prescription pharmaceutical products in the U.S. will be impacted.

Biotechnology Products

The U.S. Healthcare Legislation provides an abbreviated legal pathway to approve biosimilars (also referred to as “follow-on biologics”). Innovator biologics were granted 12 years of exclusivity, with a potential six-month pediatric extension. After the exclusivity period expires, the U.S. Food and Drug Administration (FDA) could approve biosimilar versions of innovator biologics. The regulatory implementation of these provisions is ongoing and expected to take several years. If competitors are able to obtain marketing approval for biosimilars referencing our biotechnology products, our biotechnology products may become subject to competition from biosimilars, with the attendant competitive pressure.

The budget proposal submitted to Congress by President Obama in February 2011 includes a provision that would reduce the base exclusivity period for biologics from 12 years to seven years. There is no assurance that this provision will be enacted into law.

Other Industry-Specific Challenges

The majority of our revenues come from the manufacture and sale of Biopharmaceutical products. The biopharmaceutical industry is highly competitive and we face a number of industry-specific challenges, which can significantly impact our results. These factors include among others: the loss or expiration of intellectual property rights, the regulatory environment and pipeline productivity, pricing and access pressures, and increasing competition among branded products.

The Loss or Expiration of Intellectual Property Rights––As is inherent in the biopharmaceutical industry, the loss or expiration of intellectual property rights can have a significant adverse effect on our revenues. Many of our products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or has been lost prior to the expiration date as a result of a legal challenge, we lose exclusivity on these products, and generic pharmaceutical manufacturers generally produce similar products and sell them for a lower price. This price competition can substantially decrease our revenues for products that lose exclusivity, often in a very short period of time. While small molecule products are impacted in such a manner, biologics currently have additional barriers to entry related to the manufacture of such products and, therefore, generic competition may not be as significant. A number of our current products are expected to face significantly increased generic competition over the next few years.

In the U.S., we lost exclusivity for Effexor XR in July 2010, Aricept 5mg and 10mg tablets in November 2010, for Protonix in January 2011, and Vfend tablets in February 2011. We lost exclusivity for Lipitor in Canada in May 2010, Spain in July 2010 and Brazil in August 2010. In addition, the basic patent for Vfend tablets in Brazil expired in January 2011. We expect to lose exclusivity for various products over the next few years, including the following in 2011:

•	Xalatan in the U.S. in March 2011;

•	Aromasin in the U.S. in April 2011 and in the European Union (EU) and Japan in July 2011;

•

Xalatan and Xalacom in the majority of major European markets in July 2011. We are pursuing a pediatric extension for Xalatan in the EU. If we are successful, the exclusivity period for both Xalatan and Xalacom in the majority of major European markets will be extended by six months to January 2012; and

•	Lipitor and Caduet in the U.S. in November 2011 (see additional discussion below).

We expect that we will lose exclusivity for Lipitor in the U.S. in November 2011 and, as a result, will lose the substantial portion of our U.S. revenues from Lipitor shortly thereafter. We have granted Watson Laboratories, Inc. (Watson) the exclusive right to sell the authorized generic version of Lipitor in the U.S. for a period of five years, which is expected to commence in November 2011. As Watson’s exclusive supplier, we will manufacture and sell generic atorvastatin tablets to Watson. In markets outside the U.S., Lipitor has lost exclusivity in certain countries and will lose exclusivity at various times in certain other countries. We expect to maintain a significant portion of the Lipitor revenues in developed markets outside the U.S. through 2011. We are pursuing a pediatric extension for Lipitor in the EU. If we are successful, the exclusivity period for Lipitor in the majority of major European markets will be extended by six months to May 2012. We do not expect that Lipitor revenues in emerging markets will be materially impacted by the loss of exclusivity in 2011 or over the next several years. In 2010, revenues from Lipitor were approximately $5.3 billion in the U.S. (approximately 18% of our total 2010 U.S. revenues) and approximately $5.4 billion in markets outside the U.S. (about 14% of our total 2010 international revenues, of which approximately $900 million was attributable to emerging markets).

4	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Our financial guidance for 2011 and our financial targets for 2012 reflect the anticipated impact in those years of the loss of exclusivity of various products (see the “Our Financial Guidance for 2011” and “Our Financial Targets for 2012” sections of this Financial Review).

Pipeline Productivity and Regulatory Environment––The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses. We are confronted by increasing regulatory scrutiny of drug safety and efficacy, even as we continue to gather safety and other data on our products, before and after the products have been launched. Our product lines must be replenished over time in order to offset revenue losses when products lose their exclusivity, as well as to provide for revenue and earnings growth. We devote considerable resources to research and development (R&D) activities. These activities involve a high degree of risk and may take many years, and with respect to any specific research and development project, there can be no assurance that the development of any particular product candidate or new indication for an in-line product will achieve desired clinical endpoints and safety profile or will be approved by regulators and lead to a successful commercial product.

We received “warning letters” from the FDA in April 2010 with respect to the clinical trial for Geodon for the treatment of bipolar mania in children and in June 2010 with respect to the reporting of certain post-marketing adverse events relating to certain drugs. We are working with the FDA to address the issues raised in those letters.

Pricing and Access Pressures––Governments, managed care organizations and other payer groups continue to seek increasing discounts on our products through a variety of means such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In particular, as a result of the economic environment in Europe, the industry has experienced significant pricing pressures in European markets. There were government-mandated price reductions for certain biopharmaceutical products in certain European countries in 2010, and we anticipate continuing pricing pressures in Europe in 2011. Also, health insurers and benefit plans continue to limit access to certain of our medicines by imposing formulary restrictions in favor of the increased use of generics. In prior years, Presidential advisory groups tasked with reducing healthcare spending have recommended and legislative changes have been proposed that would allow the U.S. government to directly negotiate prices with pharmaceutical manufacturers on behalf of Medicare beneficiaries, which we expect would restrict access to and reimbursement for our products. There have also been a number of legislative proposals seeking to allow importation of medicines into the U.S. from countries whose governments control the price of medicines, despite the increased risk of counterfeit products entering the supply chain. If importation of medicines is allowed, an increase in cross-border trade in medicines subject to foreign price controls in other countries could occur and negatively impact our revenues.

Competition Among Branded Products––Many of our products face competition in the form of branded products, which treat similar diseases or indications. These competitive pressures can have an adverse impact on our future revenues.

The Overall Economic Environment

In addition to industry-specific factors, we, like other businesses, continue to face the effects of the challenging economic environment, which have impacted our biopharmaceutical operations in the U.S. and Europe, affecting the performance of products such as Lipitor, Celebrex and Lyrica. We believe that patients, experiencing the effects of the challenging economic environment, including high unemployment levels, and increases in co-pays sometimes are switching to generics, delaying treatments, skipping doses or using less effective treatments to reduce their costs. Challenging economic conditions in the U.S. also have increased the number of patients in the Medicaid program, under which sales of pharmaceuticals are subject to substantial rebates and, in many states, to formulary restrictions limiting access to brand-name drugs, including ours. In addition, during 2010, we continued to experience pricing pressure as a result of the economic environment in Europe, with government-mandated reductions in prices for certain biopharmaceutical products in certain European countries.

Despite the challenging financial markets, Pfizer maintains a strong financial position. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have the ability to meet our liquidity needs for the foreseeable future. Our long-term debt is rated high quality by both Standard & Poor’s and Moody’s Investors Service. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, available-for-sale debt securities. For further discussion of our financial condition, see the “Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

A significant portion of our revenues and earnings is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. As we operate in multiple foreign currencies, including the euro, the U.K. pound, the Japanese yen, the Canadian dollar and approximately 100 other currencies, changes in those currencies relative to the U.S. dollar will impact our revenues and expenses. If the U.S. dollar weakens against a specific foreign currency, our revenues will increase, having a positive impact, and our overall expenses will increase, having a negative impact, on net income. Likewise, if the U.S. dollar strengthens against a specific foreign currency, our revenues will decrease, having a negative impact, and our overall expenses will decrease, having a positive impact, on net income. Therefore, significant shifts in currencies can impact our short-term results as well as our long-term forecasts and targets.

2010 Financial Report	5

Financial Review

Pfizer Inc. and Subsidiary Companies

Our Strategy

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

In response to the challenging operating environment, we have taken and continue to take many steps to strengthen our Company and better position ourselves for the future. We believe in a comprehensive approach to our challenges—organizing our business to maximize research, development and commercial opportunities, diversifying our sources of revenue, restructuring when necessary to capture cost-reduction opportunities, opportunistically investing in acquisitions and collaboration arrangements and protecting our intellectual property. Selected highlights are as follows:

•	We believe that our Primary Care, Specialty Care, Established Products, Oncology and Emerging Markets biopharmaceutical business unit structure enables us to better:

¡	manage our products’ growth and development from proof-of-concept throughout their entire time on the market;

¡	bring innovation to our “go to market” promotional and commercial strategies;

¡	develop ways to further enhance the value of established products, including those that have lost or are about to lose their exclusivity;

¡	expand our already substantial presence in emerging markets; and

¡	create product-line extensions where feasible.

•	Our Animal Health, Consumer Healthcare, Nutrition and Capsugel business units provide diverse sources of revenues.

•

Through our PharmaTherapeutics research group (discovery of small molecules and related modalities) and BioTherapeutics research group (large-molecule research, including vaccines), we continue to develop and deliver innovative medicines that will benefit patients around the world and make the investments that we believe are necessary to serve patients’ needs and to generate long-term growth.

On February 1, 2011, we announced that we are continuing to closely evaluate our global research and development function and will accelerate our current strategies to improve innovation and overall productivity by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time. To that end, our research will primarily focus on five high-priority areas that have a mix of small and large molecules—immunology and inflammation, oncology, cardiovascular and metabolic diseases, neuroscience and pain and vaccines. In addition to reducing the number of disease areas the Company will focus on, key steps in this process include a realigned research and development footprint, with a planned exit from the Company’s Sandwich, United Kingdom (U.K.) site, subject to works council and union consultations, the planned shift of selected resources from the Company’s Groton, Connecticut site to its Cambridge, Massachusetts site, and the planned outsourcing of certain functions that do not drive competitive advantage for Pfizer. As a result of these actions, we expect significant reductions in our annual research and development expenses, which are reflected in our 2011 financial guidance and 2012 financial targets, and we expect to incur significant costs, which are also reflected in our 2011 financial guidance and 2012 financial targets. For additional information, see the “Our Financial Guidance for 2011”, “Our Financial Targets for 2012” and “Costs and Expenses—Cost-Reduction and Productivity Initiatives and Related Costs” sections of this Financial Review.

While a significant portion of R&D is done internally, we continue to seek to expand our pipeline by entering into agreements with other companies to develop, license or acquire promising compounds, technologies or capabilities. Collaboration, alliance and license agreements and acquisitions allow us to capitalize on these compounds to expand our pipeline of potential future products. In addition, collaborations and alliances allow us to share risk and to access external scientific and technological expertise.

For information about our pending new drug applications (NDA) and supplemental filings, see the “Revenues—Product Developments-Biopharmaceutical” section of this Financial Review.

•

Our acquisition strategy included the acquisition of Wyeth in 2009, which significantly increased our diversification. We continue to build on our broad portfolio of businesses through various business development transactions announced in 2010. We believe the following transactions will complement our businesses as follows:

¡

Our acquisition of King Pharmaceuticals, Inc. complements our current portfolio of pain treatments in our Primary Care unit and provides potential growth opportunities in our Established Products and Animal Health units.

¡	Our acquisition of FoldRx Pharmaceuticals, Inc. is expected to strengthen our presence in the growing rare medical disease market, which complements our Specialty Care unit.

¡	Our alliance with Biocon complements our Established Products and Emerging Markets unit by advancing our strategies in biosimilars and positions us competitively in the diabetes market over time.

¡

Our investment in and commercial agreements with Laboratório Teuto Brasileiro S.A. (Teuto) complement our Emerging Markets unit by giving us access to a large network of independent distributors in Brazil and provide us the opportunity to commercialize Teuto’s products outside of Brazil which may also provide opportunities for our Established Products unit.

6	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

¡

Our pending acquisition of Ferrosan’s consumer healthcare business will strengthen our presence in dietary supplements with a new set of brands and pipeline products. Also, we believe that the acquisition will allow us to expand the marketing of Ferrosan’s brands through Pfizer’s global footprint and provide greater distribution and scale for certain Pfizer brands, such as Centrum® and Caltrate®, in Ferrosan’s key markets.

For additional details related to these transactions and for other strategic investments see the “Our Business Development Initiatives” section of this Financial Review.

•

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

•

We remain focused on achieving an appropriate cost structure for the Company. For information regarding our cost-reduction initiatives, see the “Costs and Expenses—Cost-Reduction and Productivity Initiatives and Related Costs” section of this Financial Review.

•

We continue to review the value-creation potential of all of our businesses, including the investments required to make them market leaders, their competitive position globally and whether they can create the most value within or outside of Pfizer. We expect to complete this review during 2011.

Our strategy also includes directly enhancing shareholder value through dividends and share repurchases. In December 2010, our Board of Directors declared a first-quarter 2011 dividend of $0.20 per share, an increase from the $0.18 per-share quarterly dividend paid during 2010. On February 1, 2011, we announced that the Board of Directors authorized a new $5 billion share-repurchase plan, which increased our total current repurchase authorization to $9 billion. We expect to repurchase approximately $5 billion of our common stock during 2011, with the remaining authorized amount available in 2012 and beyond.

Our Business Development Initiatives

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, dispositions and acquisitions. We view our business-development activity as an enabler of our strategies, and we seek to generate profitable revenue growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business-development opportunities. We are especially interested in opportunities in our Emerging Markets and Established Products units within our Biopharmaceutical segment and our high-priority therapeutic areas––immunology and inflammation, oncology, cardiovascular and metabolic diseases, neuroscience and pain, and vaccines. Some of our most significant business-development transactions since 2008 are described below.

•

On January 31, 2011, we completed our tender offer for all of the outstanding shares of common stock of King Pharmaceuticals, Inc. (King). Upon completion of the tender offer, we accepted for purchase all of the shares validly tendered and not validly withdrawn at a purchase price of $14.25 per share, net to the seller in cash, without interest thereon and subject to any required withholding taxes. As a result, we paid approximately $3.3 billion in cash for approximately 92.5% of the outstanding shares of King common stock. Also, in accordance with the terms of the merger agreement, individuals designated by Pfizer now constitute a majority of the King Board of Directors. We intend to complete the acquisition of King through a merger on or about February 28, 2011, without a vote of the remaining shareholders of King. As a result of the merger, each remaining share of King common stock will be converted into the right to receive $14.25 per share, net in cash, without interest and less any required withholding taxes. Upon completion of the merger, we expect to pay approximately $300 million for the remaining shares of King, which will then become a wholly owned subsidiary of Pfizer.

King’s principal businesses consist of a prescription pharmaceutical business focused on delivering new formulations of pain treatments designed to discourage common methods of misuse and abuse; the Meridian auto-injector business for emergency drug delivery, which develops and manufactures the EpiPen®; and an animal health business that offers a variety of feed-additive products for a wide range of species.

The assets acquired and liabilities assumed from King, the consideration paid to acquire King, and the results of King’s operations are not reflected in our consolidated financial statements as of and for the twelve months ended December 31, 2010.

•

On February 7, 2011 we announced that we have entered into a definitive agreement to purchase the Ferrosan consumer healthcare business, which is principally comprised of dietary supplement products, including multivitamins, probiotics and Omega-3 fish oils. Ferrosan markets its products in the Nordic region as well as Russia, Turkey and many countries in Central and Eastern Europe. The transaction, which is subject to customary closing conditions, including regulatory approval in certain jurisdictions, is expected to close during the second quarter of 2011.

•

On November 8, 2010 we consummated our partnership to develop and commercialize generic medicines with Laboratório Teuto Brasileiro S.A. (Teuto) a leading generics company in Brazil. As part of the transaction, we acquired a 40 percent equity stake in Teuto, and the companies entered into a series of commercial agreements. The partnership is expected to enhance our position in Brazil, a key emerging market, by providing access to Teuto’s portfolio of products. Through this partnership, we expect to also have access to significant distribution networks in rural and suburban areas in Brazil and the opportunity to register and commercialize Teuto’s products in various markets outside of Brazil. Under the terms of our purchase agreement with Teuto, we made an upfront payment at the closing of approximately $230 million (subject to certain post-closing adjustments). In addition, Teuto will be eligible to receive a

2010 Financial Report	7

Financial Review

Pfizer Inc. and Subsidiary Companies

performance-based milestone payment from us in 2012 of up to approximately $200 million. We have an option to acquire the remaining 60 percent of Teuto’s shares beginning in 2014, and Teuto’s shareholders have an option to sell their 60 percent stake to us beginning in 2015.

We are accounting for our interest in Teuto as an equity method investment due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest. Our investment in Teuto is reported as a private equity investment in Long-term investments and loans in our consolidated balance sheet as of December 31, 2010. Our share of Teuto’s income and expenses is recorded in Other deductions—net. See also Notes to Consolidated Financial Statements—Note 3E. Other Significant Transactions and Events: Equity-Method Investments.

•

On October 18, 2010, we entered into a strategic global agreement with Biocon, a biotechnology company based in India, for the worldwide commercialization of Biocon’s biosimilar versions of insulin and insulin analog products: Recombinant Human Insulin, Glargine, Aspart and Lispro. We will have exclusive rights to commercialize these products globally, with certain exceptions, including co-exclusive rights for all of the products with Biocon in Germany, India and Malaysia. We will also have co-exclusive rights with existing Biocon licensees with respect to certain of these products, primarily in a number of developing markets. Biocon will remain responsible for the clinical development, manufacture and supply of these biosimilar insulin products, as well as for regulatory activities to secure approval for these products in various markets. Biocon’s Recombinant Human Insulin formulations are approved in 27 countries in developing markets, and commercialized in 23 of those countries, while Biocon’s Glargine has been launched in its first market, India. Under the terms of the strategic global agreement, we made upfront payments totaling $200 million in the fourth quarter of 2010, of which $100 million was paid to Biocon (recorded in Research and development expenses) and $100 million was paid into an escrow account. The payment into the escrow account will be released to Biocon based on achievement of certain milestones. Biocon also is eligible to receive additional development and regulatory milestone payments of up to $150 million and will receive additional payments based on our sales of Biocon’s four insulin biosimilar products across global markets.

•

On October 6, 2010, we completed our acquisition of FoldRx Pharmaceuticals, Inc. (FoldRx), a privately held drug discovery and clinical development company, whose portfolio includes clinical and preclinical programs for investigational compounds to treat diseases caused by protein misfolding. FoldRx’s lead product candidate, tafamidis meglumine, is in registration in both the U.S. and the EU as a first-in-class oral therapy for the treatment of transthyretin amyloid polyneuropathy (ATTR-PN), a progressively fatal genetic neurodegenerative disease, for which liver transplant is the only treatment option currently available. The total consideration for the acquisition was approximately $400 million, which consisted of an upfront payment to FoldRx’s shareholders of about $200 million and contingent consideration with an estimated acquisition-date fair value of about $200 million. The contingent consideration consists of up to $455 million in additional payments that are contingent upon the attainment of future regulatory and commercial milestones. For additional information see Notes to Consolidated Financial Statements—Note 3D. Other Significant Transactions and Events: Acquisitions.

•

On October 15, 2009 (the acquisition date), we acquired all of the outstanding equity of Wyeth in a cash-and-stock transaction, valued, based on the closing market price of Pfizer common stock on the acquisition date, at $50.40 per share of Wyeth common stock, or a total of approximately $68 billion. In connection with our acquisition of Wyeth, we are required to divest certain animal health assets. Certain of these assets were sold in 2009. In addition, in 2010, we completed the divestiture of certain animal health products and related assets in Australia, China, the EU, Switzerland and Mexico. It is possible that additional divestitures of animal health assets may be required based on ongoing regulatory reviews in other jurisdictions worldwide, but they are not expected to be significant to our business. For additional information related to our acquisition of Wyeth, see the “Acquisition of Wyeth” section of this Financial Review and see Notes to Consolidated Financial Statements—Note 2. Acquisition of Wyeth.

•

In April 2009, we announced that we entered into an agreement with GlaxoSmithKline plc (GSK) to create a new company focused solely on research, development and commercialization of human immunodeficiency virus (HIV) medicines. The transaction closed on October 30, 2009, and the new company, ViiV Healthcare Limited (ViiV), began operations on November 2, 2009. We and GSK have contributed certain HIV-related product and pipeline assets to the new company. ViiV has a broad product portfolio of 11 marketed products, including innovative leading therapies such as Combivir and Kivexa products and Selzentry/Celsentri (maraviroc), and has a pipeline of six innovative and targeted medicines, including four compounds in Phase 2 development. ViiV has contracted R&D and manufacturing services directly from GSK and us and also has entered into a research alliance agreement with GSK and us. Under this alliance, ViiV is investing in our and GSK’s programs for discovery research and development into HIV medicines. ViiV has exclusive rights of first negotiation in relation to any new HIV-related medicines developed by either GSK or us. We recorded a pre-tax gain of $482 million in connection with the formation of the new company and we currently hold a 15% equity interest and GSK holds an 85% equity interest. The equity interests will be adjusted in the event that specified sales and regulatory milestones are achieved. Our equity interest in ViiV could vary from 9% to 30.5%, and GSK’s equity interest could vary from 69.5% to 91%, depending upon the milestones achieved with respect to the original pipeline assets contributed by us and by GSK to ViiV. Each company may also be entitled to preferential dividend payments to the extent that specific sales thresholds are met in respect of the marketed products and pipeline assets originally contributed. For additional information on our investment in ViiV, see Notes to Consolidated Financial Statements—Note 3E. Other Significant Transactions and Events: Equity-Method Investments.

•

In December 2008, we entered into an agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) to develop, commercialize and supply Xiapex, a novel, first-in-class biologic, for the treatment of Dupuytren’s contracture and Peyronie’s disease. Under the collaboration agreement with Auxilium, we will receive exclusive rights to commercialize Xiapex in the EU and 19 other European and Eurasian countries. We submitted an application for Xiapex for the treatment of Dupuytren’s contracture in the EU in December 2009. Under the agreement with Auxilium, we made an upfront payment of $75 million in 2008 and a $15 million milestone payment in 2010, which is included in Research and development expenses in 2008. We also may make additional payments to Auxilium of up to approximately $400 million based upon regulatory and commercialization milestones, as well as additional milestone payments based upon the successful commercialization of the product.

8	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

•	In the fourth quarter of 2008, we completed the acquisition of a number of animal health product lines from Schering-Plough Corporation (Schering-Plough) for approximately $170 million.

•

In October 2008, an agreement with Medivation, Inc. (Medivation) to develop and commercialize Latrepirdine (Dimebon), Medivation’s investigational drug for treatment of Alzheimer’s disease and Huntington’s disease went into effect. Latrepirdine currently is being evaluated in a Phase 3 trial in patients with mild-to-moderate Alzheimer’s disease and in a Phase 3 trial in patients with Huntington’s disease. Under the collaboration agreement with Medivation, we made an upfront payment of $225 million, which is included in Research and development expenses in 2008. We also agreed to make additional payments of up to $500 million based upon development and regulatory milestones, as well as additional milestone payments based upon the successful commercialization of the product.

•

In the second quarter of 2008, we acquired Encysive Pharmaceuticals Inc. (Encysive), a biopharmaceutical company whose main product was Thelin, through a tender offer, for approximately $200 million, including transaction costs (see the “Product Developments-Biopharmaceutical” section of this Financial Review and Notes to Consolidated Financial Statements—Note 3B. Other Significant Transactions and Events: Asset Impairment Charges). In addition, in the second quarter of 2008, we acquired Serenex, Inc. (Serenex), a privately held biotechnology company. In connection with these acquisitions, we recorded approximately $170 million in Acquisition-related in-process research and development charges and approximately $450 million in intangible assets in 2008.

•

In the second quarter of 2008, we entered into an agreement with a subsidiary of Celldex for an exclusive worldwide license to CDX-110, an experimental therapeutic vaccine in Phase 2 development for the treatment of glioblastoma multiforme, and exclusive rights to the use of EGFRvIII vaccines in other potential indications. Under the license and development agreement, an upfront payment was made in 2008. In September 2010, we terminated this agreement.

•

In the first quarter of 2008, we acquired CovX, a privately held biotherapeutics company, and we acquired all the outstanding shares of Coley Pharmaceutical Group, Inc., (Coley), a biopharmaceutical company. In connection with these and two smaller acquisitions related to Animal Health, we recorded approximately $440 million in Acquisition-related in-process research and development charges in 2008. In 2010 and 2009, we resolved certain contingencies and met certain milestones associated with CovX and recorded $125 million in 2010 and $68 million in 2009 of Acquisition-related in-process research and development charges.

Our Financial Guidance for 2011

We forecast 2011 revenues of $66.0 billion to $68.0 billion, Reported diluted earnings per common share (EPS) of $1.09 to $1.24 and Adjusted diluted EPS of $2.16 to $2.26. The current exchange rates assumed in connection with the 2011 financial guidance are the mid-January 2011 exchange rates. For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.

A reconciliation of 2011 Adjusted income and Adjusted diluted EPS guidance to 2011 Reported Net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance follows:

FULL-YEAR 2011 GUIDANCE
(BILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	NET INCOME(a)	DILUTED EPS(a)
Adjusted income/diluted EPS(b) guidance	~$17.1-$17.9	~$2.16-$2.26
Purchase accounting impacts of transactions completed as of 12/31/10	(4.7)	(0.59)
Acquisition-related costs	(1.9-2.2)	(0.25-0.28)
Non-acquisition-related restructuring costs(c)	(1.4-1.6)	(0.18-0.20)
Reported Net income attributable to Pfizer Inc./diluted EPS guidance	~$8.6-$9.9	~$1.09-$1.24

(a)

Assumes the completion of the acquisition of all remaining shares of King Pharmaceuticals, Inc., but does not assume the completion of any other business-development transactions not completed as of December 31, 2010. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2010.

(b)	For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.
(c)

Amounts relate to actions to be taken in connection with our planned reduction in R&D spending, including our realigned R&D footprint. In our reconciliation between Net income attributable to Pfizer Inc., as reported under principles generally accepted in the United States of America (U.S. GAAP), and Adjusted income, these amounts will be categorized as Certain Significant Items.

For a description of the savings and costs associated with our integration of Wyeth and our new Research and Development productivity initiative, please see “Our Financial Targets for 2012” below.

Our 2011 financial guidance is subject to a number of factors and uncertainties—as described in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review and in Part I, Item 1A, “Risk Factors”, of our 2010 Annual Report on Form 10-K.

Our Financial Targets for 2012

At exchange rates in effect in mid-January 2011, we are targeting 2012 revenues of $63.0 billion to $65.5 billion, Reported diluted EPS between $1.58 and $1.73 and Adjusted diluted EPS between $2.25 and $2.35. For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.

2010 Financial Report	9

Financial Review

Pfizer Inc. and Subsidiary Companies

A reconciliation of 2012 Adjusted income and Adjusted diluted EPS targets to 2012 Reported Net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders targets follows:

FULL-YEAR 2012 TARGETS
(BILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	NET INCOME(a),(b)	DILUTED EPS(a), (b)
Adjusted income/diluted EPS(c) targets	~$17.2-$17.9	~$2.25-$2.35
Purchase accounting impacts of transactions completed as of 12/31/10	(3.8)	(0.50)
Acquisition-related costs	(0.7-1.0)	(0.09-0.12)
Non-acquisition-related restructuring costs(d)	(0.3-0.4)	(0.03-0.05)
Reported Net income attributable to Pfizer Inc./diluted EPS targets	~$12.0-$13.1	~$1.58-$1.73

(a)

Assumes the completion of the acquisition of all remaining shares of King Pharmaceuticals, Inc., but does not assume the completion of any other business-development transactions not completed as of December 31, 2010. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2010.

(b)

Given the longer-term nature of these targets, they are subject to greater variability and less certainty as a result of potential material impacts related to foreign exchange fluctuations, macroeconomic activity including inflation, and industry-specific challenges including changes to government healthcare policy, among others.

(c)	For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.
(d)

Amounts relate to actions to be taken in connection with our planned reduction in R&D spending, including our realigned R&D footprint. In our reconciliation between Net income attributable to Pfizer Inc., as reported under U.S. GAAP, and Adjusted income, these amounts will be categorized as Certain Significant Items.

We expect to generate cost reductions associated with the Wyeth acquisition, net of investments in the business, of approximately $4 billion to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 pro forma combined adjusted total costs of the legacy Pfizer and legacy Wyeth operations. (For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.) We achieved more than $2 billion of these cost savings in 2010. For a description of the associated costs, expected to range from $2.0 billion to $4.0 billion during 2011 and 2012, see the “Costs and Expenses—Cost-Reduction and Productivity Initiatives and Related Costs” section of this Financial Review.

In addition, we expect to generate significant reductions in our annual research and development expenses by the end of 2012. Specifically, we expect adjusted R&D expenses to be approximately $8.0 billion to $8.5 billion in 2011 and approximately $6.5 billion to $7.0 billion in 2012 (for an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review). For a description of the associated costs, expected to range from $2.2 billion to $2.9 billion during 2011 and 2012, see the “Costs and Expenses—Cost-Reduction and Productivity Initiatives and Related Costs” section of this Financial Review.

For further information on our research and development strategy, see also the “Our Strategy” section this Financial Review.

Our 2012 financial targets are subject to a number of factors and uncertainties—as described in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review and in Part I, Item 1A, “Risk Factors”, of our 2010 Annual Report on Form 10-K.

Accounting Policies

We consider the following accounting policies important in understanding our operating results and financial condition. For additional accounting policies, see Notes to Consolidated Financial Statements––Note 1. Significant Accounting Policies.

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

We regularly evaluate our estimates and assumptions, using historical experience and other factors, including the economic environment. Our estimates often are based on complex judgments, probabilities and assumptions that we believe to be reasonable but that are inherently uncertain and, in some cases, unpredictable.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic downturns, can increase the uncertainty already inherent in our estimates and assumptions. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes will generally be reflected in our financial statements on a prospective basis unless they are required to be treated retrospectively under the relevant accounting standard. Although we believe our estimates are reasonable and our assumptions supportable, it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative

10	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

estimated amounts. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. These and other risks and uncertainties are discussed throughout this Financial Review, particularly in the sections “Our Operating Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results”, and in Part I, Item 1A, “Risk Factors” of our 2010 Annual Report on Form 10-K.

Contingencies

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental, and tax litigations and claims; government investigations; and other legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that we conclude their occurrence is probable and that the related liabilities are estimable, and we record anticipated recoveries under existing insurance contracts when assured of recovery. For tax matters, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a “more-likely-than-not” standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not (see Notes to Consolidated Financial Statements––Note 7D. Taxes on Income: Tax Contingencies). We also evaluate tax matters that are sustainable under the “more-likely-than-not” standard in determining our accruals for income tax contingencies. We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.

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

Contingent consideration is included within the acquisition cost and is recognized at its fair value on acquisition date. A liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. Changes in fair value are recognized in earnings.

Fair Value

We often are required to measure certain assets and liabilities at fair value, either upon initial measurement or for subsequent accounting or reporting. For example, we use fair value extensively in the initial measurement of net assets acquired in a business combination and when accounting for and reporting on certain financial instruments. We estimate fair value using an exit price approach, which requires, among other things, that we determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of assets and, for liabilities, assuming the risk of non-performance will be the same before and after the transfer. Many, but not all, of our financial instruments are carried at fair value. In addition, as required under accounting rules for business combinations, most of the assets acquired and liabilities assumed from Wyeth on October 15, 2009 have been recorded at their estimated fair values as of the acquisition date (see the “Acquisition of Wyeth” section of this Financial Review for additional information). For additional information on the valuation approaches allowed under U.S. GAAP to determine fair value, including a description of the inputs used, see Notes to Consolidated Financial Statements––Note 1F. Significant Accounting Polices: Fair Value. Also, for information on the use of fair value for our financial instruments, see Notes to Consolidated Financial Statements—Note 9. Financial Instruments.

Revenues

Revenue Recognition—We record revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as rebates, discounts and incentives, and product returns. When we cannot reasonably estimate the amount of future product returns, we record revenues when the risk of product return has been substantially eliminated. We record sales of certain of our vaccines to the U.S. government as part of the Pediatric Vaccine Stockpile program. These rules require that for fixed commitments made by the U.S. government we record revenues when risk of ownership of the completed product has been passed to the U.S. government. There are no specific performance obligations associated with products sold under this program.

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

2010 Financial Report	11

Financial Review

Pfizer Inc. and Subsidiary Companies

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

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which result from a complex series of judgments about future events and uncertainties (see the “Accounting Policies––Estimates and Assumptions” section of this Financial Review). The assumptions and actuarial estimates required to estimate the employee benefit obligations for the defined benefit and postretirement plans may include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on assets; and healthcare cost trend rates. Our assumptions reflect our historical experiences and our best judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of our benefit plans can materially impact our results of operations.

The following table shows the expected versus actual rate of return on plan assets and the discount rate used to determine the benefit obligations for the U.S. qualified pension plans:

	2010	2009	2008
Expected annual rate of return	8.5%	8.5%	8.5%
Actual annual rate of return	10.8	14.2	(20.7)
Discount rate	5.9	6.3	6.4

As a result of the global financial market downturn during 2008, the fair value of the assets held in our pension plans decreased by approximately 21% in 2008 and we estimate those losses will be amortized over a 10-year period. We maintained our expected long-term return on plan assets of 8.5% in 2010 for our U.S. pension plans, which impacts net periodic benefit cost. In early 2009, in order to reduce the volatility of our plan funded status and the probability of future contribution requirements, we shifted from an explicit target asset allocation to asset allocation ranges. However, we did not significantly change the asset allocation during 2009 and the allocation was largely consistent with that of 2008. No further changes to the strategic asset allocation were made in 2010 and, therefore, we maintained the 8.5% expected long-term rate of return on assets in 2010.

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

12	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Holding all other assumptions constant, the effect of a 0.5 percentage-point decline in the return-on-assets assumption would increase our 2011 U.S. qualified pension plans’ pre-tax expense by approximately $49 million.

The discount rate used in calculating our U.S. defined benefit plan obligations as of December 31, 2010, is 5.9%, which represents a 0.4 percentage-point decrease from our December 31, 2009, rate of 6.3%. The discount rate for our U.S. defined benefit plans is based on a bond model constructed from a portfolio of high-quality corporate bonds rated AA or better for which the timing and amount of cash flows approximate the estimated payouts of the plans. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better, including where there is sufficient data, a yield curve approach. Holding all other assumptions constant, the effect of a 0.1 percentage-point decrease in the discount rate assumption would increase our 2011 U.S. qualified pension plans’ pre-tax expense by approximately $27 million and increase the U.S. qualified pension plans’ projected benefit obligations as of December 31, 2010, by approximately $221 million.

Asset Impairment Reviews—Long-Lived Assets

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

Examples of events or circumstances that may be indicative of impairment include:

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

•

A projection or forecast that demonstrates losses or reduced profits associated with an asset. This could result, for example, from a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability. This also could result from the introduction of a competitor’s product that results in a significant loss of market share or the inability to achieve the previously projected revenue growth, as well as the lack of acceptance of a product by patients, physicians and payers. For IPR&D projects, this could result from, among other things, a change in outlook based on clinical trial data, a delay in the projected launch date or additional expenditures to commercialize the product.

When determining fair value, any single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions (see the “Accounting Policies—Estimates and Assumptions” section of this Financial Review). Although we believe that our judgments and assumptions are reasonable, the judgments made in determining an estimate of fair value can materially impact our results of operations.

Our impairment review process is described in the Notes to Consolidated Financial Statements—Note 1L. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets and, for deferred tax assets, in Note 1P. Significant Accounting Policies: Deferred Tax Assets and Income Tax Contingencies.

Intangible Assets Other than Goodwill

As a result of our intangible asset impairment review work, described in detail below, we recognized a number of impairments of intangible assets other than goodwill.

During 2010, we recorded the following intangible asset impairment charges in Other deductions—net:

•

$1.8 billion related to intangible assets acquired from Wyeth primarily as a result of our updated estimate of the fair value of these assets as compared with their assigned fair values as of the Wyeth acquisition date, October 15, 2009. Our updated forecasts reflected, among other things, the following: for IPR&D assets, the impact of changes to the development programs, the projected development and regulatory timeframes and the risk associated with these assets; for Brand assets, the current competitive environment and planned investment support; and, for Developed Technology Rights, an increased competitive environment.

•	Approximately $300 million related to our product Thelin as a result of our decisions to voluntarily withdraw Thelin in regions where it is approved and to discontinue clinical studies worldwide.

Of these amounts, about $1.4 billion related to our Biopharmaceutical segment and about $700 million related to our Diversified segment.

During 2009, we recorded $417 million in asset impairment charges primarily associated with certain materials used in our research and development activities in our Biopharmaceutical segment that were no longer considered recoverable.

Accounting Policy and Specific Procedures

•

For finite-lived intangible assets, such as Developed Technology Rights, whenever impairment indicators are present, we perform a review for impairment. We calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate.

2010 Financial Report	13

Financial Review

Pfizer Inc. and Subsidiary Companies

•

For indefinite-lived intangible assets, such as Brands and IPR&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any. In addition, in all cases of an impairment review other than for IPR&D assets, we re-evaluate whether continuing to characterize the asset as indefinite-lived is appropriate.

When we are required to determine the fair value of intangible assets other than goodwill, we use an income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We start with a forecast of all the expected net cash flows associated with the asset, which includes the application of a terminal value for indefinite-lived assets, and then we apply an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections and the impact of technological risk associated with in-process research and development assets as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

Future Impairment Risks

While all intangible assets other than goodwill can confront events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include in-process research and development assets ($3.4 billion as of December 31, 2010) and newly acquired or recently impaired indefinite-lived assets ($7.4 billion as of December 31, 2010). In-process research and development assets are high-risk assets, as research and development is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these products can negatively impact our ability to recover the carrying value and can result in an impairment loss.

One of our indefinite-lived Biopharmaceutical assets, Xanax, has a fair value that is only marginally higher than its $1.4 billion carrying value and is therefore at risk for future impairment. Any negative change in the undiscounted cash flows, discount rate and/or tax rate could result in an impairment charge. Xanax, which was launched in the mid 1980’s and acquired in 2003, must continue to remain competitive against its generic challengers or the associated asset may become impaired. We will continue to closely monitor this asset.

Goodwill

As a result of our goodwill impairment review work, described in detail below, none of our goodwill is impaired as of December 31, 2010, and we do not believe the risk of impairment is significant at this time.

Accounting Policy and Specific Procedures

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

In determining the fair value of a reporting unit, as appropriate for the individual reporting unit, we may use the market approach, the income approach or a weighted-average combination of both approaches.

•	The market approach is a historical approach to estimating fair value and relies primarily on external information. Within the market approach are two methods that we may use:

¡

Guideline public company method—this method employs market multiples derived from market prices of stocks of companies that are engaged in the same or similar lines of business and that are actively traded on a free and open market and the application of the identified multiples to the corresponding measure of our reporting unit’s financial performance.

¡

Guideline transaction method—this method relies on pricing multiples derived from transactions of significant interests in companies engaged in the same or similar lines of business and the application of the identified multiples to the corresponding measure of our reporting unit’s financial performance.

The market approach is only appropriate when the available external information is robust and deemed to be a reliable proxy for the specific reporting unit being valued; however, these assessments may prove to be incomplete or inaccurate. Some of the more significant estimates and assumptions inherent in this approach include: the selection of appropriate guideline companies and transactions and the determination of applicable premiums and discounts based on any differences in ownership percentages, ownership rights, business ownership forms or marketability between the reporting unit and the guideline companies and transactions.

•

The income approach is a forward-looking approach to estimating fair value and relies primarily on internal forecasts. Within the income approach, the method that we use is the discounted cash flow method. We start with a forecast of all the expected net cash flows associated with the reporting unit, which includes the application of a terminal value, and then we apply a reporting unit-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of technological risk and competitive, legal and/or regulatory forces on the projections as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

14	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Specifically, our 2010 goodwill impairment assessment involved the following:

•

To estimate the fair value of our Biopharmaceutical reporting unit, we used a combination of approaches and methods. We used the income approach and the market approach, which were weighted 75% and 25% respectively, in our analysis. We relied more on the income approach due to the size of our Biopharmaceutical reporting unit within the pharmaceutical market. For the income approach, we used the discounted cash flow method and for the market approach, we used the guideline public company method.

•

To estimate the fair value of our Consumer Healthcare reporting unit, we used a combination of approaches and methods. We used the income approach and the market approach, which were weighted equally in our analysis. We weighted them equally as we have equal confidence in the appropriateness of the approaches for our Consumer Healthcare reporting unit. For the income approach, we used the discounted cash flow method and for the market approach, we used both the guideline public company method and the guideline transaction method, which were weighted equally to arrive at our market approach value.

•	To estimate the fair value of our Nutrition, Animal Health and Capsugel reporting units, we used the income approach, relying exclusively on the discounted cash flow method.

•

As a test of the reasonableness of our valuation results, we also performed sensitivity analyses and reconciled the aggregate fair value of our reporting units to an estimate of the market value of our company.

Future Impairment Risks

While all reporting units can confront events and circumstances that can lead to impairment, in general, reporting units that are most at risk of goodwill impairment are reporting units that are newly acquired, such as our Consumer Healthcare and Nutrition reporting units, which were acquired as part of our acquisition of Wyeth in 2009. Because we did not have a Consumer Healthcare or Nutrition reporting unit immediately prior to the acquisition, the assets and liabilities of both reporting units, in their entirety, were recorded at their fair value as of the acquisition date. As such, immediately after the acquisition date, even small declines in the outlook for these reporting units can negatively impact our ability to recover the associated goodwill. Also, the asset impairments in these reporting units were carefully considered during our goodwill impairment review process, as part of understanding the future expectations for these reporting units. At the end of 2010,

•

For our Consumer Healthcare reporting unit, we estimate that it would take a significant negative change in the undiscounted cash flows, the discount rate and/or the market multiples in the consumer industry for the Consumer Healthcare reporting unit goodwill to be impaired. Our Consumer Healthcare reporting unit performance and consumer healthcare industry market multiples are highly correlated with the overall economy and our specific performance is also dependent on our and our competitors’ innovation and marketing effectiveness, and on regulatory developments affecting claims, formulations and ingredients of our products.

•

For our Nutrition reporting unit, we estimate that it would take a significant negative change in the undiscounted cash flows and/or the discount rate for the Nutrition reporting unit goodwill to be impaired. Our Nutrition reporting unit performance is dependent on our ability to organically expand our share within a steady growing market.

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review.

Acquisition of Wyeth

Description of Transaction

On October 15, 2009 (the acquisition date), we acquired all of the outstanding equity of Wyeth in a cash-and-stock transaction, valued at the acquisition date at approximately $68 billion. In 2009, we recorded provisional amounts for the assets acquired and liabilities assumed, which were adjusted in the first year after the acquisition date (measurement period adjustments). See Notes to Consolidated Financial Statements––Note 2. Acquisition of Wyeth.

Wyeth’s core business was the discovery, development, manufacture and sale of prescription pharmaceutical products, including vaccines, for humans. Other operations of Wyeth included the discovery, development, manufacture and sale of consumer healthcare products (over-the-counter products), nutritionals and animal health products. Our acquisition of Wyeth has made us a more diversified healthcare company, with product offerings in human, animal, and consumer health, including vaccines, biologics, small molecules and nutrition across developed and emerging markets. The acquisition of Wyeth also added to our pipeline of biopharmaceutical development projects endeavoring to develop medicines to help patients in critical areas, including oncology, pain, inflammation, Alzheimer’s disease, psychoses and diabetes.

Recording of Assets Acquired and Liabilities Assumed

The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet.

While most assets and liabilities were measured at fair value, a single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. Our judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.

2010 Financial Report	15

Financial Review

Pfizer Inc. and Subsidiary Companies

The table below summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date, as well as adjustments made in the first year after the acquisition date to the amounts initially recorded in 2009 (measurement period adjustments). The measurement period adjustments primarily affected intangible assets, including IPR&D assets, inventories and the net tax accounts. The adjustments for identifiable intangible assets consist of adjustments recorded to reflect changes in the estimated fair values of certain intangibles (IPR&D, Brands and Developed Technology Rights), and the related impacts on the associated inventories and deferred tax accounts. These adjustments were made largely to better reflect market participant assumptions about facts and circumstances existing as of the acquisition date, such as the following: for IPR&D assets, long-term expectations as to patient population, general market potential, and the risk associated with these assets; for Brand assets, consensus views of the competitive environment, as well as market potential; and, for Developed Technology Rights, expected revenues after loss of exclusivity. The measurement period adjustments did not result from intervening events subsequent to the acquisition date.

The measurement period adjustments did not have a significant impact on our earnings, balance sheets or cash flows in any period and, therefore, we have not retrospectively adjusted our financial statements. In addition, neither the measurement period adjustments nor the underlying scientific and market data leading to the changes impacted our financial guidance for 2011 or our financial targets for 2012 (see the “Our Financial Guidance for 2011” and “Our Financial Targets for 2012” sections of this Financial Review).

The following table summarizes the recording of the assets acquired and liabilities assumed as of the acquisition date:

(MILLIONS OF DOLLARS)	AMOUNTS PREVIOUSLY RECOGNIZED AS OF ACQUISITION DATE (PROVISIONAL)(a)	MEASUREMENT PERIOD ADJUSTMENTS	AMOUNTS RECOGNIZED AS OF ACQUISITION DATE (FINAL)
Working capital, excluding inventories(b)	$16,342	$24	$16,366
Inventories	8,388	(417)	7,971
Property, plant and equipment	10,054	(216)	9,838
Identifiable intangible assets, excluding in-process research and development	37,595	(1,533)	36,062
In-process research and development	14,918	(1,096)	13,822
Other noncurrent assets	2,394	—	2,394
Long-term debt	(11,187)	—	(11,187)
Benefit obligations	(3,211)	36	(3,175)
Net tax accounts(c)	(24,773)	1,035	(23,738)
Other noncurrent liabilities	(1,908)	—	(1,908)
Total identifiable net assets	48,612	(2,167)	46,445
Goodwill(d)	19,954	2,163	22,117
Net assets acquired	68,566	(4)	68,562
Less: Amounts attributable to noncontrolling interests	(330)	4	(326)
Total consideration transferred	$68,236	$—	$68,236

(a)	As previously reported in Pfizer’s 2009 Annual Report on Form 10-K.
(b)	Includes cash and cash equivalents, short-term investments, accounts receivable, other current assets, assets held for sale, accounts payable and other current liabilities.
(c)

As of the acquisition date, included in Taxes and other current assets ($1.2 billion), Taxes and other noncurrent assets ($2.8 billion), Income taxes payable ($500 million), Other current liabilities ($11.1 billion), Noncurrent deferred tax liabilities ($14.0 billion) and Other taxes payable ($2.1 billion, including accrued interest of $300 million).

(d)	Goodwill recognized as of the acquisition date totaled $19,340 million for our Biopharmaceutical segment and $2,777 million for our Diversified segment.

Below is a summary of the methodologies and significant assumptions used in estimating the fair value of certain classes of assets and liabilities of Wyeth, as well as other information about recorded amounts.

•

Financial instruments—Our valuation approach was consistent with our valuation methodologies used for our legacy Pfizer financial instruments. For additional information on the valuation of our financial instruments, see Notes to Consolidated Financial Statements––Note 9. Financial Instruments.

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

¡	Raw materials and supplies—Estimated cost to replace the raw materials and supplies.

16	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

The amounts recorded for the major components of acquired inventories are as follows:

(MILLIONS OF DOLLARS)	AMOUNTS RECOGNIZED AS OF ACQUISITION DATE
Finished goods	$2,596
Work in process(a)	4,969
Raw materials	406
Total Inventories	$7,971

(a)

As of the acquisition date, includes pre-launch inventory associated with Prevnar/Prevenar 13 Infant, which did not launch until 2010. Prevnar/ Prevenar 13 Infant was approved by the EU member states in December 2009 and in the U.S. in February 2010.

The fair value of inventory is recognized in our results of operations as the inventory is sold. Some of the more significant estimates and assumptions inherent in the estimate of the fair value of inventory include stage of completion, costs to complete, costs to dispose and selling price. All of these judgments and estimates can materially impact our results of operations.

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

¡	Machinery and Equipment—Replacement cost.

¡	Furniture and Fixtures—Replacement cost.

¡	Construction in Progress—Replacement cost, generally assumed to equal historical book value.

The amounts recorded for the major components of acquired property, plant and equipment are as follows:

(MILLIONS OF DOLLARS)	USEFUL LIFE (YEARS)	AMOUNTS RECOGNIZED AS OF ACQUISITION DATE
Land	—	$303
Buildings	33 1/3-50	5,135
Machinery and equipment	8-20	3,068
Furniture and fixtures	3-12 1/2	443
Construction in progress	—	889
Total Property, plant and equipment		$9,838

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

2010 Financial Report	17

Financial Review

Pfizer Inc. and Subsidiary Companies

The amounts recorded for the major components of acquired identifiable intangible assets are as follows:

(MILLIONS OF DOLLARS)	AMOUNTS RECOGNIZED AS OF ACQUISITION DATE	WEIGHTED- AVERAGE USEFUL LIVES (YEARS)
Developed technology rights—finite-lived	$27,065	12
Brands—finite-lived	615	14
Brands—indefinite-lived	7,993	—
In-process research and development—indefinite-lived(a)	13,822	—
Other—finite-lived	389	4
Total	$49,884

(a)

Includes $9.9 billion associated with Prevnar/Prevenar 13 Infant. Prevenar 13 Infant was approved by the EU member states in December 2009 and as a result, was reclassified to Developed technology rights––finite-lived. Prevnar 13 Infant was approved in the U.S. in February 2010.

¡

Developed Technology Rights—Developed technology rights include the right to develop, use, market, sell and/or offer for sale a product, compound or other intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. Developed Technology Rights acquired include Enbrel, and to a lesser extent, Premarin and Effexor, among others. As of the acquisition date, Prevnar/Prevenar 13 Infant was classified in IPR&D, but received regulatory approval in a major market in December 2009. As a result, we reclassified the asset from IPR&D to Developed Technology Rights—finite-lived and began to amortize the asset.

¡

Brands—Brands generally represent the value associated with tradenames and know-how, as the products themselves usually no longer receive patent protection. Brands acquired include Advil, Centrum, Robitussin, Caltrate, ChapStick, Preparation H, 1st Age Nutrition, 2nd Age Nutrition and 3rd Age Nutrition, among others.

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

As of the acquisition date, IPR&D included Prevnar/Prevenar 13 Infant (see below), and to a lesser extent, Prevnar/Prevenar 13 Adult, and Neratinib (treatment of cancer), among others (see the “Analysis of Consolidated Statements of Income: Product Developments––Biopharmaceutical: New Drug Candidates in Late-Stage Development” section of this Financial Review). In December 2009, Prevnar/Prevenar 13 Infant received regulatory approval in a major market and, as a result, we reclassified the asset from IPR&D to Developed Technology Rights and began to amortize the asset.

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

18	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

The discount rates used in the intangible asset valuations ranged from 9% to 17%, and the estimated cash flows were projected over periods extending up to 20 years or more. For IPR&D assets, the PTRS rates ranged from 4% to 90%. Within this broad range, we recorded approximately $600 million of assets with a PTRS of up to 25%; approximately $500 million of assets with a PTRS of 26% to 50%; approximately $500 million of assets with a PTRS of 51% to 75%; and approximately $12.2 billion of assets with a PTRS above 75% (which includes Prevnar/Prevenar 13 for Infant and Adult). All of these judgments and estimates can materially impact our results of operations.

For IPR&D assets, the risk of failure has been factored into the fair value measure and there can be no certainty that these assets ultimately will yield a successful product. The nature of the biopharmaceutical business is high-risk and requires that we invest in a large number of projects as a mechanism for achieving a successful portfolio of approved products. As such, it is likely that many of the IPR&D assets will become impaired and be written off at some time in the future (also see the “Accounting Policies—Asset Impairment Reviews—Long-Lived Assets” section of this Financial Review and Notes to Consolidated Financial Statements—Note 3B. Other Significant Transactions and Events: Asset Impairment Charges).

•

Other Matters, including Contingencies––In the ordinary course of business, Wyeth incurred liabilities for environmental, legal and tax matters as well as guarantees/indemnifications. These matters may have included contingencies. Generally, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date and (ii) the amount of the asset or liability can be reasonably estimated.

¡

Environmental Matters—In the ordinary course of business, Wyeth incurred liabilities for environmental matters such as remediation work, asset retirement obligations, and environmental guarantees and indemnifications. Virtually all liabilities for environmental matters, including contingencies, were measured at fair value and approximated $570 million as of the acquisition date.

¡

Legal Matters—Wyeth was involved in various legal proceedings, including product liability, patent, commercial, environmental, antitrust matters and government investigations of a nature considered normal to its business, (see Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies). Due to the uncertainty of the variables and assumptions involved in assessing the possible outcomes of events related to these items, an estimate of fair value was not determinable. As such, these contingencies were measured under the same “probable and estimable” standard previously used by Wyeth. Liabilities for legal contingencies approximated $1.3 billion as of the acquisition date, which included the recording of additional adjustments of approximately $260 million for legal matters that we intended to resolve in a manner different from what Wyeth had planned or intended.

¡

Tax Matters––In the ordinary course of business, Wyeth incurred liabilities for income taxes. Income taxes are exceptions to both the recognition and fair value measurement principles associated with the accounting for business combinations. Liabilities for income tax continue to be measured under the benefit recognition model as previously used by Wyeth (see Notes to Consolidated Financial Statements––Note 1P. Significant Accounting Policies: Deferred Tax Assets and Income Tax Contingencies). Net liabilities for income taxes approximated $23.7 billion as of the acquisition date, which included $1.8 billion for uncertain tax positions (not including $300 million of accrued interest). The net tax liability included the recording of additional adjustments of approximately $14.4 billion for the tax impact of fair value adjustments and $10.5 billion for income tax matters that we intended to resolve in a manner different from what Wyeth had planned or intended. For example, because we planned to repatriate certain overseas funds, we provided deferred taxes on Wyeth’s unremitted earnings, as well as on certain book/tax basis differentials related to investments in certain foreign subsidiaries for which no taxes had been previously provided by Wyeth as it was Wyeth’s intention to permanently reinvest those earnings and investments.

2010 Financial Report	19

Financial Review

Pfizer Inc. and Subsidiary Companies

Analysis of the Consolidated Statements of Income
	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2010	2009	2008	10/09	09/08
Revenues	$67,809	$50,009	$48,296	36	4
Cost of sales	16,279	8,888	8,112	83	10
% of revenues	24.0%	17.8%	16.8%
Selling, informational and administrative expenses	19,614	14,875	14,537	32	2
% of revenues	29.0%	29.7%	30.1%
R&D expenses	9,413	7,845	7,945	20	(1)
% of revenues	13.9%	15.7%	16.5%
Amortization of intangible assets	5,404	2,877	2,668	88	8
% of revenues	8.0%	5.8%	5.5%
Acquisition-related IPR&D charges	125	68	633	84	(89)
% of revenues	0.2%	0.1%	1.3%
Restructuring charges and certain acquisition-related costs	3,214	4,337	2,675	(26)	62
% of revenues	4.7%	8.7%	5.5%
Other deductions—net	4,338	292	2,032	*	(86)
Income from continuing operations before provision for taxes on income	9,422	10,827	9,694	(13)	12
% of revenues	13.9%	21.7%	20.1%
Provision for taxes on income	1,124	2,197	1,645	(49)	34
Effective tax rate	11.9%	20.3%	17.0%
Discontinued operations—net of tax	(9)	14	78	(164)	(81)
Less: Net income attributable to noncontrolling interests	32	9	23	256	(59)
Net income attributable to Pfizer Inc.	$8,257	$8,635	$8,104	(4)	7
% of revenues	12.2%	17.3%	16.8%

Percentages	may reflect rounding adjustments.
*	Calculation not meaningful.

Revenues

Total revenues of $67.8 billion in 2010 increased by approximately $17.8 billion compared to 2009, primarily due to:

•	the inclusion of revenues from legacy Wyeth products of $18.1 billion; and

•	the favorable impact of foreign exchange, which increased revenues by approximately $1.1 billion,

partially offset by:

•	the net revenue decrease from legacy Pfizer products of $1.4 billion resulting primarily from continuing generic competition and the loss of exclusivity on certain products.

Total revenues of $50.0 billion in 2009 increased by approximately $1.7 billion compared to 2008, primarily due to:

•	the inclusion of revenues from legacy Wyeth products of $3.3 billion; and

•	net revenue growth of legacy Pfizer products of $247 million,

partially offset by:

•	the unfavorable impact of foreign exchange, which decreased revenues by approximately $1.8 billion in 2009.

In 2010, Lipitor, Enbrel, Lyrica, Prevnar/Prevenar 13 and Celebrex each delivered at least $2 billion in revenues, while Viagra, Xalatan/Xalacom, Effexor (which lost exclusivity in the U.S. in July 2010), Norvasc, Prevnar/Prevenar (7-valent), Zyvox, Sutent, the Premarin family, Geodon/Zeldox and Detrol/Detrol LA each surpassed $1 billion in revenues.

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

Revenues exceeded $500 million in each of 18 countries outside the U.S. in 2010, in each of 13 countries outside the U.S. in 2009 and in each of 14 countries outside the U.S. in 2008. The increase in the number of countries outside the U.S. in which revenues exceeded $500 million in 2010 was due to the inclusion of revenues from legacy Wyeth products for the full year in 2010. The decrease in the number of countries outside the U.S. in which revenues exceeded $500 million in 2009 was due to the unfavorable impact of foreign exchange. The U.S. was the only country to contribute more than 10% of total revenues in each year.

20	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

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

As is typical in the pharmaceutical industry, our gross product sales are subject to a variety of deductions, that are generally estimated and recorded in the same period that the revenues are recognized, and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations for our pharmaceutical products. These deductions represent estimates of the related obligations and, as such, judgment and knowledge of market conditions and practice are required when estimating the impact of these sales deductions on gross sales for a reporting period. Historically, our adjustments to actual results have not been material to our overall business. On a quarterly basis, our adjustments to actual results generally have been less than 1% of Biopharmaceutical net sales and can result in either a net increase or a net decrease in income. Product-specific rebate charges, however, can have a significant impact on year-over-year individual product growth trends.

Certain deductions from revenues follow:

	YEAR ENDED DECEMBER 31,
(BILLIONS OF DOLLARS)	2010	2009	2008
Medicaid and related state program rebates(a)	$1.3	$0.7	$0.5
Medicare rebates(a)	1.3	0.9	0.8
Performance-based contract rebates(a), (b)	2.6	2.3	2.1
Chargebacks(c)	3.0	2.3	1.9
Total	$8.2	$6.2	$5.3

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.
(b)

Performance-based contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products.

(c)	Chargebacks primarily represent reimbursements to wholesalers for honoring contracted prices to third parties.

The rebates and chargebacks for 2010 were higher than 2009, primarily as a result of:

•	the inclusion of rebates and chargebacks related to legacy Wyeth products;

•	the impact of increased Medicaid rebate rates due to the U.S. Healthcare Legislation, in addition to higher rates for certain products that are subject to rebates; and

•	an increase in chargebacks for our branded products as a result of increasing competitive pressures and increasing sales for certain branded products subject to chargebacks,

partially offset by, among other factors:

•	changes in product mix; and

•	the impact on chargebacks of decreased sales within our generics business.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $3.0 billion as of December 31, 2010 and $2.1 billion as of December 31, 2009, and primarily are all included in Other current liabilities.

Revenues by Business Segment

Effective with the acquisition of Wyeth, we operate in the following two distinct commercial organizations, which constitute our two business segments:

•

Biopharmaceutical consists of the Primary Care, Specialty Care, Oncology, Established Products and Emerging Markets units and includes products that prevent and treat cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye diseases and endocrine disorders, among others. Biopharmaceutical’s segment profit includes costs related to research and development, manufacturing, and sales and marketing activities that are associated with the products in our Biopharmaceutical segment.

•

Diversified includes Animal Health products and services that prevent and treat diseases in livestock and companion animals, including vaccines, parasiticides and anti-infectives; Consumer Healthcare products that include over-the-counter healthcare products such as pain management therapies (analgesics and heat wraps), cough/cold/allergy remedies, dietary supplements, hemorrhoidal care and personal care items; Nutrition products that consist mainly of infant and toddler nutritional products; and Capsugel, which represents our capsule products and services business. Diversified’s segment profit includes costs related to research and development, manufacturing, and sales and marketing activities that are associated with the products in our Diversified segment.

2010 Financial Report	21

Financial Review

Pfizer Inc. and Subsidiary Companies

Revenues by Segment and Geographic Area

Worldwide revenues by segment and geographic area follow:

	YEAR ENDED DECEMBER 31,									% CHANGE
	WORLDWIDE			U.S.			INTERNATIONAL			WORLDWIDE		U.S.		INTERNATIONAL
(MILLIONS OF DOLLARS)	2010(a)	2009(a)	2008	2010(a)	2009(a)	2008	2010(a)	2009(a)	2008	10/09	09/08	10/09	09/08	10/09	09/08
Biopharmaceutical	$58,523	$45,448	$44,174	$25,962	$20,010	$18,817	$32,561	$25,438	$25,357	29	3	30	6	28	—
Diversified	8,966	4,189	3,592	2,981	1,646	1,383	5,985	2,543	2,209	114	17	81	19	135	15
Corporate/Other(b)	320	372	530	103	93	201	217	279	329	(14)	(30)	11	(54)	(22)	(15)
Total Revenues	$67,809	$50,009	$48,296	$29,046	$21,749	$20,401	$38,763	$28,260	$27,895	36	4	34	7	37	1

(a)

Legacy Wyeth revenues are included for a full year in 2010. 2009 includes revenues from legacy Wyeth products commencing on the Wyeth acquisition date, October 15, 2009, in accordance with Pfizer’s domestic and international year-ends.

(b)	Includes Pfizer CentreSource, which includes contract manufacturing and bulk pharmaceutical chemical sales.

Revenues by Segment and Unit

Worldwide revenues by segment and by unit follow:

	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2010(a)	2009(a),(b)	2008(b)	10/09	09/08
Biopharmaceutical:
Primary Care(c)	$23,328	$22,576	$23,160	3	(3)
Specialty Care(d)	15,021	7,414	6,000	103	24
Established Products(e)	10,098	7,790	7,588	30	3
Emerging Markets(f)	8,662	6,157	6,053	41	2
Oncology(g)	1,414	1,511	1,590	(6)	(5)
Returns adjustment	—	—	(217)	—	*
Total Biopharmaceutical	58,523	45,448	44,174	29	3
Diversified:
Animal Health	3,575	2,764	2,825	29	(2)
Consumer Healthcare	2,772	494	—	*	*
Nutrition	1,867	191	—	*	*
Capsugel	752	740	767	2	(4)
Total Diversified	8,966	4,189	3,592	114	17
Corporate/Other(h)	320	372	530	(14)	(30)
Total Revenues	$67,809	$50,009	$48,296	36	4

(a)

Legacy Wyeth revenues are included for a full year in 2010. 2009 reflects revenues from legacy Wyeth products commencing on the Wyeth acquisition date, October 15, 2009, in accordance with Pfizer’s domestic and international year-ends.

(b)

Within the Biopharmaceutical segment, revenues from South Korea in 2009 and 2008 have been reclassified from the Emerging Markets unit to the appropriate developed market units to conform to the current-year presentation, which reflects the fact that the commercial operations of South Korea, effective January 1, 2010, are managed within the appropriate developed market units.

(c)

The legacy Pfizer Primary Care unit was negatively impacted by 2% in 2010 due the loss of exclusivity of Lipitor in Canada in May 2010 and in Spain in July 2010, as well as by developed Europe pricing pressures and U.S. healthcare reform. These negative impacts were partially offset by the growth from selected brands, including Lyrica, Champix and Celebrex, among others, in key international markets, most notably Japan.

(d)	The legacy Pfizer Specialty Care unit was negatively impacted in 2010 by developed Europe pricing pressures, U.S. healthcare reform and a decline in certain therapeutic markets.
(e)

The legacy Pfizer Established Products unit was negatively impacted by 4% in 2010 due to the loss of exclusivity for Norvasc in Canada in July 2009, which was partially offset by the favorable impact of 1% in 2010 due to the reclassification of Camptosar’s European revenues to the Established Products unit, effective January 1, 2010.

(f)

The legacy Pfizer Emerging Markets unit was negatively impacted in 2010 primarily by the loss of exclusivity of Viagra and Lipitor in Brazil in June and August 2010, respectively and emerging Europe pricing pressures, but positively impacted by growth in key markets, including China and Brazil.

(g)

Legacy Pfizer Oncology unit revenues in 2010 do not include Camptosar’s European revenues due to Camptosar’s loss of exclusivity in Europe in July 2009. The reclassification of those revenues to the Established Products unit effective January 1, 2010, as discussed above, negatively impacted the legacy Pfizer Oncology unit’s performance by 17% in 2010 compared to 2009.

(h)	Includes Pfizer CentreSource, which includes contract manufacturing and bulk pharmaceutical chemical sales.
*	Calculation not meaningful.

Biopharmaceutical Revenues

Biopharmaceutical revenues contributed approximately 86% of our total revenues in 2010 and 91% of our total revenues in 2009 and 2008.

We recorded direct product sales of more than $1 billion for each of 15 Biopharmaceutical products in 2010 and for each of nine legacy Pfizer Biopharmaceutical products in 2009 and 2008. These products represented 60% of our Biopharmaceutical revenues in 2010, 56% of our Biopharmaceutical revenues in 2009 and 60% of our Biopharmaceutical revenues in 2008. We did not record more than $1 billion in revenues for any individual legacy Wyeth product in 2009 as the Wyeth acquisition date was October 15, 2009. While Wyeth’s revenues are not included in our 2008 amounts, as Wyeth had not yet been acquired, Wyeth had five products with direct product revenues of more than $1 billion in 2008.

22	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

2010 vs. 2009

Worldwide Biopharmaceutical revenues in 2010 were $58.5 billion, an increase of 29% compared to 2009, due to:

•	the inclusion of operational revenues from legacy Wyeth products of approximately $13.7 billion, which favorably impacted Biopharmaceutical revenues by 30%; and

•

the weakening of the U.S. dollar relative to other currencies, primarily the Canadian dollar, Australian dollar, Japanese yen and Brazilian real, which favorably impacted Biopharmaceutical revenues by approximately $900 million, or 2%, partially offset by:

•	the decrease in operational revenues of approximately $1.5 billion, or 3%, from legacy Pfizer products overall, including Norvasc, Camptosar, Lipitor and Detrol/Detrol LA.

Geographically,

•

in the U.S., Biopharmaceutical revenues increased 30% in 2010, compared to 2009, reflecting the inclusion of revenues from legacy Wyeth products of $6.6 billion, which had a favorable impact of 33%, partially offset by lower overall revenues from legacy Pfizer products, including Lipitor, Detrol/Detrol LA, Celebrex, Lyrica, Chantix and Caduet and the impact of increased rebates in 2010 as a result of the U.S. Healthcare Legislation, all of which had an unfavorable impact of $664 million, or 3%; and

•

in our international markets, Biopharmaceutical revenues increased 28% in 2010, compared to 2009, reflecting the inclusion of operational revenues from legacy Wyeth products of $7.1 billion, which had a favorable impact of 28%, and the favorable impact of foreign exchange on international Biopharmaceutical revenues of approximately $900 million, or 3%, partially offset by lower operational revenues from legacy Pfizer products of $819 million, or 3%. The decrease in operational revenues of legacy Pfizer products was due to lower operational revenues from, among other products, Lipitor, Norvasc and Camptosar, all of which were impacted by the loss of exclusivity in certain international markets.

During 2010, international Biopharmaceutical revenues represented 56% of total Biopharmaceutical revenues, consistent with 2009.

Effective July 1, 2010, January 1, 2010, August 14, 2009, and January 3, 2009, we increased the published prices for certain U.S. Biopharmaceutical products. These price increases had no material effect on wholesaler inventory levels in comparison to the prior year.

2009 vs. 2008

Worldwide Biopharmaceutical revenues in 2009 were $45.4 billion, an increase of 3% compared to 2008, primarily due to:

•	the inclusion of operational revenues from legacy Wyeth products of approximately $2.5 billion; and

•	solid operational performance from certain legacy Pfizer products, including Lyrica, Sutent and Revatio, and higher legacy Pfizer alliance revenues,

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

2010 Financial Report	23

Financial Review

Pfizer Inc. and Subsidiary Companies

Diversified Revenues

2010 vs. 2009

Worldwide Diversified revenues increased 114% in 2010, compared to 2009, due to:

•

the inclusion of operational revenues from legacy Wyeth products of approximately $4.4 billion in 2010, which favorably impacted Diversified revenues by 106%. The increase was primarily due to the addition of the legacy Wyeth Consumer Healthcare and Nutrition operations. In addition, worldwide Diversified revenues were favorably impacted by the operational revenue increase in legacy Pfizer Diversified businesses of 3% in 2010, and the favorable impact of foreign exchange of 5%.

Revenues from Animal Health increased 29% in 2010, compared to 2009, reflecting:

•	the inclusion of operational revenues from legacy Wyeth Animal Health products of 22%;

•	higher operational revenues from legacy Pfizer Animal Health products of 4% due primarily to growth in the companion animal and livestock businesses; and

•	the favorable impact of foreign exchange of 3%.

2009 vs. 2008

Worldwide Diversified revenues in 2009 were $4.2 billion, an increase of 17% compared to 2008, due to:

•	revenues from legacy Wyeth products of approximately $764 million, primarily from the addition of the legacy Wyeth Consumer Healthcare and Nutrition operations,

partially offset by:

•	a decrease in revenues from legacy Pfizer Animal Health products and the Capsugel business, primarily due to the unfavorable impact of foreign exchange.

Revenues from Animal Health products decreased 2% in 2009 compared to 2008, reflecting the unfavorable impact of foreign exchange of 5%, flat operational performance of legacy Pfizer Animal Health products and the revenue increase from the addition of legacy Wyeth Animal Health products of 3%.

The following factors impacted 2009 Animal Health results:

•	the global recession, which negatively affected global spending on veterinary care;

•	historically low milk prices, which hurt the profitability of dairy farmers and negatively impacted our livestock business; and

•	a change in terms with U.S. distributors resulting in an anticipated, one-time reduction in U.S. distributor inventories in the first quarter of 2009.

24	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Revenues—Major Biopharmaceutical Products

Revenue information for several of our major Biopharmaceutical products follows:

(MILLIONS OF DOLLARS)		YEAR ENDED DECEMBER 31,			% CHANGE
PRODUCT	PRIMARY INDICATIONS	2010	2009	2008	10/09	09/08
Lipitor	Reduction of LDL cholesterol	$10,733	$11,434	$12,401	(6)	(8)
Enbrel(a), (b)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	3,274	378	—	*	*
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia	3,063	2,840	2,573	8	10
Prevnar/Prevenar 13(a)	Vaccine for prevention of invasive pneumococcal disease	2,416	—	—	*	*
Celebrex	Arthritis pain and inflammation, acute pain	2,374	2,383	2,489	—	(4)
Viagra	Erectile dysfunction	1,928	1,892	1,934	2	(2)
Xalatan/Xalacom	Glaucoma and ocular hypertension	1,749	1,737	1,745	1	—
Effexor(a)	Depression and certain anxiety disorders	1,718	520	—	*	*
Norvasc	Hypertension	1,506	1,973	2,244	(24)	(12)
Prevnar/Prevenar(7-valent)(a)	Vaccine for prevention of invasive pneumococcal disease	1,253	287	—	*	*
Zyvox	Bacterial infections	1,176	1,141	1,115	3	2
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC) and refractory gastrointestinal stromal tumors (GIST)	1,066	964	847	11	14
Premarin family(a)	Menopause	1,040	213	—	*	*
Geodon/Zeldox	Schizophrenia; acute manic or mixed episodes associated with bipolar disorder; maintenance treatment of bipolar mania	1,027	1,002	1,007	2	(1)
Detrol/Detrol LA	Overactive bladder	1,013	1,154	1,214	(12)	(5)
Zosyn/Tazocin(a)	Antibiotic	952	184	—	*	*
Genotropin	Replacement of human growth hormone	885	887	898	—	(1)
Vfend	Fungal infections	825	798	743	3	7
Chantix/Champix	An aid to smoking cessation	755	700	846	8	(17)
Protonix(a)	Gastroesophageal reflux disease	690	68	—	*	*
BeneFIX(a)	Hemophilia	643	98	—	*	*
Zoloft	Depression and certain anxiety disorders	532	516	539	3	(4)
Caduet	Reduction of LDL cholesterol and hypertension	527	548	589	(4)	(7)
Aromasin	Breast cancer	483	483	465	—	4
Revatio	Pulmonary arterial hypertension (PAH)	481	450	336	7	34
Pristiq(a)	Depression	466	82	—	*	*
Medrol	Inflammation	455	457	459	—	—
Aricept(c)	Alzheimer’s disease	417	432	482	(3)	(10)
Zithromax/Zmax	Bacterial infections	415	430	429	(3)	—
Cardura	Hypertension/Benign prostatic hyperplasia	413	457	499	(10)	(8)
ReFacto AF/Xyntha(a)	Hemophilia	404	47	—	*	*
BMP2(a)	Development of bone and cartilage	400	81	—	*	*
Rapamune(a)	Immunosuppressant	388	57	—	*	*
Fragmin	Anticoagulant	341	359	316	(5)	14
Tygacil(a)	Antibiotic	324	54	—	*	*
Alliance revenues(d)	Various	4,084	2,925	2,251	40	30
All other(e)	Various	8,307	7,417	7,753	12	(4)

(a)

Legacy Wyeth products. Legacy Wyeth operations are included for a full year in 2010. In accordance with Pfizer’s domestic and international year-ends, 2009 includes approximately two-and-a-half months of Wyeth’s U.S. operations and approximately one-and-a-half months of Wyeth’s international operations.

(b)	Outside the U.S. and Canada.
(c)	Represents direct sales under license agreement with Eisai Co., Ltd.
(d)	Enbrel (in the U.S. and Canada)(a) , Aricept, Exforge, Rebif and Spiriva.
(e)	Includes legacy Pfizer products in 2010, 2009 and 2008. Also includes legacy Wyeth products in 2010 and, as described in note (a) above, during a portion of 2009.
*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

2010 Financial Report	25

Financial Review

Pfizer Inc. and Subsidiary Companies

Biopharmaceutical—Selected Product Descriptions

•

Lipitor, for the treatment of elevated LDL-cholesterol levels in the blood, is the most widely used branded prescription treatment for lowering cholesterol and the best-selling prescription pharmaceutical product of any kind in the world. Lipitor recorded worldwide revenues of $10.7 billion, or a decrease of 6%, in 2010, compared to 2009 due to:

¡	the continuing impact of an intensely competitive lipid-lowering market with competition from generics and branded products worldwide;

¡	increased payer pressure worldwide;

¡

slower growth in the lipid-lowering market in the U.S. due, in part, to a slower rate of growth in the Medicare Part D population and, reflecting challenging economic conditions, heightened overall patient cost-sensitivity in the U.S. and adoption of non-prescription treatment options; and

¡	loss of exclusivity in Canada in May 2010, Spain in July 2010 and Brazil in August 2010,

partially offset by:

¡	the favorable impact of foreign exchange, which increased revenues by $220 million, or 2%.

Geographically,

¡	in the U.S., Lipitor revenues were $5.3 billion, a decrease of 6% in 2010, compared to 2009; and

¡

in our international markets, Lipitor revenues were $5.4 billion, a decrease of 6%, in 2010, compared to 2009. The impact of foreign exchange increased international revenues by 4% in 2010, compared to 2009.

See the “Our Operating Environment” section of this Financial Review for a discussion concerning the expected loss of exclusivity for Lipitor in various markets.

During the period from August through December 2010, we implemented four voluntary recalls of Lipitor 40 mg tablets due to a small number of reports of an uncharacteristic odor related to the bottles in which Lipitor is packaged. Our recalls involved a total of 20 lots in the U.S. and Canada. The odor related to bottles that were manufactured by a third-party supplier, most of which entered the supply chain before August 2010. A medical assessment by us has determined that the odor is not likely to cause adverse health consequences. We have identified the source of the odor, and we are implementing rigorous measures to prevent odor-related issues going forward. While the rate of odor complaints is very low, we cannot rule out the possibility of further recalls based on our quality control measures in the event that there are any future odor-related observations. These recalls have not had any significant impact on our results of operations, and we do not expect any disruptions in the supply of Lipitor.

•

Enbrel, for the treatment of rheumatoid arthritis, polyarticular juvenile rheumatoid arthritis, psoriatic arthritis, plaque psoriasis and ankylosing spondylitis, a type of arthritis affecting the spine, recorded worldwide revenues, excluding the U.S. and Canada, of $3.3 billion in 2010. Enbrel revenues from the U.S. and Canada are included in alliance revenues. The approval of competing products for the treatment of psoriasis has increased competition with respect to Enbrel in 2010.

Under our co-promotion agreement with Amgen Inc. (Amgen), we and Amgen co-promote Enbrel in the U.S. and Canada and share in the profits from Enbrel sales in those countries, recorded as alliance revenues. The co-promotion term is scheduled to end in October 2013, and, subject to the terms of the agreement, we are entitled to a royalty stream for 36 months thereafter, which is significantly less than our current share of Enbrel profits from U.S. and Canadian sales. Following the end of the royalty period, we will not be entitled to any further alliance revenues from Enbrel sales in the U.S. and Canada. Our exclusive rights to Enbrel outside the U.S. and Canada will not be affected by the expiration of the co-promotion agreement with Amgen.

•

Lyrica, indicated for the management of post-herpetic neuralgia (PHN), diabetic peripheral neuropathy (DPN), fibromyalgia, and as adjunctive therapy for adult patients with partial onset seizures in the U.S., and for neuropathic pain, adjunctive treatment of epilepsy and general anxiety disorder (GAD) in certain countries outside the U.S., recorded an increase in worldwide revenues of 8% in 2010, compared to 2009. Lyrica had a strong operational performance in international markets in 2010, including Japan, where Lyrica was launched as the first product approved for the peripheral neuropathic indication. In the U.S., revenues have been adversely affected by increased generic competition, as well as managed care pricing and formulary pressures.

•

Prevnar/Prevenar 13, launched in Germany in late 2009 and in the U.S. in early 2010 with launches in other markets during 2010, is our 13-valent pneumococcal conjugate vaccine for preventing invasive pneumococcal disease in infants and young children. Prevnar/Prevenar 13 had worldwide revenues of $2.4 billion in 2010. To date, Prevnar/Prevenar 13 has been approved in over 80 countries and launched in over 55 of those countries. The launch of Prevnar/Prevenar 13 has resulted in a reduction of our Prevnar/Prevenar (7-valent) revenues. We expect this trend to continue.

26	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

•

Celebrex is a treatment for the signs and symptoms of osteoarthritis and rheumatoid arthritis and acute pain in adults. Celebrex worldwide revenues were relatively flat in 2010, compared to 2009. In the U.S., revenues have been adversely affected by generic competition. Celebrex is supported by continued educational and promotional efforts highlighting its efficacy and safety profile for appropriate patients.

•

Viagra remains the leading treatment for erectile dysfunction and one of the world’s most recognized pharmaceutical brands after more than a decade. Viagra worldwide revenues increased 2% in 2010, compared to 2009. In the U.S., Viagra revenues increased 3% in 2010, compared to 2009. Internationally, Viagra revenues increased 1%, due to a favorable impact of foreign exchange in 2010 compared to 2009. Viagra began facing generic competition in Spain and Finland in December 2009.

•

Xalabrands consists of Xalatan, a prostaglandin, the world’s leading branded agent to reduce elevated eye pressure in patients with open-angle glaucoma or ocular hypertension, and Xalacom, a fixed combination prostaglandin (Xalatan) and beta blocker (timolol) that is available outside the U.S. Xalatan/Xalacom worldwide revenues increased 1% in 2010, compared to 2009. The increase was due to higher revenues in the U.S., partially offset by lower international revenues due to the launch of generic latanoprost in Japan in May 2010 and in Italy in July 2010. Additionally, foreign exchange had a favorable impact in 2010, compared to 2009. We expect to lose exclusivity for Xalatan in the U.S. in March 2011 and for Xalatan and Xalacom in the majority of major European markets in July 2011. We are pursuing a pediatric extension for Xalatan in the EU. If we are successful, the exclusivity period for both Xalatan and Xalacom in the majority of major European markets will be extended by six months to January 2012.

•

Effexor XR (extended release capsules), an antidepressant for treating adult patients with major depressive disorder, GAD, social anxiety disorder and panic disorder, recorded worldwide revenues of $1.7 billion in 2010. Effexor XR faces generic competition outside the U.S. and, it has faced generic competition in the U.S. since July 1, 2010. This generic competition had, in 2010, and will continue to have a significant adverse impact on our revenues for Effexor XR.

•

Norvasc, for treating hypertension, lost exclusivity in the U.S. in March 2007. Norvasc also has experienced patent expirations in other major markets, including Canada in July 2009 and Japan in March 2008. Norvasc worldwide revenues decreased 24% in 2010, compared to 2009.

•

Prevnar/Prevenar (7-valent), our 7-valent pneumococcal conjugate vaccine for preventing invasive pneumococcal disease in infants and young children, had worldwide revenues of $1.3 billion in 2010. Certain markets have transitioned from the use of Prevnar/Prevenar (7-valent) to Prevnar/Prevenar 13 (see discussion above) resulting in lower revenues for Prevnar/Prevenar (7-valent). We expect this trend to continue.

•

Zyvox is the world’s best-selling branded agent for the treatment of certain serious Gram-positive pathogens, including Methicillin-Resistant Staphylococcus-Aureus (MRSA). Zyvox worldwide revenues increased 3% in 2010, compared to 2009, primarily due to growth in emerging markets and developed markets in Europe. In the U.S., revenues have been adversely affected by flat market growth and increased generic and branded competition.

•

Sutent is for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma (mRCC), and gastrointestinal stromal tumors (GIST) after disease progression on, or intolerance to, imatinib mesylate. Sutent worldwide revenues increased 11% in 2010, compared to 2009, primarily due to strong operational performance in international markets. We continue to drive total revenue and prescription growth, supported by cost-effectiveness data and efficacy data in first-line mRCC––including two-year survival data, which represent the first time that overall survival of two years has been seen in the treatment of advanced kidney cancer, as well as through increasing access and healthcare coverage. As of December 31, 2010, Sutent was the best-selling medicine in the world for the treatment of first-line mRCC.

On July 1, 2010 the FDA approved revised labeling for Sutent, which includes a boxed warning concerning hepatotoxicity and related changes to the warnings and precautions section. In addition, as part of a risk mitigation and communication plan, the revised label includes a Medication Guide that patients will receive when Sutent is dispensed.

Pfizer maintains a global safety database, monitoring all sponsored clinical trials and spontaneous adverse event reports. Hepatic failure has been uncommonly observed in clinical trials (0.3%) and post-marketing experience, consistent with the very low rate of hepatic failure observed in the clinical trials of Sutent used to support original registration in 2006. Over 91,000 patients worldwide have been treated with Sutent.

The risk-benefit profile of Sutent in both mRCC and second-line GIST has been well established through large, randomized clinical trials evaluating its safety and efficacy. Sutent remains an important treatment option for these two difficult-to-treat cancers.

•	Our Premarin family of products remains the leading therapy to help women address moderate-to-severe menopausal symptoms. It had worldwide revenues of $1.0 billion in 2010.

•

Geodon/Zeldox, an atypical antipsychotic, is indicated for the treatment of schizophrenia, as monotherapy for the acute treatment of bipolar manic or mixed episodes, and as an adjunct to lithium or valproate for the maintenance treatment of bipolar disorder. Geodon worldwide revenues increased 2% in 2010, compared to 2009, due in part to continued growth in the U.S. antipsychotic market and the recent U.S. approval of Geodon for adjunctive bipolar maintenance therapy in adults.

•

Detrol/Detrol LA, a muscarinic receptor antagonist, is the most prescribed branded medicine worldwide for overactive bladder. Detrol LA is an extended-release formulation taken once a day. Detrol/Detrol LA worldwide revenues declined 12% in 2010, compared to 2009, primarily due to increased competition from other branded medicines.

2010 Financial Report	27

Financial Review

Pfizer Inc. and Subsidiary Companies

•	Zosyn/Tazocin, our broad-spectrum intravenous antibiotic, faces generic competition in the U.S. and certain other markets. It had worldwide revenues of $952 million in 2010.

•

Genotropin, the world’s leading human growth hormone, is used in children for the treatment of short stature with growth hormone deficiency, Prader-Willi Syndrome, Turner Syndrome, Small for Gestational Age Syndrome, Idiopathic Short Stature (in the U.S. only) and Chronic Renal Insufficiency (outside the U.S. only), as well as in adults with growth hormone deficiency. Genotropin is supported by a broad platform of innovative injection-delivery devices. Genotropin worldwide revenues were relatively flat compared to 2009.

•

Vfend, as the only branded agent available in intravenous and oral forms, continued to build on its position as the best-selling systemic, antifungal agent worldwide in 2010. The global revenues of Vfend continued to be driven in 2010 by its acceptance as an excellent broad-spectrum agent for treating yeast and molds. Vfend worldwide revenues increased 3% in 2010, compared to 2009.

In October 2009, we settled a challenge by Mylan, Inc. (Mylan) and its subsidiary, Matrix Laboratories Limited (Matrix), to four of our patents relating to Vfend by entering into an agreement granting Matrix and another subsidiary of Mylan the right to market their voriconazole (generic Vfend) tablet in the U.S. Pursuant to that settlement agreement, Matrix and the other Mylan subsidiary launched their generic voriconazole tablet in the U.S. in February 2011. In addition, the basic patent for Vfend tablets in Brazil expired on January 1, 2011.

•

Chantix/Champix, the first new prescription treatment to aid smoking cessation in nearly a decade, has been launched in all major markets. Chantix/Champix worldwide revenues increased 8% in 2010, compared to 2009. Revenues in 2010 were impacted by strong operational performance in international developed markets and the favorable impact of foreign exchange, partially offset by the impact of changes to the product’s label and other factors, especially in the U.S. We are continuing our educational and promotional efforts, which are focused on the Chantix benefit-risk proposition, the significant health consequences of smoking and the importance of the physician-patient dialogue in helping patients quit smoking.

•

Protonix, our proton pump inhibitor for gastroesophageal reflux disease, had revenues of $690 million in 2010. We have an exclusive license from Nycomed GmbH to sell Protonix in the U.S., where it faces generic competition as the result of at-risk launches by certain generic manufacturers that began in December 2007 and the expiration of the basic U.S. patent (including the six-month pediatric exclusivity period) in January 2011.

•

BeneFIX and ReFacto AF/Xyntha are hemophilia products that use state-of-the-art manufacturing to assist patients with this lifelong bleeding disorder. BeneFIX is the only available recombinant factor IX product for the treatment of hemophilia B, while ReFacto AF/Xyntha are recombinant factor VIII products for the treatment of hemophilia A. Both products are indicated for the control and prevention of bleeding in patients with these disorders and in some countries also are indicated for prophylaxis in certain situations, such as surgery. BeneFIX recorded worldwide revenues of $643 million in 2010. ReFacto AF/Xyntha recorded worldwide revenues of $404 million in 2010.

•

Caduet is a single-pill therapy combining Norvasc and Lipitor. Caduet worldwide revenues declined 4% in 2010, compared to 2009, primarily due to increased generic competition, as well as an overall decline in U.S. hypertension market volume, partially offset by strong operational performance in international markets and the favorable impact of foreign exchange. We expect that Caduet will lose exclusivity in the U.S. in November 2011.

•

Revatio, for the treatment of PAH, had an increase in worldwide revenues of 7% in 2010, compared to 2009, due in part to increased PAH awareness driving earlier diagnosis and increased therapy days in the U.S. and EU.

•

Pristiq was approved for the treatment of Major Depressive Disorder (MDD) in the U.S. in February 2008 and subsequently was approved for that indication in 28 other countries. Pristiq has also been approved for treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause in Thailand, Mexico and the Philippines. Pristiq recorded worldwide revenues of $466 million in 2010.

•

Alliance revenues worldwide increased 40% in 2010, compared to 2009, mainly due to the strong performance of Spiriva, Aricept and Rebif, as well as the inclusion of sales of Enbrel, a legacy Wyeth product, in the U.S. and Canada. We lost exclusivity for Aricept 5mg and 10mg tablets in the U.S. in November 2010. We expect that the Aricept 23mg tablet will have exclusivity in the U.S. until July 2013.

See Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies for a discussion of recent developments concerning patent and product litigation relating to certain of the products discussed above.

Product Developments—Biopharmaceutical

We continue to invest in R&D to provide potential future sources of revenues through the development of new products, as well as through additional uses for existing in-line and alliance products. We remain on track to achieve our previously announced goal of 15 to 20 regulatory submissions in the 2010 to 2012 period. Notwithstanding our efforts, there are no assurances as to when, or if, we will receive regulatory approval for additional indications for existing products or any of our other products in development.

On February 1, 2011, we announced that we are continuing to closely evaluate our global research and development function and will accelerate our current strategies to improve innovation and overall productivity by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time (see the “Our Strategy” section of this Financial Review). Our high-priority therapeutic areas are immunology and inflammation, oncology, cardiovascular and metabolic diseases, neuroscience and pain, and vaccines.

28	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Below are significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan as well as new drug candidates and additional indications in late-stage development:

Recent FDA approvals:
PRODUCT	INDICATION	DATE APPROVED
Prevnar 13 Infant	Prevention of invasive pneumococcal disease in infants and young children	February 2010

Pending U.S. new drug applications (NDA) and supplemental filings:
PRODUCT	INDICATION	DATE SUBMITTED
tafamidis meglumine	Treatment of transthyretin amyloid polyneuropathy (ATTR-PN)	February 2011
Prevnar 13 Adult	Prevention of pneumococcal disease in adults 50 years of age and older	December 2010
Taliglucerase alfa	Treatment of Gaucher disease	December 2009
Sutent	Pancreatic neuroendocrine tumor	December 2009
Genotropin	Adult growth hormone deficiency (Mark VII multidose disposable device)	October 2009
Celebrex	Chronic pain	August 2009
Geodon	Treatment of bipolar disorder––pediatric filing	October 2008
Spiriva	Respimat device for chronic obstructive pulmonary disease	November 2007
Zmax	Treatment of bacterial infections––sustained release––acute otitis media (AOM) and sinusitis––pediatric filing	November 2006
Viviant	Osteoporosis treatment and prevention	June 2006
Pristiq	Vasomotor symptoms of menopause	June 2006
Vfend	Treatment of fungal infections––pediatric filing	June 2005

On October 6, 2010, we completed the acquisition of FoldRx. Its lead product candidate, tafamidis meglumine (Tafamidis), is in registration in both the U.S. and the EU as a first-in-class oral therapy for the treatment of transthyretin amyloid polyneuropathy (ATTR-PN), a progressively fatal genetic neurodegenerative disease, for which liver transplant is the only treatment option currently available. Tafamidis has orphan drug designation in both the U.S. and EU and fast-track designation in the U.S.

In November 2009, we entered into a license and supply agreement with Protalix BioTherapeutics (Protalix), which provides us exclusive worldwide rights, except in Israel, to develop and commercialize taliglucerase alfa for the treatment of Gaucher disease. In April 2010, Protalix completed a rolling NDA with the FDA for taliglucerase alfa. Taliglucerase alfa was granted orphan drug designation in the U.S. in September 2009. In February 2011, Protalix received a “complete response” letter from the FDA for the taliglucerase alfa NDA that set forth additional requirements for approval. Protalix will work with the FDA to determine next steps.

In May 2010, the FDA issued a “complete response” letter requesting additional information in connection with our supplemental NDA seeking approval to use Sutent for the treatment of pancreatic neuroendocrine tumors. We have provided the requested information, including an analysis of independently reviewed scans, and are working with the FDA to pursue regulatory approval.

In April 2010, we received a “complete response” letter from the FDA for the Genotropin Mark VII multidose disposable device submission. In August 2010, we submitted our response to address the requests and recommendations included in the FDA letter.

In June 2010, we received a “complete response” letter from the FDA for the Celebrex chronic pain supplemental NDA. We are working with the FDA to determine the next steps.

In October 2009, we received a “complete response” letter from the FDA with respect to the supplemental NDA for Geodon for the treatment of acute bipolar mania in children and adolescents aged 10 to 17 years. In October 2010, we submitted our response to address the issues raised in the FDA letter. In April 2010, we received a “warning letter” from the FDA with respect to the clinical trial in support of this supplemental NDA. We are working with the FDA to address the issues raised in the letter.

Boehringer Ingelheim (BI), our alliance partner, holds the NDAs for Spiriva Handihaler and Spiriva Respimat. In September 2008, BI received a “complete response” letter from the FDA for the Spiriva Respimat submission. The FDA is seeking additional data, and we are coordinating with BI, which is working with the FDA to provide the additional information. A full response will be submitted to the FDA upon the completion of planned and ongoing studies.

In September 2007, we received an “approvable” letter from the FDA for Zmax that set forth requirements to obtain approval for the pediatric acute otitis media (AOM) indication based on pharmacokinetic data. A supplemental filing for pediatric AOM and sinusitis remains under review.

Two “approvable” letters were received by Wyeth in April and December 2007 from the FDA for Viviant (bazedoxifene), for the prevention of post-menopausal osteoporosis, that set forth the additional requirements for approval. In May 2008, Wyeth received an “approvable” letter from the FDA for the treatment of post-menopausal osteoporosis. The FDA is seeking additional data, and we have been systematically working through these requirements and seeking to address the FDA’s concerns. In February 2008, the FDA advised Wyeth that it expects to convene an advisory committee to review the pending NDAs for both the treatment and

2010 Financial Report	29

Financial Review

Pfizer Inc. and Subsidiary Companies

prevention indications after we submit our response to the “approvable” letters. In April 2009, Wyeth received approval in the EU for CONBRIZA (the EU trade name for Viviant) for the treatment of post-menopausal osteoporosis in women at increased risk of fracture. Viviant was also approved in Japan in July 2010 for the treatment of post-menopausal osteoporosis.

In July 2007, Wyeth received an “approvable” letter from the FDA with respect to its NDA for the use of Pristiq in the treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause. The FDA requested an additional one-year study of the safety of Pristiq for this indication. This study was recently completed, and the results were provided to the FDA in December 2010.

In December 2005, we received an “approvable” letter from the FDA for our Vfend pediatric filing that set forth the additional requirements for approval. In April 2010, based on data from a new pharmacokinetics study, we and the FDA agreed on a Vfend dosing regimen for pediatric patients in three ongoing trials. We continue to work with the FDA to determine the next steps.

The Lyrica NDA for monotherapy treatment of GAD was withdrawn in December 2010.

In December 2010, in the interest of patient safety, we voluntarily withdrew Thelin for the treatment of PAH in markets where it is approved. In addition, we discontinued clinical studies of Thelin worldwide for the treatment of PAH.

The NDAs for Fablyn (lasofoxifene) for the prevention and treatment of osteoporosis in post-menopausal women and for the treatment of vulvar and vaginal atrophy have been withdrawn. We are exploring strategic options for Fablyn, including but not limited to out-licensing or sale.

Regulatory approvals and filings in the EU and Japan:
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE SUBMITTED
Sutent	Approval in the EU for treatment of pancreatic neuroendocrine tumor	December 2010
Prevenar 13 Adult	Application submitted in the EU for prevention of pneumococcal disease in adults 50 years of age and older		December 2010
Taliglucerase alfa	Application submitted in the EU for treatment of Gaucher disease		November 2010
Lyrica	Approval in Japan for neuropathic pain	October 2010	—
Xalatan	Approval in the EU for pediatric glaucoma	September 2010
Torisel	Approval in Japan for renal cell carcinoma	July 2010	—
Genotropin	Approval in the EU for adult growth hormone deficiency (Mark VII multidose disposable device)	July 2010	—
Viviant	Approval in Japan for the treatment of post-menopausal osteoporosis	July 2010	—
atorvastatin calcium	Approval in the EU for type II variation for atorvastatin calcium (SORTIS and associated names) for pediatric hyperlipidemia/dyslipidemia	July 2010	—
tafamidis meglumine	Application submitted in the EU for ATTR-PN	—	July 2010
Macugen	Application submitted in the EU for type II variation for treatment of diabetic macular edema	—	June 2010
Genotropin	Approval in Japan for adult growth hormone deficiency (Mark VII multidose disposable device)	June 2010	—
Lyrica	Approval in Japan for the treatment of pain associated with post-herpetic neuralgia	April 2010	—
Revatio	Application submitted in the EU for pediatric PAH	—	February 2010
Apixaban	Application submitted in the EU for prevention of venous thromboembolism	—	February 2010
Xalacom	Approval in Japan for the treatment of glaucoma	January 2010	—
Prevenar 13 Infant	Application submitted in Japan for prevention of invasive pneumococcal disease in infants and young children	—	December 2009
Xiapex	Application submitted in the EU for treatment of Dupuytren’s contracture	—	December 2009
Toviaz	Application submitted in Japan for overactive bladder	—	September 2009

30	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

In December 2010, the European Medicine Agency’s Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending that the European Commission approve Xiapex for the treatment of Dupuytren’s contracture in adult patients with a palpable cord.

Late-stage clinical trials for additional uses and dosage forms for in-line products:
PRODUCT	INDICATION
Eraxis/Vfend Combination	Aspergillosis fungal infections
Lyrica	Epilepsy monotherapy; central neuropathic pain due to spinal cord injury; peripheral neuropathic pain
Revatio	Pediatric PAH
Sutent	Adjuvant renal cell carcinoma
Torisel	Renal cell carcinoma
Zithromax/chloroquine	Malaria

Set forth below are developments in 2010 with respect to certain Phase 3 trials for Sutent :

•

A Phase 3 trial for advanced castration-resistant prostate cancer was discontinued based on an interim analysis, whereby an independent Data Monitoring Committee (DMC) found that the combination of Sutent with prednisone was unlikely to improve overall survival compared to prednisone alone.

•	A Phase 3 trial in combination with erlotinib for the treatment of advanced non-small-cell lung cancer was completed and did not meet its primary endpoint.

•

The Phase 3 trial for advanced liver cancer was discontinued based on a higher incidence of serious adverse events in the sunitinib arm compared to the sorafenib arm and the fact that sunitinib did not meet the criteria to demonstrate that it was either superior or non-inferior to sorafenib in the survival of patients with advanced liver cancer.

•	Two Phase 3 trials for first-line and second-line treatment of metastatic breast cancer were completed and did not meet their primary endpoints.

New drug candidates in late-stage development in the U.S.:
CANDIDATE	INDICATION
Apixaban

For the prevention and treatment of venous thromboembolism and prevention of stroke in patients with atrial fibrillation, which is being developed in collaboration with Bristol-Myers Squibb Company (BMS)

Aprela (Bazedoxifene- conjugated estrogens)	A tissue-selective estrogen complex for the treatment of menopausal vasomotor symptoms
Axitinib	Oral and selective inhibitor of vascular endothelial growth factor (VEGF) receptor 1, 2, & 3 for the treatment of advanced renal cell carcinoma
Bapineuzumab

A beta amyloid inhibitor for the treatment of Alzheimer’s disease being developed in collaboration with Janssen Alzheimer Immunotherapy Research & Development, LLC (Janssen AI), a subsidiary of Johnson & Johnson

Bosutinib	An Abl and src kinase inhibitor for the treatment of chronic myelogenous leukemia
Crizotinib (PF-02341066)	An oral ALK and c-Met inhibitor for the treatment of advanced non-small-cell lung cancer
Dimebon (latrepirdine)	A novel mitochondrial protectant and enhancer being developed in collaboration with Medivation, Inc., for the treatment of Alzheimer’s disease and Huntington’s disease
Inotuzumab ozogamicin	An antibody drug conjugate, consisting of an anti-CD22 monotherapy antibody linked to a cytotoxic agent, calicheamycin, for the treatment of aggressive Non-Hodgkin’s Lymphoma
Moxidectin	Treatment of onchocerciasis (river blindness)
Neratinib	A pan-HER inhibitor for the treatment of breast cancer
PF-0299804	A pan-HER tyrosine kinase inhibitor for the treatment of advanced non-small-cell lung cancer
Tanezumab	An anti-nerve growth factor monoclonal antibody for the treatment of pain (on clinical hold)
Tofacitinib (formerly Tasocitinib (CP-690,550)	A JAK kinase inhibitor for the treatment of rheumatoid arthritis and psoriasis

The atrial fibrillation (AF) program of the investigational drug apixaban consists of two trials. First, the data from the Phase 3 AVERROES trial demonstrated that apixaban significantly reduced the relative risk of a composite stroke or systematic embolism by 55% without a significant increase in major bleeding, fatal bleeding or intracranial bleeding compared with aspirin in patients who were expected or demonstrated to be unsuitable for warfarin treatment. Minor bleeding, however, was increased, compared to aspirin. Second, the Phase 3 ARISTOTLE trial is investigating apixaban compared with warfarin for the prevention of stroke in approximately 18,000 patients with AF. Based upon discussions with the FDA and in agreement with us, our alliance partner, BMS,

2010 Financial Report	31

Financial Review

Pfizer Inc. and Subsidiary Companies

expects to submit the AVERROES and ARISTOTLE studies together in the U.S., which will cover the broadest spectrum of patients in one single dossier. The ARISTOTLE trial is event driven. As such, it is not possible to predict with certainty when the results of the trial will be available. BMS expects to have top-line data from ARISTOTLE in the second quarter of 2011 and to submit in the U.S. and the EU late in the third quarter or in the fourth quarter of 2011 depending on the results of the trial.

In November 2010, we and BMS discontinued the Phase 3 APPRAISE-2 clinical trial in patients with recent acute coronary syndrome (ACS) treated with apixaban or placebo in addition to mono or dual antiplatelet therapy. The study was stopped early based on the recommendation of an independent DMC due to clear evidence of a clinically important increase in bleeding among patients randomized to apixaban, which was not offset by clinically meaningful reductions in ischemic events.

Our collaboration with Janssen AI on bapineuzumab, a potential treatment for Alzheimer’s disease, continues with four Phase 3 studies. In December 2010, Janssen AI confirmed that enrollment was complete for its two Phase 3 North American studies (301 and 302), including the biomarker sub studies. The other two Phase 3 global studies (3000 and 3001) continue to enroll. In April 2010, Johnson & Johnson announced that the two Janssen AI North American studies would be completed (last patient out) in mid-2012. We announced in May 2010 that we expect that the last patient will have completed our two global 18-month trials, including associated biomarker studies, in 2014.

In January 2011, we initiated the rolling submission of an NDA to the FDA for crizotinib (PF-02341066), an oral anaplastic lymphoma kinase (ALK) and c-MET inhibitor for the treatment of patients with advanced non-small-cell lung cancer whose tumors are ALK-positive. We expect to complete the submission in the first half of 2011.

In March 2010, Pfizer and Medivation, Inc. announced that a Phase 3 trial of Dimebon (latrepiridine) did not meet its co-primary or secondary endpoints. Subsequently, we and Medivation, Inc. agreed to discontinue the CONSTELLATION and CONTACT Phase 3 trials in patients with moderate-to-severe Alzheimer’s disease. The two companies continue to investigate Dimebon’s potential clinical benefit in the 12-month Phase 3 CONCERT trial in patients with mild-to-moderate Alzheimer’s disease and the six-month Phase 3 HORIZON trial in patients with Huntington’s disease. In December 2010, we and Medivation, Inc. announced that patient enrollment was completed on November 30, 2010, in the CONCERT study.

Following requests by the FDA in 2010, we suspended worldwide the osteoarthritis, chronic low back pain and painful diabetic peripheral neuropathy studies of tanezumab. The FDA’s requests followed a small number of reports of osteoarthritis patients treated with tanezumab who experienced the worsening of osteoarthritis leading to joint replacement and also reflected the FDA’s concerns regarding the potential for such events in other patient populations. We subsequently terminated the osteoarthritis studies of tanezumab. In December 2010, the FDA placed a clinical hold on all other anti-NGF therapies under clinical investigation in the U.S., including our study for chronic pancreatitis. Studies of tanezumab in cancer pain were allowed to continue. We continue to work with the FDA to reach an understanding about the appropriate scope of continued clinical investigation of tanezumab.

In December 2009, we discontinued a Phase 3 trial of figitumumab in first-line treatment of advanced non-small-cell lung cancer for futility. In March 2010, we discontinued a Phase 3 trial of figitumumab in second/third line treatment of advanced non-small-cell lung cancer for futility. After a detailed evaluation of all available figitumumab data, we decided to stop further clinical investigation of figitumumab. No safety events led to this decision.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Business Development Initiatives” section of this Financial Review.

Costs and Expenses

Cost of Sales

2010 vs. 2009

Cost of sales increased 83% in 2010, compared to 2009, primarily as a result of:

•

purchase accounting charges of approximately $2.9 billion in 2010, compared to approximately $970 million in 2009, primarily reflecting the fair value adjustments to inventory acquired from Wyeth that was subsequently sold;

•

a write-off of inventory of $212 million (which includes a purchase accounting fair value adjustment of $104 million), primarily related to biopharmaceutical inventory acquired from Wyeth that became unusable after the acquisition date;

•	the inclusion of Wyeth’s manufacturing operations for a full year in 2010, compared to part of the year in 2009; and

•	the change in the mix of products and businesses as a result of the Wyeth acquisition,

partially offset by:

•	lower costs as a result of our cost-reduction initiatives.

Foreign exchange had a minimal impact on cost of sales during 2010.

2009 vs. 2008

Cost of sales increased 10% in 2009 compared to 2008 primarily as a result of:

•	purchase accounting charges of approximately $970 million primarily related to the fair value adjustments to inventory acquired from Wyeth that subsequently was sold;

32	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

•	the addition of Wyeth’s manufacturing operations; and

•	the unfavorable impact of foreign exchange on cost of sales,

partially offset by:

•

lower costs recorded in cost of sales related to our cost-reduction initiatives. Cost-reduction initiative charges incurred after the Wyeth acquisition, other than additional depreciation related to asset restructuring, are included in Restructuring charges and certain acquisition-related costs.

Selling, Informational and Administrative (SI&A) Expenses

2010 vs. 2009

SI&A expenses increased 32% in 2010, compared to 2009, primarily as a result of:

•	the inclusion of Wyeth operating costs for a full year in 2010, compared to part of the year in 2009; and

•	the unfavorable impact of foreign exchange of $237 million.

2009 vs. 2008

SI&A expenses increased 2% in 2009, compared to 2008, primarily as a result of:

•	the addition of Wyeth’s operating costs; and

•	increased investment in potential high-growth and new opportunities for existing products,

partially offset by:

•	the favorable impact of foreign exchange on SI&A expenses;

•	certain insurance recoveries related to legal defense costs; and

•

lower costs recorded in SI&A related to our cost-reduction initiatives. Cost-reduction initiative charges incurred after the Wyeth acquisition, other than additional depreciation related to asset restructuring, are included in Restructuring charges and certain acquisition-related costs.

Research and Development (R&D) Expenses

2010 vs. 2009

R&D expenses increased 20% in 2010, compared to 2009, primarily as a result of:

•	the inclusion of Wyeth operating costs for a full year in 2010, compared to part of the year in 2009; and

•	continued investment in the late-stage development portfolio.

Foreign exchange had a minimal impact on R&D expenses during 2010.

2009 vs. 2008

R&D expenses decreased 1% in 2009, compared to 2008, primarily as a result of:

•	lower purchase accounting adjustments related to intangible assets acquired in connection with our acquisition of Pharmacia Corporation;

•	the favorable impact of foreign exchange on R&D expenses; and

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

R&D expenses also include payments for intellectual property rights of $358 million in 2010, $474 million in 2009 and $377 million in 2008 (for further discussion, see the “Our Business Development Initiatives” section of this Financial Review).

2010 Financial Report	33

Financial Review

Pfizer Inc. and Subsidiary Companies

Acquisition-Related In-Process Research and Development Charges

As required through December 31, 2008, the estimated fair value of acquisition-related IPR&D charges was expensed at acquisition date. As a result of adopting the provisions of a new accounting standard related to business combinations issued by the Financial Accounting Standards Board (FASB), for acquisitions completed after December 31, 2008, we record acquired IPR&D on our consolidated balance sheet as indefinite-lived intangible assets. In 2010 and 2009, we resolved certain contingencies and met certain milestones associated with the CovX acquisition and recorded $125 million in 2010 and $68 million in 2009 of Acquisition-related in-process research and development charges. In 2008, we expensed $633 million of IPR&D, primarily related to our acquisitions of Serenex, Encysive, CovX, Coley and a number of animal health product lines from Schering-Plough, as well as two smaller acquisitions also related to animal health.

Cost-Reduction and Productivity Initiatives and Related Costs

Programs Initiated Prior to 2011

Since the acquisition of Wyeth, our cost-reduction initiatives announced on January 26, 2009, but not completed as of December 31, 2009, have been incorporated into a comprehensive plan to integrate Wyeth’s operations, generate cost savings and capture synergies across the combined company. In the aggregate, with the combination of these two initiatives into one comprehensive program, we expect to generate cost reductions, net of investments in the business, of approximately $4 billion to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 proforma combined adjusted total costs of the legacy Pfizer and legacy Wyeth operations. (For an understanding of adjusted total costs, see the “Adjusted Income” section of this Financial Review). We achieved more than $2.0 billion of these cost savings in 2010 and are on track to meet the 2012 target.

We have incurred and will continue to incur costs in connection with these initiatives. We estimate that these total costs could be in the range of approximately $11.5 billion to $13.5 billion through 2012, of which we have incurred approximately $9.5 billion in cost-reduction and acquisition-related costs (excluding transaction costs) through December 31, 2010. The cost-reduction target discussed in this section does not include the impact of the planned reduction in research and development spending that was announced on February 1, 2011 and is discussed below under “New Research and Development Productivity Initiative”.

These targeted savings are being achieved through the following actions:

•

The closing of duplicative facilities and other site rationalization actions Company-wide, including research and development facilities, manufacturing plants, sales offices and other corporate facilities. In May and June 2010, we announced our plant network strategy for our Global Supply division, excluding Capsugel. As of December 31, 2010, we operate plants in 76 locations around the world that manufacture products for our businesses. Locations with major manufacturing facilities include Belgium, China, Germany, Ireland, Italy, Japan, Philippines, Puerto Rico, Singapore and the United States. Our Global Supply division’s plant network strategy will result in the exit of nine sites over the next several years.

•	Workforce reductions across all areas of our business and other organizational changes.

¡

We identified areas for a reduction in workforce across all of our businesses. As of December 31, 2010, the workforce totaled approximately 110,600, a decrease of 5,900 from December 31, 2009. Since the closing of the Wyeth acquisition on October 15, 2009, the workforce has declined by 10,100, primarily in the U.S. Primary Care field force, manufacturing, R&D and corporate operations. We expect to exceed our original 15% workforce reduction target.

•	The increased use of shared services.

•	Procurement savings.

We have incurred significant costs in connection with our cost-reduction initiatives (including several programs initiated since 2005).

We incurred the following costs in connection with our cost-reduction initiatives and the acquisition of Wyeth:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Transaction costs(a)	$23	$768	$—
Integration costs(b)	1,004	569	49
Restructuring charges(c)
Employee termination costs	1,125	2,571	2,004
Asset impairments	870	159	543
Other	192	270	79
Restructuring charges and certain acquisition-related costs	$3,214	$4,337	$2,675
Additional depreciation—asset restructuring, recorded in our Consolidated Statements of Income as follows(d):
Cost of Sales	$526	$133	$596
Selling, informational and administrative expenses	227	53	19
Research and development expenses	34	55	171
Total additional depreciation—asset restructuring	787	241	786
Implementation costs(e)	—	250	819
Total	$4,001	$4,828	$4,280

34	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

(a)

Transaction costs represent external costs directly related to our acquisition of Wyeth and primarily include expenditures for banking, legal, accounting and other similar services. Substantially all of the costs incurred in 2009 were fees related to a $22.5 billion bridge term loan credit agreement entered into with certain financial institutions on March 12, 2009 to partially fund our acquisition of Wyeth. The bridge term loan credit agreement was terminated in June 2009 as a result of our issuance of approximately $24.0 billion of senior unsecured notes in the first half of 2009.

(b)	Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and systems integration.
(c)

Restructuring charges in 2010 are related to the integration of Wyeth. From the beginning of our cost-reduction and transformation initiatives in 2005 through December 31, 2010, Employee termination costs represent the expected reduction of the workforce by approximately 49,000 employees, mainly in manufacturing, sales and research, of which approximately 36,400 employees have been terminated as of December 31, 2010. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination. Asset impairments primarily include charges to write down property, plant and equipment to fair value. Other primarily includes costs to exit certain assets and activities. Substantially all of these restructuring charges are associated with our Biopharmaceutical segment.

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.
(e)

Implementation costs for the years ended December 31, 2009 and 2008 represent external, incremental costs directly related to implementing cost-reduction initiatives prior to our acquisition of Wyeth, and primarily include expenditures related to system and process standardization and the expansion of shared services. For the year ended December 31, 2009, implementation costs are included in Cost of sales ($42 million), Selling, informational and administrative expenses ($166 million), Research and development expenses ($36 million) and Other deductions––net ($6 million). For the year ended December 31, 2008, implementation costs are included in Cost of sales ($149 million), Selling, informational and administrative expenses ($394 million), Research and development expenses ($262 million) and Other deductions––net ($14 million).

The components of restructuring charges associated with all of our cost-reduction initiatives and the acquisition of Wyeth follow:

	COSTS INCURRED	ACTIVITY THROUGH DECEMBER 31,	ACCRUAL AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2005-2010	2010(a)	2010(b)
Employee termination costs	$8,846	$6,688	$2,158
Asset impairments	2,322	2,322	—
Other	902	801	101
Total	$12,070	$9,811	$2,259

(a)	Includes adjustments for foreign currency translation.
(b)	Included in Other current liabilities ($1.6 billion) and Other noncurrent liabilities ($652 million).

New Research and Development Productivity Initiative

On February 1, 2011, we announced that we are continuing to closely evaluate our global research and development function and will accelerate our current strategies to improve innovation and overall productivity by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time (see the “Our Strategy” section of this Financial Review). In connection with these actions:

•

We estimate that we will incur pre-tax employee-termination charges in the range of approximately $800 million to $1.1 billion and other pre-tax exit and implementation charges in the range of approximately $300 million to $500 million, all of which will result in future cash expenditures. We expect most of these charges to be incurred in 2011 and the balance to be incurred in 2012.

•

We estimate that we will incur total pre-tax impairment and additional depreciation—asset restructuring charges in the range of approximately $1.1 billion to $1.3 billion, of which approximately $800 million to $900 million represent additional depreciation—asset restructuring charges. Most of these charges will be associated with our Sandwich, U.K. Facility. We expect most of these non-cash charges to be incurred in 2011 and the balance to be incurred in 2012.

As a result of these actions, we expect significant reductions in our annual research and development expenses, which are reflected in our 2011 financial guidance and 2012 financial targets. We expect adjusted R&D expenses to be approximately $8.0 billion to $8.5 billion in 2011 and approximately $6.5 billion to $7.0 billion in 2012. For additional information, see the “Our Financial Guidance for 2011” and “Our Financial Targets for 2012” sections of this Financial Review. For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.

Other (Income)/Deductions—Net

2010 vs. 2009

Other deductions—net increased by $4.0 billion in 2010, compared to 2009, which primarily reflects:

•	higher asset impairment charges of $1.8 billion in 2010, primarily related to certain intangible assets acquired as part of our acquisition of Wyeth as well as a legacy Pfizer product, Thelin;

•

higher charges for litigation-related matters of $1.5 billion in 2010, primarily associated with the additional $1.3 billion (pre-tax) charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc. (for additional information, see Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies);

•

higher interest expense of $566 million in 2010, primarily associated with the $13.5 billion of senior unsecured notes that we issued in March 2009 and the approximately $10.5 billion of senior unsecured notes that we issued in June 2009 to partially finance the acquisition of Wyeth, as well as the addition of legacy Wyeth debt;

2010 Financial Report	35

Financial Review

Pfizer Inc. and Subsidiary Companies

•	lower interest income of $344 million in 2010, primarily due to lower interest rates coupled with lower average investment balances; and

•	the non-recurrence of a $482 million gain recorded in 2009 related to ViiV (see further discussion in the “Our Business Development Initiatives” section of this Financial Review),

partially offset primarily by:

•	higher royalty-related income of $336 million in 2010, primarily due to the addition of legacy Wyeth royalties.

2009 vs. 2008

Other deductions—net decreased by $1.7 billion in 2009, compared to 2008, which primarily reflects:

•	the non-recurrence of charges recorded in 2008 of approximately $2.3 billion related to the resolution of certain investigations concerning Bextra and various other products;

•

the non-recurrence of litigation-related charges recorded in 2008 of approximately $900 million associated with the resolution of certain litigation involving our non-steroidal anti-inflammatory (NSAID) pain medicines; and

•	a $482 million gain recorded in 2009 related to ViiV (see further discussion in the “Our Business Development Initiatives” section of this Financial Review),

partially offset by:

•

higher interest expense of $717 million primarily associated with the $13.5 billion of senior unsecured notes that we issued in March 2009 and the approximately $10.5 billion of senior unsecured notes that we issued in June 2009, to partially finance the acquisition of Wyeth, as well as the addition of legacy Wyeth debt;

•	lower interest income of $542 million, primarily due to lower interest rates, partially offset by higher cash balances;

•	asset impairment charges of $417 million, primarily associated with certain materials used in our research and development activities that no longer were considered recoverable; and

•

the non-recurrence of a one-time cash payment received in 2008 of $425 million, pre-tax, in exchange for the termination of a license agreement, including the right to receive future royalties and a gain of $211 million related to the sale of a building in Korea.

For additional information about the asset impairment charges in each year, see the “Accounting Policies—Asset Impairment Reviews—Long-Lived Assets” section of this Financial Review as well as Notes to Consolidated Financial Statements—Note 2. Acquisition of Wyeth, Note 3B. Other Significant Transactions and Events: Asset Impairment Charges and Note 12B. Goodwill and Other Intangible Assets: Other Intangible Assets.

Provision for Taxes on Income

During the fourth quarter of 2010, we reached a settlement with the U.S. Internal Revenue Service (IRS) related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final Revenue Agent’s Report (RAR). We have agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, in the fourth quarter of 2010, we reduced our unrecognized tax benefits by approximately $1.4 billion and reversed the related interest accruals by approximately $600 million, both of which had been classified in Other taxes payable, and recorded a corresponding tax benefit in Provision for taxes on income (see Notes to Consolidated Financial Statements––Note 7. Taxes on Income).

Our effective tax rate for continuing operations was 11.9% in 2010, 20.3% in 2009 and 17.0% in 2008. The lower tax rate in 2010 compared to 2009 is primarily the result of:

•

the aforementioned $1.4 billion reduction in unrecognized tax benefits and $600 million in interest on these unrecognized tax benefits, which were recorded as a result of the favorable tax audit settlement pertaining to prior years;

•

a $320 million reduction in unrecognized tax benefits and $140 million in interest on these unrecognized tax benefits resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities as well as from the expiration of the statute of limitations; and

•	the tax impact of the charge incurred for asbestos litigation,

partially offset by:

•	higher expenses, incurred as a result of our acquisition of Wyeth, and the mix of jurisdictions in which those expenses were incurred;

•

the write-off of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from changes in the U.S. Healthcare Legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012; and

36	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

•

the non-recurrence of a tax benefit of $174 million that was recorded in the third quarter of 2009 related to the final resolution of a previously disclosed settlement that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, and the non-recurrence of the $556 million tax benefit recorded in the fourth quarter of 2009 related to the sale of one of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc. Both items are discussed further below.

The higher tax rate for 2009, compared to 2008, is primarily due to the increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition, partially offset by a tax benefit of $556 million recorded in the fourth quarter of 2009 related to the sale of one of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc., and a tax benefit of $174 million recorded in the third quarter of 2009 related to the resolution of certain investigations concerning Bextra and various other products that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. The higher tax rate in 2009 also was partially offset by the decrease in IPR&D charges, which generally are not deductible for tax purposes. Also, the 2008 tax rate reflects tax benefits of $305 million related to favorable tax settlements for multiple tax years and $426 million related to the sale of one of our biopharmaceutical companies, Esperion Therapeutics, Inc., which were both recorded in the first half of 2008. 2008 also reflects the impact of the third-quarter 2008 provision for the proposed resolution of certain Bextra and Celebrex civil litigation and the impact of the fourth-quarter 2008 provision for the proposed resolution of certain investigations which were either not deductible or deductible at lower rates.

Tax Law Changes

On August 10, 2010, the President of the United States signed into law the Education Jobs and Medicaid Assistance Act of 2010 (the Act), which includes education and Medicaid funding provisions, the cost of which is offset with revenues that result from changes to certain aspects of the tax treatment of the foreign-source income of U.S.-based companies. Given the effective dates of the various provisions of the Act, it had no impact on our 2010 results. The Act will have a negative impact on our results beginning in 2011. The impact of the Act will be recorded in Provision for taxes on income. The impact this year and next year is reflected in our financial guidance for 2011 and our financial targets for 2012.

On October 25, 2010, the Governor of Puerto Rico signed into law Act 154 to modify the Puerto Rico source-of-income rules and implement an excise tax on the purchase of products by multinational corporations and their subsidiaries from their Puerto Rico affiliates that will be in effect from 2011 through 2016. Act 154 had no impact on our 2010 results, since it does not become effective until 2011. Act 154 will have a negative impact on our results in 2011 through 2016. The impact of Act 154 will be recorded in Cost of sales and Provision for taxes on income. The impact this year and next year is reflected in our financial guidance for 2011 and our financial targets for 2012.

For additional information on our 2011 guidance and 2012 targets, see the “Our Financial Guidance for 2011” and “Our Financial Targets for 2012” sections of this Financial Review.

Adjusted Income

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management, and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines for humans and animals, consumer healthcare (over-the-counter) products, vaccines and nutritional products––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. The Adjusted income measure is not, and should not be viewed as, a substitute for U.S. GAAP net income. Adjusted total costs represent the total of Adjusted cost of sales, Adjusted SI&A expenses and Adjusted R&D expenses, which are income statement line items prepared on the same basis as, and are components of, the overall Adjusted income measure.

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

•

senior management’s annual compensation is derived, in part, using this Adjusted income measure. Adjusted income is one of the performance metrics utilized in the determination of bonuses under the Pfizer Inc. Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of Internal Revenue Code Section 162(m). Subject to the Section 162(m) limitation, the bonuses are funded from a pool based on the achievement of three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. Beginning in 2010, these metrics derived from Adjusted income account for (i) between 7% and 13% of the target bonus for ELT members and (ii) 33% of the bonus pool made available to ELT members and other members of senior management.

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

2010 Financial Report	37

Financial Review

Pfizer Inc. and Subsidiary Companies

We also recognize that, as an internal measure of performance, the Adjusted income measure has limitations, and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted income measure is that it provides a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and does not provide a comparable view of our performance to other companies in the biopharmaceutical industry. We also use other specifically tailored tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, the earn-out of Performance Share Award grants is determined based on a formula that measures our performance using relative total shareholder return.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts can include the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets acquired from Pharmacia and Wyeth, depreciation related to the increase/decrease in fair value of the acquired fixed assets, amortization related to the increase in fair value of acquired debt and charges for purchased IPR&D. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

Certain of the purchase accounting adjustments associated with a business combination, such as the amortization of intangibles acquired as part of our acquisition of Wyeth in 2009 and Pharmacia in 2003, can occur through 20 or more years, but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs previously have been expensed.

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

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, as well as any related gains or losses on the sale of such operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines for strategic fit with our operations, we do not build or run our businesses with the intent to sell them.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program that is specific in nature with a defined term, such as those related to our non-acquisition-related cost-reduction initiatives; charges related to certain sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; amounts associated with transition service agreements in support of discontinued operations after sale; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-

38	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

driven tax legislation; net interest expense incurred through the consummation date of the acquisition of Wyeth on acquisition-related borrowings made prior to that date; or possible charges related to legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 19. Legal Proceedings and Contingencies, in Legal Proceedings in our 2010 Annual Report on Form 10-K and in Part II––Other Information; Item 1. Legal Proceedings in our Quarterly Reports on Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements and accruals on legal matters made in the normal course of our business would not be considered certain significant items.

Reconciliation

A reconciliation of Net income attributable to Pfizer Inc., as reported under U.S. GAAP to Adjusted income follows:

	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2010	2009	2008	10/09	09/08
Reported net income attributable to Pfizer Inc.	$8,257	$8,635	$8,104	(4)	7
Purchase accounting adjustments—net of tax	6,109	2,633	2,439	132	8
Acquisition-related costs—net of tax	2,909	2,859	39	2	*
Discontinued operations—net of tax	9	(14)	(78)	*	82
Certain significant items—net of tax	699	89	5,862	*	(98)
Adjusted income(a)	$17,983	$14,202	$16,366	27	(13)

(a)

The effective tax rate on Adjusted income was 29.8% in 2010, 29.5% in 2009 and 22.0% in 2008. The higher tax rate on Adjusted income in 2010 is primarily due to, the change in the jurisdictional mix of earnings and the write-off of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage resulting from changes in the U.S. Healthcare Legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, partially offset by the extension of the U.S. research and development credit and $460 million in tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

A reconciliation of Reported diluted EPS as reported under U.S. GAAP to Adjusted diluted EPS follows:

	YEAR ENDED DECEMBER 31,			% CHANGE
	2010	2009	2008	10/09	09/08
Earnings per common share––diluted:
Reported income from continuing operations attributable to Pfizer Inc. common shareholders(a)	$1.02	$1.23	$1.19	(17)	3
Income from discontinued operations––net of tax	—	—	0.01	—	(100)
Reported net income attributable to Pfizer Inc. common shareholders	1.02	1.23	1.20	(17)	3
Purchase accounting adjustments—net of tax	0.76	0.38	0.36	100	6
Acquisition-related costs—net of tax	0.36	0.40	—	(10)	*
Discontinued operations—net of tax	—	—	(0.01)	—	100
Certain significant items—net of tax	0.09	0.01	0.87	*	(99)
Adjusted Net income attributable to Pfizer Inc. common shareholders(a)	$2.23	$2.02	$2.42	10	(17)

(a)

Reported and Adjusted diluted earnings per share in 2010 and 2009 were impacted by the increased number of shares outstanding in comparison with 2008, resulting primarily from shares issued to partially fund the Wyeth acquisition.

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

2010 Financial Report	39

Financial Review

Pfizer Inc. and Subsidiary Companies

Adjusted income as shown above excludes the following items:
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Purchase accounting adjustments:
Amortization, depreciation and other(a)	$5,228	$2,743	$2,546
Cost of sales, primarily related to fair value adjustments of acquired inventory	2,904	976	—
In-process research and development charges(b)	125	68	633
Total purchase accounting adjustments, pre-tax	8,257	3,787	3,179
Income taxes	(2,148)	(1,154)	(740)
Total purchase accounting adjustments—net of tax	6,109	2,633	2,439
Acquisition-related costs:
Transaction costs(c)	23	768	—
Integration costs(c)	1,004	569	6
Restructuring charges(c)	2,187	2,608	43
Additional depreciation—asset restructuring(d)	787	81	—
Total acquisition-related costs, pre-tax	4,001	4,026	49
Income taxes	(1,092)	(1,167)	(10)
Total acquisition-related costs—net of tax	2,909	2,859	39
Total discontinued operations—net of tax	9	(14)	(78)
Certain significant items:
Restructuring charges—cost-reduction initiatives(e)	—	392	2,626
Implementation costs—cost-reduction initiatives(f)	—	410	1,605
Certain legal matters(g)	1,703	294	3,249
Net interest expense––Wyeth acquisition(h)	—	589	—
Certain asset impairment charges(i)	2,151	294	213
Inventory write-off(j)	212	—	—
Returns liabilities adjustment(k)	—	—	217
Gain related to ViiV(l)	—	(482)	—
Other(m)	(102)	20	180
Total certain significant items, pre-tax	3,964	1,517	8,090
Income taxes(n)	(3,265)	(1,428)	(2,228)
Total certain significant items—net of tax	699	89	5,862
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax	$9,726	$5,567	$8,262

(a)	Included primarily in Amortization of intangible assets (see Notes to Consolidated Financial Statements—Note 12. Goodwill and Other Intangible Assets).
(b)	Included in Acquisition-related in-process research and development charges (see Notes to Consolidated Financial Statements—Note 3D. Other Significant Transactions and Events: Acquisitions).
(c)	Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 4. Cost-Reduction Initiatives and Acquisition-Related Costs).
(d)

Amount relates to certain actions taken as a result of our acquisition of Wyeth. Prior to the acquisition of Wyeth on October 15, 2009, additional depreciation for asset restructuring related to our cost-reduction initiatives was classified as a certain significant item and included in implementation costs. For 2010, included in Cost of sales ($526 million), Selling, informational and administrative expenses ($227 million) and Research and development expenses ($34 million). For 2009, included in Cost of sales ($31 million), Selling, informational and administrative expenses ($37 million) and Research and development expenses ($13 million).

(e)

Represents restructuring charges incurred for our cost-reduction initiatives prior to the acquisition of Wyeth on October 15, 2009. Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 4. Cost-Reduction Initiatives and Acquisition-Related Costs).

(f)

Amounts relate to implementation costs incurred for our cost-reduction initiatives prior to the acquisition of Wyeth on October 15, 2009. Included in Cost of sales ($144 million), Selling, informational and administrative expenses ($182 million), Research and development expenses ($78 million) and Other deductions—net ($6 million) for 2009. Included in Cost of sales ($745 million), Selling, informational and administrative expenses ($413 million), Research and development expenses ($433 million) and Other deductions—net ($14 million) for 2008 (see Notes to Consolidated Financial Statements—Note 4. Cost-Reduction Initiatives and Acquisition-Related Costs). Includes additional depreciation for asset restructuring of $160 million in 2009 and $786 million in 2008.

(g)

Included in Other deductions—net. For 2010, includes an additional $1.3 billion charge for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. (for additional information, see Notes to Consolidated Financial Statements Note 19. Legal Proceedings and Contingencies). For 2008, includes approximately $2.3 billion in charges related to the resolution of certain investigations concerning Bextra and various other products, and approximately $900 million in charges associated with the resolution of certain litigation involving our NSAID pain medicines (see Notes to Consolidated Financial Statements—Note 3C. Other Significant Transactions and Events: Legal Matters).

(h)	Included in Other deductions––net. Includes interest expense on the senior unsecured notes issued in connection with our acquisition of Wyeth, less interest income earned on the proceeds of the notes.
(i)

Included in Other deductions––net. Asset impairment charges in 2010 primarily related to intangible assets acquired as part of our acquisition of Wyeth and a charge related to an intangible asset associated with a legacy Pfizer product, Thelin (see also the “Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 2. Acquisition of Wyeth and Note 3B. Other Significant Transactions and Events: Asset Impairment Charges). 2009 amounts primarily represent asset impairment charges associated with certain materials used in our research and development activities that were no longer considered recoverable. 2008 amounts relate to asset impairment charges and other associated costs primarily related to certain equity investments and the exit of our Exubera product.

40	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

(j)	Included in Cost of sales (see also the “Costs and Expenses––Cost of Sales” section of this Financial Review and Notes to Consolidated Financial Statements—Note 10. Inventories).
(k)

Included in Revenues and reflects an adjustment to the prior years’ liabilities for product returns (see Notes to Consolidated Financial Statements—Note 3F. Other Significant Transactions and Events: Adjustment of Prior Years’ Liabilities for Product Returns).

(l)

Included in Other deductions––net and represents a gain related to ViiV, a new equity method investment (see Notes to Consolidated Financial Statements—Note 3E. Other Significant Transactions and Events: Equity Method Investments).

(m)	In 2008, these charges primarily relate to the exit of a manufacturing plant in Italy and are included in Other deductions—net
(n)

Included in Provision for taxes on income. Includes a $2.0 billion tax benefit recorded in the fourth quarter of 2010 as a result of a settlement of certain audits covering the years 2002 – 2005 (see Notes to Consolidated Financial Statements—Note 3A. Other Significant Transactions and Events: Tax Audit Settlements). Amounts in 2009 include tax benefits of approximately $556 million related to the sale of one of our biopharmaceutical companies, Vicuron, which were recorded in the fourth quarter of 2009, and tax benefits of approximately $174 million related to the final resolution of the investigations concerning Bextra and various other products referred to above in footnote (g) to this table, which were recorded in the third quarter of 2009. This resolution resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. 2008 includes tax benefits of approximately $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics, Inc.).

Financial Condition, Liquidity and Capital Resources

Net Financial Liabilities, as shown below:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009
Financial assets:
Cash and cash equivalents	$1,735	$1,978
Short-term investments	26,277	23,991
Short-term loans	467	1,195
Long-term investments and loans	9,748	13,122
Total financial assets	$38,227	$40,286
Debt:
Short-term borrowings, including current portion of long-term debt	$5,623	$5,469
Long-term debt	38,410	43,193
Total debt	$44,033	$48,662
Net financial liabilities	$(5,806)	$(8,376)

We rely largely on operating cash flows, short-term investments, short-term commercial paper borrowings and long-term debt to provide for our liquidity requirements. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future. Due to our significant operating cash flows, including the impact on cash flows of the anticipated cost savings from our cost-reduction initiatives, as well as our financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have the ability to meet our liquidity needs for the foreseeable future which include:

•	the working capital requirements of our operations, including our research and development activities;

•	investments in our business;

•	dividend payments and potential increases in the dividend rate;

•	share repurchases, including our plan to repurchase approximately $5 billion of our common stock in 2011;

•	the cash requirements associated with our productivity/cost-reduction initiatives;

•	paying down outstanding debt;

•	contributions to our pension and postretirement plans; and

•	business-development activities.

Our long-term debt is rated high quality by both Standard & Poor’s and Moody’s Investors Service. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, available-for-sale debt securities. Our short-term and long-term loans are due from companies with highly rated securities (Standard & Poor’s ratings of mostly AA or better).

Total financial assets decreased during 2010 due to the repayment of short-term borrowings and higher tax payments made in the first-quarter of 2010 associated mainly with certain business decisions executed to finance the Wyeth acquisition, partially offset by cash flows from operations.

2010 Financial Report	41

Financial Review

Pfizer Inc. and Subsidiary Companies

Credit Ratings

Two major corporate debt-rating organizations, Moody’s Investors Service (Moody’s) and Standard & Poor’s (S&P), assign ratings to our short-term and long-term debt. The following chart reflects the current ratings assigned by these rating agencies to our commercial paper and senior unsecured non-credit-enhanced long-term debt issued by us:

	COMMERCIAL PAPER	LONG-TERM DEBT		DATE OF LAST ACTION
NAME OF RATING AGENCY		RATING	OUTLOOK
Moody’s	P-1	A1	Stable	October 2009
S&P	A1+	AA	Stable	October 2009

Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2010, we had access to $9.0 billion of lines of credit, of which $1.9 billion expire within one year. Of these lines of credit, $8.4 billion are unused, of which our lenders have committed to loan us $7.0 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2013, may be used to support our commercial paper borrowings.

Global Economic Conditions

The challenging economic environment has not had, nor do we anticipate it will have, a significant impact on our liquidity. Due to our significant operating cash flow, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have the ability to meet our liquidity needs for the foreseeable future. As markets change, we continue to monitor our liquidity position. There can be no assurance that the challenging economic environment or a further economic downturn would not impact our ability to obtain financing in the future.

Selected Measures of Liquidity and Capital Resources The following table sets forth certain relevant measures of our liquidity and capital resources:
	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2010	2009
Cash and cash equivalents and short-term investments and loans(a)	$28,479	$27,164
Working capital(b)	$31,859	$24,445
Ratio of current assets to current liabilities	2.11:1	1.66:1
Shareholders’ equity per common share(c)	$10.96	$11.19

(a) See

Notes to Consolidated Financial Statements—Note 9B. Financial Instruments: Investments in Debt and Equity Securities for a description of investment assets held, and also see Note 9F. Financial Instruments: Credit Risk for a description of credit risk related to our financial instruments held.

(b) Working	capital includes assets held for sale of $561 million as of December 31, 2010, and $496 million as of December 31, 2009.
(c) Represents	total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trust).

The increase in cash and cash equivalents and short-term investments and loans, as of December 31, 2010, compared to December 31, 2009, was primarily due to operating cash flows, partially offset by the use of proceeds of short-term investments for repayment of short-term borrowings and for tax payments made in 2010, associated mainly with certain business decisions executed to finance the Wyeth acquisition. The change in working capital and the ratio of current assets to current liabilities was due to the timing of accruals, cash receipts and payments in the ordinary course of business. We are monitoring developments regarding government receivables in several European markets. Where necessary, we will continue to adjust our allowance for doubtful accounts.

We funded our business-development transactions that closed in the fourth quarter of 2010 with available cash and the proceeds from short-term investments, and we did the same in connection with the completion of our tender offer for the shares of King in January 2011. For additional information about these transactions, see the “Our Business Development Initiatives” section of this Financial Review.

Summary of Cash Flows
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Cash provided by/(used in):
Operating activities	$11,454	$16,587	$18,238
Investing activities	(492)	(31,272)	(12,835)
Financing activities	(11,174)	14,481	(6,560)
Effect of exchange-rate changes on cash and cash equivalents	(31)	60	(127)
Net decrease in cash and cash equivalents	$(243)	$(144)	$(1,284)

42	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Operating Activities

2010 vs. 2009

Our net cash provided by continuing operating activities was $11.5 billion in 2010, compared to $16.6 billion in 2009. The decrease in net cash provided by operating activities was primarily attributable to:

•	income tax payments in 2010 of approximately $11.8 billion, primarily associated with certain business decisions executed to finance the Wyeth acquisition;

partially offset by:

•	the inclusion of operating cash flows from legacy Wyeth operations for a full year in 2010;

•

the non-recurrence of payments in 2009 in connection with the resolution of certain legal matters related to Bextra and certain other products and our NSAID pain medicines of approximately $3.2 billion (see Notes to Consolidated Financial Statements––Note 3C. Other Significant Transactions and Events: Legal Matters); and

•	the timing of receipts and payments in the ordinary course of business.

2009 vs. 2008

Our net cash provided by continuing operating activities was $16.6 billion in 2009 compared to $18.2 billion in 2008. The decrease in net cash provided by operating activities was primarily attributable to:

•

the payments made in connection with the resolution of certain legal matters related to Bextra and certain other products and our NSAID pain medicines of approximately $3.2 billion (see Notes to Consolidated Financial Statements––Note 3C. Other Significant Transactions and Events: Legal Matters); and

•	the timing of other receipts and payments in the ordinary course of business.

In 2010, the cash flow line item called Inventories reflects the significant fair value adjustments for inventory acquired from Wyeth that was sold in 2010; and the cash flow line item called Other tax accounts, net reflects the tax payments made in connection with the increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition.

In 2009, the cash flow line item called Inventories reflects the significant fair value adjustments for inventory acquired from Wyeth that was sold since the acquisition date of October 15, 2009; the cash flow line item called Accounts payable and other liabilities reflects $3.2 billion in payments associated with the resolution of certain legal matters related to Bextra and various other products and our NSAID pain medicines more than offset by the timing of accruals, receipts and payments in the ordinary course of business; and the cash flow line item called Other tax accounts, net reflects current taxes provided but not yet paid as of December 31, 2009 due to the increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition.

In 2008, the cash flow line item called Accounts payable and other liabilities primarily reflects the $3.2 billion accrued in 2008 for the resolution of certain legal matters related to Bextra and various other products and our NSAID pain medicines but not yet paid as of December 31, 2008.

Investing Activities

2010 vs. 2009

Our net cash used in investing activities was $492 million in 2010, compared to $31.3 billion in 2009. The decease in net cash used in investing activities was primarily attributable to:

•	net cash paid for acquisitions of $198 million in 2010 compared to $43.1 billion in 2009 for the acquisition of Wyeth, and

•

net proceeds from redemption and sales of investments of $23 million in 2010, which were used for repayment of short-term borrowings and for tax payments in 2010, compared to net proceeds from redemptions and sales of investments of $12.4 billion in 2009.

2009 vs. 2008

Our net cash used in investing activities was $31.3 billion in 2009 compared to $12.8 billion in 2008. The increase in net cash used in investing activities was primarily attributable to:

•	net cash paid for the acquisition of Wyeth,

partially offset by:

•	net proceeds from redemptions and sales of investments of $12.4 billion in 2009 compared to net purchases of investments of $8.3 billion in 2008.

In 2008, the cash flow line item called Other investing activities primarily reflects a $1.2 billion payment by us upon the redemption of a Swedish krona currency swap. In a related transaction, this payment was offset by the receipt of cash in our operating activities.

2010 Financial Report	43

Financial Review

Pfizer Inc. and Subsidiary Companies

Financing Activities

2010 vs. 2009

Our net cash used in financing activities was $11.2 billion in 2010 compared to net cash provided by financing activities of $14.5 billion in 2009. The change in financing cash flows was primarily attributable to:

•

net repayments of borrowings of $4.2 billion in 2010, compared to net proceeds from borrowings of $20.1 billion in 2009, primarily reflecting the proceeds from our issuance of $13.5 billion of senior unsecured notes in the first quarter of 2009 and our issuance of approximately $10.5 billion of senior unsecured notes in the second quarter of 2009;

•	purchases of our common stock of $1.0 billion in 2010, compared to no purchases in 2009; and

•	higher dividend payments in 2010, compared to 2009.

2009 vs. 2008

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

On June 23, 2005, we announced that the Board of Directors authorized a $5 billion share-purchase plan (the “2005 Stock Purchase Plan”). On June 26, 2006, we announced that the Board of Directors increased the authorized amount of shares to be purchased under the 2005 Stock Purchase Plan from $5 billion to $18 billion. On January 23, 2008, we announced that the Board of Directors authorized a new $5 billion share-purchase plan (the “2008 Stock Purchase Plan”), to be funded by operating cash flows that may be utilized from time to time. In total under the 2005 and 2008 Stock Purchase Plans, through December 31, 2010, we have purchased approximately 771 million shares for approximately $19.5 billion. We purchased approximately 61 million shares of our common stock in 2010, and we did not purchase any shares of our common stock in 2009.

On February 1, 2011 we announced that the Board of Directors authorized a new $5 billion share-repurchase plan, which, together with the balance remaining under the 2008 Stock Purchase Plan, increased our total current authorization to $9 billion. During 2011, we anticipate repurchasing approximately $5 billion of our common stock, with the remaining authorized amount available in 2012 and beyond.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2010, mature as follows:

		YEARS
(MILLIONS OF DOLLARS)	TOTAL	WITHIN 1	OVER 1 TO 3	OVER 3 TO 5	AFTER 5
Long-term debt, including interest obligations(a)	$64,600	$5,363	$10,933	$10,637	$37,667
Other long-term liabilities reflected on our consolidated balance sheet under U.S. GAAP(b)	5,271	535	981	1,029	2,726
Lease commitments(c)	1,469	188	300	211	770
Purchase obligations and other(d)	3,560	1,569	996	780	215
Uncertain tax positions(e)	934	934	—	—	—

(a)

Our long-term debt obligations include both our expected principal and interest obligations. Our calculations of expected interest payments incorporate only current period assumptions for interest rates, foreign currency translation rates and hedging strategies (see Notes to Consolidated Financial Statements—Note 9. Financial Instruments). Long-term debt consists of senior unsecured notes including fixed and floating rate, foreign currency denominated, and other notes.

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

44	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

In 2011, we expect to spend approximately $1.7 billion on property, plant and equipment. Planned capital spending mostly represents investment to maintain existing facilities and capacity. We rely largely on operating cash flow to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2010, recorded amounts for the estimated fair value of these indemnifications are not significant.

Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Dividends on Common Stock

We declared dividends of $6.1 billion in 2010 and $5.5 billion in 2009 on our common stock. In December 2010, our Board of Directors declared a first-quarter 2011 dividend of $0.20 per share, payable on March 1, 2011, to shareholders of record at the close of business on February 4, 2011. The first-quarter 2011 cash dividend will be our 289th consecutive quarterly dividend.

Our current and projected dividends provide a return to shareholders while maintaining sufficient capital to invest in growing our businesses and increasing shareholder value. Our dividends are not restricted by debt covenants. While the dividend level remains a decision of Pfizer’s Board of Directors and will continue to be evaluated in the context of future business performance, we currently believe that we can support future annual dividend increases, barring significant unforeseen events.

New Accounting Standards

Recently Adopted Accounting Standards

See Notes to Consolidated Financial Statements––Note 1B. Significant Accounting Policies: New Accounting Standards.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2010

In December 2010, the FASB issued an accounting standard update that provides guidance on the recognition and presentation of the annual fee to be paid by pharmaceutical companies beginning on January 1, 2011 to the U.S. Treasury as a result of U.S. Healthcare Legislation. As a result of adopting this new standard, beginning on January 1, 2011, we will record the annual fee as an operating expense in our consolidated statements of income. The provisions of this standard will not have a significant impact on our consolidated financial statements.

In October 2009, the FASB issued an accounting standard update that addresses the accounting for multiple-deliverable arrangements to enable companies to account for certain products or services separately rather than as a combined unit. This update addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting through the use of a selling price hierarchy to determine the selling price of a deliverable. The provisions of the new standard were adopted January 1, 2011, and we do not expect the provisions of this standard to have a significant impact on our consolidated financial statements.

Forward-Looking Information and Factors That May Affect Future Results

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written or oral statements that we make from time to time contain such forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning or by using future dates in connection with any discussion of future operating or financial performance, business plans and prospects, in-line products and product candidates, and share-repurchase and dividend-rate plans. In particular, these include statements relating to future actions, business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, share-repurchase and dividend-rate plans, and financial results, including, in particular, the financial guidance and targets and anticipated cost savings set forth in the “Cost-Reduction and Productivity Initiatives and Related Costs”, “Our Financial Guidance for 2011” and “Our Financial Targets for 2012” sections of this Financial Review. Among the factors that could cause actual results to differ materially from past and projected future results are the following:

•

Success of research and development activities including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates;

•

Decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

•	Speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

2010 Financial Report	45

Financial Review

Pfizer Inc. and Subsidiary Companies

•	Success of external business-development activities;

•

Competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line products and product candidates;

•	Ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

•	Ability to successfully market both new and existing products domestically and internationally;

•	Difficulties or delays in manufacturing;

•	Trade buying patterns;

•	Impact of existing and future legislation and regulatory provisions on product exclusivity;

•	Trends toward managed care and healthcare cost containment;

•

Impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification, repeal or invalidation of any of the provisions thereof;

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

•

Legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability; patent protection; government investigations; consumer, commercial, securities, environmental and tax issues; ongoing efforts to explore various means for resolving asbestos litigation; and other legal proceedings;

•	Ability to protect our patents and other intellectual property both domestically and internationally;

•	Interest rate and foreign currency exchange rate fluctuations;

•

Governmental laws and regulations affecting domestic and foreign operations including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that result from the enactment in August 2010 of the Education Jobs and Medicaid Assistance Act of 2010 and that may result from pending and possible future proposals;

•	Changes in U.S. generally accepted accounting principles;

•

Uncertainties related to general economic, political, business, industry, regulatory and market conditions, including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets;

•	Any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world and related U.S. military action overseas;

•	Growth in costs and expenses;

•	Changes in our product, segment and geographic mix; and

•

Impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including our ability to successfully implement our announced plans regarding the Company’s research and development function, including the planned exit from the Company’s Sandwich, U.K. site, subject to works council and union consultations, as well as our ability to realize the projected benefits of our acquisitions of Wyeth and King and of our cost-reduction initiatives, including those related to the Wyeth integration and to our research and development function.

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

46	2010 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports and our other filings with the SEC.

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2010, which will be filed in February 2011. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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

Foreign Exchange Risk—A significant portion of our revenues and earnings is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities.

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

We record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a “more likely than not” standard and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not (see Notes to Consolidated Financial Statements—Note 1P. Significant Accounting Policies: Deferred Tax Assets and Income Tax

2010 Financial Report	47

Financial Review

Pfizer Inc. and Subsidiary Companies

Contingencies). We also evaluate tax matters that are sustainable under the “more-likely-than-not” standard in determining our accruals for income tax contingencies. We record accruals for all other contingencies to the extent that we conclude their occurrence is probable and the related damages are estimable, and we record anticipated recoveries under existing insurance contracts when assured of recovery. If a range of liability is probable and estimable and some amount within the range appears to be a better estimate than any other amount within the range, we accrue that amount. If a range of liability is probable and estimable and no amount within the range appears to be a better estimate than any other amount within the range, we accrue the minimum of such probable range. Many claims involve highly complex issues relating to causation, label warnings, scientific evidence, actual damages and other matters. Often these issues are subject to substantial uncertainties and, therefore, the probability of loss and an estimation of damages are difficult to ascertain. Consequently, we cannot reasonably estimate the maximum potential exposure or the range of possible loss in excess of amounts accrued for these contingencies. These assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Notes to Consolidated Financial Statements—Note 1C. Significant Accounting Policies: Estimates and Assumptions). Our assessments are based on estimates and assumptions that have been deemed reasonable by management. Litigation is inherently unpredictable, and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period.

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

48	2010 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report

We prepared and are responsible for the financial statements that appear in our 2010 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2010.

The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2010 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read

President and Chief Executive Officer

Frank A. D’Amelio	Loretta V. Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 28, 2011

2010 Financial Report	49

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

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

The Committee has discussed with the Company’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the Chief Internal Auditor, Chief Compliance Officer and representatives of the independent registered public accounting firm, in regular and executive sessions to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The Committee has selected, and the Board of Directors has ratified, the selection of the Company’s independent registered public accounting firm.

W. Don Cornwell

Chair, Audit Committee

February 28, 2011

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

50	2010 Financial Report

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:

We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2011 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for business combinations in 2009 due to the adoption of Financial Accounting Standards Board Statement No. 141R, Business Combinations (included in FASB ASC Topic 805, Business Combinations), as of January 1, 2009.

KPMG LLP

New York, New York

February 28, 2011

2010 Financial Report	51

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:

We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 28, 2011 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP

New York, New York

February 28, 2011

52	2010 Financial Report

Consolidated Statements of Income

Pfizer Inc. and Subsidiary Companies

	YEAR ENDED DECEMBER 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2010	2009	2008
Revenues	$67,809	$50,009	$48,296
Costs and expenses:
Cost of sales(a)	16,279	8,888	8,112
Selling, informational and administrative expenses(a)	19,614	14,875	14,537
Research and development expenses(a)	9,413	7,845	7,945
Amortization of intangible assets	5,404	2,877	2,668
Acquisition-related in-process research and development charges	125	68	633
Restructuring charges and certain acquisition-related costs	3,214	4,337	2,675
Other deductions—net	4,338	292	2,032
Income from continuing operations before provision for taxes on income	9,422	10,827	9,694
Provision for taxes on income	1,124	2,197	1,645
Income from continuing operations	8,298	8,630	8,049
Discontinued operations—net of tax	(9)	14	78
Net income before allocation to noncontrolling interests	8,289	8,644	8,127
Less: Net income attributable to noncontrolling interests	32	9	23
Net income attributable to Pfizer Inc.	$8,257	$8,635	$8,104
Earnings per common share—basic
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.03	$1.23	$1.19
Discontinued operations—net of tax	—	—	0.01
Net income attributable to Pfizer Inc. common shareholders	$1.03	$1.23	$1.20
Earnings per common share—diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.02	$1.23	$1.19
Discontinued operations—net of tax	—	—	0.01
Net income attributable to Pfizer Inc. common shareholders	$1.02	$1.23	$1.20
Weighted-average shares—basic	8,036	7,007	6,727
Weighted-average shares—diluted	8,074	7,045	6,750

(a)	Exclusive of amortization of intangible assets, except as disclosed in Note 1L. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2010 Financial Report	53

Consolidated Balance Sheets

Pfizer Inc. and Subsidiary Companies

	AS OF DECEMBER 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2010	2009
Assets
Cash and cash equivalents	$1,735	$1,978
Short-term investments	26,277	23,991
Accounts receivable, less allowance for doubtful accounts: 2010—$217; 2009—$176	14,612	14,645
Short-term loans	467	1,195
Inventories	8,405	12,403
Taxes and other current assets	8,411	6,962
Assets held for sale	561	496
Total current assets	60,468	61,670
Long-term investments and loans	9,748	13,122
Property, plant and equipment, less accumulated depreciation	19,123	22,780
Goodwill	43,947	42,376
Identifiable intangible assets, less accumulated amortization	57,558	68,015
Taxes and other noncurrent assets	4,170	4,986
Total assets	$195,014	$212,949
Liabilities and Shareholders’ Equity
Short-term borrowings, including current portion of long-term debt: 2010—$3,502; 2009—$27	$5,623	$5,469
Accounts payable	4,026	4,370
Dividends payable	1,601	1,454
Income taxes payable	946	10,107
Accrued compensation and related items	2,108	2,242
Other current liabilities	14,305	13,583
Total current liabilities	28,609	37,225
Long-term debt	38,410	43,193
Pension benefit obligations	6,201	6,392
Postretirement benefit obligations	3,035	3,243
Noncurrent deferred tax liabilities	18,648	17,839
Other taxes payable	6,245	9,000
Other noncurrent liabilities	5,601	5,611
Total liabilities	106,749	122,503
Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2010—1,279; 2009—1,511	52	61
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2010—8,876; 2009—8,869	444	443
Additional paid-in capital	70,760	70,497
Employee benefit trusts	(7)	(333)
Treasury stock, shares at cost; 2010—864; 2009—799	(22,712)	(21,632)
Retained earnings	42,716	40,426
Accumulated other comprehensive (loss)/income	(3,440)	552
Total Pfizer Inc. shareholders’ equity	87,813	90,014
Equity attributable to noncontrolling interests	452	432
Total shareholders’ equity	88,265	90,446
Total liabilities and shareholders’ equity	$195,014	$212,949

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

54	2010 Financial Report

Consolidated Statements of Shareholders’ Equity

Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS												NON- CONTRO- LLING INTERESTS	TOTAL SHARE- HOLDERS’ EQUITY
	PREFERRED STOCK		COMMON STOCK		ADD’L PAID-IN CAPITAL	EMPLOYEE BENEFIT TRUSTS		TREASURY STOCK		RETAINED EARNINGS	ACCUM. OTHER COMP. (LOSS)/ INC.	SHARE- HOLDERS’ EQUITY
(MILLIONS, EXCEPT PREFERRED SHARES)	SHARES	STATED VALUE	SHARES	PAR VALUE		SHARES	FAIR VALUE	SHARES	COST
Balance, January 1, 2008	2,302	$93	8,850	$442	$69,913	(24)	$(550)	(2,089)	$(56,847)	$49,660	$2,299	$65,010	$114	$65,124
Comprehensive income:
Net income										8,104		8,104	23	8,127
Other comprehensive loss, net of tax											(6,868)	(6,868)	35	(6,833)
Total comprehensive income												1,236	58	1,294
Cash dividends declared— common stock										(8,617)		(8,617)		(8,617)
preferred stock										(5)		(5)		(5)
Stock option transactions					207	1	32					239		239
Purchases of common stock								(26)	(500)			(500)		(500)
Employee benefit trust transactions—net					(113)	(1)	93					(20)		(20)
Preferred stock conversions and redemptions	(498)	(20)			(7)			—	2			(25)		(25)
Other			13	1	283			(2)	(46)			238	12	250
Balance, December 31, 2008	1,804	73	8,863	443	70,283	(24)	(425)	(2,117)	(57,391)	49,142	(4,569)	57,556	184	57,740
Comprehensive income:
Net income										8,635		8,635	9	8,644
Other comprehensive income, net of tax											5,121	5,121	5	5,126
Total comprehensive income												13,756	14	13,770
Acquisition of Wyeth								1,319	35,733	(12,430)		23,303	330	23,633
Cash dividends declared— common stock										(4,916)		(4,916)		(4,916)
preferred stock										(5)		(5)		(5)
Noncontrolling interests												—	(5)	(5)
Stock option transactions					130	—	9					139		139
Employee benefit trust transactions—net					(61)	7	111					50		50
Preferred stock conversions and redemptions	(293)	(12)			(1)			—	3			(10)		(10)
Purchase of subsidiary shares from noncontrolling interests					(66)							(66)	(102)	(168)
Other			6	—	212	(2)	(28)	(1)	23			207	11	218
Balance, December 31, 2009	1,511	61	8,869	443	70,497	(19)	(333)	(799)	(21,632)	40,426	552	90,014	432	90,446
Comprehensive income:
Net income										8,257		8,257	32	8,289
Other comprehensive loss, net of tax											(3,992)	(3,992)	4	(3,988)
Total comprehensive income												4,265	36	4,301
Cash dividends declared— common stock										(5,964)		(5,964)		(5,964)
preferred stock										(3)		(3)		(3)
Noncontrolling interests												—	(17)	(17)
Stock option transactions					161	1	14					175		175
Purchases of common stock								(61)	(1,000)			(1,000)		(1,000)
Employee benefit trust transactions—net					(19)	16	292					273		273
Preferred stock conversions and redemptions	(232)	(9)			(1)			—	2			(8)		(8)
Other			7	1	122	2	20	(4)	(82)			61	1	62
Balance, December 31, 2010	1,279	$52	8,876	$444	$70,760	—	$(7)	(864)	$(22,712)	$42,716	$(3,440)	$87,813	$452	$88,265

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2010 Financial Report	55

Consolidated Statements of Cash Flows

Pfizer Inc. and Subsidiary Companies

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Operating Activities
Net income before allocation to noncontrolling interests	$8,289	$8,644	$8,127
Adjustments to reconcile net income before noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	8,487	4,757	5,090
Share-based compensation expense	405	349	384
Acquisition-related in-process research and development charges	125	68	633
Asset write-offs and impairment charges	3,486	305	570
Gains on disposals	(155)	(670)	(14)
Gains on sales of discontinued operations	—	—	(6)
Deferred taxes from continuing operations	1,953	(9,582)	(1,331)
Benefit plan contributions (in excess of)/less than expense	(691)	545	(49)
Other non-cash adjustments	(19)	199	(74)
Changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(608)	252	195
Inventories	2,917	1,631	294
Other assets	(896)	(867)	(538)
Accounts payable and other liabilities	827	1,502	4,310
Other tax accounts, net	(12,666)	9,454	647
Net cash provided by operating activities	11,454	16,587	18,238
Investing Activities
Purchases of property, plant and equipment	(1,513)	(1,205)	(1,701)
Purchases of short-term investments with original maturities greater than 90 days	(10,931)	(35,331)	(35,705)
Proceeds from redemptions and sales of short-term investments with original maturities greater than 90 days	4,543	42,364	27,883
Proceeds from redemptions and sales of short-term investments with original maturities of 90 days or less—net	5,950	5,775	7,913
Purchases of long-term investments	(3,920)	(6,888)	(9,357)
Proceeds from redemptions and sales of long-term investments	4,381	6,504	1,009
Proceeds from redemptions of short-term loans with original maturities greater than 90 days	1,156	1,158	625
Issuances of short-term loans with original maturities greater than 90 days	(151)	(565)	(449)
Proceeds from redemptions of long-term loans	356	—	55
Issuances of long-term loans	(208)	(61)	(501)
Acquisitions, net of cash acquired	(273)	(43,123)	(1,184)
Other investing activities	118	100	(1,423)
Net cash used in investing activities	(492)	(31,272)	(12,835)
Financing Activities
Increase in short-term borrowings—net	6,400	32,033	40,119
Principal payments on short-term borrowings—net	(10,546)	(34,969)	(37,264)
Proceeds from issuances of long-term debt	—	24,023	605
Principal payments on long-term debt	(6)	(967)	(1,053)
Purchases of common stock	(1,000)	—	(500)
Cash dividends paid	(6,088)	(5,548)	(8,541)
Other financing activities	66	(91)	74
Net cash (used in)/provided by financing activities	(11,174)	14,481	(6,560)
Effect of exchange-rate changes on cash and cash equivalents	(31)	60	(127)
Net decrease in cash and cash equivalents	(243)	(144)	(1,284)
Cash and cash equivalents at beginning of year	1,978	2,122	3,406
Cash and cash equivalents at end of year	$1,735	$1,978	$2,122

Supplemental Cash Flow Information
Non-cash transactions:
Acquisition of Wyeth, treasury stock issued	$—	$23,303	$—
Cash paid during the period for:
Income taxes	$11,775	$2,300	$2,252
Interest	2,155	935	782

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

56	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

1. Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, including those operating outside the United States (U.S.) and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The decision whether or not to consolidate an entity requires consideration of majority voting interests, as well as effective economic or other control over the entity. Typically, we do not seek control by means other than voting interests. For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We made certain reclassification adjustments to conform prior period amounts to the current presentation, primarily related to our Consolidated Statements of Cash Flows.

On October 15, 2009, we completed our acquisition of Wyeth in a cash-and-stock transaction valued on that date at approximately $68 billion. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Wyeth. As a result, and in accordance with our domestic and international fiscal year-ends, our consolidated financial statements for the year ended December 31, 2009 reflect approximately two-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s U.S. operations and approximately one-and-a-half months of the fourth calendar quarter of 2009 in the case of Wyeth’s international operations.

B. New Accounting Standards

The provisions of the following new accounting standards were adopted as of January 1, 2010 and did not have a significant impact on our consolidated financial statements:

•	An amendment to the recognition and measurement guidance for the transfers of financial assets.

•	An amendment to the guidelines for determining the primary beneficiary in a variable interest entity.

As of January 1, 2009, we adopted a new accounting standard that retains the purchase method of accounting for acquisitions but requires a number of changes to that method, including changes in the way assets and liabilities are recognized in purchase accounting. Specifically, they require the capitalization of in-process research and development assets at fair value and require the expensing of transaction costs as incurred. The adoption of these provisions did not have an impact on our consolidated financial statements upon adoption, but they did significantly impact our accounting for the acquisition of Wyeth in 2009. For additional information, see Note 2. Acquisition of Wyeth.

C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statements of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales returns and sales allowances), determining cost of sales, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, investments, inventories, fixed assets and intangible assets (including acquired in-process research & development (IPR&D) assets, beginning in 2009, and goodwill), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, the impact of contingencies, rebates, chargebacks, sales returns and sales allowances, and restructuring reserves, all of which also will impact the consolidated statements of income.

We regularly evaluate our estimates and assumptions using historical experience and other factors, including the economic environment. Our estimates often are based on complex judgments, probabilities and assumptions that we believe to be reasonable but that are inherently uncertain and unpredictable.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic downturn, can increase the uncertainty already inherent in our estimates and assumptions. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our financial statements on a prospective basis unless they are required to be treated retrospectively under the relevant accounting standard. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. We also are subject to other risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. These and other risks and uncertainties are discussed in the accompanying Financial Review, which is unaudited, under the headings “Our Operating Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results” and in our 2010 Annual Report on Form 10-K under the caption, Part 1 Item 1A. “Risk Factors.”

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

2010 Financial Report	57

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

insurance contracts when assured of recovery. For tax matters, we record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a “more-likely-than-not” standard, and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction when we conclude that the potential recovery is more likely than not (see Note 7D. Taxes on Income: Tax Contingencies). We also evaluate tax matters that are sustainable under the “more-likely-than-not” standard in determining our accruals for income tax contingencies. We consider many factors in making these assessments. Because litigation and other contingencies are inherently unpredictable and excessive verdicts do occur, these assessments can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions (see Note 1C. Significant Accounting Policies: Estimates and Assumptions).

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

Contingent consideration is included within the acquisition cost and is recognized at its fair value on acquisition date. A liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. Changes in fair value are recognized in earnings.

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

G. Foreign Currency Translation

For most of our international operations, local currencies have been determined to be the functional currencies. We translate functional currency assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record these translation adjustments in Shareholders’ equity—Accumulated other comprehensive (loss)/income. We translate functional currency statement of income amounts to their U.S. dollar equivalents at average rates for the period. The effects of converting non-functional currency assets and liabilities into the functional currency are recorded in Other deductions—net.

For operations in highly inflationary economies, we translate monetary items at rates in effect at the balance sheet date, with translation adjustments recorded in Other deductions—net, and non-monetary items at historical rates.

58	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

•

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $3.0 billion as of December 31, 2010, and $2.1 billion as of December 31, 2009, and substantially all are included in Other current liabilities.

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

Advertising expenses relating to production costs are expensed as incurred, and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising expenses totaled approximately $4.0 billion in 2010, $2.9 billion in 2009 and $2.6 billion in 2008.

2010 Financial Report	59

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

K. Research and Development Expenses and Acquisition-Related In-Process Research and Development Charges

Prior to January 1, 2009, when recording acquisitions, we expensed amounts related to acquired IPR&D in Acquisition-related in-process research and development charges. IPR&D acquired after December 31, 2008, as part of a business combination, is capitalized as Identifiable intangible assets. IPR&D acquired as part of an asset acquisition is expensed as incurred.

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

•

For indefinite-lived intangible assets, such as Brands and IPR&D assets, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any. In addition, in all cases of an impairment review other than for IPR&D assets, we re-evaluate whether continuing to characterize the asset as indefinite-lived is appropriate.

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

60	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

O. Investments, Loans and Derivative Financial Instruments

Many, but not all, of our financial instruments are carried at fair value. For example, substantially all of our cash equivalents, short-term investments and long-term investments are classified as available-for-sale securities and are carried at fair value, with changes in unrealized gains and losses, net of tax, reported in Other comprehensive income/(loss). Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 9A. Financial Instruments: Selected Financial Assets and Liabilities), with changes in fair value reported in current earnings or deferred for qualifying hedging relationships. Virtually all of our valuation measurements for investments, loans and derivative financial instruments are based on the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable.

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

Investments where we have significant influence over the financial and operating policies of the investee are accounted for under the equity method. Under the equity method, we record our share of the investee’s income and expense in our income statements. The excess of the cost of the investment over our share in the equity of the investee on acquisition date is allocated to the identifiable assets of the investee, with any remainder allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

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

P. Deferred Tax Assets and Income Tax Contingencies

We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax-planning strategies.

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

2010 Financial Report	61

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

2. Acquisition of Wyeth

A. Description of the Transaction

On October 15, 2009 (the acquisition date), we acquired all of the outstanding equity of Wyeth in a cash-and-stock transaction, valued at the acquisition date at approximately $68 billion, in which each share of Wyeth common stock outstanding, with certain limited exceptions, was canceled and converted into the right to receive $33.00 in cash without interest and 0.985 of a share of Pfizer common stock. The stock component was valued at $17.40 per share of Wyeth common stock based on the closing market price of Pfizer’s common stock on the acquisition date, resulting in a total merger consideration value of $50.40 per share of Wyeth common stock.

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

In connection with the regulatory approval process, we were required to divest certain animal health assets. Certain of these assets were sold in 2009 and 2010. It is possible that additional divestitures of animal health assets may be required based on ongoing regulatory reviews in other jurisdictions worldwide, but they are not expected to be significant to our business.

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

While most assets and liabilities were measured at fair value, a single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. Our judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.

The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date, as well as adjustments made in the first year after the acquisition date to the amounts initially recorded in 2009 (measurement period adjustments). The measurement period adjustments did not have a significant impact on our earnings, balance sheets or cash flows in any period and, therefore, we have not retrospectively adjusted our financial statements.

62	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The following table summarizes the recording of the assets acquired and liabilities assumed as of the acquisition date:

(MILLIONS OF DOLLARS)	AMOUNTS PREVIOUSLY RECOGNIZED AS OF ACQUISITION DATE (PROVISIONAL)(a)	MEASUREMENT PERIOD ADJUSTMENTS	AMOUNTS RECOGNIZED AS OF ACQUISITION DATE (FINAL)
Working capital, excluding inventories(b)	$16,342	$24	$16,366
Inventories(c)	8,388	(417)	7,971
Property, plant and equipment	10,054	(216)	9,838
Identifiable intangible assets, excluding in-process research and development(c)	37,595	(1,533)	36,062
In-process research and development(c)	14,918	(1,096)	13,822
Other noncurrent assets	2,394	—	2,394
Long-term debt	(11,187)	—	(11,187)
Benefit obligations	(3,211)	36	(3,175)
Net tax accounts(d)	(24,773)	1,035	(23,738)
Other noncurrent liabilities	(1,908)	—	(1,908)
Total identifiable net assets	48,612	(2,167)	46,445
Goodwill(e)	19,954	2,163	22,117
Net assets acquired	68,566	(4)	68,562
Less: Amounts attributable to noncontrolling interests	(330)	4	(326)
Total consideration transferred	$68,236	$—	$68,236

(a)	As previously reported in Pfizer’s 2009 Annual Report on Form 10-K.
(b)	Includes cash and cash equivalents, short-term investments, accounts receivable, other current assets, assets held for sale, accounts payable and other current liabilities.
(c)

The measurement period adjustments were mainly recorded to reflect changes in the estimated fair value of certain intangible assets and inventories. These adjustments were made largely to better reflect market participant assumptions about facts and circumstances existing as of the acquisition date. The measurement period adjustments did not result from intervening events subsequent to the acquisition date.

(d)

As of the acquisition date, included in Taxes and other current assets ($1.2 billion), Taxes and other noncurrent assets ($2.8 billion), Income taxes payable ($500 million), Other current liabilities ($11.1 billion), Noncurrent deferred tax liabilities ($14.0 billion) and Other taxes payable ($2.1 billion, including accrued interest of $300 million). The measurement period adjustments primarily reflect the tax impact of the pre-tax measurement period adjustments. The measurement period adjustments did not result from intervening events subsequent to the acquisition date.

(e)	Goodwill recognized as of the acquisition date totaled $19,340 million for our Biopharmaceutical segment and $2,777 million for our Diversified segment.

As of the acquisition date, the fair value of accounts receivable approximated book value acquired. The gross contractual amount receivable was $4.2 billion, of which $140 million was not expected to be collected.

As part of the acquisition, we acquired liabilities for environmental, legal and tax matters, as well as guarantees and indemnifications that Wyeth incurred in the ordinary course of business. These matters can include contingencies. Except as specifically excluded by the relevant accounting standard, contingencies are required to be measured at fair value as of the acquisition date, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated.

•

Environmental Matters—In the ordinary course of business, Wyeth incurred liabilities for environmental matters such as remediation work, asset retirement obligations and environmental guarantees and indemnifications. Virtually all liabilities for environmental matters, including contingencies, were measured at fair value and approximated $570 million as of the acquisition date.

•

Legal Matters—Wyeth was involved in various legal proceedings, including product liability, patent, commercial, environmental, antitrust matters and government investigations, of a nature considered normal to its business (see Note 19. Legal Proceedings and Contingencies). Due to the uncertainty of the variables and assumptions involved in assessing the possible outcomes of events related to these items, an estimate of fair value was not determinable. As such, these contingencies were measured under the same “probable and estimable” standard previously used by Wyeth. Liabilities for legal contingencies approximated $1.3 billion as of the acquisition date, which included the recording of additional adjustments of approximately $260 million for legal matters that we intended to resolve in a manner different from what Wyeth had planned or intended.

•

Tax Matters—In the ordinary course of business, Wyeth incurred liabilities for income taxes. Income taxes are exceptions to both the recognition and fair value measurement principles associated with the accounting for business combinations. Reserves for income tax contingencies continue to be measured under the benefit recognition model as previously used by Wyeth (see Note 1P. Significant Accounting Policies: Deferred Tax Assets and Income Tax Contingencies). Net liabilities for income taxes approximated $23.7 billion as of the acquisition date, which included $1.8 billion for uncertain tax positions (not including $300 million of accrued interest). The net tax liability included the recording of additional adjustments of approximately $14.4 billion for the tax impact of fair value adjustments and $10.5 billion for income tax matters that we intended to resolve in a manner different from what Wyeth had planned or intended. For example, because we planned to repatriate certain overseas funds, we provided deferred taxes on Wyeth’s unremitted earnings, as well as on certain book/tax basis differentials related to investments in certain foreign subsidiaries for which no taxes had been previously provided by Wyeth as it was Wyeth’s intention to permanently reinvest those earnings and investments.

2010 Financial Report	63

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the acquisition of Wyeth includes the following:

•	the expected synergies and other benefits that we believe will result from combining the operations of Wyeth with the operations of Pfizer;

•	any intangible assets that do not qualify for separate recognition, as well as future, as yet unidentified projects and products, and

•

the value of the going-concern element of Wyeth’s existing businesses (the higher rate of return on the assembled collection of net assets versus if Pfizer had acquired all of the net assets separately).

Goodwill is not amortized and is not deductible for tax purposes (see Note 12. Goodwill and Other Intangible Assets for additional information).

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

(a)

Includes purchase accounting adjustments related to the fair value adjustments for acquisition-date inventory that has been sold ($904 million pre-tax), amortization of identifiable intangible assets acquired from Wyeth ($512 million pre-tax), and restructuring charges and additional depreciation—asset restructuring ($2.1 billion pre-tax).

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

The unaudited pro forma consolidated results were prepared using the acquisition method of accounting and are based on the historical financial information of Pfizer and Wyeth, reflecting both in 2009 and 2008 Pfizer and Wyeth results of operations for a 12 month period. The historical financial information has been adjusted to give effect to the pro forma events that are: (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma consolidated results are not necessarily indicative of what our consolidated results of operations actually would have been had we completed the acquisition on January 1, 2009 and on January 1, 2008. In addition, the unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisition. The unaudited pro forma consolidated results reflect primarily the following pro forma pre-tax adjustments:

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

64	2010 Financial Report

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

3. Other Significant Transactions and Events

A. Tax Audit Settlements

During the fourth quarter of 2010, we reached a settlement with the U.S. Internal Revenue Service (IRS) related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final Revenue Agent’s Report (RAR). We agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, in the fourth quarter of 2010, we reduced our unrecognized tax benefits by approximately $1.4 billion and reversed the related interest accruals by approximately $600 million. During 2010, we also recognized $320 million in tax benefits and reversed the related interest accruals of $140 million resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities as well as from the expiration of the statute of limitations. The aforementioned amounts had been classified in Other taxes payable, and the corresponding tax benefit was recorded in Provision for taxes on Income (see Note 7.Taxes on Income). In the second quarter of 2008, we effectively settled certain issues common among multinational corporations with various foreign tax authorities primarily relating to tax years 2000 to 2005. As a result, we recognized $305 million in tax benefits in Provision for taxes on income.

B. Asset Impairment Charges

During 2010 we recorded the following intangible asset impairment charges in Other deductions—net (see Note 6. Other (Income)/Deductions—net):

•

We recorded $1.8 billion in 2010 related to intangible assets, including certain IPR&D and Brand intangible assets that were acquired as part of our acquisition of Wyeth. These impairment charges primarily resulted from our updated estimate of the fair value of these assets, which was based upon updated forecasts, compared with their assigned fair values as of the Wyeth acquisition date, October 15, 2009. Our updated forecasts of net cash flows for the impaired assets, reflect, among other things, the following: for IPR&D assets, the impact of changes to the development programs, the projected development and regulatory timeframes and the risk associated with these assets; for Brand assets, the current competitive environment and planned investment support; and, for Developed Technology Rights, an increased competitive environment.

•

We recorded a charge of approximately $300 million in the fourth quarter of 2010 associated with our product Thelin, as a result of our decisions to voluntarily withdraw Thelin in regions where it is approved and to discontinue clinical studies worldwide.

Of these amounts, about $1.4 billion related to our Biopharmaceutical segment and about $700 million related to our Diversified segment.

Also, in the third quarter of 2010, we recorded a $212 million write-off of Wyeth-related inventory in Cost of sales related to unfinished inventory acquired from Wyeth that became unusable after the acquisition date (which included a purchase accounting fair value adjustment of $104 million).

In the fourth quarter of 2009, we recorded $417 million in asset impairment charges primarily associated with certain materials used in our research and development activities that were no longer considered recoverable. In the fourth quarter of 2008, we recorded $143 million in asset impairment charges related to certain equity investments and the exit of our Exubera product.

For additional information on our accounting policy for reviewing long-lived assets for impairment, see Note 1L. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

C. Legal Matters

Asbestos Litigation Charge

We recorded additional charges of $701 million in the third quarter of 2010 and $620 million in the fourth quarter of 2010, for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc. (see Note 19. Legal Proceedings and Contingencies for additional information).

2010 Financial Report	65

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Bextra and Certain Other Investigations

In January 2009, we entered into an agreement-in-principle with the U.S. Department of Justice (DOJ) to resolve previously reported investigations regarding past off-label promotional practices concerning Bextra, as well as certain other investigations. In connection with these actions, in the fourth quarter of 2008, we recorded a charge of $2.3 billion, pre-tax and after-tax, in Other deductions—net and such amount is included in Other current liabilities in 2008. In the third quarter of 2009, we reached final resolution of this matter and no additional charge was recorded. The entire $2.3 billion was paid in 2009. We recorded a tax benefit of $174 million in the third quarter of 2009 as such resolution resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. In addition, in September 2009, we settled state civil consumer protection allegations related to our past promotional practices concerning Geodon and recorded a charge of $33 million.

Certain Product Litigation—Celebrex and Bextra

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

These litigation-related charges were recorded in 2008 in Other deductions—net. Virtually all of this amount was paid in 2009. During 2009, we recorded approximately $170 million in insurance recoveries in Selling, informational and administrative expenses.

We believe that the charges of approximately $745 million will be sufficient to resolve all U.S. personal injury claims that were known at the time of the agreement-in-principle, including those that had not been settled at the time. However, additional charges may have to be taken in the future in connection with certain pending claims and unknown claims relating to Celebrex.

D. Acquisitions

Acquisition of FoldRx Pharmaceuticals, Inc.

On October 6, 2010, we completed our acquisition of FoldRx Pharmaceuticals, Inc. (FoldRx), a privately-held drug discovery and clinical development company, whose portfolio includes clinical and preclinical programs for investigational compounds to treat diseases caused by protein misfolding. FoldRx’s lead product candidate, tafamidis meglumine, is in registration in both the U.S. and the EU as a first-in-class oral therapy for the treatment of transthyretin amyloid polyneuropathy (ATTR-PN), a progressively fatal genetic neurodegenerative disease, for which liver transplant is the only treatment option currently available. The total consideration for the acquisition was approximately $400 million, which consisted of an upfront payment to FoldRx’s shareholders of about $200 million and contingent consideration with an estimated acquisition-date fair value of about $200 million. The contingent consideration consists of up to $455 million in additional payments that are contingent upon the attainment of future regulatory and commercial milestones. In connection with this acquisition, we recorded an asset of approximately $500 million in Identifiable intangible assets—in-process research and development. The goodwill resulting from the acquisition was approximately $60 million.

The fair value of the contingent consideration of about $200 million at the acquisition date was estimated by utilizing a probability weighted income approach. We started with an estimate of the probability weighted potential cash payments by year, based on our expectation as to when the future regulatory and commercial milestones might be achieved, and then we discounted each of those projected payments to arrive as a present value amount. Subsequent to the acquisition date, we remeasure the contingent consideration liability at current fair value at every reporting period with changes recorded in Other deductions—net in our consolidated statements of income.

Other Acquisitions

We completed the following additional acquisitions during the year ended December 31, 2008:

•	In the fourth quarter of 2008, we completed the acquisition of a number of animal health product lines from Schering-Plough Corporation (Schering-Plough) for approximately $170 million.

•

In the second quarter of 2008, we acquired Encysive Pharmaceuticals Inc. (Encysive), a biopharmaceutical company whose main product was Thelin (see Note 3B. Asset Impairment Charges), through a tender offer, for approximately $200 million, including transaction costs. In addition, in the second quarter of 2008, we acquired Serenex, Inc. (Serenex), a privately held biotechnology company. In connection with these acquisitions, we recorded approximately $170 million in Acquisition-related in-process research and development charges and approximately $450 million in intangible assets.

•

In the first quarter of 2008, we acquired CovX, a privately held biotherapeutics company, and we acquired all the outstanding shares of Coley Pharmaceutical Group, Inc. (Coley), a biopharmaceutical company. In connection with these and two smaller acquisitions related to Animal Health, we recorded approximately $440 million in Acquisition-related in-process research and development charges in 2008. In 2010, we recorded $125 million and in 2009 we recorded $68 million in Acquisition-related in-process research and development charges related to the resolution of certain contingencies and achievement of milestones associated with CovX.

2010 Financial Report	66

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

E. Equity-Method Investments

Investment in Laboratório Teuto Brasileiro, an Equity-Method Investment

In the fourth quarter of 2010, we consummated our partnership to develop and commercialize generic medicines with Laboratório Teuto Brasileiro S.A. (Teuto) a leading generics company in Brazil. As part of the transaction, we acquired a 40 percent equity stake in Teuto, and entered into a series of commercial agreements. The partnership is expected to enhance our position in Brazil, a key emerging market, by providing access to Teuto’s portfolio of products. Through this partnership, we expect to also have access to significant distribution networks in rural and suburban areas in Brazil and the opportunity to register and commercialize Teuto’s products in various markets outside of Brazil. Under the terms of our purchase agreement with Teuto, we made an upfront payment at the closing of approximately $230 million (subject to certain post-closing adjustments). In addition, Teuto will be eligible to receive a performance-based milestone payment from us in 2012 of up to approximately $200 million. We have an option to acquire the remaining 60 percent of Teuto’s shares beginning in 2014, and Teuto’s shareholders have an option to sell their 60 percent stake to us beginning in 2015.

We are accounting for our interest in Teuto as an equity method investment due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest. Our investment in Teuto is reported as a private equity investment in Long-term investments and loans in our consolidated balance sheet as of December 31, 2010. Our share of Teuto’s income and expenses is recorded in Other deductions—net.

Formation of ViiV, an Equity-Method Investment

In the fourth quarter of 2009, we and GlaxoSmithKline plc (GSK) created a new company, ViiV Healthcare Limited (ViiV), which is focused solely on research, development and commercialization of human immunodeficiency virus (HIV) medicines. Under the agreement, we and GSK have contributed certain existing HIV-related products, pipeline assets and research assets to ViiV and will perform R&D and manufacturing services. The R&D Services Agreement provides that we will perform R&D services for pipeline and marketed products contributed by us and that such services be billed at our internal cost plus a profit margin. After two and a half years, either party may terminate this agreement with six months’ notice. The Contract Manufacturing Agreement provides that we will manufacture and supply products to ViiV for four years at a price that incorporates a profit margin. Prior to the agreed termination date, ViiV may terminate this agreement at any time with approximately one-year’s notice. Further, Pfizer and GSK have entered into a 3-year Research Alliance Agreement with ViiV under which each party, at its sole discretion, may conduct research programs in order to achieve Proof of Concept for an HIV Therapy Compound. ViiV will have a right of first negotiation on compounds that reach Proof of Concept.

We recognized a gain of approximately $482 million in connection with the formation, which was recorded in Other deductions—net in the fourth quarter of 2009. Since we currently hold a 15% equity interest in ViiV, we have an indirect retained interest in the contributed assets; as such, 15% of the gain, or $72 million, is the portion of the gain associated with that indirect retained interest. In valuing our investment in ViiV (which includes the indirect retained interest in the contributed assets), we used discounted cash flow techniques, utilizing an 11% discount rate and a terminal year growth factor of 3%.

We currently hold a 15% equity interest and GSK holds an 85% equity interest in ViiV. The equity interests will be adjusted in the event that specified sales and regulatory milestones are achieved. Our equity interest in ViiV could vary from 9% to 30.5%, and GSK’s equity interest could vary from 69.5% to 91%, depending upon the milestones achieved with respect to the original assets contributed to ViiV by us and by GSK. Each company also may be entitled to preferential dividend payments to the extent that specific sales thresholds are met in respect of the marketed products and pipeline assets originally contributed.

We are accounting for our interest in ViiV as an equity method investment due to the significant influence we have over the operations of ViiV through our board representation and minority veto rights. Our investment in ViiV is reported as a private equity investment in Long-term investments and loans in our consolidated balance sheets as of December 31, 2010 and 2009. Our share of ViiV’s income and expenses is recorded in Other deductions—net.

F. Adjustment of Prior Years’ Liabilities for Product Returns

Revenues in 2008 include a reduction recorded in the third quarter of 2008 of $217 million, pre-tax, to adjust our prior years' liabilities for product returns. After a detailed review in 2008 of our returns experience, we determined that our previous accounting methodology for product returns needed to be revised as the lag time between product sale and return was longer than we previously had assumed. Although fully recorded in 2008, virtually all of the adjustment relates back several years.

2010 Financial Report	67

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

We incurred the following costs in connection with our cost-reduction initiatives and the acquisition of Wyeth:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Transaction costs(a)	$23	$768	$—
Integration costs(b)	1,004	569	49
Restructuring charges(c)
Employee termination costs	1,125	2,571	2,004
Asset impairments	870	159	543
Other	192	270	79
Restructuring charges and certain acquisition-related costs	$3,214	$4,337	$2,675
Additional depreciation—asset restructuring, recorded in our Consolidated Statements of Income as follows(d):
Cost of Sales	$526	$133	$596
Selling, informational and administrative expenses	227	53	19
Research and development expenses	34	55	171
Total additional depreciation––asset restructuring	787	241	786
Implementation costs(e)	—	250	819
Total	$4,001	$4,828	$4,280

(a)

Transaction costs represent external costs directly related to our acquisition of Wyeth and primarily include expenditures for banking, legal, accounting and other similar services. Substantially all of the costs incurred in 2009 were fees related to a $22.5 billion bridge term loan credit agreement entered into with certain financial institutions on March 12, 2009 to partially fund our acquisition of Wyeth. The bridge term loan credit agreement was terminated in June 2009 as a result of our issuance of approximately $24.0 billion of senior unsecured notes in the first half of 2009.

(b)	Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and systems integration.
(c)

Restructuring charges in 2010 are related to the integration of Wyeth. From the beginning of our cost-reduction and transformation initiatives in 2005 through December 31, 2010, Employee termination costs represent the expected reduction of the workforce by approximately 49,000 employees, mainly in manufacturing, sales and research, of which approximately 36,400 employees have been terminated as of December 31, 2010. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination. Asset impairments primarily include charges to write down property, plant and equipment to fair value. Other primarily includes costs to exit certain assets and activities. Substantially all of these restructuring charges are associated with our Biopharmaceutical segment.

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.
(e)

Implementation costs for the years ended December 31, 2009 and 2008, represent external, incremental costs directly related to implementing cost-reduction initiatives prior to our acquisition of Wyeth, and primarily include expenditures related to system and process standardization and the expansion of shared services. For the year ended December 31, 2009, implementation costs are included in Cost of sales ($42 million), Selling, informational and administrative expenses ($166 million), Research and development expenses ($36 million) and Other deductions––net ($6 million). For the year ended December 31, 2008, implementation costs are included in Cost of sales ($149 million), Selling, informational and administrative expenses ($394 million), Research and development expenses ($262 million) and Other deductions––net ($14 million).

The components of restructuring charges associated with all of our cost-reduction initiatives and the acquisition of Wyeth follow:

	COSTS INCURRED	ACTIVITY THROUGH DECEMBER 31,	ACCRUAL AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2005-2010	2010(a)	2010(b)
Employee termination costs	$8,846	$6,688	$2,158
Asset impairments	2,322	2,322	—
Other	902	801	101
Total	$12,070	$9,811	$2,259

(a)	Includes adjustments for foreign currency translation.
(b)	Included in Other current liabilities ($1.6 billion) and Other noncurrent liabilities ($652 million).

5. Collaborative Arrangements

In the normal course of business, we enter into collaborative arrangements with respect to in-line medicines, as well as medicines in development that require completion of research and regulatory approval. Collaborative arrangements are contractual agreements with third parties that involve a joint operating activity, typically a research and/or commercialization effort, where both we and our

68	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

The amounts and classifications in our consolidated statements of income of payments (income/(expense)) between us and our collaboration partners follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Revenues—Revenues(a)	$568	$593	$488
Revenues—Alliance revenues(b)	4,084	2,925	2,251
Total revenues from collaborative arrangements	4,652	3,518	2,739
Cost of sales(c)	(109)	(166)	(147)
Selling, informational and administrative expenses(d)	(131)	10	75
Research and development expenses(e)	(316)	(361)	(476)
Other deductions—net	37	37	—

(a)	Represents sales to our partners of products manufactured by us.
(b)	Substantially all relate to amounts earned from our partners under co-promotion agreements.
(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.
(d)	Represents net reimbursements from our partners/(to our partners) for selling, informational and administrative expenses incurred.
(e)

 Primarily related to net reimbursements, as well as upfront payments and milestone payments earned by our partners. The upfront and milestone  payments were as follows: $147 million in 2010, $150 million in 2009 and $300 million in 2008.

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements.

6. Other (Income)/Deductions—Net

The following table sets forth details related to amounts recorded in Other deductions—net:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Interest income	$(402)	$(746)	$(1,288)
Interest expense	1,799	1,233	516
Net interest expense/(income)(a)	1,397	487	(772)
Royalty-related income(b)	(579)	(243)	(673)
Net gain on asset disposals(c)	(262)	(188)	(14)
Legal matters, net(d)	1,737	234	3,300
Gain related to ViiV(e)	—	(482)	—
Certain asset impairment charges(f)	2,175	417	143
Other, net	(130)	67	48
Other deductions—net	$4,338	$292	$2,032

(a)

Interest expense increased in 2010 due to our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and approximately $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth, as well as the addition of legacy Wyeth debt. Interest income decreased in 2010 due to lower interest rates, coupled with lower average cash balances. Net interest expense was $487 million in 2009 compared to net interest income of $772 million in 2008. Interest expense increased in 2009 due to the issuance of the senior unsecured notes discussed above, of which virtually all of the proceeds were used to partially finance the Wyeth acquisition (see Note 2. Acquisition of Wyeth). Interest income decreased in 2009 due to lower interest rates, partially offset by higher average cash balances. Capitalized interest expense totaled $36 million in 2010, $34 million in 2009 and $46 million in 2008.

(b)	In 2008, includes $425 million related to the sale of certain royalty rights.
(c)

In 2010 and 2009, primarily represents gains on sales of certain investments and businesses. Net gains also include realized gains and losses on sales of available-for-sale securities: in 2010, 2009 and 2008, gross realized gains were $153 million, $186 million and $20 million, respectively. Gross realized losses were $12 million in 2010, $43 million in 2009 and none in 2008. Proceeds from the sale of available-for-sale securities were $5.3 billion in 2010, $27.0 billion in 2009 and $2.2 billion in 2008.

(d)

Legal matters, net in 2010 includes an additional $1.3 billion charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc. In 2008, primarily includes charges of $2.3 billion related to the resolution of certain investigations concerning Bextra and various other products, and charges of $900 million related to our agreements and our agreements-in-principle to resolve certain litigation and claims involving our non-steroidal anti-inflammatory (NSAID) pain medicines (see Note 3C. Other Significant Transactions and Events: Legal Matters).

(e)

Represents a gain related to ViiV, an equity method investment, which is focused solely on research, development and commercialization of HIV medicines (see Note 3E. Other Significant Transactions and Events: Equity Method Investments).

(f)

The asset impairment charges in 2010 are primarily related to (i) intangible assets acquired as part of our acquisition of Wyeth, including IPR&D assets, Brands and, to a lesser extent, Developed Technology Rights.; and (ii) an intangible asset associated with the legacy Pfizer product Thelin (see Note 2. Acquisition of Wyeth and Note 3B. Other Significant Transactions and Events: Asset Impairment Charges). The 2009 amounts

2010 Financial Report	69

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

primarily represent asset impairment charges associated with certain materials used in our research and development activities that were no longer considered recoverable. The 2008 amounts primarily represent charges related to impairment of certain equity investments and the exit of our Exubera product.

7. Taxes on Income

A. Taxes on Income

Income from continuing operations before provision for taxes on income, and income attributable to noncontrolling interests consist of the following:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
United States	$(2,477)	$(3,632)	$(1,760)
International	11,899	14,459	11,454
Total income from continuing operations before provision for taxes on income	$9,422	$10,827	$9,694

The decrease in domestic loss from continuing operations before taxes in 2010, compared to 2009, was due to revenues from legacy Wyeth products and a reduction in domestic restructuring charges partially offset by increased amortization charges primarily related to identifiable intangibles in connection with our acquisition of Wyeth and litigation charges primarily related to our wholly owned subsidiary Quigley Company, Inc. The decrease in international income from continuing operations before taxes in 2010, compared to 2009, was due primarily to an increase in international restructuring and amortization charges plus the non-recurrence of the gain in 2009 in connection with the formation of ViiV, partially offset by revenues from legacy Wyeth products.

The increase in domestic loss from continuing operations before taxes in 2009, compared to 2008, was due primarily to an increase in certain expenses incurred in connection with the Wyeth acquisition, which was partially offset by the non-recurrence of charges of $2.3 billion recorded in 2008 resulting from an agreement-in-principle with the DOJ to resolve the previously reported investigations regarding past off-label promotional practices concerning Bextra and certain other investigations, as well as other litigation-related charges recorded in 2008 of approximately $900 million associated with the resolution of certain litigation involving our NSAID pain medicines. The increase in international income from continuing operations before taxes in 2009, compared to 2008, was due primarily to the gain in connection with the formation of ViiV, the decrease in international restructuring charges and the non-recurrence of acquired IPR&D, partially offset by an increase in amortization expenses primarily related to identifiable intangibles incurred in connection with the Wyeth acquisition. For additional information on all of these matters, see Note 3. Other Significant Transactions and Events.

Provision for taxes on income consists of the following:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
United States:
Current income taxes:
Federal	$(2,774)	$10,169	$707
State and local	(313)	71	154
Deferred income taxes:
Federal	2,033	(10,002)	106
State and local	(6)	(93)	(136)
Total U.S. tax (benefit)/provision(a), (b), (c), (d)	$(1,060)	$145	$831
International:
Current income taxes	$2,258	$1,539	$2,115
Deferred income taxes	(74)	513	(1,301)
Total international tax provision	$2,184	$2,052	$814
Total provision for taxes on income(e)	$1,124	$2,197	$1,645

(a)

The Federal current income tax benefit in 2010 is primarily due to the tax benefit recorded in connection with our settlement with the U.S. Internal Revenue Service. For a discussion of the settlement, see the “Tax Contingencies” section below.

(b)	The Federal current income tax expense in 2009 was due to increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition.
(c)	The Federal deferred income tax expense in 2010 is primarily due to certain business decisions in connection with our acquisition of Wyeth.
(d)	The Federal deferred income tax benefit in 2009 was due to a reduction of deferred tax liabilities recorded in connection with our acquisition of Wyeth.
(e)

2009 and 2010 excludes federal, state and international net tax liabilities assumed or established on the date of the acquisition of Wyeth (See Note 2. Acquisition of Wyeth for additional details) and $4 million in 2008 primarily related to the resolution of certain tax positions related to legacy Pharmacia Corporation (Pharmacia), which were debited or credited to Goodwill, as appropriate.

On December 17, 2010, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 extended the research and development tax credit from January 1, 2010, through December 31, 2011.

70	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

In the fourth-quarter of 2010, we recorded a tax benefit of approximately $1.4 billion related to an audit settlement with the U.S. Internal Revenue Service. The 2010 U.S. income tax was also favorably impacted by the reversal of approximately $600 million of accruals related to interest on these unrecognized tax benefits. 2010 U.S. income tax was negatively impacted by the write-off of approximately $270 million of deferred tax assets related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from changes in the U.S. healthcare legislation enacted in March 2010 concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012. During 2010, we also recognized $320 million in international tax benefits for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, as well as from the expiration of the statute of limitations. The 2010 international provision was also favorably impacted by $140 million related to the reversal of accruals for interest on these unrecognized tax benefits (See “Tax Contingencies” below for additional information on audit settlements).

In the third-quarter of 2009, we recorded a tax benefit of $174 million related to the final resolution of an agreement-in-principle with the DOJ to settle investigations of past promotional practices concerning Bextra and certain other investigations. This resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position. In 2009 and 2008, we sold two of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc. (Vicuron) and Esperion Therapeutics, Inc. (Esperion), respectively. Both sales, for nominal consideration, resulted in a loss for tax purposes that reduced our U.S. tax expense by $556 million in 2009 and $426 million in 2008. These tax benefits are a result of the significant initial investment in these entities at the time of acquisition, primarily reported as an income statement charge for IPR&D at acquisition date. These tax benefits were offset by certain costs associated with the Wyeth acquisition that are not deductible. In 2008, we effectively settled certain issues common among multinational corporations with various foreign tax authorities relating to multiple prior years. As a result, in 2008 we recognized $305 million in tax benefits. 2008 also reflects the impact of the third-quarter 2008 provision for the proposed resolution of certain Bextra and Celebrex civil litigation and the impact of the fourth-quarter 2008 provision for the proposed resolution of certain investigations, which were either not deductible or deductible at lower tax rates.

Amounts reflected in the preceding tables are based on the location of the taxing authorities.

B. Tax Rate Reconciliation

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for income from continuing operations follows:

	YEAR ENDED DECEMBER 31,
	2010	2009	2008
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Earnings taxed at other than U.S. statutory rate	2.5	(9.3)	(20.2)
Resolution of certain tax positions	(26.4)	—	(3.1)
Sales of biopharmaceutical companies	—	(5.1)	(4.3)
U.S. healthcare legislation	2.8	—	—
U.S. research tax credit and manufacturing deduction	(2.3)	(1.3)	(1.2)
Legal settlements	0.4	(1.6)	9.0
Acquired IPR&D	0.5	0.2	2.1
Wyeth acquisition-related costs	0.5	2.4	—
All other—net	(1.1)	—	(0.3)
Effective tax rate for income from continuing operations	11.9%	20.3%	17.0%

For earnings taxed at other than the U.S. statutory rate, this rate impact reflects the fact that we operate manufacturing subsidiaries in Puerto Rico, Ireland and Singapore. We benefit from Puerto Rican incentive grants that expire between 2013 and 2029. Under the grants, we are partially exempt from income, property and municipal taxes. In Ireland, we benefited from an incentive tax rate effective through 2010 on income from manufacturing operations. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing operations. The rate impact also reflects the jurisdictional location of earnings and the costs of certain repatriation decisions and uncertain tax positions. In 2008, the rate impact also reflects the realization of approximately $711 million (tax effect) in net operating losses.

For a discussion about the resolution of certain tax positions, see the “Tax Contingencies” section below. For a discussion about the sales of the biopharmaceutical companies, legal settlements, and Wyeth acquisition related costs and about the impact of U.S. healthcare legislation, see the “Taxes on Income” section above. The charges for acquired IPR&D in 2010, 2009 and 2008 are primarily not deductible.

2010 Financial Report	71

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts. The tax effect of the major items recorded as deferred tax assets and liabilities, shown before jurisdictional netting, as of December 31 is as follows:

	2010 DEFERRED TAX		2009 DEFERRED TAX
(MILLIONS OF DOLLARS)	ASSETS	(LIABILITIES)	ASSETS	(LIABILITIES)
Prepaid/deferred items	$1,321	$(112)	$1,330	$(60)
Inventories	132	(59)	437	(859)
Intangibles	1,165	(17,104)	949	(19,802)
Property, plant and equipment	420	(2,146)	715	(2,014)
Employee benefits	4,479	(56)	4,786	(66)
Restructurings and other charges	1,359	(70)	884	(8)
Legal and product liability reserves	1,411	—	1,010	—
Net operating loss/credit carryforwards	4,575	—	4,658	—
Unremitted earnings	—	(9,524)	—	(7,057)
State and local tax adjustments	452	—	747	—
All other	607	(575)	744	(187)
Subtotal	15,921	(29,646)	16,260	(30,053)
Valuation allowance	(894)	—	(353)	—
Total deferred taxes	$15,027	$(29,646)	$15,907	$(30,053)
Net deferred tax liability		$(14,619)		$(14,146)

The net deferred tax liability is classified in our Consolidated Balance Sheets as follows:

	DEFERRED TAX ASSET/ (LIABILITY)	DEFERRED TAX ASSET/ (LIABILITY)
Current:
Taxes and other current assets	$2,951	$2,591
Other current liabilities	(111)	(226)
Noncurrent:
Taxes and other noncurrent assets	1,189	1,328
Noncurrent deferred tax liabilities	(18,648)	(17,839)
Net deferred tax liability	$(14,619)	$(14,146)

The increase in net deferred tax liability position in 2010, compared to 2009, was primarily due to an increase in noncurrent deferred tax liabilities on unremitted earnings, partially offset by an increase in current deferred tax assets established as a result of litigation charges incurred in connection with our wholly owned subsidiary Quigley Company, Inc. and a reduction in noncurrent deferred tax liabilities related to identifiable intangibles established in connection with our acquisition of Wyeth.

We have carryforwards, primarily related to foreign tax credit carryovers, net operating loss carryovers and capital loss carryforwards, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times between 2011 and 2029. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies.

As of December 31, 2010, we have not made a U.S. tax provision on approximately $48.2 billion of unremitted earnings of our international subsidiaries. As of December 31, 2010, these earnings are intended to be permanently reinvested overseas; as such, it is not practical to compute the estimated deferred tax liability on these permanently reinvested earnings.

D. Tax Contingencies

We are subject to income tax in many jurisdictions, and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. All of our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. These tax audits can involve complex issues, interpretations and judgments and the resolution of matters may span multiple years, particularly if subject to negotiation or litigation. As a result, our evaluation of tax contingencies can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions deemed reasonable by management. However, if our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted. For a description of our accounting policies associated with accounting for income tax contingencies, see Note 1P. Significant Accounting Policies: Deferred Tax Assets and Income Tax Contingencies and Note 1C. Significant Accounting Policies: Estimates and Assumptions.

72	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Because tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2010 and 2009, we had approximately $5.8 billion and $6.4 billion in net liabilities associated with uncertain tax positions, excluding associated interest.

•

Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2010 and 2009, we had approximately $1.0 billion and $1.3 billion, respectively, in assets associated with uncertain tax positions recorded in Taxes and other noncurrent assets.

•

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

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows:

(MILLIONS OF DOLLARS)	2010	2009
Balance, January 1	$(7,657)	$(5,372)
Acquisition of Wyeth	(49)	(1,785)
Increases based on tax positions taken during a prior period(a)	(513)	(79)
Decreases based on tax positions taken during a prior period(a), (b)	2,384	38
Decreases based on cash payments for a prior period	280	—
Increases based on tax positions taken during the current period(a)	(1,396)	(941)
Decreases based on tax positions taken during the current period	—	712
Impact of foreign exchange	104	(284)
Other, net(c)	88	54
Balance, December 31(d)	$(6,759)	$(7,657)

(a)	Primarily included in Provision for taxes on income.
(b)

Decreases are primarily a result of effectively settling certain issues with the U.S. and foreign tax authorities for a net benefit of $1.7 billion, reflecting the reversal of the related tax assets associated with the competent authority process and state and local taxes and are primarily included in Provision for taxes on income.

(c)	Primarily includes decreases as a result of a lapse of applicable statutes of limitations.
(d)

In 2010, included in Income taxes payable ($421 million), Taxes and other current assets ($279 million), Taxes and other noncurrent assets ($169 million), Noncurrent deferred tax liabilities ($369 million) and Other taxes payable ($5.5 billion). In 2009, included in Income taxes payable ($144 million), Taxes and other current assets ($78 million), Noncurrent deferred tax liabilities ($208 million) and Other taxes payable ($7.2 billion).

•

Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our Consolidated Statements of Income. In 2010, we recorded net interest income of $545 million, primarily as a result of settling certain issues with the U.S. and various foreign tax authorities, which are discussed below. In 2009 and 2008, we recorded net interest expense of $191 million and $106 million. Gross accrued interest totaled $952 million as of December 31, 2010 and $1.9 billion as of December 31, 2009 (including $300 million recorded upon the acquisition of Wyeth). In 2010, these amounts were included in Income taxes payable ($112 million), Taxes and other current assets ($122 million) and Other taxes payable ($718 million). In 2009, these amounts were included in Income taxes payable ($90 million), Taxes and other current assets ($55 million) and Other taxes payable ($1.8 billion). Accrued penalties are not significant.

The United States is one of our major tax jurisdictions. During the fourth-quarter of 2010, we reached a settlement with the U.S. Internal Revenue Service (IRS) related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final Revenue Agent’s Report (RAR). The company has agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, in the fourth quarter of 2010, we reduced our unrecognized tax benefits by approximately $1.4 billion and recorded a corresponding tax benefit. The fourth-quarter and full-year 2010 effective tax rates were also favorably impacted by the reversal of $600 million of accruals related to interest on these unrecognized tax benefits. The 2006, 2007 and 2008 tax years currently are under audit. The 2009 and 2010 tax years are not yet under audit. All other tax years in the U.S. for Pfizer Inc. are closed under the statute of limitations. With respect to Wyeth, the years 2002 through 2005 currently are under IRS audit, and tax years 2006 through the Wyeth acquisition date (October 15, 2009) are not yet under audit.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (1998-2010), Japan (2006-2010), Europe (1997-2010, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany) and Puerto Rico (2003-2010). During 2010, we also recognized $320 million in tax benefits resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities as well as from the expiration of the statute of limitations. The 2010 effective tax rate was also favorably impacted by $140 million related to the reversal of accruals for interest on these unrecognized tax benefits.

2010 Financial Report	73

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Any settlements or statute of limitations expirations would likely result in a significant decrease in our uncertain tax positions. We estimate that within the next 12 months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $750 million, as a result of settlements with taxing authorities or the expiration of the statute of limitations. Our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible change related to our uncertain tax positions, and such changes could be significant.

8. Other Comprehensive Income/(Loss)

Changes, net of tax, in Accumulated other comprehensive (loss)/income and the components of comprehensive income follow:

	NET UNREALIZED GAINS/(LOSSES)			BENEFIT PLANS		ACCUMULATED OTHER COMPREHENSIVE (LOSS)/INCOME
(MILLIONS OF DOLLARS)	CURRENCY TRANSLATION ADJUSTMENT AND OTHER	DERIVATIVE FINANCIAL INSTRUMENTS	AVAILABLE FOR-SALE SECURITIES	ACTUARIAL GAINS/ (LOSSES)	PRIOR SERVICE (COSTS)/ CREDITS AND OTHER
Balance, January 1, 2008	$3,872	$(32)	$54	$(1,567)	$(28)	$2,299
Other comprehensive income/(loss)—Pfizer Inc(a):
Foreign currency translation adjustments	(5,898)	—	—	—	—	(5,898)
Unrealized holding gains/(losses)	—	69	(193)	—	—	(124)
Reclassification adjustments to income(b)	(2)	—	(20)	—	—	(22)
Actuarial gains/(losses) and other benefit plan items	—	—	—	(3,098)	22	(3,076)
Amortization of actuarial losses and other benefit plan items	—	—	—	130	3	133
Curtailments and settlements—net	—	—	—	280	3	283
Other	10	—	—	129	35	174
Income taxes	629	(9)	73	994	(25)	1,662

						(6,868)
Balance, December 31, 2008	(1,389)	28	(86)	(3,132)	10	(4,569)
Other comprehensive income/(loss)—Pfizer Inc.(a):
Foreign currency translation adjustments	4,978	—	—	—	—	4,978
Unrealized holding gains	—	291	576	—	—	867
Reclassification adjustments to income(b)	5	(299)	(143)	—	—	(437)
Actuarial gains/(losses) and other benefit plan items	—	—	—	(701)	154	(547)
Amortization of actuarial losses and other benefit plan items	—	—	—	291	(6)	285
Curtailments and settlements—net	—	—	—	390	(5)	385
Other	2	—	—	(192)	(3)	(193)
Income taxes	(46)	(14)	(78)	(23)	(56)	(217)

						5,121
Balance, December 31, 2009	3,550	6	269	(3,367)	94	552
Other comprehensive income/(loss)—Pfizer Inc.(a):
Foreign currency translation adjustments	(3,544)	—	—	—	—	(3,544)
Unrealized holding gains/(losses)	—	(1,043)	7	—	—	(1,036)
Reclassification adjustments to income(b)	(7)	702	(141)	—	—	554
Actuarial gains/(losses) and other benefit plan items	—	—	—	(1,428)	550	(878)
Amortization of actuarial losses and other benefit plan items	—	—	—	262	(43)	219
Curtailments and settlements—net	—	—	—	266	(49)	217
Other	5	—	—	90	6	101
Income taxes	165	127	22	230	(169)	375

						(3,992)
Balance, December 31, 2010	$169	$(208)	$157	$(3,947)	$389	$(3,440)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $4 million in 2010, $5 million in 2009 and $35 million in 2008.
(b)	The currency translation adjustments reclassified to income resulted from the sale of businesses.

Income taxes are not provided for foreign currency translation relating to permanent investments in international subsidiaries.

As of December 31, 2010, we estimate that we will reclassify into 2011 income the following pre-tax amounts currently held in Accumulated other comprehensive (loss)/income: $7 million of the unrealized holding gains on derivative financial instruments; $280 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $72 million of prior service credits related primarily to benefit plan amendments.

74	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

9. Financial Instruments

A. Selected Financial Assets and Liabilities

Information about certain of our financial assets and liabilities follows:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009
Selected financial assets measured at fair value on a recurring basis(a):
Trading securities(b)	$173	$184
Available-for-sale debt securities(c)	32,699	32,338
Available-for-sale money market funds(d)	1,217	2,569
Available-for-sale equity securities, excluding money market funds(c)	230	281
Derivative financial instruments in receivable positions(e):
Interest rate swaps	603	276
Foreign currency forward-exchange contracts	494	502
Foreign currency swaps	128	798
Total	35,544	36,948
Other selected financial assets(f):
Held-to-maturity debt securities, carried at amortized cost(c)	1,178	812
Private equity securities, carried at cost or equity method(g)	1,135	811
Short-term loans, carried at cost(h)	467	1,195
Long-term loans, carried at cost(h)	299	784
Total	3,079	3,602
Total selected financial assets(i)	$38,623	$40,550

Financial liabilities measured at fair value on a recurring basis(a):
Derivative financial instruments in a liability position(j):
Foreign currency swaps	$623	$528
Foreign currency forward-exchange contracts	257	237
Interest rate swaps	4	25
Total	884	790
Other financial liabilities(k):
Short-term borrowings, carried at historical proceeds, as adjusted(f), (l)	5,623	5,469
Long-term debt, carried at historical proceeds, as adjusted(m), (n)	38,410	43,193
Total	44,033	48,662
Total selected financial liabilities	$44,917	$49,452

(a)

Fair values are determined based on valuation techniques categorized as follows: Level 1 means the use of quoted prices for identical instruments in active markets; Level 2 means the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; Level 3 means the use of unobservable inputs. All of our financial assets and liabilities measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value, except that included in available-for-sale equity securities, excluding money market funds, are $105 million as of December 31, 2010 and $77 million as of December 31, 2009 of investments that use Level 1 inputs in the calculation of fair value. None of our financial assets and liabilities measured at fair value on a recurring basis are valued using Level 3 inputs at December 31, 2010 or 2009.

(b)	Trading securities are held in trust for legacy business acquisition severance benefits.
(c)	Gross unrealized gains and losses are not significant.
(d)

Includes approximately $625 million as of December 31, 2010 and approximately $1.2 billion as of December 31, 2009 of money market funds held in escrow to secure certain of Wyeth’s payment obligations under its 1999 Nationwide Class Action Settlement Agreement, which relates to litigation against Wyeth concerning its former weight-loss products, Redux and Pondimin (see Note 9G. Financial Instruments: Guarantee).

(e)

Designated as hedging instruments, except for certain foreign currency contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $326 million and foreign currency swaps with fair values of $17 million at December 31, 2010; and foreign currency swaps with fair values of $106 million and foreign currency forward-exchange contracts with fair values of $100 million at December 31, 2009.

(f)

The differences between the estimated fair values and carrying values of our financial assets and liabilities not measured at fair value on a recurring basis were not significant as of December 31, 2010 or December 31, 2009.

(g)	Our private equity securities represent investments in the life sciences sector.
(h)	Our short-term and long-term loans are due from companies with highly rated securities (Standard & Poor’s (S&P) ratings of mostly AA or better).
(i)

The decrease in selected financial assets is primarily due to the use of proceeds of short-term investments for repayment of short-term borrowings and for tax payments made in the first quarter of 2010, primarily associated with certain business decisions executed to finance the Wyeth acquisition, partially offset by cash flows from operations.

(j)

Designated as hedging instruments, except for certain foreign currency contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $186 million and foreign currency swaps with fair values of $93 million at December 31, 2010; and foreign currency forward-exchange contracts with fair values of $122 million and foreign currency swaps with fair values of $3 million at December 31, 2009.

(k)	The carrying amounts may include adjustments for discount or premium amortization or for the effect of interest rate swaps designated as hedges.
(l)	Includes foreign currency borrowings with fair values of $2.0 billion at December 31, 2010 and $1.1 billion at December 31, 2009, which are used as hedging instruments.
(m)	Includes foreign currency debt with fair values of $880 million at December 31, 2010 and $2.1 billion at December 31, 2009, which are used as hedging instruments.
(n)	The fair value of our long-term debt is $42.3 billion at December 31, 2010 and $46.2 billion at December 31, 2009.

2010 Financial Report	75

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The following methods and assumptions were used to estimate the fair value of our financial assets and liabilities:

•	Trading equity securities—quoted market prices.

•	Trading debt securities—observable market interest rates.

•	Available-for-sale debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves.

•	Available-for-sale money market funds—observable Net Asset Value prices.

•	Available-for-sale equity securities, excluding money market funds—third-party pricing services that principally use a composite of observable prices.

•

Derivative financial instruments (assets and liabilities)—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data. Where applicable, these models discount future cash flow amounts using market-based observable inputs, including interest rate yield curves, and forward and spot prices for currencies. The credit risk impact to our derivative financial instruments was not significant.

•	Held-to-maturity debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves.

•

Private equity securities, excluding equity-method investments—application of the implied volatility associated with an observable biotech index to the carrying amount of our portfolio and, to a lesser extent, performance multiples of comparable securities adjusted for company-specific information.

•

Short-term and long-term loans—third-party model that discounts future cash flows using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

•	Short-term borrowings and long-term debt—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and our own credit rating.

In addition, we have long-term receivables where the determination of fair value employs discounted future cash flows, using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

A single estimate of fair value for these financial instruments relies heavily on estimates and assumptions (see Note 1C. Significant Accounting Polices: Estimates and Assumptions).

These selected financial assets and liabilities are presented in our Consolidated Balance Sheets as follows:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009

Assets
Cash and cash equivalents	$906	$666
Short-term investments	26,277	23,991
Short-term loans	467	1,195
Long-term investments and loans	9,748	13,122
Taxes and other current assets(a)	515	526
Taxes and other noncurrent assets(b)	710	1,050
Total	$38,623	$40,550
Liabilities
Short-term borrowings, including current portion of long-term debt	$5,623	$5,469
Other current liabilities(c)	339	369
Long-term debt	38,410	43,193
Other noncurrent liabilities(d)	545	421
Total	$44,917	$49,452

(a)

As of December 31, 2010, derivative instruments at fair value include foreign currency forward-exchange contracts ($494 million) and foreign currency swaps ($21 million) and, as of December 31, 2009, include foreign currency forward-exchange contracts ($503 million) and foreign currency swaps ($23 million).

(b)

As of December 31, 2010, derivative instruments at fair value include interest rate swaps ($603 million) and foreign currency swaps ($107 million) and, as of December 31, 2009, include foreign currency swaps ($774 million) and interest rate swaps ($276 million).

(c)

At December 31, 2010, derivative instruments at fair value include foreign currency forward-exchange contracts ($257 million), foreign currency swaps ($79 million) and interest rate swaps ($3 million) and, as of December 31, 2009, include foreign currency forward-exchange contracts ($237 million) and foreign currency swaps ($132 million).

(d)

At December 31, 2010, derivative instruments at fair value include foreign currency swaps ($544 million) and interest rate swaps ($1 million) and, as of December 31, 2009, include foreign currency swaps ($396 million) and interest rate swaps ($25 million).

There were no significant impairments of financial assets recognized in 2010, 2009 or 2008.

76	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B. Investments in Debt and Equity Securities

The contractual maturities of the available-for-sale and held-to-maturity debt securities as of December 31, 2010, follow:

(MILLIONS OF DOLLARS)	YEARS
	WITHIN 1	OVER 1 TO 5	TOTAL AS OF DECEMBER 31, 2010
Available-for-sale debt securities:
Western European and other government debt	$17,702	$1,754	$19,456
Corporate debt(a)	1,551	2,180	3,731
Supranational debt	2,930	350	3,280
Western European and other government agency debt	2,299	88	2,387
Federal Home Loan Mortgage Corporation and Federal National Mortgage Association asset-backed securities	—	2,345	2,345
Reverse repurchase agreements(b)	900	—	900
U.S. government Federal Deposit Insurance Corporation guaranteed debt	—	536	536
Other asset-backed securities	10	31	41
Certificates of deposit	23	—	23
Held-to-maturity debt securities:
Certificates of deposit and other	1,172	6	1,178
Total debt securities	$26,587	$7,290	$33,877
Trading securities			173
Available-for-sale money market funds(c)			1,217
Available-for-sale equity securities, excluding money market funds			230
Total			$35,497

(a)	Largely issued by above-investment-grade institutions in the financial services sector.
(b)	Very short-term agreements involving U.S. government securities.
(c)	Consisting of securities issued by the U.S. government and its agencies or instrumentalities and reverse repurchase agreements involving the same investments held.

C. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $1.2 billion as of December 31, 2010, and $3.9 billion as of December 31, 2009. The weighted-average effective interest rate on short-term borrowings outstanding was 2.8% as of December 31, 2010, and 0.7% as of December 31, 2009.

As of December 31, 2010, we had access to $9.0 billion of lines of credit, of which $1.9 billion expire within one year. Of these lines of credit, $8.4 billion are unused, of which our lenders have committed to loan us $7.0 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2013, may be used to support our commercial paper borrowings.

2010 Financial Report	77

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

D. Long-Term Debt

Information about our long-term debt follows:

	MATURITY DATE	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)		2010	2009
Senior unsecured notes:
4.45%(a)	March 2012	$3,543	$3,510
6.20%(a)	March 2019	3,247	3,247
5.35%(a)	March 2015	3,000	2,997
4.75% euro(b)	June 2016	2,665	2,867
5.75% euro(b)	June 2021	2,662	2,865
7.20%(a)	March 2039	2,564	2,455
3.625% euro(b)	June 2013	2,466	2,653
6.50% U.K. pound(b)	June 2038	2,306	2,408
5.95%	April 2037	2,089	2,091
5.50%	February 2014	1,921	1,912
5.50%	March 2013	1,608	1,617
4.55% euro	May 2017	1,322	1,391
4.75% euro	December 2014	1,302	1,385
5.50%	February 2016	1,074	1,087
6.95%	March 2011	—	1,570
Floating rate notes at the three-month London Interbank Offering Rate (LIBOR), plus 1.95%	March 2011	—	1,250
Notes and other debt with a weighted-average interest rate of 5.26%(c)	2011–2018	2,342	2,355
Notes and other debt with a weighted-average interest rate of 6.51%(d)	2021–2036	3,464	3,488
Foreign currency notes and other foreign currency debt with a weighted- average interest rate of 2.50%(e)	2014–2016	835	2,045
Total long-term debt		$38,410	$43,193
Current portion not included above		$3,502	$27

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

(c)	Contains debt issuances with a weighted-average maturity of approximately 6 years.
(d)	Contains debt issuances with a weighted-average maturity of approximately 19 years.
(e)	Contains debt issuances with a weighted-average maturity of approximately 5 years.

Long-term debt outstanding as of December 31, 2010 matures in the following years:

(MILLIONS OF DOLLARS)	2012	2013	2014	2015	AFTER 2015
Maturities	$3,554	$4,081	$4,066	$3,006	$23,703

In March 2007, we filed a securities registration statement with the SEC. The registration statement was filed under the automatic shelf registration process available to “well-known seasoned issuers” and expired in March 2010. On March 24, 2009, in order to partially finance our acquisition of Wyeth, we issued $13.5 billion of senior unsecured notes under this registration statement. On June 3, 2009, also in order to partially finance our acquisition of Wyeth, we issued approximately $10.5 billion of senior unsecured notes in a private placement pursuant to Regulation S under the Securities Act of 1933, as amended (Securities Act of 1933). The notes issued on June 3, 2009 have not been and will not be registered under the Securities Act of 1933 and, subject to certain exceptions, may not be sold, offered or delivered within the U.S. to, or for the account or benefit of, U.S. persons.

E. Derivative Financial Instruments and Hedging Activities

Foreign Exchange Risk—A significant portion of our revenues, earnings and net investments in foreign affiliates is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk, in part, through operational means, including managing expected same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. These financial instruments serve to protect net income and net investments against the impact of the translation into U.S. dollars of certain foreign exchange-denominated transactions. The aggregate notional amount of foreign exchange derivative financial instruments hedging or offsetting foreign currency exposures is $47.6 billion. The derivative financial instruments primarily hedge or offset exposures in the euro, Japanese yen and U.K. pound. The maximum length of time over which we are hedging future foreign exchange cash flows relates to our $2.3 billion U.K. pound debt maturing in 2038.

78	2010 Financial Report

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness in 2010, 2009 or 2008.

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

We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. The aggregate notional amount of interest rate derivative financial instruments is $11.6 billion. The derivative financial instruments hedge U.S. dollar and euro fixed-rate debt.

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness in 2010, 2009 or 2008.

2010 Financial Report	79

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Information about gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk is as follows:

	GAINS/(LOSSES)
	YEARS ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009
Derivative Financial Instruments in Fair Value Hedge Relationships
Interest rate swaps
Recognized in OID(a), (b)	$––	$(6)
Foreign currency swaps
Recognized in OID(a), (b)	––	(3)
Derivative Financial Instruments in Cash Flow Hedge Relationships
U.S. Treasury interest rate locks
Recognized in OID(a)	$––	$(11)
Recognized in OCI(a), (c)	––	(16)
Reclassified from OCI to OID(a), (c)	––	—
Foreign currency swaps
Recognized in OID(a)	––	—
Recognized in OCI(a), (c)	(1,054)	305
Reclassified from OCI to OID(a), (c)	(704)	281
Foreign currency forward exchange contracts
Recognized in OID(a)	––	—
Recognized in OCI(a), (c)	(6)	6
Reclassified from OCI to OID(a), (c)	2	18
Derivative Financial Instruments in Net Investment Hedge Relationships
Foreign currency swaps
Recognized in OID(a)	$(1)	$(1)
Recognized in OCI(a), (c)	(97)	17
Derivative Financial Instruments Not Designated as Hedges
Foreign currency swaps
Recognized in OID(a)	$20	$22
Foreign currency forward-exchange contracts
Recognized in OID(a)	(454)	(418)
Non-Derivative Financial Instruments in Net Investment Hedge Relationships
Foreign currency short-term borrowings
Recognized in OID(a)	$––	$—
Recognized in OCI(a), (c)	(241)	54
Foreign currency long-term debt
Recognized in OID(a)	––	––
Recognized in OCI(a), (c)	(91)	52

(a)	OID = Other (income)/deductions––net. OCI = Other comprehensive income/(loss), included in the balance sheet account Accumulated other comprehensive (loss)/income.
(b)	Also includes gains and losses attributable to the hedged risk.
(c)

Amounts presented represent the effective portion of the gain or loss. For derivative financial instruments in cash flow hedge relationships, the effective portion is included in Other comprehensive income/(loss)—Net unrealized gains/(losses) on derivative financial instruments. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive income/(loss)––Currency translation adjustment and other.

For information about the fair value of our derivative financial instruments, and the impact on our consolidated balance sheet, see Note 9A. Financial Instruments: Selected Financial Assets and Liabilities. Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. The aggregate fair value of these derivative instruments that are in a liability position is $628 million, for which we have posted collateral of $452 million in the normal course of business. These features include the requirement to pay additional collateral in the event of a downgrade in our debt ratings. If there had been a downgrade to below an A rating by S&P or the equivalent rating by Moody’s Investors Service, on December 31, 2010, we would have been required to post an additional $194 million of collateral to our counterparties. The collateral advanced receivables are reported in Cash and cash equivalents.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2010, we had $2.7 billion due from a well-diversified, highly rated group (S&P ratings of primarily A+ or better) of bank counterparties around the world. See Note 9B. Financial Instruments: Investment in Debt and Equity Securities for a distribution of our investments.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions. These agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2010, we received cash collateral of $300 million against various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. The collateral received obligations are reported in Short-term borrowings, including current portion of long-term debt.

80	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

G. Guarantee

On April 15, 2010, Wyeth LLC (Wyeth), a wholly owned subsidiary of Pfizer Inc. (Pfizer), entered into the Tenth Amendment (Tenth Amendment) to the 1999 Diet Drug Nationwide Settlement Agreement (Settlement Agreement) related to the litigation against Wyeth concerning its former weight-loss products, Redux and Pondimin. Pursuant to the Tenth Amendment, Pfizer entered into an agreement to guarantee Wyeth's obligation to make certain payments under the Settlement Agreement up to a maximum amount of $1.5 billion (Guarantee). The Guarantee, which went into effect on July 12, 2010, will remain in effect until the termination of Wyeth's long-term obligation to make such payments. This Guarantee also had the effect of releasing approximately $575 million from a money market fund held in escrow to secure these Wyeth obligations.

10. Inventories

The components of inventories follow:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009
Finished goods	$3,760	$5,249
Work-in-process	3,733	5,776
Raw materials and supplies	912	1,378
Total inventories(a), (b)	$8,405	$12,403

(a)

The decrease in total inventories is primarily due to the inventory sold during 2010 that was acquired from Wyeth and had been recorded at fair value, as well as operational reductions and the impact of foreign exchange. Also, in the third quarter of 2010, we recorded, in Cost of sales, a write-off of inventory of $212 million (which includes a purchase accounting fair value adjustment of $104 million) primarily related to Biopharmaceutical inventory acquired as part of our acquisition of Wyeth that became unusable after the acquisition date.

(b)

Certain amounts of inventories are in excess of one year’s supply. These excess amounts are primarily attributable to biologics inventory acquired from Wyeth at fair value and the quantities are generally consistent with the normal operating cycle of such inventory. There are no recoverability issues associated with these quantities.

11. Property, Plant and Equipment

The major categories of property, plant and equipment follow:

	USEFUL LIVES (YEARS)	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)		2010	2009
Land	—	$803	$937
Buildings	33 1/3-50	13,405	14,186
Machinery and equipment	8-20	12,335	12,236
Furniture, fixtures and other	3-12 1/2	4,720	4,599
Construction in progress	—	1,035	1,966
		32,298	33,924
Less: Accumulated depreciation		13,175	11,144
Total property, plant and equipment		$19,123	$22,780

12. Goodwill and Other Intangible Assets

A. Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009 follow:

(MILLIONS OF DOLLARS)	BIOPHARMACEUTICAL	DIVERSIFIED	OTHER(a)	TOTAL
Balance as of January 1, 2009	$21,317	$147	$—	$21,464
Additions	—	—	19,954	19,954
Other(c)	848	26	84	958
Balance, December 31, 2009	$22,165	$173	$20,038	$42,376
Additions	72	19	2,163 (b)	2,254
Other(c)	(480)	(14)	(189)	(683)
Allocation of Other goodwill(a)	19,226	2,786	(22,012)	—
Balance as of December 31, 2010	$40,983	$2,964	$—	$43,947

(a)

The Other goodwill relates to our acquisition of Wyeth that was unallocated and subject to change until we completed the recording of the assets acquired and liabilities assumed from Wyeth (see Note 2. Acquisition of Wyeth).

(b)	Reflects the impact of measurement period adjustments (see Note 2. Acquisition of Wyeth).
(c)

Primarily reflects the impact of foreign exchange. In 2009, the impact of foreign exchange was partially offset by a reduction of approximately $150 million in Biopharmaceutical in connection with the formation of ViiV (see Note 3E. Other Significant Transactions and Events: Equity-Method Investments for additional information).

2010 Financial Report	81

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B. Other Intangible Assets

The components of identifiable intangible assets, primarily included in our Biopharmaceutical segment, follow:

	AS OF DECEMBER 31,
	2010			2009
(MILLIONS OF DOLLARS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	IDENTIFIABLE INTANGIBLE ASSETS, LESS ACCUMULATED AMORTIZATION	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	IDENTIFIABLE INTANGIBLE ASSETS, LESS ACCUMULATED AMORTIZATION
Finite-lived intangible assets(a):
Developed technology rights	$68,432	$(26,223)	$42,209	$68,870	$(21,223)	$47,647
Brands	1,626	(607)	1,019	1,637	(535)	1,102
License agreements	637	(248)	389	622	(119)	503
Trademarks	107	(74)	33	113	(73)	40
Other	429	(250)	179	488	(231)	257
Total amortized finite-lived intangible assets	71,231	(27,402)	43,829	71,730	(22,181)	49,549
Indefinite-lived intangible assets:
Brands(b)	10,219	—	10,219	12,562	—	12,562
In-process research and development(b)	3,438	—	3,438	5,834	—	5,834
Trademarks	72	—	72	70	—	70
Total indefinite-lived intangible assets	13,729	—	13,729	18,466	—	18,466
Total identifiable intangible assets	$84,960	$(27,402)	$57,558	$90,196	$(22,181)	$68,015

(a)

The decrease in total Finite-lived intangible assets is primarily related to amortization, the impact of measurement period adjustments (see Note 2. Acquisition of Wyeth), asset impairment charges (see Note 3B. Other Significant Transactions and Events: Asset Impairment Charges and Note 6. Other (Income)/Deductions––Net) and the impact of foreign exchange.

(b)

The decrease in Indefinite-lived Brands and IPR&D assets reflects the impact of measurement period adjustments (see Note 2. Acquisition of Wyeth) and asset impairment charges (see Note 3B. Other Significant Transactions and Events: Asset Impairment Charges and Note 6. Other (Income)/Deductions––Net). For IPR&D assets, the decrease was partially offset by the addition of the IPR&D asset acquired as part of our acquisition of FoldRx (Note 3D. Other Significant Transactions and Events: Acquisitions).

All of these assets are subject to our review for impairment, as explained in Note 1L. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets. For additional information on intangible asset impairments recorded in 2010 and 2009, see Note 3B. Other Significant Transactions and Events: Asset Impairment Charges and Note 6. Other (Income)/Deductions––Net.

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, primarily representing the commercialized products included in our Biopharmaceutical segment. Virtually all of these assets were acquired in connection with our Wyeth acquisition in 2009 and our Pharmacia acquisition in 2003. The more significant components of developed technology rights are the following (in order of significance): Enbrel and Prevnar/Prevenar 13 Infant and, to a lesser extent, Premarin, Celebrex, Effexor, Pristiq, Tygacil, BMP-2, BeneFIX, Refacto and Genotropin.

Also included in this category are the post-approval milestone payments made under our alliance agreements for certain Biopharmaceutical products, such as Rebif and Spiriva.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Diversified segment. Virtually all of these assets were acquired in connection with our Wyeth acquisition in 2009 and our Pharmacia acquisition in 2003. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax, Centrum, Medrol, 1st Age Nutrition and 2nd Age Nutrition. The more significant components of finite-lived brands are the following (in order of significance): Depo-Provera, Advil Cold and Sinus, and Dimetapp.

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

82	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

If the associated research and development effort is abandoned, the related IPR&D assets will likely be written-off, and we will record an impairment loss in our consolidated statements of income.

For IPR&D assets, the risk of failure is significant and there can be no certainty that these assets ultimately will yield a successful product. The nature of the biopharmaceutical business is high-risk and requires that we invest in a large number of projects with a goal of achieving a successful portfolio of approved products. As such, it is likely that many of these IPR&D assets will become impaired and be written-off at some time in the future.

The majority of these IPR&D assets were acquired in connection with our acquisition of Wyeth. The more significant components of IPR&D are Prevnar/Prevenar 13 Adult and, to a lesser extent, projects for the treatment of transthyretin amyloid polyneuropathy (ATTR-PN) and Rheumatoid Arthritis, among others.

Amortization

The weighted-average life of both our total finite-lived intangible assets and our developed technology rights is approximately 11 years. Total amortization expense for finite-lived intangible assets was $5.5 billion in 2010, $3.0 billion in 2009 and $2.8 billion in 2008.

The annual amortization expense expected for the years 2011 through 2015 is as follows:

(MILLIONS OF DOLLARS)	2011	2012	2013	2014	2015
Amortization expense	$5,504	$5,320	$4,889	$4,025	$3,572

13. Pension and Postretirement Benefit Plans and Defined Contribution Plans

We provide defined benefit pension plans and defined contribution plans for the majority of our employees worldwide. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code, and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees with restrictions on discriminating in favor of highly compensated employees with regard to coverage, benefits and contributions. A supplemental (non-qualified) plan provides additional benefits to certain employees. In addition, we provide medical and life insurance benefits to certain retirees and their eligible dependents through our postretirement plans. In 2009, we assumed all of Wyeth’s defined benefit obligations and related plan assets for qualified and non-qualified pension plans and postretirement plans in connection with our acquisition of Wyeth (see Note 2. Acquisition of Wyeth).

Beginning on January 1, 2011, for employees hired in the U.S. and Puerto Rico after December 31, 2010, we no longer offer a defined benefit plan and, instead, offer an enhanced benefit under our defined contribution plan. In addition to the standard matching contribution by the Company, the enhanced benefit provides an automatic Company contribution for such employees based on age and years of service.

2010 Financial Report	83

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

A. Components of Net Periodic Benefit Costs and Other Amounts Recognized in Other Comprehensive (Income)/Loss

The annual cost and other amounts recognized in other comprehensive (income)/loss of the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans and postretirement plans follow:

	YEAR ENDED DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED			U.S. SUPPLEMENTAL (NON-QUALIFIED)			INTERNATIONAL			POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2010	2009	2008	2010	2009	2008	2010	2009	2008	2010	2009	2008
Service cost(a)	$347	$252	$236	$28	$24	$23	$231	$188	$249	$79	$39	$39
Interest cost(a)	740	526	459	77	53	38	427	342	388	211	145	141
Expected return on plan assets(a)	(782)	(527)	(646)	—	—	—	(435)	(375)	(437)	(31)	(26)	(35)
Amortization of:
Actuarial losses	151	212	32	29	31	29	67	30	43	15	18	28
Prior service costs/(credits)	2	2	3	(2)	(2)	(2)	(5)	(3)	1	(38)	(3)	1
Curtailments and settlements—net	(52)	110	32	1	(2)	120	(3)	4	3	(23)	(3)	10
Special termination benefits	73	61	30	180	137	—	6	8	25	19	24	17
Net periodic benefit costs	479	636	146	313	241	208	288	194	272	232	194	201
Other changes recognized in other comprehensive (income)/loss(b)	260	(783)	2,273	117	(23)	(52)	152	1,000	415	(183)	(122)	(140)
Total recognized in net periodic benefit costs and other comprehensive (income)/loss	$739	$(147)	$2,419	$430	$218	$156	$440	$1,194	$687	$49	$72	$61

(a)

The acquisition of Wyeth during fourth quarter 2009 contributed to the increase in certain components of net periodic benefit costs, such as service cost and interest cost, which was largely offset by higher expected returns on plan assets during 2010 from the inclusion of the Wyeth plan assets.

(b)	For details, see Note 8. Other Comprehensive Income/(Loss).

The decrease in the 2010 U.S. qualified pension plans’ net periodic benefit costs compared to 2009 was largely driven by curtailment gains and lower settlement charges associated with Wyeth-related restructuring initiatives. The increase in the 2009 U.S. qualified pension plans’ net periodic benefit costs compared to 2008 was largely driven by the securities market downturn during 2008 and by charges resulting from employee terminations associated with our cost-reduction initiatives. The securities market downturn during 2008 contributed to a lower plan asset base and higher actuarial losses recognized.

The increase in the 2010 U.S. supplemental (non-qualified) plans’ net periodic benefit costs compared to 2009 was primarily driven by special termination benefits recognized for certain executives as part of ongoing Wyeth-related restructuring initiatives. The increase in the 2009 U.S. supplemental (non-qualified) plans’ net periodic benefit costs compared to 2008 was largely driven by the impact of special termination benefits recognized for certain executives as part of Wyeth-related restructuring initiatives, which was largely offset by lower settlement charges

The increase in the 2010 international plans’ net periodic benefit costs compared to 2009 was primarily driven by changes to actuarial assumptions, which include a decrease in the discount rate. The decrease in the 2009 international plans’ net periodic benefit costs compared to 2008 was largely driven by an increase in interest rates set at the beginning of the year and ongoing restructuring and certain acquisition-related activities, which was partially offset by lower expected returns on plan assets.

The following table presents the amount in Accumulated other comprehensive (loss)/income expected to be amortized into 2011 net periodic benefit costs:

	PENSION PLANS
(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POSTRETIREMENT PLANS
Actuarial losses	$(141)	$(38)	$(84)	$(17)
Prior service credits and other	8	3	5	56
Total	$(133)	$(35)	$(79)	$39

84	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions:

(PERCENTAGES)	2010	2009	2008
Weighted-average assumptions used to determine benefit obligations:
Discount rate:
U.S. qualified pension plans	5.9%	6.3%	6.4%
U.S. non-qualified pension plans	5.8	6.2	6.4
International pension plans	4.8	5.1	5.6
Postretirement plans	5.6	6.0	6.4
Rate of compensation increase:
U.S. qualified pension plans	4.0	4.0	4.3
U.S. non-qualified pension plans	4.0	4.0	4.3
International pension plans	3.5	3.6	3.2
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate:
U.S. qualified pension plans	6.3	6.4	6.5
U.S. non-qualified pension plans	6.2	6.4	6.5
International pension plans	5.1	5.6	5.3
Postretirement plans	6.0	6.4	6.5
Expected return on plan assets:
U.S. qualified pension plans	8.5	8.5	8.5
International pension plans	6.4	6.7	7.2
Postretirement plans	8.5	8.5	8.5
Rate of compensation increase:
U.S. qualified pension plans	4.0	4.3	4.5
U.S. non-qualified pension plans	4.0	4.3	4.5
International pension plans	3.6	3.2	3.3

The assumptions above are used to develop the benefit obligations at fiscal year-end and to develop the net periodic benefit cost for the subsequent fiscal year. Therefore, the assumptions used to determine net periodic benefit cost for each year are established at the end of each previous year, while the assumptions used to determine benefit obligations are established at each year-end.

The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

The expected rates of return on plan assets for our U.S. qualified, international and postretirement plans represent our long-term assessment of return expectations, which we may change based on shifts in economic and financial market conditions. The 2010 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio, which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and active portfolio management.

The healthcare cost trend rate assumptions for our U.S. postretirement benefit plans are as follows:

(PERCENTAGES)	2010	2009
Healthcare cost trend rate assumed for next year	8.0%	8.6%
Rate to which the cost trend rate is assumed to decline	4.5	5.0
Year that the rate reaches the ultimate trend rate	2027	2018

A one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits would have the following effects as of December 31, 2010:

(MILLIONS OF DOLLARS)	INCREASE	DECREASE
Effect on total service and interest cost components	$28	$(24)
Effect on postretirement benefit obligation	272	(242)

2010 Financial Report	85

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

C. Obligations and Funded Status

The following table presents an analysis of the changes in 2010 and 2009 in the benefit obligations, plan assets and accounting funded status of our U.S. qualified, U.S. supplemental (non-qualified) and international pension plans and our postretirement plans:

	YEAR ENDED DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2010	2009	2010	2009	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of year(a)	$12,578	$7,783	$1,368	$876	$9,062	$5,851	$3,733	$1,966
Service cost	347	252	28	24	231	188	79	39
Interest cost	740	526	77	53	427	342	211	145
Employee contributions	—	—	—	—	18	12	22	49
Plan amendments	(47)	(1)	(6)	—	(2)	(2)	(495)	(151)
Increases arising primarily from changes in actuarial assumptions	980	9	180	33	362	1,136	281	108
Foreign exchange impact	—	—	—	—	(504)	844	4	10
Acquisitions(a)	1	4,785	(1)	364	10	1,062	—	1,798
Curtailments	(233)	(196)	(29)	(29)	(33)	(25)	1	(26)
Settlements	(904)	(325)	(235)	(32)	(54)	(53)	—	—
Special termination benefits	73	61	180	137	6	8	19	24
Benefits paid	(500)	(316)	(161)	(58)	(376)	(301)	(273)	(229)
Benefit obligation at end of year(b)	13,035	12,578	1,401	1,368	9,147	9,062	3,582	3,733
Change in plan assets:
Fair value of plan assets at beginning of year(a)	9,977	5,897	—	—	6,524	4,394	370	303
Actual gain on plan assets	1,123	800	—	—	454	646	46	67
Company contributions	901	2	396	90	457	448	249	180
Employee contributions	—	—	—	—	18	12	22	49
Foreign exchange impact	—	—	—	—	(314)	574	—	—
Acquisitions(a)	—	3,919	—	—	—	804	—	—
Settlements	(905)	(325)	(235)	(32)	(54)	(53)	—	—
Benefits paid	(500)	(316)	(161)	(58)	(376)	(301)	(273)	(229)
Fair value of plan assets at end of year	10,596	9,977	—	—	6,709	6,524	414	370
Funded status—Plan assets less than the benefit obligation at end of year	$(2,439)	$(2,601)	$(1,401)	$(1,368)	$(2,438)	$(2,538)	$(3,168)	$(3,363)

(a)

The increase in the benefit obligation and the fair value of plan assets at the beginning of the year in 2010 is primarily due to the acquisition of Wyeth during 2009 (see Note 2. Acquisition of Wyeth, for additional information).

(b)

For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation.

The favorable change in our U.S. qualified plans’ projected benefit obligations funded status from $2.6 billion underfunded in the aggregate as of December 31, 2009, to $2.4 billion underfunded in the aggregate as of December 31, 2010, was largely driven by the increase in plan assets due to the higher return on plan assets earned during 2010 and our $901 million contribution to plan assets, which was partially offset by higher costs incurred from the acquired Wyeth defined benefit obligations and the 0.4 percentage-point reduction in the discount rate. Voluntary contributions to our U.S. qualified plans were $901 million in 2010 and $2 million in 2009. In the aggregate, the U.S. qualified pension plans are underfunded on a projected benefit measurement basis and on an accumulated benefit obligation basis as of December 31, 2010 and 2009.

The U.S. supplemental (non-qualified) pension plans are not generally funded and these obligations, which are substantially greater than the annual cash outlay for these liabilities, are paid from cash generated from operations.

The favorable change in our international plans’ projected benefit obligations funded status from $2.5 billion underfunded in the aggregate as of December 31, 2009, to $2.4 billion underfunded in the aggregate as of December 31, 2010, was largely driven by a 0.1 percentage-point reduction in the average rate of compensation increases and strengthening of the U.S. dollar against the euro and the U.K. pound, which was partially offset by a 0.3 percentage-point reduction in the discount rate and higher costs incurred from the acquired Wyeth defined benefit obligations. Outside the U.S., in general, we fund our defined benefit plans to the extent that tax or other incentives exist and we have accrued liabilities on our consolidated balance sheet to reflect those plans that are not fully funded.

86	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The favorable change in our postretirement plans’ accumulated benefit obligations (ABO) funded status from $3.4 billion underfunded in the aggregate as of December 31, 2009, to $3.2 billion underfunded in the aggregate as of December 31, 2010, was largely driven by the harmonization of the Wyeth postretirement benefit plan into the existing lower-cost Pfizer postretirement benefit plan, which was partially offset by higher costs incurred from the acquired Wyeth defined benefit obligations and the 0.4 percentage-point reduction in discount rate.

The ABO for all of our U.S. qualified pension plans was $12.0 billion in 2010 and $11.4 billion in 2009. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.2 billion in 2010 and 2009. The ABO for our international pension plans was $8.1 billion in 2010 and $8.0 billion in 2009.

The U.S. qualified pension plans loan securities to other companies. Such securities may be onward loaned, sold or pledged by the other companies, but they may be required to be returned in a short period of time. We also require cash collateral from these companies and a maintenance margin of 103% of the fair value of the collateral relative to the fair value of the loaned securities. As of December 31, 2010, the fair value of collateral received was $581 million and, as of December 31, 2009, the fair value of collateral received was $722 million. The securities loaned continue to be included in the table above in Fair value of plan assets at end of year.

Amounts recognized in our consolidated balance sheet follow:

	AS OF DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2010	2009	2010	2009	2010	2009	2010	2009
Noncurrent assets(a)	$—	$—	$—	$—	$119	$146	$—	$—
Current liabilities(b)	—	—	(155)	(203)	(41)	(58)	(133)	(120)
Noncurrent liabilities(c)	(2,439)	(2,601)	(1,246)	(1,165)	(2,516)	(2,626)	(3,035)	(3,243)
Funded status	$(2,439)	$(2,601)	$(1,401)	$(1,368)	$(2,438)	$(2,538)	$(3,168)	$(3,363)

(a)	Included primarily in Taxes and other noncurrent assets.
(b)	Included in Other current liabilities.
(c)	Included in Pension benefit obligations and Postretirement benefit obligations, as appropriate.

Amounts recognized in Accumulated other comprehensive (loss)/income follow:

	AS OF DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2010	2009	2010	2009	2010	2009	2010	2009
Actuarial losses	$(2,699)	$(2,391)	$(525)	$(405)	$(2,388)	$(2,231)	$(451)	$(226)
Prior service (costs)/credits and other	63	15	21	18	(18)	(23)	581	173
Total	$(2,636)	$(2,376)	$(504)	$(387)	$(2,406)	$(2,254)	$130	$(53)

The actuarial losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets, changes in discount rates and changes in other assumptions used in measuring the benefit obligations. These actuarial losses are recognized in Accumulated other comprehensive (loss)/income and are amortized into net periodic pension costs over an average period of 10.1 years for our U.S. qualified plans, an average period of 10.6 years for our U.S. supplemental (non-qualified) plans and an average period of 13.7 years for our international plans.

Information related to the U.S. qualified, U.S. supplemental (non-qualified) and international pension plans follows:

	AS OF DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL
(MILLIONS OF DOLLARS)	2010	2009	2010	2009	2010	2009
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$10,596	$9,792	$—	$—	$2,235	$1,796
Accumulated benefit obligation	11,953	11,218	1,177	1,246	4,082	3,725
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	10,596	9,977	—	—	5,739	5,332
Projected benefit obligation	13,035	12,578	1,401	1,368	8,296	8,016

All of our U.S. plans were underfunded as of December 31, 2010.

2010 Financial Report	87

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

D. Plan Assets

Information about plan assets as of December 31, 2010 follows:

		FAIR VALUE(a)
	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	LEVEL 1	LEVEL 2	LEVEL 3
U.S. qualified pension plans(a):
Cash and cash equivalents	$1,196	$—	$1,196	$—
Equity securities:
Global equity securities	2,766	2,765	—	1
Equity commingled funds	1,708	—	1,708	—
Debt securities:
Fixed income commingled funds	817	—	817	—
Government bonds	660	—	660	—
Corporate debt securities	2,085	—	2,083	2
Other investments:
Private equity funds	899	—	—	899
Other	465	—	—	465
Total	10,596	2,765	6,464	1,367
International pension plans(a):
Cash and cash equivalents	518	—	518	—
Equity securities:
Global equity securities	1,458	1,166	292	—
Equity commingled funds	1,886	—	1,886	—
Debt securities:
Fixed income commingled funds	804	—	804	—
Government bonds	933	—	933	—
Corporate debt securities	376	—	376	—
Other investments:
Private equity funds	21	—	4	17
Insurance contracts	439	—	73	366
Other	274	—	59	215
Total	6,709	1,166	4,945	598
U.S. postretirement plans(a),(b):
Cash and cash equivalents	46	—	46	—
Equity securities:
Global equity securities	29	29	—	—
Equity commingled funds	183	—	183	—
Debt securities:
Fixed income commingled funds	116	—	116	—
Government bonds	7	—	7	—
Corporate debt securities	21	—	21	—
Other investments	12	—	12	—
Total	$414	$29	$385	$—

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

(b)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

88	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Information about plan assets as of December 31, 2009 follows:

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

(b)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

2010 Financial Report	89

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The details of our plan assets classified as Level 3 assets, including an analysis of changes during 2010, are as follows:

(MILLIONS OF DOLLARS)	FAIR VALUE, BEGINNING OF YEAR	ACTUAL RETURN ON PLAN ASSETS		PURCHASES, SALES AND SETTLEMENTS, NET	TRANSFER INTO/(OUT OF) LEVEL 3	EXCHANGE RATE CHANGES	FAIR VALUE, END OF YEAR
		ASSETS HELD, END OF YEAR	ASSETS SOLD DURING THE PERIOD
U.S. qualified pension plans:
Equity securities:
Global equity securities	$9	$2	$(3)	$(1)	$(6)	$—	$1
Debt securities:
Government bonds	26	(1)	2	(23)	(4)	—	—
Corporate debt securities	15	1	—	(8)	(6)	—	2
Other investments:
Private equity funds	843	45	42	(31)	—	—	899
Other	454	21	—	(10)	—	—	465
Total	$1,347	$68	$41	$(73)	$(16)	$—	$1,367

International pension plans:
Equity securities:
Global equity securities	$33	$(2)	$(1)	$(28)	$—	$(2)	$—
Equity commingled funds	20	—	—	—	(19)	(1)	—
Debt securities:
Corporate debt securities	5	(1)	—	(1)	(3)	—	—
Other investments:
Private equity funds	34	(2)	—	1	(14)	(2)	17
Insurance contracts	346	12	—	(10)	52	(34)	366
Other	127	(3)	—	37	58	(4)	215
Total	$565	$4	$(1)	$(1)	$74	$(43)	$598

The details of our plan assets classified as Level 3 assets, including an analysis of changes during 2009, are as follows:

(MILLIONS OF DOLLARS)	FAIR VALUE, BEGINNING OF YEAR	ACTUAL RETURN ON PLAN ASSETS		PURCHASES, SALES AND SETTLEMENTS, NET	TRANSFER INTO/(OUT OF) LEVEL 3	EXCHANGE RATE CHANGES	FAIR VALUE, END OF YEAR
		ASSETS HELD, END OF YEAR	ASSETS SOLD DURING THE PERIOD
U.S. qualified pension plans:
Equity securities:
Global equity securities	$4	$2	$(2)	$5	$—	$—	$9
Debt securities:
Government bonds	27	1	—	(2)	—	—	26
Corporate debt securities	26	1	(1)	(11)	—	—	15
Other investments:
Private equity funds	821	(44)	19	47	—	—	843
Other	356	(21)	3	116	—	—	454
Total	$1,234	$(61)	$19	$155	$—	$—	$1,347

International pension plans:
Equity securities:
Global equity securities	$72	$15	$(25)	$(32)	$—	$3	$33
Equity commingled funds	29	(5)	—	(6)	—	2	20
Debt securities:
Corporate debt securities	4	—	—	(1)	2	—	5
Other investments:
Private equity funds	26	(4)	—	8	—	4	34
Insurance contracts	309	11	—	(30)	6	50	346
Other	122	(10)	—	—	4	11	127
Total	$562	$7	$(25)	$(61)	$12	$70	$565

As of December 31, 2010 and 2009, the following methods and assumptions were used to estimate the fair value of our pension and postretirement plans’ assets:

•	Cash and cash equivalents, Equity commingled funds, Fixed-income commingled funds—observable prices.

90	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

•	Global equity securities—quoted market prices.

•	Government bonds, Corporate debt securities—observable market prices.

•	Other investments—principally unobservable prices adjusted by cash contributions and distributions.

A single estimate of fair value for our pension and postretirement plans’ assets relies heavily on estimates and assumptions (see Note 1C. Significant Accounting Policies: Estimates and Assumptions).

The following table presents the weighted-average long-term target asset allocations and the percentage of the fair value of plan assets for our U.S. qualified and international pension plans and postretirement plans by major investment category:

	AS OF DECEMBER 31,
	TARGET ALLOCATION PERCENTAGE	PERCENTAGE OF PLAN ASSETS
(PERCENTAGES)	2010	2010	2009
U.S. qualified pension plans:
Cash and cash equivalents	5	11.3	6.1
Equity securities	49	42.2	47.1
Debt securities	34	33.6	33.8
Real estate and other investments	12	12.9	13.0
Total	100	100.0	100.0
International pension plans:
Cash and cash equivalents	—	7.7	6.1
Equity securities	53	49.8	49.9
Debt securities	31	31.6	33.8
Real estate and other investments	16	10.9	10.2
Total	100	100.0	100.0
U.S. postretirement plans:
Cash and cash equivalents	2	11.0	9.4
Equity securities	57	51.0	50.9
Debt securities	38	34.6	35.6
Real estate and other investments	3	3.4	4.1
Total	100	100.0	100.0

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

The investment managers of each separately managed account are prohibited from investing in derivative securities except for currency risk management activities, which are permitted within the plans’ non-U.S. asset classes, and derivatives to manage duration risk in the fixed income accounts.

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

2010 Financial Report	91

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

E. Cash Flows

It is our practice to fund amounts for our qualified pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

The following table presents expected future cash flow information as of December 31, 2010:

	PENSION PLANS
(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POST RETIREMENT PLANS
Expected employer contributions:
2011	$407	$99	$443	$254
Expected benefit payments:
2011	$929	$155	$382	$293
2012	656	104	399	302
2013	695	103	406	310
2014	857	110	424	321
2015	770	116	448	328
2016–2020	4,653	702	2,509	1,742

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.

F. Defined Contribution Plans

We have savings and investment plans in several countries, including the U.S., Japan, Spain and the Netherlands. For the U.S. plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock or company stock units, a portion of the employee contributions. In the U.S., the matching contributions in company stock are sourced from the Employee Benefit Trust (see Note 14D. Equity: Employee Benefit Trust), as well as through open market purchases. Employees are permitted to subsequently diversify all or any portion of their company matching contribution. The contribution match for certain legacy Pfizer U.S. participants is held in an employee stock ownership plan. We recorded charges related to our plans of $259 million in 2010, $191 million in 2009 and $198 million in 2008.

14. Equity

A. Common Stock

During 2009, in connection with our acquisition of Wyeth on October 15, 2009 (see Note 2. Acquisition of Wyeth), we issued approximately 1.3 billion shares of common stock, which were previously held as Pfizer treasury stock, to former Wyeth shareholders to partially fund the acquisition. The excess of the average cost of Pfizer treasury stock issued over the fair value of the stock portion of the consideration transferred to acquire Wyeth was recorded as a reduction to Retained Earnings. We purchase our common stock via privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes.

On June 23, 2005, we announced that the Board of Directors authorized a $5 billion share-purchase plan (the 2005 Stock Purchase Plan). On June 26, 2006, we announced that the Board of Directors increased the authorized amount of shares to be purchased under the 2005 Stock Purchase Plan from $5 billion to $18 billion. On January 23, 2008, we announced that the Board of Directors had authorized a new $5 billion share-purchase plan, to be funded by operating cash flows that may be utilized from time to time. In total, under the 2005 and 2008 Stock Purchase Plans, through December 31, 2010, we purchased approximately 771 million shares for approximately $19.0 billion. We purchased approximately 61 million shares of our common stock during 2010 at an average price per share of $16.46. We did not purchase any shares of our common stock in 2009 and, during 2008 we purchased approximately 26 million shares of our common stock at an average price per share of $18.96.

On February 1, 2011, we announced that the Board of Directors authorized a new $5 billion share-repurchase plan, which, together with the balance remaining under the 2008 Stock Purchase Plan, increased our total current authorization to $9 billion.

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

92	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. As of December 31, 2010, the Preferred ESOP held preferred shares with a stated value of approximately $52 million, convertible into approximately 3 million shares of our common stock. As of December 31, 2010, the Common ESOP held approximately 4 million shares of our common stock. As of December 31, 2010, all preferred and common shares held by the ESOPs have been allocated to the Pharmacia U.S. and certain Puerto Rico savings plan participants.

D. Employee Benefit Trust

The Pfizer Inc. Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holdings of Pfizer Inc. stock. Our consolidated balance sheets reflect the fair value of the shares owned by the EBT as a reduction of Shareholders’ equity. Beginning in May 2009, the Company began using the shares held in the EBT to help fund the Company’s matching contribution in the Pfizer Savings Plan.

15. Share-Based Payments

Our compensation programs can include share-based payments. In 2010, 2009 and 2008, the primary share-based awards and their general terms and conditions are as follows:

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

•

Performance share awards (PSAs) which entitle the holder, and performance-contingent share awards (PCSAs) which entitled the holder, upon vesting, to receive a number of shares of Pfizer common stock, within a range of shares from zero to 200% of the holder’s target award, calculated using a formula that measures Pfizer’s performance relative to an industry peer group over a specified performance period. The Compensation Committee of the Company’s Board of Directors had, with respect to PCSAs, and has, with respect to PSAs, discretion to authorize the payment of fewer shares to a holder than the number of shares determined pursuant to the formula. Dividend equivalents accumulate on PSAs and are paid, and dividend equivalents accumulated on PCSAs and were paid, at the end of the vesting term in respect of any shares paid. PCSA grants were made prior to 2006 and have all been settled.

•

Short-term Incentive Shift Awards, which entitle the holder to receive a percentage of the holder’s target award (between 0% and 200%) approximately one year following the grant, based on a combination of individual performance and Company performance (as measured by revenue, adjusted diluted earnings per share and cash flow from operations) during the year in which the grant is made. At the election of the holder, the award is paid: (i) in the case of the Executive Leadership Team (ELT) members (determined at the time of the grant ), all in RSUs, or half in RSUs and half in cash; and (ii) in the case of all other holders, all in RSUs, all in cash, or half in RSUs and half in cash.

•

Stock appreciation rights (SARs), also referred to as Total Shareholder Return Units (TSRUs), which vest on the third anniversary of the grant and entitle the holder to receive, two years after the end of the three-year vesting term, a number of shares of Pfizer common stock with a value equal to the difference between the defined settlement price and the closing market price of Pfizer common stock on the date of grant, plus accumulated dividend equivalents through the payment date, if and to the extent the total value is positive.

The Company’s shareholders approved the amendment and restatement of the 2004 Stock Plan at the Annual Meeting of Shareholders held on April 23, 2009. The primary purpose of the amendment was to increase the number of shares of common stock available for grants by 425 million shares. In addition, the amendment provided other changes, including that the number of stock options, SARs or other performance-based awards that may be granted to any one individual during any 36-month period is limited to eight million shares and that RSUs, PSAs and restricted stock grants count as two shares, while stock options and SARs count as one share, toward the maximums for the incremental 425 million shares. As of December 31, 2010, 405 million shares were available for award. The 2004 Stock Plan, as amended, is the only Pfizer plan under which equity-based compensation may currently be awarded to executives and other employees.

The Company’s shareholders originally approved the 2004 Stock Plan at the Annual Meeting of Shareholders held on April 22, 2004, and, effective upon that approval, new stock option and other share-based awards could be granted only under the originally approved 2004 Stock Plan. As originally approved, the 2004 Stock Plan allowed a maximum of three million shares to be awarded to any employee per year and 475 million shares in total. RSUs, PSAs, PCSAs and restricted stock grants counted as three shares, while stock options and SARs counted as one share, toward the maximums under the Plan.

2010 Financial Report	93

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

A. Impact on Net Income

The components of share-based compensation expense and the associated tax benefit follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Stock option expense	$150	$165	$194
Restricted stock unit expense	211	183	169
PSA and PCSA (expense reduction)/expense	14	(17)	(2)
Short-term incentive award expense	—	1	13
TSRU expense	28	15	10
Directors’ compensation	2	2	—
Share-based payment expense	405	349	384
Tax benefit for share-based compensation expense	(129)	(99)	(114)
Share-based payment expense, net of tax	$276	$250	$270

Amounts capitalized as part of inventory cost were not significant. In 2010, 2009 and 2008, the impact of modifications under our cost-reduction initiatives to share-based awards was not significant. Generally, these modifications resulted in an acceleration of vesting, either in accordance with plan terms or at management’s discretion.

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

All eligible employees may receive stock option grants. No stock options were awarded to senior and other key management in 2010 or 2009; however, stock options were awarded to certain other employees. Except for stock options awarded to two executive officers at the time they joined Pfizer, no stock options were awarded to senior and other key management in 2008. In virtually all instances, stock options granted since 2005 vest after three years of continuous service from the grant date and have a contractual term of 10 years. In most cases, stock options must be held for at least one year from the grant date before any vesting may occur. In the event of a divestiture or restructuring, options held by employees are immediately vested and are exercisable for a period from three months to their remaining term, depending on various conditions.

The fair-value-based method for valuing each stock option grant on the grant date uses, for virtually all grants, the Black-Scholes-Merton option-pricing model, which incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

	YEAR ENDED DECEMBER 31,
	2010	2009	2008
Expected dividend yield(a)	4.00%	4.90%	5.54%
Risk-free interest rate(b)	2.87%	2.69%	2.90%
Expected stock price volatility(c)	26.85%	41.36%	27.21%
Expected term(d) (years)	6.25	6.0	5.75

(a)	Determined using a constant dividend yield during the expected term of the option.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c)	Determined using implied volatility, after consideration of historical volatility.
(d)	Determined using historical exercise and post-vesting termination patterns.

94	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The following table summarizes all stock option activity during 2010:

	SHARES (THOUSANDS)	WEIGHTED-AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED-AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE(a) (MILLIONS)
Outstanding, December 31, 2009	447,693	$30.11
Granted	70,327	17.62
Exercised	(1,280)	12.80
Forfeited	(5,997)	18.56
Canceled	(52,139)	31.07
Outstanding, December 31, 2010	458,604	28.29	4.7	$215
Vested and expected to vest(b), December 31, 2010	451,279	28.46	4.6	$205
Exercisable, December 31, 2010	311,919	33.36	2.9	$3

(a)	Market price of underlying Pfizer common stock less exercise price.
(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table provides data related to all stock option activity:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS AND YEARS)	2010	2009	2008
Weighted-average grant date fair value per stock option	$3.25	$3.30	$3.30
Aggregate intrinsic value on exercise	$5	$2	$9
Cash received upon exercise	$16	$7	$29
Tax benefits realized related to exercise	$1	$1	$3
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$178	$147	$159
Weighted-average period in years over which stock option compensation cost is expected to be recognized	1.3	1.2	1.1

C. Restricted Stock Units (RSUs)

RSUs, which, when vested, entitle the holder to receive a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs, are accounted for using a fair-value-based method at the date of grant. For RSUs granted in 2010, 2009 and 2008, in virtually all instances, the units vest after three years of continuous service from the grant date and the values determined using the fair-value-based method are amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

The value of each RSU grant is estimated on the grant date. The fair-value-based method utilizes the closing price of Pfizer common stock on the date of grant. The following table summarizes all RSU activity during 2010:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE PER SHARE
Nonvested, December 31, 2009	38,083	$19.90
Granted	17,493	17.55
Vested	(12,705)	24.48
Reinvested dividend equivalents	1,764	16.90
Forfeited	(3,458)	17.36
Nonvested, December 31, 2010	41,177	17.57

The following table provides data related to all RSU activity:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS EXCEPT YEARS)	2010	2009	2008
Total grant date fair-value-based amount of shares vested	$311	$131	$119
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$230	$198	$257
Weighted-average period in years over which RSU cost is expected to be recognized	1.4	1.3	1.5

2010 Financial Report	95

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

D. Performance Share Awards (PSAs) and Performance-Contingent Share Awards (PCSAs)

Senior and other key members of management may receive PSA grants and were eligible to receive PCSA grants. PSAs are accounted for using a fair-value-based method at the date of grant in the consolidated statements of income beginning with grants in 2006. Further, PSAs generally are amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. PCSAs, which have not been awarded since 2005, were accounted for using the intrinsic value method in the consolidated statements of income. In most instances, PSA grants vest after three years, and PCSA grants vested after five years, of continuous service from the grant date. In certain instances, PCSA grants vested over two to four years of continuous service from the grant date. The vesting terms are equal to the contractual terms.

PSAs entitle the holder, and PCSAs entitled the holder, upon vesting, to receive a number of shares of Pfizer common stock, within a range of shares from zero to 200% of the holder’s target award, calculated using a formula that measures Pfizer’s performance relative to an industry peer group over a specified performance period. PSA grants vest and are paid based on a formula that measures our performance using total shareholder return over a specified performance period relative to an industry peer group. PSCA grants, which were made prior to 2006 and which have all been settled, vested and were paid based on a formula that measured our performance using total shareholder return and the change in diluted EPS over a specified performance period relative to an industry peer group. The Compensation Committee of the Company’s Board of Directors had, with respect to PCSAs, and has, with respect to PSAs, discretion to authorize the payment of fewer shares to a holder than the number of shares determined pursuant to the applicable formula.

We measure PSA grants using a fair-value-based amount, which is derived from a Monte Carlo simulation model, times the target number of shares. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group. We measured PCSA grants at intrinsic value whereby the probable award was allocated over the term of the award, and then the resulting shares were adjusted to the fair value of our common stock at each accounting period until the date of payment.

The weighted-average assumptions used in the valuation of PSAs are as follows:

	YEAR ENDED DECEMBER 31,
	2010	2009	2008
Risk-free interest rate	1.24%	1.95%	2.05%
Expected Pfizer stock price volatility	26.75%	40.40%	27.21%
Average peer stock price volatility	23.64%	36.30%	32.13%
Contractual term in years	3	3	3

The following table summarizes all PSA and PCSA activity during 2010, with the shares granted representing the maximum award that could be achieved:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE PER SHARE
Nonvested, December 31, 2009	6,118	$23.07
Granted	2,531	19.17
Vested	(163)	17.69
Forfeited	(4,023)	20.75
Modifications(a)	706	14.18
Nonvested, December 31, 2010	5,169	21.92

(a)

Modifications include pro-ration of the awards for service to the date of termination for 15 former employees in 2010. The modifications were made at the discretion of the Senior Vice President of Worldwide Human Resources, or her designee for 2010. There was no incremental cost related to the modifications.

The following table provides data related to all PSA and PCSA activity:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT YEARS)	2010	2009	2008
Total intrinsic value of vested PSA/PCSA shares	$3	$37	$15
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$18	$17	$20
Weighted-average period in years over which PSA cost is expected to be recognized	2	2	2

E. Total Shareholder Return Units (TSRUs)

Total Shareholder Return Units (TSRUs) (formerly known as Stock Appreciation Rights (SARs)) are awarded to senior and other key management. TSRUs entitle the holders to receive, two years after the end of the three-year vesting term, a number of shares of our common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year term, if and to the extent the total value is positive. The settlement price is the average closing

96	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

price of Pfizer common stock during the 20 trading days ending on the fifth anniversary of the grant; the grant price is the closing price of Pfizer common stock on the date of the grant.

The TSRUs are automatically settled on the fifth anniversary of the grant but vest on the third anniversary of the grant, after which time there no longer is a risk of forfeiture, other than a loss or recapture due to a violation by the holder of the restrictive covenants set forth in the TSRU grant documents. TSRUs are accounted for using a fair-value-based method at the date of grant in the consolidated statements of income and generally are amortized on an even basis over the vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

The fair-value-based method for valuing the TSRUs uses the Monte Carlo simulation model. The model incorporates a number of valuation assumptions noted in the following table, shown at their weighted-average values:

	TSRUs 2010	TSRUs 2009
Expected dividend yield(a)	3.99%	4.55%
Risk-free interest rate(b)	2.34%	2.35%
Expected stock price volatility(c)	26.76%	36.92%
Expected term(d) (years)	5.00	5.00

(a)	Determined using a constant dividend yield during the expected term of the TSRU.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c)	Determined using implied volatility, after consideration of historical volatility.
(d)	Determined using the contractual term.

The following summarizes all TSRU activity during 2010:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE VALUE PER SHARE
Nonvested, December 31, 2009	8,681	$17.04
Granted	5,104	17.67
Vested	(78)	16.60
Forfeited	(1,070)	16.96
Nonvested, December 31, 2010	12,637	17.30

The following table provides data related to all TSRU activity:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT PER TSRU AMOUNTS AND YEARS)	2010	2009
Weighted-average grant date fair value per TSRU	$4.25	$4.26
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$18	$23
Weighted-average period in years over which TSRU cost is expected to be recognized	1.5	2.1

2010 Financial Report	97

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

16. Earnings per Common Share Attributable to Common Shareholders

Basic and diluted EPS were computed using the following common share data:

	YEAR ENDED DECEMBER 31,
(IN MILLIONS)	2010	2009	2008
EPS Numerator—Basic:
Income from continuing operations	$8,298	$8,630	$8,049
Less: Net income attributable to noncontrolling interests	32	9	23
Income from continuing operations attributable to Pfizer Inc.	8,266	8,621	8,026
Less: Preferred stock dividends—net of tax	2	2	3
Income from continuing operations attributable to Pfizer Inc. common shareholders	8,264	8,619	8,023
Discontinued operations—net of tax	(9)	14	78
Net income attributable to Pfizer Inc. common shareholders	$8,255	$8,633	$8,101

EPS Numerator—Diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$8,266	$8,621	$8,026
Discontinued operations—net of tax	(9)	14	78
Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$8,257	$8,635	$8,104

EPS Denominator:
Weighted-average number of common shares outstanding—Basic	8,036	7,007	6,727
Common-share equivalents: stock options, stock issuable under employee compensation plans and convertible preferred stock	38	38	23
Weighted-average number of common shares outstanding—Diluted	8,074	7,045	6,750

Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	413	400	489

(a)

These common stock equivalents were outstanding during 2010, 2009 and 2008 but were not included in the computation of diluted EPS for those years because their inclusion would have had an anti-dilutive effect.

17. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $394 million in 2010, $364 million in 2009 and $370 million in 2008. This table shows future minimum rental commitments under non-cancelable operating leases as of December 31 for the following years:

(MILLIONS OF DOLLARS)	2011	2012	2013	2014	2015	AFTER 2015
Lease commitments	$185	$158	$138	$113	$95	$756

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

We record accruals for income tax contingencies to the extent that we conclude that a tax position is not sustainable under a “more- likely-than-not” standard, and we record our estimate of the potential tax benefits in one tax jurisdiction that could result from the

98	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

Lipitor (atorvastatin)

In November 2008, Apotex Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lipitor. Apotex Inc. asserts the invalidity of our enantiomer patent, which (including the six-month pediatric exclusivity period) expires in June 2011, and the non-infringement of certain later-expiring patents. In December 2008, we filed suit against Apotex Inc. in the U.S. District Court for the District of Delaware and the U.S. District Court for the Northern District of Illinois asserting the validity and infringement of the enantiomer patent. In August 2009, our action in the District of Delaware was transferred to the Northern District of Illinois and consolidated with our pending action there.

In May 2009, Matrix Laboratories Limited (Matrix), a subsidiary of Mylan Inc., notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lipitor. Matrix asserted the non-infringement of our patent covering the crystalline form of atorvastatin, which (including the six-month pediatric exclusivity period) expires in 2017, and two other Lipitor patents. Matrix did not challenge our enantiomer patent. In June 2009, we filed actions against Matrix, Mylan Inc. and another Mylan subsidiary in the U.S. District Court for the District of Delaware and the U.S. District Court for the Northern District of West Virginia asserting the infringement of the crystalline patent and two process patents that expire in 2016. In November 2009, our action in the Northern District of West Virginia was transferred to the District of Delaware and consolidated with our pending action there. In January 2011, we settled this action on terms that are confidential and not material to the Company.

In October 2009, Dr. Reddy's Laboratories Ltd. and Dr. Reddy’s Laboratories, Inc. (collectively, Dr. Reddy's) and KUDCO Ireland, Ltd. and Kremers Urban LLC (collectively, KUDCO) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lipitor. Both of the abbreviated new drug applications cover the 10, 20 and 40 mg dosage strengths, and KUDCO’s abbreviated new drug application also covers the 80 mg dosage strength. Dr. Reddy’s and KUDCO assert the invalidity and/or non-infringement of our patent covering the crystalline form of atorvastatin and two other Lipitor patents. They have not challenged our enantiomer patent. In December 2009, we filed actions against Dr. Reddy’s and KUDCO in the U.S. District Court for the District of Delaware asserting the infringement of our crystalline patent. In addition, in December 2010, we filed an action against Dr. Reddy’s in the same court asserting the infringement of the same patent in connection with Dr. Reddy’s additional abbreviated new drug application seeking approval to market a generic version of the 80 mg dosage strength.

In July 2010, Actavis, Inc. and Actavis Pharma Manufacturing Pvt. Ltd. (collectively, Actavis) notified us that they had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lipitor. Actavis asserts the non-infringement of our patent covering the crystalline form of atorvastatin and two other Lipitor patents. Actavis has not challenged our enantiomer patent. In August 2010, we filed an action against Actavis in the U.S. District Court for the District of Delaware asserting the infringement of our crystalline patent.

2010 Financial Report	99

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Caduet (atorvastatin/amlodipine combination)

In August 2009, Sandoz Inc., a division of Novartis AG (Sandoz), notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Caduet. In that filing and in a declaratory judgment action brought by Sandoz in October 2009 in the U.S. District Court for the District of Colorado, collectively, Sandoz asserts the invalidity of our patent covering the atorvastatin/amlodipine combination, which expires in 2018, and the invalidity and non-infringement of three patents for Lipitor which (including the six-month pediatric exclusivity period) expire between 2013 and 2017. Sandoz has not challenged our enantiomer patent for Lipitor. In October 2009, we filed suit against Sandoz in the U.S. District Court for the District of Delaware and the U.S. District Court for the District of Colorado asserting the infringement of the atorvastatin/amlodipine combination patent. In February 2010, our action and Sandoz’s action in the District of Colorado were transferred to the District of Delaware and consolidated with our pending action there.

In December 2009, Mylan Pharmaceuticals Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Caduet. Mylan Pharmaceuticals Inc. asserted the invalidity of our patent covering the atorvastatin/amlodipine combination and the non-infringement of three patents for Lipitor which (including the six-month pediatric exclusivity period) expire between 2013 and 2017. Mylan Pharmaceuticals Inc. did not challenge our enantiomer patent for Lipitor. In February 2010, we filed suit against Mylan Pharmaceuticals Inc. in the U.S. District Court for the District of Delaware asserting the infringement of the atorvastatin/amlodipine combination patent. In January 2011, we settled this action. Under the settlement agreement, Mylan Pharmaceuticals Inc. will have certain rights to launch a generic atorvastatin/amlodipine combination product in the U.S. beginning on November 30, 2011; other terms of the settlement agreement are confidential and not material to the Company.

Viagra (sildenafil)

In March 2010, we brought a patent-infringement action in the U.S. District Court for the Eastern District of Virginia against Teva Pharmaceuticals USA, Inc. (Teva USA) and Teva Pharmaceutical Industries Ltd. (Teva Pharmaceutical Industries), which had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Viagra. Teva USA and Teva Pharmaceutical Industries assert the invalidity and non-infringement of the Viagra use patent, which expires in 2019, but have not challenged the basic patent, which expires in 2012.

In October 2010, we filed a patent-infringement action with respect to Viagra in the U.S. District Court for the Southern District of New York against Apotex Inc. and Apotex Corp., Mylan Pharmaceuticals Inc. and Mylan Inc., Actavis and Amneal Pharmaceuticals LLC. These generic manufacturers have filed abbreviated new drug applications with the FDA seeking approval to market their generic versions of Viagra. They assert the invalidity and non-infringement of the Viagra use patent, but have not challenged the basic patent.

Sutent (sunitinib malate)

In May 2010, Mylan Pharmaceuticals Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Sutent and challenging on various grounds the Sutent basic patent, which expires in 2021, and two other patents, which expire in 2020 and 2021. In June 2010, we filed suit against Mylan Pharmaceuticals Inc. in the U.S. District Court for the District of Delaware asserting the infringement of those three patents.

Detrol (tolterodine)

In March 2004, we brought a patent-infringement suit in the U.S. District Court for the District of New Jersey against Teva USA, which had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol. In January 2007, Teva USA withdrew its challenge to our patent, and the patent-infringement suit was dismissed. Also in January 2007, Ivax Pharmaceuticals, Inc. (Ivax), a wholly owned subsidiary of Teva USA, amended its previously filed abbreviated new drug application for tolterodine to challenge our basic patent for Detrol, and we brought a patent-infringement action against Ivax in the U.S. District Court for the District of New Jersey. The basic patent (including the six-month pediatric exclusivity period) expires in September 2012. In January 2010, the court issued a decision in our favor, upholding the basic patent. The court entered an order preventing the FDA from approving Ivax’s abbreviated new drug application for Detrol before the expiration of the basic patent in September 2012. Ivax and Teva USA have appealed the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit.

Detrol LA (tolterodine)

In October 2007 and January 2008, respectively, Teva USA and Impax Laboratories, Inc. notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Detrol LA, an extended-release formulation of Detrol (tolterodine). They are challenging on various grounds the basic patent, which (including the six-month pediatric exclusivity period) expires in 2012, and three formulation patents, which (including the six-month pediatric exclusivity period) expire in 2020. We filed actions against them in the U.S. District Court for the Southern District of New York asserting the infringement of the basic patent and two of the formulation patents. These actions subsequently were transferred to the U.S. District Court for the District of New Jersey.

In March 2008 and May 2010, respectively, Sandoz and Mylan Pharmaceuticals Inc. notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Detrol LA. They assert the invalidity and/or non-infringement of three formulation patents for Detrol LA. They have not challenged the basic patent. In June 2010, we filed actions against Sandoz and Mylan Pharmaceuticals Inc. in the U.S. District Court for the District of New Jersey asserting the infringement of two of the formulation patents.

100	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Lyrica (pregabalin)

Beginning in March 2009, several generic manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica capsules. Each of the generic manufacturers is challenging one or more of three patents for Lyrica: the basic patent, which expires in 2018, and two other patents, which expire in 2013 and 2018. Each of the generic manufacturers asserts the invalidity and/or the non-infringement of the patents subject to challenge. Beginning in April 2009, we filed actions against these generic manufacturers in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patents for Lyrica. All of these cases have been consolidated in the District of Delaware.

In August and November 2010, respectively, Lupin Limited (Lupin) and Novel Laboratories, Inc. (Novel) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica oral solution 20 mg/mL and asserting the invalidity and/or infringement of our three patents for Lyrica referred to above. In October 2010 and January 2011, respectively, we filed actions against Lupin and Novel in the U.S. District Court for the District of Delaware asserting the validity and infringement of all three patents.

We also have filed patent-infringement actions in Canada against certain generic manufacturers who are seeking approval to market generic versions of Lyrica capsules in that country.

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

Chantix (varenicline)

In July 2010, we received notices from Apotex Inc. and Apotex Corp. and from Mylan Pharmaceuticals Inc. that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Chantix. They assert the invalidity of our patent covering the tartrate salt of varenicline and the non-infringement of our crystalline form patent, both of which expire in 2022. They have not challenged the basic patent, which expires in 2020. In August 2010, we filed actions against Apotex Inc. and Apotex Corp. and against Mylan Pharmaceuticals Inc. in the U.S. District Court for the Southern District of New York asserting the infringement of both of the challenged patents. In December 2010, both of these actions were voluntarily dismissed by us without prejudice.

Aricept (donepezil hydrochloride)

In October 2005, Teva USA notified Eisai Co., Ltd. (Eisai) that Teva USA had filed an abbreviated new drug application with the FDA challenging on various grounds Eisai’s basic patent for Aricept and seeking approval to market a generic version of Aricept. In December 2005, Eisai filed suit against Teva USA in the U.S. District Court for the District of New Jersey asserting infringement of that patent. This action was dismissed voluntarily in November 2010 upon the expiration of the basic patent. We co-promote Aricept with Eisai in the U.S., but we were not a party to Eisai’s patent-infringement action.

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

Relpax (eletriptan)

In June 2010, we received notices from Apotex Inc. and Apotex Corp. and from Teva USA that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Relpax. They assert the non-infringement of our patent covering the crystalline form of eletriptan, which expires in 2017. They have not challenged the basic patent, which expires in 2016. In July 2010, we filed actions against Apotex Inc. and Apotex Corp. and against Teva USA in the U.S. District Court for the Southern District of New York asserting the infringement of the crystalline patent.

Protonix (pantoprazole sodium)

Wyeth has a license to market Protonix in the U.S. from Nycomed GmbH (Nycomed), which owns the patents relating to Protonix. The basic patent (including the six-month pediatric exclusivity period) for Protonix expired in January 2011.

Following their respective filings of abbreviated new drug applications with the FDA, Teva USA and Teva Pharmaceutical Industries, Sun Pharmaceutical Advanced Research Centre Ltd. and Sun Pharmaceutical Industries Ltd. (collectively, Sun) and KUDCO Ireland, Ltd. (KUDCO Ireland) received final FDA approval to market their generic versions of Protonix 20 mg and 40 mg delayed- release tablets. Wyeth and Nycomed filed actions against those generic manufacturers in the U.S. District Court for the District of New Jersey, which subsequently were consolidated into a single proceeding, alleging infringement of the basic patent and seeking declaratory and injunctive relief. Following the court's denial of a preliminary injunction sought by Wyeth and Nycomed, Teva USA and Teva Pharmaceutical Industries and Sun launched their generic versions of Protonix tablets at risk in December 2007 and

2010 Financial Report	101

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

January 2008, respectively. Wyeth launched its own generic version of Protonix tablets in January 2008, and Wyeth and Nycomed filed amended complaints in the pending patent-infringement action seeking compensation for damages resulting from Teva USA’s, Teva Pharmaceutical Industries’ and Sun's at-risk launches.

In April 2010, the jury in the pending patent-infringement action upheld the validity of the basic patent for Protonix. In July 2010, the court upheld the jury verdict, but it did not issue a judgment against Teva USA, Teva Pharmaceutical Industries or Sun because of their other claims relating to the patent that still are pending. Wyeth and Nycomed will continue to pursue all available legal remedies against those generic manufacturers, including compensation for damages resulting from their at-risk launches.

Separately, Wyeth and Nycomed are defendants in purported class actions brought by direct and indirect purchasers of Protonix in the U.S. District Court for the District of New Jersey. Plaintiffs seek damages, on behalf of the respective putative classes, for the alleged violation of antitrust laws in connection with the procurement and enforcement of the patents for Protonix. These purported class actions have been stayed pending resolution of the underlying patent litigation in the U.S. District Court for the District of New Jersey.

Rapamune (sirolimus)

In March 2010, Watson Laboratories, Inc. (Watson) and Ranbaxy Laboratories Limited (Ranbaxy) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Rapamune. Watson and Ranbaxy assert the invalidity and non-infringement of a method-of-use patent which (including the six-month pediatric exclusivity period) expires in 2014 and a solid-dosage formulation patent which (including the six-month pediatric exclusivity period) expires in 2018. In April 2010, we filed actions against Watson and Ranbaxy in the U.S. District Court for the District of Delaware and against Watson in the U.S. District Court for the Southern District of Florida asserting the infringement of the method-of-use patent. In June 2010, our action in the Southern District of Florida was transferred to the District of Delaware and consolidated with our pending action there.

ReFacto and Xyntha

In February 2008, Novartis Vaccines and Diagnostics, Inc. (Novartis) filed suit against Wyeth and a subsidiary of Wyeth in the U.S. District Court for the Eastern District of Texas alleging that Wyeth’s ReFacto and Xyntha products infringe two Novartis patents. Novartis’s complaint seeks damages, including treble damages, for alleged willful infringement. Wyeth and its subsidiary assert, among other things, the invalidity and non-infringement of the Novartis patents. In November 2009, Novartis added a third patent to its infringement claim against Wyeth and its subsidiary. In August 2010, Novartis granted Wyeth and its subsidiary a covenant not to sue on the third patent and withdrew that patent from its pending action.

In May 2008, a subsidiary of Wyeth filed suit in the U.S. District Court for the District of Delaware against Novartis seeking a declaration that the two Novartis patents initially asserted against Wyeth and its subsidiary in the action referred to in the preceding paragraph are invalid on the ground that the Wyeth subsidiary was the first to invent the subject matter. In February 2010, the District of Delaware declined to invalidate those two Novartis patents. In March 2010, the Wyeth subsidiary appealed the decision to the U.S Court of Appeals for the Federal Circuit.

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

Quigley Company, Inc. (Quigley), a wholly owned subsidiary, was acquired by Pfizer in 1968 and sold small amounts of products containing asbestos until the early 1970s. In September 2004, Pfizer and Quigley took steps that were intended to resolve all pending and future claims against Pfizer and Quigley in which the claimants allege personal injury from exposure to Quigley products containing asbestos, silica or mixed dust. We recorded a charge of $369 million pre-tax ($229 million after-tax) in the third quarter of 2004 in connection with these matters.

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

102	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

In February 2008, the Bankruptcy Court authorized Quigley to solicit an amended reorganization plan for acceptance by claimants. According to the official report filed with the court by the balloting agent in July 2008, the requisite number of votes was cast in favor of the amended plan of reorganization.

The Bankruptcy Court held a confirmation hearing with respect to Quigley’s amended plan of reorganization that concluded in December 2009. In September 2010, the Bankruptcy Court declined to confirm the amended reorganization plan. Pfizer and Quigley are seeking to address the Bankruptcy Court’s concerns regarding the amended reorganization plan and currently intend to submit a revised plan for consideration by the court. There is no assurance that such a revised plan will be submitted or that, if submitted, it will be approved by the Bankruptcy Court. As a result of the foregoing, Pfizer recorded additional charges for this matter of approximately $1.3 billion pre-tax (approximately $800 million after-tax) in 2010. Further, in order to preserve its right to address certain legal issues raised in the court’s opinion, in October 2010, Pfizer filed a notice of appeal and motion for leave to appeal the Bankruptcy Court’s decision denying confirmation.

In a separately negotiated transaction with an insurance company in August 2004, we agreed to a settlement related to certain insurance coverage which provides for payments to us over a ten-year period of amounts totaling $405 million.

•	Other Matters

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2010, approximately 88,000 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means to resolve, these claims.

Warner-Lambert and American Optical brought suit in state court in New Jersey against the insurance carriers that provided coverage for the asbestos and other allegedly hazardous materials claims related to American Optical. A majority of the carriers subsequently agreed to pay for a portion of the costs of defending and resolving those claims. The litigation continues against the carriers who have disputed coverage or how costs should be allocated to their policies, and the court held that Warner-Lambert and American Optical are entitled to coverage by those carriers of a portion of the costs associated with those claims. The case is now in the allocation phase, in which the court will determine the amounts currently due from the carriers who have disputed coverage or allocation as well as their respective coverage obligations going forward.

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

Beginning in late 2004, actions, including purported class actions, were filed in various federal and state courts against Pfizer, Pharmacia Corporation (Pharmacia) and certain current and former officers, directors and employees of Pfizer and Pharmacia. These actions include (i) purported class actions alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra, and (ii) purported class actions filed by persons who claim to be participants in the Pfizer or Pharmacia Savings Plan alleging that Pfizer and certain current and former officers, directors and employees of Pfizer or, where applicable, Pharmacia and certain former officers, directors and employees of Pharmacia, violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and "ERISA" Litigation MDL-1688) in the U.S. District Court for the Southern District of New York.

•	Securities Action in New Jersey

In 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey against Pharmacia, Pfizer and certain former officers of Pharmacia. The complaints allege that the defendants violated federal securities laws by misrepresenting the data from a study concerning the gastrointestinal effects of Celebrex. These cases were consolidated for pre-trial proceedings in the District of New Jersey (Alaska Electrical Pension Fund et al. v. Pharmacia Corporation et al.). In January 2007, the court certified a class consisting of all persons who purchased Pharmacia securities from April 17, 2000 through February 6, 2001 and were damaged as a result of the decline in the price of Pharmacia's securities allegedly attributable to the misrepresentations. Plaintiffs seek damages in an unspecified amount.

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

2010 Financial Report	103

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

determination by the U.S. Supreme Court with regard to defendants’ petition for certiorari seeking reversal of the Third Circuit’s decision. In May 2010, the U.S. Supreme Court denied defendants’ petition for certiorari, and the case has been remanded to the District Court for further proceedings.

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

Various Drugs: Off-Label Promotion Actions

•	Shareholder Derivative Actions

Beginning in September 2009, a number of shareholder derivative actions were filed in the U.S. District Court for the Southern District of New York, the Supreme Court of the State of New York, County of New York, and the Court of Chancery of the State of Delaware against certain of our current and former officers and directors. Pfizer is named as a nominal defendant. These actions allege that the individual defendants breached fiduciary duties by, among other things, causing or allowing Pfizer to engage in off-label promotion of certain drugs, including Bextra. Damages in unspecified amounts and other unspecified relief are sought on behalf of Pfizer. In November 2009, the federal cases were consolidated in the Southern District of New York (In re Pfizer Inc Shareholder Derivative Litigation).

In June 2010, the action in state court in New York was stayed pending the outcome of the consolidated federal action. In July 2010, the plaintiffs appealed the stay order to the Appellate Division of the Supreme Court of the State of New York. In August and September 2010, respectively, the two actions in state court in Delaware were stayed pending the outcome of the consolidated federal action.

In December 2010, the court in the consolidated federal action granted preliminary approval of a settlement agreement among the parties and scheduled a hearing in March 2011 to consider final approval. Subject to final court approval, the settlement agreement provides, among other things, that (i) Pfizer will create a new Regulatory and Compliance Committee of its Board of Directors to monitor the Company’s compliance with applicable legal and regulatory healthcare requirements, and (ii) the Company’s directors and officers liability insurance carriers will establish a $75 million fund, a portion of which will be used to pay the plaintiffs’ legal fees and expenses and the balance of which will be available to fund the activities of the new Regulatory and Compliance Committee for a period of five years. In connection with the settlement agreement, the defendants denied any wrongdoing related to the claims asserted in the action.

•	Securities Action

In May 2010, a purported class action was filed in the U.S. District Court for the Southern District of New York against Pfizer and several of our current and former officers. The complaint alleges that the defendants violated federal securities laws by failing to disclose that Pfizer was engaged in off-label marketing of certain drugs. Plaintiffs seek damages in an unspecified amount.

•	Actions by Health Care Service Corporation

In June 2010, Health Care Service Corporation (HCSC), for itself and its affiliates, Blue Cross and Blue Shield plans in Illinois, New Mexico, Oklahoma and Texas, filed an action against us in the U.S. District Court for the Eastern District of Texas. In July 2010, HCSC amended its complaint. The complaint, as amended, alleges that we engaged in deceptive marketing activities, including off-label promotion, and the payment of improper remuneration to health care professionals with respect to Bextra and Celebrex in violation of, among other things, the federal Racketeer Influenced and Corrupt Organizations (RICO) Act and the Illinois Consumer Fraud Act. In December 2010, this action was transferred to the Multi-District Litigation (In re Celebrex and Bextra Marketing, Sales Practices and Product Liability Litigation MDL-1699) in the U.S. District Court for the Northern District of California. In July 2010, HCSC also filed a separate lawsuit against us in the U.S. District Court for the Eastern District of Texas including substantially similar allegations regarding Geodon, Lyrica and Zyvox. In both actions, HCSC seeks to recover the amounts that it paid for the specified drugs on behalf of its members in Illinois, New Mexico, Oklahoma, and Texas, as well as treble damages and punitive damages.

Hormone-Replacement Therapy

Pfizer and certain wholly owned subsidiaries and limited liability companies, including Wyeth, along with several other pharmaceutical manufacturers, have been named as defendants in numerous lawsuits in various federal and state courts alleging personal injury resulting from the use of certain estrogen and progestin medications primarily prescribed for women to treat the symptoms of menopause. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, ovarian cancer, stroke and heart disease. Certain co-defendants in some of these actions have asserted indemnification rights against Pfizer and its affiliated companies. The cases against Pfizer and its affiliated companies involve one or more of the following products, all of which remain approved by the FDA: femhrt (which Pfizer divested in 2003); Activella and Vagifem (which are Novo Nordisk products that were marketed by a Pfizer affiliate from 2000 to 2004); Premarin, Prempro, Aygestin, Cycrin and Premphase (which are legacy Wyeth products); and Provera, Ogen, Depo-Estradiol, Estring and generic MPA (which are legacy Pharmacia & Upjohn products). The federal cases have been transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Prempro Products Liability Litigation MDL-1507) in the U.S. District Court for the Eastern District of Arkansas. Certain of the federal cases have been remanded to their respective District Courts for further proceedings including, if necessary, trial.

104	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

Pfizer and its affiliated companies, including Wyeth, have prevailed in many of the hormone-replacement therapy actions that have been resolved to date, whether by voluntary dismissal by the plaintiffs, summary judgment, defense verdict or judgment notwithstanding the verdict; a number of these cases have been appealed by the plaintiffs. Certain other hormone-replacement therapy actions have resulted in verdicts for the plaintiffs and have included the award of compensatory and, in some instances, punitive damages; each of these cases has been appealed by Pfizer and/or its affiliated companies. The decisions in a few of the cases that had been appealed by Pfizer and/or its affiliated companies have been upheld by the appellate courts, while several other cases that had been appealed by Pfizer and/or its affiliated companies or by the plaintiffs have been sent back by the appellate courts to their respective trial courts for further proceedings. In addition, a number of hormone-replacement therapy actions have been settled by the parties in advance of trial. Trials of additional hormone-replacement therapy actions are scheduled for 2011.

Pfizer and/or its affiliated companies also have received inquiries from various federal and state agencies and officials relating to the marketing of their hormone-replacement products. In November 2008, the State of Nevada filed an action against Pfizer, Pharmacia & Upjohn Company and Wyeth in state court in Nevada alleging that they had engaged in deceptive marketing of their respective hormone-replacement therapy medications in Nevada in violation of the Nevada Deceptive Trade Practices Act. The action seeks monetary relief, including civil penalties and treble damages. In February 2010, the action was dismissed by the court on the grounds that the statute of limitations had expired. In March 2010, the State of Nevada appealed the court’s ruling to the Nevada Supreme Court.

Zoloft and Effexor

A number of individual lawsuits, as well as a multi-plaintiff lawsuit with respect to Effexor, have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingesting of Zoloft or Effexor.

Trovan

In 2009, we entered into agreements with the Federal Government of Nigeria and the State of Kano, Nigeria, to resolve all of the civil and criminal cases pending against us in Nigeria related to the pediatric clinical study of Trovan that we conducted in Kano during a severe meningitis epidemic in 1996. In 2010, a lawsuit was filed in Nigeria against the State of Kano and us, among others, on behalf of individuals who claim to be former study participants or the parents or guardians of former study participants. The plaintiffs sought to enjoin the part of the settlement agreement with the State of Kano that established a fund to compensate former study participants and the parents and guardians of former study participants for alleged injuries, and the plaintiffs also sought damages for those alleged injuries. In February 2011, the parties to this action and the parties to two substantially similar actions against us in the U.S. entered into an agreement providing for the settlement and dismissal with prejudice of all three actions on terms that are not material to Pfizer. The settlement agreement is subject to our receipt of releases from all of the plaintiffs in the cases.

Neurontin

A number of lawsuits, including purported class actions, have been filed against us in various federal and state courts alleging claims arising from the promotion and sale of Neurontin. The plaintiffs in the purported class actions seek to represent nationwide and certain statewide classes consisting of persons, including individuals, health insurers, employee benefit plans and other third-party payers, who purchased or reimbursed patients for the purchase of Neurontin that allegedly was used for indications other than those included in the product labeling approved by the FDA. In 2004, many of the suits pending in federal courts, including individual actions as well as purported class actions, were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Neurontin Marketing, Sales Practices and Product Liability Litigation MDL-1629) in the U.S. District Court for the District of Massachusetts. Purported class actions also have been filed against us in various Canadian provincial courts alleging claims arising from the promotion and sale of Neurontin and generic gabapentin.

In the Multi-District Litigation, in 2009, the court denied the plaintiffs’ renewed motion for certification of a nationwide class of all consumers and third-party payers who allegedly purchased or reimbursed patients for the purchase of Neurontin for off-label uses from 1994 through 2004. The plaintiffs have filed a motion for reconsideration. Although the court has not yet ruled on the motion for reconsideration, in December 2010, the court partially granted the Company’s motion for summary judgment, dismissing the claims of all of the proposed class representatives for third-party payers and two of the six proposed class representatives for individual consumers. One of the proposed class representatives for third-party payers has filed a motion for reconsideration.

Plaintiffs are seeking certification of statewide classes of Neurontin purchasers in actions pending in California, Illinois and Oklahoma. State courts in New York, Pennsylvania, Missouri and New Mexico have declined to certify statewide classes of Neurontin purchasers.

In January 2011, the U.S. District Court for the District of Massachusetts entered an order affirming a jury verdict against us in an action by a third-party payer seeking damages for the alleged off-label promotion of Neurontin in violation of the federal Racketeer Influenced and Corrupt Organizations (RICO) Act and California’s Unfair Trade Practices law. The verdict was for $47.4 million, which is subject to automatic trebling to $142.2 million under the RICO Act. In November 2010, the court had entered a separate verdict against us in the amount of $65.4 million under California’s Unfair Trade Practices law relating to the same alleged conduct, which amount is included within and is not additional to the $142.2 million trebled amount of the jury verdict. We intend to appeal both verdicts and believe we have good grounds for reversal.

2010 Financial Report	105

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

A number of individual lawsuits have been filed against us in various U.S. federal and state courts and in certain other countries alleging suicide, attempted suicide and other personal injuries as a result of the purported ingesting of Neurontin. Certain of the U.S. federal actions have been transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the first paragraph of this section. In addition, in February 2010 in a proceeding pending in Ontario, Canada, the court certified a class consisting of all persons in Canada, except in Quebec, who purchased and ingested Neurontin prior to August 2004. The plaintiffs claim that Pfizer failed to provide adequate warning of the alleged risks of personal injury associated with Neurontin. The parties have jointly sought court approval to include in this proceeding two purported province-wide class actions pending in Quebec that include substantially similar allegations.

Lipitor

In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges that, through patient and medical education programs, written materials and other actions aimed at doctors, consumers, payers and investors, the Company promoted Lipitor for use by certain patients contrary to national cholesterol guidelines that plaintiff claims are a part of the labeled indications for the product. Plaintiff alleges violations of the Federal Civil False Claims Act and the false claims acts of certain states and seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such off-label uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of the Federal Civil False Claims Act, the Civil Rights Act of 1964 and applicable New York law, for raising concerns about the alleged off-label promotion of Lipitor and about alleged instances of sexual harassment in the workplace, and he seeks damages and the reinstatement of his employment. In 2009, the court dismissed without prejudice the claims alleging violations of the Federal Civil False Claims Act and the false claims acts of certain states. In 2010, plaintiff filed an amended complaint containing allegations concerning violations of the Federal Civil False Claims Act and the false claims acts of certain states that are substantially similar to the allegations in the original complaint.

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

Beginning in December 2008, purported class actions were filed against us in the Ontario Superior Court of Justice (Toronto Region), the Superior Court of Quebec (District of Montreal), the Court of Queen’s Bench of Alberta, Judicial District of Calgary, and the Superior Court of British Columbia (Vancouver Registry) on behalf of all individuals and third-party payers in Canada who have purchased and ingested Champix or reimbursed patients for the purchase of Champix. Each of these actions asserts claims under Canadian product liability law, including with respect to the safety and efficacy of Champix, and, on behalf of the putative class, seeks monetary relief, including punitive damages. The actions in Quebec, Alberta and British Columbia have been stayed pending the decision regarding class certification in the Ontario action.

Bapineuzumab

In June 2010, a purported class action was filed in the U.S. District Court for the District of New Jersey against Pfizer, as successor to Wyeth, and several former officers of Wyeth. The complaint alleges that Wyeth and the individual defendants violated federal securities laws by making or causing Wyeth to make false and misleading statements, and by failing to disclose or causing Wyeth to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab, a product in development for the treatment of Alzheimer’s disease. The plaintiff seeks to represent a class consisting of all persons who purchased Wyeth securities from May 21, 2007 through July 2008 and seeks damages in an unspecified amount on behalf of the purported class.

In July 2010, a related action was filed in the U.S. District Court for the Southern District of New York against Elan Corporation (Elan), certain directors and officers of Elan, and Pfizer, as successor to Wyeth. This action asserts claims on behalf of purchasers of call options of Elan, a company that jointly developed bapineuzumab with Wyeth until September 2009. The complaint alleges that Elan, Wyeth and the individual defendants violated federal securities laws by making or causing Elan to make false and misleading statements, and by failing to disclose or causing Elan to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab. The plaintiff seeks to represent a class consisting of all persons who purchased Elan call options from June 17, 2008 through July 29, 2008 and seeks damages in an unspecified amount on behalf of the purported class.

Thimerosal

Wyeth is a defendant in a number of suits by or on behalf of vaccine recipients alleging that exposure through vaccines to cumulative doses of thimerosal, a preservative used in certain childhood vaccines formerly manufactured and distributed by Wyeth and other vaccine manufacturers, caused severe neurological damage and/or autism in children. While several suits were filed as purported nationwide or statewide class actions, all of the purported class actions have been dismissed, either by the courts or voluntarily by the plaintiffs. In addition to the suits alleging injury from exposure to thimerosal, certain of the cases were brought by parents in their individual capacities for, among other things, loss of services and loss of consortium of the injured child.

The National Childhood Vaccine Injury Act (the Vaccine Act) requires that persons alleging injury from childhood vaccines first file a petition in the U.S. Court of Federal Claims asserting a vaccine-related injury. At the conclusion of that proceeding, petitioners may bring a lawsuit against the manufacturer in federal or state court, provided that they have satisfied certain procedural requirements. Also under the terms of the Vaccine Act, if a petition has not been adjudicated by the U.S. Court of Federal Claims within a specified time period after filing, the petitioner may opt out of the proceeding and pursue a lawsuit against the manufacturer by following

106	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

certain procedures. Some of the vaccine recipients who have sued Wyeth to date may not have satisfied the conditions to filing a lawsuit that are mandated by the Vaccine Act. The claims brought by parents for, among other things, loss of services and loss of consortium of the injured child are not covered by the Vaccine Act.

In 2002, the Office of Special Masters of the U.S. Court of Federal Claims established an Omnibus Autism Proceeding with jurisdiction over petitions in which vaccine recipients claim to suffer from autism or autism spectrum disorder as a result of receiving thimerosal-containing childhood vaccines and/or the measles, mumps and rubella (MMR) vaccine. There currently are several thousand petitions pending in the Omnibus Autism Proceeding. Special masters of the court have heard six test cases on petitioners’ theories that either thimerosal-containing vaccines in combination with the MMR vaccine or thimerosal-containing vaccines alone can cause autism or autism spectrum disorder.

•

In February 2009, special masters of the U.S. Court of Federal Claims rejected the three cases brought on the theory that a combination of MMR and thimerosal-containing vaccines caused petitioners’ conditions. After these rulings were affirmed by the U.S. Court of Federal Claims, two of them were appealed by petitioners to the U.S. Court of Appeals for the Federal Circuit. In 2010, the Federal Circuit affirmed the decisions of the special masters in both of these cases.

•

In March 2010, special masters of the U.S. Court of Federal Claims rejected the three additional test cases brought on the theory that thimerosal-containing vaccines alone caused petitioners’ conditions. Petitioners did not seek review by the U.S. Court of Federal Claims of the decisions of the special masters in these latter three test cases, and judgments were entered dismissing the cases in April 2010.

•	Petitioners in each of the six test cases have filed an election to bring a civil action.

Pristiq

In late 2007 and early 2008, the following actions were filed in various federal courts: (i) a purported class action alleging that Wyeth and certain former officers of Wyeth violated federal securities laws by misrepresenting the safety of Pristiq during the period before the FDA’s issuance in July 2007 of an “approvable letter” for Pristiq for the treatment of vasomotor symptoms, which allegedly caused a decline in the price of Wyeth stock; (ii) a shareholder derivative action alleging that certain former officers of Wyeth and certain former directors of Wyeth, two of whom are now directors of Pfizer, breached fiduciary duties and violated federal securities laws by virtue of the aforementioned alleged misrepresentation; and (iii) a purported class action against Wyeth, the Wyeth Savings Plan Committee, the Wyeth Savings Plan-Puerto Rico Committee, the Wyeth Retirement Committee and certain former Wyeth officers and committee members alleging that they violated certain provisions of ERISA by maintaining Wyeth stock as an investment alternative under certain Wyeth plans notwithstanding their alleged knowledge of the aforementioned alleged misrepresentation.

The U.S. District Court for the Southern District of New York dismissed the ERISA action and denied the plaintiff’s motion to amend the complaint in March and August 2010, respectively. In September 2010, the plaintiff appealed both of those rulings to the U.S. Court of Appeals for the Second Circuit. In November 2010, the plaintiff withdrew the appeal, but reserved the right to reinstate the appeal by June 2011. In addition, in January 2011, the shareholder derivative action was voluntarily dismissed by the plaintiff. The purported securities class action remains pending.

C. Commercial and Other Matters

Acquisition of Wyeth

In 2009, a number of retail pharmacies in California brought an action against Pfizer and Wyeth in the U.S. District Court for the Northern District of California. The plaintiffs allege, among other things, that our acquisition of Wyeth violates various federal antitrust laws by creating a monopoly in the manufacture, distribution and sale of prescription drugs in the U.S. In April 2010, the court granted our motion to dismiss the second amended complaint, and the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Ninth Circuit.

Acquisition of King Pharmaceuticals, Inc.

In October 2010, several purported class action complaints were filed in federal and state court in Tennessee by shareholders of King Pharmaceuticals, Inc. (King) challenging Pfizer’s acquisition of King. King and the individuals who served as the members of King’s Board of Directors at the time of the execution of the merger agreement (the King Director Defendants) are named as defendants in all of these actions; Pfizer and Parker Tennessee Corp., a subsidiary of Pfizer, also are named as defendants in most of these actions. The plaintiffs generally allege that (i) the King Director Defendants breached their fiduciary duties to King and its shareholders by authorizing the sale of King to Pfizer for what plaintiffs deem inadequate consideration, and (ii) King and, in the actions in which they are named as defendants, Pfizer and Parker Tennessee Corp. breached and/or aided and abetted the other defendants' alleged breaches of fiduciary duties. The complaint filed in federal court also alleges that King's Schedule 14D-9 recommendation statement for the tender offer contains false statements and omissions of material fact in violation of Sections 14(d)(4) and 14(e) of the Securities Exchange Act of 1934. The plaintiffs in all of these actions seek damages and rescission the transaction. In November 2010, all of the actions filed in state court were consolidated in the Chancery Court for Sullivan County, Tennessee Second Judicial District, at Bristol. The parties to the consolidated state court action have reached an agreement in principle to resolve that action as a result of certain disclosures regarding the transaction made by King in its amended Schedule 14D-9 recommendation statement for the tender offer dated January 21, 2011. The proposed settlement is subject to, among other things, court approval.

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

2010 Financial Report	107

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

All of these state, county and purported class action suits were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pharmaceutical Industry Average Wholesale Price Litigation MDL-1456) in the U.S. District Court for the District of Massachusetts. Certain of the state and private suits have been remanded to their respective state courts. In 2006, the claims against Pfizer in the Multi-District Litigation were dismissed with prejudice; the claims against Pharmacia are still pending.

In 2008, the court in the Multi-District Litigation granted preliminary approval with respect to the fairness of a proposed settlement of the claims against 11 defendants, including Pharmacia, for a total of $125 million. It is expected that the court will consider final approval of the settlement later this year. If the settlement is approved, Pharmacia’s contribution would not be material.

In addition, Wyeth is a defendant in AWP actions brought by certain states, which are not included in the Multi-District Litigation, as well as AWP actions brought by most counties in New York, almost all of which are included in the Multi-District Litigation. Wyeth also is a defendant in a purported class action in state court in New Jersey brought by two union health and welfare plans on behalf of a putative class consisting of third-party payers, certain consumers and Medicare beneficiaries. These actions against Wyeth would not be included in the proposed settlement referred to in the previous paragraph.

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

In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto's chemical businesses. As the result of its reorganization under Chapter 11 of the U.S. Bankruptcy Code, Solutia’s indemnification obligations related to Former Monsanto’s chemical businesses are limited to sites that Solutia has owned or operated. In addition, in connection with its spinoff that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto's chemical businesses, including, but not limited to, any such liabilities that Solutia assumed. Solutia's and New Monsanto's assumption of and agreement to indemnify Pharmacia for these liabilities apply to pending actions and any future actions related to Former Monsanto's chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental claims, including alleged exposure to polychlorinated biphenyls.

Pharmacia Cash Balance Pension Plan

In 2006, several current and former employees of Pharmacia Corporation filed a purported class action in the U.S. District Court for the Southern District of Illinois against the Pharmacia Cash Balance Pension Plan (the Plan), Pharmacia Corporation, Pharmacia & Upjohn Company and Pfizer Inc. Plaintiffs seek monetary and injunctive relief on behalf of a class consisting of certain current and former participants in the Plan who accrued a benefit in the Monsanto Company Pension Plan prior to its conversion to a cash balance plan in 1997. In 2002, after various corporate reorganizations, certain of the assets and liabilities of the Monsanto Company Pension Plan were transferred to the Plan. Plaintiffs claim that the Plan violates the age-discrimination provisions of ERISA by providing certain credits to such participants only to age 55. This action has been consolidated in the U.S. District Court for the Southern District of Illinois (Walker, et al., v. The Monsanto Company Pension Plan et al.) with purported class actions pending in that court that make largely similar claims against substantially similar cash balance plans sponsored by Monsanto Company and Solutia Inc., each of which was spun off by Pharmacia Corporation or a predecessor of Pharmacia Corporation. In 2008, at the request of the parties, the court issued an order permitting the case to proceed as a class action. In June 2009, the court granted our motion for summary judgment and dismissed the claims against the Plan, Pfizer Inc. and the two Pfizer subsidiaries. In October 2009, the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Seventh Circuit. In July 2010, the Seventh Circuit affirmed the District Court’s dismissal of the claims against the Plan, Pfizer Inc. and the two Pfizer subsidiaries. In December 2010, the plaintiffs filed a petition for certiorari with the U.S. Supreme Court seeking reversal of the Seventh Circuit’s decision.

Trade Secrets Action in California

In 2004, Ischemia Research and Education Foundation (IREF) and its chief executive officer brought an action in California Superior Court, Santa Clara County, against a former IREF employee and Pfizer. Plaintiffs allege that defendants conspired to misappropriate certain information from IREF’s allegedly proprietary database in order to assist Pfizer in designing and executing a clinical study of a Pfizer drug. In 2008, the jury returned a verdict for compensatory damages of approximately $38.7 million. In March 2009, the court awarded prejudgment interest, but declined to award punitive damages. In July 2009, the court granted our motion for a new trial and vacated the jury verdict.

108	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Trimegestone

Aventis filed a breach of contract action against Wyeth in the Commercial Court of Nanterre in France arising out of the December 2003 termination by Wyeth of an October 2000 agreement between Wyeth and Aventis relating to the development of hormone-therapy drugs utilizing Aventis’s trimegestone (TMG) progestin. Aventis alleges that the termination was improper and seeks monetary damages. In 2009, a three-judge tribunal rendered its decision in favor of Wyeth. In May 2010, the Versailles Court of Appeals reversed the Commercial Court’s decision and appointed experts to hear evidence and make a recommendation to the Court of Appeals concerning damages. In August 2010, Wyeth filed a notice of appeal of the Court of Appeals’ decision with the Supreme Court of France. Notwithstanding the appeal, the damage proceeding by the experts appointed by the Court of Appeals is continuing.

Environmental Matters

•	Remediation Matters

In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia Corporation's discontinued industrial chemical facility in North Haven, Connecticut and a revised site-wide feasibility study with regard to Wyeth’s discontinued industrial chemical facility in Bound Brook, New Jersey. In September 2010, our corrective measures study report with regard to the North Haven facility was approved by the EPA.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA or Superfund), and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

•	MPA Matter

In 2006, the Irish Director of Public Prosecutions (DPP) served Wyeth’s subsidiary, Wyeth Medica Ireland (WMI), with criminal summonses charging it with violations of the Ireland Waste Management Act and WMI’s Integrated Pollution Prevention and Control License in connection with five shipments from WMI’s Newbridge, Ireland facility of sugar waste water allegedly contaminated with medroxyprogesterone acetate (MPA). In June 2010, WMI entered into a plea agreement with the DPP concerning four deviations from waste-management requirements between September 2000 and November 2001. In October 2010, WMI agreed to pay 70,000 euros to the DPP toward the cost of the prosecution of this matter and was ordered to pay a fine of 40,000 euros. In November 2010, the DPP filed a notice of appeal seeking review of the amount of the fine. On January 31, 2011, the DPP withdrew its appeal in exchange for the payment by WMI of 150,000 euros to cover the Ireland Environmental Protection Agency’s costs to investigate this matter.

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

The Company has voluntarily provided the U.S. Department of Justice (DOJ) and the U.S. Securities and Exchange Commission (SEC) with information concerning potentially improper payments made by Pfizer and by Wyeth in connection with certain sales activities outside the U.S. We are in discussions with the DOJ and SEC regarding a resolution of these matters. In addition, certain potentially improper payments and other matters are the subject of investigations by government authorities in certain foreign countries, including a civil and criminal investigation in Germany with respect to certain tax matters relating to a wholly owned subsidiary of Pfizer.

The DOJ is conducting civil and criminal investigations regarding Wyeth’s promotional practices with respect to Protonix and its practices relating to the pricing for Protonix for Medicaid rebate purposes. In connection with the pricing investigation, in 2009, the DOJ filed a civil complaint in intervention in two qui tam actions that had been filed under seal in the U.S. District Court for the District of Massachusetts. The complaint alleges that Wyeth’s practices relating to the pricing for Protonix for Medicaid rebate purposes between 2001 and 2006 violated the Federal Civil False Claims Act and federal common law. The two qui tam actions have been unsealed and the complaints include substantially similar allegations. In addition, in 2009, several states and the District of Columbia filed a complaint under the same docket number asserting violations of various state laws based on allegations substantially similar to those set forth in the civil complaint filed by the DOJ. We are exploring with the DOJ various ways to resolve its civil and criminal investigations relating to Protonix.

The U.S. Attorney’s Office for the Western District of Oklahoma is conducting a civil and criminal investigation with respect to Wyeth’s promotional practices relating to Rapamune. In addition, in October 2010, the federal government was permitted to intervene in a qui tam action, which alleges off-label promotion of Rapamune, that was pending in the U.S. District Court for the Eastern District of Pennsylvania. In December 2010, the qui tam action was transferred to the Western District of Oklahoma, where it was consolidated with the proceedings underway there.

We have received civil investigative demands and informal inquiries from the consumer protection divisions of several states seeking information and documents concerning the promotion of Lyrica and Zyvox. These requests appear to relate to the same past promotional practices concerning these products that were the subject of previously reported settlements in September 2009 with the DOJ and the Medicaid fraud control units of various states.

2010 Financial Report	109

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

E. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2010, recorded amounts for the estimated fair value of these indemnifications were not significant.

20. Segment, Geographic and Revenue Information

Business Segments

Effective with the acquisition of Wyeth, we operate in the following two distinct commercial organizations, which constitute our two business segments:

•

Biopharmaceutical consists of the Primary Care, Specialty Care, Oncology, Established Products and Emerging Markets units and includes products that prevent and treat cardiovascular and metabolic diseases, central nervous system disorders, arthritis and pain, infectious and respiratory diseases, urogenital conditions, cancer, eye diseases and endocrine disorders, among others. Biopharmaceutical’s segment profit includes costs related to research and development, manufacturing, and sales and marketing activities that are associated with the products in our Biopharmaceutical segment.

•

Diversified includes Animal Health products and services that prevent and treat diseases in livestock and companion animals, including vaccines, parasiticides and anti-infectives; Consumer Healthcare products that include over-the-counter healthcare products such as pain management therapies (analgesics and heat wraps), cough/cold/allergy remedies, dietary supplements, hemorrhoidal care and personal care items; Nutrition products that consist mainly of infant and toddler nutritional products; and Capsugel, which represents our capsule products and services business. Diversified’s segment profit includes costs related to research and development, manufacturing, and sales and marketing activities that are associated with the products in our Diversified segment.

Segment profit/(loss) is measured based on income from continuing operations before provision for taxes on income and income attributable to noncontrolling interests. Certain costs, such as significant impacts of purchase accounting for acquisitions, restructuring and acquisition-related costs, costs related to our cost-reduction initiatives and certain asset impairment charges are included in Corporate/Other only. This methodology is utilized by management to evaluate our businesses. We regularly review our segments and the approach used by management to evaluate performance and allocate resources.

Each segment offers different products requiring different marketing and distribution strategies. We sell our products primarily to customers in the wholesale sector. In 2010, sales to our three largest U.S. wholesaler customers represented approximately 14%, 10% and 9% of total revenues and, collectively, represented approximately 17% of accounts receivable as of December 31, 2010. These sales and related accounts receivable were concentrated in the Biopharmaceutical segment. In 2009, sales to our three largest U.S. wholesaler customers represented approximately 17%, 11% and 10% of total revenues and, collectively, represented approximately 13% of accounts receivable as of December 31, 2009.

Revenues exceeded $500 million in each of 18 countries outside the U.S. in 2010, in each of 13 countries outside the U.S. in 2009 and in each of 14 countries outside the U.S. in 2008. The U.S. was the only country to contribute more than 10% of total revenues in each year.

Segment Revenues and Profit

Segment revenues and profit are as follows:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	(a)	2009	(a)	2008
Revenues
Biopharmaceutical	$58,523		$45,448		$44,174
Diversified	8,966		4,189		3,592
Corporate/Other(b)	320		372		530
Total revenues	$67,809		$50,009		$48,296
Segment profit/(loss)(c)
Biopharmaceutical	$28,981		$21,939		$21,786
Diversified	2,042		935		972
Corporate/Other(b), (d)	(21,601)		(12,047)		(13,064)
Total profit/(loss)	$9,422		$10,827		$9,694

(a)

Includes revenues and profit/(loss) from legacy Wyeth operations for a full year in 2010. 2009 includes revenues and profit/(loss) from legacy Wyeth operations commencing on the Wyeth acquisition date, October 15, 2009, in accordance with Pfizer’s domestic and international year-ends.

(b)

Corporate/Other includes, among other things, Pfizer CentreSource, which includes contract manufacturing and bulk pharmaceutical chemical sales. Corporate/Other under Segment profit/(loss) also includes, among other things, interest income/(expense), corporate administration expenses, certain performance-based and all share-based compensation expenses, significant impacts of purchase accounting for acquisitions, all acquisition-related costs, substantially all restructurings, significant asset impairments and litigation charges.

110	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

(c)

Segment profit/(loss) equals Income from continuing operations before provision for taxes on income. Certain costs are included in Corporate/Other only (see note (b) above). This methodology is utilized by management to evaluate our businesses.

(d)

In 2010, Corporate/Other includes: (i) significant impacts of purchase accounting for acquisitions of $8.3 billion, including intangible asset amortization and charges related to fair value adjustments of inventory acquired as part of our acquisition of Wyeth and sold during the period; (ii) restructuring and acquisition-related costs of $4.0 billion, related to our acquisition of Wyeth; (iii) intangible asset impairments of $2.1 billion primarily related to certain intangible assets acquired as part of our acquisition of Wyeth and to one of our products, Thelin (see Note 3B. Other Significant Transactions and Events: Asset Impairment Charges); (iv) Wyeth-related inventory write-off of $212 million (which includes a purchase accounting fair value adjustment of $104 million), primarily related to Biopharmaceutical inventory; (v) an additional $1.3 billion charge for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc.; (vi) all share-based compensation expense and (vii) net interest expense of $1.4 billion.

In 2009, Corporate/Other includes: (i) significant impacts of purchase accounting for acquisitions of $3.8 billion, including intangible asset amortization and charges related to fair value adjustments of inventory acquired as part of our acquisition of Wyeth and sold during the period; (ii) restructuring and acquisition-related costs of $4.3 billion, primarily related to our acquisition of Wyeth; (iii) all share-based compensation expense; (iv) a gain of $482 million related to ViiV (see Note 3E. Other Significant Transactions and Events: Equity-Method Investments); (v) net interest expense of $487 million; and (vi) an impairment of $298 million associated with certain materials used in our research and development activities that were no longer considered recoverable.

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

Substantially all of the restructuring charges recorded in Corporate/Other in 2010, 2009 and 2008 are associated with our Biopharmaceutical segment.

Segment Assets, Property, Plant and Equipment Additions, and Depreciation and Amortization

Additional details follow:

	YEAR ENDED/AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2010(a)	2009(a)	2008
Identifiable assets
Biopharmaceutical	$123,560	$140,008	$60,591
Diversified	18,255	19,470	2,808
Discontinued operations/Held for sale	561	496	148
Corporate/Other(b), (c)	52,638	52,975	47,601
Total identifiable assets	$195,014	$212,949	$111,148
Property, plant and equipment additions(d)
Biopharmaceutical	$1,263	$985	$1,351
Diversified	160	147	265
Corporate/Other(b)	90	73	85
Total property, plant and equipment additions	$1,513	$1,205	$1,701
Depreciation and amortization(d)
Biopharmaceutical	$2,731	$1,672	$2,223
Diversified	183	113	108
Corporate/Other(b), (e)	5,573	2,972	2,759
Total depreciation and amortization	$8,487	$4,757	$5,090

(a)	Reflects legacy Wyeth amounts for a full year in 2010. 2009 reflects legacy Wyeth amounts commencing on the Wyeth acquisition date, October 15, 2009.
(b)	Corporate/Other includes Pfizer CentreSource, which includes contract manufacturing and bulk pharmaceutical chemical sales.
(c)	Assets included within Corporate/Other are primarily cash and cash equivalents, short-term investments, long-term investments and loans and tax assets.
(d)	Certain production facilities are shared. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on estimates of physical production.
(e)	Corporate/Other includes non-cash charges associated with purchase accounting related to intangible asset amortization of $5.3 billion in 2010, $2.7 billion in 2009 and $2.5 billion in 2008.

2010 Financial Report	111

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Geographic

Revenues and long-lived assets by geographic region are as follows:

	YEAR ENDED/AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2010(a)	2009(a)	2008
Revenues
United States	$29,046	$21,749	$20,401
Developed Europe(b)	16,665	12,892	13,180
Developed Rest of World(c)	10,091	8,196	7,511
Emerging Markets(d)	12,007	7,172	7,204
Consolidated	$67,809	$50,009	$48,296
Long-lived assets(e)
United States	$43,665	$50,901	$17,296
Developed Europe(b)	26,729	32,057	11,947
Developed Rest of World(c)	1,822	1,936	516
Emerging Markets(d)	4,465	5,901	1,249
Consolidated	$76,681	$90,795	$31,008

(a)	Reflects legacy Wyeth amounts for a full year in 2010. 2009 reflects legacy Wyeth amounts commencing on the Wyeth acquisition date, October 15, 2009.
(b)	Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(c)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(d)

Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(e)	Long-lived assets include identifiable intangible assets (excluding goodwill) and property, plant and equipment.

112	2010 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Revenues by Product

Significant product revenues are as follows:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2010	2009	2008
Biopharmaceutical products:
Lipitor	$10,733	$11,434	$12,401
Enbrel(a), (b)	3,274	378	—
Lyrica	3,063	2,840	2,573
Prevnar/Prevenar 13(a)	2,416	—	—
Celebrex	2,374	2,383	2,489
Viagra	1,928	1,892	1,934
Xalatan/Xalacom	1,749	1,737	1,745
Effexor(a)	1,718	520	—
Norvasc	1,506	1,973	2,244
Prevnar/Prevenar (7-valent)(a)	1,253	287	—
Zyvox	1,176	1,141	1,115
Sutent	1,066	964	847
Premarin family(a)	1,040	213	—
Geodon/Zeldox	1,027	1,002	1,007
Detrol/Detrol LA	1,013	1,154	1,214
Zosyn/Tazocin(a)	952	184	—
Genotropin	885	887	898
Vfend	825	798	743
Chantix/Champix	755	700	846
Protonix(a)	690	68	—
BeneFIX(a)	643	98	—
Zoloft	532	516	539
Caduet	527	548	589
Aromasin	483	483	465
Revatio	481	450	336
Pristiq(a)	466	82	—
Medrol	455	457	459
Aricept(c)	417	432	482
Zithromax/Zmax	415	430	429
Cardura	413	457	499
ReFacto AF/Xyntha(a)	404	47	—
BMP2(a)	400	81	—
Rapamune(a)	388	57	—
Fragmin	341	359	316
Tygacil(a)	324	54	—
Alliance revenues(d)	4,084	2,925	2,251
All other(e)	8,307	7,417	7,753
Total Biopharmaceutical products	58,523	45,448	44,174
Diversified products:
Animal Health(e)	3,575	2,764	2,825
Consumer Healthcare(a)	2,772	494	—
Nutrition(a)	1,867	191	—
Capsugel	752	740	767
Total Diversified products	8,966	4,189	3,592
Corporate/Other	320	372	530
Total revenues	$67,809	$50,009	$48,296

(a)

Legacy Wyeth products. Legacy Wyeth operations are included for a full year in 2010. In accordance with Pfizer’s domestic and international year-ends, 2009 includes approximately two-and-a-half months of Wyeth’s U.S. operations and approximately one-and-a-half months of Wyeth’s international operations in 2009.

(b)	Outside the U.S. and Canada.
(c)	Represents direct sales under license agreement with Eisai.
(d)	Enbrel (in the U.S. and Canada)(a), Aricept, Exforge, Rebif and Spiriva.
(e)	Includes legacy Pfizer products in 2010, 2009 and 2008. Also includes legacy Wyeth products in 2010 and, as described in note (a) above, during a portion of 2009.

2010 Financial Report	113

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

21. Subsequent Events

A. Acquisition of King Pharmaceuticals, Inc.

On January 31, 2011, we completed our tender offer for all of the outstanding shares of common stock of King Pharmaceuticals, Inc. (King). Upon completion of the tender offer, we accepted for purchase all of the shares validly tendered and not validly withdrawn at a purchase price of $14.25 per share, net to the seller in cash, without interest thereon and subject to any required withholding taxes. As a result, we paid approximately $3.3 billion in cash for approximately 92.5% of the outstanding shares of King common stock. Also, in accordance with the terms of the merger agreement, individuals designated by Pfizer now constitute a majority of the King Board of Directors. We intend to complete the acquisition of King through a merger on or about February 28, 2011, without a vote of the remaining shareholders of King. As a result of the merger, each remaining share of King common stock will be converted into the right to receive $14.25 per share, net in cash, without interest and less any required withholding taxes.

King’s principal businesses consist of a prescription pharmaceutical business focused on delivering new formulations of pain treatments designed to discourage common methods of misuse and abuse; the Meridian auto-injector business for emergency drug delivery, which develops and manufactures the EpiPen®; and an animal health business that offers a variety of feed-additive products for a wide range of species.

The assets acquired and liabilities assumed from King, the consideration paid to acquire King, and the results of King’s operations, are not reflected in our consolidated financial statements as of and for the twelve months ended December 31, 2010. Due to the significant limitations on access to King information prior to the completion of the tender offer and the limited time since the completion of the tender offer, the initial accounting for the business combination is incomplete at this time. As a result, we are unable to provide the amounts to be recognized for the major classes of assets acquired and liabilities assumed, including the information required for accounts receivables, pre-acquisition contingencies and goodwill. We will include this and other related information in our first quarter 2011 Form 10-Q.

B. New Research and Development Productivity Initiative

On February 1, 2011, we announced that we are continuing to closely evaluate our global research and development function and will accelerate our current strategies to improve innovation and overall productivity by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time. In connection with these actions:

•

We estimate that we will incur pre-tax employee-termination charges in the range of approximately $800 million to $1.1 billion and other pre-tax exit and implementation charges in the range of approximately $300 million to $500 million, all of which will result in future cash expenditures. We expect most of these charges to be incurred in 2011 and the balance to be incurred in 2012.

•

We estimate that we will incur total pre-tax impairment and additional depreciation—asset restructuring charges in the range of approximately $1.1 billion to $1.3 billion, of which approximately $800 million to $900 million represent additional depreciation—asset restructuring charges. Most of these charges will be associated with our Sandwich, U.K. facility. We expect most of these non-cash charges to be incurred in 2011 and the balance to be incurred in 2012.

114	2010 Financial Report

Quarterly Consolidated Financial Data (Unaudited)

Pfizer Inc. and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH
2010
Revenues	$16,750	$17,327	$16,171	$17,561
Costs and expenses(a)	12,791	12,467	14,232	15,558
Acquisition-related in-process research and development charges	74	—	—	51
Restructuring charges and certain acquisition-related costs(b)	706	886	499	1,123
Income from continuing operations before provision for taxes on income	3,179	3,974	1,440	829
Provision/(benefit) for taxes on income(c)	1,146	1,488	564	(2,074)
Income from continuing operations	2,033	2,486	876	2,903
Discontinued operations—net of tax	2	(1)	(5)	(5)
Net income before allocation to noncontrolling interests	2,035	2,485	871	2,898
Less: Net income attributable to noncontrolling interests	9	10	5	8
Net income attributable to Pfizer Inc.	$2,026	$2,475	$866	$2,890
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.25	$0.31	$0.11	$0.36
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.31	$0.11	$0.36
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.25	$0.31	$0.11	$0.36
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.31	$0.11	$0.36
Cash dividends paid per common share	$0.18	$0.18	$0.18	0.18
Stock prices
High	$20.36	$17.39	$17.50	$17.90
Low	$16.80	$14.00	$14.14	$16.25

(a)

The increase in costs and expenses in the fourth quarter of 2010, compared to the third quarter of 2010, is due to higher Cost of sales, Selling, informational and administrative expenses, and Amortization of intangible assets, partially offset by lower charges recorded in Other deductions—net.

(b)	The increase in the fourth quarter of 2010, compared to the third quarter of 2010, is due to higher integration charges and restructuring costs primarily related to our acquisition of Wyeth.
(c)	The fourth quarter of 2010 includes a $2.0 billion tax benefit recorded as a result of a settlement of certain tax audits covering the years 2002 – 2005.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

As of January 31, 2011, there were 232,567 holders of record of our common stock (New York Stock Exchange symbol PFE).

2010 Financial Report	115

Quarterly Consolidated Financial Data (Unaudited)

Pfizer Inc. and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH	(a)
2009
Revenues	$10,867	$10,984	$11,621	$16,537
Costs and expenses	6,510	7,456	7,457	13,354
Acquisition-related in-process research and development charges	—	20	—	48
Restructuring charges and certain acquisition-related costs(b)	554	459	193	3,131
Income from continuing operations before provision for taxes on income	3,803	3,049	3,971	4
Provision for taxes on income	1,074	786	1,092	(755)
Income from continuing operations	2,729	2,263	2,879	759
Discontinued operations—net of tax	1	3	2	8
Net income before allocation to noncontrolling interests	2,730	2,266	2,881	767
Less: Net income attributable to noncontrolling interests	1	5	3	—
Net income attributable to Pfizer Inc.	$2,729	$2,261	$2,878	$767
Earnings per common share—basic(c):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.41	$0.34	$0.43	$0.10
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.41	$0.34	$0.43	$0.10
Earnings per common share—diluted(c):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.40	$0.34	$0.43	$0.10
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.40	$0.34	$0.43	$0.10
Cash dividends paid per common share	$0.32	$0.16	$0.16	$0.16
Stock prices
High	$18.48	$15.60	$16.98	$18.99
Low	$11.62	$12.75	$14.11	$16.07

(a)

In accordance with our domestic and international fiscal year-ends, approximately two-and-a-half months of Wyeth’s U.S. operations and approximately one-and-a-half months of Wyeth’s international operations are included in our consolidated financial statements for the quarter ended December 31, 2009. For additional information, see Note 2. Acquisition of Wyeth. The increase in revenues and costs and expenses in the fourth quarter of 2009 primarily reflects the results of Wyeth’s operations, as well as higher purchase accounting charges resulting from the Wyeth acquisition.

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

116	2010 Financial Report

Financial Summary

Pfizer Inc. and Subsidiary Companies

	YEAR ENDED/AS OF DECEMBER 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2010(a)	2009(a)	2008	2007	2006
Revenues	$67,809	$50,009	$48,296	$48,418	$48,371
Research and development expenses(b)	9,413	7,845	7,945	8,089	7,599
Other costs and expenses	45,635	26,932	27,349	28,234	25,586
Acquisition-related in-process research and development charges(c)	125	68	633	283	835
Restructuring charges and certain acquisition-related costs(d)	3,214	4,337	2,675	2,534	1,323
Income from continuing operations before provision for taxes on income	9,422	10,827	9,694	9,278	13,028
Provision for taxes on income	1,124	2,197	1,645	1,023	1,992
Income from continuing operations before cumulative effect of a change in accounting principles	8,298	8,630	8,049	8,255	11,036
Discontinued operations—net of tax—(loss)/income	(9)	14	78	(69)	8,313
Less: Net income attributable to noncontrolling interests	32	9	23	42	12
Net income attributable to Pfizer Inc.	$8,257	$8,635	$8,104	$8,144	$19,337
Effective tax rate—continuing operations	11.9%	20.3%	17.0%	11.0%	15.3%
Depreciation and amortization(e)	$8,487	$4,757	$5,090	$5,200	$5,293
Property, plant and equipment additions(e)	1,513	1,205	1,701	1,880	2,050
Cash dividends paid	6,088	5,548	8,541	7,975	6,919
Working capital	31,859	24,445	16,067	25,014	25,559
Property, plant and equipment, less accumulated depreciation	19,123	22,780	13,287	15,734	16,632
Total assets	195,014	212,949	111,148	115,268	115,546
Long-term debt	38,410	43,193	7,963	7,314	5,546
Long-term capital(f)	145,323	151,478	68,662	80,134	84,993
Total Pfizer Inc. shareholders’ equity	87,813	90,014	57,556	65,010	71,358
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.03	$1.23	$1.19	$1.19	$1.52
Discontinued operations—net of tax	—	—	0.01	(0.01)	1.15
Net income attributable to Pfizer Inc. common shareholders	$1.03	$1.23	$1.20	$1.18	$2.67
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.02	$1.23	$1.19	$1.18	$1.52
Discontinued operations—net of tax	—	—	0.01	(0.01)	1.14
Net income attributable to Pfizer Inc. common shareholders	$1.02	$1.23	$1.20	$1.17	$2.66
Market value per share (December 31)	$17.51	$18.19	$17.71	$22.73	$25.90
Return on Pfizer Inc. shareholders’ equity	10.39%	13.42%	13.22%	11.94%	28.20%
Cash dividends paid per common share	$0.72	$0.80	$1.28	$1.16	$0.96
Shareholders’ equity per common share(g)	$10.96	$11.19	$8.56	$9.65	$10.05
Current ratio	2.11:1	1.66:1	1.59:1	2.15:1	2.16:1
Weighted-average shares used to calculate:
Basic earnings per common share amounts	8,036	7,007	6,727	6,917	7,242
Diluted earnings per common share amounts	8,074	7,045	6,750	6,939	7,274

(a)

Legacy Wyeth operations are included for a full year in 2010. In accordance with Pfizer’s domestic and international year-ends, includes approximately two-and-a-half months of Wyeth’s U.S. operations and approximately one-and-a-half months of Wyeth’s international operations in 2009.

(b)

Research and development expenses includes co-promotion charges, upfront and milestone payments for intellectual property rights of $393 million in 2010, $489 million in 2009; $377 million in 2008; $603 million in 2007; and $292 million in 2006.

(c)

2010 and 2009 amounts relate to the resolution of a contingency related to our 2008 acquisition of CovX. In 2008, 2007 and 2006, we recorded charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development.

(d)	Restructuring charges and certain acquisition-related costs primarily includes the following:
2010—Restructuring charges of $2.2 billion related to our acquisition of Wyeth and other cost-reduction initiatives.
2009—Restructuring charges of $3.0 billion related to our acquisition of Wyeth and other cost-reduction initiatives.
2008—Restructuring charges of $2.6 billion related to our cost-reduction initiatives.
2007—Restructuring charges of $2.5 billion related to our cost-reduction initiatives.
2006—Restructuring charges of $1.3 billion related to our cost-reduction initiatives.
(e)	Includes discontinued operations.
(f)	Defined as long-term debt, deferred taxes and total shareholders’ equity. In 2009, increase reflects the long-term debt and deferred tax liabilities associated with the acquisition of Wyeth.
(g)

Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trusts). The increase in 2009 was due to the issuance of equity to partially finance the Wyeth acquisition.

2010 Financial Report	117

Financial Summary

Pfizer Inc. and Subsidiary Companies

Peer Group Performance Graph

Five Year Performance

	2005	2006	2007	2008	2009	2010
PFIZER	100.0	115.2	105.8	88.0	95.3	95.6
PEER GROUP	100.0	110.7	113.0	95.7	108.0	107.5
S&P 500	100.0	115.2	121.6	76.6	96.9	111.4

Notes:	Pfizer’s pharmaceutical peer group consists of the following companies: Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Johnson & Johnson and Merck and Co.

118	2010 Financial Report