Form 10-K, Exhibit 13
period 2011-12-31
PFIZER INC
filed 2012-02-28
CIK 78003

EXHIBIT 13

Pfizer Inc.

2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

INTRODUCTION

Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. (the Company). It should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2011 Annual Report on Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

•	Overview of Our Performance, Operating Environment, Strategy and Outlook. This section, beginning on page 2, provides information about the following: our business; our 2011 performance; our operating environment; our strategy; our business development initiatives, such as acquisitions, dispositions, licensing and collaborations; and our financial guidance for 2012.

•	Significant Accounting Policies and Application of Critical Accounting Estimates. This section, beginning on page 11, discusses those accounting policies and estimates that we consider important in understanding Pfizer’s consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Significant Accounting Policies.

•	Analysis of the Consolidated Statements of Income. This section begins on page 16, and consists of the following sections:

o	Revenues. This section, beginning on page 16, provides an analysis of our revenues and products for the three years ended December 31, 2011, including an overview of important product developments.

o	Costs and Expenses. This section, beginning on page 30, provides a discussion about our costs and expenses.

o	Provision for Taxes on Income. This section, beginning on page 35, provides a discussion of items impacting our tax provisions.

o	Discontinued Operations. This section, beginning on page 36, provides an analysis of the financial statement impact of our discontinued operations.

o	Adjusted Income. This section, beginning on page 36, provides a discussion of an alternative view of performance used by management.

•	Analysis of the Consolidated Balance Sheets. This section begins on page 40 and provides a discussion of changes in certain balance sheet accounts.

•	Analysis of the Consolidated Statements of Cash Flows. This section begins on page 41 and provides an analysis of our consolidated cash flows for the three years ended December 31, 2011.

•	Analysis of Financial Condition, Liquidity and Capital Resources. This section, beginning on page 42, provides an analysis of our financial assets and liabilities as of December 31, 2011 and December 31, 2010, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2011. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

•	New Accounting Standards. This section, on page 45, discusses accounting standards that we recently have adopted, as well as those that recently have been issued, but not yet adopted by us.

•	Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 45, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to our financial and operating performance, business plans and prospects, in-line products and product candidates, strategic review, capital allocation, and share-repurchase and dividend-rate plans. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies.

2011 Financial Report	1

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

The majority of our revenues come from the manufacture and sale of biopharmaceutical products. The biopharmaceutical industry is highly competitive and we face a number of industry-specific challenges, which can significantly impact our results. These factors include, among others: the loss or expiration of intellectual property rights, the regulatory environment and pipeline productivity, pricing and access pressures, and increasing competition among branded products. (For more information about these challenges, see the “Our Operating Environment” section of this Financial Review.)

The financial information included in our consolidated financial statements for our subsidiaries operating outside the United States (U.S.) is as of and for the year ended November 30 for each year presented.

The assets, liabilities, operating results and cash flows of acquired businesses, such as King Pharmaceuticals, Inc. (King) (acquired on January 31, 2011) and Wyeth (acquired on October 15, 2009) are included in our results on a prospective basis only commencing from the acquisition date. As such, our consolidated financial statements for the year ended December 31, 2011 reflect approximately 11 months of King’s U.S. operations and approximately 10 months of King’s international operations, and our consolidated financial statements for the year ended December 31, 2009 reflect approximately two-and-a-half months of Wyeth’s U.S. operations and approximately one-and-a-half months of Wyeth’s international operations. (For more information about these acquisitions, see the “Our Business Development Initiatives” section of this Financial Review.)

On August 1, 2011, we completed the sale of our Capsugel business. In connection with our decision to sell, the operating results associated with the Capsugel business are classified as Discontinued operations––net of tax in our consolidated statements of income for all periods presented, and the assets and liabilities associated with this business are classified as Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate, in our consolidated balance sheets as of December 31, 2010. (See “Our Business Development Initiatives” and “Discontinued Operations” sections of this Financial Review for more information.)

On July 7, 2011, we announced our decision to explore strategic alternatives for our Animal Health and Nutrition businesses, which may include, among other things, a full or partial separation of each of these businesses from Pfizer through a spin-off, sale or other transaction. We expect to announce our strategic decision for each business in 2012. (For further information, see the “Our Business Development Initiatives” section of this Financial Review.)

2	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Our 2011 Performance

Revenues increased 1% in 2011 to $67.4 billion, compared to $67.1 billion in 2010, due to the favorable impact of foreign exchange, which increased revenues by approximately $1.9 billion, or 3%, and the inclusion of revenues of $1.3 billion or 2% from our acquisition of King, partially offset by a net operational decline of $2.9 billion, or 4%, primarily due to the loss of exclusivity of certain products.

The significant impacts on revenues for 2011, compared to 2010, are as follows:

	2011 vs. 2010
(MILLIONS OF DOLLARS)	INCREASE/ (DECREASE)	% CHANGE
Prevnar 13/Prevenar13	$1,241	51
Lyrica	630	21
Enbrel (Outside the U.S. and Canada)	392	12
Skelaxin(a)	203	*
Celebrex	149	6
Sutent	121	11
Pristiq	111	24
Zyvox	107	9
ReFacto AF/Xyntha	102	25
Medrol	55	12
Norvasc	(61)	(4)
Vfend(b)	(78)	(9)
Aromasin(b)	(122)	(25)
Detrol/Detrol LA	(130)	(13)
Zosyn/Tazocin(b)	(316)	(33)
Protonix(b)	(482)	(70)
Xalatan/Xalacom(b)	(499)	(29)
Prevnar/Prevenar (7-valent)	(765)	(61)
Effexor(b)	(1,040)	(61)
Lipitor(b)	(1,156)	(11)
Alliance revenues(b)	(454)	(11)
All other biopharmaceutical products(a), (c)	1,056	19
Animal Health products(a)	609	17
Consumer Healthcare products	285	10
Nutrition products	271	15
(a)	2011 reflects the inclusion of revenues from legacy King products.
(b)

Lipitor lost exclusivity in the U.S. in November 2011, Canada in May 2010, Spain in July 2010, Brazil in August 2010 and Mexico in December 2010. Aromasin lost exclusivity in the U.S. in April 2011. Xalatan lost exclusivity in the U.S. in March 2011. Vfend tablets lost exclusivity in the U.S. in February 2011. Effexor XR lost exclusivity in the U.S. in July 2010. The basic U.S. patent (including the six-month exclusivity period) for Protonix expired in January 2011. Zosyn lost exclusivity in the U.S. in September 2009. We lost exclusivity for Aricept 5mg and 10mg tablets, which are included in Alliance revenues, in November 2010.

(c)	Includes the “All other” category included in the Revenues—Major Biopharmaceutical Products table presented in this Financial Review.
*	Calculation not meaningful.

Income from continuing operations was $8.7 billion in 2011 compared to $8.2 billion in 2010, primarily reflecting:

•	higher impairment charges of $1.3 billion (pre-tax) in 2010 compared to 2011, (see further discussion in the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other Deductions––net);

•	lower purchase accounting impacts of $1.5 billion (pre-tax) in 2011 compared to 2010, primarily related to inventory sold that had been recorded at fair value;

•	lower merger restructuring and transaction costs of $2.0 billion (pre-tax) in 2011 compared to 2010; and

•	the non-recurrence of a charge of $1.3 billion (pre-tax) in 2010 for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. (see Notes to Consolidated Financial Statements––Note 17. Commitments and Contingencies),

partially offset by:

•	higher charges of $2.5 billion (pre-tax) in 2011 compared to 2010 related to our non-acquisition related cost-reduction and productivity initiatives; and

•	the non-recurrence of a favorable settlement with the U.S. Internal Revenue Service in 2010.

2011 Financial Report	3

Financial Review

Pfizer Inc. and Subsidiary Companies

Our Operating Environment

U.S. Healthcare Legislation

Principal Provisions Affecting Us

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, the U.S. Healthcare Legislation), was enacted in the U.S. This legislation has resulted in both current and longer-term impacts on us, as discussed below.

Certain provisions of the U.S. Healthcare Legislation became effective in 2010 or on January 1, 2011, while other provisions will become effective on various dates. The principal provisions affecting us provide for the following:

•	an increase, from 15.1% to 23.1%, in the minimum rebate on branded prescription drugs sold to Medicaid beneficiaries (effective January 1, 2010);

•	extension of Medicaid prescription drug rebates to drugs dispensed to enrollees in certain Medicaid managed care organizations (effective March 23, 2010);

•	expansion of the types of institutions eligible for the “Section 340B discounts” for outpatient drugs provided to hospitals meeting the qualification criteria under Section 340B of the Public Health Service Act of 1944 (effective January 1, 2010);

•	discounts on branded prescription drug sales to Medicare Part D participants who are in the Medicare “coverage gap,” also known as the “doughnut hole” (effective January 1, 2011); and

•	a fee payable to the federal government (which is not deductible for U.S. income tax purposes) based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs (effective January 1, 2011, with the total fee to be paid each year by the pharmaceutical industry increasing annually through 2018).

In addition, the U.S. Healthcare Legislation includes provisions that affect the cost of certain of our postretirement benefit plans. Companies currently permitted to take a deduction for federal income tax purposes in an amount equal to the subsidy received from the federal government related to their provision of prescription drug coverage to Medicare-eligible retirees will no longer be eligible to do so effective for tax years beginning after December 31, 2012. While the loss of this deduction will not take effect until 2013, under U.S. generally accepted accounting principles, we were required to account for the impact in the first quarter of 2010, the period when the provision was enacted into law, through a write-off of the deferred tax asset associated with those previously expected future income tax deductions. Other provisions of the U.S. Healthcare Legislation relating to our postretirement benefit plans will affect the measurement of our obligations under those plans, but those impacts are not expected to be significant.

Impacts to our 2011 Results

We recorded the following amounts in 2011 as a result of the U.S. Healthcare Legislation:

•	$648 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$248 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government referred to above.

Impacts to our 2010 Results

We recorded the following amounts in 2010 as a result of the U.S. Healthcare Legislation:

•	$289 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions; and

•	approximately $270 million recorded in Provision for taxes on income, related to the write-off of the deferred tax asset associated with the loss of the deduction, for tax years beginning after December 31, 2012, of an amount equal to the subsidy from the federal government related to our prescription drug coverage offered to Medicare-eligible retirees. For additional information on the impact of this write-off on our effective tax rate for 2010, see the “Provision for Taxes on Income” section of this Financial Review.

Anticipated Future Financial Impacts

We expect to record the following amounts in 2012 as a result of the U.S. Healthcare Legislation:

•	approximately $500 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	approximately $300 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government referred to above.

These estimated impacts on our 2012 results are reflected in our 2012 financial guidance (see the “Our Financial Guidance for 2012” section of this Financial Review for additional information).

4	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

In addition:

•	Individual Mandate—The financial impact of U.S. healthcare reform may be affected by certain additional developments over the next few years, including pending implementation guidance relating to the U.S. Healthcare Legislation and certain healthcare reform proposals. In addition, the U.S. Healthcare Legislation requires that, except in certain circumstances, individuals obtain health insurance beginning in 2014, and it also provides for an expansion of Medicaid coverage in 2014. It is expected that, as a result of these provisions, there will be a substantial increase in the number of Americans with health insurance beginning in 2014, a significant portion of whom will be eligible for Medicaid. We anticipate that this will increase demand for pharmaceutical products overall. However, because of the substantial mandatory rebates we pay under the Medicaid program, we do not anticipate that implementation of the coverage expansion will generate significant additional revenues for Pfizer. The individual mandate is currently the subject of a legal challenge before the U.S. Supreme Court. If the Supreme Court strikes down the mandate, but allows the other provisions of the U.S. Healthcare Legislation to remain in force, the benefits of the U.S. Healthcare Legislation to Pfizer will diminish. However, we do not expect the impact on us of any such decision to be material because we anticipate that many Americans will choose coverage even in the absence of a mandate as a result of the government subsidies that will make purchasing coverage more affordable.

•	Biotechnology Products—The U.S. Healthcare Legislation provides an abbreviated legal pathway to approve biosimilars (also referred to as “follow-on biologics”). Innovator biologics were granted 12 years of exclusivity, with a potential six-month pediatric extension. After the exclusivity period expires, the U.S. Food and Drug Administration (FDA) could approve biosimilar versions of innovator biologics. The regulatory implementation of these provisions is ongoing and expected to take several years. However, the FDA has begun to clarify its expectations for approval via the biosimilar pathway with the recent issuance of three draft guidance documents. Among other things, these draft guidance documents confirm that the FDA will allow biosimilar applicants to use a non-U.S. licensed comparator in certain studies to support a demonstration of biosimilarity to a U.S.-licensed reference product. If competitors are able to obtain marketing approval for biosimilars referencing our biotechnology products, our biotechnology products may become subject to competition from biosimilars, with the attendant competitive pressures. Concomitantly, a better-defined biosimilars approval pathway will assist us in pursuing approval of our own biosimilar products in the U.S.

The budget proposal submitted to Congress by President Obama in February 2012 includes a provision that would reduce the base exclusivity period for a biologics product from 12 years to seven years. There is no corresponding pending bill designed to amend the U.S. Healthcare Legislation to alter the biologics provisions.

The Loss or Expiration of Intellectual Property Rights

As is inherent in the biopharmaceutical industry, the loss or expiration of intellectual property rights can have a significant adverse effect on our revenues. Many of our products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or has been lost prior to the expiration date as a result of a legal challenge, we lose exclusivity on these products, and generic pharmaceutical manufacturers generally produce similar products and sell them for a lower price. This price competition can substantially decrease our revenues for products that lose exclusivity, often in a very short period of time. While small molecule products are impacted in such a manner, biologics currently have additional barriers to entry related to the manufacture of such products and, unlike small molecule generics, biosimilars are not necessarily identical to the reference products. Therefore, generic competition with respect to biologics may not be as significant. A number of our current products are expected to face significantly increased generic competition over the next few years.

Our financial guidance for 2012 reflects the anticipated impact of the loss of exclusivity of various products and the expiration of certain alliance product contract rights discussed below (see the “Our Financial Guidance for 2012” section of this Financial Review). Specifically:

•	Lipitor overview – In 2011, worldwide revenues from Lipitor were approximately $9.6 billion, or approximately 14% of total Pfizer revenues. Of this amount, approximately $5.0 billion was generated in the U.S. and approximately $4.6 billion was generated in international markets, including approximately $859 million in emerging markets. We expect that the losses of exclusivity for Lipitor in the U.S. and various international markets discussed below will have a significant adverse impact on our revenues in 2012 and subsequent years.

•	Lipitor in the U.S. – In November 2011, we lost exclusivity in the U.S. for Lipitor.

Pfizer announced in June 2008 that we entered into an agreement providing a license to Ranbaxy to sell generic versions of Lipitor and Caduet in the U.S effective November 30, 2011. In addition, the agreement provides a license for Ranbaxy to sell a generic version of Lipitor beginning on varying dates in several additional countries. (See Notes to Consolidated Financial Statements – Note 17. Commitments and Contingencies for a discussion of certain litigation relating to this agreement.) We also granted Watson Pharmaceuticals, Inc. (Watson) the exclusive right to sell the authorized generic version of Lipitor in the U.S. for a period of five years, which commenced on November 30, 2011. As Watson’s exclusive supplier, we manufacture and sell generic atorvastatin tablets to Watson. We expect the entry of multi-source generic competition in the U.S., with attendant increased competitive pressures, following the end of Ranbaxy’s 180-day generic exclusivity period in late May 2012.

Through the end of 2011, sales of Lipitor in the U.S. were reported in our Primary Care business unit. Beginning in 2012, sales of Lipitor in the U.S. will be reported in our Established Products business unit.

2011 Financial Report	5

Financial Review

Pfizer Inc. and Subsidiary Companies

•	Lipitor in international markets—Lipitor lost exclusivity in Australia in February 2012; in Japan in 2011; and in Brazil, Canada, Spain and Mexico in 2010; and it has lost exclusivity in nearly all emerging market countries. We do not expect that Lipitor revenues in emerging markets will be materially impacted over the next several years by the loss of exclusivity. Lipitor will have lost exclusivity in the majority of European markets by May 2012.

Prior to loss of exclusivity, sales of Lipitor in international markets, except for those in emerging markets, are reported in our Primary Care business unit. Typically, as of the beginning of the fiscal year following loss of exclusivity, sales of Lipitor in international markets, except for those in emerging markets, are reported in our Established Products business unit.

•	Other loss of exclusivity impacts—In the U.S., we lost exclusivity for Effexor XR in July 2010, for Aricept 5mg and 10mg tablets (included in Alliance revenue) in November 2010, for Vfend tablets in February 2011, for Xalatan in March 2011 and for Caduet in November 2011. The basic U.S. patent (including the six-month pediatric exclusivity period) for Protonix expired in January 2011. The basic patent for Vfend tablets in Brazil expired in January 2011. We lost exclusivity for Aromasin in the U.S. in April 2011 and in the European Union (EU) in July 2011. We lost exclusivity for Xalatan and Xalacom in 15 major European markets in January 2012. We lost exclusivity for Aricept in many of the major European markets in February 2012.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years, including the following in 2012:

•	Geodon in the U.S. in March 2012;

•	Revatio tablet in the U.S. in September 2012, which reflects the extension of the exclusivity period from March to September 2012 as the result of a pediatric extension; and

•	Detrol IR in the U.S. in September 2012.

For additional information, including with regard to the expiration of the patents for various products in the U.S., EU and Japan, see the “Patents and Intellectual Property Rights” section of our 2011 Annual Report on Form 10-K.

In Alliance revenues, we expect to be negatively impacted by the following over the next few years.

•	Aricept—Our rights to Aricept in Japan will return to Eisai Co., Ltd. in December 2012. We expect to lose exclusivity for the Aricept 23mg tablet in the U.S. in July 2013.

•

Spiriva—Our collaboration with Boehringer Ingelheim (BI) for Spiriva will expire on a country-by-country basis between 2012 and 2016. As a result, we expect to experience a graduated decline in revenues from Spiriva during that period. Our collaboration with BI for Spiriva will expire in the EU from 2012 and 2016, in 2014 in the U.S. and Japan, and by 2016 in all other countries where the collaboration exists.

•

Enbrel—Our U.S. and Canada collaboration agreement with Amgen Inc. for Enbrel will expire in October 2013. While we are entitled to royalties for 36 months thereafter, we expect that those royalties will be significantly less than our current share of Enbrel profits from U.S. and Canada sales. Outside of the U.S. and Canada, our exclusive rights to Enbrel continue in perpetuity.

•

Rebif—Our collaboration agreement with EMD Serono Inc. (Serono) to co-promote Rebif in the U.S. will expire either at the end of 2013 or the end of 2015, depending on the outcome of pending litigation between Pfizer and Serono concerning the interpretation of the agreement. We believe that we are entitled to a 24-month extension of the agreement to the end of 2015. Serono believes that we are not entitled to the extension and that the agreement will expire at the end of 2013. The lower court ruled in our favor and dismissed Serono’s complaint, and Serono has appealed the decision. For additional information, see Notes to Consolidated Financial Statements––Note 17. Commitments and Contingencies.

Pipeline Productivity and Regulatory Environment

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses. We are confronted by increasing regulatory scrutiny of drug safety and efficacy, even as we continue to gather safety and other data on our products, before and after the products have been launched. Our product lines must be replenished over time in order to offset revenue losses when products lose their exclusivity, as well as to provide for revenue and earnings growth. We devote considerable resources to research and development (R&D) activities. These activities involve a high degree of risk and may take many years, and with respect to any specific research and development project, there can be no assurance that the development of any particular product candidate or new indication for an in-line product will achieve desired clinical endpoints and safety profile, will be approved by regulators or will be successful commercially. On February 1, 2011, we announced a new research and productivity initiative to accelerate our strategies to improve innovation and overall productivity in R&D by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time.

During the development of a product, we conduct clinical trials to provide data on the drug’s safety and efficacy to support the evaluation of its overall benefit-risk profile for a particular patient population. In addition, after a product has been approved and launched, we continue to monitor its safety as long as it is available to patients, and post-marketing trials may be conducted, including trials requested by regulators and trials that we do voluntarily to gain additional medical knowledge. For the entire life of the product, we collect safety data and report potential problems to the FDA. The FDA may evaluate potential safety concerns and take regulatory actions in response, such as updating a product’s labeling, restricting the use of the product, communicating new safety information to the public, or, in rare cases, removing a product from the market.

6	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Pricing and Access Pressures

Governments, managed care organizations and other payer groups continue to seek increasing discounts on our products through a variety of means such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In particular, as a result of the economic environment, the industry has experienced significant pricing pressures in certain European and emerging market countries. There were government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries in 2011, and we anticipate continuing pricing pressures in Europe and emerging markets in 2012. Also, health insurers and benefit plans continue to limit access to certain of our medicines by imposing formulary restrictions in favor of the increased use of generics. In prior years, Presidential advisory groups tasked with reducing healthcare spending have recommended and legislative changes have been proposed that would allow the U.S. government to directly negotiate prices with pharmaceutical manufacturers on behalf of Medicare beneficiaries, which we expect would restrict access to and reimbursement for our products. There have also been a number of legislative proposals seeking to allow importation of medicines into the U.S. from countries whose governments control the price of medicines, despite the increased risk of counterfeit products entering the supply chain. If importation of medicines is allowed, an increase in cross-border trade in medicines subject to foreign price controls in other countries could occur and negatively impact our revenues.

In August 2011, the federal Budget Control Act of 2011 (the Act) was enacted in the U.S. The Act includes provisions to raise the U.S. Treasury Department’s borrowing limit, known as the debt ceiling, and provisions to reduce the federal deficit by $2.4 trillion between 2012 and 2021. Deficit-reduction targets include $900 billion of discretionary spending reductions associated with the Department of Health and Human Services and various agencies charged with national security, but those discretionary spending reductions do not include programs such as Medicare and Medicaid or direct changes to pharmaceutical pricing, rebates or discounts. A Joint Select Committee of Congress (the Committee) was appointed to identify the remaining $1.5 trillion of deficit reductions by November 23, 2011, but no recommendations were made by the Committee prior to the deadline. As a result, the Office of Management and Budget (OMB) is now responsible for identifying the remaining $1.5 trillion of deficit reductions, which will be divided evenly between defense and non-defense spending. Under this OMB fallback review process, Social Security, Medicaid, Veteran Benefits and certain other spending categories are excluded from consideration, but reductions in payments to Medicare providers may be made, although any such reductions are prohibited by law from exceeding 2%. Additionally, certain payments to Medicare Part D plans, such as low-income subsidy payments, are exempt from reduction. While we do not know the specific nature of the spending reductions under the Act that will affect Medicare, we do not expect that those reductions will have a material adverse impact on our results of operations. However, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, and/or any significant additional taxes or fees that may be imposed on us, as part of any broader deficit-reduction effort could have an adverse impact on our results of operations.

Competition Among Branded Products

Many of our products face competition in the form of branded products, which treat similar diseases or indications. These competitive pressures can have an adverse impact on our future revenues.

The Global Economic Environment

In addition to the industry-specific factors discussed above, we, like other businesses, continue to face the effects of the challenging economic environment, which have impacted our biopharmaceutical operations in the U.S. and Europe, affecting the performance of products such as Lipitor, Celebrex and Lyrica. We believe that patients, experiencing the effects of the challenging economic environment, including high unemployment levels, and increases in co-pays, sometimes are switching to generics, delaying treatments, skipping doses or using less effective treatments to reduce their costs. Challenging economic conditions in the U.S. also have increased the number of patients in the Medicaid program, under which sales of pharmaceuticals are subject to substantial rebates and, in many states, to formulary restrictions limiting access to brand-name drugs, including ours. In addition, during 2011, we continued to experience pricing pressure as a result of the economic environment in Europe and in a number of emerging markets, with government-mandated reductions in prices for certain biopharmaceutical products in certain European and emerging market countries.

Significant portions of our revenues and earnings are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. As we operate in multiple foreign currencies, including the euro, the U.K. pound, the Japanese yen, the Canadian dollar and approximately 100 other currencies, changes in those currencies relative to the U.S. dollar will impact our revenues and expenses. If the U.S. dollar weakens against a specific foreign currency, our revenues will increase, having a positive impact, and our overall expenses will increase, having a negative impact, on net income. Likewise, if the U.S. dollar strengthens against a specific foreign currency, our revenues will decrease, having a negative impact, and our overall expenses will decrease, having a positive impact on net income. Therefore, significant changes in foreign exchange rates can impact our results and our financial guidance.

Despite the challenging financial markets, Pfizer maintains a strong financial position. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have the ability to meet our liquidity needs for the foreseeable future. Our long-term debt is rated high quality by both Standard & Poor’s and Moody’s Investors Service. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, available-for-sale debt securities. For further discussion of our financial condition, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

2011 Financial Report	7

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

If a decision is made to separate Animal Health and Nutrition from the Company, then, following those separations, Pfizer will be a global biopharmaceutical company with a portfolio of innovative in-line products and a productive R&D organization; a portfolio of unpatented products that help meet the global need for less expensive, quality medicines; and a complementary Consumer Healthcare business with several well-known brands.

In response to the challenging operating environment, we have taken and continue to take many steps to strengthen our Company and better position ourselves for the future. We believe in a comprehensive approach to our challenges—organizing our business to maximize research, development and commercial opportunities, improving the performance of our innovative core, making the right capital allocation decisions, and protecting our intellectual property.

We continue to closely evaluate our global research and development function and pursue strategies to improve innovation and overall productivity by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time. To that end, our research primarily focuses on five high-priority areas that have a mix of small and large molecules—immunology and inflammation; oncology; cardiovascular, metabolic and endocrine diseases; neuroscience and pain; and vaccines. In addition to reducing the number of disease areas of focus, we are realigning and reducing our research and development footprint, and outsourcing certain functions that do not drive competitive advantage for Pfizer. As a result of these actions, we expect significant reductions in our annual research and development expenses, which are reflected in our 2012 financial guidance, and we expect to incur significant costs, which are also reflected in our 2012 financial guidance. For additional information, see the “Our Financial Guidance for 2012” and “Costs and Expenses—Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” sections of this Financial Review.

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

Our acquisition strategy included the acquisition of Wyeth in 2009. We continue to build on our broad portfolio of businesses through various business development transactions. See the “Our Business Development Initiatives” section of this Financial Review for information on our recent transactions and strategic investments that we believe complement our businesses.

We continue to aggressively defend our patent rights against increasingly aggressive infringement whenever appropriate (see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies), and we will continue to support efforts that strengthen worldwide recognition of patent rights while taking necessary steps to ensure appropriate patient access. In addition, we will continue to employ innovative approaches to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of our products, and we will continue to participate in the generics market for our products, whenever appropriate, once they lose exclusivity.

We remain focused on achieving an appropriate cost structure for the Company. For information regarding our cost-reduction and productivity initiatives, see the “Costs and Expenses—Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review.

Our strategy also includes directly enhancing shareholder value through dividends and share repurchases. On December 12 2011, our Board of Directors declared a first-quarter 2012 dividend of $0.22 per share, an increase from the $0.20 per-share quarterly dividend paid during 2011. Also on December 12, 2011, our Board of Directors authorized a new $10 billion share-repurchase plan. We expect to repurchase approximately $5 billion of our common stock during 2012, with the remaining authorized amount available in 2013 and beyond.

8	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Our Business Development Initiatives

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, dispositions and acquisitions. We view our business-development activity as an enabler of our strategies, and we seek to generate profitable revenue growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We are especially interested in opportunities in our five high-priority therapeutic areas—immunology and inflammation; oncology; cardiovascular, metabolic and endocrine diseases; neuroscience and pain; and vaccines. The most significant recent transactions are described below.

•	In early 2011, we announced that we were conducting a strategic review of all of our businesses and assets. On July 7, 2011, we announced our decisions to explore strategic alternatives for our Animal Health and Nutrition businesses that may include, among other things, a full or partial separation of each of these businesses through a spin-off, sale, or other transaction. We believe these potential actions may create greater shareholder value, enable us to become a more focused organization and optimize capital allocation. Given the separate and distinct nature of Animal Health and Nutrition, we may pursue a different strategic alternative for each of these businesses. Although the timeline for each evaluation may differ, we expect to announce our strategic decision for each of these businesses in 2012 and to complete any separation of these businesses between July 2012 and July 2013.

We will continue to assess our businesses and assets as part of our regular, ongoing portfolio review process and also continue to consider business development activities for our businesses.

•	On February 26, 2012, we completed our acquisition of Alacer Corp., a privately owned company that manufactures, markets and distributes vitamin supplements, including Emergen-C, primarily in the U.S.

•	On December 1, 2011, we completed our acquisition of the consumer healthcare business of Ferrosan Holding A/S, a Danish company engaged in the sale of science-based consumer healthcare products, including dietary supplements and lifestyle products, primarily in the Nordic region and the emerging markets of Russia and Central and Eastern Europe. Our acquisition of Ferrosan’s consumer healthcare business strengthens our presence in dietary supplements with a new set of brands and pipeline products. Also, we believe that the acquisition allows us to expand the marketing of Ferrosan’s brands through Pfizer’s global footprint and provide greater distribution and scale for certain Pfizer brands, such as Centrum and Caltrate, in Ferrosan’s key markets.

•	On November 30, 2011, we completed our acquisition of Excaliard Pharmaceuticals, Inc. (Excaliard), a privately owned biopharmaceutical company focused on developing novel drugs for the treatment of skin fibrosis, more commonly referred to as skin scarring. Excaliard‘s lead compound, EXC-001, is an antisense oligonucleotide designed to interrupt the process of fibrosis by inhibiting expression of connective tissue growth factor (CTGF) and has produced positive clinical results in reducing scar severity in certain Phase 2 trials. For additional information, see Notes to Consolidated Financial Statements—Note 2C. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Other Acquisitions.

•	In October 2011, we entered into an agreement with GlycoMimetics, Inc. for their investigational compound GMI-1070. GMI-1070 is a pan-selectin antagonist currently in Phase 2 development for the treatment of vaso-occlusive crisis associated with sickle cell disease. GMI-1070 has received Orphan Drug and Fast Track status from the FDA. Under the terms of the agreement, Pfizer will receive an exclusive worldwide license to GMI-1070 for vaso-occlusive crisis associated with sickle cell disease and for other diseases for which the drug candidate may be developed. GlycoMimetics will remain responsible for completion of the ongoing Phase 2 trial under Pfizer’s oversight, and Pfizer will then assume all further development and commercialization responsibilities. GlycoMimetics would be entitled to payments up to approximately $340 million, including an upfront payment as well as development, regulatory and commercial milestones. GlycoMimetics is also eligible for royalties on any sales.

•	On September 20, 2011, we completed our cash tender offer for the outstanding shares of Icagen, Inc. (Icagen), resulting in an approximately 70% ownership of the outstanding shares of Icagen, a biopharmaceutical company focused on discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. On October 27, 2011, we acquired all of the remaining shares of Icagen. For additional information, see Notes to Consolidated Financial Statements—Note 2C. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Other Acquisitions.

•	On August 1, 2011, we sold our Capsugel business for approximately $2.4 billion in cash. For additional information, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

•	On January 31, 2011 (the acquisition date), we completed a tender offer for the outstanding shares of common stock of King at a purchase price of $14.25 per share in cash and acquired approximately 92.5% of the outstanding shares. On February 28, 2011, we acquired all of the remaining shares of King for $14.25 per share in cash. As a result, the total fair value of consideration transferred for King was approximately $3.6 billion in cash ($3.2 billion, net of cash acquired). Our acquisition of King complements our current portfolio of pain treatments in our Primary Care business unit and provides potential growth opportunities in our Established Products and Animal Health business units. For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.

King’s principal businesses consist of a prescription pharmaceutical business focused on delivering new formulations of pain treatments designed to discourage common methods of misuse and abuse; the Meridian auto-injector business for emergency drug delivery, which develops and manufactures the EpiPen; an established products portfolio; and an animal health business that offers a variety of feed-additive products for a wide range of species.

2011 Financial Report	9

Financial Review

Pfizer Inc. and Subsidiary Companies

As a result of our acquisition of King, we recorded Inventories of $340 million, Property, plant and equipment (PP&E) of $412 million, Identifiable intangible assets of $2.1 billion and Goodwill of $765 million. For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.

As of the acquisition date, Identifiable intangible assets included the following:

o	Developed technology rights of approximately $1.8 billion, which includes EpiPen, Thrombin, Bicillin, Levoxyl, Skelaxin and Flector Patch, among others.

o	In-Process Research and Development (IPR&D) of approximately $300 million, which includes Vanquix, Embeda and Remoxy, among others.

•	On November 8, 2010 we consummated our partnership to develop and commercialize generic medicines with Laboratório Teuto Brasileiro S.A. (Teuto) a leading generics company in Brazil. As part of the transaction, we acquired a 40 percent equity stake in Teuto, and entered into a series of commercial agreements. The partnership is enhancing our position in Brazil, a key emerging market, by providing access to Teuto’s portfolio of products. Through this partnership, we have access to significant distribution networks in rural and suburban areas in Brazil and the opportunity to register and commercialize Teuto’s products in various markets outside of Brazil. For additional information, see also Notes to Consolidated Financial Statements—Note 2F. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

•	On October 18, 2010, we entered into a strategic global agreement with Biocon, a biotechnology company based in India, for the worldwide commercialization of Biocon’s biosimilar versions of insulin and insulin analog products: Recombinant Human Insulin, Glargine, Aspart and Lispro. We will have exclusive rights to commercialize these products globally, with certain exceptions, including co-exclusive rights for all of the products with Biocon in Germany, India and Malaysia. We will also have co-exclusive rights with existing Biocon licensees with respect to certain of these products, primarily in a number of developing markets. Biocon will remain responsible for the clinical development, manufacture and supply of these biosimilar insulin products, as well as for regulatory activities to secure approval for these products in various markets.

•	On October 6, 2010, we completed our acquisition of FoldRx Pharmaceuticals, Inc. (FoldRx), a privately held drug discovery and clinical development company, whose portfolio includes clinical and preclinical programs for investigational compounds to treat diseases caused by protein misfolding. FoldRx’s lead product candidate, Vyndaqel (tafamidis meglumine), was approved in the EU in November 2011 and our new drug application was accepted for review in the U.S. in February 2012. This product is a first-in-class oral therapy for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP), a progressively fatal genetic neurodegenerative disease, for which liver transplant is the only treatment option currently available. Our acquisition of FoldRx is expected to strengthen our presence in the growing rare medical disease market, which complements our Specialty Care unit.

For additional information regarding Vyndaqel (tafamidis meglumine), see the “Product Developments – Biopharmaceutical” section of this Financial Review. For additional information about the acquisition, see Notes to Consolidated Financial Statements—Note 2C. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Other Acquisitions.

•	On October 30, 2009, we and GlaxoSmithKline plc (GSK) created a new company, ViiV Healthcare Limited (ViiV), which is focused solely on research, development and commercialization of human immunodeficiency virus (HIV) medicines. We and GSK have contributed certain HIV-related product and pipeline assets to the new company. ViiV has a broad product portfolio of 11 marketed products, including innovative leading therapies such as Combivir and Kivexa products and Selzentry/Celsentri (maraviroc), and has a pipeline of three medicines. ViiV has contracted R&D and manufacturing services directly from GSK and us and also has entered into a research alliance agreement with GSK and us. Under this alliance, ViiV is investing in our and GSK’s programs for discovery research and development into HIV medicines. ViiV has exclusive rights of first negotiation in relation to any new HIV-related medicines developed by either GSK or us. For additional information, see Notes to Consolidated Financial Statements––Note 2F. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

•	On October 15, 2009 (the acquisition date), we acquired all of the outstanding equity of Wyeth in a cash-and-stock transaction, valued at $50.40 per share of Wyeth common stock, or a total of approximately $68.2 billion, based on the closing market price of Pfizer common stock on the acquisition date. In connection with our acquisition of Wyeth, we are required to divest certain animal health assets. Certain of these assets were sold in 2009. In addition, in 2010, we completed the divestiture of certain animal health products and related assets in Australia, China, the EU, Switzerland and Mexico, and in 2011, we divested certain animal health products and related assets in South Korea. It is possible that additional divestitures of animal health assets may be required based on ongoing regulatory reviews in other jurisdictions worldwide, but they are not expected to be significant to our business. For additional information, see the “Acquisition of Wyeth” section of this Financial Review and see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of Wyeth.

Our Financial Guidance for 2012

We forecast 2012 revenues of $60.5 billion to $62.5 billion, Reported diluted earnings per common share (EPS) of $1.37 to $1.52 and Adjusted diluted EPS of $2.20 to $2.30. The current exchange rates assumed in connection with the 2012 financial guidance are the mid-January 2012 exchange rates. For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.

10	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

A reconciliation of 2012 Adjusted income and Adjusted diluted EPS guidance to 2012 Reported Net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance follows:

FULL-YEAR 2012 GUIDANCE
(BILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	NET INCOME(a)	DILUTED EPS(a)
Adjusted income/diluted EPS(b) guidance	~$16.5 - $17.3	~$2.20 - $2.30
Purchase accounting impacts of transactions completed as of 12/31/11	(4.1)	(0.54)
Acquisition-related costs	(1.0 - 1.2)	(0.13 - 0.15)
Non-acquisition-related restructuring costs(c)	(0.9 -1.1)	(0.11 - 0.14)
Reported net income attributable to Pfizer Inc./diluted EPS guidance	~$10.1 - $11.3	~$1.37 - $1.52

(a)

Does not assume the completion of any business-development transactions not completed as of December 31, 2011, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2011.

(b)	For an understanding of Adjusted income, see the “Adjusted Income” section of this Financial Review.
(c)

Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and amounts related to other cost-reduction and productivity initiatives. In our reconciliation between Net income attributable to Pfizer Inc., as reported under principles generally accepted in the United States of America (U.S. GAAP), and Adjusted income, and in our reconciliation between diluted EPS, as reported under U.S. GAAP, and Adjusted diluted EPS, these amounts will be categorized as Certain Significant Items.

Our 2012 financial guidance is subject to a number of factors and uncertainties—as described in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review and in Part I, Item 1A, “Risk Factors”, of our 2011 Annual Report on Form 10-K.

SIGNIFICANT ACCOUNTING POLICIES AND APPLICATION OF CRITICAL ACCOUNTING ESTIMATES

For a description of our significant accounting policies, see Notes to Consolidated Financial Statements––Note 1. Significant Accounting Policies.

Of these policies, the following are considered critical to an understanding of Pfizer’s Consolidated Financial Statements as they require the application of the most difficult, subjective and complex judgments: (i) Acquisitions (Note 1D); (ii) Fair Value (Note 1E); (iii) Revenues (Note 1G); (iv) Asset Impairment Reviews (Note 1K); (v) Tax Contingencies (Note 1O); (vi) Benefit Plans (Note 1P); (vii) Legal and Environmental Contingencies (Note 1Q).

Below are some of our more critical accounting estimates. See also Estimates and Assumptions (Note 1C) for a discussion about the risks associated with estimates and assumptions.

Acquisitions and Fair Value

For a discussion about the application of Fair Value to our recent acquisitions, see Notes to Consolidated Financial Statements—Note 2. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments.

For a discussion about the application of Fair Value to our investments, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

For a discussion about the application of Fair Value to our benefit plan assets, see Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

For a discussion about the application of Fair Value to our asset impairment reviews, see “Asset Impairment Reviews––Long-Lived Assets” below.

Revenues

As is typical in the biopharmaceutical industry, our gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations with respect to our biopharmaceutical products. See also Notes to Consolidated Financial Statements––Note 1G. Significant Accounting Policies: Revenues for a detailed description of the nature of our sales deductions and our procedures for estimating our obligations. For example,

•	For Medicaid, Medicare and contract rebates, we use experience ratios, which may be adjusted to better match our current experience or our expected future experience.

•	For contractual or legislatively mandated deductions outside of the U.S., we use estimated allocation factors, based on historical payments and some third-party reports, to project the expected level of reimbursement.

•	For sales returns, we perform calculations in each market that incorporate the following, as appropriate: local returns policies and practices; returns as a percentage of sales; an understanding of the reasons for past returns; estimated shelf life by product; and an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, such as loss of exclusivity, product recalls or a changing competitive environment.

•	For sales incentives, we use our historical experience with similar incentives programs to predict customer behavior.

If any of our ratios, factors, assessments, experiences or judgments, are not indicative or accurate predictors of our future experience, our results could be materially affected. Although the amounts recorded for these sales deductions are heavily dependent on estimates and assumptions, historically, our adjustments to actual have not been material; on a quarterly basis, they generally have been less than 1.0% of biopharmaceutical net sales and can result in a net increase to income or a net decrease to income. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicaid and contract rebates are most at-risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

Amounts recorded for sales deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For further information about the risks associated with estimates and assumptions, see Notes to Consolidated Financial Statements—Note1C. Significant Accounting Policies: Estimates and Assumptions.

2011 Financial Report	11

Financial Review

Pfizer Inc. and Subsidiary Companies

Asset Impairment Reviews––Long-Lived Assets

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

Our impairment review processes are described in the Notes to Consolidated Financial Statements––Note 1K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets and, for deferred tax assets, in Note 1O. Significant Accounting Policies: Deferred Tax Assets and Liabilities and Income Tax Contingencies.

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

Our impairment reviews of most of our long-lived assets depend heavily on the determination of fair value, as defined by U.S. GAAP, and these judgments can materially impact our results of operations. A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Notes to Consolidated Financial Statements––Note 1C. Significant Accounting Policies: Estimates and Assumptions.

Intangible Assets Other than Goodwill

As a result of our intangible asset impairment review work, described in detail below, we recognized a number of impairments of intangible assets other than goodwill.

We recorded the following intangible asset impairment charges in Other deductions––net:

•	In 2011, $863 million, which includes (i) approximately $475 million of IPR&D assets, primarily related to two compounds for the treatment of certain autoimmune and inflammatory diseases; (ii) approximately $195 million related to our indefinite-lived biopharmaceutical brand, Xanax; and (iii) approximately $185 million of Developed Technology Rights comprising the impairments of five other assets. These impairment charges reflect, among other things, the impact of new scientific findings and the increased competitive environment. The impairment charges are associated with the following: Worldwide Research and Development ($394 million); Established Products ($193 million); Specialty Care ($135 million); Primary Care ($56 million); Oncology ($56 million); Animal Health ($17 million); and other ($12 million).

•

In 2010, $2.2 billion, which included (i) approximately $950 million of IPR&D assets, primarily Prevnar 13/Prevenar 13 Adult, a compound for the prevention of pneumococcal disease in adults age 50 and older, and Neratinib, a compound for the treatment of breast cancer; (ii) approximately $700 million of indefinite-lived Brands, related to Third Age, infant formulas for the first 12-36 months of age, and Robitussin, a cough suppressant; and (iii) approximately $550 million of Developed Technology Rights, primarily Thelin, a product that treated pulmonary hypertension and Protonix, a product that treats erosive gastroesophageal reflux disease. These impairment charges, most of which occurred in the third quarter of 2010, reflect, among other things, the following: for IPR&D assets, the impact of changes to the development programs, the projected development and regulatory timeframes and the risk associated with these assets; for Brand assets, the current competitive environment and planned investment support; and, for Developed Technology Rights, in the case of Thelin, we voluntarily withdrew the product in regions where it was approved and discontinued all clinical studies worldwide and, for the others, an increased competitive environment.

12	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

The impairment charges are associated with the following: Specialty Care ($708 million); Oncology ($396 million); Nutrition ($385 million); Consumer Healthcare ($292 million); Established Products ($182 million); Primary Care ($145 million); Worldwide Research and Development ($54 million); and other ($13 million).

•	In 2009, the impairment charge of $417 million primarily relates to certain materials used in our research and development activities that were no longer considered recoverable.

Accounting Policy and Specific Procedures

For a description of our accounting policy, see Notes to Consolidated Financial Statements––Note 1K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

When we are required to determine the fair value of intangible assets other than goodwill, we use an income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We start with a forecast of all the expected net cash flows associated with the asset, which includes the application of a terminal value for indefinite-lived assets, and then we apply an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections and the impact of technological risk associated with in-process research and development assets, as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

Future Impairment Risks

While all intangible assets other than goodwill can confront events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include in-process research and development assets ($1.2 billion as of December 31, 2011) and newly acquired or recently impaired indefinite-lived brand assets ($1.2 billion as of December 31, 2011). In-process research and development assets are high-risk assets, as research and development is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

•	One of our indefinite-lived biopharmaceutical brands, Xanax, was written down to its fair value of $1.2 billion at the end of 2011. This asset continues to be at risk for future impairment. Any negative change in the undiscounted cash flows, discount rate and/or tax rate could result in an impairment charge. Xanax, which was launched in the mid 1980’s and acquired in 2003, must continue to remain competitive against its generic challengers or the associated asset may become impaired again. We re-considered and confirmed the classification of this asset as indefinite-lived. We will continue to closely monitor this asset.

•	One of our indefinite-lived Consumer Healthcare brands, Robitussin, has a fair value that approximates its carrying value of about $500 million, which reflects an impairment charge that was taken in the third quarter of 2010. This asset continues to be at risk for future impairment. Any negative change in the undiscounted cash flows, discount rate and/or tax rate could result in an impairment charge. Robitussin, launched in the mid 1950’s, enjoys strong brand recognition, and is one of the leading over-the-counter cold and cough remedies in the world. Robitussin must continue to remain competitive against its market challengers or the associated asset may become impaired again. We re-considered and confirmed the classification of this asset as indefinite-lived. We will continue to closely monitor this asset.

Goodwill

As a result of our goodwill impairment review work, described in detail below, we concluded that none of our goodwill is impaired as of December 31, 2011, and we do not believe the risk of impairment is significant at this time.

Accounting Policy and Specific Procedures

For a description of our accounting policy, see Notes to Consolidated Financial Statements—Note 1K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

In determining the fair value of a reporting unit, as appropriate for the individual reporting unit, we may use the market approach, the income approach or a weighted-average combination of both approaches.

•	The market approach is a historical approach to estimating fair value and relies primarily on external information. Within the market approach are two methods that we may use:

o	Guideline public company method—this method employs market multiples derived from market prices of stocks of companies that are engaged in the same or similar lines of business and that are actively traded on a free and open market and the application of the identified multiples to the corresponding measure of our reporting unit’s financial performance.

o	Guideline transaction method—this method relies on pricing multiples derived from transactions of significant interests in companies engaged in the same or similar lines of business and the application of the identified multiples to the corresponding measure of our reporting unit’s financial performance.

2011 Financial Report	13

Financial Review

Pfizer Inc. and Subsidiary Companies

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

•	The income approach is a forward-looking approach to estimating fair value and relies primarily on internal forecasts. Within the income approach, the method that we use is the discounted cash flow method. We start with a forecast of all the expected net cash flows associated with the reporting unit, which includes the application of a terminal value, and then we apply a reporting unit-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of technological risk and competitive, legal and/or regulatory forces on the projections, as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

Specifically, our 2011 goodwill impairment assessment involved the following:

•	To estimate the fair value of our five biopharmaceutical reporting units, we relied solely on the income approach. We used the income approach exclusively as many of our products are sold in multiple reporting units and as one reporting unit is geographic-based while the others are product and/or customer-based. Further, the projected cash flows from a single product may reside in up to three reporting units at different points in future years and the discounted cash flow method would reflect the movement of products among reporting units. As such, the use of the comparable guideline company method was not practical or reliable. However, on a limited basis and as deemed reasonable, we did attempt to corroborate our outcomes with the market approach. For the income approach, we used the discounted cash flow method.

•	To estimate the fair value of our Consumer Healthcare reporting unit, we used a combination of approaches and methods. We used the income approach and the market approach, which were weighted equally in our analysis. We weighted them equally as we have equal confidence in the appropriateness of the approaches for this reporting unit. For the income approach, we used the discounted cash flow method and for the market approach, we used both the guideline public company method and the guideline transaction method, which were weighted equally to arrive at our market approach value.

•	To estimate the fair value of our Nutrition and Animal Health reporting units, we used the income approach, relying exclusively on the discounted cash flow method. We relied exclusively on the income approach as the discounted cash flow method provides a more reliable outlook of the business. However, on a limited basis and as deemed reasonable, we did attempt to corroborate our outcomes with the market approach. (On July 7, 2011, we announced our decision to explore strategic alternatives for our Nutrition and Animal Health businesses. See the “Our Business Development initiatives” section of this Financial Review.)

Future Impairment Risks

While all reporting units can confront events and circumstances that can lead to impairment, we do not believe that the risk of goodwill impairment for any of our reporting units is significant at this time.

At the end of 2011, our Consumer Healthcare reporting unit has the smallest difference between fair value and book value. However, we estimate that it would take a significant negative change in the undiscounted cash flows, the discount rate and/or the market multiples in the consumer industry for the Consumer Healthcare reporting unit goodwill to be impaired. Our Consumer Healthcare reporting unit performance and consumer healthcare industry market multiples are highly correlated with the overall economy and our specific performance is also dependent on our and our competitors’ innovation and marketing effectiveness, and on regulatory developments affecting claims, formulations and ingredients of our products.

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review.

Pension and Postretirement Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees (see Notes to Consolidated Financial Statements—Note 1P. Pension and Postretirement Benefit Plans and Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans). Beginning on January 1, 2011, for employees hired in the U.S. and Puerto Rico after December 31, 2010, we no longer offer a defined benefit plan and, instead, offer an enhanced benefit under our defined contribution plan. In addition to the standard matching contribution by the Company, the enhanced benefit provides an automatic Company contribution for such eligible employees based on age and years of service.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which result from a complex series of judgments about future events and uncertainties. For information about the risks associated with estimates and assumptions, see Notes to Consolidated Financial Statements––Note 1C. Significant Accounting Policies: Estimates and Assumptions. The assumptions and actuarial estimates required to estimate the employee benefit obligations for the defined benefit and postretirement plans may include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on assets; and healthcare cost trend rates.

14	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

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

The following table shows the expected versus actual rate of return on plan assets and the discount rate used to determine the benefit obligations for the U.S. qualified pension plans:

	2011	2010	2009

Expected annual rate of return	8.5%	8.5%	8.5%
Actual annual rate of return	3.8	10.8	14.2
Discount rate	5.1	5.9	6.3

As a result of the global financial market downturn during 2008, the fair value of the assets held in our pension plans decreased by approximately 21% in 2008 and we estimate those losses will be amortized over a 10-year period. In early 2009, we shifted from an explicit target asset allocation to asset allocation ranges in order to maintain flexibility in meeting minimum funding requirements and achieving our expected return on assets. However, we did not significantly change the asset allocation during 2009 and the allocation was largely consistent with that of 2008. No further changes to the strategic asset allocation ranges have been made, and actual allocations have remained stable throughout 2010 and 2011. Therefore, we maintained the 8.5% expected long-term rate of return on assets in 2011 and 2010. Any changes in the expected long-term rate of return on assets would impact net periodic benefit cost.

The assumption for the expected rate of return on assets for our U.S. and international plans reflects our actual historical return experience and our long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of our targeted asset allocation in our respective plans. The expected return for our U.S. plans and the majority of our international plans is applied to the fair market value of plan assets at each year end. Holding all other assumptions constant, the effect of a 0.5 percentage-point decline in the return-on-assets assumption would increase our 2012 U.S. qualified pension plans’ pre-tax expense by approximately $59 million.

The discount rate used in calculating our U.S. defined benefit plan obligations as of December 31, 2011, is 5.1%, which represents a 0.8 percentage-point decrease from our December 31, 2010 rate of 5.9%. The discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality corporate bond investments rated AA or better that would provide the future cash flows needed to settle benefit obligations as they come due. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better, including where there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Holding all other assumptions constant, the effect of a 0.1 percentage-point decrease in the discount rate assumption would increase our 2012 U.S. qualified pension plans’ pre-tax expense by approximately $29 million and increase the U.S. qualified pension plans’ projected benefit obligations as of December 31, 2011 by approximately $233 million.

Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Taxes on Income: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.

2011 Financial Report	15

Financial Review

Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09
Revenues	$67,425	$67,057	$49,269	1	36
Cost of sales	15,085	15,838	8,459	(5)	87
% of revenues	22.4%	23.6%	17.2%
Selling, informational and administrative expenses	19,468	19,480	14,752	—	32
% of revenues	28.9%	29.0%	29.9%
Research and development expenses	9,112	9,392	7,824	(3)	20
% of revenues	13.5%	14.0%	15.9%
Amortization of intangible assets	5,585	5,403	2,877	3	88
% of revenues	8.3%	8.1%	5.8%
Acquisition-related in-process research and development charges	—	125	68	(100)	84
% of revenues	—	0.2%	0.1%
Restructuring charges and certain acquisition-related costs	2,934	3,201	4,330	(8)	(26)
% of revenues	4.4%	4.8%	8.8%
Other deductions—net	2,479	4,336	285	(43)	*
Income from continuing operations before provision for taxes on income	12,762	9,282	10,674	37	(13)
% of revenues	18.9%	13.8%	21.7%
Provision for taxes on income	4,023	1,071	2,145	276	(50)
Effective tax rate	31.5%	11.5%	20.1%
Plus: Gain from discontinued operations—net of tax	1,312	77	114	*	(32)
Less: Net income attributable to noncontrolling interests	42	31	8	35	288
Net income attributable to Pfizer Inc.	$10,009	$8,257	$8,635	21	(4)
% of revenues	14.8%	12.3%	17.5%

Percentages	may reflect rounding adjustments.
*	Calculation not meaningful.

Revenues-Overview

Total revenues were $67.4 billion in 2011, an increase of 1% compared to 2010, due to:

•	the favorable impact of foreign exchange, which increased revenues by approximately $1.9 billion, or 3%; and

•	the inclusion of revenues of $1.3 billion, or 2% from our acquisition of King,

partially offset by:

•	an operational decline of $2.9 billion or 4%, primarily due to the loss of exclusivity of certain products.

Total revenues of $67.1 billion in 2010 increased by approximately $17.8 billion compared to 2009, primarily due to:

•	the inclusion of revenues from legacy Wyeth products of $18.1 billion; and

•	the favorable impact of foreign exchange, which increased revenues by approximately $1.1 billion,

partially offset by:

•	the net revenue decrease from legacy Pfizer products of $1.4 billion resulting primarily from continuing generic competition and the loss of exclusivity on certain products.

In 2011, Lipitor (which lost exclusivity in the U.S in November 2011), Lyrica, Prevnar 13/Prevenar 13, Enbrel and Celebrex each delivered at least $2 billion in revenues, while Viagra, Norvasc, Zyvox, Xalatan/Xalacom (Xalatan lost exclusivity in the U.S. in March 2011), Sutent, Geodon/Zeldox, and the Premarin family each surpassed $1 billion in revenues.

In 2010, Lipitor, Enbrel, Lyrica, Prevnar 13/Prevenar 13 and Celebrex each delivered at least $2 billion in revenues, while Viagra, Xalatan/Xalacom, Effexor (Effexor XR lost exclusivity in the U.S. in July 2010), Norvasc, Prevnar/Prevenar (7-valent), Zyvox, Sutent, the Premarin family, Geodon/Zeldox and Detrol/Detrol LA each surpassed $1 billion in revenues.

In 2009, Lipitor, Lyrica and Celebrex each delivered at least $2 billion in revenues, while Norvasc, Viagra, Xalatan/Xalacom, Detrol/Detrol LA, Zyvox and Geodon/Zeldox each surpassed $1 billion in revenues. In 2009, we did not record more than $1 billion in revenues for any individual legacy Wyeth product since the Wyeth acquisition date of October 15, 2009.

Revenues exceeded $500 million in each of 18 countries outside the U.S. in 2011 and 2010, and in each of 13 countries outside the U.S. in 2009. The increase in the number of countries outside the U.S. in which revenues exceeded $500 million in 2010 and 2011 compared to 2009 was due to the inclusion of revenues from legacy Wyeth products for the full year in 2010. The U.S. was the only country to contribute more than 10% of total revenues in each year.

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

16	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

As is typical in the biopharmaceutical industry, our gross product sales are subject to a variety of deductions, that generally are estimated and recorded in the same period that the revenues are recognized and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations with respect to our pharmaceutical products. These deductions represent estimates of the related obligations and, as such, judgment and knowledge of market conditions and practice are required when estimating the impact of these sales deductions on gross sales for a reporting period. Historically, our adjustments to actual results have not been material to our overall business. On a quarterly basis, our adjustments to actual results generally have been less than 1% of biopharmaceutical net sales and can result in either a net increase or a net decrease in income. Product-specific rebate charges, however, can have a significant impact on year-over-year individual product growth trends.

Certain deductions from revenues follow:

	YEAR ENDED DECEMBER 31,
(BILLIONS OF DOLLARS)	2011	2010	2009
Medicaid and related state program rebates(a)	$1.2	$1.2	$0.6
Medicare rebates(a)	1.4	1.3	0.9
Performance-based contract rebates(a), (b)	3.0	2.6	2.3
Chargebacks(c)	3.2	3.0	2.3
Total	$8.8	$8.1	$6.1

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.
(b)

Performance-based contracts are with managed care customers, including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms for products.

(c)	Chargebacks primarily represent reimbursements to wholesalers for honoring contracted prices to third parties.

The rebates and chargebacks for 2011 were higher than 2010, primarily as a result of:

•	the impact of increased rebates under the U.S. Healthcare Legislation, which includes increased Medicaid rates and discounts to Medicare Part D participants who are in the Medicare “coverage gap”;

•	an increase in chargebacks for our branded products as a result of increasing competitive pressures and increasing sales for certain branded products and certain generic products sold by our Greenstone unit that are subject to chargebacks, partially offset by, among other factors:

•	the impact of decreased Medicare, Medicaid and performance-based contract rebates contracted for certain products that have lost exclusivity;

•	changes in product mix; and

•	the impact on chargebacks of decreased sales for products that have lost exclusivity.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $3.3 billion as of December 31, 2011 and $3.0 billion as of December 31, 2010, and primarily are all included in Other current liabilities in our Consolidated Balance Sheets.

2011 Financial Report	17

Financial Review

Pfizer Inc. and Subsidiary Companies

Revenues by Segment and Geographic Area

Worldwide revenues by operating segment, business unit and geographic area follow:
	YEAR ENDED DECEMBER 31,									% CHANGE
	WORLDWIDE			U.S.			INTERNATIONAL			WORLDWIDE		U.S.		INTERNATIONAL
(MILLIONS OF DOLLARS)	2011(a), (b)	2010(b)	2009(b)	2011(a), (b)	2010(b)	2009(b)	2011(a), (b)	2010(b)	2009(b)	11/10	10/09	11/10	10/09	11/10	10/09
Biopharmaceutical revenues:
Primary Care Operating Segment	$22,670	$23,328	$22,576	$12,819	$13,536	$13,045	$ 9,851	$ 9,792	$ 9,531	(3)	3	(5)	4	1	3
Specialty Care	15,245	15,021	7,414	6,870	7,419	3,853	8,375	7,602	3,561	1	103	(7)	93	10	113
Oncology	1,323	1,414	1,511	391	506	456	932	908	1,055	(6)	(6)	(23)	11	3	(14)
SC&O Operating Segment	16,568	16,435	8,925	7,261	7,925	4,309	9,307	8,510	4,616	1	84	(8)	84	9	84
Emerging Markets	9,295	8,662	6,157	—	—	—	9,295	8,662	6,157	7	41	—	—	7	41
Established Products	9,214	10,098	7,790	3,627	4,501	2,656	5,587	5,597	5,134	(9)	30	(19)	69	—	9
EP&EM Operating Segment	18,509	18,760	13,947	3,627	4,501	2,656	14,882	14,259	11,291	(1)	35	(19)	69	4	26
	57,747	58,523	45,448	23,707	25,962	20,010	34,040	32,561	25,438	(1)	29	(9)	30	5	28
Other product revenues:
Animal Health	4,184	3,575	2,764	1,648	1,382	1,106	2,536	2,193	1,658	17	29	19	25	16	32
Consumer Healthcare	3,057	2,772	494	1,490	1,408	331	1,567	1,364	163	10	*	6	*	15	*
AH&CH Operating Segment	7,241	6,347	3,258	3,138	2,790	1,437	4,103	3,557	1,821	14	95	12	94	15	95
Nutrition Operating Segment	2,138	1,867	191	—	—	—	2,138	1,867	191	15	*	—	—	15	*
Pfizer CentreSource(c)	299	320	372	88	103	93	211	217	279	(7)	(14)	(15)	11	(3)	(22)
Total Revenues	$67,425	$67,057	$49,269	$26,933	$28,855	$21,540	$40,492	$38,202	$27,729	1	36	(7)	34	6	38

(a)	2011 includes revenues from legacy King U.S. operations for 11 months and from legacy King international operations for ten months, commencing on the King acquisition date, January 31, 2011.
(b)	Legacy Wyeth revenues are included for a full year in each of 2011 and 2010. 2009 includes revenues from legacy Wyeth products commencing on the Wyeth acquisition date, October 15, 2009.
(c)	Our contract manufacturing and bulk pharmaceutical chemical sales organization.
*	Calculation not meaningful.

Biopharmaceutical Revenues

Revenues from biopharmaceutical products contributed approximately 86% of our total revenues in 2011, 87% of our total revenues in 2010 and 92% of our total revenues in 2009.

We recorded direct product sales of more than $1 billion for each of 12 biopharmaceutical products in 2011, each of 15 biopharmaceutical products in 2010 and each of nine legacy Pfizer biopharmaceutical products in 2009. These products represented 56% of our revenues from biopharmaceutical products in 2011, 60% of our revenues from biopharmaceutical products in 2010 and 56% of our revenues from biopharmaceutical products in 2009. We did not record more than $1 billion in revenues for any individual legacy Wyeth product in 2009 as the Wyeth acquisition date was October 15, 2009.

2011 vs. 2010

Worldwide revenues from biopharmaceutical products in 2011 were $57.7 billion, a decrease of 1% compared to 2010, primarily due to:

•	the decrease of $4.7 billion in operational revenues from Lipitor, Effexor, Protonix, Xalatan, Caduet, Vfend, Aromasin and Zosyn, and lower Alliance revenues for Aricept, all due to loss of exclusivity in certain markets; and

•	a reduction in revenues of $359 million due to the U.S. Healthcare Legislation,

partially offset by:

•	the solid performance of Lyrica, the Prevnar/Prevenar franchise and Enbrel;

•	the inclusion of operational revenues from legacy King products of approximately $950 million, which favorably impacted biopharmaceutical revenues by 2%; and

•	the favorable impact of foreign exchange of $1.7 billion, or 3%.

Geographically,

18	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

•	in the U.S., revenues from biopharmaceutical products decreased 9% in 2011, compared to 2010, reflecting lower revenues from Lipitor, Protonix, Effexor, Zosyn, Xalatan, Vfend, Caduet and Aromasin, all due to loss of exclusivity, lower Alliance revenues due to loss of exclusivity of Aricept 5mg and 10mg tablets in November 2010 and lower revenues from Detrol/Detrol LA, as well as the reduction in revenues of $359 million in 2011 due to the U.S. Healthcare Legislation. The impact of these adverse factors was partially offset by the strong performance of certain other biopharmaceutical products and the addition of U.S. revenues from legacy King products of approximately $904 million in 2011.

•	in our international markets, revenues from biopharmaceutical products increased 5% in 2011, compared to 2010, reflecting the favorable impact of foreign exchange of 6% in 2011, partially offset by a net operational decrease. Operationally, revenues were favorably impacted by increases in the Prevenar franchise, Lyrica, Enbrel, Celebrex and Alliance revenues and unfavorably impacted by declines in Lipitor, Effexor, Norvasc and Xalatan/Xalacom. International revenues from legacy King products were not significant to our international revenues in 2011.

During 2011, international revenues from biopharmaceutical products represented 59% of total revenues from biopharmaceutical products, compared to 56% in 2010.

Primary Care Operating Segment

•	Primary Care unit revenues decreased 3% in 2011 compared to 2010, due to lower operational revenues of 6%, partially offset by the favorable impact of foreign exchange of 3%. Primary Care unit revenues were favorably impacted by higher revenues from certain patent-protected products, including Lyrica, Celebrex, Pristiq and Spiriva (in Alliance revenues), among others, as well as the addition of revenues from legacy King products of $404 million, or 2% in 2011. Operational revenues in 2011 were negatively impacted by the loss of exclusivity of Lipitor and Caduet in the U.S. in November 2011, Lipitor in various other developed markets during 2010, as well as Aricept 5mg and 10 mg tablets in the U.S. in November 2010. Taken together, these losses of exclusivity reduced Primary Care unit revenues by approximately $2.1 billion, or 9%, in comparison 2010.

Specialty Care and Oncology Operating Segment

•	Specialty Care unit revenues increased 1% compared to 2010 due to the favorable impact of foreign exchange of 3%, partially offset by lower operational revenues of 2%. Operational revenues were favorably impacted by strong growth in the Prevnar/Prevenar franchise and Enbrel, and unfavorably impacted by the loss of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively. Collectively, these losses of exclusivity reduced Specialty Care unit revenues by $624 million, or 4%, in comparison with 2010.

•	Oncology unit revenues decreased 6%, compared to 2010, due to lower operational revenues of 10%, partially offset by the favorable impact of foreign exchange of 4%. The decrease in the Oncology unit operational revenues in 2011 was primarily due to the transfer of Aromasin’s U.S. business to the Established Products unit effective January 1, 2011 as a result of its loss of exclusivity in April 2011. This loss of exclusivity reduced Oncology unit revenues by $160 million, or 11%, in comparison with 2010.

Established Products and Emerging Markets Operating Segment

•	Established Products unit revenues decreased 9% in 2011 compared to 2010 due to lower operational revenues of 13%, partially offset by a 4% favorable impact of foreign exchange. The decrease in Established Products unit operational revenues in 2011 was mainly due to the loss of exclusivity of Effexor XR, Protonix and Zosyn in the U.S. Taken together, these losses of exclusivity decreased Established Products unit revenues by $1.7 billion, or 17%, in comparison with 2010. These declines were partially offset by the addition of revenues from legacy King products of $546 million, or 5% in 2011.

•	Emerging Markets unit revenues increased 7%, compared to 2010, due to higher operational revenues of 5%, as well as a 2% favorable impact of foreign exchange. The increase in Emerging Markets unit operational revenues in 2011 was due to growth in certain key innovative brands, primarily the Prevenar franchise, Lyrica, Enbrel, Celebrex, Vfend and Zyvox. These increases were partially offset by lower revenues from Lipitor, which lost exclusivity in Brazil in August 2010 and Mexico in December 2010, as well as the impact of price reductions for certain products in certain emerging market countries. These losses of exclusivity reduced Emerging Market unit revenues by $118 million, or 1%, in comparison with 2010.

Total revenues from established products in both the Established Products and Emerging Markets units were $13.0 billion, with $3.8 billion generated in emerging markets in 2011.

2010 vs. 2009

Worldwide revenues from biopharmaceutical products in 2010 were $58.5 billion, an increase of 29% compared to 2009, primarily due to:

•	the inclusion of operational revenues from legacy Wyeth products of approximately $13.7 billion, which favorably impacted biopharmaceutical revenues by 30%; and

•	the weakening of the U.S. dollar relative to other currencies, primarily the Canadian dollar, Australian dollar, Japanese yen and Brazilian real, which favorably impacted biopharmaceutical revenues by approximately $900 million, or 2%, partially offset by:

•	the decrease in operational revenues of approximately $1.5 billion, or 3%, from legacy Pfizer products overall, including Norvasc, Camptosar, Lipitor and Detrol/Detrol LA.

Geographically,

•	in the U.S., biopharmaceutical revenues increased 30% in 2010, compared to 2009, reflecting the inclusion of revenues from legacy Wyeth products of $6.6 billion, which had a favorable impact of 33%, partially offset by lower overall revenues from legacy Pfizer products, including Lipitor, Detrol/Detrol LA, Celebrex, Lyrica, Chantix and Caduet and the impact of increased rebates in 2010 as a result of the U.S. Healthcare Legislation, all of which had an unfavorable impact of $664 million, or 3%; and

2011 Financial Report	19

Financial Review

Pfizer Inc. and Subsidiary Companies

•	in our international markets, biopharmaceutical revenues increased 28% in 2010, compared to 2009, reflecting the inclusion of operational revenues from legacy Wyeth products of $7.1 billion, which had a favorable impact of 28%, and the favorable impact of foreign exchange on international biopharmaceutical revenues of approximately $900 million, or 3%, partially offset by lower operational revenues from legacy Pfizer products of $819 million, or 3%. The decrease in operational revenues of legacy Pfizer products was due to lower operational revenues from, among other products, Lipitor, Norvasc and Camptosar, all of which were impacted by the loss of exclusivity in certain international markets.

Primary Care Operating Segment

•	Primary Care unit revenues increased 3% in 2010 compared to 2009, due to higher operational revenues of 2% and the favorable impact of foreign exchange of 1%. Primary Care unit revenues were favorably impacted by the addition of legacy Wyeth products, primarily Premarin and Pristiq. Operational revenues in 2010 were negatively impacted by the loss of exclusivity of Lipitor in Canada in May 2010 and Spain in July 2010, which reduced Primary Care unit revenues by approximately $534 million, or 2%, in comparison 2009. Additionally, legacy Pfizer Primary Care revenues were negatively impacted by developed Europe pricing pressures and the U.S. Healthcare Legislation and positively impacted by growth from select brands, including Lyrica, Champix and Celebrex, among others, in key international markets, most notably Japan.

Specialty Care and Oncology Operating Segment

•	Specialty Care unit revenues increased 103% in 2010 compared to 2009, due to higher operational revenues of 103%. Foreign exchange was flat. Specialty Care unit revenues in 2010 were favorably impacted by the addition of legacy Wyeth products, primarily Enbrel and the Prevnar/Prevenar franchise and were negatively impacted by developed Europe pricing pressures and the U.S. Healthcare Legislation, as well as an overall decline in certain therapeutic markets.

•	Oncology unit revenues decreased 6% in 2010, compared to 2009, due to lower operational revenues of 6%. Foreign exchange was flat. Legacy Pfizer Oncology unit revenues in 2010 do not include Camptosar’s European revenues due to Camptosar’s loss of exclusivity in Europe in July 2009. The reclassification of those revenues to the Established Products unit effective January 1, 2010 negatively impacted the Oncology unit performance by 17% in 2010 compared to 2009.

Established Products and Emerging Markets Operating Segment

•	Established Products unit revenues increased 30% in 2010 compared to 2009 due to higher operational revenues of 28% and the favorable impact of foreign exchange of 2%. The increase in Established Products unit operational revenues in 2010 was mainly due to the addition of legacy Wyeth products, primarily Protonix, and was negatively impacted by 4% due to the loss of exclusivity of Norvasc in Canada in July 2009.

•	Emerging Markets unit revenues increased 41%, compared to 2009, due to higher operational revenues of 35%, as well as a 6% favorable impact of foreign exchange. The increases in Emerging Markets unit operational revenues in 2010 was due to the addition of legacy Wyeth products, most notably Enbrel and the Prevenar franchise, as well as growth in key markets, including China and Brazil. These increases were partially offset by the impact of price reductions for certain products in certain emerging market countries.

Total revenues from established products in both the Established Products and Emerging Markets units were $13.8 billion, with $3.7 billion generated in emerging markets in 2010.

Effective July 1, 2011, January 1, 2011, July 1, 2010, January 1, 2010, August 14, 2009, and January 3, 2009, we increased the published prices for certain U.S. biopharmaceutical products. These price increases had no material effect on wholesaler inventory levels in comparison to the prior year.

Other Product Revenues

2011 vs. 2010

Animal Health and Consumer Healthcare Operating Segment

•	Animal Health unit revenues increased 17% in 2011, compared to 2010, reflecting higher operational revenues of 14% and the favorable impact of foreign exchange of 3%. Operational revenues from Animal Health products were favorably impacted by approximately $329 million, or 9%, due to the addition of revenues from legacy King animal health products. Legacy Pfizer products grew 7% primarily driven by improving market conditions and resulting increased demand for products across the livestock business, as well as deeper market penetration in emerging markets. This was partially offset by the adverse impact of required product divestitures in 2010 related to the acquisition of Wyeth.

•	Consumer Healthcare unit revenues increased 10% in 2011, compared to 2010, reflecting higher operational revenues of 8% and the favorable impact of foreign exchange of 2%. The operational revenue increase in 2011 was primarily driven by increased sales of core brands including Advil, Caltrate and Robitussin, as well as the temporary voluntary withdrawal of Centrum in Europe in the third quarter of 2010.

20	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Nutrition Operating Segment

•	Nutrition unit revenues increased 15% in 2011, compared to 2010, reflecting higher operational revenues of 11% and the favorable impact of foreign exchange of 4%. The operational revenue increase was primarily due to increased demand for premium products, launches of new products and strength in China and the Middle East.

2010 vs. 2009

Animal Health and Consumer Healthcare Operating Segment

•	Revenues from Animal Health increased 29% in 2010, compared to 2009, reflecting the inclusion of operational revenues from legacy Wyeth Animal Health products of 22%, higher operational revenues from legacy Pfizer Animal Health products of 4% due primarily to growth in the companion animal and livestock businesses, as well as the favorable impact of foreign exchange of 3%.

Revenues—Major Biopharmaceutical Products

Revenue information for several of our major biopharmaceutical products follows:
(MILLIONS OF DOLLARS) PRODUCT	PRIMARY INDICATIONS	YEAR ENDED DECEMBER 31,			% CHANGE
		2011	2010	2009	11/10	10/09
Lipitor	Reduction of LDL cholesterol	$9,577	$10,733	$11,434	(11)	(6)
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia	3,693	3,063	2,840	21	8
Prevnar 13/Prevenar 13(a)	Vaccine for prevention of pneumococcal disease	3,657	2,416	—	51	*
Enbrel (Outside the U.S. and Canada)(a)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	3,666	3,274	378	12	*
Celebrex	Arthritis pain and inflammation, acute pain	2,523	2,374	2,383	6	—
Viagra	Erectile dysfunction	1,981	1,928	1,892	3	2
Norvasc	Hypertension	1,445	1,506	1,973	(4)	(24)
Zyvox	Bacterial infections	1,283	1,176	1,141	9	3
Xalatan/Xalacom	Glaucoma and ocular hypertension	1,250	1,749	1,737	(29)	1
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC) and refractory gastrointestinal stromal tumors (GIST) and advanced pancreatic neuroendocrine tumor	1,187	1,066	964	11	11
Geodon/Zeldox	Schizophrenia; acute manic or mixed episodes associated with bipolar disorder; maintenance treatment of bipolar mania	1,022	1,027	1,002	—	2
Premarin family(a)	Menopause	1,013	1,040	213	(3)	*
Genotropin	Replacement of human growth hormone	889	885	887	—	—
Detrol/Detrol LA	Overactive bladder	883	1,013	1,154	(13)	(12)
Vfend	Fungal infections	747	825	798	(9)	3
Chantix/Champix	An aid to smoking cessation treatment	720	755	700	(5)	8
BeneFIX(a)	Hemophilia	693	643	98	8	*
Effexor(a)	Depression and certain anxiety disorders	678	1,718	520	(61)	*
Zosyn/Tazocin(a)	Antibiotic	636	952	184	(33)	*
Pristiq(a)	Depression	577	466	82	24	*
Zoloft	Depression and certain anxiety disorders	573	532	516	8	3
Caduet	Reduction of LDL cholesterol and hypertension	538	527	548	2	(4)
Revatio	Pulmonary arterial hypertension (PAH)	535	481	450	11	7
Medrol	Inflammation	510	455	457	12	—
ReFacto AF/Xyntha(a)	Hemophilia	506	404	47	25	*
Prevnar/Prevenar (7-valent)(a)	Vaccine for prevention of pneumococcal disease	488	1,253	287	(61)	*
Zithromax/Zmax	Bacterial infections	453	415	430	9	(3)
Aricept(b)	Alzheimer’s disease	450	454	435	(1)	(4)
Fragmin	Anticoagulant	382	341	359	12	(5)
Cardura	Hypertension/Benign prostatic hyperplasia	380	413	457	(8)	(10)
Rapamune(a)	Immunosuppressant	372	388	57	(4)	*
Aromasin	Breast cancer	361	483	483	(25)	—
BMP2(a)	Development of bone and cartilage	340	400	81	(15)	*
Relpax	Treat the symptoms of migraine headache	341	323	326	6	(1)
Xanax XR	Anxiety disorders	306	307	318	—	(3)
Tygacil(a)	Antibiotic	298	324	54	(8)	*
Neurontin	Seizures	289	322	327	(10)	(2)
Diflucan	Fungal infections	265	278	281	(5)	(1)
Arthrotec	Osteoarthritis and rheumatoid arthritis	242	250	270	(3)	(7)
Unasyn	Injectable antibacterial	231	244	245	(5)	—
Sulperazon	Antibiotic	218	213	204	2	4
Skelaxin(c)	Muscle relaxant	203	—	—	*	*
Inspra	High blood pressure	195	157	130	24	21
Dalacin/Cleocin	Antibiotic for bacterial infections	192	214	241	(10)	(11)
Methotrexate	Severe psoriasis	191	164	21	16	*
Toviaz	Overactive bladder	187	137	59	36	132
Somavert	Acromegaly	183	157	147	17	7
Alliance revenues(d)	Various	3,630	4,084	2,925	(11)	40
All other(e)	Various	6,768	6,194	4,913	9	26

2011 Financial Report	21

Financial Review

Pfizer Inc. and Subsidiary Companies

(a)

Legacy Wyeth product. Legacy Wyeth operations are included for a full year in each of 2010 and 2011. In 2009, includes approximately two-and-a-half months of Wyeth’s U.S. operations and approximately one-and-a-half months of Wyeth’s international operations.

(b)	Represents direct sales under license agreement with Eisai Co., Ltd.
(c)

Legacy King product. King’s operations are included in our financial statements commencing from the acquisition date of January 31, 2011. Therefore, our results for 2010 and 2009 do not include King’s results of operations.

(d)	Enbrel (in the U.S. and Canada)(a), Aricept, Exforge, Rebif and Spiriva.
(e)	Includes legacy Pfizer products in 2011, 2010 and 2009. Also includes legacy Wyeth and King products, as described in notes (a) and (c) above.
*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

Biopharmaceutical—Selected Product Descriptions

•	Lipitor, for the treatment of elevated LDL-cholesterol levels in the blood, is the most widely used branded prescription treatment for lowering cholesterol. Lipitor recorded worldwide revenues of $9.6 billion, or a decrease of 11%, in 2011, compared to 2010 due to:

o	the impact of loss of exclusivity in Canada in May 2010, Spain in July 2010, Brazil in August 2010, Mexico in December 2010 and the U.S. in November 2011;

o	the continuing impact of an intensely competitive lipid-lowering market with competition from generics and branded products worldwide; and

o	increased payer pressure worldwide, including the need for flexible rebate policies,

partially offset by:

o	the favorable impact of foreign exchange, which increased revenues by $257 million, or 2%.

Geographically,

o	in the U.S., Lipitor revenues were $5.0 billion, a decrease of 6% in 2011, compared to 2010; and

o	in our international markets, Lipitor revenues were $4.6 billion, a decrease of 15%, in 2011, compared to 2010. Foreign exchange had a favorable impact on international revenues of 5% in 2011, compared to 2010.

See the “Our Operating Environment” section of this Financial Review for a discussion concerning losses and expected losses of exclusivity for Lipitor in various markets.

•	Lyrica, indicated for the management of post-herpetic neuralgia, neuropathic pain associated with diabetic peripheral neuropathy, the management of fibromyalgia, and as adjunctive therapy for adult patients with partial onset seizures in the U.S., and for neuropathic pain (peripheral and central), adjunctive treatment of epilepsy and general anxiety disorder in certain countries outside the U.S., recorded an increase in worldwide revenues of 21% in 2011, compared to 2010. Lyrica had a strong operational performance in international markets in 2011, including Japan, where Lyrica was launched in 2010 as the first product approved for the peripheral neuropathic pain indication. In the U.S., revenues increased 6% in 2011, compared to 2010. Notwithstanding this increase, U.S. revenues continue to be affected by increased competition from generic versions of competitive medicines, as well as managed care pricing and formulary pressures.

•	Prevnar 13/Prevenar 13 is our 13-valent pneumococcal conjugate vaccine for the prevention of various syndromes of pneumococcal disease in infants and young children and in adults 50 years of age and older. Prevnar 13/Prevenar 13 for use in infants and young children has been launched in the U.S. for the prevention of invasive pneumococcal disease caused by the 13 serotypes in Prevnar 13 and otitis media caused by the seven serotypes in Prevnar, and in the EU and many other international markets for the prevention of invasive pneumococcal disease, otitis media and pneumococcal pneumonia caused by the vaccine serotypes. Worldwide revenues for Prevnar 13/Prevenar 13 increased 51% in 2011, compared to 2010. The launch of the Prevnar 13/Prevenar 13 pediatric indication has reduced our Prevnar/Prevenar (7-valent) revenues (see discussion below), and we expect this trend to continue. In addition, in 2011, we received approval of Prevnar 13/Prevenar 13 for use in adults 50 years of age and older in the U.S. for the prevention of pneumococcal pneumonia and invasive pneumococcal disease caused by the 13 serotypes in Prevnar 13, and in the EU for the prevention of invasive pneumococcal disease caused by the vaccine serotypes. Prevenar 13 for use in adults 50 years of age and older also has been approved in many other international markets. We expect to commence commercial launches for the adult indication in 2012.

We currently are conducting the Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA) to fill requirements in connection with the FDA’s approval of the Prevnar 13 adult indication under its accelerated approval program. CAPiTA is an efficacy trial involving subjects 65 years of age and older that is designed to evaluate whether Prevnar 13 is effective in preventing the first episode of community-acquired pneumonia caused by the serotypes contained in the vaccine. We estimate that this event-driven trial will be completed in 2013. At its regular meeting held on February 22, 2012, the U.S. Centers for Disease Control and Prevention’s Advisory Committee on Immunization Practices (ACIP) indicated that it will defer voting on a recommendation for the routine use of Prevnar 13 in adults 50 years of age and older until the results of CAPiTA, as well as data on the impact of pediatric use of Prevnar 13 on the disease burden and serotype distribution among adults, are available. We expect that the rate of uptake for the use of Prevnar 13 in adults 50 years of age and older will be impacted by ACIP’s decision to defer voting on a recommendation for the routine use of Prevnar 13 by that population.

•

Enbrel, for the treatment of moderate-to-severe rheumatoid arthritis, polyarticular juvenile rheumatoid arthritis, psoriatic arthritis, plaque psoriasis and ankylosing spondylitis, a type of arthritis affecting the spine, recorded increases in worldwide revenues, excluding the U.S. and Canada, of 12% in 2011, compared to 2010, primarily due to increased penetration of Enbrel in developed Europe, developed Asia and emerging markets. Enbrel revenues from the U.S. and Canada are included in Alliance revenues.

22	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Under our co-promotion agreement with Amgen Inc. (Amgen), we co-promote Enbrel in the U.S. and Canada and share in the profits from Enbrel sales in those countries, which we include in Alliance revenues. Our co-promotion agreement with Amgen will expire in October 2013, and, subject to the terms of the agreement, we are entitled to a royalty stream for 36 months thereafter, which we expect will be significantly less than our current share of Enbrel profits from U.S. and Canadian sales. Following the end of the royalty period, we will not be entitled to any further revenues from Enbrel sales in the U.S. and Canada. Our exclusive rights to Enbrel outside the U.S. and Canada will not be affected by the expiration of the co-promotion agreement with Amgen.

•	Celebrex, indicated for the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis worldwide and for the management of acute pain in adults in the U.S. and certain markets in the EU, recorded increases in worldwide revenues of 6% in 2011, compared to 2010. In the U.S., revenues have been adversely affected by increased competition from generic versions of competitive medicines and managed care formulary pressures. Celebrex is supported by continued educational and promotional efforts highlighting its efficacy and safety profile for appropriate patients.

•	Viagra remains the leading treatment for erectile dysfunction. Viagra worldwide revenues increased 3% in 2011, compared to 2010, primarily due to the favorable impact of foreign exchange.

•	Norvasc, for treating hypertension, lost exclusivity in the U.S. and other major markets in 2007 and in Canada in 2009. Norvasc worldwide revenues decreased 4% in 2011, compared to 2010.

•	Zyvox is the world’s best-selling agent among those used to treat serious Gram-positive pathogens, including methicillin-resistant staphylococcus-aureus. Zyvox worldwide revenues increased 9% in 2011, compared to 2010, primarily due to growth in emerging markets, as well as growth in certain other markets driven by secondary bacterial infections arising from the stronger flu season in 2011.

•	Xalabrands consists of Xalatan, a prostaglandin, which is a branded agent used to reduce elevated eye pressure in patients with open-angle glaucoma or ocular hypertension, and Xalacom, a fixed combination prostaglandin (Xalatan) and beta blocker (timolol) available outside the U.S. Xalatan/Xalacom worldwide revenues decreased 29% in 2011, compared to 2010. Lower revenues in the U.S. were due to the loss of exclusivity in March 2011. Lower operational revenues internationally were due to the launch of generic latanoprost (generic Xalatan) in Japan in May 2010 and in Italy in July 2010. Xalatan and Xalacom lost exclusivity in 15 major European markets in January 2012.

•	Sutent is for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma (mRCC) and gastrointestinal stromal tumors after disease progression on, or intolerance to, imatinib mesylate and advanced pancreatic neuroendocrine tumor. Sutent worldwide revenues increased 11% in 2011, compared to 2010, due to strong operational performance and the favorable impact of foreign exchange. We continue to drive total revenue and prescription growth, supported by cost-effectiveness data and efficacy data in first-line mRCC––including two-year survival data, which represent the first time that overall survival of two years has been seen in the treatment of advanced kidney cancer, as well as through increasing access and healthcare coverage. As of December 31, 2011, Sutent was the most prescribed oral mRCC therapy in the U.S.

•	Geodon/Zeldox, an atypical antipsychotic, is indicated for the treatment of schizophrenia, as monotherapy for the acute treatment of bipolar manic or mixed episodes, and as an adjunct to lithium or valproate for the maintenance treatment of bipolar disorder. Geodon worldwide revenues were relatively flat in 2011, compared to 2010, which reflects higher rebates in 2011 due to the impact of the U.S. Healthcare Legislation and moderate growth in the U.S. antipsychotic market. Geodon will lose exclusivity in the U.S. in March 2012.

•	Our Premarin family of products remains the leading therapy to help women address moderate-to-severe menopausal symptoms. It recorded a decrease in worldwide revenues of 3% in 2011, compared to 2010.

•	Genotropin, one of the world’s leading human growth hormones, is used in children for the treatment of short stature with growth hormone deficiency, Prader-Willi Syndrome, Turner Syndrome, Small for Gestational Age Syndrome, Idiopathic Short Stature (in the U.S. only) and Chronic Renal Insufficiency (outside the U.S. only), as well as in adults with growth hormone deficiency. Genotropin is supported by a broad platform of innovative injection-delivery devices and patient-support programs. Genotropin worldwide revenues were relatively flat in 2011, compared to 2010.

•	Detrol/Detrol LA, a muscarinic receptor antagonist, is one of the most prescribed branded medicines worldwide for overactive bladder. Detrol LA is an extended-release formulation taken once a day. Detrol/Detrol LA worldwide revenues declined 13% in 2011, compared to 2010, primarily due to increased competition from other branded medicines and a shift in promotional focus to our Toviaz product in most major markets. Detrol immediate release (Detrol IR) will lose exclusivity in the U.S. in September 2012.

•	Vfend is a broad-spectrum agent for treating yeast and molds. Vfend worldwide revenues decreased 9% in 2011, compared to 2010. While international revenues of Vfend continued to be driven in 2011 by its acceptance as an excellent broad-spectrum agent for treating serious yeast and molds, revenues in the U.S. declined primarily due to a loss of exclusivity of Vfend tablets and the launch of generic voriconazole (generic Vfend) in February 2011.

•	Chantix/Champix is an aid to smoking-cessation treatment in adults 18 years of age and older. Chantix/Champix worldwide revenues decreased 5% in 2011, compared to 2010. Revenues in 2011 were favorably impacted by foreign exchange, which was more than offset by the impact of changes to the product’s label and other factors. We are continuing our educational and promotional efforts, which are focused on addressing the significant health consequences of smoking highlighting the Chantix benefit-risk proposition and emphasizing the importance of the physician-patient dialogue in helping patients quit smoking.

In July 2011, the U.S. prescribing information was revised to include clinical data showing that Chantix is an effective aid to smoking-cessation treatment for smokers with stable cardiovascular disease (CVD) and mild-to-moderate chronic obstructive pulmonary disease (COPD). The revised label also includes a warning/precaution advising smokers with CVD to inform their physician of any new or worsening symptoms of cardiovascular disease, and to seek emergency medical help if they experience any symptoms of a heart attack.

2011 Financial Report	23

Financial Review

Pfizer Inc. and Subsidiary Companies

This safety information was added at the FDA’s request following an observation of a small numeric increase in certain cardiovascular events in patients treated with Chantix versus those taking a placebo in a study of 700 smokers with stable cardiovascular disease. Approval of the EU labeling, revised at the European Medicine’s Agency’s (EMA’s) request to include a similar cardiovascular-related warning/precaution, was received in late December 2011, with regulators reaffirming the positive benefit/risk profile of the medication. Approval of the Japan labeling, which includes a similar precaution, occurred in late October 2011. In December 2011, Pfizer received a positive opinion from the EMA’s Committee for Medical Products for Human Use for changes to the EU label regarding schizophrenia data.

•	BeneFIX and ReFacto AF/Xyntha are hemophilia products using state-of-the-art manufacturing that assist patients with a lifelong bleeding disorder. BeneFIX is the only available recombinant factor IX product for the treatment of hemophilia B, while ReFacto AF/Xyntha are recombinant factor VIII products for the treatment of hemophilia A. Both products are indicated for the control and prevention of bleeding in patients with these disorders and in some countries also are indicated for prophylaxis in certain situations, such as surgery. BeneFIX recorded an increase in worldwide revenues of 8% in 2011, compared to 2010. ReFacto AF/Xyntha recorded an increase in worldwide revenues of 25% in 2011, compared to 2010. The increases for all of these products were due to strong operational performance and the favorable impact of foreign exchange.

•	Effexor, an antidepressant for treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder, recorded a decrease in worldwide revenues of 61% in 2011, compared to 2010. Effexor and Effexor XR, an extended-release formulation, face generic competition in most markets, including in the U.S., where Effexor XR lost exclusivity on July 1, 2010. This generic competition had a negative impact in 2011, and will continue to have a significant adverse impact on our revenues for Effexor and Effexor XR.

•	Zosyn/Tazocin, our broad-spectrum intravenous antibiotic, faces generic global competition. U.S. exclusivity was lost in September 2009. Zosyn/Tazocin recorded a decrease in worldwide revenues of 33% in 2011, compared to 2010.

•	Pristiq is approved for the treatment of major depressive disorder in the U.S. and in various other countries. Pristiq has also been approved for treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause in Thailand, Mexico, the Philippines and Ecuador. Pristiq recorded an increase in worldwide revenues of 24% in 2011, compared to 2010, primarily driven by promotional activities in the U.S., and targeted international markets where Pristiq was recently launched. The activities are designed to educate physicians and pharmacists about the benefit-risk profile of Pristiq.

•	Caduet is a single-pill therapy combining Lipitor and Norvasc for the prevention of cardiovascular events. Caduet worldwide revenues increased 2% in 2011, compared to 2010, due to strong operational performance in international markets and the favorable impact of foreign exchange, partially offset by the impact of increased generic competition, as well as an overall decline in U.S. hypertension market volume. Caduet lost U.S. exclusivity in November 2011.

•	Revatio, for the treatment of pulmonary arterial hypertension (PAH), had an increase in worldwide revenues of 11% in 2011, compared to 2010, due in part to increased PAH awareness driving earlier diagnosis in the U.S. and EU and the favorable impact of foreign exchange. In the U.S., Revatio tablet will lose exclusivity in September 2012, and Revatio IV injection will lose exclusivity in May 2013.

•	Prevnar/Prevenar (7-valent), our 7-valent pneumococcal conjugate vaccine for preventing invasive, and, in certain international markets, non-invasive pneumococcal disease in infants and young children, recorded a decrease in worldwide revenues of 61% in 2011, compared to 2010. Many markets have transitioned from the use of Prevnar/Prevenar (7-valent) to Prevnar 13/Prevenar 13 (see discussion above), resulting in lower revenues for Prevnar/Prevenar (7-valent). We expect this trend to continue.

•	Xalkori, the first-ever therapy targeting anaplastic lymphoma kinase (ALK), for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) that is ALK-positive as detected by an FDA-approved test, was approved by the FDA in August 2011. In December 2011, Xalkori was approved in Korea for the treatment of ALK-positive locally advanced or metastatic NSCLC.

•	Inlyta was approved by the FDA in January 2012 for the treatment of patients with advance renal cell carcinoma after failure of one prior systemic therapy.

•	Alliance revenues worldwide decreased 11% in 2011, compared to 2010, mainly due to the loss of exclusivity for Aricept 5mg and 10mg tablets in the U.S. in November 2010, partially offset by the strong performance of Spiriva and Enbrel in the U.S. and Canada. We expect that the Aricept 23mg tablet will have exclusivity in the U.S. until July 2013. See the “The Loss or Expiration of Intellectual Property Rights” section of this Financial Review for a discussion regarding the expiration of various contract rights relating to Aricept, Spiriva, Enbrel and Rebif. ELIQUIS (apixaban) is being jointly developed and commercialized by Pfizer and Bristol-Myers Squibb (BMS). The two companies share with respect to the approved indication in the EU and, if and when indications for ELIQUIS are approved in various markets, will share on a global basis commercialization expenses and profit/losses equally.

See Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies for a discussion of recent developments concerning patent and product litigation relating to certain of the products discussed above.

Embeda—On February 23, 2011, we stopped distribution of our Embeda product due to failed specification tolerance related to naltrexone degradation identified in post-manufacturing testing. On March 10, 2011, we initiated a voluntary recall to wholesale and retail customers of all Embeda products. We are committed to returning this important product to the market as quickly as possible, once the stability issue is resolved.

24	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Research and Development

Research and Development Operations

Innovation is critical to the success of our company and drug discovery and development is time-consuming, expensive and unpredictable, particularly for human health products. As a result, and also because we are predominately a human health company, the vast majority of our R&D spending is associated with human health products, compounds and activities.

We incurred the following expenses in connection with our Research and Development (R&D) operations (see also Notes to Consolidated Financial Statements––Note 18. Segment, Geographic and Revenue Information):

	RESEARCH AND DEVELOPMENT EXPENSES

	YEAR ENDED DECEMBER 31,			% INCR./(DECR.)

(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09

Primary Care Operating Segment(a)	$1,307	$1,473	$1,407	(11)	5
Specialty Care and Oncology Operating Segment(a)	1,561	1,624	1,060	(4)	53
Established Products and Emerging Markets Operating Segment(a)	441	452	392	(2)	15
Animal Health and Consumer Healthcare Operating Segment(a)	425	428	297	(1)	44
Nutrition and Pfizer CentreSource(a)	41	34	8	17	*
Worldwide Research and Development/Pfizer Medical(b)	3,337	3,709	2,698	(10)	37
Corporate and other(c)	2,000	1,672	1,962	20	(15)

	$9,112	$9,392	$7,824	(3)	20

(a)

Our operating segments, in addition to their sales and marketing responsibilities, are responsible for certain development activities. Generally, these responsibilities relate to additional indications for in-line products and IPR&D projects that have achieved proof-of-concept. R&D spending may include upfront and milestone payments for intellectual property rights.

(b)

Worldwide Research and Development is generally responsible for human health research projects until proof-of-concept is achieved, and then for transitioning those projects to the appropriate business unit for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. Pfizer Medical is responsible for all human-health-related regulatory submissions and interactions with regulatory agencies, including all safety event activities, for conducting clinical trial audits and readiness reviews and for providing Pfizer-related medical information to healthcare providers.

(c)	Corporate and other includes unallocated costs, primarily facility costs, information technology, share-based compensation, and restructuring related costs.

Our human health R&D spending is conducted through a number of matrix organizations––Research Units, within our Worldwide Research and Development organization, that are generally responsible for research assets (assets that have not yet achieved proof-of-concept); Business Units that are generally responsible for development assets (assets that have achieved proof-of-concept); and science-based and other platform-services organizations.

We take a holistic approach to our human health R&D operations and manage the operations on a total-company basis through our matrix organizations described above. Specifically, a single committee, co-chaired by members of our R&D and commercial organizations, is accountable for aligning resources among all of our human health R&D projects and for ensuring that our company is focusing its R&D resources in the areas where we believe that we can be most successful and maximize our return on investment. We believe that this approach also serves to maximize accountability and flexibility.

Our Research Units are organized in a variety of ways (by therapeutic area or combinations of therapeutic areas, by discipline, by location, etc.) to enhance flexibility, cohesiveness and focus. Because of our structure, we can rapidly redeploy resources, within a Research Unit, between various projects as necessary because the workforce shares similar skills, expertise and/or focus.

Our platform-services organizations, where a significant portion of our R&D spending occurs, provide technical expertise and other services to the various R&D projects, and are organized into science-based functions such as Pharmaceutical Sciences, Chemistry, Drug Safety, and Development Operations, and non-science-based functions, such as Facilities, Business Technology and Finance. As a result, within each of these functions, we are able to migrate resources among projects, candidates and/or targets in any therapeutic area and in most phases of development, allowing us to react quickly in response to evolving needs.

Generally, we do not disaggregate total R&D expense by development phase or by therapeutic area since, as described above, we do not manage a significant portion of our R&D operations by development phase or by therapeutic area. Further, as we are able to adjust a significant portion of our spending quickly, as conditions change, also as described above, we believe that any prior-period information about R&D expense by development phase or by therapeutic area would not necessarily be representative of future spending.

Product Developments—Biopharmaceutical

We continue to invest in R&D to provide potential future sources of revenues through the development of new products, as well as through additional uses for in-line and alliance products. We have achieved our previously announced goal of 15 to 20 regulatory submissions in the 2010-to-2012 period. Notwithstanding our efforts, there are no assurances as to when, or if, we will receive regulatory approval for additional indications for existing products or any of our other products in development.

We continue to closely evaluate our global research and development function and to pursue strategies to improve innovation and overall productivity by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time.

2011 Financial Report	25

Financial Review

Pfizer Inc. and Subsidiary Companies

To that end, our research primarily focuses on five high-priority areas that have a mix of small and large molecules –– immunology and inflammation; oncology; cardiovascular, metabolic and endocrine diseases; neuroscience and pain; and vaccines.

Our development pipeline, which is updated quarterly, can be found at www.pfizer.com/pipeline. It includes an overview of our research and a list of compounds in development with targeted indication, phase of development and, for late-stage programs, mechanism of action. The information currently in our development pipeline is accurate as of February 28, 2012.

Below are significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as new drug candidates and additional indications in late-stage development:

Recent FDA approvals:
PRODUCT	INDICATION	DATE APPROVED
INLYTA (Axitinib)	Treatment of advanced renal cell carcinoma after failure of one prior systemic therapy	January 2012
Prevnar 13 Adult	Prevention of pneumococcal pneumonia and invasive disease in adults 50 years of age and older	December 2011
Xalkori (Crizotinib)	Treatment of ALK-positive advanced non-small cell lung cancer	August 2011
Oxecta––Immediate release oxycodone with Aversion technology (formerly Acurox) (without niacin)(a)	Management of moderate-to-severe pain where the use of an opioid analgesic is appropriate	June 2011
Sutent	Treatment of unresectable pancreatic neuroendocrine tumor	May 2011
(a)	In early 2011, we acquired King, which has an exclusive license from Acura Pharmaceuticals, Inc. (Acura) to sell Oxecta in the U.S., Canada and Mexico.

Pending U.S. new drug applications (NDA) and supplemental filings:
PRODUCT	INDICATION	DATE FILED*
Tafamidis meglumine	Treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP)	February 2012
Lyrica	Treatment of central neuropathic pain due to spinal cord injury	February 2012
Revatio	Pediatric PAH	January 2012
Bosutinib	Treatment of previously treated chronic myelogenous leukemia	January 2012
Tofacitinib	Treatment of moderate-to-severe active rheumatoid arthritis	December 2011
Apixaban(a)	Prevention of stroke and systemic embolism in patients with atrial fibrillation	November 2011
Taliglucerase alfa(b)	Treatment of Gaucher disease	April 2010
Genotropin(c)	Replacement of human growth hormone deficiency (Mark VII multidose disposable device)	December 2009
Celebrex(d)	Chronic pain	October 2009
Geodon(e)	Treatment of bipolar disorder––pediatric filing	December 2008
Remoxy(f)	Management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time	August 2008
Spiriva(g)	Respimat device for chronic obstructive pulmonary disease	January 2008
Zmax(h)	Treatment of bacterial infections––sustained release––acute otitis media (AOM) and sinusitis––pediatric filing	January 2007
Viviant(i)	Osteoporosis treatment and prevention	August 2006
Vfend(j)	Treatment of fungal infections––pediatric filing	August 2005
*	The dates set forth in this column are the dates on which the FDA accepted our submissions.
(a)	This indication for apixaban is being developed in collaboration with our alliance partner, BMS.

(b)

In November 2009, we entered into a license and supply agreement with Protalix BioTherapeutics (Protalix), which provides us exclusive worldwide rights, except in Israel, to develop and commercialize taliglucerase alfa for the treatment of Gaucher disease. In April 2010, Protalix completed a rolling NDA with the FDA for taliglucerase alfa. Taliglucerase alfa was granted orphan drug designation in the U.S. in September 2009. In February 2011, Protalix received a “complete response” letter from the FDA for the taliglucerase alfa NDA that set forth additional requirements for approval. On August 1, 2011, Protalix announced that it had submitted its response to the FDA letter.

(c)

In April 2010, we received a “complete response” letter from the FDA for the Genotropin Mark VII multidose disposable device submission. In August 2010, we submitted our response to address the requests and recommendations included in the FDA letter. In April 2011, we received a second “complete response” letter from the FDA, requesting additional information. We are assessing the requests and recommendations included in the FDA’s letter.

(d)

In June 2010, we received a “complete response” letter from the FDA for the Celebrex chronic pain supplemental NDA. The supplemental NDA remains pending while we await the completion of ongoing studies to determine next steps.

(e)

In October 2009, we received a “complete response” letter from the FDA with respect to the supplemental NDA for Geodon for the treatment of acute bipolar mania in children and adolescents aged 10 to 17 years. In October 2010, we submitted our response. In April 2010, we received a “warning letter” from the FDA with respect to the clinical trial in support of this supplemental NDA. We are working to address the issues raised in the letter. In April 2011, we received a second “complete response” letter from the FDA in which the FDA indicated that, in its view, the reliability of the data supporting the filing had not yet been demonstrated. We are working to better understand the issues raised in the letter.

26	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

(f)

In 2005, King entered into an agreement with Pain Therapeutics, Inc. (PT) to develop and commercialize Remoxy. In August 2008, the FDA accepted the NDA for Remoxy that had been submitted by King and PT. In December 2008, the FDA issued a “complete response” letter. In March 2009, King exercised its right under the agreement with PT to assume sole control and responsibility for the development of Remoxy. In December 2010, King resubmitted the NDA for Remoxy with the FDA. In June 2011, we and PT announced that a “complete response” letter was received from the FDA with regard to the resubmission of the NDA. We are working to address the issues raised in the letter, which primarily relate to manufacturing. There are several key decision points over the next several months that will determine the timing and the nature of our response to the FDA’s “complete response” letter.

(g)

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

(h)

In September 2007, we received an “approvable” letter from the FDA for Zmax that set forth requirements to obtain approval for the pediatric acute otitis media (AOM) indication based on pharmacokinetic data. In January 2010, we filed a supplemental NDA, which proposed the inclusion of the new indications for AOM and acute bacterial sinusitis in pediatric patients. In May 2011, we received a “complete response” letter from the FDA with respect to the supplemental NDA. We are working to determine the next steps.

(i)

Two “approvable” letters were received by Wyeth in April and December 2007 from the FDA for Viviant (bazedoxifene), for the prevention of post-menopausal osteoporosis, that set forth the additional requirements for approval. In May 2008, Wyeth received an “approvable” letter from the FDA for the treatment of post-menopausal osteoporosis. The FDA is seeking additional data, and we have been systematically working through these requirements and seeking to address the FDA’s concerns. A full response will be provided to the FDA. In February 2008, the FDA advised Wyeth that it expects to convene an advisory committee to review the pending NDAs for both the treatment and prevention indications after we submit our response to the “approvable” letters. In April 2009, Wyeth received approval in the EU for CONBRIZA (the EU trade name for Viviant) for the treatment of post-menopausal osteoporosis in women at increased risk of fracture. Viviant was also approved in Japan in July 2010 for the treatment of post-menopausal osteoporosis and in Korea in November 2011 for the treatment and prevention of post-menopausal osteoporosis.

(j)

In December 2005, we received an “approvable” letter from the FDA for our Vfend pediatric filing that set forth the additional requirements for approval to extend Vfend exclusivity in the U.S. for an additional six months. In April 2010, based on data from a new pharmacokinetics study, we and the FDA agreed on a pediatric dosing regimen, which was subsequently incorporated into the three ongoing pediatric trials. Depending on the results of those trials, we may pursue a pediatric indication for Vfend; however, this would not extend Vfend exclusivity for an additional six months because we lost exclusivity for Vfend tablets in the U.S. in February 2011.

In July 2007, Wyeth received an “approvable” letter from the FDA with respect to its supplemental NDA for the use of Pristiq in the treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause. The FDA requested an additional one-year study of the safety of Pristiq for this indication. This study was completed, and the results were provided to the FDA in December 2010. In September 2011, we received a “complete response” letter from the FDA regarding our supplemental NDA. In February 2012, we decided to withdraw our supplemental NDA for Pristiq for the treatment of moderate-to-severe VMS associated with menopause. Pristiq continues to be available in the U.S. for the treatment of major depressive disorder (MDD) in appropriate adult patients, and around the world, for the respective indications approved in each market.

2011 Financial Report	27

Financial Review

Pfizer Inc. and Subsidiary Companies

Regulatory approvals and filings in the EU and Japan:
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Tofacitinib	Application filed in Japan for treatment of moderate-to-severe active rheumatoid arthritis	—	December 2011
Celebrex	Approval in Japan for treatment of acute pain	December 2011	—
Apixaban(a)	Application filed in Japan for prevention of stroke and systemic embolism in patients with non-valvular atrial fibrillation	—	December 2011
Vyndaqel (Tafamidis meglumine)	Approval in the EU for treatment of TTR-FAP in adult patients with stage 1 symptomatic polyneuropathy	November 2011	—
Tofacitinib	Application filed in the EU for treatment of moderate-to-severe active rheumatoid arthritis	—	November 2011
Prevenar 13 Adult	Approval in the EU for prevention of invasive pneumococcal disease in adults 50 years of age and older	October 2011	—
Sutent	Application filed in Japan for treatment of pancreatic neuroendocrine tumor	—	October 2011
Lyrica	Application filed in Japan for treatment of fibromyalgia	—	October 2011
ELIQUIS (Apixaban)(a)	Application filed in the EU for prevention of stroke in patients with atrial fibrillation	—	October 2011
Bosutinib	Application filed in the EU for treatment of newly diagnosed chronic myelogenous leukemia	—	August 2011
Crizotinib	Application filed in the EU for treatment of previously treated ALK-positive advanced non-small cell lung cancer	—	August 2011
Axitinib	Application filed in Japan for treatment of advanced renal cell carcinoma after failure of prior systemic treatment	—	July 2011
ELIQUIS (Apixaban)(b)	Approval in the EU for prevention of venous thromboembolism following elective hip or knee-replacement surgery	May 2011	—
Axitinib	Application filed in the EU for treatment of advanced renal cell carcinoma after failure of prior systemic treatment	—	May 2011
Revatio	Approval in the EU for pediatric PAH	May 2011	—
Crizotinib	Application filed in Japan for treatment of ALK-positive advanced non-small cell lung cancer	—	March 2011
Xiapex	Approval in the EU for treatment of Dupuytren’s contracture	February 2011	—
Sutent	Approval in the EU for treatment of unresectable pancreatic neuroendocrine tumor	December 2010	—
Taliglucerase alfa	Application filed in the EU for treatment of Gaucher disease	—	November 2010
*	For applications in the EU, the dates set forth in this column are the dates on which the European Medicines Agency (EMA) validated our submissions.

(a)	This indication for ELIQUIS (apixaban) is being developed in collaboration with BMS.

(b)	This indication for ELIQUIS (apixaban) was developed and is being commercialized in collaboration with BMS.

In March 2011, we decided to withdraw our application in Japan for Toviaz for the treatment of overactive bladder due to required stability testing. We intend to resubmit the application in the first half of 2012.

In March 2010, we withdrew our application in Japan for Prevenar 13 for the prevention of invasive pneumococcal disease in infants and young children due to a request by the Pharmaceutical and Medical Devices Agency (PMDA) for an additional study of this indication in Japanese subjects. We are conducting the requested additional study and, if the results are positive, we plan to resubmit the application.

28	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Late-stage clinical trials for additional uses and dosage forms for in-line and in-registration products:
PRODUCT	INDICATION
ELIQUIS (Apixaban)	For the prevention and treatment of venous thromboembolism, which is being developed in collaboration with BMS
Eraxis/Vfend Combination	Aspergillosis fungal infections
INLYTA (Axitinib)	Oral and selective inhibitor of vascular endothelial growth factor (VEGF) receptor 1, 2 & 3 for the treatment of renal cell carcinoma in treatment-naïve patients
Lyrica	Peripheral neuropathic pain; CR (once-a-day) dosing
Sutent	Adjuvant renal cell carcinoma
Tofacitinib	A JAK kinase inhibitor for the treatment of psoriasis
Torisel	Renal cell carcinoma 2nd line
Xalkori (Crizotinib)	An oral ALK and c-Met inhibitor for the treatment of ALK-positive 1st and 2nd line non-small cell lung cancer
Xiapex	Peyronie’s disease
Zithromax/chloroquine	Malaria

In October 2011, an independent Data Monitoring Committee (DMC) for a Phase 3 efficacy and safety study of Lyrica as monotherapy for epilepsy patients with partial onset seizures recommended that the study be stopped based on positive findings for the primary efficacy endpoint. We have accepted the DMC’s recommendation and stopped the study. We intend to submit the results of the study for publication in a medical journal. We do not intend to seek an indication for Lyrica as monotherapy for epilepsy patients with partial onset seizures.

New drug candidates in late-stage development:
CANDIDATE	INDICATION
ALO-02	A Mu-type opioid receptor agonist for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time
Bapineuzumab(a)	A beta amyloid inhibitor for the treatment of mild-to-moderate Alzheimer’s disease being developed in collaboration with Janssen Alzheimer Immunotherapy Research & Development, LLC (Janssen AI), a subsidiary of Johnson & Johnson
Bazedoxifene-conjugated estrogens	A tissue-selective estrogen complex for the treatment of menopausal vasomotor symptoms
Dacomitinib	A pan-HER tyrosine kinase inhibitor for the treatment of advanced non-small cell lung cancer
Inotuzumab ozogamicin	An antibody drug conjugate, consisting of an anti-CD22 monotherapy antibody linked to a cytotoxic agent, calicheamycin, for the treatment of aggressive Non-Hodgkin’s Lymphoma
Tanezumab(b)	An anti-nerve growth factor monoclonal antibody for the treatment of pain (on clinical hold)

(a)

Our collaboration with Janssen AI on bapineuzumab, a potential treatment for mild-to-moderate Alzheimer’s disease, continues with four Phase 3 studies. In December 2010, Janssen AI confirmed that enrollment was complete for its two Phase 3 primarily North American studies (301 and 302), including the biomarker sub-studies. The other two Phase 3 primarily international studies (3000 and 3001) continue to enroll. Johnson & Johnson expects that the two Janssen AI primarily North American studies will be completed (last patient out) in mid-2012. We expect that the last patient will have completed our two primarily international 18-month trials, including associated biomarker studies, in 2014.

(b)

Following requests by the FDA in 2010, we suspended and subsequently terminated worldwide the osteoarthritis, chronic low back pain and painful diabetic peripheral neuropathy studies of tanezumab. The FDA’s requests followed a small number of reports of osteoarthritis patients treated with tanezumab who experienced the worsening of osteoarthritis leading to joint replacement and also reflected the FDA’s concerns regarding the potential for such events in other patient populations. In December 2010, the FDA placed a clinical hold on all other anti-nerve growth factor therapies under clinical investigation in the U.S. Studies of tanezumab in cancer pain were allowed to continue. We continue to work with the FDA to reach an understanding about the appropriate scope of continued clinical investigation of tanezumab. In July 2011, we submitted our response to the “clinical hold” letter from the FDA, and we anticipate that an FDA Arthritis Advisory Committee meeting will be held to discuss the anti-nerve growth factor class of investigational drugs.

In March 2010, we and Medivation, Inc. announced that a Phase 3 trial of dimebon (latrepiridine) did not meet its co-primary or secondary endpoints. Subsequently, we and Medivation, Inc. agreed to discontinue the CONSTELLATION and CONTACT Phase 3 trials in patients with moderate-to-severe Alzheimer’s disease. In April 2011, we and Medivation, Inc. announced that the Phase 3 HORIZON trial in patients with Huntington’s disease did not meet its co-primary endpoints and that, as a result, development of dimebon in Huntington’s disease has been discontinued. In January 2012, we and Medivation, Inc. announced that the CONCERT trial in patients with mild-to-moderate Alzheimer’s disease did not meet the primary efficacy endpoints and that the two companies will discontinue development of dimebon for all indications, terminate the ongoing open label extension study in Alzheimer’s disease and terminate their collaboration to co-develop and market dimebon.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Business Development Initiatives” section of this Financial Review.

2011 Financial Report	29

Financial Review

Pfizer Inc. and Subsidiary Companies

COSTS AND EXPENSES

Cost of Sales

	YEAR ENDED DECEMBER 31,			INCR./(DECR.)

(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09

Cost of sales	$15,085	$15,838	$8,459	(5)%	87%

2011 vs. 2010

Cost of sales decreased 5% in 2011, compared to 2010, primarily as a result of:

•	lower purchase accounting charges of $1.7 billion, primarily reflecting the fair value adjustments to acquired inventory from Wyeth that was subsequently sold; and

•	savings associated with our cost-reduction and productivity initiatives,

partially offset by:

•	the addition of costs from legacy King’s operations;

•	the Puerto Rico excise tax (for additional information, see the “Provision for Taxes on Income” section of this Financial Review);

•	a shift in geographic and business mix; and

•	the unfavorable impact of foreign exchange of 2% in 2011

2010 vs. 2009

Cost of sales increased 87% in 2010, compared to 2009, primarily as a result of:

•	purchase accounting charges of approximately $2.9 billion in 2010, compared to approximately $970 million in 2009, primarily reflecting the fair value adjustments to inventory acquired from Wyeth that was subsequently sold;

•	a write-off of inventory of $212 million (which includes a purchase accounting fair value adjustment of $104 million), primarily related to biopharmaceutical inventory acquired from Wyeth that became unusable after the acquisition date;

•	the inclusion of Wyeth’s manufacturing operations for a full year in 2010, compared to part of the year in 2009; and

•	the change in the mix of products and businesses as a result of the Wyeth acquisition,

partially offset by:

•	lower costs as a result of our cost-reduction and productivity initiatives.

Foreign exchange had a minimal impact on cost of sales during 2010.

Selling, Informational and Administrative (SI&A) Expenses

	YEAR ENDED DECEMBER 31,			INCR./(DECR.)

(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09

Selling, informational and administrative expenses	$19,468	$19,480	$14,752	—	32%

2011 vs. 2010

SI&A expenses were largely unchanged in 2011, compared to 2010, primarily as a result of:

• the fee provided for under the U.S. Healthcare Legislation beginning in 2011;

• the addition of legacy King operating costs; and

• the unfavorable impact of foreign exchange of 2%,

offset by:

•	savings associated with our cost-reduction and productivity initiatives.

2010 vs. 2009

SI&A	expenses increased 32% in 2010, compared to 2009, primarily as a result of:

•	the inclusion of Wyeth operating costs for a full year in 2010, compared to part of the year in 2009; and

•	the unfavorable impact of foreign exchange of $236 million.

30	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Research and Development (R&D) Expenses

	YEAR ENDED DECEMBER 31,			INCR./(DECR.)

(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09

Research and development expenses	$9,112	$9,392	$7,824	(3)%	20%

2011 vs. 2010

R&D expenses decreased 3% in 2011, compared to 2010, primarily as a result of:

•	savings associated with our cost-reduction and productivity initiatives,

partially offset by:

•	higher charges related to implementing our cost-reduction and productivity initiatives;

•	the addition of legacy King expenses; and

•	the unfavorable impact of foreign exchange of 1%.

2010 vs. 2009

R&D expenses increased 20% in 2010, compared to 2009, primarily as a result of:

•	the inclusion of Wyeth operating costs for a full year in 2010, compared to part of the year in 2009; and

•	continued investment in the late-stage development portfolio.

Foreign exchange had a minimal impact on R&D expenses during 2010.

R&D expenses also include payments for intellectual property rights of $306 million in 2011, $393 million in 2010 and $489 million in 2009 (for further discussion, see the “Our Business Development Initiatives” section of this Financial Review).

Acquisition-Related In-Process Research and Development Charges

In 2010 and 2009, we resolved certain contingencies and met certain milestones associated with the CovX acquisition and recorded $125 million in 2010 and $68 million in 2009 of Acquisition-related in-process research and development charges. As of December 31, 2011, we have no unresolved contingencies that could result in charges to Acquisition-related in-process research and development charges.

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	YEAR ENDED DECEMBER 31,			INCR./(DECR.)

(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09

Cost-reduction/productivity initiatives and acquisition activity expenses	$4,520	$3,989	$4,821	13%	(17)%

We incur significant costs in connection with acquiring businesses and restructuring and integrating acquired businesses and in connection with our global cost-reduction and productivity initiatives. For example:

•	for our cost-reduction and productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems; and

•	for our acquisition activity, we typically incur costs that can include transaction costs, integration costs (such as expenditures for consulting and the integration of systems and processes) and restructuring charges, related to employees, assets and activities that will not continue in the combined company.

All of our businesses and functions can be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as functions such as information technology, shared services and corporate operations.

Since the acquisition of Wyeth, our cost-reduction initiatives announced on January 26, 2009, but not completed as of December 31, 2009, were incorporated into a comprehensive plan to integrate Wyeth’s operations, acquired on October 15, 2009, to generate cost savings and to capture synergies across the combined company. And, on February 1, 2011, we announced a new research and productivity initiative to accelerate our strategies to improve innovation and overall productivity in R&D by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time.

2011 Financial Report	31

Financial Review

Pfizer Inc. and Subsidiary Companies

Cost-Reduction Goals

With respect to the January 26, 2009 announcements, and our acquisition of Wyeth on October 15, 2009, in the aggregate, we set a goal to generate cost reductions, net of investments in the business, of approximately $4 billion to $5 billion, by the end of 2012, at 2008 average foreign exchange rates, in comparison with the 2008 pro forma combined adjusted total costs of the legacy Pfizer and legacy Wyeth operations. (For an understanding of adjusted total costs, see the “Adjusted Income” section of this Financial Review.) We achieved this goal by the end of 2011, a year earlier than expected.

With respect to the new R&D productivity initiative announced on February 1, 2011, we set a goal to achieve significant reductions in our annual research and development expenses by the end of 2012. Adjusted R&D expenses were $8.4 billion in 2011, and we expect adjusted R&D expenses to be approximately $6.5 billion to $7.0 billion in 2012. (For an understanding of adjusted research and development expenses, see the “Adjusted Income” section of this Financial Review.) We are on track to meet this 2012 goal.

In addition to these major initiatives, we continuously monitor our organizations for cost reduction and/or productivity opportunities.

Expected Total Costs

We have incurred and will continue to incur costs in connection with these announced actions. We estimate that the total costs of both of the aforementioned initiatives could range up to $16.4 billion through 2012, of which we have incurred approximately $12.7 billion in cost-reduction and acquisition-related costs (excluding transaction costs) through December 31, 2011.

Key Activities

The targeted cost reductions have been and are being achieved through the following actions:

•	The closing of duplicative facilities and other site rationalization actions Company-wide, including research and development facilities, manufacturing plants, sales offices and other corporate facilities. Among the more significant actions are the following:

•

Manufacturing: After the acquisition of Wyeth, our operational manufacturing sites totaled 81 and in mid-2010, we announced our plant network strategy for our Global Supply division, excluding Capsugel. Excluding the 14 plants acquired as part of our acquisition activity in 2011, as of December 31, 2011, we operated plants in 74 locations around the world that manufacture products for our businesses. Locations with major manufacturing facilities include Belgium, China, Germany, Ireland, Italy, Japan, Philippines, Puerto Rico, Singapore and the United States. Our Global Supply division’s plant network strategy has targeted the exiting of ten additional sites over the next several years.

•

Research and Development: After the acquisition of Wyeth, we operated in 20 R&D sites and announced that we would close a number of sites. We have completed a number of site closures. In addition, in 2011, we closed our Sandwich, U.K. research and development facility, except for a small presence, and rationalized several other sites to reduce and optimize the overall R&D footprint. We disposed of our toxicology site in Catania, Italy; exited our R&D sites in Aberdeen and Gosport, U.K.; and disposed of a vacant site in St. Louis, MO. We are presently marketing for sale, lease or sale/lease-back, either a portion of or all of certain of our R&D campuses. Locations with R&D operations are in the U.S., Europe, Canada and China, with five major research sites in addition to a number of specialized units. We also re-prioritized our commitments to disease areas and have reduced efforts in areas where we do not currently have or expect to have a competitive advantage.

•	Workforce reductions across all areas of our business and other organizational changes. We identified areas for a reduction in workforce across all of our businesses. After the closing of the Wyeth acquisition, the combined workforce was approximately 120,700. As of December 31, 2011, the workforce totaled approximately 103,700, a decrease of 17,000, primarily in the U.S. field force, manufacturing, R&D and corporate operations. We have exceeded our original target for reducing the combined Pfizer/Wyeth workforce.

•	The increased use of shared services.

•	Procurement savings.

32	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Details of Actual Costs Incurred

The components of costs incurred in connection with our acquisitions and our cost-reduction/productivity initiatives follow:

	YEAR ENDED DECEMBER 31,

(MILLIONS OF DOLLARS)	2011	2010	2009

Transaction costs(a)	$ 30	$ 22	$ 768
Integration costs(b)	730	1,004	569
Restructuring charges(c)
Employee termination costs	1,791	1,114	2,564
Asset impairments	256	870	159
Other	127	191	270
Restructuring charges and certain acquisition-related costs	$2,934	$3,201	$4,330

Additional depreciation––asset restructuring, recorded in our Consolidated Statements of Income as follows(d):
Cost of Sales	$ 557	$ 527	$ 133
Selling, informational and administrative expenses	75	227	53
Research and development expenses	607	34	55
Total additional depreciation––asset restructuring	1,239	788	241

Implementation costs(e) :
Cost of sales	250	—	46
Selling, informational and administrative expenses	25	—	159
Research and development expenses	72	—	36
Other deductions—net	—	—	9
Total implementation costs	347	—	250

Total costs associated with cost-reduction/productivity initiatives and acquisition activity	$4,520	$3,989	$4,821

(a)

Transaction costs represent external costs directly related to our business combinations and primarily include expenditures for banking, legal, accounting and other similar services. Substantially all of the costs incurred in 2009 were fees related to a $22.5 billion bridge term loan credit agreement entered into with certain financial institutions on March 12, 2009 to partially fund our acquisition of Wyeth. The bridge term loan credit agreement was terminated in June 2009 as a result of our issuance of approximately $24.0 billion of senior unsecured notes in the first half of 2009.

(b)

Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes.

(c)

From the beginning of our cost-reduction and transformation initiatives in 2005 through December 31, 2011, Employee termination costs represent the expected reduction of the workforce by approximately 57,400 employees, mainly in manufacturing, sales and research, of which approximately 42,800 employees have been terminated as of December 31, 2011. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination. Asset impairments primarily include charges to write down property, plant and equipment to fair value. Other primarily includes costs to exit certain assets and activities.

The restructuring charges in 2011 are associated with the following:

•	Primary Care operating segment ($593 million), Specialty Care and Oncology operating segment ($220 million), Established Products and Emerging Markets operating segment ($110 million), Animal Health and Consumer Healthcare operating segment ($51 million), Nutrition operating segment ($4 million), research and development operations ($489 million), manufacturing operations ($280 million) and Corporate ($427 million).

The restructuring charges in 2010 are associated with the following:

•	Primary Care operating segment ($71 million), Specialty Care and Oncology operating segment ($197 million), Established Products and Emerging Markets operating segment ($43 million), Animal Health and Consumer Healthcare operating segment ($46 million), Nutrition operating segment ($4 million), research and development operations ($292 million), manufacturing operations ($1.1 billion) and Corporate ($455 million).

The restructuring charges in 2009 are associated with the following:

•	Our three biopharmaceutical operating segments ($1.3 billion), Animal Health and Consumer Healthcare operating segment ($250 million), Nutrition operating segment ($4 million income), research and development operations ($339 million), manufacturing operations ($292 million) and Corporate ($781 million).

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.
(e)	Implementation costs generally represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction and productivity initiatives.

2011 Financial Report	33

Financial Review

Pfizer Inc. and Subsidiary Companies

The components of restructuring charges associated with all of our cost-reduction and productivity initiatives and acquisition activity follow:

	COSTS INCURRED	ACTIVITY THROUGH DECEMBER 31,	ACCRUAL AS OF DECEMBER 31,

(MILLIONS OF DOLLARS)	2005-2011	2011(a)	2011(b)

Employee termination costs	$10,602	$ 8,167	$2,434
Asset impairments	2,564	2,564	—
Other	1,022	931	92

Total	$14,188	$11,662	$2,526

(a)	Includes adjustments for foreign currency translation.
(b)	Included in Other current liabilities ($1.6 billion) and Other noncurrent liabilities ($928 million).

Other Deductions—Net

	YEAR ENDED DECEMBER 31,			INCR./(DECR.)

(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09
Other Deductions—Net	$2,479	$4,336	$285	(43)%	*

*	Calculation not meaningful

2011 vs. 2010

Other deductions—net changed favorably by $1.9 billion in 2011, compared to 2010, which primarily reflects:

•	asset impairment charges that were approximately $1.3 billion higher in 2010 than in 2011, (see below); and

•	charges for litigation-related matters that were $947 million higher in 2010 than in 2011, which reflects charges recorded in 2010 for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc. (see below).

2010 vs. 2009

Other deductions––net increased by $4.1 billion in 2010, compared to 2009, which primarily reflects:

•	higher asset impairment charges of $1.8 billion in 2010, (see below);

•	higher charges for litigation-related matters of $1.5 billion in 2010, primarily associated with the additional $1.3 billion (pre-tax) charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc. (for additional information, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies);

•	higher interest expense of $565 million in 2010, primarily associated with the $13.5 billion of senior unsecured notes that we issued in March 2009 and the approximately $10.5 billion of senior unsecured notes that we issued in June 2009 to partially finance the acquisition of Wyeth, as well as the addition of legacy Wyeth debt;

•	lower interest income of $345 million in 2010, primarily due to lower interest rates coupled with lower average investment balances; and

•	the non-recurrence of a $482 million gain recorded in 2009 related to ViiV (see further discussion in the “Our Business Development Initiatives” section of this Financial Review),

partially offset primarily by:

•	higher royalty-related income of $336 million in 2010, primarily due to the addition of legacy Wyeth royalties.

Asset Impairment Charges

For information about the asset impairment charges in each year, see the “Significant Accounting Policies and Application of Critical Accounting Estimates—Asset Impairment Reviews—Long-Lived Assets” section of this Financial Review as well as Notes to Consolidated Financial Statements Note 4. Other Deductions—Net and Note 10B. Goodwill and Other Intangible Assets: Other Intangible Assets.

34	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

PROVISION FOR TAXES ON INCOME

	YEAR ENDED DECEMBER 31,			INCR./(DECR.)

(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09

Provision for taxes on income	$4,023	$1,071	$2,145	276%	(50)%

Effective tax rate on continuing operations	31.5%	11.5%	20.1%

During the fourth quarter of 2010, we reached a settlement with the U.S. Internal Revenue Service (IRS) related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final Revenue Agent’s Report (RAR). We agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, in the fourth quarter of 2010, we reduced our unrecognized tax benefits by approximately $1.4 billion and reversed the related interest accruals by approximately $600 million, both of which had been classified in Other taxes payable, and recorded a corresponding tax benefit in Provision for taxes on income (see Notes to Consolidated Financial Statements––Note 5. Taxes on Income).

2011 vs. 2010

The higher effective tax rate in 2011 compared to 2010 is primarily the result of:

•

the non-recurrence of the aforementioned $1.4 billion reduction in unrecognized tax benefits and $600 million in interest on those unrecognized tax benefits in 2010, which were recorded as a result of the favorable tax audit settlement pertaining to prior years; and

•

the non-recurrence of a $320 million reduction in unrecognized tax benefits and $140 million in interest on those unrecognized tax benefits in 2010 resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities as well as from the expiration of the statute of limitations;

partially offset by:

•	the decrease and jurisdictional mix of certain impairment charges related to assets acquired in connection with the Wyeth acquisition; and

•	the change in the jurisdictional mix of earnings.

2010 vs. 2009

The lower tax rate for 2010, compared to 2009, is primarily due to:

•

the aforementioned $1.4 billion reduction in unrecognized tax benefits and $600 million in interest on those unrecognized tax benefits in 2010, which were recorded as a result of the favorable tax audit settlement pertaining to prior years;

•

the aforementioned $320 million reduction in unrecognized tax benefits and $140 million in interest on those unrecognized tax benefits in 2010 resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, as well as from the expiration of the statute of limitations; and

•	the tax impact of the charge incurred in 2010 for asbestos litigation;

partially offset by:

•	the tax impact of higher expenses, incurred as a result of our acquisition of Wyeth, and the mix of jurisdictions in which those expenses were incurred;

•

the write-off in 2010 of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from the provisions of the U.S. Healthcare Legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012; and

•

the non-recurrence of a tax benefit of $174 million that was recorded in the third quarter of 2009 related to the final resolution of certain investigations concerning Bextra and various other products that resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position, and the non-recurrence of the $556 million tax benefit recorded in the fourth quarter of 2009 related to the sale of one of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc.

Tax Law Changes

On August 10, 2010, the President of the United States signed into law the Education Jobs and Medicaid Assistance Act of 2010 (the Act), which includes education and Medicaid funding provisions, the cost of which is offset with revenues that result from changes to certain aspects of the tax treatment of the foreign-source income of U.S.-based companies. Given the effective dates of the various provisions of the Act, it had no impact on our 2010 results. The Act did not have a significant negative impact on our results in 2011 and is not expected to have a significant negative impact on results in 2012. The impact of the Act is recorded in Provision for taxes on income. The impact this year is reflected in our financial guidance for 2012.

2011 Financial Report	35

Financial Review

Pfizer Inc. and Subsidiary Companies

On October 25, 2010, the Governor of Puerto Rico signed into law Act 154 to modify the Puerto Rico source-of-income rules and implement an excise tax on the purchase of products by multinational corporations and their subsidiaries from their Puerto Rico affiliates that will be in effect from 2011 through 2016. Act 154 had no impact on our results in 2010, since it did not become effective until 2011. Act 154 had a negative impact on our results in 2011 and will continue to negatively impact results through 2016. The impact of Act 154 is recorded in Cost of sales and Provision for taxes on income. The impact this year is reflected in our financial guidance for 2012.

DISCONTINUED OPERATIONS

For additional information about our discontinued operations, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

The components of Discontinued operations—net of tax, substantially all of which relate to our Capsugel business, follow:

	YEAR ENDED DECEMBER 31,

(MILLIONS OF DOLLARS)	2011	2010	2009

Revenues	$ 507	$752	$740

Pre-tax income from discontinued operations	31	140	148
Provision for taxes on income(a), (c)	23	52	51

Income from discontinued operations—net of tax	8	88	97

Pre-tax gain/(loss) on sale of discontinued operations	1,688	(11)	15
Provision for taxes on income(b), (d)	384	—	(2)

Gain/(loss) on sale of discontinued operations—net of tax	1,304	(11)	17

Discontinued operations—net of tax	$1,312	$ 77	$114

(a)	Deferred tax amounts are not significant for 2011.
(b)	Includes a deferred tax expense of $190 million for 2011.
(c)	Includes deferred tax expense of $16 million and $8 million, respectively for 2010 and 2009.
(d)	Deferred tax amounts are not significant for 2010 and 2009.

ADJUSTED INCOME

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management, and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines for humans and animals, consumer healthcare (over-the-counter) products, vaccines and nutrition products––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. The Adjusted income measure is not, and should not be viewed as, a substitute for U.S. GAAP net income. Adjusted total costs represent the total of Adjusted cost of sales, Adjusted SI&A expenses and Adjusted R&D expenses, which are income statement line items prepared on the same basis as, and are components of, the overall Adjusted income measure.

The Adjusted income measure is an important internal measurement for Pfizer. We measure the performance of the overall Company on this basis in conjunction with other performance metrics. The following are examples of how the Adjusted income measure is utilized:

•	senior management receives a monthly analysis of our operating results that is prepared on an Adjusted income basis;

•	our annual budgets are prepared on an Adjusted income basis; and

•	senior management’s annual compensation is derived, in part, using this Adjusted income measure. Adjusted income is one of the performance metrics utilized in the determination of bonuses under the Pfizer Inc. Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of Internal Revenue Code Section 162(m). Subject to the Section 162(m) limitation, the bonuses are funded from a pool based on the achievement of three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. Beginning in 2011, this metric accounts for 40% of the bonus pool made available to ELT members and other members of senior management and will constitute a factor in determining each of these individual’s bonus.

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

36	2011 Financial Report

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

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts can include the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets acquired from Pharmacia, Wyeth and King, depreciation related to the increase/decrease in fair value of the acquired fixed assets, amortization related to the increase in fair value of acquired debt, charges for purchased IPR&D and the fair value changes associated with contingent consideration. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the aforementioned significant charges.

Certain of the purchase accounting adjustments associated with a business combination, such as the amortization of intangibles acquired as part of our acquisition of King in 2011, Wyeth in 2009 and Pharmacia in 2003, can occur through 20 or more years, but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs previously have been expensed.

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

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, as well as any related gains or losses on the sale of such operations such as the sale of our Capsugel business, which we sold in August 2011. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines for strategic fit with our operations, we do not build or run our businesses with the intent to sell them. (Restatements due to discontinued operations do not impact compensation or change the adjusted income measure for the compensation of the restated periods but are presented here on a restated basis for consistency across all periods.)

2011 Financial Report	37

Financial Review

Pfizer Inc. and Subsidiary Companies

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program that is specific in nature with a defined term, such as those related to our non-acquisition-related cost-reduction and productivity initiatives; charges related to certain sales or disposals of products or facilities that do not qualify as discontinued operations as defined by U.S. GAAP; amounts associated with transition service agreements in support of discontinued operations after sale; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation; net interest expense incurred through the consummation date of the acquisition of Wyeth on acquisition-related borrowings made prior to that date; or possible charges related to legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies and in Part II—Other Information; Item 1. Legal Proceedings in our Quarterly Reports on Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements of and accruals on legal matters made in the normal course of our business would not be considered certain significant items.

Reconciliation

A reconciliation of Net income attributable to Pfizer Inc., as reported under U.S. GAAP to Adjusted income follows:

	0000000000	0000000000	0000000000	0000000000	0000000000

	YEAR ENDED DECEMBER 31,			% CHANGE
(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09

Reported net income attributable to Pfizer Inc.	$10,009	$ 8,257	$ 8,635	21	(4)
Purchase accounting adjustments—net of tax	5,032	6,109	2,633	(18)	132
Acquisition-related costs—net of tax	1,458	2,897	2,858	(50)	1
Discontinued operations—net of tax	(1,312)	(77)	(114)	*	32
Certain significant items—net of tax	3,030	699	83	*	*
Adjusted income(a)	$18,217	$17,885	$14,095	2	27

(a)

The effective tax rate on Adjusted income was 29.5% in 2011, 29.7% in 2010 and 29.5% in 2009. The lower effective tax rate on Adjusted income in 2011 is primarily due to the change in the jurisdictional mix of earnings and the write-off in 2010 of the deferred tax asset of approximately $270 million related to the Medicare Part D subsidy for retiree prescription drug coverage resulting from the provisions of the U.S. Healthcare Legislation concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012, partially offset by $460 million in tax benefits in 2010 for the resolution of certain tax positions pertaining to prior years with various foreign tax authorities.

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

A reconciliation of Reported diluted EPS, as reported under U.S. GAAP, to Adjusted diluted EPS follows:

	0000000000	0000000000	0000000000	0000000000	0000000000

	YEAR ENDED DECEMBER 31,			% CHANGE
	2011	2010	2009	11/10	10/09

Earnings per common share—diluted:
Reported income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$1.01	$1.21	10	(17)
Income from discontinued operations—net of tax	0.17	0.01	0.02	*	(50)
Reported net income attributable to Pfizer Inc. common shareholders	1.27	1.02	1.23	25	(17)
Purchase accounting adjustments—net of tax	0.64	0.76	0.37	(16)	105
Acquisition-related costs—net of tax	0.19	0.36	0.41	(47)	(12)
Discontinued operations—net of tax	(0.17)	(0.01)	(0.02)	*	50
Certain significant items—net of tax	0.39	0.09	0.01	*	*
Adjusted Net income attributable to Pfizer Inc. common shareholders(a)	$2.31	$2.22	$2.00	4	11

(a)

 Reported and Adjusted diluted earnings per share in 2011 and 2010 were impacted by the decrease in the number of shares outstanding in comparison with 2009, primarily due to the Company’s ongoing share repurchase program, offset by the impact of shares issued to partially fund the Wyeth acquisition in 2009.

*	Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

38	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Adjusted income, as shown above, excludes the following items:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009

Purchase accounting adjustments:
Amortization, depreciation and other(a)	$ 5,563	$ 5,228	$ 2,743
Cost of sales, primarily related to fair value adjustments of acquired inventory	1,238	2,904	976
In-process research and development charges(b)	—	125	68

Total purchase accounting adjustments, pre-tax	6,801	8,257	3,787
Income taxes	(1,769)	(2,148)	(1,154)

Total purchase accounting adjustments—net of tax	5,032	6,109	2,633

Acquisition-related costs:
Transaction costs(c)	30	22	768
Integration costs(c)	730	1,004	569
Restructuring charges(c)	598	2,175	2,607
Additional depreciation—asset restructuring(d)	625	788	81

Total acquisition-related costs, pre-tax	1,983	3,989	4,025
Income taxes	(525)	(1,092)	(1,167)

Total acquisition-related costs—net of tax	1,458	2,897	2,858

Discontinued operations:
Loss/(income) from operations—net of tax	(8)	(88)	(97)
(Gain)/loss on sale of discontinued operations	(1,304)	11	(17)

Total discontinued operations—net of tax	(1,312)	(77)	(114)

Certain significant items:
Restructuring charges(e)	1,576	—	386
Implementation costs and additional depreciation—asset restructuring(f)	961	—	410
Certain legal matters(g)	828	1,703	294
Net interest expense(h)	—	—	589
Certain asset impairment charges(i)	848	2,151	294
Inventory write-off(j)	8	212	—
Gain related to ViiV(k)	—	—	(482)
Other	133	(102)	20

Total certain significant items, pre-tax	4,354	3,964	1,511
Income taxes(l)	(1,324)	(3,265)	(1,428)

Total certain significant items—net of tax	3,030	699	83

Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax	$8,208	$9,628	$5,460

(a)	Included primarily in Amortization of intangible assets (see Notes to Consolidated Financial Statements—Note 10. Goodwill and Other Intangible Assets).
(b)

Included in Acquisition-related in-process research and development charges (see Notes to Consolidated Financial Statements—Note 2. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments).

(c)

Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(d)

Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. For 2011, included in Cost of sales ($557 million), Selling, informational and administrative expenses ($45 million) and Research and development expenses ($23 million). For 2010, included in Cost of sales ($527 million), Selling, informational and administrative expenses ($227 million) and Research and development expenses ($34 million). For 2009, included in Cost of sales ($31 million), Selling, informational and administrative expenses ($37 million) and Research and development expenses ($13 million).

(e)

Represents restructuring charges incurred for our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(f)

Amounts primarily relate to our cost-reduction and productivity initiatives (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2011, included in Cost of sales ($250 million), Selling, informational and administrative expenses ($55 million), Research and development expenses ($656 million). For 2009, included in Cost of sales ($148 million), Selling, informational and administrative expenses ($175 million), Research and development expenses ($78 million) and Other deductions—net ($9 million).

(g)

Included in Other deductions—net. For 2011, includes approximately $700 million related to hormone-replacement therapy litigation. For 2010, includes an additional $1.3 billion charge for asbestos litigation related to our wholly owned subsidiary Quigley Company, Inc. (for additional information, see Notes to Consolidated Financial Statements Note 17. Commitments and Contingencies).

(h)	Included in Other deductions—net. Includes interest expense on the senior unsecured notes issued in connection with our acquisition of Wyeth, less interest income earned on the proceeds of the notes.
(i)

Included in Other deductions—net. In 2011 and 2010, the majority relates to certain Wyeth intangible assets, including IPR&D intangible assets. In 2011, also includes a charge related to our indefinite-lived brand asset, Xanax. In 2010, also includes a charge related to an intangible asset associated with our product, Thelin. In 2009, primarily relates to certain materials used in our research and development activities that were no longer considered recoverable. (See also the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other Deductions—Net.)

(j)	Included in Cost of sales (see also the “Costs and Expenses––Cost of Sales” section of this Financial Review).
(k)

Included in Other deductions––net and represents a gain related to ViiV, an equity method investment (see Notes to Consolidated Financial Statements—Note 2F. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments).

(l)

Included in Provision for taxes on income. In 2011, primarily includes the tax impacts and jurisdictional mix of restructuring, implementation and impairment charges. Amounts in 2010 include a $2.0 billion tax benefit recorded in the fourth quarter as a result of a settlement of certain audits covering the years 2002-2005 (see Notes to Consolidated Financial Statements––Note 5D. Taxes on Income: Tax Contingencies). Amounts in 2009 include tax benefits of approximately $556 million related to the sale of one of our biopharmaceutical companies, Vicuron, which were recorded in the fourth quarter of 2009, and tax benefits of approximately $174 million related to the final resolution of investigations concerning Bextra and various other products, which were recorded in the third quarter of 2009. This resolution resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position.

2011 Financial Report	39

Financial Review

Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED BALANCE SHEETS

Discussion of Changes

Virtually all changes in our asset and liability accounts as of December 31, 2011, compared to December 31, 2010, reflect, among other things, increases associated with our acquisition of King (see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.) and increases due to the impact of foreign exchange.

For information about certain of our financial assets and liabilities, including cash and cash equivalents, short-term investments, short-term loans, long-term investments and loans, short-term borrowings, including current portion of long-term debt, and long-term debt, see “Analysis of Financial Condition, Liquidity and Capital Resources” below.

For Accounts Receivable, net, see “Selected Measures of Liquidity and Capital Resources: Accounts Receivable” below.

For Inventories, the change also reflects inventory sold during 2011 that was acquired from Wyeth and that had been recorded at fair value.

For Assets of discontinued operations and other assets held for sale, the decrease reflects the sale of Capsugel (see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures).

For Identifiable intangible assets, less accumulated amortization, the change also includes the impact of impairments of certain assets (see Notes to Consolidated Financial Statements—Note 4. Other Deductions—Net).

For Other current liabilities, the change also includes the charges recorded for hormone-replacement therapy litigation (see Notes to Consolidated Financial Statements—Note 4. Other Deductions––Net and Note 17. Commitments and Contingencies).

For Pension benefit obligations, the change also reflects the impact of $2.9 billion of company contributions in 2011 (see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans).

For Other noncurrent liabilities, the change also reflects an increase in the fair value of derivative financial instruments in a liability position (see Notes to Consolidated Financial Statements – Note 7A. Financial Instruments: Selected Financial Assets and Liabilities).

Goodwill

Goodwill – Our company was previously managed through two operating segments (Biopharmaceutical and Diversified), and is now managed through five operating segments (see Notes to Consolidated Financial Statements – Note 18. Segment, Geographic and Other Revenue Information for further information). As a result of this change, the goodwill previously associated with our Biopharmaceutical operating segment has been allocated among the Primary Care, Specialty Care and Oncology, and Established Products and Emerging Markets operating segments.

While all reporting units can confront events and circumstances that can lead to impairments (such as, among other things, unanticipated competition, an adverse action or assessment by a regulator, a significant adverse change in legal matters or in the business climate and/or a failure to replace the contributions of products that lose exclusivity), in general, the increased number of biopharmaceutical reporting units significantly increases our risk of goodwill impairment charges as smaller reporting units are inherently less able to absorb negative developments that might affect certain operating assets but not others. However, as a result of our goodwill impairment review work, we concluded that none of our goodwill is impaired as of December 31, 2011, and we do not believe the risk of impairment is significant at this time (see also the “Significant Accounting Policies and Application of Critical Accounting Estimates” section of this Financial Review).

The allocation of biopharmaceutical goodwill and goodwill impairment testing depend heavily on the determination of fair value, as defined by U.S. GAAP, and these judgments can materially impact our results of operations. A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimate and assumptions. For information about the risks associated with estimates and assumptions, see Notes to Consolidated Financial Statements—Note 1C. Significant Accounting Policies: Estimates and Assumptions.

40	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,			% INCR./(DECR.)
(MILLIONS OF DOLLARS)	2011	2010	2009	11/10	10/09
Cash provided by/(used in):
Operating activities	$20,240	$11,454	$16,587	77	(31)
Investing activities	2,200	(492)	(31,272)	*	(98)
Financing activities	(20,607)	(11,174)	14,481	(84)	*
Effect of exchange-rate changes on cash and cash equivalents	(29)	(31)	60	6	*
Net increase/decrease in cash and cash equivalents	1,804	(243)	(144)	*	(69)

* Calculation	not meaningful

Operating Activities

2011 vs. 2010

Our net cash provided by operating activities was $20.2 billion in 2011, compared to $11.5 billion in 2010. The increase in operating cash flows was primarily attributable to:

•

income tax payments made in 2010 of approximately $11.8 billion, primarily associated with certain business decisions executed to finance the Wyeth acquisition, including the decision to repatriate certain funds earned outside the U.S., compared with $2.9 billion in 2011; and

•	the timing of receipts and payments in the ordinary course of business.

In 2010, the cash flow line item called Other tax accounts, net, reflects the $11.8 billion tax payment described above.

2010 vs. 2009

Our net cash provided by continuing operating activities was $11.5 billion in 2010, compared to $16.6 billion in 2009. The decrease in net cash provided by operating activities was primarily attributable to:

•	income tax payments in 2010 of approximately $11.8 billion, primarily associated with certain business decisions executed to finance the Wyeth acquisition, including the decision to repatriate certain funds earned outside the U.S., compared with $2.3 billion in 2009;

partially offset by:

•	the inclusion of operating cash flows from legacy Wyeth operations for a full year in 2010;

•	the non-recurrence of payments in 2009 in connection with the resolution of certain legal matters related to Bextra and certain other products and our NSAID pain medicines of approximately $3.2 billion; and

•    the timing of receipts and payments in the ordinary course of business.

Investing Activities

2011 vs. 2010

Our net cash provided by investing activities was $2.2 billion in 2011, compared to $492 million net cash used in 2010. The increase in cash provided by investing activities was primarily attributable to:

•	net proceeds from redemptions, purchases and sales of investments of $4.1 billion in 2011, which were primarily used to finance our acquisitions, compared to net proceeds from redemptions, purchases and sales of investments of $23 million in 2010; and

•	net proceeds of $2.4 billion received from the sale of Capsugel in 2011 (see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures);

partially offset by:

•	net cash of $3.3 billion paid for the acquisitions of King, Excaliard and Icagen in 2011, compared to $273 million paid for the acquisitions of FoldRx, Vetnex and Synbiotics in 2010.

2010 vs. 2009

Our net cash used in investing activities was $492 million in 2010, compared to $31.3 billion in 2009. The decrease in net cash used in investing activities was primarily attributable to:

•	net cash paid for acquisitions of $273 million in 2010 compared to $43.1 billion in 2009 for the acquisition of Wyeth;

partially offset by:

•	net proceeds from redemptions and sales of investments of $23 million in 2010, compared to net proceeds from redemptions and sales of investments of $12.4 billion in 2009.

2011 Financial Report	41

Financial Review

Pfizer Inc. and Subsidiary Companies

Financing Activities

2011 vs. 2010

Our net cash used in financing activities was $20.6 billion in 2011, compared to $11.2 billion in 2010. The increase in net cash used in financing activities was primarily attributable to:

•	net repayments of borrowings of $5.5 billion in 2011, compared to net repayments of borrowings of $4.2 billion in 2010; and

•	purchases of our common stock of $9.0 billion in 2011, compared to purchases of $1.0 billion in 2010.

2010 vs. 2009

Our net cash used in financing activities was $11.2 billion in 2010 compared to net cash provided by financing activities of $14.5 billion in 2009. The change in financing cash flows was primarily attributable to:

•	net repayments of borrowings of $4.2 billion in 2010, compared to net proceeds from borrowings of $20.1 billion in 2009, primarily associated with our acquisition of Wyeth; and

•	purchases of our common stock of $1.0 billion in 2010, compared to no purchases in 2009.

ANALYSIS OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Net Financial Liabilities, as shown below:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010
Financial assets:
Cash and cash equivalents	$ 3,539	$ 1,735
Short-term investments	23,219	26,277
Short-term loans	51	467
Long-term investments and loans	9,457	9,747
Total financial assets	36,266	38,226
Debt:
Short-term borrowings, including current portion of long-term debt	4,018	5,603
Long-term debt	34,931	38,410
Total debt	38,949	44,013
Net financial liabilities	$ (2,683)	$ (5,787)

We rely largely on operating cash flows, short-term investments, short-term commercial paper borrowings and long-term debt to provide for our liquidity requirements. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future. Due to our significant operating cash flows, including the impact on cash flows of the anticipated cost savings from our cost-reduction and productivity initiatives, as well as our financial assets, access to capital markets and available lines of credit and revolving credit agreements, we further believe that we have the ability to meet our liquidity needs for the foreseeable future, which include:

•	the working capital requirements of our operations, including our research and development activities;

•	investments in our business;

•	dividend payments and potential increases in the dividend rate;

•	share repurchases, including our plan to repurchase approximately $5 billion of our common stock in 2012;

•	the cash requirements associated with our cost-reduction/productivity initiatives;

•	paying down outstanding debt;

•	contributions to our pension and postretirement plans; and

•	business-development activities.

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

Net financial liabilities decreased during 2011 primarily due to a reduction in short-term borrowings and long-term debt. For additional information, see the “Analysis of the Consolidated Statements of Cash Flows” section of this Financial Review.

42	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

Credit Ratings

Two major corporate debt-rating organizations, Moody’s Investors Service (Moody’s) and Standard & Poor’s (S&P), assign ratings to our short-term and long-term debt.

The current ratings assigned by these rating agencies to our commercial paper and senior unsecured non-credit-enhanced long-term debt follow:

NAME OF RATING AGENCY	COMMERCIAL PAPER	LONG-TERM DEBT		DATE OF LAST ACTION
		RATING	OUTLOOK

Moody’s	P-1	A1	Stable	October 2009
S&P	A1+	AA	Stable	October 2009

Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2011, we had access to $9.4 billion of lines of credit, of which $2.3 billion expire within one year. Of these lines of credit, $8.6 billion are unused, of which our lenders have committed to loan us $7.5 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2016, may be used to support our commercial paper borrowings.

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

Selected Measures of Liquidity and Capital Resources

Certain relevant measures of our liquidity and capital resources follow:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2011	2010
Cash and cash equivalents and short-term investments and loans(a)	$26,809	$28,479
Working capital(b)	$29,659	$32,377
Ratio of current assets to current liabilities	2.06:1	2.13:1
Shareholders’ equity per common share(c)	$10.85	$10.96

(a)

See Notes to Consolidated Financial Statements – Note 7. Financial Instruments for a description of investment assets held and for a description of credit risk related to our financial instruments held.

(b)

Working capital includes assets held for sale of $101 million as of December 31, 2011, and $1.4 billion as of December 31, 2010. Working capital also includes liabilities of discontinued operations of $151 million as of December 31, 2010.

(c)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and share held by our employee benefit trust).

In fiscal 2012, we funded our acquisition of Ferrosan’s consumer healthcare business, which closed in December 2011 (which falls in the first fiscal quarter of 2012 for our international operations), with available cash and the proceeds from short-term investments. For additional information on this transaction, see the “Our Business Development Initiatives” section of this Financial Review.

For additional information about the sources and uses of our funds, see the “Analysis of Consolidated Balance Sheets” and “Analysis of Consolidated Statements of Cash Flows” sections of this Financial Review.

Domestic and International Short-Term Funds

Many of our operations are conducted outside the U.S., and significant portions of our cash, cash equivalents and short-term investments are held internationally. We generally hold approximately 10%-30% of these short-term funds in U.S. tax jurisdictions. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of our ongoing liquidity assessments, we regularly monitor the mix of domestic and international cash flows (both inflows and outflows). Repatriation of overseas funds can result in additional U.S. federal, state and local income tax payments. We record U.S. deferred tax liabilities for certain unremitted earnings, but when amounts earned overseas are expected to be permanently reinvested outside of the U.S., no accrual for U.S. taxes is provided.

Accounts Receivable

We continue to monitor developments regarding government and government agency receivables in several European markets, where economic conditions remain uncertain. Historically, payments from a number of European governments and government agencies extend beyond the contractual terms of sale and the trend is worsening. In Greece, certain of our accounts receivable have been restructured into bonds with maturities that further lengthened the repayment timeline.

2011 Financial Report	43

Financial Review

Pfizer Inc. and Subsidiary Companies

We believe that our allowance for doubtful accounts is appropriate. Our assessment is based on an analysis of the following: (i) payments received to date; (ii) the consistency of payments from customers; (iii) direct and observed interactions with the governments (including court petitions) and with market participants (for example, the factoring industry); and (iv) various third-party assessments of repayment risk (for example, rating agency publications and the movement of rates for credit default swap instruments).

As of December 31, 2011, we had about $1.5 billion in aggregate gross accounts receivable from governments and/or government agencies in Spain, Italy, Greece, Portugal and Ireland, where economic conditions remain uncertain. Such receivables in excess of one year from the invoice date were as follows: $290 million in Spain; $139 million in Italy; $81 million in Greece; and $10 million in Portugal.

Although certain European governments and government agencies sometimes delay payments beyond the contractual terms of sale, we seek to appropriately balance repayment risk with the desire to maintain good relationships with our customers and to ensure a humanitarian approach to local patient needs.

We will continue to closely monitor repayment risk and, when necessary, we will continue to adjust our allowance for doubtful accounts and/or write-down our holdings in Greek bonds.

Our assessments about the recoverability of accounts receivables can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Notes to Consolidated Financial Statements—Note 1C. Significant Accounting Policies: Estimates and Assumptions.

Share Purchase Plans

From June 2005 through year-end 2011, we purchased approximately 1.2 billion shares of our common stock for approximately $28 billion. On February 1, 2011, we announced that the Board of Directors authorized a new $5 billion share-purchase plan. On December 12, 2011, we announced that the Board of Directors authorized an additional $10 billion share-purchase plan. In 2011, we purchased approximately 459 million shares of our common stock for approximately $9.0 billion. In 2010, we purchased approximately 61 million shares of our common stock for approximately $1.0 billion. We did not purchase any shares of our common stock in 2009.

After giving effect to share purchases through year-end 2011, our remaining share-purchase authorization is approximately $10 billion at December 31, 2011. During 2012, we anticipate purchasing approximately $5 billion of our common stock, with the remaining authorized amount available in 2013 and beyond.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2011, mature as follows:

		YEARS
(MILLIONS OF DOLLARS)	TOTAL	2012	2013-2014	2015-2016	Thereafter
Long-term debt, including interest obligations(a)	$54,870	$1,658	$10,936	$10,066	$32,210
Other long-term liabilities reflected on our consolidated balance sheet under U.S. GAAP(b)	5,553	506	1,132	1,099	2,816
Lease commitments(c)	1,430	190	314	191	735
Purchase obligations and other(d)	3,835	1,291	1,561	616	367
Uncertain tax positions(e)	491	491	—	—	—

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

44	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

In 2012, we expect to spend approximately $1.5 billion on property, plant and equipment. Planned capital spending mostly represents investment to maintain existing facilities and capacity. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2011, recorded amounts for the estimated fair value of these indemnifications are not significant.

Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Dividends on Common Stock

We paid dividends of $6.2 billion in 2011 and $6.1 billion in 2010 on our common stock. In December 2011, our Board of Directors declared a first-quarter 2012 dividend of $0.22 per share, payable on March 6, 2012, to shareholders of record at the close of business on February 3, 2012. The first-quarter 2012 cash dividend will be our 293rd consecutive quarterly dividend.

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

NEW ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

See Notes to Consolidated Financial Statements—Note 1B. Significant Accounting Policies: New Accounting Standards.

Recently Issued Accounting Standard, Not Adopted as of December 31, 2011

In June 2011, the Financial Accounting Standards Board (FASB) issued an accounting standards update regarding the presentation of comprehensive income in financial statements. The provisions of this standard provide an option to present the components of net income and other comprehensive income either as one continuous statement of comprehensive income or as two separate but consecutive statements. This standard was amended December 2011. The provisions of this new disclosure standard are effective January 1, 2012 and, beginning in 2012, we will provide a separate Statement of Other Comprehensive Income.

In September 2011, the FASB issued an accounting standards update to the guidelines that address the accounting for goodwill to permit a qualitative approach to determining the likelihood of a goodwill impairment charge. The provisions of this new standard are permitted to be adopted early.

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written or oral statements that we make from time to time contain such forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal”, “objective” and other words and terms of similar meaning or by using future dates in connection with any discussion of future operating or financial performance, business plans and prospects, in-line products and product candidates, strategic review, capital allocation, and share-repurchase and dividend-rate plans. In particular, these include statements relating to future actions, business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, share-repurchase and dividend-rate plans, and financial results, including, in particular, the financial guidance and anticipated cost savings set forth in the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” and “Our Financial Guidance for 2012” sections of this Financial Review. Among the factors that could cause actual results to differ materially from past and projected future results are the following:

•	Success of research and development activities including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates;

2011 Financial Report	45

Financial Review

Pfizer Inc. and Subsidiary Companies

•	Decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

•	Speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	Success of external business-development activities;

•	Competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•	Implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

•	Ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

•	Ability to successfully market both new and existing products domestically and internationally;

•	Difficulties or delays in manufacturing;

•	Trade buying patterns;

•	Impact of existing and future legislation and regulatory provisions on product exclusivity;

•	Trends toward managed care and healthcare cost containment;

•	Impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

•	Impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act––and of any modification, repeal or invalidation of any of the provisions thereof;

•	U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

•	Legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

•	Contingencies related to actual or alleged environmental contamination;

•	Claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

•	Significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•	Legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

•	Ability to protect our patents and other intellectual property both domestically and internationally;

•	Interest rate and foreign currency exchange rate fluctuations;

•	Governmental laws and regulations affecting domestic and foreign operations including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

•	Changes in U.S. generally accepted accounting principles;

•	Uncertainties related to general economic, political, business, industry, regulatory and market conditions, including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

•	Any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world and related U.S. military action overseas;

•	Growth in costs and expenses;

•	Changes in our product, segment and geographic mix; and

46	2011 Financial Report

Financial Review

Pfizer Inc. and Subsidiary Companies

•	Impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including (i) our ability to realize the projected benefits of our acquisition of King Pharmaceuticals, Inc.; (ii) our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization; and (iii) the impact of the strategic alternatives that we decide to pursue for our Animal Health and Nutrition businesses.

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2011, which will be filed in February 2012. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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

In addition, under certain market conditions, we protect against possible declines in the reported net investments of our Japanese yen subsidiaries. In these cases, we use currency swaps or foreign currency debt.

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined using various methodologies. For additional details, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities. In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar; all other factors were held constant. If the dollar were to appreciate in 2011 against all other currencies by 10%, the expected adverse impact on net income related to our financial instruments would be immaterial. For additional details, see Notes to Consolidated Financial Statements—Note 7E. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

Interest Rate Risk

Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We also are subject to interest rate risk on euro debt, investments and currency swaps, U.K. debt and currency swaps, Japanese yen short and long-term borrowings and currency swaps. We seek to invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments such as interest rate swaps. In light of current market conditions, our current borrowings are primarily on a long-term, fixed-rate basis. We may change this practice as market conditions change.

2011 Financial Report	47

Financial Review

Pfizer Inc. and Subsidiary Companies

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to interest rate changes. The fair values of these instruments were determined using various methodologies. For additional details, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities. In this sensitivity analysis, we used a one hundred basis point parallel shift in the interest rate curve for all maturities and for all instruments; all other factors were held constant. If there were a one hundred basis point decrease in interest rates, the expected adverse impact on net income related to our financial instruments would be immaterial.

Contingencies

Legal Matters

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business, such as patent litigation, product liability and other product-related litigation, commercial litigation, environmental claims and proceedings, government investigations and guarantees and indemnifications (see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies).

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, and/or criminal charges, which could be substantial.

We believe that our claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued.

We have accrued for losses that are both probable and reasonably estimable. Substantially all of these contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions.

Tax Matters

We account for income tax contingencies using a benefit recognition model. If our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to more likely than not; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, changes in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the “more-likely-than-not” standard.

Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

48	2011 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report

We prepared and are responsible for the financial statements that appear in our 2011 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.

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

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2011.

The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2011 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read
Chairman and Chief Executive Officer

Frank A. D’Amelio	Loretta V. Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 28, 2012

2011 Financial Report	49

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114.

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

As part of its responsibilities for oversight of the Company’s Enterprise Risk Management process, the Committee has reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas, as well as an annual summary of the overall process.

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

In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. The Committee has selected, and the Board of Directors has ratified, the selection of the Company’s independent registered public accounting firm for 2012.

W. Don Cornwell
Chair, Audit Committee

February 28, 2012

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

50	2011 Financial Report

Report of Independent Registered Public Accounting Firm on

The Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:

We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2012 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

KPMG LLP
New York, New York

February 28, 2012

2011 Financial Report	51

Report of Independent Registered Public Accounting Firm on

Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:

We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and our report dated February 28, 2012 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 28, 2012

52	2011 Financial Report

Consolidated Statements of Income

Pfizer Inc. and Subsidiary Companies

	YEAR ENDED DECEMBER 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2011	2010	2009
Revenues	$67,425	$67,057	$49,269
Costs and expenses:
Cost of sales(a)	15,085	15,838	8,459
Selling, informational and administrative expenses(a)	19,468	19,480	14,752
Research and development expenses(a)	9,112	9,392	7,824
Amortization of intangible assets	5,585	5,403	2,877
Acquisition-related in-process research and development charges	—	125	68
Restructuring charges and certain acquisition-related costs	2,934	3,201	4,330
Other deductions—net	2,479	4,336	285
Income from continuing operations before provision for taxes on income	12,762	9,282	10,674
Provision for taxes on income	4,023	1,071	2,145
Income from continuing operations	8,739	8,211	8,529
Discontinued operations:
Income from discontinued operations—net of tax	8	88	97
Gain/(loss) on sale of discontinued operations—net of tax	1,304	(11)	17
Discontinued operations—net of tax	1,312	77	114
Net income before allocation to noncontrolling interests	10,051	8,288	8,643
Less: Net income attributable to noncontrolling interests	42	31	8
Net income attributable to Pfizer Inc.	$10,009	$8,257	$8,635
Earnings per common share—basic:(b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$1.02	$1.22
Discontinued operations—net of tax	0.17	0.01	0.02
Net income attributable to Pfizer Inc. common shareholders	$1.28	$1.03	$1.23
Earnings per common share—diluted:(b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$1.01	$1.21
Discontinued operations—net of tax	0.17	0.01	0.02
Net income attributable to Pfizer Inc. common shareholders	$1.27	$1.02	$1.23
Weighted-average shares—basic	7,817	8,036	7,007
Weighted-average shares—diluted	7,870	8,074	7,045

(a)	Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.
(b)	EPS amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2011 Financial Report	53

Consolidated Balance Sheets

Pfizer Inc. and Subsidiary Companies

	AS OF DECEMBER 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2011	2010
Assets
Cash and cash equivalents	$ 3,539	$ 1,735
Short-term investments	23,219	26,277
Accounts receivable, less allowance for doubtful accounts: 2011—$227; 2010—$208	13,608	13,380
Short-term loans	51	467
Inventories	7,769	8,275
Taxes and other current assets	9,441	9,440
Assets of discontinued operations and other assets held for sale	101	1,439
Total current assets	57,728	61,013
Long-term investments and loans	9,457	9,747
Property, plant and equipment, less accumulated depreciation	16,938	18,645
Goodwill	45,067	43,928
Identifiable intangible assets, less accumulated amortization	53,833	57,555
Taxes and other noncurrent assets	4,979	4,126
Total assets	$188,002	$195,014
Liabilities and Shareholders’ Equity
Short-term borrowings, including current portion of long-term debt: 2011—$6; 2010—$3,502	$ 4,018	$ 5,603
Accounts payable	3,836	3,994
Dividends payable	1,796	1,601
Income taxes payable	1,013	951
Accrued compensation and related items	2,169	2,080
Other current liabilities	15,237	14,256
Liabilities of discontinued operations	—	151
Total current liabilities	28,069	28,636
Long-term debt	34,931	38,410
Pension benefit obligations	6,355	6,194
Postretirement benefit obligations	3,344	3,035
Noncurrent deferred tax liabilities	19,597	18,628
Other taxes payable	6,886	6,245
Other noncurrent liabilities	6,199	5,601
Total liabilities	105,381	106,749

Commitments and Contingencies

Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2011—1,112; 2010—1,279	45	52
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2011—8,902; 2010—8,876	445	444
Additional paid-in capital	71,423	70,760
Employee benefit trusts	(3)	(7)
Treasury stock, shares at cost; 2011—1,327; 2010—864	(31,801)	(22,712)
Retained earnings	46,210	42,716
Accumulated other comprehensive loss	(4,129)	(3,440)
Total Pfizer Inc. shareholders’ equity	82,190	87,813
Equity attributable to noncontrolling interests	431	452
Total shareholders’ equity	82,621	88,265
Total liabilities and shareholders’ equity	$188,002	$195,014

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

54	2011 Financial Report

Consolidated Statements of Shareholders’ Equity

Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	PREFERRED STOCK		COMMON STOCK			EMPLOYEE BENEFIT TRUSTS		TREASURY STOCK
(MILLIONS, EXCEPT PREFERRED SHARES)	SHARES	STATED VALUE	SHARES	PAR VALUE	ADD’L PAID-IN CAPITAL	SHARES	FAIR VALUE	SHARES	COST	RETAINED EARNINGS	ACCUM. OTHER COMP. INC./ (LOSS)	SHARE- HOLDERS’ EQUITY	NON- CONTROLLING INTERESTS	TOTAL SHARE- HOLDERS’ EQUITY
Balance, January 1, 2009	1,804	$ 73	8,863	$443	$70,283	(24)	$(425)	(2,117)	$(57,391)	$49,142	$(4,569)	$57,556	$184	$57,740
Comprehensive income:
Net income										8,635		8,635	8	8,643
Other comprehensive income, net of tax											5,121	5,121	6	5,127
Total comprehensive income												13,756	14	13,770
Acquisition of Wyeth								1,319	35,733	(12,430)		23,303	330	23,633
Cash dividends declared—
Common stock										(4,916)		(4,916)		(4,916)
Preferred stock										(5)		(5)		(5)
Noncontrolling interests													(5)	(5)
Stock option transactions					130	—	9					139		139
Employee benefit trust transactions—net					(61)	7	111					50		50
Preferred stock conversions and redemptions	(293)	(12)			(1)			—	3			(10)		(10)
Purchase of subsidiary shares from noncontrolling interests					(66)							(66)	(102)	(168)
Other			6	—	212	(2)	(28)	(1)	23			207	11	218
Balance, December 31, 2009	1,511	61	8,869	443	70,497	(19)	(333)	(799)	(21,632)	40,426	552	90,014	432	90,446
Comprehensive income:
Net income										8,257		8,257	31	8,288
Other comprehensive income/(loss), net of tax											(3,992)	(3,992)	5	(3,987)
Total comprehensive income												4,265	36	4,301
Cash dividends declared—
Common stock										(5,964)		(5,964)		(5,964)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(17)	(17)
Stock option transactions					161	1	14					175		175
Purchases of common stock								(61)	(1,000)			(1,000)		(1,000)
Employee benefit trust transactions—net					(19)	16	292					273		273
Preferred stock conversions and redemptions	(232)	(9)			(1)			—	2			(8)		(8)
Other			7	1	122	2	20	(4)	(82)			61	1	62
Balance, December 31, 2010	1,279	52	8,876	444	70,760	—	(7)	(864)	(22,712)	42,716	(3,440)	87,813	452	88,265
Comprehensive income:
Net income										10,009		10,009	42	10,051
Other comprehensive loss, net of tax											(689)	(689)	(45)	(734)
Total comprehensive income												9,320	(3)	9,317
Cash dividends declared—
Common stock										(6,512)		(6,512)		(6,512)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(19)	(19)
Stock option transactions					312							312		312
Purchases of common stock								(459)	(9,000)			(9,000)		(9,000)
Preferred stock conversions and redemptions	(167)	(7)			(2)			—	1			(8)		(8)
Other			26	1	353	—	4	(4)	(90)	—		268	1	269
Balance, December 31, 2011	1,112	$ 45	8,902	$445	$71,423	—	$ (3)	(1,327)	$(31,801)	$46,210	$(4,129)	$82,190	$431	$82,621

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2011 Financial Report	55

Consolidated Statements of Cash Flows

Pfizer Inc. and Subsidiary Companies

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009
Operating Activities
Net income before allocation to noncontrolling interests	$10,051	$8,288	$8,643
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	9,026	8,487	4,757
Share-based compensation expense	419	405	349
Asset write-offs and impairment charges	1,198	3,486	305
Acquisition-related in-process research and development charges	—	125	68
(Gain)/loss on disposals	15	(155)	(670)
(Gain)/loss on sale of discontinued operations	(1,688)	11	(15)
Deferred taxes from continuing operations	264	1,937	(9,590)
Deferred taxes on discontinued operations	190	16	8
Benefit plan contributions (in excess of)/less than expense	(1,775)	(688)	546
Other non-cash adjustments	(189)	(19)	199
Other changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(66)	(608)	252
Inventories	1,084	2,917	1,631
Other assets	582	(906)	(851)
Accounts payable and other liabilities	1,147	824	1,501
Other tax accounts, net	(18)	(12,666)	9,454
Net cash provided by operating activities	20,240	11,454	16,587
Investing Activities
Purchases of property, plant and equipment	(1,660)	(1,513)	(1,205)
Purchases of short-term investments	(18,428)	(10,931)	(35,331)
Proceeds from redemptions and sales of short-term investments	13,615	4,543	42,364
Net proceeds from redemptions and sales of short-term investments with original maturities of 90 days or less	10,874	5,950	5,775
Purchases of long-term investments	(4,063)	(3,920)	(6,888)
Proceeds from redemptions and sales of long-term investments	2,147	4,381	6,504
Proceeds from redemptions of short-term loans	561	1,156	1,158
Issuances of short-term loans	(19)	(151)	(565)
Proceeds from redemptions of long-term loans	—	356	—
Issuances of long-term loans	(200)	(208)	(61)
Acquisitions, net of cash acquired	(3,282)	(273)	(43,123)
Proceeds from sale of business	2,376	—	—
Other investing activities	279	118	100
Net cash provided by/(used in) investing activities	2,200	(492)	(31,272)
Financing Activities
Proceeds from short-term borrowings	12,810	6,400	31,159
Principal payments on short-term borrowings	(3,826)	(9,249)	(34,969)
Net proceeds/(payments) on short-term borrowings with original maturities of 90 days or less	(7,540)	(1,297)	874
Proceeds from issuances of long-term debt	1	—	24,023
Principal payments on long-term debt	(6,986)	(6)	(967)
Purchases of common stock	(9,000)	(1,000)	—
Cash dividends paid	(6,234)	(6,088)	(5,548)
Other financing activities	168	66	(91)
Net cash provided by/(used in) financing activities	(20,607)	(11,174)	14,481
Effect of exchange-rate changes on cash and cash equivalents	(29)	(31)	60
Net increase/(decrease) in cash and cash equivalents	1,804	(243)	(144)
Cash and cash equivalents at beginning of year	1,735	1,978	2,122
Cash and cash equivalents at end of year	$3,539	$1,735	$1,978

Supplemental Cash Flow Information
Non-cash transactions:
Acquisition of Wyeth, treasury stock issued	$—	$—	$23,303
Cash paid during the period for:
Income taxes	$2,938	$11,775	$2,300
Interest	2,085	2,155	935

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

56	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

1.	Significant Accounting Policies

A. Consolidation and Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The decision whether or not to consolidate an entity requires consideration of majority voting interests, as well as effective economic or other control over the entity. Typically, we do not seek control by means other than voting interests. For subsidiaries operating outside the United States (U.S.), the financial information is included as of and for the year ended November 30 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated.

As a result of our decision to sell our Capsugel business, we show the operating results of Capsugel as Discontinued operations—net of tax for all periods presented (see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures). Also, due to a change in management approach, we now have different operating segments and have restated our prior period segment information to conform to the current period presentation (see Note 18A. Segment, Geographic and Other Revenue Information: Segment Information). In addition, we made certain reclassification adjustments to conform prior-period amounts to the current period presentation, primarily related to the classification of certain receivables.

On January 31, 2011 (the acquisition date), we completed the tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and acquired approximately 92.5% of the outstanding shares for approximately $3.3 billion in cash. On February 28, 2011, we acquired the remaining outstanding shares of King for approximately $300 million in cash (for additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.). Commencing from the acquisition date, our financial statements include the assets, liabilities, operating results and cash flows of King. As a result, our consolidated financial statements for the year ended December 31, 2011 reflect approximately 11 months of King’s U.S. operations and approximately 10 months of King’s international operations.

On October 15, 2009, we completed our acquisition of Wyeth in a cash-and-stock transaction valued on that date at approximately $68.2 billion (for additional information, see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of Wyeth). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Wyeth. As a result, our consolidated financial statements for the year ended December 31, 2009 reflect approximately two-and-a-half months of Wyeth’s U.S. operations and approximately one-and-a-half months of Wyeth’s international operations.

B. New Accounting Standards

The provisions of the following new accounting standards were adopted in 2011 and did not have a significant impact on our consolidated financial statements:

•	Guidelines that address the recognition and presentation of the fee paid by pharmaceutical companies beginning on January 1, 2011 to the U.S. Treasury as a result of U.S. Healthcare Legislation. As a result of adopting this new standard, we are recording the fee ratably throughout the year in Selling, informational and administrative expenses.

•	An amendment to the guidelines that address the accounting for multiple-deliverable arrangements to enable companies to account for certain products or services separately rather than as a combined unit.

C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded and disclosed in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statements of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales returns and sales allowances), determining cost of sales, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, investments, inventories, fixed assets and intangible assets (including acquired in-process research & development (IPR&D) assets and goodwill), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, the impact of contingencies, rebates, chargebacks, sales returns and sales allowances, and restructuring reserves, all of which also impact the consolidated statements of income.

Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that can be inherently uncertain and unpredictable. If our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. We are subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. We regularly evaluate our estimates and assumptions using historical experience and expectations about the future. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our financial statements on a prospective basis unless they are required to be treated retrospectively under relevant accounting standards. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

2011 Financial Report	57

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

D. Acquisitions

Our consolidated financial statements include the operations of an acquired business after the completion of the acquisition. We account for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. When we acquire net assets that do not constitute a business as defined in U.S. GAAP, no goodwill is recognized.

Contingent consideration, if any, is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. Any liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. These changes in fair value are recognized in earnings.

Amounts recorded for acquisitions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

E. Fair Value

We are often required to measure certain assets and liabilities at fair value, either upon initial measurement or for subsequent accounting or reporting. For example, we use fair value extensively in the initial measurement of net assets acquired in a business combination and when accounting for and reporting on certain financial instruments. We estimate fair value using an exit price approach, which requires, among other things, that we determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of assets and, for liabilities, assuming that the risk of non-performance will be the same before and after the transfer.

When estimating fair value, depending on the nature and complexity of the asset or liability, we may use one or all of the following approaches:

•	Income approach, which is based on the present value of a future stream of net cash flows.

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach, which is based on the cost to acquire or construct comparable assets less an allowance for functional and/or economic obsolescence.

These fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

•	Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable (Level 2 inputs).

•	Unobservable inputs that reflect estimates and assumptions (Level 3 inputs).

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

F. Foreign Currency Translation

For most of our international operations, local currencies have been determined to be the functional currencies. We translate functional currency assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record these translation adjustments in Other comprehensive income/(loss). We translate functional currency statement of income amounts to their U.S. dollar equivalents at average rates for the period. The effects of converting non-functional currency assets and liabilities into the functional currency are recorded in Other deductions—net.

For operations in highly inflationary economies, we translate monetary items at rates in effect at the balance sheet date, with translation adjustments recorded in Other deductions—net, and non-monetary items at historical rates.

58	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

G. Revenues

Revenue Recognition—We record revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as sales rebates, discounts and incentives, and product returns. When we cannot reasonably estimate the amount of future product returns and/or other sales deductions, we record revenues when the risk of product return and/or additional sales deductions have been substantially eliminated. We record sales of certain of our vaccines to the U.S. government as part of the Pediatric Vaccine Stockpile program; these rules require that for fixed commitments made by the U.S. government, we record revenues when risk of ownership for the completed product has been passed to the U.S. government. There are no specific performance obligations associated with products sold under this program.

Deductions from Revenues––As is typical in the biopharmaceutical industry, our gross product sales are subject to a variety of deductions that generally are estimated and recorded in the same period that the revenues are recognized and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations with respect to our biopharmaceutical products. These deductions represent estimates of the related obligations.

Specifically:

•	In the U.S., we record provisions for pharmaceutical Medicaid, Medicare and contract rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. In addition, to account for the impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, U.S. Healthcare Legislation), we also consider the increase in minimum rebate and extension of Medicaid prescription drug rebates for drugs dispensed to enrollees. We estimate discounts on branded prescription drug sales to Medicare Part D participants in the Medicare “coverage gap,” also known as the “doughnut hole,” based on historical experience of beneficiary prescriptions and consideration of the utilization that is expected to result from the new discount in the coverage gap. As appropriate, we will adjust these ratios to better match our current experience or our expected future experience. For contract rebates, we also consider current contract terms, such as changes in formulary status and discount rates.

•	Outside the U.S., the majority of our pharmaceutical rebates, discounts and price reductions are contractual or legislatively mandated, and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending, and we use an estimated allocation factor (based on historical payments) and total revenues by country against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

•	Provisions for pharmaceutical chargebacks (primarily reimbursements to wholesalers for honoring contracted prices to third parties) closely approximate actual as we settle these deductions generally within two to five weeks of incurring the liability.

•	Provisions for pharmaceutical returns are based on a calculation for each market that incorporates the following, as appropriate: local returns policies and practices; returns as a percentage of sales; an understanding of the reasons for past returns; estimated shelf life by product; an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, such as loss of exclusivity, product recalls or a changing competitive environment. Generally, returned products are destroyed, and customers are refunded the sales price in the form of a credit.

•	We record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentives programs.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates and chargebacks were $3.3 billion as of December 31, 2011, and $3.0 billion as of December 31, 2010, and substantially all are included in Other current liabilities.

Amounts recorded for sales deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

Taxes collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis; that is, they are excluded from Revenues.

Collaborative Arrangements—Payments to and from our collaboration partners are presented in our consolidated statements of income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable accounting guidance. Under co-promotion agreements, we record the amounts received from our partners as alliance revenues, a component of Revenues, when our co-promotion partners are the principal in the transaction and we receive a share of their net sales or profits. Alliance revenues are recorded when our co-promotion partners ship the product and title passes to their customers. The related expenses for selling and marketing these products are included in Selling, informational and administrative expenses. In collaborative arrangements where we manufacture a product for our partner, we record revenues when our partner sells the product and title passes to its customer. All royalty payments to collaboration partners are recorded as part of Cost of sales.

2011 Financial Report	59

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

H. Cost of Sales and Inventories

We carry inventories at the lower of cost or market. The cost of finished goods, work in process and raw materials is determined using average actual cost. We regularly review our inventories for impairment and reserves are established when necessary.

I. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are expensed as incurred. Among other things, these expenses include the internal and external costs of marketing, advertising, shipping and handling, information technology and legal defense.

Advertising expenses relating to production costs are expensed as incurred, and the costs of radio time, television time and space in publications are expensed when the related advertising occurs. Advertising expenses totaled approximately $3.9 billion in 2011, $4.0 billion in 2010 and $2.9 billion in 2009.

J. Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with certain licensing arrangements. Before a compound receives regulatory approval in a major market, we record upfront and milestone payments made by us to third parties under licensing arrangements as expense. Upfront payments are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved. Once a compound receives regulatory approval in a major market, we record any milestone payments in Identifiable intangible assets, less accumulated amortization and, unless the assets are determined to have an indefinite life, we amortize them on a straight-line basis over the remaining agreement term or the expected product life cycle, whichever is shorter.

K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•	Goodwill—Goodwill represents the excess of the consideration transferred for an acquired business over the assigned values of its net assets. Goodwill is not amortized.

•	Identifiable intangible assets, less accumulated amortization—These acquired assets are recorded at our cost. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets with indefinite lives that are associated with marketed products are not amortized until a useful life can be determined. Intangible assets associated with IPR&D projects are not amortized until approval is obtained in a major market, typically either the U.S. or the European Union (EU), or in a series of other countries, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

•	Property, plant and equipment, less accumulated depreciation—These assets are recorded at our cost and are increased by the cost of any significant improvements after purchase. Property, plant and equipment assets, other than land and construction in progress, are depreciated on a straight-line basis over the estimated useful life of the individual assets. Depreciation begins when the asset is ready for its intended use. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

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

We review all of our long-lived assets for impairment indicators throughout the year and we perform detailed testing whenever impairment indicators are present. In addition, we perform detailed impairment testing for goodwill and indefinite-lived assets at least annually. When necessary, we record charges for impairments. Specifically:

•	For finite-lived intangible assets, such as Developed Technology Rights, and for other long-lived assets, such as property, plant and equipment, whenever impairment indicators are present, we calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate.

•	For indefinite-lived intangible assets, such as Brands and IPR&D assets, annually and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss, if any, for the excess of book value over fair value. In addition, in all cases of an impairment review other than for IPR&D assets, we re-evaluate whether continuing to characterize the asset as indefinite-lived is appropriate.

•	For goodwill, annually and whenever impairment indicators are present, we determine the fair value of each reporting unit and compare the fair value to its book value. If the carrying amount is found to be greater, we then determine the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill from the fair value of the reporting unit and record an impairment loss for the excess, if any, of the book value of goodwill over the implied fair value.

60	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Impairment reviews can involve a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

L. Restructuring Charges and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with acquisitions when we implement plans to restructure and integrate the acquired operations or in connection with our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs are all restructuring charges and certain costs associated with acquiring and integrating an acquired business. (If the restructuring action results in a change in the estimated useful life of an asset, that incremental impact is classified in Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate). Termination costs are a significant component of our restructuring charges and are generally recorded when the actions are probable and estimable. Transaction costs, such as banking, legal, accounting and other costs incurred in connection with an acquisition are expensed as incurred.

Amounts recorded for restructuring charges and other associated costs can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

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

N. Investments, Loans and Derivative Financial Instruments

Many, but not all, of our financial instruments are carried at fair value. For example, substantially all of our cash equivalents, short-term investments and long-term investments are classified as available-for-sale securities and are carried at fair value, with changes in unrealized gains and losses, net of tax, reported in Other comprehensive/(loss) (see Note 6. Other Comprehensive Income/(Loss)). Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 7A. Financial Instruments: Selected Financial Assets and Liabilities), with changes in fair value reported in current earnings or deferred for qualifying hedging relationships. Virtually all of our valuation measurements for investments, loans and derivative financial instruments are based on the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable.

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

Investments where we have significant influence over the financial and operating policies of the investee are accounted for under the equity method. Under the equity method, we record our share of the investee’s income and expenses in our income statements. The excess of the cost of the investment over our share in the equity of the investee on acquisition date is allocated to the identifiable assets of the investee, with any remainder allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

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

Impairment reviews can involve a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

O. Deferred Tax Assets and Liabilities and Income Tax Contingencies

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax-planning strategies.

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

2011 Financial Report	61

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

Amounts recorded for valuation allowances and income tax contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

P. Pension and Postretirement Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees. Beginning on January 1, 2011, for employees hired in the U.S. and Puerto Rico after December 31, 2010, we no longer offer a defined benefit plan and, instead, offer an enhanced benefit under our defined contribution plan. We recognize the overfunded or underfunded status of each of our defined benefit plans as an asset or liability on our consolidated balance sheet. The obligations generally are measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Our pension and other postretirement obligations may include assumptions such as long-term rate of return on plan assets, expected employee turnover and participant mortality. For our pension plans, the obligation may also include assumptions as to future compensation levels. For our other postretirement benefit plans, the obligation may include assumptions as to the expected cost of providing the healthcare and life insurance benefits, as well as the extent to which those costs are shared with the employee or others (such as governmental programs). Plan assets are measured at fair value. Net periodic benefit costs are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

Amounts recorded for pension and postretirement benefit plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

Q. Legal and Environmental Contingencies

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business, such as patent litigation, product liability and other product-related litigation, commercial litigation, environmental claims and proceedings, government investigations and guarantees and indemnifications. We record accruals for these contingencies to the extent that we conclude that a loss is both probable and reasonably estimable. If some amount within a range of loss appears to be a better estimate than any other amount within the range, we accrue that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, we accrue the lowest amount in the range. We record anticipated recoveries under existing insurance contracts when recovery is assured.

Amounts recorded for contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

R. Share-Based Payments

Our compensation programs can include share-based payments. All grants under share-based payment programs are accounted for at fair value and these fair values generally are amortized on a straight-line basis over the vesting terms into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

Amounts recorded for share-based compensation can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

2.	Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments

A. Acquisition of Wyeth

Description of the Transaction

On October 15, 2009 (the acquisition date), we acquired all of the outstanding equity of Wyeth in a cash-and-stock transaction, valued at the acquisition date at approximately $68.2 billion, in which each share of Wyeth common stock outstanding, with certain limited exceptions, was canceled and converted into the right to receive $33.00 in cash without interest and 0.985 of a share of Pfizer common stock. The stock component was valued at $17.40 per share of Wyeth common stock based on the closing market price of Pfizer’s common stock on the acquisition date, resulting in a total merger consideration value of $50.40 per share of Wyeth common stock.

62	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Wyeth’s core business was the discovery, development, manufacture and sale of prescription pharmaceutical products, including vaccines, for humans. Other operations of Wyeth included the discovery, development, manufacture and sale of consumer healthcare products (over-the-counter products), nutritionals and animal health products. Wyeth was a diversified healthcare company, with product offerings in human, animal, and consumer health, including vaccines, biologics, small molecules and nutrition, across developed and emerging markets. The acquisition of Wyeth added to our pipeline of biopharmaceutical development projects endeavoring to develop medicines to help patients in critical areas, including oncology, pain, inflammation, Alzheimer’s disease, psychoses and diabetes.

In connection with the regulatory approval process, we were required to divest certain animal health assets. Certain of these assets were sold in each of the periods presented. It is possible that additional divestitures of animal health assets may be required based on ongoing regulatory reviews in other jurisdictions worldwide, but they are not expected to be significant to our business.

Fair Value of Consideration Transferred

The consideration transferred to acquire Wyeth follows:
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	CONVERSION CALCULATION	FAIR VALUE	FORM OF CONSIDERATION
Wyeth common stock outstanding as of the acquisition date	1,339.6
Multiplied by Pfizer’s stock price as of the acquisition date multiplied by the exchange ratio of 0.985 ($17.66(a) x 0.985)	$17.40	$23,303	Pfizer common stock(a), (b)

Wyeth common stock outstanding as of the acquisition date	1,339.6
Multiplied by cash consideration per common share outstanding	$33.00	44,208	Cash

Wyeth stock options canceled for a cash payment(c)		405	Cash
Wyeth restricted stock/restricted stock units and other equity-based awards canceled for a cash payment		320	Cash

Total fair value of consideration transferred		$68,236

(a)	The fair value of Pfizer’s common stock used in the conversion calculation represents the closing market price of Pfizer’s common stock on the acquisition date.
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

2011 Financial Report	63

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The assets acquired and liabilities assumed from Wyeth follow:
(MILLIONS OF DOLLARS)	AMOUNTS RECOGNIZED AS OF ACQUISITION DATE (FINAL)
Working capital, excluding inventories(a)	$ 16,366
Inventories	7,971
Property, plant and equipment	9,838
Identifiable intangible assets, excluding in-process research and development	36,062
In-process research and development	13,822
Other noncurrent assets	2,394
Long-term debt	(11,187)
Benefit obligations	(3,175)
Net tax accounts(b)	(23,738)
Other noncurrent liabilities	(1,908)
Total identifiable net assets	46,445
Goodwill(c)	22,117
Net assets acquired	68,562
Less: Amounts attributable to noncontrolling interests	(326)
Total consideration transferred	$ 68,236

(a)	Includes cash and cash equivalents, short-term investments, accounts receivable, other current assets, assets held for sale, accounts payable and other current liabilities.
(b)

As of the acquisition date, included in Taxes and other current assets ($1.2 billion), Taxes and other noncurrent assets ($2.8 billion), Income taxes payable ($500 million), Other current liabilities ($11.1 billion), Noncurrent deferred tax liabilities ($14.0 billion) and Other taxes payable ($2.1 billion, including accrued interest of $300 million).

(c)

Goodwill recognized as of the acquisition date totaled $19.3 billion for our three biopharmaceutical operating segments and $2.8 billion for our Animal Health and Consumer Healthcare and our Nutrition operating segments. (Since the acquisition of Wyeth, we have revised our operating segments. See Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.)

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

•	Environmental Matters––In the ordinary course of business, Wyeth incurred liabilities for environmental matters such as remediation work, asset retirement obligations and environmental guarantees and indemnifications. Virtually all liabilities for environmental matters, including contingencies, were measured at fair value and approximated $570 million as of the acquisition date.

•	Legal Matters––Wyeth was involved in various legal proceedings, including product liability, patent, commercial, environmental, antitrust matters and government investigations, of a nature considered normal to its business (see Note 17. Commitments and Contingencies). Due to the uncertainty of the variables and assumptions involved in assessing the possible outcomes of events related to these items, an estimate of fair value was not determinable. As such, these contingencies were measured under the same “probable and estimable” standard previously used by Wyeth. Liabilities for legal contingencies approximated $1.3 billion as of the acquisition date, which included the recording of additional adjustments of approximately $260 million for legal matters that we intended to resolve in a manner different from what Wyeth had planned or intended.

•	Tax Matters––In the ordinary course of business, Wyeth incurred liabilities for income taxes. Income taxes are exceptions to both the recognition and fair value measurement principles associated with the accounting for business combinations. Reserves for income tax contingencies continue to be measured under the benefit recognition model as previously used by Wyeth (see Note 1O. Significant Accounting Policies: Deferred Tax Assets and Liabilities and Income Tax Contingencies). Net liabilities for income taxes approximated $23.7 billion as of the acquisition date, which included $1.8 billion for uncertain tax positions (not including $300 million of accrued interest). The net tax liability included the recording of additional adjustments of approximately $14.4 billion for the tax impact of fair value adjustments and $10.5 billion for income tax matters that we intended to resolve in a manner different from what Wyeth had planned or intended. For example, because we planned to repatriate certain overseas funds, we provided deferred taxes on Wyeth’s unremitted earnings, as well as on certain book/tax basis differentials related to investments in certain foreign subsidiaries for which no taxes had been previously provided by Wyeth as it was Wyeth’s intention to permanently reinvest those earnings and investments.

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the acquisition of Wyeth includes the following:

64	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

•	the expected synergies and other benefits that we believed would result from combining the operations of Wyeth with the operations of Pfizer;

•	any intangible assets that did not qualify for separate recognition, as well as future, as yet unidentified projects and products; and

•	the value of the going-concern element of Wyeth’s existing businesses (the higher rate of return on the assembled collection of net assets versus if Pfizer had acquired all of the net assets separately).

Goodwill is not amortized and is not deductible for tax purposes (see Note 10A. Goodwill and Other Intangible Assets: Goodwill for additional information).

Actual and Pro Forma Impact of Acquisition

The revenue and earnings of Wyeth included in Pfizer’s consolidated statements of income follow:
(MILLIONS OF DOLLARS)	WYETH’S OPERATIONS INCLUDED IN PFIZER’s 2009 RESULTS(a)
Revenues	$ 3,303
Loss from continuing operations attributable to Pfizer Inc. common shareholders(b)	(2,191)

(a)	The results of Wyeth are included from the acquisition date of October 15, 2009.
(b)

Includes purchase accounting adjustments related to the fair value adjustments for acquisition-date inventory that has been sold ($904 million pre-tax), amortization of identifiable intangible assets acquired from Wyeth ($512 million pre-tax), and restructuring charges and additional depreciation—asset restructuring ($2.1 billion pre-tax).

Supplemental pro forma information follows:
UNAUDITED PRO FORMA CONSOLIDATED RESULTS(a)
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)	YEAR ENDED DECEMBER 31,2009
Revenues	$67,859
Income from continuing operations attributable to Pfizer Inc. common shareholders	11,436
Diluted earnings per common share attributable to Pfizer Inc. common shareholders	1.41

(a)	The pro forma information assumes that the acquisition of Wyeth had occurred on January 1, 2009 for the year ended December 31, 2009.

The unaudited pro forma consolidated results were prepared using the acquisition method of accounting and are based on the historical financial information of Pfizer and Wyeth, reflecting Pfizer and Wyeth results of operations for a 12 month period. The historical financial information has been adjusted to give effect to the pro forma events that are: (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma consolidated results are not necessarily indicative of what our consolidated results of operations actually would have been had we completed the acquisition on January 1, 2009. In addition, the unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisition. The unaudited pro forma consolidated results reflect primarily the following pro forma pre-tax adjustments:

•	Elimination of Wyeth’s historical intangible asset amortization expense (approximately $88 million).

•	Additional amortization expense (approximately $2.4 billion) related to the fair value of identifiable intangible assets acquired.

•	Additional depreciation expense (approximately $200 million) related to the fair value adjustment to property, plant and equipment acquired.

•	Additional interest expense (approximately $316 million) associated with the incremental debt we issued in 2009 to partially finance the acquisition and a reduction of interest income (approximately $320 million) associated with short-term investments under the assumption that a portion of these investments would have been used to partially fund the acquisition. In addition, a reduction in interest expense (approximately $129 million) related to the fair value adjustment of Wyeth debt.

•	Elimination of $904 million related to the fair value adjustments to acquisition-date inventory that has been sold, which is considered non-recurring. There is no long-term continuing impact of the fair value adjustments to acquisition-date inventory, and, as such, the impact of those adjustments is not reflected in the unaudited pro forma operating results.

•	Elimination of $834 million of costs which are directly attributable to the acquisition, and which do not have a continuing impact on the combined company’s operating results. Included in these costs are advisory, legal and regulatory costs incurred by both legacy Pfizer and legacy Wyeth and costs related to a bridge term loan credit agreement with certain financial institutions that has been terminated.

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

2011 Financial Report	65

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B. Acquisition of King Pharmaceuticals, Inc.

Description of the Transaction

On January 31, 2011 (the acquisition date), we completed a tender offer for the outstanding shares of common stock of King at a purchase price of $14.25 per share in cash and acquired approximately 92.5% of the outstanding shares. On February 28, 2011, we acquired all of the remaining shares of King for $14.25 per share in cash. As a result, the total fair value of consideration transferred for King was approximately $3.6 billion in cash ($3.2 billion, net of cash acquired).

King’s principal businesses consist of a prescription pharmaceutical business focused on delivering new formulations of pain treatments designed to discourage common methods of misuse and abuse; the Meridian auto-injector business for emergency drug delivery, which develops and manufactures the EpiPen; an established products portfolio; and an animal health business that offers a variety of feed-additive products for a wide range of species.

Recording of Assets Acquired and Liabilities Assumed

The assets acquired and liabilities assumed from King follow:
(MILLIONS OF DOLLARS)	AMOUNTS RECOGNIZED AS OF ACQUISITION DATE (FINAL)(a)
Working capital, excluding inventories	$ 155
Inventories	340
Property, plant and equipment	412
Identifiable intangible assets, excluding in-process research and development	1,806
In-process research and development	303
Net tax accounts	(328)
All other long-term assets and liabilities, net	102
Total identifiable net assets	2,790
Goodwill(b)	765
Net assets acquired/total consideration transferred	$ 3,555

(a)

Measurement period adjustments were not significant and did not have a significant impact on our earnings, balance sheets or cash flows in any interim period in 2011 and, therefore, we did not retrospectively adjust our interim financial statements.

(b)

Goodwill recorded as of the acquisition date totaled $720 million for our three biopharmaceutical operating segments and $45 million for our Animal Health and Consumer Healthcare operating segment. (Since the acquisition of King, we have revised our operating segments. See Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.)

As of the acquisition date, the fair value of accounts receivable approximated book value acquired. The gross contractual amount receivable was $200 million, virtually all of which was expected to be collected.

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the acquisition of King includes the following:

•	the expected synergies and other benefits that we believed would result from combining the operations of King with the operations of Pfizer;

•	any intangible assets that did not qualify for separate recognition, as well as future, yet unidentified projects and products; and

•	the value of the going-concern element of King’s existing businesses (the higher rate of return on the assembled collection of net assets versus if Pfizer had acquired all of the net assets separately).

Goodwill is not amortized and is not deductible for tax purposes (see Note 10A. Goodwill and Other Intangible Assets: Goodwill for additional information).

The assets and liabilities arising from contingencies recognized as of the acquisition date are not significant to Pfizer’s consolidated financial statements.

Actual and Pro Forma Impact of Acquisition

Revenues from King are included in Pfizer’s consolidated statements of income from the acquisition date, January 31, 2011, through Pfizer’s domestic and international year-ends and were $1.3 billion in 2011. We are no longer able to provide the results of operations attributable to King as those operations have now been substantially integrated.

66	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Supplemental pro forma information follows:
	UNAUDITED PRO FORMA CONSOLIDATED RESULTS(a)
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)	2011	2010
Revenues	$67,534	$68,432
Net income attributable to Pfizer Inc. common shareholders	10,228	8,013
Diluted earnings per share attributable to Pfizer Inc. common shareholders	1.30	0.99

(a)	The pro forma information for December 31, 2011 and 2010 assumes that the acquisition of King occurred on January 1, 2010.

The unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisition. The unaudited pro forma consolidated results reflect the historical financial information of Pfizer and King, adjusted for the following pre-tax amounts:

•	Elimination of King’s historical intangible asset amortization expense (approximately $6 million in 2011 and $116 million in 2010).

•	Additional amortization expense (approximately $15 million in 2011 and $190 million in 2010) related to the fair value of identifiable intangible assets acquired.

•	Additional depreciation expense (approximately $3 million in 2011 and $35 million in 2010) related to the fair value adjustment to property, plant and equipment acquired.

•	Adjustment related to the fair value adjustments to acquisition-date inventory estimated to have been sold (elimination of $160 million charge in 2011 and addition of $160 million charge in 2010).

•

Adjustment for acquisition-related costs directly attributable to the acquisition (elimination of $224 million of charges in 2011 and addition of $224 million of charges in 2010, reflecting charges incurred by both King and Pfizer).

C. Other Acquisitions

Excaliard

On November 30, 2011, we completed our acquisition of Excaliard Pharmaceuticals, Inc. (Excaliard), a privately-owned biopharmaceutical company focused on developing novel drugs for the treatment of skin fibrosis, more commonly referred to as skin scarring. Excaliard ‘s lead compound, EXC-001, is an antisense oligonucleotide designed to interrupt the process of fibrosis by inhibiting expression of connective tissue growth factor (CTGF), and has produced positive clinical results in reducing scar severity in certain Phase 2 trials. The total consideration for the acquisition was approximately $174 million, which consisted of an upfront payment to Excaliard’s shareholders of about $86 million and contingent consideration with an estimated acquisition-date fair value of about $88 million. The contingent consideration consists of up to $230 million in additional payments that are contingent upon attainment of future regulatory and revenue milestones. In connection with this acquisition, we recorded approximately $257 million in Identifiable intangible assets—in-process research and development.

The fair value of the contingent consideration at the acquisition date was estimated by utilizing a probability-weighted income approach. We started with an estimate of the timing of the potential cash payments by year, based on our expectation as to when the future regulatory and commercial milestones might be achieved, adjusted the payments to reflect the likelihood of payment, and then discounted each of those projected payments to arrive at a present value amount. Subsequent to the acquisition date, we remeasure the contingent consideration liability at current fair value at every reporting period with changes recorded in Other deductions—net.

Icagen

On September 20, 2011, we completed our cash tender offer for the outstanding shares of Icagen, Inc. (Icagen), resulting in approximately 70% ownership of the outstanding shares of Icagen, a biopharmaceutical company focused on discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. On October 27, 2011, we acquired all of the remaining shares of Icagen. In connection with this acquisition, we recorded approximately $19 million in Identifiable intangible assets.

FoldRx Pharmaceuticals, Inc.

On October 6, 2010, we completed our acquisition of FoldRx Pharmaceuticals, Inc. (FoldRx), a privately-held drug discovery and clinical development company, whose portfolio includes clinical and preclinical programs for investigational compounds to treat diseases caused by protein misfolding. The total consideration for the acquisition was approximately $400 million, which consisted of an upfront payment to FoldRx’s shareholders of about $200 million and contingent consideration with an estimated acquisition-date fair value of about $200 million. The contingent consideration consists of up to $455 million in additional payments that are contingent upon the attainment of future regulatory and commercial milestones. In connection with this acquisition, we recorded approximately $500 million in Identifiable intangible assets—in-process research and development and approximately $60 million in Goodwill.

The fair value of the contingent consideration at the acquisition date was estimated by utilizing a probability-weighted income approach. We started with an estimate of the probability weighted potential cash payments by year, based on our expectation as to when the future regulatory and commercial milestones might be achieved, and then we discounted each of those projected payments to arrive at a present value amount. Subsequent to the acquisition date, we remeasure the contingent consideration liability at current fair value at every reporting period with changes recorded in Other deductions—net.

2011 Financial Report	67

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

FoldRx’s lead product candidate, Vyndaqel (tafamidis meglumine), a first-in-class oral therapy for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP), a progressively fatal genetic neurodegenerative disease, for which liver transplant is the only treatment option currently available, was approved in the EU in November 2011 and our new drug application was accepted for review in the U.S. in February 2012. As a result of the November EU approval and changes in the commercial forecasts, we increased our contingent consideration liability by approximately $85 million in 2011, with the changes recorded in Other deductions – net.

D. Divestitures

On August 1, 2011, we completed the sale of our Capsugel business for approximately $2.4 billion in cash. In connection with the decision to sell, the operating results associated with the Capsugel business are classified as Discontinued operations—net of tax in the consolidated statements of income for all periods presented, and the assets and liabilities associated with this business are classified into Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate, in the consolidated balance sheets for all applicable periods presented.

The components of Discontinued operations—net of tax, substantially all of which relate to our Capsugel business, follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009

Revenues	$ 507	$ 752	$ 740

Pre-tax (loss)/income from discontinued operations	$ 31	$ 140	$ 148
Provision for taxes on income(a), (c)	23	52	51

Income from discontinued operations—net of tax	8	88	97

Pre-tax gain/(loss) on sale of discontinued operations	1,688	(11)	15
Provision/(benefit) for taxes on income(b), (d)	384	—	(2)

Gain/(loss) on sale of discontinued operations—net of tax	1,304	(11)	17

Discontinued operations—net of tax	$1,312	$ 77	$ 114

(a)	Deferred tax amounts are not significant for 2011.
(b)	Includes a deferred tax expense of $190 million for 2011.
(c)	Includes deferred tax expense of $16 million and $8 million, respectively for 2010 and 2009.
(d)	Deferred tax amounts are not significant for 2010 and 2009.

The components of Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, most of which relate to our Capsugel business, follow:

(MILLIONS OF DOLLARS)	YEAR ENDED DECEMBER 31, 2010

Accounts receivable	$ 186
Inventories	130
Taxes and other current assets	47
Property, plant and equipment	1,009
Goodwill	19
Identifiable intangible assets	3
Taxes and other noncurrent assets	45

Assets of discontinued operations and other assets held for sale	$1,439

Current liabilities	$ 124
Other liabilities	27

Liabilities of discontinued operations	$ 151

The net cash flows of our discontinued operations for each of the categories of operating, investing and financing activities were not significant for any period presented.

E. Collaborative Arrangements

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

68	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The amounts and classification of payments (income/(expense)) between us and our collaboration partners follow:
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009
Revenues—Revenues(a)	$1,029	$ 710	$ 676
Revenues—Alliance revenues(b)	3,630	4,084	2,925
Total revenues from collaborative arrangements	4,659	4,794	3,601
Cost of sales(c)	(420)	(124)	(175)
Selling, informational and administrative expenses(d)	(237)	(131)	10
Research and development expenses(e)	(299)	(316)	(361)
Other deductions—net	34	37	37

(a)	Represents sales to our partners of products manufactured by us.
(b)	Substantially all relate to amounts earned from our partners under co-promotion agreements.
(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.
(d)	Represents net reimbursements from our partners/(to our partners) for selling, informational and administrative expenses incurred.
(e)

Primarily related to net reimbursements, as well as upfront payments and milestone payments earned by our partners. The upfront and milestone payments were as follows: $210 million in 2011, $147 million in 2010 and $150 million in 2009.

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements. In addition, during 2011 we paid $61 million in milestones to a collaboration partner. These payments were recorded in Identifiable intangible assets-developed technology rights.

F. Equity-Method Investments

Investment in Laboratório Teuto Brasileiro

On November 8, 2010, we consummated our partnership to develop and commercialize generic medicines with Laboratório Teuto Brasileiro S.A. (Teuto) a leading generics company in Brazil. As part of the transaction, we acquired a 40 percent equity stake in Teuto, and entered into a series of commercial agreements. The partnership is enhancing our position in Brazil, a key emerging market, by providing access to Teuto’s portfolio of products. Through this partnership, we have access to significant distribution networks in rural and suburban areas in Brazil and the opportunity to register and commercialize Teuto’s products in various markets outside of Brazil. Under the terms of our purchase agreement with Teuto, we made an upfront payment at the closing of approximately $230 million. In addition, Teuto will be eligible to receive a performance-based milestone payment from us in 2012 of up to approximately $200 million. We have an option to acquire the remaining 60 percent of Teuto’s shares beginning in 2014, and Teuto’s shareholders have an option to sell their 60 percent stake to us beginning in 2015. The portion of the total arrangement consideration that was allocated to the net call/put option, based on relative fair values of the 40% equity investment and net option respectively, is being accounted for at cost and will be evaluated for impairment on an ongoing basis.

We are accounting for our interest in Teuto as an equity method investment due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest. Our investment in Teuto is reported as a private equity investment in Long-term investments and loans. Our share of Teuto’s income and expenses is recorded in Other deductions—net.

Formation of ViiV

On October 30, 2009, we and GlaxoSmithKline plc (GSK) created a new company, ViiV Healthcare Limited (ViiV), which is focused solely on research, development and commercialization of human immunodeficiency virus (HIV) medicines. We and GSK have contributed certain existing HIV-related products, pipeline assets and research assets to ViiV and will perform R&D and manufacturing services. The R&D Services Agreement provides that we will perform R&D services for pipeline and marketed products contributed by us and that such services be billed at our internal cost plus a profit margin. After two and a half years, either party may terminate this agreement with six months’ notice. The Contract Manufacturing Agreement provides that we will manufacture and supply products to ViiV for four years at a price that incorporates a profit margin. Prior to the agreed termination date, ViiV may terminate this agreement at any time with approximately one-year’s notice. Further, Pfizer and GSK have entered into a 3-year Research Alliance Agreement with ViiV under which each party, at its sole discretion, may conduct research programs in order to achieve Proof of Concept for an HIV Therapy Compound. ViiV will have a right of first negotiation on compounds that reach Proof of Concept.

We recognized a gain of approximately $482 million in connection with the formation, which was recorded in Other deductions—net in the fourth quarter of 2009. Since we held a 15% equity interest in ViiV, we had an indirect retained interest in the contributed assets; as such, 15% of the gain, or $72 million, is the portion of the gain associated with that indirect retained interest. In valuing our investment in ViiV (which includes the indirect retained interest in the contributed assets), we used discounted cash flow techniques, utilizing an 11% discount rate and a terminal year growth factor of 3%.

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

2011 Financial Report	69

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

We are accounting for our interest in ViiV as an equity method investment due to the significant influence we have over the operations of ViiV through our board representation and minority veto rights. Our investment in ViiV is reported as a private equity investment in Long-term investments and loans. Our share of ViiV’s income and expenses is recorded in Other deductions—net.

3.	Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

We incur significant costs in connection with acquiring businesses and restructuring and integrating acquired businesses and in connection with our global cost-reduction and productivity initiatives. For example:

•	for our cost-reduction and productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems; and

•	for our acquisition activity, we typically incur costs that can include transaction costs, integration costs (such as expenditures for consulting and the integration of systems and processes) and restructuring charges, related to employees, assets and activities that will not continue in the combined company.

All of our businesses and functions can be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as functions such as information technology, shared services and corporate operations. In early February 2011, we announced a new research and productivity initiative to accelerate our strategies to improve innovation and overall productivity in R&D by prioritizing areas with the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time.

The components of costs incurred in connection with our acquisitions and our cost-reduction/productivity initiatives follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009
Transaction costs(a)	$30	$22	$768
Integration costs(b)	730	1,004	569
Restructuring charges(c)
Employee termination costs	1,791	1,114	2,564
Asset impairments	256	870	159
Other	127	191	270
Restructuring charges and certain acquisition-related costs	2,934	3,201	4,330
Additional depreciation—asset restructuring, recorded in our consolidated statements of income as follows(d):
Cost of Sales	557	527	133
Selling, informational and administrative expenses	75	227	53
Research and development expenses	607	34	55
Total additional depreciation—asset restructuring	1,239	788	241
Implementation costs, recorded in our consolidated statements of income as follows(e)
Cost of sales	250	—	46
Selling, informational and administrative expenses	25	—	159
Research and development expenses	72	—	36
Other deductions—net	—	—	9
Total implementation costs	347	—	250
Total costs associated with cost-reduction and productivity initiatives and acquisition activity	$4,520	$3,989	$4,821

(a)

Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Substantially all of the costs incurred in 2009 were fees related to a $22.5 billion bridge term loan credit agreement entered into with certain financial institutions on March 12, 2009 to partially fund our acquisition of Wyeth. The bridge term loan credit agreement was terminated in June 2009 as a result of our issuance of approximately $24.0 billion of senior unsecured notes in the first half of 2009.

(b)

Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes.

(c)

From the beginning of our cost-reduction and productivity initiatives in 2005 through December 31, 2011, Employee termination costs represent the expected reduction of the workforce by approximately 57,400 employees, mainly in manufacturing and sales and research, of which approximately 42,800 employees have been terminated as of December 31, 2011. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination. Asset impairments primarily include charges to write down property, plant and equipment to fair value. Other primarily includes costs to exit certain assets and activities.

The restructuring charges in 2011 are associated with the following:

•

Primary Care operating segment ($593 million), Specialty Care and Oncology operating segment ($220 million), Established Products and Emerging Markets operating segment ($110 million), Animal Health and Consumer Healthcare operating segment ($51 million), Nutrition operating segment ($4 million), research and development operations ($489 million), manufacturing operations ($280 million) and Corporate ($427 million).

70	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The restructuring charges in 2010 are associated with the following:

•

Primary Care operating segment ($71 million), Specialty Care and Oncology operating segment ($197 million), Established Products and Emerging Markets operating segment ($43 million), Animal Health and Consumer Healthcare operating segment ($46 million), Nutrition operating segment ($4 million), research and development operations ($292 million), manufacturing operations ($1.1 billion) and Corporate ($455 million).

The restructuring charges in 2009 are associated with the following:

•

Our three biopharmaceutical operating segments ($1.3 billion), Animal Health and Consumer Healthcare operating segment ($250 million), Nutrition operating segment ($4 million income), research and development operations ($339 million), manufacturing operations ($292 million) and Corporate ($781 million).

(d)	Additional depreciation—asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.
(e)	Implementation costs generally represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction and productivity initiatives.

The components of restructuring charges follow:
	COSTS INCURRED	ACTIVITY THROUGH DECEMBER 31,	ACCRUAL AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2005-2011	2011(a)	2011(b)
Employee termination costs	$10,602	$ 8,167	$2,434
Asset impairments	2,564	2,564	—
Other	1,022	931	92
Total	$14,188	$11,662	$2,526

(a)	Includes adjustments for foreign currency translation.
(b)	Included in Other current liabilities ($1.6 billion) and Other noncurrent liabilities ($928 million).

4.	Other Deductions—Net

The components of Other deductions—net follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009
Interest income	$(458)	$(402)	$(747)
Interest expense	1,681	1,797	1,232
Net interest expense(a)	1,223	1,395	485
Royalty-related income	(570)	(579)	(243)
Net gains on asset disposals(b)	(1)	(262)	(188)
Certain legal matters, net(c)	790	1,737	234
Certain asset impairment charges(d)	863	2,175	417
Gain related to ViiV(e)	—	—	(482)
Other, net	174	(130)	62
Other deductions—net	$2,479	$4,336	$285

(a)

2011 vs. 2010 - Interest income increased due to higher cash balances and higher interest rates earned on investments. Interest expense decreased due to lower long- and short-term debt balances and the conversion of some fixed-rate liabilities to floating rate liabilities. 2010 vs. 2009 – Interest expense increased due to our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and approximately $10.5 billion of senior unsecured notes on June 3, 2009, primarily related to the acquisition of Wyeth, as well as the addition of legacy Wyeth debt. Interest income decreased due to lower interest rates, coupled with lower average cash balances. Capitalized interest expense totaled $50 million in 2011, $36 million in 2010 and $34 million in 2009.

(b)

In 2010 and 2009, represents gains on sales of certain investments and businesses. Net gains primarily include realized gains and losses on sales of available-for-sale securities: in 2011, 2010 and 2009, gross realized gains were $79 million, $153 million and $186 million, respectively. Gross realized losses were $73 million in 2011, $12 million in 2010 and $43 million in 2009. Proceeds, primarily from the sale of available-for-sale securities, were $10.2 billion in 2011, $5.3 billion in 2010 and $27.0 billion in 2009.

(c)

In 2011, primarily relates to charges for hormone-replacement therapy litigation. In 2010, includes a $1.3 billion charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

(d)

The majority of the asset impairment charges for 2011 and 2010 are related to intangible assets, including in-process research and development (IPR&D) assets, which were acquired as part of our acquisition of Wyeth.

In 2011, the impairment charges of $863 million include (i) approximately $475 million of IPR&D assets, primarily related to two compounds for the treatment of certain autoimmune and inflammatory diseases; (ii) approximately $195 million related to our biopharmaceutical indefinite-lived brand, Xanax; and (iii) approximately $185 million of Developed Technology Rights comprising the impairments of five assets. These impairment charges reflect, among other things, the impact of new scientific findings and the increased competitive environment. The impairment charges are associated with the following: Worldwide Research and Development ($394 million); Established Products ($193 million); Specialty Care ($135 million); Primary Care ($56 million); Oncology ($56 million); Animal Health ($17 million); and other ($12 million).

In 2010, the impairment charges of $2.2 billion include (i) approximately $950 million of IPR&D assets, primarily Prevnar 13/Prevenar 13 Adult, a compound for the prevention of pneumococcal disease in adults age 50 and older, and Neratinib, a compound for the treatment of breast cancer; (ii) approximately $700 million of indefinite-lived Brands, related to Third Age, infant formulas for the first 12-36 months of age, and Robitussin, a cough suppressant; and (iii) approximately $550 million of Developed Technology Rights, primarily Thelin, a product that treated pulmonary hypertension, and Protonix, a product that treats erosive gastroesophageal reflux disease.

2011 Financial Report	71

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

These impairment charges, most of which occurred in the third quarter of 2010, reflect, among other things, the following: for IPR&D assets, the impact of changes to the development programs, the projected development and regulatory timeframes and the risk associated with these assets; for Brand assets, the current competitive environment and planned investment support; and, for Developed Technology Rights, in the case of Thelin, we voluntarily withdrew the product in regions where it was approved and discontinued all clinical studies worldwide, and for the others, an increased competitive environment. The impairment charges are generally associated with the following: Specialty Care ($708 million); Oncology ($396 million); Nutrition ($385 million); Consumer Healthcare ($292 million); Established Products ($182 million); Primary Care ($145 million); Worldwide Research and Development ($54 million); and other ($13 million).

In 2009, the impairment charge of $417 million primarily relates to certain materials used in our research and development activities that were no longer considered recoverable.

(e)

Represents a gain related to ViiV, an equity method investment, which is focused solely on research, development and commercialization of HIV medicines (see Note 2F. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments).

5.	Taxes on Income

A. Taxes on Income

The components of Income from continuing operations before provision for taxes on income follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009
United States	$(2,254)	$(2,513)	$(3,694)
International	15,016	11,795	14,368
Income from continuing operations before provision for taxes on income(a), (b)	$12,762	$9,282	$10,674

(a)

2011 vs. 2010 – The decrease in the domestic loss was primarily due to the non-recurrence of a charge of $1.3 billion (pre-tax) in 2010 for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc., partially offset by a reduction in revenues due to the loss of exclusivity for several biopharmaceutical products and the impact of the U.S. Healthcare Legislation. The increase in international income was due to the favorable impact of foreign exchange, higher impairment charges in 2010, as well as increased revenues from the biopharmaceutical products such as the Prevnar/Prevenar franchise, Enbrel and Celebrex.

(b)

2010 vs. 2009 – The decrease in the domestic loss was due to revenues from legacy Wyeth products and a reduction in domestic restructuring charges partially offset by increased amortization charges primarily related to identifiable intangibles in connection with our acquisition of Wyeth and litigation charges primarily related to our wholly owned subsidiary Quigley Company, Inc. The decrease in international income was due primarily to an increase in international restructuring and amortization charges plus the non-recurrence of the gain in 2009 in connection with the formation of ViiV, partially offset by revenues from legacy Wyeth products.

The components of Provision for taxes on income based on the location of the taxing authorities, follow:
	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009
United States:
Current income taxes:
Federal	$1,349	$(2,763)	$10,151
State and local	208	(315)	68
Deferred income taxes:
Federal	349	2,010	(10,005)
State and local	(242)	(6)	(93)
Total U.S. tax provision/(benefit)(a), (b), (c)	1,664	(1,074)	121
International:
Current income taxes	2,202	2,212	1,516
Deferred income taxes	157	(67)	508
Total international tax provision	2,359	2,145	2,024
Provision for taxes on income(d)	$4,023	$1,071	$2,145

(a)

In 2011, the Federal deferred income tax expense includes approximately $2.1 billion as a result of providing U.S. deferred income taxes on certain current-year funds earned outside of the U.S. that will not be permanently reinvested overseas. (See Note 5C. Taxes on Income: Deferred Taxes.)

(b)

In 2010, the Federal current income tax benefit is primarily due to the tax benefit recorded in connection with our $1.4 billion settlement with the U.S. Internal Revenue Service and the reversal of $600 million of accruals related to interest on these unrecognized tax benefits. (See below). The Federal deferred income tax expense includes approximately $2.5 billion as a result of providing U.S. deferred income taxes on certain current-year funds earned outside of the U.S. that will not be permanently reinvested overseas. (See Note 5C. Taxes on Income: Deferred Taxes).

(c)

In 2009, virtually all of the Federal current income tax expense was due to increased tax costs associated with certain business decisions executed to finance the Wyeth acquisition, including the decision to repatriate certain funds earned outside of the U.S. In addition, virtually all of the Federal deferred income tax benefit was due to a reduction of deferred tax liabilities recorded in connection with our acquisition of Wyeth. (See Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of Wyeth).

(d)

In 2011, federal, state and international net tax liabilities assumed or established on the date of the acquisition primarily of King are excluded. In 2010 and 2009, federal, state and international net tax liabilities assumed or established on the date of the acquisition primarily of Wyeth are excluded. (See Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of Wyeth and Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.)

72	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Settlements and Other Items Impacting Provision for Taxes on Income

In 2011, the Provision for taxes on income was impacted by the following:

•	Tax benefits of approximately $190 million resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, and from the expiration of certain statutes of limitations, as well as the reversal of approximately $77 million of accruals related to interest on these unrecognized tax benefits;

•	A tax benefit of approximately $80 million, inclusive of interest, resulting from the settlement of certain audits with the U.S. Internal Revenue Service; and

•	Tax benefits of approximately $270 million resulting from charges related to the hormone-therapy litigation.

In 2011, the $248 million fee payable to the federal government, recorded in Selling, informational and administrative expenses, as a result of the U.S. Healthcare Legislation, is not deductible for U.S. income tax purposes.

In 2010, the Provision for taxes on income was impacted by the following:

•	A tax benefit of approximately $1.4 billion recorded in the fourth quarter, related to an audit settlement with the U.S. Internal Revenue Service and the reversal of approximately $600 million of accruals related to interest on these unrecognized tax benefits;

•	The write-off of approximately $270 million of deferred tax assets related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from the provisions of the U.S. Healthcare Legislation enacted in March 2010 concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012;

•	Tax benefits of approximately $320 million resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, and the expiration of certain statute of limitations, as well as the reversal of approximately $140 million of accruals related to interest on these unrecognized tax benefits; and

•	Tax benefits of approximately $506 million resulting from charges for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

In 2009, the Provision for taxes on income was impacted by the following:

•	A tax benefit of approximately $174 million, recorded in the third quarter, related to the final resolution of an agreement-in-principle with the DOJ to settle investigations of past promotional practices concerning Bextra and certain other investigations. This resulted in the receipt of information that raised our assessment of the likelihood of prevailing on the technical merits of our tax position; and

•	A tax benefit of approximately $556 million related to the sale of one of our biopharmaceutical companies, Vicuron Pharmaceuticals, Inc. The sale, for nominal consideration, resulted in a loss for tax purposes. This tax benefit is a result of the significant initial investment in the entity at the time of acquisition, primarily reported as an income statement charge for IPR&D at acquisition date.

In 2009, we incurred certain costs associated with the Wyeth acquisition that are not deductible for tax purposes.

See also Note 5D. Taxes on Income: Tax Contingencies.

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:

	0000000000000	0000000000000	0000000000000

	YEAR ENDED DECEMBER 31,
	2011	2010	2009

U.S. statutory income tax rate	35.0%	35.0%	35.0%
Taxation of non-U.S. operations (a)	(3.3)	2.2	(9.4)
Resolution of certain tax positions(b)	(2.7)	(26.4)	—
Sales of biopharmaceutical companies(c)	0.2	—	(5.1)
U.S. Healthcare Legislation(c)	0.7	2.8	—
U.S. research tax credit and manufacturing deduction	(0.9)	(2.3)	(1.3)
Legal settlements(c)	—	0.4	(1.6)
Acquired IPR&D(d)	—	0.5	0.2
Wyeth acquisition-related costs(c)	—	0.5	2.4
All other—net	2.5	(1.2)	(0.1)

Effective tax rate for income from continuing operations	31.5%	11.5%	20.1%

(a)

For taxation of non-U.S. operations, this rate impact reflects the fact that we operate manufacturing subsidiaries in Puerto Rico, Ireland, and Singapore. We benefit from a Puerto Rican incentive grant that expires in 2029. Under the grant, we are partially exempt from income, property and municipal taxes. In Ireland, we benefited from an incentive tax rate effective through 2010 on income from manufacturing operations. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing operations. The rate impact also reflects the jurisdictional location of earnings, the costs of certain repatriation decisions and uncertain tax positions.

2011 Financial Report	73

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

(b)	For a discussion about the resolution of certain tax positions, see Note 5D. Taxes on Income: Tax Contingencies.
(c)

For a discussion about the sales of the biopharmaceutical companies, the impact of U.S. Healthcare Legislation, legal settlements and Wyeth acquisition related costs, see Note 5A. Taxes on Income: Taxes on Income.

(d)	The charges for acquired IPR&D are primarily not deductible for tax purposes.

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting follow:

	2011 DEFERRED TAX		2010 DEFERRED TAX
(MILLIONS OF DOLLARS)	ASSETS	(LIABILITIES)	ASSETS	(LIABILITIES)

Prepaid/deferred items	$1,611	$ (211)	$1,321	$ (112)
Inventories	324	(52)	132	(59)
Intangibles	1,713	(16,014)	1,165	(17,104)
Property, plant and equipment	226	(1,326)	420	(2,146)
Employee benefits	4,285	(524)	4,479	(56)
Restructurings and other charges	554	(95)	1,359	(70)
Legal and product liability reserves	1,812	—	1,411	—
Net operating loss/credit carryforwards	4,414	—	4,575	—
Unremitted earnings	—	(11,699)	—	(9,524)
State and local tax adjustments	476	—	452	—
All other	1,197	(125)	601	(554)

Subtotal	16,612	(30,046)	15,915	(29,625)
Valuation allowance	(1,201)	—	(894)	—

Total deferred taxes	$15,411	$(30,046)	$15,021	$(29,625)

Net deferred tax liability(a),(b)		$(14,635)		$(14,604)

(a)

2011 vs. 2010 – The net deferred tax liability position in 2011 was about the same as 2010 and reflects an increase in noncurrent deferred tax liabilities related to intangibles established in connection with our acquisition of King and an increase in noncurrent deferred tax liabilities on unremitted earnings, partially offset by the reduction in noncurrent deferred tax liabilities related to the amortization of identifiable intangibles, and an increase in current deferred tax assets established as a result of litigation charges related to hormone therapy.

(b)

In 2011, included in Taxes and other current assets ($4.0 billion), Taxes and other noncurrent assets ($1.2 billion), Other current liabilities ($291 million) and Noncurrent deferred tax liabilities ($19.6 billion). In 2010, included in Taxes and other current assets ($3.0 billion), Taxes and other noncurrent assets ($1.2 billion), Other current liabilities ($108 million) and Noncurrent deferred tax liabilities ($18.6 billion).

We have carryforwards, primarily related to foreign tax credits, net operating and capital losses, and charitable contributions, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2012 to 2031. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies.

As of December 31, 2011, we have not made a U.S. tax provision on approximately $63.0 billion of unremitted earnings of our international subsidiaries. As of December 31, 2011, as these earnings are intended to be permanently reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability is not practicable.

D. Tax Contingencies

We are subject to income tax in many jurisdictions, and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. All of our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. These tax audits can involve complex issues, interpretations and judgments and the resolution of matters may span multiple years, particularly if subject to negotiation or litigation. For a description of our accounting policies associated with accounting for income tax contingencies, see Note 1O. Significant Accounting Policies: Deferred Tax Assets and Liabilities and Income Tax Contingencies. For a description of the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2011 and 2010, we had approximately $6.1 billion and $5.8 billion, respectively, in net liabilities associated with uncertain tax positions, excluding associated interest:

•

Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2011 and 2010, we had approximately $1.2 billion and $1.0 billion, respectively, in assets associated with uncertain tax positions recorded in Taxes and other noncurrent assets.

74	2011 Financial Report

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:

(MILLIONS OF DOLLARS)	2011	2010	2009

Balance, January 1	$(6,759)	$(7,657)	$(5,372)
Acquisitions(a)	(72)	(49)	(1,785)
Increases based on tax positions taken during a prior period(b)	(502)	(513)	(79)
Decreases based on tax positions taken during a prior period(b), (c)	271	2,384	38
Decreases based on cash payments for a prior period	575	280	—
Increases based on tax positions taken during the current period(b)	(855)	(1,396)	(941)
Decreases based on tax positions taken during the current period	—	—	712
Impact of foreign exchange	(89)	104	(284)
Other, net(d)	122	88	54

Balance, December 31(e)	$(7,309)	$(6,759)	$(7,657)

(a)	The amount in 2011 primarily relates to the acquisition of King and the amounts in 2010 and 2009 primarily relate to the acquisition of Wyeth.
(b)	Primarily included in Provision for taxes on income.
(c)	In 2011, 2010, and 2009, the decreases are primarily a result of effectively settling certain issues with the U.S. and foreign tax authorities. See discussions below.
(d)	Primarily includes decreases as a result of a lapse of applicable statutes of limitations.
(e)

In 2011, included in Income taxes payable ($357 million), Taxes and other current assets ($11 million), Taxes and other noncurrent assets ($225 million), Noncurrent deferred tax liabilities ($677 million) and Other taxes payable ($6.0 billion). In 2010, included in Income taxes payable ($421 million), Taxes and other current assets ($279 million), Taxes and other noncurrent assets ($169 million), Noncurrent deferred tax liabilities ($369 million) and Other taxes payable ($5.5 billion).

•

Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our consolidated statements of income. In 2011, we recorded net interest expense of $203 million. In 2010, we recorded net interest income of $545 million, primarily as a result of settling certain issues with the U.S. and various foreign tax authorities, which are discussed below. In 2009, we recorded net interest expense of $191 million. Gross accrued interest totaled $951 million as of December 31, 2011 (reflecting a decrease of approximately $203 million as a result of cash payments) and $952 million as of December 31, 2010. In 2011, these amounts were included in Income taxes payable ($120 million), Taxes and other current assets ($2 million) and Other taxes payable ($829 million). In 2010, these amounts were included in Income taxes payable ($112 million), Taxes and other current assets ($122 million) and Other taxes payable ($718 million). Accrued penalties are not significant.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The United States is one of our major tax jurisdictions:

•

During the first quarter of 2011, we reached a settlement with the U.S. Internal Revenue Service (IRS) with respect to the audits of the Wyeth tax returns for the years 2002 through 2005. The settlement resulted in an income tax benefit to Pfizer of approximately $80 million for income tax and interest. Tax years 2006 through the Wyeth acquisition date (October 15, 2009) are currently under audit.

•

During the fourth quarter of 2010, we reached a settlement with the IRS related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final Revenue Agent’s Report (RAR). The Company agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, in the fourth quarter of 2010, we reduced our unrecognized tax benefits by approximately $1.4 billion and recorded a corresponding tax benefit. The fourth quarter and full year 2010 effective tax rates were also favorably impacted by the reversal of $600 million of accruals related to interest on these unrecognized tax benefits. The tax years 2006-2010 are currently under audit and the tax year 2011 is open but not under audit. All other tax years in the U.S. for Pfizer Inc. are closed under the statute of limitations.

•

King’s tax year 2008 and Alpharma, Inc.’s (a company acquired through the King acquisition) tax years 2005-2007 are currently under audit. Tax years 2009 through the date of acquisition (January 31, 2011) are open but not under audit. King’s tax years prior to 2008 have been settled with the IRS. The open tax years and audits of King and its subsidiaries are not considered significant to Pfizer.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (1998-2011), Japan (2006-2011), Europe (2002-2011, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany) and Puerto Rico (2007-2011). During 2011, we recognized approximately $190 million in tax benefits resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, as well as from the expiration of certain statutes of limitations. The 2011 effective tax rate was also favorably impacted by approximately $77 million related to the reversal of accruals for interest on these unrecognized tax benefits. During 2010, we also recognized approximately $320 million in tax benefits resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, as well as from the expiration of certain statutes of limitations. The 2010 effective tax rate was also favorably impacted by approximately $140 million related to the reversal of accruals for interest on these unrecognized tax benefits.

2011 Financial Report	75

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Any settlements or statute of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next twelve months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $500 million, as a result of settlements with taxing authorities or the expiration of the statute of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible change related to our uncertain tax positions, and such changes could be significant.

6.	Other Comprehensive Income/(Loss)

The components and changes in Accumulated other comprehensive income/(loss) follow:

	NET UNREALIZED GAINS/(LOSSES)			BENEFIT PLANS
(MILLIONS OF DOLLARS)	CURRENCY TRANSLATION ADJUSTMENT AND OTHER	DERIVATIVE FINANCIAL INSTRUMENTS	AVAILABLE FOR-SALE SECURITIES	ACTUARIAL GAINS/ (LOSSES)	PRIOR SERVICE (COSTS)/ CREDITS AND OTHER	ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)

Balance, January 1, 2009	$(1,389)	$ 28	$ (86)	$(3,132)	$ 10	$(4,569)

Other comprehensive income/(loss)—Pfizer Inc.(a):
Foreign currency translation adjustments	4,978	—	—	—	—	4,978
Unrealized holding gains	—	291	576	—	—	867
Reclassification adjustments to income(b)	5	(299)	(143)	—	—	(437)
Actuarial gains/(losses) and other benefit plan items	—	—	—	(701)	154	(547)
Amortization of actuarial losses and other benefit plan items	—	—	—	291	(6)	285
Curtailments and settlements—net	—	—	—	390	(5)	385
Other	2	—	—	(196)	(3)	(197)
Income taxes	(46)	(14)	(78)	(19)	(56)	(213)
						5,121

Balance, December 31, 2009	3,550	6	269	(3,367)	94	552

Other comprehensive income/(loss)—Pfizer Inc.(a):
Foreign currency translation adjustments	(3,544)	—	—	—	—	(3,544)
Unrealized holding gains/(losses)	—	(1,043)	7	—	—	(1,036)
Reclassification adjustments to income(b)	(7)	702	(141)	—	—	554
Actuarial gains/(losses) and other benefit plan items	—	—	—	(1,426)	550	(876)
Amortization of actuarial losses and other benefit plan items	—	—	—	262	(42)	220
Curtailments and settlements—net	—	—	—	266	(49)	217
Other	5	—	—	88	5	98
Income taxes	165	127	22	230	(169)	375
						(3,992)

Balance, December 31, 2010	169	(208)	157	(3,947)	389	(3,440)

Other comprehensive income/(loss)––Pfizer Inc.(a):
Foreign currency translation adjustments	837	—	—	—	—	837
Unrealized holding losses	—	(502)	(143)	—	—	(645)
Reclassification adjustments to income(b)	(127)	239	15	—	—	127
Actuarial gains/(losses) and other benefit plan items	—	—	—	(2,459)	106	(2,353)
Amortization of actuarial losses and other benefit plan items	—	—	—	284	(69)	215
Curtailments and settlements—net	—	—	—	355	(91)	264
Other	4	—	—	(100)	3	(93)
Income taxes	61	110	17	747	24	959
						(689)

Balance, December 31, 2011	$ 944	$ (361)	$ 46	$(5,120)	$ 362	$(4,129)

(a)	Amounts do not include adjustments attributable to noncontrolling interests of $45 million loss in 2011, $5 million income in 2010 and $6 million income in 2009.
(b)	The currency translation adjustments reclassified to income resulted from the sale of legal entities.

Income taxes are not provided for foreign currency translation relating to permanent investments in international subsidiaries.

76	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

As of December 31, 2011, we estimate that we will reclassify into 2012 income the following pre-tax amounts currently held in Accumulated other comprehensive income/(loss): $21 million of the unrealized holding gains on derivative financial instruments; $466 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $75 million of prior service credits primarily related to benefit plan amendments.

7.	Financial Instruments

A. Selected Financial Assets and Liabilities

Information about certain of our financial assets and liabilities follows:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010

Selected financial assets measured at fair value on a recurring basis(a):
Trading securities(b)	$ 154	$ 173
Available-for-sale debt securities(c)	29,179	32,699
Available-for-sale money market funds(d)	1,370	1,217
Available-for-sale equity securities, excluding money market funds(c)	317	230
Derivative financial instruments in receivable positions(e):
Interest rate swaps	1,033	603
Foreign currency forward-exchange contracts	349	494
Foreign currency swaps	17	128

Total	32,419	35,544

Other selected financial assets(f):
Held-to-maturity debt securities, carried at amortized cost(c)	1,155	1,178
Private equity securities, carried as equity method or at cost(g)	1,020	1,134
Short-term loans, carried at cost(h)	51	467
Long-term loans, carried at cost(h)	381	299

Total	2,607	3,078

Total selected financial assets	$35,026	$38,622

Financial liabilities measured at fair value on a recurring basis(a):
Derivative financial instruments in a liability position(i):
Foreign currency swaps	$ 1,396	$ 623
Foreign currency forward-exchange contracts	355	257
Interest rate swaps	14	4

Total	1,765	884

Other financial liabilities(j):
Short-term borrowings, carried at historical proceeds, as adjusted(f), (k)	4,018	5,603
Long-term debt, carried at historical proceeds, as adjusted(l), (m)	34,931	38,410

Total	38,949	44,013

Total selected financial liabilities	$40,714	$44,897

(a)

Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E. Significant Accounting Policies: Fair Value). All of our financial assets and liabilities measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value, except that included in available-for-sale equity securities, excluding money market funds, are $85 million as of December 31, 2011 and $105 million as of December 31, 2010 of investments that use Level 1 inputs in the calculation of fair value, and $25 million as of December 31, 2011 that use Level 3 inputs.

(b)	Trading securities are held in trust for legacy business acquisition severance benefits.
(c)	Gross unrealized gains and losses are not significant.
(d)

Includes approximately $625 million as of December 31, 2011 and December 31, 2010 of money market funds held in escrow to secure certain of Wyeth’s payment obligations under its 1999 Nationwide Class Action Settlement Agreement, which relates to litigation against Wyeth concerning its former weight-loss products, Redux and Pondimin.

(e)

Designated as hedging instruments, except for certain foreign currency contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $169 million and interest rate swaps with fair values of $8 million at December 31, 2011; and foreign currency forward-exchange contracts with fair values of $326 million and foreign currency swaps with fair values of $17 million at December 31, 2010.

(f)

The differences between the estimated fair values and carrying values of these financial assets and liabilities not measured at fair value on a recurring basis were not significant as of December 31, 2011 or December 31, 2010.

(g)	Our private equity securities represent investments in the life sciences sector.
(h)	Our short-term and long-term loans are due from companies with highly rated securities (Standard & Poor’s (S&P) ratings that are virtually all AA or better).
(i)

Designated as hedging instruments, except for certain foreign currency contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $141 million and foreign currency swaps with fair values of $123 million at December 31, 2011; and foreign currency forward-exchange contracts with fair values of $186 million and foreign currency swaps with fair values of $93 million at December 31, 2010.

(j)	Some carrying amounts may include adjustments for discount or premium amortization or for the effect of interest rate swaps designated as hedges.
(k)	Includes foreign currency borrowings with fair values of $2 billion at December 31, 2010, which are used as hedging instruments.
(l)	Includes foreign currency debt with fair values of $919 million at December 31, 2011 and $880 million at December 31, 2010, which are used as hedging instruments.
(m)	The fair value of our long-term debt is $40.1 billion at December 31, 2011 and $42.3 billion at December 31, 2010.

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. Significant Accounting Policies: Fair Value. For a description of the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

2011 Financial Report	77

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Specifically, the following methods and assumptions were used to estimate the fair value of our financial assets and liabilities:

•	Trading equity securities—quoted market prices.

•	Trading debt securities—observable market interest rates.

•	Available-for-sale debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves.

•	Available-for-sale money market funds—observable Net Asset Value prices.

•	Available-for-sale equity securities, excluding money market funds—third-party pricing services that principally use a composite of observable prices.

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

We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness. Our procedures can include, for example, referencing other third-party pricing models, monitoring key observable inputs (like LIBOR interest rates) and selectively performing test-comparisons of values with actual sales of financial instruments.

The selected financial assets and liabilities are presented in our consolidated balance sheets as follows:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010

Assets
Cash and cash equivalents	$ 900	$ 906
Short-term investments	23,219	26,277
Short-term loans	51	467
Long-term investments and loans	9,457	9,747
Taxes and other current assets(a)	357	515
Taxes and other noncurrent assets(b)	1,042	710

Total	$35,026	$38,622

Liabilities
Short-term borrowings, including current portion of long-term debt	$4,018	$ 5,603
Other current liabilities(c)	459	339
Long-term debt	34,931	38,410
Other noncurrent liabilities(d)	1,306	545

Total	$40,714	$44,897

(a)

As of December 31, 2011, derivative instruments at fair value include foreign currency forward-exchange contracts ($349 million) and interest rate swaps ($8 million) and, as of December 31, 2010, include foreign currency forward-exchange contracts ($494 million) and foreign currency swaps ($21 million).

(b)

As of December 31, 2011, derivative instruments at fair value include interest rate swaps ($1.0 billion) and foreign currency swaps ($17 million) and, as of December 31, 2010, include interest rate swaps ($603 million) and foreign currency swaps ($107 million).

(c)

At December 31, 2011, derivative instruments at fair value include foreign currency forward-exchange contracts ($355 million) and foreign currency swaps ($104 million) and, at December 31, 2010, include foreign currency forward-exchange contracts ($257 million), foreign currency swaps ($79 million) and interest rate swaps ($3 million).

(d)

At December 31, 2011, derivative instruments at fair value include foreign currency swaps ($1.3 billion) and interest rate swaps ($14 million) and, at December 31, 2010, include foreign currency swaps ($544 million) and interest rate swaps ($1 million).

There were no significant impairments of financial assets recognized in any period presented.

78	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B. Investments in Debt Securities

The contractual maturities of the available-for-sale and held-to-maturity debt securities follow:

	YEARS
(MILLIONS OF DOLLARS)	WITHIN 1	OVER 1 TO 5	OVER 5 TO 10	TOTAL AS OF DECEMBER 31, 2011

Available-for-sale debt securities:
Western European, Scandinavian and other government debt	$ 9,895	$1,177	$ ––	$11,072
Corporate debt(a)	3,921	2,321	284	6,526
U.S. Government debt	5,431	––	257	5,688
Supranational debt	1,872	433	––	2,305
Federal Home Loan Mortgage Corporation and Federal National Mortgage Association asset-backed securities	––	2,225	9	2,234
Western European and other government agency debt	1,101	253	––	1,354
Held-to-maturity debt securities:
Certificates of deposit and other	1,150	5	––	1,155

Total debt securities	$23,370	$6,414	$550	$30,334

(a)	Primarily issued by above-investment-grade institutions in the financial services sector.

C. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $2.7 billion as of December 31, 2011, and $1.2 billion as of December 31, 2010. The weighted-average effective interest rate on short-term borrowings outstanding was 0.2% as of December 31, 2011, and 2.8% as of December 31, 2010.

As of December 31, 2011, we had access to $9.4 billion of lines of credit, of which $2.3 billion expire within one year. Of these lines of credit, $8.6 billion are unused, of which our lenders have committed to loan us $7.5 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2016, may be used to support our commercial paper borrowings.

D. Long-Term Debt

The components of our long-term debt follow:

		AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	MATURITY DATE	2011	2010

Senior unsecured notes:
6.20%(a)	March 2019	$ 3,248	$ 3,247
5.35%(a)	March 2015	3,069	3,000
7.20%(a)	March 2039	2,948	2,564
4.75% euro(b)	June 2016	2,583	2,665
5.75% euro(b)	June 2021	2,581	2,662
3.625% euro(b)	June 2013	2,392	2,466
6.50% U.K. pound(b)	June 2038	2,306	2,306
5.95%	April 2037	2,088	2,089
5.50%	February 2014	1,893	1,921
5.50%	March 2013	1,564	1,608
4.55% euro	May 2017	1,325	1,322
4.75% euro	December 2014	1,266	1,302
5.50%	February 2016	1,061	1,074
4.45%(c)	March 2012	––	3,543
Notes and other debt with a weighted-average interest rate of 5.28%(d)	2012–2018	2,302	2,342
Notes and other debt with a weighted-average interest rate of 6.51%(e)	2021–2036	3,440	3,464
Foreign currency notes and other foreign currency debt with a weighted- average interest rate of 2.48%(f)	2014-2016	865	835

Total long-term debt		$34,931	$38,410

Current portion not included above		$ 6	$ 3,502

(a)	Instrument is callable by us at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.50% plus, in each case, accrued and unpaid interest.
(b)	Instrument is callable by us at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at a comparable government bond rate plus 0.20% plus, in each case, accrued and unpaid interest.
(c)	At December 31, 2011, the note was called.
(d)	Contains debt issuances with a weighted-average maturity of approximately 5 years.
(e)	Contains debt issuances with a weighted-average maturity of approximately 18 years.
(f)	Contains debt issuances with a weighted-average maturity of approximately 4 years.

Long-term debt outstanding as of December 31, 2011 matures in the following years:

(MILLIONS OF DOLLARS)	2013	2014	2015	2016	AFTER 2016	TOTAL

Maturities	$3,964	$3,987	$3,074	$4,500	$19,406	$34,931

2011 Financial Report	79

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

In March 2007, we filed a securities registration statement with the SEC. The registration statement was filed under the automatic shelf registration process available to “well–known seasoned issuers” and expired in March 2010. On March 24, 2009, in order to partially finance our acquisition of Wyeth, we issued $13.5 billion of senior unsecured notes under this registration statement. On June 3, 2009, also in order to partially finance our acquisition of Wyeth, we issued approximately $10.5 billion of senior unsecured notes in a private placement pursuant to Regulation S under the Securities Act of 1933, as amended (Securities Act of 1933). The notes issued on June 3, 2009 have not been and will not be registered under the Securities Act of 1933 and, subject to certain exceptions, may not be sold, offered or delivered within the U.S. to, or for the account or benefit of, U.S. persons.

E.	Derivative Financial Instruments and Hedging Activities

Foreign Exchange Risk

A significant portion of our revenues, earnings and net investments in foreign affiliates is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk, in part, through operational means, including managing expected same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. These financial instruments serve to protect net income and net investments against the impact of the translation into U.S. dollars of certain foreign exchange-denominated transactions. The aggregate notional amount of foreign exchange derivative financial instruments hedging or offsetting foreign currency exposures is $48.1 billion. The derivative financial instruments primarily hedge or offset exposures in the euro, Japanese yen and U.K. pound. The maximum length of time over which we are hedging future foreign exchange cash flows relates to our $2.3 billion U.K. pound debt maturing in 2038.

All derivative contracts used to manage foreign currency risk are measured at fair value and are reported as assets or liabilities on the consolidated balance sheet. Changes in fair value are reported in earnings or in Other comprehensive income/(loss), depending on the nature and purpose of the financial instrument (offset or hedge relationship) and the effectiveness of the hedge relationships, as follows:

•	We record in Other comprehensive income/(loss) the effective portion of the gains or losses on foreign currency forward-exchange contracts and foreign currency swaps that are designated as cash flow hedges and reclassify those amounts, as appropriate, into earnings in the same period or periods during which the hedged transaction affects earnings.

•	We recognize the gains and losses on forward-exchange contracts and foreign currency swaps that are used to offset the same foreign currency assets or liabilities immediately into earnings along with the earnings impact of the items they generally offset. These contracts essentially take the opposite currency position of that reflected in the month-end balance sheet to counterbalance the effect of any currency movement.

•	We recognize the gain and loss impact on foreign currency swaps designated as hedges of our net investments in earnings in three ways: over time—for the periodic net swap payments; immediately—to the extent of any change in the difference between the foreign exchange spot rate and forward rate; and upon sale or substantial liquidation of our net investments—to the extent of change in the foreign exchange spot rates.

•	We record in Other comprehensive income/(loss) the foreign exchange gains and losses related to foreign exchange-denominated debt designated as a hedge of our net investments in foreign subsidiaries and reclassify those amounts into earnings upon the sale or substantial liquidation of our net investments.

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

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

We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. The aggregate notional amount of interest rate derivative financial instruments is $10.6 billion. The derivative financial instruments primarily hedge U.S. dollar and euro fixed-rate debt.

All derivative contracts used to manage interest rate risk are measured at fair value and reported as assets or liabilities on the consolidated balance sheet. Changes in fair value are reported in earnings, as follows:

•	We recognize the gains and losses on interest rate swaps that are designated as fair value hedges in earnings upon the recognition of the change in fair value of the hedged risk. We recognize the offsetting earnings impact of fixed-rate debt attributable to the hedged risk also in earnings.

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

80	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk follows:

	AMOUNT OF GAINS/(LOSSES) RECOGNIZED IN OID(a), (b), (c)		AMOUNT OF GAINS/(LOSSES) RECOGNIZED IN OCI (EFFECTIVE PORTION)(a), (d)		AMOUNT OF GAINS/(LOSSES) RECLASSIFIED FROM OCI INTO OID (EFFECTIVE PORTION)(a), (d)
(MILLIONS OF DOLLARS)	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Derivative Financial Instruments in Cash Flow Hedge Relationships
Foreign currency swaps	$ ––	$ ––	$ (496)	$(1,054)	$(243)	$(704)
Derivative Financial Instruments in Net Investment Hedge Relationships
Foreign currency swaps	7	(1)	(1,059)	(97)	––	––
Derivative Financial Instruments Not Designated as Hedges
Foreign currency forward-exchange contracts	(260)	(454)	––	––	––	––
Foreign currency swaps	106	20	––	––	––	––
Non-Derivative Financial Instruments in Net Investment Hedge Relationships
Foreign currency short-term borrowings	––	––	940	(241)	––	––
Foreign currency long-term debt	––	––	(41)	(91)	––	––
All other, net	15	1	(4)	(6)	4	2
Total	$(132)	$(434)	$ (660)	$(1,489)	$(239)	$(702)

(a)

OID = Other (income)/deductions––net, included in the income statement account, Other deductions—net. OCI = Other comprehensive income/(loss), included in the balance sheet account Accumulated other comprehensive loss.

(b)	Also includes gains and losses attributable to the hedged risk in fair value hedged relationships.
(c)	There was no significant ineffectiveness for any of the periods presented.
(d)

Amounts presented represent the effective portion of the gain or loss. For derivative financial instruments in cash flow hedge relationships, the effective portion is included in Other comprehensive income/(loss)–derivative financial instruments. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive income/(loss)––currency translation adjustment and other.

For information about the fair value of our derivative financial instruments, and the impact on our consolidated balance sheet, see Note 7A. Financial Instruments: Selected Financial Assets and Liabilities. Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. The aggregate fair value of these derivative instruments that are in a liability position is $502 million, for which we have posted collateral of $555 million in the normal course of business. These features include the requirement to pay additional collateral in the event of a downgrade in our debt ratings. If there had been a downgrade to below an A rating by S&P or the equivalent rating by Moody’s Investors Service, on December 31, 2011, we would have been required to post an additional $46 million of collateral to our counterparties. The collateral advanced receivables are reported in Cash and cash equivalents.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2011, we had $2.8 billion due from a well-diversified, highly rated group (S&P ratings of mostly A+ or better) of bank counterparties around the world. See Note 7B. Financial Instruments: Investment in Debt Securities for a distribution of our investments.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions. These agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2011, we received cash collateral of $491 million against various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, the obligations are reported in Short-term borrowings, including current portion of long-term debt.

2011 Financial Report	81

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

8.	Inventories

The components of inventories follow:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010

Finished goods	$2,765	$3,665
Work-in-process	4,119	3,727
Raw materials and supplies	885	883

Total inventories(a), (b)	$7,769	$8,275

(a)

The decrease in total inventories is primarily due to the inventory sold during 2011 that was acquired from Wyeth and had been recorded at fair value, partially offset by the acquisition of King (see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.) and the impact of foreign exchange.

(b)	Certain amounts of inventories are in excess of one year’s supply. There are no recoverability issues associated with those amounts.

9.	Property, Plant and Equipment

The components of property, plant and equipment follow:

		AS OF DECEMBER 31,
	USEFUL LIVES
(MILLIONS OF DOLLARS)	(YEARS)	2011	2010

Land	—	$ 747	$ 791
Buildings	331/3-50	12,804	13,200
Machinery and equipment	8-20	11,541	11,744

Furniture, fixtures and other	3-12 1/2	4,291	4,643
Construction in progress	—	1,139	999

		30,522	31,377
Less: Accumulated depreciation		13,584	12,732

Total property, plant and equipment(a)		$16,938	$18,645

(a)

The decrease in total property, plant and equipment is primarily due to depreciation, disposals and impairments, partially offset by capital additions, the impact of foreign exchange and the acquisition of King (see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.).

10.	Goodwill and Other Intangible Assets

A. Goodwill

The components and changes in the carrying amount of goodwill follow:

(MILLIONS OF DOLLARS)	PRIMARY CARE	SPECIALTY CARE AND ONCOLOGY	ESTABLISHED PRODUCTS AND EMERGING MARKETS	ANIMAL HEALTH AND CONSUMER HEALTHCARE	NUTRITION	OTHER(a)	TOTAL

Balance, January 1, 2010(b)	$3,272	$ 9,010	$ 9,883	$ 154	$ —	$ 20,038	$42,357
Additions(c)	11	29	32	19	—	2,163	2,254
Other(d)	(71)	(195)	(214)	(14)	—	(189)	(683)
Allocation of other goodwill	2,838	7,815	8,573	2,290	496	(22,012)	—

Balance, December 31, 2010(b)	6,050	16,659	18,274	2,449	496	—	43,928
Additions(e)	129	300	321	55	—	—	805
Other(d)	50	138	151	(7)	2	—	334

Balance, December 31, 2011	$6,229	$17,097	$18,746	$2,497	$498	$ —	$45,067

(a)

The Other goodwill related to our acquisition of Wyeth and was unallocated and subject to change until we completed the recording of the assets acquired and liabilities assumed (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of Wyeth).

(b)

Beginning in the first quarter of 2011, our Company is managed through five operating segments, as shown in the table above (see also Note 18. Segment, Product and Geographic Area Information for further discussion about the change in management approach). As part of the change, we have retrospectively presented goodwill according to the new operating segment structure.

(c)

Primarily reflects the impact of measurement period adjustments related to Wyeth (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of Wyeth).

(d)	Primarily reflects the impact of foreign exchange.
(e)	Primarily reflects the acquisition of King (see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.).

82	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B. Other Intangible Assets

The components of identifiable intangible assets follow:

	AS OF DECEMBER 31,
	2011			2010
(MILLIONS OF DOLLARS)	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	IDENTIFIABLE INTANGIBLE ASSETS, LESS ACCUMULATED AMORTIZATION	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	IDENTIFIABLE INTANGIBLE ASSETS, LESS ACCUMULATED AMORTIZATION
Finite-lived intangible assets:
Developed technology rights(a)	$73,088	$(32,013)	$41,075	$68,432	$(26,223)	$42,209
Brands	1,678	(687)	991	1,626	(607)	1,019
License agreements	425	(215)	210	637	(248)	389
Other	623	(362)	261	533	(324)	209
Total finite-lived intangible assets	75,814	(33,277)	42,537	71,228	(27,402)	43,826
Indefinite-lived intangible assets:
Brands	10,027	—	10,027	10,219	—	10,219
In-process research and development(a)	1,197	—	1,197	3,438	—	3,438
Trademarks	72	—	72	72	—	72
Total indefinite-lived intangible assets	11,296	—	11,296	13,729	—	13,729
Total identifiable intangible assets(b)	$87,110	$(33,277)	$53,833	$84,957	$(27,402)	$57,555

(a)

In the fourth quarter of 2011, Prevenar 13 Adult and Vyndaqel (tafamidis meglumine) received regulatory approval in a major market, and as a result, we reclassified these assets, with a combined book value of approximately $2.3 billion, from IPR&D to Developed Technology Rights and began to amortize the assets.

(b)

The decrease is primarily related to amortization and impairment charges (see Note 4. Other Deductions—Net), partially offset by assets acquired as part of the acquisition of King (see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of King Pharmaceuticals, Inc.) and the impact of foreign exchange.

At December 31, 2011, our identifiable intangible assets are associated with the following, as a percentage of identifiable intangible assets, less accumulated amortization:

•	Developed technology rights: Specialty Care (64%); Established Products (17%); Primary Care (15%); Animal Health (2%); Oncology (1%); and Nutrition (1%)

•	Brands, finite-lived: Consumer Healthcare (57%); Established Products (29%); and Animal Health (14%)

•	Brands, indefinite-lived: Consumer Healthcare (51%); Established Products (26%); and Nutrition (23%)

•	IPR&D: Worldwide Research and Development (57%); Specialty Care (14%); Primary Care (14%); Established Products (8%); Oncology (5%); and Animal Health (2%)

There are no percentages for our Emerging Markets business unit as it is a geographic-area unit, not a product-based unit. The carrying value of the assets associated with our Emerging Markets business unit is included within the assets associated with the other four biopharmaceutical business units.

For information about intangible asset impairments, see Note 4. Other Deductions––Net.

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, primarily representing the commercialized products included in our five biopharmaceutical business units. Virtually all of these assets were acquired in connection with our Wyeth acquisition in 2009 and our Pharmacia acquisition in 2003. The more significant components of developed technology rights are the following (in order of significance): Prevnar 13/Prevenar 13 Infant and Enbrel and, to a lesser extent, Premarin, Prevnar 13/Prevenar 13 Adult, Effexor, Celebrex, Pristiq, Tygacil, BMP-2, BeneFIX, Refacto AF and Genotropin. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products, such as Rebif and Spiriva.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Consumer Healthcare and Nutrition business units. Virtually all of these assets were acquired in connection with our Wyeth acquisition in 2009 and our Pharmacia acquisition in 2003. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax, Centrum, Medrol, 1st Age Nutrition and 2nd Age Nutrition. The more significant components of finite-lived brands are the following (in order of significance): Depo-Provera, Advil Cold and Sinus, and Dimetapp.

2011 Financial Report	83

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

In-Process Research and Development

IPR&D assets represent research and development assets that have not yet received regulatory approval in a major market. The majority of these IPR&D assets were acquired in connection with our acquisition of Wyeth. The more significant components of IPR&D are a treatment for skin fibrosis and a program for the treatment of rheumatoid arthritis.

IPR&D assets are required to be classified as indefinite-lived assets until the successful completion or the abandonment of the associated research and development effort. Accordingly, during the development period after the date of acquisition, these assets will not be amortized until approval is obtained in a major market, typically either the U.S. or the EU, or in a series of other countries, subject to certain specified conditions and management judgment. At that time, we will determine the useful life of the asset, reclassify the asset out of in-process research and development and begin amortization. If the associated research and development effort is abandoned, the related IPR&D assets will likely be written-off, and we will record an impairment charge.

•	On December 30, 2011, the FDA approved the Company’s 13-valent pneumococcal conjugate vaccine, Prevenar 13, for active immunization for the prevention of pneumonia and invasive disease caused by the 13 Streptococcus pnueumoniae serotypes contained in the vaccine in adults age 50 years and older. On October 25, 2011, the European Commission approved Prevenar 13 for active immunization for the prevention of vaccine-type invasive disease caused by Streptococcus pneumoniae in adults age 50 years and older.

•	In November, 2011, FoldRx’s lead product candidate, Vyndaqel (tafamidis meglumine), was approved in the EU and our new drug application was accepted for review in the U.S. in February 2012. This product is a first-in-class oral therapy for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP), a progressively fatal genetic neurodegenerative disease, for which liver transplant is the only treatment option currently available.

As these compounds were approved in a major market, we reclassified the associated assets with a combined book value of approximately $2.3 billion from IPR&D to Developed Technology Rights and began to amortize those assets.

For information about impairments of IPR&D assets, see Note 4. Other Deductions––Net.

For IPR&D assets, the risk of failure is significant and there can be no certainty that these assets ultimately will yield a successful product. The nature of the biopharmaceutical business is high-risk and, as such, we expect that many of these IPR&D assets will become impaired and be written off at some time in the future.

Amortization

The weighted-average life of both our total finite-lived intangible assets and the largest component, Developed technology rights, is approximately 11 years. Total amortization expense for finite-lived intangible assets was $5.8 billion in 2011, $5.5 billion in 2010 and $3.0 billion in 2009.

The annual amortization expense expected for the years 2012 through 2016 follows:

(MILLIONS OF DOLLARS)	2012	2013	2014	2015	2016
Amortization expense	$5,350	$4,856	$4,150	$3,741	$3,494

11. Pension and Postretirement Benefit Plans and Defined Contribution Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code, and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees with restrictions on discriminating in favor of highly compensated employees with regard to coverage, benefits and contributions. A supplemental (non-qualified) plan provides additional benefits to certain employees. In addition, we provide medical and life insurance benefits to certain retirees and their eligible dependents through our postretirement plans. In 2009, we assumed all of Wyeth’s defined benefit obligations and related plan assets for qualified and non-qualified pension plans and postretirement plans in connection with our acquisition of Wyeth (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisition of Wyeth).

Beginning on January 1, 2011, for employees hired in the U.S. and Puerto Rico after December 31, 2010, we no longer offer a defined benefit plan and, instead, offer an enhanced benefit under our defined eligible contribution plan. In addition to the standard matching contribution by the Company, the enhanced benefit provides an automatic Company contribution for such eligible employees based on age and years of service.

84	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

A.	Components of Net Periodic Benefit Costs and Other Amounts Recognized in Other Comprehensive (Income)/Loss

The annual cost and other amounts recognized in other comprehensive (income)/loss for our benefit plans follow:

	YEAR ENDED DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED(c)			U.S. SUPPLEMENTAL (NON-QUALIFIED)(d)			INTERNATIONAL(e)			POSTRETIREMENT PLANS(f)
(MILLIONS OF DOLLARS)	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009
Service cost(a)	$ 351	$347	$ 252	$ 36	$ 28	$ 24	$251	$230	$ 188	$ 68	$ 79	$ 39
Interest cost(a)	734	740	526	72	77	53	453	427	342	195	211	145
Expected return on plan assets(a)	(871)	(782)	(527)	—	—	—	(448)	(434)	(375)	(35)	(31)	(26)
Amortization of:
Actuarial losses	145	151	212	36	29	31	86	67	30	17	15	18
Prior service (credits)/costs	(8)	2	2	(3)	(2)	(2)	(5)	(4)	(3)	(53)	(38)	(3)
Curtailments and settlements—net	95	(52)	110	23	1	(2)	3	(3)	3	(68)	(23)	(3)
Special termination benefits	23	73	61	26	180	137	4	6	8	3	19	24
Net periodic benefit costs	469	479	636	190	313	241	344	289	193	127	232	194
Other changes recognized in other comprehensive (income)/loss(b)	1,879	260	(783)	36	117	(23)	(365)	152	1,004	421	(183)	(122)
Total recognized in net periodic benefit costs and other comprehensive (income)/loss	$2,348	$739	$(147)	$226	$430	$218	$(21)	$441	$1,197	$ 548	$ 49	$ 72

(a)

The acquisition of Wyeth during fourth quarter 2009 contributed to the increase in certain components of net periodic benefit costs, such as service cost and interest cost, which was largely offset by higher expected returns on plan assets during 2010 from the inclusion of Wyeth plan assets. Further declines in interest rates during 2011 resulted in service costs continuing to increase on an overall basis. The decrease in 2011 postretirement plans’ service and interest costs is largely driven by the harmonization of the Wyeth plans.

(b)	For details, see Note 6. Other Comprehensive Income/(Loss).
(c)

2011 vs. 2010 – The decrease in the U.S. qualified pension plans’ net periodic benefit costs was largely driven by lower special termination benefits costs and higher expected returns due to contributions made to the plans, partially offset by lower curtailment gains and an increase in settlement costs associated with on-going restructuring efforts. 2010 vs. 2009 – The decrease in the U.S. qualified pension plans’ net periodic benefit costs was largely driven by curtailment gains and lower settlement charges associated with Wyeth-related restructuring initiatives.

(d)

2011 vs. 2010 – The decrease in the U.S. supplemental (non-qualified) plans’ net periodic benefit costs was primarily driven by lower special termination benefits costs associated with Wyeth-related restructuring initiatives. 2010 vs. 2009 – The increase in the U.S. supplemental (non-qualified) plans’ net periodic benefit costs was primarily driven by special termination benefits recognized for certain executives as part of ongoing Wyeth-related restructuring initiatives.

(e)

2011 vs. 2010 and 2010 vs. 2009 – The increase in the international plans’ net periodic benefit costs as compared to the prior year was primarily driven by changes in assumptions, including the decrease in discount rates across most plans.

(f)

2011 vs. 2010 – The decrease in the postretirement plans’ net periodic benefit costs was due to the harmonization of the Wyeth postretirement medical program initiated in mid-2010. 2010 vs. 2009 – The increase postretirement plans’ net periodic benefit costs was due to the Wyeth acquisition, offset partially by the postretirement harmonization program.

The amounts in Accumulated other comprehensive income/(loss) expected to be amortized into 2012 net periodic benefit costs follow:

	PENSION PLANS
(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POSTRETIREMENT PLANS
Actuarial losses	$(320)	$(44)	$(69)	$(33)
Prior service credits and other	15	3	7	50
Total	$(305)	$(41)	$(62)	$17

2011 Financial Report	85

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B.	Actuarial Assumptions

The weighted-average actuarial assumptions of our benefit plans follow:

(PERCENTAGES)	2011	2010	2009
Weighted-average assumptions used to determine benefit obligations:
Discount rate:
U.S. qualified pension plans	5.1%	5.9%	6.3%
U.S. non-qualified pension plans	5.0	5.8	6.2
International pension plans	4.7	4.8	5.1
Postretirement plans	4.8	5.6	6.0
Rate of compensation increase:
U.S. qualified pension plans	3.5	4.0	4.0
U.S. non-qualified pension plans	3.5	4.0	4.0
International pension plans	3.3	3.5	3.6
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate:
U.S. qualified pension plans	5.9	6.3	6.4
U.S. non-qualified pension plans	5.8	6.2	6.4
International pension plans	4.8	5.1	5.6
Postretirement plans	5.6	6.0	6.4
Expected return on plan assets:
U.S. qualified pension plans	8.5	8.5	8.5
International pension plans	6.0	6.4	6.7
Postretirement plans	8.5	8.5	8.5
Rate of compensation increase:
U.S. qualified pension plans	4.0	4.0	4.3
U.S. non-qualified pension plans	4.0	4.0	4.3
International pension plans	3.5	3.6	3.2

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

The expected rates of return on plan assets for our U.S. qualified, international and postretirement plans represent our long-term assessment of return expectations, which we may change based on shifts in economic and financial market conditions. The 2011 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio, which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and active portfolio management.

The healthcare cost trend rate assumptions for our U.S. postretirement benefit plans follow:

	0000000000000	0000000000000
	2011	2010
Healthcare cost trend rate assumed for next year	7.8%	8.0%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2027	2027

A one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits would have the following effects as of December 31, 2011:

	0000000000	0000000000
(MILLIONS OF DOLLARS)	INCREASE	DECREASE
Effect on total service and interest cost components	$ 18	$ (17)
Effect on postretirement benefit obligation	304	(270)

Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

86	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

C.	Obligations and Funded Status

An analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans follow:

	YEAR ENDED DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED(a)		U.S. SUPPLEMENTAL (NON-QUALIFIED)(b)		INTERNATIONAL(c)		POSTRETIREMENT PLANS(d)
(MILLIONS OF DOLLARS)	2011	2010	2011	2010	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at beginning of year	$13,035	$12,578	$ 1,401	$ 1,368	$ 9,132	$ 9,049	$ 3,582	$ 3,733
Service cost	351	347	36	28	251	230	68	79
Interest cost	734	740	72	77	453	427	195	211
Employee contributions	—	—	—	—	16	18	45	22
Plan amendments	(73)	(46)	(9)	(6)	4	(3)	(28)	(495)
Changes in actuarial assumptions and other	1,808	980	111	180	(536)	361	300	281
Foreign exchange impact	—	—	—	—	311	(504)	—	4
Acquisitions	56	1	—	(1)	2	10	14	—
Curtailments	(97)	(233)	(10)	(29)	(121)	(33)	17	1
Settlements	(476)	(905)	(128)	(235)	(64)	(53)	—	—
Special termination benefits	23	73	26	180	4	6	3	19
Benefits paid	(526)	(500)	(68)	(161)	(398)	(376)	(296)	(273)
Benefit obligation at end of year(e)	14,835	13,035	1,431	1,401	9,054	9,132	3,900	3,582
Change in plan assets:
Fair value of plan assets at beginning of year	10,596	9,977	—	—	6,699	6,516	414	370
Actual gain on plan assets	398	1,123	—	—	171	454	9	46
Company contributions	1,969	901	196	396	491	455	250	249
Employee contributions	—	—	—	—	16	18	45	22
Foreign exchange impact	—	—	—	—	203	(315)	—	—
Acquisitions	44	—	—	—	—	—	—	—
Settlements	(476)	(905)	(128)	(235)	(64)	(53)	—	—
Benefits paid	(526)	(500)	(68)	(161)	(398)	(376)	(296)	(273)
Fair value of plan assets at end of year(f)	12,005	10,596	—	—	7,118	6,699	422	414
Funded status—Plan assets less than the benefit obligation at end of year	$(2,830)	$(2,439)	$(1,431)	$(1,401)	$(1,936)	$(2,433)	$(3,478)	$(3,168)

(a)

The unfavorable change in our U.S. qualified plans’ projected benefit obligations funded status was largely driven by changes in interest rates and lower than expected asset returns, partially offset by plan contributions of $2.0 billion.

(b)

The U.S. supplemental (non-qualified) pension plans are not generally funded and these obligations, which are substantially greater than the annual cash outlay for these liabilities, are paid from cash generated from operations.

(c)

The favorable change in our international plans’ projected benefit obligations funded status was largely driven by changes in actuarial assumptions, partially offset by the weakening of the U.S. dollar against the U.K. pound and euro. Outside the U.S., in general, we fund our defined benefit plans to the extent that tax or other incentives exist and we have accrued liabilities on our consolidated balance sheet to reflect those plans that are not fully funded.

(d)	The unfavorable change in our postretirement plans’ accumulated benefit obligations (ABO) funded status was largely driven by changes in actuarial assumptions.
(e)

For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation. The ABO for all of our U.S. qualified pension plans was $13.8 billion in 2011 and $12.0 billion in 2010. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.2 billion in both 2011 and 2010. The ABO for our international pension plans was $8.3 billion in 2011 and $8.1 billion in 2010.

(f)

The U.S. qualified pension plans loan securities to other companies. Such securities may be onward loaned, sold or pledged by the other companies, but they may be required to be returned in a short period of time. We also require cash collateral from these companies and a maintenance margin of 103% of the fair value of the collateral relative to the fair value of the loaned securities. As of December 31, 2011, the fair value of collateral received was $2 million and, as of December 31, 2010, the fair value of collateral received was $581 million. The securities loaned continue to be included in the table above in Fair value of plan assets, and the securities-lending program for the pension plans will be discontinued in 2012.

2011 Financial Report	87

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The funded status is recognized in our consolidated balance sheets as follows:

	AS OF DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2011	2010	2011	2010	2011	2010	2011	2010
Noncurrent assets(a)	$ —	$ —	$ —	$ —	$ 329	$ 118	$ —	$ —
Current liabilities(b)	—	—	(130)	(156)	(41)	(41)	(134)	(133)
Noncurrent liabilities(c)	(2,830)	(2,439)	(1,301)	(1,245)	(2,224)	(2,510)	(3,344)	(3,035)
Funded status	$ (2,830)	$ (2,439)	$ (1,431)	$ (1,401)	$ (1,936)	$ (2,433)	$ (3,478)	$ (3,168)

(a)	Included primarily in Taxes and other noncurrent assets.
(b)	Included in Other current liabilities.
(c)	Included in Pension benefit obligations and Postretirement benefit obligations, as appropriate.

The components of amounts recognized in Accumulated other comprehensive income/(loss) follow:

	AS OF DECEMBER 31,
	PENSION PLANS
	U.S. QUALIFIED		U.S. SUPPLEMENTAL (NON-QUALIFIED)		INTERNATIONAL		POSTRETIREMENT PLANS
(MILLIONS OF DOLLARS)	2011	2010	2011	2010	2011	2010	2011	2010
Actuarial losses(a)	$ (4,638)	$ (2,699)	$ (566)	$ (525)	$ (2,020)	$ (2,388)	$ (759)	$ (451)
Prior service (costs)/credits and other	123	63	26	21	(21)	(18)	468	581
Total	$ (4,515)	$ (2,636)	$ (540)	$ (504)	$ (2,041)	$ (2,406)	$ (291)	$ 130

(a)

The actuarial losses primarily represent the cumulative difference between the actuarial assumptions and actual return on plan assets, changes in discount rates and changes in other assumptions used in measuring the benefit obligations. These actuarial losses are recognized in Accumulated other comprehensive income/(loss) and are amortized into net periodic benefit costs over an average period of 9.9 years for our U.S. qualified plans, an average period of 9.7 years for our U.S. supplemental (non-qualified) plans, an average period of 14 years for our international plans and an average period of 11.1 years for our postretirement plans.

Information related to the funded status of selected benefit plans follows:

	AS OF DECEMBER 31,
	PENSION PLANS
	U.S. SUPPLEMENTAL
	U.S. QUALIFIED		(NON-QUALIFIED)		INTERNATIONAL
(MILLIONS OF DOLLARS)	2011	2010	2011	2010	2011	2010
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$ 12,005	$10,596	$ —	$ —	$ 2,529	$ 2,228
Accumulated benefit obligation	13,799	11,953	1,225	1,177	4,446	4,069
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	12,005	10,596	—	—	2,686	5,731
Projected benefit obligation	14,835	13,035	1,431	1,401	4,951	8,283

All of our U.S. plans were underfunded as of December 31, 2011.

88	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

D.	Plan Assets

The components of plan assets follow:

		FAIR VALUE(a)				FAIR VALUE(a)
(MILLIONS OF DOLLARS)	AS OF DECEMBER 31, 2011	LEVEL 1	LEVEL 2	LEVEL 3	AS OF DECEMBER 31, 2010	LEVEL 1	LEVEL 2	LEVEL 3
U.S. qualified pension plans:
Cash and cash equivalents	$ 2,111	$ —	$2,111	$ —	$ 1,196	$ —	$ 1,196	$ —
Equity securities:
Global equity securities	2,522	2,509	12	1	2,766	2,765	—	1
Equity commingled funds	1,794	—	1,794	—	1,708	—	1,708	––
Debt securities:
Fixed income commingled funds	870	—	870	—	817	—	817	—
Government bonds	808	—	805	3	660	—	660	—
Corporate debt securities	1,971	—	1,966	5	2,085	—	2,083	2
Other investments:
Private equity funds	920	—	—	920	899	—	—	899
Insurance contracts	353		353	—	—	—	—	—
Other	656	—	—	656	465	—	—	465
Total	12,005	2,509	7,911	1,585	10,596	2,765	6,464	1,367
International pension plans:
Cash and cash equivalents	311	—	311	—	518	—	518	—
Equity securities:
Global equity securities	1,513	1,432	81	—	1,458	1,166	292	—
Equity commingled funds	2,047	—	2,047	—	1,881	––	1,881	—
Debt securities:
Fixed income commingled funds	786	—	786	—	804	—	804	—
Government bonds	1,015	—	1,015	—	932	—	932	—
Corporate debt securities	542	—	542	—	376	—	376	—
Other investments:
Private equity funds	55	—	4	51	21	—	4	17
Insurance contracts	433	—	67	366	435	—	69	366
Other	416	—	67	349	274	—	59	215
Total	7,118	1,432	4,920	766	6,699	1,166	4,935	598
U.S. postretirement plans(b):
Cash and cash equivalents	19	—	19	—	12	—	12	—
Equity securities:
Global equity securities	24	24	––	—	29	29	—	—
Equity commingled funds	17	—	17	—	18	—	18	—
Debt securities:
Fixed income commingled funds	8	—	8	—	9	—	9	—
Government bonds	8	—	8	—	7	—	7	—
Corporate debt securities	19	—	19	—	21	—	21	—
Other investments
Insurance contracts	312	—	312	—	306	—	306	—
Others	15	—	15	—	12	—	12	—
Total	$ 422	$ 24	$ 398	$ —	$ 414	$ 29	$ 385	$ —

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E. Significant Accounting Policies: Fair Value).
(b)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

An analysis of changes in our more significant investments valued using significant unobservable inputs follows:

		ACTUAL RETURN ON PLAN ASSETS
(MILLIONS OF DOLLARS)	FAIR VALUE BEGINNING OF YEAR	ASSETS HELD, END OF YEAR	ASSETS SOLD DURING THE PERIOD	PURCHASES, SALES AND SETTLEMENTS, NET	TRANSFER INTO/(OUT OF) LEVEL 3	EXCHANGE RATE CHANGES	FAIR VALUE, END OF YEAR
2011
U.S. qualified pension plans:
Private equity funds	$ 899	$ (246)	$ 55	$ 212	$ —	$ —	$ 920
Other	465	24	(6)	173	—	—	656
International pension plans:
Insurance contracts	366	8	—	(12)	(15)	19	366
Other	215	(4)	—	120	12	6	349
2010
U.S. qualified pension plans:
Private equity funds	843	45	42	(31)	—	—	899
Other	454	21	—	(10)	—	—	465
International pension plans:
Insurance contracts	346	12	—	(10)	52	(34)	366
Other	127	(3)	—	37	58	(4)	215

2011 Financial Report	89

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. Significant Accounting Policies: Fair Value. For a description of the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

Specifically, the following methods and assumptions were used to estimate the fair value of our pension and postretirement plans’ assets:

•	Cash and cash equivalents, Equity commingled funds, Fixed-income commingled funds––observable prices.

•	Global equity securities—quoted market prices.

•	Government bonds, Corporate debt securities—observable market prices.

•	Other investments—principally unobservable inputs that are significant to the estimation of fair value. These unobservable inputs could include, for example, the investment managers’ assumptions about earnings multiples and future cash flows.

We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness.

The long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans follow:

	AS OF DECEMBER 31,
	TARGET ALLOCATION PERCENTAGE	PERCENTAGE OF PLAN ASSETS
(PERCENTAGES)	2011	2011	2010
U.S. qualified pension plans:
Cash and cash equivalents	0-5	17.6	11.3
Equity securities	25-50	36.0	42.2
Debt securities	30-55	30.4	33.6
Real estate and other investments	10-15	16.0	12.9
Total	100	100.0	100.0
International pension plans:
Cash and cash equivalents	0-5	4.4	7.7
Equity securities	25-50	50.0	49.8
Debt securities	30-55	32.9	31.6
Real estate and other investments	10-15	12.7	10.9
Total	100	100.0	100.0
U.S. postretirement plans:
Cash and cash equivalents	0-5	4.6	2.9
Equity securities	5-20	9.7	11.3
Debt securities	5-20	8.1	8.9
Real estate, insurance contracts and other investments	65-80	77.6	76.9
Total	100	100.0	100.0

We utilize long-term asset allocation ranges in the management of our plans’ invested assets. Our long-term return expectations are developed based on a diversified, global investment strategy that takes into account historical experience, as well as the impact of portfolio diversification, active portfolio management, and our view of current and future economic and financial market conditions. As market conditions and other factors change, we may adjust our targets accordingly and our asset allocations may vary from the target allocations.

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

The investment managers of each separately managed account are permitted to use derivative securities as described in their investment management agreements.

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

90	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The expected future cash flow information related to our benefit plans follows:

	PENSION PLANS
(MILLIONS OF DOLLARS)	U.S. QUALIFIED	U.S. SUPPLEMENTAL (NON-QUALIFIED)	INTERNATIONAL	POST RETIREMENT PLANS
Expected employer contributions:
2012	$ 19	$ 130	$ 431	$ 394
Expected benefit payments:
2012	$ 874	$ 130	$ 394	$ 295
2013	806	173	403	308
2014	825	174	416	317
2015	819	165	436	326
2016	839	141	455	331
2017–2021	4,891	706	2,496	1,780

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.

F. Defined Contribution Plans

We have savings and investment plans in several countries, including the U.S., U.K., Japan, Spain and the Netherlands. For the U.S. plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock or company stock units, a portion of the employee contributions. In the U.S., the matching contributions in company stock are sourced through open market purchases. Employees are permitted to subsequently diversify all or any portion of their company matching contribution. The contribution match for certain legacy Pfizer U.S. participants is held in an employee stock ownership plan. We recorded charges related to our plans of $288 million in 2011, $259 million in 2010 and $191 million in 2009.

12.	Equity

A. Common Stock

During 2009, in connection with our acquisition of Wyeth on October 15, 2009, we issued approximately 1.3 billion shares of common stock, which were previously held as Pfizer treasury stock, to former Wyeth shareholders to partially fund the acquisition. The excess of the average cost of Pfizer treasury stock issued over the fair value of the stock portion of the consideration transferred to acquire Wyeth was recorded as a reduction to Retained Earnings. We purchase our common stock via privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes.

From June 2005 through year-end 2011, we purchased approximately 1.2 billion shares of our stock for approximately $28 billion. On February 1, 2011, we announced that the Board of Directors authorized a new $5 billion share-purchase plan. On December 12, 2011, we announced that the Board of Directors authorized an additional $10 billion share-purchase plan. In 2011, we purchased approximately 459 million shares of our common stock for approximately $9.0 billion. In 2010, we purchased approximately 61 million shares of our common stock for approximately $1.0 billion. We did not purchase any shares of our common stock in 2009.

After giving effect to share purchases through year-end 2011, our remaining share-purchase authorization is approximately $10 billion at December 31, 2011.

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

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. As of December 31, 2011, the Preferred ESOP held preferred shares with a stated value of approximately $45 million, convertible into approximately 3 million shares of our common stock. As of December 31, 2011, the Common ESOP held approximately 4 million shares of our common stock. As of December 31, 2011, all preferred and common shares held by the ESOPs have been allocated to the Pharmacia U.S. and certain Puerto Rico savings plan participants.

2011 Financial Report	91

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

13.	Share-Based Payments

Our compensation programs can include share-based payments, in the form of stock options, Restricted Stock Units (RSUs), Performance Share Awards (PSAs) and Total Shareholder Return Units (TSRUs).

The Company’s shareholders approved the amendment and restatement of the 2004 Stock Plan at the Annual Meeting of Shareholders held on April 23, 2009. The primary purpose of the amendment was to increase the number of shares of common stock available for grants by 425 million shares. In addition, the amendment provided other changes, including that the number of stock options, Stock Appreciation Rights (SARs) (now known as TSRUs) or other performance-based awards that may be granted to any one individual during any 36-month period is limited to eight million shares, and that RSUs, PSAs and restricted stock grants count as two shares, while stock options and TSRUs count as one share, toward the maximums for the incremental 425 million shares. As of December 31, 2011, 319 million shares were available for award. The 2004 Stock Plan, as amended, is the only Pfizer plan under which equity-based compensation may currently be awarded to executives and other employees.

The Company’s shareholders originally approved the 2004 Stock Plan at the Annual Meeting of Shareholders held on April 22, 2004, and, effective upon that approval, new stock option and other share-based awards could be granted only under the originally approved 2004 Stock Plan. As originally approved, the 2004 Stock Plan allowed a maximum of three million shares to be awarded to any employee per year and 475 million shares in total. RSUs, PSAs and restricted stock grants counted as three shares, while stock options and SARs counted as one share, toward the maximums under the Plan, as originally approved.

Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, shares held in our Employee Benefit Trust and treasury stock to satisfy our obligations under these programs.

A. Impact on Net Income

The components of share-based compensation expense and the associated tax benefit follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009

Stock option expense	$166	$150	$165
RSU expense	228	211	183
TSRU expense	17	28	15
Directors’ compensation and other	5	2	3
PSA expense/(expense reduction)	3	14	(17)

Share-based payment expense	419	405	349
Tax benefit for share-based compensation expense	(139)	(129)	(99)
Share-based payment expense, net of tax	$280	$276	$250

Amounts capitalized as part of inventory cost and the impact of modifications under our cost-reduction and productivity initiatives to share-based awards were not significant for any period presented. Generally, the modifications resulted in an acceleration of vesting, either in accordance with plan terms or at management’s discretion.

B. Stock Options

Stock options are issued to select employees and, when vested, entitle the holder to purchase a specified number of shares of Pfizer common stock at a price per share equal to the closing market price of Pfizer common stock on the date of grant.

All eligible employees may receive stock option grants. No stock options were awarded to senior and other key management in any period presented; however, stock options were awarded to certain other employees. In virtually all instances, stock options granted since 2005 vest after three years of continuous service from the grant date and have a contractual term of 10 years. In most cases, stock options must be held for at least one year from the grant date before any vesting may occur. In the event of a divestiture or restructuring, options held by employees are immediately vested and are exercisable for a period from three months to their remaining term, depending on various conditions.

We measure the value of stock option grants as of the grant date using, for virtually all grants, the Black-Scholes-Merton option-pricing model. The values determined through this fair-value-based method generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

92	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The weighted-average assumptions used in the valuation of stock options follow:

	YEAR ENDED DECEMBER 31,
	2011	2010	2009
Expected dividend yield(a)	4.14%	4.00%	4.90%
Risk-free interest rate(b)	2.59%	2.87%	2.69%
Expected stock price volatility (c)	25.55%	26.85%	41.36%
Expected term(d) (years)	6.25	6.25	6.0

(a)	Determined using a constant dividend yield during the expected term of the option.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c)	Determined using implied volatility, after consideration of historical volatility.
(d)	Determined using historical exercise and post-vesting termination patterns.

The following table summarizes all stock option activity during 2011:

	SHARES (THOUSANDS)	WEIGHTED-AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED-AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE(a) (MILLIONS)
Outstanding, December 31, 2010	458,604	$28.29
Granted	66,850	18.92
Exercised	(9,406)	16.31
Forfeited	(6,513)	17.41
Canceled	(79,982)	38.73
Outstanding, December 31, 2011	429,553	25.31	4.9	$751
Vested and expected to vest(b), December 31, 2011	421,754	25.46	4.9	$715
Exercisable, December 31, 2011	273,563	30.09	3.0	$17

(a)	Market price of underlying Pfizer common stock less exercise price.
(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table provides data related to all stock option activity:

	YEAR ENDED/AS OF DECEMBER 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2011	2010	2009
Weighted-average grant date fair value per stock option	$3.15	$3.25	$3.30
Aggregate intrinsic value on exercise	32	5	2
Cash received upon exercise	153	16	7
Tax benefits realized related to exercise	10	1	1
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$177	$178	$147
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.3	1.3	1.2

C. Restricted Stock Units (RSUs)

RSUs are issued to select employees and, when vested, entitle the holder to receive a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs. For RSUs granted during the periods presented, in virtually all instances, the units vest after three years of continuous service from the grant date.

We measure the value of RSU grants as of the grant date using the closing price of Pfizer common stock. The values determined through this fair-value-based method generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

The following table summarizes all RSU activity during 2011:

	SHARES (THOUSANDS)	WEIGHTED- AVERAGE GRANT DATE FAIR VALUE PER SHARE
Nonvested, December 31, 2010	41,177	$17.57
Granted	15,671	18.91
Vested	(13,281)	20.99
Reinvested dividend equivalents	1,740	19.28
Forfeited	(3,367)	17.27
Nonvested, December 31, 2011	41,940	$17.08

2011 Financial Report	93

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

The following table provides data related to all RSU activity:

(MILLIONS OF DOLLARS)	YEAR ENDED DECEMBER 31,
	2011	2010	2009
Total grant date fair-value-based amount of shares vested	$279	$311	$131
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$264	$230	$198
Weighted-average period over which RSU cost is expected to be recognized (years)	1.3	1.4	1.3

D.	Performance Share Awards (PSAs)

PSAs are awarded to senior and other key members of management. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group.

We measure the value of PSA grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair-value-based methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

The weighted-average assumptions used in the valuation of PSAs follow:

	YEAR ENDED DECEMBER 31,
	2011	2010	2009
Risk-free interest rate(a)	1.22%	1.24%	1.95%
Expected Pfizer stock price volatility(b)	25.55%	26.75%	40.40%
Average peer stock price volatility(b)	21.63%	23.64%	36.30%
Contractual term (years)	3	3	3

(a)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(b)	Determined using implied volatility, after consideration of historical volatility.

E.	Total Shareholder Return Units (TSRUs)

TSRUs are awarded to senior and other key management. The contractual terms for TSRUs were for 5 years for certain awards and for 7 years for the balance of the awards in 2011, and for 5 years for all awards in each of 2009 and 2010. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group.

We measure the value of TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair-value-based methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

The weighted-average assumptions used in the valuation of TSRUs follow:

	YEAR ENDED DECEMBER 31,
	2011	2010	2009
Expected dividend yield(a)	4.15%	3.99%	4.55%
Risk-free interest rate(b)	2.51%	2.34%	2.35%
Expected stock price volatility(c)	25.55%	26.76%	36.92%
Contractual term (years)	5.95	5.00	5.00

(a)	Determined using a constant dividend yield during the expected term of the TSRU.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c)	Determined using implied volatility, after consideration of historical volatility.

94	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

14. Earnings per Common Share Attributable to Common Shareholders

Basic and diluted EPS were computed using the following common share data:

	YEAR ENDED DECEMBER 31,
(IN MILLIONS)	2011	2010	2009

EPS Numerator—Basic:
Income from continuing operations	$ 8,739	$8,211	$8,529
Less: Net income attributable to noncontrolling interests	42	31	8

Income from continuing operations attributable to Pfizer Inc.	8,697	8,180	8,521
Less: Preferred stock dividends—net of tax	2	2	2

Income from continuing operations attributable to Pfizer Inc. common shareholders	8,695	8,178	8,519
Discontinued operations—net of tax	1,312	77	114

Net income attributable to Pfizer Inc. common shareholders	$10,007	$8,255	$8,633

EPS Numerator—Diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$ 8,697	$8,180	$8,521
Discontinued operations—net of tax	1,312	77	114

Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$10,009	$8,257	$8,635

EPS Denominator:
Weighted-average number of common shares outstanding—Basic	7,817	8,036	7,007
Common-share equivalents: stock options, stock issuable under employee compensation plans and convertible preferred stock	53	38	38

Weighted-average number of common shares outstanding—Diluted	7,870	8,074	7,045

Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	272	413	400

(a)

These common stock equivalents were outstanding during 2011, 2010 and 2009 but were not included in the computation of diluted EPS for those years because their inclusion would have had an anti-dilutive effect.

15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $382 million in 2011, $387 million in 2010 and $356 million in 2009.

The future minimum rental commitments under non-cancelable operating leases follow:

(MILLIONS OF DOLLARS)	2012	2013	2014	2015	2016	AFTER 2016

Lease commitments	$187	$166	$144	$105	$83	$723

16. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. Depending upon the cost and availability of insurance and the nature of the risk involved, the amount of self-insurance may be significant. The cost and availability of coverage have resulted in self-insuring certain exposures, including product liability. If we incur substantial liabilities that are not covered by insurance or substantially exceed insurance coverage and that are in excess of existing accruals, there could be a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued (see Note 17. Commitments and Contingencies).

17. Commitments and Contingencies

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business. For a discussion of our tax contingencies, see Note 5D. Taxes on Income: Tax Contingencies.

LEGAL PROCEEDINGS

Our non-tax contingencies include, among others, the following:

•

Patent litigation, which typically involves challenges to the coverage and/or validity of our patents on various products or processes. We are the plaintiff in the vast majority of these actions. An adverse outcome in actions in which we are the plaintiff could result in a loss of patent protection for the drug at issue, a significant loss of revenues from that drug and impairments of any associated assets.

•

Product liability and other product-related litigation, which can include personal injury, consumer, off-label promotion, securities-law, antitrust and breach of contract claims, among others, often involves highly complex issues relating to medical causation, label warnings and reliance on those warnings, scientific evidence and findings, actual provable injury and other matters.

2011 Financial Report	95

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

•	Commercial and other litigation, which can include merger-related and product-pricing claims and environmental claims and proceedings, can involve complexities that will vary from matter to matter.

•	Government investigations, which often are related to the extensive regulation of pharmaceutical companies by national, state and local government agencies in the U.S. and in other countries.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, and/or criminal charges, which could be substantial.

We believe that our claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued.

We have accrued for losses that are both probable and reasonably estimable. Substantially all of these contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions.

Amounts recorded for legal and environmental contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Significant Accounting Policies: Estimates and Assumptions.

The principal pending matters to which we are a party are discussed below. In determining whether a pending matter is a principal matter, we consider both quantitative and qualitative factors in order to assess materiality, such as, among other things, the amount of damages and the nature of any other relief sought in the proceeding, if such damages and other relief are specified; our view of the merits of the claims and of the strength of our defenses; whether the action purports to be a class action and our view of the likelihood that a class will be certified by the court; the jurisdiction in which the proceeding is pending; any experience that we or, to our knowledge, other companies have had in similar proceedings; whether disclosure of the action would be important to a reader of our financial statements, including whether disclosure might change a reader’s judgment about our financial statements in light of all of the information about the Company that is available to the reader; the potential impact of the proceeding on our reputation; and the extent of public interest in the matter. In addition, with respect to patent matters, we consider, among other things, the financial significance of the product protected by the patent. As a result of considering qualitative factors in our determination of principal matters, there are some matters discussed below with respect to which management believes that the likelihood of possible loss in excess of amounts accrued is remote.

A. Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Also, counterclaims, as well as various independent actions, have been filed claiming that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of the antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products are being challenged in various other countries.

ACTIONS IN WHICH WE ARE THE PLAINTIFF AND CERTAIN RELATED ACTIONS

Lipitor (atorvastatin)

In November 2008, Apotex Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lipitor. In December 2008, we filed patent-infringement suits against Apotex Inc. in the U.S. District Court for the District of Delaware and the U.S. District Court for the Northern District of Illinois. In August 2009, our action in the District of Delaware was transferred to the Northern District of Illinois and consolidated with our pending action there. Apotex Inc. asserts the invalidity of our patent covering the crystalline form of atorvastatin, which (including the six-month pediatric exclusivity period) expires in 2017. We assert the infringement of our crystalline patent and are defending against the allegations of invalidity.

In November 2011, our previously reported patent-infringement actions related to Lipitor against KUDCO Ireland, Ltd. and Kremers Urban LLC and against Aurobindo Pharma Ltd. in the U.S. District Court for the District of Delaware were settled on terms that are not material to Pfizer.

Lipitor began to face generic competition in the U.S. in November 2011.

In the U.K., while the basic patent for Lipitor expired in November 2011, the exclusivity period has been extended by six months to May 2012 by virtue of the supplementary protection certificate and pediatric extension. In September 2011, Dr. Reddy’s Laboratories (UK) Limited filed an action in the High Court of Justice seeking revocation of the six-month pediatric extension. We are defending this action, which is based upon the interpretation of the EU Pediatric Medicines Regulation.

96	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Caduet (atorvastatin/amlodipine combination)

In December 2011, our previously reported patent-infringement action related to Caduet against Sandoz, Inc., a division of Novartis AG (Sandoz), in the U.S. District Court for the District of Delaware was voluntarily dismissed by us.

Caduet began to face generic competition in the U.S. in November 2011.

Viagra (sildenafil)

In March 2010, we brought a patent-infringement action in the U.S. District Court for the Eastern District of Virginia against Teva Pharmaceuticals USA, Inc. (Teva USA) and Teva Pharmaceutical Industries Ltd. (Teva Pharmaceutical Industries), which had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Viagra. Teva USA and Teva Pharmaceutical Industries assert the invalidity and non-infringement of the Viagra use patent, which expires in 2019, but have not challenged the basic patent, which expires in 2012. In August 2011, the court ruled that our Viagra use patent is valid and infringed, thereby preventing Teva USA and Teva Pharmaceutical Industries from receiving approval for a generic version of Viagra before October 2019. In September 2011, Teva USA and Teva Pharmaceutical Industries appealed the decision to the U.S. Court of Appeals for the Federal Circuit.

In October 2010, we filed a patent-infringement action with respect to Viagra in the U.S. District Court for the Southern District of New York against Apotex Inc. and Apotex Corp., Mylan Pharmaceuticals Inc. and Mylan Inc., Actavis, Inc. and Amneal Pharmaceuticals LLC. These generic manufacturers have filed abbreviated new drug applications with the FDA seeking approval to market their generic versions of Viagra. They assert the invalidity and non-infringement of the Viagra use patent, but have not challenged the basic patent.

In May and June 2011, respectively, Watson Laboratories Inc. (Watson) and Hetero Labs Limited (Hetero) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market their generic versions of Viagra. Each asserts the invalidity and non-infringement of the Viagra use patent. Neither has challenged the basic patent. In June and July 2011, respectively, we filed actions against Watson and Hetero in the U.S. District Court for the Southern District of New York asserting the validity and infringement of the use patent.

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

Detrol and Detrol LA (tolterodine)

In January 2008, Impax Laboratories, Inc. (Impax) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol LA. Impax is challenging on various grounds the basic patent, which (including the six-month pediatric exclusivity period) expires in 2012, and three formulation patents, which (including the six-month pediatric exclusivity period) expire in 2020. We filed an action against Impax in the U.S. District Court for the Southern District of New York asserting the infringement of the basic patent and two of the formulation patents. This action subsequently was transferred to the U.S. District Court for the District of New Jersey.

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

In April 2011, Impax notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol. Impax asserts the non-infringement of the basic patent, which (including the six-month pediatric exclusivity period) expires in 2012. In June 2011, we filed an action against Impax in the U.S. District Court for the District of New Jersey asserting infringement of the basic patent.

In June 2011, Torrent Pharmaceuticals Ltd. (Torrent) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Detrol LA. Torrent asserted the invalidity and non-infringement of three formulation patents. Torrent did not challenge the basic patent. In July 2011, we filed an action against Torrent in the U.S. District Court for the District of New Jersey asserting the validity and infringement of the challenged patents. In February 2012, this action was settled on terms that are not material to Pfizer.

Lyrica (pregabalin)

Beginning in March 2009, several generic manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica capsules and, in the case of one generic manufacturer, Lyrica oral solution. Each of the generic manufacturers is challenging one or more of three patents for Lyrica: the basic patent, which expires in 2018, and two other patents, which expire in 2013 and 2018. Each of the generic manufacturers asserts the invalidity and/or the non-infringement of the patents subject to challenge. Beginning in April 2009, we filed actions against these generic manufacturers in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patents for Lyrica. All of these cases have been consolidated in the District of Delaware.

In November 2010, Novel Laboratories, Inc. (Novel) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica oral solution and asserting the invalidity and/or infringement of our three patents for Lyrica referred to above. In January 2011, we filed an action against Novel in the U.S. District Court for the District of Delaware asserting the validity and infringement of all three patents.

2011 Financial Report	97

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Apotex Inc. notified us, in May and June 2011, respectively, that it had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica oral solution and Lyrica capsules. Apotex Inc. asserts the invalidity and non-infringement of the basic patent, as well as the seizure patent that expires in 2013. In July 2011, we filed an action against Apotex Inc. in the U.S. District Court for the District of Delaware asserting the validity and infringement of the challenged patents in connection with both of the abbreviated new drug applications.

In October 2011, Alembic Pharmaceuticals Limited (Alembic) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica capsules and asserting the invalidity of the basic patent. In December 2011, we filed an action against Alembic in the U.S. District Court for the District of Delaware asserting the validity and infringement of the basic patent.

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

Relpax (eletriptan)

In June 2010, we received notices from Apotex Inc. and Apotex Corp. and from Teva USA that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Relpax. They asserted the non-infringement of our patent covering the crystalline form of eletriptan, which expires in 2017. They did not challenge the basic patent, which expires in 2016. In July 2010, we filed actions against Apotex Inc. and Apotex Corp. and against Teva USA in the U.S. District Court for the Southern District of New York asserting the infringement of the crystalline patent. In July 2011, the action against Teva USA was settled on terms that are not material to Pfizer. In October 2011, the action against Apotex Inc. and Apotex Corp. was voluntarily dismissed by the parties without prejudice.

Protonix (pantoprazole sodium)

Wyeth has a license to market Protonix in the U.S. from Nycomed GmbH (Nycomed), which owns the patents relating to Protonix. The basic patent (including the six-month pediatric exclusivity period) for Protonix expired in January 2011.

Following their respective filings of abbreviated new drug applications with the FDA, Teva USA and Teva Pharmaceutical Industries, Sun Pharmaceutical Advanced Research Centre Ltd. and Sun Pharmaceutical Industries Ltd. (collectively, Sun) and KUDCO Ireland, Ltd. (KUDCO Ireland) received final FDA approval to market their generic versions of Protonix 20mg and 40mg delayed-release tablets. Wyeth and Nycomed filed actions against those generic manufacturers in the U.S. District Court for the District of New Jersey, which subsequently were consolidated into a single proceeding, alleging infringement of the basic patent and seeking declaratory and injunctive relief. Following the court’s denial of a preliminary injunction sought by Wyeth and Nycomed, Teva USA and Teva Pharmaceutical Industries and Sun launched their generic versions of Protonix tablets at risk in December 2007 and January 2008, respectively. Wyeth launched its own generic version of Protonix tablets in January 2008, and Wyeth and Nycomed filed amended complaints in the pending patent-infringement action seeking compensation for damages resulting from Teva USA’s, Teva Pharmaceutical Industries’ and Sun’s at-risk launches.

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

Rapamune (sirolimus)

In March 2010, Watson and Ranbaxy Laboratories Limited (Ranbaxy) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Rapamune. Watson and Ranbaxy assert the invalidity and non-infringement of a method-of-use patent which (including the six-month pediatric exclusivity period) expires in 2014 and a solid-dosage formulation patent which (including the six-month pediatric exclusivity period) expires in 2018. In April 2010, we filed actions against Watson and Ranbaxy in the U.S. District Court for the District of Delaware and against Watson in the U.S. District Court for the Southern District of Florida asserting the infringement of the method-of-use patent. In June 2010, our action in the Southern District of Florida was transferred to the District of Delaware and consolidated with our pending action there.

98	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

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

Avinza (morphine sulfate)

King Pharmaceuticals, Inc. (King) and Elan Pharma International LTD (EPI) brought a patent-infringement action in the U.S. District Court for the District of New Jersey against Sandoz in July 2009 as the result of its abbreviated new drug application with the FDA seeking approval to market a generic version of Avinza. Sandoz is challenging a formulation patent for Avinza, which is owned by EPI, that expires in 2017.

EpiPen

King brought patent-infringement actions against Sandoz in the U.S District Court for the District of New Jersey in July 2010 and against Teva Pharmaceutical Industries and Intelliject, Inc. (Intelliject) in the U.S. District Court for the District of Delaware in August 2009 and January 2011, respectively, as the result of their abbreviated new drug applications with the FDA seeking approval to market epinephrine injectable products. The two actions in Delaware subsequently were consolidated. Sandoz and Teva Pharmaceutical Industries are challenging and Intelliject challenged two patents, which expire in 2025, covering the next generation autoinjector for use with epinephrine that is sold under the EpiPen brand name. In February 2012, the action against Intelliject was settled. Under the settlement agreement, Intellject may launch its epinephrine injectable product no earlier than November 15, 2012, subject to final approval by the FDA.

Embeda (morphine sulfate/naltrexone hydrochloride extended-release capsules)

In August 2011, Watson Laboratories Inc. – Florida (Watson Florida) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Embeda extended-release capsules. Watson Florida asserts the invalidity and non-infringement of three formulation patents that expire in 2027. In October 2011, we filed an action against Watson Florida in the U.S. District Court for the District of Delaware asserting the infringement of, and defending against the allegations of the invalidity of, the three formulation patents.

Torisel (temsirolimus)

In November 2011, Sandoz and Accord Healthcare, Inc. USA and certain of its affiliates (collectively, Accord) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Torisel. Sandoz and Accord assert the invalidity and non-infringement of two patents for Torisel, including the basic patent, which expires in 2014. In December 2011, we filed suit against Sandoz and Accord in the U.S. District Court for the District of Delaware asserting the infringement of, and defending against the allegation of the invalidity of, the basic patent.

ACTION IN WHICH WE ARE THE DEFENDANT AND A RELATED ACTION

ReFacto AF and Xyntha

In February 2008, Novartis Vaccines and Diagnostics, Inc. (Novartis) filed suit against Wyeth and a subsidiary of Wyeth in the U.S. District Court for the Eastern District of Texas alleging that Wyeth’s ReFacto AF and Xyntha products infringe two Novartis patents. Novartis’s complaint seeks damages, including treble damages, for alleged willful infringement. Wyeth and its subsidiary assert, among other things, the invalidity and non-infringement of the Novartis patents. In November 2009, Novartis added a third patent to its infringement claim against Wyeth and its subsidiary. In August 2010, Novartis granted Wyeth and its subsidiary a covenant not to sue on the third patent and withdrew that patent from its pending action.

In May 2008, a subsidiary of Wyeth filed suit in the U.S. District Court for the District of Delaware against Novartis seeking a declaration that the two Novartis patents initially asserted against Wyeth and its subsidiary in the action referred to in the preceding paragraph are invalid on the ground that the Wyeth subsidiary was the first to invent the subject matter. In February 2010, the District of Delaware declined to invalidate those two Novartis patents. In March 2010, the Wyeth subsidiary appealed the decision to the U.S. Court of Appeals for the Federal Circuit. In August 2011, the Federal Circuit affirmed the District Court’s decision. In November 2011, the Federal Circuit denied the Wyeth subsidiary’s petition for a rehearing. The Federal Circuit’s decision does not address the defenses that Wyeth and its subsidiary are asserting in the action referred to in the previous paragraph.

B. Product Litigation

Like other pharmaceutical companies, we are defendants in numerous cases, including but not limited to those discussed below, related to our pharmaceutical and other products. Plaintiffs in these cases seek damages and other relief on various grounds for alleged personal injury and economic loss.

Asbestos

•	Quigley

Quigley Company, Inc. (Quigley), a wholly owned subsidiary, was acquired by Pfizer in 1968 and sold products containing small amounts of asbestos until the early 1970s. In September 2004, Pfizer and Quigley took steps that were intended to resolve all pending and future claims against Pfizer and Quigley in which the claimants allege personal injury from exposure to Quigley products containing asbestos, silica or mixed dust. We recorded a charge of $369 million pre-tax ($229 million after-tax) in the third quarter of 2004 in connection with these matters.

2011 Financial Report	99

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

In September 2004, Quigley filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. In March 2005, Quigley filed a reorganization plan in the Bankruptcy Court that needed the approval of 75% of the voting claimants, as well as the Bankruptcy Court and the U.S. District Court for the Southern District of New York. In connection with that filing, Pfizer entered into settlement agreements with lawyers representing more than 80% of the individuals with claims related to Quigley products against Quigley and Pfizer. The agreements provide for a total of $430 million in payments, of which $215 million became due in December 2005 and has been and is being paid to claimants upon receipt by the Company of certain required documentation from each of the claimants. The reorganization plan provided for the establishment of a Trust (the Trust) for the evaluation and, as appropriate, payment of all unsettled pending claims, as well as any future claims alleging injury from exposure to Quigley products.

In February 2008, the Bankruptcy Court authorized Quigley to solicit an amended reorganization plan for acceptance by claimants. According to the official report filed with the court by the balloting agent in July 2008, the requisite votes were cast in favor of the amended plan of reorganization.

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

In March 2011, Pfizer entered into a settlement agreement with a committee (the Ad Hoc Committee) representing approximately 40,000 claimants in the Quigley bankruptcy proceeding (the Ad Hoc Committee claimants). Consistent with the additional charges recorded in 2010 referred to above, the principal provisions of the settlement agreement provide for a settlement payment in two installments and other consideration, as follows:

•	the payment to the Ad Hoc Committee, for the benefit of the Ad Hoc Committee claimants, of a first installment of $500 million upon receipt by Pfizer of releases of asbestos-related claims against Pfizer Inc. from Ad Hoc Committee claimants holding $500 million in the aggregate of claims (Pfizer began paying this first installment in June 2011);

•	the payment to the Ad Hoc Committee, for the benefit of the Ad Hoc Committee claimants, of a second installment of $300 million upon Pfizer’s receipt of releases of asbestos-related claims against Pfizer Inc. from Ad Hoc Committee claimants holding an additional $300 million in the aggregate of claims following the earlier of the effective date of a revised plan of reorganization and April 6, 2013;

•	the payment of the Ad Hoc Committee’s legal fees and expenses incurred in this matter up to a maximum of $19 million (Pfizer began paying these legal fees and expenses in May 2011); and

•	the procurement by Pfizer of insurance for the benefit of certain Ad Hoc Committee claimants to the extent such claimants with non-malignant diseases have a future disease progression to a malignant disease (Pfizer procured this insurance in August 2011).

Following the execution of the settlement agreement with the Ad Hoc Committee, Quigley filed a revised plan of reorganization and accompanying disclosure statement with the Bankruptcy Court in April 2011. Under the revised plan, and consistent with the additional charges recorded in 2010 referred to above, we expect to contribute an additional amount to the Trust, if and when the Bankruptcy Court confirms the plan, of cash and non-cash assets (including insurance proceeds) with a value in excess of $550 million. The Bankruptcy Court must find that the revised plan meets the requisite standards of the U.S. Bankruptcy Code before it confirms the plan. We expect that, if approved by claimants, confirmed by the Bankruptcy Court and the District Court and upheld on any subsequent appeal, the revised reorganization plan will result in the District Court entering a permanent injunction directing pending claims, as well as future claims, alleging personal injury from exposure to Quigley products to the Trust. There is no assurance that the plan will be confirmed by the courts.

In a separately negotiated transaction with an insurance company in August 2004, we agreed to a settlement related to certain insurance coverage which provides for payments to an insurance proceeds trust established by Pfizer and Quigley over a ten-year period of amounts totaling $405 million. Most of these insurance proceeds, as well as other payments from insurers that issued policies covering Pfizer and Quigley, would be paid, following confirmation, to the Trust for the benefit of present unsettled and future claimants with claims arising from exposure to Quigley products.

•	Other Matters

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2011, approximately 67,700 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means to resolve, these claims.

Warner-Lambert and American Optical brought suit in state court in New Jersey against the insurance carriers that provided coverage for the asbestos and other allegedly hazardous materials claims related to American Optical. A majority of the carriers subsequently agreed to pay for a portion of the costs of defending and resolving those claims. The litigation continues against the carriers who have disputed coverage or how costs should be allocated to their policies, and the court held that Warner-Lambert and American Optical are entitled to payment from each of those carriers of a proportionate share of the costs associated with those claims. Under New Jersey law, a special allocation master was appointed to implement certain aspects of the court’s rulings.

100	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Numerous lawsuits are pending against Pfizer in various federal and state courts seeking damages for alleged personal injury from exposure to products containing asbestos and other allegedly hazardous materials sold by Gibsonburg Lime Products Company (Gibsonburg). Gibsonburg was acquired by Pfizer in the 1960s and sold products containing small amounts of asbestos until the early 1970s.

There also is a small number of lawsuits pending in various federal and state courts seeking damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

Celebrex and Bextra

•	Securities and ERISA Actions

Beginning in late 2004, actions, including purported class actions, were filed in various federal and state courts against Pfizer, Pharmacia Corporation (Pharmacia) and certain current and former officers, directors and employees of Pfizer and Pharmacia. These actions include (i) purported class actions alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra, and (ii) purported class actions filed by persons who claim to be participants in the Pfizer or Pharmacia Savings Plan alleging that Pfizer and certain current and former officers, directors and employees of Pfizer or, where applicable, Pharmacia and certain former officers, directors and employees of Pharmacia, violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock or Pharmacia stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York.

•	Securities Action in New Jersey

In 2003, several purported class action complaints were filed in the U.S. District Court for the District of New Jersey against Pharmacia, Pfizer and certain former officers of Pharmacia. The plaintiffs seek damages, alleging that the defendants violated federal securities laws by misrepresenting the data from a study concerning the gastrointestinal effects of Celebrex. These cases were consolidated for pre-trial proceedings in the District of New Jersey (Alaska Electrical Pension Fund et al. v. Pharmacia Corporation et al.). In January 2007, the court certified a class consisting of all persons who purchased Pharmacia securities from April 17, 2000 through February 6, 2001 and were damaged as a result of the decline in the price of Pharmacia’s securities allegedly attributable to the misrepresentations.

In October 2007, the court granted defendants’ motion for summary judgment and dismissed the plaintiffs’ claims. In November 2007, the plaintiffs appealed the decision to the U.S. Court of Appeals for the Third Circuit. In January 2009, the Third Circuit vacated the District Court’s grant of summary judgment in favor of defendants and remanded the case to the District Court for further proceedings. The Third Circuit also held that the District Court erred in determining that the class period ended on February 6, 2001, and directed that the class period end on August 5, 2001. In June 2009, the District Court stayed proceedings in the case pending a determination by the U.S. Supreme Court with regard to defendants’ petition for certiorari seeking reversal of the Third Circuit’s decision. In May 2010, the U.S. Supreme Court denied defendants’ petition for certiorari, and the case was remanded to the District Court for further proceedings.

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

In June 2010, Health Care Service Corporation (HCSC), for itself and its affiliates, Blue Cross and Blue Shield plans in Illinois, New Mexico, Oklahoma and Texas, filed an action against us in the U.S. District Court for the Eastern District of Texas. In July 2010, HCSC amended its complaint. The complaint, as amended, alleges that we engaged in deceptive marketing activities, including off-label promotion, and the payment of improper remuneration to healthcare professionals with respect to Bextra and Celebrex in violation of, among other things, the federal Racketeer Influenced and Corrupt Organizations (RICO) Act and the Illinois Consumer Fraud Act. In December 2010, this action was transferred to a Multi-District Litigation (In re Celebrex and Bextra Marketing, Sales Practices and Product Liability Litigation MDL-1699) in the U.S. District Court for the Northern District of California. In July 2010, HCSC also filed a separate lawsuit against us in the U.S. District Court for the Eastern District of Texas including substantially similar allegations regarding Geodon, Lyrica and Zyvox.

2011 Financial Report	101

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

In this latter action, in October 2011, HCSC filed an amended complaint that is substantially similar to the original complaint except that it no longer includes allegations regarding Lyrica or claims under the Illinois Consumer Fraud Act. In both actions, HCSC seeks to recover the amounts that it paid for the specified drugs on behalf of its members in Illinois, New Mexico, Oklahoma, and Texas, as well as treble damages and punitive damages.

Hormone-Replacement Therapy

•	Personal Injury and Economic Loss Actions

Pfizer and certain wholly owned subsidiaries and limited liability companies, including Wyeth and King, along with several other pharmaceutical manufacturers, have been named as defendants in approximately 10,000 actions in various federal and state courts alleging personal injury or economic loss related to the use or purchase of certain estrogen and progestin medications prescribed for women to treat the symptoms of menopause. Although new actions are occasionally filed, the number of new actions was not significant in 2011, and we do not expect a substantial change in the rate of new actions being filed. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, ovarian cancer, stroke and heart disease. Certain co-defendants in some of these actions have asserted indemnification rights against Pfizer and its affiliated companies. The cases against Pfizer and its affiliated companies involve one or more of the following products, all of which remain approved by the FDA: femhrt (which Pfizer divested in 2003); Activella and Vagifem (which are Novo Nordisk products that were marketed by a Pfizer affiliate from 2000 to 2004); Premarin, Prempro, Aygestin, Cycrin and Premphase (which are legacy Wyeth products); and Provera, Ogen, Depo-Estradiol, Estring and generic MPA (which are legacy Pharmacia & Upjohn products). The federal cases have been transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Prempro Products Liability Litigation MDL-1507) in the U.S. District Court for the Eastern District of Arkansas. Certain of the federal cases have been remanded to their respective District Courts for further proceedings including, if necessary, trial.

This litigation consists of individual actions, a few purported statewide class actions and a purported provincewide class action in Quebec, Canada, a statewide class action in California and a nationwide class action in Canada. In March 2011, in an action against Wyeth seeking the refund of the purchase price paid for Wyeth’s hormone-replacement therapy products by individuals in the State of California during the period from January 1995 to January 2003, the U.S. District Court for the Southern District of California certified a class consisting of all individual purchasers of such products in California who actually heard or read Wyeth’s alleged misrepresentations regarding such products. This is the only hormone-replacement therapy action to date against Pfizer and its affiliated companies in the U.S. in which a class has been certified. In addition, in August 2011, in an action against Wyeth seeking damages for personal injury, the Supreme Court of British Columbia certified a class consisting of all women who were prescribed Premplus and/or Premarin in combination with progestin in Canada between January 1, 1997 and December 1, 2003 and who thereafter were diagnosed with breast cancer.

Pfizer and its affiliated companies have prevailed in many of the hormone-replacement therapy actions that have been resolved to date, whether by voluntary dismissal by the plaintiffs, summary judgment, defense verdict or judgment notwithstanding the verdict; a number of these cases have been appealed by the plaintiffs. Certain other hormone-replacement therapy actions have resulted in verdicts for the plaintiffs and have included the award of compensatory and, in some instances, punitive damages; each of these cases has been appealed by Pfizer and/or its affiliated companies. The decisions in a few of the cases that had been appealed by Pfizer and/or its affiliated companies or by the plaintiffs have been upheld by the appellate courts, while several other cases that had been appealed by Pfizer and/or its affiliated companies or by the plaintiffs have been remanded by the appellate courts to their respective trial courts for further proceedings. Trials of additional hormone-replacement therapy actions are underway or scheduled in 2012.

As of December 31, 2011, Pfizer and its affiliated companies had settled, or entered into definitive agreements or agreements-in-principle to settle, approximately 52% of the hormone-replacement therapy actions pending against us and our affiliated companies. We have recorded aggregate charges with respect to those actions, as well as with respect to the actions that have resulted in verdicts against us or our affiliated companies, of $336 million in 2011 and $300 million in prior years. In addition, we have recorded a charge of $359 million in 2011 that provides for the minimum expected costs to resolve all remaining hormone-replacement therapy actions against Pfizer and its affiliated companies, consistent with our current ability to quantify such future costs. The $359 million charge is an estimate and, while we cannot reasonably estimate the range of reasonably possible loss in excess of the amount accrued for these contingencies given the uncertainties inherent in this product liability litigation, as described below, additional charges may be required in the future.

Most of the unresolved actions against Pfizer and/or its affiliated companies have been outstanding for more than five years and could take many more years to resolve. However, opportunistic settlements could occur at any time. The litigation process is time-consuming, as every hormone-replacement action being litigated involves contested issues of medical causation and knowledge of risk. Even though the vast majority of hormone-replacement therapy actions concern breast cancer, the underlying facts (e.g., medical causation, family history, reliance on warnings, physician/patient interaction, analysis of labels, actual provable injury and other critical factors) can differ significantly from action to action, and the process of discovery has not yet begun for a majority of the unresolved actions. Our ability to estimate the range of possible loss in excess of amounts accrued is complicated by these factors. In addition, the hormone-replacement therapy litigation involves fundamental issues of science and medicine that often are uncertain and continue to evolve. Key scientific court rulings may have a significant impact on the litigation as a whole. An integral part of the litigation process involves understanding the evolving science, as well as seeking key scientific rulings. Equally important, the discovery process is lengthy and complex and has not yet begun for a majority of the unresolved actions. Therefore, we may not have sufficient information to determine the percentage of unresolved actions that could be impacted by scientific developments and/or key scientific rulings. Our ability to estimate the range of possible loss in excess of amounts accrued is complicated by these fundamental issues of science and medicine, because we do not know how the science may evolve, how the courts will rule on key motions or which unresolved actions will be impacted by these scientific matters.

102	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Accordingly, we cannot reasonably estimate the range of possible loss in excess of amounts accrued for these contingencies.

•	Government Inquiries; Action by State of Nevada

Pfizer and/or its affiliated companies also have received inquiries from various federal and state agencies and officials relating to the marketing of their hormone-replacement products. In November 2008, the State of Nevada filed an action against Pfizer, Pharmacia & Upjohn Company and Wyeth in state court in Nevada alleging that they had engaged in deceptive marketing of their respective hormone-replacement therapy medications in Nevada in violation of the Nevada Deceptive Trade Practices Act. The action seeks monetary relief, including civil penalties and treble damages. In February 2010, the action was dismissed by the court on the grounds that the statute of limitations had expired. In July 2011, the Nevada Supreme Court reversed the dismissal and remanded the case to the district court for further proceedings.

Zoloft and Effexor

•	Personal Injury Actions

A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingesting of Zoloft or Effexor.

•	Antitrust Actions

Beginning in May 2011, purported class actions were filed in certain federal courts against Wyeth and, in certain of the actions, affiliates of Wyeth and certain other defendants relating to Effexor XR, which is the extended-release formulation of Effexor. The plaintiffs in each of these actions seek to represent a class consisting of all persons in the U.S. and its territories who purchased Effexor XR or generic Effexor XR directly (in certain of the actions) or indirectly (in the other actions) from any of the defendants from June 14, 2008 until the time the defendants’ allegedly unlawful conduct ceased (the Class Period). The plaintiffs allege delay in the launch of generic Effexor XR in the U.S. and its territories, in violation of federal antitrust laws and, in the indirect-purchaser actions, the antitrust, consumer protection and various other laws of certain states, as the result of Wyeth fraudulently obtaining and improperly listing certain patents for Effexor XR, enforcing certain patents for Effexor XR, and entering into litigation settlement agreements with various generic manufacturers with respect to Effexor XR. Each of the actions seeks treble damages on behalf of the putative class for alleged price overcharges for Effexor XR or generic Effexor XR in the U.S. and its territories during the Class Period. All of the purported class actions brought by direct purchasers have been consolidated in the U.S. District Court for the District of New Jersey, and all of the purported class actions brought by indirect purchasers have been separately consolidated in the same court. In addition, a few individual actions are pending in the same court that assert claims and seek relief for the plaintiffs that are substantially similar to the claims asserted and the relief sought in the purported class actions.

Neurontin

•	Off-Label Promotion Actions in the U.S.

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

In the Multi-District Litigation, in 2009, the court denied the plaintiffs’ renewed motion for certification of a nationwide class of all consumers and third-party payers who allegedly purchased or reimbursed patients for the purchase of Neurontin for off-label uses from 1994 through 2004. In May 2011, the court denied a motion to reconsider its class certification ruling.

In 2010, the Multi-District Litigation court partially granted the Company’s motion for summary judgment, dismissing the claims of all of the proposed class representatives for third-party payers and four of the six proposed class representatives for individual consumers. In June 2011, the plaintiffs whose claims were dismissed appealed both the dismissal and the denial of class certification to the U.S. Court of Appeals for the First Circuit.

Also in the Multi-District Litigation, in February 2011, a third-party payer who was not included in the proposed class action appealed a dismissal order to the U.S. Court of Appeals for the First Circuit.

Plaintiffs are seeking certification of statewide classes of Neurontin purchasers in actions pending in California, Illinois and Oklahoma. State courts in New York, Pennsylvania, Missouri and New Mexico have declined to certify statewide classes of Neurontin purchasers. In November 2011, the plaintiff in the Missouri action and a proposed intervenor appealed the denial of class certification.

In January 2011, the U.S. District Court for the District of Massachusetts entered an order trebling a jury verdict against us in an action by a third-party payer seeking damages for the alleged off-label promotion of Neurontin in violation of the federal Racketeer Influenced and Corrupt Organizations (RICO) Act. The verdict was for $47.4 million, which was subject to automatic trebling to $142.1 million under the RICO Act. In November 2010, the court had entered a separate verdict against us in the amount of $65.4 million, together with prejudgment interest, under California’s Unfair Trade Practices law relating to the same alleged conduct, which amount is included within and is not additional to the $142.1 million trebled amount of the jury verdict. In August 2011, we appealed the District Court’s judgment to the U.S. Court of Appeals for the First Circuit.

2011 Financial Report	103

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

• Personal	Injury Actions in the U.S. and Certain Other Countries

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

In addition, purported class actions have been filed against us in various Canadian provincial courts alleging claims arising from the promotion, sale and labeling of Neurontin and generic gabapentin. In a proceeding pending in Ontario, Canada, the court certified a class consisting of all persons in Canada who purchased and ingested Neurontin prior to August 2004. The plaintiffs claim that Pfizer failed to provide adequate warning of the alleged risks of personal injury associated with Neurontin.

• Antitrust	Action in the U.S.

In January 2011, in a Multi-District Litigation (In re Neurontin Antitrust Litigation MDL-1479) that consolidates four actions, the U.S. District Court for the District of New Jersey certified a nationwide class consisting of wholesalers and other entities who purchased Neurontin directly from Pfizer and Warner-Lambert during the period from December 11, 2002 to August 31, 2008 and who also purchased generic gabapentin after it became available. The complaints allege that Pfizer and Warner-Lambert engaged in anticompetitive conduct in violation of the Sherman Act that included, among other things, submitting patents for listing in the Orange Book and prosecuting and enforcing certain patents relating to Neurontin, as well as engaging in off-label marketing of Neurontin. Plaintiffs seek compensatory damages, which may be subject to trebling.

Lipitor

• Whistleblower	Action

In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges off-label promotion of Lipitor in violation of the Federal Civil False Claims Act and the false claims acts of certain states, and he seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result of their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such off-label uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of applicable federal and New York law, and he seeks damages and the reinstatement of his employment. In 2009, the court dismissed without prejudice the off-label promotion claims and, in 2010, plaintiff filed an amended complaint containing off-label promotion allegations that are substantially similar to the allegations in the original complaint.

• Antitrust	Actions

Beginning in November 2011, purported class actions relating to Lipitor were filed in various federal and state courts against Pfizer, certain affiliates of Pfizer, and, in most of the actions, Ranbaxy, among others. The plaintiffs seek to represent nationwide or statewide classes consisting of persons or entities who directly purchased, indirectly purchased or reimbursed patients for the purchase of Lipitor (or, in certain of the actions, generic Lipitor) from any of the defendants from March 2010 until the cessation of the defendants’ allegedly unlawful conduct (the Class Period). The plaintiffs allege delay in the launch of generic Lipitor, in violation of federal antitrust laws and/or state antitrust, consumer protection and various other laws resulting from (i) the 2008 agreement pursuant to which Pfizer and Ranbaxy settled certain patent litigation involving Lipitor, and Pfizer granted Ranbaxy a license to sell a generic version of Lipitor in various markets beginning on varying dates, and (ii) in certain of the federal actions, the procurement and/or enforcement of certain patents for Lipitor. Each of the actions seeks, among other things, treble damages on behalf of the putative class for alleged price overcharges for Lipitor (or, in certain of the actions, generic Lipitor) during the Class Period. In addition, an individual action by several California pharmacies was filed in January 2012 in state court in California against Pfizer, Ranbaxy and certain of their affiliates, among others, that asserts claims and seeks relief for the plaintiff pharmacies that are substantially similar to the claims asserted and the relief sought in the purported class actions described above.

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

104	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Bapineuzumab

In June 2010, a purported class action was filed in the U.S. District Court for the District of New Jersey against Pfizer, as successor to Wyeth, and several former officers of Wyeth. The complaint alleges that Wyeth and the individual defendants violated federal securities laws by making or causing Wyeth to make false and misleading statements, and by failing to disclose or causing Wyeth to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab, a product in development for the treatment of Alzheimer’s disease. The plaintiff seeks to represent a class consisting of all persons who purchased Wyeth securities from May 21, 2007 through July 2008 and seeks damages in an unspecified amount on behalf of the putative class. In February 2012, the court granted the defendants’ motion to dismiss the complaint. The court’s decision is subject to possible appeal by the plaintiff.

In July 2010, a related action was filed in the U.S. District Court for the Southern District of New York against Elan Corporation (Elan), certain directors and officers of Elan, and Pfizer, as successor to Wyeth. Elan participated in the development of bapineuzumab until September 2009. The complaint alleges that Elan, Wyeth and the individual defendants violated federal securities laws by making or causing Elan to make false and misleading statements, and by failing to disclose or causing Elan to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab. The plaintiff seeks to represent a class consisting of all persons who purchased Elan call options from June 17, 2008 through July 29, 2008 and seeks damages in an unspecified amount on behalf of the putative class. In June 2011, the court granted Pfizer’s and Elan’s motions to dismiss the complaint. In July 2011, the plaintiff filed a supplemental memorandum setting forth the bases that the plaintiff believed supported amendment of the complaint. In August 2011, the court dismissed the complaint with prejudice. In September 2011, the plaintiff appealed the District Court’s decision to the U.S. Court of Appeals for the Second Circuit.

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

Pristiq

In late 2007 and early 2008, the following actions were filed in various federal courts: (i) a purported class action alleging that Wyeth and certain former officers of Wyeth violated federal securities laws by misrepresenting the safety of Pristiq during the period before the FDA’s issuance in July 2007 of an “approvable letter” for Pristiq for the treatment of vasomotor symptoms, which allegedly caused a decline in the price of Wyeth stock; and (ii) a purported class action against Wyeth, the Wyeth Savings Plan Committee, the Wyeth Savings Plan-Puerto Rico Committee, the Wyeth Retirement Committee and certain former Wyeth officers and committee members alleging that they violated certain provisions of ERISA by maintaining Wyeth stock as an investment alternative under certain Wyeth plans notwithstanding their alleged knowledge of the aforementioned alleged misrepresentation.

The U.S. District Court for the Southern District of New York dismissed the ERISA action and denied the plaintiff’s motion to amend the complaint in March and August 2010, respectively. In September 2010, the plaintiff appealed both of those rulings to the U.S. Court of Appeals for the Second Circuit. In November 2010, the plaintiff withdrew the appeal, but has reserved the right to reinstate the appeal by March 2012. The purported securities class action remains pending.

2011 Financial Report	105

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Rebif

We have an exclusive collaboration agreement with EMD Serono, Inc. (Serono) to co-promote Rebif, a treatment for multiple sclerosis, in the U.S. In August 2011, Serono filed a complaint in the Philadelphia Court of Common Pleas seeking a declaratory judgment that we are not entitled to a 24-month extension of the Rebif co-promotion agreement, which otherwise would terminate at the end of 2013. We disagree with Serono’s interpretation of the agreement and believe that we have the right to extend the agreement to the end of 2015. In October 2011, the court sustained our preliminary objections and dismissed Serono’s complaint, and Serono has appealed the decision to the Superior Court of Pennsylvania.

C.	Commercial and Other Matters

Acquisition of Wyeth

In 2009, a number of retail pharmacies in California brought an action against Pfizer and Wyeth in the U.S. District Court for the Northern District of California. The plaintiffs alleged, among other things, that our acquisition of Wyeth violated various federal antitrust laws by creating a monopoly in the manufacture, distribution and sale of prescription drugs in the U.S. In April 2010, the District Court granted our motion to dismiss the second amended complaint. In May 2011, the U.S. Court of Appeals for the Ninth Circuit affirmed the dismissal by the District Court and, in June 2011, it denied plaintiffs’ petition for a rehearing. In December 2011, the U.S. Supreme Court denied the plaintiffs’ petition for certiorari seeking reversal of the Ninth Circuit’s decision.

Acquisition of King Pharmaceuticals, Inc.

In October 2010, several purported class action complaints were filed in state court in Tennessee by shareholders of King challenging Pfizer’s acquisition of King. King and the individuals who served as the members of King’s Board of Directors at the time of the execution of the merger agreement are named as defendants in all of these actions. Pfizer and Parker Tennessee Corp., a subsidiary of Pfizer, also are named as defendants in most of these actions.

In November 2010, all of these actions were consolidated in the Chancery Court for Sullivan County, Tennessee Second Judicial District, at Bristol. The parties to the consolidated action have reached an agreement-in-principle to resolve that action as a result of certain disclosures regarding the transaction made by King in its amended Schedule 14D-9 recommendation statement for the tender offer dated January 21, 2011. The proposed settlement is subject to, among other things, court approval.

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

All of these state, county and purported class action suits were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pharmaceutical Industry Average Wholesale Price Litigation MDL-1456) in the U.S. District Court for the District of Massachusetts. Certain of the state and private suits have been remanded to their respective state courts. In 2006, the claims against Pfizer in the Multi-District Litigation were dismissed with prejudice.

In 2008, the court in the Multi-District Litigation granted preliminary approval with respect to the fairness of a proposed settlement of the claims against 11 defendants, including Pharmacia, for a total of $125 million. In December 2011, the court granted final approval of the settlement. Pharmacia’s contribution to the settlement was not material to Pfizer.

In addition, Wyeth is a defendant in AWP actions brought by certain states, which are not included in the Multi-District Litigation. Wyeth also is a defendant in a purported class action in state court in New Jersey brought by a union health and welfare plan on behalf of a putative class consisting of third-party payers in New Jersey. In addition, King and/or certain of its subsidiaries are defendants in AWP actions brought by certain states, which are not included in the Multi-District Litigation.

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

106	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

In connection with its spin-off that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities related to Pharmacia’s former agricultural business. New Monsanto is defending and indemnifying Pharmacia in connection with various claims and litigation arising out of, or related to, the agricultural business.

In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto’s chemical businesses. As the result of its reorganization under Chapter 11 of the U.S. Bankruptcy Code, Solutia’s indemnification obligations related to Former Monsanto’s chemical businesses are limited to sites that Solutia has owned or operated. In addition, in connection with its spinoff that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto’s chemical businesses, including, but not limited to, any such liabilities that Solutia assumed. Solutia’s and New Monsanto’s assumption of and agreement to indemnify Pharmacia for these liabilities apply to pending actions and any future actions related to Former Monsanto’s chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental claims, including alleged exposure to polychlorinated biphenyls. Solutia and New Monsanto are defending and indemnifying Pharmacia in connection with various claims and litigation arising out of, or related to, Former Monsanto’s chemical businesses.

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

Trimegestone

Aventis filed a breach of contract action against Wyeth in the Commercial Court of Nanterre in France arising out of the December 2003 termination by Wyeth of an October 2000 agreement between Wyeth and Aventis relating to the development of hormone-therapy drugs utilizing Aventis’s trimegestone (TMG) progestin. Aventis alleges that the termination was improper and seeks monetary damages. In 2009, a three-judge tribunal rendered its decision in favor of Wyeth. In May 2010, the Versailles Court of Appeals reversed the Commercial Court’s decision and appointed experts to hear evidence and make a recommendation to the Court of Appeals concerning damages. In November 2011, the Supreme Court of France affirmed the decision of the Court of Appeals. The damage proceeding by the experts appointed by the Court of Appeals is continuing.

Environmental Matters

In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia Corporation’s discontinued industrial chemical facility in North Haven, Connecticut and a revised site-wide feasibility study with regard to Wyeth’s discontinued industrial chemical facility in Bound Brook, New Jersey. In September 2010, our corrective measures study report with regard to the North Haven facility was approved by the EPA, and we commenced construction of the site remedy in late 2011 under an Updated Administrative Order on Consent with the EPA. In July 2011, we finalized an Administrative Settlement Agreement and Order on Consent for Removal Action with the EPA with regard to the Bound Brook facility and commenced construction of an interim remedy to address the discharge of impacted groundwater from that facility to the Raritan River. In February 2012, the EPA issued a proposed remediation plan for the Bound Brook facility. The proposed plan, which is subject to public comment, is generally in accordance with one of the remedies evaluated in the Company’s revised site-wide feasibility study. The estimated costs of the site remedy for the North Haven facility and the proposed remediation plan for the Bound Brook facility are covered by accruals previously taken by the Company.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA or Superfund), and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

In February 2011, King received notice from the U.S. Department of Justice (DOJ) advising that the EPA has requested that DOJ initiate enforcement action seeking injunctive relief and penalties against King for alleged non-compliance with certain provisions of the federal Clean Air Act at its Bristol, Tennessee manufacturing facility. King has executed a tolling agreement with the DOJ in order to facilitate the possible resolution of this matter.

In October 2011, we voluntarily disclosed to the EPA potential non-compliance with certain provisions of the federal Clean Air Act at our Barceloneta, Puerto Rico manufacturing facility. We do not expect that any penalties that may result from this matter will be material to the Company.

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

The Company has voluntarily provided the DOJ and the U.S. Securities and Exchange Commission (SEC) with information concerning potentially improper payments made by certain Pfizer and Wyeth subsidiaries in connection with certain sales activities outside the U.S. In recent discussions, we have reached agreements-in-principle with the SEC staff and with the DOJ, and we are in the process of finalizing a resolution of these matters. In addition, certain potentially improper payments and other matters are the subject of investigations by government authorities in certain foreign countries. The previously reported investigation in Germany with respect to certain tax matters relating to a wholly owned subsidiary of Pfizer was resolved in December 2011 with no criminal charges and with the payment of an amount, primarily for interest, that was not material to Pfizer.

2011 Financial Report	107

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

The DOJ, including the U.S. Attorney’s Office for the Western District of Oklahoma, is conducting a civil and criminal investigation with respect to Wyeth’s promotional practices relating to Rapamune. In addition, in October 2010, the DOJ was permitted to intervene in a qui tam action, which alleges off-label promotion of Rapamune, that was pending in the U.S. District Court for the Eastern District of Pennsylvania. In December 2010, the qui tam action was transferred to the Western District of Oklahoma, where it was consolidated with the proceedings underway there. We are exploring with the DOJ various ways to resolve this matter.

We have received civil investigative demands and informal inquiries from the consumer protection divisions of several states seeking information and documents concerning the promotion of Lyrica and Zyvox. We are in discussions with those states regarding a resolution of this matter. These requests appear to relate to the same past promotional practices concerning these products that were the subject of previously reported settlements in September 2009 with the DOJ and the Medicaid fraud control units of various states.

GUARANTEES AND INDEMNIFICATIONS

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2011, recorded amounts for the estimated fair value of these indemnifications were not significant.

PURCHASE COMMITMENTS

As of December 31, 2011, we have agreements totaling $3.8 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

18. Segment, Geographic and Other Revenue Information

A. Segment Information

We manage our operations through five operating segments––Primary Care, Specialty Care and Oncology, Established Products and Emerging Markets, Animal Health and Consumer Healthcare and Nutrition. Each operating segment has responsibility for its commercial activities and for certain research and development activities related to in-line products and IPR&D projects that generally have achieved proof-of-concept. Previously, we managed our operations through two operating segments––Biopharmaceutical and Diversified. We have restated our prior period segment information to conform with the current period presentation.

We regularly review our segments and the approach used by management to evaluate performance and allocate resources.

Operating Segments

A description of each of our five operating segments follows:

•

Primary Care operating segment––includes revenues and earnings, as defined by management, from human pharmaceutical products primarily prescribed by primary-care physicians, and may include products in the following therapeutic and disease areas: Alzheimer’s disease, cardiovascular (excluding pulmonary arterial hypertension), erectile dysfunction, genitourinary, major depressive disorder, pain, respiratory and smoking cessation. Examples of products in this unit include Celebrex, Chantix/Champix, Lipitor, Lyrica, Premarin, Pristiq and Viagra. All revenues and earnings for such products are allocated to the Primary Care unit, except those generated in Emerging Markets and those that are managed by the Established Products unit.

108	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

•	Specialty Care and Oncology operating segment––comprises the Specialty Care business unit and the Oncology business unit.

-	Specialty Care––includes revenues and earnings, as defined by management, from most human pharmaceutical products primarily prescribed by physicians who are specialists, and may include products in the following therapeutic and disease areas: anti-infectives, endocrine disorders, hemophilia, inflammation, multiple sclerosis, ophthalmology, pulmonary arterial hypertension, specialty neuroscience and vaccines. Examples of products in this unit include BeneFIX, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Rebif, ReFacto AF, Revatio, Xalatan , Xyntha and Zyvox. All revenues and earnings for such products are allocated to the Specialty Care unit, except those generated in Emerging Markets and those that are managed by the Established Products unit.

-	Oncology––includes revenues and earnings, as defined by management, from human prescription pharmaceutical products addressing oncology and oncology-related illnesses. Examples of products in this unit include Aromasin, Sutent, Torisel and Xalkori. All revenues and earnings for such products are allocated to the Oncology unit, except those generated in Emerging Markets and those that are managed by the Established Products unit.

•	Established Products and Emerging Markets operating segment––comprises the Established Products business unit and the Emerging Markets business unit.

-	Established Products––generally includes revenues and earnings, as defined by management, from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. Typically, products are transferred to this unit in the beginning of the fiscal year following loss of patent protection or marketing exclusivity. In certain situations, products may be transferred to this unit at a different point than the beginning of the fiscal year following loss of patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues and earnings generated in Emerging Markets. Examples of products in this unit include Arthrotec, Effexor, Medrol, Norvasc, Protonix, Relpax and Zosyn/Tazocin.

-	Emerging Markets––includes revenues and earnings, as defined by management, from all human prescription pharmaceutical products sold in Emerging Markets, including Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

•	Animal Health and Consumer Healthcare operating segment—comprises the Animal Health business unit and the Consumer Healthcare business unit.

-	Animal Health––includes worldwide revenues and earnings, as defined by management, from products and services to prevent and treat disease in livestock and companion animals, including vaccines, parasiticides and anti-infectives.

-	Consumer Healthcare––generally includes worldwide revenues and earnings, as defined by management, from non-prescription products in the following therapeutic categories: dietary supplements, pain management, respiratory and personal care. Products marketed by Consumer Healthcare include Advil, Caltrate, Centrum, ChapStick, Preparation H and Robitussin.

•	Nutrition operating segment––generally includes revenues and earnings, as defined by management, from a full line of infant and toddler nutritional products sold outside of the U.S. and Canada.

Our chief operating decision maker uses the revenues and earnings of the five operating segments, among other factors, for performance evaluation and resource allocation. For the operating segments that comprise more than one business unit, a single segment manager has responsibility for those business units.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•

Worldwide Research and Development (WRD), which is generally responsible for human health research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate business unit for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based platform services, which provide technical expertise and other services to the various research and development projects.

•

Pfizer Medical, which is responsible for all human-health-related regulatory submissions and interactions with regulatory agencies. This organization is also responsible for the collection, evaluation and reporting of all safety event information related to our human health products and for conducting clinical trial audits and readiness reviews and for providing Pfizer-related medical information to healthcare providers.

•

Corporate, which is responsible for platform functions such as finance, global real estate operations, human resources, legal, compliance, science and technology, worldwide procurement, worldwide public affairs and policy and worldwide technology. These costs also include compensation costs and other miscellaneous operating expenses not charged to our operating segments, as well as interest income and expense.

•

Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment; (ii) acquisition-related activities, where we incur costs for restructuring, integration, implementation and executing the transaction; and (iii) certain significant items, which include non-acquisition-related restructuring costs, as well as costs incurred for legal settlements, asset impairments and sales of assets or businesses.

2011 Financial Report	109

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by multiple operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $188 billion at December 31, 2011 and approximately $195 billion at December 31, 2010.

Selected Income Statement Information

Selected income statement information follows:

(MILLIONS OF DOLLARS)	REVENUES	R&D EXPENSES	EARNINGS(a)	DEPRECIATION & AMORTIZATION(b)
YEAR ENDED DECEMBER 31, 2011(c)
Primary Care	$22,670	$1,307	$15,001	$ 247
Specialty Care and Oncology	16,568	1,561	10,789	419
Established Products and Emerging Markets	18,509	441	9,417	422
Animal Health and Consumer Healthcare	7,241	425	2,020	232
Total reportable segments	64,988	3,734	37,227	1,320
Nutrition and other business activities(d)	2,437	3,378	(2,793)	230
Reconciling Items:
Corporate(e)	—	1,309	(7,430)	541
Purchase accounting adjustments(f)	—	(2)	(6,801)	5,565
Acquisition-related costs(g)	—	23	(1,983)	624
Certain significant items(h)	—	656	(4,354)	615
Other unallocated(i)	—	14	(1,104)	131
	$67,425	$9,112	$12,762	$9,026

YEAR ENDED DECEMBER 31, 2010
Primary Care	$23,328	$1,473	$15,773	$ 201
Specialty Care and Oncology	16,435	1,624	10,571	432
Established Products and Emerging Markets	18,760	452	10,100	418
Animal Health and Consumer Healthcare	6,347	428	1,569	197
Total reportable segments	64,870	3,977	38,013	1,248
Nutrition and other business activities(d)	2,187	3,743	(3,263)	242
Reconciling Items:
Corporate(e)	—	1,567	(7,990)	619
Purchase accounting adjustments(f)	—	26	(8,257)	5,477
Acquisition-related costs(g)	—	34	(3,989)	788
Certain significant items(h)	—	18	(3,964)	—
Other unallocated(i)	—	27	(1,268)	113
	$67,057	$9,392	$9,282	$8,487

YEAR ENDED DECEMBER 31, 2009(c)
Primary Care	$22,576	$1,407	$15,100	$ 130
Specialty Care and Oncology	8,925	1,060	4,661	269
Established Products and Emerging Markets	13,947	392	6,955	360
Animal Health and Consumer Healthcare	3,258	297	812	142
Total reportable segments	48,706	3,156	27,528	901
Nutrition and other business activities(d)	563	2,706	(2,751)	181
Reconciling Items:
Corporate(e)	—	1,296	(4,657)	526
Purchase accounting adjustments(f)	—	37	(3,787)	2,799
Acquisition-related costs(g)	—	13	(4,025)	241
Certain significant items(h)	—	56	(1,511)	—
Other unallocated(i)	—	560	(123)	109
	$49,269	$7,824	$10,674	$4,757

(a)	Income from continuing operations before provision for taxes on income.
(b)	Certain production facilities are shared. Depreciation is allocated based on estimates of physical production.
(c)	For 2011, includes King commencing on the acquisition date of January 31, 2011. For 2009, includes Wyeth commencing on the acquisition date of October 15, 2009.
(d)

Other business activities includes the revenues and operating results of Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales operation, and the research and development costs managed by our Worldwide Research and Development organization and our Pfizer Medical organization.

(e)

Corporate for R&D expenses includes, among other things, administration expenses and compensation expenses associated with our research and development activities and for Earnings includes, among other things, administration expenses, interest income/(expense), certain compensation and other costs not charged to our operating segments.

(f)	Purchase accounting adjustments include certain charges related to the fair value adjustments to inventory, intangible assets and property, plant and equipment.
(g)

Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring (see Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for additional information).

(h)

Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include restructuring charges and implementation costs associated with our cost-reduction and productivity initiatives that are not associated with an acquisition, the impact of certain tax and/or legal settlements and certain asset impairments.

(i)

Includes overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment. In 2009, R&D expenses include approximately $550 million of Wyeth R&D expenses and Earnings include approximately $900 million of Wyeth earnings and $290 million of operating expenses incurred in Japan associated with our three biopharmaceutical operating segments, where allocation among the segments is not practicable.

110	2011 Financial Report

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

B.	Geographic Information

Revenues exceeded $500 million in each of 18 countries outside the U.S. in 2011 and 2010, and in each of 13 countries outside the U.S. in 2009. The U.S. was the only country to contribute more than 10% of total revenues in each year.

Revenues by geographic region follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009
Revenues(a)
United States	$26,933	$28,855	$21,540
Developed Europe(b)	16,297	16,345	12,586
Developed Rest of World(c)	11,091	10,008	8,097
Emerging Markets(d)	13,104	11,849	7,046
Consolidated	$67,425	$67,057	$49,269

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011. For 2009, includes Wyeth commencing on the acquisition date of October 15, 2009.
(b)

Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries. Euro revenues were approximately $12 billion for each of 2011 and 2010 and $10 billion for 2009.

(c)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(d)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

Long-lived assets by geographic region follow:

	AS OF DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010
Property, plant and equipment, net
United States	$ 7,893	$ 8,537
Developed Europe(a)	6,023	7,159
Developed Rest of World(b)	904	854
Emerging Markets(c)	2,118	2,095
Consolidated	$16,938	$18,645

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

C.	Other Revenue Information

Significant Customers

We sell our products primarily to customers in the wholesale sector. In 2011, sales to our three largest U.S. wholesaler customers represented approximately 13%, 10% and 9% of total revenues and, collectively, represented approximately 13% of total accounts receivable as of December 31, 2011. These sales and related accounts receivable were concentrated in our three biopharmaceutical operating segments. In 2010, sales to our three largest U.S. wholesaler customers represented approximately 14%, 10% and 9% of total revenues and, collectively, represented approximately 18% of total accounts receivable as of December 31, 2010.

2011 Financial Report	111

Notes to Consolidated Financial Statements

Pfizer Inc. and Subsidiary Companies

Significant Product Revenues

Significant product revenues follow:

	YEAR ENDED DECEMBER 31,
(MILLIONS OF DOLLARS)	2011	2010	2009

Revenues from biopharmaceutical products(a):
Lipitor(b)	$9,577	$10,733	$11,434
Lyrica	3,693	3,063	2,840
Prevnar 13/Prevenar 13(c)	3,657	2,416	—
Enbrel (Outside the U.S. and Canada)(c)	3,666	3,274	378
Celebrex	2,523	2,374	2,383
Viagra	1,981	1,928	1,892
Norvasc	1,445	1,506	1,973
Zyvox	1,283	1,176	1,141
Xalatan/Xalacom	1,250	1,749	1,737
Sutent	1,187	1,066	964
Geodon/Zeldox	1,022	1,027	1,002
Premarin family(c)	1,013	1,040	213
Genotropin	889	885	887
Detrol/Detrol LA	883	1,013	1,154
Vfend	747	825	798
Chantix/Champix	720	755	700
BeneFIX(c)	693	643	98
Effexor(c)	678	1,718	520
Zosyn/Tazocin(c)	636	952	184
Pristiq(c)	577	466	82
Zoloft	573	532	516
Caduet	538	527	548
Revatio	535	481	450
Medrol	510	455	457
ReFacto AF/Xyntha(c)	506	404	47
Prevnar/Prevenar (7-valent)(c)	488	1,253	287
Zithromax/Zmax	453	415	430
Aricept(d)	450	454	435
Fragmin	382	341	359
Cardura	380	413	457
Rapamune(c)	372	388	57
Aromasin	361	483	483
BMP2(c)	340	400	81
Relpax	341	323	326
Xanax XR	306	307	318
Tygacil(c)	298	324	54
Neurontin	289	322	327
Diflucan	265	278	281
Arthrotec	242	250	270
Unasyn	231	244	245
Sulperazon	218	213	204
Skelaxin(e)	203	—	—
Inspra	195	157	130
Dalacin/Cleocin	192	214	241
Methotrexate	191	164	21
Toviaz	187	137	59
Somavert	183	157	147
Alliance revenues(f)	3,630	4,084	2,925
All other biopharmaceutical products(g)	6,768	6,194	4,913

Total revenues from biopharmaceutical products	57,747	58,523	45,448

Revenues from other products(a):
Animal Health(g)	4,184	3,575	2,764
Consumer Healthcare(c)	3,057	2,772	494
Nutrition(c)	2,138	1,867	191
Pfizer CentreSource	299	320	372

Total revenues(a)	$67,425	$67,057	$49,269

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011. For 2009, includes Wyeth commencing on the acquisition date of October 15, 2009.
(b)	On November 30, 2011, Lipitor lost exclusivity in the U.S. This loss of exclusivity reduced revenues by $326 million in 2011, in comparison with 2010.
(c)	Acquired from Wyeth.
(d)	Represents direct sales under license agreement with Eisai Co., Ltd.
(e)	Acquired from King.
(f)	Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
(g)	Includes products from legacy Pfizer, legacy Wyeth and legacy King.

112	2011 Financial Report

Quarterly Consolidated Financial Data (Unaudited)

Pfizer Inc. and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2011
Revenues	$16,502	$16,984	$17,193	$16,746
Costs and expenses(a)	12,490	12,823	12,423	13,993
Acquisition-related in-process research and development charges	—	—	—	—
Restructuring charges and certain acquisition-related costs(b)	894	479	1,101	460

Income from continuing operations before provision for taxes on income	3,118	3,682	3,669	2,293
Provision for taxes on income	894	1,094	1,235	800

Income from continuing operations	2,224	2,588	2,434	1,493
Discontinued operations—net of tax(c)	10	30	1,315	(43)

Net income before allocation to noncontrolling interests	2,234	2,618	3,749	1,450
Less: Net income attributable to noncontrolling interests	12	8	11	11

Net income attributable to Pfizer Inc.	$2,222	$2,610	$3,738	$1,439

Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.31	$0.19
Discontinued operations—net of tax	—	—	0.17	(0.01)

Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.48	$0.19

Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.31	$0.19
Discontinued operations—net of tax	—	—	0.17	(0.01)

Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.48	$0.19

Cash dividends paid per common share	$0.20	$0.20	$0.20	$0.20

Stock prices
High	$20.57	$21.45	$20.95	$21.90
Low	$17.62	$19.10	$16.63	$17.05

(a)	The fourth quarter of 2011 reflects historically higher Q4 costs in Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other deductions—net.
(b)	The third quarter of 2011 reflects higher employee termination costs.
(c)	The third quarter of 2011 reflects the gain on the sale of Capsugel.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

As of January 31, 2012, there were 223,038 holders of record of our common stock (New York Stock Exchange symbol PFE).

2011 Financial Report	113

Quarterly Consolidated Financial Data (Unaudited)

Pfizer Inc. and Subsidiary Companies

	QUARTER
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

2010
Revenues	$16,576	$17,132	$15,995	$17,354
Costs and expenses(a)	12,647	12,321	14,082	15,399
Acquisition-related in-process research and development charges	74	—	—	51
Restructuring charges and certain acquisition-related costs(b)	706	885	499	1,111

Income from continuing operations before provision/(benefit) for taxes on income	3,149	3,926	1,414	793
Provision/(benefit) for taxes on income(c)	1,135	1,472	558	(2,094)

Income from continuing operations	2,014	2,454	856	2,887
Discontinued operations—net of tax	21	31	15	10

Net income before allocation to noncontrolling interests	2,035	2,485	871	2,897
Less: Net income attributable to noncontrolling interests	9	10	5	7

Net income attributable to Pfizer Inc.	$2,026	$2,475	$866	$2,890

Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.25	$0.30	$0.11	$0.36
Discontinued operations—net of tax	—	—	—	—

Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.31	$0.11	$0.36

Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.25	$0.30	$0.11	$0.36
Discontinued operations—net of tax	—	—	—	—

Net income attributable to Pfizer Inc. common shareholders	$0.25	$0.31	$0.11	$0.36

Cash dividends paid per common share	$0.18	$0.18	$0.18	$0.18

Stock prices
High	$20.36	$17.39	$17.50	$17.90
Low	$16.80	$14.00	$14.14	$16.25

(a)

The fourth quarter of 2010 reflects historically higher Q4 costs in Cost of sales and Selling, informational and administrative expenses, partially offset by lower charges recorded in Other deductions—net.

(b)	The fourth quarter of 2010 reflects higher integration charges and restructuring costs, primarily related to our acquisition of Wyeth.
(c)	The fourth quarter of 2010 includes a $2.0 billion tax benefit recorded as a result of a settlement of certain tax audits covering the years 2002-2005.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

114	2011 Financial Report

Financial Summary

Pfizer Inc. and Subsidiary Companies

	YEAR ENDED/AS OF DECEMBER 31,(a)

(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2011	2010	2009	2008	2007

Revenues	$ 67,425	$ 67,057	$ 49,269	$ 47,529	$ 47,733
Research and development expenses(b)	9,112	9,392	7,824	7,924	8,071
Other costs and expenses	42,617	45,057	26,373	26,790	27,728
Acquisition-related in-process research and development charges(c)	—	125	68	633	283
Restructuring charges and certain acquisition-related costs(d)	2,934	3,201	4,330	2,662	2,524

Income from continuing operations before provision for taxes on income	12,762	9,282	10,674	9,520	9,127
Provision for taxes on income	4,023	1,071	2,145	1,582	977

Income from continuing operations	8,739	8,211	8,529	7,938	8,150
Discontinued operations—net of tax(e)	1,312	77	114	188	34
Less: Net income attributable to noncontrolling interests	42	31	8	22	40

Net income attributable to Pfizer Inc.	$ 10,009	$ 8,257	$ 8,635	$ 8,104	$ 8,144

Effective tax rate—continuing operations	31.5%	11.5%	20.1%	16.6%	10.7%
Depreciation and amortization(f)	$ 9,026	$ 8,487	$ 4,757	$ 5,090	$ 5,200
Property, plant and equipment additions(f)	1,660	1,513	1,205	1,701	1,880
Cash dividends paid	6,234	6,088	5,548	8,541	7,975

Working capital	29,659	32,377	24,929	16,748	25,415
Property, plant and equipment, less accumulated depreciation	16,938	18,645	22,291	12,864	15,315
Total assets	188,002	195,014	212,949	111,148	115,268
Long-term debt	34,931	38,410	43,192	7,955	7,299
Long-term capital(g)	137,149	145,303	151,454	68,637	80,103
Total Pfizer Inc. shareholders’ equity	82,190	87,813	90,014	57,556	65,010

Earnings per common share—basic:(h)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$1.02	$1.22	$1.18	$1.17
Discontinued operations—net of tax	0.17	0.01	0.02	0.03	—

Net income attributable to Pfizer Inc. common Shareholders	$1.28	$1.03	$1.23	$1.20	$1.18

Earnings per common share—diluted:(h)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$1.01	$1.21	$1.17	$1.17
Discontinued operations—net of tax	0.17	0.01	0.02	0.03	—

Net income attributable to Pfizer Inc. common shareholders	$1.27	$1.02	$1.23	$1.20	$1.17

Market value per share (December 31)	$21.64	$17.51	$18.19	$17.71	$22.73
Return on Pfizer Inc. shareholders’ equity	11.78%	10.39%	13.42%	13.22%	11.94%
Cash dividends paid per common share	$0.80	$0.72	$0.80	$1.28	$1.16
Shareholders’ equity per common share(i)	$10.85	$10.96	$11.19	$8.56	$9.65
Current ratio	2.06:1	2.13:1	1.67:1	1.61:1	2.16:1

Weighted-average shares used to calculate:
Basic earnings per common share amounts	7,817	8,036	7,007	6,727	6,917
Diluted earnings per common share amounts	7,870	8,074	7,045	6,750	6,939

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011. For 2009, includes Wyeth commencing on the acquisition date of October 15, 2009.
(b)

Research and development expenses includes upfront and milestone payments for intellectual property rights of $306 million in 2011, $393 million in 2010; $489 million in 2009; $377 million in 2008; and $603 million in 2007.

(c)

2010 and 2009 amounts relate to the resolution of a contingency related to our 2008 acquisition of CovX. In 2008 and 2007, we recorded charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development.

(d)	Restructuring charges and certain acquisition-related costs primarily includes the following:

2011—Restructuring charges of $2.2 billion related to our cost-reduction and productivity initiatives.

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

(e)	The sale of the Capsugel business closed on August 1, 2011, and we have recognized a gain related to the sale of Capsugel in Discontinued

operations—net of tax for the year ended December 31, 2011. Capsugel is presented as a discontinued operation and we have made certain reclassification adjustments to conform the prior year amounts to current-year presentation.

(f)	Includes discontinued operations.
(g)	Defined as long-term debt, noncurrent deferred tax liabilities and total shareholders’ equity. In 2009, increase reflects the long-term debt and deferred tax liabilities associated with the acquisition of Wyeth.

(h)	EPS amounts may not add due to rounding.
(i)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trusts). The increase in 2009 was due to the issuance of equity to partially finance the Wyeth acquisition.

2011 Financial Report	115

Financial Summary

Pfizer Inc. and Subsidiary Companies

Peer Group Performance Graph

Five Year Performance

	2006	2007	2008	2009	2010	2011

PFIZER	100.0	91.9	76.4	82.7	82.9	106.8

PEER GROUP	100.0	102.0	86.4	97.5	97.1	113.7

S&P 500	100.0	105.5	66.5	84.1	96.7	98.8

Notes:	Pfizer’s pharmaceutical peer group consists of the following companies: Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Johnson & Johnson and Merck and Co.

116	2011 Financial Report