Form 10-K, Exhibit 13
period 2012-12-31
PFIZER INC
filed 2013-02-28
CIK 78003

Financial Review
Pfizer Inc. and Subsidiary Companies

EXHIBIT 13

Pfizer Inc. 2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

INTRODUCTION

Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. (the Company). It should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2012 Annual Report on Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

•
Overview of Our Performance, Operating Environment, Strategy and Outlook. This section, beginning on page 2, provides information about the following: our business; our 2012 performance; our operating environment; our strategy; our business development initiatives, such as acquisitions, dispositions, licensing and collaborations; and our financial guidance for 2013.

•
Significant Accounting Policies and Application of Critical Accounting Estimates. This section, beginning on page 10, discusses those accounting policies and estimates that we consider important in understanding Pfizer’s consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Basis of Presentation and Significant Accounting Policies.

•	Analysis of the Consolidated Statements of Income. This section begins on page 15, and consists of the following sections:

◦
Revenues. This sub-section, beginning on page 15, provides an analysis of our revenues and products for the three years ended December 31, 2012, including an overview of research and development expenses and important biopharmaceutical product developments.

◦	Costs and Expenses. This sub-section, beginning on page 28, provides a discussion about our costs and expenses.

◦	Provision for Taxes on Income. This sub-section, beginning on page 33, provides a discussion of items impacting our tax provisions.

◦	Discontinued Operations. This sub-section, on page 34, provides an analysis of the financial statement impact of our discontinued operations.

◦	Adjusted Income. This sub-section, beginning on page 34, provides a discussion of an alternative view of performance used by management.

•	Analysis of the Consolidated Statements of Comprehensive Income. This section, on page 38, provides a discussion of changes in certain components of other comprehensive income.

•	Analysis of the Consolidated Balance Sheets. This section, beginning on page 38, provides a discussion of changes in certain balance sheet accounts.

•	Analysis of the Consolidated Statements of Cash Flows. This section, beginning on page 39, provides an analysis of our consolidated cash flows for the three years ended December 31, 2012.

•
Analysis of Financial Condition, Liquidity and Capital Resources. This section, beginning on page 40, provides an analysis of selected measures of our liquidity and of our capital resources as of December 31, 2012 and December 31, 2011, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2012. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

•	New Accounting Standards. This section, on page 44, discusses accounting standards that we have recently adopted, as well as those that recently have been issued, but not yet adopted.

•
Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 44, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to, among other things, our anticipated financial and operating performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies.

2012 Financial Report	1

Financial Review
Pfizer Inc. and Subsidiary Companies

OVERVIEW OF OUR PERFORMANCE, OPERATING ENVIRONMENT, STRATEGY AND OUTLOOK

Our Business

Our mission is to apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global healthcare portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as many of the world’s best-known consumer products. Every day, we work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We also collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products, as well as through alliance agreements, under which we co-promote products discovered by other companies (Alliance revenues).

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

References to developed markets include the U.S., Western Europe, Japan, Canada, Australia, Scandinavia, South Korea, Finland and New Zealand; and references to Emerging Markets include the rest of the world, including, among other countries, China, Brazil, Mexico, Turkey, Russia and India.

On February 6, 2013, an initial public offering (IPO) of our subsidiary, Zoetis Inc. (Zoetis), was completed, pursuant to which we sold 99.015 million shares of Zoetis in exchange for the retirement of approximately $2.5 billion of Pfizer commercial paper issued on January 10, 2013. The IPO represented approximately 19.8% of the total outstanding Zoetis shares. On February 1, 2013, Zoetis shares began trading on the New York Stock Exchange under the symbol "ZTS." Prior to and in connection with the IPO, Zoetis completed a $3.65 billion senior notes offering and we transferred to Zoetis substantially all of the assets and liabilities of our Animal Health business. (For additional information, see Notes to Consolidated Financial Statements––Note 19A. Subsequent Events: Zoetis Debt Offering and Initial Public Offering.)

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé for $11.85 billion in cash and recognized a gain of approximately $4.8 billion, net of tax, in Gain/(loss) on sale of discontinued operations––net of tax. The operating results of this business are reported as Income/(loss) from discontinued operations––net of tax in our consolidated statements of income for all periods presented. In addition, in our consolidated balance sheet as of December 31, 2011, the assets and liabilities associated with this discontinued operation are classified as Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate. (For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures and see the “Our Business Development Initiatives” and “Discontinued Operations” sections of this Financial Review.)

On August 1, 2011, we completed the sale of our Capsugel business for approximately $2.4 billion in cash and recognized a gain of approximately $1.3 billion, net of tax, in Gain/(loss) on sale of discontinued operations––net of tax. The operating results of this business are reported as Income/(loss) from discontinued operations––net of tax in our consolidated statements of income for the years ended December 31, 2011 and December 31, 2010. (For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures and see the “Our Business Development Initiatives” and “Discontinued Operations” sections of this Financial Review.)

The assets, liabilities, operating results and cash flows of acquired businesses, such as King Pharmaceuticals, Inc. (King) (acquired on January 31, 2011), are included in our results on a prospective basis only commencing from the acquisition date. As such, our consolidated financial statements for the year ended December 31, 2011 reflect approximately 11 months of King’s U.S. operations and approximately 10 months of King’s international operations. (For additional information about these acquisitions, see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions and see the “Our Business Development Initiatives” section of this Financial Review.)

Our 2012 Performance

Revenues decreased 10% in 2012 to $59.0 billion, compared to $65.3 billion in 2011, which reflects an operational decline of $4.8 billion or 8%, primarily the result of the loss of exclusivity of Lipitor in most major markets, including the U.S. on November 30, 2011 and most of developed Europe in March and May 2012, and the unfavorable impact of foreign exchange of $1.5 billion, or 2%. Lipitor and other product losses of exclusivity, as well as the final-year terms of our collaboration agreements in certain markets for Spiriva, negatively impacted revenues by approximately $7.7 billion, or 12%, in 2012 compared to 2011.

2	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides the significant impacts on revenues for 2012 as compared to 2011:

	2012 v. 2011
(MILLIONS OF DOLLARS)	Increase/ (Decrease)	% Change
Lipitor(a)	$(5,629)	(59)
Geodon/Zeldox(a)	(669)	(65)
Xalatan/Xalacom(a)	(444)	(36)
Caduet(a)	(280)	(52)
Effexor	(253)	(37)
Zosyn/Tazocin	(152)	(24)
Aromasin(a)	(151)	(42)
Aricept(b)	(124)	(28)
Detrol/Detrol LA(a)	(122)	(14)
Celebrex	196	8
Lyrica	465	13
Alliance revenues(a)	(138)	(4)
All other biopharmaceutical products(c)	525	7
Animal Health products	115	3
Consumer Healthcare products	184	6

(a)
Lipitor and Caduet lost exclusivity in the U.S. in November 2011 and various other major markets in 2011 and 2012. Xalatan lost exclusivity in the U.S. in March 2011 and in the majority of European markets in January 2012. Aromasin lost exclusivity in the U.S. in April 2011, in the majority of European markets in July 2011 and in Japan in November 2011. Geodon lost exclusivity in the U.S. in March 2012. Detrol immediate release (Detrol IR) lost exclusivity in the U.S. in June 2012. Detrol lost exclusivity in most European markets in September 2012. We lost exclusivity for Aricept 5mg and 10mg tablets, which are included in Alliance revenues, in the U.S. in November 2010 and in the majority of European markets in February 2012 and April 2012. Lower revenues for Spiriva in certain European countries, Canada and Australia reflect final-year terms of our collaboration agreements in those markets.

(b)	Represents direct sales under license agreement with Eisai Co., Ltd.

(c)	Includes the “All other” category included in the Revenues—Major Biopharmaceutical Products table presented in this Financial Review, which includes sales of generic atorvastatin.

Income from continuing operations was $9.5 billion in 2012 compared to $8.4 billion in 2011, primarily reflecting, among other items:

•
a settlement with the U.S. Internal Revenue Service and the resolution of certain foreign tax audits in 2012, all of which related to multiple tax years, which resulted in a tax benefit of approximately $1.1 billion and $310 million, respectively, representing tax and interest (see further discussion in Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations);

•	purchase accounting charges that were approximately $1.8 billion (pre-tax) lower in 2012 than 2011;

•	acquisition-related costs that were approximately $1.0 billion (pre-tax) lower in 2012 than 2011; and

•	charges related to our non-acquisition related cost-reduction and productivity initiatives that were approximately $645 million (pre-tax) lower in 2012 than 2011, partially offset by:

•
the loss of exclusivity of Lipitor, as well as certain other products, resulting in lower revenues and associated expenses (see also "The Loss or Expiration of Intellectual Property Rights" section of this Financial Review);

•
charges for certain legal matters that were approximately $1.4 billion (pre-tax) higher in 2012 than 2011 (see further discussion in the “Costs and Expenses––Other Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other Deductions––Net); and

•
charges in 2012 associated with the separation of Zoetis of $325 million (pre-tax) (see further discussion in the “Costs and Expenses––Selling, Informational and Administrative (SI&A) Expenses" and "Other Deductions––Net” sections of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other Deductions––Net).

Also, see the “Discontinued Operations” section of this Financial Review.

2012 Financial Report	3

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Operating Environment

U.S. Healthcare Legislation

Principal Provisions Affecting Us

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, the U.S. Healthcare Legislation, and also known as the Affordable Care Act), was enacted in the U.S. In June 2012, the U.S. Supreme Court upheld the constitutionality of the requirement in the U.S. Healthcare Legislation for Americans to have insurance (called the individual mandate) (for additional information, see the “Government Regulation and Price Constraints” section of our 2012 Annual Report on
Form 10-K). This legislation has resulted in both current and longer-term impacts on us, as discussed below.

Certain provisions of the U.S. Healthcare Legislation became effective in 2010 or in 2011, while other provisions will become effective on various dates. The principal provisions affecting us provide for the following:

•	an increase, from 15.1% to 23.1%, in the minimum rebate on branded prescription drugs sold to Medicaid beneficiaries (effective January 1, 2010);

•	extension of Medicaid prescription drug rebates to drugs dispensed to enrollees in certain Medicaid managed care organizations (effective March 23, 2010);

•
expansion of the types of institutions eligible for the “Section 340B discounts” for outpatient drugs provided to hospitals serving a disproportionate share of low-income individuals and meeting the qualification criteria under Section 340B of the Public Health Service Act of 1944 (effective January 1, 2010);

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

Impacts to our 2012 Results

We recorded the following amounts in 2012 as a result of the U.S. Healthcare Legislation:

•	$593 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$336 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government referred to above.

Impacts to our 2011 Results

We recorded the following amounts in 2011 as a result of the U.S. Healthcare Legislation:

•	$648 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$248 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government referred to above.

Other Impacts

•
Individual Mandate—The financial impact of U.S. healthcare reform may be affected by certain additional developments over the next few years, including pending implementation guidance relating to the U.S. Healthcare Legislation and certain healthcare reform proposals. In addition, the U.S. Healthcare Legislation requires that, except in certain circumstances, individuals obtain health insurance beginning in 2014, and it also provides for an expansion of Medicaid coverage in 2014. It is expected that, as a result of these provisions, there will be a substantial increase in the number of Americans with health insurance beginning in 2014, a significant portion of whom will be eligible for Medicaid. We anticipate that this will increase demand for pharmaceutical products overall. However, because of the substantial mandatory rebates we pay under the Medicaid program and because a significant percentage of the Americans who will be included in the coverage expansion are expected to be young, we do not anticipate that implementation of the coverage expansion will generate significant additional revenues for Pfizer. In June 2012, the U.S. Supreme Court upheld the constitutionality of all provisions of the U.S. Healthcare Legislation, with the exception of the provisions concerning Medicaid expansion; as a result of the Court's ruling regarding Medicaid, states can choose not to expand their Medicaid populations without losing federal funding for their existing Medicaid populations. The Congressional Budget Office estimates that the new state flexibility is likely to result in six million fewer new Medicaid enrollees than were initially expected to enroll as a result of the eligibility expansion and that half of these people are expected to gain coverage through Health Insurance Exchanges, and the remaining three million are likely to remain uninsured.

•
Biotechnology Products—The U.S. Healthcare Legislation also created a framework for the approval of biosimilars (also known as follow-on biologics) following the expiration of 12 years of exclusivity for the innovator biologic, with a potential six-month pediatric extension. Under the U.S. Healthcare Legislation, biosimilars applications may not be submitted until four years after the approval of the reference,

4	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

innovator biologic. The U.S. Food and Drug Administration (FDA) is responsible for implementation of the legislation, which will require the FDA to address such key topics as the type and extent of data needed to establish biosimilarity; the data required to achieve interchangeability compared to biosimilarity; the naming convention for biosimilars; the tracking and tracing of adverse events; and the acceptability of data using a non-U.S. licensed comparator to demonstrate biosimilarity and/or interchangeability with a U.S.-licensed reference product. The FDA has begun to address some of these issues with the February 2012 release of three draft guidance documents. Specifically, the FDA has clarified that biosimilar applicants may use a non-U.S. licensed comparator in certain studies to support a demonstration of biosimilarity to a U.S.-licensed reference product. If competitors are able to obtain marketing approval for biosimilars referencing our biotechnology products, our biotechnology products may become subject to competition from biosimilars, with attendant competitive pressure, and price reductions could follow. Expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant exclusivity period has expired. As part of our business strategy, we are developing biosimilar medicines using our expertise in biologics and our regulatory, commercial and manufacturing strengths. As such, a better-defined biosimilars approval pathway will assist us in pursuing approval of our own biosimilar products in the U.S.
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

Our financial results in 2012 and our financial guidance for 2013, as applicable, reflect the impact of the loss of exclusivity of various products and the expiration of certain alliance product contract rights discussed below (see the “Our Financial Guidance for 2013” section of this Financial Review). Specifically:

•
Lipitor in the U.S.––We lost exclusivity for Lipitor in the U.S. in November 2011. The entry of multi-source generic competition in the U.S. began in May 2012, with attendant increased competitive pressures. Through the end of 2011, sales of Lipitor in the U.S. were reported in our Primary Care business unit. Beginning in 2012, sales of Lipitor in the U.S. were reported in our Established Products business unit.

Lipitor in international markets—Lipitor lost exclusivity in Japan in June 2011 (with generic competition occurring in November 2011), Australia in April 2012 and most of developed Europe in March 2012 and May 2012. In Europe, Japan and Australia, Lipitor now faces multi-source generic competition. In other international markets, Lipitor has lost exclusivity in certain countries and will lose exclusivity at various times in other countries.
Prior to loss of exclusivity, sales of Lipitor in each market except for those in Emerging Markets, are reported in our Primary Care business unit. Typically, as of the beginning of the fiscal year following loss of exclusivity in a market, sales of Lipitor in that market, except for those in Emerging Markets, are reported in our Established Products business unit. Sales of Lipitor in the U.S. and Japan have been reported in our Established Products business unit since January 1, 2012, and sales of Lipitor in developed Europe began to be reported in our Established Products business unit on January 1, 2013.

•
Other recent loss of exclusivity impacts—In the U.S., we lost exclusivity for Vfend tablets in February 2011, for Xalatan in March 2011 and for Geodon in March 2012. The basic U.S. patent (including the six-month pediatric exclusivity period) for Protonix expired in January 2011. The basic patent for Vfend tablets in Brazil expired in January 2011. We lost exclusivity for Aromasin in the U.S. in April 2011, in the majority of European markets in July 2011 and in Japan in November 2011. We lost exclusivity for Xalatan and Xalacom in the majority of European markets in January 2012. We lost exclusivity for Aricept in the majority of European markets in February 2012 and April 2012. Caduet lost exclusivity in the U.S. in November 2011 and in the majority of European markets in March and May 2012. We lost exclusivity in the U.S. in September 2012 for Revatio tablet, and in June 2012 for Detrol IR. Detrol lost exclusivity in most European markets in September 2012.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, including with regard to the expiration of the patents for various products in the U.S., European Union (EU) and Japan, see the “Patents and Intellectual Property Rights” section of our 2012 Annual Report on Form 10-K.
We will continue to aggressively defend our patent rights whenever we deem appropriate. For a discussion of certain recent developments with respect to patent litigation, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.

In Alliance revenues, we expect to be negatively impacted by the following over the next few years:

•	Aricept—Our rights to Aricept in Japan returned to Eisai Co., Ltd. in December 2012. We expect to lose exclusivity for the Aricept 23mg tablet in the U.S. in July 2013.

•
Spiriva—Our collaboration with Boehringer Ingelheim (BI) for Spiriva expires on a country-by-country basis between 2012 and 2016, including the expiration in certain EU markets and Canada and Australia in 2012, which adversely impacted our 2012 results. We expect to experience a graduated decline in revenues from Spiriva through 2016.

•
Enbrel—Our U.S. and Canada collaboration agreement with Amgen Inc. for Enbrel will expire in October 2013. While we are entitled to royalties for 36 months thereafter, we expect that those royalties will be significantly less than our current share of Enbrel profits from U.S. and Canada sales. Outside the U.S. and Canada, our exclusive rights to Enbrel continue in perpetuity.

2012 Financial Report	5

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Rebif—Our collaboration agreement with EMD Serono Inc. (Serono) to co-promote Rebif in the U.S. will expire either at the end of 2013 or the end of 2015, depending on the outcome of pending litigation between Pfizer and Serono concerning the interpretation of the agreement. We believe that we are entitled to a 24-month extension of the agreement to the end of 2015. Serono believes that we are not entitled to the extension and that the agreement will expire at the end of 2013. In October 2011, the Philadelphia Court of Common Pleas sustained our preliminary objections and dismissed Serono’s complaint, and Serono has appealed the decision to the Superior Court of Pennsylvania. For additional information, see Notes to Consolidated Financial Statements––Note 17. Commitments and Contingencies.

Pipeline Productivity and Regulatory Environment

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses. We are confronted by increasing regulatory scrutiny of drug safety and efficacy, even as we continue to gather safety and other data on our products, before and after the products have been launched. Our product lines must be replenished over time in order to offset revenue losses when products lose their exclusivity, as well as to provide for revenue and earnings growth. We devote considerable resources to research and development (R&D) activities. These activities involve a high degree of risk and may take many years, and with respect to any specific research and development project, there can be no assurance that the development of any particular product candidate or new indication for an in-line product will achieve desired clinical endpoints and safety profile, will be approved by regulators or will be successful commercially. We continue to closely evaluate our global research and development function and pursue strategies intended to improve innovation and overall productivity in R&D by prioritizing areas that we believe have the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas that we believe have the highest potential to deliver value in the near term and over time.

During the development of a product, we conduct clinical trials to provide data on the drug’s safety and efficacy to support the evaluation of its overall benefit-risk profile for a particular patient population. In addition, after a product has been approved and launched, we continue to monitor its safety as long as it is available to patients, and post-marketing trials may be conducted, including trials requested by regulators and trials that we do voluntarily to gain additional medical knowledge. For the entire life of the product, we collect safety data and report potential problems to the FDA. The FDA and regulatory authorities in other jurisdictions may evaluate potential safety concerns and take regulatory actions in response, such as updating a product’s labeling, restricting the use of a product, communicating new safety information to the public, or, in rare cases, removing a product from the market.

Pricing and Access Pressures

Governments, managed care organizations and other payer groups continue to seek increasing discounts on our products through a variety of means, such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In particular, we continue to face widespread downward pressures on international pricing and reimbursement, particularly in developed European markets, Japan and in certain emerging markets, all of which have a large government share of pharmaceutical spending and are facing a difficult fiscal environment. Specific pricing pressures in 2012 included measures to reduce pharmaceutical prices and expenditures in Spain, Italy, France, Greece, Ireland, Portugal and Japan. Also, health insurers and benefit plans continue to limit access to certain of our medicines by imposing formulary restrictions in favor of the increased use of generics. In prior years, Presidential advisory groups tasked with reducing healthcare spending have recommended and legislative changes have been proposed that would allow the U.S. government to directly negotiate prices with pharmaceutical manufacturers on behalf of Medicare beneficiaries, which we expect would restrict access to and reimbursement for our products. There also continue to be legislative proposals to amend U.S. laws to allow the importation into the U.S. of prescription drugs from outside the U.S., which can be sold at prices that are regulated by the governments of various foreign countries. If importation of medicines is allowed, an increase in cross-border trade in medicines subject to foreign price controls in other countries could occur and negatively impact our revenues.

In August 2011, the federal Budget Control Act of 2011 (the Budget Control Act) was enacted in the U.S. The Budget Control Act includes provisions to raise the U.S. Treasury Department’s borrowing limit, known as the debt ceiling, and provisions to reduce the federal deficit by $2.4 trillion between 2012 and 2021. Deficit-reduction targets include $900 billion of discretionary spending reductions associated with the Department of Health and Human Services and various agencies charged with national security, but those discretionary spending reductions do not include programs such as Medicare and Medicaid or direct changes to pharmaceutical pricing, rebates or discounts. The Office of Management and Budget (OMB) is responsible for identifying the remaining $1.5 trillion of deficit reductions, which will be divided evenly between defense and non-defense spending. Under this OMB review process, Social Security, Medicaid, Veteran Benefits and certain other spending categories are excluded from consideration, but reductions in payments to Medicare providers may be made, although any such reductions are prohibited by law from exceeding 2% of the originally budgeted amount. Additionally, certain payments to Medicare Part D plans, such as low-income subsidy payments, are exempt from reduction. While we do not know the specific nature of the spending reductions under the Budget Control Act that will affect Medicare, we do not expect that those reductions will have a material adverse impact on our results of operations. However, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, and/or any significant additional taxes or fees that may be imposed on us, as part of any broader deficit-reduction effort or legislative replacement for the Budget Control Act, could have an adverse impact on our results of operations.

Enforcement of the U.S. federal debt ceiling has been suspended through May 18, 2013. If the U.S. federal government fails to suspend enforcement of the debt ceiling beyond May 18, 2013 or to increase the debt ceiling and, as a result, is unable to satisfy its financial obligations, including under Medicare, Medicaid and other publicly funded or subsidized health programs, our results of operations could be adversely impacted.

6	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Competition Among Branded Products

Many of our products face competition in the form of branded products, which treat similar diseases or indications. These competitive pressures can have an adverse impact on our results of operations.
The Global Economic Environment

In addition to the industry-specific factors discussed above, we, like other businesses, continue to face the effects of the challenging economic environment, which have impacted our biopharmaceutical operations in the U.S. and Europe, including the countries that use the euro, affecting the performance of products such as Lyrica, Enbrel, Prevnar 13/Prevenar 13 and Celebrex, and in a number of emerging markets. We believe that patients, experiencing the effects of the challenging economic environment, including high unemployment levels, and increases in co-pays, sometimes switch to generic products, delay treatments, skip doses or use less effective treatments to reduce their costs. Challenging economic conditions in the U.S. also have increased the number of patients in the Medicaid program, under which sales of pharmaceuticals are subject to substantial rebates and, in many states, to formulary restrictions limiting access to brand-name drugs, including ours. In addition, we continue to experience pricing pressure in various markets around the world, including in developed European markets, Japan and in a number of emerging markets, with government-mandated reductions in prices for certain biopharmaceutical products and government-imposed access restrictions in certain countries.

Significant portions of our revenues and earnings are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. As we operate in multiple foreign currencies, including the euro, the Japanese yen, the U.K. pound, the Chinese renminbi, the Canadian dollar and approximately 100 other currencies, changes in those currencies relative to the U.S. dollar will impact our revenues and expenses. If the U.S. dollar weakens against a specific foreign currency, our revenues will increase, having a positive impact, and our overall expenses will increase, having a negative impact, on net income. Likewise, if the U.S. dollar strengthens against a specific foreign currency, our revenues will decrease, having a negative impact, and our overall expenses will decrease, having a positive impact on net income. Therefore, significant changes in foreign exchange rates can impact our results and our financial guidance.

Despite the challenging financial markets, Pfizer maintains a strong financial position. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have the ability to meet our liquidity needs for the foreseeable future. Our long-term debt is rated investment grade by both Standard & Poor’s (S&P) and Moody’s Investors Service. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, available-for-sale debt securities. For further discussion of our financial condition, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

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

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé. On February 6, 2013, we completed the sale of approximately 19.8% of our ownership stake in Zoetis through an initial public offering. We may in the future make a tax-free distribution to our shareholders of all or a portion of our remaining equity interest in Zoetis, which may include one or more distributions effected as a dividend to all Pfizer shareholders, one or more distributions in exchange for Pfizer shares or other securities, or any combination thereof. We will consider all alternatives to maximize the after-tax return for our shareholders, including a tax-free distribution to our shareholders.  If pursued, any disposition would be subject to various conditions, including receipt of any necessary regulatory or other approvals and the existence of satisfactory market conditions.

If we decide to fully separate Zoetis, then, following such separation, Pfizer will be a global biopharmaceutical company with an innovative core (our Primary Care, Specialty Care and Oncology units) and a value core (our Established Products unit) in developed markets, with different cost structures and operating drivers. Our Emerging Markets unit has a geographic focus that includes both the innovative and value cores in those markets. The innovative core includes a portfolio of innovative, largely patent-protected, in-line products and an R&D organization focused on continuing to build a robust pipeline of highly differentiated product candidates in areas of unmet medical needs. The value core includes a portfolio of products that have lost exclusivity or are approaching the loss of exclusivity that help meet the global need for less expensive, quality medicines. In addition, we have a complementary Consumer Healthcare business with several well-known brands.

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

2012 Financial Report	7

Financial Review
Pfizer Inc. and Subsidiary Companies

We continue to closely evaluate our global research and development function and pursue strategies intended to improve innovation and overall productivity in R&D by prioritizing areas that we believe have the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas that we believe have the highest potential to deliver value in the near term and over time. To that end, our research primarily focuses on five high-priority areas that have a mix of small and large molecules—immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines. In addition to reducing the number of disease areas of focus, we have realigned and reduced our research and development footprint and outsourced certain functions that do not drive competitive advantage for Pfizer. For additional information, see the “Our Financial Guidance for 2013” and “Costs and Expenses—Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” sections of this Financial Review.

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

For information about our pending new drug applications (NDA) and supplemental filings, see the “Revenues—Product Developments—Biopharmaceutical” section of this Financial Review.

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

Our strategy also includes directly enhancing shareholder value through dividends and share repurchases. On December 17, 2012, our Board of Directors declared a first-quarter 2013 dividend of $0.24 per share, an increase from the $0.22 per-share quarterly dividend paid during 2012. Also, on November 30, 2012, a new $10 billion share repurchase plan, to be utilized over time, became effective.

Our Business Development Initiatives

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, dispositions and acquisitions. We view our business development activity as an enabler of our strategies, and we seek to generate profitable revenue growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We are especially interested in opportunities in our five high-priority therapeutic areas—immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines––and in emerging markets and established products. We assess our businesses and assets as part of our regular, ongoing portfolio review process and also continue to consider business development activities for our businesses.

The most significant recent transactions and events are described below.

•
On February 6, 2013, an initial public offering of Zoetis was completed, pursuant to which we sold 99.015 million shares of Zoetis in exchange for the retirement of approximately $2.5 billion of Pfizer commercial paper issued on January 10, 2013. The IPO represented approximately 19.8% of the total outstanding Zoetis shares. For additional information, see Notes to Consolidated Financial Statements––Note 19A. Subsequent Events: Zoetis Debt Offering and Initial Public Offering.

•
On November 30, 2012, we completed the sale of our Nutrition business to Nestlé for $11.85 billion in cash. For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

•
On November 27, 2012, we completed our acquisition of NextWave Pharmaceuticals Incorporated (NextWave), a privately held, specialty pharmaceutical company. As a result of the acquisition, Pfizer now holds exclusive North American rights to Quillivant XR™ (methylphenidate hydrochloride), the first once-daily liquid medication approved in the U.S. for the treatment of ADHD. The total consideration for the acquisition was approximately $442 million. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
On October 31, 2012, our equity-method investee, ViiV Healthcare Limited (ViiV), acquired the remaining 50% of Shionogi-ViiV Healthcare LLC, its equity-method investee, from Shionogi & Co., Ltd. (Shionogi) in consideration for a 10% interest in ViiV (newly issued shares) and contingent consideration in the form of future royalties. For additional information, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

8	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
On September 6, 2012, Pfizer and Zhejiang Hisun Pharmaceuticals Co., Ltd., a leading Chinese pharmaceutical company, created a new company, Hisun Pfizer Pharmaceuticals Company Limited (HPP), to develop, manufacture and commercialize off-patent pharmaceutical products in China and global markets. HPP was established with registered capital of $250 million. For additional information, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

•
On August 13, 2012, we announced that we entered into an agreement with AstraZeneca for the global over-the-counter (OTC) rights for Nexium, a leading prescription drug currently approved to treat the symptoms of gastroesophageal reflux disease. We made an upfront payment of $250 million to AstraZeneca, and AstraZeneca is eligible to receive milestone payments of up to $550 million based on product launches and level of sales as well as royalty payments based on sales. A marketing authorization application for OTC Nexium in a 20mg tablet form was filed with the European Medicines Agency in June 2012. A new drug application filing for OTC Nexium in the U.S. in a 20mg delayed-release capsule is targeted for the first half of 2013. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
On March 12, 2012, Biocon and Pfizer announced the conclusion of their October 18, 2010 alliance to commercialize Biocon’s biosimilar versions of insulin and insulin analog products. The companies agreed that, due to the individual priorities for their respective biosimilars businesses, each company would move forward independently.

•
On February 26, 2012, we completed our acquisition of Alacer Corp. (Alacer), a company that manufactures, markets and distributes Emergen-C, a line of effervescent, powdered drink mix vitamin supplements that is the largest-selling branded vitamin C line in the U.S. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
On December 1, 2011, we completed our acquisition of the consumer healthcare business of Ferrosan Holding A/S (Ferrosan), a Danish company engaged in the sale of science-based consumer healthcare products, including dietary supplements and lifestyle products, primarily in the Nordic region and the emerging markets of Russia and Central and Eastern Europe. Our acquisition of Ferrosan’s consumer healthcare business strengthens our presence in dietary supplements with a new set of brands and pipeline products. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
On November 30, 2011, we completed our acquisition of Excaliard Pharmaceuticals, Inc. (Excaliard), a privately owned biopharmaceutical company. Excaliard‘s lead compound, EXC-001, a Phase 2 compound, is an antisense oligonucleotide designed to interrupt the process of skin fibrosis by inhibiting expression of connective tissue growth factor (CTGF). The total consideration for the acquisition was approximately $174 million. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
In October 2011, we entered into an agreement with GlycoMimetics, Inc. for their investigational compound GMI-1070. GMI-1070 is a pan-selectin antagonist currently in Phase 2 development for the treatment of vaso-occlusive crisis associated with sickle cell disease. GMI-1070 has received Orphan Drug and Fast Track status from the FDA. Under the terms of the agreement, Pfizer received an exclusive worldwide license to GMI-1070 for vaso-occlusive crisis associated with sickle cell disease and for other diseases for which the drug candidate may be developed. GlycoMimetics is responsible for completion of the ongoing Phase 2 trial under Pfizer’s oversight, and Pfizer is responsible for all further development and commercialization. GlycoMimetics is entitled to payments up to approximately $340 million, including an upfront payment as well as development, regulatory and commercial milestones. GlycoMimetics is also eligible for royalties on any sales.

•
On September 20, 2011, we completed our cash tender offer for the outstanding shares of Icagen, Inc. (Icagen), resulting in an approximate 70% ownership of the outstanding shares of Icagen, a biopharmaceutical company focused on discovery, development and commercialization of novel, orally-administered small molecule drugs that modulate ion channel targets. On October 27, 2011, we acquired all of the remaining shares of Icagen. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
On August 1, 2011, we sold our Capsugel business for approximately $2.4 billion in cash. For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

•
On January 31, 2011 (the acquisition date), we completed a tender offer for the outstanding shares of common stock of King and acquired approximately 92.5% of the outstanding shares for approximately $3.3 billion in cash. On February 28, 2011, we acquired the remaining shares of King for approximately $300 million in cash. As a result, the total fair value of consideration transferred for King was approximately $3.6 billion in cash ($3.2 billion, net of cash acquired). For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
On November 8, 2010, we consummated our partnership to develop and commercialize generic medicines with Laboratório Teuto Brasileiro S.A. (Teuto) a leading generics company in Brazil. As part of the transaction, we acquired a 40% equity stake in Teuto, and entered into a series of commercial agreements. The partnership is enhancing our position in Brazil, a key emerging market, by providing access to Teuto’s portfolio of products. Through this partnership, we have access to significant distribution networks in rural and suburban areas in Brazil and the opportunity to register and commercialize Teuto’s products in various markets outside Brazil. For additional information, see also Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

•
On October 6, 2010, we completed our acquisition of FoldRx Pharmaceuticals, Inc. (FoldRx), a privately held drug discovery and clinical development company. FoldRx’s lead product candidate, Vyndaqel (tafamidis meglumine), was approved in the EU in November 2011 and our new drug application was accepted for review in the U.S. in February 2012. This product is a first-in-class oral therapy for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP), a progressively fatal genetic neurodegenerative disease, for which

2012 Financial Report	9

Financial Review
Pfizer Inc. and Subsidiary Companies

liver transplant is the only treatment option currently available. Our acquisition of FoldRx has increased our presence in the growing rare medical disease market, which complements our Specialty Care unit. For additional information regarding Vyndaqel (tafamidis meglumine), see the “Product Developments—Biopharmaceutical” section of this Financial Review. The total consideration for the acquisition was approximately $400 million. For additional information about the acquisition, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.
Our Financial Guidance for 2013

We forecast 2013 revenues of $56.2 billion to $58.2 billion, Reported diluted earnings per common share (EPS) of $1.50 to $1.65 and Adjusted diluted EPS of $2.20 to $2.30. The exchange rates assumed in connection with the 2013 financial guidance are as of mid-January 2013. For an understanding of Adjusted income and Adjusted diluted EPS (both non-GAAP financial measures), see the “Adjusted Income” section of this Financial Review.

The 2013 financial guidance reflects the benefit of a full-year contribution from Zoetis. We plan to update this guidance in April 2013 to reflect the impact of the recent initial public offering (IPO) of an approximate 19.8% ownership interest in Zoetis. For additional information on the IPO, see Notes to Consolidated Financial Statements—Note 19A. Subsequent Events: Zoetis Debt Offering and Initial Public Offering.

The following table provides a reconciliation of 2013 Adjusted income and Adjusted diluted EPS guidance to 2013 Reported net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance:

Full-Year 2013 Guidance
(BILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	Net Income(a)	Diluted EPS(a)
Adjusted income/adjusted diluted EPS(b) guidance	~$15.4 - $16.1	~$2.20 - $2.30
Purchase accounting impacts of transactions completed as of December 31, 2012	(3.4)	(0.49)
Acquisition-related costs	(0.4 - 0.5)	(0.06 - 0.07)
Non-acquisition-related restructuring costs(c)	(0.5 - 0.8)	(0.8 - 0.12)
Costs associated with the separation of Zoetis(d)	(0.2)	(0.2)
Reported net income attributable to Pfizer Inc./diluted EPS guidance(d)	~$10.5 - $11.6	~$1.50 - $1.65

(a)
Does not assume the completion of any business development transactions not completed as of December 31, 2012, including any one-time upfront payments associated with such transactions, and excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2012.

(b)	For an understanding of Adjusted income and Adjusted diluted EPS, see the “Adjusted Income” section of this Financial Review.

(c)
Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and amounts related to other cost-reduction and productivity initiatives. In our reconciliation between Net income attributable to Pfizer Inc., as reported under principles generally accepted in the United States of America (U.S. GAAP), and Adjusted income, and in our reconciliation between diluted EPS, as reported under U.S. GAAP, and Adjusted diluted EPS, these amounts are categorized as Certain Significant Items (see the “Adjusted Income––Reconciliation” section of this Financial Review).

(d)
Reported Diluted EPS guidance includes a $0.02 unfavorable impact for certain non-recurring costs that we expect to incur related to the separation of Zoetis, including new branding, the creation of a standalone infrastructure, site separation and certain legal registration and patent assignment costs.

Our 2013 financial guidance is subject to a number of factors and uncertainties—as described in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review and in Part I, Item 1A, “Risk Factors”, of our 2012 Annual Report on Form 10-K.

SIGNIFICANT ACCOUNTING POLICIES AND APPLICATION OF CRITICAL ACCOUNTING ESTIMATES

For a description of our significant accounting policies, see Notes to Consolidated Financial Statements––Note 1. Basis of Presentation and Significant Accounting Policies.

Of these policies, the following are considered critical to an understanding of Pfizer’s Consolidated Financial Statements as they require the application of the most difficult, subjective and complex judgments: (i) Acquisitions (Note 1D); (ii) Fair Value (Note 1E); (iii) Revenues (Note 1G); (iv) Asset Impairment Reviews (Note 1K); (v) Benefit Plans (Note 1P); and (vi) Contingencies, including Tax Contingencies (Note 1O) and Legal and Environmental Contingencies (Note 1Q).

Below are some of our critical accounting estimates. See also Estimates and Assumptions (Note 1C) for a discussion about the risks associated with estimates and assumptions.

Acquisitions and Fair Value

For a discussion about the application of Fair Value to our recent acquisitions, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.
For a discussion about the application of Fair Value to our investments, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities.

10	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

For a discussion about the application of Fair Value to our benefit plan assets, see Notes to Consolidated Financial Statements––Note 11D. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Plan Assets.

For a discussion about the application of Fair Value to our asset impairment reviews, see “Asset Impairment Reviews” below.
Revenues

As is typical in the biopharmaceutical industry, our gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations with respect to our biopharmaceutical products. See also Notes to Consolidated Financial Statements––Note 1G. Basis of Presentation and Significant Accounting Policies: Revenues for a detailed description of the nature of our sales deductions and our procedures for estimating our obligations. For example,

•	For Medicaid, Medicare and performance-based contract rebates, we use experience ratios, which may be adjusted to better match our current experience or our expected future experience.

•
For contractual or legislatively mandated deductions outside the U.S., we use estimated allocation factors, based on historical payments and some third-party reports, to project the expected level of reimbursement.

•	For chargebacks, we closely approximate actual as we settle these deductions generally within two to five weeks after incurring the liability.

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

If any of our ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of our future experience, our results could be materially affected. Although the amounts recorded for these sales deductions are heavily dependent on estimates and assumptions, historically, our adjustments to actual have not been material; on a quarterly basis, they generally have been less than 1.0% of biopharmaceutical net sales and can result in a net increase to income or a net decrease to income. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicaid and performance-based contract rebates are most at-risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can generally range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

Asset Impairment Reviews

We review all of our long-lived assets, including goodwill and other intangible assets, for impairment indicators throughout the year and we perform impairment testing for goodwill and indefinite-lived assets annually and for all other long-lived assets whenever impairment indicators are present. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets. Our impairment review processes are described in the Notes to Consolidated Financial Statements––Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets .

Examples of events or circumstances that may be indicative of impairment include:

•
A significant adverse change in legal factors or in the business climate that could affect the value of the asset. For example, a successful challenge of our patent rights would likely result in generic competition earlier than expected.

•
A significant adverse change in the extent or manner in which an asset is used. For example, restrictions imposed by the FDA or other regulatory authorities could affect our ability to manufacture or sell a product.

•
A projection or forecast that demonstrates losses or reduced profits associated with an asset. This could result, for example, from a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability. This also could result from the introduction of a competitor’s product that results in a significant loss of market share or the inability to achieve the previously projected revenue growth, as well as the lack of acceptance of a product by patients, physicians and payers. For in-process research and development (IPR&D) projects, this could result from, among other things, a change in outlook based on clinical trial data, a delay in the projected launch date or additional expenditures to commercialize the product.

Intangible Assets Other than Goodwill

As a result of our intangible asset impairment review work, we recognized a number of impairments of intangible assets other than goodwill.

We recorded the following intangible asset impairment charges in Other deductions––net:

•
In 2012, $872 million, reflecting (i) $393 million of IPR&D assets, primarily related to compounds that targeted autoimmune and inflammatory diseases (full write-off) and, to a lesser extent, compounds related to pain treatment; (ii) $175 million related to our Consumer Healthcare indefinite-lived brand assets, primarily Robitussin, a cough suppressant; (iii) $279 million related to Developed Technology Rights, a charge comprised of impairments of various products, none of which individually exceeded $45 million; and (iv) $25 million of finite-lived brands. The intangible asset impairment charges for 2012 reflect, among other things, the impact of new scientific

2012 Financial Report	11

Financial Review
Pfizer Inc. and Subsidiary Companies

findings, updated commercial forecasts, changes in pricing, an increased competitive environment, litigation uncertainties regarding intellectual property and declining gross margins. The impairment charges in 2012 are associated with the following: Worldwide Research and Development ($303 million); Consumer Healthcare ($200 million); Primary Care ($135 million); Established Products ($83 million); Specialty Care ($56 million); Emerging Markets ($56 million) and Animal Health ($39 million).

•
In 2011, $851 million, the majority of which relates to intangible assets that were acquired as part of our acquisition of Wyeth. These impairment charges reflect (i) $475 million of IPR&D assets, primarily related to two compounds for the treatment of certain autoimmune and inflammatory diseases; (ii) $193 million related to our biopharmaceutical indefinite-lived brand, Xanax; and (iii) $183 million related to Developed Technology Rights comprising the impairment of five assets. The intangible asset impairment charges for 2011 reflect, among other things, the impact of new scientific findings and an increased competitive environment. The impairment charges in 2011 are associated with the following: Worldwide Research and Development ($394 million); Established Products ($193 million); Specialty Care ($135 million); Primary Care ($56 million); Oncology ($56 million) and Animal Health ($17 million).

•
In 2010, $1.8 billion, the majority of which relates to intangible assets that were acquired as part of our acquisition of Wyeth. These impairment charges reflect (i) $945 million of IPR&D assets, primarily Prevnar 13/Prevenar 13 Adult, a compound for the prevention of pneumococcal disease in adults age 50 and older, and Neratinib, a compound for the treatment of breast cancer; (ii) $292 million of indefinite-lived Brands, primarily related to Robitussin, a cough suppressant; and (iii) $540 million of Developed Technology Rights, primarily Thelin, a product that treated pulmonary hypertension, and Protonix, a product that treats erosive gastroesophageal reflux disease. These impairment charges, most of which occurred in the third quarter of 2010, reflect, among other things, the following: for IPR&D assets, the impact of changes to the development programs, the projected development and regulatory time-frames and the risk associated with these assets; for Brand assets, the current competitive environment and planned investment support; and, for Developed Technology Rights, in the case of Thelin, we voluntarily withdrew the product in regions where it was approved and discontinued all clinical studies worldwide, and for the others, an increased competitive environment. The impairment charges in 2010 are generally associated with the following: Specialty Care ($708 million); Oncology ($396 million); Consumer Healthcare ($292 million); Established Products ($182 million); Primary Care ($145 million); and Worldwide Research and Development ($54 million).

For a description of our accounting policy, see Notes to Consolidated Financial Statements––Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

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

While all intangible assets other than goodwill can confront events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include in-process research and development assets (approximately $700 million as of December 31, 2012) and newly acquired or recently impaired indefinite-lived brand assets (approximately $2.3 billion as of December 31, 2012). In-process research and development assets are high-risk assets, as research and development is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

•
Some of our indefinite-lived Consumer Healthcare brands, mainly Robitussin and Chapstick, have fair values that approximate their combined carrying value of about $900 million, which reflects impairment charges that were taken in the fourth quarter and first quarter of 2012. These assets continue to be at risk for future impairment. Any negative change in the undiscounted cash flows, discount rate and/or tax rate could result in an impairment charge. We re-considered and confirmed the classification of these assets as indefinite-lived. We will continue to closely monitor these assets.

•
One of our indefinite-lived biopharmaceutical brands, Xanax, was written down to its fair value of $1.2 billion at the end of 2011. This asset continues to be at risk for future impairment. Any negative change in the undiscounted cash flows, discount rate and/or tax rate could result in an impairment charge. Xanax, which was launched in the mid-1980’s and acquired in 2003, must continue to remain competitive against its generic challengers or the associated asset may become impaired again. We re-considered and confirmed the classification of this asset as indefinite-lived. We will continue to closely monitor this asset.

Goodwill

As a result of our goodwill impairment review work, we concluded that none of our goodwill is impaired as of December 31, 2012, and we do not believe the risk of impairment is significant at this time.

For a description of our accounting policy, see Notes to Consolidated Financial Statements—Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

When we are required to determine the fair value of a reporting unit, as appropriate for the individual reporting unit, we may use the market approach, the income approach or a weighted-average combination of both approaches.

12	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	The market approach is a historical approach to estimating fair value and relies primarily on external information. Within the market approach are two methods that we may use:

◦
Guideline public company method—this method employs market multiples derived from market prices of stocks of companies that are engaged in the same or similar lines of business and that are actively traded on a free and open market and the application of the identified multiples to the corresponding measure of our reporting unit’s financial performance.

◦
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

Specifically:

•
When we estimate the fair value of our five biopharmaceutical reporting units, we rely solely on the income approach. We use the income approach exclusively as many of our products are sold in multiple reporting units and as one reporting unit is geographic-based while the others are product and/or customer-based. Further, the projected cash flows from a single product may reside in up to three reporting units at different points in future years and the discounted cash flow method would reflect the movement of products among reporting units. As such, the use of the comparable guideline company method was not practical or reliable. However, on a limited basis and as deemed reasonable, we attempt to corroborate our outcomes with the market approach. For the income approach, we use the discounted cash flow method.

•
When we estimate the fair value of our Consumer Healthcare reporting unit, we use a combination of approaches and methods. We use the income approach and the market approach, which we weight equally in our analysis. We weight them equally as we have equal confidence in the appropriateness of the approaches for this reporting unit. For the income approach, we use the discounted cash flow method and for the market approach, we use both the guideline public company method and the guideline transaction method, which we weight equally to arrive at our market approach value.

•
When we estimate the fair value of our Animal Health reporting unit, we use the income approach, relying exclusively on the discounted cash flow method. We rely exclusively on the income approach as the discounted cash flow method provides a more reliable outlook of the business. However, on a limited basis and as deemed reasonable, we attempt to corroborate our outcomes with the market approach. (See also Notes to Consolidated Financial Statements––Note 19A. Subsequent Events: Zoetis Debt Offering and Initial Public Offering.)

While all reporting units can confront events and circumstances that can lead to impairment, we do not believe that the risk of goodwill impairment for any of our reporting units is significant at this time.

Our Consumer Healthcare reporting unit has the narrowest difference between fair value and book value. However, we estimate that it would take a significant negative change in the undiscounted cash flows, the discount rate and/or the market multiples in the consumer industry for the Consumer Healthcare reporting unit goodwill to be impaired. Our Consumer Healthcare reporting unit performance and consumer healthcare industry market multiples are highly correlated with the overall economy and our specific performance is also dependent on our and our competitors’ innovation and marketing effectiveness, and on regulatory developments affecting claims, formulations and ingredients of our products.

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review.
Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees (see Notes to Consolidated Financial Statements—Note 1P. Basis of Presentation and Significant Accounting Policies: Pension and Postretirement Benefit Plans and Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans). Beginning on January 1, 2011, for employees hired in the U.S. and Puerto Rico after December 31, 2010, we no longer offer a defined benefit plan and, instead, offer an enhanced benefit under our defined contribution plan. In addition to the standard matching contribution by the Company, the enhanced benefit provides an automatic Company contribution for such eligible employees based on age

2012 Financial Report	13

Financial Review
Pfizer Inc. and Subsidiary Companies

and years of service. Also, on May 8, 2012, we announced to employees that as of January 1, 2018, Pfizer will transition its U.S. and Puerto Rico employees from its defined benefit plans to an enhanced defined contribution savings plan.

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

The following table provides the expected versus actual rate of return on plan assets and the discount rate used to determine the benefit obligations for the U.S. qualified pension plans:
	2012	2011	2010
Expected annual rate of return	8.5%	8.5%	8.5%
Actual annual rate of return	12.7	3.4	10.8
Discount rate	4.3	5.1	5.9

The assumption for the expected rate of return on assets for our U.S. and international plans reflects our actual historical return experience and our long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of our targeted asset allocation in our respective plans (see Notes to Consolidated Financial Statements—Note 11D. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Plan Assets for asset allocation ranges and actual asset allocations for 2012 and 2011). The expected return for our U.S. plans and the majority of our international plans is applied to the fair market value of plan assets at each year end. Holding all other assumptions constant, the effect of a 0.5 percentage-point decline in the return-on-assets assumption would increase our 2013 U.S. qualified pension plans’ pre-tax expense by approximately $60 million.

The discount rate used in calculating our U.S. defined benefit plan obligations as of December 31, 2012 is 4.3%, which represents a 0.8 percentage-point decrease from our December 31, 2011 rate of 5.1%. The discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality corporate bond investments rated AA or better that would provide the future cash flows needed to settle benefit obligations as they come due. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better, including where there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Holding all other assumptions constant, the effect of a 0.1 percentage-point decrease in the discount rate assumption would increase our 2013 U.S. qualified pension plans’ pre-tax expense by approximately $26 million and increase the U.S. qualified pension plans’ projected benefit obligations as of December 31, 2012 by approximately $266 million.

Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.

14	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Revenues	$58,986	$65,259	$65,165	(10)%	—%
Cost of sales	11,334	14,076	14,788	(19)%	(5)%
% of revenues	19.2%	21.6%	22.7%
Selling, informational and administrative expenses	16,616	18,832	18,973	(12)%	(1)%
% of revenues	28.2%	28.9%	29.1%
Research and development expenses	7,870	9,074	9,483	(13)%	(4)%
% of revenues	13.3%	13.9%	14.6%
Amortization of intangible assets	5,175	5,544	5,364	(7)%	3%
% of revenues	8.8%	8.5%	8.2%
Restructuring charges and certain acquisition-related costs	1,880	2,930	3,145	(36)%	(7)%
% of revenues	3.2%	4.5%	4.8%
Other deductions—net	4,031	2,499	3,941	61%	(37)%
Income from continuing operations before provision for taxes on income	12,080	12,304	9,471	(2)%	30%
% of revenues	20.5%	18.9%	14.5%
Provision for taxes on income	2,562	3,909	1,153	(34)%	239%
Effective tax rate	21.2%	31.8%	12.2%
Plus: Discontinued operations—net of tax	5,080	1,654	(30)	207%	*
Less: Net income attributable to noncontrolling interests	28	40	31	(30)%	29%
Net income attributable to Pfizer Inc.	$14,570	$10,009	$8,257	46%	21%
% of revenues	24.7%	15.3%	12.7%
Percentages may reflect rounding adjustments.

*	Calculation not meaningful.
Revenues-Overview

Total revenues were $59.0 billion in 2012, a decrease of 10% compared to 2011, due to:

•	an operational decline of $4.8 billion, or 8%, primarily due to the loss of exclusivity of certain products, including Lipitor, in most major markets; and

•	the unfavorable impact of foreign exchange, which decreased revenues by approximately $1.5 billion, or 2%.

Total revenues were $65.3 billion in 2011, relatively flat compared to 2010. Revenues were impacted by:

•	the favorable impact of foreign exchange, which increased revenues by approximately $1.9 billion, or 3%; and

•	the inclusion of revenues of $1.3 billion, or 2%, from our acquisition of King, largely offset by:

•	an operational decline of $2.9 billion, or 4%, primarily due to the loss of exclusivity of certain products.

Revenues in 2012 in comparison with 2011 were negatively impacted by product losses of exclusivity, most notably Lipitor in most major markets, as well as the final-year terms of our collaboration agreements in certain markets for Spiriva. Collectively, these factors negatively impacted revenues by approximately $7.7 billion, or 12%.
In 2012, Lyrica, Lipitor, Enbrel, Prevnar 13/Prevenar 13, Celebrex and Viagra each delivered at least $2 billion in revenues, while Norvasc, Zyvox, Sutent and the Premarin family each surpassed $1 billion in revenues. Lipitor lost exclusivity in Japan in June 2011 (with generic competition occurring in November 2011), the U.S. in November 2011 (with multi-source generic entry occurring in May 2012), Australia in April 2012 and most of developed Europe in March 2012 and May 2012.

In 2011, Lipitor, Lyrica, Enbrel, Prevnar 13/Prevenar 13 and Celebrex each delivered at least $2 billion in revenues, while Viagra, Norvasc, Zyvox, Xalatan/Xalacom (Xalatan lost exclusivity in the U.S. in March 2011), Sutent, Geodon/Zeldox, and the Premarin family each surpassed $1 billion in revenues.

In 2010, Lipitor, Enbrel, Lyrica, Prevnar 13/Prevenar 13 and Celebrex each delivered at least $2 billion in revenues, while Viagra, Xalatan/Xalacom, Effexor (Effexor XR lost exclusivity in the U.S. in July 2010), Norvasc, Prevnar/Prevenar (7-valent), Zyvox, Sutent, the Premarin family, Geodon/Zeldox and Detrol/Detrol LA each surpassed $1 billion in revenues.

2012 Financial Report	15

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues exceeded $500 million in each of 16 countries outside the U.S. in 2012 and 2011, and in each of 17 countries outside the U.S. in 2010. The U.S. and Japan were the only countries to contribute more than 10% of total revenue in 2012. The U.S. was the only country to contribute more than 10% of total revenues in 2011 and 2010.

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

The following table provides information about certain deductions from revenues:
	Year Ended December 31,
(BILLIONS OF DOLLARS)	2012	2011	2010
Medicaid and related state program rebates(a)	$0.9	$1.2	$1.3
Medicare rebates(a)	0.7	1.4	1.3
Performance-based contract rebates(a), (b)	2.2	3.5	2.6
Chargebacks(c)	3.6	3.2	3.0
Sales allowances(d)	4.7	4.9	4.5
Total	$12.1	$14.2	$12.7

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.

(b)
Performance-based contract rebates include contract rebates with managed care customers within the U.S., including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms and claims under these contracts.

(c)	Chargebacks primarily represent reimbursements to wholesalers for honoring contracted prices to third parties.

(d)	Sales allowances primarily represent pharmaceutical rebates, discounts and price reductions that are contractual or legislatively mandated outside the U.S.

The total rebates, chargebacks and sales allowances for 2012 were lower than 2011, primarily as a result of:

•	the impact of decreased Medicaid, Medicare and performance-based contract rebates contracted for Lipitor and certain other products that have lost exclusivity;

•	changes in product mix; and

•	the impact on chargebacks of decreased sales for certain products that have lost exclusivity, partially offset by, among other factors:

•	an increase in chargebacks for our branded products as a result of increasing competitive pressures.
Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates, sales allowances and chargebacks were $3.8 billion as of December 31, 2012 and $4.8 billion as of December 31, 2011, and substantially all are included in Other current liabilities in our Consolidated Balance Sheets.

16	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues by Segment and Geographic Area

The following table provides Worldwide revenues by operating segment, business unit and geographic area:
	Year Ended December 31,									% Change
	Worldwide			U.S.			International			Worldwide		U.S.		International
(MILLIONS OF DOLLARS)	2012	2011(a)	2010	2012	2011(a)	2010	2012	2011(a)	2010	12/11	11/10	12/11	11/10	12/11	11/10
Biopharmaceutical revenues:
Primary Care Operating Segment	$15,558	$22,670	$23,328	$8,191	$12,819	$13,536	$7,367	$9,851	$9,792	(31)	(3)	(36)	(5)	(25)	1
Specialty Care	14,151	15,245	15,021	6,206	6,870	7,419	7,945	8,375	7,602	(7)	1	(10)	(7)	(5)	10
Oncology	1,310	1,323	1,414	573	391	506	737	932	908	(1)	(6)	47	(23)	(21)	3
SC&O Operating Segment	15,461	16,568	16,435	6,779	7,261	7,925	8,682	9,307	8,510	(7)	1	(7)	(8)	(7)	9
Emerging Markets	9,960	9,295	8,662	—	—	—	9,960	9,295	8,662	7	7	—	—	7	7
Established Products	10,235	9,214	10,098	4,738	3,627	4,501	5,497	5,587	5,597	11	(9)	31	(19)	(2)	—
EP&EM Operating Segment	20,195	18,509	18,760	4,738	3,627	4,501	15,457	14,882	14,259	9	(1)	31	(19)	4	4
	51,214	57,747	58,523	19,708	23,707	25,962	31,506	34,040	32,561	(11)	(1)	(17)	(9)	(7)	5
Other product revenues:
Animal Health	4,299	4,184	3,575	1,771	1,648	1,382	2,528	2,536	2,193	3	17	7	19	—	16
Consumer Healthcare	3,212	3,028	2,748	1,526	1,490	1,408	1,686	1,538	1,340	6	10	2	6	10	15
Other operating segments	7,511	7,212	6,323	3,297	3,138	2,790	4,214	4,074	3,533	4	14	5	12	3	15
Other(b)	261	300	319	81	88	103	180	212	216	(13)	(6)	(8)	(15)	(15)	(2)
Total Revenues	$58,986	$65,259	$65,165	$23,086	$26,933	$28,855	$35,900	$38,326	$36,310	(10)	—	(14)	(7)	(6)	6

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

(b)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Biopharmaceutical Revenues

Revenues from biopharmaceutical products contributed approximately 87% of our total revenues in 2012, 88% of our total revenues in 2011 and 90% of our total revenues in 2010.

We recorded direct product sales of more than $1 billion for each of 10 biopharmaceutical products in 2012, each of 12 biopharmaceutical products in 2011 and each of 15 biopharmaceutical products in 2010. These products represent 49% of our revenues from biopharmaceutical products in 2012, 56% of our revenues from biopharmaceutical products in 2011 and 60% of our revenues from biopharmaceutical products in 2010.

2012 v. 2011

Worldwide revenues from biopharmaceutical products in 2012 were $51.2 billion, a decrease of 11% compared to 2011, primarily due to:

•
the decrease of $7.6 billion in operational revenues from Lipitor, Geodon, Xalatan, Caduet, Aromasin and Detrol, and lower Alliance revenues for Aricept, all due to loss of exclusivity in certain markets, and from lower Alliance revenues for Spiriva due to the final-year terms of our collaboration agreements in certain European countries, Canada and Australia; lower revenues for Effexor and Zosyn/Tazocin; and

•	the unfavorable impact of foreign exchange of $1.3 billion, or 2%, partially offset by:

•	an increase in operational revenues in developed markets for certain biopharmaceutical products, particularly Lyrica, Celebrex, and Enbrel, and in revenues from emerging markets.
Geographically,

•
in the U.S., revenues from biopharmaceutical products decreased 17% in 2012, compared to 2011, primarily reflecting lower revenues from Lipitor, Geodon, Caduet, Xalatan and Aromasin, all due to loss of exclusivity; lower Alliance revenues due to loss of exclusivity of Aricept 5mg and 10mg tablets in November 2010; and lower revenues from Effexor, Zosyn and Detrol/Detrol LA. The impact of these adverse factors was partially offset by the strong performance of certain other biopharmaceutical products, lower reductions related to rebates and the lower reduction in revenues related to the U.S. Healthcare Legislation.

2012 Financial Report	17

Financial Review
Pfizer Inc. and Subsidiary Companies

•
in our international markets, revenues from biopharmaceutical products decreased 7% in 2012, compared to 2011, primarily due to the loss of exclusivity of Lipitor in most of developed Europe and the unfavorable impact of foreign exchange of 3%. Operationally, revenues decreased 4% in 2012, compared to 2011. In addition to Lipitor, the decrease in operational revenues was driven by Xalatan/Xalacom, Aricept and Aromasin, all due to loss of exclusivity in certain markets, as well as lower Alliance revenues, primarily due to the loss of exclusivity of Aricept in many major European markets, and lower revenues for Spiriva in certain European countries, Canada and Australia (reflecting the final-year terms of our Spiriva collaboration agreements relating to those countries), as well as lower revenues for Norvasc and Effexor. The impact of these adverse factors was partially offset by the strong operational growth of Lyrica, Prevnar 13/Prevenar 13 and Enbrel.

During 2012, international revenues from biopharmaceutical products represented 62% of total revenues from biopharmaceutical products, compared to 59% in 2011.

Primary Care Operating Segment

•
Primary Care unit revenues decreased 31% in 2012 compared to 2011, reflecting lower operational revenues of 30%, primarily due to the losses of exclusivity of Lipitor in most major markets, as well as the resulting shift in the reporting of U.S. and Japan Lipitor revenues to the Established Products unit beginning January 1, 2012. These factors impacted Primary Care operational revenues by approximately $5.6 billion, or 25%, in 2012.

Collectively, the decline in worldwide revenues for Lipitor and for certain other Primary Care unit products that lost exclusivity in various markets in 2012 and 2011, as well as the resulting shift in the reporting of certain product revenues to the Established Products unit, reduced Primary Care unit revenues by $7.9 billion, or 35%, in comparison with 2011.
The impact of these declines was slightly offset by the strong operational growth of Lyrica in developed markets and Celebrex and Viagra in the U.S.

Specialty Care and Oncology Operating Segment

•
Specialty Care unit revenues decreased 7% compared to 2011, due to lower operational revenues of 5%, as well as the adverse impact of foreign exchange. Operational revenues were negatively impacted by the decline in the Prevnar/Prevenar family in the U.S. and developed Europe, as the pediatric catch-up dose opportunity declined significantly in 2012 compared to 2011, with fewer children eligible to receive the catch-up dose. Additionally, utilization of Prevnar/Prevenar in older adults remains modest at this time.

Specialty Care unit revenues were also unfavorably impacted by the losses of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively, and the resulting shift in the reporting of Vfend and Xalatan U.S. revenues to the Established Products unit beginning January 1, 2012, as well as the loss of exclusivity of Xalatan and Xalacom in the majority of European markets in January 2012, and Geodon in the U.S. in March 2012. Collectively, these developments reduced Specialty Care unit revenues by $1.1 billion, or 7%, in comparison with 2011.
Operational revenues were favorably impacted by the growth of Benefix, Rebif, ReFacto/Xyntha, Enbrel and Zyvox.

•
Oncology unit revenues decreased 1%, compared to 2011, primarily due to the unfavorable impact of foreign exchange of 3%. Operational revenues were positively impacted by the launches of Inlyta and Xalkori in the U.S. and certain other developed markets, partially offset by the unfavorable impact of the loss of exclusivity of Aromasin in the majority of European markets in the second half of 2011 and the resulting shift in the reporting of such revenues to the Established Products unit beginning January 1, 2012. This loss of exclusivity reduced Oncology unit revenues by $229 million, or 17%, in comparison with 2011.

Operational revenues were also favorably impacted by the growth of Sutent, primarily in the U.S. and emerging markets.

Established Products and Emerging Markets Operating Segment

•
Established Products unit revenues increased 11% compared to 2011, due to higher operational revenues of 13%, partially offset by a 2% unfavorable impact of foreign exchange. The increase in Established Products unit operational revenues in 2012 was mainly due to the shift in the reporting of branded Lipitor revenues in the U.S. and Japan from the Primary Care unit, totaling $1.4 billion, to the Established Products unit beginning January 1, 2012, as well as recent launches of generic versions of certain Pfizer branded primary care and specialty care products, and by contributions from the sales of the authorized generic version of Lipitor in the U.S. by Watson Pharmaceuticals, Inc. (Watson). The agreement with Watson was terminated by mutual consent in January 2013.

Operational revenues were unfavorably impacted by the entry of multi-source generic competition in the U.S. for donepezil (Aricept) in May 2011, as well as the continuing decline of revenues of certain products that previously lost exclusivity and the impact of ongoing pricing pressures, primarily in South Korea and developed Europe.

•
Emerging Markets unit revenues increased 7% compared to 2011, due to higher operational revenues of 12%, partially offset by a 5% unfavorable impact of foreign exchange. The increase in Emerging Markets unit operational revenues in 2012 was primarily due to volume growth in China, Brazil and Russia, as a result of more targeted promotional efforts for key innovative and established products, including Lipitor, Norvasc and Lyrica.

Total revenues from established products in both the Established Products and Emerging Markets units were $14.4 billion, with $4.2 billion generated in emerging markets in 2012.

18	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

2011 v. 2010

Worldwide revenues from biopharmaceutical products in 2011 were $57.7 billion, a decrease of 1% compared to 2010, primarily due to:

•
the decrease of $4.7 billion in operational revenues from Lipitor, Effexor, Protonix, Xalatan, Caduet, Vfend, Aromasin and Zosyn/Tazocin, and lower Alliance revenues for Aricept, all due to loss of exclusivity in certain markets; and

•	a reduction in revenues due to the U.S. Healthcare Legislation that was $359 million larger in 2011 than in 2010, partially offset by:

•	the solid performance of Lyrica, the Prevnar/Prevenar family and Enbrel;

•	the inclusion of operational revenues from legacy King products of approximately $950 million, which favorably impacted biopharmaceutical revenues by 2%; and

•	the favorable impact of foreign exchange of $1.7 billion, or 3%.
Geographically,

•
in the U.S., revenues from biopharmaceutical products decreased 9% in 2011, compared to 2010, reflecting lower revenues from Lipitor, Protonix, Effexor, Zosyn, Xalatan, Vfend, Caduet and Aromasin, all due to loss of exclusivity, lower Alliance revenues due to loss of exclusivity of Aricept 5mg and 10mg tablets in November 2010 and lower revenues from Detrol/Detrol LA, as well as the reduction in revenues due to the U.S. Healthcare Legislation that was $359 million larger in 2011 than in 2010. The impact of these adverse factors was partially offset by the strong performance of certain other biopharmaceutical products and the addition of U.S. revenues from legacy King products of approximately $904 million in 2011.

•
in our international markets, revenues from biopharmaceutical products increased 5% in 2011, compared to 2010, reflecting the favorable impact of foreign exchange of 6% in 2011, partially offset by a net operational decrease. Operationally, revenues were favorably impacted by increases in the Prevenar family, Lyrica, Enbrel, Celebrex and Alliance revenues and unfavorably impacted by declines in Lipitor, Effexor, Norvasc and Xalatan/Xalacom. International revenues from legacy King products were not significant to our international revenues in 2011.

During 2011, international revenues from biopharmaceutical products represented 59% of total revenues from biopharmaceutical products, compared to 56% in 2010.

Primary Care Operating Segment

•
Primary Care unit revenues decreased 3% in 2011 compared to 2010, due to lower operational revenues of 6%, partially offset by the favorable impact of foreign exchange of 3%. Primary Care unit revenues were favorably impacted by higher revenues from certain patent-protected products, including Lyrica, Celebrex, Pristiq and Spiriva (in Alliance revenues), among others, as well as the addition of revenues from legacy King products of $404 million, or 2%, in 2011. Operational revenues in 2011 were negatively impacted by the loss of exclusivity of Lipitor and Caduet in the U.S. in November 2011, Lipitor in various other developed markets during 2010, as well as Aricept 5mg and 10mg tablets in the U.S. in November 2010. Taken together, these losses of exclusivity reduced Primary Care unit revenues by approximately $2.1 billion, or 9%, in comparison with 2010.

Specialty Care and Oncology Operating Segment

•
Specialty Care unit revenues increased 1% compared to 2010, due to the favorable impact of foreign exchange of 3%, partially offset by lower operational revenues of 2%. Operational revenues were favorably impacted by strong growth in the Prevnar/Prevenar family and Enbrel, and unfavorably impacted by the loss of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively. Collectively, these losses of exclusivity reduced Specialty Care unit revenues by $624 million, or 4%, in comparison with 2010.

•
Oncology unit revenues decreased 6% compared to 2010, due to lower operational revenues of 10%, partially offset by the favorable impact of foreign exchange of 4%. The decrease in the Oncology unit operational revenues in 2011 was primarily due to the transfer of Aromasin’s U.S. business to the Established Products unit effective January 1, 2011, as a result of its loss of exclusivity in April 2011. This loss of exclusivity reduced Oncology unit revenues by $160 million, or 11%, in comparison with 2010.

Established Products and Emerging Markets Operating Segment

•
Established Products unit revenues decreased 9% in 2011 compared to 2010, due to lower operational revenues of 13%, partially offset by a 4% favorable impact of foreign exchange. The decrease in Established Products unit operational revenues in 2011 was mainly due to the loss of exclusivity of Effexor XR, Protonix and Zosyn in the U.S. Taken together, these losses of exclusivity decreased Established Products unit revenues by $1.7 billion, or 17%, in comparison with 2010. These declines were partially offset by the addition of revenues from legacy King products of $546 million, or 5%, in 2011.

•
Emerging Markets unit revenues increased 7% compared to 2010, due to higher operational revenues of 5%, as well as a 2% favorable impact of foreign exchange. The increase in Emerging Markets unit operational revenues in 2011 was due to growth in certain key innovative brands, primarily the Prevenar family, Lyrica, Enbrel, Celebrex, Vfend and Zyvox. These increases were partially offset by lower revenues from Lipitor, which lost exclusivity in Brazil in August 2010 and Mexico in December 2010, as well as the impact of price reductions for certain products in certain emerging market countries. These losses of exclusivity reduced Emerging Market unit revenues by $118 million, or 1%, in comparison with 2010.

Total revenues from established products in both the Established Products and Emerging Markets units were $13.0 billion, with $3.8 billion generated in emerging markets in 2011.

2012 Financial Report	19

Financial Review
Pfizer Inc. and Subsidiary Companies

Other Product Revenues

2012 v. 2011

Animal Health Operating Segment

•
Animal Health unit revenues increased 3% in 2012, compared to 2011, reflecting higher operational revenues of 6%, partially offset by the unfavorable impact of foreign exchange of 3%. Operational revenues from Animal Health products were favorably impacted by the solid performance in both the livestock and companion animal portfolios.

Consumer Healthcare Operating Segment

•
Consumer Healthcare unit revenues increased 6% in 2012, compared to 2011, reflecting higher operational revenues of 8%, partially offset by the unfavorable impact of foreign exchange of 2%. The operational revenue increase was primarily due to the addition of products from the acquisitions of the consumer healthcare business of Ferrosan in December 2011 and Alacer Corp. in February 2012.

2011 v. 2010

Animal Health Operating Segment

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

Consumer Healthcare Operating Segment

•
Consumer Healthcare unit revenues increased 10% in 2011, compared to 2010, reflecting higher operational revenues of 8% and the favorable impact of foreign exchange of 2%. The operational revenue increase in 2011 was primarily driven by increased sales of core brands including Advil, Caltrate and Robitussin, as well as the temporary voluntary withdrawal of Centrum in Europe in the third quarter of 2010, which had an adverse impact on 2010 revenues.

Revenues—Major Biopharmaceutical Products

The following table provides revenue information for several of our major biopharmaceutical products:
(MILLIONS OF DOLLARS)	PRIMARY INDICATIONS	Year Ended December 31,			% Change
PRODUCT		2012	2011	2010	12/11	11/10
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	$4,158	$3,693	$3,063	13	21
Lipitor	Reduction of LDL cholesterol	3,948	9,577	10,733	(59)	(11)
Enbrel (Outside the U.S. and Canada)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	3,737	3,666	3,274	2	12
Prevnar 13/Prevenar 13	Vaccine for prevention of pneumococcal disease	3,718	3,657	2,416	2	51
Celebrex	Arthritis pain and inflammation, acute pain	2,719	2,523	2,374	8	6
Viagra	Erectile dysfunction	2,051	1,981	1,928	4	3
Norvasc	Hypertension	1,349	1,445	1,506	(7)	(4)
Zyvox	Bacterial infections	1,345	1,283	1,176	5	9
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC), refractory gastrointestinal stromal tumors (GIST) and advanced pancreatic neuroendocrine tumor	1,236	1,187	1,066	4	11
Premarin family	Menopause	1,073	1,013	1,040	6	(3)
Genotropin	Replacement of human growth hormone	832	889	885	(6)	—
Xalatan/Xalacom	Glaucoma and ocular hypertension	806	1,250	1,749	(36)	(29)
BeneFIX	Hemophilia	775	693	643	12	8
Detrol/Detrol LA	Overactive bladder	761	883	1,013	(14)	(13)
Vfend	Fungal infections	754	747	825	1	(9)

20	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Chantix/Champix	An aid to smoking cessation treatment	670	720	755	(7)	(5)
Pristiq	Depression	630	577	466	9	24
ReFacto AF/Xyntha	Hemophilia	584	506	404	15	25
Zoloft	Depression and certain anxiety disorders	541	573	532	(6)	8
Revatio	Pulmonary arterial hypertension (PAH)	534	535	481	—	11
Medrol	Inflammation	523	510	455	3	12
Zosyn/Tazocin	Antibiotic	484	636	952	(24)	(33)
Zithromax/Zmax	Bacterial infections	435	453	415	(4)	9
Effexor	Depression and certain anxiety disorders	425	678	1,718	(37)	(61)
Prevnar/Prevenar (7-valent)	Vaccine for prevention of pneumococcal disease	399	488	1,253	(18)	(61)
Fragmin	Anticoagulant	381	382	341	—	12
Relpax	Treat the symptoms of migraine headache	368	341	323	8	6
Rapamune	Immunosuppressant	346	372	388	(7)	(4)
Cardura	Hypertension/Benign prostatic hyperplasia	338	380	413	(11)	(8)
Tygacil	Antibiotic	335	298	324	12	(8)
Aricept(a)	Alzheimer's disease	326	450	454	(28)	(1)
Xanax XR	Anxiety disorders	274	306	307	(10)	—
BMP2	Development of bone and cartilage	263	340	400	(23)	(15)
Sulperazon	Antibiotic	262	218	213	20	2
Diflucan	Fungal infections	259	265	278	(2)	(5)
Caduet	Reduction of LDL cholesterol and hypertension	258	538	527	(52)	2
Neurontin	Seizures	235	289	322	(19)	(10)
Dalacin/Cleocin	Antibiotic for bacterial infections	232	192	214	21	(10)
Unasyn	Injectable antibacterial	228	231	244	(1)	(5)
Metaxalone/Skelaxin(b)	Muscle relaxant	223	203	—	10	*
Inspra	High blood pressure	214	195	157	10	24
Toviaz	Overactive bladder	207	187	137	11	36
Somavert	Acromegaly	197	183	157	8	17
Alliance revenues(c)	Various	3,492	3,630	4,084	(4)	(11)
All other(d)	Various	8,289	8,584	8,118	(3)	6

(a)	Represents direct sales under license agreement with Eisai Co., Ltd.

(b)
Legacy King product. King’s operations are included in our financial statements commencing from the acquisition date of January 31, 2011. Therefore, our results for 2010 do not include King’s results of operations.

(c)	Enbrel (in the U.S. and Canada), Spiriva, Rebif, Aricept and Exforge.

(d)	Includes sales of generic atorvastatin.

*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

Biopharmaceutical—Selected Product Descriptions

•
Lyrica is indicated for the management of post-herpetic neuralgia, neuropathic pain associated with diabetic peripheral neuropathy, the management of fibromyalgia, neuropathic pain due to spinal cord injury, and as adjunctive therapy for adult patients with partial onset seizures in the U.S. For certain countries outside the U.S., Lyrica is indicated for neuropathic pain (peripheral and central), the management of fibromyalgia, adjunctive treatment of epilepsy and general anxiety disorder. Lyrica recorded increases in worldwide revenues of 13% in 2012, compared to 2011. There was strong operational performance in international markets in 2012, including Japan, where Lyrica was launched in 2010 as the first product approved for the peripheral neuropathic pain (NeP) indication. Internationally, Lyrica revenues increased 14% in 2012, compared to 2011, with the growth due to a focus on enhancing the neuropathic pain diagnosis and treatment rates, the successful re-launch of the general anxiety disorder indication in the EU and physician education regarding neuropathic pain in Japan. Foreign exchange had an unfavorable impact on international revenues of 5% in 2012, compared to 2011. In the U.S., revenues increased 10% in 2012, compared to 2011. Notwithstanding these increases, U.S. revenues continue to be affected by increased competition from generic versions of competitive medicines, as well as managed care pricing and formulary pressures.

2012 Financial Report	21

Financial Review
Pfizer Inc. and Subsidiary Companies

•	Lipitor, for the treatment of elevated LDL-cholesterol levels in the blood, recorded worldwide revenues of $3.9 billion, a decrease of 59%, in 2012, compared to 2011 due to:

◦
the impact of loss of exclusivity in Japan in June 2011 (with generic competition occurring in November 2011), the U.S. (with generic competition occurring in November 2011 and multi-source generic competition occurring in May 2012), Australia in April 2012 and most of developed Europe in March 2012 and May 2012;

▪	the continuing impact of an intensely competitive lipid-lowering market with competition from generics and branded products worldwide; and

▪	increased payer pressure worldwide, including the need for flexible rebate policies.

Geographically,
◦in the U.S., branded Lipitor revenues were $932 million, a decrease of 81% in 2012, compared to 2011; and

◦
in our international markets, branded Lipitor revenues were $3.0 billion, a decrease of 34% in 2012, compared to 2011. Foreign exchange had an unfavorable impact on international revenues of $70 million in 2012, compared to 2011.

See the “Our Operating Environment” section of this Financial Review for a discussion concerning losses of exclusivity for Lipitor in various markets.

•
Enbrel, for the treatment of moderate-to-severe rheumatoid arthritis, polyarticular juvenile rheumatoid arthritis, psoriatic arthritis, plaque psoriasis and ankylosing spondylitis, a type of arthritis affecting the spine, recorded increases in worldwide revenues, excluding the U.S. and Canada, of 2% in 2012, compared to 2011, primarily due to the overall growth in the anti-tumor necrosis factor (TNF) biologic market, partially offset by the unfavorable impact of foreign exchange.

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

•
Prevnar 13/Prevenar 13 is our 13-valent pneumococcal conjugate vaccine for the prevention of various syndromes of pneumococcal disease in infants and young children and in adults 50 years of age and older. Prevnar 13/Prevenar 13 for use in infants and young children is marketed in the U.S. for the prevention of invasive pneumococcal disease caused by the 13 serotypes in Prevnar 13 and otitis media caused by the seven serotypes in Prevnar, and in the EU and many other international markets for the prevention of invasive pneumococcal disease, otitis media and pneumococcal pneumonia caused by the vaccine serotypes. In 2011, we received approval of Prevnar 13/Prevenar 13 for use in adults 50 years of age and older in the U.S. for the prevention of pneumococcal pneumonia and invasive pneumococcal disease caused by the 13 serotypes in Prevnar 13, and in the EU for the prevention of invasive pneumococcal disease caused by the vaccine serotypes. To date, Prevenar 13 for use in adults 50 years of age and older has been approved in over 55 countries. On January 25, 2013, the U.S. FDA granted approval for the expansion of Prevnar 13 for use in children ages 6 through 17 years for active immunization for the prevention of invasive disease caused by the 13 vaccine serotypes. EU approval for use in children 6 through 17 years of age was received on January 7, 2013. Worldwide revenues for Prevnar 13/Prevenar 13 increased 2% in 2012, compared to 2011. In the U.S., revenues for Prevnar 13 decreased 2% in 2012, compared to 2011. Developed Europe Prevenar 13 revenues also were lower in 2012, compared to 2011. Revenues in the U.S. and developed Europe declined as the pediatric catch-up dose commercial opportunity declined significantly in 2012 compared to 2011, with fewer children eligible to receive the catch-up dose. In addition, utilization in older adults is modest at this time.

We currently are conducting the Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA) to fulfill requirements in connection with the FDA’s approval of the Prevnar 13 adult indication under its accelerated approval program. CAPiTA is an efficacy trial involving subjects 65 years of age and older that is designed to evaluate whether Prevnar 13 is effective in preventing the first episode of community-acquired pneumonia caused by the serotypes contained in the vaccine. We estimate that this event-driven trial will be completed in 2013. At its regular meeting held on February 22, 2012, the U.S. Centers for Disease Control and Prevention’s Advisory Committee on Immunization Practices (ACIP) indicated that it will defer voting on a recommendation for the routine use of Prevnar 13 in adults 50 years of age and older until the results of CAPiTA, as well as data on the impact of pediatric use of Prevnar 13 on the disease burden and serotype distribution among adults, are available. The rate of uptake for the use of Prevnar 13 in adults 50 years of age and older has been impacted by ACIP’s decision to defer voting on a recommendation for the routine use of Prevnar 13 in that population. At its regular meeting held on June 20, 2012, ACIP voted to recommend the use of Prevnar 13 for adults 19 years of age and older with immuno-compromising conditions such as HIV infections, cancer, advanced kidney disease and other immuno-compromising conditions. This recommendation is based on the disproportionate burden of invasive pneumococcal disease in this patient population.

•
Celebrex, indicated for the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis worldwide and for the management of acute pain in adults in the U.S., Japan and certain markets in the EU, recorded an increase in worldwide revenues of 8% in 2012, compared to 2011. Strong operational performance in the U.S. was primarily driven by price increases, as well as strong market growth, partially offset by continued share erosion due to ongoing generic pressures and higher rebates. However, Celebrex continued to slow the volume erosion due to strong Direct to Customer investment and field force promotion. Strong operational performance in international markets was driven by volume and share growth in Japan and emerging markets in the low back pain indication, partially offset by lower developed Europe revenues in 2012 compared to 2011. Celebrex is supported by continued educational and promotional efforts highlighting its efficacy and safety profile for appropriate patients.

22	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Viagra is indicated for the treatment for erectile dysfunction. Viagra worldwide revenues increased 4% in 2012, compared to 2011, primarily due to the increase in U.S. revenues, partially offset by branded and generic competitive pressure in developed Europe, other developed markets and emerging markets. The increase in the U.S. more than offset the decrease in international markets due to operational factors and the adverse impact of foreign exchange.

•	Norvasc, for treating hypertension, lost exclusivity in the U.S. and other major markets in 2007 and in Canada in 2009. Norvasc worldwide revenues decreased 7% in 2012, compared to 2011.

•
Zyvox is the world’s best-selling branded agent among those used to treat serious Gram-positive pathogens, including methicillin-resistant staphylococcus-aureus. Zyvox worldwide revenues increased 5% in 2012, compared to 2011, primarily due to growth in both developed and emerging markets.

•
Sutent is indicated for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma (mRCC); gastrointestinal stromal tumors after disease progression on, or intolerance to, imatinib mesylate; and advanced pancreatic neuroendocrine tumor. Sutent worldwide revenues increased 4% in 2012, compared to 2011, due to strong operational performance driven in the U.S. by price increases and in other, non-European developed markets by volume growth due to targeted marketing efforts, and in emerging markets, by increased market share, partially offset by the unfavorable impact of foreign exchange. We continue to seek to drive operational revenue and prescription growth, supported by cost-effectiveness, efficacy and therapy management data. As of December 31, 2012, Sutent was the most prescribed oral mRCC therapy in the U.S.

•
Our Premarin family of products helps women address moderate-to-severe menopausal symptoms. It recorded an increase in worldwide revenues of 6% in 2012, compared to 2011. U.S. revenues increased 7% in 2012, compared to 2011, primarily due to favorable wholesaler inventory levels, price increases in January and July 2012, favorable rebates and the launch of multichannel marketing support in 2012. Internationally, revenues decreased 2% compared to 2011. The decline was attributable to the unfavorable impact of foreign exchange of 7% offset by the increase in operational revenues of 5%.

•
Genotropin, one of the world’s leading human growth hormones, is used in children for the treatment of short stature with growth hormone deficiency, Prader-Willi Syndrome, Turner Syndrome, Small for Gestational Age Syndrome, Idiopathic Short Stature (in the U.S. only) and Chronic Renal Insufficiency (outside the U.S. only), as well as in adults with growth hormone deficiency. Genotropin is supported by a broad platform of innovative injection-delivery devices and patient-support programs. Genotropin worldwide revenues decreased 6% compared to 2011.

•
Xalabrands consists of Xalatan, a prostaglandin, which is a branded agent used to reduce elevated eye pressure in patients with open-angle glaucoma or ocular hypertension, and Xalacom, a fixed combination prostaglandin (Xalatan) and beta blocker (timolol) available outside the U.S. Xalatan/Xalacom worldwide revenues decreased 36% in 2012, compared to 2011. Lower revenues were due primarily to the loss of exclusivity in the U.S. in March 2011 and in the majority of European markets in January 2012.

•
BeneFIX and ReFacto AF/Xyntha are hemophilia products using state-of-the-art manufacturing that assist patients with their lifelong bleeding disorders. BeneFIX is the only available recombinant factor IX product for the treatment of hemophilia B, while ReFacto AF/Xyntha is a recombinant factor VIII product for the treatment of hemophilia A. Both products are indicated for the control and prevention of bleeding in patients with these disorders and in some countries are also indicated for prophylaxis in certain situations, such as surgery. BeneFIX recorded an increase in worldwide revenues of 12% in 2012, compared to 2011, primarily as a result of increases in the U.S. due to a launch of the new 3000 International Unit vial and price increases. ReFacto AF/Xyntha recorded an increase in worldwide revenues of 15% in 2012, compared to 2011, driven by the successful transition of patients to Xyntha as a result of securing a government contract in Australia, continued patient conversion to Xyntha in the U.S., as well as the successful launch of the ReFacto AF dual chamber syringe in several European countries.

•
Detrol/Detrol LA, a muscarinic receptor antagonist, is one of the leading branded medicines worldwide for overactive bladder. Detrol LA is an extended-release formulation taken once a day. Detrol/Detrol LA worldwide revenues decreased 14% in 2012, compared to 2011, primarily due to increased branded competition, a shift in promotional focus to our Toviaz product in most major markets and the loss of exclusivity for Detrol IR in the U.S. in June 2012. Generic competition for Detrol LA in the U.S. is expected in the first quarter of 2014.

•
Vfend is a broad-spectrum agent for treating yeast and molds. Vfend worldwide revenues increased 1% in 2012, compared to 2011 primarily due to U.S. market growth attributable to a fungal meningitis outbreak and double-digit growth in Latin America and China, largely offset by the unfavorable impact of foreign exchange and supply constraints. International revenues increased 1% in 2012, compared to 2011. Revenues in the U.S. in 2012 increased 3% compared to the same period in 2011, primarily due to the aforementioned meningitis outbreak and lower Medicaid rebates in 2012 compared to 2011, partially offset by the loss of exclusivity of Vfend tablets and the launch of generic voriconazole (generic Vfend) in February 2011.

•
Chantix/Champix is an aid to smoking-cessation treatment in adults 18 years of age and older. Chantix/Champix worldwide revenues decreased 7% in 2012, compared to 2011, primarily due to negative media exposure across several key markets and macro-economic decline, which decreased patient willingness to pay out of pocket. We are continuing our educational and promotional efforts, which are focused on addressing the significant health consequences of smoking highlighting the Chantix/Champix benefit-risk proposition, emphasizing the importance of the physician-patient dialogue in helping patients quit smoking and identifying alternative treatment-funding models.

•
Pristiq is approved for the treatment of major depressive disorder in the U.S. and in various other countries. Pristiq has also been approved for treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause in Thailand, Mexico, the Philippines and Ecuador. Pristiq recorded an increase in worldwide revenues of 9% in 2012, compared to 2011, primarily due to price increases, as well as market growth, partially offset by lower prescription share in the U.S.

2012 Financial Report	23

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Revatio is for the treatment of pulmonary arterial hypertension (PAH). Worldwide revenues remained relatively flat in 2012, compared to 2011. 2012 revenues were impacted by the unfavorable impact of foreign exchange, partially offset by an increased PAH awareness driving earlier diagnosis in the U.S. and EU. In the U.S., Revatio tablet lost exclusivity in September 2012, and Revatio intravenous injection will lose exclusivity in May 2013.

•
Zosyn/Tazocin, our broad-spectrum intravenous antibiotic, faces generic global competition. U.S. exclusivity was lost in September 2009. Zosyn/Tazocin recorded a decrease in worldwide revenues of 24% in 2012, compared to 2011.

•
Effexor, an antidepressant for treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder, faces generic competition in most markets. It recorded a decrease in worldwide revenues of 37% in 2012, compared to 2011.

•
Prevnar/Prevenar (7-valent), our 7-valent pneumococcal conjugate vaccine for preventing invasive, and, in certain international markets, non-invasive pneumococcal disease in infants and young children, recorded a decrease in worldwide revenues of 18% in 2012, compared to 2011. Many markets have transitioned from the use of Prevnar/Prevenar (7-valent) to Prevnar 13/Prevenar 13, resulting in lower revenues for Prevnar/Prevenar (7-valent). We expect this trend to continue.

•
Caduet is a single-pill therapy combining Lipitor and Norvasc for the prevention of cardiovascular events. Caduet worldwide revenues decreased 52% in 2012, compared to 2011, primarily due to the loss of U.S. exclusivity in November 2011.

•
Xalkori, for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) that is anaplastic lymphoma kinase (ALK)-positive as detected by an FDA-approved test, was approved by the FDA in August 2011. In developed markets, Xalkori has also been approved in Japan, South Korea, Canada and Switzerland, and it received conditional marketing authorization in the EU in October 2012. In addition, it has been filed or approved in more than 25 emerging markets, including China. Xalkori recorded worldwide revenues of $123 million in 2012, with 66% of those revenues generated in the U.S. market.

•
Inlyta, for the treatment of patients with advanced renal cell carcinoma after failure of a prior systemic treatment, has been approved in the U.S., Switzerland, Japan, Canada, Australia, South Korea and the EU (exact indications vary by region). Inlyta recorded worldwide revenues of $100 million in 2012.

•
Xeljanz (in the U.S.) was approved by the FDA in November 2012 for the treatment of adult patients with moderately to severely active rheumatoid arthritis who have had an inadequate response or intolerance to methotrexate, to be used as monotherapy or in combination with methotrexate or other nonbiologic disease-modifying antirheumatic drugs.

•
Alliance revenues worldwide decreased 4% in 2012, compared to 2011, mainly due to the loss of exclusivity for Aricept 5mg and 10mg tablets in the U.S. in November 2010 and the entry of multi-source generic competition in the U.S. in May 2011, as well as the loss of exclusivity in many major European markets in February 2012, and lower revenues for Spiriva in certain European countries, Canada and Australia due to the expiration of our collaboration with BI in those countries, partially offset by the strong performance of Enbrel and Rebif in the U.S. We expect that the Aricept 23mg tablet will have exclusivity in the U.S. until July 2013. See the “The Loss or Expiration of Intellectual Property Rights” section of this Financial Review for a discussion regarding the expiration of various contract rights relating to Aricept, Spiriva, Enbrel and Rebif. Eliquis (apixaban) has been jointly developed and commercialized by Pfizer and Bristol-Myers Squibb (BMS). In 2012, Eliquis (apixaban) was approved to reduce the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation in the 27 countries of the EU, plus Iceland and Norway, Canada, Japan and the U.S., and it was launched for that indication in the U.S. in January 2013. The two companies share commercialization expenses and profit/losses equally on a global basis.

•
Embeda—We met with the FDA in May 2012 to discuss our proposal for reintroduction of Embeda to the market. The required stability programs are underway, and we are working toward a submission with the FDA in the first half of 2013.

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

24	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides additional information by operating segment about our research and development expenses (see also Notes to Consolidated Financial Statements––Note 18. Segment, Geographic and Other Revenue Information):

	Research and Development Expenses
	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Primary Care(a)	$1,009	$1,307	$1,473	(23)	(11)
Specialty Care and Oncology(a)	1,401	1,561	1,624	(10)	(4)
Established Products and Emerging Markets(a)	403	441	452	(9)	(2)
Other(a), (b)	693	425	428	63	(1)
Worldwide Research and Development/Pfizer Medical(c)	2,835	3,337	3,709	(15)	(10)
Corporate and Other(d)	1,529	2,003	1,797	(24)	11
Total Research and Development Expenses	$7,870	$9,074	$9,483	(13)	(4)

(a)
Our operating segments, in addition to their sales and marketing responsibilities, are responsible for certain development activities. Generally, these responsibilities relate to additional indications for in-line products and IPR&D projects that have achieved proof-of-concept. R&D spending may include upfront and milestone payments for intellectual property rights.

(b)
Includes the Animal Health operating segment and the Consumer Healthcare operating segment. The increase in 2012 primarily relates to a $250 million payment to AstraZeneca to obtain the exclusive global over-the-counter rights to Nexium.

(c)
Worldwide Research and Development is generally responsible for human health research projects until proof-of-concept is achieved, and then for transitioning those projects to the appropriate business unit for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. Worldwide Research and Development is also responsible for all human-health-related regulatory submissions and interactions with regulatory agencies, including all safety event activities. Pfizer Medical is responsible for external affairs relating to all therapeutic areas, providing Pfizer-related medical information to healthcare providers, patients and other parties, and quality assurance and regulatory compliance activities, which include conducting clinical trial audits and readiness reviews. The decreases in 2012 compared to 2011 and in 2011 compared to 2010 result from cost savings associated with the R&D productivity initiative announced on February 1, 2011 (see the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review).

(d)
Corporate and other includes unallocated costs, primarily facility costs, information technology, share-based compensation, and restructuring related costs. The decrease in 2012 primarily results from cost savings associated with the R&D productivity initiative announced on February 1, 2011 and to a lesser extent from lower charges relating to implementing our cost-reduction and productivity initiatives (see the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review).

Our human health R&D spending is conducted through a number of matrix organizations––Research Units, within our Worldwide Research and Development organization, are generally responsible for research assets (assets that have not yet achieved proof-of-concept); Business Units are generally responsible for development assets (assets that have achieved proof-of-concept); and science-based and other platform-services organizations.

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

We continue to closely evaluate our global research and development function and pursue strategies intended to improve innovation and overall productivity in R&D by prioritizing areas that we believe have the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas that we believe have the highest potential to deliver value in the near term and over time. To that end, our

2012 Financial Report	25

Financial Review
Pfizer Inc. and Subsidiary Companies

research primarily focuses on five high-priority areas that have a mix of small and large molecules—immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines. In addition to reducing the number of disease areas of focus, we have realigned and reduced our research and development footprint and outsourced certain functions that do not drive competitive advantage for Pfizer.

Our development pipeline, which is updated quarterly, can be found at www.pfizer.com/pipeline. It includes an overview of our research and a list of compounds in development with targeted indication, phase of development and, for late-stage programs, mechanism of action. The information currently in our development pipeline is accurate as of February 28, 2013.

The following series of tables provides information about significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as additional indications and new drug candidates in late-stage development.

RECENT FDA APPROVALS
PRODUCT	INDICATION	DATE APPROVED
Eliquis (Apixaban)(a)	Prevention of stroke and systemic embolism in patients with nonvalvular atrial fibrillation	December 2012
Xeljanz (Tofacitinib)	Treatment of moderate-to-severe active rheumatoid arthritis	November 2012
Bosulif (Bosutinib)	Treatment of previously treated chronic myelogenous leukemia	September 2012
Lyrica (Pregabalin) Capsules CV	Treatment of neuropathic pain due to spinal cord injury	June 2012
Elelyso (Taliglucerase Alfa)(b)	Treatment of adults with a confirmed diagnosis of type 1 Gaucher disease	May 2012
Inlyta (Axitinib)	Treatment of advanced renal cell carcinoma after failure of one prior systemic therapy	January 2012

(a)	This indication for Eliquis (apixaban) was developed and is being commercialized in collaboration with BMS.

(b)
In November 2009, we entered into a license and supply agreement with Protalix BioTherapeutics, which provides us exclusive worldwide rights, except in Israel, to develop and commercialize Elelyso (taliglucerase alpha) for the treatment of Gaucher disease.

PENDING U.S. NEW DRUG APPLICATIONS (NDA) AND SUPPLEMENTAL FILINGS
PRODUCT	INDICATION	DATE FILED*
Bazedoxifene-conjugated estrogens	Treatment of symptoms associated with menopause and osteoporosis	December 2012
Tafamidis meglumine(a)	Treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP)	February 2012
Genotropin(b)	Replacement of human growth hormone deficiency (Mark VII multidose disposable device)	December 2009
Celebrex(c)	Chronic pain	October 2009
Remoxy(d)	Management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time	August 2008
Spiriva(e)	Respimat device for chronic obstructive pulmonary disease	January 2008
Viviant(f)	Osteoporosis treatment and prevention	August 2006
* The dates set forth in this column are the dates on which the FDA accepted our submissions.

(a)
In May 2012, the FDA's Peripheral and Central Nervous System Drugs Advisory Committee voted that the tafamidis meglumine data provide substantial evidence of efficacy for a surrogate endpoint that is reasonably likely to predict a clinical benefit. In June 2012, the FDA issued a “complete response” letter with respect to the tafamidis NDA. The FDA has requested the completion of a second efficacy study and also has asked for additional information on the data within the current tafamidis NDA. We are continuing to work with the FDA to define a path forward.

(b)
In April 2010, we received a “complete response” letter from the FDA for the Genotropin Mark VII multidose disposable device submission. In August 2010, we submitted our response to address the requests and recommendations included in the FDA letter. In April 2011, we received a second “complete response” letter from the FDA, requesting additional information. We are working to address the FDA's requests for additional information.

(c)
In June 2010, we received a “complete response” letter from the FDA for the Celebrex chronic pain supplemental NDA. The supplemental NDA remains pending while we await the completion of ongoing studies to determine next steps.

(d)
In 2005, King entered into an agreement with Pain Therapeutics, Inc. (PT) to develop and commercialize Remoxy. In August 2008, the FDA accepted the NDA for Remoxy that had been submitted by King and PT. In December 2008, the FDA issued a “complete response” letter. In March 2009, King exercised its right under the agreement with PT to assume sole control and responsibility for the development of Remoxy. In December 2010, King resubmitted the NDA for Remoxy with the FDA. In June 2011, we and PT announced that a “complete response” letter was received from the FDA with regard to the resubmission of the NDA. We have been working to address the issues raised in the letter, which primarily relate to manufacturing. We have analyzed the results from two, recently completed bioavailability studies, as well as data from other experiments that were conducted to optimize the formulation composition and analytical methods for Remoxy. While we have gained important insights from this work, in the fourth quarter of 2012 we initiated a confirmatory bioavailability study to assess the pharmacokinetic profile of modified Remoxy formulation compositions. Preliminary results from the initial phase of this study are undergoing analysis. We believe the results of this study will provide us with greater clarity as to whether or not we will be able to adequately address the questions raised in the “complete response” letter received from the FDA. We continue to target a late-March 2013 meeting with the FDA to discuss our plan to address the June 2011 “complete response" letter.

(e)
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

26	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(f)
Two “approvable” letters were received by Wyeth in April and December 2007 from the FDA for Viviant (bazedoxifene), for the prevention of post-menopausal osteoporosis, that set forth the additional requirements for approval. In May 2008, Wyeth received an “approvable” letter from the FDA for the treatment of post-menopausal osteoporosis. The FDA is seeking additional data, and we have been systematically working through these requirements and seeking to address the FDA's concerns. A full response will be provided to the FDA. In February 2008, the FDA advised Wyeth that it expects to convene an advisory committee to review the pending NDAs for both the treatment and prevention indications after we submit our response to the “approvable” letters. In April 2009, Wyeth received approval in the EU for CONBRIZA (the EU trade name for Viviant) for the treatment of post-menopausal osteoporosis in women at increased risk of fracture. Viviant was also approved in Japan in July 2010 for the treatment of post-menopausal osteoporosis and in South Korea in November 2011 for the treatment and prevention of post-menopausal osteoporosis.

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Eliquis (Apixaban)(a)	Approval in Japan for prevention of ischemic stroke and systemic embolism in patients with nonvalvular atrial fibrillation	December 2012	—
Toviaz	Approval in Japan for treatment of overactive bladder	December 2012	—
Eliquis (Apixaban)(a)	Approval in the EU for prevention of stroke and systemic embolism in patients with nonvalvular atrial fibrillation	November 2012	—
Xalkori (Crizotinib)	Conditional marketing authorization in the EU for treatment of previously treated ALK-positive advanced non-small cell lung cancer	October 2012	—
Inlyta (Axitinib)	Approval in the EU for treatment of advanced renal cell carcinoma after failure of prior systemic treatment	September 2012	—
Sutent	Approval in Japan for treatment of pancreatic neuroendocrine tumor	August 2012	—
Bazedoxifene-conjugated estrogens	Application filed in the EU for treatment of symptoms associated with menopause and osteoporosis	—	July 2012
Prevenar 13 Infant	Application filed in Japan for prevention of invasive pneumococcal disease in infants and young children	—	July 2012
Lyrica (Pregabalin)	Approval in Japan for treatment of fibromyalgia	June 2012	—
Inlyta (Axitinib)	Approval in Japan for treatment of renal cell carcinoma not indicated for curative resection, metastatic renal cell carcinoma	June 2012	—
Xalkori (Crizotinib)	Approval in Japan for treatment of ALK-positive advanced non-small cell lung cancer	March 2012	—
Lyrica (Pregabalin)	Application filed in Japan for treatment of neuropathic pain: peripheral neuropathic pain, central neuropathic pain	—	March 2012
Tofacitinib	Application filed in Japan for treatment of rheumatoid arthritis	—	December 2011
Tofacitinib	Application filed in the EU for treatment of moderate-to-severe active rheumatoid arthritis	—	November 2011
Bosutinib(b)	Application filed in the EU for treatment of previously treated chronic myelogenous leukemia	—	August 2011

*	For applications in the EU, the dates set forth in this column are the dates on which the European Medicines Agency (EMA) validated our submissions.

(a)	This indication for Eliquis (apixaban) was developed and is being commercialized in collaboration with BMS.

(b)
In January 2013, the EMA's Committee for Medicinal Products for Human Use (CHMP) issued an opinion recommending that bosutinib be granted conditional approval for treatment of previously treated chronic myelogenous leukemia. The initial application was for the treatment of newly diagnosed chronic myelogenous leukemia.

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	INDICATION
Eliquis (Apixaban)	For the prevention and treatment of venous thromboembolism, which is being developed in collaboration with BMS
Inlyta (Axitinib)	Oral and selective inhibitor of vascular endothelial growth factor (VEGF) receptor 1, 2 & 3 for the treatment of adjuvant renal cell carcinoma (Asia only)
Lyrica (Pregabalin)	Peripheral neuropathic pain; CR (once-a-day) dosing
Sutent	Adjuvant renal cell carcinoma
Tofacitinib	A JAK kinase inhibitor for the treatment of psoriasis and ulcerative colitis
Xalkori (Crizotinib)	An oral ALK and c-Met inhibitor for the treatment of ALK-positive 1st and 2nd line (supports potential full approval in the U.S.) non-small cell lung cancer
Zithromax/chloroquine	Malaria

2012 Financial Report	27

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	INDICATION
ALO-02	A Mu-type opioid receptor agonist for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time
Dacomitinib	A pan-HER tyrosine kinase inhibitor for the treatment of previously treated advanced non-small cell lung cancer
Inotuzumab ozogamicin
An antibody drug conjugate, consisting of an anti-CD22 monotherapy antibody linked to a cytotoxic agent, calicheamycin, for the treatment of aggressive Non-Hodgkin's Lymphoma and acute lymphoblastic leukemia

MnB rLP2086 (PF-05212366)	A prophylactic vaccine for prevention of Neisseria meningitidis serogroup B invasive disease in adolescents and young adults (ages 11 - 25)
Palbociclib (PD-0332991)	An oral and selective reversible inhibitor of the CDK 4 and 6 kinases for the treatment of patients with ER positive, HER2 negative advanced breast cancer
Tanezumab(a)	An anti-nerve growth factor monoclonal antibody for the treatment of pain (on clinical hold)

(a)
Following requests by the FDA in 2010, we suspended and subsequently terminated worldwide the osteoarthritis, chronic low back pain and painful diabetic peripheral neuropathy studies of tanezumab. The FDA's requests followed a small number of reports of osteoarthritis patients treated with tanezumab who experienced the worsening of osteoarthritis leading to total joint replacement and also reflected the FDA's concerns regarding the potential for such events in other patient populations. In December 2010, the FDA placed a clinical hold on all other anti-nerve growth factor therapies under clinical investigation in the U.S. Studies of tanezumab in cancer pain were allowed to continue. Extensive analyses were undertaken of all total joint replacements reported in studies of tanezumab. The results of these analyses and the conclusions drawn were provided to the FDA. On March 12, 2012, the FDA's Arthritis Advisory Committee met to discuss the future development of nerve growth factor inhibitors, including tanezumab. The Committee voted that there is a role for the ongoing development of nerve growth factor inhibitors in conditions such as osteoarthritis and for the management of pain associated with conditions other than osteoarthritis for which there are no agents with demonstrated analgesic effect. We submitted a Clinical Hold Complete Response to the FDA on July 31, 2012. On August 28, 2012, the FDA removed the clinical hold completely from the tanezumab program for all indications. On December 14, 2012, the FDA placed a new partial clinical hold on the development of nerve growth factor inhibitors, including tanezumab. The partial clinical hold was based on peripheral nervous system effects observed in animal studies conducted with nerve growth factor inhibitors by other companies. Current and future studies of tanezumab in cancer pain are not affected by this partial clinical hold. We intend to work with the FDA to determine the appropriate path forward.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Business Development Initiatives” section of this Financial Review.

COSTS AND EXPENSES

Cost of Sales

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Cost of sales	$11,334	$14,076	$14,788	(19)	(5)
2012 v. 2011

Cost of sales decreased 19% in 2012, compared to 2011, primarily due to:

•	lower purchase accounting charges, primarily reflecting the fair value adjustments to acquired inventory from Wyeth and King that was subsequently sold;

•
lower costs related to our cost-reduction and productivity initiatives and acquisition-related costs, as well as the benefits generated from the ongoing productivity initiatives to streamline the manufacturing network;

•	reduced manufacturing volumes related to products that lost exclusivity in various markets; and

•	the favorable impact of foreign exchange of 3%,
partially offset by:

•	an unfavorable shift in geographic, product and business mix due to products that lost exclusivity in various markets.
2011 v. 2010

Cost of sales decreased 5% in 2011, compared to 2010, primarily due to:

•	lower purchase accounting charges, primarily reflecting the fair value adjustments to acquired inventory from Wyeth that was subsequently sold; and

•	savings associated with our cost-reduction and productivity initiatives, partially offset by:

•	the addition of costs from legacy King’s operations;

•	the Puerto Rico excise tax (for additional information, see the “Provision for Taxes on Income” section of this Financial Review);

28	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	a shift in geographic and business mix; and

•	the unfavorable impact of foreign exchange of 2% in 2011.

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Selling, informational and administrative expenses	$16,616	$18,832	$18,973	(12)	(1)

2012 v. 2011

SI&A expenses decreased 12% in 2012, compared to 2011, primarily due to:

•	savings generated from a reduction in the field force and a decrease in promotional spending, both partly in response to product losses of exclusivity;

•	more streamlined corporate support functions; and

•	the favorable impact of foreign exchange of 2%,
partially offset by:

•	costs associated with the separation of Zoetis employees, net assets and operations from Pfizer.

2011 v. 2010

SI&A expenses were largely unchanged in 2011, compared to 2010, primarily due to:

•	the fee provided for under the U.S. Healthcare Legislation beginning in 2011;

•	the addition of legacy King operating costs; and

•	the unfavorable impact of foreign exchange of 2%,
offset by:

•	savings associated with our cost-reduction and productivity initiatives.

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Research and development expenses	$7,870	$9,074	$9,483	(13)	(4)
2012 v. 2011

R&D expenses decreased 13% in 2012, compared to 2011, primarily due to:

•	savings generated by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced cost-reduction and productivity initiatives; and

•	lower charges related to implementing our cost-reduction and productivity initiatives, partially offset by:

•	a $250 million payment to AstraZeneca to obtain the exclusive global over-the-counter rights to Nexium.

2011 v. 2010

R&D expenses decreased 4% in 2011, compared to 2010, primarily due to:

•	savings associated with our cost-reduction and productivity initiatives, partially offset by:

•	higher charges related to implementing our cost-reduction and productivity initiatives;

•	the addition of legacy King expenses; and

•	the unfavorable impact of foreign exchange of 1%.

R&D expenses also include payments for intellectual property rights of $371 million in 2012, $306 million in 2011 and $393 million in 2010 (for further discussion, see the “Our Business Development Initiatives” section of this Financial Review).

2012 Financial Report	29

Financial Review
Pfizer Inc. and Subsidiary Companies

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Costs associated with acquisitions and cost-reduction/productivity initiatives	$2,855	$4,512	$3,926	(37)	15

We incur significant costs in connection with acquiring, integrating and restructuring businesses and in connection with our global cost-reduction and productivity initiatives. For example:

•
In connection with acquisition activity, we typically incur costs associated with executing the transactions, integrating the acquired operations (which may include expenditures for consulting and the integration of systems and processes), and restructuring the combined company (which may include charges related to employees, assets and activities that will not continue in the combined company); and

•
In connection with our cost-reduction and productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems.

All of our businesses and functions may be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as groups such as information technology, shared services and corporate operations. Since the acquisition of Wyeth on October 15, 2009, our cost-reduction initiatives announced on January 26, 2009, but not completed as of December 31, 2009, were incorporated into a comprehensive plan to integrate Wyeth’s operations to generate cost savings and to capture synergies across the combined company. In addition, on February 1, 2011, among our ongoing cost reduction/productivity initiatives, we announced a new research and productivity initiative to accelerate our strategies to improve innovation and productivity in R&D by prioritizing areas that we believe have the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas that we believe have the highest potential to deliver value in the near term and over time.

Cost-Reduction Goals

With respect to the January 26, 2009 announcements, and our acquisition of Wyeth on October 15, 2009, in the aggregate, we achieved our cost-reduction goal by the end of 2011, a year earlier than expected, and are continuing to generate cost reductions.

With respect to the R&D productivity initiative announced on February 1, 2011, we met our goal to achieve significant reductions in our annual research and development expenses by the end of 2012. Adjusted R&D expenses were $7.3 billion in 2012, and we expect adjusted R&D expenses to be approximately $6.5 billion to $7.0 billion in 2013. For an understanding of adjusted research and development expenses, see the “Adjusted Income” section of this Financial Review.
In addition to these major initiatives, we continuously monitor our organizations for cost reduction and/or productivity opportunities.

Total Costs

Through December 31, 2012, we incurred approximately $14.8 billion (pre-tax) in cost-reduction and acquisition-related costs (excluding transaction costs) in connection with the aforementioned initiatives. This $14.8 billion is a component of the $15.6 (pre-tax) billion in total restructuring charges incurred from the beginning of our cost-reduction and productivity initiatives in 2005 through December 31, 2012. See Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for more information. In 2013, we expect to incur approximately $500-$800 million (after tax) in costs in connection with our ongoing cost-reduction/productivity initiatives and have reflected those costs, as well as the related expected cost reductions of approximately $1.0 billion (pre-tax), in our 2013 financial guidance. See also the “Our Financial Guidance for 2013” section of this Financial Review.

Key Activities

The targeted cost reductions were achieved through the following actions and we continue to generate cost reductions through similar actions:

•
The closing of duplicative facilities and other site rationalization actions Company-wide, including research and development facilities, manufacturing plants, sales offices and other corporate facilities. Among the more significant actions are the following:

◦
Manufacturing: After the acquisition of Wyeth, our manufacturing sites totaled 75. Other acquisitions have added 21 manufacturing sites and we have subsequently exited 12 sites, resulting in 84 sites supporting continuing operations as of December 31, 2012. Our plant network strategy will result in the exit of a further eight sites over the next several years. These site counts exclude five Nutrition business-related manufacturing sites as the Nutrition business was sold in 2012. See Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures for more information.

◦
Research and Development: After the acquisition of Wyeth, we operated in 20 R&D sites and announced that we would close a number of sites. We have completed a number of site closures, including our Sandwich, U.K. research and development facility, except for a small presence. In addition, in 2011, we rationalized several other sites to reduce and optimize the overall R&D footprint. We disposed of our toxicology site in Catania, Italy; exited our R&D sites in Aberdeen and Gosport, U.K.; and disposed of a vacant site in

30	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

St. Louis, MO. We still maintain laboratories in St. Louis, MO, that focus on the areas of biologics and indications discovery. We are presently marketing for sale, lease or sale/lease-back, either a portion of or all of certain of our R&D campuses. Locations with R&D operations are in the U.S., Europe, Canada and China, with five major research sites in addition to a number of specialized units. We also re-prioritized our commitments to disease areas and have discontinued certain therapeutic areas and R&D programs as part of our R&D productivity initiative. In 2011 and 2012 our research has primarily focused on five high-priority areas that have a mix of small and large molecules—immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines.

•
Workforce reductions across all areas of our business and other organizational changes, primarily in the U.S. field force, manufacturing, R&D and corporate functions. We identified areas for a reduction in workforce across all of our businesses. In January 2009, when Pfizer and Wyeth entered into the merger agreement, the workforce of the two companies totaled approximately 130,000. We have exceeded our original target to reduce the combined Pfizer/Wyeth workforce 15%, or 19,500, within three years. By the end of 2011, we achieved a reduction of 26,300, and by the end of 2012, we achieved a reduction of 38,500. In 2012, the workforce declined by 12,200, from 103,700 to 91,500, primarily in manufacturing, R&D and corporate functions. The aforementioned workforce reductions include the impact of acquisitions and divestitures subsequent to the Wyeth acquisition.

•	The increased use of shared services and centers of excellence.

•	Procurement savings.

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Transaction costs(a)	$1	$30	$22
Integration costs(b)	405	725	1,001
Restructuring charges(c):
Employee termination costs	997	1,794	1,062
Asset impairments	328	256	869
Exit costs	149	125	191
Restructuring charges and certain acquisition-related costs	1,880	2,930	3,145
Additional depreciation––asset restructuring, recorded in our consolidated statements of income as follows(d):
Cost of sales	267	555	520
Selling, informational and administrative expenses	20	75	227
Research and development expenses	296	605	34
Total additional depreciation––asset restructuring	583	1,235	781
Implementation costs, recorded in our consolidated statements of income as follows(e):
Cost of sales	31	250	—
Selling, informational and administrative expenses	129	25	—
Research and development expenses	232	72	—
Total implementation costs	392	347	—
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$2,855	$4,512	$3,926

(a)	Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services.

(b)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes.

(c)
From the beginning of our cost-reduction and transformation initiatives in 2005 through December 31, 2012, Employee termination costs represent the expected reduction of the workforce by approximately 62,200 employees, mainly in manufacturing, sales and research, of which approximately 51,700 employees have been terminated as of December 31, 2012. In 2012, substantially all employee termination costs represent additional costs with respect to approximately 4,800 employees.

The restructuring charges in 2012 are associated with the following:

•
Primary Care operating segment ($295 million), Specialty Care and Oncology operating segment ($175 million), Established Products and Emerging Markets operating segment ($125 million), Animal Health operating segment ($59 million), Consumer Healthcare operating segment ($45 million), research and development operations ($6 million income), manufacturing operations ($265 million) and Corporate ($516 million).

The restructuring charges in 2011 are associated with the following:

•
Primary Care operating segment ($593 million), Specialty Care and Oncology operating segment ($220 million), Established Products and Emerging Markets operating segment ($110 million), Animal Health operating segment ($45 million), Consumer Healthcare operating segment ($8 million), research and development operations ($490 million), manufacturing operations ($287 million) and Corporate ($422 million).

The restructuring charges in 2010 are associated with the following:

•
Primary Care operating segment ($71 million), Specialty Care and Oncology operating segment ($197 million), Established Products and Emerging Markets operating segment ($43 million), Animal Health operating segment ($34 million), Consumer Healthcare operating segment ($12 million), research and development operations ($297 million), manufacturing operations ($1.1 billion) and Corporate ($350 million).

2012 Financial Report	31

Financial Review
Pfizer Inc. and Subsidiary Companies

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(e)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction and productivity initiatives.

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges		Exit Costs	Accrual
Balance, January 1, 2011	$2,149	$—		$101	$2,250
Provision	1,794	256		125	2,175
Utilization and other(a)	(1,518)	(256)	—	(134)	(1,908)
Balance, December 31, 2011(b)	2,425	—		92	2,517
Provision	997	328		149	1,474
Utilization and other(a)	(1,629)	(328)		(84)	(2,041)
Balance, December 31, 2012(c)	$1,793	$—		$157	$1,950

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($1.6 billion) and Other noncurrent liabilities ($930 million).

(c)	Included in Other current liabilities ($1.2 billion) and Other noncurrent liabilities ($731 million).
Other Deductions—Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Other deductions—net	$4,031	$2,499	$3,941	61	(37)
2012 v. 2011

Other deductions—net changed unfavorably by 61% in 2012, compared to 2011, which primarily reflects:

•
charges for litigation-related matters that were approximately $1.4 billion higher in 2012 than in 2011, primarily due to a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth's historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges related to Chantix litigation (for additional information, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies); and

•	royalty-related income that was approximately $100 million lower in 2012 than in 2011.
2011 v. 2010

Other deductions––net changed favorably by 37% in 2011, compared to 2010, which primarily reflects:

•	asset impairment charges that were approximately $888 million higher in 2010 than in 2011, (see below); and

•
charges for litigation-related matters that were $939 million higher in 2010 than in 2011, which reflects charges recorded in 2010 for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc. (for additional information, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies),

partially offset by:

•	a lower net gain on asset disposals in 2011 than in 2010.

For information about the asset impairment charges, see the “Significant Accounting Policies and Application of Critical Accounting Estimates—Asset Impairment Reviews” section of this Financial Review, as well as Notes to Consolidated Financial Statements Note 4. Other Deductions—Net and Note 10B. Goodwill and Other Intangible Assets: Other Intangible Assets.

32	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

PROVISION FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Provision for taxes on income	$2,562	$3,909	$1,153	(34)	239
Effective tax rate on continuing operations	21.2%	31.8%	12.2%

During the third quarter of 2012, we reached a multi-year settlement with the U.S. Internal Revenue Service (IRS) with respect to the audits of the Pfizer Inc. tax returns for the years 2006 through 2008. The IRS concluded the examination of the aforementioned tax years and issued a final Revenue Agent's Report (RAR). We agreed with all the adjustments and computations contained in the RAR. As a result of settling these audit years, we recorded a tax benefit of approximately $1.1 billion, representing tax and interest (see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations).

During the fourth quarter of 2010, we reached a multi-year settlement with the IRS related to issues we had appealed with respect to the audits of the Pfizer Inc. tax returns for the years 2002 through 2005, as well as the Pharmacia audit for the year 2003 through the date of merger with Pfizer (April 16, 2003). The IRS concluded its examination of the aforementioned tax years and issued a final RAR. We agreed with all of the adjustments and computations contained in the RAR. As a result of settling these audit years, we recorded a tax benefit of approximately $2.0 billion, representing tax and interest (see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations).

2012 v. 2011

The lower effective tax rate in 2012 compared to 2011 is primarily the result of:

•	a multi-year settlement with the IRS in 2012 that resulted in a tax benefit of approximately $1.1 billion, representing tax and interest; and

•
the resolution of certain prior-period tax positions in 2012 with various foreign tax authorities, and from the expiration of certain statutes of limitations that resulted in tax benefits of approximately $310 million, representing tax and interest, partially offset by:

•	the impact of the expiration of the U.S. research and development tax credit on December 31, 2011; and

•	the non-deductibility of the 2012 legal charge related to Rapamune (see the "Other Deductions—Net" section of this Financial Review).

For additional details about the resolution of certain tax positions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2011 v. 2010

The higher effective tax rate in 2011 compared to 2010 is primarily the result of:

•	the non-recurrence of a multi-year settlement with the IRS that resulted in a tax benefit in 2010 of approximately $2.0 billion, representing tax and interest; and

•
the non-recurrence of a $460 million tax benefit, representing tax and interest, related to the resolution of certain prior-period tax positions in 2010 with various foreign tax authorities, as well as from the expiration of the statutes of limitations, partially offset by:

•	the decrease and jurisdictional mix of certain impairment charges related to assets acquired in connection with the Wyeth acquisition; and

•	the change in the jurisdictional mix of earnings.

For additional details about the resolution of certain tax positions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

Changes in Tax Laws and Tax Rulings

We have been granted an incentive tax ruling in Belgium, effective December 1, 2012, that provides for incentive tax rates on certain of our Belgium earnings through 2017. The expected impact in 2013 is not significant and is reflected in our financial guidance for 2013.
On January 3, 2013, the President of the United States signed into law the American Taxpayer Relief Act of 2012 (the 2012 Act), which extends the U.S. research and development tax credit for tax years 2012 and 2013, as well as other provisions. Given the enactment date of the 2012 Act, the 2012 Act had no impact on our 2012 results. The expected impact in 2013 is not significant and is reflected in our financial guidance for 2013.
On August 10, 2010, the President of the United States signed into law the Education Jobs and Medicaid Assistance Act of 2010 (the 2010 Act), which includes education and Medicaid funding provisions, the cost of which is offset with revenues that result from changes to certain aspects of the tax treatment of the foreign-source income of U.S.-based companies. Given the effective dates of the various provisions of the 2010 Act, it had no impact on our 2010 results. The 2010 Act did not have a significant negative impact on our results in 2011 or 2012 and is

2012 Financial Report	33

Financial Review
Pfizer Inc. and Subsidiary Companies

not expected to have a significant negative impact on our results in 2013. The impact of the 2010 Act is recorded in Provision for taxes on income. The expected impact in 2013 is reflected in our financial guidance for 2013.
On October 25, 2010, the Governor of Puerto Rico signed into law Act 154 to modify the Puerto Rico source-of-income rules and implement an excise tax on the purchase of products by multinational corporations and their subsidiaries from their Puerto Rico affiliates that is effective from 2011 through 2016. Act 154 had no impact on our results in 2010, since it did not become effective until 2011. Act 154 had a negative impact on our results in 2011 and 2012. Act 154 will continue to negatively impact our results through 2016. The impact of Act 154 is recorded in Cost of sales and Provision for taxes on income. The expected impact in 2013 is reflected in our financial guidance for 2013.

DISCONTINUED OPERATIONS

For additional information about our discontinued operations, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

The following table provides the components of Discontinued operations—net of tax:
	Year Ended December 31,(a)
(MILLIONS OF DOLLARS)	2012	2011	2010
Revenues	$2,258	$2,673	$2,643
Pre-tax income/(loss) from discontinued operations	414	487	(50)
Provision/(benefit) for taxes on income(b)	117	137	(31)
Income/(loss) from discontinued operations––net of tax	297	350	(19)
Pre-tax gain/(loss) on sale of discontinued operations	7,123	1,688	(11)
Provision for taxes on income(c)	2,340	384	—
Gain/(loss) on sale of discontinued operations––net of tax	4,783	1,304	(11)
Discontinued operations—net of tax	$5,080	$1,654	$(30)

(a)
Includes the Nutrition business for all periods presented (through November 30, 2012) and the Capsugel business for 2011 (through August 1, 2011) and 2010 only. The net loss in 2010 includes the impairment of an indefinite-lived Brand intangible asset in the Nutrition business of approximately $385 million.

(b)
Includes a deferred tax expense of $24 million for 2012, a deferred tax benefit of $43 million for 2011, and a deferred tax benefit of $156 million for 2010. These deferred tax provisions include deferred income taxes related to investments in certain foreign subsidiaries, resulting from our intention not to hold these subsidiaries indefinitely.

(c)
Includes a deferred tax expense of $1.4 billion for 2012 and $190 million for 2011. These deferred tax provisions include deferred tax expense of $2.2 billion for 2012 and $190 million for 2011 on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas.

ADJUSTED INCOME

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management, and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines for humans and animals, consumer healthcare (over-the-counter) products, and vaccines––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. The Adjusted income measure is not, and should not be viewed as, a substitute for U.S. GAAP net income.

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

•
senior management’s annual compensation is derived, in part, using this Adjusted income measure. Adjusted income is one of the performance metrics utilized in the determination of bonuses under the Pfizer Inc. Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of Internal Revenue Code Section 162(m). Subject to the Section 162(m) limitation, the bonuses are funded from a pool based on the achievement of three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. Since 2011, this metric accounts for 40% of the bonus pool made available to ELT members and other members of senior management and will constitute a factor in determining each of these individual’s bonus.

Despite the importance of this measure to management in goal setting and performance measurement, Adjusted income is a non-GAAP financial measure that has no standardized meaning prescribed by U.S. GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definition, Adjusted income (unlike U.S. GAAP net income) may not be comparable to the calculation of similar measures of other companies. Adjusted income is presented solely to permit investors to more fully understand how management assesses performance.

34	2012 Financial Report

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

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts, primarily associated with Pharmacia (acquired in 2003), Wyeth (acquired in 2009) and King (acquired in 2011), can include the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets, depreciation related to the increase/decrease in fair value of the acquired fixed assets, amortization related to the increase in fair value of acquired debt, and the fair value changes associated with contingent consideration. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the acquisition cost of those products.

Certain of the purchase accounting adjustments can occur through 20 or more years, but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which research and development costs previously have been expensed.

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

We believe that viewing income prior to considering these charges provides investors with a useful additional perspective because the significant costs incurred in connection with a business combination result primarily from the need to eliminate duplicate assets, activities or employees––a natural result of acquiring a fully integrated set of activities. For this reason, we believe that the costs incurred to convert disparate systems, to close duplicative facilities or to eliminate duplicate positions (for example, in the context of a business combination) can be viewed differently from those costs incurred in other, more normal, business contexts.

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

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, as well as any related gains or losses on the sale of such operations such as the sale of our Capsugel business, which we sold in August 2011, and the sale of our Nutrition business, which we sold in November 2012. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines for strategic fit with our operations, we do not build or run our businesses with the intent to sell them. (Restatements due to discontinued operations do not impact compensation or change the Adjusted income measure for the compensation of the restated periods but are presented here on a restated basis for consistency across all periods.)

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

2012 Financial Report	35

Financial Review
Pfizer Inc. and Subsidiary Companies

we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program that is specific in nature with a defined term, such as those related to our non-acquisition-related cost-reduction and productivity initiatives; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; amounts associated with transition service agreements in support of discontinued operations after sale; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation; or charges related to certain legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies and in Part II—Other Information; Item 1. Legal Proceedings in our Quarterly Reports on Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements of and accruals for legal matters made in the normal course of our business would not be considered certain significant items.

Reconciliation

The following table provides a reconciliation of Net income attributable to Pfizer Inc., as reported under U.S. GAAP, and Non-GAAP Adjusted income:
	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
GAAP Reported net income attributable to Pfizer Inc.	$14,570	$10,009	$8,257	46	21
Purchase accounting adjustments—net of tax	3,598	5,000	6,011	(28)	(17)
Acquisition-related costs—net of tax	756	1,457	2,844	(48)	(49)
Discontinued operations—net of tax	(5,080)	(1,654)	30	(207)	*
Certain significant items—net of tax	2,632	3,027	420	(13)	*
Non-GAAP Adjusted income(a)	$16,476	$17,839	$17,562	(8)	2

(a)
The effective tax rate on Non-GAAP Adjusted income was 29.3% in 2012, 29.6% in 2011 and 29.9% in 2010. The effective tax rate for 2012 compared with the prior-year reflects the impact of the change in the jurisdictional mix of earnings and the expiration of the U.S. research and development tax credit, and the favorable impact of the resolution of certain prior-period tax positions in 2012 with various foreign tax authorities, and from the expiration of certain statutes of limitations.

*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

The following table provides a reconciliation of Reported diluted EPS, as reported under U.S. GAAP, and Non-GAAP Adjusted diluted EPS:
	Year Ended December 31,			% Change
	2012	2011	2010	12/11	11/10
Earnings per common share—diluted(a)
GAAP Reported income from continuing operations attributable to Pfizer Inc. common shareholders	$1.26	$1.06	$1.03	19	3
Income from discontinued operations—net of tax	0.68	0.21	—	224	*
GAAP Reported net income attributable to Pfizer Inc. common shareholders	1.94	1.27	1.02	53	25
Purchase accounting adjustments—net of tax	0.48	0.64	0.74	(25)	(14)
Acquisition-related costs—net of tax	0.10	0.19	0.35	(47)	(46)
Discontinued operations—net of tax	(0.68)	(0.21)	—	(224)	*
Certain significant items—net of tax	0.35	0.38	0.05	(8)	*
Non-GAAP Adjusted income attributable to Pfizer Inc. common shareholders(b)	$2.19	$2.27	$2.18	(4)	4

(a)	EPS amounts may not add due to rounding.

(b)
Reported and Adjusted diluted earnings per share in 2012 and 2011 were significantly impacted by the decrease in the number of shares outstanding, primarily due to the Company's ongoing share repurchase program.

*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

36	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Adjusted income, as shown above, excludes the following items:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Purchase accounting adjustments
Amortization, depreciation and other(a)	$4,952	$5,523	$5,314
Cost of sales, primarily related to fair value adjustments of acquired inventory	5	1,230	2,822
Total purchase accounting adjustments, pre-tax	4,957	6,753	8,136
Income taxes(b)	(1,359)	(1,753)	(2,125)
Total purchase accounting adjustments—net of tax	3,598	5,000	6,011

Acquisition-related costs
Transaction costs(c)	1	30	22
Integration costs(c)	405	725	1,001
Restructuring charges(c)	279	601	2,122
Additional depreciation—asset restructuring(d)	282	623	781
Total acquisition-related costs, pre-tax	967	1,979	3,926
Income taxes(b)	(211)	(522)	(1,082)
Total acquisition-related costs—net of tax	756	1,457	2,844

Discontinued operations
(Income)/loss from operations—net of tax	(297)	(350)	19
(Gain)/loss on sale of discontinued operations	(4,783)	(1,304)	11
Total discontinued operations—net of tax	(5,080)	(1,654)	30

Certain significant items
Restructuring charges(e)	1,195	1,574	—
Implementation costs and additional depreciation—asset restructuring(f)	693	959	—
Certain legal matters(g)	2,191	822	1,703
Certain asset impairment charges(h)	884	856	1,752
Inventory write-off(i)	28	8	212
Costs associated with the separation of Zoetis(j)	325	35	—
Other	8	93	(102)
Total certain significant items, pre-tax	5,324	4,347	3,565
Income taxes(b)	(2,692)	(1,320)	(3,145)
Total certain significant items—net of tax	2,632	3,027	420
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax	$1,906	$7,830	$9,305

(a)	Included primarily in Amortization of intangible assets (see Notes to Consolidated Financial Statements—Note 10. Goodwill and Other Intangible Assets).

(b)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. In addition, income taxes for Certain significant items in 2012 includes a $1.1 billion tax benefit, representing tax and interest, as a result of a settlement with the IRS related to audits for tax years 2006-2008. Amounts in 2010 include a $2.0 billion tax benefit, representing tax and interest, as a result of a settlement with the IRS of certain audits covering tax years 2002-2005. See Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

(c)
Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(d)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. For 2012, included in Cost of sales ($267 million), Selling informational and administrative expenses ($9 million) and Research and development expenses ($6 million). For 2011, included in Cost of sales ($555 million), Selling, informational and administrative expenses ($45 million) and Research and development expenses ($23 million). For 2010, included in Cost of sales ($520 million), Selling, informational and administrative expenses ($227 million) and Research and development expenses ($34 million).

(e)
Represents restructuring charges incurred for our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(f)
Amounts primarily relate to our cost-reduction and productivity initiatives (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2012, included in Cost of sales ($31 million), Selling, informational and administrative expenses ($140 million) and Research and development expenses ($522 million). For 2011, included in Cost of sales ($250 million), Selling, informational and administrative expenses ($55 million) and Research and development expenses ($654 million).

(g)	Included in Other deductions—net (see the “Other Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other Deductions—Net).

2012 Financial Report	37

Financial Review
Pfizer Inc. and Subsidiary Companies

(h)	Substantially all included in Other deductions—net (see the “Other Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other Deductions—Net).

(i)	Included in Cost of sales (see also the “Costs and Expenses––Cost of Sales” section of this Financial Review).

(j)
Costs incurred in connection with the initial public offering of a 19.8% ownership stake in Zoetis. Includes expenditures for banking, legal, accounting and similar services, as well as costs associated with the separation of Zoetis employees, net assets and operations from Pfizer, such as consulting and systems costs. For 2012, included in Costs of sales ($6 million), Selling, informational and administrative expenses ($194 million) and Other deductions—net ($125 million). For 2011, substantially all included in Other deductions—net.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Changes in the components of Accumulated other comprehensive loss reflect the following:
2012
For Foreign currency translation adjustments, reflects the weakening of several foreign currencies against the U.S. dollar, primarily the euro, the Japanese yen, the Australian dollar and the Brazilian real.
For Unrealized holding gains/(losses) on derivative financial instruments, reflects the impact of fair value adjustments. See also Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities.
For Benefit plans: Actuarial losses, reflects the impact of changes in actuarial assumptions and the difference between actual return on plan assets and expected return on plan assets. See also Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

2011
For Foreign currency translation adjustments, reflects the strengthening of several foreign currencies against the U.S. dollar, primarily the euro, the Japanese yen, the British pound, and the Australian dollar.
For Unrealized holding gains/(losses) on derivative financial instruments, reflects the impact of fair value adjustments. See also Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities.
For Benefit plans: Actuarial losses, reflects the impact of changes in actuarial assumptions and the difference between actual return on plan assets and expected return on plan assets. See also Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

2010
For Foreign currency translation adjustments, reflects the weakening of several foreign currencies against the U.S. dollar, primarily the euro and the British pound.
For Unrealized holding gains/(losses) on derivative financial instruments, reflects the impact of fair value adjustments. See also Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities.
For Benefit plans: Actuarial losses, reflects the impact of changes in actuarial assumptions and the difference between actual return on plan assets and expected return on plan assets. See also Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

ANALYSIS OF THE CONSOLIDATED BALANCE SHEETS

For information about certain of our financial assets and liabilities, including Cash and cash equivalents, Short-term investments, Long-term investments, Short-term borrowings, including current portion of long-term debt, and Long-term debt, see “Analysis of Financial Condition, Liquidity and Capital Resources” below.
For Assets of discontinued operations and other assets held for sale, the decrease reflects the sale of our Nutrition business (see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures).
Many changes in our asset and liability accounts as of December 31, 2012, compared to December 31, 2011, reflect, among other things, increases associated with our acquisitions of Alacer Corp., Ferrosan Holding A/S and NextWave Pharmaceuticals, Inc. (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions) and decreases due to the impact of foreign exchange.
For Accounts Receivable, net, see “Selected Measures of Liquidity and Capital Resources: Accounts Receivable” below.
For Property, plant and equipment, less accumulated depreciation, the change also reflects depreciation in excess of capital additions.
For Identifiable intangible assets, less accumulated amortization, the change also reflects amortization and asset impairments (see Notes to Consolidated Financial Statements—Note 4. Other Deductions—Net).
For Accounts payable, the change also reflects an increase in Value Added Tax (VAT) payables.
For Other current liabilities and Other noncurrent liabilities, the changes also reflect a decrease in restructuring-related liabilities and the impact of lower revenues on expense levels. Other noncurrent liabilities also reflects the impact of fair value adjustments on derivative financial instruments.

38	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

For Pension benefit obligations and Postretirement benefit obligations, the changes also reflect the lowering of the discount rate, partially offset by the impact of $938 million of company contributions (see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans).
For Other taxes payable, the change also reflects the impact of a number of audit settlements (see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations).

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Cash provided by/(used in):
Operating activities	$17,054	$20,240	$11,454	(16)	77
Investing activities	6,154	1,843	(492)	234	*
Financing activities	(15,999)	(20,607)	(11,174)	(22)	84
Effect of exchange-rate changes on cash and cash equivalents	(2)	(29)	(31)	(93)	(6)
Net increase/(decrease) in Cash and cash equivalents	7,207	1,447	(243)	*	*

*	Calculation not meaningful.

Operating Activities

2012 v. 2011

Our net cash provided by operating activities was $17.1 billion in 2012, compared to $20.2 billion in 2011. The decrease in net cash provided by operating activities was primarily attributable to:

•
the loss of exclusivity of Lipitor, as well as certain other products, resulting in lower revenues and associated expenses (see also “The Loss or Expiration of Intellectual Property Rights” section of this Financial Review), partially offset by spending reductions resulting from our company-wide cost-reduction initiatives;

•	payments made in connection with certain legal matters; and

•	the timing of receipts and payments in the ordinary course of business.

2011 v. 2010

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

Investing Activities

2012 v. 2011

Our net cash provided by investing activities was $6.2 billion in 2012, compared to $1.8 billion in 2011. The increase in net cash provided by investing activities was primarily attributable to:

•
net proceeds from the sale of our Nutrition business of $11.85 billion in 2012 compared to net proceeds from the sale of our Capsugel business of $2.4 billion in 2011 (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures); and

•
cash paid of $1.1 billion, net of cash acquired, for our acquisitions of Alacer, Ferrosan and NextWave in 2012 (see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions), compared to $3.3 billion cash paid, net of cash acquired, in 2011, for our acquisitions of King, Icagen and Excaliard, partially offset by:

•
net purchases of investments of $3.4 billion in 2012, compared to net proceeds from redemptions and sales of investments of $4.1 billion in 2011, which were primarily used to finance our acquisition of King.

2012 Financial Report	39

Financial Review
Pfizer Inc. and Subsidiary Companies

2011 v. 2010

Our net cash provided by investing activities was $1.8 billion in 2011, compared to $492 million net cash used in 2010. The increase in net cash provided by investing activities was primarily attributable to:

•
net proceeds from redemptions, purchases and sales of investments of $4.1 billion in 2011, which were primarily used to finance our acquisition of King, compared to net proceeds from redemptions, purchases and sales of investments of $1.2 billion in 2010; and

•
net proceeds of $2.4 billion received from the sale of Capsugel in 2011 (see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures),

partially offset by:

•
cash paid of $3.3 billion, net of cash acquired, for our acquisitions of King, Icagen and Excaliard in 2011, compared to $273 million paid for our acquisitions of FoldRx, Vetnex and Synbiotics in 2010.

Financing Activities

2012 v. 2011

Our net cash used in financing activities was $16.0 billion in 2012, compared to $20.6 billion in 2011. The decrease in net cash used in financing activities was primarily attributable to:

•	net repayments of borrowings of $1.7 billion in 2012, compared to net repayments of borrowings of $5.5 billion in 2011;

•	purchases of our common stock of $8.2 billion in 2012, compared to $9.0 billion in 2011; and

•	increased proceeds from the exercise of stock options,
slightly offset by:

•	higher cash dividends paid.

2011 v. 2010

Our net cash used in financing activities was $20.6 billion in 2011, compared to $11.2 billion in 2010. The increase in net cash used in financing activities was primarily attributable to:

•	net repayments of borrowings of $5.5 billion in 2011, compared to net repayments of borrowings of $4.2 billion in 2010; and

•	purchases of our common stock of $9.0 billion in 2011, compared to $1.0 billion in 2010.

ANALYSIS OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

We rely largely on operating cash flows, short-term investments, short-term commercial paper borrowings and long-term debt to provide for our liquidity requirements. We believe that we have the ability to obtain both short-term and long-term debt to meet our financing needs for the foreseeable future. Due to our significant operating cash flows as well as our financial assets, access to capital markets and available lines of credit and revolving credit agreements, we further believe that we have the ability to meet our liquidity needs for the foreseeable future, which include:

•	the working capital requirements of our operations, including our research and development activities;

•	investments in our business;

•	dividend payments and potential increases in the dividend rate;

•	share repurchases;

•	the cash requirements associated with our cost-reduction/productivity initiatives;

•	paying down outstanding debt;

•	contributions to our pension and postretirement plans; and

•	business-development activities.

With regard to share repurchases, the Company's new $10 billion share-purchase plan became effective on November 30, 2012. (For additional information about the new share-purchase plan, see the “Share-Purchase Plans” section of this Financial Review.)

Our long-term debt is rated investment grade by both Standard & Poor’s (S&P) and Moody’s Investors Service (Moody's). See the “Credit Ratings” section below. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, available-for-sale debt securities.

40	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of our liquidity and capital resources:
	As of December 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2012	2011
Selected financial assets:
Cash and cash equivalents(a)	$10,389	$3,182
Short-term investments(a)	22,319	23,270
Long-term investments	14,149	9,814
	46,857	36,266
Debt:
Short-term borrowings, including current portion of long-term debt	6,424	4,016
Long-term debt	31,036	34,926
	37,460	38,942
Net financial assets (liabilities)(b)	$9,397	$(2,676)

Working capital(c)	$32,796	$31,908
Ratio of current assets to current liabilities	2.15:1	2.10:1
Total Pfizer Inc. shareholders' equity per common share(d)	$11.17	$10.85

(a)	See Notes to Consolidated Financial Statements––Note 7. Financial Instruments for a description of assets held and for a description of credit risk related to our financial instruments held.

(b)
Net financial assets increased during 2012 primarily related to the $11.85 billion proceeds received from the sale of the Nutrition business. For additional information, see the “Analysis of the Consolidated Statements of Cash Flows” section of this Financial Review.

(c)	Working capital includes net assets held for sale of $70 million as of December 31, 2012 and $4.1 billion as of December 31, 2011.

(d)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and shares held by our employee benefit trust).

For additional information about the sources and uses of our funds, see the “Analysis of the Consolidated Balance Sheets” and “Analysis of the Consolidated Statements of Cash Flows” sections of this Financial Review.

Subsequent Events

On January 28, 2013, our then wholly owned subsidiary, Zoetis, issued $3.65 billion aggregate principal amount of senior notes, net of an original issue debt discount of $10 million. The notes have a weighted-average effective interest rate of 3.30%, and mature at various dates as follows: 1.15% Notes due 2016 ($400 million); 1.875% Notes due 2018 ($749 million); 3.25% Notes due 2023 ($1.349 billion); and 4.7% Notes due 2043 ($1.142 billion). On February 6, 2013, Zoetis also entered into a commercial paper program with a capacity of up to $1.0 billion. No amounts are currently outstanding under this program.

Also on January 28, 2013, we transferred to Zoetis substantially all of the assets and liabilities of our Animal Health business in exchange for all of the Class A and Class B common stock of Zoetis, $1.0 billion of the $3.65 billion senior notes and an amount of cash equal to substantially all of the cash proceeds received by Zoetis from the remaining $2.65 billion senior notes issued. The $1.0 billion of senior notes received by Pfizer were exchanged by Pfizer for the retirement of Pfizer commercial paper issued in December 2012, and the cash proceeds received by Pfizer of approximately $2.5 billion are restricted to debt repayment, dividends and/or stock buybacks, in all cases to be completed by mid-2014.

On February 6, 2013, an initial public offering (IPO) of Zoetis was completed, pursuant to which we sold 99.015 million shares of Zoetis in exchange for the retirement of approximately $2.5 billion of Pfizer commercial paper issued on January 10, 2013.

In summary, as a result of the above transactions, we received approximately $6.1 billion of cash (of which approximately $2.5 billion is restricted to debt repayment, dividends and/or stock buybacks, in all cases to be completed by mid-2014) and incurred approximately $3.65 billion in Zoetis long-term debt. For additional information, see Notes to Consolidated Financial Statements—Note 19A. Subsequent Events: Zoetis Debt Offering and Initial Public Offering.

Two major corporate debt-rating organizations, Moody’s and S&P, assign ratings to the Zoetis short-term and long-term debt. A security rating is not a recommendation to buy, sell or hold securities and the rating is subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

2012 Financial Report	41

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides the current ratings assigned by these rating agencies to the Zoetis commercial paper and senior unsecured non-credit-enhanced long-term debt:
NAME OF RATING AGENCY	Zoetis Commercial Paper	Zoetis Long-term Debt		Date of Action
	Rating	Rating	Outlook
Moody’s	P-2	Baa2	Stable	January 2013
S&P	A-3	BBB-	Stable	January 2013

Domestic and International Short-Term Funds

Many of our operations are conducted outside the U.S., and significant portions of our cash, cash equivalents and short-term investments are held internationally. We generally hold approximately 10%-30% of these short-term funds in U.S. tax jurisdictions. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of our ongoing liquidity assessments, we regularly monitor the mix of domestic and international cash flows (both inflows and outflows). Repatriation of overseas funds can result in additional U.S. federal, state and local income tax payments. We record U.S. deferred tax liabilities for certain unremitted earnings, but when amounts earned overseas are expected to be indefinitely reinvested outside the U.S., no accrual for U.S. taxes is provided.

A substantial portion of the proceeds related to the sale of our Nutrition business to Nestlé is located outside the U.S. We have provided deferred taxes on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested. We expect that the proceeds from the sale will primarily be used for share repurchases, as well as other value-creating opportunities. For additional information regarding our sale of the Nutrition business to Nestlé, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

Accounts Receivable

We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. Historically, payments from a number of these European governments and government agencies extend beyond the contractual terms of sale and the year-over-year trend is worsening.

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

As of December 31, 2012, we had about $1.2 billion in aggregate gross accounts receivable from governments and/or government agencies in Italy, Spain, Greece, Portugal and Ireland, where economic conditions remain challenging and uncertain. Such receivables in excess of one year from the invoice date, totaling $274 million, were as follows: $128 million in Italy; $105 million in Greece; $25 million in Portugal; $10 million in Spain; and $6 million in Ireland.

Although certain European governments and government agencies sometimes delay payments beyond the contractual terms of sale, we seek to appropriately balance repayment risk with the desire to maintain good relationships with our customers and to ensure a humanitarian approach to local patient needs.

We will continue to closely monitor repayment risk and, when necessary, we will continue to adjust our allowance for doubtful accounts.

Our assessments about the recoverability of accounts receivables can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Notes to Consolidated Financial Statements––Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

Credit Ratings

Two major corporate debt-rating organizations, Moody’s and S&P, assign ratings to Pfizer short-term and long-term debt. A security rating is not a recommendation to buy, sell or hold securities and the rating is subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

42	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides the current ratings assigned by these rating agencies to Pfizer commercial paper and senior unsecured non-credit-enhanced long-term debt:
NAME OF RATING AGENCY	Pfizer Commercial Paper	Pfizer Long-term Debt		Date of Last Action
	Rating	Rating	Outlook
Moody’s	P-1	A1	Stable	October 2009
S&P	A1+	AA	Stable	October 2009

See "Subsequent Events" above for information about a January 2013 Zoetis debt offering and the Zoetis commercial paper program.

Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2012, we had access to $9.1 billion of lines of credit, of which $2.0 billion expire within one year. Of these lines of credit, $8.4 billion are unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2016, may be used to support our commercial paper borrowings.

In December 2012, Zoetis entered into a revolving credit agreement providing for a five-year $1.0 billion senior unsecured revolving credit facility, which became effective in February 2013 and expires in December 2017.

See "Subsequent Events" above for information about a January 2013 Zoetis debt offering and the Zoetis commercial paper program.

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

Contractual Obligations

Payments due under contractual obligations as of December 31, 2012, mature as follows:
		Years
(MILLIONS OF DOLLARS)	Total	2013	2014-2015	2016-2017	Thereafter
Long-term debt, including current portion(a)	$33,485	$2,449	$6,987	$6,356	$17,693
Interest payments on long-term debt obligations(b)	17,980	1,494	2,675	2,137	11,674
Other long-term liabilities reflected on our consolidated balance sheet under U.S. GAAP(c)	5,034	474	899	892	2,769
Lease commitments(d)	1,288	190	304	164	630
Purchase obligations and other(e)	3,534	1,500	1,439	277	318
Uncertain tax positions(f)	80	80	—	—	—

(a)	Long-term debt consists of senior unsecured notes, including fixed and floating rate, foreign currency denominated, and other notes.

(b)
Our calculations of expected interest payments incorporate only current period assumptions for interest rates, foreign currency translation rates and hedging strategies (see Notes to Consolidated Financial Statements—Note 7. Financial Instruments), and assume that interest is accrued through the maturity date or expiration of the related instrument.

(c)
Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans. Excludes amounts relating to our U.S. qualified pension plans and international pension plans, all of which have a substantial amount of plan assets, because the required funding obligations are not expected to be material and/or because such liabilities do not necessarily reflect future cash payments, as the impact of changes in economic conditions on the fair value of the pension plan assets and/or liabilities can be significant; however, we currently anticipate contributing approximately $343 million to these plans in 2013. Also excludes $3.9 billion of liabilities related to the fair value of derivative financial instruments, legal matters, employee terminations, environmental matters and other, most of which do not represent contractual obligations. See also our liquidity discussion above in this "Analysis of Financial Condition, Liquidity and Capital Resources" section, as well as the Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, Note 7A. Financial Instruments: Selected Financial Assets and Liabilities, Note 11E. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Cash Flows, and Note 17. Commitments and Contingencies.

(d)	Includes operating and capital lease obligations.

(e)
Includes agreements to purchase goods and services that are enforceable and legally binding and includes amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

(f)
Includes amounts reflected in Income taxes payable only. We are unable to predict the timing of tax settlements related to our noncurrent obligations for uncertain tax positions as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation.

2012 Financial Report	43

Financial Review
Pfizer Inc. and Subsidiary Companies

The above table excludes amounts for potential milestone payments under collaboration, licensing or other arrangements, unless the payments are deemed reasonably likely to occur. Payments under these agreements generally become due and payable only upon the achievement of certain development, regulatory and/or commercialization milestones, which may span several years and which may never occur.

In 2013, we expect to spend approximately $1.5 billion on property, plant and equipment. Planned capital spending mostly represents investment to maintain existing facilities and capacity. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

See "Subsequent Events" above for information about a January 2013 Zoetis debt offering. If we were to incorporate the 2013 Zoetis debt offering into our contractual obligations table above, total payments due would increase by $5.8 billion, representing expected principal and interest obligations of $223 million in 2013 through 2014, $629 million in 2015 through 2016 and $4.9 billion thereafter.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2012, recorded amounts for the estimated fair value of these indemnifications are not significant.

Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Share-Purchase Plans

On December 12, 2011, we announced that the Board of Directors had authorized a $10 billion share-purchase plan (the December 2011 Stock Purchase Plan). On November 1, 2012, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, which became effective on November 30, 2012.

In 2012, we purchased approximately 349 million shares of our common stock for approximately $8.2 billion. In 2011, we purchased approximately 459 million shares of our common stock for approximately $9.0 billion. In 2010, we purchased approximately 61 million shares of our common stock for approximately $1.0 billion. After giving effect to share purchases through year-end 2012, our remaining share-purchase authorization is approximately $11.8 billion at December 31, 2012.

Dividends on Common Stock

We paid dividends on our common stock of $6.5 billion in 2012 and $6.2 billion in 2011. In December 2012, our Board of Directors declared a first-quarter 2013 dividend of $0.24 per share, payable on March 5, 2013, to shareholders of record at the close of business on February 1, 2013. The first-quarter 2013 cash dividend will be our 297th consecutive quarterly dividend.

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

NEW ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

See Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2012

None

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This report and other written or oral statements that we make from time to time contain forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,”

44	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

“believe,” “target,” “forecast,” “goal”, “objective” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated future operating or financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results, including, in particular, the financial guidance set forth in the “Our Financial Guidance for 2013” section of this Financial Review and the anticipated costs and cost reductions set forth in the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review. Among the factors that could cause actual results to differ materially from past and projected future results are the following:

•	the outcome of research and development activities including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates;

•	decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

•	the success of external business-development activities;

•	competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•	the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

•	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

•	the ability to successfully market both new and existing products domestically and internationally;

•	difficulties or delays in manufacturing;

•	trade buying patterns;

•	the impact of existing and future legislation and regulatory provisions on product exclusivity;

•	trends toward managed care and healthcare cost containment;

•	the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein, and the impact of any broader deficit-reduction efforts;

•
the possible failure of the U.S. federal government to suspend enforcement of the federal debt ceiling beyond May 18, 2013 or to increase the federal debt ceiling and any resulting inability of the federal government to satisfy its financial obligations, including under Medicare, Medicaid and other publicly funded or subsidized health programs;

•	the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act––and of any modification or repeal of any of the provisions thereof;

•	U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries;
direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

•	legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

•	the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

•	contingencies related to actual or alleged environmental contamination;

•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

2012 Financial Report	45

Financial Review
Pfizer Inc. and Subsidiary Companies

•	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•	legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

•	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

•	governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

•	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

•	any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

•	changes in U.S. generally accepted accounting principles;

•	uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

•	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

•	growth in costs and expenses;

•	changes in our product, segment and geographic mix;

•	our ability to successfully implement any strategic alternative that we decide to pursue with regard to our remaining approximately 80% ownership stake in Zoetis Inc. and the impact thereof; and

•	the impact of acquisitions, divestitures, restructurings, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization.

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2012, which will be filed in February 2013. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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

46	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Foreign Exchange Risk

A significant portion of our revenues and earnings is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities.

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

Our financial instrument holdings at year-end were analyzed to determine their sensitivity to foreign exchange rate changes. The fair values of these instruments were determined using various methodologies. For additional details, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities. In this sensitivity analysis, we assumed that the change in one currency’s rate relative to the U.S. dollar would not have an effect on other currencies’ rates relative to the U.S. dollar; all other factors were held constant. If the dollar were to appreciate against all other currencies by 10%, the expected adverse impact on net income related to our financial instruments would be immaterial. For additional details, see Notes to Consolidated Financial Statements—Note 7E. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

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

We believe that our claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations in the period in which the amounts are accrued and/or our cash flows in the period in which the amounts are paid.

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

2012 Financial Report	47

Financial Review
Pfizer Inc. and Subsidiary Companies

Tax Matters

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business for tax matters (see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies).

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

48	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Management’s Report
We prepared and are responsible for the financial statements that appear in our 2012 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2012.
The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2012 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read
Chairman and Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 28, 2013

2012 Financial Report	49

Financial Review
Pfizer Inc. and Subsidiary Companies

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed under applicable Public Company Accounting Oversight Board standards.
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
The Committee has discussed with the Company’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the Chief Internal Auditor, Chief Compliance and Risk Officer and representatives of the independent registered public accounting firm, in regular and executive sessions to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The Committee has selected, and the Board of Directors has ratified, the selection of the Company’s independent registered public accounting firm for 2013.

W. Don Cornwell
Chair, Audit Committee

February 28, 2013
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

50	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2013 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

KPMG LLP
New York, New York

February 28, 2013

2012 Financial Report	51

Financial Review
Pfizer Inc. and Subsidiary Companies

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated February 28, 2013 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 28, 2013

52	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2012	2011	2010
Revenues	$58,986	$65,259	$65,165
Costs and expenses:
Cost of sales(a)	11,334	14,076	14,788
Selling, informational and administrative expenses(a)	16,616	18,832	18,973
Research and development expenses(a)	7,870	9,074	9,483
Amortization of intangible assets	5,175	5,544	5,364
Restructuring charges and certain acquisition-related costs	1,880	2,930	3,145
Other deductions––net	4,031	2,499	3,941
Income from continuing operations before provision for taxes on income	12,080	12,304	9,471
Provision for taxes on income	2,562	3,909	1,153
Income from continuing operations	9,518	8,395	8,318
Discontinued operations:
Income/(loss) from discontinued operations––net of tax	297	350	(19)
Gain/(loss) on sale of discontinued operations––net of tax	4,783	1,304	(11)
Discontinued operations––net of tax	5,080	1,654	(30)
Net income before allocation to noncontrolling interests	14,598	10,049	8,288
Less: Net income attributable to noncontrolling interests	28	40	31
Net income attributable to Pfizer Inc.	$14,570	$10,009	$8,257

Earnings per common share––basic(b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.27	$1.07	$1.03
Discontinued operations––net of tax	0.68	0.21	—
Net income attributable to Pfizer Inc. common shareholders	$1.96	$1.28	$1.03
Earnings per common share––diluted(b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.26	$1.06	$1.03
Discontinued operations––net of tax	0.68	0.21	—
Net income attributable to Pfizer Inc. common shareholders	$1.94	$1.27	$1.02

Weighted-average shares––basic	7,442	7,817	8,036
Weighted-average shares––diluted	7,508	7,870	8,074

Cash dividends paid per common share	$0.88	$0.80	$0.72

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

(b)	EPS amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2012 Financial Report	53

Financial Review
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Net income before allocation to noncontrolling interests	$14,598	$10,049	$8,288

Foreign currency translation adjustments	$(811)	$796	$(3,534)
Reclassification adjustments(a)	(207)	(127)	(7)
	(1,018)	669	(3,541)
Unrealized holding gains/(losses) on derivative financial instruments	684	(502)	(1,043)
Reclassification adjustments for realized (gains)/losses(b)	(263)	239	702
	421	(263)	(341)
Unrealized holding gains/(losses) on available-for-sale securities	135	(143)	7
Reclassification adjustments for realized (gains)/losses(b)	3	15	(141)
	138	(128)	(134)
Benefit plans: Actuarial losses, net	(2,232)	(2,459)	(1,426)
Reclassification adjustments related to amortization(c)	473	284	262
Reclassification adjustments related to curtailments and settlements, net(c)	317	355	266
Other	22	(100)	88
	(1,420)	(1,920)	(810)
Benefit plans: Prior service credits and other	25	106	550
Reclassification adjustments related to amortization(c)	(69)	(69)	(42)
Reclassification adjustments related to curtailments and settlements, net(c)	(130)	(91)	(49)
Other	(3)	3	5
	(177)	(51)	464
Other comprehensive loss, before tax	(2,056)	(1,693)	(4,362)
Tax benefit on other comprehensive loss(d)	(225)	(959)	(375)
Other comprehensive loss before allocation to noncontrolling interests	$(1,831)	$(734)	$(3,987)

Comprehensive income before allocation to noncontrolling interests	$12,767	$9,315	$4,301
Less: Comprehensive income/(loss) attributable to noncontrolling interests	21	(5)	36
Comprehensive income attributable to Pfizer Inc.	$12,746	$9,320	$4,265

(a)	For 2012 and 2011, reclassified to Gain/(loss) on sale of discontinued operations—net of tax.

(b)	Reclassified into Other deductions—net in the consolidated statements of income.

(c)	Generally reclassified into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, in the consolidated statements of income.

(d)	See Note 5E. Tax Matters: Taxes on Items of Other Comprehensive Income/(Loss).

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

54	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2012	2011

Assets
Cash and cash equivalents	$10,389	$3,182
Short-term investments	22,319	23,270
Accounts receivable, less allowance for doubtful accounts, 2012—$374; 2011—$226	12,378	13,058
Inventories	7,063	6,610
Taxes and other current assets	9,196	9,380
Assets of discontinued operations and other assets held for sale	70	5,317
Total current assets	61,415	60,817
Long-term investments	14,149	9,814
Property, plant and equipment, less accumulated depreciation	14,461	15,921
Goodwill	44,672	44,569
Identifiable intangible assets, less accumulated amortization	46,013	51,184
Taxes and other noncurrent assets	5,088	5,697
Total assets	$185,798	$188,002

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2012—$2,449; 2011—$6	$6,424	$4,016
Accounts payable	4,264	3,678
Dividends payable	1,734	1,796
Income taxes payable	1,010	1,009
Accrued compensation and related items	2,046	2,120
Other current liabilities	13,141	15,066
Liabilities of discontinued operations	—	1,224
Total current liabilities	28,619	28,909

Long-term debt	31,036	34,926
Pension benefit obligations	7,830	6,355
Postretirement benefit obligations	3,493	3,344
Noncurrent deferred tax liabilities	21,593	18,861
Other taxes payable	6,610	6,886
Other noncurrent liabilities	4,939	6,100
Total liabilities	104,120	105,381

Commitments and Contingencies

Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2012—967; 2011—1,112	39	45
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2012—8,956; 2011—8,902	448	445
Additional paid-in capital	72,608	71,423
Employee benefit trusts	(1)	(3)
Treasury stock, shares at cost: 2012—1,680; 2011—1,327	(40,121)	(31,801)
Retained earnings	54,240	46,210
Accumulated other comprehensive loss	(5,953)	(4,129)
Total Pfizer Inc. shareholders’ equity	81,260	82,190
Equity attributable to noncontrolling interests	418	431
Total equity	81,678	82,621
Total liabilities and equity	$185,798	$188,002

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2012 Financial Report	55

Financial Review
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Employee Benefit Trusts		Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Fair Value	Shares	Cost	Retained Earnings	Accum. Other Comp. Inc./ (Loss)	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2010	1,511	$61	8,869	$443	$70,497	(19)	$(333)	(799)	$(21,632)	$40,426	$552	$90,014	$432	$90,446
Net income										8,257		8,257	31	8,288
Other comprehensive loss, net of tax											(3,992)	(3,992)	5	(3,987)
Cash dividends declared:
Common stock										(5,964)		(5,964)		(5,964)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(17)	(17)
Share-based payment transactions			2	—	209	1	14	(5)	(82)			141		141
Purchases of common stock								(61)	(1,000)			(1,000)		(1,000)
Employee benefit trust transactions—net					(19)	16	292					273		273
Preferred stock conversions and redemptions	(232)	(9)			(1)			—	2			(8)		(8)
Other			5	1	74	2	20	1	—	—		95	1	96
Balance, December 31, 2010	1,279	52	8,876	444	70,760	—	(7)	(864)	(22,712)	42,716	(3,440)	87,813	452	88,265
Net income										10,009		10,009	40	10,049
Other comprehensive loss, net of tax											(689)	(689)	(45)	(734)
Cash dividends declared:
Common stock										(6,512)		(6,512)		(6,512)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(19)	(19)
Share-based payment transactions			23	1	594			(5)	(90)			505		505
Purchases of common stock								(459)	(9,000)			(9,000)		(9,000)
Preferred stock conversions and redemptions	(167)	(7)			(2)			—	1			(8)		(8)
Other			3	—	71	—	4	1	—	—		75	3	78
Balance, December 31, 2011	1,112	45	8,902	445	71,423	—	(3)	(1,327)	(31,801)	46,210	(4,129)	82,190	431	82,621
Net income										14,570		14,570	28	14,598
Other comprehensive loss, net of tax											(1,824)	(1,824)	(7)	(1,831)
Cash dividends declared:
Common stock										(6,537)		(6,537)		(6,537)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(9)	(9)
Share-based payment transactions			52	3	1,150			(4)	(97)			1,056		1,056
Purchases of common stock								(349)	(8,228)			(8,228)		(8,228)
Preferred stock conversions and redemptions	(145)	(6)			(3)			—	1			(8)		(8)
Other			2	—	38	—	2	—	4	—		44	(25)	19
Balance, December 31, 2012	967	$39	8,956	$448	$72,608	—	$(1)	(1,680)	$(40,121)	$54,240	$(5,953)	$81,260	$418	$81,678
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

56	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2012	2011	2010

Operating Activities
Net income before allocation to noncontrolling interests	$14,598	$10,049	$8,288
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	7,611	8,907	8,399
Asset write-offs and impairment charges	1,299	1,198	3,486
Share-based compensation expense	481	419	405
(Gain)/loss on sale of discontinued operations	(7,123)	(1,688)	11
Deferred taxes from continuing operations	739	307	2,109
Deferred taxes from discontinued operations	1,459	147	(156)
Benefit plan contributions (in excess of)/less than expense	135	(1,769)	(677)
Other non-cash adjustments, net	(203)	(172)	(49)
Other changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	275	(66)	(608)
Inventories	(631)	1,084	2,917
Other assets	83	701	(818)
Accounts payable	579	(367)	(301)
Other liabilities	(3,438)	1,508	1,114
Other tax accounts, net	1,190	(18)	(12,666)
Net cash provided by operating activities	17,054	20,240	11,454

Investing Activities
Purchases of property, plant and equipment	(1,327)	(1,660)	(1,513)
Purchases of short-term investments	(24,018)	(18,447)	(11,082)
Proceeds from redemptions and sales of short-term investments	25,302	14,176	5,699
Net proceeds from redemptions and sales of short-term investments with original maturities of 90 days or less	1,459	10,874	5,950
Purchases of long-term investments	(11,145)	(4,620)	(4,128)
Proceeds from redemptions and sales of long-term investments	4,990	2,147	4,737
Acquisitions, net of cash acquired	(1,050)	(3,282)	(273)
Proceeds from sale of businesses	11,850	2,376	—
Other investing activities	93	279	118
Net cash provided by/(used in) investing activities	6,154	1,843	(492)

Financing Activities
Proceeds from short-term borrowings	7,995	12,810	6,400
Principal payments on short-term borrowings	(3)	(3,826)	(9,249)
Net payments on short-term borrowings with original maturities of 90 days or less	(8,204)	(7,540)	(1,297)
Principal payments on long-term debt	(1,513)	(6,986)	(6)
Purchases of common stock	(8,228)	(9,000)	(1,000)
Cash dividends paid	(6,534)	(6,234)	(6,088)
Other financing activities	488	169	66
Net cash used in financing activities	(15,999)	(20,607)	(11,174)
Effect of exchange-rate changes on cash and cash equivalents	(2)	(29)	(31)
Net increase/(decrease) in cash and cash equivalents	7,207	1,447	(243)
Cash and cash equivalents, beginning	3,182	1,735	1,978

Cash and cash equivalents, ending	$10,389	$3,182	$1,735

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$2,430	$2,938	$11,775
Interest	1,873	2,085	2,155

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2012 Financial Report	57

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 1. Basis of Presentation and Significant Accounting Policies

A. Basis of Presentation

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

We have made certain reclassification adjustments to conform prior-period amounts to the current presentation, primarily related to certain inventories (see Note 8. Inventories) and certain investments (see Note 7. Financial Instruments). As of the third quarter of 2012, the Animal Health and Consumer Healthcare business units are no longer managed as a single operating segment.

Pfizer previously announced its intention to initiate an initial public offering (IPO) of up to a 19.8% stake in Zoetis Inc. (Zoetis), a subsidiary of Pfizer, and on February 6, 2013, an IPO of Zoetis was completed, pursuant to which we sold 99.015 million shares of Zoetis, which represented approximately 19.8% of the total outstanding Zoetis shares. For additional information, see Note 19A. Subsequent Events: Zoetis Debt Offering and Initial Public Offering.

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé and recognized a gain related to the sale of this business in Gain/(loss) on sale of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2012. The operating results of this business are reported as Income/(loss) from discontinued operations––net of tax in the consolidated statements of income for all periods presented. In addition, in the consolidated balance sheet as of December 31, 2011, the assets and liabilities associated with this business are classified as Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures. Prior period amounts have been restated.

On August 1, 2011, we completed the sale of our Capsugel business and recognized a gain related to the sale of this business in Gain/(loss) on sale of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2011. The operating results of this business are reported as Income/(loss) from discontinued operations––net of tax in the consolidated statements of income for the years ended December 31, 2011 and 2010. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

On January 31, 2011, we acquired King Pharmaceuticals, Inc. (King). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of King, and, in accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2011 reflect approximately 11 months of King’s U.S. operations and approximately 10 months of King’s international operations. For additional information, see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

B. Adoption of New Accounting Standards

The provisions of the following new accounting and disclosure standards were adopted as of January 1, 2012:

•	Presentation of comprehensive income in financial statements. As a result of adopting this new standard, we have presented separate Consolidated Statements of Comprehensive Income.

•
An amendment to the guidelines on the measurement and disclosure of fair value that is consistent between U.S. GAAP and International Financial Reporting Standards. The adoption of this new standard did not have a significant impact on our financial statements.

C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded and disclosed in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statements of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales returns and sales allowances), determining the cost of inventory that is sold, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, investments, inventories, fixed assets and intangible assets (including acquired in-process research & development (IPR&D) assets and goodwill), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, accruals for contingencies, rebates, chargebacks, sales returns and sales allowances, and restructuring reserves, all of which also impact the consolidated statements of income.

Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable but that can be inherently uncertain and unpredictable. If our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted.

58	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

D. Acquisitions

Our consolidated financial statements include the operations of an acquired business after the completion of the acquisition. We account for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. When we acquire net assets that do not constitute a business as defined in U.S. GAAP, no goodwill is recognized and acquired IPR&D is expensed.

Contingent consideration in business acquisitions is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. Fair value is generally estimated by using a probability-weighted income approach. Any liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. These changes in fair value are recognized in earnings in Other deductions––net.

Amounts recorded for acquisitions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

E. Fair Value

We are often required to measure certain assets and liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, we use fair value extensively in the initial recognition of net assets acquired in a business combination and when accounting for and reporting on certain financial instruments. We estimate fair value using an exit price approach, which requires, among other things, that we determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of non-financial assets and, for liabilities, assuming that the risk of non-performance will be the same before and after the transfer.

When estimating fair value, depending on the nature and complexity of the asset or liability, we may use one or all of the following approaches:
•Income approach, which is based on the present value of a future stream of net cash flows.

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach, which is based on the cost to acquire or construct comparable assets less an allowance for functional and/or economic obsolescence.

Our fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

•
Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable (Level 2 inputs).

•	Unobservable inputs that reflect estimates and assumptions (Level 3 inputs).

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

F. Foreign Currency Translation

For most of our international operations, local currencies have been determined to be the functional currencies. We translate functional currency assets and liabilities to their U.S. dollar equivalents at exchange rates in effect as of the balance sheet date and we translate functional currency income and expense amounts to their U.S. dollar equivalents at average exchange rates for the period. The U.S. dollar effects that arise from changing translation rates are recorded in Other comprehensive income/(loss). The effects of converting non-functional currency assets and liabilities into the functional currency are recorded in Other deductions––net. For operations in highly inflationary economies, we translate monetary items at rates in effect as of the balance sheet date, with translation adjustments recorded in Other deductions––net, and we translate non-monetary items at historical rates.

2012 Financial Report	59

Financial Review
Pfizer Inc. and Subsidiary Companies

G. Revenues

Revenue Recognition—We record revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of sales deductions, such as sales rebates, discounts and incentives, and product returns. When we cannot reasonably estimate the amount of future product returns and/or other sales deductions, we record revenues when the risk of product return and/or additional sales deductions has been substantially eliminated. We record sales of certain of our vaccines to the U.S. government as part of the Pediatric Vaccine Stockpile program; these rules require that for fixed commitments made by the U.S. government, we record revenues when risk of ownership for the completed product has been passed to the U.S. government. There are no specific performance obligations associated with products sold under this program.

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

Specifically:

•
In the U.S., we record provisions for pharmaceutical Medicaid, Medicare and performance-based contract rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. In addition, to account for the impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, U.S. Healthcare Legislation), we also consider the increase in minimum rebate and extension of Medicaid prescription drug rebates for drugs dispensed to enrollees. We estimate discounts on branded prescription drug sales to Medicare Part D participants in the Medicare “coverage gap,” also known as the “doughnut hole,” based on historical experience of beneficiary prescriptions and consideration of the utilization that is expected to result from the discount in the coverage gap. We evaluate this estimate regularly to ensure that the historical trends and future expectations are as current as practicable. For performance-based contract rebates, we also consider current contract terms, such as changes in formulary status and discount rates.

•
Outside the U.S., the majority of our pharmaceutical rebates, discounts and price reductions (collectively, sales allowances) are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period; both of these elements help to reduce the risk of variations in the estimation process. Some European countries base their rebates on the government’s unbudgeted pharmaceutical spending, and we use an estimated allocation factor (based on historical payments) and total revenues by country against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

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

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates, sales allowances and chargebacks were $3.8 billion as of December 31, 2012, and $4.8 billion as of December 31, 2011, and substantially all are included in Other current liabilities.

Amounts recorded for sales deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

Taxes collected from customers relating to product sales and remitted to governmental authorities are presented on a net basis; that is, they are excluded from Revenues.

Collaborative Arrangements—Payments to and from our collaboration partners are presented in our consolidated statements of income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable accounting guidance. Under co-promotion agreements, we record the amounts received from our partners as alliance revenues, a component of Revenues, when our co-promotion partners are the principal in the transaction and we receive a share of their net sales or profits. Alliance revenues are recorded when our co-promotion partners ship the product and title passes to their customers. The related expenses for selling and marketing these products are included in Selling, informational and administrative expenses. In collaborative arrangements where we manufacture a product for our partner, we record revenues when our partner sells the product and title passes to its customer. All royalty payments to collaboration partners are included in Cost of sales.

60	2012 Financial Report

Financial Review
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

Advertising expenses totaled approximately $2.9 billion in 2012, $3.7 billion in 2011 and $3.8 billion in 2010. Production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs.

J. Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with certain licensing arrangements. Before a compound receives regulatory approval, we record upfront and milestone payments made by us to third parties under licensing arrangements as expense. Upfront payments are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved. Once a compound receives regulatory approval , we record any milestone payments in Identifiable intangible assets, less accumulated amortization and, unless the asset is determined to have an indefinite life, we amortize the payments on a straight-line basis over the remaining agreement term or the expected product life cycle, whichever is shorter.

K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•	Goodwill—Goodwill represents the excess of the consideration transferred for an acquired business over the assigned values of its net assets. Goodwill is not amortized.

•
Identifiable intangible assets, less accumulated amortization—These acquired assets are recorded at cost. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets with indefinite lives that are associated with marketed products are not amortized until a useful life can be determined. Intangible assets associated with IPR&D projects are not amortized until approval is obtained in a major market, typically either the U.S. or the European Union (EU), or in a series of other countries, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

•
Property, plant and equipment, less accumulated depreciation—These assets are recorded at cost and are increased by the cost of any significant improvements after purchase. Property, plant and equipment assets, other than land and construction in progress, are depreciated on a straight-line basis over the estimated useful life of the individual assets. Depreciation begins when the asset is ready for its intended use. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

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

We review all of our long-lived assets for impairment indicators throughout the year and we perform detailed testing whenever impairment indicators are present. In addition, we perform impairment testing for goodwill and indefinite-lived assets at least annually. When necessary, we record charges for impairments.

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

•
For indefinite-lived intangible assets, such as Brands and IPR&D assets, when necessary, we determine the fair value of the asset and record an impairment loss, if any, for the excess of book value over fair value. In addition, in all cases of an impairment review other than for IPR&D assets, we re-evaluate whether continuing to characterize the asset as indefinite-lived is appropriate.

•
For goodwill, when necessary, we determine the fair value of each reporting unit and compare that value to its book value. If the carrying amount is found to be greater, we then determine the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill from the fair value of the reporting unit and record an impairment loss, if any, for the excess of the book value of goodwill over the implied fair value.

2012 Financial Report	61

Financial Review
Pfizer Inc. and Subsidiary Companies

Impairment reviews can involve a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

L. Restructuring Charges and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with acquisitions when we implement plans to restructure and integrate the acquired operations or in connection with our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs are all restructuring charges, as well as certain other costs associated with acquiring and integrating an acquired business. (If the restructuring action results in a change in the estimated useful life of an asset, that incremental impact is classified in Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate). Termination costs are a significant component of our restructuring charges and are generally recorded when the actions are probable and estimable. Transaction costs, such as banking, legal, accounting and other costs incurred in connection with a business acquisition are expensed as incurred.

Amounts recorded for restructuring charges and other associated costs can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

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

N. Investments and Derivative Financial Instruments

Many, but not all, of our financial instruments are carried at fair value. For example, substantially all of our cash equivalents, short-term investments and long-term investments are classified as available-for-sale securities and are carried at fair value, with changes in unrealized gains and losses, net of tax, reported in Other comprehensive loss (see Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests). Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 7A. Financial Instruments: Selected Financial Assets and Liabilities), with changes in fair value reported in current earnings or deferred for qualifying hedging relationships. Virtually all of our valuation measurements for investments and derivative financial instruments are based on the use of quoted prices for similar instruments in active markets, or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable.

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

Investments where we have significant influence over the financial and operating policies of the investee are accounted for under the equity method. Under the equity method, we record our share of the investee's income and expenses, in Other deductions—net. The excess of the cost of the investment over our share of the equity of the investee as of the acquisition date is allocated to the identifiable assets of the investee, with any remaining allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

We regularly evaluate all of our financial assets for impairment. For investments in debt and equity securities, when a decline in fair value, if any, is determined to be other-than-temporary, an impairment charge is recorded in the statement of income, and a new cost basis in the investment is established.

Impairment reviews can involve a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

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

62	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Under the benefit recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to more-likely-than-not; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, changes in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the more-likely-than-not standard. Liabilities associated with uncertain tax positions are classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Provision for taxes on income and are classified on our consolidated balance sheet with the related tax liability.

Amounts recorded for valuation allowances and income tax contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

P. Pension and Postretirement Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit plans, as well as other postretirement benefit plans, consisting primarily of healthcare and life insurance for retirees. Beginning on January 1, 2011, for employees hired in the U.S. and Puerto Rico after December 31, 2010, we no longer offer a defined benefit plan and, instead, offer an enhanced benefit under our defined contribution plan. On May 8, 2012, we announced to employees that as of January 1, 2018, Pfizer will transition its U.S. and Puerto Rico employees from its defined benefit plans to an enhanced defined contribution savings plan. We recognize the overfunded or underfunded status of each of our defined benefit plans as an asset or liability on our consolidated balance sheet. The obligations are generally measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Our pension and other postretirement obligations may include assumptions such as long-term rate of return on plan assets, expected employee turnover and participant mortality. For our pension plans, the obligation may also include assumptions as to future compensation levels. For our other postretirement benefit plans, the obligation may include assumptions as to the expected cost of providing the healthcare and life insurance benefits, as well as the extent to which those costs are shared with the employee or others (such as governmental programs). Plan assets are measured at fair value. Net periodic benefit costs are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

Amounts recorded for pension and postretirement benefit plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

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

Amounts recorded for contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

R. Share-Based Payments

Our compensation programs can include share-based payments. Generally, grants under share-based payment programs are accounted for at fair value and these fair values are generally amortized on a straight-line basis over the vesting terms into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

Amounts recorded for share-based compensation can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

Note 2. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments

A. Acquisitions

NextWave Pharmaceuticals, Inc.
On November 27, 2012, we completed our acquisition of NextWave Pharmaceuticals Incorporated (NextWave), a privately held, specialty pharmaceutical company. As a result of this acquisition, Pfizer now holds exclusive North American rights to Quillivant XR™ (methylphenidate hydrochloride), the first once-daily liquid medication approved in the U.S. for the treatment of attention deficit hyperactivity disorder. Quillivant

2012 Financial Report	63

Financial Review
Pfizer Inc. and Subsidiary Companies

XR received approval from the U.S. Food and Drug Administration on September 27, 2012, and was launched in the U.S. on January 14, 2013. The total consideration for the acquisition was approximately $442 million, which consisted of upfront payments to NextWave's shareholders of about $278 million and contingent consideration with an estimated acquisition-date fair value of about $164 million. The contingent consideration consists of up to $425 million in additional payments that are contingent upon attainment of certain revenue milestones. In connection with this Established Products acquisition, we recorded approximately $516 million in Identifiable intangible assets, consisting primarily of $472 million in Developed technology rights and $44 million in In-process research and development, $165 million in net deferred tax liabilities and $91 million in Goodwill. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has not been finalized.

Nexium Over-the-Counter Rights

On August 13, 2012, we announced that we entered into an agreement with AstraZeneca for the global over-the-counter (OTC) rights for Nexium, a leading prescription drug currently approved to treat the symptoms of gastroesophageal reflux disease. Under the terms of the agreement, we acquired the exclusive global rights to market Nexium for the OTC indications, which are subject to regulatory approval. We made an upfront payment of $250 million to AstraZeneca, and AstraZeneca is eligible to receive milestone payments of up to $550 million based on product launches and level of sales, as well as royalty payments based on sales. The upfront payment for this Consumer Healthcare asset acquisition was expensed and included in Research and development expenses in our consolidated statement of income for the year ended December 31, 2012.

Alacer Corp.

On February 26, 2012, we completed our acquisition of Alacer Corp., a company that manufactures, markets and distributes Emergen-C, a line of effervescent, powdered drink mix vitamin supplements that is the largest-selling branded vitamin C line in the U.S. In connection with this Consumer Healthcare acquisition, we recorded $181 million in Identifiable intangible assets, consisting primarily of the Emergen-C indefinite-lived brand, $69 million in net deferred tax liabilities and $192 million in Goodwill. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has been finalized.

Ferrosan Holding A/S

On December 1, 2011, we completed our acquisition of the consumer healthcare business of Ferrosan Holding A/S (Ferrosan), a Danish company engaged in the sale of science-based consumer healthcare products, including dietary supplements and lifestyle products, primarily in the Nordic region and the emerging markets of Russia and Central and Eastern Europe. This acquisition is reflected in our consolidated financial statements beginning in the first fiscal quarter of 2012. Our acquisition of Ferrosan’s consumer healthcare business increases our presence in dietary supplements with a new set of brands and pipeline products. Also, we believe that the acquisition allows us to expand the marketing of Ferrosan’s brands through Pfizer’s global footprint and provide greater distribution and scale for certain Pfizer brands, such as Centrum and Caltrate, in Ferrosan’s key markets. In connection with this Consumer Healthcare acquisition, we recorded $362 million in Identifiable intangible assets, consisting of indefinite-lived and finite-lived brands, $94 million in net deferred tax liabilities and $322 million in Goodwill. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has been finalized.

Excaliard

On November 30, 2011, we completed our acquisition of Excaliard Pharmaceuticals, Inc. (Excaliard), a privately owned biopharmaceutical company. Excaliard's lead compound, EXC-001, a Phase 2 compound, is an antisense oligonucleotide designed to interrupt the process of skin fibrosis by inhibiting expression of connective tissue growth factor (CTGF). The total consideration for the acquisition was approximately $174 million, which consisted of an upfront payment to Excaliard's shareholders of about $86 million and contingent consideration with an estimated acquisition-date fair value of about $88 million. The contingent consideration consists of up to $230 million in additional payments that are contingent upon the attainment of certain regulatory and revenue milestones. Payments under the contingent consideration arrangement were $30 million in 2012 as a regulatory milestone was reached. In connection with this Worldwide Research and Development acquisition, we recorded approximately $257 million in Identifiable intangible assets––In-process research and development, approximately $87 million in net deferred tax liabilities and approximately $8 million in Goodwill.

Icagen

On September 20, 2011, we completed our cash tender offer for the outstanding shares of Icagen, Inc. (Icagen), resulting in an approximate 70% ownership of the outstanding shares of Icagen, a biopharmaceutical company focused on discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. On October 27, 2011, we acquired all of the remaining shares of Icagen. In connection with this Worldwide Research and Development acquisition, we recorded approximately $19 million in Identifiable intangible assets.

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

64	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

King’s principal businesses consisted of a prescription pharmaceutical business focused on delivering new formulations of pain treatments designed to discourage common methods of misuse and abuse; the Meridian auto-injector business for emergency drug delivery, which develops and manufactures the EpiPen; an established products portfolio; and an animal health business that offers a variety of feed-additive products for a wide range of species.

Recording of Assets Acquired and Liabilities Assumed

The following table provides the assets acquired and liabilities assumed from King:
(MILLIONS OF DOLLARS)	Amounts Recognized as of Acquisition Date (Final)
Working capital, excluding inventories	$155
Inventories	340
Property, plant and equipment	412
Identifiable intangible assets, excluding in-process research and development	1,806
In-process research and development	303
Net tax accounts	(328)
All other long-term assets and liabilities, net	102
Total identifiable net assets	2,790
Goodwill(a)	765
Net assets acquired/total consideration transferred	$3,555

(a)
Goodwill recorded as of the acquisition date totaled $720 million for our three biopharmaceutical operating segments and $45 million for our Animal Health operating segment. (Since the acquisition of King, we have revised our operating segments. See Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.)

As of the acquisition date, the fair value of accounts receivable approximated the book value acquired. The gross contractual amount receivable was $200 million, virtually all of which was expected to be collected.

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

Goodwill is not amortized and is not deductible for income tax purposes (see Note 10A. Goodwill and Other Intangible Assets: Goodwill for additional information).

The assets and liabilities arising from contingencies recognized as of the acquisition date are not significant to Pfizer’s consolidated financial statements.

Actual and Pro Forma Impact of Acquisition

Revenues from King are included in Pfizer's consolidated statements of income from the acquisition date, January 31, 2011, through Pfizer’s domestic and international year-ends and were $1.3 billion in 2011. We are not able to provide the results of operations attributable to King in 2011 as those operations had been substantially integrated into the larger Pfizer operation shortly after the acquisition.

The following table provides supplemental pro forma information:
	Unaudited Pro Forma Consolidated Results(a)
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)	2011	2010
Revenues	$65,368	$66,540
Net income attributable to Pfizer Inc.	10,228	8,013
Diluted earnings per share attributable to Pfizer Inc. common shareholders	1.30	0.99

(a)	The pro forma information for December 31, 2011 and 2010 assumes that the acquisition of King occurred on January 1, 2010.

2012 Financial Report	65

Financial Review
Pfizer Inc. and Subsidiary Companies

The unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisition. The unaudited pro forma consolidated results reflect the historical financial information of Pfizer and King, adjusted for the following pre-tax amounts:

•	Elimination of King's historical intangible asset amortization expense (approximately $6 million in 2011 and $116 million in 2010).

•	Additional amortization expense (approximately $15 million in 2011 and $190 million in 2010) related to the fair value of identifiable intangible assets acquired.

•	Additional depreciation expense (approximately $3 million in 2011 and $35 million in 2010) related to the fair value adjustment to property, plant and equipment acquired.

•	Adjustment related to the fair value adjustments to acquisition-date inventory estimated to have been sold (elimination of $160 million charge in 2011 and addition of $160 million charge in 2010).

•
Adjustment for acquisition-related costs directly attributable to the acquisition (elimination of $224 million of charges in 2011 and addition of $224 million of charges in 2010, reflecting charges incurred by both King and Pfizer).

FoldRx Pharmaceuticals, Inc.

On October 6, 2010, we completed our acquisition of FoldRx Pharmaceuticals, Inc. (FoldRx), a privately held drug discovery and clinical development company. FoldRx's lead product candidate, Vyndaqel (tafamidis meglumine), is a first-in-class oral therapy for the treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP). The total consideration for the acquisition was approximately $400 million, which consisted of an upfront payment to FoldRx's shareholders of approximately $200 million and contingent consideration with an estimated acquisition-date fair value of approximately $200 million. The contingent consideration consists of up to $455 million in additional payments that are contingent upon the attainment of certain regulatory and revenue milestones. Payments under the contingent consideration arrangement were $225 million in 2012, as a regulatory milestone was achieved. In connection with this Specialty Care acquisition, we recorded approximately $500 million in Identifiable intangible assets––In-process research and development, approximately $160 million in net deferred tax liabilities and approximately $60 million in Goodwill. In 2012, we recorded a decrease in the fair value of the contingent consideration of approximately $42 million and in 2011, we recorded an increase in the fair value of the contingent consideration of approximately $85 million.

B. Divestitures

Nutrition Business

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé for $11.85 billion in cash, and recognized a gain of approximately $4.8 billion, net of tax, in Gain/(loss) on sale of discontinued operations––net of tax. The divested business includes:

•	our former Nutrition operating segment and certain prenatal vitamins previously commercialized by the Pfizer Consumer Healthcare operating segment; and

•
other associated amounts, such as direct manufacturing costs, enabling support functions and other costs not charged to the business, purchase-accounting impacts, acquisition-related costs, impairment charges, restructuring charges and implementation costs associated with our cost reduction/productivity initiatives, all of which are reported outside our operating segment results.

The operating results of this business are reported as Income/(loss) from discontinued operations––net of tax in the consolidated statements of income for all periods presented. In addition, in the consolidated balance sheet as of December 31, 2011, the assets and liabilities associated with this discontinued operation are classified as Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate.

While the full purchase price of $11.85 billion was received on November 30, the sale of the business was not completed in certain non-U.S. jurisdictions where regulatory review of the transaction remains ongoing. In these jurisdictions, which represent a relatively small portion of the Nutrition business, we continue to operate the business on an interim basis pending regulatory approval or divestiture to a third party buyer. These interim arrangements, pursuant to which Pfizer operates the business for the net economic benefit of Nestlé and is indemnified by Nestlé against any risk associated with such operations during the interim period, are expected to conclude by the end of 2013 and the sale of these certain jurisdictions are expected to be completed by the end of 2013. As such, and as we have already received all of the expected proceeds from the sale, and as Nestlé is contractually obligated to complete the transaction (or permit us to divest the delayed businesses to a third party buyer on its behalf) regardless of the outcome of any pending regulatory reviews, we have treated these delayed-close businesses as sold for accounting purposes.

In connection with the sale transaction, we also entered into certain transitional agreements designed to ensure and facilitate the orderly transfer of business operations to the buyer. These agreements primarily relate to administrative services, which are generally to be provided for a period of 2 to 18 months. We will also manufacture and supply certain prenatal vitamin products for a transitional period. These agreements are not material and none confers upon us the ability to influence the operating and/or financial policies of the Nutrition business subsequent to the sale.

66	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Capsugel Business

On August 1, 2011, we completed the sale of our Capsugel business for approximately $2.4 billion in cash and recognized a gain of approximately $1.3 billion, net of tax, in Gain/(loss) on sale of discontinued operations––net of tax. The operating results of this business are reported as Income/(loss) from discontinued operations––net of tax for 2011 and 2010.

Discontinued Operations

The following table provides the components of Discontinued operations—net of tax:
	Year Ended December 31,(a)
(MILLIONS OF DOLLARS)	2012	2011	2010
Revenues	$2,258	$2,673	$2,643
Pre-tax income/(loss) from discontinued operations	414	487	(50)
Provision/(benefit) for taxes on income(b)	117	137	(31)
Income/(loss) from discontinued operations––net of tax	297	350	(19)
Pre-tax gain/(loss) on sale of discontinued operations	7,123	1,688	(11)
Provision for taxes on income(c)	2,340	384	—
Gain/(loss) on sale of discontinued operations––net of tax	4,783	1,304	(11)
Discontinued operations––net of tax	$5,080	$1,654	$(30)

(a)
Includes the Nutrition business for all periods presented (through November 30, 2012) and the Capsugel business for 2011 (through August 1, 2011) and 2010 only. The net loss in 2010 includes the impairment of an indefinite-lived Brand intangible asset in the Nutrition business of approximately $385 million (pre-tax).

(b)
Includes a deferred tax expense of $24 million for 2012, a deferred tax benefit of $43 million for 2011, and a deferred tax benefit of $156 million for 2010. These deferred tax provisions include deferred taxes related to investments in certain foreign subsidiaries resulting from our intention not to hold these subsidiaries indefinitely.

(c)
Includes a deferred tax expense of $1.4 billion for 2012 and $190 million for 2011. These deferred tax provisions include deferred tax expense of $2.2 billion for 2012 and $190 million for 2011 on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas.

The following table provides the components of Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations:
	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Accounts receivable, less allowance for doubtful accounts	$—	$550
Other current assets	—	419
Property, plant and equipment, less accumulated depreciation	70	1,118
Goodwill	—	498
Identifiable intangible assets, less accumulated amortization	—	2,648
Other noncurrent assets	—	84
Assets of discontinued operations and other assets held for sale	$70	$5,317

Current liabilities	$—	$385
Other liabilities	—	839
Liabilities of discontinued operations	$—	$1,224

The net cash flows of our discontinued operations for each of the categories of operating, investing and financing activities are not significant for any period presented, except that investing activities includes the proceeds from the sale of these businesses.

C. Collaborative Arrangements

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

2012 Financial Report	67

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides the amounts and classification of payments (income/(expense)), between us and our collaboration partners:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Revenues—Revenues(a)	$1,231	$1,029	$710
Revenues—Alliance revenues(b)	3,492	3,630	4,084
Total revenues from collaborative arrangements	4,723	4,659	4,794
Cost of sales(c)	(362)	(420)	(124)
Selling, informational and administrative expenses(d)	(290)	(237)	(131)
Research and development expenses(e)	(74)	(299)	(316)
Other deductions—net	(15)	34	37

(a)	Represents sales to our partners of products manufactured by us.

(b)	Substantially all relate to amounts earned from our partners under co-promotion agreements.

(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.

(d)	Represents net reimbursements to our partners for selling, informational and administrative expenses incurred.

(e)
Primarily related to net reimbursements, as well as upfront payments and pre-approval milestone payments earned by our partners. The upfront and milestone payments were as follows: $44 million in 2012, $210 million in 2011 and $147 million in 2010.

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements. In addition, during 2012 and 2011, we paid $29 million and $61 million, respectively, in post-approval milestones to collaboration partners. These payments were recorded in Identifiable intangible assets––Developed technology rights.

D. Equity-Method Investments

ViiV Healthcare Limited (ViiV)

On October 31, 2012, our equity-method investee, ViiV, acquired the remaining 50% of Shionogi-ViiV Healthcare LLC, its equity-method investee, from Shionogi & Co., Ltd. (Shionogi) in consideration for a 10% interest in ViiV (newly issued shares) and contingent consideration in the form of future royalties. As a result of this transaction, ViiV recorded a gain associated with the step-up on the 50% interest previously held by ViiV. Also, Pfizer's equity interest in ViiV was reduced from 15% to 13.5% and GlaxoSmithKline plc's equity interest was reduced from 85% to 76.5%. As a result of the above, we recognized a gain of $44 million, which was recorded in Other deductions––net, in the fourth quarter of 2012. Our investment in ViiV is accounted for under the equity method due to the significant influence that we have over the operations of ViiV through our board representation and minority veto rights.

Investment in Hisun Pfizer Pharmaceuticals Company Limited

On September 6, 2012, Pfizer and Zhejiang Hisun Pharmaceuticals Co., Ltd., a leading Chinese pharmaceutical company, created a new company, Hisun Pfizer Pharmaceuticals Company Limited (HPP), to develop, manufacture and commercialize off-patent pharmaceutical products in China and global markets. In accordance with our international reporting periods, this transaction was accounted for in the fourth quarter of 2012. HPP was established with registered capital of $250 million. Zhejiang Hisun Pharmaceuticals holds a 51% equity interest and Pfizer holds a 49% equity interest in HPP. In 2013, the parties will contribute select existing products to HPP, which will have a broad portfolio covering cardiovascular disease, infectious disease, oncology, mental health, and other therapeutic areas. See also Note 19B. Subsequent Events: Hisun Pfizer Pharmaceuticals Company Limited (HPP). The parties will also contribute manufacturing sites, cash and other relevant assets. Our investment in HPP is accounted for under the equity method due to the significant influence that we have over the operations of HPP through our board representation, minority veto rights and 49% voting interest.

Investment in Laboratório Teuto Brasileiro

On November 8, 2010, we consummated our partnership to develop and commercialize generic medicines with Laboratório Teuto Brasileiro S.A. (Teuto) a leading generics company in Brazil. As part of the transaction, we acquired a 40% equity stake in Teuto, and entered into a series of commercial agreements. The partnership is enhancing our position in Brazil, a key emerging market, by providing access to Teuto’s portfolio of products. Through this partnership, we have access to significant distribution networks in rural and suburban areas in Brazil, and the opportunity to register and commercialize Teuto’s products in various markets outside Brazil. Under the terms of our purchase agreement with Teuto, we made an upfront payment at the closing of approximately $230 million. On May 23, 2012, we made a performance-based milestone payment to Teuto of $91.5 million, which was recorded as an additional investment in Teuto. We have an option to acquire the remaining 60% of Teuto’s shares beginning in 2014, and Teuto’s shareholders have an option to sell their 60% stake to us beginning in 2015. The portion of the total arrangement consideration that was allocated to the net call/put option, based on relative fair values of the 40% equity investment and the net option, is being accounted for at cost and will be evaluated for impairment on an ongoing basis. Our investment in Teuto is accounted for under the equity method due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest.

68	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

We incur significant costs in connection with acquiring, integrating and restructuring businesses and in connection with our global cost-reduction and productivity initiatives. For example:

•
In connection with acquisition activity, we typically incur costs associated with executing the transactions, integrating the acquired operations (which may include expenditures for consulting and the integration of systems and processes), and restructuring the combined company (which may include charges related to employees, assets and activities that will not continue in the combined company); and

•
In connection with our cost-reduction and productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems.

All of our businesses and functions may be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as groups such as information technology, shared services and corporate operations. Since the acquisition of Wyeth on October 15, 2009, our cost-reduction initiatives announced on January 26, 2009, but not completed as of December 31, 2009, were incorporated into a comprehensive plan to integrate Wyeth’s operations to generate cost savings and to capture synergies across the combined company. In addition, among our ongoing cost reduction/productivity initiatives, on February 1, 2011, we announced a new productivity initiative to accelerate our strategies to improve innovation and productivity in R&D by prioritizing areas that we believe have the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas that we believe have the highest potential to deliver value in the near term and over time.

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Transaction costs(a)	$1	$30	$22
Integration costs(b)	405	725	1,001
Restructuring charges:(c)
Employee termination costs	997	1,794	1,062
Asset impairments	328	256	869
Exit costs	149	125	191
Restructuring charges and certain acquisition-related costs	1,880	2,930	3,145
Additional depreciation––asset restructuring recorded in our consolidated statements of income as follows:(d)
Cost of sales	267	555	520
Selling, informational and administrative expenses	20	75	227
Research and development expenses	296	605	34
Total additional depreciation––asset restructuring	583	1,235	781
Implementation costs recorded in our consolidated statements of income as follows:(e)
Cost of sales	31	250	—
Selling, informational and administrative expenses	129	25	—
Research and development expenses	232	72	—
Total implementation costs	392	347	—
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$2,855	$4,512	$3,926

(a)	Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services.

(b)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes.

(c)
From the beginning of our cost-reduction and transformation initiatives in 2005 through December 31, 2012, Employee termination costs represent the expected reduction of the workforce by approximately 62,200 employees, mainly in manufacturing, sales and research, of which approximately 51,700 employees have been terminated as of December 31, 2012. In 2012, substantially all employee termination costs represent additional costs with respect to approximately 4,800 employees.

The restructuring charges in 2012 are associated with the following:

•
Primary Care operating segment ($295 million), Specialty Care and Oncology operating segment ($175 million), Established Products and Emerging Markets operating segment ($125 million), Animal Health operating segment ($59 million), Consumer Healthcare operating segment ($45 million), research and development operations ($6 million income), manufacturing operations ($265 million) and Corporate ($516 million).

2012 Financial Report	69

Financial Review
Pfizer Inc. and Subsidiary Companies

The restructuring charges in 2011 are associated with the following:

•
Primary Care operating segment ($593 million), Specialty Care and Oncology operating segment ($220 million), Established Products and Emerging Markets operating segment ($110 million), Animal Health operating segment ($45 million), Consumer Healthcare operating segment ($8 million), research and development operations ($490 million), manufacturing operations ($287 million) and Corporate ($422 million).

The restructuring charges in 2010 are associated with the following:

•
Primary Care operating segment ($71 million), Specialty Care and Oncology operating segment ($197 million), Established Products and Emerging Markets operating segment ($43 million), Animal Health operating segment ($34 million), Consumer Healthcare operating segment ($12 million), research and development operations ($297 million), manufacturing operations ($1.1 billion) and Corporate ($350 million).

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(e)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction/productivity initiatives.

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges		Exit Costs	Accrual
Balance, January 1, 2011	$2,149	$—		$101	$2,250
Provision	1,794	256		125	2,175
Utilization and other(a)	(1,518)	(256)	—	(134)	(1,908)
Balance, December 31, 2011(b)	2,425	—		92	2,517
Provision	997	328		149	1,474
Utilization and other(a)	(1,629)	(328)		(84)	(2,041)
Balance, December 31, 2012(c)	$1,793	$—		$157	$1,950

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($1.6 billion) and Other noncurrent liabilities ($930 million).

(c)	Included in Other current liabilities ($1.2 billion) and Other noncurrent liabilities ($731 million).

Total restructuring charges incurred from the beginning of our cost-reduction and productivity initiatives in 2005 through December 31, 2012 were $15.6 billion.

The asset impairment charges included in restructuring charges for 2012 primarily relate to assets held for sale and are based on an estimate of fair value, which was determined to be lower than the carrying value of the assets prior to the impairment charge.

The following table provides additional information about the long-lived assets held for sale that were impaired in 2012:
	Fair Value(a)				Year Ended December 31,
					2012
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Long-lived assets(b)	$139	$—	$139	$—	$210

(a)
The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value.

(b)
Reflects property, plant and equipment and other long-lived held-for-sale assets written down to their fair value of $139 million, less costs to sell of $3 million (a net of $136 million), in 2012. The impairment charges of $210 million are included in Restructuring charges and certain acquisition-related costs. Fair value is determined primarily using a market approach, with various inputs, such as recent sales transactions.

70	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 4. Other Deductions—Net

The following table provides components of Other deductions––net:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Interest income(a)	$(383)	$(456)	$(400)
Interest expense(a)	1,524	1,681	1,797
Net interest expense	1,141	1,225	1,397
Royalty-related income	(469)	(569)	(579)
Net gain on asset disposals(b)	(52)	(15)	(243)
Certain legal matters, net(c)	2,220	784	1,723
Certain asset impairment charges(d)	927	902	1,790
Costs associated with the separation of Zoetis(e)	125	33	—
Other, net	139	139	(147)
Other deductions––net	$4,031	$2,499	$3,941

(a)
2012 v. 2011––Interest income decreased due to lower average cash balances and lower interest rates earned on investments. Interest expense decreased due to lower debt balances and the effective conversion of some fixed-rate liabilities to floating-rate liabilities. 2011 v. 2010––Interest income increased due to higher cash balances and higher interest rates earned on investments. Interest expense decreased due to lower long- and short-term debt balances and the effective conversion of some fixed-rate liabilities to floating rate liabilities. Capitalized interest expense totaled $41 million in 2012, $50 million in 2011 and $36 million in 2010.

(b)
Net gains include realized gains and losses on sales of available-for-sale securities: in 2012, 2011 and 2010, gross realized gains were $39 million, $79 million and $153 million, respectively. Gross realized losses were $6 million in 2012, $73 million in 2011 and $12 million in 2010. Proceeds, primarily from the sale of available-for-sale securities, were $19 billion in 2012, $10.2 billion in 2011 and $5.3 billion in 2010. In 2010, also includes gains on sales of certain investments and businesses.

(c)
In 2012, primarily includes a $491 million charge resulting from an agreement-in-principle with the U.S. Department of Justice to resolve an investigation into Wyeth's historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges related to hormone-replacement therapy litigation and Chantix litigation. In 2011, primarily includes charges related to hormone-replacement therapy litigation. In 2010, includes a $1.3 billion charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc. (See Note 17. Commitments and Contingencies.)

(d)
In 2012, includes intangible asset impairment charges of $872 million, reflecting (i) $393 million of IPR&D assets, primarily related to compounds that targeted autoimmune and inflammatory diseases (full write-off) and, to a lesser extent, compounds related to pain treatment; (ii) $175 million related to our Consumer Healthcare indefinite-lived brand assets, primarily Robitussin, a cough suppressant; (iii) $279 million related to Developed Technology Rights, a charge comprised of impairments of various products, none of which individually exceeded $45 million; and (iv) $25 million of finite-lived brands. The intangible asset impairment charges for 2012 reflect, among other things, the impact of new scientific findings, updated commercial forecasts, changes in pricing, an increased competitive environment, litigation uncertainties regarding intellectual property and declining gross margins. The impairment charges in 2012 are associated with the following: Worldwide Research and Development ($303 million); Consumer Healthcare ($200 million); Primary Care ($135 million); Established Products ($83 million); Specialty Care ($56 million); Emerging Markets ($56 million) and Animal Health ($39 million). In addition, in 2012, also includes charges of approximately $55 million for certain investments. These investment impairment charges reflect the difficult global economic environment.

In 2011, includes intangible asset impairment charges of $851 million, the majority of which relates to intangible assets that were acquired as part of our acquisition of Wyeth. These impairment charges reflect (i) $475 million of IPR&D assets, primarily related to two compounds for the treatment of certain autoimmune and inflammatory diseases; (ii) $193 million related to our biopharmaceutical indefinite-lived brand, Xanax; and (iii) $183 million related to Developed Technology Rights comprising the impairment of five assets. The intangible asset impairment charges for 2011 reflect, among other things, the impact of new scientific findings and an increased competitive environment. The impairment charges in 2011 are associated with the following: Worldwide Research and Development ($394 million); Established Products ($193 million); Specialty Care ($135 million); Primary Care ($56 million); Oncology ($56 million) and Animal Health ($17 million). In addition, in 2011, also includes charges of approximately $51 million for certain investments. These investment impairment charges reflect the difficult global economic environment.
In 2010, includes intangible asset impairment charges of $1.8 billion, the majority of which relates to intangible assets that were acquired as part of our acquisition of Wyeth. These impairment charges reflect (i) $945 million of IPR&D assets, primarily Prevnar 13/Prevenar 13 Adult, a compound for the prevention of pneumococcal disease in adults age 50 and older, and Neratinib, a compound for the treatment of breast cancer; (ii) $292 million of indefinite-lived Brands, primarily related to Robitussin; and (iii) $540 million of Developed Technology Rights, primarily Thelin, a product that treated pulmonary hypertension, and Protonix, a product that treats erosive gastroesophageal reflux disease. These impairment charges, most of which occurred in the third quarter of 2010, reflect, among other things, the following: for IPR&D assets, the impact of changes to the development programs, the projected development and regulatory time-frames and the risk associated with these assets; for Brand assets, the current competitive environment and planned investment support; and, for Developed Technology Rights, in the case of Thelin, we voluntarily withdrew the product in regions where it was approved and discontinued all clinical studies worldwide, and for the others, an increased competitive environment. The impairment charges in 2010 are generally associated with the following: Specialty Care ($708 million); Oncology ($396 million); Consumer Healthcare ($292 million); Established Products ($182 million); Primary Care ($145 million); and Worldwide Research and Development ($54 million).

(e)
Costs incurred in connection with the initial public offering of a 19.8% ownership stake in Zoetis. Includes expenditures for banking, legal, accounting and similar services. (See Note 19A. Subsequent Events: Zoetis Debt Offering and Initial Public Offering.)

The asset impairment charges included in Other deductions––net in 2012 primarily relate to identifiable intangible assets and are based on estimates of fair value.

2012 Financial Report	71

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides additional information about the intangible assets that were impaired in 2012:
					Year Ended December 31,
	Fair Value(a)				2012
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Intangible assets––IPR&D(b)	$54	$—	$—	$54	$393
Intangible assets––Other(b)	1,006	—	—	1,006	479
Total	$1,060	$—	$—	$1,060	$872

(a)
The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E.     Basis of Presentation and Significant Accounting Policies: Fair Value.

(b)
Reflects intangible assets written down to their estimated fair value of $1.1 billion in 2012. The impairment charges of $872 million are included in Other deductions––net. Fair value is determined using the income approach, specifically the multi-period excess earnings method, also known as the discounted     cash flow method. We start with a forecast of all the expected net cash flows associated with the asset, which includes the application of a terminal value for indefinite-lived assets, and then we apply an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections and the impact of technological risk associated with IPR&D assets, as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

Note 5. Tax Matters

A. Taxes on Income from Continuing Operations

The following table provides the components of Income from continuing operations before provision for taxes on income:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
United States	$(4,732)	$(2,210)	$(2,256)
International	16,812	14,514	11,727
Income from continuing operations before provision for taxes on income(a), (b)	$12,080	$12,304	$9,471

(a)
2012 v. 2011––The increase in the domestic loss was primarily due to the reduction in revenues resulting from the loss of exclusivity of Lipitor, Geodon and certain other biopharmaceutical products; certain legal settlements and related charges, primarily associated with Rapamune, Celebrex, hormone-replacement therapy and Chantix; higher costs associated with the separation of Zoetis; and the payment to AstraZeneca to obtain the exclusive global over-the-counter rights to Nexium, partially offset by lower acquisition-related costs. The increase in international income was due to lower purchase accounting costs, lower acquisition-related costs, and lower charges related to cost-reduction and productivity initiatives, partially offset by the reduction in revenues resulting from the loss of exclusivity of Lipitor, Geodon and certain other biopharmaceutical products.

(b)
2011 v. 2010––The decrease in the domestic loss was primarily due to the non-recurrence of a charge of $1.3 billion (pre-tax) in 2010 for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc., partially offset by a reduction in revenues due to the loss of exclusivity for several biopharmaceutical products and the impact of the U.S. Healthcare Legislation. The increase in international income was due to the favorable impact of foreign exchange, lower impairment charges, as well as increased revenues from biopharmaceutical products, such as the Prevnar/Prevenar family, Enbrel and Celebrex.

The following table provides the components of Provision for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
United States
Current income taxes:
Federal	$(752)	$1,349	$(2,790)
State and local	(44)	207	(323)
Deferred income taxes:
Federal	851	364	2,103
State and local	(328)	(240)	8
Total U.S. tax provision/(benefit)	(273)	1,680	(1,002)
International
Current income taxes	2,619	2,046	2,157
Deferred income taxes	216	183	(2)
Total international tax provision	2,835	2,229	2,155
Provision for taxes on income(a), (b), (c), (d)	$2,562	$3,909	$1,153
(a) In 2012, the Provision for taxes on income was impacted by the following:

72	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
U.S. tax expense of approximately $2.2 billion as a result of providing U.S. deferred income taxes on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas (see Note 5C. Tax Matters: Deferred Taxes);

•
U.S. tax benefits of approximately $1.1 billion, representing tax and interest, resulting from a multi-year settlement with the IRS with respect to audits of the Pfizer Inc. tax returns for the years 2006 through 2008, and international tax benefits of approximately $310 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, and from the expiration of certain statutes of limitations;

•	The non-deductibility of a $336 million fee payable to the federal government as a result of the U.S. Healthcare Legislation;

•	The non-deductibility of the $491 million legal charge associated with Rapamune litigation (see also Note 4. Other Deductions––Net); and

•	The expiration of the U.S. research and development tax credit on December 31, 2011.

(b) In 2011, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.1 billion as a result of providing U.S. deferred income taxes on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas (see Note 5C. Tax Matters: Deferred Taxes);

•
International tax benefits of approximately $267 million, representing tax and interest, resulting from the resolution of certain prior-period tax positions with various foreign tax authorities and from the expiration of certain statutes of limitations, and U.S. tax benefits of approximately $80 million, representing tax and interest, resulting from the settlement of certain audits with the IRS; and

•	The non-deductibility of a $248 million fee payable to the federal government as a result of the U.S. Healthcare Legislation.

(c) In 2010, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.5 billion as a result of providing U.S. deferred income taxes on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas (see Note 5C. Tax Matters: Deferred Taxes);

•
U.S. tax benefits of approximately $2.0 billion, representing tax and interest, resulting from a multi-year audit settlement with the IRS, and international tax benefits of approximately $460 million, representing tax and interest, resulting from the resolution of certain prior-period tax positions with various foreign tax authorities, and from the expiration of certain statutes of limitations; and

•
The write-off of approximately $270 million of deferred tax assets related to the Medicare Part D subsidy for retiree prescription drug coverage, resulting from the provisions of the U.S. Healthcare Legislation enacted in March 2010 concerning the tax treatment of that subsidy effective for tax years beginning after December 31, 2012.

(d) In all years, federal, state and international net tax liabilities assumed or established as part of a business acquisition are not included in Provision for taxes on income (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:
	Year Ended December 31,
	2012	2011	2010
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Taxation of non-U.S. operations(a), (b), (c)	(3.0)	(3.1)	2.5
Tax settlements and resolution of certain tax positions(d)	(12.0)	(2.8)	(26.3)
U.S. Healthcare Legislation(d)	1.0	0.7	2.8
U.S. research and development tax credit and manufacturing deduction(d)	(0.3)	(0.9)	(2.3)
Certain legal settlements and charges(d)	1.4	—	0.4
Acquired IPR&D	—	—	0.5
Wyeth acquisition-related costs	—	—	0.5
Sales of biopharmaceutical companies	—	0.2	—
All other––net	(0.9)	2.7	(0.9)
Effective tax rate for income from continuing operations	21.2%	31.8%	12.2%

(a)
For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside the United States, together with the cost of repatriation decisions, as well as changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions”. Specifically: (i) the jurisdictional location of earnings is a significant component of our effective tax rate each year as tax rates outside the U.S. are generally lower than the U.S. statutory income tax rate, and the rate impact of this component is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings; (ii) the cost of repatriation decisions, and other U.S. tax implications of our foreign operations, is a significant component of our effective tax rate each year and generally offsets some of the reduction to our effective tax rate each year resulting from the jurisdictional location of earnings; and (iii) the impact of changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions” is a component of our effective tax rate each year that can result in either an increase or decrease to our effective tax rate. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions, as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on strategic business decisions. See also Note 5A. Tax Matters: Taxes on Income from Continuing Operations for the components of pre-tax income and Provision for taxes on income, which is based on the location of the taxing authorities, and for information about settlements and other items impacting Provision for taxes on income.

2012 Financial Report	73

Financial Review
Pfizer Inc. and Subsidiary Companies

(b) In all periods presented, the reduction in the effective tax rate resulting from the jurisdictional location of earnings is largely due to generally lower tax rates as well as manufacturing and other incentives associated with our subsidiaries in Puerto Rico, Ireland and Singapore. We benefit from a Puerto Rican incentive grant that expires in 2029. Under the grant, we are partially exempt from income, property and municipal taxes. In Ireland, we benefited from an incentive tax rate effective through 2010 on income from manufacturing operations. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing and other operations.

(c)
2010––The rate impact in 2010 also includes the adjustments to increase our uncertain tax positions based on tax positions taken during a prior period (see also the reconciliation of our gross unrecognized tax benefits for 2010 in Note 5D. Tax Matters: Tax Contingencies, where substantially all of the prior period increases relate to non-U.S. jurisdictions). Without this impact, the rate impact in 2010 would have been approximately a 2.1% reduction of the U.S. statutory income tax rate.

(d)
For a discussion about tax settlements and resolution of certain tax positions, the impact of U.S. Healthcare Legislation, the U.S. research and development tax credit and the impact of certain legal settlements and charges, see Note 5A. Tax Matters: Taxes on Income from Continuing Operations. We received no benefit from the U.S. research and development tax credit in 2012 as the credit expired on December 31, 2011 and was not extended until January 2013.

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:
	2012 Deferred Tax		2011 Deferred Tax
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$1,817	$(119)	$1,659	$(211)
Inventories	330	(198)	324	(52)
Intangible assets	1,649	(14,187)	1,713	(15,301)
Property, plant and equipment	508	(1,485)	226	(1,311)
Employee benefits	5,042	(391)	4,280	(524)
Restructurings and other charges	784	(334)	553	(95)
Legal and product liability reserves	1,888	—	1,812	—
Net operating loss/credit carryforwards	3,439	—	4,381	—
Unremitted earnings(c)	—	(16,042)	—	(11,699)
State and local tax adjustments	385	—	476	—
All other	1,259	(504)	1,105	(121)
	17,101	(33,260)	16,529	(29,314)
Valuation allowances	(1,102)	—	(1,201)	—
Total deferred taxes	$15,999	$(33,260)	$15,328	$(29,314)
Net deferred tax liability(a), (b)		$(17,261)		$(13,986)

(a)
2012 v. 2011––The net deferred tax liability position increased, reflecting an increase in noncurrent deferred tax liabilities related to unremitted earnings, as well as a decrease in deferred tax assets related to net operating loss and credit carryforwards, partially offset by the reduction in noncurrent deferred tax liabilities resulting from the amortization of identifiable intangible assets and the increase in deferred tax assets related to employee benefits.

(b)
In 2012, included in Taxes and other current assets ($3.6 billion), Taxes and other noncurrent assets ($700 million), Other current liabilities ($11 million) and Noncurrent deferred tax liabilities ($21.6 billion). In 2011, included in Taxes and other current assets ($4.0 billion), Taxes and other noncurrent assets ($1.2 billion), Other current liabilities ($350 million) and Noncurrent deferred tax liabilities ($18.9 billion).

(c)	See Note 5A. Tax Matters: Taxes on Income from Continuing Operations and Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

We have carryforwards, primarily related to foreign tax credits, net operating and capital losses and charitable contributions, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2013 to 2032. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies.

As of December 31, 2012, we have not made a U.S. tax provision on approximately $73.0 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2012, is not practicable.

74	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

D. Tax Contingencies

We are subject to income tax in many jurisdictions, and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. All of our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. These tax audits can involve complex issues, interpretations and judgments and the resolution of matters may span multiple years, particularly if subject to negotiation or litigation. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire. We treat these events as discrete items in the period of resolution.

For a description of our accounting policies associated with accounting for income tax contingencies, see Note 1O. Basis of Presentation and Significant Accounting Policies: Deferred Tax Assets and Liabilities and Income Tax Contingencies. For a description of the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2012 and 2011, we had approximately $5.0 billion and $6.1 billion, respectively, in net liabilities associated with uncertain tax positions, excluding associated interest:

•
Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2012 and 2011, we had approximately $1.3 billion and $1.2 billion, respectively, in assets associated with uncertain tax positions. In 2012, these amounts were included in Taxes and other noncurrent assets ($887 million) and Noncurrent deferred tax liabilities ($446 million). In 2011, these amounts were included in Taxes and other noncurrent assets.

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:
(MILLIONS OF DOLLARS)	2012	2011	2010
Balance, beginning	$(7,309)	$(6,759)	$(7,657)
Acquisitions(a)	—	(72)	(49)
Divestitures(b)	85	—	—
Increases based on tax positions taken during a prior period(c)	(139)	(502)	(513)
Decreases based on tax positions taken during a prior period(c), (d)	1,442	271	2,384
Decreases based on cash payments for a prior period	647	575	280
Increases based on tax positions taken during the current period(c)	(1,125)	(855)	(1,396)
Impact of foreign exchange	78	(89)	104
Other, net(c), (e)	6	122	88
Balance, ending(f)	$(6,315)	$(7,309)	$(6,759)

(a)	The amount in 2011 primarily relates to the acquisition of King. See also Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

(b)	Primarily relates to the sale of our Nutrition business. See also Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

(c)	Primarily included in Provision for taxes on income.

(d)	Primarily related to effectively settling certain issues with the U.S. and foreign tax authorities. See also Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

(e)	Includes decreases as a result of a lapse of applicable statutes of limitations.

(f)
In 2012, included in Income taxes payable ($36 million), Taxes and other current assets ($30 million), Taxes and other noncurrent assets ($169 million), Noncurrent deferred tax liabilities ($231 million) and Other taxes payable ($5.8 billion). In 2011, included in Income taxes payable ($357 million), Taxes and other current assets ($11 million), Taxes and other noncurrent assets ($225 million), Noncurrent deferred tax liabilities ($677 million) and Other taxes payable ($6.0 billion).

•
Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our consolidated statements of income. In 2012, we recorded net interest income of $120 million primarily as a result of settling certain issues with the U.S. and various foreign tax authorities; in 2011, we recorded net interest expense of $203 million; and in 2010, we recorded net interest income of $545 million, primarily as a result of settling certain issues with the U.S. and various foreign tax authorities. Gross accrued interest totaled $766 million as of December 31, 2012 (reflecting a decrease of approximately $63 million as a result of cash payments) and $951 million as of December 31, 2011 (reflecting a decrease of approximately $203 million as a result of cash payments). In 2012, these amounts were included in Taxes and other current assets ($14 million) and Other taxes payable ($752 million). In

2012 Financial Report	75

Financial Review
Pfizer Inc. and Subsidiary Companies

2011, these amounts were included in Income taxes payable ($120 million), Taxes and other current assets ($2 million) and Other taxes payable ($829 million). Accrued penalties are not significant. See also Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The United States is one of our major tax jurisdictions and we are regularly audited by the IRS:

•	With respect to Pfizer Inc., tax years 2009-2010 are currently under audit. Tax years 2011-2012 are not under audit. All other tax years are closed.

•	With respect to Wyeth, tax years 2006 through the Wyeth acquisition date (October 15, 2009) are currently under audit. All other tax years are closed.

•
With respect to King, the audit for tax year 2008 has been effectively settled, and for Alpharma Inc. (a subsidiary of King), tax years 2005-2007 have been effectively settled. For King, tax years 2009 through the date of acquisition (January 31, 2011) are open, but not under audit. All other tax years are closed. The open tax years and audits for King and its subsidiaries are not material to Pfizer Inc.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2001-2012), Japan (2007-2012), Europe (2007-2012, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2012, primarily reflecting Brazil and Mexico) and Puerto Rico (2007-2012).

Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next twelve months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $150 million, as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

E. Taxes on Items of Other Comprehensive Income/(Loss)

The following table provides the components of tax benefit on Other comprehensive loss:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Foreign currency translation adjustments(a)	$110	$(61)	$(165)
Unrealized holding gains/(losses) on derivative financial instruments	246	(207)	(342)
Reclassification adjustments for realized (gains)/losses	(98)	97	215
	148	(110)	(127)
Unrealized holding gains/(losses) on available-for-sale securities	20	(17)	(4)
Reclassification adjustments for realized (gains)/losses	1	—	(18)
	21	(17)	(22)
Benefit plans: Actuarial losses, net	(721)	(993)	(504)
Reclassification adjustments related to amortization	171	99	94
Reclassification adjustments related to curtailments and settlements, net	105	118	98
Other	15	29	82
	(430)	(747)	(230)
Benefit plans: Prior service credits and other	7	41	210
Reclassification adjustments related to amortization	(27)	(27)	(18)
Reclassification adjustments related to curtailments and settlements, net	(51)	(35)	(19)
Other	(3)	(3)	(4)
	(74)	(24)	169
Tax benefit on other comprehensive loss	$(225)	$(959)	$(375)

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.

76	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests

The following table provides the changes, net of tax, in Accumulated other comprehensive income/(loss):
	Net Unrealized Gain/(Losses)			Benefit Plans
(MILLIONS OF DOLLARS)	Currency Translation Adjustment And Other	Derivative Financial Instruments	Available-For-Sale Securities	Actuarial Gains/(Losses)	Prior Service (Costs)/ Credits And Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2010	$3,550	$6	$269	$(3,367)	$94	$552
Other comprehensive income/(loss)(a)	(3,381)	(214)	(112)	(580)	295	(3,992)
Balance, December 31, 2010	169	(208)	157	(3,947)	389	(3,440)
Other comprehensive income/(loss)(a)	775	(153)	(111)	(1,173)	(27)	(689)
Balance, December 31, 2011	944	(361)	46	(5,120)	362	(4,129)
Other comprehensive income/(loss)(a)	(1,121)	273	117	(990)	(103)	(1,824)
Balance, December 31, 2012	$(177)	$(88)	$163	$(6,110)	$259	$(5,953)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $7 million loss in 2012, $45 million loss in 2011 and
$5 million income in 2010.

As of December 31, 2012, we estimate that we will reclassify into 2013 income the following pre-tax amounts currently held in Accumulated other comprehensive loss: $4.7 million of the unrealized holding gains on derivative financial instruments; $609 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $62 million of prior service credits, primarily related to benefit plan amendments.

2012 Financial Report	77

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 7. Financial Instruments

A. Selected Financial Assets and Liabilities

The following table provides additional information about certain of our financial assets and liabilities:
	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Selected financial assets measured at fair value on a recurring basis(a)
Trading securities(b)	$142	$154
Available-for-sale debt securities(c)	32,584	29,179
Available-for-sale money market funds(d)	1,727	1,727
Available-for-sale equity securities, excluding money market funds(c)	263	317
Derivative financial instruments in receivable positions:(e)
Interest rate swaps	1,036	1,033
Foreign currency forward-exchange contracts	152	349
Foreign currency swaps	194	17
	36,098	32,776
Other selected financial assets
Held-to-maturity debt securities, carried at amortized cost(c), (f)	1,513	1,587
Private equity securities, carried at equity method or at cost(f), (g)	1,239	1,020
	2,752	2,607
Total selected financial assets	$38,850	$35,383
Financial liabilities measured at fair value on a recurring basis(a)
Derivative financial instruments in a liability position:(h)
Foreign currency swaps	$428	$1,396
Foreign currency forward-exchange contracts	243	355
Interest rate swaps	33	14
	704	1,765
Other financial liabilities(i)
Short-term borrowings, carried at historical proceeds, as adjusted(f)	6,424	4,016
Long-term debt, carried at historical proceeds, as adjusted(j), (k)	31,036	34,926
	37,460	38,942
Total selected financial liabilities	$38,164	$40,707

(a)
We use a market approach in valuing financial instruments on a recurring basis. See also Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value. All of our financial assets and liabilities measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value, except less than 1% that use Level 1 or Level 3 inputs.

(b)	Trading securities are held in trust for legacy business acquisition severance benefits.

(c)	Gross unrealized gains and losses are not significant.

(d)
Includes $408 million as of December 31, 2012 and $357 million as of December 31, 2011 of money market funds held in trust in connection with the asbestos litigation involving Quigley Company, Inc., a wholly owned subsidiary. As of December 31, 2011, this amount includes approximately $625 million of money market funds that were held in escrow to secure certain of Wyeth’s payment obligations under its 1999 Nationwide Class Action Settlement Agreement, which relates to litigation against Wyeth concerning its former weight-loss products, Redux and Pondimin. The amounts held in escrow at December 31, 2011 were released from restriction during 2012 and classified as part of Short-term investments.

(e)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $102 million as of December 31, 2012; and foreign currency forward-exchange contracts with fair values of $169 million and interest rate swaps with fair values of $8 million as of December 31, 2011.

(f)
The differences between the estimated fair values and carrying values of held to maturity debt securities, private equity securities at cost and short-term borrowings not measured at fair value on a recurring basis were not significant as of December 31, 2012 or December 31, 2011. The fair value measurements of our held-to-maturity debt securities and our short-term borrowings are based on Level 2 inputs, using a market approach. The fair value measurements of our private equity securities at cost are based on Level 3 inputs, using a market approach.

(g)	Our private equity securities represent investments in the life sciences sector.

(h)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $141 million and foreign currency swaps with fair values of $129 million as of December 31, 2012; and foreign currency forward-exchange contracts with fair values of $141 million and foreign currency swaps with fair values of $123 million as of December 31, 2011.

(i)	Some carrying amounts may include adjustments for discount or premium amortization or for the effect of interest rate swaps designated as hedges.

(j)	Includes foreign currency debt with fair values of $809 million as of December 31, 2012 and $919 million as of December 31, 2011, which are used as hedging instruments.

78	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(k)
The fair value of our long-term debt (not including the current portion of long-term debt) is $37.5 billion as of December 31, 2012 and $40.1 billion as of December 31, 2011. The fair value measurements for our long-term debt are based on Level 2 inputs, using a market approach.

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value. For a description of the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

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

The following table provides the classification of these selected financial assets and liabilities in our consolidated balance sheets:
	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Assets
Cash and cash equivalents	$1,000	$900
Short-term investments	22,319	23,270
Long-term investments	14,149	9,814
Taxes and other current assets(a)	296	357
Taxes and other noncurrent assets(b)	1,086	1,042
	$38,850	$35,383
Liabilities
Short-term borrowings, including current portion of long-term debt	$6,424	$4,016
Other current liabilities(c)	330	459
Long-term debt	31,036	34,926
Other noncurrent liabilities(d)	374	1,306
	$38,164	$40,707

(a)
As of December 31, 2012, derivative instruments at fair value include foreign currency forward-exchange contracts ($152 million) and foreign currency swaps ($144 million) and, as of December 31, 2011, include foreign currency forward-exchange contracts ($349 million) and interest rate swaps ($8 million).

(b)
As of December 31, 2012, derivative instruments at fair value include interest rate swaps ($1 billion) and foreign currency swaps ($50 million) and, as of December 31, 2011, include interest rate swaps ($1 billion) and foreign currency swaps ($17 million).

(c)
At December 31, 2012, derivative instruments at fair value include foreign currency forward-exchange contracts ($243 million) and foreign currency swaps ($87 million) and, as of December 31, 2011, include foreign currency forward-exchange contracts ($355 million) and foreign currency swaps ($104 million).

(d)
At December 31, 2012, derivative instruments at fair value include foreign currency swaps ($341 million) and interest rate swaps ($33 million) and, as of December 31, 2011, include foreign currency swaps ($1.3 billion) and interest rate swaps ($14 million).

2012 Financial Report	79

Financial Review
Pfizer Inc. and Subsidiary Companies

In addition, we have long-term receivables where the determination of fair value employs discounted future cash flows, using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The differences between the estimated fair values and carrying values of these receivables were not significant as of December 31, 2012 or December 31, 2011.

There were no significant impairments of financial assets recognized in any period presented.

B. Investments in Debt Securities

The following table provides the contractual maturities of the available-for-sale and held-to-maturity debt securities:
	Years
		Over 1	Over 5	December 31, 2012
(MILLIONS OF DOLLARS)	Within 1	to 5	to 10	Total
Available-for-sale debt securities
Western European and other government debt(a)	$13,671	$2,084	$—	$15,755
Corporate debt(b)	1,085	4,468	1,741	7,294
Reverse repurchase agreements(c)	2,790	—	—	2,790
Western European, Scandinavian and other government agency debt(a)	2,348	415	—	2,763
Federal Home Loan Mortgage Corporation and Federal National Mortgage Association asset-backed securities	—	2,492	43	2,535
U.S. government debt	688	197	—	885
Supranational debt(a)	168	394	—	562
Held-to-maturity debt securities
Certificates of deposit and other	1,240	273	—	1,513
Total debt securities	$21,990	$10,323	$1,784	$34,097

(a)	All issued by above-investment-grade governments, government agencies or supranational entities, as applicable.

(b)	Largely issued by above-investment-grade institutions in the financial services sector.

(c)	Involving U.S. government securities.

C. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $2.7 billion as of December 31, 2012 and 2011. The weighted-average effective interest rate on short-term borrowings outstanding was 1.6% as of December 31, 2012 and 0.2% as of December 31, 2011.

80	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

D. Long-Term Debt

The following table provides the components of our senior unsecured long-term debt:
		As of December 31,
(MILLIONS OF DOLLARS)	Maturity Date	2012	2011
6.20%(a)	March 2019	$3,327	$3,248
5.35%(a)	March 2015	3,065	3,069
7.20%(a)	March 2039	2,903	2,948
4.75% euro(b)	June 2016	2,638	2,583
5.75% euro(b)	June 2021	2,634	2,581
3.625% euro(b), (c)	June 2013	—	2,392
6.50% U.K. pound(b)	June 2038	2,407	2,306
5.95%	April 2037	2,086	2,088
5.50%	February 2014	1,832	1,893
5.50%(d)	March 2013	—	1,564
4.55% euro	May 2017	1,384	1,325
4.75% euro	December 2014	1,284	1,266
5.50%	February 2016	1,048	1,061
Notes and other debt with a weighted-average interest rate of 6.51%(e)	2021–2036	3,403	3,435
Notes and other debt with a weighted-average interest rate of 5.28%(f)	2014–2018	2,254	2,302
Foreign currency notes and other foreign currency debt with a weighted- average interest rate of 2.48%(g)	2014-2016	771	865
Long-term debt		$31,036	$34,926
Current portion of long-term debt (not included above)		$2,449	$6

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

(c)	At December 31, 2012, the note has been reclassified to Current portion of long-term debt.

(d)	At December 31, 2012, the note had been called and is no longer outstanding.

(e)	Contains debt issuances with a weighted-average maturity of approximately 17 years.

(f)	Contains debt issuances with a weighted-average maturity of approximately 4 years.

(g)	Contains debt issuances with a weighted-average maturity of approximately 3 years.

The following table provides the maturity schedule of our Long-term debt outstanding as of December 31, 2012:
(MILLIONS OF DOLLARS)	2014	2015	2016	2017	After 2017	Total
Maturities	$3,922	$3,065	$4,449	$1,907	$17,693	$31,036
E. Derivative Financial Instruments and Hedging Activities

Foreign Exchange Risk

A significant portion of our revenues, earnings and net investments in foreign affiliates is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. These financial instruments serve to protect net income and net investments against the impact of the translation into U.S. dollars of certain foreign exchange-denominated transactions. As of December 31, 2012, the aggregate notional amount of foreign exchange derivative financial instruments hedging or offsetting foreign currency exposures is $45.6 billion. The derivative financial instruments primarily hedge or offset exposures in the euro, Japanese yen and U.K. pound. The maximum length of time over which we are hedging future foreign exchange cash flow relates to our $2.4 billion U.K. pound debt maturing in 2038.

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

2012 Financial Report	81

Financial Review
Pfizer Inc. and Subsidiary Companies

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

We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2012, the aggregate notional amount of interest rate derivative financial instruments is $11.6 billion. The derivative financial instruments primarily hedge U.S. dollar and euro fixed-rate debt.

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

82	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b), (c)		Amount of Gains/(Losses) Recognized in OCL (Effective Portion)(a), (d)		Amount of Gains/(Losses) Reclassified from OCL into OID (Effective Portion)(a), (d)
(MILLIONS OF DOLLARS)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign currency swaps	$—	$—	$676	$(496)	$257	$(243)

Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency swaps	(4)	7	200	(1,059)	—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign currency forward-exchange contracts	(61)	(260)	—	—	—	—
Foreign currency swaps	(7)	106	—	—	—	—

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency short-term borrowings	—	—	—	940	—	—
Foreign currency long-term debt	—	—	88	(41)	—	—
All other net	7	15	5	(4)	6	4
	$(65)	$(132)	$969	$(660)	$263	$(239)

(a)
OID = Other (income)/deductions—net, included in Other deductions—net in the consolidated statements of income. OCL = Other comprehensive loss, included in the consolidated statements of comprehensive income.

(b)	Also includes gains and losses attributable to the hedged risk in fair value hedge relationships.

(c)	There was no significant ineffectiveness for any period presented.

(d)
Amounts presented represent the effective portion of the gain or loss. For derivative financial instruments in cash flow hedge relationships, the effective portion is included in Other comprehensive loss––Unrealized holding gains/(losses) on derivative financial instruments. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive loss––foreign currency translation adjustments.

For information about the fair value of our derivative financial instruments, and the impact on our consolidated balance sheets, see Note 7A. Financial Instruments: Selected Financial Assets and Liabilities above. Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. As of December 31, 2012, the aggregate fair value of these derivative instruments that are in a net liability position is $451 million, for which we have posted collateral of $424 million in the normal course of business. These features include the requirement to pay additional collateral in the event of a downgrade in our debt ratings. If there had been a downgrade to below an A rating by S&P or the equivalent rating by Moody’s Investors Service, on December 31, 2012, we would have been required to post an additional $58 million of collateral to our counterparties. The collateral advanced receivables are reported in Cash and cash equivalents.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2012, we had $2.9 billion due from a well-diversified, highly rated group (S&P ratings of mostly A+ or better) of bank counterparties around the world. See Note 7B. Financial Instruments: Investments in Debt Securities above for details about our investments.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions. These agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2012, we received cash collateral of $660 million against various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, which is included in Cash and cash equivalents, the obligations are reported in Short-term borrowings, including current portion of long-term debt.

2012 Financial Report	83

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 8. Inventories

The following table provides the components of Inventories:
	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011
Finished goods	$2,529	$2,311
Work-in-process	3,794	3,514
Raw materials and supplies	740	785
Inventories	$7,063	$6,610
Noncurrent inventories (not included above)(a)	$761	$800

(a)	Included in Taxes and other noncurrent assets. There are no recoverability issues associated with these amounts.

Note 9. Property, Plant and Equipment

The following table provides the components of Property, plant and equipment:
	Useful Lives	As of December 31,
(MILLIONS OF DOLLARS)	(Years)	2012	2011
Land	—	$597	$737
Buildings	33-50	11,420	12,089
Machinery and equipment	8-20	10,795	10,882
Furniture, fixtures and other	3-12 1/2	3,962	4,235
Construction in progress	—	1,108	1,294
		27,882	29,237
Less: Accumulated depreciation		13,421	13,316
Property, plant and equipment(a)		$14,461	$15,921

(a)	The decrease in total property, plant and equipment is primarily due to depreciation, disposals, impairments and the impact of foreign exchange, partially offset by capital additions.

Note 10. Goodwill and Other Intangible Assets

A. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:
(MILLIONS OF DOLLARS)	Primary Care		Specialty Care and Oncology	Established Products and Emerging Markets	Other Operating Segments(a)	Total
Balance, January 1, 2011	$6,050	—	$16,659	$18,274	$2,449	$43,432
Additions(b)	129		300	321	55	805
Other(c)	50		138	151	(7)	332
Balance, December 31, 2011	6,229		17,097	18,746	2,497	44,569
Additions(d)	—		—	91	514	605
Other(c)	(77)		(212)	(234)	21	(502)
Balance, December 31, 2012	$6,152		$16,885	$18,603	$3,032	$44,672

(a)	Reflects amounts associated with Animal Health and Consumer Healthcare.

(b)	Primarily reflects the acquisition of King (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

(c)	Primarily reflects the impact of foreign exchange.

(d)	Related to our acquisitions of Ferrosan, Alacer and NextWave (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

As of December 31, 2012 and 2011, the gross goodwill balance was $45.2 billion and $45.1 billion, respectively. Accumulated goodwill impairment losses, generated entirely by our Animal Health operating segment in fiscal 2002, were $536 million as of December 31, 2012 and 2011.

84	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

B. Other Intangible Assets

The following table provides the components of Identifiable intangible assets:
	December 31, 2012			December 31, 2011
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights	$73,112	$(37,069)	$36,043	$72,678	$(31,922)	$40,756
Brands	1,873	(781)	1,092	1,678	(687)	991
License agreements and other	1,085	(793)	292	1,048	(577)	471
	76,070	(38,643)	37,427	75,404	(33,186)	42,218
Indefinite-lived intangible assets
Brands	7,828	—	7,828	7,694	—	7,694
In-process research and development	688	—	688	1,200	—	1,200
Trademarks/Tradenames	70	—	70	72	—	72
	8,586	—	8,586	8,966	—	8,966
Identifiable intangible assets(a)	$84,656	$(38,643)	$46,013	$84,370	$(33,186)	$51,184

(a)
The decrease is primarily related to amortization, as well as impairment charges (see Note 4. Other Deductions—Net), partially offset by the assets acquired as part of the acquisitions of NextWave, Ferrosan and Alacer (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

As of December 31, 2012, our identifiable intangible assets are associated with the following, as a percentage of total identifiable intangible assets, less accumulated amortization:

•	Developed Technology Rights: Specialty Care (66%); Established Products (19%); Primary Care (13%); Animal Health (1%); and Oncology (1%);

•	Brands, finite-lived: Consumer Healthcare (64%); Established Products (24%); and Animal Health (12%);

•	Brands, indefinite-lived: Consumer Healthcare (66%); and Established Products (34%); and

•	IPR&D: Worldwide Research and Development (55%); Established Products (20%); Primary Care (12%); Specialty Care (10%); and Animal Health (3%).

There are no percentages for our Emerging Markets business unit as it is a geographic-area unit, not a product-based unit. The carrying value of the assets associated with our Emerging Markets business unit is included within the assets associated with the other four biopharmaceutical business units.

For information about intangible asset impairments, see Note 4. Other Deductions—Net.

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, primarily representing the commercialized products included in our five biopharmaceutical business units. Virtually all of these assets were acquired in connection with our Wyeth acquisition in 2009 and our Pharmacia acquisition in 2003. The more significant components of developed technology rights are the following (in order of significance): Prevnar 13/Prevenar 13 Infant and Enbrel and, to a lesser extent, Premarin, Prevnar 13/Prevenar 13 Adult, Effexor, Pristiq, Tygacil, BMP-2, Refacto AF and Benefix. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Consumer Healthcare business unit. Virtually all of these assets were acquired in connection with our Wyeth acquisition in 2009 and our Pharmacia acquisition in 2003. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax, Centrum and Medrol. The more significant components of finite-lived brands are the following (in order of significance): Depo-Provera, Advil Cold and Sinus and Idoform and Bifiform.

2012 Financial Report	85

Financial Review
Pfizer Inc. and Subsidiary Companies

In-Process Research and Development

IPR&D assets represent research and development assets that have not yet received regulatory approval in a major market. The more significant components of IPR&D are a treatment for skin fibrosis and programs for the treatment of staph aureus infections and epilepsy, as well as a vaccine for the prevention of meningitidis serogroup B in adolescents and young adults.

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

Among the IPR&D assets reclassified to Developed Technology rights as a result of being approved in a major market were the following: in 2012, two IPR&D assets with a combined book value of approximately $160 million and, in late 2011, Prevenar 13 for adults age 50 years and older and Vyndaqel (tafamidis meglumine), with a combined book value of approximately $2.3 billion.
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

Amortization

The weighted-average life of both our total finite-lived intangible assets and the largest component, Developed technology rights, is approximately 11 years. Total amortization expense for finite-lived intangible assets was $5.4 billion in 2012, $5.8 billion in 2011 and $5.5 billion in 2010.

The following table provides the annual amortization expense expected for the years 2013 through 2017:
(MILLIONS OF DOLLARS)	2013	2014	2015	2016	2017
Amortization expense	$4,804	$4,145	$3,735	$3,488	$3,373

Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans

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

On May 8, 2012, we announced to employees that as of January 1, 2018, Pfizer will transition its U.S. and Puerto Rico employees from its defined benefit plans to an enhanced defined contribution savings plan. As a result of this decision to freeze the U.S. and Puerto Rico defined benefit plans, a curtailment was triggered and we performed a re-measurement of the pension obligations and plan assets in the second quarter of 2012, which had an immaterial impact to the funded status of the plans. For the year ended December 31, 2012, we recorded, among other impacts, a curtailment gain of approximately $59 million in the consolidated statement of income.

86	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

A. Components of Net Periodic Benefit Costs and Changes in Other Comprehensive Loss

The following table provides the annual cost and changes in Other comprehensive loss for our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)			U.S. Supplemental (Non-Qualified)(b)			International(c)			Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2012	2011	2010	2012	2011	2010	2012	2011	2010	2012	2011	2010
Service cost(e)	$357	$351	347	$35	$36	28	$215	$243	224	$68	$68	79
Interest cost(e)	697	734	740	62	72	77	406	443	418	182	195	211
Expected return on plan assets(e)	(983)	(871)	(782)	—	—	—	(424)	(437)	(425)	(46)	(35)	(31)
Amortization of:
Actuarial losses(e)	306	145	151	41	36	29	93	86	67	33	17	15
Prior service credits	(10)	(8)	2	(3)	(3)	(2)	(7)	(5)	(4)	(49)	(53)	(38)
Curtailments and settlements––net	83	95	(52)	24	23	1	(9)	—	(3)	(65)	(68)	(23)
Special termination benefits	8	23	73	30	26	180	5	5	6	6	3	19
Net periodic benefit costs	458	469	479	189	190	313	279	335	283	129	127	232
Changes in Other comprehensive loss(f)	461	1,879	260	110	36	117	759	(365)	152	267	421	(183)
Total amount recognized in comprehensive income	$919	$2,348	$739	$299	$226	$430	$1,038	$(30)	$435	$396	$548	$49

(a)
2012 v. 2011––The decrease in net periodic benefit cost for our U.S. qualified plans was primarily driven by (i) higher expected return on plan assets (resulting from contributions made to the plan in 2011 that increased the plan asset base), (ii) lower interest costs, (iii) a decrease in special termination benefits, and (iv) lower curtailments and settlements––net due to the curtailment gain resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico largely offset by an increase in the amounts amortized for actuarial losses (resulting from a decrease in the discount rate and lower than expected actual returns in 2011). 2011 v. 2010––The decrease in the U.S. qualified pension plans' net periodic benefit costs was largely driven by lower special termination benefits costs and higher expected returns due to contributions made to the plans, partially offset by lower curtailment gains and an increase in settlement costs associated with on-going restructuring efforts.

(b)
2012 v. 2011––The net periodic benefit cost for our U.S. supplemental (non-qualified) pension plans was largely unchanged as the curtailment gain resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico was more than offset by higher settlement activity. 2011 v. 2010––The decrease in the U.S. supplemental (non-qualified) plans’ net periodic benefit costs was primarily driven by lower special termination benefits costs associated with Wyeth-related restructuring initiatives.

(c)
2012 v. 2011––The decrease in net periodic benefit costs for our international pension plans was primarily driven by changes impacting our U.K. plans in 2011 (see (e) below) as well as higher curtailment gains resulting from ongoing restructuring initiatives. 2011 v. 2010––The increase in the international plans’ net periodic benefit costs as compared to the prior year was primarily driven by changes in assumptions, including the decrease in discount rates across most plans.

(d)
2012 v. 2011––The net periodic benefit cost for our postretirement plans was largely unchanged, as an increase in amounts amortized for actuarial plan losses was partially offset by higher expected return on plan assets. 2011 v. 2010––The decrease in the postretirement plans’ net periodic benefit costs was due to the harmonization of the Wyeth postretirement medical program initiated in mid-2010.

(e)
The decrease in service cost in 2012 for our international plans is largely driven by restructuring activities in the U.K. and Ireland. The decrease in interest cost in 2012 and 2011 reflect lower interest rates during the periods. The increase in the expected return on plan assets in 2012 for our U.S. qualified plans is due to a higher plan asset base. The higher amortization of actuarial losses is due larger accumulated actuarial losses resulting from lower interest rates.

(f)	For details, see our Consolidated Statements of Comprehensive Income and Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2013 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses	$(360)	$(54)	$(149)	$(46)
Prior service credits and other	7	2	8	45
Total	$(353)	$(52)	$(141)	$(1)

2012 Financial Report	87

Financial Review
Pfizer Inc. and Subsidiary Companies

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions of our benefit plans:
(PERCENTAGES)	2012	2011	2010
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. qualified pension plans	4.3%	5.1%	5.9%
U.S. non-qualified pension plans	3.9%	5.0%	5.8%
International pension plans	3.8%	4.7%	4.8%
Postretirement plans	4.1%	4.8%	5.6%
Rate of compensation increase:
U.S. qualified pension plans	2.7%	3.5%	4.0%
U.S. non-qualified pension plans	2.8%	3.5%	4.0%
International pension plans	3.1%	3.3%	3.5%
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
U.S. qualified pension plans	5.1%	5.9%	6.3%
U.S. non-qualified pension plans	5.0%	5.8%	6.2%
International pension plans	4.7%	4.8%	5.1%
Postretirement plans	4.8%	5.6%	6.0%
Expected return on plan assets:
U.S. qualified pension plans	8.5%	8.5%	8.5%
International pension plans	5.9%	6.0%	6.4%
Postretirement plans	8.5%	8.5%	8.5%
Rate of compensation increase:
U.S. qualified pension plans	3.5%	4.0%	4.0%
U.S. non-qualified pension plans	3.5%	4.0%	4.0%
International pension plans	3.3%	3.5%	3.6%
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

The expected rates of return on plan assets for our U.S. qualified, international and postretirement plans represent our long-term assessment of return expectations, which we may change based on shifts in economic and financial market conditions. The 2012 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio, which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and active portfolio management.

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2012	2011
Healthcare cost trend rate assumed for next year	7.5%	7.8%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2027	2027

88	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides the effects as of December 31, 2012 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:
(MILLIONS OF DOLLARS)	Increase	Decrease
Effect on total service and interest cost components	$17	$(16)
Effect on postretirement benefit obligation	333	(293)

Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

C .Obligations and Funded Status

The following table provides an analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)		U.S. Supplemental (Non-Qualified)(b)		International(c)		Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2012	2011	2012	2011	2012	2011	2012	2011
Change in benefit obligation (e)

Benefit obligation, beginning	$14,835	$13,035	$1,431	$1,401	$8,891	$8,965	$3,900	$3,582
Service cost	357	351	35	36	215	243	68	68
Interest cost	697	734	62	72	406	443	182	195
Employee contributions	—	—	—	—	9	12	58	45
Plan amendments	—	(73)	—	(9)	(1)	4	(24)	(28)
Changes in actuarial assumptions and other	1,926	1,808	252	111	1,232	(516)	259	300
Foreign exchange impact	—	—	—	—	(80)	304	1	—
Acquisitions	(1)	56	1	—	71	3	—	14
Curtailments	(605)	(97)	(80)	(10)	(101)	(121)	(11)	17
Settlements	(485)	(476)	(121)	(128)	(33)	(56)	—	—
Special termination benefits	8	23	30	26	5	5	6	3
Benefits paid	(464)	(526)	(61)	(68)	(387)	(395)	(274)	(296)
Benefit obligation, ending(e)	16,268	14,835	1,549	1,431	10,227	8,891	4,165	3,900

Change in plan assets
Fair value of plan assets, beginning	12,005	10,596	—	—	6,953	6,542	422	414
Actual gain on plan assets	1,464	398	—	—	668	176	85	9
Company contributions	20	1,969	182	196	383	475	353	250
Employee contributions	—	—	—	—	9	12	58	45
Foreign exchange impact	—	—	—	—	(35)	197	—	—
Acquisitions	—	44	—	—	31	2	—	—
Settlements	(485)	(476)	(121)	(128)	(33)	(56)	—	—
Benefits paid	(464)	(526)	(61)	(68)	(387)	(395)	(274)	(296)
Fair value of plan assets, ending	12,540	12,005	—	—	7,589	6,953	644	422
Funded status—Plan assets less than benefit obligation	$(3,728)	$(2,830)	$(1,549)	$(1,431)	$(2,638)	$(1,938)	$(3,521)	$(3,478)

(a)
The unfavorable change in the funded status of our U.S. qualified plans is primarily due to the decrease in the discount rate, partially offset by the curtailment resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico, and an increase in the actual gain on plan assets.

(b)
Our U.S. supplemental (non-qualified) plans are generally not funded and these obligations, which are substantially greater than the annual cash outlay for these liabilities, will be paid from cash generated from operations.

(c)
The unfavorable change in the funded status of our international plans is primarily due to changes in actuarial assumptions, partially offset by an increase in the actual gain on plan assets. Outside the U.S., in general, we fund our defined benefit plans to the extent that tax or other incentives exist.

(d)	The funded status of our postretirement plans is largely unchanged as changes in actuarial assumptions were offset by the actual return on plan assets and increased contributions.

(e)
For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation (ABO). The ABO for all of our U.S. qualified pension plans was $15.9 billion in 2012 and $13.8 billion in 2011. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.5 billion in 2012 and $1.2 billion 2011. The ABO for our international pension plans was $9.4 billion in 2012 and $8.3 billion in 2011.

2012 Financial Report	89

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides information as to how the funded status is recognized in our consolidated balance sheets:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2012	2011	2012	2011	2012	2011	2012	2011
Noncurrent assets(a)	$—	$—	$—	$—	$124	$327	$—	$—
Current liabilities(b)	—	—	(162)	(130)	(47)	(41)	(28)	(134)
Noncurrent liabilities(c)	(3,728)	(2,830)	(1,387)	(1,301)	(2,715)	(2,224)	(3,493)	(3,344)
Funded status	$(3,728)	$(2,830)	$(1,549)	$(1,431)	$(2,638)	$(1,938)	$(3,521)	$(3,478)

(a)	Included primarily in Taxes and other noncurrent assets.

(b)	Included in Accrued compensation and related items.

(c)	Included in Pension benefit obligations and Postretirement benefit obligations, as appropriate.

The following table provides the pre-tax components of amounts recognized in Accumulated other comprehensive loss:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2012	2011	2012	2011	2012	2011	2012	2011
Actuarial losses(a)	$(5,027)	$(4,638)	$(664)	$(566)	$(2,780)	$(2,020)	$(932)	$(759)
Prior service (costs)/credits and other	51	123	14	26	(20)	(21)	374	468
Total	$(4,976)	$(4,515)	$(650)	$(540)	$(2,800)	$(2,041)	$(558)	$(291)

(a)
The actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our projected benefit obligations as well as the cumulative difference between the expected return and actual return on plan assets. These actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs over an average period of 9.8 years for our U.S. qualified plans, an average period of 9.9 years for our U.S. supplemental (non-qualified) plans, an average period of 14.5 years for our international plans and an average period of 11.0 years for our postretirement plans.

The following table provides information related to the funded status of selected benefit plans:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2012	2011	2012	2011	2012	2011
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$12,540	$12,005	$—	$—	$2,776	$2,529
Accumulated benefit obligation	15,870	13,799	1,465	1,225	5,056	4,446
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	12,540	12,005	—	—	6,432	2,686
Projected benefit obligation	16,268	14,835	1,549	1,431	9,193	4,951
All of our U.S. plans and substantially all of our international plans were underfunded as of December 31, 2012.

90	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets:
		Fair Value(a)				Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2012	Level 1	Level 2	Level 3	As of December 31, 2011	Level 1	Level 2	Level 3
U.S. qualified pension plans
Cash and cash equivalents	$368	$—	$368	$—	$2,111	$—	$2,111	$—
Equity securities:
Global equity securities	3,536	3,519	17	—	2,522	2,509	12	1
Equity commingled funds	2,215	—	2,215	—	1,794	—	1,794	—
Debt securities:
Fixed income commingled funds	943	—	943	—	870	—	870	—
Government bonds	1,093	—	1,093	—	808	—	805	3
Corporate debt securities	2,414	—	2,411	3	1,971	—	1,966	5
Other investments:
Private equity funds	866	—	—	866	920	—	—	920
Insurance contracts	348	—	348	—	353	—	353	—
Other	757	—	—	757	656	—	—	656
Total	12,540	3,519	7,395	1,626	12,005	2,509	7,911	1,585
International pension plans
Cash and cash equivalents	299	—	299	—	299	—	299	—
Equity securities:
Global equity securities	1,723	1,638	85	—	1,513	1,432	81	—
Equity commingled funds	2,194	—	2,194	—	1,966	—	1,966	—
Debt securities:
Fixed income commingled funds	825	—	825	—	785	—	785	—
Government bonds	914	—	914	—	956	—	956	—
Corporate debt securities	613	—	613	—	536	—	536	—
Other investments:
Private equity funds	110	—	14	96	55	—	4	51
Insurance contracts	465	—	117	348	433	—	67	366
Other	446	—	57	389	410	—	62	348
Total	7,589	1,638	5,118	833	6,953	1,432	4,756	765
U.S. postretirement plans(b)
Cash and cash equivalents	28	—	28	—	19	—	19	—
Equity securities:
Global equity securities	79	79	—	—	24	24	—	—
Equity commingled funds	50	—	50	—	17	—	17	—
Debt securities:
Fixed income commingled funds	20	—	20	—	8	—	8	—
Government bonds	25	—	25	—	8	—	8	—
Corporate debt securities	55	—	55	—	19	—	19	—
Other investments:
Insurance contracts	350	—	350	—	312	—	312	—
Other	37	—	37	—	15	—	15	—
Total	$644	$79	$565	$—	$422	$24	$398	$—

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value).

2012 Financial Report	91

Financial Review
Pfizer Inc. and Subsidiary Companies

(b)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs:
	Year Ended December 31,
	U.S. Qualified Pension Plans				International Pension Plans
	Private Equity Funds		Other		Insurance Contracts		Other
(MILLIONS OF DOLLARS)	2012	2011	2012	2011	2012	2011	2012	2011
Fair value, beginning	$920	$899	$656	$465	$366	$366	$348	$214
Actual return on plan assets:
Assets held, ending	4	(246)	61	24	8	8	(14)	(4)
Assets sold during the period	—	55	—	(6)	—	—	5	—
Purchases, sales and settlements, net	(58)	212	40	173	(5)	(12)	50	120
Transfer into/(out of) Level 3	—	—	—	—	(5)	(15)	—	12
Exchange rate changes	—	—	—	—	(16)	19	—	6
Fair value, ending	$866	$920	$757	$656	$348	$366	$389	$348

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value. For a description of the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

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

We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness.

92	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:
	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(PERCENTAGES)	2012	2012	2011
U.S. qualified pension plans
Cash and cash equivalents	0-5	2.9%	17.6%
Equity securities	25-50	45.9%	36.0%
Debt securities	30-55	35.5%	30.4%
Real estate and other investments	10-15	15.7%	16.0%
Total	100%	100%	100%
International pension plans
Cash and cash equivalents	0-5	3.9%	4.4%
Equity securities	25-50	51.6%	50.0%
Debt securities	30-55	31.0%	32.7%
Real estate and other investments	10-15	13.5%	12.9%
Total	100%	100%	100.0%
U.S. postretirement plans
Cash and cash equivalents	0-5	4.4%	4.6%
Equity securities	10-35	20.1%	9.7%
Debt securities	5-30	15.5%	8.1%
Real estate, insurance contracts and other investments	55-70	60.0%	77.6%
Total	100%	100%	100%

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

2012 Financial Report	93

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides the expected future cash flow information related to our benefit plans:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S.Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Expected employer contributions:
2013	$—	$162	$343	$257
Expected benefit payments:
2013	$1,115	$162	$444	$295
2014	782	137	400	306
2015	796	116	417	313
2016	812	111	430	321
2017	856	114	442	329
2018–2022	4,595	561	2,396	1,748
The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.
F. Defined Contribution Plans

We have savings and investment plans in several countries, including the U.S., U.K., Japan, Spain and the Netherlands. For the U.S. plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock or company stock units, a portion of the employee contributions. In the U.S., the matching contributions in company stock are sourced through open market purchases. Employees are permitted to subsequently diversify all or any portion of their company matching contribution. The contribution match for certain legacy Pharmacia U.S. participants is held in an employee stock ownership plan. We recorded charges related to our plans of $297 million in 2012, $288 million in 2011 and $259 million in 2010.

Note 12. Equity

A. Common Stock

We purchase our common stock through privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes. On December 12, 2011, we announced that the Board of Directors had authorized a $10 billion share-purchase plan (the December 2011 Stock Purchase Plan). On November 1, 2012, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, which became effective on November 30, 2012.

In 2012, we purchased approximately 349 million shares of our common stock for approximately $8.2 billion. In 2011, we purchased approximately 459 million shares of our common stock for approximately $9.0 billion. In 2010, we purchased approximately 61 million shares of our common stock for approximately $1 billion. After giving effect to share purchases through year-end 2012, our remaining share-purchase authorization is approximately $11.8 billion at December 31, 2012.
B. Preferred Stock

The Series A convertible perpetual preferred stock is held by an Employee Stock Ownership Plan (Preferred ESOP) Trust and provides dividends at the rate of 6.25%, which are accumulated and paid quarterly. The per-share stated value is $40,300 and the preferred stock ranks senior to our common stock as to dividends and liquidation rights. Each share is convertible, at the holder’s option, into 2,574.87 shares of our common stock with equal voting rights. The conversion option is indexed to our common stock and requires share settlement, and, therefore, is reported at the fair value at the date of issuance. We may redeem the preferred stock at any time or upon termination of the Preferred ESOP, at our option, in cash, in shares of common stock, or a combination of both at a price of $40,300 per share.
C. Employee Stock Ownership Plans

We have two employee stock ownership plans (collectively, the ESOPs), the Preferred ESOP and another that holds common stock of the Company (Common ESOP).

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. As of December 31, 2012, the Preferred ESOP held preferred shares with a stated value of approximately $39 million, convertible into approximately 2 million shares of our common stock. As of December 31, 2012, the Common ESOP held approximately 3 million shares of our common stock. As of December 31, 2012, all preferred and common shares held by the ESOPs have been allocated to the Pharmacia U.S. and certain Puerto Rico savings plan participants.

94	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

D. Employee Benefit Trust

The Pfizer Inc. Employee Benefit Trust (EBT) was established in 1999 to fund our employee benefit plans through the use of its holdings of Pfizer Inc. stock. Our consolidated balance sheets reflect the fair value of the shares owned by the EBT as a reduction of Equity. Beginning in May 2009, the Company began using the shares held in the EBT to help fund the Company’s matching contribution in the Pfizer Savings Plan.

Note 13. Share-Based Payments

Our compensation programs can include share-based payments, in the form of stock options, Restricted Stock Units (RSUs), Portfolio Performance Shares (PPSs), Performance Share Awards (PSAs) and Total Shareholder Return Units (TSRUs).

The Company’s shareholders approved the amendment and restatement of the 2004 Stock Plan at the Annual Meeting of Shareholders held on April 23, 2009. The primary purpose of the amendment was to increase the number of shares of common stock available for grants by 425 million shares. In addition, the amendment provided other changes, including that the number of stock options, Stock Appreciation Rights (SARs) (known as TSRUs) or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 8 million shares, and that RSUs, PPSs, PSAs and restricted stock grants count as 2 shares, while stock options and TSRUs count as 1 share, toward the maximums for the incremental 425 million shares. As of December 31, 2012, 236 million shares were available for award. The 2004 Stock Plan, as amended, is the only Pfizer plan under which equity-based compensation may currently be awarded to executives and other employees.

Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, shares held in our Employee Benefit Trust and treasury stock to satisfy our obligations under these programs.
A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Restricted stock units	$235	$228	$211
Stock options	157	166	150
Total shareholder return units	35	17	28
Performance share awards	35	3	14
Portfolio performance shares	14	—	—
Directors’ compensation and other	5	5	2
Share-based payment expense	481	419	405
Tax benefit for share-based compensation expense	(149)	(139)	(129)
Share-based payment expense, net of tax	$332	$280	$276
Amounts capitalized as part of inventory cost and the impact of modifications under our cost-reduction and productivity initiatives to share-based awards were not significant for any period presented. Generally, the modifications resulted in an acceleration of vesting, either in accordance with plan terms or at management’s discretion.
B. Restricted Stock Units (RSUs)

RSUs are awarded to select employees and, when vested, entitle the holder to receive a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs. For RSUs granted during the periods presented, in virtually all instances, the units vest after three years of continuous service from the grant date.

We measure the value of RSU grants as of the grant date using the closing price of Pfizer common stock. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

2012 Financial Report	95

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table summarizes all RSU activity during 2012:
	Shares (Thousands)	Weighted- Average Grant Date Fair Value Per Share
Nonvested, December 31, 2011	41,940	$17.08
Granted	13,232	21.05
Vested	(15,464)	15.09
Reinvested dividend equivalents	1,585	22.95
Forfeited	(3,433)	19.17
Nonvested, December 31, 2012	37,860	$19.34

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2012	2011	2010
Total fair value of shares vested	$348	$256	$222
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$258	$264	$230
Weighted-average period over which RSU cost is expected to be recognized (years)	1.2	1.3	1.4

C. Stock Options

Stock options are awarded to select employees and, when vested, entitle the holder to purchase a specified number of shares of Pfizer common stock at a price per share equal to the closing market price of Pfizer common stock on the date of grant.

All eligible employees may receive stock option grants. No stock options were awarded to senior and other key management in any period presented; however, stock options were awarded to certain other employees. In virtually all instances, stock options granted since 2005 vest after three years of continuous service from the grant date and have a contractual term of 10 years. In most cases, stock options must be held for at least 1 year from the grant date before any vesting may occur. In the event of a sale or restructuring, options held by employees are immediately vested and are exercisable for a period from three months to their remaining term, depending on various conditions.

We measure the value of stock option grants as of the grant date using, for virtually all grants, the Black-Scholes-Merton option-pricing model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2012	2011	2010
Expected dividend yield(a)	4.10%	4.14%	4.00%
Risk-free interest rate(b)	1.28%	2.59%	2.87%
Expected stock price volatility(c)	23.78%	25.55%	26.85%
Expected term(d) (years)	6.50	6.25	6.25

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

96	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table summarizes all stock option activity during 2012:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
Outstanding, December 31, 2011	429,553	$25.31
Granted	57,919	21.04
Exercised	(37,160)	15.98
Forfeited	(6,881)	19.12
Canceled	(60,476)	35.96
Outstanding, December 31, 2012	382,955	$24.00	5.0	$1,230
Vested and expected to vest(b), December 31, 2012	375,102	24.10	4.9	$1,183
Exercisable, December 31, 2012	225,829	$27.32	2.8	$308

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended/As of December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2012	2011	2010
Weighted-average grant date fair value per stock option	$2.79	$3.15	$3.25
Aggregate intrinsic value on exercise	$263	$32	$5
Cash received upon exercise	$568	$153	$16
Tax benefits realized related to exercise	$81	$10	$1
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$148	$177	$178
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.2	1.3	1.3

D. Total Shareholder Return Units (TSRUs)

TSRUs are awarded to senior and other key management. The contractual terms for TSRUs were for 5 years for certain awards and for 7 years for the balance of the awards in 2012 and 2011, and for 5 years for all awards in 2010. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group.

We measure the value of TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

The weighted-average assumptions used in the valuation of TSRUs follow:
	Year Ended December 31,
	2012	2011	2010
Expected dividend yield(a)	4.10%	4.15%	3.99%
Risk-free interest rate(b)	1.15%	2.51%	2.34%
Expected stock price volatility(c)	23.80%	25.55%	26.76%
Contractual term (years)	5.97	5.95	5.00

(a)	Determined using a constant dividend yield during the expected term of the TSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

E. Performance Share Awards (PSAs)

PSAs are awarded to senior and other key management. PSAs vest after three years of continuous service from the grant date. The number of shares paid, if any, including shares resulting from dividend equivalents, depends upon the achievement of predetermined goals related to Pfizer's total share return as compared to an industry peer group, for the three-year performance period from the year of the grant date. The target number of shares is determined by reference to the value of share-based awards to similar employees in the industry peer group.

We measure the value of PSA grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and

2012 Financial Report	97

Financial Review
Pfizer Inc. and Subsidiary Companies

administrative expenses, and Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer's common stock, changes in management's assessment of the probability that the specified performance criteria will be achieved and/or changes in management's assessment of the probable vesting term.

F. Portfolio Performance Shares (PPSs)

PPSs are awarded to select employees and, when vested, entitle the holder to receive, at the end of the performance period, a number of shares within a possible range of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such shares. For PPSs granted during the period presented, the awards vest after three years of continuous service from the grant date and the number of shares paid, if any, depends on the achievement of predetermined goals related to Pfizer's long-term product portfolio during a five year performance period from the year of the grant date. The target number of shares is determined by reference to competitive survey data.

We measure the value of PPS grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Research and development expenses and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer's common stock, changes in management's assessment of the probability that the specified performance criteria will be achieved and/or changes in management's assessment of the probable vesting term.

The following table summarizes all PPS activity during 2012, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted- Average Intrinsic Value Per Share
Nonvested, December 31, 2011	—	$—
Granted	3,964	21.03
Vested	(2)	22.42
Forfeited	(220)	23.18
Nonvested, December 31, 2012	3,742	$25.08

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2012	2011	2010
Total fair value of shares vested	$—	$—	$—
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$33	$—	$—
Weighted-average period over which nonvested PPS cost is expected to be recognized (years)	2.2	—	—

98	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 14. Earnings Per Common Share Attributable to Common Shareholders

The following table provides the detailed calculation of Earnings per common share:
		Year Ended December 31,
(IN MILLIONS)		2012	2011	2010
EPS Numerator––Basic
Income from continuing operations		$9,518	$8,395	$8,318
Less: Net income attributable to noncontrolling interests		28	40	31
Income from continuing operations attributable to Pfizer Inc.		9,490	8,355	8,287
Less: Preferred stock dividends––net of tax		2	2	2
Income from continuing operations attributable to Pfizer Inc. common shareholders		9,488	8,353	8,285
Discontinued operations––net of tax		5,080	1,654	(30)
Net income attributable to Pfizer Inc. common shareholders		$14,568	$10,007	$8,255
EPS Numerator––Diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions		$9,490	$8,355	$8,287
Discontinued operations––net of tax		5,080	1,654	(30)
Net income attributable to Pfizer Inc. common shareholders and assumed conversions		$14,570	$10,009	$8,257
EPS Denominator
Weighted-average number of common shares outstanding––Basic		7,442	7,817	8,036
Common-share equivalents: stock options, stock issuable under employee compensation plans and convertible preferred stock		66	53	38
Weighted-average number of common shares outstanding––Diluted		7,508	7,870	8,074
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	—	177	272	413

(a)
These common stock equivalents were outstanding for the years ended December 31, 2012, 2011 and 2010, but were not included in the computation of diluted EPS for those periods because their inclusion would have had an anti-dilutive effect.

Note 15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $335 million in 2012, $380 million in 2011 and $381 million in 2010.

The future minimum rental commitments under non-cancelable operating leases follow:
(MILLIONS OF DOLLARS)	2013	2014	2015	2016	2017	After 2017
Lease commitments	$184	$162	$132	$85	$74	$618

Note 16. Insurance

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

2012 Financial Report	99

Financial Review
Pfizer Inc. and Subsidiary Companies

Note 17. Commitments and Contingencies

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business. For a discussion of our tax contingencies, see Notes to Consolidated Financial Statements––Note 5D. Tax Matters: Tax Contingencies.

A. Legal Proceedings

Our non-tax contingencies include, among others, the following:

•
Patent litigation, which typically involves challenges to the coverage and/or validity of our patents on various products, processes or dosage forms. We are the plaintiff in the vast majority of these actions. An adverse outcome in actions in which we are the plaintiff could result in a loss of patent protection for the drug at issue, a significant loss of revenues from that drug and impairments of any associated assets.

•
Product liability and other product-related litigation, which can include personal injury, consumer, off-label promotion, securities-law, antitrust and breach of contract claims, among others, often involves highly complex issues relating to medical causation, label warnings and reliance on those warnings, scientific evidence and findings, actual, provable injury and other matters.

•	Commercial and other matters, which can include merger-related and product-pricing claims and environmental claims and proceedings, can involve complexities that will vary from matter to matter.

•	Government investigations, which often are related to the extensive regulation of pharmaceutical companies by national, state and local government agencies in the U.S. and in other countries.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, and/or criminal charges, which could be substantial.

We believe that our claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations in the period in which the amounts are accrued and/or our cash flows in the period in which the amounts are paid.

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

A1. Legal Proceedings––Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic manufacturer. Also, counterclaims, as well as various independent actions, have been filed claiming that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products are being challenged in various other countries.

ACTIONS IN WHICH WE ARE THE PLAINTIFF AND CERTAIN RELATED ACTIONS

Viagra (sildenafil)
In March 2010, we brought a patent-infringement action in the U.S. District Court for the Eastern District of Virginia against Teva Pharmaceuticals USA, Inc. (Teva USA) and Teva Pharmaceutical Industries Ltd. (Teva Pharmaceutical Industries), which had filed an

100	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

abbreviated new drug application with the U.S. Food and Drug Administration (FDA) seeking approval to market a generic version of Viagra. Teva USA and Teva Pharmaceutical Industries assert the invalidity and non-infringement of the Viagra use patent, which (including the six-month pediatric exclusivity period resulting from the Company’s conduct of clinical studies to evaluate Revatio in the treatment of pediatric patients with pulmonary arterial hypertension; Viagra and Revatio have the same active ingredient, sildenafil) expires in 2020. In August 2011, the court ruled that our Viagra use patent is valid and infringed, thereby preventing Teva USA and Teva Pharmaceutical Industries from receiving FDA approval for a generic version of Viagra and from marketing its generic product in the U.S. before 2020. In September 2011, Teva USA and Teva Pharmaceutical Industries appealed the decision to the U.S. Court of Appeals for the Federal Circuit.

In October 2010, we filed a patent-infringement action with respect to Viagra in the U.S. District Court for the Southern District of New York against Apotex Inc. and Apotex Corp., Mylan Pharmaceuticals Inc. and Mylan Inc., Actavis, Inc. and Amneal Pharmaceuticals LLC. These generic manufacturers have filed abbreviated new drug applications with the FDA seeking approval to market their generic versions of Viagra. They assert the invalidity and non-infringement of the Viagra use patent.

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

Lyrica (pregabalin)
Beginning in March 2009, several generic manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica capsules and, in the case of one generic manufacturer, Lyrica oral solution. Each of the generic manufacturers is challenging one or more of three patents for Lyrica: the basic patent, which expires in 2018, and two other patents, which expire in 2013 and 2018. Each of the generic manufacturers asserts the invalidity and/or the non-infringement of the patents subject to challenge. Beginning in April 2009, we filed actions against these generic manufacturers in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patents for Lyrica. All of these cases were consolidated in the District of Delaware. In July 2012, the court held that all three patents are valid and infringed, thereby preventing the generic manufacturers from obtaining final FDA approval for their generic versions of Lyrica and from marketing those products in the U.S. prior to the expiration of the three patents. In August 2012, the generic manufacturers appealed the decision to the U.S. Court of Appeals for the Federal Circuit.

In November 2010, Novel Laboratories, Inc. (Novel) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica oral solution and asserting the invalidity and/or non-infringement of our three patents for Lyrica referred to above. In January 2011, we filed an action against Novel in the U.S. District Court for the District of Delaware asserting the validity and infringement of all three patents.

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

In December 2012, Wockhardt Limited (Wockhardt) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica oral solution and asserting the invalidity and non-infringement of the basic patent. In January 2013, we filed an action against Wockhardt in the U.S. District Court for the District of Delaware asserting the validity and infringement of the basic patent.

In February 2013, the Canadian Federal Court denied our application to prevent approval of a generic version of Lyrica in Canada, a decision that is not subject to appeal, and shortly thereafter generic versions of Lyrica became available in Canada.

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

2012 Financial Report	101

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Rapamune (sirolimus)
In March 2010, Watson Laboratories Inc. - Florida (Watson Florida) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Rapamune. Watson Florida asserted the invalidity and non-infringement of a method-of-use patent which (including the six-month pediatric exclusivity period) expires in January 2014 and a solid-dosage formulation patent which (including the six-month pediatric exclusivity period) expires in 2018. In April 2010, we filed actions against Watson Florida and three other Watson entities in the U.S. District Courts for the District of Delaware and the Southern District of Florida asserting the infringement of the method-of-use patent. In June 2010, our action in the Southern District of Florida was transferred to the District of Delaware and consolidated with our pending action there. In January 2013, the court ruled that the method-of-use patent is valid and infringed, thereby preventing Watson Florida and the three other Watson entities from marketing a generic version of Rapamune in the U.S. prior to the expiration of that patent, subject to a possible appeal of the decision by Watson Florida and the three other Watson entities.

Tygacil (tigecycline)
In October 2009, Sandoz, Inc., a division of Novartis AG (Sandoz), notified Wyeth that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Tygacil. Sandoz asserts the invalidity and non-infringement of two of Wyeth’s patents relating to Tygacil, including the basic patent, which expires in 2016. In December 2009, Wyeth filed suit against Sandoz in the U.S. District Court for the District of Delaware asserting infringement of the basic patent. In January 2013, this action was settled on terms that are not material to Pfizer.

EpiPen
King Pharmaceuticals, Inc. (King) brought a patent-infringement action against Sandoz in the U.S. District Court for the District of New Jersey in July 2010 as the result of its abbreviated new drug application with the FDA seeking approval to market an epinephrine injectable product. Sandoz is challenging patents, which expire in 2025, covering the next-generation autoinjector for use with epinephrine that is sold under the EpiPen brand name.

Embeda (morphine sulfate/naltrexone hydrochloride extended-release capsules)
In August 2011, Watson Florida notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Embeda extended-release capsules. Watson Florida asserts the invalidity and non-infringement of three formulation patents that expire in 2027. In October 2011, we filed an action against Watson Florida in the U.S. District Court for the District of Delaware asserting the infringement of, and defending against the allegations of the invalidity of, the three formulation patents.

Torisel (temsirolimus)
In December 2011, we brought patent-infringement actions in the U.S. District Court for the District of Delaware against Sandoz and Accord Healthcare, Inc. USA and certain of its affiliates (collectively, Accord) as a result of their abbreviated new drug applications with the FDA seeking approval to market generic versions of Torisel before the expiration of the basic patent in 2014. In May 2012, we brought an action in the same court against Sandoz for infringement of a formulation patent that expires in 2026. In September 2012, our actions against Sandoz and Accord were consolidated in the District of Delaware.

Pristiq (desvenlafaxine)
Beginning in May 2012, several generic manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Pristiq. Each of the generic manufacturers asserts the invalidity, unenforceability and/or non-infringement of one or both of two patents for Pristiq that expire in 2022 and in 2027. Beginning in June 2012, we filed actions against these generic manufacturers in the U.S. District Court for the District of Delaware and, in certain instances, also in other jurisdictions asserting the validity, enforceability and infringement of those patents.

ACTION IN WHICH WE WERE THE DEFENDANT

Lipitor (atorvastatin)
In the U.K., while the patent protection for Lipitor expired in November 2011, the exclusivity period was extended by six months to May 6, 2012 by virtue of the pediatric extension to the supplementary protection certificate. In September 2011, Dr. Reddy’s Laboratories (U.K.) Limited filed an action in the High Court of Justice seeking revocation of the six-month pediatric extension and damages resulting from the inability to launch its generic Lipitor product during the pediatric extension period in the U.K. and certain other European Union (EU) markets. The action was based upon the interpretation of the EU Pediatric Medicines Regulation. In December 2012, the court decided in our favor, rejecting Dr. Reddy's claim in its entirety. In January 2013, this action was settled on terms that are not material to Pfizer.

102	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

A2. Legal Proceedings––Product Litigation

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

In September 2004, Quigley filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. In March 2005, Quigley filed a reorganization plan in the Bankruptcy Court that needed the approval of 75% of the voting claimants, as well as the Bankruptcy Court and the U.S. District Court for the Southern District of New York. In connection with that filing, Pfizer entered into settlement agreements with lawyers representing more than 80% of the individuals with claims related to Quigley products against Quigley and Pfizer. The agreements provide for a total of $430 million in payments, of which $215 million became due in December 2005 and has been and is being paid to claimants upon receipt by Pfizer of certain required documentation from each of the claimants. The reorganization plan provided for the establishment of a trust (the Trust) for the evaluation and, as appropriate, payment of all unsettled pending claims, as well as any future claims alleging injury from exposure to Quigley products.

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

Following the execution of the settlement agreement with the Ad Hoc Committee, Quigley filed a revised plan of reorganization and accompanying disclosure statement with the Bankruptcy Court in April 2011, which it amended in June 2012. In August 2012, the Bankruptcy Court authorized Quigley to solicit the revised plan of reorganization for acceptance by claimants. The balloting agent's preliminary tabulation report filed with the court reflects that the requisite number of asbestos-related claimants cast votes in favor of the revised plan. A class of claimants holding non-asbestos-related, unsecured claims voted against the revised plan. However, we believe that, under applicable bankruptcy law, the revised plan may be confirmed notwithstanding the vote of the non-asbestos-related claimants.

Under the revised plan, and consistent with the additional charges recorded in 2010 referred to above, we expect to contribute an additional amount to the Trust, if and when the Bankruptcy Court confirms the plan, of cash and non-cash assets (including insurance proceeds) with a value in excess of $550 million. The Bankruptcy Court must find that the revised plan meets the standards of the U.S. Bankruptcy Code before it confirms the plan. We expect that, if approved by claimants, confirmed by the Bankruptcy Court and the District Court and upheld on any subsequent appeal, the revised reorganization plan will result in the District Court entering a permanent injunction directing pending claims, as well as future claims, alleging asbestos-related personal injury from exposure to Quigley products to the Trust, subject to the recent decision of the Second Circuit discussed below. There is no assurance that the plan will be approved by claimants or confirmed by the courts.

In April 2012, the U.S. Court of Appeals for the Second Circuit affirmed a ruling by the U.S. District Court for the Southern District of New York that the Bankruptcy Court’s preliminary injunction in the Quigley bankruptcy proceeding does not prohibit actions directly against Pfizer Inc. for

2012 Financial Report	103

Financial Review
Pfizer Inc. and Subsidiary Companies

alleged asbestos-related personal injury from exposure to Quigley products based on the “apparent manufacturer” theory of liability under Pennsylvania law. The Second Circuit’s decision is procedural and does not address the merits of the plaintiffs’ claims under Pennsylvania law. After the Second Circuit denied our petition for a rehearing, in September 2012, we filed a petition for certiorari with the U.S. Supreme Court seeking a reversal of the Second Circuit’s decision. In July 2012, the Second Circuit had granted a stay of its decision while the U.S. Supreme Court considers our petition for certiorari.

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

Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2012, approximately 66,400 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means to resolve, these claims.

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

There also are a small number of lawsuits pending in various federal and state courts seeking damages for alleged exposure to asbestos in facilities owned or formerly owned by Pfizer or its subsidiaries.

Celebrex and Bextra
Beginning in late 2004, actions, including purported class actions, were filed in various federal and state courts against Pfizer, Pharmacia Corporation (Pharmacia) and certain current and former officers, directors and employees of Pfizer and Pharmacia. These actions include (i) purported class actions alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra, and (ii) purported class actions filed by persons who claim to be participants in the Pfizer or Pharmacia Savings Plan alleging that Pfizer and certain current and former officers, directors and employees of Pfizer or, where applicable, Pharmacia and certain former officers, directors and employees of Pharmacia, violated certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock or Pharmacia stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and "ERISA" Litigation MDL-1688) in the U.S. District Court for the Southern District of New York. In the consolidated federal securities action in the Multi-District Litigation, the court in March 2012 certified a class consisting of all persons who purchased or acquired Pfizer stock between October 31, 2000 and October 19, 2005. In November 2012, several institutional investors that had opted out of the certified class filed three, separate, multi-plaintiff actions in the Southern District of New York against the same defendants named in the consolidated class action, asserting allegations substantially similar to those asserted in the consolidated class action.

Various Drugs: Off-Label Promotion Actions
In May 2010, a purported class action was filed in the U.S. District Court for the Southern District of New York against Pfizer and several of our current and former officers. The complaint alleges that the defendants violated federal securities laws by making or causing Pfizer to make false statements, and by failing to disclose or causing Pfizer to fail to disclose material information, concerning the alleged off-label promotion of certain pharmaceutical products, alleged payments to physicians to promote the sale of those products and government investigations related thereto. Plaintiffs seek damages in an unspecified amount. In March 2012, the court certified a class consisting of all persons who purchased Pfizer common stock in the U.S. or on U.S. stock exchanges between January 19, 2006 and January 23, 2009 and were damaged as a result of the decline in the price of Pfizer common stock allegedly attributable to the claimed violations.

Hormone-Replacement Therapy

•	Personal Injury and Economic Loss Actions

Pfizer and certain wholly owned subsidiaries and limited liability companies, including Wyeth and King, along with several other pharmaceutical manufacturers, have been named as defendants in approximately 10,000 actions in various federal and state courts alleging personal injury or economic loss related to the use or purchase of certain estrogen and progestin medications prescribed for women to treat the symptoms of menopause. Although new actions are occasionally filed, the number of new actions was not significant in the fourth quarter

104	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

of 2012, and we do not expect a substantial change in the rate of new actions being filed. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, ovarian cancer, stroke and heart disease. Certain co-defendants in some of these actions have asserted indemnification rights against Pfizer and its affiliated companies. The cases against Pfizer and its affiliated companies involve one or more of the following products, all of which remain approved by the FDA: femhrt (which Pfizer divested in 2003); Activella and Vagifem (which are Novo Nordisk products that were marketed by a Pfizer affiliate from 2000 to 2004); Premarin, Prempro, Aygestin, Cycrin and Premphase (which are legacy Wyeth products); and Provera, Ogen, Depo-Estradiol, Estring and generic MPA (which are legacy Pharmacia & Upjohn products). The federal cases have been transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Prempro Products Liability Litigation MDL-1507) in the U.S. District Court for the Eastern District of Arkansas. Certain of the federal cases have been remanded to their respective District Courts for further proceedings including, if necessary, trial.

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

Pfizer and its affiliated companies have prevailed in many of the hormone-replacement therapy actions that have been resolved to date, whether by voluntary dismissal by the plaintiffs, summary judgment, defense verdict or judgment notwithstanding the verdict; a number of these cases have been appealed by the plaintiffs. Certain other hormone-replacement therapy actions have resulted in verdicts for the plaintiffs and have included the award of compensatory and, in some instances, punitive damages; each of these cases has been appealed by Pfizer and/or its affiliated companies. The decisions in a few of the cases that had been appealed by Pfizer and/or its affiliated companies or by the plaintiffs have been upheld by the appellate courts, while several other cases that had been appealed by Pfizer and/or its affiliated companies or by the plaintiffs have been remanded by the appellate courts to their respective trial courts for further proceedings. Trials of additional hormone-replacement therapy actions are underway or scheduled in 2013.

Most of the unresolved actions against Pfizer and/or its affiliated companies have been outstanding for more than five years and could take many more years to resolve. However, opportunistic settlements could occur at any time. The litigation process is time-consuming, as every hormone-replacement action being litigated involves contested issues of medical causation and knowledge of risk. Even though the vast majority of hormone-replacement therapy actions concern breast cancer, the underlying facts (e.g., medical causation, family history, reliance on warnings, physician/patient interaction, analysis of labels, actual, provable injury and other critical factors) can differ significantly from action to action, and the process of discovery has not yet begun for a majority of the unresolved actions. In addition, the hormone-replacement therapy litigation involves fundamental issues of science and medicine that often are uncertain and continue to evolve.

As of February 2013, Pfizer and its affiliated companies had settled, or entered into definitive agreements or agreements-in-principle to settle, approximately 95% of the hormone-replacement therapy actions pending against us and our affiliated companies. Since the inception of this litigation, we have recorded aggregate charges with respect to those actions, as well as with respect to the actions that have resulted in verdicts against us or our affiliated companies, of approximately $1.6 billion. In addition, we have recorded aggregate charges of approximately $100 million that provide for the expected costs to resolve all remaining hormone-replacement therapy actions against Pfizer and its affiliated companies, excluding the class actions and purported class actions referred to above. The approximately $100 million charges are an estimate and, while we cannot reasonably estimate the range of reasonably possible loss in excess of the amounts accrued for these contingencies given the uncertainties inherent in this product liability litigation, as described above, additional charges may be required in the future.

•	Government Inquiries; Action by the State of Nevada

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

A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingestion of Effexor.

•	Antitrust Actions

Beginning in May 2011, actions, including purported class actions, were filed in various federal courts against Wyeth and, in certain of the actions, affiliates of Wyeth and certain other defendants relating to Effexor XR, which is the extended-release formulation of Effexor. The plaintiffs in each of the class actions seek to represent a class consisting of all persons in the U.S. and its territories who directly purchased,

2012 Financial Report	105

Financial Review
Pfizer Inc. and Subsidiary Companies

indirectly purchased or reimbursed patients for the purchase of Effexor XR or generic Effexor XR from any of the defendants from June 14, 2008 until the time the defendants’ allegedly unlawful conduct ceased. The plaintiffs in all of the actions allege delay in the launch of generic Effexor XR in the U.S. and its territories, in violation of federal antitrust laws and, in certain of the actions, the antitrust, consumer protection and various other laws of certain states, as the result of Wyeth fraudulently obtaining and improperly listing certain patents for Effexor XR, enforcing certain patents for Effexor XR, and entering into a litigation settlement agreement with a generic manufacturer with respect to Effexor XR. Each of the plaintiffs seeks treble damages (for itself in the individual actions or on behalf of the putative class in the purported class actions) for alleged price overcharges for Effexor XR or generic Effexor XR in the U.S. and its territories since June 14, 2008. All of these actions have been consolidated in the U.S. District Court for the District of New Jersey. In October 2012, the court stayed these actions pending the review by the U.S. Supreme Court of an action, to which the Company is not a party, involving a similar legal issue.

Zoloft
A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingestion of Zoloft. Among other types of actions, the Zoloft personal injury litigation includes actions alleging a variety of birth defects as a result of the purported ingestion of Zoloft by women during pregnancy. Plaintiffs in these birth-defect actions seek compensatory and punitive damages and the disgorgement of profits resulting from the sale of Zoloft. In April 2012, the federal birth-defect cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Zoloft Products Liability Litigation MDL-2342) in the U.S. District Court for the Eastern District of Pennsylvania.

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

In 2010, the Multi-District Litigation court partially granted our motion for summary judgment, dismissing the claims of all of the proposed class representatives for third-party payers and four of the six proposed class representatives for individual consumers. In June 2011, three third-party payer proposed class representatives appealed both the dismissal and the denial of class certification to the U.S. Court of Appeals for the First Circuit.

Also in the Multi-District Litigation, in February 2011, a third-party payer who was not included in the proposed class action appealed a dismissal order to the U.S. Court of Appeals for the First Circuit.

Plaintiffs are seeking certification of statewide classes of Neurontin purchasers in actions pending in California and Illinois. State courts in New York, Pennsylvania, Missouri and New Mexico have declined to certify statewide classes of Neurontin purchasers.

In January 2011, the U.S. District Court for the District of Massachusetts entered an order trebling a jury verdict against us in an action by a third-party payer seeking damages for the alleged off-label promotion of Neurontin in violation of the federal Racketeer Influenced and Corrupt Organizations (RICO) Act. The verdict was for approximately $47.4 million, which was subject to automatic trebling to $142.1 million under the RICO Act. In November 2010, the court had entered a separate verdict against us in the amount of $65.4 million, together with prejudgment interest, under California’s Unfair Trade Practices law relating to the same alleged conduct, which amount is included within and is not additional to the $142.1 million trebled amount of the jury verdict. In August 2011, we appealed the District Court’s judgment to the U.S. Court of Appeals for the First Circuit.

•	Personal Injury Actions in the U.S. and Certain Other Countries

A number of individual lawsuits have been filed against us in various U.S. federal and state courts and in certain other countries alleging suicide, attempted suicide and other personal injuries as a result of the purported ingestion of Neurontin. Certain of the U.S. federal actions have been transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the first paragraph of the “Neurontin - Off-Label Promotion Actions in the U.S.” section above.

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

106	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

patents relating to Neurontin, as well as engaging in off-label marketing of Neurontin. Plaintiffs seek compensatory damages on behalf of the class, which may be subject to trebling.

Lipitor

•	Whistleblower Action

In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges off-label promotion of Lipitor in violation of the Federal Civil False Claims Act and the false claims acts of certain states, and he seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result of their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such off-label uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of applicable federal and New York law, and he seeks damages and the reinstatement of his employment. In 2009, the court dismissed without prejudice the off-label promotion claims and, in 2010, plaintiff filed an amended complaint containing off-label promotion allegations that are substantially similar to the allegations in the original complaint. In November 2012, the District Court dismissed the amended complaint. In December 2012, the plaintiff appealed the District Court's decision to the U.S. Court of Appeals for the Second Circuit.

•	Antitrust Actions

Beginning in November 2011, purported class actions relating to Lipitor were filed in various federal courts against Pfizer, certain affiliates of Pfizer, and, in most of the actions, Ranbaxy, among others. The plaintiffs in these various actions seek to represent nationwide, multi-state or statewide classes consisting of persons or entities who directly purchased, indirectly purchased or reimbursed patients for the purchase of Lipitor (or, in certain of the actions, generic Lipitor) from any of the defendants from March 2010 until the cessation of the defendants’ allegedly unlawful conduct (the Class Period). The plaintiffs allege delay in the launch of generic Lipitor, in violation of federal antitrust laws and/or state antitrust, consumer protection and various other laws, resulting from (i) the 2008 agreement pursuant to which Pfizer and Ranbaxy settled certain patent litigation involving Lipitor, and Pfizer granted Ranbaxy a license to sell a generic version of Lipitor in various markets beginning on varying dates, and (ii) in certain of the actions, the procurement and/or enforcement of certain patents for Lipitor. Each of the actions seeks, among other things, treble damages on behalf of the putative class for alleged price overcharges for Lipitor (or, in certain of the actions, generic Lipitor) during the Class Period. In addition, individual actions have been filed against Pfizer, Ranbaxy and certain of their affiliates, among others, that assert claims and seek relief for the plaintiffs that are substantially similar to the claims asserted and the relief sought in the purported class actions described above. These various actions have been consolidated for pre-trial proceedings in a Multi-District Litigation (In re Lipitor Antitrust Litigation MDL-2332) in the U.S. District Court for the District of New Jersey.

Chantix/Champix

•	Actions in the U.S.

A number of individual lawsuits have been filed against us in various federal and state courts alleging suicide, attempted suicide and other personal injuries as a result of the purported ingestion of Chantix, as well as economic loss. Plaintiffs in these actions seek compensatory and punitive damages and the disgorgement of profits resulting from the sale of Chantix. In October 2009, the federal cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Chantix (Varenicline) Products Liability Litigation MDL-2092) in the U.S. District Court for the Northern District of Alabama.

In late-November 2012, we began advanced settlement discussions with various law firms that represent the plaintiffs in the majority of these actions as well as persons who have asserted claims but not filed legal actions. As of February 2013, we had settled, or entered into definitive agreements or agreements-in-principle to settle, approximately 80% of the known Chantix claims in the U.S., including actions pending in the MDL and in state courts. In connection with these settlements and settlement agreements and agreements-in-principle, we recorded aggregate charges in 2012 of approximately $273 million. In addition, we recorded aggregate charges in 2012 of approximately $15 million that provide for the expected costs to resolve all remaining Chantix actions in the MDL and in state courts and all other known Chantix claims in the U.S. The approximately $15 million aggregate charges are an estimate, and while we cannot estimate the range of reasonably possible loss in excess of the amounts accrued given the uncertainties inherent in this litigation, as described below, additional charges may be required in the future in connection with certain pending actions and claims and unknown claims relating to Chantix.

The federal Chantix actions were consolidated in the MDL more than three years ago, and the unresolved Chantix federal and state actions and other known, unresolved Chantix claims could take many more years to resolve. However, opportunistic settlements could occur at any time. The litigation process is time-consuming, as every Chantix action being litigated involves contested issues of medical causation and knowledge of risk. Although the vast majority of Chantix actions allege neuropsychiatric injuries, the nature of the alleged injuries varies widely, from completed suicide to attempted suicide resulting in hospitalization to the exacerbation of pre-existing depression or anxiety. In addition to the widely varying types of injuries at issue, the underlying facts (e.g., medical causation; smoking, psychiatric and family history; reliance on warnings; physician/patient interaction; analysis of labels; actual, provable injury; and other critical factors) can differ significantly from action to action, and the process of discovery has not yet begun for a majority of the unresolved actions. In addition, the Chantix litigation involves fundamental issues of science and medicine that often are uncertain and continue to evolve. As a result of the foregoing factors, we are unable to estimate the range of reasonably possible loss in excess of the amounts accrued.

2012 Financial Report	107

Financial Review
Pfizer Inc. and Subsidiary Companies

•	Actions in Canada

Beginning in December 2008, purported class actions were filed against us in the Ontario Superior Court of Justice (Toronto Region), the Superior Court of Quebec (District of Montreal), the Court of Queen’s Bench of Alberta, Judicial District of Calgary, and the Superior Court of British Columbia (Vancouver Registry) on behalf of all individuals and third-party payers in Canada who have purchased and ingested Champix or reimbursed patients for the purchase of Champix. Each of these actions asserts claims under Canadian product liability law, including with respect to the safety and efficacy of Champix, and, on behalf of the putative class, seeks monetary relief, including punitive damages. In June 2012, the Ontario Superior Court of Justice certified the Ontario proceeding as a class action, defining the class as consisting of the following: (i) all persons in Canada who ingested Champix during the period from April 2, 2007 to May 31, 2010 and who experienced at least one of a number of specified neuropsychiatric adverse events; (ii) all persons who are entitled to assert claims in respect of Champix pursuant to Canadian legislation as the result of their relationship with a class member; and (iii) all health insurers who are entitled to assert claims in respect of Champix pursuant to Canadian legislation. The Ontario Superior Court of Justice certified the class against Pfizer Canada Inc. only and ruled that the action against Pfizer Inc. should be stayed until after the trial of the issues that are common to the class members. The actions in Quebec, Alberta and British Columbia have been stayed in favor of the Ontario action, which is proceeding on a national basis.

Bapineuzumab
In June 2010, a purported class action was filed in the U.S. District Court for the District of New Jersey against Pfizer, as successor to Wyeth, and several former officers of Wyeth. The complaint alleges that Wyeth and the individual defendants violated federal securities laws by making or causing Wyeth to make false and misleading statements, and by failing to disclose or causing Wyeth to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab, a product in development for the treatment of Alzheimer’s disease. The plaintiff seeks to represent a class consisting of all persons who purchased Wyeth securities from May 21, 2007 through July 2008 and seeks damages in an unspecified amount on behalf of the putative class. In February 2012, the court granted the defendants’ motion to dismiss the complaint. In March 2012, the plaintiff filed a motion seeking the court’s permission to file an amended complaint. In December 2012, the court granted the plaintiff's motion and, in January 2013, the defendants filed a motion to dismiss the amended complaint.

In July 2010, a related action was filed in the U.S. District Court for the Southern District of New York against Elan Corporation (Elan), certain directors and officers of Elan, and Pfizer, as successor to Wyeth. Elan participated in the development of bapineuzumab until September 2009. The complaint alleges that Elan, Wyeth and the individual defendants violated federal securities laws by making or causing Elan to make false and misleading statements, and by failing to disclose or causing Elan to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab. The plaintiff seeks to represent a class consisting of all persons who purchased Elan call options from June 17, 2008 through July 29, 2008 and seeks damages in an unspecified amount on behalf of the putative class. In June 2011, the court granted Pfizer’s and Elan’s motions to dismiss the complaint. In July 2011, the plaintiff filed a supplemental memorandum setting forth the bases that the plaintiff believed supported amendment of the complaint. In August 2011, the court dismissed the complaint with prejudice. In February 2013, the U.S. Court of Appeals for the Second Circuit affirmed the District Court's dismissal of the complaint.

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

•	Petitioners in each of the six test cases have filed an election to bring a civil action.

108	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Rebif
We have an exclusive collaboration agreement with EMD Serono, Inc. (Serono) to co-promote Rebif, a treatment for multiple sclerosis, in the U.S. In August 2011, Serono filed a complaint in the Philadelphia Court of Common Pleas seeking a declaratory judgment that we are not entitled to a 24-month extension of the Rebif co-promotion agreement, which otherwise would terminate at the end of 2013. We disagree with Serono's interpretation of the agreement and believe that we have the right to extend the agreement to the end of 2015. In October 2011, the court sustained our preliminary objections and dismissed Serono’s complaint, and Serono has appealed the decision to the Superior Court of Pennsylvania.

Various Drugs: Co-Pay Programs
In March 2012, a purported class action was filed against Pfizer in the U.S. District Court for the Southern District of New York. The plaintiffs seek to represent a class consisting of all entities in the U.S. and its territories that have reimbursed patients for the purchase of certain Pfizer drugs for which co-pay programs exist or have existed. The plaintiffs allege that these programs violate the federal RICO Act and federal antitrust law by, among other things, providing an incentive for patients to use certain Pfizer drugs rather than less-expensive competitor products, thereby increasing the payers’ reimbursement costs. The plaintiffs seek treble damages on behalf of the putative class for their excess reimbursement costs allegedly attributable to the co-pay programs as well as an injunction prohibiting us from offering such programs. In July 2012, a substantially similar purported class action was filed against Pfizer in the U.S. District Court for the Southern District of Illinois, which action was stayed in October 2012 pending the outcome of the action in the Southern District of New York. Similar purported class actions have been filed against several other pharmaceutical companies.

A3. Legal Proceedings––Commercial and Other Matters

Average Wholesale Price Litigation
Pfizer, certain of its subsidiaries and other pharmaceutical manufacturers are defendants in actions in various state courts by a number of states, as well as one purported class action by certain employee benefit plans and other third-party payers, alleging that the defendants provided average wholesale price (AWP) information for certain of their products that was higher than the actual average prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. The plaintiffs claim that the alleged spread between the AWPs at which purchasers were reimbursed and the actual sale prices was promoted by the defendants as an incentive to purchase certain of their products. In addition to suing on their own behalf, some of the plaintiff states seek to recover on behalf of individuals, private-sector insurance companies and medical plans in their states. These various actions allege, among other things, fraud, unfair competition, unfair trade practices and the violation of consumer protection statutes, and seek monetary and other relief, including civil penalties and treble damages.

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

Trade Secrets Action in California
In 2004, Ischemia Research and Education Foundation (IREF) and its chief executive officer brought an action in California Superior Court, Santa Clara County, against a former IREF employee and Pfizer. Plaintiffs allege that defendants conspired to misappropriate certain information from IREF’s allegedly proprietary database in order to assist Pfizer in designing and executing a clinical study of a Pfizer drug. In 2008, the jury returned a verdict for compensatory damages of approximately $38.7 million. In March 2009, the court awarded prejudgment interest, but declined to award punitive damages. In July 2009, the court granted our motion for a new trial and vacated the jury verdict. In February 2013, the trial court's decision was affirmed by the California Court of Appeal, Sixth Appellate District.

Environmental Matters
In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia Corporation's discontinued industrial chemical facility in North Haven, Connecticut and a revised site-wide feasibility study with regard to Wyeth’s discontinued industrial chemical facility in Bound Brook, New Jersey. In September 2010, our corrective measures study report with regard to the North Haven facility was approved by the EPA, and we commenced construction of the site remedy in late 2011 under an Updated Administrative Order on Consent with the EPA. In July 2011, we finalized an Administrative Settlement Agreement and Order on Consent for Removal Action with the EPA with regard to the Bound Brook facility. In May 2012, we completed construction of an interim

2012 Financial Report	109

Financial Review
Pfizer Inc. and Subsidiary Companies

remedy to address the discharge of impacted groundwater from that facility to the Raritan River. In September 2012, the EPA issued a final remediation plan for the Bound Brook facility's main plant area, which is generally in accordance with one of the remedies evaluated in our revised site-wide feasibility study. The estimated costs of the site remedy for the North Haven facility and the site remediation for the Bound Brook facility are covered by accruals previously taken by us.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA or Superfund), and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

In February 2011, King received notice from the U.S. Department of Justice (DOJ) advising that the EPA has requested that DOJ initiate enforcement action seeking injunctive relief and penalties against King for alleged non-compliance with certain provisions of the federal Clean Air Act at its Bristol, Tennessee manufacturing facility. King has executed a tolling agreement with the DOJ in order to facilitate the possible resolution of this matter. We do not expect that any injunctive relief or penalties that may result from this matter will be material to Pfizer.

In October 2011, we voluntarily disclosed to the EPA potential non-compliance with certain provisions of the federal Clean Air Act at our Barceloneta, Puerto Rico manufacturing facility. We do not expect that any injunctive relief or penalties that may result from our voluntary disclosure will be material to Pfizer. Separately, in October 2012, the EPA issued an administrative complaint and penalty demand of $216,000 to resolve alleged non-compliance with similar provisions of the federal Clean Air Act that the EPA identified as part of its March 2010 inspection of the Barceloneta facility. We have commenced discussions with the EPA seeking to resolve this latter matter.

A4. Legal Proceedings––Government Investigations

Like other pharmaceutical companies, we are subject to extensive regulation by national, state and local government agencies in the U.S. and in the other countries in which we operate. As a result, we have interactions with government agencies on an ongoing basis. It is possible that criminal charges and substantial fines and/or civil penalties could result from government investigations. Among the investigations by government agencies is the matter discussed below.

The DOJ is conducting a civil investigation regarding Wyeth’s practices relating to the pricing for Protonix for Medicaid rebate purposes prior to Wyeth's acquisition by Pfizer. In 2009, the DOJ filed a civil complaint in intervention in two qui tam actions that had been filed under seal in the U.S. District Court for the District of Massachusetts. The complaint alleges that Wyeth’s practices relating to the pricing for Protonix for Medicaid rebate purposes between 2001 and 2006 violated the Federal Civil False Claims Act and federal common law. The two qui tam actions have been unsealed and the complaints include substantially similar allegations. In addition, in 2009, several states and the District of Columbia filed a complaint under the same docket number asserting violations of various state laws based on allegations substantially similar to those set forth in the civil complaint filed by the DOJ. We are exploring with the DOJ various ways to resolve this matter.

A5. Legal Proceedings––Certain Matters Resolved in 2012

As previously reported, during 2012, several matters, including those discussed below, were resolved or were the subject of definitive settlement agreements or settlement agreements-in-principle.

Rapamune
In October 2012, Wyeth entered into an agreement-in-principle with the DOJ to resolve the previously reported civil and criminal investigation with respect to Wyeth's promotional practices relating to Rapamune prior to Wyeth's acquisition by Pfizer. Under the agreement-in-principle, we will pay approximately $257 million to resolve the civil allegations and approximately $234 million to resolve the criminal allegations, and Wyeth will plead guilty to a misdemeanor misbranding offense under the U.S. Federal Food, Drug and Cosmetic Act. The resolution is subject to the execution of final settlement agreements by the parties as well as court approval, which is expected to occur in the coming months. In connection with the agreement-in-principle, we recorded a charge of $491 million, which is not deductible for income tax purposes, in the third quarter of 2012.

Celebrex
Pfizer and several predecessor and affiliated companies, including Monsanto Company (Monsanto), were defendants in an action brought by Brigham Young University (BYU) and a BYU professor in the U.S. District Court for the District of Utah alleging, among other things, breach by Monsanto of a 1991 research agreement with BYU. Plaintiffs claimed that research under that agreement led to the discovery of Celebrex and that, as a result, they were entitled to a share of the profits from Celebrex sales. Plaintiffs sought, among other things, compensatory and punitive damages and equitable relief. On April 28, 2012, the parties reached an agreement-in-principle to settle this action for $450 million, and we recorded a charge in that amount in the first quarter of 2012. In June 2012, the parties entered into a final settlement agreement, and the action was dismissed with prejudice by the court.

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2012, recorded amounts for the estimated fair value of these indemnifications are not significant. See also Note 1E. Basis of Presentation and Significant Policies: Fair Value.

110	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

C. Purchase Commitments

As of December 31, 2012, we have agreements totaling $3.5 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

Note 18. Segment, Geographic and Other Revenue Information

A. Segment Information

We manage our operations through five operating segments––Primary Care, Specialty Care and Oncology, Established Products and Emerging Markets, Animal Health, and Consumer Healthcare. (As of the third quarter of 2012, the Animal Health and Consumer Healthcare business units are no longer managed as a single operating segment.) Each operating segment has responsibility for its commercial activities and for certain research and development activities related to in-line products and IPR&D projects that generally have achieved proof-of-concept.

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé and recognized a gain on the sale of this business in Gain/(loss) on sale of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2012. The operating results of this business are reported as Income/(loss) from discontinued operations––net of tax in the consolidated statements of income for all periods presented. See Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

We regularly review our segments and the approach used by management to evaluate performance and allocate resources. Generally, products are transferred to the Established Products unit in the beginning of the fiscal year following loss of patent protection or marketing exclusivity.

Operating Segments

A description of each of our five operating segments follows:

•
Primary Care operating segment––includes revenues and earnings, as defined by management, from human prescription pharmaceutical products primarily prescribed by primary-care physicians, and may include products in the following therapeutic and disease areas: Alzheimer’s disease, cardiovascular (excluding pulmonary arterial hypertension), erectile dysfunction, genitourinary, major depressive disorder, pain, respiratory and smoking cessation. Examples of products in this unit in 2012 include Celebrex, Chantix/Champix, Eliquis, Lipitor (in certain EU countries and in Australia and New Zealand), Lyrica, Premarin, Pristiq and Viagra. All revenues and earnings for such products are allocated to the Primary Care unit, except those generated in Emerging Markets and those that are managed by the Established Products unit.

•	Specialty Care and Oncology operating segment––comprises the Specialty Care business unit and the Oncology business unit.

◦
Specialty Care––includes revenues and earnings, as defined by management, from human prescription pharmaceutical products primarily prescribed by physicians who are specialists, and may include products in the following therapeutic and disease areas: anti-infectives, endocrine disorders, hemophilia, inflammation, ophthalmology, pulmonary arterial hypertension, specialty neuroscience and vaccines. Examples of products in this unit in 2012 include BeneFIX, Enbrel, Genotropin, Geodon (outside the U.S.), the Prevnar/Prevenar family, ReFacto AF, Revatio (outside the U.S.), Tygacil, Vfend (outside the U.S. and South Korea), Vyndaqel (outside the U.S.), Xalatan (outside the U.S., Canada and South Korea), Xeljanz (in the U.S.), Xyntha and Zyvox. All revenues and earnings for such products are allocated to the Specialty Care unit, except those generated in Emerging Markets and those that are managed by the Established Products unit.

◦
Oncology––includes revenues and earnings, as defined by management, from human prescription pharmaceutical products addressing oncology and oncology-related illnesses. The products in this unit in 2012 include Inlyta, Sutent, Torisel, Xalkori, Mylotarg (in Japan) and Bosulif (in the U.S.). All revenues and earnings for such products are allocated to the Oncology unit, except those generated in Emerging Markets and those that are managed by the Established Products unit.

•	Established Products and Emerging Markets operating segment––comprises the Established Products business unit and the Emerging Markets business unit.

◦
Established Products–– includes revenues and earnings, as defined by management, from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. Typically, products are transferred to this unit in the beginning of the fiscal year following loss of patent protection or marketing exclusivity. However, in certain situations, products may be transferred to this unit at a different point than the beginning of the fiscal year following loss of patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues and earnings generated in Emerging Markets. Examples of products in this unit in 2012 include Arthrotec, Effexor, Lipitor (in the U.S., Canada, South Korea and Japan), Medrol, Norvasc, Protonix, Relpax, Vfend (in the U.S. and South Korea), Xalatan (in the U.S., Canada and South Korea) and Zosyn/Tazocin.

◦
Emerging Markets––includes revenues and earnings, as defined by management, from all human prescription pharmaceutical products sold in Emerging Markets, including Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

2012 Financial Report	111

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Animal Health operating segment––includes worldwide revenues and earnings, as defined by management, from products and services to prevent and treat disease in livestock and companion animals, including anti-infectives, vaccines, parasiticides, medicinal feed additives, other pharmaceutical products and other non-pharmaceutical products.

•
Consumer Healthcare operating segment–– includes worldwide revenues and earnings, as defined by management, from non-prescription products in the following therapeutic categories: dietary supplements, pain management, respiratory and personal care. Products marketed by Consumer Healthcare include Advil, Caltrate, Centrum, ChapStick, Emergen-C, Preparation H and Robitussin.

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

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•
Worldwide Research and Development (WRD), which is generally responsible for human health research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate business unit for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all human-health-related regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

•
Pfizer Medical is responsible for external affairs relating to all therapeutic areas, providing Pfizer-related medical information to healthcare providers, patients and other parties, and quality assurance and regulatory compliance activities, which include conducting clinical trial audits and readiness reviews.

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

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by multiple operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $186 billion as of December 31, 2012 and approximately $188 billion as of December 31, 2011.

112	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Selected income statement information

The following table provides selected income statement information by reportable segment:
	Revenues			R&D Expenses			Earnings(a)			Depreciation & Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011(c)	2010	2012	2011(c)	2010	2012	2011(c)	2010	2012	2011(c)	2010
Reportable Segments:
Primary Care(d)	$15,558	$22,670	$23,328	$1,009	$1,307	$1,473	$9,613	$15,001	$15,773	$244	$247	$201
Specialty Care and Oncology	15,461	16,568	16,435	1,401	1,561	1,624	10,499	10,789	10,571	406	419	432
Established Products and Emerging Markets(e)	20,195	18,509	18,760	403	441	452	11,218	9,417	10,100	410	422	418
Total reportable segments	51,214	57,747	58,523	2,813	3,309	3,549	31,330	35,207	36,444	1,060	1,088	1,051
Other operating segments(f)	7,511	7,212	6,323	693	425	428	1,919	2,009	1,565	245	232	197
Other business activities(g)	261	300	319	2,838	3,340	3,711	(2,891)	(3,343)	(3,735)	116	153	197
Reconciling Items:
Corporate(h)	—	—	—	971	1,292	1,551	(6,240)	(7,410)	(7,966)	485	540	617
Purchase accounting adjustments(i)	—	—	—	(3)	(2)	149	(4,957)	(6,753)	(8,136)	5,022	5,525	5,436
Acquisition-related costs(j)	—	—	—	6	23	34	(967)	(1,979)	(3,926)	283	624	781
Certain significant items(k)	—	—	—	522	654	18	(5,324)	(4,347)	(3,565)	300	611	—
Other unallocated(l)	—	—	—	30	33	43	(790)	(1,080)	(1,210)	100	134	120
	$58,986	$65,259	$65,165	$7,870	$9,074	$9,483	$12,080	$12,304	$9,471	$7,611	$8,907	$8,399

(a)	Income from continuing operations before provision for taxes on income.

(b)	Certain production facilities are shared. Deprecation is allocated based on estimates of physical production.

(c)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

(d)
Revenues and Earnings from the Primary Care segment decreased for 2012 as compared to the prior year, and earnings as a percentage of revenues also declined, primarily due to the loss of exclusivity of Lipitor in most major markets, and the subsequent shift in the reporting of Lipitor in those major markets to the Established Products business unit.

(e)
Revenues and Earnings from the Established Products and Emerging Markets segment increased in 2012 as compared to the prior year, primarily due to additional products losing exclusivity and moving to the Established Products unit and increased operational sales in emerging markets, partially offset by unfavorable foreign exchange. Earnings as a percentage of revenue increased due to the change in the mix of products.

(f)
Includes the Animal Health operating segment and the Consumer Healthcare operating segment. In 2012, higher R&D expenses and lower Earnings reflect the Consumer Healthcare acquisition of the over-the-counter (OTC) rights for Nexium (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

(g)
Other business activities includes the revenues and operating results of Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales operation, and the research and development costs managed by our Worldwide Research and Development organization and our Pfizer Medical organization.

(h)
Corporate for R&D expenses includes, among other things, administration expenses and compensation expenses associated with our research and development activities and for Earnings includes, among other things, administration expenses, interest income/(expense) and certain compensation and other costs not charged to our operating segments.

(i)	Purchase accounting adjustments include certain charges related to the fair value adjustments to inventory, intangible assets and property, plant and equipment.

(j)
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

(k)	Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.
For Earnings in 2012, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.9 billion, (ii) charges for certain legal matters of $2.2 billion, (iii) certain asset impairment charges of $884 million, (iv) costs associated with the separation of Zoetis of $325 million and (v) other charges of $36 million (see Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives and Note 4. Other Deductions––Net for additional information).
For Earnings in 2011, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $2.5 billion, (ii) certain asset impairment charges of $856 million, (iii) charges for certain legal matters of $822 million, (iv) other charges of $101 million and (v) costs associated with the separation of Zoetis of $35 million (see Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives and Note 4. Other Deductions––Net for additional information).
For Earnings in 2010, certain significant items includes: (i) certain asset impairment charges of $1.8 billion, (ii) charges for certain legal matters of $1.7 billion, (iii) inventory write-off of $212 million and (iv) other income of $102 million (see Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives and Note 4. Other Deductions––Net for additional information).
For R&D in all periods presented, certain significant items primarily reflect additional depreciation––asset restructuring and implementation costs.

(l)	Includes overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

2012 Financial Report	113

Financial Review
Pfizer Inc. and Subsidiary Companies

B. Geographic Information

Revenues exceeded $500 million in each of 16 countries outside the U.S. in 2012 and 2011, and in each of 17 countries outside the U.S. in 2010. The U.S. and Japan were the only countries to contribute more than 10% of total revenue in 2012. The U.S. was the only country to contribute more than 10% of total revenue in 2011 and 2010.

The following table provides revenues by geographic area:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011(a)	2010
Revenues
United States	$23,086	$26,933	$28,855
Developed Europe(b)	13,375	16,099	16,156
Developed Rest of World(c)	10,554	10,975	9,891
Emerging Markets(d)	11,971	11,252	10,263
Revenues	$58,986	$65,259	$65,165

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

(b)
Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries. Revenues denominated in euros were $10 billion, $12 billion and $12 billion for 2012, 2011 and 2010, respectively.

(c)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.

(d)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

Long-lived assets by geographic region follow:
	As of December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Property, plant and equipment, net
United States	$7,262	$7,893	$8,508
Developed Europe(a)	5,121	5,866	7,000
Developed Rest of World(b)	847	903	853
Emerging Markets(c)	1,231	1,259	1,246
Property, plant and equipment, net	$14,461	$15,921	$17,607

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.

(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.

(c)	Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

C. Other Revenue Information

Significant Customers

We sell our products primarily to customers in the wholesale sector. In 2012, sales to our three largest U.S. wholesaler customers represented approximately 12%, 9% and 7% of total revenues and, collectively, represented approximately 16% of total accounts receivable as of December 31, 2012. In 2011, sales to our three largest U.S. wholesaler customers represented approximately 13%, 11% and 9% of total revenues and, collectively, represented approximately 14% of total accounts receivable as of December 31, 2011. For both years, these sales and related accounts receivable were concentrated in our three biopharmaceutical operating segments.

114	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues

The following table provides revenues by product:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011(a)	2010
Revenues from biopharmaceutical products:
Lyrica	$4,158	$3,693	$3,063
Lipitor(b)	3,948	9,577	10,733
Enbrel (Outside the U.S. and Canada)	3,737	3,666	3,274
Prevnar 13/Prevenar 13	3,718	3,657	2,416
Celebrex	2,719	2,523	2,374
Viagra	2,051	1,981	1,928
Norvasc	1,349	1,445	1,506
Zyvox	1,345	1,283	1,176
Sutent	1,236	1,187	1,066
Premarin family	1,073	1,013	1,040
Genotropin	832	889	885
Xalatan/Xalacom	806	1,250	1,749
BeneFIX	775	693	643
Detrol/Detrol LA	761	883	1,013
Vfend	754	747	825
Chantix/Champix	670	720	755
Pristiq	630	577	466
ReFacto AF/Xyntha	584	506	404
Zoloft	541	573	532
Revatio	534	535	481
Medrol	523	510	455
Zosyn/Tazocin	484	636	952
Zithromax/Zmax	435	453	415
Effexor	425	678	1,718
Prevnar/Prevenar (7-valent)	399	488	1,253
Fragmin	381	382	341
Relpax	368	341	323
Rapamune	346	372	388
Cardura	338	380	413
Tygacil	335	298	324
Aricept(c)	326	450	454
Xanax XR	274	306	307
BMP2	263	340	400
Sulperazon	262	218	213
Diflucan	259	265	278
Caduet	258	538	527
Neurontin	235	289	322
Dalacin/Cleocin	232	192	214
Unasyn	228	231	244
Metaxalone/Skelaxin(d)	223	203	—
Inspra	214	195	157
Toviaz	207	187	137
Somavert	197	183	157
Alliance revenues(e)	3,492	3,630	4,084
All other biopharmaceutical products(f)	8,289	8,584	8,118
Total revenues from biopharmaceutical products	51,214	57,747	58,523
Revenues from other products:
Animal Health	4,299	4,184	3,575
Consumer Healthcare	3,212	3,028	2,748
Other(g)	261	300	319
Revenues	$58,986	$65,259	$65,165

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

2012 Financial Report	115

Financial Review
Pfizer Inc. and Subsidiary Companies

(b)
Lipitor lost exclusivity in the U.S. in November 2011 and various other major markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $5.6 billion in 2012, in comparison with 2011, and reduced branded worldwide revenues by $1.2 billion in 2011, in comparison with 2010.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.

(d)	Legacy King product.

(e)	Includes Enbrel (in the U.S. and Canada), Spiriva, Rebif, Aricept and Exforge.

(f)	Includes sales of generic atorvastatin.

(g)	Includes revenues generated primarily from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization.

Note 19. Subsequent Events

A. Zoetis Debt Offering and Initial Public Offering

On January 28, 2013, our then wholly owned subsidiary, Zoetis, issued $3.65 billion aggregate principal amount of senior notes, net of an original issue debt discount of $10 million. The notes have a weighted-average effective interest rate of 3.30%, and mature at various dates as follows: 1.15% Notes due 2016 ($400 million); 1.875% Notes due 2018 ($749 million); 3.25% Notes due 2023 ($1.349 billion); and 4.7% Notes due 2043 ($1.142 billion). On February 6, 2013, Zoetis also entered into a commercial paper program with a capacity of up to $1.0 billion. No amounts are currently outstanding under this program.

Also on January 28, 2013, we transferred to Zoetis substantially all of the assets and liabilities of our Animal Health business in exchange for all of the Class A and Class B common stock of Zoetis, $1.0 billion of the $3.65 billion senior notes and an amount of cash equal to substantially all of the cash proceeds received by Zoetis from the remaining $2.65 billion senior notes issued. The $1.0 billion of senior notes received by Pfizer were exchanged by Pfizer for the retirement of Pfizer commercial paper issued in December 2012, and the cash proceeds received by Pfizer of approximately $2.5 billion are restricted to debt repayment, dividends and/or stock buybacks, in all cases to be completed by mid-2014.

On February 6, 2013, an initial public offering (IPO) of Zoetis was completed, pursuant to which we sold 99.015 million shares (all of the Class A common stock, including shares sold pursuant to the underwriters' overallotment option to purchase additional shares, which was exercised in full) of Zoetis in exchange for the retirement of approximately $2.5 billion of Pfizer commercial paper issued on January 10, 2013. The IPO represented approximately 19.8% of the total outstanding Zoetis shares. On February 1, 2013, Zoetis shares began trading on the New York Stock Exchange under the symbol “ZTS.” The excess of the consideration received over the net book value of our divested interest will be recorded in Additional paid-in capital.

In summary, as a result of the above transactions, we received approximately $6.1 billion of cash (of which approximately $2.5 billion is restricted to debt repayment, dividends and/or stock buybacks, in all cases to be completed by mid-2014) and incurred approximately $3.65 billion in Zoetis long-term debt.

We will continue to consolidate Zoetis as we have retained control over the entity, and we will reflect amounts attributable to noncontrolling interests for the divested portion. The net assets, operations and cash flows that comprise Zoetis are not the same as those of the Animal Health operating segment.

B. Hisun Pfizer Pharmaceuticals Company Limited (HPP)

On January 1, 2013, as previously announced, we contributed product rights associated with China and other assets to our 49%-owned equity-method investee, HPP, which had been formed on September 6, 2012. We expect to recognize a gain on the transfer of the assets in the first quarter of 2013.

C. Venezuela Currency Devaluation

On February 13, 2013, the Venezuelan government devalued its currency from a rate of 4.3 to 6.3 of Venezuelan currency to the U.S. dollar. We incurred a foreign currency loss immediately on the devaluation as a result of remeasuring the local balance sheets, and we will experience ongoing adverse impacts to earnings as our revenues and expenses will be translated into U.S, dollars at lower rates. The impacts are not expected to be significant.

116	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2012
Revenues	$14,885	$15,057	$13,976	$15,068
Costs and expenses(a)	11,853	10,383	10,683	12,107
Restructuring charges and certain acquisition-related costs(b)	597	190	302	791
Income from continuing operations before provision/(benefit) for taxes on income	2,435	4,484	2,991	2,170
Provision/(benefit) for taxes on income	711	1,290	(119)	680
Income from continuing operations	1,724	3,194	3,110	1,490
Discontinued operations—net of tax(c)	79	66	104	4,831
Net income before allocation to noncontrolling interests	1,803	3,260	3,214	6,321
Less: Net income attributable to noncontrolling interests	9	7	6	6
Net income attributable to Pfizer Inc.	$1,794	$3,253	$3,208	$6,315
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.23	$0.43	$0.42	$0.20
Discontinued operations—net of tax	0.01	0.01	0.01	0.66
Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.44	$0.43	$0.86
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.23	$0.42	$0.41	$0.20
Discontinued operations—net of tax	0.01	0.01	0.01	0.65
Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.43	$0.43	$0.85

Cash dividends paid per common share	$0.22	$0.22	$0.22	$0.22
Stock prices
High	$22.80	$23.30	$25.15	$26.09
Low	$20.75	$21.40	$22.00	$23.55

(a)	The fourth quarter of 2012 reflects historically higher Q4 costs in Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other deductions—net.

(b)	The fourth quarter of 2012 reflects higher employee termination costs.

(c)	The fourth quarter of 2012 reflects the gain on the sale of our Nutrition business.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

As of January 31, 2013, there were 207,223 holders of record of our common stock (New York Stock Exchange symbol PFE).

2012 Financial Report	117

Financial Review
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2011
Revenues	$16,024	$16,485	$16,609	$16,141
Costs and expenses(a)	12,124	12,409	11,978	13,514
Restructuring charges and certain acquisition-related costs(b)	890	478	1,090	472
Income from continuing operations before provision for taxes on income	3,010	3,598	3,541	2,155
Provision for taxes on income(c)	874	1,077	1,216	742
Income from continuing operations	2,136	2,521	2,325	1,413
Discontinued operations—net of tax	98	97	1,424	35
Net income before allocation to noncontrolling interests	2,234	2,618	3,749	1,448
Less: Net income attributable to noncontrolling interests	12	8	11	9
Net income attributable to Pfizer Inc.	$2,222	$2,610	$3,738	$1,439
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.27	$0.32	$0.30	$0.18
Discontinued operations—net of tax	0.01	0.01	0.19	—
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.48	$0.19
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.26	$0.32	$0.30	$0.18
Discontinued operations—net of tax	0.01	0.01	0.18	—
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.48	$0.19

Cash dividends paid per common share	$0.20	$0.20	$0.20	$0.20
Stock prices
High	$20.57	$21.45	$20.95	$21.90
Low	$17.62	$19.10	$16.63	$17.05

(a)	The fourth quarter of 2011 reflects historically higher Q4 costs in Cost of sales and Selling, informational and administrative expenses, Research and development expenses and Other deductions—net.

(b)	The third quarter of 2011 reflects higher employee termination costs.

(c)	The third quarter of 2011 reflects the gain on the sale of Capsugel.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

118	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2012	2011	2010	2009	2008
Revenues	$58,986	$65,259	$65,165	$49,078	$47,529
Research and development expenses(b)	7,870	9,074	9,483	7,887	8,557
Other costs and expenses	37,156	40,951	43,066	26,138	26,790
Restructuring charges and certain acquisition-related costs(c)	1,880	2,930	3,145	4,330	2,662
Income from continuing operations before provision for taxes on income	12,080	12,304	9,471	10,723	9,520
Provision for taxes on income	2,562	3,909	1,153	2,150	1,582
Income from continuing operations	9,518	8,395	8,318	8,573	7,938
Discontinued operations—net of tax(d)	5,080	1,654	(30)	71	188
Less: Net income attributable to noncontrolling interests	28	40	31	9	22
Net income attributable to Pfizer Inc.	$14,570	$10,009	$8,257	$8,635	$8,104
Effective tax rate—continuing operations	21.2%	31.8%	12.2%	20.1%	16.6%
Depreciation and amortization(e)	$7,611	$8,907	$8,399	$4,757	$5,090
Property, plant and equipment additions(e)	1,327	1,660	1,513	1,205	1,701
Cash dividends paid	6,534	6,234	6,088	5,548	8,541
Working capital	32,796	31,908	35,764	28,537	16,748
Property, plant and equipment, less accumulated depreciation	14,461	15,921	17,607	21,316	12,864
Total assets	185,798	188,002	195,014	212,949	111,148
Long-term debt	31,036	34,926	38,410	43,192	7,955
Long-term capital(f)	134,307	136,408	144,542	150,562	68,637
Total Pfizer Inc. shareholders’ equity	81,260	82,190	87,813	90,014	57,556

Earnings per common share—basic(g)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.27	$1.07	$1.03	$1.22	$1.18
Discontinued operations—net of tax	0.68	0.21	—	0.01	0.03
Net income attributable to Pfizer Inc. common shareholders	$1.96	$1.28	$1.03	$1.23	$1.20
Earnings per common share—diluted(g)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.26	$1.06	$1.03	$1.22	$1.17
Discontinued operations—net of tax	0.68	0.21	—	0.01	0.03
Net income attributable to Pfizer Inc. common shareholders	$1.94	$1.27	$1.02	$1.23	$1.20

Market value per share (December 31)	$25.08	$21.64	$17.51	$18.19	$17.71
Return on Pfizer Inc. shareholders’ equity	17.83%	11.78%	10.39%	13.42%	13.22%
Cash dividends paid per common share	$0.88	$0.80	$0.72	$0.80	$1.28
Pfizer Inc. shareholders’ equity per common share(h)	$11.17	$10.85	$10.96	$11.19	$8.56
Current ratio	2.15:1	2.10:1	2.21:1	1.75:1	1.61:1

Weighted-average shares—basic	7,442	7,817	8,036	7,007	6,727
Weighted-average shares—diluted	7,508	7,870	8,074	7,045	6,750

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011. For 2009, includes Wyeth commencing on the acquisition date of October 15, 2009.

(b)
Research and development expenses includes upfront and milestone payments for intellectual property rights of $371 million in 2012, $306 million in 2011; $393 million in 2010; $489 million in 2009; and $377 million in 2008.

(c)	Restructuring charges and certain acquisition-related costs primarily includes the following:
2012—Restructuring charges of $1.5 billion related to our cost-reduction and productivity initiatives.
2011—Restructuring charges of $2.2 billion related to our acquisition of Wyeth and other cost-reduction initiatives.
2010—Restructuring charges of $2.1 billion related to our acquisition of Wyeth and other cost-reduction initiatives.
2009—Restructuring charges of $3.0 billion related to our cost-reduction initiatives.
2008—Restructuring charges of $2.6 billion related to our cost-reduction initiatives.

(d)
The sale of our Nutrition business closed on November 30, 2012. 2012, 2011, 2010 and 2009 reflect the Nutrition business, which was acquired in 2009, as a discontinued operation. All financial information before 2012 reflects Capsugel (the sale of which closed on August 1, 2011) as a discontinued operation.

(e)	Includes discontinued operations.

(f)	Defined as long-term debt, noncurrent deferred tax liabilities and total equity. In 2009, increase reflects the long-term debt and deferred tax liabilities associated with the acquisition of Wyeth.

(g)	EPS amounts may not add due to rounding.

(h)
Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares and those held by our employee benefit trusts). The increase in 2009 was due to the issuance of equity to partially finance the Wyeth acquisition.

2012 Financial Report	119

Financial Review
Pfizer Inc. and Subsidiary Companies

Peer Group Performance Graph

The following graph assumes a $100 investment on December 31, 2007, and reinvestment of all dividends, in each of the Company's Common Shares, the S&P 500 Index, and a composite peer group of the major U.S.- and European-based pharmaceutical companies, which are: Abbott Laboratories, Amgen, AstraZeneca, Bristol-Myers Squibb Company, Eli Lilly and Company, GlaxoSmithKline, Johnson & Johnson and Merck and Co., Inc.

150
125
100
75
50
2007
2008
2009
2010
2011
2012
PFIZER
PEER GROUP
S&P 500

Five Year Performance

	2007	2008	2009	2010	2011	2012
PFIZER	100.0	83.1	90.0	90.3	116.3	140.0
PEER GROUP	100.0	84.7	95.6	95.2	111.5	123.4
S&P 500	100.0	63.0	79.7	91.7	93.6	108.6

120	2012 Financial Report