Form 10-K/A, Exhibit 13
period 2012-12-31
PFIZER INC
filed 2013-03-01
CIK 78003

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

1	2012 Financial Report

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

2012 Financial Report	2

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

Also, see the “Discontinued Operations” section of this Financial Review.

3	2012 Financial Report

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

2012 Financial Report	4

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

5	2012 Financial Report

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

2012 Financial Report	6

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

7	2012 Financial Report

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

2012 Financial Report	8

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

9	2012 Financial Report

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

2012 Financial Report	10

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

11	2012 Financial Report

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

2012 Financial Report	12

Financial Review
Pfizer Inc. and Subsidiary Companies

•	The market approach is a historical approach to estimating fair value and relies primarily on external information. Within the market approach are two methods that we may use:

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

13	2012 Financial Report

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

2012 Financial Report	14

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Revenues	$58,986	$65,259	$65,165	(10)%	—%
Cost of sales	11,334	14,076	14,788	(19)%	(5)%
% of revenues	19.2%	21.6%	22.7%
Selling, informational and administrative expenses	16,616	18,832	18,973	(12)%	(1)%
% of revenues	28.2%	28.9%	29.1%
Research and development expenses	7,870	9,074	9,483	(13)%	(4)%
% of revenues	13.3%	13.9%	14.6%
Amortization of intangible assets	5,175	5,544	5,364	(7)%	3%
% of revenues	8.8%	8.5%	8.2%
Restructuring charges and certain acquisition-related costs	1,880	2,930	3,145	(36)%	(7)%
% of revenues	3.2%	4.5%	4.8%
Other deductions—net	4,031	2,499	3,941	61%	(37)%
Income from continuing operations before provision for taxes on income	12,080	12,304	9,471	(2)%	30%
% of revenues	20.5%	18.9%	14.5%
Provision for taxes on income	2,562	3,909	1,153	(34)%	239%
Effective tax rate	21.2%	31.8%	12.2%
Plus: Discontinued operations—net of tax	5,080	1,654	(30)	207%	*
Less: Net income attributable to noncontrolling interests	28	40	31	(30)%	29%
Net income attributable to Pfizer Inc.	$14,570	$10,009	$8,257	46%	21%
% of revenues	24.7%	15.3%	12.7%
Percentages may reflect rounding adjustments.

*	Calculation not meaningful.
Revenues-Overview

Total revenues were $59.0 billion in 2012, a decrease of 10% compared to 2011, due to:

•	an operational decline of $4.8 billion, or 8%, primarily due to the loss of exclusivity of certain products, including Lipitor, in most major markets; and

•	the unfavorable impact of foreign exchange, which decreased revenues by approximately $1.5 billion, or 2%.

Total revenues were $65.3 billion in 2011, relatively flat compared to 2010. Revenues were impacted by:

•	the favorable impact of foreign exchange, which increased revenues by approximately $1.9 billion, or 3%; and

•	the inclusion of revenues of $1.3 billion, or 2%, from our acquisition of King, largely offset by:

•	an operational decline of $2.9 billion, or 4%, primarily due to the loss of exclusivity of certain products.

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

15	2012 Financial Report

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

2012 Financial Report	16

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

17	2012 Financial Report

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

2012 Financial Report	18

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

19	2012 Financial Report

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

Revenues—Major Biopharmaceutical Products

The following table provides revenue information for several of our major biopharmaceutical products:
(MILLIONS OF DOLLARS)	PRIMARY INDICATIONS	Year Ended December 31,			% Change
PRODUCT		2012	2011	2010	12/11	11/10
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	$4,158	$3,693	$3,063	13	21
Lipitor	Reduction of LDL cholesterol	3,948	9,577	10,733	(59)	(11)
Enbrel (Outside the U.S. and Canada)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	3,737	3,666	3,274	2	12
Prevnar 13/Prevenar 13	Vaccine for prevention of pneumococcal disease	3,718	3,657	2,416	2	51
Celebrex	Arthritis pain and inflammation, acute pain	2,719	2,523	2,374	8	6
Viagra	Erectile dysfunction	2,051	1,981	1,928	4	3
Norvasc	Hypertension	1,349	1,445	1,506	(7)	(4)
Zyvox	Bacterial infections	1,345	1,283	1,176	5	9
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC), refractory gastrointestinal stromal tumors (GIST) and advanced pancreatic neuroendocrine tumor	1,236	1,187	1,066	4	11
Premarin family	Menopause	1,073	1,013	1,040	6	(3)
Genotropin	Replacement of human growth hormone	832	889	885	(6)	—
Xalatan/Xalacom	Glaucoma and ocular hypertension	806	1,250	1,749	(36)	(29)
BeneFIX	Hemophilia	775	693	643	12	8
Detrol/Detrol LA	Overactive bladder	761	883	1,013	(14)	(13)
Vfend	Fungal infections	754	747	825	1	(9)

2012 Financial Report	20

Financial Review
Pfizer Inc. and Subsidiary Companies

Chantix/Champix	An aid to smoking cessation treatment	670	720	755	(7)	(5)
Pristiq	Depression	630	577	466	9	24
ReFacto AF/Xyntha	Hemophilia	584	506	404	15	25
Zoloft	Depression and certain anxiety disorders	541	573	532	(6)	8
Revatio	Pulmonary arterial hypertension (PAH)	534	535	481	—	11
Medrol	Inflammation	523	510	455	3	12
Zosyn/Tazocin	Antibiotic	484	636	952	(24)	(33)
Zithromax/Zmax	Bacterial infections	435	453	415	(4)	9
Effexor	Depression and certain anxiety disorders	425	678	1,718	(37)	(61)
Prevnar/Prevenar (7-valent)	Vaccine for prevention of pneumococcal disease	399	488	1,253	(18)	(61)
Fragmin	Anticoagulant	381	382	341	—	12
Relpax	Treat the symptoms of migraine headache	368	341	323	8	6
Rapamune	Immunosuppressant	346	372	388	(7)	(4)
Cardura	Hypertension/Benign prostatic hyperplasia	338	380	413	(11)	(8)
Tygacil	Antibiotic	335	298	324	12	(8)
Aricept(a)	Alzheimer's disease	326	450	454	(28)	(1)
Xanax XR	Anxiety disorders	274	306	307	(10)	—
BMP2	Development of bone and cartilage	263	340	400	(23)	(15)
Sulperazon	Antibiotic	262	218	213	20	2
Diflucan	Fungal infections	259	265	278	(2)	(5)
Caduet	Reduction of LDL cholesterol and hypertension	258	538	527	(52)	2
Neurontin	Seizures	235	289	322	(19)	(10)
Dalacin/Cleocin	Antibiotic for bacterial infections	232	192	214	21	(10)
Unasyn	Injectable antibacterial	228	231	244	(1)	(5)
Metaxalone/Skelaxin(b)	Muscle relaxant	223	203	—	10	*
Inspra	High blood pressure	214	195	157	10	24
Toviaz	Overactive bladder	207	187	137	11	36
Somavert	Acromegaly	197	183	157	8	17
Alliance revenues(c)	Various	3,492	3,630	4,084	(4)	(11)
All other(d)	Various	8,289	8,584	8,118	(3)	6

(a)	Represents direct sales under license agreement with Eisai Co., Ltd.

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

21	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	Lipitor, for the treatment of elevated LDL-cholesterol levels in the blood, recorded worldwide revenues of $3.9 billion, a decrease of 59%, in 2012, compared to 2011 due to:

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

2012 Financial Report	22

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

23	2012 Financial Report

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

2012 Financial Report	24

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

25	2012 Financial Report

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

2012 Financial Report	26

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

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	INDICATION
Eliquis (Apixaban)	For the prevention and treatment of venous thromboembolism, which is being developed in collaboration with BMS
Inlyta (Axitinib)	Oral and selective inhibitor of vascular endothelial growth factor (VEGF) receptor 1, 2 & 3 for the treatment of adjuvant renal cell carcinoma (Asia only)
Lyrica (Pregabalin)	Peripheral neuropathic pain; CR (once-a-day) dosing
Sutent	Adjuvant renal cell carcinoma
Tofacitinib	A JAK kinase inhibitor for the treatment of psoriasis and ulcerative colitis
Xalkori (Crizotinib)	An oral ALK and c-Met inhibitor for the treatment of ALK-positive 1st and 2nd line (supports potential full approval in the U.S.) non-small cell lung cancer
Zithromax/chloroquine	Malaria

27	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	INDICATION
ALO-02	A Mu-type opioid receptor agonist for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time
Dacomitinib	A pan-HER tyrosine kinase inhibitor for the treatment of previously treated advanced non-small cell lung cancer
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

•	reduced manufacturing volumes related to products that lost exclusivity in various markets; and

•	the favorable impact of foreign exchange of 3%,
partially offset by:

•	an unfavorable shift in geographic, product and business mix due to products that lost exclusivity in various markets.
2011 v. 2010

Cost of sales decreased 5% in 2011, compared to 2010, primarily due to:

•	lower purchase accounting charges, primarily reflecting the fair value adjustments to acquired inventory from Wyeth that was subsequently sold; and

•	savings associated with our cost-reduction and productivity initiatives, partially offset by:

•	the addition of costs from legacy King’s operations;

•	the Puerto Rico excise tax (for additional information, see the “Provision for Taxes on Income” section of this Financial Review);

2012 Financial Report	28

Financial Review
Pfizer Inc. and Subsidiary Companies

•	a shift in geographic and business mix; and

•	the unfavorable impact of foreign exchange of 2% in 2011.

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Selling, informational and administrative expenses	$16,616	$18,832	$18,973	(12)	(1)

2012 v. 2011

SI&A expenses decreased 12% in 2012, compared to 2011, primarily due to:

•	savings generated from a reduction in the field force and a decrease in promotional spending, both partly in response to product losses of exclusivity;

•	more streamlined corporate support functions; and

•	the favorable impact of foreign exchange of 2%,
partially offset by:

•	costs associated with the separation of Zoetis employees, net assets and operations from Pfizer.

2011 v. 2010

SI&A expenses were largely unchanged in 2011, compared to 2010, primarily due to:

•	the fee provided for under the U.S. Healthcare Legislation beginning in 2011;

•	the addition of legacy King operating costs; and

•	the unfavorable impact of foreign exchange of 2%,
offset by:

•	savings associated with our cost-reduction and productivity initiatives.

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Research and development expenses	$7,870	$9,074	$9,483	(13)	(4)
2012 v. 2011

R&D expenses decreased 13% in 2012, compared to 2011, primarily due to:

•	savings generated by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced cost-reduction and productivity initiatives; and

•	lower charges related to implementing our cost-reduction and productivity initiatives, partially offset by:

•	a $250 million payment to AstraZeneca to obtain the exclusive global over-the-counter rights to Nexium.

2011 v. 2010

R&D expenses decreased 4% in 2011, compared to 2010, primarily due to:

•	savings associated with our cost-reduction and productivity initiatives, partially offset by:

•	higher charges related to implementing our cost-reduction and productivity initiatives;

•	the addition of legacy King expenses; and

•	the unfavorable impact of foreign exchange of 1%.

R&D expenses also include payments for intellectual property rights of $371 million in 2012, $306 million in 2011 and $393 million in 2010 (for further discussion, see the “Our Business Development Initiatives” section of this Financial Review).

29	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Costs associated with acquisitions and cost-reduction/productivity initiatives	$2,855	$4,512	$3,926	(37)	15

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

2012 Financial Report	30

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

31	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(e)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction and productivity initiatives.

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges		Exit Costs	Accrual
Balance, January 1, 2011	$2,149	$—		$101	$2,250
Provision	1,794	256		125	2,175
Utilization and other(a)	(1,518)	(256)	—	(134)	(1,908)
Balance, December 31, 2011(b)	2,425	—		92	2,517
Provision	997	328		149	1,474
Utilization and other(a)	(1,629)	(328)		(84)	(2,041)
Balance, December 31, 2012(c)	$1,793	$—		$157	$1,950

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($1.6 billion) and Other noncurrent liabilities ($930 million).

(c)	Included in Other current liabilities ($1.2 billion) and Other noncurrent liabilities ($731 million).
Other Deductions—Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Other deductions—net	$4,031	$2,499	$3,941	61	(37)
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

2012 Financial Report	32

Financial Review
Pfizer Inc. and Subsidiary Companies

PROVISION FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2012	2011	2010	12/11	11/10
Provision for taxes on income	$2,562	$3,909	$1,153	(34)	239
Effective tax rate on continuing operations	21.2%	31.8%	12.2%

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

33	2012 Financial Report

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

2012 Financial Report	34

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

35	2012 Financial Report

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

*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

2012 Financial Report	36

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

(g)	Included in Other deductions—net (see the “Other Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other Deductions—Net).

37	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(h)	Substantially all included in Other deductions—net (see the “Other Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other Deductions—Net).

(i)	Included in Cost of sales (see also the “Costs and Expenses––Cost of Sales” section of this Financial Review).

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

2012 Financial Report	38

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

39	2012 Financial Report

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

2012 Financial Report	40

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

41	2012 Financial Report

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

2012 Financial Report	42

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

43	2012 Financial Report

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

2012 Financial Report	44

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
direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

•	legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products in certain European and emerging market countries;

•	the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

•	contingencies related to actual or alleged environmental contamination;

•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

45	2012 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•	legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

•	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

•	governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

•	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

•	any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

•	changes in U.S. generally accepted accounting principles;

•	uncertainties related to general economic, political, business, industry, regulatory and market conditions including,
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

2012 Financial Report	46

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

47	2012 Financial Report

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

2012 Financial Report	48

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

Ian Read
Chairman and Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 28, 2013

49	2012 Financial Report

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

2012 Financial Report	50

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

KPMG LLP
New York, New York

February 28, 2013

51	2012 Financial Report

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

KPMG LLP
New York, New York

February 28, 2013

2012 Financial Report	52

Consolidated Statements of Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2012	2011	2010
Revenues	$58,986	$65,259	$65,165
Costs and expenses:
Cost of sales(a)	11,334	14,076	14,788
Selling, informational and administrative expenses(a)	16,616	18,832	18,973
Research and development expenses(a)	7,870	9,074	9,483
Amortization of intangible assets	5,175	5,544	5,364
Restructuring charges and certain acquisition-related costs	1,880	2,930	3,145
Other deductions––net	4,031	2,499	3,941
Income from continuing operations before provision for taxes on income	12,080	12,304	9,471
Provision for taxes on income	2,562	3,909	1,153
Income from continuing operations	9,518	8,395	8,318
Discontinued operations:
Income/(loss) from discontinued operations––net of tax	297	350	(19)
Gain/(loss) on sale of discontinued operations––net of tax	4,783	1,304	(11)
Discontinued operations––net of tax	5,080	1,654	(30)
Net income before allocation to noncontrolling interests	14,598	10,049	8,288
Less: Net income attributable to noncontrolling interests	28	40	31
Net income attributable to Pfizer Inc.	$14,570	$10,009	$8,257

Earnings per common share––basic(b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.27	$1.07	$1.03
Discontinued operations––net of tax	0.68	0.21	—
Net income attributable to Pfizer Inc. common shareholders	$1.96	$1.28	$1.03
Earnings per common share––diluted(b)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.26	$1.06	$1.03
Discontinued operations––net of tax	0.68	0.21	—
Net income attributable to Pfizer Inc. common shareholders	$1.94	$1.27	$1.02

Weighted-average shares––basic	7,442	7,817	8,036
Weighted-average shares––diluted	7,508	7,870	8,074

Cash dividends paid per common share	$0.88	$0.80	$0.72

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

(b)	EPS amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

53	2012 Financial Report

Consolidated Statements of Comprehensive Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Net income before allocation to noncontrolling interests	$14,598	$10,049	$8,288

Foreign currency translation adjustments	$(811)	$796	$(3,534)
Reclassification adjustments(a)	(207)	(127)	(7)
	(1,018)	669	(3,541)
Unrealized holding gains/(losses) on derivative financial instruments	684	(502)	(1,043)
Reclassification adjustments for realized (gains)/losses(b)	(263)	239	702
	421	(263)	(341)
Unrealized holding gains/(losses) on available-for-sale securities	135	(143)	7
Reclassification adjustments for realized (gains)/losses(b)	3	15	(141)
	138	(128)	(134)
Benefit plans: Actuarial losses, net	(2,232)	(2,459)	(1,426)
Reclassification adjustments related to amortization(c)	473	284	262
Reclassification adjustments related to curtailments and settlements, net(c)	317	355	266
Other	22	(100)	88
	(1,420)	(1,920)	(810)
Benefit plans: Prior service credits and other	25	106	550
Reclassification adjustments related to amortization(c)	(69)	(69)	(42)
Reclassification adjustments related to curtailments and settlements, net(c)	(130)	(91)	(49)
Other	(3)	3	5
	(177)	(51)	464
Other comprehensive loss, before tax	(2,056)	(1,693)	(4,362)
Tax benefit on other comprehensive loss(d)	(225)	(959)	(375)
Other comprehensive loss before allocation to noncontrolling interests	$(1,831)	$(734)	$(3,987)

Comprehensive income before allocation to noncontrolling interests	$12,767	$9,315	$4,301
Less: Comprehensive income/(loss) attributable to noncontrolling interests	21	(5)	36
Comprehensive income attributable to Pfizer Inc.	$12,746	$9,320	$4,265

(a)	For 2012 and 2011, reclassified to Gain/(loss) on sale of discontinued operations—net of tax.

(b)	Reclassified into Other deductions—net in the consolidated statements of income.

(c)	Generally reclassified into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, in the consolidated statements of income.

(d)	See Note 5E. Tax Matters: Taxes on Items of Other Comprehensive Income/(Loss).

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2012 Financial Report	54

Consolidated Balance Sheets
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2012	2011

Assets
Cash and cash equivalents	$10,389	$3,182
Short-term investments	22,319	23,270
Accounts receivable, less allowance for doubtful accounts, 2012—$374; 2011—$226	12,378	13,058
Inventories	7,063	6,610
Taxes and other current assets	9,196	9,380
Assets of discontinued operations and other assets held for sale	70	5,317
Total current assets	61,415	60,817
Long-term investments	14,149	9,814
Property, plant and equipment, less accumulated depreciation	14,461	15,921
Goodwill	44,672	44,569
Identifiable intangible assets, less accumulated amortization	46,013	51,184
Taxes and other noncurrent assets	5,088	5,697
Total assets	$185,798	$188,002

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2012—$2,449; 2011—$6	$6,424	$4,016
Accounts payable	4,264	3,678
Dividends payable	1,734	1,796
Income taxes payable	1,010	1,009
Accrued compensation and related items	2,046	2,120
Other current liabilities	13,141	15,066
Liabilities of discontinued operations	—	1,224
Total current liabilities	28,619	28,909

Long-term debt	31,036	34,926
Pension benefit obligations	7,830	6,355
Postretirement benefit obligations	3,493	3,344
Noncurrent deferred tax liabilities	21,593	18,861
Other taxes payable	6,610	6,886
Other noncurrent liabilities	4,939	6,100
Total liabilities	104,120	105,381

Commitments and Contingencies

Preferred stock, without par value, at stated value; 27 shares authorized; issued: 2012—967; 2011—1,112	39	45
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2012—8,956; 2011—8,902	448	445
Additional paid-in capital	72,608	71,423
Employee benefit trusts	(1)	(3)
Treasury stock, shares at cost: 2012—1,680; 2011—1,327	(40,121)	(31,801)
Retained earnings	54,240	46,210
Accumulated other comprehensive loss	(5,953)	(4,129)
Total Pfizer Inc. shareholders’ equity	81,260	82,190
Equity attributable to noncontrolling interests	418	431
Total equity	81,678	82,621
Total liabilities and equity	$185,798	$188,002

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

55	2012 Financial Report

Consolidated Statements of Equity
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Employee Benefit Trusts		Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Fair Value	Shares	Cost	Retained Earnings	Accum. Other Comp. Inc./ (Loss)	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2010	1,511	$61	8,869	$443	$70,497	(19)	$(333)	(799)	$(21,632)	$40,426	$552	$90,014	$432	$90,446
Net income										8,257		8,257	31	8,288
Other comprehensive loss, net of tax											(3,992)	(3,992)	5	(3,987)
Cash dividends declared:
Common stock										(5,964)		(5,964)		(5,964)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(17)	(17)
Share-based payment transactions			2	—	209	1	14	(5)	(82)			141		141
Purchases of common stock								(61)	(1,000)			(1,000)		(1,000)
Employee benefit trust transactions—net					(19)	16	292					273		273
Preferred stock conversions and redemptions	(232)	(9)			(1)			—	2			(8)		(8)
Other			5	1	74	2	20	1	—	—		95	1	96
Balance, December 31, 2010	1,279	52	8,876	444	70,760	—	(7)	(864)	(22,712)	42,716	(3,440)	87,813	452	88,265
Net income										10,009		10,009	40	10,049
Other comprehensive loss, net of tax											(689)	(689)	(45)	(734)
Cash dividends declared:
Common stock										(6,512)		(6,512)		(6,512)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(19)	(19)
Share-based payment transactions			23	1	594			(5)	(90)			505		505
Purchases of common stock								(459)	(9,000)			(9,000)		(9,000)
Preferred stock conversions and redemptions	(167)	(7)			(2)			—	1			(8)		(8)
Other			3	—	71	—	4	1	—	—		75	3	78
Balance, December 31, 2011	1,112	45	8,902	445	71,423	—	(3)	(1,327)	(31,801)	46,210	(4,129)	82,190	431	82,621
Net income										14,570		14,570	28	14,598
Other comprehensive loss, net of tax											(1,824)	(1,824)	(7)	(1,831)
Cash dividends declared:
Common stock										(6,537)		(6,537)		(6,537)
Preferred stock										(3)		(3)		(3)
Noncontrolling interests													(9)	(9)
Share-based payment transactions			52	3	1,150			(4)	(97)			1,056		1,056
Purchases of common stock								(349)	(8,228)			(8,228)		(8,228)
Preferred stock conversions and redemptions	(145)	(6)			(3)			—	1			(8)		(8)
Other			2	—	38	—	2	—	4	—		44	(25)	19
Balance, December 31, 2012	967	$39	8,956	$448	$72,608	—	$(1)	(1,680)	$(40,121)	$54,240	$(5,953)	$81,260	$418	$81,678
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2012 Financial Report	56

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2012	2011	2010

Operating Activities
Net income before allocation to noncontrolling interests	$14,598	$10,049	$8,288
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	7,611	8,907	8,399
Asset write-offs and impairment charges	1,299	1,198	3,486
Share-based compensation expense	481	419	405
(Gain)/loss on sale of discontinued operations	(7,123)	(1,688)	11
Deferred taxes from continuing operations	739	307	2,109
Deferred taxes from discontinued operations	1,459	147	(156)
Benefit plan contributions (in excess of)/less than expense	135	(1,769)	(677)
Other non-cash adjustments, net	(203)	(172)	(49)
Other changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	275	(66)	(608)
Inventories	(631)	1,084	2,917
Other assets	83	701	(818)
Accounts payable	579	(367)	(301)
Other liabilities	(3,438)	1,508	1,114
Other tax accounts, net	1,190	(18)	(12,666)
Net cash provided by operating activities	17,054	20,240	11,454

Investing Activities
Purchases of property, plant and equipment	(1,327)	(1,660)	(1,513)
Purchases of short-term investments	(24,018)	(18,447)	(11,082)
Proceeds from redemptions and sales of short-term investments	25,302	14,176	5,699
Net proceeds from redemptions and sales of short-term investments with original maturities of 90 days or less	1,459	10,874	5,950
Purchases of long-term investments	(11,145)	(4,620)	(4,128)
Proceeds from redemptions and sales of long-term investments	4,990	2,147	4,737
Acquisitions, net of cash acquired	(1,050)	(3,282)	(273)
Proceeds from sale of businesses	11,850	2,376	—
Other investing activities	93	279	118
Net cash provided by/(used in) investing activities	6,154	1,843	(492)

Financing Activities
Proceeds from short-term borrowings	7,995	12,810	6,400
Principal payments on short-term borrowings	(3)	(3,826)	(9,249)
Net payments on short-term borrowings with original maturities of 90 days or less	(8,204)	(7,540)	(1,297)
Principal payments on long-term debt	(1,513)	(6,986)	(6)
Purchases of common stock	(8,228)	(9,000)	(1,000)
Cash dividends paid	(6,534)	(6,234)	(6,088)
Other financing activities	488	169	66
Net cash used in financing activities	(15,999)	(20,607)	(11,174)
Effect of exchange-rate changes on cash and cash equivalents	(2)	(29)	(31)
Net increase/(decrease) in cash and cash equivalents	7,207	1,447	(243)
Cash and cash equivalents, beginning	3,182	1,735	1,978

Cash and cash equivalents, ending	$10,389	$3,182	$1,735

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$2,430	$2,938	$11,775
Interest	1,873	2,085	2,155

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

57	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	58

Notes to Consolidated Financial Statements
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

59	2012 Financial Report

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

2012 Financial Report	60

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

61	2012 Financial Report

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

2012 Financial Report	62

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

63	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	64

Notes to Consolidated Financial Statements
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

The following table provides supplemental pro forma information:
	Unaudited Pro Forma Consolidated Results(a)
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)	2011	2010
Revenues	$65,368	$66,540
Net income attributable to Pfizer Inc.	10,228	8,013
Diluted earnings per share attributable to Pfizer Inc. common shareholders	1.30	0.99

(a)	The pro forma information for December 31, 2011 and 2010 assumes that the acquisition of King occurred on January 1, 2010.

65	2012 Financial Report

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

2012 Financial Report	66

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

67	2012 Financial Report

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

2012 Financial Report	68

Notes to Consolidated Financial Statements
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

69	2012 Financial Report

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

2012 Financial Report	70

Notes to Consolidated Financial Statements
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

71	2012 Financial Report

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

The following table provides the components of Provision for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
United States
Current income taxes:
Federal	$(752)	$1,349	$(2,790)
State and local	(44)	207	(323)
Deferred income taxes:
Federal	851	364	2,103
State and local	(328)	(240)	8
Total U.S. tax provision/(benefit)	(273)	1,680	(1,002)
International
Current income taxes	2,619	2,046	2,157
Deferred income taxes	216	183	(2)
Total international tax provision	2,835	2,229	2,155
Provision for taxes on income(a), (b), (c), (d)	$2,562	$3,909	$1,153
(a) In 2012, the Provision for taxes on income was impacted by the following:

2012 Financial Report	72

Notes to Consolidated Financial Statements
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

73	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	74

Notes to Consolidated Financial Statements
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

75	2012 Financial Report

Notes to Consolidated Financial Statements
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

E. Taxes on Items of Other Comprehensive Income/(Loss)

The following table provides the components of tax benefit on Other comprehensive loss:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011	2010
Foreign currency translation adjustments(a)	$110	$(61)	$(165)
Unrealized holding gains/(losses) on derivative financial instruments	246	(207)	(342)
Reclassification adjustments for realized (gains)/losses	(98)	97	215
	148	(110)	(127)
Unrealized holding gains/(losses) on available-for-sale securities	20	(17)	(4)
Reclassification adjustments for realized (gains)/losses	1	—	(18)
	21	(17)	(22)
Benefit plans: Actuarial losses, net	(721)	(993)	(504)
Reclassification adjustments related to amortization	171	99	94
Reclassification adjustments related to curtailments and settlements, net	105	118	98
Other	15	29	82
	(430)	(747)	(230)
Benefit plans: Prior service credits and other	7	41	210
Reclassification adjustments related to amortization	(27)	(27)	(18)
Reclassification adjustments related to curtailments and settlements, net	(51)	(35)	(19)
Other	(3)	(3)	(4)
	(74)	(24)	169
Tax benefit on other comprehensive loss	$(225)	$(959)	$(375)

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.

2012 Financial Report	76

Notes to Consolidated Financial Statements
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

77	2012 Financial Report

Notes to Consolidated Financial Statements
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

(i)	Some carrying amounts may include adjustments for discount or premium amortization or for the effect of interest rate swaps designated as hedges.

(j)	Includes foreign currency debt with fair values of $809 million as of December 31, 2012 and $919 million as of December 31, 2011, which are used as hedging instruments.

2012 Financial Report	78

Notes to Consolidated Financial Statements
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

79	2012 Financial Report

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

2012 Financial Report	80

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

81	2012 Financial Report

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

2012 Financial Report	82

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b), (c)		Amount of Gains/(Losses) Recognized in OCL (Effective Portion)(a), (d)		Amount of Gains/(Losses) Reclassified from OCL into OID (Effective Portion)(a), (d)
(MILLIONS OF DOLLARS)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign currency swaps	$—	$—	$676	$(496)	$257	$(243)

Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency swaps	(4)	7	200	(1,059)	—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign currency forward-exchange contracts	(61)	(260)	—	—	—	—
Foreign currency swaps	(7)	106	—	—	—	—

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency short-term borrowings	—	—	—	940	—	—
Foreign currency long-term debt	—	—	88	(41)	—	—
All other net	7	15	5	(4)	6	4
	$(65)	$(132)	$969	$(660)	$263	$(239)

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

83	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	84

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

85	2012 Financial Report

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

2012 Financial Report	86

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

(f)	For details, see our Consolidated Statements of Comprehensive Income and Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2013 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses	$(360)	$(54)	$(149)	$(46)
Prior service credits and other	7	2	8	45
Total	$(353)	$(52)	$(141)	$(1)

87	2012 Financial Report

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

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2012	2011
Healthcare cost trend rate assumed for next year	7.5%	7.8%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2027	2027

2012 Financial Report	88

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

89	2012 Financial Report

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

The following table provides information related to the funded status of selected benefit plans:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2012	2011	2012	2011	2012	2011
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$12,540	$12,005	$—	$—	$2,776	$2,529
Accumulated benefit obligation	15,870	13,799	1,465	1,225	5,056	4,446
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	12,540	12,005	—	—	6,432	2,686
Projected benefit obligation	16,268	14,835	1,549	1,431	9,193	4,951
All of our U.S. plans and substantially all of our international plans were underfunded as of December 31, 2012.

2012 Financial Report	90

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets:
		Fair Value(a)				Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2012	Level 1	Level 2	Level 3	As of December 31, 2011	Level 1	Level 2	Level 3
U.S. qualified pension plans
Cash and cash equivalents	$368	$—	$368	$—	$2,111	$—	$2,111	$—
Equity securities:
Global equity securities	3,536	3,519	17	—	2,522	2,509	12	1
Equity commingled funds	2,215	—	2,215	—	1,794	—	1,794	—
Debt securities:
Fixed income commingled funds	943	—	943	—	870	—	870	—
Government bonds	1,093	—	1,093	—	808	—	805	3
Corporate debt securities	2,414	—	2,411	3	1,971	—	1,966	5
Other investments:
Private equity funds	866	—	—	866	920	—	—	920
Insurance contracts	348	—	348	—	353	—	353	—
Other	757	—	—	757	656	—	—	656
Total	12,540	3,519	7,395	1,626	12,005	2,509	7,911	1,585
International pension plans
Cash and cash equivalents	299	—	299	—	299	—	299	—
Equity securities:
Global equity securities	1,723	1,638	85	—	1,513	1,432	81	—
Equity commingled funds	2,194	—	2,194	—	1,966	—	1,966	—
Debt securities:
Fixed income commingled funds	825	—	825	—	785	—	785	—
Government bonds	914	—	914	—	956	—	956	—
Corporate debt securities	613	—	613	—	536	—	536	—
Other investments:
Private equity funds	110	—	14	96	55	—	4	51
Insurance contracts	465	—	117	348	433	—	67	366
Other	446	—	57	389	410	—	62	348
Total	7,589	1,638	5,118	833	6,953	1,432	4,756	765
U.S. postretirement plans(b)
Cash and cash equivalents	28	—	28	—	19	—	19	—
Equity securities:
Global equity securities	79	79	—	—	24	24	—	—
Equity commingled funds	50	—	50	—	17	—	17	—
Debt securities:
Fixed income commingled funds	20	—	20	—	8	—	8	—
Government bonds	25	—	25	—	8	—	8	—
Corporate debt securities	55	—	55	—	19	—	19	—
Other investments:
Insurance contracts	350	—	350	—	312	—	312	—
Other	37	—	37	—	15	—	15	—
Total	$644	$79	$565	$—	$422	$24	$398	$—

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value).

91	2012 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(b)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs:
	Year Ended December 31,
	U.S. Qualified Pension Plans				International Pension Plans
	Private Equity Funds		Other		Insurance Contracts		Other
(MILLIONS OF DOLLARS)	2012	2011	2012	2011	2012	2011	2012	2011
Fair value, beginning	$920	$899	$656	$465	$366	$366	$348	$214
Actual return on plan assets:
Assets held, ending	4	(246)	61	24	8	8	(14)	(4)
Assets sold during the period	—	55	—	(6)	—	—	5	—
Purchases, sales and settlements, net	(58)	212	40	173	(5)	(12)	50	120
Transfer into/(out of) Level 3	—	—	—	—	(5)	(15)	—	12
Exchange rate changes	—	—	—	—	(16)	19	—	6
Fair value, ending	$866	$920	$757	$656	$348	$366	$389	$348

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

We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness.

2012 Financial Report	92

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

93	2012 Financial Report

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

2012 Financial Report	94

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

95	2012 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all RSU activity during 2012:
	Shares (Thousands)	Weighted- Average Grant Date Fair Value Per Share
Nonvested, December 31, 2011	41,940	$17.08
Granted	13,232	21.05
Vested	(15,464)	15.09
Reinvested dividend equivalents	1,585	22.95
Forfeited	(3,433)	19.17
Nonvested, December 31, 2012	37,860	$19.34

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2012	2011	2010
Total fair value of shares vested	$348	$256	$222
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$258	$264	$230
Weighted-average period over which RSU cost is expected to be recognized (years)	1.2	1.3	1.4

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

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2012	2011	2010
Expected dividend yield(a)	4.10%	4.14%	4.00%
Risk-free interest rate(b)	1.28%	2.59%	2.87%
Expected stock price volatility(c)	23.78%	25.55%	26.85%
Expected term(d) (years)	6.50	6.25	6.25

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

2012 Financial Report	96

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all stock option activity during 2012:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
Outstanding, December 31, 2011	429,553	$25.31
Granted	57,919	21.04
Exercised	(37,160)	15.98
Forfeited	(6,881)	19.12
Canceled	(60,476)	35.96
Outstanding, December 31, 2012	382,955	$24.00	5.0	$1,230
Vested and expected to vest(b), December 31, 2012	375,102	24.10	4.9	$1,183
Exercisable, December 31, 2012	225,829	$27.32	2.8	$308

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended/As of December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2012	2011	2010
Weighted-average grant date fair value per stock option	$2.79	$3.15	$3.25
Aggregate intrinsic value on exercise	$263	$32	$5
Cash received upon exercise	$568	$153	$16
Tax benefits realized related to exercise	$81	$10	$1
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$148	$177	$178
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.2	1.3	1.3

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

97	2012 Financial Report

Notes to Consolidated Financial Statements
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

The following table summarizes all PPS activity during 2012, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted- Average Intrinsic Value Per Share
Nonvested, December 31, 2011	—	$—
Granted	3,964	21.03
Vested	(2)	22.42
Forfeited	(220)	23.18
Nonvested, December 31, 2012	3,742	$25.08

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2012	2011	2010
Total fair value of shares vested	$—	$—	$—
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$33	$—	$—
Weighted-average period over which nonvested PPS cost is expected to be recognized (years)	2.2	—	—

2012 Financial Report	98

Notes to Consolidated Financial Statements
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

99	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	100

Notes to Consolidated Financial Statements
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

101	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	102

Notes to Consolidated Financial Statements
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

103	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	104

Notes to Consolidated Financial Statements
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

105	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	106

Notes to Consolidated Financial Statements
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

107	2012 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•	Actions in Canada

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

•	Petitioners in each of the six test cases have filed an election to bring a civil action.

2012 Financial Report	108

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

109	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	110

Notes to Consolidated Financial Statements
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

111	2012 Financial Report

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

2012 Financial Report	112

Notes to Consolidated Financial Statements
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
For R&D in all periods presented, certain significant items primarily reflect additional depreciation––asset restructuring and implementation costs.

(l)	Includes overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

113	2012 Financial Report

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

2012 Financial Report	114

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues

The following table provides revenues by product:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2012	2011(a)	2010
Revenues from biopharmaceutical products:
Lyrica	$4,158	$3,693	$3,063
Lipitor(b)	3,948	9,577	10,733
Enbrel (Outside the U.S. and Canada)	3,737	3,666	3,274
Prevnar 13/Prevenar 13	3,718	3,657	2,416
Celebrex	2,719	2,523	2,374
Viagra	2,051	1,981	1,928
Norvasc	1,349	1,445	1,506
Zyvox	1,345	1,283	1,176
Sutent	1,236	1,187	1,066
Premarin family	1,073	1,013	1,040
Genotropin	832	889	885
Xalatan/Xalacom	806	1,250	1,749
BeneFIX	775	693	643
Detrol/Detrol LA	761	883	1,013
Vfend	754	747	825
Chantix/Champix	670	720	755
Pristiq	630	577	466
ReFacto AF/Xyntha	584	506	404
Zoloft	541	573	532
Revatio	534	535	481
Medrol	523	510	455
Zosyn/Tazocin	484	636	952
Zithromax/Zmax	435	453	415
Effexor	425	678	1,718
Prevnar/Prevenar (7-valent)	399	488	1,253
Fragmin	381	382	341
Relpax	368	341	323
Rapamune	346	372	388
Cardura	338	380	413
Tygacil	335	298	324
Aricept(c)	326	450	454
Xanax XR	274	306	307
BMP2	263	340	400
Sulperazon	262	218	213
Diflucan	259	265	278
Caduet	258	538	527
Neurontin	235	289	322
Dalacin/Cleocin	232	192	214
Unasyn	228	231	244
Metaxalone/Skelaxin(d)	223	203	—
Inspra	214	195	157
Toviaz	207	187	137
Somavert	197	183	157
Alliance revenues(e)	3,492	3,630	4,084
All other biopharmaceutical products(f)	8,289	8,584	8,118
Total revenues from biopharmaceutical products	51,214	57,747	58,523
Revenues from other products:
Animal Health	4,299	4,184	3,575
Consumer Healthcare	3,212	3,028	2,748
Other(g)	261	300	319
Revenues	$58,986	$65,259	$65,165

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

115	2012 Financial Report

Notes to Consolidated Financial Statements
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

2012 Financial Report	116

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2012
Revenues	$14,885	$15,057	$13,976	$15,068
Costs and expenses(a)	11,853	10,383	10,683	12,107
Restructuring charges and certain acquisition-related costs(b)	597	190	302	791
Income from continuing operations before provision/(benefit) for taxes on income	2,435	4,484	2,991	2,170
Provision/(benefit) for taxes on income	711	1,290	(119)	680
Income from continuing operations	1,724	3,194	3,110	1,490
Discontinued operations—net of tax(c)	79	66	104	4,831
Net income before allocation to noncontrolling interests	1,803	3,260	3,214	6,321
Less: Net income attributable to noncontrolling interests	9	7	6	6
Net income attributable to Pfizer Inc.	$1,794	$3,253	$3,208	$6,315
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.23	$0.43	$0.42	$0.20
Discontinued operations—net of tax	0.01	0.01	0.01	0.66
Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.44	$0.43	$0.86
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.23	$0.42	$0.41	$0.20
Discontinued operations—net of tax	0.01	0.01	0.01	0.65
Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.43	$0.43	$0.85

Cash dividends paid per common share	$0.22	$0.22	$0.22	$0.22
Stock prices
High	$22.80	$23.30	$25.15	$26.09
Low	$20.75	$21.40	$22.00	$23.55

(a)	The fourth quarter of 2012 reflects historically higher Q4 costs in Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other deductions—net.

(b)	The fourth quarter of 2012 reflects higher employee termination costs.

(c)	The fourth quarter of 2012 reflects the gain on the sale of our Nutrition business.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

As of January 31, 2013, there were 207,223 holders of record of our common stock (New York Stock Exchange symbol PFE).

117	2012 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2011
Revenues	$16,024	$16,485	$16,609	$16,141
Costs and expenses(a)	12,124	12,409	11,978	13,514
Restructuring charges and certain acquisition-related costs(b)	890	478	1,090	472
Income from continuing operations before provision for taxes on income	3,010	3,598	3,541	2,155
Provision for taxes on income(c)	874	1,077	1,216	742
Income from continuing operations	2,136	2,521	2,325	1,413
Discontinued operations—net of tax	98	97	1,424	35
Net income before allocation to noncontrolling interests	2,234	2,618	3,749	1,448
Less: Net income attributable to noncontrolling interests	12	8	11	9
Net income attributable to Pfizer Inc.	$2,222	$2,610	$3,738	$1,439
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.27	$0.32	$0.30	$0.18
Discontinued operations—net of tax	0.01	0.01	0.19	—
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.48	$0.19
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.26	$0.32	$0.30	$0.18
Discontinued operations—net of tax	0.01	0.01	0.18	—
Net income attributable to Pfizer Inc. common shareholders	$0.28	$0.33	$0.48	$0.19

Cash dividends paid per common share	$0.20	$0.20	$0.20	$0.20
Stock prices
High	$20.57	$21.45	$20.95	$21.90
Low	$17.62	$19.10	$16.63	$17.05

(a)	The fourth quarter of 2011 reflects historically higher Q4 costs in Cost of sales and Selling, informational and administrative expenses, Research and development expenses and Other deductions—net.

(b)	The third quarter of 2011 reflects higher employee termination costs.

(c)	The third quarter of 2011 reflects the gain on the sale of Capsugel.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

2012 Financial Report	118

Financial Summary
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2012	2011	2010	2009	2008
Revenues	$58,986	$65,259	$65,165	$49,078	$47,529
Research and development expenses(b)	7,870	9,074	9,483	7,887	8,557
Other costs and expenses	37,156	40,951	43,066	26,138	26,790
Restructuring charges and certain acquisition-related costs(c)	1,880	2,930	3,145	4,330	2,662
Income from continuing operations before provision for taxes on income	12,080	12,304	9,471	10,723	9,520
Provision for taxes on income	2,562	3,909	1,153	2,150	1,582
Income from continuing operations	9,518	8,395	8,318	8,573	7,938
Discontinued operations—net of tax(d)	5,080	1,654	(30)	71	188
Less: Net income attributable to noncontrolling interests	28	40	31	9	22
Net income attributable to Pfizer Inc.	$14,570	$10,009	$8,257	$8,635	$8,104
Effective tax rate—continuing operations	21.2%	31.8%	12.2%	20.1%	16.6%
Depreciation and amortization(e)	$7,611	$8,907	$8,399	$4,757	$5,090
Property, plant and equipment additions(e)	1,327	1,660	1,513	1,205	1,701
Cash dividends paid	6,534	6,234	6,088	5,548	8,541
Working capital	32,796	31,908	35,764	28,537	16,748
Property, plant and equipment, less accumulated depreciation	14,461	15,921	17,607	21,316	12,864
Total assets	185,798	188,002	195,014	212,949	111,148
Long-term debt	31,036	34,926	38,410	43,192	7,955
Long-term capital(f)	134,307	136,408	144,542	150,562	68,637
Total Pfizer Inc. shareholders’ equity	81,260	82,190	87,813	90,014	57,556

Earnings per common share—basic(g)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.27	$1.07	$1.03	$1.22	$1.18
Discontinued operations—net of tax	0.68	0.21	—	0.01	0.03
Net income attributable to Pfizer Inc. common shareholders	$1.96	$1.28	$1.03	$1.23	$1.20
Earnings per common share—diluted(g)
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.26	$1.06	$1.03	$1.22	$1.17
Discontinued operations—net of tax	0.68	0.21	—	0.01	0.03
Net income attributable to Pfizer Inc. common shareholders	$1.94	$1.27	$1.02	$1.23	$1.20

Market value per share (December 31)	$25.08	$21.64	$17.51	$18.19	$17.71
Return on Pfizer Inc. shareholders’ equity	17.83%	11.78%	10.39%	13.42%	13.22%
Cash dividends paid per common share	$0.88	$0.80	$0.72	$0.80	$1.28
Pfizer Inc. shareholders’ equity per common share(h)	$11.17	$10.85	$10.96	$11.19	$8.56
Current ratio	2.15:1	2.10:1	2.21:1	1.75:1	1.61:1

Weighted-average shares—basic	7,442	7,817	8,036	7,007	6,727
Weighted-average shares—diluted	7,508	7,870	8,074	7,045	6,750

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011. For 2009, includes Wyeth commencing on the acquisition date of October 15, 2009.

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

119	2012 Financial Report

Financial Summary
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

150
125
100
75
50
2007
2008
2009
2010
2011
2012
PFIZER
PEER GROUP
S&P 500

Five Year Performance

	2007	2008	2009	2010	2011	2012
PFIZER	100.0	83.1	90.0	90.3	116.3	140.0
PEER GROUP	100.0	84.7	95.6	95.2	111.5	123.4
S&P 500	100.0	63.0	79.7	91.7	93.6	108.6

2012 Financial Report	120