Form 10-K, Exhibit 13
period 2013-12-31
PFIZER INC
filed 2014-02-28
CIK 78003

EXHIBIT 13

Pfizer Inc. 2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

INTRODUCTION

Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. (the Company). It should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2013 Annual Report on Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

•
Overview of Our Performance, Operating Environment, Strategy and Outlook. This section, beginning on page 2, provides information about the following: our business; our 2013 performance; our operating environment; our strategy; our business development initiatives, such as acquisitions, dispositions, licensing and collaborations; and our financial guidance for 2014.

•
Significant Accounting Policies and Application of Critical Accounting Estimates. This section, beginning on page 12, discusses those accounting policies and estimates that we consider important in understanding Pfizer’s consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Basis of Presentation and Significant Accounting Policies.

•	Analysis of the Consolidated Statements of Income. This section begins on page 17, and consists of the following sub-sections:

◦
Revenues. This sub-section, beginning on page 17, provides an analysis of our revenues and products for the three years ended December 31, 2013, including an overview of our important biopharmaceutical product developments.

◦	Costs and Expenses. This sub-section, beginning on page 29, provides a discussion about our costs and expenses.

◦	Provision for Taxes on Income. This sub-section, beginning on page 34, provides a discussion of items impacting our tax provisions.

◦	Discontinued Operations. This sub-section, on page 35, provides an analysis of the financial statement impact of our discontinued operations.

◦	Adjusted Income. This sub-section, beginning on page 35, provides a discussion of an alternative view of performance used by management.

•	Analysis of the Consolidated Statements of Comprehensive Income. This section, on page 40, provides a discussion of changes in certain components of other comprehensive income.

•	Analysis of the Consolidated Balance Sheets. This section, beginning on page 41, provides a discussion of changes in certain balance sheet accounts.

•	Analysis of the Consolidated Statements of Cash Flows. This section, beginning on page 42, provides an analysis of our consolidated cash flows for the three years ended December 31, 2013.

•
Analysis of Financial Condition, Liquidity and Capital Resources. This section, beginning on page 43, provides an analysis of selected measures of our liquidity and of our capital resources as of December 31, 2013 and December 31, 2012, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2013. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

•	New Accounting Standards. This section, on page 47, discusses accounting standards that we have recently adopted, as well as those that recently have been issued, but not yet adopted.

•
Forward-Looking Information and Factors That May Affect Future Results. This section, beginning on page 47, provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to, among other things, our anticipated operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies, including tax matters.

2013 Financial Report	1

Financial Review
Pfizer Inc. and Subsidiary Companies

OVERVIEW OF OUR PERFORMANCE, OPERATING ENVIRONMENT, STRATEGY AND OUTLOOK

Our Business

We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development and manufacture of healthcare products. Our global portfolio includes medicines and vaccines, as well as many of the world’s best-known consumer healthcare products. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products and, to a much lesser extent, from alliance agreements, under which we co-promote products discovered by other companies (Alliance revenues).

The majority of our revenues come from the manufacture and sale of biopharmaceutical products. The biopharmaceutical industry is highly competitive and highly regulated; as a result, we face a number of industry-specific challenges which can significantly impact our results. These factors include, among others: the loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights, healthcare legislation, regulatory environment and pricing and access pressures, pipeline productivity and competition among branded products. We also face challenges as a result of the global economic environment. For additional information about these challenges, see the “Our Operating Environment” section of this Financial Review.

The financial information included in our consolidated financial statements for our subsidiaries operating outside the United States (U.S.) is as of and for the year ended November 30 for each year presented.

References to developed markets include the U.S., Western Europe, Japan, Canada, Australia, Scandinavia, South Korea, Finland and New Zealand; and references to Emerging Markets include the rest of the world, including, among other countries, China, Brazil, Mexico, Russia, Turkey and India.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis), and recognized a gain of approximately $10.3 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in our consolidated statement of income for the year ended December 31, 2013. The operating results of this business are reported as Income from discontinued operations––net of tax in our consolidated statements of income through June 24, 2013, the date of disposal. In addition, in the consolidated balance sheet as of December 31, 2012, the assets and liabilities associated with this business are classified as Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate. For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures and see the “Our Business Development Initiatives”, “Discontinued Operations” and “Analysis of Financial Condition, Liquidity and Capital Resources” sections of this Financial Review.

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé and recognized a gain of approximately $4.8 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in our consolidated statement of income for the year ended December 31, 2012. The operating results of this business are reported as Income from discontinued operations––net of tax in our consolidated statements of income through November 30, 2012, the date of disposal. For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures and see the “Our Business Development Initiatives” and “Discontinued Operations” sections of this Financial Review.

On August 1, 2011, we completed the sale of our Capsugel business and recognized a gain of approximately $1.3 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in our consolidated statement of income for the year ended December 31, 2011. The operating results of this business are reported as Income from discontinued operations––net of tax in our consolidated statements of income through August 1, 2011, the date of disposal. For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures and see the “Our Business Development Initiatives” and “Discontinued Operations” sections of this Financial Review.

The assets, liabilities, operating results and cash flows of acquired businesses, such as King Pharmaceuticals, Inc. (King) (acquired on January 31, 2011), are included in our results on a prospective basis only commencing from the acquisition date. As such, our consolidated financial statements for the year ended December 31, 2011 reflect approximately 11 months of King’s U.S. operations and approximately 10 months of King’s international operations. For additional information about these acquisitions, see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions and see the “Our Business Development Initiatives” section of this Financial Review.

Our 2013 Performance

Revenues decreased 6% in 2013 to $51.6 billion, compared to $54.7 billion in 2012, which reflects an operational decline of $1.9 billion, or 4%.
The operational decrease was primarily the result of:

•	the continued erosion of branded Lipitor in the U.S., developed Europe and certain other developed markets (approximately $1.7 billion);

•	the loss of exclusivity for Geodon in March 2012 in the U.S. (approximately $130 million);

•	other product losses of exclusivity (approximately $1.3 billion);

•	the ongoing expiration of the Spiriva collaboration in certain countries (approximately $475 million);

2	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	decreased government purchases of the Prevnar family of products and Enbrel in certain emerging markets (approximately $160 million); and

•	lower revenues from generic atorvastatin (approximately $145 million), partially offset by:

•	the growth of certain products, including Lyrica, Inlyta, Celebrex and Xalkori in developed markets and Xeljanz in the U.S. (approximately $1.1 billion);

•
the overall growth in the rest of the Emerging Markets business unit (approximately $751 million), excluding the aforementioned decrease in the government purchases of the Prevnar family of products and Enbrel;

•	the overall growth in the Consumer Healthcare business unit (approximately $153 million); and

•	revenues from the transitional manufacturing and supply agreements with Zoetis (approximately $132 million).
In addition, Revenues were unfavorably impacted by foreign exchange of approximately $1.2 billion, or 2%, in 2013 compared to 2012.
Income from continuing operations was $11.4 billion in 2013 compared to $9.0 billion in 2012, primarily reflecting, among other items:

•
patent litigation settlement income recorded in 2013 (approximately $1.3 billion, pre-tax) (see also the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•
lower net charges for other legal matters (down approximately $2.2 billion, pre-tax) (see also the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•	additional benefits generated from our global cost-reduction/productivity initiatives, partially offset by spending to support new product launches;

•
a gain recorded in 2013 (approximately $459 million, pre-tax) associated with the transfer of certain product rights to our equity-method investment in China, Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer) (see also the “Our Business Development Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments); and

•	lower amortization of intangible assets (down approximately $510 million, pre-tax), partially offset by:

•	lower revenues, as discussed above;

•
higher asset impairments and related charges (up approximately $211 million, pre-tax) (see also the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net); and

•
a higher effective tax rate, primarily due to a decrease in tax benefits related to certain audit settlements in multiple jurisdictions covering various periods and a change in the jurisdictional mix of earnings (see also the “Provision for Taxes on Income” section of this Financial Review and Notes to Consolidated Financial Statements––Note 5. Tax Matters).

Also, see the “Discontinued Operations” section of this Financial Review.

Our Operating Environment

Intellectual Property Rights and Collaboration/Licensing Rights

The loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights can have a significant adverse effect on our revenues. Many of our products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or has been lost prior to the expiration date as a result of a legal challenge, we lose exclusivity on these products, and generic pharmaceutical manufacturers generally produce similar products and sell them for a lower price. This price competition can substantially decrease our revenues for the impacted products, often in a very short period of time.

Our biotechnology products, including BeneFIX, ReFacto, Xyntha, Enbrel (we market Enbrel outside of the U.S. and Canada) and the Prevnar family, may face competition in the future from biosimilars (also referred to as follow-on biologics). If competitors are able to obtain marketing approval for biosimilars that reference our biotechnology products, our biotechnology products may become subject to competition from these biosimilars, with attendant competitive pressure, and price reductions could follow. Expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant exclusivity period has expired. However, biosimilar manufacturing is complex, and biosimilars are not necessarily identical to the reference products. Therefore, at least initially upon approval of a biosimilar competitor, biosimilar competition with respect to biologics may not be as significant as generic competition with respect to small molecule drugs.

We have lost exclusivity for a number of our products in certain markets and we have lost collaboration rights with respect to a number of our alliance products in certain markets, and certain of our products and alliance products are expected to face significantly increased generic competition over the next few years.

2013 Financial Report	3

Financial Review
Pfizer Inc. and Subsidiary Companies

Specifically:

Recent Losses of Product Exclusivity Impacting Product Revenues

•
Lipitor has lost exclusivity in all major markets. Lipitor revenues were $2.3 billion in 2013, $3.9 billion in 2012 and $9.6 billion in 2011. We lost exclusivity for Lipitor in the U.S. in November 2011. The entry of multi-source generic competition in the U.S. began in May 2012, with attendant increased competitive pressures. Lipitor lost exclusivity in Japan in June 2011, Australia in April 2012 and most of developed Europe in March and May 2012 and now faces multi-source generic competition in those markets.

Prior to loss of exclusivity, sales of Lipitor in each market, except for those in Emerging Markets, were reported in our Primary Care business unit. Typically, as of the beginning of the fiscal year following loss of exclusivity in a market, sales of Lipitor in that market, except for those in Emerging Markets, were reported in our Established Products business unit. Sales of Lipitor in the U.S. and Japan have been reported in our Established Products business unit since January 1, 2012, and sales of Lipitor in developed Europe have been reported in our Established Products business unit since January 1, 2013.

The following table provides information about certain of our products impacted by losses of exclusivity (LOEs) in 2013 and 2012 (other than Lipitor), showing, by product, the LOE dates, the markets impacted and the revenues associated with those products in those LOE markets:

(MILLIONS OF DOLLARS)			Revenues in Markets Impacted
Products	LOE Dates	Markets Impacted	Year Ended December 31,
			2013	2012	2011
Xalatan and Xalacom	January 2012	Majority of European markets	$161	$275	$509
Aricept	February and April 2012	Majority of European markets	47	139	347
Geodon	March 2012	U.S.	84	214	859
Revatio tablet	September 2012	U.S.	67	312	312
Detrol IR and Detrol LA	September 2012	Majority of European markets	53	119	157
Lyrica	February 2013	Canada	101	206	185
Viagra	June 2013	Majority of European markets	265	370	400
Recent and Expected Losses of Collaboration Rights Impacting Alliance Revenues

•
Spiriva—Our collaboration with Boehringer Ingelheim (BI) for Spiriva expires on a country-by-country basis between 2012 and 2016. In the U.S. and certain European countries, the co-promotion agreements for Spiriva entered their final year in 2013, which resulted in a decline in Pfizer’s share of Spiriva revenues per the terms of those agreements. Additionally, in Australia, Canada and certain other European markets, the co-promotion agreements for Spiriva expired in 2013, which resulted in no additional revenues after the expiration date. We expect to experience a graduated decline in revenues from Spiriva through 2016 as agreements for other markets enter their final year and subsequently expire. Pfizer Alliance revenues related to Spiriva were $689 million in 2013, $1.2 billion in 2012 and $1.4 billion in 2011.

•	Aricept—Our rights to Aricept in Japan returned to Eisai Co., Ltd. in December 2012. The Aricept 23mg tablet lost exclusivity in the U.S. in July 2013.

•
Enbrel—Our U.S. and Canada co-promotion agreement with Amgen Inc. for Enbrel expired on October 31, 2013. While we are entitled to royalties for 36 months thereafter, we expect that those royalties will be significantly less than our previous share of Enbrel profits from U.S. and Canada sales. In addition, while our share of the profits from this co-promotion agreement previously was included in Revenues, our royalties after October 31, 2013 are and will be included in Other (income)/deductions––net, in our consolidated statements of income. Outside the U.S. and Canada, we continue to have the exclusive rights to market Enbrel. Enbrel revenues in the U.S. and Canada were $1.4 billion in 2013, $1.5 billion in 2012 and $1.3 billion in 2011.

•
Rebif—Our collaboration agreement with EMD Serono Inc. to co-promote Rebif in the U.S. will expire at the end of 2015. Rebif revenues were $401 million in 2013, $399 million in 2012 and $320 million in 2011.

Losses and Expected Losses of Product Exclusivity in 2014

•
We lost exclusivity for Detrol LA and Rapamune in the U.S. in January 2014. Revenues for Detrol/Detrol LA and Rapamune in the U.S. were $576 million in 2013, $671 million in 2012 and $745 million in 2011.

•
We expect to lose exclusivity for various other products in various markets in 2014, including Zyvox in Canada, Celebrex in developed Europe and Viagra in Japan and Australia. For Lyrica, regulatory exclusivity in the EU extends until 2014.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section of our 2013 Annual Report on Form 10-K.

Our financial results in 2013 and our financial guidance for 2014, respectively, reflect the impact and projected impact of the loss of exclusivity of various products and the expiration of certain alliance product contract rights discussed above. For additional information about our 2014 financial guidance, see the “Our Financial Guidance for 2014” section of this Financial Review.

We will continue to aggressively defend our patent rights whenever we deem appropriate. For more detailed information about our significant products, see the discussion in the “Revenues––Major Biopharmaceutical Products” section of this Financial Review. See Notes to

4	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation for a discussion of certain recent developments with respect to patent litigation.

Regulatory Environment/Pricing and Access––U.S. Healthcare Legislation

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, the U.S. Healthcare Legislation, and also known as the Affordable Care Act or ACA), was enacted in the U.S. For additional information, see the “Government Regulation and Price Constraints” section of our 2013 Annual Report on Form 10-K. This legislation has resulted in both current and longer-term impacts on us, as discussed below.

Certain provisions of the U.S. Healthcare Legislation became effective in 2010 or in 2011, while other provisions will become effective on various dates. The principal provisions affecting the biopharmaceutical industry provide for the following:

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

Impacts on our 2013 Results

We recorded the following amounts in 2013 as a result of the U.S. Healthcare Legislation:

•	$458 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$280 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government referred to above.

Impacts on our 2012 Results

We recorded the following amounts in 2012 as a result of the U.S. Healthcare Legislation:

•	$593 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$336 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government referred to above.

Impacts on our 2011 Results

We recorded the following amounts in 2011 as a result of the U.S. Healthcare Legislation:

•	$648 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$248 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government referred to above.

Other Impacts

•
Expansion of Healthcare Coverage—The financial impact of U.S. healthcare reform may be affected by certain additional developments over the next few years, including pending implementation guidance relating to the U.S. Healthcare Legislation and certain healthcare reform proposals. As of May 2013, the Congressional Budget Office estimates that the ACA will result in the coverage of 25 million previously uninsured individuals by 2017. Expanding insurance coverage is expected to result in a negligible change in overall pharmaceutical industry sales, as the uninsured are principally young and relatively healthy and it is expected that a significant percentage may be covered by Medicaid (under which sales of pharmaceutical products are subject to substantial rebates and, in many states, to formulary restrictions limiting access to brand-name drugs, including ours), and the restrictive benefit designs discourage the use of branded drugs. At the same time, the rebates, discounts, taxes and other costs associated with the ACA are a significant cost to the industry.

•
Biotechnology Products—The U.S. Healthcare Legislation also created a framework for the approval of biosimilars (also known as follow-on biologics) following the expiration of 12 years of exclusivity for the innovator biologic, with a potential six-month pediatric extension.

2013 Financial Report	5

Financial Review
Pfizer Inc. and Subsidiary Companies

Under the U.S. Healthcare Legislation, biosimilar applications may not be submitted until four years after the approval of the reference, innovator biologic. The U.S. Food and Drug Administration (FDA) is responsible for implementation of the legislation, which will require the FDA to address such key topics as the type and extent of data needed to establish biosimilarity; the data required to achieve interchangeability compared to biosimilarity; the naming convention for biosimilars; the tracking and tracing of adverse events; and the acceptability of data using a non-U.S. licensed comparator to demonstrate biosimilarity and/or interchangeability with a U.S.-licensed reference product. The FDA has begun to address some of these issues with the February 2012 release of three draft guidance documents. Specifically, the FDA has clarified that biosimilar applicants may use a non-U.S.-licensed comparator in certain studies to support a demonstration of biosimilarity to a U.S.-licensed reference product. Over the next several years, the FDA is expected to finalize the guidance documents released in 2012 and issue new draft guidance on clinical pharmacology for biosimilars. If competitors are able to obtain marketing approval for biosimilars referencing our biotechnology products, our biotechnology products may become subject to competition from biosimilars, with attendant competitive pressure, and price reductions could follow. Expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant exclusivity period has expired. However, biosimilar manufacturing is complex and biosimilars are not necessarily identical to the reference products. Therefore, at least initially upon approval of a biosimilar competitor, biosimilar competition with respect to biologics may not be as significant as generic competition with respect to small molecule drugs. As part of our business strategy, we are capitalizing on our expertise in biologics manufacturing, as well as our regulatory and commercial strengths, to develop biosimilar medicines. As such, a better-defined biosimilars approval pathway will assist us in pursuing approval of our own biosimilar products in the U.S.

Regulatory Environment/Pricing and Access––U.S. Government and Other Payer Group Pressures

Governments, managed care organizations and other payer groups continue to seek increasing discounts on our products through a variety of means, such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In particular, we continue to face widespread downward pressures on international pricing and reimbursement, particularly in developed European markets, Japan and in certain emerging markets, all of which have a large government share of pharmaceutical spending and are facing a difficult fiscal environment. Specific pricing pressures in 2013 included measures to reduce pharmaceutical prices and expenditures in Japan, France, Italy, Spain, Greece, Belgium, Ireland and Portugal. For additional information, see the “Government Regulation and Price Constraints––Outside the United States––Pricing and Reimbursement” section of our 2013 Annual Report on Form 10-K. Also, health insurers and benefit plans continue to limit access to certain of our medicines by imposing formulary restrictions in favor of the increased use of generics. In prior years, Presidential advisory groups tasked with reducing healthcare spending have recommended and legislative changes have been proposed that would allow the U.S. government to directly negotiate prices with pharmaceutical manufacturers on behalf of Medicare beneficiaries, which we expect would restrict access to and reimbursement for our products.

Specifically, in the U.S., the following government activities have potential impacts on our financial results:

•
Budget Control Act of 2011—In August 2011, the federal Budget Control Act of 2011 (the Budget Control Act) was enacted in the U.S. The Budget Control Act includes provisions to raise the U.S. Treasury Department's borrowing limit, known as the debt ceiling, and provisions to reduce the federal deficit by $2.4 trillion between 2012 and 2021. Deficit-reduction targets included $900 billion of discretionary spending reductions associated with the Department of Health and Human Services and various agencies charged with national security, but those discretionary spending reductions do not include programs such as Medicare and Medicaid or direct changes to pharmaceutical pricing, rebates or discounts. The Office of Management and Budget (OMB) was responsible for identifying the remaining $1.5 trillion of deficit reductions, which were divided evenly between defense and non-defense spending. The Budget Control Act spending reductions to date have not had a material adverse impact on our results of operations.

In December 2013, Congress enacted minor amendments to the Budget Control Act, providing for greater discretionary spending in 2014 and 2015 than originally budgeted. The amendments also provide for FDA user fee sequester relief for two years, allowing the FDA to continue to review new products. The new legislation continues to prohibit reductions in payments to Medicare providers from exceeding a 2% reduction of the originally budgeted amount, and extends this prohibition for two years (until 2023). The implications to Pfizer of these changes are expected to be nominal. However, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, and/or any significant additional taxes or fees that may be imposed on us, as part of any broader deficit-reduction effort or legislative replacement for the Budget Control Act, could have an adverse impact on our results of operations.

•
Sustainable Growth Rate Replacement—The Medicare physician payment formula known as the Sustainable Growth Rate (SGR) is routinely overridden by Congressional action because it would lead to dramatic decreases in physician payment. Congress issued a bi-partisan proposal to repeal the SGR and replace it with a new payment model. The proposed fee-for-service system would provide a modest annual payment rate increase until 2018, while allowing physicians and healthcare professionals to earn performance-based incentive payments after 2018. This form of SGR replacement is estimated by the Congressional Budget Office to cost the federal government approximately $130 billion over 10 years. The source of those funds has yet to be determined, but could include additional taxes on and/or rebate requirements applicable to the pharmaceutical industry, including Pfizer. Congress is considering a bill and is working to identify the means to pay for it prior to March 31, 2014, when the current SGR will expire.

•
Federal Debt Ceiling—After the U.S. federal debt ceiling was reached on May 19, 2013 and measures taken by the U.S. Treasury Department to enable the U.S. federal government to continue meeting its financial obligations were nearly exhausted, Congress enacted legislation on October 16, 2013 that suspended the debt ceiling through February 7, 2014 and preserved the ability of the U.S. Treasury Department to use “extraordinary measures” to avoid a default on U.S. federal government debt for a short period of time thereafter. In February 2014, Congress enacted legislation that further suspends the debt ceiling until March 15, 2015, effectively ensuring the U.S. federal government’s ability to satisfy its financial obligations until that date, including under Medicare, Medicaid and other publicly funded or subsidized health programs that have a direct impact on our results of operations.

As the healthcare cost growth rate in the U.S. continues to outpace inflation, cost-reduction and access pressures are increasing in intensity. Containing entitlement spending, including Medicare and Medicaid, is a major focus of deficit-reduction efforts. The ACA, which expanded the

6	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

role of the U.S. government as a healthcare payer, is accelerating changes in the U.S. healthcare marketplace, and the potential for additional pricing and access pressures continues to be significant. Some employers, seeking to avoid the tax on high-cost health insurance in the ACA imposed in 2018, are already scaling back healthcare benefits.

Overall, there is increasing pressure on U.S. providers to deliver healthcare at a lower cost and to ensure that those expenditures deliver demonstrated value in terms of health outcomes. Longer term, we are seeing a shift in focus away from fee-for-service payments towards outcomes-based payments and risk-sharing arrangements that reward providers for cost reductions. These new payment models can, at times, lead to lower prices for, and restricted access to, new medicines. At the same time, these models can also expand utilization by encouraging physicians to screen, diagnose and treat-to-goal.

In response to the evolving U.S. and global healthcare spending landscape, we are continuing to work with health authorities, health technology assessment and quality measurement bodies and major U.S. payers throughout the product-development process to better understand how these entities value our compounds and products. Further, we are seeking to develop stronger internal capabilities focused on demonstrating the value of the medicines that we discover or develop, register and manufacture, by recognizing patterns of usage of our medicines and competitor medicines along with patterns of healthcare costs.

Regulatory Environment––Pipeline Productivity

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses. We have encountered increasing regulatory scrutiny of drug safety and efficacy, even as we continue to gather safety and other data on our products, before and after the products have been launched. Our product lines must be replenished over time in order to offset revenue losses when products lose their exclusivity, as well as to provide for earnings growth. We devote considerable resources to R&D activities. These activities involve a high degree of risk and may take many years, and with respect to any specific R&D project, there can be no assurance that the development of any particular product candidate or new indication for an in-line product will achieve desired clinical endpoints and safety profile, will be approved by regulators or will be successful commercially. We continue to transform our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time.

During the development of a product, we conduct clinical trials to provide data on the drug’s safety and efficacy to support the evaluation of its overall benefit-risk profile for a particular patient population. In addition, after a product has been approved and launched, we continue to monitor its safety as long as it is available to patients, and post-marketing trials may be conducted, including trials requested by regulators and trials that we do voluntarily to gain additional medical knowledge. For the entire life of the product, we collect safety data and report potential problems to the FDA and other regulatory authorities. The FDA and regulatory authorities in other jurisdictions may evaluate potential safety concerns related to a product or a class of products and take regulatory actions in response, such as updating a product’s labeling, restricting the use of a product, communicating new safety information to the public, or, in rare cases, removing a product from the market.

Competition Among Branded Products

Many of our products face competition in the form of branded products, which treat similar diseases or indications. These competitive pressures can have an adverse impact on our results of operations.
The Global Economic Environment

In addition to the industry-specific factors discussed above, we, like other businesses, continue to face the effects of the challenging economic environment, which have impacted our biopharmaceutical operations in the U.S., Europe and Japan, and in a number of emerging markets.

•
We believe that patients, experiencing the effects of the challenging economic environment, including high unemployment levels, and increases in co-pays, sometimes switch to generic products, delay treatments, skip doses or use less effective treatments to reduce their costs. Challenging economic conditions in the U.S. also have increased the number of patients in the Medicaid program (and the number will continue to grow as a result of the Medicaid coverage expansion effective in some states in 2014), under which sales of pharmaceuticals are subject to substantial rebates and, in many states, to formulary restrictions limiting access to brand-name drugs, including ours. In addition, we continue to experience pricing pressure in various markets around the world, including in developed European markets, Japan and in a number of emerging markets, with government-mandated reductions in prices for certain biopharmaceutical products and government-imposed access restrictions in certain countries. Furthermore, some government agencies and third-party payers use health technology assessments in ways that, at times, lead to lower prices for and restricted access to new medicines.

•
We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. For further information about our Accounts Receivable, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

•
Significant portions of our revenues and earnings, as well as our substantial international net assets, are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. As we operate in multiple foreign currencies, including the euro, the Japanese yen, the Chinese renminbi, the U.K. pound, the Canadian dollar and approximately 100 other currencies, changes in those currencies relative to the U.S. dollar will impact our revenues and expenses. If the U.S. dollar were to weaken against another currency, assuming all other variables remained constant, our revenues would increase, having a positive impact on earnings, and our overall expenses would increase, having a negative impact on earnings. Conversely, if the U.S. dollar were to strengthen against another currency, assuming all other variables remained constant, our revenues would decrease,

2013 Financial Report	7

Financial Review
Pfizer Inc. and Subsidiary Companies

having a negative impact on earnings, and our overall expenses would decrease, having a positive impact on earnings. Therefore, significant changes in foreign exchange rates can impact our results and our financial guidance.
The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations can impact our results and financial guidance. For example, on February 13, 2013, the Venezuelan government devalued its currency from a rate of 4.3 to 6.3 of Venezuelan currency to the U.S. dollar. We incurred a foreign currency loss of $80 million immediately on the devaluation as a result of remeasuring the local balance sheets, and we have experienced and will continue to experience ongoing adverse impacts to earnings as our revenues and expenses will be translated into U.S. dollars at a lower rate. We cannot predict whether there will be further devaluations of the Venezuelan currency or devaluations of any other currencies.

Despite the challenging financial markets, Pfizer maintains a strong financial position. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future. Our long-term debt is rated high quality by both Standard & Poor’s (S&P) and Moody’s Investors Service. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified and available-for-sale debt securities. For further discussion about our financial condition, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

These and other industry-wide factors that may affect our businesses should be considered along with information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and in Part I, Item 1A, “Risk Factors,” of our 2013 Annual Report on Form 10-K.

Our Strategy

We believe that our medicines provide significant value for both healthcare providers and patients, not only from the improved treatment of diseases but also from a reduction in other healthcare costs, such as emergency room or hospitalization costs, as well as improvements in health, wellness and productivity. We continue to actively engage in dialogues about the value of our products and how we can best work with patients, physicians and payers to prevent and treat disease and improve outcomes. We continue to work within the current legal and pricing structures, as well as continue to review our pricing arrangements and contracting methods with payers, to maximize access to patients and minimize any adverse impact on our revenues. We remain firmly committed to fulfilling our company's purpose of innovating to bring therapies to patients that significantly improve their lives. By doing so, we expect to create value for the patients we serve and for our shareholders.

Commercial Operations

Following the full disposition of our Animal Health business on June 24, 2013, we managed our commercial operations through four operating segments––Primary Care; Specialty Care and Oncology; Established Products and Emerging Markets; and Consumer Healthcare. Prior to June 24, 2013, we managed our operations through these four operating segments, as well as our Animal Health operating segment. For additional information about this operating structure, see Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.

At the beginning of our fiscal year 2014, we began to manage our commercial operations through a new global commercial structure consisting of three businesses, each of which is led by a single manager––the Global Innovative Pharmaceutical business (GIP); the Global Vaccines, Oncology and Consumer Healthcare business (VOC); and the Global Established Pharmaceutical business (GEP). Beginning with our first quarter 2014 financial results, we will report under our new structure and will provide financial transparency into each of these businesses. Results for 2013 and prior periods in our 2013 Annual Report on Form 10-K and in this 2013 Financial Review are reported on the basis under which we managed our businesses in 2013 and do not reflect the 2014 reorganization.

A significant change effected by our new structure is the full integration of emerging markets into each business. Emerging markets are an important component of our strategy for global leadership, and our new structure recognizes that the demographics and rising economic power of the fastest-growing emerging markets are becoming more closely aligned with the profile found within developed markets.

Some additional information about each product grouping follows:

•
Global Innovative Pharmaceutical business––GIP comprises medicines within several therapeutic areas that are generally expected to have market exclusivity beyond 2015. These therapeutic areas include immunology and inflammation, cardiovascular/metabolic, neuroscience and pain, rare diseases and women's/men's health.

•
Global Vaccines, Oncology and Consumer Healthcare business~~––~~VOC focuses on the development and commercialization of vaccines and products for oncology and consumer healthcare. Each of the three businesses that comprise this group operates as a separate, global business, with distinct specialization in terms of the science, talent and market approach necessary to deliver value to consumers and patients.

•
Global Established Pharmaceutical business––GEP includes the brands that have lost market exclusivity and, generally, the mature, patent-protected products that are expected to lose exclusivity through 2015 in most major markets and, to a much smaller extent, generic pharmaceuticals. Additionally, GEP includes our sterile injectable products and biosimilar development portfolio, as well as current established product collaborations, such as our existing agreements with Mylan Inc. in Japan, Zhejiang Hisun Pharmaceuticals Co., Ltd. in China and Laboratório Teuto Brasileiro S.A. in Brazil.

We expect that the GIP and VOC biopharmaceutical portfolios of innovative, largely patent-protected, in-line products will be sustained by ongoing internal investments and targeted business development designed to maximize the value of our in-line products and ensure a robust pipeline of highly-differentiated product candidates in areas of unmet medical need. In addition, VOC includes our Consumer Healthcare

8	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

business, which manufactures and markets several well-known over-the-counter (OTC) brands. The assets managed by these groups are science-driven, highly differentiated and generally require a high-level of engagement with healthcare providers and consumers.

GEP is expected to generate strong consistent cash flow by providing patients around the world with access to effective, lower-cost, high-value treatments. GEP leverages our biologic development, regulatory and manufacturing expertise to advance its biosimilar development portfolio. GEP may also engage in targeted business development to further enable its commercial strategies.
In addition, one of our goals in implementing the new commercial structure is to streamline the critical capabilities needed to effectively demonstrate the value of our medicines to payers, institutions and policy makers. We expect to do this through the Global Health and Value function that is intended to align market access, pricing, health economics, real world data and outcomes research.
Research Operations
We continue to transform our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time.
Our R&D priorities include delivering a pipeline of differentiated therapies with the greatest scientific and commercial promise, innovating new capabilities that can position Pfizer for long-term leadership, and creating new models for biomedical collaboration that will expedite the pace of innovation and productivity. To that end, our research primarily focuses on five high-priority areas that have a mix of small molecules and large molecules––immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines. Other areas of focus include rare diseases and biosimilars.
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
For additional information about R&D by operating segment, see the “Costs and Expenses––Research and Development (R&D) Expenses––Research and Development Operations” section of this Financial Review. For additional information about our pending new drug applications and supplemental filings, see the “Analysis of the Consolidated Statements of Income––Product Developments––Biopharmaceutical” section of this Financial Review. For additional information about current and recent restructuring activities, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review. For additional information about recent transactions and strategic investments that we believe advance our pipeline and maximize the value of our in-line products, see the “Our Business Development Initiatives” section of this Financial Review.
Business Development
We continue to build on our broad portfolio of businesses and to expand our R&D pipeline through various business development transactions. For additional information about recent transactions and strategic investments that we believe have the potential to advance our pipeline, enhance our product portfolio and maximize the value of our in-line products, see the “Our Business Development Initiatives” section of this Financial Review.
Intellectual Property Rights
We continue to aggressively defend our patent rights against increasingly aggressive infringement whenever appropriate, and we will continue to support efforts that strengthen worldwide recognition of patent rights while taking necessary steps designed to ensure appropriate patient access. In addition, we will continue to employ innovative approaches designed to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of our products, and we will continue to participate in the generics market for our products, whenever appropriate, once they lose exclusivity. For additional information about our current efforts to enforce our intellectual property rights, see Notes to Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation.
Capital Allocation and Expense Management
We seek to maintain a strong balance sheet and robust liquidity so that we continue to have the financial resources necessary to take advantage of prudent commercial, research and business development opportunities and to directly enhance shareholder value through dividends and share repurchases. For additional information about our financial condition, liquidity, capital resources, share repurchases and dividends, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.
We remain focused on achieving an appropriate cost structure for the Company. For additional information about our cost-reduction and productivity initiatives, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review.
On June 27, 2013, our Board of Directors authorized a new $10 billion share-purchase plan, to be utilized over time. Also, on December 16, 2013, our Board of Directors declared a first-quarter 2014 dividend of $0.26 per share, an increase from the $0.24 per-share quarterly dividend paid during 2013.

2013 Financial Report	9

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Business Development Initiatives

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, dispositions and acquisitions. We view our business development activity as an enabler of our strategies, and we seek to generate earnings growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We are especially interested in opportunities in our five high-priority therapeutic areas—immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines––and in emerging markets and established products. Other areas of focus include rare diseases and biosimilars. We assess our businesses and assets as part of our regular, ongoing portfolio review process and also continue to consider business development activities for our businesses.

The more significant recent transactions and events are described below.

•
Collaboration with Eli Lilly & Company (Lilly)––In October 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer's tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. The tanezumab program currently is subject to a partial clinical hold by the FDA pending submission of nonclinical data to the FDA. We anticipate submitting that data by the end of 2014. Under the agreement with Lilly, we are eligible to receive certain payments from Lilly upon the achievement of specified clinical, regulatory and commercial milestones, including an upfront payment of $200 million that is contingent upon the parties continuing in the collaboration after receipt of the FDA’s response to the submission of the nonclinical data. Both Pfizer and Lilly have the right to terminate the agreement under certain conditions.

•
ViiV Healthcare Limited (ViiV)––On August 12, 2013, the FDA approved Tivicay (dolutegravir), a product for the treatment of HIV-1 infection, developed by ViiV, an equity-method investee. This approval, in accordance with the agreement between GlaxoSmithKline plc and Pfizer, triggered a reduction in our interest in ViiV from 13.5% to 12.6% and an increase in GlaxoSmithKline plc's equity interest in ViiV from 76.5% to 77.4% effective October 1, 2013. As a result, in 2013, we recognized a loss of approximately $32 million in Other (income)/deductions––net. We continue to account for our investment in ViiV under the equity method due to the significant influence that we continue to have through our board representation and minority veto rights.

On October 31, 2012, ViiV acquired the remaining 50% of Shionogi-ViiV Healthcare LLC, its equity-method investee, from Shionogi & Co., Ltd. (Shionogi) in consideration for a 10% interest in ViiV (newly issued shares) and contingent consideration in the form of future royalties. For additional information, see Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity Method Investments.

•
Animal Health/Zoetis––On June 24, 2013, we completed the full disposition of our Animal Health business. The full disposition was completed through a series of steps, including the formation of Zoetis, an initial public offering (IPO) of an approximate 19.8% interest in Zoetis and an exchange offer for the remaining 80.2% interest. For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

•
Collaboration with Merck & Co., Inc. (Merck)––On April 29, 2013, we announced that we entered into a worldwide, except Japan, collaboration agreement with Merck for the development and commercialization of Pfizer's ertugliflozin (PF-04971729), an investigational oral sodium glucose cotransporter (SGLT2) inhibitor currently in Phase 3 development for the treatment of type 2 diabetes.

•
Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer)––On September 6, 2012, we and Zhejiang Hisun Pharmaceuticals Co., Ltd. formed a new company, Hisun Pfizer, to develop, manufacture, market and sell pharmaceutical products, primarily branded generic products, predominately in China. On January 1, 2013, we contributed assets constituting a business to this 49%-owned equity-method investment and recognized a pre-tax gain of approximately $459 million in Other (income)/deductions––net. For additional information, see Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

•
Nutrition Business––On November 30, 2012, we completed the sale of our Nutrition business to Nestlé for $11.85 billion in cash. For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

•
NextWave Pharmaceuticals Incorporated (NextWave)––On November 27, 2012, we completed our acquisition of NextWave, a privately held, specialty pharmaceutical company. As a result of the acquisition, we now hold exclusive North American rights to Quillivant XR™ (methylphenidate hydrochloride), the first once-daily liquid medication approved in the U.S. for the treatment of attention deficit hyperactivity disorder. The total consideration for the acquisition was approximately $442 million, which consisted of upfront payments to NextWave's shareholders of approximately $278 million and contingent consideration with an estimated acquisition-date fair value of approximately $164 million. In 2013, as a result of lowered commercial forecasts, the fair value of the contingent consideration decreased and we recognized a pre-tax gain of approximately $114 million in Other (income)/deductions––net. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
Nexium Over-The-Counter Rights––In August 2012, we entered into an agreement with AstraZeneca for the exclusive, global, OTC rights for Nexium, a leading prescription drug currently approved to treat the symptoms of gastroesophageal reflux disease. We made an upfront payment of $250 million to AstraZeneca, and AstraZeneca is eligible to receive milestone payments of up to $550 million based on product launches and level of sales as well as royalty payments based on sales. In August 2013, the European Commission granted a Marketing Authorization for 'Nexium Control' OTC, with non-prescription status in all EU member states for the short-term treatment of reflux symptoms (including heartburn and acid regurgitation in adults). A new drug application submission for Nexium OTC in the U.S. in a 20mg delayed-release capsule was accepted for review by the FDA in the first half of 2013.

10	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Biocon Alliance––On March 12, 2012, Biocon and Pfizer concluded their October 18, 2010 alliance to commercialize Biocon’s biosimilar versions of insulin and insulin analog products. The companies agreed that, due to the individual priorities for their respective biosimilars businesses, each company would move forward independently.

•
Alacer Corp. (Alacer)––On February 26, 2012, we completed our acquisition of Alacer, a company that manufactured, marketed and distributed Emergen-C, a line of effervescent, powdered drink mix vitamin supplements. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
Ferrosan Holding A/S (Ferrosan)––On December 1, 2011, we completed our acquisition of the consumer healthcare business of Ferrosan, a Danish company engaged in the sale of science-based consumer healthcare products, including dietary supplements and lifestyle products, primarily in the Nordic region and the emerging markets of Russia and Central and Eastern Europe. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
Excaliard Pharmaceuticals, Inc. (Excaliard)––On November 30, 2011, we completed our acquisition of Excaliard, a privately owned biopharmaceutical company. Excaliard‘s lead compound, EXC-001, a Phase 2 compound, is an antisense oligonucleotide designed to interrupt the process of skin fibrosis by inhibiting expression of connective tissue growth factor (CTGF). The total consideration for the acquisition was approximately $174 million. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
GlycoMimetics, Inc. (GlycoMimetics)––In October 2011, we entered into an agreement with GlycoMimetics for their investigational compound GMI-1070. GMI-1070 is a pan-selectin antagonist in development for the treatment of vaso-occlusive crisis associated with sickle cell disease. GMI-1070 has received Orphan Drug and Fast Track status from the FDA. Under the terms of the agreement, Pfizer received an exclusive worldwide license to GMI-1070 for vaso-occlusive crisis associated with sickle cell disease and for other diseases for which the drug candidate may be developed. GlycoMimetics was responsible for completion of the Phase 2 trial under Pfizer’s oversight, and Pfizer is responsible for all further development and commercialization. GlycoMimetics is entitled to payments up to approximately $340 million, including an upfront payment as well as development, regulatory and commercial milestones. GlycoMimetics is also eligible for royalties on any sales.

•
Icagen, Inc. (Icagen)––On September 20, 2011, we completed our cash tender offer for the outstanding shares of Icagen, resulting in an approximate 70% ownership of the outstanding shares of Icagen, a biopharmaceutical company focused on discovery, development and commercialization of novel, orally-administered small molecule drugs that modulate ion channel targets. On October 27, 2011, we acquired all of the remaining shares of Icagen. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

•
Capsugel––On August 1, 2011, we sold our Capsugel business for approximately $2.4 billion in cash. For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

•
King Pharmaceuticals, Inc. (King)––On January 31, 2011 (the acquisition date), we completed a tender offer for the outstanding shares of common stock of King and acquired approximately 92.5% of the outstanding shares for approximately $3.3 billion in cash. On February 28, 2011, we acquired the remaining shares of King for approximately $300 million in cash. As a result, the total fair value of consideration transferred for King was approximately $3.6 billion in cash ($3.2 billion, net of cash acquired). For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

Our Financial Guidance for 2014

The following table provides our financial guidance for 2014(a), (b):
Adjusted revenues	$49.2 to $51.2 billion
Adjusted cost of sales as a percentage of adjusted revenues	19.0% to 20.0%
Adjusted selling, informational and administrative expenses	$13.5 to $14.5 billion
Adjusted research and development expenses	$6.4 to $6.9 billion
Adjusted other (income)/deductions	Approximately $100 million
Effective tax rate on adjusted income	Approximately 27.0%
Reported diluted Earnings per Share (EPS)	$1.57 to $1.72
Adjusted diluted EPS	$2.20 to $2.30

(a)
Does not assume the completion of any business-development transactions not completed as of December 31, 2013, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2013.

(b)	For an understanding of Adjusted income and its components and Adjusted diluted EPS (all of which are non-GAAP financial measures), see the "Adjusted Income" section of this Financial Review.

2013 Financial Report	11

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides a reconciliation of 2014 Adjusted income and Adjusted diluted EPS guidance to the 2014 Reported net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance:

Full-Year 2014 Guidance
(BILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	Net Income(a)	Diluted EPS(a)
Adjusted income/diluted EPS(b) guidance	$14.1 - $14.8	$2.20 - $2.30
Purchase accounting impacts of transactions completed as of December 31, 2013	(2.8)	(0.43)
Restructuring and implementation costs and other	(1.0 - 1.3)	(0.15 - 0.20)
Reported net income attributable to Pfizer Inc./diluted EPS guidance	$10.0 - $11.0	$1.57 - $1.72

(a)
Does not assume the completion of any business-development transactions not completed as of December 31, 2013, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of December 31, 2013.

(b)	For an understanding of Adjusted income and Adjusted diluted EPS (which are non-GAAP financial measures), see the “Adjusted Income” section of this Financial Review.

The exchange rates assumed in connection with the 2014 financial guidance are as of mid-January 2014.

Adjusted and Reported diluted EPS guidance assumes diluted weighted-average shares outstanding of approximately 6.4 billion shares.

In addition, revenues and cost of sales from the transitional manufacturing and supply agreements with Zoetis have been excluded from the applicable Adjusted components of the financial guidance.

For additional information about our actual and anticipated costs and cost savings associated with our cost-reduction initiatives and our new global commercial structure, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review.

Our 2014 financial guidance is subject to a number of factors and uncertainties—as described in the “Our Operating Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results” sections of this Financial Review and Part I, Item 1A, “Risk Factors,” of our 2013 Annual Report on Form 10-K.

SIGNIFICANT ACCOUNTING POLICIES AND APPLICATION OF CRITICAL ACCOUNTING ESTIMATES

For a description of our significant accounting policies, see Notes to Consolidated Financial Statements––Note 1. Basis of Presentation and Significant Accounting Policies.

Of these policies, the following are considered critical to an understanding of Pfizer’s Consolidated Financial Statements as they require the application of the most difficult, subjective and complex judgments: (i) Acquisitions (Note 1D); (ii) Fair Value (Note 1E); (iii) Revenues (Note 1G); (iv) Asset Impairments (Note 1K); (v) Benefit Plans (Note 1P); and (vi) Contingencies, including Tax Contingencies (Note 1O) and Legal and Environmental Contingencies (Note 1Q).

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

For a discussion about the application of Fair Value to our asset impairments, see “Asset Impairment Reviews” below.

Revenues

As is typical in the biopharmaceutical industry, our gross product sales are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized and primarily represent rebates and discounts to government agencies, wholesalers, distributors and managed care organizations with respect to our pharmaceutical products. See also Notes to Consolidated Financial Statements––Note 1G. Basis of Presentation and Significant Accounting Policies: Revenues for a detailed description of the nature of our sales deductions and our procedures for estimating our obligations. For example:

•
For Medicaid, Medicare and performance-based contract rebates, we use our experience ratio of rebates paid and actual prescriptions written during prior quarters, which may be adjusted to better match our current experience or our expected future experience.

12	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Outside the U.S., the majority of our pharmaceutical rebates, discounts and price reductions (collectively, sales allowances) are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period, which reduces the risk of variations in the estimation process. In certain European countries, rebates are calculated on the government’s total unbudgeted pharmaceutical spending or on specific product sales thresholds, and we apply an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us monitor the adequacy of these accruals.

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

•
In 2013, $803 million, reflecting (i) $394 million of developed technology rights (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth; (ii) $227 million related to IPR&D compounds; (iii) $109 million of indefinite lived brands, primarily related to our biopharmaceutical indefinite-lived brand, Xanax/Xanax XR; and (iv) $73 million of other finite-lived intangible assets, related to platform technology, that no longer have an alternative future use. The intangible asset impairment charges for 2013 reflect, among other things, updated commercial forecasts and, with regard to IPR&D, also reflect the impact of new scientific findings and delayed launch dates. The intangible asset impairment charges for 2013 are associated with the following: Specialty Care ($394 million); Established Products ($201 million); Worldwide Research and Development ($140 million); Primary Care ($54 million); and Consumer Healthcare ($14 million).

•
In 2012, $835 million, reflecting (i) $393 million of IPR&D assets, primarily related to compounds that targeted autoimmune and inflammatory diseases (full write-off) and, to a lesser extent, compounds related to pain treatment; (ii) $175 million related to our Consumer Healthcare indefinite-lived brand assets, primarily Robitussin, a cough suppressant; (iii) $242 million related to developed technology rights, a charge composed of impairments of various products, none of which individually exceeded $45 million; and (iv) $25 million of finite-lived brands. The intangible asset impairment charges for 2012 reflect, among other things, the impact of new scientific findings, updated commercial forecasts, changes in pricing, an increased competitive environment and litigation uncertainties regarding intellectual property. The impairment charges in 2012 are associated with the following: Worldwide Research and Development ($303 million); Consumer Healthcare ($200 million); Primary Care ($137 million); Established Products ($83 million); Specialty Care ($56 million); and Emerging Markets ($56 million).

2013 Financial Report	13

Financial Review
Pfizer Inc. and Subsidiary Companies

•
In 2011, $834 million, the majority of which relates to intangible assets that were acquired as part of our acquisition of Wyeth. These impairment charges reflect (i) $458 million of IPR&D assets, primarily related to two compounds for the treatment of certain autoimmune and inflammatory diseases; (ii) $193 million related to our biopharmaceutical indefinite-lived brand, Xanax/Xanax XR; and (iii) $183 million related to developed technology rights comprising the impairment of five assets. The intangible asset impairment charges for 2011 reflect, among other things, the impact of new scientific findings and an increased competitive environment. The impairment charges in 2011 are associated with the following: Worldwide Research and Development ($394 million); Established Products ($193 million); Specialty Care ($135 million); Primary Care ($56 million); and Oncology ($56 million).

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

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include IPR&D assets (approximately $443 million as of December 31, 2013) and newly acquired or recently impaired indefinite-lived brand assets (approximately $1.5 billion as of December 31, 2013). IPR&D assets are high-risk assets, as research and development is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

•
One of our indefinite-lived biopharmaceutical brands, Xanax/Xanax XR, was written down to its fair value of $1.2 billion at the end of the third quarter of 2013. This asset continues to be at risk for future impairment. Any negative change in the undiscounted cash flows, discount rate and/or tax rate could result in an impairment charge. Xanax/Xanax XR, which was launched in the mid-1980s and acquired in 2003, must continue to remain competitive against its generic challengers or the associated asset may become impaired again. We re-considered and confirmed the classification of this asset as indefinite-lived at the time of the impairment. We will continue to closely monitor this asset.

Goodwill

As a result of our goodwill impairment review work, we concluded that none of our goodwill is impaired as of December 31, 2013, and we do not believe the risk of impairment is significant at this time.

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

14	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Specifically:

•
When we estimate the fair value of our five biopharmaceutical reporting units as in effect prior to our January 1, 2014 reorganization we rely solely on the income approach. We use the income approach exclusively as many of our products are sold in multiple reporting units and as one reporting unit is geographic-based while the others are product and/or customer-based. Further, the projected cash flows from a single product may reside in up to three reporting units at different points in future years and the discounted cash flow method would reflect the movement of products among reporting units. As such, the use of the comparable guideline company method is not practical or reliable. For the income approach, we use the discounted cash flow method.

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

While all reporting units can confront events and circumstances that can lead to impairment, we do not believe that the risk of goodwill impairment for any of our reporting units as of December 31, 2013, is significant at this time.

Our Consumer Healthcare reporting unit has the narrowest difference between estimated fair value and estimated book value. However, we believe that it would take a significant negative change in the undiscounted cash flows, the discount rate and/or the market multiples in the consumer industry for the Consumer Healthcare reporting unit goodwill to be impaired. Our Consumer Healthcare reporting unit performance and consumer healthcare industry market multiples are highly correlated with the overall economy and our specific performance is also dependent on our and our competitors’ innovation and marketing effectiveness, and on regulatory developments affecting claims, formulations and ingredients of our products.

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and Part I. Item 1A "Risk Factors" in our 2013 Annual Report on Form 10-K.

Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined contribution and defined benefit plans, as well as other postretirement benefit plans consisting primarily of healthcare and life insurance for retirees (see Notes to Consolidated Financial Statements—Note 1P. Basis of Presentation and Significant Accounting Policies: Pension and Postretirement Benefit Plans and Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans). Beginning on January 1, 2011, for employees hired in the U.S. and Puerto Rico after December 31, 2010, we no longer offer a defined benefit plan and, instead, offer an enhanced benefit under our defined contribution plan. In addition to the standard matching contribution by the Company, the enhanced benefit provides an automatic Company contribution for such eligible employees based on age and years of service. Also, on May 8, 2012, we announced to employees that as of January 1, 2018, Pfizer will transition its U.S. and Puerto Rico employees from its defined benefit plans to an enhanced defined contribution savings plan.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which result from a complex series of judgments about future events and uncertainties. The assumptions and actuarial estimates required to estimate the employee benefit obligations for the defined benefit and postretirement plans may include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); and healthcare cost trend rates.

As of December 31, 2013, our Pension benefit obligations, net and our Postretirement benefit obligations, net declined, in the aggregate, by approximately $4.0 billion compared to December 31, 2012. The decline reflects, among other things, a significant increase in our discount rate assumptions, used in the measurement of the plan obligations, as well as the impact of a strong return on plan assets for plans with assets.

Our assumptions reflect our historical experiences and our judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of our benefit plans can materially impact our results of operations.

The following table provides the expected versus actual rate of return on plan assets and the discount rate used to measure the benefit obligations for our U.S. qualified pension plans and our international pension plans(a):

	2013	2012	2011
U.S. Qualified Pension Plans
Expected annual rate of return on plan assets	8.5%	8.5%	8.5%
Actual annual rate of return on plan assets	11.3	12.7	3.4
Discount rate used to measure the plan obligations	5.2	4.3	5.1
International Pension Plans
Expected annual rate of return on plan assets	5.8	5.6	5.9
Actual annual rate of return on plan assets	13.1	9.6	2.7
Discount rate used to measure the plan obligations	3.9	3.8	4.7

(a)
For additional assumptions associated with our benefit plans, see Notes to Consolidated Financial Statements—Note 11B. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Actuarial Assumptions.

2013 Financial Report	15

Financial Review
Pfizer Inc. and Subsidiary Companies

Expected Annual Rate of Return on Plan Assets

The assumptions for the expected annual rate of return on all of our plan assets reflect our actual historical return experience and our long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of our targeted asset allocation in our respective plans (see Notes to Consolidated Financial Statements—Note 11D. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Plan Assets for asset allocation ranges and actual asset allocations for 2013 and 2012).

The expected annual rate of return on plan assets for our U.S. plans and the majority of our international plans is applied to the fair value of plan assets at each year-end and the resulting amount is reflected in our net periodic benefit costs in the following year. Holding all other assumptions constant, the effect of a 50 basis point decline in our assumption for the expected annual rate of return on plan assets would increase our 2014 net periodic benefit costs by approximately $101 million, pre-tax.

The actual return on plan assets resulted in an increase in our aggregate plan assets of approximately $2.4 billion during 2013.

Discount Rate Used to Measure Plan Obligations

The discount rate used to measure the plan obligations for our U.S. defined benefit plans is determined at least annually and evaluated and modified, as required, to reflect the prevailing market rate of a portfolio of high-quality corporate bond investments, rated AA/Aa or better, that would provide the future cash inflows needed to settle our benefit obligations as they come due. The discount rate used to measure the plan obligations for our international plans is determined at least annually by reference to investment grade corporate bonds, rated AA/Aa or better, including, when there are sufficient data, a yield-curve approach. These discount rate determinations are made in consideration of local requirements.

The measurement of the plan obligations at the end of the year will affect the amount of service cost, interest cost and amortization expense reflected in our net periodic benefit costs in the following year. Holding all other assumptions constant, the effect of a 10 basis point decrease in the discount rate assumptions would increase our 2014 net periodic benefit costs by approximately $30 million, pre-tax, and increase our benefit obligations as of December 31, 2013 by approximately $421 million.

The change in the discount rates used in measuring our plan obligations as of December 31, 2013 resulted in a decrease in the measurement of our aggregate plan obligations by approximately $2.2 billion.

Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.

16	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Revenues	$51,584	$54,657	$61,035	(6)	(10)
Cost of sales	9,586	9,821	12,500	(2)	(21)
% of revenues	18.6%	18.0%	20.5%
Selling, informational and administrative expenses	14,355	15,171	17,581	(5)	(14)
% of revenues	27.8%	27.8%	28.8%
Research and development expenses	6,678	7,482	8,681	(11)	(14)
% of revenues	12.9%	13.7%	14.2%
Amortization of intangible assets	4,599	5,109	5,465	(10)	(7)
% of revenues	8.9%	9.3%	9.0%
Restructuring charges and certain acquisition-related costs	1,182	1,810	2,841	(35)	(36)
% of revenues	2.3%	3.3%	4.7%
Other (income)/deductions—net	(532)	4,022	2,486	*	62
Income from continuing operations before provision for taxes on income	15,716	11,242	11,481	40	(2)
% of revenues	30.5%	20.6%	18.8%
Provision for taxes on income	4,306	2,221	3,621	94	(39)
Effective tax rate	27.4%	19.8%	31.5%
Income from continuing operations	11,410	9,021	7,860	26	15
% of revenues	22.1%	16.5%	12.9%
Discontinued operations—net of tax	10,662	5,577	2,189	91	*
Net income before allocation to noncontrolling interests	22,072	14,598	10,049	51	45
% of revenues	42.8%	26.7%	16.5%
Less: Net income attributable to noncontrolling interests	69	28	40	146	(30)
Net income attributable to Pfizer Inc.	$22,003	$14,570	$10,009	51	46
% of revenues	42.7%	26.7%	16.4%
Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.

Revenues-Overview

Total revenues were $51.6 billion in 2013, a decrease of 6% compared to 2012, which reflects an operational decline of $1.9 billion, or 4%. The operational decrease was primarily the result of:

•	the continued erosion of branded Lipitor in the U.S., developed Europe and certain other developed markets (approximately $1.7 billion);

•	the loss of exclusivity for Geodon in March 2012 in the U.S. (approximately $130 million);

•	other product losses of exclusivity (approximately $1.3 billion);

•	the ongoing expiration of the Spiriva collaboration in certain countries (approximately $475 million);

•	decreased government purchases of the Prevnar family of products and Enbrel in certain emerging markets (approximately $160 million); and

•	lower revenues from generic atorvastatin (approximately $145 million), partially offset by:

•	the growth of certain products, including Lyrica, Inlyta, Celebrex and Xalkori in developed markets and Xeljanz in the U.S. (approximately $1.1 billion);

•
the overall growth in the rest of the Emerging Markets business unit (approximately $751 million), excluding the aforementioned decrease in the government purchases of the Prevnar family of products and Enbrel;

•	the overall growth in the Consumer Healthcare business unit (approximately $153 million); and

•	revenues from the transitional manufacturing and supply agreements with Zoetis (approximately $132 million).

In addition, Revenues were unfavorably impacted by foreign exchange of approximately $1.2 billion, or 2%, in 2013 compared to 2012.

2013 Financial Report	17

Financial Review
Pfizer Inc. and Subsidiary Companies

Total revenues were $54.7 billion in 2012, a decrease of 10% compared to 2011, which reflects an operational decline of $5.0 billion, or 8%.

The operational decrease was primarily the result of:

•	erosion of branded Lipitor in the U.S., developed Europe and certain other markets (approximately $5.6 billion);

•	the loss of exclusivity for Geodon in March 2012 in the U.S (approximately $645 million); and

•	other product losses of exclusivity (approximately $1.4 billion), partially offset by:

•	the growth of certain products, including Lyrica, Enbrel, Benefix, Inlyta, Celebrex, Xalkori and Zyvox (approximately $1.3 billion) in developed markets;

•	the overall growth of the Emerging Markets business unit (approximately $1.2 billion); and

•	the overall growth in the Consumer Healthcare business unit (approximately $241 million).

In addition, Revenues were unfavorably impacted by foreign exchange by approximately $1.3 billion, or 2% in 2012 compared to 2011.

In 2013, Lyrica, the Prevnar family, Enbrel, Celebrex and Lipitor each delivered at least $2 billion in revenues, while Viagra, Zyvox, Norvasc, Sutent and the Premarin family each delivered over $1 billion in revenues. Viagra lost exclusivity in most major EU markets in June 2013. We lost exclusivity for Lyrica in Canada in February 2013. Lipitor has lost exclusivity in all major markets.

In 2012, Lyrica, the Prevnar family, Lipitor, Enbrel, Celebrex and Viagra each delivered at least $2 billion in revenues, while Norvasc, Zyvox, Sutent and the Premarin family each surpassed $1 billion in revenues.

In 2011, Lipitor, Lyrica, Enbrel, the Prevnar family and Celebrex each delivered at least $2 billion in revenues, while Viagra, Norvasc, Zyvox, Xalatan/Xalacom (Xalatan lost exclusivity in the U.S. in March 2011; Xalatan and Xalacom lost exclusivity in the majority of European countries in January 2012), Sutent, Geodon/Zeldox (Geodon lost exclusivity in the U.S. in March 2012), and the Premarin family each surpassed $1 billion in revenues.

Revenues exceeded $500 million in each of 12, 14 and 16 countries outside the U.S. in 2013, 2012 and 2011, respectively. The U.S. is our largest national market, comprising 39% of total revenues in both 2013 and 2012, and 41% of total revenues in 2011. Japan is our second-largest national market, with approximately 10%, 12% and 10% of total revenues in 2013, 2012 and 2011, respectively.

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

The following table provides information about certain deductions from revenues:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Medicaid and related state program rebates(a)	$508	$853	$1,197
Medicare rebates(a)	887	741	1,410
Performance-based contract rebates(a), (b)	2,117	1,852	3,179
Chargebacks(c)	3,569	3,648	3,212
Sales allowances(d)	4,395	4,525	4,573
Total	$11,476	$11,619	$13,571

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.

(b)
Performance-based contract rebates include contract rebates with managed care customers within the U.S., including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms and claims under these contracts. Outside of the U.S., performance-based contract rebates include rebates to wholesalers/distributors based on achievement of contracted performance for specific products or sales milestones.

(c)	Chargebacks primarily represent reimbursements to wholesalers for honoring contracted prices to third parties.

(d)	Sales allowances primarily represent pharmaceutical rebates, discounts and price reductions that are contractual or legislatively mandated outside of the U.S.

18	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The total rebates and chargebacks for 2013 decreased compared to 2012, primarily as a result of:

•	the impact of decreased Medicaid rebates for certain products that have lost exclusivity;

•	lower Medicaid utilization trends; and

•	a decrease in sales chargebacks for certain products that have lost exclusivity, partially offset by:

•	an increase in Medicare rebates due to higher volume;

•	an increase in chargebacks for our branded products as a result of increasing competitive pressures;

•	an increase in performance-based contract rebates in a number of European markets and China as a result of competitive factors and contract arrangements; and

•	changes in product mix.

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates, sales allowances and chargebacks were $3.3 billion as of December 31, 2013 and $3.6 billion as of December 31, 2012, and primarily are included in Other current liabilities in our consolidated balance sheets.

Revenues by Segment and Geographic Area

The following table provides worldwide revenues by operating segment, business unit and geographic area:
	Year Ended December 31,									% Change
	Worldwide			U.S.			International			Worldwide		U.S.		International
(MILLIONS OF DOLLARS)	2013	2012	2011(a)	2013	2012	2011(a)	2013	2012	2011(a)	13/12	12/11	13/12	12/11	13/12	12/11
Biopharmaceutical revenues:
Primary Care Operating Segment	$13,272	$15,558	$22,670	$8,352	$8,191	$12,819	$4,920	$7,367	$9,851	(15)	(31)	2	(36)	(33)	(25)
Specialty Care	13,288	14,151	15,245	5,652	6,206	6,870	7,636	7,945	8,375	(6)	(7)	(9)	(10)	(4)	(5)
Oncology	1,646	1,310	1,323	738	573	391	908	737	932	26	(1)	29	47	23	(21)
SC&O Operating Segment	14,934	15,461	16,568	6,390	6,779	7,261	8,544	8,682	9,307	(3)	(7)	(6)	(7)	(2)	(7)
Emerging Markets	10,215	9,960	9,295	—	—	—	10,215	9,960	9,295	3	7	—	—	3	7
Established Products	9,457	10,235	9,214	3,828	4,738	3,627	5,629	5,497	5,587	(8)	11	(19)	31	2	(2)
EP&EM Operating Segment	19,672	20,195	18,509	3,828	4,738	3,627	15,844	15,457	14,882	(3)	9	(19)	31	3	4
	47,878	51,214	57,747	18,570	19,708	23,707	29,308	31,506	34,040	(7)	(11)	(6)	(17)	(7)	(7)
Consumer Healthcare	3,342	3,212	3,028	1,580	1,526	1,490	1,762	1,686	1,538	4	6	4	2	5	10
Other(b)	364	231	260	124	79	78	240	152	182	58	(11)	57	1	58	(16)
Total Revenues	$51,584	$54,657	$61,035	$20,274	$21,313	$25,275	$31,310	$33,344	$35,760	(6)	(10)	(5)	(16)	(6)	(7)

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

(b)
Represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

Biopharmaceutical Revenues

Revenues from biopharmaceutical products contributed approximately 93% of our total revenues in 2013, 94% of our total revenues in 2012 and 95% of our total revenues in 2011.

We recorded direct product sales of more than $1 billion for each of 10 biopharmaceutical products in both 2013 and 2012 and each of 12 biopharmaceutical products in 2011. These products represent 51% of our revenues from biopharmaceutical products in 2013, 50% of our revenues from biopharmaceutical products in 2012 and 56% of our revenues from biopharmaceutical products in 2011.

2013 v. 2012

Worldwide revenues from biopharmaceutical products in 2013 were $47.9 billion, a decrease of 7% compared to 2012. In addition to the operational factors noted in the Revenues Overview section of this Analysis of the Consolidated Statements of Income, foreign exchange unfavorably impacted biopharmaceutical revenues by $1.2 billion or 3%.

2013 Financial Report	19

Financial Review
Pfizer Inc. and Subsidiary Companies

Geographically,

•	in the U.S., revenues from biopharmaceutical products decreased 6% in 2013, compared to 2012, reflecting, among other things:

◦	lower revenues from Lipitor, Revatio and Geodon, all due to loss of exclusivity (down approximately $875 million in 2013);

◦
lower Alliance revenues from Spiriva, reflecting the final-year terms of our Spiriva co-promotion agreement in the U.S. (down approximately $320 million in 2013), and Enbrel, reflecting the expiration of the co-promotion agreement in the U.S. and Canada in October 2013 (down approximately $82 million);

◦	lower revenues from generic atorvastatin (down approximately $145 million in 2013);

◦	lower revenues from Prevnar, due to decreased government purchases (down approximately $84 million in 2013); and

◦	lower revenues from Zosyn (down approximately $45 million in 2013), partially offset by:

◦	the strong performance of certain other biopharmaceutical products, including Lyrica, Celebrex, Xeljanz, Inlyta and Xalkori (up approximately $715 million in 2013).

•
in our international markets, revenues from biopharmaceutical products decreased 7% in 2013, compared to 2012. Operationally, revenues decreased 3% in 2013, compared to 2012, reflecting, among other things:

◦
lower revenues for Lipitor and Xalatan/Xalacom (down approximately $1.4 billion in 2013) due to the loss of exclusivity of Lipitor in developed Europe, Japan and Australia, and Xalatan/Xalacom in the majority of European markets and in Australia; lower revenues for Viagra (down approximately $108 million in 2013) primarily due to loss of exclusivity in most major markets in Europe; and lower revenues for Aricept (direct sales) (down approximately $88 million in 2013) due to the loss of exclusivity in certain markets; and

◦
lower Alliance revenues (down approximately $493 million in 2013), primarily due to the loss of exclusivity of Aricept in many major European markets, the return of our rights to Aricept in Japan to Eisai Co., Ltd., and lower revenues for Spiriva in certain European countries, Canada and Australia (where the Spiriva collaboration has terminated), partially offset by:

◦	higher revenues for Lyrica, and new product growth from Inlyta and Xalkori, (collectively, approximately $506 million in 2013).

The unfavorable impact of foreign exchange on international biopharmaceutical revenues of 4% in 2013 also contributed to the decrease in revenues from biopharmaceutical products in our international markets.
During 2013, international revenues from biopharmaceutical products represented 61% of total revenues from biopharmaceutical products, compared to 62% in 2012.

Primary Care Operating Segment
Primary Care unit revenues decreased 15% in 2013, compared to 2012, reflecting lower operational revenues of 13% in 2013, primarily due to:

•
the loss of exclusivity of Lipitor and the resulting shift in the reporting of Lipitor revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013, as well as the loss of exclusivity of certain other products in various markets, including Viagra in most major European markets in June 2013 and Lyrica in Canada in February 2013;

•	the termination of the co-promotion agreement for Aricept in Japan in December 2012; and

•
in the U.S. and certain European countries, the co-promotion collaboration for Spiriva is in its final year, which per the terms of the collaboration agreement, has resulted in a decline in Pfizer's share of Spiriva revenues; and in Australia, Canada and certain other European countries, the Spiriva collaboration has terminated, partially offset by:

•	the strong operational performance of Celebrex, Chantix and Pristiq in the U.S., as well as Lyrica in developed markets and the launch in February 2013 of Eliquis.

The unfavorable impact of foreign exchange of 2% in 2013, also contributed to the decrease in Primary Care unit revenues.

Collectively, the decline in revenues in developed markets for Lipitor and for certain other Primary Care unit products that lost exclusivity in various markets in 2013, as well as the resulting shift in the reporting of certain product revenues to the Established Products unit, and the termination and final-year terms of certain co-promotion agreements, reduced Primary Care unit revenues by approximately $2.9 billion, or 19%, in comparison with 2012.

Specialty Care and Oncology Operating Segment

•	Specialty Care unit revenues decreased 6% in 2013, compared to 2012, reflecting a decrease in operational revenues of 4% in 2013, primarily due to:

◦
the loss of exclusivity and the resulting shift in the reporting of Geodon and Revatio revenues in the U.S. and Xalabrands revenues in developed Europe and Australia to the Established Products unit beginning January 1, 2013; and

◦
the expiration of the co-promotion agreement for Enbrel in the U.S. and Canada on October 31, 2013, as a result of which for a 36-month period thereafter, we are entitled to royalty payments that are expected to be significantly less than the share of Enbrel profits

20	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

prior to the expiration of the co-promotion agreement, and those royalty payments are and will be included in Other (income)/ deductions––net rather than in Revenues, beginning November 1, 2013, partially offset by:

◦	the growth of Enbrel outside of the U.S., as well as Xeljanz and the hemophilia portfolio (BeneFIX and ReFacto AF/Xyntha) in the U.S.
The unfavorable impact of foreign exchange of 2% in 2013 also contributed to the decrease in Specialty Care unit revenues.
Collectively, products that lost exclusivity, as well as the resulting shift in the reporting of certain product revenues to the Established Products unit, and the expiration of the co-promotion agreement for Enbrel in the U.S. and Canada reduced Specialty Care unit revenues by $996 million, or 7%, in comparison with 2012.

•	Oncology unit revenues increased 26% in 2013, compared to 2012, reflecting higher operational revenues of 29% in 2013 due to:

◦	the recent launches of new products, most notably Inlyta and Xalkori in several major markets, partially offset by:

◦
the decline in Sutent revenues in the EU and Japan, due to increased competition and cost-containment measures in those markets, as well as some conversion from Sutent to Inlyta in Japan due to a broader label for Inlyta in Japan, which overlaps with the Sutent indication.

Inlyta’s market share is stable in the U.S. and continues to increase in international developed markets as patient feedback remains positive both in terms of efficacy and tolerability, and as pricing and reimbursement are being granted in developed Europe. Xalkori prescriptions and new patient starts also continue to increase, driven by initiatives established to improve molecular testing and identify the appropriate patients for this medicine.
The operational increase in Oncology unit revenues was partially offset by the unfavorable impact of foreign exchange of 3% in 2013.

Established Products and Emerging Markets Operating Segment

•	Established Products unit revenues decreased 8% in 2013, compared to 2012, reflecting a decrease in operational revenues of 5% in 2013, primarily due to:

◦	the continued erosion of branded Lipitor in the U.S. and Japan due to generic competition and additional generic competition for Metaxalone/Skelaxin in the U.S., partially offset by:

◦
revenues from products in certain markets that were shifted to the Established Products unit from other business units beginning January 1, 2013, including Lipitor, Caduet and Xalabrands in developed Europe and Australia and Geodon in the U.S.; and

◦	the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan.
The unfavorable impact of foreign exchange of 3% in 2013 also contributed to the decrease in Established Products unit revenues.

•	Emerging Markets unit revenues increased 3% in 2013, compared to 2012, due to higher operational revenues of 6% in 2013, primarily due to:

◦	volume growth in China, most notably Lipitor, Norvasc and Sulperazon, partially offset by:

◦	the impact of the transfer of certain product rights to our equity-method investment in China in the first quarter of 2013; and

◦	decreased government purchases of Prevenar and Enbrel, as well as government cost-containment measures, in certain emerging markets.
The operational increase in Emerging Markets unit revenues was partially offset by the unfavorable impact of foreign exchange of 3% in 2013.
Total revenues from established products in both the Established Products and Emerging Markets units were $13.6 billion, with $4.2 billion generated in emerging markets, in 2013.
2012 v. 2011

Worldwide revenues from biopharmaceutical products in 2012 were $51.2 billion, reflecting a decrease of 11% compared to 2011, reflecting, among other things:

•
a decrease in operational revenues of approximately $7.2 billion due to the loss of exclusivity of various products in certain markets, including a decrease in operational revenues from branded Lipitor of $5.6 billion, Geodon of $645 million and Xalatan of $413 million; and

•
a decrease in operational Alliance revenues of approximately $118 million, reflecting the loss of exclusivity for Aricept in certain markets ($209 million), the final-year terms of our collaboration agreements in certain European markets for Spiriva ($251 million) partially offset by growth in other products generating alliance revenues, partially offset by:

2013 Financial Report	21

Financial Review
Pfizer Inc. and Subsidiary Companies

•
an increase in operational revenues of approximately $1.4 billion in developed markets for certain biopharmaceutical products, particularly Lyrica, Enbrel, generic atorvastatin, Celebrex, Inlyta and Benefix; and

•	an increase in operational revenues of approximately $1.2 billion due to growth in the Emerging Markets unit related to various products, including Enbrel and Prevnar.
The unfavorable impact of foreign exchange on biopharmaceutical revenues of $1.3 billion, or 2%, also contributed to a decrease in biopharmaceutical revenues.
Geographically,

•	in the U.S., revenues from biopharmaceutical products decreased $4.0 billion or 17% in 2012, compared to 2011, primarily reflecting, among other things:

◦	lower revenues from Lipitor, Geodon, Caduet, Xalatan and Aromasin, all due to loss of exclusivity (down approximately $5.1 billion in 2012); and

◦	lower revenues from Effexor, Zosyn and Detrol/Detrol LA (down approximately $331 million in 2012), partially offset by:

◦	the strong performance of certain other biopharmaceutical products, including generic atorvastatin, Celebrex, Enbrel, Lyrica and Viagra (up approximately $841 million in 2012); and

◦	lower reductions related to Medicare rebates (down approximately $669 million in 2012).

•
in our international markets, revenues from biopharmaceutical products decreased 7% in 2012, compared to 2011. Operationally, revenues decreased 4% in 2012, compared to 2011, reflecting among other things:

◦	the loss of exclusivity of Lipitor in most of developed Europe (down approximately $1.2 billion in 2012);

◦	lower revenues from Xalatan/Xalacom, Aricept and Aromasin, all due to loss of exclusivity in certain markets (down approximately $754 million in 2012);

◦
lower revenues for Spiriva in certain European countries, Canada and Australia (reflecting the final-year terms of our Spiriva collaboration agreements relating to those countries) (down approximately $258 million in 2012); and

◦	lower revenues for Norvasc and Effexor (down approximately $221 million in 2012), partially offset by:

◦	the strong operational growth of Lyrica, the Prevnar family of products and Enbrel (up approximately $815 million in 2012).
The unfavorable impact of foreign exchange on international biopharmaceutical revenues of 3% in 2012 also contributed to a decrease in revenues from biopharmaceutical products in our international markets.

During 2012, international revenues from biopharmaceutical products represented 62% of total revenues from biopharmaceutical products, compared to 59% in 2011.

Primary Care Operating Segment
Primary Care unit revenues decreased 31% in 2012 compared to 2011, reflecting lower operational revenues of 30%, primarily due to:

•
the loss of exclusivity of Lipitor in most major markets, as well as the resulting shift in the reporting of U.S. and Japan Lipitor revenues to the Established Products unit beginning January 1, 2012. These factors impacted Primary Care operational revenues by approximately $7.0 billion, or 31%, in 2012, partially offset by:

•	the strong operational growth of Lyrica in developed markets (approximately $488 million) and Celebrex and Viagra in the U.S. (approximately $280 million).
Collectively, the decline in worldwide revenues for Lipitor and for certain other Primary Care unit products that lost exclusivity in various markets in 2012 and 2011, as well as the resulting shift in the reporting of certain product revenues to the Established Products unit, reduced Primary Care unit revenues by $7.9 billion, or 35%, in comparison with 2011.
The unfavorable impact of foreign exchange of 1% also contributed to the decrease in Primary Care unit revenues.

Specialty Care and Oncology Operating Segment

•	Specialty Care unit revenues decreased 7% compared to 2011, reflecting a decrease in operational revenues of 5%, primarily due to:

◦
a decline in the Prevnar family of products in the U.S. and developed Europe (approximately $54 million), as the pediatric catch-up dose opportunity declined significantly in 2012 compared to 2011, with fewer children eligible to receive the catch-up dose; and

◦
the losses of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively, and the resulting shift in the reporting of Vfend and Xalatan U.S. revenues to the Established Products unit beginning January 1, 2012, as well as the loss of exclusivity of Xalatan and Xalacom in the majority of European markets in January 2012, and Geodon in the U.S. in March 2012. Collectively, these developments reduced Specialty Care unit revenues by $1.2 billion, or 8%, in comparison with 2011, partially offset by:

22	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

◦	the growth of Benefix, Rebif, ReFacto/Xyntha, Enbrel and Zyvox (approximately $579 million).
The unfavorable impact of foreign exchange of 2% in 2012 also contributed to the decrease in Specialty Care unit revenues.

•	Oncology unit revenues decreased 1%, compared to 2011, primarily due to:

◦	the unfavorable impact of foreign exchange of 3%; and

◦
the unfavorable impact of the loss of exclusivity of Aromasin in the majority of European markets in the second half of 2011 and the resulting shift in the reporting of such revenues to the Established Products unit beginning January 1, 2012. This loss of exclusivity reduced Oncology unit revenues by $230 million, or 17%, in comparison with 2011, partially offset by operational revenues that were positively impacted by:

◦	the launches of Inlyta and Xalkori in the U.S. and certain other developed markets (approximately $148 million); and

◦	the growth of Sutent, primarily in the U.S. and emerging markets (approximately $93 million).

Established Products and Emerging Markets Operating Segment

•	Established Products unit revenues increased 11% compared to 2011, reflecting higher operational revenues of 13%, primarily due to:

◦	the shift in the reporting of branded Lipitor revenues in the U.S. and Japan from the Primary Care unit, totaling $1.4 billion, to the Established Products unit beginning January 1, 2012;

◦	recent launches of generic versions of certain Pfizer branded primary care and specialty care products; and

◦
contributions from the sales of the authorized generic version of Lipitor in the U.S. by Watson Pharmaceuticals, Inc. (Watson) (The agreement with Watson was terminated by mutual consent in January 2013), partially offset by:

◦	revenue declines for Effexor, Norvasc and Zosyn (approximately $518 million);

◦	the entry of multi-source generic competition in the U.S. for donepezil (Aricept) in May 2011;

◦	the continuing decline of revenues of certain products that previously lost exclusivity; and

◦	the impact of ongoing pricing pressures, primarily in South Korea and developed Europe.
The operational increase in Established Products unit revenues was partially offset by the unfavorable impact of foreign exchange of 2% in 2012.

•
Emerging Markets unit revenues increased 7% compared to 2011, due to higher operational revenues of 13%, primarily due to volume growth in China, Brazil and Russia, as a result of more targeted promotional efforts for key innovative and established products, including Lipitor, Norvasc and Lyrica. The operational increase in Emerging Markets unit revenues was partially offset by the unfavorable impact of foreign exchange of 6% in 2012.

Total revenues from established products in both the Established Products and Emerging Markets units were $14.4 billion, with $4.1 billion generated in emerging markets in 2012.

Consumer Healthcare Operating Segment
2013 v. 2012
Consumer Healthcare unit revenues increased 4% in 2013 compared to 2012, reflecting higher operational revenues of 5% in 2013, due to:

•	strong growth for Centrum as a result of several recent product launches;

•	increased promotional activities for various products in key markets; and

•	the growth of Emergen-C in the U.S. due to expanded distribution and promotional activities, partially offset by:

•	declines in sales of respiratory and other products in certain international markets due to unfavorable seasonal conditions compared to 2012.
The operational increase in Consumer Healthcare revenues was partially offset by the unfavorable impact of foreign exchange of 1% in 2013.

2012 v. 2011

Consumer Healthcare unit revenues increased 6% in 2012, compared to 2011, reflecting higher operational revenues of 8% in 2012, partially offset by the unfavorable impact of foreign exchange of 2%. The operational revenue increase was primarily due to the addition of products from the acquisitions of the consumer healthcare business of Ferrosan in December 2011 and Alacer Corp. in February 2012.

2013 Financial Report	23

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues—Major Biopharmaceutical Products

The following table provides revenue information for several of our major biopharmaceutical products:
(MILLIONS OF DOLLARS)		Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS	2013	2012	2011	13/12	12/11
Lyrica	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia and neuropathic pain due to spinal cord injury	$4,595	$4,158	$3,693	11	13
Prevnar family	Vaccine for prevention of pneumococcal disease	3,974	4,117	4,145	(3)	(1)
Enbrel (Outside the U.S. and Canada)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	3,774	3,737	3,666	1	2
Celebrex	Arthritis pain and inflammation, acute pain	2,918	2,719	2,523	7	8
Lipitor	Reduction of LDL cholesterol	2,315	3,948	9,577	(41)	(59)
Viagra	Erectile dysfunction	1,881	2,051	1,981	(8)	4
Zyvox	Bacterial infections	1,353	1,345	1,283	1	5
Norvasc	Hypertension	1,229	1,349	1,445	(9)	(7)
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC), refractory gastrointestinal stromal tumors (GIST) and advanced pancreatic neuroendocrine tumor	1,204	1,236	1,187	(3)	4
Premarin family	Menopause	1,092	1,073	1,013	2	6
BeneFIX	Hemophilia	832	775	693	7	12
Vfend	Fungal infections	775	754	747	3	1
Genotropin	Replacement of human growth hormone	772	832	889	(7)	(6)
Pristiq	Depression	698	630	577	11	9
Chantix/Champix	An aid to smoking cessation treatment	648	670	720	(3)	(7)
Refacto AF/Xyntha	Hemophilia	602	584	506	3	15
Xalatan/Xalacom	Glaucoma and ocular hypertension	589	806	1,250	(27)	(36)
Detrol/Detrol LA	Overactive bladder	562	761	883	(26)	(14)
Zoloft	Depression and certain anxiety disorders	469	541	573	(13)	(6)
Medrol	Inflammation	464	523	510	(11)	3
Effexor	Depression and certain anxiety disorders	440	425	678	4	(37)
Zosyn/Tazocin	Antibiotic	395	484	636	(18)	(24)
Zithromax/Zmax	Bacterial infections	387	435	453	(11)	(4)
Fragmin	Anticoagulant	359	381	382	(6)	—
Relpax	Treats the symptoms of migraine headache	359	368	341	(2)	8
Tygacil	Antibiotic	358	335	298	7	12
Rapamune	Immunosuppressant	350	346	372	1	(7)
Inlyta	Advanced renal cell carcinoma (RCC)	319	100	—	*	*
Sulperazon	Antibiotic	309	262	218	18	20
Revatio	Pulmonary arterial hypertension (PAH)	307	534	535	(43)	—
Cardura	Hypertension/Benign prostatic hyperplasia	296	338	380	(12)	(11)
Xalkori	Anaplastic lymphoma kinase positive non-small cell lung cancer	282	123	16	129	*
Xanax/Xanax XR	Anxiety disorders	276	274	306	1	(10)
Diflucan	Fungal infections	242	259	265	(7)	(2)
Toviaz	Overactive bladder	236	207	187	14	11
Aricept(a)	Alzheimer's disease	235	326	450	(28)	(28)
Inspra	High blood pressure	233	214	195	9	10
Caduet	Reduction of LDL cholesterol and hypertension	223	258	538	(14)	(52)
Somavert	Acromegaly	217	197	183	10	8
Neurontin	Seizures	216	235	289	(8)	(19)
Unasyn	Injectable antibacterial	212	228	231	(7)	(1)
BMP2	Development of bone and cartilage	209	263	340	(21)	(23)
Geodon	Bipolar disorder	194	353	1,022	(45)	(65)
Depo-Provera	Contraceptive	191	148	139	29	6
Aromasin	Breast cancer	185	210	361	(12)	(42)
Xeljanz	Rheumatoid arthritis	114	6	—	*	*
Alliance revenues(b)	Various	2,628	3,492	3,630	(25)	(4)
All other	Various	7,360	7,804	7,441	(6)	5

(a)	Represents direct sales under license agreement with Eisai Co., Ltd.

(b)	Includes Enbrel (in the U.S. and Canada through October 31, 2013), Spiriva, Rebif, Aricept and Eliquis.

*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

24	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Biopharmaceutical—Selected Product Descriptions

•
Lyrica is indicated in the U.S. for three neuropathic pain conditions, fibromyalgia and adjunctive therapy for adult patients with partial onset seizures. In certain countries outside the U.S., indications include neuropathic pain (peripheral and central), fibromyalgia, adjunctive treatment of epilepsy and generalized anxiety disorder. Worldwide revenues for Lyrica increased 11% in 2013 compared to 2012.

In the U.S., revenues increased 17% in 2013 compared to 2012 driven by price and volume growth, despite continued competition from generic versions of competitive medicines, as well as managed care pricing and formulary pressures.
Internationally, Lyrica revenues increased 6% in 2013 compared to 2012, with the growth due to a focus on enhancing diagnosis and treatment rates of neuropathic back pain and expediting the identification and appropriate treatment of generalized anxiety disorder in the EU, and physician education regarding neuropathic pain and fibromyalgia in Japan. Foreign exchange had an unfavorable impact on international revenues of 4% in 2013, compared to 2012.

•
Prevnar family of products consists of Prevnar 13/Prevenar 13 and Prevnar/Prevenar (7-valent), our pneumococcal conjugate vaccines for the prevention of various syndromes of pneumococcal disease. Overall, worldwide revenues for the Prevnar family of products decreased 3% in 2013, compared to 2012.

In the U.S., revenues for the Prevnar family of products decreased 4% in 2013, compared to 2012, mainly due to inventory sell-through in the public and private markets and lower demand related to lower birth rates, lower rates of children receiving the final dose of the approved dosing schedule, and stronger U.S. Centers for Disease Control and Prevention (CDC) inventory management procedures.
Internationally, revenues for the Prevnar family of products decreased 3% in 2013, compared to 2012, primarily due to much lower purchases in Turkey, the end of the catch-up program in Australia and the unfavorable impact of foreign exchange.
On February 24, 2014, we announced the top-line results of the Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA), which  was conducted in order to fulfill requirements in connection with the FDA’s approval of the Prevnar 13 adult indication under its accelerated approval program. This study of approximately 85,000 subjects evaluated the efficacy of Prevnar 13 in adults age 65 and older. CAPiTA met its primary clinical objective, which was efficacy against a first episode of vaccine-type, community-acquired pneumonia (CAP). It also met both of its secondary clinical objectives, which were efficacy against (i) a first episode of non-bacteremic/non-invasive, vaccine-type CAP and (ii) a first episode of vaccine-type, invasive pneumococcal disease. We plan to share the CAPiTA data with U.S. and worldwide regulatory authorities and vaccine technical committees to help inform any decisions regarding potential Prevnar 13 label and recommendation updates. We expect that the CAPiTA data will be an important component in any consideration of potential updated or new recommendations for adults and that other key factors, such as the current burden of pneumococcal disease in adults, also will be taken into consideration.
At its regular meeting held on February 22, 2012, the CDC's Advisory Committee on Immunization Practices (ACIP) indicated that it will defer voting on a recommendation for the routine use of Prevnar 13 in adults 50 years of age and older until the results of CAPiTA, as well as data on the impact of pediatric use of Prevnar 13 on the disease burden and serotype distribution among adults, are available. The rate of uptake for the use of Prevnar 13 in adults 50 years of age and older has been impacted by ACIP’s decision to defer voting on a recommendation for the routine use of Prevnar 13 in that population. At its regular meeting held on June 20, 2012, ACIP voted to recommend the use of Prevnar 13 for adults 19 years of age and older with immuno-compromising conditions such as HIV infections, cancer, advanced kidney disease and other immuno-compromising conditions. This recommendation is based on the disproportionate burden of invasive pneumococcal disease in this patient population.

•
Enbrel, for the treatment of moderate-to-severe rheumatoid arthritis, polyarticular juvenile rheumatoid arthritis, psoriatic arthritis, plaque psoriasis and ankylosing spondylitis, a type of arthritis affecting the spine, recorded an increase in worldwide revenues, excluding the U.S. and Canada, of 1% in 2013, compared to 2012. Results were favorably impacted by the overall growth in the anti-tumor necrosis factor (TNF) biologic market and strong performance in European markets. Results were unfavorably impacted 3% by foreign exchange and by decreased government purchases in Brazil.

Our co-promotion agreement with Amgen Inc. (Amgen), under which we co-promoted Enbrel in the U.S. and Canada and shared in the profits from Enbrel sales in those countries, and which we included in Alliance revenues through October 31, 2013, expired on that date and, subject to the terms of the agreement, we are entitled to a royalty stream for 36 months thereafter, which we expect will be significantly less than our share of Enbrel profits from U.S. and Canadian sales prior to the expiration. The royalties paid to us during the 36-month period are and will be included in Other (income)/deductions––net rather than in Revenues in our consolidated statements of income from November 1, 2013. Following the end of the royalty period, we will not be entitled to any further revenues from Enbrel sales in the U.S. and Canada. Our exclusive rights to Enbrel outside the U.S. and Canada will not be affected by the expiration of the co-promotion agreement with Amgen.

•
Celebrex, indicated for the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis worldwide and for the management of acute pain in adults in the U.S., Japan and certain other markets, recorded an increase in worldwide revenues of 7% in 2013, compared to 2012, primarily due to strong performance in the U.S.

In the U.S., revenues increased 11% in 2013, compared to 2012, primarily driven by price increases and overall market growth, partially offset by volume erosion due to ongoing generic pressure, as well as higher rebates and sales allowances.
Internationally, Celebrex revenues increased 1% in 2013, compared to 2012. Strong operational performance in international markets was driven by growth in Japan (strong performance in the low back pain and osteoarthritis indications), South Korea (maximizing expanded reimbursement to osteoarthritis patients age greater than 60 years rather than age greater than 65 years), and in emerging markets, primarily driven by Latin America and China, partially offset by lower revenues in the developed markets in Europe in 2013, compared to 2012. Foreign exchange had an unfavorable impact on international revenues of 6% in 2013, compared to 2012.

•
Lipitor is for the treatment of elevated LDL-cholesterol levels in the blood. Lipitor has lost exclusivity and faces generic competition in all major markets. Branded Lipitor recorded worldwide revenues of $2.3 billion, or a decrease of 41%, in 2013, compared to 2012, due to:

2013 Financial Report	25

Financial Review
Pfizer Inc. and Subsidiary Companies

◦	the impact of loss of exclusivity;

◦	the continuing impact of an intensely competitive lipid-lowering market with competition from generics and branded products worldwide; and

◦	the increased payer pressure worldwide, including the need for flexible rebate policies.
Geographically,

◦	in the U.S., revenues decreased 54% in 2013, compared to 2012; and

◦	in our international markets, revenues decreased 38% in 2013, compared to 2012. Foreign exchange had an unfavorable impact on international revenues of 3% in 2013, compared to 2012.

See the “Our Operating Environment” section of this Financial Review for a discussion concerning losses of exclusivity for Lipitor in various markets.

•
Viagra is indicated for the treatment for erectile dysfunction. Viagra worldwide revenues decreased 8% in 2013, compared to 2012, primarily due to a decrease in international revenues. International revenues decreased 18% in 2013, compared to 2012, primarily due to the entry of generics in developed Europe. In emerging markets, the decrease was primarily due to the impact of both herbal and generic competition. Loss of exclusivity for Viagra in major European markets occurred in late-June 2013 and reduced revenues by approximately $108 million, in comparison with 2012. Revenues in the U.S. were essentially flat in 2013, compared to 2012.

•
Zyvox is the world’s best-selling branded agent among those used to treat serious Gram-positive pathogens, including methicillin-resistant staphylococcus-aureus. Zyvox worldwide revenues increased 1% in 2013, compared to 2012. The increase in 2013 was primarily due to increased demand in both the U.S. and Europe, partly offset by the unfavorable impact of foreign exchange of 2%.

•
Norvasc is indicated for the treatment of hypertension. Norvasc worldwide revenues decreased 9% in 2013, compared to 2012, and reflects, among other factors, the unfavorable impact of foreign exchange of 6%.

•
Sutent is indicated for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma (mRCC); gastrointestinal stromal tumors after disease progression on, or intolerance to, imatinib mesylate; and advanced pancreatic neuroendocrine tumor. Sutent worldwide revenues decreased 3% in 2013, compared to 2012, as a result of increased competition and cost-containment measures in developed Europe and Japan, as well as some conversion from Sutent to Inlyta in Japan as a result of the broader label for Inlyta in Japan, which overlaps with the Sutent indication, and the unfavorable impact of foreign exchange of 2%, partially offset by price increases in the U.S. and increases in uptake in key emerging markets, most notably Russia, China and the Levant (a group of countries bordering the Eastern Mediterranean).

•
Our Premarin family of products helps women address moderate-to-severe menopausal symptoms. Premarin worldwide revenues increased 2% in 2013, compared to 2012. Revenues in the U.S. were favorably impacted by two price increases and growth in Premarin Vaginal Cream prescription volume, and unfavorably impacted by prescription volume declines for Premarin Family Oral brands.

•
BeneFIX and ReFacto AF/Xyntha are hemophilia products using state-of-the-art manufacturing that assist patients with their lifelong bleeding disorders. BeneFIX recorded an increase in worldwide revenues of 7% in 2013, compared to 2012, primarily due to greater consumption and price increases in the U.S., as well as the launch of 3000 IU SKU in Europe and continued product uptake in Japan.

ReFacto AF/Xyntha recorded a 3% increase in worldwide revenues in 2013, compared to 2012, as a result of continued competitive patient conversions and increased hospital utilization in the U.S. and the successful completion of the dual chamber syringe ("FuseNGO") launches across the developed EU.

•
Pristiq is approved for the treatment of major depressive disorder in the U.S. and in various other countries. Pristiq has also been approved for treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause in Thailand, Mexico, the Philippines and Ecuador. Pristiq recorded an increase in worldwide revenues of 11% in 2013, compared to 2012, primarily due to prescription growth in the emerging markets, Canada and Australia, as well as a price increase in the U.S.

•
Chantix/Champix is an aid to smoking-cessation in adults 18 years of age and older. Worldwide revenues decreased 3% in 2013, compared to 2012. Revenues in the U.S. increased 10% in 2013, compared to 2012, primarily due to price increases in January and July 2013. International revenues decreased 15% in 2013, compared to 2012, primarily due to an overall market decline across several key markets as a result of a challenging macro-economic environment, as well as the lingering impact from previous negative media exposure and the unfavorable impact of foreign exchange of 5%.

•
Inlyta, for the treatment of patients with advanced renal cell carcinoma (RCC) after failure of a prior systemic treatment, is approved in 59 countries, including the U.S., EU, Switzerland, Japan, Canada, Australia, South Korea and some emerging markets, including Russia, Mexico and Turkey (exact indications vary by region). Inlyta recorded worldwide revenues of $319 million in 2013.

•
Xalkori, for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) that is anaplastic lymphoma kinase (ALK)-positive, is now approved in more than 70 countries, including the U.S., EU (conditional), Japan, South Korea, Canada, Australia and Switzerland, as well as in many emerging markets, including China, Russia, Mexico, India and Turkey. Xalkori recorded worldwide revenues of $282 million in 2013.

•
Xeljanz was approved in the U.S. in November 2012 and in various other countries in 2013 for the treatment of adult patients with moderately to severely active rheumatoid arthritis. Xeljanz recorded worldwide revenues of $114 million in 2013, virtually all in the U.S.

•	Alliance revenues worldwide decreased 25% in 2013, compared to 2012, mainly due to:

◦
the near-term expiration of the co-promotion collaboration for Spiriva in the U.S. and certain European countries combined with the expiration of the collaboration in Australia, Canada and certain other European countries, which resulted in declines of $517 million in 2013, compared to 2012, in Pfizer's share of Spiriva's revenues;

26	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

◦
the loss of exclusivity for Aricept 5mg and 10mg tablets in the U.S. in November 2010 and the entry of multi-source generic competition in the U.S. in May 2011, as well as the loss of exclusivity in many major European markets in February 2012 and the termination of the co-promotion agreement for Aricept in Japan in December 2012, which resulted in a decrease in Pfizer's share of Aricept revenues of $309 million in 2013, compared to 2012; and

◦	the expiration of the co-promotion agreement for Enbrel in the U.S. and Canada in October 2013, partially offset by:

◦	the strong performance of Enbrel in the U.S. prior to the expiration of the co-promotion agreement.
See the “Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Review for a discussion regarding the expiration of various contract rights relating to Aricept, Spiriva, Enbrel and Rebif.
Eliquis (apixaban) is being jointly developed and commercialized by Pfizer and Bristol-Myers Squibb (BMS). In 2012, Eliquis (apixaban) was approved to reduce the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation in the 27 countries of the EU, plus Iceland and Norway, Canada, Japan and the U.S. To date, we have launched that indication for Eliquis in the U.S., U.K., Germany, Denmark, Japan, Netherlands and Sweden. The two companies share commercialization expenses and profit/losses equally on a global basis. While we are the third entrant in this market, we believe we have a differentiated product profile and continue to invest in medical education and peer-to-peer programs to assist physicians in understanding the data, and we have begun direct-to consumer advertising in the U.S.

•
Embeda—In November 2013, we announced that the FDA had approved a prior approval supplement for an update to the Embeda manufacturing process. This update addressed the pre-specified stability requirement that led to the voluntary recall of Embeda from the market in March 2011. We anticipate returning Embeda to the market in the second quarter of 2014.

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

We continue to transform our global research and development organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D priorities include: delivering a pipeline of differentiated therapies with the greatest scientific and commercial promise, innovating new capabilities that can position Pfizer for long-term leadership and creating new models for biomedical collaboration that will expedite the pace of innovation and productivity. To that end, our research primarily focuses on five high-priority areas that have a mix of small molecules and large molecules—immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines. Other areas of focus include rare diseases and biosimilars.

Our development pipeline, which is updated quarterly, can be found at www.pfizer.com/pipeline. It includes an overview of our research and a list of compounds in development with targeted indication, phase of development and, for late-stage programs, mechanism of action. The information currently in our development pipeline is as of February 28, 2014.

Among our new drug candidates in late-stage development is palbociclib (PD-0332991), an oral and selective reversible inhibitor of the CDK 4 and 6 kinases for the treatment of patients with estrogen receptor-positive, human epidermal growth factor receptor 2- negative advanced breast cancer, recurrent advanced breast cancer and high-risk early breast cancer. On February 3, 2014, we announced that the randomized Phase 2 trial of palbociclib achieved its primary endpoint by demonstrating a statistically significant and clinically meaningful improvement in progression-free survival for the combination of palbociclib and letrozole compared with letrozole alone in post-menopausal women with estrogen receptor positive (ER+), human epidermal growth factor receptor 2 negative (HER2-) locally advanced or newly diagnosed metastatic breast cancer. Adverse events observed for the palbociclib arm were consistent with the known adverse event profile for this combination.

The following series of tables provides information about significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as additional indications and new drug candidates in late-stage development.

RECENT FDA APPROVALS
PRODUCT	INDICATION	DATE APPROVED
Duavee (Conjugated Estrogens/Bazedoxifene)(a)	Treatment of moderate-to-severe vasomotor symptoms associated with menopause and prevention of postmenopausal osteoporosis in women with a uterus	October 2013

(a)
The FDA approved the 0.45mg/20mg dose of Duavee for these indications. We received a "complete response" letter from the FDA with regard to the 0.625mg/20mg dose for these indications, and for an indication for the treatment of vulvar and vaginal atrophy.

2013 Financial Report	27

Financial Review
Pfizer Inc. and Subsidiary Companies

PENDING U.S. NEW DRUG APPLICATIONS (NDA) AND SUPPLEMENTAL FILINGS
PRODUCT	INDICATION	DATE FILED*
Eliquis (Apixaban)(a)	Treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and for the reduction in the risk of recurrent DVT and PE	December 2013
Eliquis (Apixaban)(a)	Prevention of DVT, which may lead to PE in adult patients who have undergone hip or knee replacement surgery	July 2013
Tafamidis meglumine(b)	Treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP)	February 2012
Genotropin Mark VII Multidose Disposable Device (Somatropin rDNA Origin)(c)	Replacement of human growth hormone deficiency	December 2009
Celebrex (Celecoxib)(d)	Chronic pain	October 2009
Remoxy (Oxycodone Hydrochloride)(e)	Management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time	August 2008
Viviant (Bazedoxifene)(f)	Osteoporosis treatment and prevention	August 2006

*	The dates set forth in this column are the dates on which the FDA accepted our submissions.

(a)	This indication for Eliquis (apixaban) was developed in collaboration with BMS.

(b)
In May 2012, the FDA's Peripheral and Central Nervous System Drugs Advisory Committee voted that the tafamidis meglumine data provide substantial evidence of efficacy for a surrogate endpoint that is reasonably likely to predict a clinical benefit. In June 2012, the FDA issued a “complete response” letter with respect to the tafamidis NDA. The FDA has requested the completion of a second efficacy study, and also has asked for additional information on the data within the current tafamidis NDA. We continue to work with the FDA to define a path forward.

(c)
After receiving a “complete response” letter from the FDA for the Genotropin Mark VII multidose disposable device submission, we submitted our response in August 2010. In April 2011, we received a second “complete response” letter from the FDA, and we submitted our response in July 2013. In February 2014, we received a third "complete response" letter from the FDA, and we are working with the FDA to determine next steps.

(d)
In June 2010, we received a “complete response” letter from the FDA for the Celebrex chronic pain supplemental NDA. The supplemental NDA remains pending while we await the completion of the PRECISION trial, anticipated in 2015, which will inform our next steps. The PRECISION trial is designed to assess the relative long-term cardiovascular safety of Celebrex compared to prescription doses of ibuprofen and naproxen in the treatment of arthritis pain.

(e)
In 2005, King entered into an agreement with Pain Therapeutics, Inc. (PT) to develop and commercialize Remoxy. In August 2008, the FDA accepted the NDA for Remoxy that had been submitted by King and PT. In December 2008, the FDA issued a “complete response” letter. In March 2009, King exercised its right under the agreement with PT to assume sole control and responsibility for the development of Remoxy. In December 2010, King resubmitted the NDA for Remoxy with the FDA. In June 2011, we and PT announced that a “complete response” letter had been received from the FDA with regard to the resubmission of the NDA. Having achieved technical milestones related to manufacturing and following guidance received from the FDA earlier in 2013, we announced in October 2013 that we will proceed with the additional clinical studies and other actions required to address the "complete response" letter received in June 2011. These new clinical studies will include, in part, a pivotal bioequivalence study with the modified Remoxy formulation to bridge to the clinical data related to the original Remoxy formulation, and an abuse-potential study with the modified formulation. As previously disclosed, the "complete response" submission is not expected to occur prior to mid-2015.

(f)
Two “approvable” letters were received by Wyeth in April and December 2007 from the FDA for Viviant (bazedoxifene), for the prevention of post-menopausal osteoporosis, that set forth the additional requirements for approval. In May 2008, Wyeth received an “approvable” letter from the FDA for the treatment of post-menopausal osteoporosis. The FDA is seeking additional data, and we have been systematically working through these requirements and seeking to address the FDA's concerns. In February 2008, the FDA advised Wyeth that it expects to convene an advisory committee to review the pending NDAs for both the treatment and prevention indications after we submit our response to the “approvable” letters. In view of the recent approval of Duavee by the FDA, we are reassessing the next steps regarding our NDAs for Viviant. In April 2009, Wyeth received approval in the EU for CONBRIZA (the EU trade name for Viviant) for the treatment of post-menopausal osteoporosis in women at increased risk of fracture.

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Bosulif (Bosutinib)	Application filed in Japan for treatment of previously treated chronic myelogenous leukemia	—	December 2013
Eliquis (Apixaban)(a)	Application filed in the EU for treatment of DVT and PE, and for the reduction in the risk of recurrent DVT and PE	—	November 2013
Vyndaqel (Tafamidis meglumine)	Approval in Japan as a treatment to delay the peripheral neurological impairment of transthyretin familial amyloid polyneuropathy (TTR-FAP)	September 2013	—
Prevenar 13 Adult	Application filed in Japan for prevention of pneumococcal pneumonia and invasive disease caused by Streptococcus pneumoniae serotypes (1, 3, 4, 5, 6A, 6B, 7F, 9V, 14, 18C, 19A, 19F and 23F) in adults 65 years of age and older	—	July 2013
Prevenar 13 Infant	Approval in Japan for prevention of invasive disease caused by Streptococcus pneumoniae serotypes (1, 3, 4, 5, 6A, 6B, 7F, 9V, 14, 18C, 19A, 19F and 23F) in infants and young children	June 2013	__
Bosulif (Bosutinib)	Conditional marketing authorization in the EU for treatment of previously treated chronic myelogenous leukemia	March 2013	—
Xeljanz (Tofacitinib)	Approval in Japan for treatment of rheumatoid arthritis with inadequate response to existing therapies	March 2013	—
Lyrica (Pregabalin)	Approval in Japan for treatment of neuropathic pain	February 2013	—
Conjugated Estrogens/Bazedoxifene	Application filed in the EU for treatment of symptoms associated with menopause and osteoporosis	—	July 2012

28	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

*	For applications in the EU, the dates set forth in this column are the dates on which the European Medicines Agency (EMA) validated our submissions.

(a)	This indication for Eliquis (apixaban) was developed in collaboration with BMS.

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	INDICATION
Inlyta (Axitinib)
Oral and selective inhibitor of vascular endothelial growth factor (VEGF) receptor 1, 2 & 3 for the adjuvant treatment of renal cell carcinoma, which is being developed in collaboration with SFJ Pharmaceuticals Group

Lyrica (Pregabalin)	Peripheral neuropathic pain; CR (once-a-day) dosing
Sutent (Sunitinib)	Adjuvant treatment of renal cell carcinoma
Tofacitinib	A JAK kinase inhibitor for the treatment of psoriasis, ulcerative colitis and psoriatic arthritis
Vyndagael (Tafamidis meglumine)	Adult symptomatic transthyretin cardiomyopathy
Xalkori (Crizotinib)	An oral ALK and c-Met inhibitor for the treatment of ALK-positive first-line non-small cell lung cancer

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	INDICATION
ALO-02	A Mu-type opioid receptor agonist for the management of moderate-to-severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time
Bococizumab (RN316) (PF-04950615)	A monoclonal antibody that inhibits PCSK9 for the treatment of hyperlipidemia and prevention of cardiovascular events
Dacomitinib
A pan-HER tyrosine kinase inhibitor for the first-line treatment of patients with advanced non-small cell lung cancer with EGFR activating mutations, which is being developed in collaboration with SFJ Pharmaceuticals Group

Ertugliflozin (PF-04971729)	An oral SGLT2 inhibitor for the treatment of type 2 diabetes, which is being developed in collaboration with Merck & Co., Inc.
Inotuzumab ozogamicin	An antibody drug conjugate, consisting of an anti-CD22 monotherapy antibody linked to a cytotoxic agent, calicheamycin, for the treatment of acute lymphoblastic leukemia
MnB rLP2086 (PF-05212366)	A prophylactic vaccine for prevention of Neisseria meningitidis serogroup B invasive disease in adolescents and young adults (ages 11-25)
Palbociclib (PD-0332991)(a)
An oral and selective reversible inhibitor of the CDK 4 and 6 kinases for the treatment of patients with estrogen receptor-positive, human epidermal growth factor receptor 2-negative advanced breast cancer, recurrent advanced breast cancer and, in collaboration with the German Breast Group, high-risk early breast cancer

PF-05280014	A potential biosimilar to Trastuzumab. Trastuzumab is a monoclonal antibody that binds and inhibits HER2 for the treatment of HER2-positive breast cancer and gastric cancer
Tanezumab(b)	An anti-nerve growth factor monoclonal antibody for the treatment of pain (on clinical hold)
(a) On February 3, 2014, we announced that the randomized Phase 2 trial of palbociclib achieved its primary endpoint by demonstrating a statistically significant and clinically meaningful improvement in progression-free survival for the combination of palbociclib and letrozole compared with letrozole alone in post-menopausal women with estrogen receptor positive (ER+), human epidermal growth factor receptor 2 negative (HER2-) locally advanced or newly diagnosed metastatic breast cancer. Adverse events observed for the palbociclib arm were consistent with the known adverse event profile for this combination.

(b)
The tanezumab program is under a partial clinical hold by the FDA pending our submission of additional nonclinical data. We anticipate submitting that data to the FDA by the end of 2014. Subject to the removal of the partial clinical hold, we are planning to continue development of tanezumab for the treatment of osteoarthritis, chronic low back pain and cancer pain. In October 2013, we entered into a collaboration agreement with Eli Lilly and Company to jointly develop and globally commercialize tanezumab for those indications.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Business Development Initiatives” section of this Financial Review.

COSTS AND EXPENSES

Cost of Sales

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Cost of sales	$9,586	$9,821	$12,500	(2)	(21)
As a percentage of Revenues	18.6%	18.0%	20.5%
2013 v. 2012

Cost of sales decreased 2% in 2013, compared to 2012, primarily due to the favorable impact of foreign exchange of 4%, which more than offset the unfavorable impact of a shift in product mix due to the loss of exclusivity of certain products in various markets.

2013 Financial Report	29

Financial Review
Pfizer Inc. and Subsidiary Companies

2012 v. 2011

Cost of sales decreased 21% in 2012, compared to 2011, primarily due to:

•	lower purchase accounting charges, primarily reflecting the fair value adjustments to acquired inventory from Wyeth and King that was subsequently sold;

•
lower costs related to our cost-reduction and productivity initiatives and acquisition-related costs, as well as the benefits generated from the ongoing productivity initiatives to streamline the manufacturing network;

•	reduced manufacturing volumes related to products that lost exclusivity in various markets; and

•	the favorable impact of foreign exchange of 3%,
partially offset by:

•	an unfavorable shift in geographic, product and business mix due to products that lost exclusivity in various markets.

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Selling, informational and administrative expenses	$14,355	$15,171	$17,581	(5)	(14)
As a percentage of Revenues	27.8%	27.8%	28.8%

2013 v. 2012

SI&A expenses decreased 5% in 2013, compared to 2012, primarily due to:

•	savings generated from a reduction in marketing functions, partly in response to product losses of exclusivity and more streamlined corporate support functions; and

•	the favorable impact of foreign exchange of 1%,
partially offset by:

•	increased spending in support of several new product launches.
2012 v. 2011

SI&A expenses decreased 14% in 2012, compared to 2011, primarily due to:

•	savings generated from a reduction in the field force and a decrease in promotional spending, both partly in response to product losses of exclusivity;

•	more streamlined corporate support functions; and

•	the favorable impact of foreign exchange of 2%,
partially offset by:

•	costs associated with the separation of Zoetis employees, net assets and operations from Pfizer.

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Research and development expenses	$6,678	$7,482	$8,681	(11)	(14)
As a percentage of Revenues	12.9%	13.7%	14.2%
2013 v. 2012

R&D expenses decreased 11% in 2013, compared to 2012, primarily due to:

•	the non-recurrence of a $250 million payment to AstraZeneca in 2012 to obtain the exclusive, global, OTC rights to Nexium; and

•	lower charges related to implementing our cost-reduction and productivity initiatives.

2012 v. 2011
R&D expenses decreased 14% in 2012, compared to 2011, primarily due to:

•	savings generated by the discontinuation of certain therapeutic areas and R&D programs in connection with our previously announced cost-reduction and productivity initiatives; and

•	lower charges related to implementing our cost-reduction and productivity initiatives,

30	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

•	a $250 million payment to AstraZeneca to obtain the exclusive, global, OTC rights to Nexium.

R&D expenses also include payments for intellectual property rights of $203 million in 2013, $371 million in 2012 (which includes the $250 million payment to AstraZeneca to obtain the exclusive, global OTC rights to Nexium referred to above) and $306 million in 2011 (for further discussion, see the “Our Business Development Initiatives” section of this Financial Review).

Research and Development Operations

Innovation is critical to the success of our company and drug discovery and development is time-consuming, expensive and unpredictable.

The following table provides information by operating segment about our research and development (R&D) expenses (see also Notes to Consolidated Financial Statements––Note 18. Segment, Geographic and Other Revenue Information):

	R&D Expenses
	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Primary Care(a)	$969	$1,009	$1,307	(4)	(23)
Specialty Care and Oncology(a)	1,403	1,401	1,561	—	(10)
Established Products and Emerging Markets(a)	408	401	441	2	(9)
Consumer Healthcare(a), (b)	113	358	88	(68)	307
Worldwide Research and Development/Pfizer Medical(c)	2,821	2,839	3,337	(1)	(15)
Corporate and Other(d)	964	1,474	1,947	(35)	(24)
Total Research and Development Expenses	$6,678	$7,482	$8,681	(11)	(14)

(a)
Our operating segments, in addition to their sales and marketing responsibilities, are responsible for certain development activities. Generally, these responsibilities relate to additional indications for in-line products and IPR&D projects that have achieved proof-of-concept. R&D spending may include upfront and milestone payments for intellectual property rights.

(b)	The decrease in 2013 relates to the non-recurrence of a $250 million payment to AstraZeneca in 2012 to obtain the exclusive, global OTC rights to Nexium.

(c)
Worldwide Research and Development is generally responsible for research projects until proof-of-concept is achieved, and then for transitioning those projects to the appropriate business unit for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. Worldwide Research and Development is also responsible for all regulatory submissions and interactions with regulatory agencies, including all safety event activities. Pfizer Medical is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes. The decrease in 2012 compared to 2011 results from cost savings associated with the R&D productivity initiative announced on February 1, 2011 (see the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review).

(d)
Corporate and other includes unallocated costs, primarily facility costs, information technology, share-based compensation, and restructuring related costs. The decrease in 2013 primarily reflects lower charges relating to implementing our cost-reduction and productivity initiatives, and to a lesser extent efficiencies gained from these efforts, and in 2012, primarily results from cost savings associated with the R&D productivity initiative announced on February 1, 2011, and to a lesser extent, from lower charges relating to implementing our cost-reduction and productivity initiatives (see the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review).

Our R&D spending is conducted through a number of matrix organizations––Research Units, within our Worldwide Research and Development organization, are generally responsible for research assets (assets that have not yet achieved proof-of-concept); Business Units are generally responsible for development assets (assets that have achieved proof-of-concept); and science-based and other platform-services organizations.

We take a holistic approach to our R&D operations and manage the operations on a total-company basis through our matrix organizations described above. Specifically, a single committee, co-chaired by members of our R&D and commercial organizations, is accountable for aligning resources among all of our R&D projects and for seeking to ensure that our company is focusing its R&D resources in the areas where we believe that we can be most successful and maximize our return on investment. We believe that this approach also serves to maximize accountability and flexibility.

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

2013 Financial Report	31

Financial Review
Pfizer Inc. and Subsidiary Companies

significant portion of our spending quickly, as conditions change, we believe that any prior-period information about R&D expense by development phase or by therapeutic area would not necessarily be representative of future spending.

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Costs associated with acquisitions and cost-reduction/productivity initiatives(a)	$1,704	$2,775	$4,415	(39)	(37)

(a)
Comprises Restructuring charges and certain acquisition-related costs as well as costs associated with our cost-reduction/productivity initiatives included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

We have incurred significant costs in connection with acquiring, integrating and restructuring businesses and in connection with our global cost-reduction and productivity initiatives. For example:

•
In connection with acquisition activity, we typically incur costs associated with executing the transactions, integrating the acquired operations (which may include expenditures for consulting and the integration of systems and processes), and restructuring the combined company (which may include charges related to employees, assets and activities that will not continue in the combined company); and

•
In connection with our cost-reduction/productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems.

All of our businesses and functions have been impacted by these types of actions, including sales and marketing, manufacturing and R&D, as well as groups such as information technology, shared services and corporate operations. Since the acquisition of Wyeth on October 15, 2009, our cost-reduction initiatives announced on January 26, 2009, but not completed as of December 31, 2009, were incorporated into a comprehensive plan to integrate Wyeth’s operations to generate cost savings and to capture synergies across the combined company. In addition, among our ongoing cost reduction/productivity initiatives, on February 1, 2011, we announced a new research and productivity initiative to accelerate our strategies to improve innovation and productivity in R&D by prioritizing areas that we believe have the greatest scientific and commercial promise, utilizing appropriate risk/return profiles and focusing on areas with the highest potential to deliver value in the near term and over time.
Costs associated with the above actions decreased 39% in 2013, compared to 2012, due to lower costs incurred in all categories: restructuring charges and transaction costs (down $391 million), integration costs (down $237 million), additional depreciation––asset restructuring (down $282 million) and lower implementation costs (down $161 million). Costs associated with the above actions decreased 37% in 2012, compared to 2011, due to lower costs incurred in most categories: restructuring charges and transaction costs (down $719 million), integration costs (down $312 million), additional depreciation––asset restructuring (down $655 million) and higher implementation costs (up $46 million). See Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for more information.
The overall lower costs reflect the fact that these programs have been substantially completed, except for our manufacturing plant network rationalization, where execution timelines are necessarily long (see "Key Activities" below). In connection with these continuing manufacturing plant network rationalization activities, we expect to incur approximately $450 million in associated costs in 2014-2016.

Cost-Reduction Goals

With respect to the January 26, 2009 announcements, and our acquisition of Wyeth on October 15, 2009, in the aggregate, we achieved our cost-reduction goal by the end of 2011, a year earlier than expected, and are continuing to generate cost reductions.

With respect to the R&D productivity initiative announced on February 1, 2011, we met our goal to achieve significant reductions in our annual research and development expenses by the end of 2012. Adjusted R&D expenses were $6.6 billion in 2013, and we expect adjusted R&D expenses to be approximately $6.4 billion to $6.9 billion in 2014, which reflects the late-2013 and early-2014 initiation of Phase 3 clinical programs for certain pipeline compounds. For an understanding of adjusted research and development expenses, see the “Adjusted Income” section of this Financial Review.

Total Costs

Through December 31, 2013, we incurred approximately $15.5 billion (pre-tax) in cost-reduction and acquisition-related costs (excluding transaction costs) in connection with the aforementioned initiatives. This $15.5 billion is a component of the $16.3 billion (pre-tax) in total restructuring charges incurred from the beginning of our cost-reduction/productivity initiatives in 2005 through December 31, 2013. See Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for more information.

32	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Key Activities

The targeted cost reductions were achieved through, among other things, the following actions:

•
The closing of duplicative facilities and other site rationalization actions Company-wide, including research and development facilities, manufacturing plants, sales offices and other corporate facilities. Among the more significant actions are the following:

◦
Manufacturing: After the acquisition of Wyeth, our manufacturing sites totaled 59. Other acquisitions have added eight manufacturing sites, and we have subsequently exited 11 sites, resulting in 56 sites supporting continuing operations as of December 31, 2013. Our plant network strategy is expected to result in the exit of a further eight sites over the next several years. These site counts exclude five Nutrition business-related manufacturing sites as the Nutrition business was sold in 2012, and exclude 24 Zoetis sites as the disposition of the remaining 80.2% interest in Zoetis common stock was completed on June 24, 2013. See Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures for more information.

◦
Research and Development: After the acquisition of Wyeth, we operated in 20 R&D sites and announced that we would close a number of sites. We have completed a number of site closures, including our Sandwich, U.K. research and development facility, except for a small presence. In addition, in 2011, we rationalized several other sites to reduce and optimize the overall R&D footprint. We disposed of our toxicology site in Catania, Italy; exited our R&D sites in Aberdeen and Gosport, U.K.; and disposed of a vacant site in St. Louis, MO. We still maintain laboratories in St. Louis, MO that focus on the area of biologics. We are presently marketing for sale, lease or sale/lease-back, either a portion of or all of certain of our R&D campuses. Locations with R&D operations are in the U.S., Europe, Canada and China, with five major research sites in addition to a number of specialized units. We also re-prioritized our commitments to disease areas and have discontinued certain therapeutic areas and R&D programs as part of our R&D productivity initiative. Our research primarily focuses on five high-priority areas that have a mix of small and large molecules—immunology and inflammation; oncology; cardiovascular and metabolic diseases; neuroscience and pain; and vaccines. Other areas of focus include rare diseases and biosimilars.

•
Workforce Reductions: Across all areas of our business, we reduced our workforce and completed other organizational changes, primarily in the U.S. field force, manufacturing, R&D and corporate functions. We identified areas for a reduction in workforce across all of our businesses. From 2009, when the workforce was approximately 130,000, through the end of 2012, we achieved a reduction of 38,500, and by the end of 2013, we achieved a reduction of 52,300. In 2013, the workforce declined by 13,800, from 91,500 to 77,700, primarily due to the full disposition of Zoetis, which resulted in a workforce reduction of approximately 9,300. The aforementioned workforce reductions include the impact of acquisitions and divestitures subsequent to the Wyeth acquisition.

•	The increased use of shared services and centers of excellence.

•	Procurement savings.

New Programs––2014 through 2016 Activities

At the beginning of our fiscal year 2014, we began to manage our commercial operations through a new global commercial structure consisting of three businesses––the Global Innovative Pharmaceutical business (GIP); the Global Vaccines, Oncology and Consumer Healthcare business (VOC); and the Global Established Pharmaceutical business (GEP). In connection with this reorganization, we expect to incur costs of approximately $350 million in 2014-2016 related to the streamlining of certain functions, the realignment of regional locations and colleagues to support the businesses, as well as implementing the necessary system changes to support future reporting requirements.

In addition, while we have substantially completed our previously described cost-reduction/productivity initiatives with the exception of our manufacturing plant network rationalization, which is already underway and where execution timelines are necessarily long, we have tasked our commercial, manufacturing and corporate divisions, as part of our annual budgeting process, with the identification of new cost-savings opportunities and expect those new programs to be implemented in 2014-2016.

The development of these opportunities and action plans is underway and, in order to achieve the targeted savings, we expect that we will incur approximately $2.4 billion in 2014-2016 (in addition to the anticipated costs associated with the reorganization of our commercial operations and our continuing manufacturing plant network rationalization activities, described above).

Expected Cost Savings

The expected ongoing annual cost savings associated with our new commercial structure, our anticipated 2014-2016 cost-reduction programs and our continuing manufacturing plant network rationalization activities, in the aggregate, are estimated to be approximately $2.9 billion by the end of 2016.

The expected costs and costs savings in 2014 associated with these activities are reflected in our financial guidance for 2014.

In addition to these major initiatives, we continuously monitor our operations for cost reduction and/or productivity opportunities, especially in light of the losses of exclusivity and the expiration of collaborative arrangements for various products.

Other (Income)/Deductions––Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Other (income)/deductions—net	$(532)	$4,022	$2,486	(113)	62

2013 Financial Report	33

Financial Review
Pfizer Inc. and Subsidiary Companies

2013 v. 2012
Other (income)/deductions—net changed favorably by $4.6 billion in 2013, compared to 2012, primarily due to:

•	patent litigation settlement income of $1.3 billion recorded in 2013 (for additional information, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net);

•	lower net charges for other legal matters in 2013 (down approximately $2.2 billion) (for additional information, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net);

•
a gain of approximately $459 million recorded in 2013 associated with the transfer of certain product rights to our equity-method investment in China (for additional information, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments); and

•	higher net gains on asset disposals (up approximately $268 million) (for additional information, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net),
partially offset by:

•	higher asset impairments and related charges (up approximately $211 million) (for additional information, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).
2012 v. 2011

Other (Income)/Deductions—Net changed unfavorably by $1.5 billion in 2012, compared to 2011, which primarily reflects:

•
charges for litigation-related matters that were approximately $1.4 billion higher in 2012 than in 2011, primarily due to a $491 million charge related to the resolution of an investigation by the U.S. Department of Justice into Wyeth's historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges related to Chantix litigation (for additional information, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies); and

•	royalty-related income that was approximately $92 million lower in 2012 than in 2011.

Certain Asset Impairment Charges

For information about the asset impairment charges, see the “Significant Accounting Policies and Application of Critical Accounting Estimates—Asset Impairment Reviews” section of this Financial Review, as well as Notes to Consolidated Financial Statements Note 4. Other (Income)/Deductions—Net and Note 10B. Goodwill and Other Intangible Assets: Other Intangible Assets.

PROVISION FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Provision for taxes on income	$4,306	$2,221	$3,621	94	(39)
Effective tax rate on continuing operations	27.4%	19.8%	31.5%

In all three years, our effective tax rate for continuing operations was impacted by favorable audit settlements and from the expiration of certain statutes of limitations in multiple jurisdictions covering various periods, among other factors. For details about these discrete elements that impacted our tax provisions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2013 v. 2012

The higher effective tax rate in 2013 compared to 2012 primarily reflects a decrease, of approximately $500 million, in tax benefits related to certain audit settlements and the expiration of certain statutes of limitations in multiple jurisdictions covering various periods.
To a lesser extent, the unfavorable comparison of 2013 to 2012 also reflects:

•	the unfavorable tax rate associated with patent litigation settlement income of $1.3 billion recorded in 2013;

•
the non-deductibility of the $292 million of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our equity-method investment in China (Hisun Pfizer); and

•
the non-deductibility of the $223 million loss on an option to acquire the remaining interest in Teuto, a 40%-owned generics company in Brazil, since we expect to retain the investment indefinitely, and the non-deductibility of a $32 million impairment charge related to our equity-method investment in Teuto, partially offset by:

•	the change in the jurisdictional mix of earnings; and

•	the extension of the U.S. R&D tax credit (resulting in the full-year benefit of the 2012 and 2013 U.S. R&D tax credit being recorded in 2013).

34	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

2012 v. 2011

The lower effective tax rate in 2012 compared to 2011 is primarily the result of:

•
an increase, of approximately $1.1 billion in tax benefits, related to certain audit settlements in multiple jurisdictions and the expiration of certain statutes of limitations covering various periods, partially offset by:

•	the impact of the expiration of the U.S. R&D tax credit on December 31, 2011; and

•	the non-deductibility of the 2012 legal charge related to Rapamune (see the "Other (income)/deductions—Net" section of this Financial Review).

For additional details about the resolution of certain tax positions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

Changes in Tax Laws

On February 28, 2013, the Governor of Puerto Rico signed into law Act No. 2-2013, amending Sections 2101 and 2102 of the Puerto Rico Internal Revenue Code of 1994, which provided for an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. The impact of Act No. 2-2013 is being recorded in Cost of sales and Provision for taxes on income, as appropriate. All expected impacts in 2014 have been reflected in our financial guidance for 2014.
On January 3, 2013, the President of the United States signed into law the American Taxpayer Relief Act of 2012 (the 2012 Act), which extended the U.S. R&D tax credit for tax years 2012 and 2013, as well as other provisions. Given the enactment date of the 2012 Act, the benefit related to our 2012 and 2013 R&D spending was recorded in 2013. On December 31, 2013, the U.S. R&D tax credit expired. Since the U.S. R&D tax credit was in effect for all of 2013, the expiration has no impact on our 2013 results. We have not anticipated the extension of the U.S. R&D tax credit in our financial guidance for 2014.

DISCONTINUED OPERATIONS

For additional information about our discontinued operations, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

The following table provides the components of Discontinued operations—net of tax:
	Year Ended December 31,(a)
(MILLIONS OF DOLLARS)	2013	2012	2011
Revenues	$2,201	$6,587	$6,897
Pre-tax income from discontinued operations(a)	408	1,253	1,310
Provision for taxes on income(b)	100	459	425
Income from discontinued operations––net of tax	308	794	885
Pre-tax gain on sale of discontinued operations	10,446	7,123	1,688
Provision for taxes on income(c)	92	2,340	384
Gain on disposal of discontinued operations––net of tax	10,354	4,783	1,304
Discontinued operations—net of tax	$10,662	$5,577	$2,189

(a)
Includes (i) the Animal Health (Zoetis) business through June 24, 2013, the date of disposal, (ii) the Nutrition business through November 30, 2012, the date of disposal and (iii) the Capsugel business through August 1, 2011, the date of disposal.

(b)
Includes a deferred tax benefit of $23 million for 2013 and $23 million for 2012, and a deferred tax expense of $28 million for 2011, which is net of a deferred tax expense of $42 million in 2012 and includes a deferred tax expense of $6 million in 2011 related to investments in certain foreign subsidiaries, resulting from our intention not to hold these subsidiaries indefinitely.

(c)
For 2013, primarily reflects income tax expense of $122 million resulting from certain legal entity reorganizations. For 2012 and 2011, includes a deferred tax expense of $1.4 billion for 2012 and $190 million for 2011, which includes a deferred tax expense of $2.2 billion for 2012 and $190 million for 2011 on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas. For 2012, also includes a deferred tax benefit reflecting the reversal of net deferred tax liabilities associated with the divested Nutrition assets.

ADJUSTED INCOME

General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management, and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, consumer healthcare (over-the-counter) products, and vaccines––prior to considering certain income statement elements. We have defined Adjusted income as Net income

2013 Financial Report	35

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
senior management’s annual compensation is derived, in part, using this Adjusted income measure. Adjusted income is the performance metric utilized in the determination of bonuses under the Pfizer Inc. Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of Internal Revenue Code Section 162(m). Subject to the Section 162(m) limitation, the bonuses are funded from a pool based on the performance measured by three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. This metric accounts for 40% of the bonus pool. The pool applies to the bonus plans for virtually all bonus-eligible, non-sales-force employees worldwide, including the ELT members and other members of senior management.

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

We also recognize that, as an internal measure of performance, the Adjusted income measure has limitations, and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted income measure is that it provides a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and does not provide a comparable view of our performance to other companies in the biopharmaceutical industry. We also use other specifically tailored tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a group of pharmaceutical industry peers, plays a significant role in determining payouts under certain of Pfizer’s long-term incentive compensation plans.

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

36	2013 Financial Report

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

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, as well as any related gains or losses on the disposal of such operations such as the gains on the full disposition of our former Animal Health business (Zoetis) in June 2013, the sale of our former Nutrition business in November 2012 and the sale of our former Capsugel business in August 2011. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines for strategic fit with our operations, we do not build or run our businesses with the intent to sell them. Restatements due to discontinued operations do not impact compensation or change the Adjusted income measure for the compensation in respect of the restated periods, but are presented in this Financial Review for consistency across all periods.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program that is specific in nature with a defined term, such as those related to our non-acquisition-related cost-reduction and productivity initiatives; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; amounts associated with transitional service, manufacturing and supply agreements in support of discontinued operations after sale; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation; or charges related to certain legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies and in Part II—Other Information; Item 1. Legal Proceedings in our Quarterly Reports on Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements of and accruals for legal matters made in the normal course of our business would not be considered certain significant items.

Reconciliation

The following table provides a reconciliation of Net income attributable to Pfizer Inc., as reported under U.S. GAAP, and Non-GAAP Adjusted income:
	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
GAAP Reported net income attributable to Pfizer Inc.	$22,003	$14,570	$10,009	51	46
Purchase accounting adjustments—net of tax	3,146	3,562	4,946	(12)	(28)
Acquisition-related costs—net of tax	383	743	1,415	(48)	(47)
Discontinued operations—net of tax	(10,623)	(5,577)	(2,189)	90	*
Certain significant items—net of tax	379	2,451	2,964	(85)	(17)
Non-GAAP Adjusted income(a)	$15,288	$15,749	$17,145	(3)	(8)

(a)
The effective tax rate on Non-GAAP Adjusted income was 27.5% in 2013, 28.7% in 2012 and 29.3% in 2011. The effective tax rate for 2013 compared with 2012 was favorably impacted by the increase in tax benefits related to audit settlements with foreign jurisdictions and the expiration of certain statutes of limitations in multiple jurisdictions covering various periods, as well as the extension of the U.S. R&D tax credit that was signed into law in January 2013. The effective tax rate for 2012 compared with 2011 reflects the impact of the change in the jurisdictional mix of earnings, the expiration of the U.S. R&D tax credit on December 31, 2011 and the favorable impact of the resolution of certain prior-period tax positions in 2012 with various foreign tax authorities and the expiration of certain statutes of limitations.

*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

2013 Financial Report	37

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides a reconciliation of Reported diluted EPS, as reported under U.S. GAAP, and Non-GAAP Adjusted diluted EPS:
	Year Ended December 31,			% Change
	2013	2012	2011	13/12	12/11
Earnings per common share—diluted
GAAP Reported income from continuing operations attributable to Pfizer Inc. common shareholders	$1.65	$1.20	$0.99	38	21
Income from discontinued operations—net of tax	1.54	0.74	0.28	108	*
GAAP Reported net income attributable to Pfizer Inc. common shareholders	3.19	1.94	1.27	64	53
Purchase accounting adjustments—net of tax	0.46	0.47	0.63	(2)	(25)
Acquisition-related costs—net of tax	0.06	0.10	0.18	(40)	(44)
Discontinued operations—net of tax	(1.54)	(0.74)	(0.28)	(108)	*
Certain significant items—net of tax	0.05	0.33	0.38	(85)	(13)
Non-GAAP Adjusted income attributable to Pfizer Inc. common shareholders(a)	$2.22	$2.10	$2.18	6	(4)

(a)
Reported and Adjusted diluted earnings per share in all periods presented were significantly impacted by the decrease in the number of shares outstanding, due to the Company's ongoing share repurchase program and in 2013, the impact of the Zoetis exchange offer.

*	Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

38	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Adjusted income, as shown above, excludes the following items:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Purchase accounting adjustments
Amortization, depreciation and other(a)	$4,367	$4,904	$5,475
Cost of sales(b)	(23)	1	1,197
Total purchase accounting adjustments—pre-tax	4,344	4,905	6,672
Income taxes(c)	(1,198)	(1,343)	(1,726)
Total purchase accounting adjustments—net of tax	3,146	3,562	4,946

Acquisition-related costs
Restructuring charges(d)	108	291	577
Transaction costs(d)	—	1	30
Integration costs(d)	144	381	693
Additional depreciation—asset restructuring(e)	124	273	613
Total acquisition-related costs—pre-tax	376	946	1,913
Income taxes(f)	7	(203)	(498)
Total acquisition-related costs—net of tax	383	743	1,415

Discontinued operations
Discontinued operations—net of tax(g)	(10,662)	(5,577)	(2,189)
Discontinued operations—net of tax, attributable to noncontrolling interests	39	—	—
Total discontinued operations—net of tax, attributable to Pfizer Inc.	(10,623)	(5,577)	(2,189)

Certain significant items
Restructuring charges(h)	930	1,137	1,541
Implementation costs and additional depreciation—asset restructuring(i)	398	692	961
Patent litigation settlement income(j)	(1,342)	—	—
Other legal matters, net(k)	21	2,191	822
Gain associated with the transfer of certain product rights to an equity-method investment(k)	(459)	—	—
Certain asset impairments and related charges(l)	1,059	875	827
Costs associated with the Zoetis IPO(m)	18	125	35
Income associated with the transitional manufacturing and supply agreements with Zoetis(n)	(16)	—	—
Other(l)	83	19	69
Total certain significant items—pre-tax	692	5,039	4,255
Income taxes(o)	(313)	(2,588)	(1,291)
Total certain significant items—net of tax	379	2,451	2,964
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax, attributable to Pfizer Inc.	$(6,715)	$1,179	$7,136

(a)	Included primarily in Amortization of intangible assets (see Notes to Consolidated Financial Statements—Note 10. Goodwill and Other Intangible Assets).

(b)	For 2011, primarily related to fair value adjustments of acquired inventory.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(d)
Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(e)
Represents the impact of changes in estimated useful lives of assets involved in restructuring actions related to acquisitions. For 2013, included in Cost of sales ($116 million) and Selling informational and administrative expenses ($8 million). For 2012, included in Cost of sales ($258 million), Selling informational and administrative expenses ($9 million) and Research and development expenses ($6 million). For 2011, included in Cost of sales ($549 million), Selling, informational and administrative expenses ($42 million) and Research and development expenses ($22 million).

(f)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2013 also includes the unfavorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(g)
Included in Discontinued operations––net of tax and relates to Zoetis, our former Animal Health business, through June 24, 2013, the date of disposal, to our former Nutrition business through November 30, 2012, the date of disposal, and to our former Capsugel business through August 1, 2011, the date of disposal (see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures).

2013 Financial Report	39

Financial Review
Pfizer Inc. and Subsidiary Companies

(h)
Primarily represents restructuring charges related to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(i)
Amounts primarily relate to our cost-reduction/productivity initiatives (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2013, included in Selling, informational and administrative expenses ($156 million), Research and development expenses ($127 million) and Cost of sales ($115 million). For 2012, included in Research and development expenses ($521 million), Selling, informational and administrative expenses ($141 million) and Cost of sales ($30 million). For 2011, included in Cost of sales ($251 million), Selling, informational and administrative expenses ($55 million) and Research and development expenses ($655 million).

(j)
In 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S. Included in Other (income)/deductions—net (see the "Other (Income)/Deductions—Net" section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(k)
Included in Other (income)/deductions—net (see the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(l)
Substantially all included in Other (income)/deductions—net (see the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(m)
Costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services. For 2013 and 2012, included in Other (income)/deductions—net (see the "Other (Income)/Deductions—Net" section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net). For 2011, substantially all included in Other (income)/deductions—net.

(n)	Included in Revenues ($132 million) and in Cost of sales ($116 million) for 2013.

(o)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2013 was favorably impacted by U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the U.S. Internal Revenue Service (IRS) with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition and unfavorably impacted by (i) the tax rate associated with the patent litigation settlement income, (ii) the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Pfizer's 49%-owned equity-method investment in China, and (iii) the non-deductibility of the loss on an option to acquire the remaining interest in Laboratório Teuto Brasileiro S.A. (Teuto), a 40%-owned generics company in Brazil, since we expect to retain the investment indefinitely, and the non-deductibility of an impairment charge related to our equity method investment in Teuto. The amount in 2012 was favorably impacted by U.S. tax benefits of approximately $1.1 billion, representing tax and interest, resulting from a settlement with the IRS with respect to audits for multiple tax years (see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations).

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Changes in the components of Accumulated other comprehensive loss reflect the following:
2013
For Foreign currency translation adjustments, reflects the weakening of several currencies against the U.S. dollar, primarily the Japanese yen, the Australian dollar, the Canadian dollar and the Brazilian real, partially offset by the strengthening of several currencies against the U.S. dollar, primarily the euro and to a lesser extent the U.K. pound, as well as the reclassification of amounts associated with dispositions into income.

For Unrealized holding gains/(losses) on derivative financial instruments, reflects the impact of fair value remeasurements (gains) and the reclassification of realized gains into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

For Unrealized holding gains on available-for-sale securities, reflects the impact of fair value remeasurements and the reclassification of realized gains into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

For Benefit plans: actuarial gains/(losses), net, reflects the impact of actuarial gains (due to an increase in the discount rate and higher than expected returns on plan assets) and the reclassification of certain amounts related to amortization and curtailments/settlements into income. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans and the “Significant Accounting Policies and Application of Critical Accounting Estimates––Benefit Plans" section of this Financial Review.
2012
For Foreign currency translation adjustments, reflects the weakening of several currencies against the U.S. dollar, primarily the euro, the Japanese yen, the Australian dollar and the Brazilian real, and the reclassification of amounts associated with dispositions into income.
For Unrealized holding gains/(losses) on derivative financial instruments, reflects the impact of fair value remeasurements (gains) and the reclassification of realized gains into income. See also Notes to Consolidated Financial Statements—Note 7. Financial Instruments.
For Unrealized holding gains on available-for-sale securities, reflects the impact of fair value remeasurements and the reclassification of realized losses into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.
For Benefit plans: actuarial gains/(losses), net, reflects the impact of actuarial losses (due to a decrease in the discount rate partially offset by higher-than-expected returns on plan assets) and the reclassification of certain amounts related to amortization and curtailments/settlements into income. See also Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

40	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

2011
For Foreign currency translation adjustments, reflects the strengthening of several currencies against the U.S. dollar, primarily the euro, the Japanese yen, the U.K. pound and the Australian dollar, and the reclassification of certain amounts associated with dispositions into income.
For Unrealized holding gains/(losses) on derivative financial instruments, reflects the impact of fair value remeasurements (losses) and the reclassification of realized losses into income. See also Notes to Consolidated Financial Statements—Note 7 Financial Instruments.
For Unrealized holding gains on available-for-sale securities, reflects the impact of fair value remeasurements and the reclassification of realized gains into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.
For Benefit plans: actuarial gains/(losses), net, reflects the impact of actuarial losses (due to a decrease in the discount rate and lower-than-expected returns on plan assets) and the reclassification of certain amounts related to amortization and curtailments/settlements into income. See also Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.
ANALYSIS OF THE CONSOLIDATED BALANCE SHEETS

For information about certain of our financial assets and liabilities, including Cash and cash equivalents, Short-term investments, Long-term investments, Short-term borrowings, including current portion of long-term debt, and Long-term debt, see "Analysis of the Consolidated Statements of Cash Flows" section of this Financial Review, the “Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources” section of this Financial Review and Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

For information about certain balances in Accounts receivable, less allowance for doubtful accounts, see also the “Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources: Accounts Receivable” section of this Financial Review.

For information about our tax accounts, including Current deferred tax assets and other current tax assets, Noncurrent deferred tax assets and other noncurrent tax assets, Noncurrent deferred tax liabilities and Other taxes payable, including the impact of the adoption of a new accounting standard, see Notes to Consolidated Financial Statements—Note 5. Tax Matters.

For a description of changes in Total Equity, see the consolidated statements of equity.

Virtually all of the changes in our asset and liability accounts as of December 31, 2013, compared to December 31, 2012, reflect, among other things, decreases due to changes in foreign currency exchange rates. The following explanations exclude the impact of foreign exchange.

•
For Accounts receivable, less allowance for doubtful accounts, the change also reflects the timing of collections in the normal course of business as well as reductions in revenues of certain products.

•	For Inventories, the change also reflects increases in pharmaceutical and consumer inventory in the normal course of business.

•
For Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, the change also reflects the impact of the full disposition of our Animal Health business (Zoetis). For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

•
For Long-term investments, the change also reflects an increase associated with the transfer of certain product rights to our equity-method investment in China. For additional information, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

•
For Property, plant and equipment, less accumulated depreciation, the change also reflects depreciation partially offset by capital additions. In addition, there were some minor asset impairments and disposals.

•
For Goodwill, the change also reflects goodwill derecognized as part of the transfer of certain product rights, which constituted a business, to our equity-method investment in China. For additional information, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments and Note 10A. Goodwill and Other Intangible Assets: Goodwill.

•
For Identifiable intangible assets, less accumulated amortization, the change also reflects amortization, asset impairment charges and the transfer of certain product rights to our equity-method investment in China, slightly offset by some minor intangible asset acquisitions. For additional information, see Notes to Consolidated Financial Statements—Note 10B. Goodwill and Other Intangible Assets: Other Intangible Assets. For additional information about the asset impairment charges, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net. For additional information about the transfer of certain product rights, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

•	For Accounts payable, the change also reflects the timing of payments in the normal course of business.

•
For Other current liabilities, the change also reflects a decrease in our legal accruals, including those related to the Quigley product liability claims, reflecting payments made, and, to a much lesser extent, decreases in our restructuring accruals, VAT payables, and accrued interest, all in the normal course of business.

•
For Long-term debt, the change also reflects the completion of a public offering of $4.0 billion aggregate principal amount of senior unsecured notes, the $2.4 billion repayment, at maturity, of our 3.625% senior unsecured notes that were due June 2013, the redemption in December 2013 of the aggregate principal amount of $1.8 billion of our 5.50% senior unsecured notes that were due February 2014, and reclassifications to Short-term borrowings, including current portion of long-term debt.

2013 Financial Report	41

Financial Review
Pfizer Inc. and Subsidiary Companies

•
For Pension benefit obligations, net and Postretirement benefit obligations, net, the change also reflects, among other things, significant reductions due to changes in the assumed discount rates used for measuring the obligations and favorable plan asset performance during the year, for plans with assets. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2013	2012	2011	13/12	12/11
Cash provided by/(used in):
Operating activities	$17,765	$16,746	$20,240	6	(17)
Investing activities	(10,625)	6,154	1,843	*	*
Financing activities	(14,975)	(15,999)	(20,607)	(6)	(22)
Effect of exchange-rate changes on cash and cash equivalents	(63)	(2)	(29)	*	(93)
Net increase/(decrease) in Cash and cash equivalents	$(7,898)	$6,899	$1,447	*	*

*	Calculation not meaningful.

In the consolidated statements of cash flows, the Other changes in assets and liabilities, net of acquisitions and divestitures, are presented excluding the effects of changes in foreign currency exchange rates, as these changes do not reflect actual cash inflows or outflows, and excluding any other significant non-cash movements. Accordingly, the amounts shown will not necessarily agree with the changes in the assets and liabilities that are presented in our consolidated balance sheets.

Operating Activities

2013 v. 2012

Our net cash provided by operating activities was $17.8 billion in 2013, compared to $16.7 billion in 2012. The increase in net cash provided by operating activities reflects the timing of receipts and payments in the ordinary course of business, including the receipt of a portion of the Protonix patent litigation settlement income and payments against legal accruals (see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net and Note 17A5. Commitments and Contingencies: Legal Proceedings—Certain Matters Resolved During 2013).

2012 v. 2011

Our net cash provided by operating activities was $16.7 billion in 2012, compared to $20.2 billion in 2011. The decrease in net cash provided by operating activities was primarily attributable to:

•
the loss of exclusivity of Lipitor, as well as certain other products, resulting in lower revenues and associated expenses (see also "Our Operating Environment—Intellectual Property Rights and Collaboration/Licensing Rights" section of this Financial Review), partially offset by spending reductions resulting from our company-wide cost-reduction initiatives;

•	payments made in connection with certain legal matters; and

•	the timing of other receipts and payments in the ordinary course of business.

Investing Activities

2013 v. 2012

Our net cash used in investing activities was $10.6 billion in 2013, compared to net cash provided by investing activities of $6.2 billion in 2012. The increase in net cash used by investing activities was primarily attributable to:

•
the nonrecurrence of net proceeds received on November 30, 2012 from the sale of our Nutrition business of $11.85 billion (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures); and

•	net purchases of investments of $9.4 billion in 2013, compared to net purchases of investments of $3.4 billion in 2012, partially offset by:

•
cash paid of $1.1 billion, net of cash acquired, for our acquisitions of Alacer, Ferrosan and NextWave in 2012 (see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

42	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Financing Activities

2013 v. 2012

Our net cash used in financing activities was $15.0 billion in 2013, compared to $16.0 billion in 2012. The decrease in net cash used in financing activities was primarily attributable to:

•	net proceeds from borrowings of $6.0 billion in 2013, compared to net repayments of borrowings of $1.7 billion in 2012; and

•	proceeds from the exercise of stock options of $1.8 billion in 2013 compared to $0.6 billion in 2012, partially offset by:

•	purchases of common stock of $16.3 billion in 2013, compared to $8.2 billion in 2012.

2012 v. 2011

Our net cash used in financing activities was $16.0 billion in 2012, compared to $20.6 billion in 2011. The decrease in net cash used in financing activities was primarily attributable to:

•	net repayments of borrowings of $1.7 billion in 2012, compared to net repayments of borrowings of $5.5 billion in 2011;

•	purchases of common stock of $8.2 billion in 2012, compared to $9.0 billion in 2011; and

•	increased proceeds from the exercise of stock options,
slightly offset by:

•	higher cash dividends paid.

Supplemental Schedule of Non-Cash Investing and Financing Information

In 2013, we:

•	sold Zoetis common stock for Pfizer common stock valued at $11.4 billion;

•	exchanged Zoetis common stock for the retirement of Pfizer commercial paper issued in 2013 for $2.5 billion;

•	exchanged Zoetis senior notes for the retirement of Pfizer commercial paper issued in 2012 for $1.0 billion;

•	transferred certain product rights, valued at $1.2 billion, to an equity-method investment (Hisun Pfizer); and

•	contributed an investment, valued at $447 million, in connection with the resolution of a legal matter (Quigley).

Zoetis is our former Animal Health business. For further details on Zoetis-related transactions, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures. For further details on the transfer of certain product rights, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments. For further details on the transfer of investments in connection with the resolution of the Quigley legal matter, see Notes to Consolidated Financial Statements—Note 17A5. Commitments and Contingencies: Legal Proceedings––Certain Matters Resolved During 2013.

ANALYSIS OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

We rely largely on operating cash flows, short-term investments, short-term commercial paper borrowings and long-term debt to provide for our liquidity requirements. Due to our significant operating cash flows as well as our financial assets, access to capital markets and available lines of credit and revolving credit agreements, we believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future, which include:

•	the working capital requirements of our operations, including our research and development activities;

2013 Financial Report	43

Financial Review
Pfizer Inc. and Subsidiary Companies

•	investments in our business;

•	dividend payments and potential increases in the dividend rate;

•	share repurchases;

•	the cash requirements associated with our cost-reduction/productivity initiatives;

•	paying down outstanding debt;

•	contributions to our pension and postretirement plans; and

•	business-development activities.

With regard to share repurchases, the Company's Board of Directors authorized a new $10 billion share-purchase plan on June 27, 2013. After giving effect to share purchases through year-end 2013, our remaining share-purchase authorization was approximately $5.5 billion at December 31, 2013. (For additional information about the share-purchase plans, see the “Share-Purchase Plans” section of this Financial Review.)

Our long-term debt is rated high quality by both Standard & Poor’s (S&P) and Moody’s Investors Service (Moody's). See the “Credit Ratings” section below. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified and available-for-sale debt securities.

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of our liquidity and capital resources:
	As of December 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2013	2012
Selected financial assets:
Cash and cash equivalents(a)	$2,183	$10,081
Short-term investments(a)	30,225	22,318
Long-term investments(a)	16,406	14,149
	48,814	46,548
Debt:
Short-term borrowings, including current portion of long-term debt	6,027	6,424
Long-term debt	30,462	31,036
	36,489	37,460
Net financial assets(b)	$12,325	$9,088

Working capital(c)	$32,878	$35,645
Ratio of current assets to current liabilities	2.41:1	2.22:1
Total Pfizer Inc. shareholders' equity per common share(d)	$11.93	$11.17

(a)	See Notes to Consolidated Financial Statements––Note 7. Financial Instruments for a description of certain assets held and for a description of credit risk related to our financial instruments held.

(b)
Net financial assets increased during 2013 as net cash provided by operating activities, the net impact of the Zoetis transactions and the proceeds from the exercise of stock options, among other things, more than offset share purchases and dividend payments. For additional information, see the “Analysis of the Consolidated Statements of Cash Flows” section of this Financial Review.

(c)	Working capital includes net assets held for sale of $55 million as of December 31, 2013 and $4.5 billion (Zoetis) as of December 31, 2012.

(d)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares).

For additional information about the sources and uses of our funds, see the “Analysis of the Consolidated Balance Sheets” and “Analysis of the Consolidated Statements of Cash Flows” sections of this Financial Review.

On June 3, 2013, we completed a public offering of $4.0 billion aggregate principal amount of senior unsecured notes. In addition, we repaid at maturity our 3.625% senior unsecured notes that were due June 2013, which had a balance of $2.4 billion at December 31, 2012, and, in December 2013, we redeemed the aggregate principal amount of $1.8 billion of our 5.50% senior unsecured notes that were due in February 2014.

Full Separation of Zoetis––Impacts on Liquidity

As a result of the Zoetis-related transactions, which were completed in the second quarter of 2013, among other impacts, we received cash and were relieved of debt obligations in the aggregate amount of approximately $6.1 billion. For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

44	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Accounts Receivable

We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. Historically, payments from a number of these European governments and government agencies extend beyond the contractual terms of sale, and there have been no significant changes in the year-over-year trend.

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

As of December 31, 2013, we had about $1.1 billion in aggregate gross accounts receivable from governments and/or government agencies in Spain, Italy, Greece, Portugal and Ireland where economic conditions remain challenging and uncertain. Such receivables in excess of one year from the invoice date, totaling $245 million, were as follows: $149 million in Spain; $51 million in Italy; $34 million in Greece; $10 million in Portugal; and $1 million in Ireland.

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

Credit Ratings

Two major corporate debt-rating organizations, Moody’s and S&P, assign ratings to our short-term and long-term debt. A security rating is not a recommendation to buy, sell or hold securities and the rating is subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

The following table provides the current ratings assigned by these rating agencies to our commercial paper and senior unsecured non-credit-enhanced long-term debt:
NAME OF RATING AGENCY	Pfizer Commercial Paper	Pfizer Long-Term Debt		Date of Last Action
	Rating	Rating	Outlook
Moody’s	P-1	A1	Stable	October 2013
S&P	A-1+	AA	Stable	May 2013

Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2013, we had access to $8.6 billion of lines of credit, of which $961 million expire within one year. Of these lines of credit, $8.4 billion are unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2018, may be used to support our commercial paper borrowings.

Global Economic Conditions

The challenging economic environment has not had, nor do we anticipate it will have, a significant impact on our liquidity. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future. As markets change, we continue to monitor our liquidity position. There can be no assurance that the challenging economic environment or a further economic downturn would not impact our ability to obtain financing in the future.

2013 Financial Report	45

Financial Review
Pfizer Inc. and Subsidiary Companies

Contractual Obligations

Payments due under contractual obligations as of December 31, 2013, mature as follows:
		Years
(MILLIONS OF DOLLARS)	Total	2014	2015-2016	2017-2018	Thereafter
Long-term debt, including current portion(a)	$32,522	$2,060	$7,452	$5,073	$17,937
Interest payments on long-term debt obligations(b)	17,320	1,368	2,492	2,119	11,341
Other long-term liabilities(c)	4,654	451	829	858	2,516
Lease commitments(d)	1,476	210	306	181	779
Purchase obligations and other(e)	3,376	1,265	1,417	641	53
Uncertain tax positions(f)	98	98	—	—	—

(a)	Long-term debt consists of senior unsecured notes, including fixed and floating rate, foreign currency denominated, and other notes.

(b)
Our calculations of expected interest payments incorporate only current period assumptions for interest rates, foreign currency translation rates and hedging strategies (see Notes to Consolidated Financial Statements—Note 7. Financial Instruments), and assume that interest is accrued through the maturity date or expiration of the related instrument.

(c)
Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans. Excludes amounts relating to our U.S. qualified pension plans and international pension plans, all of which have a substantial amount of plan assets, because the required funding obligations are not expected to be material and/or because such liabilities do not necessarily reflect future cash payments, as the impact of changes in economic conditions on the fair value of the pension plan assets and/or liabilities can be significant; however, we currently anticipate contributing approximately $311 million to these plans in 2014. Also excludes $3.7 billion of liabilities related to legal matters, employee terminations and the fair value of derivative financial instruments and other, most of which do not represent contractual obligations. See also our liquidity discussion above in this "Analysis of Financial Condition, Liquidity and Capital Resources" section, as well as the Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, Note 7A. Financial Instruments: Selected Financial Assets and Liabilities, Note 11E. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Cash Flows, and Note 17. Commitments and Contingencies.

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

The above table includes amounts for potential milestone payments under collaboration, licensing or other arrangements, if the payments are deemed reasonably likely to occur. Payments under these agreements generally become due and payable only upon the achievement of certain development, regulatory and/or commercialization milestones, which may span several years and which may never occur.

In 2014, we expect to spend approximately $1.3 billion on property, plant and equipment. Planned capital spending mostly represents investment to maintain existing facilities and capacity. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2013, recorded amounts for the estimated fair value of these indemnifications are not significant.

Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Share-Purchase Plans

On December 12, 2011, we announced that the Board of Directors had authorized a $10 billion share-purchase plan (the December 2011 Stock Purchase Plan), which was exhausted in the first quarter of 2013. On November 1, 2012, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, which became effective on November 30, 2012 and was exhausted in October 2013. On June 27, 2013, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, and share purchases commenced thereunder in October 2013.

In 2013, we purchased approximately 563 million shares of our common stock for approximately $16.3 billion under our publicly announced share-purchase plans. In 2012, we purchased approximately 349 million shares of our common stock for approximately $8.2 billion under our publicly announced share-purchase plans. In 2011, we purchased approximately 459 million shares of our common stock for approximately $9.0 billion under our publicly announce share-purchase plans. After giving effect to share purchases through year-end 2013, our remaining share-purchase authorization was approximately $5.5 billion at December 31, 2013.

46	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Dividends on Common Stock

We paid dividends on our common stock of $6.6 billion in 2013 and $6.5 billion in 2012. In December 2013, our Board of Directors declared a first-quarter 2014 dividend of $0.26 per share, payable on March 4, 2014, to shareholders of record at the close of business on February 7, 2014. The first-quarter 2014 cash dividend will be our 301st consecutive quarterly dividend.

Our current and projected dividends provide a return to shareholders while maintaining sufficient capital to invest in growing our businesses and to seek to increase shareholder value. Our dividends are not restricted by debt covenants. While the dividend level remains a decision of Pfizer’s Board of Directors and will continue to be evaluated in the context of future business performance, we currently believe that we can support future annual dividend increases, barring significant unforeseen events.

NEW ACCOUNTING STANDARDS

Recently Adopted Accounting Standard

See Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standard.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2013

In March 2013, the Financial Accounting Standards Board (FASB) issued a clarification regarding the accounting for cumulative translation adjustment (CTA) upon derecognition of assets or investment within a foreign entity. This new standard provides additional CTA accounting guidance on sales or transfers of foreign entity investments and assets as well as step acquisitions involving a foreign entity. The provisions of the new standard are effective on a prospective basis in 2014 for annual and interim reporting periods. We do not expect the provisions of this standard to have a significant impact on our consolidated financial statements.

In February 2013, the FASB issued guidance regarding the measurement of obligations resulting from joint and several liability arrangements that may include debt agreements, other contractual obligations and settled litigation or judicial rulings. The provisions of this standard require that these obligations are measured at the amount representing the agreed-upon obligation of the company as well as additional liability amounts it expects to assume on behalf of other parties in the arrangement. The provisions of the new standard are effective on a retrospective basis in 2014 for annual and interim reporting periods. We do not expect the provisions of this standard to have a significant impact on our consolidated financial statements.

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This report and other written or oral statements that we make from time to time contain forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal”, “objective”, "aim" and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated future operating or financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results, including, in particular, the financial guidance set forth in the “Our Financial Guidance for 2014” section of this Financial Review, the anticipated costs and cost savings set forth in the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review, the planned capital spending set forth in the "Contractual Obligations" section of this Financial Review, and the contributions that we expect to make from our general assets to the Company's pension and postretirement plans during 2014 set forth in the "Contractual Obligations" section of this Financial Review and in Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of research and development activities including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

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

2013 Financial Report	47

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines;

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

•
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including

48	2013 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

those related to our research and development organization, and of the internal separation of our commercial operations into three new global businesses effective January 1, 2014.

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2013. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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
Financial Risk Management

The objective of our financial risk management framework is to reduce the variability of our earnings and interest rates. We manage these financial exposures through operational means and through the use of third party instruments. Our specific techniques and practices might change in response to changing economic conditions.

Foreign Exchange Risk

We operate globally and, as such, we are subject to foreign exchange risk in our commercial operations, as well as in our financial assets (investments) and liabilities (borrowings). Our net investments in foreign subsidiaries are also subject to currency risk.

On the commercial side, a significant portion of our revenues and earnings is exposed to changes in foreign exchange rates. See the "Our Operating Environment—The Global Economic Environment" section of this Financial Review for the key currencies in which we operate. We seek to manage our foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Where foreign exchange risk cannot be mitigated via operational means, we may use foreign currency forward-exchange contracts and/or foreign currency swaps to manage that risk.

With respect to our financial assets and liabilities, our primary foreign exchange exposure arises predominantly from short-term and long-term intercompany receivables and payables, and, to a lesser extent, from short-term and long-term investments and debt, where the assets and/or liabilities are denominated in currencies other than the functional currency of the business entity.

In addition, under certain market conditions, we may seek to protect against possible declines in the reported net investments of our foreign business entities. In these cases, we may use foreign currency swaps and/or foreign currency debt.

For details about these and other financial instruments, including fair valuation methodologies, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities.
The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to appreciate against all other currencies by 10%, as of December 31, 2013, the expected impact on our financial statements would not be significant.

Interest Rate Risk

We are subject to interest rate risk on our investments and on our borrowings. We manage interest rate risk in the aggregate, while focusing on Pfizer’s immediate and intermediate liquidity needs.

With respect to our investments, we strive to maintain a predominantly floating-rate basis position, but our strategy may change based on prevailing market conditions. Our floating-rate assets are subject to the risk that short-term interest rates may fall and, as a result, the investments would generate less interest income. Fixed-rate investments provide a known amount of interest income regardless of a change in interest rates. We sometimes use interest rate swaps in our financial investment portfolio.

With respect to our long-term borrowings, we strive to maintain a predominantly floating-rate basis position, but here too, we may change our strategy depending upon prevailing market conditions. We generally issue debt with a fixed rate, and then use interest rate swaps to convert it into floating-rate debt as we deem appropriate in the circumstances. This effective floating rate debt serves to offset some of the interest rate risks associated with our short-term and floating-rate investments.

2013 Financial Report	49

Financial Review
Pfizer Inc. and Subsidiary Companies

For details about these and other financial instruments, including fair valuation methodologies, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities.

The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point decrease in interest rates as of December 31, 2013, the expected impact on our financial statements would not be significant.

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

50	2013 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report
We prepared and are responsible for the financial statements that appear in our 2013 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (1992). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2013.
The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2013 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read
Chairman and Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 28, 2014

2013 Financial Report	51

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as, when applicable, alternative accounting treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed under applicable Public Company Accounting Oversight Board standards.
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
In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. The Committee has selected, and the Board of Directors has ratified, the selection of the Company’s independent registered public accounting firm for 2014.

W. Don Cornwell
Chair, Audit Committee

February 28, 2014
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

52	2013 Financial Report

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2014 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

KPMG LLP
New York, New York

February 28, 2014

2013 Financial Report	53

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and our report dated February 28, 2014 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 28, 2014

54	2013 Financial Report

Consolidated Statements of Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2013	2012	2011
Revenues	$51,584	$54,657	$61,035
Costs and expenses:
Cost of sales(a)	9,586	9,821	12,500
Selling, informational and administrative expenses(a)	14,355	15,171	17,581
Research and development expenses(a)	6,678	7,482	8,681
Amortization of intangible assets	4,599	5,109	5,465
Restructuring charges and certain acquisition-related costs	1,182	1,810	2,841
Other (income)/deductions––net	(532)	4,022	2,486
Income from continuing operations before provision for taxes on income	15,716	11,242	11,481
Provision for taxes on income	4,306	2,221	3,621
Income from continuing operations	11,410	9,021	7,860
Discontinued operations:
Income from discontinued operations––net of tax	308	794	885
Gain on disposal of discontinued operations––net of tax	10,354	4,783	1,304
Discontinued operations––net of tax	10,662	5,577	2,189
Net income before allocation to noncontrolling interests	22,072	14,598	10,049
Less: Net income attributable to noncontrolling interests	69	28	40
Net income attributable to Pfizer Inc.	$22,003	$14,570	$10,009

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.67	$1.21	$1.00
Discontinued operations––net of tax	1.56	0.75	0.28
Net income attributable to Pfizer Inc. common shareholders	$3.23	$1.96	$1.28
Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.65	$1.20	$0.99
Discontinued operations––net of tax	1.54	0.74	0.28
Net income attributable to Pfizer Inc. common shareholders	$3.19	$1.94	$1.27

Weighted-average shares––basic	6,813	7,442	7,817
Weighted-average shares––diluted	6,895	7,508	7,870

Cash dividends paid per common share	$0.96	$0.88	$0.80

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2013 Financial Report	55

Consolidated Statements of Comprehensive Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2013	2012	2011
Net income before allocation to noncontrolling interests	$22,072	$14,598	$10,049

Foreign currency translation adjustments	$(535)	$(811)	$796
Reclassification adjustments(a)	144	(207)	(127)
	(391)	(1,018)	669
Unrealized holding gains/(losses) on derivative financial instruments	488	745	(726)
Reclassification adjustments for realized (gains)/losses(b)	(94)	(616)	537
	394	129	(189)
Unrealized holding gains on available-for-sale securities	151	74	81
Reclassification adjustments for realized (gains)/losses(b)	(237)	356	(283)
	(86)	430	(202)
Benefit plans: actuarial gains/(losses), net	3,714	(2,136)	(2,246)
Reclassification adjustments related to amortization(c)	581	473	284
Reclassification adjustments related to settlements, net(c)	175	221	140
Other	48	22	(98)
	4,518	(1,420)	(1,920)
Benefit plans: prior service credits and other	151	25	106
Reclassification adjustments related to amortization(c)	(58)	(69)	(69)
Reclassification adjustments related to curtailments, net(c)	1	(130)	(91)
Other	(8)	(3)	3
	86	(177)	(51)
Other comprehensive income/(loss), before tax	4,521	(2,056)	(1,693)
Tax provision/(benefit) on other comprehensive income/(loss)(d)	1,928	(225)	(959)
Other comprehensive income/(loss) before allocation to noncontrolling interests	$2,593	$(1,831)	$(734)

Comprehensive income before allocation to noncontrolling interests	$24,665	$12,767	$9,315
Less: Comprehensive income/(loss) attributable to noncontrolling interests	7	21	(5)
Comprehensive income attributable to Pfizer Inc.	$24,658	$12,746	$9,320

(a)	Reclassified into Gain on disposal of discontinued operations—net of tax in the consolidated statements of income.

(b)	Reclassified into Other (income)/deductions—net in the consolidated statements of income.

(c)
Generally reclassified, as part of net periodic pension cost, into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, in the consolidated statements of income. For additional information, see Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

(d)	See Note 5E. Tax Matters: Taxes on Items of Other Comprehensive Income/(Loss).

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

56	2013 Financial Report

Consolidated Balance Sheets
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2013	2012

Assets
Cash and cash equivalents	$2,183	$10,081
Short-term investments	30,225	22,318
Accounts receivable, less allowance for doubtful accounts: 2013—$478; 2012—$324	9,357	10,675
Inventories	6,166	6,076
Current deferred tax assets and other current tax assets	4,624	6,170
Other current assets	3,613	3,567
Assets of discontinued operations and other assets held for sale	76	5,944
Total current assets	56,244	64,831
Long-term investments	16,406	14,149
Property, plant and equipment, less accumulated depreciation	12,397	13,213
Goodwill	42,519	43,661
Identifiable intangible assets, less accumulated amortization	39,385	45,146
Noncurrent deferred tax assets and other noncurrent tax assets	1,554	1,565
Other noncurrent assets	3,596	3,233
Total assets	$172,101	$185,798

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2013—$2,060; 2012—$2,449	$6,027	$6,424
Accounts payable	3,234	2,921
Dividends payable	1,663	1,733
Income taxes payable	678	979
Accrued compensation and related items	1,792	1,875
Other current liabilities	9,951	13,812
Liabilities of discontinued operations	21	1,442
Total current liabilities	23,366	29,186

Long-term debt	30,462	31,036
Pension benefit obligations, net	4,635	7,782
Postretirement benefit obligations, net	2,668	3,491
Noncurrent deferred tax liabilities	25,590	21,193
Other taxes payable	3,993	6,581
Other noncurrent liabilities	4,767	4,851
Total liabilities	95,481	104,120

Commitments and Contingencies

Preferred stock, no par value, at stated value; 27 shares authorized; issued: 2013—829; 2012—967	33	39
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2013—9,051; 2012—8,956	453	448
Additional paid-in capital	77,283	72,608
Treasury stock, shares at cost: 2013—2,652; 2012—1,680	(67,923)	(40,122)
Retained earnings	69,732	54,240
Accumulated other comprehensive loss	(3,271)	(5,953)
Total Pfizer Inc. shareholders’ equity	76,307	81,260
Equity attributable to noncontrolling interests	313	418
Total equity	76,620	81,678
Total liabilities and equity	$172,101	$185,798

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2013 Financial Report	57

Consolidated Statements of Equity
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Cost	Retained Earnings	Accum. Other Comp. Loss	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2011	1,279	$52	8,876	$444	$70,760	(864)	$(22,719)	$42,716	$(3,440)	$87,813	$452	$88,265
Net income								10,009		10,009	40	10,049
Other comprehensive loss, net of tax									(689)	(689)	(45)	(734)
Cash dividends declared:
Common stock								(6,512)		(6,512)		(6,512)
Preferred stock								(3)		(3)		(3)
Noncontrolling interests											(19)	(19)
Share-based payment transactions			23	1	594	(5)	(90)			505		505
Purchases of common stock						(459)	(9,000)			(9,000)		(9,000)
Preferred stock conversions and redemptions	(167)	(7)			(2)	—	1			(8)		(8)
Other			3	—	71	1	4	—		75	3	78
Balance, December 31, 2011	1,112	45	8,902	445	71,423	(1,327)	(31,804)	46,210	(4,129)	82,190	431	82,621
Net income								14,570		14,570	28	14,598
Other comprehensive loss, net of tax									(1,824)	(1,824)	(7)	(1,831)
Cash dividends declared:
Common stock								(6,537)		(6,537)		(6,537)
Preferred stock								(3)		(3)		(3)
Noncontrolling interests											(9)	(9)
Share-based payment transactions			52	3	1,150	(4)	(97)			1,056		1,056
Purchases of common stock						(349)	(8,228)			(8,228)		(8,228)
Preferred stock conversions and redemptions	(145)	(6)			(3)	—	1			(8)		(8)
Other			2	—	38	—	6	—		44	(25)	19
Balance, December 31, 2012	967	39	8,956	448	72,608	(1,680)	(40,122)	54,240	(5,953)	81,260	418	81,678
Net income								22,003		22,003	69	22,072
Other comprehensive income/(loss), net of tax									2,655	2,655	(62)	2,593
Cash dividends declared:
Common stock								(6,509)		(6,509)		(6,509)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests											(121)	(121)
Share-based payment transactions			95	5	2,390	(4)	(99)			2,296		2,296
Purchases of common stock						(563)	(16,290)			(16,290)		(16,290)
Preferred stock conversions and redemptions	(138)	(6)			(5)	—	—			(11)		(11)
Sale of 19.8% of subsidiary through an IPO(a)					2,297				27	2,324	155	2,479
Acquisition of common stock in exchange offer(a)						(405)	(11,408)			(11,408)		(11,408)
Deconsolidation of subsidiary sold(a)											(145)	(145)
Other			—	—	(7)	—	(4)	—		(11)	(1)	(12)
Balance, December 31, 2013	829	$33	9,051	$453	$77,283	(2,652)	$(67,923)	$69,732	$(3,271)	$76,307	$313	$76,620

(a)	Relates to Zoetis (our former Animal Health subsidiary). See Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

58	2013 Financial Report

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2013	2012	2011

Operating Activities
Net income before allocation to noncontrolling interests	$22,072	$14,598	$10,049
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	6,410	7,655	9,026
Asset write-offs, impairments and related charges	1,368	1,299	1,198
Gain on disposal of discontinued operations	(10,446)	(7,123)	(1,688)
Gain associated with the transfer of certain product rights to an equity-method investment	(459)	—	—
Deferred taxes from continuing operations	1,726	786	236
Deferred taxes from discontinued operations	(23)	1,412	218
Share-based compensation expense	523	481	419
Benefit plan contributions (in excess of)/less than expense	310	135	(1,769)
Other non-cash adjustments, net	(324)	(130)	18
Other changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	940	367	140
Inventories	(538)	(631)	1,084
Other assets	(822)	(434)	186
Accounts payable	382	579	(367)
Other liabilities	(3,184)	(2,738)	1,508
Other tax accounts, net	(170)	490	(18)
Net cash provided by operating activities	17,765	16,746	20,240

Investing Activities
Purchases of property, plant and equipment	(1,206)	(1,327)	(1,660)
Purchases of short-term investments	(42,761)	(24,018)	(18,447)
Proceeds from redemptions and sales of short-term investments	41,127	25,302	14,176
Net (purchases of)/proceeds from redemptions and sales of short-term investments with original maturities of 90 days or less)	(4,277)	1,459	10,874
Purchases of long-term investments	(11,020)	(11,145)	(4,620)
Proceeds from redemptions and sales of long-term investments	7,555	4,990	2,147
Acquisitions of businesses, net of cash acquired	(15)	(1,050)	(3,282)
Acquisitions of intangible assets	(259)	(92)	(222)
Proceeds from sale of businesses	—	11,850	2,376
Other investing activities	231	185	501
Net cash provided by/(used in) investing activities	(10,625)	6,154	1,843

Financing Activities
Proceeds from short-term borrowings	4,323	7,995	12,810
Principal payments on short-term borrowings	(4,234)	(8,177)	(13,276)
Net proceeds from/(payments on) short-term borrowings with original maturities of 90 days or less	3,475	(30)	1,910
Proceeds from issuance of long-term debt(a)	6,618	—	—
Principal payments on long-term debt	(4,146)	(1,513)	(6,986)
Purchases of common stock	(16,290)	(8,228)	(9,000)
Cash dividends paid	(6,580)	(6,534)	(6,234)
Proceeds from exercise of stock options	1,750	568	153
Other financing activities	109	(80)	16
Net cash used in financing activities	(14,975)	(15,999)	(20,607)
Effect of exchange-rate changes on cash and cash equivalents	(63)	(2)	(29)
Net increase/(decrease) in cash and cash equivalents	(7,898)	6,899	1,447
Cash and cash equivalents, beginning	10,081	3,182	1,735

Cash and cash equivalents, end	$2,183	$10,081	$3,182

- Continued -

2013 Financial Report	59

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
	2013	2012	2011
Supplemental Cash Flow Information
Non-cash transactions:
Sale of subsidiary common stock (Zoetis) for Pfizer common stock(b)	$11,408	$—	$—
Exchange of subsidiary common stock (Zoetis) for the retirement of Pfizer commercial paper issued in 2013(b)	2,479	—	—
Exchange of subsidiary senior notes (Zoetis) for the retirement of Pfizer commercial paper issued in 2012(b)	992	—	—
Transfer of certain product rights to an equity-method investment (Hisun Pfizer)(c)	1,233	—	—
Contribution of an investment in connection with the resolution of a legal matter (Quigley)(d)	447	—	—
Cash paid during the period for:
Income taxes	$2,874	$2,409	$2,927
Interest	1,729	1,873	2,085

(a)
Includes $2.6 billion from the issuance of senior notes by Zoetis (our former Animal Health subsidiary), net of the $1.0 billion non-cash exchange of Zoetis senior notes for the retirement of Pfizer commercial paper issued in 2012. See Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

(b)	Relates to Zoetis (our former Animal Health subsidiary). See Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

(c)	See Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

(d)	See Note 17A5. Commitments and Contingencies: Legal Proceedings––Certain Matters Resolved During 2013.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

60	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 1. Basis of Presentation and Significant Accounting Policies

A. Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The decision whether or not to consolidate an entity requires consideration of majority voting interests, as well as effective economic or other control over the entity. Typically, we do not seek control by means other than voting interests. For subsidiaries operating outside the United States (U.S.), the financial information is included as of and for the year ended November 30 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. Taxes paid on intercompany sales transactions are deferred until recognized upon sale of the asset to a third party.

In the consolidated statements of comprehensive income, we have revised the presentation of other comprehensive income/(loss) shown in prior periods for derivative financial instruments and available-for-sale securities, as certain items had been reported net.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis), and recognized a gain of approximately $10.3 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2013. The operating results of this business are reported as Income from discontinued operations––net of tax in the consolidated statements of income through June 24, 2013, the date of disposal. In addition, in the consolidated balance sheet as of December 31, 2012, the assets and liabilities associated with this business are classified as Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate. Prior-period financial information has been restated, as appropriate. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé and recognized a gain of approximately $4.8 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2012. The operating results of this business are reported as Income from discontinued operations––net of tax in the consolidated statements of income through November 30, 2012, the date of disposal. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

On August 1, 2011, we completed the sale of our Capsugel business and recognized a gain of approximately $1.3 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2011. The operating results of this business are reported as Income from discontinued operations––net of tax in the consolidated statements of income through August 1, 2011, the date of disposal. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

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

B. Adoption of New Accounting Standard

On December 31, 2013, we changed the presentation of certain of our unrecognized tax benefits. For additional information, see Note 5D. Tax Matters: Tax Contingencies.

C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded and disclosed in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statements of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales returns and sales allowances), determining the cost of inventory that is sold, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, investments, inventories, deferred tax assets, fixed assets and intangible assets (including acquired in-process research & development (IPR&D) assets and goodwill), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, accruals for contingencies, rebates, chargebacks, sales returns and sales allowances, and restructuring reserves, all of which also impact the consolidated statements of income.

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

2013 Financial Report	61

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

experience and expectations about the future. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our financial statements on a prospective basis unless they are required to be treated retrospectively under relevant accounting standards. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

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

Contingent consideration in business acquisitions is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. Fair value is generally estimated by using a probability-weighted discounted cash flow approach. Any liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. These changes in fair value are recognized in earnings in Other (income)/deductions––net.

Amounts recorded for acquisitions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

E. Fair Value

We are often required to measure certain assets and liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, we use fair value extensively in the initial recognition of net assets acquired in a business combination, when measuring certain impairment losses and when accounting for and reporting on certain financial instruments. We estimate fair value using an exit price approach, which requires, among other things, that we determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of non-financial assets and, for liabilities, assuming that the risk of non-performance will be the same before and after the transfer.

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

F. Foreign Currency Translation

For most of our international operations, local currencies have been determined to be the functional currencies. We translate functional currency assets and liabilities to their U.S. dollar equivalents at exchange rates in effect as of the balance sheet date and we translate functional currency income and expense amounts to their U.S. dollar equivalents at average exchange rates for the period. The U.S. dollar effects that arise from changing translation rates are recorded in Other comprehensive income/(loss). The effects of converting non-functional currency monetary assets and liabilities into the functional currency are recorded in Other (income)/deductions––net. For operations in highly inflationary economies, we translate monetary items at rates in effect as of the balance sheet date, with translation adjustments recorded in Other (income)/deductions––net, and we translate non-monetary items at historical rates.

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

62	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

•
Outside the U.S., the majority of our pharmaceutical rebates, discounts and price reductions (collectively, sales allowances) are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period, which reduces the risk of variations in the estimation process. In certain European countries, rebates are calculated on the government’s total unbudgeted pharmaceutical spending or on specific product sales thresholds, and we apply an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

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

Our accruals for Medicaid rebates, Medicare rebates, performance-based contract rebates, sales allowances and chargebacks were $3.3 billion as of December 31, 2013, and $3.6 billion as of December 31, 2012, and primarily are included in Other current liabilities in our consolidated balance sheets.

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

Collaborative Arrangements—Payments to and from our collaboration partners are presented in our consolidated statements of income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable accounting guidance. Under co-promotion agreements, we record the amounts received from our partners as alliance revenues, a component of Revenues, when our co-promotion partners are the principal in the transaction and we receive a share of their net sales or profits. Alliance revenues are recorded when our co-promotion partners ship the product and title passes to their customers. The related expenses for selling and marketing these products are included in Selling, informational and administrative expenses. In collaborative arrangements where we manufacture a product for our partners, we record revenues when our partners sell the product and title passes to their customers. All royalty payments to collaboration partners are included in Cost of sales.

H. Cost of Sales and Inventories

We carry inventories at the lower of cost or market. The cost of finished goods, work in process and raw materials is determined using average actual cost. We regularly review our inventories for impairment and reserves are established when necessary.

2013 Financial Report	63

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

I. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are expensed as incurred. Among other things, these expenses include the internal and external costs of marketing, advertising, shipping and handling, information technology and legal defense.

Advertising expenses totaled approximately $3.0 billion in 2013, $2.8 billion in 2012 and $3.6 billion in 2011. Production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs.

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

Research and development expenses related to upfront and milestone payments for intellectual property rights totaled $203 million in 2013, $371 million in 2012 and $306 million in 2011.

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

Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function and depreciation of property, plant and equipment are included in Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

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

64	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

L. Restructuring Charges and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with acquisitions when we implement plans to restructure and integrate the acquired operations or in connection with our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs are all restructuring charges, as well as certain other costs associated with acquiring and integrating an acquired business. (If the restructuring action results in a change in the estimated useful life of an asset, that incremental impact is classified in Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate). Termination costs are generally recorded when the actions are probable and estimable. Transaction costs, such as banking, legal, accounting and other costs incurred in connection with a business acquisition are expensed as incurred.

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

N. Investments and Derivative Financial Instruments

Our investments are comprised of the following: trading securities, available-for-sale securities, held-to-maturity securities (where we have the positive intent and ability to hold the investment to maturity) and private equity investments. The classification of an investment can depend on the nature of the investment, our intent and ability to hold the investment and the degree to which we may exercise influence.

•	Trading securities are carried at fair value, with changes in fair value reported in Other (income)/deductions—net.

•	Available-for-sale debt and equity securities are carried at fair value, with changes in unrealized gains and losses reported in Other comprehensive income/(loss) until realized.

•	Held-to-maturity debt securities are carried at amortized cost.

•
Private equity securities are carried at equity-method or cost. For private equity investments where we have significant influence over the financial and operating policies of the investee, we use the equity-method of accounting. Under the equity method, we record our share of the investee's income and expenses, in Other (income)/deductions—net. The excess of the cost of the investment over our share of the equity of the investee as of the acquisition date is allocated to the identifiable assets of the investee, with any remaining excess amount allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

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

Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 7A. Financial Instruments: Selected Financial Assets and Liabilities), with changes in fair value reported in current earnings or, for derivative financial instruments in certain qualifying hedging relationships, in Other comprehensive income/(loss) (see Note 7E. Financial Instruments: Derivative Financial Instruments and Hedging Activities). Virtually all of our valuation measurements for investments and derivative financial instruments are based on the use of quoted prices for similar instruments in active markets, or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable.

A single estimate of fair value and impairment reviews can involve a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

O. Deferred Tax Assets and Liabilities and Income Tax Contingencies

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax-planning strategies, that would be implemented, if necessary, to realize the deferred tax assets. All current deferred tax assets and liabilities within the same tax jurisdiction are presented as a net amount and all noncurrent deferred tax assets and liabilities within the same tax jurisdiction are presented as a net amount.

2013 Financial Report	65

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

P. Pension and Postretirement Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit and defined contribution plans, as well as other postretirement benefit plans consisting primarily of healthcare and life insurance for retirees. We recognize the overfunded or underfunded status of each of our defined benefit plans as an asset or liability on our consolidated balance sheet. The obligations are generally measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Our pension and other postretirement obligations may include assumptions such as expected employee turnover and participant mortality. For our pension plans, the obligation may also include assumptions as to future compensation levels. For our other postretirement benefit plans, the obligation may include assumptions as to the expected cost of providing the healthcare and life insurance benefits, as well as the extent to which those costs are shared with the employee or others (such as governmental programs). Plan assets are measured at fair value. Net periodic benefit costs are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

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

NextWave Pharmaceuticals Incorporated

On November 27, 2012, we completed our acquisition of NextWave Pharmaceuticals Incorporated (NextWave), a privately held, specialty pharmaceutical company. As a result of this acquisition, Pfizer now holds exclusive North American rights to Quillivant XR™ (methylphenidate

66	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

hydrochloride), the first once-daily liquid medication approved in the U.S. for the treatment of attention deficit hyperactivity disorder. Quillivant XR received approval from the U.S. Food and Drug Administration (FDA) on September 27, 2012, and was launched in the U.S. on January 14, 2013. The total consideration for the acquisition was approximately $442 million, which consisted of upfront payments to NextWave's shareholders of approximately $278 million and contingent consideration with an estimated acquisition-date fair value of approximately $164 million. The contingent consideration consisted of up to $425 million in additional payments that are contingent upon attainment of certain revenue milestones. In 2013, we finalized the allocation of the consideration transferred to the assets acquired and the liabilities assumed in this acquisition. We recorded $519 million in Identifiable intangible assets, consisting of $474 million in Developed technology rights and $45 million in In-process research and development; $166 million in net deferred tax liabilities; and $89 million in Goodwill. In 2013, as a result of lowered commercial forecasts, the fair value of the contingent consideration decreased and we recognized a pre-tax gain of approximately $114 million in Other (income)/deductions––net.

Nexium Over-The-Counter Rights

In August 2012, we entered into an agreement with AstraZeneca for the exclusive, global, over-the-counter (OTC) rights for Nexium, a leading prescription drug currently approved to treat the symptoms of gastroesophageal reflux disease. We made an upfront payment of $250 million to AstraZeneca, and AstraZeneca is eligible to receive milestone payments of up to $550 million based on product launches and level of sales, as well as royalty payments based on sales. The upfront payment for this Consumer Healthcare asset acquisition was expensed and included in Research and development expenses in our consolidated statement of income for the year ended December 31, 2012.

Alacer Corp.

On February 26, 2012, we completed our acquisition of Alacer Corp., a company that manufactured, marketed and distributed Emergen-C, a line of effervescent, powdered drink mix vitamin supplements. In connection with this Consumer Healthcare acquisition, we recorded $181 million in Identifiable intangible assets, consisting primarily of the Emergen-C indefinite-lived brand; $69 million in net deferred tax liabilities; and $192 million in Goodwill.

Ferrosan Holding A/S

On December 1, 2011, we completed our acquisition of the consumer healthcare business of Ferrosan Holding A/S (Ferrosan), a Danish company engaged in the sale of science-based consumer healthcare products, including dietary supplements and lifestyle products, primarily in the Nordic region and the emerging markets of Russia and Central and Eastern Europe. This acquisition is reflected in our consolidated financial statements beginning in the first fiscal quarter of 2012. Our acquisition of Ferrosan’s consumer healthcare business increases our presence in dietary supplements with a new set of brands and pipeline products. Also, we believed that the acquisition would allow us to expand the marketing of Ferrosan's brands through Pfizer's global footprint and provide greater distribution and scale for certain Pfizer brands, such as Centrum and Caltrate, in Ferrosan's key markets. In connection with this Consumer Healthcare acquisition, we recorded $362 million in Identifiable intangible assets, consisting of indefinite-lived and finite-lived brands; $94 million in net deferred tax liabilities; and $322 million in Goodwill.

Excaliard Pharmaceuticals, Inc.

On November 30, 2011, we completed our acquisition of Excaliard Pharmaceuticals, Inc. (Excaliard), a privately owned biopharmaceutical company. Excaliard's lead compound, EXC-001, a Phase 2 compound, is an antisense oligonucleotide designed to interrupt the process of skin fibrosis by inhibiting expression of connective tissue growth factor (CTGF). The total consideration for the acquisition was approximately $174 million, which consisted of an upfront payment to Excaliard's shareholders of approximately $86 million and contingent consideration with an estimated acquisition-date fair value of approximately $88 million. The contingent consideration consists of up to $230 million in additional payments that are contingent upon the attainment of certain regulatory and revenue milestones. Payments under the contingent consideration arrangement were $30 million in 2012 as a regulatory milestone was reached. In connection with this Worldwide Research and Development acquisition, we recorded $257 million in Identifiable intangible assets––In-process research and development; $87 million in net deferred tax liabilities; and $8 million in Goodwill.

Icagen, Inc.

On September 20, 2011, we completed our cash tender offer for the outstanding shares of Icagen, Inc. (Icagen), resulting in an approximate 70% ownership of the outstanding shares of Icagen, a biopharmaceutical company focused on discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. On October 27, 2011, we acquired all of the remaining shares of Icagen. In connection with this Worldwide Research and Development acquisition, we recorded $19 million in Identifiable intangible assets.

King Pharmaceuticals, Inc.

Description of the Transaction

On January 31, 2011 (the acquisition date), we completed a tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King), at a purchase price of $14.25 per share in cash and acquired approximately 92.5% of the outstanding shares. On February 28, 2011, we acquired all of the remaining shares of King for $14.25 per share in cash. As a result, the total fair value of consideration transferred for King was approximately $3.6 billion in cash ($3.2 billion, net of cash acquired).

2013 Financial Report	67

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

King’s principal businesses consisted of a prescription pharmaceutical business focused on delivering new formulations of pain treatments designed to discourage common methods of misuse and abuse; the Meridian auto-injector business for emergency drug delivery; an established products portfolio; and an animal health business.

Recording of Assets Acquired and Liabilities Assumed

The following table provides the assets acquired and liabilities assumed from King:
(MILLIONS OF DOLLARS)	Amounts Recognized as of Acquisition Date(a)
Working capital, excluding inventories	$155
Inventories	340
Property, plant and equipment	412
Identifiable intangible assets, excluding in-process research and development	1,806
In-process research and development	303
Net tax accounts	(328)
All other long-term assets and liabilities, net	102
Total identifiable net assets	2,790
Goodwill(b)	765
Net assets acquired/total consideration transferred	$3,555

(a)
Includes animal health-related assets and liabilities. In 2013, we disposed of our Animal Health business. For additional information, see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

(b)
Goodwill recorded as of the acquisition date totaled $720 million for our three biopharmaceutical operating segments and $45 million for our Animal Health operating segment. (Since the acquisition of King, we have revised our operating segments and disposed of our Animal Health business.)

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

The following table provides supplemental pro forma information:
Unaudited Pro Forma Consolidated Results(a)
Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)	2011
Revenues	$61,122
Net income attributable to Pfizer Inc.	10,228
Diluted earnings per share attributable to Pfizer Inc. common shareholders	1.30

(a)	The pro forma information for December 31, 2011 assumes that the acquisition of King occurred on January 1, 2010.

68	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the acquisition. The unaudited pro forma consolidated results reflect the historical financial information of Pfizer and King, adjusted for the following pre-tax amounts:

•	Elimination of King's historical intangible asset amortization expense (approximately $6 million in 2011).

•	Additional amortization expense (approximately $15 million in 2011) related to the fair value of identifiable intangible assets acquired.

•	Additional depreciation expense (approximately $3 million in 2011) related to the fair value adjustment to property, plant and equipment acquired.

•	Adjustment related to the fair value adjustments to acquisition-date inventory estimated to have been sold (elimination of $160 million charge in 2011).

•	Adjustment for acquisition-related costs directly attributable to the acquisition (elimination of $224 million of charges in 2011, reflecting charges incurred by both King and Pfizer).

B. Divestitures

Animal Health Business—Zoetis Inc.

On June 24, 2013, we completed the full disposition of our Animal Health business. The full disposition was completed through a series of steps, including the formation of Zoetis, an initial public offering (IPO) of an approximate 19.8% interest in Zoetis and an exchange offer for the remaining 80.2% interest.

Formation of Zoetis—On January 28, 2013, our then wholly owned subsidiary, Zoetis, issued $3.65 billion aggregate principal amount of senior notes. Also, on January 28, 2013, we transferred to Zoetis substantially all of the assets and liabilities of our Animal Health business in exchange for all of the Class A and Class B common stock of Zoetis, $1.0 billion of the $3.65 billion of Zoetis senior notes, and an amount of cash equal to substantially all of the cash proceeds received by Zoetis from the remaining $2.65 billion of senior notes issued. The $1.0 billion of Zoetis senior notes received by Pfizer were exchanged by Pfizer for the retirement of Pfizer commercial paper issued in 2012, and the cash proceeds received by Pfizer of approximately $2.6 billion were used for dividends and stock buybacks.

Initial Public Offering (19.8% Interest)—On February 6, 2013, an IPO of the Class A common stock of Zoetis was completed, pursuant to which we sold 99.015 million shares of Class A common stock of Zoetis (all of the Class A common stock, including shares sold pursuant to the underwriters' overallotment option to purchase additional shares, which was exercised in full) in exchange for the retirement of approximately $2.5 billion of Pfizer commercial paper issued in 2013. The Class A common stock sold in the IPO represented approximately 19.8% of the total outstanding Zoetis shares. The excess of the consideration received over the net book value of our divested interest was approximately $2.3 billion and was recorded in Additional paid-in capital.

Exchange Offer (80.2% Interest)—On June 24, 2013, we exchanged all of our remaining interest in Zoetis, 400.985 million shares of Class A common stock of Zoetis (after converting all of our Class B common stock into Class A common stock, representing approximately 80.2% of the total outstanding Zoetis shares), for approximately 405.117 million outstanding shares of Pfizer common stock on a tax-free basis pursuant to an exchange offer made to Pfizer shareholders. The $11.4 billion of Pfizer common stock received in the exchange transaction was recorded in Treasury stock and was valued using the opening price of Pfizer common stock on June 24, 2013, the date we accepted the Zoetis shares for exchange. The gain on the sale of the remaining interest in Zoetis was approximately $10.3 billion, net of income taxes resulting from certain legal entity reorganizations, and was recorded in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2013.

In summary, as a result of the above transactions, we received cash and were relieved of debt obligations in the aggregate amount of approximately $6.1 billion and received shares of Pfizer common stock (held in Treasury stock) valued at approximately $11.4 billion.

The operating results of the animal health business are reported as Income from discontinued operations––net of tax in the consolidated statements of income through June 24, 2013, the date of disposal. In addition, in the consolidated balance sheet as of December 31, 2012, the assets and liabilities associated with this business are classified as Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations, as appropriate. Prior-period financial information has been restated, as appropriate.

In connection with the above transactions, we entered into a transitional services agreement (TSA) and manufacturing and supply agreements (MSAs) with Zoetis that are designed to facilitate the orderly transfer of business operations to the standalone Zoetis entity. The TSA relates primarily to administrative services, which are generally to be provided within 24 months. Under the MSAs, we will manufacture and supply certain animal health products to Zoetis for a transitional period of up to 5 years, with an ability to extend, if necessary, upon mutual agreement of both parties. These agreements are not material and none confers upon us the ability to influence the operating and/or financial policies of Zoetis subsequent to June 24, 2013, the full disposition date.

Nutrition Business

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé for $11.85 billion in cash, and recognized a gain of approximately $4.8 billion, net of tax, in Gain on disposal of discontinued operations––net of tax. The divested business includes:

•	our former Nutrition operating segment and certain prenatal vitamins previously commercialized by the Pfizer Consumer Healthcare operating segment; and

2013 Financial Report	69

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

The operating results of this business are reported as Income from discontinued operations––net of tax in the consolidated statements of income through November 30, 2012, the date of disposal.

While the full purchase price of $11.85 billion was received on November 30, 2012, the sale of the business was not completed in certain non-U.S. jurisdictions at that date as regulatory review of the transaction was not yet complete. In these jurisdictions, which represented a relatively small portion of the Nutrition business, we continued to operate the business on an interim basis pending regulatory approval or divestiture to a third party buyer. These interim arrangements, pursuant to which Pfizer operated the business for the net economic benefit of Nestlé and was indemnified by Nestlé against any risk associated with such operations during the interim period, concluded with the sale of these operations in those jurisdictions in 2013. In 2012, as Pfizer operated the business in those jurisdictions for the net economic benefit of Nestlé, we had already received all of the expected proceeds from the sale, and as Nestlé was contractually obligated to complete the transaction (or permit us to divest the delayed businesses to a third party buyer on its behalf) regardless of the outcome of any pending regulatory reviews, we treated these delayed-close businesses as sold for accounting purposes.

In connection with the sale transaction, we also entered into certain transitional agreements designed to ensure and facilitate the orderly transfer of business operations to the buyer. These agreements primarily relate to administrative services, which are generally being provided for a period of 2 to 18 months. We are also manufacturing and supplying certain prenatal vitamin products for a transitional period. These agreements are not material and none confers upon us the ability to influence the operating and/or financial policies of the Nutrition business subsequent to November 30, 2012, the disposition date.

Capsugel Business

On August 1, 2011, we completed the sale of our Capsugel business for approximately $2.4 billion in cash and recognized a gain of approximately $1.3 billion, net of tax, in Gain on sale of discontinued operations––net of tax. The operating results of this business are reported as Income from discontinued operations––net of tax in the consolidated statement of income for 2011 through August 1, 2011, the date of disposal.

Total Discontinued Operations

The following table provides the components of Discontinued operations—net of tax:
	Year Ended December 31,(a)
(MILLIONS OF DOLLARS)	2013	2012	2011
Revenues	$2,201	$6,587	$6,897
Pre-tax income from discontinued operations(a)	408	1,253	1,310
Provision for taxes on income(b)	100	459	425
Income from discontinued operations––net of tax	308	794	885
Pre-tax gain on sale of discontinued operations	10,446	7,123	1,688
Provision for taxes on income(c)	92	2,340	384
Gain on disposal of discontinued operations––net of tax	10,354	4,783	1,304
Discontinued operations––net of tax	$10,662	$5,577	$2,189

(a)
Includes (i) the Animal Health (Zoetis) business through June 24, 2013, the date of disposal, (ii) the Nutrition business through November 30, 2012, the date of disposal and (iii) the Capsugel business through August 1, 2011, the date of disposal.

(b)
Includes a deferred tax benefit of $23 million for 2013 and $23 million for 2012, and a deferred tax expense of $28 million for 2011, which is net of a deferred tax expense of $42 million in 2012, and includes a deferred tax expense of $6 million in 2011 related to investments in certain foreign subsidiaries, resulting from our intention not to hold these subsidiaries indefinitely.

(c)
For 2013, primarily reflects income tax expense of $122 million resulting from certain legal entity reorganizations. For 2012 and 2011, includes a deferred tax expense of $1.4 billion for 2012 and $190 million for 2011, which includes a deferred tax expense of $2.2 billion for 2012 and $190 million for 2011 on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas. For 2012, also includes a deferred tax benefit reflecting the reversal of net deferred tax liabilities associated with the divested Nutrition assets.

70	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of Assets of discontinued operations and other assets held for sale and Liabilities of discontinued operations:
	As of December 31,(a)
(MILLIONS OF DOLLARS)	2013	2012
Cash and cash equivalents	$—	$308
Accounts receivable, less allowance for doubtful accounts	—	922
Inventories	—	1,137
Other current assets	—	242
Property, plant and equipment, less accumulated depreciation	76	1,318
Goodwill	—	1,011
Identifiable intangible assets, less accumulated amortization	—	867
Other noncurrent assets	—	139
Assets of discontinued operations and other assets held for sale	$76	$5,944

Current liabilities	$21	$874
Other liabilities	—	568
Liabilities of discontinued operations	$21	$1,442

(a)	In 2012, virtually all relates to Zoetis (our former Animal Health business).

The net cash flows of our discontinued operations for each of the categories of operating, investing and financing activities are not significant for any period presented, except that investing activities include the cash proceeds, if any, associated with these dispositions.

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

The following table provides the amounts and classification of payments (income/(expense)), between us and our collaboration partners:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Revenues—Revenues(a)	$1,153	$1,640	$1,426
Revenues—Alliance revenues(b)	2,628	3,492	3,630
Total revenues from collaborative arrangements	3,781	5,132	5,056
Cost of sales(c)	(333)	(362)	(420)
Selling, informational and administrative expenses(d)	(279)	(290)	(237)
Research and development expenses(e)	(73)	(74)	(299)
Other (income)/deductions—net(f)	103	(15)	34

(a)	Represents sales to our partners of products manufactured by us.

(b)
Substantially all relate to amounts earned from our partners under co-promotion agreements. The decline in 2013 reflects declines in Enbrel (as a result of the expiration of our co-promotion agreement on October 31, 2013 in the U.S. and Canada) and Spiriva (as a result of the near-term expiration of the co-promotion collaboration in the U.S. and certain European countries, combined with the expiration of the collaboration in Australia, Canada and certain other European countries).

(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.

(d)	Represents net reimbursements to our partners for selling, informational and administrative expenses incurred.

(e)
Primarily relates to net reimbursements, as well as upfront payments and pre-approval milestone payments earned by our partners. The upfront and milestone payments were as follows: $67 million in 2013, $44 million in 2012 and $210 million in 2011.

(f)
In 2013, includes royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, our co-promotion agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period.

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements.
Under our collaboration agreements we paid post-approval milestones to collaboration partners of $175 million in 2013, $29 million in 2012 and $61 million in 2011. These payments were recorded in Identifiable intangible assets––Developed technology rights. We also received upfront and milestone payments from our collaboration partners of $128 million in 2013. These amounts are included on our consolidated balance sheets in deferred revenue and will be recognized into income over a multi-year period.

2013 Financial Report	71

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Equity-Method Investments

Investment in Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer)

On September 6, 2012, we and Zhejiang Hisun Pharmaceuticals Co., Ltd., a leading pharmaceutical company in China, formed a new company, Hisun Pfizer, to develop, manufacture, market and sell pharmaceutical products, primarily branded generic products, predominately in China. Hisun Pfizer was established with registered capital of $250 million, of which our portion was $122.5 million. On January 1, 2013, both parties transferred selected employees to Hisun Pfizer and contributed, among other things, certain rights to commercialized products and products in development, intellectual property rights, and facilities, equipment and distribution/customer contracts. Our contributions in 2013 constituted a business, as defined by U.S. GAAP, and included, among other things, the China rights to certain commercialized products and other products not yet commercialized and all associated intellectual property rights. As a result of the contributions from both parties, Hisun Pfizer holds a broad portfolio of branded generics covering cardiovascular disease, infectious disease, oncology, mental health, and other therapeutic areas. We hold a 49% equity interest in Hisun Pfizer.

We also entered into certain transition agreements designed to ensure and facilitate the orderly transfer of the business operations to Hisun Pfizer, primarily the Pfizer Products Transition Period Agreement and a related supply and promotional services agreement. These agreements provide for a profit margin on the manufacturing services provided by Pfizer to Hisun Pfizer and govern the supply, promotion and distribution of Pfizer products until Hisun Pfizer begins its own manufacturing and distribution. While intended to be transitional, these agreements may be extended by mutual agreement of the parties for several years and, possibly, indefinitely. These agreements are not material to Pfizer, and none confers upon us any additional ability to influence the operating and/or financial policies of Hisun Pfizer.

In connection with our contributions in the first quarter of 2013, we recognized a pre-tax gain of approximately $459 million in Other (income)/deductions––net, reflecting the transfer of the business to Hisun Pfizer (including an allocation of goodwill from our Emerging Markets reporting unit as part of the carrying amount of the business transferred). Since we hold a 49% interest in Hisun Pfizer, we have an indirect retained interest in the contributed assets; as such, 49% of the gain, or $225 million, represents the portion of the gain associated with that indirect retained interest.

In valuing our investment in Hisun Pfizer (which includes the indirect retained interest in the contributed assets), we used discounted cash flow techniques, utilizing a 11.5% discount rate, reflecting our best estimate of the various risks inherent in the projected cash flows, and a nominal terminal year growth factor. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which include the expected impact of competitive, legal and/or regulatory forces on the products; the long-term growth rate, which seeks to project the sustainable growth rate over the long-term; and the discount rate, which seeks to reflect the various risks inherent in the projected cash flows, including country risk.

We are accounting for our interest in Hisun Pfizer as an equity-method investment, due to the significant influence we have over the operations of Hisun Pfizer through our board representation, minority veto rights and 49% voting interest. Our investment in Hisun Pfizer is reported as a private equity investment in Long-term investments, and our share of Hisun Pfizer's net income is recorded in Other (income)/deductions––net. As of December 31, 2013, the carrying value of our investment in Hisun Pfizer is approximately $1.4 billion, and the amount of our underlying equity in the net assets of Hisun Pfizer is approximately $770 million. The excess of the carrying value of our investment over our underlying equity in the net assets of Hisun Pfizer has been allocated, within the investment account, to goodwill and other intangible assets. The amount allocated to other intangible assets is being amortized into Other (income)/deductions––net over an average estimated useful life of 25 years.

Investment in ViiV Healthcare Limited

In 2009, we and GlaxoSmithKline plc created ViiV Healthcare Limited (ViiV), which is focused solely on research, development and commercialization of human immunodeficiency virus (HIV) medicines.

•
On August 12, 2013, the FDA approved Tivicay (dolutegravir), a product for the treatment of HIV-1 infection, developed by ViiV, an equity-method investee. This approval, in accordance with the agreement between GlaxoSmithKline plc and Pfizer, triggered a reduction in our interest in ViiV from 13.5% to 12.6% and an increase in GlaxoSmithKline plc's equity interest in ViiV from 76.5% to 77.4% effective October 1, 2013. As a result, in 2013, we recognized a loss of approximately $32 million in Other (income)/ deductions––net.

•
On October 31, 2012, ViiV acquired the remaining 50% of Shionogi-ViiV Healthcare LLC, its equity-method investee, from Shionogi & Co., Ltd. (Shionogi) in consideration for a 10% interest in ViiV (newly issued shares) and contingent consideration in the form of future royalties. As a result of this transaction, ViiV recorded a gain associated with the step-up on the 50% interest previously held by ViiV. Also, Pfizer's equity interest in ViiV was reduced from 15% to 13.5% and GlaxoSmithKline plc's equity interest was reduced from 85% to 76.5%. As a result of the above, in 2012 we recognized a gain of $44 million, which was recorded in Other (income)/deductions––net.

Investment in Laboratório Teuto Brasileiro

On November 8, 2010, we consummated our partnership to develop and commercialize generic medicines with Laboratório Teuto Brasileiro S.A. (Teuto), a leading generics company in Brazil. As part of the transaction, we acquired a 40% equity stake in Teuto, and entered into a series of commercial agreements. The partnership is enhancing our position in Brazil, a key emerging market, by providing access to Teuto’s portfolio of products. Under the terms of our purchase agreement with Teuto, we made an upfront payment at the closing of approximately $230 million. We have an option to acquire the remaining 60% of Teuto’s shares beginning in 2014, and Teuto’s shareholders have an option to sell their 60% stake to us beginning in 2015. The portion of the total arrangement consideration that was allocated to the net call/put option, based on relative fair values of the 40% equity investment and the net option, is being accounted for at cost less any impairment losses. Our investment in Teuto is accounted for under the equity method due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest.

72	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•
In 2013, we recorded a loss of $223 million related to the net call/put option and an impairment loss of $32 million related to our equity method investment, both of which were recorded in Other (income)/deductions––net.

•	In 2012, we made a performance-based milestone payment to Teuto of $91.5 million, which was recorded as an additional investment in Teuto.

Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

We incur significant costs in connection with acquiring, integrating and restructuring businesses and in connection with our global cost-reduction/productivity initiatives. For example:

•
In connection with acquisition activity, we typically incur costs associated with executing the transactions, integrating the acquired operations (which may include expenditures for consulting and the integration of systems and processes), and restructuring the combined company (which may include charges related to employees, assets and activities that will not continue in the combined company); and

•
In connection with our cost-reduction/productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems.

All of our businesses and functions may be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as groups such as information technology, shared services and corporate operations. Since the acquisition of Wyeth on October 15, 2009, our cost-reduction initiatives announced on January 26, 2009, but not completed as of December 31, 2009, were incorporated into a comprehensive plan to integrate Wyeth’s operations to generate cost savings and to capture synergies across the combined company. In addition, among our cost reduction/productivity initiatives, on February 1, 2011, we announced a new productivity initiative to accelerate our strategies to improve innovation and productivity in R&D.

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Restructuring charges(a):
Employee terminations	$805	$953	$1,741
Asset impairments	165	325	255
Exit costs	68	150	122
Total restructuring charges	1,038	1,428	2,118
Transaction costs(b)	—	1	30
Integration costs(c)	144	381	693
Restructuring charges and certain acquisition-related costs	1,182	1,810	2,841
Additional depreciation––asset restructuring recorded in our consolidated statements of income as follows(d):
Cost of sales	178	257	550
Selling, informational and administrative expenses	19	20	72
Research and development expenses	94	296	606
Total additional depreciation––asset restructuring	291	573	1,228
Implementation costs recorded in our consolidated statements of income as follows(e):
Cost of sales	53	31	250
Selling, informational and administrative expenses	145	130	25
Research and development expenses	33	231	71
Total implementation costs	231	392	346
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$1,704	$2,775	$4,415

(a)
From the beginning of our cost-reduction/productivity initiatives in 2005 through December 31, 2013, Employee terminations represent the expected reduction of the workforce by approximately 65,100 employees, mainly in manufacturing, sales and research, of which approximately 56,500 employees have been terminated as of December 31, 2013. In 2013, substantially all employee termination costs represent additional costs with respect to approximately 2,900 employees.

The restructuring charges in 2013 are associated with the following:

•
Primary Care operating segment ($255 million), Specialty Care and Oncology operating segment ($138 million), Established Products and Emerging Markets operating segment ($98 million), Consumer Healthcare operating segment ($5 million), research and development operations ($13 million), manufacturing operations ($356 million) and Corporate ($173 million).

2013 Financial Report	73

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The restructuring charges in 2012 are associated with the following:

•
Primary Care operating segment ($295 million), Specialty Care and Oncology operating segment ($174 million), Established Products and Emerging Markets operating segment ($125 million), Consumer Healthcare operating segment ($46 million), research and development operations ($6 million income), manufacturing operations ($281 million) and Corporate ($513 million).

The restructuring charges in 2011 are associated with the following:

•
Primary Care operating segment ($593 million), Specialty Care and Oncology operating segment ($220 million), Established Products and Emerging Markets operating segment ($110 million), Consumer Healthcare operating segment ($8 million), research and development operations ($490 million), manufacturing operations ($277 million) and Corporate ($420 million).

(b)	Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes.

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(e)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction/productivity initiatives.

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, January 1, 2012	$2,429	$—	$92	$2,521
Provision	953	325	150	1,428
Utilization and other(a)	(1,648)	(325)	(90)	(2,063)
Balance, December 31, 2012(b)	1,734	—	152	1,886
Provision	805	165	68	1,038
Utilization and other(a)	(854)	(165)	(126)	(1,145)
Balance, December 31, 2013(c)	$1,685	$—	$94	$1,779

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($1.2 billion) and Other noncurrent liabilities ($720 million).

(c)	Included in Other current liabilities ($1.0 billion) and Other noncurrent liabilities ($767 million).

Total restructuring charges incurred from the beginning of our cost-reduction/productivity initiatives in 2005 through December 31, 2013 were $16.3 billion.

The asset impairment charges included in restructuring charges for 2013 are based on an estimate of fair value, which was determined to be lower than the carrying value of the assets prior to the impairment charge.

The following table provides additional information about the long-lived assets that were impaired during 2013 in Restructuring charges and certain acquisition-related costs:
	Fair Value(a)				Year Ended December 31,
					2013
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Assets held for sale(b)	$116	$—	$116	$—	$47
Assets abandoned/demolished	—	—	—	—	118
Long-lived assets	$116	$—	$116	$—	$165

(a)
The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value.

(b)
Reflects property, plant and equipment and other long-lived held-for-sale assets written down to their fair value, less costs to sell of $4 million (a net of $112 million) in 2013. Fair value was determined primarily using a market approach, with various inputs, such as recent sales transactions.

74	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 4. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions––net:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Interest income(a)	$(403)	$(382)	$(456)
Interest expense(a)	1,414	1,522	1,681
Net interest expense	1,011	1,140	1,225
Royalty-related income(b)	(523)	(451)	(543)
Patent litigation settlement income(c)	(1,342)	—	—
Other legal matters, net(d)	35	2,220	784
Gain associated with the transfer of certain product rights to an equity-method investment(e)	(459)	—	—
Net gains on asset disposals(f)	(320)	(52)	(40)
Certain asset impairments and related charges(g)	1,101	890	885
Costs associated with the Zoetis IPO(h)	18	125	33
Other, net	(53)	150	142
Other (income)/deductions––net	$(532)	$4,022	$2,486

(a)
2013 v. 2012––Interest income increased due to higher investment balances. Interest expense decreased due to lower outstanding debt, refinancings at lower rates, and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities. 2012 v. 2011––Interest income decreased due to lower average cash balances and lower interest rates earned on investments. Interest expense decreased due to lower debt balances and the effective conversion of some fixed-rate liabilities to floating-rate liabilities. Capitalized interest expense totaled $32 million in 2013, $41 million in 2012 and $50 million in 2011.

(b)
Royalty-related income increased in 2013 due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, our co-promotion agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period. In 2012, the decrease primarily reflects the expiration of certain royalty agreements.

(c)
In 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. (Teva) and Sun Pharmaceutical Industries Ltd. (Sun) for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S. As of December 31, 2013, the remaining receivables from Teva are included in Other current assets ($512 million). For additional information, see Note 17A5. Commitments and Contingencies: Legal Proceedings––Certain Matters Resolved During 2013.

(d)
In 2012, primarily includes a $491 million charge relating to the resolution of an investigation by the U.S. Department of Justice into Wyeth's historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges related to hormone-replacement therapy litigation and Chantix litigation. In 2011, primarily includes charges related to hormone-replacement therapy litigation. For additional information, see Note 17. Commitments and Contingencies.

(e)
In 2013, represents the gain associated with the transfer of certain product rights to Hisun Pfizer, our equity-method investment in China. For additional information, see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

(f)
Net gains include realized gains and losses on sales of available-for-sale securities. Gross realized gains were $529 million in 2013, $214 million in 2012 and $907 million in 2011. Gross realized losses were $310 million in 2013, $535 million in 2012 and $603 million in 2011. Proceeds, primarily from the sale of available-for-sale securities, were $15.2 billion in 2013, $19.0 billion in 2012 and $10.2 billion in 2011. Also included are the net gains and losses from derivative financial instruments used to hedge the foreign exchange component of the divested available-for-sale securities in the amounts of $137 million loss in 2013, $351 million gain in 2012 and $264 million loss in 2011. In 2013, also includes a gain of $125 million on the sale of a portion of our in-licensed generic sterile injectibles portfolio.

(g)
In 2013, includes intangible asset impairment charges of $803 million, reflecting (i) $394 million of developed technology rights (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth, (ii) $227 million related to IPR&D compounds; (iii) $109 million of indefinite-lived brands, primarily related to our biopharmaceutical indefinite-lived brand; Xanax/Xanax XR; and (iv) $73 million of other finite-lived intangible assets, related to platform technology, that no longer have an alternative future use. The intangible asset impairment charges for 2013 reflect, among other things, updated commercial forecasts and, with regard to IPR&D, also reflect the impact of new scientific findings and delayed launch dates. The intangible asset impairment charges for 2013 are associated with the following: Specialty Care ($394 million); Established Products ($201 million); Worldwide Research and Development ($140 million); Primary Care ($54 million); and Consumer Healthcare ($14 million). In addition, 2013 includes a loss of $223 million related to an option to acquire the remaining interest in Teuto, a 40%-owned generics company in Brazil (an equity-method investment), an impairment charge of approximately $43 million for certain private company investments and an impairment charge of $32 million related to the aforementioned equity-method investment in Brazil, Teuto.

In 2012, includes intangible asset impairment charges of $835 million, reflecting (i) $393 million of IPR&D assets, primarily related to compounds that targeted autoimmune and inflammatory diseases (full write-off) and, to a lesser extent, compounds related to pain treatment; (ii) $175 million related to our Consumer Healthcare indefinite-lived brand assets, primarily Robitussin, a cough suppressant; (iii) $242 million related to developed technology rights, a charge composed of impairments of various products, none of which individually exceeded $45 million; and (iv) $25 million of finite-lived brands. The intangible asset impairment charges for 2012 reflect, among other things, the impact of new scientific findings, updated commercial forecasts, changes in pricing, an increased competitive environment and litigation uncertainties regarding intellectual property. The impairment charges in 2012 are associated with the following: Worldwide Research and Development ($303 million); Consumer Healthcare ($200 million); Primary Care ($137 million); Established Products ($83 million); Specialty Care ($56 million) and Emerging Markets ($56 million). In addition, in 2012, also includes charges of approximately $55 million for certain investments. These investment impairment charges reflect the difficult global economic environment.
In 2011, includes intangible asset impairment charges of $834 million, the majority of which relates to intangible assets that were acquired as part of our acquisition of Wyeth. These impairment charges reflect (i) $458 million of IPR&D assets, primarily related to two compounds for the treatment of certain autoimmune and inflammatory diseases; (ii) $193 million related to our biopharmaceutical indefinite-lived brand, Xanax/Xanax XR; and (iii) $183 million related to developed technology rights comprising the impairment of five assets. The intangible asset impairment charges for 2011 reflect, among other things, the impact of new scientific findings and an increased competitive environment. The impairment charges in 2011 are associated with the following: Worldwide Research and Development ($394 million); Established Products ($193 million); Specialty Care ($135 million); Primary Care ($56 million) and Oncology ($56 million). In addition, in 2011, also includes charges of approximately $51 million for certain investments. These investment impairment charges reflect the difficult global economic environment.

2013 Financial Report	75

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(h)
Costs incurred in connection with the IPO of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

The asset impairment charges included in Other (income)/deductions––net in 2013 primarily relate to identifiable intangible assets and are based on estimates of fair value.

The following table provides additional information about the intangible assets that were impaired during 2013 in Other (income)/deductions––net :
					Year Ended December 31,
	Fair Value(a)				2013
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Intangible assets––Developed technology rights(b)	$564	$—	$—	$564	$394
Intangible assets––Indefinite-lived Brands(b)	1,499	—	—	1,499	109
Intangible assets––IPR&D(b)	218	—	—	218	227
Intangible assets––Other	—	—	—	—	73
Total	$2,281	$—	$—	$2,281	$803

(a)
The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value.

(b)
Reflects intangible assets written down to their fair value in 2013. Fair value was determined using the income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We started with a forecast of all the expected net cash flows associated with the asset and then we applied an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the product and the impact of technological risk associated with IPR&D assets; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

Note 5. Tax Matters

A. Taxes on Income from Continuing Operations

The following table provides the components of Income from continuing operations before provision for taxes on income:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
United States	$(1,678)	$(5,148)	$(2,655)
International	17,394	16,390	14,136
Income from continuing operations before provision for taxes on income(a), (b)	$15,716	$11,242	$11,481

(a)
2013 v. 2012––The decrease in the domestic loss was primarily due to income from a litigation settlement in the second quarter of 2013 with Teva and Sun for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S., lower charges related to other legal matters, lower restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives, partially offset by lower revenues. The increase in international income is primarily related to the gain associated with the transfer of certain product rights to Pfizer’s equity-method investment in China (Hisun Pfizer) in 2013, lower charges related to other legal matters, lower restructuring charges and other costs associated with acquisitions and cost-reduction/productivity Initiatives and lower amortization of intangible assets, partially offset by lower revenues and higher asset impairments and related charges. For additional information about the litigation settlement with Teva and Sun, see Note 17A5. Commitments and Contingencies: Legal Proceedings––Certain Matters Resolved During 2013. For additional information about Hisun Pfizer, see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

(b)
2012 v. 2011––The increase in the domestic loss was primarily due to the reduction in revenues resulting from the loss of exclusivity of Lipitor, Geodon and certain other biopharmaceutical products; certain legal settlements and related charges, primarily associated with Rapamune, Celebrex, hormone-replacement therapy and Chantix; higher costs associated with the separation of Zoetis; and the payment to AstraZeneca to obtain the exclusive global OTC rights to Nexium, partially offset by lower acquisition-related costs. The increase in international income was due to lower amortization of intangible assets and charges resulting from fair value adjustments to inventory sold during the period, lower restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives, partially offset by the reduction in revenues resulting from the loss of exclusivity of Lipitor, Geodon and certain other biopharmaceutical products.

76	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of Provision for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
United States
Current income taxes:
Federal	$142	$(941)	$1,162
State and local	(106)	(54)	177
Deferred income taxes:
Federal	2,124	869	380
State and local	(33)	(339)	(232)
Total U.S. tax provision/(benefit)	2,127	(465)	1,487
International
Current income taxes	2,544	2,430	2,046
Deferred income taxes	(365)	256	88
Total international tax provision	2,179	2,686	2,134
Provision for taxes on income	$4,306	$2,221	$3,621

In 2013, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.3 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year (see Note 5C. Tax Matters: Deferred Taxes);

•
U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a multi-year settlement with the U.S. Internal Revenue Service (IRS) with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition, and international tax benefits of approximately $470 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, and from the expiration of certain statutes of limitations;

•	The unfavorable tax rate associated with the $1.3 billion of patent litigation settlement income;

•
The non-deductibility of the $292 million of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our equity-method investment in China;

•
The non-deductibility of the $223 million loss on an option to acquire the remaining interest in Teuto, a 40%-owned generics company in Brazil, since we expect to retain the investment indefinitely, and the non-deductibility of a $32 million impairment charge related to our equity-method investment in Teuto;

•	The extension of the U.S. R&D tax credit (resulting in the full-year benefit of the 2012 and 2013 U.S. R&D tax credit being recorded in 2013); and

•	The non-deductibility of a $280 million fee payable to the federal government as a result of the U.S. Healthcare Legislation.
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

•	The non-deductibility of a $336 million fee payable to the federal government as a result of the U.S. Healthcare Legislation;

•	The non-deductibility of the $491 million legal charge associated with Rapamune litigation (see also Note 4. Other (Income)/Deductions––Net); and

•	The expiration of the U.S. R&D tax credit on December 31, 2011.
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

•	The non-deductibility of a $248 million fee payable to the federal government as a result of the U.S. Healthcare Legislation.

2013 Financial Report	77

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In all years, federal, state and international net tax liabilities assumed or established as part of a business acquisition are not included in Provision for taxes on income (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:
	Year Ended December 31,
	2013	2012	2011
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Taxation of non-U.S. operations(a), (b), (c)	(2.5)	(3.5)	(2.2)
Tax settlements and resolution of certain tax positions(d)	(5.7)	(12.8)	(3.0)
U.S. Healthcare Legislation(d)	0.6	1.0	0.8
U.S. R&D tax credit and manufacturing deduction(d)	(0.8)	(0.3)	(0.9)
Certain legal settlements and charges(d)	(0.2)	1.5	—
Sales of biopharmaceutical companies	—	—	0.2
All other––net	1.0	(1.1)	1.6
Effective tax rate for income from continuing operations	27.4%	19.8%	31.5%

(a)
For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside the U.S., together with the cost of repatriation decisions, as well as changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions”. Specifically: (i) the jurisdictional location of earnings is a significant component of our effective tax rate each year as tax rates outside the U.S. are generally lower than the U.S. statutory income tax rate, and the rate impact of this component is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings; (ii) the cost of repatriation decisions, and other U.S. tax implications of our foreign operations, is a significant component of our effective tax rate each year and generally offsets some of the reduction to our effective tax rate each year resulting from the jurisdictional location of earnings; and (iii) the impact of changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions” is a component of our effective tax rate each year that can result in either an increase or decrease to our effective tax rate. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions, as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on strategic business decisions. See also Note 5A. Tax Matters: Taxes on Income from Continuing Operations for the components of pre-tax income and Provision for taxes on income, which is based on the location of the taxing authorities, and for information about settlements and other items impacting Provision for taxes on income.

(b)
In all periods presented, the reduction in our effective tax rate resulting from the jurisdictional location of earnings is largely due to generally lower tax rates, as well as manufacturing and other incentives associated with our subsidiaries in Puerto Rico and Singapore. We benefit from a Puerto Rican incentive grant that expires in 2029. Under the grant, we are partially exempt from income, property and municipal taxes. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing and other operations.

(c) The rate impact in 2013 also includes the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to our equity-method investment in China, and the non-deductibility of the loss on an option to acquire the remaining interest in Teuto, a 40%-owned generics company in Brazil, since we expect to retain the investment indefinitely, and the non-deductibility of an impairment charge related to our equity-method investment in Teuto. For additional information, see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

(d)
For a discussion about tax settlements and resolution of certain tax positions, the impact of U.S. Healthcare Legislation, the U.S. R&D tax credit and the impact of certain legal settlements and charges, see Note 5A. Tax Matters: Taxes on Income from Continuing Operations. The extension of the U.S. R&D tax credit in January 2013 resulted in the full-year benefit of the 2012 and 2013 U.S. R&D tax credit being recorded in 2013.

78	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:
	2013 Deferred Tax		2012 Deferred Tax
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$1,668	$(134)	$1,762	$(113)
Inventories	277	(216)	315	(195)
Intangible assets	1,137	(9,647)	1,602	(12,585)
Property, plant and equipment	376	(1,916)	480	(1,307)
Employee benefits	3,154	(77)	4,890	(391)
Restructurings and other charges	453	(396)	734	(329)
Legal and product liability reserves	904	—	1,909	—
Net operating loss/credit carryforwards(a)	2,043	—	3,664	—
Unremitted earnings(b)	—	(19,399)	—	(17,077)
State and local tax adjustments	297	—	385	—
All other	249	(448)	722	(496)
	10,558	(32,233)	16,463	(32,493)
Valuation allowances	(1,288)	—	(1,033)	—
Total deferred taxes	$9,270	$(32,233)	$15,430	$(32,493)
Net deferred tax liability(c), (d)		$(22,963)		$(17,063)

(a)
The amount in 2013 is shown after reduction for unrecognized tax benefits of $2.3 billion, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of a tax position. For additional information, see "Adoption of New Accounting Standard" in Note 5D. Tax Matters: Tax Contingencies.

(b)
The increase in 2013 reflects additional accruals for certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year. For additional information, see Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

(c)
2013 v. 2012––The net deferred tax liability position increased, reflecting an increase in noncurrent deferred tax liabilities related to unremitted earnings, as well as a decrease in deferred tax assets related to net operating loss and credit carryforwards as a result of the adoption of a new accounting standard, a decrease in current deferred tax assets related to product liability reserves due to settlements, and the decrease in noncurrent deferred tax assets related to employee benefits, partially offset by the reduction in noncurrent deferred tax liabilities resulting from the amortization of identifiable intangible assets. For additional information, see Note 5D. Tax Matters: Tax Contingencies.

(d)
In 2013, included in Current deferred tax assets and other current tax assets ($2.1 billion), Noncurrent deferred tax assets and other noncurrent tax assets ($569 million), Other current liabilities ($52 million) and Noncurrent deferred tax liabilities ($25.6 billion). In 2012, included in Current deferred tax assets and other current tax assets ($3.5 billion), Noncurrent deferred tax assets and other noncurrent tax assets ($611 million) and Noncurrent deferred tax liabilities ($21.2 billion).

We have carryforwards, primarily related to foreign tax credits, net operating and capital losses and charitable contributions, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2014 to 2033. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies, that would be implemented, if necessary, to realize the deferred tax assets.

As of December 31, 2013, we have not made a U.S. tax provision on approximately $69.0 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2013, is not practicable.

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

2013 Financial Report	79

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Adoption of New Accounting Standard

On December 31, 2013, we changed the presentation of certain unrecognized tax benefits, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of the tax position. Those unrecognized tax benefits are now presented as a reduction of the deferred tax assets for such net operating loss/tax credit carryforwards. The impact of the change in presentation is that certain amounts previously reported in Other taxes payable, approximately $2.3 billion as of December 31, 2013, have been reclassified; virtually all are now reported in Noncurrent deferred tax liabilities. The adoption impacted Noncurrent deferred tax liabilities as our noncurrent deferred tax assets for the net operating loss carryforwards, similar tax losses and/or tax credit carryforwards have been netted against the noncurrent deferred tax liabilities of the same tax jurisdiction.

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2013 and 2012, we had approximately $4.4 billion and $5.0 billion, respectively, in net unrecognized tax benefits, excluding associated interest.

•
Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process and from foreign tax credits that would be generated upon settlement of an uncertain tax position. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2013 and 2012, we had approximately $1.7 billion and $1.3 billion, respectively, in assets associated with uncertain tax positions. In 2013, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($926 million) and Noncurrent deferred tax liabilities ($766 million). In 2012, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($887 million) and Noncurrent deferred tax liabilities ($446 million).

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:
(MILLIONS OF DOLLARS)	2013	2012	2011
Balance, beginning	$(6,315)	$(7,309)	$(6,759)
Acquisitions(a)	—	—	(72)
Divestitures(b)	29	85	—
Increases based on tax positions taken during a prior period(c)	(205)	(139)	(502)
Decreases based on tax positions taken during a prior period(c), (d)	876	1,442	271
Decreases based on settlements for a prior period(e)	571	647	575
Increases based on tax positions taken during the current period(c)	(1,178)	(1,125)	(855)
Impact of foreign exchange	38	78	(89)
Other, net(c), (f)	97	6	122
Balance, ending(g)	$(6,087)	$(6,315)	$(7,309)

(a)	The amount in 2011 primarily relates to the acquisition of King. See also Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions.

(b)
Primarily relates to the sales of our Nutrition and Animal Health (Zoetis) businesses. See also Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

(c)	Primarily included in Provision for taxes on income.

(d)	Primarily related to effectively settling certain issues with the U.S. and foreign tax authorities. See also Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

(e)	Primarily related to cash payments.

(f)	Includes decreases as a result of a lapse of applicable statutes of limitations.

(g)
In 2013, included in Income taxes payable ($51 million), Current deferred tax assets and other current tax assets ($63 million), Noncurrent deferred tax assets and other noncurrent tax assets ($241 million), Noncurrent deferred tax liabilities ($2.3 billion) and Other taxes payable ($3.4 billion). In 2012, included in Income taxes payable ($36 million), Current deferred tax assets and other current tax assets ($30 million), Noncurrent deferred tax assets and other noncurrent tax assets ($169 million), Noncurrent deferred tax liabilities ($231 million) and Other taxes payable ($5.8 billion).

•
Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our consolidated statements of income. In 2013, we recorded net interest income of $16 million primarily as a result of settling certain issues with the U.S. and various foreign tax authorities; in 2012, we recorded net interest income of $120 million primarily as a result of settling certain issues with the U.S. and various foreign tax authorities; and in 2011, we recorded net interest expense of $203 million. Gross accrued interest totaled $621 million as of December 31, 2013 (reflecting a decrease of approximately $120 million as a result of cash payments) and $766 million as of December 31, 2012 (reflecting a decrease of approximately $63 million as a result of cash payments). In 2013, these amounts were included in Income taxes payable ($14 million) and Current deferred tax assets and other current tax assets ($12 million) and Other taxes payable ($595 million). In 2012, these amounts were included in Current deferred tax assets and

80	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

other current tax assets ($14 million) and Other taxes payable ($752 million). Accrued penalties are not significant. See also Note 5A. Tax Matters: Taxes on Income from Continuing Operations.
Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The United States is one of our major tax jurisdictions, and we are regularly audited by the IRS:

•	With respect to Pfizer Inc., tax years 2009-2010 are currently under audit. Tax years 2011-2013 are open, but not under audit. All other tax years are closed.

•	With respect to Wyeth, the audit for tax years 2006 through the Wyeth acquisition date (October 15, 2009) has been effectively settled in 2013. All other tax years are closed.

•
With respect to King, the audit for tax years 2009 and 2010 has been effectively settled in 2013. The tax year January 1, 2011 through the date of acquisition (January 31, 2011) is open, but not under audit. All other tax years are closed. The open tax year for King is not material to Pfizer Inc.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2001-2013), Japan (2013), Europe (2007-2013, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2013, primarily reflecting Brazil and Mexico) and Puerto Rico (2008-2013).

Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next twelve months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $300 million, as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

E. Taxes on Items of Other Comprehensive Income/(Loss)

The following table provides the components of the tax provision/(benefit) on Other comprehensive income/(loss):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Foreign currency translation adjustments(a)	$111	$110	$(61)
Unrealized holding gains/(losses) on derivative financial instruments	217	251	(220)
Reclassification adjustments for realized (gains)/losses	(63)	(144)	135
	154	107	(85)
Unrealized holding gains/(losses) on available-for-sale securities	57	15	(4)
Reclassification adjustments for realized (gains)/losses	(57)	47	(38)
	—	62	(42)
Benefit plans: actuarial gains/(losses), net	1,422	(721)	(993)
Reclassification adjustments related to amortization	205	171	99
Reclassification adjustments related to settlements, net	2	105	118
Foreign currency translation adjustments and other	2	15	29
	1,631	(430)	(747)
Benefit plans: prior service credits and other	56	7	41
Reclassification adjustments related to amortization	(23)	(27)	(27)
Reclassification adjustments related to curtailments, net	(1)	(51)	(35)
Other	—	(3)	(3)
	32	(74)	(24)
Tax provision/(benefit) on other comprehensive income/(loss)	$1,928	$(225)	$(959)

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.

2013 Financial Report	81

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests

The following table provides the changes, net of tax, in Accumulated other comprehensive income/(loss):
	Net Unrealized Gain/(Losses)			Benefit Plans
(MILLIONS OF DOLLARS)	Foreign Currency Translation Adjustments	Derivative Financial Instruments	Available-For-Sale Securities	Actuarial Gains/(Losses)	Prior Service (Costs)/ Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2011	$169	$(79)	$28	$(3,947)	$389	$(3,440)
Other comprehensive income/(loss)(a)	775	(104)	(160)	(1,173)	(27)	(689)
Balance, December 31, 2011	944	(183)	(132)	(5,120)	362	(4,129)
Other comprehensive income/(loss)(a)	(1,121)	22	368	(990)	(103)	(1,824)
Balance, December 31, 2012	(177)	(161)	236	(6,110)	259	(5,953)
Other comprehensive income/(loss)(a)	(440)	240	(86)	2,887	54	2,655
Sale of 19.8% of subsidiary through an IPO(b)	27	—	—	—	—	27
Balance, December 31, 2013	$(590)	$79	$150	$(3,223)	$313	$(3,271)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $62 million loss in 2013, $7 million loss in 2012 and$45 million loss in 2011.
(b) Relates to Zoetis (our former Animal Health subsidiary). See Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

As of December 31, 2013, we estimate that we will reclassify into 2014 income the following pre-tax amounts currently held in Accumulated other comprehensive loss: $48.0 million of unrealized holding losses on derivative financial instruments (expected to be offset by gains resulting from reclassification adjustments related to available-for-sale securities); $195 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $74 million of prior service credits, primarily related to benefit plan amendments.

82	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 7. Financial Instruments

A. Selected Financial Assets and Liabilities

The following table provides additional information about certain of our financial assets and liabilities:
	As of December 31,
(MILLIONS OF DOLLARS)	2013	2012
Selected financial assets measured at fair value on a recurring basis(a)
Trading securities(b)	$126	$142
Available-for-sale debt securities(c)	34,899	32,584
Available-for-sale money market funds(d)	945	1,727
Available-for-sale equity securities, excluding money market funds(c)	356	263
Derivative financial instruments in receivable positions(e):
Interest rate swaps	468	1,036
Foreign currency swaps	871	194
Foreign currency forward-exchange contracts	172	152
	37,837	36,098
Other selected financial assets
Held-to-maturity debt securities, carried at amortized cost(c), (f)	9,139	1,459
Private equity securities, carried at equity method or at cost(f), (g)	2,270	1,239
	11,409	2,698
Total selected financial assets	$49,246	$38,796
Financial liabilities measured at fair value on a recurring basis(a)
Derivative financial instruments in a liability position(h):
Interest rate swaps	$301	$33
Foreign currency swaps	110	428
Foreign currency forward-exchange contracts	219	243
	630	704
Other financial liabilities(i)
Short-term borrowings, carried at historical proceeds, as adjusted(f)	6,027	6,424
Long-term debt, carried at historical proceeds, as adjusted(j), (k)	30,462	31,036
	36,489	37,460
Total selected financial liabilities	$37,119	$38,164

(a)
We use a market approach in valuing financial instruments on a recurring basis. For additional information, see Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value. All of our financial assets and liabilities measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value, except less than 1% that use Level 1 or Level 3 inputs.

(b)	Trading securities are held in trust for legacy business acquisition severance benefits.

(c)	Gross unrealized gains and losses are not significant.

(d)
Includes $408 million as of December 31, 2012 of money market funds held in trust in connection with the asbestos litigation involving Quigley Company, Inc., (Quigley), then a wholly owned subsidiary. In the fourth quarter of 2013, the amended reorganization plan for Quigley became effective. For information about the disposition of the money market fund investment in connection with the amended reorganization plan for Quigley becoming effective, see Note 17A5. Commitments and Contingencies: Certain Matters Resolved in 2013.

(e)
Designated as hedging instruments, except for certain contracts used as offsets; namely, interest rate swaps with fair values of $38 million, foreign currency swaps with fair values of $30 million and foreign currency forward-exchange contracts with fair values of $66 million as of December 31, 2013; and, foreign currency forward-exchange contracts with fair values of $102 million as of December 31, 2012.

(f)
The differences between the estimated fair values and carrying values of held-to-maturity debt securities, private equity securities at cost and short-term borrowings not measured at fair value on a recurring basis were not significant as of December 31, 2013 or December 31, 2012. The fair value measurements of our held-to-maturity debt securities and our short-term borrowings are based on Level 2 inputs, using a market approach. The fair value measurements of our private equity securities at cost are based on Level 3 inputs.

(g)
Our private equity securities represent investments in the life sciences sector. The increase in 2013 primarily reflects an increased investment in our equity-method investment in China. For additional information, see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

(h)
Designated as hedging instruments, except for certain foreign currency contracts used as offsets; namely, foreign currency swaps with fair values of $76 million and foreign currency forward-exchange contracts with fair values of $77 million as of December 31, 2013; and foreign currency forward-exchange contracts with fair values of $141 million and foreign currency swaps with fair values of $129 million as of December 31, 2012.

(i)
Some carrying amounts may include adjustments for discount or premium amortization or for the effect of hedging the interest rate fair value risk associated with certain financial liabilities by interest rate swaps.

(j)	Includes foreign currency debt with fair values of $651 million as of December 31, 2013 and $809 million as of December 31, 2012, which are used as hedging instruments.

(k)
The fair value of our long-term debt (not including the current portion of long-term debt) is $35.1 billion as of December 31, 2013 and $37.5 billion as of December 31, 2012. The fair value measurements for our long-term debt are based on Level 2 inputs, using a market approach. Generally, the difference

2013 Financial Report	83

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

between the fair value of our long-term debt and the amount reported on the consolidated balance sheet is due to a decline in relative market interest rates since the debt issuance.

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

The following table provides the classification of these selected financial assets and liabilities in our consolidated balance sheets:
	As of December 31,
(MILLIONS OF DOLLARS)	2013	2012
Assets
Cash and cash equivalents	$1,104	$947
Short-term investments	30,225	22,318
Long-term investments	16,406	14,149
Other current assets(a)	286	296
Other noncurrent assets(b)	1,225	1,086
	$49,246	$38,796
Liabilities
Short-term borrowings, including current portion of long-term debt	$6,027	$6,424
Other current liabilities(c)	303	330
Long-term debt	30,462	31,036
Other noncurrent liabilities(d)	327	374
	$37,119	$38,164

(a)
As of December 31, 2013, derivative instruments at fair value include interest rate swaps ($90 million), foreign currency swaps ($24 million) and foreign currency forward-exchange contracts ($172 million) and, as of December 31, 2012, include foreign currency swaps ($144 million) and foreign currency forward-exchange contracts ($152 million).

(b)
As of December 31, 2013, derivative instruments at fair value include interest rate swaps ($378 million) and foreign currency swaps ($847 million) and, as of December 31, 2012, include interest rate swaps ($1.0 billion) and foreign currency swaps ($50 million).

(c)
At December 31, 2013, derivative instruments at fair value include foreign currency swaps ($84 million) and foreign currency forward-exchange contracts ($219 million) and, as of December 31, 2012, include foreign currency swaps ($87 million) and foreign currency forward-exchange contracts ($243 million).

(d)
At December 31, 2013, derivative instruments at fair value include interest rate swaps ($301 million) and foreign currency swaps ($26 million) and, as of December 31, 2012, include interest rate swaps ($33 million) and foreign currency swaps ($341 million).

In addition, as of December 31, 2012, we had long-term receivables where the determination of fair value employs discounted future cash flows, using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining

84	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

maturities. As of December 31, 2012, the differences between the estimated fair values and carrying values of these receivables were not significant.

There were no significant impairments of financial assets recognized in any period presented.

B. Investments in Debt Securities

The following table provides the contractual maturities of the available-for-sale and held-to-maturity debt securities:
	Years
		Over 1	Over 5		December 31, 2013
(MILLIONS OF DOLLARS)	Within 1	to 5	to 10	Over 10	Total
Available-for-sale debt securities
Western European, Scandinavian and other government debt(a)	$10,253	$2,380	$—	$—	$12,633
Corporate debt(b)	3,997	4,822	1,236	302	10,357
Reverse repurchase agreements(c)	3,519	—	—	—	3,519
Federal Home Loan Mortgage Corporation and Federal National Mortgage Association asset-backed securities	—	2,593	10	303	2,906
Western European, Scandinavian and other government agency debt(a)	1,686	453	—	—	2,139
Supranational debt(a)	1,006	1,009	—	—	2,015
Government National Mortgage Association and other U.S. government guaranteed asset-backed securities	705	159	—	41	905
U.S. government debt	185	222	18	—	425

Held-to-maturity debt securities
Western European, Scandinavian and other government debt(a)	5,909	—	—	—	5,909
Western European, Scandinavian and other government agency debt, certificates of deposit and other(a)	3,113	117	—	—	3,230
Total debt securities	$30,373	$11,755	$1,264	$646	$44,038

(a)	All issued by above-investment-grade governments, government agencies or supranational entities, as applicable.

(b)	Largely issued by above-investment-grade institutions in the financial services sector.

(c)	Involving U.S. securities.

C. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $3.0 billion and $2.7 billion as of December 31, 2013 and December 31, 2012, respectively. The weighted-average effective interest rate on short-term borrowings outstanding was 1.7% as of December 31, 2013 and 1.6% as of December 31, 2012.

2013 Financial Report	85

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Long-Term Debt

On June 3, 2013, we completed a public offering of $4.0 billion aggregate principal amount of senior unsecured notes. In addition, we repaid at maturity our 3.625% senior unsecured notes that were due June 2013, which had a balance of $2.4 billion at December 31, 2012, and in December 2013, we redeemed the aggregate principal amount of $1.8 billion of our 5.50% senior unsecured notes that were due in February 2014.

The following table provides the components of our senior unsecured long-term debt:
		As of December 31,
(MILLIONS OF DOLLARS)	Maturity Date	2013	2012
6.20%(a)	March 2019	$3,234	$3,327
5.35%(a)	March 2015	3,037	3,065
4.75% euro(b)	June 2016	2,752	2,638
5.75% euro(b)	June 2021	2,748	2,634
7.20%(a)	March 2039	2,603	2,903
6.50% U.K. pound(b)	June 2038	2,459	2,407
5.95%	April 2037	2,085	2,086
4.55% euro	May 2017	1,390	1,384
5.50%	February 2016	1,033	1,048
5.50%(c)	February 2014	—	1,832
4.75% euro(d)	December 2014	—	1,284
Notes and other debt with a weighted-average interest rate of 5.47%(e)	2021–2043	4,810	3,403
Notes and other debt with a weighted-average interest rate of 4.70%(f)	2016–2018	3,683	2,254
Foreign currency notes and other foreign currency debt with a weighted- average interest rate of 3.02%(g)	2015-2016	628	771
Long-term debt		$30,462	$31,036
Current portion of long-term debt (not included above)		$2,060	$2,449

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

(c)	At December 31, 2013, the note was called.

(d)	At December 31, 2013, the note has been reclassified to Current portion of long-term debt.

(e)	Contains debt issuances with a weighted-average maturity of approximately 24 years.

(f)	Contains debt issuances with a weighted-average maturity of approximately 4 years.

(g)	Contains debt issuances with a weighted-average maturity of approximately 2 years.

The following table provides the maturity schedule of our Long-term debt outstanding as of December 31, 2013:
(MILLIONS OF DOLLARS)	2015	2016	2017	2018	After 2018	Total
Maturities	$3,040	$4,412	$2,660	$2,413	$17,937	$30,462

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

As of December 31, 2013, the aggregate notional amount of foreign exchange derivative financial instruments hedging or offsetting foreign currency exposures is $40.0 billion. The derivative financial instruments primarily hedge or offset exposures in the euro, Japanese yen, U.K. pound and Swiss franc. The maximum length of time over which we are hedging future foreign exchange cash flow relates to our $2.5 billion U.K. pound debt maturing in 2038.

86	2013 Financial Report

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

Interest Rate Risk

Our interest-bearing investments and borrowings are subject to interest rate risk. We strive to invest and borrow primarily on a floating-rate basis; however, in light of current market conditions, we currently borrow primarily on a long-term, fixed-rate basis. From time to time, depending on market conditions, we will change the profile of our outstanding debt by entering into derivative financial instruments like interest rate swaps.

We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2013, the aggregate notional amount of interest rate derivative financial instruments is $18.3 billion. The derivative financial instruments primarily hedge U.S. dollar and euro fixed-rate debt.

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

2013 Financial Report	87

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b), (c)		Amount of Gains/(Losses) Recognized in OCI (Effective Portion)(a), (d)		Amount of Gains/(Losses) Reclassified from OCI into OID (Effective Portion)(a), (d)
(MILLIONS OF DOLLARS)	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign currency swaps	$—	$—	$554	$703	$220	$257
Foreign currency forward-exchange contracts	—	—	(66)	42	(126)	359

Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency swaps	(3)	(4)	156	200	—	—

Foreign currency forward-exchange contracts	(3)	—	(1)		—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign currency forward-exchange contracts	56	(61)	—	—	—	—
Foreign currency swaps	(18)	(7)	—	—	—	—

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency long-term debt	—	—	133	88	—	—
All other net	(1)	7	—	—	—	—
	$31	$(65)	$776	$1,033	$94	$616

(a)
OID = Other (income)/deductions—net, included in Other (income)/deductions—net in the consolidated statements of income. OCI = Other comprehensive income/(loss), included in the consolidated statements of comprehensive income.

(b)
Also includes gains and losses attributable to derivative instruments designated and qualifying as fair value hedges as well as the offsetting gains and losses attributable to the hedged items in such hedging relationships.

(c)	There was no significant ineffectiveness for any period presented.

(d)
Amounts presented represent the effective portion of the gain or loss. For derivative financial instruments in cash flow hedge relationships, the effective portion is included in Other comprehensive income/(loss)––Unrealized holding gains/(losses) on derivative financial instruments. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive income/(loss)––Foreign currency translation adjustments.

For information about the fair value of our derivative financial instruments, and the impact on our consolidated balance sheets, see Note 7A. Financial Instruments: Selected Financial Assets and Liabilities above. Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. As of December 31, 2013, the aggregate fair value of these derivative instruments that are in a net liability position is $128 million, for which we have posted collateral of $99 million in the normal course of business. These features include the requirement to pay additional collateral in the event of a downgrade in our debt ratings. If there had been a downgrade to below an A rating by S&P or the equivalent rating by Moody’s Investors Service, on December 31, 2013, we would have been required to post an additional $32 million of collateral to our counterparties. The collateral advanced receivables are reported in Cash and cash equivalents.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2013, we had $2.9 billion due from a well-diversified, highly rated group (S&P ratings of mostly A+ or better) of bank counterparties around the world. For details about our investments, see Note 7B. Financial Instruments: Investments in Debt Securities.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions and these agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. For information about our financial instruments (excluding the impact of collateral), see Note 7A. Financial Instruments: Selected Financial Assets and Liabilities and Note 7B. Financial Instruments: Investments in Debt Securities above. For information about the collateral posted on our derivative instruments, see Note 7E. Financial Instruments: Derivative Financial Instruments and Hedging Activities above. As of December 31, 2013, we received cash collateral of $959 million from various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, which is included in Cash and cash equivalents, the obligations are reported in Short-term borrowings, including current portion of long-term debt.

88	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 8. Inventories

The following table provides the components of Inventories:
	As of December 31,
(MILLIONS OF DOLLARS)	2013	2012
Finished goods	$2,216	$2,254
Work-in-process	3,445	3,374
Raw materials and supplies	505	448
Inventories	$6,166	$6,076
Noncurrent inventories not included above(a)	$463	$612

(a)	Included in Other noncurrent assets. There are no recoverability issues associated with these amounts.
Note 9. Property, Plant and Equipment

The following table provides the components of Property, plant and equipment:
	Useful Lives	As of December 31,
(MILLIONS OF DOLLARS)	(Years)	2013	2012
Land	—	$557	$566
Buildings	33-50	10,055	10,643
Machinery and equipment	8-20	10,050	9,939
Furniture, fixtures and other	3-12 1/2	3,914	3,860
Construction in progress	—	1,102	957
		25,678	25,965
Less: Accumulated depreciation		13,281	12,752
Property, plant and equipment(a)		$12,397	$13,213

(a)	The decrease in total property, plant and equipment is primarily due to depreciation, disposals, impairments and the impact of foreign exchange, partially offset by capital additions.

Note 10. Goodwill and Other Intangible Assets

A. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:
(MILLIONS OF DOLLARS)	Primary Care	Specialty Care and Oncology	Established Products and Emerging Markets	Consumer Healthcare	Total
Balance, January 1, 2012	$6,229	$17,097	$18,746	$2,497	$44,569
Additions(a)	—	—	91	514	605
Other(b)	(77)	(212)	(234)	(990)	(1,513)
Balance, December 31, 2012	6,152	16,885	18,603	2,021	43,661
Derecognition(c)	—	—	(292)	—	(292)
Other(b)	(122)	(341)	(378)	(9)	(850)
Balance, December 31, 2013	$6,030	$16,544	$17,933	$2,012	$42,519

(a)	Related to our acquisitions of Ferrosan, Alacer and NextWave (see Note 2A. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Acquisitions).

(b)	Primarily reflects the impact of foreign exchange.

(c)
Reflects the goodwill derecognized as part of the transfer of certain product rights, which constituted a business, to our equity-method investment in China. For additional information, see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

2013 Financial Report	89

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Other Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:
	December 31, 2013			December 31, 2012
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights	$72,038	$(41,541)	$30,497	$72,349	$(36,895)	$35,454
Brands	1,743	(773)	970	1,657	(693)	964
License agreements and other	896	(805)	91	914	(642)	272
	74,677	(43,119)	31,558	74,920	(38,230)	36,690
Indefinite-lived intangible assets
Brands	7,381	—	7,381	7,786	—	7,786
In-process research and development	443	—	443	669	—	669
Other	3	—	3	1	—	1
	7,827	—	7,827	8,456	—	8,456
Identifiable intangible assets(a)	$82,504	$(43,119)	$39,385	$83,376	$(38,230)	$45,146

(a)
The decrease is primarily related to amortization, asset impairment charges and the transfer of certain product rights to our equity-method investment in China. For additional information about the asset impairment charges, see Note 4. Other (income)/deductions—net. For additional information about the transfer of certain product rights, see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments.

As of December 31, 2013, our identifiable intangible assets are associated with the following, as a percentage of total identifiable intangible assets, less accumulated amortization:

•	Developed technology rights: Specialty Care (68%); Established Products (19%); Primary Care (12%); and Oncology (1%);

•	Brands, finite-lived: Consumer Healthcare (75%); and Established Products (25%);

•	Brands, indefinite-lived: Consumer Healthcare (69%); and Established Products (31%); and

•	IPR&D: Worldwide Research and Development (43%); Specialty Care (43%); Established Products (7%); and Primary Care (7%).

There are no percentages for our Emerging Markets business unit as it is a geographic-area unit, not a product-based unit. The carrying value of the assets associated with our Emerging Markets business unit is included within the assets associated with the other four biopharmaceutical business units.

For information about intangible asset impairments, see Note 4. Other (Income)/Deductions—Net.

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, primarily representing the commercialized products included in our five biopharmaceutical business units. The more significant components of developed technology rights are the following (in order of significance): Prevnar 13/Prevenar 13 Infant and Enbrel and, to a lesser extent, Premarin, Prevnar 13/Prevenar 13 Adult, Effexor, Pristiq, Tygacil, Refacto AF and Benefix. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Consumer Healthcare business unit. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax/Xanax XR, Centrum and, to a lesser extent, Caltrate. The more significant components of finite-lived brands are the following (in order of significance): Depo-Provera, Idoform Bifiform, and Advil Cold and Sinus.

90	2013 Financial Report

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

In 2012, two IPR&D assets with a combined book value of approximately $160 million were reclassified to developed technology rights as a result of being approved in a major market.

For information about impairments of IPR&D assets, see Note 4. Other (Income)/Deductions––Net.

For IPR&D assets, the risk of failure is significant and there can be no certainty that these assets ultimately will yield a successful product. The nature of the biopharmaceutical business is high-risk and, as such, we expect that many of these IPR&D assets will become impaired and be written off at some time in the future.

Amortization

The weighted-average life of both our total finite-lived intangible assets and the largest component, developed technology rights, is approximately 10 years. Total amortization expense for finite-lived intangible assets was $4.8 billion in 2013, $5.3 billion in 2012 and $5.7 billion in 2011.

The following table provides the annual amortization expense expected for the years 2014 through 2018:
(MILLIONS OF DOLLARS)	2014	2015	2016	2017	2018
Amortization expense	$4,099	$3,699	$3,451	$3,334	$3,219

Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined contribution and defined benefit plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code, and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees with restrictions on discriminating in favor of highly compensated employees with regard to coverage, benefits and contributions. A supplemental (non-qualified) plan provides additional benefits to certain employees. In addition, we provide medical and life insurance benefits to certain retirees and their eligible dependents through our postretirement plans.

On May 8, 2012, we announced to employees that as of January 1, 2018, Pfizer will transition its U.S. and Puerto Rico employees from its defined benefit plans to enhanced defined contribution plans. As a result of this decision to freeze the U.S. and Puerto Rico defined benefit plans, a curtailment was triggered and we performed a re-measurement of the pension obligations and plan assets in the second quarter of 2012, which had an immaterial impact to the funded status of the plans. For the year ended December 31, 2012, we recorded, among other impacts, a curtailment gain of approximately $59 million in the consolidated statement of income.

2013 Financial Report	91

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

A. Components of Net Periodic Benefit Costs and Changes in Other Comprehensive Loss

The following table provides the annual cost (including costs reported as part of discontinued operations) and changes in Other comprehensive income/(loss) for our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)			U.S. Supplemental (Non-Qualified)(b)			International(c)			Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
Service cost	$301	$357	$351	$26	$35	$36	$216	$215	$243	$61	$68	$68
Interest cost	666	697	734	67	62	72	378	406	443	166	182	195
Expected return on plan assets	(999)	(983)	(871)	—	—	—	(407)	(424)	(437)	(55)	(46)	(35)
Amortization of:
Actuarial losses	355	306	145	51	41	36	129	93	86	46	33	17
Prior service credits	(7)	(10)	(8)	(2)	(3)	(3)	(5)	(7)	(5)	(44)	(49)	(53)
Curtailments	—	(62)	(4)	—	(9)	(1)	(20)	(16)	(14)	(11)	(65)	(68)
Settlements	113	145	99	40	33	24	22	7	14	—	—	—
Special termination benefits	—	8	23	—	30	26	4	5	5	—	6	3
Net periodic benefit costs reported in Income	429	458	469	182	189	190	317	279	335	163	129	127
(Income)/cost reported in Other comprehensive income/(loss)	(3,044)	461	1,879	(255)	110	36	(569)	759	(365)	(736)	267	421
(Income)/cost recognized in Comprehensive income	$(2,615)	$919	$2,348	$(73)	$299	$226	$(252)	$1,038	$(30)	$(573)	$396	$548

(a)
2013 v. 2012––The decrease in net periodic benefit cost for our U.S. qualified plans was primarily driven by (i) lower service cost resulting from cost reduction initiatives, (ii) lower settlements and (iii) higher expected return on plan assets resulting from an increased plan asset base partially offset by the curtailment gain in the second quarter of 2012 resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico. Also, the decrease in the discount rate resulted in lower interest costs, as well as an increase in the amounts amortized for actuarial losses. 2012 v. 2011––The decrease in net periodic benefit cost for our U.S. qualified plans was primarily driven by (i) higher expected return on plan assets (resulting from contributions made to the plan in 2011 that increased the plan asset base), (ii) lower interest costs, (iii) a decrease in special termination benefits, and (iv) higher curtailments resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico largely offset by higher settlements and an increase in the amounts amortized for actuarial losses (resulting from a decrease in the discount rate and lower than expected actual returns in 2011).

(b)
2013 v. 2012––The decrease in net periodic benefit cost for our U.S. supplemental (non-qualified) pension plans was primarily driven by special termination benefits in 2012, partially offset by an increase in the amounts amortized for actuarial losses resulting from a decrease in the discount rate, and the curtailment gain in the second quarter of 2012 resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico. 2012 v. 2011––The net periodic benefit cost for our U.S. supplemental (non-qualified) pension plans was largely unchanged as the curtailment gain resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico was more than offset by higher settlement activity.

(c)
2013 v. 2012––The increase in net periodic benefit costs for our international pension plans was primarily driven by (i) an increase in the amounts amortized for actuarial losses resulting from changes in assumptions, (ii) lower expected return on plan assets driven by lower expected rate of return in certain significant plans, (iii) higher settlements and (iv) 2012 curtailment gains, partially offset by lower interest costs resulting from the decrease in discount rates. 2012 v. 2011––The decrease in net periodic benefit costs for our international pension plans was primarily driven by restructuring activities in the U.K. and Ireland in 2011. Also, the decrease in discount rates resulted in lower interest costs, as well as an increase in the amounts amortized for actuarial losses.

(d)
2013 v. 2012––The increase in net periodic benefit cost for our postretirement plans was primarily driven by 2012 curtailment gains, partially offset by higher expected return on plan assets and 2012 special termination benefits. Also, the decrease in the discount rate resulted in lower interest costs, as well as an increase in the amounts amortized for actuarial losses. 2012 v. 2011––The net periodic benefit cost for our postretirement plans was largely unchanged, as an increase in amounts amortized for actuarial plan losses was partially offset by higher expected return on plan assets.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2014 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses	$(62)	$(30)	$(98)	$(5)
Prior service credits and other	7	2	7	58
Total	$(55)	$(28)	$(91)	$53

92	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions of our benefit plans:
(PERCENTAGES)	2013	2012	2011
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. qualified pension plans	5.2%	4.3%	5.1%
U.S. non-qualified pension plans	4.8%	3.9%	5.0%
International pension plans	3.9%	3.8%	4.7%
Postretirement plans	5.1%	4.1%	4.8%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	3.5%
U.S. non-qualified pension plans	2.8%	2.8%	3.5%
International pension plans	2.9%	3.1%	3.3%
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
U.S. qualified pension plans	4.3%	5.1%	5.9%
U.S. non-qualified pension plans	3.9%	5.0%	5.8%
International pension plans	3.8%	4.7%	4.8%
Postretirement plans	4.1%	4.8%	5.6%
Expected return on plan assets:
U.S. qualified pension plans	8.5%	8.5%	8.5%
International pension plans	5.6%	5.9%	6.0%
Postretirement plans	8.5%	8.5%	8.5%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	3.5%	4.0%
U.S. non-qualified pension plans	2.8%	3.5%	4.0%
International pension plans	3.1%	3.3%	3.5%
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

The discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality corporate bond investments rated AA/Aa or better that would provide the future cash flows needed to settle benefit obligations as they come due. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA/Aa or better, including, when there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Overall, the yield curves used to determine the discount rates at year-end 2013 exhibited higher interest rates as compared to the prior year.

The expected rates of return on plan assets for our U.S. qualified, international and postretirement plans represent our long-term assessment of return expectations, which we may change based on shifts in economic and financial market conditions. The 2013 expected rates of return for these plans reflect our long-term outlook for a globally diversified portfolio, which is influenced by a combination of return expectations for individual asset classes, actual historical experience and our diversified investment strategy. The historical returns are one of the inputs used to provide context for the development of our expectations for future returns. Using this information, we develop ranges of returns for each asset class and a weighted-average expected return for our targeted portfolio, which includes the impact of portfolio diversification and active portfolio management.

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2013	2012
Healthcare cost trend rate assumed for next year	7.3%	7.5%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2027	2027

2013 Financial Report	93

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the effects as of December 31, 2013 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:
(MILLIONS OF DOLLARS)	Increase	Decrease
Effect on total service and interest cost components	$15	$(14)
Effect on postretirement benefit obligation	248	(222)

Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions.

C. Obligations and Funded Status

The following table provides an analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans (including those reported as part of discontinued operations):
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)		U.S. Supplemental (Non-Qualified)(b)		International(c)		Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2013	2012	2013	2012	2013	2012	2013	2012
Change in benefit obligation (e)

Benefit obligation, beginning	$16,268	$14,835	$1,549	$1,431	$10,227	$8,891	$4,165	$3,900
Service cost	301	357	26	35	216	215	61	68
Interest cost	666	697	67	62	378	406	166	182
Employee contributions	—	—	—	—	10	9	69	58
Plan amendments	—	—	—	—	1	(1)	(152)	(24)
Changes in actuarial assumptions and other	(2,257)	1,926	(165)	252	229	1,232	(540)	259
Foreign exchange impact	—	—	—	—	(66)	(80)	(9)	1
Acquisitions/divestitures, net	—	(1)	37	1	(63)	71	—	—
Curtailments	(8)	(605)	(1)	(80)	(64)	(101)	(8)	(11)
Settlements	(444)	(485)	(105)	(121)	(156)	(33)	—	—
Special termination benefits	—	8	—	30	4	5	—	6
Benefits paid	(550)	(464)	(67)	(61)	(400)	(387)	(314)	(274)
Benefit obligation, ending(e)	13,976	16,268	1,341	1,549	10,316	10,227	3,438	4,165

Change in plan assets
Fair value of plan assets, beginning	12,540	12,005	—	—	7,589	6,953	644	422
Actual gain on plan assets	1,318	1,464	—	—	976	668	98	85
Company contributions	5	20	172	182	380	383	244	353
Employee contributions	—	—	—	—	10	9	69	58
Foreign exchange impact	—	—	—	—	(95)	(35)	—	—
Acquisitions/divestitures, net	—	—	—	—	(54)	31	—	—
Settlements	(444)	(485)	(105)	(121)	(156)	(33)	—	—
Benefits paid	(550)	(464)	(67)	(61)	(400)	(387)	(314)	(274)
Fair value of plan assets, ending	12,869	12,540	—	—	8,250	7,589	741	644
Funded status—Plan assets less than benefit obligation	$(1,107)	$(3,728)	$(1,341)	$(1,549)	$(2,066)	$(2,638)	$(2,697)	$(3,521)

(a)
The favorable change in the funded status of our U.S. qualified plans is primarily due to the plan gains resulting from the increase in the discount rate and an increase in plan assets. The curtailments in 2012 resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico had a favorable impact on the 2012 funded status.

(b)
Our U.S. supplemental (non-qualified) plans are generally not funded and these obligations, which are substantially greater than the annual cash outlay for these liabilities, will be paid from cash generated from operations.

(c)
The favorable change in the funded status of our international plans is primarily due to an increase in plan assets partially offset by plan losses resulting from changes in actuarial assumptions. Outside the U.S., in general, we fund our defined benefit plans to the extent that tax or other incentives exist or the law requires.

(d)
The favorable change in the funded status of our postretirement plans is primarily due to the plan gains resulting from the increase in the discount rate and the impact of a decision to move participants to Medicare Advantage effective January 1, 2015.

(e)
For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation (ABO). The ABO for all of our U.S. qualified pension plans was $13.7 billion in 2013 and $15.9 billion in 2012. The

94	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

ABO for our U.S. supplemental (non-qualified) pension plans was $1.3 billion in 2013 and $1.5 billion 2012. The ABO for our international pension plans was $9.7 billion in 2013 and $9.4 billion in 2012.

The following table provides information as to how the funded status is recognized in our consolidated balance sheets:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2013	2012	2013	2012	2013	2012	2013	2012
Noncurrent assets(a)	$—	$—	$—	$—	$318	$124	$—	$—
Current liabilities(b)	—	—	(151)	(162)	(46)	(95)	(29)	(30)
Noncurrent liabilities(c)	(1,107)	(3,728)	(1,190)	(1,387)	(2,338)	(2,667)	(2,668)	(3,491)
Funded status	$(1,107)	$(3,728)	$(1,341)	$(1,549)	$(2,066)	$(2,638)	$(2,697)	$(3,521)

(a)	Included primarily in Other noncurrent assets.

(b)	Included in Accrued compensation and related items and Liabilities of discontinued operations, as appropriate.

(c)	Included in Pension benefit obligations, net and Postretirement benefit obligations, net, as appropriate.

The following table provides the pre-tax components of cumulative amounts recognized in Accumulated other comprehensive loss:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2013	2012	2013	2012	2013	2012	2013	2012
Actuarial losses(a)	$(1,974)	$(5,027)	$(406)	$(664)	$(2,213)	$(2,780)	$(292)	$(932)
Prior service (costs)/credits and other	42	51	11	14	(18)	(20)	470	374
Total	$(1,932)	$(4,976)	$(395)	$(650)	$(2,231)	$(2,800)	$178	$(558)

(a)
The accumulated actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our projected benefit obligations as well as the cumulative difference between the expected return and actual return on plan assets. These accumulated actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs primarily over the average remaining service period for active participants, using the corridor approach. The average amortization periods utilized are 9.6 years for our U.S. qualified plans, 9.5 years for our U.S. supplemental (non-qualified) plans, 18.2 years for our international plans and 10.8 years for our postretirement plans.

The following table provides information related to the funded status of selected benefit plans (including those reported as part of Liabilities of discontinued operations):
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2013	2012	2013	2012	2013	2012
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$12,869	$12,540	$—	$—	$1,309	$2,776
Accumulated benefit obligation	13,704	15,870	1,294	1,465	3,348	5,056
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	12,869	12,540	—	—	2,499	6,432
Projected benefit obligation	13,976	16,268	1,341	1,549	4,883	9,194
All of our U.S. plans and many of our international plans were underfunded as of December 31, 2013.

2013 Financial Report	95

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets (including those reported as part of Liabilities of discontinued operations):
		Fair Value(a)				Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2013	Level 1	Level 2	Level 3	As of December 31, 2012	Level 1	Level 2	Level 3
U.S. qualified pension plans
Cash and cash equivalents	$360	$—	$360	$—	$368	$—	$368	$—
Equity securities:
Global equity securities	4,335	4,328	7	—	3,536	3,519	17	—
Equity commingled funds	2,294	—	2,294	—	2,215	—	2,215	—
Debt securities:
Fixed income commingled funds	675	—	675	—	943	—	943	—
Government bonds	971	—	971	—	1,093	—	1,093	—
Corporate debt securities	2,306	—	2,306	—	2,414	—	2,411	3
Other investments:
Private equity funds	822	—	—	822	866	—	—	866
Insurance contracts	281	—	281	—	348	—	348	—
Other	825	—	—	825	757	—	—	757
Total	12,869	4,328	6,894	1,647	12,540	3,519	7,395	1,626
International pension plans
Cash and cash equivalents	229	—	229	—	299	—	299	—
Equity securities:
Global equity securities	1,833	1,832	1	—	1,723	1,638	85	—
Equity commingled funds	2,446	—	2,446	—	2,194	—	2,194	—
Debt securities:
Fixed income commingled funds	967	—	967	—	825	—	825	—
Government bonds	812	—	812	—	914	—	914	—
Corporate debt securities	615	—	615	—	613	—	613	—
Other investments:
Private equity funds	54	—	10	44	110	—	14	96
Insurance contracts	421	—	121	300	465	—	117	348
Other	873	—	353	520	446	—	57	389
Total	8,250	1,832	5,554	864	7,589	1,638	5,118	833
U.S. postretirement plans(b)
Cash and cash equivalents	29	—	29	—	28	—	28	—
Equity securities:
Global equity securities	105	105	—	—	79	79	—	—
Equity commingled funds	56	—	56	—	50	—	50	—
Debt securities:
Fixed income commingled funds	16	—	16	—	20	—	20	—
Government bonds	24	—	24	—	25	—	25	—
Corporate debt securities	56	—	56	—	55	—	55	—
Other investments:
Insurance contracts	415	—	415	—	350	—	350	—
Other	40	—	40	—	37	—	37	—
Total	$741	$105	$636	$—	$644	$79	$565	$—

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E. Basis of Presentation and Significant Accounting Policies: Fair Value).

(b)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

96	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs (including those reported as part of Liabilities of discontinued operations):

	Year Ended December 31,
	U.S. Qualified Pension Plans				International Pension Plans
	Private Equity Funds		Other		Insurance Contracts		Other
(MILLIONS OF DOLLARS)	2013	2012	2013	2012	2013	2012	2013	2012
Fair value, beginning	$866	$920	$757	$656	$348	$366	$389	$348
Actual return on plan assets:
Assets held, ending	75	4	29	61	15	8	8	(14)
Assets sold during the period	—	—	(6)	—	—	—	—	5
Purchases, sales and settlements, net	(119)	(58)	45	40	(41)	(5)	63	50
Transfer into/(out of) Level 3	—	—	—	—	(16)	(5)	58	—
Exchange rate changes	—	—	—	—	(6)	(16)	2	—
Fair value, ending	$822	$866	$825	$757	$300	$348	$520	$389

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

We review the methodologies, inputs and outputs of third-party pricing services for reasonableness.

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:
	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(PERCENTAGES)	2013	2013	2012
U.S. qualified pension plans
Cash and cash equivalents	0-10	2.8%	2.9%
Equity securities	35-55	51.5%	45.9%
Debt securities	30-55	30.7%	35.5%
Real estate and other investments	5-18	15.0%	15.7%
Total	100%	100%	100%
International pension plans
Cash and cash equivalents	0-10	2.8%	3.9%
Equity securities	35-55	51.9%	51.6%
Debt securities	30-55	29.0%	31.0%
Real estate and other investments	5-18	16.3%	13.5%
Total	100%	100%	100.0%
U.S. postretirement plans
Cash and cash equivalents	0-5	4.0%	4.4%
Equity securities	10-35	21.7%	20.1%
Debt securities	5-30	13.0%	15.5%
Real estate, insurance contracts and other investments	55-70	61.3%	60.0%
Total	100%	100%	100%

The plans assets are managed with the objectives of minimizing pension expense and cash contributions over the long term. We utilize long-term asset allocation ranges in the management of our plans’ invested assets. Our long-term return expectations are developed based on a

2013 Financial Report	97

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

The investment managers of certain separately managed accounts may be permitted to use derivative securities as described in each respective investment management agreement.

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

The following table provides the expected future cash flow information related to our benefit plans:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Expected employer contributions:
2014	$6	$150	$305	$246
Expected benefit payments:
2014	$828	$150	$390	$286
2015	792	123	398	285
2016	803	107	410	293
2017	868	110	418	303
2018	958	124	429	311
2019–2023	4,579	490	2,314	1,661

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.
F. Defined Contribution Plans

We have savings and investment plans in several countries, including the U.S., U.K., Italy, Japan and Canada. For the majority of U.S. plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, largely in company stock or company stock units, a portion of the employee contributions. In the U.S., the matching contributions in company stock are sourced through open market purchases. Employees are permitted to subsequently diversify all or any portion of their company matching contribution. We recorded charges related to our plans of $266 million in 2013, $297 million in 2012 and $288 million in 2011.
Note 12. Equity

A. Common Stock

We purchase our common stock through privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes. On December 12, 2011, we announced that the Board of Directors had authorized a $10 billion share-purchase plan, which was exhausted in the first quarter of 2013. On November 1, 2012, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, which became effective on November 30, 2012 and was exhausted in October 2013. On June 27, 2013, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, and share purchases commenced thereunder in October 2013.

98	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In 2013,

•
We purchased approximately 563 million shares of our common stock for approximately $16.3 billion under our publicly announced share-purchase plans. In 2012, we purchased approximately 349 million shares of our common stock for approximately $8.2 billion under our publicly announced share-purchase plans. In 2011, we purchased approximately 459 million shares of our common stock for approximately $9.0 billion under our publicly announced share-purchase plans. After giving effect to share purchases through year-end 2013, our remaining share-purchase authorization is approximately $5.5 billion at December 31, 2013.

•
We exchanged all of our remaining interest in Zoetis for approximately 405.117 million shares of our common stock, valued at $11.4 billion. The common stock received in the exchange transaction was recorded in Treasury stock. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.

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

Allocated shares held by the Common ESOP are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP is assumed in the diluted EPS calculation. As of December 31, 2013, the Preferred ESOP held preferred shares with a stated value of approximately $33 million, convertible into approximately 2 million shares of our common stock. As of December 31, 2013, the Common ESOP held approximately 3 million shares of our common stock. As of December 31, 2013, all preferred and common shares held by the ESOPs have been allocated to the Pharmacia U.S. and certain Puerto Rico savings plan participants.

Note 13. Share-Based Payments

Our compensation programs can include share-based payments, in the form of Restricted Stock Units (RSUs), stock options, Portfolio Performance Shares (PPSs), Total Shareholder Return Units (TSRUs) and Performance Share Awards (PSAs).

The Company’s shareholders approved the amendment and restatement of the 2004 Stock Plan at the Annual Meeting of Shareholders held on April 23, 2009. The primary purpose of the amendment was to increase the number of shares of common stock available for grants by 425 million shares. In addition, the amendment provided other changes, including that the number of stock options, Stock Appreciation Rights (SARs) (known as TSRUs) or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 8 million shares, and that RSUs, PPSs, PSAs and restricted stock grants count as 2 shares, while stock options and TSRUs count as 1 share, toward the maximums for the incremental 425 million shares. As of December 31, 2013, 156 million shares were available for award. The 2004 Stock Plan, as amended, (2004 Stock Plan) is the only Pfizer plan under which equity-based compensation may currently be awarded to executives and other employees.

Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, treasury stock to satisfy our obligations under these programs.
A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit (including those reported as part of discontinued operations):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Restricted Stock Units	$249	$235	$228
Stock Options	140	157	166
Portfolio Performance Shares	56	14	—
Total Shareholder Return Units	37	35	17
Performance Share Awards	34	35	3
Directors’ compensation	7	5	5
Share-based payment expense	523	481	419
Tax benefit for share-based compensation expense	(173)	(149)	(139)
Share-based payment expense, net of tax	$350	$332	$280

2013 Financial Report	99

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

The following table summarizes all RSU activity during 2013:
	Shares (Thousands)	Weighted- Average Grant Date Fair Value Per Share
Nonvested, December 31, 2012	37,860	$19.34
Granted	10,253	27.39
Vested	(13,943)	18.16
Reinvested dividend equivalents	1,139	29.14
Forfeited	(2,558)	21.98
Nonvested, December 31, 2013	32,751	$22.50

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2013	2012	2011
Total fair value of shares vested	$379	$348	$256
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$239	$258	$264
Weighted-average period over which RSU cost is expected to be recognized (years)	1.8	1.8	1.8

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

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2013	2012	2011
Expected dividend yield(a)	3.45%	4.10%	4.14%
Risk-free interest rate(b)	1.16%	1.28%	2.59%
Expected stock price volatility(c)	19.68%	23.78%	25.55%
Expected term(d) (years)	6.50	6.50	6.25

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

100	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all stock option activity during 2013:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
Outstanding, December 31, 2012	382,955	$24.00
Granted	45,013	27.37
Exercised	(80,132)	21.86
Forfeited	(5,904)	21.93
Expired	(42,279)	29.62
Outstanding, December 31, 2013(b)	299,653	$24.33	5.3	$2,166
Vested and expected to vest(c), December 31, 2013	293,371	24.32	5.2	2,129
Exercisable, December 31, 2013	163,061	$26.06	2.9	$1,023

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)
Includes approximately 42 million stock options which expired on February 25, 2014 at a grant price of $37.15, which were granted under the 2001 Stock Plan. These options will not be added back into the amount available for grants under the 2004 Stock Plan. However, expired or forfeited share-based payments under the 2004 Stock Plan will be added back to the amount available for grants.

(c)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2013	2012	2011
Weighted-average grant date fair value per stock option	$3.13	$2.79	$3.15
Aggregate intrinsic value on exercise	$578	$263	$32
Cash received upon exercise	$1,750	$568	$153
Tax benefits realized related to exercise	$160	$81	$10
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$120	$148	$177
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.7	1.7	1.8

D. Portfolio Performance Shares (PPSs)

Beginning in 2012, we have awarded PPSs to select employees which, when vested, entitle the holder to receive, at the end of the performance period, a number of shares within a possible range of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such shares. For PPSs granted during the period presented, the awards vest after three years of continuous service from the grant date and the number of shares paid, if any, depends on the achievement of predetermined goals related to Pfizer's long-term product portfolio during a five-year performance period from the year of the grant date. The target number of shares is determined by reference to competitive survey data. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

We measure the value of PPS grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer's common stock, changes in the number of shares that are probable of being earned and changes in management's assessment of the probability that the specified performance criteria will be achieved and/or changes in management's assessment of the probable vesting term.

The following table summarizes all PPS activity during 2013, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted- Average Intrinsic Value Per Share
Nonvested, December 31, 2012	3,742	$25.08
Granted	8,138	27.37
Vested(a)	(13)	28.75
Forfeited	(543)	28.91
Nonvested, December 31, 2013(a)	11,324	$30.63
(a)Vested and non-vested shares outstanding, but not paid as of December 31, 2013 are 11,324.

2013 Financial Report	101

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2013	2012
Total fair value of shares vested	$—	$—
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$107	$33
Weighted-average period over which PPS cost is expected to be recognized (years)	2.0	2.2

E. Total Shareholder Return Units (TSRUs)

TSRUs are awarded to senior and other key management. TSRUs entitle the holders to receive a number of shares of our common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year or seven-year term, if and to the extent the total value is positive. The settlement price is the average closing price of Pfizer common stock during the 20 trading days ending on the fifth or seventh anniversary of the grant as applicable; the grant price is the closing price of Pfizer common stock on the date of the grant.

The TSRUs are automatically settled on the fifth or seventh anniversary of the grant but vest on the third anniversary of the grant, after which time there is no longer a risk of forfeiture. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group.

We measure the value of TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

The following table provides the weighted average assumptions used in the valuation of TSRUs:
	Year Ended December 31,
	2013	2012	2011
Expected dividend yield(a)	3.45%	4.10%	4.15%
Risk-free interest rate(b)	1.03%	1.15%	2.51%
Expected stock price volatility(c)	19.68%	23.80%	25.55%
Contractual term (years)	5.98	5.97	5.95

(a)	Determined using a constant dividend yield during the expected term of the TSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

The following table summarizes all TSRU activity during 2013:
	Shares (Thousands)	Weighted- Average Grant Date Fair Value Per Share	Weighted-Average Grant Price Per Share
Nonvested, December 31, 2012	20,876	$4.55	$19.64
Granted	7,979	5.14	27.37
Vested(a)	(3,819)	4.31	18.13
Forfeited	(841)	4.80	23.46
Nonvested, December 31, 2013(a)	24,195	$4.77	$22.30

(a)
Vested and non-vested shares outstanding, but not paid as of December 31, 2013 are 34,499 with a weighted-average grant price of $20.54. The weighted-average contractual term to settlement is 3.2 years.

The following table provides data related to all TSRU activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER TSRU AMOUNTS)	2013	2012	2011
Weighted-average grant date fair value per TSRU	$5.14	$4.48	$4.75
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$31	$31	$32
Weighted-average period over which TSRU cost is expected to be recognized (years)	1.6	1.7	1.7

102	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

F. Performance Share Awards (PSAs)

PSAs are awarded to senior and other key management. PSAs vest after three years of continuous service from the grant date. The number of shares paid, if any, including shares resulting from dividend equivalents, depends upon the achievement of predetermined goals related to Pfizer's total share return as compared to an industry peer group, for the three-year performance period from the year of the grant date. The target number of shares is determined by reference to the value of share-based awards to similar employees in the industry peer group. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

We measure the value of PSA grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer's common stock, changes in the number of shares that are probable of being earned and changes in management's assessment of the probability that the specified performance criteria will be achieved.

The following table summarizes all PSA activity during 2013, with the shares granted representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2012	5,749	$25.08
Granted	1,377	27.37
Vested	(1,463)	27.37
Forfeited	(624)	28.21
Nonvested, December 31, 2013	5,039	$30.63

The following table provides data related to all PSA activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Total fair value of shares vested	$40	$13	$4
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$25	$27	$25
Weighted-average period over which PSA cost is expected to be recognized (years)	1.7	1.7	1.9

2013 Financial Report	103

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 14. Earnings Per Common Share Attributable to Common Shareholders

The following table provides the detailed calculation of Earnings per common share (EPS):
	Year Ended December 31,
(IN MILLIONS)	2013	2012	2011
EPS Numerator––Basic
Income from continuing operations	$11,410	$9,021	$7,860
Less: Net income attributable to noncontrolling interests	30	28	40
Income from continuing operations attributable to Pfizer Inc.	11,380	8,993	7,820
Less: Preferred stock dividends––net of tax	2	2	2
Income from continuing operations attributable to Pfizer Inc. common shareholders	11,378	8,991	7,818
Discontinued operations––net of tax	10,662	5,577	2,189
Less: Discontinued operations––net of tax, attributable to noncontrolling interests	39	—	—
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders	10,623	5,577	2,189
Net income attributable to Pfizer Inc. common shareholders	$22,001	$14,568	$10,007
EPS Numerator––Diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$11,380	$8,993	$7,820
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders and assumed conversions	10,623	5,577	2,189
Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$22,003	$14,570	$10,009
EPS Denominator
Weighted-average number of common shares outstanding––Basic	6,813	7,442	7,817
Common-share equivalents: stock options, stock issuable under employee compensation plans and convertible preferred stock	82	66	53
Weighted-average number of common shares outstanding––Diluted	6,895	7,508	7,870
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	43	177	272

(a)
These common stock equivalents were outstanding for the years ended December 31, 2013, 2012 and 2011, but were not included in the computation of diluted EPS for those periods because their inclusion would have had an anti-dilutive effect.

Note 15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $233 million in 2013, $301 million in 2012 and $378 million in 2011.

The future minimum rental commitments under non-cancelable operating leases follow:
(MILLIONS OF DOLLARS)	2014	2015	2016	2017	2018	After 2018
Lease commitments	$204	$168	$130	$98	$80	$771

Note 16. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. Depending upon the cost and availability of insurance and the nature of the risk involved, the amount of self-insurance may be significant. The cost and availability of coverage have resulted in self-insuring certain exposures, including product liability. If we incur substantial liabilities that are not covered by insurance or substantially exceed insurance coverage and that are in excess of existing accruals, there could be a material adverse effect on our cash flows or results of operations in the period in which the amounts are paid and/or accrued (see Note 17. Commitments and Contingencies).

104	2013 Financial Report

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

We have accrued for losses that are both probable and reasonably estimable. Substantially all of our contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions.

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

Viagra (sildenafil)
We and Teva Pharmaceuticals USA, Inc. (Teva USA) entered into an agreement to settle our patent-infringement action against Teva USA with respect to the Viagra use patent, which expires in 2020 (including the 6-month pediatric exclusivity period resulting from the Company’s conduct of clinical studies to evaluate Revatio in the treatment of pediatric patients with pulmonary arterial hypertension; Viagra and Revatio have the same active ingredient, sildenafil). The settlement became effective upon the satisfaction of certain conditions, including court approval, in December 2013. As a result of the settlement, Teva USA will be allowed to launch a generic version of Viagra in the U.S. in December 2017, or earlier under certain circumstances. Teva USA will pay a royalty to us for a license to produce its generic version of Viagra.

2013 Financial Report	105

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

Lyrica (pregabalin)
Beginning in March 2009, several generic manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica capsules and, in the case of one generic manufacturer, Lyrica oral solution. Each of the generic manufacturers is challenging one or more of three patents for Lyrica: the basic patent, which expires in 2018, and two other patents, one of which expired in October 2013 and the other of which expires in 2018. Each of the generic manufacturers asserts the invalidity and/or the non-infringement of the patents subject to challenge. Beginning in April 2009, we filed actions against these generic manufacturers in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patents for Lyrica. All of these cases were consolidated in the District of Delaware. In July 2012, the court held that all three patents are valid and infringed. In August 2012, the generic manufacturers appealed the decision to the U.S. Court of Appeals for the Federal Circuit. In February 2014, the Federal Circuit affirmed the decision of the District Court with respect to the validity and enforcement of one claim of the basic patent and determined, on the ground of mootness, that it did not have to render a decision on any other issues raised on appeal, including with respect to the other patent that expires in 2018. As a result, the generic manufacturers cannot obtain FDA approval for their generic versions of Lyrica or market those products in the U.S. prior to the expiration of the basic patent in 2018, subject to the possible filing by any of the generic manufacturers of a motion requesting a rehearing by the Federal Circuit or a petition for certiorari requesting a review by the U.S. Supreme Court.

Apotex Inc. notified us, in May and June 2011, respectively, that it had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica oral solution and Lyrica capsules. Apotex Inc. asserts the invalidity and non-infringement of the basic patent, as well as the seizure patent that expired in October 2013. In July 2011, we filed an action against Apotex Inc. in the U.S. District Court for the District of Delaware asserting the validity and infringement of the challenged patents in connection with both of the abbreviated new drug applications.

In November 2010, Novel Laboratories, Inc. (Novel) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica oral solution and asserting the invalidity and/or non-infringement of our three patents for Lyrica referred to above in the first paragraph of this section. In January 2011, we filed an action against Novel in the U.S. District Court for the District of Delaware asserting the validity and infringement of all three patents.

In October 2011, Alembic Pharmaceuticals Limited (Alembic) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica capsules and asserting the invalidity of the basic patent. In addition, in December 2012, Wockhardt Limited (Wockhardt) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica oral solution and asserting the invalidity and non-infringement of the basic patent. In December 2011 and January 2013, we filed actions against Alembic and Wockhardt, respectively, in the U.S. District Court for the District of Delaware asserting the validity and infringement of the basic patent.

Each of Novel, Alembic and Wockhardt has agreed to a stay of the respective actions described above and to be bound by any final judgment of infringement and validity of the patents at issue in the consolidated action discussed above in the first paragraph of this section.

EpiPen
King Pharmaceuticals, Inc. (King), which we acquired in 2011 and is a wholly owned subsidiary, brought a patent-infringement action against Sandoz, Inc., a division of Novartis AG (Sandoz), in the U.S. District Court for the District of New Jersey in July 2010 as the result of its abbreviated new drug application with the FDA seeking approval to market an epinephrine injectable product. Sandoz is challenging patents, which expire in 2025, covering the next-generation autoinjector for use with epinephrine that is sold under the EpiPen brand name.

Embeda (morphine sulfate/naltrexone hydrochloride extended-release capsules)
In August 2011, Watson Laboratories Inc. - Florida (Watson Florida) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Embeda extended-release capsules. Watson Florida asserts the invalidity and non-infringement of three formulation patents that expire in 2027. In October 2011, we filed an action against Watson Florida in the U.S. District Court for the District of Delaware asserting the infringement of, and defending against the allegations of the invalidity of, the three formulation patents.

106	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Torisel (temsirolimus)
In December 2011, we brought a patent-infringement action in the U.S. District Court for the District of Delaware against Sandoz as a result of its abbreviated new drug application with the FDA seeking approval to market a generic version of Torisel before the expiration of the basic patent in 2014. In May 2012, we brought an action in the same court against Sandoz for infringement of a formulation patent that expires in 2026. In September 2012, our actions against Sandoz were consolidated in the District of Delaware. In December 2013, this action was settled on terms that are not material to Pfizer.

Pristiq (desvenlafaxine)
Beginning in May 2012, several generic manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Pristiq. Each of the generic manufacturers asserts the invalidity, unenforceability and/or non-infringement of two patents for Pristiq that expire in 2022 and in 2027. Beginning in June 2012, we filed actions against these generic manufacturers in the U.S. District Court for the District of Delaware asserting the validity, enforceability and infringement of those patents. All of these actions have been consolidated in the District of Delaware.

Zyvox (linezolid)
In February 2013, Apotex Inc. and Apotex Corp. notified us that they had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Zyvox. They asserted invalidity of the basic Zyvox patent, which (including the six-month pediatric exclusivity period) expires in 2015. In March 2013, we filed an action against Apotex Inc. and Apotex Corp. in the U.S. District Court for the Northern District of Illinois for infringement of the basic patent. In December 2013, this action was settled on terms that are not material to Pfizer.

Celebrex (celecoxib)
In March 2013, the U.S. Patent and Trademark Office granted us a reissue patent covering methods of treating osteoarthritis and other approved conditions with celecoxib, the active ingredient in Celebrex. The reissue patent, including the six-month pediatric exclusivity period, expires in December 2015. On the date that the reissue patent was granted, we filed suit in the U.S. District Court for the Eastern District of Virginia, asserting the infringement of the reissue patent, against Teva USA, Mylan Pharmaceuticals Inc., Watson, Lupin Pharmaceuticals USA, Inc., Apotex Corp. and Apotex Inc. Each of those generic companies had previously filed an abbreviated new drug application with the FDA seeking approval to market a generic version of celecoxib beginning in May 2014, upon the expiration of the basic patent (including the six-month pediatric exclusivity period) for celecoxib.

Toviaz (fesoterodine)
We have an exclusive, worldwide license to market Toviaz from UCB Pharma GmbH, which owns the patents relating to Toviaz.

Beginning in May 2013, several generic manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Toviaz and asserting the invalidity, unenforceability and/or non-infringement of all of our patents for Toviaz that are listed in the Orange Book. Beginning in June 2013, we filed actions against all of those generic manufacturers in the U.S. District Court for the District of Delaware asserting the infringement of five of our patents for Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019, and a patent covering salts of fesoterodine that expires in 2022.

Tygacil (tigecycline)
In September 2013, Apotex Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Tygacil. Apotex Inc. asserts the non-infringement of a polymorph patent for Tygacil that expires in 2030, but has not challenged the basic patent, which expires in 2016. In September 2013, we filed suit against Apotex Inc. in the U.S. District Court for the District of Delaware asserting the infringement of the polymorph patent.

Lipitor (atorvastatin)
In an action initially brought against us by a generic company, the Beijing High Court upheld the validity of our patent in China covering the crystalline form of atorvastatin in Lipitor. The crystalline patent expires in July 2016 and is the only patent covering Lipitor in China. In January 2014, the China Supreme People’s Court (SPC) notified us that it will conduct a retrial regarding certain issues related to the validity of the crystalline patent. If there were an adverse decision by the SPC, we would expect additional generic competition for Lipitor in China, and the price for Lipitor in China may be subject to a government-imposed price reduction larger than might otherwise occur.

A2. Legal Proceedings––Product Litigation

Like other pharmaceutical companies, we are defendants in numerous cases, including but not limited to those discussed below, related to our pharmaceutical and other products. Plaintiffs in these cases seek damages and other relief on various grounds for alleged personal injury and economic loss.

Asbestos
Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2013, approximately 66,000 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means to resolve, these claims.

Warner-Lambert and American Optical brought suit in state court in New Jersey against the insurance carriers that provided coverage for the asbestos and other allegedly hazardous materials claims related to American Optical. A majority of the carriers subsequently agreed to pay for a portion of the costs of defending and resolving those claims. The litigation continued against the carriers who disputed coverage or how

2013 Financial Report	107

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

costs should be allocated to their policies, and the court held that Warner-Lambert and American Optical are entitled to payment from each of those carriers of a proportionate share of the costs associated with those claims. In the fourth quarter of 2013: (i) Warner-Lambert and American Optical entered into settlement agreements with all of those remaining carriers pursuant to which the carriers agreed to pay a portion of the past costs and to provide coverage for a portion of the future costs of defending and resolving the aforementioned claims against American Optical; and (ii) Warner-Lambert’s and American Optical’s action against the insurance carriers was dismissed.

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

Celebrex and Bextra
Beginning in late 2004, several purported class actions were filed in federal and state courts alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of Celebrex and Bextra. In June 2005, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and "ERISA" Litigation MDL-1688) in the U.S. District Court for the Southern District of New York. In March 2012, the court in the Multi-District Litigation certified a class consisting of all persons who purchased or acquired Pfizer stock between October 31, 2000 and October 19, 2005.

Various Drugs: Off-Label Promotion Action
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

Various Drugs: Foreign Corrupt Practices Act Compliance
In February 2013, a shareholder derivative action was filed in the Supreme Court of the State of New York, County of New York, against certain current and former officers and directors of Pfizer. Pfizer is named as a nominal defendant. The complaint alleges that the individual defendants breached their fiduciary duties to the Company as the result of, among other things, inadequate oversight of compliance by Pfizer subsidiaries in various countries outside the U.S. with the U.S. Foreign Corrupt Practices Act. The plaintiff seeks damages in unspecified amounts and other unspecified relief on behalf of Pfizer.

Effexor

•	Personal Injury Actions
A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingestion of Effexor. Among other types of actions, the Effexor personal injury litigation includes actions alleging a variety of birth defects as a result of the purported ingestion of Effexor by women during pregnancy. Plaintiffs in these birth-defect actions seek compensatory and punitive damages. In August 2013, the federal birth-defect cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Effexor (Venlafaxine Hydrochloride) Products Liability Litigation MDL-2458) in the U.S. District Court for the Eastern District of Pennsylvania.

•	Antitrust Actions
Beginning in May 2011, actions, including purported class actions, were filed in various federal courts against Wyeth and, in certain of the actions, affiliates of Wyeth and certain other defendants relating to Effexor XR, which is the extended-release formulation of Effexor. The plaintiffs in each of the class actions seek to represent a class consisting of all persons in the U.S. and its territories who directly purchased, indirectly purchased or reimbursed patients for the purchase of Effexor XR or generic Effexor XR from any of the defendants from June 14, 2008 until the time the defendants’ allegedly unlawful conduct ceased. The plaintiffs in all of the actions allege delay in the launch of generic Effexor XR in the U.S. and its territories, in violation of federal antitrust laws and, in certain of the actions, the antitrust, consumer protection and various other laws of certain states, as the result of Wyeth fraudulently obtaining and improperly listing certain patents for Effexor XR, enforcing certain patents for Effexor XR, and entering into a litigation settlement agreement with a generic manufacturer with respect to Effexor XR. Each of the plaintiffs seeks treble damages (for itself in the individual actions or on behalf of the putative class in the purported class actions) for alleged price overcharges for Effexor XR or generic Effexor XR in the U.S. and its territories since June 14, 2008. All of these actions have been consolidated in the U.S. District Court for the District of New Jersey.

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

108	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Neurontin

•	Off-Label Promotion Actions
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

In the Multi-District Litigation, the District Court (i) denied the plaintiffs’ motion for certification of a nationwide class of all individual consumers and third-party payers who allegedly purchased or reimbursed patients for the purchase of Neurontin for off-label uses from 1994 through 2004, and (ii) dismissed an individual action by a third-party payer, Aetna, as well as actions by certain proposed class representatives for third-party payers and for individual consumers. In April 2013, the U.S. Court of Appeals for the First Circuit reversed the decisions of the District Court dismissing the individual action by Aetna as well as the action by the third-party payer proposed class representatives. The First Circuit remanded those actions to the District Court for further consideration, including reconsideration of class certification in the third-party payer action. In addition, a number of individual actions by other third-party payers remain pending in the Multi-District Litigation and in other courts.

In January 2011, the U.S. District Court for the District of Massachusetts entered an order trebling a jury verdict against us in an individual action by a third-party payer, the Kaiser Foundation Health Plan Inc., seeking damages for the alleged off-label promotion of Neurontin in violation of the federal Racketeer Influenced and Corrupt Organizations (RICO) Act. The verdict was for approximately $47.4 million, which was subject to automatic trebling to $142.1 million under the RICO Act. In November 2010, the court had entered a separate verdict against us in the amount of $65.4 million, together with prejudgment interest, under California’s Unfair Trade Practices law relating to the same alleged conduct, which amount is included within and is not additional to the $142.1 million trebled amount of the jury verdict. In April 2013, the U.S. Court of Appeals for the First Circuit affirmed the District Court's decisions.

In December 2013, the U.S. Supreme Court denied our petition for certiorari seeking review of the First Circuit's decisions, described above, reversing the dismissals of the individual action by Aetna and the third-party payer purported class action and affirming the verdict against us in the individual action by Kaiser. As a result, the verdict against us in the individual action by Kaiser is final, and the third-party payer purported class action remains pending in the District Court. In December 2013, we settled the individual action by Aetna for an amount that is not material to Pfizer.

Plaintiffs are seeking certification of statewide classes of Neurontin purchasers in actions pending in California and Illinois that allege off-label promotion of Neurontin. State courts in New York, Pennsylvania, Missouri and New Mexico have declined to certify statewide classes of Neurontin purchasers.

•	Personal Injury Actions
A number of individual lawsuits have been filed against us in various federal and state courts alleging suicide, attempted suicide and other personal injuries as a result of the purported ingestion of Neurontin. Certain of the federal actions have been transferred for consolidated pre-trial proceedings to the same Multi-District Litigation referred to in the first paragraph of the “Neurontin––Off-Label Promotion Actions” section above.

•	Antitrust Action
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
In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges off-label promotion of Lipitor in violation of the Federal Civil False Claims Act and the false claims acts of certain states, and he seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result of their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such off-label uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of applicable federal and New York law, and he seeks damages and the reinstatement of his employment. In 2009, the District Court dismissed without prejudice the off-label promotion claims and, in 2010, plaintiff filed an amended complaint containing off-label promotion allegations that are substantially similar to the allegations in the original complaint. In November 2012, the District Court dismissed the amended complaint. In December 2012, the plaintiff appealed the District Court's decision to the U.S. Court of Appeals for the Second Circuit.

2013 Financial Report	109

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•	Antitrust Actions
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

In November 2012, the defendants moved to dismiss all of the foregoing actions. In September 2013, the court dismissed the claims by direct purchasers that relate to the procurement and/or enforcement of certain patents for Lipitor. In addition, the court limited the timeframe for which direct purchasers may pursue their remaining damage claims to the period from June 2011 to November 2011. In October 2013, all of the direct and indirect purchaser plaintiffs, except for certain individual plaintiffs, filed amended complaints. In November 2013, the defendants filed motions to dismiss the amended complaints.

Also, in January 2013, the State of West Virginia filed an action in West Virginia state court against Pfizer and Ranbaxy, among others, that asserts claims and seeks relief on behalf of the State of West Virginia and residents of that state that are substantially similar to the claims asserted and the relief sought in the purported class actions described above.

•	Personal Injury Actions
A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed type 2 diabetes as the result of the purported ingestion of Lipitor. Plaintiffs seek compensatory and punitive damages. In February 2014, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Lipitor (Atorvastatin Calcium) Marketing, Sales Practices and Products Liability Litigation (No. II) MDL-2502) in the U.S. District Court for the District of South Carolina.

Chantix/Champix
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

Bapineuzumab
In June 2010, a purported class action was filed in the U.S. District Court for the District of New Jersey against Pfizer, as successor to Wyeth, and several former officers of Wyeth. The complaint alleges that Wyeth and the individual defendants violated federal securities laws by making or causing Wyeth to make false and misleading statements, and by failing to disclose or causing Wyeth to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab, a product in development for the treatment of Alzheimer’s disease. The plaintiff seeks to represent a class consisting of all persons who purchased Wyeth securities from May 21, 2007 through July 2008 and seeks damages in an unspecified amount on behalf of the putative class. In February 2012, the court granted the defendants’ motion to dismiss the complaint. In December 2012, the court granted the plaintiff's motion to file an amended complaint. In April 2013, the court granted the defendants' motion to dismiss the amended complaint. In May 2013, the plaintiff appealed the District Court's decision to the U.S. Court of Appeals for the Third Circuit.

Various Drugs: Co-Pay Programs
In July 2012, a purported class action was filed against Pfizer in the U.S. District Court for the Southern District of Illinois. In December 2013, the plaintiffs filed an amended complaint. The plaintiffs seek to represent a class consisting of all entities in the U.S. and its territories that have reimbursed patients for the purchase of certain Pfizer drugs for which co-pay programs exist or have existed. The plaintiffs allege that these programs violate the federal Racketeer Influenced and Corrupt Organization (RICO) Act by providing an incentive for patients to use certain Pfizer drugs rather than less-expensive competitor products, thereby increasing the payers’ reimbursement costs. The plaintiffs also allege that these programs constitute tortuous interference with contract. The plaintiffs seek treble damages on behalf of the putative class for their excess reimbursement costs allegedly attributable to the co-pay programs, as well as an injunction prohibiting us from offering such programs. Similar purported class actions have been filed against several other pharmaceutical companies.

110	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

A3. Legal Proceedings––Commercial and Other Matters

Average Wholesale Price Litigation
Pfizer, certain of its subsidiaries and other pharmaceutical manufacturers were sued in various state courts by a number of states alleging that the defendants provided average wholesale price (AWP) information for certain of their products that was higher than the actual average prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. All but two of those actions have been resolved through settlement, dismissal or final judgment. The plaintiff states in the two remaining actions claim that the alleged spread between the AWPs at which purchasers were reimbursed and the actual sale prices was promoted by the defendants as an incentive to purchase certain of their products. In addition to suing on their own behalf, the two states seek to recover on behalf of individuals, private-sector insurance companies and medical plans in their states. These actions allege, among other things, fraud, unfair competition, unfair trade practices and the violation of consumer protection statutes, and seek monetary and other relief, including civil penalties and treble damages.

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

Trade Secrets Action in California
In 2004, Ischemia Research and Education Foundation (IREF) and its chief executive officer brought an action in California Superior Court, Santa Clara County, against a former IREF employee and Pfizer. Plaintiffs allege that defendants conspired to misappropriate certain information from IREF’s allegedly proprietary database in order to assist Pfizer in designing and executing a clinical study of a Pfizer drug. In 2008, the jury returned a verdict for compensatory damages of approximately $38.7 million. In March 2009, the court awarded prejudgment interest, but declined to award punitive damages. In July 2009, the court granted our motion for a new trial and vacated the jury verdict. In February 2013, the trial court's decision was affirmed by the California Court of Appeal, Sixth Appellate District. In May 2013, the action was remanded for further proceedings to the California Superior Court, Santa Clara County.

Environmental Matters
In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia Corporation's discontinued industrial chemical facility in North Haven, Connecticut and a revised site-wide feasibility study with regard to Wyeth Holdings Corporation's discontinued industrial chemical facility in Bound Brook, New Jersey. In September 2010, our corrective measures study report with regard to the North Haven facility was approved by the EPA, and we commenced construction of the site remedy in late 2011 under an Updated Administrative Order on Consent with the EPA. In July 2011, Wyeth Holdings Corporation finalized an Administrative Settlement Agreement and Order on Consent for Removal Action with the EPA with regard to the Bound Brook facility. In May 2012, we completed construction of an interim remedy to address the discharge of impacted groundwater from that facility to the Raritan River. In September 2012, the EPA issued a final remediation plan for the Bound Brook facility's main plant area, which is generally in accordance with one of the remedies evaluated in our revised site-wide feasibility study. In March 2013, Wyeth Holdings Corporation entered into an Administrative Settlement Agreement and Order on Consent with the EPA to allow us to undertake detailed engineering design of the remedy for the main plant area and to perform a focused feasibility study for two adjacent lagoons. The estimated costs of the site remedy for the North Haven facility and the site remediation for the Bound Brook facility are covered by accruals previously taken by us.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA or Superfund), and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

In October 2011, we voluntarily disclosed to the EPA potential non-compliance with certain provisions of the federal Clean Air Act at our Barceloneta, Puerto Rico manufacturing facility. We do not expect that any injunctive relief or penalties that may result from our voluntary disclosure will be material to Pfizer. Separately, in October 2012, the EPA issued an administrative complaint and penalty demand of $216,000 to resolve alleged non-compliance with similar provisions of the federal Clean Air Act that the EPA identified as part of its March 2010 inspection of the Barceloneta facility. We are in discussions with the EPA seeking to resolve these matters.

2013 Financial Report	111

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

In 2009, the U.S. Department of Justice (DOJ) filed a civil complaint in intervention in two qui tam actions that had been filed under seal in the U.S. District Court for the District of Massachusetts. The complaint alleges that Wyeth’s practices relating to the pricing for Protonix for Medicaid rebate purposes between 2001 and 2006, prior to Wyeth's acquisition by Pfizer, violated the Federal Civil False Claims Act and federal common law. The two qui tam actions have been unsealed and the complaints include substantially similar allegations. In addition, in 2009, several states and the District of Columbia filed a complaint under the same docket number asserting violations of various state laws based on allegations substantially similar to those set forth in the civil complaint filed by the DOJ. We are exploring with the DOJ various ways to resolve this matter.

A5. Legal Proceedings––Certain Matters Resolved During 2013

During 2013, certain matters, including those discussed below, were resolved or substantially resolved or were the subject of definitive settlement agreements or settlement agreements-in-principle.

Protonix (pantoprazole sodium)
Wyeth has a license to market Protonix in the U.S. from Nycomed GmbH (Nycomed), which owns the patents relating to Protonix. Nycomed was acquired by Takeda Pharmaceutical Company Limited (Takeda) in 2011. The basic patent (including the six-month pediatric exclusivity period) for Protonix expired in January 2011.

In June 2013, Pfizer announced a settlement of Pfizer’s and Takeda’s patent-infringement action against Teva Pharmaceutical Industries Ltd. (Teva Pharmaceutical Industries) and Sun Pharmaceutical Industries Ltd. (Sun) in the U.S. District Court for the District of New Jersey that provides for the payment of a total of $2.15 billion by the two generic companies. In that action, Pfizer and Takeda sought compensation for damages resulting from Teva Pharmaceutical Industries’ and Sun’s “at-risk” launches of Protonix in the U.S. prior to the expiration of the basic patent. Pursuant to the settlement agreement: (i) Teva Pharmaceutical Industries paid Pfizer and Takeda a total of $800 million in 2013 and agreed to pay Pfizer and Takeda an additional $800 million by October 2014, and (ii) Sun paid Pfizer and Takeda a total of $550 million in 2013. Pfizer is entitled to 64% and Takeda is entitled to 36% of the settlement proceeds.

Separately, Wyeth and Nycomed were defendants in purported class actions in the U.S. District Court for the District of New Jersey that alleged violation of antitrust laws in connection with the procurement and enforcement of the patents for Protonix. These actions had been stayed pending resolution of the underlying patent litigation discussed above. In July 2013, after the settlement and dismissal of the underlying patent litigation, these purported class actions were dismissed with the consent of the parties.

Asbestos––Quigley
Quigley Company, Inc. (Quigley or, subsequent to the effectiveness of the amended reorganization plan on November 4, 2013, Reorganized Quigley), a wholly owned subsidiary, was acquired by Pfizer in 1968 and sold products containing small amounts of asbestos until the early 1970s. In September 2004, Pfizer and Quigley took steps that were intended to resolve all pending and future claims against Pfizer and Quigley in which the claimants allege personal injury from exposure to Quigley products containing asbestos, silica or mixed dust. We recorded a charge of $369 million pre-tax ($229 million after-tax) in the third quarter of 2004 in connection with these matters.

In September 2004, Quigley filed a petition in the U.S. Bankruptcy Court for the Southern District of New York seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code. In March 2005, Quigley filed a reorganization plan in the Bankruptcy Court. In connection with that filing, Pfizer entered into settlement agreements with lawyers representing more than 80% of the individuals with claims related to Quigley products against Quigley and Pfizer. The agreements provide for a total of $430 million in payments, of which $215 million became due in December 2005 and has been and is being paid to claimants upon receipt by Pfizer of certain required documentation from each of the claimants. The reorganization plan provided for the establishment of a trust (the Asbestos Personal Injury Trust) for the evaluation and, as appropriate, payment of all unsettled pending claims, as well as any future claims alleging injury from exposure to Quigley products.

In September 2010, the Bankruptcy Court declined to confirm the amended reorganization plan. As a result, Pfizer recorded additional charges for this matter of approximately $1.3 billion pre-tax (approximately $800 million after-tax) in 2010.

In March 2011, Pfizer entered into a settlement agreement with a committee (the Ad Hoc Committee) representing approximately 40,000 claimants in the Quigley bankruptcy proceeding (the Ad Hoc Committee claimants). Pursuant to the settlement agreement and consistent with the charges previously recorded with respect to Quigley, Pfizer, among other things, paid an aggregate of $800 million to the Ad Hoc Committee for the benefit of the Ad Hoc Committee claimants.

In July 2013, the Bankruptcy Court entered an order confirming the amended reorganization plan, and the District Court entered an order issuing an injunction directing pending and future claims alleging asbestos-related personal injury from exposure to Quigley products to the Asbestos Personal Injury Trust, with certain exceptions. The District Court’s judgment on its order became final and non-appealable on October 17, 2013. The amended reorganization plan became effective on November 4, 2013, at which time, consistent with the charges previously recorded with respect to Quigley, we contributed an additional amount of cash (approximately $277 million), a money market investment valued at approximately $447 million and non-cash items (including an insurance receivable, insurance policies valued at face value, a business operation and the value of certain debt forgiveness) to Reorganized Quigley and the Asbestos Personal Injury Trust with a total value of approximately $1.08 billion; the value of the non-cash items was finalized and approved by the Bankruptcy Court.

112	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Hormone-Replacement Therapy
Pfizer and certain wholly owned subsidiaries and limited liability companies, including Wyeth and King, along with several other pharmaceutical manufacturers, were named as defendants in approximately 10,000 actions in various federal and state courts alleging personal injury or economic loss related to the use or purchase of certain estrogen and progestin medications prescribed for women to treat the symptoms of menopause. Although new actions are occasionally filed, the number of new actions was not significant in the fourth quarter of 2013, and we do not expect a substantial change in the rate of new actions being filed. Plaintiffs in these suits allege a variety of personal injuries, including breast cancer, ovarian cancer, stroke and heart disease.

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

As of December 31, 2013, Pfizer and its affiliated companies had settled, or entered into definitive agreements or agreements-in-principle to settle, more than 99% of the hormone-replacement therapy actions pending against us and our affiliated companies. Since the inception of this litigation, we recorded aggregate charges in previous years with respect to those actions, as well as with respect to the actions that have resulted in verdicts against us or our affiliated companies, of approximately $1.7 billion. These charges also include approximately $25 million for the expected costs to resolve all remaining hormone-replacement therapy actions against Pfizer and its affiliated companies, excluding a few pending class actions and purported class actions. The approximately $25 million charges are an estimate and, while we cannot reasonably estimate the range of reasonably possible loss in excess of the amounts accrued for these contingencies given the uncertainties inherent in this product liability litigation, as described above, additional charges may be required in the future.

Rebif
We have an exclusive collaboration agreement with EMD Serono, Inc. (Serono) to co-promote Rebif, a treatment for multiple sclerosis, in the U.S. In August 2011, Serono filed a complaint in the Philadelphia Court of Common Pleas seeking a declaratory judgment that we are not entitled to a 24-month extension of the Rebif co-promotion agreement, which otherwise would have terminated at the end of 2013. We disagreed with Serono's interpretation of the agreement and believed that we have the right to extend the agreement to the end of 2015. In October 2011, the court sustained our preliminary objections and dismissed Serono’s complaint. In March 2013, the Superior Court of Pennsylvania affirmed the decision of the Philadelphia Court of Common Pleas dismissing Serono’s complaint, thereby upholding our right to extend the Rebif co-promotion agreement to the end of 2015. In May 2013, the Superior Court of Pennsylvania denied Serono’s petition seeking reconsideration of the decision.

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2013, recorded amounts for the estimated fair value of these indemnifications are not significant.

Pfizer Inc. has also guaranteed the long-term debt of certain companies that it acquired and that now are subsidiaries of Pfizer.

C. Purchase Commitments

As of December 31, 2013, we have agreements totaling $3.4 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

Note 18. Segment, Geographic and Other Revenue Information

A. Segment Information

We regularly review the approach used by management to evaluate performance and allocate resources throughout the company. At the beginning of our fiscal year 2014, our commercial operations were restructured. Prior to that restructuring, we managed our operations through four operating segments––Primary Care, Specialty Care and Oncology, Established Products and Emerging Markets, and Consumer Healthcare. Each operating segment had responsibility for its commercial activities and for certain research and development activities related to in-line products and IPR&D projects that generally had achieved proof-of-concept. Generally, products were transferred to the Established Products unit in the beginning of the fiscal year following loss of patent protection or marketing exclusivity.

2013 Financial Report	113

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Operating Segments

A description of each of our four operating segments follows:

•
Primary Care operating segment––included revenues and earnings, as defined by management, from prescription pharmaceutical products primarily prescribed by primary-care physicians, and included products in the following therapeutic and disease areas: Alzheimer’s disease, cardiovascular (excluding pulmonary arterial hypertension), erectile dysfunction, genitourinary, major depressive disorder, pain, respiratory and smoking cessation. Examples of products in this unit in 2013 included Celebrex, Chantix/Champix, Eliquis, Lyrica, Premarin, Pristiq and Viagra (outside Canada and South Korea). All revenues and earnings for such products were allocated to the Primary Care unit, except those generated in Emerging Markets and those that were managed by the Established Products unit.

•	Specialty Care and Oncology operating segment––comprised the Specialty Care business unit and the Oncology business unit.

◦
Specialty Care––included revenues and earnings, as defined by management, from prescription pharmaceutical products primarily prescribed by physicians who are specialists, and included products in the following therapeutic and disease areas: anti-infectives, endocrine disorders, hemophilia, inflammation, ophthalmology, pulmonary arterial hypertension, specialty neuroscience and vaccines. Examples of products in this unit in 2013 included BeneFIX, Enbrel, Genotropin, Geodon (outside the U.S.), the Prevnar family of products, ReFacto AF, Revatio (outside the U.S.), Tygacil, Vfend (outside the U.S. and South Korea), Vyndaqel, Xalatan (outside the U.S., Canada, South Korea, developed Europe, Australia and New Zealand), Xeljanz, Xyntha and Zyvox. All revenues and earnings for such products were allocated to the Specialty Care unit, except those generated in Emerging Markets and those that were managed by the Established Products unit.

◦
Oncology––included revenues and earnings, as defined by management, from prescription pharmaceutical products addressing oncology and oncology-related illnesses. The products in this unit in 2013 included Inlyta, Sutent, Torisel, Xalkori, Mylotarg (in Japan), Bosulif (in the U.S. and EU) and Aromasin (in Japan and South Korea). All revenues and earnings for such products were allocated to the Oncology unit, except those generated in Emerging Markets and those that were managed by the Established Products unit.

•	Established Products and Emerging Markets operating segment––comprised the Established Products business unit and the Emerging Markets business unit.

◦
Established Products––included revenues and earnings, as defined by management, from prescription pharmaceutical products that had lost patent protection or marketing exclusivity in certain countries and/or regions. Typically, products were transferred to this unit in the beginning of the fiscal year following loss of patent protection or marketing exclusivity. However, in certain situations, products were transferred to this unit at a different point than the beginning of the fiscal year following loss of patent protection or marketing exclusivity in order to maximize their value. This unit also excluded revenues and earnings generated in Emerging Markets. Examples of products in this unit in 2013 included Arthrotec, Effexor, Geodon (in the U.S.), Lipitor, Medrol, Norvasc, Protonix, Relpax, Vfend (in the U.S. and South Korea), Xalatan (in the U.S., Canada, South Korea, developed Europe, Australia and New Zealand), Zosyn/Tazocin and Viagra (in Canada and South Korea).

◦
Emerging Markets––included revenues and earnings, as defined by management, from all prescription pharmaceutical products sold in Emerging Markets, including Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

•
Consumer Healthcare operating segment–– includes worldwide revenues and earnings, as defined by management, from non-prescription products in the following therapeutic categories: dietary supplements, pain management, respiratory and personal care. Products marketed by Consumer Healthcare include Advil, Caltrate, Centrum, ChapStick, Emergen-C, Preparation H and Robitussin.

Our chief operating decision maker used the revenues and earnings of the four operating segments, among other factors, for performance evaluation and resource allocation. For the operating segments that comprised more than one business unit, a single segment manager had responsibility for those business units.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•
Worldwide Research and Development, which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate business unit for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. Worldwide Research and Development is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

•
Pfizer Medical, which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

•
Corporate, representing platform functions (such as worldwide technology, finance, global real estate operations, human resources, legal, compliance, worldwide procurement, and worldwide public affairs and policy), interest income and expense and certain compensation and other corporate costs. Other unallocated costs represent overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

•
Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment; (ii) acquisition-related activities, where we incur costs for restructuring, integration, implementation and executing the transaction; and (iii) certain significant items, which include non-

114	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

acquisition-related restructuring costs, as well as costs incurred for legal settlements, asset impairments and disposals of assets or businesses, including, as applicable, any associated transition activities.

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by multiple operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $172 billion as of December 31, 2013 and approximately $186 billion as of December 31, 2012.

Selected income statement information

The following table provides selected income statement information by reportable segment:
	Revenues			Earnings(a)			Depreciation and Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011(c)	2013	2012	2011(c)	2013	2012	2011(c)
Reportable Segments:
Primary Care(d)	$13,272	$15,558	$22,670	$7,981	$9,613	$15,001	$155	$244	$249
Specialty Care and Oncology	14,934	15,461	16,568	10,350	10,499	10,789	351	403	427
Established Products and Emerging Markets(e)	19,672	20,195	18,509	11,159	11,217	9,417	390	408	430
Total reportable segments	47,878	51,214	57,747	29,490	31,329	35,207	896	1,055	1,106
Consumer Healthcare and other business activities(f)	3,574	3,443	3,288	(2,005)	(2,397)	(2,608)	166	190	223
Reconciling Items:
Corporate	—	—	—	(5,800)	(6,112)	(7,317)	382	485	540
Purchase accounting adjustments(g)	—	—	—	(4,344)	(4,905)	(6,672)	4,487	4,988	5,476
Acquisition-related costs(h)	—	—	—	(376)	(946)	(1,913)	124	273	614
Certain significant items(i)	132	—	—	(692)	(5,039)	(4,255)	167	300	614
Other unallocated(j)	—	—	—	(557)	(688)	(961)	84	103	128
	$51,584	$54,657	$61,035	$15,716	$11,242	$11,481	$6,306	$7,394	$8,701

(a)	Income from continuing operations before provision for taxes on income.

(b)
Certain production facilities are shared. Depreciation is allocated based on estimates of physical production. Amounts here relate solely to the depreciation and amortization associated with continuing operations.

(c)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

(d)
Revenues and Earnings from the Primary Care segment decreased for 2013 as compared to the prior year, and Earnings as a percentage of revenues for 2013 also declined, primarily due to the loss of exclusivity of Lipitor in developed Europe and Australia; the subsequent shift in the reporting of Lipitor in those major markets to the Established Products business unit; the losses of exclusivity of certain other products in various markets; lower Alliance revenues from Spiriva due to the ongoing expiration of the Spiriva collaboration in certain countries; and the termination of the co-promotion agreement for Aricept in Japan in December 2012. Revenues and Earnings from the Primary Care segment decreased for 2012 as compared to 2011, and Earnings as a percentage of revenues also declined, primarily due to the loss of exclusivity of Lipitor in most major markets, and the subsequent shift in the reporting of Lipitor in those major markets to the Established Products business unit.

(e)
Revenues and Earnings from the Established Products and Emerging Markets segment decreased in 2013 as compared to the prior year, primarily due to the continued erosion of branded Lipitor in the U.S. and Japan, partially offset by the addition of products in certain markets that shifted to the Established Products unit from other business units beginning January 1, 2013 and strong volume growth in China. Revenues and Earnings from the Established Products and Emerging Markets segment increased in 2012 as compared to 2011, primarily due to additional products losing exclusivity and moving to the Established Products unit and increased operational sales in emerging markets, partially offset by unfavorable foreign exchange. Earnings as a percentage of revenue in 2012 increased due to the change in the mix of products.

(f)
Other business activities includes the revenues and operating results of Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales operation, and the R&D costs managed by our Worldwide Research and Development organization and our Pfizer Medical organization.

(g)	Purchase accounting adjustments include certain charges related to the fair value adjustments to inventory, intangible assets and property, plant and equipment.

(h)
Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring. For additional information, see Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

(i)	Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.
For Revenues in 2013, certain significant items represent revenues related to our transitional manufacturing and supply agreements with Zoetis. For additional information, see Note 2B. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Divestitures.
For Earnings in 2013, certain significant items includes: (i) patent litigation settlement income of $1.3 billion, (ii) the gain associated with the transfer of certain product rights to our equity-method investment in China of $459 million, (iii) income related to our transitional manufacturing and supply agreements with Zoetis of $16 million, (iv) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.3 billion, (v) certain asset impairments and related charges of $1.1 billion, (vi) other charges of $83 million, (vii) net charges for certain legal matters of $21 million and (viii) costs associated with the separation of Zoetis of $18 million. For additional information, see Note 2D. Acquisitions, Divestitures, Collaborative Arrangements and Equity-Method Investments: Equity-Method Investments, Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives and Note 4. Other (Income)/Deductions––Net.

2013 Financial Report	115

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

For Earnings in 2012, certain significant items includes: (i) net charges for certain legal matters of 2.2 billion, (ii) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.8 billion, (iii) certain asset impairment charges of $875 million, (iv) costs associated with the separation of Zoetis of $125 million and (v) other charges of $19 million. For additional information see Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives and Note 4. Other (Income)/Deductions––Net.
For Earnings in 2011, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $2.5 billion (ii) certain asset impairment charges of $827 million, (iii) charges for certain legal matters of $822 million, (iv) other charges of $69 million and (v) costs associated with the separation of Zoetis of $35 million (see Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives and Note 4. Other (Income)/Deductions––Net for additional information).

(j)	Includes overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

B. Geographic Information

Revenues exceeded $500 million in each of 12, 14 and 16 countries outside the U.S. in 2013, 2012 and 2011, respectively. The U.S. and Japan were the only countries to contribute more than 10% of total revenue in 2013 and 2012. The U.S. was the only country to contribute more than 10% of total revenue in 2011.

The following table provides revenues by geographic area:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011(a)
United States	$20,274	$21,313	$25,277
Developed Europe(b)	11,739	12,545	15,221
Developed Rest of World(c)	8,346	9,956	10,422
Emerging Markets(d)	11,225	10,843	10,115
Revenues	$51,584	$54,657	$61,035

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

(b)
Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries. Revenues denominated in euros were $8.9 billion in 2013, $9.4 billion in 2012 and $11.4 billion in 2011.

(c)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.

(d)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

Long-lived assets by geographic region follow:
	As of December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011
Property, plant and equipment, net
United States	$5,885	$6,485	$7,116
Developed Europe(a)	4,845	4,895	5,640
Developed Rest of World(b)	696	816	872
Emerging Markets(c)	971	1,017	1,045
Property, plant and equipment, net	$12,397	$13,213	$14,673

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.

(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

C. Other Revenue Information

Significant Customers

We sell our products primarily to customers in the wholesale sector. In 2013, sales to our three largest U.S. wholesaler customers represented approximately 12%, 9% and 8% of total revenues and, collectively, represented approximately 20% of total accounts receivable as of December 31, 2013. In 2012, sales to our three largest U.S. wholesaler customers represented approximately 13%, 10% and 8% of total revenues and, collectively, represented approximately 18% of total accounts receivable as of December 31, 2012. For both years, these sales and related accounts receivable were concentrated in our three biopharmaceutical operating segments.

116	2013 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues

The following table provides revenues by product:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2013	2012	2011(a)
Revenues from biopharmaceutical products:
Lyrica	$4,595	$4,158	$3,693
Prevnar family	3,974	4,117	4,145
Enbrel (Outside the U.S. and Canada)	3,774	3,737	3,666
Celebrex	2,918	2,719	2,523
Lipitor(b)	2,315	3,948	9,577
Viagra	1,881	2,051	1,981
Zyvox	1,353	1,345	1,283
Norvasc	1,229	1,349	1,445
Sutent	1,204	1,236	1,187
Premarin family	1,092	1,073	1,013
BeneFIX	832	775	693
Vfend	775	754	747
Genotropin	772	832	889
Pristiq	698	630	577
Chantix/Champix	648	670	720
Refacto AF/Xyntha	602	584	506
Xalatan/Xalacom	589	806	1,250
Detrol/Detrol LA	562	761	883
Zoloft	469	541	573
Medrol	464	523	510
Effexor	440	425	678
Zosyn/Tazocin	395	484	636
Zithromax/Zmax	387	435	453
Fragmin	359	381	382
Relpax	359	368	341
Tygacil	358	335	298
Rapamune	350	346	372
Inlyta	319	100	—
Sulperazon	309	262	218
Revatio	307	534	535
Cardura	296	338	380
Xalkori	282	123	16
Xanax/Xanax XR	276	274	306
Diflucan	242	259	265
Toviaz	236	207	187
Aricept(c)	235	326	450
Inspra	233	214	195
Caduet	223	258	538
Somavert	217	197	183
Neurontin	216	235	289
Unasyn	212	228	231
BMP2	209	263	340
Geodon	194	353	1,022
Depo-Provera	191	148	139
Aromasin	185	210	361
Xeljanz	114	6	—
Alliance revenues(d)	2,628	3,492	3,630
All other biopharmaceutical products	7,360	7,804	7,441
Total revenues from biopharmaceutical products	47,878	51,214	57,747
Other revenues:
Consumer Healthcare	3,342	3,212	3,028
Other(e)	364	231	260
Revenues	$51,584	$54,657	$61,035

2013 Financial Report	117

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(a)	For 2011, includes King commencing on the acquisition date of January 31, 2011.

(b)
Lipitor lost exclusivity in Australia in April 2012, most of developed Europe in March and May 2012, the U.S. in November 2011 and various other major markets in 2011 and 2012. This loss of exclusivity reduced branded worldwide revenues by $1.7 billion in 2013, in comparison with 2012, and reduced branded worldwide revenues by $5.6 billion in 2012, in comparison with 2011.

(c)	Represents direct sales under license agreement with Eisai Co., Ltd.

(d)	Includes Enbrel (in the U.S. and Canada through October 31, 2013), Spiriva, Rebif, Aricept and Eliquis.

(e)
Other represents revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and includes, in 2013, the revenues related to our transitional manufacturing and supply agreements with Zoetis.

118	2013 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2013
Revenues	$12,410	$12,973	$12,643	$13,558
Costs and expenses(a)	8,554	7,433	8,837	9,862
Restructuring charges and certain acquisition-related costs(b)	131	183	233	635
Income from continuing operations before provision for taxes on income	3,725	5,357	3,573	3,061
Provision for taxes on income	1,109	1,782	985	430
Income from continuing operations	2,616	3,575	2,588	2,631
Discontinued operations—net of tax(c)	149	10,559	11	(57)
Net income before allocation to noncontrolling interests	2,765	14,134	2,599	2,574
Less: Net income attributable to noncontrolling interests	15	39	9	6
Net income attributable to Pfizer Inc.	$2,750	$14,095	$2,590	$2,568
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.36	$0.51	$0.39	$0.41
Discontinued operations—net of tax	0.02	1.50	—	(0.01)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$2.00	$0.39	$0.40
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.36	$0.50	$0.39	$0.40
Discontinued operations—net of tax	0.02	1.48	—	(0.01)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$1.98	$0.39	$0.39

Cash dividends paid per common share	$0.24	$0.24	$0.24	$0.24
Stock prices
High	$28.90	$31.15	$30.43	$32.50
Low	$25.33	$27.12	$27.33	$28.02

(a)	The fourth quarter of 2013 reflects historically higher fourth quarter costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses.

(b)	The fourth quarter of 2013 reflects higher employee termination costs.

(c)	The second quarter of 2013 reflects the gain on the disposal of our Animal Health business (Zoetis).

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

As of January 31, 2014, there were 195,383 holders of record of our common stock (New York Stock Exchange symbol PFE).

2013 Financial Report	119

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2012
Revenues	$13,845	$13,968	$12,953	$13,891
Costs and expenses(a)	11,077	9,604	9,835	11,089
Restructuring charges and certain acquisition-related costs(b)	589	184	312	725
Income from continuing operations before provision/(benefit) for taxes on income	2,179	4,180	2,806	2,077
Provision/(benefit) for taxes on income	625	1,180	(183)	599
Income from continuing operations	1,554	3,000	2,989	1,478
Discontinued operations—net of tax(c)	249	260	225	4,843
Net income before allocation to noncontrolling interests	1,803	3,260	3,214	6,321
Less: Net income attributable to noncontrolling interests	9	7	6	6
Net income attributable to Pfizer Inc.	$1,794	$3,253	$3,208	$6,315
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.20	$0.40	$0.40	$0.20
Discontinued operations—net of tax	0.03	0.03	0.03	0.66
Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.44	$0.43	$0.86
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.20	$0.40	$0.40	$0.20
Discontinued operations—net of tax	0.03	0.03	0.03	0.65
Net income attributable to Pfizer Inc. common shareholders	$0.24	$0.43	$0.43	$0.85

Cash dividends paid per common share	$0.22	$0.22	$0.22	$0.22
Stock prices
High	$22.80	$23.30	$25.15	$26.09
Low	$20.75	$21.40	$22.00	$23.55

(a)	The fourth quarter of 2012 reflects historically higher fourth quarter costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses.

(b)	The fourth quarter of 2012 reflects higher employee termination costs.

(c)	The fourth quarter of 2012 reflects the gain on the sale of our Nutrition business.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

120	2013 Financial Report

Financial Summary
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2013	2012	2011	2010	2009
Revenues(b)	$51,584	$54,657	$61,035	$61,591	$46,314
Income from continuing operations(b)	11,410	9,021	7,860	7,951	8,361
Total assets	172,101	185,798	188,002	195,014	212,949
Long-term obligations(b), (c)	72,115	74,934	75,914	76,789	83,762

Earnings per common share—basic
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.67	$1.21	$1.00	$0.99	$1.19
Discontinued operations—net of tax(d)	1.56	0.75	0.28	0.04	0.04
Net income attributable to Pfizer Inc. common shareholders	$3.23	$1.96	$1.28	$1.03	$1.23
Earnings per common share—diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.65	$1.20	$0.99	$0.98	$1.19
Discontinued operations—net of tax(d)	1.54	0.74	0.28	0.04	0.04
Net income attributable to Pfizer Inc. common shareholders	$3.19	$1.94	$1.27	$1.02	$1.23

Cash dividends declared per common share	$0.96	$0.88	$0.80	$0.72	$0.80

(a)	Reflects the acquisition of King on January 31, 2011 and Wyeth on October 15, 2009.

(b)	All amounts reflect the June 24, 2013 disposition of Zoetis and its presentation as a discontinued operation in all periods presented.

(c)	Defined as Long-term debt, Pension benefit obligations,net, Postretirement benefit obligations, net, Noncurrent deferred tax liabilities, Other taxes payable and Other noncurrent liabilities.

(d)
Includes (i) the Animal Health (Zoetis) business through June 24, 2013, the date of disposal, (ii) the Nutrition business through November 30, 2012, the date of disposal and (iii) the Capsugel business through August 1, 2011, the date of disposal.

2013 Financial Report	121

Peer Group Performance Graph
Pfizer Inc. and Subsidiary Companies

The following graph assumes a $100 investment on December 31, 2008, and reinvestment of all dividends, in each of the Company's Common Shares, the S&P 500 Index, and a composite peer group of the major U.S.- and European-based pharmaceutical companies, which are: Abbott Laboratories (for the period 2008-2012 only), AbbVie Inc. (for 2013 only), Amgen, Inc., AstraZeneca plc, Bristol-Myers Squibb Company, Eli Lilly & Co., GlaxoSmithKline plc, Johnson & Johnson, Merck and Co., Inc., Novartis AG, Roche Holding AG and Sanofi SA.

Five Year Performance

	2008	2009	2010	2011	2012	2013
PFIZER	$100.0	$108.3	$108.6	$139.8	$168.4	$212.5
PEER GROUP	$100.0	$114.5	$115.0	$132.0	$148.5	$198.1
S&P 500	$100.0	$126.4	$145.5	$148.6	$172.3	$228.1

122	2013 Financial Report