Form 10-K, Exhibit 13
period 2014-12-31
PFIZER INC
filed 2015-02-27
CIK 78003

EXHIBIT 13

Pfizer Inc. 2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

INTRODUCTION

Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. (the Company). It should be read in conjunction with the consolidated financial statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2014 Annual Report on Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

ñ	Overview of Our Performance, Operating Environment, Strategy and Outlook	Beginning on page 2

This section provides information about the following: our business; our 2014 performance; our operating environment; our strategy; our business development initiatives, such as acquisitions, dispositions, licensing and collaborations; and our financial guidance for 2015.

ñ	Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions	Beginning on page 12

This section discusses those accounting policies and estimates that we consider important in understanding our consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Basis of Presentation and Significant Accounting Policies.

ñ	Analysis of the Consolidated Statements of Income	Beginning on page 16
This section consists of the following sub-sections:
	○ Revenues and Product Developments	Beginning on page 20
This sub-section provides an analysis of our revenues and products for the three years ended December 31, 2014, including an overview of our important biopharmaceutical product developments.
	○ Costs and Expenses	Beginning on page 26
This sub-section provides a discussion about our costs and expenses.
	○ Provision for Taxes on Income	Beginning on page 28
This sub-section provides a discussion of items impacting our tax provisions.
	○ Discontinued Operations	Beginning on page 29
This sub-section provides an analysis of the financial statement impact of our discontinued operations.
	○ Adjusted Income	Beginning on page 29
This sub-section provides a discussion of an alternative view of performance used by management.
ñ	Analysis of Operating Segment Information	Beginning on page 36
This section provides a discussion of the performance of each of our operating segments.
ñ	Analysis of the Consolidated Statements of Comprehensive Income	Beginning on page 41
This section provides a discussion of changes in certain components of other comprehensive income.
ñ	Analysis of the Consolidated Balance Sheets	Beginning on page 42
This section provides a discussion of changes in certain balance sheet accounts.
ñ	Analysis of the Consolidated Statements of Cash Flows	Beginning on page 43
This section provides an analysis of our consolidated cash flows for the three years ended December 31, 2014.
ñ	Analysis of Financial Condition, Liquidity and Capital Resources	Beginning on page 45

This section provides an analysis of selected measures of our liquidity and of our capital resources as of December 31, 2014 and December 31, 2013, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2014. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

ñ	New Accounting Standards	Beginning on page 49
This section discusses accounting standards that we have recently adopted, as well as those that recently have been issued, but not yet adopted.
ñ	Forward-Looking Information and Factors That May Affect Future Results	Beginning on page 50

This section provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to, among other things, our anticipated operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, plans relating to share repurchases and dividends and business development plans. Such forward-looking statements are based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Legal Proceedings and Contingencies, including tax matters.

Certain amounts in our Financial Review may not add due to rounding. All percentages have been calculated using unrounded amounts.

2014 Financial Report	1

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

The majority of our revenues come from the manufacture and sale of biopharmaceutical products. The biopharmaceutical industry is highly competitive and highly regulated. As a result, we face a number of industry-specific factors and challenges which can significantly impact our results. These factors include, among others: the loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights, healthcare legislation, pipeline productivity, the regulatory environment and pricing and access pressures, and competition among branded products. We also face challenges as a result of the global economic environment. For additional information about these factors and challenges, see the “Our Operating Environment” section of this Financial Review.

The financial information included in our consolidated financial statements for our subsidiaries operating outside the United States (U.S.) is as of and for the year ended November 30 for each year presented.

References to developed markets in this Financial Review include the U.S., Western Europe, Japan, Canada, Australia, Scandinavia, South Korea, Finland and New Zealand; and references to Emerging Markets in this Financial Review include the rest of the world, including, among other countries, China, Brazil, Mexico, Russia, India and Turkey.
On February 5, 2015, we announced that we have entered into a definitive merger agreement under which we agreed to acquire Hospira, Inc. (Hospira), the world’s leading provider of injectable drugs and infusion technologies and a global leader in biosimilars, for $90 per share in cash, for a total enterprise value of approximately $17 billion. We expect to finance the transaction through a combination of existing cash and new debt, with approximately two-thirds of the value financed from cash and one-third from debt. The transaction is subject to customary closing conditions, including regulatory approvals in several jurisdictions and the approval of Hospira's shareholders, and is expected to close in the second half of 2015.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc.(Zoetis), and recognized a gain of approximately $10.3 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in our consolidated statement of income for the year ended December 31, 2013. The operating results of this business through June 24, 2013, the date of disposal, are reported as Income from discontinued operations––net of tax in our consolidated statements of income.

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé and recognized a gain of approximately $4.8 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in our consolidated statement of income for the year ended December 31, 2012. The operating results of this business through November 30, 2012, the date of disposal, are reported as Income from discontinued operations––net of tax in our consolidated statements of income.

For additional information about our divestitures, see Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures and see the “Our Business Development Initiatives”, “Discontinued Operations” and “Analysis of Financial Condition, Liquidity and Capital Resources” sections of this Financial Review.

Our 2014 Performance

Revenues––2014

Revenues in 2014 were $49.6 billion, a decrease of 4% compared to 2013, which reflects an operational decrease of $1.1 billion, or 2%, and the unfavorable impact of foreign exchange of $912 million, or 2%. See the "Analysis of the Consolidated Statements of Income––Revenues––Overview" section below for more information, including a discussion of key drivers of our revenue performance.

Income from Continuing Operations––2014

Income from continuing operations in 2014 was $9.1 billion, compared to $11.4 billion in 2013, primarily reflecting, among other items, in addition to the lower revenues described above:

•	higher research and development expenses (up $1.7 billion) (see also the “Costs and Expenses––Research and Development (R&D) Expenses” section of this Financial Review);

•
the non-recurrence in 2014 of the patent litigation settlement income of $1.3 billion in 2013 (see also the “Costs and Expenses––Other (Income)/Deductions–Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•
higher legal charges (up $958 million) (see the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net); and

2	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
the non-recurrence in 2014 of the gain associated with the transfer of certain product rights to our joint venture with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China in 2013 ($459 million) (see also the “Our Business Development Initiatives” and “Costs and Expenses––Other (Income)/Deductions––Net” sections of this Financial Review and Notes to Consolidated Financial Statements––Note 2E. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Equity-Method Investments, and Note 4. Other (Income)/Deductions––Net),

partially offset by:

•
a lower effective tax rate (down 1.9 percentage points to 25.5%) (see also the “Provision for Taxes on Income” section of this Financial Review and Notes to Consolidated Financial Statements––Note 5. Tax Matters);

•
lower restructuring charges and certain acquisition-related costs (down $932 million) (see also the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives);

•
higher royalty-related income (up $479 million) (see also the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•
lower asset impairments (down $409 million) (see also the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•
an estimated loss recorded in 2013 associated with an option to acquire the remaining interest in Laboratório Teuto Brasileiro S.A. (Teuto) of approximately $223 million and income recorded in 2014 of approximately $55 million, reflecting a decline in the estimated loss from the aforementioned option (see also the “Costs and Expenses––Other (Income)/Deductions––Net” section of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net); and

•	lower selling, informational and administrative expenses (see the “Costs and Expenses––Selling, Informational and Administrative (SI&A) Expenses" section of this Financial Review) .
See also the “Discontinued Operations” section of this MD&A.

Our Operating Environment

Industry-Specific Challenges

Intellectual Property Rights and Collaboration/Licensing Rights

The loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights can have a significant adverse effect on our revenues. Many of our products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or has been lost prior to the expiration date as a result of a legal challenge, we lose exclusivity on these products, and generic pharmaceutical manufacturers generally produce similar products and sell them for a lower price. The date at which generic competition commences may be different from the date that the patent or regulatory exclusivity expires. However, when generic competition does commence, the resulting price competition can substantially decrease our revenues for the impacted products, often in a very short period of time.

Our biotechnology products, including BeneFIX, ReFacto, Xyntha and Enbrel (we market Enbrel outside the U.S. and Canada), may face competition in the future from biosimilars (also referred to as follow-on biologics). If competitors are able to obtain marketing approval for biosimilars that reference our biotechnology products, our products may become subject to competition from these biosimilars, with attendant competitive pressure, and price reductions could follow. Expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant exclusivity period has expired. However, biosimilar manufacturing is complex, and biosimilars are not generic versions of the reference products. Therefore, at least initially upon approval of a biosimilar competitor, biosimilar competition with respect to biologics may not be as significant as generic competition with respect to small molecule drugs.

We have lost exclusivity for a number of our products in certain markets and have lost collaboration rights with respect to a number of our alliance products in certain markets, and we expect certain products and alliance products to face significantly increased generic competition over the next few years.

2014 Financial Report	3

Financial Review
Pfizer Inc. and Subsidiary Companies

Specifically:

Recent Losses and Expected Losses of Product Exclusivity

The following table provides information about certain of our products recently experiencing, or expected to experience in 2015, patent expirations or loss of regulatory exclusivity, showing, by product, the key dates or expected key dates, the markets impacted and the revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Product Revenues in Markets Impacted
Products	Key Dates(a)	Markets Impacted	Year Ended December 31,
			2014	2013	2012
Xalatan and Xalacom	January 2012	Major European markets	$127	$161	$275
Aricept	February 2012	Major European markets	28	47	139
Geodon	March 2012	U.S.	24	84	214
Revatio tablet	September 2012	U.S.	51	67	312
Detrol IR and Detrol LA(b)	September 2012 January 2014	Major European markets U.S.	87	428	605
Lyrica	February 2013	Canada	32	101	206
Viagra	June 2013 (Europe) May 2014 (Japan/Australia)	Major European markets Japan and Australia	146	354	472
Rapamune	January 2014	U.S.	202	201	185
Inspra(c)	March 2014	Major European markets	160	150	131
Lyrica(d)	July 2014	Major European markets	1,634	1,458	1,319
Celebrex(e)	November 2014 (Europe) December 2014 (U.S.)	Major European markets U.S.	1,872	2,084	1,906
Zyvox(f)	First half of 2015	U.S.	680	688	665
Enbrel	August 2015 (Europe) September 2015 (Japan)	Major European markets Japan	2,832	2,776	2,727

(a)	Unless stated otherwise, "Key Dates" indicate patent-based expiration dates.

(b)	In January 2014, generic versions of Detrol LA became available in the U.S. pursuant to a settlement agreement.

(c)	In March 2014, regulatory exclusivity for Inspra expired in most major European markets, allowing generic companies to submit applications for marketing authorizations for their generic products.

(d)	In July 2014, regulatory exclusivity for Lyrica expired in the EU, allowing generic companies to submit applications for marketing authorizations for their generic products.

(e)
In December 2014, generic versions of Celebrex became available pursuant to settlement agreements licensing the reissue patent to several of the generic manufacturers involved in the ongoing litigation with respect to Celebrex.

(f)
Pursuant to terms of a settlement agreement, certain formulations of Zyvox became subject to generic competition in the U.S. in January 2015. We expect certain other formulations of Zyvox will become subject to generic competition in the U.S. in the first half of 2015.

Recent and Expected Losses of Collaboration Rights

The following table provides information about certain of our alliance revenue products that have experienced or that are expected to experience losses of collaboration rights, showing, by product, the date of the loss of the collaboration rights, the markets impacted and the alliance revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Alliance Revenues in Markets Impacted
Products	Date of Loss of Collaboration Rights	Markets Impacted	Year Ended December 31,
			2014	2013	2012
Spiriva(a)	April 2014 (U.S.), between 2012 and 2016 (Japan, certain European countries, Australia, Canada and South Korea)	U.S., Japan, certain European countries, Australia, Canada and South Korea	$168	$659	$1,143
Aricept(b)	December 2012 (Japan), July 2013 (U.S.)	Japan and U.S.	—	47
Enbrel(c)	October 2013	U.S. and Canada	3	1,400	1,500
Rebif(d)	End of 2015	U.S.	415	401	399

(a)	Spiriva—Our collaboration with Boehringer Ingelheim for Spiriva expires on a country-by-country basis between 2012 and 2016. On April 29, 2014, our alliance in the U.S. came to an end.

(b)
Aricept—Our rights to Aricept in Japan returned to Eisai Co., Ltd. in December 2012. Date shown for U.S. is the date the Aricept 23mg tablet lost exclusivity in the U.S., which was July 2013. 2012 alliance revenues for Aricept have not been approved for disclosure by Eisai Co., Ltd. and therefore are not reflected in the table above.

(c)
Enbrel—The U.S. and Canada co-promotion term of our collaboration agreement with Amgen Inc. for Enbrel expired on October 31, 2013. While we are entitled to royalties for 36 months thereafter, those royalties have been and are expected to continue to be significantly less than our share of Enbrel profits from U.S. and Canada sales prior to the expiration. In addition, while our share of the profits from this co-promotion agreement previously was included in Revenues, our royalties after October 31, 2013 are and will be included in Other (income)/deductions––net, in our consolidated statements of income. Outside the U.S. and Canada, we continue to have the exclusive rights to market Enbrel.

(d)	Rebif—Our collaboration agreement with EMD Serono Inc. to co-promote Rebif in the U.S. will expire at the end of 2015.

4	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2014 Annual Report on Form 10-K.

Our financial results in 2014 and our 2015 financial guidance, respectively, reflect the impact and projected impact of the loss of exclusivity of various products and the expiration of certain alliance product contract rights discussed above. For additional information about our 2015 financial guidance, see the “Our Financial Guidance for 2015” section of this Financial Review.

We will continue to aggressively defend our patent rights whenever we deem appropriate. For more detailed information about our significant products, see the discussion in the “Revenues––Major Biopharmaceutical Products” and “Revenues––Selected Product Descriptions” sections of this Financial Review. For a discussion of certain recent developments with respect to patent litigation, see Notes to Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation.

Regulatory Environment/Pricing and Access––U.S. Healthcare Legislation

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, the U.S. Healthcare Legislation, and also known as the Affordable Care Act or ACA), was enacted in the U.S. For additional information, see the “Government Regulation and Price Constraints” section in Part I, Item 1, "Business", of our 2014 Annual Report on Form 10-K.

Impacts on our 2014 Results

We recorded the following amounts in 2014 as a result of the U.S. Healthcare Legislation:

•	$631 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•
$362 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government. 2014 includes a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS). The charge in 2014 also reflected a favorable true-up associated with the final 2013 invoice received from the federal government, which reflected a lower share than that of the initial 2013 invoice.

The final regulations did not change the payment schedule for the Branded Prescription Drug Fee; accordingly there was no cash flow impact in 2014 from the $215 million charge.

Impacts on our 2013 Results

We recorded the following amounts in 2013 as a result of the U.S. Healthcare Legislation:

•	$458 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$280 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government.

Impacts on our 2012 Results

We recorded the following amounts in 2012 as a result of the U.S. Healthcare Legislation:

•	$593 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•	$336 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government.

Other Impacts

•
Expansion of Healthcare Coverage— The ACA included a coverage expansion that took effect in 2014. For additional information on the coverage expansion under the ACA and its impact on Pfizer's revenues, see the “Government Regulation and Price Constraints—In the United States—Healthcare Reform” section in Part I, Item 1 "Business", of our 2014 Annual Report on Form 10-K.

•
Biotechnology Products—The U.S. Healthcare Legislation also created a framework for the approval of biosimilars (also known as follow-on biologics) following the expiration of 12 years of exclusivity for the innovator biologic, with a potential six-month pediatric extension. For additional information on the biosimilar approval pathway, the FDA's guidance documents and competition from biosimilar manufacturers, see the "Patents and Intellectual Property—Biotechnology Products“ and "Government Regulation and Price Constraints—In the United States—Biosimilars” sections in Part I, Item 1 "Business", of our 2014 Annual Report on Form 10-K.

2014 Financial Report	5

Financial Review
Pfizer Inc. and Subsidiary Companies

Regulatory Environment/Pricing and Access––Government and Other Payer Group Pressures

Governments, managed care organizations and other payer groups continue to seek increasing discounts on our products through a variety of means, such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). We are exposed to negative pricing pressures in various markets around the world. The U.S. has highly competitive insurance markets. Europe, Japan, China, Canada, South Korea and some other international markets have governments that provide healthcare at low direct cost to consumers and regulate pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored healthcare system, and have government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets, particularly under recent global economic pressures. Also, health insurers and benefit plans continue to limit access to certain of our medicines by imposing formulary restrictions in favor of the increased use of generics. In prior years, Presidential advisory groups tasked with reducing healthcare spending have recommended legislative changes that would allow the U.S. government to directly negotiate prices with pharmaceutical manufacturers on behalf of Medicare beneficiaries, which we expect would restrict access to and reimbursement for our products.

Specifically, in the U.S., the following government activities have potential impacts on our financial results:

•
Sustainable Growth Rate Replacement—The Medicare physician payment formula known as the Sustainable Growth Rate (SGR) is routinely overridden by Congressional action because it would lead to dramatic decreases in physician payment. The current legislative relief expires in March 2015. Congress issued a bi-partisan proposal to repeal the SGR and replace it with a new payment model. This form of SGR replacement is estimated by the Congressional Budget Office to cost the federal government approximately $144 billion over 10 years. The source of those funds has yet to be determined, but could include additional taxes on and/or rebate requirements applicable to the pharmaceutical industry, including Pfizer.

•
Deficit Reduction—Any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, and/or any significant additional taxes or fees that may be imposed on us, as part of any broad deficit-reduction effort could have an adverse impact on our results of operations.

The ACA, which expanded the role of the U.S. government as a healthcare payer, is accelerating changes in the U.S. healthcare marketplace, and the potential for additional pricing and access pressures continues to be significant. Many of these developments may impact drug utilization, in particular branded drug utilization. Some employers, seeking to avoid the tax on high-cost health insurance in the ACA to be imposed in 2018, are already scaling back healthcare benefits. Some health plans and pharmacy benefit managers are seeking greater pricing predictability from pharmaceutical manufacturers in contractual negotiations. Other health plans and pharmacy benefit managers are increasing their focus on spending on specialty medicines by implementing co-insurance in place of a flat co-payment. Because co-insurance passes on a percentage of a drug’s cost to the patient, this shift has the potential to significantly increase patient out-of-pocket costs.

Overall, there is increasing pressure on U.S. providers to deliver healthcare at a lower cost and to ensure that those expenditures deliver demonstrated value in terms of health outcomes. Longer term, we are seeing a shift in focus away from fee-for-service payments towards outcomes-based payments and risk-sharing arrangements that reward providers for cost reductions. These new payment models can, at times, lead to lower prices for, and restricted access to, new medicines. At the same time, these models can also expand utilization by encouraging physicians to screen, diagnose and focus on outcomes.

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

Regulatory Environment––Pipeline Productivity

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses. We have encountered increasing regulatory scrutiny of drug safety and efficacy, even as we continue to gather safety and other data on our products, before and after the products have been launched. Our product lines must be replenished over time in order to offset revenue losses when products lose their exclusivity, as well as to provide for earnings growth. We devote considerable resources to R&D activities. These activities involve a high degree of risk and may take many years, and with respect to any specific R&D project, there can be no assurance that the development of any particular product candidate or new indication for an in-line product will achieve desired clinical endpoints and safety profile, will be approved by regulators or will be successful commercially. We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time.

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

6	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Competition Among Branded Products

Many of our prescription pharmaceutical products face competition in the form of branded or generic drugs that treat similar diseases or indications. For additional information, see the “Competition" section in Part I, Item 1, “Business”, of our 2014 Annual Report on Form 10-K.
The Global Economic Environment

In addition to industry-specific factors discussed above, we, like other businesses, are exposed to the economic cycle, which impacts our biopharmaceutical operations globally.

•
We believe that patients, who are experiencing increases in co-pays and restrictions on access to medicines as payers seek to control costs, sometimes switch to generic products, delay treatments, skip doses or use less effective treatments. We are exposed to negative pricing pressure in various markets around the world. The U.S. has highly competitive insurance markets, and Europe, Japan, China, Canada, South Korea and a number of other international markets have government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs for the government-sponsored healthcare system, particularly under recent global pressures. Furthermore, some government agencies and third-party payers use health technology assessments in ways that, at times, lead to restricted access to and lower prices for new medicines.

•
We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. For further information about our Accounts Receivable, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

•
Significant portions of our revenues and earnings, as well as our substantial international net assets, are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. As we operate in multiple foreign currencies, including the euro, the Japanese yen, the Chinese renminbi, the U.K. pound, the Canadian dollar and approximately 100 other currencies, changes in those currencies relative to the U.S. dollar will impact our revenues and expenses. If the U.S. dollar were to weaken against another currency, assuming all other variables remained constant, our revenues would increase, having a positive impact on earnings, and our overall expenses would increase, having a negative impact on earnings. Conversely, if the U.S. dollar were to strengthen against another currency, assuming all other variables remained constant, our revenues would decrease, having a negative impact on earnings, and our overall expenses would decrease, having a positive impact on earnings. Therefore, significant changes in foreign exchange rates can impact our results and our financial guidance.

The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations, including Venezuela, can impact our results and financial guidance. For further information about our exposure to foreign currency risk, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

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

These and other industry-wide factors that may affect our businesses should be considered along with information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and in Part I, Item 1A, “Risk Factors,” of our 2014 Annual Report on Form 10-K.

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

Commercial Operations

At the beginning of our fiscal year 2014, we began managing our commercial operations through a new global commercial structure consisting of two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments, each of which is led by a single manager––the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC). The Established Products business consists of the Global Established Pharmaceutical segment (GEP), which is led by a single manager. Each operating segment has responsibility for its commercial activities and for certain in-process research and development (IPR&D) projects for new investigational products and additional indications for in-line products that generally have achieved proof of concept. Each business has a geographic footprint across developed and emerging markets.

2014 Financial Report	7

Financial Review
Pfizer Inc. and Subsidiary Companies

Some additional information about each product grouping follows:

•
Global Innovative Pharmaceutical segment––GIP is focused on developing, registering and commercializing novel, value-creating medicines that significantly improve patients’ lives. These therapeutic areas include inflammation, cardiovascular/metabolic, neuroscience and pain, rare diseases and women’s/men’s health and include leading brands, such as Xeljanz, Eliquis and Lyrica (U.S. and Japan). GIP has a pipeline of medicines in inflammation, cardiovascular/metabolic disease, neuroscience and pain, and rare diseases.

•
Global Vaccines, Oncology and Consumer Healthcare segment~~––~~VOC focuses on the development and commercialization of vaccines and products for oncology and consumer healthcare. Consumer Healthcare manufactures and markets several well known, over-the-counter (OTC) products. Each of the three businesses in VOC operates as a separate, global business with distinct specialization in terms of the science and market approach necessary to deliver value to consumers and patients.

•
Global Established Pharmaceutical segment––GEP includes the brands that have lost market exclusivity and, generally, the mature, patent-protected products that are expected to lose exclusivity through 2015 in most major markets and, to a much smaller extent, generic pharmaceuticals. Additionally, GEP includes our sterile injectable products and biosimilar development portfolio.

We expect that the GIP and VOC biopharmaceutical portfolios of innovative, largely patent-protected, in-line products will be sustained by ongoing investments to develop promising assets and targeted business development in areas of focus to ensure a pipeline of highly-differentiated product candidates in areas of unmet medical need. The assets managed by these groups are science-driven, highly differentiated and generally require a high-level of engagement with healthcare providers and consumers.

GEP is expected to generate strong consistent cash flow by providing patients around the world with access to effective, lower-cost, high-value treatments. GEP leverages our biologic development, regulatory and manufacturing expertise to seek to advance its biosimilar development portfolio. GEP may also engage in targeted business development to further enable its commercial strategies.
Prior-period information has been restated to conform to the current management structure. For additional information about our operating structure, see Notes to Consolidated Financial Statements––Note 18. Segment, Geographic and Other Revenue Information: Segment Information.
For additional information about the 2014 performance of each of our operating segments, see the “Analysis of Operating Segment Information” section of this Financial Review.
Research Operations
We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D priorities include delivering a pipeline of differentiated therapies with the greatest scientific and commercial promise, innovating new capabilities that can position Pfizer for long-term leadership and creating new models for biomedical collaboration that will expedite the pace of innovation and productivity. To that end, our research primarily focuses on six high-priority areas that have a mix of small molecules and large molecules––immunology and inflammation; cardiovascular and metabolic diseases; oncology; vaccines; neuroscience and pain; and rare diseases. Another area of focus is biosimilars.
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
For additional information about R&D by operating segment, see the “Analysis of Operating Segment Information” section of this Financial Review. For additional information about our pending new drug applications and supplemental filings, see the “Analysis of the Consolidated Statements of Income––Product Developments” section of this Financial Review. For additional information about recent transactions and strategic investments that we believe have the potential to advance our pipeline and maximize the value of our in-line products, see the “Our Business Development Initiatives” section of this Financial Review.
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

8	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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
We remain focused on achieving an appropriate cost structure for the Company. For additional information about our cost-reduction and productivity initiatives, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.
On October 23, 2014, we announced that our Board of Directors had authorized a new $11 billion share-purchase plan. Also, on December 15, 2014, our Board of Directors declared a first-quarter 2015 dividend of $0.28 per share, an increase from the $0.26 per-share quarterly dividend paid during 2014.

On February 9, 2015, we entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. to repurchase $5 billion of our common stock. This agreement was entered into pursuant to our previously announced share repurchase authorization. For additional information, see Notes to Consolidated Financial Statements––Note 19. Subsequent Events.

Our Business Development Initiatives

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, dispositions and acquisitions. We view our business development activity as an enabler of our strategies, and we seek to generate earnings growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We are especially interested in opportunities in our high-priority therapeutic areas—immunology and inflammation; cardiovascular and metabolic diseases; oncology; vaccines; neuroscience and pain; and rare diseases––and in emerging markets and established products, including biosimilars. We assess our businesses and assets as part of our regular, ongoing portfolio review process and also continue to consider business development activities for our businesses. For additional information, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments.

The more significant recent transactions and events are described below.

•
Agreement to Acquire Hospira, Inc. (Hospira)––On February 5, 2015, we announced that we have entered into a definitive merger agreement under which we agreed to acquire Hospira, the world’s leading provider of injectable drugs and infusion technologies and a global leader in biosimilars, for $90 per share in cash, for a total enterprise value of approximately $17 billion. We expect to finance the transaction through a combination of existing cash and new debt, with approximately two-thirds of the value financed from cash and one-third from debt. The transaction is subject to customary closing conditions, including regulatory approvals in several jurisdictions and the approval of Hospira's shareholders, and is expected to close in the second half of 2015.

•
Collaboration with OPKO Health, Inc. (OPKO)––On December 13, 2014, we entered into a collaborative agreement with OPKO to develop and commercialize OPKO’s long-acting human growth hormone (hGH-CTP) for the treatment of growth hormone deficiency (GHD) in adults and children, as well as for the treatment of growth failure in children born small for gestational age (SGA) who fail to show catch-up growth by two years of age. hGH-CTP has the potential to reduce the required dosing frequency of human growth hormone to a single weekly injection from the current standard of one injection per day. The transaction closed on January 28, 2015, upon termination of the Hart-Scott-Rodino waiting period. In February 2015, we made an upfront payment of $295 million to OPKO and OPKO is eligible to receive up to an additional $275 million upon the achievement of certain regulatory milestones. We have received the exclusive license to commercialize hGH-CTP worldwide. In addition, OPKO is eligible to receive initial tiered royalty payments associated with the commercialization of hGH-CTP for Adult GHD, which is subject to regulatory approval. Upon the launch of hGH-CTP for Pediatric GHD, which is subject to regulatory approval, the royalties will transition to tiered gross profit sharing for both hGH-CTP and our product, Genotropin. OPKO will lead the clinical activities and will be responsible for funding the development programs for the key indications, which includes Adult and Pediatric GHD and Pediatric SGA. We will be responsible for all development costs for additional indications as well as all post-marketing studies. In addition, we will fund the commercialization activities for all indications and lead the manufacturing activities covered by the global development plan.

•
Acquisition of Marketed Vaccines Business of Baxter International Inc. (Baxter)––On December 1, 2014 (which falls in the first fiscal quarter of 2015 for our international operations), we completed the acquisition of Baxter's portfolio of marketed vaccines for $635 million. The portfolio that was acquired consists of NeisVac-C and FSME-IMMUN/TicoVac. NeisVac-C is a vaccine that helps protect against meningitis caused by group C meningococcal meningitis and FSME-IMMUN/TicoVac is a vaccine that helps protect against tick-borne encephalitis. We also acquired a portion of Baxter’s facility in Orth, Austria, where these vaccines are manufactured.

•
Collaboration with Merck KGaA––On November 17, 2014, we entered into a collaborative agreement with Merck KGaA, to jointly develop and commercialize avelumab, an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. We and Merck KGaA will explore the therapeutic potential of this novel anti-PD-L1 antibody as a single agent as well as in various combinations with our and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. Both companies will collaborate on up to 20 high priority immuno-oncology clinical development programs expected to commence in 2015. These clinical development programs include up to six trials (Phase 2 or 3) that could be pivotal for potential product registrations. We and Merck KGaA will also combine resources and expertise to advance Pfizer’s anti-PD-1 antibody into Phase 1 trials. Under the terms of the agreement, we made an upfront payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. Both companies will jointly fund all development and commercialization costs, and split

2014 Financial Report	9

Financial Review
Pfizer Inc. and Subsidiary Companies

equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets. In 2014, we recorded $1.2 billion of Research and development expenses associated with this collaborative arrangement, composed of the $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of the co-promotion rights given to Merck KGaA.

•
Acquisition of InnoPharma, Inc. (InnoPharma)––On September 24, 2014, we completed our acquisition of InnoPharma, a privately-held pharmaceutical development company, for an upfront cash payment of $225 million and contingent consideration of up to $135 million.

•
License from Cellectis SA (Cellectis)––On June 18, 2014, we entered into a global arrangement with Cellectis to develop Chimeric Antigen Receptor T-cell immunotherapies in the field of oncology directed at select cellular surface antigen targets. In August 2014, we made an upfront payment of $80 million to Cellectis, which was recorded in Research and development expenses. We will also fund research and development costs associated with 15 Pfizer-selected targets and, for the benefit of Cellectis, a portion of the research and development costs associated with four Cellectis-selected targets within the arrangement. Cellectis is eligible to receive development, regulatory and commercial milestone payments of up to $185 million per product that results from the Pfizer-selected targets. Cellectis is also eligible to receive tiered royalties on net sales of any products that are commercialized by Pfizer.

•
Investment in ViiV Healthcare Limited (ViiV)––On January 21, 2014, the European Commission approved Tivicay (dolutegravir), a product for the treatment of HIV-1 infection, developed by ViiV, an equity-method investee. This approval, in accordance with the agreement between GlaxoSmithKline plc and Pfizer, triggered a reduction in our equity interest in ViiV from 12.6% to 11.7% and an increase in GlaxoSmithKline plc’s equity interest in ViiV from 77.4% to 78.3%, effective April 1, 2014. As a result, in 2014, we recognized a loss of approximately $30 million in Other (income)/deductions––net. We continue to account for our investment in ViiV under the equity method due to the significant influence that we continue to have through our board representation and minority veto rights.

•
Collaboration with Eli Lilly & Company (Lilly)––In October 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer's tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. The tanezumab program currently is subject to a partial clinical hold by the FDA pending review of additional nonclinical data. Under the agreement with Lilly, we are eligible to receive certain payments from Lilly upon the achievement of specified clinical, regulatory and commercial milestones, including an upfront payment of $200 million that is contingent upon the parties continuing in the collaboration after receipt of the FDA’s response to the submission of the nonclinical data. Both Pfizer and Lilly have the right to terminate the agreement under certain conditions.

•
Divestiture of Zoetis––On June 24, 2013, we completed the full disposition of Zoetis. The full disposition was completed through a series of steps, including, in the first quarter of 2013, the formation of Zoetis and an initial public offering (IPO) of an approximate 19.8% interest in Zoetis and, in the second quarter of 2013, an exchange offer for the remaining 80.2% interest.

•
Collaboration with Merck & Co., Inc. (Merck)––On April 29, 2013, we announced that we entered into a worldwide (except Japan) collaboration agreement with Merck for the development and commercialization of Pfizer's ertugliflozin (PF-04971729), an investigational oral sodium glucose cotransporter (SGLT2) inhibitor currently in Phase 3 development for the treatment of type 2 diabetes.

•
Investment in Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer)––On September 6, 2012, we and Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun), a leading pharmaceutical company in China, formed a new company, Hisun Pfizer, to develop, manufacture, market and sell pharmaceutical products, primarily branded generic products, predominately in China. In the first quarter of 2013, we and Hisun contributed certain assets to Hisun Pfizer. Hisun Pfizer is 49% owned by Pfizer and 51% owned by Hisun. Our contributions constituted a business, as defined by U.S. GAAP, and in 2013, we recognized a pre-tax gain of approximately $459 million in Other (income)/deductions––net.

•
License of Nexium OTC Rights––In August 2012, we entered into an agreement with AstraZeneca PLC (AstraZeneca) for the exclusive, global, over-the-counter (OTC) rights for Nexium, a leading prescription drug approved to treat the symptoms of gastroesophageal reflux disease. In connection with this Consumer Healthcare licensing agreement, we made an upfront payment of $250 million to AstraZeneca, which was recorded in Research and development expenses in our consolidated statement of income for the year ended December 31, 2012. On May 27, 2014, we launched Nexium 24HR in the U.S., and on July 11, 2014, we paid AstraZeneca a related $200 million product launch milestone payment; and on August 1, 2014, we launched Nexium Control in Europe, and on September 15, 2014, we paid AstraZeneca a related $50 million product launch milestone payment. These post-approval milestone payments were recorded in Identifiable intangible assets, less accumulated amortization in the consolidated balance sheet and will be amortized over the estimated useful life of the Nexium brand. AstraZeneca is eligible to receive additional milestone payments of up to $300 million, based on product launches outside the U.S. and level of worldwide sales as well as royalty payments, based on worldwide sales.

•	Divestiture of Nutrition Business––On November 30, 2012, we completed the sale of our Nutrition business to Nestlé for $11.85 billion in cash.

•
Acquisition of NextWave Pharmaceuticals Incorporated (NextWave)––On November 27, 2012, we completed our acquisition of NextWave, a privately-held, specialty pharmaceutical company. As a result of the acquisition, we hold exclusive North American rights to Quillivant XR™ (methylphenidate hydrochloride), the first once-daily liquid medication approved in the U.S. for the treatment of attention deficit hyperactivity disorder.

•
Acquisition of Alacer Corp. (Alacer)––On February 26, 2012, we completed our acquisition of Alacer, a company that manufactured, marketed and distributed Emergen-C, a line of effervescent, powdered drink mix vitamin supplements.

10	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Financial Guidance for 2015

The following table provides our financial guidance for full year 2015(a), (b):
Reported revenues	$44.5 to $46.5 billion
Adjusted cost of sales as a percentage of reported revenues	18.5% to 19.5%
Adjusted selling, informational and administrative expenses	$12.8 to $13.8 billion
Adjusted research and development expenses	$6.9 to $7.4 billion
Adjusted other (income)/deductions	Approximately ($500 million) of income
Effective tax rate on adjusted income	Approximately 25.0%
Reported diluted Earnings per Share (EPS)	$1.37 to $1.52
Adjusted diluted EPS	$2.00 to $2.10

The following table provides a reconciliation of 2015 Adjusted income and Adjusted diluted EPS guidance to the 2015 Reported net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance:

	Full-Year 2015 Guidance(a), (b)
(BILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	Net Income	Diluted EPS
Adjusted income/diluted EPS guidance	$12.4 - $13.0	$2.00 - $2.10
Purchase accounting impacts of transactions completed as of December 31, 2014	(2.5)	(0.41)
Restructuring and implementation costs	(0.8) - (1.1)	(0.13) - (0.18)
Business and legal entity alignment costs	(0.3)	(0.04)
Reported net income attributable to Pfizer Inc./diluted EPS guidance	$8.5 - $9.4	$1.37 - $1.52

(a)	The 2015 financial guidance reflects the following:

•
Our guidance for reported revenues reflects the anticipated negative impact of $3.5 billion due to recent and expected product losses of exclusivity as well as $2.8 billion as a result of recent adverse changes in essentially all foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2014, partially offset by anticipated revenue growth from certain other products.

•	Guidance for adjusted R&D expenses reflects the $295 million upfront payment made to OPKO in February 2015. See “Our Business Development Initiatives” above.

•
Our reported and adjusted diluted EPS guidance reflects: (i) a $0.17 unfavorable impact as a result of adverse changes in foreign exchange rates from 2014; (ii) a $0.03 reduction for the upfront payment associated with the transaction with OPKO; (iii) planned share repurchases totaling approximately $6 billion in 2015, including $1 billion of our shares repurchased through February 27, 2015 and our $5 billion accelerated share repurchase program announced on February 9, 2015; and (iv) assumed diluted weighted-average shares outstanding of approximately 6.2 billion shares, which is inclusive of these share repurchase transactions.

•
Does not assume the completion of any business-development transactions not completed as of December 31, 2014, including any one-time upfront payments associated with such transactions, except for the $295 million upfront payment made to OPKO in February 2015. Our 2015 financial guidance does not reflect any impact from our proposed acquisition of Hospira. We expect that transaction to close during the second half of 2015.

•	Excludes the potential effects of the resolution of litigation-related matters.

•	Exchange rates assumed are as of mid-January 2015. Excludes the impact of a potential devaluation of the Venezuelan bolivar or any other currency.

•
Guidance for the effective tax rate on adjusted income does not assume renewal of the U.S. research and development (R&D) tax credit. The renewal of the U.S. R&D tax credit is not anticipated to have a material impact on the effective tax rate on adjusted income.

(b)	For an understanding of Adjusted income and its components and Adjusted diluted EPS (all of which are non-GAAP financial measures), see the “Adjusted Income” section of this Financial Review.

For additional information about our actual and anticipated costs and cost savings associated with our cost-reduction initiatives and our new global commercial structure, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

Our 2015 financial guidance is subject to a number of factors and uncertainties—as described in the “Our Operating Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results” sections of this Financial Review and Part I, Item 1A, “Risk Factors,” of our 2014 Annual Report on Form 10-K.

2014 Financial Report	11

Financial Review
Pfizer Inc. and Subsidiary Companies

SIGNIFICANT ACCOUNTING POLICIES AND APPLICATION OF CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

For a description of our significant accounting policies, see Notes to Consolidated Financial Statements––Note 1. Basis of Presentation and Significant Accounting Policies. Of these policies, the following are considered critical to an understanding of our consolidated financial statements as they require the application of the most subjective and the most complex judgments: (i) Acquisitions (Note 1D); (ii) Fair Value (Note 1E); (iii) Revenues (Note 1G); (iv) Asset Impairments (Note 1K); (v) Pension and Postretirement Benefit Plans (Note 1P); and (vi) Contingencies, including Tax Contingencies (Note 1O) and Legal and Environmental Contingencies (Note 1Q).

Following is a discussion about the critical accounting estimates and assumptions impacting our consolidated financial statements. See also Estimates and Assumptions (Note 1C) for a discussion about the risks associated with estimates and assumptions.

Acquisitions and Fair Value

For a discussion about the application of Fair Value to our recent acquisitions, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Acquisitions.

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

Revenues

Our gross product revenues are subject to a variety of deductions, that are generally estimated and recorded in the same period that the revenues are recognized, and primarily represent rebates, chargebacks and sales allowances to government agencies, wholesalers/distributors and managed care organizations with respect to our pharmaceutical products.

Those deductions represent estimates of rebates and discounts related to gross sales for the reporting period and, as such, knowledge and judgment of market conditions and practice are required when estimating the impact of these revenue deductions on gross sales for a reporting period. Historically, our adjustments of estimates, to reflect actual results or updated expectations, have not been material to our overall business. On a quarterly basis, our adjustments of estimates to reflect actual results generally have been less than 1% of biopharmaceutical revenues, and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends. If any of our ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of our future experience, our results could be materially affected. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicare, Medicaid and performance-based contract rebates are most at risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can generally range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

Asset Impairment Reviews

We review all of our long-lived assets for impairment indicators throughout the year. We perform impairment testing for indefinite-lived intangible assets and goodwill at least annually and for all other long-lived assets whenever impairment indicators are present. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets. Our impairment review processes are described in the Notes to Consolidated Financial Statements––Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

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

•
A projection or forecast that indicates losses or reduced profits associated with an asset. This could result, for example, from a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability. This also could result from the introduction of a competitor’s product that results in a significant loss of market share or the inability to achieve the previously projected revenue growth, as well as the lack of acceptance of a product by patients, physicians and payers. For in-process research and development (IPR&D) projects, this could result from, among other things, a change in outlook based on clinical trial data, a delay in the projected launch date or additional expenditures to commercialize the product.

12	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Identifiable Intangible Assets

As a result of our identifiable intangible asset impairment review work, we recognized a number of impairments of identifiable intangible assets for the years ended December 31, 2014, 2013 and 2012. See Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net.

When we are required to determine the fair value of intangible assets other than goodwill, we use an income approach, specifically the discounted cash flow method. We start with a forecast of all the expected net cash flows associated with the asset, which includes the application of a terminal value for indefinite-lived assets, and then we apply an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections and the impact of technological risk associated with IPR&D assets, as well as the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include IPR&D assets (approximately $387 million as of December 31, 2014) and newly acquired or recently impaired indefinite-lived brand assets (approximately $300 million as of December 31, 2014). IPR&D assets are high-risk assets, as research and development is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

Goodwill

As a result of our goodwill impairment review work, we concluded that none of our goodwill was impaired as of December 31, 2014, and we do not believe the risk of impairment is significant at this time.

When we are required to determine the fair value of a reporting unit, as appropriate for the individual reporting unit, we mainly use the income approach but we may also use the market approach, or a weighted-average combination of both approaches.

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

Specifically:

•
When we estimate the fair value of our four biopharmaceutical reporting units, we rely solely on the income approach. We use the income approach exclusively as the use of the comparable guideline company method is not practical or reliable. For the income approach, we use the discounted cash flow method.

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

2014 Financial Report	13

Financial Review
Pfizer Inc. and Subsidiary Companies

dependent on our and our competitors’ innovation and marketing effectiveness, and on regulatory developments affecting claims, formulations and ingredients of our products.

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and Part I. Item 1A "Risk Factors" in our 2014 Annual Report on Form 10-K.

Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both Internal Revenue Code qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans consisting primarily of medical insurance for retirees.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which can result from a complex series of judgments about future events and uncertainties. The assumptions and actuarial estimates required to estimate the employee benefit obligations for the defined benefit and postretirement plans include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); and healthcare cost trend rates.

As of December 31, 2014, our Pension benefit obligations, net and our Postretirement benefit obligations, net increased, in the aggregate, by approximately $3.0 billion compared to December 31, 2013. The increase reflects, among other things, a decrease in our discount rate assumptions, used in the measurement of the plan obligations, as well as the impact of a change to the postretirement medical benefit plan and revised mortality assumptions (see below).

In the fourth quarter of 2014, we approved a change, effective January 1, 2016, to the postretirement medical plan to transfer certain plan participants to a retiree drug coverage program eligible for a Medicare Part D plan subsidy (Employer Group Waiver Plan). This change resulted in a decrease to the postretirement benefit obligation of approximately $600 million as of December 31, 2014.

On October 27, 2014, the Society of Actuaries (SOA) issued a new mortality table, called the SOA RP-2014 mortality table. The new SOA mortality table was created using data from 2006 and applying updated estimates of projected mortality rate improvements. The updated mortality rate projections assume that the high mortality rate improvements observed in the early 2000s will not continue, but will normalize to an ultimate improvement rate of 1.00% over a twenty-year period. In estimating our U.S. plan-specific mortality assumptions, we are using the same data and methodology used by the SOA, except that we project that the mortality rate improvements will normalize to an ultimate improvement rate of 0.75%, which is more closely aligned with the scale used by the United States Social Security Administration, and that the rate will normalize over a ten-year period. The projected benefit obligation (for defined benefit pension plans), and the accumulated postretirement benefit obligation (for postretirement plans), increased by approximately $580 million as a result of the revised mortality assumptions.

Our assumptions reflect our historical experiences and our judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of our benefit plans can materially impact our results of operations.

The following table provides the expected versus actual rate of return on plan assets and the weighted-average discount rate used to measure the benefit obligations for our U.S. qualified pension plans and our international pension plans(a):

	2014	2013	2012
U.S. Qualified Pension Plans
Expected annual rate of return on plan assets	8.3%	8.5%	8.5%
Actual annual rate of return on plan assets	6.8	11.3	12.7
Discount rate used to measure the plan obligations	4.2	5.2	4.3
International Pension Plans
Expected annual rate of return on plan assets	5.5	5.8	5.6
Actual annual rate of return on plan assets	13.2	13.1	9.6
Discount rate used to measure the plan obligations	3.0	3.9	3.8

(a)
For detailed assumptions associated with our benefit plans, see Notes to Consolidated Financial Statements—Note 11B. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Actuarial Assumptions.

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

The expected annual rate of return on plan assets for our U.S. plans and the majority of our international plans is applied to the fair value of plan assets at each year-end and the resulting amount is reflected in our net periodic benefit costs in the following year. In January 2015, Pfizer made a voluntary contribution of approximately $1.0 billion to plan assets. In 2015, this contribution will be included in the plan asset balance for purposes of determining the expected rate of return on plan assets.

14	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table illustrates the sensitivity of net periodic benefit costs to a 50 basis point decline in our assumption for the expected annual rate of return on plan assets, holding all other assumptions constant (in millions, pre-tax):

	Change	Increase in 2015 Net Periodic Benefit Costs
Assumption
Expected annual rate of return on plan assets	50 basis point decline	$109

The actual return on plan assets resulted in an increase in our aggregate plan assets of approximately $1.9 billion during 2014.

Discount Rate Used to Measure Plan Obligations

The weighted-average discount rate used to measure the plan obligations for our U.S. defined benefit plans is determined at least annually and evaluated and modified, as required, to reflect the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better, that reflect the rates at which the pension benefits could be effectively settled. The discount rate used to measure the plan obligations for our international plans is determined at least annually by reference to investment grade corporate bonds, rated AA/Aa or better, including, when there are sufficient data, a yield-curve approach. These discount rate determinations are made in consideration of local requirements.

The measurement of the plan obligations at the end of the year will affect the amount of service cost, interest cost and amortization expense reflected in our net periodic benefit costs in the following year.

The following table illustrates the sensitivity of net periodic benefit costs and benefit obligations to a 10 basis point decline in our assumption for the discount rate, holding all other assumptions constant (in millions, pre-tax):

	Change	2015 Net Periodic Benefit Costs	2014 Benefit Obligations
Assumption		Increase	Increase
Discount rate	10 basis point decline	$36	$480

The change in the discount rates used in measuring our plan obligations as of December 31, 2014 resulted in an increase in the measurement of our aggregate plan obligations by approximately $4.3 billion.

Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.

2014 Financial Report	15

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Revenues	$49,605	$51,584	$54,657	(4)	(6)
Cost of sales	9,577	9,586	9,821	—	(2)
% of revenues	19.3%	18.6%	18.0%
Selling, informational and administrative expenses	14,097	14,355	15,171	(2)	(5)
% of revenues	28.4%	27.8%	27.8%
Research and development expenses	8,393	6,678	7,482	26	(11)
% of revenues	16.9%	12.9%	13.7%
Amortization of intangible assets	4,039	4,599	5,109	(12)	(10)
% of revenues	8.1%	8.9%	9.3%
Restructuring charges and certain acquisition-related costs	250	1,182	1,810	(79)	(35)
% of revenues	0.5%	2.3%	3.3%
Other (income)/deductions—net	1,009	(532)	4,022	*	*
Income from continuing operations before provision for taxes on income	12,240	15,716	11,242	(22)	40
% of revenues	24.7%	30.5%	20.6%
Provision for taxes on income	3,120	4,306	2,221	(28)	94
Effective tax rate	25.5%	27.4%	19.8%
Income from continuing operations	9,119	11,410	9,021	(20)	26
% of revenues	18.4%	22.1%	16.5%
Discontinued operations—net of tax	48	10,662	5,577	(100)	91
Net income before allocation to noncontrolling interests	9,168	22,072	14,598	(58)	51
% of revenues	18.5%	42.8%	26.7%
Less: Net income attributable to noncontrolling interests	32	69	28	(53)	146
Net income attributable to Pfizer Inc.	$9,135	$22,003	$14,570	(58)	51
% of revenues	18.4%	42.7%	26.7%
Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.
Revenues—Overview

Total revenues were $49.6 billion in 2014, a decrease of 4% compared to 2013, which reflects an operational decrease of $1.1 billion, or 2%, and unfavorable foreign exchange of $912 million, or 2%, in 2014 compared to 2013. The operational decrease was primarily the result of:

•	the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada (approximately $1.4 billion);

•
the loss of exclusivity and subsequent multi-source generic competition for Detrol LA, Celebrex and Geodon in the U.S., Viagra in most major European markets, and Aricept and Lyrica in Canada (aggregate decline of approximately $937 million) and certain other products(approximately $300 million);

•
the continued erosion of branded Lipitor in the U.S. and most other developed markets due to generic competition and the operational decline of certain products, including Norvasc, Effexor, atorvastatin, Metaxalone, Zosyn/Tazocin, Ziprasidone, Genotropin, Tygacil, Centrum, Advil and Vfend (approximately $938 million); and

•	the ongoing termination of the Spiriva collaboration in certain countries (approximately $490 million), partially offset by:

•
the operational growth of certain products in certain developed markets, including Lyrica, Prevnar, Eliquis, Xeljanz, Xalkori, Inlyta and Nexium 24HR in the U.S. as a result of its May 2014 launch, among others (approximately $1.8 billion); and

•
a 7% operational increase in revenues in emerging markets (approximately $900 million), including strong operational growth from Prevenar as well as from Lipitor, primarily in China, and from Enbrel, primarily in Latin America.

Total revenues were $51.6 billion in 2013, a decrease of 6% compared to 2012, which reflects an operational decrease of $1.9 billion, or 4%, and unfavorable foreign exchange of approximately $1.2 billion, or 2%, in 2013 compared to 2012.
The operational decrease was primarily the result of:

•	the continued erosion of branded Lipitor in the U.S., developed Europe and certain other developed markets (approximately $1.7 billion);

•
the loss of exclusivity for Geodon in March 2012 in the U.S. (approximately $130 million) and other product losses of exclusivity (approximately $1.3 billion in the aggregate, none individually significant);

16	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	the ongoing expiration of the Spiriva collaboration in certain countries (approximately $475 million);

•	decreased government purchases of the Prevnar family of products and Enbrel in certain emerging markets (approximately $160 million); and

•	lower revenues from generic atorvastatin (approximately $145 million), partially offset by:

•	the growth of certain products, including Lyrica, Inlyta, Celebrex and Xalkori in developed markets and Xeljanz in the U.S. (approximately $1.1 billion);

•	the overall growth in the rest of emerging markets (approximately $751 million), excluding the aforementioned decrease in the government purchases of the Prevnar family of products and Enbrel;

•	the overall growth in the Consumer Healthcare business unit (approximately $153 million); and

•	revenues from the transitional manufacturing and supply agreements with Zoetis (approximately $132 million).

See the “Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Report for information about (i) recent losses of product exclusivity impacting product revenues, (ii) recent and expected losses of collaboration rights impacting alliance revenues and (iii) losses and expected losses of product exclusivity in 2015.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2014 Annual Report on Form 10-K.

Revenues exceeded $500 million in each of 13, 12 and 14 countries outside the U.S. in 2014, 2013 and 2012, respectively. The U.S. is our largest national market, comprising 38% of total revenues in 2014 and 39% of total revenues in both 2013 and 2012. Japan is our second-largest national market, with approximately 9%, 10% and 12% of total revenues in 2014, 2013 and 2012, respectively.

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

Our gross product revenues are subject to a variety of deductions, that generally are estimated and recorded in the same period that the revenues are recognized, and primarily represent rebates, chargebacks and sales allowances to government agencies, wholesalers/distributors and managed care organizations with respect to our pharmaceutical products. Those deductions represent estimates of rebates and discounts related to gross sales for the reporting period and, as such, knowledge and judgment of market conditions and practice are required when estimating the impact of these revenue deductions on gross sales for a reporting period. Historically, our adjustments of estimates, to reflect actual results or updated expectations, have not been material to our overall business. On a quarterly basis, our adjustments of estimates to reflect actual results generally have been less than 1% of biopharmaceutical revenues, and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends. If any of our ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of our future experience, our results could be materially affected. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicare, Medicaid and performance-based contract rebates are most at risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can generally range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

The following table provides information about deductions from revenues:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Medicare rebates(a)	$1,077	$887	$741
Medicaid and related state program rebates(a)	779	508	853
Performance-based contract rebates(a), (b)	2,219	2,117	1,852
Chargebacks(c)	3,755	3,569	3,648
Sales allowances(d)	4,547	4,395	4,525
Sales returns and cash discounts	1,279	1,225	1,263
Total(e)	$13,656	$12,701	$12,882

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.

(b)
Performance-based contract rebates include contract rebates with managed care customers within the U.S., including health maintenance organizations and pharmacy benefit managers, who receive rebates based on the achievement of contracted performance terms and claims under these contracts. Outside the U.S., performance-based contract rebates include rebates to wholesalers/distributors based on achievement of contracted performance for specific products or sales milestones.

(c)	Chargebacks primarily represent reimbursements to U.S. wholesalers for honoring contracted prices to third parties.

(d)	Sales allowances primarily represent price reductions that are contractual or legislatively mandated outside the U.S., discounts and distribution fees.

(e)
For 2014, associated with the following segments: GIP ($3.3 billion); VOC ($1.2 billion); and GEP ($9.1 billion). For 2013, associated with the following segments: GIP ($2.8 billion); VOC ($1.0 billion); and GEP ($8.9 billion). For 2012, associated with the following segments: GIP ($2.2 billion); VOC ($1.0 billion); and GEP ($9.6 billion).

2014 Financial Report	17

Financial Review
Pfizer Inc. and Subsidiary Companies

The total deductions from revenues for 2014 increased compared to 2013, primarily as a result of:

•	an increase in Medicare rebates due to higher volume of sales in the Medicare patient population;

•	an increase in Medicaid and related state program rebates, primarily as a result of a change in our estimates of sales related to these programs;

•	an increase in performance-based contract rebates as a result of contract arrangements and incentives, primarily in Europe;

•	an increase in chargebacks for certain branded products as well as products that have lost exclusivity; and

•	an increase in sales allowances primarily in Asia and Europe.

Our accruals for Medicaid and related state program rebates, Medicare rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.4 billion as of December 31, 2014, of which approximately $2.0 billion is included in Other current liabilities, $300 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Our accruals for Medicaid and related state program rebates, Medicare rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.3 billion as of December 31, 2013, of which approximately $2.1 billion is included in Other current liabilities, $234 million is included in Other noncurrent liabilities and approximately $1.0 billion is included against Accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet.

Revenues by Segment and Geographic Area

The following table provides worldwide revenues by operating segment and geographic area:
	Year Ended December 31,									% Change
	Worldwide			U.S.			International			Worldwide		U.S.		International
(MILLIONS OF DOLLARS)	2014	2013	2012	2014	2013	2012	2014	2013	2012	14/13	13/12	14/13	13/12	14/13	13/12
Operating Segments(a):
GIP	$13,861	$14,317	$13,756	$6,243	$6,810	$6,429	$7,619	$7,507	$7,327	(3)	4	(8)	6	1	2
VOC	10,144	9,285	8,991	4,715	4,122	3,987	5,428	5,163	5,005	9	3	14	3	5	3
GEP	25,149	27,619	31,678	7,903	9,217	10,818	17,245	18,400	20,860	(9)	(13)	(14)	(15)	(6)	(12)
	49,154	51,221	54,426	18,861	20,149	21,234	30,292	31,070	33,192	(4)	(6)	(6)	(5)	(3)	(6)
Other(b)	451	364	231	212	124	79	239	240	152	24	58	71	57	—	58
Total revenues	$49,605	$51,584	$54,657	$19,073	$20,274	$21,313	$30,531	$31,310	$33,344	(4)	(6)	(6)	(5)	(2)	(6)
Biopharmaceutical	$45,708	$47,878	$51,214	$17,164	$18,570	$19,708	$28,544	$29,308	$31,506	(5)	(7)	(8)	(6)	(3)	(7)

(a)	GIP = the Global Innovative Pharmaceutical segment; VOC = the Global Vaccines, Oncology and Consumer Healthcare segment; and GEP = the Global Established Pharmaceutical segment.

(b)
Primarily includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes, in 2014 and 2013, revenues related to our transitional manufacturing and supply agreements with Zoetis.

Biopharmaceutical Revenues

Revenues from biopharmaceutical products contributed approximately 92% of our total revenues in 2014, 93% of our total revenues in 2013 and 94% of our total revenues in 2012.

We recorded direct product sales of more than $1 billion for each of 10 biopharmaceutical products in 2014, 2013 and 2012. These products represent 54% of our revenues from biopharmaceutical products in 2014, 51% of our revenues from biopharmaceutical products in 2013 and 50% of our revenues from biopharmaceutical products in 2012.

2014 v. 2013

Worldwide revenues from biopharmaceutical products in 2014 were $45.7 billion, a decrease of 5% compared to 2013. In addition to the operational factors noted in the Revenues—Overview section of this Analysis of the Consolidated Statements of Income, foreign exchange unfavorably impacted biopharmaceutical revenues by $857 million, or 2%.

Geographically,

•	in the U.S., biopharmaceutical revenues decreased $1.4 billion, or 8%, in 2014, compared to 2013, reflecting, among other things:

◦
lower Alliance revenues, primarily due to Enbrel, reflecting the expiration of the co-promotion term of the collaboration agreement in October 2013 (approximately $1.3 billion in 2014), and Spiriva, reflecting the final-year terms, and termination on April 29, 2014, of the co-promotion collaboration, which, per the terms of the collaboration agreement, resulted in a decline of our share of Spiriva revenue (approximately $395 million in 2014); and

◦
lower revenues from Detrol LA due to loss of exclusivity (approximately $321 million in 2014), Celebrex due to loss of exclusivity in December 2014 (approximately $198 million), and lower revenues from Lipitor (approximately $191 million in 2014),

18	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

◦	the strong performance of Lyrica (approximately $352 million in 2014) as well as the growth of Prevnar, Xeljanz, Eliquis, Xalkori and Inlyta (collectively, approximately $760 million in 2014).

•
in our international markets, biopharmaceutical revenues decreased $764 million, or 3%, in 2014, compared to 2013, primarily due to the unfavorable impact of foreign exchange of approximately $857 million in 2014, or 3%. Operationally, revenues increased slightly by $93 million, in 2014 compared to 2013 reflecting, among other things:

◦
higher revenues for Lipitor in China, Lyrica in developed markets, Enbrel outside Canada, and the performance of recently launched products Eliquis, Xalkori, and Inlyta (collectively, up approximately $941 million in 2014); and

◦	the operational growth of Prevenar and Xeljanz (approximately $228 million in 2014), partially offset by:

◦
the operational decline of certain products, including Norvasc, Zithromax, Xalabrands, Detrol, Effexor and Chantix/Champix, in developed international markets, and Sutent in China (collectively, approximately $320 million in 2014);

◦
lower revenues as a result of the loss of exclusivity and subsequent multi-source generic competition for Viagra in most major European markets and Lyrica in Canada (collectively, approximately $248 million in 2014);

◦
lower Alliance revenues (approximately $218 million in 2014, excluding Eliquis), primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in Canada, the ongoing termination of the Spiriva collaboration agreement in certain countries, the loss of exclusivity for Aricept in Canada and the termination of the co-promotion agreement for Aricept in Japan in December 2012; and

◦	the continued erosion of branded Lipitor in most international developed markets (approximately $197 million in 2014).
During 2014, international biopharmaceutical revenues represented 62% of total biopharmaceutical revenues, compared to 61% in 2013.

2013 v. 2012

Worldwide revenues from biopharmaceutical products in 2013 were $47.9 billion, a decrease of 7% compared to 2012. In addition to the operational factors noted in the Revenues—Overview section of this Analysis of the Consolidated Statements of Income, foreign exchange unfavorably impacted biopharmaceutical revenues by $1.2 billion, or 3%.

Geographically,

•	in the U.S., revenues from biopharmaceutical products decreased 6% in 2013, compared to 2012, reflecting, among other things:

◦	lower revenues from Lipitor, Revatio and Geodon, all due to loss of exclusivity (down approximately $875 million in 2013);

◦
lower Alliance revenues from Spiriva, reflecting the final-year terms of our Spiriva co-promotion agreement in the U.S. (down approximately $320 million in 2013), and Enbrel, reflecting the expiration of the co-promotion term of the collaboration agreement in the U.S. and Canada in October 2013 (down approximately $82 million);

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

partially offset by:

◦	higher revenues for Lyrica, and new product growth from Inlyta and Xalkori (collectively, approximately $506 million in 2013).
The unfavorable impact of foreign exchange on international biopharmaceutical revenues of 4% in 2013 also contributed to the decrease in revenues from biopharmaceutical products in our international markets.
During 2013, international revenues from biopharmaceutical products represented 61% of total revenues from biopharmaceutical products, compared to 62% in 2012.
For additional information about operating segment revenues, see the “Analysis of Operating Segment Information” section of this Financial Review.

2014 Financial Report	19

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues—Major Biopharmaceutical Products

The following table provides revenue information for several of our major biopharmaceutical products:
(MILLIONS OF DOLLARS)			Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS	Business(a)	2014	2013	2012	14/13	13/12
Lyrica(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	GEP/GIP	$5,168	$4,595	$4,158	12	11
Prevnar family	Vaccines for prevention of pneumococcal disease	V	4,464	3,974	4,117	12	(3)
Enbrel (Outside the U.S. and Canada)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	GIP	3,850	3,774	3,737	2	1
Celebrex	Arthritis pain and inflammation, acute pain	GEP	2,699	2,918	2,719	(8)	7
Lipitor	Reduction of LDL cholesterol	GEP	2,061	2,315	3,948	(11)	(41)
Viagra(c)	Erectile dysfunction	GEP/GIP	1,685	1,881	2,051	(10)	(8)
Zyvox	Bacterial infections	GEP	1,352	1,353	1,345	—	1
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC), refractory gastrointestinal stromal tumors (GIST) and advanced pancreatic neuroendocrine tumor	O	1,174	1,204	1,236	(2)	(3)
Norvasc	Hypertension	GEP	1,112	1,229	1,349	(10)	(9)
Premarin family	Symptoms of menopause	GEP	1,076	1,092	1,073	(1)	2
BeneFIX	Hemophilia	GIP	856	832	775	3	7
Vfend	Fungal infections	GEP	756	775	754	(2)	3
Pristiq	Depression	GEP	737	698	630	6	11
Genotropin	Replacement of human growth hormone	GIP	723	772	832	(6)	(7)
Chantix/Champix	An aid to smoking cessation treatment	GIP	647	648	670	—	(3)
Refacto AF/Xyntha	Hemophilia	GIP	631	602	584	5	3
Xalatan/Xalacom	Glaucoma and ocular hypertension	GEP	495	589	806	(16)	(27)
Medrol	Inflammation	GEP	443	464	523	(5)	(11)
Xalkori	Anaplastic lymphoma kinase positive non-small cell lung cancer	O	438	282	123	55	129
Zoloft	Depression and certain anxiety disorders	GEP	423	469	541	(10)	(13)
Inlyta	Advanced renal cell carcinoma (RCC)	O	410	319	100	28	*
Relpax	Treats the symptoms of migraine headache	GEP	382	359	368	6	(2)
Fragmin	Anticoagulant	GEP	364	359	381	2	(6)
Sulperazon	Antibiotic	GEP	354	309	262	15	18
Effexor	Depression and certain anxiety disorders	GEP	344	440	425	(22)	4
Rapamune	Prevention of organ rejection in kidney transplantation	GIP	339	350	346	(3)	1
Tygacil	Antibiotic	GEP	323	358	335	(10)	7
Zithromax/Zmax	Bacterial infections	GEP	314	387	435	(19)	(11)
Xeljanz	Rheumatoid arthritis	GIP	308	114	6	170	*
Zosyn/Tazocin	Antibiotic	GEP	303	395	484	(23)	(18)
EpiPen	Epinephrine injection used in treatment of life-threatening allergic reactions	GEP	294	273	263	8	4
Toviaz	Overactive bladder	GIP	288	236	207	22	14
Revatio	Pulmonary arterial hypertension (PAH)	GEP	276	307	534	(10)	(43)
Cardura	Hypertension/Benign prostatic hyperplasia	GEP	263	296	338	(11)	(12)
Xanax/Xanax XR	Anxiety disorders	GEP	253	276	274	(8)	1
Inspra	High blood pressure	GEP	233	233	214	—	9
Somavert	Acromegaly	GIP	229	217	197	6	10
BMP2	Development of bone and cartilage	GIP	228	209	263	9	(21)
Diflucan	Fungal infections	GEP	220	242	259	(9)	(7)
Neurontin	Seizures	GEP	210	216	235	(3)	(8)
Unasyn	Injectable antibacterial	GEP	207	212	228	(3)	(7)
Detrol/Detrol LA	Overactive bladder	GEP	201	562	761	(64)	(26)
Depo-Provera	Contraceptive	GEP	201	191	148	2	29
Protonix/Pantoprazole	Short-term treatment of erosive esophagitis associated with gastroesophageal reflux disease (GERD)	GEP	198	185	188	7	(2)
Dalacin/Cleocin	Respiratory tract infections	GEP	184	199	232	(8)	(14)
Caduet	Reduction of LDL cholesterol and hypertension	GEP	180	223	258	(19)	(14)
Alliance revenues(d)	Various	GEP/GIP	957	2,628	3,492	(64)	(25)
All other biopharmaceutical(e)	Various	GIP/GEP/V/O	6,854	7,317	8,010	(6)	(9)
All other GIP(e)		GIP	469	540	332	(13)	63

20	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

All other GEP(e)	GEP	6,175	6,614	7,442	(7)	(11)
All other V/O(e)	V/O	211	164	236	29	(31)

(a)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V = the Global Vaccines business; O = the Global Oncology business; and GEP = the Global Established Pharmaceutical segment.

(b)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.

(c)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.

(d)	Includes Enbrel (GIP, in the U.S. and Canada through October 31, 2013), Spiriva (GEP), Rebif (GIP), Aricept (GEP) and Eliquis (GIP).

(e)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.

*	Calculation not meaningful.

Biopharmaceutical—Selected Product Descriptions

•
Lyrica (GIP/GEP) is indicated in the U.S. for three neuropathic pain conditions, fibromyalgia and adjunctive therapy for adult patients with partial onset seizures. In certain countries outside the U.S., indications include neuropathic pain (peripheral and central), fibromyalgia, adjunctive treatment of epilepsy and generalized anxiety disorder. Worldwide operational revenues for Lyrica increased 14% in 2014 compared to 2013. Foreign exchange had a unfavorable impact on worldwide revenues of 2% in 2014, compared to 2013.

In the U.S., revenues increased 18% in 2014 compared to 2013, driven by price increases as well as increased investment in effective direct-to-consumer advertising combined with strong field force performance and the recent promotional launch of new data demonstrating efficacy in treating fibromyalgia patients receiving antidepressants for their co-morbid depression, despite continued competition from generic versions of competitive medicines.
Internationally, Lyrica operational revenues increased 11% in 2014, compared to 2013, with the growth due to a focus on enhancing diagnosis and treatment rates of neuropathic back pain, and expediting the identification and appropriate treatment of generalized anxiety disorder in the EU, physician education regarding neuropathic pain and fibromyalgia in Japan and an effective direct-to-consumer campaign to increase awareness in Japan. In addition, growth was driven by gaining reimbursement in Australia and an effective multi-channel direct-to-consumer campaign driving an increase in visits to physicians. Foreign exchange had a unfavorable impact on international revenues of 3% in 2014, compared to 2013.
Worldwide revenues from Lyrica in our GIP segment increased 15% operationally in 2014, and in our GEP segment, revenues from Lyrica increased 11% operationally in 2014, compared to 2013.

•
Prevnar family of products (V) consists of Prevnar 13/Prevenar 13 and Prevenar (7-valent), our pneumococcal conjugate vaccines for the prevention of various syndromes of pneumococcal disease. Overall, worldwide operational revenues for the Prevnar family of products increased 14% in 2014 compared to 2013. Foreign exchange had a unfavorable impact on worldwide revenues of 2% in 2014, compared to 2013.

In the U.S., revenues for Prevnar 13 increased 19% in 2014, compared to 2013, mainly due to government purchasing patterns and price increases, and increased demand, primarily driven by additional market penetration for Prevnar 13 in adults.
Internationally, operational revenues for the Prevenar family of products increased 10% in 2014, compared to 2013, primarily reflecting increased shipments associated with the Global Alliance for Vaccines and Immunization as well as the timing of government purchases and the favorable impact of Pfizer's inclusion in additional national immunization programs, both in various emerging markets. Foreign exchange had an unfavorable impact on international revenues of 4% in 2014, compared to 2013.

In August 2014, the U.S. Centers for Disease Control and Prevention's (CDC) Advisory Committee on Immunization Practices (ACIP) held an ad-hoc meeting to vote on the expanded use of Prevnar 13 in older adults. The ACIP voted to recommend Prevnar 13 for routine use to help protect adults aged 65 years and older against pneumococcal disease, which includes pneumonia caused by the 13 pneumococcal serotypes included in the vaccine.
These ACIP recommendations were subsequently approved by the directors at the CDC and U.S. Department of Health and Human Services, and were published in the Morbidity and Mortality Weekly Report (MMWR) in September 2014 by the CDC. As with other vaccines, the CDC regularly monitors the impact of vaccination and reviews the recommendations; in this case, however, the CDC announced formally that it will conduct this review in 2018. Currently, we are working with a number of U.S. investigators to monitor the proportion of community-acquired pneumonia caused by the serotypes included in Prevnar 13 and continue to observe trends.
On June 20, 2014, Prevenar 13 was approved in Japan for adults 65 years of age and older for the prevention of pneumococcal disease caused by 13 S. pneumoniae serotypes covered by the vaccine.

•
Enbrel (GIP, outside the U.S. and Canada), for the treatment of moderate-to-severe rheumatoid arthritis, polyarticular juvenile rheumatoid arthritis, psoriatic arthritis, plaque psoriasis, ankylosing spondylitis, a type of arthritis affecting the spine, and nonradiographic axial spondyloarthritis, recorded an increase in worldwide operational revenues, excluding the U.S. and Canada, of 4% in 2014, compared to 2013. Results were favorably impacted by continued market leadership in rheumatoid arthritis. Foreign exchange had a unfavorable impact of 2% in 2014, compared to 2013.

The co-promotion term of the collaboration agreement with Amgen Inc. (Amgen), under which we co-promoted Enbrel in the U.S. and Canada and shared in the profits from Enbrel sales in those countries, and which we included in Alliance revenues through October 31, 2013, expired on that date and, subject to the terms of the agreement, we are entitled to a royalty stream for 36 months thereafter, which has been and is expected to continue to be significantly less than our share of Enbrel profits from U.S. and Canadian sales prior to the expiration. Following the end of the royalty period, we are not entitled to any further revenues from Enbrel sales in the U.S. and Canada. Our exclusive rights to Enbrel outside the U.S. and Canada will not be affected by the expiration of the co-promotion term.

•
Celebrex (GEP), indicated for the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis worldwide and for the management of acute pain in adults in the U.S., Japan and certain other markets, recorded a decrease in worldwide operational revenues

2014 Financial Report	21

Financial Review
Pfizer Inc. and Subsidiary Companies

of 6% in 2014, compared to 2013, primarily driven by share erosion due to generic competition and loss of exclusivity in the U.S. (December 2014) and in Developed Europe (November 2014), partially offset by strong demand from the lower back pain indication in Japan. Foreign exchange had a unfavorable impact of 2% in 2014, compared to 2013.
In the U.S., revenues decreased 10% in 2014 compared to 2013, primarily driven by share erosion due to generic competition, loss of exclusivity and reductions of inventory in the channel, partially offset by price increases.
Internationally, Celebrex operational revenues increased 2% in 2014 compared to 2013. Operational performance in international markets in 2014, compared to 2013, was driven by growth in Japan (strong performance in the low back pain and osteoarthritis indications), South Korea (maintaining share despite competition), and in emerging markets, partially offset by lower revenues in the developed markets in Europe due to loss of exclusivity and price reductions as governments continue to address their budget deficits. Foreign exchange had an unfavorable impact on international revenues of 4% in 2014, compared to 2013.

•
Lipitor (GEP) is for the treatment of elevated LDL-cholesterol levels in the blood. Lipitor has lost exclusivity and faces generic competition in all major developed markets. Branded Lipitor recorded worldwide revenues of $2.1 billion, or an operational decrease of 9% in 2014, compared to 2013, primarily due to the impact of loss of exclusivity in developed markets and brand erosion due to generic and branded products competition and increased payer pressure worldwide, partially offset by strong volume growth in China resulting from reallocation of field force and promotional efforts.

In the U.S., revenues decreased 44% in 2014 compared to 2013.
In our international markets, operational revenues decreased 1% in 2014, compared to 2013, primarily due to loss of exclusivity in developed markets and brand erosion due to generic and branded product competition and increased payer pressure worldwide, partially offset by strong volume growth in China. Foreign exchange had an unfavorable impact on international revenues of 2% in 2014, compared to 2013.

•
Viagra (GEP/GIP) is indicated for the treatment for erectile dysfunction. Viagra worldwide operational revenues decreased 9% in 2014, compared to 2013, primarily due to a decrease in international revenues. International (GEP) operational revenues decreased 24% in 2014, compared to 2013, primarily due to the entry of generics in developed Europe. Loss of exclusivity for Viagra in major European markets occurred in late-June 2013. Foreign exchange had an unfavorable impact on international revenues of 3% in 2014, compared to 2013. Revenues in the U.S. (GIP) increased 1% in 2014 compared to 2013.

•
Zyvox (GEP) is among the world’s best-selling branded agents used to treat serious Gram-positive pathogens, including methicillin-resistant staphylococcus-aureus. Zyvox worldwide operational revenues increased 1% in 2014, compared to 2013, due to favorable U.S. pricing and solid growth in Latin America and Africa/Middle East. Foreign exchange had an unfavorable impact of 1% in 2014, compared to 2013.

•
Sutent (O) is indicated for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma (mRCC); gastrointestinal stromal tumors after disease progression on, or intolerance to, imatinib mesylate; and advanced pancreatic neuroendocrine tumor. Sutent worldwide operational revenues decreased 1% in 2014, compared to 2013, primarily due to competitive pressure in developed markets, market challenges in China as well as timing of purchases in emerging markets, partially offset by price increases in the U.S. and increased market share in Japan and Latin America. Foreign exchange had an unfavorable impact of 1% in 2014, compared to 2013.

•
Norvasc (GEP) is indicated for the treatment of hypertension. Norvasc worldwide operational revenues decreased 6% in 2014 compared to 2013, and reflects, among other factors, generic erosion in Japan, partially offset by strong volume growth in China. Foreign exchange had an unfavorable impact of 4% in 2014, compared to 2013.

•
Our Premarin family of products (GEP) helps women address moderate-to-severe menopausal symptoms. Premarin worldwide operational revenues decreased 1% in 2014 compared to 2013. Revenues in the U.S. were unfavorably impacted by prescription volume declines for Premarin Family Oral brands, partially offset by increased marketing support, directing sales force efforts to select physicians and price increases.

•
BeneFIX and ReFacto AF/Xyntha (GIP) are hemophilia products using state-of-the-art manufacturing that assist patients with their lifelong bleeding disorders. BeneFIX worldwide operational revenues increased 3% in 2014, compared to 2013, primarily due to increased consumption and patient demand in several EU countries.

ReFacto AF/Xyntha recorded a 5% increase in worldwide operational revenues in 2014, compared to 2013, as a result of continued competitive patient conversions and hospital utilization in the U.S. and government purchases in Middle Eastern countries.

•
Pristiq (GEP) is approved for the treatment of major depressive disorder in the U.S. and in various other countries. Pristiq has also been approved for treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause in Thailand, Mexico, the Philippines and Ecuador. Pristiq recorded an increase in worldwide operational revenues of 7% in 2014, compared to 2013, primarily due to prescription growth in the emerging markets, Spain, Canada and Australia, as well as favorable pricing in the U.S. Foreign exchange had an unfavorable impact on international revenues of 8% in 2014, compared to 2013.

•
Chantix/Champix (GIP) is an aid to smoking-cessation treatment in adults 18 years of age and older. Worldwide operational revenues increased 1% in 2014 compared to 2013. Revenues in the U.S. increased 10% in 2014, compared to 2013, primarily due to price increases, partially offset by competition from OTC competitors, and a movement by smokers to e-cigarettes. International operational revenues decreased 8% in 2014, compared to 2013, primarily due to overall market decline across several key markets as a result of a challenging macro-economic environment, strong competitive pressure from aggressive Nicotine Replacement Therapy (NRT) consumer promotion and the widespread availability of e-cigarettes and use of prescription medication, as well as the lingering impact from previous negative media exposure. Foreign exchange had an unfavorable impact on international revenues of 4% in 2014, compared to 2013.

•
Xalkori (O), for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) that is anaplastic lymphoma kinase (ALK)-positive, is now approved in 82 countries, including the U.S., EU (conditional), Japan, South Korea, Canada,

22	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Australia and Switzerland, as well as in many emerging markets, including China, Russia, Mexico, India and Turkey. Xalkori recorded worldwide revenues of $438 million in 2014, an operational increase of 56%, compared to 2013 as a result of (i) an increase in diagnostic rates for the ALK gene abnormality, which has led to more patients being treated, extending duration of therapy, increasing market share, and increasing the number of prescriptions and (ii) price increases in the U.S. Foreign exchange had a 1% unfavorable impact in 2014, compared to 2013.

•
Inlyta (O), for the treatment of patients with advanced renal cell carcinoma (RCC) after failure of a prior systemic treatment, is now approved in 77 countries, including the U.S., EU, Switzerland, Japan, Canada, Australia and South Korea (exact indications vary by region). Inlyta recorded worldwide revenues of $410 million in 2014, an operational increase of 32%, compared to 2013, due to recent launches and share uptake. International operational revenues increased 41% in 2014, compared to 2013, primarily due to strong growth in developed markets in Europe, where a large proportion of oncologists are prescribing Inlyta. Foreign exchange had an unfavorable impact on international revenues of 6% in 2014, compared to 2013.

•
Xeljanz (GIP) was first approved in the U.S. in November 2012 for the treatment of adult patients with moderate to severe active rheumatoid arthritis and is now approved for use as a second-line therapy (after traditional disease-modifying antirheumatic drugs) in more than 35 markets including the U.S., Japan, Australia, Canada, Switzerland and Brazil. In 2014, Xeljanz experienced significant growth with tripling approvals and the number of market introductions compared to 2013. Xeljanz recorded worldwide revenues of $308 million in 2014, virtually all in the U.S., primarily driven by the FDA approval for a label update in February 2014 to include data on radiographic progression, which strengthens the clinical profile of Xeljanz as well as positive consumer awareness. Foreign exchange had a 2% unfavorable impact in 2014, compared to 2013.

Alliance revenues (GEP/GIP) worldwide operational revenues decreased 63% in 2014, compared to 2013, mainly due to:

◦
the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada in October 2013, which resulted in a decrease in operational revenues of $1.4 billion in 2014, compared to 2013. (While Enbrel alliance revenues declined $1.4 billion in 2014, we received royalty income from Enbrel in the U.S. and Canada of $531 million in 2014, an operational increase of approximately $440 million, which is recorded in Other (income)/deductions—net in the consolidated statements on income. See Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.);

◦
the expiration or near-term expiration of the co-promotion collaboration for Spiriva (GEP) in Japan, the U.S. (where the collaboration expired in April 2014), certain European countries, Australia, Canada and South Korea, which resulted in an operational decrease in Pfizer's share of Spiriva revenues of $490 million in 2014, compared to 2013; and

◦
the loss of exclusivity for Aricept in Canada in December 2013 and the termination of the co-promotion agreement in Japan in December 2012, which resulted in an operational decrease in Pfizer's share of Aricept revenues of approximately $137 million in 2014, compared to 2013, partially offset by

◦	an increase of $266 million for Eliquis worldwide revenues.

•
Eliquis (apixaban) (GIP) is being jointly developed and commercialized by Pfizer and Bristol-Myers Squibb (BMS). Eliquis is part of the Novel Oral Anticoagulant (NOAC) market; the agents in this class were developed as alternatives to warfarin in appropriate patients with certain conditions. In 2012, Eliquis (apixaban) was approved to reduce the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation (NVAF) in the U.S., Europe and Japan. Since then, the NVAF indication has been launched in the majority of markets around the world. In addition, Eliquis is approved in the U.S. and Europe for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and for the reduction in the risk of recurrent DVT and PE following initial therapy as well as for the prophylaxis of DVT, which may lead to PE, in patients who have undergone hip or knee replacement surgery. The two companies share commercialization expenses and profit/losses equally on a global basis. While Eliquis was the third entrant in this market, we believe it has a differentiated product profile and continue to invest in medical education and peer-to-peer programs to assist physicians in understanding the data, and in direct-to-consumer advertising in the U.S.

•
Embeda (GIP)—In November 2013, we announced that the FDA had approved a prior approval supplement for an update to the Embeda manufacturing process. This update addressed the pre-specified stability requirement that led to the voluntary recall of Embeda from the market in March 2011. In October 2014, the FDA approved an updated label for Embeda extended release capsules, for oral use, to include abuse-deterrence study data. Embeda is indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Embeda became available in the U.S. in February 2015.

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

We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D priorities include delivering a pipeline of differentiated therapies with the greatest scientific and commercial promise, innovating new capabilities that can position Pfizer for long-term leadership and creating new models for biomedical collaboration that will expedite the pace of innovation and productivity. To that end, our research primarily focuses on six high-priority areas that have a mix of small molecules and large molecules—immunology and inflammation; cardiovascular and metabolic diseases; oncology; vaccines; neuroscience and pain; and rare diseases. Another area of focus is biosimilars.

2014 Financial Report	23

Financial Review
Pfizer Inc. and Subsidiary Companies

Our development pipeline, which is updated quarterly, can be found at www.pfizer.com/pipeline. It includes an overview of our research and a list of compounds in development with targeted indication, phase of development and, for late-stage programs, mechanism of action. The information currently in our development pipeline is as of February 27, 2015.

The following series of tables provides information about significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as additional indications and new drug candidates in late-stage development.

RECENT FDA APPROVALS
PRODUCT	INDICATION	DATE APPROVED
Ibrance (Palbociclib)
An oral and selective reversible inhibitor of the CDK 4 and 6 kinases for the first-line treatment of patients with estrogen receptor-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) advanced breast cancer
February 2015
Trumenba (MnB rLP2086) (PF-05212366)	A prophylactic vaccine for active immunization to prevent invasive disease caused by Neisseria meningitidis serogroup B in individuals 10 through 25 years of age	October 2014
Eliquis (Apixaban)(a)	Treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and for the reduction in the risk of recurrent DVT and PE	August 2014
Eliquis (Apixaban)(a)	Prevention of DVT, which may lead to PE, in adult patients who have undergone hip or knee replacement surgery	March 2014

(a)	This indication for Eliquis (apixaban) was developed and is being commercialized in collaboration with Bristol-Myers Squibb (BMS).

PENDING U.S. NEW DRUG APPLICATIONS (NDA) AND SUPPLEMENTAL FILINGS
PRODUCT	INDICATION	DATE FILED*
ALO-02	A Mu-type opioid receptor agonist for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate	February 2015
Xeljanz (Tofacitinib)	Treatment of adult patients with moderate to severe chronic plaque psoriasis	February 2015
Tafamidis meglumine(a)	Treatment of transthyretin familial amyloid polyneuropathy (TTR-FAP)	February 2012
Celebrex (Celecoxib)(b)	Chronic pain	October 2009
Remoxy (Oxycodone Hydrochloride)(c)	Management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate	August 2008
Viviant (Bazedoxifene)(d)	Osteoporosis treatment and prevention	August 2006

*	The dates set forth in this column are the dates on which the FDA accepted our submissions.

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

(b)
In June 2010, we received a “complete response” letter from the FDA for the Celebrex chronic pain supplemental NDA. The supplemental NDA remains pending while we await the completion of the PRECISION trial, anticipated in 2016, which will inform our next steps. There are no additional granted patents related to this potential approval. The PRECISION trial is designed to assess the relative long-term cardiovascular safety of Celebrex compared to prescription doses of ibuprofen and naproxen in the treatment of arthritis pain.

(c)
In October 2014, we concluded an internal review of the top-line results of five recently completed clinical studies required to address the “complete response” letter received in June 2011 from the FDA with respect to Remoxy, and we notified Pain Therapeutics (PT) that we have decided to discontinue our agreement to develop and commercialize Remoxy. We will work together for an orderly transition of Remoxy to PT until the scheduled termination date in April 2015.

(d)
NDAs for Viviant (bazedoxifene) for treatment and prevention of post-menopausal osteoporosis remain pending before the FDA. In February 2008, the FDA advised it expected to convene an advisory committee pending responses to the “approvable letters” received in December 2007 and May 2008 with respect to the NDAs. In view of the approval of Duavee (conjugated estrogens/bazedoxifene), we continue to assess next steps for Viviant.

24	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Xalkori (Crizotinib)	Application filed in the EU for first line treatment of ALK-positive non-small cell lung cancer	—	January 2015
Duavive (Conjugated Estrogens/Bazedoxifene)	Approval in the EU for treatment of estrogen deficiency symptoms in postmenopausal women with a uterus (with at least 12 months since the last menses) for whom treatment with progestin-containing therapy is not appropriate	December 2014	—
Effexor SR (Venlafaxine HCl)	Application filed in Japan for treatment of depression/depressed state	—	December 2014
Bosulif (Bosutinib)	Approval in Japan for treatment of previously treated chronic myelogenous leukemia	September 2014	—
Eliquis (Apixaban)(a)	Approval in the EU for treatment of DVT and PE, and prevention of recurrent DVT and PE in adults	July 2014	—
Prevenar 13 Adult	Approval in Japan for prevention of pneumococcal disease caused by Streptococcus pneumoniae serotypes (1, 3, 4, 5, 6A, 6B, 7F, 9V, 14, 18C, 19A, 19F and 23F) in adults 65 years of age and older	June 2014	__

*	For applications in the EU, the dates set forth in this column are the dates on which the European Medicines Agency (EMA) validated our submissions.

(a)	This indication for Eliquis (apixaban) was developed and is being commercialized in collaboration with BMS.

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	INDICATION
Bosulif (Bosutinib)	First-line treatment for patients with chronic phase Philadelphia chromosome positive chronic myelogenous leukemia, which is being developed in collaboration with Avillion Group
Inlyta (Axitinib)	Adjuvant treatment of renal cell carcinoma, which is being developed in collaboration with SFJ Pharmaceuticals Group
Ibrance (Palbociclib)
An oral and selective reversible inhibitor of the CDK 4 and 6 kinases for the first-line treatment of patients with estrogen receptor-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) advanced breast cancer (ex-U.S.), as well as for the treatment of recurrent advanced breast cancer and, in collaboration with the German Breast Group, high-risk early breast cancer

Lyrica (Pregabalin)	Peripheral neuropathic pain; CR (once-a-day) dosing
Sutent (Sunitinib)	Adjuvant treatment of renal cell carcinoma
Tofacitinib(a)	Treatment of psoriasis (ex-US), ulcerative colitis, psoriatic arthritis, and QD MR (once-a-day) dosing
Vyndaqel (Tafamidis meglumine)	Adult symptomatic transthyretin cardiomyopathy

(a)	Tofacitinib QD is currently conducting pivotal Phase 1 studies with registrational intent.

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	INDICATION
Bococizumab (RN316) (PF-04950615)	A monoclonal antibody that inhibits PCSK9 for the treatment of hyperlipidemia and prevention of cardiovascular events
Dacomitinib
A pan-HER tyrosine kinase inhibitor for the first-line treatment of patients with advanced non-small cell lung cancer with EGFR activating mutations, which is being developed in collaboration with SFJ Pharmaceuticals Group

Ertugliflozin (PF-04971729)	An oral SGLT2 inhibitor for the treatment of type 2 diabetes, which is being developed in collaboration with Merck & Co., Inc.
Inotuzumab ozogamicin	An antibody drug conjugate, consisting of an anti-CD22 monotherapy antibody linked to a cytotoxic agent, calicheamycin, for the treatment of acute lymphoblastic leukemia
Trumenba (MnB rLP2086) (PF-05212366)	A prophylactic vaccine for active immunization to prevent invasive disease caused by Neisseria meningitidis serogroup B in individuals 10 through 25 years of age (ex-U.S.)
PF-06836922	A long-acting hGH-CTP for the treatment of growth hormone deficiency (GHD) in adults, which is being developed in collaboration with OPKO Health, Inc.
PF-06438179(a)	A potential biosimilar to Remicade® (infliximab)
PF-05280014(b)	A potential biosimilar to Herceptin® (trastuzumab)
PF-05280586(c)	A potential biosimilar to Rituxan® (rituximab)
Tanezumab(d)	An anti-nerve growth factor monoclonal antibody for the treatment of pain (on partial clinical hold)

(a)	Remicade® is a registered trademark of Janssen Biotech, Inc.

(b)	Herceptin® is a registered trademark of Genentech, Inc.

(c)	Rituxan® is a registered trademark of Biogen Idec, Inc.

2014 Financial Report	25

Financial Review
Pfizer Inc. and Subsidiary Companies

(d)
The tanezumab program is under a partial clinical hold by the FDA pending review of additional nonclinical data. Subject to the removal of the partial clinical hold, we are planning to continue development of tanezumab in 2015 for the treatment of osteoarthritis, chronic low back pain and cancer pain. In October 2013, we entered into a collaboration agreement with Eli Lilly and Company to jointly develop and globally commercialize tanezumab for those indications.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Business Development Initiatives” section of this Financial Review.

COSTS AND EXPENSES

Cost of Sales

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Cost of sales	$9,577	$9,586	$9,821	—	(2)
As a percentage of Revenues	19.3%	18.6%	18.0%
2014 v. 2013

Cost of sales increased as a percentage of revenues in 2014, compared to the same period in 2013. These increases are primarily due to the impact of losses of exclusivity and unfavorable changes in product mix, resulting from, among other things, the loss of Enbrel alliance revenue after October 31, 2013, when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and the loss of Spiriva alliance revenue in the U.S. as of April 29, 2014. Cost of sales in 2014 were relatively flat compared to 2013 as the unfavorable impact due to the changes in product mix discussed above was largely offset by favorable foreign exchange of 3%.
2013 v. 2012

Cost of sales decreased 2% in 2013, compared to 2012, primarily due to the favorable impact of foreign exchange of 4%, which more than offset the unfavorable impact of a shift in product mix due to the loss of exclusivity of certain products in various markets.

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Selling, informational and administrative expenses	$14,097	$14,355	$15,171	(2)	(5)
As a percentage of Revenues	28.4%	27.8%	27.8%

2014 v. 2013

SI&A expenses decreased 2% in 2014, compared to 2013, primarily due to:

•	lower expenses for field force and marketing expenses, reflecting the benefits of cost-reduction and productivity initiatives, partly in response to product losses of exclusivity;

•
a reduction related to a true-up of the 2013 fee payable to the federal government under the U.S. Healthcare Legislation based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs; and

•	the favorable impact of foreign exchange of 1%,
partially offset by:

•
increased investments in recently launched products and certain in-line products, as well as the launch and pre-launch marketing expenses for Trumenba (meningitis B vaccine) and Ibrance (palbociclib); and

•
a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

2013 v. 2012

SI&A expenses decreased 5% in 2013, compared to 2012, primarily due to:

•	savings generated from a reduction in marketing functions, partly in response to product losses of exclusivity and more streamlined corporate support functions; and

•	the favorable impact of foreign exchange of 1%,
partially offset by:

•	increased spending in support of several new product launches.

26	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Research and development expenses	$8,393	$6,678	$7,482	26	(11)
As a percentage of Revenues	16.9%	12.9%	13.7%
2014 v. 2013

R&D expenses increased 26% in 2014, compared to 2013, primarily due to:

•
a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge includes an $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of certain co-promotion rights for Xalkori given to Merck KGaA (for further discussion, see the "Our Business Development Initiatives" section of this Financial Review); and

•
costs associated with ongoing Phase 3 programs for certain new drug candidates, including our PCSK9 inhibitor, and ertugliflozin (in collaboration with Merck), investments in Ibrance (palbociclib) and our vaccines portfolio, including Trumenba, as well as potential new indications for previously approved products, especially for Xeljanz.

2013 v. 2012
R&D expenses decreased 11% in 2013, compared to 2012, primarily due to:

•	the non-recurrence of a $250 million payment to AstraZeneca in 2012 to obtain the exclusive, global, OTC rights to Nexium; and

•	lower charges related to implementing our cost-reduction and productivity initiatives.

See also the “Analysis of Operating Segment Information” section of this Financial Review.

Description of Research and Development Operations

Innovation is critical to the success of our company and drug discovery and development is time-consuming, expensive and unpredictable.
Our R&D spending is conducted through a number of matrix organizations––Research Units, within our Worldwide Research and Development organization, are generally responsible for research assets (assets that have not yet achieved proof-of-concept); Business Units are generally responsible for development assets (assets that have achieved proof-of-concept); and science-based and other platform-services organizations (for technical support and other services). For additional information by operating segment, see the "Analysis of Operating Segment Information" section of this MD&A.

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

Our Research Units are organized in a variety of ways (by therapeutic area or combinations of therapeutic areas, by discipline, by location, etc.) to enhance flexibility, cohesiveness and focus. Because of our structure, we can rapidly redeploy resources within a Research Unit between various projects as necessary because the workforce shares similar skills, expertise and/or focus.

Our science-based and other platform-services organizations, where a significant portion of our R&D spending occurs, provide technical expertise and other services to the various R&D projects, and are organized into science-based functions such as Pharmaceutical Sciences, Medicinal Chemistry, Drug Safety, and Development Operations, and non-science-based functions, such as Facilities, Business Technology and Finance. As a result, within each of these functions, we are able to migrate resources among projects, candidates and/or targets in any therapeutic area and in most phases of development, allowing us to react quickly in response to evolving needs.

Generally, we do not disaggregate total R&D expense by development phase or by therapeutic area since, as described above, we do not manage a significant portion of our R&D operations by development phase or by therapeutic area. Further, as we are able to adjust a significant portion of our spending quickly, as conditions change, we believe that any prior-period information about R&D expense by development phase or by therapeutic area would not necessarily be representative of future spending.

Amortization of Intangible Assets

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Amortization of intangible assets	$4,039	$4,599	$5,109	(12)	(10)
As a percentage of Revenues	8.1%	8.9%	9.3%

2014 Financial Report	27

Financial Review
Pfizer Inc. and Subsidiary Companies

Amortization of intangible assets decreased 12% in 2014, compared to 2013, and 10% in 2013, compared to 2012, primarily due to assets that became fully amortized at the end of their estimated useful lives.

See also Notes to Consolidated Financial Statements—Note10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Restructuring charges and certain acquisition-related costs	$250	$1,182	$1,810	(79)	(35)
Total additional depreciation––asset restructuring	261	291	573	(10)	(49)
Total implementation costs	270	231	392	17	(41)
Costs associated with acquisitions and cost-reduction/productivity initiatives(a)	$781	$1,704	$2,775	(54)	(39)

(a)
Comprises Restructuring charges and certain acquisition-related costs as well as costs associated with our cost-reduction/productivity initiatives included in Cost of sales, Research and development expenses and/or Selling, informational and administrative expenses, as appropriate.

Costs associated with acquisitions and cost-reduction/productivity initiatives decreased 54% in 2014, compared to 2013, due to lower costs incurred in most categories, primarily reflecting the fact that we had substantially completed many of the initiatives launched in prior periods.

In early 2014, we announced that we would be incurring costs in 2014-2016 related to new programs: our new global commercial structure reorganization and additional cost-reduction/productivity initiatives. For information about our current programs and expected total costs, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

The expected ongoing annual cost savings associated with our current programs, in the aggregate, are estimated to be approximately $2.5 billion by the end of 2016. The expected costs and costs savings in 2015 associated with these activities are reflected in our financial guidance for 2015. See also the “Our Financial Guidance for 2015” section of this MD&A.

In addition to these major initiatives, we continuously monitor our operations for cost reduction and/or productivity opportunities, especially in light of the losses of exclusivity and the expiration of collaborative arrangements for various products.

Other (Income)/Deductions––Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Other (income)/deductions—net	$1,009	$(532)	$4,022	*	*
* Calculation not meaningful.
For information about the components of Other (income)/deductions—net, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

PROVISION FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Provision for taxes on income	$3,120	$4,306	$2,221	(28)	94
Effective tax rate on continuing operations	25.5%	27.4%	19.8%

In all three years presented, our effective tax rate for continuing operations was impacted by favorable audit settlements and from the expiration of certain statutes of limitations in multiple jurisdictions covering various periods, among other factors. For details about these discrete elements that impacted our tax provisions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2014 v. 2013
The lower effective tax rate in 2014 compared to 2013 is primarily the result of:

•	the non-recurrence of the unfavorable tax rate associated with patent litigation settlement income of $1.3 billion recorded in 2013;

•
the non-recurrence of the non-deductibility of the $292 million of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer recorded in 2013;

•	the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business; and

28	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
the non-recurrence of the non-deductibility of the $223 million loss on an option to acquire the remaining interest in Teuto in 2013, since we expect to retain the investment indefinitely and income in 2014 resulting from a decline in the non-tax deductible estimated loss, from the aforementioned option, partially offset by:

•
the non-deductibility of the $215 million charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS;

•	a decrease in the favorable impact of the U.S. R&D tax credit as compared to 2013;

•
the non-recurrence of the U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the IRS with respect to audits of the Wyeth tax returns for the year 2006 through date of acquisition; and

•
a decrease in 2014 of the favorable impact of the resolution of certain tax positions, pertaining to prior years with various foreign tax authorities, and from the expiration of certain statutes of limitations as compared to 2013.

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

•
the non-deductibility of the $292 million of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer; and

•
the non-deductibility of the $223 million loss on an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely, and the non-deductibility of a $32 million impairment charge related to our equity-method investment in Teuto, partially offset by:

•	the change in the jurisdictional mix of earnings; and

•	the extension of the U.S. R&D tax credit (resulting in the full-year benefit of the 2012 and 2013 U.S. R&D tax credit being recorded in 2013).
Changes in Tax Laws

On February 28, 2013, the Governor of Puerto Rico signed into law Act No. 2-2013, amending Sections 2101 and 2102 of the Puerto Rico Internal Revenue Code of 1994, which provided for an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. The impact of Act No. 2-2013 is being recorded in Cost of sales and Provision for taxes on income, as appropriate. All expected impacts in 2015 have been reflected in our financial guidance for 2015.
On December 19, 2014, the President of the United States signed into law the Tax Increase Prevention Act of 2014 (the 2014 Act), which generally provides one year of retroactive tax relief for businesses by reinstating retroactively to January 1, 2014 certain tax benefits and credits, including the U.S. R&D tax credit, that had expired. Given the enactment date of the 2014 Act, the benefit related to our 2014 R&D spending was recorded in 2014. On December 31, 2014, the U.S. R&D tax credit expired. Since the U.S. R&D tax credit was in effect for all of 2014, the expiration has no impact on our 2014 results. All expected impacts in 2015 have been reflected in our financial guidance for 2015.

DISCONTINUED OPERATIONS

For information about our discontinued operations, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures.

ADJUSTED INCOME
General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management, and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income, and certain components of Adjusted income, in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, consumer healthcare (OTC) products, and vaccines––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. Similarly, we have defined the Adjusted income components as Revenues, Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/deductions––net each before the impact of purchase accounting for acquisitions, acquisition-related costs and certain significant items. The Adjusted income measure and the Adjusted income component measures are not, and should not be viewed as, a substitute for U.S. GAAP net income or U.S. GAAP net income components.

2014 Financial Report	29

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

•
senior management’s annual compensation is derived, in part, using this Adjusted income measure. Adjusted income is the performance metric utilized in the determination of bonuses under the Pfizer Inc. Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of Internal Revenue Code Section 162(m). Subject to the Section 162(m) limitation, the bonuses are funded from a pool based on the performance measured by three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. This metric accounts for 40% of the bonus pool funding. The pool applies to the bonus plans for virtually all bonus-eligible, non-sales-force employees worldwide, including the ELT members and other members of senior management.

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

See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for 2014, 2013 and 2012 below.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts, primarily associated with Pharmacia Corporation (acquired in 2003), Wyeth (acquired in 2009) and King Pharmaceuticals, Inc. (acquired in 2011), can include the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets, depreciation related to the increase/decrease in fair value of the acquired fixed assets, amortization related to the increase in fair value of acquired debt, and the fair value changes associated with contingent consideration. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the acquisition cost of those products.

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

30	2014 Financial Report

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

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, as well as any related gains or losses on the disposal of such operations such as the gains on the full disposition of our former Animal Health business (Zoetis) in June 2013 and the sale of our former Nutrition business in November 2012. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines for strategic fit with our operations, we do not build or run our businesses with the intent to sell them. Restatements due to discontinued operations do not impact compensation or change the Adjusted income measure for the compensation in respect of the restated periods, but are presented for consistency across all periods.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program that is specific in nature with a defined term, such as those related to our new global commercial structure reorganization and our other non-acquisition-related cost-reduction and productivity initiatives; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; amounts associated with transitional service, manufacturing and supply agreements in support of discontinued operations after sale; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation; or charges related to certain legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17A. Commitments and Contingencies: Legal Proceedings and in Part II, Item 1, "Legal Proceedings" in our Quarterly Reports on Form 10-Q filings. Normal, ongoing defense costs of the Company or settlements of and accruals for legal matters made in the normal course of our business would not be considered certain significant items.

2014 Financial Report	31

Financial Review
Pfizer Inc. and Subsidiary Companies

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information––Certain Line Items

	2014
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$49,605	$—	$—	$—	$(198)	$49,406
Cost of sales	9,577	101	(53)	—	(491)	9,134
Selling, informational and administrative expenses	14,097	1	—	—	(377)	13,721
Research and development expenses	8,393	2	—	—	(1,243)	7,153
Amortization of intangible assets	4,039	(3,884)	—	—	—	155
Restructuring charges and certain acquisition-related costs	250	—	(130)	—	(121)	—
Other (income)/deductions––net	1,009	139	—	—	(1,716)	(567)
Income from continuing operations before provision for taxes on income	12,240	3,641	183	—	3,749	19,812
Provision for taxes on income(b)	3,120	1,085	76	—	969	5,250
Income from continuing operations	9,119	2,556	107	—	2,780	14,562
Discontinued operations––net of tax	48	—	—	(48)	—	—
Net income attributable to noncontrolling interests	32	—	—	—	—	32
Net income attributable to Pfizer Inc.	9,135	2,556	107	(48)	2,780	14,530
Earnings per common share attributable to Pfizer Inc.––diluted	1.42	0.40	0.02	(0.01)	0.43	2.26
See end of tables for notes (a) and (b).

	2013
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$51,584	$—	$—	$—	$(132)	$51,452
Cost of sales	9,586	23	(116)	—	(220)	9,273
Selling, informational and administrative expenses	14,355	8	(8)	—	(183)	14,172
Research and development expenses	6,678	3	—	—	(127)	6,554
Amortization of intangible assets	4,599	(4,438)	—	—	—	161
Restructuring charges and certain acquisition-related costs	1,182	—	(252)	—	(930)	—
Other (income)/deductions––net	(532)	60	—	—	636	164
Income from continuing operations before provision for taxes on income	15,716	4,344	376	—	692	21,128
Provision for taxes on income(b)	4,306	1,198	(7)	—	313	5,810
Income from continuing operations	11,410	3,146	383	—	379	15,318
Discontinued operations––net of tax	10,662	—	—	(10,662)	—	—
Net income attributable to noncontrolling interests	69	—	—	(39)	—	30
Net income attributable to Pfizer Inc.	22,003	3,146	383	(10,623)	379	15,288
Earnings per common share attributable to Pfizer Inc.––diluted	3.19	0.46	0.06	(1.54)	0.05	2.22

32	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	2012
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$54,657	$—	$—	$—	$—	$54,657
Cost of sales	9,821	(1)	(258)	—	(70)	9,492
Selling, informational and administrative expenses	15,171	11	(9)	—	(144)	15,029
Research and development expenses	7,482	3	(6)	—	(521)	6,958
Amortization of intangible assets	5,109	(4,924)	—	—	—	185
Restructuring charges and certain acquisition-related costs	1,810	—	(673)	—	(1,137)	—
Other (income)/deductions––net	4,022	6	—	—	(3,167)	861
Income from continuing operations before provision for taxes on income	11,242	4,905	946	—	5,039	22,132
Provision for taxes on income(b)	2,221	1,343	203	—	2,588	6,355
Income from continuing operations	9,021	3,562	743	—	2,451	15,777
Discontinued operations––net of tax	5,577	—	—	(5,577)	—	—
Net income attributable to noncontrolling interests	28	—	—	—	—	28
Net income attributable to Pfizer Inc.	14,570	3,562	743	(5,577)	2,451	15,749
Earnings per common share attributable to Pfizer Inc.––diluted	1.94	0.47	0.10	(0.74)	0.33	2.10

(a)	For details of adjustments, see “Details of Income Statement Items Excluded from Adjusted Income” below.

(b)
The effective tax rate on Non-GAAP Adjusted income was 26.5% in 2014, 27.5% in 2013 and 28.7% in 2012. The effective tax rate in 2014 compared to 2013 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by a decrease in the favorable impact of the resolution of certain tax positions, pertaining to prior years, with various foreign tax authorities and from the expiration of certain statutes of limitations, as well as a decrease in the favorable impact of the U.S. R&D tax credit compared to last year. The effective tax rate for 2013 compared with 2012 was favorably impacted by the increase in tax benefits related to audit settlements with foreign jurisdictions and the expiration of certain statutes of limitations in multiple jurisdictions covering various periods, as well as the extension of the U.S. R&D tax credit that was signed into law in January 2013.

2014 Financial Report	33

Financial Review
Pfizer Inc. and Subsidiary Companies

Details of Income Statement Items Excluded from Adjusted Income

Adjusted income, as shown above, excludes the following items:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Purchase accounting adjustments
Amortization, depreciation and other(a)	$3,742	$4,367	$4,904
Cost of sales	(101)	(23)	1
Total purchase accounting adjustments—pre-tax	3,641	4,344	4,905
Income taxes(b)	(1,085)	(1,198)	(1,343)
Total purchase accounting adjustments—net of tax	2,556	3,146	3,562

Acquisition-related costs
Restructuring charges(c)	50	108	291
Transaction costs(c)	—	—	1
Integration costs(c)	80	144	381
Additional depreciation—asset restructuring(d)	53	124	273
Total acquisition-related costs—pre-tax	183	376	946
Income taxes(e)	(76)	7	(203)
Total acquisition-related costs—net of tax	107	383	743

Discontinued operations
Discontinued operations—net of tax(f)	(48)	(10,662)	(5,577)
Discontinued operations—net of tax, attributable to noncontrolling interests	—	39	—
Total discontinued operations—net of tax, attributable to Pfizer Inc.	(48)	(10,623)	(5,577)

Certain significant items
Restructuring charges(g)	121	930	1,137
Implementation costs and additional depreciation—asset restructuring(h)	478	398	692
Upfront fee associated with collaborative arrangement(i)	1,163	—	—
Additional year of Branded Prescription Drug Fee(j)	215	—	—
Patent litigation settlement income(k)	—	(1,342)	—
Other legal matters, net(l)	999	21	2,191
Gain associated with the transfer of certain product rights(l)	—	(459)	—
Certain asset impairments(m)	440	836	875
Business and legal entity alignment costs(n)	168	—	—
Costs associated with the Zoetis IPO(o)	—	18	125
Income associated with the transitional manufacturing and supply agreements with Zoetis(p)	(32)	(16)	—
Other(q)	197	306	19
Total certain significant items—pre-tax	3,749	692	5,039
Income taxes(r)	(969)	(313)	(2,588)
Total certain significant items—net of tax	2,780	379	2,451
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax, attributable to Pfizer Inc.	$5,394	$(6,715)	$1,179

(a)	Included primarily in Amortization of intangible assets.

(b)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(c)
Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes.

(d)
Represents the impact of changes in estimated useful lives of assets involved in restructuring actions related to acquisitions. For 2014, included in Cost of sales. For 2013, included in Cost of sales ($116 million) and Selling informational and administrative expenses ($8 million). For 2012, included in Cost of sales ($258 million), Selling informational and administrative expenses ($9 million) and Research and development expenses ($6 million).

(e)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. As applicable, each period may also include the impact of the remeasurement

34	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

of certain deferred tax liabilities as a consequence of our plant network restructuring activities: in 2014, there was a favorable impact; and in 2013, there was an unfavorable impact.

(f)
Included in Discontinued operations––net of tax. For 2014, represents post-close adjustments. For 2013, virtually all relates to our former Animal Health business, through June 24, 2013, the date of disposal. For 2012, virtually all relates to our former Nutrition business through November 30, 2012, the date of disposal (see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures).

(g)
Represents restructuring charges primarily incurred for our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(h)
Amounts primarily relate to our cost-reduction/productivity initiatives (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2014, virtually all included in Cost of sales ($253 million), Selling, informational and administrative expenses ($141 million) and Research and development expenses ($83 million) For 2013, included in Selling, informational and administrative expenses ($156 million), Research and development expenses ($127 million) and Cost of sales ($115 million). For 2012, included in Research and development expenses ($521 million), Selling, informational and administrative expenses ($141 million) and Cost of sales ($30 million).

(i)
Virtually all included in Research and development expenses. Represents a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge includes an $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of the co-promotion rights for Xalkori given to Merck KGaA.

(j)
Included in Selling, informational and administrative expenses. In 2014, represents a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

(k)
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

(m)
For 2014 and 2013, included in Other (income)/deductions—net. For 2012, substantially all included in Other (income)/deductions—net (see the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(n)	Included in Other (income)/deductions––net. In 2014, represents expenses for planning and implementing changes to our infrastructure to operate our new business segments.

(o)
Represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services. For 2013 and 2012, primarily included in Other (income)/deductions—net (see the "Other (Income)/Deductions—Net" section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(p)	Virtually all included in Revenues ($272 million) and in Cost of sales ($237 million) for 2014. Included in Revenues ($132 million) and in Cost of sales ($116 million) for 2013.

(q)
For 2014, virtually all included in Revenues ($74 million), Selling, informational and administrative expenses ($21 million) and Other (income)/deductions––net ($100 million). For 2013, included in Cost of sales ($11 million income), Selling, informational and administrative expenses ($26 million) and Other (income)/deductions––net ($291 million). In 2013, includes an estimated loss on an option to acquire the remaining interest in Laboratório Teuto Brasileiro S.A. (Teuto), a 40%-owned generics company in Brazil (approximately $223 million). In 2014, includes income resulting from a decline in the estimated loss from the aforementioned option (approximately $55 million).

(r)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2014 was favorably impacted by the decline in the non-tax deductible estimated loss recorded in the third quarter of 2013 related to an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely, and unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS. The amount in 2013 was favorably impacted by U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the IRS with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition and unfavorably impacted by (i) the tax rate associated with the patent litigation settlement income, (ii) the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer, and (iii) the aforementioned non-tax deductible estimated loss related to the Teuto option, since we expect to retain the investment indefinitely, and the non-deductibility of an impairment charge related to our equity method investment in Teuto. The amount in 2012 was favorably impacted by U.S. tax benefits of approximately $1.1 billion, representing tax and interest, resulting from a settlement with the IRS with respect to audits for multiple tax years (see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations).

2014 Financial Report	35

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF OPERATING SEGMENT INFORMATION

The following tables and associated notes provide additional information about the performance of our three operating segments—the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). For additional information about each operating segment, see the “Our Strategy––Commercial Operations” section of this Financial Review and Notes to Consolidated Financial Statements—Note 18. Segment, Geographic and Other Revenue Information.

(MILLIONS OF DOLLARS)	GIP(a)	VOC(a)	GEP(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
2014
Revenues	$13,861	$10,144	$25,149	$253	$49,406	$198	$49,605
Cost of sales	1,858	1,991	4,570	716	9,134	443	9,577
Selling, informational and administrative expenses	3,606	2,556	3,903	3,655	13,721	377	14,097
Research and development expenses	1,625	925	657	3,946	7,153	1,241	8,393
Amortization of intangible assets	45	24	85	—	155	3,884	4,039
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	250	250
Other (income)/deductions––net	(1,052)	(44)	(265)	794	(567)	1,577	1,009
Income from continuing operations before provision for taxes on income	$7,780	$4,692	$16,199	$(8,859)	$19,812	$(7,573)	$12,240

(MILLIONS OF DOLLARS)	GIP(a)	VOC(a)	GEP(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
2013(e)
Revenues	$14,317	$9,285	$27,619	$232	$51,452	$132	$51,584
Cost of sales	1,833	1,843	4,732	866	9,273	313	9,586
Selling, informational and administrative expenses	3,194	2,326	4,714	3,938	14,172	183	14,355
Research and development expenses	1,242	912	737	3,663	6,554	124	6,678
Amortization of intangible assets	45	13	100	3	161	4,438	4,599
Restructuring charges and certain acquisition-related costs	—	6	—	(5)	—	1,182	1,182
Other (income)/deductions––net	(545)	(31)	(216)	957	164	(696)	(532)
Income from continuing operations before provision for taxes on income	$8,549	$4,216	$17,552	$(9,189)	$21,128	$(5,412)	$15,716

(MILLIONS OF DOLLARS)	GIP(a)	VOC(a)	GEP(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
2012(e)
Revenues	$13,756	$8,991	$31,678	$231	$54,657	$—	$54,657
Cost of sales	1,924	1,822	4,945	802	9,492	329	9,821
Selling, informational and administrative expenses	2,798	2,372	5,750	4,109	15,029	142	15,171
Research and development expenses	1,105	1,180	884	3,789	6,958	523	7,482
Amortization of intangible assets	51	1	128	6	185	4,924	5,109
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	1,810	1,810
Other (income)/deductions––net	(447)	19	60	1,226	861	3,161	4,022
Income from continuing operations before provision for taxes on income	$8,325	$3,597	$19,910	$(9,701)	$22,132	$(10,889)	$11,242

(a)	Amounts represent the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment.

36	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(b)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside of our three operating segments and includes the following:

	2014
	Other Business Activities
(MILLIONS OF DOLLARS)	PCS(i)	WRD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$253	$—	$—	$—	$—	$253
Cost of sales	165	—	—	100	451	716
Selling, informational and administrative expenses	19	—	144	3,454	37	3,655
Research and development expenses	3	3,056	27	850	12	3,946
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(3)	(66)	—	795	67	794
Income from continuing operations before provision for taxes on income	$69	$(2,989)	$(171)	$(5,200)	$(567)	$(8,859)

	2013
	Other Business Activities
(MILLIONS OF DOLLARS)	PCS(i)	WRD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$232	$—	$—	$1	$—	$232
Cost of sales	142	—	—	143	582	866
Selling, informational and administrative expenses	14	1	146	3,699	78	3,938
Research and development expenses	3	2,799	23	823	16	3,663
Amortization of intangible assets	—	2	—	—	1	3
Restructuring charges and certain acquisition-related costs	—	—	—	—	(5)	(5)
Other (income)/deductions––net	(2)	(66)	1	1,025	(1)	957
Income from continuing operations before provision for taxes on income	$75	$(2,735)	$(169)	$(5,689)	$(671)	$(9,189)

	2012
	Other Business Activities
(MILLIONS OF DOLLARS)	PCS(i)	WRD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$231	$—	$—	$—	$—	$231
Cost of sales	142	—	—	114	546	802
Selling, informational and administrative expenses	13	2	128	3,914	52	4,109
Research and development expenses	3	2,552	287	920	27	3,789
Amortization of intangible assets	—	2	—	(1)	4	6
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(2)	(9)	2	1,113	122	1,226
Income from continuing operations before provision for taxes on income	$75	$(2,547)	$(417)	$(6,060)	$(751)	$(9,701)

(i)	PCS—the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation.

(ii)
WRD—the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(iii)
Medical—the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(iv)
Corporate—the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

2014 Financial Report	37

Financial Review
Pfizer Inc. and Subsidiary Companies

(v)	Other Unallocated—other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.
For information purposes only, for 2014, we estimate that Other costs, in the aggregate and as described above, but excluding (i) the revenues and costs associated with PCS; (ii) net interest expense included in Corporate (approximately $1.0 billion in Other (income)/deductions––net); and (iii) net gains on investments not attributable to an operating segment and included in Corporate (approximately $183 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

(PERCENTAGES)	GIP	VOC	GEP
WRD/Medical Costs
Selling, informational and administrative expenses	43% - 45%	24% - 26%	30% - 32%
Research and development expenses	48% - 52%	32% - 35%	16% - 18%
Other (income)/deductions––net	*	*	*
Total WRD/Medical Costs	47% - 51%	32% - 35%	17% - 19%

Corporate/Other Unallocated Costs
Cost of sales	10% - 12%	10% - 12%	76% - 78%
Selling, informational and administrative expenses	26% - 28%	20% - 22%	50% - 54%
Research and development expenses	45% - 49%	35% - 38%	16% - 18%
Other (income)/deductions––net	*	*	*
Total Corporate/Other Unallocated Costs	27% - 30%	21% - 24%	47% - 50%

Total WRD/Medical and Corporate/Other Unallocated Costs
Cost of sales	10% - 12%	10% - 12%	76% - 78%
Selling, informational and administrative expenses	27% - 29%	20% - 22%	49% - 53%
Research and development expenses	47% - 51%	33% - 36%	16% - 18%
Other (income)/deductions––net	*	*	*
Total WRD/Medical and Corporate/Other Unallocated Costs	35% - 38%	26% - 29%	35% - 38%

*
Amounts not material. After excluding net interest expense included in Corporate and net gains on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $27 million of income.

The percentages provided in the table above do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/Medical––The information provided in the table above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the research and development projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was virtually all derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(c)	See the “Adjusted Income” section of this Financial Review for a definition of these “Adjusted Income” components.

(d)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our Non-GAAP Adjusted measure of performance, see the “Adjusted Income” section of this Financial Review.

(e)
As our operations were not managed under the new structure until the beginning of the first quarter of 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for 2013 and 2012 include allocations. The amounts subject to allocation methods in 2013 and 2012 were approximately $2.1 billion and $2.3 billion, respectively, of selling, informational and administrative expenses and approximately $800 million and $990 million, respectively, of research and development expenses.

•	The selling, informational and administrative expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The research and development expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that the allocations are reasonable.

Global Innovative Pharmaceutical Operating Segment

2014 vs. 2013

•	Revenues decreased 3% to $13,861 million in 2014, compared to $14,317 million in the same period in 2013, which includes a decrease in operational revenues of 2% in 2014, primarily due to:

◦	the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada on October 31, 2013 (approximately $1.4 billion in 2014); and

◦	loss of exclusivity for Lyrica in Canada in February 2013 (a decline of approximately $67 million in 2014),

38	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

◦
strong operational growth from Lyrica, primarily in the U.S. and Japan, and Enbrel outside the U.S. and Canada, as well as the performance of recently launched products, including Eliquis, primarily in the U.S. and most other developed markets, and Xeljanz primarily in the U.S. (a combined increase of approximately $1.1 billion in 2014).

The unfavorable impact of foreign exchange of 1% in 2014 also contributed to the decrease in GIP revenues.
Total GIP revenues from emerging markets were $1.6 billion in 2014.

•
Cost of sales as a percentage of Revenues increased in 2014, compared to 2013, due to the loss of Enbrel alliance revenue after October 31, 2013 when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired as well as an unfavorable change in product mix. The increase in Cost of sales primarily reflects an unfavorable change in product mix.

•	Selling, informational and administrative expenses increased 13% in 2014 compared to 2013, reflecting increased investment in recently launched products and certain in-line products.

•	Research and development expenses increased 31% in 2014 compared to 2013, reflecting incremental investment in late-stage pipeline products.

•
The favorable change in Other (income)/deductions––net in 2014, compared to 2013, primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. As noted above, on that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and Pfizer became entitled to royalties for a 36-month period thereafter.

2013 vs. 2012:

•	Revenues increased 4% to $14,317 million in 2013, compared to $13,756 million in the same period in 2012, primarily due to:

◦	strong operational growth from Lyrica and Xeljanz in the U.S., and the launch in February 2013 of Eliquis.
partially offset by:

◦	the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada on October 31, 2013 (a decline of approximately $92 million in 2013); and

◦	loss of exclusivity for Lyrica in Canada in February 2013 (a decline of approximately $104 million in 2013).
Total GIP revenues from emerging markets were $1.6 billion in 2013.

•
Cost of sales as a percentage of Revenues decreased 1% in 2013 compared to 2012, partially due to the favorable impact of foreign exchange plus a favorable shift in product mix partially offset by the unfavorable impact of the loss of Enbrel alliance revenues after October 31, 2013.

•	Selling, informational and administrative expenses increased 14% in 2013 compared to 2012, reflecting increased investments in recently launched products and certain in-line products.

•	Research and development expenses increased 12% in 2013 compared to 2012, reflecting investment in pipeline assets and additional indications for Xeljanz.

•
The favorable change in Other (income)/deductions––net in 2013, compared to 2012, primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013.

Global Vaccines, Oncology and Consumer Healthcare Operating Segment

2014 vs. 2013:

•	Revenues increased 9% in 2014, compared to 2013, which includes an increase in operational revenues of 11% in 2014.

◦
Global Vaccines Revenues increased 13% to $4,480 million in 2014, compared to $3,965 million in 2013, reflecting an increase in operational revenues of 15% in 2014. The increase was primarily due to the performance of Prevnar 13 in the U.S., primarily reflecting the timing of government purchasing patterns, increased prices and increased demand among adults following the positive recommendation from the U.S. Centers for Disease Control and Prevention's Advisory Committee on Immunization Practices for use in adults aged 65 and over. International revenues for the Prevenar family increased 10% operationally in 2014, which primarily reflects increased shipments associated with the Global Alliance for Vaccines and Immunization (GAVI) as well as the timing of government purchases in various emerging markets compared with 2013.

Foreign exchange had an unfavorable impact of 2% on Vaccines revenues in 2014 compared to 2013.
Total Vaccines revenues from emerging markets were $1.0 billion in 2014.

◦
Global Oncology Revenues increased 12% to $2,218 million in 2014, compared to $1,978 million in 2013, reflecting an increase in operational revenues of 14% in 2014, due to continued strong underlying demand for recent product launches, Xalkori and Inlyta globally, as well as growth from Bosulif, primarily in the U.S.

Foreign exchange had an unfavorable impact of 2% on Oncology revenues in 2014 compared to the same period in 2013.
Total Oncology revenues from emerging markets were $375 million in 2014.

2014 Financial Report	39

Financial Review
Pfizer Inc. and Subsidiary Companies

◦
Consumer Healthcare Revenues increased 3% to $3,446 million in 2014, compared to $3,342 million in 2013, reflecting an increase in operational revenues of 5% in 2014, primarily due to the launch of Nexium 24HR in the U.S. in late-May 2014 and growth of vitamin supplement products in emerging markets, partially offset by a decrease in revenues for respiratory products in the U.S. and Canada due to a less severe cold and flu incidence, and for Advil due to the 2013 launch of Advil Film-Coated, which triggered increased retail purchases in the prior year.

Foreign exchange had an unfavorable impact of 2% on Consumer Healthcare revenues in 2014, compared to 2013.
Total Consumer Healthcare revenues from emerging markets were $942 million in 2014.

•	Cost of sales increased 8% to $1,991 million in 2014, compared to $1,843 million in 2013, primarily due to an increase in sales volumes, partially offset by favorable foreign exchange.

•
Selling informational and administrative expenses increased 10% in 2014, compared to 2013, primarily driven by Consumer Healthcare expenses incurred to support the launch of Nexium 24HR in the U.S., Prevnar 13 adult investment, as well as the launch and pre-launch marketing expenses for Trumenba (meningitis B vaccine) and Ibrance (palbociclib).

•
Research and development expenses increased 1% in 2014, compared to 2013, reflecting increased investment in Ibrance (palbociclib) and our vaccines portfolio (including Trumenba), as well as costs associated with our anti-PD-L1 alliance with Merck KGaA, partially offset by lower costs for certain oncology programs.

2013 vs. 2012:

•	Revenues increased 3% in 2013, compared to the same periods in 2012.

◦
Global Vaccines Revenues decreased 5% to $3,965 million in 2013, compared to $4,167 million in 2012, primarily due to lower revenues from Prevnar as a result of decreased government purchases in the U.S.

Total Vaccines revenues from emerging markets were $878 million in 2013.

◦	Global Oncology Revenues increased 23% to $1,978 million in 2013, compared to $1,613 million in the same period in 2012, due to new product growth from Inlyta and Xalkori.
Total Oncology revenues from emerging markets were $363 million in 2013.

◦
Consumer Healthcare Revenues increased 4% to $3,342 million in 2013, compared to $3,212 million in 2012, due to strong growth for Centrum as a result of several recent product launches; increased promotional activities for various products in key markets; and the growth of Emergen-C in the U.S. due to expanded distribution and promotional activities, partially offset by a decline in sales of pain management products (mostly in the U.S.).

Total Consumer Healthcare revenues from emerging markets were $925 million in 2013.

•	Cost of sales increased 1% to $1,843 million in 2013, compared to $1,822 million in 2012, primarily due to increased sales volumes.

•
Research and development expenses decreased 23% in 2013, compared to 2012, primarily driven by the non-recurrence of a $250 million payment to AstraZeneca in 2012 to obtain the exclusive, global, OTC rights to Nexium.

Global Established Pharmaceutical Operating Segment

2014 vs. 2013:

•	Revenues decreased 9%, to $25,149 million in 2014, compared to $27,619 million in 2013, including a decrease in operational revenues of 7% in 2014, primarily due to:

◦
the loss of exclusivity and subsequent launch of multi-source generic competition for Detrol LA in the U.S. in January 2014, Celebrex in the U.S. in December 2014 and developed Europe in November 2014, Viagra in most major European markets in June 2013 as well as Aricept in Canada in December 2013 (aggregate decline of approximately $826 million in 2014);

◦
the expiration or near-term expiration of the co-promotion collaboration for Spiriva in most countries, which has resulted in a decline in Pfizer’s share of Spiriva revenues (approximately $490 million in 2014);

◦	a decline in branded Lipitor revenues in the U.S. and most other developed markets as a result of continued generic competition (approximately $388 million in 2014);

◦	the operational decline of certain products, including Effexor, Norvasc, atorvastatin, Zosyn/Tazocin, Metaxalone, Ziprasidone and Tygacil (approximately $428 million in 2014);

◦	an operational decline due to loss of exclusivity for certain other products in developed markets (approximately $170 million in 2014); and

◦	a decline in Aricept, not including Canada, revenues primarily due to the termination of the co-promotion agreement in Japan in December 2012 (approximately $75 million in 2014), partially offset by:

◦	the operational growth of Lipitor in China (approximately $164 million in 2014);

◦	the strong operational performance of Lyrica in Europe (growth of approximately $144 million in 2014); and

◦	the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan (approximately $37 million in 2014).
Foreign exchange had an unfavorable impact of 2% on GEP revenues in 2014.
Total GEP revenues from emerging markets were $7.5 billion in 2014.

40	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Cost of sales as a percentage of Revenues increased 1% in 2014 compared to 2013, primarily due to the impact of losses of exclusivity and an unfavorable change in product mix. The 3% decrease in Cost of sales is primarily driven by favorable foreign exchange.

•
Selling, informational and administrative expenses decreased 17% in 2014, compared to 2013, due to lower expenses for field force and marketing expenses, reflecting the benefits of cost-reduction and productivity initiatives.

•
Research and development expenses decreased 11% in 2014 compared to 2013, due to lower clinical trial expenses and the benefits from cost-reduction and productivity initiatives, partially offset by increased spending on our biosimilars development programs.

2013 vs. 2012:

•	Revenues decreased 13%, to $27,619 million in 2013, compared to $31,678 million in 2012, primarily due to:

◦	the continued erosion of branded Lipitor in the U.S., developed Europe and certain other developed markets (approximately $1.7 billion in 2013);

◦	the loss of exclusivity of Geodon and Revatio in the U.S. and Xalabrands in developed Europe and Australia (down approximately $514 million in 2013);

◦
lower Alliance revenues from Spiriva (down approximately $475 million in 2013), reflecting the ongoing expiration of the Spiriva collaboration in certain countries, and Aricept (down approximately $395 million), due to loss of exclusivity in many major European markets;

◦	lower revenues from Viagra (down approximately $108 million in 2013) primarily due to loss of exclusivity in most major markets in Europe;

◦	lower revenues from Zosyn (down approximately $55 million in 2013); and

◦	lower revenues from generic atorvastatin (approximately $145 million), partially offset by:

◦	the strong operational performance of Lyrica, Celebrex and Pristiq (up approximately $1.7 billion in developed markets); and

◦	the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan.
Total GEP revenues from emerging markets were $7.4 billion in 2013.

•	Cost of sales as a percentage of Revenues increased 2% in 2013 compared to 2012, due to the impact of product losses of exclusivity and an unfavorable change in product mix.

•
Selling, informational and administrative expenses decreased 18% in 2013, compared to 2012, due to lower expenses for field force and marketing expenses, reflecting the benefits of cost-reduction and productivity initiatives.

•	Research and development expenses decreased 17% in 2013 compared to 2012, due to lower clinical trial expenses and the benefits from cost-reduction and productivity initiatives.

•	The favorable change in Other (income)/deductions––net in 2013 primarily reflects income derived from the sale of product rights.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Changes in the components of Accumulated other comprehensive loss reflect the following:
2014

•
For Foreign currency translation adjustments, reflects primarily the weakening of the euro against the U.S dollar, and, to a lesser, extent the weakening of the Japanese yen, Canadian dollar, Brazilian real and U.K. pound against the U.S dollar. Also, includes the reclassification of amounts associated with legal entity dispositions into income.

•
For Unrealized holding gains on derivative financial instruments, net reflects the impact of fair value remeasurements and the reclassification of realized amounts into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Unrealized holding gains/(losses) on available-for-sale securities, net reflects the impact of fair value remeasurements and the reclassification of realized amounts into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Benefit plans: actuarial gains/(losses), net, reflects the actuarial losses related primarily to a decrease in the discount rate. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

•
For Benefit plans: prior service credits and other, net, reflects an amendment to our post-retirement plans that decreased the benefit obligation by transferring certain plan participants to a retiree drug coverage program eligible for a Medicare Part D plan subsidy. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

2013

•
For Foreign currency translation adjustments, reflects the weakening of several currencies against the U.S. dollar, primarily the Japanese yen, the Australian dollar, the Canadian dollar and the Brazilian real, partially offset by the strengthening of several currencies against the

2014 Financial Report	41

Financial Review
Pfizer Inc. and Subsidiary Companies

U.S. dollar, primarily the euro and to a lesser extent the U.K. pound, as well as the reclassification of amounts associated with dispositions into income.

•
For Unrealized holding gains on derivative financial instruments, net reflects the impact of fair value remeasurements and the reclassification of realized gains into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Unrealized holding gains/(losses) on available-for-sale securities, net reflects the impact of fair value remeasurements and the reclassification of realized gains into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
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

•
For Foreign currency translation adjustments, reflects the weakening of several currencies against the U.S. dollar, primarily the euro, the Japanese yen, the Australian dollar and the Brazilian real, and the reclassification of amounts associated with dispositions into income.

•
For Unrealized holding gains on derivative financial instruments, net reflects the impact of fair value remeasurements and the reclassification of realized gains into income. See also Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Unrealized holding gains/(losses) on available-for-sale securities, net reflects the impact of fair value remeasurements and the reclassification of realized losses into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Benefit plans: actuarial gains/(losses), net, reflects the impact of actuarial losses (due to a decrease in the discount rate, partially offset by higher-than-expected returns on plan assets) and the reclassification of certain amounts related to amortization and curtailments/settlements into income. See also Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

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

For information about our tax accounts, including Current deferred tax assets and other current tax assets, Noncurrent deferred tax assets and other noncurrent tax assets, Noncurrent deferred tax liabilities and Other taxes payable, see Notes to Consolidated Financial Statements—Note 5. Tax Matters.

For a description of changes in Total Equity, see the consolidated statements of equity.

All of the changes in our asset and liability accounts as of December 31, 2014, compared to December 31, 2013, generally reflect, among other things, decreases due to changes in foreign currency exchange rates, some of which impacts were significant. The following explanations exclude the impact of foreign exchange.

•	For Accounts receivable, less allowance for doubtful accounts, the change also reflects the timing of sales and collections in the normal course of business.

•	For Inventories, the change also reflects planned inventory reductions, partially offset by inventory builds in advance of plant shutdowns/product transfers and new product launches.

•
For Other current assets, the change also reflects the receipt of the remaining portion of the Protonix patent litigation settlement income recognized in 2013, and other receipts in the normal course of business, partially offset by an increase in receivables associated with our derivative financial instruments.

•	For Property, plant and equipment, less accumulated depreciation, the change also reflects depreciation, partially offset by capital additions.

•
For Identifiable intangible assets, less accumulated amortization, the change reflects amortization and, to a much lesser extent, asset impairment charges, partially offset by assets acquired as part of the InnoPharma acquisition,the Nexium OTC milestones and other asset acquisitions. For additional information about our intangible assets, see Notes to Consolidated Financial Statements—Note 10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets. For additional information about the asset impairment charges, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net. For additional information about the assets

42	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

acquired as part of the InnoPharma acquisition and the Nexium OTC milestones, see Notes to Consolidated Financial Statements—Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments.

•
For Goodwill, the change also reflects the goodwill associated with the acquisition of InnoPharma. For additional information about the acquisition of InnoPharma, see Notes to Consolidated Financial Statements—Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments.

•	For Other noncurrent assets, the change also reflects a decrease in the receivables associated with our derivative financial instruments.

•
For Other current liabilities, the change also reflects payments of our restructuring liabilities, a decrease in the payables associated with our derivative financial instruments, as well as the timing of other payments and accruals in the normal course of business, partially offset by an increase in legal related liabilities and the accrual of the additional Branded Prescription Drug Fee, not yet paid. For additional information about the Branded Prescription Drug Fee accruals, see the “Our Operating Environment” section of this Financial Review.

•
For Pension benefit obligations, net and Postretirement benefit obligations, net, the change reflects, among other things, a decrease in our discount rate assumptions used in the measurement of the plan obligations, as well as the impact of revised mortality assumptions. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

•
For Other noncurrent liabilities, the change also reflects an increase related to the liability in respect of the Xalkori co-promotion rights given to Merck KGaA and an increase in the noncurrent payables associated with our derivative financial instruments, partially offset by a decrease in our non-current restructuring accruals. For additional information about the Xalkori co-promotion rights, see Notes to Consolidated Financial Statements—Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2014	2013	2012	14/13	13/12
Cash provided by/(used in):
Operating activities	$16,883	$17,684	$16,746	(5)	6
Investing activities	(5,654)	(10,544)	6,154	(46)	*
Financing activities	(9,986)	(14,975)	(15,999)	(33)	(6)
Effect of exchange-rate changes on cash and cash equivalents	(83)	(63)	(2)	32	*
Net increase/(decrease) in Cash and cash equivalents	$1,160	$(7,898)	$6,899	*	*

*	Calculation not meaningful.

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

Operating Activities

2014 v. 2013

Our net cash provided by operating activities was $16.9 billion in 2014, compared to $17.7 billion in 2013. The decrease in net cash provided by operating activities reflects operating earnings impacted by the timing of receipts and payments in the ordinary course of business, as well as the upfront cash payment of $850 million in connection with our collaborative arrangement with Merck KGaA. For additional information, see Notes to Consolidated Financial Statements—Note 2C. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Collaborative Arrangements.

In 2014, the change in the line item called Other adjustments, net, primarily reflects the non-cash changes in the estimated loss on the Teuto call/put option. For additional information, see Notes to Consolidated Financial Statements—Note 2E. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Equity-Method Investments.

2013 v. 2012

Our net cash provided by operating activities was $17.7 billion in 2013, compared to $16.7 billion in 2012. The increase in net cash provided by operating activities reflects the timing of receipts and payments in the ordinary course of business, including the receipt in 2013 of a portion of the Protonix patent litigation settlement income and payments against legal accruals (see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

2014 Financial Report	43

Financial Review
Pfizer Inc. and Subsidiary Companies

Investing Activities

2014 v. 2013

Our net cash used in investing activities was $5.7 billion in 2014, compared to $10.5 billion in 2013. The decrease in net cash used by investing activities was primarily attributable to:

•	net purchases of investments of $4.2 billion in 2014, compared to $9.4 billion in 2013, partially offset by:

•	cash paid of $195 million, net of cash acquired, for the acquisition of InnoPharma in 2014.
2013 v. 2012

Our net cash used in investing activities was $10.5 billion in 2013, compared to net cash provided by investing activities of $6.2 billion in 2012. The increase in net cash used in investing activities was primarily attributable to:

•
the nonrecurrence of net proceeds received on November 30, 2012 from the sale of our Nutrition business of $11.85 billion (see Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures); and

•	net purchases of investments of $9.4 billion in 2013, compared to net purchases of investments of $3.4 billion in 2012, partially offset by:

•
cash paid of $1.1 billion, net of cash acquired, for our acquisitions of Alacer, Ferrosan and NextWave in 2012 (see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Acquisitions).

Financing Activities

2014 v. 2013

Our net cash used in financing activities was $10.0 billion in 2014, compared to $15.0 billion in 2013. The decrease in net cash used in financing activities was primarily attributable to:

•	purchases of common stock of $5.0 billion in 2014, compared to $16.3 billion in 2013, partially offset by:

•	net proceeds from borrowings of $548 million in 2014, compared to net proceeds from borrowings of $6.0 billion in 2013; and

•	proceeds from the exercise of stock options of $1.0 billion in 2014, compared to $1.8 billion in 2013.

2013 v. 2012

Our net cash used in financing activities was $15.0 billion in 2013, compared to $16.0 billion in 2012. The decrease in net cash used in financing activities was primarily attributable to:

•	net proceeds from borrowings of $6.0 billion in 2013, compared to net repayments of borrowings of $1.7 billion in 2012; and

•	proceeds from the exercise of stock options of $1.8 billion in 2013 compared to $0.6 billion in 2012, partially offset by:

•	purchases of common stock of $16.3 billion in 2013, compared to $8.2 billion in 2012.

Supplemental Schedule of Non-Cash Investing and Financing Information

In 2013, we had the following non-cash transactions:

•	we sold Zoetis common stock for Pfizer common stock valued at $11.4 billion;

•	we exchanged Zoetis common stock for the retirement of Pfizer commercial paper issued in 2013 for $2.5 billion;

•	we exchanged Zoetis senior notes for the retirement of Pfizer commercial paper issued in 2012 for $1.0 billion;

•	we transferred certain product rights, valued at $1.2 billion, to an equity-method investment (Hisun Pfizer); and

•	we contributed an investment, valued at $447 million, in connection with the resolution of a legal matter (Quigley).

Zoetis is our former Animal Health business. For further details on Zoetis-related transactions, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures. For further details on the transfer of certain product rights, see Notes to Consolidated Financial Statements—Note 2E. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Equity-Method Investments.

44	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

For additional information about our share-purchase plans, see the “Share-Purchase Plans” section of this Financial Review.

Our long-term debt is rated high-quality by both Standard & Poor’s (S&P) and Moody’s Investors Service (Moody's). See the “Credit Ratings” section below. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified and available-for-sale debt securities.

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of our liquidity and capital resources:
	As of December 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2014	2013
Selected financial assets:
Cash and cash equivalents(a)	$3,343	$2,183
Short-term investments(a)	32,779	30,225
Long-term investments(a)	17,518	16,406
	53,640	48,814
Debt:
Short-term borrowings, including current portion of long-term debt	5,141	6,027
Long-term debt	31,541	30,462
	36,682	36,489
Net financial assets(b)	$16,958	$12,325

Working capital	$36,071	$32,878
Ratio of current assets to current liabilities	2.67:1	2.41:1
Total Pfizer Inc. shareholders' equity per common share(c)	$11.33	$11.93

(a)	See Notes to Consolidated Financial Statements––Note 7. Financial Instruments for a description of certain assets held and for a description of credit risk related to our financial instruments held.

(b)
Net financial assets increased during 2014 as net cash provided by operating activities and the proceeds from the exercise of stock options, among other things, more than offset dividend payments, share purchases, and capital investments. For additional information, see the “Analysis of the Consolidated Statements of Cash Flows” section of this Financial Review.

(c)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury shares).

For additional information about the sources and uses of our funds, see the “Analysis of the Consolidated Balance Sheets” and “Analysis of the Consolidated Statements of Cash Flows” sections of this Financial Review.

On May 15, 2014, we completed a public offering of $4.5 billion aggregate principal amount of senior unsecured notes (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt).

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

2014 Financial Report	45

Financial Review
Pfizer Inc. and Subsidiary Companies

Subsequent Event
On February 5, 2015, we announced that we have entered into a definitive merger agreement under which we agreed to acquire Hospira, the world’s leading provider of injectable drugs and infusion technologies and a global leader in biosimilars, for $90 per share in cash, for a total enterprise value of approximately $17 billion. We expect to finance the transaction through a combination of existing cash and new debt, with approximately two-thirds of the value financed from cash and one-third from debt. For additional information, see Notes to Consolidated Financial Statements––Note 19. Subsequent Events.

Domestic and International Short-Term Funds

Many of our operations are conducted outside the U.S., and significant portions of our cash, cash equivalents and short-term investments are held internationally. We generally hold up to $10 billion of our short-term funds in U.S. tax jurisdictions. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of our ongoing liquidity assessments, we regularly monitor the mix of domestic and international cash flows (both inflows and outflows). Repatriation of overseas funds can result in additional U.S. federal, state and local income tax payments. We record U.S. deferred tax liabilities for certain unremitted earnings, but when amounts earned overseas are expected to be indefinitely reinvested outside the U.S., no accrual for U.S. taxes is provided.

Accounts Receivable

We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. Historically, payments from a number of these European governments and government agencies extend beyond the contractual terms of sale. There have been some improvements in the amount of outstanding accounts receivable balances in excess of one year.

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

As of December 31, 2014, we had about $814 million in aggregate gross accounts receivable from governments and/or government agencies in Italy, Spain, Portugal and Greece where economic conditions remain challenging and uncertain. Such receivables in excess of one year from the invoice date, totaling $96 million, were as follows: $36 million in Italy; $25 million in Spain; $24 million in Portugal; and $11 million in Greece.

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

The following table provides the current ratings assigned by these rating agencies to our commercial paper and senior unsecured non-credit-enhanced long-term debt:
NAME OF RATING AGENCY	Pfizer Commercial Paper	Pfizer Long-Term Debt		Date of Last Rating Change
	Rating	Rating	Outlook
Moody’s	P-1	A1	Stable	October 2009
S&P	A-1+	AA	Stable	October 2009

46	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

See also "Subsequent Event" above.

Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2014, we had access to $8.4 billion of lines of credit, of which $822 million expire within one year. Of these lines of credit, $8.1 billion are unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2019, may be used to support our commercial paper borrowings.

See also "Subsequent Event" above.

Global Economic Conditions––General

The global economic environment has not had, nor do we anticipate it will have, a material impact on our liquidity or capital resources. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future. As markets conditions change, we continue to monitor our liquidity position.
Global Economic Conditions––Venezuela Operations

Our Venezuela operations continue to operate with the U.S. dollar as the functional currency due to the hyperinflationary status of the Venezuelan economy.

On February 13, 2013, the Venezuelan government devalued its currency from a rate of 4.3 to 6.3 of Venezuelan currency to the U.S. dollar. We incurred a foreign currency loss of $80 million immediately on the devaluation as a result of remeasuring the local balance sheets, and have experienced and expect to continue to experience adverse impacts to our earnings as our revenues and expenses in Venezuela continue to be translated into U.S. dollars at the lower 6.3 rate.

In the first quarter of 2014, the Venezuelan government expanded the number of exchange mechanisms, such that there are now three official rates of exchange. As of December 31, 2014, these were the CENCOEX rate of 6.3; as of November 3, 2014, the SICAD I rate at approximately 12 (the last reported SICAD I rate); and, as of December 31, 2014, the SICAD II rate at approximately 50. On February 10, 2015, the Venezuelan government announced a new exchange mechanism, the SIMADI, and the unification of the SICAD I and SICAD II mechanisms, but with no reported exchanges to date. On February 12, 2015, the SIMADI rate was 170 and has approximated that amount since then.

We continue to use the CENCOEX rate of 6.3 to report our Venezuela financial position, results of operations and cash flows, since we believe that the nature of our business operations in Venezuela (the importation, manufacture and distribution of pharmaceutical products and, to a lesser extent, consumer healthcare goods) would qualify for the most preferential rates permitted by law.

We cannot predict whether there will be further devaluations of the Venezuelan currency or whether our use of the 6.3 rate will continue to be supported by evolving facts and circumstances. Further, other potential actions by the Venezuelan government in response to economic uncertainties could impact the recoverability of our investment in Venezuela, which could result in an impairment charge and, under extreme circumstances, could impact our ability to continue to operate in the country in the same manner as we have historically.

As of December 31, 2014, our net monetary assets in Venezuela that are subject to revaluation totaled approximately $510 million (remeasured at the 6.3 rate). During 2014, our Revenues from Venezuela totaled approximately $716 million (converted using the 6.3 rate). These amounts may grow in the future.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2014, mature as follows:
		Years
(MILLIONS OF DOLLARS)	Total	2015	2016-2017	2018-2019	Thereafter
Long-term debt, including current portion(a)	$34,552	$3,011	$7,953	$7,170	$16,418
Interest payments on long-term debt obligations(b)	16,882	1,308	2,424	2,030	11,119
Other long-term liabilities(c)	3,759	459	798	795	1,707
Lease commitments(d)	1,482	185	313	203	781
Purchase obligations and other(e)	4,087	1,102	1,169	657	1,159
Uncertain tax positions(f)	54	54	—	—	—

(a)	Long-term debt consists of senior unsecured notes, including fixed and floating rate, foreign currency denominated, and other notes.

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

2014 Financial Report	47

Financial Review
Pfizer Inc. and Subsidiary Companies

the required funding obligations are not expected to be material and/or because such liabilities do not necessarily reflect future cash payments, as the impact of changes in economic conditions on the fair value of the pension plan assets and/or liabilities can be significant; note that we currently anticipate contributing approximately $1.2 billion to these plans in 2015, inclusive of a $1.0 billion voluntary contribution in January. Also, excludes $4.0 billion of liabilities related to legal matters, employee terminations and the fair value of derivative financial instruments and other, most of which do not represent contractual obligations. See also our liquidity discussion above in this "Analysis of Financial Condition, Liquidity and Capital Resources" section, as well as the Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, Note 7A. Financial Instruments: Selected Financial Assets and Liabilities, Note 11E. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Cash Flows, and Note 17. Commitments and Contingencies.

(d)	Includes operating and capital lease obligations.

(e)
Includes agreements to purchase goods and services that are enforceable and legally binding and includes amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

(f)
Includes only income tax amounts currently payable. We are unable to predict the timing of tax settlements related to our noncurrent obligations for uncertain tax positions as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation.

The above table includes amounts for potential milestone payments under collaboration, licensing or other arrangements, if the payments are deemed reasonably likely to occur. Payments under these agreements generally become due and payable only upon the achievement of certain development, regulatory and/or commercialization milestones, which may span several years and which may never occur.

In 2015, we expect to spend approximately $1.4 billion on property, plant and equipment. Planned capital spending mostly represents investment to maintain existing facilities and capacity. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

See also "Subsequent Event" above.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2014, recorded amounts for the estimated fair value of these indemnifications were not significant.

Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Share-Purchase Plans

Our December 2011 $10 billion share-purchase plan was exhausted in the first quarter of 2013. Our November 2012 $10 billion share-purchase plan was exhausted in the fourth quarter of 2013. On June 27, 2013, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, and share purchases commenced thereunder in October 2013. On October 23, 2014, we announced that the Board of Directors had authorized an additional $11 billion share-purchase plan.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans:
(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2014	2013	2012
Shares of common stock purchased	165	563	349
Cost of purchase	$5.0	$16.3	$8.2

After giving effect to share purchases through year-end 2014, our remaining share-purchase authorization was approximately $11.5 billion at December 31, 2014.

On February 9, 2015, we entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. to repurchase $5 billion of our common stock. This agreement was entered into pursuant to our previously announced share repurchase authorization. For additional information, see Notes to Consolidated Financial Statements––Note 19. Subsequent Events.

Dividends on Common Stock

We paid dividends on our common stock of $6.6 billion in 2014, $6.6 billion in 2013 and $6.5 billion in 2012. In December 2014, our Board of Directors declared a first-quarter 2015 dividend of $0.28 per share, payable on March 3, 2015, to shareholders of record at the close of business on February 6, 2015. The first-quarter 2015 cash dividend will be our 305th consecutive quarterly dividend.

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

48	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW ACCOUNTING STANDARDS

Recently Adopted Accounting Standard

See Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2014

The following table provides a brief description of recently issued accounting standards, not yet adopted:
Standard	Description	Effective Date	Effect on the Financial Statements or Other Significant Matters

In April 2014, the FASB issued amended guidance related to discontinued operations.
The new guidance limits the presentation of discontinued operations to business circumstances when the disposal of the business operation represents a strategic shift that has had or will have a major effect on our operations and financial results.
January 1, 2015.
As required, we will adopt the new provisions on a prospective basis only and we do not expect that the provisions of this new standard will have a significant impact on our consolidated financial statements.

In November 2014, FASB issued amended guidance related to accounting for hybrid financial instruments issued or held as investments.
The new guidance clarifies that for hybrid financial instruments in the form of stock, the assessment of whether the embedded derivative is clearly and closely related to the host instrument must consider the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract.
		January 1, 2016	We do not expect that the provisions of this new standard will have any material impact on our consolidated financial statements.
In August 2014, the FASB issued amended guidance related to disclosure of uncertainties about the ability of an entity to continue as a going concern.
The new guidance requires management of all entities to evaluate whether there is substantial doubt about the entity's ability to continue as a going concern and, as necessary, to provide related footnote disclosures.
		December 31, 2016	We do not expect that the provisions of this new standard will have any impact on our consolidated financial statements.
In May 2014, the FASB issued amended guidance related to revenue from contracts with customers.	The new guidance introduces a new principles-based framework for revenue recognition and disclosure.	January 1, 2017. Early adoption is not permitted.
We have not yet decided on a method of adoption (full retrospective or modified retrospective basis) and we have not yet determined the potential impact, if any, of this standard on our consolidated financial statements.

2014 Financial Report	49

Financial Review
Pfizer Inc. and Subsidiary Companies

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This report and other written or oral statements that we make from time to time contain forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” "may," "could," "likely," "ongoing," “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal”, “objective”, "aim" and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated future operating or financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our recently-announced proposed acquisition of Hospira, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results, including, in particular, the financial guidance set forth in the “Our Financial Guidance for 2015” section of this Financial Review, the anticipated costs and cost savings set forth in the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, the planned capital spending set forth in the "Contractual Obligations" section of this Financial Review and the contributions that we expect to make from our general assets to the Company's pension and postretirement plans during 2015 set forth in the "Contractual Obligations" section of this Financial Review and in Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

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

•
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; and decisions by regulatory authorities, regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

•
risks associated with interim data, including the risk that final results of studies for which interim data has been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

•
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all, including our and Hospira's ability to satisfy the conditions to closing our merger agreement;

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

•
the impact of any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

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

50	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures as a result of highly competitive insurance markets;

•
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products and government-imposed access restrictions in certain countries;

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

•	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

•	changes in U.S. generally accepted accounting principles;

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

•
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, of the internal separation of our commercial operations into our new operating structure and of our proposed acquisition of Hospira.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports and our other filings with the SEC.

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2014. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

2014 Financial Report	51

Financial Review
Pfizer Inc. and Subsidiary Companies

The operating segment information provided in this report does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

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
Financial Risk Management

The objective of our financial risk management program is to minimize the impact of foreign exchange rate movements and interest rate movements on our earnings. We manage these financial exposures through operational means and through the use of third-party instruments. These practices may change as economic conditions change.

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

In addition, under certain market conditions, we may seek to protect against possible declines in the reported net investments of our foreign business entities. In these cases, we may use foreign currency swaps, foreign currency forward-exchange contracts and/or foreign currency debt.

For details about these and other financial instruments, including fair valuation methodologies, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Selected Financial Assets and Liabilities.
The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to depreciate against all other currencies by 10%, as of December 31, 2014, the expected adverse impact on our net income would not be significant.

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

The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point decrease in interest rates as of December 31, 2014, the expected adverse impact on our net income would not be significant.

52	2014 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

2014 Financial Report	53

Management’s Report on Internal Control Over Financial Reporting

Management’s Report
We prepared and are responsible for the financial statements that appear in our 2014 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2014.
The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2014 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read
Chairman and Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 27, 2015

54	2014 Financial Report

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as, when applicable, alternative accounting treatments. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed under applicable Public Company Accounting Oversight Board (PCAOB) standards.
In addition, the Committee has reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm’s independence from the Company.
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
In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Committee has selected, and the Board of Directors has ratified, the selection of the Company’s independent registered public accounting firm for 2015.

W. Don Cornwell	Suzanne Nora Johnson
Chair, Audit Committee	February 27, 2015
February 27, 2015

Dennis A. Ausiello	Stephen W. Sanger
February 27, 2015	February 27, 2015
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

2014 Financial Report	55

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2015 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

KPMG LLP
New York, New York

February 27, 2015

56	2014 Financial Report

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and our report dated February 27, 2015 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 27, 2015

2014 Financial Report	57

Consolidated Statements of Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2014	2013	2012
Revenues	$49,605	$51,584	$54,657
Costs and expenses:
Cost of sales(a)	9,577	9,586	9,821
Selling, informational and administrative expenses(a)	14,097	14,355	15,171
Research and development expenses(a)	8,393	6,678	7,482
Amortization of intangible assets	4,039	4,599	5,109
Restructuring charges and certain acquisition-related costs	250	1,182	1,810
Other (income)/deductions––net	1,009	(532)	4,022
Income from continuing operations before provision for taxes on income	12,240	15,716	11,242
Provision for taxes on income	3,120	4,306	2,221
Income from continuing operations	9,119	11,410	9,021
Discontinued operations:
Income from discontinued operations––net of tax	(6)	308	794
Gain on disposal of discontinued operations––net of tax	55	10,354	4,783
Discontinued operations––net of tax	48	10,662	5,577
Net income before allocation to noncontrolling interests	9,168	22,072	14,598
Less: Net income attributable to noncontrolling interests	32	69	28
Net income attributable to Pfizer Inc.	$9,135	$22,003	$14,570

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.43	$1.67	$1.21
Discontinued operations––net of tax	0.01	1.56	0.75
Net income attributable to Pfizer Inc. common shareholders	$1.44	$3.23	$1.96
Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.41	$1.65	$1.20
Discontinued operations––net of tax	0.01	1.54	0.74
Net income attributable to Pfizer Inc. common shareholders	$1.42	$3.19	$1.94

Weighted-average shares––basic	6,346	6,813	7,442
Weighted-average shares––diluted	6,424	6,895	7,508

Cash dividends paid per common share	$1.04	$0.96	$0.88

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

58	2014 Financial Report

Consolidated Statements of Comprehensive Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2014	2013	2012
Net income before allocation to noncontrolling interests	$9,168	$22,072	14,598

Foreign currency translation adjustments	$(1,992)	$(535)	$(811)
Reclassification adjustments(a)	(62)	144	(207)
	(2,054)	(391)	(1,018)
Unrealized holding gains on derivative financial instruments, net	24	488	745
Reclassification adjustments for realized (gains)/losses(b)	477	(94)	(616)
	501	394	129
Unrealized holding gains/(losses) on available-for-sale securities, net	(640)	151	74
Reclassification adjustments for realized (gains)/losses(b)	222	(237)	356
	(418)	(86)	430
Benefit plans: actuarial gains/(losses), net	(4,173)	3,714	(2,136)
Reclassification adjustments related to amortization(c)	195	581	473
Reclassification adjustments related to settlements, net(c)	101	175	221
Other	188	48	22
	(3,690)	4,518	(1,420)
Benefit plans: prior service credits and other, net	746	151	25
Reclassification adjustments related to amortization(c)	(73)	(58)	(69)
Reclassification adjustments related to curtailments, net(c)	8	1	(130)
Other	(9)	(8)	(3)
	672	86	(177)
Other comprehensive income/(loss), before tax	(4,988)	4,521	(2,056)
Tax provision/(benefit) on other comprehensive income/(loss)(d)	(946)	1,928	(225)
Other comprehensive income/(loss) before allocation to noncontrolling interests	$(4,042)	$2,593	$(1,831)

Comprehensive income before allocation to noncontrolling interests	$5,126	$24,665	$12,767
Less: Comprehensive income attributable to noncontrolling interests	36	7	21
Comprehensive income attributable to Pfizer Inc.	$5,090	$24,658	$12,746

(a)	Reclassified into Gain on disposal of discontinued operations—net of tax in the consolidated statements of income.

(b)	Reclassified into Other (income)/deductions—net in the consolidated statements of income.

(c)
Generally reclassified, as part of net periodic pension cost, into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, in the consolidated statements of income. For additional information, see Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

(d)	See Note 5E. Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Income/(Loss).
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2014 Financial Report	59

Consolidated Balance Sheets
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2014	2013

Assets
Cash and cash equivalents	$3,343	$2,183
Short-term investments	32,779	30,225
Accounts receivable, less allowance for doubtful accounts: 2014—$412; 2013—$478	8,669	9,357
Inventories	5,663	6,166
Current deferred tax assets and other current tax assets	4,498	4,624
Other current assets	2,750	3,689
Total current assets	57,702	56,244
Long-term investments	17,518	16,406
Property, plant and equipment, less accumulated depreciation	11,762	12,397
Identifiable intangible assets, less accumulated amortization	35,166	39,385
Goodwill	42,069	42,519
Noncurrent deferred tax assets and other noncurrent tax assets	1,544	1,554
Other noncurrent assets	3,513	3,596
Total assets	$169,274	$172,101

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2014—$3,011; 2013—$2,060	$5,141	$6,027
Accounts payable	3,440	3,234
Dividends payable	1,711	1,663
Income taxes payable	531	678
Accrued compensation and related items	1,784	1,792
Other current liabilities	9,024	9,972
Total current liabilities	21,631	23,366

Long-term debt	31,541	30,462
Pension benefit obligations, net	7,885	4,635
Postretirement benefit obligations, net	2,379	2,668
Noncurrent deferred tax liabilities	24,981	25,590
Other taxes payable	4,353	3,993
Other noncurrent liabilities	4,883	4,767
Total liabilities	97,652	95,481

Commitments and Contingencies

Preferred stock, no par value, at stated value; 27 shares authorized; issued: 2014—717; 2013—829	29	33
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2014—9,110; 2013—9,051	455	453
Additional paid-in capital	78,977	77,283
Treasury stock, shares at cost: 2014—2,819; 2013—2,652	(73,021)	(67,923)
Retained earnings	72,176	69,732
Accumulated other comprehensive loss	(7,316)	(3,271)
Total Pfizer Inc. shareholders’ equity	71,301	76,307
Equity attributable to noncontrolling interests	321	313
Total equity	71,622	76,620
Total liabilities and equity	$169,274	$172,101
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

60	2014 Financial Report

Consolidated Statements of Equity
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Cost	Retained Earnings	Accum. Other Comp. Loss	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2012	1,112	$45	8,902	$445	$71,423	(1,327)	$(31,804)	$46,210	$(4,129)	$82,190	$431	$82,621
Net income								14,570		14,570	28	14,598
Other comprehensive loss, net of tax									(1,824)	(1,824)	(7)	(1,831)
Cash dividends declared:
Common stock								(6,537)		(6,537)		(6,537)
Preferred stock								(3)		(3)		(3)
Noncontrolling interests											(9)	(9)
Share-based payment transactions			52	3	1,150	(4)	(97)			1,056		1,056
Purchases of common stock						(349)	(8,228)			(8,228)		(8,228)
Preferred stock conversions and redemptions	(145)	(6)			(3)	—	1			(8)		(8)
Other			2	—	38	—	6	—		44	(25)	19
Balance, December 31, 2012	967	39	8,956	448	72,608	(1,680)	(40,122)	54,240	(5,953)	81,260	418	81,678
Net income								22,003		22,003	69	22,072
Other comprehensive income/(loss), net of tax									2,655	2,655	(62)	2,593
Cash dividends declared:
Common stock								(6,509)		(6,509)		(6,509)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests											(121)	(121)
Share-based payment transactions			95	5	2,390	(4)	(99)			2,296		2,296
Purchases of common stock						(563)	(16,290)			(16,290)		(16,290)
Preferred stock conversions and redemptions	(138)	(6)			(5)	—	—			(11)		(11)
Sale of 19.8% of subsidiary through an IPO(a)					2,297				27	2,324	155	2,479
Acquisition of common stock in exchange offer(a)						(405)	(11,408)			(11,408)		(11,408)
Deconsolidation of subsidiary sold(a)											(145)	(145)
Other			—	—	(7)	—	(4)	—		(11)	(1)	(12)
Balance, December 31, 2013	829	33	9,051	453	77,283	(2,652)	(67,923)	69,732	(3,271)	76,307	313	76,620
Net income								9,135		9,135	32	9,168
Other comprehensive income/(loss), net of tax									(4,045)	(4,045)	3	(4,042)
Cash dividends declared:
Common stock								(6,690)		(6,690)		(6,690)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests											(6)	(6)
Share-based payment transactions			59	3	1,693	(2)	(100)			1,597		1,597
Purchases of common stock						(165)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(112)	(4)			(4)	—	1			(8)		(8)
Other	—	—	—	(1)	5	—	—	—	—	5	(22)	(17)
Balance, December 31, 2014	717	$29	9,110	$455	$78,977	(2,819)	$(73,021)	$72,176	$(7,316)	$71,301	$321	$71,622

(a)	Relates to Zoetis (our former Animal Health subsidiary). See Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures.
Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2014 Financial Report	61

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2014	2013	2012

Operating Activities
Net income before allocation to noncontrolling interests	$9,168	$22,072	$14,598
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,537	6,410	7,655
Asset write-offs and impairments	531	1,145	1,299
Gain on disposal of discontinued operations	(51)	(10,446)	(7,123)
Gain associated with the transfer of certain product rights to an equity-method investment	—	(459)	—
Deferred taxes from continuing operations	320	1,726	786
Deferred taxes from discontinued operations	(3)	(23)	1,412
Share-based compensation expense	586	523	481
Benefit plan contributions (in excess of)/less than expense	(199)	296	135
Other adjustments, net	(430)	(182)	(130)
Other changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	148	940	367
Inventories	175	(538)	(631)
Other assets	1,156	(822)	(434)
Accounts payable	297	382	579
Other liabilities	(844)	(3,170)	(2,738)
Other tax accounts, net	491	(170)	490
Net cash provided by operating activities	16,883	17,684	16,746

Investing Activities
Purchases of property, plant and equipment	(1,199)	(1,206)	(1,327)
Purchases of short-term investments	(50,954)	(42,761)	(24,018)
Proceeds from redemptions/sales of short-term investments	47,374	41,127	25,302
Net (purchases of)/proceeds from redemptions/sales of short-term investments with original maturities of 90 days or less	3,930	(4,277)	1,459
Purchases of long-term investments	(10,718)	(11,020)	(11,145)
Proceeds from redemptions/sales of long-term investments	6,145	7,555	4,990
Acquisitions of businesses, net of cash acquired	(195)	(15)	(1,050)
Acquisitions of intangible assets	(384)	(259)	(92)
Proceeds from sale of businesses	—	—	11,850
Other investing activities, net	347	312	185
Net cash provided by/(used in) investing activities	(5,654)	(10,544)	6,154

Financing Activities
Proceeds from short-term borrowings	13	4,323	7,995
Principal payments on short-term borrowings	(10)	(4,234)	(8,177)
Net proceeds from/(payments on) short-term borrowings with original maturities of 90 days or less	(1,841)	3,475	(30)
Proceeds from issuance of long-term debt(a)	4,491	6,618	—
Principal payments on long-term debt	(2,104)	(4,146)	(1,513)
Purchases of common stock	(5,000)	(16,290)	(8,228)
Cash dividends paid	(6,609)	(6,580)	(6,534)
Proceeds from exercise of stock options	1,002	1,750	568
Other financing activities, net	72	109	(80)
Net cash used in financing activities	(9,986)	(14,975)	(15,999)
Effect of exchange-rate changes on cash and cash equivalents	(83)	(63)	(2)
Net increase/(decrease) in cash and cash equivalents	1,160	(7,898)	6,899
Cash and cash equivalents, beginning	2,183	10,081	3,182

Cash and cash equivalents, end	$3,343	$2,183	$10,081

- Continued -

62	2014 Financial Report

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
	2014	2013	2012
Supplemental Cash Flow Information
Non-cash transactions:
Sale of subsidiary common stock (Zoetis) for Pfizer common stock(b)	$—	$11,408	$—
Exchange of subsidiary common stock (Zoetis) for the retirement of Pfizer commercial paper issued in 2013(b)	—	2,479	—
Exchange of subsidiary senior notes (Zoetis) for the retirement of Pfizer commercial paper issued in 2012(b)	—	992	—
Transfer of certain product rights to an equity-method investment (Hisun Pfizer)(c)	—	1,233	—
Contribution of an investment in connection with the resolution of a legal matter (Quigley)	—	447	—
Cash paid during the period for:
Income taxes	$2,100	$2,874	$2,409
Interest	1,550	1,729	1,873

(a)
In 2013, includes $2.6 billion from the issuance of senior notes by Zoetis (our former Animal Health subsidiary), which is net of the $1.0 billion non-cash exchange of Zoetis senior notes for the retirement of Pfizer commercial paper issued in 2012. See Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures.

(b)	See Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Divestitures.

(c)	See Note 2E. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments: Equity-Method Investments.
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2014 Financial Report	63

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 1. Basis of Presentation and Significant Accounting Policies

A. Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The decision of whether or not to consolidate an entity requires consideration of majority voting interests, as well as effective economic or other control over the entity. Typically, we do not seek control by means other than voting interests. For subsidiaries operating outside the United States (U.S.), the financial information is included as of and for the year ended November 30 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. Taxes paid on intercompany sales transactions are deferred until recognized upon sale of the asset to a third party.

In the consolidated statements of cash flows, we have revised the presentation of certain items in prior periods, none of which had a significant impact.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis), and recognized a gain of approximately $10.3 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2013. The operating results of this business through June 24, 2013, the date of disposal, are reported as Income from discontinued operations––net of tax in the consolidated statements of income. For additional information, see Note 2D.

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé and recognized a gain of approximately $4.8 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2012. The operating results of this business through November 30, 2012, the date of disposal, are reported as Income from discontinued operations––net of tax in the consolidated statements of income. For additional information, see Note 2D.

Certain amounts in the consolidated financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

B. Adoption of New Accounting Standards

We adopted the following new accounting and disclosure standards as of January 1, 2014 and there were no impacts to our consolidated financial statements:

•
A new standard that clarified the accounting for cumulative translation adjustment (CTA) upon derecognition of a group of assets that is a business or an equity-method investment within a foreign entity.

•
A new standard regarding the measurement of obligations resulting from joint and several liability arrangements that may include debt agreements, other contractual obligations and settled litigation or judicial rulings.

C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded and disclosed in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statements of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales allowances and sales returns), determining the cost of inventory that is sold, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivable, investments, inventories, deferred tax assets, fixed assets and intangible assets (including acquired in-process research & development (IPR&D) assets), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, accruals for contingencies, rebates, chargebacks, sales allowances and sales returns, and restructuring reserves, all of which also impact the consolidated statements of income.

Our estimates are often based on complex judgments and assumptions that we believe to be reasonable, but that can be inherently uncertain and unpredictable. If our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. We are subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in the healthcare environment, competition, litigation, legislation and regulations. We regularly evaluate our estimates and assumptions using historical experience and expectations about the future. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our financial statements on a prospective basis, unless they are required to be treated retrospectively under relevant accounting standards. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

D. Acquisitions

Our consolidated financial statements include the operations of an acquired business after the completion of the acquisition. We account for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities

64	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. When we acquire net assets that do not constitute a business, as defined in U.S. GAAP, no goodwill is recognized and acquired IPR&D is expensed.

Contingent consideration in a business combination is included as part of the acquisition cost and is recognized at fair value as of the acquisition date. Fair value is generally estimated by using a probability-weighted discounted cash flow approach. Any liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. These changes in fair value are recognized in earnings in Other (income)/deductions––net.

Amounts recorded in connection with an acquisition can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

E. Fair Value

We are often required to measure certain assets and liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, we use fair value extensively in the initial recognition of net assets acquired in a business combination, when measuring certain impairment losses and when accounting for and reporting of certain financial instruments. We estimate fair value using an exit price approach, which requires, among other things, that we determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of non-financial assets and, for liabilities, assuming that the risk of non-performance will be the same before and after the transfer.

When estimating fair value, depending on the nature and complexity of the asset or liability, we may use one or all of the following techniques:

•	Income approach, which is based on the present value of a future stream of net cash flows.

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach, which is based on the cost to acquire or construct comparable assets, less an allowance for functional and/or economic obsolescence.

Our fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

•
Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are directly or indirectly observable, or inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (Level 2 inputs).

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

G. Revenues and Accounts Receivable

Revenue Recognition—We record revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of revenue deductions, such as rebates, chargebacks, sales allowances and sales returns. When we cannot reasonably estimate the amount of future sales returns and/or other revenue deductions, we record revenues when the risk of product return and/or additional revenue deductions has been substantially eliminated.

Deductions from Revenues––Our gross product revenues are subject to a variety of deductions, that generally are estimated and recorded in the same period that the revenues are recognized, and primarily represent rebates, chargebacks and sales allowances to government agencies, wholesalers/distributors and managed care organizations with respect to our pharmaceutical products. These deductions represent estimates of the related obligations and, as such, knowledge and judgment is required when estimating the impact of these revenue deductions on gross sales for a reporting period.

Specifically:

•
In the U.S., we record provisions for pharmaceutical Medicare, Medicaid, and performance-based contract rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective

2014 Financial Report	65

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. We estimate discounts on branded prescription drug sales to Medicare Part D participants in the Medicare “coverage gap,” also known as the “doughnut hole,” based on the historical experience of beneficiary prescriptions and consideration of the utilization that is expected to result from the discount in the coverage gap. We evaluate this estimate regularly to ensure that the historical trends and future expectations are as current as practicable. For performance-based contract rebates, we also consider current contract terms, such as changes in formulary status and rebate rates.

•
Outside the U.S., the majority of our pharmaceutical sales allowances are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period, which reduces the risk of variations in the estimation process. In certain European countries, rebates are calculated on the government’s total unbudgeted pharmaceutical spending or on specific product sales thresholds, and we apply an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

•
Provisions for pharmaceutical chargebacks (primarily reimbursements to U.S. wholesalers for honoring contracted prices to third parties) closely approximate actual as we settle these deductions generally within two to five weeks of incurring the liability.

•
Provisions for pharmaceutical sales returns are based on a calculation for each market that incorporates the following, as appropriate: local returns policies and practices; historical returns as a percentage of sales; an understanding of the reasons for past returns; estimated shelf life by product; an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, such as loss of exclusivity, product recalls or a changing competitive environment. Generally, returned products are destroyed, and customers are refunded the sales price in the form of a credit.

•
We record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentives programs to predict customer behavior.

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances, and sales returns and cash discounts totaled $3.4 billion as of December 31, 2014, of which approximately $2.0 billion is included in Other current liabilities, $300 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances, and sales returns and cash discounts totaled $3.3 billion as of December 31, 2013, of which approximately $2.1 billion is included in Other current liabilities, $234 million is included in Other noncurrent liabilities and approximately $1.0 billion is included against Accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet.

Amounts recorded for revenue deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from Revenues.

Collaborative Arrangements—Payments to and from our collaboration partners are presented in our consolidated statements of income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable accounting guidance. Under co-promotion agreements, we record the amounts received from our collaboration partners as alliance revenues, a component of Revenues, when our collaboration partners are the principal in the transaction and we receive a share of their net sales or profits. Alliance revenues are recorded when our collaboration partners ship the product and title passes to their customer. The related expenses for selling and marketing these products are included in Selling, informational and administrative expenses. In collaborative arrangements where we manufacture a product for our collaboration partners, we record revenues when our collaboration partners sell the product and title passes to their customers. All royalty payments to collaboration partners are included in Cost of sales.

Accounts Receivable—Accounts receivable are stated at their net realizable value. The allowance against gross accounts receivable reflects the best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information. Accounts receivable are written off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted.

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

Advertising expenses totaled approximately $3.1 billion in 2014, $3.0 billion in 2013 and $2.8 billion in 2012. Production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs.

J. Research and Development Expenses

Research and development (R&D) costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with certain licensing arrangements. Before a compound receives regulatory approval, we record upfront and

66	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

R&D expenses related to upfront and milestone payments for intellectual property rights totaled $1.4 billion in 2014, $203 million in 2013 and $371 million in 2012. For additional information, see Note 2B and Note 2C.

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

Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function and depreciation of property, plant and equipment are included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

We review all of our long-lived assets for impairment indicators throughout the year. We perform impairment testing for indefinite-lived intangible assets and goodwill at least annually and for all other long-lived assets whenever impairment indicators are present. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets.

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

L. Restructuring Charges and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with acquisitions when we implement plans to restructure and integrate the acquired operations or in connection with our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs are all restructuring charges, as well as certain other costs associated with acquiring and integrating an acquired business. (If the restructuring action results in a change in the estimated useful life of an asset, that incremental impact is classified in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate). Termination costs are generally recorded when the actions are probable and estimable. Transaction costs, such as banking, legal, accounting and other costs incurred in connection with a business acquisition are expensed as incurred.

Amounts recorded for restructuring charges and other associated costs can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

2014 Financial Report	67

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

N. Investments and Derivative Financial Instruments

Our investments are comprised of the following: trading securities, available-for-sale securities, held-to-maturity securities (when we have both the positive intent and ability to hold the investment to maturity) and private equity investments. The classification of an investment can depend on the nature of the investment, our intent and ability to hold the investment, and the degree to which we may exercise influence.

•	Trading securities are carried at fair value, with changes in fair value reported in Other (income)/deductions—net.

•	Available-for-sale debt and equity securities are carried at fair value, with changes in fair value reported in Other comprehensive income/(loss) until realized.

•	Held-to-maturity debt securities are carried at amortized cost.

•
Private equity securities are carried at equity-method or cost. For equity investments where we have significant influence over the financial and operating policies of the investee, we use the equity-method of accounting. Under the equity method, we record our share of the investee's income and expenses in Other (income)/deductions—net. The excess of the cost of the investment over our share of the equity of the investee as of the acquisition date is allocated to the identifiable assets of the investee, with any remaining excess amount allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

We regularly evaluate all of our financial assets for impairment. For investments in debt and equity securities, when a decline in fair value, if any, is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 7A), with changes in fair value reported in Net income or, for derivative financial instruments in certain qualifying hedging relationships, in Other comprehensive income/(loss) (see Note 7E).

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

68	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

P. Pension and Postretirement Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both qualified and supplemental (non-qualified) defined benefit and defined contribution plans, as well as other postretirement benefit plans consisting primarily of healthcare and life insurance for retirees. We recognize the overfunded or underfunded status of each of our defined benefit plans as an asset or liability on our consolidated balance sheet. The obligations are generally measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Our pension and other postretirement obligations may include assumptions such as expected employee turnover and participant mortality. For our pension plans, the obligation may also include assumptions as to future compensation levels. For our other postretirement benefit plans, the obligation may include assumptions as to the expected cost of providing medical insurance benefits, as well as the extent to which those costs are shared with the employee or others (such as governmental programs). Plan assets are measured at fair value. Net periodic benefit costs are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

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

R. Share-Based Payments

Our compensation programs can include share-based payments. Generally, grants under share-based payment programs are accounted for at fair value and these fair values are generally amortized on a straight-line basis over the vesting terms into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

Amounts recorded for share-based compensation can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.
Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, and Equity-Method Investments

A. Acquisitions

InnoPharma, Inc. (InnoPharma)
On September 24, 2014, we completed our acquisition of InnoPharma, a privately-held pharmaceutical development company, for an upfront cash payment of $225 million and contingent consideration with an estimated acquisition-date fair value of approximately $67 million. The contingent consideration consists of up to $135 million in additional milestone payments based on application filing with and acceptance by the U.S. Food and Drug Administration (FDA), or approval of marketing applications related to certain pipeline products by the FDA. We believe this acquisition represents a potential innovative growth opportunity for our sterile injectables portfolio in areas such as oncology and central nervous disorders. In connection with this acquisition, we recorded $247 million in Identifiable intangible assets, consisting of $212 million in IPR&D and $35 million in Developed technology rights; $81 million in net deferred tax liabilities; and $125 million in Goodwill. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has not been finalized.

NextWave Pharmaceuticals Incorporated (NextWave)

On November 27, 2012, we completed our acquisition of NextWave, a privately-held, specialty pharmaceutical company. As a result of this acquisition, we hold exclusive North American rights to Quillivant XR™ (methylphenidate hydrochloride), the first once-daily liquid medication approved in the U.S. for the treatment of attention deficit hyperactivity disorder. The total consideration for the acquisition was approximately $442 million, which consisted of upfront payments to NextWave's shareholders of approximately $278 million and contingent consideration with an estimated acquisition-date fair value of approximately $164 million. The contingent consideration consisted of up to $425 million in additional payments that are contingent upon attainment of certain revenue milestones. In connection with this acquisition, we recorded $519 million in Identifiable intangible assets, consisting of $474 million in Developed technology rights and $45 million in IPR&D; $166 million in net deferred tax liabilities; and $89 million in Goodwill. In 2014 and 2013, as a result of lowered commercial forecasts, the fair value of the contingent consideration decreased and we recognized pre-tax income of approximately $43 million and $114 million, respectively, in Other (income)/deductions––net.

2014 Financial Report	69

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Alacer Corp. (Alacer)

On February 26, 2012, we completed our acquisition of Alacer, a company that manufactured, marketed and distributed Emergen-C, a line of effervescent, powdered drink mix vitamin supplements. In connection with this Consumer Healthcare acquisition, we recorded $181 million in Identifiable intangible assets, consisting primarily of the Emergen-C indefinite-lived brand; $69 million in net deferred tax liabilities; and $192 million in Goodwill.

Ferrosan Holding A/S (Ferrosan)

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

B. Licensing Agreements

Cellectis SA (Cellectis)
On June 18, 2014, we entered into a global arrangement with Cellectis to develop Chimeric Antigen Receptor T-cell immunotherapies in the field of oncology directed at select cellular surface antigen targets. In August 2014, in connection with this licensing agreement, we made an upfront payment of $80 million to Cellectis, which was recorded in Research and development expenses. We will also fund research and development costs associated with 15 Pfizer-selected targets and, for the benefit of Cellectis, a portion of the research and development costs associated with four Cellectis-selected targets within the arrangement. Cellectis is eligible to receive development, regulatory and commercial milestone payments of up to $185 million per product that results from the Pfizer-selected targets. Cellectis is also eligible to receive tiered royalties on net sales of any products that are commercialized by Pfizer. In addition, in August 2014, we acquired approximately 10% of the capital of Cellectis through the purchase of newly issued shares, for a total investment of approximately $35 million.

Nexium Over-the-Counter Rights

In August 2012, we entered into an agreement with AstraZeneca PLC (AstraZeneca) for the exclusive, global, over-the-counter (OTC) rights for Nexium, a leading prescription drug approved to treat the symptoms of gastroesophageal reflux disease. In connection with this Consumer Healthcare licensing agreement, we made an upfront payment of $250 million to AstraZeneca, which was recorded in Research and development expenses in our consolidated statement of income for the year ended December 31, 2012. On May 27, 2014, we launched Nexium 24HR in the U.S., and on July 11, 2014, we paid AstraZeneca a related $200 million product launch milestone payment; and on August 1, 2014, we launched Nexium Control in Europe, and on September 15, 2014, we paid AstraZeneca a related $50 million product launch milestone payment. These post-approval milestone payments were recorded in Identifiable intangible assets in the consolidated balance sheet and are being amortized over the estimated useful life of the Nexium brand. AstraZeneca is eligible to receive additional milestone payments of up to $300 million, based on product launches outside the U.S. and level of worldwide sales as well as royalty payments, based on worldwide sales.

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

The following table provides the amounts and classification of payments (income/(expense)), between us and our collaboration partners:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Revenues—Revenues(a)	$786	$1,153	$1,640
Revenues—Alliance revenues(b)	957	2,628	3,492
Total revenues from collaborative arrangements	1,743	3,781	5,132
Cost of sales(c)	(280)	(333)	(362)
Selling, informational and administrative expenses(d)	(268)	(279)	(290)
Research and development expenses(e)	(1,210)	(73)	(74)
Other income/(deductions)—net(f)	518	103	(15)

(a)	Represents sales to our partners of products manufactured by us.

70	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(b)
Substantially all relates to amounts earned from our partners under co-promotion agreements. The decline in 2014 and 2013 reflects declines in alliance revenues from Enbrel (as a result of the expiration of the co-promotion term of the collaboration agreement on October 31, 2013 in the U.S. and Canada) and Spiriva (as a result of the expiration of the co-promotion collaboration in the U.S. and certain European countries during 2014, combined with the expiration of the collaboration in Australia, Canada and certain other European countries during 2013).

(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.

(d)	Represents net reimbursements to our partners for selling, informational and administrative expenses incurred.

(e)
Primarily relates to upfront payments and pre-approval milestone payments earned by our partners as well as net reimbursements. The upfront and milestone payments were as follows: $1.2 billion in 2014 (related to collaboration with Merck KGaA, see below), $67 million in 2013 and $44 million in 2012.

(f)
In 2014 and 2013, includes royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period thereafter.

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements.
In addition, in connection with our collaborative arrangements, we paid post-approval milestones to collaboration partners of $80 million in 2014, $175 million in 2013 and $29 million in 2012. These payments were recorded in Identifiable intangible assets––Developed technology rights. We also received upfront and milestone payments from our collaboration partners of $128 million in 2013. These amounts were recorded in our consolidated balance sheets as deferred revenue and are being recognized into Other (income)/deductions––net over a multi-year period.

Collaboration with Merck KGaA

On November 17, 2014, we entered into a collaborative arrangement with Merck KGaA, to jointly develop and commercialize avelumab, an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. We and Merck KGaA will explore the therapeutic potential of this novel anti-PD-L1 antibody as a single agent, as well as in various combinations with our and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. Both companies will collaborate on up to 20 high priority immuno-oncology clinical development programs expected to commence in 2015. These clinical development programs include up to six trials (Phase 2 or 3) that could be pivotal for potential product registrations. We and Merck KGaA will also combine resources and expertise to advance our anti-PD-1 antibody into Phase 1 trials. Under the terms of the agreement, we made an upfront cash payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. Both companies will jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets. In 2014, we recorded $1.2 billion of Research and development expenses associated with this collaborative arrangement, composed of the $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of the co-promotion rights given to Merck KGaA.

D. Divestitures

Animal Health Business—Zoetis Inc.

On June 24, 2013, we completed the full disposition of our Animal Health business. The full disposition was completed through a series of steps, including, in the first quarter of 2013, the formation of Zoetis and an initial public offering (IPO) of an approximate 19.8% interest in Zoetis and, in the second quarter of 2013, an exchange offer for the remaining 80.2% interest.

With respect to the formation and disposition of Zoetis, in 2013:

•
Formation of Zoetis—On January 28, 2013, our then wholly owned subsidiary, Zoetis, issued $3.65 billion aggregate principal amount of senior notes. Also, on January 28, 2013, we transferred to Zoetis substantially all of the assets and liabilities of our Animal Health business in exchange for all of the Class A and Class B common stock of Zoetis, $1.0 billion of the $3.65 billion of Zoetis senior notes and an amount of cash equal to substantially all of the cash proceeds received by Zoetis from the remaining $2.65 billion of senior notes issued. The $1.0 billion of Zoetis senior notes received by Pfizer were exchanged by Pfizer for the retirement of Pfizer commercial paper issued in 2012, and the cash proceeds received by Pfizer of approximately $2.6 billion were used for dividends and stock buybacks.

•
Initial Public Offering (19.8% Interest)—On February 6, 2013, an IPO of the Class A common stock of Zoetis was completed, pursuant to which we sold 99.015 million shares of Class A common stock of Zoetis (all of the Class A common stock, including shares sold pursuant to the underwriters' option to purchase additional shares, which was exercised in full) in exchange for the retirement of approximately $2.5 billion of Pfizer commercial paper issued in 2013. The Class A common stock sold in the IPO represented approximately 19.8% of the total outstanding Zoetis shares. The excess of the consideration received over the net book value of our divested interest was approximately $2.3 billion and was recorded in Additional paid-in capital.

•
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

2014 Financial Report	71

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The operating results of the animal health business through June 24, 2013, the date of disposal, are reported as Income from discontinued operations––net of tax in the consolidated statements of income.

In connection with the above transactions, we entered into a transitional services agreement (TSA) and manufacturing and supply agreements (MSAs) with Zoetis that are designed to facilitate the orderly transfer of business operations to the standalone Zoetis entity. The TSA relates primarily to administrative services, which are generally to be provided within 24 months. Under the MSAs, we will manufacture and supply certain animal health products to Zoetis for a transitional period of up to five years, with an ability to extend, if necessary, upon mutual agreement of both parties. These agreements are not material and none confers upon us the ability to influence the operating and/or financial policies of Zoetis subsequent to June 24, 2013, the date of disposal.

Nutrition Business

On November 30, 2012, we completed the sale of our Nutrition business to Nestlé for $11.85 billion in cash, and recognized a gain of approximately $4.8 billion, net of tax, in Gain on disposal of discontinued operations––net of tax. The operating results of this business through November 30, 2012, the date of disposal, are reported as Income from discontinued operations––net of tax in the consolidated statements of income.

The divested business includes:

•	our former Nutrition operating segment and certain prenatal vitamins previously commercialized by our Consumer Healthcare business; and

•
other associated amounts, such as direct manufacturing costs, enabling support functions and other costs not charged to the business, purchase-accounting impacts, acquisition-related costs, impairment charges, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives, all of which are reported outside our operating segment results.

While the full purchase price of $11.85 billion was received on November 30, 2012, the sale of the business was not completed in certain non-U.S. jurisdictions at that date as regulatory review of the transaction was not yet complete. In these jurisdictions, which represented a relatively small portion of the Nutrition business, we continued to operate the business on an interim basis pending regulatory approval or divestiture to a third-party buyer. Pursuant to these interim arrangements, Pfizer operated the business for the net economic benefit of Nestlé and was indemnified by Nestlé against any risk associated with such operations during the interim period. These agreements concluded with the sale of these operations in those jurisdictions in 2013. As Pfizer operated the business in those jurisdictions for the net economic benefit of Nestlé, we had already received all of the expected proceeds from the sale, and as Nestlé was contractually obligated to complete the transaction (or permit us to divest the delayed businesses to a third-party buyer on its behalf) regardless of the outcome of any pending regulatory reviews, we treated these delayed-close businesses as sold for accounting purposes on November 30, 2012.

In connection with the sale transaction, we also entered into certain transitional agreements designed to ensure and facilitate the orderly transfer of business operations to the buyer. These agreements primarily relate to administrative services, which were generally being provided for a period of 2 to 18 months. We are also manufacturing and supplying certain prenatal vitamin products for a transitional period. These agreements were not material and none conferred upon us the ability to influence the operating and/or financial policies of the Nutrition business subsequent to November 30, 2012, the date of disposal.
Total Discontinued Operations

The following table provides the components of Discontinued operations—net of tax:
	Year Ended December 31,(a)
(MILLIONS OF DOLLARS)	2014	2013	2012
Revenues	$—	$2,201	$6,587
Pre-tax income from discontinued operations(a), (b)	(9)	408	1,253
Provision for taxes on income(b), (c)	(3)	100	459
Income from discontinued operations––net of tax	(6)	308	794
Pre-tax gain on disposal of discontinued operations(b)	51	10,446	7,123
Provision for taxes on income(b), (d)	(4)	92	2,340
Gain on disposal of discontinued operations––net of tax(b)	55	10,354	4,783
Discontinued operations––net of tax	$48	$10,662	$5,577

(a)	Includes the Animal Health (Zoetis) business through June 24, 2013, the date of disposal, and the Nutrition business through November 30, 2012, the date of disposal.

(b)	Includes post-close adjustments for the periods subsequent to disposal.

(c)
Includes a deferred tax benefit of $3 million for 2014, $23 million for 2013 and $23 million for 2012, which is net of a deferred tax expense of $42 million in 2012 related to investments in certain foreign subsidiaries resulting from our intention not to hold these subsidiaries indefinitely.

(d)
For 2013, primarily reflects income tax expense of $122 million resulting from certain legal entity reorganizations. For 2012, includes a deferred tax expense of $1.4 billion, which includes a deferred tax expense of $2.2 billion on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas. For 2012, also includes a deferred tax benefit reflecting the reversal of net deferred tax liabilities associated with the divested Nutrition assets.

72	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The net cash flows of our discontinued operations for each of the categories of operating, investing and financing activities are not significant for any period presented, except that (i) financing activities in 2013 include the cash proceeds from the issuance of senior notes by Zoetis and (ii) investing activities in 2012 include the cash proceeds from the sale of our Nutrition business.

E. Equity-Method Investments

Investment in Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer)

On September 6, 2012, we and Zhejiang Hisun Pharmaceuticals Co., Ltd., a leading pharmaceutical company in China, formed a new company, Hisun Pfizer, to develop, manufacture, market and sell pharmaceutical products, primarily branded generic products, predominately in China. Hisun Pfizer was established with registered capital of $250 million, of which our portion was $122.5 million. On January 1, 2013, both parties transferred selected employees to Hisun Pfizer and contributed, among other things, certain rights to commercialized products and products in development, intellectual property rights, and facilities, equipment and distribution/customer contracts. Our contributions in 2013 constituted a business, as defined by U.S. GAAP, and included, among other things, the China rights to certain commercialized products and other products not yet commercialized and all associated intellectual property rights. As a result of the contributions from both parties, Hisun Pfizer holds a broad portfolio of branded generics covering cardiovascular disease, infectious disease, oncology, mental health and other therapeutic areas. We hold a 49% equity interest in Hisun Pfizer.

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

In connection with our contributions in the first quarter of 2013, we recognized a pre-tax gain of approximately $459 million in Other (income)/deductions––net, reflecting the transfer of the business to Hisun Pfizer (including an allocation of goodwill from our former Emerging Markets reporting unit as part of the carrying amount of the business transferred). Since we hold a 49% interest in Hisun Pfizer, we had an indirect retained interest in the contributed assets. As such, 49% of the gain, or $225 million, represents the portion of the gain associated with that indirect retained interest.

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

We are accounting for our interest in Hisun Pfizer as an equity-method investment, due to the significant influence we have over the operations of Hisun Pfizer through our board representation, minority veto rights and 49% voting interest. Our investment in Hisun Pfizer is reported in Long-term investments, and our share of Hisun Pfizer's net income is recorded in Other (income)/deductions––net. As of December 31, 2014, the carrying value of our investment in Hisun Pfizer was approximately $1.4 billion, and the amount of our underlying equity in the net assets of Hisun Pfizer was approximately $780 million. As of December 31, 2013, the carrying value of our investment in Hisun Pfizer was approximately $1.4 billion, and the amount of our underlying equity in the net assets of Hisun Pfizer was approximately $770 million. The excess of the carrying value of our investment over our underlying equity in the net assets of Hisun Pfizer has been allocated, within the investment account, to goodwill and other intangible assets. The amount allocated to other intangible assets is being amortized into Other (income)/deductions––net over an average estimated useful life of 25 years.

Investment in ViiV Healthcare Limited (ViiV)

Our minority ownership interest in ViiV, a company formed in 2009 by Pfizer and GlaxoSmithKline plc to focus solely on research, development and commercialization of human immunodeficiency virus (HIV) medicines, was impacted by the following events:

•
The January 21, 2014 European Commission approval of Tivicay (dolutegravir), a product for the treatment of HIV-1 infection, developed by ViiV. This approval triggered a reduction in our equity interest in ViiV from 12.6% to 11.7%, effective April 1, 2014. As a result, in 2014, we recognized a loss of approximately $30 million in Other (income)/deductions––net;

•
The August 12, 2013 FDA approval of Tivicay (dolutegravir). This approval triggered a reduction in our interest in ViiV from 13.5% to 12.6% effective October 1, 2013. As a result, in 2013, we recognized a loss of approximately $32 million in Other (income)/ deductions––net; and

•
The October 31, 2012 acquisition by ViiV of the remaining 50% of Shionogi-ViiV Healthcare LLC, its equity-method investee, from Shionogi & Co., Ltd. in consideration for a 10% interest in ViiV (newly issued shares) and contingent consideration in the form of future royalties. As a result of this transaction, ViiV recorded a gain associated with the step-up on the 50% interest previously held by ViiV. Also, our equity interest in ViiV was reduced from 15.0% to 13.5%. As a result of the above, in 2012 we recognized a gain of $44 million, which was recorded in Other (income)/deductions––net.

Investment in Laboratório Teuto Brasileiro S.A. (Teuto)

We have an option to acquire the remaining 60% of Teuto, a 40%-owned generics company in Brazil, through 2015, and Teuto’s shareholders have an option to sell their 60% stake to us beginning in 2015. Our investment in Teuto is accounted for under the equity method due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest.

2014 Financial Report	73

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•
In 2014, we recorded income of approximately $55 million in Other (income)/deductions––net, resulting from a decline in the estimated loss from the net call/put option recorded in 2013 and an impairment loss of $56 million in Other (income)/deductions––net related to our equity method investment.

•
In 2013, we recorded a loss of $223 million in Other (income)/deductions––net related to the net call/put option and an impairment loss of $32 million in Other (income)/deductions––net related to our equity-method investment.

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

At the end of 2013, we had substantially completed many of the initiatives launched in prior periods. In early 2014, we announced that we would be incurring costs in 2014-2016 related to new programs: our new global commercial structure reorganization and additional cost-reduction/productivity initiatives.

We have the following initiatives underway:

•
Manufacturing plant network rationalization and optimization, where execution timelines are necessarily long. Our plant network strategy is expected to result in the exit of seven sites over the next several years. In connection with these activities, during 2014-2016, we expect to incur costs of approximately $300 million associated with prior acquisition activity and costs of approximately $1.5 billion associated with new non-acquisition-related cost-reduction initiatives. Through December 31, 2014, we incurred approximately $182 million and $292 million, respectively, associated with these initiatives.

•
New global commercial structure reorganization, which primarily includes the streamlining of certain functions, the realignment of regional locations and colleagues to support the businesses, as well as implementing the necessary system changes to support future reporting requirements. In connection with this reorganization, during 2014-2016, we expect to incur costs of approximately $300 million. Through December 31, 2014, we incurred approximately $153 million associated with this initiative.

•
Other new cost-reduction/productivity initiatives, primarily related to commercial property rationalization and consolidation. In connection with these cost-reduction activities, during 2014-2016, we expect to incur costs of approximately $850 million. Through December 31, 2014, we incurred approximately $154 million associated with this initiative.

The costs expected to be incurred during 2014-2016, of approximately $2.9 billion in total, include restructuring charges, integration costs, implementation costs and additional depreciation––asset restructuring. Of this amount, we expect that about a quarter of the charges will be non-cash.

Current-Period Key Activities

In 2014, we incurred approximately $781 million in cost-reduction and acquisition-related costs (excluding transaction costs) in connection with the aforementioned programs, primarily associated with our manufacturing and sales operations.

74	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Restructuring charges(a):
Employee terminations	$68	$805	$953
Asset impairments	45	165	325
Exit costs	58	68	150
Total restructuring charges	170	1,038	1,428
Transaction costs(b)	—	—	1
Integration costs(c)	80	144	381
Restructuring charges and certain acquisition-related costs	250	1,182	1,810
Additional depreciation––asset restructuring recorded in our consolidated statements of income as follows(d):
Cost of sales	228	178	257
Selling, informational and administrative expenses	1	19	20
Research and development expenses	31	94	296
Total additional depreciation––asset restructuring	261	291	573
Implementation costs recorded in our consolidated statements of income as follows(e):
Cost of sales	78	53	31
Selling, informational and administrative expenses	140	145	130
Research and development expenses	52	33	231
Other (income)/deductions––net	1	—	—
Total implementation costs	270	231	392
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$781	$1,704	$2,775

(a)	In 2014, Employee terminations represent the expected reduction of the workforce by approximately 1,700 employees, mainly in manufacturing and sales.
The restructuring charges in 2014 are associated with the following:

•
Global Innovative Pharmaceutical segment (GIP) ($35 million); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC) ($28 million); the Global Established Pharmaceutical segment (GEP) ($57 million); Worldwide Research and Development and Medical ($37 million); manufacturing operations ($97 million); and Corporate ($65 million), as well as $149 million of income related to the partial reversal of prior-period restructuring charges, that we are unable to directly associate with the new individual segments, and primarily reflecting a change in estimate with respect to our sales force restructuring plans.

The restructuring charges in 2013 are associated with the following:

•	Total operating segments ($496 million); Worldwide Research and Development and Medical ($13 million); manufacturing operations ($356 million); and Corporate ($173 million).
At the beginning of fiscal 2014, we revised our operating segments and are unable to directly associate these prior-period restructuring charges with the new individual segments.
The restructuring charges in 2012 are associated with the following:

•	Total operating segments ($640 million); Worldwide Research and Development and Medical ($6 million income); manufacturing operations ($281 million); and Corporate ($513 million).
At the beginning of fiscal 2014, we revised our operating segments and are unable to directly associate these prior-period restructuring charges with the new individual segments.

(b)	Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes.

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(e)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction/productivity initiatives.

2014 Financial Report	75

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, January 1, 2013	$1,734	$—	$152	$1,886
Provision	805	165	68	1,038
Utilization and other(a)	(854)	(165)	(126)	(1,145)
Balance, December 31, 2013(b)	1,685	—	94	1,779
Provision	68	45	58	170
Utilization and other(a)	(639)	(45)	(100)	(783)
Balance, December 31, 2014(c)	$1,114	$—	$52	$1,166

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($1.0 billion) and Other noncurrent liabilities ($767 million).

(c)	Included in Other current liabilities ($735 million) and Other noncurrent liabilities ($431 million).

76	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 4. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions––net:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Interest income(a)	$(425)	$(403)	$(382)
Interest expense(a)	1,360	1,414	1,522
Net interest expense	935	1,011	1,140
Royalty-related income(b)	(1,002)	(523)	(451)
Patent litigation settlement income(c)	—	(1,342)	—
Other legal matters, net(d)	993	35	2,220
Gain associated with the transfer of certain product rights(e)	—	(459)	—
Net gains on asset disposals(f)	(288)	(320)	(52)
Certain asset impairments(g)	469	878	890
Business and legal entity alignment costs(h)	168	—	—
Costs associated with the Zoetis IPO(i)	—	18	125
Other, net(j)	(265)	170	150
Other (income)/deductions––net	$1,009	$(532)	$4,022

(a)
2014 v. 2013––Interest income increased due to higher cash equivalents and investment balances. Interest expense decreased, primarily due to the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities. 2013 v. 2012––Interest income increased due to higher investment balances. Interest expense decreased due to lower outstanding debt, refinancings at lower rates, and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities. Capitalized interest expense totaled $41 million in 2014, $32 million in 2013 and $41 million in 2012.

(b)
Royalty-related income increased in 2014 and 2013 primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and Pfizer became entitled to royalties for a 36-month period thereafter.

(c)
In 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. (Teva) and Sun Pharmaceutical Industries Ltd. (Sun) for patent-infringement damages resulting from their "at-risk" launches of generic Protonix in the U.S. As of December 31, 2014, all amounts due had been collected.

(d)
In 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million for an agreement in principle to resolve a securities class action pending against Pfizer in New York federal court, which is subject to court approval, and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable. For additional information, see Note 17A. In 2012, primarily includes a $491 million charge relating to the resolution of an investigation by the U.S. Department of Justice into Wyeth's historical promotional practices in connection with Rapamune, a $450 million settlement of a lawsuit by Brigham Young University related to Celebrex, and charges related to hormone-replacement therapy litigation and Chantix litigation.

(e)	In 2013, represents the gain associated with the transfer of certain product rights to Hisun Pfizer. For additional information, see Note 2E.

(f)
In 2014, primarily includes (i) gross realized gains on sales of available-for-sale equity securities of $76 million; (ii) gross realized gains on sales of available-for-sale debt securities of $138 million; (iii) gross realized losses on sales of available-for-sale debt securities of $436 million; (iv) net gain of $323 million from derivative financial instruments used to hedge the foreign exchange component of the divested available-for-sale debt securities; (v) gains on sales/out-licensing of product and compound rights of approximately $135 million; and (vi) gains on sales of investments in private equity securities of approximately $39 million. Proceeds from the sale of available-for-sale securities were $10.2 billion in 2014.

In 2013, primarily includes (i) gross realized gains on sales of available-for-sale equity securities of $87 million; (ii) gross realized gains on sales of available-for-sale debt securities of $442 million; (iii) gross realized losses on sales of available-for-sale debt securities of $310 million; (iv) net loss of $137 million from derivative financial instruments used to hedge the foreign exchange component of the divested available-for-sale debt securities; and (v) a gain of $170 million on the sale of various product rights, including a portion of our in-licensed generic sterile injectables portfolio. Proceeds from the sale of available-for-sale securities were $15.2 billion in 2013.
In 2012, primarily includes (i) gross realized gains on sales of available-for-sale equity securities of $2 million; (ii) gross realized gains on sales of available-for-sale debt securities of $212 million; (iii) gross realized losses on sales of available-for-sale debt securities of $535 million; and (iv) net gain of $351 million from derivative financial instruments used to hedge the foreign exchange component of the divested available-for-sale securities. Proceeds primarily from the sale of available-for-sale securities were $19.0 billion in 2012.

(g)
In 2014, includes intangible asset impairment charges of $396 million, reflecting (i) $190 million for an IPR&D compound for the treatment of skin fibrosis (full write-off); (ii) $159 million for developed technology rights, primarily related to Quillivant XR; and (iii) $47 million for indefinite-lived brands. The intangible asset impairment charges for 2014 are associated with the following: the Global Innovative Pharmaceutical segment ($12 million); Global Established Pharmaceutical segment ($166 million); Worldwide Research and Development ($190 million); and Consumer Healthcare ($28 million). In addition, 2014 includes an impairment charge of approximately $56 million related to our investment in Teuto.

The intangible asset impairment charges for 2014 reflect, among other things, updated commercial forecasts; and with regard to IPR&D, the impact of changes to the development program and new scientific findings.
In 2013, includes intangible asset impairment charges of $803 million, reflecting (i) $394 million of developed technology rights (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth; (ii) $227 million related to IPR&D compounds; (iii) $109 million of indefinite-lived brands, primarily related to our biopharmaceutical indefinite-lived brand Xanax/Xanax XR; and (iv) $73 million of other finite-lived intangible assets, related to platform technology, that no longer have an alternative future use. The intangible asset impairment charges for 2013 are associated with the following: the Global Innovative Pharmaceutical segment ($448 million); the Global Established Pharmaceutical segment ($201 million); Worldwide Research and Development ($140 million); and Consumer Healthcare ($14 million). In addition, 2013 includes an impairment charge of approximately $43 million for certain private company investments and an impairment charge of $32 million related to our investment in Teuto.
The intangible asset impairment charges for 2013 reflect, among other things, updated commercial forecasts and, with regard to IPR&D, also reflect the impact of new scientific findings and delayed launch dates.
In 2012, includes intangible asset impairment charges of $835 million, reflecting (i) $393 million of IPR&D assets, primarily related to compounds that targeted autoimmune and inflammatory diseases (full write-off) and, to a lesser extent, compounds related to pain treatment; (ii) $175 million related to our Consumer Healthcare indefinite-lived brand assets, primarily Robitussin, a cough suppressant; (iii) $242 million related to developed technology rights, a charge composed of impairments of various products, none of which individually exceeded $45 million; and (iv) $25 million of finite-lived brands. The impairment charges in 2012

2014 Financial Report	77

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

are associated with the following: Worldwide Research and Development ($303 million); Consumer Healthcare ($200 million); the Global Innovative Pharmaceutical segment ($173 million); and the Global Established Pharmaceutical segment ($159 million). In addition, in 2012, also includes charges of approximately $55 million for certain investments. These investment impairment charges reflect the difficult global economic environment.
The intangible asset impairment charges for 2012 reflect, among other things, the impact of new scientific findings, updated commercial forecasts, changes in pricing, an increased competitive environment and litigation uncertainties regarding intellectual property.

(h)	Represents expenses for planning and implementing changes to our infrastructure to operate our new business segments.

(i)
Represents costs incurred in connection with the IPO of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services. For additional information, see Note 2D.

(j)
Includes the following: (i) in 2014, the gain of approximately $43 million reflecting the change in the fair value of the contingent consideration associated with our acquisition of NextWave and the gain of approximately $89 million reflecting the change in the fair value of the contingent consideration associated with our acquisition of Excaliard Pharmaceuticals, Inc., and in 2013, the gain of approximately $114 million, reflecting the change in the fair value of the contingent consideration associated with our acquisition of NextWave; (ii) in 2013, an estimated loss of $223 million related to an option to acquire the remaining interest in Teuto, and in 2014, income of $55 million resulting from a decline in the estimated loss from the aforementioned option; and (iii) in 2014, a loss of $30 million due to a change in our ownership interest in ViiV, in 2013, a loss of $32 million due to a change in our ownership interest in ViiV and in 2012, a gain of $44 million as a result of ViiV's transaction with Shionogi & Co., Ltd and the resulting change in ownership. For additional information concerning NextWave, see Note 2A. For additional information concerning Teuto and ViiV, see Note 2E.

The asset impairment charges included in Other (income)/deductions––net in 2014 virtually all relate to identifiable intangible assets and are based on estimates of fair value.

The following table provides additional information about the intangible assets that were impaired during 2014 in Other (income)/deductions––net :
					Year Ended December 31,
	Fair Value(a)				2014
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Intangible assets––IPR&D(b)	$—	$—	$—	$—	$190
Intangible assets––Developed technology rights(b)	233	—	—	233	159
Intangible assets––Indefinite-lived Brands(b)	293	—	—	293	47
Total	$526	$—	$—	$526	$396

(a)	The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E.

(b)
Reflects intangible assets written down to fair value in 2014. Fair value was determined using the income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We started with a forecast of all the expected net cash flows associated with the asset and then we applied an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the product and the impact of technological risk associated with IPR&D assets; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

Note 5. Tax Matters

A. Taxes on Income from Continuing Operations

The following table provides the components of Income from continuing operations before provision for taxes on income:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
United States	$(4,744)	$(1,678)	$(5,148)
International	16,984	17,394	16,390
Income from continuing operations before provision for taxes on income(a), (b)	$12,240	$15,716	$11,242

(a)
2014 v. 2013––The increase in the domestic loss was primarily due to lower revenues, the non-recurrence of income from a litigation settlement in 2013 with Teva and Sun for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S., higher charges related to other legal matters, a non-tax deductible charge in the third quarter of 2014 to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued by the U.S. Internal Revenue Service (IRS), higher research and development expenses, and higher charges for business and legal entity alignment costs, partially offset by lower amortization of intangible assets, lower restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives, and lower asset impairments. The decrease in international income is primarily related to lower revenues, the non-recurrence of the gain associated with the transfer of certain product rights to Pfizer’s equity-method investment in China (Hisun Pfizer) in 2013, and higher research and development expenses, partially offset by lower amortization of intangible assets, lower restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives and the non-recurrence of certain charges.

(b)
2013 v. 2012––The decrease in the domestic loss was primarily due to income from a litigation settlement in the second quarter of 2013 with Teva and Sun for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S., lower charges related to other legal matters, lower restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives, partially offset by lower revenues. The increase in international income is primarily related to the gain associated with the transfer of certain product rights to Hisun Pfizer in 2013, lower charges related to other legal matters, lower restructuring charges and other costs associated with acquisitions and cost-reduction/productivity initiatives and lower amortization of intangible assets, partially offset by lower revenues and higher asset impairments and other charges.

78	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of Provision for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
United States
Current income taxes:
Federal	$393	$142	$(941)
State and local	85	(106)	(54)
Deferred income taxes:
Federal	725	2,124	869
State and local	(256)	(33)	(339)
Total U.S. tax provision/(benefit)	948	2,127	(465)
International
Current income taxes	2,321	2,544	2,430
Deferred income taxes	(149)	(365)	256
Total international tax provision	2,172	2,179	2,686
Provision for taxes on income	$3,120	$4,306	$2,221

In 2014, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.2 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year (see Note 5C);

•
Tax benefits of approximately $350 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities, and from the expiration of certain statutes of limitations;

•
The favorable impact of the decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely;

•	The extension of the U.S. R&D tax credit, which was signed into law in December 2014; and

•
The non-deductibility of a $362 million fee payable to the federal government as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (U.S. Healthcare Legislation).

In 2013, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.3 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year (see Note 5C);

•
U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a multi-year settlement with the IRS with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition, and international tax benefits of approximately $470 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years with various foreign tax authorities, and from the expiration of certain statutes of limitations;

•	The unfavorable tax rate associated with the $1.3 billion of patent litigation settlement income;

•	The non-deductibility of the $292 million of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer;

•
The non-deductibility of the $223 million loss on an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely, and the non-deductibility of a $32 million impairment charge related to our equity-method investment in Teuto;

•	The extension of the U.S. R&D tax credit (resulting in the full-year benefit of the 2012 and 2013 U.S. R&D tax credit being recorded in 2013); and

•	The non-deductibility of a $280 million fee payable to the federal government as a result of the U.S. Healthcare Legislation.
In 2012, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.2 billion as a result of providing U.S. deferred income taxes on certain current-year funds earned outside the U.S. that will not be indefinitely reinvested overseas (see Note 5C);

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

•	The non-deductibility of a $336 million fee payable to the federal government as a result of the U.S. Healthcare Legislation;

•	The non-deductibility of the $491 million legal charge associated with Rapamune litigation (see also Note 4); and

•	The expiration of the U.S. R&D tax credit on December 31, 2011.

2014 Financial Report	79

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In all years, federal, state and international net tax liabilities assumed or established as part of a business acquisition are not included in Provision for taxes on income (see Note 2A).

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:
	Year Ended December 31,
	2014	2013	2012
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Taxation of non-U.S. operations(a), (b), (c)	(7.4)	(2.5)	(3.5)
Tax settlements and resolution of certain tax positions(d)	(2.9)	(5.7)	(12.8)
U.S. Healthcare Legislation(d)	1.0	0.6	1.0
U.S. R&D tax credit and manufacturing deduction(d)	(0.9)	(0.8)	(0.3)
Certain legal settlements and charges(d)	—	(0.2)	1.5
All other, net	0.5	1.0	(1.1)
Effective tax rate for income from continuing operations	25.5%	27.4%	19.8%

(a)
For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside the U.S., together with the cost of repatriation decisions, as well as changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions”. Specifically: (i) the jurisdictional location of earnings is a significant component of our effective tax rate each year as tax rates outside the U.S. are generally lower than the U.S. statutory income tax rate, and the rate impact of this component is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings; (ii) the cost of repatriation decisions, and other U.S. tax implications of our foreign operations, is a significant component of our effective tax rate each year and generally offsets some of the reduction to our effective tax rate each year resulting from the jurisdictional location of earnings; and (iii) the impact of changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions” is a component of our effective tax rate each year that can result in either an increase or decrease to our effective tax rate. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions, as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on strategic business decisions. See also Note 5A for the components of pre-tax income and Provision for taxes on income, which is based on the location of the taxing authorities, and for information about settlements and other items impacting Provision for taxes on income.

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

(c)
The favorable rate impact in 2014 also includes the decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely. The rate impact in 2013 also includes the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer, and the non-deductibility of the loss on an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely, and the non-deductibility of an impairment charge related to our equity-method investment in Teuto. For additional information, see Note 2E.

(d)
For a discussion about tax settlements and resolution of certain tax positions, the impact of U.S. Healthcare Legislation, the U.S. R&D tax credit and the impact of certain legal settlements and charges, see Note 5A. The extension of the U.S. R&D tax credit in January 2013 resulted in the full-year benefit of the 2012 and 2013 U.S. R&D tax credit being recorded in 2013.

80	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:
	2014 Deferred Tax		2013 Deferred Tax
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$1,995	$(53)	$1,913	$(134)
Inventories	219	(56)	277	(217)
Intangible assets	969	(9,224)	892	(10,331)
Property, plant and equipment	174	(1,242)	376	(1,390)
Employee benefits	3,950	(154)	3,154	(77)
Restructurings and other charges	114	(28)	453	(237)
Legal and product liability reserves	1,010	—	904	—
Net operating loss/tax credit carryforwards(a)	2,918	—	2,043	—
Unremitted earnings(b)	—	(21,174)	—	(19,399)
State and local tax adjustments	295	—	297	—
All other	283	(783)	249	(448)
	11,927	(32,714)	10,558	(32,233)
Valuation allowances	(1,615)	—	(1,288)	—
Total deferred taxes	$10,312	$(32,714)	$9,270	$(32,233)
Net deferred tax liability(c), (d)		$(22,402)		$(22,963)

(a)
The amounts in 2014 and 2013 are reduced for unrecognized tax benefits of $2.6 billion and $2.3 billion, respectively, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of a tax position.

(b)
The increase in 2014 reflects additional accruals for certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year. For additional information, see Note 5A.

(c)
The net deferred tax liability position decreased, reflecting an increase in noncurrent deferred tax assets related to net operating loss and tax credit carryforwards, an increase in current deferred tax assets related to product liability reserves due to settlements, an increase in noncurrent deferred tax assets related to employee benefits, and a decrease in noncurrent deferred tax liabilities resulting from the amortization of identifiable intangible assets, partially offset by the increase in noncurrent deferred tax liabilities related to unremitted earnings.

(d)
In 2014, included in Current deferred tax assets and other current tax assets ($2.1 billion), Noncurrent deferred tax assets and other noncurrent tax assets ($515 million), Other current liabilities ($43 million) and Noncurrent deferred tax liabilities ($25.0 billion). In 2013, included in Current deferred tax assets and other current tax assets ($2.1 billion), Noncurrent deferred tax assets and other noncurrent tax assets ($569 million), Other current liabilities ($52 million) and Noncurrent deferred tax liabilities ($25.6 billion).

We have carryforwards, primarily related to foreign tax credits, net operating and capital losses and charitable contributions, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2015 to 2034. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies, that would be implemented, if necessary, to realize the deferred tax assets.

As of December 31, 2014, we have not made a U.S. tax provision on approximately $74.0 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2014, is not practicable.

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

2014 Financial Report	81

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2014 and 2013, we had approximately $4.7 billion and $4.4 billion, respectively, in net unrecognized tax benefits, excluding associated interest.

•
Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process and from foreign tax credits that would be generated upon settlement of an uncertain tax position. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2014 and 2013, we had approximately $1.5 billion and $1.7 billion, respectively, in assets associated with uncertain tax positions. In 2014, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($966 million) and Noncurrent deferred tax liabilities ($527 million). In 2013, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($926 million) and Noncurrent deferred tax liabilities ($766 million).

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:
(MILLIONS OF DOLLARS)	2014	2013	2012
Balance, beginning	$(6,087)	$(6,315)	$(7,309)
Divestitures(a)	—	29	85
Increases based on tax positions taken during a prior period(b)	(110)	(205)	(139)
Decreases based on tax positions taken during a prior period(b), (c)	473	876	1,442
Decreases based on settlements for a prior period(d)	70	571	647
Increases based on tax positions taken during the current period(b)	(795)	(1,178)	(1,125)
Impact of foreign exchange	161	38	78
Other, net(b), (e)	106	97	6
Balance, ending(f)	$(6,182)	$(6,087)	$(6,315)

(a)	Primarily relates to the sales of our Nutrition and Animal Health (Zoetis) businesses. See also Note 2D.

(b)	Primarily included in Provision for taxes on income.

(c)	Primarily related to effectively settling certain tax positions with the U.S. and foreign tax authorities. See also Note 5A.

(d)	Primarily related to cash payments.

(e)	Includes decreases as a result of a lapse of applicable statutes of limitations.

(f)
In 2014, included in Income taxes payable ($13 million), Current deferred tax assets and other current tax assets ($59 million), Noncurrent deferred tax assets and other noncurrent tax assets ($165 million), Current deferred tax liabilities ($13 million), Noncurrent deferred tax liabilities ($2.4 billion) and Other taxes payable ($3.5 billion). In 2013, included in Income taxes payable ($51 million), Current deferred tax assets and other current tax assets ($63 million), Noncurrent deferred tax assets and other noncurrent tax assets ($241 million), Noncurrent deferred tax liabilities ($2.3 billion) and Other taxes payable ($3.4 billion).

•
Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our consolidated statements of income. In 2014, we recorded net interest expense of $40 million. In 2013, we recorded net interest income of $16 million primarily as a result of settling certain tax positions with the U.S. and various foreign tax authorities; and in 2012, we recorded net interest income of $120 million primarily as a result of settling certain tax positions with the U.S. and various foreign tax authorities. Gross accrued interest totaled $643 million as of December 31, 2014 (reflecting a decrease of approximately $18 million as a result of cash payments) and gross accrued interest totaled $621 million as of December 31, 2013 (reflecting a decrease of approximately $120 million as a result of cash payments). In 2014, these amounts were included in Current deferred tax assets and other current tax assets ($15 million) and Other taxes payable ($628 million). In 2013, these amounts were included in Income taxes payable ($14 million) and Current deferred tax assets and other current tax assets ($12 million) and Other taxes payable ($595 million). Accrued penalties are not significant. See also Note 5A.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The U.S. is one of our major tax jurisdictions, and we are regularly audited by the IRS:

•	With respect to Pfizer Inc., tax years 2009-2013 are currently under audit. Tax year 2014 is open, but not under audit. All other tax years are closed.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2004-2014), Japan (2013-2014), Europe (2007-2014, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2014, primarily reflecting Brazil) and Puerto Rico (2009-2014).

Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next twelve months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much

82	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

as $100 million, as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

E. Tax Provision/(Benefit) on Other Comprehensive Income/(Loss)

The following table provides the components of the tax provision/(benefit) on Other comprehensive income/(loss):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Foreign currency translation adjustments(a)	$42	$111	$110
Unrealized holding gains on derivative financial instruments, net	(199)	217	251
Reclassification adjustments for realized (gains)/losses	262	(63)	(144)
	63	154	107
Unrealized holding gains/(losses) on available-for-sale securities, net	(56)	57	15
Reclassification adjustments for realized (gains)/losses	10	(57)	47
	(46)	—	62
Benefit plans: actuarial gains/(losses), net	(1,416)	1,422	(721)
Reclassification adjustments related to amortization	61	205	171
Reclassification adjustments related to settlements, net	35	2	105
Other	61	2	15
	(1,258)	1,631	(430)
Benefit plans: prior service credits and other, net	281	56	7
Reclassification adjustments related to amortization	(28)	(23)	(27)
Reclassification adjustments related to curtailments, net	—	(1)	(51)
Other	(1)	—	(3)
	253	32	(74)
Tax provision/(benefit) on other comprehensive income/(loss)	$(946)	$1,928	$(225)

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.

Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests

The following table provides the changes, net of tax, in Accumulated other comprehensive income/(loss):
	Net Unrealized Gain/(Losses)			Benefit Plans
(MILLIONS OF DOLLARS)	Foreign Currency Translation Adjustments	Derivative Financial Instruments	Available-For-Sale Securities	Actuarial Gains/(Losses)	Prior Service (Costs)/ Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2012	$944	$(183)	$(132)	$(5,120)	$362	$(4,129)
Other comprehensive income/(loss)(a)	(1,121)	22	368	(990)	(103)	(1,824)
Balance, December 31, 2012	(177)	(161)	236	(6,110)	259	(5,953)
Other comprehensive income/(loss)(a)	(440)	240	(86)	2,887	54	2,655
Sale of 19.8% of subsidiary through an IPO(b)	27	—	—	—	—	27
Balance, December 31, 2013	(590)	79	150	(3,223)	313	(3,271)
Other comprehensive income/(loss)(a)	(2,099)	438	(372)	(2,432)	419	(4,045)
Balance, December 31, 2014	$(2,689)	$517	$(222)	$(5,654)	$733	$(7,316)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $3 million gain in 2014, $62 million loss in 2013 and $7 million loss in 2012.

(b)	Relates to Zoetis (our former Animal Health subsidiary). See Note 2D.

As of December 31, 2014, we estimate that we will reclassify into 2015 income the following pre-tax amounts currently held in Accumulated other comprehensive loss: $419 million of unrealized holding gains on derivative financial instruments (expected to be offset by losses resulting from reclassification adjustments related to available-for-sale securities); $549 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $138 million of prior service credits, primarily related to benefit plan amendments.

2014 Financial Report	83

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 7. Financial Instruments

A. Selected Financial Assets and Liabilities

The following table provides additional information about certain of our financial assets and liabilities:
	As of December 31,
(MILLIONS OF DOLLARS)	2014	2013
Selected financial assets measured at fair value on a recurring basis(a)
Trading securities(b)	$105	$126
Available-for-sale debt securities(c)	39,762	34,899
Available-for-sale money market funds	2,174	945
Available-for-sale equity securities, excluding money market funds(c)	397	356
Derivative financial instruments in a receivable position(d):
Interest rate swaps	801	468
Foreign currency swaps	593	871
Foreign currency forward-exchange contracts	547	172
	44,379	37,837
Other selected financial assets
Held-to-maturity debt securities, carried at amortized cost(c), (e)	7,255	9,139
Private equity securities, carried at equity-method or at cost(e), (f)	1,993	2,270
	9,248	11,409
Total selected financial assets	$53,627	$49,246
Selected financial liabilities measured at fair value on a recurring basis(a)
Derivative financial instruments in a liability position(g):
Interest rate swaps	$17	$301
Foreign currency swaps	594	110
Foreign currency forward-exchange contracts	78	219
	689	630
Other selected financial liabilities(h)
Short-term borrowings, carried at historical proceeds, as adjusted(e)	5,141	6,027
Long-term debt, carried at historical proceeds, as adjusted(i), (j)	31,541	30,462
	36,682	36,489
Total selected financial liabilities	$37,371	$37,119

(a)
We use a market approach in valuing financial instruments on a recurring basis. For additional information, see Note 1E. All of our financial assets and liabilities measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value, except less than 1% that use Level 1 inputs.

(b)	Trading securities are held in trust for benefits attributable to the former Pharmacia Savings Plus Plan.

(c)	Gross unrealized gains and losses are not significant.

(d)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $159 million as of December 31, 2014; and interest rate swaps with fair values of $38 million, foreign currency swaps with fair values of $30 million and foreign currency forward-exchange contracts with fair values of $66 million as of December 31, 2013.

(e)
The differences between the estimated fair values and carrying values of held-to-maturity debt securities, private equity securities at cost and short-term borrowings not measured at fair value on a recurring basis were not significant as of December 31, 2014 or December 31, 2013. The fair value measurements of our held-to-maturity debt securities and our short-term borrowings are based on Level 2 inputs, using a market approach. The fair value measurements of our private equity securities carried at cost are based on Level 3 inputs.

(f)	Our private equity securities represent investments in the life sciences sector.

(g)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency swaps with fair values of $121 million and foreign currency forward-exchange contracts with fair values of $54 million as of December 31, 2014; and foreign currency swaps with fair values of $76 million and foreign currency forward-exchange contracts with fair values of $77 million as of December 31, 2013.

(h)
Some carrying amounts may include adjustments for discount or premium amortization or for the effect of hedging the interest rate fair value risk associated with certain financial liabilities by interest rate swaps.

(i)	Includes foreign currency debt with fair values of $560 million as of December 31, 2014 and $651 million as of December 31, 2013, which are used as hedging instruments.

(j)
The fair value of our long-term debt (not including the current portion of long-term debt) was $36.6 billion as of December 31, 2014 and $35.1 billion as of December 31, 2013. The fair value measurements for our long-term debt are based on Level 2 inputs, using a market approach. Generally, the difference between the fair value of our long-term debt and the amount reported on the consolidated balance sheet is due to a decline in relative market interest rates since the debt issuance.

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. For a description of the risks associated with estimates and assumptions, see Note 1C.

84	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following methods and assumptions were used to estimate the fair value of our financial assets and liabilities:

•	Trading equity securities—quoted market prices.

•	Trading debt securities—observable market interest rates.

•
Available-for-sale debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves. Loan-backed, receivable-backed, and mortgage-backed securities are valued by third-party models that use significant inputs derived from observable market data like prepayment rates, default rates, and recovery rates.

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

The following table provides the classification of these selected financial assets and liabilities in our consolidated balance sheets:
	As of December 31,
(MILLIONS OF DOLLARS)	2014	2013
Assets
Cash and cash equivalents	$1,389	$1,104
Short-term investments	32,779	30,225
Long-term investments	17,518	16,406
Other current assets(a)	1,059	286
Other noncurrent assets(b)	881	1,225
	$53,627	$49,246
Liabilities
Short-term borrowings, including current portion of long-term debt	$5,141	$6,027
Other current liabilities(c)	93	303
Long-term debt	31,541	30,462
Other noncurrent liabilities(d)	596	327
	$37,371	$37,119

(a)
As of December 31, 2014, derivative instruments at fair value include interest rate swaps ($34 million), foreign currency swaps ($494 million) and foreign currency forward-exchange contracts ($531 million) and, as of December 31, 2013, include interest rate swaps ($90 million), foreign currency swaps ($24 million) and foreign currency forward-exchange contracts ($172 million).

(b)
As of December 31, 2014, derivative instruments at fair value include interest rate swaps ($767 million) and foreign currency swaps ($99 million) and foreign currency forward-exchange contracts ($15 million) and, as of December 31, 2013, include interest rate swaps ($378 million) and foreign currency swaps ($847 million).

(c)
At December 31, 2014, derivative instruments at fair value include interest rate swaps ($1 million), foreign currency swaps ($13 million) and foreign currency forward-exchange contracts ($78 million) and, as of December 31, 2013, include foreign currency swaps ($84 million) and foreign currency forward-exchange contracts ($219 million).

(d)
At December 31, 2014, derivative instruments at fair value include interest rate swaps ($16 million) and foreign currency swaps ($581 million) and, as of December 31, 2013, include interest rate swaps ($301 million) and foreign currency swaps ($26 million).

In addition, as of December 31, 2014, we had long-term receivables where the determination of fair value employs discounted future cash flows, using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As of December 31, 2014, the differences between the estimated fair values and carrying values of these receivables were not significant.
There were no significant impairments of financial assets recognized in any period presented.

2014 Financial Report	85

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Investments in Debt Securities

The following table provides the contractual maturities, or as necessary, the estimated maturities, of the available-for-sale and held-to-maturity debt securities:
	Years				December 31, 2014
(MILLIONS OF DOLLARS)	Within 1	Over 1 to 5	Over 5 to 10	Over 10	Total
Available-for-sale debt securities
Western European, Scandinavian and other government debt(a)	$13,281	$2,281	$—	$—	$15,561
Corporate debt(b)	2,756	3,847	1,370	46	8,019
U.S. government debt	2,246	2,277	21	—	4,543
Western European, Scandinavian and other government agency debt(a)	2,417	435	—	—	2,853
Supranational debt(a)	1,293	905	—	—	2,198
Federal Home Loan Mortgage Corporation and Federal National Mortgage Association asset-backed securities	16	1,850	72	—	1,938
Reverse repurchase agreements(c)	1,589	—	—	—	1,589
Government National Mortgage Association and other U.S. government guaranteed asset-backed securities	198	793	27	—	1,017
Other asset-backed debt(d)	960	1,077	9	—	2,046
Held-to-maturity debt securities
Western European, Asian and other government debt(a)	3,893	—	—	—	3,893
Time deposits, corporate debt and other(b)	3,346	12	3	—	3,361
Total debt securities	$31,994	$13,476	$1,501	$46	$47,017

(a)	Issued by governments, government agencies or supranational entities, as applicable, all of which are investment-grade.

(b)	Issued by a diverse group of corporations, largely consisting of financial institutions, virtually all of which are investment-grade.

(c)	Involving U.S. securities.

(d)
Includes loan-backed, receivable-backed, and mortgage-backed securities, all of which are investment-grade and in senior positions in the capital structure of the security. Loan-backed securities are collateralized by senior secured obligations of a diverse pool of companies or student loans, and receivable-backed securities are collateralized by credit cards receivables. Mortgage-backed securities are collateralized by diversified pools of residential and commercial mortgages.

C. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $570 million as of December 31, 2014 and $3.0 billion December 31, 2013. The weighted-average effective interest rate on short-term borrowings outstanding was 2.5% as of December 31, 2014 and 1.7% as of December 31, 2013.

As of December 31, 2014, we had access to $8.4 billion of lines of credit, of which $822 million expire within one year. Of these lines of credit, $8.1 billion are unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2019, may be used to support our commercial paper borrowings.

86	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Long-Term Debt

On May 15, 2014, we completed a public offering of $4.5 billion aggregate principal amount of senior unsecured notes.

On June 3, 2013, we completed a public offering of $4.0 billion aggregate principal amount of senior unsecured notes. In addition, we repaid at maturity our 3.625% senior unsecured notes that were due June 2013, which had a balance of approximately $2.4 billion at December 31, 2012, and in December 2013, we redeemed the aggregate principal amount of $1.8 billion of our 5.50% senior unsecured notes that were due in February 2014.

The following table provides the components of our senior unsecured long-term debt:
		As of December 31,
(MILLIONS OF DOLLARS)	Maturity Date	2014	2013
6.20%(a)	March 2019	$3,264	$3,234
7.20%(a)	March 2039	2,902	2,603
4.75% euro(b)	June 2016	2,424	2,752
5.75% euro(b)	June 2021	2,419	2,748
6.50% U.K. pound(b)	June 2038	2,316	2,459
5.95%(c)	April 2037	2,083	2,085
2.10%(c)	May 2019	1,507	—
4.55% euro(d)	May 2017	1,201	1,390
5.50%(b)	February 2016	1,018	1,033
5.35%(e)	March 2015	—	3,037
Notes and other debt with a weighted-average interest rate of 5.11%(f)	2021–2044	6,698	4,810
Notes and other debt with a weighted-average interest rate of 3.19%(g)	2017–2018	5,161	3,683
Foreign currency notes and other foreign currency debt with a weighted- average interest rate of 2.84%(h)	2015-2016	547	628
Long-term debt		$31,541	$30,462
Current portion of long-term debt (not included above)		$3,011	$2,060

(a)
Instrument is redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.50%, plus, in each case, accrued and unpaid interest.

(b)
Instrument is redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at a comparable government bond rate plus 0.20%. plus, in each case, accrued and unpaid interest.

(c)
The instrument is redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.25% for the 5.95% notes and 0.07% for the 2.10% notes, plus, in each case, accrued and unpaid interest.

(d)
The instrument is redeemable by us at any time at the greater of 100% of the principal amount of the notes or the price at which the gross redemption yield on the notes would be equal to the gross redemption yield of a comparable European government bond (selected at the discretion of the Trustee) on the basis of the middle market price of such European government bond.

(e)	At December 31, 2014, the note has been reclassified to Current portion of long-term debt.

(f)
Contains debt issuances with a weighted-average maturity of approximately 22 years, and the majority of which are redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus a weighted average 0.22%, plus, in each case, accrued and unpaid interest.

(g)
Contains debt issuances with a weighted-average maturity of approximately 3 years, and the majority of which are redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus a weighted average 0.14%, plus, in each case, accrued and unpaid interest.

(h)	Contains debt issuances with a weighted-average maturity of approximately 1 year.

The following table provides the maturity schedule of our Long-term debt outstanding as of December 31, 2014:
(MILLIONS OF DOLLARS)	2016	2017	2018	2019	After 2019	TOTAL
Maturities	$3,990	$3,963	$2,399	$4,771	$16,418	$31,541

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

As of December 31, 2014, the aggregate notional amount of foreign exchange derivative financial instruments hedging or offsetting foreign currency exposures was $36.6 billion. The derivative financial instruments primarily hedge or offset exposures in the euro, Japanese yen, U.K.

2014 Financial Report	87

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

pound and Swiss franc. The maximum length of time over which we are hedging future foreign exchange cash flow relates to our $2.3 billion U.K. pound debt maturing in 2038.

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

•
We recognize the gains and losses on foreign currency forward-exchange contracts and foreign currency swaps that are used to offset the same foreign currency assets or liabilities immediately into earnings along with the earnings impact of the items they generally offset. These contracts essentially take the opposite currency position of that reflected in the month-end balance sheet to counterbalance the effect of any currency movement.

•
We recognize the gain and loss impact on foreign currency swaps and foreign currency forward-exchange contracts designated as hedges of our net investments in earnings in three ways: over time—for the periodic net swap payments; immediately—to the extent of any change in the difference between the foreign exchange spot rate and forward rate; and upon sale or substantial liquidation of our net investments—to the extent of change in the foreign exchange spot rates.

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

We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2014, the aggregate notional amount of interest rate derivative financial instruments was $17.5 billion. The derivative financial instruments primarily hedge U.S. dollar and euro fixed-rate debt.

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

88	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b), (c)		Amount of Gains/(Losses) Recognized in OCI (Effective Portion)(a), (d)		Amount of Gains/(Losses) Reclassified from OCI into OID (Effective Portion)(a), (d)
(MILLIONS OF DOLLARS)	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign currency swaps	$—	$—	$(799)	$554	$(808)	$220
Foreign currency forward-exchange contracts	—	—	823	(66)	332	(126)

Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency swaps	—	(3)	78	156	—	—

Foreign currency forward-exchange contracts	—	(3)	—	(1)	—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign currency forward-exchange contracts	164	56	—	—	—	—
Foreign currency swaps	(2)	(18)	—	—	—	—

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency long-term debt	—	—	33	133	—	—
All other net	(3)	(1)	—	—	—	—
	$160	$31	$135	$776	$(477)	$94

(a)
OID = Other (income)/deductions—net, included in Other (income)/deductions—net in the consolidated statements of income. OCI = Other comprehensive income/(loss), included in the consolidated statements of comprehensive income.

(b)
Also includes gains and losses attributable to derivative instruments designated and qualifying as fair value hedges, as well as the offsetting gains and losses attributable to the hedged items in such hedging relationships.

(c)	There was no significant ineffectiveness for any period presented.

(d)
For derivative financial instruments in cash flow hedge relationships, the effective portion is included in Other comprehensive income/(loss)––Unrealized holding gains on derivative financial instruments, net. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive income/(loss)––Foreign currency translation adjustments.

For information about the fair value of our derivative financial instruments, and the impact on our consolidated balance sheets, see Note 7A above. Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. As of December 31, 2014, the aggregate fair value of these derivative instruments that are in a net liability position was $233 million, for which we have posted collateral of $231 million in the normal course of business. These features include the requirement to pay additional collateral in the event of a downgrade in our debt ratings. If there had been a downgrade to below an A rating by Standard and Poor's (S&P) or the equivalent rating by Moody’s Investors Service, on December 31, 2014, we would have been required to post an additional $5 million of collateral to our counterparties. The collateral advanced receivables are reported in Short-term investments.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2014, we had $3.5 billion due from a well-diversified, highly rated group (S&P ratings of mostly A or better) of bank counterparties around the world. For details about our investments, see Note 7B above.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions and these agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2014, we received cash collateral of $1.6 billion from various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, which is included in Cash and cash equivalents, the obligations are reported in Short-term borrowings, including current portion of long-term debt.

2014 Financial Report	89

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 8. Inventories

The following table provides the components of Inventories:
	As of December 31,
(MILLIONS OF DOLLARS)	2014	2013
Finished goods	$1,905	$2,216
Work-in-process	3,248	3,445
Raw materials and supplies	510	505
Inventories	$5,663	$6,166
Noncurrent inventories not included above(a)	$425	$463

(a)	Included in Other noncurrent assets. There are no recoverability issues associated with these amounts.
Note 9. Property, Plant and Equipment

The following table provides the components of Property, plant and equipment:
	Useful Lives	As of December 31,
(MILLIONS OF DOLLARS)	(Years)	2014	2013
Land	—	$529	$557
Buildings	33-50	9,355	10,055
Machinery and equipment	8-20	9,671	10,050
Furniture, fixtures and other	3-12 1/2	4,162	3,914
Construction in progress	—	1,271	1,102
		24,988	25,678
Less: Accumulated depreciation		13,226	13,281
Property, plant and equipment(a)		$11,762	$12,397

(a)
The decrease in total property, plant and equipment is primarily due to depreciation and, to a much lesser extent, disposals, impairments and the impact of foreign exchange, partially offset by capital additions.

Note 10. Identifiable Intangible Assets and Goodwill

A. Identifiable Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:
	December 31, 2014			December 31, 2013
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights	$70,946	$(44,694)	$26,252	$72,038	$(41,541)	$30,497
Brands	1,951	(855)	1,096	1,743	(773)	970
Licensing agreements and other	991	(832)	159	896	(805)	91
	73,887	(46,381)	27,506	74,677	(43,119)	31,558
Indefinite-lived intangible assets
Brands and other	7,273		7,273	7,384		7,384
In-process research and development	387		387	443		443
	7,660		7,660	7,827		7,827
Identifiable intangible assets(a)	$81,547	$(46,381)	$35,166	$82,504	$(43,119)	$39,385

(a)
The decrease in identifiable intangible assets, less accumulated amortization, is primarily due to amortization and, to a much lesser extent, asset impairment charges, partially offset by assets acquired as part of the InnoPharma acquisition,the Nexium OTC milestones and other asset acquisitions. For information about impairments of intangible assets, see Note 4. For information about the assets acquired from InnoPharma and the Nexium OTC milestones, see Note 2A and Note 2B, respectively.

90	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Our identifiable intangible assets are associated with the following, as a percentage of total identifiable intangible assets, less accumulated amortization:
	December 31, 2014
	GIP	VOC	GEP
Developed technology rights	33%	34%	33%
Brands, finite-lived	—%	80%	20%
Brands, indefinite-lived	—%	69%	31%
In-process research and development	7%	31%	62%

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, representing the commercialized products included in our biopharmaceutical businesses. The more significant components of developed technology rights are the following (in order of significance): Prevnar 13/Prevenar 13 Infant and Enbrel and, to a lesser extent, Premarin, Prevnar 13/Prevenar 13 Adult, Effexor, Pristiq, Tygacil, Refacto AF and Benefix. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Consumer Healthcare business unit. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax/Xanax XR, Centrum, Medrol and Caltrate. The more significant components of finite-lived brands are the following (in order of significance): Nexium, Depo-Provera and, to a lesser extent, Advil Cold and Sinus and Idoform Bifiform.

In-Process Research and Development

IPR&D assets represent research and development assets that have not yet received regulatory approval in a major market. The more significant components of IPR&D are the programs for the treatment of staph aureus infections, as well as the sterile injectables IPR&D portfolio acquired as part of the InnoPharma acquisition.

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

For IPR&D assets, the risk of failure is significant and there can be no certainty that these assets ultimately will yield successful products. The nature of the biopharmaceutical business is high-risk and, as such, we expect that many of these IPR&D assets will become impaired and be written off at some time in the future.

Amortization

The weighted-average life of both our total finite-lived intangible assets and the largest component, developed technology rights, is approximately ten years. Total amortization expense for finite-lived intangible assets was $4.1 billion in 2014, $4.8 billion in 2013 and $5.3 billion in 2012.

The following table provides the annual amortization expense expected for the years 2015 through 2019:
(MILLIONS OF DOLLARS)	2015	2016	2017	2018	2019
Amortization expense	$3,665	$3,413	$3,311	$3,203	$2,888

2014 Financial Report	91

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Goodwill

Our businesses were previously managed through four operating segments (Primary Care, Specialty Care and Oncology, Established Products and Emerging Markets and Consumer Healthcare) and are now managed through three different operating segments: the Global Innovative Pharmaceutical segment (GIP) ; the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). For additional information, see Note 18. As a result of this change, our goodwill was required to be reallocated to the new reporting units based on the relative fair value of the components transferred into the new reporting units. We have retrospectively presented goodwill according to the new operating segment structure.

The following table provides the components of and changes in the carrying amount of Goodwill:
(MILLIONS OF DOLLARS)	GIP	VOC	GEP	Total
Balance, January 1, 2013	$13,482	$11,766	$18,413	$43,661
Derecognition(a)	—	—	(292)	(292)
Other(b)	(272)	(207)	(371)	(850)
Balance, December 31, 2013	13,210	11,559	17,750	42,519
Additions(c)	—	—	125	125
Other(b)	(178)	(161)	(236)	(575)
Balance, December 31, 2014	$13,032	$11,398	$17,639	$42,069

(a)	Reflects the goodwill derecognized as part of the transfer of certain product rights, which constituted a business, to our equity-method investment in China. For additional information, see Note 2E.

(b)	Primarily reflects the impact of foreign exchange.

(c)	Reflects the acquisition of InnoPharma. For additional information, see Note 2A.

Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both Internal Revenue Code-qualified and supplemental (non-qualified) defined benefit plans and contribution plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code, and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees with restrictions on discriminating in favor of highly compensated employees with regard to coverage, benefits and contributions. A supplemental (non-qualified) plan provides additional benefits to certain employees. In addition, we provide medical insurance benefits to certain retirees and their eligible dependents through our postretirement plans.

A. Components of Net Periodic Benefit Costs and Changes in Other Comprehensive Income/(Loss)

The following table provides the annual cost (including, for 2013 and 2012, costs reported as part of discontinued operations) and changes in Other comprehensive income/(loss) for our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)			U.S. Supplemental (Non-Qualified)(b)			International(c)			Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2014	2013	2012	2014	2013	2012	2014	2013	2012	2014	2013	2012
Service cost	$253	$301	$357	$20	$26	$35	$199	$216	$215	$55	$61	$68
Interest cost	697	666	697	57	67	62	394	378	406	169	166	182
Expected return on plan assets	(1,043)	(999)	(983)	—	—	—	(459)	(407)	(424)	(63)	(55)	(46)
Amortization of:
Actuarial losses	63	355	306	29	51	41	97	129	93	6	46	33
Prior service credits	(7)	(7)	(10)	(2)	(2)	(3)	(7)	(5)	(7)	(57)	(44)	(49)
Curtailments	2	—	(62)	—	—	(9)	—	(20)	(16)	(7)	(11)	(65)
Settlements	52	113	145	28	40	33	22	22	7	—	—	—
Special termination benefits	—	—	8	—	—	30	8	4	5	—	—	6
Net periodic benefit costs reported in Income	16	429	458	132	182	189	254	317	279	102	163	129
(Income)/cost reported in Other comprehensive income/(loss)(e)	2,768	(3,044)	461	163	(255)	110	260	(569)	759	(174)	(736)	267
(Income)/cost recognized in Comprehensive income	$2,784	$(2,615)	$919	$294	$(73)	$299	$514	$(252)	$1,038	$(72)	$(573)	$396

92	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(a)
2014 v. 2013––The decrease in net periodic benefit costs for our U.S. qualified pension plans was primarily driven by (i) the decrease in the amounts amortized for actuarial losses resulting from the increase, in 2013, in the discount rate used to determine the benefit obligation (which reduced the amount of deferred actuarial losses), (ii) lower service cost resulting from cost-reduction initiatives, (iii) lower settlement activity and (iv) greater expected return on plan assets resulting from an increased plan asset base, partially offset by higher interest costs resulting from the increase, in 2013, in the discount rate used to determine the benefit obligation. 2013 v. 2012––The decrease in net periodic benefit cost for our U.S. qualified plans was primarily driven by (i) lower service cost resulting from cost reduction initiatives, (ii) lower settlements and (iii) higher expected return on plan assets resulting from an increased plan asset base, partially offset by the curtailment gain in 2012 resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico. Also, the decrease in the discount rate resulted in lower interest costs, as well as an increase in the amounts amortized for actuarial losses.

(b)
2014 v. 2013––The decrease in net periodic benefit costs for our U.S. supplemental (non-qualified) pension plans was primarily driven by (i) the decrease in the amounts amortized for actuarial losses resulting from the increase, in 2013, in the discount rate used to determine the benefit obligation, (ii) lower settlement activity and (iii) lower interest costs. 2013 v. 2012––The decrease in net periodic benefit cost for our U.S. supplemental (non-qualified) pension plans was primarily driven by (i) a decrease in special termination benefits, partially offset by (ii) an increase in the amounts amortized for actuarial losses resulting from a decrease in discount rates, and (iii) the curtailment gain in 2012 resulting from the decision to freeze the defined benefit plans in the U.S. and Puerto Rico.

(c)
2014 v. 2013––The decrease in net periodic benefit costs for our international pension plans was primarily driven by (i) greater expected return on plan assets resulting from an increased plan asset base, (ii) the decrease in the amounts amortized for actuarial losses resulting from increases, in 2013, in the discount rates used to determine the benefit obligations, partially offset by (iii) increased curtailment losses primarily due to a loss relating to a U.K. pension plan freeze in the current year and (iv) changes in curtailments related to restructuring initiatives. 2013 v. 2012––The increase in net periodic benefit costs for our international pension plans was primarily driven by (i) an increase in the amounts amortized for actuarial losses resulting from changes in assumptions, (ii) lower expected return on plan assets driven by lower expected rate of return in certain significant plans, (iii) higher settlements and (iv) 2012 curtailment gains, partially offset by (v) lower interest costs resulting from the decrease in discount rates.

(d)
2014 v. 2013––The decrease in net periodic benefit costs for our postretirement plans was primarily driven by the decrease in the amounts amortized for actuarial losses resulting from the increase, in 2013, in the discount rate used to determine the benefit obligation (which reduced the amount of deferred actuarial losses). 2013 v. 2012––The increase in net periodic benefit cost for our postretirement plans was primarily driven by (i) 2012 curtailment gains, partially offset by (ii) higher expected return on plan assets and (iii) a decrease in special termination benefits. Also, the decrease in the discount rate resulted in (iv) lower interest costs, as well as (v) an increase in the amounts amortized for actuarial losses.

(e)	For details of the changes in Other comprehensive income/(loss), see the benefit plan activity in the consolidated statements of comprehensive income.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2015 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses	$(330)	$(46)	$(133)	$(40)
Prior service credits and other	7	2	7	123
Total	$(324)	$(44)	$(126)	$84

2014 Financial Report	93

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions of our benefit plans:
(PERCENTAGES)	2014	2013	2012
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. qualified pension plans	4.2%	5.2%	4.3%
U.S. non-qualified pension plans	4.0%	4.8%	3.9%
International pension plans	3.0%	3.9%	3.8%
Postretirement plans	4.2%	5.1%	4.1%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.7%	2.9%	3.1%
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
U.S. qualified pension plans	5.2%	4.3%	5.1%
U.S. non-qualified pension plans	4.8%	3.9%	5.0%
International pension plans	3.9%	3.8%	4.7%
Postretirement plans	5.1%	4.1%	4.8%
Expected return on plan assets:
U.S. qualified pension plans	8.5%	8.5%	8.5%
International pension plans	5.8%	5.6%	5.9%
Postretirement plans	8.5%	8.5%	8.5%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	3.5%
U.S. non-qualified pension plans	2.8%	2.8%	3.5%
International pension plans	2.9%	3.1%	3.3%
The assumptions above are used to develop the benefit obligations at fiscal year-end and to develop the net periodic benefit cost for the subsequent fiscal year. Therefore, the assumptions used to determine net periodic benefit cost for each year are established at the end of each previous fiscal year, while the assumptions used to determine benefit obligations are established at each fiscal year-end.

The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on at least an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

The weighted-average discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better that reflect the rates at which the pension benefits could be effectively settled. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA/Aa or better, including, when there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Overall, the yield curves used to determine the discount rates at year-end 2014 exhibited lower interest rates as compared to the prior year.

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2014	2013
Healthcare cost trend rate assumed for next year	7.0%	7.3%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2027	2027

The following table provides the effects as of December 31, 2014 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:
(MILLIONS OF DOLLARS)	Increase	Decrease
Effect on total service and interest cost components	$15	$(14)
Effect on postretirement benefit obligation	228	(217)

94	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C.

C. Obligations and Funded Status

The following table provides an analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans (including, for 2013, those reported as part of discontinued operations):

	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)		U.S. Supplemental (Non-Qualified)(b)		International(c)		Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2014	2013	2014	2013	2014	2013	2014	2013
Change in benefit obligation(e)

Benefit obligation, beginning	$13,976	$16,268	$1,341	$1,549	$10,316	$10,227	$3,438	$4,165
Service cost	253	301	20	26	197	216	55	61
Interest cost	697	666	57	67	393	378	169	166
Employee contributions	—	—	—	—	8	10	75	69
Plan amendments	—	—	—	—	(54)	1	(692)	(152)
Changes in actuarial assumptions and other	2,653	(2,257)	218	(165)	1,346	229	447	(540)
Foreign exchange impact	—	—	—	—	(794)	(66)	(10)	(9)
Acquisitions/divestitures, net	—	—	—	37	(55)	(63)	—	—
Curtailments	2	(8)	—	(1)	(127)	(64)	(4)	(8)
Settlements	(308)	(444)	(96)	(105)	(32)	(156)	—	—
Special termination benefits	—	—	—	—	8	4	—	—
Benefits paid	(697)	(550)	(58)	(67)	(408)	(400)	(309)	(314)
Benefit obligation, ending(e)	16,575	13,976	1,481	1,341	10,796	10,316	3,168	3,438

Change in plan assets
Fair value of plan assets, beginning	12,869	12,540	—	—	8,250	7,589	741	644
Actual gain on plan assets	819	1,318	—	—	1,046	976	45	98
Company contributions	23	5	154	172	316	380	210	244
Employee contributions	—	—	—	—	8	10	75	69
Foreign exchange impact	—	—	—	—	(594)	(95)	—	—
Acquisitions/divestitures, net	—	—	—	—	3	(54)	—	—
Settlements	(308)	(444)	(96)	(105)	(32)	(156)	—	—
Benefits paid	(697)	(550)	(58)	(67)	(408)	(400)	(309)	(314)
Fair value of plan assets, ending	12,706	12,869	—	—	8,588	8,250	762	741
Funded status—Plan assets less than benefit obligation	$(3,869)	$(1,107)	$(1,481)	$(1,341)	$(2,208)	$(2,066)	$(2,406)	$(2,697)

(a)
The unfavorable change in the funded status of our U.S. qualified plans is primarily due to (i) a decrease in the discount rate (reflecting lower interest rates) and (ii) a change in mortality assumptions (reflecting a longer life expectancy for plan participants), which more than offset (iii) a gain on plan assets.

(b)
Our U.S. supplemental (non-qualified) plans are generally not funded and these obligations, which are substantially greater than the annual cash outlay for these liabilities, will be paid from cash generated from operations.

(c)
    The unfavorable change in the international plans' funded status was primarily due to (i) a decrease in the discount rate (reflecting lower interest rates), partially offset by (ii) the strengthening U.S. dollar and (iii) a gain on plan assets.

(d)
The favorable change in the funded status of our postretirement plans is due to (i) a plan amendment that decreased the benefit obligation by transferring certain plan participants to a retiree drug coverage program eligible for a Medicare Part D plan subsidy, partially offset by (ii) a decrease in the discount rate (reflecting lower interest rates).

(e)
For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation. For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation (ABO). The ABO for all of our U.S. qualified pension plans was $16.3 billion in 2014 and $13.7 billion in 2013. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.4 billion in 2014 and $1.3 billion 2013. The ABO for our international pension plans was $10.3 billion in 2014 and $9.7 billion in 2013.

2014 Financial Report	95

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information as to how the funded status is recognized in our consolidated balance sheets:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2014	2013	2014	2013	2014	2013	2014	2013
Noncurrent assets(a)	$—	$—	$—	$—	$509	$318	$—	$—
Current liabilities(b)	—	—	(136)	(151)	(45)	(46)	(27)	(29)
Noncurrent liabilities(c)	(3,869)	(1,107)	(1,345)	(1,190)	(2,671)	(2,338)	(2,379)	(2,668)
Funded status	$(3,869)	$(1,107)	$(1,481)	$(1,341)	$(2,208)	$(2,066)	$(2,406)	$(2,697)

(a)	Included primarily in Other noncurrent assets.

(b)	Included in Accrued compensation and related items.

(c)	Included in Pension benefit obligations, net and Postretirement benefit obligations, net, as appropriate.

The following table provides the pre-tax components of cumulative amounts recognized in Accumulated other comprehensive loss:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2014	2013	2014	2013	2014	2013	2014	2013
Actuarial losses(a)	$(4,735)	$(1,974)	$(567)	$(406)	$(2,527)	$(2,213)	$(745)	$(292)
Prior service (costs)/credits	35	42	10	11	36	(18)	1,098	470
Total	$(4,700)	$(1,932)	$(557)	$(395)	$(2,492)	$(2,231)	$352	$178

(a)
The accumulated actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our projected benefit obligations, as well as the cumulative difference between the expected return and actual return on plan assets. These accumulated actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs primarily over the average remaining service period for active participants, using the corridor approach. The average amortization periods utilized are 9.5 years for our U.S. qualified plans, 9.4 years for our U.S. supplemental (non-qualified) plans, 17.4 years for our international plans, and 10.6 years for our postretirement plans.

The following table provides information related to the funded status of selected benefit plans:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2014	2013	2014	2013	2014	2013
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$12,706	$12,869	$—	$—	$1,718	$1,309
Accumulated benefit obligation	16,323	13,704	1,447	1,294	4,021	3,348
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	12,706	12,869	—	—	1,999	2,499
Projected benefit obligation	16,575	13,976	1,481	1,341	4,715	4,883
All of our U.S. plans and many of our international plans were underfunded as of December 31, 2014.

96	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets:
		Fair Value(a)				Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2014	Level 1	Level 2	Level 3	As of December 31, 2013	Level 1	Level 2	Level 3
U.S. qualified pension plans
Cash and cash equivalents	$756	$84	$672	$—	$360	$—	$360	$—
Equity securities:
Global equity securities	3,394	3,391	2	1	4,335	4,328	7	—
Equity commingled funds	1,845	—	1,698	147	2,294	—	2,294	—
Fixed Income securities:
Corporate debt securities	3,013	—	3,008	5	2,042	—	2,042	—
Government and agency obligations	1,124	—	1,124	—	1,235	—	1,235	—
Fixed income commingled funds	242	—	242	—	675	—	675	—
Other investments:
Partnership investments(c)	958	—	—	958	932	—	—	932
Insurance contracts	278	—	278	—	281	—	281	—
Other commingled funds(d)	1,096	—	—	1,096	715	—	—	715
Total	12,706	3,475	7,024	2,207	12,869	4,328	6,894	1,647
International pension plans
Cash and cash equivalents	331	25	306	—	229	—	229	—
Equity securities:
Global equity securities	1,781	1,674	107	—	1,833	1,832	1	—
Equity commingled funds	1,851	19	1,832	—	2,446	—	2,446	—
Fixed Income securities:
Corporate debt securities	773	183	590	—	614	—	614	—
Government and agency obligations	1,213	140	1,073	—	812	—	812	—
Fixed income commingled funds	1,037	44	969	24	968	—	968	—
Other investments:
Partnership investments(c)	61	—	6	55	69	—	5	64
Insurance contracts	425	1	150	274	421	—	121	300
Other(d)	1,116	46	326	744	858	—	358	500
Total	8,588	2,132	5,359	1,097	8,250	1,832	5,554	864
U.S. postretirement plans(b)
Cash and cash equivalents	18	1	17	—	29	—	29	—
Equity securities:
Global equity securities	89	89	—	—	105	105	—	—
Equity commingled funds	49	—	45	4	56	—	56	—
Fixed Income securities:
Corporate debt securities	79	—	79	—	50	—	50	—
Government and agency obligations	30	—	30	—	30	—	30	—
Fixed income commingled funds	6	—	6	—	16	—	16	—
Other investments:
Partnership investments(c)	25	—	—	25	23	—	23	—
Insurance contracts	437	—	437	—	415	—	415	—
Other commingled funds(d)	29	—	—	29	17	—	17	—
Total	$762	$90	$614	$58	$741	$105	$636	$—

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E).

(b)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

(c)	Primarily includes investments in private equity, private debt and, to a lesser extent, real estate and venture capital.

(d)	Primarily includes, for U.S. plan assets, investments in hedge funds and, to a lesser extent, real estate and, for international plan assets, investments in real estate and hedge funds.

2014 Financial Report	97

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs:
	Year Ended December 31,
	U.S. Qualified Pension Plans				International Pension Plans
	Partnership investments		Other commingled funds		Insurance contracts		Other
(MILLIONS OF DOLLARS)	2014	2013	2014	2013	2014	2013	2014	2013
Fair value, beginning	$932	$950	$715	$673	$300	$346	$500	$389
Actual return on plan assets:
Assets held, ending	104	86	47	18	23	15	47	13
Assets sold during the period	—	—	(7)	(6)	—	—	8	—
Purchases, sales and settlements, net	(78)	(105)	341	31	(20)	(40)	254	69
Transfer into/(out of) Level 3	—	—	—	—	—	(16)	(19)	27
Exchange rate changes	—	—	—	—	(29)	(5)	(46)	2
Fair value, ending	$958	$932	$1,096	$715	$274	$300	$744	$500

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. For a description of the risks associated with estimates and assumptions, see Note 1C.

Specifically, the following methods and assumptions were used to estimate the fair value of our pension and postretirement plans’ assets:

•	Cash and cash equivalents, Equity commingled funds, Fixed-income commingled funds––observable prices.

•	Global equity securities—quoted market prices.

•	Government and agency obligations, Corporate debt securities—observable market prices.

•
Other investments—principally unobservable inputs that are significant to the estimation of fair value. These unobservable inputs could include, for example, the investment managers’ assumptions about earnings multiples and future cash flows.

We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness.

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:
	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(PERCENTAGES)	2014	2014	2013
U.S. qualified pension plans
Cash and cash equivalents	0-10%	5.9%	2.8%
Equity securities	35-55%	41.2%	51.5%
Fixed Income securities	28-53%	34.5%	30.7%
Other investments	5-20%	18.4%	15.0%
Total	100%	100%	100%
International pension plans
Cash and cash equivalents	0-10%	3.9%	2.8%
Equity securities	35-55%	42.3%	51.9%
Fixed Income securities	28-53%	35.2%	29.0%
Other investments	5-20%	18.6%	16.3%
Total	100%	100%	100%
U.S. postretirement plans
Cash and cash equivalents	0-5%	2.4%	4.0%
Equity securities	10-35%	18.1%	21.7%
Fixed Income securities	5-30%	15.1%	13.0%
Other investments	55-70%	64.4%	61.3%
Total	100%	100%	100%
Global plan assets are managed with the objective of generating returns that will enable the plans to meet their future obligations, while seeking to minimize net periodic benefit costs and cash contributions over the long-term. We utilize long-term asset allocation ranges in the management of our plans’ invested assets. Our long-term return expectations are developed based on a diversified, global investment strategy

98	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

The investment managers of certain commingled funds and private equity funds may be permitted to use derivative securities as described in each respective investment management, subscription, partnership or other governing agreement.

E. Cash Flows

It is our practice to fund amounts for our qualified pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

The following table provides the expected future cash flow information related to our benefit plans:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Expected employer contributions:
2015(a)	$1,000	$136	$227	$91
Expected benefit payments:
2015	$904	$136	$368	$261
2016	870	118	376	211
2017	932	124	383	216
2018	1,021	129	390	220
2019	949	114	399	222
2020–2024	4,874	547	2,125	1,146

(a)	For the U.S. Qualified plan, the $1.0 billion voluntary contribution was paid in January 2015.

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.
F. Defined Contribution Plans

We have defined contribution plans in the U.S. and several other countries. For the majority of the U.S. defined contribution plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, in cash, a portion of the employee contributions. Beginning on January 1, 2011, for new non-union employees in the U.S. or Puerto Rico, we no longer offer a defined benefit pension plan and, instead, offer an enhanced benefit under our defined contribution plans. The enhanced benefit consists of a non-contributory employer contribution determined based on each employee’s eligible compensation, age and years of service. We recorded charges related to the employer contributions to global defined contribution plans of $278 million in 2014, $266 million in 2013 and $297 million in 2012.
Note 12. Equity

A. Common Stock

We purchase our common stock through privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes. Our December 2011 $10 billion share-purchase plan was exhausted in the first quarter of 2013. Our November 2012 $10 billion share-purchase plan was exhausted in the fourth quarter of 2013. On June 27, 2013, we announced that the Board of Directors had authorized an additional $10 billion share-purchase plan, and share purchases commenced thereunder in October 2013. On October 23, 2014, we announced that the Board of Directors had authorized an additional $11 billion share-purchase plan (the October 2014 Stock Purchase Plan). After giving effect to share purchases through year-end 2014, our remaining share-purchase authorization was approximately $11.5 billion at December 31, 2014.

•	In 2014, we purchased approximately 165 million shares of our common stock for approximately $5.0 billion under our publicly announced share-purchase plans.

•
In 2013, we purchased approximately 563 million shares of our common stock for approximately $16.3 billion under our publicly announced share-purchase plans. In addition, we exchanged all of our remaining interest in Zoetis for approximately 405.117 million shares of our common stock, valued at $11.4 billion. The common stock received in the exchange transaction was recorded in Treasury stock. For additional information, see Note 2D.

2014 Financial Report	99

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•	In 2012, we purchased approximately 349 million shares of our common stock for approximately $8.2 billion under our publicly announced share-purchase plans.
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

Allocated shares held by the Common ESOP, including reinvested dividends, are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP are assumed in the diluted EPS calculation. As of December 31, 2014, the Preferred ESOP held preferred shares convertible into approximately 2 million shares of our common stock, and the Common ESOP held approximately 61 million shares of our common stock. As of December 31, 2014, all shares of preferred and common stock held by the ESOPs have been allocated to the Pfizer U.S. and certain Puerto Rico defined contribution plan participants. The compensation cost related to the common ESOPs was $136 million in 2014, $133 million in 2013 and $139 million in 2012.

Note 13. Share-Based Payments

Our compensation programs can include share-based payments, in the form of Restricted Stock Units (RSUs), stock options, Portfolio Performance Shares (PPSs), Total Shareholder Return Units (TSRUs), Performance Share Awards (PSAs) and restricted stock grants.

The 2014 Stock Plan (2014 Plan) replaced and superseded the 2004 Stock Plan (2004 Plan), as amended and restated. The 2014 Plan provides for 520 million shares to be authorized for grants, plus any shares remaining available for grant under the 2004 Plan as of April 24, 2014 (the carryforward shares). In addition, the 2014 Plan provides that the number of stock options, Stock Appreciation Rights (SARs) (known as TSRUs), RSUs, restricted stock awards or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 20 million shares, and that RSUs, PPSs, PSAs and restricted stock grants count as 3 shares, while stock options and TSRUs count as 1 share, toward the maximum shares available under the 2014 plan. The 2004 Plan provided that the number of stock options, TSRUs or other performance-based awards granted to any one individual during any 36-month period was limited to 8 million shares, and that RSUs, PPSs, PSAs and restricted stock grants counted against the maximum available shares as 2 shares, while stock options and TSRUs counted as 1 share. As of December 31, 2014, 595 million shares were available for award.

Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, treasury stock to satisfy our obligations under these programs.
A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit (including those reported as part of discontinued operations in 2013 and 2012):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Restricted Stock Units	$270	$249	$235
Stock Options	150	140	157
Portfolio Performance Shares	96	56	14
Total Shareholder Return Units	37	37	35
Performance Share Awards	30	34	35
Directors’ compensation	3	7	5
Share-based payment expense	586	523	481
Tax benefit for share-based compensation expense	(179)	(173)	(149)
Share-based payment expense, net of tax	$407	$350	$332
Amounts capitalized as part of inventory cost and the impact of modifications under our cost-reduction and productivity initiatives to share-based awards were not significant for any period presented. Generally, the modifications resulted in an acceleration of vesting, either in accordance with plan terms or at management’s discretion.

100	2014 Financial Report

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

We measure the value of RSU grants as of the grant date using the closing price of Pfizer common stock. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table summarizes all RSU activity during 2014:
	Shares (Thousands)	Weighted- Average Grant Date Fair Value Per Share
Nonvested, December 31, 2013	32,751	$22.50
Granted	10,188	32.11
Vested	(12,613)	19.74
Reinvested dividend equivalents	1,071	29.69
Forfeited	(1,461)	26.66
Nonvested, December 31, 2014	$29,936	$26.99

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2014	2013	2012
Total fair value of shares vested	$401	$379	$348
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$255	$239	$258
Weighted-average period over which RSU cost is expected to be recognized (years)	1.8	1.8	1.8

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

We measure the value of stock option grants as of the grant date using, for virtually all grants, the Black-Scholes-Merton option-pricing model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2014	2013	2012
Expected dividend yield(a)	3.18%	3.45%	4.10%
Risk-free interest rate(b)	1.94%	1.16%	1.28%
Expected stock price volatility(c)	19.76%	19.68%	23.78%
Expected term (years)(d)	6.50	6.50	6.50

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

2014 Financial Report	101

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all stock option activity during 2014:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
December 31, 2013(b)	299,653	$24.33
Granted	44,599	32.23
Exercised	(46,960)	21.44
Forfeited	(4,396)	26.36
Expired	(43,784)	36.85
Outstanding, December 31, 2014	249,112	24.05	5.9	$1,815
Vested and expected to vest, December 31, 2014(c)	243,297	23.91	5.9	1,805
Exercisable, December 31, 2014	122,618	$21.19	3.6	$1,222

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)
Includes approximately 42 million stock options which expired on February 25, 2014 at a grant price of $37.15, which were granted under the 2001 Stock Plan. These stock options were not added into the amount of carry forward shares remaining available for grants under the 2004 Stock Plan.

(c)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2014	2013	2012
Weighted-average grant date fair value per stock option	$4.40	$3.13	$2.79
Aggregate intrinsic value on exercise	$458	$578	$263
Cash received upon exercise	$1,002	$1,750	$568
Tax benefits realized related to exercise	$131	$160	$81
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$147	$120	$148
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.8	1.7	1.7

D. Portfolio Performance Shares (PPSs)

PPSs are awards granted to select employees which, when vested, entitle the holder to receive, at the end of the performance period, a number of shares within a possible range of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such shares. For PPSs granted during the period presented, the awards vest after three years of continuous service from the grant date and the number of shares paid, if any, depends on the achievement of predetermined goals related to Pfizer's long-term product portfolio during a five-year performance period from the year of the grant date. The target number of shares is determined by reference to competitive survey data. The number of shares that may be earned over the performance period ranges from 0% to 200% of the initial award.

We measure the value of PPS grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer's common stock, changes in the number of shares that are probable of being earned and changes in management's assessment of the probability that the specified performance criteria will be achieved and/or changes in management's assessment of the probable vesting term.

The following table summarizes all PPS activity during 2014, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted- Average Intrinsic Value Per Share
Nonvested, December 31, 2013	11,324	$30.63
Granted	8,377	32.23
Vested(a)	(7)	30.18
Forfeited	(817)	30.10
Nonvested, December 31, 2014(a)	18,877	$31.15
(a)Vested and non-vested shares outstanding, but not paid as of December 31, 2014 were 18,877.

102	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2014	2013	2012
Total fair value of shares vested	$—	$—	$—
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$139	$107	$33
Weighted-average period over which PPS cost is expected to be recognized (years)	1.8	2.0	2.2

E. Total Shareholder Return Units (TSRUs)

TSRUs are awarded to senior and other key management. TSRUs entitle the holders to receive a number of shares of our common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year or seven-year term, if and to the extent the total value is positive. The settlement price is the average closing price of Pfizer common stock during the 20 trading days ending on the fifth or seventh anniversary of the grant, as applicable; the grant price is the closing price of Pfizer common stock on the date of the grant.

The TSRUs are automatically settled on the fifth or seventh anniversary of the grant but vest on the third anniversary of the grant, after which time there is no longer a substantial risk of forfeiture. The target number of shares is determined by reference to the fair value of share-based awards to similar employees in the industry peer group.

We measure the value of TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of TSRUs:
	Year Ended December 31,
	2014	2013	2012
Expected dividend yield(a)	3.18%	3.45%	4.10%
Risk-free interest rate(b)	1.78%	1.03%	1.15%
Expected stock price volatility(c)	19.76%	19.68%	23.80%
Contractual term (years)	5.97	5.98	5.97

(a)	Determined using a constant dividend yield during the expected term of the TSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

The following table summarizes all TSRU activity during 2014:
	Share Units (Thousands)	Weighted- Average Grant Date Fair Value Per Share Unit	Weighted-Average Grant Price Per Share Unit
Nonvested, December 31, 2013	24,195	$4.77	$22.30
Granted	6,288	6.51	32.23
Vested	(8,727)	4.74	19.38
Forfeited	(821)	5.10	25.87
Nonvested, December 31, 2014	20,935	$5.29	$26.40

The following table summarizes all outstanding TSRU activity as of December 31, 2014(a):
	Share Units (Thousands)	Weighted- Average Grant Price Per Share Unit	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Millions)
Outstanding	34,842	$23.41	3.1	$360
Vested	13,907	18.92	1.6	220
Expected to vest	20,935	26.40	4.1	140

(a)	In 2014, we settled 5,124,197 share units with a weighted-average grant price of $14.67 per share unit.

2014 Financial Report	103

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides data related to all TSRU activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER TSRU AMOUNTS)	2014	2013	2012
Weighted-average grant date fair value per TSRU	$6.51	$5.14	$4.48
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$30	$31	$31
Weighted-average period over which TSRU cost is expected to be recognized (years)	1.8	1.6	1.7

F. Performance Share Awards (PSAs)

PSAs are awarded to senior and other key management. PSAs vest after three years of continuous service from the grant date. The number of shares paid, if any, including shares resulting from dividend equivalents, depends upon the achievement of predetermined goals related to Pfizer's total shareholder return as compared to an industry peer group, for the three-year performance period from the year of the grant date. The target number of shares is determined by reference to the value of share-based awards to similar employees in the industry peer group. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

We measure the value of PSA grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer's common stock, changes in the number of shares that are probable of being earned and changes in management's assessment of the probability that the specified performance criteria will be achieved.

The following table summarizes all PSA activity during 2014, with the shares granted representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2013	5,039	$30.63
Granted	1,202	32.17
Vested	(1,231)	31.99
Forfeited	(920)	31.74
Nonvested, December 31, 2014	4,090	$31.15

The following table provides data related to all PSA activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Total fair value of shares vested	$39	$40	$13
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$21	$25	$27
Weighted-average period over which PSA cost is expected to be recognized (years)	1.7	1.7	1.7

104	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 14. Earnings Per Common Share Attributable to Pfizer Inc. Common Shareholders

The following table provides the detailed calculation of Earnings per common share (EPS):
	Year Ended December 31,
(IN MILLIONS)	2014	2013	2012
EPS Numerator––Basic
Income from continuing operations	$9,119	$11,410	$9,021
Less: Net income attributable to noncontrolling interests	32	30	28
Income from continuing operations attributable to Pfizer Inc.	9,087	11,380	8,993
Less: Preferred stock dividends––net of tax	1	2	2
Income from continuing operations attributable to Pfizer Inc. common shareholders	9,086	11,378	8,991
Discontinued operations––net of tax	48	10,662	5,577
Less: Discontinued operations––net of tax, attributable to noncontrolling interests	—	39	—
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders	48	10,623	5,577
Net income attributable to Pfizer Inc. common shareholders	$9,134	$22,001	$14,568
EPS Numerator––Diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$9,087	$11,380	$8,993
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders and assumed conversions	48	10,623	5,577
Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$9,135	$22,003	$14,570
EPS Denominator
Weighted-average number of common shares outstanding––Basic	6,346	6,813	7,442
Common-share equivalents: stock options, stock issuable under employee compensation plans and convertible preferred stock	78	82	66
Weighted-average number of common shares outstanding––Diluted	6,424	6,895	7,508
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	44	43	177
`

(a)
These common stock equivalents were outstanding for the years ended December 31, 2014, 2013 and 2012, but were not included in the computation of diluted EPS for those periods because their inclusion would have had an anti-dilutive effect.

Note 15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $216 million in 2014, $233 million in 2013 and $301 million in 2012.

The future minimum rental commitments under non-cancelable operating leases follow:
(MILLIONS OF DOLLARS)	2015	2016	2017	2018	2019	After 2019
Lease commitments	$183	$159	$151	$112	$88	$774

Note 16. Insurance

Our insurance coverage reflects market conditions (including cost and availability) existing at the time it is written, and our decision to obtain insurance coverage or to self-insure varies accordingly. Depending upon the cost and availability of insurance and the nature of the risk involved, the amount of self-insurance may be significant. The cost and availability of coverage have resulted in self-insuring certain exposures, including product liability. If we incur substantial liabilities that are not covered by insurance or substantially exceed insurance coverage and that are in excess of existing accruals, there could be a material adverse effect on our cash flows or results of operations in the period in which the amounts are paid and/or accrued (see Note 17).

2014 Financial Report	105

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 17. Commitments and Contingencies

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business. For a discussion of our tax contingencies, see Note 5D.

A. Legal Proceedings

Our non-tax contingencies include, but are not limited to, the following:

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

A1. Legal Proceedings––Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to, those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic drug manufacturer. Also, counterclaims, as well as various independent actions, have been filed claiming that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products are being challenged in various other countries. Also, our licensing and collaboration partners face challenges by generic drug manufacturers to patents covering several of their products that may impact our licenses or co-promotion rights to such products.

106	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Actions In Which We Are The Plaintiff

Viagra (sildenafil)
In October 2010, we filed a patent-infringement action with respect to Viagra in the U.S. District Court for the Southern District of New York against Apotex Inc. and Apotex Corp., Mylan Pharmaceuticals Inc. (Mylan) and Mylan Inc. and Actavis, Inc. These generic drug manufacturers have filed abbreviated new drug applications with the FDA seeking approval to market their generic versions of Viagra. They assert the invalidity and non-infringement of the Viagra method-of-use patent, which expires in 2020 (including the six-month pediatric exclusivity period resulting from the Company’s conduct of clinical studies to evaluate Revatio in the treatment of pediatric patients with pulmonary arterial hypertension; Viagra and Revatio have the same active ingredient, sildenafil).

In May and June 2011, Watson Laboratories Inc. (Watson) and Hetero Labs Limited (Hetero), respectively, notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market their generic versions of Viagra. Each asserts the invalidity and non-infringement of the Viagra method-of-use patent. In June and July 2011, we filed actions against Watson and Hetero, respectively, in the U.S. District Court for the Southern District of New York asserting the validity and infringement of the Viagra method-of-use patent.

Sutent (sunitinib malate)
In May 2010, Mylan notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Sutent and challenging on various grounds the Sutent basic patent, which expires in 2021, and two other patents that expire in 2020 and 2021, respectively. In June 2010, we filed suit against Mylan in the U.S. District Court for the District of Delaware asserting the infringement of those three patents. The patent expiring in 2020 was dismissed from the case prior to trial. In October 2014, the court held that the two patents expiring in 2021 were valid and infringed. In October 2014, Mylan appealed the decision to the U.S. Court of Appeals for the Federal Circuit.

Lyrica (pregabalin)
In May and June 2011, Apotex Inc. notified us that it had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica oral solution and Lyrica capsules, respectively. Apotex Inc. asserts the invalidity and non-infringement of the basic patent, as well as the seizure patent that expired in October 2013. In July 2011, we filed an action against Apotex Inc. in the U.S. District Court for the District of Delaware asserting the validity and infringement of the challenged patents in connection with both abbreviated new drug applications. In January 2015, the District Court entered a stipulated dismissal, and as a result, Apotex Inc. cannot obtain FDA approval for, or market in the U.S., its generic versions of Lyrica prior to the expiration of the basic patent in December 2018.

EpiPen
In July 2010, King Pharmaceuticals, Inc. (King), which we acquired in 2011 and is a wholly owned subsidiary, brought a patent-infringement action against Sandoz, Inc., a division of Novartis AG (Sandoz), in the U.S. District Court for the District of New Jersey in connection with Sandoz's abbreviated new drug application with the FDA that seeks approval to market an epinephrine injectable product. Sandoz is challenging patents, which expire in 2025, covering the next-generation autoinjector for use with epinephrine that is sold under the EpiPen brand name.

Celebrex (celecoxib)
In March 2013, the U.S. Patent and Trademark Office granted us a reissue patent covering methods of treating osteoarthritis and other approved conditions with celecoxib, the active ingredient in Celebrex. The reissue patent, including the six-month pediatric exclusivity period, expires in December 2015. On the date that the reissue patent was granted, we filed suit against Teva Pharmaceuticals USA, Inc. (Teva USA), Mylan, Watson (as predecessor to Actavis plc), Lupin Pharmaceuticals USA, Inc. (Lupin), Apotex Corp. and Apotex Inc. in the U.S. District Court for the Eastern District of Virginia, asserting the infringement of the reissue patent. Each of the defendant generic drug companies had previously filed an abbreviated new drug application with the FDA seeking approval to market a generic version of celecoxib beginning in May 2014, upon the expiration of the basic patent (including the six-month pediatric exclusivity period) for celecoxib. In March 2014, the court granted the defendants’ motion for summary judgment, invalidating the reissue patent. In May 2014, we appealed the District Court's decision to the U.S. Court of Appeals for the Federal Circuit.

In April 2014, we entered into settlement agreements with two of the defendants, Teva USA and Watson, pursuant to which we granted licenses to the reissue patent permitting Teva USA and Watson to launch generic versions of celecoxib in the U.S. beginning in December 2014. In June 2014 and October 2014, we entered into settlement agreements with Mylan and Lupin, respectively, pursuant to which we granted licenses to the reissue patent permitting Mylan and Lupin to launch generic versions of celecoxib in the U.S. beginning in December 2014. In December 2014, Teva USA, Watson, Mylan and Lupin commenced marketing of generic versions of celecoxib.

Toviaz (fesoterodine)
We have an exclusive, worldwide license to market Toviaz from UCB Pharma GmbH, which owns the patents relating to Toviaz.

Beginning in May 2013, several generic drug manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Toviaz and asserting the invalidity, unenforceability and/or non-infringement of all of our patents for Toviaz that are listed in the Orange Book. Beginning in June 2013, we filed actions against all of those generic drug manufacturers in the U.S. District Court for the District of Delaware, asserting the infringement of five of the patents for Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019; and a patent covering salts of fesoterodine that expires in 2022.

Tygacil (tigecycline)
In September 2013, Apotex Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Tygacil. Apotex Inc. asserts the non-infringement of the polymorph patent for Tygacil that expires in 2030, but has not challenged the basic patent, which expires in 2016. In September 2013, we filed suit against Apotex Inc. in the U.S. District Court for the District of Delaware asserting the infringement of the polymorph patent.

2014 Financial Report	107

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In May 2014, CFT Pharmaceuticals LLC (CFT) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Tygacil. CFT asserts the invalidity and non-infringement of (i) the polymorph patent for Tygacil and (ii) the formulation patent for Tygacil that expires in 2029, but has not challenged the basic patent. In June 2014, we filed suit against CFT in the U.S. District Court for the District of Delaware asserting the validity and infringement of the polymorph patent and the formulation patent for Tygacil.

In May 2014, Aurobindo Pharma Limited (Aurobindo) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Tygacil. Aurobindo asserts the invalidity and non-infringement of (i) the polymorph patent for Tygacil, and (ii) the formulation patent for Tygacil, but has not challenged the basic patent. In July 2014, we filed suit against Aurobindo in the U.S. District Court for the District of Delaware, asserting the validity and infringement of the polymorph patent and the formulation patent for Tygacil.

Action In Which Our Licensing Partner Is The Plaintiff

Nexium 24HR (esomeprazole)
We have an exclusive license to market in the U.S. the over-the-counter version of Nexium from AstraZeneca (Nexium 24HR). Beginning in October 2014, Actavis Laboratories FL, Inc., and then subsequently Andrx Labs, LLC (Andrx), and Perrigo Company plc (Perrigo), notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Nexium 24HR prior to the expiration of one or more of AstraZeneca’s patents listed in the FDA Orange Book for Nexium 24HR. In November 2014, December 2014 and February 2015, AstraZeneca filed actions against Actavis Laboratories FL, Inc., Andrx and Perrigo, respectively, in the U.S. District Court for the District of New Jersey asserting the infringement of the challenged patents. We are not a party to AstraZeneca’s patent-infringement action.

Action In Which We Are The Defendant

Effexor XR (venlafaxine HCI)
In 2006, Wyeth and Wyeth Canada Limited (the Wyeth companies) filed an action in the Federal Court in Canada against Ratiopharm Inc. (Ratiopharm) seeking to prevent Ratiopharm from obtaining approval in Canada for its generic version of Effexor XR prior to the expiration of one of the Wyeth companies’ patents. As a result of that action, Ratiopharm was enjoined from obtaining regulatory approval for its generic product. However, in August 2007, the Federal Court of Appeal in Canada ruled that the patent at issue could not be asserted against Ratiopharm under the applicable Canadian regulations governing approvals, and it dismissed the Wyeth companies’ action.

Following the dismissal, in 2007, Ratiopharm filed an action in the Federal Court in Canada seeking damages from the Wyeth companies for preventing Ratiopharm from marketing its generic version of Effexor XR in Canada from January 2006 through August 2007. The Federal Court dismissed Ratiopharm’s action in 2011, but the Federal Court of Appeal reinstated it in 2012. In 2011 and 2012, Pfizer made payments to Teva Canada Limited, which had acquired Ratiopharm, totaling Canadian dollars 52.5 million in partial settlement of this action.

The trial in this action was held in January 2014, and the court issued various findings in March 2014. On June 30, 2014, the Federal Court in Canada issued a judgment based on those findings, awarding Teva Canada Limited damages of approximately Canadian dollars 125 million, consisting of compensatory damages, pre-judgment interest and legal costs. This judgment was satisfied by Pfizer Canada Inc., as successor to the Wyeth companies, in July 2014. In September 2014, Pfizer Canada Inc. appealed the judgment.

A2. Legal Proceedings––Product Litigation

Like other pharmaceutical companies, we are defendants in numerous cases, including but not limited to those discussed below, related to our pharmaceutical and other products. Plaintiffs in these cases seek damages and other relief on various grounds for alleged personal injury and economic loss.

Asbestos
Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2014, approximately 61,000 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert was acquired by Pfizer in 2000 and is now a wholly owned subsidiary of Pfizer. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means of resolving, these claims.

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

Celebrex and Bextra
Beginning in late 2004, several purported class actions were filed in federal and state courts alleging that Pfizer and certain of our current and former officers violated federal securities laws by misrepresenting the safety of Celebrex and Bextra. In June 2005, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York. In March 2012, the court in the Multi-District Litigation certified a class consisting of all persons who purchased or acquired Pfizer stock between October 31, 2000 and October 19, 2005. In May 2014, the court in the Multi-District Litigation granted Pfizer’s motion to exclude the testimony of the plaintiffs’ loss causation and damages expert. We

108	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

subsequently filed a motion for summary judgment seeking dismissal of the litigation, and the plaintiffs filed a motion for leave to submit an amended report by their expert. In July 2014, the court denied the plaintiffs’ motion for leave to submit an amended report, and granted our motion for summary judgment, dismissing the plaintiffs’ claims in their entirety. In August 2014, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Second Circuit.

Various Drugs: Off-Label Promotion Action
In May 2010, a purported class action was filed in the U.S. District Court for the Southern District of New York against Pfizer and several of our current and former officers. The complaint alleges that the defendants violated federal securities laws by making or causing Pfizer to make false statements, and by failing to disclose or causing Pfizer to fail to disclose material information concerning the alleged off-label promotion of certain pharmaceutical products, alleged payments to physicians to promote the sale of those products and government investigations related thereto. Plaintiffs seek damages in an unspecified amount. In March 2012, the court certified a class consisting of all persons who purchased Pfizer common stock in the U.S. or on U.S. stock exchanges between January 19, 2006 and January 23, 2009 and were damaged as a result of the decline in the price of Pfizer common stock allegedly attributable to the claimed violations. In January 2015, the parties reached an agreement in principle to resolve the matter for $400 million. The agreement is subject to court approval and other conditions.

Various Drugs: Foreign Corrupt Practices Act Compliance
In February 2013, a shareholder derivative action was filed in the Supreme Court of the State of New York, County of New York, against certain current and former officers and directors of Pfizer. Pfizer is named as a nominal defendant. The complaint alleged that the individual defendants breached their fiduciary duties to the Company as the result of, among other things, inadequate oversight of compliance by Pfizer subsidiaries in various countries outside the U.S. with the U.S. Foreign Corrupt Practices Act. The plaintiff sought damages in unspecified amounts and other unspecified relief on behalf of Pfizer. In November 2014, the court granted defendants’ motions to dismiss the complaint in its entirety.

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
Beginning in May 2011, actions, including purported class actions, were filed in various federal courts against Wyeth and, in certain of the actions, affiliates of Wyeth and certain other defendants relating to Effexor XR, which is the extended-release formulation of Effexor. The plaintiffs in each of the class actions seek to represent a class consisting of all persons in the U.S. and its territories who directly purchased, indirectly purchased or reimbursed patients for the purchase of Effexor XR or generic Effexor XR from any of the defendants from June 14, 2008 until the time the defendants’ allegedly unlawful conduct ceased. The plaintiffs in all of the actions allege delay in the launch of generic Effexor XR in the U.S. and its territories, in violation of federal antitrust laws and, in certain of the actions, the antitrust, consumer protection and various other laws of certain states, as the result of Wyeth fraudulently obtaining and improperly listing certain patents for Effexor XR, enforcing certain patents for Effexor XR, and entering into a litigation settlement agreement with a generic drug manufacturer with respect to Effexor XR. Each of the plaintiffs seeks treble damages (for itself in the individual actions or on behalf of the putative class in the purported class actions) for alleged price overcharges for Effexor XR or generic Effexor XR in the U.S. and its territories since June 14, 2008. All of these actions have been consolidated in the U.S. District Court for the District of New Jersey.

In October 2014, the District Court dismissed the direct purchaser plaintiffs’ claims based on the litigation settlement agreement, but declined to dismiss the other direct purchaser plaintiff claims. In January 2015, the District Court entered partial final judgments as to all settlement agreement claims, including those asserted by direct purchasers and end-payer plaintiffs, which plaintiffs have appealed to the United States Court of Appeals for the Third Circuit. Motions to dismiss remain pending as to the end-payer plaintiffs' remaining claims.

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

2014 Financial Report	109

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In the Multi-District Litigation, the District Court (i) denied the plaintiffs’ motion for certification of a nationwide class of all individual consumers and third-party payers who allegedly purchased or reimbursed patients for the purchase of Neurontin for off-label uses from 1994 through 2004, and (ii) dismissed actions by certain proposed class representatives for third-party payers and for individual consumers. In April 2013, the U.S. Court of Appeals for the First Circuit reversed the decision of the District Court dismissing the action by the third-party payer proposed class representatives and remanded that action to the District Court for further consideration, including reconsideration of class certification.

In December 2013, the U.S. Supreme Court denied our petition for certiorari seeking review of the First Circuit's decision reversing the dismissal of the third-party payer purported class action. In April 2014, we and the attorneys for the proposed class representatives and for the plaintiffs in various individual actions entered into an agreement-in-principle to settle the third-party payer purported class action, subject to court approval, as well as the pending individual actions by third-party payers, for an aggregate of $325 million. In November 2014, the District Court granted final approval of the settlement. Plaintiffs’ counsel have agreed to dismiss with prejudice all Neurontin marketing lawsuits by consumers, including the purported statewide consumer class actions in California and Illinois. Some counsel have advised that certain plaintiffs can no longer be located.

Lipitor

•	Whistleblower Action
In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges off-label promotion of Lipitor in violation of the Federal Civil False Claims Act and the false claims acts of certain states, and he seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result of their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such off-label uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of applicable federal and New York law, and he seeks damages and the reinstatement of his employment. In 2009, the District Court dismissed without prejudice the off-label promotion claims and, in 2010, plaintiff filed an amended complaint containing off-label promotion allegations that are substantially similar to the allegations in the original complaint. In November 2012, the District Court dismissed the amended complaint. In December 2012, plaintiff appealed the District Court's decision to the U.S. Court of Appeals for the Second Circuit. In August 2014, the U.S. Court of Appeals for the Second Circuit dismissed the appeal for lack of jurisdiction, and sent the case back to the District Court for clarification of its ruling regarding the plaintiff's employment claims. In November 2014, the District Court granted plaintiff’s motion for a partial final judgment certifying the dismissal of the false claims counts, and plaintiff appealed the order dismissing those claims to the U.S. Court of Appeals for the Second Circuit.

•	Antitrust Actions
Beginning in November 2011, purported class actions relating to Lipitor were filed in various federal courts against, among others, Pfizer, certain affiliates of Pfizer, and, in most of the actions, Ranbaxy, Inc. (Ranbaxy) and certain affiliates of Ranbaxy. The plaintiffs in these various actions seek to represent nationwide, multi-state or statewide classes consisting of persons or entities who directly purchased, indirectly purchased or reimbursed patients for the purchase of Lipitor (or, in certain of the actions, generic Lipitor) from any of the defendants from March 2010 until the cessation of the defendants’ allegedly unlawful conduct (the Class Period). The plaintiffs allege delay in the launch of generic Lipitor, in violation of federal antitrust laws and/or state antitrust, consumer protection and various other laws, resulting from (i) the 2008 agreement pursuant to which Pfizer and Ranbaxy settled certain patent litigation involving Lipitor, and Pfizer granted Ranbaxy a license to sell a generic version of Lipitor in various markets beginning on varying dates, and (ii) in certain of the actions, the procurement and/or enforcement of certain patents for Lipitor. Each of the actions seeks, among other things, treble damages on behalf of the putative class for alleged price overcharges for Lipitor (or, in certain of the actions, generic Lipitor) during the Class Period. In addition, individual actions have been filed against Pfizer, Ranbaxy and certain of their affiliates, among others, that assert claims and seek relief for the plaintiffs that are substantially similar to the claims asserted and the relief sought in the purported class actions described above. These various actions have been consolidated for pre-trial proceedings in a Multi-District Litigation (In re Lipitor Antitrust Litigation MDL-2332) in the U.S. District Court for the District of New Jersey.

In September 2013 and 2014, the District Court dismissed the claims by direct purchasers. In October 2014, the direct purchaser plaintiffs: (i) filed a motion to amend the judgment and for leave to amend their complaint and (ii) appealed the District Court’s decision to the United States Court of Appeals for the Third Circuit. In October and November 2014, the District Court dismissed the claims of all other MDL plaintiffs, who subsequently appealed in November and December 2014 the District Court’s decision to the United States Court of Appeals for the Third Circuit.

Also, in January 2013, the State of West Virginia filed an action in West Virginia state court against Pfizer and Ranbaxy, among others, that asserts claims and seeks relief on behalf of the State of West Virginia and residents of that state that are substantially similar to the claims asserted and the relief sought in the purported class actions described above.

•	Personal Injury Actions
A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed type 2 diabetes as a result of the purported ingestion of Lipitor. Plaintiffs seek compensatory and punitive damages. In February 2014, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Lipitor (Atorvastatin Calcium) Marketing, Sales Practices and Products Liability Litigation (No. II) MDL-2502) in the U.S. District Court for the District of South Carolina.

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

110	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

including with respect to the safety and efficacy of Champix, and, on behalf of the putative class, seeks monetary relief, including punitive damages. In June 2012, the Ontario Superior Court of Justice certified the Ontario proceeding as a class action, defining the class as consisting of the following: (i) all persons in Canada who ingested Champix during the period from April 2, 2007 to May 31, 2010 and who experienced at least one of a number of specified neuropsychiatric adverse events; (ii) all persons who are entitled to assert claims in respect of Champix pursuant to Canadian legislation as the result of their relationship with a class member; and (iii) all health insurers who are entitled to assert claims in respect of Champix pursuant to Canadian legislation. The Ontario Superior Court of Justice certified the class against Pfizer Canada Inc. only and ruled that the action against Pfizer should be stayed until after the trial of the issues that are common to the class members. The actions in Quebec, Alberta and British Columbia have been stayed in favor of the Ontario action, which is proceeding on a national basis.

Celebrex
Beginning in July 2014, purported class actions were filed in the United States District Court for the Eastern District of Virginia against Pfizer and certain subsidiaries of Pfizer relating to Celebrex. The plaintiffs seek to represent U.S. nationwide or multi-state classes consisting of persons or entities who directly purchased from the defendants, or indirectly purchased or reimbursed patients for some or all of the purchase price of, Celebrex or generic Celebrex from May 31, 2014 until the cessation of the defendants’ allegedly unlawful conduct. The plaintiffs allege delay in the launch of generic Celebrex in violation of federal antitrust laws or certain state antitrust, consumer protection and various other laws as a result of Pfizer fraudulently obtaining and improperly listing a patent on Celebrex, engaging in sham litigation, and prolonging the impact of sham litigation through settlement activity that further delayed generic entry. Each of the actions seeks treble damages on behalf of the putative class for alleged price overcharges for Celebrex since May 31, 2014. In December 2014, the District Court granted the parties’ joint motions to consolidate the direct purchaser and end-payor cases, and consolidation will be sought for cases in accordance with that order.

Reglan
Reglan is a pro-motility medicine for the treatment of gastroesophageal reflux disease and diabetic gastroparesis that was marketed by Wyeth and a predecessor company from 1979 until the end of 2001, when Wyeth sold the product and transferred the new drug application to another pharmaceutical company. Generic versions of Reglan have been sold by other companies since 1985. Pfizer, as Wyeth’s parent company, and certain wholly owned subsidiaries and limited liability companies, including Wyeth, along with several other pharmaceutical manufacturers, have been named as defendants in numerous actions in various federal and state courts alleging personal injury resulting from the use of Reglan and/or generic equivalents thereof. Plaintiffs in these actions seek to hold the defendants, including Pfizer and its affiliated companies, liable for a variety of personal injuries, including movement disorders such as Tardive Dyskinesia, allegedly resulting from the ingestion of Wyeth’s product and/or products sold by other companies. A substantial majority of the claims involve the ingestion of generic versions of Reglan produced and sold by other companies. Claims against Pfizer and its affiliated companies are largely based on the novel theory of innovator liability under which plaintiffs allege that an innovator pharmaceutical company can be liable for injuries caused by the ingestion of generic forms of the product produced and sold by other companies. This theory of liability has been rejected by more than 100 federal and state courts, applying the laws of 30 states. However, a small number of courts have adopted the theory, including the Alabama Supreme Court in August 2014. Actions have been filed under the laws of those jurisdictions, including Alabama, and additional actions may be filed in the future.

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

In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto's chemical businesses. As the result of its reorganization under Chapter 11 of the U.S. Bankruptcy Code, Solutia’s indemnification obligations relating to Former Monsanto’s chemical businesses are limited to sites that Solutia has owned or operated. In addition, in connection with its spinoff that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto's chemical businesses, including, but not limited to, any such liabilities that Solutia assumed. Solutia's and New Monsanto's assumption of, and agreement to, indemnify Pharmacia for these liabilities apply to pending actions and any future actions related to Former Monsanto's chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental

2014 Financial Report	111

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

claims, including alleged exposure to polychlorinated biphenyls. Solutia and New Monsanto are defending and indemnifying Pharmacia in connection with various claims and litigation arising out of, or related to, Former Monsanto’s chemical businesses.

Trade Secrets Action in California
In 2004, Ischemia Research and Education Foundation (IREF) and its chief executive officer brought an action in California Superior Court, Santa Clara County, against a former IREF employee and Pfizer. Plaintiffs allege that defendants conspired to misappropriate certain information from IREF’s allegedly proprietary database in order to assist Pfizer in designing and executing a clinical study of a Pfizer drug. In 2008, the jury returned a verdict for compensatory damages of approximately $38.7 million. In March 2009, the court awarded prejudgment interest, but declined to award punitive damages. In July 2009, the court granted our motion for a new trial and vacated the jury verdict. In February 2013, the trial court's decision was affirmed by the California Court of Appeal, Sixth Appellate District. In May 2013, the action was remanded for further proceedings to the California Superior Court, Santa Clara County. We do not expect this litigation to have a material adverse effect on our financial position.

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

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

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

A5. Legal Proceedings––Certain Matters Resolved During 2014

As previously reported, during 2014, certain matters, including the matters discussed below, were resolved or were the subject of definitive settlement agreements or settlement agreements-in-principle.

Neurontin Antitrust Actions
In January 2011, in a Multi-District Litigation (In re Neurontin Antitrust Litigation MDL-1479) that consolidated four actions, the U.S. District Court for the District of New Jersey certified a nationwide class consisting of wholesalers and other entities who purchased Neurontin directly from Pfizer and Warner-Lambert during the period from December 11, 2002 to August 31, 2008 or who purchased generic gabapentin after it became available. The complaints alleged that Pfizer and Warner-Lambert engaged in anticompetitive conduct in violation of the Sherman Act. In April 2014, the parties entered into an agreement to settle this action for $190 million. In addition, in July 2014, Pfizer, Warner-Lambert and certain direct purchasers who opted out of the certified class entered into an agreement-in-principle to settle two actions pending in the District Court of New Jersey, that assert allegations substantially similar to those in the class, on terms not material to Pfizer.

112	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Lyrica (pregabalin)
Beginning in March 2009, several generic drug manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica capsules and, in the case of one generic drug manufacturer, Lyrica oral solution. Each of the generic drug manufacturers challenged one or more of three patents for Lyrica: the basic patent, which expires in 2018, and two other patents, one of which expired in October 2013 and the other of which expires in 2018. Each of the generic drug manufacturers asserted the invalidity and/or the non-infringement of the patents subject to challenge. Beginning in April 2009, we filed actions against these generic drug manufacturers in the U.S. District Court for the District of Delaware, asserting the infringement and validity of our patents for Lyrica, and all of these cases were consolidated in the District of Delaware. In July 2012, the court held that all three patents were valid and infringed. In August 2012, the generic drug manufacturers appealed the decision to the U.S. Court of Appeals for the Federal Circuit. In February 2014, the Federal Circuit affirmed the decision of the District Court with respect to the validity and enforcement of one claim of the basic patent and determined, on the ground of mootness, that it did not have to render a decision on any other issues raised on appeal, including with respect to the other patent that expires in 2018. The generic drug manufacturers' time to file a petition for certiorari requesting a review by the U.S. Supreme Court expired in May 2014. As a result, the generic drug manufacturers cannot obtain FDA approval for their generic versions of Lyrica or market those products in the U.S. prior to the expiration of the basic patent in 2018.

In November 2010 and December 2012, Novel Laboratories, Inc. (Novel) and Wockhardt Limited (Wockhardt), respectively, notified us that they had each filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Lyrica oral solution. Novel asserted the invalidity and/or non-infringement of our three patents for Lyrica referred to in the paragraph above. Wockhardt asserted the invalidity and non-infringement of the basic patent. In October 2011, Alembic Pharmaceuticals Limited (Alembic) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Lyrica capsules and asserting the invalidity of the basic patent. In December 2011, January 2011 and January 2013, we filed actions against each of Alembic, Novel and Wockhardt, respectively, in the U.S. District Court for the District of Delaware, asserting the validity and infringement of our patents. Each of Novel, Alembic and Wockhardt agreed to a stay of the respective actions described above and to be bound by any final judgment of infringement and validity of the patents at issue in the consolidated action discussed in the paragraph above. In late May and early June 2014, the District Court entered consent judgments against Novel, Alembic and Wockhardt, and, as a result, these generic drug manufacturers cannot obtain FDA approval for their generic versions of Lyrica or market their products in the U.S. prior to the expiration of the basic patent in December 2018.

Bapineuzumab
In June 2010, a purported class action was filed in the U.S. District Court for the District of New Jersey against Pfizer, as successor to Wyeth, and several former officers of Wyeth. The complaint alleged that Wyeth and the individual defendants violated federal securities laws by making or causing Wyeth to make false and misleading statements, and by failing to disclose or causing Wyeth to fail to disclose material information, concerning the results of a clinical trial involving bapineuzumab, a product in development for the treatment of Alzheimer’s disease. The plaintiff sought to represent a class consisting of all persons who purchased Wyeth securities from May 21, 2007 through July 2008 and sought damages in an unspecified amount on behalf of the putative class. In February 2012, the court granted the defendants’ motion to dismiss the complaint. In December 2012, the court granted the plaintiff's motion to file an amended complaint. In April 2013, the court granted the defendants' motion to dismiss the amended complaint. In May 2013, the plaintiff appealed the District Court's decision to the U.S. Court of Appeals for the Third Circuit. In June 2014, the U.S. Court of Appeals for the Third Circuit affirmed the District Court's decision to dismiss the complaint. The plaintiff’s time to file a petition for certiorari requesting a review by the U.S. Supreme Court expired in September 2014.

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2014, recorded amounts for the estimated fair value of these indemnifications were not significant.

Pfizer Inc. has also guaranteed the long-term debt of certain companies that it acquired and that now are subsidiaries of Pfizer.

C. Purchase Commitments

As of December 31, 2014, we had agreements totaling $4.1 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

Note 18. Segment, Geographic and Other Revenue Information

A. Segment Information

We manage our commercial operations through a global commercial structure consisting of two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments, each of which is led by a single manager––the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC). The Established Products business consists of the Global Established Pharmaceutical segment (GEP), which is led by a single manager. Each operating segment has responsibility for its commercial activities and for certain in-process research and development (IPR&D) projects for new investigational products and additional indications for in-line products that generally have achieved proof of concept.

2014 Financial Report	113

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Each business has a geographic footprint across developed and emerging markets. We have restated prior-period information (Revenues and Earnings, as defined by management, and Depreciation and Amortization) to conform to the current management structure. As our operations were not managed under the new structure until the beginning of fiscal 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for 2013 include allocations. The amounts subject to allocation methods in 2013 were approximately $2.1 billion of selling, informational and administrative expenses and approximately $800 million of research and development expenses. The amounts subject to allocation methods in 2012 were approximately $2.3 billion of selling, informational and administrative expenses and approximately $990 million of research and development expenses:

•	The selling, informational and administrative expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The research and development expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that the allocations are reasonable.
We regularly review our segments and the approach used by management to evaluate performance and allocate resources.

Operating Segments

Some additional information about each segment follows:

•
Global Innovative Pharmaceutical segment––GIP is focused on developing, registering and commercializing novel, value-creating medicines that significantly improve patients’ lives. These therapeutic areas include inflammation, cardiovascular/metabolic, neuroscience and pain, rare diseases and women’s/men’s health and include leading brands, such as Xeljanz, Eliquis and Lyrica (U.S., Japan). GIP has a pipeline of medicines in inflammation, cardiovascular/metabolic disease, neuroscience and pain, and rare diseases.

•
Global Vaccines, Oncology and Consumer Healthcare segment––VOC focuses on the development and commercialization of vaccines and products for oncology and consumer healthcare. Consumer Healthcare manufactures and markets several well known, OTC products. Each of the three businesses in VOC operates as a separate, global business with distinct specialization in terms of the science and market approach necessary to deliver value to consumers and patients.

•
Global Established Pharmaceutical segment––GEP includes the brands that have lost market exclusivity and, generally, the mature, patent-protected products that are expected to lose exclusivity through 2015 in most major markets and, to a much smaller extent, generic pharmaceuticals. Additionally, GEP includes our sterile injectable products and biosimilar development portfolio.

Our chief operating decision maker uses the revenues and earnings of the three operating segments, among other factors, for performance evaluation and resource allocation.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•
Worldwide Research and Development (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

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

•
Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

•	Other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

•
Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment; (ii) acquisition-related costs, where we incur costs for executing the transaction, integrating the acquired operations and restructuring the combined company; and (iii) certain significant items, which include non-acquisition-related restructuring costs, as well as costs incurred for legal settlements, asset impairments and disposals of assets or businesses, including, as applicable, any associated transition activities.

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by multiple operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $169 billion as of December 31, 2014 and approximately $172 billion as of December 31, 2013.

114	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Selected Income Statement Information

The following table provides selected income statement information by reportable segment:
	Revenues			Earnings(a)			Depreciation and Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012	2014	2013	2012	2014	2013	2012
Reportable Segments:
Global Innovative Pharmaceutical (GIP)	$13,861	$14,317	$13,756	$7,780	$8,549	$8,325	$255	$238	$250
Global Vaccines, Oncology and Consumer Healthcare (VOC)	10,144	9,285	8,991	4,692	4,216	3,597	263	231	270
Global Established Pharmaceutical (GEP)	25,149	27,619	31,678	16,199	17,552	19,910	475	478	595
Total reportable segments	49,154	51,221	54,426	28,671	30,318	31,832	993	947	1,115
Other business activities(c)	253	232	231	(3,092)	(2,828)	(2,888)	91	105	117
Reconciling Items:
Corporate(d)	—	—	—	(5,200)	(5,689)	(6,059)	384	432	546
Purchase accounting adjustments(d)	—	—	—	(3,641)	(4,344)	(4,905)	3,782	4,487	4,988
Acquisition-related costs(d)	—	—	—	(183)	(376)	(946)	53	124	273
Certain significant items(e)	198	132	—	(3,749)	(692)	(5,039)	207	167	300
Other unallocated	—	—	—	(567)	(671)	(751)	27	44	55
	$49,605	$51,584	$54,657	$12,240	$15,716	$11,242	$5,537	$6,306	$7,394

(a)	Income from continuing operations before provision for taxes on income.

(b)
Certain production facilities are shared. Depreciation is allocated based on estimates of physical production. Amounts here relate solely to the depreciation and amortization associated with continuing operations.

(c)
Other business activities includes the revenues and operating results of Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales operation, and the costs managed by our Worldwide Research and Development organization and our Pfizer Medical organization.

(d)	For a description, see the "Other Costs and Business Activities" section above.

(e)	Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.
For Revenues in 2014, certain significant items primarily represent revenues related to our transitional manufacturing and supply agreements with Zoetis. For additional information, see Note 2D.
For Earnings in 2014, certain significant items includes: (i) income related to our transitional manufacturing and supply agreements with Zoetis of $32 million, (ii) charges for certain legal matters of $999 million, (iii) certain asset impairments of $440 million, (iv) a charge for an additional year of Branded Prescription Drug Fee of $215 million, (v) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $598 million, (vi) upfront fee associated with collaborative arrangement with Merck KGaA of $1.2 billion, (vii) charges for business and legal entity alignment of $168 million and (viii) other charges of $197 million. For additional information, see Note 2C, Note 3 and Note 4.
For Revenues in 2013, certain significant items represent revenues related to our transitional manufacturing and supply agreements with Zoetis. For additional information, see Note 2D.
For Earnings in 2013, certain significant items includes: (i) income related to our transitional manufacturing and supply agreements with Zoetis of $16 million, (ii) patent litigation settlement income of $1.3 billion, (iii) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.3 billion, (iv) net charges for certain legal matters of $21 million, (v) certain asset impairments of $836 million, (vi) the gain associated with the transfer of certain product rights to Hisun Pfizer of $459 million, (vii) costs associated with the separation of Zoetis of $18 million and (viii) other charges of $306 million. For additional information, see Note 3 and Note 4.
For Earnings in 2012, certain significant items includes: (i) net charges for certain legal matters of $2.2 billion, (ii) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.8 billion, (iii) certain asset impairment charges of $875 million, (iv) costs associated with the separation of Zoetis of $125 million and (v) other charges of $19 million. For additional information, see Note 3 and     Note 4.

Equity in the net income of investees accounted for by the equity method is not significant for any of our operating segments.

2014 Financial Report	115

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Geographic Information

Revenues exceeded $500 million in each of 13, 12 and 14 countries outside the U.S. in 2014, 2013 and 2012, respectively. The U.S. is the only country to contribute more than 10% of total revenue in 2014. The U.S. and Japan were the only countries to contribute more than 10% of total revenue in 2013 and 2012.

The following table provides revenues by geographic area:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
United States	$19,073	$20,274	$21,313
Developed Europe(a)	11,719	11,739	12,545
Developed Rest of World(b)	7,314	8,346	9,956
Emerging Markets(c)	11,499	11,225	10,843
Revenues	$49,605	$51,584	$54,657

(a)
Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries. Revenues denominated in euros were $9.0 billion in 2014, $8.9 billion in 2013 and $9.4 billion in 2012.

(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

Long-lived assets by geographic region follow:
	As of December 31,
(MILLIONS OF DOLLARS)	2014	2013	2012
Property, plant and equipment, net
United States	$5,575	$5,885	$6,485
Developed Europe(a)	4,606	4,845	4,895
Developed Rest of World(b)	617	696	816
Emerging Markets(c)	963	971	1,017
Property, plant and equipment, net	$11,762	$12,397	$13,213

(a)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.

(b)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

C. Other Revenue Information

Significant Customers

We sell our biopharmaceutical products primarily to customers in the wholesale sector. In 2014, sales to our three largest U.S. wholesaler customers represented approximately 13%, 10% and 9% of total revenues, respectively, and, collectively, represented approximately 24% of total accounts receivable as of December 31, 2014. In 2013, sales to our three largest U.S. wholesaler customers represented approximately 12%, 9% and 8% of total revenues, respectively, and, collectively, represented approximately 20% of total accounts receivable as of December 31, 2013. For both years, these sales and related accounts receivable were concentrated in our biopharmaceutical businesses.

116	2014 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues

The following table provides detailed revenue information:
		Year Ended December 31,
(MILLIONS OF DOLLARS)	Business(a)	2014	2013	2012
Biopharmaceutical revenues:
Lyrica(b)	GEP/GIP	$5,168	$4,595	$4,158
Prevnar family	V	4,464	3,974	4,117
Enbrel (Outside the U.S. and Canada)	GIP	3,850	3,774	3,737
Celebrex	GEP	2,699	2,918	2,719
Lipitor	GEP	2,061	2,315	3,948
Viagra(c)	GEP/GIP	1,685	1,881	2,051
Zyvox	GEP	1,352	1,353	1,345
Sutent	O	1,174	1,204	1,236
Norvasc	GEP	1,112	1,229	1,349
Premarin family	GEP	1,076	1,092	1,073
BeneFIX	GIP	856	832	775
Vfend	GEP	756	775	754
Pristiq	GEP	737	698	630
Genotropin	GIP	723	772	832
Chantix/Champix	GIP	647	648	670
Refacto AF/Xyntha	GIP	631	602	584
Xalatan/Xalacom	GEP	495	589	806
Medrol	GEP	443	464	523
Xalkori	O	438	282	123
Zoloft	GEP	423	469	541
Inlyta	O	410	319	100
Relpax	GEP	382	359	368
Fragmin	GEP	364	359	381
Sulperazon	GEP	354	309	262
Effexor	GEP	344	440	425
Rapamune	GIP	339	350	346
Tygacil	GEP	323	358	335
Zithromax/Zmax	GEP	314	387	435
Xeljanz	GIP	308	114	6
Zosyn/Tazocin	GEP	303	395	484
EpiPen	GEP	294	273	263
Toviaz	GIP	288	236	207
Revatio	GEP	276	307	534
Cardura	GEP	263	296	338
Xanax/Xanax XR	GEP	253	276	274
Inspra	GEP	233	233	214
Somavert	GIP	229	217	197
BMP2	GIP	228	209	263
Diflucan	GEP	220	242	259
Neurontin	GEP	210	216	235
Unasyn	GEP	207	212	228
Detrol/Detrol LA	GEP	201	562	761
Depo-Provera	GEP	201	191	148
Protonix/Pantoprazole	GEP	198	185	188
Dalacin/Cleocin	GEP	184	199	232
Caduet	GEP	180	223	258
Alliance revenues(d)	GEP/GIP	957	2,628	3,492
All other GIP	GIP	469	540	332
All other GEP	GEP	6,175	6,614	7,442
All other V/O	V/O	211	164	236
Total biopharmaceutical revenues	GEP/GIP/V/O	45,708	47,878	51,214
Other revenues:
Consumer Healthcare	C	3,446	3,342	3,212
Other(e)		451	364	231
Revenues		$49,605	$51,584	$54,657

(a)	Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V= the Global Vaccines business; O= the Global Oncology business; C = the global Consumer Healthcare business; and GEP = the Global Established Pharmaceutical segment.

(b)	Lyrica revenues from all of Europe are included in GEP. All other Lyrica revenues are included in GIP.

(c)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.

(d)	Includes Enbrel (GIP, in the U.S. and Canada through October 31, 2013), Spiriva (GEP), Rebif (GIP), Aricept (GEP) and Eliquis (GIP).

2014 Financial Report	117

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(e)
Other primarily includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes the revenues related to our transitional manufacturing and supply agreements with Zoetis.

Note 19. Subsequent Events

A. Agreement to Acquire Hospira, Inc. (Hospira)
On February 5, 2015, we announced that we have entered into a definitive merger agreement under which we agreed to acquire Hospira, the world’s leading provider of injectable drugs and infusion technologies and a global leader in biosimilars, for $90 per share in cash, for a total enterprise value of approximately $17 billion. We expect to finance the transaction through a combination of existing cash and new debt, with approximately two-thirds of the value financed from cash and one-third from debt. The transaction is subject to customary closing conditions, including regulatory approvals in several jurisdictions and the approval of Hospira's shareholders, and is expected to close in the second half of 2015.

B. Acquisition of Marketed Vaccines Business of Baxter International Inc. (Baxter)
On December 1, 2014 (which falls in the first fiscal quarter of 2015 for our international operations), we completed the acquisition of Baxter's portfolio of marketed vaccines for $635 million. The portfolio that was acquired consists of NeisVac-C and FSME-IMMUN/TicoVac. NeisVac-C is a vaccine that helps protect against meningitis caused by group C meningococcal meningitis and FSME-IMMUN/TicoVac is a vaccine that helps protect against tick-borne encephalitis. We also acquired a portion of Baxter’s facility in Orth, Austria, where these vaccines are manufactured. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has not yet been completed.

C. Collaboration with OPKO Health, Inc. (OPKO)
On December 13, 2014, we entered into a collaborative agreement with OPKO to develop and commercialize OPKO’s long-acting human growth hormone (hGH-CTP) for the treatment of growth hormone deficiency (GHD) in adults and children, as well as for the treatment of growth failure in children born small for gestational age (SGA) who fail to show catch-up growth by two years of age. hGH-CTP has the potential to reduce the required dosing frequency of human growth hormone to a single weekly injection from the current standard of one injection per day. The transaction closed on January 28, 2015, upon termination of the Hart-Scott-Rodino waiting period. In February 2015, we made an upfront payment of $295 million to OPKO and OPKO is eligible to receive up to an additional $275 million upon the achievement of certain regulatory milestones. We have received the exclusive license to commercialize hGH-CTP worldwide. In addition, OPKO is eligible to receive initial tiered royalty payments associated with the commercialization of hGH-CTP for Adult GHD, which is subject to regulatory approval. Upon the launch of hGH-CTP for Pediatric GHD, which is subject to regulatory approval, the royalties will transition to tiered gross profit sharing for both hGH-CTP and our product, Genotropin. OPKO will lead the clinical activities and will be responsible for funding the development programs for the key indications, which includes Adult and Pediatric GHD and Pediatric SGA. We will be responsible for all development costs for additional indications as well as all post-marketing studies. In addition, we will fund the commercialization activities for all indications and lead the manufacturing activities covered by the global development plan.

D. Accelerated Share Repurchase Agreement
On February 9, 2015, we entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (GS&Co.) to repurchase $5 billion of our common stock. Approximately 150 million of the shares to be repurchased under the transaction were received by us on February 11, 2015. At settlement of the agreement, which is expected to occur during or prior to the third quarter of 2015, GS&Co. may be required to deliver additional shares of common stock to us, or, under certain circumstances, we may be required to deliver shares of our common stock or may elect to make a cash payment to GS&Co., with the number of shares to be delivered or the amount of such payment based on the difference between the volume-weighted average price, less a discount, of our common stock during the term of the transaction and the initial $5 billion paid. This agreement was entered into pursuant to our previously announced share repurchase authorization.

118	2014 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2014
Revenues	$11,353	$12,773	$12,361	$13,118
Costs and expenses(a)	8,448	8,689	8,793	11,185
Restructuring charges and certain acquisition-related costs(b)	58	81	(19)	130
Income from continuing operations before provision for taxes on income	2,847	4,003	3,587	1,803
Provision for taxes on income	582	1,082	911	545
Income from continuing operations	2,265	2,921	2,676	1,257
Discontinued operations—net of tax	73	—	(3)	(21)
Net income before allocation to noncontrolling interests	2,338	2,921	2,672	1,236
Less: Net income attributable to noncontrolling interests	9	9	6	8
Net income attributable to Pfizer Inc.	$2,329	$2,912	$2,666	$1,228
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.35	$0.46	$0.42	$0.20
Discontinued operations—net of tax	0.01	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.46	$0.42	$0.20
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.35	$0.45	$0.42	$0.20
Discontinued operations—net of tax	0.01	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.45	$0.42	$0.19

Cash dividends paid per common share	$0.26	$0.26	$0.26	$0.26
Stock prices
High	$32.96	$32.69	$31.31	$33.12
Low	$29.66	$28.77	$27.87	$27.51

(a)	The fourth quarter of 2014 reflects historically higher fourth quarter costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses.

(b)	The fourth quarter of 2014 reflects higher employee termination costs.
Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.
As of January 30, 2015, there were 186,315 holders of record of our common stock (New York Stock Exchange symbol PFE).

2014 Financial Report	119

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2013
Revenues	$12,410	$12,973	$12,643	$13,558
Costs and expenses(a)	8,554	7,433	8,837	9,862
Restructuring charges and certain acquisition-related costs(b)	131	183	233	635
Income from continuing operations before provision/(benefit) for taxes on income	3,725	5,357	3,573	3,061
Provision/(benefit) for taxes on income	1,109	1,782	985	430
Income from continuing operations	2,616	3,575	2,588	2,631
Discontinued operations—net of tax(c)	149	10,559	11	(57)
Net income before allocation to noncontrolling interests	2,765	14,134	2,599	2,574
Less: Net income attributable to noncontrolling interests	15	39	9	6
Net income attributable to Pfizer Inc.	$2,750	$14,095	$2,590	$2,568
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.36	$0.51	$0.39	$0.41
Discontinued operations—net of tax	0.02	1.50	—	(0.01)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$2.00	$0.39	$0.40
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.36	$0.50	$0.39	$0.40
Discontinued operations—net of tax	0.02	1.48	—	(0.01)
Net income attributable to Pfizer Inc. common shareholders	$0.38	$1.98	$0.39	$0.39

Cash dividends paid per common share	$0.24	$0.24	$0.24	$0.24
Stock prices
High	$28.90	$31.15	$30.43	$32.50
Low	$25.33	$27.12	$27.33	$28.02

(a)	The fourth quarter of 2013 reflects historically higher fourth quarter costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses.

(b)	The fourth quarter of 2013 reflects higher employee termination costs.

(c)	The second quarter of 2013 reflects the gain on the disposal of our Animal Health business (Zoetis).

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

120	2014 Financial Report

Financial Summary
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2014	2013	2012	2011	2010
Revenues(b)	$49,605	$51,584	$54,657	$61,035	$61,591
Income from continuing operations(b)	9,119	11,410	9,021	7,860	7,951
Total assets	169,274	172,101	185,798	188,002	195,014
Long-term obligations(b), (c)	76,021	72,115	74,934	75,914	76,789

Earnings per common share—basic
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.43	$1.67	$1.21	$1.00	$0.99
Discontinued operations—net of tax(d)	0.01	1.56	0.75	0.28	0.04
Net income attributable to Pfizer Inc. common shareholders	$1.44	$3.23	$1.96	$1.28	$1.03
Earnings per common share—diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.41	$1.65	$1.20	$0.99	$0.98
Discontinued operations—net of tax(d)	0.01	1.54	0.74	0.28	0.04
Net income attributable to Pfizer Inc. common shareholders	$1.42	$3.19	$1.94	$1.27	$1.02

Cash dividends paid per common share	$1.04	$0.96	$0.88	$0.80	$0.72

(a)	Reflects the acquisition of King on January 31, 2011.

(b)	All amounts reflect the June 24, 2013 disposition of Zoetis and its presentation as a discontinued operation in all periods prior to 2014 presented.

(c)	Defined as Long-term debt, Pension benefit obligations, net, Postretirement benefit obligations, net, Noncurrent deferred tax liabilities, Other taxes payable and Other noncurrent liabilities.

(d)
Includes (i) the Animal Health (Zoetis) business through June 24, 2013, the date of disposal, (ii) the Nutrition business through November 30, 2012, the date of disposal and (iii) the Capsugel business through August 1, 2011, the date of disposal.

2014 Financial Report	121

Peer Group Performance Graph
Pfizer Inc. and Subsidiary Companies

The following graph assumes a $100 investment on December 31, 2009, and reinvestment of all dividends, in each of the Company's Common Shares, the S&P 500 Index, and a composite peer group of the major U.S.- and European-based pharmaceutical companies, which are: Abbott Laboratories (for the period 2009-2012 only), AbbVie Inc. (for 2013 and 2014 only), Amgen, Inc., AstraZeneca plc, Bristol-Myers Squibb Company, Eli Lilly & Co., GlaxoSmithKline plc, Johnson & Johnson, Merck and Co., Inc., Novartis AG, Roche Holding AG and Sanofi SA.

Five Year Performance

	2009	2010	2011	2012	2013	2014
PFIZER	$100.0	$100.3	$129.2	155.5	$196.3	$206.7
PEER GROUP	$100.0	$100.7	$115.5	129.6	$172.4	$194.3
S&P 500	$100.0	$115.1	$117.5	136.3	$180.4	$205.1

122	2014 Financial Report