Form 10-K, Exhibit 13
period 2015-12-31
PFIZER INC
filed 2016-02-29
CIK 78003

EXHIBIT 13

Pfizer Inc. 2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

INTRODUCTION

Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. (the Company). It should be read in conjunction with the consolidated financial statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2015 Annual Report on Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

●	Overview of Our Performance, Operating Environment, Strategy and Outlook	Beginning on page 2

This section provides information about the following: Our Business; Our 2015 Performance; Our Operating Environment; The Global Economic Environment, Our Strategy; Our Business Development Initiatives, such as acquisitions, dispositions, licensing and collaborations; and Our Financial Guidance for 2016.

●	Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions	Beginning on page 12

This section discusses those accounting policies and estimates that we consider important in understanding our consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Basis of Presentation and Significant Accounting Policies.

●	Analysis of the Consolidated Statements of Income	Beginning on page 19
This section includes a Revenues Overview section as well as the following sub-sections:
	○ Revenues-Major Products	Beginning on page 24
This sub-section provides an overview of several of our biopharmaceutical products.
	○ Product Developments-Biopharmaceutical	Beginning on page 28
This sub-section provides an overview of important biopharmaceutical product developments.
	○ Costs and Expenses	Beginning on page 31
This sub-section provides a discussion about our costs and expenses.
	○ Provision for Taxes on Income	Beginning on page 34
This sub-section provides a discussion of items impacting our tax provisions.
	○ Discontinued Operations	Beginning on page 35
	○ Adjusted Income	Beginning on page 35
This sub-section provides a discussion of an alternative view of performance used by management.
●	Analysis of Operating Segment Information	Beginning on page 42
This section provides a discussion of the performance of each of our operating segments.
●	Analysis of the Consolidated Statements of Comprehensive Income	Beginning on page 48
This section provides a discussion of changes in certain components of other comprehensive income.
●	Analysis of the Consolidated Balance Sheets	Beginning on page 49
This section provides a discussion of changes in certain balance sheet accounts, including Accumulated other comprehensive loss.
●	Analysis of the Consolidated Statements of Cash Flows	Beginning on page 50
This section provides an analysis of our consolidated cash flows for the three years ended December 31, 2015.
●	Analysis of Financial Condition, Liquidity and Capital Resources	Beginning on page 51

This section provides an analysis of selected measures of our liquidity and of our capital resources as of December 31, 2015 and December 31, 2014, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2015 and December 31, 2014. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

●	New Accounting Standards	Beginning on page 56
This section discusses accounting standards that we have recently adopted, as well as those that recently have been issued, but not yet adopted.
●	Forward-Looking Information and Factors That May Affect Future Results	Beginning on page 58

This section provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to, among other things, our anticipated operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans and plans relating to share repurchases and dividends. Such forward-looking statements are based on management’s plans and assumptions, which are inherently susceptible to uncertainty and changes in circumstances. Also included in this section are discussions of Financial Risk Management and Contingencies, including legal and tax matters.

Certain amounts in our Financial Review may not add due to rounding. All percentages have been calculated using unrounded amounts.

2015 Financial Report	1

Financial Review
Pfizer Inc. and Subsidiary Companies

OVERVIEW OF OUR PERFORMANCE, OPERATING ENVIRONMENT, STRATEGY AND OUTLOOK

Our Business

We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development and manufacture of healthcare products. Our global portfolio includes medicines, vaccines and medical devices, as well as many of the world’s best-known consumer healthcare products. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products and, to a much lesser extent, from alliance agreements, under which we co-promote products discovered by other companies (Alliance revenues).

The majority of our revenues come from the manufacture and sale of biopharmaceutical products. The biopharmaceutical industry is highly competitive and highly regulated. As a result, we face a number of industry-specific factors and challenges which can significantly impact our results. These factors include, among others: the loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights, healthcare legislation, pipeline productivity, the regulatory environment, pricing and access pressures and competition. We also face challenges as a result of the global economic environment. For additional information about these factors and challenges, see the “Our Operating Environment” section of this Financial Review and in Part I, Item 1A, “Risk Factors,” of our 2015 Annual Report on Form 10-K.

The financial information included in our consolidated financial statements for our subsidiaries operating outside the United States (U.S.) is as of and for the year ended November 30 for each year presented. Pfizer's fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented.

References to developed markets in this Financial Review include the U.S., Western Europe, Japan, Canada, Australia, Scandinavia, South Korea, Finland and New Zealand; and references to emerging markets in this Financial Review include, but are not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

References to operational variances in this Financial Review refer to variances excluding the impacts of foreign exchange.

On November 23, 2015, we announced that we have entered into a definitive merger agreement with Allergan plc (Allergan), a global pharmaceutical company incorporated in Ireland, under which we have agreed to combine with Allergan in a stock transaction valued at $363.63 per Allergan share, for a total enterprise value of approximately $160 billion, based on the closing price of Pfizer common stock of $32.18 on November 20, 2015 (the last trading day prior to the announcement) and certain other assumptions. Subject to the terms and conditions of the merger agreement, the businesses of Pfizer and Allergan will be combined under a single company and Pfizer would become a wholly-owned subsidiary of Allergan, which is organized under the laws of Ireland and which, subject to the approval by Allergan shareholders, will be renamed “Pfizer plc”. We anticipate that the parent company will be treated as a non-U.S. corporation (and, therefore, a non-U.S. tax resident) under the applicable U.S. federal income tax rules, although the U.S. Internal Revenue Service (IRS) may challenge that treatment. The completion of the transaction, which is expected in the second half of 2016, is subject to certain conditions, including receipt of regulatory approval in certain jurisdictions, including the U.S. and European Union (EU), the receipt of necessary approvals from both Pfizer and Allergan shareholders, and the completion of Allergan’s pending divestiture of its generics business to Teva Pharmaceuticals Industries Ltd. Readers are encouraged to review the joint proxy statement/prospectus we will file with the U.S. Securities and Exchange Commission (SEC) seeking stockholder approval of the transaction. That document will include important information regarding the proposed transaction. While we have taken actions and incurred costs associated with the pending combination that are reflected in our financial statements, the pending combination with Allergan will not be reflected in our financial statements until consummation. See the “Our Business Development Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 19. Pending Combination with Allergan for additional information.
On September 3, 2015 (the acquisition date), we acquired Hospira, Inc. (Hospira) for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Hospira, and, in accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. See Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions and the “Significant Accounting Policies and Application of Critical Accounting Estimates––Acquisition of Hospira” section of this Financial Review for additional information. Hospira is now a subsidiary of Pfizer and its commercial operations are now included within the Global Established Pharmaceutical (GEP) segment. The combination of local Pfizer and Hospira entities may be pending in various jurisdictions and integration is subject to completion of various local legal and regulatory steps. We expect to generate $800 million of annual cost synergies by 2018 in connection with the Hospira acquisition. Based on our past experience, the one-time costs to generate the synergies are expected to be approximately $1 billion (not including costs of $215 million in 2015 associated with the return of acquired in-process research and development (IPR&D) rights), incurred for up to a three-year period post-acquisition. See the “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review.

On June 24, 2013, we completed the full disposition of our Animal Health business, Zoetis Inc. (Zoetis), and recognized a gain of approximately $10.3 billion, net of tax, in Gain on disposal of discontinued operations––net of tax in our consolidated statement of income for the year ended December 31, 2013. The operating results of this business through June 24, 2013, the date of disposal, are reported as Income from discontinued operations––net of tax in our consolidated statements of income. See Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Divestitures for additional information.

2	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Our 2015 Performance

Revenues––2015

Revenues in 2015 were $48.9 billion, a decrease of 2% compared to 2014. This reflects an operational increase of $3.0 billion, or 6%, which was more than offset by the unfavorable impact of foreign exchange of $3.8 billion, or 8%.

The following provides an analysis of our 2015 operational revenue growth for Pfizer standalone revenues:
Year Ended December 31,
(BILLIONS OF DOLLARS)	2015
Operational revenues––Pfizer-standalone increase:
Operational consolidated revenues increase	$3.0
Less: Revenues from legacy Hospira	(1.5)
Revenues from vaccines acquired from Baxter	(0.2)
Operational revenues––Pfizer-standalone increase	$1.3

Components of operational revenues––Pfizer-standalone increase:
Operational revenue growth from certain key products––net	$4.5
Operational revenue decrease due to product losses of exclusivity and co-promotion expirations	(3.2)
Operational revenues––Pfizer-standalone increase	$1.3

See the “Analysis of the Consolidated Statements of Income––Revenues––Overview” section below for more information, including a discussion of key drivers of our revenue performance.

Income from Continuing Operations Before Provision for Taxes on Income––2015

Income from continuing operations before provision for taxes on income was $9.0 billion in 2015 compared to $12.2 billion in 2014, primarily reflecting, among other items, in addition to the operational and foreign exchange impacts for Revenues described above:

•
higher restructuring charges and certain acquisition-related costs (up $902 million) (see also the Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives);

•
foreign currency loss ($806 million) and an inventory impairment charge ($72 million) related to Venezuela in 2015 (see also the “Costs and Expenses––Cost of Sales” and the “Analysis of Financial Condition, Liquidity and Capital Resources––Global Economic Conditions––Venezuela Operations” sections of this Financial Review and Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•
higher selling, informational and administrative expenses (up $711 million) (see also the “Costs and Expenses––Selling, Informational and Administrative Expenses (SI&A) Expenses” section of this Financial Review);

•	higher Other, net (up $668 million) (see also the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•	higher asset impairments (up $349 million) (see also the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net); and

•	higher charges for business and legal entity alignment activities (up $114 million) (see also the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net),
partially offset by:

•	lower research and development expenses (down $703 million) (see also the “Costs and Expenses––Research and Development (R&D) Expenses” section of this Financial Review);

•	lower amortization of intangible assets (down $311 million) (see also the “Costs and Expenses––Amortization of Intangible Assets” section of this Financial Review); and

•	lower net interest expense (down $207 million) (see also the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net).
For information on our tax provision and effective tax rate see the “Provision for Taxes on Income” section of the Financial Review and Notes to Consolidated Financial Statements––Note 5. Tax Matters.
Our Operating Environment

Industry-Specific Challenges

Intellectual Property Rights and Collaboration/Licensing Rights

The loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights can have a significant adverse effect on our revenues. Many of our branded products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or has been lost prior to the expiration date as a result of a legal challenge, we

2015 Financial Report	3

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Our biotechnology products, including BeneFIX, ReFacto, Xyntha and Enbrel (we market Enbrel outside the U.S. and Canada), may face competition in the future from biosimilars (also referred to as follow-on biologics). If competitors are able to obtain marketing approval for biosimilars that reference our biotechnology products, our biotechnology products may become subject to competition from these biosimilars, with attendant competitive pressure, and price reductions could follow. Expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant exclusivity period has expired. However, biosimilar manufacturing is complex. At least initially upon approval of a biosimilar competitor, biosimilar competition with respect to biologics may not be as significant as generic competition with respect to small molecule drugs.

We have lost exclusivity for a number of our products in certain markets and we have lost collaboration rights with respect to a number of our alliance products in certain markets, and we expect certain products and alliance products to face significantly increased generic competition over the next few years.

Specifically:

Recent Losses and Expected Losses of Product Exclusivity

The following table provides information about certain of our products recently experiencing, or expected to experience in 2016, patent expirations or loss of regulatory exclusivity in the U.S., Europe or Japan, showing, by product, the key dates or expected key dates, the markets impacted and the revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Product Revenues in Markets Impacted
Products	Key Dates(a)	Markets Impacted	Year Ended December 31,
			2015	2014	2013
Detrol IR and Detrol LA(b)	September 2012 January 2014	Major European markets U.S.	$35	$87	$428
Viagra	June 2013 May 2014	Major European markets Japan	76	120	310
Rapamune	January 2014 June 2015	U.S. Major European markets	129	254	253
Inspra(c)	March 2014	Major European markets	74	160	150
Lyrica(d)	July 2014	Major European markets	1,048	1,634	1,458
Celebrex(e)	November 2014 December 2014	Major European markets U.S.	189	1,872	2,084
Zyvox(f)	First half of 2015 January 2016	U.S. Major European markets	564	1,020	1,013
Enbrel(g)	August 2015 September 2015	Major European markets Japan	2,402	2,832	2,776
Relpax	December 2016	U.S.	233	244	218
Vfend	July 2016 January 2016	Major European markets Japan	349	403	413
Tygacil	April 2016	U.S.	110	112	150

(a)	Unless stated otherwise, “Key Dates” indicate patent-based expiration dates.

(b)	In January 2014, generic versions of Detrol LA became available in the U.S. pursuant to a settlement agreement.

(c)	In March 2014, regulatory exclusivity for Inspra expired in most major European markets, allowing generic companies to submit applications for marketing authorizations for their generic products.

(d)	In July 2014, regulatory exclusivity for Lyrica expired in the EU, allowing generic companies to submit applications for marketing authorizations for their generic products.

(e)	In December 2014, generic versions of Celebrex became available pursuant to settlement agreements with several generic manufacturers.

(f)
Pursuant to terms of a settlement agreement, certain formulations of Zyvox became subject to generic competition in the U.S. in January 2015. Other formulations of Zyvox became subject to generic competition in the U.S. in the first half of 2015.

(g)	In January 2016, the European Commission approved an etanercept biosimilar referencing Enbrel.

4	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Recent Losses and Expected Losses of Collaboration Rights

The following table provides information about certain of our alliance revenue products that have experienced or that are expected to experience in 2016 losses of collaboration rights, showing, by product, the date of the loss of the collaboration rights, the markets impacted and the alliance revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Alliance Revenues in Markets Impacted
Products	Date of Loss of Collaboration Rights	Markets Impacted	Year Ended December 31,
			2015	2014	2013
Spiriva(a)	April 2014 (U.S.), between 2012 and 2016 (Japan, certain European countries, Australia, Canada and South Korea)	U.S., Japan, certain European countries, Australia, Canada and South Korea	$27	$168	$659
Enbrel(b)	October 2013	U.S. and Canada	—	3	1,400
Rebif(c)	End of 2015	U.S.	371	415	401

(a)	Our collaboration with Boehringer Ingelheim for Spiriva expires on a country-by-country basis between 2012 and 2016. On April 29, 2014, our alliance in the U.S. came to an end.

(b)
The U.S. and Canada co-promotion term of our collaboration agreement with Amgen Inc. for Enbrel expired on October 31, 2013. While we are entitled to royalties until October 31, 2016, those royalties have been and are expected to continue to be significantly less than our share of Enbrel profits from U.S. and Canada sales prior to the expiration. In addition, while our share of the profits from this co-promotion agreement previously was included in Revenues, our royalties after October 31, 2013 are and will be included in Other (income)/deductions––net, in our consolidated statements of income. Outside the U.S. and Canada, we continue to have the exclusive rights to market Enbrel.

(c)	Our collaboration agreement with EMD Serono Inc. to co-promote Rebif in the U.S. expired at the end of 2015.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2015 Annual Report on Form 10-K.

Our financial results in 2015 and our 2016 financial guidance, respectively, reflect the impact and projected impact of the loss of exclusivity of various products and the expiration of certain alliance product contract rights discussed above. For additional information about our 2016 financial guidance, see the “Our Financial Guidance for 2016” section of this Financial Review.

We will continue to aggressively defend our patent rights whenever we deem appropriate. For more detailed information about our significant products, see the discussion in the “Revenues––Major Products” and “Revenues––Selected Product Descriptions” sections of this Financial Review. For a discussion of certain recent developments with respect to patent litigation, see Notes to Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation.

Regulatory Environment/Pricing and Access––U.S. Healthcare Legislation

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, the U.S. Healthcare Legislation, and also known as the Affordable Care Act or ACA), was enacted in the U.S. For additional information, see the “Government Regulation and Price Constraints” section in Part I, Item 1, “Business”, of our 2015 Annual Report on Form 10-K. The U.S. Healthcare Legislation also created a framework for the approval of biosimilars (also known as follow-on biologics) following the expiration of 12 years of exclusivity for the innovator biologic, with a potential six-month pediatric extension. For additional information on the biosimilar approval pathway, the U.S. Food and Drug Administration’s (FDA) guidance documents and competition from biosimilar manufacturers, see the “Patents and Intellectual Property—Biotechnology Products” and “Government Regulation and Price Constraints—Biosimilar Regulation” sections in Part I, Item 1 “Business”, of our 2015 Annual Report on Form 10-K.

Impacts on our 2015 Results

We recorded the following amounts in 2015 as a result of the U.S. Healthcare Legislation:

•
$977 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision, as well as an increase in Medicaid rebates; and

•
$251 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government (which is not deductible for U.S. income tax purposes) based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs. The decrease in the impact of the U.S. Healthcare Legislation on Selling, informational and administrative expenses in 2015 compared to 2014 was primarily a result of the non-recurrence of the $215 million charge in 2014 to account for an additional year of the non-tax deductible Branded Prescription Drug Fee, partially offset by a lower favorable true-up in 2015, compared to the favorable true-up in 2014, associated with the final invoice for the respective prior-calendar year received from the federal government, which reflected a lower share than that of the initial invoice.

2015 Financial Report	5

Financial Review
Pfizer Inc. and Subsidiary Companies

Impacts on our 2014 Results

We recorded the following amounts in 2014 as a result of the U.S. Healthcare Legislation:

•	$631 million recorded as a reduction to Revenues, related to the higher, extended and expanded rebate provisions and the Medicare “coverage gap” discount provision; and

•
$362 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government. 2014 included a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS. The amount in 2014 also reflected a favorable true-up associated with the final 2013 invoice received from the federal government, which reflected a lower share than that of the initial 2013 invoice.

The final regulations issued by the IRS did not change the payment schedule for the Branded Prescription Drug Fee; accordingly there was no cash flow impact in 2014 from the $215 million charge.

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

Regulatory Environment/Pricing and Access––Government and Other Payer Group Pressures

Governments, managed care organizations and other payer groups continue to seek increasing discounts on our products through a variety of means, such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In Europe, Japan, China, Canada, South Korea and some other international markets, governments provide healthcare at low direct cost to patients and regulate pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored healthcare system. In the U.S., a primary government activity with implications for pharmaceutical pricing is deficit reduction. Any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, and/or any significant additional taxes or fees that may be imposed on us, as part of any broad deficit-reduction effort could have an adverse impact on our results of operations.

Additionally, policy efforts designed specifically to reduce patient out-of-pocket costs for medicines could result in new mandatory rebates and discounts or other pricing restrictions. A number of the candidates for the 2016 U.S. presidential elections have introduced such policy proposals, and a November 2015 U.S. Department of Health and Human Services forum dedicated to drug pricing could lead to further proposals. We believe medicines are the most efficient and effective use of healthcare dollars based on the value they deliver to the overall healthcare system. We continue to work with stakeholders in an effort to ensure access to medicines within an efficient and affordable healthcare system. In addition, certain regulatory changes to be implemented in 2016 may affect Pfizer's obligations under the Medicaid drug rebate program, but the impact of those changes is not yet known.

The ACA, which expanded the role of the U.S. government as a healthcare payer, is accelerating changes in the U.S. healthcare marketplace, and the potential for additional pricing and access pressures continues to be significant. Many of these developments may impact drug utilization, in particular branded drug utilization. Some employers, seeking to avoid the tax on high-cost health insurance in the ACA originally to be imposed in 2018 (now to be imposed in 2020, per the terms of the fiscal year 2016 omnibus appropriations legislation), are already scaling back healthcare benefits. Some health plans and pharmacy benefit managers are seeking greater pricing predictability from pharmaceutical manufacturers in contractual negotiations. Other health plans and pharmacy benefit managers are increasing their focus on spending on specialty medicines by implementing co-insurance in place of a flat co-payment. Because co-insurance passes on a percentage of a drug’s cost to the patient, this shift has the potential to significantly increase patient out-of-pocket costs.

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

Regulatory Environment––Pipeline Productivity

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses. We have encountered increasing regulatory scrutiny of drug safety and efficacy, even as we continue to gather safety and other data on our products, before and after the products have been launched. Our product lines must be replenished over time in order to offset revenue losses when products lose their market exclusivity, as well as to provide for earnings growth. We devote considerable resources to R&D activities. These activities involve a high degree of risk and cost and may take many years, and

6	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Competition

Many of our prescription pharmaceutical products face competition in the form of branded or generic drugs that treat similar diseases or indications. For additional information, see the “Competition” section in Part I, Item 1, “Business”, of our 2015 Annual Report on Form 10-K.
The Global Economic Environment

In addition to industry-specific factors discussed above, we, like other businesses, are exposed to the economic cycle, which impacts our biopharmaceutical operations globally.

•
We believe that patients, who are experiencing increases in co-pays and restrictions on access to medicines as payers seek to control costs, sometimes switch to generic products, delay treatments, skip doses or use less effective treatments. We are exposed to negative pricing pressure in various markets around the world. The U.S. has highly competitive insurance markets, and Europe, Japan, China, Canada, South Korea and a number of other international markets have government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs for the government-sponsored healthcare system, particularly under recent global economic pressures. Furthermore, some government agencies and third-party payers use health technology assessments in ways that, at times, lead to restricted access to and lower prices for new medicines.

•
We continue to monitor developments regarding government and government agency receivables in several European markets, including Greece, where economic conditions remain challenging and uncertain. For further information about our Accounts Receivable, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

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

The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations, including Venezuela, can impact our results and financial guidance. In 2015, we recorded a foreign currency loss of $806 million and an inventory impairment charge of $72 million related to recent conditions in Venezuela. For further information about our exposure to foreign currency risk, see the “Analysis of Financial Condition, Liquidity and Capital Resources” and the “Our Financial Guidance for 2016” sections of this Financial Review. For further information about our foreign currency losses related to Venezuela, see Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net.

Despite the challenging financial markets, Pfizer maintains a strong financial position. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future. Our long-term debt is rated high quality by both Standard & Poor’s (S&P) and Moody’s Investors Service (Moody’s). As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, available-for-sale debt securities. For further discussion about our financial condition, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

These and other industry-wide factors that may affect our businesses should be considered along with information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and in Part I, Item 1A, “Risk Factors,” of our 2015 Annual Report on Form 10-K.

2015 Financial Report	7

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Strategy

We believe that our medicines provide significant value for both healthcare providers and patients, not only from the improved treatment of diseases but also from a reduction in other healthcare costs, such as emergency room or hospitalization costs, as well as improvements in health, wellness and productivity. We continue to actively engage in dialogues about the value of our products and how we can best work with patients, physicians and payers to prevent and treat disease and improve outcomes. We continue to work within the current legal and pricing structures, as well as continue to review our pricing arrangements and contracting methods with payers, to maximize access to patients and minimize any adverse impact on our revenues. We remain firmly committed to fulfilling our company’s purpose of innovating to bring therapies to patients that extend and significantly improve their lives. By doing so, we expect to create value for the patients we serve and for our shareholders.

Commercial Operations

We manage our commercial operations through two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments, each of which has been led by a single manager in 2015 and 2014––the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC). Effective February 8, 2016, the Innovative Products business is led by a single manager. The Established Products business consists of the Global Established Pharmaceutical segment (GEP), which is also led by a single manager. Each operating segment has responsibility for its commercial activities and for certain IPR&D projects for new investigational products and additional indications for in-line products that generally have achieved proof of concept. Each business has a geographic footprint across developed and emerging markets.
Some additional information about each business and operating segment follows:

Innovative Products Business	Established Products Business
Global Innovative Pharmaceutical segment:
GIP focuses on developing and commercializing novel, value-creating medicines that significantly improve patients’ lives. Key therapeutic areas include inflammation/immunology, cardiovascular/metabolic, neuroscience/pain and rare diseases and include leading brands, such as Xeljanz, Eliquis, Lyrica (U.S. and Japan), Enbrel (outside the U.S. and Canada) and Viagra (U.S. and Canada).

Global Vaccines, Oncology and Consumer Healthcare segment:
VOC focuses on the development and commercialization of vaccines and products for oncology and consumer healthcare. Consumer Healthcare manufactures and markets several well known, over-the-counter (OTC) products. Each of the three businesses in VOC operates as a separate, global business, with distinct specialization in terms of the science and market approach necessary to deliver value to consumers and patients.

Global Established Pharmaceutical segment:
GEP includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and infusion systems.

We expect that the GIP and VOC biopharmaceutical portfolios of innovative, largely patent-protected, in-line and newly launched products will be sustained by ongoing investments to develop promising assets and targeted business development in areas of focus to ensure a pipeline of highly-differentiated product candidates in areas of unmet medical need. The assets managed by these groups are science-driven, highly differentiated and generally require a high-level of engagement with healthcare providers and consumers.
GEP is expected to generate strong consistent cash flow by providing patients around the world with access to effective, lower-cost, high-value treatments. GEP leverages our biologic development, regulatory and manufacturing expertise to seek to advance its biosimilar development portfolio. Additionally, GEP leverages capabilities in formulation development and manufacturing expertise to help advance its generic sterile injectables portfolio. In addition, GEP may also engage in targeted business development to further enable its commercial strategies. GEP has the knowledge and resources within R&D to develop small molecules, including injectables, and biosimilars. On September 3, 2015, we acquired Hospira, and its commercial operations are now included within GEP. Commencing from the acquisition date, and in accordance with our domestic and international reporting periods, our consolidated statement of income, primarily GEP’s operating results, for the year ended December 31, 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. For additional information about the Hospira acquisition, see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions.
For additional information about our operating structure, see Notes to Consolidated Financial Statements––Note 18. Segment, Geographic and Other Revenue Information: Segment Information.

For additional information about the 2015 performance of each of our operating segments, see the “Analysis of Operating Segment Information” section of this Financial Review.
Following the closing of the pending combination with Allergan, the Vaccines and Oncology businesses are expected to be combined with the Global Innovative Pharmaceutical business and we expect to create a new global business, Global Specialty and Consumer Brands, that includes our Consumer Healthcare business and Allergan’s ophthalmology and aesthetics businesses, as well as Botox Therapeutic and Cosmetic. Allergan’s Anda distribution capabilities and brands in women’s health and anti-infectives are expected to be combined with the Global Established Pharmaceutical business.

8	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Research Operations
We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D priorities include delivering a pipeline of differentiated therapies with the greatest scientific and commercial promise, innovating new capabilities that can position Pfizer for long-term leadership and creating new models for biomedical collaboration that will expedite the pace of innovation and productivity. To that end, our R&D primarily focuses on six high-priority areas that have a mix of small molecules and large molecules––immunology and inflammation; cardiovascular and metabolic diseases; oncology; vaccines; neuroscience and pain; and rare diseases. Another area of focus is biosimilars. With the acquisition of Hospira, we have expanded our biosimilars pipeline and added R&D capabilities for sterile injectables and infusion systems.
While a significant portion of R&D is done internally through the Worldwide Research and Development (WRD) organization, we continue to seek to enhance our pipeline of potential future products by entering into collaborations, alliance and license agreements with other companies, as well as leveraging acquisitions and equity- or debt-based investments. These agreements enable us to co-develop, license or acquire promising compounds, technologies or capabilities. Collaboration, alliance and license agreements and equity- or debt-based investments allow us to share risk and cost, to access external scientific and technological expertise, and enable us to advance our own products as well as in-licensed or acquired products.

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
Intellectual Property Rights
We continue to aggressively defend our patent rights against increasingly aggressive infringement whenever appropriate, and we will continue to support efforts that strengthen worldwide recognition of patent rights while taking necessary steps to ensure appropriate patient access. In addition, we will continue to employ innovative approaches designed to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of our products, and we will continue to participate in the generics market for our products, whenever appropriate, once they lose exclusivity. For additional information about our current efforts to enforce our intellectual property rights, see Notes to Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation. For information on risks related to patent protection and intellectual property claims by third parties, see "Risks Related to Intellectual Property" in Part I. Item 1A “Risk Factors” in our 2015 Annual Report on Form 10-K.
Capital Allocation and Expense Management
We seek to maintain a strong balance sheet and robust liquidity so that we continue to have the financial resources necessary to take advantage of prudent commercial, research and business development opportunities and to directly enhance shareholder value through share repurchases and dividends. For additional information about our financial condition, liquidity, capital resources, share repurchases and dividends, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.
On November 23, 2015, we announced that we have entered into a definitive merger agreement with Allergan, a global pharmaceutical company incorporated in Ireland, under which we have agreed to combine with Allergan in a stock transaction valued at $363.63 per Allergan share, for a total enterprise value of approximately $160 billion, based on the closing price of Pfizer common stock of $32.18 on November 20, 2015 (the last trading day prior to the announcement) and certain other assumptions. See the “Our Business”, “Our Business Development Initiatives” and “Analysis of Financial Condition, Liquidity and Capital Resources” sections of this Financial Review for additional information.
On September 3, 2015, (the acquisition date), we acquired Hospira for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). See Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions and the “Significant Accounting Policies and Application of Critical Accounting Estimates––Acquisition of Hospira” section of this Financial Review for additional information.

On February 9, 2015, we entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (GS&Co.) to repurchase shares of our common stock. This agreement was entered into under our previously announced share repurchase authorization. In July 2015, we completed the agreement. For additional information, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review and Notes to Consolidated Financial Statements––Note 12. Equity. In November 2015, we announced that, consistent with 2015, we expect to execute an approximately $5 billion accelerated share repurchase program in the first half of 2016. We anticipate additional future share repurchases to continue following the consummation of the pending combination with Allergan. The actual size and timing of any such share repurchases will depend on actual and expected financial results.
In December 2015, the Board of Directors authorized a new $11 billion share repurchase program to be utilized over time. Also, on December 14, 2015, our Board of Directors declared a first-quarter 2016 dividend of $0.30 per share, an increase from the $0.28 per-share

2015 Financial Report	9

Financial Review
Pfizer Inc. and Subsidiary Companies

quarterly dividend paid during 2015. For additional information, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review and Notes to Consolidated Financial Statements––Note 12. Equity.

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

Our Business Development Initiatives

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, collaborations, equity- or debt-based investments, dispositions, mergers and acquisitions. We view our business development activity as an enabler of our strategies, and we seek to generate earnings growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We are especially interested in opportunities in our high-priority therapeutic areas—immunology and inflammation; cardiovascular and metabolic diseases; oncology; vaccines; neuroscience and pain; and rare diseases––and in emerging markets and established products, including biosimilars. We continue to evaluate business development transactions that have the potential to strengthen one or both of our businesses and their capabilities, such as our recent acquisition of Hospira and our pending combination with Allergan, as well as collaborations, and alliance and license agreements with other companies, including our collaborations with Cellectis SA, OPKO Health, Inc. and Merck KGaA. We assess our businesses, assets and scientific capabilities/portfolio as part of our regular, ongoing portfolio review process and also continue to consider business development activities that will advance our businesses. We are continuing to consider whether a further separation of our Innovative Products and Established Products businesses would be in the best interests of our shareholders. However, no decision has been made regarding any such potential separation; we anticipate making a decision regarding any such potential separation by no later than the end of 2018. For additional information on our business development activities, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment, Notes to Consolidated Financial Statements––Note 19. Pending Combination with Allergan and the “Significant Accounting Policies and Application of Critical Accounting Estimates––Acquisition of Hospira” section of this Financial Review.
The more significant recent transactions and events are described below:

•
Agreement to Combine with Allergan plc (Allergan)––On November 23, 2015, we announced that we have entered into a definitive merger agreement with Allergan, a global pharmaceutical company incorporated in Ireland.

•
Acquisition of Hospira––On September 3, 2015 (the acquisition date), we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired).

•
Acquisition of a Minority Interest in AM-Pharma B.V. (AM-Pharma)––In April 2015, we acquired a minority equity interest in AM-Pharma, a privately-held Dutch biopharmaceutical company focused on the development of recombinant human Alkaline Phosphatase (recAP) for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. The option becomes exercisable upon delivery of the clinical trial report after completion of a Phase II trial of recAP in the treatment of Acute Kidney Injury related to sepsis. Results from the current Phase II trial for recAP are expected in 2017. Under the terms of the agreement, we paid $87.5 million for both the exclusive option and the minority equity interest, which was recorded as a cost-method investment in Long-term investments, and we may make additional payments of up to $512.5 million upon exercise of the option and potential launch of any product that may result from this investment.

•
Collaboration with OPKO Health, Inc. (OPKO)––In December 2014, we entered into a collaborative agreement with OPKO to develop and commercialize OPKO’s long-acting human growth hormone (hGH-CTP) for the treatment of growth hormone deficiency (GHD) in adults and children, as well as for the treatment of growth failure in children born small for gestational age (SGA) who fail to show catch-up growth by two years of age. hGH-CTP has the potential to reduce the required dosing frequency of human growth hormone to a single weekly injection from the current standard of one injection per day. We have received the exclusive license to commercialize hGH-CTP worldwide. OPKO will lead the clinical activities and will be responsible for funding the development programs for the key indications, which include Adult and Pediatric GHD and Pediatric SGA. We will be responsible for all development costs for additional indications, all postmarketing studies, manufacturing and commercialization activities for all indications, and we will lead the manufacturing activities related to product development. The transaction closed on January 28, 2015, upon termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. In February 2015, we made an upfront payment of $295 million to OPKO, which was recorded in Research and development expenses, and OPKO is eligible to receive up to an additional $275 million upon the achievement of certain regulatory milestones. OPKO is also eligible to receive royalty payments associated with the commercialization of hGH-CTP for Adult GHD, which is subject to regulatory approval. Upon the launch of hGH-CTP for Pediatric GHD, which is subject to regulatory approval, the royalties will transition to tiered gross profit sharing for both hGH-CTP and our product, Genotropin.

•
Acquisition of Marketed Vaccines Business of Baxter International Inc. (Baxter)––On December 1, 2014 (which falls in the first fiscal quarter of 2015 for our international operations), we acquired Baxter’s portfolio of marketed vaccines for a final purchase price of $648 million. The portfolio that was acquired consists of NeisVac-C and FSME-IMMUN/TicoVac. NeisVac-C is a vaccine that helps protect against meningitis caused by group C meningococcal meningitis and FSME-IMMUN/TicoVac is a vaccine that helps protect against tick-borne encephalitis.

•
Collaboration with Merck KGaA––In November 2014, we entered into a collaborative agreement with Merck KGaA, to jointly develop and commercialize avelumab, the proposed international non-proprietary name for the investigational anti-PD-L1 antibody (MSB0010718C), currently in development as a potential treatment for multiple types of cancer. We and Merck KGaA are exploring the therapeutic potential of this novel anti-PD-L1 antibody as a single agent as well as in various combinations with our and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. The collaboration with Merck KGaA has initiated 28 programs, monotherapy and combination trials, including seven pivotal trials in Phase IB/2 or Phase 3 (two in lung cancer, two in gastric cancer, and one in each of bladder cancer, Merkel cell carcinoma and ovarian cancer) and received FDA breakthrough therapy designation for avelumab in metastatic Merkel cell carcinoma. We and Merck KGaA are also combining resources and expertise to advance Pfizer’s anti-PD-1 antibody into

10	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Phase 1 trials. Under the terms of the agreement, in the fourth quarter of 2014, we made an upfront payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. Both companies will jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets, and co-promotion activities were initiated in key select markets in 2015. In 2014, we recorded $1.2 billion of Research and development expenses associated with this collaborative arrangement, composed of the $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of the co-promotion rights given to Merck KGaA.

•
Acquisition of InnoPharma, Inc. (InnoPharma)––On September 24, 2014, we completed our acquisition of InnoPharma, a privately-held pharmaceutical development company, for an upfront cash payment of $225 million and contingent consideration of up to $135 million.

•
License from Cellectis SA (Cellectis)––In June 2014, we entered into a global arrangement with Cellectis to develop Chimeric Antigen Receptor T-cell immunotherapies in the field of oncology directed at select cellular surface antigen targets. In August 2014, in connection with this licensing agreement, we made an upfront payment of $80 million to Cellectis, which was recorded in Research and development expenses. We will also fund research and development costs associated with 15 Pfizer-selected targets and, for the benefit of Cellectis, a portion of the R&D costs associated with four Cellectis-selected targets within the arrangement. Cellectis is eligible to receive development, regulatory and commercial milestone payments of up to $185 million per product that results from the Pfizer-selected targets. Cellectis is also eligible to receive tiered royalties on net sales of any products that are commercialized by Pfizer.

•
Investment in ViiV Healthcare Limited (ViiV)––On January 21, 2014, the European Commission approved Tivicay (dolutegravir), a product for the treatment of HIV-1 infection, developed by ViiV, an equity-method investee. This approval, in accordance with the agreement between GlaxoSmithKline plc and Pfizer, triggered a reduction in our equity interest in ViiV from 12.6% to 11.7% and an increase in GlaxoSmithKline plc’s equity interest in ViiV from 77.4% to 78.3%, effective April 1, 2014. As a result, in 2014, we recognized a loss of approximately $30 million in Other (income)/deductions––net. We account for our investment in ViiV under the equity method due to the significant influence that we continue to have through our board representation and minority veto rights.

•
Collaboration with Eli Lilly & Company (Lilly)––In October 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer’s tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. Following the decision by the FDA in March 2015 to lift the partial clinical hold on the tanezumab development program, we received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly, which is recorded as deferred revenue in our consolidated balance sheet and is being recognized into Other (income)/deductions––net over a multi-year period beginning in the second quarter of 2015. Pfizer and Lilly resumed the Phase 3 chronic pain program for tanezumab in July 2015, which will consist of six studies in approximately 7,000 patients across osteoarthritis, chronic low back pain and cancer pain. Under the collaboration agreement with Lilly, we are eligible to receive additional payments from Lilly upon the achievement of specified regulatory and commercial milestones.

•
Divestiture of Zoetis––On June 24, 2013, we completed the full disposition of Zoetis. The full disposition was completed through a series of steps, including, in the first quarter of 2013, the formation of Zoetis and an initial public offering (IPO) of an approximate 19.8% interest in Zoetis and, in the second quarter of 2013, an exchange offer for the remaining 80.2% interest.

•
Collaboration with Merck & Co., Inc. (Merck)––In April 2013, we announced that we entered into a worldwide (except Japan) collaboration agreement with Merck for the development and commercialization of Pfizer’s ertugliflozin (PF-04971729), an investigational oral sodium glucose cotransporter (SGLT2) inhibitor currently in Phase 3 development for the treatment of type 2 diabetes.

•
Investment in Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer)––On September 6, 2012, we and Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun), a leading pharmaceutical company in China, formed a new company, Hisun Pfizer, to develop, manufacture, market and sell pharmaceutical products, primarily branded generic products, predominately in China. In the first quarter of 2013, we and Hisun contributed certain assets to Hisun Pfizer. Hisun Pfizer is 49% owned by Pfizer and 51% owned by Hisun. Our contributions constituted a business, as defined by U.S. GAAP, and in 2013, we recognized a pre-tax gain of approximately $459 million in Other (income)/deductions––net. In the third quarter of 2015, we determined that we had an other-than-temporary decline in value of our equity-method investment in Hisun Pfizer, and, therefore, in 2015, we recognized a loss of $463 million in Other (income)/deductions––net. The decline in value resulted from lower expectations as to the future cash flows to be generated by Hisun Pfizer, as a result of lower than expected recent performance, increased competition, a slowdown in the China economy in relation to their products, as well as changes in the regulatory environment.

•
License of Nexium OTC Rights––In August 2012, we entered into an agreement with AstraZeneca PLC (AstraZeneca) for the exclusive, global, over-the-counter (OTC) rights for Nexium, a leading prescription drug approved to treat the symptoms of gastroesophageal reflux disease. In connection with this Consumer Healthcare licensing agreement, we made an upfront payment of $250 million to AstraZeneca, which was recorded in Research and development expenses when incurred. On May 27, 2014, we launched Nexium 24HR in the U.S., and on July 11, 2014, we paid AstraZeneca a related $200 million product launch milestone payment. On August 1, 2014, we launched Nexium Control in Europe, and on September 15, 2014, we paid AstraZeneca a related $50 million product launch milestone payment. These post-approval milestone payments were recorded in Identifiable intangible assets, less accumulated amortization and are being amortized over the estimated useful life of the Nexium brand. Included in Other current liabilities at December 31, 2015 are accrued milestone payments to AstraZeneca of $93 million. AstraZeneca is eligible to receive additional milestone payments of up to $200 million, based on the level of worldwide sales as well as quarterly royalty payments based on worldwide sales.

2015 Financial Report	11

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Financial Guidance for 2016

The following table provides our financial guidance for full-year 2016(a), (b):
Reported revenues	$49.0 to $51.0 billion
Adjusted cost of sales as a percentage of reported revenues	21.0% to 22.0%
Adjusted selling, informational and administrative expenses	$13.2 to $14.2 billion
Adjusted research and development expenses	$7.3 to $7.8 billion
Adjusted other (income)/deductions	Approximately ($300 million) of income
Effective tax rate on adjusted income	Approximately 24.0%
Reported diluted Earnings per Share (EPS)	$1.54 to $1.67
Adjusted diluted EPS	$2.20 to $2.30

The following table provides a reconciliation of 2016 Adjusted income and Adjusted diluted EPS guidance to the 2016 Reported net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance:

	Full-Year 2016 Guidance(a), (b)
(BILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)	Net Income	Diluted EPS
Adjusted income/diluted EPS guidance(b)	$13.6 - $14.2	$2.20 - $2.30
Purchase accounting impacts of transactions completed as of December 31, 2015	(2.8)	(0.46)
Restructuring, implementation and other acquisition-related costs	(0.7) - (0.9)	(0.11) - (0.14)
Business and legal entity alignment costs	(0.4)	(0.06)
Reported net income attributable to Pfizer Inc./diluted EPS guidance	$9.5 - $10.3	$1.54 - $1.67

(a)	The 2016 financial guidance reflects the following:

•
Does not assume the completion of any business-development transactions not completed as of December 31, 2015, including any one-time upfront payments associated with such transactions. Our 2016 financial guidance excludes any impact from the pending combination with Allergan. The transaction is expected to close during the second half of 2016.

•	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of February 12, 2016.

•	Exchange rates assumed are as of mid-January 2016.

•
Guidance for 2016 reported revenues reflects the anticipated negative impact of $2.3 billion due to recent and expected generic competition for certain products that have recently lost or are anticipated to soon lose patent protection.

•
Guidance for 2016 reported revenues also reflects the anticipated negative impact of $2.3 billion as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2015, including $0.8 billion due to the estimated significant negative currency impact related to Venezuela. The anticipated negative impact on reported and adjusted diluted EPS resulting from unfavorable changes in foreign exchange rates compared to foreign exchange rates from 2015 is approximately $0.16, including $0.07 due to the estimated significant negative currency impact related to Venezuela.

•	Guidance for reported and adjusted diluted EPS assumes diluted weighted-average shares outstanding of approximately 6.2 billion shares.

(b)	For an understanding of Adjusted income and its components and Adjusted diluted EPS (all of which are non-GAAP financial measures), see the “Adjusted Income” section of this Financial Review.

For additional information about our actual and anticipated costs and cost savings associated with our cost-reduction initiatives announced in 2014, the Hospira acquisition, and our global commercial structure, which was established in 2014, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

Our 2016 financial guidance is subject to a number of factors and uncertainties—as described in the “Our Operating Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results” sections of this Financial Review and Part I, Item 1A, “Risk Factors,” of our 2015 Annual Report on Form 10-K.

SIGNIFICANT ACCOUNTING POLICIES AND APPLICATION OF CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

For a description of our significant accounting policies, see Notes to Consolidated Financial Statements––Note 1. Basis of Presentation and Significant Accounting Policies. Of these policies, the following are considered critical to an understanding of our consolidated financial statements as they require the application of the most subjective and the most complex judgments: (i) Acquisitions (Note 1D); (ii) Fair Value (Note 1E); (iii) Revenues (Note 1G); (iv) Asset Impairments (Note 1K); (v) Income Tax Contingencies (Note 1O); (vi) Pension and Postretirement Benefit Plans (Note 1P); and Legal and Environmental Contingencies (Note 1Q).

Following is a discussion about the critical accounting estimates and assumptions impacting our consolidated financial statements. See also Notes to Consolidated Financial Statements––Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions for a discussion about the risks associated with estimates and assumptions.

12	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Acquisitions and Fair Value

For a discussion about the application of Fair Value to our recent acquisitions, see “Acquisition of Hospira” below and Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions.

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

Revenues

Our gross product revenues are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized, and primarily represent rebates, chargebacks and sales allowances to government agencies, wholesalers/distributors and managed care organizations with respect to our pharmaceutical products. Those deductions represent estimates of rebates and discounts related to gross sales for the reporting period, and, as such, knowledge and judgment of market conditions and practice are required when estimating the impact of these revenue deductions on gross sales for a reporting period.

Historically, our adjustments of estimates, to reflect actual results or updated expectations, have not been material to our overall business. On a quarterly basis, our adjustments of estimates to reflect actual results generally have been less than 1% of revenues, and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends. If any of our ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of our future experience, our results could be materially affected. The sensitivity of our estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicare, Medicaid and performance-based contract rebates are most at risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can generally range up to one year. Because of this time lag, in any given quarter, our adjustments to actual can incorporate revisions of several prior quarters.

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

Identifiable Intangible Assets

As a result of our identifiable intangible asset impairment review work, we recognized a number of impairments of identifiable intangible assets for the years ended December 31, 2015, 2014 and 2013. See Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net.

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

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include IPR&D assets (approximately $1.2 billion as of December 31, 2015) and newly

2015 Financial Report	13

Financial Review
Pfizer Inc. and Subsidiary Companies

acquired or recently impaired indefinite-lived brand assets (approximately $145 million as of December 31, 2015). IPR&D assets are high-risk assets, as research and development is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

Goodwill

As a result of our goodwill impairment review work, we concluded that none of our goodwill was impaired as of December 31, 2015, and we do not believe the risk of impairment is significant at this time.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. Our Consumer Healthcare reporting unit has the narrowest difference between estimated fair value and estimated book value. A hypothetical decrease in the fair value of our Consumer Healthcare reporting unit of approximately 10% could trigger a potential impairment of its goodwill. Examples of events or circumstances that could impact the estimated fair value of a reporting unit may include items such as changes in operating results, anticipated future cash flows, the discount rate, market multiples, among others. Our Consumer Healthcare reporting unit performance and consumer healthcare industry market multiples are highly correlated with the overall economy and our specific performance is also dependent on our and our competitors’ innovation and marketing effectiveness, and on regulatory developments affecting claims, formulations and ingredients of our products. While historical performance and current expectations have resulted in fair values in excess of carrying values, if our assumptions are not realized, it is possible that in the future an impairment charge may need to be recorded. However, it is not possible at this time to determine if an impairment charge would result or if such a charge in the future would be material.

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

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and Part I. Item 1A “Risk Factors” in our 2015 Annual Report on Form 10-K.

Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both Internal Revenue Code qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans consisting primarily of medical insurance for retirees.

14	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

In the fourth quarter of 2014, we approved a change, effective January 1, 2016, to the U.S. postretirement medical plan to transfer certain plan participants to a retiree drug coverage program eligible for a Medicare Part D plan subsidy (Employer Group Waiver Plan). This change resulted in a decrease to the postretirement benefit obligation of approximately $600 million as of December 31, 2014.

As of December 31, 2015, the noncurrent portion of our pension benefit obligations, net, and our postretirement benefit obligations, net decreased, in the aggregate, by approximately $2.1 billion compared to December 31, 2014. The decrease reflects, among other things, an increase in our discount rate assumptions used in the measurement of the plan obligations, a $1 billion voluntary contribution made in January, 2015, a plan amendment approved in June 2015 that introduced a cap on costs for certain groups within the U.S. postretirement medical plan, and a rise in the comparative strength of the U.S. dollar, as compared to other currencies.

Our assumptions reflect our historical experiences and our judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of our benefit plans can materially impact our results of operations.

The following table provides (i) at the end of each year, the expected annual rate of return on plan assets for the following year, (ii) the actual annual rate of return on plan assets achieved in each year, and (iii) the weighted-average discount rate used to measure the benefit obligations at the end of each year for our U.S. qualified pension plans and our international pension plans(a):

	2015	2014	2013
U.S. Qualified Pension Plans
Expected annual rate of return on plan assets	8.0%	8.3%	8.5%
Actual annual rate of return on plan assets	(0.8)	6.8	11.3
Discount rate used to measure the plan obligations	4.5	4.2	5.2
International Pension Plans
Expected annual rate of return on plan assets	5.2	5.5	5.8
Actual annual rate of return on plan assets	3.6	13.2	13.1
Discount rate used to measure the plan obligations	3.1	3.0	3.9

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

The expected annual rate of return on plan assets for our U.S. plans and the majority of our international plans is applied to the fair value of plan assets at each year-end and the resulting amount is reflected in our net periodic benefit costs in the following year. In January 2016, Pfizer made a voluntary contribution of $1.0 billion to plan assets. In 2016, this contribution will be included in the plan asset balance for purposes of determining the expected return on plan assets.

The following table illustrates the sensitivity of net periodic benefit costs to a 50 basis point decline in our assumption for the expected annual rate of return on plan assets, holding all other assumptions constant (in millions, pre-tax):

	Change	Increase in 2016 Net Periodic Benefit Costs
Assumption
Expected annual rate of return on plan assets	50 basis point decline	$98

The actual return on plan assets resulted in a net gain on our plan assets of approximately $163 million during 2015.

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

2015 Financial Report	15

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table illustrates the sensitivity of net periodic benefit costs and benefit obligations to a 10 basis point decline in our assumption for the discount rate, holding all other assumptions constant (in millions, pre-tax):

	Change	2016 Net Periodic Benefit Costs	2015 Benefit Obligations
Assumption		Increase	Increase
Discount rate	10 basis point decline	$34	$411

The change in the discount rates used in measuring our plan obligations as of December 31, 2015 resulted in a decrease in the measurement of our aggregate plan obligations by approximately $1.0 billion.
Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.
Acquisition of Hospira
Description of Transaction
On September 3, 2015 (the acquisition date), we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired).
Recording of Assets Acquired and Liabilities Assumed
Our acquisition of Hospira has been accounted for using the acquisition method of accounting, which generally requires that most assets acquired and liabilities assumed be recorded at fair value as of the acquisition date. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. Our judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations. For instance, the determination of asset lives can impact our results of operations as different types of assets will have different useful lives and certain assets may even be considered to have indefinite useful lives.
For the provisional amounts recognized for the Hospira assets acquired and liabilities assumed as of the acquisition date, see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions. The estimated values are not yet finalized and are subject to change, which could be significant. We will finalize the amounts recognized as we obtain the information necessary to complete the analyses. We expect to finalize the amounts of assets acquired and liabilities assumed as soon as possible but no later than one year from the acquisition date. The following amounts are subject to change:

•
Amounts for certain balances included in working capital (excluding inventories), certain investments and certain legal contingencies, pending receipt of certain information that could affect provisional amounts recorded. We do not believe any adjustments for legal contingencies will have a material impact on our consolidated financial statements.

•
Amounts for intangibles, inventory and property, plant and equipment, pending finalization of valuation efforts for acquired intangible assets as well as the completion of certain physical inventory counts and the confirmation of the physical existence and condition of certain property, plant and equipment assets.

•
Amounts for income tax assets, receivables and liabilities, pending the filing of Hospira pre-acquisition tax returns and the receipt of information including but not limited to that from taxing authorities, which may change certain estimates and assumptions used.

Below is a summary of the methodologies and significant assumptions used in estimating the fair value of certain classes of assets and liabilities of Hospira.
For financial instruments acquired from Hospira, our valuation approach was consistent with our valuation methodologies used for our legacy Pfizer financial instruments. For additional information on the valuation of our financial instruments, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.
Inventories—The fair value of acquired inventory ($1.9 billion) was determined as follows:

•	Finished goods—Estimated selling price, less an estimate of costs to be incurred to sell the inventory, and an estimate of a reasonable profit allowance for that selling effort.

•
Work in process—Estimated selling price of an equivalent finished good, less an estimate of costs to be incurred to complete the work-in-process inventory, an estimate of costs to be incurred to sell the inventory and an estimate of a reasonable profit allowance for those manufacturing and selling efforts.

•	Raw materials and supplies—Estimated cost to replace the raw materials and supplies.
The fair value of inventory will be recognized in our results of operations as the inventory is sold. Based on internal forecasts and estimates of months of inventory on hand, we expect that the acquisition date inventory will be substantially sold and recognized in Cost of sales over a weighted-average estimated period of approximately eight months after the acquisition date.

16	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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
Property, Plant and Equipment—The fair value of acquired property, plant and equipment is determined using a variety of valuation approaches, depending on the nature of the asset and the quality of available information. The fair value of acquired property, plant and equipment was primarily determined as follows:

•	Land––Market, a sales comparison approach that measures value of an asset through an analysis of sales and offerings of comparable property.

•
Buildings, Machinery and equipment and Furniture and fixtures—Replacement cost, an approach that measures the value of an asset by estimating the cost to acquire or construct comparable assets. For buildings that are not highly specialized or that could be income producing if leased to a third party, we also considered market and income factors.

•	Construction in progress—Replacement cost, generally assumed to equal historical book value.

The amounts recorded for the major components of acquired property, plant and equipment are as follows:
(MILLIONS OF DOLLARS)	Useful Lives (Years)	Amounts Recognized As of Acquisition Date
Land		$111
Buildings	33—50	556
Machinery and equipment	8—20	1,060
Furniture, fixtures and other	3—12 1/2	141
Construction in progress		542
Total Property, plant and equipment		$2,410
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
Identifiable Intangible Assets—The fair value of acquired identifiable intangible assets generally is determined using an income approach. This method starts with a forecast of all of the expected future net cash flows associated with the asset and then adjusts the forecast to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams.
The fair value of acquired identifiable intangible assets is composed of finite-lived developed technology rights with a weighted-average life of approximately 17 years ($7.7 billion); other finite-lived identifiable intangible assets with a weighted-average life of approximately 12 years ($550 million); and IPR&D assets ($995 million). For information about our identifiable intangible assets, see Notes to Consolidated Financial Statements––Note 10. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.
As of the acquisition date, we recognized IPR&D assets of $660 million for biosimilar programs and $335 million for sterile injectable programs.
Biosimilar IPR&D Acquired Assets:

•
In order to eliminate certain redundancies in Pfizer’s biosimilar drug products pipeline created as a result of the acquisition of Hospira, in September 2015 we opted to return to Celltrion Inc. and Celltrion Healthcare, Co., Ltd. (collectively Celltrion) rights that Hospira had previously acquired to potential biosimilars to Rituxan® (rituximab) and Herceptin® (trastuzumab). In connection with the return of these rights, we wrote-off these IPR&D assets, totaling $170 million. See the “Product Developments—Biopharmaceutical” section of this Financial Review and Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for additional information.

•
The higher value remaining biosimilar IPR&D assets acquired from Hospira have been submitted to the FDA for approval and include the following potential biosimilars for (i) epoetin alfa (treatment of anemia in dialysis and oncology applications) and (ii) infliximab (rheumatoid arthritis and gastrointestinal disorders). These biosimilars and filgrastim (oncology) are already available in certain markets outside the U.S. Filgrastim in the U.S. market and other biosimilar IPR&D assets acquired from Hospira are in late-stage development. See the “Product Developments––Biopharmaceutical” section of this Financial Review for additional information about these programs.

Sterile Injectable IPR&D Acquired Assets:

•
The sterile injectable IPR&D assets acquired from Hospira are in various therapeutic areas including anti-infectives, oncology, cardiovascular and neurology, among others. The sterile injectable IPR&D assets are in various stages of development with anticipated launch dates across 2016, 2017 and 2018.

The fair value of finite-lived identifiable intangible assets will be recognized in our results of operations over the expected useful life of the individual assets.

2015 Financial Report	17

Financial Review
Pfizer Inc. and Subsidiary Companies

Some of the more significant estimates and assumptions inherent in the estimate of the fair value of identifiable intangible assets include all assumptions associated with forecasting product profitability from the perspective of a market participant.
Specifically:

•
Revenue—We use historical, forecast, industry or other sources of market data including estimates of sales volume, selling prices, market penetration, market share and year-over-year growth rates over the product’s life cycle.

•
Cost of sales, Sales and marketing expenses, General and administrative expenses—We use historical, forecast, industry or other sources of market data to estimate the costs associated with the identifiable intangible asset over the product’s life cycle.

•
R&D expenses—In the case of approved products, we estimate the appropriate level of ongoing R&D support, and for unapproved compounds, we estimate the amount and timing of costs to develop the R&D into viable products.

•
Estimated life of the asset—We assess the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry, expected changes in standards of practice for indications addressed by the asset, as well as obsolescence factors and estimated contract renewal rates.

•
Inherent risk—We use a discount rate that is primarily based on the weighted-average cost of capital with an additional premium to reflect the risks associated with the specific intangible asset, such as country risks (political, inflation, currency and property risks) and commercial risks. In addition, for unapproved assets, an additional risk factor is added for the risk of technical and regulatory success, called the probability of technical and regulatory success (PTRS).

•
The discount rates used in the intangible asset valuations ranged from 11% to 16%, and the estimated cash flows were projected over periods extending up to 20 years or more. For IPR&D assets, the PTRS rates ranged from 44% to 88%. Within this broad range, we recorded approximately $20 million of assets with a PTRS of 44%, $220 million of assets with a PTRS of 45% to 75% and $755 million of assets with a PTRS above 75% ($585 million after the write-off of the acquired biosimilar IPR&D assets discussed above). All of these judgments and estimates can materially impact our results of operations.

For IPR&D assets, the risk of failure has been factored into the fair value measure and there can be no certainty that these assets ultimately will yield a successful product.
Contingencies—For acquisition date contingencies, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions.

18	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Revenues	$48,851	$49,605	$51,584	(2)	(4)
Cost of sales	9,648	9,577	9,586	1	—
% of revenues	19.7%	19.3%	18.6%
Selling, informational and administrative expenses	14,809	14,097	14,355	5	(2)
% of revenues	30.3%	28.4%	27.8%
Research and development expenses	7,690	8,393	6,678	(8)	26
% of revenues	15.7%	16.9%	12.9%
Amortization of intangible assets	3,728	4,039	4,599	(8)	(12)
% of revenues	7.6%	8.1%	8.9%
Restructuring charges and certain acquisition-related costs	1,152	250	1,182	*	(79)
% of revenues	2.4%	0.5%	2.3%
Other (income)/deductions—net	2,860	1,009	(532)	*	*
Income from continuing operations before provision for taxes on income	8,965	12,240	15,716	(27)	(22)
% of revenues	18.4%	24.7%	30.5%
Provision for taxes on income	1,990	3,120	4,306	(36)	(28)
Effective tax rate	22.2%	25.5%	27.4%
Income from continuing operations	6,975	9,119	11,410	(24)	(20)
% of revenues	14.3%	18.4%	22.1%
Discontinued operations—net of tax	11	48	10,662	(77)	*
Net income before allocation to noncontrolling interests	6,986	9,168	22,072	(24)	(58)
% of revenues	14.3%	18.5%	42.8%
Less: Net income attributable to noncontrolling interests	26	32	69	(21)	(53)
Net income attributable to Pfizer Inc.	$6,960	$9,135	$22,003	(24)	(58)
% of revenues	14.2%	18.4%	42.7%
Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.
Revenues—Overview

Total revenues were $48.9 billion in 2015, a decrease of 2% compared to 2014, which reflects an operational increase of $3.0 billion, or 6%, more than offset by the unfavorable impact of foreign exchange of $3.8 billion, or 8%, in 2015 compared to 2014. The operational increase was primarily the result of:

•
the performance of several key products in developed markets, including the continued strong uptake of Prevnar 13 among adults (largely in the U.S.), Ibrance (nearly all in the U.S.), Eliquis, Lyrica (GIP) (primarily in the U.S. and Japan), Xeljanz (primarily in the U.S.), Viagra (GIP) (primarily in the U.S.) and Nexium 24HR (primarily in the U.S.) (collectively, up approximately $4.1 billion);

•	inclusion of legacy Hospira operations of $1.5 billion;

•	a 7% operational increase in revenues in emerging markets, reflecting continued strong operational growth, primarily from Prevenar 13, Lipitor and Enbrel (up approximately $810 million); and

•	inclusion of the vaccines acquired from Baxter of $178 million, partially offset by:

•
the loss of exclusivity and immediate multi-source generic competition for Celebrex in the U.S. in December 2014 and certain other developed markets (down approximately $1.8 billion), and the loss of exclusivity for Lyrica (GEP) in certain developed Europe markets (down approximately $420 million), for Zyvox in the U.S. (down approximately $420 million), for Rapamune in the U.S. (down approximately $120 million) and for certain other products (collectively, down approximately $530 million);

•	the performance of certain other products in developed markets and BeneFIX in the U.S. (collectively, down approximately $370 million); and

•	the termination of the Spiriva co-promotion collaboration in certain countries (down approximately $100 million).
Total revenues were $49.6 billion in 2014, a decrease of 4% compared to 2013, which reflects an operational decrease of $1.1 billion, or 2%, and the unfavorable impact of foreign exchange of approximately $912 million, or 2%, in 2014 compared to 2013. The operational decrease was primarily the result of:

•	the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada (approximately $1.4 billion);

2015 Financial Report	19

Financial Review
Pfizer Inc. and Subsidiary Companies

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

See the “Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Report for information about (i) recent losses of product exclusivity impacting product revenues, (ii) recent and expected losses of collaboration rights impacting alliance revenues and (iii) losses and expected losses of product exclusivity in 2016.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2015 Annual Report on Form 10-K.

We have significant operations outside the U.S., with revenues exceeding $500 million in the following number of countries:
The U.S. and Japan are our two largest national markets:

Revenues by Market

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

Revenue Deductions

Our gross product revenues are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized, and primarily represent rebates, chargebacks and sales allowances to government agencies, wholesalers/distributors and managed care organizations with respect to our pharmaceutical products. Those deductions represent estimates of rebates and discounts related to gross sales for the reporting period and, as such, knowledge and judgment of market conditions and practice are required when estimating the impact of these revenue deductions on gross sales for a reporting period.

Historically, our adjustments of estimates, to reflect actual results or updated expectations, have not been material to our overall business. On a quarterly basis, our adjustments of estimates to reflect actual results generally have been less than 1% of revenues, and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year

20	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

The following table provides information about deductions from revenues:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Medicare rebates(a)	$1,002	$1,077	$887
Medicaid and related state program rebates(a)	1,263	779	508
Performance-based contract rebates(a), (b)	2,253	2,219	2,117
Chargebacks(c)	4,961	3,755	3,569
Sales allowances(d)	4,200	4,547	4,395
Sales returns and cash discounts	1,335	1,279	1,225
Total(e)	$15,014	$13,656	$12,701

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.

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

(e)
For 2015, associated with the following segments: GIP ($4.3 billion); VOC ($1.5 billion); and GEP ($9.1 billion). For 2014, associated with the following segments: GIP ($3.3 billion); VOC ($1.2 billion); and GEP ($9.1 billion). For 2013, associated with the following segments: GIP ($2.8 billion); VOC ($1.0 billion); and GEP ($8.9 billion).

The total deductions from revenues for 2015 increased 10% compared to 2014, primarily as a result of:

•
an increase in chargebacks from certain Innovative Business products, GEP products including products that have lost exclusivity in the U.S. during 2015, as well as the addition in 2015 of Hospira sterile injectables, which are subject to chargebacks; and

•
an increase in Medicaid and related state program rebates, primarily as a result of updated estimates of sales related to these programs, and, a decrease in Managed Medicaid estimated rebates in the second quarter of 2014, partially offset by:

•
a decrease in sales allowances primarily in Asia and Europe. In Asia, the decrease is due to lower Lipitor sales and the end of a partnership arrangement for Caduet. In Europe, price declines primarily on GEP products were driven by government decrees that progressively reduce pricing on products that have lost exclusivity.

For additional rebate accrual information, see Notes to Consolidated Financial Statements––Note 1G. Basis of Presentation and Significant Accounting Policies: Revenues and Trade Accounts Receivable.

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.9 billion as of December 31, 2015, of which approximately $2.6 billion is included in Other current liabilities, $272 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.4 billion as of December 31, 2014, of which approximately $2.0 billion is included in Other current liabilities, $300 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Total accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts as of December 31, 2015 increased by approximately $500 million compared to December 31, 2014, primarily due to the addition of Hospira accruals.

2015 Financial Report	21

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues by Segment and Geographic Area

The following table provides worldwide revenues by operating segment and geographic area:
	Year Ended December 31,									% Change
	Worldwide			U.S.			International			Worldwide		U.S.		International
(MILLIONS OF DOLLARS)	2015	2014	2013	2015	2014	2013	2015	2014	2013	15/14	14/13	15/14	14/13	15/14	14/13
Operating Segments(a):
GIP	$13,954	$13,861	$14,317	$6,946	$6,243	$6,810	$7,008	$7,619	$7,507	1	(3)	11	(8)	(8)	1
VOC	12,803	10,144	9,285	7,500	4,715	4,122	5,303	5,428	5,163	26	9	59	14	(2)	5
GEP	21,587	25,149	27,619	7,030	7,903	9,217	14,557	17,245	18,400	(14)	(9)	(11)	(14)	(16)	(6)
	48,345	49,154	51,221	21,476	18,861	20,149	26,868	30,292	31,070	(2)	(4)	14	(6)	(11)	(3)
Other(b)	506	451	364	228	212	124	279	239	240	12	24	7	71	17	—
Total revenues	$48,851	$49,605	$51,584	$21,704	$19,073	$20,274	$27,147	$30,532	$31,310	(2)	(4)	14	(6)	(11)	(2)

(a)
GIP = the Global Innovative Pharmaceutical segment; VOC = the Global Vaccines, Oncology and Consumer Healthcare segment; and GEP = the Global Established Pharmaceutical segment. On September 3, 2015, we acquired Hospira and its commercial operations are now included within GEP. Commencing from the acquisition date, and in accordance with our domestic and international reporting periods, our consolidated statement of income, primarily GEP’s operating results, for the year ended December 31, 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

(b)
Includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and also includes the revenues related to our manufacturing and supply agreements with Zoetis Inc. (Zoetis).

Revenues

We recorded direct product sales of more than $1 billion for each of seven products in 2015, and for each of ten products in 2014 and 2013. We recorded more than $1 billion in Alliance revenues in 2015 (primarily Eliquis) and 2013. These direct product sales and alliance revenues represent 44% of our revenues in 2015, 52% of our revenues in 2014 and 52% of our revenues in 2013. See the Revenues—Major Products section of this Financial Review for additional information.

2015 v. 2014

See the Revenues—Overview section of this Analysis of the Consolidated Statements of Income for a discussion of performance of worldwide revenues.

Geographically,

•	in the U.S., revenues increased $2.6 billion, or 14%, in 2015, compared to 2014, reflecting, among other things:

◦
the performance of several key products, including Prevnar 13 primarily in adults (up approximately $1.9 billion), Ibrance (which was launched in the U.S. in February 2015, up approximately $720 million), as well as Lyrica (GIP), Eliquis, Xeljanz, Viagra (GIP) and Nexium 24HR (collectively, up approximately $1.0 billion in 2015), and

◦	the inclusion of four months of legacy Hospira U.S. operations of $1.2 billion in 2015, partially offset by:

◦	losses of exclusivity and associated multi-source generic competition for Celebrex in the U.S. in December 2014 (down approximately $1.6 billion in 2015);

◦	the loss of exclusivity for Zyvox and Rapamune, as well as the termination of our Spiriva co-promotion collaboration (collectively, down approximately $620 million in 2015); and

◦	the performance of Lipitor and BeneFIX (collectively, down approximately $160 million in 2015).

•
in our international markets, revenues decreased $3.4 billion, or 11%, in 2015, compared to 2014. Foreign exchange unfavorably impacted international revenues by approximately $3.8 billion, or 12% in 2015. Operationally, revenues increased by $402 million or 1%, in 2015 compared to 2014 reflecting, among other things:

◦
the operational increase in revenues in emerging markets, reflecting continued strong operational growth primarily from the Innovative Products business, including Prevenar and Enbrel, among other products, and Lipitor (up approximately $600 million in 2015);

◦	higher revenues in developed markets for Eliquis and Lyrica (GIP), as well as from vaccines acquired in December 2014 from Baxter (in Europe) (collectively, up approximately $590 million in 2015); and

◦	the inclusion of three months of legacy Hospira international operations of $270 million in 2015, partially offset by:

◦
lower revenues in developed markets for Lyrica (GEP), Celebrex, Inspra and Viagra (GEP) as a result of the loss of exclusivity, as well as the performance of Lipitor and Norvasc in developed markets, and Zosyn/Tazocin in emerging markets (collectively, down approximately $1.0 billion in 2015).

In 2015, international revenues represented 56% of total revenues, compared to 62% in 2014. Excluding foreign exchange, international revenues in 2015 represented 59% of total revenues, compared to 62% in 2014.

22	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

2014 v. 2013

See the Revenues—Overview section of this Analysis of the Consolidated Statements of Income for a discussion of performance of worldwide revenues.

Geographically,

•	in the U.S., revenues decreased $1.2 billion or 6% in 2014, compared to 2013, reflecting, among other things:

◦
lower Alliance revenues, primarily due to Enbrel, reflecting the expiration of the co-promotion term of the collaboration agreement in October 2013 (down approximately $1.3 billion in 2014), and Spiriva, reflecting the final-year terms, and termination on April 29, 2014, of the co-promotion collaboration, which, per the terms of the collaboration agreement, resulted in a decline of our share of Spiriva revenue (down approximately $395 million in 2014); and

◦
lower revenues from Detrol LA due to loss of exclusivity (down approximately $321 million in 2014), Celebrex due to loss of exclusivity in December 2014 (down approximately $198 million), and lower revenues from Lipitor (down approximately $191 million in 2014), partially offset by:

◦	the strong performance of Lyrica (up approximately $352 million in 2014) as well as the growth of Prevnar, Xeljanz, Eliquis, Xalkori and Inlyta (collectively, up approximately $760 million in 2014).

•
in our international markets, revenues decreased $778 million, or 2%, in 2014, compared to 2013, primarily due to the unfavorable impact of foreign exchange of approximately $912 million in 2014, or 3%. Operationally, revenues increased slightly by $134 million, in 2014 compared to 2013 reflecting, among other things:

◦
higher operational revenues for Lipitor in China, Lyrica in developed markets, Enbrel outside Canada, and the performance of recently launched products Eliquis, Xalkori, and Inlyta (collectively, up approximately $941 million in 2014); and

◦	the operational growth of Prevenar and Xeljanz (collectively, up approximately $228 million in 2014), partially offset by:

◦
the operational decline of certain products, including Norvasc, Zithromax, Xalabrands, Detrol, Effexor and Chantix/Champix, in developed international markets, and Sutent in China (collectively, down approximately $320 million in 2014);

◦
lower revenues as a result of the loss of exclusivity and subsequent multi-source generic competition for Viagra in most major European markets and Lyrica in Canada (collectively, down approximately $248 million in 2014);

◦
lower Alliance revenues (down approximately $218 million in 2014, excluding Eliquis), primarily due to the expiration of the co-promotion term of the collaboration agreement for Enbrel in Canada, the ongoing termination of the Spiriva collaboration agreement in certain countries, the loss of exclusivity for Aricept in Canada and the termination of the co-promotion agreement for Aricept in Japan in December 2012; and

◦	the continued erosion of branded Lipitor in most international developed markets (down approximately $197 million in 2014).
In 2014, international revenues represented 62% of total revenues, compared to 61% in 2013. Excluding foreign exchange, international revenues in 2014 represented 62% of total revenues, compared to 62% in 2013.

For additional information about operating segment revenues, see the “Analysis of Operating Segment Information” section of this Financial Review.

2015 Financial Report	23

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues—Major Products

The following table provides revenue information for several of our major products:
(MILLIONS OF DOLLARS)		Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS	2015	2014	2013	15/14	14/13
INNOVATIVE PRODUCTS BUSINESS(a)		$26,758	$24,005	$23,602	11	2
GIP(a)		$13,954	$13,861	$14,317	1	(3)
Lyrica GIP(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia and neuropathic pain due to spinal cord injury	3,655	3,350	2,965	9	13
Enbrel (Outside the U.S. and Canada)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	3,333	3,850	3,774	(13)	2
Viagra GIP(c)	Erectile dysfunction	1,297	1,181	1,180	10	—
BeneFIX	Hemophilia	752	856	832	(12)	3
Chantix/Champix	An aid to smoking cessation treatment	671	647	648	4	—
Genotropin	Replacement of human growth hormone	617	723	772	(15)	(6)
Refacto AF/Xyntha	Hemophilia	533	631	602	(16)	5
Xeljanz	Rheumatoid arthritis	523	308	114	70	*
Toviaz	Overactive bladder	267	288	236	(7)	22
BMP2	Development of bone and cartilage	232	228	209	2	9
Somavert	Acromegaly	218	229	217	(5)	6
Rapamune	Prevention of organ rejection in kidney transplantation	197	339	350	(42)	(3)
Alliance revenue GIP(d), (o)	Various	1,254	762	1,878	65	(59)
All other GIP(e)	Various	405	469	540	(14)	(13)
VOC(a)		$12,803	$10,144	$9,285	26	9
Prevnar family(f)	Vaccines for prevention of pneumococcal disease	6,245	4,464	3,974	40	12
Sutent	Advanced and/or metastatic renal cell carcinoma (mRCC), refractory gastrointestinal stromal tumors (GIST) and advanced pancreatic neuroendocrine tumor	1,120	1,174	1,204	(5)	(2)
Ibrance	Advanced breast cancer	723	—	—	*	—
Xalkori	Anaplastic lymphoma kinase positive non-small cell lung cancer	488	438	282	11	55
Inlyta	Advanced renal cell carcinoma (RCC)	430	410	319	5	28
FSME-IMMUN/TicoVac	Tick-borne encephalitis vaccine	104	—	—	*	—
All other V/O(e)	Various	298	211	164	41	29
Consumer Healthcare	Various	3,395	3,446	3,342	(1)	3
ESTABLISHED PRODUCTS BUSINESS(g)		$21,587	$25,149	$27,619	(14)	(9)
Legacy Established Products(h)		$11,745	$13,016	$14,089	(10)	(8)
Lipitor	Reduction of LDL cholesterol	1,860	2,061	2,315	(10)	(11)
Premarin family	Symptoms of menopause	1,018	1,076	1,092	(5)	(1)
Norvasc	Hypertension	991	1,112	1,229	(11)	(10)
Xalatan/Xalacom	Glaucoma and ocular hypertension	399	495	589	(19)	(16)
Zoloft	Depression and certain anxiety disorders	374	423	469	(12)	(10)
Relpax	Treats the symptoms of migraine headache	352	382	359	(8)	6
EpiPen	Epinephrine injection used in treatment of life-threatening allergic reactions	339	294	273	15	8
Effexor	Depression and certain anxiety disorders	288	344	440	(16)	(22)
Zithromax/Zmax	Bacterial infections	275	311	387	(11)	(20)
Xanax/Xanax XR	Anxiety disorders	224	253	276	(11)	(8)
Cardura	Hypertension/Benign prostatic hyperplasia	210	263	296	(20)	(11)
Neurontin	Seizures	196	210	216	(7)	(3)
Diflucan	Fungal infections	181	208	238	(13)	(13)
Tikosyn	Maintenance of normal sinus rhythm, conversion of atrial fibrillation/flutter	179	141	119	27	19
Depo-Provera	Contraceptive	170	201	191	(15)	2
Unasyn	Injectable antibacterial	118	96	84	23	14
All other Legacy Established Products(e), (o)	Various	4,571	5,145	5,516	(11)	(7)
Peri-LOE Products(i)		$5,326	$8,855	$10,151	(40)	(13)
Lyrica GEP(b)	Epilepsy, neuropathic pain and generalized anxiety disorder	1,183	1,818	1,629	(35)	12
Zyvox	Bacterial infections	883	1,352	1,353	(35)	—
Celebrex	Arthritis pain and inflammation, acute pain	830	2,699	2,918	(69)	(8)
Pristiq	Depression	715	737	698	(3)	6
Vfend	Fungal infections	682	756	775	(10)	(2)
Viagra GEP(c)	Erectile dysfunction	411	504	701	(18)	(28)
Revatio	Pulmonary arterial hypertension (PAH)	260	276	307	(6)	(10)
All other Peri-LOE Products(e)	Various	362	714	1,770	(49)	(60)
Sterile Injectable Pharmaceuticals(j)		$3,944	$3,277	$3,378	20	(3)
Medrol	Inflammation	402	381	398	5	(4)
Sulperazon	Antibiotic	339	354	309	(4)	15
Fragmin	Anticoagulant	335	364	359	(8)	2
Tygacil	Antibiotic	304	323	358	(6)	(10)

24	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(MILLIONS OF DOLLARS)		Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS	2015	2014	2013	15/14	14/13
All other Sterile Injectable Pharmaceuticals(e)	Various	2,563	1,855	1,954	38	(5)
Infusion Systems(k)	Various	$403	$—	$—	*	—
Biosimilars(l)	Various	$63	$—	$—	*	—
Other Established Products(m)	Various	$106	$—	$—	*	—
OTHER(n)		$506	$451	$364	12	24
Total Lyrica(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia and neuropathic pain due to spinal cord injury	$4,839	$5,168	$4,595	(6)	12
Total Viagra(c)	Erectile dysfunction	$1,708	$1,685	$1,881	1	(10)
Total Alliance revenues(o)	Various	$1,312	$957	$2,628	37	(64)

(a)	The Innovative Products business is composed of two operating segments: GIP and VOC.

(b)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica-GEP. All other Lyrica revenues are included in Lyrica-GIP. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica-GIP and Lyrica-GEP.

(c)
Viagra revenues from the U.S. and Canada are included in Viagra-GIP. All other Viagra revenues are included in Viagra-GEP. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra-GIP and Viagra-GEP.

(d)	Includes Eliquis, Rebif and Enbrel (in the U.S. and Canada through October 31, 2013).

(e)
All other GIP, and All other V/O are a subset of GIP and VOC, respectively. All other Legacy Established Products, All other Peri-LOE Products and All other Sterile Injectable Pharmaceuticals are subsets of Established Products.

(f)
In 2015, all revenues were composed of Prevnar 13/Prevenar 13. In 2014 and 2013, revenues were composed of the Prevnar family of products, which included Prevnar 13/Prevenar 13 and, to a much lesser extent, Prevenar (7-valent).

(g)
The Established Products business consists of GEP, which includes all legacy Hospira commercial operations. Commencing from the acquisition date, September 3, 2015, and in accordance with our domestic and international reporting periods, our consolidated statement of income, primarily GEP’s operating results, for the year ended December 31, 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

(h)	Legacy Established Products include products that lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).

(i)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Celebrex, Zyvox and Revatio in most developed markets, Lyrica in the EU, Pristiq in the U.S. and Inspra in the EU.

(j)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

(k)
Infusion Systems include Medication Management Systems products composed of infusion pumps and related software and services, as well as I.V. Infusion Products, including large volume I.V. solutions and their associated administration sets.

(l)	Biosimilars include Inflectra (biosimilar infliximab), Nivestim (biosimilar filgrastim) and Retacrit (biosimilar epoetin zeta) in certain international markets.

(m)	Includes legacy Hospira’s One-to-One contract manufacturing and bulk pharmaceutical chemical sales organizations.

(n)
Other includes revenues from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our manufacturing and supply agreements with Zoetis.

(o)	Total Alliance revenues represent the aggregate of worldwide revenues from Alliance revenues GIP and Alliance revenues GEP, which is included in All other Legacy Established Products.

*	Calculation not meaningful.

Revenues—Selected Product Descriptions

References to GIP, V, O, and GEP indicate the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment;
V = the Global Vaccines business; O = the Global Oncology business; and GEP = the Global Established Pharmaceutical segment.

•
Prevnar/Prevenar 13 (V), is our pneumococcal conjugate vaccine for the prevention of certain types of pneumococcal disease. Overall, worldwide revenues for Prevnar/Prevenar 13 increased 46% operationally in 2015, compared to 2014. Foreign exchange had an unfavorable impact on worldwide revenues of 6% in 2015, compared to 2014.

In the U.S., revenues for Prevnar increased 87% in 2015, compared to 2014, mainly due to continued strong uptake among adults following the positive recommendation from the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) for use in adults aged 65 and older in the third quarter of 2014 and the success of the commercial programs which helped to maximize vaccinations across all channels. We believe the “catch-up” opportunity (i.e., the opportunity to reach adults aged 65 and older who have not been previously vaccinated with Prevnar) in adults in the U.S. will continue to be large given current demographics and aging trends. However, the remaining population of adults aged 65 years and older will likely require additional effort to capture. As a result, the opportunity will moderate over time as this “catch-up” opportunity becomes fully realized.
Internationally, revenues for Prevenar increased 9% operationally in 2015, compared to 2014, primarily reflecting increased volume in emerging markets primarily due to Prevenar’s inclusion in additional national immunization programs in certain emerging markets. Foreign exchange had an unfavorable impact on international revenues of 13% in 2015, compared to 2014.
In 2014, the ACIP voted to recommend Prevnar 13 for routine use to help protect adults aged 65 years and older against pneumococcal disease, which for adults includes pneumonia caused by the 13 pneumococcal serotypes included in the vaccine. These ACIP recommendations were subsequently approved by the directors at the CDC and U.S. Department of Health and Human Services, and were published in the Morbidity and Mortality Weekly Report in September 2014 by the CDC. As with other vaccines, the CDC regularly monitors the impact of vaccination and reviews the recommendations; in this case, however, the CDC announced formally that it will conduct this review in 2018. Currently, we are working with a number of U.S. investigators to monitor the proportion of community-acquired pneumonia caused by the serotypes included in Prevnar 13 and continue to observe trends.
In March 2015, the European Commission approved an expanded indication for the use of Prevenar 13 for the prevention of pneumonia caused by the 13 pneumococcal serotypes in the vaccine in adults aged 18 years and older. The Summary of Product Characteristics has also been updated to include efficacy data from our landmark Community-Acquired Pneumonia Immunization Trial in Adults (CAPiTA), which demonstrated statistically significant reductions in first episodes of vaccine-type pneumococcal community-acquired pneumonia (CAP), including non-invasive/non-bacteremic CAP, and invasive pneumococcal disease (IPD) in adults aged 65 and older.

2015 Financial Report	25

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Lyrica (GEP (revenues from all of Europe, Russia, Turkey, Israel and Central Asia)/GIP (all other revenues)) is indicated in the U.S. for three neuropathic pain conditions, fibromyalgia and adjunctive therapy for adult patients with partial onset seizures. In certain markets outside the U.S., indications include neuropathic pain (peripheral and central), fibromyalgia, adjunctive treatment of epilepsy and generalized anxiety disorder. Worldwide revenues for Lyrica were relatively flat operationally in 2015, compared to 2014. Foreign exchange had an unfavorable impact on worldwide revenues of 6% in 2015, compared to 2014.

In the U.S., revenues increased 15% in 2015, compared to 2014, driven by price and volume increases, and investment in direct-to-consumer advertising combined with strong field force performance, partially offset by higher rebates.
Internationally, Lyrica revenues decreased 11% operationally in 2015, compared to 2014, due to losses of exclusivity in certain developed Europe markets, partially offset by operational growth primarily in Japan. Foreign exchange had an unfavorable impact on international revenues of 13% in 2015, compared to 2014.
Worldwide revenues from Lyrica in our GIP segment increased 13% operationally in 2015, compared to 2014, and in our GEP segment, revenues from Lyrica decreased 23% operationally in 2015, compared to 2014.

•
Enbrel (GIP, outside the U.S. and Canada), indicated for the treatment of moderate-to-severe rheumatoid arthritis, polyarticular juvenile rheumatoid arthritis, psoriatic arthritis, plaque psoriasis, ankylosing spondylitis (a type of arthritis affecting the spine), and nonradiographic axial spondyloarthritis, recorded a 1% operational increase in worldwide revenues, excluding the U.S. and Canada, in 2015, compared to 2014. Results were favorably impacted by demand in certain markets in Europe and the timing of government purchases in Africa Middle East offset primarily by the change in the distribution channel in the U.K. Foreign exchange had a unfavorable impact of 14% in 2015, compared to 2014.

•
Lipitor (GEP) is indicated for the treatment of elevated LDL-cholesterol levels in the blood. Lipitor faces generic competition in all major developed markets. Branded Lipitor recorded worldwide revenues of $1.9 billion, or a 4% operational decrease in 2015, compared to 2014. Foreign exchange had an unfavorable impact of 6% in 2015, compared to 2014.

In the U.S., revenues decreased 33% in 2015 compared to 2014, primarily due to lower volumes and higher rebates.
In our international markets, revenues were relatively flat operationally in 2015, compared to 2014, driven by volume growth in emerging markets, primarily in China, offset by brand erosion due to generic competition and increased payer pressure in developed markets. Foreign exchange had an unfavorable impact on international revenues of 7% in 2015, compared to 2014.

•
Viagra (GIP (revenues from U.S. and Canada)/GEP (all other revenues excluding U.S. and Canada)) is indicated for the treatment of erectile dysfunction. Viagra worldwide revenues increased 5% operationally in 2015, compared to 2014, primarily due to operational growth in the U.S. and emerging markets. Foreign exchange had an unfavorable impact of 4% in 2015, compared to 2014. International revenues decreased 7% operationally in 2015, compared to 2014, primarily from brand erosion due to generic competition and increased payer pressure in developed markets, partially offset by volume growth in China. Foreign exchange had an unfavorable impact on international revenues of 11% in 2015, compared to 2014. Revenues in the U.S. increased 11% in 2015, compared to 2014, primarily driven by increased pill quantity per prescription, higher purchases from the U.S. Department of Veterans Affairs/Department of Defense, and price increases, partially offset by lower patient demand.

•
Sutent (O) is indicated for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma (mRCC); gastrointestinal stromal tumors after disease progression on, or intolerance to, imatinib mesylate; and advanced pancreatic neuroendocrine tumor. Sutent worldwide revenues increased 7% operationally in 2015, compared to 2014, primarily due to greater demand in emerging markets as well as price increases in the U.S. Foreign exchange had an unfavorable impact of 12% in 2015, compared to 2014.

•
Our Premarin family of products (GEP) helps women address moderate-to-severe menopausal symptoms. Premarin worldwide revenues decreased 4% operationally in 2015, compared to 2014. Revenues in the U.S. in 2015 were unfavorably impacted by prescription volume declines and lower market growth, partially offset by price increases. Foreign exchange had an unfavorable impact of 1% in 2015, compared to 2014.

•
Norvasc (GEP) is indicated for the treatment of hypertension. Norvasc worldwide revenues decreased 3% operationally in 2015, compared to 2014, due to generic erosion in Japan, partially offset by volume growth in emerging markets, primarily in China. Foreign exchange had an unfavorable impact of 8% in 2015, compared to 2014.

•
Zyvox (GEP) is among the world’s best-selling branded agents used to treat serious Gram-positive pathogens, including methicillin-resistant staphylococcus-aureus. Zyvox worldwide revenues decreased 27% operationally in 2015, compared to 2014. Foreign exchange had an unfavorable impact of 8% in 2015, compared to 2014.

In the U.S., revenues decreased 61% due to generic competition beginning in the first half of 2015, as well as pricing pressures.
Internationally, Zyvox revenues increased 7% operationally in 2015 compared to 2014, primarily due to volume growth in China. Foreign exchange had an unfavorable impact on international revenues of 15% in 2015, compared to 2014.

•
Celebrex (GEP) is indicated for the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis worldwide and for the management of acute pain in adults in the U.S., Japan and certain other markets. Celebrex recorded a 66% decrease in worldwide operational revenues in 2015, compared to 2014, primarily driven by the loss of exclusivity and associated generic competition in the U.S. and certain other developed markets. Foreign exchange had an unfavorable impact of 3% in 2015 compared to 2014.

In the U.S., revenues decreased 92% in 2015 compared to 2014, driven by the loss of exclusivity and launch of multi-source generic competition in December 2014.
Internationally, Celebrex revenues decreased 20% operationally in 2015, compared to 2014, driven by the loss of exclusivity and launch of multi-source generic competition in most developed markets. Foreign exchange had an unfavorable impact on international revenues of 9% in 2015, compared to 2014.

26	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
BeneFIX and ReFacto AF/Xyntha (GIP) are hemophilia products using state-of-the-art manufacturing that assist patients with their lifelong hemophilia bleeding disorders. BeneFIX worldwide revenues decreased 5% operationally in 2015, compared to 2014, primarily as a result of the erosion of market share in the U.S. due to the launch of competing new extended half-life treatment options. Foreign exchange had an unfavorable impact on revenues of 7% in 2015, compared to 2014.

ReFacto AF/Xyntha recorded a 5% operational decrease in worldwide revenues in 2015, compared to 2014, largely due to price erosion in the U.K. and Australia, erosion of market share in the U.S. due to the launch of competing new extended half-life treatment options and loss of the annual 2015 contract in Iraq. Foreign exchange had an unfavorable impact on revenues of 11% in 2015, compared to 2014.

•
Ibrance (O) was approved and launched in the U.S., Macau, Chile and Albania as a first-line treatment for certain forms of advanced breast cancer. Ibrance recorded worldwide revenues of $723 million in 2015, nearly all of which were recorded in the U.S.

•
Pristiq (GEP) is indicated for the treatment of major depressive disorder in the U.S. and in various other countries. Pristiq has also been indicated for treatment of moderate-to-severe vasomotor symptoms (VMS) associated with menopause in Thailand, Mexico, the Philippines and Ecuador. Pristiq recorded a 1% operational increase in worldwide revenues in 2015, compared to 2014. Foreign exchange had an unfavorable impact on revenues of 4% the 2015, compared to 2014.

In the U.S., Pristiq revenues were relatively flat in 2015 compared to 2014 due to price increases offset by decreased market share.
Internationally, Pristiq revenues increased 5% operationally due to volume growth in certain markets. Foreign exchange had an unfavorable impact on international revenues of 16% in 2015, compared to 2014.

•
Chantix/Champix (GIP) is approved as an aid to smoking-cessation treatment in adults 18 years of age and older in multiple markets worldwide. Worldwide revenues increased 9% operationally in 2015, compared to 2014. Foreign exchange had an unfavorable impact on revenues of 5% in 2015, compared to 2014.

In the U.S., Chantix revenues increased 13% in 2015, compared to 2014, primarily due to two price increases and higher year-over-year demand driven by steadily improving coverage by insurers in response to the requirements of the Affordable Care Act and direct-to-consumer advertising on TV, partially offset by intensified competition by over-the-counter nicotine replacement therapies that utilize TV and retail channels and higher-than-expected Medicaid rebates.
Internationally, Champix revenues increased 4% operationally in 2015, compared to 2014, primarily due to a significant tobacco tax increase in Korea and strong growth across emerging markets. Foreign exchange had an unfavorable impact on international revenues of 13% in 2015, compared to 2014.

•
Xeljanz (GIP) is approved for use as a second-line therapy for the treatment of adult patients with moderate to severe active rheumatoid arthritis (after traditional disease-modifying antirheumatic drugs) in more than 40 markets including the U.S., Japan, Australia, Canada, Switzerland and Brazil. Xeljanz recorded a 72% increase in worldwide revenues operationally in 2015, compared to 2014. In the U.S., Xeljanz revenues increased 63% in 2015, compared to 2014 driven by continued adoption by rheumatologists, growing awareness among patients and price increases. Foreign exchange had a 2% unfavorable impact in 2015, compared to 2014.

•
Xalkori (O) is indicated for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) that is anaplastic lymphoma kinase (ALK)-positive. Xalkori worldwide revenues increased 20% operationally in 2015, compared to 2014, as a result of a steady increase in diagnostic rates for the ALK gene mutation across key markets, which has led to more patients being treated, and price increases in the U.S. Foreign exchange had a 9% unfavorable impact in 2015, compared to 2014.

•
Inlyta (O) is indicated for the treatment of patients with advanced renal cell carcinoma (RCC) after failure of a prior systemic treatment. Worldwide revenues increased 14% operationally in 2015, compared to 2014, primarily due to increased demand across key markets with greater access and reimbursement, particularly in Europe, as well as price increases in the U.S. Foreign exchange had a 9% unfavorable impact on revenues in 2015, compared to 2014.

•	Alliance revenues (GEP/GIP) increased 45% operationally in 2015, compared to 2014, mainly due to:

◦	an increase in Eliquis alliance revenues as a result of increased market share, partially offset by:

◦	the termination of the Spiriva (GEP) co-promotion collaboration, which resulted in a decrease of approximately $143 million operationally in 2015, compared to 2014.

•
Eliquis (apixaban) (GIP) is being jointly developed and commercialized by Pfizer and Bristol-Myers Squibb (BMS). The two companies share commercialization expenses and profit/losses equally on a global basis. In April 2015, we signed an agreement with BMS to transfer full commercialization rights in certain smaller markets to us, beginning in the third quarter of 2015. BMS supplies the product to us at cost plus a percentage of the net sales to end-customers in these markets. Eliquis is part of the Novel Oral Anticoagulant (NOAC) market; the agents in this class were developed as alternative treatment options to warfarin in appropriate patients. Eliquis (apixaban) is approved for multiple indications in major markets around the world:

◦	to reduce the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation (NVAF);

◦	for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and for the reduction in the risk of recurrent DVT and PE following initial therapy; and

◦	for the prophylaxis of DVT, which may lead to PE, in patients who have undergone hip or knee replacement surgery.
The NOAC class penetration continues to expand across key markets. Eliquis has become the most prescribed oral anticoagulant in new to brand prescriptions among cardiologists in the U.S., Japan, and several other markets. Eliquis share uptake with primary care physicians has also been strong, following the launch, in the fourth quarter of 2014, of the treatment indications for DVT and PE and reduction in the risk of recurrent DVT and PE.
See the “Our Operating Environment—Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Review, for information regarding the expiration of various contract rights relating to Spiriva, Enbrel and Rebif.
See Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies for a discussion of recent developments concerning patent and product litigation relating to certain of the products discussed above.

2015 Financial Report	27

Financial Review
Pfizer Inc. and Subsidiary Companies

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

We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D priorities include delivering a pipeline of differentiated therapies with the greatest scientific and commercial promise, innovating new capabilities that can position Pfizer for long-term leadership and creating new models for biomedical collaboration that will expedite the pace of innovation and productivity. To that end, our R&D primarily focuses on six high-priority areas that have a mix of small molecules and large molecules—immunology and inflammation; cardiovascular and metabolic diseases; oncology; vaccines; neuroscience and pain; and rare diseases. Another area of focus is biosimilars. With the acquisition of Hospira, we have expanded our biosimilars pipeline and added R&D capabilities for sterile injectables and infusion systems.

A comprehensive update of Pfizer’s development pipeline, including assets from the Hospira acquisition, was published on February 2, 2016 and is available at www.pfizer.com/pipeline. It includes an overview of our research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

The following series of tables provides information about significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as additional indications and new drug candidates in late-stage development.

RECENT FDA APPROVALS
PRODUCT	INDICATION	DATE APPROVED
Xeljanz (Tofacitinib)	Extended-release 11mg tablets for the once-daily treatment of moderate to severe rheumatoid arthritis in patients who have had an inadequate response or intolerance to methotrexate	February 2016
Ibrance (Palbociclib)
An oral and selective reversible inhibitor of the CDK 4 and 6 kinases for the treatment of hormone receptor-positive (HR+), human epidermal growth factor receptor 2-negative (HER2-) advanced or metastatic breast cancer in combination with fulvestrant in women with disease progression following endocrine therapy
February 2016
Ibrance (Palbociclib)
An oral and selective reversible inhibitor of the CDK 4 and 6 kinases in combination with letrozole for the treatment of postmenopausal women with estrogen receptor-positive (ER+), HER2- advanced breast cancer as an initial endocrine-based therapy for their metastatic disease
February 2015

PENDING U.S. NEW DRUG APPLICATIONS (NDA) AND SUPPLEMENTAL FILINGS
PRODUCT	PROPOSED INDICATION	DATE FILED*
Xalkori (Crizotinib)	Treatment of ROS1-positive non-small cell lung cancer	December 2015
ALO-02 (oxycodone HCI/ naltrexone/HCI)	A Mu-type opioid receptor agonist for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate	February 2015
Retacrit(a)	A potential biosimilar to Epogen® and Procrit® (epotein alfa)	February 2015
Xeljanz (Tofacitinib)(b)	Treatment of adult patients with moderate to severe chronic plaque psoriasis	February 2015
Tafamidis meglumine(c)	Treatment of transthyretin familial amyloid polyneuropathy	February 2012

*	The dates set forth in this column are the dates on which the FDA accepted our submissions.

(a)
Epogen® is a registered U.S. trademark of Amgen Inc.; Procrit® is a registered U.S. trademark of Johnson & Johnson. In October 2015, we received a “complete response” letter from the FDA with respect to our biologics license application for Retacrit, our proposed biosimilar to epoetin alfa, which was submitted for all indications of the reference product. We are working diligently to address the content of the letter.

(b)
In October 2015, we received a “complete response” letter from the FDA with respect to our supplemental NDA for Xeljanz for the treatment of adult patients with moderate to severe chronic plaque psoriasis. While we have yet to meet with the FDA to discuss their concerns, we recognize that overcoming the issues raised may be difficult, especially in light of the evolving marketplace. We will consider our investment in the psoriasis indication for Xeljanz following this discussion with the FDA.

(c)
In May 2012, the FDA’s Peripheral and Central Nervous System Drugs Advisory Committee voted that the tafamidis meglumine data provide substantial evidence of efficacy for a surrogate endpoint that is reasonably likely to predict a clinical benefit. In June 2012, the FDA issued a “complete response” letter with respect to the tafamidis NDA. The FDA has requested the completion of a second efficacy study, and also has asked for additional information on the data within the current tafamidis NDA. We continue to work with the FDA to define a path forward.

In February 2008, the FDA advised it expected to convene an advisory committee pending responses to the “approvable letters” for the Viviant (bazedoxifene) NDAs for the treatment and prevention of post-menopausal osteoporosis, which were received in December 2007 and May 2008. In view of the approval of Duavee (conjugated estrogens/bazedoxifene), we submitted a request to withdraw the NDAs for Viviant in December 2015.

28	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Xalkori (Crizotinib)	Application filed in the EU for the treatment of ROS1-positive non-small cell lung cancer		February 2016
Eliquis (Apixaban)(a)	Approval in Japan for the treatment and prevention of recurrence of venous thromboembolism (deep vein thrombosis and pulmonary embolism)	December 2015	—
Xalkori (Crizotinib)	Approval in the EU for first line treatment of anaplastic lymphoma kinase (ALK)-positive non-small cell lung cancer	November 2015	—
Effexor SR (Venlafaxine HCl)	Approval in Japan for treatment of depression/depressed state	September 2015	—
Ibrance (Palbociclib)	Application filed in the EU for palbociclib in combination with endocrine therapy for the treatment of hormone receptor-positive (HR+), HER2- advanced or metastatic breast cancer, as well as for the treatment of recurrent advanced breast cancer	—	August 2015
Xeljanz (Tofacitinib)	Application filed in Japan for treatment of psoriasis vulgaris and psoriatic arthritis with inadequate response to existing therapies	—	March 2015

*	For applications in the EU, the dates set forth in this column are the dates on which the European Medicines Agency (EMA) validated our submissions.

(a)	This indication for Eliquis (apixaban) was developed and is being commercialized in collaboration with Bristol-Myers Squibb (BMS).

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	PROPOSED INDICATION
Bosulif (Bosutinib)	First-line treatment for patients with chronic phase Philadelphia chromosome positive chronic myelogenous leukemia, which is being developed in collaboration with Avillion Group
Inlyta (Axitinib)	Adjuvant treatment of renal cell carcinoma, which is being developed in collaboration with SFJ Pharmaceuticals Group
Ibrance (Palbociclib)	Treatment of high-risk early breast cancer, in collaboration with the German Breast Group
Ibrance (Palbociclib)	Treatment of HR+ early breast cancer, in collaboration with the Alliance Foundation Trials, LLC, and the Austrian Breast Colorectal Cancer Study Group
Lyrica (Pregabalin)	Peripheral neuropathic pain
Lyrica (Pregabalin)	CR (once-a-day) dosing
Sutent (Sunitinib)	Adjuvant treatment of renal cell carcinoma
Tofacitinib	Treatment of psoriasis (ex-US)
Tofacitinib	Treatment of ulcerative colitis
Tofacitinib	Treatment of psoriatic arthritis
Vyndaqel (Tafamidis meglumine)	Adult symptomatic transthyretin cardiomyopathy

2015 Financial Report	29

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	PROPOSED INDICATION
Avelumab (PF-06834635) (MSB0010718C)	A monoclonal antibody that inhibits PD-L1 for the first-line treatment of stage IIIb/IV non-small cell lung cancer, which is being developed in collaboration with Merck KGaA, Germany
Avelumab (PF-06834635) (MSB0010718C)
A monoclonal antibody that inhibits PD-L1 for treatment of stage IIIb/IV non-small cell lung cancer that has progressed after a platinum-containing doublet, which is being developed in collaboration with Merck KGaA, Germany

Avelumab (PF-06834635) (MSB0010718C)	A monoclonal antibody that inhibits PD-L1 for treatment of platinum-resistant/refractory ovarian cancer, which is being developed in collaboration with Merck KGaA, Germany
Avelumab (PF-06834635) (MSB0010718C)	A monoclonal antibody that inhibits PD-L1 for maintenance treatment, in the first-line setting, for patients with urothelial cancer, which is being developed in collaboration with Merck KGaA, Germany
Avelumab (PF-06834635) (MSB0010718C)
A monoclonal antibody that inhibits PD-L1 for maintenance treatment of advanced or metastatic gastric/gastro-esophageal junction cancers, which is being developed in collaboration with Merck KGaA, Germany

Avelumab (PF-06834635) (MSB0010718C)	Third-line treatment in advanced or metastatic gastric/gastro-esophageal junction cancers, which is being developed in collaboration with Merck KGaA, Germany
Bococizumab	A monoclonal antibody that inhibits PCSK9 for the treatment of hyperlipidemia and prevention of cardiovascular events
Dacomitinib
A pan-HER tyrosine kinase inhibitor for the first-line treatment of patients with advanced non-small cell lung cancer with EGFR activating mutations, which is being developed in collaboration with SFJ Pharmaceuticals Group

Ertugliflozin	An oral SGLT2 inhibitor for the treatment of patients with type 2 diabetes, which is being developed in collaboration with Merck & Co., Inc.
Inotuzumab ozogamicin	An antibody drug conjugate, consisting of an anti-CD22 monotherapy antibody linked to a cytotoxic agent, calicheamycin, for the treatment of acute lymphoblastic leukemia
PF-06836922	A long-acting hGH-CTP for the treatment of growth hormone deficiency in adults, which is being developed in collaboration with OPKO Health, Inc.
PF-06438179(a)	A potential biosimilar to Remicade® (infliximab)
PF-05280014(b)	A potential biosimilar to Herceptin® (trastuzumab)
PF-05280586(c)	A potential biosimilar to Rituxan® (rituximab)
PF-06439535(d)	A potential biosimilar to Avastin® (bevacizumab)
PF-06410293(e)	A potential biosimilar to Humira® (adalimumab)
Rivipansel (GMI-1070)	A pan-selectin inhibitor for the treatment of vaso-occlusive crisis in hospitalized individuals with sickle cell disease, which was licensed from GlycoMimetics Inc.
Tanezumab	An anti-nerve growth factor monoclonal antibody for the treatment of pain, which is being developed in collaboration with Eli Lilly & Company
Trumenba	A prophylactic vaccine for active immunization to prevent invasive disease caused by Neisseria meningitidis serogroup B in individuals 10 through 25 years of age (ex-U.S.)

(a)
Remicade® is a registered trademark of Janssen Biotech, Inc. In February 2016, we divested the rights for development and commercialization of PF-06438179, a potential biosimilar to Remicade® (infliximab) in the 28 countries that form the European Economic Area (EEA) to Sandoz, which was a condition to the European Commission’s approval of the Hospira transaction. We retain commercialization and manufacturing rights to PF-06438179 in all countries outside of the EEA.

(b)	Herceptin® is a registered trademark of Genentech, Inc.

(c)	Rituxan® is a registered trademark of Biogen MA, Inc.

(d)	Avastin® is a registered trademark of Genentech, Inc.

(e)	Humira® is a registered trademark of AbbVie Biotechnology Ltd.

Inflectra™

In 2009, Hospira entered into an agreement to develop and market certain biosimilar molecules with Celltrion Inc. and Celltrion Healthcare, Co., Ltd. (collectively Celltrion) including Inflectra™ (infliximab) for patients with autoimmune diseases. In Europe, Inflectra has now launched in 36 markets. Celltrion possesses the right to commercialize its infliximab product in the same European markets as Hospira. We have exclusive commercialization rights from Celltrion to their infliximab product in the U.S., Canada and certain other territories. In August 2014, Celltrion submitted a potential infliximab biosimilar for FDA approval in the U.S., and in February 2016, the FDA’s Arthritis Advisory Committee provided a non-binding recommendation to the FDA for approval across all indications. In December 2014, Hospira launched Inflectra in Canada. Inflectra has also been approved in certain markets, where Hospira will market it as Remsima™.
In September 2015, in order to eliminate certain redundancies in Pfizer’s biosimilar drug products pipeline created as a result of the acquisition of Hospira, Pfizer opted to return to Celltrion rights that Hospira had previously acquired to potential biosimilars to Rituxan® (rituximab) and Herceptin® (trastuzumab). In connection with the return of the acquired rights, we incurred charges of $215 million, which are included in Restructuring charges and certain acquisition-related costs. See Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for additional information.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Business Development Initiatives” section of this Financial Review.

30	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

COSTS AND EXPENSES

Cost of Sales

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Cost of sales	$9,648	$9,577	$9,586	1	—
As a percentage of Revenues	19.7%	19.3%	18.6%
2015 v. 2014
Cost of sales increased 1% in 2015, compared to 2014, primarily due to:

•
an increase in sales volumes due to (i) the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations and the vaccine portfolio operations acquired from Baxter in fiscal 2015, both of which are comprised of inventory measured at fair value on the acquisition date (approximately $2.1 billion); and (ii) the net increase in sales volume of Pfizer legacy products; and

•
non-recurring charges of $72 million related to manufacturing plant pension obligations and $72 million related to inventory impairment in Venezuela in 2015 related to the foreign currency change described in the “Global Economic Conditions—Venezuela Operations” section in this Financial Review, partially offset by:

•	favorable foreign exchange of 10% in 2015;

•	a change in the profit deferred in inventory relating to inventory that had not been sold to third parties resulting in a non-cash benefit of $306 million; and, to a lesser extent

•	manufacturing efficiencies; and

•	a decrease in royalty expense associated with products that recently lost marketing exclusivity.
The increase in Cost of sales as a percentage of Revenues in 2015, compared to 2014, was primarily due to:

•
an unfavorable change in product mix due to (i) the inclusion of four months of legacy Hospira U.S. operations, three months of legacy Hospira international operations, and the vaccine portfolio operations acquired from Baxter in fiscal 2015, both of which are comprised of inventory measured at fair value on the acquisition date; and (ii) the impact of losses of exclusivity;

partially offset by:

•	a change in the profit deferred in inventory relating to inventory that had not been sold to third parties (described above);

•	manufacturing efficiencies;

•	favorable foreign exchange;

•	a decrease in royalty expenses associated with products that have recently lost marketing exclusivity; and

•	an increase in alliance revenues which have no associated cost of sales.
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

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Selling, informational and administrative expenses	$14,809	$14,097	$14,355	5	(2)
As a percentage of Revenues	30.3%	28.4%	27.8%
2015 v. 2014

SI&A expenses increased 5% in 2015, compared to 2014, primarily due to:

•	increased investments to support recently launched products and other in-line biopharmaceutical products and certain Consumer Healthcare brands;

•
a non-recurring charge of $419 million related to the settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect a lump-sum payment or annuity of their deferred vested pension benefits; and

•	the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations,

2015 Financial Report	31

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

•	the favorable impact of foreign exchange of 6%;

•	lower expenses associated with certain products that have recently lost marketing exclusivity;

•	lower field force, advertising and promotional expenses, reflecting the benefits of cost-reduction and productivity initiatives; as well as

•
the non-recurrence of a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the U.S. Internal Revenue Service (IRS).

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

•	a $215 million charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS.

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Research and development expenses	$7,690	$8,393	$6,678	(8)	26
As a percentage of Revenues	15.7%	16.9%	12.9%
2015 v. 2014

R&D expenses decreased 8% in 2015, compared to 2014, primarily due to:

•
the non-recurrence of a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize avelumab, an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge included an $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of certain co-promotion rights for Xalkori given to Merck KGaA (for further discussion, see the “Our Business Development Initiatives” section of this Financial Review);

•	lower clinical trial expenses for various studies for certain previously approved products, including as a result of the completion of postmarketing commitments;

•	lower upfront payments associated with certain licensing agreements compared to 2014; and

•	the favorable impact of foreign exchange of 2%,
partially offset by:

•	higher clinical trial spend for certain oncology and GIP pipeline programs;

•	the $295 million upfront payment to OPKO in the first quarter of 2015 associated with a worldwide development and commercialization agreement;

•	increased investment in biosimilar and sterile injectable development programs; and

•	the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

2014 v. 2013
R&D expenses increased 26% in 2014, compared to 2013, primarily due to:

•
a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize avelumab, an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge includes an $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of certain co-promotion rights for Xalkori given to Merck KGaA (for further discussion, see the “Our Business Development Initiatives” section of this Financial Review); and

•
costs associated with ongoing Phase 3 programs for certain new drug candidates, including bococizumab and ertugliflozin (in collaboration with Merck), investments in Ibrance (palbociclib) and our vaccines portfolio, including Trumenba, as well as potential new indications for previously approved products, especially for Xeljanz.

See also the “Analysis of Operating Segment Information” section of this Financial Review.

32	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Description of Research and Development Operations

Innovation is critical to the success of our company and drug discovery and development is time-consuming, expensive and unpredictable.
Our R&D spending is conducted through a number of matrix organizations––Research Units, within our Worldwide Research and Development organization, are generally responsible for research assets (assets that have not yet achieved proof-of-concept); Business Units are generally responsible for development assets (assets that have achieved proof-of-concept); and science-based and other platform-services organizations (for technical support and other services). For additional information by operating segment, see the “Analysis of Operating Segment Information” section of this Financial Review.

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

Amortization of Intangible Assets

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Amortization of intangible assets	$3,728	$4,039	$4,599	(8)	(12)
As a percentage of Revenues	7.6%	8.1%	8.9%

Amortization of intangible assets decreased 8% in 2015, compared to 2014, and 12% in 2014, compared to 2013, primarily due to assets that became fully amortized at the end of their estimated useful lives. The decrease in Amortization of intangible assets in 2015 was partially offset by purchase accounting charges of approximately $161 million pre-tax related to the identifiable intangible assets acquired from Hospira.

See also Notes to Consolidated Financial Statements—Note10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Restructuring charges and certain acquisition-related costs	$1,152	$250	$1,182	*	(79)
Total additional depreciation––asset restructuring	122	261	291	(53)	(10)
Total implementation costs	203	270	231	(25)	17
Costs associated with acquisitions and cost-reduction/productivity initiatives(a)	$1,478	$781	$1,704	89	(54)

(a)
Comprises Restructuring charges and certain acquisition-related costs as well as costs associated with our cost-reduction/productivity initiatives included in Cost of sales, Research and development expenses and/or Selling, informational and administrative expenses, as appropriate.

*	Calculation not meaningful.

Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $811 million in 2015 for employee termination costs, asset impairments and other exit costs largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our pending combination with Allergan and our acquisition of Hospira of $123 million in 2015; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily including expenditures for consulting and the integration of systems and processes of $219 million in 2015, primarily related to our acquisition of Hospira. For information about costs associated with the acquisition of Hospira and expected total costs, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

2015 Financial Report	33

Financial Review
Pfizer Inc. and Subsidiary Companies

In connection with our acquisition of Hospira, we are focusing our efforts on achieving an appropriate cost structure for the combined company. We expect to generate $800 million of annual cost synergies by 2018 in connection with the Hospira acquisition. Based on our past experience, the one-time costs to generate the synergies are expected to be approximately $1 billion (not including costs of $215 million in 2015 associated with the return of acquired in-process research and development rights), incurred for up to a three-year period post-acquisition.
In early 2014, we announced that we would be incurring costs in 2014-2016 related to new programs: our new global commercial structure reorganization and additional cost-reduction/productivity initiatives. We also have an ongoing manufacturing plant network rationalization and optimization initiative underway. For information about these programs and expected total costs, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives. The expected ongoing annual cost savings associated with the above-mentioned programs (but not including expected cost savings associated with the Hospira acquisition), in the aggregate, are estimated to be approximately $2.4 billion by the end of 2016.

The expected costs and cost savings in 2016 associated with these activities, as well as the Hospira acquisition, are reflected in our financial guidance for 2016. See also the “Our Financial Guidance for 2016” section of this Financial Review.

In addition to these major initiatives, we continuously monitor our operations for cost reduction and/or productivity opportunities, especially in light of the losses of exclusivity and the expiration of collaborative arrangements for various products.

Other (Income)/Deductions––Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Other (income)/deductions—net	$2,860	$1,009	$(532)	*	*
* Calculation not meaningful.
For information about the components of Other (income)/deductions—net, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

See also the “Analysis of Operating Segment Information” section of this Financial Review.

PROVISION FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Provision for taxes on income	$1,990	$3,120	$4,306	(36)	(28)
Effective tax rate on continuing operations	22.2%	25.5%	27.4%

In all three years presented, our effective tax rate on continuing operations was impacted by favorable audit settlements and from the expiration of certain statutes of limitations in multiple jurisdictions covering various periods, among other factors. For details about these discrete elements that impacted our tax provisions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2015 v. 2014
The lower effective tax rate in 2015 compared to 2014 was primarily the result of:

•	the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business;

•
the non-recurrence of the non-deductibility of the $215 million charge to account for an additional year of the Branded Prescription Drug Fee in accordance with the final regulations issued in the third quarter of 2014 by the Internal Revenue Service (IRS); and

•	the tax benefits associated with certain tax initiatives,
partially offset by:

•	the non-deductibility of a foreign currency loss related to Venezuela; and

•	the non-deductibility of a charge for the agreement in principle to resolve claims relating to Protonix.

2014 v. 2013

The lower effective tax rate in 2014 compared to 2013 was primarily the result of:

•	the non-recurrence of the unfavorable tax rate associated with patent litigation settlement income of $1.3 billion recorded in 2013;

•
the non-recurrence of the non-deductibility of the $292 million of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer recorded in 2013;

•	the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business; and

34	2015 Financial Report

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

Changes in Tax Laws

On February 28, 2013, the Governor of Puerto Rico signed into law Act No. 2-2013, amending Sections 2101 and 2102 of the Puerto Rico Internal Revenue Code of 1994, which provided for an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. The impact of Act No. 2-2013 is being recorded in Cost of sales and Provision for taxes on income, as appropriate. All expected impacts in 2016 have been reflected in our financial guidance for 2016.

On December 18, 2015, the President of the United States signed into law the Protecting Americans from Tax Hikes Act of 2015 (the 2015 Act), which generally provides for the temporary or permanent extension, retroactive to January 1, 2015, of certain tax benefits and credits that had expired, including the U.S. R&D tax credit, which was extended permanently. Given the enactment date of the 2015 Act, the benefit related to our 2015 R&D spending was recorded in 2015. All expected impacts in 2016 have been reflected in our financial guidance for 2016.
DISCONTINUED OPERATIONS

For information about our discontinued operations, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Divestitures.

ADJUSTED INCOME
General Description of Adjusted Income Measure

Adjusted income is an alternative view of performance used by management, and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income, and certain components of Adjusted income, in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, consumer healthcare (OTC) products, and vaccines––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items, which are described below. Similarly, we have defined the Adjusted income components as Revenues, Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/deductions––net each before the impact of purchase accounting for acquisitions, acquisition-related costs and certain significant items. The Adjusted income measure and the Adjusted income component measures are not, and should not be viewed as, a substitute for U.S. GAAP net income or U.S. GAAP net income components.

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

•
senior management’s annual compensation is derived, in part, using this Adjusted income measure. Adjusted income is the performance metric utilized in the determination of bonuses under the Pfizer Inc. Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of Internal Revenue Code Section 162(m). Subject to the Section 162(m) limitation, the bonuses are funded from a pool based on the performance measured by three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. This metric accounts for 40% of the bonus pool funding. The pool applies to the bonus plans for virtually all bonus-eligible, non-sales-force employees worldwide, including the ELT members and other members of senior management. In addition, commencing with the 2015 Performance Share Awards, adjusted operating income will be one of the measures utilized to determine payout. Adjusted operating income is derived from Adjusted income.

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

2015 Financial Report	35

Financial Review
Pfizer Inc. and Subsidiary Companies

We also recognize that, as an internal measure of performance, the Adjusted income measure has limitations, and we do not restrict our performance-management process solely to this metric. A limitation of the Adjusted income measure is that it provides a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and does not provide a comparable view of our performance to other companies in the biopharmaceutical industry. We also use other specifically tailored tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a group of pharmaceutical industry peers (pre-2015) or a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of Pfizer’s long-term incentive compensation plans.

See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for 2015, 2014 and 2013 below.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts, primarily associated with Pharmacia Corporation (acquired in 2003), Wyeth (acquired in 2009), King Pharmaceuticals, Inc. (acquired in 2011) and Hospira, Inc. (Hospira) (acquired in 2015), can include the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets, depreciation related to the increase/decrease in fair value of the acquired fixed assets, amortization related to the increase in fair value of acquired debt, and the fair value changes associated with contingent consideration. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the acquisition cost of those products.

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

The integration and restructuring costs associated with a business combination may occur over several years, with the more significant impacts typically ending within three years of the transaction. Because of the need for certain external approvals for some actions, the span of time needed to achieve certain restructuring and integration activities can be lengthy. For example, due to the highly regulated nature of the pharmaceutical business, the closure of excess facilities can take several years, as all manufacturing changes are subject to extensive validation and testing and must be approved by the FDA and/or other global regulatory authorities.

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, as well as any related gains or losses on the disposal of such operations such as the gains on the full disposition of our former Animal Health business (Zoetis) in June 2013. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines for strategic fit with our operations, we do not build or run our businesses with the intent to sell them. Restatements due to discontinued operations do not impact compensation or change the Adjusted income measure for the compensation in respect of the restated periods, but are presented for consistency across all periods.

36	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive, unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspect of their unusual nature. Unusual, in this context, may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs for a program that is specific in nature with a defined term, such as those related to our global commercial structure reorganization and our other non-acquisition-related cost-reduction and productivity initiatives; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation; or charges related to certain legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17A. Commitments and Contingencies: Legal Proceedings and in Part II, Item 1, “Legal Proceedings” in our Quarterly Reports on Form 10-Q. Normal, ongoing defense costs of the Company or settlements of and accruals for legal matters made in the normal course of our business would not be considered certain significant items.

2015 Financial Report	37

Financial Review
Pfizer Inc. and Subsidiary Companies

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information––Certain Line Items

	2015
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$48,851	$—	$—	$—	$—	$48,851
Cost of sales	9,648	(413)	(75)	—	(140)	9,021
Selling, informational and administrative expenses	14,809	—	—	—	(484)	14,324
Research and development expenses	7,690	7	—	—	(44)	7,653
Amortization of intangible assets	3,728	(3,598)	—	—	—	130
Restructuring charges and certain acquisition-related costs	1,152	—	(820)	—	(333)	—
Other (income)/deductions––net	2,860	52	—	—	(3,321)	(409)
Income from continuing operations before provision for taxes on income	8,965	3,953	894	—	4,321	18,133
Provision for taxes on income(b)	1,990	1,110	303	—	949	4,352
Income from continuing operations	6,975	2,843	591	—	3,372	13,781
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	26	—	—	—	—	26
Net income attributable to Pfizer Inc.	6,960	2,843	591	(11)	3,372	13,755
Earnings per common share attributable to Pfizer Inc.––diluted	1.11	0.45	0.09	—	0.54	2.20

	2014
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$49,605	$—	$—	$—	$(198)	$49,406
Cost of sales	9,577	101	(53)	—	(491)	9,134
Selling, informational and administrative expenses	14,097	1	—	—	(377)	13,721
Research and development expenses	8,393	2	—	—	(1,243)	7,153
Amortization of intangible assets	4,039	(3,884)	—	—	—	155
Restructuring charges and certain acquisition-related costs	250	—	(130)	—	(121)	—
Other (income)/deductions––net	1,009	139	—	—	(1,716)	(567)
Income from continuing operations before provision for taxes on income	12,240	3,641	183	—	3,749	19,812
Provision for taxes on income(b)	3,120	1,085	76	—	969	5,250
Income from continuing operations	9,119	2,556	107	—	2,780	14,562
Discontinued operations––net of tax	48	—	—	(48)	—	—
Net income attributable to noncontrolling interests	32	—	—	—	—	32
Net income attributable to Pfizer Inc.	9,135	2,556	107	(48)	2,780	14,530
Earnings per common share attributable to Pfizer Inc.––diluted	1.42	0.40	0.02	(0.01)	0.43	2.26
See end of tables for notes (a) and (b).

38	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	2013
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$51,584	$—	$—	$—	$(132)	$51,452
Cost of sales	9,586	23	(116)	—	(220)	9,273
Selling, informational and administrative expenses	14,355	8	(8)	—	(183)	14,172
Research and development expenses	6,678	3	—	—	(127)	6,554
Amortization of intangible assets	4,599	(4,438)	—	—	—	161
Restructuring charges and certain acquisition-related costs	1,182	—	(252)	—	(930)	—
Other (income)/deductions––net	(532)	60	—	—	636	164
Income from continuing operations before provision for taxes on income	15,716	4,344	376	—	692	21,128
Provision for taxes on income(b)	4,306	1,198	(7)	—	313	5,810
Income from continuing operations	11,410	3,146	383	—	379	15,318
Discontinued operations––net of tax	10,662	—	—	(10,662)	—	—
Net income attributable to noncontrolling interests	69	—	—	(39)	—	30
Net income attributable to Pfizer Inc.	22,003	3,146	383	(10,623)	379	15,288
Earnings per common share attributable to Pfizer Inc.––diluted	3.19	0.46	0.06	(1.54)	0.05	2.22

(a)	For details of adjustments, see “Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income” below.

(b)
The effective tax rate on Non-GAAP Adjusted income was 24.0% in 2015, 26.5% in 2014 and 27.5% in 2013. The effective tax rate for 2015 compared with 2014 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business. The effective tax rate in 2014 compared to 2013 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by a decrease in the favorable impact of the resolution of certain tax positions, pertaining to prior years, with various foreign tax authorities and from the expiration of certain statutes of limitations, as well as a decrease in the favorable impact of the U.S. R&D tax credit compared to 2013.

2015 Financial Report	39

Financial Review
Pfizer Inc. and Subsidiary Companies

Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income

Adjusted income, as shown above, excludes the following items:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Purchase accounting adjustments
Amortization, depreciation and other(a)	$3,540	$3,742	$4,367
Cost of sales	413	(101)	(23)
Total purchase accounting adjustments—pre-tax	3,953	3,641	4,344
Income taxes(b)	(1,110)	(1,085)	(1,198)
Total purchase accounting adjustments—net of tax	2,843	2,556	3,146

Acquisition-related costs
Restructuring charges(c)	479	50	108
Transaction costs(c)	123	—	—
Integration costs(c)	218	80	144
Additional depreciation—asset restructuring(d)	75	53	124
Total acquisition-related costs—pre-tax	894	183	376
Income taxes(e)	(303)	(76)	7
Total acquisition-related costs—net of tax	591	107	383

Discontinued operations
Discontinued operations—net of tax(f)	(11)	(48)	(10,662)
Discontinued operations—net of tax, attributable to noncontrolling interests	—	—	39
Total discontinued operations—net of tax, attributable to Pfizer Inc.	(11)	(48)	(10,623)

Certain significant items
Restructuring charges(g)	333	121	930
Implementation costs and additional depreciation—asset restructuring(h)	251	478	398
Foreign currency loss and inventory impairment related to Venezuela(i)	878	—	—
Charge related to pension settlement(j)	491	—	—
Upfront fee associated with collaborative arrangement(k)	—	1,163	—
Additional year of Branded Prescription Drug Fee(l)	—	215	—
Patent litigation settlement income(m)	—	—	(1,342)
Certain other legal matters, net(n)	968	999	21
Gain associated with the transfer of certain product rights(n)	—	—	(459)
Certain asset impairments(n)	787	440	836
Business and legal entity alignment costs(o)	282	168	—
Costs associated with the Zoetis IPO(p)	—	—	18
Other(q)	332	165	290
Total certain significant items—pre-tax	4,321	3,749	692
Income taxes(r)	(949)	(969)	(313)
Total certain significant items—net of tax	3,372	2,780	379
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax, attributable to Pfizer Inc.	$6,795	$5,394	$(6,715)

(a)	Included primarily in Amortization of intangible assets.

(b)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(c)
Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs directly related to our pending combination with Allergan plc and the acquisition of Hospira, and primarily include expenditures for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In 2015, restructuring charges and integration costs primarily relate to our acquisition of Hospira on September 3, 2015. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
Represents the impact of changes in estimated useful lives of assets involved in restructuring actions related to acquisitions. For 2015 and 2014, included in Cost of sales. For 2013, included in Cost of sales ($116 million) and Selling informational and administrative expenses ($8 million).

40	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(e)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. As applicable, each period may also include the impact of the remeasurement of certain deferred tax liabilities resulting from our plant network restructuring activities: in 2014, there was a favorable impact; and in 2013, there was an unfavorable impact.

(f)
Included in Discontinued operations––net of tax. For 2015 and 2014, represents post-close adjustments. For 2013, virtually all relates to our former Animal Health business, through June 24, 2013, the date of disposal (see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Divestitures).

(g)
Amounts relate to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

(h)
Amounts relate to our cost-reduction/productivity initiatives not related to acquisitions (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2015, virtually all included in Cost of sales ($145 million), Selling, informational and administrative expenses ($83 million) and Research and development expenses ($19 million). For 2014, virtually all included in Cost of sales ($253 million), Selling, informational and administrative expenses ($141 million) and Research and development expenses ($83 million). For 2013, included in Selling, informational and administrative expenses ($156 million), Research and development expenses ($127 million) and Cost of sales ($115 million).

(i)
In 2015, represents (i) an $806 million foreign currency loss included in Other (income)/deductions––net related to recent conditions in Venezuela, that had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation are no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy; and (ii) a $72 million charge included in Cost of sales related to inventory impairment in Venezuela related to the foreign currency change described above.

(j)
Included in Cost of sales ($72 million) and Selling, informational and administrative expenses ($419 million). In 2015, primarily represents a non-recurring charge related to settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect a lump-sum payment or annuity of their deferred vested pension benefits.

(k)
Virtually all included in Research and development expenses. Represents a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize avelumab, an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge includes an $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of the co-promotion rights for Xalkori given to Merck KGaA.

(l)
Included in Selling, informational and administrative expenses. In 2014, represents a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS.

(m)
In 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. and Sun Pharmaceutical Industries Ltd. for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S. Included in Other (income)/deductions—net (see the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(n)
Included in Other (income)/deductions—net (see the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(o)
Included in Other (income)/deductions––net. In 2015 and 2014, represents expenses for changes to our infrastructure to align our operations, as well as reporting for our business segments established in 2014.

(p)
Represents costs incurred in connection with the initial public offering of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services. For 2013, included in Other (income)/deductions—net (see the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(q)
For 2015, virtually all included in Cost of sales ($149 million income), and Other (income)/deductions––net ($473 million). For 2014, virtually all included in Revenues ($198 million), Cost of sales ($238 million), Selling, informational and administrative expenses ($21 million) and Other (income)/deductions––net ($103 million). For 2013, included in Revenues ($132 million), Cost of sales ($105 million), Selling, informational and administrative expenses ($26 million) and Other (income)/deductions––net ($291 million). For 2015, includes, among other things, a change in the profit deferred in inventory relating to inventory that had not been sold to third parties that is included in Cost of sales (non-cash benefit of $221 million), losses of $239 million, which are included in Other (income)/deductions––net, and are related to our share of an equity method investee’s charges incurred for its re-measurement of a contingent consideration liability, and charges of $173 million related to the write-down of assets to net realizable value that are primarily included in Other (income)/deductions––net. In 2013, includes an estimated loss on an option to acquire the remaining interest in Laboratório Teuto Brasileiro S.A. (Teuto), a 40%-owned generics company in Brazil (approximately $223 million). In 2014, includes income resulting from a decline in the estimated loss from the aforementioned option (approximately $55 million). For 2014, includes, among other things, income associated with the manufacturing and supply agreements with Zoetis Inc. that are virtually all included in Revenues ($272 million) and Cost of sales ($237 million). For 2013, includes, among other things, income associated with the manufacturing and supply agreements with Zoetis Inc. that are included in Revenues ($132 million) and Cost of sales ($116 million).

(r)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2015 was favorably impacted by tax benefits associated with certain tax initiatives. In addition, the amount in 2015 was unfavorably impacted by a non-deductible foreign currency loss related to Venezuela and the non-deductible charge for the agreement in principle to resolve claims relating to Protonix. The amount in 2014 was favorably impacted by the decline in the non-tax deductible estimated loss recorded in the third quarter of 2013 related to an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely, and unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS. The amount in 2013 was favorably impacted by U.S. tax benefits of approximately $430 million, representing tax and interest, resulting from a settlement with the IRS with respect to audits of the Wyeth tax returns for the years 2006 through date of acquisition and unfavorably impacted by (i) the tax rate associated with the patent litigation settlement income, (ii) the non-deductibility of goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer, and (iii) the aforementioned non-tax deductible estimated loss related to the Teuto option, since we expect to retain the investment indefinitely, and the non-deductibility of an impairment charge related to our equity-method investment in Teuto. See Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2015 Financial Report	41

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

	2015
(MILLIONS OF DOLLARS)	GIP(a)	VOC(a)	Total Innovative Products(b)	Established Products GEP(a)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$13,954	$12,803	$26,758	$21,587	$506	$48,851	$—	$48,851
Cost of sales	1,561	2,089	3,650	4,486	884	9,021	627	9,648
% of revenue	11.2%	16.3%	13.6%	20.8%	*	18.5%	*	19.7%
Selling, informational and administrative expenses	3,611	3,195	6,807	3,572	3,945	14,324	485	14,809
Research and development expenses	1,987	1,043	3,030	758	3,865	7,653	37	7,690
Amortization of intangible assets	46	48	94	36	—	130	3,598	3,728
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	1,152	1,152
Other (income)/deductions––net	(1,008)	(79)	(1,087)	(150)	827	(409)	3,269	2,860
Income from continuing operations before provision for taxes on income	$7,757	$6,507	$14,264	$12,885	$(9,016)	$18,133	$(9,168)	$8,965

	2014
(MILLIONS OF DOLLARS)	GIP(a)	VOC(a)	Total Innovative Products(b)	Established Products GEP(a)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$13,861	$10,144	$24,005	$25,149	$253	$49,406	$198	$49,605
Cost of sales	1,858	1,991	3,848	4,570	716	9,134	443	9,577
% of revenue	13.4%	19.6%	16.0%	18.2%	*	18.5%	*	19.3%
Selling, informational and administrative expenses	3,606	2,556	6,162	3,903	3,655	13,721	377	14,097
Research and development expenses	1,625	925	2,549	657	3,946	7,153	1,241	8,393
Amortization of intangible assets	45	24	69	85	—	155	3,884	4,039
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	250	250
Other (income)/deductions––net	(1,052)	(44)	(1,096)	(265)	794	(567)	1,577	1,009
Income from continuing operations before provision for taxes on income	$7,780	$4,692	$12,472	$16,199	$(8,859)	$19,812	$(7,573)	$12,240

	2013(f)
(MILLIONS OF DOLLARS)	GIP(a)	VOC(a)	Total Innovative Products(b)	Established Products GEP(a)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$14,317	$9,285	$23,602	$27,619	$232	$51,452	$132	$51,584
Cost of sales	1,833	1,843	3,675	4,732	866	9,273	313	9,586
% of revenue	12.8%	19.8%	15.6%	17.1%	*	18.0%	*	18.6%
Selling, informational and administrative expenses	3,194	2,326	5,520	4,714	3,938	14,172	183	14,355
Research and development expenses	1,242	912	2,154	737	3,663	6,554	124	6,678
Amortization of intangible assets	45	13	58	100	3	161	4,438	4,599
Restructuring charges and certain acquisition-related costs	—	6	6	—	(5)	—	1,182	1,182
Other (income)/deductions––net	(545)	(31)	(576)	(216)	957	164	(696)	(532)
Income from continuing operations before provision for taxes on income	$8,549	$4,216	$12,765	$17,552	$(9,189)	$21,128	$(5,412)	$15,716

(a)	Amounts represent the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment.

(b)	Total Innovative Products represents the sum of the GIP and VOC segments.

42	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(c)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (d) below) that are managed outside of our three operating segments and includes the following:

	2015
	Other Business Activities
(MILLIONS OF DOLLARS)	PCS(i)	WRD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$506	$—	$—	$—	$—	$506
Cost of sales	396	—	—	20	468	884
Selling, informational and administrative expenses	13	2	149	3,711	71	3,945
Research and development expenses	3	2,945	29	878	11	3,865
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	3	(3)	—
Other (income)/deductions––net	(1)	(77)	—	817	90	827
Income from continuing operations before provision for taxes on income	$96	$(2,870)	$(177)	$(5,430)	$(636)	$(9,016)

	2014
	Other Business Activities
(MILLIONS OF DOLLARS)	PCS(i)	WRD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$253	$—	$—	$—	$—	$253
Cost of sales	165	—	—	100	451	716
Selling, informational and administrative expenses	19	—	144	3,454	37	3,655
Research and development expenses	3	3,056	27	850	12	3,946
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(3)	(66)	—	795	67	794
Income from continuing operations before provision for taxes on income	$69	$(2,989)	$(171)	$(5,200)	$(567)	$(8,859)

	2013
	Other Business Activities
(MILLIONS OF DOLLARS)	PCS(i)	WRD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$232	$—	$—	$1	$—	$232
Cost of sales	142	~~—~~	~~—~~	143	582	866
Selling, informational and administrative expenses	14	1	146	3,699	78	3,938
Research and development expenses	3	2,799	23	823	16	3,663
Amortization of intangible assets	—	2	—	—	1	3
Restructuring charges and certain acquisition-related costs	—	—	—	—	(5)	(5)
Other (income)/deductions––net	(2)	(66)	1	1,025	(1)	957
Income from continuing operations before provision for taxes on income	$75	$(2,735)	$(169)	$(5,689)	$(671)	$(9,189)

(i)
PCS—the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation. In 2015, PCS also includes revenues and expenses related to our manufacturing and supply agreements with Zoetis Inc.

(ii)
WRD—the research and development (R&D) expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(iii)
Medical—the costs associated with our Pfizer Medical organization (Medical), which, during the years 2013 through 2015, was responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

2015 Financial Report	43

Financial Review
Pfizer Inc. and Subsidiary Companies

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
For information purposes only, for 2015, we estimate that Other costs, in the aggregate and as described above, but excluding (i) the revenues and costs associated with PCS; (ii) net interest-related expense not attributable to an operating segment and included in Corporate (approximately $831 million in Other (income)/deductions––net); and (iii) net gains on investments not attributable to an operating segment and included in Corporate (approximately $104 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

(PERCENTAGES)	GIP	VOC	GEP
WRD/Medical Costs
Selling, informational and administrative expenses	55% - 57%	17% - 19%	24% - 26%
Research and development expenses	49% - 53%	35% - 38%	12% - 14%
Other (income)/deductions––net	*	*	*
Total WRD/Medical Costs	48% - 52%	35% - 38%	13% - 15%

Corporate/Other Unallocated Costs
Cost of sales	(12%) - (14%)	(9%) - (11%)	118% - 120%
Selling, informational and administrative expenses	27% - 29%	24% - 26%	44% - 48%
Research and development expenses	46% - 50%	37% - 40%	13% - 15%
Other (income)/deductions––net	*	*	*
Total Corporate/Other Unallocated Costs	26% - 29%	22% - 25%	46% - 49%

Total WRD/Medical and Corporate/Other Unallocated Costs
Cost of sales	(12%) - (14%)	(9%) - (11%)	118% - 120%
Selling, informational and administrative expenses	28% - 30%	24% - 26%	43% - 47%
Research and development expenses	48% - 52%	35% - 38%	13% - 15%
Other (income)/deductions––net	*	*	*
Total WRD/Medical and Corporate/Other Unallocated Costs	34% - 37%	27% - 30%	34% - 37%

*
Amounts not material. After excluding net interest expense included in Corporate and net gains on investments not attributable to an operating segment and included in Corporate, Other (income)/deductions––net approximates $97 million of expense.

The percentages provided in the table above do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/Medical––The information provided in the table above for WRD and Medical was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––Virtually all of the information provided in the table above for Corporate and Other Unallocated was derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from R&D and manufacturing costs. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(d)	See the “Adjusted Income” section of this Financial Review for a definition of these “Adjusted Income” components.

(e)
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

(f)
As our operations were not managed under the new structure until the beginning of the first quarter of 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for 2013 include allocations. The amounts subject to allocation methods in 2013 were approximately $2.1 billion, of selling, informational and administrative expenses and approximately $800 million, of R&D expenses.

•	The selling, informational and administrative expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The R&D expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that the allocations are reasonable.

*	Calculation not meaningful.

Global Innovative Pharmaceutical Operating Segment

2015 vs. 2014

•
Revenues increased 1% in 2015, compared to 2014. Foreign exchange had an unfavorable impact of 8% on GIP revenues in 2015, compared to 2014. Revenues increased by 9% operationally in 2015, compared to 2014, primarily due to the following operational factors:

◦
strong operational performance of Eliquis globally, Lyrica, primarily in the U.S. and Japan, as well as Xeljanz, Viagra and Chantix, all primarily in the U.S. (collectively, up approximately $1.5 billion in 2015), partially offset by:

◦	a decline in Rapamune revenues in the U.S. due to generic competition which began in October 2014 (down approximately $120 million in 2015), and

◦	declines in the hemophilia portfolio in the U.S. due to increased competition (collectively down approximately $100 million).

44	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Total GIP revenues from emerging markets were $1.6 billion in 2015, consistent with $1.6 billion in 2014, reflecting 9% operational growth, which was offset by the unfavorable impact of foreign exchange.

•
Cost of sales as a percentage of Revenues decreased 2.2 percentage points in 2015, compared to 2014, primarily driven by a decrease in royalty expense, favorable foreign exchange and an increase in alliance revenues, which have no associated cost of sales. The decrease in Cost of sales of 16% in 2015, compared to 2014, was primarily driven by favorable foreign exchange and, to a lesser extent, a decrease in royalty expense.

•
The slight increase in Selling, informational and administrative expenses in 2015, compared to 2014, reflects additional investment in Eliquis, Lyrica and certain other products, largely offset by favorable foreign exchange and reduced investment in certain other products.

•
The increase in Research and development expenses of 22% in 2015, compared to 2014, primarily reflects the $295 million upfront payment to OPKO Health, Inc. made in the first quarter of 2015 and increased investment in certain late-stage pipeline programs, primarily bococizumab, partially offset by lower clinical trial expenses for certain previously approved products.

•
The unfavorable change in Other (income)/deductions––net of 4% in 2015, compared to 2014, primarily reflects a decrease in royalty-related income, partially offset by an increase in our equity income from certain equity-method investments.

2014 vs. 2013:

•
Revenues decreased 3% in 2014, compared to 2013. Foreign exchange had an unfavorable impact of 1% on GIP revenues in 2014, compared to 2013. Revenues decreased by 2% operationally in 2014, compared to 2013, primarily due to the following operational factors:

◦	the expiration of the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada on October 31, 2013 (down approximately $1.4 billion in 2014); and

◦	loss of exclusivity for Lyrica in Canada in February 2013 (a decline of approximately $67 million in 2014),
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

•
Cost of sales as a percentage of Revenues increased 0.6 percentage points in 2014, compared to 2013, due to the loss of Enbrel alliance revenue after October 31, 2013 when the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired as well as an unfavorable change in product mix. The increase in Cost of sales primarily reflects an unfavorable change in product mix.

•	Selling, informational and administrative expenses increased 13% in 2014 compared to 2013, reflecting increased investment in recently launched products and certain in-line products.

•	Research and development expenses increased 31% in 2014 compared to 2013, reflecting incremental investment in late-stage pipeline products.

•
The favorable change in Other (income)/deductions––net of 93% in 2014, compared to 2013, primarily reflects an increase in royalty-related income, primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. As noted above, on that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and Pfizer became entitled to royalties for a 36-month period thereafter.

Global Vaccines, Oncology and Consumer Healthcare Operating Segment

Global Vaccines, Oncology and Consumer Healthcare Revenues
	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Global Vaccines	$6,454	$4,480	$3,965	44	13
Consumer Healthcare	3,395	3,446	3,342	(1)	3
Global Oncology	2,954	2,218	1,978	33	12
Total VOC	$12,803	$10,144	$9,285	26	9

2015 vs. 2014:

•	Revenues increased 26% in 2015, compared to 2014, which includes an increase of 34% operationally in 2015.

◦
Global Vaccines Revenues increased 44% in 2015, compared to 2014, reflecting an operational increase in revenues of 51% in 2015. The increase was primarily due to an increase of 87% in 2015 in Prevnar family revenue in the U.S., primarily driven by continued strong uptake of Prevnar 13 among adults following the positive recommendation from ACIP for use in adults aged 65 and older in the third quarter of 2014. International revenues increased 18% operationally in 2015, driven by the Prevenar family, which grew 9% operationally in 2015, compared to 2014, primarily reflecting Prevenar’s inclusion in additional national immunization programs in certain emerging markets. International revenues were also favorably impacted by the inclusion in 2015 of revenues associated with the acquisition of Baxter’s portfolio of marketed vaccines in Europe.

2015 Financial Report	45

Financial Review
Pfizer Inc. and Subsidiary Companies

Foreign exchange had an unfavorable impact of 7% on Vaccines revenues in 2015 compared to 2014.
Total Vaccines revenues from emerging markets were $1.2 billion in 2015 compared to $1.0 billion in 2014, reflecting 22% operational growth which was partially offset by the unfavorable impact of foreign exchange.

◦
Global Oncology Revenues increased 33% in 2015, compared to 2014, reflecting an operational increase in revenues of 43% in 2015, primarily driven by continued strong momentum following the February 2015 U.S. launch of Ibrance for advanced breast cancer and, to a lesser extent, stronger demand for Xalkori, Sutent and Inlyta in most markets.

Foreign exchange had an unfavorable impact of 10% on Oncology revenues in 2015 compared to 2014.
Total Oncology revenues from emerging markets were $397 million in 2015 compared to $375 million in 2014, reflecting 22% operational growth which was partially offset by the unfavorable impact of foreign exchange.

◦
Consumer Healthcare Revenues decreased 1% in 2015, compared 2014, reflecting an operational increase in revenues of 5% in 2015, primarily due to the launch of Nexium 24HR in the U.S. in late-May 2014, as well as increased demand for key brands such as Centrum, and operational growth in certain emerging markets.

Foreign exchange had an unfavorable impact of 6% on Consumer Healthcare revenues in 2015, compared to 2014.
Total Consumer Healthcare revenues from emerging markets were $909 million in 2015 compared to $943 million in 2014, reflecting 7% operational growth, which was more than offset by the unfavorable impact of foreign exchange of 11%.

•
Cost of sales as a percentage of Revenues decreased 3.3 percentage points in 2015, compared to 2014, primarily driven by manufacturing efficiencies, a favorable change in product mix and favorable foreign exchange. The increase in Cost of sales of 5% in 2015, compared to 2014, was primarily due to an increase in sales volumes, driven primarily by continued strong uptake of Prevnar 13 among adults, as well as the acquisition of Baxter’s portfolio of marketed vaccines in Europe, largely offset by favorable foreign exchange and manufacturing efficiencies.

•
Selling, informational and administrative expenses increased 25% in 2015, compared to 2014, primarily driven by higher promotional expenses in the U.S., primarily for newly launched Consumer Healthcare product line extensions, Prevnar 13 in adults and Ibrance, partially offset by favorable foreign exchange.

•
Research and development expenses increased 13% in 2015, compared to 2014, primarily reflecting increased costs associated with our vaccine and oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA and Ibrance, partially offset by lower clinical trial spend for Trumenba, Prevnar 13 adult and certain oncology products.

2014 vs. 2013:

•	Revenues increased 9% in 2014, compared to 2013, which includes an increase of 11% operationally in 2014.

◦
Global Vaccines Revenues increased 13% in 2014, compared to 2013, reflecting an operational increase in revenues of 15% in 2014. The increase was primarily due to the performance of Prevnar 13 in the U.S., primarily reflecting the timing of government purchasing patterns, increased prices and increased demand among adults following the positive recommendation from ACIP for use in adults aged 65 and over. International revenues for the Prevenar family increased 10% operationally in 2014, which primarily reflects increased shipments associated with the Global Alliance for Vaccines and Immunization (GAVI) as well as the timing of government purchases in various emerging markets compared with 2013.

Foreign exchange had an unfavorable impact of 2% on Vaccines revenues in 2014 compared to 2013.
Total Vaccines revenues from emerging markets were $1.0 billion in 2014.

◦
Global Oncology Revenues increased 12% in 2014, compared 2013, reflecting an increase in revenues of 14% operationally in 2014, due to continued strong underlying demand for recent product launches, Xalkori and Inlyta globally, as well as growth from Bosulif, primarily in the U.S.

Foreign exchange had an unfavorable impact of 2% on Oncology revenues in 2014, compared to 2013.
Total Oncology revenues from emerging markets were $375 million in 2014.

◦
Consumer Healthcare Revenues increased 3% in 2014, compared to 2013, reflecting an operational increase in revenues of 5% in 2014, primarily due to the launch of Nexium 24HR in the U.S. in late-May 2014 and growth of vitamin supplement products in emerging markets, partially offset by a decrease in revenues for respiratory products in the U.S. and Canada due to a less severe cold and flu incidence, and for Advil due to the 2013 launch of Advil Film-Coated, which triggered increased retail purchases in the prior year.

Foreign exchange had an unfavorable impact of 2% on Consumer Healthcare revenues in 2014, compared to 2013.
Total Consumer Healthcare revenues from emerging markets were $943 million in 2014.

•	Cost of sales increased 8% in 2014, compared to 2013, primarily due to an increase in sales volumes, partially offset by favorable foreign exchange.

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

46	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Global Established Pharmaceutical Operating Segment

2015 vs. 2014:

•
Revenues decreased 14% in 2015, compared to 2014. Foreign exchange had an unfavorable impact of 7% on GEP revenues in 2015, compared to 2014. Revenues decreased by 7% operationally in 2015, primarily due to the following operational factors:

◦
the loss of exclusivity and associated launch of multi-source generic competition for Celebrex in the U.S. in December 2014, for Zyvox in the U.S. beginning in the first half of 2015, for Lyrica in certain developed Europe markets beginning in the first quarter of 2015, and Inspra in developed Europe markets beginning in August 2014 (collectively, down by approximately $2.5 billion in 2015);

◦	a decline in Lipitor revenues in developed markets as a result of continued generic competition (down approximately $160 million in 2015);

◦	the decline in Zosyn/Tazocin revenues due to a disruption in supply due to manufacturing issues (down approximately $160 million in 2015); and

◦	the termination of the co-promotion collaboration for Spiriva (down approximately $110 million in 2015), partially offset by:

◦	the inclusion of legacy Hospira operations, which contributed $1.5 billion; and

◦	growth in emerging markets (excluding legacy Hospira), where revenues increased 2% operationally in 2015 (up by approximately $160 million in 2015).
Total GEP revenues from emerging markets were $7.1 billion in 2015, compared to $7.5 billion in 2014, reflecting 3% operational growth, which was more than offset by the unfavorable impact of foreign exchange of 9%.

•
Cost of sales as a percentage of Revenues increased 2.6 percentage points in 2015, compared to 2014, primarily due to the impact of losses of exclusivity resulting in an unfavorable change in product mix and the inclusion of legacy Hospira operations, partially offset by favorable foreign exchange. The decrease in Cost of sales of 2% in 2015, compared to 2014, was primarily driven by favorable foreign exchange and lower volumes as a result of products losing exclusivity, offset by the inclusion of legacy Hospira operations.

•
Selling, informational and administrative expenses decreased 8% in 2015, compared to 2014, primarily due to lower field force, advertising and promotional expenses reflecting the benefits of cost-reduction and productivity initiatives, as well as favorable foreign exchange, partially offset by the inclusion of legacy Hospira operations, an increase in certain general and administrative expenses and higher cost for the U.S. Branded Prescription Drug Fee compared to the prior year.

•
Research and development expenses increased 15% in 2015, compared to 2014, reflecting the inclusion of legacy Hospira operations and increased investment in biosimilar development programs and sterile injectable development programs acquired as part of our acquisition of InnoPharma, Inc. partially offset by lower clinical trial expenses related to postmarketing commitments, primarily for Celebrex and Pristiq.

•
The unfavorable change in Other (income)/deductions––net of 43% in 2015, compared to 2014, primarily reflects the non-recurrence of prior year gains on the sale of product rights, unfavorable foreign exchange and a decrease in our equity income from our equity-method investment in China (Hisun Pfizer), partially offset by other income gains.

2014 vs. 2013:

•
Revenues decreased 9% in 2014, compared to 2013. Foreign exchange had an unfavorable impact of 2% on GEP revenues in 2014 compared to 2013. Revenues decrease 7% operationally in 2014, compared to 2013, primarily due to the following operational factors:

◦
the loss of exclusivity and subsequent launch of multi-source generic competition for Detrol LA in the U.S. in January 2014, Celebrex in the U.S. in December 2014 and developed Europe in November 2014, Viagra in most major European markets in June 2013 as well as Aricept in Canada in December 2013 (aggregate decline of approximately $826 million in 2014);

◦
the expiration or near-term expiration of the co-promotion collaboration for Spiriva in most countries, which has resulted in a decline in Pfizer’s share of Spiriva revenues (down approximately $490 million in 2014);

◦	a decline in branded Lipitor revenues in the U.S. and most other developed markets as a result of continued generic competition (down approximately $388 million in 2014);

◦	the decline of certain products, including Effexor, Norvasc, atorvastatin, Zosyn/Tazocin, Metaxalone, Ziprasidone and Tygacil (down approximately $428 million in 2014);

◦	a decline due to loss of exclusivity for certain other products in developed markets (down approximately $170 million in 2014); and

◦	a decline in Aricept, not including Canada, revenues primarily due to the termination of the co-promotion agreement in Japan in December 2012 (down approximately $75 million in 2014), partially offset by:

◦	the growth of Lipitor in China (up approximately $164 million in 2014);

◦	the strong performance of Lyrica in Europe (growth of approximately $144 million in 2014); and

◦	the contribution from the collaboration with Mylan Inc. to market generic drugs in Japan (approximately $37 million in 2014).
Total GEP revenues from emerging markets were $7.5 billion in 2014.

2015 Financial Report	47

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Cost of sales as a percentage of Revenues increased by 1.1 percentage points in 2014 compared to 2013, primarily due to the impact of losses of exclusivity and an unfavorable change in product mix. The 3% decrease in Cost of sales was primarily driven by favorable foreign exchange.

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

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Changes in the components of Accumulated other comprehensive loss reflect the following:
2015

•
For Foreign currency translation adjustments, net, reflects primarily the strengthening of the U.S. dollar against the euro, Brazilian real, Canadian dollar, Australian dollar, British pound, Mexican peso and Japanese yen.

•
For Unrealized holding gains on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value remeasurements and the reclassification of realized amounts into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Benefit plans: actuarial gains/(losses), net, primarily reflects the reclassification into income of amounts related to (i) the amortization of changes in the pension benefit obligation previously recognized in Other comprehensive income, (ii) lower actual return on plan assets as compared to the expected return on assets, and (iii) settlement activity, as well as the impact of foreign exchange. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans and the “Significant Accounting Policies and Application of Critical Accounting Estimates––Benefit Plans” section of this Financial Review.

•
For Benefit plans: prior service credits and other, net, reflects a $507 million reduction in our U.S. Postretirement Plan obligation due to a plan amendment approved in June 2015 that introduced a cap on costs for certain groups within the plan, partially offset by the reclassification into income of amounts related to (i) amortization of changes in prior service costs and credits previously recognized in Other comprehensive income and (ii) curtailment activity. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

2014

•
For Foreign currency translation adjustments, reflects primarily the weakening of the euro against the U.S. dollar, and, to a lesser, extent the weakening of the Japanese yen, Canadian dollar, Brazilian real and U.K. pound against the U.S dollar. Also, includes the reclassification of amounts associated with legal entity dispositions into income.

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

•
For Benefit plans: actuarial gains/(losses), net, reflects the actuarial losses related primarily to a decrease in the discount rate. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans and the “Significant Accounting Policies and Application of Critical Accounting Estimates––Benefit Plans” section of this Financial Review.

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

•
For Benefit plans: actuarial gains/(losses), net, reflects the impact of actuarial gains (due to an increase in the discount rate and higher than expected returns on plan assets) and the reclassification of certain amounts related to amortization and curtailments/settlements into income. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans and the “Significant Accounting Policies and Application of Critical Accounting Estimates––Benefit Plans” section of this Financial Review.

48	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED BALANCE SHEETS

For information about certain of our financial assets and liabilities, including Cash and cash equivalents, Short-term investments, Long-term investments, Short-term borrowings, including current portion of long-term debt, and Long-term debt, see “Analysis of the Consolidated Statements of Cash Flows” section of this Financial Review, the “Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources” section of this Financial Review and Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

For information about certain balances in Trade accounts receivable, less allowance for doubtful accounts, see also the “Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources: Accounts Receivable” section of this Financial Review.

For information about events and circumstances impacting our tax-related accounts, see Notes to Consolidated Financial Statements—Note 5. Tax Matters.

For a description of changes in Total Equity, see the consolidated statements of equity.

The changes in our asset and liability accounts as of December 31, 2015, compared to December 31, 2014, generally reflect, among other things, the impact of assets acquired and liabilities assumed as part of the acquisition of Hospira (see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions), and decreases due to changes in foreign currency exchange rates, some of which impacts were significant.

The following explanations exclude the impact of the acquisition of Hospira and foreign exchange:

•	For Trade accounts receivable, less allowance for doubtful accounts, the change also reflects the timing of sales and collections in the normal course of business.

•
For Inventories, the change also reflects an increase to inventory, resulting from a change in the profit deferred in inventory relating to inventory that had not been sold to third parties, inventory acquired as part of the acquisition of Baxter’s portfolio of marketed vaccines, recorded at acquisition-date fair value as well as inventory builds in the normal course of business, partially offset by planned inventory reductions.

•
For Other current assets, the change also reflects the decrease in the receivables associated with our derivative financial instruments as well as the timing of receipts and payments in the normal course of business.

•	For Property, plant and equipment, less accumulated depreciation, the change also reflects depreciation, mainly offset by capital additions.

•
For Identifiable intangible assets, less accumulated amortization, the change also reflects amortization and to a lesser extent impairments, partially offset by identifiable intangible assets acquired as part of the acquisition of Baxter’s portfolio of marketed vaccines. For additional information about our intangible assets, see Notes to Consolidated Financial Statements—Note 10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets. For additional information about the asset impairment charges, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net. For additional information about the assets acquired as part of the acquisition of Baxter’s portfolio of marketed vaccines, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions.

•	For Trade accounts payable, the change also reflects the timing of purchases and payments in the normal course of business.

•
For Accrued compensation and related items, the change also reflects a higher bonus accrual attributable to performance and a change in the structure of our compensation whereby fixed compensation for certain previously non-bonus eligible colleagues was reduced and replaced with an equal amount of variable compensation tied to the performance of the Company and is paid annually.

•
For Other current liabilities, the change also reflects an increase in the payables associated with our derivative financial instruments, a net increase in legal-related liabilities, mainly the accrual for the agreement in principle to resolve claims relating to Protonix, partially offset by payments of certain legal claims, as well as the timing of other payments and accruals in the normal course of business. For additional information, see Notes to Consolidated Financial Statements—Note 17A4. Commitments and Contingencies: Legal Proceedings—Government Investigations.

•
For Pension benefit obligations, net, and Postretirement benefit obligations, net, the change reflects, among other things, a $1.0 billion voluntary pension contribution in January 2015, an increase in our discount rate assumptions used in the measurement of the plan obligations, a $507 million reduction in our U.S. Postretirement Plan obligation due to a plan amendment approved in June 2015 that introduced a cap on costs for certain groups within the plan, and a rise in the comparative strength of the U.S. dollar, as compared to other currencies. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

•
For Other noncurrent liabilities, the change reflects an increase in the payables associated with our derivative financial instruments and, to a lesser extent, the deferral of an upfront payment received as part of our tanezumab collaborative arrangement, partially offset by other payments and changes in accruals in the normal course of business.

•
For Accumulated other comprehensive loss, the change primarily reflects foreign currency translation adjustments for 2015. For additional information see the “Analysis of the Consolidated Statements of Comprehensive Income” section of this Financial Review.

2015 Financial Report	49

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2015	2014	2013	15/14	14/13
Cash provided by/(used in):
Operating activities	$14,512	$16,883	$17,684	(14)	(5)
Investing activities	(2,980)	(5,654)	(10,544)	(47)	(46)
Financing activities	(10,233)	(9,986)	(14,975)	2	(33)
Effect of exchange-rate changes on cash and cash equivalents	(1,000)	(83)	(63)	*	32
Net increase/(decrease) in Cash and cash equivalents	$298	$1,160	$(7,898)	(74)	*

*	Calculation not meaningful.

In the Consolidated Statements of Cash Flows, the line item, Other changes in assets and liabilities, net of acquisitions and divestitures, is presented excluding the effects of changes in foreign currency exchange rates, as these changes do not reflect actual cash inflows or outflows, and excluding any other significant non-cash movements. Accordingly, the amounts shown will not necessarily agree with the changes in the assets and liabilities that are presented in our consolidated balance sheets.

Operating Activities

2015 v. 2014

Our net cash provided by operating activities was $14.5 billion in 2015, compared to $16.9 billion in 2014. The decrease in net cash provided by operating activities reflects the change in operating earnings as well as a $1.0 billion voluntary pension contribution in January 2015, and the timing of other receipts and payments in the ordinary course of business, including higher payments related to certain liabilities associated with legal matters, partially offset by the upfront cash payment of $850 million in 2014 in connection with our collaborative arrangement with Merck KGaA.

In 2015, the change in the line item called Other adjustments, net, primarily reflects the non-cash changes in the equity losses related to the Hisun and ViiV equity-method investments.

In 2015 and 2014, the line item Other changes in assets and liabilities, net of acquisitions and divestitures, primarily reflects changes, in the normal course of business, in accounts receivable, inventories, other current assets, other noncurrent assets, accounts payable, accrued compensation and other current and non-current liabilities. For 2015, this line item also includes the adjustments necessary to reflect the payments of certain liabilities associated with legal matters accrued in prior periods, including Neurontin-related matters, partially offset by the deferral of an upfront payment received as part of our tanezumab collaborative arrangement. For additional information about accounts receivable, see also the “Selected Measures of Liquidity and Capital Resources: Accounts Receivable” section of this Financial Review. For additional information about our legal accruals, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

2014 v. 2013

Our net cash provided by operating activities was $16.9 billion in 2014, compared to $17.7 billion in 2013. The decrease in net cash provided by operating activities reflects operating earnings impacted by the timing of receipts and payments in the ordinary course of business, as well as the upfront cash payment of $850 million in connection with our collaborative arrangement with Merck KGaA. For additional information, see Notes to Consolidated Financial Statements—Note 2C. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Collaborative Arrangements.

In 2014, the change in the line item called Other adjustments, net, primarily reflects the non-cash changes in the estimated loss on the Teuto call/put option. For additional information, see Notes to Consolidated Financial Statements—Note 2E. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Equity-Method Investments.

Investing Activities

2015 v. 2014

Our net cash used in investing activities was $3.0 billion in 2015, compared to $5.7 billion in 2014. The decrease in net cash used in investing activities was primarily attributable to:

•	net redemptions of investments of $14.6 billion in 2015, compared to net purchases of investments of $4.2 billion in 2014, partially offset by:

•
cash paid of $15.7 billion, net of cash acquired, in 2015 for the acquisition of Hospira (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions); and

•
cash paid of $763 million, net of cash acquired, in 2015 primarily for the acquisition of Baxter’s portfolio of marketed vaccines (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions).

50	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Financing Activities

2015 v. 2014

Our net cash used in financing activities was $10.2 billion in 2015, compared to $10.0 billion in 2014. The increase in net cash used in financing activities was primarily attributable to:

•	net principal payments on long-term debt of $3.0 billion in 2015, compared to net proceeds from issuance of long-term debt of $2.4 billion in 2014; and

•	purchases of common stock of $6.2 billion in 2015, compared to $5.0 billion in 2014, partially offset by:

•	net proceeds from short-term borrowings of $4.3 billion in 2015, compared to net payments on short-term borrowings of $1.8 billion in 2014.

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

Supplemental Schedule of Non-Cash Investing and Financing Information

In 2015, we exchanged $1.7 billion debt of our recently acquired subsidiary Hospira for virtually the same amount of Pfizer Inc. debt.
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

For further details on the 2015 debt exchange, see Notes to Consolidated Financial Statements—Note 7D. Financial Instruments: Long-Term Debt. Zoetis is our former Animal Health business. For further details on Zoetis-related transactions, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Divestitures. For further details on the transfer of certain product rights, see Notes to Consolidated Financial Statements—Note 2E. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Equity-Method Investments.

ANALYSIS OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

We rely largely on operating cash flows, short-term investments, short-term commercial paper borrowings and long-term debt to provide for our liquidity requirements. Due to our significant operating cash flows as well as our financial assets, access to capital markets and available lines of credit and revolving credit agreements, we believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future, which include:

•	the working capital requirements of our operations, including our research and development activities;

•	investments in our business;

•	dividend payments and potential increases in the dividend rate;

•	share repurchases;

•	the cash requirements associated with our cost-reduction/productivity initiatives;

•	paying down outstanding debt;

2015 Financial Report	51

Financial Review
Pfizer Inc. and Subsidiary Companies

•	contributions to our pension and postretirement plans; and

•	business-development activities.
For additional information about our share-purchase plans, see the “Share-Purchase Plans and Accelerated Share Repurchase Agreement” section of this Financial Review.

Our long-term debt is rated high-quality by both Standard & Poor’s (S&P) and Moody’s Investors Service (Moody’s). See the “Credit Ratings” section below. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified and available-for-sale debt securities.

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of our liquidity and capital resources:
	As of December 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2015	2014
Selected financial assets:
Cash and cash equivalents(a)	$3,641	$3,343
Short-term investments(a)	19,649	32,779
Long-term investments(a)	15,999	17,518
	39,290	53,640
Debt:
Short-term borrowings, including current portion of long-term debt	10,160	5,141
Long-term debt	28,818	31,541
	38,978	36,682
Selected net financial assets(b)	$312	$16,958

Working capital(c)	$14,405	$34,007
Ratio of current assets to current liabilities(c)	1.49:1	2.58:1
Total Pfizer Inc. shareholders’ equity per common share(d)	$10.48	$11.33

(a)	See Notes to Consolidated Financial Statements––Note 7. Financial Instruments for a description of certain assets held and for a description of credit risk related to our financial instruments held.

(b)
Selected net financial assets decreased during 2015 as net cash provided by operating activities decreased, and cash paid for the Hospira acquisition, dividend payments and share purchases, among other things, more than offset the redemptions/sales, net of purchases, of investments and proceeds from the exercise of stock options. For additional information, see the “Analysis of the Consolidated Statements of Cash Flows” section of this Financial Review.

(c)
The presentation of all deferred taxes as noncurrent in accordance with a new accounting standard that we adopted at December 31, 2015 impacted working capital and the ratio of current assets to current liabilities. Net current deferred tax assets of $2.1 billion at December 31, 2014 were reclassified to noncurrent assets and noncurrent liabilities, as appropriate (see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards). The decrease in working capital is due to the acquisition of Hospira, as well as the timing of accruals, cash receipts and payments in the ordinary course of business. For additional information on the acquisition of Hospira, see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Acquisitions.

(d)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury stock).

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

On June 3, 2013, we completed a public offering of $4.0 billion aggregate principal amount of senior unsecured notes. In addition, we repaid at maturity our 3.625% senior unsecured notes, which had a balance of $2.4 billion at December 31, 2012, and, in December 2013, we redeemed the aggregate principal amount of $1.8 billion of our 5.50% senior unsecured notes that were due in February 2014.

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

52	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Accounts Receivable
We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. Historically, payments from a number of these European governments and government agencies extend beyond the contractual terms of sale. Specifically, we have received limited payments in 2015 from the Greek government on outstanding receivables; the majority of such receivables pertain to 2015 revenues. Also, the Greek government has restructured its debt to other third parties in the third quarter of 2015. Accordingly, we have adjusted our allowance for doubtful accounts to reflect these events, and have $50 million in net receivables as of December 31, 2015. Reported revenues from Greece for the year ended December 31, 2015 were $233 million.

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

As of December 31, 2015, we had about $772 million in aggregate gross accounts receivable from governments and/or government agencies in Italy, Spain, Greece and Portugal where economic conditions remain challenging and uncertain. Such receivables in excess of one year from the invoice date, totaling $66 million, were as follows: $39 million in Italy; $12 million in Portugal; $8 million in Greece; and $7 million in Spain.

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

Credit Ratings

Two major corporate debt-rating organizations, Moody’s and S&P, assign ratings to our short-term and long-term debt. A security rating is not a recommendation to buy, sell or hold securities and the rating is subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating. The pending combination with Allergan could result in a downgrade of our ratings.

The following table provides the current ratings assigned by these rating agencies to our commercial paper and senior unsecured non-credit-enhanced long-term debt:
NAME OF RATING AGENCY	Pfizer Commercial Paper	Pfizer Long-Term Debt		Date of Last Rating Change
	Rating	Rating	Outlook
Moody’s	P-1	A1	Stable	October 2009
S&P	A-1+	AA	Negative Watch	November 2015

Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2015, we had access to $8.1 billion of lines of credit, of which $687 million expire within one year. Of these lines of credit, $7.9 billion are unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2020, may be used to support our commercial paper borrowings. Under the terms of a substantial majority of our line of credit agreements, upon the merger with Allergan, the lenders under the agreements may elect to require immediate repayment of any amounts then outstanding and cancel the outstanding lines of credit. We expect to either amend the existing credit agreements or secure new credit agreements to replace these agreements.

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

On February 13, 2013, the Venezuelan government devalued its currency from a rate of 4.3 to 6.3 of Venezuelan currency to the U.S. dollar. We incurred a foreign currency loss of $80 million immediately on the devaluation as a result of remeasuring the local balance sheets.

2015 Financial Report	53

Financial Review
Pfizer Inc. and Subsidiary Companies

In the second quarter of 2015, the Venezuelan government identified three official rates of exchange. These are the CENCOEX rate of 6.3; the SICAD rate of 13.5 (as of February 2016); and the SIMADI rate of 200 (as of February 2016). News reports state the Venezuelan government announced that, effective February 18, 2016, the CENCOEX rate of 6.3 would be replaced by the rate of 10.0; that the SICAD rate would cease to be offered; and, the operation of the SIMADI rate would change.

Recent conditions in Venezuela had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation are no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.3, but at the SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a restructuring charge of $39 million related to a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy. The effect of that change in expectation was a foreign currency loss of $806 million included in Other (income)/deductions––net. See Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net. In addition, we had an inventory impairment loss of $72 million included in Cost of sales.

We expect to use the SIMADI rate in 2016 for remeasurement purposes of the remaining net assets, We cannot predict whether there will be further devaluations of the Venezuelan currency or whether our use of the SIMADI official rate will continue to be supported by evolving facts and circumstances. Further, other potential actions by the Venezuelan government in response to economic uncertainties could impact the recoverability of our investment in Venezuela, which could result in an impairment charge and, under extreme circumstances, could impact our ability to continue to operate in the country in the same manner as we have historically.

As of December 31, 2015, our net monetary assets in Venezuela that are subject to revaluation totaled approximately $27 million (remeasured at the SIMADI 200 rate). Our Venezuela Revenues for 2015 are equivalent to approximately $34 million (converted using the SIMADI 200 rate).

Contractual Obligations

Payments due under contractual obligations as of December 31, 2015, mature as follows:
		Years
(MILLIONS OF DOLLARS)	Total	2016	2017-2018	2019-2020	Thereafter
Long-term debt, including current portion(a)	$32,538	$3,720	$6,812	$5,171	$16,835
Interest payments on long-term debt obligations(b)	16,944	1,170	2,371	1,978	11,425
Other long-term liabilities(c)	3,390	388	794	688	1,521
Lease commitments(d)	1,849	206	370	265	1,009
Purchase obligations and other(e)	3,727	1,072	711	659	1,284
Uncertain tax positions(f)	73	73	—	—	—

(a)	Long-term debt consists of senior unsecured notes, including fixed and floating rate, foreign currency denominated, and other notes.

(b)
Our calculations of expected interest payments incorporate only current period assumptions for interest rates, foreign currency translation rates and hedging strategies (see Notes to Consolidated Financial Statements—Note 7. Financial Instruments), and assume that interest is accrued through the maturity date or expiration of the related instrument.

(c)
Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans. Excludes amounts relating to our U.S. qualified pension plans and international pension plans, all of which have a substantial amount of plan assets, because the required funding obligations are not expected to be material and/or because such liabilities do not necessarily reflect future cash payments, as the impact of changes in economic conditions on the fair value of the pension plan assets and/or liabilities can be significant. In January 2016, we made a $1.0 billion voluntary contribution to the U.S. qualified plans. We do not anticipate making any additional contributions to the U.S. qualified plans in 2016. Also, excludes $4.5 billion of liabilities related to legal matters, employee terminations and the fair value of derivative financial instruments and other, most of which do not represent contractual obligations. See also our liquidity discussion above in this “Analysis of Financial Condition, Liquidity and Capital Resources” section, as well as the Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, Note 7A. Financial Instruments: Selected Financial Assets and Liabilities, Note 11E. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Cash Flows, and Note 17. Commitments and Contingencies.

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

In 2016, we expect to spend approximately $1.9 billion on property, plant and equipment. This represents an increase of approximately $500 million over 2015 capital spending in order to fund a full year of Hospira capital needs, as well as capital required to support the integration of the Hospira business, early-stage implementation of changes to our infrastructure to align our operations to our business segments established in 2014, incremental manufacturing investment to address increasing regulatory requirements as well as for business-driven capacity expansion. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

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

54	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2015, recorded amounts for the estimated fair value of these indemnifications were not significant.
Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Share-Purchase Plans and Accelerated Share Repurchase Agreement

Our December 2011 $10 billion share-purchase plan was exhausted in the first quarter of 2013. Our November 2012 $10 billion share-purchase plan was exhausted in the fourth quarter of 2013. On June 27, 2013, we announced that the Board of Directors had authorized a $10 billion share-purchase plan, which was exhausted in the first quarter of 2015. On October 23, 2014, we announced that the Board of Directors had authorized an additional $11 billion share-purchase plan, and share repurchases commenced thereunder in January 2015. In December 2015, the Board of Directors authorized a new $11 billion share repurchase program to be utilized over time.

On February 9, 2015, we entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (GS&Co.) to repurchase shares of our common stock. This agreement was entered into under our previously announced share repurchase authorization. Pursuant to the terms of the agreement, on February 11, 2015, we paid $5 billion to GS&Co. and received approximately 151 million shares of our common stock from GS&Co. This agreement was completed in July 2015, and pursuant to the agreement’s settlement terms, we elected to settle the agreement in cash and paid an additional $160 million to GS&Co. on July 13, 2015, resulting in a total of approximately $5.2 billion paid to GS&Co. The final average price paid for the shares delivered under the accelerated share repurchase agreement was $34.13 per share. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreement:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2015(a)	2014	2013
Shares of common stock purchased	182	165	563
Cost of purchase	$6.2	$5.0	$16.3

(a)	Includes approximately 151 million shares purchased for $5.2 billion pursuant to the accelerated share repurchase agreement as well as other share repurchases through year-end 2015.

After giving effect to the accelerated share repurchase agreement, as well as other share repurchases through year-end 2015, our remaining share-purchase authorization was approximately $16.4 billion at December 31, 2015.

In November 2015, we announced that, consistent with 2015, we expect to execute an approximately $5 billion accelerated share repurchase program in the first half of 2016. We anticipate additional future share repurchases to continue following the consummation of the pending combination with Allergan. The actual size and timing of any such share repurchases will depend on actual and expected financial results.

Dividends on Common Stock

We paid dividends on our common stock of $6.9 billion in 2015, $6.6 billion in 2014 and $6.6 billion in 2013. In December 2015, our Board of Directors declared a first-quarter 2016 dividend of $0.30 per share, payable on March 2, 2016, to shareholders of record at the close of business on February 5, 2016. The first-quarter 2016 cash dividend will be our 309th consecutive quarterly dividend.

Our current and projected dividends provide a return to shareholders while maintaining sufficient capital to invest in growing our businesses and to seek to increase shareholder value. Our dividends are not restricted by debt covenants. The definitive merger agreement we entered into with Allergan in November 2015 includes a provision that Pfizer may continue to pay regular quarterly cash dividends on Pfizer’s common stock of not more than $0.28 per share per quarter (subject to annual adjustment, if any, in a manner consistent with past practice by Pfizer’s Board of Directors), consistent with past practice as to timing of declaration, record date and payment date. On December 14, 2015, we declared a $0.30 dividend per share for the first quarter of 2016, which is in compliance with the definitive merger agreement. While the dividend level remains a decision of Pfizer’s Board of Directors and will continue to be evaluated in the context of future business performance, we currently believe that we can support future annual dividend increases, barring significant unforeseen events.

Pending Combination with Allergan plc

On November 23, 2015, we announced that we have entered into a definitive merger agreement with Allergan, a global pharmaceutical company incorporated in Ireland, under which we have agreed to combine with Allergan in a stock transaction valued at $363.63 per Allergan share, for a total enterprise value of approximately $160 billion, based on the closing price of Pfizer common stock of $32.18 on November 20, 2015 (the last trading day prior to the announcement) and certain other assumptions. Allergan shareholders will receive 11.3 shares of the combined company for each of their Allergan shares by virtue of a share split, and Pfizer shareholders will have the option of receiving one share of the combined company for each of their Pfizer shares or receiving cash instead of shares of the combined company for some or all of their Pfizer shares, provided that the aggregate amount of cash to be paid in the merger will not be less than $6 billion or greater than $12 billion. In the event that elections to receive cash and shares in the merger would otherwise result in an aggregate of less than $6 billion or greater than $12 billion of cash being paid out in the merger, then the share elections and cash elections will be subject to proration. The completion of the transaction, which is expected in the second half of 2016, is subject to certain conditions, including receipt of regulatory approval in certain jurisdictions, including the U.S. and EU, the receipt of necessary approvals from both Pfizer and Allergan shareholders, and the completion of Allergan’s pending divestiture of its generics business to Teva Pharmaceuticals Industries Ltd. The merger agreement also provides that the businesses of Pfizer and Allergan will be combined under the existing Allergan entity, which, subject to approval by Allergan shareholders, will be renamed “Pfizer plc.”

2015 Financial Report	55

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW ACCOUNTING STANDARDS
Recently Issued Accounting Standards, Not Adopted as of December 31, 2015
See Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards.

The following table provides a brief description of recently issued accounting standards, not yet adopted:
Standard	Description	Effective Date	Effect on the Financial Statements or Other Significant Matters

In November 2014, the Financial Accounting Standards Board (FASB) issued amended guidance related to accounting for hybrid financial instruments issued or held as investments.
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
		January 1, 2016.	We do not expect that the provisions of this new standard will have any material impact on our consolidated financial statements.
In August 2014, the FASB issued amended guidance related to disclosure of uncertainties about the ability of an entity to continue as a going concern.
The new guidance requires management of all entities to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, as necessary, to provide related footnote disclosures.
		December 31, 2016. Earlier application is permitted.	We do not expect that the provisions of this new standard will have any impact on our consolidated financial statements.
In July 2015, the FASB issued an update related to inventory.	The new guidance requires that inventory be measured at the lower of cost or net realizable value.	January 1, 2017. Earlier application is permitted as of the beginning of an interim or annual reporting period.	We do not expect the provisions of this new standard will have a material impact on our consolidated financial statements.
In May 2014, the FASB issued amended guidance related to revenue from contracts with customers. In August 2014, the FASB issued updated guidance deferring the effective date of the revenue recognition standard.
	The new guidance introduces a new principles-based framework for revenue recognition and disclosure.	January 1, 2018. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.
We have not yet completed our final review of the impact of this guidance, although we currently do not anticipate a material impact on our revenue recognition practices. We continue to review variable consideration, potential disclosures, and our method of adoption to complete our evaluation of the impact on our consolidated financial statements. In addition, we continue to monitor additional changes, modifications, clarifications or interpretations being undertaken by the FASB, which may impact our current conclusions.

In September 2015, the FASB issued an update to its guidance on business combinations.
The new guidance requires that an acquirer recognize adjustments to provisional amounts identified during the measurement period be recorded in the reporting period determined. The new guidance also requires that the acquirer records, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts. These are calculated as if the accounting had been completed as of the acquisition date. The new guidance also requires separate presentation on the face of the income statement, or disclosure within the notes for the portion of the amount that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date.
January 1, 2016. Effective for all adjustments made to provisional amounts reported for acquisitions still in the measurement stage as of the effective date.
We will use this guidance for any adjustments made after January 1, 2016 to any provisional amounts reported for acquisitions, but do not expect it to have a material impact on our consolidated financial statements.

56	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Standard	Description	Effective Date	Effect on the Financial Statements or Other Significant Matters

In January 2016, the FASB issued an update to its guidance on recognition and measurement of financial assets and liabilities.
Among other things, the new guidance makes the following targeted changes to existing guidance:
1.
Requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.
2.
Simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, the investment is required to be measured at fair value.
3.
Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements.
4.
Clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.
		January 1, 2018. Earlier application is not allowed for the amendments in the update, described here, that have potential to impact our consolidated financial statements.	We are assessing the impact of the provisions of this new guidance on our consolidated financial statements.
In February 2016, the FASB issued an update to its guidance on leases.
The new ASU provides guidance for both lessee and lessor accounting models. Among other things, the new guidance requires that a right of use asset and a lease liability be recognized for leases with a duration of greater than one year.
		January 1, 2019. Earlier application is permitted	We have not yet completed our review of the impact of this guidance. However, we anticipate recognition of additional assets and corresponding liabilities related to leases on our balance sheet.

2015 Financial Report	57

Financial Review
Pfizer Inc. and Subsidiary Companies

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This report and other written or oral statements that we make from time to time contain forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal”, “objective”, “aim” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our acquisition of Hospira, our pending combination with Allergan plc, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results, including, in particular, the financial guidance set forth in the “Our Financial Guidance for 2016” section of this Financial Review, the anticipated costs and cost savings set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook” and “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” sections of this Financial Review and in Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, the benefits, including synergies, expected from our recent acquisition of Hospira, the expected timing of completion, tax treatment and benefits of our pending combination with Allergan and the expected timing of a decision regarding a potential separation of our Innovative Products and Established Products businesses, set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook” section of this Financial Review, the planned capital spending set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and the contributions that we expect to make from our general assets to the Company’s pension and postretirement plans during 2016 set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

•
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

•
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

•	the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all;

•
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

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

•
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

•
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification, repeal or invalidation of any of the provisions thereof;

58	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

•
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

•
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

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

•	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

•	growth in costs and expenses;

•	changes in our product, segment and geographic mix;

•	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

•
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our current operating structure;

•	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

•	risks related to internal control over financial reporting;

•
risks and uncertainties related to our recent acquisition of Hospira, including, among other things, the ability to realize the anticipated benefits of the acquisition of Hospira, including the possibility that expected synergies and accretion will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities; and

•
risks and uncertainties related to our pending combination with Allergan, including, without limitation, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement, adverse effects on the market price of Pfizer’s common stock and on Pfizer’s operating results because of a failure to complete the transaction in the anticipated time frame or at all, failure to realize the expected benefits and synergies of the transaction, restructuring in connection with the transaction and subsequent integration of Pfizer and Allergan, negative effects of the announcement or the consummation of the transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results, risks relating to the value of the Allergan shares to be issued in the transaction, significant transaction costs and/or unknown liabilities, the risk of litigation and/or regulatory actions, the loss of key senior management or scientific staff, general economic and business conditions that affect the

2015 Financial Report	59

Financial Review
Pfizer Inc. and Subsidiary Companies

companies following the transaction, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals, competitive developments and the uncertainties inherent in research and development.
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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2015. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
The operating segment information does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

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

On the commercial side, a significant portion of our revenues and earnings is exposed to changes in foreign exchange rates. See the “Our Operating Environment—The Global Economic Environment” section of this Financial Review for the key currencies in which we operate. We seek to manage our foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Where foreign exchange risk cannot be mitigated via operational means, we may use foreign currency forward-exchange contracts and/or foreign currency swaps to manage that risk.

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
The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to depreciate against all other currencies by 10%, as of December 31, 2015, the expected adverse impact on our net income would not be significant.

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

60	2015 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point decrease in interest rates as of December 31, 2015, the expected adverse impact on our net income would not be significant.

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

2015 Financial Report	61

Management’s Report on Internal Control Over Financial Reporting

Management’s Report
We prepared and are responsible for the financial statements that appear in our 2015 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2015.

Pfizer Inc. acquired Hospira, Inc. on September 3, 2015, and management excluded from its assessment of the effectiveness of Pfizer Inc.’s internal control over financial reporting as of December 31, 2015, Hospira, Inc.’s and its subsidiaries’ internal control over financial reporting associated with total assets of $24.2 billion and total revenues of $1.5 billion included in the consolidated financial statements of Pfizer Inc. and Subsidiary Companies as of and for the year ended December 31, 2015.
The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2015 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read
Chairman and Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 29, 2016

62	2015 Financial Report

Audit Committee Report

The Audit Committee reviews Pfizer’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.
The Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Pfizer’s results and the assessment of Pfizer’s internal control over financial reporting. We discussed significant accounting policies applied in Pfizer’s financial statements, as well as, when applicable, alternative accounting treatments. Management represented to the Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed under applicable Public Company Accounting Oversight Board (PCAOB) standards.
In addition, the Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from Pfizer and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed the independent registered public accounting firm’s independence from Pfizer.
We also considered whether the independent registered public accounting firm’s provision of non-audit services to Pfizer is compatible with the auditor’s independence. The Committee concluded that the independent registered public accounting firm is independent from Pfizer and its management.
As part of our responsibilities for oversight of Pfizer’s Enterprise Risk Management process, we reviewed and discussed company policies with respect to risk assessment and risk management, including discussions of individual risk areas, as well as an annual summary of the overall process.
The Committee discussed with Pfizer’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the Chief Internal Auditor, Chief Compliance and Risk Officer and representatives of the independent registered public accounting firm, in regular and executive sessions to discuss the results of their examinations, the evaluations of Pfizer’s internal controls, and the overall quality of Pfizer’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the U.S. Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, the selection of Pfizer’s independent registered public accounting firm for 2016.

W. Don Cornwell	Suzanne Nora Johnson
Chair, Audit Committee	February 29, 2016
February 29, 2016

Shantanu Narayen	Stephen W. Sanger
February 29, 2016	February 29, 2016

Joseph J. Echevarria
February 29, 2016
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

2015 Financial Report	63

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1B to the consolidated financial statements, the Company has adopted on a retrospective basis FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes classifying all deferred tax assets, liabilities and associated valuation allowances as non-current.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2016 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

KPMG LLP
New York, New York

February 29, 2016

64	2015 Financial Report

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.

Pfizer Inc. acquired Hospira, Inc. on September 3, 2015, and management excluded from its assessment of the effectiveness of Pfizer Inc.’s internal control over financial reporting as of December 31, 2015, Hospira, Inc.’s internal control over financial reporting associated with total assets of $24.2 billion and total revenues of $1.5 billion included in the consolidated financial statements of Pfizer Inc. and Subsidiary Companies as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Pfizer Inc. also excluded an evaluation of the internal control over financial reporting of Hospira, Inc.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and our report dated February 29, 2016 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 29, 2016

2015 Financial Report	65

Consolidated Statements of Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2015	2014	2013
Revenues	$48,851	$49,605	$51,584
Costs and expenses:
Cost of sales(a)	9,648	9,577	9,586
Selling, informational and administrative expenses(a)	14,809	14,097	14,355
Research and development expenses(a)	7,690	8,393	6,678
Amortization of intangible assets	3,728	4,039	4,599
Restructuring charges and certain acquisition-related costs	1,152	250	1,182
Other (income)/deductions––net	2,860	1,009	(532)
Income from continuing operations before provision for taxes on income	8,965	12,240	15,716
Provision for taxes on income	1,990	3,120	4,306
Income from continuing operations	6,975	9,119	11,410
Discontinued operations:
Income from discontinued operations––net of tax	17	(6)	308
Gain/(loss) on disposal of discontinued operations––net of tax	(6)	55	10,354
Discontinued operations––net of tax	11	48	10,662
Net income before allocation to noncontrolling interests	6,986	9,168	22,072
Less: Net income attributable to noncontrolling interests	26	32	69
Net income attributable to Pfizer Inc.	$6,960	$9,135	$22,003

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.13	$1.43	$1.67
Discontinued operations––net of tax	—	0.01	1.56
Net income attributable to Pfizer Inc. common shareholders	$1.13	$1.44	$3.23
Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$1.41	$1.65
Discontinued operations––net of tax	—	0.01	1.54
Net income attributable to Pfizer Inc. common shareholders	$1.11	$1.42	$3.19

Weighted-average shares––basic	6,176	6,346	6,813
Weighted-average shares––diluted	6,257	6,424	6,895

Cash dividends paid per common share	$1.12	$1.04	$0.96

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

66	2015 Financial Report

Consolidated Statements of Comprehensive Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2015	2014	2013
Net income before allocation to noncontrolling interests	$6,986	$9,168	$22,072

Foreign currency translation adjustments, net	$(3,110)	$(1,992)	$(535)
Reclassification adjustments(a)	—	(62)	144
	(3,110)	(2,054)	(391)
Unrealized holding gains on derivative financial instruments, net	204	24	488
Reclassification adjustments for realized (gains)/losses(b)	(368)	477	(94)
	(165)	501	394
Unrealized holding gains/(losses) on available-for-sale securities, net	(846)	(640)	151
Reclassification adjustments for realized (gains)/losses(b)	796	222	(237)
	(50)	(418)	(86)
Benefit plans: actuarial gains/(losses), net	(37)	(4,173)	3,714
Reclassification adjustments related to amortization(c)	550	195	581
Reclassification adjustments related to settlements, net(c)	671	101	175
Other	199	188	48
	1,383	(3,690)	4,518
Benefit plans: prior service credits and other, net	432	746	151
Reclassification adjustments related to amortization(c)	(160)	(73)	(58)
Reclassification adjustments related to curtailments, net(c)	(32)	8	1
Other	(3)	(9)	(8)
	237	672	86
Other comprehensive income/(loss), before tax	(1,705)	(4,988)	4,521
Tax provision/(benefit) on other comprehensive income/(loss)(d)	528	(946)	1,928
Other comprehensive income/(loss) before allocation to noncontrolling interests	$(2,232)	$(4,042)	$2,593

Comprehensive income before allocation to noncontrolling interests	$4,754	$5,126	$24,665
Less: Comprehensive income/(loss) attributable to noncontrolling interests	(1)	36	7
Comprehensive income attributable to Pfizer Inc.	$4,755	$5,090	$24,658

(a)	Reclassified into Gain on disposal of discontinued operations—net of tax in the consolidated statements of income.

(b)	Reclassified into Other (income)/deductions—net in the consolidated statements of income.

(c)
Generally reclassified, as part of net periodic pension cost, into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, in the consolidated statements of income. For additional information, see Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

(d)	See Note 5E. Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Income/(Loss).
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2015 Financial Report	67

Consolidated Balance Sheets
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2015	2014

Assets
Cash and cash equivalents	$3,641	$3,343
Short-term investments	19,649	32,779
Trade accounts receivable, less allowance for doubtful accounts: 2015—$384; 2014—$412	8,176	8,401
Inventories	7,513	5,663
Current tax assets	2,662	2,566
Other current assets	2,163	2,843
Total current assets	43,804	55,595
Long-term investments	15,999	17,518
Property, plant and equipment, less accumulated depreciation	13,766	11,762
Identifiable intangible assets, less accumulated amortization	40,356	35,166
Goodwill	48,242	42,069
Noncurrent deferred tax assets and other noncurrent tax assets	1,794	1,944
Other noncurrent assets	3,499	3,513
Total assets	$167,460	$167,566

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2015—$3,720; 2014—$3,011	$10,160	$5,141
Trade accounts payable	3,620	3,210
Dividends payable	1,852	1,711
Income taxes payable	418	531
Accrued compensation and related items	2,359	1,841
Other current liabilities	10,990	9,153
Total current liabilities	29,399	21,587

Long-term debt	28,818	31,541
Pension benefit obligations, net	6,310	7,885
Postretirement benefit obligations, net	1,809	2,379
Noncurrent deferred tax liabilities	26,877	23,317
Other taxes payable	3,992	4,353
Other noncurrent liabilities	5,257	4,883
Total liabilities	102,463	95,944

Commitments and Contingencies

Preferred stock, no par value, at stated value; 27 shares authorized; issued: 2015—649; 2014—717	26	29
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2015—9,178; 2014—9,110	459	455
Additional paid-in capital	81,016	78,977
Treasury stock, shares at cost: 2015—3,003; 2014—2,819	(79,252)	(73,021)
Retained earnings	71,993	72,176
Accumulated other comprehensive loss	(9,522)	(7,316)
Total Pfizer Inc. shareholders’ equity	64,720	71,301
Equity attributable to noncontrolling interests	278	321
Total equity	64,998	71,622
Total liabilities and equity	$167,460	$167,566
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

68	2015 Financial Report

Consolidated Statements of Equity
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Cost	Retained Earnings	Accum. Other Comp. Loss	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2013	967	$39	8,956	$448	$72,608	(1,680)	$(40,122)	$54,240	$(5,953)	$81,260	$418	$81,678
Net income								22,003		22,003	69	22,072
Other comprehensive income/(loss), net of tax									2,655	2,655	(62)	2,593
Cash dividends declared:
Common stock								(6,509)		(6,509)		(6,509)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests											(121)	(121)
Share-based payment transactions			95	5	2,390	(4)	(99)			2,296		2,296
Purchases of common stock						(563)	(16,290)			(16,290)		(16,290)
Preferred stock conversions and redemptions	(138)	(6)			(5)	—	—			(11)		(11)
Sale of 19.8% of subsidiary through an IPO(a)					2,297				27	2,324	155	2,479
Acquisition of common stock in exchange offer(a)						(405)	(11,408)			(11,408)		(11,408)
Deconsolidation of subsidiary sold(a)											(145)	(145)
Other			—	—	(7)	—	(4)	—		(11)	(1)	(12)
Balance, December 31, 2013	829	33	9,051	453	77,283	(2,652)	(67,923)	69,732	(3,271)	76,307	313	76,620
Net income								9,135		9,135	32	9,168
Other comprehensive income/(loss), net of tax									(4,045)	(4,045)	3	(4,042)
Cash dividends declared:
Common stock								(6,690)		(6,690)		(6,690)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests											(6)	(6)
Share-based payment transactions			59	3	1,693	(2)	(100)			1,597		1,597
Purchases of common stock						(165)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(112)	(4)			(4)	—	1			(8)		(8)
Other	—	—	—	(1)	5	—	—	—	—	5	(22)	(17)
Balance, December 31, 2014	717	29	9,110	455	78,977	(2,819)	(73,021)	72,176	(7,316)	71,301	321	71,622
Net income								6,960		6,960	26	6,986
Other comprehensive income/(loss), net of tax									(2,206)	(2,206)	(26)	(2,232)
Cash dividends declared:
Common stock								(7,141)		(7,141)		(7,141)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests										—	(16)	(16)
Share-based payment transactions			67	3	2,015	(1)	(72)			1,946		1,946
Purchases of common stock						(182)	(6,160)			(6,160)		(6,160)
Preferred stock conversions and redemptions	(68)	(3)			(3)	—	1			(5)		(5)
Other		—	—	—	27	—	—	—		27	(27)	—
Balance, December 31, 2015	649	$26	9,178	$459	$81,016	(3,003)	$(79,252)	$71,993	$(9,522)	$64,720	$278	$64,998

(a)
Relates to Zoetis (our former Animal Health subsidiary). See Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Divestitures.

Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2015 Financial Report	69

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2015	2014	2013

Operating Activities
Net income before allocation to noncontrolling interests	$6,986	$9,168	$22,072
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,157	5,537	6,410
Asset write-offs and impairments	1,119	531	1,145
Foreign currency loss related to Venezuela	806	—	—
Gain/(loss) on disposal of discontinued operations	6	(51)	(10,446)
Gain associated with the transfer of certain product rights to an equity-method investment	—	—	(459)
Deferred taxes from continuing operations	(20)	320	1,726
Deferred taxes from discontinued operations	2	(3)	(23)
Share-based compensation expense	669	586	523
Benefit plan contributions (in excess of)/less than expense	(617)	(199)	296
Other adjustments, net	(160)	(430)	(182)
Other changes in assets and liabilities, net of acquisitions and divestitures:
Trade accounts receivable	21	148	940
Inventories	(199)	175	(538)
Other assets	249	1,156	(822)
Trade accounts payable	254	297	382
Other liabilities	474	(845)	(3,117)
Other tax accounts, net	(235)	492	(223)
Net cash provided by operating activities	14,512	16,883	17,684

Investing Activities
Purchases of property, plant and equipment	(1,397)	(1,199)	(1,206)
Purchases of short-term investments	(28,581)	(50,954)	(42,761)
Proceeds from redemptions/sales of short-term investments	40,064	47,374	41,127
Net (purchases of)/proceeds from redemptions/sales of short-term investments with original maturities of three months or less	5,768	3,930	(4,277)
Purchases of long-term investments	(9,542)	(10,718)	(11,020)
Proceeds from redemptions/sales of long-term investments	6,929	6,145	7,555
Acquisitions of businesses, net of cash acquired	(16,466)	(195)	(15)
Acquisitions of intangible assets	(99)	(384)	(259)
Other investing activities, net	344	347	312
Net cash used in investing activities	(2,980)	(5,654)	(10,544)

Financing Activities
Proceeds from short-term borrowings	5,557	13	4,323
Principal payments on short-term borrowings	(3,965)	(10)	(4,234)
Net proceeds from/(payments on) short-term borrowings with original maturities of three months or less	2,717	(1,841)	3,475
Proceeds from issuance of long-term debt(a)	—	4,491	6,618
Principal payments on long-term debt	(3,003)	(2,104)	(4,146)
Purchases of common stock	(6,160)	(5,000)	(16,290)
Cash dividends paid	(6,940)	(6,609)	(6,580)
Proceeds from exercise of stock options	1,263	1,002	1,750
Other financing activities, net	298	72	109
Net cash used in financing activities	(10,233)	(9,986)	(14,975)
Effect of exchange-rate changes on cash and cash equivalents	(1,000)	(83)	(63)
Net increase/(decrease) in cash and cash equivalents	298	1,160	(7,898)
Cash and cash equivalents, beginning	3,343	2,183	10,081

Cash and cash equivalents, end	$3,641	$3,343	$2,183

- Continued -

70	2015 Financial Report

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
	2015	2014	2013
Supplemental Cash Flow Information
Non-cash transactions:
Exchange of Hospira subsidiary debt for Pfizer debt(b)	$1,669	$—	$—
Sale of subsidiary common stock (Zoetis) for Pfizer common stock(c)	—	—	11,408
Exchange of subsidiary common stock (Zoetis) for the retirement of Pfizer commercial paper issued in 2013(c)	—	—	2,479
Exchange of subsidiary senior notes (Zoetis) for the retirement of Pfizer commercial paper issued in 2012(c)	—	—	992
Transfer of certain product rights to an equity-method investment (Hisun Pfizer)(d)	—	—	1,233
Contribution of an investment in connection with the resolution of a legal matter (Quigley)	—	—	447
Cash paid during the period for:
Income taxes	$2,383	$2,100	$2,874
Interest	1,302	1,550	1,729

(a)
In 2013, includes $2.6 billion from the issuance of senior notes by Zoetis (our former Animal Health subsidiary), which is net of the $1.0 billion non-cash exchange of Zoetis senior notes for the retirement of Pfizer commercial paper issued in 2012. See Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Divestitures.

(b) In October 2015, Pfizer exchanged $1.7 billion debt of its recently acquired subsidiary Hospira for virtually the same amount of Pfizer Inc. debt. See Note 7D. Financial Instruments: Long-Term Debt.

(c)	See Note 2D. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Divestitures.

(d)	See Note 2E. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment: Equity-Method Investments.
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2015 Financial Report	71

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 1. Basis of Presentation and Significant Accounting Policies

A. Basis of Presentation

The consolidated financial statements include our parent company and all subsidiaries, and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The decision of whether or not to consolidate an entity requires consideration of majority voting interests, as well as effective economic or other control over the entity. Typically, we do not seek control by means other than voting interests. For subsidiaries operating outside the United States (U.S.), the financial information is included as of and for the year ended November 30 for each year presented. Pfizer's fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. Taxes paid on intercompany sales transactions are deferred until recognized upon sale of the asset to a third party.

In the consolidated balance sheet as of December 31, 2014, we performed certain reclassifications to conform to the current period presentation of all deferred taxes as noncurrent in accordance with the adoption of a new accounting standard (for additional information, see Note 1B). We also performed certain other reclassifications in the consolidated balance sheet as of December 31, 2014 to conform to the current period presentation, none of which were material to our financial statements.

On November 23, 2015, we announced that we have entered into a definitive merger agreement with Allergan plc (Allergan), a global pharmaceutical company incorporated in Ireland, under which we have agreed to combine with Allergan in a stock transaction valued at $363.63 per Allergan share, for a total enterprise value of approximately $160 billion, based on the closing price of Pfizer common stock of $32.18 on November 20, 2015 (the last trading day prior to the announcement) and certain other assumptions. While we have taken actions and incurred costs associated with the pending combination that are reflected in our financial statements, the pending combination with Allergan will not be reflected in our financial statements until consummation. See Note 19. for additional information.
On September 3, 2015 (the acquisition date), we acquired Hospira, Inc. (Hospira), a provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars. The total consideration for the acquisition was approximately $16.1 billion in cash. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Hospira, and, in accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. Hospira is now a subsidiary of Pfizer and its commercial operations are now included within the Global Established Pharmaceutical (GEP) segment. The combination of local Pfizer and Hospira entities may be pending in various jurisdictions and integration is subject to completion of various local legal and regulatory steps. See Note 2A for additional information.

On June 24, 2013, we completed the full disposition of our Animal Health business (Zoetis), and recognized a gain of approximately $10.3 billion net of tax, in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2013. The operating results of this business through June 24, 2013, the date of disposal, are reported as Income from discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2013. For additional information, see Note 2D.

Certain amounts in the consolidated financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

B. Adoption of New Accounting Standards

We adopted a new accounting and disclosure standard as of January 1, 2015 that limits the presentation of discontinued operations to when the disposal of the business operation represents a strategic shift that has had or will have a major effect on our operations and financial results. This new standard is applied prospectively to all disposals (or classifications as held for sale) of components of an entity that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years. In 2015, we did not have any disposals within the scope of this new standard and, therefore, there were no impacts to our consolidated financial statements from the adoption of this new standard.

On December 31, 2015, we adopted a new accounting standard that requires all deferred tax assets and liabilities to be classified as noncurrent in the balance sheet. We elected to apply this new standard retrospectively. The impact of the change in presentation is that all deferred tax assets and liabilities that were previously reported in current assets and current liabilities, totaling net current deferred tax assets of $2.1 billion as of December 31, 2014 have been reclassified to noncurrent assets and noncurrent liabilities, as appropriate. For additional information, see Note 5C.

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

72	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

2015 Financial Report	73

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

G. Revenues and Trade Accounts Receivable

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

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.9 billion as of December 31, 2015, of which approximately $2.6 billion is included in Other current liabilities, $272 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.4 billion as of December 31, 2014, of which approximately $2.0 billion is included in Other current liabilities, $300 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Total accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts as of December 31, 2015 increased by approximately $500 million compared to December 31, 2014, primarily due to the addition, in 2015, of Hospira accruals.

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

Trade Accounts Receivable—Trade accounts receivable are stated at their net realizable value. The allowance against gross trade accounts receivable reflects the best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available information. Trade accounts receivable are written off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted.

74	2015 Financial Report

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

Advertising expenses totaled approximately $3.1 billion in 2015, $3.1 billion in 2014 and $3.0 billion in 2013. Production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs.

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

R&D expenses related to upfront and milestone payments for intellectual property rights totaled $429 million in 2015, $1.4 billion in 2014 and $203 million in 2013. For additional information, see Note 2B and Note 2C.

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

2015 Financial Report	75

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

•
Private equity securities are carried at equity-method or cost. For equity investments where we have significant influence over the financial and operating policies of the investee, we use the equity-method of accounting. Under the equity method, we record our share of the investee’s income and expenses in Other (income)/deductions—net. The excess of the cost of the investment over our share of the equity of the investee as of the acquisition date is allocated to the identifiable assets of the investee, with any remaining excess amount allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

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

O. Tax Assets and Liabilities and Income Tax Contingencies

Current tax assets primarily includes (i) tax effects associated with intercompany transfers of assets within our consolidated group, which are recognized in the consolidated statement of income when the asset transferred is sold to a third-party or recovered through amortization of the asset's remaining economic life; and (ii) income tax receivables that are expected to be recovered either as refunds from taxing authorities or as a reduction to future tax obligations.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax-planning strategies, that would be implemented, if necessary, to realize the deferred tax assets. All deferred tax assets and liabilities within the same tax jurisdiction are presented as a net amount in the noncurrent section of our consolidated balance sheet.

We account for income tax contingencies using a benefit recognition model. If we consider that a tax position is more likely than not to be sustained upon audit, based solely on the technical merits of the position, we recognize the benefit. We measure the benefit by determining the

76	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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
Note 2. Acquisitions, Licensing Agreements, Collaborative Arrangements, Divestitures, Equity-Method Investments and Cost-Method Investment

A. Acquisitions

Hospira, Inc. (Hospira)

On September 3, 2015 (the acquisition date), we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for $90 per share in cash. The total fair value of consideration transferred for Hospira was approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Hospira is now a subsidiary of Pfizer. The combination of local Pfizer and Hospira entities may be pending in various jurisdictions and integration is subject to completion of various local legal and regulatory steps.

2015 Financial Report	77

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Hospira’s principal business was the development, manufacture, marketing and distribution of generic acute-care and oncology injectables, biosimilars and integrated infusion therapy and medication management systems. Hospira’s broad portfolio of products is used by hospitals and alternate site providers, such as clinics, home healthcare providers and long-term care facilities. We believe our acquisition of Hospira has strengthened our GEP business, as GEP now has a broadened portfolio of generic and branded sterile injectables, marketed biosimilars, medication management systems and biosimilars in development.

The following table summarizes the provisional amounts recognized for assets acquired and liabilities assumed as of the acquisition date. The estimated values are not yet finalized (see below) and are subject to change, which could be significant. We will finalize the amounts recognized as we obtain the information necessary to complete the analyses. We expect to finalize these amounts as soon as possible but no later than one year from the acquisition date.

(MILLIONS OF DOLLARS)	Amounts Recognized as of Acquisition Date (Provisional)
Working capital, excluding inventories(a)	$274
Inventories	1,924
Property, plant and equipment	2,410
Identifiable intangible assets, excluding in-process research and development(b)	8,270
In-process research and development	995
Other noncurrent assets	408
Long-term debt	(1,928)
Benefit obligations	(117)
Net income tax accounts(c)	(3,394)
Other noncurrent liabilities	(39)
Total identifiable net assets	8,803
Goodwill	7,284
Net assets acquired/total consideration transferred	$16,087

(a)	Includes cash and cash equivalents, short-term investments, accounts receivable, other current assets, assets held for sale, accounts payable and other current liabilities.

(b)
Comprised of finite-lived developed technology rights with a weighted-average life of approximately 17 years ($7.7 billion) and other finite-lived identifiable intangible assets with a weighted-average life of approximately 12 years ($550 million).

(c)
As of the acquisition date, included in Current tax assets ($79 million), Noncurrent deferred tax assets and other noncurrent tax assets ($25 million), Income taxes payable ($5 million), Noncurrent deferred tax liabilities ($3.4 billion) and Other taxes payable ($114 million, including accrued interest of $5 million).

The following items are subject to change:

•
Amounts for certain balances included in working capital (excluding inventories), certain investments and certain legal contingencies, pending receipt of certain information that could affect provisional amounts recorded. We do not believe any adjustments for legal contingencies will have a material impact on our consolidated financial statements.

•
Amounts for intangibles, inventory and property, plant and equipment, pending finalization of valuation efforts for acquired intangible assets as well as the completion of certain physical inventory counts and the confirmation of the physical existence and condition of certain property, plant and equipment assets.

•
Amounts for income tax assets, receivables and liabilities, pending the filing of Hospira pre-acquisition tax returns and the receipt of information including but not limited to that from taxing authorities, which may change certain estimates and assumptions used.

As of the acquisition date, the fair value of accounts receivable approximated the book value acquired. The gross contractual amount receivable was $570 million, of which $7 million was not expected to be collected.

In the ordinary course of business, Hospira incurs liabilities for environmental, legal and tax matters, as well as guarantees and indemnifications. These matters may include contingencies. Except as specifically excluded by the relevant accounting standard, contingencies are required to be measured at fair value as of the acquisition date if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria are met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated.

•
Environmental Matters—In the ordinary course of business, Hospira incurs liabilities for environmental matters such as remediation work, asset retirement obligations and environmental guarantees and indemnifications.

•
Legal Matters—Hospira is involved in various legal proceedings, including product liability, patent, commercial, antitrust and environmental matters and government investigations, of a nature considered normal to its business. The contingencies arising from legal matters are not significant to Pfizer’s financial statements.

•
Tax Matters—In the ordinary course of business, Hospira incurs liabilities for income taxes. Income taxes are exceptions to both the recognition and fair value measurement principles associated with the accounting for business combinations. Reserves for income tax contingencies continue to be measured under the benefit recognition model as previously used by Hospira (see Note 1O). Net liabilities for income taxes approximated $3.4 billion as of the acquisition date, which includes $112 million for uncertain tax positions. The net tax liability includes the recording of additional adjustments of approximately $3.3 billion for the tax impact of fair value adjustments and approximately $744 million for income tax matters that we intend to resolve in a manner different from what Hospira had planned or intended. For

78	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

example, because we plan to repatriate certain overseas funds, we provided deferred taxes on Hospira’s unremitted earnings for which no taxes have been previously provided by Hospira as it was Hospira’s intention to indefinitely reinvest those earnings.
Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the acquisition of Hospira includes the following:

•	the expected specific synergies and other benefits that we believe will result from combining the operations of Hospira with the operations of Pfizer;

•	any intangible assets that do not qualify for separate recognition, as well as future, as yet unidentified projects and products; and

•
the value of the going-concern element of Hospira’s existing businesses (the higher rate of return on the assembled collection of net assets versus if Pfizer had acquired all of the net assets separately).

Goodwill is not amortized and is not deductible for tax purposes. All of the goodwill related to the acquisition of Hospira is related to our GEP segment (see Note 10 for additional information).

Actual and Pro Forma Impact of Acquisition—The following table presents information for Hospira’s operations that are included in Pfizer’s consolidated statements of income beginning from the acquisition date, September 3, 2015 through Pfizer’s domestic and international year-ends in 2015 (see Note 1A):

(MILLIONS OF DOLLARS)	December 31, 2015
Revenues	$1,513
Net loss attributable to Pfizer Inc. common shareholders(a)	(575)

(a)
Includes purchase accounting charges related to (i) the preliminary fair value adjustment for acquisition-date inventory estimated to have been sold ($378 million pre-tax); (ii) amortization expense related to the preliminary fair value of identifiable intangible assets acquired from Hospira ($161 million pre-tax); (iii) depreciation expense related to the preliminary fair value adjustment of fixed assets acquired from Hospira ($34 million pre-tax ); and (iv) amortization expense related to the fair value adjustment of long-term debt acquired from Hospira ($13 million income pre-tax), as well as restructuring and integration costs ($556 million pre-tax).

The following table provides supplemental pro forma information as if the acquisition of Hospira had occurred on January 1, 2014:

	Unaudited Supplemental Pro Forma Consolidated Results
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)	2015	2014
Revenues	$52,082	$54,069
Net income attributable to Pfizer Inc. common shareholders	7,647	8,194
Diluted earnings per share attributable to Pfizer Inc. common shareholders	1.22	1.28
The unaudited supplemental pro forma consolidated results do not purport to reflect what the combined company’s results of operations would have been had the acquisition occurred on January 1, 2014, nor do they project the future results of operations of the combined company or reflect the expected realization of any cost savings associated with the acquisition. The actual results of operations of the combined company may differ significantly from the pro forma adjustments reflected here due to many factors. The unaudited supplemental pro forma financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and the liabilities assumed from Hospira.
The unaudited supplemental pro forma consolidated results reflect the historical financial information of Pfizer and Hospira, adjusted to give effect to the acquisition of Hospira as if it had occurred on January 1, 2014, primarily for the following pre-tax adjustments:

•	Elimination of Hospira’s historical intangible asset amortization expense (approximately $33 million in 2015 and $77 million in 2014).

•	Additional amortization expense (approximately $343 million in 2015 and $496 million in 2014) related to the preliminary estimate of the fair value of identifiable intangible assets acquired.

•
Additional depreciation expense (approximately $54 million in 2015 and $104 million in 2014) related to the preliminary estimate of the fair value adjustment to property, plant and equipment (PP&E) acquired.

•
Adjustment related to the preliminary estimate of the non-recurring fair value adjustment to acquisition-date inventory estimated to have been sold (the elimination of $340 million of charges in 2015 and the addition of $576 million of charges in 2014).

•	Adjustment to decrease interest expense (approximately $18 million in 2015 and $42 million in 2014) related to the fair value adjustment of Hospira debt.

•
Adjustment for non-recurring acquisition-related costs directly attributable to the acquisition (the elimination of $877 million of charges in 2015, and the addition of $877 million of charges in 2014, reflecting non-recurring charges incurred by both Hospira and Pfizer).

2015 Financial Report	79

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The above adjustments were then adjusted for the applicable tax impact. The taxes associated with the adjustments related to the preliminary estimate of the fair value adjustment for acquired intangible assets, property, plant and equipment and inventory reflect the statutory tax rates in the various jurisdictions where the adjustments are expected to be incurred. The taxes associated with the adjustments for the elimination of Hospira’s historical intangible asset amortization expense, the fair value adjustment for the acquired debt and the non-recurring acquisition-related costs directly attributable to the acquisition were based on the tax rate in the jurisdiction in which the related deductible costs were incurred.

Marketed Vaccines Business of Baxter International Inc. (Baxter)
On December 1, 2014 (which falls in the first fiscal quarter of 2015 for our international operations), we acquired Baxter’s portfolio of marketed vaccines for a final purchase price of $648 million. The portfolio that was acquired consists of NeisVac-C and FSME-IMMUN/TicoVac. NeisVac-C is a vaccine that helps protect against meningitis caused by group C meningococcal meningitis and FSME-IMMUN/TicoVac is a vaccine that helps protect against tick-borne encephalitis. In connection with this acquisition, we recorded $376 million in Identifiable intangible assets, less accumulated amortization primarily consisting of $371 million in Developed technology rights. We also recorded $194 million of Inventories and $12 million in Goodwill. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

InnoPharma, Inc. (InnoPharma)
On September 24, 2014, we completed our acquisition of InnoPharma, a privately-held pharmaceutical development company, for an upfront cash payment of $225 million and contingent consideration with an estimated acquisition-date fair value of approximately $67 million. The contingent consideration consists of up to $135 million in additional milestone payments based on application filing with, and acceptance by, the U.S. Food and Drug Administration (FDA), or approval of marketing applications related to certain pipeline products by the FDA. We believe this acquisition represents a potential innovative growth opportunity for our sterile injectables portfolio in areas such as oncology and central nervous disorders. In connection with this acquisition, we recorded $247 million in Identifiable intangible assets, less accumulated amortization consisting of $212 million in IPR&D and $35 million in Developed technology rights; $81 million in net deferred tax liabilities; and $125 million in Goodwill. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

B. Licensing Agreements

Cellectis SA (Cellectis)
In June 2014, we entered into a global arrangement with Cellectis to develop Chimeric Antigen Receptor T-cell immunotherapies in the field of oncology directed at select cellular surface antigen targets. In August 2014, in connection with this licensing agreement, we made an upfront payment of $80 million to Cellectis, which was recorded in Research and development expenses. We will also fund research and development costs associated with 15 Pfizer-selected targets and, for the benefit of Cellectis, a portion of the research and development costs associated with four Cellectis-selected targets within the arrangement. Cellectis is eligible to receive development, regulatory and commercial milestone payments of up to $185 million per product that results from the Pfizer-selected targets. Cellectis is also eligible to receive tiered royalties on net sales of any products that are commercialized by Pfizer. In addition, in August 2014, we acquired approximately 10% of the capital of Cellectis through the purchase of newly issued shares, for a total investment of approximately $35 million. As of November 30, 2015, Pfizer’s ownership in Cellectis had been reduced to approximately 7.94% of Cellectis’ outstanding shares due to subsequent share issuances by Cellectis, including the initial public offering of Cellectis American Depository Shares.

Nexium Over-the-Counter Rights

In August 2012, we entered into an agreement with AstraZeneca PLC (AstraZeneca) for the exclusive, global, over-the-counter (OTC) rights for Nexium, a leading prescription drug approved to treat the symptoms of gastroesophageal reflux disease. In connection with this Consumer Healthcare licensing agreement, we made an upfront payment of $250 million to AstraZeneca, which was recorded in Research and development expenses when incurred. On May 27, 2014, we launched Nexium 24HR in the U.S., and on July 11, 2014, we paid AstraZeneca a related $200 million product launch milestone payment. On August 1, 2014, we launched Nexium Control in Europe, and on September 15, 2014, we paid AstraZeneca a related $50 million product launch milestone payment. These post-approval milestone payments were recorded in Identifiable intangible assets, less accumulated amortization and are being amortized over the estimated useful life of the Nexium brand. Included in Other current liabilities at December 31, 2015 are accrued milestone payments to AstraZeneca of $93 million. AstraZeneca is eligible to receive additional milestone payments of approximately $200 million, based on the level of worldwide sales as well as quarterly royalty payments based on worldwide sales.

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

80	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the amounts and classification of payments (income/(expense)) between us and our collaboration partners:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Revenues—Revenues(a)	$644	$786	$1,153
Revenues—Alliance revenues(b)	1,312	957	2,628
Total revenues from collaborative arrangements	1,956	1,743	3,781
Cost of sales(c)	(282)	(280)	(333)
Selling, informational and administrative expenses(d)	(287)	(268)	(279)
Research and development expenses(e)	(330)	(1,210)	(73)
Other income/(deductions)—net(f)	482	518	103

(a)	Represents sales to our partners of products manufactured by us.

(b)
Substantially all relates to amounts earned from our partners under co-promotion agreements. The increase in 2015 reflects an increase in alliance revenues from Eliquis, partially offset by Spiriva (as a result of the expiration of the co-promotion collaboration in the U.S. and certain European countries during 2014). The decline in 2014 reflects declines in alliance revenues from Enbrel (as a result of the expiration of the co-promotion term of the collaboration agreement on October 31, 2013 in the U.S. and Canada) and Spiriva (as a result of the expiration of the co-promotion collaboration in the U.S. and certain European countries during 2014, combined with the expiration of the collaboration in Australia, Canada and certain other European countries during 2013).

(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.

(d)	Represents net reimbursements to our partners for selling, informational and administrative expenses incurred.

(e)
Primarily relates to upfront payments and pre-approval milestone payments earned by our partners as well as net reimbursements. The upfront and milestone payments were as follows: $310 million in 2015 (primarily related to our collaboration with OPKO Health, Inc. (OPKO), see below), $1.2 billion in 2014 (related to our collaboration with Merck KGaA, see below), and $67 million in 2013.

(f)
In 2015, 2014 and 2013, includes royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period thereafter.

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements.
In addition, in connection with our collaborative arrangements, we paid post-approval milestones to collaboration partners of $20 million in 2015, $80 million in 2014 and $175 million in 2013. These payments were recorded in Identifiable intangible assets––Developed technology rights. We also received upfront and milestone payments from our collaboration partners of $200 million in 2015 primarily related to our collaboration with Eli Lilly & Company (Lilly) (see below) and $128 million in 2013. These amounts were recorded in our consolidated balance sheets as deferred revenue and are being recognized into Other (income)/deductions––net over a multi-year period.

Collaboration with Eli Lilly & Company (Lilly)

In October 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer’s tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. Following the decision by the FDA in March 2015 to lift the partial clinical hold on the tanezumab development program, we received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly, which is recorded as deferred revenue in our consolidated balance sheet and is being recognized into Other (income)/deductions––net over a multi-year period beginning in the second quarter of 2015. Pfizer and Lilly resumed the Phase 3 chronic pain program for tanezumab in July 2015, which will consist of six studies in approximately 7,000 patients across osteoarthritis, chronic low back pain and cancer pain. Under the collaboration agreement with Lilly, we are eligible to receive additional payments from Lilly upon the achievement of specified regulatory and commercial milestones.

Collaboration with OPKO Health, Inc. (OPKO)
In December 2014, we entered into a collaborative agreement with OPKO to develop and commercialize OPKO’s long-acting human growth hormone (hGH-CTP) for the treatment of growth hormone deficiency (GHD) in adults and children, as well as for the treatment of growth failure in children born small for gestational age (SGA) who fail to show catch-up growth by two years of age. hGH-CTP has the potential to reduce the required dosing frequency of human growth hormone to a single weekly injection from the current standard of one injection per day. We have received the exclusive license to commercialize hGH-CTP worldwide. OPKO will lead the clinical activities and will be responsible for funding the development programs for the key indications, which include Adult and Pediatric GHD and Pediatric SGA. We will be responsible for all development costs for additional indications, all postmarketing studies, manufacturing and commercialization activities for all indications, and we will lead the manufacturing activities related to product development. The transaction closed on January 28, 2015, upon termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. In February 2015, we made an upfront payment of $295 million to OPKO, which was recorded in Research and development expenses, and OPKO is eligible to receive up to an additional $275 million upon the achievement of certain regulatory milestones. OPKO is also eligible to receive royalty payments associated with the commercialization of hGH-CTP for Adult GHD, which is subject to regulatory approval. Upon the launch of hGH-CTP for Pediatric GHD, which is subject to regulatory approval, the royalties will transition to tiered gross profit sharing for both hGH-CTP and our product, Genotropin.

2015 Financial Report	81

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Collaboration with Merck KGaA
In November 2014, we entered into a collaborative arrangement with Merck KGaA, to jointly develop and commercialize avelumab, the proposed international non-proprietary name for the investigational anti-PD-L1 antibody (MSB0010718C), currently in development as a potential treatment for multiple types of cancer. We and Merck KGaA are exploring the therapeutic potential of this novel anti-PD-L1 antibody as a single agent as well as in various combinations with our and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. The collaboration with Merck KGaA has initiated 28 programs, monotherapy and combination trials, including seven pivotal trials in Phase IB/2 or Phase 3 (two in lung cancer, two in gastric cancer, and one in each of bladder cancer, Merkel cell carcinoma and ovarian cancer) and received FDA breakthrough therapy designation for avelumab in metastatic Merkel cell carcinoma. We and Merck KGaA are also combining resources and expertise to advance our anti-PD-1 antibody into Phase 1 trials. Under the terms of the agreement, in the fourth quarter of 2014, we made an upfront payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. Both companies will jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets, and co-promotion activities were initiated in key select markets in 2015. In 2014, we recorded $1.2 billion of Research and development expenses associated with this collaborative arrangement, composed of the $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of the co-promotion rights given to Merck KGaA.

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

•
Initial Public Offering (19.8% Interest)—On February 6, 2013, an IPO of the Class A common stock of Zoetis was completed, pursuant to which we sold 99.015 million shares of Class A common stock of Zoetis (all of the Class A common stock, including shares sold pursuant to the underwriters’ option to purchase additional shares, which was exercised in full) in exchange for the retirement of approximately $2.5 billion of Pfizer commercial paper issued in 2013. The Class A common stock sold in the IPO represented approximately 19.8% of the total outstanding Zoetis shares. The excess of the consideration received over the net book value of our divested interest was approximately $2.3 billion and was recorded in Additional paid-in capital.

•
Exchange Offer (80.2% Interest)—On June 24, 2013, we exchanged all of our remaining interest in Zoetis, 400.985 million shares of Zoetis Class A common stock (after converting all of our Class B common stock into Class A common stock, representing approximately 80.2% of the total outstanding Zoetis shares), for approximately 405.117 million outstanding shares of Pfizer common stock on a tax-free basis pursuant to an exchange offer made to Pfizer shareholders. The $11.4 billion of Pfizer common stock received in the exchange transaction was recorded in Treasury stock and was valued using the opening price of Pfizer common stock on June 24, 2013, the date we accepted the Zoetis shares for exchange. The gain on the sale of the remaining interest in Zoetis was approximately $10.3 billion, net of income taxes resulting from certain legal entity reorganizations, and was recorded in Gain on disposal of discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2013.

In summary, as a result of the above transactions, we received cash and were relieved of debt obligations in the aggregate amount of approximately $6.1 billion and received shares of Pfizer common stock (held in Treasury stock) valued at approximately $11.4 billion.

The operating results of the animal health business through June 24, 2013, the date of disposal, are reported as Income from discontinued operations––net of tax in the consolidated statement of income for the year ended December 31, 2013.

In connection with the above transactions, we entered into a transitional services agreement (TSA) and manufacturing and supply agreements (MSAs) with Zoetis that are designed to facilitate the orderly transfer of business operations to the standalone Zoetis entity. The TSA relates primarily to administrative services, which are generally to be provided within 24 months. Services under the TSA are largely completed as of December 31, 2015. Under the MSAs, we will manufacture and supply certain animal health products to Zoetis for a period of up to five years, with an ability to extend, if necessary, upon mutual agreement of both parties. These agreements are not material and none confers upon us the ability to influence the operating and/or financial policies of Zoetis subsequent to June 24, 2013, the date of disposal.

82	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Total Discontinued Operations

The following table provides the components of Discontinued operations—net of tax:
	Year Ended December 31,(a)
(MILLIONS OF DOLLARS)	2015	2014	2013
Revenues	$—	$—	$2,201
Pre-tax income from discontinued operations(a), (b)	20	(9)	408
Provision for taxes on income(b), (c)	2	(3)	100
Income from discontinued operations––net of tax	17	(6)	308
Pre-tax gain/(loss) on disposal of discontinued operations(b)	(6)	51	10,446
Provision for taxes on income(b), (d)	—	(4)	92
Gain/(loss) on disposal of discontinued operations––net of tax	(6)	55	10,354
Discontinued operations––net of tax	$11	$48	$10,662

(a)	Includes the Animal Health (Zoetis) business through June 24, 2013, the date of disposal.

(b)	Includes post-close adjustments for the periods subsequent to disposal.

(c)	Includes a deferred tax expense of $2 million for 2015, a deferred tax benefit of $3 million for 2014 and a deferred tax benefit of $23 million for 2013.

(d)	For 2013, primarily reflects income tax expense of $122 million resulting from certain legal entity reorganizations.

The net cash flows of our discontinued operations for each of the categories of operating, investing and financing activities are not significant for any period presented, except that financing activities in 2013 include the cash proceeds from the issuance of senior notes by Zoetis.

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

We also entered into certain transition agreements designed to ensure and facilitate the orderly transfer of the business operations to Hisun Pfizer, primarily the Pfizer Products Transition Period Agreement and a related supply and promotional services agreement. These agreements provide for a profit margin on the manufacturing services provided by Pfizer to Hisun Pfizer and govern the supply, promotion and distribution of Pfizer products until Hisun Pfizer is able to provide for its own manufacturing and distribution. While intended to be transitional, these agreements may be extended by mutual agreement of the parties for several years and, possibly, indefinitely. These agreements are not material to Pfizer, and none confers upon us any additional ability to influence the operating and/or financial policies of Hisun Pfizer.

In connection with our contributions in the first quarter of 2013, we recognized a pre-tax gain of approximately $459 million in Other (income)/deductions––net (see Note 4), reflecting the transfer of the business to Hisun Pfizer (including an allocation of goodwill from our former Emerging Markets reporting unit as part of the carrying amount of the business transferred). Since we hold a 49% interest in Hisun Pfizer, we had an indirect retained interest in the contributed assets. As such, 49% of the gain, or $225 million, represents the portion of the gain associated with that indirect retained interest.

In the third quarter of 2015, we determined that we had an other-than-temporary decline in the value of Hisun Pfizer, and, therefore, in 2015, we recognized a loss of $463 million in Other (income)/deductions––net (see Note 4).

The decline in value resulted from lower expectations as to the future cash flows to be generated by Hisun Pfizer, as a result of lower than expected recent performance, increased competition, a slowdown in the China economy in relation to their products, as well as certain changes in the regulatory environment.
In valuing our investment in Hisun Pfizer, we used discounted cash flow techniques, utilizing a 12% discount rate in 2015 and a 11.5% discount rate in 2013, reflecting our best estimate of the various risks inherent in the projected cash flows, and a nominal terminal year growth factor. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which include the expected impact of competitive, legal, economic and/or regulatory forces on the products; the long-term growth rate, which seeks to project the sustainable growth rate over the long-term; and the discount rate, which seeks to reflect the various risks inherent in the projected cash flows, including country risk.

We are accounting for our interest in Hisun Pfizer as an equity-method investment, due to the significant influence we have over the operations of Hisun Pfizer through our board representation, minority veto rights and 49% voting interest. Our investment in Hisun Pfizer is reported in Long-term investments, and our share of Hisun Pfizer’s net income is recorded in Other (income)/deductions––net. As of

2015 Financial Report	83

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

December 31, 2015, the carrying value of our investment in Hisun Pfizer was approximately $775 million and the amount of our underlying equity in the net assets of Hisun Pfizer was approximately $668 million. As of December 31, 2014, the carrying value of our investment in Hisun Pfizer was approximately $1.4 billion, and the amount of our underlying equity in the net assets of Hisun Pfizer was approximately $780 million. The excess of the carrying value of our investment over our underlying equity in the net assets of Hisun Pfizer has been allocated, within the investment account, to goodwill and other intangible assets. The amount allocated to other intangible assets is being amortized into Other (income)/deductions––net over an average estimated useful life of 25 years.

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

We account for our investment in ViiV under the equity method due to the significant influence that we continue to have through our board representation and minority veto rights.

Investment in Laboratório Teuto Brasileiro S.A. (Teuto)

We have an option to acquire the remaining 60% of Teuto, a 40%-owned generics company in Brazil, and Teuto’s shareholders have an option to sell their 60% stake in the company to us. Under the terms of our agreement with Teuto’s other shareholders, 2016 is the final year in which the call and put options may be exercised. Our investment in Teuto is accounted for under the equity method due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest.

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

F. Cost-Method Investment

AM-Pharma B.V. (AM-Pharma)

In April 2015, we acquired a minority equity interest in AM-Pharma, a privately-held Dutch biopharmaceutical company focused on the development of recombinant human Alkaline Phosphatase (recAP) for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. The option becomes exercisable upon delivery of the clinical trial report after completion of a Phase II trial of recAP in the treatment of Acute Kidney Injury related to sepsis. Results from the current Phase II trial for recAP are expected in 2017. Under the terms of the agreement, we paid $87.5 million for both the exclusive option and the minority equity interest, which was recorded as a cost-method investment in Long-term investments, and we may make additional payments of up to $512.5 million upon exercise of the option and potential launch of any product that may result from this investment.

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

In connection with our acquisition of Hospira, we are focusing our efforts on achieving an appropriate cost structure for the combined company. For up to a three-year period post-acquisition, we expect to incur costs of approximately $1 billion (not including costs of $215 million in 2015 associated with the return of acquired in-process research and development rights as described in the Current-Period Key Activities section below) associated with the integration of Hospira.

84	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In early 2014, we announced that we would be incurring costs in 2014-2016 related to new programs: our new global commercial structure reorganization and additional cost-reduction/productivity initiatives. We have the following initiatives underway associated with these programs:

•
Manufacturing plant network rationalization and optimization, where execution timelines are necessarily long. Our plant network strategy is expected to result in the exit of four sites over the next several years. In connection with these activities, during 2014-2016, we expect to incur costs of approximately $500 million associated with prior acquisition activity and costs of approximately $1 billion associated with new non-acquisition-related cost-reduction initiatives. Through December 31, 2015, we incurred approximately $354 million and $472 million, respectively, associated with these initiatives.

•
New global commercial structure reorganization, which primarily includes the streamlining of certain functions, the realignment of regional locations and colleagues to support the businesses, as well as implementing the necessary system changes to support future reporting requirements. In connection with this reorganization, during 2014-2016, we expect to incur costs of approximately $250 million. Through December 31, 2015, we incurred approximately $219 million associated with this reorganization.

•
Other new cost-reduction/productivity initiatives, primarily related to commercial property rationalization and consolidation. In connection with these cost-reduction activities, during 2014-2016, we expect to incur costs of approximately $850 million. Through December 31, 2015, we incurred approximately $493 million associated with these initiatives.

The costs expected to be incurred during 2014-2016, of approximately $2.6 billion in total for the above-mentioned programs (but not including expected costs associated with the Hospira integration), include restructuring charges, integration costs, implementation costs and additional depreciation––asset restructuring. Of this amount, we expect that about a quarter of the charges will be non-cash.
At the end of 2013, we had substantially completed many of the initiatives launched in prior periods.

Current-Period Key Activities

In 2015, we incurred approximately $1.4 billion in cost-reduction and acquisition-related costs (excluding transaction costs) in connection with the acquisition of Hospira and the aforementioned programs, primarily associated with our manufacturing and sales operations.

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Restructuring charges(a):
Employee terminations	$489	$68	$805
Asset impairments	254	45	165
Exit costs	68	58	68
Total restructuring charges	811	170	1,038
Transaction costs(b)	123	—	—
Integration costs(c)	219	80	144
Restructuring charges and certain acquisition-related costs	1,152	250	1,182
Additional depreciation––asset restructuring recorded in our consolidated statements of income as follows(d):
Cost of sales	117	228	178
Selling, informational and administrative expenses	—	1	19
Research and development expenses	5	31	94
Total additional depreciation––asset restructuring	122	261	291
Implementation costs recorded in our consolidated statements of income as follows(e):
Cost of sales	102	78	53
Selling, informational and administrative expenses	82	140	145
Research and development expenses	14	52	33
Other (income)/deductions––net	5	1	—
Total implementation costs	203	270	231
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$1,478	$781	$1,704

(a)
In 2015, Employee terminations represent the expected reduction of the workforce by approximately 3,900 employees, mainly in sales, corporate and research. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination.

The restructuring charges in 2015, which include a $39 million charge related to a 36% reduction in our labor force in Venezuela, are associated with the following:

•
Global Innovative Pharmaceutical segment (GIP) ($39 million); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC) ($45 million); the Global Established Pharmaceutical segment (GEP) ($402 million); Worldwide Research and Development and Medical (WRD/M) ($80 million); manufacturing operations ($80 million); and Corporate ($164 million).

2015 Financial Report	85

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The restructuring charges in 2014 are associated with the following:

•
GIP ($35 million); VOC ($28 million); GEP ($57 million); WRD/M ($37 million); manufacturing operations ($97 million); and Corporate ($65 million), as well as $149 million of income related to the partial reversal of prior-period restructuring charges not directly associated with the new individual segments, and primarily reflecting a change in estimate with respect to our sales force restructuring plans.

The restructuring charges in 2013 are associated with the following:

•	Total operating segments ($496 million); WRD/M ($13 million); manufacturing operations ($356 million); and Corporate ($173 million).
At the beginning of fiscal 2014, we revised our operating segments and are unable to directly associate these prior-period restructuring charges with the new individual segments.
In September 2015, in order to eliminate certain redundancies in our biosimilar drug products pipeline created as a result of the acquisition of Hospira, we opted to return rights to Celltrion Inc. and Celltrion Healthcare, Co., Ltd. (collectively, Celltrion) that Hospira had previously acquired to potential biosimilars to Rituxan® (rituximab) and Herceptin® (trastuzumab). As such, upon return of the acquired rights, in 2015 we incurred charges of $215 million, which are comprised of (i) a write-off of the applicable IPR&D assets, totaling $170 million, which is included in Asset impairments; (ii) a write-off of amounts prepaid to Celltrion in the amount of $25 million, which is included in Asset impairments; and (iii) a payment to Celltrion of $20 million, which is included in Exit costs. The recorded amounts for the assets acquired from Hospira are provisional and are subject to change. See Note 2A.

(b)
Transaction costs represent external costs directly related to the acquisition of Hospira and our pending combination with Allergan and primarily include expenditures for banking, legal, accounting and other similar services.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes.

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(e)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction/productivity initiatives.

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, January 1, 2014	$1,685	$—	$94	$1,779
Provision	68	45	58	170
Utilization and other(a)	(639)	(45)	(100)	(783)
Balance, December 31, 2014(b)	1,114	—	52	1,166
Provision	489	254	68	811
Utilization and other(a)	(495)	(254)	(71)	(820)
Balance, December 31, 2015(c)	$1,109	$—	$48	$1,157

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($735 million) and Other noncurrent liabilities ($431 million).

(c)	Included in Other current liabilities ($776 million) and Other noncurrent liabilities ($381 million).

86	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 4. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions––net:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Interest income(a)	$(471)	$(425)	$(403)
Interest expense(a)	1,199	1,360	1,414
Net interest expense	728	935	1,011
Foreign currency loss related to Venezuela(b)	806	—	—
Royalty-related income(c)	(922)	(1,002)	(523)
Patent litigation settlement income(d)	—	—	(1,342)
Other legal matters, net(e)	975	993	35
Gain associated with the transfer of certain product rights(f)	—	—	(459)
Net gains on asset disposals(g)	(232)	(288)	(320)
Certain asset impairments(h)	818	469	878
Business and legal entity alignment costs(i)	282	168	—
Costs associated with the Zoetis IPO(j)	—	—	18
Other, net(k)	403	(265)	170
Other (income)/deductions––net	$2,860	$1,009	$(532)

(a)
2015 v. 2014––Interest income increased primarily due to higher investment returns. Interest expense decreased, primarily due to the repayment of a portion of long-term debt in the first quarter of 2015 and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities. 2014 v. 2013––Interest income increased due to higher cash equivalents and investment balances. Interest expense decreased, primarily due to the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities. Capitalized interest expense totaled $32 million in 2015, $41 million in 2014 and $32 million in 2013.

(b)
In 2015, represents a foreign currency loss related to recent conditions in Venezuela, that had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation are no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy.

(c)
Royalty related income increased in 2014 primarily due to royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and Pfizer became entitled to royalties until October 31, 2016.

(d)
In 2013, reflects income from a litigation settlement with Teva Pharmaceutical Industries Ltd. (Teva) and Sun Pharmaceutical Industries Ltd. (Sun) for patent-infringement damages resulting from their “at-risk” launches of generic Protonix in the U.S. As of December 31, 2014, all amounts due had been collected.

(e)
In 2015, primarily includes $784.6 million related to an agreement in principle reached in February 2016 to resolve claims alleging that Wyeth's practices relating to the calculation of Medicaid rebates for its drug Protonix (pantoprazole sodium) between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws (for additional information, see Note 17A4). In 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million to resolve a securities class action against Pfizer in New York federal court (for additional information, see Note 17A5), and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable.

(f)	In 2013, represents the gain associated with the transfer of certain product rights to Hisun Pfizer. For additional information, see Note 2E.

(g)
In 2015, primarily includes (i) gross realized gains on sales of available-for-sale equity securities of $164 million; (ii) gross realized losses on sales of available-for-sale debt securities of $960 million; (iii) net gain of $937 million from derivative financial instruments used to hedge the foreign exchange component of the divested available-for-sale debt securities; (iv) gains on sales/out-licensing of product and compound rights of approximately $90 million; and (v) gains on sales of investments in private equity securities of approximately $3 million. Proceeds from the sale of available-for-sale securities were $4.3 billion in 2015.

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

(h)
In 2015, primarily includes an impairment loss of $463 million related to Pfizer’s 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. (Hisun) in China, Hisun Pfizer (for additional information concerning Hisun Pfizer, see Note 2E) and intangible asset impairment charges of $323 million, reflecting (i) $132 million related to indefinite-lived brands; (ii) $120 million related to developed technology rights for the treatment of attention deficit hyperactivity disorder; and (iii) $71 million related to IPR&D compounds. The intangible asset impairment charges for 2015 are associated with the following: GEP ($294 million), WRD ($13 million); and Consumer Healthcare ($17 million).

The intangible asset impairment charges for 2015 reflect, among other things, the impact of new scientific findings, updated commercial forecasts, changes in pricing, and an increased competitive environment.
In 2014, includes intangible asset impairment charges of $396 million, reflecting (i) $190 million for an IPR&D compound for the treatment of skin fibrosis (full write-off); (ii) $159 million for developed technology rights, primarily related to Quillivant XR; and (iii) $47 million for indefinite-lived brands. The intangible asset impairment charges for 2014 are associated with the following: GIP ($12 million); GEP ($166 million); WRD ($190 million); and Consumer Healthcare ($28 million). In addition, 2014 includes an impairment charge of approximately $56 million related to our investment in Teuto.
The intangible asset impairment charges for 2014 reflect, among other things, updated commercial forecasts; and with regard to IPR&D, the impact of changes to the development program and new scientific findings.

2015 Financial Report	87

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In 2013, includes intangible asset impairment charges of $803 million, reflecting (i) $394 million of developed technology rights (for use in the development of bone and cartilage) acquired in connection with our acquisition of Wyeth; (ii) $227 million related to IPR&D compounds; (iii) $109 million of indefinite-lived brands, primarily related to our biopharmaceutical indefinite-lived brand Xanax/Xanax XR; and (iv) $73 million of other finite-lived intangible assets, related to platform technology, that no longer have an alternative future use. The intangible asset impairment charges for 2013 are associated with the following: GIP ($448 million); GEP ($201 million); WRD ($140 million); and Consumer Healthcare ($14 million). In addition, 2013 includes an impairment charge of approximately $43 million for certain private company investments and an impairment charge of $32 million related to our investment in Teuto.
The intangible asset impairment charges for 2013 reflect, among other things, updated commercial forecasts and, with regard to IPR&D, also reflect the impact of new scientific findings and delayed launch dates.

(i)	Represents expenses for changes to our infrastructure to align our operations, as well as reporting for our business segments established in 2014.

(j)
Represents costs incurred in connection with the IPO of an approximate 19.8% ownership interest in Zoetis. Includes expenditures for banking, legal, accounting and similar services. For additional information, see Note 2D.

(k)
In 2015, includes, among other things, (i) charges of $194 million related to the write-down of assets to net realizable value; (ii) charges of $159 million, reflecting the change in the fair value of contingent consideration liabilities; and (iii) income of $45 million associated with equity-method investees. In 2014, includes, among other things, (i) gains of approximately $40 million, reflecting the change in the fair value of contingent consideration liabilities associated with prior acquisitions; (ii) income associated with equity-method investees of $86 million; (iii) income of $55 million resulting from a decline in the estimated loss on an option to acquire the remaining interest in Teuto; and (iv) a loss of $30 million due to a change in our ownership interest in ViiV. In 2013, includes, among other things, (i) a gain of approximately $114 million, reflecting the change in the fair value of the contingent consideration liabilities associated with a prior acquisition; (ii) an estimated loss of $223 million related to an option to acquire the remaining interest in Teuto; and (iii) a loss of $32 million due to a change in our ownership interest in ViiV. For additional information concerning Teuto and ViiV, see Note 2E.

The asset impairment charges included in Other (income)/deductions––net in 2015 are based on estimates of fair value.

The following table provides additional information about the intangible assets that were impaired during 2015 in Other (income)/deductions––net :
					Year Ended December 31,
	Fair Value(a)				2015
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Intangible assets––IPR&D(b)	$46	$—	$—	$46	$71
Intangible assets––Developed technology rights(b)	85	—	—	85	120
Intangible assets––Indefinite-lived Brands(b)	145	—	—	145	132
Total	$276	$—	$—	$276	$323

(a)	The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E.

(b)
Reflects intangible assets written down to fair value in 2015. Fair value was determined using the income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We started with a forecast of all the expected net cash flows associated with the asset and then applied an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the product and the impact of technological risk associated with IPR&D assets; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

Note 5. Tax Matters

A. Taxes on Income from Continuing Operations

The following table provides the components of Income from continuing operations before provision for taxes on income:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
United States	$(6,809)	$(4,744)	$(1,678)
International	15,773	16,984	17,394
Income from continuing operations before provision for taxes on income(a), (b)	$8,965	$12,240	$15,716

(a)
2015 v. 2014––The increase in the domestic loss was primarily due to the loss of exclusivity for Celebrex and Zyvox, higher restructuring charges and higher selling, informational and administrative expenses, partially offset by the performance of certain products including Prevnar 13 and Ibrance, and the impact of Hospira operations. The decrease in international income is primarily due to a foreign currency loss related to Venezuela, higher asset impairments, and the loss of exclusivity for Lyrica in certain developed markets, partially offset by lower research and development costs.

(b)
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

88	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of Provision for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
United States
Current income taxes:
Federal	$67	$393	$142
State and local	(8)	85	(106)
Deferred income taxes:
Federal	300	725	2,124
State and local	(36)	(256)	(33)
Total U.S. tax provision	323	948	2,127
International
Current income taxes	1,951	2,321	2,544
Deferred income taxes	(284)	(149)	(365)
Total international tax provision	1,667	2,172	2,179
Provision for taxes on income	$1,990	$3,120	$4,306

In 2015, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.1 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year (see Note 5C);

•
Tax benefits of approximately $360 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities, and from the expiration of certain statutes of limitations;

•	The permanent extension of the U.S. R&D tax credit, which was signed into law in December 2015, as well as tax benefits associated with certain tax initiatives;

•	The non-deductibility of a foreign currency loss related to Venezuela;

•	The non-deductibility of a charge for the agreement in principle to resolve claims relating to Protonix; and

•
The non-deductibility of a $251 million fee payable to the federal government as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (U.S. Healthcare Legislation).

In 2014, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.2 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in 2014 (see Note 5C);

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
In 2013, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.3 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in 2013 (see Note 5C);

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

2015 Financial Report	89

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:
	Year Ended December 31,
	2015	2014	2013
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Taxation of non-U.S. operations(a), (b), (c)	(9.6)	(7.4)	(2.5)
Tax settlements and resolution of certain tax positions(d)	(4.0)	(2.9)	(5.7)
U.S. Healthcare Legislation(d)	0.9	1.0	0.6
U.S. R&D tax credit and manufacturing deduction(d)	(1.0)	(0.9)	(0.8)
Certain legal settlements and charges(d)	3.1	—	(0.2)
All other, net(e)	(2.1)	0.5	1.0
Effective tax rate for income from continuing operations	22.2%	25.5%	27.4%

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

(b)
In all periods presented, the reduction in our effective tax rate resulting from the jurisdictional location of earnings is largely due to generally lower tax rates, as well as manufacturing and other incentives associated with our subsidiaries in Puerto Rico, Singapore, Costa Rica, and the Dominican Republic. We benefit from a Puerto Rican incentive grant that expires in 2029. Under the grant, we are partially exempt from income, property and municipal taxes. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing and other operations. Hospira’s infusion technologies business benefits from income tax exemptions in Costa Rica and the Dominican Republic through 2028 and 2019, respectively.

(c)
The rate impact in 2015 also includes the non-deductibility of a foreign currency loss related to Venezuela. The favorable rate impact in 2014 also includes the decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely. The rate impact in 2013 also includes the non-deductibility of the goodwill derecognized and the jurisdictional mix of the other intangible assets divested as part of the transfer of certain product rights to Hisun Pfizer, and the non-deductibility of the loss on an option to acquire the remaining interest in Teuto, since we expect to retain the investment indefinitely, and the non-deductibility of an impairment charge related to our equity-method investment in Teuto. For additional information, see Note 2E.

(d)
For a discussion about tax settlements and resolution of certain tax positions, the impact of U.S. Healthcare Legislation, the U.S. R&D tax credit and the impact of certain legal settlements and charges, see Note 5A. The extension of the U.S. R&D tax credit in January 2013 resulted in the full-year benefit of the 2012 and 2013 U.S. R&D tax credit being recorded in 2013.

(e)	All other, net in 2015 primarily relates to tax benefits associated with certain tax initiatives in the normal course of business.

90	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Deferred Taxes

On December 31, 2015, we adopted a new accounting standard that requires all deferred tax assets and liabilities to be classified as noncurrent in the balance sheet. We elected to apply this new standard retrospectively. The impact of the change in presentation is that all deferred tax assets and liabilities that were previously reported in current assets and current liabilities, totaling net current deferred tax assets of $2.1 billion as of December 31, 2014 have been reclassified to noncurrent assets and noncurrent liabilities, as appropriate.

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:
	2015 Deferred Tax		2014 Deferred Tax
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$2,247	$(38)	$1,995	$(53)
Inventories	381	(190)	219	(56)
Intangible assets	1,063	(10,885)	969	(9,224)
Property, plant and equipment	65	(1,096)	174	(1,242)
Employee benefits	3,302	(167)	3,950	(154)
Restructurings and other charges	318	(20)	114	(28)
Legal and product liability reserves	730	—	1,010	—
Net operating loss/tax credit carryforwards(a)	3,808	—	2,918	—
Unremitted earnings(b)	—	(23,626)	—	(21,174)
State and local tax adjustments	328	—	295	—
All other	310	(646)	283	(783)
	12,552	(36,668)	11,927	(32,714)
Valuation allowances	(2,029)	—	(1,615)	—
Total deferred taxes	$10,523	$(36,668)	$10,312	$(32,714)
Net deferred tax liability (c)		$(26,145)		$(22,402)

(a)
The amounts in 2015 and 2014 are reduced for unrecognized tax benefits of $2.9 billion and $2.6 billion, respectively, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of a tax position.

(b)
The increase in 2015 reflects additional accruals for certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year. For additional information, see Note 5A.

(c)
In 2015, Noncurrent deferred tax assets and other noncurrent tax assets ($732 million),and Noncurrent deferred tax liabilities ($26.8 billion). In 2014, Noncurrent deferred tax assets and other noncurrent tax assets ($915 million), and Noncurrent deferred tax liabilities ($23.3 billion).

We have carryforwards, primarily related to foreign tax credits, net operating and capital losses and charitable contributions, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2016 to 2035. Certain of our U.S. net operating losses are subject to limitations under Internal Revenue Code Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies, that would be implemented, if necessary, to realize the deferred tax assets.

As of December 31, 2015, we have not made a U.S. tax provision on approximately $80.0 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2015, is not practicable.

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

2015 Financial Report	91

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2015 and 2014, we had approximately $4.8 billion and $4.7 billion, respectively, in net unrecognized tax benefits, excluding associated interest.

•
Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process and from foreign tax credits that would be generated upon settlement of an uncertain tax position. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2015 and 2014, we had approximately $1.1 billion and $1.5 billion, respectively, in assets associated with uncertain tax positions. In 2015, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($963 million) and Noncurrent deferred tax liabilities ($179 million). In 2014, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($966 million) and Noncurrent deferred tax liabilities ($527 million).

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:
(MILLIONS OF DOLLARS)	2015	2014	2013
Balance, beginning	$(6,182)	$(6,087)	$(6,315)
Acquisitions(a)	(110)	—	—
Divestitures(b)	—	—	29
Increases based on tax positions taken during a prior period(c)	(31)	(110)	(205)
Decreases based on tax positions taken during a prior period(c), (d)	496	473	876
Decreases based on settlements for a prior period(e)	64	70	571
Increases based on tax positions taken during the current period(c)	(675)	(795)	(1,178)
Impact of foreign exchange	319	161	38
Other, net(c), (f)	199	106	97
Balance, ending(g)	$(5,919)	$(6,182)	$(6,087)

(a)	Primarily related to the acquisition of Hospira. See also note 2A.

(b)	Primarily related to the disposition of our Animal Health (Zoetis) business. See also Note 2D.

(c)	Primarily included in Provision for taxes on income.

(d)	Primarily related to effectively settling certain tax positions with the U.S. and foreign tax authorities. See also Note 5A.

(e)	Primarily related to cash payments.

(f)	Primarily related to decreases as a result of a lapse of applicable statutes of limitations.

(g)
In 2015, included in Income taxes payable ($38 million), Current tax assets ($22 million), Noncurrent deferred tax assets and other noncurrent tax assets ($135 million), Noncurrent deferred tax liabilities ($2.7 billion) and Other taxes payable ($3.0 billion). In 2014, included in Income taxes payable ($13 million), Current tax assets ($27 million), Noncurrent deferred tax assets and other noncurrent tax assets ($196 million), Noncurrent deferred tax liabilities ($2.4 billion) and Other taxes payable ($3.5 billion).

•
Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our consolidated statements of income. In 2015, we recorded net interest expense of $71 million. In 2014, we recorded net interest expense of $40 million; and in 2013, we recorded net interest income of $16 million primarily as a result of settling certain tax positions with the U.S. and various foreign tax authorities. Gross accrued interest totaled $714 million as of December 31, 2015 (reflecting a decrease of approximately $5 million as a result of cash payments) and gross accrued interest totaled $643 million as of December 31, 2014 (reflecting a decrease of approximately $18 million as a result of cash payments). In 2015, these amounts were included in Current tax assets ($12 million) and Other taxes payable ($702 million). In 2014, these amounts were included in Current tax assets ($15 million) and Other taxes payable ($628 million). Accrued penalties are not significant. See also Note 5A.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The U.S. is one of our major tax jurisdictions, and we are regularly audited by the IRS:

•
With respect to Pfizer Inc., the IRS has issued a Revenue Agent’s Report (RAR) for tax years 2009-2010. We are not in agreement with the RAR and are currently appealing certain disputed issues. Tax years 2011-2013 are currently under audit. Tax years 2014 and 2015 are open, but not under audit. All other tax years are closed.

•
With respect to Hospira, Inc., the IRS is auditing 2010-2011 and 2012-2013. Tax years 2014-2015 (through date of acquisition) are open but not under audit. All other tax years are closed. The open tax years and audits for Hospira, Inc. and its subsidiaries are not considered material to Pfizer.

92	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2010-2015), Japan (2015), Europe (2007-2015, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2015, primarily reflecting Brazil) and Puerto Rico (2010-2015).

Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next twelve months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $200 million, as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

E. Tax Provision/(Benefit) on Other Comprehensive Income/(Loss)

The following table provides the components of the tax provision/(benefit) on Other comprehensive income/(loss):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Foreign currency translation adjustments, net(a)	$90	$42	$111
Unrealized holding gains on derivative financial instruments, net	(173)	(199)	217
Reclassification adjustments for realized (gains)/losses	104	262	(63)
	(69)	63	154
Unrealized holding gains/(losses) on available-for-sale securities, net	(104)	(56)	57
Reclassification adjustments for realized (gains)/losses	59	10	(57)
	(45)	(46)	—
Benefit plans: actuarial gains/(losses), net	(23)	(1,416)	1,422
Reclassification adjustments related to amortization	183	61	205
Reclassification adjustments related to settlements, net	237	35	2
Other	66	61	2
	462	(1,258)	1,631
Benefit plans: prior service credits and other, net	160	281	56
Reclassification adjustments related to amortization	(59)	(28)	(23)
Reclassification adjustments related to curtailments, net	(12)	—	(1)
Other	—	(1)	—
	89	253	32
Tax provision/(benefit) on other comprehensive income/(loss)	$528	$(946)	$1,928

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.
Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests

The following table provides the changes, net of tax, in Accumulated other comprehensive income/(loss):
	Net Unrealized Gain/(Losses)			Benefit Plans
(MILLIONS OF DOLLARS)	Foreign Currency Translation Adjustments	Derivative Financial Instruments	Available-For-Sale Securities	Actuarial Gains/(Losses)	Prior Service (Costs)/ Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2013	$(177)	$(161)	$236	$(6,110)	$259	$(5,953)
Other comprehensive income/(loss)(a)	(440)	240	(86)	2,887	54	2,655
Sale of 19.8% of subsidiary through an IPO(b)	27	—	—	—	—	27
Balance, December 31, 2013	(590)	79	150	(3,223)	313	(3,271)
Other comprehensive income/(loss)(a)	(2,099)	438	(372)	(2,432)	419	(4,045)
Balance, December 31, 2014	(2,689)	517	(222)	(5,654)	733	(7,316)
Other comprehensive income/(loss)(a)	$(3,174)	$(96)	$(5)	$921	$148	$(2,206)
Balance, December 31, 2015	$(5,863)	$421	$(227)	$(4,733)	$880	$(9,522)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $26 million loss in 2015, $3 million gain in 2014 and $62 million loss in 2013.

(b)	Relates to Zoetis (our former Animal Health subsidiary). See Note 2D.
As of December 31, 2015, we estimate that we will reclassify into 2016 income the following pre-tax amounts currently held in Accumulated other comprehensive loss: $437 million of unrealized pre-tax losses on derivative financial instruments (expected to be offset primarily by gains resulting from reclassification adjustments related to available-for-sale securities); $555 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $163 million of prior service credits, primarily related to benefit plan amendments.

2015 Financial Report	93

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 7. Financial Instruments

A. Selected Financial Assets and Liabilities

The following table provides additional information about certain of our financial assets and liabilities:
	As of December 31,
(MILLIONS OF DOLLARS)	2015	2014
Selected financial assets measured at fair value on a recurring basis(a)
Trading funds and securities(b)	$287	$105
Available-for-sale debt securities(c)	32,078	39,762
Money market funds	934	2,174
Available-for-sale equity securities(c)	603	397
Derivative financial instruments in a receivable position(d):
Interest rate swaps	837	801
Foreign currency swaps	135	593
Foreign currency forward-exchange contracts	559	547
	35,433	44,379
Other selected financial assets
Held-to-maturity debt securities, carried at amortized cost(c), (e)	1,388	7,255
Private equity securities, carried at equity-method or at cost(e), (f)	1,336	1,993
	2,724	9,248
Total selected financial assets	$38,157	$53,627
Selected financial liabilities measured at fair value on a recurring basis(a)
Derivative financial instruments in a liability position(g):
Interest rate swaps	$139	$17
Foreign currency swaps	1,489	594
Foreign currency forward-exchange contracts	81	78
	1,709	689
Other selected financial liabilities(h)
Short-term borrowings, carried at historical proceeds, as adjusted(e)	10,160	5,141
Long-term debt, carried at historical proceeds, as adjusted(i), (j)	28,818	31,541
	38,978	36,682
Total selected financial liabilities	$40,687	$37,371

(a)
We use a market approach in valuing financial instruments on a recurring basis. For additional information, see Note 1E. All of our financial assets and liabilities measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value, except less than 1% that use Level 1 inputs.

(b)
As of December 31, 2015, trading funds and securities are composed of $100 million of trading equity funds, $102 million of trading debt funds, and $85 million of trading equity securities. As of December 31, 2014, trading securities of $105 million is composed of debt and equity securities. The trading equity securities as of December 31, 2015 and the trading debt and equity securities as of December 31, 2014 are held in trust for benefits attributable to the former Pharmacia Savings Plus Plan.

(c)
Generally, gross unrealized gains and losses are not significant. Unrealized losses related to 2015 available-for-sale debt securities are $593 million and unrealized gains are $44 million. The vast majority of investments in an unrealized loss position relate to the foreign exchange impact on foreign currency denominated securities, which are hedged with cross-currency swaps. We have the intent and ability to hold such investments to maturity.

(d)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $136 million as of December 31, 2015; and foreign currency forward-exchange contracts with fair values of $159 million as of December 31, 2014.

(e)
Short-term borrowings include foreign currency short-term borrowings with fair values of $547 million as of December 31, 2015, which are used as hedging instruments. The differences between the estimated fair values and carrying values of held-to-maturity debt securities, private equity securities at cost and short-term borrowings not measured at fair value on a recurring basis were not significant as of December 31, 2015 or December 31, 2014. The fair value measurements of our held-to-maturity debt securities and our short-term borrowings are based on Level 2 inputs, using a market approach. The fair value measurements of our private equity securities carried at cost are based on Level 3 inputs.

(f)	Our private equity securities represent investments in the life sciences sector.

(g)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency swaps with fair values of $234 million and foreign currency forward-exchange contracts with fair values of $59 million as of December 31, 2015; and foreign currency swaps with fair values of $121 million and foreign currency forward-exchange contracts with fair values of $54 million as of December 31, 2014.

(h)
Some carrying amounts may include adjustments for discount or premium amortization or for the effect of hedging the interest rate fair value risk associated with certain financial liabilities by interest rate swaps.

(i)	Includes foreign currency debt with fair values of $560 million as of December 31, 2014, which are used as hedging instruments.

(j)
The fair value of our long-term debt (not including the current portion of long-term debt) was $32.7 billion as of December 31, 2015 and $36.6 billion as of December 31, 2014. The fair value measurements for our long-term debt are based on Level 2 inputs, using a market approach. Generally, the difference between the fair value of our long-term debt and the amount reported on the consolidated balance sheet is due to a decline in relative market interest rates since the debt issuance.

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. For a description of the risks associated with estimates and assumptions, see Note 1C.

94	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following methods and assumptions were used to estimate the fair value of our financial assets and liabilities:

•	Trading equity securities—quoted market prices.

•	Trading debt securities—observable market interest rates.

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

•	Money market funds—observable Net Asset Value prices.

•	Available-for-sale equity securities—third-party pricing services that principally use a composite of observable prices.

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

The following table provides the classification of these selected financial assets and liabilities in our consolidated balance sheets:
	As of December 31,
(MILLIONS OF DOLLARS)	2015	2014
Assets
Cash and cash equivalents	$978	$1,389
Short-term investments	19,649	32,779
Long-term investments	15,999	17,518
Other current assets(a)	587	1,059
Other noncurrent assets(b)	944	881
	$38,157	$53,627
Liabilities
Short-term borrowings, including current portion of long-term debt	$10,160	$5,141
Other current liabilities(c)	645	93
Long-term debt	28,818	31,541
Other noncurrent liabilities(d)	1,064	596
	$40,687	$37,371

(a)
As of December 31, 2015, derivative instruments at fair value include interest rate swaps ($2 million), foreign currency swaps ($46 million) and foreign currency forward-exchange contracts ($538 million) and, as of December 31, 2014, include interest rate swaps ($34 million), foreign currency swaps ($494 million) and foreign currency forward-exchange contracts ($531 million).

(b)
As of December 31, 2015, derivative instruments at fair value include interest rate swaps ($835 million), foreign currency swaps ($89 million) and foreign currency forward-exchange contracts ($20 million) and, as of December 31, 2014, include interest rate swaps ($767 million), foreign currency swaps ($99 million) and foreign currency forward-exchange contracts ($15 million).

(c)
At December 31, 2015, derivative instruments at fair value include interest rate swaps ($5 million), foreign currency swaps ($560 million) and foreign currency forward-exchange contracts ($80 million) and, as of December 31, 2014, include interest rate swaps ($1 million), foreign currency swaps ($13 million) and foreign currency forward-exchange contracts ($78 million).

(d)
At December 31, 2015, derivative instruments at fair value include interest rate swaps ($134 million), foreign currency swaps ($928 million) and foreign currency forward-exchange contracts ($1 million) and, as of December 31, 2014, include interest rate swaps ($16 million) and foreign currency swaps ($581 million).

In addition, as of December 31, 2015 and 2014, we had long-term receivables where the determination of fair value employs discounted future cash flows, using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As of December 31, 2015 and 2014, the differences between the estimated fair values and carrying values of these receivables were not significant.

There were no significant impairments of financial assets recognized in any period presented.

2015 Financial Report	95

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Investments in Debt Securities

The following table provides the contractual maturities, or as necessary, the estimated maturities, of the available-for-sale and held-to-maturity debt securities:
	Years				December 31, 2015
(MILLIONS OF DOLLARS)	Within 1	Over 1 to 5	Over 5 to 10	Over 10	Total
Available-for-sale debt securities
Western European, Asian and other government debt(a)	$9,795	$1,549	$8	$—	$11,352
Corporate debt(b)	3,153	4,728	1,804	43	9,729
U.S. government debt	920	1,358	156	—	2,433
Western European, Scandinavian and other government agency debt(a)	1,861	214	2	—	2,078
Supranational debt(a)	947	352	—	—	1,299
Federal Home Loan Mortgage Corporation and Federal National Mortgage Association asset-backed securities	2	2,143	33	—	2,178
Reverse repurchase agreements(c)	875	—	—	—	875
Government National Mortgage Association and other U.S. government guaranteed asset-backed securities	266	478	19	—	763
Other asset-backed debt(d)	490	830	46	5	1,370
Held-to-maturity debt securities
Western European government debt(a)	113	—	—	—	113
Time deposits, corporate debt and other(b)	1,270	5	—	—	1,275
Total debt securities	$19,693	$11,655	$2,069	$49	$33,466

(a)	Issued by governments, government agencies or supranational entities, as applicable, all of which are investment-grade.

(b)	Issued by a diverse group of corporations, largely consisting of financial institutions, virtually all of which are investment-grade.

(c)	Involving U.S. securities.

(d)
Includes loan-backed, receivable-backed, and mortgage-backed securities, all of which are investment-grade and in senior positions in the capital structure of the security. Loan-backed securities are collateralized by senior secured obligations of a diverse pool of companies or student loans, and receivable-backed securities are collateralized by credit cards receivables. Mortgage-backed securities are collateralized by diversified pools of residential and commercial mortgages. These securities are valued by third party models that use significant inputs derived from observable market data like prepayment rates, default rates, and recovery rates.

C. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $4.9 billion as of December 31, 2015 and $570 million as of December 31, 2014. The weighted-average effective interest rate on short-term borrowings outstanding was 1.9% as of December 31, 2015 and 2.5% as of December 31, 2014.

As of December 31, 2015, we had access to $8.1 billion of lines of credit, of which $687 million expire within one year. Of these lines of credit, $7.9 billion are unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2020, may be used to support our commercial paper borrowings. Under the terms of a substantial majority of our lines of credit agreements, upon the merger with Allergan, the lenders under the agreements may elect to require immediate repayment of any amounts then outstanding and cancel the outstanding lines of credit. We expect to either amend the existing credit agreements or secure new credit agreements to replace these agreements.

D. Long-Term Debt

On September 3, 2015, the Hospira acquisition date, our long-term debt increased due to the addition of an aggregate principal amount of $1,750 million of legacy Hospira debt, recorded at acquisition-date fair value of $1,928 million.

On May 15, 2014, we completed a public offering of $4.5 billion aggregate principal amount of senior unsecured notes.

96	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of our senior unsecured long-term debt:
		As of December 31,
(MILLIONS OF DOLLARS)	Maturity Date	2015	2014
6.20%(a)	March 2019	$3,276	$3,264
7.20%(a)	March 2039	2,856	2,902
4.75% euro(b)	June 2016	—	2,424
5.75% euro(b)	June 2021	2,172	2,419
6.50% U.K. pound(b)	June 2038	2,202	2,316
5.95%(c)	April 2037	2,057	2,083
2.10%(c)	May 2019	1,515	1,507
4.55% euro(d)	May 2017	1,041	1,201
5.50%(b)	February 2016	—	1,018
Notes and other debt with a weighted-average interest rate of 2.83%(f)	2017–2020	6,152	5,161
Notes and other debt with a weighted-average interest rate of 5.18%(e)	2021–2044	7,547	6,698
Foreign currency notes and other foreign currency debt with a weighted- average interest rate of 2.84%(g)	2016	—	547
Long-term debt		$28,818	$31,541
Current portion of long-term debt (not included above)		$3,720	$3,011

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

(e)
Contains debt issuances with a weighted-average maturity of approximately 15 years, and the majority of which are redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus a weighted average of 0.20%, plus, in each case, accrued and unpaid interest.

(f)
Contains debt issuances with a weighted-average maturity of approximately two years, and the majority of which are redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus a weighted average of 0.12%, plus, in each case, accrued and unpaid interest.

(g)	At December 31, 2015, the debt issuances have been reclassified to Current portion of long-term debt.

In October 2015, Pfizer exchanged $1.7 billion debt of its recently acquired subsidiary Hospira for virtually the same amount of Pfizer Inc. debt with the same interest rate and maturity terms as the Hospira debt, leaving a minor amount of outstanding debt in Hospira’s name. In connection with the exchange offers, the indenture governing the Hospira notes and the Hospira notes were amended to, among other things, eliminate substantially all of the restrictive covenants. The net income effect of this exchange was immaterial.

The following table provides the maturity schedule of our Long-term debt outstanding as of December 31, 2015:
(MILLIONS OF DOLLARS)	2017	2018	2019	2020	After 2020	Total
Maturities	$4,412	$2,400	$4,807	$364	$16,835	$28,818

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

As of December 31, 2015, the aggregate notional amount of foreign exchange derivative financial instruments hedging or offsetting foreign currency exposures was $35.7 billion. The derivative financial instruments primarily hedge or offset exposures in the euro, Japanese yen, and U.K. pound. The maximum length of time over which we are hedging future foreign exchange cash flow relates to our $2.2 billion U.K. pound debt maturing in 2038.

2015 Financial Report	97

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

Interest Rate Risk

Our interest-bearing investments and borrowings are subject to interest rate risk. We strive to invest and borrow primarily on a floating-rate basis; however, in light of current market conditions, we currently borrow primarily on a long-term, fixed-rate basis. From time to time, depending on market conditions, we will change the profile of our outstanding debt by entering into derivative financial instruments like interest rate swaps. We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2015, the aggregate notional amount of interest rate derivative financial instruments was $20.2 billion. The derivative financial instruments primarily hedge U.S. dollar and euro fixed-rate debt.

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

98	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b), (c)		Amount of Gains/(Losses) Recognized in OCI (Effective Portion)(a), (d)		Amount of Gains/(Losses) Reclassified from OCI into OID (Effective Portion)(a), (d)
	As of December 31,
(MILLIONS OF DOLLARS)	2015	2014	2015	2014	2015	2014
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign currency swaps	$—	$—	$(826)	$(799)	$(613)	$(808)
Foreign currency forward-exchange contracts	—	—	1,028	823	980	332

Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency swaps	—	—	—	78	—	—

Foreign currency forward-exchange contracts	(1)	—	256	—	—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign currency forward-exchange contracts	(42)	164	—	—	—	—
Foreign currency swaps	(4)	(2)	—	—	—	—

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency short-term borrowings	—	—	3	—	—	—
Foreign currency long-term debt	—	—	—	33	—	—
All other net	(16)	(3)	—	—	—	—
	$(64)	$160	$461	$135	$367	$(477)

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

For information about the fair value of our derivative financial instruments, and the impact on our consolidated balance sheets, see Note 7A above. Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. As of December 31, 2015, the aggregate fair value of these derivative instruments that are in a net liability position was $1.1 billion, for which we have posted collateral of $1.1 billion in the normal course of business. These features include the requirement to pay additional collateral in the event of a downgrade in our debt ratings. If there had been a downgrade to below an A rating by Standard and Poor’s (S&P) or the equivalent rating by Moody’s Investors Service, on December 31, 2015, we would have been required to post an additional $20 million of collateral to our counterparties. The collateral advanced receivables are reported in Short-term investments.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty. As of December 31, 2015, we had $2.4 billion due from a well-diversified, highly rated group (S&P ratings of mostly A or better) of bank counterparties around the world. For details about our investments, see Note 7B above.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under master netting agreements with financial institutions and these agreements contain provisions that provide for the ability for collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2015, we received cash collateral of $1.0 billion from various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, which is included in Cash and cash equivalents, the obligations are reported in Short-term borrowings, including current portion of long-term debt.

2015 Financial Report	99

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 8. Inventories

The following table provides the components of Inventories:
	As of December 31,
(MILLIONS OF DOLLARS)	2015	2014
Finished goods	$2,714	$1,905
Work in process	3,932	3,248
Raw materials and supplies	867	510
Inventories(a)	$7,513	$5,663
Noncurrent inventories not included above(b)	$594	$425

(a)	Increase primarily due to the acquisition of Hospira inventories, which were recorded at fair value. For additional information, see Note 2A.

(b)	Included in Other noncurrent assets. There are no recoverability issues associated with these amounts.
Note 9. Property, Plant and Equipment

The following table provides the components of Property, plant and equipment:
	Useful Lives	As of December 31,
(MILLIONS OF DOLLARS)	(Years)	2015	2014
Land	—	$588	$529
Buildings	33-50	9,604	9,355
Machinery and equipment	8-20	10,933	9,671
Furniture, fixtures and other	3-12 1/2	4,351	4,162
Construction in progress	—	1,791	1,271
		27,268	24,988
Less: Accumulated depreciation		13,502	13,226
Property, plant and equipment(a)		$13,766	$11,762

(a)
The increase in total property, plant and equipment is primarily due to the acquisition of Hospira (see Note 2A) and capital additions, partially offset by depreciation and, to a much lesser extent, impairments, disposals and the impact of foreign exchange.

Note 10. Identifiable Intangible Assets and Goodwill

A. Identifiable Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:
	December 31, 2015			December 31, 2014
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights	$77,613	$(47,193)	$30,419	$70,946	$(44,694)	$26,252
Brands	1,973	(928)	1,044	1,951	(855)	1,096
Licensing agreements and other	1,619	(918)	701	991	(832)	159
	81,205	(49,040)	32,165	73,887	(46,381)	27,506
Indefinite-lived intangible assets
Brands and other	7,021		7,021	7,273		7,273
In-process research and development	1,171		1,171	387		387
	8,192		8,192	7,660		7,660
Identifiable intangible assets(a)	$89,396	$(49,040)	$40,356	$81,547	$(46,381)	$35,166

(a)
The increase in Identifiable intangible assets, less accumulated amortization, is primarily due to assets acquired as part of the acquisition of Hospira and Baxter’s portfolio of marketed vaccines, partially offset by amortization, impairments and the impact of foreign exchange. For information about the assets acquired as part of the acquisition of Hospira and Baxter’s portfolio of marketed vaccines, see Note 2A. For information about impairments of intangible assets, see Note 4.

100	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Our identifiable intangible assets are associated with the following, as a percentage of total identifiable intangible assets, less accumulated amortization:
	December 31, 2015
	GIP	VOC	GEP	WRD
Developed technology rights	22%	29%	49%	—
Brands, finite-lived	—	81%	19%	—
Brands, indefinite-lived	—	70%	30%	—
In-process research and development	2%	10%	85%	3%

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, representing the commercialized products included in our biopharmaceutical businesses. The more significant components of developed technology rights are the following (in order of significance): Prevnar 13/Prevenar 13 Infant and Enbrel and, to a lesser extent, Premarin, Prevnar 13/Prevenar 13 Adult, Pristiq, Tygacil, Refacto AF, Effexor and Benefix. Also included in this category are infusion technologies and the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Consumer Healthcare business unit. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax/Xanax XR, Centrum, Caltrate, Medrol and Preparation H. The more significant components of finite-lived brands are the following (in order of significance): Nexium, Depo-Provera and, to a lesser extent, Advil Cold and Sinus and Idoform Bifiform.

In-Process Research and Development

IPR&D assets represent research and development assets that have not yet received regulatory approval in a major market. The more significant components of IPR&D are the programs for the treatment of staph aureus infections, as well as the sterile injectables and biosimilars IPR&D portfolios acquired as part of the Hospira acquisition and the sterile injectables IPR&D portfolio acquired as part of the InnoPharma acquisition.

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

Amortization

The weighted-average life for each of our total finite-lived intangible assets and the largest component, developed technology rights, is approximately 11 years. Total amortization expense for finite-lived intangible assets was $3.8 billion in 2015, $4.1 billion in 2014 and $4.8 billion in 2013.

The following table provides the annual amortization expense expected for the years 2016 through 2020:
(MILLIONS OF DOLLARS)	2016	2017	2018	2019	2020
Amortization expense	$3,885	$3,780	$3,666	$3,386	$2,419

2015 Financial Report	101

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:
(MILLIONS OF DOLLARS)	GIP	VOC	GEP	Total
Balance, January 1, 2014	$13,210	$11,559	$17,750	$42,519
Additions(a)	—	—	125	125
Other(b)	(178)	(161)	(236)	(575)
Balance, December 31, 2014	13,032	11,398	17,639	42,069
Additions(c)	—	39	7,284	7,323
Other(b)	(343)	(317)	(489)	(1,149)
Balance, December 31, 2015	$12,689	$11,120	$24,433	$48,242

(a)	Reflects the acquisition of InnoPharma. For additional information, see Note 2A.

(b)	Primarily reflects the impact of foreign exchange.

(c)
GEP additions relate to our acquisition of Hospira and are subject to change until we complete the recording of the assets acquired and liabilities assumed from Hospira. For additional information, see Note 2A.

Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both Internal Revenue Code-qualified and supplemental (non-qualified) defined benefit plans and contribution plans. A qualified plan meets the requirements of certain sections of the Internal Revenue Code, and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees with restrictions on discriminating in favor of highly compensated employees with regard to coverage, benefits and contributions. A supplemental (non-qualified) plan provides additional benefits to certain employees. In addition, we provide medical insurance benefits to certain retirees and their eligible dependents through our postretirement plans. During 2015, we recorded net pension and postretirement benefit obligations of approximately $115 million as a result of the acquisition of Hospira and an additional $122 million for the decision to terminate Hospira’s U.S. qualified pension plan.

A. Components of Net Periodic Benefit Costs and Changes in Other Comprehensive Income/(Loss)

The following table provides the annual cost (including, for 2013, costs reported as part of discontinued operations) and changes in Other comprehensive income/(loss) for our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)			U.S. Supplemental (Non-Qualified)(b)			International(c)			Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013
Service cost	$287	$253	$301	$22	$20	$26	$186	$199	$216	$55	$55	$61
Interest cost	676	697	666	54	57	67	307	394	378	117	169	166
Expected return on plan assets	(1,089)	(1,043)	(999)	—	—	—	(418)	(459)	(407)	(53)	(63)	(55)
Amortization of:
Actuarial losses	346	63	355	44	29	51	122	97	129	38	6	46
Prior service credits	(5)	(7)	(7)	(2)	(2)	(2)	(7)	(7)	(5)	(146)	(57)	(44)
Curtailments	3	2	—	—	—	—	5	—	(20)	(31)	(7)	(11)
Settlements	556	52	113	34	28	40	81	22	22	—	—	—
Special termination benefits	—	—	—	—	—	—	1	8	4	—	—	—
Net periodic benefit costs reported in Income	773	16	429	153	132	182	277	254	317	(21)	102	163
(Income)/cost reported in Other comprehensive income/(loss)(e)	(396)	2,768	(3,044)	(143)	163	(255)	(542)	260	(569)	(540)	(174)	(736)
(Income)/cost recognized in Comprehensive income	$378	$2,784	$(2,615)	$10	$294	$(73)	$(265)	$514	$(252)	$(560)	$(72)	$(573)

(a)
2015 v. 2014––The increase in net periodic benefit costs for our U.S. qualified pension plans was primarily driven by (i) higher settlement activity related to participants accepting the lump-sum option made in an offer to certain plan participants to elect a lump-sum payment to settle Pfizer’s pension obligation with those participants, or to elect an early annuity, and (ii) the increase in the amounts amortized for actuarial losses resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation (which increased the amount of deferred actuarial losses), and, to a lesser extent, a 2014 change in mortality assumptions (reflecting a longer life expectancy for plan participants). The aforementioned increases were partially offset by (i) a greater expected return on plan assets resulting from an increased plan asset base due to a voluntary contribution of $1.0 billion made at the beginning of January 2015, which in turn was partially offset by a decrease in the expected rate of return on plan assets from 8.5% to 8.3% and (ii) lower interest costs resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation.

102	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

(b)
2015 v. 2014––The increase in net periodic benefit costs for our U.S. supplemental (non-qualified) pension plans was primarily driven by (i) an increase in the amounts amortized for actuarial losses resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation, and (ii) higher settlement activity.

2014 v. 2013––The decrease in net periodic benefit costs for our U.S. supplemental (non-qualified) pension plans was primarily driven by (i) the decrease in the amounts amortized for actuarial losses resulting from the increase, in 2013, in the discount rate used to determine the benefit obligation, (ii) lower settlement activity and (iii) lower interest costs.

(c)
2015 v. 2014––The increase in net periodic benefit costs for our international pension plans was primarily driven by (i) a decrease in the expected return on plan assets due to a lower expected rate of return on plan assets, (ii) an increase in the amounts amortized for actuarial losses resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation, and (iii) higher settlement charges due to the settlement of a pension plan in Sweden. The aforementioned increase in net periodic benefit costs was partially offset by the decrease in interest cost resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation.

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

(d)
2015 v. 2014––The decrease in net periodic benefit costs for our postretirement plans was primarily driven by (i) the increase in the amounts amortized for prior service credits and (ii) an increase in curtailment gain resulting from the implementation of changes to certain retiree medical benefits to adopt programs eligible for the Medicare Part D plan subsidy, as allowed under the employer group waiver plan, and another plan change to establish benefit caps for certain plan participants, as well as (iii) a decrease in interest cost resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation. The aforementioned decreases were partially offset by an increase in actuarial losses resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation.

2014 v. 2013––The decrease in net periodic benefit costs for our postretirement plans was primarily driven by the decrease in the amounts amortized for actuarial losses resulting from the increase, in 2013, in the discount rate used to determine the benefit obligation (which reduced the amount of deferred actuarial losses).

(e)	For details of the changes in Other comprehensive income/(loss), see the benefit plan activity in the consolidated statements of comprehensive income.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2016 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses	$(398)	$(37)	$(91)	$(29)
Prior service credits and other	(5)	1	2	164
Total	$(403)	$(36)	$(89)	$135

2015 Financial Report	103

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions of our benefit plans:
(PERCENTAGES)	2015	2014	2013
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. qualified pension plans	4.5%	4.2%	5.2%
U.S. non-qualified pension plans	4.5%	4.0%	4.8%
International pension plans	3.1%	3.0%	3.9%
Postretirement plans	4.5%	4.2%	5.1%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.6%	2.7%	2.9%
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
U.S. qualified pension plans	4.2%	5.2%	4.3%
U.S. non-qualified pension plans	4.0%	4.8%	3.9%
International pension plans	3.0%	3.9%	3.8%
Postretirement plans	4.2%	5.1%	4.1%
Expected return on plan assets:
U.S. qualified pension plans	8.3%	8.5%	8.5%
International pension plans	5.5%	5.8%	5.6%
Postretirement plans	8.3%	8.5%	8.5%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.7%	2.9%	3.1%
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

The weighted-average discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better that reflect the rates at which the pension benefits could be effectively settled. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA/Aa or better, including, when there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Overall, the yield curves used to determine the discount rates at year-end 2015 exhibited higher interest rates as compared to the prior year.

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2015	2014
Healthcare cost trend rate assumed for next year(a)	7.4%	7.0%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2037	2027

(a)
In 2015 Pfizer started using separate healthcare cost trend rates for U.S. postretirement plan participants based on their age (6.5% for plan participants up to the age of 65, and 7.9% for plan participants age 65 and over). The rate shown in the table is a blended rate, for ease of comparison.

The following table provides the effects as of December 31, 2015 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:
(MILLIONS OF DOLLARS)	Increase	Decrease
Effect on total service and interest cost components	$11	$(11)
Effect on postretirement benefit obligation	77	(80)
Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C.

104	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Obligations and Funded Status

The following table provides an analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)		U.S. Supplemental (Non-Qualified)(b)		International(c)		Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2015	2014	2015	2014	2015	2014	2015	2014
Change in benefit obligation(e)

Benefit obligation, beginning	$16,575	$13,976	$1,481	$1,341	$10,796	$10,316	$3,168	$3,438
Service cost	287	253	22	20	186	197	55	55
Interest cost	676	697	54	57	307	393	117	169
Employee contributions	—	—	—	—	7	8	79	75
Plan amendments	62	—	4	—	(1)	(54)	(497)	(692)
Changes in actuarial assumptions and other	(774)	2,653	(70)	218	(273)	1,346	(185)	447
Foreign exchange impact	—	—	—	—	(938)	(794)	(20)	(10)
Acquisitions/divestitures/other, net	542	—	9	—	19	(55)	49	—
Curtailments	3	2	—	—	(2)	(127)	(3)	(4)
Settlements	(2,034)	(308)	(93)	(96)	(499)	(32)	—	—
Special termination benefits	—	—	—	—	1	8	—	—
Benefits paid	(412)	(697)	(65)	(58)	(389)	(408)	(300)	(309)
Benefit obligation, ending(e)	14,926	16,575	1,343	1,481	9,214	10,796	2,463	3,168

Change in plan assets
Fair value of plan assets, beginning	12,706	12,869	—	—	8,588	8,250	762	741
Actual gain/(loss) on plan assets	(124)	819	—	—	290	1,046	(3)	45
Company contributions	1,000	23	158	154	558	316	84	210
Employee contributions	—	—	—	—	7	8	79	75
Foreign exchange impact	—	—	—	—	(602)	(594)	—	—
Acquisitions/divestitures, net	496	—	—	—	6	3	—	—
Settlements	(2,034)	(308)	(93)	(96)	(499)	(32)	—	—
Benefits paid	(412)	(697)	(65)	(58)	(389)	(408)	(300)	(309)
Fair value of plan assets, ending	11,633	12,706	—	—	7,959	8,588	622	762
Funded status—Plan assets less than benefit obligation	$(3,292)	$(3,869)	$(1,343)	$(1,481)	$(1,255)	$(2,208)	$(1,841)	$(2,406)

(a)
The favorable change in the funded status of our U.S. qualified plans was primarily due to (i) the plan gains resulting from the increase in the discount rate, and (ii) a $1 billion voluntary contribution to the plans, partially offset by (i) the net impact of the acquisition of Hospira and (ii) a decrease in the actual return on assets.

(b)
Our U.S. supplemental (non-qualified) plans are generally not funded and these obligations, which are substantially greater than the annual cash outlay for these liabilities, will be paid from cash generated from operations. The decrease in the benefit obligation is primarily due to an increase in the discount rate.

(c)
The favorable change in the international plans’ funded status was primarily due to (i) plan gains related to favorable changes in actuarial assumptions and experience, (ii) an increase in company contributions to plan assets and (iii) foreign exchange impacts.

(d)
The favorable change in the funded status of our postretirement plans was primarily due to (i) plan gains resulting from favorable changes in plan assumptions and an increase in the discount rate, and (ii) the impact of a plan amendment approved in June 2015 that introduced a cap on costs for certain groups within the plan, partially offset by (i) the reduced company contributions as the result of reimbursements received for eligible prescription drug expenses for certain retirees and (ii) the acquisition of Hospira.

(e)
For the U.S. and international pension plans, the benefit obligation is the projected benefit obligation (PBO). For the postretirement plans, the benefit obligation is the accumulated postretirement benefit obligation (ABO). The ABO for all of our U.S. qualified pension plans was $14.8 billion in 2015 and $16.3 billion in 2014. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.3 billion in 2015 and $1.4 billion in 2014. The ABO for our international pension plans was $8.8 billion in 2015 and $10.3 billion in 2014.

2015 Financial Report	105

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information as to how the funded status is recognized in our consolidated balance sheets:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2015	2014	2015	2014	2015	2014	2015	2014
Noncurrent assets(a)	$—	$—	$—	$—	$572	$509	$—	$—
Current liabilities(b)	—	—	(126)	(136)	(25)	(45)	(31)	(27)
Noncurrent liabilities(c)	(3,292)	(3,869)	(1,216)	(1,345)	(1,801)	(2,671)	(1,809)	(2,379)
Funded status	$(3,292)	$(3,869)	$(1,343)	$(1,481)	$(1,255)	$(2,208)	$(1,841)	$(2,406)

(a)	Included primarily in Other noncurrent assets.

(b)	Included in Accrued compensation and related items.

(c)	Included in Pension benefit obligations, net and Postretirement benefit obligations, net, as appropriate.

The following table provides the pre-tax components of cumulative amounts recognized in Accumulated other comprehensive loss:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2015	2014	2015	2014	2015	2014	2015	2014
Actuarial losses(a)	$(4,272)	$(4,735)	$(419)	$(567)	$(1,979)	$(2,527)	$(523)	$(745)
Prior service (costs)/credits	(33)	35	4	10	29	36	1,415	1,098
Total	$(4,305)	$(4,700)	$(415)	$(557)	$(1,949)	$(2,492)	$892	$352

(a)
The accumulated actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our projected benefit obligations, as well as the cumulative difference between the expected return and actual return on plan assets. These accumulated actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs primarily over the average remaining service period for active participants, using the corridor approach. The average amortization periods utilized are 8.2 years for our U.S. qualified plans, 8.1 years for our U.S. supplemental (non-qualified) plans, 17 years for our international plans, and 9.5 years for our postretirement plans.

The following table provides information related to the funded status of selected benefit plans:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2015	2014	2015	2014	2015	2014
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$11,633	$12,706	$—	$—	$976	$1,718
Accumulated benefit obligation	14,755	16,323	1,324	1,447	2,495	4,021
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	11,633	12,706	—	—	1,546	1,999
Projected benefit obligation	14,926	16,575	1,343	1,481	3,373	4,715
All of our U.S. plans and many of our international plans were underfunded as of December 31, 2015.

106	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets:
		Fair Value(a)				Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2015	Level 1	Level 2	Level 3	As of December 31, 2014	Level 1	Level 2	Level 3
U.S. qualified pension plans
Cash and cash equivalents	$417	$81	$336	$—	$756	$84	$672	$—
Equity securities:
Global equity securities	3,720	3,717	2	1	3,394	3,391	2	1
Equity commingled funds	951	—	825	126	1,647	—	1,500	147
Fixed income securities:
Corporate debt securities	2,866	3	2,861	2	3,013	—	3,008	5
Government and agency obligations	989	—	989	—	1,124	—	1,124	—
Fixed income commingled funds	222	—	222	—	242	—	242	—
Other investments:
Partnership investments(b)	1,120	—	129	991	1,156	—	198	958
Insurance contracts	259	—	259	—	278	—	278	—
Other commingled funds(c)	1,089	—	—	1,089	1,096	—	—	1,096
Total	11,633	3,801	5,623	2,209	12,706	3,475	7,024	2,207
International pension plans
Cash and cash equivalents	207	14	193	—	331	25	306	—
Equity securities:
Global equity securities	901	815	85	—	1,781	1,674	107	—
Equity commingled funds	2,218	16	2,119	83	1,851	19	1,832	—
Fixed income securities:
Corporate debt securities	653	171	481	—	773	183	590	—
Government and agency obligations	1,224	109	1,114	—	1,213	140	1,073	—
Fixed income commingled funds	1,216	37	1,142	37	1,037	44	969	24
Other investments:
Partnership investments(b)	58	—	6	52	61	—	6	55
Insurance contracts	257	—	21	236	425	1	150	274
Other(c)	1,227	59	370	798	1,116	46	326	744
Total	7,959	1,222	5,531	1,206	8,588	2,132	5,359	1,097
U.S. postretirement plans(d)
Cash and cash equivalents	6	—	6	—	18	1	17	—
Equity securities:
Global equity securities	64	64	—	—	89	89	—	—
Equity commingled funds	16	—	14	2	44	—	40	4
Fixed income securities:
Corporate debt securities	49	—	49	—	79	—	79	—
Government and agency obligations	17	—	17	—	30	—	30	—
Fixed income commingled funds	4	—	4	—	6	—	6	—
Other investments:
Partnership investments(b)	19	—	2	17	30	—	5	25
Insurance contracts	429	—	429	—	437	—	437	—
Other commingled funds(c)	19	—	—	19	29	—	—	29
Total	$622	$64	$521	$38	$762	$90	$614	$58

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E).

(b)	Primarily includes investments in private equity, private debt, public equity limited partnerships, and, to a lesser extent, real estate and venture capital.

(c)	Primarily includes, for U.S. plan assets, investments in hedge funds and, to a lesser extent, real estate and, for international plan assets, investments in real estate and hedge funds.

(d)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

2015 Financial Report	107

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs:
	Year Ended December 31,
	U.S. Qualified Pension Plans				International Pension Plans
	Partnership investments		Other commingled funds		Insurance contracts		Other
(MILLIONS OF DOLLARS)	2015	2014	2015	2014	2015	2014	2015	2014
Fair value, beginning	$958	$932	$1,096	$715	$274	$300	$744	$500
Actual return on plan assets:
Assets held, ending	84	104	(8)	47	16	23	25	47
Assets sold during the period	—	—	(34)	(7)	—	—	3	8
Purchases, sales and settlements, net	(51)	(78)	35	341	(17)	(20)	73	254
Transfer into/(out of) Level 3	—	—	—	—	—	—	—	(19)
Exchange rate changes	—	—	—	—	(37)	(29)	(47)	(46)
Fair value, ending	$991	$958	$1,089	$1,096	$236	$274	$798	$744

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

We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness.

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:
	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(PERCENTAGES)	2015	2015	2014
U.S. qualified pension plans
Cash and cash equivalents	0-10%	3.6%	5.9%
Equity securities	35-55%	40.2%	39.7%
Fixed income securities	30-55%	35.0%	34.5%
Other investments(a)	5-17.5%	21.2%	19.9%
Total	100%	100%	100%
International pension plans
Cash and cash equivalents	0-10%	2.6%	3.9%
Equity securities	35-55%	39.2%	42.3%
Fixed income securities	30-55%	38.8%	35.2%
Other investments(a)	5-17.5%	19.4%	18.6%
Total	100%	100%	100%
U.S. postretirement plans
Cash and cash equivalents	0-5%	1.0%	2.4%
Equity securities	—	12.8%	17.4%
Fixed income securities	—	11.2%	15.1%
Other investments	95-100%	75.0%	65.1%
Total	100%	100%	100%

(a)
Actual percentage of plan assets in Other Investments for 2015 includes $259 million related to a group fixed annuity insurance contract that was executed by legacy Wyeth for certain members of its defined benefit plans prior to Pfizer acquiring the company in 2009, and $129 million related to an investment in a partnership whose primary holdings are public equity securities.

108	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

The following table provides the expected future cash flow information related to our benefit plans:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Expected employer contributions:
2016(a)	$1,000	$126	$170	$(9)
Expected benefit payments:
2016	$1,000	$126	$350	$198
2017	1,655	121	348	205
2018	985	125	352	208
2019	947	110	359	208
2020	959	114	370	207
2021–2025	4,517	512	1,959	1,001

(a)
For the U.S. qualified plans, the $1.0 billion voluntary contribution was paid in January 2016. For the U.S. postretirement plans, the Internal Revenue Code 401(h) reimbursement in January 2016 totaling $198 million is expected to exceed the payments.

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.
F. Defined Contribution Plans

We have defined contribution plans in the U.S. and several other countries. For the majority of the U.S. defined contribution plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, in cash, a portion of the employee contributions. Beginning on January 1, 2011, for newly hired non-union employees, rehires and transfers to the U.S. or Puerto Rico, we no longer offer a defined benefit pension plan and, instead, offer a retirement savings contribution (RSC) in the defined contribution plan. Beginning on January 1, 2018, all non-union employees in those U.S. and Puerto Rico defined benefit plans will receive the RSC in the defined contribution plans. The RSC enhanced benefit consists of a non-contributory employer contribution (that is, not dependent upon the participant making a contribution) determined based on each employee’s eligible compensation, age and years of service. We recorded charges related to the employer contributions to global defined contribution plans of $287 million in 2015, $278 million in 2014 and $266 million in 2013.

2015 Financial Report	109

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 12. Equity

A. Common Stock

We purchase our common stock through privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes. Our December 2011 $10 billion share-purchase plan was exhausted in the first quarter of 2013. Our November 2012 $10 billion share-purchase plan was exhausted in the fourth quarter of 2013. On June 27, 2013, we announced that the Board of Directors had authorized a $10 billion share-purchase plan, which was exhausted in the first quarter of 2015. On October 23, 2014, we announced that the Board of Directors had authorized an additional $11 billion share-purchase plan (the October 2014 Stock Purchase Plan), and share repurchases commenced thereunder in January 2015. In December 2015, the Board of Directors authorized a new $11 billion share repurchase program to be utilized over time.

On February 9, 2015, we entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (GS&Co.) to repurchase shares of our common stock. This agreement was entered into under our previously announced share repurchase authorization. Pursuant to the terms of the agreement, on February 11, 2015, we paid $5 billion to GS&Co. and received approximately 151 million shares of our common stock from GS&Co. On July 2, 2015, the accelerated share repurchase agreement with GS&Co. was completed, which, per the terms of the agreement, resulted in us owing GS&Co. a certain number of shares of Pfizer common stock or its equivalent dollar value. Pursuant to the agreement’s settlement terms, we elected to settle this amount in cash and paid an additional $160 million to GS&Co. on July 13, 2015, resulting in a total of approximately $5.2 billion paid to GS&Co. The final average price paid for the shares delivered under the accelerated share repurchase agreement was $34.13 per share.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreement:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2015(a)	2014	2013
Shares of common stock purchased	182	165	563
Cost of purchase	$6.2	$5.0	$16.3

(a)	Includes approximately 151 million shares purchased for $5.2 billion pursuant to the accelerated share repurchase agreement as well as other share repurchases through year-end 2015.

After giving effect to the accelerated share repurchase agreement, as well as other share repurchases through year-end 2015, our remaining share-purchase authorization was approximately $16.4 billion at December 31, 2015.
In addition, on June 24, 2013, we exchanged all of our remaining interest in Zoetis for approximately 405.117 million shares of our common stock, valued at $11.4 billion. The common stock received in the exchange transaction was recorded in Treasury stock. For additional information, see Note 2D.
The definitive merger agreement we entered into with Allergan in November 2015 includes a provision that Pfizer may continue to pay regular quarterly cash dividends on Pfizer’s common stock of not more than $0.28 per share per quarter (subject to annual adjustment, if any, in a manner consistent with past practice by Pfizer’s Board of Directors), consistent with past practice as to timing of declaration, record date and payment date. On December 14, 2015, we declared a $0.30 dividend per share for the first quarter of 2016, which is in compliance with the definitive merger agreement.
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

Allocated shares held by the Common ESOP, including reinvested dividends, are considered outstanding for the earnings per share (EPS) calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP are assumed in the diluted EPS calculation. As of December 31, 2015, the Preferred ESOP held preferred shares convertible into approximately 2 million shares of our common stock, and the Common ESOP held approximately 58 million shares of our common stock. As of December 31, 2015, all shares of preferred and common stock held by the ESOPs have been allocated to the Pfizer U.S. and certain Puerto Rico defined contribution plan participants. The compensation cost related to the common ESOPs was $8 million in 2015, $136 million in 2014 and $133 million in 2013. Prior to 2015, Pfizer matching contributions were primarily invested in the Common ESOP. Beginning in January 2015, Pfizer matching contributions are being invested based on the investment direction of the employees’ own contributions. As a result, the compensation cost related to the Common ESOP was lower in 2015, compared to 2014, while contributions made to other investment funds increased. Therefore, although Pfizer matching contributions have not declined in aggregate, less contributions are being invested in the Common ESOP.

110	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 13. Share-Based Payments

Our compensation programs can include share-based payments, in the form of Restricted Stock Units (RSUs), stock options, Portfolio Performance Shares (PPSs), Total Shareholder Return Units (TSRUs), Performance Share Awards (PSAs) and restricted stock grants.

The 2014 Stock Plan (2014 Plan) replaced and superseded the 2004 Stock Plan (2004 Plan), as amended and restated. The 2014 Plan provides for 520 million shares to be authorized for grants, plus any shares remaining available for grant under the 2004 Plan as of April 24, 2014 (the carryforward shares). In addition, the 2014 Plan provides that the number of stock options, Stock Appreciation Rights (SARs) (known as TSRUs), RSUs, restricted stock awards or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 20 million shares, and that RSUs, PPSs, PSAs and restricted stock grants count as three shares, while stock options and TSRUs count as one share, toward the maximum shares available under the 2014 plan. The 2004 Plan provided that the number of stock options, TSRUs or other performance-based awards granted to any one individual during any 36-month period was limited to 8 million shares, and that RSUs, PPSs, PSAs and restricted stock grants counted against the maximum available shares as two shares, while stock options and TSRUs counted as one share. As of December 31, 2015, 494 million shares were available for award.

Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, treasury stock to satisfy our obligations under these programs.
A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit (including those reported as part of discontinued operations in 2013):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Restricted Stock Units	$306	$270	$249
Stock Options	165	150	140
Portfolio Performance Shares	147	96	56
Total Shareholder Return Units	36	37	37
Performance Share Awards	11	30	34
Directors’ compensation	4	3	7
Share-based payment expense	669	586	523
Tax benefit for share-based compensation expense	(198)	(179)	(173)
Share-based payment expense, net of tax	$471	$407	$350
Amounts capitalized as part of inventory cost were not significant for any period presented.
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

The following table summarizes all RSU activity during 2015:
	Shares (Thousands)	Weighted-Average Grant-Date Fair Value Per Share
Nonvested, December 31, 2014	29,936	$26.99
Granted	10,602	34.40
Vested	(10,802)	22.04
Reinvested dividend equivalents	961	34.08
Forfeited	(1,562)	31.32
Nonvested, December 31, 2015	29,135	$31.53

2015 Financial Report	111

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2015	2014	2013
Total fair value of shares vested	$371	$401	$379
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$279	$255	$239
Weighted-average period over which RSU cost is expected to be recognized (years)	1.8	1.8	1.8

C. Stock Options

Stock options are awarded to select employees and, when vested, entitle the holder to purchase a specified number of shares of Pfizer common stock at a price per share equal to the closing market price of Pfizer common stock on the date of grant.

All eligible employees may receive stock option grants. No stock options were awarded to senior and other key management in any period presented; however, stock options were awarded to certain other employees. In virtually all instances, stock options granted since 2005 vest after three years of continuous service from the grant date and have a contractual term of ten years. In most cases, stock options must be held for at least one year from the grant date before any vesting may occur. In the event of a sale of business or plant closing or restructuring, options held by employees are immediately vested and are exercisable for a period from three months to their remaining term, depending on various conditions.

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

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2015	2014	2013
Expected dividend yield(a)	3.19%	3.18%	3.45%
Risk-free interest rate(b)	1.89%	1.94%	1.16%
Expected stock price volatility(c)	18.34%	19.76%	19.68%
Expected term (years)(d)	6.75	6.50	6.50

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

The following table summarizes all stock option activity during 2015:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
Outstanding, December 31, 2014	249,112	$24.05
Granted	46,130	34.59
Exercised	(56,890)	22.31
Forfeited	(4,825)	31.24
Expired	(973)	26.24
Outstanding, December 31, 2015	232,554	26.41	6.2	$1,467
Vested and expected to vest, December 31, 2015(b)	226,804	26.23	6.1	1,466
Exercisable, December 31, 2015	109,561	$20.67	4.0	$1,273

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2015	2014	2013
Weighted-average grant-date fair value per stock option	$4.30	$4.40	$3.13
Aggregate intrinsic value on exercise	$666	$458	$578
Cash received upon exercise	$1,263	$1,002	$1,750
Tax benefits realized related to exercise	$187	$131	$160
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$159	$147	$120
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.8	1.8	1.7

112	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Portfolio Performance Shares (PPSs)

PPSs are awards granted to select employees which, when vested, entitle the holder to receive, at the end of the performance period, a number of shares within a possible range of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such shares. For PPSs granted during the period presented, the awards vest after three years of continuous service from the grant date and the number of shares paid, if any, depends on the achievement of predetermined goals related to Pfizer’s long-term product portfolio during a five-year performance period from the year of the grant date. The target number of shares is determined by reference to competitive survey data. The number of shares that may be earned over the performance period ranges from 0% to 200% of the initial award.
We measure the value of PPS grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer’s common stock, changes in the number of shares that are probable of being earned and changes in management’s assessment of the probability that the specified performance criteria will be achieved and/or changes in management’s assessment of the probable vesting term.

The following table summarizes all PPS activity during 2015, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2014	18,877	$31.15
Granted	8,537	34.59
Vested(a)	(3,403)	34.38
Forfeited	(1,508)	33.75
Nonvested, December 31, 2015(a)	22,503	$32.28
(a)Vested and non-vested shares outstanding, but not paid as of December 31, 2015 were 25,895.

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2015	2014	2013
Total fair value of shares vested	$60	$—	$—
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$102	$139	$107
Weighted-average period over which PPS cost is expected to be recognized (years)	1.7	1.8	2.0
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

The following table provides the weighted-average assumptions used in the valuation of TSRUs:
	Year Ended December 31,
	2015	2014	2013
Expected dividend yield(a)	3.19%	3.18%	3.45%
Risk-free interest rate(b)	1.76%	1.78%	1.03%
Expected stock price volatility(c)	18.41%	19.76%	19.68%
Contractual term (years)	5.91	5.97	5.98

(a)	Determined using a constant dividend yield during the expected term of the TSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

2015 Financial Report	113

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all TSRU activity during 2015:
	Share Units (Thousands)	Weighted-Average Grant-Date Fair Value Per Share Unit	Weighted-Average Grant Price Per Share Unit
Nonvested, December 31, 2014	20,935	$5.29	$26.40
Granted	6,394	6.66	34.54
Vested	(8,050)	4.51	21.22
Forfeited	(1,212)	6.22	31.44
Nonvested, December 31, 2015	18,067	$6.07	$31.27

The following table summarizes all outstanding TSRU activity as of December 31, 2015(a):
	Share Units (Thousands)	Weighted-Average Grant Price Per Share Unit	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Millions)
Outstanding	35,757	$25.82	2.9	$347
Vested	17,690	20.26	1.7	286
Expected to vest	18,067	31.27	4.2	61

(a)	In 2015, we settled 4,247,428 share units with a weighted-average grant price of $17.69 per share unit.

The following table provides data related to all TSRU activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER TSRU AMOUNTS)	2015	2014	2013
Weighted-average grant-date fair value per TSRU	$6.66	$6.51	$5.14
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$29	$30	$31
Weighted-average period over which TSRU cost is expected to be recognized (years)	1.8	1.8	1.6

F. Performance Share Awards (PSAs)

PSAs are awarded to senior and other key management. PSAs vest after three years of continuous service from the grant date. The number of shares paid, if any, including shares resulting from dividend equivalents, for awards granted in 2015, depends upon the achievement of predetermined goals related to two measures: (i) operating income over three one-year periods; and (ii) Total Shareholder Return (TSR) as compared to the NYSE ARCA Pharmaceutical Index (DRG Index) over the three-year performance period. The number of shares paid from awards granted in 2014 and prior depends upon the achievement of predetermined goals related to Pfizer's TSR as compared to an industry peer group, for the three-year performance period from the year of the grant date. The target number of shares is determined by reference to the value of share-based awards to similar employees in the industry peer group. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

We measure the value of PSA grants as of the grant date using the intrinsic value method, for which we use the closing price of Pfizer common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer’s common stock, changes in the number of shares that are probable of being earned and changes in management’s assessment of the probability that the specified performance criteria will be achieved.

The following table summarizes all PSA activity during 2015, with the shares granted representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2014	4,090	$31.15
Granted	1,648	34.59
Vested	(417)	34.65
Forfeited	(1,450)	34.55
Nonvested, December 31, 2015	3,871	$32.28

114	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides data related to all PSA activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Total fair value of shares vested	$14	$39	$40
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$24	$21	$25
Weighted-average period over which PSA cost is expected to be recognized (years)	1.9	1.7	1.7

Note 14. Earnings Per Common Share Attributable to Pfizer Inc. Common Shareholders

The following table provides the detailed calculation of Earnings per common share (EPS):
	Year Ended December 31,
(IN MILLIONS)	2015	2014	2013
EPS Numerator––Basic
Income from continuing operations	$6,975	$9,119	$11,410
Less: Net income attributable to noncontrolling interests	26	32	30
Income from continuing operations attributable to Pfizer Inc.	6,949	9,087	11,380
Less: Preferred stock dividends––net of tax	1	1	2
Income from continuing operations attributable to Pfizer Inc. common shareholders	6,948	9,086	11,378
Discontinued operations––net of tax	11	48	10,662
Less: Discontinued operations––net of tax, attributable to noncontrolling interests	—	—	39
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders	11	48	10,623
Net income attributable to Pfizer Inc. common shareholders	$6,959	$9,134	$22,001
EPS Numerator––Diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$6,948	$9,087	$11,380
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders and assumed conversions	11	48	10,623
Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$6,960	$9,135	$22,003
EPS Denominator
Weighted-average number of common shares outstanding––Basic	6,176	6,346	6,813
Common-share equivalents: stock options, stock issuable under employee compensation plans, convertible preferred stock and accelerated share repurchase agreement	81	78	82
Weighted-average number of common shares outstanding––Diluted	6,257	6,424	6,895
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(a)	50	44	43

(a)
These common stock equivalents were outstanding for the years ended December 31, 2015, 2014 and 2013, but were not included in the computation of diluted EPS for those periods because their inclusion would have had an anti-dilutive effect.

Note 15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $243 million in 2015, $216 million in 2014 and $233 million in 2013.

The future minimum rental commitments under non-cancelable operating leases follow:
(MILLIONS OF DOLLARS)	2016	2017	2018	2019	2020	After 2020
Lease commitments	$202	$196	$170	$143	$119	$1,002

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

2015 Financial Report	115

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

•
Product liability and other product-related litigation, which can include personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, among others, often involves highly complex issues relating to medical causation, label warnings and reliance on those warnings, scientific evidence and findings, actual, provable injury and other matters.

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

A1. Legal Proceedings––Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to, those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic drug manufacturer. Also, counterclaims, as well as various independent actions, have been filed alleging that our assertions of, or attempts to enforce, our patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, we note that the patent rights to certain of our products are being challenged in various other countries. We are also party to other patent damages suits in various jurisdictions pursuant to which generic drug manufacturers, payers, governments or other parties are seeking damages from us for alleged delay of generic entry related to patent enforcement litigation. Additionally, our licensing and collaboration partners face challenges by generic drug manufacturers to patents covering several of their products that may impact our licenses or co-promotion rights to such products. We are also subject to patent litigation pursuant to which one or more third parties is seeking damages and/or injunctive relief to compensate for the alleged infringement of its patents due to our commercial or other activities. For example, our subsidiary, Hospira, is involved in patent and patent-related disputes over its attempts to bring generic pharmaceutical and biosimilar products to market. If the marketed product is ultimately found to infringe the valid patent rights of a third party, such third party may be awarded significant damages, or we may be prevented from further sales of such product. Such damages may be enhanced as much as three-fold in the event that we or one of our subsidiaries, like Hospira, is found to have willfully infringed the valid patent rights of a third party.

116	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Actions In Which We Are The Plaintiff

Sutent (sunitinib malate)
In May 2010, Mylan notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Sutent and challenging on various grounds the Sutent basic patent, which expires in 2021, and two other patents that expire in 2020 and 2021, respectively. In June 2010, we filed suit against Mylan in the U.S. District Court for the District of Delaware asserting the infringement of those three patents. The patent expiring in 2020 was dismissed from the case prior to trial. In October 2014, the court held that the two patents expiring in 2021 were valid and infringed. In October 2014, Mylan appealed the decision to the U.S. Court of Appeals for the Federal Circuit. In January 2016, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s decision upholding the validity and infringement of the two patents expiring in 2021.
EpiPen
In July 2010, King Pharmaceuticals, Inc. (King), which we acquired in 2011 and is a wholly owned subsidiary, brought a patent-infringement action against Sandoz, Inc., a division of Novartis AG (Sandoz), in the U.S. District Court for the District of New Jersey in connection with Sandoz’s abbreviated new drug application filed with the FDA seeking approval to market an epinephrine injectable product. Sandoz is challenging patents, which expire in 2025, covering the next-generation autoinjector for use with epinephrine that is sold under the EpiPen brand name.

Toviaz (fesoterodine)
We have an exclusive, worldwide license to market Toviaz from UCB Pharma GmbH, which owns the patents relating to Toviaz.

Beginning in May 2013, several generic drug manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Toviaz and asserting the invalidity, unenforceability and/or non-infringement of all of our patents for Toviaz that are listed in the FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, commonly referred to as the “Orange Book”. Beginning in June 2013, we filed actions against all of those generic drug manufacturers in the U.S. District Court for the District of Delaware, asserting the infringement of five of the patents for Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019, and a patent covering salts of fesoterodine that expires in 2022. In June and July 2015, we settled with four of the eight generic defendants. The trial relating to the remaining defendants occurred in July 2015, and we are waiting for a ruling from the court.

Tygacil (tigecycline)
In October 2013, we received notice of a Section 505(b)(2) new drug application filed by Fresenius Kabi USA LLC (Fresenius) for a tigecycline injectable product. Fresenius asserts the invalidity and non-infringement of the basic patent for Tygacil that expires in April 2016, the formulation patent for Tygacil that expires in 2029 and the polymorph patent for Tygacil that expires in 2030. In November 2013, we filed suit against Fresenius in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patents in suit. In November 2015, we settled our claims against Fresenius on terms that permit Fresenius to launch a tigecycline injectable product in the U.S. prior to the expiration of certain of the patents that were the subject of the challenge.

In November 2014, Mylan Laboratories Limited (formerly Agila Specialties Private Limited) (Mylan Laboratories) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Tygacil. Mylan Laboratories asserts the invalidity and non-infringement of the polymorph patent for Tygacil and the formulation patent for Tygacil. Mylan Laboratories has not challenged the basic patent. In January 2015, we filed suit against Mylan Laboratories in the U.S. District Court for the District of Delaware, asserting the validity and infringement of the polymorph patent and the formulation patent for Tygacil.

In addition, in September 2015 and December 2015, we received notices of Section 505(b)(2) new drug applications filed by each of Mylan and Accord Healthcare Inc. (Accord) for tigecycline injectable products. Mylan and Accord assert the invalidity and non-infringement of the polymorph patent for Tygacil, and two formulation patents for Tygacil that expire in 2028 and 2029, respectively. In October 2015, we filed suit against Mylan in the U.S. District Court for the District of Delaware and in the U.S. District Court for the District of West Virginia asserting the validity and infringement of the patents in suit. In February 2016, we filed suit against Accord in the U.S. District Court for the District of Delaware and in the U.S. District Court for the Middle District of North Carolina asserting the validity and infringement of the patents in suit.

Precedex Premix
In June 2014, Ben Venue Laboratories, Inc. (Ben Venue) notified our subsidiary, Hospira, that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that a patent relating to the use of Precedex in an intensive care unit setting, which expires in March 2019, was invalid or not infringed. In August 2014, Hospira and Orion Corporation (co-owner of the patent in suit) filed suit against Ben Venue, Hikma Pharmaceuticals PLC (Hikma), and West-Ward Pharmaceutical Corp. in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patent in suit. In October 2014, Eurohealth International Sarl was substituted for Ben Venue and Hikma.

In June 2015, Amneal Pharmaceuticals LLC (Amneal) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that four patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In August 2015, Hospira filed suit against Amneal in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patents in suit.

In December 2015, Fresenius notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that four patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In January 2016, Hospira filed suit against Fresenius in the U.S. District Court for the Northern District of Illinois asserting the validity and infringement of the patents in suit.

2015 Financial Report	117

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Matters Involving Our Collaboration/Licensing Partners

Nexium 24HR (esomeprazole)
We have an exclusive license from AstraZeneca PLC (AstraZeneca) to market in the U.S. the over-the-counter (OTC) version of Nexium (Nexium 24HR). Beginning in October 2014, Actavis Laboratories FL, Inc., and subsequently Andrx Labs, LLC (Andrx), Perrigo Company plc (Perrigo), Lupin Limited and, in October 2015, Dr. Reddy’s Laboratories, Inc. & Ltd. (Dr. Reddy’s) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Nexium 24HR prior to the expiration of one or more of AstraZeneca’s patents listed in the Orange Book for Nexium 24HR. From November 2014 through November 2015, AstraZeneca filed actions against each of Actavis Laboratories FL, Inc., Andrx, Perrigo, Lupin Limited and Dr. Reddy’s in the U.S. District Court for the District of New Jersey asserting the infringement of the challenged patents. We are not a party to AstraZeneca’s patent-infringement actions.

Eliquis (apixaban) - Inter-Partes Review (IPR)
In August 2015, Bristol-Myers Squibb (BMS) received a Petition for Inter Partes Review (the Petition) of the composition of matter patent that contains claims that cover apixaban, the active ingredient in Eliquis, which is co-marketed by BMS and Pfizer. The patent expires in February 2023, but BMS has filed a request for patent term restoration with the U.S. Patent & Trademark Office (USPTO) which, if successful, will result in a patent expiration date of December 2026. The Petition was filed at the USPTO by the Coalition for Affordable Drugs and requests that the Patent Trial and Appeal Board (PTAB) initiate a proceeding to review the validity of the patent, including claims that cover apixaban. BMS responded to and opposed this Petition in November 2015 and, in February 2016, the PTAB rejected the Petition, declining to initiate a review of the patent.

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

Asbestos
Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2015, approximately 55,450 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert was acquired by Pfizer in 2000 and is now a wholly owned subsidiary of Pfizer. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means of resolving, these claims.

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

Celebrex and Bextra
Beginning in late 2004, several purported class actions were filed in federal and state courts alleging that Pfizer and certain of our current and former officers violated federal securities laws by misrepresenting the safety of Celebrex and Bextra. In June 2005, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York. In March 2012, the court in the Multi-District Litigation certified a class consisting of all persons who purchased or acquired Pfizer stock between October 31, 2000 and October 19, 2005. In May 2014, the court in the Multi-District Litigation granted Pfizer’s motion to exclude the testimony of the plaintiffs’ loss causation and damages expert. We subsequently filed a motion for summary judgment seeking dismissal of the litigation, and the plaintiffs filed a motion for leave to submit an amended report by their expert. In July 2014, the court denied the plaintiffs’ motion for leave to submit an amended report, and granted our motion for summary judgment, dismissing the plaintiffs’ claims in their entirety. In August 2014, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Second Circuit.

118	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Effexor

•	Personal Injury Actions
A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingestion of Effexor. Among other types of actions, the Effexor personal injury litigation includes actions alleging a variety of birth defects as a result of the purported ingestion of Effexor by women during pregnancy. Plaintiffs in these birth-defect actions seek compensatory and punitive damages. In August 2013, the federal birth-defect cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Effexor (Venlafaxine Hydrochloride) Products Liability Litigation MDL-2458) in the U.S. District Court for the Eastern District of Pennsylvania. Almost all plaintiffs have voluntarily dismissed their actions. The Multi-District Litigation, as well as the coordinated state court proceedings in California, have been administratively stayed.

•	Antitrust Actions
Beginning in May 2011, actions, including purported class actions, were filed in various federal courts against Wyeth and, in certain of the actions, affiliates of Wyeth and certain other defendants relating to Effexor XR, which is the extended-release formulation of Effexor. The plaintiffs in each of the class actions seek to represent a class consisting of all persons in the U.S. and its territories who directly purchased, indirectly purchased or reimbursed patients for the purchase of Effexor XR or generic Effexor XR from any of the defendants from June 14, 2008 until the time the defendants’ allegedly unlawful conduct ceased. The plaintiffs in all of the actions allege delay in the launch of generic Effexor XR in the U.S. and its territories, in violation of federal antitrust laws and, in certain of the actions, the antitrust, consumer protection and various other laws of certain states, as the result of Wyeth fraudulently obtaining and improperly listing certain patents for Effexor XR in the Orange Book, enforcing certain patents for Effexor XR and entering into a litigation settlement agreement with a generic drug manufacturer with respect to Effexor XR. Each of the plaintiffs seeks treble damages (for itself in the individual actions or on behalf of the putative class in the purported class actions) for alleged price overcharges for Effexor XR or generic Effexor XR in the U.S. and its territories since June 14, 2008. All of these actions have been consolidated in the U.S. District Court for the District of New Jersey.
In October 2014, the District Court dismissed the direct purchaser plaintiffs’ claims based on the litigation settlement agreement, but declined to dismiss the other direct purchaser plaintiff claims. In January 2015, the District Court entered partial final judgments as to all settlement agreement claims, including those asserted by direct purchasers and end-payer plaintiffs, which plaintiffs have appealed to the U.S. Court of Appeals for the Third Circuit. Motions to dismiss remain pending as to the end-payer plaintiffs’ remaining claims.

Zoloft
A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingestion of Zoloft. Among other types of actions, the Zoloft personal injury litigation includes actions alleging a variety of birth defects as a result of the purported ingestion of Zoloft by women during pregnancy. Plaintiffs in these birth-defect actions seek compensatory and punitive damages and the disgorgement of profits resulting from the sale of Zoloft. In April 2012, the federal birth-defect cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Zoloft Products Liability Litigation MDL-2342) in the U.S. District Court for the Eastern District of Pennsylvania. A number of plaintiffs have voluntarily dismissed their actions.

Lipitor

•	Whistleblower Action
In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges off-label promotion of Lipitor in violation of the Federal Civil False Claims Act and the false claims acts of certain states, and he seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result of their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such off-label uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of applicable federal and New York law, and he seeks damages and the reinstatement of his employment. In 2009, the District Court dismissed without prejudice the off-label promotion claims and, in 2010, plaintiff filed an amended complaint containing off-label promotion allegations that are substantially similar to the allegations in the original complaint. In November 2012, the District Court dismissed the amended complaint. In December 2012, plaintiff appealed the District Court’s decision to the U.S. Court of Appeals for the Second Circuit. In August 2014, the U.S. Court of Appeals for the Second Circuit dismissed the appeal for lack of jurisdiction and sent the case back to the District Court for clarification of its ruling regarding the plaintiff’s employment claims. In November 2014, the District Court granted plaintiff’s motion for a partial final judgment certifying the dismissal of the false claims counts, and plaintiff appealed the order dismissing those claims to the U.S. Court of Appeals for the Second Circuit.

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

2015 Financial Report	119

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

been consolidated for pre-trial proceedings in a Multi-District Litigation (MDL) (In re Lipitor Antitrust Litigation MDL-2332) in the U.S. District Court for the District of New Jersey.

In September 2013 and 2014, the District Court dismissed with prejudice the claims by direct purchasers. In October and November 2014, the District Court dismissed with prejudice the claims of all other MDL plaintiffs. All plaintiffs have appealed the District Court’s orders dismissing their claims with prejudice to the United States Court of Appeals for the Third Circuit. In addition, the direct purchaser class plaintiffs appealed the order denying their motion to amend the judgment and for leave to amend their complaint to the U.S. Court of Appeals for the Third Circuit.

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

Celebrex
Beginning in July 2014, purported class actions were filed in the U.S. District Court for the Eastern District of Virginia against Pfizer and certain subsidiaries of Pfizer relating to Celebrex. The plaintiffs seek to represent U.S. nationwide or multi-state classes consisting of persons or entities who directly purchased from the defendants, or indirectly purchased or reimbursed patients for some or all of the purchase price of, Celebrex or generic Celebrex from May 31, 2014 until the cessation of the defendants’ allegedly unlawful conduct. The plaintiffs allege delay in the launch of generic Celebrex in violation of federal antitrust laws or certain state antitrust, consumer protection and various other laws as a result of Pfizer fraudulently obtaining and improperly listing a patent on Celebrex, engaging in sham litigation, and prolonging the impact of sham litigation through settlement activity that further delayed generic entry. Each of the actions seeks treble damages on behalf of the putative class for alleged price overcharges for Celebrex since May 31, 2014. In December 2014, the District Court granted the parties’ joint motions to consolidate the direct purchaser and end-payer cases, and all such cases were consolidated as of March 2015. In October 2014 and March 2015, we filed motions to dismiss the direct purchasers’ and end-payers’ amended complaints, respectively. In November 2015, the District Court denied in part and granted in part our motion to dismiss the direct purchasers’ amended complaint. In February 2016, the District Court denied in part and granted in part our motion to dismiss the end-payers’ amended complaint.

Reglan
Reglan is a pro-motility medicine for the treatment of gastroesophageal reflux disease and diabetic gastroparesis that was marketed by Wyeth and a predecessor company from 1979 until the end of 2001, when Wyeth sold the product and transferred the new drug application to another pharmaceutical company. Generic versions of Reglan have been sold by other companies since 1985. Pfizer, as Wyeth’s parent company, and certain wholly-owned subsidiaries and limited liability companies, including Wyeth, along with several other pharmaceutical manufacturers, have been named as defendants in numerous actions in various federal and state courts alleging a variety of personal injuries, including movement disorders such as Tardive Dyskinesia, resulting from the use of Reglan and/or generic equivalents thereof. As of February 2016, we entered into agreements in principle to settle virtually all of the known Reglan lawsuits on terms not material to Pfizer. We expect that the resolution of the remaining Reglan cases would not be material to us.

A3. Legal Proceedings––Commercial and Other Matters

Average Wholesale Price Litigation
Pfizer, certain of its subsidiaries and other pharmaceutical manufacturers were sued in various state courts by a number of states alleging that the defendants provided average wholesale price (AWP) information for certain of their products that was higher than the actual average prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. All but one of those actions have been resolved through settlement, dismissal or final judgment. The plaintiff state in the one remaining action claims that the alleged spread between the AWPs at which purchasers were reimbursed and the actual sale prices was promoted by the defendants as an incentive to purchase certain of their products. The action alleges, among other things, fraud and violation of the state’s unfair trade practices and consumer protection statutes, and seeks monetary and other relief, including civil penalties and treble damages.

120	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto’s chemical businesses. As the result of its reorganization under Chapter 11 of the U.S. Bankruptcy Code, Solutia’s indemnification obligations relating to Former Monsanto’s chemical businesses are limited to sites that Solutia has owned or operated. In addition, in connection with its spinoff that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto’s chemical businesses, including, but not limited to, any such liabilities that Solutia assumed. Solutia’s and New Monsanto’s assumption of, and agreement to, indemnify Pharmacia for these liabilities apply to pending actions and any future actions related to Former Monsanto’s chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental claims, including alleged exposure to polychlorinated biphenyls. Solutia and New Monsanto are defending and indemnifying Pharmacia in connection with various claims and litigation arising out of, or related to, Former Monsanto’s chemical businesses.

Environmental Matters
In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia’s discontinued industrial chemical facility in North Haven, Connecticut and a revised site-wide feasibility study with regard to Wyeth Holdings Corporation’s discontinued industrial chemical facility in Bound Brook, New Jersey. In September 2010, our corrective measures study report with regard to the North Haven facility was approved by the EPA, and we commenced construction of the site remedy in late 2011 under an Updated Administrative Order on Consent with the EPA. In July 2011, Wyeth Holdings Corporation finalized an Administrative Settlement Agreement and Order on Consent for Removal Action with the EPA with regard to the Bound Brook facility. In May 2012, we completed construction of an interim remedy to address the discharge of impacted groundwater from that facility to the Raritan River. In September 2012, the EPA issued a final remediation plan for the Bound Brook facility’s main plant area, which is generally in accordance with one of the remedies evaluated in our revised site-wide feasibility study. In March 2013, Wyeth Holdings Corporation (now Wyeth Holdings LLC) entered into an Administrative Settlement Agreement and Order on Consent with the EPA to allow us to undertake detailed engineering design of the remedy for the main plant area and to perform a focused feasibility study for two adjacent lagoons. In September 2015, the U.S., on behalf of the EPA, lodged a complaint and consent decree with the federal District Court for the District of New Jersey that will allow Wyeth Holdings LLC to complete the design and to implement the remedy for the main plant area. In December 2015, the consent decree was entered by the District Court. The estimated costs of the site remedy for the North Haven facility and the site remediation for the Bound Brook facility are covered by accruals previously taken by us.

India’s National Green Tribunal (NGT) and the Maharashtra Pollution Control Board (MPCB) are actively reviewing various industrial facilities in the vicinity of Aurangabad, India, to determine whether those facilities have contributed to alleged groundwater and soil contamination in the area. In July 2015, the NGT issued an order directing Hospira India, as the owner of a manufacturing facility in Aurangabad, to deposit approximately $1.8 million in escrow (subsequently reduced to $0.9 million) to be applied to any required costs of remediation in the event Hospira India is determined to have responsibility for the alleged contamination. Subsequent to the NGT order, MPCB ordered the immediate closure of Hospira India’s Aurangabad facility. Hospira India appealed the MPCB order and in November 2015, the closure order was overturned by the NGT.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.

A4. Legal Proceedings––Government Investigations

Like other pharmaceutical companies, we are subject to investigations and extensive regulation by government agencies in the U.S., other developed markets and multiple emerging markets in which we operate. As a result, we have interactions with government agencies on an ongoing basis. Criminal charges, and substantial fines and/or civil penalties, as well as limitations on our ability to conduct business in applicable jurisdictions, could result from government investigations. Among the investigations by government agencies are the matters discussed below.

In 2009, the U.S. Department of Justice (DOJ) filed a civil complaint in intervention in two qui tam actions that had been filed under seal in the U.S. District Court for the District of Massachusetts. The complaint alleges that Wyeth’s practices relating to the pricing for Protonix for Medicaid rebate purposes between 2001 and 2006, prior to Wyeth’s acquisition by Pfizer, violated the Federal Civil False Claims Act and federal common law. The two qui tam actions have been unsealed and the complaints include substantially similar allegations. In addition, in 2009, several states and the District of Columbia filed a complaint under the same docket number in the U.S. District Court for the District of Massachusetts asserting violations of various state laws based on allegations substantially similar to those set forth in the civil complaint filed by the DOJ. On February 12, 2016, Wyeth and the DOJ reached an agreement in principle to resolve the actions pending in the U.S. District Court for the District of Massachusetts for $784.6 million. The agreement in principle does not include an admission of liability by Wyeth and is subject to the negotiation of final settlement agreements and court approval.

2015 Financial Report	121

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In 2012, Pfizer sold the UK Marketing Authorisation for phenytoin sodium capsules to a third party, but retained the right to supply the finished product to that third party. In May 2013, the U.K. Competition & Markets Authority (CMA) informed us that it had launched an investigation into the supply of phenytoin sodium capsules in the U.K. market. In August 2015, the CMA issued a Statement of Objections alleging that Pfizer and Pfizer Limited, a U.K. subsidiary, engaged in conduct that violates U.K. and EU antitrust laws.

A5. Legal Proceedings––Matters Resolved During 2015

During 2015, certain matters, including the matters discussed below, were resolved or were the subject of definitive settlement agreements or settlement agreements-in-principle.

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

In April 2015, we entered into settlement agreements with each of Mylan, Mylan Inc., Watson, Actavis, Inc., Apotex Inc. and Apotex Corp. pursuant to which we granted licenses to the method-of-use patent permitting Mylan, Mylan Inc., Watson, Actavis, Inc., Apotex Inc. and Apotex Corp. to launch generic versions of Viagra in the U.S. beginning on or after December 11, 2017. In June 2015, we entered into a settlement agreement with Hetero pursuant to which we granted a license to the method-of-use patent permitting Hetero to launch a generic version of Viagra in the U.S. beginning on or after December 11, 2017.

Celebrex (celecoxib)
In March 2013, the USPTO granted us a reissue patent covering methods of treating osteoarthritis and other approved conditions with celecoxib, the active ingredient in Celebrex. The reissue patent, including the six-month pediatric exclusivity period, expired in December 2015. On the date that the reissue patent was granted, we filed suit against Teva Pharmaceuticals USA, Inc. (Teva USA), Mylan, Watson (as predecessor to Allergan plc), Lupin Pharmaceuticals USA, Inc. (Lupin), Apotex Corp. and Apotex Inc. in the U.S. District Court for the Eastern District of Virginia, asserting the infringement of the reissue patent. Each of the defendant generic drug companies had previously filed an abbreviated new drug application with the FDA seeking approval to market a generic version of celecoxib beginning in May 2014, upon the expiration of the basic patent (including the six-month pediatric exclusivity period) for celecoxib. In March 2014, the District Court granted the defendants’ motion for summary judgment, invalidating the reissue patent. In May 2014, we appealed the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit. In June 2015, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s decision.
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

Various Drugs: Off-Label Promotion Action
In May 2010, a purported class action was filed in the U.S. District Court for the Southern District of New York against Pfizer and several of our current and former officers. The complaint alleges that the defendants violated federal securities laws by making or causing Pfizer to make false statements, and by failing to disclose or causing Pfizer to fail to disclose material information concerning the alleged off-label promotion of certain pharmaceutical products, alleged payments to physicians to promote the sale of those products and government investigations related thereto. Plaintiffs seek damages in an unspecified amount. In March 2012, the court certified a class consisting of all persons who purchased Pfizer common stock in the U.S. or on U.S. stock exchanges between January 19, 2006 and January 23, 2009 and were damaged as a result of the decline in the price of Pfizer common stock allegedly attributable to the claimed violations. In January 2015, the parties reached an agreement in principle to resolve the matter for $400 million. In July 2015, the court approved the settlement.

122	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2015, recorded amounts for the estimated fair value of these indemnifications were not significant.

Pfizer Inc. has also guaranteed the long-term debt of certain companies that it acquired and that now are subsidiaries of Pfizer.

C. Purchase Commitments

As of December 31, 2015, we had agreements totaling $3.7 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.
Note 18. Segment, Geographic and Other Revenue Information

A. Segment Information

We manage our commercial operations through two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments, each of which has been led by a single manager in 2015 and 2014––the Global Innovative Pharmaceutical segment (GIP) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC). Effective February 8, 2016, the Innovative Products business is led by a single manager. The Established Products business consists of the Global Established Pharmaceutical segment (GEP), which is also led by a single manager. Each operating segment has responsibility for its commercial activities and for certain IPR&D projects for new investigational products and additional indications for in-line products that generally have achieved proof of concept. Each business has a geographic footprint across developed and emerging markets. As our operations were not managed under the new structure until the beginning of fiscal 2014, certain costs and expenses could not be directly attributed to one of the new operating segments. As a result, our operating segment results for 2013 include allocations. The amounts subject to allocation methods in 2013 were approximately $2.1 billion of selling, informational and administrative expenses and approximately $800 million of research and development expenses:

•	The selling, informational and administrative expenses were allocated using proportional allocation methods based on associated selling costs, revenues or product-specific costs, as applicable.

•	The research and development expenses were allocated based on product-specific R&D costs or revenue metrics, as applicable.
Management believes that the allocations are reasonable.
We regularly review our segments and the approach used by management to evaluate performance and allocate resources.

Operating Segments

Some additional information about each business and operating segment follows:

Innovative Products Business	Established Products Business
Global Innovative Pharmaceutical segment:
GIP focuses on developing and commercializing novel, value-creating medicines that significantly improve patients’ lives. Key therapeutic areas include inflammation/immunology, cardiovascular/metabolic, neuroscience/pain and rare diseases and include leading brands, such as Xeljanz, Eliquis, Lyrica (U.S. and Japan), Enbrel (outside the U.S. and Canada) and Viagra (U.S. and Canada).

Global Vaccines, Oncology and Consumer Healthcare segment:
VOC focuses on the development and commercialization of vaccines and products for oncology and consumer healthcare. Consumer Healthcare manufactures and markets several well known, over-the-counter (OTC) products. Each of the three businesses in VOC operates as a separate, global business, with distinct specialization in terms of the science and market approach necessary to deliver value to consumers and patients.

Global Established Pharmaceutical segment:
GEP includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and infusion systems.

Additionally, GEP has the knowledge and resources within R&D to develop small molecules, including injectables, and biosimilars. On September 3, 2015, we acquired Hospira, and its commercial operations are now included within GEP. Commencing from the acquisition date, and in accordance with our domestic and international reporting periods, our consolidated statement of income, primarily GEP’s operating results, for the year ended December 31, 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. See Note 2A for additional information.
Our chief operating decision maker uses the revenues and earnings of the three operating segments, among other factors, for performance evaluation and resource allocation.

2015 Financial Report	123

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•
WRD, which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

•
Pfizer Medical, which, during the years 2013 through 2015, was responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

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

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by multiple operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $167 billion as of December 31, 2015 and approximately $168 billion as of December 31, 2014.
Selected Income Statement Information

The following table provides selected income statement information by reportable segment:
	Revenues			Earnings(a)			Depreciation and Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013	2015	2014	2013	2015	2014	2013
Reportable Segments:
GIP	$13,954	$13,861	$14,317	$7,757	$7,780	$8,549	$248	$255	$238
VOC	12,803	10,144	9,285	6,507	4,692	4,216	306	263	231
GEP(c)	21,587	25,149	27,619	12,885	16,199	17,552	422	475	478
Total reportable segments	48,345	49,154	51,221	27,149	28,671	30,318	976	993	947
Other business activities(d)	506	253	232	(2,950)	(3,092)	(2,828)	98	91	105
Reconciling Items:
Corporate(e)	—	—	—	(5,430)	(5,200)	(5,689)	354	384	432
Purchase accounting adjustments(e)	—	—	—	(3,953)	(3,641)	(4,344)	3,573	3,782	4,487
Acquisition-related costs(e)	—	—	—	(894)	(183)	(376)	75	53	124
Certain significant items(f)	—	198	132	(4,321)	(3,749)	(692)	48	207	167
Other unallocated	—	—	—	(636)	(567)	(671)	33	27	44
	$48,851	$49,605	$51,584	$8,965	$12,240	$15,716	$5,157	$5,537	$6,306

(a)	Income from continuing operations before provision for taxes on income.

(b)
Certain production facilities are shared. Depreciation is allocated based on estimates of physical production. Amounts here relate solely to the depreciation and amortization associated with continuing operations.

(c)
On September 3, 2015, we acquired Hospira. Commencing from the acquisition date, and in accordance with our domestic and international reporting periods, our consolidated statement of income for the year ended December 31, 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. See Note 2A for additional information.

(d)
Other business activities includes the revenues and operating results of Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales operation, which in 2015 includes the revenues and expenses related to our manufacturing and supply agreements with Zoetis. Other business activities also includes the costs managed by our WRD organization and our Pfizer Medical organization.

(e)	For a description, see the “Other Costs and Business Activities” section above.

(f)	Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.
For Revenues in 2014 and 2013, certain significant items primarily represent revenues related to our manufacturing and supply agreements with Zoetis. For additional information, see Note 2D.

124	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

For Earnings in 2015, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $584 million, (ii) foreign currency loss and inventory impairment related to Venezuela of $878 million, (iii) certain asset impairments of $787 million, (iv) a charge related to pension settlements of $491 million, (v) charges for business and legal entity alignment of $282 million, (vi) charges for certain legal matters of $968 million and (vii) other charges of $332 million. For additional information, see Note 3 and Note 4.
For Earnings in 2014, certain significant items includes: (i) charges for certain legal matters of $999 million, (ii) certain asset impairments of $440 million, (iii) a charge for an additional year of Branded Prescription Drug Fee of $215 million, (iv) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $598 million, (v) an upfront fee associated with collaborative arrangement with Merck KGaA of $1.2 billion, (vi) charges for business and legal entity alignment of $168 million and (vii) other charges of $165 million. For additional information, see Note 2C, Note 3 and Note 4.
For Earnings in 2013, certain significant items includes: (i) patent litigation settlement income of $1.3 billion, (ii) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.3 billion, (iii) net charges for certain legal matters of $21 million, (iv) certain asset impairments of $836 million, (v) the gain associated with the transfer of certain product rights to Hisun Pfizer of $459 million, (vi) costs associated with the separation of Zoetis of $18 million and (vii) other charges of $290 million. For additional information, see Note 2E, Note 3 and Note 4.

Equity in the net income of investees accounted for by the equity method is not significant for any of our operating segments.
The operating segment information does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

B. Geographic Information

Revenues exceeded $500 million in each of 12 countries outside the U.S. in 2015, 2014 and 2013. The U.S. is the only country to contribute more than 10% of total revenue in 2015 and 2014. The U.S. and Japan were the only countries to contribute more than 10% of total revenue in 2013.

The following table provides revenues by geographic area:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
United States(a)	$21,704	$19,073	$20,274
Developed Europe(a), (b)	9,714	11,719	11,739
Developed Rest of World(a), (c)	6,298	7,314	8,346
Emerging Markets (a), (d)	11,136	11,499	11,225
Revenues	$48,851	$49,605	$51,584

(a)
On September 3, 2015, we acquired Hospira. Commencing from the acquisition date, and in accordance with our domestic and international reporting periods, our consolidated statement of income for the year ended December 31, 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. See Note 2A for additional information.

(b)
Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries. Revenues denominated in euros were $7.4 billion in 2015, $9.0 billion in 2014 and $8.9 billion in 2013.

(c)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.

(d)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

Long-lived assets by geographic region follow(a):
	As of December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
Property, plant and equipment, net
United States	$7,072	$5,575	$5,885
Developed Europe(b)	4,376	4,606	4,845
Developed Rest of World(c)	660	617	696
Emerging Markets(d)	1,658	963	971
Property, plant and equipment, net	$13,766	$11,762	$12,397

(a)	Reflects legacy Hospira amounts in 2015 commencing on the Hospira acquisition date, September 3, 2015.

(b)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.

(c)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.

(d)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

2015 Financial Report	125

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Other Revenue Information

Significant Customers

We sell our biopharmaceutical products primarily to customers in the wholesale sector. In 2015, sales to our three largest U.S. wholesaler customers represented approximately 14%, 11% and 10% of total revenues, respectively, and, collectively, represented approximately 23% of total trade accounts receivable as of December 31, 2015. In 2014, sales to our three largest U.S. wholesaler customers represented approximately 13%, 10% and 9% of total revenues, respectively, and, collectively, represented approximately 25% of total trade accounts receivable as of December 31, 2014. In 2013, sales to our three largest U.S. wholesaler customers represented approximately 12%, 9% and 8% of total revenues, respectively. For all years presented, these sales and related trade accounts receivable were concentrated in our biopharmaceutical businesses.

126	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues

The following table provides detailed revenue information:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2015	2014	2013
INNOVATIVE PRODUCTS BUSINESS(a)	$26,758	$24,005	$23,602
GIP(a)	$13,954	$13,861	$14,317
Lyrica GIP(b)	3,655	3,350	2,965
Enbrel (Outside the U.S. and Canada)	3,333	3,850	3,774
Viagra GIP(c)	1,297	1,181	1,180
BeneFIX	752	856	832
Chantix/Champix	671	647	648
Genotropin	617	723	772
Refacto AF/Xyntha	533	631	602
Xeljanz	523	308	114
Toviaz	267	288	236
BMP2	232	228	209
Somavert	218	229	217
Rapamune	197	339	350
Alliance revenue GIP(d) (o)	1,254	762	1,878
All other GIP(e)	405	469	540
VOC(a)	$12,803	$10,144	$9,285
Prevnar family(f)	6,245	4,464	3,974
Sutent	1,120	1,174	1,204
Ibrance	723	—	—
Xalkori	488	438	282
Inlyta	430	410	319
FSME-IMMUN/TicoVac	104	—	—
All other V/O(e)	298	211	164
Consumer Healthcare	3,395	3,446	3,342
ESTABLISHED PRODUCTS BUSINESS(g)	$21,587	$25,149	$27,619
Legacy Established Products(h)	$11,745	$13,016	$14,089
Lipitor	1,860	2,061	2,315
Premarin family	1,018	1,076	1,092
Norvasc	991	1,112	1,229
Xalatan/Xalacom	399	495	589
Zoloft	374	423	469
Relpax	352	382	359
EpiPen	339	294	273
Effexor	288	344	440
Zithromax/Zmax	275	311	387
Xanax/Xanax XR	224	253	276
Cardura	210	263	296
Neurontin	196	210	216
Diflucan	181	208	238
Tikosyn	179	141	119
Depo-Provera	170	201	191
Unasyn	118	96	84
All other Legacy Established Products(e), (o)	4,571	5,145	5,516
Peri-LOE Products(i)	$5,326	$8,855	$10,151
Lyrica GEP(b)	1,183	1,818	1,629
Zyvox	883	1,352	1,353
Celebrex	830	2,699	2,918
Pristiq	715	737	698
Vfend	682	756	775
Viagra GEP(c)	411	504	701
Revatio	260	276	307
All other Peri-LOE Products(e)	362	714	1,770
Sterile Injectable Pharmaceuticals(j)	$3,944	$3,277	$3,378
Medrol	402	381	398
Sulperazon	339	354	309
Fragmin	335	364	359
Tygacil	304	323	358
All other Sterile Injectable Pharmaceuticals(e)	2,563	1,855	1,954
Infusion Systems(k)	$403	$—	$—
Biosimilars(l)	$63	$—	$—
Other Established Products(m)	$106	$—	$—
OTHER(n)	$506	$451	$364
Revenues	$48,851	$49,605	$51,584
Total Lyrica(b)	$4,839	$5,168	$4,595
Total Viagra(c)	$1,708	$1,685	$1,881
Total Alliance revenues(o)	$1,312	$957	$2,628

2015 Financial Report	127

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(a)	The Innovative Products business is composed of two operating segments: GIP and VOC.

(b)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica-GEP. All other Lyrica revenues are included in Lyrica-GIP. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica-GIP and Lyrica-GEP.

(c)
Viagra revenues from the U.S. and Canada are included in Viagra-GIP. All other Viagra revenues are included in Viagra-GEP. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra-GIP and Viagra-GEP.

(d)	Includes Eliquis, Rebif and Enbrel (in the U.S. and Canada through October 31, 2013).

(e)
All other GIP and All other V/O are a subset of GIP and VOC, respectively. All other Legacy Established Products, All other Peri-LOE Products and All other Sterile Injectable Pharmaceuticals are subsets of Established Products.

(f)
In 2015, all revenues were composed of Prevnar 13/Prevenar 13. In 2014 and 2013, revenues were composed of the Prevnar family of products, which included Prevnar 13/Prevenar 13 and, to a much lesser extent, Prevenar (7-valent).

(g)
The Established Products business consists of GEP, which includes all legacy Hospira commercial operations. Commencing from the acquisition date, September 3, 2015, and in accordance with our domestic and international reporting periods, our consolidated statement of income, primarily GEP’s operating results, for the year ended December 31, 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

(h)	Legacy Established Products include products that lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).

(i)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Celebrex, Zyvox and Revatio in most developed markets, Lyrica in the EU, Pristiq in the U.S. and Inspra in the EU.

(j)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

(k)
Infusion Systems include Medication Management Systems products composed of infusion pumps and related software and services, as well as I.V. Infusion Products, including large volume I.V. solutions and their associated administration sets.

(l)	Biosimilars include Inflectra (biosimilar infliximab), Nivestim (biosimilar filgrastim) and Retacrit (biosimilar epoetin zeta) in certain international markets.

(m)	Includes legacy Hospira’s One-to-One contract manufacturing and bulk pharmaceutical chemical sales organizations.

(n)
Other includes revenues from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our manufacturing and supply agreements with Zoetis.

(o)	Total Alliance revenues represent the aggregate of worldwide revenues from Alliance revenues GIP and Alliance revenues GEP, which is included in All other Legacy Established Products.

128	2015 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 19. Pending Combination with Allergan plc

On November 23, 2015, we announced that we have entered into a definitive merger agreement with Allergan, a global pharmaceutical company incorporated in Ireland, under which we have agreed to combine with Allergan in a stock transaction valued at $363.63 per Allergan share, for a total enterprise value of approximately $160 billion, based on the closing price of Pfizer common stock of $32.18 on November 20, 2015 (the last trading day prior to the announcement) and certain other assumptions. Allergan shareholders will receive 11.3 shares of the combined company for each of their Allergan shares by virtue of a share split, and Pfizer shareholders will have the option of receiving one share of the combined company for each of their Pfizer shares or receiving cash instead of shares of the combined company for some or all of their Pfizer shares, provided that the aggregate amount of cash to be paid in the merger will not be less than $6 billion or greater than $12 billion. In the event that elections to receive cash and shares in the merger would otherwise result in an aggregate of less than $6 billion or greater than $12 billion of cash being paid out in the merger, then the share elections and cash elections will be subject to proration. The completion of the transaction, which is expected in the second half of 2016, is subject to certain conditions, including receipt of regulatory approval in certain jurisdictions, including the U.S. and EU, the receipt of necessary approvals from both Pfizer and Allergan shareholders, and the completion of Allergan’s pending divestiture of its generics business to Teva Pharmaceuticals Industries Ltd. The merger agreement also provides that the businesses of Pfizer and Allergan will be combined under the existing Allergan entity, which, subject to approval by Allergan shareholders, will be renamed “Pfizer plc.”

2015 Financial Report	129

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third(a)	Fourth(b)
2015
Revenues	$10,864	$11,853	$12,087	$14,047
Costs and expenses(c)	7,722	8,228	8,808	13,976
Restructuring charges and certain acquisition-related costs(d), (e)	60	86	581	425
Income/(loss) from continuing operations before provision for taxes on income	3,082	3,539	2,697	(354)
Provision/(benefit) for taxes on income	706	905	567	(188)
Income/(loss) from continuing operations	2,376	2,635	2,130	(166)
Discontinued operations—net of tax	5	1	8	(3)
Net income/(loss) before allocation to noncontrolling interests	2,381	2,635	2,139	(169)
Less: Net income attributable to noncontrolling interests	6	9	9	3
Net income/(loss) attributable to Pfizer Inc.	$2,376	$2,626	$2,130	$(172)
Earnings/(loss) per common share—basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.38	$0.43	$0.34	$(0.03)
Discontinued operations—net of tax	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.38	$0.43	$0.35	$(0.03)
Earnings/(loss) per common share—diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.38	$0.42	$0.34	$(0.03)
Discontinued operations—net of tax	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.38	$0.42	$0.34	$(0.03)

Cash dividends paid per common share	$0.28	$0.28	$0.28	$0.28
Stock prices
High	$35.45	$35.53	$36.46	$36.07
Low	$31.01	$33.21	$28.47	$30.64

(a)
In accordance with our domestic and international reporting periods, our consolidated statement of income for the third quarter of 2015 reflects one month of legacy Hospira U.S. operations but do not include any financial results from legacy Hospira international operations.

(b)	In accordance with our domestic and international reporting periods, our consolidated statement of income for the fourth quarter of 2015 reflects three months of legacy Hospira global operations.

(c)
The fourth quarter of 2015 historically reflects higher costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses. The fourth quarter of 2015 includes (i) charges of $878 million related to Venezuela resulting from foreign currency loss ($806 million) and an inventory impairment charge ($72 million); (ii) a charge of $784.6 million for an agreement in principle to settle claims relating to Protonix; (iii) charges of $491 million related to pension settlements; (iv) a benefit of $306 million resulting from a change in the profit deferred in inventory relating to inventory that had not been sold to third parties; and (v) a charge of $245 million related to the write-down of assets to net realizable value, which is primarily recorded in Other (income)/deductions––net.

(d)
The third quarter of 2015 reflects (i) restructuring charges of $469 million for employee termination costs, asset impairments and other exit costs largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our acquisition of Hospira of $64 million; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes of $48 million, largely related to our acquisition of Hospira.

(e)
The fourth quarter of 2015 reflects (i) restructuring charges of $256 million for employee termination costs, asset impairments and other exit costs, which are largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our pending combination with Allergan plc (Allergan) and our acquisition of Hospira of $52 million; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $116 million, primarily related to our acquisition of Hospira.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

130	2015 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2014
Revenues	$11,353	$12,773	$12,361	$13,118
Costs and expenses(a)	8,448	8,689	8,793	11,185
Restructuring charges and certain acquisition-related costs(b)	58	81	(19)	130
Income from continuing operations before provision/(benefit) for taxes on income	2,847	4,003	3,587	1,803
Provision/(benefit) for taxes on income	582	1,082	911	545
Income from continuing operations	2,265	2,921	2,676	1,257
Discontinued operations—net of tax	73	—	(3)	(21)
Net income before allocation to noncontrolling interests	2,338	2,921	2,672	1,236
Less: Net income attributable to noncontrolling interests	9	9	6	8
Net income attributable to Pfizer Inc.	$2,329	$2,912	$2,666	$1,228
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.35	$0.46	$0.42	$0.20
Discontinued operations—net of tax	0.01	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.46	$0.42	$0.20
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.35	$0.45	$0.42	$0.20
Discontinued operations—net of tax	0.01	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.36	$0.45	$0.42	$0.19

Cash dividends paid per common share	$0.26	$0.26	$0.26	$0.26
Stock prices
High	$32.96	$32.69	$31.31	$33.12
Low	$29.66	$28.77	$27.87	$27.51

(a)	The fourth quarter of 2014 reflects historically higher costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses.

(b)	The fourth quarter of 2014 reflects higher employee termination costs.
Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

2015 Financial Report	131

Financial Summary
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2015	2014	2013	2012	2011
Revenues(b)	$48,851	$49,605	$51,584	$54,657	$61,035
Income from continuing operations(b)	6,975	9,119	11,410	9,021	7,860
Total assets(b), (c)	167,460	167,566	170,415	182,974	184,629
Long-term obligations(b), (c), (d)	73,064	74,357	73,801	77,758	79,287

Earnings per common share—basic
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.13	$1.43	$1.67	$1.21	$1.00
Discontinued operations—net of tax(e)	—	0.01	1.56	0.75	0.28
Net income attributable to Pfizer Inc. common shareholders	$1.13	$1.44	$3.23	$1.96	$1.28
Earnings per common share—diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.11	$1.41	$1.65	$1.20	$0.99
Discontinued operations—net of tax(e)	—	0.01	1.54	0.74	0.28
Net income attributable to Pfizer Inc. common shareholders	$1.11	$1.42	$3.19	$1.94	$1.27

Cash dividends paid per common share	$1.12	$1.04	$0.96	$0.88	$0.80

(a)	Reflects the acquisition of Hospira on September 3, 2015 and the acquisition of King on January 31, 2011.

(b)	All amounts reflect the June 24, 2013 disposition of Zoetis and its presentation as a discontinued operation in all periods prior to 2014 presented.

(c)
All amounts reflect the retrospective adoption of a new accounting standard as of December 31, 2015 that requires all deferred tax assets and liabilities to be classified as noncurrent in the balance sheet. See Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards.

(d)	Defined as Long-term debt, Pension benefit obligations, net, Postretirement benefit obligations, net, Noncurrent deferred tax liabilities, Other taxes payable and Other noncurrent liabilities.

(e)
Includes (i) the Animal Health (Zoetis) business through June 24, 2013, the date of disposal, (ii) the Nutrition business through November 30, 2012, the date of disposal and (iii) the Capsugel business through August 1, 2011, the date of disposal.

132	2015 Financial Report

Peer Group Performance Graph
Pfizer Inc. and Subsidiary Companies

The following graph assumes a $100 investment on December 31, 2010, and reinvestment of all dividends, in each of the Company’s Common Shares, the S&P 500 Index, and a composite peer group of the major U.S.- and European-based pharmaceutical companies, which are: Abbott Laboratories (for the period 2010-2012 only), AbbVie Inc. (for 2013, 2014 and 2015 only), Amgen, Inc., AstraZeneca plc, Bristol-Myers Squibb Company, Eli Lilly & Co., GlaxoSmithKline plc, Johnson & Johnson, Merck and Co., Inc., Novartis AG, Roche Holding AG and Sanofi SA.

Five Year Performance

	2010	2011	2012	2013	2014	2015
PFIZER	$100.0	$128.8	$155.1	195.7	$206.1	$220.7
PEER GROUP	$100.0	$115.0	$129.2	171.8	$193.2	$196.0
S&P 500	$100.0	$102.1	$118.4	156.8	$178.2	$180.7

2015 Financial Report	133