Form 10-K, Exhibit 13
period 2016-12-31
PFIZER INC
filed 2017-02-23
CIK 78003

EXHIBIT 13

Pfizer Inc. 2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

GLOSSARY OF DEFINED TERMS

Unless the context requires otherwise, references to “Pfizer,” “the Company,” “we,” “us” or “our” in this 2016 Financial Report (defined below) refer to Pfizer Inc. and its subsidiaries. We also have used several other terms in this 2016 Financial Report, most of which are explained or defined below:

2016 Financial Report	This Financial Report for the fiscal year ended December 31, 2016, which was filed as Exhibit 13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2016
2016 Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2016
AAV	Adeno-Associated Virus
ABO	Accumulated postretirement benefit obligation
ACA (Also referred to as U.S. Healthcare Legislation)	U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act.
ACIP	Advisory Committee on Immunization Practices
ALK	anaplastic lymphoma kinase
Allergan	Allergan plc
Alliance revenues	Revenues from alliance agreements under which we co-promote products discovered or developed by other companies or us
AM-Pharma	AM-Pharma B.V.
Anacor	Anacor Pharmaceuticals, Inc.
Astellas	Astellas Pharma U.S. Inc.
ASU	Accounting Standards Update
ATM-AVI	aztreonam-avibactam
Bamboo	Bamboo Therapeutics, Inc.
Baxter	Baxter International Inc.
BMS	Bristol-Myers Squibb Company
CDC	U.S. Centers for Disease Control and Prevention
Cellectis	Cellectis SA
Celltrion	Celltrion Inc. and Celltrion Healthcare, Co., Ltd. (collectively)
Citibank	Citibank N.A.
Developed Markets	U.S., Western Europe, Japan, Canada, Australia, South Korea, Scandinavian countries, Finland and New Zealand
EEA	European Economic Area
EGWP	Employer Group Waiver Plan
EH	Essential Health
ELT	Executive Leadership Team
EMA	European Medicines Agency
Emerging Markets	Includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey
EPS	earnings per share
EU	European Union
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FDA	U.S. Food and Drug Administration
GAAP	Generally Accepted Accounting Principles
GHD	growth hormone deficiency
GIST	gastrointestinal stromal tumors
GIP	Global Innovative Pharmaceutical segment
GPD	Global Product Development organization
GS&Co.	Goldman, Sachs & Co.
HER	human epidermal growth factor receptor
HER2-	human epidermal growth factor receptor 2-negative
hGH-CTP	human growth hormone
HIS	Hospira Infusion Systems
HIV	human immunodeficiency virus
Hisun	Zhejiang Hisun Pharmaceuticals Co., Ltd.
Hisun Pfizer	Hisun Pfizer Pharmaceuticals Company Limited
Hospira	Hospira, Inc.
HR+	hormone receptor-positive

2016 Financial Report	i

Financial Review
Pfizer Inc. and Subsidiary Companies

ICU Medical	ICU Medical, Inc.
IH	Innovative Health
InnoPharma	InnoPharma, Inc.
IPR&D	in-process research and development
IRC	Internal Revenue Code
IRS	U.S. Internal Revenue Service
IV	intravenous
Janssen	Janssen Biotech Inc.
King	King Pharmaceuticals, Inc.
LDL	low density lipoprotein
LIBOR	London Interbank Offered Rate
Lilly	Eli Lilly & Company
LOE	loss of exclusivity
MCO	Managed Care Organization
MDV	multi-dose vial
Medivation	Medivation, Inc.
Merck	Merck & Co., Inc.
Moody’s	Moody’s Investors Service
NAV	Net asset value
NDA	new drug application
NovaQuest	NovaQuest Co-Investment Fund II, L.P. or NovaQuest Co-Investment Fund V, L.P., as applicable
NSCLC	non-small cell lung cancer
NYSE	New York Stock Exchange
OPKO	OPKO Health, Inc.
OTC	over-the-counter
PBM	Pharmacy Benefit Manager
PBO	Projected benefit obligation
PCS	Pfizer CentreSource
PE	pulmonary embolism
PGS	Pfizer Global Supply
Pharmacia	Pharmacia Corporation
PPS	Portfolio Performance Shares
PP&E	Property, plant & equipment
PSAs	Performance Share Awards
PTUs	Profit Units
RCC	renal cell carcinoma
recAP	recombinant human Alkaline Phosphatase
R&D	research and development
RPI	RPI Finance Trust
RSUs	Restricted Stock Units
Sandoz	Sandoz, Inc., a division of Novartis AG
SEC	U.S. Securities and Exchange Commission
SGA	small for gestational age
S&P	Standard and Poor’s
Teuto	Laboratório Teuto Brasileiro S.A.
TSR	Total Shareholder Return
TSRUs	Total Shareholder Return Units
U.K.	United Kingdom
U.S.	United States
VAT	value added tax
VIE	Variable interest entity
ViiV	ViiV Healthcare Limited
VOC	Global Vaccines, Oncology and Consumer Healthcare segment
WRD	Worldwide Research and Development
Zoetis	Zoetis Inc.

ii	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

INTRODUCTION

See the Glossary of Defined Terms at the beginning of this 2016 Financial Report for terms used throughout this Financial Review. Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. (the Company). It should be read in conjunction with the consolidated financial statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2016 Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

●	Overview of Our Performance, Operating Environment, Strategy and Outlook	Beginning on page 2

This section provides information about the following: Our Business; Our 2016 Performance; Our Operating Environment; The Global Economic Environment, Our Strategy; Our Business Development Initiatives, such as acquisitions, dispositions, licensing and collaborations; and Our Financial Guidance for 2017.

●	Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions	Beginning on page 14

This section discusses those accounting policies and estimates that we consider important in understanding our consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Basis of Presentation and Significant Accounting Policies.

●	Analysis of the Consolidated Statements of Income	Beginning on page 21
This section includes a Revenues Overview section as well as the following sub-sections:
	○ Revenues-Major Products	Beginning on page 26
This sub-section provides an overview of several of our biopharmaceutical products.
	○ Product Developments-Biopharmaceutical	Beginning on page 30
This sub-section provides an overview of important biopharmaceutical product developments.
	○ Costs and Expenses	Beginning on page 33
This sub-section provides a discussion about our costs and expenses.
	○ Provision for Taxes on Income	Beginning on page 38
This sub-section provides a discussion of items impacting our tax provisions.
	○ Non-GAAP Financial Measure (Adjusted Income)	Beginning on page 38
This sub-section provides a discussion of an alternative view of performance used by management.
●	Analysis of Operating Segment Information	Beginning on page 44
This section provides a discussion of the performance of each of our operating segments.
●	Analysis of the Consolidated Statements of Comprehensive Income	Beginning on page 51
This section provides a discussion of changes in certain components of other comprehensive income.
●	Analysis of the Consolidated Balance Sheets	Beginning on page 51
This section provides a discussion of changes in certain balance sheet accounts, including Accumulated other comprehensive loss.
●	Analysis of the Consolidated Statements of Cash Flows	Beginning on page 52
This section provides an analysis of our consolidated cash flows for the three years ended December 31, 2016.
●	Analysis of Financial Condition, Liquidity and Capital Resources	Beginning on page 54

This section provides an analysis of selected measures of our liquidity and of our capital resources as of December 31, 2016 and December 31, 2015, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2016 and December 31, 2015. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

●	New Accounting Standards	Beginning on page 59
This section discusses accounting standards that we have recently adopted, as well as those that recently have been issued, but not yet adopted.
●	Forward-Looking Information and Factors That May Affect Future Results	Beginning on page 61

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

Certain amounts in our Financial Review may not add due to rounding. All percentages have been calculated using unrounded amounts.

2016 Financial Report	1

Financial Review
Pfizer Inc. and Subsidiary Companies

OVERVIEW OF OUR PERFORMANCE, OPERATING ENVIRONMENT, STRATEGY AND OUTLOOK

Our Business

We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development and manufacture of healthcare products. Our global portfolio includes medicines and vaccines, as well as many of the world’s best-known consumer healthcare products. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products and, to a much lesser extent, from alliance agreements, under which we co-promote products discovered or developed by other companies or us (Alliance revenues).

We manage our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). Each operating segment has responsibility for its commercial activities and for certain IPR&D projects for new investigational products and additional indications for in-line products that generally have achieved proof-of-concept. For additional information, see Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information and the “Our Strategy––Commercial Operations” section of this Financial Review below.

The majority of our revenues come from the manufacture and sale of biopharmaceutical products. The biopharmaceutical industry is highly competitive and highly regulated. As a result, we face a number of industry-specific factors and challenges, which can significantly impact our results. These factors include, among others: the loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights, healthcare legislation, pipeline productivity, the regulatory environment, pricing and access pressures and competition. We also face challenges as a result of the global economic environment. For additional information about these factors and challenges, see the “Our Operating Environment” and “The Global Economic Environment” sections of this Financial Review and Part I, Item 1A, “Risk Factors,” of our 2016 Form 10-K.

The financial information included in our consolidated financial statements for our subsidiaries operating outside the United States (U.S.) is as of and for the year ended November 30 for each year presented. Pfizer's fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented.

References to developed and emerging markets in this Financial Review include:
Developed markets	U.S., Western Europe, Japan, Canada, Australia, South Korea, Scandinavian countries, Finland and New Zealand

Emerging markets (include, but are not limited to)	Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey
References to operational variances in this Financial Review pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela. The operational variances are determined by multiplying or dividing, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year average foreign exchange rates. Although exchange rate changes are part of our business, they are not within our control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, we believe presenting operational variances provides useful information to evaluate the results of our business.

Our significant business development activities include:

•
On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS, to ICU Medical for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing. Assets and liabilities associated with HIS are presented as held for sale in the consolidated balance sheet as of December 31, 2016.

•
On December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S., including the commercialization and development rights to the newly approved EU drug Zavicefta™ (ceftazidime-avibactam), the marketed agents Merrem™/Meronem™ (meropenem) and Zinforo™ (ceftaroline fosamil), and the clinical development assets ATM-AVI and CXL (ceftaroline fosamil-AVI).

•
On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Of this consideration, approximately $365 million was not paid as of December 31, 2016, and was recorded in Other current liabilities. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Medivation, and, in accordance with our domestic reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately three months of legacy Medivation operations.

•
On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion, net of cash acquired), plus $698 million debt assumed. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Anacor, and, in accordance with our domestic reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately six months of legacy Anacor operations, which were immaterial.

•
On April 6, 2016, we announced that the merger agreement between Pfizer and Allergan entered into on November 22, 2015 was terminated by mutual agreement of the companies. The decision was driven by the actions announced by the U.S. Department of Treasury

2	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

on April 4, 2016, which the companies concluded qualified as an “Adverse Tax Law Change” under the merger agreement. In connection with the termination of the merger agreement, on April 8, 2016 (which fell into Pfizer’s second fiscal quarter), Pfizer paid Allergan $150 million (pre-tax) for reimbursement of Allergan’s expenses associated with the terminated transaction (see the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net). Pfizer and Allergan also released each other from any and all claims in connection with the merger agreement.

•
On September 3, 2015, we acquired Hospira for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Hospira. In accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

For additional information, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment and the “Our Strategy”, “Our Business Development Initiatives”, “Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions––Acquisition of Hospira” and “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” sections of this Financial Review).
Our 2016 Performance

Revenues––2016

Revenues in 2016 were $52.8 billion, an increase of 8% compared to 2015. This reflects an operational increase of 11%, which was partially offset by the unfavorable impact of foreign exchange of 3%.

Compared to 2015, international revenues for 2016 were favorably impacted by approximately $100 million as a result of having one more selling day in international markets. In the U.S., there was no difference in selling days in 2016, compared to 2015.

The following provides an analysis of the 2016 revenue growth:
(BILLIONS OF DOLLARS)

2015 Revenues	$48.9

Acquisition-related growth
Hospira	3.1
Medivation	0.1

Pfizer-standalone
Operational revenue growth from certain key products, net	4.0
Operational revenue decline due to product losses of exclusivity and the expiry of the collaboration agreement to co-promote Rebif in the U.S.	(1.8)
5.5

2016 Operational Revenues	54.3
Unfavorable impact of foreign exchange	(1.5)
2016 Revenues	$52.8

See the “Analysis of the Consolidated Statements of Income––Revenues––Overview” section below for more information, including a discussion of key drivers of our revenue performance.

Income from Continuing Operations Before Provision for Taxes on Income––2016

Income from continuing operations before provision for taxes on income was $8.4 billion in 2016, compared to $9.0 billion in 2015, primarily reflecting, among other items, in addition to the operational and foreign exchange impacts for Revenues described above:

•	higher Cost of sales (up $2.7 billion) (see the “Costs and Expenses––Cost of Sales” section of this Financial Review);

•
a $1.7 billion charge related to the write-down of HIS net assets to fair value less estimated costs to sell (see the Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Assets and Liabilities Held for Sale);

•	higher asset impairments (up $629 million) (see the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net);

•
higher Restructuring charges and certain acquisition-related costs (up $571 million) (see the Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives);

•	higher Amortization of intangible assets (up $328 million) (see the “Costs and Expenses––Amortization of Intangible Assets” section of this Financial Review); and

•	higher Research and development expenses (up $182 million) (see the “Costs and Expenses––Research and Development Expenses” section of this Financial Review);

2016 Financial Report	3

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

•	the non-recurrence of a foreign currency loss ($806 million) related to Venezuela in 2015 (see the Notes to Financial Statements––Note 4. Other (Income)/Deductions––Net);

•	lower charges for legal matters (down $466 million) (see the Notes to Financial Statements––Note 4. Other (Income)/Deductions––Net); and

•	lower Other, net deductions (down $318 million) (see the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net).
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

Our biotechnology products, including BeneFIX, ReFacto, Xyntha and Enbrel (we market Enbrel outside the U.S. and Canada), may face in the future, or already face, competition from biosimilars (also referred to as follow-on biologics). If competitors are able to obtain marketing approval for biosimilars that reference our biotechnology products, our biotechnology products may become subject to competition from these biosimilars, with attendant competitive pressure, and price reductions could follow. Expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant exclusivity period has expired. However, biosimilar manufacturing is complex. At least initially upon approval of a biosimilar competitor, biosimilar competition with respect to biologics may not be as significant as generic competition with respect to small molecule drugs.

We have lost exclusivity for a number of our products in certain markets and we have lost collaboration rights with respect to a number of our alliance products in certain markets, and we expect certain products to face significantly increased generic competition over the next few years.

4	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Specifically:

Recent Losses and Expected Losses of Product Exclusivity

The following table provides information about certain of our products recently experiencing, or expected to experience in 2017, patent expirations or loss of regulatory exclusivity in the U.S., Europe or Japan, showing, by product, the key dates or expected key dates, the markets impacted and the revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Product Revenues in Markets Impacted
Products	Key Dates(a)	Markets Impacted	Year Ended December 31,
			2016	2015	2014
Viagra(b)	June 2013 May 2014 December 2017	Major European markets Japan U.S.	$1,217	$1,338	$1,260
Rapamune	January 2014 June 2015	U.S. Major European markets	115	129	254
Inspra(c)	March 2014 July 2015	Major European markets Japan	97	118	208
Lyrica(d)	July 2014	Major European markets	692	1,048	1,634
Celebrex(e)	November 2014 December 2014	Major European markets U.S.	148	189	1,872
Zyvox(f)	August 2014 First half of 2015 January 2016	Japan U.S. Major European markets	235	644	1,116
Enbrel(g)	August 2015 September 2015	Major European markets Japan	2,146	2,402	2,832
Relpax	December 2015 December 2016	Major European markets U.S.	263	295	317
Vfend	July 2016 January 2016	Major European markets Japan	299	349	403
Tygacil	April 2016	U.S.	80	110	112
Pristiq(h)	March 2017	U.S.	578	553	553

(a)	Unless stated otherwise, “Key Dates” indicate patent-based expiration dates.

(b)
As a result of a patent litigation settlement, Teva Pharmaceuticals USA, Inc. will be allowed to launch a generic version of Viagra in the U.S. in December 2017, or earlier under certain circumstances.

(c)
Generic versions of Inspra became available in major European markets following the March 2014 expiry of regulatory exclusivity for Inspra in most major European markets, allowing generic companies to submit applications for marketing authorizations for their generic products.

(d)
Generic versions of Lyrica became available in major European markets following the July 2014 expiry of regulatory exclusivity for Lyrica in the EU, allowing generic companies to submit applications for marketing authorizations for their generic products.

(e)	In December 2014, generic versions of Celebrex became available pursuant to settlement agreements with several generic manufacturers.

(f)
Pursuant to terms of a settlement agreement, certain formulations of Zyvox became subject to generic competition in the U.S. in January 2015. Other formulations of Zyvox became subject to generic competition in the U.S. in the first half of 2015.

(g)	In January 2016, an etanercept biosimilar referencing Enbrel was approved by the European Commission.

(h)	As a result of a patent litigation settlement with several generic manufacturers, generic versions of Pristiq will be allowed to launch in the U.S. in March 2017.

Recent Losses of Collaboration Rights

The following table provides information about certain of our alliance revenue products that have experienced losses of collaboration rights, showing, by product, the date of the loss of the collaboration rights, the markets impacted and the alliance revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Alliance Revenues in Markets Impacted
Products	Date of Loss of Collaboration Rights	Markets Impacted	Year Ended December 31,
			2016	2015	2014
Spiriva(a)	April 2014 (U.S.), between 2012 and 2016 (Japan, certain European countries, Australia, Canada and South Korea)	U.S., Japan, certain European countries, Australia, Canada and South Korea	$6	$27	$168
Rebif(b)	End of 2015	U.S.	—	371	415

(a)	Our collaboration with Boehringer Ingelheim for Spiriva expired on a country-by-country basis between 2012 and 2016. On April 29, 2014, our alliance in the U.S. came to an end.

(b)	Our collaboration agreement with EMD Serono Inc. to co-promote Rebif in the U.S. expired at the end of 2015.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years, including among others, the expiration of the basic product patent for Lyrica in the U.S. in December 2018. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2016 Form 10-K.

2016 Financial Report	5

Financial Review
Pfizer Inc. and Subsidiary Companies

Our financial results in 2016 and our 2017 financial guidance, respectively, reflect the impact and projected impact of the loss of exclusivity of various products and the expiration of certain alliance product contract rights discussed above. For additional information about our 2017 financial guidance, see the “Our Financial Guidance for 2017” section of this Financial Review.

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

Regulatory Environment/Pricing and Access––U.S. Healthcare Legislation

In March 2010, the ACA was enacted in the U.S. For additional information, see the “Government Regulation and Price Constraints” section in Part I, Item 1, “Business”, of our 2016 Form 10-K.
Impacts on our 2016 Results

We recorded the following amounts in 2016 as a result of the U.S. Healthcare Legislation:

•	$410 million recorded as a reduction to Revenues, related to the Medicare “coverage gap” discount provision; and

•
$312 million recorded in Selling, informational and administrative expenses, related to the fee payable to the federal government (which is not deductible for U.S. income tax purposes) based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs.

Impacts on our 2015 Results

We recorded the following amounts in 2015 as a result of the U.S. Healthcare Legislation:

•	$399 million recorded as a reduction to Revenues, related to the Medicare “coverage gap” discount provision; and

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

Impacts on our 2014 Results

We recorded the following amounts in 2014 as a result of the U.S. Healthcare Legislation:

•	$382 million recorded as a reduction to Revenues, related to the Medicare “coverage gap” discount provision; and

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

Regulatory Environment/Pricing and Access––Government and Other Payer Group Pressures

Governments, MCOs and other payer groups continue to seek increasing discounts on our products through a variety of means, such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In Europe, Japan, China, Canada, South Korea and some other international markets, governments provide healthcare at low direct cost to patients and regulate pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored healthcare system, particularly under recent global economic pressures. In the U.S., a primary government activity with implications for pharmaceutical pricing is deficit reduction. Any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, and/or any significant additional taxes or fees that may be imposed on us, as part of any broad deficit-reduction effort could have an adverse impact on our results of operations. Significant Medicare reductions could also result if Congress proceeds with certain proposals to convert the Medicare fee-for-service program into a premium support program, or it chooses to implement the recommendations made annually by the Medicare Payment Advisory Commission, which are primarily intended to extend the fiscal solvency of the Medicare program.
Consolidation among MCOs has increased the negotiating power of MCOs and other private insurers. Private third-party insurers, as well as governments, increasingly employ formularies to control costs by negotiating discounted prices in exchange for formulary inclusion. Failure to obtain or maintain timely or adequate pricing or formulary placement for our products or obtaining such pricing or placement at unfavorable pricing could adversely impact revenue.

Additionally, efforts by government officials or legislators to implement measures to regulate prices or payment for pharmaceutical products could adversely affect our business if implemented. There has recently been considerable public and government scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals. We believe medicines are the most efficient and effective use of

6	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

healthcare dollars based on the value they deliver to the overall healthcare system. We continue to work with stakeholders to ensure access to medicines within an efficient and affordable healthcare system.

Adoption of other new legislation at the federal or state level could further affect demand for, or pricing of, our products. In 2017, we may face uncertainties because there likely will be federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the ACA. Although the revenues generated for Pfizer by the Medicaid expansion and health insurance exchanges under the ACA have been exceeded by the new rebates, discounts, and taxes, there is no assurance that repeal or replacement of the ACA will not adversely affect our business and financial results, particularly if replacement legislation reduces incentives for employer-sponsored insurance coverage, and we cannot predict how future federal or state legislative or administrative changes relating to healthcare reform will affect our business. We will continue to actively work with law makers and advocate for solutions that effectively improve patient health outcomes and lower costs to the healthcare system.

The potential for additional pricing and access pressures in the commercial sector continues to be significant. Some employers, seeking to avoid the tax on high-cost health insurance in the ACA to be imposed in 2020, are already scaling back healthcare benefits and an increasing number are implementing high deductible benefit designs. This is a trend that is likely to continue, especially if proposals to limit the tax exclusion for employer sponsored health insurance ultimately become law. Private third-party payers, such as health plans, increasingly challenge pharmaceutical and medical device product pricing, which could result in lower prices, lower reimbursement rates and a reduction in demand for our products. Pricing pressures for our products may occur as a result of highly competitive insurance markets. Healthcare provider purchasers, directly or through group purchasing organizations, are seeking enhanced discounts or implementing more rigorous bidding or purchasing review processes.

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

Outside the U.S., governments, including the different EU Member States, may use a variety of cost-containment measures for our pharmaceutical products, including price cuts, mandatory rebates, value-based pricing, and international reference pricing (i.e., the practice of many countries linking their regulated medicine prices to those of other countries). This international patchwork of price regulation and differing economic conditions and assessments of value across countries has led to different prices in different countries and some third-party trade in our products between countries.

In particular, international reference pricing adds to the regional impact of price cuts in individual countries and hinders patient access and innovation. Price variations, exacerbated by international reference pricing systems, also have resulted from exchange rate fluctuations. The downward pricing pressure resulting from this dynamic can be expected to continue as a result of reforms to international reference pricing policies and measures targeting pharmaceuticals in some European countries.

In addition, several important multilateral organizations, such as the United Nations (UN) and the Organization for Economic Cooperation and Development (OECD), are increasing policy pressures and scrutiny of international pharmaceutical pricing through issuing reports and policy recommendations (e.g., 2016 UN High Level Panel Report on Access to Medicines and 2017 OECD Report on New Health Technologies––Managing Access, Value and Sustainability). Government adoption of these recommendations may lead to additional pricing pressures.

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

Regulatory Environment––Pipeline Productivity

The discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our businesses. We have encountered increasing regulatory scrutiny of drug safety and efficacy, even as we continue to gather safety and other data on our products, before and after the products have been launched. Our product lines must be replenished over time in order to offset revenue losses when products lose their market exclusivity, as well as to provide for earnings growth. We devote considerable resources to R&D activities. These activities involve a high degree of risk and cost and may take many years, and with respect to any specific R&D project, there can be no assurance that the development of any particular product candidate or new indication for an in-line product will achieve the desired clinical endpoints and safety profile, will be approved by regulators or will be successful commercially.

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

2016 Financial Report	7

Financial Review
Pfizer Inc. and Subsidiary Companies

Competition

Many of our prescription pharmaceutical products face competition in the form of branded or generic drugs or biosimilars that treat similar diseases or indications. For additional information, see the “Competition” section in Part I, Item 1, “Business”, of our 2016 Form 10-K.
The Global Economic Environment

In addition to the industry-specific factors discussed above, we, like other businesses, are exposed to the economic cycle, which impacts our biopharmaceutical operations globally.

•
Governments, corporations, and insurance companies, which provide insurance benefits to patients, have implemented increases in cost-sharing and restrictions on access to medicines, potentially causing patients to switch to generic products, delay treatments, skip doses or use less effective treatments. Government financing pressures can lead to negative pricing pressure in various markets where governments take an active role in setting prices, access criteria (e.g., through public or private health technology assessments), or other means of cost control. Examples include Europe, Japan, China, Canada, South Korea and a number of other international markets. The U.S. continues to maintain competitive insurance markets, but has also seen significant increases in patient cost-sharing and growing government influence as government programs continue to grow as a source of coverage.

•
We continue to monitor developments regarding government and government agency receivables in several European markets, including Greece, where economic conditions remain challenging and uncertain. For further information about our Accounts Receivable, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

•
Significant portions of our revenues and earnings, as well as our substantial international net assets, are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. As we operate in multiple foreign currencies, including the euro, the Japanese yen, the Chinese renminbi, the U.K. pound, the Canadian dollar and approximately 100 other currencies, changes in those currencies relative to the U.S. dollar will impact our revenues and expenses. If the U.S. dollar were to weaken against another currency, assuming all other variables remained constant, our revenues would increase, having a positive impact on earnings, and our overall expenses would increase, having a negative impact on earnings. Conversely, if the U.S. dollar were to strengthen against another currency, assuming all other variables remained constant, our revenues would decrease, having a negative impact on earnings, and our overall expenses would decrease, having a positive impact on earnings. Therefore, significant changes in foreign exchange rates, including those changes resulting from the volatility following the U.K. referendum in which voters approved the exit from the EU, can impact our results and our financial guidance.

The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations, including Venezuela and more recently Egypt, can impact our results and financial guidance. In the fourth quarter of 2015, we recorded a foreign currency loss of $806 million and an inventory impairment charge of $72 million related to conditions in Venezuela. For further information about our exposure to foreign currency risk, see the “Analysis of Financial Condition, Liquidity and Capital Resources” and the “Our Financial Guidance for 2017” sections of this Financial Review. For further information about our foreign currency losses related to Venezuela, see Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net.

•
In June 2016, the U.K. electorate voted in a referendum to leave the EU, which is commonly referred to as “Brexit”. The U.K. government has not formally notified the European Council of their intention to leave the EU. In January 2017, the U.K. Parliament voted in favor of legislation to give the Prime Minister the power to trigger Article 50 of the Lisbon Treaty to begin the two-year negotiation process establishing the terms of the exit and outlining the future relationship between the U.K. and the EU. The U.K. Prime Minister has said the negotiations are expected to begin at the end of March 2017. This process is expected to be highly complex, and, in January 2017, the Prime Minister announced a 12-point plan of negotiating objectives and confirmed that the U.K. government will not seek continued membership of the EU single market. The end result of these negotiations may pose certain implications to our research, commercial and general business operations in the U.K. and the EU.

We generated approximately 2% of our worldwide revenues from the U.K. in 2016. However, except for the foreign currency exchange impact from the weakening U.K. pound relative to the U.S. dollar to date, there are no other immediate-term impacts to our business as there has not yet been a formal change in the relationship between the U.K. and the EU. In addition, because of the significant uncertainties associated with the negotiation process, any potential long-term impacts are not currently determinable.

Pfizer maintains a strong financial position while operating in a complex global environment. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future. Our long-term debt is rated high quality by both S&P and Moody’s. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified, available-for-sale debt securities. For further discussion of our financial condition and credit ratings, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

These and other industry-wide factors that may affect our businesses should be considered along with information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and in Part I, Item 1A, “Risk Factors,” of our 2016 Form 10-K.

8	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Strategy

We believe that our medicines provide significant value for both healthcare providers and patients, not only from the improved treatment of diseases but also from a reduction in other healthcare costs, such as emergency room or hospitalization costs, as well as improvements in health, wellness and productivity. We continue to actively engage in dialogues about the value of our medicines and how we can best work with patients, physicians and payers to prevent and treat disease and improve outcomes. We continue to work within the current legal and pricing structures, as well as continue to review our pricing arrangements and contracting methods with payers, to maximize patient access and minimize any adverse impact on our revenues. We remain firmly committed to fulfilling our company’s purpose of innovating to bring therapies to patients that extend and significantly improve their lives. By doing so, we expect to create value for the patients we serve and for our shareholders.

Commercial Operations

We manage our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH), which was previously known as Established Products. Beginning in the second quarter of 2016, we reorganized our operating segments to reflect that we now manage our innovative pharmaceutical and consumer healthcare operations as one business segment, IH. From the beginning of our fiscal year 2014 until the second quarter of 2016, these operations were managed as two business segments: the GIP segment and the VOC segment. We have revised prior-period information to reflect the reorganization. The IH and EH operating segments are each led by a single manager. Each operating segment has responsibility for its commercial activities and for certain IPR&D projects for new investigational products and additional indications for in-line products that generally have achieved proof-of-concept. Each business has a geographic footprint across developed and emerging markets.

Some additional information about our business segments follows:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare diseases and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and, through February 2, 2017, infusion systems. EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Viagra (U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer products (e.g., Advil and Centrum)
Leading brands include: - Lipitor - Premarin family - Norvasc - Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries) - Celebrex - Pristiq - Several sterile injectable products
We expect that the IH biopharmaceutical portfolio of innovative, largely patent-protected, in-line and newly launched products will be sustained by ongoing investments to develop promising assets and targeted business development in areas of focus to help ensure a pipeline of highly-differentiated product candidates in areas of unmet medical need. The assets managed by IH are science-driven, highly differentiated and generally require a high-level of engagement with healthcare providers and consumers.
EH is expected to generate strong consistent cash flow by providing patients around the world with access to effective, lower-cost, high-value treatments. EH leverages our biologic development, regulatory and manufacturing expertise to seek to advance its biosimilar development portfolio. Additionally, EH leverages capabilities in formulation development and manufacturing expertise to help advance its generic sterile injectables portfolio. EH may also engage in targeted business development to further enable its commercial strategies.
The following change in 2016 impacted IH:

•
In connection with the formation in early 2016 of the GPD organization, a new unified center for late-stage development for our innovative products, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios, certain development-related functions transferred from IH to GPD.

The following changes in 2016 impacted EH:

•
Beginning in 2016, our contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation (previously known as Pfizer CentreSource or PCS), including the revenues and expenses related to our manufacturing and supply agreements with Zoetis, which prior to 2016 was managed outside EH as part of PGS and previously reported in “Other Unallocated” costs; and (ii) the revenues and expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in EH since we acquired Hospira on September 3, 2015.

•
In connection with the formation of a new EH R&D organization effective in the first quarter of 2016, certain functions transferred from Pfizer’s WRD organization to the new EH R&D organization. The new R&D organization within EH expects to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars.

2016 Financial Report	9

Financial Review
Pfizer Inc. and Subsidiary Companies

In September 2016, we announced our decision to maintain our current business structure and not pursue a split into two separate publicly-traded companies at that time. Following this decision, we will continue to operate two distinct businesses, each with a focus on our strategic priorities to grow and increase operational efficiency. For IH, this means a continued focus on R&D productivity and pipeline strength while maximizing the value of our recently launched brands and in-line portfolio. Our recent acquisitions of Anacor and Medivation expanded our pipeline in the high priority therapeutic areas of inflammation and immunology and oncology. For EH, we will continue to invest in growth drivers and manage the portfolio to extract additional value while seeking opportunities for operating efficiencies. This strategy includes active management of our portfolio; maximizing growth of core product segments; acquisitions to strengthen core areas of our portfolio further, such as our recent acquisition of AstraZeneca’s small molecule anti-infectives business; and divestitures to increase focus on our core strengths. In line with this strategy, on February 3, 2017, we completed the sale of Pfizer’s global infusion therapy net assets, representing the infusion systems net assets that we acquired as part of the Hospira transaction, HIS, to ICU Medical, a global device manufacturer. For additional information, see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Assets and Liabilities Held for Sale.
For additional information about our operating structure, see Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.
For additional information about the 2016 performance of each of our operating segments, see the “Analysis of Operating Segment Information” section of this Financial Review.
Research and Development Operations

We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D priorities include delivering a pipeline of differentiated therapies and vaccines with the greatest medical and commercial promise, innovating new capabilities that can position Pfizer for long-term leadership and creating new models for biomedical collaboration that will expedite the pace of innovation and productivity. To that end, our research primarily focuses on:

•	Biosimilars;

•	Inflammation and Immunology;

•	Metabolic Disease and Cardiovascular Risks;

•	Neuroscience;

•	Oncology;

•	Rare Diseases; and

•	Vaccines.
While a significant portion of R&D is done internally, we also seek out promising chemical and biological lead molecules and innovative technologies developed by third parties to incorporate into our discovery and development processes or projects, as well as our product lines, by entering into collaborations, alliance and license agreements with other companies, as well as leveraging acquisitions and equity- or debt-based investments. These agreements enable us to co-develop, license or acquire promising compounds, technologies or capabilities. We also enter into agreements pursuant to which a third party agrees to fund a portion of the development costs of one of our pipeline products in exchange for rights to receive potential milestone payments, revenue sharing payments, profit sharing payments and/or royalties. Collaboration, alliance, license and funding agreements and equity- or debt-based investments allow us to share risk and cost and to access external scientific and technological expertise, and enable us to advance our own products as well as in-licensed or acquired products.

In early 2016, we formed the GPD organization, a new, unified center for late-stage development for our innovative products. GPD is expected to enable more efficient and effective development and enhance our ability to accelerate and progress assets through our pipeline. GPD combines certain previously separate development-related functions from the IH business and the WRD organization to achieve a development capability that is expected to deliver high-quality, efficient, and well-executed clinical programs by enabling greater speed, greater cost efficiencies, and reduced complexity across our development portfolio.

For additional information about R&D by operating segment, see the “Analysis of Operating Segment Information” section of this Financial Review. For additional information about our pending new drug applications and supplemental filings, see the “Analysis of the Consolidated Statements of Income––Product Developments––Biopharmaceutical” section of this Financial Review. For additional information about recent transactions and strategic investments that we believe have the potential to advance our pipeline, see the “Our Strategy––Our Business Development Initiatives” section of this Financial Review.

Intellectual Property Rights
We continue to aggressively defend our patent rights against increasingly aggressive infringement whenever appropriate, and we will continue to support efforts that strengthen worldwide recognition of patent rights while taking necessary steps to ensure appropriate patient access. In addition, we will continue to employ innovative approaches designed to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of our products, and we will continue to participate in the generics market for our products, whenever appropriate, once they lose exclusivity. Also, the pursuit of valid business opportunities may require us to challenge intellectual property rights held by other companies that we believe were improperly granted. Such challenges may include negotiation and litigation, which may not be successful. For additional information about our current efforts to enforce our intellectual property rights, see Notes to Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation. For information on risks related to patent protection and intellectual property claims by third parties, see "Risks Related to Intellectual Property" in Part I, Item 1A, “Risk Factors” in our 2016 Form 10-K.

10	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Capital Allocation and Expense Management
We seek to maintain a strong balance sheet and robust liquidity so that we continue to have the financial resources necessary to take advantage of prudent commercial, research and business development opportunities and to directly enhance shareholder value through share repurchases and dividends. For additional information about our financial condition, liquidity, capital resources, share repurchases (including accelerated share repurchases) and dividends, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review. For additional information about our recent business development activities, see the “Our Strategy––Our Business Development Initiatives” section of this Financial Review.
On December 12, 2016, our Board of Directors declared a first-quarter 2017 dividend of $0.32 per share, an increase from the $0.30 per-share quarterly dividend paid during 2016. For additional information, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review and Notes to Consolidated Financial Statements––Note 12. Equity.

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

Our Business Development Initiatives

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, collaborations, equity- or debt-based investments, dispositions, mergers and acquisitions. We view our business development activity as an enabler of our strategies, and we seek to generate earnings growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We continue to evaluate business development transactions that have the potential to strengthen one or both of our businesses and their capabilities, such as our acquisitions of Hospira, Medivation, Anacor and AstraZeneca’s small molecule anti-infectives business, as well as collaborations, and alliance and license agreements with other companies, including our collaborations with Cellectis, OPKO and Merck KGaA. We assess our businesses, assets and scientific capabilities/portfolio as part of our regular, ongoing portfolio review process and also continue to consider business development activities that will advance our businesses. For additional information on our business development activities, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment and the “Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions––Acquisition of Hospira” section of this Financial Review.
The more significant recent transactions and events are described below:

•
Sale of Hospira Infusion Systems Net Assets to ICU Medical, Inc.––On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS, to ICU Medical for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing. HIS includes IV pumps, solutions and devices. Under the terms of the agreement, we received 3.2 million newly issued shares of ICU Medical common stock, which we valued at approximately $430 million (based upon the closing price of ICU Medical common stock on the closing date less a discount for lack of marketability), a promissory note in the amount of $75 million and net cash of approximately $200 million before customary adjustments for net working capital. In addition, we are entitled to receive a contingent amount of up to an additional $225 million in cash based on ICU Medical’s achievement of certain cumulative performance targets for the combined company through December 31, 2019. After receipt of the ICU Medical shares, we own approximately 16.4% of ICU Medical as of the closing date. We have agreed to certain restrictions on transfer of our ICU Medical shares for 18 months. The promissory note from ICU Medical has a term of three years and bears interest at LIBOR plus 2.25% for the first year and LIBOR plus 2.50% for the second and third years. At December 31, 2016, we determined that the carrying value of the HIS net assets held for sale exceeded their fair value less estimated costs to sell, resulting in a pre-tax impairment charge of $1.7 billion which is included in Other (income)/deductions––net (see Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net). The difference between the carrying value and fair value of the HIS net assets held for sale and the resulting pre-tax impairment may change when determined as of the February 3, 2017 closing date as a result of several factors, such as changes in the carrying value of the HIS net assets between December 31, 2016 and the closing date.

•
Acquisition of AstraZeneca’s Anti-Infectives Business (EH)––On December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S., including the commercialization and development rights to the newly approved EU drug Zavicefta™ (ceftazidime-avibactam), the marketed agents Merrem™/Meronem™ (meropenem) and Zinforo™ (ceftaroline fosamil), and the clinical development assets ATM-AVI and CXL (ceftaroline fosamil-AVI). Under the terms of the agreement, Pfizer made an upfront payment of approximately $550 million to AstraZeneca upon the close of the transaction and will make a deferred payment of $175 million in January 2019. In addition, AstraZeneca is eligible to receive up to $250 million in milestone payments, up to $600 million in sales-related payments, as well as tiered royalties on sales of Zavicefta™ and ATM-AVI in certain markets.

•
Acquisition of Medivation, Inc. (IH)––On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Medivation’s portfolio includes Xtandi (enzalutamide), an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within tumor cells. Xtandi is being developed and commercialized through a collaboration between Pfizer and Astellas. Astellas has exclusive commercialization rights for Xtandi outside the U.S. In addition, Medivation has two development-stage oncology assets in its pipeline: talazoparib, which is currently in a Phase 3 study for the treatment of BRCA-mutated breast cancer, and pidilizumab, an immuno-oncology asset being developed for diffuse large B-cell lymphoma and other hematologic malignancies. We expect this acquisition will accelerate our leadership in Oncology––a high priority area for our company.

2016 Financial Report	11

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Acquisition of Bamboo Therapeutics, Inc. (R&D)––On August 1, 2016, we acquired all the remaining equity in Bamboo, a privately-held biotechnology company, focused on developing gene therapies for the potential treatment of patients with certain rare diseases relating to neuromuscular conditions and those affecting the central nervous system, for $150 million, plus potential milestone payments of up to $495 million contingent upon the progression of key assets through development, regulatory approval and commercialization. We previously purchased a minority stake in Bamboo in the first quarter of 2016 for a payment of approximately $43 million. This acquisition provides us with several clinical and pre-clinical assets that complement our rare disease portfolio, an advanced recombinant AAV vector design and production technology, and a fully functional Phase I/II gene therapy manufacturing facility.

•
Acquisition of Anacor Pharmaceuticals, Inc. (IH)––On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion net of cash acquired) plus $698 million debt assumed. Anacor’s crisaborole, a non-steroidal topical PDE-4 inhibitor with anti-inflammatory properties, was approved by the FDA on December 14, 2016 under the trade name, Eucrisa, for the treatment of mild-to-moderate atopic dermatitis in patients two years of age and older, commonly referred to as a type of eczema. Anacor also holds the rights to Kerydin, a topical treatment for onychomycosis (toenail fungus) that is distributed and commercialized by Sandoz in the U.S.

•
Research and Development Arrangement with NovaQuest Co-Investment Fund II, L.P. ––On November 1, 2016, we announced the discontinuation of the global clinical development program for bococizumab. During December 2016, $31.3 million was refunded to NovaQuest representing amounts NovaQuest prepaid for development costs (under the May 2016 agreement described below) that were not used for program expenses due to the discontinuation of the development program. No additional payments are expected to be received from or paid to NovaQuest under this agreement, which was effectively terminated on November 18, 2016.

In May 2016, our agreement with NovaQuest became effective, under which NovaQuest agreed to fund up to $250 million in development costs related to certain Phase III clinical trials of Pfizer’s bococizumab compound and Pfizer agreed to use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding was expected to cover up to 40% of the development costs and was to be received over five quarters during 2016 and 2017. As there was a substantive and genuine transfer of risk to NovaQuest, the development funding applicable to program expenses during 2016 was recognized as an obligation to perform contractual services and therefore has been recognized as a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $180.3 million.

•
Research and Development Arrangement with NovaQuest Co-Investment Fund V, L.P.––In April 2016, Pfizer entered into an agreement with NovaQuest under which NovaQuest will fund up to $200 million in development costs related to certain Phase III clinical trials of Pfizer’s rivipansel compound and Pfizer will use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding is expected to cover up to 100% of the development costs and will be received over approximately twelve quarters from 2016 to 2019. As there is a substantive and genuine transfer of risk to NovaQuest, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $46.6 million. Following potential regulatory approval, NovaQuest will be eligible to receive a combination of fixed milestone payments of up to approximately $267 million in total, based on achievement of first commercial sale and certain levels of cumulative net sales as well as royalties on rivipansel net sales over approximately eight years. Fixed sales-based milestone payments will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the rivipansel product and royalties on net sales will be recorded as Cost of sales when incurred.

•
Terminated Agreement to Combine with Allergan plc––On April 6, 2016, we announced that the merger agreement between Pfizer and Allergan entered into on November 22, 2015 was terminated by mutual agreement of the companies. In connection with the termination of the merger agreement, on April 8, 2016 (which fell into Pfizer’s second fiscal quarter), Pfizer paid Allergan $150 million (pre-tax) for reimbursement of Allergan’s expenses associated with the terminated transaction. Pfizer and Allergan also released each other from any and all claims in connection with the merger agreement. For additional information, see Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net and the “Our Business” section of this Financial Review.

•
Research and Development Arrangement with RPI Finance Trust––In January 2016, Pfizer entered into an agreement with RPI, a subsidiary of Royalty Pharma, under which RPI will fund up to $300 million in development costs related to certain Phase III clinical trials of Pfizer’s Ibrance (palbociclib) product primarily for adjuvant treatment of hormone receptor positive early breast cancer (the Indication). RPI’s development funding is expected to cover up to 100% of the costs primarily for the applicable clinical trials through 2021. As there is a substantive and genuine transfer of risk to RPI, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $44.9 million. If successful and upon approval of Ibrance in the U.S. or certain major markets in the EU for the Indication based on the applicable clinical trials, RPI will be eligible to receive a combination of approval-based fixed milestone payments of up to $250 million dependent upon results of the clinical trials and royalties on certain Ibrance sales over approximately seven years. Fixed milestone payments due upon approval will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the Ibrance product and sales-based royalties will be recorded as Cost of sales when incurred.

•
Acquisition of Hospira (EH)––On September 3, 2015, we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). For additional information, see the “Our Business” section of this Financial Review.

•
Acquisition of a Minority Interest in AM-Pharma B.V. (IH)––In April 2015, we acquired a minority equity interest in AM-Pharma, a privately-held Dutch biopharmaceutical company focused on the development of recAP for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. The option becomes exercisable after completion of a Phase II trial of recAP in the treatment of Acute Kidney Injury related to sepsis, which is expected in 2017. Under the terms of the agreement, we paid $87.5 million for both the exclusive option and the minority equity interest, which was recorded as a cost-method investment in Long-term investments, and we may make additional payments of up to $512.5 million upon exercise of the option and potential launch of any product that may result from this investment.

12	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Collaboration with OPKO Health, Inc.––We entered into a collaborative agreement with OPKO, which closed in January 2015, to develop and commercialize OPKO’s long-acting hGH-CTP for the treatment of GHD in adults and children, as well as for the treatment of growth failure in children born SGA who fail to show catch-up growth by two years of age. hGH-CTP has the potential to reduce the required dosing frequency of human growth hormone to a single weekly injection from the current standard of one injection per day. We have received the exclusive license to commercialize hGH-CTP worldwide. OPKO will lead the clinical activities and will be responsible for funding the development programs for the key indications, which include Adult and Pediatric GHD and Pediatric SGA. We will be responsible for all development costs for additional indications, all postmarketing studies, manufacturing and commercialization activities for all indications, and we will lead the manufacturing activities related to product development. In February 2015, we made an upfront payment of $295 million to OPKO, which was recorded in Research and development expenses, and OPKO is eligible to receive up to an additional $275 million upon the achievement of certain regulatory milestones. OPKO is also eligible to receive royalty payments associated with the commercialization of hGH-CTP for Adult GHD, which is subject to regulatory approval. Upon the launch of hGH-CTP for Pediatric GHD, which is subject to regulatory approval, the royalties will transition to tiered gross profit sharing for both hGH-CTP and our product, Genotropin.

•
Acquisition of Marketed Vaccines Business of Baxter International Inc. (IH)––On December 1, 2014 (which fell in the first fiscal quarter of 2015 for our international operations), we acquired Baxter’s portfolio of marketed vaccines for a final purchase price of $648 million. The portfolio that was acquired consists of NeisVac-C and FSME-IMMUN/TicoVac. NeisVac-C is a vaccine that helps protect against meningitis caused by group C meningococcal meningitis and FSME-IMMUN/TicoVac is a vaccine that helps protect against tick-borne encephalitis.

•
Collaboration with Merck KGaA (IH)––In November 2014, we entered into a collaborative arrangement with Merck KGaA, to jointly develop and commercialize avelumab, the proposed international non-proprietary name for the investigational anti-PD-L1 antibody (MSB0010718C), currently in development as a potential treatment for multiple types of cancer. We and Merck KGaA are exploring the therapeutic potential of this novel anti-PD-L1 antibody as a single agent as well as in various combinations with our and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. Our avelumab program with Merck KGaA has 30 programs on-going, ten of which are potentially registration enabling trials (two in lung cancer, two in gastric cancer, two in ovarian cancer, and one each in bladder cancer, Merkel cell carcinoma (MCC), squamous cell carcinoma of the head and neck and RCC). We received FDA breakthrough therapy designation for avelumab in metastatic MCC. In the fourth quarter of 2016, the FDA biologics license application and the EMA marketing authorization application for MCC were accepted for review. We and Merck KGaA are also combining resources and expertise to advance Pfizer’s anti-PD-1 antibody into Phase 1 trials. Under the terms of the agreement, in the fourth quarter of 2014, we made an upfront payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. Both companies will jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets, and co-promotion activities were initiated in key select markets in 2015. In 2014, we recorded $1.2 billion of Research and development expenses associated with this collaborative arrangement, composed of the $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of the co-promotion rights given to Merck KGaA.

•
Acquisition of InnoPharma, Inc. (IH)––On September 24, 2014, we completed our acquisition of InnoPharma, a privately-held pharmaceutical development company, for an upfront cash payment of $225 million and contingent consideration of up to $135 million.

•
License from Cellectis SA––In June 2014, we entered into a global arrangement with Cellectis to develop Chimeric Antigen Receptor T-cell immunotherapies in the field of oncology directed at select cellular surface antigen targets. In August 2014, in connection with this licensing agreement, we made an upfront payment of $80 million to Cellectis, which was recorded in Research and development expenses. We will also fund R&D costs associated with up to 15 Pfizer-selected targets and, for the benefit of Cellectis, a portion of the R&D costs associated with four Cellectis-selected targets within the arrangement. Cellectis is eligible to receive development, regulatory and commercial milestone payments of up to $185 million per product that results from the Pfizer-selected targets as well as tiered royalties on net sales of any products that are commercialized by Pfizer.

•
Collaboration with Eli Lilly & Company––In 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer’s tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. Following the decision by the FDA in March 2015 to lift the partial clinical hold on the tanezumab development program, we received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly, which is recorded as deferred revenue in our consolidated balance sheet and is being recognized into Other (income)/deductions––net over a multi-year period beginning in the second quarter of 2015. Pfizer and Lilly resumed the Phase 3 chronic pain program for tanezumab in July 2015. Under the collaboration agreement with Lilly, we are eligible to receive additional payments from Lilly upon the achievement of specified regulatory and commercial milestones.

•
License of Nexium OTC Rights––In August 2012, we entered into an agreement with AstraZeneca for the exclusive, global, OTC rights for Nexium, a prescription drug approved to treat the symptoms of gastroesophageal reflux disease. On May 27, 2014, we launched Nexium 24HR in the U.S., and on July 11, 2014, we paid AstraZeneca a related $200 million product launch milestone payment. On August 1, 2014, we launched Nexium Control in Europe, and on September 15, 2014, we paid AstraZeneca a related $50 million product launch milestone payment. These post-approval milestone payments were recorded in Identifiable intangible assets, less accumulated amortization and are being amortized over the estimated useful life of the Nexium brand. Included in Other current liabilities at December 31, 2015 are accrued milestone payments to AstraZeneca of $93 million, which were subsequently paid to AstraZeneca in April 2016. AstraZeneca is eligible to receive additional milestone payments of up to approximately $200 million, based on the level of worldwide sales as well as quarterly royalty payments based on worldwide sales.

2016 Financial Report	13

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Financial Guidance for 2017

The following table provides our financial guidance for full-year 2017(a), (b):
Revenues	$52.0 to $54.0 billion
Adjusted cost of sales as a percentage of revenues	20.0% to 21.0%
Adjusted selling, informational and administrative expenses	$13.7 to $14.7 billion
Adjusted research and development expenses	$7.5 to $8.0 billion
Adjusted other (income)/deductions	Approximately $100 million of deductions
Effective tax rate on adjusted income	Approximately 23.0%
Adjusted diluted EPS	$2.50 to $2.60

(a)	The 2017 financial guidance reflects the following:

•	The disposition of the HIS net assets in February 2017, which contributed $1.2 billion of revenues and $0.03 of adjusted diluted EPS in 2016.

•
Does not assume the completion of any business development transactions not completed as of December 31, 2016, including any one-time upfront payments associated with such transactions, except for the disposition of HIS in February 2017.

•	Exchange rates assumed are as of mid-January 2017.

•
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

•
Reflects the anticipated negative impact of $0.9 billion on revenues and $0.05 on adjusted diluted EPS as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2016.

•
Guidance for adjusted diluted EPS assumes diluted weighted-average shares outstanding of approximately 6.1 billion shares, which reflects our $5.0 billion accelerated share repurchase agreement announced in February 2017, which is expected to more than offset potential dilution related to employee compensation programs.

(b)
For an understanding of Adjusted income and its components and Adjusted diluted EPS (all of which are non-GAAP financial measures), see the “Non-GAAP Financial Measure (Adjusted Income)” section of this Financial Review.

Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
For information about our three-year cost-reduction initiative entered into in the fourth quarter of 2016 and actual costs and cost savings associated with our cost-reduction initiatives announced in 2014, the Hospira acquisition, our recent business development activities, and global commercial structure, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

Our 2017 financial guidance is subject to a number of factors and uncertainties as described in the “Our Operating Environment”, “The Global Economic Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results” sections of this Financial Review; and Part I, Item 1A, “Risk Factors” of our 2016 Form 10-K.
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

Acquisitions and Fair Value

For a discussion about the application of Fair Value to our recent acquisitions, see “Acquisition of Hospira” below and Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions.

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

For a discussion about the application of Fair Value to our asset impairment reviews, see “Asset Impairment Reviews” below.

14	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues

Our gross product revenues are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized, and primarily represent chargebacks, rebates and sales allowances to wholesalers, and, to a lesser extent, distributors like MCOs, retailers and government agencies with respect to our pharmaceutical products. Those deductions represent estimates of rebates and discounts related to gross sales for the reporting period, and, as such, knowledge and judgment of market conditions and practice are required when estimating the impact of these revenue deductions on gross sales for a reporting period.

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

Identifiable Intangible Assets

As a result of our identifiable intangible asset impairment review work, we recognized a number of impairments of identifiable intangible assets for the years ended December 31, 2016, 2015 and 2014. See Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net.

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

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include IPR&D assets (approximately $10.1 billion as of December 31, 2016) and newly acquired or recently impaired indefinite-lived brand assets. IPR&D assets are high-risk assets, as R&D is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

Goodwill

As a result of our goodwill impairment review work, we concluded that none of our goodwill was impaired as of December 31, 2016, and we do not believe the risk of impairment is significant at this time.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. Examples of events or circumstances that could impact the estimated fair value of a reporting unit may include items such as changes in operating results, anticipated future cash flows, the discount rate and market multiples, among others. Our Consumer Healthcare reporting unit has the

2016 Financial Report	15

Financial Review
Pfizer Inc. and Subsidiary Companies

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
Specifically:

•
When we estimate the fair value of our six biopharmaceutical reporting units, we rely solely on the income approach. We use the income approach exclusively as the use of the comparable guideline company method is not practical or reliable. For the income approach, we use the discounted cash flow method.

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

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and Part I, Item 1A, “Risk Factors” in our 2016 Form 10-K.

Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both IRC-qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans consisting primarily of medical insurance for retirees and their eligible dependents.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which can result from a complex series of judgments about future events and uncertainties. The assumptions and actuarial estimates required to estimate the net employee benefit obligations for the defined benefit and postretirement plans include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on plan assets; and healthcare cost trend rates.
Effective January 1, 2016, we changed the approach used to measure service and interest costs for certain international pension and other postretirement benefits. For fiscal 2015 and 2014, we measured service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the respective plan obligations. For fiscal 2016, we elected to measure service and interest costs by applying the spot rates along the yield curve for certain international plans to the plans' liability cash flows. We believe the new approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of our plan obligations. We have accounted for this change as a change in accounting estimate and, accordingly, have accounted for it on a prospective basis. The reduction in expense for 2016 associated with this change in estimate was $42 million, primarily related to certain international pension plans, which was recognized evenly over each quarter of the year. The change in approach for the postretirement benefit plans was not material to the 2016 consolidated statement of income.

16	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

In the fourth quarter of 2014, we approved a change, effective January 1, 2016, to the U.S. postretirement medical plan to transfer certain plan participants to a retiree drug coverage program eligible for a Medicare Part D plan subsidy (EGWP). This change resulted in a decrease to the postretirement benefit obligation of approximately $600 million as of December 31, 2014.

As of December 31, 2016, the noncurrent portion of our pension benefit obligations, net, and our postretirement benefit obligations, net increased, in the aggregate, by approximately $53 million compared to December 31, 2015. The increase reflects, among other things, a decrease in our discount rate assumptions used in the measurement of the plan obligations, largely offset by an increase in actual returns on plan assets and a decrease in the postretirement plan obligations due to medical plan cap changes with the U.S. and Puerto Rico postretirement plans and the adoption of the EGWP by the Puerto Rico postretirement plan.
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

The following table provides (i) at the end of each year, the expected annual rate of return on plan assets for the following year, (ii) the actual annual rate of return on plan assets achieved in each year, and (iii) the weighted-average discount rate used to measure the benefit obligations at the end of each year for our U.S. qualified pension plans and our international pension plans(a):

	2016	2015	2014
U.S. Qualified Pension Plans
Expected annual rate of return on plan assets	8.0%	8.0%	8.3%
Actual annual rate of return on plan assets	8.1	(0.8)	6.8
Discount rate used to measure the plan obligations	4.3	4.5	4.2
International Pension Plans
Expected annual rate of return on plan assets	4.7	5.2	5.5
Actual annual rate of return on plan assets	9.3	3.6	13.2
Discount rate used to measure the plan obligations	2.4	3.1	3.0

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

The expected annual rate of return on plan assets for our U.S. plans and the majority of our international plans is applied to the fair value of plan assets at each year-end and the resulting amount is reflected in our net periodic benefit costs in the following year. In January 2017, Pfizer made a voluntary contribution of $1.0 billion to plan assets. In 2017, this contribution will be included in the plan asset balance for purposes of determining the expected return on plan assets.

The following table illustrates the sensitivity of net periodic benefit costs to a 50 basis point decline in our assumption for the expected annual rate of return on plan assets, holding all other assumptions constant (in millions, pre-tax):

	Change	Increase in 2017 Net Periodic Benefit Costs
Assumption
Expected annual rate of return on plan assets	50 basis point decline	$102

The actual return on plan assets resulted in a net gain on our plan assets of approximately $1.7 billion during 2016.

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

The following table illustrates the sensitivity of net periodic benefit costs and benefit obligations to a 10 basis point decline in our assumption for the discount rate, holding all other assumptions constant (in millions, pre-tax):

	Change	2017 Net Periodic Benefit Costs	2016 Benefit Obligations
Assumption		Increase	Increase
Discount rate	10 basis point decline	$34	$421

2016 Financial Report	17

Financial Review
Pfizer Inc. and Subsidiary Companies

The change in the discount rates used in measuring our plan obligations as of December 31, 2016 resulted in an increase in the measurement of our aggregate plan obligations by approximately $2.0 billion.
Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.
Acquisition of Hospira
Description of Transaction
On September 3, 2015, we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired).
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
For the amounts recognized for the Hospira assets acquired and liabilities assumed as of the acquisition date, including measurement period adjustments recognized in 2016 to the amounts initially recorded in 2015, see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions.
Below is a summary of the methodologies and significant assumptions used in estimating the fair value of certain classes of assets and liabilities of Hospira as of the acquisition date.
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

•	Construction in progress—Replacement cost, generally assumed to equal historical book value.

18	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The amounts recorded for the major components of acquired property, plant and equipment are as follows:
(MILLIONS OF DOLLARS)	Useful Lives (Years)	Amounts Recognized as of Acquisition Date (as adjusted) Final
Land		$111
Buildings	33—50	511
Machinery and equipment	8—20	1,049
Furniture, fixtures and other	3—12 1/2	141
Construction in progress		541
Total Property, plant and equipment		$2,352
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

The amounts recorded for the major components of acquired identifiable intangible assets are as follows:
MILLIONS OF DOLLARS	Amounts Recognized As of Acquisition Date (as adjusted) Final	Weighted-Average Useful Lives (Years)
Developed technology rights––finite lived	$7,720	17
Other––finite-lived	570	12
IPR&D	1,030	—
For information about our identifiable intangible assets, see Notes to Consolidated Financial Statements––Note 10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.
The fair value of finite-lived identifiable intangible assets will be recognized in our results of operations over the expected useful life of the individual assets.
As of the acquisition date, we recognized IPR&D assets of $685 million for biosimilar programs and $345 million for sterile injectable programs.
Biosimilar IPR&D Acquired Assets:

•
In order to eliminate certain redundancies in Pfizer’s biosimilar drug products pipeline created as a result of the acquisition of Hospira, in September 2015 we opted to return to Celltrion Inc. and Celltrion Healthcare, Co., Ltd. (collectively Celltrion) rights that Hospira had previously acquired to potential biosimilars to Rituxan® (rituximab) and Herceptin® (trastuzumab). In connection with the return of these rights, we wrote off these IPR&D assets, totaling $170 million. See the Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives for additional information.

•
As of the acquisition date, the higher value remaining biosimilar IPR&D assets acquired from Hospira had been submitted to the FDA for approval and include potential biosimilars for (i) epoetin alfa (treatment of anemia in dialysis and oncology applications); and (ii) infliximab (rheumatoid arthritis and gastrointestinal disorders), which we began selling in the U.S. in November 2016. These biosimilars and filgrastim (oncology) are already available in certain markets outside the U.S. Filgrastim in the U.S. market and other biosimilar IPR&D assets acquired from Hospira are in late-stage development. See the “Product Developments––Biopharmaceutical” section of this Financial Review for additional information about these programs.

Sterile Injectable IPR&D Acquired Assets:

•
The sterile injectable IPR&D assets acquired from Hospira are in various therapeutic areas including anti-infectives, oncology, cardiovascular and neurology, among others. The sterile injectable IPR&D assets are in various stages of development with anticipated launch dates as of the acquisition date across 2016, 2017 and 2018.

Some of the more significant estimates and assumptions inherent in the estimate of the fair value of identifiable intangible assets include all assumptions associated with forecasting product profitability from the perspective of a market participant.

2016 Financial Report	19

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
The discount rates used in the intangible asset valuations ranged from 11% to 16%, and the estimated cash flows were projected over periods extending up to 20 years or more. For IPR&D assets, the PTRS rates ranged from 44% to 88%. Within this broad range, we recorded approximately $20 million of assets with a PTRS of 44%, $230 million of assets with a PTRS of 45% to 75% and $780 million of assets with a PTRS above 75% ($610 million after the write-off of the acquired biosimilar IPR&D assets discussed above). All of these judgments and estimates can materially impact our results of operations.

For IPR&D assets, the risk of failure has been factored into the fair value measure and there can be no certainty that these assets ultimately will yield a successful product.
Contingencies—For acquisition date contingencies, see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions.

20	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Revenues	$52,824	$48,851	$49,605	8	(2)
Cost of sales	12,329	9,648	9,577	28	1
% of revenues	23.3%	19.7%	19.3%
Selling, informational and administrative expenses	14,837	14,809	14,097	—	5
% of revenues	28.1%	30.3%	28.4%
Research and development expenses	7,872	7,690	8,393	2	(8)
% of revenues	14.9%	15.7%	16.9%
Amortization of intangible assets	4,056	3,728	4,039	9	(8)
% of revenues	7.7%	7.6%	8.1%
Restructuring charges and certain acquisition-related costs	1,724	1,152	250	50	*
% of revenues	3.3%	2.4%	0.5%
Other (income)/deductions—net	3,655	2,860	1,009	28	*
Income from continuing operations before provision for taxes on income	8,351	8,965	12,240	(7)	(27)
% of revenues	15.8%	18.4%	24.7%
Provision for taxes on income	1,123	1,990	3,120	(44)	(36)
Effective tax rate	13.4%	22.2%	25.5%
Income from continuing operations	7,229	6,975	9,119	4	(24)
% of revenues	13.7%	14.3%	18.4%
Discontinued operations—net of tax	17	11	48	49	(77)
Net income before allocation to noncontrolling interests	7,246	6,986	9,168	4	(24)
% of revenues	13.7%	14.3%	18.5%
Less: Net income attributable to noncontrolling interests	31	26	32	20	(21)
Net income attributable to Pfizer Inc.	$7,215	$6,960	$9,135	4	(24)
% of revenues	13.7%	14.2%	18.4%
Certain amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful.
Revenues—Overview

Compared to 2015, international revenues for 2016 were favorably impacted by approximately $100 million as a result of having one more selling day in international markets. In the U.S., there was no difference in selling days in 2016, compared to 2015.

Total revenues in 2016 compared to 2015 reflect an operational increase of $5.5 billion, or 11%, partially offset by the unfavorable impact of foreign exchange of $1.5 billion, or 3%, in 2016, compared to 2015. The operational increase was primarily the result of:

•
the inclusion of revenues from a full year of legacy Hospira global operations in 2016, as compared to four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015, resulting in operational growth of $3.1 billion in 2016;

•
the continued operational growth from key brands including Ibrance, Lyrica (IH), Xeljanz and Chantix/Champix and Consumer Healthcare, (all primarily in the U.S.), as well as Eliquis and Xalkori (globally) (collectively, up approximately $3.6 billion in 2016);

•	operational growth in the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio, mostly in emerging markets and the U.S. (up approximately $290 million); and

•	to a lesser extent, the inclusion of legacy Medivation operations of $140 million, partially offset by:

•
the loss of exclusivity and associated generic competition for Zyvox primarily in the U.S. and certain developed Europe markets (down approximately $410 million), Lyrica (EH) in certain developed Europe markets (down approximately $330 million) and for certain other products (collectively, down approximately $440 million) as well as biosimilar competition for Enbrel in most developed Europe markets (down approximately $230 million);

•
the decline in Prevnar 13/Prevenar 13 revenues, primarily driven by an expected decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to the prior-year, as well as the unfavorable impact of the timing of government purchases for the pediatric indication (down approximately $450 million); and

•	the year-end 2015 expiry of the collaboration agreement to co-promote Rebif in the U.S. (down approximately $370 million in 2016).

2016 Financial Report	21

Financial Review
Pfizer Inc. and Subsidiary Companies

Total revenues in 2015 compared to 2014 reflect an operational increase of $3.0 billion, or 6%, more than offset by the unfavorable impact of foreign exchange of $3.8 billion, or 8%, in 2015 compared to 2014. The operational increase was primarily the result of:

•
the performance of several key products in developed markets, including the continued strong uptake of Prevnar 13 among adults (largely in the U.S.), Ibrance (nearly all in the U.S.), Eliquis, Lyrica (IH) (primarily in the U.S. and Japan), Xeljanz (primarily in the U.S.), Viagra (IH) (primarily in the U.S.) and Nexium 24HR (primarily in the U.S.) (collectively, up approximately $4.1 billion);

•	the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations of $1.5 billion;

•	a 7% operational increase in revenues in emerging markets, reflecting continued strong operational growth, primarily from Prevenar 13, Lipitor and Enbrel (up approximately $810 million); and

•	inclusion of the vaccines acquired from Baxter of $178 million, partially offset by:

•
the loss of exclusivity and immediate multi-source generic competition for Celebrex in the U.S. in December 2014 and certain other developed markets (down approximately $1.8 billion), and the loss of exclusivity for Lyrica (EH) in certain developed Europe markets (down approximately $420 million), for Zyvox in the U.S. (down approximately $420 million), for Rapamune in the U.S. (down approximately $120 million) and for certain other products (collectively, down approximately $330 million);

•	the performance of certain other products in developed markets and BeneFIX in the U.S. (collectively, down approximately $370 million); and

•	the termination of the Spiriva co-promotion collaboration in certain countries (down approximately $100 million).

See the “Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Report for information about (i) recent losses of product exclusivity impacting product revenues, (ii) recent losses of collaboration rights impacting alliance revenues and (iii) expected losses of product exclusivity in 2017.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2016 Form 10-K.

We have significant operations outside the U.S., with revenues exceeding $500 million in the following number of countries:
The U.S. and Japan are our two largest national markets:

Revenues by National Market

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

Revenue Deductions

Our gross product revenues are subject to a variety of deductions that are generally estimated and recorded in the same period that the revenues are recognized, and primarily represent chargebacks, rebates and sales allowances to wholesalers, and, to a lesser extent, distributors like MCOs, retailers and government agencies with respect to our pharmaceutical products. Those deductions represent estimates

22	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

The following table provides information about revenue deductions:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Medicare rebates(a)	$1,063	$1,002	$1,077
Medicaid and related state program rebates(a)	1,473	1,263	779
Performance-based contract rebates(a), (b)	2,560	2,253	2,219
Chargebacks(c)	5,736	4,961	3,755
Sales allowances(d)	4,623	4,200	4,547
Sales returns and cash discounts	1,441	1,335	1,279
Total(e)	$16,895	$15,014	$13,656

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.

(b)
Performance-based contract rebates include contract rebates with managed care customers within the U.S., including health maintenance organizations and PBMs, who receive rebates based on the achievement of contracted performance terms and claims under these contracts. Outside the U.S., performance-based contract rebates include rebates to wholesalers/distributors based on achievement of contracted performance for specific products or sales milestones.

(c)	Chargebacks primarily represent reimbursements to U.S. wholesalers for honoring contracted prices to third parties.

(d)	Sales allowances primarily represent price reductions that are contractual or legislatively mandated outside the U.S., discounts and distribution fees.

(e)
For 2016, associated with the following segments: IH ($7.1 billion); and EH ($9.8 billion). For 2015, associated with the following segments: IH ($5.8 billion); and EH ($9.2 billion). For 2014, associated with the following segments: IH ($4.6 billion); and EH ($9.1 billion).

Total revenue deductions for 2016 increased 13% compared to 2015. The increase in revenue deductions is consistent with increased sales, and was specifically as a result of:

•
an increase in chargebacks from EH products, primarily due to the inclusion of a full year of legacy Hospira sterile injectables in 2016, compared to the inclusion of only four months of legacy Hospira sterile injectables in 2015, and from certain IH products;

•
an increase in performance-based contract rebates, primarily due to sales to managed care customers in the U.S. and higher rebates in certain developed Europe markets due to competitive pressures post loss of exclusivity for certain products; and

•	an increase in Medicaid and related state program rebates, primarily as a result of updated estimates of sales related to these programs.

For additional rebate accrual information, see Notes to Consolidated Financial Statements––Note 1G. Basis of Presentation and Significant Accounting Policies: Revenues and Trade Accounts Receivable.

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $4.3 billion as of December 31, 2016, of which approximately $2.8 billion is included in Other current liabilities, $357 million is included in Other noncurrent liabilities and approximately $1.2 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.9 billion as of December 31, 2015, of which approximately $2.6 billion is included in Other current liabilities, $272 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet.

2016 Financial Report	23

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues by Segment and Geographic Area

The following table provides worldwide revenues by operating segment and geographic area:
	Year Ended December 31,									% Change
	Worldwide			U.S.			International			Worldwide		U.S.		International
(MILLIONS OF DOLLARS)	2016	2015	2014	2016	2015	2014	2016	2015	2014	16/15	15/14	16/15	15/14	16/15	15/14
Operating Segments(a):
IH	$29,197	$26,758	$24,005	$16,773	$14,446	$10,958	$12,424	$12,312	$13,047	9	11	16	32	1	(6)

EH	23,627	22,094	25,600	9,596	7,258	8,115	14,031	14,836	17,485	7	(14)	32	(11)	(5)	(15)
Total revenues	$52,824	$48,851	$49,605	$26,369	$21,704	$19,073	$26,455	$27,147	$30,532	8	(2)	21	14	(3)	(11)

(a)
IH = the Innovative Health segment; and EH = the Essential Health segment. For additional information about each operating segment, see the “Our Strategy––Commercial Operations” section of this Financial Review and Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.

Revenues

We recorded direct product sales of more than $1 billion for each of eight products in 2016, for each of seven products in 2015 and for each of ten products in 2014. We recorded more than $1 billion in alliance revenues in 2016 and 2015 (primarily Eliquis). These direct product sales and alliance revenues represent 43% of our revenues in 2016, 44% of our revenues in 2015 and 52% of our revenues in 2014. See the Revenues—Major Products section of this Financial Review for additional information.

2016 v. 2015

See the Revenues—Overview section of this Analysis of the Consolidated Statements of Income for a discussion of performance of worldwide revenues.

Geographically,

•	in the U.S., revenues increased $4.7 billion, or 21%, in 2016, compared to 2015, reflecting, among other things:

◦
the inclusion of revenues from a full year of legacy Hospira U.S. operations of approximately $3.5 billion in 2016, as compared to four months of revenues from legacy Hospira U.S. operations of $1.2 billion in 2015, resulting in growth of approximately $2.2 billion in 2016; and

◦	the continued growth of several key products including Ibrance, Lyrica (IH), Eliquis, Xeljanz and Chantix (collectively, up approximately $2.8 billion in 2016), partially offset by:

◦	the year-end 2015 expiry of the collaboration agreement to co-promote Rebif (down approximately $370 million in 2016);

◦	the loss of exclusivity and associated generic competition for Zyvox (down approximately $200 million in 2016); and

◦
the decline in revenues for the Prevnar 13 family primarily driven by the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to 2015 (Prevnar 13 family down approximately $380 million in 2016).

•
in our international markets, revenues decreased $693 million, or 3%, in 2016, compared to 2015. Foreign exchange unfavorably impacted international revenues by approximately $1.5 billion, or 5% in 2016. Operationally, revenues increased approximately $790 million, or 3%, in 2016, compared to 2015, reflecting, among other things:

◦
the inclusion of revenues from a full year of legacy Hospira international operations of approximately $1.2 billion in 2016, compared to the inclusion of revenues from only three months of legacy Hospira international operations of approximately $270 million in 2015;

◦	the continued growth of Eliquis (up approximately $340 million in 2016); and

◦	the continued growth from certain other products in emerging markets, excluding the contributions from legacy Hospira and Eliquis (collectively, up approximately $500 million in 2016), partially offset by:

◦
lower revenues as a result of the loss of exclusivity and associated biosimilar or generic (as applicable) competition, primarily in developed Europe markets for Lyrica (EH), Enbrel and Zyvox (collectively, down approximately $770 million operationally in 2016).

In 2016, international revenues represented 50% of total revenues, compared to 56% in 2015. Excluding foreign exchange, international revenues in 2016 represented 51% of total revenues.

2015 v. 2014

See the Revenues—Overview section of this Analysis of the Consolidated Statements of Income for a discussion of performance of worldwide revenues.

Geographically,

•	in the U.S., revenues increased $2.6 billion, or 14%, in 2015, compared to 2014, reflecting, among other things:

24	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

◦
the performance of several key products, including Prevnar 13 primarily in adults (up approximately $1.9 billion), Ibrance (which was launched in the U.S. in February 2015, up approximately $720 million), as well as Lyrica (IH), Eliquis, Xeljanz, Viagra (IH) and Nexium 24HR (collectively, up approximately $1.0 billion in 2015); and

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

•
in our international markets, revenues decreased $3.4 billion, or 11%, in 2015, compared to 2014. Foreign exchange unfavorably impacted international revenues by approximately $3.8 billion, or 12% in 2015. Operationally, revenues increased by $402 million, or 1%, in 2015 compared to 2014 reflecting, among other things:

◦
the operational increase in revenues in emerging markets, reflecting continued strong operational growth primarily from the IH business, including Prevenar and Enbrel, among other products, and Lipitor (up approximately $600 million in 2015);

◦	higher revenues in developed markets for Eliquis and Lyrica (IH), as well as from vaccines acquired in December 2014 from Baxter (in Europe) (collectively, up approximately $590 million in 2015); and

◦	the inclusion of three months of legacy Hospira international operations of $270 million in 2015, partially offset by:

◦
lower revenues in developed markets for Lyrica (EH), Celebrex, Inspra and Viagra (EH) as a result of the loss of exclusivity, as well as the performance of Lipitor and Norvasc in developed markets, and Zosyn/Tazocin in emerging markets (collectively, down approximately $1.0 billion in 2015).

In 2015, international revenues represented 56% of total revenues, compared to 62% in 2014. Excluding foreign exchange, international revenues in 2015 represented 59% of total revenues.

For additional information about operating segment revenues, see the “Analysis of Operating Segment Information” section of this Financial Review.

2016 Financial Report	25

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues—Major Products

The following table provides revenue information for several of our major products:
(MILLIONS OF DOLLARS)		Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS OR CLASS	2016	2015	2014	16/15		15/14
					Total	Oper.	Total	Oper.
TOTAL REVENUES		$52,824	$48,851	$49,605	8	11	(2)	6
PFIZER INNOVATIVE HEALTH (IH)(a):		$29,197	$26,758	$24,005	9	11	11	19
Internal Medicine		$8,858	$7,611	$6,727	16	17	13	17
Lyrica IH(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	4,165	3,655	3,350	14	14	9	13
Viagra IH(c)	Erectile dysfunction	1,181	1,297	1,181	(9)	(9)	10	10
Chantix/Champix	An aid to smoking cessation treatment	842	671	647	26	27	4	9
Toviaz	Overactive bladder	258	267	288	(3)	(4)	(7)	1
BMP2	Development of bone and cartilage	251	232	228	8	8	2	2
Alliance revenues(d)	Various	1,588	1,256	759	26	26	66	75
All other Internal Medicine(e)	Various	573	233	276	*	*	(16)	(12)
Vaccines		$6,071	$6,454	$4,480	(6)	(5)	44	51
Prevnar 13/Prevenar 13	Vaccines for prevention of pneumococcal disease	5,718	6,245	4,464	(8)	(7)	40	46
FSME/IMMUN-TicoVac	Tick-borne encephalitis vaccine	114	104	—	10	10	*	*
All other Vaccines	Various	239	104	16	*	*	*	*
Oncology		$4,563	$2,955	$2,218	54	56	33	43
Ibrance	Advanced breast cancer	2,135	723	—	*	*	*	*
Sutent	Advanced and/or metastatic RCC, refractory GIST and advanced pancreatic neuroendocrine tumor	1,095	1,120	1,174	(2)	1	(5)	7
Xalkori	ALK-positive NSCLC and ROS1-positive NSCLC	561	488	438	15	17	11	20
Inlyta	Advanced RCC	401	430	410	(7)	(6)	5	14
Xtandi alliance revenues	Advanced prostate cancer	140	—	—	*	*	—	—
All other Oncology	Various	231	194	195	19	19	(1)	5
Inflammation & Immunology (I&I)		$3,928	$3,918	$4,241	—	6	(8)	6
Enbrel (Outside the U.S. and Canada)	Rheumatoid, juvenile rheumatoid and psoriatic arthritis, plaque psoriasis and ankylosing spondylitis	2,909	3,333	3,850	(13)	(6)	(13)	1
Xeljanz	Rheumatoid arthritis	927	523	308	77	78	70	72
All other I&I	Various	93	61	82	51	42	(25)	(13)
Rare Disease		$2,369	$2,425	$2,893	(2)	—	(16)	(7)
BeneFIX	Hemophilia	712	752	856	(5)	(4)	(12)	(5)
Genotropin	Replacement of human growth hormone	579	617	723	(6)	(5)	(15)	(4)
Refacto AF/Xyntha	Hemophilia	554	533	631	4	8	(16)	(5)
Somavert	Acromegaly	232	218	229	6	8	(5)	7
Rapamune	Prevention of organ rejection in kidney transplantation	170	197	339	(14)	(7)	(42)	(36)
All other Rare Disease	Various	122	108	114	13	11	(4)	10
Consumer Healthcare		$3,407	$3,395	$3,446	—	5	(1)	5
PFIZER ESSENTIAL HEALTH (EH)(f)		$23,627	$22,094	$25,600	7	11	(14)	(6)
Legacy Established Products (LEP)(g)		$11,194	$11,745	$13,016	(5)	—	(10)	(2)
Lipitor	Reduction of LDL cholesterol	1,758	1,860	2,061	(6)	2	(10)	(4)
Premarin family	Symptoms of menopause	1,017	1,018	1,076	—	—	(5)	(4)
Norvasc	Hypertension	962	991	1,112	(3)	1	(11)	(3)
EpiPen	Epinephrine injection used in treatment of life-threatening allergic reactions	386	339	294	14	14	15	19
Xalatan/Xalacom	Glaucoma and ocular hypertension	363	399	495	(9)	(8)	(19)	(6)
Relpax	Symptoms of migraine headache	323	352	382	(8)	(8)	(8)	(2)
Zoloft	Depression and certain anxiety disorders	304	374	423	(19)	(14)	(12)	(1)
Effexor	Depression and certain anxiety disorders	278	288	344	(3)	—	(16)	(8)
Zithromax/Zmax	Bacterial infections	272	275	311	(1)	1	(11)	(3)
Xanax/Xanax XR	Anxiety disorders	222	224	253	(1)	1	(11)	2
Cardura	Hypertension/Benign prostatic hyperplasia	192	210	263	(9)	(6)	(20)	(9)
Neurontin	Seizures	182	196	210	(7)	2	(7)	2
Tikosyn	Maintenance of normal sinus rhythm, conversion of atrial fibrillation/flutter	153	179	141	(15)	(15)	27	27
Depo-Provera	Contraceptive	126	170	201	(26)	(22)	(15)	(10)
Diflucan	Fungal infections	119	181	208	(34)	(30)	(13)	(3)
All other LEP	Various	4,538	4,689	5,242	(3)	4	(11)	(2)

26	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(MILLIONS OF DOLLARS)		Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS OR CLASS	2016	2015	2014	16/15		15/14
					Total	Oper.	Total	Oper.
Sterile Injectable Pharmaceuticals (SIP)(h)		$6,018	$3,944	$3,277	53	56	20	27
Medrol	Adrenocortical steroid	450	402	381	12	16	5	12
Sulperazon	Antibiotic	396	339	354	17	23	(4)	(1)
Fragmin	Anticoagulant	318	335	364	(5)	—	(8)	5
Tygacil	Antibiotic	274	304	323	(10)	(5)	(6)	3
All other SIP	Various	4,579	2,563	1,855	79	81	38	44
Peri-LOE Products(i)		$4,220	$5,326	$8,855	(21)	(18)	(40)	(32)
Lyrica EH(b)	Epilepsy, neuropathic pain and generalized anxiety disorder	801	1,183	1,818	(32)	(29)	(35)	(23)
Celebrex	Arthritis pain and inflammation, acute pain	733	830	2,699	(12)	(10)	(69)	(66)
Pristiq	Depression	732	715	737	2	4	(3)	1
Vfend	Fungal infections	590	682	756	(13)	(10)	(10)	3
Zyvox	Bacterial infections	421	883	1,352	(52)	(49)	(35)	(27)
Viagra EH(c)	Erectile dysfunction	383	411	504	(7)	(1)	(18)	(8)
Revatio	Pulmonary arterial hypertension	285	260	276	10	10	(6)	7
All Other Peri-LOE Products	Various	276	362	714	(24)	(21)	(49)	(42)
Infusion Systems(j)	Various	$1,158	$403	$—	*	*	*	*
Biosimilars(k)	Various	$319	$63	$—	*	*	*	*
Inflectra/Remsima	Inflammatory diseases	192	30	—	*	*	*	*
All Other Biosimilars	Various	127	33	—	*	*	*	*
Pfizer CentreOne(l)		$718	$612	$451	17	18	36	44
Total Lyrica(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	$4,966	$4,839	$5,168	3	4	(6)	—
Total Viagra(c)	Erectile dysfunction	$1,564	$1,708	$1,685	(8)	(7)	1	5
Total Alliance revenues	Various	$1,746	$1,312	$957	33	33	37	45

(a)
The IH business, previously known as the Innovative Products business, encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all legacy Anacor and Medivation commercial operations. Anacor’s and Medivation’s commercial operations are included in IH’s operating results in our consolidated statements of income, commencing from the acquisition date of June 24, 2016 for Anacor and from the acquisition date of September 28, 2016 for Medivation. As a result, IH’s revenues for 2016 reflect approximately six months of legacy Anacor operations, which were immaterial, and three months of legacy Medivation operations.

(b)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica-IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(c)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(d)	Includes Eliquis, (2016 and 2015) and Rebif (2015 only).

(e)	Includes Eliquis direct sales markets.

(f)
The EH business, previously known as the Established Products business, encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Infusion Systems (through February 2, 2017), Biosimilars and Pfizer CentreOne and includes all legacy Hospira commercial operations. For additional information about changes impacting EH, see Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.

(g)	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).

(h)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

(i)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

(j)
Infusion Systems (through February 2, 2017) include Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(k)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle East markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle East markets.

(l)
Pfizer CentreOne includes (i) revenues from legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation (previously known as Pfizer CentreSource or PCS), including revenues related to our manufacturing and supply agreements with Zoetis and (ii) revenues from legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. For additional information, see Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.

*	Indicates calculation not meaningful or greater than 100%.

Revenues—Selected Product Descriptions

Compared to 2015, international revenues were favorably impacted in 2016 as a result of having one more selling day in international markets. In the U.S., there was no difference in selling days in 2016, compared to 2015.

•
Prevnar 13/Prevenar 13 (IH) is our pneumococcal conjugate vaccine for the prevention of pneumococcal disease. Overall, worldwide revenues for Prevnar 13/Prevenar 13 decreased 7% operationally in 2016, compared to 2015. Foreign exchange had an unfavorable impact on worldwide revenues of 1% in 2016, compared to 2015.

In the U.S., revenues for Prevnar 13 decreased 9% in 2016, compared to 2015, primarily driven by the decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity (i.e. the opportunity to reach adults age 65 and older who have not been previously vaccinated with Prevnar 13) compared to the prior year. Given the success since the launch of the adult indication, approximately 50% of the eligible patient pool 65 years and above in the U.S. has already been vaccinated. While the remaining eligible population is large, this cohort is much more difficult to capture. The decrease was partially offset by the timing of government purchases for the pediatric indication.

2016 Financial Report	27

Financial Review
Pfizer Inc. and Subsidiary Companies

Internationally, revenues for Prevenar 13 decreased 3% operationally in 2016, compared to 2015, primarily due to timing of government orders, partially offset by a modest increase in the uptake for the adult indication. Foreign exchange had an unfavorable impact on international revenues of 3% in 2016, compared to 2015.
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
In July 2016, the FDA approved an expanded age indication to include adults 18 through 49 years of age, in addition to the already approved indications for adults 50 years and older, for active immunization for the prevention of pneumonia and invasive disease caused by 13 Streptococcus pneumoniae (S. pneumoniae) serotypes (1, 3, 4, 5, 6A, 6B, 7F, 9V, 14, 18C, 19A, 19F, and 23F), and for children 6 weeks through 17 years of age (prior to the 18th birthday) for the prevention of invasive disease caused by the 13 Streptococcus pneumoniae strains in the vaccine. Prevenar 13 is now approved in the U.S., the EU and more than 40 other countries for use in adults 18 to 49 years of age. Prevnar 13 is the only pneumococcal vaccine approved across the entire lifespan.
In April 2016, the EMA approved a new 4-dose, MDV presentation for Prevenar 13. In addition, in July 2016, we received the World Health Organization pre-qualification approval for the Prevenar 13 MDV presentation. This MDV presentation is being introduced under the Advance Market Commitment program in early 2017, for shipment to countries covered by Gavi, the Vaccine Alliance. This new presentation will help to significantly reduce storage requirements and shipping costs in Gavi eligible countries.

•
Lyrica (EH (revenues from all of Europe, Russia, Turkey, Israel and Central Asia)/IH (revenues from all other geographies)) is indicated in the U.S. for three neuropathic pain conditions, fibromyalgia and adjunctive therapy for adult patients with partial onset seizures. In certain markets outside the U.S., indications include neuropathic pain (peripheral and central), fibromyalgia, adjunctive treatment of epilepsy and generalized anxiety disorder. Worldwide revenues for Lyrica increased 4% operationally in 2016, compared to 2015. Foreign exchange had an unfavorable impact on worldwide revenues of 1% in 2016, compared to 2015.

In the U.S., revenues increased 18% in 2016, compared to 2015, driven by increased demand and positive price impact.
Internationally, Lyrica revenues decreased 14% operationally in 2016, compared to 2015, primarily due to losses of exclusivity in developed Europe markets and a new National Health Insurance (NHI) price in Japan starting in April 2016, partially offset by operational growth in certain markets, primarily in Australia, Asia and Africa and Middle East. Foreign exchange had an unfavorable impact on international revenues of 2% in 2016, compared to 2015.
Lyrica revenues in our IH segment increased 14% operationally in 2016, compared to 2015. Foreign exchange had a de minimis impact on Lyrica (IH) revenues in 2016, compared to 2015. In our EH segment, revenues from Lyrica decreased 29% operationally in 2016, compared to 2015. Foreign exchange had an unfavorable impact of 3% on Lyrica (EH) revenues in 2016, compared to 2015.

•
Enbrel (IH, outside the U.S. and Canada), indicated for the treatment of moderate-to-severe rheumatoid arthritis, juvenile idiopathic arthritis, psoriatic arthritis, plaque psoriasis, pediatric plaque psoriasis, ankylosing spondylitis and nonradiographic axial spondyloarthritis, recorded an operational decrease of 6% in worldwide revenues, excluding the U.S. and Canada, in 2016, compared to 2015, primarily due to the impact of the entrance of the first etanercept biosimilar, as well as mandated price reductions across certain markets in Europe, partially offset by stronger demand and price increases in emerging markets, specifically in Latin America. Foreign exchange had an unfavorable impact on revenues of 7% in 2016, compared to 2015.

•
Ibrance (IH) was launched in the U.S. in February 2015, and subsequently in certain international markets as a treatment for a certain form of advanced breast cancer. Ibrance recorded worldwide revenues of $2.1 billion in 2016, nearly all of which were recorded in the U.S. The significant revenues relate to the strength of our scientific/clinical data, continued positive patient experience as well as Ibrance being the only registered product in this class of medicines in any country as of December 2016. Ibrance is currently approved in the U.S. and 57 other countries.

•
Lipitor (EH) is indicated for the treatment of elevated LDL-cholesterol levels in the blood. Lipitor faces generic competition in all major developed markets. Worldwide revenues for Lipitor increased 2% operationally in 2016, compared to 2015. Foreign exchange had an unfavorable impact on worldwide revenues of 8% in 2016, compared to 2015.

In the U.S., revenues increased 2% in 2016, compared to 2015, primarily due to favorable rebates.
In our international markets, revenues increased 2% operationally in 2016, compared to 2015, driven by strong volume growth in China, partially offset by lower volumes in certain other emerging markets, primarily in the Middle East and Latin America and in developed international markets, as well as pricing pressures in China. Foreign exchange had an unfavorable impact on international revenues of 8% in 2016, compared to 2015.

•
Viagra (IH (U.S. and Canada revenues)/EH (all other revenues excluding U.S. and Canada)) is indicated for the treatment of erectile dysfunction. Viagra worldwide revenues decreased 7% operationally in 2016, compared to 2015, primarily due to new access constraints and increased rebates. Foreign exchange had an unfavorable impact on worldwide revenues of 2% in 2016, compared to 2015. Revenues in the U.S. decreased 9% in 2016, compared to 2015, primarily reflecting new access constraints and increases in rebates, partially offset by increases in pill quantity per prescription, higher sales to the Department of Veterans Affairs and the Department of Defense and shifts in wholesaler buying patterns. International revenues decreased 1% operationally in 2016, compared to 2015, primarily from lower volumes in China and in developed international markets. Foreign exchange had an unfavorable impact on international revenues of 6% in 2016, compared to 2015.

Viagra revenues in our IH segment decreased 9% operationally in 2016, compared to 2015. Foreign exchange had a de minimis impact on Viagra IH revenues in 2016, compared to 2015. In our EH segment, revenues from Viagra decreased 1% operationally in 2016, compared to 2015. Foreign exchange had an unfavorable impact of 6% on Viagra EH revenues in 2016, compared to 2015.

•
Sutent (IH) is indicated for the treatment of advanced renal cell carcinoma, including metastatic renal cell carcinoma (mRCC); GIST after disease progression on, or intolerance to, imatinib mesylate; and advanced pancreatic neuroendocrine tumor. Sutent worldwide revenues increased 1% operationally in 2016, compared to 2015, primarily due to price increases in the U.S., as well as strong demand in Japan

28	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

and key emerging markets, offset by strong competitive pressure and cost containment measure in certain developed international markets. Foreign exchange had an unfavorable impact on worldwide revenues of 3% in 2016, compared to 2015.

•
Our Premarin family of products (EH) helps women address moderate-to-severe menopausal symptoms. Premarin worldwide revenues were relatively flat operationally in 2016, compared to 2015. Revenues in the U.S. increased 1% in 2016, compared to 2015, primarily driven by price increases, partially offset by prescription volume declines and lower market growth. Internationally, Premarin revenues decreased 1% operationally in 2016, compared to 2015, primarily due to lower volume in developed markets and certain markets in Africa. Foreign exchange had an unfavorable impact on international revenues of 9% in 2016, compared to 2015.

•
Norvasc (EH) is indicated for the treatment of hypertension. Norvasc worldwide revenues increased 1% operationally in 2016, compared to 2015. Results for 2016 were primarily impacted by strong demand in China, offset by generic erosion in Japan. Foreign exchange had an unfavorable impact on worldwide revenues of 4% in 2016, compared to 2015.

•
Xeljanz (IH) is approved for use as a second-line therapy for the treatment of adult patients with moderate to severe active rheumatoid arthritis who have had an inadequate response or intolerance to methotrexate and is approved in over 50 markets including the U.S., Japan, Australia, Turkey, Canada, Switzerland and Brazil. Xeljanz worldwide revenues increased 78% operationally in 2016, compared to 2015. In the U.S., Xeljanz revenues increased 71% in 2016, compared to 2015, driven by increased adoption among rheumatologists, growing awareness among patients, improvements in payer access and price increases. Xeljanz recorded international revenues of $122 million in 2016. Foreign exchange had an unfavorable impact on worldwide revenues of 1% in 2016, compared to 2015.

•
Chantix/Champix (IH) is approved as an aid to smoking-cessation treatment in adults 18 years of age and older in more than 100 countries. Worldwide revenues increased 27% operationally in 2016, compared to 2015. Foreign exchange had an unfavorable impact on worldwide revenues of 1% in 2016, compared to 2015.

In the U.S., Chantix revenues increased 40% in 2016, compared to 2015, primarily due to price increases, increased demand due to more effective branded direct-to-consumer campaigns, promotion of the Gradual Quit Approach and continued expansion of unrestricted managed care coverage.
Internationally, Champix revenues increased 4% operationally in 2016, compared to 2015, primarily due to growth in South Korea (driven by reforms to the government sponsored smoking cessation subsidy program), momentum of consumer digital initiatives in Spain and growth in the Netherlands, partially offset by market contraction in Japan and the timing of government purchases in Turkey. Foreign exchange had an unfavorable impact on international revenues of 3% in 2016, compared to 2015.
In December 2016, the FDA approved updates to the Chantix labeling, including removal of the boxed warning regarding serious neuropsychiatric events. The removal of the boxed warning is based on the outcomes of EAGLES, the largest smoking cessation clinical trial in patients without and with a history of psychiatric disorder, and is consistent with the recommendation of the FDA Psychopharmacologic Drugs and Drug Safety and Risk Management Advisory Committees. Additional labeling revisions based on EAGLES include updates to the corresponding warning regarding neuropsychiatric safety and the addition of information on the superior efficacy of Chantix compared to bupropion or nicotine patch.

•
Celebrex (EH) is indicated for the treatment of the signs and symptoms of osteoarthritis and rheumatoid arthritis worldwide and for the management of acute pain in adults in the U.S., Japan and certain other markets. Celebrex worldwide revenues decreased 10% operationally in 2016, compared to 2015, primarily driven by the loss of exclusivity and associated generic competition in the U.S. and most developed international markets, partially offset by growth in China and lower chargebacks and favorable rebates in the U.S. Foreign exchange had an unfavorable impact on worldwide revenues of 2% in 2016, compared to 2015.

•
Pristiq (EH) is indicated for the treatment of major depressive disorder in the U.S. and in various other countries. Pristiq has also been indicated for treatment of moderate-to-severe vasomotor symptoms associated with menopause in certain international markets. Worldwide revenues for Pristiq increased 4% operationally in 2016, compared to 2015, primarily due to growth in the U.S. Foreign exchange had an unfavorable impact on worldwide revenues of 1% in 2016, compared to 2015.

•
BeneFIX and ReFacto AF/Xyntha (IH) are recombinant hemophilia products that assist patients with their lifelong hemophilia bleeding disorders. BeneFIX worldwide revenues decreased 4% operationally in 2016, compared to 2015, primarily as a result of erosion of market share in the U.S. and European countries due to the launch of new extended half-life treatment options. Foreign exchange had an unfavorable impact on worldwide revenues of 2% in 2016, compared to 2015.

ReFacto AF/Xyntha recorded an 8% operational increase in 2016, compared to 2015, largely due to product demand across Europe and certain other international markets. Foreign exchange had an unfavorable impact on worldwide revenues of 4% in 2016, compared to 2015. In the U.S., ReFacto AF/Xyntha revenues increased 5% in 2016, compared to 2015, mostly due to a price increase.

•
Xalkori (IH) is indicated for the treatment of patients with locally advanced or metastatic NSCLC that is ALK-positive or ROS1-positive. Xalkori worldwide revenues increased 17% operationally in 2016, compared to 2015, as a result of a steady increase in diagnostic rates for the ALK gene mutation across key markets, which has led to more patients being treated, and the March 2016 FDA approval of the supplemental NDA to treat patients with metastatic NSCLC whose tumors are ROS1-positive. Foreign exchange had an unfavorable impact on worldwide revenues of 2% in 2016, compared to 2015.

•
Zyvox (EH) is used to treat serious Gram-positive pathogens, including methicillin-resistant staphylococcus-aureus. Zyvox worldwide revenues decreased 49% operationally in 2016, compared to 2015, due to generic competition in the U.S. and developed international markets and corresponding pricing pressures. Foreign exchange had an unfavorable impact on worldwide revenues of 3% in 2016, compared to 2015.

•
Inlyta (IH) is indicated for the treatment of patients with advanced RCC after failure of a prior systemic treatment. Worldwide revenues decreased 6% operationally in 2016, compared to 2015, primarily due to increased competition in North America and Europe, partially offset by performance in China, as well as Australia, Argentina and Brazil. Foreign exchange had a de minimis impact on worldwide revenues in 2016, compared to 2015.

•
Inflectra/Remsima (EH), a biosimilar of Remicade® (infliximab), is indicated for the treatment of patients with certain inflammatory diseases. In 2009, Hospira entered into an agreement to develop and market certain biosimilar molecules with Celltrion including Inflectra. Pfizer has exclusive commercialization rights to Inflectra in the U.S., Canada and certain other territories. Pfizer also shares Inflectra commercialization rights with Celltrion in Europe. In Europe, Inflectra has now launched in 38 markets. In December 2014, Hospira launched Inflectra in Canada. In April 2016, the FDA approved Inflectra (infliximab-dyyb) across all eligible indications of Remicade®.

2016 Financial Report	29

Financial Review
Pfizer Inc. and Subsidiary Companies

In the fourth quarter of 2016, Pfizer launched Inflectra in the U.S., beginning with shipments to wholesalers on November 21, 2016. Patent litigation associated with Inflectra is ongoing, in which Janssen and New York University allege that the marketing of Inflectra in the U.S. would infringe one or more patents. If an appellate court ultimately holds such patents are valid and infringed, we could be liable for patent infringement damages, including the possibility of owing Janssen its lost profits, and/or a requirement to cease selling Inflectra in the U.S. during the term of one or more of any valid, infringed patents.
Inflectra/Remsima worldwide revenues were $192 million in 2016.

•	Alliance revenues (IH/EH) increased 33% operationally in 2016, compared to 2015, mainly due to:

◦	an increase in Eliquis alliance revenues due to increased market share; and

◦	the inclusion of Xtandi revenues of $140 million in the U.S. resulting from the acquisition of Medivation in September 2016, partially offset by:

◦	the year-end 2015 expiry of the collaboration agreement to co-promote Rebif in the U.S., which resulted in a decrease of approximately $370 million in 2016, compared to 2015.
Foreign exchange had a de minimis impact on alliance revenues in 2016, compared to 2015.

◦
Eliquis (IH) has been jointly developed and is commercialized by Pfizer and BMS. Pfizer funds between 50% and 60% of all development costs depending on the study. Profits and losses are shared equally on a global basis except for in certain countries where Pfizer commercializes Eliquis and pays BMS compensation based on a percentage of net sales. In April 2015, we signed an agreement with BMS to transfer full commercialization rights in certain smaller markets to us, beginning in the third quarter of 2015. BMS supplies the product to us at cost plus a percentage of the net sales to end-customers in these markets. Eliquis is part of the Novel Oral Anticoagulant (NOAC) market; the agents in this class were developed as alternative treatment options to warfarin in appropriate patients. Eliquis (apixaban) is approved for multiple indications in major markets around the world:

◦	to reduce the risk of stroke and systemic embolism in patients with nonvalvular atrial fibrillation;

◦	for the treatment of deep vein thrombosis (DVT) and PE, and for the reduction in the risk of recurrent DVT and PE following initial therapy; and

◦	for the prophylaxis of DVT, which may lead to PE, in patients who have undergone hip or knee replacement surgery.
Eliquis utilization and adoption continues to expand across key markets. It is now the number one prescribed NOAC among cardiologists in the U.S., Japan and several European countries.

◦
Xtandi (IH) is being developed and commercialized through a collaboration between Pfizer and Astellas. The two companies share equally in the gross profits (losses) related to U.S. net sales of Xtandi. Subject to certain exceptions, Pfizer and Astellas also share equally all Xtandi commercialization costs attributable to the U.S. market. Pfizer and Astellas also share certain development and other collaboration expenses and Pfizer receives tiered royalties as a percentage of international Xtandi net sales (recorded in Other (income)/deductions––net). Xtandi is approved for the following indications:

◦	treatment of patients with metastatic castration-resistant prostate cancer in the U.S., Europe and many other countries worldwide; and

◦	treatment of patients with castration-resistant prostate cancer in Japan.
Post-acquisition on September 28, 2016, Pfizer recorded $140 million of Xtandi alliance revenues in 2016, all of which was attributed to the U.S.
See the “Our Operating Environment—Industry-Specific Challenges—Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Review for information regarding the expiration of various contract rights relating to Enbrel and Rebif.

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

We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D priorities include:

•	delivering a pipeline of differentiated therapies with the greatest scientific and commercial promise;

•	innovating new capabilities that can position Pfizer for long-term leadership; and

•	creating new models for biomedical collaboration that will expedite the pace of innovation and productivity.

Our R&D primarily focuses on:

•	Biosimilars;

•	Inflammation and Immunology;

•	Metabolic Disease and Cardiovascular Risks;

•	Neuroscience;

•	Oncology

•	Rare Diseases; and

•	Vaccines.

30	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

In addition, we pursue biosimilars, which are being developed by our EH R&D organization. For additional information about the new EH R&D organization, see the “Overview of Our Performance, Operating Environment, Strategy and Outlook—Our Strategy—Commercial Operations” section of this Financial Review.

A comprehensive update of Pfizer’s development pipeline was published on January 31, 2017 and is available at www.pfizer.com/pipeline. It includes an overview of our research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

The following series of tables provides information about significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as additional indications and new drug candidates in late-stage development.

RECENT FDA APPROVALS
PRODUCT	INDICATION	DATE APPROVED
Eucrisa (Crisaborole)	A non-steroidal topical anti-inflammatory PDE-4 inhibitor for the treatment of mild-to-moderate atopic dermatitis	December 2016
Troxyca (oxycodone HCI/ naltrexone/HCI)	Extended-release capsules for the management of pain severe enough to require daily, around-the-clock long-term opioid treatment and for which alternative treatment options are inadequate	August 2016
Xalkori (Crizotinib)	Treatment of patients with ROS1-positive metastatic non-small cell lung cancer	March 2016
Xeljanz (Tofacitinib)	Extended-release 11mg tablets for the once-daily treatment of moderate to severe rheumatoid arthritis in patients who have had an inadequate response or intolerance to methotrexate	February 2016
Ibrance (Palbociclib)	Treatment of HR+, HER2- advanced or metastatic breast cancer in combination with fulvestrant in women with disease progression following endocrine therapy	February 2016

PENDING U.S. NDAs AND SUPPLEMENTAL FILINGS
PRODUCT	PROPOSED INDICATION	DATE FILED*
Inotuzumab ozogamicin	Treatment of acute lymphoblastic leukemia	February 2017
Lyrica (Pregabalin)	Controlled Release (once-a-day) dosing	February 2017
Mylotarg (Gemtuzumab ozogamicin)	Treatment of acute myeloid leukemia	January 2017
Avelumab (PF-06834635) (MSB0010718C)	Treatment of metastatic Merkel cell carcinoma	November 2016
Retacrit(a)	A potential biosimilar to Epogen® and Procrit® (epotein alfa)	February 2015
Tafamidis meglumine(b)	Treatment of transthyretin familial amyloid polyneuropathy	February 2012

*	The dates set forth in this column are the dates on which the FDA accepted our submissions.

(a)
Epogen® is a registered U.S. trademark of Amgen Inc.; Procrit® is a registered U.S. trademark of Johnson & Johnson. In October 2015, we received a “complete response” letter from the FDA with respect to our biologics license application for Retacrit, our proposed biosimilar to epoetin alfa, which was submitted for all indications of the reference product. In December 2016, we completed the resubmission of the biologics license application to the FDA for Retacrit in response to the “complete response” letter. We are continuing to work closely with the FDA on next steps.

(b)
In May 2012, the FDA’s Peripheral and Central Nervous System Drugs Advisory Committee voted that the tafamidis meglumine data provide substantial evidence of efficacy for a surrogate endpoint that is reasonably likely to predict a clinical benefit. In June 2012, the FDA issued a “complete response” letter with respect to the tafamidis NDA. The FDA has requested the completion of a second efficacy study, and also has asked for additional information on the data within the current tafamidis NDA. Pfizer initiated study B3461028 in December 2013, a global Phase 3 study to support a potential new indication in transthyretin cardiomypathy, which includes transthyretin familial amyloid cardiomyopathy (TTR-FAC) and wild-type cardiomyopathy (WT-CM). We anticipate results from this study in 2018, and continue to work with the FDA to identify next steps.

2016 Financial Report	31

Financial Review
Pfizer Inc. and Subsidiary Companies

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Ertugliflozin	Application filed in the EU for the treatment of type 2 diabetes, which is being developed in collaboration with Merck	—	February 2017
Mylotarg (Gemtuzumab ozogamicin)	Application filed in the EU for the treatment of acute myeloid leukemia	—	December 2016
Ibrance (Palbociclib)	Approval in the EU for palbociclib in combination with endocrine therapy for the treatment of HR+, HER2- advanced or metastatic breast cancer, as well as for the treatment of recurrent advanced breast cancer	November 2016	—
Ibrance (Palbociclib)	Application filed in Japan for palbociclib in combination with endocrine therapy for the treatment of inoperable or recurrent breast cancer	—	October 2016
Avelumab (PF-06834635) (MSB0010718C)	Application filed in the EU for the treatment of metastatic Merkel cell carcinoma	—	October 2016
Xalkori (Crizotinib)	Approval in the EU for the treatment of ROS1-positive non-small cell lung cancer	August 2016	—
Xalkori (Crizotinib)	Application filed in Japan for the treatment of ROS1-positive non-small cell lung cancer	—	August 2016
Inotuzumab ozogamicin	Application filed in the EU for the treatment of acute lymphoblastic leukemia	—	May 2016
Trumenba	Application filed in the EU for a prophylactic vaccine for active immunization to prevent invasive disease caused by Neisseria meningitidis serogroup B in individuals 10 through 25 years of age	—	May 2016
Xeljanz (Tofacitinib)(a)	Application filed in the EU for the treatment of moderate to severe active rheumatoid arthritis in adult patients who have responded inadequately to, or who are intolerant to one or more disease-modifying antirheumatic drugs. Xeljanz can be given as monotherapy in case of intolerance to methotrexate (MTX) or when treatment with MTX is inappropriate	—	March 2016

*	For applications in the EU, the dates set forth in this column are the dates on which the EMA validated our submissions.

(a)
In January 2017, the EMA’s Committee for Medicinal Products for Human Use issued an opinion recommending that Xeljanz be granted approval for the treatment of moderate to severe active rheumatoid arthritis in adult patients who have responded inadequately to, or who are intolerant to one or more disease-modifying antirheumatic drugs. Xeljanz can be given as monotherapy in case of intolerance to methotrexate (MTX) or when treatment with MTX is inappropriate.

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	PROPOSED INDICATION
Bosulif (Bosutinib)	First-line treatment for patients with chronic phase Philadelphia chromosome positive chronic myelogenous leukemia, which is being developed in collaboration with Avillion Group
Inlyta (Axitinib)	Adjuvant treatment of renal cell carcinoma, which is being developed in collaboration with SFJ Pharmaceuticals Group
Ibrance (Palbociclib)	Treatment of high-risk early breast cancer, in collaboration with the German Breast Group
Ibrance (Palbociclib)	Treatment of HR+ early breast cancer, in collaboration with the Alliance Foundation Trials, LLC, and the Austrian Breast Colorectal Cancer Study Group
Sutent (Sunitinib)	Adjuvant treatment of renal cell carcinoma
Xtandi (Enzalutamide)	Treatment of non-metastatic castrate resistant prostate cancer
Xtandi (Enzalutamide)	Treatment of non-metastatic high risk hormone-sensitive prostate cancer
Xtandi (Enzalutamide)	Treatment of metastatic hormone sensitive prostate cancer
Xtandi (Enzalutamide)	Treatment of triple negative breast cancer
Xeljanz (Tofacitinib)	Treatment of ulcerative colitis
Xeljanz (Tofacitinib)	Treatment of psoriatic arthritis
Vyndaqel (Tafamidis meglumine)	Adult symptomatic transthyretin cardiomyopathy

32	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	PROPOSED INDICATION
Avelumab (PF-06834635) (MSB0010718C)
A monoclonal antibody that inhibits PD-L1, in combination with Inlyta (axitinib), a tyrosine kinase inhibitor, for the first-line treatment of advanced renal cell carcinoma, which is being developed in collaboration with Merck KGaA, Germany

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

Avelumab (PF-06834635) (MSB0010718C)	A monoclonal antibody that inhibits PD-L1 for treatment of platinum-resistant/refractory ovarian cancer, which is being developed in collaboration with Merck KGaA, Germany
Avelumab (PF-06834635) (MSB0010718C)	A monoclonal antibody that inhibits PD-L1 for the first-line treatment of ovarian cancer, which is being developed in collaboration with Merck KGaA, Germany
Avelumab (PF-06834635) (MSB0010718C)	A monoclonal antibody that inhibits PD-L1 for maintenance treatment, in the first-line setting, for patients with urothelial cancer, which is being developed in collaboration with Merck KGaA, Germany
Avelumab (PF-06834635) (MSB0010718C)
A monoclonal antibody that inhibits PD-L1 for maintenance treatment of advanced or metastatic gastric/gastro-esophageal junction cancers, which is being developed in collaboration with Merck KGaA, Germany

Avelumab (PF-06834635) (MSB0010718C)
A monoclonal antibody that inhibits PD-L1 for the third-line treatment of advanced or metastatic gastric/gastro-esophageal junction cancers, which is being developed in collaboration with Merck KGaA, Germany

Avelumab (PF-06834635) (MSB0010718C)	A monoclonal antibody that inhibits PD-L1 for treatment of locally advanced squamous cell carcinoma of the head and neck, which is being developed in collaboration with Merck KGaA, Germany
Dacomitinib
A pan-human epidermal growth factor receptor (HER) tyrosine kinase inhibitor for the first-line treatment of patients with advanced non-small cell lung cancer with estimated glomerular filtration rate (eGFR) activating mutations, which is being developed in collaboration with SFJ Pharmaceuticals Group

Ertugliflozin	An oral SGLT2 inhibitor for the treatment of type 2 diabetes, which is being developed in collaboration with Merck (U.S.) .
PF-06836922	A long-acting hGH-CTP for the treatment of growth hormone deficiency in adults, which is being developed in collaboration with OPKO.
PF-06438179(a)	A potential biosimilar to Remicade® (infliximab)
PF-05280014(b)	A potential biosimilar to Herceptin® (trastuzumab)
PF-05280586(c)	A potential biosimilar to Rituxan® (rituximab)
PF-06439535(d)	A potential biosimilar to Avastin® (bevacizumab)
PF-06410293(e)	A potential biosimilar to Humira® (adalimumab)
Rivipansel (GMI-1070)	A pan-selectin inhibitor for the treatment of vaso-occlusive crisis in hospitalized individuals with sickle cell disease, which was licensed from GlycoMimetics Inc.
talazoparib (MDV3800)	An oral PARP inhibitor for the treatment of patients with germline breast cancer susceptibility gene BRCA mutated advanced breast cancer
Tanezumab	An anti-nerve growth factor monoclonal antibody for the treatment of pain, which is being developed in collaboration with Lilly

(a)
Remicade® is a registered trademark of Janssen Biotech, Inc. In February 2016, we divested the rights for development and commercialization of PF-06438179, a potential biosimilar to Remicade® (infliximab) in the 28 countries that form the European Economic Area (EEA) to Sandoz, which was a condition to the European Commission’s approval of the Hospira transaction. We retain commercialization rights to PF-06438179 in all countries outside of the EEA.

(b)	Herceptin® is a registered trademark of Genentech, Inc.

(c)	Rituxan® is a registered trademark of Biogen MA Inc.

(d)	Avastin® is a registered trademark of Genentech, Inc.

(e)	Humira® is a registered trademark of AbbVie Biotechnology Ltd.

Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Strategy––Our Business Development Initiatives” section of this Financial Review.
COSTS AND EXPENSES

Cost of Sales

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Cost of sales	$12,329	$9,648	$9,577	28	1
As a percentage of Revenues	23.3%	19.7%	19.3%
2016 v. 2015
Cost of sales increased 28% in 2016, compared to 2015, primarily due to:

•
the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015;

•	the growth in revenues from key innovative brands as well as the growth in the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio;

2016 Financial Report	33

Financial Review
Pfizer Inc. and Subsidiary Companies

•	production variances driven by changes in product mix, including products which have lost exclusivity and manufacturing production issues at certain sites (up approximately $300 million);

•	an increase in costs associated with our cost-reduction/productivity initiatives including plant network strategy (approximately $200 million); and

•	the unfavorable impact of foreign exchange of 3% or approximately $410 million in 2016.
The increase in Cost of sales as a percentage of revenues in 2016, compared to 2015, was primarily due to:

•
an unfavorable change in product mix due to (i) the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015, with products that carry a higher cost, as well as the impact of acquired Hospira inventory which was measured at fair value on the acquisition date and amortized over the turn of the related inventory; and (ii) the impact of losses of exclusivity on products which formerly had a higher gross margin;

•	the unfavorable impact of foreign exchange; and

•	the unfavorable impact of costs incurred to implement our cost-reduction/productivity initiatives (not related to acquisitions) in 2016, compared to 2015, partially offset by:

•	a favorable change in product mix related to legacy Pfizer products, excluding the impact of losses of exclusivity on products referred to above; and

•
non-recurring charges of $72 million related to manufacturing plant pension obligations and non-recurring charges of $72 million related to inventory impairment in Venezuela in 2015 related to the foreign currency change described in the “Global Economic Conditions—Venezuela Operations” section in this Financial Review.

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
The increase in Cost of sales as a percentage of Revenues in 2015, compared to 2014, was primarily due to:

•
an unfavorable change in product mix due to (i) the inclusion of four months of legacy Hospira U.S. operations, three months of legacy Hospira international operations, and the vaccine portfolio operations acquired from Baxter in fiscal 2015, both of which are comprised of inventory measured at fair value on the acquisition date; and (ii) the impact of losses of exclusivity, partially offset by:

•	a change in the profit deferred in inventory relating to inventory that had not been sold to third parties (described above);

•	manufacturing efficiencies;

•	favorable foreign exchange;

•	a decrease in royalty expenses associated with products that have recently lost marketing exclusivity; and

•	an increase in alliance revenues which have no associated cost of sales.

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Selling, informational and administrative expenses	$14,837	$14,809	$14,097	—	5
As a percentage of Revenues	28.1%	30.3%	28.4%
2016 v. 2015
SI&A expenses were relatively flat in 2016, compared to 2015, primarily due to:

•	an increase in the allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor (approximately $280 million);

34	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015; and

•	additional investment across several of our key products,
offset by:

•
the non-recurrence of a $419 million charge related to the settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect a lump-sum payment or annuity of their deferred vested pension benefits in 2015; and

•	the favorable impact of foreign exchange of 2% in 2016.
2015 v. 2014

SI&A expenses increased 5% in 2015, compared to 2014, primarily due to:

•	increased investments to support recently launched products and other in-line biopharmaceutical products and certain Consumer Healthcare brands;

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

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Research and development expenses	$7,872	$7,690	$8,393	2	(8)
As a percentage of Revenues	14.9%	15.7%	16.9%
2016 v. 2015
R&D expenses increased 2% in 2016, compared to 2015, primarily due to:

•	costs of approximately $260 million to close out studies for the global clinical development program for bococizumab that was discontinued in the fourth quarter of 2016;

•
the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015 and increased investment in legacy Hospira biosimilar and sterile injectable development programs and, to a lesser extent, the inclusion of approximately six months of legacy Anacor operations and approximately three months of legacy Medivation operations; and

•	increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA, partially offset by:

•	the non-recurrence of the $295 million upfront payment to OPKO in the first quarter of 2015 associated with a worldwide development and commercialization agreement; and

•
development funding of $272 million under which we had an obligation to perform contractual services related to certain clinical trials of bococizumab, Ibrance and rivipansel (see Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Research and Development and Collaborative Arrangements).

2015 v. 2014
R&D expenses decreased 8% in 2015, compared to 2014, primarily due to:

•
the non-recurrence of a charge associated with a collaborative arrangement with Merck KGaA, announced in November 2014, to jointly develop and commercialize avelumab, an investigational anti-PD-L1 antibody currently in development as a potential treatment for multiple types of cancer. The charge included an $850 million upfront cash payment as well as an additional amount of $309 million, reflecting the estimated fair value of certain co-promotion rights for Xalkori given to Merck KGaA (for further discussion, see the “Our Strategy––Our Business Development Initiatives” section of this Financial Review);

•	lower clinical trial expenses for various studies for certain previously approved products, including as a result of the completion of postmarketing commitments;

•	lower upfront payments associated with certain licensing agreements compared to 2014; and

•	the favorable impact of foreign exchange of 2%,

2016 Financial Report	35

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

•	higher clinical trial spend for certain oncology and IH pipeline programs;

•	the $295 million upfront payment to OPKO in the first quarter of 2015 associated with a worldwide development and commercialization agreement;

•	increased investment in biosimilar and sterile injectable development programs; and

•	the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

See also the “Analysis of Operating Segment Information” section of this Financial Review.

Description of Research and Development Operations

Innovation is critical to the success of our company, and drug discovery and development is time-consuming, expensive and unpredictable.
Our R&D spending is conducted through a number of matrix organizations, and in 2016, we announced changes to our R&D operations that we believe will create a stronger and more efficient R&D engine across our IH and EH businesses.

•
Research Units within our WRD organization continue to be generally responsible for research assets for our IH business (assets that have not yet achieved proof-of-concept). Our Research Units are organized in a variety of ways (by therapeutic area or combinations of therapeutic areas, by discipline, by location, etc.) to enhance flexibility, cohesiveness and focus. Because of our structure, we can rapidly redeploy resources within a Research Unit between various projects as necessary because the workforce shares similar skills, expertise and/or focus.

•
We created an R&D organization within the EH business, which supports the large base of EH products and is expected to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars.

•
We formed the GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

•
Our science-based and other end-to-end platform-services organizations, where a significant portion of our R&D spending occurs, provide technical expertise and other services to the various R&D projects, and are organized into science-based functions (which are part of our WRD organization), such as Pharmaceutical Sciences, Medicinal Chemistry, Regulatory and Drug Safety, and non-science-based functions, such as Facilities, Business Technology and Finance. As a result, within each of these functions, we are able to migrate resources among projects, candidates and/or targets in any therapeutic area and in most phases of development, allowing us to react quickly in response to evolving needs.

We manage R&D operations on a total-company basis through our matrix organizations described above. Specifically, a single committee with representation from the R&D groups and the IH commercial organization is accountable for aligning resources among all of our WRD, GPD and IH R&D projects and for seeking to ensure optimal capital allocation across the Innovative R&D portfolio. We believe that this approach also serves to maximize accountability and flexibility. Our EH R&D organization manages its resources separately from the WRD and GPD organizations.

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
For additional information by operating segment, see the “Analysis of Operating Segment Information” section of this Financial Review.

Amortization of Intangible Assets

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Amortization of intangible assets	$4,056	$3,728	$4,039	9	(8)
As a percentage of Revenues	7.7%	7.6%	8.1%
Amortization of intangible assets increased 9% in 2016, compared to 2015, primarily due to the inclusion of a full year of amortization expense for the identifiable intangible assets acquired from legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. amortization expense and three months of legacy Hospira international amortization expense in 2015, as well as the inclusion of three months of amortization expense for the intangible assets acquired from legacy Medivation in 2016, partially offset by assets that became fully amortized at the end of their estimated useful lives.
Amortization of intangible assets decreased 8% in 2015, compared to 2014, primarily due to assets that became fully amortized at the end of their estimated useful lives, partially offset by purchase accounting charges of approximately $161 million pre-tax related to the identifiable intangible assets acquired from Hospira.

See also Notes to Consolidated Financial Statements—Note 10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.

36	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Restructuring charges and certain acquisition-related costs	$1,724	$1,152	$250	50	*
Total additional depreciation––asset restructuring	207	122	261	70	(53)
Total implementation costs	340	203	270	67	(25)
Costs associated with acquisitions and cost-reduction/productivity initiatives(a)	$2,271	$1,478	$781	54	89

(a)
Comprises Restructuring charges and certain acquisition-related costs as well as costs associated with our cost-reduction/productivity initiatives included in Cost of sales, Research and development expenses and/or Selling, informational and administrative expenses, as appropriate.

*	Calculation not meaningful.
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $1.2 billion in 2016 for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Hospira and Medivation; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $127 million in 2016, most of which are directly related to our acquisitions of Medivation and Anacor, as well as costs associated with our terminated transaction with Allergan; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes of $441 million for 2016, primarily related to our acquisition of Hospira and the terminated transaction with Allergan. For additional information, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

In connection with our acquisition of Hospira, we are focusing our efforts on achieving an appropriate cost structure for the combined company. We expect to achieve $1 billion of annual cost savings by 2018 in connection with the Hospira acquisition, 25% more than our initial cost savings target of $800 million, and have achieved approximately $500 million of cost savings through December 31, 2016. The one-time costs to generate the savings are expected to be approximately $1 billion (not including costs of $215 million for full-year 2015 associated with the return of acquired IPR&D rights), incurred for up to a three-year period post-acquisition.

In 2016, we substantially completed previously disclosed cost-reduction initiatives begun in 2014 associated with our global commercial structure reorganization, manufacturing plant network rationalization and optimization initiatives, and additional cost-reduction/productivity initiatives across the enterprise.

Through December 31, 2016, we incurred $3.1 billion (pre-tax) in total costs for the 2014-2016 program. The cumulative ongoing annual cost savings associated with the above-mentioned program (but not including expected cost savings associated with the Hospira acquisition), are approximately $3.1 billion. These savings were recognized, for the most part, through the end of 2016. However, savings from costs incurred in the last half of 2016 are expected to largely occur in 2017. For additional information about these programs and expected and actual total costs, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

New Cost-Reduction/Productivity Initiatives—2017 through 2019 Activities
As a result of the evaluation performed in connection with our decision in September 2016 to not pursue, at that time, splitting IH and EH into two separate publicly-traded companies, we have identified new opportunities to potentially achieve greater optimization and efficiency to become more competitive in our business. Therefore, we have initiated new enterprise-wide cost-reduction/productivity initiatives, which we expect to complete by the end of 2019. These initiatives will encompass all areas of our cost base and will include further centralization of our corporate and platform functions and optimization of our manufacturing plant network to support IH and EH products and pipelines, as well as activities in other areas where opportunities are identified. The action plans related to these new initiatives are underway and, in order to achieve targeted savings of approximately $1.2 billion by 2020, we expect to incur total costs of approximately $900 million over the next three years.

The expected cost savings in 2017 associated with these activities are reflected in our 2017 financial guidance.

In addition to these major initiatives, we continuously monitor our operations for cost reduction and/or productivity opportunities, especially in light of the losses of exclusivity and the expiration of collaborative arrangements for various products.

Other (Income)/Deductions––Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Other (income)/deductions—net	$3,655	$2,860	$1,009	28	*

*	Calculation not meaningful.
For information about the components of Other (income)/deductions—net, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

See also the “Analysis of Operating Segment Information” section of this Financial Review.

2016 Financial Report	37

Financial Review
Pfizer Inc. and Subsidiary Companies

PROVISION FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Provision for taxes on income	$1,123	$1,990	$3,120	(44)	(36)
Effective tax rate on continuing operations	13.4%	22.2%	25.5%

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

2016 v. 2015
The lower effective tax rate in 2016 compared to 2015 was primarily the result of:

•
the benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position;

•	the non-recurrence of the non-deductibility of a foreign currency loss related to Venezuela;

•	the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business;

•
the increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations; and

•
the benefits related to the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision for taxes on income. The net tax benefit was $89 million in 2016 (see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards),

partially offset by:

•	the non-recurrence of tax benefits associated with certain tax initiatives.
2015 v. 2014
The lower effective tax rate in 2015 compared to 2014 was primarily the result of:

•	the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business;

•
the non-recurrence of the non-deductibility of the $215 million charge to account for an additional year of the Branded Prescription Drug Fee in accordance with the final regulations issued in the third quarter of 2014 by the IRS; and

•	the tax benefits associated with certain tax initiatives,
partially offset by:

•	the non-deductibility of a foreign currency loss related to Venezuela; and

•	the non-deductibility of a charge for the agreement in principle reached in February 2016 to resolve claims relating to Protonix.
Changes in Tax Laws

On January 23, 2017, the Governor of Puerto Rico signed into law Act No. 3-2017, amending Section 2101 of the Puerto Rico Internal Revenue Code of 1994, which imposes an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. Act No. 3-2017 further extended the excise tax for all years through 2027 at a rate of 4%. The excise tax has been recorded in Cost of sales and Provision for taxes on income, as appropriate. All expected impacts in 2017 have been reflected in our financial guidance for 2017.

On December 18, 2015, the Protecting Americans from Tax Hikes Act of 2015 (the 2015 Act) was signed into law and generally provides for the temporary or permanent extension, retroactive to January 1, 2015, of certain tax benefits and credits that had expired, including the U.S. R&D tax credit, which was extended permanently. Given the enactment date of the 2015 Act, the benefit related to our 2015 R&D spending was recorded in 2015.
NON-GAAP FINANCIAL MEASURE (ADJUSTED INCOME)
General Description of Non-GAAP Financial Measure (Adjusted Income)

Adjusted income is an alternative view of performance used by management. We measure the performance of the overall Company on this basis in conjunction with other performance metrics. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income, certain

38	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

components of Adjusted income, and Adjusted diluted earnings per share in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items, which are described below. Similarly, we have defined the Adjusted income components as Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/deductions––net each before the impact of purchase accounting for acquisitions, acquisition-related costs and certain significant items. We have defined Adjusted diluted earnings per share as Earnings per common share attributable to Pfizer Inc.––diluted before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. The Adjusted income measure and the Adjusted income component measures and the Adjusted diluted earnings per share measure are not, and should not be viewed as, a substitute for U.S. GAAP net income, U.S. GAAP net income components or U.S. GAAP diluted earnings per share.

The following are examples of how the Adjusted income and Adjusted diluted earnings per share measures are utilized:

•	senior management receives a monthly analysis of our operating results that is prepared on an Adjusted income basis and Adjusted diluted earnings per share basis;

•	our annual budgets are prepared on an Adjusted income and Adjusted diluted earnings per share basis; and

•
senior management’s annual compensation is derived, in part, using Adjusted income and Adjusted diluted earnings per share measures. Adjusted income is the performance metric utilized in the determination of bonuses under the Pfizer Inc. Executive Annual Incentive Plan that is designed to limit the bonuses payable to the Executive Leadership Team (ELT) for purposes of IRC Section 162(m). Subject to the Section 162(m) limitation, the bonuses are funded from a pool based on the performance measured by three financial metrics, including adjusted diluted earnings per share, which is derived from Adjusted income. This metric accounts for 40% of the bonus pool funding. The pool applies to the bonus plans for virtually all bonus-eligible, non-sales-force employees worldwide, including the ELT members and other members of senior management. In addition, commencing with the 2015 Performance Share Awards, adjusted operating income is one of the measures utilized to determine payout. Adjusted operating income is derived from Adjusted income.

Adjusted income and its components and Adjusted diluted earnings per share are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Adjusted income and its components (unlike U.S. GAAP net income and its components) and Adjusted diluted earnings per share (unlike U.S. GAAP diluted earnings per share) may not be comparable to the calculation of similar measures of other companies. Adjusted income and its components and Adjusted diluted earnings per share are presented solely to permit investors to more fully understand how management assesses performance.

We also recognize that, as internal measures of performance, the Adjusted income and its components and Adjusted diluted earnings per share measures have limitations, and we do not restrict our performance-management process solely to these metrics. A limitation of these measures is that they provide a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and do not provide a comparable view of our performance to other companies in the biopharmaceutical industry. We also use other specifically tailored tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a group of pharmaceutical industry peers (pre-2015) or a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of Pfizer’s long-term incentive compensation plans.

See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for 2016, 2015 and 2014 below.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts, primarily associated with Wyeth (acquired in 2009), Hospira (acquired in 2015), Anacor (acquired in June 2016) and Medivation (acquired in September 2016), can include the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets, and to a much lesser extent, depreciation related to the increase/decrease in fair value of the acquired fixed assets (primarily manufacturing facilities), amortization related to the increase in fair value of acquired debt, and the fair value changes associated with contingent consideration. Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the acquisition cost of those products.

Certain of the purchase accounting adjustments can occur through 20 or more years, but this presentation provides an alternative view of our performance that is used by management to internally assess business performance. We believe the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of our business results by trying to provide a degree of parity to internally developed intangible assets for which R&D costs previously have been expensed.

However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted income. This component of Adjusted income is derived solely from the impacts of the items listed in the first paragraph of this section. We have not factored in the impacts of any other differences in experience that might have occurred if we had discovered and developed those intangible assets on our own, and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, our R&D costs in total, and in the periods presented, may have been different; our speed to commercialization and resulting sales, if any, may have been different; or our costs to manufacture may have been different. In addition, our marketing efforts may have been received differently by our customers. As such, in total, there can be no assurance that our Adjusted income amounts would have been the same as presented had we discovered and developed the acquired intangible assets.

2016 Financial Report	39

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Discontinued Operations

Adjusted income is calculated prior to considering the results of operations included in discontinued operations, as well as any related gains or losses on the disposal of such operations. We believe that this presentation is meaningful to investors because, while we review our businesses and product lines for strategic fit with our operations, we do not build or run our businesses with the intent to sell them. Restatements due to discontinued operations do not impact compensation or change the Adjusted income measure for the compensation in respect of the restated periods, but are presented for consistency across all periods.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspects of their nature. Certain significant items may be highly variable and difficult to predict. Furthermore, in some cases it is reasonably possible that they could reoccur in future periods. For example, major non-acquisition-related cost-reduction programs stand on their own as they are specific to an event or goal with a defined term, but we may have subsequent programs based on reorganizations of the business, cost productivity or in response to loss of exclusivity or economic conditions. Legal charges to resolve litigation are also related to specific cases, which are facts and circumstances specific and, in some cases, may also be the result of litigation matters at acquired companies that were inestimable, not probable or unresolved at the date of acquisition. Unusual items may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation; or charges related to certain legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17A. Commitments and Contingencies: Legal Proceedings and in Part II, Item 1, “Legal Proceedings” in our Quarterly Reports on Form 10-Q. Normal, ongoing defense costs of the Company or settlements of and accruals for legal matters made in the normal course of our business would not be considered certain significant items.

40	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information––Certain Line Items

	2016
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$52,824	$—	$—	$—	$—	$52,824
Cost of sales	12,329	(295)	(7)	—	(397)	11,630
Selling, informational and administrative expenses	14,837	(3)	—	—	(89)	14,745
Research and development expenses	7,872	3	—	—	(34)	7,841
Amortization of intangible assets	4,056	(3,928)	—	—	—	128
Restructuring charges and certain acquisition-related costs	1,724	—	(778)	—	(945)	—
Other (income)/deductions––net	3,655	39	—	—	(4,423)	(729)
Income from continuing operations before provision for taxes on income	8,351	4,185	785	—	5,888	19,210
Provision for taxes on income(b)	1,123	1,248	104	—	1,943	4,418
Income from continuing operations	7,229	2,937	682	—	3,944	14,792
Discontinued operations––net of tax	17	—	—	(17)	—	—
Net income attributable to noncontrolling interests	31	—	—	—	—	31
Net income attributable to Pfizer Inc.	7,215	2,937	682	(17)	3,944	14,761
Earnings per common share attributable to Pfizer Inc.––diluted	1.17	0.48	0.11	—	0.64	2.40

	2015
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$48,851	$—	$—	$—	$—	$48,851
Cost of sales	9,648	(413)	(75)	—	(140)	9,021
Selling, informational and administrative expenses	14,809	—	—	—	(484)	14,324
Research and development expenses	7,690	7	—	—	(44)	7,653
Amortization of intangible assets	3,728	(3,598)	—	—	—	130
Restructuring charges and certain acquisition-related costs	1,152	—	(820)	—	(333)	—
Other (income)/deductions––net	2,860	52	—	—	(3,321)	(409)
Income from continuing operations before provision for taxes on income	8,965	3,953	894	—	4,321	18,133
Provision for taxes on income(b)	1,990	1,110	303	—	949	4,352
Income from continuing operations	6,975	2,843	591	—	3,372	13,781
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	26	—	—	—	—	26
Net income attributable to Pfizer Inc.	6,960	2,843	591	(11)	3,372	13,755
Earnings per common share attributable to Pfizer Inc.––diluted	1.11	0.45	0.09	—	0.54	2.20
See end of tables for notes (a) and (b).

2016 Financial Report	41

Financial Review
Pfizer Inc. and Subsidiary Companies

	2014
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$49,605	$—	$—	$—	$(198)	$49,406
Cost of sales	9,577	101	(53)	—	(491)	9,134
Selling, informational and administrative expenses	14,097	1	—	—	(377)	13,721
Research and development expenses	8,393	2	—	—	(1,243)	7,153
Amortization of intangible assets	4,039	(3,884)	—	—	—	155
Restructuring charges and certain acquisition-related costs	250	—	(130)	—	(121)	—
Other (income)/deductions––net	1,009	139	—	—	(1,716)	(567)
Income from continuing operations before provision for taxes on income	12,240	3,641	183	—	3,749	19,812
Provision for taxes on income(b)	3,120	1,085	76	—	969	5,250
Income from continuing operations	9,119	2,556	107	—	2,780	14,562
Discontinued operations––net of tax	48	—	—	(48)	—	—
Net income attributable to noncontrolling interests	32	—	—	—	—	32
Net income attributable to Pfizer Inc.	9,135	2,556	107	(48)	2,780	14,530
Earnings per common share attributable to Pfizer Inc.––diluted	1.42	0.40	0.02	(0.01)	0.43	2.26

(a)	For details of adjustments, see “Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income” below.

(b)
The effective tax rate on Non-GAAP Adjusted income was 23.0% in 2016, 24.0% in 2015 and 26.5% in 2014. The decline in the effective tax rate for 2016 compared with 2015 was primarily due to a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations, as well as benefits related to the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision for taxes on income. The decline in the effective tax rate in 2015 compared to 2014 was primarily due to a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

42	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income

Adjusted income, as shown above, excludes the following items:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Purchase accounting adjustments
Amortization, depreciation and other(a)	$3,890	$3,540	$3,742
Cost of sales	295	413	(101)
Total purchase accounting adjustments—pre-tax	4,185	3,953	3,641
Income taxes(b)	(1,248)	(1,110)	(1,085)
Total purchase accounting adjustments—net of tax	2,937	2,843	2,556

Acquisition-related costs
Restructuring charges(c)	211	479	50
Transaction costs(c)	127	123	—
Integration costs(c)	441	218	80
Additional depreciation—asset restructuring(d)	7	75	53
Total acquisition-related costs—pre-tax	785	894	183
Income taxes(e)	(104)	(303)	(76)
Total acquisition-related costs—net of tax	682	591	107

Discontinued operations
Total discontinued operations—net of tax, attributable to Pfizer Inc.(f)	(17)	(11)	(48)

Certain significant items
Restructuring charges(g)	945	333	121
Implementation costs and additional depreciation—asset restructuring(h)	540	251	478
Certain legal matters, net(i)	494	968	999
Impairment on remeasurement of HIS net assets(i)	1,712	—	—
Certain asset impairments(i)	1,426	787	440
Foreign currency loss and inventory impairment related to Venezuela(j)	—	878	—
Charge related to pension settlement(k)	—	491	—
Upfront fee associated with collaborative arrangement(l)	—	—	1,163
Additional year of Branded Prescription Drug Fee(m)	—	—	215
Business and legal entity alignment costs(i)	261	282	168
Other(n)	509	332	165
Total certain significant items—pre-tax	5,888	4,321	3,749
Income taxes(o)	(1,943)	(949)	(969)
Total certain significant items—net of tax	3,944	3,372	2,780
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax, attributable to Pfizer Inc.	$7,546	$6,795	$5,394

(a)	Included primarily in Amortization of intangible assets.

(b)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(c)
Included in Restructuring charges and certain acquisition-related costs. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. For additional information, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

(d)	Included in Cost of sales. Represents the impact of changes in estimated useful lives of assets involved in restructuring actions related to acquisitions.

(e)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. As applicable, each period may also include the impact of the remeasurement of certain deferred tax liabilities resulting from our plant network restructuring activities: in 2016, there was an unfavorable impact, and in 2014, there was a favorable impact.

(f)	Included in Discontinued operations––net of tax. For 2016, 2015 and 2014, represents post-close adjustments.

(g)
Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). Amounts relate to our cost-reduction and productivity initiatives not related to acquisitions.

2016 Financial Report	43

Financial Review
Pfizer Inc. and Subsidiary Companies

(h)
Amounts relate to our cost-reduction/productivity initiatives not related to acquisitions (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2016, primarily all included in Cost of sales ($423 million), Selling, informational and administrative expenses ($81 million) and Research and development expenses ($32 million). For 2015, virtually all included in Cost of sales ($145 million), Selling, informational and administrative expenses ($83 million) and Research and development expenses ($19 million). For 2014, virtually all included in Cost of sales ($253 million), Selling, informational and administrative expenses ($141 million) and Research and development expenses ($83 million).

(i)
Included in Other (income)/deductions—net (see the “Other (Income)/Deductions—Net” section of this Financial Review and Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(j)
In 2015, represents (i) an $806 million foreign currency loss included in Other (income)/deductions––net related to conditions in Venezuela during 2015, that had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation were no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the then SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy; and (ii) a $72 million charge included in Cost of sales related to inventory impairment in Venezuela related to the foreign currency change described above.

(k)
In 2015, included in Cost of sales ($72 million) and Selling, informational and administrative expenses ($419 million) and primarily represents a non-recurring charge related to settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect a lump-sum payment or annuity of their deferred vested pension benefits.

(l)
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

(m)
Included in Selling, informational and administrative expenses. In 2014, represents a charge to account for an additional year of the non-tax deductible Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS.

(n)
For 2016, primarily included in Cost of sales ($27 million income) and Other (income)/deductions––net ($526 million). For 2015, virtually all included in Cost of sales ($149 million income) and Other (income)/deductions––net ($473 million). For 2014, virtually all included in Revenues ($198 million), Cost of sales ($238 million), Selling, informational and administrative expenses ($21 million) and Other (income)/deductions––net ($103 million). For 2016, includes, among other things, a net loss of approximately $312 million upon the early redemption of debt, which includes the related termination of interest rate swaps, and $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction, both of which are included in Other (income/deductions—net. For 2015, includes, among other things, a change in the profit deferred in inventory relating to inventory that had not been sold to third parties, which is included in Cost of sales (non-cash benefit of $221 million), losses of $239 million, which are included in Other (income)/deductions––net, and are related to our share of an equity method investee’s charges incurred for its re-measurement of a contingent consideration liability, and charges of $173 million related to the write-down of assets to net realizable value, which are primarily included in Other (income)/deductions––net. For 2014, includes, among other things, income resulting from a decline in an estimated loss on an option to acquire the remaining interest in Teuto, a 40%-owned generics company in Brazil (approximately $55 million), and income associated with the manufacturing and supply agreements with Zoetis that are virtually all included in Revenues ($272 million) and Cost of sales ($237 million).

(o)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2016 was favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position. The amount in 2015 was favorably impacted by tax benefits associated with certain tax initiatives. In addition, the amount in 2015 was unfavorably impacted by a non-deductible foreign currency loss related to Venezuela and the non-deductible charge for the agreement in principle reached in February 2016 to resolve claims relating to Protonix. The amount in 2014 was favorably impacted by the decline in the non-tax deductible estimated loss recorded in the third quarter of 2013 related to an option to acquire the remaining interest in Teuto, since we expected to retain the investment indefinitely, and unfavorably impacted by a non-tax deductible charge to account for an additional year of the Branded Prescription Drug Fee in accordance with final regulations issued in the third quarter of 2014 by the IRS. See Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

ANALYSIS OF OPERATING SEGMENT INFORMATION

The following tables and associated notes provide additional information about the performance of our two operating segments—the IH segment and the EH segment. For additional information about each operating segment, see the “Our Strategy––Commercial Operations” section of this Financial Review and Notes to Consolidated Financial Statements—Note 18. Segment, Geographic and Other Revenue Information.

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	2016
(MILLIONS OF DOLLARS)	Innovative Health(a)	Essential Health(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$29,197	$23,627	$—	$52,824	$—	$52,824
Cost of sales	4,041	6,273	1,316	11,630	699	12,329
% of revenue	13.8%	26.5%	*	22.0%	*	23.3%
Selling, informational and administrative expenses	7,248	3,455	4,042	14,745	92	14,837
Research and development expenses	2,940	1,232	3,669	7,841	31	7,872
Amortization of intangible assets	102	26	—	128	3,928	4,056
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,724	1,724
Other (income)/deductions––net	(988)	(256)	515	(729)	4,384	3,655
Income from continuing operations before provision for taxes on income	$15,854	$12,898	$(9,542)	$19,210	$(10,858)	$8,351

44	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	2015
(MILLIONS OF DOLLARS)	Innovative Health(a)	Essential Health(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$26,758	$22,094	$—	$48,851	$—	$48,851
Cost of sales	3,651	4,891	479	9,021	627	9,648
% of revenue	13.6%	22.1%	*	18.5%	*	19.7%
Selling, informational and administrative expenses	6,807	3,573	3,945	14,324	485	14,809
Research and development expenses	2,712	1,032	3,909	7,653	37	7,690
Amortization of intangible assets	94	36	—	130	3,598	3,728
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,152	1,152
Other (income)/deductions––net	(1,086)	(152)	829	(409)	3,269	2,860
Income from continuing operations before provision for taxes on income	$14,581	$12,714	$(9,162)	$18,133	$(9,168)	$8,965

	2014
(MILLIONS OF DOLLARS)	Innovative Health(a)	Essential Health(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$24,005	$25,401	$—	$49,406	$198	$49,605
Cost of sales	3,848	4,734	551	9,134	443	9,577
% of revenue	16.0%	18.6%	*	18.5%	*	19.3%
Selling, informational and administrative expenses	6,162	3,900	3,658	13,721	377	14,097
Research and development expenses	2,278	938	3,937	7,153	1,241	8,393
Amortization of intangible assets	69	85	—	155	3,884	4,039
Restructuring charges and certain acquisition-related costs	—	—	—	—	250	250
Other (income)/deductions––net	(1,096)	(276)	804	(567)	1,577	1,009
Income from continuing operations before provision for taxes on income	$12,743	$16,020	$(8,951)	$19,812	$(7,573)	$12,240

(a)	Amounts represent the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment.

•
Our results of operations include the operating results of acquired businesses after the completion of the acquisition. On June 24, 2016, we acquired Anacor and on September 28, 2016, we acquired Medivation. Commencing from their respective acquisition dates, our results of operations and IH’s operating results for 2016 include approximately six months of legacy Anacor operations, which were immaterial, and approximately three months of legacy Medivation operations. On September 3, 2015, we acquired Hospira. Commencing from the acquisition date, our results of operations and EH’s operating results include legacy Hospira commercial operations, including the legacy Hospira One-2-One contract manufacturing business. In accordance with our domestic and international reporting periods, our results of operations and EH’s operating results for 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. See Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions for additional information.

•	The following organizational changes in 2016 impacted our operating segments:
IH––In connection with the formation in early 2016 of the GPD organization, a new unified center for late-stage development for our innovative products, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios, effective in the second quarter of 2016, certain development-related functions transferred from IH to GPD. We have reclassified approximately $76 million of costs in the first quarter of 2016, $318 million of costs in 2015 and $271 million of costs in 2014 from IH to GPD to conform to the presentation as part of GPD in 2016.
EH––Beginning in 2016, our contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation (previously known as Pfizer CentreSource or PCS), including the revenues and expenses related to our manufacturing and supply agreements with Zoetis, which prior to 2016 was managed outside EH as part of PGS and previously reported in “Other Unallocated” costs; and (ii) the revenues and expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in EH since we acquired Hospira on September 3, 2015. We have reclassified prior period PCS operating results ($506 million of PCS revenues and $96 million of PCS earnings in 2015, which in 2015 includes revenues and expenses related to our manufacturing and supply agreements with Zoetis, and $253 million of PCS revenues and $69 million of PCS earnings in 2014) to conform to the current period presentation as part of EH.
EH––In connection with the formation of a new EH R&D organization, effective in the first quarter of 2016, certain functions transferred from Pfizer’s WRD organization to the new EH R&D organization. We have reclassified approximately $274 million of costs in 2015 and $281 million of costs in 2014 from WRD to EH to conform to the current period presentation as part of EH.

2016 Financial Report	45

Financial Review
Pfizer Inc. and Subsidiary Companies

(b)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside of our two operating segments and includes the following:

	2016
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	199	1,117	1,316
Selling, informational and administrative expenses	—	—	164	3,841	37	4,042
Research and development expenses	2,352	691	1	611	14	3,669
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(24)	—	—	676	(136)	515
Income from continuing operations before provision for taxes on income	$(2,328)	$(691)	$(165)	$(5,326)	$(1,032)	$(9,542)

	2015
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	20	459	479
Selling, informational and administrative expenses	2	—	149	3,711	84	3,945
Research and development expenses	2,331	658	29	878	14	3,909
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	3	(3)	—
Other (income)/deductions––net	(77)	—	—	817	89	829
Income from continuing operations before provision for taxes on income	$(2,255)	$(658)	$(177)	$(5,430)	$(642)	$(9,162)

	2014
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Medical(iii)	Corporate(iv)	Other Unallocated(v)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	~~—~~	—	100	452	551
Selling, informational and administrative expenses	—	—	144	3,454	60	3,658
Research and development expenses	2,431	614	27	850	15	3,937
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(66)	—	—	795	75	804
Income from continuing operations before provision for taxes on income	$(2,365)	$(614)	$(171)	$(5,200)	$(601)	$(8,951)

(i)
WRD—the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the newly formed GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities. As noted above, in connection with the formation of the new EH R&D organization, certain functions transferred from WRD to the new EH R&D organization. We have reclassified approximately $274 million of costs in 2015 and $281 million of costs in 2014 from WRD to EH to conform to the current period presentation as part of EH. Also, in connection with the formation of the new GPD organization, beginning in the second quarter of 2016, certain development-related functions transferred from WRD to GPD. See note (ii) below for additional information.

(ii)
GPD––the costs associated with our newly formed GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects. In connection with the formation in early 2016 of the GPD organization, effective in the second quarter of 2016, certain development-related functions transferred from WRD and IH to GPD.

46	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

We have reclassified approximately $78 million of costs in the first quarter of 2016, $341 million of costs in 2015, and $343 million of costs in 2014 from WRD to GPD as well as $76 million of costs in the first quarter of 2016, $318 million of costs in 2015 and $271 million of costs in 2014 from IH to GPD to conform to the presentation as part of GPD in 2016.

(iii)
Medical—the costs associated with our Pfizer Medical organization (Medical), which, is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. In 2014 and 2015, Medical was also responsible for regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes, which are now part of the compliance function within Corporate.

(iv)
Corporate—the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(v)
Other Unallocated—other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). The increase in Cost of sales in 2016 reflects, among other items, the change in manufacturing variances driven by demand decreases versus plan for certain legacy Hospira and legacy Pfizer products.

For information purposes only, for 2016, we estimate that Other costs, in the aggregate and as described above, but excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $828 million in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $177 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

(PERCENTAGES)	IH	EH
WRD/GPD/Medical Costs
Selling, informational and administrative expenses	70% - 72%	28% - 30%
Research and development expenses	98% - 100%	0% - 2%
Other (income)/deductions––net	*	*
Total WRD/GPD/Medical Costs	97% - 99%	1% - 3%

Corporate/Other Unallocated Costs
Cost of sales	19% - 21%	79% - 81%
Selling, informational and administrative expenses	52% - 54%	46% - 48%
Research and development expenses	84% - 86%	14% - 16%
Other (income)/deductions––net	*	*
Total Corporate/Other Unallocated Costs	48% - 50%	50% - 52%

Total WRD/GPD/Medical and Corporate/Other Unallocated Costs
Cost of sales	19% - 21%	79% - 81%
Selling, informational and administrative expenses	52% - 54%	46% - 48%
Research and development expenses	96% - 98%	2% - 4%
Other (income)/deductions––net	*	*
Total WRD/GPD/Medical and Corporate/Other Unallocated Costs	66% - 68%	32% - 34%

*
Amounts in the period may not necessarily be indicative of ongoing operating activity. After excluding net interest-related expense not attributable to an operating segment included in Corporate and net income from investments and other assets not attributable to an operating segment included in Corporate, Other (income)/deductions––net approximates $135 million of income for 2016.

The percentages provided in the table above do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/GPD/Medical––The information provided in the table above for WRD, GPD and Medical was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––~~T~~he information provided in the table above for Corporate and Other Unallocated was derived using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from R&D and manufacturing costs, and to a lesser extent, specific identification. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(c)	See the “Adjusted Income” section of this Financial Review for a definition of these “Adjusted Income” components.

(d)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that are evaluated on an individual basis by management. In 2014, certain significant items include revenues and expenses related to our manufacturing and supply agreements with Zoetis, which are part of Pfizer CentreOne. For additional information about these reconciling items and/or our Non-GAAP Adjusted measure of performance, see the “Adjusted Income” section of this Financial Review.

Innovative Health Operating Segment

2016 vs. 2015

•
IH Revenues increased 9% to $29.2 billion in 2016, compared to $26.8 billion in 2015. Foreign exchange had an unfavorable impact of 2% in 2016, compared to 2015. IH Revenues increased 11% operationally in 2016, compared to the same period in 2015.

2016 Financial Report	47

Financial Review
Pfizer Inc. and Subsidiary Companies

The following provides an analysis of 2016 revenue growth for IH:
Year Ended December 31,
(BILLIONS OF DOLLARS)	2016

Acquisitions
Inclusion of Xtandi revenues in the U.S. resulting from the acquisition of Medivation in September 2016	$0.1

Operational growth/(decline)
Continued operational growth from key brands including Ibrance, Lyrica, Xeljanz, Chantix/Champix and Consumer Healthcare, all primarily in the U.S., as well as Eliquis and Xalkori globally	3.6
Decline in Rebif revenues in the U.S. due to the year-end 2015 expiry of the collaboration agreement to co-promote Rebif in the U.S., as well as lower revenues for Enbrel in most developed Europe markets, primarily due to biosimilar competition	(0.6)
Decline in Prevnar 13/Prevenar 13 revenues, primarily driven by an expected decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to the prior-year, as well as the unfavorable impact of the timing of government purchases for the pediatric indication	(0.5)
Other operational factors, net	0.4

Unfavorable impact of foreign exchange	(0.6)
IH Revenues growth in 2016	$2.4
Total IH revenues from emerging markets were $3.7 billion in 2016, compared to $4.0 billion in 2015, reflecting 7% operational growth in 2016, which was more than offset by the unfavorable impact of foreign exchange of 15%.

•
Cost of sales as a percentage of Revenues increased slightly in 2016, compared to 2015, due to the unfavorable impact of foreign exchange and an increase in royalty expense, partially offset by a favorable change in product mix, including an increase in alliance revenues, which have no associated cost of sales. The increase in Cost of sales of 11% in 2016, compared to 2015, was primarily driven by the unfavorable impact of foreign exchange, an increase in royalty expense and an increase in sales volumes.

•
The increase in Selling, informational and administrative expenses of 6% in 2016, compared to 2015, reflects an increase in the allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor, and additional investment across several of our key products, partially offset by the favorable impact of foreign exchange.

•	The increase in Research and development expenses of 8% in 2016, compared to 2015, primarily reflects:

◦	costs to close out studies for the global clinical development program for bococizumab that was discontinued in the fourth quarter of 2016,

◦	increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA, and

◦	the inclusion of three months of legacy Medivation operations in 2016, partially offset by:

◦	the non-recurrence of the $295 million upfront payment made to OPKO in the first quarter of 2015.

•
The unfavorable change in Other (income)/deductions––net in 2016, compared to 2015, primarily reflects the unfavorable impact of foreign exchange, a net decrease in royalty income and a decrease in our equity income from a certain equity-method investment.

48	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

2015 vs. 2014
•IH Revenues increased 11% to $26.8 billion in 2015, compared to $24.0 billion in 2014. Foreign exchange had an unfavorable impact of 8% on IH revenues in 2015, compared to 2014. Revenues increased by 19% operationally in 2015, compared to 2014.

The following provides an analysis of 2015 revenue growth for IH:
Year Ended December 31,
(BILLIONS OF DOLLARS)	2015

Acquisitions
Inclusion of revenues associated with the acquisition of Baxter’s portfolio of marketed vaccines in Europe	$0.2

Operational growth/(decline)
Increase in Prevnar family revenues, in the U.S., primarily driven by continued strong uptake of Prevnar 13 among adults following the positive recommendation from ACIP for use in adults aged 65 and older in the third quarter of 2014, and in certain emerging markets, primarily reflecting Prevenar’s inclusion in additional national immunization programs	2.1
Strong operational performance of Eliquis globally, Lyrica, primarily in the U.S. and Japan, as well as Xeljanz, Viagra and Chantix, all primarily in the U.S.	1.5
Continued strong momentum following the February 2015 U.S. launch of Ibrance for advanced breast cancer and, to a lesser extent, stronger demand for Xalkori, Sutent and Inlyta in most markets	0.9
A decline in Rapamune revenues in the U.S. due to generic competition, which began in October 2014	(0.1)
Declines in the hemophilia portfolio in the U.S. due to increased competition	(0.1)
Other operational factors, net	0.2

Unfavorable impact of foreign exchange	(1.9)
IH Revenues growth in 2015	$2.8
Total IH revenues from emerging markets were $4.0 billion in 2015, compared to $4.0 billion in 2014, reflecting 13% operational growth, which was offset by the unfavorable impact of foreign exchange of 12%.

•
Cost of sales as a percentage of Revenues decreased 2.4 percentage points in 2015, compared to 2014, primarily driven by favorable product mix, favorable foreign exchange and a decrease in royalty expense. The decrease in Cost of sales of 5% in 2015, compared to 2014, was primarily driven by favorable foreign exchange and, to a lesser extent, a decrease in royalty expense, partially offset by an increase in sales volumes, driven primarily by continued strong uptake of Prevnar 13 among adults, as well as the acquisition of Baxter’s portfolio of marketed vaccines in Europe.

•
The increase in Selling, informational and administrative expenses of 10% in 2015, compared to 2014, reflects higher promotional expenses in the U.S., primarily for newly launched Consumer Healthcare product line extensions, Prevnar 13 in adults and Ibrance and additional investment in Eliquis, Lyrica and certain other products, partially offset by favorable foreign exchange.

•
The increase in Research and development expenses of 19% in 2015, compared to 2014, primarily reflects the $295 million upfront payment to OPKO made in the first quarter of 2015, increased investment in certain late-stage pipeline programs, primarily bococizumab, and increased costs associated with our vaccine and oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA and Ibrance, partially offset by lower clinical trial expenses for certain previously approved products as well as for Trumenba, Prevnar 13 adult and certain oncology products.

Essential Health Operating Segment

2016 vs. 2015

•
EH Revenues increased 7% to $23.6 billion in 2016, compared to $22.1 billion in 2015. Foreign exchange had an unfavorable impact of 4% in 2016, compared to 2015. EH Revenues excluding the contribution from the legacy Hospira portfolio, decreased 8%, or 3% operationally, in 2016, compared to 2015.

The following provides an analysis of 2016 revenue growth for EH:
Year Ended December 31,
(BILLIONS OF DOLLARS)	2016

Acquisitions
Twelve months of revenues from legacy Hospira global operations in 2016, compared to four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015	$3.1

Operational growth/(decline)
Decline from the Peri-LOE Products portfolio, primarily due to the loss of exclusivity and associated generic competition for certain Peri-LOE Products, primarily Zyvox in the U.S. and certain developed Europe markets as well as Lyrica in certain developed Europe markets	(1.0)
Operational growth in the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio, mostly in emerging markets and the U.S.	0.3

Unfavorable impact of foreign exchange	(0.9)
EH Revenues growth in 2016	$1.5

2016 Financial Report	49

Financial Review
Pfizer Inc. and Subsidiary Companies

Total EH revenues from emerging markets were $6.7 billion in 2016, compared to $7.1 billion in 2015, reflecting 7% operational growth in 2016, driven by the inclusion of legacy Hospira operations and 17% operational growth from the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio and 3% operational growth from the Legacy Established Products portfolio, which was more than offset by the unfavorable impact of foreign exchange of 13%.

•
Cost of sales as a percentage of Revenues increased 4.4 percentage points in 2016, compared to 2015, primarily due to the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015, the unfavorable impact of product losses of exclusivity and the unfavorable impact of foreign exchange. The increase in Cost of sales of 28% in 2016, compared to 2015, was driven by the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015 and the unfavorable impact of foreign exchange, partially offset by lower volumes across the Legacy Established Products portfolio and the impact of products losing exclusivity.

•
Selling, informational and administrative expenses decreased 3% in 2016, compared to 2015, primarily due to the favorable impact of foreign exchange, lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower general and administrative expenses, partially offset by the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015.

•
Research and development expenses increased 19% in 2016, compared to 2015, reflecting the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015 and increased investment primarily in legacy Hospira biosimilar and sterile injectable development programs.

•
The favorable change in Other (income)/deductions––net in 2016, compared to 2015, primarily reflects resolution of a contract disagreement, partially offset by the unfavorable impact of foreign exchange.

2015 vs. 2014:

•
EH Revenues decreased 13% to $22.1 billion in 2015, compared to $25.4 billion to 2014. Foreign exchange had an unfavorable impact of 7% on EH revenues in 2015, compared to 2014. Revenues decreased by 6% operationally in 2015.

The following provides an analysis of 2015 revenue decline for EH:
Year Ended December 31,
(BILLIONS OF DOLLARS)	2015

Acquisitions
Hospira	$1.5

Operational growth/(decline)
Loss of exclusivity and associated launch of multi-source generic competition for Celebrex in the U.S. in December 2014, for Zyvox in the U.S. beginning in the first half of 2015, for Lyrica in certain developed Europe markets beginning in the first quarter of 2015, and Inspra in developed Europe markets beginning in August 2014	(2.5)
The decline in Zosyn/Tazocin revenues due to a disruption in supply due to manufacturing issues	(0.2)
The termination of the co-promotion collaboration for Spiriva	(0.1)
A decline in Lipitor revenues in developed markets as a result of continued generic competition	(0.2)
Growth in emerging markets (excluding legacy Hospira)	0.2
Other operational factors, net	(0.2)
Unfavorable impact of foreign exchange	(1.9)
EH Revenues decline in 2015	$(3.3)
Total EH revenues from emerging markets were $7.1 billion in 2015, compared to $7.5 billion in 2014, reflecting 3% operational growth, which was more than offset by the unfavorable impact of foreign exchange of 9%.

•
Cost of sales as a percentage of Revenues increased 3.5 percentage points in 2015, compared to 2014, primarily due to the impact of losses of exclusivity resulting in an unfavorable change in product mix and the inclusion of legacy Hospira operations, partially offset by favorable foreign exchange. The increase in Cost of sales of 3% in 2015, compared to 2014, was primarily driven by the inclusion of legacy Hospira operations, partially offset by favorable foreign exchange and lower volumes as a result of products losing exclusivity.

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

•
Research and development expenses increased 10% in 2015, compared to 2014, reflecting the inclusion of legacy Hospira operations and increased investment in biosimilar development programs and sterile injectable development programs acquired as part of our acquisition of InnoPharma, partially offset by lower clinical trial expenses related to postmarketing commitments, primarily Celebrex and Pristiq.

•
The unfavorable change in Other (income)/deductions––net of 45% in 2015, compared to 2014, primarily reflects the non-recurrence of prior year gains on the sale of product rights, unfavorable foreign exchange and a decrease in our equity income from our equity-method investment in China (Hisun Pfizer), partially offset by other income gains.

50	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Changes in the components of Accumulated other comprehensive loss reflect the following:
2016

•
Foreign currency translation adjustments, net, primarily reflects the strengthening of the U.S. dollar against the U.K. pound, Chinese renminbi, Mexican peso, and Argentine peso, partially offset by the weakening of the U.S. dollar against the Australian dollar and Japanese yen.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value remeasurements and the reclassification of realized amounts into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Benefit plans: actuarial losses, net, reflects the actuarial losses related primarily to a decrease in the discount rate, partially offset by (i) the amortization of changes in the pension benefit obligation previously recognized in Other Comprehensive Income, and (ii) higher actual return on plan assets as compared to the expected return on plan assets. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans and the “Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions––Benefit Plans” section of this Financial Review.

2015

•
For Foreign currency translation adjustments, net, reflects primarily the strengthening of the U.S. dollar against the euro, Brazilian real, Canadian dollar, Australian dollar, British pound, Mexican peso and Japanese yen.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value remeasurements and the reclassification of realized amounts into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Benefit plans: actuarial losses, net, primarily reflects the reclassification into income of amounts related to (i) the amortization of changes in the pension benefit obligation previously recognized in Other comprehensive income, (ii) lower actual return on plan assets as compared to the expected return on assets, and (iii) settlement activity, as well as the impact of foreign exchange. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans and the “Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions––Benefit Plans” section of this Financial Review.

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

2014

•
For Foreign currency translation adjustments, reflects primarily the weakening of the euro against the U.S. dollar, and, to a lesser, extent the weakening of the Japanese yen, Canadian dollar, Brazilian real and U.K. pound against the U.S. dollar. Also, includes the reclassification of amounts associated with legal entity dispositions into income.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value remeasurements and the reclassification of realized amounts into income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Benefit plans: actuarial losses, net, reflects the actuarial losses related primarily to a decrease in the discount rate. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans and the “Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions––Benefit Plans” section of this Financial Review.

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

ANALYSIS OF THE CONSOLIDATED BALANCE SHEETS

For information about certain of our financial assets and liabilities, including Cash and cash equivalents, Short-term investments, Long-term investments, Short-term borrowings, including current portion of long-term debt, and Long-term debt, see the “Analysis of the Consolidated Statements of Cash Flows” and “Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources” sections of this Financial Review and Notes to Consolidated Financial Statements—Note 7. Financial Instruments.
For information about certain balances in Trade accounts receivable, less allowance for doubtful accounts, see also the “Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources: Accounts Receivable” section of this Financial Review.

For information about events and circumstances impacting our tax-related accounts, see Notes to Consolidated Financial Statements—Note 5. Tax Matters.
For a description of changes in Total Equity, see the consolidated statements of equity.

2016 Financial Report	51

Financial Review
Pfizer Inc. and Subsidiary Companies

For information related to changes in Accumulated other comprehensive loss, see the “Analysis of the Consolidated Statements of Comprehensive Income” section of this Financial Review and Notes to Consolidated Financial Statements—Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests.

The changes in our asset and liability accounts as of December 31, 2016, compared to December 31, 2015, generally reflect, among other things, the impact of assets acquired and liabilities assumed as part of the acquisitions of Medivation, Bamboo and Anacor (see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions and Note 10. Identifiable Intangible Assets and Goodwill for additional information), the reclassification to assets and liabilities held for sale in connection with the sale of Pfizer’s global infusion therapy net assets, HIS, to ICU Medical (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Assets and Liabilities Held for Sale and Note 10. Identifiable Intangible Assets and Goodwill for additional information) and fluctuations in foreign currency exchange rates. The following explanations exclude the impact of the acquisitions of Medivation, Bamboo and Anacor, the sale of HIS to ICU Medical and foreign exchange.

•
For Trade accounts receivable, less allowance for doubtful accounts, the change reflects the timing of sales and collections in the normal course of business and an increase in the allowance for doubtful accounts, resulting from unfavorable developments with a distributor.

•
For Inventories, the change reflects planned inventory reductions, including those related to demand, and the sell through of inventory acquired through the Hospira acquisition, partially offset by the build of inventory for new product launches.

•
For Other current assets, the change reflects an increase in VAT receivable balances due to a change in our supply chain, as well as the timing of receipts and payments in the normal course of business.

•	For PP&E, the change reflects depreciation during the period offset by capital additions in the normal course of business.

•
For Identifiable intangible assets, less accumulated amortization, the change primarily reflects amortization and impairments for the period (see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net for additional information on impairments for the period).

•
For Other noncurrent assets, the change reflects a reduction in receivables associated with our derivative financial instruments, partially offset by an increase in noncurrent VAT receivable balances due to a change in our supply chain.

•	For Trade accounts payable, the change reflects the timing of purchases and payments in the normal course of business, including efforts to improve working capital efficiencies.

•	For Accrued compensation and related items, the increase reflects accruals, partially offset by 2015’s bonus payments made to employees.

•
For Other current liabilities, the change reflects consideration due for the acquisition of Medivation (see Notes to Consolidated Financial Statements––Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions), the payment to resolve claims relating to Protonix and accruals for certain legal matters (see Notes to Consolidated Financial Statements—Note 17A5. Commitments and Contingencies: Legal Proceedings––Matters Resolved During 2016), a reduction in payables associated with our derivative financial instruments, payments for interest and the timing of other accruals and payments in the normal course of business partially offset by increases related to restructuring matters, closeout of bococizumab clinical studies and accrued healthcare fees.

•
For Pension benefit obligations, net, and Postretirement benefit obligations, net, the change reflects a $1.0 billion voluntary pension contribution in January 2016, a decrease in our discount rate assumption used in the measurement of the plan obligations, as well as the information provided in Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

•
For Other noncurrent liabilities, the change reflects an increase in the payables associated with our restructuring matters, deferred revenue from a co-development agreement and our derivative financial instruments, partially offset by payments and accruals for certain legal matters, and changes in accruals in the normal course of business.

•
For Accumulated other comprehensive loss, the change for 2016 reflects, among other changes, foreign currency translation adjustments and actuarial losses. For additional information see the “Analysis of the Consolidated Statements of Comprehensive Income” section of this Financial Review.

•
For Treasury stock, the change reflects $5 billion paid to GS&Co. in March 2016 pursuant to the terms of an accelerated share repurchase agreement. See Notes to Consolidated Financial Statements—Note 12. Equity for additional information.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2016	2015	2014	16/15	15/14
Cash provided by/(used in):
Operating activities(a)	$15,901	$14,688	$17,084	8	(14)
Investing activities	(7,811)	(2,980)	(5,654)	*	(47)
Financing activities(a)	(8,921)	(10,409)	(10,187)	(14)	2
Effect of exchange-rate changes on cash and cash equivalents	(215)	(1,000)	(83)	(79)	*
Net increase/(decrease) in Cash and cash equivalents	$(1,046)	$298	$1,160	*	(74)

*	Calculation not meaningful.

52	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(a)
Amounts reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, that requires that cash flows present (i) excess tax benefits as Other tax accounts, net as part of operating activities, rather than financing activities on a prospective basis beginning in the year of adoption, and (ii) cash paid by us when directly withholding shares for tax-withholding purposes as a cash outflow from financing activities, rather than operating activities and is reflected in the year of adoption and retrospectively in 2015 and 2014. The year-to-date excess tax benefit was $26 million, $51 million, $87 million, and $91 million in each of the first, second, third and fourth quarters of 2016, respectively. For cash paid by us for withholding purposes, $137 million for 2016 is presented as financing activities in the consolidated statements of cash flows, and cash outflows of $189 million for 2015 and $195 million for 2014 were reclassified from operating activities to financing activities in the consolidated statements of cash flows, respectively. (see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards).

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

Operating Activities

2016 v. 2015

Our net cash provided by operating activities was $15.9 billion in 2016, compared to $14.7 billion in 2015. The increase in net cash provided by operating activities reflects the increase in our net income after adjustments for the non-cash changes, as well as the timing of receipts from customers and payments to vendors in the ordinary course of business, partially offset by an increase in bonus payments made to employees.
In 2016, the change in the line item called Other adjustments, net, primarily reflects, among other items, the increase in the provision for bad debt expense and a decrease in net realized gains on sale of available-for-sale securities, partially offset by the non-cash changes in the equity losses related to Hisun and Teuto. In addition, the adoption of a new accounting standard in 2016 required that cash paid by us when directly withholding shares for tax withholding purposes is shown as a cash outflow from financing activities rather than operating activities. For additional information, see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards.
In 2016 and 2015, the line item Other changes in assets and liabilities, net of acquisitions and divestitures, primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current assets, other noncurrent assets, trade accounts payable, accrued compensation and other current and non-current liabilities. For 2016 and 2015, this line item also includes the adjustments necessary to reflect the payments of certain legal claims accrued in prior periods, including for 2016, Protonix-related matters, and for 2015, Neurontin-related matters, partially offset by the deferral of an upfront payment received from Lilly as part of a collaborative arrangement. For additional information about accounts receivable, see also the “Selected Measures of Liquidity and Capital Resources: Accounts Receivable” section of this Financial Review. For additional information about our legal accruals, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

2015 v. 2014

Our net cash provided by operating activities was $14.7 billion in 2015, compared to $17.1 billion in 2014. The decrease in net cash provided by operating activities reflects the decrease in our net income after adjustments for the non-cash changes, as well as a $1.0 billion voluntary pension contribution in January 2015, and the timing of other receipts and payments in the ordinary course of business, including higher payments related to certain liabilities associated with legal matters, partially offset by the upfront cash payment of $850 million in 2014 in connection with our collaborative arrangement with Merck KGaA.

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

Investing Activities

2016 v. 2015

Our net cash used in investing activities was $7.8 billion in 2016, compared to net cash used in investing activities of $3.0 billion in 2015. The increase in net cash used in investing activities was primarily attributable to:

•	net redemptions/proceeds from sale of investments of $12.5 billion in 2016, compared to net redemptions/proceeds of investments of $14.6 billion in 2015; and

•
cash paid of $18.4 billion, net of cash acquired, primarily for the acquisitions of Medivation, Bamboo and Anacor in 2016 compared to cash paid of $16.5 billion, net of cash acquired, primarily for the acquisition of Hospira and the acquisition of Baxter’s portfolio of marketed vaccines in 2015. (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions).

2016 Financial Report	53

Financial Review
Pfizer Inc. and Subsidiary Companies

2015 v. 2014

Our net cash used in investing activities was $3.0 billion in 2015, compared to $5.7 billion in 2014. The decrease in net cash used in investing activities was primarily attributable to:

•	net redemptions/proceeds from sale of investments of $14.6 billion in 2015, compared to net purchases of investments of $4.2 billion in 2014, partially offset by:

•
cash paid of $16.5 billion, net of cash acquired, primarily for the acquisition of Hospira and the acquisition of Baxter’s portfolio of marketed vaccines in 2015. (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions).

Financing Activities

2016 v. 2015

Our net cash used in financing activities was $8.9 billion in 2016, compared to net cash used in financing activities of $10.4 billion in 2015. The decrease in net cash used in financing activities was primarily attributable to:

•	the issuance of long-term debt of $11 billion on June 3, 2016 and November 21, 2016; and

•	purchases of common stock of $5.0 billion in 2016, compared to $6.2 billion in 2015, partially offset by:

•	net payments on short-term borrowings of $714 million in 2016, compared to net proceeds on short-term borrowings of $4.3 billion in 2015;

•	higher repayments on long-term debt of $7.7 billion in 2016, compared to $3.0 billion in 2015;

•	higher cash dividends paid of $7.3 billion in 2016, compared to $6.9 billion in 2015; and

•	lower proceeds from the exercise of stock options of $1.0 billion in 2016, compared to $1.3 billion in 2015.

2015 v. 2014

Our net cash used in financing activities was $10.4 billion in 2015, compared to $10.2 billion in 2014. The increase in net cash used in financing activities was primarily attributable to:

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

In 2015, we exchanged $1.7 billion debt of Hospira for virtually the same amount of Pfizer debt.

For further details on the 2015 debt exchange, see Notes to Consolidated Financial Statements—Note 7D. Financial Instruments: Long-Term Debt.
ANALYSIS OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

We rely largely on operating cash flows, short-term investments, short-term commercial paper borrowings and long-term debt to provide for our liquidity requirements. We continue our efforts to improve cash inflows through working capital efficiencies. We target specific areas of focus including accounts receivable, inventories, accounts payable, and other working capital, which allows us to optimize our operating cash flows. Due to our significant operating cash flows as well as our financial assets, access to capital markets and available lines of credit and revolving credit agreements, we believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future, which include:

•	the working capital requirements of our operations, including our R&D activities;

•	investments in our business;

•	dividend payments and potential increases in the dividend rate;

•	share repurchases;

•	the cash requirements associated with our cost-reduction/productivity initiatives;

•	paying down outstanding debt;

•	contributions to our pension and postretirement plans; and

•	business-development activities.
For additional information about our share-purchase plans, see the “Share-Purchase Plans and Accelerated Share Repurchase Agreements” section of this Financial Review.

54	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Our long-term debt is rated high-quality by both S&P and Moody’s. See the “Credit Ratings” section below. As market conditions change, we continue to monitor our liquidity position. We have taken and will continue to take a conservative approach to our financial investments. Both short-term and long-term investments consist primarily of high-quality, highly liquid, well-diversified available-for-sale debt securities.

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of our liquidity and capital resources:
	As of December 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2016	2015
Selected financial assets:
Cash and cash equivalents(a)	$2,595	$3,641
Short-term investments(a)	15,255	19,649
Long-term investments(a)	7,116	15,999
	24,967	39,290
Debt(b):
Short-term borrowings, including current portion of long-term debt	10,688	10,159
Long-term debt	31,398	28,740
	42,085	38,899
Selected net financial assets/(liabilities)(c)	$(17,118)	$391

Working capital(d)	$7,834	$14,405
Ratio of current assets to current liabilities(d)	1.25:1	1.49:1
Total Pfizer Inc. shareholders’ equity per common share(e)	$9.81	$10.48

(a)	See Notes to Consolidated Financial Statements––Note 7. Financial Instruments for a description of certain assets held and for a description of credit risk related to our financial instruments held.

(b)
We adopted a new accounting standard as of January 1, 2016 that changed the presentation of debt issuance costs related to a recognized debt liability as a direct deduction from the carrying value of that associated debt, consistent with the presentation of a debt discount. See Notes to Consolidated Financial Statements––Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards.

(c)
The change in selected net financial assets/(liabilities) is predominantly a result of cash paid for acquisitions of businesses, particularly Medivation and Anacor. We retain a strong financial liquidity position as a result of our net cash provided by operating activities, our high quality financial asset portfolio and access to capital markets. Both Moody’s and S&P rating agencies maintained our strong investment-grade corporate debt-rating subsequent to the acquisitions. For additional information, see the “Credit Ratings” section of this Financial Review.

(d)
The decrease in working capital is primarily due to a decrease in short-term investments and an increase in short-term borrowings, and the timing of accruals, cash receipts and payments in the ordinary course of business, partially offset by the reclassification of Assets held for sale (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Assets and Liabilities Held for Sale).

(e)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury stock).

For additional information about the sources and uses of our funds, see the “Analysis of the Consolidated Balance Sheets” and “Analysis of the Consolidated Statements of Cash Flows” sections of this Financial Review.

On November 21, 2016, we completed a public offering of $6.0 billion aggregate principal amount of senior unsecured notes with a weighted-average effective interest rate of 3.10% (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt).

On June 3, 2016, we completed a public offering of $5.0 billion aggregate principal amount of senior unsecured notes with a weighted-average effective interest rate of 2.09% (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt).

On May 15, 2014, we completed a public offering of $4.5 billion aggregate principal amount of senior unsecured notes with a weighted average effective interest rate of 2.26%.

Domestic and International Short-Term Funds

Many of our operations are conducted outside the U.S., and significant portions of our cash, cash equivalents and short-term investments are held internationally. We generally hold up to $10 billion of these short-term funds in U.S. tax jurisdictions. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of our ongoing liquidity assessments, we regularly monitor the mix of domestic and international cash flows (both inflows and outflows). Repatriation of overseas funds can result in additional U.S. federal, state and local income tax payments. We record U.S. deferred tax liabilities for certain unremitted earnings, but when amounts earned overseas are expected to be indefinitely reinvested outside the U.S., no accrual for U.S. taxes is provided.

2016 Financial Report	55

Financial Review
Pfizer Inc. and Subsidiary Companies

Accounts Receivable

We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. Historically, payments from a number of these European governments and government agencies extend beyond the contractual terms of sale. Specifically, we received delayed payments for 2015 revenues and delayed payments for 2016 revenues from the Greek government; the vast majority of Greece government receivables pertain to 2016 revenues. Also, the Greek government has restructured its debt to other third parties in the third quarter of 2016. We adjusted our allowance for doubtful accounts to reflect these events, and have $43 million in net receivables from the Greek government as of December 31, 2016. Reported revenues from all customers in Greece for the year ended December 31, 2016 were $278 million.

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

As of December 31, 2016, we had about $574 million aggregate gross accounts receivable from governments and/or government agencies in Italy, Spain, Greece and Portugal where economic conditions remain challenging and uncertain. Such receivables in excess of one year from the invoice date, totaling $70 million, were as follows: $44 million in Italy; $18 million in Portugal; $4 million in Greece; and $4 million in Spain.

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

The following table provides the current ratings assigned by these rating agencies to our commercial paper and senior unsecured long-term debt:
NAME OF RATING AGENCY	Pfizer Commercial Paper	Pfizer Long-Term Debt	Date of Last Rating Change
	Rating	Rating
Moody’s(a)	P-1	A1	October 2009
S&P(b)	A-1+	AA	October 2009

(a)	In September 2016, Moody's updated its credit outlook from negative outlook to stable.

(b)	In April 2016, S&P updated its credit outlook from negative watch to stable.

Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2016, we had access to $7.9 billion of lines of credit, of which $790 million expire within one year. Of these lines of credit, $7.8 billion were unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2021, may be used to support our commercial paper borrowings.

Global Economic Conditions––General

The global economic environment has not had, nor do we anticipate that it will have, a material impact on our liquidity or capital resources. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future. We monitor our liquidity position continuously in the face of evolving economic conditions.

56	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Global Economic Conditions––U.K.
In June 2016, the U.K. electorate voted in a referendum to leave the EU, which is commonly referred to as “Brexit”. The U.K. government has not formally notified the European Council of their intention to leave the EU. In January 2017, the U.K. Parliament voted in favor of legislation to give the Prime Minister the power to trigger Article 50 of the Lisbon Treaty to begin the two-year negotiation process establishing the terms of the exit and outlining the future relationship between the U.K. and the EU. The U.K. Prime Minister has said the negotiations are expected to begin at the end of March 2017. This process is expected to be highly complex, and, in January 2017, the Prime Minister announced a 12-point plan of negotiating objectives and confirmed that the U.K. government will not seek continued membership of the EU single market. The end result of these negotiations may pose certain implications to our research, commercial and general business operations in the U.K. and the EU.

We generated approximately 2% of our worldwide revenues from the U.K. in 2016. However, except for the foreign currency exchange impact from the weakening U.K. pound relative to the U.S. dollar to date, there are no other immediate-term impacts to our business as there has not yet been a formal change in the relationship between the U.K. and the EU. In addition, because of the significant uncertainties associated with the negotiation process, any potential long-term impacts are not currently determinable.
Global Economic Conditions––Venezuela Operations

Our Venezuela operations continue to operate with the U.S. dollar as the functional currency due to the hyperinflationary status of the Venezuelan economy.

In the second quarter of 2015, the Venezuelan government identified three official rates of exchange. These are the CENCOEX rate of 6.3; the SICAD rate of 13.5 (as of February 2017); and the SIMADI rate of 700 (as of February 2017). Effective in March 2016, the CENCOEX rate was replaced by the DIPRO rate of 10 (as of February 2017); the SICAD rate ceased to be offered; and the SIMADI rate was planned to be replaced by the DICOM rate, but the DICOM rate is not published. The Venezuelan government continues to publish the SIMADI rate, which is commonly referred to as the DICOM rate, and that rate has grown from 206 in March 2016 to about 700 (as of February 2017). Based on conditions in Venezuela, we resolved that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation are no longer expected to be substantially settled at the Venezuelan government CENCOEX official rate of 6.3 or the DIPRO official rate of 10, but at a rate of 500 at the end of the second quarter and third quarter of 2016, and 670 at the end of the fourth quarter of 2016.

In 2015, conditions in Venezuela had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation were no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.3, but at the then SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar-denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a restructuring charge of $39 million related to a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy. The effect of that change in expectation was a foreign currency loss of $806 million recorded in the fourth quarter of 2015 included in Other (income)/deductions––net. See Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net. In addition, in the fourth quarter of 2015, we had an inventory impairment loss of $72 million included in Cost of sales.
We cannot predict whether there will be further devaluations of the Venezuelan currency or whether our use of the DICOM rate will continue to be supported by evolving facts and circumstances. Further, other potential actions by the Venezuelan government in response to economic uncertainties could impact the recoverability of our investment in Venezuela, which could result in an impairment charge and, under extreme circumstances, could impact our ability to continue to operate in the country in the same manner as we have historically. We continue to operate under adverse conditions in Venezuela.
On July 11, 2016, the Venezuelan government administration announced a new program under a State of Emergency decree that is intended to control the use of raw materials, production and distribution of products, specifically for medicines and foods. It is uncertain how this program will be applied to Pfizer in Venezuela. We continue to operate in Venezuela and have $12 million of net monetary assets and $61 million of non-monetary assets, excluding inventory carried at lower of cost or market, in Venezuela at November 30, 2016, our international year-end.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2016, mature as follows:
		Years
(MILLIONS OF DOLLARS)	Total	2017	2018-2019	2020-2021	Thereafter
Long-term debt, including current portion(a)	$35,623	$4,225	$6,917	$4,601	$19,879
Interest payments on long-term debt obligations(b)	19,604	1,247	2,464	2,281	13,612
Other long-term liabilities(c)	3,278	402	775	673	1,429
Operating Leases	1,801	220	351	263	967
Purchase obligations and other(d)	4,726	1,247	958	973	1,548
Uncertain tax positions(e)	48	48	—	—	—

(a)
Long-term debt consists of senior unsecured notes (including fixed and floating rate, foreign currency denominated, and other notes) and capital lease obligations (see Notes to Consolidated Financial Statements—Note 7. Financial Instruments). Commitments under capital leases are not significant.

(b)
Our calculations of expected interest payments incorporate only current period assumptions for interest rates, foreign currency translation rates and hedging strategies (see Notes to Consolidated Financial Statements—Note 7. Financial Instruments), and assume that interest is accrued through the maturity date or expiration of the related instrument.

(c)
Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans. Excludes amounts relating to our U.S. qualified pension plans and international pension plans, all of which have a substantial amount of plan assets, because the required funding obligations are not expected to be material and/or because such liabilities do not necessarily reflect future cash payments, as the impact of changes in economic conditions on the fair value of the pension plan assets and/or liabilities can be significant. In January 2017, we made a $1.0 billion voluntary contribution to the U.S. qualified plans. We do not anticipate making any additional contributions to the U.S. qualified plans in 2017. Also, excludes $5.5 billion of

2016 Financial Report	57

Financial Review
Pfizer Inc. and Subsidiary Companies

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

In 2017, we expect to spend approximately $1.9 billion on property, plant and equipment. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to activities prior to a transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters, and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications generally are subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2016, recorded amounts for the estimated fair value of these indemnifications were not significant.
Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Share-Purchase Plans and Accelerated Share Repurchase Agreements

On October 23, 2014, we announced that the Board of Directors had authorized an $11 billion share-purchase plan, and share purchases commenced thereunder in January 2015.

On February 9, 2015, we entered into an accelerated share repurchase agreement with GS&Co. to repurchase shares of our common stock. This agreement was entered into under our previously announced share repurchase authorization. Pursuant to the terms of the agreement, on February 11, 2015, we paid $5 billion to GS&Co. and received approximately 151 million shares of our common stock from GS&Co. This agreement was completed in July 2015, and pursuant to the agreement’s settlement terms, we elected to settle the agreement in cash and paid an additional $160 million to GS&Co. on July 13, 2015, resulting in a total of approximately $5.2 billion paid to GS&Co. The final average price paid for the shares delivered under the accelerated share repurchase agreement was $34.13 per share. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

In December 2015, the Board of Directors authorized a new $11 billion share repurchase program to be utilized over time.

On March 8, 2016, we entered into an accelerated share repurchase agreement with GS&Co. to repurchase $5 billion of our common stock. Pursuant to the terms of the agreement, on March 10, 2016, we paid $5 billion to GS&Co. and received an initial delivery of approximately 136 million shares of our common stock from GS&Co. based on a price of $29.36 per share, which represented, based on the closing share price of our common stock on the NYSE on March 8, 2016, approximately 80% of the notional amount of the accelerated share repurchase agreement. On June 20, 2016, the accelerated share repurchase agreement with GS&Co. was completed, which, per the terms of the agreement, resulted in GS&Co. owing us a certain number of shares of Pfizer common stock. Pursuant to the agreement’s settlement terms, we received an additional 18 million shares of our common stock from GS&Co. on June 20, 2016. The average price paid for all of the shares delivered under the accelerated share repurchase agreement was $32.38 per share. The common stock received is included in Treasury stock. This agreement was entered into pursuant to our previously announced share repurchase authorization. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreements:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2016(a)	2015(b)	2014
Shares of common stock purchased	154	182	165
Cost of purchase	$5.0	$6.2	$5.0

(a)	Represents shares purchased pursuant to and received upon settlement of the accelerated share repurchase agreement entered into on March 8, 2016. See above for additional information.

(b)
Includes approximately 151 million shares purchased for $5.2 billion pursuant to the accelerated share repurchase agreement entered into on February 9, 2015 (see above for additional information), as well as other share repurchases through year-end 2015.

At December 31, 2016, our remaining share-purchase authorization was approximately $11.4 billion.

58	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

On February 2, 2017, we entered into an accelerated share repurchase agreement with Citibank to repurchase $5 billion of our common stock. This agreement was entered into pursuant to our previously announced share repurchase authorization. For additional information, see Notes to Consolidated Financial Statements––Note 19. Subsequent Event.

Dividends on Common Stock

We paid dividends on our common stock of $7.3 billion in 2016, $6.9 billion in 2015 and $6.6 billion in 2014. In December 2016, our Board of Directors declared a first-quarter 2017 dividend of $0.32 per share, payable on March 1, 2017, to shareholders of record at the close of business on February 3, 2017. The first-quarter 2017 cash dividend will be our 313th consecutive quarterly dividend.

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

NEW ACCOUNTING STANDARDS
Recently Issued Accounting Standards, Not Adopted as of December 31, 2016
See Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards.

The following table provides a brief description of recently issued accounting standards, not yet adopted:
Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In October 2016, the FASB issued amended guidance on the assessment of whether an entity is the primary beneficiary of a VIE. Under this new guidance, when evaluating whether an entity is the primary beneficiary, a single decision maker must consider its indirect interest held through related parties under common control proportionately.
	January 1, 2017. Earlier application is permitted, including adoption in an interim period.	The provisions of this new standard will not have a material impact on our consolidated financial statements.
In July 2015, the FASB issued an update related to inventory. The new guidance requires that inventory be measured at the lower of cost or net realizable value.	January 1, 2017.	We do not expect the provisions of this new standard will have a material impact on our consolidated financial statements.
In May 2014, the FASB issued amended guidance related to revenue from contracts with customers. The new guidance introduces a new principles-based framework for revenue recognition and disclosure. Since its issuance the FASB has issued six ASUs, amending the guidance and effective date, and the SEC has rescinded certain related SEC guidance; the most recent of these changes was issued in December 2016.
January 1, 2018. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.
We have made substantial progress in completing our review of the impact of this guidance across our various business arrangements and revenue related activities, and do not expect the adoption of this standard to have a material impact on our financial statements and revenue recognition practices, or our internal controls. Under the development portion of our collaboration agreements, we expect the milestone payments, which are recorded in Other (income)/deductions––net, to be amortized over the development period rather than the life of the agreement, as we currently do. We continue to monitor additional changes, modifications, clarifications or interpretations undertaken by the FASB, which may impact our current conclusions. In addition, we continue to monitor other changes, such as changes in our business, new collaboration arrangements, business combinations, etc., which may impact our current conclusions prior to the adoption date.

In August 2016, the FASB issued new guidance on the classification of certain transactions in the Statement of Cash Flows.	January 1, 2018. Earlier application is permitted.	We are assessing the impact of this guidance on our consolidated financial statements.
In October 2016, the FASB issued new guidance on the presentation of restricted cash in the Statement of Cash Flows.	January 1, 2018. Earlier application is permitted.	We are assessing the impact of this guidance on our consolidated financial statements.
In October 2016, the FASB issued an update to its guidance on income tax accounting. The new guidance replaces the prohibition against recognizing current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party with a requirement to do so, unless the asset transferred is inventory.
January 1, 2018. Earlier application is permitted in the first interim period of an annual reporting period.
We have not yet completed our review of the impact of this new guidance on our consolidated financial statements. The impact of adoption will be recorded as a cumulative effect adjustment to Retained earnings.

2016 Financial Report	59

Financial Review
Pfizer Inc. and Subsidiary Companies

Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In January 2016, the FASB issued an update to its guidance on recognition and measurement of financial assets and liabilities. Among other things, the new guidance makes the following targeted changes to existing guidance:
1. Requires certain equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.
2. Requires a qualitative assessment of equity investments without readily determinable fair values to identify impairment.
3. Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements.
	January 1, 2018. Earlier application is permitted as of the beginning of an interim or annual reporting period.	We are assessing the impact of the provisions of this new guidance on our consolidated financial statements.
In January 2017, the FASB issued new guidance to clarify the definition of a business. The new guidance provides a new framework for determining whether business development transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If the fair value of the gross assets acquired is concentrated in a single identifiable asset, the transaction will not qualify for treatment as a business. The new guidance also requires that to be considered a business, a set of integrated activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs, without regard as to whether a market participant could replace missing elements. In addition, the new guidance narrows the definition of the term "output" to make it consistent with how outputs are described in the updated revenue recognition guidance.

January 1, 2018. Earlier application is permitted for acquisition or derecognition events that occurred prior to issuance date or effective date of the guidance only when the transaction has not been reported in financial statements that have been issued or made available for issuance.

We have not yet completed our review of the impact of this guidance. However, we anticipate that after adoption, fewer transactions will be accounted for as business acquisitions (decreasing the amount of goodwill incurred and potentially increasing IPR&D expense), or disposals of a business.

In February 2017, the FASB issued amended guidance related to the derecognition of nonfinancial assets.
January 1, 2018. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. However, this guidance must be applied at the same time as the new guidance on revenue recognition.
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
	January 1, 2019. Earlier application is permitted.	We have not yet completed our review of the impact of this guidance. However, we anticipate recognition of additional assets and corresponding liabilities related to leases on our balance sheet.
In June 2016, the FASB issued new guidance on accounting for credit losses of financial instruments. The new guidance replaces the incurred losses methodology in current GAAP with a methodology that reflects expected credit losses using an allowance account.
	January 1, 2020. Earlier application is permitted as of fiscal years beginning after December 15, 2018, including interim periods within that fiscal year.	We have not yet completed our review of the impact of this new guidance on our consolidated financial statements.
In January 2017, the FASB issued new guidance for goodwill impairment testing. The new guidance eliminates the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. Under the new guidance the goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount, and recognizing an impairment charge for the amount by which the carrying amount of the reporting unit exceeds its fair value, although it cannot exceed the total amount of goodwill allocated to that reporting unit.
	January 1, 2020. Earlier application is permitted.	We have not yet completed our review of the impact of this new guidance on our consolidated financial statements.

60	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This report and other written or oral statements that we make from time to time contain forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal”, “objective”, “aim” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our acquisitions of Hospira, Anacor, Medivation and AstraZeneca’s small molecule anti-infectives business, the disposition of the Hospira Infusion Systems net assets, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results, including, in particular, the financial guidance set forth in the “Our Financial Guidance for 2017” section of this Financial Review, the anticipated costs and cost savings, including from our acquisition of Hospira and our cost-reduction/productivity initiatives set forth in the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, the benefits expected from our business development transactions, the planned capital spending set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and the contributions that we expect to make from our general assets to the Company’s pension and postretirement plans during 2017 set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of R&D activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

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

•
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

•
risks related to our ability to develop and launch biosimilars, including risks associated with "at risk" launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

•	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

•	the ability to successfully market both new and existing products domestically and internationally;

•
difficulties or delays in manufacturing, including possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure or product, injunctions or voluntary recall of a product;

•	trade buying patterns;

•	the impact of existing and future legislation and regulatory provisions on product exclusivity;

•	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

•
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

2016 Financial Report	61

Financial Review
Pfizer Inc. and Subsidiary Companies

•
the impact of any U.S. healthcare reform or legislation, including any repeal, substantial modification or invalidation of any or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

•
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

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

•	contingencies related to actual or alleged environmental contamination;

•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

•	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•	legal defense costs, insurance expenses and settlement costs;

•
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

•
interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates and the volatility following the U.K. referendum in which voters approved the exit from the EU;

•
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

•	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

•
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU;

•
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

•	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

•	changes in U.S. generally accepted accounting principles;

•	changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

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

•
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives and of the internal separation of our commercial operations into our current operating structure;

•	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

•	risks related to internal control over financial reporting; and

•
risks and uncertainties related to our recent acquisitions of Hospira, Anacor, Medivation and AstraZeneca’s small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of the acquisitions of Hospira, Anacor, Medivation and

62	2016 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

AstraZeneca’s small molecule anti-infectives business, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisition of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities.
We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects.

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Form 10-K for the year ended December 31, 2016. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
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

We also hedge some forecasted intercompany sales denominated in euro, Japanese yen, U.K. pound, Australian dollar, and Canadian dollar to protect against longer-term movements.

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
The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to appreciate against all other currencies by 10%, as of December 31, 2016, the expected adverse impact on our net income would not be significant.

Interest Rate Risk

We are subject to interest rate risk on our investments and on our borrowings. We manage interest rate risk in the aggregate, while focusing on Pfizer’s immediate and intermediate liquidity needs.

2016 Financial Report	63

Financial Review
Pfizer Inc. and Subsidiary Companies

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

The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point increase in interest rates as of December 31, 2016, the expected adverse impact on our net income would not be significant.

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

We account for income tax contingencies using a benefit recognition model. If our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, changes in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the “more-likely-than-not” standard.

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

64	2016 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report
We prepared and are responsible for the financial statements that appear in our 2016 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2016.
The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2016 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read
Chairman and Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 23, 2017

2016 Financial Report	65

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
In addition, the Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from Pfizer and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Committee discussed the independent registered public accounting firm’s independence from Pfizer.
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
The Committee discussed with Pfizer’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the Chief Internal Auditor, Chief Compliance and Risk Officer and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of Pfizer’s internal controls, and the overall quality of Pfizer’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the U.S. Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, the selection of Pfizer’s independent registered public accounting firm for 2017.

Suzanne Nora Johnson	W. Don Cornwell
Chair, Audit Committee	February 23, 2017
February 23, 2017

Joseph J. Echevarria	Stephen W. Sanger
February 23, 2017	February 23, 2017

James C. Smith
February 23, 2017
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

66	2016 Financial Report

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Pfizer Inc. and Subsidiary Companies’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 23, 2017 expressed an unqualified opinion on the effective operation of the Company’s internal control over financial reporting.

KPMG LLP
New York, New York

February 23, 2017

2016 Financial Report	67

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:
We have audited the internal control over financial reporting of Pfizer Inc. and Subsidiary Companies as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pfizer Inc. and Subsidiary Companies’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Pfizer Inc. and Subsidiary Companies maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and our report dated February 23, 2017 expressed an unqualified opinion on those consolidated financial statements.

KPMG LLP
New York, New York

February 23, 2017

68	2016 Financial Report

Consolidated Statements of Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2016	2015	2014
Revenues	$52,824	$48,851	$49,605
Costs and expenses:
Cost of sales(a)	12,329	9,648	9,577
Selling, informational and administrative expenses(a)	14,837	14,809	14,097
Research and development expenses(a)	7,872	7,690	8,393
Amortization of intangible assets	4,056	3,728	4,039
Restructuring charges and certain acquisition-related costs	1,724	1,152	250
Other (income)/deductions––net	3,655	2,860	1,009
Income from continuing operations before provision for taxes on income	8,351	8,965	12,240
Provision for taxes on income	1,123	1,990	3,120
Income from continuing operations	7,229	6,975	9,119
Discontinued operations:
Income from discontinued operations––net of tax	16	17	(6)
Gain/(loss) on disposal of discontinued operations––net of tax	—	(6)	55
Discontinued operations––net of tax	17	11	48
Net income before allocation to noncontrolling interests	7,246	6,986	9,168
Less: Net income attributable to noncontrolling interests	31	26	32
Net income attributable to Pfizer Inc.	$7,215	$6,960	$9,135

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.18	$1.13	$1.43
Discontinued operations––net of tax	—	—	0.01
Net income attributable to Pfizer Inc. common shareholders	$1.18	$1.13	$1.44
Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.17	$1.11	$1.41
Discontinued operations––net of tax	—	—	0.01
Net income attributable to Pfizer Inc. common shareholders	$1.17	$1.11	$1.42

Weighted-average shares––basic	6,089	6,176	6,346
Weighted-average shares––diluted(b)	6,159	6,257	6,424

Cash dividends paid per common share	$1.20	$1.12	$1.04

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

(b)
Amount for 2016 reflects the adoption of a new accounting standard, as of January 1, 2016, that requires when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit (see Note 1B).

Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2016 Financial Report	69

Consolidated Statements of Comprehensive Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2016	2015	2014
Net income before allocation to noncontrolling interests	$7,246	$6,986	$9,168

Foreign currency translation adjustments, net	$(815)	$(3,110)	$(1,992)
Reclassification adjustments(a)	—	—	(62)
	(815)	(3,110)	(2,054)
Unrealized holding gains/(losses) on derivative financial instruments, net	(442)	204	24
Reclassification adjustments for realized (gains)/losses(b)	452	(368)	477
	10	(165)	501
Unrealized holding gains/(losses) on available-for-sale securities, net	248	(846)	(640)
Reclassification adjustments for realized (gains)/losses(b)	(118)	796	222
	130	(50)	(418)
Benefit plans: actuarial losses, net	(1,888)	(37)	(4,173)
Reclassification adjustments related to amortization(c)	558	550	195
Reclassification adjustments related to settlements, net(c)	127	671	101
Other	195	199	188
	(1,009)	1,383	(3,690)
Benefit plans: prior service credits and other, net	184	432	746
Reclassification adjustments related to amortization(c)	(173)	(160)	(73)
Reclassification adjustments related to curtailments, net(c)	(26)	(32)	8
Other	6	(3)	(9)
	(8)	237	672
Other comprehensive loss, before tax	(1,692)	(1,705)	(4,988)
Tax provision/(benefit) on other comprehensive loss(d)	(174)	528	(946)
Other comprehensive loss before allocation to noncontrolling interests	$(1,518)	$(2,232)	$(4,042)

Comprehensive income before allocation to noncontrolling interests	$5,728	$4,754	$5,126
Less: Comprehensive income/(loss) attributable to noncontrolling interests	28	(1)	36
Comprehensive income attributable to Pfizer Inc.	$5,701	$4,755	$5,090

(a)	Reclassified into Gain on disposal of discontinued operations—net of tax in the consolidated statements of income.

(b)	Reclassified into Other (income)/deductions—net in the consolidated statements of income.

(c)
Generally reclassified, as part of net periodic pension cost, into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, in the consolidated statements of income. For additional information, see Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

(d)	See Note 5E. Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Loss.
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

70	2016 Financial Report

Consolidated Balance Sheets
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2016	2015

Assets
Cash and cash equivalents	$2,595	$3,641
Short-term investments	15,255	19,649
Trade accounts receivable, less allowance for doubtful accounts: 2016—$609; 2015—$384	8,225	8,176
Inventories	6,783	7,513
Current tax assets	3,041	2,662
Other current assets	2,249	2,154
Assets held for sale	801	9
Total current assets	38,949	43,804
Long-term investments	7,116	15,999
Property, plant and equipment, less accumulated depreciation	13,318	13,766
Identifiable intangible assets, less accumulated amortization	52,648	40,356
Goodwill	54,449	48,242
Noncurrent deferred tax assets and other noncurrent tax assets	1,812	1,794
Other noncurrent assets	3,323	3,420
Total assets	$171,615	$167,381

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2016—$4,225; 2015—$3,719	$10,688	$10,159
Trade accounts payable	4,536	3,620
Dividends payable	1,944	1,852
Income taxes payable	437	418
Accrued compensation and related items	2,487	2,359
Other current liabilities	11,023	10,990
Total current liabilities	31,115	29,399

Long-term debt	31,398	28,740
Pension benefit obligations, net	6,406	6,310
Postretirement benefit obligations, net	1,766	1,809
Noncurrent deferred tax liabilities	30,753	26,877
Other taxes payable	4,000	3,992
Other noncurrent liabilities	6,337	5,257
Total liabilities	111,776	102,384

Commitments and Contingencies

Preferred stock, no par value, at stated value; 27 shares authorized; issued: 2016—597; 2015—649	24	26
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2016—9,230; 2015—9,178	461	459
Additional paid-in capital	82,685	81,016
Treasury stock, shares at cost: 2016—3,160; 2015—3,003	(84,364)	(79,252)
Retained earnings	71,774	71,993
Accumulated other comprehensive loss	(11,036)	(9,522)
Total Pfizer Inc. shareholders’ equity	59,544	64,720
Equity attributable to noncontrolling interests	296	278
Total equity	59,840	64,998
Total liabilities and equity	$171,615	$167,381
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2016 Financial Report	71

Consolidated Statements of Equity
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Cost	Retained Earnings	Accum. Other Comp. Loss	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2014	829	$33	9,051	$453	$77,283	(2,652)	$(67,923)	$69,732	$(3,271)	$76,307	$313	$76,620
Net income								9,135		9,135	32	9,168
Other comprehensive income/(loss), net of tax									(4,045)	(4,045)	3	(4,042)
Cash dividends declared:
Common stock								(6,690)		(6,690)		(6,690)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests											(6)	(6)
Share-based payment transactions			59	3	1,693	(2)	(100)			1,597		1,597
Purchases of common stock						(165)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(112)	(4)			(4)	—	1			(8)		(8)
Other	—	—	—	(1)	5	—	—	—	—	5	(22)	(17)
Balance, December 31, 2014	717	29	9,110	455	78,977	(2,819)	(73,021)	72,176	(7,316)	71,301	321	71,622
Net income								6,960		6,960	26	6,986
Other comprehensive income/(loss), net of tax									(2,206)	(2,206)	(26)	(2,232)
Cash dividends declared:
Common stock								(7,141)		(7,141)		(7,141)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests										—	(16)	(16)
Share-based payment transactions			67	3	2,015	(1)	(72)			1,946		1,946
Purchases of common stock						(182)	(6,160)			(6,160)		(6,160)
Preferred stock conversions and redemptions	(68)	(3)			(3)		1			(5)		(5)
Other		—	—	—	27	—	—	—		27	(27)	—
Balance, December 31, 2015	649	26	9,178	459	81,016	(3,003)	(79,252)	71,993	(9,522)	64,720	278	64,998
Net income								7,215		7,215	31	7,246
Other comprehensive income/(loss), net of tax									(1,514)	(1,514)	(3)	(1,518)
Cash dividends declared:
Common stock								(7,446)		(7,446)		(7,446)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests										—	(10)	(10)
Share-based payment transactions			52	3	1,672	(3)	(111)			1,563		1,563
Purchases of common stock						(154)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(52)	(2)			(2)	—	—			(5)		(5)
Other(a)		—	—	—	—	—	—	13		13	—	13
Balance, December 31, 2016	597	$24	9,230	$461	$82,685	(3,160)	$(84,364)	$71,774	$(11,036)	$59,544	$296	$59,840

(a)
Represents the $13 million cumulative effect of the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, for certain elements of the accounting for share-based payments. For additional information, see Note 1B.

Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

72	2016 Financial Report

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2016	2015	2014

Operating Activities
Net income before allocation to noncontrolling interests	$7,246	$6,986	$9,168
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,757	5,157	5,537
Asset write-offs and impairments	1,613	1,119	531
Foreign currency loss related to Venezuela	—	806	—
Gain/(loss) on disposal of discontinued operations	—	6	(51)
Write-down of HIS net assets to fair value less estimated costs to sell	1,712	—	—
Deferred taxes from continuing operations	(700)	(20)	320
Deferred taxes from discontinued operations	—	2	(3)
Share-based compensation expense	691	669	586
Benefit plan contributions in excess of expense	(712)	(617)	(199)
Other adjustments, net(a)	209	(160)	(430)
Other changes in assets and liabilities, net of acquisitions and divestitures:
Trade accounts receivable	(134)	21	148
Inventories	365	(199)	175
Other assets	(60)	236	1,161
Trade accounts payable	871	254	297
Other liabilities(a)	(223)	664	(650)
Other tax accounts, net	(734)	(235)	492
Net cash provided by operating activities	15,901	14,688	17,084

Investing Activities
Purchases of property, plant and equipment	(1,823)	(1,397)	(1,199)
Purchases of short-term investments	(15,957)	(28,581)	(50,954)
Proceeds from redemptions/sales of short-term investments	29,436	40,064	47,374
Net (purchases of)/proceeds from redemptions/sales of short-term investments with original maturities of three months or less	(4,218)	5,768	3,930
Purchases of long-term investments	(8,011)	(9,542)	(10,718)
Proceeds from redemptions/sales of long-term investments	11,254	6,929	6,145
Acquisitions of businesses, net of cash acquired	(18,368)	(16,466)	(195)
Acquisitions of intangible assets	(176)	(99)	(384)
Other investing activities, net	51	344	347
Net cash used in investing activities	(7,811)	(2,980)	(5,654)

Financing Activities
Proceeds from short-term borrowings	7,472	5,557	13
Principal payments on short-term borrowings	(5,102)	(3,965)	(10)
Net proceeds from/(payments on) short-term borrowings with original maturities of three months or less	(3,084)	2,717	(1,841)
Proceeds from issuance of long-term debt	10,976	—	4,491
Principal payments on long-term debt	(7,689)	(2,990)	(2,110)
Purchases of common stock	(5,000)	(6,160)	(5,000)
Cash dividends paid	(7,317)	(6,940)	(6,609)
Proceeds from exercise of stock options	1,019	1,263	1,002
Other financing activities, net(a)	(196)	109	(123)
Net cash used in financing activities	(8,921)	(10,409)	(10,187)
Effect of exchange-rate changes on cash and cash equivalents	(215)	(1,000)	(83)
Net increase/(decrease) in cash and cash equivalents	(1,046)	298	1,160
Cash and cash equivalents, beginning	3,641	3,343	2,183

Cash and cash equivalents, end	$2,595	$3,641	$3,343

- Continued -

2016 Financial Report	73

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
	2016	2015	2014
Supplemental Cash Flow Information
Non-cash transaction:
Exchange of Hospira subsidiary debt for Pfizer debt(b)	$—	$1,669	$—
Cash paid (received) during the period for:
Income taxes	$2,521	$2,383	$2,100
Interest	1,451	1,302	1,550
Interest rate hedges	(338)	(237)	(374)
(a) Amounts reflect the adoption of a new accounting standard that requires that cash flows present (i) excess tax benefits as operating activities, rather than financing activities on a prospective basis beginning in the year of adoption, and (ii) cash paid by us when directly withholding shares for tax-withholding purposes as a cash outflow from financing activities, rather than operating activities and is reflected in the year of adoption and retrospectively in 2015 and 2014 (see Note 1B).
(b) In October 2015, Pfizer exchanged $1.7 billion debt of its then recently acquired subsidiary, Hospira, for virtually the same amount of Pfizer debt. See Note 7D. Financial Instruments: Long-Term Debt.
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

74	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 1. Basis of Presentation and Significant Accounting Policies

A. Basis of Presentation

See the Glossary of Defined Terms at the beginning of this 2016 Financial Report for terms used throughout the consolidated financial statements and related notes of this 2016 Financial Report.

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

In the consolidated statements of cash flows for the years ended December 31, 2015 and 2014, we performed reclassifications to conform to the current period presentation that cash paid by us when directly withholding shares for tax-withholding purposes is presented as cash outflows from financing activities, rather than operating activities in accordance with the adoption of a new accounting standard. For additional information, see Note 1B.
In the consolidated balance sheet as of December 31, 2015, we performed certain reclassifications to conform to the current period presentation of Other current assets, Other noncurrent assets, Short-term borrowings, including current portion of long-term debt and Long-term debt, and in the consolidated statements of cash flows for the years ended December 31, 2015 and 2014, we performed certain reclassifications to conform to the current presentation of Other changes in assets and liabilities, net of acquisitions and divestitures, Principal payments on short-term borrowings, and Principal payments on long-term debt, for debt issuance costs in accordance with the adoption of a new accounting standard. For additional information, see Note 1B.

We manage our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH), which was previously known as Established Products. Beginning in the second quarter of 2016, we reorganized our operating segments to reflect that we now manage our innovative pharmaceutical and consumer healthcare operations as one business segment, IH. From the beginning of our fiscal year 2014 until the second quarter of 2016, these operations were managed as two business segments: the GIP segment and the VOC segment. We have revised prior-period segment information to reflect the reorganization. For additional information, see Note 18.
On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS, to ICU Medical, a global device manufacturer, for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing. HIS includes IV pumps, solutions and devices. We have agreed to certain restrictions on transfer of our ICU Medical shares for 18 months. Assets and liabilities associated with HIS are presented as held for sale in the consolidated balance sheet as of December 31, 2016. For additional information, see Note 2B.

On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Medivation, and, in accordance with our domestic reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately three months of legacy Medivation operations. For additional information, see Note 2A.

On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion, net of cash acquired), plus $698 million debt assumed. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Anacor, and, in accordance with our domestic reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately six months of legacy Anacor operations, which were immaterial. For additional information, see Note 2A.

On April 6, 2016, we announced that the merger agreement between Pfizer and Allergan entered into on November 22, 2015 was terminated by mutual agreement of the companies. The decision was driven by the actions announced by the U.S. Department of Treasury on April 4, 2016, which the companies concluded qualified as an “Adverse Tax Law Change” under the merger agreement. In connection with the termination of the merger agreement, on April 8, 2016 (which fell into Pfizer’s second fiscal quarter), Pfizer paid Allergan $150 million (pre-tax) for reimbursement of Allergan’s expenses associated with the terminated transaction (see Note 4). Pfizer and Allergan also released each other from any and all claims in connection with the merger agreement.
On September 3, 2015, we acquired Hospira for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Hospira. In accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. For additional information, see Note 2A.
Certain amounts in the consolidated financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

2016 Financial Report	75

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Adoption of New Accounting Standards

In the fourth quarter of 2016, we adopted a new accounting standard for certain elements of the accounting for share-based payments as of January 1, 2016. Specifically, the new standard requires excess tax benefits or deficiencies (including tax benefits of dividend equivalents) of shared-based compensation to be recognized as a component of the Provision for taxes on income, whereas excess tax benefits or deficiencies previously were recognized in Additional paid-in capital. The net tax benefit for the Company was $89 million for full-year 2016. The standard requires the modified retrospective transition method of adoption, and as such, does not permit retroactive presentation of this benefit to prior fiscal years in the consolidated statements of income. Further, the net cumulative effect of excess tax benefits not previously recognized because they had not reduced taxes payable, was $13 million and is reflected as an increase to Retained earnings as of January 1, 2016.

Another element of the new accounting standard is within our consolidated statements of cash flows, which now present excess tax benefits as operating activities. We have elected to adopt this presentation on a prospective basis as of January 1, 2016, and, therefore, our consolidated statement of cash flows for fiscal years prior to 2016 have not been adjusted for this element. Additionally, cash paid by us when directly withholding shares for tax-withholding purposes is now a cash outflow from financing activities. This reclassification is required to be adopted retrospectively. As a result, $137 million for 2016 is presented as financing activities in the consolidated statement of cash flows, and cash outflows of $189 million for 2015 and $195 million for 2014 were reclassified from operating activities to financing activities in the consolidated statements of cash flows, respectively. We also elected to continue to estimate the impact of expected forfeitures of share-based payments when determining the amount of compensation cost to be recognized each period, rather than account for forfeitures as they occur. Finally, in the 2016 diluted net earnings per share calculation, when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit.

We adopted a new accounting standard as of January 1, 2016 that changed the presentation of debt issuance costs related to a recognized debt liability as a direct deduction from the carrying value of that associated debt, consistent with the presentation of a debt discount. The update does not impact the measurement or recognition of debt issuance costs. As of December 31, 2016, debt issuance costs were $115 million and are presented as contra-liabilities to Short-term borrowings, including current portion of long-term debt ($1 million) and Long-term debt ($114 million). In the December 31, 2015 consolidated balance sheet, we have reclassified debt issuance costs of $79 million ($1 million from Other current assets and $79 million from Other noncurrent assets) and have presented them as contra-liabilities to Short-term borrowings, including current portion of long-term debt ($1 million) and Long-term debt ($79 million) to conform to the current period presentation. For additional information, see Note 7A.

We adopted a new accounting standard as of January 1, 2016 that requires an acquirer to recognize adjustments made in the measurement period to provisional amounts of assets acquired and liabilities assumed in a business combination in the reporting period in which the adjustment amounts are determined. There was no material impact to our consolidated financial statements in 2016 from adopting this standard. For additional information, see Note 2A.

We adopted a new standard as of January 1, 2016 related to the accounting for hybrid financial instruments issued or held as investments and there was no material impact to our consolidated financial statements from adopting this standard.
C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded and disclosed in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statements of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales allowances and sales returns), determining the cost of inventory that is sold, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies. On the consolidated balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivable, investments, inventories, deferred tax assets, fixed assets and intangible assets (including acquired IPR&D assets), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, accruals for contingencies, rebates, chargebacks, sales allowances and sales returns, and restructuring reserves, all of which also impact the consolidated statements of income.

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

76	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

For some investments, if certain conditions exist, we may employ a practical expedient wherein we use the NAV per share (or its equivalent), as fair value. When this practical expedient is used, the NAV is not categorized for disclosure purposes within the fair value hierarchy for types of inputs used for valuation.

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

G. Revenues and Trade Accounts Receivable

Revenue Recognition—We record revenues from product sales when the goods are shipped and title passes to the customer. At the time of sale, we also record estimates for a variety of revenue deductions, such as chargebacks, rebates, sales allowances and sales returns. When we cannot reasonably estimate the amount of future sales returns and/or other revenue deductions, we record revenues when the risk of product return and/or additional revenue deductions has been substantially eliminated.

Deductions from Revenues––Our gross product revenues are subject to a variety of deductions, that generally are estimated and recorded in the same period that the revenues are recognized, and primarily represent chargebacks, rebates and sales allowances to wholesalers, and, to a lesser extent, distributors like managed care organizations, retailers and government agencies with respect to our pharmaceutical products. These deductions represent estimates of the related obligations and, as such, knowledge and judgment is required when estimating the impact of these revenue deductions on gross sales for a reporting period.

Specifically:

•
In the U.S., we record provisions for pharmaceutical Medicare, Medicaid, and performance-based contract rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective

2016 Financial Report	77

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

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $4.3 billion as of December 31, 2016, of which approximately $2.8 billion is included in Other current liabilities, $357 million is included in Other noncurrent liabilities and approximately $1.2 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet. Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $3.9 billion as of December 31, 2015, of which approximately $2.6 billion is included in Other current liabilities, $272 million is included in Other noncurrent liabilities and approximately $1.1 billion is included against Trade accounts receivable, less allowance for doubtful accounts, in our consolidated balance sheet.

Amounts recorded for revenue deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from Revenues.

Collaborative Arrangements—Payments to and from our collaboration partners are presented in our consolidated statements of income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable accounting guidance. Under co-promotion agreements, we record the amounts received from our collaboration partners as alliance revenues, a component of Revenues, when our collaboration partners are the principal in the transaction and we receive a share of their net sales or profits. Alliance revenues are recorded when our collaboration partners ship the product and title passes to their customer. The related expenses for selling and marketing these products are included in Selling, informational and administrative expenses. In collaborative arrangements where we manufacture a product for our collaboration partners, we record revenues when our collaboration partners sell the product and title passes to their customers. All royalty payments to collaboration partners are included in Cost of sales. Royalty payments received from collaboration partners are included in Other (income)/deductions—net.

Trade Accounts Receivable—Trade accounts receivable are stated at their net realizable value. The allowance against gross trade accounts receivable reflects the best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other current information. Trade accounts receivable are written off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted.

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

Advertising expenses totaled approximately $3.2 billion in 2016, $3.1 billion in 2015 and $3.1 billion in 2014. Production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs.

J. Research and Development Expenses

R&D costs are expensed as incurred. These expenses include the costs of our proprietary R&D efforts, as well as costs incurred in connection with certain licensing arrangements. Before a compound receives regulatory approval, we record upfront and milestone payments made by us

78	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

R&D expenses related to upfront and milestone payments for intellectual property rights totaled $82 million in 2016, $429 million in 2015 and $1.4 billion in 2014. For additional information, see Note 2C and Note 2D.

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

L. Restructuring Charges and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with acquisitions when we implement plans to restructure and integrate the acquired operations or in connection with our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs are all restructuring charges, as well as certain other costs associated with acquiring and integrating an acquired business. If the restructuring action results in a change in the estimated useful life of an asset, that incremental impact is classified in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate. Termination costs are generally recorded when the actions are probable and estimable. Transaction costs, such as banking, legal, accounting and other costs incurred in connection with a business acquisition are expensed as incurred.

Amounts recorded for restructuring charges and other associated costs can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

2016 Financial Report	79

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

N. Investments and Derivative Financial Instruments

Our investments are comprised of the following: trading funds and securities, available-for-sale securities, held-to-maturity securities (when we have both the positive intent and ability to hold the investment to maturity) and private equity securities. The classification of an investment can depend on the nature of the investment, our intent and ability to hold the investment, and the degree to which we may exercise influence.

•	Trading securities are carried at fair value, with changes in fair value reported in Other (income)/deductions—net.

•	Available-for-sale debt and equity securities are carried at fair value, with changes in fair value reported in Other comprehensive income/(loss) until realized.

•	Held-to-maturity debt securities are carried at amortized cost.

•
Private equity securities are carried at equity-method or at cost-method. For equity investments where we have significant influence over the financial and operating policies of the investee, we use the equity-method of accounting. Under the equity-method, we record our share of the investee’s income and expenses in Other (income)/deductions—net. The excess of the cost of the investment over our share of the equity of the investee as of the acquisition date is allocated to the identifiable assets of the investee, with any remaining excess amount allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

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

Under the benefit recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, changes in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the more-likely-than-not standard. Liabilities associated with uncertain tax positions are classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Provision for taxes on income and are classified on our consolidated balance sheet with the related tax liability.

Amounts recorded for valuation allowances and income tax contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

80	2016 Financial Report

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
Note 2. Acquisitions, Assets and Liabilities Held for Sale, Licensing Agreements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment

A. Acquisitions

Medivation, Inc.
On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Of this consideration, approximately $365 million was not paid as of December 31, 2016, and was recorded in Other current liabilities. Medivation is now a wholly-owned subsidiary of Pfizer. Medivation is a biopharmaceutical company focused on developing and commercializing small molecules for oncology. Medivation’s portfolio includes Xtandi (enzalutamide), an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within tumor cells. Xtandi is being developed and commercialized through a collaboration between Pfizer and Astellas. Astellas has exclusive commercialization rights for Xtandi outside the U.S. In addition, Medivation has two development-stage oncology assets in its pipeline: talazoparib, which is currently in a Phase 3 study for the treatment of BRCA-mutated breast cancer, and pidilizumab, an immuno-oncology asset being developed for diffuse large B-cell lymphoma and other hematologic malignancies. In connection with this acquisition, we provisionally recorded $13.1 billion in Identifiable intangible assets, primarily consisting of $8.7 billion of Developed technology rights with an average useful life of approximately 12 years and $4.4 billion of IPR&D, and provisionally recorded $5.5 billion of Goodwill, $4.4 billion of net deferred tax liabilities, and $340 million of assumed contingent consideration. We recorded changes in the estimated fair values recognized in the measurement period to better reflect market participant assumptions about facts and circumstances existing as of the acquisition date. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has not yet been finalized.
Bamboo Therapeutics, Inc.
On August 1, 2016, we acquired all the remaining equity in Bamboo, a privately-held biotechnology company focused on developing gene therapies for the potential treatment of patients with certain rare diseases relating to neuromuscular conditions and those affecting the central nervous system, for $150 million, plus potential milestone payments of up to $495 million contingent upon the progression of key assets through development, regulatory approval and commercialization. The total fair value of the consideration transferred for Bamboo was approximately $331 million, including cash of $130 million ($101 million, net of cash acquired), contingent consideration of $157 million, consisting of milestone payments, and the fair value of Pfizer’s previously held equity interest in Bamboo of $44 million. We previously

2016 Financial Report	81

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

purchased a minority stake in Bamboo in the first quarter of 2016 for a payment of approximately $43 million. Upon acquiring the remaining interest in Bamboo, we recognized a gain of $1 million on our existing investment in Other (income)/deductions––net. This acquisition provides us with several clinical and pre-clinical assets that complement our rare disease portfolio, an advanced recombinant AAV vector design and production technology, and a fully functional Phase I/II gene therapy manufacturing facility. Bamboo is now a wholly-owned subsidiary of Pfizer. In connection with this acquisition, we provisionally recorded $325 million of Identifiable intangible assets, consisting entirely of IPR&D. We also provisionally recorded $133 million of Goodwill and $93 million of net deferred tax liabilities. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has not yet been finalized.

Anacor Pharmaceuticals, Inc.

On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion net of cash acquired), plus $698 million debt assumed. Anacor is now a wholly-owned subsidiary of Pfizer. Anacor is a biopharmaceutical company focused on novel small-molecule therapeutics derived from its boron chemistry platform. Anacor’s crisaborole, a non-steroidal topical PDE-4 inhibitor with anti-inflammatory properties, was approved by the FDA on December 14, 2016 under the trade name, Eucrisa. In connection with this acquisition, we recorded $698 million as the fair value of notes payable in cash, and provisionally recorded $4.9 billion in Identifiable intangible assets, primarily consisting of $4.8 billion of IPR&D, and provisionally recorded $647 million of Goodwill and $352 million of net deferred tax liabilities. We recorded changes in the estimated fair values recognized in the measurement period to better reflect market participant assumptions about facts and circumstances existing as of the acquisition date. We do not expect significant adjustments to the allocation of the consideration transferred to the assets acquired and the liabilities assumed, however the assessment has not yet been finalized.

Hospira, Inc.

On September 3, 2015, we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for $90 per share in cash. The total fair value of consideration transferred for Hospira was approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Hospira is now a subsidiary of Pfizer and its commercial operations are included in the EH segment. The combination of local Pfizer and Hospira entities may be pending in various jurisdictions and integration is subject to completion of various local legal and regulatory steps.

Hospira’s principal business was the development, manufacture, marketing and distribution of generic acute-care and oncology injectables, biosimilars and integrated infusion therapy and medication management systems (see Note 2B below). Hospira’s broad portfolio of products is used by hospitals and alternate site providers, such as clinics, home healthcare providers and long-term care facilities. We believe our acquisition of Hospira has strengthened our EH business, as EH now has a broadened portfolio of generic and branded sterile injectables, marketed biosimilars and biosimilars in development.

The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date, as well as adjustments made in 2016 to the amounts initially recorded in 2015 (measurement period adjustments) with a corresponding change to goodwill. The measurement period adjustments did not have a material impact on our earnings in any period. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

(MILLIONS OF DOLLARS)	Amounts Recognized as of Acquisition Date (as previously reported as of December 31, 2015)	Measurement Period Adjustments(a)	Amounts Recognized as of Acquisition Date (as adjusted) Final
Working capital, excluding inventories(b)	$274	$68	$342
Inventories	1,924	(23)	1,901
PP&E	2,410	(57)	2,352
Identifiable intangible assets, excluding IPR&D(c)	8,270	20	8,290
IPR&D	995	35	1,030
Other noncurrent assets	408	(46)	362
Long-term debt	(1,928)	—	(1,928)
Benefit obligations	(117)	—	(117)
Net income tax accounts(d)	(3,394)	14	(3,380)
Other noncurrent liabilities	(39)	(23)	(61)
Total identifiable net assets	8,803	(12)	8,791
Goodwill	7,284	12	7,295
Net assets acquired/total consideration transferred	$16,087	$—	$16,087

(a)
The changes in the estimated fair values are primarily to better reflect market participant assumptions about facts and circumstances existing as of the acquisition date. The measurement period adjustments did not result from intervening events subsequent to the acquisition date.

(b)	Includes cash and cash equivalents, short-term investments, accounts receivable, other current assets, assets held for sale, accounts payable and other current liabilities.

(c)
Comprised of finite-lived developed technology rights with a weighted-average life of approximately 17 years ($7.7 billion) and other finite-lived identifiable intangible assets with a weighted-average life of approximately 12 years ($570 million).

(d)
Final amounts recognized as of the acquisition date (as adjusted), included in Current tax assets ($57 million), Noncurrent deferred tax assets and other noncurrent tax assets ($58 million), Income taxes payable ($5 million), Noncurrent deferred tax liabilities ($3.4 billion) and Other taxes payable ($101 million, including accrued interest of $5 million). Preliminary amounts recognized as of the acquisition date (as previously reported), included in Current tax assets ($79 million), Noncurrent deferred tax assets and other noncurrent tax assets ($25 million), Income taxes payable ($5 million), Noncurrent deferred tax liabilities ($3.4 billion) and Other taxes payable ($114 million, including accrued interest of $5 million).

82	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

As of the acquisition date, the fair value of accounts receivable approximated the book value acquired. The gross contractual amount receivable was $565 million, of which $12 million was not expected to be collected.

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

•
Environmental Matters—In the ordinary course of business, Hospira incurs liabilities for environmental matters such as remediation work, asset retirement obligations and environmental guarantees and indemnifications. The contingencies for environmental matters are not significant to Pfizer’s financial statements.

•
Legal Matters—Hospira is involved in various legal proceedings, including product liability, patent, commercial, antitrust and environmental matters and government investigations, of a nature considered normal to its business. The contingencies arising from legal matters are not significant to Pfizer’s financial statements.

•
Tax Matters—In the ordinary course of business, Hospira incurs liabilities for income taxes. Income taxes are exceptions to both the recognition and fair value measurement principles associated with the accounting for business combinations. Reserves for income tax contingencies continue to be measured under the benefit recognition model as previously used by Hospira. Net liabilities for income taxes approximate $3.4 billion as of the acquisition date, which includes $109 million for uncertain tax positions. The net tax liability includes the recording of additional adjustments of approximately $3.2 billion for the tax impact of fair value adjustments and approximately $719 million for income tax matters that we intend to resolve in a manner different from what Hospira had planned or intended. For example, because we plan to repatriate certain overseas funds, we provided deferred taxes on Hospira’s unremitted earnings for which no taxes have been previously provided by Hospira as it was Hospira’s intention to indefinitely reinvest those earnings.

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

Goodwill is not amortized and is not deductible for tax purposes. All of the goodwill related to the acquisition of Hospira is related to our EH segment (see Note 10 for additional information).

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

(a)
Includes purchase accounting charges related to the provisional estimated fair values recognized as of the acquisition date for (i) the fair value adjustment for acquisition-date inventory that has been sold ($378 million pre-tax); (ii) amortization expense related to the fair value of identifiable intangible assets acquired from Hospira ($161 million pre-tax); (iii) depreciation expense related to the fair value adjustment of fixed assets acquired from Hospira ($34 million pre-tax ); and (iv) amortization expense related to the fair value adjustment of long-term debt acquired from Hospira ($13 million income pre-tax), as well as restructuring and integration costs ($556 million pre-tax).

The following table provides supplemental pro forma information as if the acquisition of Hospira had occurred on January 1, 2014:

	Unaudited Supplemental Pro Forma Consolidated Results
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	2015	2014
Revenues	$52,082	$54,069
Net income attributable to Pfizer Inc. common shareholders	7,669	8,173
Diluted EPS attributable to Pfizer Inc. common shareholders	1.23	1.27
The unaudited supplemental pro forma consolidated results were prepared using the acquisition method of accounting and do not purport to reflect what the combined company’s results of operations would have been had the acquisition occurred on January 1, 2014, nor do they project the future results of operations of the combined company or reflect the expected realization of any cost savings associated with the acquisition. The actual results of operations of the combined company may differ significantly from the pro forma adjustments reflected here due to many factors. The unaudited supplemental pro forma financial information includes various assumptions, including those related to the purchase price allocation of the assets acquired and the liabilities assumed from Hospira.

2016 Financial Report	83

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The unaudited supplemental pro forma consolidated results reflect the historical financial information of Pfizer and Hospira, adjusted to give effect to the acquisition of Hospira as if it had occurred on January 1, 2014, primarily for the following pre-tax adjustments:

•	Elimination of Hospira’s historical intangible asset amortization expense (approximately $33 million in 2015 and $77 million in 2014).

•	Additional amortization expense (approximately $342 million in 2015 and $502 million in 2014) related to the fair value of identifiable intangible assets acquired.

•	Additional depreciation expense (approximately $52 million in 2015 and $102 million in 2014) related to the fair value adjustment to PP&E acquired.

•
Adjustment related to the non-recurring fair value adjustment to acquisition-date inventory estimated to have been sold (the elimination of $364 million of charges in 2015 and the addition of $591 million of charges in 2014).

•	Adjustment to decrease interest expense (approximately $18 million in 2015 and $42 million in 2014) related to the fair value adjustment of Hospira debt.

•
Adjustment for non-recurring acquisition-related costs directly attributable to the acquisition (the elimination of $877 million of charges in 2015, and the addition of $877 million of charges in 2014), reflecting non-recurring charges incurred by both Hospira and Pfizer which would have been recorded in 2014 under the pro forma assumption that the Hospira acquisition was completed on January 1, 2014.

The above adjustments were adjusted for the applicable tax impact. The taxes associated with the adjustments related to the fair value adjustment for acquired intangible assets, PP&E, inventory and debt reflect the statutory tax rates in the various jurisdictions where the adjustments are expected to be incurred. The taxes associated with elimination of Hospira’s historical intangible asset amortization expense and the adjustment for the acquisition-related costs directly attributable to the acquisition were based on the tax rate in the jurisdiction in which the related deductible costs were incurred.

Marketed Vaccines Business of Baxter International Inc.
On December 1, 2014 (which fell in the first fiscal quarter of 2015 for our international operations), we acquired Baxter’s portfolio of marketed vaccines for a final purchase price of $648 million. The portfolio that was acquired consists of NeisVac-C and FSME-IMMUN/TicoVac. NeisVac-C is a vaccine that helps protect against meningitis caused by group C meningococcal meningitis and FSME-IMMUN/TicoVac is a vaccine that helps protect against tick-borne encephalitis. In connection with this acquisition, we recorded $376 million in Identifiable intangible assets, primarily consisting of $371 million in Developed technology rights. We also recorded $194 million of Inventories and $12 million in Goodwill. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

InnoPharma, Inc.
On September 24, 2014, we completed our acquisition of InnoPharma, a privately-held pharmaceutical development company, for an upfront cash payment of $225 million and contingent consideration with an estimated acquisition-date fair value of approximately $67 million. The contingent consideration consists of up to $135 million in additional milestone payments based on application filing with, and acceptance by, the FDA, or approval of marketing applications related to certain pipeline products by the FDA. We believe this acquisition represents a potential innovative growth opportunity for our sterile injectables portfolio in areas such as oncology and central nervous disorders. In connection with this acquisition, we recorded $247 million in Identifiable intangible assets consisting of $212 million in IPR&D and $35 million in Developed technology rights; $81 million in net deferred tax liabilities; and $125 million in Goodwill. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

B. Assets and Liabilities Held for Sale
On October 6, 2016, we announced that we entered into a definitive agreement under which ICU Medical agreed to acquire all of our global infusion therapy net assets, HIS, for approximately $1 billion in cash and ICU Medical common stock. HIS includes IV pumps, solutions, and devices. As a result of recent performance of HIS relative to ICU Medical’s expectations, on January 5, 2017 we entered into a revised agreement with ICU Medical under which ICU Medical would acquire HIS for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing.
The revised transaction closed on February 3, 2017. At closing, under the terms of the revised agreement, we received 3.2 million newly issued shares of ICU Medical common stock (as originally agreed), which we valued at approximately $430 million (based upon the closing price of ICU Medical common stock on the closing date less a discount for lack of marketability), a promissory note in the amount of $75 million and net cash of approximately $200 million before customary adjustments for net working capital. In addition, we are entitled to receive a contingent amount of up to an additional $225 million in cash based on ICU Medical’s achievement of certain cumulative performance targets for the combined company through December 31, 2019. After receipt of ICU Medical shares, we own approximately 16.4% of ICU Medical as of the closing date. We have agreed to certain restrictions on transfer of our ICU Medical shares for 18 months. The promissory note from ICU Medical has a term of three years and bears interest at LIBOR plus 2.25% for the first year and LIBOR plus 2.50% for the second and third years.
While we have received the full purchase price excluding the contingent amount as of the February 3, 2017 closing, the sale of the HIS net assets was not completed in certain non-U.S. jurisdictions due to temporary regulatory or operational constraints. In these jurisdictions, which represent a relatively small portion of the HIS net assets, we continue to operate the net assets for the net economic benefit of ICU Medical, and we are indemnified by ICU Medical against any risk associated with such operations during the interim period. We expect the sale of the HIS net assets in these jurisdictions to be completed by the first quarter of 2018. As such, and as we have already received all of the non-contingent proceeds from the sale and ICU Medical is contractually obligated to complete the transaction, we have treated these jurisdictions as sold for accounting purposes.
In connection with the sale transaction, we entered into certain transitional agreements designed to facilitate the orderly transition of the HIS net assets to ICU Medical. These agreements primarily relate to administrative services, which are generally to be provided for a period

84	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

of up to 24 months. We will also manufacture and supply certain HIS products for ICU Medical and ICU Medical will manufacture and supply certain retained Pfizer products for us after closing, generally for a term of five years. These agreements are not material to Pfizer and none confers upon us the ability to influence the operating and/or financial policies of ICU Medical subsequent to the sale.
At December 31, 2016, we determined that the carrying value of the HIS net assets held for sale exceeded their fair value less estimated costs to sell, resulting in a pre-tax impairment charge of $1.7 billion, which is included in Other (income)/deductions––net (see Note 4). The decline in value resulted from lower expectations as to future cash flows to be generated by HIS, primarily as a result of an increase in competition for customer contracts and pricing factors that were not initially anticipated.
Assets and liabilities associated with HIS are presented as held for sale in the consolidated balance sheet as of December 31, 2016. The HIS assets held for sale are reported in Assets held for sale and HIS liabilities held for sale are reported in Other current liabilities. The amounts associated with HIS, as well as other assets classified as held for sale as of December 31, 2016 and December 31, 2015, consisted of the following:

	As of December 31,
(MILLIONS OF DOLLARS)	2016	2015
Assets Held for Sale
Inventories	$377	$—
PP&E	457	—
Identifiable intangible assets	1,319	—
Goodwill	119	—
Other assets	152	—
Less: adjustment to HIS assets for net realizable value(a)	(1,681)	—
Total HIS assets held for sale	743	—
Other assets held for sale(b)	58	9
Assets held for sale	$801	$9

Liabilities Held for Sale
Accrued compensation and related items	$54	$—
Other liabilities	103	—
Total HIS liabilities held for sale	$157	$—

(a)	For 2016, we recorded an adjustment to HIS assets for net realizable value of $1,681 million plus estimated costs to sell of $31 million for a total impairment on HIS net assets of $1,712 million.

(b)	Other assets held for sale consist primarily of PP&E and other assets.
C. Licensing Agreements

Cellectis SA (Cellectis)
In June 2014, we entered into a global arrangement with Cellectis to develop Chimeric Antigen Receptor T-cell immunotherapies in the field of oncology directed at select cellular surface antigen targets. In August 2014, in connection with this licensing agreement, we made an upfront payment of $80 million to Cellectis, which was recorded in Research and development expenses. We will also fund R&D costs associated with up to 15 Pfizer-selected targets and, for the benefit of Cellectis, a portion of the R&D costs associated with four Cellectis-selected targets within the arrangement. Cellectis is eligible to receive development, regulatory and commercial milestone payments of up to $185 million per product that results from the Pfizer-selected targets, as well as tiered royalties on net sales of any products that are commercialized by Pfizer. In addition, in August 2014, we acquired approximately 10% of the capital of Cellectis through the purchase of newly issued shares, for a total investment of approximately $35 million. As of November 30, 2016 and 2015, Pfizer’s ownership in Cellectis’ outstanding shares was approximately 8%.

Nexium Over-the-Counter Rights

In August 2012, we entered into an agreement with AstraZeneca for the exclusive, global, OTC rights for Nexium, a prescription drug approved to treat the symptoms of gastroesophageal reflux disease. In connection with this Consumer Healthcare licensing agreement, we made an upfront payment of $250 million to AstraZeneca, which was recorded in Research and development expenses when incurred. On May 27, 2014, we launched Nexium 24HR in the U.S., and on July 11, 2014, we paid AstraZeneca a related $200 million product launch milestone payment. On August 1, 2014, we launched Nexium Control in Europe, and on September 15, 2014, we paid AstraZeneca a related $50 million product launch milestone payment. These post-approval milestone payments were recorded in Identifiable intangible assets, less accumulated amortization and are being amortized over the estimated useful life of the Nexium brand. Included in Other current liabilities at December 31, 2015 are accrued milestone payments to AstraZeneca of $93 million, which were subsequently paid to AstraZeneca in April 2016. AstraZeneca is eligible to receive additional milestone payments of approximately $200 million, based on the level of worldwide sales as well as quarterly royalty payments based on worldwide sales.

2016 Financial Report	85

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Research and Development and Collaborative Arrangements

Research and Development Arrangement with NovaQuest Co-Investment Fund II, L.P.
On November 1, 2016, we announced the discontinuation of the global clinical development program for bococizumab. During December 2016, $31.3 million was refunded to NovaQuest representing amounts NovaQuest prepaid for development costs (under the May 2016 agreement described below) that were not used for program expenses due to the discontinuation of the development program. No additional payments are expected to be received from or paid to NovaQuest under this agreement, which was effectively terminated on November 18, 2016.
In May 2016, our agreement with NovaQuest became effective, under which NovaQuest agreed to fund up to $250 million in development costs related to certain Phase III clinical trials of Pfizer’s bococizumab compound and Pfizer agreed to use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding was expected to cover up to 40% of the development costs and was to be received over five quarters during 2016 and 2017. As there was a substantive and genuine transfer of risk to NovaQuest, the development funding applicable to program expenses during 2016 was recognized as a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $180.3 million.
Research and Development Arrangement with NovaQuest Co-Investment Fund V, L.P.
In April 2016, Pfizer entered into an agreement with NovaQuest under which NovaQuest will fund up to $200 million in development costs related to certain Phase III clinical trials of Pfizer’s rivipansel compound and Pfizer will use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding is expected to cover up to 100% of the development costs and will be received over approximately twelve quarters from 2016 to 2019. As there is a substantive and genuine transfer of risk to NovaQuest, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $46.6 million. Following potential regulatory approval, NovaQuest will be eligible to receive a combination of fixed milestone payments of up to approximately $267 million in total based on achievement of first commercial sale and certain levels of cumulative net sales, as well as royalties on rivipansel net sales over approximately eight years. Fixed sales-based milestone payments will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the rivipansel product and royalties on net sales will be recorded as Cost of sales when incurred.

Research and Development Arrangement with RPI Finance Trust

In January 2016, Pfizer entered into an agreement with RPI, a subsidiary of Royalty Pharma, under which RPI will fund up to $300 million in development costs related to certain Phase III clinical trials of Pfizer’s Ibrance (palbociclib) product primarily for adjuvant treatment of hormone receptor positive early breast cancer (the Indication). RPI’s development funding is expected to cover up to 100% of the costs primarily for the applicable clinical trials through 2021. As there is a substantive and genuine transfer of risk to RPI, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $44.9 million. If successful and upon approval of Ibrance in the U.S. or certain major markets in the EU for the Indication based on the applicable clinical trials, RPI will be eligible to receive a combination of approval-based fixed milestone payments of up to $250 million dependent upon results of the clinical trials and royalties on certain Ibrance sales over approximately seven years. Fixed milestone payments due upon approval will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the Ibrance product and sales-based royalties will be recorded as Cost of sales when incurred.

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

The following table provides the amounts and classification of payments (income/(expense)) between us and our collaboration partners:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Revenues—Revenues(a)	$659	$644	$786
Revenues—Alliance revenues(b)	1,746	1,312	957
Total revenues from collaborative arrangements	2,405	1,956	1,743
Cost of sales(c)	(315)	(282)	(280)
Selling, informational and administrative expenses(d)	(5)	(287)	(268)
Research and development expenses(e)	64	(330)	(1,210)
Other income/(deductions)—net(f)	542	482	518

(a)	Represents sales to our partners of products manufactured by us.

86	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(b)
Substantially all relates to amounts earned from our partners under co-promotion agreements. The increase in 2016 reflects an increase in alliance revenues from Eliquis and the inclusion of Xtandi revenues resulting from the acquisition of Medivation in September 2016, partially offset by the expiration of the Rebif co-promotion collaboration at the end of 2015. The increase in 2015 reflects an increase in alliance revenues from Eliquis, partially offset by Spiriva (as a result of the expiration of the co-promotion collaboration in the U.S. and certain European countries during 2014).

(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.

(d)	Represents net reimbursements to our partners for selling, informational and administrative expenses incurred.

(e)
Primarily relates to upfront payments and pre-approval milestone payments earned by our partners as well as net reimbursements. The upfront and milestone payments were as follows: $15 million in 2016, $310 million in 2015 (primarily related to our collaboration with OPKO, see below) and $1.2 billion in 2014 (related to our collaboration with Merck KGaA, see below). 2016 also includes a $120 million reimbursement related to our collaboration with Lilly (see below).

(f)
In 2016, 2015 and 2014, includes royalties earned on sales of Enbrel in the U.S. and Canada after October 31, 2013. On that date, the co-promotion term of the collaboration agreement for Enbrel in the U.S. and Canada expired, and we became entitled to royalties for a 36-month period thereafter until October 31, 2016.

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements.
In addition, in connection with our collaborative arrangements, we paid post-approval milestones to collaboration partners of $20 million in 2015 and $80 million in 2014. These payments were recorded in Identifiable intangible assets––Developed technology rights. We did not pay post-approval milestones to collaboration partners in 2016. We also received upfront and milestone payments from our collaboration partners of $200 million in 2015, primarily related to our collaboration with Lilly (see below). This amount was recorded in our consolidated balance sheets as deferred revenue and is being recognized into Other (income)/deductions––net over a multi-year period.

Collaboration with Eli Lilly & Company

In 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer’s tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. Following the decision by the FDA in March 2015 to lift the partial clinical hold on the tanezumab development program, we received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly, which is recorded as deferred revenue in our consolidated balance sheet and is being recognized into Other (income)/deductions––net over a multi-year period beginning in the second quarter of 2015. Pfizer and Lilly resumed the Phase 3 chronic pain program for tanezumab in July 2015. Under the collaboration agreement with Lilly, we are eligible to receive additional payments from Lilly upon the achievement of specified regulatory and commercial milestones.

Collaboration with OPKO Health, Inc.
We entered into a collaborative agreement with OPKO, which closed in January 2015, to develop and commercialize OPKO’s long-acting hGH-CTP for the treatment of GHD in adults and children, as well as for the treatment of growth failure in children born SGA who fail to show catch-up growth by two years of age. In February 2015, we made an upfront payment of $295 million to OPKO, which was recorded in Research and development expenses, and OPKO is eligible to receive up to an additional $275 million upon the achievement of certain regulatory milestones. OPKO is also eligible to receive royalty payments associated with the commercialization of hGH-CTP for Adult GHD, which is subject to regulatory approval. Upon the launch of hGH-CTP for Pediatric GHD, which is subject to regulatory approval, the royalties will transition to tiered gross profit sharing for both hGH-CTP and our product, Genotropin.
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

E. Equity-Method Investments

Investment in Hisun Pfizer Pharmaceuticals Company Limited

In September 2012, we and Hisun, a leading pharmaceutical company in China, formed a new company, Hisun Pfizer, to develop, manufacture, market and sell pharmaceutical products, primarily branded generic products, predominately in China. Hisun Pfizer was established with registered capital of $250 million, of which our portion was $122.5 million. On January 1, 2013, both parties transferred selected employees to Hisun Pfizer and contributed, among other things, certain rights to commercialized products and products in development, intellectual property rights, and facilities, equipment and distribution/customer contracts. Our contributions in 2013 constituted a business, as defined by U.S. GAAP, and included, among other things, the China rights to certain commercialized products and other products not yet commercialized and all associated intellectual property rights. As a result of the contributions from both parties, Hisun Pfizer holds a broad portfolio of branded generics covering cardiovascular disease, infectious disease, oncology, mental health and other therapeutic areas.

2016 Financial Report	87

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

In 2016, we determined that we had other-than-temporary declines in the value of Hisun Pfizer, and, therefore, we recognized a loss of $452 million in Other (income)/deductions––net (see Note 4), consisting of losses recognized in the first, second and fourth quarters of 2016. In the first and second quarters of 2016, we determined that we had other-than-temporary declines in the value of Hisun Pfizer and, therefore, we recognized a loss of $81 million and $130 million, respectively. The declines in value resulted from lower expectations as to the future cash flows to be generated by Hisun Pfizer, primarily as a result of an increase in risk due to the continued slowdown in the Chinese economy and changes in the expected timing and number of new product introductions by Hisun Pfizer. In the fourth quarter of 2016, we recognized a loss of $241 million to reduce the carrying value of our investment in Hisun Pfizer to approximately $270 million at December 31, 2016. We are continuing to evaluate strategic alternatives with Hisun. These strategic alternatives could impact the value of our investment in Hisun Pfizer in future periods.

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
In valuing our investment in Hisun Pfizer, we used discounted cash flow techniques, reflecting our best estimate of the various risks inherent in the projected cash flows, and a nominal terminal year growth factor. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which include the expected impact of competitive, legal, economic and/or regulatory forces on the products; the long-term growth rate, which seeks to project the sustainable growth rate over the long-term; and the discount rate, which seeks to reflect the various risks inherent in the projected cash flows, including country risk. As of December 31, 2015, the carrying value of our investment in Hisun Pfizer was approximately $775 million.

Investment in ViiV Healthcare Limited (ViiV)

On January 21, 2014, the European Commission approved Tivicay (dolutegravir), a product for the treatment of HIV-1 infection, developed by ViiV, a company formed in 2009 by Pfizer and GlaxoSmithKline plc to focus solely on research, development and commercialization of HIV medicines and an equity-method investee. This approval, in accordance with the agreement between GlaxoSmithKline plc and Pfizer, triggered a reduction in our equity interest in ViiV from 12.6% to 11.7%, effective April 1, 2014. As a result, in 2014, we recognized a loss of approximately $30 million in Other (income)/deductions––net. We account for our investment in ViiV under the equity method due to the significant influence that we continue to have through our board representation and minority veto rights.

Investment in Laboratório Teuto Brasileiro S.A. (Teuto)

We have an option to acquire the remaining 60% of Teuto, a 40%-owned generics company in Brazil, and Teuto’s shareholders have an option to sell their 60% stake in the company to us. Under the terms of our original agreement with Teuto’s other shareholders, 2016 was the final year in which the call and put options could be exercised. We and the other Teuto shareholders have agreed to extend the period in which the options could be exercised into 2017. Our investment in Teuto is accounted for under the equity method due to the significant influence we have over the operations of Teuto through our board representation, minority veto rights and 40% voting interest.

•
In 2016, we determined that we had an other-than-temporary decline in the value of Teuto, and, therefore, in 2016, we recognized a loss of $50 million in Other (income)/deductions––net (see Note 4) related to our equity-method investment. The decline in value resulted from lower expectations as to the future cash flows to be generated by Teuto, primarily due to a slowdown in Brazilian economic conditions, which have been impacted by political risk, higher inflation, and the depreciation of the Brazilian Real.

•
In 2014, we recorded income of approximately $55 million in Other (income)/deductions––net, resulting from a decline in the estimated loss from the net call/put option recorded in 2013 and an impairment loss of $56 million in Other (income)/deductions––net related to our equity method investment.

In valuing our investment in Teuto, we used discounted cash flow techniques, reflecting our best estimate of the various risks inherent in the projected cash flows, and a nominal terminal year growth factor. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which include the expected impact of competitive, legal, economic and/or regulatory forces on the products; the long-term growth rate, which seeks to project the sustainable growth rate over the long-term; and the discount rate, which seeks to reflect the various risks inherent in the projected cash flows, including country risk.
F. Cost-Method Investment

AM-Pharma B.V.

In April 2015, we acquired a minority equity interest in AM-Pharma, a privately-held Dutch biopharmaceutical company focused on the development of recAP for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. The option

88	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

becomes exercisable after completion of a Phase II trial of recAP in the treatment of Acute Kidney Injury related to sepsis, which is expected in 2017. Under the terms of the agreement, we paid $87.5 million for both the exclusive option and the minority equity interest, which was recorded as a cost-method investment in Long-term investments, and we may make additional payments of up to $512.5 million upon exercise of the option and potential launch of any product that may result from this investment.
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

All of our businesses and functions may be impacted by these actions, including sales and marketing, manufacturing and R&D, as well as groups such as information technology, shared services and corporate operations.

In connection with our acquisition of Hospira, we are focusing our efforts on achieving an appropriate cost structure for the combined company. For up to a three-year period post-acquisition, we expect to incur costs of approximately $1 billion (not including costs of $215 million in 2015 associated with the return of acquired IPR&D rights as described in the Current-Period Key Activities section below) associated with the integration of Hospira.

In early 2014, we announced that we would incur costs in 2014-2016 related to new programs: our new global commercial structure reorganization and additional cost-reduction/productivity initiatives. We had the following initiatives associated with these programs:

•
The 2014 global commercial structure reorganization, which primarily includes the streamlining of certain functions, the realignment of regional locations and colleagues to the support the businesses, as well as implementing the necessary system changes to support different reporting requirements. Through December 31, 2016, we incurred costs of approximately $219 million and have completed this initiative.

•
Manufacturing plant network rationalization and optimization, where execution timelines are necessarily long. In connection with our plant network strategy and facility optimization of manufacturing operations under the 2014-2016 initiatives, we incurred costs of approximately $367 million associated with prior acquisition activity and costs of approximately $1.1 billion associated with new non-acquisition-related cost-reduction initiatives.

•
Other new cost-reduction/productivity initiatives, primarily related to commercial property rationalization and other consolidation and savings opportunities. In connection with these cost-reduction activities, during 2014-2016, we incurred costs of approximately $1.4 billion.

The costs incurred during 2014-2016, of approximately $3.1 billion in total for the above-mentioned programs (but not including expected costs associated with the Hospira integration), include restructuring charges, implementation costs and additional depreciation––asset restructuring. Of this amount, about a quarter of the charges were non-cash.

Current-Period Key Activities

In 2016, we incurred approximately $2.1 billion in cost-reduction and acquisition-related costs (excluding transaction costs) primarily in connection with the integration of Hospira and the aforementioned programs.

2016 Financial Report	89

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Restructuring charges(a):
Employee terminations	$940	$489	$68
Asset impairments	142	254	45
Exit costs	74	68	58
Total restructuring charges	1,156	811	170
Transaction costs(b)	127	123	—
Integration costs(c)	441	219	80
Restructuring charges and certain acquisition-related costs	1,724	1,152	250
Additional depreciation––asset restructuring recorded in our consolidated statements of income as follows(d):
Cost of sales	201	117	228
Selling, informational and administrative expenses	—	—	1
Research and development expenses	7	5	31
Total additional depreciation––asset restructuring	207	122	261
Implementation costs recorded in our consolidated statements of income as follows(e):
Cost of sales	230	102	78
Selling, informational and administrative expenses	81	82	140
Research and development expenses	25	14	52
Other (income)/deductions––net	3	5	1
Total implementation costs	340	203	270
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$2,271	$1,478	$781

(a)
In 2016, Employee terminations represent the expected reduction of the workforce by approximately 4,900 employees, mainly in manufacturing, sales, research and corporate. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination.

The restructuring charges in 2016, are associated with the following:

•	IH ($272 million); EH ($158 million); WRD, GPD and Medical (M) (WRD/GPD/M) ($169 million); manufacturing operations ($368 million); and Corporate ($189 million).
The restructuring charges in 2015, which include a $39 million charge related to a 36% reduction in our labor force in Venezuela, are associated with the following:

•	IH ($85 million); EH ($402 million); WRD/GPD/M ($80 million); manufacturing operations ($80 million); and Corporate ($164 million),
The restructuring charges in 2014 are associated with the following:

•
IH ($63 million); EH ($57 million); WRD/GPD/M ($37 million); manufacturing operations ($97 million); and Corporate ($65 million). as well as $149 million of income related to the partial reversal of prior-period restructuring charges not directly associated with the new individual segments, and primarily reflecting a change in estimate with respect to our sales force restructuring plans.

In September 2015, in order to eliminate certain redundancies in Pfizer’s biosimilar drug products pipeline created as a result of the acquisition of Hospira, Pfizer opted to return rights to Celltrion that Hospira had previously acquired to potential biosimilars to Rituxan® (rituximab) and Herceptin® (trastuzumab). As such, upon return of the acquired rights, in 2015, we incurred charges of $215 million, which are comprised of (i) a write-off of the applicable IPR&D assets, totaling $170 million, which is included in Asset impairments; (ii) a write-off of amounts prepaid to Celltrion in the amount of $25 million, which is included in Asset impairments; and (iii) a payment to Celltrion of $20 million, which is included in Exit costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services, most of which in 2016 are directly related to our acquisitions of Medivation and Anacor, and the terminated transaction with Allergan. Transaction costs in 2015 represent external costs directly related to the acquisition of Hospira and the terminated transaction with Allergan and primarily include expenditures for banking, legal, accounting and other similar services.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan. Integration costs in 2015 represent external incremental costs directly related to our acquisition of Hospira.

(d)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(e)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction/productivity initiatives.

90	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, January 1, 2015	$1,114	$—	$52	$1,166
Provision	489	254	68	811
Utilization and other(a)	(495)	(254)	(71)	(820)
Balance, December 31, 2015(b)	1,109	—	48	1,157
Provision	940	142	74	1,156
Utilization and other(a)	(502)	(142)	(86)	(730)
Balance, December 31, 2016(c)	$1,547	$—	$36	$1,583

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($776 million) and Other noncurrent liabilities ($381 million).

(c)	Included in Other current liabilities ($863 million) and Other noncurrent liabilities ($720 million).

The asset impairment charges included in restructuring charges for 2016 are primarily associated with abandoned assets.
Note 4. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions––net:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Interest income(a)	$(470)	$(471)	$(425)
Interest expense(a)	1,186	1,199	1,360
Net interest expense	716	728	935
Foreign currency loss related to Venezuela(b)	—	806	—
Royalty-related income(c)	(905)	(922)	(1,002)
Certain legal matters, net(d)	510	975	993
Net gains on asset disposals(e)	(171)	(232)	(288)
Impairment on remeasurement of HIS net assets(f)	1,712	—	—
Certain asset impairments(g)	1,447	818	469
Business and legal entity alignment costs(h)	261	282	168
Other, net(i)	85	403	(265)
Other (income)/deductions––net	$3,655	$2,860	$1,009

(a)
2015 v. 2014––Interest income increased primarily due to higher investment returns. Interest expense decreased, primarily due to the repayment of a portion of long-term debt in the first quarter of 2015 and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities. Capitalized interest expense totaled $61 million in 2016, $32 million in 2015 and $41 million in 2014.

(b)
In 2015, represents a foreign currency loss related to conditions in Venezuela during 2015, that had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation were no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the then SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy.

(c)
Royalty-related income decreased in 2016, reflecting lower royalty income for Enbrel of $54 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), and the expiration of other royalty agreements, partially offset by Xtandi royalty-related income of $63 million.

(d)
In 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss is no longer deemed probable. For additional information, see Note 17A5. In addition, 2016 includes a settlement related to a patent matter. In 2015, primarily includes $784.6 million related to an agreement in principle reached in February 2016 and finalized in April 2016 to resolve claims alleging that Wyeth's practices relating to the calculation of Medicaid rebates for its drug, Protonix (pantoprazole sodium), between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws. For additional information, see Note 17A5. In 2014, primarily includes approximately $610 million for Neurontin-related matters (including off-label promotion actions and antitrust actions), $400 million to resolve a securities class action against Pfizer in New York federal court, and approximately $56 million for an Effexor-related matter, partially offset by $130 million of income from the reversal of two legal accruals where a loss is no longer deemed probable.

(e)
In 2016, primarily includes (i) gross realized gains on sales of available-for-sale debt securities of $666 million; (ii) gross realized losses on sales of available-for-sale debt securities of $548 million; (iii) loss of $64 million from derivative financial instruments used to hedge the foreign exchange component of the matured available-for-sale debt securities; (iv) gains on sales/out-licensing of product and compound rights of approximately $84 million; and (v) gains on sales of investments in private equity securities of approximately $2 million. Proceeds from the sale of available-for-sale securities were $10.2 billion in 2016.

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

2016 Financial Report	91

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(f)	In 2016, represents a charge related to the write-down of the HIS net assets to fair value less estimated costs to sell. See Note 2B for additional information.

(g)
In 2016, primarily includes intangible asset impairment charges of $869 million, reflecting (i) $366 million related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections; and (ii) $265 million related to an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira; (iii) $128 million of sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; and (iv) $110 million of other IPR&D assets, $81 million of which were acquired in connection with our acquisition of Hospira and $29 million of which were acquired in connection with our acquisition of King in 2011. The intangible asset impairment charges for 2016 are associated with the following: EH ($840 million) and IH ($29 million). In addition, 2016 includes an impairment loss of $452 million related to Pfizer’s 49%-owned equity-method investment with Hisun in China, Hisun Pfizer, and an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Teuto. For additional information concerning Hisun Pfizer and Teuto, see Note 2E.

The intangible asset impairment charge for 2016 for the IPR&D compound for the treatment of anemia acquired in connection with our acquisition of Hospira reflects, among other things, the impact of regulatory delays, including delays resulting from a recent court ruling, requiring a 180-day waiting period after approval before a biosimilar product can be launched. The intangible asset impairment charges for 2016 for the sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma reflect, among other things, the impact of portfolio prioritization decisions and decreased commercial profiles of certain compounds. The intangible asset impairment charges for 2016 for developed technology rights and other IPR&D assets acquired in connection with our acquisition of Hospira reflect, among other things, the impact of regulatory delays, the impact of new scientific findings, updated commercial forecasts, changes in pricing, and an increased competitive environment. The intangible asset impairment charges for 2016 for other IPR&D assets acquired in connection with our acquisition of King reflect changes in the competitive environment.
In 2015, primarily includes an impairment loss of $463 million related to Pfizer’s 49%-owned equity-method investment in Hisun Pfizer (for additional information concerning Hisun Pfizer, see Note 2E) and intangible asset impairment charges of $323 million, reflecting (i) $132 million related to indefinite-lived brands; (ii) $120 million related to developed technology rights for the treatment of attention deficit hyperactivity disorder; and (iii) $71 million related to IPR&D compounds. The intangible asset impairment charges for 2015 are associated with the following: EH ($294 million), WRD ($13 million); and Consumer Healthcare ($17 million).
The intangible asset impairment charges for 2015 reflect, among other things, the impact of new scientific findings, updated commercial forecasts, changes in pricing, and an increased competitive environment.
In 2014 includes intangible asset impairment charges of $396 million, reflecting (i) $190 million for an IPR&D compound for the treatment of skin fibrosis (full write-off); (ii) $159 million for developed technology rights, primarily related to Quillivant XR; and (iii) $47 million for indefinite-lived brands. The intangible asset impairment charges for 2014 are associated with the following: IH ($12 million); EH ($166 million); WRD ($190 million); and Consumer Healthcare ($28 million). In addition, 2014 includes an impairment charge of approximately $56 million related to our investment in Teuto. The intangible asset impairment charges for 2014 reflect, among other things, updated commercial forecasts and, with regard to IPR&D, the impact of changes to the development program and new scientific findings.

(h)
Represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(i)
In 2016, includes among other things, (i) $150 million paid to Allergan for reimbursement of Allergan’s expenses associated with the terminated transaction (see Note 1A); (ii) income of $116 million from resolution of a contract disagreement; and (iii) a net loss of approximately $312 million upon the early redemption of debt, which includes the related termination of interest rate swaps. In 2015, includes, among other things, (i) charges of $194 million related to the write-down of assets to net realizable value; (ii) charges of $159 million, reflecting the change in the fair value of contingent consideration liabilities; and (iii) income of $45 million associated with equity-method investees. In 2014, includes, among other things, (i) gains of approximately $40 million, reflecting the change in the fair value of contingent consideration liabilities associated with prior acquisitions; (ii) income associated with equity-method investees of $86 million; (iii) income of $55 million resulting from a decline in the estimated loss on an option to acquire the remaining interest in Teuto; and (iv) a loss of $30 million due to a change in our ownership interest in ViiV. For additional information concerning Teuto and ViiV, see Note 2E.

The asset impairment charges included in Other (income)/deductions––net are based on estimates of fair value.

The following table provides additional information about the intangible assets that were impaired during 2016 in Other (income)/deductions––net :
					Year Ended December 31,
	Fair Value(a)				2016
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Intangible assets––IPR&D(b)	$95	$—	$—	$95	$503
Intangible assets––Developed technology rights(b)	30	—	—	30	366
Total	$125	$—	$—	$125	$869

(a)	The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E.

(b)
Reflects intangible assets written down to fair value in 2016. Fair value was determined using the income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We started with a forecast of all the expected net cash flows associated with the asset and then applied an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the product and the impact of technological risk associated with IPR&D assets; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

92	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 5. Tax Matters

A. Taxes on Income from Continuing Operations

The following table provides the components of Income from continuing operations before provision for taxes on income:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
United States	$(8,534)	$(6,809)	$(4,744)
International	16,886	15,773	16,984
Income from continuing operations before provision for taxes on income(a), (b)	$8,351	$8,965	$12,240

(a)
2016 v. 2015––The increase in the domestic loss was primarily due to a charge related to the write-down of HIS net assets to fair value less estimated costs to sell, higher asset impairments, and higher restructuring charges and certain acquisition-related costs, partially offset by the inclusion of a full year of legacy U.S. Hospira operations as compared to four months of U.S. operations in 2015, and lower charges for legal matters. The increase in international income is primarily due to the non-recurrence of a foreign currency loss related to Venezuela partially offset by a charge related to the write-down of HIS net assets to fair value less estimated costs to sell, and higher restructuring charges and certain acquisition-related costs.

(b)
2015 v. 2014––The increase in the domestic loss was primarily due to the loss of exclusivity for Celebrex and Zyvox, higher restructuring charges and higher selling, informational and administrative expenses, partially offset by the performance of certain products including Prevnar 13 and Ibrance, and the impact of Hospira operations. The decrease in international income was primarily due to a foreign currency loss related to Venezuela, higher asset impairments, and the loss of exclusivity for Lyrica in certain developed markets, partially offset by lower R&D costs.

The following table provides the components of Provision for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
United States
Current income taxes:
Federal	$342	$67	$393
State and local	(52)	(8)	85
Deferred income taxes:
Federal	(419)	300	725
State and local	(106)	(36)	(256)
Total U.S. tax provision	(235)	323	948
International
Current income taxes	1,532	1,951	2,321
Deferred income taxes	(175)	(284)	(149)
Total international tax provision	1,358	1,667	2,172
Provision for taxes on income	$1,123	$1,990	$3,120

In 2016, the Provision for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $1.1 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in the current year (see Note 5C);

•
tax benefits of approximately $460 million, representing tax and interest, resulting from the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities, and from the expiration of certain statutes of limitations;

•
benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position;

•
net tax benefits of $89 million, related to the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision for taxes on income (see Note 1B);

•	the non-deductibility of a $312 million fee payable to the federal government as a result of the U.S. Healthcare Legislation; and

•	the permanent extension of the U.S. R&D tax credit, which was signed into law in December 2015.
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

•	the permanent extension of the U.S. R&D tax credit, which was signed into law in December 2015, as well as tax benefits associated with certain tax initiatives;

•	the non-deductibility of a foreign currency loss related to Venezuela;

•	the non-deductibility of a charge for the agreement in principle reached in February 2016 to resolve claims relating to Protonix; and

•	the non-deductibility of a $251 million fee payable to the federal government as a result of the U.S. Healthcare Legislation.

2016 Financial Report	93

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

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:
	Year Ended December 31,
	2016	2015	2014
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Taxation of non-U.S. operations(a), (b), (c)	(13.8)	(9.6)	(7.4)
Tax settlements and resolution of certain tax positions(d)	(5.5)	(4.0)	(2.9)
U.S. Healthcare Legislation(d)	1.3	0.9	1.0
U.S. R&D tax credit and manufacturing deduction(d)	(1.0)	(1.0)	(0.9)
Certain legal settlements and charges(d)	(2.9)	3.1	—
All other, net(e)	0.3	(2.1)	0.5
Effective tax rate for income from continuing operations	13.4%	22.2%	25.5%

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

(c)
The favorable rate impact in 2016 also includes the non-recurrence of the non-deductibility of a foreign currency loss related to Venezuela. The rate impact in 2015 also includes the non-deductibility of a foreign currency loss related to Venezuela. The favorable rate impact in 2014 also includes the decline in the non-tax deductible loss recorded in 2013 related to an option to acquire the remaining interest in Teuto, since we expected to retain the investment indefinitely. For additional information, see Note 2E.

(d)
For a discussion about tax settlements and resolution of certain tax positions, the impact of U.S. Healthcare Legislation, the U.S. R&D tax credit and the impact of certain legal settlements and charges, see Note 5A.

(e)	All other, net in 2015 primarily relates to tax benefits associated with certain tax initiatives in the normal course of business.

94	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:
	2016 Deferred Tax		2015 Deferred Tax
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$2,180	$(68)	$2,247	$(38)
Inventories	366	(47)	381	(190)
Intangible assets	1,139	(15,172)	1,063	(10,885)
Property, plant and equipment	92	(982)	65	(1,096)
Employee benefits	3,356	(74)	3,302	(167)
Restructurings and other charges	458	(2)	318	(20)
Legal and product liability reserves	650	—	730	—
Net operating loss/tax credit carryforwards(a)	2,957	—	3,808	—
Unremitted earnings(b)	—	(23,108)	—	(23,626)
State and local tax adjustments	301	—	328	—
All other	306	(503)	310	(646)
	11,806	(39,956)	12,552	(36,668)
Valuation allowances	(1,949)	—	(2,029)	—
Total deferred taxes	$9,857	$(39,956)	$10,523	$(36,668)
Net deferred tax liability (c)		$(30,099)		$(26,145)

(a)
The amounts in 2016 and 2015 are reduced for unrecognized tax benefits of $3.0 billion and $2.9 billion, respectively, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of a tax position.

(b)
The decrease in 2016 reflects the reversal of certain prior year accruals for earnings outside the U.S. that were not indefinitely reinvested overseas, partially offset by additional accruals for certain funds earned outside the U.S. in the current year that will not be indefinitely reinvested overseas. For additional information, see Note 5A.

(c)
In 2016, Noncurrent deferred tax assets and other noncurrent tax assets ($654 million), and Noncurrent deferred tax liabilities ($30.8 billion). In 2015, Noncurrent deferred tax assets and other noncurrent tax assets ($732 million), and Noncurrent deferred tax liabilities ($26.8 billion).

We have carryforwards, primarily related to foreign tax credits, net operating and capital losses and charitable contributions, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2017 to 2036. Certain of our U.S. net operating losses are subject to limitations under IRC Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies, that would be implemented, if necessary, to realize the deferred tax assets.

As of December 31, 2016, we have not made a U.S. tax provision on approximately $86.0 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2016, is not practicable.

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

2016 Financial Report	95

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2016 and 2015, we had approximately $4.6 billion and $4.8 billion, respectively, in net unrecognized tax benefits, excluding associated interest.

•
Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2016 and 2015, we had approximately $1.2 billion and $1.1 billion, respectively, in assets associated with uncertain tax positions. In 2016, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($1.0 billion) and Noncurrent deferred tax liabilities ($201 million). In 2015, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($963 million) and Noncurrent deferred tax liabilities ($179 million).

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:
(MILLIONS OF DOLLARS)	2016	2015	2014
Balance, beginning	$(5,919)	$(6,182)	$(6,087)
Acquisitions(a)	(83)	(110)	—
Increases based on tax positions taken during a prior period(b)	(11)	(31)	(110)
Decreases based on tax positions taken during a prior period(b), (c)	409	496	473
Decreases based on settlements for a prior period(d)	126	64	70
Increases based on tax positions taken during the current period(b)	(489)	(675)	(795)
Impact of foreign exchange	(5)	319	161
Other, net(b), (e)	146	199	106
Balance, ending(f)	$(5,826)	$(5,919)	$(6,182)

(a)	For 2016, primarily related to the acquisitions of Medivation and Anacor. For 2015, primarily related to the acquisition of Hospira. See also Note 2A.

(b)	Primarily included in Provision for taxes on income.

(c)	Primarily related to effectively settling certain tax positions primarily with foreign tax authorities. See also Note 5A.

(d)	Primarily related to cash payments and reductions of tax attributes.

(e)	Primarily related to decreases as a result of a lapse of applicable statutes of limitations.

(f)
In 2016, included in Income taxes payable ($14 million), Current tax assets ($17 million), Noncurrent deferred tax assets and other noncurrent tax assets ($184 million), Noncurrent deferred tax liabilities ($2.8 billion) and Other taxes payable ($2.8 billion). In 2015, included in Income taxes payable ($38 million), Current tax assets ($22 million), Noncurrent deferred tax assets and other noncurrent tax assets ($135 million), Noncurrent deferred tax liabilities ($2.7 billion) and Other taxes payable ($3.0 billion).

•
Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded in Provision for taxes on income in our consolidated statements of income. In 2016, we recorded net interest expense of $72 million. In 2015, we recorded net interest expense of $71 million; and in 2014, we recorded net interest expense of $40 million. Gross accrued interest totaled $771 million as of December 31, 2016 (reflecting a decrease of approximately $18 million as a result of cash payments) and gross accrued interest totaled $714 million as of December 31, 2015 (reflecting a decrease of approximately $5 million as a result of cash payments). In 2016, these amounts were included in Income taxes payable ($4 million) Current tax assets ($13 million) and Other taxes payable ($754 million). In 2015, these amounts were included in Current tax assets ($12 million) and Other taxes payable ($702 million). Accrued penalties are not significant. See also Note 5A.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The U.S. is one of our major tax jurisdictions, and we are regularly audited by the IRS:

•
With respect to Pfizer, the IRS has issued a Revenue Agent’s Report (RAR) for tax years 2009-2010. We are not in agreement with the RAR and are currently appealing certain disputed issues. Tax years 2011-2013 are currently under audit. Tax years 2014-2016 are open, but not under audit. All other tax years are closed.

•
With respect to Hospira, the federal income tax audit of tax years 2010-2011 was effectively settled in the second quarter of 2016. The IRS is currently auditing tax years 2012-2013 and 2014 through short-year 2015. All other tax years are closed. The tax years under audit for Hospira are not considered material to Pfizer.

•	With respect to Anacor and Medivation, the open tax years are not considered material to Pfizer.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2010-2016), Japan (2015-2016), Europe (2011-2016, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2016, primarily reflecting Brazil) and Puerto Rico (2010-2016).

96	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next twelve months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $100 million, as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

E. Tax Provision/(Benefit) on Other Comprehensive Loss

The following table provides the components of the Tax provision/(benefit) on other comprehensive loss:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Foreign currency translation adjustments, net(a)	$(15)	$90	$42
Unrealized holding gains/(losses) on derivative financial instruments, net	(75)	(173)	(199)
Reclassification adjustments for realized (gains)/losses	158	104	262
	83	(69)	63
Unrealized holding gains/(losses) on available-for-sale securities, net	49	(104)	(56)
Reclassification adjustments for realized (gains)/losses	(15)	59	10
	34	(45)	(46)
Benefit plans: actuarial losses, net	(535)	(23)	(1,416)
Reclassification adjustments related to amortization	186	183	61
Reclassification adjustments related to settlements, net	45	237	35
Other	36	66	61
	(269)	462	(1,258)
Benefit plans: prior service credits and other, net	67	160	281
Reclassification adjustments related to amortization	(64)	(59)	(28)
Reclassification adjustments related to curtailments, net	(10)	(12)	—
Other	(1)	—	(1)
	(7)	89	253
Tax provision/(benefit) on other comprehensive loss	$(174)	$528	$(946)

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.
Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests

The following table provides the changes, net of tax, in Accumulated other comprehensive loss:
	Net Unrealized Gain/(Losses)			Benefit Plans
(MILLIONS OF DOLLARS)	Foreign Currency Translation Adjustments	Derivative Financial Instruments	Available-For-Sale Securities	Actuarial Gains/(Losses)	Prior Service (Costs)/ Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2014	$(590)	$79	$150	$(3,223)	$313	$(3,271)
Other comprehensive income/(loss)(a)	(2,099)	438	(372)	(2,432)	419	(4,045)
Balance, December 31, 2014	(2,689)	517	(222)	(5,654)	733	(7,316)
Other comprehensive income/(loss)(a)	(3,174)	(96)	(5)	921	148	(2,206)
Balance, December 31, 2015	(5,863)	421	(227)	(4,733)	880	(9,522)
Other comprehensive income/(loss)(a)	$(797)	$(73)	$96	$(740)	$(1)	$(1,514)
Balance, December 31, 2016	$(6,659)	$348	$(131)	$(5,473)	$879	$(11,036)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $3 million loss in 2016, $26 million loss in 2015 and $3 million gain in 2014.
As of December 31, 2016, we estimate that we will reclassify into 2017 income the following pre-tax amounts currently held in Accumulated other comprehensive loss: $328 million of unrealized pre-tax gains on derivative financial instruments (which is expected to be offset primarily by losses resulting from reclassification adjustments related to foreign currency exchange-denominated intercompany sales and available-for-sale securities); $608 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $184 million of prior service credits, primarily related to benefit plan amendments.

2016 Financial Report	97

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 7. Financial Instruments

A. Selected Financial Assets and Liabilities

The following table provides additional information about certain of our financial assets and liabilities:
	As of December 31,
(MILLIONS OF DOLLARS)	2016	2015
Selected financial assets measured at fair value on a recurring basis(a)
Trading funds and securities(b)	$325	$287
Available-for-sale debt securities(c)	18,632	32,078
Money market funds	1,445	934
Available-for-sale equity securities(c)	540	603
Derivative financial instruments in a receivable position(d):
Interest rate swaps	625	837
Foreign currency swaps	79	135
Foreign currency forward-exchange contracts	551	559
	22,198	35,433
Other selected financial assets
Held-to-maturity debt securities, carried at amortized cost(c), (e)	1,242	1,388
Private equity securities, carried at equity-method or at cost-method(e), (f)	735	1,336
	1,977	2,724
Total selected financial assets	$24,175	$38,157
Selected financial liabilities measured at fair value on a recurring basis(a)
Derivative financial instruments in a liability position(g):
Interest rate swaps	$148	$139
Foreign currency swaps	1,374	1,489
Foreign currency forward-exchange contracts	143	81
	1,665	1,709
Other selected financial liabilities
Short-term borrowings:
Principal amount	10,674	10,160
Net fair value adjustments related to hedging and purchase accounting	24	2
Net unamortized discounts, premiums and debt issuance costs(h)	(11)	(3)
Total short-term borrowings, carried at historical proceeds, as adjusted(e)	10,688	10,159
Long-term debt:
Principal amount	30,529	27,573
Net fair value adjustments related to hedging and purchase accounting	998	1,294
Net unamortized discounts, premiums and debt issuance costs(h)	(130)	(127)
Total long-term debt, carried at historical proceeds, as adjusted(i)	31,398	28,740
	42,085	38,899
Total selected financial liabilities	$43,750	$40,608

(a)
We use a market approach in valuing financial instruments on a recurring basis. For additional information, see Note 1E. All of our financial assets and liabilities measured at fair value on a recurring basis use Level 2 inputs in the calculation of fair value, except less than 2% that use Level 1 inputs and money market funds measured at net asset value.

(b)
As of December 31, 2016, trading funds and securities are composed of $236 million of trading equity funds and $89 million of trading debt funds. As of December 31, 2015, trading funds and securities are composed of $185 million of trading equity funds and $102 million of trading debt funds. As of December 31, 2016 and December 31, 2015, trading equity funds of $71 million and $85 million, respectively, are held in trust for benefits attributable to the former Pharmacia Savings Plus Plan.

(c)
Gross unrealized gains and losses related to 2016 are not significant. Unrealized losses related to 2015 available-for-sale debt securities are $593 million and unrealized gains are $44 million. The vast majority of investments related to 2015, in an unrealized loss position, relate to the foreign exchange impact on foreign currency denominated securities, which are hedged with foreign currency forward-exchange contracts and cross-currency swaps. We have the intent and ability to hold such investments to maturity.

(d)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency forward-exchange contracts with fair values of $162 million as of December 31, 2016; and foreign currency forward-exchange contracts with fair values of $136 million as of December 31, 2015.

(e)
The differences between the estimated fair values and carrying values of held-to-maturity debt securities, private equity securities at cost-method and short-term borrowings not measured at fair value on a recurring basis were not significant as of December 31, 2016 or December 31, 2015. The fair value measurements of our held-to-maturity debt securities and our short-term borrowings are based on Level 2 inputs, using a market approach. The fair value measurements of our private equity securities carried at cost are based on Level 3 inputs. Short-term borrowings include foreign currency short-term borrowings with fair values of $547 million as of December 31, 2015, which are used as hedging instruments.

(f)	Our private equity securities represent investments in the life sciences sector.

(g)
Designated as hedging instruments, except for certain contracts used as offsets; namely, foreign currency swaps with fair values of $269 million and foreign currency forward-exchange contracts with fair values of $113 million as of December 31, 2016; and foreign currency swaps with fair values of $234 million and foreign currency forward-exchange contracts with fair values of $59 million as of December 31, 2015.

(h)
We adopted a new standard as of January 1, 2016 that changed the presentation of debt issuance costs related to a recognized debt liability as a direct deduction from the carrying value of that associated debt, consistent with the presentation of a debt discount. See Note 1B for additional information.

98	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(i)
The fair value of our long-term debt (not including the current portion of long-term debt) was $34.9 billion as of December 31, 2016 and $32.7 billion as of December 31, 2015. The fair value measurements for our long-term debt are based on Level 2 inputs, using a market approach.

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

•
Available-for-sale debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves. Receivable-backed, loan-backed, and mortgage-backed securities are valued by third-party models that use significant inputs derived from observable market data like prepayment rates, default rates, and recovery rates.

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

The following table provides the classification of these selected financial assets and liabilities in our consolidated balance sheets:
	As of December 31,
(MILLIONS OF DOLLARS)	2016	2015
Assets
Cash and cash equivalents	$547	$978
Short-term investments	15,255	19,649
Other current assets(a)	567	587
Long-term investments	7,116	15,999
Other noncurrent assets(b)	689	944
	$24,175	$38,157
Liabilities
Short-term borrowings, including current portion of long-term debt(c)	$10,688	$10,159
Other current liabilities(d)	443	645
Long-term debt(c)	31,398	28,740
Other noncurrent liabilities(e)	1,222	1,064
	$43,750	$40,608

(a)
As of December 31, 2016, derivative instruments at fair value include interest rate swaps ($26 million), foreign currency swaps ($43 million) and foreign currency forward-exchange contracts ($497 million) and, as of December 31, 2015, include interest rate swaps ($2 million), foreign currency swaps ($46 million) and foreign currency forward-exchange contracts ($538 million).

(b)
As of December 31, 2016, derivative instruments at fair value include interest rate swaps ($599 million), foreign currency swaps ($36 million) and foreign currency forward-exchange contracts ($54 million) and, as of December 31, 2015, include interest rate swaps ($835 million), foreign currency swaps ($89 million) and foreign currency forward-exchange contracts ($20 million).

(c)
We adopted a new standard as of January 1, 2016 that changed the presentation of debt issuance costs related to a recognized debt liability as a direct deduction from the carrying value of that associated debt, consistent with the presentation of a debt discount. See Note 1B for additional information.

(d)
At December 31, 2016, derivative instruments at fair value include interest rate swaps ($1 million), foreign currency swaps ($300 million) and foreign currency forward-exchange contracts ($143 million) and, as of December 31, 2015, include interest rate swaps ($5 million), foreign currency swaps ($560 million) and foreign currency forward-exchange contracts ($80 million).

(e)
At December 31, 2016, derivative instruments at fair value include interest rate swaps ($147 million) and foreign currency swaps ($1.1 billion) and, as of December 31, 2015, include interest rate swaps ($134 million), foreign currency swaps ($928 million) and foreign currency forward-exchange contracts ($1 million).

2016 Financial Report	99

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In addition, as of December 31, 2016 and 2015, we had long-term receivables where the determination of fair value employs discounted future cash flows, using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As of December 31, 2016 and 2015, the differences between the estimated fair values and carrying values of these receivables were not significant.

There were no significant impairments of financial assets recognized in any period presented.

B. Investments in Debt Securities

The following table provides the contractual maturities, or as necessary, the estimated maturities, of the available-for-sale and held-to-maturity debt securities:
	Years				December 31, 2016
(MILLIONS OF DOLLARS)	Within 1	Over 1 to 5	Over 5 to 10	Over 10	Total
Available-for-sale debt securities
Corporate debt(a)	$2,783	$2,727	$1,557	$23	$7,089
Western European, Scandinavian and other government debt(b)	4,661	432	—	—	5,093
U.S. government debt	2,134	88	—	—	2,222
Western European, Scandinavian, Australian and other government agency debt(b)	1,746	137	—	—	1,883
Supranational debt(b)	910	294	—	—	1,204
Other asset-backed debt(c)	367	217	18	3	605
Government National Mortgage Association and other U.S. government guaranteed asset-backed securities	535	—	—	—	535
Held-to-maturity debt securities
Time deposits and other	1,000	1	3	—	1,004
Western European government debt(b)	236	2	—	—	238
Total debt securities	$14,371	$3,898	$1,579	$26	$19,873

(a)	Issued by a diverse group of corporations, largely consisting of financial institutions, virtually all of which are investment-grade.

(b)	Issued by governments, government agencies or supranational entities, as applicable, all of which are investment-grade.

(c)
Includes receivable-backed, loan-backed, and mortgage-backed securities, all of which are investment-grade and in senior positions in the capital structure of the security. Receivable-backed securities are collateralized by credit cards receivables, and loan-backed securities are collateralized by senior secured obligations of a diverse pool of companies or student loans. Mortgage-backed securities are collateralized by diversified pools of residential and commercial mortgages.

C. Short-Term Borrowings

Short-term borrowings include amounts for commercial paper of $5.8 billion as of December 31, 2016 and $4.9 billion as of December 31, 2015. The weighted-average effective interest rate on short-term borrowings outstanding was approximately 1.3% as of December 31, 2016 and 1.9% as of December 31, 2015.

On June 24, 2016, we acquired Anacor and assumed its short-term debt with an acquisition date fair value of $698 million which was redeemed in the second and third quarters of 2016.

As of December 31, 2016, we had access to $7.9 billion of lines of credit, of which $790 million expire within one year. Of these lines of credit, $7.8 billion were unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, $7.0 billion of our unused lines of credit, all of which expire in 2021, may be used to support our commercial paper borrowings.

D. Long-Term Debt

November 2016 Public Debt Offering

On November 21, 2016, we completed a public offering of $6.0 billion aggregate principal amount of senior unsecured notes: $1.0 billion of notes due 2019; $1.0 billion of notes due 2021; $1.75 billion of notes due 2026; $1.0 billion of notes due 2036; and $1.25 billion of notes due 2046, with a weighted-average effective interest rate of 3.10%. The notes are redeemable, in whole or in part, at any time at our option, at a redemption price equal to the greater of 100% of the principal amount of the notes or the sum of the present value of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate, plus an incremental spread ranging between 0.10% and 0.20%, depending on the maturity; plus, in each case, accrued and unpaid interest.

We used a portion of the proceeds from the November 2016 public debt offering of $6.0 billion to repurchase a total of $3.4 billion carrying value of outstanding debt before the maturity date at a redemption value of $3.7 billion. The debt repurchased included $3.27 billion carrying value of 6.20% senior notes due March 2019. As a result, we recorded a total net loss of approximately $312 million upon the early redemption of debt, which includes the related termination of interest rate swaps, and which was recorded in Other (income)/deductions––net in the consolidated statement of income (see Note 4).

100	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

June 2016 Public Debt Offering

On June 3, 2016, we completed a public offering of $5.0 billion aggregate principal amount of senior unsecured notes with a weighted-average effective interest rate of 2.09%. The notes are redeemable, in whole or in part, at any time at our option, at a redemption price equal to the greater of 100% of the principal amount of the notes or the sum of the present value of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate, plus an incremental spread ranging between 0.05% and 0.15%, depending on the maturity; plus, in each case, accrued and unpaid interest.

Acquisition of Hospira Debt

On September 3, 2015, the Hospira acquisition date, our long-term debt increased due to the addition of an aggregate principal amount of $1,750 million of legacy Hospira debt, recorded at acquisition-date fair value of $1,928 million.

In October 2015, Pfizer exchanged $1.7 billion debt of its then recently acquired subsidiary, Hospira, for virtually the same amount of Pfizer debt with the same interest rate and maturity terms as the Hospira debt, leaving a minor amount of outstanding debt in Hospira’s name that was redeemed during the fourth quarter of 2016. In connection with the exchange offers, the indenture governing the Hospira notes and the Hospira notes were amended to, among other things, eliminate substantially all of the restrictive covenants. The net income effect of this exchange was immaterial.

Long Term Debt

The following table provides the components of our senior unsecured long-term debt(a):
		Principal
		As of December 31,
(MILLIONS OF DOLLARS)	Maturity Date	2016	2015
4.55% euro(b)	May 2017	$—	$980
1.10%(b)	May 2017	—	1,000
1.20%	June 2018	1,250	—
1.50%	June 2018	1,000	1,000
6.20%	March 2019	—	3,250
2.10%	May 2019	1,500	1,500
1.70%	December 2019	1,000	—
5.75% euro	June 2021	2,108	2,178
1.95%	June 2021	1,150	—
2.20%	December 2021	1,000	—
3.00%	June 2023	1,000	1,000
3.40%	May 2024	1,000	1,000
2.75%	June 2026	1,250	—
3.00%	December 2026	1,750	—
4.00%	December 2036	1,000	—
5.95%	April 2037	2,000	2,000
6.50% U.K. pound	June 2038	1,852	2,223
7.20%	March 2039	2,500	2,500
4.40%	May 2044	1,000	500
4.125%	December 2046	1,250	~~—~~
Notes and other debt with a weighted-average interest rate of 3.30%(c)	2018–2021	2,464	3,974
Notes and other debt with a weighted-average interest rate of 5.99%(d)	2023–2043	4,455	4,468
Total principal amount of long-term debt		30,529	27,573
Net fair value adjustments related to hedging and purchase accounting		998	1,294
Net unamortized discounts, premiums and debt issuance costs		(130)	(127)
Total long-term debt, carried at historical proceeds, as adjusted		$31,398	$28,740
Current portion of long-term debt (not included above)		$4,225	$3,719

(a)
Instrument is redeemable by us at any time at the greater of 100% of the principal amount of the notes or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus an incremental spread ranging from 0.05% to 0.50%, plus, in each case, accrued and unpaid interest.

(b)	At December 31, 2016, the debt issuances have been reclassified to the current portion of long-term debt.

(c)	Contains debt issuances with a weighted-average maturity of approximately two years for balances that exist as of December 31, 2016.

(d)	Contains debt issuances with a weighted-average maturity of approximately 16 years for balances that exist as of December 31, 2016.

The following table provides the maturity schedule of our Long-term debt outstanding as of December 31, 2016:
(MILLIONS OF DOLLARS)	2018	2019	2020	2021	After 2021	Total
Maturities	$3,567	$3,350	$360	$4,241	$19,879	$31,398

2016 Financial Report	101

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

As of December 31, 2016, the aggregate notional amount of foreign exchange derivative financial instruments hedging or offsetting foreign currency exposures was $27.5 billion. The derivative financial instruments primarily hedge or offset exposures in the euro, U.K. pound, and Japanese yen. The maximum length of time over which we are hedging future foreign exchange cash flow relates to our $1.9 billion U.K. pound debt maturing in 2038.

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

We designate foreign currency forward-exchange contracts as cash flow hedges of a portion of our forecasted euro, Japanese yen, U.K. pound, Australian dollar, and Canadian dollar-denominated intercompany inventory sales expected to occur no more than two years from the date of each hedge. As of December 31, 2016, the notional amount of outstanding foreign currency forward-exchange contracts hedging our intercompany forecasted sales was $3.1 billion, with a pre-tax gain of $222 million deferred in Accumulated other comprehensive loss. Based on year-end foreign exchange rates that are subject to change, we expect to reclassify a pre-tax gain of $164 million within the next 12 months into Cost of sales.
Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

Interest Rate Risk

Our interest-bearing investments and borrowings are subject to interest rate risk. We strive to invest and borrow primarily on a floating-rate basis; however, in light of current market conditions, we currently borrow primarily on a long-term, fixed-rate basis. From time to time, depending on market conditions, we will change the profile of our outstanding debt by entering into derivative financial instruments like interest rate swaps. We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. As of December 31, 2016, the aggregate notional amount of interest rate derivative financial instruments was $16 billion. The derivative financial instruments primarily hedge U.S. dollar and euro fixed-rate debt.

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

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

102	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b), (c)		Amount of Gains/(Losses) Recognized in OCI (Effective Portion)(a), (d)		Amount of Gains/(Losses) Reclassified from OCI into OID (Effective Portion)(a), (d)
	As of December 31,
(MILLIONS OF DOLLARS)	2016	2015	2016	2015	2016	2015
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign currency swaps	$—	$—	$(280)	$(826)	$(387)	$(613)
Foreign currency forward-exchange contracts	(4)	—	(164)	1,028	(65)	980

Derivative Financial Instruments in Net Investment Hedge Relationships:

Foreign currency forward-exchange contracts	1	(1)	(15)	256	—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign currency forward-exchange contracts	(92)	(42)	—	—	—	—
Foreign currency swaps	(13)	(4)	—	—	—	—

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency short-term borrowings	—	—	(26)	3	—	—
All other net	—	(16)	1	—	(1)	—
	$(107)	$(64)	$(483)	$461	$(452)	$367

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

(d)
For derivative financial instruments in cash flow hedge relationships, the effective portion is included in Other comprehensive income/(loss)––Unrealized holding gains/(losses) on derivative financial instruments, net. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive loss––Foreign currency translation adjustments, net.

For information about the fair value of our derivative financial instruments, and the impact on our consolidated balance sheets, see Note 7A above. Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. As of December 31, 2016, the aggregate fair value of these derivative instruments that are in a net liability position was $936 million, for which we have posted collateral of $958 million in the normal course of business. If there had been a downgrade to below an A rating by S&P or the equivalent rating by Moody’s, we would not have been required to post any additional collateral to our counterparties.

F. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty, except for certain significant customers. For additional information, see Note 18C. As of December 31, 2016, we had $1.2 billion due from a well-diversified, highly rated group (S&P ratings of mostly A or better) of bank counterparties around the world. For details about our investments, see Note 7B above.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under credit-support agreements that provide for the ability to request collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty. As of December 31, 2016, we received cash collateral of $613 million from various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, the obligations are reported in Short-term borrowings, including current portion of long-term debt.

2016 Financial Report	103

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 8. Inventories

The following table provides the components of Inventories:
	As of December 31,
(MILLIONS OF DOLLARS)	2016	2015
Finished goods	$2,293	$2,714
Work in process	3,696	3,932
Raw materials and supplies	793	867
Inventories(a)	$6,783	$7,513
Noncurrent inventories not included above(b)	$683	$594

(a)	The change from December 31, 2015 reflects, among other things, the reclassification of $377 million to Assets held for sale (see Note 2B).

(b)	Included in Other noncurrent assets. There are no recoverability issues associated with these amounts.
Note 9. Property, Plant and Equipment

The following table provides the components of Property, plant and equipment:
	Useful Lives	As of December 31,
(MILLIONS OF DOLLARS)	(Years)	2016	2015
Land	-	$530	$588
Buildings	33-50	9,810	9,604
Machinery and equipment	8-20	11,248	10,933
Furniture, fixtures and other	3-12 1/2	4,410	4,351
Construction in progress	-	2,127	1,791
		28,125	27,268
Less: Accumulated depreciation		14,807	13,502
Property, plant and equipment(a)		$13,318	$13,766

(a)
The decrease in total property, plant and equipment is primarily due to depreciation, the reclassification of $457 million to Assets held for sale (see Note 2B) and, to a lesser extent, impairments and the impact of foreign exchange, partially offset by capital additions.

Note 10. Identifiable Intangible Assets and Goodwill

A. Identifiable Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:
	December 31, 2016			December 31, 2015
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights	$83,390	$(49,650)	$33,740	$77,613	$(47,193)	$30,419
Brands	2,092	(1,032)	1,060	1,973	(928)	1,044
Licensing agreements and other	1,869	(1,005)	864	1,619	(918)	701
	87,351	(51,687)	35,664	81,205	(49,040)	32,165
Indefinite-lived intangible assets
Brands and other	6,883		6,883	7,021		7,021
IPR&D(a)	10,101		10,101	1,171		1,171
	16,984		16,984	8,192		8,192
Identifiable intangible assets(a)	$104,335	$(51,687)	$52,648	$89,396	$(49,040)	$40,356

(a)
The increase in Identifiable intangible assets, less accumulated amortization, is primarily related to assets acquired as part of the acquisitions of Medivation, Anacor and Bamboo (see Note 2A), and the impact of measurement period adjustments related to our acquisition of Hospira (see Note 2A), partially offset by amortization, impairments and the reclassification of $1.3 billion to Assets held for sale (see Note 2B). For information about impairments, see Note 4. The increase in IPR&D, is primarily related to assets acquired as part of the acquisitions of Anacor and Medivation, largely crisaborole and Xtandi. The intellectual property for crisaborole is owned by an international entity.

104	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Our identifiable intangible assets are associated with the following, as a percentage of total identifiable intangible assets, less accumulated amortization:
	December 31, 2016
	IH	EH	WRD
Developed technology rights	64%	35%	—
Brands, finite-lived	73%	27%	—
Brands, indefinite-lived	71%	29%	—
IPR&D	92%	5%	4%

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, representing the commercialized products included in our biopharmaceutical businesses. The more significant components of developed technology rights are the following (in order of significance): Xtandi, Prevnar 13/Prevenar 13 Infant, Enbrel and, to a lesser extent, Premarin, Prevnar 13/Prevenar 13 Adult, Pristiq, Tygacil, Refacto AF and Effexor. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Consumer Healthcare business unit. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax/Xanax XR, Centrum, Caltrate, Medrol and Preparation H. The more significant components of finite-lived brands are the following (in order of significance): Nexium, Depo-Provera, Zavedos and, to a lesser extent, Advil Cold and Sinus and Idoform Bifiform.

IPR&D

IPR&D assets represent R&D assets that have not yet received regulatory approval in a major market. The more significant components of IPR&D are the programs for the treatment of mild-to-moderate atopic dermatitis acquired as part of the Anacor acquisition, the treatment of non-mestastatic and mestastatic prostate cancer acquired as part of the Medivation acquisition and the program for the treatment of patients with germline breast cancer susceptibility gene BRCA mutated advanced breast cancer.

IPR&D assets are required to be classified as indefinite-lived assets until the successful completion or the abandonment of the associated R&D effort. Accordingly, during the development period after the date of acquisition, these assets will not be amortized until approval is obtained in a major market, typically either the U.S. or the EU, or in a series of other countries, subject to certain specified conditions and management judgment. At that time, we will determine the useful life of the asset, reclassify the asset out of IPR&D and begin amortization. If the associated R&D effort is abandoned, the related IPR&D assets will likely be written-off, and we will record an impairment charge.

For IPR&D assets, the risk of failure is significant and there can be no certainty that these assets ultimately will yield successful products. The nature of the biopharmaceutical business is high-risk and, as such, we expect that many of these IPR&D assets will become impaired and be written off at some time in the future.

Amortization

The weighted-average life for each of our total finite-lived intangible assets and the largest component, developed technology rights, is approximately 11 years. Total amortization expense for finite-lived intangible assets was $4.1 billion in 2016, $3.8 billion in 2015 and $4.1 billion in 2014.

The following table provides the annual amortization expense expected for the years 2017 through 2021:
(MILLIONS OF DOLLARS)	2017	2018	2019	2020	2021
Amortization expense	$4,827	$4,706	$4,481	$3,442	$3,348

2016 Financial Report	105

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:
(MILLIONS OF DOLLARS)	IH	EH	Total
Balance, January 1, 2015	$24,430	$17,639	$42,069
Additions(a)	39	7,284	7,323
Other(b)	(660)	(489)	(1,149)
Balance, December 31, 2015	23,809	24,433	48,242
Additions(c)	6,357	12	6,369
Other(d)	(32)	(130)	(162)
Balance, December 31, 2016	$30,134	$24,315	$54,449

(a)	EH additions relate to our acquisition of Hospira. For additional information, see Note 2A.

(b)	Primarily reflects the impact of foreign exchange.

(c)
IH additions primarily relate to our acquisitions of Medivation, Anacor and Bamboo and are subject to change until we complete the valuations of assets acquired and liabilities assumed from Medivation, Anacor and Bamboo (see Note 2A).

(d)	Primarily reflects the impact of foreign exchange and, with respect to EH, the impact of the reclassification of $119 million to Assets held for sale during 2016 (see Note 2B).

We manage our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH), which was previously known as Established Products. Beginning in the second quarter of 2016, we reorganized our operating segments to reflect that we now manage our innovative pharmaceutical and consumer healthcare operations as one business segment, IH. From the beginning of our fiscal year 2014 until the second quarter of 2016, these operations were managed as two business segments: the GIP segment and the VOC segment. We have retrospectively presented goodwill according to the new operating segment structure. For additional information, see Note 18. As a result of this change, our goodwill associated with our former GIP segment was required to be reallocated to new reporting units based on relative fair value.
Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both IRC-qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans. A qualified plan meets the requirements of certain sections of the IRC, and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees with restrictions on discriminating in favor of highly compensated employees with regard to coverage, benefits and contributions. A supplemental (non-qualified) plan provides additional benefits to certain employees. In addition, we provide medical insurance benefits to certain retirees and their eligible dependents through our postretirement plans. During 2015, we recorded net pension and postretirement benefit obligations of approximately $115 million as a result of the acquisition of Hospira and an additional $122 million for the decision to terminate Hospira’s U.S. qualified pension plan.

A. Components of Net Periodic Benefit Costs and Changes in Other Comprehensive Loss

The following table provides the annual cost/(income) and changes in Other comprehensive loss for our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)			U.S. Supplemental (Non-Qualified)(b)			International(c), (f)			Postretirement Plans(d), (f)
(MILLIONS OF DOLLARS)	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014
Service cost	$257	$287	$253	$18	$22	$20	$165	$186	$199	$41	$55	$55
Interest cost	646	676	697	53	54	57	233	307	394	101	117	169
Expected return on plan assets	(958)	(1,089)	(1,043)	—	—	—	(381)	(418)	(459)	(34)	(53)	(63)
Amortization of:
Actuarial losses	395	346	63	37	44	29	93	122	97	32	38	6
Prior service credits	5	(5)	(7)	(1)	(2)	(2)	(3)	(7)	(7)	(174)	(146)	(57)
Curtailments	10	3	2	1	—	—	(2)	5	—	(26)	(31)	(7)
Settlements	90	556	52	28	34	28	9	81	22	—	—	—
Special termination benefits	—	—	—	—	—	—	1	1	8	—	—	—
Net periodic benefit costs/(income) reported in Income	444	773	16	137	153	132	115	277	254	(59)	(21)	102
(Income)/cost reported in Other comprehensive loss(e)	253	(396)	2,768	121	(143)	163	640	(542)	260	3	(540)	(174)
(Income)/cost recognized in Comprehensive income	$697	$378	$2,784	$258	$10	$294	$755	$(265)	$514	$(56)	$(560)	$(72)

106	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(a)
2016 v. 2015––The decrease in net periodic benefit costs for our U.S. qualified pension plans was primarily driven by (i) a year-over-year decrease in settlement activity compared to that of 2015 related to the non-recurring lump-sum settlement option to certain plan participants discussed in the 2015 v. 2014 analysis, below, (ii) lower service costs resulting from a higher discount rate, and (iii) lower interest costs resulting from a lower beginning benefit obligation. The aforementioned decreases were partially offset by (i) a lower expected return on plan assets resulting from both a lower expected rate of return, and a net decrease of approximately $1.1 billion in the asset base, due in part to lump-sum payments made in 2015 to certain terminated vested colleagues to settle Pfizer’s pension obligation, and (ii) an increase in the amounts amortized for actuarial losses, primarily resulting from the remeasurement in 2015 of Hospira’s U.S. qualified pension plan due to its plan termination.

2015 v. 2014––The increase in net periodic benefit costs for our U.S. qualified pension plans was primarily driven by (i) a non-recurring charge of $419 million related to the settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect a lump-sum payment to settle Pfizer’s pension obligation with those participants, or an annuity of their deferred vested pension benefits, and (ii) the increase in the amounts amortized for actuarial losses resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation (which increased the amount of deferred actuarial losses), and, to a lesser extent, a 2014 change in mortality assumptions (reflecting a longer life expectancy for plan participants). The aforementioned increases were partially offset by (i) a greater expected return on plan assets resulting from an increased plan asset base due to a voluntary contribution of $1.0 billion made at the beginning of January 2015, which in turn was partially offset by a decrease in the expected rate of return on plan assets from 8.5% to 8.3% and (ii) lower interest costs resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation.

(b)
2016 v. 2015––The decrease in net periodic benefit costs for our U.S. supplemental (non-qualified) pension plans was primarily driven by (i) a decrease in the amounts amortized for actuarial losses resulting from the increase in 2015 in the discount rate used to determine the benefit obligation, (ii) lower settlement activity, and (iii) lower service costs resulting from a higher discount rate.

2015 v. 2014––The increase in net periodic benefit costs for our U.S. supplemental (non-qualified) pension plans was primarily driven by (i) an increase in the amounts amortized for actuarial losses resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation, and (ii) higher settlement activity.

(c)
2016 v. 2015––The decrease in net periodic benefit costs for our international pension plans was primarily driven by (i) lower service and interest costs, resulting from a change in our approach for measuring service and interest costs (see (f) below), (ii) lower settlement activity, and (iii) a decrease in the amounts amortized for actuarial losses resulting from large gains in 2015, which decreased the plan net loss position. The aforementioned decreases to our net periodic benefit costs were partially offset by a decrease in the expected return on plan assets due to a lower asset base and a lower expected rate of return on plan assets.

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

(d)
2016 v. 2015––The increase in net periodic benefit income for our postretirement plans was primarily driven by (i) an increase in prior service credits due to the postretirement medical plan cap changes during 2016 and 2015, (ii) lower interest costs resulting from a lower benefit obligation, (iii) lower service costs resulting from a higher discount rate, and (iv) a decrease in the amounts amortized for actuarial losses resulting from the increase in 2015 in the discount rate used to determine the benefit obligation. The aforementioned changes were partially offset by (i) a decrease in expected return on plan assets, primarily resulting from a decrease in plan assets, reflecting payments by the plan for IRC Section 401(h) reimbursements to Pfizer for eligible 2014 and 2015 prescription drug expenses for certain retirees, and (ii) lower curtailment gains.

2015 v. 2014––The decrease in net periodic benefit costs for our postretirement plans was primarily driven by (i) the increase in the amounts amortized for prior service credits and (ii) an increase in curtailment gains resulting from the implementation of changes to certain retiree medical benefits to adopt programs eligible for the Medicare Part D plan subsidy, as allowed under the EGWP, and another plan change to establish benefit caps for certain plan participants, as well as (iii) a decrease in interest cost resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation. The aforementioned decreases were partially offset by an increase in actuarial losses resulting from the decrease, in 2014, in the discount rate used to determine the benefit obligation.

(e)	For details of the changes in Other comprehensive loss, see the benefit plan activity in the consolidated statements of comprehensive income.

(f)
Effective January 1, 2016, the Company changed the approach used to measure service and interest costs for certain international pension and other postretirement benefit plans. For fiscal 2015 and 2014, the Company measured service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the respective plan obligations. For fiscal 2016, we elected to measure service and interest costs by applying the spot rates along the yield curve for certain international plans to the plans' liability cash flows. The Company believes the new approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve. This change does not affect the measurement of our plan obligations. We have accounted for this change as a change in accounting estimate and, accordingly, have accounted for it on a prospective basis. The reduction in expense for 2016 associated with this change in estimate was $42 million, primarily related to certain international pension plans, which was recognized evenly over each quarter of the year. The change in approach for the postretirement benefit plans was not material to the 2016 consolidated statement of income.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2017 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses	$(414)	$(50)	$(113)	$(31)
Prior service credits and other	(5)	1	4	184
Total	$(419)	$(49)	$(109)	$153

2016 Financial Report	107

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions of our benefit plans:
(PERCENTAGES)	2016	2015	2014
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. qualified pension plans	4.3%	4.5%	4.2%
U.S. non-qualified pension plans	4.2%	4.5%	4.0%
International pension plans	2.4%	3.1%	3.0%
Postretirement plans	4.2%	4.5%	4.2%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.6%	2.6%	2.7%
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
U.S. qualified pension plans	4.5%	4.2%	5.2%
U.S. non-qualified pension plans	4.5%	4.0%	4.8%
International pension plans interest cost(a)	2.7%	3.0%	3.9%
International pension plans service cost(a)	3.0%	3.0%	3.9%
Postretirement plans	4.5%	4.2%	5.1%
Expected return on plan assets:
U.S. qualified pension plans	8.0%	8.3%	8.5%
International pension plans	5.2%	5.5%	5.8%
Postretirement plans	8.0%	8.3%	8.5%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.6%	2.7%	2.9%

(a)
As discussed above, effective January 1, 2016, the Company changed the approach used to measure service cost and interest costs for certain international pension plans and other postretirement benefits. In accordance with this change, the effective rate for interest on the benefit obligations and effective rate for service cost, respectively, are reported for international pension plans.

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

The weighted-average discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better that reflect the rates at which the pension benefits could be effectively settled. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA/Aa or better, including, when there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Overall, the yield curves used to measure the benefit obligations at year-end 2016 resulted in lower discount rates as compared to the prior year.

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2016	2015
Healthcare cost trend rate assumed for next year (up to age 65)	6.3%	6.5%
Healthcare cost trend rate assumed for next year (age 65 and older)	7.4%	7.9%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2037	2037

The following table provides the effects as of December 31, 2016 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:
(MILLIONS OF DOLLARS)	Increase	Decrease
Effect on total service and interest cost components	$5	$(5)
Effect on postretirement benefit obligation	37	(50)

108	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C.

C. Obligations and Funded Status

The following table provides an analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)		U.S. Supplemental (Non-Qualified)(b)		International(c)		Postretirement Plans(d)
(MILLIONS OF DOLLARS)	2016	2015	2016	2015	2016	2015	2016	2015
Change in benefit obligation(e)

Benefit obligation, beginning	$14,926	$16,575	$1,343	$1,481	$9,214	$10,796	$2,463	$3,168
Service cost	257	287	18	22	165	186	41	55
Interest cost	646	676	53	54	233	307	101	117
Employee contributions	—	—	—	—	7	7	85	79
Plan amendments	—	62	—	4	(6)	(1)	(177)	(497)
Changes in actuarial assumptions and other	725	(774)	185	(70)	1,273	(273)	22	(185)
Foreign exchange impact	—	—	—	—	(781)	(938)	—	(20)
Acquisitions/divestitures/other, net	—	542	—	9	1	19	—	49
Curtailments	9	3	1	—	(14)	(2)	—	(3)
Settlements	(449)	(2,034)	(78)	(93)	(45)	(499)	—	—
Special termination benefits	—	—	—	—	1	1	—	—
Benefits paid	(568)	(412)	(72)	(65)	(358)	(389)	(282)	(300)
Benefit obligation, ending(e)	15,547	14,926	1,450	1,343	9,691	9,214	2,254	2,463

Change in plan assets
Fair value of plan assets, beginning	11,633	12,706	—	—	7,959	8,588	622	762
Actual gain/(loss) on plan assets	939	(124)	—	—	693	290	44	(3)
Company contributions	1,000	1,000	151	158	209	558	(12)	84
Employee contributions	—	—	—	—	7	7	85	79
Foreign exchange impact	—	—	—	—	(782)	(602)	—	—
Acquisitions/divestitures, net	—	496	—	—	(1)	6	—	—
Settlements	(449)	(2,034)	(78)	(93)	(45)	(499)	—	—
Benefits paid	(568)	(412)	(72)	(65)	(358)	(389)	(282)	(300)
Fair value of plan assets, ending	12,556	11,633	—	—	7,683	7,959	458	622
Funded status—Plan assets less than benefit obligation	$(2,990)	$(3,292)	$(1,450)	$(1,343)	$(2,008)	$(1,255)	$(1,796)	$(1,841)

(a)
The favorable change in the funded status of our U.S. qualified plans was primarily due to an increase in the actual return on assets, partially offset by plan losses resulting from the decrease in the discount rate at the end of 2016.

(b)
Our U.S. supplemental (non-qualified) plans are generally not funded and these obligations, which are substantially greater than the annual cash outlay for these liabilities, will be paid from cash generated from operations. The increase in the benefit obligation is primarily due to a decrease in the discount rate.

(c)
The unfavorable change in the international plans’ funded status was primarily due to plan losses related to a decrease in the discount rate (reflecting lower interest rates), partially offset by an increase in the actual return on plan assets.

(d)
The favorable change in the funded status of our postretirement plans was primarily due to plan amendments for certain U.S. and Puerto Rico postretirement plans. The U.S. plan change applied a fixed cap on costs for certain groups within the plan. The Puerto Rico plan change includes: (i) a cap on costs for certain groups within the plan, and (ii) the adoption of the EGWP. The changes resulted in reductions to the plan liabilities of $82 million for the U.S. postretirement plan and $95 million for the Puerto Rico postretirement plan.

(e)
For the U.S. and international pension plans, the benefit obligation is the PBO. For the postretirement plans, the benefit obligation is the ABO. The ABO for all of our U.S. qualified pension plans was $15.4 billion in 2016 and $14.8 billion in 2015. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.4 billion in 2016 and $1.3 billion in 2015. The ABO for our international pension plans was $9.3 billion in 2016 and $8.8 billion in 2015.

2016 Financial Report	109

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information as to how the funded status is recognized in our consolidated balance sheets:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2016	2015	2016	2015	2016	2015	2016	2015
Noncurrent assets(a)	$—	$—	$—	$—	$300	$572	$—	$—
Current liabilities(b)	(160)	—	(152)	(126)	(28)	(25)	(30)	(31)
Noncurrent liabilities(c)	(2,830)	(3,292)	(1,297)	(1,216)	(2,279)	(1,801)	(1,766)	(1,809)
Funded status	$(2,990)	$(3,292)	$(1,450)	$(1,343)	$(2,008)	$(1,255)	$(1,796)	$(1,841)

(a)	Included primarily in Other noncurrent assets.

(b)	Included in Accrued compensation and related items.

(c)	Included in Pension benefit obligations, net and Postretirement benefit obligations, net, as appropriate.

The following table provides the pre-tax components of cumulative amounts recognized in Accumulated other comprehensive loss:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2016	2015	2016	2015	2016	2015	2016	2015
Actuarial losses(a)	$(4,530)	$(4,272)	$(538)	$(419)	$(2,629)	$(1,979)	$(502)	$(523)
Prior service (costs)/credits	(27)	(33)	2	4	40	29	1,392	1,415
Total	$(4,558)	$(4,305)	$(536)	$(415)	$(2,589)	$(1,949)	$889	$892

(a)
The accumulated actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our projected benefit obligations, as well as the cumulative difference between the expected return and actual return on plan assets. These accumulated actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs primarily over the average remaining service period for active participants, using the corridor approach. The average amortization periods to be utilized for 2017 are 8.2 years for our U.S. qualified plans, 8.1 years for our U.S. supplemental (non-qualified) plans, 19.3 years for our international plans, and 9.1 years for our postretirement plans.

The following table provides information related to the funded status of selected benefit plans:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2016	2015	2016	2015	2016	2015
Pension plans with an ABO in excess of plan assets:
Fair value of plan assets	$12,556	$11,633	$—	$—	$4,625	$976
ABO	15,422	14,755	1,410	1,324	6,558	2,495
Pension plans with a PBO in excess of plan assets:
Fair value of plan assets	12,556	11,633	—	—	4,936	1,546
PBO	15,547	14,926	1,450	1,343	7,244	3,373
All of our U.S. plans and many of our international plans were underfunded as of December 31, 2016.

110	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets:
		Fair Value(a)					Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2016	Level 1	Level 2	Level 3	Assets Measured at NAV(b)	As of December 31, 2015	Level 1	Level 2	Level 3	Assets Measured at NAV(b)
U.S. qualified pension plans
Cash and cash equivalents	$672	$92	$580	$—	$—	$417	$81	$336	$—	$—
Equity securities:
Global equity securities	3,970	3,943	27	—	—	3,720	3,717	2	1	—
Equity commingled funds	1,062	—	772	—	290	951	—	689	—	262
Fixed income securities:
Corporate debt securities	3,232	14	3,217	1	—	2,866	3	2,861	2	—
Government and government agency obligations	1,060	—	1,060	—	—	989	—	989	—	—
Fixed income commingled funds	92	—	—	—	92	222	—	57	—	165
Other investments:
Partnership investments(c)	1,093	—	—	—	1,093	1,120	—	—	—	1,120
Insurance contracts	235	—	235	—	—	259	—	259	—	—
Other commingled funds(d)	1,140	—	—	—	1,140	1,089	—	—	—	1,089
Total	12,556	4,049	5,891	1	2,615	11,633	3,801	5,193	3	2,636
International pension plans
Cash and cash equivalents	439	38	401	—	—	207	14	193	—	—
Equity securities:
Global equity securities	174	163	11	—	—	901	816	85	—	—
Equity commingled funds	2,490	—	1,265	—	1,224	2,218	16	854	—	1,348
Fixed income securities:
Corporate debt securities	489	—	474	—	15	653	171	469	—	12
Government and government agency obligations	853	—	786	—	67	1,224	109	1,048	—	67
Fixed income commingled funds	1,750	—	1,174	—	576	1,216	37	919	—	260
Other investments:
Partnership investments(c)	32	—	—	—	32	40	—	6	—	33
Insurance contracts	272	—	17	254	1	257	—	21	219	17
Other(d)	1,185	—	430	324	431	1,245	59	370	398	418
Total	7,683	201	4,558	578	2,346	7,959	1,222	3,965	618	2,155
U.S. postretirement plans(e)
Cash and cash equivalents	—	—	—	—	—	6	—	6	—	—
Equity securities:
Global equity securities	—	—	—	—	—	64	64	—	—	—
Equity commingled funds	—	—	—	—	—	16	—	12	—	4
Fixed income securities:
Corporate debt securities	—	—	—	—	—	49	—	49	—	—
Government and government agency obligations	—	—	—	—	—	17	—	17	—	—
Fixed income commingled funds	—	—	—	—	—	4	—	1	—	3
Other investments:
Partnership investments(c)	—	—	—	—	—	19	—	—	—	19
Insurance contracts	458	—	458	—	—	429	—	429	—	—
Other commingled funds(d)	—	—	—	—	—	19	—	—	—	19
Total	$458	$—	$458	$—	$—	$622	$64	$514	$—	$45

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E).

(b)
In accordance with the provisions of a new accounting standard we adopted on January 1, 2016, described below, certain investments that are measured at NAV per share (or its equivalent) have not been classified in the fair value hierarchy. The NAV amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented for the total pension benefits plan assets. As a result, a reclassification has been made to the prior year’s plan asset classification table to conform to the current year’s presentation.

(c)	Primarily includes investments in private equity, private debt, public equity limited partnerships, and, to a lesser extent, real estate and venture capital.

(d)	Primarily includes, for U.S. plan assets, investments in hedge funds and, to a lesser extent, real estate and, for international plan assets, investments in real estate and hedge funds.

(e)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

2016 Financial Report	111

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs:
	Year Ended December 31,
	International Pension Plans
	Insurance contracts		Other
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Fair value, beginning(a)	$219	$254	$398	$395
Actual return on plan assets:
Assets held, ending	11	16	(1)	30
Assets sold during the period	—	—	6	13
Purchases, sales and settlements, net	20	(19)	(18)	(21)
Exchange rate changes	4	(33)	(61)	(19)
Fair value, ending	$254	$219	$324	$398

(a)
We adopted a new accounting standard as of January 1, 2016 whereby certain investments in 2016 and 2015 that are measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified as Level 1, 2 or 3 in the above fair value hierarchy table, but are included in the total. As a result, a reclassification has been made to the prior year's plan asset classification table to conform to the current year's presentation.

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. For a description of the risks associated with estimates and assumptions, see Note 1C.
Equity securities, Fixed income securities and Other investments may each be combined into commingled funds. Most commingled funds are valued to reflect the interest in the fund based on the reported year-end NAV. Partnership and Other investments are valued based on year-end reported NAV (or its equivalent), with adjustments as appropriate for lagged reporting of up to 3 months.

The following methods and assumptions were used to estimate the fair value of our pension and postretirement plans’ assets:

•
Cash and cash equivalents: Level 1 investments may include cash, cash equivalents and foreign currency valued using exchange rates. Level 2 investments may include short-term investment funds which are commingled funds priced at a stable NAV by the administrator of the funds.

•
Equity securities: Level 1 investments may include individual securities that are valued at the closing price or last trade reported on the major market on which they are traded. Level 1 and Level 2 investments may include commingled funds that have a readily determinable fair value based on quoted prices on an exchange or a published NAV derived from the quoted prices in active markets of the underlying securities. Level 3 investments may include individual securities that are unlisted, delisted, suspended, or illiquid and are typically valued using their last available price.

•
Fixed income securities: Level 1 investments may include individual securities that are valued at the closing price or last trade reported on the major market on which they are traded. Level 2 investments may include commingled funds that have a readily determinable fair value based on observable prices of the underlying securities. Level 2 investments may include corporate bonds, government and government agency obligations and other fixed income securities valued using bid evaluation pricing models or quoted prices of securities with similar characteristics. Level 3 investments may include securities that are valued using alternative pricing sources, such as investment managers or brokers, which use proprietary pricing models that incorporate unobservable inputs.

•
Other investments: Level 1 investments may include individual securities that are valued at the closing price or last trade reported on the major market on which they are traded. Level 2 investments may include Insurance contracts which invest in interest bearing cash, U.S. government securities and corporate debt instruments.

Certain investments are authorized to include derivatives, such as equity or bond futures, swaps, options and currency futures or forwards for managing risks and exposures.

112	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:
	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(PERCENTAGES)	2016	2016	2015
U.S. qualified pension plans
Cash and cash equivalents	0-10%	5.3%	3.6%
Equity securities	35-55%	40.1%	40.2%
Fixed income securities	30-55%	34.9%	35%
Other investments(a)	5-17.5%	19.7%	21.2%
Total	100%	100%	100%
International pension plans
Cash and cash equivalents	0-10%	5.7%	2.6%
Equity securities	25-50%	34.7%	39.2%
Fixed income securities	30-55%	40.2%	38.8%
Other investments	10-30%	19.4%	19.4%
Total	100%	100%	100%
U.S. postretirement plans
Cash and cash equivalents	0-5%	—	1.0%
Equity securities	—	—	12.8%
Fixed income securities	—	—	11.2%
Other investments	95-100%	100%	75%
Total	100%	100%	100%

(a)
Actual percentage of plan assets in Other investments for 2016 includes $235 million (this amount was $259 million in 2015) related to a group fixed annuity insurance contract that was executed by legacy Wyeth for certain members of its defined benefit plans prior to Pfizer acquiring the company in 2009, and $144 million (this amount was $129 million in 2015) related to an investment in a partnership whose primary holdings are public equity securities.

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

Each pension plan is overseen by a local committee or board that is responsible for the overall investment of the pension plan assets. In determining investment policies and associated target allocations, each committee or board considers a wide variety of factors. As such, the target asset allocation for each of our international pension plans is set on a standalone basis by the relevant board or committee. The target asset allocation ranges shown for the international pension plans seek to reflect the combined target allocations across all such plans, while also showing the range within which the target allocations for each plan typically falls.

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

2016 Financial Report	113

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the expected future cash flow information related to our benefit plans:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Expected employer contributions:
2017(a)	$1,160	$152	$175	$179
Expected benefit payments:
2017	$1,519	$152	$331	$186
2018	1,058	128	333	196
2019	947	118	335	198
2020	952	119	350	197
2021	930	112	356	196
2022–2026	4,391	503	1,867	919

(a)
For the U.S. qualified plans, the $1.0 billion voluntary contribution, which was considered pre-funding for future anticipated mandatory contributions and is also expected to reduce Pension Benefit Guaranty Corporation variable rate premiums, was paid in January 2017.

The table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.
F. Defined Contribution Plans

We have defined contribution plans in the U.S. and several other countries. For the majority of the U.S. defined contribution plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, in cash, a portion of the employee contributions. Beginning on January 1, 2011, for newly hired non-union employees, rehires and transfers to the U.S. or Puerto Rico, we no longer offer a defined benefit pension plan and, instead, offer a Retirement Savings Contribution (RSC) in the defined contribution plan. The RSC is an annual non-contributory employer contribution (that is, not dependent upon the participant making a contribution) determined based on each employee’s eligible compensation, age and years of service. Beginning on January 1, 2018, all non-union employees in those U.S. and Puerto Rico defined benefit plans will receive the RSC in the defined contribution plans. We recorded charges related to the employer contributions to global defined contribution plans of $317 million in 2016, $287 million in 2015 and $278 million in 2014.
Note 12. Equity

A. Common Stock

We purchase our common stock through privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes. On June 27, 2013, we announced that the Board of Directors had authorized a $10 billion share-purchase plan, which was exhausted in the first quarter of 2015. On October 23, 2014, we announced that the Board of Directors had authorized an additional $11 billion share-purchase plan (the October 2014 Stock Purchase Plan), and share purchases commenced thereunder in January 2015. In December 2015, the Board of Directors authorized a new $11 billion share repurchase program to be utilized over time.

On March 8, 2016, we entered into an accelerated share repurchase agreement with GS&Co. to repurchase $5 billion of our common stock. Pursuant to the terms of the agreement, on March 10, 2016, we paid $5 billion to GS&Co. and received an initial delivery of approximately 136 million shares of our common stock from GS&Co. based on a price of $29.36 per share, which represented, based on the closing share price of our common stock on the NYSE on March 8, 2016, approximately 80% of the notional amount of the accelerated share repurchase agreement. On June 20, 2016, the accelerated share repurchase agreement with GS&Co. was completed, which, per the terms of the agreement, resulted in GS&Co. owing us a certain number of shares of Pfizer common stock. Pursuant to the agreement’s settlement terms, we received an additional 18 million shares of our common stock from GS&Co. on June 20, 2016. The average price paid for all of the shares delivered under the accelerated share repurchase agreement was $32.38 per share. The common stock received is included in Treasury stock. This agreement was entered into pursuant to our previously announced share repurchase authorization.

On February 9, 2015, we entered into an accelerated share repurchase agreement with GS&Co. to repurchase shares of our common stock. This agreement was entered into under our previously announced share repurchase authorization. Pursuant to the terms of the agreement, on February 11, 2015, we paid $5 billion to GS&Co. and received approximately 151 million shares of our common stock from GS&Co. On July 2, 2015, the accelerated share repurchase agreement with GS&Co. was completed, which, per the terms of the agreement, resulted in us owing GS&Co. a certain number of shares of Pfizer common stock or its equivalent dollar value. Pursuant to the agreement’s settlement terms, we elected to settle this amount in cash and paid an additional $160 million to GS&Co. on July 13, 2015, resulting in a total of approximately $5.2 billion paid to GS&Co. The final average price paid for the shares delivered under the accelerated share repurchase agreement was $34.13 per share.

114	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreements:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2016(a)	2015(b)	2014
Shares of common stock purchased	154	182	165
Cost of purchase	$5.0	$6.2	$5.0

(a)	Represents shares purchased pursuant to and received upon settlement of the accelerated share repurchase agreement entered into on March 8, 2016. See above for additional information.

(b)
Includes approximately 151 million shares purchased for $5.2 billion pursuant to the accelerated share repurchase agreement entered into on February 9, 2015 (see above for additional information), as well as other share repurchases through year-end 2015.

At December 31, 2016, our remaining share-purchase authorization was approximately $11.4 billion.

On February 2, 2017, we entered into an accelerated share repurchase agreement with Citibank to repurchase $5 billion of our common stock. This agreement was entered into pursuant to our previously announced share repurchase authorization. For additional information, see Note 19.
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

Allocated shares held by the Common ESOP, including reinvested dividends, are considered outstanding for EPS calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP are assumed in the diluted EPS calculation. As of December 31, 2016, the Preferred ESOP held preferred shares convertible into approximately 1 million shares of our common stock, and the Common ESOP held approximately 55 million shares of our common stock. As of December 31, 2016, all shares of preferred and common stock held by the ESOPs have been allocated to the Pfizer U.S. defined contribution plan participants. The compensation cost related to the common ESOPs was $9 million in 2016, $8 million in 2015 and $133 million in 2014. Prior to 2015, Pfizer matching contributions were primarily invested in the Common ESOP. Beginning in January 2015, Pfizer matching contributions are being invested based on the investment direction of the employees’ own contributions. As a result, the compensation cost related to the Common ESOP was significantly lower in 2015 and 2016.
Note 13. Share-Based Payments

Our compensation programs can include share-based payments. The award value is determined by reference to the fair value of share-based awards to similar employees in competitive survey data or industry peer groups used for compensation purposes; and is allocated between different long term incentive vehicles, in the form of RSUs, PPSs, TSRUs, stock options, PSAs and PTUs, as determined by the Compensation Committee.

The 2014 Stock Plan (2014 Plan) replaced and superseded the 2004 Plan, as amended and restated. The 2014 Plan provides for 520 million shares to be authorized for grants, plus any shares remaining available for grant under the 2004 Plan as of April 24, 2014 (the carryforward shares). In addition, the 2014 Plan provides that the number of stock options, Stock Appreciation Rights (known as TSRUs), RSUs, or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 20 million shares, and that RSUs, PPSs and PSAs count as three shares, while TSRUs and stock options count as one share, toward the maximum shares available under the 2014 plan. The 2004 Plan provided that the number of stock options, TSRUs or other performance-based awards granted to any one individual during any 36-month period was limited to 8 million shares, and that RSUs, PPSs and PSAs counted against the maximum available shares as two shares, while stock options and TSRUs counted as one share. As of December 31, 2016, 391 million shares were available for award.

Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, treasury stock to satisfy our obligations under these programs.

We adopted a new accounting standard in the fourth quarter of 2016, as of January 1, 2016. For additional information, see Note 1B.

2016 Financial Report	115

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Restricted Stock Units	$299	$306	$270
Portfolio Performance Shares	135	147	96
Total Shareholder Return Units	134	36	37
Stock Options	106	165	150
Performance Share Awards	13	11	30
Directors’ compensation	4	4	3
Share-based payment expense	691	669	586
Tax benefit for share-based compensation expense	(205)	(198)	(179)
Share-based payment expense, net of tax	$486	$471	$407
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

The following table summarizes all RSU activity during 2016:
	Shares (Thousands)	Weighted-Average Grant-Date Fair Value Per Share
Nonvested, December 31, 2015	29,135	$31.53
Granted	10,581	30.74
Vested	(9,630)	27.41
Reinvested dividend equivalents	1,093	32.56
Forfeited	(1,574)	32.18
Nonvested, December 31, 2016	29,605	$32.59

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2016	2015	2014
Total fair value of shares vested	$293	$371	$401
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$262	$279	$255
Weighted-average period over which RSU cost is expected to be recognized (years)	1.7	1.8	1.8

C. Stock Options

Stock options are awarded to select employees and, when vested, entitle the holder to purchase a specified number of shares of Pfizer common stock at a price per share equal to the closing market price of Pfizer common stock on the date of grant.

Beginning in 2016, only a limited set of overseas employees received stock option grants. No stock options were awarded to senior and other key management in any period presented; however, stock options were awarded to certain other employees. In virtually all instances, stock options granted since 2005 vest after three years of continuous service from the grant date and have a contractual term of ten years. In most cases, stock options must be held for at least one year from the grant date before any vesting may occur. In the event of a sale of business or plant closing or restructuring, options held by employees are immediately vested and are exercisable for a period from three months to their remaining term, depending on various conditions.

We measure the value of stock option grants as of the grant date using the Black-Scholes-Merton option-pricing model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

116	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2016	2015	2014
Expected dividend yield(a)	3.85%	3.19%	3.18%
Risk-free interest rate(b)	1.55%	1.89%	1.94%
Expected stock price volatility(c)	21.64%	18.34%	19.76%
Expected term (years)(d)	6.75	6.75	6.50

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

The following table summarizes all stock option activity during 2016:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
Outstanding, December 31, 2015	232,554	$26.41
Granted	1,371	30.59
Exercised	(42,550)	24.03
Forfeited	(2,949)	33.18
Expired	(1,750)	28.55
Outstanding, December 31, 2016	186,676	26.86	5.7	$1,138
Vested and expected to vest, December 31, 2016(b)	184,537	26.77	5.6	1,138
Exercisable, December 31, 2016	105,862	$21.85	4.1	$1,126

(a)	Market price of underlying Pfizer common stock less exercise price.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2016	2015	2014
Weighted-average grant-date fair value per stock option	$3.89	$4.30	$4.40
Aggregate intrinsic value on exercise	$389	$666	$458
Cash received upon exercise	$1,019	$1,263	$1,002
Tax benefits realized related to exercise	$112	$187	$131
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$58	$159	$147
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.1	1.8	1.8
D. Portfolio Performance Shares

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

2016 Financial Report	117

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all PPS activity during 2016, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2015	22,503	$32.28
Granted	8,059	30.59
Vested(a)	(6,900)	30.23
Forfeited	(1,396)	33.29
Nonvested, December 31, 2016(a)	22,266	$32.48
(a)Vested and non-vested shares outstanding, but not paid as of December 31, 2016 were 32,521.

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2016	2015	2014
Total fair value of shares vested	$118	$60	$—
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$93	$102	$139
Weighted-average period over which PPS cost is expected to be recognized (years)	1.8	1.7	1.8
E. Total Shareholder Return Units

TSRUs are awarded to senior and other key management, and, beginning in 2016, to certain other employees. TSRUs entitle the holders to receive a number of shares of our common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year or seven-year term, if and to the extent the total value is positive. The settlement price is the average closing price of Pfizer common stock during the 20 trading days ending on the fifth or seventh anniversary of the grant, as applicable; the grant price is the closing price of Pfizer common stock on the date of the grant. The TSRUs are automatically settled on the fifth or seventh anniversary of the grant but vest on the third anniversary of the grant, after which time there is no longer a substantial risk of forfeiture.

On October 26, 2016, the Compensation Committee approved the modification of current outstanding grants of TSRU awards, effective November 1, 2016, to permit a holder who is "retiree eligible" (at least age 55 with at least 10 years of service), to elect to exercise and convert his/her TSRUs when vested, into PTUs. The value received upon the election and conversion is calculated by taking the change in stock price (20 trading day average ending on the exercise date (Election Price) less the grant price) plus accumulated dividends from the grant date, times the number of TSRUs exercised. This value is divided by the Election Price to determine the number of PTUs. The PTUs will be entitled to earn Dividend Equivalent Units (DEUs), and the PTUs and DEUs will be settled in Pfizer common stock on the TSRUs original settlement date (i.e., the fifth or seventh anniversary of grant), and will be subject to all of the terms and conditions of the original grant including forfeiture provisions. This modification applies to approximately 2,900 employees, including members of senior management. There was no incremental compensation cost resulting from the modification.

We measure the value of TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of TSRUs:
	Year Ended December 31,
	2016	2015	2014
Expected dividend yield(a)	3.85%	3.19%	3.18%
Risk-free interest rate(b)	1.31%	1.76%	1.78%
Expected stock price volatility(c)	21.64%	18.41%	19.76%
Contractual term (years)	5.12	5.91	5.97

(a)	Determined using a constant dividend yield during the expected term of the TSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

118	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all TSRU activity during 2016:
	TSRUs (Thousands)	Weighted-Average Grant-Date Fair Value Per TSRU	Weighted-Average Grant Price Per TSRU
Nonvested, December 31, 2015	18,067	$6.07	$31.27
Granted	53,467	5.83	30.59
Vested	(6,440)	5.14	27.41
Forfeited	(3,087)	5.91	30.90
Nonvested, December 31, 2016	62,007	$5.97	$31.10

The following table summarizes TSRU and PTU information as of December 31, 2016(a), (b):
	TSRUs (Thousands)	PTUs (Thousands)	Weighted-Average Grant Price Per TSRU	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Millions)
TSRUs Outstanding	81,413	—	$29.15	3.5	$439
TSRUs Vested	19,406	—	22.93	1.5	279
TSRUs Expected to vest	58,362	—	31.13	4.2	150
TSRUs exercised and converted to PTUs	—	120	$—	0.2	$4

(a)	In 2016, we settled 4,442,865 TSRUs with a weighted-average grant price of $18.95 per unit.

(b)	In 2016, 237,246 TSRUs with a weighted-average grant price of $20.86 per unit were converted into 120,273 PTUs.

The following table provides data related to all TSRU activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER TSRU AMOUNTS)	2016	2015	2014
Weighted-average grant-date fair value per TSRU	$5.83	$6.66	$6.51
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$164	$29	$30
Weighted-average period over which TSRU cost is expected to be recognized (years)	1.9	1.8	1.8

F. Performance Share Awards

PSAs are awarded to senior and other key management. PSAs vest after three years of continuous service from the grant date. The number of shares paid, if any, including shares resulting from dividend equivalents, for awards granted in 2016 and 2015, depends upon the achievement of predetermined goals related to two measures: (i) operating income over three one-year periods; and (ii) TSR as compared to the NYSE ARCA Pharmaceutical Index (DRG Index) over the three-year performance period. The number of shares paid from awards granted in 2014 depends upon the achievement of predetermined goals related to Pfizer's TSR as compared to an industry peer group, for the three-year performance period from the year of the grant date. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

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

The following table summarizes all PSA activity during 2016, with the shares granted representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2015	3,871	$32.28
Granted	1,900	30.59
Vested	(289)	30.23
Forfeited	(936)	30.61
Nonvested, December 31, 2016	4,546	$32.48

2016 Financial Report	119

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides data related to all PSA activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Total fair value of shares vested	$9	$14	$39
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$30	$24	$21
Weighted-average period over which PSA cost is expected to be recognized (years)	1.8	1.9	1.7

Note 14. Earnings Per Common Share Attributable to Pfizer Inc. Common Shareholders

The following table provides the detailed calculation of Earnings per common share (EPS):
	Year Ended December 31,
(IN MILLIONS)	2016	2015	2014
EPS Numerator––Basic
Income from continuing operations	$7,229	$6,975	$9,119
Less: Net income attributable to noncontrolling interests	31	26	32
Income from continuing operations attributable to Pfizer Inc.	7,198	6,949	9,087
Less: Preferred stock dividends––net of tax	1	1	1
Income from continuing operations attributable to Pfizer Inc. common shareholders	7,197	6,948	9,086
Discontinued operations––net of tax	17	11	48
Less: Discontinued operations––net of tax, attributable to noncontrolling interests	—	—	—
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders	17	11	48
Net income attributable to Pfizer Inc. common shareholders	$7,214	$6,959	$9,134
EPS Numerator––Diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$7,197	$6,948	$9,087
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders and assumed conversions	17	11	48
Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$7,214	$6,960	$9,135
EPS Denominator
Weighted-average number of common shares outstanding––Basic	6,089	6,176	6,346
Common-share equivalents: stock options, stock issuable under employee compensation plans, convertible preferred stock and accelerated share repurchase agreements(a)	70	81	78
Weighted-average number of common shares outstanding––Diluted(a)	6,159	6,257	6,424
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(b)	63	50	44

(a)
Amount for 2016 reflects the adoption of a new accounting standard, as of January 1, 2016, that requires when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit (see Note 1B).

(b)
These common stock equivalents were outstanding for the years ended December 31, 2016, 2015 and 2014, but were not included in the computation of diluted EPS for those periods because their inclusion would have had an anti-dilutive effect.

Note 15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $292 million in 2016, $243 million in 2015 and $216 million in 2014.

The future minimum rental commitments under non-cancelable operating leases follow:
(MILLIONS OF DOLLARS)	2017	2018	2019	2020	2021	After 2021
Lease commitments	$220	$188	$163	$138	$125	$967
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

120	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 17. Commitments and Contingencies

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business. For a discussion of our tax contingencies, see Note 5D.

A. Legal Proceedings

Our non-tax contingencies include, but are not limited to, the following:

•
Patent litigation, which typically involves challenges to the coverage and/or validity of patents on various products, processes or dosage forms. We are the plaintiff in the vast majority of these actions. An adverse outcome in actions in which we are the plaintiff could result in loss of patent protection for a drug, a significant loss of revenues from that drug or impairment of the value of associated assets.

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

The principal pending matters to which we are a party are discussed below. In determining whether a pending matter is a principal matter, we consider both quantitative and qualitative factors in order to assess materiality, such as, among other things, the amount of damages and the nature of any other relief sought in the proceeding, if such damages and other relief are specified; our view of the merits of the claims and of the strength of our defenses; whether the action purports to be, or is, a class action and, if not certified, our view of the likelihood that a class will be certified by the court; the jurisdiction in which the proceeding is pending; any experience that we or, to our knowledge, other companies have had in similar proceedings; whether disclosure of the action would be important to a reader of our financial statements, including whether disclosure might change a reader’s judgment about our financial statements in light of all of the information that is available to the reader; the potential impact of the proceeding on our reputation; and the extent of public interest in the matter. In addition, with respect to patent matters in which we are the plaintiff, we consider, among other things, the financial significance of the product protected by the patent. As a result of considering qualitative factors in our determination of principal matters, there are some matters discussed below with respect to which management believes that the likelihood of possible loss in excess of amounts accrued is remote.

A1. Legal Proceedings––Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to, those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic drug manufacturer. Also, counterclaims, as well as various independent actions, have been filed alleging that our assertions of, or attempts to enforce, patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, patent rights to certain of our products are being challenged in various other countries. We are also party to other patent damages suits in various jurisdictions pursuant to which generic drug manufacturers, payers, governments or other parties are seeking damages from us for alleged delay of generic entry. Additionally, our licensing and collaboration partners face challenges by generic drug manufacturers to patents covering several of their products that may impact our licenses or co-promotion rights to such products. We are also subject to patent litigation pursuant to which one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities. For example, our subsidiary, Hospira, is involved in patent and patent-related disputes over its attempts to bring generic pharmaceutical and biosimilar products to market. If one of our marketed products is found to infringe valid patent rights of a third party, such third party may be awarded significant damages, or we may be prevented from further sales of that product. Such damages may be enhanced as much as three-fold in the event that we or one of our subsidiaries, like Hospira, is found to have willfully infringed valid patent rights of a third party.

2016 Financial Report	121

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Actions In Which We Are The Plaintiff

Bosulif (bosutinib)
In December 2016, Wyeth LLC, Wyeth Pharmaceuticals Inc., and PF Prism C.V. (collectively, Wyeth) brought a patent-infringement action against Alembic Pharmaceuticals, Ltd, Alembic Pharmaceuticals, Inc. (collectively, Alembic), Sun Pharmaceutical Industries, Inc., and Sun Pharmaceutical Industries Limited (collectively, Sun), in the U.S. District Court for the District of Delaware in connection with abbreviated new drug applications respectively filed with the FDA by Alembic and Sun, each seeking approval to market generic versions of bosutinib. Both Alembic and Sun are challenging patents, which expire in 2026, covering polymorphic forms of bosutinib and methods of treating chronic myelogenous leukemia.

EpiPen
In July 2010, King, which we acquired in 2011 and is a wholly-owned subsidiary, brought a patent-infringement action against Sandoz, Inc., a division of Novartis AG (Sandoz), in the U.S. District Court for the District of New Jersey in connection with Sandoz’s abbreviated new drug application filed with the FDA seeking approval to market an epinephrine injectable product. Sandoz is challenging patents, which expire in 2025, covering the next-generation autoinjector for use with epinephrine that is sold under the EpiPen brand name.

Flector Patch (diclofenac)
In October 2015, the owners (Teikoku Seiyaku Co., Ltd. and Altergon SA) of a patent covering Pfizer's Flector Patch product, along with the New Drug Application holder (IBSA Institut Biochemique SA), brought a patent-infringement action against Actavis Laboratories UT, Inc. in the U.S. District Court for the District of Delaware in connection with an abbreviated new drug application filed by Actavis Laboratories UT, Inc. with the FDA requesting approval to launch a generic version of Flector Patch prior to the 2019 expiration of the patent. In August 2016, Pfizer subsidiary Alpharma Pharmaceuticals LLC was added as a plaintiff to the lawsuit.

Precedex Premix
In June 2014, Ben Venue Laboratories, Inc. (Ben Venue) notified our subsidiary, Hospira, that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that a patent relating to the use of Precedex in an intensive care unit setting, which expires in March 2019, was invalid or not infringed. In August 2014, Hospira and Orion Corporation (co-owner of the patent that is the subject of the lawsuit) filed suit against Ben Venue, Hikma Pharmaceuticals PLC (Hikma), and West-Ward Pharmaceutical Corp. in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patent that is the subject of the lawsuit. In October 2014, Eurohealth International Sarl was substituted for Ben Venue and Hikma. In June 2016, this case was settled on terms not material to Pfizer.

In June 2015, Amneal Pharmaceuticals LLC (Amneal) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that four patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In August 2015, Hospira filed suit against Amneal in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patents that are the subject of the lawsuit.

In December 2015, Fresenius Kabi USA LLC (Fresenius) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that four patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In January 2016, Hospira filed suit against Fresenius in the U.S. District Court for the Northern District of Illinois asserting the validity and infringement of the patents that are the subject of the lawsuit.

In August 2016, Par Sterile Products, LLC (Par) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that four patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In September 2016, Hospira filed suit against Par in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patents that are the subject of the lawsuit. In December 2016, the case was stayed pending the outcome of Hospira’s suit against Amneal (including all appeals).

Toviaz (fesoterodine)
We have an exclusive, worldwide license to market Toviaz from UCB Pharma GmbH (UCB), which owns the patents relating to Toviaz.

Beginning in May 2013, several generic drug manufacturers notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Toviaz and asserting the invalidity, unenforceability and/or non-infringement of all of our patents for Toviaz that are listed in the FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, commonly referred to as the “Orange Book”. Beginning in June 2013, we filed actions against all of those generic drug manufacturers in the U.S. District Court for the District of Delaware, asserting the infringement of five of the patents for Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019 and a patent covering salts of fesoterodine that expires in 2022. In June and July 2015, we settled with four of the generic defendants. The trial relating to the four remaining defendants occurred in July 2015. In April 2016, the District Court held that the patents that were the subject of the lawsuit were valid and infringed. The defendants’ deadline to appeal this decision expired in June 2016.

In December 2014, Mylan Pharmaceuticals, Inc. (Mylan Pharmaceuticals) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Toviaz and asserting the invalidity, unenforceability and/or non-infringement of all of our patents for Toviaz that are listed in the Orange Book. In January 2015, we filed an action against Mylan Pharmaceuticals in the U.S. District Court for the District of Delaware, asserting the infringement of five of the patents for Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019 and a patent covering salts of fesoterodine that expires in 2022. In January 2017, the District Court issued a verdict finding that the five patents that are the subject of the lawsuit are valid and infringed.

Tygacil (tigecycline)
In November 2014, Mylan Laboratories Limited (formerly Agila Specialties Private Limited) (Mylan Laboratories) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Tygacil. Mylan Laboratories asserts the

122	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

invalidity and non-infringement of the polymorph patent for Tygacil that expires in 2030 and the formulation patent for Tygacil that expires in 2029. Mylan Laboratories has not challenged the composition-of-matter patent. In January 2015, we filed suit against Mylan Laboratories in the U.S. District Court for the District of Delaware, asserting the validity and infringement of the polymorph patent and the formulation patent for Tygacil. In December 2016, we settled our claims against Mylan Laboratories on terms not material to Pfizer and the case was dismissed.

In addition, in September 2015 and December 2015, we received notices of Section 505(b)(2) new drug applications filed by each of Mylan Laboratories and Accord Healthcare Inc. (Accord) for tigecycline injectable products. Mylan Laboratories and Accord assert the invalidity and non-infringement of the polymorph patent for Tygacil and two formulation patents for Tygacil that expire in 2028 and 2029, respectively. In October 2015, we filed suit against Mylan Laboratories in the U.S. District Court for the District of Delaware and in the U.S. District Court for the District of West Virginia asserting the validity and infringement of the patents that are the subject of the lawsuit. In December 2016, we settled our claims against Mylan Laboratories on terms not material to Pfizer and the case against Mylan Laboratories was dismissed.

In February 2016, we filed suit against Accord in the U.S. District Court for the District of Delaware and in the U.S. District Court for the Middle District of North Carolina asserting the validity and infringement of the patents that are the subject of the lawsuit. In February 2017, we settled our claims against Accord on terms not material to Pfizer and the case against Accord was dismissed.

Xeljanz (tofacitinib)
In February 2017, we brought a patent-infringement action against MicroLabs USA Inc. and MicroLabs Ltd. (collectively, MicroLabs) in the U.S. District Court for the District of Delaware asserting the infringement and validity of three patents challenged by MicroLabs in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 5 mg tablets. Of the three patents that are the subject of the lawsuit, one covers the active ingredient and expires in December 2020, the second covers an enantiomer of tofacitinib and expires in 2022, and the third covers a polymorphic form of tofacitinib and expires in 2023. Three other patents for Xeljanz expiring in December 2020 have not been challenged by MicroLabs.

Separately, also in February 2017, we brought a patent-infringement action against Sun Pharmaceutical Industries Ltd. in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patent covering a polymorphic form of tofacitinib, expiring in 2023, that was challenged by Sun Pharmaceutical Industries Ltd. in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 11 mg extended release tablets.

Xtandi (enzalutamide)
In December 2016, Medivation and Medivation Prostate Therapeutics, Inc. (collectively, the Medivation Group); Astellas Pharma Inc., Astellas US LLC and Astellas Pharma US, Inc. (collectively, Astellas); and The Regents of the University of California filed patent-infringement suits in the U.S. District Court for the District of Delaware against Actavis Laboratories FL, Inc. and Actavis LLC (collectively, Actavis); and Zydus Pharmaceuticals (USA) Inc. and Cadila Healthcare Ltd (collectively, Zydus); and Apotex Inc. and Apotex Corp. (collectively, Apotex) in connection with those companies’ respective abbreviated new drug applications filed with the FDA for approval to market generic versions of enzalutamide. The generic manufacturers are challenging patents, which expire as early as 2026, covering enzalutamide and treatments for prostate cancer.
Matters Involving Our Collaboration/Licensing Partners
Nexium 24HR (esomeprazole)
We have an exclusive license from AstraZeneca PLC (AstraZeneca) to market in the U.S. the OTC version of Nexium (Nexium 24HR). Beginning in October 2014, Actavis Laboratories FL, Inc., and subsequently Andrx Labs, LLC (Andrx), Perrigo Company plc (Perrigo), Lupin Limited and, in October 2015, Dr. Reddy’s Laboratories, Inc. & Ltd. (Dr. Reddy’s) notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Nexium 24HR prior to the expiration of one or more of AstraZeneca’s patents listed in the Orange Book for Nexium 24HR. From November 2014 through November 2015, AstraZeneca filed actions against each of Actavis Laboratories FL, Inc., Andrx, Perrigo, Lupin Limited and Dr. Reddy’s in the U.S. District Court for the District of New Jersey asserting the infringement of the challenged patents. We are not a party to AstraZeneca’s patent-infringement actions.

Toviaz (fesoterodine)––Inter Partes Reviews
In January 2016, Mylan Pharmaceuticals and Mylan Laboratories filed petitions with the U.S. Patent & Trademark Office requesting Inter Partes Reviews of five of the patents covering fesoterodine, the active ingredient in Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019 and a patent covering salts of fesoterodine that expires in 2022.  The patents are owned by UCB, and we have an exclusive, worldwide license to market Toviaz from UCB. In July 2016, the Patent Trial and Appeal Board agreed to institute Inter Partes Reviews of all five patents. Amerigen Pharmaceuticals Limited, Alembic Pharmaceuticals Limited and Torrent Pharmaceuticals Limited have joined the Inter-Partes Reviews.
Action In Which We Are The Defendant

Inflectra (infliximab-dyyb)
In March 2015, Janssen and New York University, together, brought a patent-infringement action in the U.S. District Court for the District of Massachusetts against Hospira, Celltrion Healthcare Co. Ltd. and Celltrion Inc. alleging that infliximab-dyyb, to be marketed by Hospira in the U.S. under the brand name Inflectra, would infringe six patents relating to infliximab, its manufacture and use. Four of the patents have since been dismissed by the plaintiffs, leaving two patents at issue in the ongoing action: the infliximab antibody patent and a patent relating to cell culture media. In August 2016, the U.S. District Court for the District of Massachusetts ruled that the antibody patent was invalid, and Janssen has appealed that ruling to the Court of Appeals for the Federal Circuit.

2016 Financial Report	123

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

Asbestos
Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2016, approximately 56,200 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert was acquired by Pfizer in 2000 and is a wholly-owned subsidiary of Pfizer. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means of resolving, these claims.

Numerous lawsuits are pending against Pfizer in various federal and state courts seeking damages for alleged personal injury from exposure to products allegedly containing asbestos and other allegedly hazardous materials sold by Pfizer and certain of its previously owned subsidiaries.
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

Zoloft
A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingestion of Zoloft. Among other types of actions, the Zoloft personal injury litigation includes actions alleging a variety of birth defects as a result of the purported ingestion of Zoloft by women during pregnancy. Plaintiffs in these birth-defect actions seek compensatory and punitive damages and the disgorgement of profits resulting from the sale of Zoloft. In April 2012, the federal birth-defect cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Zoloft Products Liability Litigation MDL-2342) in the U.S. District Court for the Eastern District of Pennsylvania. A number of plaintiffs have voluntarily dismissed their actions. In April 2016, the District Court granted our motion for summary judgment, dismissing the claims of almost all of the remaining plaintiffs. In May 2016, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Third Circuit.
Lipitor

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

124	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

In September 2013 and 2014, the District Court dismissed with prejudice the claims by direct purchasers. In October and November 2014, the District Court dismissed with prejudice the claims of all other Multi-District Litigation plaintiffs. All plaintiffs have appealed the District Court’s orders dismissing their claims with prejudice to the U.S. Court of Appeals for the Third Circuit. In addition, the direct purchaser class plaintiffs appealed the order denying their motion to amend the judgment and for leave to amend their complaint to the U.S. Court of Appeals for the Third Circuit.

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
In February 2014, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Lipitor (Atorvastatin Calcium) Marketing, Sales Practices and Products Liability Litigation (No. II) MDL-2502) in the U.S. District Court for the District of South Carolina. In 2016, certain cases in the Multi-District Litigation were remanded to federal courts in California and certain state courts.  In January 2017, the District Court granted our motion for summary judgment, dismissing substantially all of the remaining cases pending in the Multi-District Litigation. In January 2017, the plaintiffs appealed the District Court's decision to the U.S. Court of Appeals for the Fourth Circuit.
Viagra
A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed melanoma and/or the exacerbation of melanoma as a result of the purported ingestion of Viagra. Plaintiffs seek compensatory and punitive damages.
In April 2016, the federal actions were transferred for coordinated pre-trial proceedings to a Multi-District Litigation (In Re: Viagra (Sildenafil Citrate) Products Liability Litigation, MDL-2691) in the U.S. District Court for the Northern District of California.
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

Celebrex
Beginning in July 2014, purported class actions were filed in the U.S. District Court for the Eastern District of Virginia against Pfizer and certain subsidiaries of Pfizer relating to Celebrex. The plaintiffs seek to represent U.S. nationwide or multi-state classes consisting of persons or entities who directly purchased from the defendants, or indirectly purchased or reimbursed patients for some or all of the purchase price of, Celebrex or generic Celebrex from May 31, 2014 until the cessation of the defendants’ allegedly unlawful conduct. The plaintiffs allege delay in the launch of generic Celebrex in violation of federal antitrust laws or certain state antitrust, consumer protection and various other laws as a result of Pfizer fraudulently obtaining and improperly listing a patent on Celebrex, engaging in sham litigation and prolonging the impact of sham litigation through settlement activity that further delayed generic entry. Each of the actions seeks treble damages on behalf of the putative class for alleged price overcharges for Celebrex since May 31, 2014. In December 2014, the District Court granted the parties’ joint motions to consolidate the direct purchaser and end-payer cases, and all such cases were consolidated as of March 2015. In October 2014 and March 2015, we filed motions to dismiss the direct purchasers’ and end-payers’ amended complaints, respectively. In November 2015, the District Court denied in part and granted in part our motion to dismiss the direct purchasers’ amended complaint. In February 2016, the District Court denied in part and granted in part our motion to dismiss the end-payers’ amended complaint, and in August 2016, the District Court dismissed substantially all of the end-payer’s remaining claims.

Intravenous Saline Solution
Beginning in November 2016, purported class actions were filed in the U.S. District Court for the Northern District of Illinois against Hospira, Hospira Worldwide, Inc. and certain other defendants relating to intravenous saline solution. Plaintiffs seek to represent classes consisting of all persons and entities in the U.S. who directly purchased intravenous saline solution sold by any of the defendants from January 1, 2013 until

2016 Financial Report	125

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

the time the defendants’ allegedly unlawful conduct ceases. Plaintiffs allege that the defendants’ conduct restricts output and artificially fixes, raises, maintains and/or stabilizes the prices of intravenous saline solution sold throughout the U.S. in violation of federal antitrust laws. Plaintiffs seek treble damages (for themselves and on behalf of the putative classes) and an injunction against defendants for alleged price overcharges for intravenous saline solution in the U.S. since January 1, 2013. On February 3, 2017, we completed the sale of our global infusion therapy net assets, HIS, which includes intravenous saline solution, to ICU Medical.
Xtandi
In April 2014, the Regents of the University of California (the Regents) filed a complaint against the Medivation Group in California Superior Court in San Francisco. Medivation was acquired by Pfizer in September 2016 and is now a wholly-owned subsidiary of Pfizer. The Regents’ complaint seeks a 10% share, under a license agreement between the Medivation Group and the Regents, of certain payments the Medivation Group receives with respect to Xtandi under the Medivation Group’s sub-licensing and collaboration agreement with Astellas. Trial is scheduled to commence in May 2017.

Hormone Therapy Consumer Class Action
A certified consumer class action is pending against Wyeth in the U.S. District Court for the Southern District of California based on the alleged off-label marketing of its hormone therapy products. The case was originally filed in December 2003. The class consists of California consumers who purchased Wyeth’s hormone-replacement products between January 1995 and January 2003 and who do not seek personal injury damages therefrom. The class seeks compensatory and punitive damages, including a full refund of the purchase price.

Eliquis
A number of individual and multi-plaintiff lawsuits have been filed against us and Bristol-Myers Squibb Company in various federal and state courts pursuant to which plaintiffs seek to recover for personal injuries, including wrongful death, due to bleeding as a result of the alleged ingestion of Eliquis. Plaintiffs seek compensatory and punitive damages.

In February 2017, the federal actions were transferred for coordinated pre-trial proceedings to a Multi-District Litigation (In Re: Eliquis (Apixaban) Products Liability Litigation MDL-2754) in the U.S. District Court for the Southern District of New York.

A3. Legal Proceedings––Commercial and Other Matters

Average Wholesale Price Litigation
Pfizer, certain of its subsidiaries and other pharmaceutical manufacturers were sued in various state courts by a number of states alleging that the defendants provided average wholesale price (AWP) information for certain of their products that was higher than the actual average prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. All but one of those actions have been resolved through settlement, dismissal or final judgment. The plaintiff state, Illinois, in the one remaining action claims that the alleged spread between the AWPs at which purchasers were reimbursed and the actual sale prices was promoted by the defendants as an incentive to purchase certain of their products. The action alleges, among other things, fraud and violation of the state’s unfair trade practices and consumer protection statutes and seeks monetary and other relief, including civil penalties and treble damages.
Monsanto-Related Matters
In 1997, Monsanto Company (Former Monsanto) contributed certain chemical manufacturing operations and facilities to a newly formed corporation, Solutia Inc. (Solutia), and spun off the shares of Solutia. In 2000, Former Monsanto merged with Pharmacia & Upjohn Company to form Pharmacia. Pharmacia then transferred its agricultural operations to a newly created subsidiary, named Monsanto Company (New Monsanto), which it spun off in a two-stage process that was completed in 2002. Pharmacia was acquired by Pfizer in 2003 and is a wholly-owned subsidiary of Pfizer.
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

Environmental Matters
In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia’s discontinued industrial chemical facility in North Haven, Connecticut and a revised site-wide feasibility study with regard to Wyeth Holdings Corporation’s discontinued industrial chemical facility in Bound Brook, New Jersey. In September 2010, our corrective measures study report with regard to the North Haven facility was approved by the EPA, and we commenced construction of the site remedy in late 2011 under an Updated Administrative Order on Consent with the EPA. In July 2011, Wyeth Holdings Corporation finalized an Administrative Settlement Agreement and Order on Consent for Removal Action (the 2011 Administrative Settlement Agreement) with the EPA with regard to the Bound Brook facility. In May 2012, we completed construction of an interim remedy to address the discharge of impacted groundwater from that facility to the Raritan River. In September 2012, the EPA issued a final remediation plan for the Bound Brook facility’s main plant area, which is generally in accordance with one of the remedies evaluated in our revised site-wide feasibility study. In March 2013, Wyeth Holdings Corporation (now Wyeth Holdings LLC) entered into an Administrative Settlement Agreement and Order on Consent with the EPA to allow us

126	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

to undertake detailed engineering design of the remedy for the main plant area and to perform a focused feasibility study for two adjacent lagoons. In September 2015, the U.S., on behalf of the EPA, lodged a complaint and consent decree with the federal District Court for the District of New Jersey that will allow Wyeth Holdings LLC to complete the design and to implement the remedy for the main plant area. In December 2015, the consent decree (which supersedes the 2011 Administrative Settlement Agreement) was entered by the District Court. We have accrued for the estimated costs of the site remedy for the North Haven facility and the site remediation for the Bound Brook facility.

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

Phenytoin Sodium Capsules
In 2012, Pfizer sold the U.K. Marketing Authorisation for phenytoin sodium capsules to a third party, but retained the right to supply the finished product to that third party. In May 2013, the U.K. Competition & Markets Authority (CMA) informed us that it had launched an investigation into the supply of phenytoin sodium capsules in the U.K. market. In August 2015, the CMA issued a Statement of Objections alleging that Pfizer and Pfizer Limited, a U.K. subsidiary, engaged in conduct that violates U.K. and EU antitrust laws. In December 2016, the CMA imposed a £84 million fine on Pfizer and Pfizer Limited. Pfizer appealed the CMA Decision to The Competition Appeal Tribunal in February 2017.

Civil Investigative Demand relating to Pharmacy Benefit Managers
In March 2016, Pfizer received a Civil Investigative Demand from the U.S. Attorney’s Office for the Southern District of New York related to Pfizer’s contractual relationships with pharmacy benefit managers with respect to certain pharmaceutical products over the period from January 1, 2006 to the present. We have been providing information to the government in response to this Civil Investigative Demand.

Subpoenas relating to Copayment Assistance Organizations
In December 2015 and July 2016, Pfizer received subpoenas from the U.S. Attorney’s Office for the District of Massachusetts requesting documents related to the Patient Access Network Foundation and other 501(c)(3)  organizations that provide  financial assistance to Medicare patients. We have been providing information to the government in response to these subpoenas.

A5. Legal Proceedings––Matters Resolved During 2016

During 2016, certain matters, including the matters discussed below, were resolved or were the subject of definitive settlement agreements or settlement agreements-in-principle.

Sutent (sunitinib malate)
In May 2010, Mylan Pharmaceuticals notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Sutent and challenging on various grounds the Sutent composition-of-matter patent, which expires in 2021, and two other patents that expire in 2020 and 2021, respectively. In June 2010, we filed suit against Mylan Pharmaceuticals in the U.S. District Court for the District of Delaware asserting the infringement of those three patents. The patent expiring in 2020 was dismissed from the case prior to trial. In October 2014, the court held that the two patents expiring in 2021 were valid and infringed. In October 2014, Mylan Pharmaceuticals appealed the decision to the U.S. Court of Appeals for the Federal Circuit. In January 2016, the U.S. Court of Appeals for the Federal Circuit affirmed the District Court’s decision upholding the validity and infringement of the two patents expiring in 2021.
Protonix
In 2009, the U.S. Department of Justice (DOJ) filed a civil complaint in intervention in two qui tam actions that had been filed under seal in the U.S. District Court for the District of Massachusetts. The complaint alleged that Wyeth’s practices relating to the pricing for Protonix for Medicaid rebate purposes between 2001 and 2006, prior to Wyeth’s acquisition by Pfizer, violated the Federal Civil False Claims Act and federal common law. The two qui tam actions have been unsealed, and the complaints included substantially similar allegations. In addition, in 2009, several states and the District of Columbia filed a complaint under the same docket number in the U.S. District Court for the District of Massachusetts asserting violations of various state laws based on allegations substantially similar to those set forth in the civil complaint filed by the DOJ. On February 12, 2016, Wyeth and the DOJ reached an agreement in principle to resolve the actions pending in the U.S. District Court for the District of Massachusetts for $784.6 million, which was recorded in Other (income)/deductions––net for the year ended December 31, 2015 and paid on April 29, 2016. In April 2016, the agreement was finalized. The final agreement does not include an admission of liability by Wyeth. In August 2016, the Court entered an Order of Dismissal.
Effexor XR (venlafaxine HCl)
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

2016 Financial Report	127

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The trial in this action was held in January 2014, and the Federal Court issued various findings in March 2014. On June 30, 2014, the Federal Court issued a judgment based on those findings, awarding Teva Canada Limited damages of approximately Canadian dollars 125 million, consisting of compensatory damages, pre-judgment interest and legal costs. This judgment was satisfied by Pfizer Canada Inc., as successor to the Wyeth companies, in July 2014. In September 2014, Pfizer Canada Inc. appealed the judgment and, in May 2016, the Federal Court of Appeal vacated the lower court’s decision and remanded the case to the lower court for further proceedings. The lower court will determine whether to affirm, decrease or raise this amount. Ratiopharm has sought leave from the Canada Supreme Court to review the decision of the Court of Appeal.

Lipitor Whistleblower Action
In 2004, a former employee filed a “whistleblower” action against us in the U.S. District Court for the Eastern District of New York. The complaint remained under seal until September 2007, at which time the U.S. Attorney for the Eastern District of New York declined to intervene in the case. We were served with the complaint in December 2007. Plaintiff alleges off-label promotion of Lipitor in violation of the Federal Civil False Claims Act and the false claims acts of certain states, and plaintiff seeks treble damages and civil penalties on behalf of the federal government and the specified states as the result of their purchase, or reimbursement of patients for the purchase, of Lipitor allegedly for such off-label uses. Plaintiff also seeks compensation as a whistleblower under those federal and state statutes. In addition, plaintiff alleges that he was wrongfully terminated, in violation of the anti-retaliation provisions of applicable federal and New York law, and plaintiff seeks damages and the reinstatement of his employment. In 2009, the District Court dismissed without prejudice the off-label promotion claims and, in 2010, plaintiff filed an amended complaint containing off-label promotion allegations that are substantially similar to the allegations in the original complaint. In November 2012, the District Court dismissed the amended complaint. In December 2012, plaintiff appealed the District Court's decision to the U.S. Court of Appeals for the Second Circuit. In August 2014, the U.S. Court of Appeals for the Second Circuit dismissed the appeal for lack of jurisdiction and sent the case back to the District Court for clarification of its ruling regarding the plaintiff's employment claims. In November 2014, the District Court granted plaintiff’s motion for a partial final judgment certifying the dismissal of the false claims counts, and plaintiff appealed the order dismissing those claims to the U.S. Court of Appeals for the Second Circuit. In May 2016, the U.S. Court of Appeals for the Second Circuit affirmed the District Court’s dismissal of the false claims counts, and it subsequently denied a petition for panel rehearing. The plaintiff’s time to file a petition for certiorari requesting a review by the U.S. Supreme Court expired in January 2017. In November 2016, the District Court administratively closed plaintiff’s employment law claims, subject to Plaintiff requesting to reopen them by January 2017. In December 2016, plaintiff’s request to reopen the case to consider his employment law claims was granted. We expect to resolve plaintiff’s employment claims on terms not material to Pfizer.

Celebrex and Bextra
Beginning in late 2004, several purported class actions were filed in federal and state courts alleging that Pfizer and certain of our current and former officers violated federal securities laws by misrepresenting the safety of Celebrex and Bextra. In June 2005, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York. In March 2012, the court in the Multi-District Litigation certified a class consisting of all persons who purchased or acquired Pfizer stock between October 31, 2000 and October 19, 2005. In May 2014, the court in the Multi-District Litigation granted Pfizer’s motion to exclude the testimony of the plaintiffs’ loss causation and damages expert. We subsequently filed a motion for summary judgment seeking dismissal of the litigation, and the plaintiffs filed a motion for leave to submit an amended report by their expert. In July 2014, the court denied the plaintiffs’ motion for leave to submit an amended report and granted our motion for summary judgment, dismissing the plaintiffs’ claims in their entirety. In August 2014, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Second Circuit. In April 2016, the U.S. Court of Appeals for the Second Circuit reversed the District Court’s decision and remanded the case to the District Court for further proceedings. In July 2016, the parties reached an agreement in principle to resolve this matter for all defendants for $486 million, which was recorded in Other (income)/deductions––net for the year ended December 31, 2016, and was paid in accordance with the terms of the settlement agreement. In December 2016, the District Court approved the settlement agreement.

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2016, recorded amounts for the estimated fair value of these indemnifications were not significant.

Pfizer Inc. has also guaranteed the long-term debt of certain companies that it acquired and that now are subsidiaries of Pfizer.

C. Purchase Commitments

As of December 31, 2016, we had agreements totaling $4.7 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.
Note 18. Segment, Geographic and Other Revenue Information

A. Segment Information

We manage our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH), which was previously known as Established Products. Beginning in the second quarter of 2016, we reorganized our operating segments to reflect that we now manage our innovative pharmaceutical and consumer healthcare operations as one business segment, IH. From the

128	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

beginning of our fiscal year 2014 until the second quarter of 2016, these operations were managed as two business segments: the GIP segment and the VOC segment. We have revised prior-period information (Revenues and Earnings, as defined by management) to reflect the reorganization. The IH and EH operating segments are each led by a single manager. Each operating segment has responsibility for its commercial activities and for certain IPR&D projects for new investigational products and additional indications for in-line products that generally have achieved proof-of-concept. Each business has a geographic footprint across developed and emerging markets.
We regularly review our segments and the approach used by management to evaluate performance and allocate resources.

Operating Segments

Some additional information about our business segments follows:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare diseases and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and, through February 2, 2017, infusion systems. EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Viagra (U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer products (e.g., Advil and Centrum)
Leading brands include: - Lipitor - Premarin family - Norvasc - Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries) - Celebrex - Pristiq - Several sterile injectable products
The following change in 2016 impacted IH:

•
In connection with the formation in early 2016 of the GPD organization, a new unified center for late-stage development for our innovative products, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios, effective in the second quarter of 2016, certain development-related functions transferred from IH to GPD.

The following changes in 2016 impacted EH:

•
Beginning in 2016, our contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation (previously known as Pfizer CentreSource or PCS), including the revenues and expenses related to our manufacturing and supply agreements with Zoetis, which prior to 2016 was managed outside EH as part of PGS and previously reported in “Other Unallocated” costs; and (ii) the revenues and expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in EH since we acquired Hospira on September 3, 2015.

•
In connection with the formation of a new EH R&D organization effective in the first quarter of 2016, certain functions transferred from Pfizer’s WRD organization to the new EH R&D organization. The new R&D organization within EH expects to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars.

Our chief operating decision maker uses the revenues and earnings of the two operating segments, among other factors, for performance evaluation and resource allocation.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs associated with the following:

•
WRD, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the newly formed GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

•
GPD, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects. In connection with the formation of the GPD organization, effective in the second quarter of 2016, certain development-related functions transferred from WRD and IH to GPD. We have reclassified approximately $78 million of costs in the first quarter of 2016, $341 million of costs in 2015, and $343 million of costs in 2014 from WRD to GPD as well as $76 million of costs in the first quarter of 2016, $318 million of costs in 2015 and $271 million of costs in 2014 from IH to GPD to conform to the presentation as part of GPD in 2016.

•
Pfizer Medical, which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. In 2015 and 2014, Medical was also responsible for regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes, which are now part of the compliance function within Corporate.

2016 Financial Report	129

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•
Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

•
Other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). The increase in Cost of sales in 2016 reflects, among other items, the change in manufacturing variances driven by demand decreases versus plan for certain legacy Hospira and legacy Pfizer products.

•
Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and PP&E; (ii) acquisition-related costs, where we incur costs for executing the transaction, integrating the acquired operations and restructuring the combined company; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items that are evaluated on an individual basis by management and which include non-acquisition-related restructuring costs, as well as costs incurred for legal settlements, asset impairments and disposals of assets or businesses, including, as applicable, any associated transition activities.

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by multiple operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $172 billion as of December 31, 2016 and approximately $167 billion as of December 31, 2015.
Selected Income Statement Information

The following table provides selected income statement information by reportable segment:
	Revenues			Earnings(a)			Depreciation and Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014	2016	2015	2014	2016	2015	2014
Reportable Segments:
IH(c)	$29,197	$26,758	$24,005	$15,854	$14,581	$12,743	$583	$552	$522
EH(d)	23,627	22,094	25,401	12,898	12,714	16,020	600	446	490
Total reportable segments	52,824	48,851	49,406	28,752	27,295	28,763	1,183	998	1,012
Other business activities(e)	—	—	—	(3,184)	(3,091)	(3,151)	86	77	74
Reconciling Items:
Corporate(f)	—	—	—	(5,326)	(5,430)	(5,200)	356	354	384
Purchase accounting adjustments(f)	—	—	—	(4,185)	(3,953)	(3,641)	3,890	3,573	3,782
Acquisition-related costs(f)	—	—	—	(785)	(894)	(183)	7	75	53
Certain significant items(g)	—	—	198	(5,888)	(4,321)	(3,749)	200	48	207
Other unallocated(f)	—	—	—	(1,032)	(642)	(601)	35	33	24
	$52,824	$48,851	$49,605	$8,351	$8,965	$12,240	$5,757	$5,157	$5,537

(a)	Income from continuing operations before provision for taxes on income.

(b)
Certain production facilities are shared. Depreciation is allocated based on estimates of physical production. Amounts here relate solely to the depreciation and amortization associated with continuing operations.

(c)
On June 24, 2016, we acquired Anacor and on September 28, 2016, we acquired Medivation. Commencing from their respective acquisition dates, our results of operations and IH’s operating results for 2016 include approximately six months of legacy Anacor operations, which were immaterial, and approximately three months of legacy Medivation operations. Additionally, in connection with the formation in early 2016 of the GPD organization, effective in the second quarter of 2016, certain development-related functions transferred from IH to GPD. We have reclassified approximately $76 million of costs in the first quarter of 2016, $318 million of costs in 2015 and $271 million of costs in 2014 from IH to GPD to conform to the presentation as part of GPD in 2016.

(d)
On September 3, 2015, we acquired Hospira. Commencing from the acquisition date, our results of operations and EH’s operating results include legacy Hospira commercial operations, including the legacy Hospira One-2-One contract manufacturing business. In accordance with our domestic and international reporting periods, our results of operations and EH's operating results for 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira International operations. See Note 2A for additional information. Beginning in 2016, our contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation (previously known as Pfizer CentreSource or PCS), including the revenues and expenses related to our manufacturing and supply agreements with Zoetis, which prior to 2016 was managed outside EH as part of PGS and previously reported in “Other Unallocated” costs; and (ii) the revenues and expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in EH since we acquired Hospira on September 3, 2015. We have reclassified prior period PCS operating results ($506 million of PCS revenues and $96 million of PCS earnings in 2015, which in 2015 includes revenues and expenses related to our manufacturing and supply agreements with Zoetis, and $253 million of PCS revenues and $69 million of PCS earnings in 2014) to conform to the current period presentation as part of EH. As noted above, in connection with the formation in 2016 of a new EH R&D organization, certain functions transferred from Pfizer’s WRD organization to the new EH R&D organization. We have reclassified approximately $274 million of costs in 2015 and $281 million of costs in 2014 from WRD to EH to conform to the current period presentation as part of EH.

(e)	Other business activities includes the costs managed by our WRD, GPD and Pfizer Medical organizations.

(f)	For a description, see the “Other Costs and Business Activities” section above.

(g)
Certain significant items are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.

130	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

For Revenues in 2014, certain significant items primarily represent revenues related to our manufacturing and supply agreements with Zoetis.
For Earnings in 2016, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.5 billion, (ii) charges for certain legal matters of $494 million, (iii) an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell of $1.7 billion, (iv) certain asset impairment charges of $1.4 billion, (v) charges for business and legal entity alignment of $261 million and (vi) other charges of $509 million. For additional information, see Note 2B, Note 3 and Note 4.
For Earnings in 2015, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $584 million, (ii) foreign currency loss and inventory impairment related to Venezuela of $878 million, (iii) certain asset impairment charges of $787 million, (iv) a charge related to pension settlements of $491 million, (v) charges for business and legal entity alignment of $282 million, (vi) charges for certain legal matters of $968 million and (vii) other charges of $332 million. For additional information, see Note 3 and Note 4.
For Earnings in 2014, certain significant items includes: (i) charges for certain legal matters of $999 million, (ii) certain asset impairments of $440 million, (iii) a charge for an additional year of Branded Prescription Drug Fee of $215 million, (iv) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $598 million, (v) an upfront fee associated with collaborative arrangement with Merck KGaA of $1.2 billion, (vi) charges for business and legal entity alignment of $168 million and (vii) other charges of $165 million. For additional information, see Note 2D, Note 3 and Note 4.

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

B. Geographic Information

Revenues exceeded $500 million in each of 11 countries outside the U.S. in 2016 and in each of 12 countries outside the U.S. in 2015 and 2014, respectively. The U.S. is the only country to contribute more than 10% of total revenue in 2016, 2015 and 2014.

The following table provides revenues by geographic area:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
United States(a)	$26,369	$21,704	$19,073
Developed Europe(a), (b)	9,306	9,714	11,719
Developed Rest of World(a), (c)	6,729	6,298	7,314
Emerging Markets (a), (d)	10,420	11,136	11,499
Revenues	$52,824	$48,851	$49,605

(a)
On June 24, 2016, we acquired Anacor and on September 28, 2016, we acquired Medivation. Commencing from their respective acquisition dates, our results of operations include the operating results of Anacor and Medivation. In accordance with our domestic reporting period, our results of operations for 2016 include approximately six months of legacy Anacor operations, which were immaterial, and approximately three months of legacy Medivation operations. On September 3, 2015, we acquired Hospira. Commencing from the acquisition date, our results of operations include the operating results of Hospira. In accordance with our domestic and international reporting periods, our results of operations for 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. See Note 2A for additional information.

(b)
Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland. Revenues denominated in euros were $7.2 billion in 2016, $7.4 billion in 2015 and $9.0 billion in 2014.

(c)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.

(d)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

Long-lived assets by geographic region follow(a):
	As of December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Property, plant and equipment, net
United States	$6,649	$7,072	$5,575
Developed Europe(b)	4,228	4,376	4,606
Developed Rest of World(c)	643	660	617
Emerging Markets(d)	1,797	1,658	963
Property, plant and equipment, net	$13,318	$13,766	$11,762

(a)
Reflects legacy Medivation and legacy Anacor amounts in 2016, commencing on the Medivation acquisition date, September 28, 2016, and Anacor acquisition date, June 24, 2016. Reflects legacy Hospira amounts in 2016 and 2015 commencing on the Hospira acquisition date, September 3, 2015.

(b)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.

(c)
Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand. Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

2016 Financial Report	131

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Other Revenue Information

Significant Customers

We sell our biopharmaceutical products primarily to customers in the wholesale sector. In 2016, sales to our three largest U.S. wholesaler customers represented approximately 16%, 12% and 10% of total revenues, respectively, and, collectively, represented approximately 29% of total trade accounts receivable as of December 31, 2016. In 2015, sales to our three largest U.S. wholesaler customers represented approximately 14%, 11% and 10% of total revenues, respectively, and, collectively, represented approximately 23% of total trade accounts receivable as of December 31, 2015. In 2014, sales to our three largest U.S. wholesaler customers represented approximately 13%, 10% and 9% of total revenues, respectively, and, collectively, represented approximately 25% of total trade accounts receivable as of December 31, 2014. For all years presented, these sales and related trade accounts receivable were concentrated in our biopharmaceutical businesses.

132	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues

The following table provides detailed revenue information:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014

PFIZER INNOVATIVE HEALTH (IH)(a)	$29,197	$26,758	$24,005
Internal Medicine	$8,858	$7,611	$6,727
Lyrica IH(b)	4,165	3,655	3,350
Viagra IH(c)	1,181	1,297	1,181
Chantix/Champix	842	671	647
Toviaz	258	267	288
BMP2	251	232	228
Alliance revenues(d)	1,588	1,256	759
All other Internal Medicine(e)	573	233	276
Vaccines	$6,071	$6,454	$4,480
Prevnar 13/Prevenar 13	5,718	6,245	4,464
FSME/IMMUN-TicoVac	114	104	—
All other Vaccines	239	104	16
Oncology	$4,563	$2,955	$2,218
Ibrance	2,135	723	—
Sutent	1,095	1,120	1,174
Xalkori	561	488	438
Inlyta	401	430	410
Xtandi alliance revenues	140	—	—
All other Oncology	231	194	195
Inflammation & Immunology (I&I)	$3,928	$3,918	$4,241
Enbrel (Outside the U.S. and Canada)	2,909	3,333	3,850
Xeljanz	927	523	308
All other I&I	93	61	82
Rare Disease	$2,369	$2,425	2,893
BeneFIX	712	752	856
Genotropin	579	617	723
Refacto AF/Xyntha	554	533	631
Somavert	232	218	229
Rapamune	170	197	339
All other Rare Disease	122	108	114
Consumer Healthcare	$3,407	$3,395	$3,446
PFIZER ESSENTIAL HEALTH (EH)(f)	$23,627	$22,094	$25,600
Legacy Established Products (LEP)(g)	$11,194	$11,745	$13,016
Lipitor	1,758	1,860	2,061
Premarin family	1,017	1,018	1,076
Norvasc	962	991	1,112
EpiPen	386	339	294
Xalatan/Xalacom	363	399	495
Relpax	323	352	382
Zoloft	304	374	423
Effexor	278	288	344
Zithromax/Zmax	272	275	311
Xanax/Xanax XR	222	224	253
Cardura	192	210	263
Neurontin	182	196	210
Tikosyn	153	179	141
Depo-Provera	126	170	201
Diflucan	119	181	208
All other LEP	4,538	4,689	5,242
Sterile Injectable Pharmaceuticals (SIP)(h)	$6,018	$3,944	$3,277
Medrol	450	402	381
Sulperazon	396	339	354
Fragmin	318	335	364
Tygacil	274	304	323
All other SIP	4,579	2,563	1,855

2016 Financial Report	133

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2016	2015	2014
Peri-LOE Products(i)	$4,220	$5,326	$8,855
Lyrica EH(b)	801	1,183	1,818
Celebrex	733	830	2,699
Pristiq	732	715	737
Vfend	590	682	756
Zyvox	421	883	1,352
Viagra EH(c)	383	411	504
Revatio	285	260	276
All Other Peri-LOE Products	276	362	714
Infusion Systems(j)	$1,158	$403	$—
Biosimilars(k)	$319	$63	$—
Inflectra/Remsima	192	30	—
All Other Biosimilars	127	33	—
Pfizer CentreOne(l)	$718	$612	$451
Revenues	$52,824	$48,851	$49,605

Total Lyrica(b)	$4,966	$4,839	$5,168
Total Viagra(c)	$1,564	$1,708	$1,685
Total Alliance revenues	$1,746	$1,312	$957

(a)
The IH business, previously known as the Innovative Products business, encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all legacy Anacor and Medivation commercial operations. Anacor's and Medivation's commercial operations are included in IH's operating results in our consolidated statements of income, commencing from the acquisition date of June 24, 2016 for Anacor and from the acquisition date of September 28, 2016 for Medivation. As a result, IH's revenues for 2016 reflect approximately six months of legacy Anacor operations, which were immaterial, and three months of legacy Medivation operations.

(b)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(c)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(d)	Includes Eliquis for all years presented and Rebif for 2015 and 2014.

(e)	Includes Eliquis direct sales markets.

(f)
The EH business, previously known as the Established Products business, encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Infusion Systems (through February 2, 2017), Biosimilars and Pfizer CentreOne and includes all legacy Hospira commercial operations. Hospira's commercial operations, including the legacy Hospira One-2-One sterile injectables contract manufacturing business, are included in EH’s operating results in our consolidated statements of income, commencing from the acquisition date of September 3, 2015. Therefore, in accordance with our domestic and international reporting periods, our results of operations and EH's operating results for 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. Also, effective as of the beginning of 2016, our contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation (previously known as Pfizer CentreSource or PCS), including our manufacturing and supply agreements with Zoetis, which prior to 2016 was managed outside EH as part of PGS and previously reported in “Other Unallocated” costs; and (ii) legacy Hospira's One-2-One sterile injectables contract manufacturing operation. We have reclassified prior period PCS revenues ($506 million in 2015 and $253 million in 2014) to conform to the current period presentation as part of EH.

(g)	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).

(h)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

(i)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

(j)
Infusion Systems (through February 2, 2017) include Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(k)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle East markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle East markets.

(l)
Pfizer CentreOne includes (i) revenues from legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation (previously known as Pfizer CentreSource or PCS), including revenues related to our manufacturing and supply agreements with Zoetis; and (ii) revenues from legacy Hospira’s One-2-One sterile injectables contract manufacturing operation.

We performed certain reclassifications, primarily between Legacy Established and Sterile Injectable Pharmaceuticals, to conform to current period presentation.

134	2016 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 19. Subsequent Event

A. Accelerated Share Repurchase Agreement
On February 2, 2017, we entered into an accelerated share repurchase agreement with Citibank to repurchase $5 billion of our common stock. Pursuant to the terms of the agreement, on February 6, 2017, we paid $5 billion to Citibank and received an initial delivery of approximately 126 million shares of our common stock from Citibank at a price of $31.73 per share, which represented, based on the closing price of our common stock on the NYSE on February 2, 2017, approximately 80% of the notional amount of the accelerated share repurchase agreement. As of February 6, 2017, the common stock received is included in Treasury Stock. At settlement of the agreement, which is expected to occur during or prior to the third quarter of 2017, Citibank may be required to deliver additional shares of common stock to us, or, under certain circumstances, we may be required to deliver shares of our common stock or may elect to make a cash payment to Citibank, with the number of shares to be delivered or the amount of such payment, as well as the final average price per share, based on the difference between the volume-weighted average price, less a discount, of Pfizer’s common stock during the term of the transaction. This agreement was entered into pursuant to our previously announced share repurchase authorization. After giving effect to the accelerated share repurchase agreement, our remaining share-purchase authorization was approximately $6.4 billion at February 6, 2017.

2016 Financial Report	135

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second(a)	Third(b)	Fourth
2016
Revenues	$13,005	$13,147	$13,045	$13,627
Costs and expenses(c), (d)	9,303	10,421	10,910	12,115
Restructuring charges and certain acquisition-related costs(e)	141	316	531	735
Income from continuing operations before provision for taxes on income	3,561	2,410	1,604	777
Provision for taxes on income(f)	513	347	249	13
Income from continuing operations(f)	3,048	2,062	1,355	763
Discontinued operations—net of tax	—	1	—	17
Net income before allocation to noncontrolling interests(f)	3,048	2,063	1,355	780
Less: Net income attributable to noncontrolling interests	9	16	—	6
Net income attributable to Pfizer Inc.(f)	$3,038	$2,047	$1,355	$775
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.49	$0.34	$0.22	$0.12
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.49	$0.34	$0.22	$0.13
Earnings per common share—diluted(f):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.49	$0.33	$0.22	$0.12
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.49	$0.33	$0.22	$0.13

Cash dividends paid per common share	$0.30	$0.30	$0.30	$0.30
Stock prices
High	$32.24	$35.65	$37.39	$34.00
Low	$28.25	$30.06	$33.30	$29.83

(a)	In accordance with our domestic reporting periods, our consolidated statement of income for the second quarter of 2016 reflects five days of operating results for Anacor, which were immaterial.

(b)
In accordance with our domestic and international reporting periods, our consolidated statement of income for the third quarter of 2016 reflects three business days of legacy Medivation operations, which were immaterial.

(c)
The third quarter of 2016 includes a pre-tax impairment charge of $1.4 billion recorded in Other (income)/deductions––net, representing the amount by which the carrying value of HIS net assets held for sale exceeded the fair value less estimated costs to sell.

(d)
The fourth quarter of 2016 historically reflects higher costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses. The fourth quarter of 2016 includes a pre-tax impairment charge of $290 million recorded in Other (income)/deductions––net, representing the amount by which the carrying value of HIS net assets held for sale exceeded the fair value less estimated costs to sell.

(e)
The third quarter of 2016 reflects (i) restructuring charges of $404 million for employee termination costs, exit costs and asset impairments, which are largely associated with cost reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Hospira and Medivation; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $54 million, most of which are directly related to our acquisition of Medivation; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $73 million, primarily related to our acquisition of Hospira.

The fourth quarter of 2016 reflects (i) restructuring charges of $582 million for employee termination costs, asset impairments and other exit costs, which are largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $13 million, most of which are directly related to our acquisition of Anacor; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $141 million, primarily related to our acquisition of Hospira.

(f)
Amounts reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies for share-based compensation to be recognized as a component of the Provision for taxes on income. The net tax benefit was $22 million, $28 million, $35 million, and $4 million in each of the first, second, third and fourth quarters of 2016, respectively. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

136	2016 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third(a)	Fourth(b)
2015
Revenues	$10,864	$11,853	$12,087	$14,047
Costs and expenses(c)	7,722	8,228	8,808	13,976
Restructuring charges and certain acquisition-related costs(d), (e)	60	86	581	425
Income/(loss) from continuing operations before provision for taxes on income	3,082	3,539	2,697	(354)
Provision/(benefit) for taxes on income	706	905	567	(188)
Income/(loss) from continuing operations	2,376	2,635	2,130	(166)
Discontinued operations—net of tax	5	1	8	(3)
Net income/(loss) before allocation to noncontrolling interests	2,381	2,635	2,139	(169)
Less: Net income attributable to noncontrolling interests	6	9	9	3
Net income/(loss) attributable to Pfizer Inc.	$2,376	$2,626	$2,130	$(172)
Earnings/(loss) per common share—basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.38	$0.43	$0.34	$(0.03)
Discontinued operations—net of tax	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.38	$0.43	$0.35	$(0.03)
Earnings/(loss) per common share—diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.38	$0.42	$0.34	$(0.03)
Discontinued operations—net of tax	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.38	$0.42	$0.34	$(0.03)

Cash dividends paid per common share	$0.28	$0.28	$0.28	$0.28
Stock prices
High	$35.45	$35.53	$36.46	$36.07
Low	$31.01	$33.21	$28.47	$30.64

(a)
In accordance with our domestic and international reporting periods, our consolidated statement of income for the third quarter of 2015 reflects one month of legacy Hospira U.S. operations but does not include any financial results from legacy Hospira international operations.

(b)	In accordance with our domestic and international reporting periods, our consolidated statement of income for the fourth quarter of 2015 reflects three months of legacy Hospira global operations.

(c)
The fourth quarter of 2015 historically reflects higher costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses. The fourth quarter of 2015 includes (i) charges of $878 million related to Venezuela resulting from foreign currency loss ($806 million) and an inventory impairment charge ($72 million); (ii) a charge of $784.6 million for an agreement in principle reached in February and finalized in April 2016 to settle claims relating to Protonix; (iii) charges of $491 million related to pension settlements; (iv) a benefit of $306 million resulting from a change in the profit deferred in inventory relating to inventory that had not been sold to third parties; and (v) a charge of $245 million related to the write-down of assets to net realizable value, which is primarily recorded in Other (income)/deductions––net.

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

(e)
The fourth quarter of 2015 reflects (i) restructuring charges of $256 million for employee termination costs, asset impairments and other exit costs, which are largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our terminated combination with Allergan and our acquisition of Hospira of $52 million; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $116 million, primarily related to our acquisition of Hospira.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

2016 Financial Report	137

Financial Summary
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2016	2015	2014	2013	2012
Revenues(b)	$52,824	$48,851	$49,605	$51,584	$54,657
Income from continuing operations(b), (c)	7,229	6,975	9,119	11,410	9,021
Total assets(b), (d)	171,615	167,381	167,473	170,329	182,896
Long-term obligations(b), (d), (e), (f)	80,660	72,985	74,265	70,395	72,030

Earnings per common share—basic(c)
Income from continuing operations attributable to Pfizer Inc. common shareholders(c)	$1.18	$1.13	$1.43	$1.67	$1.21
Discontinued operations—net of tax(g)	—	—	0.01	1.56	0.75
Net income attributable to Pfizer Inc. common shareholders(c)	$1.18	$1.13	$1.44	$3.23	$1.96
Earnings per common share—diluted(c)
Income from continuing operations attributable to Pfizer Inc. common shareholders(c)	$1.17	$1.11	$1.41	$1.65	$1.20
Discontinued operations—net of tax(g)	—	—	0.01	1.54	0.74
Net income attributable to Pfizer Inc. common shareholders(c)	$1.17	$1.11	$1.42	$3.19	$1.94

Cash dividends paid per common share	$1.20	$1.12	$1.04	$0.96	$0.88

(a)	2016 reflects the acquisition of Medivation on September 28, 2016 and the acquisition of Anacor on June 24, 2016, and 2015 and 2016 reflect the acquisition of Hospira on September 3, 2015.

(b)	All amounts reflect the June 24, 2013 disposition of Zoetis and its presentation as a discontinued operation in all periods prior to 2014 presented.

(c)
2016 reflects the adoption of a new accounting standard, as of January 1, 2016, requiring excess tax benefits or deficiencies for share-based compensation to be recognized as a component of the Provision for taxes on income. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards.

(d)
All years reflect the retrospective adoption of a new accounting standard as of January 1, 2016 that changed the presentation of debt issuance costs related to a recognized debt liability as a direct deduction from the carrying value of the associated debt, consistent with the presentation of a debt discount. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards.

(e)	All years reflect the adoption of an accounting standard that requires all deferred tax assets and liabilities to be classified as noncurrent in the balance sheet.

(f)	Defined as Long-term debt, Pension benefit obligations, net, Postretirement benefit obligations, net, Noncurrent deferred tax liabilities, Other taxes payable and Other noncurrent liabilities.

(g)	Includes (i) the Animal Health (Zoetis) business through June 24, 2013, the date of disposal, and (ii) the Nutrition business through November 30, 2012, the date of disposal.

138	2016 Financial Report

Peer Group Performance Graph
Pfizer Inc. and Subsidiary Companies

The following graph assumes a $100 investment on December 31, 2011, and reinvestment of all dividends, in each of the Company’s Common Stock, the S&P 500 Index, and a composite peer group of the major U.S. and European-based pharmaceutical companies, which are: Abbott Laboratories (for 2011-2012 only), AbbVie Inc. (beginning in 2013), Amgen, Inc., AstraZeneca plc, Bristol-Myers Squibb Company, Eli Lilly & Co., GlaxoSmithKline plc, Johnson & Johnson, Merck and Co., Inc., Novartis AG, Roche Holding AG and Sanofi SA.

Five Year Performance

	2011	2012	2013	2014	2015	2016
PFIZER	$100.0	$120.4	$152.0	160.0	$171.4	$179.1
PEER GROUP	$100.0	$112.4	$149.4	167.9	$170.4	$173.8
S&P 500	$100.0	$116.0	$153.5	174.5	$176.9	$198.1

2016 Financial Report	139