Form 10-K, Exhibit 13
period 2017-12-31
PFIZER INC
filed 2018-02-22
CIK 78003

EXHIBIT 13

Pfizer Inc. 2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

GLOSSARY OF DEFINED TERMS

Unless the context requires otherwise, references to “Pfizer,” “the Company,” “we,” “us” or “our” in this 2017 Financial Report (defined below) refer to Pfizer Inc. and its subsidiaries. We also have used several other terms in this 2017 Financial Report, most of which are explained or defined below:

2017 Financial Report	This Financial Report for the fiscal year ended December 31, 2017, which was filed as Exhibit 13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2017
2017 Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2017
AAV	Adeno-Associated Virus
ABO	Accumulated postretirement benefit obligation
ACA (Also referred to as U.S. Healthcare Legislation)	U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act.
ACIP	Advisory Committee on Immunization Practices
ALK	anaplastic lymphoma kinase
Allergan	Allergan plc
Alliance revenues	Revenues from alliance agreements under which we co-promote products discovered or developed by other companies or us
AM-Pharma	AM-Pharma B.V.
Anacor	Anacor Pharmaceuticals, Inc.
Astellas	Astellas Pharma U.S. Inc.
ASU	Accounting Standards Update
ATM-AVI	aztreonam-avibactam
Bamboo	Bamboo Therapeutics, Inc.
Baxter	Baxter International Inc.
BMS	Bristol-Myers Squibb Company
BRCA	BReast CAncer susceptibility gene
CDC	U.S. Centers for Disease Control and Prevention
Cellectis	Cellectis SA
Celltrion	Celltrion Inc. and Celltrion Healthcare, Co., Ltd. (collectively)
Citibank	Citibank N.A.
CLBP	chronic low back pain
CML	chronic myelogenous leukemia
Developed Markets	U.S., Western Europe, Japan, Canada, Australia, South Korea, Scandinavian countries, Finland and New Zealand
EEA	European Economic Area
EH	Essential Health
ELT	Executive Leadership Team
EMA	European Medicines Agency
Emerging Markets	Includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey
EPS	earnings per share
EU	European Union
FASB	Financial Accounting Standards Board
FDA	U.S. Food and Drug Administration
GAAP	Generally Accepted Accounting Principles
GHD	growth hormone deficiency
GIST	gastrointestinal stromal tumors
GPD	Global Product Development organization
GS&Co.	Goldman, Sachs & Co.
HER	human epidermal growth factor receptor
HER2-	human epidermal growth factor receptor 2-negative
hGH-CTP	human growth hormone
HIS	Hospira Infusion Systems
Hisun	Zhejiang Hisun Pharmaceuticals Co., Ltd.
Hisun Pfizer	Hisun Pfizer Pharmaceuticals Company Limited
Hospira	Hospira, Inc.
HR+	hormone receptor-positive
ICU Medical	ICU Medical, Inc.
IH	Innovative Health
InnoPharma	InnoPharma, Inc.

2017 Financial Report	i

Financial Review
Pfizer Inc. and Subsidiary Companies

IPR&D	in-process research and development
IRC	Internal Revenue Code
IRS	U.S. Internal Revenue Service
IV	intravenous
Janssen	Janssen Biotech Inc.
J&J	Johnson & Johnson Corp.
King	King Pharmaceuticals, Inc.
LDL	low density lipoprotein
LEP	Legacy Established Products
LIBOR	London Interbank Offered Rate
Lilly	Eli Lilly & Company
LOE	loss of exclusivity
MCC	Merkel Cell Carcinoma
MCO	Managed Care Organization
MDV	multi-dose vial
Medivation	Medivation, Inc.
Merck	Merck & Co., Inc.
Moody’s	Moody’s Investors Service
NAV	Net asset value
NDA	new drug application
NovaQuest	NovaQuest Co-Investment Fund II, L.P. or NovaQuest Co-Investment Fund V, L.P., as applicable
NSCLC	non-small cell lung cancer
NYSE	New York Stock Exchange
OA	osteoarthritis
OPKO	OPKO Health, Inc.
OTC	over-the-counter
PARP	poly ADP ribose polymerase
PBM	Pharmacy Benefit Manager
PBO	Projected benefit obligation
Pharmacia	Pharmacia Corporation
PPS	Portfolio Performance Shares
PP&E	Property, plant & equipment
PSAs	Performance Share Awards
PTSRUs	Performance Total Shareholder Return Units
PTUs	Profit Units
RCC	renal cell carcinoma
recAP	recombinant human Alkaline Phosphatase
R&D	research and development
RPI	RPI Finance Trust
RSUs	Restricted Stock Units
Sandoz	Sandoz, Inc., a division of Novartis AG
Sangamo	Sangamo Therapeutics, Inc.
SEC	U.S. Securities and Exchange Commission
SGA	small for gestational age
S&P	Standard and Poor’s
SIP	Sterile Injectable Pharmaceuticals
Tax Cuts and Jobs Act or TCJA	H.R.1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018”
Teuto	Laboratório Teuto Brasileiro S.A.
Teva	Teva Pharmaceuticals USA, Inc.
TSR	Total Shareholder Return
TSRUs	Total Shareholder Return Units
UC	urothelial carcinoma
U.K.	United Kingdom
U.S.	United States
VAI	Voluntary Action Indicated
VAT	value added tax
ViiV	ViiV Healthcare Limited
WRD	Worldwide Research and Development
Zoetis	Zoetis Inc.

ii	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

INTRODUCTION

See the Glossary of Defined Terms at the beginning of this 2017 Financial Report for terms used throughout this Financial Review. Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. and its subsidiaries (the Company). It should be read in conjunction with the consolidated financial statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2017 Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

●	Overview of Our Performance, Operating Environment, Strategy and Outlook	Beginning on page 2

This section provides information about the following: Financial Highlights, Our Business; Our 2017 Performance; Our Operating Environment; The Global Economic Environment, Our Strategy; Our Business Development Initiatives, such as acquisitions, dispositions, licensing and collaborations; and Our Financial Guidance for 2018.

●	Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions	Beginning on page 16

This section discusses those accounting policies and estimates that we consider important in understanding our consolidated financial statements. For additional discussion of our accounting policies, see Notes to Consolidated Financial Statements—Note 1. Basis of Presentation and Significant Accounting Policies.

●	Analysis of the Consolidated Statements of Income	Beginning on page 20
This section includes a Revenues Overview section as well as the following sub-sections:
	○ Revenues-Major Products	Beginning on page 26
This sub-section provides an overview of several of our biopharmaceutical products.
	○ Product Developments-Biopharmaceutical	Beginning on page 30
This sub-section provides an overview of important biopharmaceutical product developments.
	○ Costs and Expenses	Beginning on page 34
This sub-section provides a discussion about our costs and expenses.
	○ Provision/(Benefit) for Taxes on Income	Beginning on page 37
This sub-section provides a discussion of items impacting our tax provisions.
	○ Non-GAAP Financial Measure (Adjusted Income)	Beginning on page 38
This sub-section provides a discussion of an alternative view of performance used by management.
●	Analysis of Operating Segment Information	Beginning on page 44
This section provides a discussion of the performance of each of our operating segments.
●	Analysis of the Consolidated Statements of Comprehensive Income	Beginning on page 52
This section provides a discussion of changes in certain components of other comprehensive income.
●	Analysis of the Consolidated Balance Sheets	Beginning on page 53
This section provides a discussion of changes in certain balance sheet accounts, including Accumulated other comprehensive loss.
●	Analysis of the Consolidated Statements of Cash Flows	Beginning on page 54
This section provides an analysis of our consolidated cash flows for the three years ended December 31, 2017.
●	Analysis of Financial Condition, Liquidity and Capital Resources	Beginning on page 56

This section provides an analysis of selected measures of our liquidity and of our capital resources as of December 31, 2017 and December 31, 2016, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2017 and December 31, 2016. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

●	New Accounting Standards	Beginning on page 61
This section discusses accounting standards that we have recently adopted, as well as those that recently have been issued, but not yet adopted.
●	Forward-Looking Information and Factors That May Affect Future Results	Beginning on page 66

This section provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review relating to, among other things, our anticipated operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipatory regulatory submissions, data read-outs, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, manufacturing and products supply and plans relating to share repurchases and dividends. Also included in this section are discussions of Financial Risk Management and Contingencies, including legal and tax matters.

Certain amounts in our Financial Review may not add due to rounding. All percentages have been calculated using unrounded amounts.

2017 Financial Report	1

Financial Review
Pfizer Inc. and Subsidiary Companies

OVERVIEW OF OUR PERFORMANCE, OPERATING ENVIRONMENT, STRATEGY AND OUTLOOK

Financial Highlights

The following charts provide a summary of certain financial performance (in billions, except per share data):

2017 Total Revenues––$52.5 billion	2017 Net Cash Flow from Operations––$16.5 billion
A decrease of 1% compared to 2016	An increase of 4% compared to 2016

2017 Reported Diluted EPS––$3.52	2017 Adjusted Diluted EPS (Non-GAAP)––$2.65*
An increase of over 100% compared to 2016	An increase of 11% compared to 2016

*
For an understanding of Adjusted diluted EPS (which is a non-GAAP financial measure), including reconciliations of certain GAAP reported to non-GAAP adjusted information, see the “Non-GAAP Financial Measure (Adjusted Income)” section of this Financial Review.

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

The majority of our revenues come from the manufacture and sale of biopharmaceutical products. The biopharmaceutical industry is highly competitive and highly regulated. As a result, we face a number of industry-specific factors and challenges, which can significantly impact our results. These factors include, among others: the loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights, the ability to replenish innovative biopharmaceutical products, healthcare legislation, pipeline productivity, the regulatory environment, pricing and access pressures and competition. We also face challenges as a result of the global economic environment. For additional information about these factors and challenges, see the “Our Operating Environment” and “The Global Economic Environment” sections of this Financial Review and Part I, Item 1A, “Risk Factors,” of our 2017 Form 10-K.

The financial information included in our consolidated financial statements for our subsidiaries operating outside the U.S. is as of and for the year ended November 30 for each year presented. Pfizer's fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented.

2	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

References to developed and emerging markets in this Financial Review include:
Developed markets	U.S., Western Europe, Japan, Canada, Australia, South Korea, Scandinavian countries, Finland and New Zealand

Emerging markets (include, but are not limited to)	Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey
References to operational variances in this Financial Review pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela in 2015. The operational variances are determined by multiplying or dividing, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year average foreign exchange rates. Although exchange rate changes are part of our business, they are not within our control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, we believe presenting operational variances provides useful information to evaluate the results of our business.

On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the Federal corporate income tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. For information on estimates and assumptions in connection with the TCJA, see Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

In October 2017, we announced that we are reviewing strategic alternatives for our Consumer Healthcare business. A range of options will be considered, including a full or partial separation of the Consumer Healthcare business from Pfizer through a spin-off, sale or other transaction, and we may ultimately determine to retain the business.

Our significant business development activities include:

•
On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS, to ICU Medical for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing. At closing, we received 3.2 million newly issued shares of ICU Medical common stock, which we initially valued at approximately $428 million, a promissory note in the amount of $75 million and net cash of approximately $200 million before customary adjustments for net working capital. In addition, we are entitled to receive a contingent amount of up to an additional $225 million in cash based on ICU Medical’s achievement of certain cumulative performance targets for the combined company through December 31, 2019. The operating results of HIS are included in our consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the year ended December 31, 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for the year ended December 31, 2016 reflect 12 months of HIS global operations and for the year ended December 31, 2015 reflect four months of HIS U.S. operations and three months of HIS international operations. Assets and liabilities associated with HIS are presented as held for sale in the consolidated balance sheet as of December 31, 2016.

•
On December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S. for $1,045 million, composed of cash and contingent consideration. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of this business, and, in accordance with our international reporting period, our financial results, EH’s operating results, and cash flows for the year ended December 31, 2017 reflect approximately 11 months of the small molecule anti-infectives business acquired from AstraZeneca.

•
On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Of this consideration, approximately $365 million was not paid as of December 31, 2016, and was recorded in Other current liabilities. The remaining consideration was paid as of December 31, 2017. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Medivation. Therefore, Medivation operations are reflected in our financial results, IH’s operating results, and cash flows for the year ended December 31, 2017. In accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately three months of Medivation operations.

•
On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion, net of cash acquired), plus $698 million debt assumed. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Anacor. Therefore, Anacor operations are reflected in our financial results, IH’s operating results, and cash flows for the year ended December 31, 2017. In accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately six months of Anacor operations.

•
On April 6, 2016, we announced that the merger agreement between Pfizer and Allergan entered into on November 22, 2015 was terminated by mutual agreement of the companies. The decision was driven by the actions announced by the U.S. Department of Treasury on April 4, 2016, which the companies concluded qualified as an “Adverse Tax Law Change” under the merger agreement. In connection with the termination of the merger agreement, on April 8, 2016 (which fell into Pfizer’s second fiscal quarter of 2016), Pfizer paid Allergan $150 million (pre-tax) for reimbursement of Allergan’s expenses associated with the terminated transaction (see the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net). Pfizer and Allergan also released each other from any and all claims in connection with the merger agreement.

•
On September 3, 2015, we acquired Hospira for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Hospira. In accordance with our

2017 Financial Report	3

Financial Review
Pfizer Inc. and Subsidiary Companies

domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2015 reflect four months of Hospira U.S. operations and three months of Hospira international operations.
For additional information, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment and the “Our Strategy”, “Our Business Development Initiatives” and “Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” sections of this Financial Review.

Impact of Recent Hurricanes in Puerto Rico

We have manufacturing and commercial operations in Puerto Rico, which were impacted by the recent hurricanes toward the end of the third quarter in 2017. While our three manufacturing sites sustained some damage and became inoperable due to issues impacting Puerto Rico overall, as of the date of this 2017 Financial Report filing, all three sites have resumed operations and remediation activities continue. Given prior inoperability along with ongoing remediation of our sites, there could be certain product shortages in the coming months. Our commercial sales offices in Puerto Rico have been operational since October 9, 2017.

In 2017, we recorded $195 million in Cost of sales for inventory losses, overhead costs related to the period in which the plants could not operate, and incremental costs to date resulting from the hurricanes in Puerto Rico. We may record additional losses in future periods but we are unable to predict them with certainty at this time. As a result of dual source supply options and sufficient pre-hurricane inventory levels, we currently expect the impact on future revenues to be insignificant. We will continue to monitor the situation closely and make any updates to our outlook if warranted.

Product Manufacturing

We periodically encounter difficulties or delays in manufacturing, including due to legal or regulatory actions, such as warning letters, suspension of manufacturing or voluntary recall of a product. In February 2017, for example, we received a warning letter from the FDA communicating the FDA’s view that certain violations of current Good Manufacturing Practice regulations exist at Hospira’s manufacturing facility in McPherson, Kansas. We are undertaking corrective actions to address the concerns raised by the FDA. In January 2018, the FDA upgraded the status of Pfizer’s McPherson, Kansas manufacturing facility to VAI based on an October 2017 inspection. The change to VAI status will lift the compliance hold that the FDA placed on approval of pending applications, and is an important step toward resolving the issues cited in the February 2017 FDA warning letter. Within our Essential Health portfolio, we have been experiencing product shortages with some products. The product shortages are primarily for products from the legacy Hospira portfolio and are largely driven by capacity constraints and technical issues. Any continued product shortage interruption at this manufacturing facility could negatively impact our financial results, specifically in our SIP portfolio. In addition to the McPherson facility, we continue to remediate issues at other legacy Hospira facilities manufacturing sterile injectables within our Essential Health portfolio. We expect to make substantial progress on our remediation efforts during 2018.
Our 2017 Performance

Revenues––2017

Revenues in 2017 decreased by $278 million, or 1%, compared to 2016, which reflects a slight net operational decrease of $20 million, or less than 1%, and an unfavorable impact of foreign exchange of $259 million, or less than 1%.
Compared to 2016, total revenues for 2017 were unfavorably impacted by approximately $200 million as a result of 2017 having one less selling day in both U.S. and international markets.
The following graph illustrates the components of the decrease in revenues in 2017:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.

4	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following provides an analysis of the decrease in revenues in 2017:

(MILLIONS OF DOLLARS)

2016 Revenues	$52,824

Operational growth/(decline):
Continued growth from key brands(a) and growth from Biosimilars(b)	2,810
Increase in Xtandi alliance revenues in the U.S. (September 2016 acquisition of Medivation)	450
Declines from Peri-LOE Products, Enbrel (driven by declines in most developed Europe markets), Viagra (IH) (in the U.S.), and our SIP and LEP portfolios, as well as a decline in Prevnar 13/Prevenar 13 (primarily in the U.S.)	(2,375)
Disposition-related operational impact––February 2017 sale of HIS(c)	(1,062)
Other operational factors, net	157
Operational decline, net	(20)

Operational revenues	52,804
Unfavorable impact of foreign exchange	(259)
2017 Revenues	$52,546

(a)	Key brands include Ibrance and Eliquis (both globally), as well as Xeljanz and Lyrica (IH) (both primarily in the U.S.).

(b)	Growth in Biosimilars was primarily driven by Inflectra in the U.S. and developed Europe markets.

(c)
In 2017, financial results include approximately one month of HIS domestic operations and approximately two months of HIS international operations, compared to 12 months of HIS global operations in 2016.

See the “Analysis of the Consolidated Statements of Income––Revenues––Overview” section below for more information, including a discussion of key drivers of our revenue performance.
Income from Continuing Operations Before Provision/(Benefit) for Taxes on Income––2017
The following provides an analysis of the increase in Income from continuing operations before provision/benefit) for taxes on income for 2017:

(MILLIONS OF DOLLARS)

Income from continuing operations before provision/(benefit) for taxes on income for the year ended December 31, 2016	$8,351

Unfavorable change in revenues	(278)

Favorable/(Unfavorable) changes:
Nonrecurrence of 2016 impairment on remeasurement of HIS net assets and lower loss on sale of HIS(a)	1,657
Lower Restructuring charges and certain acquisition-related costs(b)	1,237
Lower Cost of sales(c)	1,089
Lower certain asset impairments(a)	1,052
Lower certain legal matters, net(a)	269
Higher dividend income(a)	256
Lower business and legal entity alignment costs(a)	190
Higher net gains on asset disposals(a)	172
Lower Selling, information and administrative expenses(d)	53
Higher Amortization of intangible assets(e)	(703)
Higher net losses on early retirement of debt(a)	(687)
Lower royalty-related income(a)	(406)
All other items, net	52
Income from continuing operations before provision/(benefit) for taxes on income for the year ended December 31, 2017	$12,305

(a)	See the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net.

(b)	See the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review.

(c)	See the “Costs and Expenses––Cost of Sales” section of this Financial Review.

(d)	See the “Costs and Expenses––Selling, Informational and Administrative Expenses” section of this Financial Review.

(e)	See the “Costs and Expenses––Amortization of Intangible Assets” section of this Financial Review.
For information on our tax provision and effective tax rate see the “Provision/(Benefit) for Taxes on Income” section of this Financial Review and Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2017 Financial Report	5

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Operating Environment

Industry-Specific Challenges

Intellectual Property Rights and Collaboration/Licensing Rights

The loss, expiration or invalidation of intellectual property rights, patent litigation settlements with generic manufacturers and the expiration of co-promotion and licensing rights can have a significant adverse effect on our revenues. Many of our branded products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or has been lost prior to the expiration date as a result of a legal challenge, we lose exclusivity on these products, and generic pharmaceutical manufacturers generally produce similar products and sell them for a lower price. The date at which generic competition commences may be different from the date that the patent or regulatory exclusivity expires. However, when generic competition does commence, the resulting price competition can substantially decrease our revenues for the impacted products, often in a very short period of time. Also, if one of our patents is found to be invalid by judicial, court or administrative proceedings, such as inter partes review, post-grant review, re-examination or opposition proceedings, before the U.S. Patent and Trademark Office, the European Patent Office, or other foreign counterparts, generic or competitive products could be introduced into the market resulting in the erosion of sales of our existing products. For example, several of the patents in our pneumococcal vaccine portfolio have been challenged in inter partes review and post-grant review proceedings in the U.S. The invalidation of these patents could potentially allow a competitor pneumococcal vaccine into the marketplace.

As a result of a patent litigation settlement, Teva launched a generic version of Viagra in the U.S. in December 2017.

We lost or expect to lose exclusivity for various other products in various markets over the next few years, including, among others, the expiration of the basic product patent for Lyrica in the U.S. in December 2018. Pfizer is currently pursuing a six-month patent-term extension for pediatric exclusivity for Lyrica in the U.S. with the FDA.
For additional information, see the “Recent Losses and Expected Losses of Product Exclusivity” section below.

Our biotechnology products, including BeneFIX, ReFacto, Xyntha, Bavencio, Prevnar 13/Prevenar 13 and Enbrel (we market Enbrel outside the U.S. and Canada), may face in the future, or already face, competition from biosimilars (also referred to as follow-on biologics). If competitors are able to obtain marketing approval for biosimilars referencing our biotechnology products, our biotechnology products may become subject to competition from these biosimilars, with attendant competitive pressure, and price reductions could follow. For example, Enbrel faces ongoing biosimilar competition in most developed Europe markets, which is expected to continue. The expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant regulatory exclusivity period has expired.

We have lost exclusivity for a number of our products in certain markets and we have lost collaboration rights with respect to a number of our alliance products in certain markets, and we expect certain products to face significantly increased generic competition over the next few years.

Specifically:

Recent Losses and Expected Losses of Product Exclusivity
The following table provides information about certain of our products recently experiencing, or expected to experience in 2018, patent expirations or loss of regulatory exclusivity in the U.S., Europe or Japan, showing, by product, the key dates or expected key dates, the markets impacted and the revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Product Revenues in Markets Impacted
Products	Key Dates(a)	Markets Impacted	Year Ended December 31,
			2017	2016	2015
Viagra(b)	June 2013 May 2014 December 2017	Major European markets Japan U.S.	$850	$1,217	$1,338
Rapamune	January 2014 June 2015	U.S. Major European markets	90	115	129
Inspra(c)	March 2014 July 2015	Major European markets Japan	87	97	118
Lyrica(d)	July 2014 December 2018	Major European markets U.S.	3,901	3,831	3,710
Zyvox(e)	August 2014 First half of 2015 January 2016	Japan U.S. Major European markets	103	235	644
Enbrel(f)	August 2015 September 2015	Major European markets Japan	1,686	2,146	2,402
Relpax	December 2015 December 2016	Major European markets U.S.	176	263	295
Vfend	July 2016 January 2016	Major European markets Japan	150	299	349
Tygacil	April 2016	U.S.	45	80	110
Pristiq(g)	March 2017	U.S.	133	578	553

(a)	Unless stated otherwise, “Key Dates” indicate patent-based expiration dates.

6	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(b)	As a result of a patent litigation settlement, Teva launched a generic version of Viagra in the U.S. in December 2017.

(c)
Generic versions of Inspra became available in major European markets following the March 2014 expiry of regulatory exclusivity for Inspra in most major European markets, allowing generic companies to submit applications for marketing authorizations for their generic products.

(d)
Generic versions of Lyrica became available in major European markets following the July 2014 expiry of regulatory exclusivity for Lyrica in the EU, allowing generic companies to submit applications for marketing authorizations for their generic products. The basic product patent for Lyrica in the U.S. is expected to expire in December 2018. Pfizer is currently pursuing a six-month patent-term extension for pediatric exclusivity in the U.S. with the FDA.

(e)
Pursuant to terms of a settlement agreement, certain formulations of Zyvox became subject to generic competition in the U.S. in January 2015. Other formulations of Zyvox became subject to generic competition in the U.S. in the first half of 2015.

(f)	In January 2016, an etanercept biosimilar referencing Enbrel was approved by the European Commission.

(g)	As a result of a patent litigation settlement with several generic manufacturers, generic versions of Pristiq launched in the U.S. in March 2017.

Recent Losses of Collaboration Rights

The following table provides information about certain of our alliance revenue products that have experienced losses of collaboration rights, showing, by product, the date of the loss of the collaboration rights, the markets impacted and the alliance revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Alliance Revenues in Markets Impacted
Products	Date of Loss of Collaboration Rights	Markets Impacted	Year Ended December 31,
			2017	2016	2015
Spiriva(a)	April 2014 (U.S.), between 2012 and 2016 (Japan, certain European countries, Australia, Canada and South Korea)	U.S., Japan, certain European countries, Australia, Canada and South Korea	$—	$6	$27
Rebif(b)	End of 2015	U.S.	13	—	371

(a)	Our collaboration with Boehringer Ingelheim for Spiriva expired on a country-by-country basis between 2012 and 2016. On April 29, 2014, our alliance in the U.S. came to an end.

(b)
Our collaboration agreement with EMD Serono Inc. to co-promote Rebif in the U.S. expired at the end of 2015. Patent litigation brought by Biogen Idec MA Inc. against EMD Serono Inc. and Pfizer is pending in the U.S. District Court for the District of New Jersey, and EMD Serono Inc. has acknowledged that they are obligated to satisfy any award of damages.

In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2017 Form 10-K.
Our financial results in 2017 reflect the impact of the loss of exclusivity of various products (and the expiration of certain alliance product contract rights) discussed above.
We will continue to aggressively defend our patent rights whenever we deem appropriate. For more detailed information about our significant products, see the discussion in the “Revenues––Major Products” and “Revenues––Selected Product Discussion” sections of this Financial Review. For a discussion of certain recent developments with respect to patent litigation, see Notes to Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation.

Regulatory Environment/Pricing and Access––U.S. Healthcare Legislation

In March 2010, the ACA was enacted in the U.S. For additional information, see the “Government Regulation and Price Constraints” section in Part I, Item 1, “Business”, of our 2017 Form 10-K.

We recorded the following amounts as a result of the U.S. Healthcare Legislation:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Reduction to Revenues, related to the Medicare “coverage gap” discount provision	$450	$410	$399
Selling, informational and administrative expenses, related to the fee payable to the federal government (which is not deductible for U.S. income tax purposes), based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs	307	312	251

Regulatory Environment/Pricing and Access––Government and Other Payer Group Pressures

The pricing of medicines by pharmaceutical manufacturers and the cost of healthcare, which includes medicines, medical services and hospital services, continues to be important to payors, governments, patients, and other stakeholders. We believe that medicines are amongst the most powerful tool for patients in curing, treating and preventing illness and disability, and that all patients should have appropriate access to the medicines their doctors prescribe. We consider a number of factors when determining a medicine’s price, including, for example, its impact on patients and their disease, other available treatments, the medicine’s potential to reduce other healthcare costs (such as hospital stays), and affordability. Within the U.S., in particular, we may also engage with patients, doctors and healthcare plans regarding their views. We then negotiate with insurers, including PBMs and MCOs, often providing significant discounts to them from the initial price. The price that patients pay for the medicines their physicians prescribe is ultimately set by healthcare providers and insurers. On average, insurers cover a much lower share of prescription drug costs than medical services, which results in a greater proportion of out-of-pocket costs being passed on to patients for medicines, thereby making them less accessible and affordable. We will continue to work with insurance providers, governments and others to improve access to today’s innovative treatments.

2017 Financial Report	7

Financial Review
Pfizer Inc. and Subsidiary Companies

Governments, MCOs and other payer groups continue to seek increasing discounts on our products through a variety of means, such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In Europe, Japan, China, Canada, South Korea and some other international markets, governments provide healthcare at low-to-zero direct cost to consumers at the point of care and have significant power as large single payers to regulate pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored healthcare system, particularly under recent global economic pressures. In the U.S., government action to reduce federal spending on entitlement programs including Medicare and Medicaid may affect payment for our products or services provided using our products. Any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented could have an adverse impact on our results of operations. Significant Medicare reductions could also result if Congress proceeds with certain proposals to convert the Medicare fee-for-service program into a premium support program, or Congress chooses to implement the recommendations made annually by the Medicare Payment Advisory Commission, which are primarily intended to extend the fiscal solvency of the Medicare program.
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

Efforts by government officials or legislators to implement measures to regulate prices or payments for pharmaceutical products, including legislation on drug importation, could adversely affect our business if implemented. Recently, there has been considerable public and government scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals. There have also been recent state legislative efforts to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices. Recent legislation enacted includes, for example, a 2017 Maryland law that prohibits a generic drug manufacturer or wholesale distributor from engaging in price gouging in the sale of certain off-patent or generic drugs, and a 2017 California law that requires manufacturers to provide advanced notification of price increases to certain purchasers and report specified drug pricing information to the state. Certain state legislation, like the Maryland law, has been subject to legal challenges.

Adoption of new legislation at the federal or state level could further affect demand for, or pricing of, our products. We believe medicines are the most efficient and effective use of healthcare dollars based on the value they deliver to the overall healthcare system. We will continue to work with law makers and advocate for solutions that effectively improve patient health outcomes, lower costs to the healthcare system, and ensure access to medicines within an efficient and affordable healthcare system.

We face uncertainties due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the ACA. The likelihood of such a repeal currently appears low given the failure of the Senate’s multiple attempts to repeal various combinations of ACA provisions. In October 2017, the President signed an Executive Order directing federal agencies to look for ways to authorize more health plans that could be less expensive because the plans would not have to meet all of the ACA’s coverage requirements, and announced that his administration will withhold the cost-sharing subsidies paid to health insurance exchange plans serving low-income enrollees. In December 2017, the comprehensive tax reform package signed into law, the TCJA (see the “The Global Economic Environment” section below for more information), includes a provision that effectively repealed the ACA’s individual mandate by removing the penalties. These and similar actions by the administration are widely expected to lead to fewer Americans having comprehensive ACA-compliant health insurance, even in the absence of a legislative repeal. However, the revenues generated for Pfizer by the health insurance exchanges under the ACA are minor, so the impact of the recent administration actions is expected to be limited. There is no assurance that any future replacement, modification or repeal of the ACA will not adversely affect our business and financial results, particularly if the legislation reduces incentives for employer-sponsored insurance coverage. We also may face uncertainties if our industry is looked to for savings to fund certain legislation, such as lifting the debt ceiling. One recent example is the Bipartisan Budget Act of 2018, which increased the discount we pay in the Medicare Part D coverage gap from 50% to 70%, which will modestly reduce our future Medicare Part D revenues.

The potential for additional pricing and access pressures in the commercial sector continues to be significant. Some employers, seeking to avoid the tax on high-cost health insurance in the ACA to be imposed in 2020, are already scaling back healthcare benefits and an increasing number are implementing high deductible benefit designs. This is a trend that is likely to continue. Private third-party payers, such as health plans, increasingly challenge pharmaceutical product pricing, which could result in lower prices, lower reimbursement rates and a reduction in demand for our products. Pricing pressures for our products may occur as a result of highly competitive insurance markets. Healthcare provider purchasers, directly or through group purchasing organizations, are seeking enhanced discounts or implementing more rigorous bidding or purchasing review processes.

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

Outside the U.S., governments, including the different EU Member States, may use a variety of cost-containment measures for our pharmaceutical products, including price cuts, mandatory rebates, health technology assessments, and international reference pricing (i.e., the practice of a country linking its regulated medicine prices to those of other countries). This international patchwork of price regulation and differing economic conditions and assessments of value across countries has led to different prices in different countries, varying health outcomes and some third-party trade in our products between countries.

In particular, international reference pricing adds to the regional impact of price cuts in individual countries and can hinder patient access and innovation. Price variations, exacerbated by international reference pricing systems, also have resulted from exchange rate fluctuations. The

8	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

downward pricing pressure resulting from this dynamic can be expected to continue as a result of reforms to international reference pricing policies and measures targeting pharmaceuticals in some European countries.

In addition, several important multilateral organizations, such as the United Nations (UN) and the Organization for Economic Cooperation and Development (OECD), are increasing scrutiny of international pharmaceutical pricing through issuing reports and policy recommendations (e.g., 2016 UN High Level Panel Report on Access to Medicines and 2017 OECD Report on New Health Technologies––Managing Access, Value and Sustainability). Government adoption of these recommendations may lead to additional pricing pressures.

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

Competition

Many of our prescription pharmaceutical products face competition in the form of branded or generic drugs or biosimilars that treat similar diseases or indications. For additional information, see the “Competition” section in Part I, Item 1, “Business”, of our 2017 Form 10-K.
The Global Economic Environment

In addition to the industry-specific factors discussed above, we, like other businesses, are exposed to the economic cycle, which impacts our biopharmaceutical operations globally.

•
Governments, corporations, and insurance companies, which provide insurance benefits to patients, have implemented increases in cost-sharing and restrictions on access to medicines, potentially causing patients to switch to generic or biosimilar products, delay treatments, skip doses or use less effective treatments. Government financing pressures can lead to negative pricing pressure in various markets where governments take an active role in setting prices, access criteria (e.g., through public or private health technology assessments), or other means of cost control. Examples include Europe, Japan, China, Canada, South Korea and a number of other international markets. The U.S. continues to maintain competitive insurance markets, but has also seen significant increases in patient cost-sharing and growing government influence as government programs continue to grow as a source of coverage.

•
We continue to monitor developments regarding government and government agency receivables in several European markets, including Greece, where economic conditions remain challenging and uncertain. For further information about our Accounts Receivable, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review.

•
Significant portions of our revenues, costs and expenses, as well as our substantial international net assets, are exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. Depending on market conditions, foreign exchange risk also is managed through the use of derivative financial instruments and foreign currency debt. As we operate in multiple foreign currencies, including the euro, the Japanese yen, the Chinese renminbi, the U.K. pound, the Canadian dollar and approximately 100 other currencies, changes in those currencies relative to the U.S. dollar will impact our revenues and expenses. If the U.S. dollar were to weaken against another currency, assuming all other variables remained constant, our revenues would increase, having a positive impact on earnings, and our overall expenses would increase, having a negative impact on earnings. Conversely, if the U.S. dollar were to strengthen against another currency, assuming all other variables remained constant, our revenues would decrease, having a negative impact on earnings, and our overall expenses would decrease, having a positive impact on earnings. Therefore, significant changes in foreign exchange rates can impact our results and our financial guidance.

The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations, including Venezuela, can impact our results and financial guidance. In the fourth quarter of 2015, we recorded a foreign currency loss of $806 million and an inventory impairment charge of $72 million related to conditions in Venezuela. For further information about our exposure to foreign currency risk, see the “Analysis of Financial Condition, Liquidity and Capital Resources” and the “Our Financial Guidance for 2018” sections

2017 Financial Report	9

Financial Review
Pfizer Inc. and Subsidiary Companies

of this Financial Review. For further information about our foreign currency losses related to Venezuela, see Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net.

•
In June 2016, the U.K. electorate voted in a referendum to leave the EU, which is commonly referred to as “Brexit”. In March 2017, the U.K. government formally notified the European Council of its intention to leave the EU after it triggered Article 50 of the Lisbon Treaty to begin the two-year negotiation process establishing the terms of the exit and outlining the future relationship between the U.K. and the EU. Formal negotiations officially started in June 2017. This process continues to be highly complex and the end result of these negotiations may pose certain implications to our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products.

We generated approximately 2% of our worldwide revenues from the U.K. in 2017. However, except for the foreign currency exchange impact from the weakening U.K. pound relative to the U.S. dollar to date, there are no other immediate-term impacts to our business as there has not yet been a formal change in the relationship between the U.K. and the EU. In addition, because of the significant uncertainties associated with the negotiation process, any potential long-term impacts are not currently determinable.

•
On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the Federal corporate income tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts for 2017 as well as the estimated impact on 2018 financial guidance for the effective tax rate on adjusted income are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. For additional information, see the “Our Financial Guidance for 2018”, “Provision/(Benefit) for Taxes on Income” and “Analysis of Financial Condition, Liquidity and Capital Resources” sections of this Financial Review and Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

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

These and other industry-wide factors that may affect our businesses should be considered along with information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and in Part I, Item 1A, “Risk Factors,” of our 2017 Form 10-K.
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

10	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Some additional information about our business segments as of the date of the filing of this 2017 Financial Report follows:

●
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.

Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.
●
EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars, select branded products including anti-infectives and, through February 2, 2017, HIS. EH also includes an R&D organization, as well as our contract manufacturing business.

●
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
●
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

●
IH will have continued focus on R&D productivity and pipeline strength while maximizing the value of our recently launched brands and in-line portfolio. Our acquisitions of Anacor and Medivation expanded our pipeline in the high priority therapeutic areas of inflammation and immunology and oncology.
●
For EH, we continue to invest in growth drivers and manage the portfolio to extract additional value while seeking opportunities for operating efficiencies. This strategy includes active management of our portfolio; maximizing growth of core product segments; acquisitions to strengthen core areas of our portfolio further, such as our recent acquisition of AstraZeneca’s small molecule anti-infectives business; and divestitures to increase focus on our core strengths. In line with this strategy, on February 3, 2017, we completed the sale of Pfizer’s global infusion systems net assets, representing the infusion systems net assets that we acquired as part of the Hospira transaction, HIS, to ICU Medical.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and
Centrum)

Leading brands include:
- Lipitor
- Premarin family
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra*
- Inflectra/Remsima
- Several sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, total Viagra worldwide revenues will be reported in EH from 2018 forward.

For additional information about the 2017 performance of each of our operating segments, see the “Analysis of Operating Segment Information” section of this Financial Review.
Description of Research and Development Operations

Innovation is critical to the success of our company, and drug discovery and development is time-consuming, expensive and unpredictable. Our goal is to discover, develop and bring to market innovative products that address major unmet medical needs. Our R&D priorities include:

•	delivering a pipeline of differentiated therapies and vaccines with the greatest medical and commercial potential;

•	advancing our capabilities that can position Pfizer for long-term leadership; and

•	creating new models for biomedical collaboration that will expedite the pace of innovation and productivity.
To that end, our R&D primarily focuses on:

•	Biosimilars;

•	Inflammation and Immunology;

•	Metabolic Disease and Cardiovascular Risks;

•	Oncology;

•	Rare Diseases; and

•	Vaccines.

2017 Financial Report	11

Financial Review
Pfizer Inc. and Subsidiary Companies

In January 2018, we announced our decision to end internal neuroscience discovery and early development efforts and re-allocate funding to other areas where we have stronger scientific leadership. We plan to create a dedicated neuroscience venture fund to support continued efforts to advance the field. The development of tanezumab and potential treatments for rare neuromuscular disorders is not impacted by this decision.

We continue to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that will deliver value in the near term and over time. Our R&D spending is conducted through a number of matrix organizations:

•
Research Units within our WRD organization are generally responsible for research and early-stage development assets for our IH business (assets that have not yet achieved proof-of-concept). Our Research Units are organized by therapeutic area to enhance flexibility, cohesiveness and focus. Because of our structure, we can rapidly redeploy resources within a Research Unit between various projects as necessary because the workforce shares similar skills, expertise and/or focus.

•	Our R&D organization within the EH business supports the large base of EH products and is expected to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars.

•
Our GPD organization is a unified center for late-stage development for our innovative products and is generally responsible for the operational execution of clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD is expected to enable more efficient and effective development and enhance our ability to accelerate and progress assets through our pipeline. GPD combines certain previously separate development-related functions from the IH business and the WRD organization to achieve a development capability that is expected to deliver high-quality, efficient, and well-executed clinical programs by enabling greater speed, greater cost efficiencies, and reduced complexity across our development portfolio. GPD also provides technical support and other services to Pfizer R&D projects.

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
While a significant portion of R&D is done internally, we continue to seek out promising chemical and biological lead molecules and innovative technologies developed by third parties to incorporate into our discovery and development processes or projects, as well as our product lines, by entering into collaborations, alliance and license agreements with other companies, as well as leveraging acquisitions and equity- or debt-based investments. These agreements enable us to co-develop, license or acquire promising compounds, technologies or capabilities. We also enter into agreements pursuant to which a third party agrees to fund a portion of the development costs of one of our pipeline products in exchange for rights to receive potential milestone payments, revenue sharing payments, profit sharing payments and/or royalties. Collaboration, alliance, license and funding agreements and equity- or debt-based investments allow us to share risk and cost and to access external scientific and technological expertise, and enable us to advance our own products as well as in-licensed or acquired products.

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
Intellectual Property Rights
We continue to aggressively defend our patent rights against increasingly aggressive infringement whenever appropriate, and we will continue to support efforts that strengthen worldwide recognition of patent rights while taking necessary steps to ensure appropriate patient access. In addition, we will continue to employ innovative approaches designed to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of our products, and we will continue to participate in the generics market for our products, whenever appropriate, once they lose exclusivity. Also, the pursuit of valid business opportunities may require us to challenge intellectual property rights held by other companies that we believe were improperly granted. Such challenges may include negotiation and litigation, which may not be successful. For additional information about our current efforts to enforce our intellectual property rights and certain other patent proceedings, see Notes to Consolidated Financial Statements––Note 17A1. Commitments and Contingencies: Legal Proceedings––Patent Litigation. For information on risks related to patent protection and intellectual property claims by third parties, see "Risks Related to Intellectual Property" in Part I, Item 1A, “Risk Factors” in our 2017 Form 10-K.

12	2017 Financial Report

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
In December 2017, our Board of Directors declared a first-quarter 2018 dividend of $0.34 per share, an increase from the $0.32 per-share quarterly dividend paid during 2017. For additional information, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review and Notes to Consolidated Financial Statements––Note 12. Equity.

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

Increasing Investment in the U.S.––After evaluating the expected positive net impact the TCJA will have on us, we have decided to take several actions:

•	Over the next five years, we plan to invest approximately $5.0 billion in capital projects in the U.S., including the strengthening of our manufacturing presence in the U.S.

•
In the fourth quarter of 2017, we made a $200 million charitable contribution to the Pfizer Foundation, an organization that provides grant and investment funding to support organizations and social entrepreneurs in an effort to improve healthcare delivery.

•	We made a $500 million voluntary contribution to our U.S. pension plan in February 2018.

•	We have also allocated approximately $100 million for a special, one-time bonus to be paid to all non-executive Pfizer colleagues that is expected to be paid in the first quarter of 2018.

Our Business Development Initiatives
We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, collaborations, equity- or debt-based investments, dispositions, mergers and acquisitions. We view our business development activity as an enabler of our strategies, and we seek to generate earnings growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We continue to evaluate business development transactions that have the potential to strengthen one or both of our businesses and their capabilities, such as our acquisitions of Hospira, Medivation, Anacor and AstraZeneca’s small molecule anti-infectives business, as well as collaborations, and alliance and license agreements with other companies, including our collaborations with Cellectis, OPKO and Merck KGaA. We assess our businesses, assets and scientific capabilities/portfolio as part of our regular, ongoing portfolio review process and also continue to consider business development activities that will advance our businesses. In October 2017, we announced that we are reviewing strategic alternatives for our Consumer Healthcare business. A range of options will be considered, including a full or partial separation of the Consumer Healthcare business from Pfizer through a spin-off, sale or other transaction, and we may ultimately determine to retain the business. We expect that any decision regarding strategic alternatives for Consumer Healthcare would be made during 2018. For additional information on our business development activities, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment.
The more significant recent transactions and events are described below:

•
Sale of Hospira Infusion Systems Net Assets to ICU Medical, Inc. (EH)––On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS, to ICU Medical. In connection with this transaction, we recognized pre-tax losses of approximately $55 million in 2017 in Other (income)/deductions––net, representing adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell. We may record additional adjustments to the loss on the sale of HIS net assets in future periods, pending final working capital adjustments, among other agreement provisions, which we do not expect to have a material impact on our consolidated financial statements.

•
Acquisition of AstraZeneca’s Small Molecule Anti-Infectives Business (EH)––On December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S. The total fair value of the consideration transferred for this business was approximately $555 million in cash plus the fair value of contingent consideration of $490 million.

•
Acquisition of Medivation, Inc. (IH)––On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Medivation’s portfolio includes Xtandi (enzalutamide), an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within tumor cells. Xtandi is being developed and commercialized through a collaboration with Astellas. Astellas has exclusive commercialization rights for Xtandi outside the U.S. In addition, Medivation has a development-stage oncology asset in its pipeline, talazoparib, which is currently in a Phase 3 study for the treatment of BRCA-mutated breast cancer.

•
Acquisition of Bamboo Therapeutics, Inc. (IH)––On August 1, 2016, we acquired all the remaining equity in Bamboo, a privately-held biotechnology company, focused on developing gene therapies for the potential treatment of patients with certain rare diseases relating to neuromuscular conditions and those affecting the central nervous system, for $150 million, plus potential milestone payments of up to $495 million contingent upon the progression of key assets through development, regulatory approval and commercialization. We previously purchased a minority stake in Bamboo in the first quarter of 2016 for a payment of approximately $43 million. This acquisition provides us

2017 Financial Report	13

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
Research and Development Arrangement with NovaQuest Co-Investment Fund II, L.P. ––On November 1, 2016, we announced the discontinuation of the global clinical development program for bococizumab. During December 2016, $31.3 million was refunded to NovaQuest representing amounts NovaQuest prepaid for development costs (under the May 2016 agreement described below) that were not used for program expenses due to the discontinuation of the development program. No additional payments have been or are expected to be received from or paid to NovaQuest under this agreement, which was effectively terminated on November 18, 2016.

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

•
Research and Development Arrangement with NovaQuest Co-Investment Fund V, L.P.––In April 2016, Pfizer entered into an agreement with NovaQuest under which NovaQuest will fund up to $200 million in development costs related to certain Phase III clinical trials of Pfizer’s rivipansel compound and Pfizer will use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding is expected to cover up to 100% of the development costs and will be received over approximately 12 quarters from 2016 to 2019. As there is a substantive and genuine transfer of risk to NovaQuest, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $72.1 million for 2017 and $46.6 million for 2016. Following potential regulatory approval, NovaQuest will be eligible to receive a combination of fixed milestone payments of up to approximately $267 million in total, based on achievement of first commercial sale and certain levels of cumulative net sales as well as royalties on rivipansel net sales over approximately eight years. Fixed sales-based milestone payments will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the rivipansel product and royalties on net sales will be recorded as Cost of sales when incurred.

•
Research and Development Arrangement with RPI Finance Trust––In January 2016, Pfizer entered into an agreement with RPI, a subsidiary of Royalty Pharma, under which RPI will fund up to $300 million in development costs related to certain Phase III clinical trials of Pfizer’s Ibrance (palbociclib) product primarily for adjuvant treatment of hormone receptor positive early breast cancer (the Indication). RPI’s development funding is expected to cover up to 100% of the costs primarily for the applicable clinical trials through 2021. As there is a substantive and genuine transfer of risk to RPI, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $75.6 million for 2017 and $44.9 million for 2016. If successful and upon approval of Ibrance in the U.S. or certain major markets in the EU for the Indication based on the applicable clinical trials, RPI will be eligible to receive a combination of approval-based fixed milestone payments of up to $250 million dependent upon results of the clinical trials and royalties on certain Ibrance sales over approximately seven years. Fixed milestone payments due upon approval will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the Ibrance product and sales-based royalties will be recorded as Cost of sales when incurred.

•
Acquisition of Hospira (EH)––On September 3, 2015, we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired).

•
Acquisition of a Minority Interest in AM-Pharma B.V. (IH)––In April 2015, we acquired a minority equity interest in AM-Pharma, a privately-held Dutch biopharmaceutical company focused on the development of recAP for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. The option becomes exercisable after completion of a Phase II trial of recAP in the treatment of Acute Kidney Injury related to sepsis, which is currently expected in the first quarter of 2018. Under the terms of the agreement, we originally paid $87.5 million for both the exclusive option and the minority equity interest, which was recorded as a cost-method investment in Long-term investments. During the fourth quarter of 2017, we recognized a loss of $43 million for an impairment of our long-term investment.

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

14	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
Collaboration with Merck KGaA (IH)––In November 2014, we entered into a collaborative arrangement with Merck KGaA, to jointly develop and commercialize avelumab, the proposed international non-proprietary name for the investigational anti-PD-L1 antibody (MSB0010718C), currently approved as Bavencio for metastatic MCC and for patients with locally advanced or metastatic UC in certain countries and in development as a potential treatment for multiple other types of cancer. Under the terms of the agreement, in the fourth quarter of 2014, we made an upfront payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. As of December 31, 2017, we made $140 million in milestone payments to Merck KGaA for approvals of avelumab received in 2017 for the MCC indication in the U.S., the EU and Japan, and for the metastatic UC indication in the U.S. Both companies jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets.

•
Collaboration with Eli Lilly & Company––In 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer’s tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. Following the decision by the FDA in March 2015 to lift the partial clinical hold on the tanezumab development program, we received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly, which is recorded as deferred revenue in our consolidated balance sheet and is being recognized into Other (income)/deductions––net over a multi-year period beginning in the second quarter of 2015. Pfizer and Lilly resumed the Phase 3 chronic pain program for tanezumab in July 2015. The FDA granted Fast Track designation for tanezumab for the treatment of chronic pain in patients with OA and CLBP in June 2017. Under the collaboration agreement with Lilly, we are eligible to receive additional payments from Lilly upon the achievement of specified regulatory and commercial milestones.

Our Financial Guidance for 2018

The following table provides our financial guidance for full-year 2018(a), (b):
Revenues	$53.5 to $55.5 billion
Adjusted cost of sales as a percentage of revenues	20.5% to 21.5%
Adjusted selling, informational and administrative expenses	$14.0 to $15.0 billion
Adjusted research and development expenses	$7.4 to $7.9 billion
Adjusted other (income)/deductions	Approximately $400 million of income
Effective tax rate on adjusted income	Approximately 17.0%
Adjusted diluted EPS	$2.90 to $3.00

(a)	The 2018 financial guidance reflects the following:

•	A full year contribution from Consumer Healthcare. Pfizer continues to expect that any decision regarding strategic alternatives for Consumer Healthcare would be made during 2018.

•	Does not assume the completion of any business development transactions not completed as of December 31, 2017, including any one-time upfront payments associated with such transactions.

•	Exchange rates assumed are as of mid-January 2018.

•
Reflects an anticipated negative revenue impact of $2.0 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection. Assumes no generic competition for Lyrica in the U.S. until June 2019, which is contingent upon a six-month patent-term extension granted by the FDA for pediatric exclusivity, which the company is currently pursuing.

•
Reflects the anticipated favorable impact of $900 million on revenues and $0.06 on adjusted diluted EPS as a result of favorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2017.

•	Guidance for the effective tax rate on Adjusted income reflects our provisional estimate of the impact of the TCJA.

•
Guidance for adjusted diluted EPS assumes diluted weighted-average shares outstanding of approximately 6.0 billion shares, which reflects anticipated share repurchases totaling $5.0 billion in 2018. Dilution related to share-based employee compensation programs is expected to offset by approximately half the reduction in shares associated with these anticipated share repurchases.

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
For information about our actual costs and anticipated costs and cost savings associated with our three-year cost-reduction initiative entered into in the fourth quarter of 2016, the Hospira acquisition, our recent business development activities, and global commercial structure, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

Our 2018 financial guidance is subject to a number of factors and uncertainties as described in the “Our Operating Environment”, “The Global Economic Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results” sections of this Financial Review; and Part I, Item 1A, “Risk Factors” of our 2017 Form 10-K.

2017 Financial Report	15

Financial Review
Pfizer Inc. and Subsidiary Companies

SIGNIFICANT ACCOUNTING POLICIES AND APPLICATION OF CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

For a description of our significant accounting policies, see Notes to Consolidated Financial Statements––Note 1. Basis of Presentation and Significant Accounting Policies. Of these policies, the following are considered critical to an understanding of our consolidated financial statements as they require the application of the most subjective and the most complex judgments: (i) Acquisitions (Note 1D); (ii) Fair Value (Note 1E); (iii) Revenues (Note 1G); (iv) Asset Impairments (Note 1K); (v) Income Tax Assets and Liabilities and Income Tax Contingencies (Note 1O); (vi) Pension and Postretirement Benefit Plans (Note 1P); and Legal and Environmental Contingencies (Note 1Q).

Following is a discussion about the critical accounting estimates and assumptions impacting our consolidated financial statements. See also Notes to Consolidated Financial Statements––Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions for a discussion about the risks associated with estimates and assumptions.

Acquisitions and Fair Value

For a discussion about the application of fair value to our recent acquisitions, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions.

For a discussion about the application of fair value to our investments, see Notes to Consolidated Financial Statements—Note 7A. Fair Value Measurements.

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

16	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Identifiable Intangible Assets

As a result of our identifiable intangible asset impairment review work, we recognized a number of impairments of identifiable intangible assets for the years ended December 31, 2017, 2016 and 2015. See Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net.

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

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include IPR&D assets (approximately $5.2 billion as of December 31, 2017) and newly acquired or recently impaired indefinite-lived brand assets. IPR&D assets are high-risk assets, as R&D is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

Goodwill

As a result of our goodwill impairment review work, we concluded that none of our goodwill was impaired as of December 31, 2017, and we do not believe the risk of impairment is significant at this time.

We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Qualitative factors that we consider include, for example, macroeconomic and industry conditions, overall financial performance and other relevant entity-specific events. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative fair value test.

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
For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and Part I, Item 1A, “Risk Factors” in our 2017 Form 10-K.
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

2017 Financial Report	17

Financial Review
Pfizer Inc. and Subsidiary Companies

benefit obligations for the defined benefit and postretirement plans include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on plan assets; and healthcare cost trend rates.

Effective January 1, 2018, accruals for future benefits under the Pfizer Consolidated Pension Plan (our largest U.S. defined benefit plan) and the defined benefit section of the Pfizer Group Pension Scheme (our largest pension plan in the U.K.) were frozen and will result in elimination of future service costs for the plan. The Pfizer defined contribution savings plan will provide additional annual contributions to those previously accruing benefits under the Pfizer Consolidated Pension Plan and active members of the Pfizer Group Pension Scheme will start accruing benefits under the defined contribution section of that plan.

As of December 31, 2017, the noncurrent portion of our pension benefit obligations, net, and our postretirement benefit obligations, net decreased, in the aggregate, by approximately $742 million compared to December 31, 2016. The decrease reflects, among other things, the $1.0 billion voluntary pension contribution we made in January 2017 and an increase in actual returns on plan assets, partially offset by the impact of a decrease in the discount rate used in the measurement of plan obligations.

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

The following table provides (i) at the end of each year, the expected annual rate of return on plan assets for the following year, (ii) the actual annual rate of return on plan assets achieved in each year, and (iii) the weighted-average discount rate used to measure the benefit obligations at the end of each year for our U.S. qualified pension plans and our international pension plans(a):

	2017	2016	2015
U.S. Qualified Pension Plans
Expected annual rate of return on plan assets	7.5%	8.0%	8.0%
Actual annual rate of return on plan assets	16.2	8.1	(0.8)
Discount rate used to measure the plan obligations	3.8	4.3	4.5
International Pension Plans
Expected annual rate of return on plan assets	4.4	4.7	5.2
Actual annual rate of return on plan assets	10.3	9.3	3.6
Discount rate used to measure the plan obligations	2.3	2.4	3.1

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

The expected annual rate of return on plan assets for our U.S. plans and the majority of our international plans is applied to the fair value of plan assets at each year-end and the resulting amount is reflected in our net periodic benefit costs in the following year. In February 2018, Pfizer made a voluntary contribution of $500 million to the U.S. qualified pension plans. In 2018, this contribution was included in the plan asset balance for purposes of determining the expected return on plan assets.

The following table illustrates the sensitivity of net periodic benefit costs to a 50 basis point decline in our assumption for the expected annual rate of return on plan assets, holding all other assumptions constant (in millions, pre-tax):

	Change	Increase in 2018 Net Periodic Benefit Costs
Assumption
Expected annual rate of return on plan assets	50 basis point decline	$110

The actual return on plan assets resulted in a net gain on our plan assets of approximately $2.9 billion during 2017.

Discount Rate Used to Measure Plan Obligations

The weighted-average discount rate used to measure the plan obligations for our U.S. defined benefit plans is determined at least annually and evaluated and modified, as required, to reflect the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better, that reflect the rates at which the pension benefits could be effectively settled. The discount rate used to measure the plan obligations for our international plans is determined at least annually by reference to investment grade corporate bonds, rated AA/Aa or better, including, when there is sufficient data, a yield-curve approach. These discount rate determinations are made in consideration of local requirements.

The measurement of the plan obligations at the end of the year will affect the amount of service cost, interest cost and amortization expense reflected in our net periodic benefit costs in the following year.

18	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table illustrates the sensitivity of net periodic benefit costs and benefit obligations to a 10 basis point decline in our assumption for the discount rate, holding all other assumptions constant (in millions, pre-tax):

	Change	Increase in 2018 Net Periodic Benefit Costs	2017 Benefit Obligations
Assumption		Increase	Increase
Discount rate	10 basis point decline	$8	$463

The change in the discount rates used in measuring our plan obligations as of December 31, 2017 resulted in an increase in the measurement of our aggregate plan obligations by approximately $1.3 billion.
Income Tax Assets and Liabilities

In the fourth quarter of 2017, we recorded an estimate of certain tax effects of the TCJA, including the impact on deferred tax assets and liabilities from the reduction in the corporate tax rate from 35% to 21%, the impact on valuation allowances and other state income tax considerations, a repatriation tax liability on accumulated post-1986 foreign earnings for which we plan to elect payment over eight years through 2026 that is reported in Other taxes payable, and deferred taxes on basis differences expected to give rise to future taxes on global intangible low-taxed income. In addition, we had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the TCJA, we reversed an estimate of the deferred taxes that are no longer expected to be needed due to the change to the territorial tax system. The estimated amounts recorded may change in the future due to uncertain tax positions.
The TCJA subjects a U.S. shareholder to current tax on global intangible low-taxed income earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that we are permitted to make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as global intangible low-taxed income in future years or provide for the tax expense related to such income in the year the tax is incurred. We have elected to recognize deferred taxes for temporary differences expected to reverse as global intangible low-taxed income in future years. However, given the complexity of these provisions, we have not finalized our analysis. We were able to make a reasonable estimate of the deferred taxes on the temporary differences expected to reverse in the future and provided a provisional deferred tax liability as of December 31, 2017. The provisional amount is based on the evaluation of certain temporary differences inside each of our foreign subsidiaries that are expected to reverse as global intangible low-taxed income. However, as we continue to evaluate the TCJA’s global intangible low-taxed income provisions during the measurement period, we may revise the methodology used for determining the deferred tax liability associated with such income.
We believe that we have made reasonable estimates with respect to each of the above items, however, all of the amounts recorded are provisional as we have not completed our analysis of the complex and far reaching effects of the TCJA. Further, we continue to consider our assertions on any remaining outside basis differences in our foreign subsidiaries as of December 31, 2017 and have not completed our analysis. Under guidance issued by the staff of the SEC, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during 2018 as we complete our analysis, computations and assertions. We will revise these estimates during 2018 as we gather additional information to complete our tax returns and as any interpretation or clarification of the TCJA occurs through legislation, U.S. Treasury actions or other means.

Income tax assets and liabilities also include Income tax valuation allowances and accruals for uncertain tax positions. For additional information, see Notes to Consolidated Financial Statements—Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions; Note 1O. Basis of Presentation and Significant Accounting Policies: Tax Assets and Liabilities and Income Tax Contingencies and Note 5A. Tax Matters: Taxes on Income from Continuing Operations, as well as the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this Financial Review.

Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Commitments and Contingencies.

2017 Financial Report	19

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Revenues	$52,546	$52,824	$48,851	(1)	8
Cost of sales	11,240	12,329	9,648	(9)	28
% of revenues	21.4%	23.3%	19.7%
Selling, informational and administrative expenses	14,784	14,837	14,809	—	—
% of revenues	28.1%	28.1%	30.3%
Research and development expenses	7,657	7,872	7,690	(3)	2
% of revenues	14.6%	14.9%	15.7%
Amortization of intangible assets	4,758	4,056	3,728	17	9
% of revenues	9.1%	7.7%	7.6%
Restructuring charges and certain acquisition-related costs	487	1,724	1,152	(72)	50
% of revenues	0.9%	3.3%	2.4%
Other (income)/deductions—net	1,315	3,655	2,860	(64)	28
Income from continuing operations before provision/(benefit) for taxes on income	12,305	8,351	8,965	47	(7)
% of revenues	23.4%	15.8%	18.4%
Provision/(benefit) for taxes on income	(9,049)	1,123	1,990	*	(44)
Effective tax rate	(73.5)%	13.4%	22.2%
Income from continuing operations	21,353	7,229	6,975	*	4
% of revenues	40.6%	13.7%	14.3%
Discontinued operations—net of tax	2	17	11	(87)	49
Net income before allocation to noncontrolling interests	21,355	7,246	6,986	*	4
% of revenues	40.6%	13.7%	14.3%
Less: Net income attributable to noncontrolling interests	47	31	26	54	20
Net income attributable to Pfizer Inc.	$21,308	$7,215	$6,960	*	4
% of revenues	40.6%	13.7%	14.2%
Certain amounts and percentages may reflect rounding adjustments.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Revenues—Overview
Compared to 2016, total revenues for 2017 were unfavorably impacted by approximately $200 million as a result of 2017 having one less selling day in both U.S. and international markets.
Total revenues in 2017 compared to 2016 reflect a slight operational decrease of $20 million, or less than 1%, and an unfavorable impact of foreign exchange of $259 million, or less than 1%, in 2017, compared to 2016.
Compared to 2015, international revenues for 2016 were favorably impacted by approximately $100 million as a result of 2016 having one more selling day in international markets. In the U.S., there was no difference in selling days in 2016, compared to 2015.
Total revenues in 2016 compared to 2015 reflect an operational increase of $5.5 billion, or 11%, partially offset by an unfavorable impact of foreign exchange of $1.5 billion, or 3%, in 2016 compared to 2015.
See the “Revenues by Segment and Geography” and “Revenues—Major Products” sections of this Financial Report for additional analyses.
See the “Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Report for information about (i) recent losses and expected losses of product exclusivity impacting product revenues and (ii) recent losses of collaboration rights impacting alliance revenues.
In addition, we expect to lose exclusivity for various other products in various markets over the next few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business”, of our 2017 Form 10-K.

20	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

We have significant operations outside the U.S., with revenues exceeding $500 million in the following number of countries:
By total revenues, the U.S., Japan and China are our three largest national markets:
Inventory Stocking

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

2017 Financial Report	21

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides information about revenue deductions:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Medicare rebates(a)	$1,316	$1,063	$1,002
Medicaid and related state program rebates(a)	1,860	1,473	1,263
Performance-based contract rebates(a), (b)	3,245	2,560	2,253
Chargebacks(c)	6,047	5,736	4,961
Sales allowances(d)	5,165	4,623	4,200
Sales returns and cash discounts	1,493	1,441	1,335
Total(e)	$19,126	$16,895	$15,014

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.

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

(e)
For 2017, associated with the following segments: IH ($9.0 billion); and EH ($10.1 billion). For 2016, associated with the following segments: IH ($7.1 billion); and EH ($9.8 billion). For 2015, associated with the following segments: IH ($5.8 billion); and EH ($9.2 billion).

Total revenue deductions for 2017 increased 13% compared to 2016, primarily as a result of:

•	an increase in performance-based contract rebates primarily due to increased sales of certain IH products to managed care customers in the U.S., and certain IH and EH products in developed Europe;

•	an increase in sales allowances as a result of sales growth, primarily in emerging markets;

•	an increase in Medicaid and related state program rebates, primarily as a result of increased sales of both IH and EH products through these programs;

•	higher chargebacks resulting from increased sales through U.S. wholesalers of certain IH products, partially offset by decreases in sterile injectable sales; and

•	an increase in Medicare rebates driven by increased sales of IH products through this channel, offset by certain EH products which have recently lost exclusivity.
For information on our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts, including the balance sheet classification of these accruals, see Notes to Consolidated Financial Statements––Note 1G. Basis of Presentation and Significant Accounting Policies: Revenues and Trade Accounts Receivable.

Revenues by Segment and Geography

The following graphs show revenues by geography (dollars in billions):

22	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following table provides worldwide revenues by operating segment and geography:
	Year Ended December 31,									% Change
	Worldwide			U.S.			International			Worldwide		U.S.		International
(MILLIONS OF DOLLARS)	2017	2016	2015	2017	2016	2015	2017	2016	2015	17/16	16/15	17/16	16/15	17/16	16/15
Operating Segments(a):
IH	$31,422	$29,197	$26,758	$18,460	$16,773	$14,446	$12,962	$12,424	$12,312	8	9	10	16	4	1
EH	21,124	23,627	22,094	7,567	9,596	7,258	13,557	14,031	14,836	(11)	7	(21)	32	(3)	(5)
Total revenues	$52,546	$52,824	$48,851	$26,026	$26,369	$21,704	$26,519	$26,455	$27,147	(1)	8	(1)	21	—	(3)

(a)
IH = the Innovative Health segment; and EH = the Essential Health segment. For additional information about each operating segment, see the “Our Strategy––Commercial Operations” section of this Financial Review and Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.

We recorded direct product and/or alliance revenues of more than $1 billion for each of nine products in 2017 and 2016 and for seven products in 2015.

Direct Product And/Or Alliance Revenues of More Than $1 Billion
2017	2016	2015
Prevnar 13/Prevenar 13	Prevnar 13/Prevenar 13	Prevnar 13/Prevenar 13
Lyrica	Lyrica	Lyrica
Ibrance	Enbrel	Enbrel
Eliquis*	Ibrance	Lipitor
Enbrel	Lipitor	Viagra
Lipitor	Eliquis*	Sutent
Xeljanz	Viagra	Premarin family of products
Viagra	Sutent
Sutent	Premarin family of products
* Eliquis includes alliance revenues and direct sales in 2017 and 2016.
These direct product sales and/or alliance product revenues represent 46% of our revenues in 2017, 43% of our revenues in 2016 and 41% of our revenues in 2015. See the Revenues—Major Products section of this Financial Review for additional information.

2017 Financial Report	23

Financial Review
Pfizer Inc. and Subsidiary Companies

2017 v. 2016

The following provides an analysis of the change in revenues by geographic areas in 2017:

(MILLIONS OF DOLLARS)	Worldwide	U.S.	International

Disposition-related operational impact:
Approximately one month of HIS domestic operations and approximately two months of HIS international operations in 2017, compared to twelve months of HIS global operations in 2016 (February 2017 sale)	$(1,062)	$(841)	$(221)

Other operational growth/(decline):
Continued growth from key brands including Eliquis (globally), as well as Xeljanz and Lyrica (IH) (both primarily in the U.S.)	1,608	1,104	503
Ibrance global growth: U.S. revenues increased primarily due to continued strong uptake in the metastatic breast cancer setting. International revenues increased operationally, but were negatively impacted by a one-time price adjustment to 2017 revenues related to finalizing reimbursement agreements in certain developed Europe markets.	993	757	236
Increase in Xtandi alliance revenues in the U.S. (September 2016 acquisition of Medivation)	450	450	—
Growth from Biosimilars, primarily from Inflectra in the U.S. and developed Europe markets	209	115	94
Decline from Peri-LOE Products, primarily due to expected declines in Pristiq in the U.S. as well as Lyrica (EH) and Vfend (both primarily in developed Europe markets)	(957)	(448)	(509)
Lower revenues for Enbrel primarily in developed Europe markets due to continued biosimilar competition	(448)	—	(448)
Lower revenues for Viagra (IH) in the U.S. due to generic competition that began in December 2017	(359)	(359)	—
Decline from the Sterile Injectable Pharmaceuticals portfolio, primarily due to legacy Hospira product shortages in the U.S.	(315)	(460)	145
Decline in the Legacy Established Products portfolio primarily due to generic competition in developed markets	(188)	(419)	231
Decline in Prevnar 13/Prevenar 13 revenues. U.S. revenues decreased primarily due to the expected decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to 2016, partially offset by growth from the pediatric indication. International revenues increased primarily due to the favorable overall impact of timing and increased volume associated with government purchases in certain emerging markets for the pediatric indication compared with prior year, as well as from the inclusion of Prevenar 13 in additional national immunization programs in certain emerging markets for the adult and pediatric indications in the fourth of quarter 2017.
	(108)	(311)	203
Other operational factors, net	157	68	89
Operational growth/(decline), net	(20)	(343)	323

Unfavorable impact of foreign exchange	(259)	—	(259)
Revenues increase/(decrease)	$(278)	$(343)	$64
Emerging markets revenues increased $979 million, or 9%, in 2017 to $11.4 billion, reflecting an operational increase of $1.1 billion, or 11%. Foreign exchange had unfavorable impact of approximately 2% on emerging markets revenues. The operational increase in emerging markets was primarily driven by our IH segment as well as our Legacy Established Products and Sterile Injectable Pharmaceuticals portfolios.

24	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

2016 v. 2015

The following provides an analysis of the change in revenues by geographic areas in 2016:

(MILLIONS OF DOLLARS)	Worldwide	U.S.	International
Acquisition-related operational impact:

The inclusion of Xtandi alliance revenues in the U.S. (September 2016 acquisition of Medivation)	$140	$140	$—

Other operational growth/(decline):
Continued operational growth from key brands including Ibrance, Lyrica (IH), Xeljanz, Chantix/Champix and Consumer Healthcare (all primarily in the U.S.), as well as Eliquis and Xalkori (both globally)	3,582	2,936	646
Twelve months of revenues from legacy Hospira global operations in 2016, compared to four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015	3,125	2,229	896
Operational growth in the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio, mostly in emerging markets and the U.S.	259	86	173
Decline from the Peri-LOE Products portfolio, primarily due to the loss of exclusivity and associated generic competition for certain Peri-LOE Products, primarily Zyvox in the U.S. and certain developed Europe markets as well as Lyrica in certain developed Europe markets	(954)	(169)	(785)
Decline in Rebif revenues in the U.S. due to the year-end 2015 expiry of the collaboration agreement to co-promote Rebif in the U.S., as well as lower revenues for Enbrel primarily in most developed Europe markets, primarily due to biosimilar competition	(571)	(366)	(205)
Decline in Prevnar 13/Prevenar 13 revenues, primarily driven by an expected decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to the prior-year, as well as the unfavorable impact of the timing of government purchases for the pediatric indication	(454)	(381)	(74)
Other operational factors, net	328	190	138
Operational growth, net	5,456	4,665	791

Unfavorable impact of foreign exchange	(1,483)	—	(1,483)
Revenues increase/(decrease)	$3,973	$4,665	$(692)
For additional information about operating segment revenues, see the “Analysis of Operating Segment Information” section of this Financial Review.

2017 Financial Report	25

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues—Major Products

The following table provides revenue information for several of our major products. As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2017, 2016 and 2015.

(MILLIONS OF DOLLARS)		Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS OR CLASS	2017	2016	2015	17/16		16/15
					Total	Oper.	Total	Oper.
TOTAL REVENUES		$52,546	$52,824	$48,851	(1)	—	8	11
PFIZER INNOVATIVE HEALTH (IH)(a)		$31,422	$29,197	$26,758	8	8	9	11
Internal Medicine		$9,684	$8,858	$7,611	9	10	16	17
Lyrica IH(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	4,511	4,165	3,655	8	9	14	14
Eliquis alliance revenues and direct sales	Atrial fibrillation, deep vein thrombosis, pulmonary embolism	2,523	1,713	913	47	47	88	88
Chantix/Champix	An aid to smoking cessation treatment in adults 18 years of age or older	997	842	671	18	18	26	27
Viagra IH(c)	Erectile dysfunction	823	1,181	1,297	(30)	(30)	(9)	(9)
BMP2	Development of bone and cartilage	261	251	232	4	4	8	8
Toviaz	Overactive bladder	257	258	267	—	1	(3)	(4)
All other Internal Medicine	Various	312	447	577	(30)	(30)	(22)	(22)
Vaccines		$6,001	$6,071	$6,454	(1)	(1)	(6)	(5)
Prevnar 13/Prevenar 13	Vaccines for prevention of pneumococcal disease	5,601	5,718	6,245	(2)	(2)	(8)	(7)
FSME/IMMUN-TicoVac	Tick-borne encephalitis vaccine	134	114	104	18	19	10	10
All other Vaccines	Various	266	239	104	11	12	*	*
Oncology		$6,056	$4,563	$2,955	33	33	54	56
Ibrance	Advanced breast cancer	3,126	2,135	723	46	47	*	*
Sutent	Advanced and/or metastatic RCC, adjuvant RCC, refractory GIST (after disease progression on, or intolerance to, imatinib mesylate) and advanced pancreatic neuroendocrine tumor	1,081	1,095	1,120	(1)	(1)	(2)	1
Xalkori	ALK-positive and ROS1-positive advanced NSCLC	594	561	488	6	6	15	17
Xtandi alliance revenues	Advanced prostate cancer	590	140	—	*	*	*	*
Inlyta	Advanced RCC	339	401	430	(15)	(14)	(7)	(6)
Bosulif	Philadelphia chromosome–positive chronic myelogenous leukemia	233	167	111	39	40	50	49
All other Oncology	Various	93	63	83	46	48	(23)	(23)
Inflammation & Immunology (I&I)		$3,968	$3,928	$3,918	1	1	—	6
Enbrel (Outside the U.S. and Canada)	Rheumatoid arthritis, juvenile idiopathic arthritis, psoriatic arthritis, plaque psoriasis, pediatric plaque psoriasis, ankylosing spondylitis and nonradiographic axial spondyloarthritis	2,452	2,909	3,333	(16)	(15)	(13)	(6)
Xeljanz	Rheumatoid arthritis; psoriatic arthritis	1,345	927	523	45	45	77	78
Eucrisa	Mild-to-moderate atopic dermatitis (eczema)	67	—	—	*	*	—	—
All other I&I	Various	103	93	61	11	13	51	42
Rare Disease		$2,240	$2,369	$2,425	(5)	(5)	(2)	—
BeneFIX	Hemophilia	604	712	752	(15)	(15)	(5)	(4)
Refacto AF/Xyntha	Hemophilia	551	554	533	(1)	—	4	8
Genotropin	Replacement of human growth hormone	532	579	617	(8)	(7)	(6)	(5)
Somavert	Acromegaly	254	232	218	9	9	6	8
All other Rare Disease	Various	300	292	306	3	3	(5)	—
Consumer Healthcare		$3,472	$3,407	$3,395	2	2	—	5
PFIZER ESSENTIAL HEALTH (EH)(d)		$21,124	$23,627	$22,094	(11)	(10)	7	11
Legacy Established Products (LEP)(e)		$10,894	$11,197	$11,745	(3)	(2)	(5)	1
Lipitor	Reduction of LDL cholesterol	1,915	1,758	1,860	9	11	(6)	2
Premarin family	Symptoms of menopause	977	1,017	1,018	(4)	(4)	—	—
Norvasc	Hypertension	926	962	991	(4)	(2)	(3)	1
Xalatan/Xalacom	Glaucoma and ocular hypertension	335	363	399	(8)	(8)	(9)	(8)
Effexor	Depression and certain anxiety disorders	297	278	288	7	8	(3)	—
Zoloft	Depression and certain anxiety disorders	291	304	374	(4)	(2)	(19)	(14)
EpiPen	Epinephrine injection used in treatment of life-threatening allergic reactions	290	386	339	(25)	(25)	14	14
Zithromax	Bacterial infections	270	272	275	(1)	3	(1)	1
Relpax	Symptoms of migraine headache	236	323	352	(27)	(27)	(8)	(8)
Xanax	Anxiety disorders	225	222	224	1	1	(1)	1
Sildenafil Citrate	Erectile dysfunction	56	—	—	*	*	*	*
All other LEP	Various	5,077	5,313	5,625	(4)	(4)	(6)	1

26	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

(MILLIONS OF DOLLARS)		Year Ended December 31,			% Change
PRODUCT	PRIMARY INDICATIONS OR CLASS	2017	2016	2015	17/16		16/15
					Total	Oper.	Total	Oper.
Sterile Injectable Pharmaceuticals (SIP)(f)		$5,673	$6,014	$3,944	(6)	(5)	52	56
Medrol	Steroid anti-inflammatory	483	450	402	7	8	12	16
Sulperazon	Treatment of infections	471	396	339	19	22	17	23
Fragmin	Slows blood clotting	306	318	335	(4)	(3)	(5)	—
Tygacil	Tetracycline class antibiotic	260	274	304	(5)	(5)	(10)	(5)
Precedex	Sedation agent in surgery or intensive care	243	264	76	(8)	(8)	*	*
Zosyn/Tazocin	Antibiotic	194	146	144	32	32	1	3
All other SIP	Various	3,715	4,166	2,343	(11)	(10)	78	80
Peri-LOE Products(g)		$3,223	$4,220	$5,326	(24)	(23)	(21)	(18)
Celebrex	Arthritis pain and inflammation, acute pain	775	733	830	6	7	(12)	(10)
Lyrica EH(b)	Epilepsy, neuropathic pain and generalized anxiety disorder	553	801	1,183	(31)	(30)	(32)	(29)
Vfend	Fungal infections	421	590	682	(29)	(27)	(13)	(10)
Viagra EH(c)	Erectile dysfunction	382	383	411	—	2	(7)	(1)
Pristiq	Depression	303	732	715	(59)	(59)	2	4
Zyvox	Bacterial infections	281	421	883	(33)	(32)	(52)	(49)
Revatio	Pulmonary arterial hypertension	252	285	260	(12)	(12)	10	10
All other Peri-LOE Products	Various	257	276	362	(7)	(5)	(24)	(21)
Biosimilars(h)	Various	$531	$319	$63	67	66	*	*
Inflectra/Remsima	Inflammatory diseases	419	192	30	*	*	*	*
All Other Biosimilars	Various	112	127	33	(12)	(12)	*	*
Pfizer CentreOne(i)		$706	$718	$612	(2)	(2)	17	18
Hospira Infusion Systems (HIS)(j)	Various	$97	$1,158	$403	(92)	(92)	*	*
Total Lyrica(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	$5,065	$4,966	$4,839	2	3	3	4
Total Viagra(c)	Erectile dysfunction	$1,204	$1,564	$1,708	(23)	(22)	(8)	(7)
Total Alliance revenues	Various	$2,927	$1,746	$1,312	68	68	33	33

(a)
The IH business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare. Through December 31, 2016, includes Duavive/Duavee and Viviant (recorded in All other Internal Medicine in 2016), which were transferred from Innovative Health to Essential Health effective January 1, 2017 (recorded in All other LEP (EH) beginning January 1, 2017), in order to align these products with our management of the women’s health portfolio within EH.

(b)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(c)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH. Viagra lost exclusivity in the U.S. in December 2017. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore total Viagra worldwide revenues will be reported in EH from 2018 forward.

(d)
The EH business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and HIS (through February 2, 2017), and includes all legacy Hospira commercial operations.

(e)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). Effective January 1, 2017, All other LEP includes Duavive/Duavee and Viviant, which were transferred from Innovative Health (recorded in All other Internal Medicine (IH) in 2016), in order to align these products with our management of the women’s health portfolio within EH. See note (a) above.

(f)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

(g)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; Viagra in all countries (excluding the U.S. and Canada); and worldwide revenues for Celebrex, Pristiq, Zyvox, Vfend, Revatio and Inspra. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH. Therefore total Viagra worldwide revenues will be reported in EH from 2018 forward. See note (c) above.

(h)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(i)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc.

(j)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
We performed certain reclassifications, primarily between Legacy Established Products and Sterile Injectable Pharmaceuticals, to conform to current period presentation.

Revenues—Selected Product Discussion
Compared to 2016, total revenues for 2017 were unfavorably impacted by approximately $200 million as a result of 2017 having one less selling day in both U.S. and international markets.

•	Prevnar 13/Prevenar 13 (IH) worldwide revenues decreased operationally in 2017, compared to 2016. Foreign exchange had a de minimis impact on worldwide revenues in 2017, compared to 2016.
In the U.S., revenues for Prevnar 13 decreased 9% in 2017, compared to 2016, primarily due to the expected decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity (i.e., the opportunity to reach adults age 65 and older who have not been previously vaccinated with Prevnar 13) compared to prior year, partially offset by growth from the pediatric indication. We expect revenues

2017 Financial Report	27

Financial Review
Pfizer Inc. and Subsidiary Companies

from the adult indication in the U.S. to be flat to declining as the remaining cohort of adults 65 years and over is much more difficult to capture.
Internationally, revenues for Prevenar 13 increased 10% operationally in 2017, compared to 2016, primarily due to the favorable overall impact of timing and increased volume associated with government purchases in certain emerging markets for the pediatric indication compared with prior year, as well as from the inclusion of Prevenar 13 in additional national immunization programs in certain emerging markets for the adult and pediatric indications in the fourth of quarter 2017. Foreign exchange had an unfavorable impact of 1% on international revenues in 2017, compared to 2016.
In 2014, the ACIP voted to recommend Prevnar 13 for routine use to help protect adults aged 65 years and older against pneumococcal disease, which for adults includes pneumonia caused by the 13 pneumococcal serotypes included in the vaccine. These ACIP recommendations were subsequently approved by the directors at the CDC and U.S. Department of Health and Human Services, and were published in the Morbidity and Mortality Weekly Report in September 2014 by the CDC. As with other vaccines, the CDC regularly monitors the impact of vaccination and reviews the recommendations; in this case, however, the CDC announced formally that it will conduct this review in 2018, which commenced at a meeting in February 2018. A potential adverse change in the ACIP recommendation could negatively impact future Prevnar 13 revenues. Currently, we are working with a number of U.S. investigators to monitor the proportion of community-acquired pneumonia caused by the serotypes included in Prevnar 13 and continue to observe trends.

•
Lyrica (EH (revenues from all of Europe, Russia, Turkey, Israel and Central Asia)/IH (revenues from all other geographies)) worldwide revenues increased operationally in 2017, compared to 2016. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

In the U.S., Lyrica revenues increased 10% in 2017, compared to 2016, driven by sustained demand and positive price impact.
Internationally, Lyrica revenues decreased 11% operationally in 2017, compared to 2016, primarily due to losses of exclusivity in developed Europe markets. Foreign exchange had an unfavorable impact of 1% on international revenues in 2017, compared to 2016.
Lyrica revenues in our IH segment increased operationally in 2017, compared to 2016, primarily driven by sustained demand and positive price impact in the U.S. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.
In our EH segment, worldwide revenues from Lyrica decreased operationally in 2017, compared to 2016, due to losses of exclusivity in developed Europe markets. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

•
Ibrance (IH) worldwide revenues, most of which were recorded in the U.S., increased operationally in 2017, compared to 2016. The significant revenue growth reflects Ibrance class leadership among cyclin-dependent kinase inhibitors in major markets with continuous share uptake in the U.S. and launches in major international markets supported by our scientific/clinical data and continued positive patient experience. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

International revenues increased over 100% operationally in 2017, compared to 2016, but were negatively impacted by a one-time price adjustment to 2017 revenues in certain developed Europe markets related to finalizing reimbursement agreements in these markets. These agreements establish pricing levels comparable to European pricing analogues for oncology products, ensure patient access and are expected to drive future growth in these markets. Despite the one-time impact, underlying Ibrance volumes in developed Europe increased.

•
Enbrel (IH, outside the U.S. and Canada) worldwide revenues, excluding the U.S. and Canada, decreased operationally in 2017, compared to 2016, primarily due to ongoing biosimilar competition in most developed Europe markets, which is expected to continue. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

•
Lipitor (EH) worldwide revenues increased operationally in 2017, compared to 2016. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016. In the U.S., revenues decreased 2% in 2017, compared to 2016, primarily due to lower volumes, partially offset by favorable rebates.

In our international markets, revenues increased 12% operationally in 2017, compared to 2016, driven by increased demand in China, partially offset by pricing pressures in China and Europe. Foreign exchange had an unfavorable impact of 2% on international revenues in 2017, compared to 2016.

•
Xeljanz (IH) worldwide revenues increased operationally in 2017, compared to 2016. In the U.S., Xeljanz revenues increased 41% in 2017, compared to 2016, primarily driven by increased adoption among rheumatologists, growing awareness among patients and improvements in payer access. In our international markets, revenues increased 76% operationally in 2017, compared to 2016, primarily driven by continued uptake in Japan, Canada and certain emerging markets and, to a lesser extent, the impact of new launches in certain developed Europe markets. Foreign exchange had a de minimis impact on worldwide revenues and an unfavorable impact of 1% on international revenues in 2017, compared to 2016.

•
Viagra (IH (U.S. and Canada revenues)/EH (all other revenues excluding U.S. and Canada)) worldwide revenues decreased operationally in 2017, compared to 2016. The worldwide decrease in 2017, compared to 2016, was primarily due to a 31% decrease in the U.S. driven by generic competition that began in December 2017. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

International revenues increased 2% operationally in 2017, compared to 2016, primarily from increased demand in emerging markets, mainly China and certain Middle Eastern markets, partially offset by price reductions in China. Foreign exchange had an unfavorable impact of 2% on international revenues in 2017, compared to 2016.

•
BeneFIX and ReFacto AF/Xyntha (IH)––BeneFIX worldwide revenues decreased operationally in 2017, compared to 2016, primarily as a result of erosion of market share in the U.S. and European countries due to increasing adoption of extended half-life treatment options. Foreign exchange had a de minimis impact on worldwide revenues in 2017, compared to 2016.

ReFacto AF/Xyntha worldwide revenues were relatively flat operationally in 2017, compared to 2016. ReFacto AF/Xyntha worldwide revenues were favorably impacted by increased product demand in certain emerging markets, offset by declines in developed Europe markets, primarily driven by increasing adoption of extended half-life treatment options. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

28	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Sutent (IH) worldwide revenues decreased operationally in 2017, compared to 2016. The decrease was primarily due to competitive pressure in the U.S. and Europe and cost containment measures in certain developed international markets, partially offset by increased performance in certain emerging markets. Foreign exchange had a de minimis impact on worldwide revenues in 2017, compared to 2016.

•	Chantix/Champix (IH) worldwide revenues increased operationally in 2017, compared to 2016. Foreign exchange had a de minimis impact on worldwide revenues in 2017, compared to 2016.
In the U.S., Chantix revenues increased 24% in 2017, compared to 2016, primarily due to increased promotional activities, educating healthcare providers on updates to the Chantix label, including removal of the boxed warning, the addition of EAGLES safety and efficacy data, improved patient access and positive price impact.

•
The Premarin family of products (EH) worldwide revenues decreased operationally in 2017, compared to 2016. Foreign exchange had a de minimis impact on worldwide revenues in 2017, compared to 2016. Revenues in the U.S. decreased 4% in 2017, compared to 2016, primarily driven by lower volume, partially offset by a positive price impact.

Internationally, Premarin revenues decreased 9% operationally in 2017, compared to 2016, primarily due to lower volumes, partially offset by price increases. Foreign exchange had a favorable impact of 2% on international revenues in 2017, compared to 2016.

•
Norvasc (EH) worldwide revenues decreased operationally in 2017, compared to 2016. The decrease was primarily driven by generic competition in Japan, pricing pressures in China and lower volumes in certain Middle Eastern markets, partially offset by increased demand in China. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

•
Celebrex (EH) worldwide revenues increased operationally in 2017, compared to 2016. The increase was primarily driven by favorable pricing in the U.S. and volume growth in emerging markets, primarily China, partially offset by generic competition in the U.S. and pricing pressures in Mexico. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

•
Xalkori (IH) worldwide revenues increased operationally in 2017, compared to 2016, as a result of a steady increase in diagnostic rates for the ALK gene mutation across key markets outside the U.S., which has led to more patients being treated as well as increased use in first line indication. This increase was partially offset by volume declines in the U.S. and Japan due to competitive pressure, partially mitigated by the March 2016 FDA approval of the supplemental NDA to treat patients with metastatic NSCLC whose tumors are ROS1-positive as detected by an FDA-approved test. Foreign exchange had a de minimis impact on worldwide revenues in 2017, compared to 2016.

•
Inflectra/Remsima (EH) worldwide revenues increased operationally in 2017, compared to 2016. The increase was due to the U.S. launch in the fourth quarter of 2016 and continued uptake in developed markets in Europe, partially offset by pricing pressures in developed Europe markets. Foreign exchange had a favorable impact on worldwide revenues in 2017, compared to 2016.

Inflectra uptake in the U.S. is being driven by a number of factors including Inflectra’s clinical data package, patient support programs, price and the access/reimbursement environment. To date, reimbursement coverage has been mixed. While we achieved 100% Medicare coverage, we have experienced access challenges among commercial payers where our lower priced product has not received access at parity to the innovator product and remains in a disadvantaged position despite the higher price of innovator product. We will look at all relevant factors impacting reimbursement given our extensive experience working with commercial payers to enable greater access for Inflectra. Additionally, in September 2017, Pfizer filed suit in the U.S. District Court for the Eastern District of Pennsylvania against J&J alleging that J&J’s exclusionary contracts and other anticompetitive practices concerning Remicade® (infliximab) violate federal antitrust laws.

•
Inlyta (IH) worldwide revenues decreased operationally in 2017, compared to 2016, primarily due to increased competition in the U.S., Europe and Japan, partially offset by performance in key emerging markets. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

•
Pristiq (EH) worldwide revenues decreased operationally in 2017, compared to 2016, primarily due to loss of exclusivity in the U.S. in March 2017. Foreign exchange had a de minimis impact on worldwide revenues in 2017, compared to 2016.

•
Zyvox (EH) worldwide revenues decreased operationally in 2017, compared to 2016, due to generic competition in developed international markets and the U.S. and corresponding pricing pressures, partially offset by volume growth in China. Foreign exchange had an unfavorable impact on worldwide revenues in 2017, compared to 2016.

•
Eucrisa (IH) is approved in the U.S. for the treatment of mild to moderate atopic dermatitis for patients two years of age and older. The FDA approved Eucrisa on December 14, 2016, and Eucrisa was launched in the U.S. late in the first quarter of 2017. Eucrisa is a non-steroidal topical ointment and is the first topical prescription treatment for atopic dermatitis approved in over 10 years. Prescription volume continued to strengthen steadily throughout 2017 supported by the launch of our direct-to-consumer campaign in the third quarter of 2017.

•	Alliance revenues (IH/EH) increased operationally in 2017, compared to 2016, mainly due to:

◦	an increase in Eliquis alliance revenues due to higher demand resulting from increased market penetration of novel oral anticoagulants and market share gains; and

◦
an increase in Xtandi alliance revenues of $450 million in the U.S. resulting from the September 2016 acquisition of Medivation. While 2017 revenue growth did not reflect volume growth due to higher demand through patient assistance programs (which provide free medicines to patients), we believe that the demand for patient assistance as a percentage of total demand will decrease in 2018 as compared to 2017.

Foreign exchange had a de minimis impact on worldwide alliance revenues in 2017, compared to 2016.

◦
Eliquis (IH) has been jointly developed and is commercialized by Pfizer and BMS. Pfizer funds between 50% and 60% of all development costs depending on the study. Profits and losses are shared equally on a global basis, except in certain countries where Pfizer commercializes Eliquis and pays BMS compensation based on a percentage of net sales. We have full commercialization rights in certain smaller markets. BMS supplies the product to us at cost plus a percentage of the net sales to end-customers in these markets. Eliquis is part of the Novel Oral Anticoagulant (NOAC) market; the agents in this class were developed as alternative treatment options to warfarin in appropriate patients.

◦
Xtandi (IH) is being developed and commercialized through a collaboration with Astellas. The two companies share equally in the gross profits (losses) related to U.S. net sales of Xtandi. Subject to certain exceptions, Pfizer and Astellas also share equally all Xtandi

2017 Financial Report	29

Financial Review
Pfizer Inc. and Subsidiary Companies

commercialization costs attributable to the U.S. market. Pfizer and Astellas also share certain development and other collaboration expenses and Pfizer receives tiered royalties as a percentage of international Xtandi net sales (recorded in Other (income)/deductions—net).

◦
Bavencio (IH) is being developed and commercialized in collaboration with Merck KGaA. Both companies jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Bavencio is currently approved in metastatic MCC in the U.S., Europe and Japan as well as received accelerated approval for second line treatment of locally advanced or metastatic UC in the U.S.

See the “Our Operating Environment—Industry-Specific Challenges—Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Review for information regarding the expiration of various contract and patent rights.

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
For additional information about our R&D organization, including the EH R&D organization, our R&D priorities and areas of focus, see the “Overview of Our Performance, Operating Environment, Strategy and Outlook—Our Strategy—Description of Research and Development Operations” section of this Financial Review.
A comprehensive update of Pfizer’s development pipeline as of January 30, 2018 is available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of our research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
The following series of tables provides information about significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as additional indications and new drug candidates in late-stage development.

RECENT FDA APPROVALS
PRODUCT	INDICATION	DATE APPROVED
Steglatro (ertugliflozin)	An adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus, which is being developed in collaboration with Merck	December 2017
Segluromet (ertugliflozin and metformin)
An adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus who are not adequately controlled on a regimen containing ertugliflozin or metformin, or in patients who are already treated with both ertugliflozin and metformin, which is being developed in collaboration with Merck
December 2017
Steglujan (ertugliflozin and sitagliptin)
An adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus when treatment with both ertugliflozin and sitagliptin is appropriate, which is being developed in collaboration with Merck
December 2017
Bosulif (bosutinib)	Treatment of adult patients with newly-diagnosed chronic phase Philadelphia chromosome-positive Ph+ CML, which is being developed in collaboration with Avillion	December 2017
Xeljanz (tofacitinib) and Xeljanz XR
Xeljanz 5 mg twice daily and Xeljanz XR extended release 11 mg once daily for the treatment of adult patients with active psoriatic arthritis who have had an inadequate response or intolerance to methotrexate or other disease-modifying antirheumatic drugs
December 2017
Ixifi (PF-06438179, infliximab-qbtx)(a)	A biosimilar to Remicade® (infliximab) for all eligible indications of the reference product	December 2017
Sutent (sunitinib)	Adjuvant treatment in adult patients at high risk of recurrent renal cell carcinoma following nephrectomy (surgical removal of the cancerous kidney)	November 2017
Lyrica (pregabalin)	Extended-release tablets CV as once-daily therapy for the management of neuropathic pain associated with diabetic peripheral neuropathy and the management of post-herpetic neuralgia	October 2017
Mylotarg (gemtuzumab ozogamicin)	Treatment of adults with newly diagnosed CD33-positive acute myeloid leukemia (AML), and adults and children 2 years and older with relapsed or refractory CD33-positive AML	September 2017
Besponsa (inotuzumab ozogamicin)	Treatment of adults with relapsed or refractory CD22-positive B-cell precursor acute lymphoblastic leukemia	August 2017
Bavencio (avelumab)	Treatment for patients with locally advanced or metastatic UC with disease progression on or after platinum-based therapy, which is being developed in collaboration with Merck KGaA, Germany	May 2017
Bavencio (avelumab)	Treatment of adults and pediatric patients 12 years and older with metastatic Merkel cell carcinoma, which is being developed in collaboration with Merck KGaA, Germany	March 2017

(a)
Remicade® is a registered trademark of Janssen. In February 2016, we divested the rights for development and commercialization of PF-06438179, a potential biosimilar to Remicade® (infliximab) in the 28 countries that form the EEA to Sandoz, which was a condition to the European

30	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Commission’s approval of the acquisition of Hospira in 2015. We retain commercialization rights to PF-06438179 in all countries outside of the EEA. We do not currently plan to launch Ixifi in the U.S. and are evaluating strategic options for this product.

PENDING U.S. NDAs AND SUPPLEMENTAL FILINGS
PRODUCT	PROPOSED INDICATION	DATE FILED*
lorlatinib (PF-06463922)	Treatment of patients with ALK-positive metastatic non-small cell lung cancer, previously treated with one or more ALK inhibitors	February 2018
Filgrastim(a)	A potential biosimilar to Neupogen® (filgrastim)	November 2017
PF-05280014(b)	A potential biosimilar to Herceptin® (trastuzumab)	August 2017
Xeljanz (tofacitinib)	Treatment of adult patients with moderately to severely active ulcerative colitis	July 2017
Retacrit(c)	A potential biosimilar to Epogen® and Procrit® (epoetin alfa)	February 2015
tafamidis meglumine(d)	Treatment of transthyretin familial amyloid polyneuropathy	February 2012

*	The dates set forth in this column are the dates on which the FDA accepted our submissions.

(a)	Neupogen® is a registered trademark of Amgen, Inc.

(b)	Herceptin® is a registered trademark of Genentech, Inc.

(c)
Epogen® is a registered U.S. trademark of Amgen Inc.; Procrit® is a registered U.S. trademark of J&J. In October 2015, we received a “complete response” letter from the FDA with respect to our biologics license application (BLA) for Retacrit, our proposed biosimilar to epoetin alfa, which was submitted for all indications of the reference product. In December 2016, we completed the resubmission of the BLA to the FDA for Retacrit in response to the “complete response” letter. In May 2017, the FDA’s Oncologic Drugs Advisory Committee (ODAC) voted to recommend Retacrit for approval. In June 2017, we received a “complete response” letter from the FDA, relating to matters noted in a Warning Letter issued in February 2017 following a routine inspection of the company’s facility in McPherson, Kansas in 2016. This facility was listed as the potential manufacturing site in the BLA for the proposed epoetin alfa biosimilar. In November 2017, Pfizer resubmitted the BLA to the FDA for Retacrit in response to the “complete response” letter. In January 2018, the FDA upgraded the status of Pfizer’s McPherson, Kansas manufacturing facility to VAI based on an October 2017 inspection. The change to VAI status will lift the compliance hold that the FDA placed on approval of Pfizer pending applications, and will permit review of the BLA for the proposed epoetin alfa biosimilar.

(d)
In May 2012, the FDA’s Peripheral and Central Nervous System Drugs Advisory Committee voted that the tafamidis meglumine data provide substantial evidence of efficacy for a surrogate endpoint that is reasonably likely to predict a clinical benefit. In June 2012, the FDA issued a “complete response” letter with respect to the tafamidis NDA. The FDA has requested the completion of a second efficacy study, and also has asked for additional information on the data within the current tafamidis NDA. Pfizer initiated study B3461028 in December 2013, a global Phase 3 study to support a potential new indication in transthyretin cardiomyopathy, which includes transthyretin familial amyloid cardiomyopathy (TTR-FAC) and wild-type cardiomyopathy (WT-CM). We anticipate results from this study in 2018, and continue to work with the FDA to identify next steps.

2017 Financial Report	31

Financial Review
Pfizer Inc. and Subsidiary Companies

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
lorlatinib (PF-06463922)	Application filed in Japan for the treatment of patients with ALK-positive metastatic non-small cell lung cancer, previously treated with one or more ALK inhibitor	—	February 2018
lorlatinib (PF-06463922)	Application filed in the EU for the treatment of patients with ALK-positive metastatic non-small cell lung cancer, previously treated with one or more ALK inhibitors	—	February 2018
Xeljanz (tofacitinib)	Application filed in the EU for treatment of psoriatic arthritis	—	September 2017
Ibrance (palbociclib)	Approval in Japan for Ibrance in combination with endocrine therapy for the treatment of HR+, HER2- inoperable or recurrent breast cancer	September 2017	—
Bavencio (avelumab)	Approval in Japan for the treatment of curatively unresectable Merkel cell carcinoma, which is being developed in collaboration with Merck KGaA, Germany	September 2017	—
Bavencio (avelumab)	Approval in the EU for the treatment of adult patients with metastatic Merkel cell carcinoma, which is being developed in collaboration with Merck KGaA, Germany	September 2017	—
Xeljanz (tofacitinib)	Application filed in the EU for the treatment of ulcerative colitis	—	August 2017
Bosulif (bosutinib)	Application filed in the EU for the treatment of patients with newly diagnosed chronic phase Philadelphia chromosome-positive chronic myeloid leukemia, which is being developed in collaboration with Avillion	—	August 2017
PF-06438179(a)	Application filed in Japan for a potential biosimilar to Remicade® (infliximab)	—	August 2017
PF-05280014(b)	Application filed in the EU for a potential biosimilar to Herceptin® (trastuzumab)	—	July 2017
Besponsa (inotuzumab ozogamicin)	Approval in the EU for the treatment of adult patients with relapsed or refractory CD22-positive B-cell precursor acute lymphoblastic leukemia	June 2017	—
Trumenba	Approval in the EU for a prophylactic vaccine for active immunization to prevent invasive disease caused by Neisseria meningitidis serogroup B in individuals 10 years of age and older	May 2017	—
Xalkori (crizotinib)	Approval in Japan for the treatment of ROS1-positive non-small cell lung cancer	May 2017	—
Xeljanz (tofacitinib)	Application filed in Japan for the treatment of ulcerative colitis	—	May 2017
Sutent (sunitinib)	Application filed in the EU for the adjuvant treatment in adult patients at high risk of recurrent renal cell carcinoma following nephrectomy	—	April 2017
inotuzumab ozogamicin	Application filed in Japan for the treatment of acute lymphoblastic leukemia	—	April 2017
Xeljanz (tofacitinib)	Approval in the EU for Xeljanz in combination with methotrexate for the treatment of moderate to severe active rheumatoid arthritis in adult patients who have responded inadequately to, or who are intolerant to one or more disease-modifying antirheumatic drugs. Xeljanz can be given as monotherapy in case of intolerance to methotrexate or when treatment with methotrexate is inappropriate	March 2017	—
ertugliflozin(c)	Application filed in the EU for the treatment of type 2 diabetes, which is being developed in collaboration with Merck	—	February 2017
Mylotarg (gemtuzumab ozogamicin)	Application filed in the EU for the treatment of acute myeloid leukemia	—	December 2016

*	For applications in the EU, the dates set forth in this column are the dates on which the EMA validated our submissions.

(a)
Remicade® is a registered trademark of Janssen. In February 2016, we divested the rights for development and commercialization of PF-06438179, a potential biosimilar to Remicade® (infliximab) in the 28 countries that form the EEA to Sandoz, which was a condition to the European Commission’s approval of the Hospira transaction. We retain commercialization rights to PF-06438179 in all countries outside of the EEA.

(b)	Herceptin® is a registered trademark of Genentech, Inc.

(c)	In January 2018, the EMA’s Committee for Medicinal Products for Human Use issued an opinion recommending that ertugliflozin be granted approval for the treatment of type 2 diabetes.

32	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	PROPOSED INDICATION
Bavencio (avelumab)
A monoclonal antibody that inhibits PD-L1, in combination with Inlyta (axitinib), a tyrosine kinase inhibitor, for the first-line treatment of advanced renal cell carcinoma, which is being developed in collaboration with
Merck KGaA, Germany

Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for the first-line treatment of stage IIIb/IV non-small cell lung cancer, which is being developed in collaboration with Merck KGaA, Germany
Bavencio (avelumab)(a)
A monoclonal antibody that inhibits PD-L1 for treatment of stage IIIb/IV non-small cell lung cancer that has progressed after a platinum-containing doublet, which is being developed in collaboration with Merck KGaA, Germany

Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for treatment of platinum-resistant/refractory ovarian cancer, which is being developed in collaboration with Merck KGaA, Germany
Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for the first-line treatment of ovarian cancer, which is being developed in collaboration with Merck KGaA, Germany
Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for maintenance treatment, in the first-line setting, for patients with urothelial cancer, which is being developed in collaboration with Merck KGaA, Germany
Bavencio (avelumab)
A monoclonal antibody that inhibits PD-L1 for maintenance treatment of advanced or metastatic gastric/
gastro-esophageal junction cancers, which is being developed in collaboration with Merck KGaA, Germany

Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for treatment of locally advanced squamous cell carcinoma of the head and neck, which is being developed in collaboration with Merck KGaA, Germany
Inlyta (axitinib)	Adjuvant treatment of renal cell carcinoma, which is being developed in collaboration with SFJ
Ibrance (palbociclib)	Treatment of HER2+ advanced breast cancer, in collaboration with the Alliance Foundation Trials, LLC
Ibrance (palbociclib)	Treatment of high-risk early breast cancer, in collaboration with the German Breast Group
Ibrance (palbociclib)	Treatment of HR+ early breast cancer, in collaboration with the Alliance Foundation Trials, LLC, and the Austrian Breast Colorectal Cancer Study Group
Xtandi (enzalutamide)	Treatment of non-metastatic castration resistant prostate cancer
Xtandi (enzalutamide)	Treatment of non-metastatic high risk hormone-sensitive prostate cancer
Xtandi (enzalutamide)	Treatment of metastatic hormone-sensitive prostate cancer
Vyndaqel (tafamidis meglumine)	Adult symptomatic transthyretin cardiomyopathy

(a)
As noted in our February 2018 press release, we and our partner Merck KGaA, Darmstadt, Germany, announced that the Bavencio Phase 3 trial in second-line NSCLC did not meet its pre-specified primary endpoint. We are continuing to further evaluate the detailed results.

In November 2017, we and our partner Merck KGaA, Darmstadt, Germany, announced that the Bavencio (avelumab) Phase 3 JAVELIN Gastric 300 trial did not meet its primary endpoint of superior overall survival with single-agent avelumab compared with physician's choice of chemotherapy.

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	PROPOSED INDICATION
dacomitinib
A pan-human epidermal growth factor receptor (HER) tyrosine kinase inhibitor for the first-line treatment of patients with advanced non-small cell lung cancer with estimated glomerular filtration rate (eGFR) activating mutations, which is being developed in collaboration with SFJ

lorlatinib (PF-06463922)	A next generation ALK/ROS1 tyrosine kinase inhibitor for the first-line treatment of patients with ALK-positive advanced non-small cell lung cancer
PF-04965842	A Janus kinase 1 (JAK1) inhibitor for the treatment of moderate-to-severe atopic dermatitis
PF-06425090	A prophylactic vaccine for active immunization to prevent clostridium difficile colitis
PF-05280586(a)	A potential biosimilar to Rituxan® (rituximab)
PF-06439535(b)	A potential biosimilar to Avastin® (bevacizumab)
PF-06410293(c)	A potential biosimilar to Humira® (adalimumab)
rivipansel (GMI-1070)	A pan-selectin inhibitor for the treatment of vaso-occlusive crisis in hospitalized individuals with sickle cell disease, which was licensed from GlycoMimetics Inc.
somatrogon (PF-06836922)	A long-acting hGH-CTP for the treatment of growth hormone deficiency in children, which is being developed in collaboration with OPKO
somatrogon (PF-06836922)	A long-acting hGH-CTP for the treatment of growth hormone deficiency in adults, which is being developed in collaboration with OPKO
talazoparib (MDV3800)	An oral PARP inhibitor for the treatment of patients with germline BRCA-mutated advanced breast cancer
talazoparib (MDV3800)	An oral PARP inhibitor for the treatment of metastatic castrate resistant prostate cancer
tanezumab	An anti-nerve growth factor monoclonal antibody for the treatment of pain, which is being developed in collaboration with Lilly

(a)	Rituxan® is a registered trademark of Biogen MA Inc.

(b)	Avastin® is a registered trademark of Genentech, Inc.

(c)	Humira® is a registered trademark of AbbVie Biotechnology Ltd.
Additional product-related programs are in various stages of discovery and development. Also, see the discussion in the “Our Strategy––Our Business Development Initiatives” section of this Financial Review.

2017 Financial Report	33

Financial Review
Pfizer Inc. and Subsidiary Companies

COSTS AND EXPENSES

The changes in expenses below for 2017 v. 2016 reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in our operating results through February 2, 2017 and, therefore, operating results for 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations, while operating results for 2016 reflect 12 months of HIS global operations.
The changes in expenses below for 2016 v. 2015 reflect, among other things, the unfavorable impact of the September 2015 acquisition of Hospira; specifically, the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015.
Cost of Sales

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Cost of sales	$11,240	$12,329	$9,648	(9)	28
As a percentage of Revenues	21.4%	23.3%	19.7%
2017 v. 2016
Cost of sales decreased 9% in 2017, compared to 2016, primarily due to:

•	the favorable impact of the sale of HIS global operations (which carried a higher cost of sales than other products) of $561 million;

•	recognition of synergies related to our cost-reduction/productivity initiatives;

•	the nonrecurring unfavorable impact of $248 million of acquired Hospira inventory, which is measured at fair value on the acquisition date and was amortized over the turn of the related inventory;

•	the favorable impact of foreign exchange of $140 million and the favorable offset of hedging gains of $52 million; and

•	a favorable change in product mix, including an operational decline in the SIP portfolio and the favorability attributed to products that have lost exclusivity, partially offset by:

•
$195 million in inventory losses, overhead costs related to the period in which our Puerto Rico plants were not operational, and incremental costs to date, all of which resulted from the recent hurricanes in Puerto Rico.

The decrease in Cost of sales as a percentage of revenues in 2017, compared to 2016, was primarily due to all of the factors discussed above, as well as an increase in alliance revenues, which have no associated cost of sales.
2016 v. 2015
Cost of sales increased 28% in 2016, compared to 2015, primarily due to:

•	the unfavorable impact of the Hospira acquisition;

•	the growth in revenues from key innovative brands as well as the growth in the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio;

•	production variances driven by changes in product mix, including products which have lost exclusivity and manufacturing production issues at certain sites (up approximately $300 million);

•	an increase in costs associated with our cost-reduction/productivity initiatives including plant network strategy (approximately $200 million); and

•	the unfavorable impact of foreign exchange of 3% or approximately $410 million in 2016.
The increase in Cost of sales as a percentage of Revenues in 2016, compared to 2015, was primarily due to:

•
an unfavorable change in product mix due to (i) the unfavorable impact of the Hospira acquisition, with products that carry a higher cost, as well as the impact of acquired Hospira inventory which was measured at fair value on the acquisition date and amortized over the turn of the related inventory; and (ii) the impact of losses of exclusivity on products which formerly had a higher gross margin;

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

34	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Selling, informational and administrative expenses	$14,784	$14,837	$14,809	—	—
As a percentage of Revenues	28.1%	28.1%	30.3%
2017 v. 2016
SI&A expenses were relatively flat in 2017, compared to 2016, primarily due to:

•
the non-recurrence of an allowance for doubtful trade accounts receivable of approximately $265 million, resulting from unfavorable developments with a distributor that was recorded in the first quarter of 2016;

•	lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives;

•	lower spending for certain products, primarily Prevnar 13/Prevenar 13;

•	the favorable impact of the sale of HIS global operations of $135 million; and

•	lower spending for Viagra due to the loss of exclusivity in December 2017, offset by:

•	additional investment across several of our key products, primarily Eucrisa, Ibrance and Xeljanz, as well as biosimilars, primarily related to the U.S. launch of Inflectra; and

•
an increase in charitable contributions, including a $200 million charitable contribution to the Pfizer Foundation, an organization that provides grant and investment funding to support organizations and social entrepreneurs in an effort to improve healthcare delivery.

2016 v. 2015

SI&A expenses were relatively flat in 2016, compared to 2015, primarily due to:

•	an increase in the allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor (approximately $280 million);

•	the unfavorable impact of the Hospira acquisition; and

•	additional investment across several of our key products,
offset by:

•
the non-recurrence of a $419 million charge related to the settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect a lump-sum payment or annuity of their deferred vested pension benefits in 2015; and

•	the favorable impact of foreign exchange of 2% in 2016.

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Research and development expenses	$7,657	$7,872	$7,690	(3)	2
As a percentage of Revenues	14.6%	14.9%	15.7%
2017 v. 2016
R&D expenses decreased 3% in 2017, compared to 2016, primarily due to:

•
lower expenses of approximately $743 million due to the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016 and the non-recurrence of its associated close-out costs;

partially offset by:

•	increased costs associated with our oncology programs, primarily clinical trial spend on Medivation assets;

•	lower development funding credits of approximately $124 million primarily related to the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016;

•	increased costs associated with our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017;

•	an expense of $75 million resulting from our May 2017 agreement with Sangamo to develop and commercialize gene therapy programs for Hemophilia A; and

•	increased costs associated with late stage development programs, including Xtandi, talazoparib and tanezumab.
2016 v. 2015
R&D expenses increased 2% in 2016, compared to 2015, primarily due to:

•	costs of approximately $260 million to close-out studies for the global clinical development program for bococizumab that was discontinued in the fourth quarter of 2016;

2017 Financial Report	35

Financial Review
Pfizer Inc. and Subsidiary Companies

•
the unfavorable impact of the Hospira acquisition and increased investment in legacy Hospira biosimilar and sterile injectable development programs and, to a lesser extent, the inclusion of approximately six months of legacy Anacor operations and approximately three months of legacy Medivation operations; and

•	increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA, partially offset by:

•	the non-recurrence of the $295 million upfront payment to OPKO in the first quarter of 2015 associated with a worldwide development and commercialization agreement; and

•
development funding of $272 million under which we had an obligation to perform contractual services related to certain clinical trials of bococizumab, Ibrance and rivipansel (see Notes to Consolidated Financial Statements––Note 2C. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Research and Development and Collaboration Agreements).

For additional information on Cost of sales, SI&A and R&D expenses by operating segment, see the “Analysis of Operating Segment Information” section of this Financial Review.

Amortization of Intangible Assets

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Amortization of intangible assets	$4,758	$4,056	$3,728	17	9
As a percentage of Revenues	9.1%	7.7%	7.6%
Amortization of intangible assets increased 17% in 2017, compared to 2016, primarily due to amortization expense of approximately $797 million (pre-tax) in 2017 associated with the identifiable intangible assets acquired from Medivation and Anacor, partially offset by assets that became fully amortized at the end of their estimated useful lives and the favorable impact of the February 2017 sale of HIS.
Amortization of intangible assets decreased 9% in 2016, compared to 2015, primarily due to the inclusion of a full year of amortization expense for the identifiable intangible assets acquired from legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. amortization expense and three months of legacy Hospira international amortization expense in 2015, as well as the inclusion of three months of amortization expense for the intangible assets acquired from legacy Medivation in 2016, partially offset by assets that became fully amortized at the end of their estimated useful lives.

See also Notes to Consolidated Financial Statements—Note 10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Restructuring charges––acquisition-related costs(a)	$109	$211	$479	(48)	(56)
Restructuring charges––cost reduction initiatives(b)	69	945	333	(93)	*
Restructuring charges	178	1,156	811	(85)	43
Transaction costs	4	127	123	(97)	3
Integration costs	305	441	218	(31)	*
Restructuring charges and certain acquisition-related costs	$487	$1,724	$1,152	(72)	50
Total additional depreciation––asset restructuring	91	207	122	(56)	70
Total implementation costs	227	340	203	(33)	67
Costs associated with acquisitions and cost-reduction/productivity initiatives(c)	$805	$2,271	$1,478	(65)	54

(a)
Restructuring charges––acquisition-related costs include employee termination costs, exit costs and asset impairments associated with business combinations. For 2017 and 2016, restructuring charges––acquisition-related costs are primarily associated with our acquisitions of Hospira and Medivation. For 2015, restructuring charges––acquisition-related costs primarily relate to our acquisition of Hospira.

(b)	Restructuring charges––cost reduction initiatives include employee termination costs, exit costs and asset impairments not associated with acquisitions.

(c)
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

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

In connection with our acquisition of Hospira, we are focusing our efforts on achieving an appropriate cost structure for the combined company. We expect to achieve $1 billion of annual cost savings by 2018 in connection with the Hospira acquisition, 25% more than our initial cost savings target of $800 million, and have achieved approximately $720 million of cost savings through December 31, 2017. The one-time costs to generate the savings are expected to be approximately $1 billion (not including costs of $215 million for full-year 2015 associated with the return of acquired IPR&D rights), and the majority of these costs are expected to be incurred for the three-year period post-acquisition.

36	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

In 2016, we substantially completed previously disclosed cost-reduction initiatives begun in 2014 associated with our global commercial structure reorganization, manufacturing plant network rationalization and optimization initiatives, and additional cost-reduction/productivity initiatives across the enterprise. Through December 31, 2016, we incurred $3.1 billion (pre-tax) in total costs for the 2014-2016 program. The cumulative ongoing annual cost savings associated with the 2014-2016 program (but not including expected cost savings associated with the Hospira acquisition), are approximately $3.1 billion. These savings were recognized, for the most part, through the end of 2016. However, savings from costs incurred in the last half of 2016 largely occurred in 2017.

New Cost-Reduction/Productivity Initiatives—2017 through 2019 Activities
As a result of the evaluation performed in connection with our decision in September 2016 to not pursue, at that time, splitting IH and EH into two separate publicly-traded companies, we have identified new opportunities to potentially achieve greater optimization and efficiency to become more competitive in our business. Therefore, we have initiated new enterprise-wide cost-reduction/productivity initiatives, which we expect to complete by the end of 2019. These initiatives will encompass all areas of our cost base and will include further centralization of our corporate and platform functions and optimization of our manufacturing plant network to support IH and EH products and pipelines, as well as activities in other areas where opportunities are identified. The action plans related to these new initiatives are underway and, in order to achieve targeted savings of approximately $1.4 billion by 2020, we expect to incur total costs of approximately $1.1 billion over the three year period, 2017-2019. Of this amount, we expect about 80% to be manufacturing operations related and we expect about 20% of the total charges will be non-cash. For additional information about these programs and expected and actual total costs, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives. The expected cost savings in 2018 associated with these activities are reflected in our 2018 financial guidance.

In addition to these major initiatives, we continuously monitor our operations for cost reduction and/or productivity opportunities, especially in light of the losses of exclusivity and the expiration of collaborative arrangements for various products.

Other (Income)/Deductions––Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Other (income)/deductions—net	$1,315	$3,655	$2,860	(64)	28

For information about the components of Other (income)/deductions—net, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

See also the “Analysis of Operating Segment Information” section of this Financial Review.
PROVISION/(BENEFIT) FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Provision/(benefit) for taxes on income	$(9,049)	$1,123	$1,990	*	(44)
Effective tax rate on continuing operations	(73.5)%	13.4%	22.2%

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

In all three years presented, our effective tax rate on continuing operations was impacted by favorable audit settlements and from the expiration of certain statutes of limitations in multiple jurisdictions covering various periods, among other factors. Our effective tax rate on continuing operations for 2017 was favorably impacted by the enactment of the TCJA. For details about these discrete elements that impacted our tax provisions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.
2017 v. 2016
The lower effective tax rate in 2017 compared to 2016 was primarily the result of:

•
the tax benefits associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries associated with the enactment of the TCJA; and

•	a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by:

•
the decrease in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations; and

•
the non-recurrence of benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position.

2017 Financial Report	37

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
the increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations; and

•
the benefits related to the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision/(benefit) for taxes on income. The net tax benefit was $89 million in 2016 (See Notes to Consolidated Financial Statements––Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report),

partially offset by:

•	the non-recurrence of tax benefits associated with certain tax initiatives.
Changes in Tax Laws

On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the Federal corporate income tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts for 2017 as well as the estimated impact on 2018 financial guidance for the effective tax rate on Adjusted income are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations and the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this Financial Report.

On January 23, 2017, the Governor of Puerto Rico signed into law Act No. 3-2017, amending Section 2101 of the Puerto Rico Internal Revenue Code of 1994, which imposes an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. Act No. 3-2017 further extended the excise tax for all years through 2027 at a rate of 4%. The excise tax has been recorded in Cost of sales and Provision/(benefit) for taxes on income, as appropriate. All expected impacts in 2018 have been reflected in our financial guidance for 2018.

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
NON-GAAP FINANCIAL MEASURE (ADJUSTED INCOME)
General Description of Non-GAAP Financial Measure (Adjusted Income)

Adjusted income is an alternative view of performance used by management. We measure the performance of the overall Company on this basis in conjunction with other performance metrics. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income, certain components of Adjusted income, and Adjusted diluted earnings per share in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items, which are described below. Similarly, we have defined the Adjusted income components as Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/deductions––net each before the impact of purchase accounting for acquisitions, acquisition-related costs and certain significant items. We have defined Adjusted diluted earnings per share as Earnings per common share attributable to Pfizer Inc.––diluted before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. The Adjusted income measure, the Adjusted income component measures and the Adjusted diluted earnings per share measure are not, and should not be viewed as, a substitute for U.S. GAAP net income, U.S. GAAP net income components or U.S. GAAP diluted earnings per share.

The following are examples of how the Adjusted income and Adjusted diluted earnings per share measures are utilized:

•	senior management receives a monthly analysis of our operating results that is prepared on an Adjusted income and Adjusted diluted earnings per share basis;

•	our annual budgets are prepared on an Adjusted income and Adjusted diluted earnings per share basis; and

38	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

We also recognize that, as internal measures of performance, the Adjusted income and its components and Adjusted diluted earnings per share measures have limitations, and we do not restrict our performance-management process solely to these metrics. A limitation of these measures is that they provide a view of our operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and do not provide a comparable view of our performance to other companies in the biopharmaceutical industry. We also use other specifically tailored tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of Pfizer’s long-term incentive compensation plans.

See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for 2017, 2016 and 2015 below.

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

2017 Financial Report	39

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspects of their nature. Certain significant items may be highly variable and difficult to predict. Furthermore, in some cases it is reasonably possible that they could reoccur in future periods. For example, major non-acquisition-related cost-reduction programs stand on their own as they are specific to an event or goal with a defined term, but we may have subsequent programs based on reorganizations of the business, cost productivity or in response to loss of exclusivity or economic conditions. Legal charges to resolve litigation are also related to specific cases, which are facts and circumstances specific and, in some cases, may also be the result of litigation matters at acquired companies that were inestimable, not probable or unresolved at the date of acquisition. Unusual items may represent items that are not part of our ongoing business; items that, either as a result of their nature or size, we would not expect to occur as part of our normal business on a regular basis; items that would be non-recurring; or items that relate to products we no longer sell. While not all-inclusive, examples of items that could be included as certain significant items would be a major non-acquisition-related restructuring charge and associated implementation costs; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as the TCJA discussed in Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations or charges related to certain legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17A. Commitments and Contingencies: Legal Proceedings and in Part II, Item 1, “Legal Proceedings” in our Quarterly Reports on Form 10-Q. Normal, ongoing defense costs of the Company or settlements of and accruals for legal matters made in the normal course of our business would not be considered certain significant items.

40	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information––Certain Line Items

	2017
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$52,546	$—	$—	$—	$—	$52,546
Cost of sales	11,240	(47)	(39)	—	(363)	10,790
Selling, informational and administrative expenses	14,784	(16)	—	—	(299)	14,469
Research and development expenses	7,657	8	—	—	(38)	7,626
Amortization of intangible assets	4,758	(4,565)	—	—	—	193
Restructuring charges and certain acquisition-related costs	487	—	(418)	—	(69)	—
Other (income)/deductions––net	1,315	(138)	—	—	(1,876)	(699)
Income from continuing operations before provision/(benefit) for taxes on income	12,305	4,758	456	—	2,647	20,166
Provision/(benefit) for taxes on income(b)	(9,049)	1,331	173	—	11,577	4,033
Income from continuing operations	21,353	3,426	283	—	(8,930)	16,132
Discontinued operations––net of tax	2	—	—	(2)	—	—
Net income attributable to noncontrolling interests	47	—	—	—	—	47
Net income attributable to Pfizer Inc.	21,308	3,426	283	(2)	(8,930)	16,085
Earnings per common share attributable to Pfizer Inc.––diluted	3.52	0.57	0.05	—	(1.47)	2.65

	2016
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$52,824	$—	$—	$—	$—	$52,824
Cost of sales	12,329	(295)	(7)	—	(397)	11,630
Selling, informational and administrative expenses	14,837	(3)	—	—	(89)	14,745
Research and development expenses	7,872	3	—	—	(34)	7,841
Amortization of intangible assets	4,056	(3,928)	—	—	—	128
Restructuring charges and certain acquisition-related costs	1,724	—	(778)	—	(945)	—
Other (income)/deductions––net	3,655	39	—	—	(4,423)	(729)
Income from continuing operations before provision/(benefit) for taxes on income	8,351	4,185	785	—	5,888	19,210
Provision/(benefit) for taxes on income(b)	1,123	1,248	104	—	1,943	4,418
Income from continuing operations	7,229	2,937	682	—	3,944	14,792
Discontinued operations––net of tax	17	—	—	(17)	—	—
Net income attributable to noncontrolling interests	31	—	—	—	—	31
Net income attributable to Pfizer Inc.	7,215	2,937	682	(17)	3,944	14,761
Earnings per common share attributable to Pfizer Inc.––diluted	1.17	0.48	0.11	—	0.64	2.40
See end of tables for notes (a) and (b).

2017 Financial Report	41

Financial Review
Pfizer Inc. and Subsidiary Companies

	2015
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$48,851	$—	$—	$—	$—	$48,851
Cost of sales	9,648	(413)	(75)	—	(140)	9,021
Selling, informational and administrative expenses	14,809	—	—	—	(484)	14,324
Research and development expenses	7,690	7	—	—	(44)	7,653
Amortization of intangible assets	3,728	(3,598)	—	—	—	130
Restructuring charges and certain acquisition-related costs	1,152	—	(820)	—	(333)	—
Other (income)/deductions––net	2,860	52	—	—	(3,321)	(409)
Income from continuing operations before provision/(benefit) for taxes on income	8,965	3,953	894	—	4,321	18,133
Provision/(benefit) for taxes on income(b)	1,990	1,110	303	—	949	4,352
Income from continuing operations	6,975	2,843	591	—	3,372	13,781
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	26	—	—	—	—	26
Net income attributable to Pfizer Inc.	6,960	2,843	591	(11)	3,372	13,755
Earnings per common share attributable to Pfizer Inc.––diluted	1.11	0.45	0.09	—	0.54	2.20

(a)	For details of adjustments, see “Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income” below.

(b)
The effective tax rate on Non-GAAP Adjusted income was 20.0% in 2017, 23.0% in 2016 and 24.0% in 2015. The decrease in the effective tax rate on Non-GAAP Adjusted income for 2017 compared with 2016 was primarily due to tax benefits associated with the enactment of the TCJA, primarily reflecting the remeasurement of U.S. deferred tax liabilities on deemed repatriated post-1986 earnings of foreign subsidiaries that were accrued during 2017, as well as a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by a decrease in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations. The decline in the effective tax rate on Non-GAAP Adjusted income in 2016 compared to 2015 was primarily due to a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations, as well as benefits related to the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision/(benefit) for taxes on income.

42	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income

Adjusted income, as shown above, excludes the following items:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Purchase accounting adjustments
Amortization, depreciation and other(a)	$4,711	$3,890	$3,540
Cost of sales	47	295	413
Total purchase accounting adjustments—pre-tax	4,758	4,185	3,953
Income taxes(b)	(1,331)	(1,248)	(1,110)
Total purchase accounting adjustments—net of tax	3,426	2,937	2,843

Acquisition-related costs
Restructuring charges(c)	109	211	479
Transaction costs(c)	4	127	123
Integration costs(c)	305	441	218
Additional depreciation—asset restructuring(d)	39	7	75
Total acquisition-related costs—pre-tax	456	785	894
Income taxes(e)	(173)	(104)	(303)
Total acquisition-related costs—net of tax	283	682	591

Discontinued operations
Total discontinued operations—net of tax, attributable to Pfizer Inc.(f)	(2)	(17)	(11)

Certain significant items
Restructuring charges(g)	69	945	333
Implementation costs and additional depreciation—asset restructuring(h)	279	540	251
Certain legal matters, net(i)	237	494	968
Loss on sale and impairment on remeasurement of HIS net assets(i)	55	1,712	—
Certain asset impairments(i)	379	1,426	787
Foreign currency loss and inventory impairment related to Venezuela(j)	—	—	878
Charge related to pension settlement(k)	—	—	491
Business and legal entity alignment costs(i)	71	261	282
Net losses on early retirement of debt(i)	999	312	—
Other(l)	556	197	332
Total certain significant items—pre-tax	2,647	5,888	4,321
Income taxes(m)	(11,577)	(1,943)	(949)
Total certain significant items—net of tax	(8,930)	3,944	3,372
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax, attributable to Pfizer Inc.	$(5,223)	$7,546	$6,795

(a)	Included primarily in Amortization of intangible assets.

(b)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Income taxes recorded in 2017 do not reflect any changes associated with the enactment of the TCJA. These changes resulting from the TCJA have been reflected in the line item, Certain significant items “Income taxes”.

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

(e)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Income taxes recorded in 2017 do not reflect any changes associated with the enactment of the TCJA. These changes resulting from the TCJA have been reflected in Certain significant items “Income taxes”. As applicable, each period may also include the impact of the remeasurement of certain deferred tax liabilities resulting from our plant network restructuring activities: in 2016, there was an unfavorable impact.

(f)	Included in Discontinued operations––net of tax. For all years presented, represents post-close adjustments.

(g)
Included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). Amounts relate to our cost-reduction and productivity initiatives not related to acquisitions.

2017 Financial Report	43

Financial Review
Pfizer Inc. and Subsidiary Companies

(h)
Amounts relate to our cost-reduction/productivity initiatives not related to acquisitions (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2017, included in Cost of sales ($170 million), Selling, informational and administrative expenses ($71 million) and Research and development expenses ($38 million). For 2016, primarily all included in Cost of sales ($423 million), Selling, informational and administrative expenses ($81 million) and Research and development expenses ($32 million). For 2015, virtually all included in Cost of sales ($145 million), Selling, informational and administrative expenses ($83 million) and Research and development expenses ($19 million).

(i)	Included in Other (income)/deductions—net (see the Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

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

(l)
For 2017, included in Cost of sales ($193 million), Selling, informational and administrative expenses ($229 million) and Other (income)/deductions––net ($134 million). For 2016, primarily included in Cost of sales ($27 million income), Selling, informational and administrative expenses ($8 million) and Other (income)/deductions––net ($214 million). For 2015, virtually all included in Cost of sales ($149 million income) and Other (income)/deductions––net ($473 million). For 2017, includes, among other things, (i) a charitable contribution to the Pfizer Foundation of $200 million, which is included in Selling, informational and administrative expenses; (ii) $195 million in inventory losses, overhead costs related to the period in which our Puerto Rico plants were not operational, and incremental costs to date, all of which resulted from the recent hurricanes in Puerto Rico and are included in Cost of sales; (iii) an $81 million loss related to the sale of our 49% equity share in Hisun Pfizer, which is included in Other (income)/deductions––net; and (iv) a net loss of $30 million related to the sale of our 40% ownership investment in Teuto, including the extinguishment of a put option for the remaining 60% ownership interest, which is included in Other (income)/deductions––net. For 2016, includes, among other things, $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction, which is included in Other (income)/deductions—net. For 2015, includes, among other things, a change in the profit deferred in inventory relating to inventory that had not been sold to third parties, which is included in Cost of sales (non-cash benefit of $221 million), losses of $239 million, which are included in Other (income)/deductions––net, and are related to our share of an equity method investee’s charges incurred for its re-measurement of a contingent consideration liability, and charges of $173 million related to the write-down of assets to net realizable value, which are primarily included in Other (income)/deductions––net.

(m)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2017 was favorably impacted by tax benefits primarily associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries associated with the TCJA. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts for 2017 are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. The amount in 2016 was favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position. The amount in 2015 was favorably impacted by tax benefits associated with certain tax initiatives. In addition, the amount in 2015 was unfavorably impacted by a non-deductible foreign currency loss related to Venezuela and the non-deductible charge for the agreement in principle reached in February 2016 to resolve claims relating to Protonix. See Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

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
As described in Notes to Consolidated Financial Statements—Note 1A. Basis of Presentation and Significant Accounting Policies: Basis of Presentation, acquisitions and divestitures have impacted our results of operations in 2017, 2016 and 2015.

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	2017
(MILLIONS OF DOLLARS)	Innovative Health (IH)(a)	Essential Health (EH)(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$31,422	$21,124	$—	$52,546	$—	$52,546
Cost of sales	4,091	5,938	762	10,790	449	11,240
% of revenue	13.0%	28.1%	*	20.5%	*	21.4%
Selling, informational and administrative expenses	7,158	3,067	4,244	14,469	316	14,784
Research and development expenses	2,566	1,046	4,014	7,626	31	7,657
Amortization of intangible assets	129	65	—	193	4,565	4,758
Restructuring charges and certain acquisition-related costs	—	—	—	—	487	487
Other (income)/deductions––net	(863)	(275)	439	(699)	2,014	1,315
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$18,341	$11,283	$(9,459)	$20,166	$(7,861)	$12,305

44	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

	2016
(MILLIONS OF DOLLARS)	Innovative Health (IH)(a)	Essential Health (EH)(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$29,197	$23,627	$—	$52,824	$—	$52,824
Cost of sales	4,041	6,273	1,316	11,630	699	12,329
% of revenue	13.8%	26.5%	*	22.0%	*	23.3%
Selling, informational and administrative expenses	7,248	3,455	4,042	14,745	92	14,837
Research and development expenses	2,940	1,232	3,669	7,841	31	7,872
Amortization of intangible assets	102	26	—	128	3,928	4,056
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,724	1,724
Other (income)/deductions––net	(988)	(256)	515	(729)	4,384	3,655
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$15,854	$12,898	$(9,542)	$19,210	$(10,858)	$8,351

	2015
(MILLIONS OF DOLLARS)	Innovative Health (IH)(a)	Essential Health (EH)(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$26,758	$22,094	$—	$48,851	$—	$48,851
Cost of sales	3,651	4,891	479	9,021	627	9,648
% of revenue	13.6%	22.1%	*	18.5%	*	19.7%
Selling, informational and administrative expenses	6,807	3,573	3,945	14,324	485	14,809
Research and development expenses	2,712	1,032	3,909	7,653	37	7,690
Amortization of intangible assets	94	36	—	130	3,598	3,728
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,152	1,152
Other (income)/deductions––net	(1,086)	(152)	829	(409)	3,269	2,860
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$14,581	$12,714	$(9,162)	$18,133	$(9,168)	$8,965

(a)	Amounts represent the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment.

(b)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside of our two operating segments and includes the following:

	2017
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Corporate(iii)	Other Unallocated(iv)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	1	—	34	727	762
Selling, informational and administrative expenses	—	(1)	4,208	37	4,244
Research and development expenses	2,395	776	840	4	4,014
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(33)	—	440	32	439
Loss from continuing operations before provision/(benefit) for taxes on income	$(2,362)	$(775)	$(5,522)	$(799)	$(9,459)

2017 Financial Report	45

Financial Review
Pfizer Inc. and Subsidiary Companies

	2016
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Corporate(iii)	Other Unallocated(iv)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	199	1,117	1,316
Selling, informational and administrative expenses	—	—	4,004	37	4,042
Research and development expenses	2,352	691	612	14	3,669
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(24)	—	676	(136)	515
Loss from continuing operations before provision/(benefit) for taxes on income	$(2,328)	$(691)	$(5,491)	$(1,032)	$(9,542)

	2015
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Corporate(iii)	Other Unallocated(iv)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	~~—~~	20	459	479
Selling, informational and administrative expenses	2	—	3,860	84	3,945
Research and development expenses	2,331	658	906	14	3,909
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	3	(3)	—
Other (income)/deductions––net	(77)	—	817	89	829
Loss from continuing operations before provision/(benefit) for taxes on income	$(2,255)	$(658)	$(5,607)	$(642)	$(9,162)

(i)
WRD—the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(ii)
GPD––the costs associated with our GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

(iii)
Corporate—the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2017, Corporate also includes the costs associated with our Pfizer Medical organization (Medical), previously reported as part of Other Business Activities. Medical is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. We have reclassified approximately $165 million and $177 million of Medical costs from Other Business Activities to Corporate in 2016 and 2015, respectively, to conform to the current period presentation. We recognized a $52 million gain in 2017 as an offset to Cost of sales related to foreign currency forward-exchange contracts designated as cash flow hedges of a portion of our foreign exchange-denominated forecasted intercompany inventory sales.

(iv)
Other Unallocated—other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production).

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment for 2017. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

46	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

For information purposes only, for 2017, we estimate that Other costs, as described above, for combined WRD and GPD costs of $3.1 billion, and combined Corporate and Other Unallocated costs of $5.6 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $923 million in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $227 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

	2017
		Estimated Other Costs Associated with IH(ii)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(i), (iii)	Estimated WRD/GPD(ii)	Estimated Corporate/Other Unallocated(ii)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(ii), (iii)
Revenues	$31,422	$—	$—	$31,422
Cost of sales	4,091	1	174	4,265
Selling, informational and administrative expenses	7,158	—	2,448	9,605
Research and development expenses	2,566	3,133	688	6,387
Amortization of intangible assets	129	—	—	129
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(863)	(33)	(98)	(994)
Income from continuing operations before provision/(benefit) for taxes on income	18,341	(3,100)	(3,212)	12,030

	2017
		Estimated Other Costs Associated with EH(ii)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(i), (iii)	Estimated WRD/GPD(ii)	Estimated Corporate/Other Unallocated(ii)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(ii), (iii)
Revenues	$21,124	$—	$—	$21,124
Cost of sales	5,938	—	588	6,525
Selling, informational and administrative expenses	3,067	—	1,797	4,864
Research and development expenses	1,046	37	156	1,239
Amortization of intangible assets	65	—	—	65
Restructuring charges and certain acquisition-related costs	—	—	—	—
Other (income)/deductions––net	(275)	—	(125)	(401)
Income from continuing operations before provision/(benefit) for taxes on income	11,283	(38)	(2,415)	8,831

(i)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (a) above for more information.

(ii)
Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see note (b) above.

•	WRD/GPD––The information provided for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(iii)	See note (c) below for an explanation of our Non-GAAP Adjusted financial measure.

(c)	See the “Non-GAAP Financial Measure (Adjusted Income)” section of this Financial Review for a definition of these “Adjusted Income” components.

(d)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our Non-GAAP adjusted measure of performance, see the “Non-GAAP Financial Measure (Adjusted Income)” section of this Financial Review.

Innovative Health Operating Segment

2017 vs. 2016

IH Revenues increased 8% to $31.4 billion. Foreign exchange had a de minimis impact.

2017 Financial Report	47

Financial Review
Pfizer Inc. and Subsidiary Companies

The following graph illustrates the components of the increase in IH Revenues:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.
The following provides an analysis of the increase in IH Revenues:

(MILLIONS OF DOLLARS)

IH Revenues, 2016	$29,197

Operational growth/(decline):
Continued growth from key brands including Eliquis (globally), as well as Xeljanz and Lyrica (both primarily in the U.S.)	1,608
Ibrance global growth: U.S. revenues increased primarily due to continued strong uptake in the metastatic breast cancer setting. International revenues increased operationally, but were negatively impacted by a one-time price adjustment to 2017 revenues related to finalizing reimbursement agreements in certain developed Europe markets.	993
Increase in Xtandi alliance revenues in the U.S. (September 2016 acquisition of Medivation)	450
Lower revenues for Enbrel primarily in developed Europe markets due to continued biosimilar competition	(448)
Lower revenues for Viagra in the U.S. due to generic competition that began in December 2017	(359)
Decline in Prevnar 13/Prevenar 13 revenues. U.S. revenues decreased primarily due to the expected decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to 2016, partially offset by growth from the pediatric indication. International revenues increased primarily due to the favorable overall impact of timing and increased volume associated with government purchases in certain emerging markets for the pediatric indication compared with prior year, as well as from the inclusion of Prevenar 13 in additional national immunization programs in certain emerging markets for the adult and pediatric indications in the fourth of quarter 2017.
(108)
Other operational factors, net	169
Operational growth, net	2,305

Unfavorable impact of foreign exchange	(80)
IH Revenues increase	2,225
IH Revenues, 2017	$31,422
Total IH revenues from emerging markets were $4.4 billion in 2017, compared to $3.7 billion in 2016, reflecting an 18% operational increase. Foreign exchange had a de minimis impact on total IH revenues from emerging markets.
Costs and Expenses

•
Cost of sales as a percentage of Revenues decreased 0.8 percentage points primarily driven by a favorable change in product mix, including an increase in alliance revenue, which have no associated cost of sales, partially offset by an increase in royalty expense, mostly related to Ibrance.

•	The increase in Cost of sales of 1% was primarily driven by an increase in royalty expense, mostly related to Ibrance, partially offset by a favorable change in product mix.

•
The decrease in Selling, informational and administrative expenses of 1% was primarily driven by the non-recurrence of an allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor that was recorded in the first quarter of 2016, lower spending for certain products, primarily Prevnar 13/Prevenar 13 and Viagra (which lost exclusivity in the U.S. in December 2017), partially offset by additional investment across several of our key products, primarily Eucrisa, Ibrance and Xeljanz.

•	The decrease in Research and development expenses of 13% primarily reflects:

◦	the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016 and the non-recurrence of its associated close-out costs,

48	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by increased costs associated with:

◦	our oncology programs, including clinical trial spend on legacy Medivation assets;

◦	our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017;

◦	our tanezumab development program; and

◦	an expense of $28 million, representing IH’s portion of the $75 million expense resulting from our May 2017 agreement with Sangamo to develop and commercialize gene therapy programs for Hemophilia A.

•	The unfavorable change in Other (income)/deductions––net primarily reflects:

◦
lower royalty income for Enbrel of $470 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013); and

◦	a $51 million decrease in Prezista royalties,
partially offset by:

◦	a $256 million increase in dividend income from our investment in ViiV; and

◦	a $176 million increase in Xtandi royalty income.
2016 vs. 2015
IH Revenues increased 9% to $29.2 billion. Foreign exchange had an unfavorable impact of 2%. Revenues increased 11% operationally.
The following graph illustrates the components of the increase in IH Revenues:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.
The following provides an analysis of the increase in IH Revenues:

(MILLIONS OF DOLLARS)

IH Revenues, 2015	$26,758

Acquisition:
The inclusion of Xtandi alliance revenues in the U.S. (September 2016 acquisition of Medivation)	140

Operational growth/(decline):
Continued operational growth from key brands including Ibrance, Lyrica, Xeljanz, Chantix/Champix and Consumer Healthcare, all primarily in the U.S., as well as Eliquis and Xalkori globally	3,582
Decline in Rebif revenues in the U.S. due to the year-end 2015 expiry of the collaboration agreement to co-promote Rebif in the U.S., as well as lower revenues for Enbrel primarily in most developed Europe markets, primarily due to biosimilar competition	(571)
Decline in Prevnar 13/Prevenar 13 revenues, primarily driven by an expected decline in revenues for the adult indication in the U.S. due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to the prior-year, as well as the unfavorable impact of the timing of government purchases for the pediatric indication	(454)
Other operational factors, net	330
Operational growth, net	3,027
Unfavorable impact of foreign exchange	(588)
IH Revenues increase	2,439
IH Revenues, 2016	$29,197
Total IH revenues from emerging markets were $3.7 billion in 2016, compared to $4.0 billion in 2015, reflecting 7% operational growth, which was more than offset by the unfavorable impact of foreign exchange of 15%.

2017 Financial Report	49

Financial Review
Pfizer Inc. and Subsidiary Companies

Costs and Expenses

•
Cost of sales as a percentage of Revenues increased slightly due to the unfavorable impact of foreign exchange and an increase in royalty expense, partially offset by a favorable change in product mix, including an increase in alliance revenues, which have no associated cost of sales.

•	The increase in Cost of sales of 11% was primarily driven by the unfavorable impact of foreign exchange, an increase in royalty expense and an increase in sales volumes.

•
The increase in Selling, informational and administrative expenses of 6% reflects an increase in the allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor, and additional investment across several of our key products, partially offset by the favorable impact of foreign exchange.

•	The increase in Research and development expenses of 8% primarily reflects:

◦	costs to close-out studies for the global clinical development program for bococizumab that was discontinued in the fourth quarter of 2016;

◦	increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA; and

◦	the inclusion of three months of legacy Medivation operations in 2016, partially offset by:

◦	the non-recurrence of the $295 million upfront payment made to OPKO in the first quarter of 2015.

•
The unfavorable change in Other (income)/deductions––net primarily reflects the unfavorable impact of foreign exchange, a net decrease in royalty income and a decrease in our equity income from a certain equity-method investment.

Essential Health Operating Segment
2017 vs. 2016
EH Revenues decreased 11% to $21.1 billion, reflecting a 10% operational decrease and a 1% an unfavorable of foreign exchange.
The following graph illustrates the components of the decrease in EH Revenues:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.
The following provides an analysis of the decrease in EH Revenues:

(MILLIONS OF DOLLARS)

EH Revenues, 2016	$23,627

Disposition:
Approximately one month of HIS domestic operations and approximately two months of HIS international operations in 2017, compared to twelve months of HIS global operations in 2016 (February 2017 sale)	(1,062)

Other operational growth/(decline):
Decline from Peri-LOE Products, primarily due to expected declines in Pristiq in the U.S. as well as Lyrica and Vfend (both primarily in developed Europe markets)	(957)
Decline from the Sterile Injectable Pharmaceuticals portfolio, primarily due to legacy Hospira product shortages in the U.S.	(315)
Decline in the Legacy Established Products portfolio primarily due to generic competition in developed markets	(188)
Growth from Biosimilars, primarily from Inflectra in the U.S. and developed Europe markets	209
Other operational factors, net	(13)
Operational decline, net	(2,325)

Unfavorable impact of foreign exchange	(178)
EH Revenues decrease	(2,503)
EH Revenues, 2017	$21,124

50	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Total EH revenues from emerging markets were $7.0 billion in 2017, compared to $6.7 billion in 2016, reflecting 7% operational growth, primarily driven by 6% operational growth from the Legacy Established Products portfolio and 17% operational growth from the Sterile Injectable Pharmaceuticals portfolio. Foreign exchange had an unfavorable impact of 2%. Excluding HIS in both periods, EH revenues in emerging markets grew 8% operationally.
Costs and Expenses
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations, while operating results for EH for 2016 reflect 12 months of HIS global operations.

•
Cost of sales as a percentage of Revenues increased 1.6 percentage points primarily due to cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy, and the impact of product losses of exclusivity, partially offset by the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products, and the favorable impact of foreign exchange.

•	The decrease in Cost of sales of 5% primarily reflects:

◦	the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products;

◦	the favorable impact of foreign exchange;

◦	a net decrease in royalty expense and, to a lesser extent,

◦	lower volumes driven by, among other things, the SIP portfolio, primarily due to legacy Hospira product shortages in the U.S., partially offset by:

◦	cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy.

•
Selling, informational and administrative expenses decreased 11% primarily due to the favorable impact of the sale of HIS, lower advertising, promotional, and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, as well as lower expenses associated with products that recently lost marketing exclusivity, partially offset by increased spending for biosimilars, primarily related to the U.S. launch of Inflectra.

•
Research and development expenses decreased 15% primarily due to decreased spending for biosimilars, the close-out of certain post-marketing clinical trials and the favorable impact of the sale of HIS.

•
The favorable change in Other (income)/deductions––net primarily reflects the favorable impact of foreign exchange, a gain on the redemption of an acquired bond and an increase in Inflectra royalty income, partially offset by the non-recurrence of a resolution of a contract disagreement in the first quarter of 2016.

2016 vs. 2015
EH Revenues increased 7% to $23.6 billion. Foreign exchange had an unfavorable impact of 4%. EH Revenues excluding the contribution from the legacy Hospira portfolio, decreased 8%, or 3% operationally.
The following graph illustrates the components of the increase in EH Revenues:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.

2017 Financial Report	51

Financial Review
Pfizer Inc. and Subsidiary Companies

The following provides an analysis of the increase in EH Revenues:

(MILLIONS OF DOLLARS)

EH Revenues, 2015	$22,094

Operational growth/(decline):
Twelve months of revenues from legacy Hospira global operations in 2016, compared to four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015	3,125
Decline from the Peri-LOE Products portfolio, primarily due to the loss of exclusivity and associated generic competition for certain Peri-LOE Products, primarily Zyvox in the U.S. and certain developed Europe markets as well as Lyrica in certain developed Europe markets	(954)
Operational growth in the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio, mostly in emerging markets and the U.S.	259
Other operational factors, net	(1)
Operational growth, net	2,429
Unfavorable impact of foreign exchange	(895)
EH Revenues increase	1,534
EH Revenues, 2016	$23,627
Total EH revenues from emerging markets were $6.7 billion in 2016, compared to $7.1 billion in 2015, reflecting 7% operational growth, driven by the inclusion of legacy Hospira operations and 17% operational growth from the legacy Pfizer Sterile Injectable Pharmaceuticals portfolio and 3% operational growth from the Legacy Established Products portfolio, which was more than offset by the unfavorable impact of foreign exchange of 13%.
Costs and Expenses
The changes in EH expenses below reflect, among other things, the unfavorable impact of the September 2015 acquisition of Hospira; specifically, the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015.

•
Cost of sales as a percentage of Revenues increased 4.4 percentage points primarily due to the unfavorable impact of the Hospira acquisition, the unfavorable impact of product losses of exclusivity and the unfavorable impact of foreign exchange.

•
The increase in Cost of sales of 28% was driven by the unfavorable impact of the Hospira acquisition and the unfavorable impact of foreign exchange, partially offset by lower volumes across the Legacy Established Products portfolio and the impact of products losing exclusivity.

•
Selling, informational and administrative expenses decreased 3%, primarily due to the favorable impact of foreign exchange, lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower general and administrative expenses, partially offset by the unfavorable impact of the Hospira acquisition.

•
Research and development expenses increased 19% reflecting the unfavorable impact of the Hospira acquisition and increased investment primarily in legacy Hospira biosimilar and sterile injectable development programs.

•	The favorable change in Other (income)/deductions––net primarily reflects resolution of a contract disagreement, partially offset by the unfavorable impact of foreign exchange.
ANALYSIS OF THE CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Changes in the components of Accumulated other comprehensive loss reflect the following:

2017

•
For Foreign currency translation adjustments, net, primarily reflects the weakening of the U.S. dollar against the euro, U.K. pound and the Canadian dollar, as well as the reclassification of amounts related to (i) the agreement to sell our 40% ownership investment in Teuto and (ii) the sale of our 49% equity share in Hisun Pfizer. For additional information, see Notes to Consolidated Financial Statements—Note 2D. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Equity-Method Investments.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflect the impact of fair value remeasurements and the reclassification of amounts into net income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments

•
For Benefit plans: actuarial losses, net, primarily reflects (i) an increase in the actuarial losses due to a decrease in our discount rate assumptions; (ii) an increase in actual returns on plan assets; (iii) the amortization of changes in the pension benefit obligation previously recognized in Other comprehensive income; and (iv) the unfavorable impact of foreign exchange. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

2016

•
Foreign currency translation adjustments, net, primarily reflects the strengthening of the U.S. dollar against the U.K. pound, Chinese renminbi, Mexican peso, and Argentine peso, partially offset by the weakening of the U.S. dollar against the Australian dollar and Japanese yen.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value remeasurements and the reclassification of amounts into net income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

52	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value remeasurements and the reclassification of amounts into net income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

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

•
For Benefit plans: prior service (costs)/credits and other, net, reflects a $507 million reduction in our U.S. Postretirement Plan obligation due to a plan amendment approved in June 2015 that introduced a cap on costs for certain groups within the plan, partially offset by the reclassification into income of amounts related to (i) amortization of changes in prior service costs and credits previously recognized in Other comprehensive income and (ii) curtailment activity. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

ANALYSIS OF THE CONSOLIDATED BALANCE SHEETS

For information about certain of our financial assets and liabilities, including Cash and cash equivalents, Short-term investments, Long-term investments, Short-term borrowings, including current portion of long-term debt, and Long-term debt, see the “Analysis of the Consolidated Statements of Cash Flows” and the “Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources” sections of this Financial Review and Notes to Consolidated Financial Statements—Note 7. Financial Instruments.
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

The changes in our asset and liability accounts as of December 31, 2017, compared to December 31, 2016, generally reflect, among other things, the impact of assets acquired and liabilities assumed as part of the acquisition of AstraZeneca’s small molecule anti-infectives business, measurement period adjustments related to the acquisition of Medivation, and fluctuations in foreign currency exchange rates. The following explanations exclude the impact of the acquisition of AstraZeneca’s small molecule anti-infectives business, measurement period adjustments related to the acquisition of Medivation, as well as the sale of HIS to ICU Medical and foreign exchange (see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment and Note 10. Identifiable Intangible Assets and Goodwill for additional information).

•	For Trade accounts receivable, less allowance for doubtful accounts, the change reflects the timing of sales and collections in the normal course of business.

•
For Inventories, the change reflects the build of inventory primarily for and in advance of new or potential product launches and increases to meet targeted levels for certain products in the normal course of business.

•
For Other current assets, the change reflects a decrease in receivables associated with our derivative financial instruments, as well as the timing of receipt and payments in the normal course of business.

•	For PP&E, the change primarily reflects capital additions in the normal course of business, partially offset by depreciation during the period and reductions due to restructuring efforts.

•	For Identifiable intangible assets, less accumulated amortization, the change primarily reflects:

◦	amortization and impairments for the period,
partially offset by intangible assets recorded in connection with:

◦	the EU and U.S. approvals of Besponsa;

◦	the U.S. approval of Bosulif; and

◦	the U.S., EU and Japan approvals of Bavencio.

2017 Financial Report	53

Financial Review
Pfizer Inc. and Subsidiary Companies

For additional information on impairments for the period, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net. For additional information on the EU and U.S. approvals of Besponsa and the U.S. approval of Bosulif, see Notes to Consolidated Financial Statements—Note 7E. Financial Instruments: Other Noncurrent Liabilities. For additional information on the U.S. EU and Japan approvals of Bavencio, see Notes to Consolidated Financial Statements—Note 2C. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Research and Development and Collaborative Arrangements.

•
For Other noncurrent assets, the change reflects a decrease in receivables associated with our derivative financial instruments and a reduction in long-term VAT receivables, partially offset by an increase in the fair value of plan assets for pension plans in net asset positions and net increases in the normal course of business. For additional information, see Notes to Consolidated Financial Statements—Note 11C. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Obligations and Funded Status.

•	For Trade accounts payable, the change reflects the timing of purchases and payments in the normal course of business, including the impact of efforts to improve working capital efficiencies.

•
For Accrued compensation and related items, the decrease reflects 2017 bonus payments made to employees and a reduction related to the termination of a Hospira U.S. qualified defined benefit pension plan, partially offset by current year’s accruals. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

•	For Other current liabilities, the change reflects a decrease in liabilities associated with:

◦	consideration transferred for Medivation;

◦	payments for restructuring activities and payments for liabilities related to the closeout of bococizumab clinical studies;

◦	our derivative financial instruments; and

◦	accrued interest due to lower interest rates and timing of payments, partially offset by increases related to:

◦	accrued rebates as a result of higher U.S. contracted sales;

◦	a liability related to Ibrance reimbursement agreements;

◦	accrued clinical grants associated with our oncology programs, primarily clinical trial spend on Xtandi, talazoparib and our C.difficile vaccine program; and

◦	accruals for the current portion of obligations recorded in connection with the U.S. approval of Bosulif and the EU and U.S. approvals of Besponsa.

•
For Pension benefit obligations, net, the decrease primarily reflects the $1.0 billion voluntary pension contribution we made in January 2017 and an increase in actual returns on plan assets, partially offset by the impact of a decrease in the discount rate used in the measurement of plan obligations.

•	For Other noncurrent liabilities, the change reflects a decrease in liabilities associated with:

◦	our derivative financial instruments;

◦	restructuring and deferred compensation plans; and

◦
the reversal of a contingent liability as a result of exiting our investment in Teuto (see Notes to Consolidated Financial Statements––Note 2D. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Equity Method Investments),

partially offset by:

◦
an increase of $355 million to record obligations in connection with the EU and U.S. approvals of Besponsa and $281 million to record obligations in connection with the U.S. approval of Bosulif (see Notes to Consolidated Financial Statements—Note 7E. Financial Instruments: Other Noncurrent Liabilities);

◦
an increase in deferred revenue from milestones from Merck for the ertugliflozin collaboration agreement (see Notes to Consolidated Financial Statements––Note 2C. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Research and Development and Collaborative Arrangement); and

◦	other accruals in the normal course of business.

•
For Treasury stock, the change reflects $5 billion paid to Citibank in February 2017 pursuant to the terms of an accelerated share repurchase agreement. See Notes to Consolidated Financial Statements—Note 12. Equity for additional information.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2017	2016	2015	17/16	16/15
Cash provided by/(used in):
Operating activities	$16,470	$15,901	$14,688	4	8
Investing activities	(4,741)	(7,811)	(2,980)	(39)	*
Financing activities	(13,035)	(8,921)	(10,409)	46	(14)
Effect of exchange-rate changes on cash and cash equivalents	53	(215)	(1,000)	*	(79)
Net increase/(decrease) in Cash and cash equivalents	$(1,254)	$(1,046)	$298	20	*

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

54	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Operating Activities

2017 v. 2016

Our net cash provided by operating activities was $16.5 billion in 2017, compared to $15.9 billion in 2016. The increase in net cash provided by operating activities reflects the timing of receipts from customers and payments to vendors in the ordinary course of business, partially offset by an increase in benefit plan contributions. In 2017, the change in the line item Other adjustments, net primarily reflects, among other items:

•	a decrease in the provision for bad debt expense;

•	an increase in dividends from our investment in ViiV reclassified from operating to investing activities; and

•	an increase in gains from sales of available-for-sale securities, partially offset by:

•	a non-cash net loss on early retirement of debt under an exchange offer.
In 2017 and 2016, the line item Other changes in assets and liabilities, net of acquisitions and divestitures, primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current assets, other noncurrent assets, trade accounts payable, accrued compensation and other current and noncurrent liabilities. For 2016, this line item also includes the adjustments necessary to reflect the payments of certain legal claims accrued in prior periods, including for Protonix-related matters. For additional information about accounts receivable, see also the “Selected Measures of Liquidity and Capital Resources: Accounts Receivable” section of this Financial Review.
For additional information about changes in other assets and liabilities account balances, see also “Analysis of the Consolidated Balance Sheets” in this Financial Review.

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
In 2016, the change in the line item called Other adjustments, net, primarily reflects, among other items, an increase in the provision for bad debt expense and a decrease in net realized gains on sale of available-for-sale securities, partially offset by the non-cash changes in the equity losses related to Hisun Pfizer and Teuto. In addition, the adoption of a new accounting standard in 2016 required that cash paid by us when directly withholding shares for tax withholding purposes is shown as a cash outflow from financing activities rather than operating activities.
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

Investing Activities

2017 v. 2016

Our net cash used in investing activities was $4.7 billion in 2017, compared to net cash used in investing activities of $7.8 billion in 2016. The change in net cash used in investing activities was primarily attributable to:

•
a decrease in cash used for acquisitions—cash paid of $1.0 billion, net of cash acquired, primarily for the acquisition of AstraZeneca’s small molecule anti-infectives business in 2017 and substantially all of the remaining consideration for the Medivation acquisition, compared to cash paid of $18.4 billion, net of cash acquired, primarily for the acquisitions of Medivation, Bamboo and Anacor in 2016 (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions); and

•	an increase in Other investing activities, net, including dividends received from our investment in ViiV, partially offset by:

•	lower net proceeds generated from the sale of investments of $14.7 billion in 2017 for cash needs.

2017 Financial Report	55

Financial Review
Pfizer Inc. and Subsidiary Companies

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

•
cash paid of $18.4 billion, net of cash acquired, primarily for the acquisitions of Medivation, Bamboo and Anacor in 2016 compared to cash paid of $16.5 billion, net of cash acquired, primarily for the acquisition of Hospira and the acquisition of Baxter’s portfolio of marketed vaccines in 2015 (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions).

Financing Activities

2017 v. 2016
Our net cash used in financing activities was $13.0 billion in 2017, compared to $8.9 billion in 2016. The increase in net cash used in financing activities was primarily attributable to:

•	the issuance of long-term debt of $5.3 billion in 2017, compared to $11.0 billion in 2016 (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt); and

•	$7.7 billion cash dividends paid in 2017, compared to $7.3 billion in the same period in 2016, partially offset by:

•	lower repayments on long-term debt of $1.5 billion, compared to 2016; and

•	lower proceeds raised from net short-term borrowings in 2017 of $589 million, compared to 2016.
2016 v. 2015
Our net cash used in financing activities was $8.9 billion in 2016, compared to net cash used in financing activities of $10.4 billion in 2015. The decrease in net cash used in financing activities was primarily attributable to:

•	the issuance of long-term debt of $11.0 billion on June 3, 2016 and November 21, 2016; and

•	purchases of common stock of $5.0 billion in 2016, compared to $6.2 billion in 2015, partially offset by:

•	net payments on short-term borrowings of $714 million in 2016, compared to net proceeds on short-term borrowings of $4.3 billion in 2015;

•	higher repayments on long-term debt of $7.7 billion in 2016, compared to $3.0 billion in 2015;

•	higher cash dividends paid of $7.3 billion in 2016, compared to $6.9 billion in 2015; and

•	lower proceeds from the exercise of stock options of $1.0 billion in 2016, compared to $1.3 billion in 2015.
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

56	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of our liquidity and capital resources:
	As of December 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2017	2016
Selected financial assets:
Cash and cash equivalents(a)	$1,342	$2,595
Short-term investments(a)	18,650	15,255
Long-term investments(a)	7,015	7,116
	27,007	24,967
Debt:
Short-term borrowings, including current portion of long-term debt	9,953	10,688
Long-term debt	33,538	31,398
	43,491	42,085
Selected net financial liabilities(b)	$(16,484)	$(17,118)

Working capital(c)	$10,714	$7,834
Ratio of current assets to current liabilities	1.35:1	1.25:1
Total Pfizer Inc. shareholders’ equity per common share(d)	$11.93	$9.81

(a)	See Notes to Consolidated Financial Statements––Note 7. Financial Instruments for a description of certain assets held and for a description of credit risk related to our financial instruments held.

(b)
The decrease in selected net financial liabilities was primarily driven by the increase in short-term investments, partially offset by the net increase in long-term debt. We retain a strong financial liquidity position as a result of our net cash provided by operating activities, our high-quality financial asset portfolio and access to capital markets. Both Moody’s and S&P rating agencies maintained our strong investment-grade corporate debt rating subsequent to the acquisitions of Medivation and Anacor. For additional information, see the “Credit Ratings” section of this Financial Review.

(c)	The increase in working capital was primarily due to:

•	an increase in short-term investments primarily from the cash generated from operations;

•	a decrease in short-term borrowings resulting from less long-term debt maturing in the next 12 months;

•	an increase in inventory related to new or potential products; and

•	the net impact of foreign currency exchange,
partially offset by:

•	the timing of accruals, cash receipts and payments in the ordinary course of business; and

•	the sale of HIS assets to ICU Medical.

(d)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury stock).

For additional information about the sources and uses of our funds, see the “Analysis of the Consolidated Balance Sheets” and “Analysis of the Consolidated Statements of Cash Flows” sections of this Financial Review.

In December 2017, we exchanged approximately £833 million principal amount of senior unsecured notes due 2038 with an interest rate of 6.50% for £1.376 billion principal amount of senior unsecured notes due 2043 with an interest rate of 2.735% (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt).

In March 2017, we completed a public offering of $1.065 billion principal amount of senior unsecured notes due 2047 with an interest rate of 4.20%, and on March 6, 2017, we completed a public offering of €4.0 billion principal amount of senior unsecured notes with a weighted-average effective interest rate of 0.23% (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt).

In November 2016, we completed a public offering of $6.0 billion aggregate principal amount of senior unsecured notes with a weighted-average effective interest rate of 3.10%.

In June 2016, we completed a public offering of $5.0 billion aggregate principal amount of senior unsecured notes with a weighted-average effective interest rate of 2.09%.

Domestic and International Short-Term Funds

Many of our operations are conducted outside the U.S., and significant portions of our cash, cash equivalents and short-term investments are held internationally. We have generally held up to $10 billion of these short-term funds in U.S. tax jurisdictions. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of our ongoing liquidity assessments, we regularly monitor the mix of domestic and international cash flows (both inflows and outflows). Given the recent changes in tax law under the TCJA, which includes transitioning U.S. international taxation from a worldwide tax system to a territorial tax system, we have recorded a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries for which we plan to elect payment over eight years through 2026. See the “Contractual Obligations” section below for additional information. These changes will also allow us to more easily access our cash, cash equivalents, and short-term investments globally. As a result of the enactment of the TCJA, we expect to repatriate the majority of our cash held internationally in 2018.
Accounts Receivable

We continue to monitor developments regarding government and government agency receivables in several European markets where economic conditions remain challenging and uncertain. Historically, payments from a number of these European governments and government

2017 Financial Report	57

Financial Review
Pfizer Inc. and Subsidiary Companies

agencies extend beyond the contractual terms of sale. Specifically, we received delayed payments for 2016 revenues from the Greek government; virtually all Greece government receivables pertain to 2017 revenues. Also, the Greek government restructured its debt to other third parties in the third quarter of 2016. We determined our allowance for doubtful accounts to reflect these events, and have $33 million in net receivables from the Greek government as of December 31, 2017. Reported revenues from all customers in Greece for the year ended December 31, 2017 were $248 million.

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

As of December 31, 2017, we had about $307 million aggregate gross accounts receivable from governments and/or government agencies in Spain, Italy, Portugal and Greece where economic conditions remain challenging and uncertain. Such receivables in excess of one year from the invoice date, totaling $21 million, were as follows: $12 million in Portugal; $4 million in Italy; $4 million in Greece; and $1 million in Spain.

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
Debt Capacity

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2017, we had access to $7.8 billion of lines of credit, of which $712 million expire within one year. Of these lines of credit, $7.7 billion were unused, of which our lenders have committed to loan us $7.1 billion at our request. Also, as of December 31, 2017, we had approximately $7.0 billion of unused revolving credit facility expiring in 2022, which may be used to support our commercial paper borrowings.

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

Global Economic Conditions––U.K.
In June 2016, the U.K. electorate voted in a referendum to leave the EU, which is commonly referred to as “Brexit”. In March 2017, the U.K. government formally notified the European Council of its intention to leave the EU after it triggered Article 50 of the Lisbon Treaty to begin the two-year negotiation process establishing the terms of the exit and outlining the future relationship between the U.K. and the EU. Formal negotiations officially started in June 2017. This process continues to be highly complex and the end result of these negotiations may pose certain implications to our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products.

We generated approximately 2% of our worldwide revenues from the U.K. in 2017. However, except for the foreign currency exchange impact from the weakening U.K. pound relative to the U.S. dollar to date, there are no other immediate-term impacts to our business as there has not yet been a formal change in the relationship between the U.K. and the EU. In addition, because of the significant uncertainties associated with the negotiation process, any potential long-term impacts are not currently determinable.

58	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Global Economic Conditions––Venezuela Operations

Our Venezuela operations continue to operate with the U.S. dollar as the functional currency due to the hyperinflationary status of the Venezuelan economy.

In the second quarter of 2015, the Venezuelan government identified three official rates of exchange. These were the CENCOEX rate of 6.3; the SICAD rate of 13.5 (as of February 2018); and the SIMADI rate of 29,000 (as of February 2018). Effective in March 2016, the CENCOEX rate was replaced by the DIPRO rate of 10 (as of February 2018); the SICAD rate ceased to be offered; and the SIMADI rate was planned to be replaced by the DICOM rate. Effective January 26, 2018, the DIPRO rate ceased to be offered. The Venezuelan government continued to publish the SIMADI rate, which was commonly referred to as the DICOM rate, and then began to publish the DICOM rate beginning in August 2017. That SIMADI, now DICOM, rate has grown from 206 in March 2016 to about 29,000 (as of February 2018). Based on conditions in Venezuela, we resolved that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation are no longer expected to be substantially settled at the Venezuelan government CENCOEX official rate of 6.3 or the DIPRO official rate of 10, but at a rate of 500 at the end of the second quarter and third quarter of 2016, and 670 at the end of the fourth quarter of 2016, and at the end of the first and second quarters of 2017, and 2,640 at the end of the third quarter of 2017 and 3,345 at the end of the fourth quarter of 2017.

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
On July 11, 2016, the Venezuelan government administration announced a new program under a State of Emergency decree that is intended to control the use of raw materials, production and distribution of products, specifically for medicines and foods. It is uncertain how this program will be applied to Pfizer in Venezuela. We continue to operate under adverse conditions in Venezuela and have $12 million of net monetary assets and $39 million of non-monetary assets, excluding inventory carried at lower of cost or net realizable value, in Venezuela at November 30, 2017, our international year-end.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2017, mature as follows:

		Years
(MILLIONS OF DOLLARS)	Total	2018	2019-2020	2021-2022	Thereafter
Long-term debt, including current portion(a)	$37,084	$3,546	$6,388	$4,732	$22,418
Interest payments on long-term debt obligations(b)	19,269	1,231	2,352	2,099	13,587
Other long-term liabilities(c)	3,058	448	691	602	1,317
Operating leases	1,680	209	321	259	891
Purchase obligations and other(d)	4,524	1,100	1,139	1,091	1,194
Other taxes payable—deemed repatriated accumulated post-1986 earnings of foreign subsidiaries(e)	15,200	—	2,432	2,432	10,336
Uncertain tax positions(f)	2	2	—	—	—

(a)
Long-term debt consists of senior unsecured notes (including fixed and floating rate, foreign currency denominated, and other notes), carried at historical proceeds, as adjusted, and capital lease obligations (see Notes to Consolidated Financial Statements—Note 7. Financial Instruments). Commitments under capital leases are not significant.

(b)
Our calculations of expected interest payments incorporate only current period assumptions for interest rates, foreign currency translation rates and hedging strategies (see Notes to Consolidated Financial Statements—Note 7. Financial Instruments), and assume that interest is accrued through the maturity date or expiration of the related instrument.

(c)
Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans. Excludes amounts relating to our U.S. qualified pension plans and international pension plans, all of which have a substantial amount of plan assets, because the required funding obligations are not expected to be material and/or because such liabilities do not necessarily reflect future cash payments, as the impact of changes in economic conditions on the fair value of the pension plan assets and/or liabilities can be significant. We made a $500 million voluntary contribution to our U.S. pension plan in February 2018. Also, excludes $5.4 billion of liabilities related to legal matters, employee terminations and the fair value of derivative financial instruments and other, most of which do not represent contractual obligations. See also our liquidity discussion above in this “Analysis of Financial Condition, Liquidity and Capital Resources” section, as well as the Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, Note 7A. Financial Instruments: Fair Value Measurements, Note 11E. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Cash Flows, and Note 17. Commitments and Contingencies.

(d)
Includes agreements to purchase goods and services that are enforceable and legally binding and includes amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur. Also includes obligations to make guaranteed fixed annual payments over a 9-year period in connection with the U.S. and EU approvals for Besponsa ($443 million) and an obligation to make guaranteed fixed annual payments over a 10-year period for Bosulif ($416 million), both associated with research and development arrangements. For additional information, see Notes to Consolidated Financial Statements—Note 7E. Financial Instruments: Other Noncurrent Liabilities. Also includes

2017 Financial Report	59

Financial Review
Pfizer Inc. and Subsidiary Companies

consideration of $300 million ($125 million in our first fiscal quarter of 2018 and $175 million in January 2019) related to our purchase of AstraZeneca’s small molecule anti-infective business. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Acquisitions.

(e)
Represents a $15.2 billion tax liability related to the TCJA repatriation tax for which we plan to elect payment over eight years through 2026 (with the first installment due in April 2019). Our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

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

In 2018, we expect to spend approximately $2.3 billion on property, plant and equipment. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses and other transactions, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to events and activities prior to or following a transaction. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we may be required to reimburse the loss. These indemnification obligations generally are subject to various restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2017, the estimated fair value of our indemnification obligations was not significant.
Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Share-Purchase Plans and Accelerated Share Repurchase Agreements

Our October 2014 $11 billion share-purchase plan was exhausted in the first quarter of 2017. In December 2015, the Board of Directors authorized an $11 billion share repurchase program, and share repurchases commenced thereunder in the first quarter of 2017.

On February 9, 2015 and March 8, 2016, we entered into accelerated share repurchase agreements with GS&Co. to repurchase, in each case, $5 billion of our common stock.

On February 2, 2017, we entered into an accelerated share repurchase agreement with Citibank to repurchase $5 billion of our common stock.
In December 2017, the Board of Directors authorized a new $10 billion share repurchase program to be utilized over time. This new program is in addition to the $6.4 billion remaining under the company’s December 2015 authorization as of December 31, 2017.
For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreements:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2017(a)	2016(b)	2015(c)
Shares of common stock purchased	150	154	182
Cost of purchase	$5.0	$5.0	$6.2

(a)
Represents shares purchased pursuant to an accelerated share repurchase agreement with Citibank entered into on February 2, 2017. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

(b)
Represents shares purchased pursuant to an accelerated share repurchase agreement entered into on March 8, 2016. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

(c)
Includes approximately 151 million shares purchased for $5.2 billion pursuant to the accelerated share repurchase agreement entered into on February 9, 2015 (see Notes to Consolidated Financial Statements––Note 12. Equity for additional information), as well as other share repurchases through year-end 2015.

At December 31, 2017, our remaining share-purchase authorization was approximately $16.4 billion.
Dividends on Common Stock

We paid dividends on our common stock of $7.7 billion in 2017, $7.3 billion in 2016 and $6.9 billion in 2015. In December 2017, our Board of Directors declared a first-quarter 2018 dividend of $0.34 per share, payable on March 1, 2018, to shareholders of record at the close of business on February 2, 2018. The first-quarter 2018 cash dividend will be our 317th consecutive quarterly dividend.

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

60	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW ACCOUNTING STANDARDS
Recently Adopted Accounting Standards
See Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards.
Recently Issued Accounting Standards, Not Adopted as of December 31, 2017 (Effective January 1, 2018)

The following table provides a brief description of recently issued accounting standards, not yet adopted:
Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In May 2014, the FASB issued amended guidance related to revenue from contracts with customers. The new guidance introduces a new principles-based framework for revenue recognition and disclosure. Since its issuance the FASB has issued seven ASUs, amending the guidance and effective date, and the SEC has rescinded certain related SEC guidance.
January 1, 2018
We have substantially completed our review of the impact of this guidance across our various business arrangements and revenue-related activities, and do not expect the adoption of this standard to have a material impact on our reported Revenues in our consolidated financial statements, revenue recognition processes, or our internal controls. We are reviewing our disclosures for revenue recognition and do not anticipate significant changes will be needed to conform with the disclosure requirements of the new guidance.
The interpretation and applicability of the new revenue recognition standard to collaboration arrangements in certain industries is still being assessed. We expect that milestone payments received in our collaboration agreements, which are recorded in Other (income)/deductions––net, and currently amortized over the life of the agreement, will, for many arrangements, be amortized over the remaining development period or sooner, if there is a distinct and separable licensing component. We are required to apply the new rules to existing contracts as if the new principles had always existed, and therefore, upon adoption, we expect to record a cumulative effect adjustment to Retained earnings as of the adoption date in the range of $600 million to $700 million to accelerate what would have been future income under the current rules into prior periods. The financial statement impact on pre-tax income is expected to be less than $100 million in any future annual period.
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
January 1, 2018.
We have completed our review of the impact of this new guidance on our consolidated financial statements. As of December 31, 2017, we have $1.2 billion in available-for-sale equity securities and approximately $222 million of restricted stock and private equity securities that will be subject to the new rules. Further, for the year ended December 31, 2017, we recognized $586 million of previously unrealized holding gains and $124 million of previously unrealized losses on available-for-sale equity securities in Other comprehensive income, which would have been recorded to Other (income)/ deductions––net under the new rules. The net unrealized gain on equity investments subject to the new rules of $462 million as of December 31, 2017 will be recorded as a cumulative effect adjustment to Retained earnings upon adoption on January 1, 2018. We expect the adoption of this new accounting standard may increase the volatility of our income in future periods due to changes in the fair value of equity investments. We do not expect that the proposed amendment will have any substantive impact to our assessment discussed above.

2017 Financial Report	61

Financial Review
Pfizer Inc. and Subsidiary Companies

Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In August 2016, the FASB issued new guidance on the classification of certain transactions in the Statement of Cash Flows.	January 1, 2018. Earlier application is permitted.
We have completed our review of the impact of this new guidance on our consolidated financial statements. Retrospective application is required. Upon adoption, we expect to reclassify approximately $378 million and $362 million of cash outflows related to debt redemption in 2017 and 2016, respectively, from operating activities to financing activities. We also expect to reclassify approximately $21 million and $28 million of cash inflows from trust-owned life insurance contracts in 2017 and 2016, respectively, from operating activities to investing activities. Cash outflows from trust-owned life insurance contracts represent benefit payments and are classified as operating activities. Lastly, we expect to reclassify cash outflows attributable to the accreted interest related to commercial paper of $63 million and $33 million in 2017 and 2016, respectively, from financing activities to operating activities. In addition, although there is no impact on the presented historical comparative financial statements, the new guidance may impact the classification of certain cash flows related to contingent consideration in a business acquisition, depending on the ultimate settlement amount of the reported contingency liability.

In October 2016, the FASB issued new guidance on the presentation of restricted cash in the Statement of Cash Flows.	January 1, 2018. Earlier application is permitted.
We have completed our review of the impact of this new guidance on our consolidated financial statements. Retrospective application is required. Our restricted cash balances as of December 31, 2016 were approximately $46.4 million of short-term restricted cash and $47.6 million of long-term restricted cash. Our restricted cash balances as of December 31, 2017 were approximately $36.8 million of short-term restricted cash and $75.3 million of long-term restricted cash.

In October 2016, the FASB issued an update to its guidance on income tax accounting. The new guidance replaces the prohibition against recognizing current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party with a requirement to do so, unless the asset transferred is inventory.
January 1, 2018.
We have substantially completed our review but are currently assessing the potential implications of the recently enacted TCJA. Our analysis of the standard indicates that our estimate of the impact to our consolidated financial statements, using current assumptions, is not material. However, while we currently do not have any specific plans, we cannot predict intercompany asset transfers other than inventory that may occur in the future, as they are dependent on economic and operational factors that may change over time.

For example, an acquisition might cause us to realign legal entities and to transfer assets between entities as we integrate an acquired company into Pfizer. We anticipate that after adoption, our effective tax rate could be impacted by the immediate recognition of the tax consequences of intercompany asset transfers other than inventory. The impact of adoption is expected to be approximately $200 million and will be recorded as a cumulative effect adjustment to reduce Retained earnings.

In January 2017, the FASB issued new guidance to clarify the definition of a business. The new guidance provides a new framework for determining whether business development transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If the fair value of the gross assets acquired is concentrated in a single identifiable asset, the transaction will not qualify for treatment as a business. The new guidance also requires that to be considered a business, a set of integrated activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs, without regard as to whether a market participant could replace missing elements. In addition, the new guidance narrows the definition of the term “output” to make it consistent with how outputs are described in the updated revenue recognition guidance.
January 1, 2018. Earlier application is permitted.
We have completed our review of the impact of this new guidance on our consolidated financial statements. The new accounting standard is applicable on a prospective basis upon adoption and therefore has no impact on completed transactions. We expect that subsequent to our adoption date of January 1, 2018, fewer transactions will be accounted for as business acquisitions (decreasing the amount of goodwill incurred and potentially increasing IPR&D expense) or disposals of a business. We will continue to monitor for changes in our business, and business combination or other transactions which might close after adoption and be impacted by this new standard.

62	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In February 2017, the FASB issued amended guidance related to the derecognition of nonfinancial assets.	January 1, 2018. Earlier application is permitted.
We have completed our review of the impact of this new guidance on our consolidated financial statements. The new guidance applies to the full or partial sale or transfer of nonfinancial assets, including intangible assets, real estate and inventory, under which the gain or loss is the difference between the consideration received and the carrying value of the asset. The new guidance does not impact out-licensing arrangements. We are not expecting a material impact on existing transactions. We will continue to monitor for changes in our business and transactions which might be impacted by this new standard.

In March 2017, the FASB issued guidance on the presentation of net periodic pension and postretirement benefit cost. Under the new rules, entities that sponsor defined benefit plans will present net benefit cost as follows:
1. Service cost will be included in the same income statement line items where other employee compensation costs are reported.
2. The other components of net benefit cost will be presented outside of income from operations, if such a subtotal is presented.
3. Only the service cost component will be capitalized, when applicable (for example, as a cost of inventory, internal-use software, or a self-constructed fixed asset).
If a separate line item is used to present the other components of net benefit cost, it should have an appropriate description. If a separate line item or items is not used, the line item or items in the income statement where the other components of net benefit cost are included must be disclosed.
January 1, 2018.
We have completed our review of the impact of this new guidance on our consolidated financial statements. Upon adoption, the net benefit costs other than service costs will be reclassified to Other (income)/deductions––net from their current classification within Cost of sales, Selling, informational and administrative expenses, and Research and development expenses. Retrospective application is required. Beginning in 2018, we will capitalize only the service cost component of the net benefit costs on a prospective basis. Net benefit cost/(income) other than service costs was $114 million for the year ended December 31, 2017 and $154 million for the year ended December 31, 2016 (see Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans for further details).

In May 2017, the FASB issued new guidance on the accounting for modifications of share-based payment awards. The new guidance clarifies that changes in the terms or conditions of a share-based payment award be accounted for as a modification unless all the following conditions are met:
1.
The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified.
2.
The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified.
3.
The modification does not change the classification of the award as an equity instrument or a liability instrument.
January 1, 2018. Early application is permitted, including in interim periods.
We have completed our review of the impact of this new guidance on our consolidated financial statements. The new accounting standard is applicable on a prospective basis upon adoption and therefore has no impact on completed transactions. The impact of adopting this guidance will be dependent upon whether we make any future modifications of share-based payment awards, and we have no plans to modify share-based payment awards at this time.

2017 Financial Report	63

Financial Review
Pfizer Inc. and Subsidiary Companies

Recently Issued Accounting Standards, Not Adopted as of December 31, 2017 (Effective January 1, 2019 and January 1, 2020)

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
January 1, 2019. Earlier application is permitted.
We have made substantial progress in completing our review of the impact of this new guidance. We anticipate recognition of at least $2 billion of additional assets and corresponding liabilities on our balance sheet. We are currently assessing the potential impact of embedded leases on our consolidated financial statements, given our manufacturing outsourcing, service arrangements and other agreements. In connection with this guidance we will need to design new global processes and technological solutions to provide the appropriate financial accounting and disclosure data. We continue to monitor changes, modifications, clarifications or interpretations undertaken by the FASB, which may impact our conclusions.

In March 2017, the FASB issued new guidance that shortens the amortization period for certain callable debt securities held at a premium. The new guidance requires the premium to be amortized to the earliest call date.

January 1, 2019. Early application is permitted, including in interim periods, so long as any adjustments are reflected as of the beginning of the fiscal year that includes the interim period in which the guidance is applied.
We are assessing the impact of the provisions of this new guidance on our consolidated financial statements.
In July 2017, the FASB issued new guidance on accounting for certain financial instruments with characteristics of liabilities and equity, and accounting for certain financial instruments with down round features (a feature in a financial instrument that reduces the strike price of an issued financial instrument if the issuer sells shares of its stock for an amount less than the currently stated strike price of the issued financial instrument or issues an equity-linked financial instrument with a strike price below the currently stated strike price of the issued financial instrument).
	January 1, 2019. Earlier application is permitted.	We are assessing the impact of the provisions of this new guidance on our consolidated financial statements.
In August 2017, the FASB issued new guidance making targeted improvements to accounting for hedging activities. The objective of this amendment is to improve financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements, and also to simplify the application of hedge accounting guidance.
	January 1, 2019. Early adoption is permitted, including in interim periods.	We are planning to early adopt this standard in the first quarter of calendar year 2018. We do not expect the adoption to have a material impact on our financial statements.
In February 2018, the FASB issued an update to its guidance on the reclassification of certain tax effects from accumulated other comprehensive income. The new guidance provides an option for us to elect to reclassify the stranded tax amounts related to the TCJA. If reclassified, the reclassification from AOCI to retained earnings for stranded tax effects would include:
1. the effect of the change in the U.S. federal corporate tax rate; and
2. other stranded tax amounts related to the application of the TCJA that we elect to reclassify, if any.
The reclassification, if elected, may be applied either retrospectively or at the beginning of the annual or interim period in which the amendments are adopted.
	January 1, 2019. Earlier application is permitted.	We are evaluating the election and assessing the impact of the provisions of this new guidance on our consolidated financial statements.

64	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In June 2016, the FASB issued new guidance on accounting for credit losses of financial instruments. The new guidance replaces the probable initial recognition threshold for incurred loss estimates in current GAAP with a methodology that reflects expected credit loss estimates.
January 1, 2020. Earlier application is permitted as of fiscal years beginning after December 15, 2018, including interim periods within that fiscal year.
We are assessing the impact of the provisions of this new guidance on our consolidated financial statements. Previously, when credit losses were measured under GAAP, an entity generally only considered past events and current conditions in measuring the incurred loss. The new guidance requires us to identify, analyze, document and support new methodologies for quantifying expected credit loss estimates for our financial instruments, using information such as historical experience and current economic environmental conditions, plus the use of reasonable supportable forecast information.

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
January 1, 2020. Earlier application is permitted.
We have not yet completed our review of the impact of this new guidance on our consolidated financial statements. However, we do not expect this new guidance to have a material impact on our consolidated financial statements.

2017 Financial Report	65

Financial Review
Pfizer Inc. and Subsidiary Companies

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This report and other written or oral statements that we make from time to time contain forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, manufacturing and product supply and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our acquisitions and other business development activities, the disposition of the HIS net assets, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results, including, in particular, the expected impact of the recent hurricanes in Puerto Rico set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Business––Impact of Recent Hurricanes in Puerto Rico” section of this Financial Review, the anticipated progress in remediation efforts at certain of our Hospira manufacturing facilities set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Business––Product Manufacturing” section of this Financial Review, the anticipated timeframe for any decision regarding strategic alternatives for Pfizer Consumer Healthcare set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Strategy––Our Business Development Initiatives” section of this Financial Review, our anticipated liquidity position set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––The Global Economic Environment” and the “Analysis of Financial Condition, Liquidity and Capital Resources” sections of this Financial Review, the financial impact of the recently passed TCJA set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––The Global Economic Environment,” “Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions—Income Tax Assets and Liabilities,” “Provision/(Benefit) for Taxes on Income—Changes in Tax Laws” and “Analysis of Financial Condition, Liquidity and Capital Resources—Selected Measures of Liquidity and Capital Resources—Contractual Obligations” sections of this Financial Review and in Notes to Consolidated Financial Statements—Note 1. Basis of Presentation and Significant Accounting Policies and —Note 5. Tax Matters, plans relating to increasing investment in the U.S. following the expected positive net impact of the TCJA set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Strategy––Capital Allocation and Expense Management” section of this Financial Review, the financial guidance set forth in the “Our Financial Guidance for 2018” section of this Financial Review, the anticipated costs and cost savings, including from our acquisition of Hospira and our cost-reduction/productivity initiatives set forth in the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, the expected plan for repatriating the majority of our cash held internationally in 2018 set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Domestic and International Short-Term Funds” section of this Financial Review, the benefits expected from our business development transactions, the planned capital spending set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and the contributions that we expect to make from our general assets to the Company’s pension and postretirement plans during 2018 set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of research and development activities including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

•
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments received by us from regulatory authorities such as the FDA and the EMA with respect to certain of our drug applications to the satisfaction of those authorities;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

•
risks associated with preliminary, early stage or interim data, including the risk that final results of studies for which preliminary, early stage or interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the preliminary, early stage or interim data results and may not support further clinical development of the applicable product candidate or indication;

•
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all or to realize the anticipated benefits of such transactions;

•
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

66	2017 Financial Report

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

•
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

•	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

•	the ability to successfully market both new and existing products domestically and internationally;

•
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, debarment, injunctions or voluntary recall of a product;

•	trade buying patterns;

•	the impact of existing and future legislation and regulatory provisions on product exclusivity;

•	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

•
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

•
the impact of any U.S. healthcare reform or legislation, including any repeal, substantial modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

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

•
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

•	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

•
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the recently passed TCJA;

•	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

•	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

•
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

•
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

•	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

•	changes in U.S. generally accepted accounting principles;

2017 Financial Report	67

Financial Review
Pfizer Inc. and Subsidiary Companies

•	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

•
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

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

•
risks and uncertainties related to our acquisitions of Hospira, Anacor, Medivation and AstraZeneca’s small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for Xtandi and expand Xtandi into the non-metastatic castration-resistant prostate cancer setting; significant transaction costs; and unknown liabilities; and

•
risks and uncertainties related to our evaluation of strategic alternatives for our Consumer Healthcare business, including, among other things, the ability to realize the anticipated benefits of any strategic alternatives we may pursue for our Consumer Healthcare business, the potential for disruption to our business and diversion of management’s attention from other aspects of our business, the possibility that such strategic alternatives will not be completed on terms that are advantageous to Pfizer, the possibility that we may be unable to realize a higher value for Pfizer Consumer Healthcare through strategic alternatives and unknown liabilities.

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Form 10-K for the year ended December 31, 2017. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
The operating segment information provided in this report does not purport to represent the revenues, costs and income from continuing operations before provision/(benefit) for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

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

68	2017 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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
We also hedge some forecasted intercompany sales denominated in euro, Japanese yen, Chinese renminbi, U.K. pound, Canadian dollar, and Australian dollar to protect against longer-term movements.

In addition, under certain market conditions, we may seek to protect against possible declines in the reported net investments of our foreign business entities. In these cases, we may use foreign currency swaps, foreign currency forward-exchange contracts and/or foreign currency debt.

For details about these and other financial instruments, including fair valuation methodologies, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Fair Value Measurements.
The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to appreciate against all other currencies by 10%, as of December 31, 2017, the expected adverse impact on our net income would not be significant.

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

For details about these and other financial instruments, including fair valuation methodologies, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Fair Value Measurements.

The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point increase in interest rates as of December 31, 2017, the expected adverse impact on our net income would not be significant.

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

Tax Matters

2017 Financial Report	69

Financial Review
Pfizer Inc. and Subsidiary Companies

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

70	2017 Financial Report

Management’s Report on Internal Control Over Financial Reporting

Management’s Report
We prepared and are responsible for the financial statements that appear in our 2017 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2017.
The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2017 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Ian Read
Chairman and Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 22, 2018

2017 Financial Report	71

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
In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the U.S. Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, the selection of Pfizer’s independent registered public accounting firm for 2018.

The Audit Committee

Suzanne Nora Johnson, Chair
W. Don Cornwell
Joseph J. Echevarria
Stephen W. Sanger
James C. Smith

February 22, 2018
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

72	2017 Financial Report

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2018 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

KPMG LLP

We have not been able to determine the specific year that KPMG and our predecessor firms began serving as the Company’s auditor, however, we are aware that KPMG and our predecessor firms have served as the Company’s auditor since at least 1942.

New York, New York

February 22, 2018

2017 Financial Report	73

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:

Opinion on Internal Control Over Financial Reporting
We have audited Pfizer Inc. and Subsidiary Companies’ (the Company) internal control over financial reporting of as of December 31, 2017, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework (2013) issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and our report dated February 22, 2018 expressed an unqualified opinion on those consolidated financial statements.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

KPMG LLP
New York, New York

February 22, 2018

74	2017 Financial Report

Consolidated Statements of Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2017	2016	2015
Revenues	$52,546	$52,824	$48,851
Costs and expenses:
Cost of sales(a)	11,240	12,329	9,648
Selling, informational and administrative expenses(a)	14,784	14,837	14,809
Research and development expenses(a)	7,657	7,872	7,690
Amortization of intangible assets	4,758	4,056	3,728
Restructuring charges and certain acquisition-related costs	487	1,724	1,152
Other (income)/deductions––net	1,315	3,655	2,860
Income from continuing operations before provision/(benefit) for taxes on income	12,305	8,351	8,965
Provision/(benefit) for taxes on income	(9,049)	1,123	1,990
Income from continuing operations	21,353	7,229	6,975
Discontinued operations:
Income from discontinued operations––net of tax	(1)	16	17
Gain/(loss) on disposal of discontinued operations––net of tax	3	—	(6)
Discontinued operations––net of tax	2	17	11
Net income before allocation to noncontrolling interests	21,355	7,246	6,986
Less: Net income attributable to noncontrolling interests	47	31	26
Net income attributable to Pfizer Inc.	$21,308	$7,215	$6,960

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$3.57	$1.18	$1.13
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$3.57	$1.18	$1.13
Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$3.52	$1.17	$1.11
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$3.52	$1.17	$1.11

Weighted-average shares––basic	5,970	6,089	6,176
Weighted-average shares––diluted	6,058	6,159	6,257

Cash dividends paid per common share	$1.28	$1.20	$1.12

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1K. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2017 Financial Report	75

Consolidated Statements of Comprehensive Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2017	2016	2015
Net income before allocation to noncontrolling interests	$21,355	$7,246	$6,986

Foreign currency translation adjustments, net	$1,116	$(815)	$(3,110)
Reclassification adjustments(a)	162	—	—
	1,278	(815)	(3,110)
Unrealized holding gains/(losses) on derivative financial instruments, net	(10)	(442)	204
Reclassification adjustments for (gains)/losses included in net income(b)	(520)	452	(368)
	(530)	10	(165)
Unrealized holding gains/(losses) on available-for-sale securities, net	818	248	(846)
Reclassification adjustments for (gains)/losses included in net income(b)	(244)	(118)	796
	574	130	(50)
Benefit plans: actuarial losses, net	(212)	(1,888)	(37)
Reclassification adjustments related to amortization(c)	588	558	550
Reclassification adjustments related to settlements, net(c)	117	127	671
Other	(145)	195	199
	348	(1,009)	1,383
Benefit plans: prior service (costs)/credits and other, net	(2)	184	432
Reclassification adjustments related to amortization(c)	(184)	(173)	(160)
Reclassification adjustments related to curtailments, net(c)	(18)	(26)	(32)
Other	—	6	(3)
	(203)	(8)	237
Other comprehensive income/(loss), before tax	1,468	(1,692)	(1,705)
Tax provision/(benefit) on other comprehensive income/(loss)(d)	(262)	(174)	528
Other comprehensive income/(loss) before allocation to noncontrolling interests	$1,730	$(1,518)	$(2,232)

Comprehensive income before allocation to noncontrolling interests	$23,085	$5,728	$4,754
Less: Comprehensive income/(loss) attributable to noncontrolling interests	62	28	(1)
Comprehensive income attributable to Pfizer Inc.	$23,023	$5,701	$4,755

(a)
The foreign currency translation adjustments reclassified into Other (income)/deductions—net in the consolidated statement of income primarily result from sale of our 40% ownership investment in Teuto and the sale of our 49% equity share in Hisun Pfizer. See Note 2D. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Equity-Method Investments.

(b)
Reclassified into Other (income)/deductions—net and Cost of sales in the consolidated statements of income. For additional information on amounts reclassified into Cost of sales, see Note 7F. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

(c)
Generally reclassified, as part of net periodic pension cost, into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, in the consolidated statements of income. For additional information, see Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

(d)	See Note 5E. Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Income/(Loss).
Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

76	2017 Financial Report

Consolidated Balance Sheets
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2017	2016

Assets
Cash and cash equivalents	$1,342	$2,595
Short-term investments	18,650	15,255
Trade accounts receivable, less allowance for doubtful accounts: 2017—$584; 2016—$609	8,221	8,225
Inventories	7,578	6,783
Current tax assets	3,050	3,041
Other current assets	2,289	2,249
Assets held for sale	12	801
Total current assets	41,141	38,949
Long-term investments	7,015	7,116
Property, plant and equipment, less accumulated depreciation	13,865	13,318
Identifiable intangible assets, less accumulated amortization	48,741	52,648
Goodwill	55,952	54,449
Noncurrent deferred tax assets and other noncurrent tax assets	1,855	1,812
Other noncurrent assets	3,227	3,323
Total assets	$171,797	$171,615

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2017—$3,546; 2016—$4,225	$9,953	$10,688
Trade accounts payable	4,656	4,536
Dividends payable	2,029	1,944
Income taxes payable	477	437
Accrued compensation and related items	2,196	2,487
Other current liabilities	11,115	11,023
Total current liabilities	30,427	31,115

Long-term debt	33,538	31,398
Pension benefit obligations, net	5,926	6,406
Postretirement benefit obligations, net	1,504	1,766
Noncurrent deferred tax liabilities	3,900	30,753
Other taxes payable	18,697	4,000
Other noncurrent liabilities	6,149	6,337
Total liabilities	100,141	111,776

Commitments and Contingencies

Preferred stock, no par value, at stated value; 27 shares authorized; issued: 2017—-524; 2016—-597	21	24
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2017—-9,275; 2016—-9,230	464	461
Additional paid-in capital	84,278	82,685
Treasury stock, shares at cost: 2017—3,296; 2016—-3,160	(89,425)	(84,364)
Retained earnings	85,291	71,774
Accumulated other comprehensive loss	(9,321)	(11,036)
Total Pfizer Inc. shareholders’ equity	71,308	59,544
Equity attributable to noncontrolling interests	348	296
Total equity	71,656	59,840
Total liabilities and equity	$171,797	$171,615
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2017 Financial Report	77

Consolidated Statements of Equity
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Cost	Retained Earnings	Accum. Other Comp. Loss	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2015	717	$29	9,110	$455	$78,977	(2,819)	$(73,021)	$72,176	$(7,316)	$71,301	$321	$71,622
Net income								6,960		6,960	26	6,986
Other comprehensive income/(loss), net of tax									(2,206)	(2,206)	(26)	(2,232)
Cash dividends declared:
Common stock								(7,141)		(7,141)		(7,141)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests										—	(16)	(16)
Share-based payment transactions			67	3	2,015	(1)	(72)			1,946		1,946
Purchases of common stock						(182)	(6,160)			(6,160)		(6,160)
Preferred stock conversions and redemptions	(68)	(3)			(3)		1			(5)		(5)
Other		—	—	—	27	—	—	—		27	(27)	—
Balance, December 31, 2015	649	26	9,178	459	81,016	(3,003)	(79,252)	71,993	(9,522)	64,720	278	64,998
Net income								7,215		7,215	31	7,246
Other comprehensive income/(loss), net of tax									(1,514)	(1,514)	(3)	(1,518)
Cash dividends declared:
Common stock								(7,446)		(7,446)		(7,446)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests										—	(10)	(10)
Share-based payment transactions			52	3	1,672	(3)	(111)			1,563		1,563
Purchases of common stock						(154)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(52)	(2)			(2)	—	—			(5)		(5)
Other(a)		—	—	—	—	—	—	13	—	13	—	13
Balance, December 31, 2016	597	24	9,230	461	82,685	(3,160)	(84,364)	71,774	(11,036)	59,544	296	59,840
Net income								21,308		21,308	47	21,355
Other comprehensive income/(loss), net of tax									1,715	1,715	14	1,730
Cash dividends declared:
Common stock								(7,789)		(7,789)		(7,789)
Preferred stock								(1)		(1)		(1)
Noncontrolling interests										—	(9)	(9)
Share-based payment transactions(b)			45	2	1,597	15	(63)			1,536		1,536
Purchases of common stock						(150)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(73)	(3)			(3)	—	1			(5)		(5)
Other					—	—		—		—	—	—
Balance, December 31, 2017	524	$21	9,275	$464	$84,278	(3,296)	$(89,425)	$85,291	$(9,321)	$71,308	$348	$71,656

(a)
Represents the $13 million cumulative effect of the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, for certain elements of the accounting for share-based payments. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report.

(b)	2017 treasury shares include the effect of the modification for a commitment to pay 15.2 million common-share equivalents that were scheduled for near-term settlement.
Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

78	2017 Financial Report

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2017	2016	2015

Operating Activities
Net income before allocation to noncontrolling interests	$21,355	$7,246	$6,986
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	6,269	5,757	5,157
Asset write-offs and impairments	634	1,613	1,119
Foreign currency loss related to Venezuela	—	—	806
Loss on sale of HIS net assets	55	1,712	—
TCJA impact(a)	(10,660)	—	—
Deferred taxes from continuing operations	(2,410)	(700)	(20)
Share-based compensation expense	840	691	669
Benefit plan contributions in excess of expense	(961)	(712)	(617)
Other adjustments, net	50	208	(152)
Other changes in assets and liabilities, net of acquisitions and divestitures:
Trade accounts receivable	259	(134)	21
Inventories	(357)	365	(199)
Other assets	(31)	(60)	236
Trade accounts payable	46	871	254
Other liabilities	(67)	(223)	664
Other tax accounts, net	1,446	(734)	(235)
Net cash provided by operating activities	16,470	15,901	14,688

Investing Activities
Purchases of property, plant and equipment	(1,956)	(1,823)	(1,397)
Purchases of short-term investments	(14,596)	(15,957)	(28,581)
Proceeds from redemptions/sales of short-term investments	10,307	29,436	40,064
Net (purchases of)/proceeds from redemptions/sales of short-term investments with original maturities of three months or less	2,058	(4,218)	5,768
Purchases of long-term investments	(3,537)	(8,011)	(9,542)
Proceeds from redemptions/sales of long-term investments	3,594	11,254	6,929
Acquisitions of businesses, net of cash acquired	(1,000)	(18,368)	(16,466)
Acquisitions of intangible assets	(261)	(176)	(99)
Other investing activities, net(b)	650	51	344
Net cash used in investing activities	(4,741)	(7,811)	(2,980)

Financing Activities
Proceeds from short-term borrowings	8,464	7,472	5,557
Principal payments on short-term borrowings	(9,990)	(5,102)	(3,965)
Net proceeds from/(payments on) short-term borrowings with original maturities of three months or less	1,401	(3,084)	2,717
Proceeds from issuance of long-term debt	5,274	10,976	—
Principal payments on long-term debt	(6,154)	(7,689)	(2,990)
Purchases of common stock	(5,000)	(5,000)	(6,160)
Cash dividends paid	(7,659)	(7,317)	(6,940)
Proceeds from exercise of stock options	862	1,019	1,263
Other financing activities, net	(233)	(196)	109
Net cash used in financing activities	(13,035)	(8,921)	(10,409)
Effect of exchange-rate changes on cash and cash equivalents	53	(215)	(1,000)
Net increase/(decrease) in cash and cash equivalents	(1,254)	(1,046)	298
Cash and cash equivalents, beginning	2,595	3,641	3,343
Cash and cash equivalents, end	$1,342	$2,595	$3,641

- Continued -

2017 Financial Report	79

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
	2017	2016	2015
Supplemental Cash Flow Information
Non-cash transactions:
Exchange of $1.1 billion net book value 6.50% U.K. pound-denominated bonds maturing in 2038 for $1.8 billion of new 2.735% U.K. pound-denominated bonds maturing in 2043, resulting in a debt extinguishment loss of $747 million(c)	$1,848	$—	$—
Receipt of ICU Medical common stock(b)	428	—	—
Promissory note from ICU Medical(b)	75	~~—~~	~~—~~
Exchange of Hospira subsidiary debt for Pfizer debt(d)	—	—	1,669
Cash paid (received) during the period for:
Income taxes	$2,489	$2,521	$2,383
Interest	1,518	1,451	1,302
Interest rate hedges	(199)	(338)	(237)

(a)
As a result of the enactment of the TCJA, Pfizer’s Provision/(benefit) for taxes on income was favorably impacted by approximately $10.7 billion, primarily reflecting the remeasurement of U.S. deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. See Note 5A. Tax Matters: Taxes on Income from Continuing Operations for additional information.

(b)
In connection with the sale of HIS net assets to ICU Medical, on February 3, 2017, Pfizer received 3.2 million newly issued shares of ICU Medical common stock initially valued at $428 million and a promissory note in the amount of $75 million which was repaid in full as of December 31, 2017 and included in Other investing activities for the year ended December 31, 2017. For additional information, see Note 2B. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment: Sale of Hospira Infusion Systems Net Assets to ICU Medical, Inc. (EH).

(c)
The $747 million is included in the net loss of $846 million upon the exchange and early retirement of the U.K. pound-denominated debt. See Note 7D. Financial Instruments: Long-Term Debt for additional information.

(d)	In October 2015, Pfizer exchanged $1.7 billion debt of its then recently acquired subsidiary, Hospira, for virtually the same amount of Pfizer debt. See Note 7D. Financial Instruments: Long-Term Debt.
Amounts may not add due to rounding.

See Notes to Consolidated Financial Statements, which are an integral part of these statements.

80	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 1. Basis of Presentation and Significant Accounting Policies

A. Basis of Presentation

See the Glossary of Defined Terms at the beginning of this 2017 Financial Report for terms used throughout the consolidated financial statements and related notes of this 2017 Financial Report.

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

We manage our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). For additional information, see Note 18.

Certain amounts in the consolidated financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

Our recent significant business development activities include:

•
On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS, to ICU Medical, a global device manufacturer, for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing. HIS includes IV pumps, solutions and devices. The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the year ended December 31, 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for the year ended December 31, 2016 reflect 12 months of HIS global operations and for the year ended December 31, 2015 reflect four months of HIS U.S. operations and three months of HIS international operations. Assets and liabilities associated with HIS are presented as held for sale in the consolidated balance sheet as of December 31, 2016.

•
On December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S. for $1,045 million, composed of cash and contingent consideration. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of this business, and, in accordance with our international reporting period, our financial results, EH’s operating results, and cash flows for the year ended December 31, 2017 reflect approximately 11 months of the small molecule anti-infectives business acquired from AstraZeneca.

•
On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Medivation. Therefore, Medivation operations are reflected in our financial results, IH’s operating results, and cash flows for the year ended December 31, 2017. In accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately three months of Medivation operations.

•
On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion, net of cash acquired), plus $698 million debt assumed. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Anacor. Therefore, Anacor operations are reflected in our financial results, IH’s operating results, and cash flows for the year ended December 31, 2017. In accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2016 reflect approximately six months of Anacor operations.

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

•
On September 3, 2015, we acquired Hospira for approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of Hospira. In accordance with our domestic and international reporting periods, our consolidated financial statements for the year ended December 31, 2015 reflect four months of Hospira U.S. operations and three months of Hospira international operations.

For additional information, see Note 2.

2017 Financial Report	81

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Adoption of New Accounting Standards in 2017

We adopted a new standard as of January 1, 2017 that amended guidance on the assessment of whether an entity is the primary beneficiary of a variable interest entity. Under this new guidance, when evaluating whether an entity is the primary beneficiary, a single decision maker must consider its indirect interest held through related parties under common control proportionately. There was no material impact to our consolidated financial statements from adopting this standard.

We adopted a new standard as of January 1, 2017 related to inventory. The new guidance requires that inventory be measured at the lower of cost or net realizable value, which is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. There was no material impact to our consolidated financial statements from adopting this standard.
C. Estimates and Assumptions

In preparing the consolidated financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded and disclosed in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our financial statements. For example, in the consolidated statements of income, estimates are used when accounting for deductions from revenues (such as rebates, chargebacks, sales allowances and sales returns), determining the cost of inventory that is sold, allocating cost in the form of depreciation and amortization, and estimating restructuring charges and the impact of contingencies, as well as determining provisions for taxes on income. On the consolidated balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivable, investments, inventories, deferred tax assets, fixed assets and intangible assets (including acquired IPR&D assets), and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, accruals for contingencies, rebates, chargebacks, sales allowances and sales returns, and restructuring reserves, all of which also impact the consolidated statements of income.

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

For information on estimates and assumptions in connection with the TCJA, see Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations.
D. Acquisitions

Our consolidated financial statements include the operations of acquired businesses after the completion of the acquisitions. We account for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of acquired IPR&D be recorded on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. When we acquire net assets that do not constitute a business, as defined in U.S. GAAP, no goodwill is recognized and acquired IPR&D is expensed.

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

When estimating fair value, depending on the nature and complexity of the asset or liability, we may use one or all of the following techniques:

•	Income approach, which is based on the present value of a future stream of net cash flows.

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

82	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•	Cost approach, which is based on the cost to acquire or construct comparable assets, less an allowance for functional and/or economic obsolescence.

Our fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

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

2017 Financial Report	83

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $4.9 billion and $4.3 billion as of December 31, 2017 and December 31, 2016, respectively. The following table provides information about the balance sheet classification of these accruals:

	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016
Reserve against Trade accounts receivable, less allowance for doubtful accounts	$1,352	$1,154

Other current liabilities:
Accrued rebates	2,674	2,261
Other accruals	512	509

Other noncurrent liabilities	385	357
Total accrued rebates and other accruals	$4,923	$4,282
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

H. Cost of Sales and Inventories

We carry inventories at the lower of cost or net realizable value. The cost of finished goods, work in process and raw materials is determined using average actual cost. We regularly review our inventories for impairment and reserves are established when necessary.

I. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are expensed as incurred. Among other things, these expenses include the internal and external costs of marketing, advertising, shipping and handling, information technology and legal defense.
Advertising expenses totaled approximately $3.1 billion in 2017, $3.2 billion in 2016 and $3.1 billion in 2015. Production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs.

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

R&D expenses related to upfront and milestone payments for intellectual property rights totaled $169 million in 2017, $82 million in 2016 and $429 million in 2015. For additional information, see Note 2C.

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

84	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•
Identifiable intangible assets, less accumulated amortization—These acquired assets are recorded at fair value. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets with indefinite lives that are associated with marketed products are not amortized until a useful life can be determined. Intangible assets associated with IPR&D projects are not amortized until approval is obtained in a major market, typically either the U.S. or the EU, or in a series of other countries, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

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

•	Trading securities are carried at fair value, with changes in fair value reported in Other (income)/deductions—net.

2017 Financial Report	85

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•	Available-for-sale debt and equity securities are carried at fair value, with changes in fair value reported in Other comprehensive income/(loss) until realized.

•	Held-to-maturity debt securities are carried at amortized cost.

•
Private equity securities are carried at equity method or at cost method. For equity investments where we have significant influence over the financial and operating policies of the investee, we use the equity-method of accounting. Under the equity-method, we record our share of the investee’s income and expenses in Other (income)/deductions—net. The excess of the cost of the investment over our share of the equity of the investee as of the acquisition date is allocated to the identifiable assets of the investee, with any remaining excess amount allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

We regularly evaluate all of our financial assets for impairment. For investments in debt and equity securities, when a decline in fair value, if any, is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Derivative financial instruments are carried at fair value in various balance sheet categories (see Note 7A), with changes in fair value reported in Net income or, for derivative financial instruments in certain qualifying hedging relationships, in Other comprehensive income/(loss) (see Note 7F).

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

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws, including the recently enacted TCJA. We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax-planning strategies, that would be implemented, if necessary, to realize the deferred tax assets. All deferred tax assets and liabilities within the same tax jurisdiction are presented as a net amount in the noncurrent section of our consolidated balance sheet.

Other taxes payable includes liabilities for uncertain tax positions and an estimate of the repatriation tax liability on the deemed repatriated accumulated post-1986 foreign earnings recorded in connection with the TCJA for which we plan to elect payment over eight years through 2026. See Note 5A for additional information.

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

Under the benefit recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and foreign income tax filings, statute of limitations expirations, changes and clarification in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the more-likely-than-not standard. Liabilities associated with uncertain tax positions are classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Provision/(benefit) for taxes on income and are classified on our consolidated balance sheet with the related tax liability. Given the significant changes resulting from and complexities associated with the TCJA, the estimated financial impacts for 2017 are provisional and subject to further analysis, interpretation and clarification of the TCJA, which could result in changes to these estimates during 2018. For additional information, see Note 5A.

Amounts recorded for valuation allowances and income tax contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

86	2017 Financial Report

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
Note 2. Acquisitions, Sale of Hospira Infusion Systems Net Assets, Research and Development and Collaborative Arrangements, Equity-Method Investments and Cost-Method Investment

A. Acquisitions
AstraZeneca’s Small Molecule Anti-Infectives Business (EH)
On December 22, 2016, which falls in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S., including the commercialization and development rights to the newly approved EU drug Zavicefta™ (ceftazidime-avibactam), the marketed agents Merrem™/Meronem™ (meropenem) and Zinforo™ (ceftaroline fosamil), and the clinical development assets ATM-AVI and CXL (ceftaroline fosamil-AVI). Under the terms of the agreement, we made an upfront payment of approximately $552 million to AstraZeneca upon the close of the transaction and an additional $3 million payment for a contractual purchase price adjustment in the second quarter of 2017. We also made a $50 million milestone payment in the second quarter of 2017, we made an additional milestone payment of $125 million in our first fiscal quarter of 2018 and we will make a deferred payment of $175 million to AstraZeneca in January 2019. In addition, AstraZeneca may be eligible to receive an additional milestone payment of $75 million if the related milestone is achieved prior to December 31, 2021, and up to $600 million if sales of Zavicefta™ exceed certain thresholds prior to January 1, 2026, as well as tiered royalties on sales of Zavicefta™ and ATM-AVI in certain markets for a period ending on the later of 10 years from first commercial sale or the loss of patent protection or loss of regulatory exclusivity. The total royalty payments are unlimited during the royalty term and the undiscounted payments are expected to be in the range of approximately $250 million to $425 million. The total fair value of consideration transferred for AstraZeneca’s small molecule anti-infectives business was approximately $1,045 million, which includes $555 million in cash, plus the fair value of contingent consideration of $490 million (which is composed of the deferred payment, the $50 million milestone payment made in the second quarter of 2017, the $125 million milestone payment made in our first fiscal quarter of 2018 and the future expected milestone and royalty payments). In connection with this acquisition, we provisionally recorded $879 million in Identifiable intangible assets, primarily consisting of $660 million in Developed technology rights and $219 million in IPR&D. We also recorded $92 million in Other current assets related to the economic value of inventory which was retained by AstraZeneca for sale on our behalf, $92 million in Goodwill and $17 million of net deferred tax liabilities. The allocation of the consideration transferred to the assets acquired and the liabilities assumed has not been finalized.

2017 Financial Report	87

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Medivation, Inc. (IH)
On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Of this consideration, approximately $365 million was not paid as of December 31, 2016, and was recorded in Other current liabilities. The remaining consideration was paid as of December 31, 2017. Medivation is a wholly-owned subsidiary of Pfizer. Medivation is a biopharmaceutical company focused on developing and commercializing small molecules for oncology. Medivation’s portfolio includes Xtandi (enzalutamide), an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within tumor cells. Xtandi is being developed and commercialized through a collaboration with Astellas. Astellas has exclusive commercialization rights for Xtandi outside the U.S. In addition, Medivation has a development-stage oncology asset in its pipeline, talazoparib, which is currently in a Phase 3 study for the treatment of BRCA-mutated breast cancer. In connection with this acquisition, we recorded $12.2 billion in Identifiable intangible assets, primarily consisting of $8.1 billion of Developed technology rights with an average useful life of approximately 12 years and $4.1 billion of IPR&D, and recorded $6.1 billion of Goodwill, $4.0 billion of net income tax liabilities, and $259 million of assumed contingent consideration. In 2017 and 2016, we recorded measurement period adjustments to the estimated fair values initially recorded in 2016, which resulted in a reduction in Identifiable intangible assets of approximately $1.0 billion with a corresponding change to Goodwill and net income tax liabilities. The measurement period adjustments were recorded to better reflect market participant assumptions about facts and circumstances existing as of the acquisition date. The 2017 results include a decrease of approximately $38 million to Amortization of intangible assets which reflects the cumulative pre-tax impact of the measurement period adjustments to Identifiable intangible assets that were amortized to the income statement since the acquisition date. The measurement period adjustments did not result from intervening events subsequent to the acquisition date. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.
Bamboo Therapeutics, Inc. (IH)
On August 1, 2016, we acquired all the remaining equity in Bamboo, a privately-held biotechnology company focused on developing gene therapies for the potential treatment of patients with certain rare diseases relating to neuromuscular conditions and those affecting the central nervous system, for $150 million, plus potential milestone payments of up to $495 million contingent upon the progression of key assets through development, regulatory approval and commercialization. The total fair value of the consideration transferred for Bamboo was approximately $343 million, including cash of $130 million ($101 million, net of cash acquired), contingent consideration of $167 million, consisting of milestone payments, and the fair value of Pfizer’s previously held equity interest in Bamboo of $45 million. We previously purchased a minority stake in Bamboo in the first quarter of 2016 for a payment of approximately $43 million. Upon acquiring the remaining interest in Bamboo in the third quarter of 2016, we recognized a gain of $2 million on our existing investment in Other (income)/deductions––net over the one-year allocation period. This acquisition provides us with several clinical and pre-clinical assets that complement our rare disease portfolio, an advanced recombinant AAV vector design and production technology, and a fully functional Phase I/II gene therapy manufacturing facility. Bamboo is a wholly-owned subsidiary of Pfizer. In connection with this acquisition, we recorded $330 million of Identifiable intangible assets, consisting entirely of IPR&D. We also recorded $142 million of Goodwill and $94 million of net deferred tax liabilities. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

Anacor Pharmaceuticals, Inc. (IH)

On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion net of cash acquired), plus $698 million debt assumed. Anacor is a wholly-owned subsidiary of Pfizer. Anacor is a biopharmaceutical company focused on novel small-molecule therapeutics derived from its boron chemistry platform. Anacor’s crisaborole, a non-steroidal topical PDE-4 inhibitor with anti-inflammatory properties, was approved by the FDA on December 14, 2016 under the trade name, Eucrisa. In connection with this acquisition, we recorded $698 million as the fair value of notes payable in cash, and recorded $4.9 billion in Identifiable intangible assets, primarily consisting of $4.8 billion of IPR&D, and recorded $646 million of Goodwill and $346 million of net income tax liabilities. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

Hospira, Inc. (EH)

On September 3, 2015, we acquired Hospira, a leading provider of sterile injectable drugs and infusion technologies as well as a provider of biosimilars, for $90 per share in cash. The total fair value of consideration transferred for Hospira was approximately $16.1 billion in cash ($15.7 billion, net of cash acquired). Hospira is a subsidiary of Pfizer and its commercial operations are included in the EH segment.

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

88	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes the amounts recognized for assets acquired and liabilities assumed as of the acquisition date:

(MILLIONS OF DOLLARS)	Amounts Recognized as of Acquisition Date Final
Working capital, excluding inventories(a)	$342
Inventories	1,901
PP&E	2,352
Identifiable intangible assets, excluding IPR&D(b)	8,290
IPR&D	1,030
Other noncurrent assets	362
Long-term debt	(1,928)
Benefit obligations	(117)
Net income tax accounts(c)	(3,380)
Other noncurrent liabilities	(61)
Total identifiable net assets	8,791
Goodwill	7,295
Net assets acquired/total consideration transferred	$16,087

(a)	Includes cash and cash equivalents, short-term investments, accounts receivable, other current assets, assets held for sale, accounts payable and other current liabilities.

(b)
Comprised of finite-lived developed technology rights with a weighted-average life of approximately 17 years ($7.7 billion) and other finite-lived identifiable intangible assets with a weighted-average life of approximately 12 years ($570 million).

(c)
Final amounts recognized as of the acquisition date, included in Current tax assets ($57 million), Noncurrent deferred tax assets and other noncurrent tax assets ($58 million), Income taxes payable ($5 million), Noncurrent deferred tax liabilities ($3.4 billion) and Other taxes payable ($101 million, including accrued interest of $5 million).

As of the acquisition date, the fair value of accounts receivable approximated the book value acquired. The gross contractual amount receivable was $565 million, of which $12 million was not expected to be collected.

In the ordinary course of business, Hospira incurred liabilities for environmental, legal and tax matters, as well as guarantees and indemnifications. These matters may include contingencies. Except as specifically excluded by the relevant accounting standard, contingencies are required to be measured at fair value as of the acquisition date if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria are met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated.

•
Environmental Matters—In the ordinary course of business, Hospira incurred liabilities for environmental matters such as remediation work, asset retirement obligations and environmental guarantees and indemnifications. The contingencies for environmental matters are not significant to Pfizer’s financial statements.

•
Legal Matters—Hospira is involved in various legal proceedings, including product liability, patent, commercial, antitrust and environmental matters and government investigations, of a nature considered normal to its business. The contingencies arising from legal matters are not significant to Pfizer’s financial statements.

•
Tax Matters—In the ordinary course of business, Hospira incurred liabilities for income taxes. Income taxes are exceptions to both the recognition and fair value measurement principles associated with the accounting for business combinations. Reserves for income tax contingencies continue to be measured under the benefit recognition model as previously used by Hospira. Net liabilities for income taxes approximate $3.4 billion as of the acquisition date, which included $109 million for uncertain tax positions. The net tax liability included the recording of additional adjustments of approximately $3.2 billion for the tax impact of fair value adjustments and approximately $719 million for income tax matters that we intend to resolve in a manner different from what Hospira had planned or intended. For example, because we planned to repatriate certain overseas funds, we provided deferred taxes on Hospira’s unremitted earnings for which no taxes had been previously provided by Hospira as it was Hospira’s intention to indefinitely reinvest those earnings.

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

2017 Financial Report	89

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

The following table provides supplemental pro forma information as if the acquisition of Hospira had occurred on January 1, 2014:

Unaudited Supplemental Pro Forma Consolidated Results
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	Year Ended December 31, 2015
Revenues	$52,082
Net income attributable to Pfizer Inc. common shareholders	7,669
Diluted EPS attributable to Pfizer Inc. common shareholders	1.23
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
The unaudited supplemental pro forma consolidated results reflect the historical financial information of Pfizer and Hospira, adjusted to give effect to the acquisition of Hospira as if it had occurred on January 1, 2014, primarily for the following pre-tax adjustments in 2015:

•	Elimination of Hospira’s historical intangible asset amortization expense (approximately $33 million).

•	Additional amortization expense (approximately $342 million) related to the fair value of identifiable intangible assets acquired.

•	Additional depreciation expense (approximately $52 million) related to the fair value adjustment to PP&E acquired.

•	Adjustment related to the non-recurring fair value adjustment to acquisition-date inventory estimated to have been sold (the elimination of $364 million of charges).

•	Adjustment to decrease interest expense (approximately $18 million) related to the fair value adjustment of Hospira debt.

•
Adjustment for non-recurring acquisition-related costs directly attributable to the acquisition (the elimination of $877 million of charges), reflecting non-recurring charges incurred by both Hospira and Pfizer which would have been recorded in 2014 under the pro forma assumption that the Hospira acquisition was completed on January 1, 2014.

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

Marketed Vaccines Business of Baxter International Inc. (IH)
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

B. Sale of Hospira Infusion Systems Net Assets to ICU Medical, Inc. (EH)
On October 6, 2016, we announced that we entered into a definitive agreement under which ICU Medical agreed to acquire all of our global infusion systems net assets, HIS, for approximately $1 billion in cash and ICU Medical common stock. HIS includes IV pumps, solutions, and devices. As a result of the performance of HIS relative to ICU Medical’s expectations, on January 5, 2017 we entered into a revised agreement with ICU Medical under which ICU Medical would acquire HIS for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing.
The revised transaction closed on February 3, 2017. At closing, under the terms of the revised agreement, we received 3.2 million newly issued shares of ICU Medical common stock (as originally agreed), which we initially valued at approximately $428 million (based upon the

90	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

closing price of ICU Medical common stock on the closing date less a discount for lack of marketability) and which are reported as available-for-sale equity securities at fair value in Long-term investments on the consolidated balance sheet as of December 31, 2017, a promissory note in the amount of $75 million, which was repaid in full as of December 31, 2017, and net cash of approximately $200 million before customary adjustments for net working capital, which is reported in Other investing activities, net on the consolidated statement of cash flows for the year-ended December 31, 2017. In addition, we are entitled to receive a contingent amount of up to an additional $225 million in cash based on ICU Medical’s achievement of certain cumulative performance targets for the combined company through December 31, 2019. After receipt of ICU Medical shares, we own approximately 16% of ICU Medical. We have agreed to certain restrictions on transfer of our ICU Medical shares for 18 months after the closing date. We recognized pre-tax losses of approximately $55 million in 2017 in Other (income)/deductions––net, representing adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell. For additional information, see Note 4.
While we have received the full purchase price excluding the contingent amount as of the February 3, 2017 closing, the sale of the HIS net assets was not completed in certain non-U.S. jurisdictions due to temporary regulatory or operational constraints. In these jurisdictions, which represent a relatively small portion of the HIS net assets, we have continued to operate the net assets for the net economic benefit of ICU Medical, and we are indemnified by ICU Medical against risks associated with such operations during the interim period, subject to our obligations under the definitive transaction agreements. Sales of the HIS net assets have occurred in certain of these jurisdictions as of December 31, 2017 and we expect the sale of the HIS net assets in the remaining jurisdictions to be fully completed by the first quarter of 2018. As such, and as we have already received all of the non-contingent proceeds from the sale and ICU Medical is contractually obligated to complete the transaction, we have treated these jurisdictions as sold for accounting purposes.
In connection with the sale transaction, we entered into certain transitional agreements designed to facilitate the orderly transition of the HIS net assets to ICU Medical. These agreements primarily relate to administrative services, which are generally to be provided for a period of up to 24 months after the closing date. We will also manufacture and supply certain HIS products for ICU Medical and ICU Medical will manufacture and supply certain retained Pfizer products for us after closing, generally for a term of five years. These agreements are not material to Pfizer and none confers upon us the ability to influence the operating and/or financial policies of ICU Medical subsequent to the sale.
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
Assets and liabilities associated with HIS are presented as held for sale in the consolidated balance sheet as of December 31, 2016. The HIS assets held for sale are reported in Assets held for sale and HIS liabilities held for sale are reported in Other current liabilities. The amounts associated with HIS, as well as other assets classified as held for sale consisted of the following:

	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016
Assets Held for Sale
Inventories	$—	$377
PP&E	—	457
Identifiable intangible assets	—	1,319
Goodwill	—	119
Other assets	—	152
Less: adjustment to HIS assets for net realizable value(a)	—	(1,681)
Total HIS assets held for sale	—	743
Other assets held for sale(b)	12	58
Assets held for sale	$12	$801

Liabilities Held for Sale
Accrued compensation and related items	$—	$54
Other liabilities	—	103
Total HIS liabilities held for sale	$—	$157

(a)	For 2016, we recorded an adjustment to HIS assets for net realizable value of $1,681 million plus estimated costs to sell of $31 million for a total impairment on HIS net assets of $1,712 million.

(b)	Other assets held for sale consist primarily of PP&E and other assets.

C. Research and Development and Collaborative Arrangements
Research and Development Arrangement with NovaQuest Co-Investment Fund II, L.P.
On November 1, 2016, we announced the discontinuation of the global clinical development program for bococizumab. During December 2016, $31.3 million was refunded to NovaQuest representing amounts NovaQuest prepaid for development costs (under the May 2016 agreement described below) that were not used for program expenses due to the discontinuation of the development program. No additional payments have been or are expected to be received from or paid to NovaQuest under this agreement, which was effectively terminated on November 18, 2016.

2017 Financial Report	91

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
Research and Development Arrangement with NovaQuest Co-Investment Fund V, L.P.
In April 2016, Pfizer entered into an agreement with NovaQuest under which NovaQuest will fund up to $200 million in development costs related to certain Phase III clinical trials of Pfizer’s rivipansel compound and Pfizer will use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding is expected to cover up to 100% of the development costs and will be received over approximately 12 quarters from 2016 to 2019. As there is a substantive and genuine transfer of risk to NovaQuest, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $72.1 million for 2017 and $46.6 million for 2016. Following potential regulatory approval, NovaQuest will be eligible to receive a combination of fixed milestone payments of up to approximately $267 million in total, based on achievement of first commercial sale and certain levels of cumulative net sales as well as royalties on rivipansel net sales over approximately eight years. Fixed sales-based milestone payments will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the rivipansel product and royalties on net sales will be recorded as Cost of sales when incurred.
Research and Development Arrangement with RPI Finance Trust
In January 2016, Pfizer entered into an agreement with RPI, a subsidiary of Royalty Pharma, under which RPI will fund up to $300 million in development costs related to certain Phase III clinical trials of Pfizer’s Ibrance (palbociclib) product primarily for adjuvant treatment of hormone receptor positive early breast cancer (the Indication). RPI’s development funding is expected to cover up to 100% of the costs primarily for the applicable clinical trials through 2021. As there is a substantive and genuine transfer of risk to RPI, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $75.6 million for 2017 and $44.9 million for 2016. If successful and upon approval of Ibrance in the U.S. or certain major markets in the EU for the Indication based on the applicable clinical trials, RPI will be eligible to receive a combination of approval-based fixed milestone payments of up to $250 million dependent upon results of the clinical trials and royalties on certain Ibrance sales over approximately seven years. Fixed milestone payments due upon approval will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the Ibrance product and sales-based royalties will be recorded as Cost of sales when incurred.
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

The following table provides the amounts and classification of payments (income/(expense)) between us and our collaboration partners:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Revenues—Revenues(a)	$606	$659	$644
Revenues—Alliance revenues(b)	2,927	1,746	1,312
Total revenues from collaborative arrangements	3,533	2,405	1,956
Cost of sales(c)	(329)	(315)	(282)
Selling, informational and administrative expenses(d)	(54)	(5)	(287)
Research and development expenses(e)	222	64	(330)
Other income/(deductions)—net(f)	249	542	482

(a)	Represents sales to our partners of products manufactured by us.

(b)
Substantially all relates to amounts earned from our partners under co-promotion agreements. The increase in 2017 reflects an increase in alliance revenues from Eliquis and Xtandi. The increase in 2016 reflects an increase in alliance revenues from Eliquis and the inclusion of Xtandi revenues resulting from the acquisition of Medivation in September 2016, partially offset by the expiration of the Rebif co-promotion collaboration at the end of 2015.

(c)	Primarily relates to royalties earned by our partners and cost of sales associated with inventory purchased from our partners.

(d)	Represents net reimbursements to our partners for selling, informational and administrative expenses incurred.

(e)
Primarily relates to upfront payments and pre-approval milestone payments earned by our partners as well as net reimbursements. The upfront and milestone payments were as follows: $15 million in 2017, $15 million in 2016 and $310 million in 2015 (primarily related to our collaboration with OPKO, see below). 2017 and 2016 also include reimbursements related to our collaboration with Lilly (see below) of $147 million and $120 million, respectively.

(f)
Primarily relates to royalties from our collaboration partners. The decrease in 2017 is due to the October 31, 2016 expiration of our 36 month royalty arrangement on sales of Enbrel in the U.S. and Canada, partially offset by a full year of royalties earned in 2017, versus a partial year in 2016, on Xtandi ex-U.S. sales.

92	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements.
In addition, in connection with our collaborative arrangements, we paid post-approval milestones to collaboration partners of $140 million in 2017 related to our collaboration with Merck KGaA (see below) and $20 million in 2015. These payments were recorded in Identifiable intangible assets––Developed technology rights. We did not pay post-approval milestones to collaboration partners in 2016. We also recorded upfront and milestone payments from our collaboration partners of $150 million in 2017, related to our collaboration with Merck and $200 million in 2015, related to our collaboration with Lilly (see below). These amounts were recorded in our consolidated balance sheets as deferred revenue and are being recognized into Other (income)/deductions––net over a multi-year period.

Collaboration with Merck & Co., Inc.

In 2013, we announced that we entered into a worldwide collaboration agreement, except for Japan, with Merck for the development and commercialization of ertugliflozin (PF-04971729), our oral sodium glucose cotransporter (SGLT2) inhibitor for the treatment of type 2 diabetes. Under the agreement, we collaborated with Merck on the clinical development of ertugliflozin, and ertugliflozin-containing fixed-dose combinations with metformin and Januvia (sitagliptin) tablets which were approved by the FDA in December 2017 as Steglatro, Segluromet and Steglujan, respectively.
In the first quarter of 2017, we received a $90 million milestone payment from Merck upon the FDA’s acceptance for review of the NDAs for ertugliflozin and two fixed-dose combinations (ertugliflozin plus Januvia (sitagliptin) and ertugliflozin plus metformin), which has been deferred and primarily reported in Other noncurrent liabilities and is being recognized in Other (income)/deductions––net over a multi-year period. We are eligible for additional payments associated with the achievement of future regulatory and commercial milestones. As of December 31, 2017, we were due a $60 million milestone payment from Merck in conjunction with the approval of ertugliflozin by the FDA, which we received in the first quarter of 2018. As of December 31, 2017, the $60 million due from Merck has been deferred and primarily reported in Other noncurrent liabilities. The Merck sales force will exclusively promote Steglatro and the two fixed-dose combination products and we will share revenues and certain costs with Merck on a 60%/40% basis, with Pfizer having the 40% share. Pfizer will record its share of the collaboration revenues as product sales as we supply the ertugliflozin active pharmaceutical ingredient to Merck for use in the alliance products.
Collaboration with Eli Lilly & Company

In 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer’s tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. Following the decision by the FDA in March 2015 to lift the partial clinical hold on the tanezumab development program, we received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly, which is recorded as deferred revenue in our consolidated balance sheet and is being recognized into Other (income)/deductions––net over a multi-year period beginning in the second quarter of 2015. Pfizer and Lilly resumed the Phase 3 chronic pain program for tanezumab in July 2015. The FDA granted Fast Track designation for tanezumab for the treatment of chronic pain in patients with OA and CLBP in June 2017. Under the collaboration agreement with Lilly, we are eligible to receive additional payments from Lilly upon the achievement of specified regulatory and commercial milestones.

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
Collaboration with Merck KGaA

In November 2014, we entered into a collaborative arrangement with Merck KGaA, to jointly develop and commercialize avelumab, the proposed international non-proprietary name for the investigational anti-PD-L1 antibody (MSB0010718C), currently approved as Bavencio for metastatic MCC and for patients with locally advanced or metastatic UC in certain countries and in development as a potential treatment for multiple other types of cancer. We and Merck KGaA are exploring the therapeutic potential of this novel anti-PD-L1 antibody as a single agent as well as in various combinations with our and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. We and Merck KGaA are also combining resources and expertise to advance Pfizer’s anti-PD-1 antibody into Phase 1 trials and explore novel combinations. Under the terms of the agreement, in the fourth quarter of 2014, we made an upfront payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. During 2017, we made $140 million in milestone payments to Merck KGaA, which were recorded in Identifiable intangible assets––Developed technology rights, for approvals of avelumab received in 2017 for the MCC indication in the U.S., the EU and Japan, and for the metastatic UC indication in the U.S. Both companies jointly fund all development and commercialization costs, and split equally any profits generated from selling any anti-PD-L1 or anti-PD-1 products from this collaboration. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets.

2017 Financial Report	93

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

We have accounted for our interest in Hisun Pfizer as an equity-method investment, due to the significant influence we have had over the operations of Hisun Pfizer through our board representation, minority veto rights and 49% voting interest. Our investment in Hisun Pfizer has been reported in Long-term investments, and our share of Hisun Pfizer’s net income has been recorded in Other (income)/deductions––net.

On November 10, 2017, we sold our 49% equity share in Hisun Pfizer to Sapphire I (HK) Holdings Limited, an investment fund managed by Hillhouse Capital, for a total of $286 million in cash which included our carrying value of $270 million in cash plus $16 million to cover certain taxes incurred on the transaction. As a result of the sale transaction, we recognized a loss of $81 million in the fourth quarter of 2017 for the recognition in earnings of the currency translation adjustment associated with our investment. After the sale transaction, Hisun Pfizer will change its name but will retain its current rights to manufacture, sell and distribute all of Hisun Pfizer’s currently marketed and pipeline products in China. We will provide technical, manufacturing and regulatory services in connection with a technology transfer process being run by Hisun Pfizer to support Hisun Pfizer’s objective that the products that we had previously licensed to Hisun Pfizer, will in the future, be manufactured locally in China. We will continue to supply certain products to Hisun Pfizer for a period of time, after the sale transaction, to facilitate a smooth transition.
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

Investment in Laboratório Teuto Brasileiro S.A.

We entered into an agreement on June 30, 2017 to exit our investment in Teuto, a 40%-owned generics company in Brazil, and sell our 40% interest in Teuto to the majority shareholders. As part of the agreement, we have waived our option to acquire the remaining 60% of Teuto, and Teuto’s other shareholders have waived their option to sell their 60% stake in the company to us. As a result, in the second quarter of 2017, we recognized a net loss of approximately $30 million in Other (income)/deductions––net (see Note 4), which included the impairment of our equity-method investment in Teuto, the reversal of a contingent liability associated with the majority shareholders’ option to sell their 60% stake in the company to us, and the recognition in earnings of the currency translation adjustment associated with the Teuto investment. The transaction closed on August 16, 2017.

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

94	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

E. Cost-Method Investment

AM-Pharma B.V.

In April 2015, we acquired a minority equity interest in AM-Pharma, a privately-held Dutch biopharmaceutical company focused on the development of recAP for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. The option becomes exercisable after completion of a Phase II trial of recAP in the treatment of Acute Kidney Injury related to sepsis, which is currently expected in the first quarter of 2018. Under the terms of the agreement, we originally paid $87.5 million for both the exclusive option and the minority equity interest, which was recorded as a cost-method investment in Long-term investments. During the fourth quarter of 2017, we recognized a loss of $43 million in Other (income)/deductions––net (see Note 4) for an impairment of our long-term investment.
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

In connection with our acquisition of Hospira, we are focusing our efforts on achieving an appropriate cost structure for the combined company. We expect to incur costs of approximately $1 billion (not including costs of $215 million in 2015 associated with the return of acquired IPR&D rights as described in the Current-Period Key Activities section below) associated with the integration of Hospira. The majority of these costs are expected to be incurred for the three-year period post-acquisition.

In 2016, we substantially completed previously disclosed cost-reduction initiatives begun in 2014 associated with our global commercial structure reorganization, manufacturing plant network rationalization and optimization initiatives, and additional cost-reduction/productivity initiatives across the enterprise.
As a result of the evaluation performed in connection with our decision in September 2016 to not pursue, at that time, splitting IH and EH into two separate publicly-traded companies, we identified new opportunities to potentially achieve greater optimization and efficiency to become more competitive in our business. Therefore, in early 2017, we initiated new enterprise-wide cost reduction/productivity initiatives, which we expect to substantially complete by the end of 2019. These initiatives will encompass all areas of our cost base and will include:

•
Optimization of our manufacturing plant network to support IH and EH products and pipelines. During 2017-2019, we expect to incur costs of approximately $800 million related to this initiative. Through December 31, 2017, we incurred approximately $197 million associated with this initiative.

•
Activities in non-manufacturing related areas, which include further centralization of our corporate and platform functions, as well as other activities where opportunities are identified. During 2017-2019, we expect to incur costs of approximately $300 million related to this initiative. Through December 31, 2017, we incurred approximately $151 million associated with this initiative.

The costs expected to be incurred during 2017-2019, of approximately $1.1 billion for the above-mentioned programs (but not including expected costs associated with the Hospira integration), include restructuring charges, implementation costs and additional depreciation––asset restructuring. Of this amount, we expect that about 20% of the total charges will be non-cash.

Current-Period Key Activities

In 2017, we incurred costs of $348 million associated with the 2017-2019 program, $319 million associated with the integration of Hospira and $137 million associated with all other acquisition-related initiatives.

2017 Financial Report	95

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Restructuring charges(a):
Employee terminations	$(34)	$940	$489
Asset impairments(b)	190	142	254
Exit costs	21	74	68
Total restructuring charges	178	1,156	811
Transaction costs(c)	4	127	123
Integration costs(d)	305	441	219
Restructuring charges and certain acquisition-related costs	487	1,724	1,152
Additional depreciation––asset restructuring recorded in our consolidated statements of income as follows(e):
Cost of sales	91	201	117
Selling, informational and administrative expenses	—	—	—
Research and development expenses	—	7	5
Total additional depreciation––asset restructuring	91	207	122
Implementation costs recorded in our consolidated statements of income as follows(f):
Cost of sales	118	230	102
Selling, informational and administrative expenses	71	81	82
Research and development expenses	38	25	14
Other (income)/deductions––net	—	3	5
Total implementation costs	227	340	203
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$805	$2,271	$1,478

(a)
In 2017, restructuring charges are primarily associated with our acquisitions of Hospira and Medivation, as well as cost-reduction and productivity initiatives not associated with acquisitions. In 2016, restructuring charges are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Hospira and Medivation. In 2015, restructuring charges are largely associated with.cost-reduction and productivity initiatives not associated with acquisitions. In 2017, Employee terminations primarily include revisions of our estimates of severance benefits. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination.

The restructuring activities in 2017 are associated with the following:

•	IH ($64 million income); EH ($4 million income); WRD/GPD ($80 million); manufacturing operations ($115 million); and Corporate ($51 million).
The restructuring activities in 2016 are associated with the following:

•	IH ($272 million); EH ($158 million); WRD/GPD ($169 million); manufacturing operations ($368 million); and Corporate ($189 million),
The restructuring activities in 2015, which include a $39 million charge related to a 36% reduction in our labor force in Venezuela, are associated with the following:

•	IH ($85 million); EH ($402 million); WRD/GPD ($80 million); manufacturing operations ($80 million); and Corporate ($164 million).
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

(b)
The asset impairment charges for 2017 are largely associated with our acquisitions of Hospira and Medivation. The asset impairment charges included in restructuring charges for 2017 and 2016 are primarily associated with abandoned assets. The asset impairment charges for 2015 are primarily associated with our acquisition of Hospira. See (a) above for additional information.

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which in 2017 are directly related to our acquisitions of Hospira, Anacor and Medivation. Transaction costs in 2016 are mostly related to our acquisitions of Medivation and Anacor, and the terminated transaction with Allergan. Transaction costs in 2015 represent external costs directly related to the acquisition of Hospira and the terminated transaction with Allergan and primarily include expenditures for banking, legal, accounting and other similar services.

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In 2017, integration costs primarily relate to our acquisitions of Hospira and Medivation, as well as a net gain of $12 million related to the settlement of the Hospira U.S. qualified defined benefit pension plan (see Note 11). In 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan. Integration costs in 2015 represent external incremental costs directly related to our acquisition of Hospira.

(e)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(f)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction/productivity initiatives.

96	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, January 1, 2016	$1,109	$—	$48	$1,157
Provision	940	142	74	1,156
Utilization and other(a)	(502)	(142)	(86)	(730)
Balance, December 31, 2016(b)	1,547	—	36	1,583
Provision	(34)	190	21	178
Utilization and other(a)	(474)	(190)	9	(656)
Balance, December 31, 2017(c)	$1,039	$—	$66	$1,105

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($863 million) and Other noncurrent liabilities ($720 million).

(c)	Included in Other current liabilities ($643 million) and Other noncurrent liabilities ($462 million).
Note 4. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions––net:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Interest income(a)	$(391)	$(470)	$(471)
Interest expense(a)	1,270	1,186	1,199
Net interest expense	879	716	728
Foreign currency loss related to Venezuela(b)	—	—	806
Royalty-related income(c)	(499)	(905)	(922)
Certain legal matters, net(d)	240	510	975
Net gains on asset disposals(e)	(343)	(171)	(232)
Loss on sale and impairment on remeasurement of HIS net assets(f)	55	1,712	—
Certain asset impairments(g)	395	1,447	818
Business and legal entity alignment costs(h)	71	261	282
Net losses on early retirement of debt(i)	999	312	—
Other, net(j)	(482)	(227)	403
Other (income)/deductions––net	$1,315	$3,655	$2,860

(a)
2017 v. 2016––Interest income decreased primarily driven by a lower investment balance. Interest expense increased, primarily as a result of higher short-term interest rates, offset, in part, by the retirement of high-coupon debt and the issuance of new low-coupon debt. Capitalized interest expense totaled $72 million 2017, $61 million in 2016 and $32 million in 2015.

(b)
In 2015, represents a foreign currency loss related to conditions in Venezuela during 2015, that had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation were no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.3, but rather at the then SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy.

(c)
Royalty-related income decreased in 2017 and 2016, primarily due to lower royalty income for Enbrel of $470 million in 2017, compared to 2016, and $54 million in 2016, compared to 2015, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by increases in Xtandi royalty-related income of $176 million in 2017, compared to 2016, and $63 million in 2016, compared to 2015.

(d)
In 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which is subject to court approval (for additional information, see Note 17A2), and a $79 million charge to reflect damages awarded by a jury in a patent matter. In 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, 2016 includes a settlement related to a patent matter. In 2015, primarily includes $784.6 million related to an agreement in principle reached in February 2016 and finalized in April 2016 to resolve claims alleging that Wyeth's practices relating to the calculation of Medicaid rebates for its drug, Protonix (pantoprazole sodium), between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws.

(e)
In 2017, primarily includes (i) gross realized gains on sales of available-for-sale debt securities of $451 million; (ii) gross realized losses on sales of available-for-sale debt securities of $281 million; (iii) gross realized gains on sales of available-for-sale equity securities of $75 million; (iv) a net loss of $120 million from derivative financial instruments used to hedge the foreign exchange component of the matured available-for-sale debt securities; (v) gains on sales/out-licensing of product and compound rights of $187 million; (vi) gains on sales of investments in private equity securities of $80 million; (vii) a gain on sale of property of $52 million; (viii) a net loss of $30 million related to the sale of our 40% ownership investment in Teuto, including the extinguishment of a put option for the remaining 60% ownership interest; and (ix) a loss of $81 million related to the sale of our 49% equity share in Hisun Pfizer. Proceeds from the sale of available-for-sale securities were $5.1 billion in 2017.

In 2016, primarily includes (i) gross realized gains on sales of available-for-sale debt securities of $666 million; (ii) gross realized losses on sales of available-for-sale debt securities of $548 million; (iii) a net loss of $64 million from derivative financial instruments used to hedge the foreign exchange component of the matured available-for-sale debt securities; (iv) gains on sales/out-licensing of product and compound rights of $84 million; and (v) gains on sales of investments in private equity securities of $2 million. Proceeds from the sale of available-for-sale securities were $10.2 billion in 2016.
In 2015, primarily includes (i) gross realized gains on sales of available-for-sale equity securities of $164 million; (ii) gross realized losses on sales of available-for-sale debt securities of $960 million; (iii) net gain of $937 million from derivative financial instruments used to hedge the foreign exchange component of the

2017 Financial Report	97

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

divested available-for-sale debt securities; (iv) gains on sales/out-licensing of product and compound rights of $90 million; and (v) gains on sales of investments in private equity securities of $3 million. Proceeds from the sale of available-for-sale securities were $4.3 billion in 2015.

(f)
In 2017, represents adjustments to amounts previously recorded to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical. In 2016, represents a charge related to the write-down of the HIS net assets to fair value less estimated costs to sell. See Note 2B for additional information.

(g)
In 2017, primarily includes intangible asset impairment charges of $337 million, reflecting (i) $127 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic sterile injectable product for the treatment of edema associated with certain conditions; (ii) $124 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a sterile injectable pain reliever; (iii) $39 million related to developed technology rights, acquired in connection with our acquisition of NextWave, for the treatment of attention deficit hyperactivity disorder; (iv) $26 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic injectable antibiotic product for the treatment of bacterial infections; and (v) $20 million related to other developed technology rights. The intangible asset impairment charges for 2017 are associated with EH and reflect, among other things, updated commercial forecasts and an increased competitive environment. In addition, 2017 includes a loss of $43 million for an impairment of our AM-Pharma B.V. long-term investment (see Note 2E).

In 2016, primarily includes intangible asset impairment charges of $869 million, reflecting (i) $366 million related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections; and (ii) $265 million related to an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira; (iii) $128 million of sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; and (iv) $110 million of other IPR&D assets, $81 million of which were acquired in connection with our acquisition of Hospira and $29 million of which were acquired in connection with our acquisition of King in 2011. The intangible asset impairment charges for 2016 are associated with the following: EH ($840 million) and IH ($29 million). In addition, 2016 includes an impairment loss of $452 million related to Pfizer’s then 49%-owned equity-method investment with Hisun in China, Hisun Pfizer, and an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Teuto. For additional information concerning Hisun Pfizer and Teuto, see Note 2D.
The intangible asset impairment charge for 2016 for the IPR&D compound for the treatment of anemia acquired in connection with our acquisition of Hospira reflects, among other things, the impact of regulatory delays, including delays resulting from a then recent court ruling, requiring a 180-day waiting period after approval before a biosimilar product can be launched. The intangible asset impairment charges for 2016 for the sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma reflect, among other things, the impact of portfolio prioritization decisions and decreased commercial profiles of certain compounds. The intangible asset impairment charges for 2016 for developed technology rights and other IPR&D assets acquired in connection with our acquisition of Hospira reflect, among other things, the impact of regulatory delays, the impact of new scientific findings, updated commercial forecasts, changes in pricing, and an increased competitive environment. The intangible asset impairment charges for 2016 for other IPR&D assets acquired in connection with our acquisition of King reflect changes in the competitive environment.
In 2015, primarily includes an impairment loss of $463 million related to Pfizer’s then 49%-owned equity-method investment in Hisun Pfizer (for additional information concerning Hisun Pfizer, see Note 2D) and intangible asset impairment charges of $323 million, reflecting (i) $132 million related to indefinite-lived brands; (ii) $120 million related to developed technology rights for the treatment of attention deficit hyperactivity disorder; and (iii) $71 million related to IPR&D compounds. The intangible asset impairment charges for 2015 are associated with the following: EH ($294 million), WRD ($13 million); and Consumer Healthcare ($17 million).
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

(i)
In 2017 and 2016, represents net losses due to the early retirement of debt, inclusive of the related termination of cross currency swaps in 2017 and inclusive of the related termination of interest rate swaps in 2016.

(j)
In 2017, includes, among other things, dividend income of $266 million from our investment in ViiV, and income of $62 million from resolution of a contract disagreement. In 2016, includes among other things, $150 million paid to Allergan for reimbursement of Allergan’s expenses associated with the terminated transaction (see Note 1A); and income of $116 million from resolution of a contract disagreement. In 2015, includes, among other things, (i) charges of $194 million related to the write-down of assets to net realizable value; (ii) charges of $159 million, reflecting the change in the fair value of contingent consideration liabilities; and (iii) income of $45 million associated with equity-method investees.

The asset impairment charges included in Other (income)/deductions––net are based on estimates of fair value.

The following table provides additional information about the intangible assets that were impaired during 2017 in Other (income)/deductions––net:
					Year Ended December 31,
	Fair Value(a)				2017
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Intangible assets––Developed technology rights(b)	50	—	—	50	337
Total	$50	$—	$—	$50	$337

(a)	The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E.

(b)
Reflects intangible assets written down to fair value in 2017. Fair value was determined using the income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We started with a forecast of all the expected net cash flows associated with the asset and then applied an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the product; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

98	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 5. Tax Matters

A. Taxes on Income from Continuing Operations

The following table provides the components of Income from continuing operations before provision/(benefit) for taxes on income:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
United States	$(6,879)	$(8,534)	$(6,809)
International	19,184	16,886	15,773
Income from continuing operations before provision/(benefit) for taxes on income(a), (b)	$12,305	$8,351	$8,965

(a)
2017 v. 2016––The decrease in the domestic loss was primarily due to lower restructuring charges and certain acquisition-related costs, the non-recurrence of the 2016 impairment on the remeasurement of HIS net assets, lower certain asset impairments and lower certain legal matters, partially offset by higher net losses on early retirement of debt, and higher amortization of intangible assets. The increase in international income was primarily due to the non-recurrence of the 2016 impairment on the remeasurement of HIS net assets, lower restructuring charges and certain acquisition-related costs, and lower certain asset impairments.

(b)
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

The following table provides the components of Provision/(benefit) for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
United States
Current income taxes:
Federal	$14,127	$342	$67
State and local	320	(52)	(8)
Deferred income taxes:
Federal	(25,964)	(419)	300
State and local	(268)	(106)	(36)
Total U.S. tax provision	(11,785)	(235)	323
International
Current income taxes	2,709	1,532	1,951
Deferred income taxes	28	(175)	(284)
Total international tax provision	2,737	1,358	1,667
Provision/(benefit) for taxes on income	$(9,049)	$1,123	$1,990
In the fourth quarter of 2017, we recorded an estimate of certain tax effects of the TCJA, including the impact on deferred tax assets and liabilities from the reduction in the corporate tax rate from 35% to 21%, the impact on valuation allowances and other state income tax considerations, the $15.2 billion repatriation tax liability on accumulated post-1986 foreign earnings for which we plan to elect payment over eight years through 2026 (with the first of eight installments due in April 2019) that is reported in Other taxes payable, and deferred taxes on basis differences expected to give rise to future taxes on global intangible low-taxed income. In addition, we had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the TCJA, we reversed an estimate of the deferred taxes that are no longer expected to be needed due to the change to the territorial tax system. The estimated amounts recorded may change in the future due to uncertain tax positions. With respect to the aforementioned repatriation tax liability related to the TCJA repatriation tax, our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards.
The TCJA subjects a U.S. shareholder to current tax on global intangible low-taxed income earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that we are permitted to make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as global intangible low-taxed income in future years or provide for the tax expense related to such income in the year the tax is incurred. We have elected to recognize deferred taxes for temporary differences expected to reverse as global intangible low-taxed income in future years. However, given the complexity of these provisions, we have not finalized our analysis. We were able to make a reasonable estimate of the deferred taxes on the temporary differences expected to reverse in the future and provided a provisional deferred tax liability of approximately $1 billion as of December 31, 2017. The provisional amount is based on the evaluation of certain temporary differences inside each of our foreign subsidiaries that are expected to reverse as global intangible low-taxed income. However, as we continue to evaluate the TCJA’s global intangible low-taxed income provisions during the measurement period, we may revise the methodology used for determining the deferred tax liability associated with such income.
We believe that we have made reasonable estimates with respect to each of the above items, however, all of the amounts recorded are provisional as we have not completed our analysis of the complex and far reaching effects of the TCJA. Further, we continue to consider our assertions on any remaining outside basis differences in our foreign subsidiaries as of December 31, 2017 and have not completed our analysis. Under guidance issued by the staff of the SEC, we expect to finalize our accounting related to the tax effects of the TCJA on deferred taxes, valuation allowances, state tax considerations, the repatriation tax liability, global intangible low-taxed income, and any remaining outside basis differences in our foreign subsidiaries during 2018 as we complete our analysis, computations and assertions. It is possible that others, applying reasonable judgment to

2017 Financial Report	99

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

the same facts and circumstances, could develop and support a range of alternative estimated amounts. We will revise these estimates during 2018 as we gather additional information to complete our tax returns and as any interpretation or clarification of the TCJA occurs through legislation, U.S. Treasury actions or other means.
In 2017, the Provision/(benefit) for taxes on income was impacted by the following:

•	estimated U.S. net tax benefits of $10.7 billion associated with the enactment of the TCJA (see discussion above), primarily reflecting:

◦	$22.8 billion tax benefit associated with the remeasurement of U.S. deferred tax liabilities on unremitted earnings of foreign subsidiaries (see Note 5C);

◦	$1.6 billion tax benefit associated with the remeasurement of other U.S. deferred tax liabilities, primarily associated with intangibles (see Note 5C);

◦	$12.9 billion tax expense related to the repatriation tax on deemed repatriated accumulated pre-2017 post-1986 earnings of foreign subsidiaries;

◦	$1.0 billion tax expense related to future taxes on global intangible low-taxed income (see Note 5C); and

◦	approximately $100 million tax benefit primarily associated with certain tax initiatives;

•	U.S. tax expense of approximately $1.3 billion related to the repatriation tax on deemed repatriated current year earnings of foreign subsidiaries;

•	tax benefit of approximately $370 million related to net losses on early retirement of debt;

•
tax benefits of approximately $150 million representing tax and interest resulting from the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations; and

•	the non-deductibility of a $307 million fee payable to the federal government as a result of the U.S. Healthcare Legislation.
In 2016, the Provision/(benefit) for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $1.1 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in 2016 (see Note 5C);

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

•
net tax benefits of $89 million, related to the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision/(benefit) for taxes on income (see Notes to Consolidated Financial Statements––Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report);

•	the non-deductibility of a $312 million fee payable to the federal government as a result of the U.S. Healthcare Legislation; and

•	the permanent extension of the U.S. R&D tax credit, which was signed into law in December 2015.
In 2015, the Provision/(benefit) for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $2.1 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in 2015 (see Note 5C);

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
In all years, federal, state and international net tax liabilities assumed or established as part of a business acquisition are not included in Provision/(benefit) for taxes on income (see Note 2A).

100	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:
	Year Ended December 31,
	2017	2016	2015
U.S. statutory income tax rate	35.0%	35.0%	35.0%
TCJA impact(a)	(86.6)	—	—
Taxation of non-U.S. operations (b), (c), (d)	(17.0)	(13.8)	(9.6)
Tax settlements and resolution of certain tax positions(e)	(1.2)	(5.5)	(4.0)
U.S. Healthcare Legislation(e)	0.9	1.3	0.9
U.S. R&D tax credit and manufacturing deduction(e)	(0.7)	(1.0)	(1.0)
Certain legal settlements and charges(e)	0.1	(2.9)	3.1
All other, net(f)	(3.9)	0.3	(2.1)
Effective tax rate for income from continuing operations	(73.5)%	13.4%	22.2%

(a)	For a discussion about the enactment of the TCJA, see Note 5A.

(b)
For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside the U.S., together with the cost of repatriation decisions, which includes the repatriation tax on deemed repatriated current year earnings of foreign subsidiaries discussed in Note 5A, as well as changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions”. Specifically: (i) the jurisdictional location of earnings is a significant component of our effective tax rate each year as tax rates outside the U.S. are generally lower than the U.S. statutory income tax rate, and the rate impact of this component is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings; (ii) the cost of repatriation decisions, and other U.S. tax implications of our foreign operations, is a significant component of our effective tax rate each year and generally offsets some of the reduction to our effective tax rate each year resulting from the jurisdictional location of earnings; and (iii) the impact of changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions” is a component of our effective tax rate each year that can result in either an increase or decrease to our effective tax rate. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions, as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on strategic business decisions. See also Note 5A for the components of pre-tax income and Provision/(benefit) for taxes on income, which is based on the location of the taxing authorities, and for information about settlements and other items impacting Provision/(benefit) for taxes on income.

(c)
In all periods presented, the reduction in our effective tax rate resulting from the jurisdictional location of earnings is largely due to generally lower tax rates, as well as manufacturing and other incentives associated with our subsidiaries in Puerto Rico and Singapore. 2015 and 2016 also include incentives in Costa Rica and the Dominican Republic related to the Hospira infusion systems business, which was sold to ICU Medical in February 2017. We benefit from a Puerto Rican incentive grant that expires in 2029. Under the grant, we are partially exempt from income, property and municipal taxes. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing and other operations.

(d)
The favorable rate impact in 2017 also reflects lower repatriation costs associated with estimated current year income of our foreign subsidiaries. The favorable rate impact in 2016 also includes the non-recurrence of the non-deductibility of a foreign currency loss related to Venezuela. The rate impact in 2015 also includes the non-deductibility of a foreign currency loss related to Venezuela.

(e)
For a discussion about tax settlements and resolution of certain tax positions, the impact of U.S. Healthcare Legislation, the U.S. R&D tax credit and manufacturing deduction and the impact of certain legal settlements and charges, see Note 5A.

(f)	All other, net in 2017 and 2015 primarily relates to tax benefits associated with certain tax initiatives in the normal course of business.

2017 Financial Report	101

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:
	2017 Deferred Tax*		2016 Deferred Tax
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$1,588	$(132)	$2,180	$(68)
Inventories	224	(3)	366	(47)
Intangible assets(a)	685	(9,269)	1,139	(15,172)
Property, plant and equipment	123	(755)	92	(982)
Employee benefits	2,219	(109)	3,356	(74)
Restructurings and other charges	226	(8)	458	(2)
Legal and product liability reserves	459	—	650	—
Net operating loss/tax credit carryforwards(b)	4,502	—	2,957	—
Unremitted earnings(a), (c)	—	(1,067)	—	(23,108)
State and local tax adjustments	218	—	301	—
All other	488	(424)	306	(503)
	10,732	(11,767)	11,806	(39,956)
Valuation allowances	(2,203)	—	(1,949)	—
Total deferred taxes	$8,529	$(11,767)	$9,857	$(39,956)
Net deferred tax liability(d)		$(3,238)		$(30,099)

*	2017 reflects the estimated remeasurement of U.S. deferred tax assets and liabilities as the result of the enactment of the TCJA. For additional information, see Note 5A.

(a)
The decrease in 2017 is primarily the result of the enactment of the TCJA, which includes the remeasurement of deferred tax liabilities primarily associated with intangible assets and unremitted earnings of foreign subsidiaries as well as amortization on intangible assets. For additional information, see Note 5A.

(b)
The amounts in 2017 and 2016 are reduced for unrecognized tax benefits of $3.4 billion and $3.0 billion, respectively, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of a tax position.

(c)
The amount in 2017 primarily includes a provisional estimate on temporary differences associated with global intangible low-taxed income primarily related to basis differentials on intangibles. For additional information, see Note 5A.

(d)
In 2017, Noncurrent deferred tax assets and other noncurrent tax assets ($0.7 billion), and Noncurrent deferred tax liabilities ($3.9 billion). In 2016, Noncurrent deferred tax assets and other noncurrent tax assets ($654 million), and Noncurrent deferred tax liabilities ($30.8 billion).

We have carryforwards, primarily related to foreign tax credits, net operating and capital losses and charitable contributions, which are available to reduce future U.S. federal and state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2018 to 2037. Certain of our U.S. net operating losses are subject to limitations under IRC Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies, that would be implemented, if necessary, to realize the deferred tax assets.

We have not completed our analysis of the TCJA on our prior assertion of indefinitely reinvested earnings. Accordingly, we continue to evaluate our assertion with respect to our accumulated foreign earnings subject to the deemed repatriation tax and we also continue to evaluate the amount of earnings that are indefinitely reinvested. Additionally, we continue to evaluate our assertions on any remaining outside basis differences in our foreign subsidiaries as of December 31, 2017 as we have not finalized our analysis of the effects of all of the new provisions in the TCJA. As of December 31, 2017, it is not practicable to estimate the additional deferred tax liability that would be recorded if the earnings subject to the deemed repatriation tax and any remaining outside basis differences as of December 31, 2017 are not indefinitely reinvested. In accordance with the authoritative guidance issued by the SEC Staff Accounting Bulletin 118, we expect to complete our analysis within the measurement period.

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

102	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2017 and 2016, we had approximately $5.4 billion and $4.6 billion, respectively, in net unrecognized tax benefits, excluding associated interest.

•
Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2017 and 2016, we had approximately $1.2 billion, in each year, in assets associated with uncertain tax positions. In 2017, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($1.0 billion) and Noncurrent deferred tax liabilities ($118 million). In 2016, these amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($1.0 billion) and Noncurrent deferred tax liabilities ($201 million).

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:
(MILLIONS OF DOLLARS)	2017	2016	2015
Balance, beginning	$(5,826)	$(5,919)	$(6,182)
Acquisitions(a)	10	(83)	(110)
Increases based on tax positions taken during a prior period(b)	(49)	(11)	(31)
Decreases based on tax positions taken during a prior period(b), (c)	28	409	496
Decreases based on settlements for a prior period(d)	35	126	64
Increases based on tax positions taken during the current period(b)	(753)	(489)	(675)
Impact of foreign exchange	(121)	(5)	319
Other, net(b), (e)	118	146	199
Balance, ending(f)	$(6,558)	$(5,826)	$(5,919)

(a)	For 2017 and 2016, primarily related to the acquisitions of Medivation and Anacor. For 2015, primarily related to the acquisition of Hospira. See also Note 2A.

(b)	Primarily included in Provision/(benefit) for taxes on income.

(c)	Primarily related to effectively settling certain tax positions primarily with foreign tax authorities. See also Note 5A.

(d)	Primarily related to cash payments and reductions of tax attributes.

(e)	Primarily related to decreases as a result of a lapse of applicable statutes of limitations.

(f)
In 2017, included in Income taxes payable ($1 million), Noncurrent deferred tax assets and other noncurrent tax assets ($123 million), Noncurrent deferred tax liabilities ($3.3 billion) and Other taxes payable ($3.2 billion). In 2016, included in Income taxes payable ($14 million), Current tax assets ($17 million), Noncurrent deferred tax assets and other noncurrent tax assets ($184 million), Noncurrent deferred tax liabilities ($2.8 billion) and Other taxes payable ($2.8 billion).

•
Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded primarily in Provision/(benefit) for taxes on income in our consolidated statements of income. In 2017, we recorded a net increase in interest of $208 million. In 2016, we recorded a net increase in interest of $72 million; and in 2015, we recorded a net increase in interest of $71 million. Gross accrued interest totaled $975 million as of December 31, 2017 (reflecting a decrease of approximately $4 million as a result of cash payments) and gross accrued interest totaled $771 million as of December 31, 2016 (reflecting a decrease of approximately $18 million as a result of cash payments). In 2017, this amount was included in Other taxes payable ($975 million). In 2016, these amounts were included in Income taxes payable ($4 million), Current tax assets ($13 million) and Other taxes payable ($754 million). Accrued penalties are not significant. See also Note 5A.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The U.S. is one of our major tax jurisdictions, and we are regularly audited by the IRS:

•
With respect to Pfizer, the IRS has issued a Revenue Agent’s Report (RAR) for tax years 2009-2010. We are not in agreement with the RAR and are currently appealing certain disputed issues. Tax years 2011-2013 are currently under audit. Tax years 2014-2017 are open, but not under audit. All other tax years are closed.

•
With respect to Hospira, the federal income tax audit of tax years 2012-2013 was effectively settled in the third quarter of 2017. The IRS is currently auditing tax year 2014 through short-year 2015. All other tax years are closed. The tax years under audit for Hospira are not considered material to Pfizer.

•	With respect to Anacor and Medivation, the open tax years are not considered material to Pfizer.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2010-2017), Japan (2015-2017), Europe (2011-2017, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2017, primarily reflecting Brazil) and Puerto Rico (2010-2017).
Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next 12 months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as

2017 Financial Report	103

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

E. Tax Provision/(Benefit) on Other Comprehensive Income/(Loss)

The following table provides the components of the Tax provision/(benefit) on other comprehensive income/(loss):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Foreign currency translation adjustments, net(a)	$(215)	$(15)	$90
Unrealized holding gains/(losses) on derivative financial instruments, net	72	(75)	(173)
Reclassification adjustments for (gains)/losses included in net income	(224)	158	104
	(152)	83	(69)
Unrealized holding gains/(losses) on available-for-sale securities, net	102	49	(104)
Reclassification adjustments for (gains)/losses included in net income	(60)	(15)	59
	42	34	(45)
Benefit plans: actuarial losses, net	(59)	(535)	(23)
Reclassification adjustments related to amortization	192	186	183
Reclassification adjustments related to settlements, net	42	45	237
Other	(39)	36	66
	137	(269)	462
Benefit plans: prior service (costs)/credits and other, net	—	67	160
Reclassification adjustments related to amortization	(67)	(64)	(59)
Reclassification adjustments related to curtailments, net	(7)	(10)	(12)
Other	—	(1)	—
	(74)	(7)	89
Tax provision/(benefit) on other comprehensive income/(loss)	$(262)	$(174)	$528

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.
Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests

The following table provides the changes, net of tax, in Accumulated other comprehensive loss:
	Net Unrealized Gain/(Losses)			Benefit Plans
(MILLIONS OF DOLLARS)	Foreign Currency Translation Adjustments	Derivative Financial Instruments	Available-For-Sale Securities	Actuarial Gains/(Losses)	Prior Service (Costs)/ Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2015	$(2,689)	$517	$(222)	$(5,654)	$733	$(7,316)
Other comprehensive income/(loss)(a)	(3,174)	(96)	(5)	921	148	(2,206)
Balance, December 31, 2015	(5,863)	421	(227)	(4,733)	880	(9,522)
Other comprehensive income/(loss)(a)	(797)	(73)	96	(740)	(1)	(1,514)
Balance, December 31, 2016	(6,659)	348	(131)	(5,473)	879	(11,036)
Other comprehensive income/(loss)(a)	$1,479	(378)	532	$211	$(129)	$1,715
Balance, December 31, 2017	$(5,180)	$(30)	$401	$(5,262)	$750	$(9,321)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $14 million income in 2017, $3 million loss in 2016 and $26 million loss in 2015.
As of December 31, 2017, we estimate that we will reclassify into 2018 income the following pre-tax amounts currently held in Accumulated other comprehensive loss: $81 million of unrealized pre-tax net losses on derivative financial instruments (which is expected to offset primarily net gains resulting from reclassification adjustments related to foreign currency exchange-denominated forecasted intercompany inventory sales and net gains related to available-for-sale securities); $247 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $184 million of prior service credits, primarily related to benefit plan amendments.

104	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 7. Financial Instruments
A. Fair Value Measurements

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

We use a market approach, as described in Note 1E, in valuing financial instruments on a recurring basis.

The following table presents the financial assets and liabilities measured at fair value on a recurring basis by balance sheet categories and fair value hierarchy level as defined in Note 1E:
	Total	Level 1	Level 2	Total	Level 1	Level 2
(MILLIONS OF DOLLARS)	December 31, 2017			December 31, 2016
Financial assets measured at fair value on a recurring basis:
Short-term investments
Classified as trading securities:
Equity(a)	$19	$—	$19	$—	$—	$—
Classified as available-for-sale securities:
Government and agency debt—non-U.S.	12,242	—	12,242	7,317	—	7,317
Corporate debt	2,766	—	2,766	2,783	—	2,783
Government debt—U.S.	252	—	252	2,630	—	2,630
Agency asset-backed debt—U.S.	23	—	23	39	—	39
Other asset-backed debt	79	—	79	367	—	367
Money market funds	2,115	—	2,115	1,431	—	1,431
Equity	16	16	—	1	1	—
	17,493	16	17,477	14,567	1	14,566
Total short-term investments	17,512	16	17,496	14,567	1	14,566
Other current assets
Derivative assets:
Interest rate contracts	104	—	104	26	—	26
Foreign exchange contracts	234	—	234	540	—	540
Total other current assets	337	—	337	566	—	566
Long-term investments
Classified as trading securities:
Equity(a)	266	224	42	236	165	71
Debt	73	73	—	89	89	—
	340	298	42	325	254	71
Classified as available-for-sale securities:
Government and agency debt—non-U.S.	387	—	387	863	—	863
Corporate debt	4,172	36	4,136	4,306	—	4,306
Government debt—U.S.	495	—	495	88	—	88
Other asset-backed debt	35	—	35	239	—	239
Money market funds	—	—	—	14	—	14
Equity	1,174	1,174	—	539	539	—
	6,264	1,210	5,054	6,049	539	5,510
Total long-term investments	6,603	1,507	5,096	6,374	793	5,581
Other noncurrent assets
Derivative assets:
Interest rate contracts	477	—	477	599	—	599
Foreign exchange contracts	7	—	7	90	—	90
Total other noncurrent assets	484	—	484	689	—	689
Total assets	$24,937	$1,523	$23,414	$22,197	$794	$21,403

Financial liabilities measured at fair value on a recurring basis:
Other current liabilities
Derivative liabilities:
Interest rate contracts	$1	$—	$1	$1	$—	$1
Foreign exchange contracts	201	—	201	443	—	443
Total other current liabilities	201	—	201	444	—	444
Other noncurrent liabilities
Derivative liabilities:
Interest rate contracts	177	—	177	147	—	147
Foreign exchange contracts	313	—	313	1,075	—	1,075
Total other noncurrent liabilities	490	—	490	1,222	—	1,222
Total liabilities	$691	$—	$691	$1,666	$—	$1,666

(a)	As of December 31, 2017 and December 31, 2016, equity securities of $42 million and $71 million, respectively, are held in trust for benefits attributable to the former Pharmacia Savings Plus Plan.

2017 Financial Report	105

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Financial Assets and Liabilities Not Measured at Fair Value on a Recurring Basis

The following table presents the financial liabilities not measured at fair value on a recurring basis, including the carrying values and estimated fair values using a market approach:
	December 31, 2017			December 31, 2016
	Carrying Value	Estimated Fair Value		Carrying Value	Estimated Fair Value
(MILLIONS OF DOLLARS)		Total	Level 2		Total	Level 2
Financial Liabilities
Long-term debt, excluding the current portion	$33,538	$37,253	$37,253	$31,398	$34,896	$34,896
The differences between the estimated fair values and carrying values of held-to-maturity debt securities, restricted stock and private equity securities at cost, and short-term borrowings not measured at fair value on a recurring basis were not significant as of December 31, 2017 or December 31, 2016. The fair value measurements of our held-to-maturity debt securities and our short-term borrowings are based on Level 2 inputs, using a market approach. The fair value measurements of our private equity securities carried at cost, which represent investments in the life sciences sector, are based on Level 3 inputs using a market approach.

In addition, as of December 31, 2017 and 2016, we had long-term receivables where the determination of fair value employs discounted future cash flows, using current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. As of December 31, 2017 and 2016, the differences between the estimated fair values and carrying values of these receivables were not significant.

There were no significant impairments of financial assets recognized in any period presented.
Total Short-Term and Long-Term Investments

The following table represents our investments by classification type:
	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016
Short-term investments
Trading securities	$19	$—
Available-for-sale debt and equity securities	17,493	14,567
Held-to-maturity debt securities	1,138	688
Total Short-term investments	$18,650	$15,255

Long-term investments
Trading securities	$340	$325
Available-for-sale debt and equity securities	6,264	6,049
Held-to-maturity debt securities	4	7
Private equity investments carried at equity-method or cost	408	735
Total Long-term investments	$7,015	$7,116
Held-to-maturity cash equivalents	$719

Fair Value Methodology
The following inputs and valuation techniques were used to estimate the fair value of our financial assets and liabilities:

•	Trading equity securities—quoted market prices.

•	Trading debt securities—quoted market prices.

•
Available-for-sale debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves. Receivable-backed, loan-backed, and mortgage-backed debt securities are valued by third-party models that use significant inputs derived from observable market data like prepayment rates, default rates, and recovery rates.

•	Available-for-sale equity securities—third-party pricing services that principally use a composite of observable prices.

•
Derivative assets and liabilities (financial instruments)—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data. Where applicable, these models discount future cash flow amounts using market-based observable inputs, including interest rate yield curves, and forward and spot prices for currencies. The credit risk impact to our derivative financial instruments was not significant.

•	Held-to-maturity debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves.

•	Available-for-sale money market funds—observable net asset value prices.

•	Private equity securities, excluding equity-method investments—application of the implied volatility associated with an observable biotech index to the carrying amount of our portfolio.

106	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

•	Short-term borrowings and long-term debt—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and our own credit rating.
We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness. Our procedures can include, for example, referencing other third-party pricing models, monitoring key observable inputs (like LIBOR interest rates) and selectively performing test-comparisons of values with actual sales of financial instruments.

B. Investments

At December 31, 2017, the investment securities portfolio consisted of debt securities that were virtually all investment-grade.

Information on investments in debt and equity securities at December 31, 2017 and 2016 is as follows, including, as of December 31, 2017, the contractual maturities, or as necessary, the estimated maturities, of the available-for-sale and held-to maturity debt securities:

	December 31, 2017								December 31, 2016
		Gross Unrealized			Maturities (in Years)					Gross Unrealized
(MILLIONS OF DOLLARS)	Amortized Cost	Gains	Losses	Fair Value	Within 1	Over 1 to 5	Over 5	Total	Amortized Cost	Gains	Losses	Fair Value
Available-for-sale debt securities
Government and agency debt––non-U.S.	$12,616	$61	$(48)	$12,629	$12,242	$387	$—	$12,629	$8,403	$11	$(235)	$8,179
Corporate debt(b)	6,955	15	(33)	6,938	2,766	2,630	1,542	6,938	7,162	16	(89)	7,089
Government debt––U.S.	765	—	(19)	747	252	495	—	747	2,729	1	(12)	2,718
Agency asset-backed debt––U.S.	24	—	(1)	24	23	—	—	24	41	—	(1)	39
Other asset-backed debt(c)	114	—	—	114	79	32	3	114	607	1	(2)	605
Held-to-maturity debt securities
Time deposits and other	1,091	—	—	1,091	1,087	—	4	1,091	830	—	—	830
Government and agency debt––non-U.S.	770	—	—	770	770	—	—	770	412	—	—	412
Total debt securities	$22,337	$77	$(100)	$22,313	$17,219	$3,544	$1,550	$22,313	$20,184	$29	$(339)	$19,873
Available-for-sale equity securities
Money market funds	$2,115	$—	$—	$2,115					$1,446	$—	$(1)	$1,445
Equity	728	586	(124)	1,190					426	239	(125)	540
Total available-for-sale equity securities	$2,843	$586	$(124)	$3,304					$1,872	$239	$(126)	$1,985

(a)	Issued by a diverse group of corporations.

(b)
Includes receivable-backed, loan-backed, and mortgage-backed securities, all of which are in senior positions in the capital structure of the security. Receivable-backed securities are collateralized by credit cards receivables, and loan-backed securities are collateralized by senior secured obligations of a diverse pool of companies or student loans. Mortgage-backed securities are collateralized by diversified pools of residential and commercial mortgages.

C. Short-Term Borrowings

Short-term borrowings include:
	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016
Commercial paper	$6,100	$5,800
Current portion of long-term debt, principal amount(a)	3,532	4,201
Other short-term borrowings, principal amount(b)	320	673
Total short-term borrowings, principal amount	9,951	10,674
Net fair value adjustments related to hedging and purchase accounting	14	24
Net unamortized discounts, premiums and debt issuance costs	(12)	(11)
Total Short-term borrowings, including current portion of long-term debt, carried at historical proceeds, as adjusted	$9,953	$10,688

(a)	For additional information, see Note 7D.

(b)	Other short-term borrowings primarily include cash collateral. For additional information, see Note 7F.

The weighted-average effective interest rate on commercial paper outstanding was approximately 1.36% as of December 31, 2017 and 0.83% as of December 31, 2016.

On June 24, 2016, we acquired Anacor and assumed its short-term debt with an acquisition date fair value of $698 million, which was redeemed in the second and third quarters of 2016.

As of December 31, 2017, we had approximately $7.0 billion of unused revolving credit facility, expiring in 2022, which may be used to support our commercial paper borrowings.

2017 Financial Report	107

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Long-Term Debt

New Issuances

In 2017, we issued the following senior unsecured notes:
Settlement Date	Maturity Date	Interest Rate	Issue Currency	Principal Amount
March 6, 2017	March 2019	3-month EURIBOR+0.20% (0% floor)	Euro	€1,250
	March 2020	0.00%	Euro	1,000
	March 2022	0.25%	Euro	1,000
	March 2027	1.00%	Euro	750
				€4,000	(a)
December 19, 2017	June 2043	2.735%	U.K. pound	£1,376	(b)
March 17, 2017	March 2047	4.20%	U.S. dollar	$1,065	(c)

(a)	The weighted-average effective interest rate for the euro notes at issuance was 0.23%.

(b)
In December 2017, Pfizer exchanged approximately £833 million principal amount of the outstanding 6.50% debt due 2038 for £1.376 billion principal amount of 2.735% debt due 2043. This exchange constituted a debt extinguishment. See the following “Retirements” section for the income statement impact from the extinguishment.

(c)	The notes, issued in U.S. dollars in Taiwan, are redeemable, at our option, in whole but not in part, on each March 17 on or after March 17, 2020.
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

Retirements
In December 2017, we exchanged approximately £833 million and repurchased £197 million principal amount of the outstanding 6.50% debt before the maturity date at a redemption value of £1.7 billion, leaving £470 million principal amount of the 6.50% debt due 2038 outstanding. Also, in December 2017, we repurchased approximately €834 million principal amount of the outstanding 5.75% debt before the maturity date at a redemption value of €1.0 billion, leaving approximately €1.2 billion of the 5.75% euro-denominated debt due 2021 outstanding. As a result, we recorded a net loss of approximately $846 million and $153 million upon the exchange and early retirement of the U.K. pound-denominated debt and the early retirement of the euro-denominated debt, respectively, for a net loss on early retirement of debt of $999 million. which included the related termination of cross-currency swaps, and that were recorded in Other (income)/deductions––net in the consolidated statement of income (see Note 4).

In November 2016, we repurchased $3.4 billion carrying value of outstanding debt before the maturity date at a redemption value of $3.7 billion. The debt repurchased included $3.27 billion carrying value of 6.20% senior notes due March 2019. As a result, we recorded a total net loss of approximately $312 million upon the early redemption of debt, which included the related termination of interest rate swaps, and which was recorded in Other (income)/deductions––net in the consolidated statement of income (see Note 4).

108	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of our senior unsecured long-term debt, including the weighted-average stated interest rate for 2017 and 2016 by maturity.
	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016
Notes due 2018 (2.3%)(a)	$—	$3,532
Notes due 2019 (1.3% and 1.8%)	4,848	3,350
Notes due 2020 (1.1% and 5.2%)	1,528	330
Notes due 2021 (3.5% and 3.9%)	3,550	4,260
Notes due 2022 (0.3%)	1,199	—
Notes due 2023 (4.3% and 4.3%)	1,592	1,592
Notes due 2024-2028 (3.5% and 3.9%)	6,259	5,360
Notes due 2034-2038 (5.7% and 5.9%)	4,886	6,102
Notes due 2039-2043 (5.2% and 6.4%)	5,606	3,745
Notes due 2044-2047 (4.2% and 4.2%)	3,315	2,250
Total long-term borrowings, principal amount	32,783	30,520
Net fair value adjustments related to hedging and purchase accounting	872	998
Net unamortized discounts, premiums and debt issuance costs	(125)	(130)
Other long-term obligations	8	9
Total long-term borrowings, carried at historical proceeds, as adjusted	$33,538	$31,398
Current portion of long-term debt, carried at historical proceeds (not included above (2.4% and 3.0%)	$3,546	$4,225

(a)	At December 31, 2017, the debt issuances have been reclassified to the current portion of long-term debt.

Our long-term debt, provided in the above table, is generally redeemable by us at any time at varying redemption prices plus accrued and unpaid interest.

E. Other Noncurrent Liabilities

In December 2017, the U.S. approved Bosulif (bosutinib) for the treatment of patients with newly-diagnosed chronic-phase Ph+ CML. In connection with the U.S. approval, we incurred an obligation to make guaranteed fixed annual payments over a ten-year period aggregating $416 million related to a research and development arrangement. As a result, during the fourth quarter of 2017 we recorded the estimated net present value of $364 million as an intangible asset in Developed technology rights, and we have recorded the present value of the remaining future payments of $281 million in Other noncurrent liabilities and $83 million in Other current liabilities as of December 31, 2017.

In August 2017, the U.S. approved Besponsa (inotuzumab ozogamicin) and in June 2017, the EU approved Besponsa as monotherapy for the treatment of adults with relapsed or refractory CD22-positive B-cell precursor acute lymphoblastic leukemia. In connection with the U.S. approval, we incurred an obligation to make guaranteed fixed annual payments over a nine-year period aggregating $296 million related to a research and development arrangement. As a result, during the third quarter of 2017 we recorded the estimated net present value of $248 million as an intangible asset in Developed technology rights, and we have recorded the present value of the remaining future payments of $236 million in Other noncurrent liabilities and $15 million in Other current liabilities as of December 31, 2017. In connection with the EU approval, we incurred an obligation to make guaranteed fixed annual payments over a nine-year period aggregating $148 million related to a research and development arrangement. As a result, during the second quarter of 2017 we recorded the estimated net present value of $123 million as an intangible asset in Developed technology rights, and we have recorded the present value of the remaining future payments of $119 million in Other noncurrent liabilities and $6 million in Other current liabilities as of December 31, 2017.

The differences between the estimated fair values, using a market approach in the Level 2 fair value hierarchy, and carrying values of the obligations were not significant as of December 31, 2017.
F. Derivative Financial Instruments and Hedging Activities

Foreign Exchange Risk

A significant portion of our revenues, earnings and net investments in foreign affiliates is exposed to changes in foreign exchange rates. We manage our foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. We also manage our foreign exchange risk, depending on market conditions, through fair value, cash flow, and net investment hedging programs through the use of derivative financial instruments and foreign currency debt. These financial instruments serve to protect net income against the impact of remeasurement into another currency, or against the impact of translation into U.S. dollars of certain foreign exchange-denominated transactions.

2017 Financial Report	109

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

All derivative financial instruments used to manage foreign currency risk are measured at fair value and are reported as assets or liabilities on the consolidated balance sheet. The derivative financial instruments primarily hedge or offset exposures in the euro, U.K. pound, Japanese yen, and Canadian dollar. Changes in fair value are reported in earnings or in Other comprehensive income/(loss), depending on the nature and purpose of the financial instrument (hedge or offset relationship) and the effectiveness of the hedge relationships, as follows:

•
We recognize the gains and losses on foreign exchange contracts that are designated as fair value hedges in earnings upon the recognition of the change in fair value of the hedged risk. We recognize the offsetting foreign exchange impact attributable to the hedged item also in earnings.

•
We record in Other comprehensive income/(loss) the effective portion of the gains or losses on foreign exchange contracts that are designated as cash flow hedges and reclassify those amounts, as appropriate, into earnings in the same period or periods during which the hedged transaction affects earnings.

•
As part of our net investment hedging program, we recognize the gain and loss impact on foreign exchange contracts designated as hedges of our net investments in earnings in three ways: over time-for the periodic net swap payments; immediately-to the extent of any change in the difference between the foreign exchange spot rate and forward rate; and upon sale or substantial liquidation of our net investments-to the extent of change in the foreign exchange spot rates. We record in Other comprehensive income/(loss) the foreign exchange gains and losses related to foreign exchange-denominated debt designated as a hedge of our net investments in foreign subsidiaries and reclassify those amounts into earnings upon the sale or substantial liquidation of our net investments.

•
For certain foreign exchange contracts not designated as hedging instruments, we recognize the gains and losses on foreign currency exchange contracts that are used to offset the same foreign currency assets or liabilities immediately into earnings along with the earnings impact of the items they generally offset. These contracts essentially take the opposite currency position of that reflected in the month-end balance sheet to counterbalance the effect of any currency movement.

As a part of our cash flow hedging program, we designate foreign exchange contracts to hedge a portion of our forecasted euro, Japanese yen, Chinese renminbi, U.K. pound, Canadian dollar, and Australian dollar-denominated intercompany inventory sales expected to occur no more than two years from the date of each hedge.
Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

Interest Rate Risk

Our interest-bearing investments and borrowings are subject to interest rate risk. We strive to invest and borrow primarily on a floating-rate basis; however, in light of current market conditions, we currently borrow primarily on a long-term, fixed-rate basis. From time to time, depending on market conditions, we will change the profile of our outstanding debt by entering into derivative financial instruments like interest rate swaps. We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. The derivative financial instruments primarily hedge U.S. dollar fixed-rate debt.

All derivative contracts used to manage interest rate risk are measured at fair value and reported as assets or liabilities on the consolidated balance sheet. Changes in fair value are reported in earnings, as follows:

•
We recognize the gains and losses on interest rate contracts that are designated as fair value hedges in earnings upon the recognition of the change in fair value of the hedged risk. We recognize the offsetting earnings impact of fixed-rate debt attributable to the hedged risk also in earnings.

Any ineffectiveness is recognized immediately into earnings. There was no significant ineffectiveness for any period presented.

The following table provides the fair value of the derivative financial instruments and the related notional amounts presented between those derivatives that are designated as hedging instruments and those that are not designated as hedging instruments:

(MILLIONS OF DOLLARS)	December 31, 2017			December 31, 2016
		Fair Value			Fair Value
	Notional	Asset	Liability	Notional	Asset	Liability
Derivatives designated as hedging instruments:
Foreign exchange contracts(a)	$18,723	$179	$459	$14,424	$468	$1,135
Interest rate contracts	12,430	581	178	15,991	625	148
		760	637		1,093	1,283

Derivatives not designated as hedging instruments:
Foreign exchange contracts	$14,300	$62	$54	$13,100	$162	$382

Total		$822	$691		$1,255	$1,665

(a)	As of December 31, 2017, the notional amount of outstanding foreign currency forward-exchange contracts hedging our intercompany forecasted inventory sales was $5.1 billion.

110	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b)		Amount of Gains/(Losses) Recognized in OCI (Effective Portion)(a), (c)		Amount of Gains/(Losses) Reclassified from OCI into OID and COS (Effective Portion)(a), (c)
	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016	2017	2016	2017	2016
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign exchange contracts(d)	$(6)	$(4)	$(12)	$(444)	$520	$(451)

Derivative Financial Instruments in Fair Value Hedge Relationships:
Interest rate contracts	(60)	(181)	—	—	—	—
Hedged item gain/(loss)	60	181	—	—	—	—
Foreign exchange contracts	(19)	(4)	—	—	—	—
Hedged item gain/(loss)	19	4	—	—	—	—

Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign exchange contracts	—	1	—	(15)	—

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency short-term borrowings	—	—	—	(26)	—	—
Foreign currency long-term debt(e)	—	—	(580)	—	—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign exchange contracts	(87)	(105)	—	—	—	—
All other net	—	—	2	1	1	(1)
	$(93)	$(107)	$(591)	$(483)	$520	$(452)

(a)
OID = Other (income)/deductions—net, included in Other (income)/deductions—net in the consolidated statements of income. COS = Cost of Sales, included in Cost of Sales in the consolidated statements of income. OCI = Other comprehensive income/(loss), included in the consolidated statements of comprehensive income.

(b)	There was no significant ineffectiveness for any period presented.

(c)
For derivative financial instruments in cash flow hedge relationships, the effective portion is included in Other comprehensive income/(loss)––Unrealized holding gains/(losses) on derivative financial instruments, net. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive income/(loss)––Foreign currency translation adjustments, net.

(d)
Based on year-end foreign exchange rates that are subject to change, we expect to reclassify a pre-tax loss of $72 million within the next 12 months into Cost of sales. The maximum length of time over which we are hedging future foreign exchange cash flow relates to our $1.9 billion U.K. pound debt maturing in 2043.

(e)	Long-term debt includes foreign currency long-term borrowings with carrying values of $4.8 billion as of December 31, 2017, which are used as hedging instruments.
Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce our counterparties’ exposure to our risk of defaulting on amounts owed. As of December 31, 2017, the aggregate fair value of these derivative instruments that are in a net liability position was $336 million, for which we have posted collateral of $346 million in the normal course of business. If there had been a downgrade to below an A rating by S&P or the equivalent rating by Moody’s, we would not have been required to post any additional collateral to our counterparties.
As of December 31, 2017, we received cash collateral of $226 million from various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, the obligations are reported in Short-term borrowings, including current portion of long-term debt.

G. Credit Risk

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

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under credit-support agreements that provide for the ability to request collateral payments, depending on levels of exposure, our credit rating and the credit rating of the counterparty, see Note 7F above.

2017 Financial Report	111

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 8. Inventories

The following table provides the components of Inventories:
	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016
Finished goods	$2,883	$2,293
Work in process	3,908	3,696
Raw materials and supplies	788	793
Inventories(a)	$7,578	$6,783
Noncurrent inventories not included above(b)	$683	$683

(a)
The change from December 31, 2016 reflects the build of inventory primarily for and in advance of new or potential product launches and increases to meet targeted levels for certain products in the normal course of business, as well as an increase due to foreign exchange.

(b)	Included in Other noncurrent assets. There are no recoverability issues associated with these amounts.
Note 9. Property, Plant and Equipment

The following table provides the components of Property, plant and equipment:
	Useful Lives	As of December 31,
(MILLIONS OF DOLLARS)	(Years)	2017	2016
Land	-	$540	$530
Buildings	33-50	10,254	9,810
Machinery and equipment	8-20	11,902	11,248
Furniture, fixtures and other	3-12 1/2	4,661	4,410
Construction in progress	-	2,680	2,127
		30,037	28,125
Less: Accumulated depreciation		16,172	14,807
Property, plant and equipment(a)		$13,865	$13,318

(a)
The increase in total property, plant and equipment is primarily due to capital additions and the impact of foreign exchange, partially offset by depreciation, reductions due to restructuring efforts and disposals.

Note 10. Identifiable Intangible Assets and Goodwill

A. Identifiable Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:
	December 31, 2017			December 31, 2016
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights(a)	$89,550	$(54,785)	$34,765	$83,390	$(49,650)	$33,740
Brands	2,134	(1,152)	982	2,092	(1,032)	1,060
Licensing agreements and other	1,911	(1,096)	815	1,869	(1,005)	864
	93,595	(57,033)	36,562	87,351	(51,687)	35,664
Indefinite-lived intangible assets
Brands and other	6,929		6,929	6,883		6,883
IPR&D(a)	5,249		5,249	10,101		10,101
	12,179		12,179	16,984		16,984
Identifiable intangible assets(b)	$105,774	$(57,033)	$48,741	$104,335	$(51,687)	$52,648

(a)
The changes in the gross carrying amount of Developed technology rights and IPR&D primarily reflect (i) the transfer of $4.8 billion from IPR&D to Developed technology rights to reflect the approval of Eucrisa, (ii) the Developed technology rights and IPR&D acquired as part of the acquisition of AstraZeneca’s small molecule anti-infectives business (see Note 2A), (iii) the Developed technology rights of $371 million recorded in connection with the EU and U.S. approvals of Besponsa (see Note 7E), (iv) the Developed technology rights of $364 million recorded in connection with the U.S. approval of Bosulif (see Note 7E) and (v) the Developed technology rights of $140 million recorded in connection with the approvals of Bavencio (see Note 2C) partially offset by (vi) measurement period adjustments related to Medivation (see Note 2A) and (vii) impairments of Developed technology rights (see Note 4).

112	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(b)
The decrease in Identifiable intangible assets, less accumulated amortization, is primarily due to (i) amortization, (ii) measurement period adjustments related to Medivation (see Note 2A), as well as (iii) impairments of Developed technology rights (see Note 4), partially offset by (iv) assets acquired as part of the acquisition of AstraZeneca’s small molecule anti-infectives business (see Note 2A), (v) the assets recorded in connection with the EU and U.S. approvals of Besponsa and in connection with the U.S. approval of Bosulif (see Note 7E) and (vi) the assets recorded in connection with the approvals of Bavencio (see Note 2C).

Our identifiable intangible assets are associated with the following, as a percentage of total identifiable intangible assets, less accumulated amortization:
	December 31, 2017
	IH	EH	WRD
Developed technology rights	68%	31%	—
Brands, finite-lived	75%	25%	—
Brands, indefinite-lived	71%	29%	—
IPR&D	81%	12%	7%

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, representing the commercialized products included in our biopharmaceutical businesses. The more significant components of developed technology rights are the following (in order of significance): Xtandi, Prevnar 13/Prevenar 13 Infant, Eucrisa, Enbrel, Premarin, Prevnar 13/Prevenar 13 Adult, and, to a lesser extent Tygacil, Pristiq, Refacto AF and Zavicefta. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Most of these assets are associated with our Consumer Healthcare business unit. The more significant components of indefinite-lived brands are the following (in order of significance): Advil, Xanax/Xanax XR, Centrum, Caltrate, Medrol and Preparation H. The more significant components of finite-lived brands are the following (in order of significance): Nexium, Depo-Provera, Zavedos and, to a lesser extent, Idoform Bifiform, Polocard and Advil Cold and Sinus.

IPR&D

IPR&D assets represent R&D assets that have not yet received regulatory approval in a major market. The more significant components of IPR&D at December 31, 2017 are the programs for the treatment of non-metastatic and metastatic prostate cancer and the program for the oral PARP inhibitor for the treatment of patients with germline BRCA-mutated advanced breast cancer, both acquired as part of the Medivation acquisition.

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

Amortization

The weighted-average life for each of our total finite-lived intangible assets and the largest component, developed technology rights, is approximately 10 years. Total amortization expense for finite-lived intangible assets was $4.8 billion in 2017, $4.1 billion in 2016 and $3.8 billion in 2015.

The following table provides the annual amortization expense expected for the years 2018 through 2022:
(MILLIONS OF DOLLARS)	2018	2019	2020	2021	2022
Amortization expense	$4,798	$4,592	$3,569	$3,474	$3,223

2017 Financial Report	113

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:
(MILLIONS OF DOLLARS)	IH	EH	Total
Balance, January 1, 2016	$23,809	$24,433	$48,242
Additions(a)	6,357	12	6,369
Other(b)	(32)	(130)	(162)
Balance, December 31, 2016	30,134	24,315	54,449
Additions(c)	572	92	664
Other(d)	435	404	840
Balance, December 31, 2017	$31,141	$24,811	$55,952

(a)	IH additions primarily relate to our acquisitions of Medivation, Anacor and Bamboo (see Note 2A).

(b)	Primarily reflects the impact of foreign exchange and, with respect to EH, the impact of the reclassification of $119 million to Assets held for sale during 2016 (see Note 2B).

(c)
IH additions primarily represent measurement period adjustments related to our Medivation acquisition, and EH additions relate to our acquisition of AstraZeneca’s small molecule anti-infectives business (see Note 2A).

(d)	Primarily reflects the impact of foreign exchange and an adjustment of our estimate of goodwill associated with the HIS net assets sold.
Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans

The majority of our employees worldwide are eligible for retirement benefits provided through defined benefit pension plans, defined contribution plans or both. In the U.S., we sponsor both IRC-qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans. A qualified plan meets the requirements of certain sections of the IRC, and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees with restrictions on discriminating in favor of highly compensated employees with regard to coverage, benefits and contributions. A supplemental (non-qualified) plan provides additional benefits to certain employees. In addition, we provide medical insurance benefits to certain retirees and their eligible dependents through our postretirement plans.

Effective January 1, 2018, there were two significant defined benefit pension plans that were frozen to future benefit accruals in the U.S. and U.K. and will result in the elimination of future service costs for those plans.

A. Components of Net Periodic Benefit Costs and Changes in Other Comprehensive Loss

The following table provides the annual (income)/cost and changes in Other comprehensive income/(loss) for our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)			U.S. Supplemental (Non-Qualified)			International			Postretirement Plans
(MILLIONS OF DOLLARS)	2017	2016	2015	2017	2016	2015	2017	2016	2015	2017	2016	2015
Service cost	$269	$257	$287	$24	$18	$22	$171	$165	$186	$42	$41	$55
Interest cost	634	646	676	54	53	54	204	233	307	90	101	117
Expected return on plan assets	(1,005)	(958)	(1,089)	—	—	—	(345)	(381)	(418)	(36)	(34)	(53)
Amortization of:
Actuarial losses	393	395	346	50	37	44	116	93	122	31	32	38
Prior service cost/(credits)	3	5	(5)	(1)	(1)	(2)	(4)	(3)	(7)	(182)	(174)	(146)
Curtailments	13	10	3	1	1	—	—	(2)	5	(19)	(26)	(31)
Settlements	75	90	556	39	28	34	4	9	81	—	—	—
Special termination benefits	—	—	—	—	—	—	1	1	1	—	—	—
Net periodic benefit costs/(income) reported in Income	382	444	773	166	137	153	147	115	277	(75)	(59)	(21)
(Income)/cost reported in Other comprehensive income/(loss)(b)	141	253	(396)	23	121	(143)	(301)	640	(542)	(8)	3	(540)
(Income)/cost recognized in Comprehensive income	$523	$697	$378	$189	$258	$10	$(154)	$755	$(265)	$(83)	$(56)	$(560)

(a)
In April 2017, we settled the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan. We purchased a group annuity contract on behalf of the remaining plan participants with a third-party insurance provider. As a result, we were relieved of the $156 million net pension benefit obligation and recorded a pretax settlement gain of $41 million, partially offset by the recognition of actuarial losses and prior service costs upon plan settlement of approximately $30 million in Restructuring charges and certain acquisition-related costs during the second quarter of 2017 (see Note 3). In 2015, the net periodic benefit costs included settlement losses primarily related to participants accepting the lump-sum option made in an offer to certain plan participants to elect a lump-sum payment to settle Pfizer’s pension obligation with those participants, or to elect an early annuity.

114	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(b)
In 2017 and 2016, the changes to Other comprehensive (income)/loss for the international plans was impacted by foreign currency movements. For details of the changes in Other comprehensive (income)/loss, see the benefit plan activity in the consolidated statements of comprehensive income.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2018 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses(a)	$(121)	$(16)	$(101)	$(9)
Prior service credits and other	(2)	1	4	181
Total	$(123)	$(15)	$(97)	$172

(a)
Due to the U.S. Pfizer Consolidated Pension Plan freeze effective for January 1, 2018, the average amortization period for the U.S. qualified plans and U.S. supplemental (non-qualified) plans will reflect the expected life expectancy of the plan participants, whereas prior years utilized the expected future service period of plan participants. The average amortization periods to be utilized for 2018 are 24.8 years for our U.S. qualified plans, 26.2 years for our U.S. supplemental (non-qualified) plans, 20.0 years for our international plans, and 9.7 for our postretirement plans.

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions of our benefit plans:
(PERCENTAGES)	2017	2016	2015
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. qualified pension plans	3.8%	4.3%	4.5%
U.S. non-qualified pension plans	3.7%	4.2%	4.5%
International pension plans	2.3%	2.4%	3.1%
Postretirement plans	3.7%	4.2%	4.5%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.5%	2.6%	2.6%
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
U.S. qualified pension plans	4.3%	4.5%	4.2%
U.S. non-qualified pension plans	4.2%	4.5%	4.0%
International pension plans interest cost(a)	2.1%	2.7%	3.0%
International pension plans service cost(a)	2.3%	3.0%	3.0%
Postretirement plans	4.2%	4.5%	4.2%
Expected return on plan assets:
U.S. qualified pension plans	8.0%	8.0%	8.3%
International pension plans	4.7%	5.2%	5.5%
Postretirement plans	8.0%	8.0%	8.3%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.6%	2.6%	2.7%

(a)
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

The weighted-average discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better that reflect the rates at which the pension benefits could be effectively settled. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA/Aa or better, including, when there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Overall, the yield curves used to measure the benefit obligations at year-end 2017 resulted in lower discount rates as compared to the prior year.

2017 Financial Report	115

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2017	2016
Healthcare cost trend rate assumed for next year (up to age 65)	6.1%	6.3%
Healthcare cost trend rate assumed for next year (age 65 and older)	7.0%	7.4%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2037	2037

The following table provides the effects as of December 31, 2017 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:
(MILLIONS OF DOLLARS)	Increase	Decrease
Effect on total service and interest cost components	$3	$(4)
Effect on postretirement benefit obligation	47	(26)
Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C.

C. Obligations and Funded Status

The following table provides an analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)		U.S. Supplemental (Non-Qualified)		International(b)		Postretirement Plans(c)
(MILLIONS OF DOLLARS)	2017	2016	2017	2016	2017	2016	2017	2016
Change in benefit obligation(d)

Benefit obligation, beginning	$15,547	$14,926	$1,450	$1,343	$9,691	$9,214	$2,254	$2,463
Service cost	269	257	24	18	171	165	42	41
Interest cost	634	646	54	53	204	233	90	101
Employee contributions	—	—	—	—	6	7	94	85
Plan amendments	—	—	—	—	2	(6)	—	(177)
Changes in actuarial assumptions and other	1,614	725	110	185	135	1,273	(177)	22
Foreign exchange impact	—	—	—	—	760	(781)	5	—
Acquisitions/divestitures/other, net	—	—	—	—	26	1	1	—
Curtailments	11	9	—	1	—	(14)	1	—
Settlements	(842)	(449)	(98)	(78)	(31)	(45)	—	—
Special termination benefits	—	—	—	—	1	1	—	—
Benefits paid	(530)	(568)	(45)	(72)	(357)	(358)	(280)	(282)
Benefit obligation, ending(d)	16,702	15,547	1,495	1,450	10,607	9,691	2,028	2,254

Change in plan assets
Fair value of plan assets, beginning	12,556	11,633	—	—	7,683	7,959	458	622
Actual gain/(loss) on plan assets	2,005	939	—	—	811	693	39	44
Company contributions	1,095	1,000	143	151	160	209	183	(12)
Employee contributions	—	—	—	—	6	7	94	85
Foreign exchange impact	—	—	—	—	561	(782)	—	—
Acquisitions/divestitures, net	—	—	—	—	30	(1)	—	—
Settlements	(842)	(449)	(98)	(78)	(31)	(45)	—	—
Benefits paid	(530)	(568)	(45)	(72)	(357)	(358)	(280)	(282)
Fair value of plan assets, ending	14,284	12,556	—	—	8,863	7,683	494	458
Funded status—Plan assets less than benefit obligation	$(2,418)	$(2,990)	$(1,495)	$(1,450)	$(1,745)	$(2,008)	$(1,534)	$(1,796)

(a)
The favorable change in the funded status of our U.S. qualified plans was primarily due to an increase in the actual return on assets, partially offset by plan losses resulting from the decrease in the discount rate at the end of 2017.

(b)
The favorable change in the international plans’ funded status was primarily due to an increase in the actual return on plan assets, partially offset by plan losses related to a decrease in the discount rate and unfavorable currency movements.

116	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(c)
The favorable change in the funded status of our postretirement plans was primarily due to a change to reimbursements of certain benefits provided under the plan, partially offset by plan losses resulting from the decrease in the discount rate at the end of 2017.

(d)
For the U.S. and international pension plans, the benefit obligation is the PBO. For the postretirement plans, the benefit obligation is the ABO. The ABO for all of our U.S. qualified pension plans was $16.7 billion in 2017 and $15.4 billion in 2016. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.5 billion in 2017 and $1.4 billion in 2016. The ABO for our international pension plans was $10.1 billion in 2017 and $9.3 billion in 2016.

The following table provides information as to how the funded status is recognized in our consolidated balance sheets:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2017	2016	2017	2016	2017	2016	2017	2016
Noncurrent assets(a)	$—	$—	$—	$—	$454	$300	$—	$—
Current liabilities(b)	—	(160)	(160)	(152)	(26)	(28)	(31)	(30)
Noncurrent liabilities(c)	(2,418)	(2,830)	(1,336)	(1,297)	(2,172)	(2,279)	(1,504)	(1,766)
Funded status	$(2,418)	$(2,990)	$(1,495)	$(1,450)	$(1,745)	$(2,008)	$(1,534)	$(1,796)

(a)	Included primarily in Other noncurrent assets.

(b)	Included in Accrued compensation and related items.

(c)	Included in Pension benefit obligations, net and Postretirement benefit obligations, net, as appropriate.

The following table provides the pre-tax components of cumulative amounts recognized in Accumulated other comprehensive loss:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2017	2016	2017	2016	2017	2016	2017	2016
Actuarial losses(a)	$(4,677)	$(4,530)	$(561)	$(538)	$(2,322)	$(2,629)	$(293)	$(502)
Prior service (costs)/credits	(23)	(27)	1	2	34	40	1,190	1,392
Total	$(4,699)	$(4,558)	$(559)	$(536)	$(2,288)	$(2,589)	$(897)	$(889)

(a)
The accumulated actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our projected benefit obligations, as well as the cumulative difference between the expected return and actual return on plan assets. These accumulated actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs primarily over the average remaining service period for active participants for plans that are not frozen or the expected life expectancy of plan participants for frozen plans, using the corridor approach.

The following table provides information related to the funded status of selected benefit plans:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2017	2016	2017	2016	2017	2016
Pension plans with an ABO in excess of plan assets:
Fair value of plan assets	$14,284	$12,556	$—	$—	$882	$4,625
ABO	16,702	15,422	1,495	1,410	2,724	6,558
Pension plans with a PBO in excess of plan assets:
Fair value of plan assets	14,284	12,556	—	—	1,626	4,936
PBO	16,702	15,547	1,495	1,450	3,825	7,244
All of our U.S. plans and many of our international plans were underfunded as of December 31, 2017.

2017 Financial Report	117

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets:
		Fair Value(a)					Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2017	Level 1	Level 2	Level 3	Assets Measured at NAV(b)	As of December 31, 2016	Level 1	Level 2	Level 3	Assets Measured at NAV(b)
U.S. qualified pension plans
Cash and cash equivalents	$655	$115	$540	$—	$—	$672	$92	$580	$—	$—
Equity securities:
Global equity securities	4,157	4,118	38	1	—	3,970	3,943	27	—	—
Equity commingled funds	1,194	—	802	—	392	1,062	—	772	—	290
Fixed income securities:
Corporate debt securities	4,250	5	4,242	3	—	3,232	14	3,217	1	—
Government and agency obligations	1,316	—	1,316	—	—	1,060	—	1,060	—	—
Fixed income commingled funds	94	—	—	—	94	92	—	—	—	92
Other investments:
Partnership investments(c)	1,197	—	—	—	1,197	1,093	—	—	—	1,093
Insurance contracts	215	—	215	—	—	235	—	235	—	—
Other commingled funds(d)	1,206	—	—	—	1,206	1,140	—	—	—	1,140
Total	14,284	4,238	7,153	4	2,889	12,556	4,049	5,891	1	2,615
International pension plans
Cash and cash equivalents	$385	$48	$337	$—	$—	439	38	401	—	—
Equity securities:
Global equity securities	154	146	8	—	—	174	163	11	—	—
Equity commingled funds	2,897	—	1,594	—	1,303	2,490	—	1,265	—	1,224
Fixed income securities:
Corporate debt securities	588	—	588	—	—	489	—	474	—	15
Government and agency obligations(e)	716	—	716	—	—	853	—	786	—	67
Fixed income commingled funds	2,181	—	1,340	—	841	1,750	—	1,174	—	576
Other investments:
Partnership investments(c)	42	—	7	—	35	32	—	—	—	32
Insurance contracts(f)	496	—	75	420	1	272	—	17	254	1
Other(d), (f)	1,404	—	408	468	528	1,185	—	430	324	431
Total	8,863	194	5,073	887	2,709	7,683	201	4,558	578	2,346
U.S. postretirement plans(g)
Cash and cash equivalents	—	—	—	—	—	—	—	—	—	—
Equity securities:
Global equity securities	—	—	—	—	—	—	—	—	—	—
Equity commingled funds	—	—	—	—	—	—	—	—	—	—
Fixed income securities:
Corporate debt securities	—	—	—	—	—	—	—	—	—	—
Government and agency obligations	—	—	—	—	—	—	—	—	—	—
Fixed income commingled funds	—	—	—	—	—	—	—	—	—	—
Other investments:
Partnership investments(c)	—	—	—	—	—	—	—	—	—	—
Insurance contracts	494	—	494	—	—	458	—	458	—	—
Other commingled funds(d)	—	—	—	—	—	—	—	—	—	—
Total	$494	$—	$494	$—	$—	$458	$—	$458	$—	$—

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E).

(b)
Certain investments that are measured at NAV per share (or its equivalent) have not been classified in the fair value hierarchy. The NAV amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented for the total pension benefits plan assets.

(c)	Primarily includes investments in private equity, private debt, public equity limited partnerships, and, to a lesser extent, real estate and venture capital.

(d)	Primarily includes, for U.S. plan assets, investments in hedge funds and, to a lesser extent, real estate and, for international plan assets, investments in real estate and hedge funds.

(e)	Government and agency obligations are inclusive of repurchase agreements.

(f)	See below for a tabular analysis of the changes in Level 3 investments valued using significant unobservable inputs.

(g)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

118	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs:
	Year Ended December 31,
	International Pension Plans
	Insurance contracts		Other
(MILLIONS OF DOLLARS)	2017	2016	2017	2016
Fair value, beginning	$254	$219	$324	$398
Actual return on plan assets:
Assets held, ending	1	11	18	(1)
Assets sold during the period	—	—	1	6
Purchases, sales and settlements, net	138	20	94	(18)
Exchange rate changes	27	4	30	(61)
Fair value, ending	$420	$254	$468	$324

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 1E. For a description of the risks associated with estimates and assumptions, see Note 1C.
Equity securities, Fixed income securities and Other investments may each be combined into commingled funds. Most commingled funds are valued to reflect the interest in the fund based on the reported year-end NAV. Partnership and Other investments are valued based on year-end reported NAV (or its equivalent), with adjustments as appropriate for lagged reporting of up to three months.

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

2017 Financial Report	119

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:
	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(PERCENTAGES)	2017	2017	2016
U.S. qualified pension plans
Cash and cash equivalents	0-10%	4.6%	5.3%
Equity securities	35-55%	37.5%	40.1%
Fixed income securities	30-55%	39.6%	34.9%
Other investments(a)	5-17.5%	18.3%	19.7%
Total	100%	100%	100%
International pension plans
Cash and cash equivalents	0-10%	4.3%	5.7%
Equity securities	25-50%	34.4%	34.7%
Fixed income securities	30-55%	39.3%	40.2%
Other investments	10-30%	21.9%	19.4%
Total	100%	100%	100%
U.S. postretirement plans
Cash and cash equivalents	0-5%	—	—
Equity securities	—	—	—
Fixed income securities	—	—	—
Other investments	95-100%	100%	100%
Total	100%	100%	100%

(a)
Actual percentage of plan assets in Other investments for 2017 includes $215 million, as compared to $235 million in 2016, related to a group fixed annuity insurance contract that was executed by legacy Wyeth for certain members of its defined benefit plans prior to Pfizer acquiring the company in 2009, and $253 million in 2017, as compared to $144 million in 2016, related to an investment in a partnership whose primary holdings are public equity securities.

Global plan assets are managed with the objective of generating returns that will enable the plans to meet their future obligations, while seeking to manage net periodic benefit costs and cash contributions over the long-term. We utilize long-term asset allocation ranges in the management of our plans’ invested assets. Our long-term return expectations are developed based on a diversified, global investment strategy that takes into account historical experience, as well as the impact of portfolio diversification, active portfolio management, and our view of current and future economic and financial market conditions. As market conditions and other factors change, we may adjust our targets accordingly and our asset allocations may vary from the target allocations.

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

The investment managers of certain separately managed accounts, commingled funds and private equity funds may be permitted to use repurchase agreements and derivative securities, including U.S. Treasury and equity futures contracts as described in each respective investment management, subscription, partnership or other governing agreement.

E. Cash Flows

It is our practice to fund amounts for our qualified pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

120	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the expected future cash flow information related to our benefit plans:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Expected employer contributions:
2018(a)	$500	$160	$226	$167
Expected benefit payments:
2018	$1,225	$160	$368	$173
2019	1,071	129	373	179
2020	1,087	128	385	181
2021	1,059	122	394	179
2022	1,032	123	401	173
2023–2027	4,865	513	2,101	802

(a)	For the U.S. qualified plans, a $500 million voluntary contribution was paid in February 2018.
The above table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.
F. Defined Contribution Plans

We have defined contribution plans in the U.S. and several other countries. For the majority of the U.S. defined contribution plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, in cash, a portion of the employee contributions. Beginning on January 1, 2011, for newly hired non-union employees, rehires and transfers to the U.S. or Puerto Rico, we no longer offer a defined benefit pension plan and, instead, offer a Retirement Savings Contribution (RSC) in the defined contribution plan. The RSC is an annual non-contributory employer contribution (that is not dependent upon the participant making a contribution) determined based on each employee’s eligible compensation, age and years of service. Beginning on January 1, 2018, all non-union employees in the U.S. and Puerto Rico defined benefit plans transitioned to the RSC in the defined contribution plans. We recorded charges related to the employer contributions to global defined contribution plans of $380 million in 2017, $317 million in 2016 and $287 million in 2015.
Note 12. Equity

A. Common Stock

We purchase our common stock through privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes. On June 27, 2013, we announced that the Board of Directors had authorized a $10 billion share-purchase plan, which was exhausted in the first quarter of 2015. On October 23, 2014, we announced that the Board of Directors had authorized an additional $11 billion share repurchase program, which was exhausted in the first quarter of 2017. In December 2015, the Board of Directors authorized a new $11 billion share repurchase program (the December 2015 Stock Purchase Plan) to be utilized over time, and share repurchases commenced thereunder in the first quarter of 2017. In December 2017, the Board of Directors authorized a new $10 billion share repurchase program to be utilized over time. This new program is in addition to the $6.4 billion remaining under the December 2015 Stock Purchase Plan as of December 31, 2017.
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

2017 Financial Report	121

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

On February 2, 2017, we entered into an accelerated share repurchase agreement with Citibank to repurchase $5 billion of our common stock. Pursuant to the terms of the agreement, on February 6, 2017, we paid $5 billion to Citibank and received an initial delivery of approximately 126 million shares of our common stock from Citibank at a price of $31.73 per share, which represented, based on the closing price of our common stock on the NYSE on February 2, 2017, approximately 80% of the notional amount of the accelerated share repurchase agreement. On May 16, 2017, the accelerated share repurchase agreement with Citibank was completed, which, per the terms of the agreement, resulted in Citibank owing us a certain number of shares of Pfizer common stock. Pursuant to the agreement’s settlement terms, we received an additional 24 million shares of our common stock from Citibank on May 19, 2017. The average price paid for all of the shares delivered under the accelerated share repurchase agreement was $33.31 per share. The common stock received is included in Treasury Stock. This agreement was entered into pursuant to our previously announced share repurchase authorization.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreements:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2017(a)	2016(b)	2015(c)
Shares of common stock purchased	150	154	182
Cost of purchase	$5.0	$5.0	$6.2

(a)	Represents shares purchased pursuant to the accelerated share repurchase agreement with Citibank entered into on February 2, 2017. See above for additional information.

(b)	Represents shares purchased pursuant to the accelerated share repurchase agreement entered into on March 8, 2016. See above for additional information.

(c)
Includes approximately 151 million shares purchased for $5.2 billion pursuant to the accelerated share repurchase agreement entered into on February 9, 2015 (see above for additional information), as well as other share repurchases through year-end 2015.

At December 31, 2017, our remaining share-purchase authorization was approximately $16.4 billion.
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

Allocated shares held by the Common ESOP, including reinvested dividends, are considered outstanding for EPS calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP are assumed in the diluted EPS calculation. As of December 31, 2017, the Preferred ESOP held preferred shares convertible into approximately 1 million shares of our common stock, and the Common ESOP held approximately 51 million shares of our common stock. As of December 31, 2017, all shares of preferred and common stock held by the ESOPs have been allocated to the Pfizer U.S. defined contribution plan participants. The compensation cost related to the Common ESOP was $11 million in 2017, $9 million in 2016 and $8 million in 2015. Prior to 2015, Pfizer matching contributions were primarily invested in the Common ESOP. Beginning in January 2015, Pfizer matching contributions are being invested based on the investment direction of the employees’ own contributions. As a result, the compensation cost related to the Common ESOP was significantly lower after 2014.
Note 13. Share-Based Payments

Our compensation programs can include share-based payments. The award value is determined by reference to the fair value of share-based awards to similar employees in competitive survey data or industry peer groups used for compensation purposes; and is allocated between different long-term incentive vehicles, in the form of RSUs, PPSs, TSRUs, stock options, PSAs, PTSRUs and PTUs, as determined by the Compensation Committee.

The 2014 Stock Plan (2014 Plan) replaced and superseded the 2004 Plan, as amended and restated. The 2014 Plan provides for 520 million shares to be authorized for grants, plus any shares remaining available for grant under the 2004 Plan as of April 24, 2014 (the carryforward shares). In addition, the 2014 Plan provides that the number of stock options, Stock Appreciation Rights (known as TSRUs and PTSRUs), RSUs, or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 20 million shares, and that RSUs, PPSs and PSAs count as three shares, while TSRUs, PTSRUs and stock options count as one share, toward the maximum shares available under the 2014 plan. The 2004 Plan provided that the number of stock options, TSRUs or other performance-based awards granted to any one individual during any 36-month period was limited to 8 million shares, and that RSUs, PPSs and PSAs counted against the maximum available shares as two shares, while stock options and TSRUs counted as one share. As of December 31, 2017, 290 million shares were available for award.

Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, treasury stock to satisfy our obligations under these programs.

122	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Restricted Stock Units	$301	$299	$306
Total Shareholder Return Units	221	134	36
Portfolio Performance Shares	209	135	147
Stock Options	55	106	165
Performance Share Awards	47	13	11
Directors’ compensation	7	4	4
Share-based payment expense	840	691	669
Tax benefit for share-based compensation expense(a)	(163)	(205)	(198)
Share-based payment expense, net of tax	$677	$486	$471

(a)	2017 includes the impact of the TCJA on income taxes.
Amounts capitalized as part of inventory cost were not significant for any period presented.
B. Restricted Stock Units

RSUs are awarded to select employees and, when vested, entitle the holder to receive a specified number of shares of our common stock, including shares resulting from dividend equivalents paid on such RSUs. For RSUs granted during the periods presented, in virtually all instances, the units vest after three years of continuous service from the grant date.

We measure the value of RSU grants as of the grant date using the closing price of our common stock. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table summarizes all RSU activity during 2017:
	Shares (Thousands)	Weighted-Average Grant-Date Fair Value Per Share
Nonvested, December 31, 2016	29,605	$32.59
Granted	9,669	34.05
Vested(a)	(16,677)	33.41
Reinvested dividend equivalents	1,106	33.41
Forfeited	(1,463)	32.77
Nonvested, December 31, 2017	22,241	$32.64

(a)
Includes the modification for a commitment to pay 6.4 million RSUs to approximately 9,900 employees, including senior and key management employees, for the 6.6 million RSUs scheduled for near-term vesting. There was no material impact to compensation expense due to the modification.

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2017	2016	2015
Total fair value of shares vested(a)	$584	$293	$371
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$254	$262	$279
Weighted-average period over which RSU cost is expected to be recognized (years)	1.7	1.7	1.8

(a)
Includes the modification for a commitment to pay 6.4 million RSUs to approximately 9,900 employees, including senior and key management employees, for the 6.6 million RSUs scheduled for near-term vesting. There was no material impact to compensation expense due to the modification.

2017 Financial Report	123

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

C. Stock Options

Stock options are awarded to select employees and, when vested, entitle the holder to purchase a specified number of shares of our common stock at a price per share equal to the closing market price of our common stock on the date of grant.

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

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2017	2016	2015
Expected dividend yield(a)	3.69%	3.85%	3.19%
Risk-free interest rate(b)	2.23%	1.55%	1.89%
Expected stock price volatility(c)	18.39%	21.64%	18.34%
Expected term (years)(d)	6.75	6.75	6.75

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

The following table summarizes all stock option activity during 2017:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
Outstanding, December 31, 2016	186,676	$26.86
Granted	1,375	34.06
Exercised	(34,686)	24.94
Forfeited	(1,208)	34.26
Expired	(1,400)	30.78
Outstanding, December 31, 2017	150,757	27.27	5.1	$1,350
Vested and expected to vest, December 31, 2017(b)	150,368	27.25	5.1	1,349
Exercisable, December 31, 2017	108,747	$24.49	4.3	$1,276

(a)	Market price of our underlying common stock less exercise price.

(b)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2017	2016	2015
Weighted-average grant-date fair value per stock option	$4.01	$3.89	$4.30
Aggregate intrinsic value on exercise	$331	$389	$666
Cash received upon exercise	$862	$1,019	$1,263
Tax benefits realized related to exercise	$95	$112	$187
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$10	$58	$159
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	0.8	1.1	1.8
D. Portfolio Performance Shares

PPSs are awards granted to select employees which, when vested, entitle the holder to receive, at the end of the performance period, a number of shares within a possible range of shares of our common stock, including shares resulting from dividend equivalents paid on such shares. For PPSs granted during the period presented, the awards vest after three years of continuous service from the grant date and the number of shares paid, if any, depends on the achievement of predetermined goals related to Pfizer’s long-term product portfolio during a 5-year performance period from the year of the grant date. The number of shares that may be earned over the performance period ranges from 0% to 200% of the initial award.

124	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

We measure the value of PPS grants as of the grant date using the intrinsic value method, for which we use the closing price of our common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer’s common stock, changes in the number of shares that are probable of being earned and changes in management’s assessment of the probability that the specified performance criteria will be achieved and/or changes in management’s assessment of the probable vesting term.

The following table summarizes all PPS activity during 2017, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2016	22,266	$32.48
Granted	7,013	34.06
Vested	(7,196)	34.28
Forfeited	(1,110)	33.62
Nonvested, December 31, 2017(a)	20,973	$36.22

(a)
Vested and non-vested shares outstanding, but not paid as of December 31, 2017 were 35.0 million. Included in this amount is the modification for a commitment to pay 5.7 million PPSs to approximately 2,800 employees, including senior and key management employees, for the 5.9 million PPSs scheduled for near-term settlement. There was no material impact to compensation expense due to the modification.

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2017	2016	2015
Total fair value of shares vested	$131	$118	$60
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$94	$93	$102
Weighted-average period over which PPS cost is expected to be recognized (years)	1.7	1.8	1.7
E. Total Shareholder Return Units

TSRUs are awarded to senior and other key management, and, beginning in 2016, to certain other employees. TSRUs entitle the holders to receive a number of shares of our common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year or seven-year term, if and to the extent the total value is positive. The settlement price is the average closing price of our common stock during the 20 trading days ending on the fifth or seventh anniversary of the grant, as applicable; the grant price is the closing price of our common stock on the date of the grant. The TSRUs are automatically settled on the fifth or seventh anniversary of the grant but vest on the third anniversary of the grant, after which time there is no longer a substantial risk of forfeiture.

On October 26, 2016, the Compensation Committee approved the modification of current outstanding grants of TSRU awards, effective November 1, 2016, to permit a holder who is "retiree eligible" (at least age 55 with at least 10 years of service), to elect to exercise and convert his/her TSRUs when vested, into PTUs. The value received upon the election and conversion is calculated by taking the change in stock price (20 trading day average ending on the exercise date (Election Price) less the grant price) plus accumulated dividends from the grant date, times the number of TSRUs exercised. This value is divided by the Election Price to determine the number of PTUs. The PTUs will be entitled to earn Dividend Equivalent Units (DEUs), and the PTUs and DEUs will be settled in our common stock on the TSRUs original settlement date (i.e., the fifth or seventh anniversary of grant), and will be subject to all of the terms and conditions of the original grant including forfeiture provisions. This modification applied to approximately 2,900 employees, including members of senior management. There was no incremental compensation cost resulting from the modification. In 2017, TSRUs were granted with the right for retirement-eligible employees to elect to exercise and convert their TSRUs, when vested, into PTUs.

We measure the value of TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of TSRUs:
	Year Ended December 31,
	2017	2016	2015
Expected dividend yield(a)	3.69%	3.85%	3.19%
Risk-free interest rate(b)	1.98%	1.31%	1.76%
Expected stock price volatility(c)	18.39%	21.64%	18.41%
Contractual term (years)	5.11	5.12	5.91

(a)	Determined using a constant dividend yield during the expected term of the TSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

2017 Financial Report	125

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all TSRU activity during 2017:
	TSRUs (Thousands)	Weighted-Average Grant-Date Fair Value Per TSRU	Weighted-Average Grant Price Per TSRU
Nonvested, December 31, 2016	62,007	$5.97	$31.10
Granted	52,574	6.23	34.06
Vested	(5,805)	6.50	32.25
Forfeited	(4,870)	6.02	32.36
Nonvested, December 31, 2017	103,906	$6.07	$32.47

The following table summarizes TSRU and PTU information as of December 31, 2017(a), (b):
	TSRUs (Thousands)	PTUs (Thousands)	Weighted-Average Grant Price Per TSRU	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Millions)
TSRUs Outstanding	124,745	—	$31.37	3.3	$896
TSRUs Vested(c)	20,839	—	25.89	1.2	335
TSRUs Expected to vest(d)	95,485	—	32.45	3.7	516
TSRUs exercised and converted to PTUs(e)	—	36	$—	0.2	$1

(a)
In 2017, we settled 11,327,156 TSRUs with a weighted-average grant price of $22.26 per unit. This includes the modification for a commitment to pay 7.0 million TSRUs to approximately 150 employees, including senior and key management employees, for the 7.2 million TSRUs scheduled for near-term settlement. There was no material impact to compensation expense due to the modification.

(b)	In 2017, 46,278 TSRUs with a weighted-average grant price of $22.65 per unit were converted into 24,602 PTUs.

(c)
This includes the modification for a commitment to pay 7.0 million TSRUs to approximately 150 employees, including senior and key management employees, for the 7.2 million TSRUs scheduled for near-term settlement. There was no material impact to compensation expense due to the modification.

(d)	The number of TSRUs expected to vest takes into account an estimate of expected forfeitures.

(e)
Includes the modification for a commitment to pay 17,000 PTUs to a few employees, including senior and key management employees, for the 17,000 PTUs scheduled for near-term settlement. There was no material impact to compensation expense due to the modification.

The following table provides data related to all TSRU activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER TSRU AMOUNTS)	2017	2016	2015
Weighted-average grant-date fair value per TSRU	$6.23	$5.83	$6.66
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$232	$164	$29
Weighted-average period over which TSRU cost is expected to be recognized (years)	1.7	1.9	1.8

F. Performance Share Awards

PSAs are awarded to senior and other key management. PSAs vest after three years of continuous service from the grant date. The number of shares paid, if any, including shares resulting from dividend equivalents, for awards granted in 2015 and later, depends upon the achievement of predetermined goals related to two measures: (i) operating income over three one-year periods; and (ii) TSR as compared to the NYSE ARCA Pharmaceutical Index (DRG Index) over the three-year performance period. The number of shares paid from awards granted in 2014 depends upon the achievement of predetermined goals related to Pfizer's TSR as compared to an industry peer group, for the three-year performance period from the year of the grant date. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

We measure the value of PSA grants as of the grant date using the intrinsic value method, for which we use the closing price of our common stock. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer’s common stock, changes in the number of shares that are probable of being earned and changes in management’s assessment of the probability that the specified performance criteria will be achieved.

126	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all PSA activity during 2017, with the shares granted representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2016	4,546	$32.48
Granted	1,753	34.06
Vested(a)	(1,639)	35.65
Forfeited	(635)	34.16
Nonvested, December 31, 2017	4,024	$36.22
(a) Includes the modification for a commitment to pay 1.1 million PSAs to approximately 90 employees, including senior and key management employees, for the 1.1 million PSAs scheduled for near-term vesting. There was no material impact to compensation expense due to the modification.

The following table provides data related to all PSA activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Total fair value of shares vested(a)	$58	$9	$14
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$34	$30	$24
Weighted-average period over which PSA cost is expected to be recognized (years)	1.8	1.8	1.9

(a)
Includes the modification for a commitment to pay 1.1 million PSAs to approximately 90 employees, including senior and key management employees, for the 1.1 million PSAs scheduled for near-term vesting. There was no material impact to compensation expense due to the modification.

G. Performance Total Shareholder Return Units

PTSRUs were awarded to the Chairman and Chief Executive Officer and the Group President, Pfizer Essential Health. These awards were granted in connection with our announcement on November 13, 2017, that our Group President, Pfizer Innovative Health, had been appointed Chief Operating Officer of Pfizer effective January 1, 2018. We also announced that effective January 1, 2018, the Group President, Pfizer Essential Health, had been appointed Group President, Pfizer Innovative Health. In addition to having the same characteristics of TSRUs, PTSRUs require special service and performance conditions. On December 29, 2017, 1,372,213 PTSRUs were granted to the Chairman and Chief Executive Officer and 343,053 PTSRUs were granted to the new head of Innovative Health at a grant price of $36.22 and a grant-date fair value of $5.83.
We measure the value of PTSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Selling, informational and administrative expenses as appropriate.

The following table provides the weighted-average assumptions used in the valuation of PTSRUs:
Year Ended December 31,
2017
Expected dividend yield(a)	3.69%
Risk-free interest rate(b)	2.25%
Expected stock price volatility(c)	16.12%
Contractual term (years)	5

(a)	Determined using a constant dividend yield during the expected term of the PTSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

2017 Financial Report	127

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 14. Earnings Per Common Share Attributable to Pfizer Inc. Common Shareholders

The following table provides the detailed calculation of Earnings per common share (EPS):
	Year Ended December 31,
(IN MILLIONS)	2017	2016	2015
EPS Numerator––Basic
Income from continuing operations	$21,353	$7,229	$6,975
Less: Net income attributable to noncontrolling interests	47	31	26
Income from continuing operations attributable to Pfizer Inc.	21,306	7,198	6,949
Less: Preferred stock dividends––net of tax	1	1	1
Income from continuing operations attributable to Pfizer Inc. common shareholders	21,305	7,197	6,948
Discontinued operations––net of tax	2	17	11
Less: Discontinued operations––net of tax, attributable to noncontrolling interests	—	—	—
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders	2	17	11
Net income attributable to Pfizer Inc. common shareholders	$21,307	$7,214	$6,959
EPS Numerator––Diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$21,306	$7,197	$6,948
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders and assumed conversions	2	17	11
Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$21,308	$7,214	$6,960
EPS Denominator
Weighted-average number of common shares outstanding––Basic(a)	5,970	6,089	6,176
Common-share equivalents: stock options, stock issuable under employee compensation plans, convertible preferred stock and accelerated share repurchase agreements(a)	89	70	81
Weighted-average number of common shares outstanding––Diluted	6,058	6,159	6,257
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(b)	36	63	50

(a)	2017 shares include the effect of the modification for a commitment to pay 15.2 million common-share equivalents that were scheduled for near-term settlement.

(b)
These common stock equivalents were outstanding for the periods presented, but were not included in the computation of diluted EPS for those periods because their inclusion would have had an anti-dilutive effect.

128	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $314 million in 2017, $292 million in 2016 and $243 million in 2015.

The future minimum rental commitments under non-cancelable operating leases follow:
(MILLIONS OF DOLLARS)	2018	2019	2020	2021	2022	After 2022
Lease commitments	$209	$172	$150	$136	$123	$891
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
Pending approval in the EU of Mylotarg––Mylotarg was developed, in part, through a research arrangement with a third party. If Mylotarg is approved in the EU in 2018 for the treatment of acute myeloid leukemia, we will incur an obligation for additional fixed payments over a 10-year period aggregating $310 million.

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

2017 Financial Report	129

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

A1. Legal Proceedings––Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to, those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic drug manufacturer. Also, counterclaims, as well as various independent actions, have been filed alleging that our assertions of, or attempts to enforce, patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, patent rights to certain of our products are being challenged in various other countries. We are also party to other patent damages suits in various jurisdictions pursuant to which generic drug manufacturers, payers, governments or other parties are seeking damages from us for alleged delay of generic entry. Additionally, our licensing and collaboration partners face challenges by generic drug manufacturers to patents covering products for which we have licenses or co-promotion rights. We also are often involved in other proceedings, such as inter partes review, post-grant review, re-examination or opposition proceedings, before the U.S. Patent and Trademark Office, the European Patent Office, or other foreign counterparts relating to our intellectual property or the intellectual property rights of others. Also, if one of our patents is found to be invalid by such proceedings, generic or competitive products could be introduced into the market resulting in the erosion of sales of our existing products. For example, several of the patents in our pneumococcal vaccine portfolio have been challenged in inter partes review and post-grant review proceedings in the United States. The invalidation of these patents could potentially allow a competitor pneumococcal vaccine into the marketplace. We are also subject to patent litigation pursuant to which one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities. For example, our subsidiary, Hospira, is involved in patent and patent-related disputes over its attempts to bring generic pharmaceutical and biosimilar products to market. If one of our marketed products is found to infringe valid patent rights of a third party, such third party may be awarded significant damages, or we may be prevented from further sales of that product. Such damages may be enhanced as much as three-fold in the event that we or one of our subsidiaries, like Hospira, is found to have willfully infringed valid patent rights of a third party.

Actions In Which We Are The Plaintiff
Bosulif (bosutinib)
In December 2016, Wyeth LLC, Wyeth Pharmaceuticals Inc., and PF Prism C.V. (collectively, Wyeth) brought a patent-infringement action against Alembic Pharmaceuticals, Ltd, Alembic Pharmaceuticals, Inc. (collectively, Alembic), Sun Pharmaceutical Industries, Inc., and Sun Pharmaceutical Industries Limited (collectively, Sun), in the U.S. District Court for the District of Delaware in connection with abbreviated new drug applications respectively filed with the FDA by Alembic and Sun, each seeking approval to market generic versions of bosutinib. Alembic is challenging patents, which expire in 2026, covering polymorphic forms of bosutinib and methods of treating chronic myelogenous leukemia. Sun is challenging the patent covering polymorphic forms of bosutinib that expires in 2026. In March 2017, Wyeth brought a patent-infringement action against MSN Laboratories Private Limited and MSN Pharmaceuticals, Inc. (collectively, MSN), in the U.S. District Court for the District of Delaware in connection with an abbreviated new drug application filed with the FDA by MSN, seeking approval to market a generic version of bosutinib, and challenging a patent expiring in 2026 covering polymorphic forms of bosutinib. In September 2017, the case against MSN was dismissed. Also, in September 2017, Wyeth brought an additional patent-infringement action against Sun in the U.S. District Court for the District of Delaware asserting the infringement and validity of two other patents challenged by Sun, which expire in 2025 and 2026 respectively, covering compositions of bosutinib and methods of treating chronic myelogenous leukemia.
EpiPen
In July 2010, King, which we acquired in 2011 and is a wholly-owned subsidiary, brought a patent-infringement action against Sandoz in the U.S. District Court for the District of New Jersey in connection with Sandoz’s abbreviated new drug application filed with the FDA seeking approval to market an epinephrine injectable product. Sandoz is challenging patents, which expire in 2025, covering the next-generation autoinjector for use with epinephrine that is sold under the EpiPen brand name.
Precedex Premix
In June 2014, Ben Venue Laboratories, Inc. (Ben Venue) notified our subsidiary, Hospira, that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that a patent relating to the use of Precedex in an intensive care unit setting, which expires in March 2019, was invalid or not infringed. In August 2014, Hospira and Orion Corporation (co-owner of the patent that is the subject of the lawsuit) filed suit against Ben Venue, Hikma Pharmaceuticals PLC (Hikma), and West-Ward Pharmaceutical Corp. in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patent. In October 2014, Eurohealth International Sarl was substituted for Ben Venue and Hikma. In June 2016, this case was settled on terms not material to Pfizer.
In June 2015, Amneal Pharmaceuticals LLC (Amneal) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that four patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In August 2015, Hospira filed suit against Amneal in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patents that are the subject of the lawsuit. In January 2018, the District Court ruled that one of the four patents was valid and infringed, and that the other three patents were invalid.

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

130	2017 Financial Report

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

In December 2014, Mylan Pharmaceuticals, Inc. (Mylan Pharmaceuticals) notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Toviaz and asserting the invalidity, unenforceability and/or non-infringement of all of our patents for Toviaz that are listed in the Orange Book. In January 2015, we filed an action against Mylan Pharmaceuticals in the U.S. District Court for the District of Delaware, asserting the infringement of five of the patents for Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019 and a patent covering salts of fesoterodine that expires in 2022. In January 2017, the District Court issued a verdict finding that the five patents that are the subject of the lawsuit are valid and infringed. In August 2017, the District Court issued a written decision consistent with the verdict, finding the five patents valid and infringed. In September 2017, Mylan Pharmaceuticals appealed the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit. In January 2018, Mylan Pharmaceuticals withdrew its appeal.
Xeljanz (tofacitinib)
In February 2017, we brought a patent-infringement action against MicroLabs USA Inc. and MicroLabs Ltd. (collectively, MicroLabs) in the U.S. District Court for the District of Delaware asserting the infringement and validity of three patents challenged by MicroLabs in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 5 mg tablets. Of the three patents that are the subject of the lawsuit, one covers the active ingredient and expires in December 2025, the second covers an enantiomer of tofacitinib and expires in 2022, and the third covers a polymorphic form of tofacitinib and expires in 2023. Three other patents for Xeljanz expiring in December 2020 have not been challenged by MicroLabs.

Separately, also in February 2017, we brought a patent-infringement action against Sun Pharmaceutical Industries Ltd. in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patent covering a polymorphic form of tofacitinib, expiring in 2023, that was challenged by Sun Pharmaceutical Industries Ltd. in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 11 mg extended release tablets. In November 2017, we brought an additional patent-infringement action against Sun Pharmaceuticals Industries Ltd. in the U.S. District Court for the District of Delaware asserting the infringement and validity of another patent challenged by Sun Pharmaceuticals Industries Ltd, which covers the active ingredient and expires in December 2025.

In March 2017, we brought a patent-infringement action against Zydus Pharmaceuticals (USA) Inc. and Cadila Healthcare Ltd. (collectively, Zydus) in the U.S. District Court for the District of Delaware asserting the infringement and validity of the same three patents that are the subject of the action against MicroLabs, which Zydus challenged in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 5 mg tablets.

Also in March 2017, we brought separate actions in the U.S. District Court for the District of Delaware against Prinston Pharmaceutical Inc., Zhejiang Huahai Pharmaceutical Co., Ltd., Huahai US Inc. and Solco Healthcare US, LLC (collectively Prinston) and against Breckenridge Pharmaceutical Inc., Pensa Pharma S.A. and Laboratorios Del Dr. Esteve, S.A. (collectively Breckenridge) on the two patents expiring in 2022 and 2023, respectively, that were challenged by Prinston and Breckenridge in their respective abbreviated new drug applications seeking approval to market generic versions of tofacitinib 5 mg tablets. In October 2017, we brought an additional patent-infringement action against Breckenridge in the U.S. District Court for the District of Delaware asserting the infringement and validity of four additional patents challenged by Breckenridge, three of which expire in December 2020 and one of which expires in December 2025.
Xtandi (enzalutamide)
In December 2016, Medivation and Medivation Prostate Therapeutics, Inc. (collectively, the Medivation Group); Astellas Pharma Inc., Astellas US LLC and Astellas Pharma US, Inc. (collectively, Astellas); and The Regents of the University of California filed patent-infringement suits in the U.S. District Court for the District of Delaware against Actavis Laboratories FL, Inc. and Actavis LLC (collectively, Actavis); Zydus; and Apotex Inc. and Apotex Corp. (collectively, Apotex) in connection with those companies’ respective abbreviated new drug applications filed with the FDA for approval to market generic versions of enzalutamide. The generic manufacturers are challenging patents, which expire as early as 2026, covering enzalutamide and treatments for prostate cancer. In May 2017, the Medivation Group filed a patent-infringement suit against Roxane Laboratories Inc. (Roxane) in the same court in connection with Roxane’s abbreviated new drug application with the FDA for approval to market a generic version of enzalutamide.

Matters Involving Our Collaboration/Licensing Partners

Toviaz (fesoterodine)––Inter-Partes Reviews
In January 2016, Mylan Pharmaceuticals and Mylan Laboratories (collectively, Mylan) filed petitions with the U.S. Patent and Trademark Office requesting inter partes reviews of five of the patents covering fesoterodine, the active ingredient in Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019 and a patent covering salts of fesoterodine that expires in 2022. The patents are owned by UCB, and we have an exclusive, worldwide license to market Toviaz from UCB. In July 2016, the Patent Trial and Appeal Board agreed to institute inter partes reviews of all five patents. Amerigen Pharmaceuticals Limited (Amerigen), Alembic Pharmaceuticals Limited and Torrent

2017 Financial Report	131

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Pharmaceuticals Limited have joined the inter partes reviews. In July 2017, the U.S. Patent and Trademark Office issued decisions upholding all five patents. In September 2017, Mylan and Amerigen appealed the U.S. Patent and Trademark Office decisions to the U.S. Court of Appeals for the Federal Circuit. In January 2018, Mylan withdrew its appeal.

Eliquis
In February, March, and April 2017, twenty-five generic companies sent BMS Paragraph-IV certification letters informing BMS that they had filed abbreviated new drug applications seeking approval of generic versions of Eliquis, challenging the validity and infringement of one or more of the three patents listed in the Orange Book for Eliquis. The patents currently are set to expire in 2019, 2026, and 2031. Eliquis has been jointly developed and is being commercialized by BMS and Pfizer. In April 2017, BMS and Pfizer filed patent-infringement actions against all generic filers in the U.S. District Court for the District of Delaware and the U.S. District Court for the District of West Virginia, asserting that each of the generic companies’ proposed products would infringe each of the patent(s) that each generic filer challenged. Some generic filers challenged only the 2031 patent, some challenged both the 2031 and 2026 patent, and one generic company challenged all three patents. We and BMS have settled with certain of the generic companies on terms not material to Pfizer and we and BMS may settle with other generic companies in the future.

Bavencio (avelumab)
In July 2017, BMS, E.R. Squibb & Sons LLC, Ono Pharmaceutical Co. Ltd., and Tasuku Honjo brought a patent-infringement action in the U.S. District Court for the District of Delaware against Pfizer, Merck KGaA, and EMD Serono, alleging that Bavencio (avelumab) infringes one patent relating to methods for treating tumors with anti-PD-L1 antibodies, which expires in 2023.
Actions In Which We Are The Defendant
Inflectra (infliximab-dyyb)
In March 2015, Janssen and New York University, together, brought a patent-infringement action in the U.S. District Court for the District of Massachusetts against Hospira, Celltrion Healthcare Co. Ltd. and Celltrion Inc. alleging that infliximab-dyyb, to be marketed by Hospira in the U.S. under the brand name Inflectra, would infringe six patents relating to infliximab, its manufacture and use. Claims with respect to four of the patents have since been dismissed by the plaintiffs, leaving two patents at issue in the ongoing action: the infliximab antibody patent and a patent relating to cell culture media. In August 2016, the District Court ruled that the antibody patent was invalid, and Janssen appealed that ruling to the Court of Appeals for the Federal Circuit. In January 2018, the Court of Appeals for the Federal Circuit ruled that the infliximab antibody patent was invalid in Janssen’s appeal of a separate decision from the U.S. Patent and Trademark Office that also declared the antibody patent invalid. Subsequently, the Court of Appeals for the Federal Circuit dismissed Janssen’s appeal of the District Court decision.
A2. Legal Proceedings––Product Litigation

Like other pharmaceutical companies, we are defendants in numerous cases, including but not limited to those discussed below, related to our pharmaceutical and other products. Plaintiffs in these cases seek damages and other relief on various grounds for alleged personal injury and economic loss.
Asbestos
Between 1967 and 1982, Warner-Lambert owned American Optical Corporation, which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2017, approximately 56,500 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert was acquired by Pfizer in 2000 and is a wholly-owned subsidiary of Pfizer. Warner-Lambert is actively engaged in the defense of, and will continue to explore various means of resolving, these claims.

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
In October 2014, the District Court dismissed the direct purchaser plaintiffs’ claims based on the litigation settlement agreement but declined to dismiss the other direct purchaser plaintiff claims. In January 2015, the District Court entered partial final judgments as to all settlement agreement claims, including those asserted by direct purchasers and end-payer plaintiffs, which plaintiffs appealed to the U.S. Court of Appeals for the Third Circuit. In August 2017, the U.S. Court of Appeals for the Third Circuit reversed the District Court’s decisions and remanded the claims to the District Court.

132	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Zoloft
A number of individual lawsuits and multi-plaintiff lawsuits have been filed against us and/or our subsidiaries in various federal and state courts alleging personal injury as a result of the purported ingestion of Zoloft. Among other types of actions, the Zoloft personal injury litigation includes actions alleging a variety of birth defects as a result of the purported ingestion of Zoloft by women during pregnancy. Plaintiffs in these birth-defect actions seek compensatory and punitive damages and the disgorgement of profits resulting from the sale of Zoloft. In April 2012, the federal birth-defect cases were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Zoloft Products Liability Litigation MDL-2342) in the U.S. District Court for the Eastern District of Pennsylvania. A number of plaintiffs have voluntarily dismissed their actions. In April 2016, the District Court granted our motion for summary judgment, dismissing the claims of almost all of the remaining plaintiffs. In May 2016, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Third Circuit. In June 2017, the U.S. Court of Appeals for the Third Circuit affirmed the District Court’s decision.
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

In September 2013 and 2014, the District Court dismissed with prejudice the claims by direct purchasers. In October and November 2014, the District Court dismissed with prejudice the claims of all other Multi-District Litigation plaintiffs. All plaintiffs have appealed the District Court’s orders dismissing their claims with prejudice to the U.S. Court of Appeals for the Third Circuit. In addition, the direct purchaser class plaintiffs appealed the order denying their motion to amend the judgment and for leave to amend their complaint to the U.S. Court of Appeals for the Third Circuit. In August 2017, the U.S. Court of Appeals for the Third Circuit reversed the District Court’s decisions and remanded substantially all of the claims to the District Court.

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
In February 2014, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Lipitor (Atorvastatin Calcium) Marketing, Sales Practices and Products Liability Litigation (No. II) MDL-2502) in the U.S. District Court for the District of South Carolina. Since 2016, certain cases in the Multi-District Litigation were remanded to certain state courts. In January 2017, the District Court granted our motion for summary judgment, dismissing substantially all of the remaining cases pending in the Multi-District Litigation. In January 2017, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Fourth Circuit.
Viagra
A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed melanoma and/or the exacerbation of melanoma as a result of the purported ingestion of Viagra. Plaintiffs seek compensatory and punitive damages.
In April 2016, the federal actions were transferred for coordinated pre-trial proceedings to a Multi-District Litigation (In Re: Viagra (Sildenafil Citrate) Products Liability Litigation, MDL-2691) in the U.S. District Court for the Northern District of California. In December 2016, federal actions filed against Lilly and filed against both us and Lilly, were transferred for coordinated pre-trial proceedings to the Multi-District Litigation (In re: Viagra (Sildenafil Citrate) and Cialis (Tadalafil) Products Liability Litigation, MDL-2691).
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

2017 Financial Report	133

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Court denied in part and granted in part our motion to dismiss the end-payers’ amended complaint, and in August 2016, the District Court dismissed substantially all of the end-payer’s remaining claims. In February 2017, the District Court dismissed with prejudice all of the end-payers’ claims. In March 2017, the end-payers appealed the District Court’s order dismissing their claims with prejudice to the U.S. Court of Appeals for the Fourth Circuit. In August 2017, the District Court granted the direct purchasers’ motion for class certification. In November 2017, Pfizer and the direct purchasers entered into an agreement, which is subject to court approval, to resolve the direct purchasers’ class action for $94 million. In November 2017, Pfizer and the end-payers entered into an agreement to resolve the claims of the end-payer plaintiffs on terms not material to Pfizer.
Intravenous Solutions
Beginning in November 2016, purported class actions were filed in the U.S. District Court for the Northern District of Illinois against Hospira, Hospira Worldwide, Inc. and certain other defendants relating to intravenous saline solution. Plaintiffs seek to represent a class consisting of all persons and entities in the U.S. who directly purchased intravenous saline solution sold by any of the defendants from January 1, 2013 until the time the defendants’ allegedly unlawful conduct ceases. Plaintiffs allege that the defendants’ conduct restricts output and artificially fixes, raises, maintains and/or stabilizes the prices of intravenous saline solution sold throughout the U.S. in violation of federal antitrust laws. Plaintiffs seek treble damages (for themselves and on behalf of the putative classes) and an injunction against defendants for alleged price overcharges for intravenous saline solution in the U.S. since January 1, 2013. All of these actions have been consolidated in the U.S. District Court for the Northern District of Illinois. On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS, which includes intravenous saline solution, to ICU Medical. The litigation is the subject of cross-claims for indemnification by both Pfizer and ICU Medical under the purchase agreement.
Separately, in April 2017, Pfizer, Hospira and two employees of Pfizer received grand jury subpoenas issued by the United States District Court for the Eastern District of Pennsylvania, in connection with an investigation by the U.S. Department of Justice, Antitrust Division. The subpoenas seek documents related to the sale, manufacture, pricing and shortages of intravenous solutions, including saline, as well as communications among industry participants regarding these issues. The Department of Justice investigation is also the subject of cross-claims for indemnification by both Pfizer and ICU Medical under the purchase agreement. In addition, in August 2015, the New York Attorney General issued a subpoena to Hospira for similar information. Hospira has produced records to the New York Attorney General and is coordinating with ICU Medical to produce records to the New York Attorney General as appropriate going forward, and Hospira and Pfizer are coordinating with ICU Medical to produce records to the Department of Justice.
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
Eliquis
A number of individual and multi-plaintiff lawsuits have been filed against us and BMS in various federal and state courts pursuant to which plaintiffs seek to recover for personal injuries, including wrongful death, due to bleeding as a result of the alleged ingestion of Eliquis. Plaintiffs seek compensatory and punitive damages.
In February 2017, the federal actions were transferred for coordinated pre-trial proceedings to a Multi-District Litigation (In Re: Eliquis (Apixaban) Products Liability Litigation MDL-2754) in the U.S. District Court for the Southern District of New York. In July 2017, the District Court dismissed substantially all of the actions that were pending in the Multi-District Litigation. In August 2017, certain plaintiffs appealed the District Court’s dismissal to the U.S. Court of Appeals for the Second Circuit. Additional cases continue to be transferred to the Multi-District Litigation.
EpiPen
Beginning in February 2017, purported class actions were filed in various federal courts by indirect purchasers of EpiPen against Pfizer, and/or its affiliates King and Meridian, and/or various entities affiliated with Mylan N.V., and Mylan N.V. Chief Executive Officer, Heather Bresch. The plaintiffs in these actions seek to represent U.S. nationwide classes comprising persons or entities who paid for any portion of the end-user purchase price of an EpiPen between 2009 until the cessation of the defendants’ allegedly unlawful conduct. In August 2017, a similar lawsuit brought on behalf of a purported class of direct purchaser plaintiffs against Pfizer, King, Meridian and Mylan was voluntarily dismissed without prejudice. Against Pfizer and/or its affiliates, plaintiffs generally allege that Pfizer’s and/or its affiliates’ settlement of patent litigation regarding EpiPen delayed market entry of generic EpiPen in violation of federal antitrust laws and various state antitrust or consumer protection laws. At least one lawsuit also alleges that Pfizer and/or Mylan N.V. violated the federal Racketeer Influenced and Corrupt Organizations Act. Plaintiffs also filed various consumer protection and unjust enrichment claims against, and relating to conduct attributable solely to, Mylan Pharmaceuticals regarding EpiPen. Plaintiffs seek treble damages for alleged overcharges for EpiPen since 2009. In August 2017, the actions were consolidated for coordinated pre-trial proceedings in a Multi-District Litigation (In re: EpiPen (Epinephrine Injection, USP) Marketing, Sales Practices and Antitrust Litigation, MDL-2785) in the U.S. District Court for the District of Kansas with other EpiPen-related actions against Mylan N.V. and/or its affiliates to which Pfizer, King and Meridian are not parties.
Nexium 24HR and Protonix
A number of individual and multi-plaintiff lawsuits have been filed against Pfizer, certain of its subsidiaries and/or other pharmaceutical manufacturers in various federal and state courts alleging that the plaintiffs developed kidney-related injuries as a result of the purported ingestion of certain proton pump inhibitors. The cases against us involve Nexium 24HR and/or Protonix and seek compensatory and punitive damages and, in some cases, treble damages, restitution or disgorgement. In August 2017, the federal actions were ordered transferred for coordinated pre-trial proceedings to a Multi-District Litigation (In re: Proton-Pump Inhibitor Products Liability Litigation (No. II)) in the U.S. District Court for the District of New Jersey.
Docetaxel
A number of lawsuits have been filed against Hospira and Pfizer in various federal and state courts alleging that plaintiffs who were treated with Docetaxel developed permanent hair loss. The significant majority of the cases also name other defendants, including the manufacturer of the branded product, Taxotere. Plaintiffs seek compensatory and punitive damages.

134	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In October 2016, the federal cases were transferred for coordinated pre-trial proceedings to a Multi-District Litigation (In re Taxotere (Docetaxel) Products Liability Litigation, MDL-2740) in the U.S. District Court for the Eastern District of Louisiana.
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
In connection with its spin-off that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities related to Pharmacia’s former agricultural business. New Monsanto has defended and/or is defending Pharmacia in connection with various claims and litigation arising out of, or related to, the agricultural business, and has been indemnifying Pharmacia when liability has been imposed or settlement has been reached regarding such claims and litigation.
In connection with its spin-off in 1997, Solutia assumed, and agreed to indemnify Pharmacia for, liabilities related to Former Monsanto’s chemical businesses. As the result of its reorganization under Chapter 11 of the U.S. Bankruptcy Code, Solutia’s indemnification obligations relating to Former Monsanto’s chemical businesses are primarily limited to sites that Solutia has owned or operated. In addition, in connection with its spinoff that was completed in 2002, New Monsanto assumed, and agreed to indemnify Pharmacia for, any liabilities primarily related to Former Monsanto’s chemical businesses, including, but not limited to, any such liabilities that Solutia assumed. Solutia’s and New Monsanto’s assumption of, and agreement to indemnify Pharmacia for, these liabilities apply to pending actions and any future actions related to Former Monsanto’s chemical businesses in which Pharmacia is named as a defendant, including, without limitation, actions asserting environmental claims, including alleged exposure to polychlorinated biphenyls. Solutia and/or New Monsanto are defending Pharmacia in connection with various claims and litigation arising out of, or related to, Former Monsanto’s chemical businesses, and have been indemnifying Pharmacia when liability has been imposed or settlement has been reached regarding such claims and litigation.
Environmental Matters
In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia’s discontinued industrial chemical facility in North Haven, Connecticut and a revised site-wide feasibility study with regard to Wyeth Holdings Corporation’s discontinued industrial chemical facility in Bound Brook, New Jersey. In September 2010, our corrective measures study report with regard to the North Haven facility was approved by the EPA, and we commenced construction of the site remedy in late 2011 under an Updated Administrative Order on Consent with the EPA. In July 2011, Wyeth Holdings Corporation finalized an Administrative Settlement Agreement and Order on Consent for Removal Action (the 2011 Administrative Settlement Agreement) with the EPA with regard to the Bound Brook facility. In May 2012, we completed construction of an interim remedy to address the discharge of impacted groundwater from that facility to the Raritan River. In September 2012, the EPA issued a final remediation plan for the Bound Brook facility’s main plant area, which is generally in accordance with one of the remedies evaluated in our revised site-wide feasibility study. In March 2013, Wyeth Holdings Corporation (now Wyeth Holdings LLC) entered into an Administrative Settlement Agreement and Order on Consent with the EPA to allow us to undertake detailed engineering design of the remedy for the main plant area and to perform a focused feasibility study for two adjacent lagoons. In September 2015, the U.S., on behalf of the EPA, lodged a complaint and consent decree with the federal District Court for the District of New Jersey that allows Wyeth Holdings LLC to complete the design and to implement the remedy for the main plant area. In December 2015, the consent decree (which supersedes the 2011 Administrative Settlement Agreement) was entered by the District Court. We have accrued for the estimated costs of the site remedy for the North Haven facility and the site remediation for the Bound Brook facility.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.
Contracts with Iraqi Ministry of Health
In October 2017, a number of United States service members, civilians, and their families brought a complaint in the Federal District Court for the District of Columbia against a number of pharmaceutical and medical devices companies, including Pfizer and certain of its subsidiaries, alleging that the defendants violated the United States Anti-Terrorism Act. The complaint alleges that the defendants provided funding for terrorist organizations through their sales practices pursuant to pharmaceutical and medical device contracts with the Iraqi Ministry of Health, and seeks monetary relief.
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

2017 Financial Report	135

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Phenytoin Sodium Capsules
In 2012, Pfizer sold the U.K. Marketing Authorisation for phenytoin sodium capsules to a third party, but retained the right to supply the finished product to that third party. In May 2013, the U.K. Competition & Markets Authority (CMA) informed us that it had launched an investigation into the supply of phenytoin sodium capsules in the U.K. market. In August 2015, the CMA issued a Statement of Objections alleging that Pfizer and Pfizer Limited, a U.K. subsidiary, engaged in conduct that violates U.K. and EU antitrust laws. In December 2016, the CMA imposed a £84.2 million fine on Pfizer and Pfizer Limited. Pfizer appealed the CMA Decision to The Competition Appeal Tribunal in February 2017.
Civil Investigative Demand relating to Pharmacy Benefit Managers
In March 2016, Pfizer received a Civil Investigative Demand from the U.S. Attorney’s Office for the Southern District of New York related to Pfizer’s contractual relationships with pharmacy benefit managers with respect to certain pharmaceutical products over the period from January 1, 2006 to the present. We have provided information to the government in response to this Civil Investigative Demand.
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
U.S. Department of Justice Investigation relating to Greenstone
As of July 2017, the U.S. Department of Justice’s Antitrust Division is investigating our Greenstone generics business. We believe this is related to an ongoing antitrust investigation of the generic pharmaceutical industry. The government has been obtaining information from Greenstone.
Intravenous Solutions
See Note 17A2. Legal Proceedings––Product Litigation––Intravenous Solutions above for information regarding government investigations related to sales of intravenous solution products.
A5. Legal Proceedings––Matters Resolved During 2017
During 2017, certain matters, including the matter discussed below, were resolved or were the subject of definitive settlement agreements or settlement agreements-in-principle.
Xtandi
In April 2014, the Regents of the University of California (the Regents) filed a complaint against the Medivation Group in California Superior Court in San Francisco. Medivation was acquired by Pfizer in September 2016 and is now a wholly-owned subsidiary of Pfizer. The Regents’ complaint sought a 10% share, under a license agreement between the Medivation Group and the Regents, of certain payments the Medivation Group receives with respect to Xtandi under the Medivation Group’s sub-licensing and collaboration agreement with Astellas. Trial was scheduled to commence in May 2017. In July 2017, the parties resolved the matter through a settlement on terms not material to Pfizer, which was recorded in the second quarter of 2017 as a measurement period adjustment related to the Medivation acquisition.
B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses and other transactions, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or that are related to events and activities prior to or following a transaction. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we may be required to reimburse the loss. These indemnifications are generally subject to various restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2017 the estimated fair value of these indemnification obligations was not significant.
Pfizer Inc. has also guaranteed the long-term debt of certain companies that it acquired and that now are subsidiaries of Pfizer.
C. Commitments

•
As of December 31, 2017, we had agreements totaling $4.5 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

•
As of December 31, 2017, we have obligations to make guaranteed fixed annual payments over a nine-year period in connection with the U.S. and EU approvals for Besponsa ($443 million) and an obligation to make guaranteed fixed annual payments over a 10-year period for Bosulif ($416 million), both associated with R&D arrangements.

•
As of December 31, 2017, in connection with the TCJA, we have an estimated $15.2 billion repatriation tax liability on accumulated post-1986 earnings of foreign subsidiaries for which we plan to elect payment over eight years through 2026 and that is reported in Other taxes payable. Our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. See Note 5A for additional information.

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

136	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

We regularly review our segments and the approach used by management to evaluate performance and allocate resources.
As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2017, 2016 and 2015.

Operating Segments

Some additional information about our business segments as of the date of the filing of this 2017 Financial Report follows:

IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars, select branded products including anti-infectives and, through February 2, 2017, HIS. EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer healthcare products (e.g., Advil and
  Centrum)

Leading brands include:
- Lipitor
- Premarin family
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra*
- Inflectra/Remsima
- Several sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, total Viagra worldwide revenues will be reported in EH from 2018 forward.

Other Costs and Business Activities

Certain pre-tax costs are not allocated to our operating segment results, such as costs associated with the following:

•
WRD, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

•
GPD, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects.

•
Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2017, Corporate also includes the costs associated with our Pfizer Medical organization (Medical), previously reported as part of Other Business Activities. Medical is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. In 2015, Medical was also responsible for regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes, which are now part of the compliance function within Corporate.

•
Other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production).

•
Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and PP&E; (ii) acquisition-related costs, where we incur costs for executing the transaction, integrating the acquired operations and restructuring the combined company; and (iii) certain significant items, representing substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that are evaluated on an individual basis by management and that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items can include, but are not limited to, non-acquisition-related restructuring costs, as well as costs incurred for legal settlements, asset impairments and disposals of assets or businesses, including, as applicable, any associated transition activities.

2017 Financial Report	137

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by both operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $172 billion as of December 31, 2017 and approximately $172 billion as of December 31, 2016.
Selected Income Statement Information
As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2017, 2016 and 2015.

The following table provides selected income statement information by reportable segment:
	Revenues			Earnings(a)			Depreciation and Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015	2017	2016	2015	2017	2016	2015
Reportable Segments:
IH	$31,422	$29,197	$26,758	$18,341	$15,854	$14,581	$534	$583	$552
EH	21,124	23,627	22,094	11,283	12,898	12,714	579	600	446
Total reportable segments	52,546	52,824	48,851	29,625	28,752	27,295	1,113	1,183	998
Other business activities(c)	—	—	—	(3,137)	(3,020)	(2,914)	90	85	76
Reconciling Items:
Corporate(d)	—	—	—	(5,522)	(5,491)	(5,607)	337	356	355
Purchase accounting adjustments(d)	—	—	—	(4,758)	(4,185)	(3,953)	4,565	3,890	3,573
Acquisition-related costs(d)	—	—	—	(456)	(785)	(894)	39	7	75
Certain significant items(e)	—	—	—	(2,647)	(5,888)	(4,321)	52	200	48
Other unallocated(d)	—	—	—	(799)	(1,032)	(642)	72	35	33
	$52,546	$52,824	$48,851	$12,305	$8,351	$8,965	$6,269	$5,757	$5,157

(a)
Income from continuing operations before provision/(benefit) for taxes on income. IH’s earnings in 2017 include dividend income of $266 million from our investment in ViiV. For additional information, see Note 4.

(b)
Certain production facilities are shared. Depreciation is allocated based on estimates of physical production. Amounts here relate solely to the depreciation and amortization associated with continuing operations.

(c)
Other business activities includes the costs managed by our WRD and GPD organizations. Effective in the first quarter of 2017, Medical, previously reported as part of Other Business Activities, was reclassified to Corporate. We have reclassified approximately $165 million and $177 million of costs from Other Business Activities to Corporate in 2016 and 2015, respectively, to conform to the current period presentation.

(d)	For a description, see the “Other Costs and Business Activities” section above.

(e)
Certain significant items are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.

For Earnings in 2017, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $348 million, (ii) charges for certain legal matters of $237 million, (iii) incremental charges to amounts previously recorded to write down the HIS net assets to fair value less costs to sell of $55 million, (iv) certain asset impairment charges of $379 million, (v) charges for business and legal entity alignment of $71 million, (vi) net losses on early retirement of debt of $999 million and (vii) other charges of $556 million. For additional information, see Note 2B, Note 3 and Note 4.
For Earnings in 2016, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.5 billion, (ii) charges for certain legal matters of $494 million, (iii) an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell of $1.7 billion, (iv) certain asset impairment charges of $1.4 billion, (v) charges for business and legal entity alignment of $261 million, (vi) net losses on early retirement of debt of $312 million and (vii) other charges of $197 million. For additional information, see Note 2B, Note 3 and Note 4.
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
The operating segment information does not purport to represent the revenues, costs and Income from continuing operations before provision/(benefit) for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

138	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Geographic Information
As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2017, 2016 and 2015.

The following table provides revenues by geographic area:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
United States	$26,026	$26,369	$21,704
Developed Europe(a)	8,508	9,306	9,714
Developed Rest of World(b)	6,612	6,729	6,298
Emerging Markets (c)	11,399	10,420	11,136
Revenues	$52,546	$52,824	$48,851

(a)
Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland. Revenues denominated in euros were $6.8 billion in 2017, $7.2 billion in 2016 and $7.4 billion in 2015.

(b)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

Revenues exceeded $500 million in each of 11 countries outside the U.S. in 2017 and 2016, respectively, and 12 countries outside the U.S. in 2015. The U.S. is the only country to contribute more than 10% of total revenue in 2017, 2016 and 2015. As a percentage of revenues, our two largest national markets outside the U.S. were Japan, which contributed 8% of total revenue in each of 2017, 2016 and 2015, and China, which contributed 7% of total revenue in 2017 and 6% of total revenue in 2016 and 2015, respectively.

The following table provides long-lived assets by geographic area:
	As of December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Property, plant and equipment, net
United States	$6,971	$6,649	$7,072
Developed Europe(a)	4,345	4,228	4,376
Developed Rest of World(b)	632	643	660
Emerging Markets(c)	1,917	1,797	1,658
Property, plant and equipment, net	$13,865	$13,318	$13,766

(a)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.

(b)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

C. Other Revenue Information

Significant Customers

We sell our biopharmaceutical products primarily to customers in the wholesale sector. In 2017, sales to our three largest U.S. wholesaler customers represented approximately 16%, 12% and 10% of total revenues, respectively, and, collectively, represented approximately 36% of total trade accounts receivable as of December 31, 2017. In 2016, sales to our three largest U.S. wholesaler customers represented approximately 16%, 12% and 10% of total revenues, respectively, and, collectively, represented approximately 29% of total trade accounts receivable as of December 31, 2016. In 2015, sales to our three largest U.S. wholesaler customers represented approximately 14%, 11% and 10% of total revenues, respectively, and, collectively, represented approximately 23% of total trade accounts receivable as of December 31, 2015. For all years presented, these sales and related trade accounts receivable were concentrated in our biopharmaceutical businesses.

2017 Financial Report	139

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues
As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2017, 2016 and 2015.

The following table provides detailed revenue information:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015

PFIZER INNOVATIVE HEALTH (IH)(a)	$31,422	$29,197	$26,758
Internal Medicine	$9,684	$8,858	$7,611
Lyrica IH(b)	4,511	4,165	3,655
Eliquis alliance revenues and direct sales	2,523	1,713	913
Chantix/Champix	997	842	671
Viagra IH(c)	823	1,181	1,297
BMP2	261	251	232
Toviaz	257	258	267
All other Internal Medicine	312	447	577
Vaccines	$6,001	$6,071	$6,454
Prevnar 13/Prevenar 13	5,601	5,718	6,245
FSME/IMMUN-TicoVac	134	114	104
All other Vaccines	266	239	104
Oncology	$6,056	$4,563	$2,955
Ibrance	3,126	2,135	723
Sutent	1,081	1,095	1,120
Xalkori	594	561	488
Xtandi alliance revenues	590	140	—
Inlyta	339	401	430
Bosulif	233	167	111
All other Oncology	93	63	83
Inflammation & Immunology (I&I)	$3,968	$3,928	$3,918
Enbrel (Outside the U.S. and Canada)	2,452	2,909	3,333
Xeljanz	1,345	927	523
Eucrisa	67	—	—
All other I&I	103	93	61
Rare Disease	$2,240	$2,369	2,425
BeneFIX	604	712	752
Refacto AF/Xyntha	551	554	533
Genotropin	532	579	617
Somavert	254	232	218
All other Rare Disease	300	292	306
Consumer Healthcare	$3,472	$3,407	$3,395
PFIZER ESSENTIAL HEALTH (EH)(d)	$21,124	$23,627	$22,094
Legacy Established Products (LEP)(e)	$10,894	$11,197	$11,745
Lipitor	1,915	1,758	1,860
Premarin family	977	1,017	1,018
Norvasc	926	962	991
Xalatan/Xalacom	335	363	399
Effexor	297	278	288
Zoloft	291	304	374
EpiPen	290	386	339
Zithromax	270	272	275
Relpax	236	323	352
Xanax	225	222	224
Sildenafil Citrate	56	—	—
All other LEP	5,077	5,313	5,625
Sterile Injectable Pharmaceuticals (SIP)(f)	$5,673	$6,014	$3,944
Medrol	483	450	402
Sulperazon	471	396	339
Fragmin	306	318	335
Tygacil	260	274	304
Precedex	243	264	76
Tazosyn/Zosyn	194	146	144
All other SIP	3,715	4,166	2,343

140	2017 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS OF DOLLARS)	2017	2016	2015
Peri-LOE Products(g)	$3,223	$4,220	$5,326
Celebrex	775	733	830
Lyrica EH(b)	553	801	1,183
Vfend	421	590	682
Viagra EH(c)	382	383	411
Pristiq	303	732	715
Zyvox	281	421	883
Revatio	252	285	260
All other Peri-LOE Products	257	276	362
Biosimilars(h)	$531	$319	$63
Inflectra/Remsima	419	192	30
All other Biosimilars	112	127	33
Pfizer CentreOne(i)	$706	$718	$612
Hospira Infusion Systems (HIS)(j)	$97	$1,158	$403
Revenues	$52,546	$52,824	$48,851

Total Lyrica(b)	$5,065	$4,966	$4,839
Total Viagra(c)	$1,204	$1,564	$1,708
Total Alliance revenues	$2,927	$1,746	$1,312

(a)
The IH business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare. Through December 31, 2016, includes Duavive/Duavee and Viviant (recorded in All other Internal Medicine in 2016), which were transferred from Innovative Health to Essential Health effective January 1, 2017 (recorded in All other LEP (EH) beginning January 1, 2017), in order to align these products with our management of the women’s health portfolio within EH.

(b)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(c)
Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH. Total Viagra revenues represent the aggregate of worldwide revenues from Viagra IH and Viagra EH. Viagra lost exclusivity in the U.S. in December 2017. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore total Viagra worldwide revenues will be reported in EH from 2018 forward.

(d)
The EH business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and HIS (through February 2, 2017), and includes all legacy Hospira commercial operations.

(e)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). Effective January 1, 2017, All other LEP includes Duavive/Duavee and Viviant, which were transferred from Innovative Health (recorded in All other Internal Medicine (IH) in 2016), in order to align these products with our management of the women’s health portfolio within EH. See note (a) above.

(f)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

(g)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; Viagra in all countries (excluding the U.S. and Canada); and worldwide revenues for Celebrex, Pristiq, Zyvox, Vfend, Revatio and Inspra. Beginning in the first quarter of 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through December 2017, will be reported in EH. Therefore total Viagra worldwide revenues will be reported in EH from 2018 forward. See note (c) above.

(h)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and Retacrit (biosimilar epoetin zeta) in certain European and Africa/Middle Eastern markets.

(i)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc.

(j)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

We performed certain reclassifications, primarily between Legacy Established Products and Sterile Injectable Pharmaceuticals, to conform to current period presentation.

2017 Financial Report	141

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First(a)	Second	Third	Fourth
2017
Revenues	$12,779	$12,896	$13,168	$13,703
Costs and expenses(b)	8,671	9,010	9,434	12,640
Restructuring charges and certain acquisition-related costs	157	70	149	110
Income from continuing operations before provision/(benefit) for taxes on income	3,951	3,815	3,585	953
Provision/(benefit) for taxes on income(c)	821	739	727	(11,335)
Income from continuing operations	3,130	3,077	2,858	12,289
Discontinued operations—net of tax	—	2	—	1
Net income before allocation to noncontrolling interests	3,130	3,078	2,858	12,290
Less: Net income attributable to noncontrolling interests	9	5	18	15
Net income attributable to Pfizer Inc.	$3,121	$3,073	$2,840	$12,274
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.52	$0.52	$0.48	$2.06
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.52	$0.52	$0.48	$2.06
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.51	$0.51	$0.47	$2.02
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.51	$0.51	$0.47	$2.02

Cash dividends paid per common share	$0.32	$0.32	$0.32	$0.32
Stock prices
High	$34.75	$34.52	$36.21	$37.35
Low	$30.90	$31.67	$32.32	$34.10

(a)
In accordance with our international reporting period, our consolidated statement of income for the first quarter of 2017 reflects approximately two months of the small molecule anti-infectives business acquired from Astra Zeneca.

(b)
The fourth quarter of 2017 historically reflects higher costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses. The fourth quarter of 2017 includes a net loss on early retirement of debt of $999 million, inclusive of the related termination of cross currency swaps.

(c)	The fourth quarter of 2017 reflects the impact of the TCJA. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

142	2017 Financial Report

Quarterly Consolidated Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second(a)	Third(b)	Fourth
2016
Revenues	$13,005	$13,147	$13,045	$13,627
Costs and expenses(c), (d)	9,303	10,421	10,910	12,115
Restructuring charges and certain acquisition-related costs(e)	141	316	531	735
Income from continuing operations before provision for taxes on income	3,561	2,410	1,604	777
Provision for taxes on income(f)	513	347	249	13
Income from continuing operations(f)	3,048	2,062	1,355	763
Discontinued operations—net of tax	—	1	—	17
Net income before allocation to noncontrolling interests(f)	3,048	2,063	1,355	780
Less: Net income attributable to noncontrolling interests	9	16	—	6
Net income attributable to Pfizer Inc.(f)	$3,038	$2,047	$1,355	$775
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.49	$0.34	$0.22	$0.12
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.49	$0.34	$0.22	$0.13
Earnings per common share—diluted(f):
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.49	$0.33	$0.22	$0.12
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.49	$0.33	$0.22	$0.13

Cash dividends paid per common share	$0.30	$0.30	$0.30	$0.30
Stock prices
High	$32.24	$35.65	$37.39	$34.00
Low	$28.25	$30.06	$33.30	$29.83

(a)	In accordance with our domestic reporting periods, our consolidated statement of income for the second quarter of 2016 reflects five days of operating results for Anacor.

(b)	In accordance with our domestic and international reporting periods, our consolidated statement of income for the third quarter of 2016 reflects three business days of legacy Medivation operations.

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

(f)
Amounts reflect the adoption of a new accounting standard in the fourth quarter of 2016, as of January 1, 2016, requiring excess tax benefits or deficiencies for share-based compensation to be recognized as a component of the Provision for taxes on income. The net tax benefit was $22 million, $28 million, $35 million, and $4 million in each of the first, second, third and fourth quarters of 2016, respectively. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Adoption of New Accounting Standards in Pfizer’s 2016 Financial Report.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

2017 Financial Report	143

Financial Summary
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2017	2016	2015	2014	2013
Revenues(b)	$52,546	$52,824	$48,851	$49,605	$51,584
Income from continuing operations(b)	21,353	7,229	6,975	9,119	11,410
Total assets(b)	171,797	171,615	167,381	167,473	170,329
Long-term obligations(b), (c)	69,714	80,660	72,985	74,265	70,395

Earnings per common share—basic
Income from continuing operations attributable to Pfizer Inc. common shareholders	$3.57	$1.18	$1.13	$1.43	$1.67
Discontinued operations—net of tax(d)	—	—	—	0.01	1.56
Net income attributable to Pfizer Inc. common shareholders(e)	$3.57	$1.18	$1.13	$1.44	$3.23
Earnings per common share—diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders	$3.52	$1.17	$1.11	$1.41	$1.65
Discontinued operations—net of tax(d)	—	—	—	0.01	1.54
Net income attributable to Pfizer Inc. common shareholders	$3.52	$1.17	$1.11	$1.42	$3.19

Cash dividends paid per common share	$1.28	$1.20	$1.12	$1.04	$0.96

(a)
2017 reflects the February 3, 2017 sale of HIS to ICU Medical and the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside of the U.S. on December 22, 2016. 2016 and 2017 reflect the acquisition of Medivation on September 28, 2016 and the acquisition of Anacor on June 24, 2016, and 2015, 2016 and 2017 reflect the acquisition of Hospira on September 3, 2015.

(b)	All amounts reflect the June 24, 2013 disposition of Zoetis and its presentation as a discontinued operation in 2013.

(c)	Defined as Long-term debt, Pension benefit obligations, net, Postretirement benefit obligations, net, Noncurrent deferred tax liabilities, Other taxes payable and Other noncurrent liabilities.

(d)	Includes the Animal Health (Zoetis) business through June 24, 2013, the date of disposal.

(e)
2017 reflects the impact of the TCJA on the Provision/(benefit) for taxes on income. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

144	2017 Financial Report

Peer Group Performance Graph
Pfizer Inc. and Subsidiary Companies

The following graph assumes a $100 investment on December 31, 2012, and reinvestment of all dividends, in each of the Company’s Common Stock, the S&P 500 Index, and a composite peer group of the major U.S. and European-based pharmaceutical companies, which are: Abbott Laboratories (for 2012 only), AbbVie Inc. (beginning in 2013), Amgen, Inc., AstraZeneca plc, Bristol-Myers Squibb Company, Eli Lilly & Co., GlaxoSmithKline plc, Johnson & Johnson, Merck and Co., Inc., Novartis AG, Roche Holding AG and Sanofi SA.

Five Year Performance

	2012	2013	2014	2015	2016	2017
PFIZER	$100.0	$126.2	$132.9	$142.3	$148.7	$172.2
PEER GROUP	$100.0	$133.0	$149.4	$151.7	$152.5	$178.6
S&P 500	$100.0	$132.4	$150.5	$152.6	$170.8	$208.0

2017 Financial Report	145