Form 10-K, Exhibit 13
period 2018-12-31
PFIZER INC
filed 2019-02-28
CIK 78003

EXHIBIT 13

Pfizer Inc. 2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

GLOSSARY OF DEFINED TERMS

Unless the context requires otherwise, references to “Pfizer,” “the Company,” “we,” “us” or “our” in this 2018 Financial Report (defined below) refer to Pfizer Inc. and its subsidiaries. We also have used several other terms in this 2018 Financial Report, most of which are explained or defined below:

2018 Financial Report	This Financial Report for the fiscal year ended December 31, 2018, which was filed as Exhibit 13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2018
2018 Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2018
ABO	Accumulated postretirement benefit obligation
ACA (Also referred to as U.S. Healthcare Legislation)	U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act
ACIP	Advisory Committee on Immunization Practices
ALK	anaplastic lymphoma kinase
Allergan	Allergan plc
Alliance revenues	Revenues from alliance agreements under which we co-promote products discovered or developed by other companies or us
Allogene	Allogene Therapeutics, Inc.
AMPA	α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid
Anacor	Anacor Pharmaceuticals, Inc.
AOCI	Accumulated Other Comprehensive Income
Astellas	Astellas Pharma Inc., Astellas US LLC and Astellas Pharma US, Inc.
ASU	Accounting Standards Update
ATM-AVI	aztreonam-avibactam
Avillion	Avillion LLP
Bain Capital	Bain Capital Private Equity and Bain Capital Life Sciences
Bamboo	Bamboo Therapeutics, Inc.
Biogen	Biogen Inc.
Biopharma	Pfizer Biopharmaceuticals Group
BMS	Bristol-Myers Squibb Company
BRCA	BReast CAncer susceptibility gene
CAR T	chimeric antigen receptor T cell
CDC	U.S. Centers for Disease Control and Prevention
Cellectis	Cellectis S.A.
Cerevel	Cerevel Therapeutics, LLC
CIAS	cognitive impairment associated with schizophrenia
Citibank	Citibank, N.A.
CML	chronic myelogenous leukemia
Developed Markets	U.S., Western Europe, Japan, Canada, South Korea, Australia, Scandinavian countries, Finland and New Zealand
EEA	European Economic Area
EGFR	epidermal growth factor receptor
EH	Essential Health
EMA	European Medicines Agency
Emerging Markets	Includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey
EPS	earnings per share
EU	European Union
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FDA	U.S. Food and Drug Administration
GAAP	Generally Accepted Accounting Principles
GIST	gastrointestinal stromal tumors
GPD	Global Product Development organization
GSK	GlaxoSmithKline plc
GS&Co.	Goldman, Sachs & Co. LLC
HER	human epidermal growth factor receptor
HER2-	human epidermal growth factor receptor 2-negative
hGH-CTP	human growth hormone
HIS	Hospira Infusion Systems
Hisun	Zhejiang Hisun Pharmaceuticals Co., Ltd.
Hisun Pfizer	Hisun Pfizer Pharmaceuticals Company Limited
Hospira	Hospira, Inc.
HR+	hormone receptor-positive
ICU Medical	ICU Medical, Inc.
IH	Innovative Health
InnoPharma	InnoPharma, Inc.
IPR&D	in-process research and development

2018 Financial Report	i

Financial Review
Pfizer Inc. and Subsidiary Companies

IRC	Internal Revenue Code
IRS	U.S. Internal Revenue Service
IV	intravenous
Janssen	Janssen Biotech, Inc.
J&J	Johnson & Johnson
King	King Pharmaceuticals LLC (formerly King Pharmaceuticals, Inc.)
LDL	low density lipoprotein
LEP	Legacy Established Products
LIBOR	London Interbank Offered Rate
Lilly	Eli Lilly and Company
LOE	loss of exclusivity
MCC	Merkel Cell Carcinoma
MCO	Managed Care Organization
Medivation	Medivation, Inc.
Merck	Merck & Co., Inc.
Meridian	Meridian Medical Technologies, Inc.
Moody’s	Moody’s Investors Service
NAV	Net asset value
NDA	new drug application
NovaQuest	NovaQuest Co-Investment Fund II, L.P. or NovaQuest Co-Investment Fund V, L.P., as applicable
NSCLC	non-small cell lung cancer
NYSE	New York Stock Exchange
OPKO	OPKO Health, Inc.
OTC	over-the-counter
PARP	poly ADP ribose polymerase
PBM	Pharmacy Benefit Manager
PBO	Projected benefit obligation
Pharmacia	Pharmacia Corporation
PPS	Portfolio Performance Shares
PP&E	Property, plant & equipment
PSAs	Performance Share Awards
PsA	psoriatic arthritis
PTSRUs	Performance Total Shareholder Return Units
PTUs	Profit Units
RA	rheumatoid arthritis
RCC	renal cell carcinoma
R&D	research and development
RPI	RPI Finance Trust
RSUs	Restricted Stock Units
Sandoz	Sandoz, Inc., a division of Novartis AG
Sangamo	Sangamo Therapeutics, Inc.
SEC	U.S. Securities and Exchange Commission
Servier	Les Laboratoires Servier SAS
SFJ	SFJ Pharmaceuticals
Shire	Shire International GmbH
SI&A	Selling, informational and administrative
S&P	Standard and Poor’s
SIP	Sterile Injectable Pharmaceuticals
StratCO	Strategy and Commercial Operations
Tax Cuts and Jobs Act or TCJA	Legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017
Teuto	Laboratório Teuto Brasileiro S.A.
Teva	Teva Pharmaceuticals USA, Inc.
TSR	Total Shareholder Return
TSRUs	Total Shareholder Return Units
U.K.	United Kingdom
U.S.	United States
ViiV	ViiV Healthcare Limited
WRD	Worldwide Research and Development

ii	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

INTRODUCTION

See the Glossary of Defined Terms at the beginning of this 2018 Financial Report for terms used throughout this Financial Review. Our Financial Review is provided to assist readers in understanding the results of operations, financial condition and cash flows of Pfizer Inc. and its subsidiaries (the Company). It should be read in conjunction with the consolidated financial statements and Notes to Consolidated Financial Statements. The discussion in this Financial Review contains forward-looking statements that involve substantial risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, such as those discussed in Part 1, Item 1A, “Risk Factors” of our 2018 Form 10-K and in the “Forward-Looking Information and Factors That May Affect Future Results”, “Our Operating Environment” and “Our Strategy” sections of this Financial Review.

The Financial Review is organized as follows:

●		Overview of Our Performance, Operating Environment, Strategy and Outlook	Beginning on page 2

This section provides information about the following: Financial Highlights; Our Business; Our 2018 Performance; Our Operating Environment; The Global Economic Environment, Our Strategy; Our Business Development Initiatives, such as acquisitions, dispositions, licensing and collaborations; and Our Financial Guidance for 2019.

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

●		Analysis of the Consolidated Statements of Income	Beginning on page 20
This section includes the following sub-sections:
	○	Revenues—Overview	Beginning on page 20
This sub-section provides a high-level summary of our revenues, including revenue deductions.
	○	Revenues by Segment and Geography	Beginning on page 22
This sub-section provides an overview of revenues by segment and geography.
	○	Revenues––Selected Product Discussion	Beginning on page 24
This sub-section provides an overview of several of our biopharmaceutical products.
	○	Product Developments––Biopharmaceutical	Beginning on page 29
This sub-section provides an overview of important biopharmaceutical product developments.
	○	Costs and Expenses	Beginning on page 33
This sub-section provides a discussion about our costs and expenses.
	○	Provision/(Benefit) for Taxes on Income	Beginning on page 36
This sub-section provides a discussion of items impacting our tax provisions.
	○	Non-GAAP Financial Measure (Adjusted Income)	Beginning on page 37
This sub-section provides a discussion of an alternative view of performance used by management.
●		Analysis of Operating Segment Information	Beginning on page 42
This section provides a discussion of the performance of each of our operating segments.
●		Analysis of the Consolidated Statements of Comprehensive Income	Beginning on page 51
This section provides a discussion of changes in certain components of other comprehensive income.
●		Analysis of the Consolidated Balance Sheets	Beginning on page 52
This section provides a discussion of changes in certain balance sheet accounts, including Accumulated other comprehensive loss.
●		Analysis of the Consolidated Statements of Cash Flows	Beginning on page 53
This section provides an analysis of our consolidated cash flows for the three years ended December 31, 2018.
●		Analysis of Financial Condition, Liquidity and Capital Resources	Beginning on page 55

This section provides an analysis of selected measures of our liquidity and of our capital resources as of December 31, 2018 and December 31, 2017, as well as a discussion of our outstanding debt and other commitments that existed as of December 31, 2018 and December 31, 2017. Included in the discussion of outstanding debt is a discussion of the amount of financial capacity available to help fund Pfizer’s future activities.

●		New Accounting Standards	Beginning on page 59
This section discusses accounting standards that we have recently adopted, as well as those that recently have been issued, but not yet adopted.
●		Forward-Looking Information and Factors That May Effect Future Results	Beginning on page 61

This section provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this Financial Review. Also included in this section are discussions of Financial Risk Management and Contingencies, including legal and tax matters.

Certain amounts in our Financial Review may not add due to rounding. All percentages have been calculated using unrounded amounts.

2018 Financial Report	1

Financial Review
Pfizer Inc. and Subsidiary Companies

OVERVIEW OF OUR PERFORMANCE, OPERATING ENVIRONMENT, STRATEGY AND OUTLOOK

Financial Highlights

The following charts provide a summary of certain financial performance (in billions, except per share data):

2018 Total Revenues––$53.6 billion	2018 Net Cash Flow from Operations––$15.8 billion
An increase of 2% compared to 2017	A decrease of 6% compared to 2017

2018 Reported Diluted EPS––$1.87	2018 Adjusted Diluted EPS (Non-GAAP)––$3.00*
A decrease of 47% compared to 2017	An increase of 13% compared to 2017

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
From the second quarter of our 2016 fiscal year until the end of 2018, we managed our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). For additional information about this operating structure, see Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information. At the beginning of our 2019 fiscal year, we began to manage our commercial operations through a new global commercial structure consisting of three businesses. See the “Our Strategy––Organizing for Growth” and “––Commercial Operations” sections of this Financial Review below for additional information.
On January 1, 2019, Dr. Albert Bourla succeeded Ian Read as Chief Executive Officer of the company and Ian Read transitioned from his role as Chairman and Chief Executive Officer to Executive Chairman of Pfizer’s Board of Directors.
The majority of our revenues come from the manufacture and sale of biopharmaceutical products. The biopharmaceutical industry is highly competitive and highly regulated. As a result, we face a number of industry-specific factors and challenges, which can significantly impact our results. These factors include, among others: the loss or expiration of intellectual property rights and the expiration of co-promotion and licensing rights, the ability to replenish innovative biopharmaceutical products, healthcare legislation, pipeline productivity, the regulatory environment, pricing and access pressures and competition. We also face challenges as a result of the global economic environment. For additional information about these factors and challenges, see the “Our Operating Environment” and “The Global Economic Environment” sections of this Financial Review and Part I, Item 1A, “Risk Factors” of our 2018 Form 10-K.

2	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The financial information included in our consolidated financial statements for our subsidiaries operating outside the U.S. is as of and for the year ended November 30 for each year presented. Pfizer's fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented.

References to developed and emerging markets in this Financial Review include:
Developed markets	U.S., Western Europe, Japan, Canada, South Korea, Australia, Scandinavian countries, Finland and New Zealand

Emerging markets (include, but are not limited to)	Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey
References to operational variances in this Financial Review pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year average foreign exchange rates. Although exchange rate changes are part of our business, they are not within our control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, we believe presenting operational variances provides useful information to evaluate the results of our business.

On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the U.S. Federal corporate tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. For information on the TCJA, see Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

Our significant recent business development activities include:

•
On December 19, 2018, we announced that we entered into a definitive agreement with GSK under which we and GSK have agreed to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture that will operate globally under the GSK Consumer Healthcare name. The joint venture is expected to be a category leader in pain relief, respiratory, vitamin and mineral supplements, digestive health, skin health and therapeutic oral health and will be the largest global OTC consumer healthcare business. In exchange for contributing our Consumer Healthcare business, we will receive a 32% equity stake in the company and GSK will own the remaining 68%. The transaction is expected to close in the second half of 2019, subject to customary closing conditions including GSK shareholder approval and required regulatory approvals. For additional information, see Notes to Consolidated Financial Statements––Note 2C. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Assets and Liabilities Held for Sale and the “Our Strategy” section of this Financial Review below.

•
On February 3, 2017, we completed the sale of Pfizer’s global infusion systems net assets, HIS, to ICU Medical for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock and seller financing. At closing, we received 3.2 million newly issued shares of ICU Medical common stock, which we initially valued at approximately $428 million (all of which we sold during 2018), a promissory note in the amount of $75 million and net cash of approximately $200 million before customary adjustments for net working capital. In addition, we are entitled to receive a contingent amount of up to an additional $225 million in cash based on ICU Medical’s achievement of certain cumulative performance targets for the combined company through December 31, 2019. The operating results of HIS are included in our consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the year ended December 31, 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for the year ended December 31, 2016 reflect 12 months of HIS global operations. Our financial results, and EH’s operating results, for 2018 do not reflect any contribution from HIS global operations.

•
On December 22, 2016, which fell in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S. for $1,040 million, composed of cash and contingent consideration. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of this business, and, in accordance with our international reporting period, our financial results, EH’s operating results, and cash flows for the year ended December 31, 2017 reflect approximately 11 months of the small molecule anti-infectives business acquired from AstraZeneca.

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

2018 Financial Report	3

Financial Review
Pfizer Inc. and Subsidiary Companies

$150 million (pre-tax) for reimbursement of Allergan’s expenses associated with the terminated transaction (see the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions––Net). Pfizer and Allergan also released each other from any and all claims in connection with the merger agreement.
For additional information, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment and the “Our Strategy” and “Our Business Development Initiatives” sections of this Financial Review below.

Impact of Hurricanes in Puerto Rico

We have manufacturing and commercial operations in Puerto Rico, which were impacted by the hurricanes toward the end of the third quarter in 2017. While our three manufacturing sites in Puerto Rico sustained some damage and became inoperable due to issues impacting Puerto Rico overall, all three sites have resumed operations and remediation activities were completed in 2018. Our commercial sales offices in Puerto Rico have been operational since October 2017.

Product Manufacturing

We periodically encounter difficulties or delays in manufacturing, including due to suspension of manufacturing or voluntary recall of a product, or legal or regulatory actions such as warning letters. For example, Hospira’s manufacturing facility in McPherson, Kansas is currently under the FDA inspection status of Official Action Indicated (OAI). As a result of this status, the FDA may refuse to grant premarket approval of applications and/or the FDA may refuse to grant export certificates related to products manufactured at our McPherson site until the site status is upgraded, which will require a successful re-inspection by the FDA. Future FDA inspections and regulatory activities will further assess the adequacy and sustainability of corrections implemented at the site. Communication with the FDA on the status of the McPherson site is ongoing. For additional information regarding the FDA inspection of the McPherson site, see Part I, Item 1A, “Risk Factors––Product Manufacturing, Sales and Marketing Risks” of our 2018 Form 10-K.

The product shortages we have been experiencing within our portfolio are primarily for products from the legacy Hospira portfolio and are largely driven by capacity constraints, technical issues and supplier quality concerns. We continue to remediate issues at legacy Hospira facilities manufacturing sterile injectables. Any continuing product shortage interruption at these manufacturing facilities could negatively impact our financial results, specifically in our SIP portfolio. We continue to make progress on our comprehensive remediation plan to upgrade and modernize these facilities, and we expect our supply issues to be substantially improved by the end of 2019.
Our 2018 Performance

Revenues––2018

Revenues in 2018 increased by $1.1 billion, or 2%, compared to 2017, which reflects operational growth of $791 million, or 2%, and the favorable impact of foreign exchange of $310 million, or less than 1%.
The following graph illustrates the components of the increase in revenues in 2018:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.

4	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following provides an analysis of the changes in revenues in 2018:

(MILLIONS OF DOLLARS)

2017 Revenues	$52,546

Operational growth/(decline):
Continued growth from key brands(a) and from recently launched products(b), as well as growth from Biosimilars(c) and our Consumer Healthcare business, and the impact from CentreOne	3,377
Declines from total Viagra(d) (primarily in the U.S.), the Peri-LOE Products portfolio (excluding Viagra EH(d), which was impacted by the shift in the reporting of U.S. and Canada Viagra revenues to EH), the SIP portfolio (primarily in developed markets), the LEP portfolio (primarily in developed markets), Enbrel (driven by declines in most developed Europe markets) and the hemophilia portfolio (primarily in developed Europe)	(2,520)
Disposition-related impact of the February 2017 sale of HIS(e)	(97)
Other operational factors, net	31
Operational growth, net	791

Operational revenues	53,337
Favorable impact of foreign exchange	310
2018 Revenues	$53,647

(a)	Key brands represent Ibrance, Eliquis, Xeljanz, Prevnar 13/Prevenar 13, Xtandi, Lyrica-IH and Chantix/Champix.

(b)	Growth from recently launched products include Eucrisa in the U.S., as well as Besponsa and Bavencio, primarily in the U.S. and developed Europe.

(c)	Growth in Biosimilars, primarily from Inflectra in certain channels in the U.S., as well as in developed Europe.

(d)
Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, were reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra revenues were reported in EH. Total Viagra revenues in 2017 represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
Impact on financial results for the sale of HIS in February 2017. The 2018 financial results do not reflect any contribution from HIS global operations, compared to approximately one month of HIS domestic operations and approximately two months of HIS international operations in 2017.

See the “Analysis of the Consolidated Statements of Income––Revenues––Overview” section below for more information, including a discussion of key drivers of our revenue performance.
Income from Continuing Operations Before Provision/(Benefit) for Taxes on Income––2018
The following provides an analysis of the decrease in Income from continuing operations before provision/benefit) for taxes on income for 2018:

(MILLIONS OF DOLLARS)

Income from continuing operations before provision/(benefit) for taxes on income for the year ended December 31, 2017	$12,305

Favorable change in revenues	1,101

Favorable/(Unfavorable) changes:
Higher certain asset impairments(a)	(2,720)
Higher Restructuring charges and certain acquisition-related costs(b)	(693)
Higher Research and development expenses(c)	(322)
Impact of net realized (gains)/losses on sales of investments in debt securities(a)	(186)
Lower net losses on early retirement of debt(a)	996
Impact of net periodic benefit costs/(credits) other than service costs(a)	389
Higher net gains recognized during the period on investments in equity securities(a)	362
Lower Selling, information and administrative expenses(d)	350
Higher income from collaborations, out-licensing arrangements and sales of compound/product rights(a)	271
All other items, net	33
Income from continuing operations before provision/(benefit) for taxes on income for the year ended December 31, 2018	$11,885

(a)	See the Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net.

(b)
See the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

(c)	See the “Costs and Expenses––Research and Development (R&D) Expenses” section of this Financial Review.

(d)	See the “Costs and Expenses––Selling, Informational and Administrative (SI&A) Expenses” section of this Financial Review.
For information on our tax provision and effective tax rate see the “Provision/(Benefit) for Taxes on Income” section of this Financial Review and Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2018 Financial Report	5

Financial Review
Pfizer Inc. and Subsidiary Companies

Our Operating Environment

Industry-Specific Challenges

Intellectual Property Rights and Collaboration/Licensing Rights

The loss, expiration or invalidation of intellectual property rights, patent litigation settlements with generic manufacturers and the expiration of co-promotion and licensing rights can have a significant adverse effect on our revenues. Many of our branded products have multiple patents that expire at varying dates, thereby strengthening our overall patent protection. However, once patent protection has expired or has been lost prior to the expiration date as a result of a legal challenge, we lose exclusivity on these products, and generic pharmaceutical manufacturers generally produce similar products and sell them for a lower price. The date at which generic competition commences may be different from the date that the patent or regulatory exclusivity expires. However, when generic competition does commence, the resulting price competition can substantially decrease our revenues for the impacted products, often in a very short period of time. Also, if one of our patents is found to be invalid by judicial, court or administrative proceedings, such as inter partes review, post-grant review, re-examination or opposition proceedings, before the U.S. Patent and Trademark Office, the European Patent Office, or other foreign counterparts, generic or competitive products could be introduced into the market resulting in the erosion of sales of our existing products. For example, several of the patents in our pneumococcal vaccine portfolio were challenged in inter partes review and post-grant review proceedings in the U.S. In June 2018, the Patent Trial and Appeal Board ruled on one patent, holding that one claim was valid and that all other claims were invalid. The party challenging that patent has appealed the decision. Challenges to other patents remain pending before the U.S. Patent and Trademark Office. The invalidation of these patents could potentially allow a competitor pneumococcal vaccine into the marketplace.

A number of our current products have experienced patent-based expirations or loss of regulatory exclusivity in certain markets in the last few years. For example, as a result of a patent litigation settlement, Teva launched a generic version of Viagra in the U.S. in December 2017. In addition, the basic product patent for Lyrica in the U.S. will expire in June 2019, which includes the FDA’s grant of pediatric exclusivity that extended the period of market exclusivity in the U.S. for Lyrica for an additional six months from December 2018.
For additional information, see the “Recent Losses and Expected Losses of Product Exclusivity” section below.

Our biologic products, including BeneFIX, ReFacto, Xyntha, Bavencio, Prevnar 13/Prevenar 13 and Enbrel (we market Enbrel outside the U.S. and Canada), may face in the future, or already face, competition from biosimilars (also referred to as follow-on biologics). If competitors are able to obtain marketing approval for biosimilars referencing our biologic products, our biologic products may become subject to competition from these biosimilars, with attendant competitive pressure, and price reductions could follow. For example, Enbrel faces ongoing biosimilar competition in most developed Europe markets. The expiration or successful challenge of applicable patent rights could trigger this competition, assuming any relevant regulatory exclusivity period has expired.

We have lost exclusivity for a number of our products in certain markets and we have lost collaboration rights with respect to a number of our alliance products in certain markets, and we expect certain products to face significantly increased generic competition over the next few years.

Specifically:

Recent Losses and Expected Losses of Product Exclusivity
The following table provides information about certain of our products recently experiencing, or expected to experience in 2019, patent expirations or loss of regulatory exclusivity in the U.S., Europe or Japan, showing, by product, the key dates or expected key dates, the markets impacted and the revenues associated with those products in those markets:

(MILLIONS OF DOLLARS)			Product Revenues in Markets Impacted
Products	Key Dates(a)	Markets Impacted	Year Ended December 31,
			2018	2017	2016
Viagra(b)	June 2013 May 2014 December 2017	Major European markets Japan U.S.	$274	$850	$1,217
Lyrica(c)	July 2014 June 2019	Major European markets U.S.	3,852	3,901	3,831
Zyvox(d)	August 2014 First half of 2015 January 2016	Japan U.S. Major European markets	62	103	235
Relpax	December 2015 December 2016	Major European markets U.S.	90	176	263
Vfend	July 2016 January 2016	Major European markets Japan	106	150	299
Tygacil	April 2016	U.S.	25	45	80
Pristiq(e)	March 2017	U.S.	71	133	578

(a)	Unless stated otherwise, “Key Dates” indicate patent-based expiration dates.

(b)	As a result of a patent litigation settlement, Teva launched a generic version of Viagra in the U.S. in December 2017.

(c)
In November 2018, the FDA granted pediatric exclusivity for Lyrica in the U.S. for an additional six months to June 2019; pediatric exclusivity applies to both the basic product patent for Lyrica and a method of treatment patent, both of which expired in the U.S. in December 2018.

(d)
Pursuant to terms of a settlement agreement, certain formulations of Zyvox became subject to generic competition in the U.S. in January 2015. Other formulations of Zyvox became subject to generic competition in the U.S. in the first half of 2015.

(e)	As a result of a patent litigation settlement with several generic manufacturers, generic versions of Pristiq launched in the U.S. in March 2017.

6	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

For additional information, including the patent rights we consider most significant in relation to our business as a whole, together with the year in which the basic product patent expires, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business” of our 2018 Form 10-K.
Our financial results in 2018 reflect the impact of the loss of exclusivity of various products discussed above.
We will continue to aggressively defend our patent rights whenever we deem appropriate. For a discussion of certain recent developments with respect to patent litigation, see Notes to Consolidated Financial Statements––Note 17A1. Contingencies and Certain Commitments: Legal Proceedings––Patent Litigation.

Regulatory Environment/Pricing and Access––U.S. Healthcare Legislation

In March 2010, the ACA was enacted in the U.S. For additional information, see the “Government Regulation and Price Constraints” section in Part I, Item 1, “Business”, of our 2018 Form 10-K.

We recorded the following amounts as a result of the U.S. Healthcare Legislation:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Reduction to Revenues, related to the Medicare “coverage gap” discount provision	$674	$450	$410
Selling, informational and administrative expenses, related to the fee payable to the federal government (which is not deductible for U.S. income tax purposes), based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs. 2018 also reflected a favorable true-up associated with the updated 2017 invoice received from the federal government, which reflected a lower expense than what was previously estimated for invoiced periods.	184	307	312

Regulatory Environment/Pricing and Access––Government and Other Payer Group Pressures

The pricing of medicines by pharmaceutical manufacturers and the cost of healthcare, which includes medicines, medical services and hospital services, continues to be important to payers, governments, patients, and other stakeholders. We believe that medicines are amongst the most powerful tool for patients in curing, treating and preventing illness and disability, and that all patients should have appropriate access to the medicines their doctors prescribe. We may consider a number of factors when determining a medicine’s price, including, for example, its impact on patients and their disease, other available treatments, the medicine’s potential to reduce other healthcare costs (such as hospital stays), and affordability. Within the U.S., in particular, we may also engage with patients, doctors and healthcare plans regarding their views. We also negotiate with insurers, including PBMs and MCOs, often providing significant discounts to them from the initial price. The price that patients pay in the U.S. for the medicines their physicians prescribe is ultimately set by healthcare providers and insurers. On average, in the U.S., insurers cover a much lower share of prescription drug costs than medical services, which results in a greater proportion of out-of-pocket costs being passed on to patients for medicines, thereby making them less accessible and affordable. We will continue to work with insurance providers, governments and others to improve access to today’s innovative treatments.

Governments, MCOs and other payer groups continue to seek increasing discounts on our products through a variety of means, such as leveraging their purchasing power, implementing price controls, and demanding price cuts (directly or by rebate actions). In Europe, Japan, China, Canada, South Korea and some other international markets, governments provide healthcare at low-to-zero direct cost to consumers at the point of care and have significant power as large single payers to regulate pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored healthcare system, particularly under recent global economic pressures. In the U.S., government action to reduce federal spending on entitlement programs including Medicare and Medicaid may affect payment for our products or services provided using our products. Any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented could have an adverse impact on our results of operations. Significant Medicare reductions could also result if, for example, Congress proceeds with certain proposals to convert the Medicare fee-for-service program into a premium support program, or Congress chooses to implement the recommendations made annually by the Medicare Payment Advisory Commission, which are primarily intended to extend the fiscal solvency of the Medicare program.

Consolidation among MCOs has increased the negotiating power of MCOs and other third-party payers. Private third-party payers, as well as governments, increasingly employ formularies to control costs by taking into account discounts in connection with decisions about formulary inclusion or favorable formulary placement. Failure to obtain or maintain timely or adequate pricing or favorable formulary placement for our products, or failure to obtain such formulary placement at favorable pricing, could adversely impact revenue.

Efforts by government officials or legislators to implement measures to regulate prices or payment for pharmaceutical products, including legislation on drug importation, could adversely affect our business if implemented. Recently, there has been considerable public and government scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals. At the federal level, for example, in May 2018, President Trump released his Blueprint to Lower Drug Prices and Reduce Out-of-Pocket Costs (Blueprint). Pfizer communicated a formal response to the request for information that accompanied the Blueprint, and is participating in the subsequent rule-making process to advance the proposals that are most likely to bring meaningful out-of-pocket cost relief to patients. Certain proposals in the Blueprint, and related drug pricing measures proposed since the Blueprint, could cause significant operational and reimbursement changes for the pharmaceutical industry. As another example, in October 2018, the Centers for Medicare and Medicaid Services solicited public comments on potential changes to payment for certain Medicare Part B drugs, including reducing the Medicare payment amount for selected Medicare Part B drugs to more closely align with international drug prices. In addition, in January 2019, the White House Office of Management and Budget released the long awaited proposed rule submitted by the Office of Inspector General of the Department of Health and Human Services to remove safe harbor protections for drug rebates paid to insurance plans and PBMs for Medicare Part D and Managed Medicaid

2018 Financial Report	7

Financial Review
Pfizer Inc. and Subsidiary Companies

and to create new safe harbors. Among other changes, the proposed rule would explicitly exclude the reductions in price offered by drug manufacturers to PBMs in Medicare Part D and Managed Medicaid plans from protection under the “discount” safe harbor. It would also create a new safe harbor designed specifically for price reductions in pharmaceutical products, but only those that are fully reflected in the price to the patient at the pharmacy counter. Additionally, a new safe harbor was proposed to protect administrative fees paid to PBMs, which must be at fair market value, a fixed fee and not based upon a percentage of volume or list price. Manufacturers could continue to negotiate price reductions with PBMs and Medicare Part D and Managed Medicaid plans if their reductions meet that criterion. The proposed rule represents a large step toward significantly altering the current rebate model in place with MCOs. We are in the process of evaluating the implications of the proposed rule on our operations and processes, as well as the infrastructure that will be required in order to implement the rule once it is finalized. There have also been state legislative efforts to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices. Certain state legislation has been subject to legal challenges. Adoption of new legislation regulating drug pricing at the federal or state level could further affect demand for, or pricing of, our products.

We believe medicines are the most efficient and effective use of healthcare dollars based on the value they deliver to the overall healthcare system. We will continue to work with lawmakers and advocate for solutions that effectively improve patient health outcomes, lower costs to the healthcare system, and ensure access to medicines within an efficient and affordable healthcare system.

There have been significant efforts at the federal and state levels to reform the healthcare system by enhancing access to healthcare, improving the delivery of healthcare and further rationalizing payment for healthcare. For example, we face uncertainties due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the ACA. For example, tax reform legislation enacted at the end of 2017 eliminates the tax penalty for individuals who do not maintain sufficient health insurance coverage beginning in 2019 (the so-called “individual mandate”). We anticipate continued Congressional interest in modifying provisions of the ACA, particularly given the recent ruling in Texas v. Azar to invalidate the law as unconstitutional. At this time, the law remains in effect pending appeals of the decision. Given the outcomes of the 2018 U.S. midterm elections with Democrats taking over the U.S. House of Representatives and Republicans growing their majority in the U.S. Senate, we believe it is unlikely Congress will find bipartisan consensus to advance any significant changes to the ACA until the legal process unfolds. The revenues generated for Pfizer by the health insurance exchanges and Medicaid expansion under the ACA are not material, so the impact of the change in law and similar recent administration actions is expected to be limited. Any future replacement, modification or repeal of the ACA may adversely affect our business and financial results, particularly if the legislation reduces incentives for employer-sponsored insurance coverage. As another example, the Bipartisan Budget Act of 2018, which increased the discount we pay in the Medicare Part D “coverage gap” from 50% to 70%, will modestly increase our future Medicare Part D rebates. Any future healthcare reform efforts may adversely affect our business and financial results.

Pfizer continues to monitor the ongoing dialogue around drug pricing and will take necessary action accordingly. After deferring previously announced price increases in July 2018, Pfizer increased the list price of certain products (comprising about 10% of its entire drug portfolio) effective January 15, 2019.

The potential for additional pricing and access pressures in the commercial sector continues to be significant. Some employers, seeking to avoid the tax on high-cost health insurance in the ACA to be imposed in 2022, are already scaling back healthcare benefits and an increasing number are implementing high deductible benefit designs. This is a trend that is likely to continue. Private third-party payers, such as health plans, increasingly challenge pharmaceutical product pricing, which could result in lower prices, lower reimbursement rates and a reduction in demand for our products. Pricing pressures for our products may occur as a result of highly competitive insurance markets. Healthcare provider purchasers, directly or through group purchasing organizations, are seeking enhanced discounts or implementing more rigorous bidding or purchasing review processes.

Overall, there is increasing pressure on U.S. providers to deliver healthcare at a lower cost and to ensure that those expenditures deliver demonstrated value in terms of health outcomes. Longer term, we are seeing a shift in focus away from fee-for-service payments towards outcomes-based payments and risk-sharing arrangements that reward providers for cost reductions and improved patient outcomes. These new payment models can, at times, lead to lower prices for, and restricted access to, new medicines. At the same time, these models can also promote utilization of drugs by encouraging physicians to screen and diagnose and consider drugs as a means of forestalling more costly medical interventions.

Outside the U.S., governments, including the different EU Member States, Japan, China, Canada and South Korea, may use a variety of cost-containment measures for our pharmaceutical products, including price cuts, mandatory rebates, health technology assessments, forced localization as a condition of market access and international reference pricing (i.e., the practice of a country linking its regulated medicine prices to those of other countries). This international patchwork of price regulation and differing economic conditions and incomplete value assessments across countries has led to varying health outcomes and some third-party trade in our products between countries.

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

In addition, several important multilateral organizations, such as the United Nations (UN), including the World Health Organization (WHO), and the Organization for Economic Cooperation and Development (OECD), are increasing scrutiny of international pharmaceutical pricing through issuing reports and policy recommendations (e.g., 2016 UN High Level Panel Report on Access to Medicines). Late in 2018, two new reports critical of the pharmaceutical industry’s pricing practices were published: OECD’s Pharmaceutical Innovation and Access to Medicines and WHO’s Pricing of Cancer Medicines and its Impacts. These reports and upcoming public forums focused on their recommendations will continue to exert additional pricing pressures.

8	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

During the development of a product, we conduct clinical trials to provide data on the drug’s safety and efficacy to support the evaluation of its overall benefit-risk profile for a particular patient population. In addition, after a product has been approved and launched, we continue to monitor its safety as long as it is available to patients, and postmarketing trials may be conducted, including trials requested by regulators and trials that we do voluntarily to gain additional medical knowledge. For the entire life of the product, we collect safety data and report safety information to the FDA and other regulatory authorities. The FDA and regulatory authorities in other jurisdictions may evaluate potential safety concerns related to a product or a class of products and take regulatory actions in response, such as updating a product’s labeling, restricting the use of a product, communicating new safety information to the public, or, in rare cases, removing a product from the market.

Competition

Many of our prescription pharmaceutical products face competition in the form of branded or generic drugs or biosimilars that treat similar diseases or indications. For additional information, see the “Competition” section in Part I, Item 1, “Business” of our 2018 Form 10-K.
The Global Economic Environment

In addition to the industry-specific factors discussed above, we, like other businesses of our size, are exposed to the economic cycle, which impacts our biopharmaceutical operations globally.

•
Governments, corporations, and insurance companies, which provide insurance benefits to patients, have implemented increases in cost-sharing and restrictions on access to medicines, potentially causing patients to switch to generic or biosimilar products, delay treatments, skip doses or use less effective treatments. Government financing pressures can lead to negative pricing pressure in various markets where governments take an active role in setting prices, access criteria (e.g., through public or private health technology assessments), or other means of cost control. Examples include the different EU Member States, Japan, China, Canada, South Korea and a number of other international markets. The U.S. continues to maintain competitive insurance markets, but has also seen significant increases in patient cost-sharing and growing government influence as government programs continue to grow as a source of coverage.

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

The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations, including Venezuela and Argentina, can impact our results and financial guidance. For further information about our exposure to foreign currency risk, see the “Analysis of Financial Condition, Liquidity and Capital Resources” and the “Our Financial Guidance for 2019” sections of this Financial Review.

•
In June 2016, the U.K. electorate voted in a referendum to leave the EU, which is commonly referred to as “Brexit”. In March 2017, the U.K. government formally notified the European Council of its intention to leave the EU after it triggered Article 50 of the Lisbon Treaty to begin the two-year negotiation process establishing the terms of the exit and outlining the future relationship between the U.K. and the EU. Formal negotiations officially started in June 2017. This process continues to be highly complex and the end result of these negotiations may pose certain implications to our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products. The EMA will be relocating from London, U.K. to Amsterdam, Netherlands by the scheduled date of Brexit at the end of March 2019. At present, it is still unclear whether and to what extent the U.K. will remain within or aligned to the EU system of medicines regulation, and/or what separate requirements will be imposed in the U.K. after it leaves the EU. However, both the U.K. and the EU have issued detailed guidance for the industry on how medicines, medical devices and clinical trials will be separately regulated in their respective territories in the event of a ‘hard Brexit’, meaning an outcome where no negotiated settlement is reached.

2018 Financial Report	9

Financial Review
Pfizer Inc. and Subsidiary Companies

We generated approximately 2% of our worldwide revenues from the U.K. in 2018 including the foreign currency exchange impact from the weakening U.K. pound relative to the U.S. dollar to date. We recognize that there are still significant uncertainties surrounding the ultimate resolution of Brexit negotiations, and we will continue to monitor any changes that may arise and assess their potential impact on our business.
Pfizer’s preparations are well advanced to make the changes necessary to meet EU legal requirements after the U.K. is no longer a member state, especially in the regulatory, research, manufacturing and supply chain areas. The aim is to ensure the continuity of supply to patients in Europe (EU and the U.K.) and other global markets impacted by these changes. The one-time costs of making these adaptations are currently estimated at approximately $100 million and are expected to be incurred between 2018 and 2021.

•
On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the U.S. Federal corporate tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. For additional information, see the “Provision/(Benefit) for Taxes on Income” and “Analysis of Financial Condition, Liquidity and Capital Resources” sections of this Financial Review and Notes to Consolidated Financial Statements––Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

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

These and other industry-wide factors that may affect our businesses should be considered along with information presented in the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and in Part I, Item 1A, “Risk Factors” of our 2018 Form 10-K.
Our Strategy

We believe that our medicines provide significant value for both healthcare providers and patients, not only from the improved treatment of diseases but also from a reduction in other healthcare costs, such as emergency room or hospitalization costs, as well as improvements in health, wellness and productivity. We continue to actively engage in dialogues about the value of our medicines and how we can best work with patients, physicians and payers to prevent and treat disease and improve outcomes. We continue to work within the current legal and pricing structures, as well as continue to review our pricing arrangements and contracting methods with payers, to maximize patient access and minimize any adverse impact on our revenues. We remain firmly committed to fulfilling our company’s purpose: Breakthroughs that change patients’ lives. By doing so, we expect to create value for the patients we serve and for our shareholders.
Organizing for Growth
Today Pfizer has what we believe is the best pipeline in our history and several new industry-leading medicines that position us well for future growth. Following the impact of the expected patent expiration of Lyrica in the U.S. in mid-2019, we expect to enter a period of significantly reduced revenue impact from patent expiries. This confluence of events has given us an opportunity to look at and refine how we organize our business to best achieve sustainable growth and to deliver our medicines and vaccines to the maximum number of people who need them.
At the beginning of our fiscal year 2019, we began to manage our commercial operations through a new global structure consisting of three businesses, each of which is led by a single manager—Pfizer Biopharmaceuticals Group (Biopharma), Upjohn and Pfizer’s Consumer Healthcare business. We designed this new global structure to take advantage of new growth opportunities driven by the evolving and unique dynamics of relevant markets.
Some additional information about each business follows:

•
Biopharma—a science-based innovative medicines business that includes our Innovative Health business units (except our Consumer Healthcare business), as well as a new Hospital business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. We also incorporated our biosimilar portfolio into our Oncology and Inflammation & Immunology therapeutic areas.

•
Upjohn—an off-patent branded and generic established medicines business, headquartered in China that includes 20 of our off-patent solid oral dose legacy brands including Lyrica, Lipitor, Norvasc, Viagra and Celebrex, as well as certain generic medicines.

•
Pfizer’s Consumer Healthcare business—an over-the-counter medicines business, which we announced on December 19, 2018 will be contributed to, and combined with, GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we will own 32%. See Notes to Consolidated Financial Statements––Note 2C. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Assets and Liabilities Held for Sale.

We also reorganized our R&D operations as part of our Organizing for Growth reorganization:

•
WRD is renamed Worldwide Research, Development and Medical (WRDM) as we have created a new Worldwide Medical & Safety organization in WRD that incorporates the former Chief Medical Office as well as the Worldwide Safety function;

•
The R&D organization within the EH business has been integrated into the WRDM, GPD and Upjohn organizations, including moving biosimilars into WRDM and GPD and realigning them with the relevant therapeutic areas (e.g., Oncology and Inflammation & Immunology);

•	The Regulatory function has been moved from the WRDM organization into the GPD organization; and

•	Late-stage portfolio spend has been moved from IH to GPD and from EH to GPD and Upjohn.

10	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

We re-aligned our commercial operations in 2019 for a number of reasons, including:

•
Bringing biosimilars into their therapeutic categories gives us the potential to leverage our R&D, regulatory and commercial infrastructure within the Biopharma business to more efficiently bring those assets to market;

•	Making a business unit that is solely focused on medicines that are used in hospitals can potentially bring greater focus and attention to serving those customers and developing those relationships;

•
Giving the Upjohn business more autonomy and a focus on maximizing the value of its products, particularly in emerging markets, gives it the opportunity to operate as a standalone business within Pfizer with the potential for sustainable modest growth; and

•
We believe this new structure better positions each business to achieve its growth potential as we transition to a period post-2020 where we expect higher and more sustained revenue growth due to declining LOEs and the potential of our late-stage pipeline.

Biopharma seeks to leverage a strong pipeline, organize around operational growth drivers, and capitalize on trends creating long-term growth opportunities, including:

•	An aging global population that is generating increased demand for innovative medicines that address patients’ unmet needs;

•	Advances in both biological science and digital technology that are enhancing the delivery of breakthrough new medicines; and

•	The increasingly significant role of hospitals in healthcare systems.
Urbanization and the rise of the middle class in emerging markets, particularly in Asia, provide growth opportunities for the Upjohn business. Our ability to work collaboratively within local markets and to be fast, focused and flexible is intended to position this business to seize these opportunities. Upjohn will have distinct and dedicated manufacturing, marketing, regulatory and, subject to limited exceptions, enabling functions that report directly into the business providing autonomy and positioning Upjohn to operate as a true stand-alone division. We created this new structure to, among other things, position Upjohn to optimize its distinct growth potential and provide us with the flexibility to access further opportunities to enhance value, which we continue to consider.
Results for 2018 and prior periods in our 2018 Form 10-K and in this 2018 Financial Report are reported on the basis under which we managed our business in 2018 and do not reflect the 2019 reorganization. Beginning with our first-quarter 2019 financial results, our financial reporting will reflect the new organizational structure. We are evaluating the impact to our operating segments and other costs and activities based on how the businesses are managed in 2019.
As we prepare for expected growth, we are focused on creating a simpler, more efficient organization by streamlining structures, process and governance within each business and the functions that support them. As our innovative pipeline matures with the anticipated progression of current trials and the initiation of new pivotal trials, we will need to increase our R&D investments. In addition, as our pipeline potentially delivers new commercialization opportunities, we will need to increase our investments in new-market-creation activities. We are also initiating an enterprise-wide digital effort to help speed up drug development, enhance patient and physician experiences and access and leverage technology and robotics to simplify and automate our processes.
In the fourth quarter of 2018, we took steps to simplify the organization, increase spans of control and reduce organizational layers, which impacted some managerial roles and responsibilities. The impacts of these voluntary and involuntary plans were recorded as a special termination benefit, as well as severance in the fourth quarter of 2018, and were reflected as Certain Significant Items and excluded from our non-GAAP measure of Adjusted Income. We also offered enhancements to certain employee benefits for a short period of time. The expenses related to these enhancements for certain employee benefits did not have a material impact on our 2018 results of operations and any expected future impact of these enhancements are reflected in the totality of our annual guidance for 2019. To partially offset the incremental cost increases of increased R&D investments and marketing activities in future periods, we expect to generate cost reduction opportunities, particularly in indirect SI&A.

Commercial Operations

From the second quarter of our 2016 fiscal year until the end of 2018, we managed our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The IH and EH operating segments were each led by a single manager. Each operating segment had responsibility for its commercial activities and for certain IPR&D projects for new investigational products and additional indications for in-line products that generally have achieved proof-of-concept. Each business had a geographic footprint across developed and emerging markets.

2018 Financial Report	11

Financial Review
Pfizer Inc. and Subsidiary Companies

Some additional information about our business segments as of December 31, 2018 (prior to our new 2019 commercial organizational re-alignment) follows:

IH focused on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.

Key therapeutic areas included internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH included legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and select branded products including anti-infectives. EH also included an R&D organization, as well as our contract manufacturing business. Through February 2, 2017, EH also included HIS.

Leading brands included:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Chantix/Champix
- Several OTC consumer healthcare products*

Leading brands included:
- Lipitor
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra**
- Inflectra/Remsima
- Sulperazon
- Several other sterile injectable products

*
According to Nicholas Hall’s retail sales data (based on moving annual total data through the third quarter of 2018), in 2018, our Consumer Healthcare business was the fifth-largest branded multi-national, OTC consumer healthcare business in the world and produced two of the ten largest selling consumer healthcare brands (Centrum and Advil) in the world.

**
Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, were reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra worldwide revenues were reported in EH.

For additional information about the 2018 performance of each of our operating segments, see the “Analysis of Operating Segment Information” section of this Financial Review.
Description of Research and Development Operations

The following description of R&D operations reflects operations as of December 31, 2018.
Innovation is critical to the success of our company, and drug discovery and development is time-consuming, expensive and unpredictable. Our goal is to discover, develop and bring to market innovative products that address major unmet medical needs. Our R&D priorities include:

•	delivering a pipeline of differentiated therapies and vaccines with the greatest medical and commercial potential;

•	advancing our capabilities that can position Pfizer for long-term leadership; and

•	creating new models for biomedical collaboration that will expedite the pace of innovation and productivity.
To that end, our R&D primarily focuses on:

•	Inflammation and Immunology;

•	Internal Medicine;

•	Oncology;

•	Rare Diseases;

•	Vaccines; and

•	Biosimilars.
In January 2018, we announced our decision to end internal neuroscience discovery and early development efforts and re-allocate funding to other areas where we have stronger scientific leadership. The development of tanezumab and potential treatments for rare neuromuscular disorders is not impacted by this decision. In June 2018, we announced our plan to invest up to $600 million in biotechnology and other emerging growth companies through Pfizer Ventures, our venture investment vehicle. In September 2018, we and Bain Capital entered into a transaction to create a new biopharmaceutical company, Cerevel, to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system, including Parkinson’s disease, epilepsy, Alzheimer’s disease, schizophrenia and addiction. For additional information on the transaction with Bain Capital, see the Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures.

In 2018, we continued to strengthen our global R&D organization and pursue strategies intended to improve innovation and overall productivity in R&D to achieve a sustainable pipeline that is positioned to deliver value in the near term and over time. Our R&D spending was conducted through a number of matrix organizations:

•
Research Units within our WRD organization were generally responsible for research and early-stage development assets for our IH business (assets that have not yet achieved proof-of-concept). Our Research Units were organized by therapeutic area to enhance flexibility, cohesiveness and focus. Because of our structure, we were able to rapidly redeploy resources within a Research Unit between various projects as necessary because in many instances the workforce shares similar skills, expertise and/or focus.

12	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	Our R&D organization within the EH business supported the large base of EH products and helped develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars.

•
Our GPD organization, a unified center for late-stage development for our innovative products that was generally responsible for the operational execution of clinical trials for both early-stage assets in the WRD portfolio as well as late-stage assets in the Innovative portfolio. For WRD assets, GPD worked in close collaboration with the Early Clinical Development group, which has expertise in various disciplines such as Biostatistics, Clinical Pharmacology and Digital Medicine. GPD helped enable more efficient and effective development and enhance our ability to accelerate and progress assets through our pipeline.

•
Our science-based and other platform-services organizations, where a significant portion of our R&D spending occurred, provided technical expertise and other services to the various R&D projects, and were organized into science-based functions (which were part of our WRD organization), such as Pharmaceutical Sciences, Medicine Design, Regulatory and Drug Safety, and non-science-based functions, such as Facilities, Business Technology and Finance. As a result, within each of these functions, we were able to migrate resources among projects, candidates and/or targets in any therapeutic area and in most phases of development, allowing us to react quickly in response to evolving needs.

We manage R&D operations on a total-company basis through our matrix organizations described above. Specifically, a single committee with representation from the R&D groups and the IH commercial organization was accountable for aligning resources among all of our WRD, GPD and IH R&D projects and for seeking to ensure optimal capital allocation across the Innovative R&D portfolio. We believe that this approach also served to maximize accountability and flexibility. Our EH R&D organization managed its resources separately from the WRD and GPD organizations.

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

While a significant portion of R&D is done internally, we continue to seek out promising chemical and biological lead molecules and innovative technologies developed by third parties to incorporate into our discovery and development processes or projects, as well as our product lines, by entering into collaboration, alliance and license agreements with other companies, as well as leveraging acquisitions and equity- or debt-based investments. These agreements enable us to co-develop, license or acquire promising compounds, technologies or capabilities. We also enter into agreements pursuant to which a third party agrees to fund a portion of the development costs of one or more of our pipeline products in exchange for rights to receive potential milestone payments, revenue sharing payments, profit sharing payments and/or royalties. Collaboration, alliance, license and funding agreements and equity- or debt-based investments allow us to share risk and cost and to access external scientific and technological expertise, and provide us the opportunity to advance our own products as well as the in-licensed or acquired products.

For additional information about R&D by operating segment, see the “Analysis of Operating Segment Information” section of this Financial Review. For additional information about our pending new drug applications and supplemental filings, see the “Analysis of the Consolidated Statements of Income––Product Developments––Biopharmaceutical” section of this Financial Review. For additional information about recent transactions and strategic investments that we believe have the potential to advance our pipeline, see the “Our Business Development Initiatives” section of this Financial Review.
Intellectual Property Rights
We continue to aggressively defend our patent rights whenever appropriate against increasingly aggressive infringement, and we will continue to support efforts that strengthen worldwide recognition of patent rights while taking necessary steps to ensure appropriate patient access. In addition, we will continue to employ innovative approaches designed to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of our products, and we will continue to participate in the generics market for our products, whenever appropriate, once they lose exclusivity. Also, the pursuit of valid business opportunities may require us to challenge intellectual property rights held by other companies that we believe were improperly granted. Such challenges may include negotiation and litigation, which may not always be successful. For additional information about our current efforts to enforce our intellectual property rights and certain other patent proceedings, see Notes to Consolidated Financial Statements––Note 17A1. Contingencies and Certain Commitments: Legal Proceedings––Patent Litigation. For information on risks related to patent protection and intellectual property claims by third parties, see Part I, Item 1A, “Risk Factors––Risks Related to Intellectual Property” in our 2018 Form 10-K.
Capital Allocation and Expense Management
We seek to maintain a strong balance sheet and robust liquidity so that we continue to have the financial resources necessary to take advantage of prudent commercial, research and business development opportunities and to directly enhance shareholder value through share repurchases and dividends. For additional information about our financial condition, liquidity, capital resources, share repurchases (including accelerated share repurchases) and dividends, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review. For additional information about our recent business development activities, see the “Our Business Development Initiatives” section of this Financial Review.
In December 2018, our Board of Directors declared a first-quarter 2019 dividend of $0.36 per share, an increase from the $0.34 per-share quarterly dividend paid during 2018. For additional information, see the “Analysis of Financial Condition, Liquidity and Capital Resources” section of this Financial Review and Notes to Consolidated Financial Statements––Note 12. Equity.

We remain focused on achieving an appropriate cost structure for our company. For additional information about our cost-reduction and productivity initiatives, see the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-

2018 Financial Report	13

Financial Review
Pfizer Inc. and Subsidiary Companies

Reduction/Productivity Initiatives” section of this Financial Review and Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

Increasing Investment in the U.S.––After evaluating the expected positive net impact the TCJA will have on us, in early 2018, we decided to take several actions:

•
Over the five-year period from 2018 through 2022, we plan to invest approximately $5.0 billion in capital projects in the U.S., including the strengthening of our manufacturing presence in the U.S. As part of this plan, in July 2018, we announced that we will increase our commitment to U.S. manufacturing with a $465 million investment to build one of the most technically advanced sterile injectable pharmaceutical production facilities in the world in Portage, Michigan. This U.S. investment will strengthen our capability to produce and supply critical, life-saving injectable medicines for patients around the world. Known as Modular Aseptic Processing, the new, multi-story, 400,000-square-foot production facility will also support the area economy by creating an estimated 450 new jobs over the next several years.

•	We made a $500 million voluntary contribution to the U.S. Pfizer Consolidated Pension Plan in February 2018.

•
In the fourth quarter of 2017, we made a $200 million charitable contribution to the Pfizer Foundation, an organization that provides grant and investment funding to support organizations and social entrepreneurs in an effort to improve healthcare delivery.

•	In the first quarter of 2018, we paid a special, one-time bonus to virtually all Pfizer colleagues, excluding executives, of $119 million in the aggregate.

Our Business Development Initiatives
We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, collaborations, equity- or debt-based investments, dispositions, mergers and acquisitions. We view our business development activity as an enabler of our strategies, and we seek to generate earnings growth and enhance shareholder value by pursuing a disciplined, strategic and financial approach to evaluating business development opportunities. We continue to evaluate business development transactions that have the potential to strengthen our businesses and their capabilities, such as our acquisitions of Hospira, Medivation, Anacor and AstraZeneca’s small molecule anti-infectives business, as well as collaborations, and alliance and license agreements with other companies. We assess our businesses, assets and scientific capabilities/portfolio as part of our regular, ongoing portfolio review process and also continue to consider business development activities that will advance our businesses.

For additional information on our business development activities, see Notes to Consolidated Financial Statements––Note 2. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment.
The more significant recent transactions and events are described below:

•
Agreement to Form a New Consumer Healthcare Joint Venture (IH)––On December 19, 2018, we announced that we entered into a definitive agreement with GSK under which we and GSK agreed to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture that will operate globally under the GSK Consumer Healthcare name. The joint venture is expected to be a category leader in pain relief, respiratory, vitamin and mineral supplements, digestive health, skin health and therapeutic oral health and will be the largest global OTC consumer healthcare business.

•
Sale of Hospira Infusion Systems Net Assets to ICU Medical, Inc. (EH)––On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS, to ICU Medical. In connection with this transaction, we recognized pre-tax income of $1 million in 2018 and pre-tax losses of $55 million in 2017 in Other (income)/deductions––net, representing adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell.

•
Acquisition of AstraZeneca’s Small Molecule Anti-Infectives Business (EH)––On December 22, 2016, which fell in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S. The total fair value of the consideration transferred for this business was approximately $1,040 million, inclusive of cash paid and the fair value of contingent consideration.

•
Acquisition of Medivation, Inc. (IH)––On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Medivation’s portfolio includes Xtandi (enzalutamide), an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within tumor cells, and talazoparib, which was approved by the FDA in October 2018, under the trade name Talzenna, for the treatment of adults with germline BRCA-mutated HER2-negative locally advanced or metastatic breast cancer and is currently in development for other types of cancer. Xtandi is being developed and commercialized through a collaboration with Astellas. Astellas has exclusive commercialization rights for Xtandi outside the U.S.

•
Acquisition of Bamboo Therapeutics, Inc. (IH)––On August 1, 2016, we acquired all the remaining equity in Bamboo, a privately-held biotechnology company focused on developing gene therapies for the potential treatment of patients with certain rare diseases relating to neuromuscular conditions and those affecting the central nervous system, for $150 million plus potential milestone payments of up to $495 million contingent upon the progression of key assets through development, regulatory approval and commercialization.

•
Acquisition of Anacor Pharmaceuticals, Inc. (IH)––On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion net of cash acquired) plus $698 million debt assumed. Anacor’s crisaborole, a non-steroidal topical PDE-4 inhibitor with anti-inflammatory properties, was approved by the FDA in December 2016 under the trade name, Eucrisa, for the treatment of mild-to-moderate atopic dermatitis in patients two years of age and older, commonly referred to as a type of eczema. Anacor also holds the rights to Kerydin, a topical treatment for onychomycosis (toenail fungus) that is distributed and commercialized by Sandoz in the U.S.

14	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Research and Development Arrangement with NovaQuest Co-Investment Fund II, L.P.––On November 1, 2016, we announced the discontinuation of the global clinical development program for bococizumab. During December 2016, $31.3 million was refunded to NovaQuest representing amounts NovaQuest prepaid for development costs (under the May 2016 agreement described below) that were not used for program expenses due to the discontinuation of the development program. No additional payments have been or are expected to be received from or paid to NovaQuest with respect to this agreement, which was terminated effective as of November 18, 2016.

In May 2016, our agreement with NovaQuest became effective, under which NovaQuest agreed to fund up to $250 million in development costs related to certain Phase 3 clinical trials of Pfizer’s bococizumab compound and Pfizer agreed to use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding was expected to cover up to 40% of the development costs and was to be received over five quarters during 2016 and 2017. As there was a substantive and genuine transfer of risk to NovaQuest, the development funding applicable to program expenses during 2016 was recognized as an obligation to perform contractual services and therefore has been recognized as a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $180.3 million.

•
Research and Development Arrangement with NovaQuest Co-Investment Fund V, L.P.––In April 2016, Pfizer entered into an agreement with NovaQuest under which NovaQuest would fund up to $200 million in development costs related to certain Phase 3 clinical trials of Pfizer’s rivipansel compound and Pfizer will use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding is expected to cover up to 100% of the development costs and will be received over approximately 13 quarters from 2016 through the second quarter of 2019 after which Pfizer will be responsible for the remaining development costs. As there is a substantive and genuine transfer of risk to NovaQuest, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $57.6 million for 2018, $72.1 million for 2017 and $46.6 million for 2016. Following potential regulatory approval, NovaQuest will be eligible to receive a combination of fixed milestone payments of up to approximately $267 million in total, based on achievement of first commercial sale and certain levels of cumulative net sales as well as royalties on rivipansel net sales over approximately eight years. Fixed sales-based milestone payments will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the rivipansel product and royalties on net sales will be recorded as Cost of sales when incurred.

•
Research and Development Arrangement with RPI Finance Trust––In January 2016, Pfizer entered into an agreement with RPI, a subsidiary of Royalty Pharma, under which RPI would fund up to $300 million in development costs related to certain Phase 3 clinical trials of Pfizer’s Ibrance (palbociclib) product primarily for adjuvant treatment of hormone receptor positive early breast cancer (the Indication). RPI’s development funding is expected to cover up to 100% of the costs primarily for the applicable clinical trials until the second quarter of 2020 after which Pfizer will be responsible for the remaining cost of the trials. As there is a substantive and genuine transfer of risk to RPI, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $99.3 million in 2018, $75.6 million for 2017 and $44.9 million for 2016. If successful and upon approval of Ibrance in the U.S. or certain major markets in the EU for the Indication based on the applicable clinical trials, RPI will be eligible to receive a combination of approval-based fixed milestone payments of up to $250 million dependent upon results of the clinical trials and royalties on certain Ibrance sales over approximately seven years. Fixed milestone payments due upon approval will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the Ibrance product and sales-based royalties will be recorded as Cost of sales when incurred.

Our Financial Guidance for 2019

The following table provides our financial guidance for full-year 2019(a), (b):
Revenues	$52.0 to $54.0 billion
Adjusted cost of sales as a percentage of revenues	20.8% to 21.8%
Adjusted selling, informational and administrative expenses	$13.5 to $14.5 billion
Adjusted research and development expenses	$7.8 to $8.3 billion
Adjusted other (income)/deductions	Approximately $100 million of income
Effective tax rate on adjusted income	Approximately 16.0%
Adjusted diluted EPS	$2.82 to $2.92

(a)	The 2019 financial guidance reflects the following:

•	A full year of revenue and expense contributions from Pfizer’s Consumer Healthcare business.

•	Does not assume the completion of any business development transactions not completed as of December 31, 2018, including any one-time upfront payments associated with such transactions.

•
Financial guidance for Adjusted other (income)/deductions and Adjusted diluted EPS now excludes the impact of gains and losses on investments in equity securities. In 2018, Pfizer’s 2018 financial results included net gains on investments in equity securities, which favorably impacted Adjusted other (income)/deductions by $586 million and Adjusted diluted EPS(2) by approximately $0.08 in 2018. Beginning In 2019, we will exclude the gains and losses from equity securities from our measure of Adjusted income because of their inherent volatility, which we do not control and cannot predict with any level of certainty and because we do not believe that including these gains and losses assists investors in understanding our business or is reflective of our core operations and business. For example, we contributed assets related to our allogeneic CAR T therapy to Allogene and received equity securities. We will restate our Adjusted income and Adjusted diluted EPS for prior periods for consistency with our 2019 presentation.

•
Reflects an anticipated negative revenue impact of $2.6 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

•
Exchange rates assumed are as of mid-January 2019. Reflects the anticipated unfavorable impact of approximately $0.9 billion on revenues and approximately $0.06 on adjusted diluted EPS as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2018.

•
Guidance for adjusted diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which reflects share repurchases totaling $12.2 billion in 2018 and the weighted-average impact of an anticipated approximately $9 billion of share repurchases in 2019, which

2018 Financial Report	15

Financial Review
Pfizer Inc. and Subsidiary Companies

have been completed through February 28, 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.

(b)
For an understanding of Adjusted income and its components and Adjusted diluted EPS (all of which are non-GAAP financial measures), see the “Non-GAAP Financial Measure (Adjusted Income)” section of this Financial Review.

Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, net gains or losses on equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
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

Our 2019 financial guidance is subject to a number of factors and uncertainties as described in the “Our Operating Environment”, “The Global Economic Environment”, “Our Strategy” and “Forward-Looking Information and Factors That May Affect Future Results” sections of this Financial Review; and Part I, Item 1A, “Risk Factors” of our 2018 Form 10-K.
SIGNIFICANT ACCOUNTING POLICIES AND APPLICATION OF CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

For a description of our significant accounting policies, see Notes to Consolidated Financial Statements––Note 1. Basis of Presentation and Significant Accounting Policies. Of these policies, the following are considered critical to an understanding of our consolidated financial statements as they require the application of the most subjective and the most complex judgments: (i) Acquisitions (Note 1D); (ii) Fair Value (Note 1E); (iii) Revenues (Notes 1B and 1G); (iv) Asset Impairments (Note 1L); (v) Tax Assets and Liabilities and Income Tax Contingencies (Note 1P); (vi) Pension and Postretirement Benefit Plans (Note 1Q); and (vii) Legal and Environmental Contingencies (Note 1R).

Following is a discussion about the critical accounting estimates and assumptions impacting our consolidated financial statements. See also Notes to Consolidated Financial Statements––Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions for a discussion about the risks associated with estimates and assumptions.

Acquisitions and Fair Value

For a discussion about the application of fair value to our recent acquisitions, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Acquisitions.

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

Revenues

Our gross product revenues are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. These deductions represent estimates of the related obligations and, as such, knowledge and judgment is required when estimating the impact of these revenue deductions on gross sales for a reporting period.

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

Asset Impairment Reviews

We review all of our long-lived assets for impairment indicators throughout the year. We perform impairment testing for indefinite-lived intangible assets and goodwill at least annually and for all other long-lived assets whenever impairment indicators are present. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets. Our impairment review processes are described in the Notes to Consolidated Financial Statements––Note 1L. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

16	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

Identifiable Intangible Assets

As a result of our identifiable intangible asset impairment review work, we recognized a number of impairments of identifiable intangible assets for the years ended December 31, 2018, 2017 and 2016. See Notes to Consolidated Financial Statements––Note 4. Other (Income)/Deductions—Net.
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

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include IPR&D assets (approximately $2.2 billion as of December 31, 2018) and newly acquired or recently impaired indefinite-lived brand assets. IPR&D assets are high-risk assets, as R&D is an inherently risky activity. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact our ability to recover the carrying value and can result in an impairment charge.

Goodwill

As a result of our goodwill impairment review work, we concluded that none of our goodwill was impaired as of December 31, 2018, and we do not believe the risk of impairment is significant at this time.

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

2018 Financial Report	17

Financial Review
Pfizer Inc. and Subsidiary Companies

For all of our reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. For a list of these factors, see the “Forward-Looking Information and Factors That May Affect Future Results” section of this Financial Review and Part I, Item 1A, “Risk Factors” in our 2018 Form 10-K.
Benefit Plans

The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we sponsor both IRC-qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans consisting primarily of medical insurance for retirees and their eligible dependents.

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

Effective January 1, 2018, accruals for future benefits under the Pfizer Consolidated Pension Plan (our largest U.S. defined benefit plan) and the defined benefit section of the Pfizer Group Pension Scheme (our largest pension plan in the U.K.) were frozen and resulted in elimination of future service costs for the plans. The Pfizer defined contribution savings plan provides additional annual contributions to those previously accruing benefits under the Pfizer Consolidated Pension Plan and active members of the Pfizer Group Pension Scheme started accruing benefits under the defined contribution section of that plan.

As of December 31, 2018, the noncurrent portion of our pension benefit obligations, net, and our postretirement benefit obligations, net decreased, in the aggregate, by approximately $747 million compared to December 31, 2017. The decrease reflects, among other things, the $500 million voluntary contribution we made to the U.S. Pfizer Consolidated Pension Plan in February 2018 and an increase in the discount rate used in the measurement of plan obligations, partially offset by the decrease in the actual returns on plan assets.

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

The following table provides (i) at the end of each year, the expected annual rate of return on plan assets for the following year, (ii) the actual annual rate of return on plan assets achieved in each year, and (iii) the weighted-average discount rate used to measure the benefit obligations at the end of each year for our U.S. qualified pension plans and our international pension plans(a):

	2018	2017	2016
U.S. Qualified Pension Plans
Expected annual rate of return on plan assets	7.2%	7.5%	8.0%
Actual annual rate of return on plan assets	(5.3)	16.2	8.1
Discount rate used to measure the plan obligations	4.4	3.8	4.3
International Pension Plans
Expected annual rate of return on plan assets	3.9	4.4	4.7
Actual annual rate of return on plan assets	(0.9)	10.3	9.3
Discount rate used to measure the plan obligations	2.5	2.3	2.4

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

The following table illustrates the sensitivity of net periodic benefit costs to a 50 basis point decline in our assumption for the expected annual rate of return on plan assets, holding all other assumptions constant (in millions, pre-tax):

	Change	Increase in 2019 Net Periodic Benefit Costs
Assumption
Expected annual rate of return on plan assets	50 basis point decline	$104

The actual return on plan assets resulted in a net loss on our plan assets of approximately $895 million during 2018.

18	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

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

The following table illustrates the sensitivity of net periodic benefit costs and benefit obligations to a 10 basis point decline in our assumption for the discount rate, holding all other assumptions constant (in millions, pre-tax):

	Change	Increase in 2019 Net Periodic Benefit Costs	2018 Benefit Obligations
Assumption		Increase	Increase
Discount rate	10 basis point decline	$13	$417

The change in the discount rates used in measuring our plan obligations as of December 31, 2018 resulted in a decrease in the measurement of our aggregate plan obligations by approximately $1.5 billion.
Income Tax Assets and Liabilities

In the fourth quarter of 2017, we recorded an estimate of certain tax effects of the TCJA, including (i) the impact on deferred tax assets and liabilities from the reduction in the U.S. Federal corporate tax rate from 35% to 21%, (ii) the impact on valuation allowances and other state income tax considerations, (iii) a repatriation tax liability on accumulated post-1986 foreign earnings for which we plan to elect, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026 that is reported in Other taxes payable in our consolidated balance sheet as of December 31, 2017, and (iv) deferred taxes on basis differences expected to give rise to future taxes on global intangible low-taxed income. In addition, we had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the TCJA, in the fourth quarter of 2017, we reversed an estimate of the deferred taxes that are no longer expected to be needed due to the change to the territorial tax system.
The TCJA subjects a U.S. shareholder to current tax on global intangible low-taxed income earned by certain foreign subsidiaries. The FASB Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that we are permitted to make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as global intangible low-taxed income in future years or provide for the tax expense related to such income in the year the tax is incurred. We elected to recognize deferred taxes for temporary differences expected to reverse as global intangible low-taxed income in future years. We were able to make a reasonable estimate of the deferred taxes on the temporary differences expected to reverse in the future and provided a provisional deferred tax liability as of December 31, 2017.
In 2018, we finalized our provisional accounting for the tax effects of the TCJA based on our best estimates of available information and data, and have reported and disclosed the impacts within the applicable measurement period, in accordance with guidance issued by the SEC. The amounts recorded may change in the future due to uncertain tax positions. With respect to the aforementioned repatriation tax liability, the first installment, due in April 2019, is reported in Income taxes payable, and the remaining liability is reported in Other taxes payable in our consolidated balance sheet as of December 31, 2018. We believe that there may be additional interpretations, clarifications and guidance from the U.S. Department of Treasury. Any change to our calculations resulting from such additional interpretations, clarifications and guidance would be reflected in the period of issuance. In addition, our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards.
Income tax assets and liabilities also include income tax valuation allowances and accruals for uncertain tax positions. For additional information, see Notes to Consolidated Financial Statements—Note 1C. Basis of Presentation and Significant Accounting Policies: Estimates and Assumptions; Note 1P. Basis of Presentation and Significant Accounting Policies: Tax Assets and Liabilities and Income Tax Contingencies and Note 5A. Tax Matters: Taxes on Income from Continuing Operations, as well as the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this Financial Review.

Contingencies

For a discussion about income tax contingencies, see Notes to Consolidated Financial Statements—Note 5D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Consolidated Financial Statements—Note 17. Contingencies and Certain Commitments.

2018 Financial Report	19

Financial Review
Pfizer Inc. and Subsidiary Companies

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Revenues	$53,647	$52,546	$52,824	2	(1)
Cost of sales	11,248	11,228	12,322	—	(9)
% of revenues	21.0%	21.4%	23.3%
Selling, informational and administrative expenses	14,455	14,804	14,844	(2)	—
% of revenues	26.9%	28.2%	28.1%
Research and development expenses	8,006	7,683	7,892	4	(3)
% of revenues	14.9%	14.6%	14.9%
Amortization of intangible assets	4,893	4,758	4,056	3	17
% of revenues	9.1%	9.1%	7.7%
Restructuring charges and certain acquisition-related costs	1,044	351	1,565	*	(78)
% of revenues	1.9%	0.7%	3.0%
Other (income)/deductions—net	2,116	1,416	3,794	49	(63)
Income from continuing operations before provision/(benefit) for taxes on income	11,885	12,305	8,351	(3)	47
% of revenues	22.2%	23.4%	15.8%
Provision/(benefit) for taxes on income	706	(9,049)	1,123	*	*
Effective tax rate	5.9%	(73.5)%	13.4%
Income from continuing operations	11,179	21,353	7,229	(48)	*
% of revenues	20.8%	40.6%	13.7%
Discontinued operations—net of tax	10	2	17	*	(87)
Net income before allocation to noncontrolling interests	11,188	21,355	7,246	(48)	*
% of revenues	20.9%	40.6%	13.7%
Less: Net income attributable to noncontrolling interests	36	47	31	(24)	54
Net income attributable to Pfizer Inc.	$11,153	$21,308	$7,215	(48)	*
% of revenues	20.8%	40.6%	13.7%
Certain amounts and percentages may reflect rounding adjustments.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Revenues—Overview
Total revenues in 2018 compared to 2017 reflects operational growth of $791 million, or 2%, and the favorable impact of foreign exchange of $310 million, or less than 1%, in 2018, compared to 2017.
Compared to 2016, total revenues for 2017 were unfavorably impacted by approximately $200 million as a result of 2017 having one less selling day in both U.S. and international markets.
Total revenues in 2017 compared to 2016 reflect a slight operational decrease of $20 million, or less than 1%, and an unfavorable impact of foreign exchange of $259 million, or less than 1%, in 2017 compared to 2016.
See the “Revenues by Segment and Geography” and “Revenues—Selected Product Discussion” sections of this Financial Review for additional analyses.
See the “Our Operating Environment—Industry-Specific Challenges—Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Review for information about recent losses and expected losses of product exclusivity impacting product revenues.
A number of our current products have experienced patent-based expirations or loss of regulatory exclusivity in certain markets in the last few years. For additional information, see the “Patents and Other Intellectual Property Rights” section in Part I, Item 1, “Business” of our 2018 Form 10-K.
We have significant operations outside the U.S., with revenues exceeding $500 million in the following number of countries:

20	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

By total revenues, the U.S., China and Japan are our three largest national markets:
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

Revenue Deductions

Our gross product revenues are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns.These deductions represent estimates of related obligations and, as such, knowledge and judgment is required when estimating the impact of these revenue deductions on gross sales for a reporting period. Historically, our adjustments of estimates, to reflect actual results or updated expectations, have not been material to our overall business. On a quarterly basis, our adjustments of estimates to reflect actual results generally have been less than 1% of revenues, and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends.

The following table provides information about revenue deductions:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Medicare rebates(a)	$1,706	$1,316	$1,063
Medicaid and related state program rebates(a)	1,969	1,860	1,473
Performance-based contract rebates(a), (b)	3,377	3,245	2,560
Chargebacks(c)	6,461	6,047	5,736
Sales allowances(d)	5,592	5,165	4,623
Sales returns and cash discounts	1,522	1,493	1,441
Total(e)	$20,627	$19,126	$16,895

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold.

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

(e)
For 2018, associated with the following segments: IH ($8.9 billion); and EH ($11.7 billion). For 2017, associated with the following segments: IH ($9.0 billion); and EH ($10.1 billion). For 2016, associated with the following segments: IH ($7.1 billion); and EH ($9.8 billion).

Total revenue deductions for 2018 increased 8% compared to 2017, primarily as a result of:

•	an increase in sales allowances as a result of sales growth, primarily in international markets;

•	higher chargebacks to U.S. wholesalers of certain IH and EH products, partially offset by decreases in chargebacks as a result of decreases in sales of sterile injectable products;

•	an increase in Medicare rebates driven by increased sales of IH products through this channel; and

•	an increase in Medicaid and related state program rebates, primarily as a result of increased sales of IH products through these programs.
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

2018 Financial Report	21

Financial Review
Pfizer Inc. and Subsidiary Companies

Revenues by Segment and Geography

The following graphs show revenues by geography (dollars in billions):

The following table provides worldwide revenues by operating segment and geography:
	Year Ended December 31,									% Change
	Worldwide			U.S.			International			Worldwide		U.S.		International
(MILLIONS OF DOLLARS)	2018	2017	2016	2018	2017	2016	2018	2017	2016	18/17	17/16	18/17	17/16	18/17	17/16
Operating Segments(a):
IH	$33,426	$31,422	$29,197	$18,959	$18,460	$16,773	$14,467	$12,962	$12,424	6	8	3	10	12	4
EH	20,221	21,124	23,627	6,370	7,567	9,596	13,851	13,557	14,031	(4)	(11)	(16)	(21)	2	(3)
Total revenues	$53,647	$52,546	$52,824	$25,329	$26,026	$26,369	$28,318	$26,519	$26,455	2	(1)	(3)	(1)	7	—

(a)
IH = the Innovative Health segment; and EH = the Essential Health segment. For additional information about each operating segment, see the “Our Strategy––Commercial Operations” section of this Financial Review and Notes to Consolidated Financial Statements––Note 18A. Segment, Geographic and Other Revenue Information: Segment Information.

We recorded direct product and/or alliance revenues of more than $1 billion for each of 10 products in 2018 and for nine products in 2017 and 2016.

Direct Product And/Or Alliance Revenues of More Than $1 Billion
2018	2017	2016
Prevnar 13/Prevenar 13	Prevnar 13/Prevenar 13	Prevnar 13/Prevenar 13
Lyrica	Lyrica	Lyrica
Ibrance	Ibrance	Enbrel
Eliquis*	Eliquis*	Ibrance
Enbrel	Enbrel	Lipitor
Lipitor	Lipitor	Eliquis*
Xeljanz	Xeljanz	Viagra
Chantix/Champix	Viagra	Sutent
Sutent	Sutent	Premarin family of products
Norvasc
* Eliquis includes alliance revenues and direct sales in 2018, 2017 and 2016.
These direct product sales and/or alliance product revenues represent 51% of our revenues in 2018, 46% of our revenues in 2017 and 43% of our revenues in 2016. See the “Analysis of the Consolidated Statements of Income—Revenues—Selected Product Discussion” section of this Financial Review for additional information.

22	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

2018 v. 2017

The following provides an analysis of the change in revenues by geographic areas in 2018:

(MILLIONS OF DOLLARS)	Worldwide	U.S.	International
Operational growth/(decline):
Continued growth from certain key brands(a)	$2,815	$1,150	$1,664
Growth from Biosimilars, primarily from Inflectra in certain channels in the U.S. and developed Europe markets	217	147	69
Growth from recently launched products, including Eucrisa in the U.S., as well as Besponsa and Bavencio, primarily in the U.S. and developed Europe	195	158	37
Growth in our Consumer Healthcare business across all markets	107	26	81
Impact from CentreOne primarily in emerging markets	45	(127)	172
Lower revenues for total Viagra(b), primarily in the U.S. due to generic competition that began in December 2017	(572)	(572)	—
Decline from the Peri-LOE Products portfolio, driven by lower revenues in developed markets (excluding Viagra EH), primarily due to expected declines in Lyrica in developed Europe and Celebrex and Pristiq in the U.S. due to generic competition	(558)	(188)	(371)
Impact from the SIP portfolio, driven by lower revenues in developed markets, primarily due to increased competition across the portfolio and continued legacy Hospira product shortages in the U.S.	(504)	(589)	86
Impact from the LEP portfolio, driven by lower revenues in developed markets, primarily as a result of industry-wide pricing challenges in the U.S. and generic competition	(436)	(592)	156
Lower revenues for Enbrel, primarily in most developed Europe markets due to continued biosimilar competition	(350)	—	(350)
Lower revenues from the hemophilia portfolio (BeneFIX and Refacto AF/Xyntha), primarily in developed Europe	(100)	(13)	(88)
Impact on financial results from the sale of HIS in February 2017. 2018 does not reflect any contribution from HIS global operations, compared to approximately one month of HIS domestic operations and approximately two months of HIS international operations in the same period in 2017	(97)	(64)	(33)
Other operational factors, net	31	(34)	65
Operational growth/(decline), net	791	(698)	1,489

Favorable impact of foreign exchange	310	—	310
Revenues increase/(decrease)	$1,101	$(698)	$1,799

(a)
Certain key brands represent Ibrance, Eliquis, Xeljanz, Prevnar 13/Prevenar 13, Xtandi, Lyrica––IH and Chantix/Champix. See the “Analysis of the Consolidated Statements of Income––Revenues––Selected Product Discussion" section of this Financial Review for product analysis information.

(b)
Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, were reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra revenues were reported in EH. Total Viagra revenues in 2017 represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

Emerging markets revenues increased $1.3 billion, or 11%, in 2018 to $12.7 billion, from $11.4 billion, reflecting an operational increase of $1.5 billion, or 13%. Foreign exchange had an unfavorable impact of approximately 2% on emerging markets revenues. The operational increase in emerging markets was driven by our EH segment, primarily by the Legacy Established Products portfolio and the Sterile Injectable Pharmaceuticals portfolio, as well as Prevenar 13, Ibrance and Eliquis in our IH segment.

2018 Financial Report	23

Financial Review
Pfizer Inc. and Subsidiary Companies

2017 v. 2016

The following provides an analysis of the change in revenues by geographic areas in 2017:

(MILLIONS OF DOLLARS)	Worldwide	U.S.	International
Disposition-related operational impact:

Approximately one month of HIS domestic operations and approximately two months of HIS international operations in 2017, compared to twelve months of HIS global operations in 2016 (February 2017 sale)	$(1,062)	$(841)	$(221)
Other operational growth/(decline):
Continued growth from certain key brands(a)	1,608	1,104	503
Ibrance global growth: U.S. revenues increased primarily due to continued strong uptake in the metastatic breast cancer setting. International revenues increased operationally, but were negatively impacted by a one-time price adjustment to 2017 revenues related to finalizing reimbursement agreements in certain developed Europe markets.	993	757	236
Increase in Xtandi alliance revenues in the U.S. (September 2016 acquisition of Medivation)	450	450	—
Growth from Biosimilars, primarily from Inflectra in the U.S. and developed Europe markets	209	115	94
Decline from Peri-LOE Products, primarily due to expected declines in Pristiq in the U.S. as well as Lyrica (EH) and Vfend (both primarily in developed Europe markets)	(957)	(448)	(509)
Lower revenues for Enbrel primarily in developed Europe markets due to continued biosimilar competition	(448)	—	(448)
Lower revenues for Viagra (IH) in the U.S. due to generic competition that began in December 2017	(359)	(359)	—
Decline from the Sterile Injectable Pharmaceuticals portfolio, primarily due to legacy Hospira product shortages in the U.S.	(315)	(460)	145
Decline in the Legacy Established Products portfolio primarily due to generic competition in developed markets	(188)	(419)	231
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
	(108)	(311)	203
Other operational factors, net	157	68	89
Operational growth (decline), net	(20)	(343)	323

Unfavorable impact of foreign exchange	(259)	—	(259)
Revenues increase/(decrease)	$(278)	$(343)	$64

(a)	Certain key brands represent Eliquis (globally), as well as Xeljanz and Lyrica - IH (both primarily in the U.S.).
Emerging markets revenues increased $979 million, or 9%, in 2017 to $11.4 billion, reflecting an operational increase of $1.1 billion, or 11%. Foreign exchange had an unfavorable impact of approximately 2% on emerging markets revenues. The operational increase in emerging markets was primarily driven by our IH segment as well as our Legacy Established Products and Sterile Injectable Pharmaceuticals portfolios.
For additional information about operating segment revenues, see the “Analysis of Operating Segment Information” section of this Financial Review.
Revenues—Selected Product Discussion
The tables below provide worldwide revenues, by geography, for selected products. References to total change pertain to period-over-period growth rates that include foreign exchange. The difference between the total change and operational change represents the impact of foreign exchange. Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts. An asterisk (*) indicates the calculation is not meaningful or results are equal to or greater than 100%.

•	Prevnar 13/Prevenar 13 (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$3,360	$3,334	1
International	2,443	2,268	8	8
Worldwide revenues	$5,802	$5,601	4	4
The worldwide growth in 2018 was primarily driven by international operational growth due to higher volumes for the pediatric indication resulting from the second-quarter 2017 launch in China and increased orders associated with Gavi, the Vaccine Alliance, partially offset by

24	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

lower birth cohort and volumes in certain developed markets. The growth in 2018 in the U.S. was primarily due to the pediatric indication partially offset by the continued decline in revenues for the adult indication due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity (i.e., the opportunity to reach adults aged 65 years and older who have not been previously vaccinated with Prevnar 13), compared to the prior-year period.
In 2014, the ACIP voted to recommend Prevnar 13 for routine use to help protect adults aged 65 years and older against pneumococcal disease, which for adults includes pneumonia caused by the 13 pneumococcal serotypes included in the vaccine. These ACIP recommendations were subsequently approved by the directors at the CDC and U.S. Department of Health and Human Services, and were published in the Morbidity and Mortality Weekly Report in September 2014 by the CDC. As with other vaccines, the CDC regularly monitors the impact of vaccination and reviews the recommendations. During the October 2018 ACIP meeting, the CDC presented initial data and indicated formal evaluation of evidence (grading) and a potential vote on the maintenance of the 65 years and older recommendation would likely happen in 2019. A potential adverse change in the ACIP recommendation would negatively impact future Prevnar 13 revenues. We continue to generate and publish data and communicate with the ACIP on the burden of pneumococcal disease and Prevnar 13 vaccine effectiveness and safety.

•	Lyrica (EH (revenues from all of Europe, Russia, Turkey, Israel and Central Asia)/IH (revenues from all other geographies)):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$3,594	$3,463	4
International	1,375	1,601	(14)	(15)
Worldwide revenues	$4,970	$5,065	(2)	(2)
The operational decline in worldwide Lyrica revenues in 2018 was primarily driven by losses of exclusivity in developed Europe markets and Australia, partially offset by growth in the U.S. and growth in the orally dissolving tablet formulation in Japan.

The following table provides worldwide revenues for Lyrica in our IH segment, by geography:
	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$3,594	$3,463	4
International	1,028	1,048	(2)	(3)
Worldwide revenues	$4,622	$4,511	2	2
The operational growth in worldwide Lyrica revenues in our IH segment in 2018 was primarily due to growth in the U.S. and growth in the orally dissolving tablet formulation in Japan, partially offset by losses of exclusivity primarily in Australia.

The following table provides worldwide revenues for Lyrica in our EH segment, by geography:
	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$—	$—	—
International	347	553	(37)	(39)
Worldwide revenues	$347	$553	(37)	(39)
The worldwide operational decline in our EH segment in 2018 was primarily due to losses of exclusivity in developed Europe markets.

•	Ibrance (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$2,922	$2,825	3
International	1,196	300	*	*
Worldwide revenues	$4,118	$3,126	32	32
The worldwide operational growth in 2018 reflects continued uptake in international markets, mostly driven by developed Europe, Japan and select emerging markets as we launched and secured access and reimbursement through 2017 and 2018, as well as the non-recurrence of a one-time price adjustment in 2017 related to finalizing reimbursement agreements in certain developed Europe markets. The growth in 2018 in the U.S. was primarily due to continued demand growth partially offset by uptake of competitors and increased rebates. Ibrance maintains class leadership among cyclin-dependent kinase inhibitors in major markets, supported by our scientific/clinical data and continued positive patient experience.

2018 Financial Report	25

Financial Review
Pfizer Inc. and Subsidiary Companies

•
Eliquis alliance revenues and direct sales (IH): Eliquis has been jointly developed and is commercialized by Pfizer and BMS. Pfizer funds between 50% and 60% of all development costs depending on the study. Profits and losses are shared equally on a global basis, except in certain countries where Pfizer commercializes Eliquis and pays BMS compensation based on a percentage of net sales. We have full commercialization rights in certain smaller markets. BMS supplies the product to us at cost plus a percentage of the net sales to end-customers in these markets. Eliquis is part of the Novel Oral Anticoagulant (NOAC) market; the agents in this class were developed as alternative treatment options to warfarin in appropriate patients.

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$1,849	$1,418	30
International	1,585	1,105	43	40
Worldwide revenues	$3,434	$2,523	36	35
The worldwide operational growth in 2018 was primarily driven by continued increased adoption in non-valvular atrial fibrillation, as well as oral anti-coagulant market share gain.

•	Enbrel (IH, outside the U.S. and Canada):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$—	$—	—
International	2,112	2,452	(14)	(14)
Worldwide revenues	$2,112	$2,452	(14)	(14)
The worldwide operational decline in 2018 was primarily due to ongoing biosimilar competition in most developed Europe markets, which is expected to continue.

•	Lipitor (EH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$110	$161	(31)
International	1,952	1,754	11	9
Worldwide revenues	$2,062	$1,915	8	5
The worldwide operational growth in 2018 was primarily driven by increased demand in China, partially offset by pricing pressures in China, the non-recurrence of favorable U.S. rebates that occurred in the third quarter of 2017 and generic competition in Japan.

•	Xeljanz (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$1,394	$1,133	23
International	380	212	79	84
Worldwide revenues	$1,774	$1,345	32	33
The growth in the U.S. in 2018 was primarily driven by increased adoption among rheumatologists, growing awareness among patients and improvements in payer access, and to a lesser extent, launches of the PsA indication in the first quarter of 2018 and ulcerative colitis indication in the third quarter of 2018.
The operational growth internationally in 2018 was primarily driven by the 2017 approval of the RA indication in certain European markets, as well as continued uptake in Japan, Canada and emerging markets.

•	Chantix/Champix (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$838	$742	13
International	247	255	(3)	(5)
Worldwide revenues	$1,085	$997	9	8
The growth in the U.S. in 2018 was primarily due to increased volume, improved patient access and positive price impact. The operational decline in 2018 internationally was primarily driven by lower demand in South Korea.

26	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	Sutent (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$357	$374	(4)
International	692	707	(2)	(3)
Worldwide revenues	$1,049	$1,081	(3)	(4)
The worldwide operational decline in 2018 was primarily due to lower volumes driven by competitive pressure in the U.S. and key European markets.

•	Norvasc (EH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$36	$38	(5)
International	988	888	11	9
Worldwide revenues	$1,024	$926	11	9
The worldwide operational growth in 2018 was primarily driven by increased demand in China, partially offset by generic competition in Japan and pricing pressures in China.

•	The Premarin family of products (EH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$783	$921	(15)
International	49	56	(12)	(12)
Worldwide revenues	$832	$977	(15)	(15)
The worldwide operational decline in 2018 was primarily driven by generic competition in the U.S.

•
Xtandi alliance revenues (IH): Xtandi is being developed and commercialized through a collaboration with Astellas. The two companies share equally in the gross profits (losses) related to U.S. net sales of Xtandi. Subject to certain exceptions, Pfizer and Astellas also share equally all Xtandi commercialization costs attributable to the U.S. market. Pfizer and Astellas also share certain development and other collaboration expenses, and Pfizer receives tiered royalties as a percentage of international Xtandi net sales (recorded in Other (income)/deductions—net).

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$699	$590	18
International	—	—	—	—
Worldwide revenues	$699	$590	18	18
The growth in the U.S. in 2018 was driven by continued growth of Xtandi in castration-resistant prostate cancer as well as reduction in patient assistance program (PAP) utilization in 2018 compared to 2017.

•	Celebrex (EH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$65	$164	(60)
International	621	611	2	—
Worldwide revenues	$686	$775	(11)	(13)
The worldwide operational decline in 2018 was primarily driven by the non-recurrence of the favorable U.S. rebates that occurred in 2017, lower volumes in the U.S., as well as pricing pressure in Mexico and China, partially offset by increased demand in China.

2018 Financial Report	27

Financial Review
Pfizer Inc. and Subsidiary Companies

•	Inflectra/Remsima (EH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$259	$118	*
International	383	301	27	23
Worldwide revenues	$642	$419	53	50
The worldwide operational growth in 2018 was primarily due to continued uptake in certain channels in the U.S., as well as in developed markets in Europe, partially offset by pricing pressures in these markets.
Inflectra uptake in the U.S. is being driven by a number of factors, including purchases by closed systems, which value long-term savings over short-term rebating, and consistent reimbursement in Medicare. To date, reimbursement coverage has been mixed. While we achieved 100% Medicare coverage, in the face of exclusionary conduct by J&J, we have experienced access challenges among commercial payers where our lower priced product has not received access at parity to the innovator product. We will continue to work with commercial payers to enable greater access for Inflectra. Additionally, in September 2017, Pfizer filed suit in the U.S. District Court for the Eastern District of Pennsylvania against J&J alleging that J&J’s exclusionary contracts and other anticompetitive practices concerning Remicade® (infliximab) violate federal antitrust laws.

•
Viagra (EH): Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, are reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra revenues are reported in EH.

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$217	$789	(73)
International	419	416	1	—
Worldwide revenues	$636	$1,204	(47)	(47)
The decline in the U.S. in 2018 was primarily due to the loss of exclusivity in December 2017.
The relatively flat operational performance in 2018 internationally was primarily driven by increased demand in China offset by lower volumes in Russia and developed Europe.

•	Sulperazon (EH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$—	$—	—
International	613	471	30	27
Worldwide revenues	$613	$471	30	27
The international operational growth in 2018 was primarily due to increased demand in China.

•	Xalkori (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$158	$223	(29)
International	366	371	(1)	(4)
Worldwide revenues	$524	$594	(12)	(14)
The worldwide operational decline in 2018 was primarily due to volume declines in the ALK indication across certain developed markets, primarily in the U.S. and certain markets in developed Europe, due to competitive pressure. The decline was partially offset by a continued increase in diagnostic rates for the ALK gene mutation across key markets and share in first-line ALK treatment outside the U.S., primarily in certain emerging markets, as well as uptake in treatment of patients with metastatic NSCLC whose tumors are ROS1-positive.

•	Inlyta (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$119	$126	(5)
International	178	213	(16)	(16)
Worldwide revenues	$298	$339	(12)	(12)
The worldwide operational decline in 2018 was primarily due to increased competition across developed markets.

28	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	Eucrisa (IH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$147	$67	*
International	—	—	—	—
Worldwide revenues	$147	$67	*	*
The growth in the U.S. in 2018 was driven by increasing prescriber trial and adoption, enhanced patient awareness and availability of patient access programs.

•	Alliance revenues (IH/EH):

	Year Ended December 31,
			% Change
(MILLIONS OF DOLLARS)	2018	2017	Total	Oper.
U.S.	$2,576	$2,037	26
International	1,263	890	42	37
Worldwide revenues	$3,838	$2,927	31	30
The worldwide operational growth in 2018 was mainly due to increases in Eliquis and Xtandi alliance revenues discussed above.

◦
Bavencio (IH) is being developed and commercialized in collaboration with Merck KGaA. Both companies jointly fund the majority of development and commercialization costs, and split equally any profits generated from selling any products containing avelumab from this collaboration. Bavencio is currently approved in metastatic MCC in the U.S., Europe and Japan and selected other markets, as well as in second line treatment of locally advanced or metastatic urothelial carcinoma in the U.S.

See Notes to Consolidated Financial Statements––Note 18C. Segment, Geographic and Other Revenue Information: Other Revenue Information for additional information regarding the primary indications or class of the selected products discussed above.
See the “Our Operating Environment—Industry-Specific Challenges—Intellectual Property Rights and Collaboration/Licensing Rights” section of this Financial Review for information regarding the expiration of various patent rights.

See Notes to Consolidated Financial Statements—Note 17. Contingencies and Certain Commitments for a discussion of recent developments concerning patent and product litigation relating to certain of the products discussed above.
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
For additional information about our R&D organization, see the “Overview of Our Performance, Operating Environment, Strategy and Outlook—Our Strategy—Organizing for Growth” and “—Description of Research and Development Operations” sections of this Financial Review.
A comprehensive update of Pfizer’s development pipeline was published as of January 29, 2019 and is available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of our research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
The following series of tables provides information about significant regulatory actions by, and filings pending with, the FDA and regulatory authorities in the EU and Japan, as well as additional indications and new drug candidates in late-stage development.

RECENT FDA APPROVALS
PRODUCT	INDICATION	DATE APPROVED
Daurismo (glasdegib)	Treatment of newly-diagnosed acute myeloid leukemia in adult patients who are 75 years or older or who have comorbidities that preclude use of intensive induction chemotherapy	November 2018
Lorbrena (lorlatinib)
Treatment of patients with ALK-positive metastatic NSCLC whose disease has progressed on crizotinib and at least one other ALK inhibitor for metastatic disease; or whose disease has progressed on alectinib or ceritinib as the first ALK inhibitor therapy for metastatic disease
November 2018
Talzenna (talazoparib)
Treatment of adult patients with deleterious or suspected deleterious germline BRCA-mutated (gBRCAm) human epidermal growth factor receptor 2 (HER2)-negative locally advanced or metastatic breast cancer
October 2018
Vizimpro (dacomitinib)
First-line treatment of patients with metastatic non-small cell lung cancer with epidermal growth factor receptor exon 19 deletion or exon 21 L858R substitution mutations as detected by an FDA-approved test, which is being developed in collaboration with SFJ
September 2018
Nivestym (filgrastim-aafi)(a)	A biosimilar to Neupogen® (filgrastim) for all eligible indications of the reference product	July 2018
Xtandi (enzalutamide)	Treatment of men with non-metastatic castration-resistant prostate cancer, which is being developed through a collaboration with Astellas	July 2018
Xeljanz (tofacitinib)	Treatment of adult patients with moderately to severely active ulcerative colitis	May 2018
Retacrit (epoetin alfa-epbx)(b)	A biosimilar to Epogen® and Procrit® (epoetin alfa) for all indications of the reference product	May 2018

(a)	Neupogen® is a registered trademark of Amgen Inc.

(b)	Epogen® is a registered U.S. trademark of Amgen Inc.; Procrit® is a registered U.S. trademark of J&J.

2018 Financial Report	29

Financial Review
Pfizer Inc. and Subsidiary Companies

PENDING U.S. NDAs AND SUPPLEMENTAL FILINGS
PRODUCT	PROPOSED INDICATION	DATE FILED*
Bavencio (avelumab)
A monoclonal antibody that inhibits PD-L1, in combination with Inlyta (axitinib), a tyrosine kinase inhibitor, for the first-line treatment of advanced renal cell carcinoma, which is being developed in collaboration with Merck KGaA, Germany
February 2019
PF-06410293(a)	A potential biosimilar to Humira® (adalimumab)	January 2019
tafamidis meglumine	Treatment of transthyretin amyloid cardiomyopathy	January 2019
tafamidis free acid	Treatment of transthyretin amyloid cardiomyopathy	January 2019
PF-05280586(b)	A potential biosimilar to Rituxan® (rituximab)	September 2018
PF-06439535(c)	A potential biosimilar to Avastin® (bevacizumab)	August 2018
PF-05280014(d)	A potential biosimilar to Herceptin® (trastuzumab)	August 2017
tafamidis meglumine(e)	Treatment of transthyretin familial amyloid polyneuropathy	February 2012

*	The dates set forth in this column are the dates on which the FDA accepted our submissions.

(a)	Humira® is a registered trademark of AbbVie Biotechnology Ltd.

(b)	Rituxan® is a registered trademark of Biogen MA Inc.

(c)	Avastin® is a registered trademark of Genentech, Inc.

(d)
Herceptin® is a registered trademark of Genentech, Inc. In April 2018, we received a “complete response” letter from the FDA with respect to our biologics license application (BLA) for PF-05280014, our proposed biosimilar to trastuzumab, which was submitted for all indications of the reference product. The FDA highlighted the need for additional technical information, which does not relate to safety or clinical data submitted in the application. In October 2018, the FDA acknowledged for review our BLA resubmission.

(e)
In May 2012, the FDA’s Peripheral and Central Nervous System Drugs Advisory Committee voted that the tafamidis meglumine data provide substantial evidence of efficacy for a surrogate endpoint that is reasonably likely to predict a clinical benefit. In June 2012, the FDA issued a “complete response” letter with respect to this tafamidis NDA. The FDA has requested the completion of a second efficacy study, and also has asked for additional information on the data within the current tafamidis NDA. Pfizer has completed study B3461028, a global Phase 3 study to support a potential new indication in transthyretin cardiomyopathy, which includes patients with wild type and variant transthyretin. This study has achieved its primary endpoint, and we are working with the FDA to identify next steps.

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Zirabev(a)	Application approved in the EU for a biosimilar to Avastin® (bevacizumab) for the treatment of metastatic carcinoma of the colon or rectum, metastatic breast cancer, unresectable advanced, metastatic or recurrent NSCLC, advanced and/or metastatic renal cell cancer and persistent, recurrent, or metastatic carcinoma of the cervix	February 2019	—
Vyndaqel (tafamidis free acid)	Application filed in the EU for the treatment of adult symptomatic transthyretin cardiomyopathy	—	January 2019
Bavencio (avelumab)	Application filed in Japan for Bavencio (avelumab) in combination with Inlyta (axitinib) for the first-line treatment of advanced renal cell carcinoma, which is being developed in collaboration with Merck KGaA, Germany	—	January 2019
Vizimpro (dacomitinib)	Application approved in Japan for the treatment of patients with locally advanced or metastatic non-small cell lung cancer with EGFR mutations, which is being developed in collaboration with SFJ	January 2019	—
PF-06410293(b)	Application filed in the EU for a potential biosimilar to Humira® (adalimumab)	—	November 2018
tafamidis meglumine	Application filed in Japan for treatment of transthyretin amyloid cardiomyopathy	—	November 2018
Xtandi (enzalutamide)	Application approved in the EU for treatment of adult men with high-risk non-metastatic castration-resistant prostate cancer, which is being developed through a collaboration with Astellas	October 2018	—
Trastuzumab BS for IV Infusion 60mg/150mg “Pfizer”(c)	Application approved in Japan for a biosimilar to Herceptin® (trastuzumab)	September 2018	—
Lorbrena (lorlatinib)	Application approved in Japan for the treatment of patients with ALK-positive metastatic non-small cell lung cancer, previously treated with one or more ALK inhibitor	September 2018	—
PF-05280586(d)	Application filed in the EU for a potential biosimilar to Rituxan® (rituximab)	—	August 2018
Xeljanz (tofacitinib)	Application approved in the EU for the treatment of adult patients with moderately to severely active ulcerative colitis who have had an inadequate response, lost response, or were intolerant to either conventional therapy or a biologic agent	July 2018	—
Trazimera(c)	Application approved in the EU for a biosimilar to Herceptin® (trastuzumab) for the treatment of human epidermal growth factor (HER2) overexpressing breast cancer and HER2 overexpressing metastatic gastric or gastroesophageal junction adenocarcinoma	July 2018	—
Infliximab BS for IV Infusion 100mg “Pfizer”(e)	Application approved in Japan for a biosimilar to Remicade® (infliximab)	July 2018	—
Xeljanz (tofacitinib)	Application approved in the EU for Xeljanz in combination with methotrexate for the treatment of active PsA in adult patients who have had an inadequate response or who have been intolerant to a prior disease-modifying antirheumatic drug therapy	June 2018	—
talazoparib	Application filed in the EU for the treatment of patients with germline BRCA-mutated advanced breast cancer	—	June 2018
Xeljanz (tofacitinib)	Application approved in Japan for the treatment of ulcerative colitis	May 2018	—
crisaborole	Application filed in the EU for the treatment of mild-to-moderate atopic dermatitis	—	May 2018

30	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

REGULATORY APPROVALS AND FILINGS IN THE EU AND JAPAN (cont’d.)
PRODUCT	DESCRIPTION OF EVENT	DATE APPROVED	DATE FILED*
Mylotarg (gemtuzumab ozogamicin)	Application approved in the EU for treatment of patients age 15 years and above with previously untreated, de novo, CD33-positive acute myeloid leukemia, except acute promyelocytic leukemia	April 2018	—
Bosulif (bosutinib)	Application approved in the EU for the treatment of adults with newly diagnosed chronic phase Philadelphia chromosome-positive chronic myelogenous leukemia (Ph+ CML), which is being developed in collaboration with Avillion	April 2018	—
dacomitinib(f)	Application filed in the EU for the first-line treatment of patients with locally advanced or metastatic non-small cell lung cancer with EGFR activating mutations, which is being developed in collaboration with SFJ	—	March 2018
Steglatro (ertugliflozin)	Approval in the EU as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus: • as monotherapy in patients for whom the use of metformin is considered inappropriate due to intolerance or contraindications; and • in addition to other medicinal products for the treatment of diabetes, which is being developed in collaboration with Merck	March 2018	—
Segluromet (ertugliflozin and metformin)	Approval in the EU as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus: • in patients not adequately controlled on their maximally tolerated dose of metformin alone; • in patients on their maximally tolerated doses of metformin in addition to other medicinal products for the treatment of diabetes; and • in patients already being treated with the combination of ertugliflozin and metformin as separate tablets, which is being developed in collaboration with Merck	March 2018	—
Steglujan (ertugliflozin and sitagliptin)	Approval in the EU as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus: • when metformin and/or a sulphonylurea (SU) and one of the monocomponents of Steglujan do not provide adequate glycaemic control; and • in patients already being treated with the combination of ertugliflozin and sitagliptin as separate tablets, which is being developed in collaboration with Merck	March 2018	—
Xeljanz (tofacitinib)	Application filed in the EU for modified release 11mg tablet for RA	—	March 2018
lorlatinib (PF-06463922)	Application filed in the EU for the treatment of patients with ALK-positive metastatic non-small cell lung cancer, previously treated with one or more ALK inhibitors	—	February 2018

*	For applications in the EU, the dates set forth in this column are the dates on which the EMA validated our submissions.

(a)	Avastin® is a registered trademark of Genentech, Inc.

(b)	Humira® is a registered trademark of AbbVie Biotechnology Ltd.

(c)	Herceptin® is a registered trademark of Genentech, Inc.

(d)	Rituxan® is a registered trademark of Biogen MA Inc.

(e)
Remicade® is a registered Japan trademark of Janssen. In February 2016, we divested the rights for development and commercialization of PF-06438179, a potential biosimilar to Remicade® (infliximab) in the 28 countries that form the EEA to Sandoz, which was a condition to the European Commission’s approval of the Hospira transaction. We retain commercialization rights to PF-06438179 in all countries outside of the EEA.

(f)
In February 2019, the EMA’s Committee for Medicinal Products for Human Use adopted a positive opinion recommending marketing authorization for dacomitinib, as monotherapy, for the first-line treatment of adult patients with locally advanced or metastatic NSCLC with EGFR-activating mutations.

2018 Financial Report	31

Financial Review
Pfizer Inc. and Subsidiary Companies

LATE-STAGE CLINICAL PROGRAMS FOR ADDITIONAL USES AND DOSAGE FORMS FOR IN-LINE AND IN-REGISTRATION PRODUCTS
PRODUCT	PROPOSED INDICATION
Bavencio (avelumab)
A monoclonal antibody that inhibits PD-L1, in combination with Inlyta (axitinib), a tyrosine kinase inhibitor, for the first-line treatment of advanced renal cell carcinoma, which is being developed in collaboration with Merck KGaA, Germany (ex-U.S./Japan)

Bavencio (avelumab)
A monoclonal antibody that inhibits PD-L1, in combination with Talzenna (talazoparib), in patients with previously untreated advanced ovarian cancer, which is being developed in collaboration with Merck KGaA, Germany

Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for the first-line treatment of stage IIIb/IV non-small cell lung cancer, which is being developed in collaboration with Merck KGaA, Germany
Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for maintenance treatment, in the first-line setting, for patients with urothelial cancer, which is being developed in collaboration with Merck KGaA, Germany
Bavencio (avelumab)
A monoclonal antibody that inhibits PD-L1 for maintenance treatment of advanced or metastatic gastric/
gastro-esophageal junction cancers, which is being developed in collaboration with Merck KGaA, Germany

Bavencio (avelumab)	A monoclonal antibody that inhibits PD-L1 for treatment of locally advanced squamous cell carcinoma of the head and neck, which is being developed in collaboration with Merck KGaA, Germany
Daurismo (glasdegib)	A smoothened inhibitor, in combination with azacitidine, for the treatment of acute myeloid leukemia
Ibrance (palbociclib)	Treatment of HER2+ advanced breast cancer, in collaboration with the Alliance Foundation Trials, LLC
Ibrance (palbociclib)	Treatment of high-risk early breast cancer, in collaboration with the German Breast Group
Ibrance (palbociclib)	Treatment of HR+ early breast cancer, in collaboration with the Alliance Foundation Trials, LLC, and the Austrian Breast Colorectal Cancer Study Group
Lorbrena (lorlatinib)	A next generation ALK/ROS1 tyrosine kinase inhibitor for the first-line treatment of patients with ALK-positive advanced non-small cell lung cancer
Xeljanz (tofacitinib)	Treatment of ankylosing spondylitis
Xtandi (enzalutamide)	Treatment of non-metastatic hormone-sensitive prostate cancer, which is being developed through a collaboration with Astellas
Xtandi (enzalutamide)	Treatment of metastatic hormone-sensitive prostate cancer, which is being developed through a collaboration with Astellas
Talzenna (talazoparib)	An oral PARP inhibitor, in combination with Xtandi (enzalutamide), for the treatment of metastatic castration-resistant prostate cancer
In February 2018, we and our partner Merck KGaA, Darmstadt, Germany, announced that the Bavencio Phase 3 trial in patients with previously treated NSCLC did not meet its pre-specified primary endpoint. The alliance made the decision to discontinue further development in this indication.
In November 2018, we and our partner Merck KGaA, Darmstadt, Germany, announced that the Bavencio Phase 3 trial in platinum-resistant/refractory ovarian cancer did not meet the pre-specified primary endpoints. We continue to evaluate the detailed results of the trial.
In December 2018, we and our partner Merck KGaA, Darmstadt, Germany, announced that data from a planned interim analysis of the Bavencio Phase 3 trial in previously untreated advanced ovarian cancer did not support the study’s initial hypothesis, and therefore the alliance made the decision to terminate the trial in alignment with the independent Data Monitoring Committee.
In February 2019, we announced that the company has taken steps to transition rheumatoid arthritis study patients who were on tofacitinib 10 mg twice daily to tofacitinib 5 mg twice daily in the FDA post-marketing requirement study A3921133, a study performed in patients considered to be at high risk for certain side effects. This action is being taken as the result of notification from the tofacitinib Rheumatology Data Safety Monitoring Board of a safety signal regarding the tofacitinib 10 mg twice daily treatment arm in study A3921133. The 5 mg twice daily dose is the FDA approved dose in the U.S. for adult patients with moderate to severe rheumatoid arthritis. We continue to evaluate the information.

NEW DRUG CANDIDATES IN LATE-STAGE DEVELOPMENT
CANDIDATE	PROPOSED INDICATION
aztreonam-avibactam (PF-06947387)	A beta lactam/beta lactamase inhibitor for the treatment of complicated intra-abdominal infections, hospital acquired pneumonia/ventilator associated pneumonia
fidanacogene elaparvovec (PF-06838435)	An investigational gene therapy for the treatment of hemophilia B
PF-06482077
A 20-Valent pneumococcal conjugate vaccine for the prevention of invasive pneumococcal disease and pneumonia caused by Streptococcus pneumoniae serotypes covered by the vaccine in adults 18 years of age and older

PF-06651600	A Janus kinase 3 (JAK3) inhibitor for the treatment of patients with moderate to severe alopecia areata
PF-04965842	A Janus kinase 1 (JAK1) inhibitor for the treatment of moderate-to-severe atopic dermatitis
PF-06425090	A prophylactic vaccine for active immunization to prevent clostridium difficile disease
rivipansel (GMI-1070)	A pan-selectin inhibitor for the treatment of vaso-occlusive crisis in hospitalized individuals with sickle cell disease, which was licensed from GlycoMimetics Inc.
somatrogon (PF-06836922)	A long-acting hGH-CTP for the treatment of growth hormone deficiency in children, which is being developed in collaboration with OPKO
somatrogon (PF-06836922)	A long-acting hGH-CTP for the treatment of growth hormone deficiency in adults, which is being developed in collaboration with OPKO
tanezumab	An anti-nerve growth factor monoclonal antibody for the treatment of pain, which is being developed in collaboration with Lilly
Additional product-related programs are in various stages of discovery and development.

32	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

COSTS AND EXPENSES

The changes in expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in our operating results through February 2, 2017 and, therefore, operating results for 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations, while operating results for 2016 reflect 12 months of HIS global operations. Our operating results for 2018 do not reflect any HIS global operations.
Cost of Sales

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Cost of sales	$11,248	$11,228	$12,322	—	(9)
As a percentage of Revenues	21.0%	21.4%	23.3%
2018 v. 2017
Cost of sales increased $21 million, or were relatively flat in 2018, compared to 2017, primarily due to:

•	increased sales volumes primary related to key products within our product portfolio;

•
higher costs across the SIP portfolio, as a result of the complexity of high quality product manufacture across the legacy Hospira plants, which was partially offset by decreases in other costs across various markets;

•	an increase in royalty expenses based on the mix of products sold; and

•	the unfavorable impact of hedging activity on intercompany inventory of $65 million, partially offset by:

•	lower volumes from the SIP portfolio, in developed markets, primarily due to increased competition across the SIP portfolio and continued legacy Hospira product shortages in the U.S.;

•	the non-recurrence of $195 million in inventory losses, overhead costs, and incremental costs related to the period in 2017 during which our Puerto Rico plants were not operational due to hurricanes;

•	the favorable impact of foreign exchange of $153 million;

•	the non-recurrence of charges related to a product recall that occurred in 2017; and

•	the favorable impact of the sale of HIS of $35 million.
The decrease in Cost of sales as a percentage of revenues in 2018, compared to 2017, was primarily due to all of the factors discussed above, as well as an increase in alliance revenues, which have no associated cost of sales.
2017 v. 2016
Cost of sales decreased $1.1 billion, or 9%, in 2017, compared to 2016, primarily due to:

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
partially offset by:

•
$195 million in inventory losses, overhead costs related to the period in 2017 during which our Puerto Rico plants were not operational, and incremental costs, all of which resulted from the hurricanes in Puerto Rico.

The decrease in Cost of sales as a percentage of revenues in 2017, compared to 2016, was primarily due to all of the factors discussed above, as well as an increase in alliance revenues, which have no associated cost of sales.

Selling, Informational and Administrative (SI&A) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Selling, informational and administrative expenses	$14,455	$14,804	$14,844	(2)	—
As a percentage of Revenues	26.9%	28.2%	28.1%
2018 v. 2017
SI&A expenses decreased $350 million, or 2%, in 2018, compared to 2017, primarily due to:

•	lower advertising, promotional and field force expenses, as well as general and administrative expenses, reflecting the benefits of cost-reduction and productivity initiatives;

•	the non-recurrence of a $200 million charitable contribution to the Pfizer Foundation;

•	decreased investment across several of our key products, primarily Viagra and Enbrel; and

2018 Financial Report	33

Financial Review
Pfizer Inc. and Subsidiary Companies

•	lower healthcare reform expenses as a result of a true up of the prior year amount, partially offset by:

•	additional investment across several of our key products, primarily, Xeljanz, Ibrance, Eucrisa and Prevnar 13/Prevenar 13.

•	additional investments in China; and

•	a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, of $119 million, in the aggregate, in the first quarter of 2018.
2017 v. 2016
SI&A expenses decreased $40 million, or were relatively flat in 2017, compared to 2016, primarily due to:

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

Research and Development (R&D) Expenses

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Research and development expenses	$8,006	$7,683	$7,892	4	(3)
As a percentage of Revenues	14.9%	14.6%	14.9%
2018 v. 2017
R&D expenses increased $322 million, or 4%, in 2018, compared to 2017, primarily due to:

•
increased costs associated with our Phase 3 clinical trials related to our JAK1 inhibitor (which was initiated in December 2017) and the C. difficile vaccine program (which was initiated in March 2017) as well as increased spending for our 20 valent pneumococcal conjugate vaccine candidate;

•	increased costs associated with the Bavencio program; and

•
an increase in the value of the portfolio performance share grants reflecting changes in the price of Pfizer’s common stock, as well as management’s assessment of the probability that the specified performance criteria will be achieved, partially offset by:

•	decreased spending for biosimilars as several programs have reached completion; and

•	the impact of our decision to end internal neuroscience discovery and early development efforts.
2017 v. 2016
R&D expenses decreased $208 million, or 3%, in 2017, compared to 2016, primarily due to:

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

34	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Amortization of Intangible Assets

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Amortization of intangible assets	$4,893	$4,758	$4,056	3	17
As a percentage of Revenues	9.1%	9.1%	7.7%
Amortization of intangible assets increased $135 million, or 3% in 2018, compared to 2017, primarily due to amortization expense of approximately $151 million (pre-tax) in 2018 associated with the approval of Xtandi in the U.S. for the treatment of non-metastatic castration-resistant prostate cancer. The U.S. approval resulted in the transfer of $2.7 billion from an indefinite-lived IPR&D intangible asset to a finite-lived Developed technology rights intangible asset.
Amortization of intangible assets increased $703 million, or 17%, in 2017, compared to 2016, primarily due to amortization expense of approximately $797 million (pre-tax) in 2017 associated with the identifiable intangible assets acquired from Medivation and Anacor, partially offset by assets that became fully amortized at the end of their estimated useful lives and the favorable impact of the February 2017 sale of HIS.

See also Notes to Consolidated Financial Statements—Note 10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.

Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Restructuring charges––acquisition-related costs(a)	$37	$105	$207	(64)	(49)
Restructuring charges/(credits)––cost reduction initiatives(b)	745	(75)	849	*	*
Restructuring charges	782	30	1,055	*	(97)
Transaction costs(c)	1	4	127	(62)	(97)
Integration costs(c)	260	317	383	(18)	(17)
Restructuring charges and certain acquisition-related costs	1,044	351	1,565	*	(78)
Net periodic benefit costs(d)	146	136	159	8	(15)
Total additional depreciation––asset restructuring	50	91	207	(45)	(56)
Total implementation costs	194	227	340	(15)	(33)
Costs associated with acquisitions and cost-reduction/productivity initiatives(e)	$1,434	$805	$2,271	78	(65)

(a)
Restructuring charges––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Charges for 2018 were primarily due to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. Restructuring charges for 2017 were primarily due to asset write-downs, partially offset by the reversal of previously recorded accruals for employee termination costs. For 2017 and 2016, restructuring charges––acquisition-related costs were mainly related to our acquisitions of Hospira and Medivation.

(b)
Restructuring (credits)/charges––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For 2018, the charges were primarily related to employee termination costs and asset write downs. The employee termination costs are associated with our improvements to operational effectiveness as part of the realignment of our organizational structure effective at the beginning of 2019. For 2017, the credits are mostly related to the reversal of previously recorded accruals for employee termination costs, partially offset by asset write downs.

(c)	For additional information, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

(d)
For additional information, see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018 and Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

(e)
Comprises Restructuring charges and certain acquisition-related costs as well as costs associated with our cost-reduction/productivity initiatives included in Cost of sales, Research and development expenses, Selling, informational and administrative expenses and/or Other (income)/deductions––net as appropriate. For additional information, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

In connection with our acquisition of Hospira in September 2015, we focused our efforts on achieving an appropriate cost structure for the combined company. We achieved our expected $1 billion of annual cost savings in connection with the Hospira acquisition, 25% more than our initial cost savings target of $800 million. The one-time costs to generate the savings were approximately $1 billion (not including costs of $215 million for full-year 2015 associated with the return of acquired IPR&D rights), and the majority of these costs were incurred within the three-year period post-acquisition.

In 2016, we substantially completed previously disclosed cost-reduction initiatives begun in 2014 associated with our 2014 global commercial structure reorganization, manufacturing plant network rationalization and optimization initiatives, and additional cost-reduction/productivity initiatives across the enterprise. Through December 31, 2016, we incurred $3.1 billion (pre-tax) in total costs for the 2014-2016 program. The cumulative ongoing annual cost savings associated with the 2014-2016 program (but not including expected cost savings associated with the

2018 Financial Report	35

Financial Review
Pfizer Inc. and Subsidiary Companies

Hospira acquisition), are approximately $3.1 billion. These savings were recognized, for the most part, through the end of 2016. However, savings from costs incurred in the last half of 2016 largely occurred in 2017.

2017-2019 Initiatives and Organizing for Growth
During 2018, as we reviewed our business opportunities and challenges and the way in which we think about our business operations, we determined that at the start of our 2019 fiscal year, we would begin operating under our new commercial structure, which reorganizes our operations into three businesses––Biopharma, a science-based Innovative medicines business; Upjohn, a global off-patent branded and generic established medicines business; and a Consumer Healthcare business. To operate effectively in this structure and position ourselves for future growth, we are focused on creating a simpler, more efficient operating structure within each business as well as the functions that support them. Beginning in the fourth quarter of 2018, we reviewed previously planned initiatives and new initiatives to ensure that there was alignment around our new structure and have combined the 2017 to 2019 initiatives with our current Organizing for Growth initiatives to form one cohesive plan. For the combined programs, to achieve targeted savings of approximately $1.9 billion, we expect to incur approximately $2.2 billion in costs over the three-year period 2017-2019. Of this amount, we expect approximately 40% to be related to manufacturing operations, and we expect approximately 20% of the charges to be non-cash. Anticipated savings through 2020 associated with the Organizing for Growth initiatives of approximately $500 million will be reinvested in our R&D pipeline and in selling and marketing to support our current and recently launched products and indications. For additional information about these programs and expected and actual total costs, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

In addition to these major initiatives, we continuously monitor our operations for cost reduction and/or productivity opportunities, especially in light of the losses of exclusivity and the expiration of collaborative arrangements for various products.

Other (Income)/Deductions––Net

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Other (income)/deductions—net	$2,116	$1,416	$3,794	49	(63)

For information about the components of Other (income)/deductions—net, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

See also the “Analysis of Operating Segment Information” section of this Financial Review.
PROVISION/(BENEFIT) FOR TAXES ON INCOME

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Provision/(benefit) for taxes on income	$706	$(9,049)	$1,123	*	*
Effective tax rate on continuing operations	5.9%	(73.5)%	13.4%

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

2018 v. 2017

The higher effective tax rate in 2018 compared to 2017 was primarily the result of:

•	the non-recurrence of a $10.7 billion tax benefit recorded in 2017 to reflect the enactment of the TCJA, partially offset by:

•
tax benefits related to the TCJA, including certain current year tax initiatives as well as favorable adjustments to the provisional estimate of the impact of the legislation, reported and disclosed within the applicable measurement period, in accordance with guidance issued by the SEC;

•	the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business; as well as

•
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
partially offset by:

•
the decrease in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations; and

36	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•
the non-recurrence of tax benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position.

For details about discrete elements that impacted our tax provisions, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.
Changes in Tax Laws

On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the U.S. Federal corporate tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. In accordance with guidance issued by the SEC we recorded provisional estimates of the legislation in the fourth-quarter 2017. In 2018, we finalized our provisional accounting for the tax effects of the TCJA based on our best estimates of available information and data, and have reported and disclosed the impacts within the applicable measurement period, in accordance with guidance issued by the SEC. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations and the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this Financial Review.

On January 23, 2017, the Governor of Puerto Rico signed into law Act No. 3-2017, amending Section 2101 of the Puerto Rico Internal Revenue Code of 1994, which imposes an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. Act No. 3-2017 further extended the excise tax for all years through 2027 at a rate of 4%. The excise tax has been recorded in Cost of sales and Provision/(benefit) for taxes on income, as appropriate. All expected impacts in 2019 have been reflected in our financial guidance for 2019.
NON-GAAP FINANCIAL MEASURE (ADJUSTED INCOME)
General Description of Non-GAAP Financial Measure (Adjusted Income)

Adjusted income is an alternative view of performance used by management. We measure the performance of the overall Company on this basis in conjunction with other performance metrics. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income, certain components of Adjusted income, and Adjusted diluted earnings per share in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. We have defined Adjusted income as Net income attributable to Pfizer Inc. before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items, which are described below. Similarly, we have defined the Adjusted income components as Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/deductions––net each before the impact of purchase accounting for acquisitions, acquisition-related costs and certain significant items. We have defined Adjusted diluted earnings per share as Earnings per common share attributable to Pfizer Inc.––diluted before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items. The Adjusted income measure, the Adjusted income component measures and the Adjusted diluted earnings per share measure are not, and should not be viewed as,substitutes for U.S. GAAP net income, U.S. GAAP net income components or U.S. GAAP diluted earnings per share.
The following are examples of how the Adjusted income and Adjusted diluted earnings per share measures are utilized:

•	senior management receives a monthly analysis of our operating results that is prepared on an Adjusted income and Adjusted diluted earnings per share basis;

•	our annual budgets are prepared on an Adjusted income and Adjusted diluted earnings per share basis; and

•
senior management’s annual compensation is derived, in part, using Adjusted income and Adjusted diluted earnings per share measures. The bonus plans for virtually all bonus-eligible, non-sales-force employees worldwide, including the Executive Leadership Team members and other members of senior management, are funded from a pool based on the performance measured by three financial metrics, including Adjusted diluted earnings per share, which is derived from Adjusted income. This metric accounts for 40% of the bonus pool funding. In addition, Adjusted operating income, which is derived from Adjusted income, is one of the measures utilized to determine payout for performance share awards.

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

2018 Financial Report	37

Financial Review
Pfizer Inc. and Subsidiary Companies

and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of Pfizer’s long-term incentive compensation plans.

See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for 2018, 2017 and 2016 below.

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

38	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

significant items would be a major non-acquisition-related restructuring charge and associated implementation costs; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; certain intangible asset impairments; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as the TCJA discussed in Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations or charges related to certain legal matters, such as certain of those discussed in Notes to Consolidated Financial Statements—Note 17A. Contingencies and Certain Commitments: Legal Proceedings and in Part II, Item 1, “Legal Proceedings” in our Quarterly Reports on Form 10-Q. Normal, ongoing defense costs of the Company or settlements of and accruals for legal matters made in the normal course of our business would not be considered certain significant items.

Beginning In 2019, we will exclude the gains and losses from equity securities from our measure of Adjusted income because of their inherent volatility, which we do not control and cannot predict with any level of certainty and because we do not believe that including these gains and losses assists investors in understanding our business or is reflective of our core operations and business. For example, we contributed assets related to our allogeneic CAR T therapy to Allogene and received equity securities. We will restate our Adjusted income and Adjusted diluted EPS for prior periods for consistency with our 2019 presentation.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information––Certain Line Items

	2018
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$53,647	$—	$—	$—	$—	$53,647
Cost of sales	11,248	3	(10)	—	(110)	11,130
Selling, informational and administrative expenses	14,455	2	(2)	—	(222)	14,232
Research and development expenses	8,006	3	—	—	(47)	7,962
Amortization of intangible assets	4,893	(4,612)	—	—	—	281
Restructuring charges and certain acquisition-related costs	1,044	—	(299)	—	(745)	—
Other (income)/deductions––net	2,116	(182)	(7)	—	(3,181)	(1,253)
Income from continuing operations before provision/(benefit) for taxes on income	11,885	4,786	318	—	4,305	21,294
Provision/(benefit) for taxes on income(b)	706	915	54	—	1,625	3,301
Income from continuing operations	11,179	3,871	264	—	2,680	17,994
Discontinued operations––net of tax	10	—	—	(10)	—	—
Net income attributable to noncontrolling interests	36	—	—	—	—	36
Net income attributable to Pfizer Inc.	11,153	3,871	264	(10)	2,680	17,958
Earnings per common share attributable to Pfizer Inc.––diluted	1.87	0.65	0.04	—	0.45	3.00

2018 Financial Report	39

Financial Review
Pfizer Inc. and Subsidiary Companies

	2017
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$52,546	$—	$—	$—	$—	$52,546
Cost of sales	11,228	(47)	(39)	—	(363)	10,778
Selling, informational and administrative expenses	14,804	(16)	—	—	(299)	14,489
Research and development expenses	7,683	8	—	—	(38)	7,653
Amortization of intangible assets	4,758	(4,565)	—	—	—	193
Restructuring charges and certain acquisition-related costs	351	—	(426)	—	75	—
Other (income)/deductions––net	1,416	(138)	9	—	(2,020)	(733)
Income from continuing operations before provision/(benefit) for taxes on income	12,305	4,758	456	—	2,647	20,166
Provision/(benefit) for taxes on income(b)	(9,049)	1,331	173	—	11,577	4,033
Income from continuing operations	21,353	3,426	283	—	(8,930)	16,132
Discontinued operations––net of tax	2	—	—	(2)	—	—
Net income attributable to noncontrolling interests	47	—	—	—	—	47
Net income attributable to Pfizer Inc.	21,308	3,426	283	(2)	(8,930)	16,085
Earnings per common share attributable to Pfizer Inc.––diluted	3.52	0.57	0.05	—	(1.47)	2.65

	2016
IN MILLIONS, EXCEPT PER COMMON SHARE DATA	GAAP Reported	Purchase Accounting Adjustments(a)	Acquisition-Related Costs(a)	Discontinued Operations(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$52,824	$—	$—	$—	$—	$52,824
Cost of sales	12,322	(295)	(7)	—	(397)	11,622
Selling, informational and administrative expenses	14,844	(3)	—	—	(89)	14,751
Research and development expenses	7,892	3	—	—	(34)	7,861
Amortization of intangible assets	4,056	(3,928)	—	—	—	128
Restructuring charges and certain acquisition-related costs	1,565	—	(716)	—	(849)	—
Other (income)/deductions––net	3,794	39	(62)	—	(4,519)	(748)
Income from continuing operations before provision/(benefit) for taxes on income	8,351	4,185	785	—	5,888	19,210
Provision/(benefit) for taxes on income(b)	1,123	1,248	104	—	1,943	4,418
Income from continuing operations	7,229	2,937	682	—	3,944	14,792
Discontinued operations––net of tax	17	—	—	(17)	—	—
Net income attributable to noncontrolling interests	31	—	—	—	—	31
Net income attributable to Pfizer Inc.	7,215	2,937	682	(17)	3,944	14,761
Earnings per common share attributable to Pfizer Inc.––diluted	1.17	0.48	0.11	—	0.64	2.40

(a)	For details of adjustments, see “Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income” below.

(b)
The effective tax rate on Non-GAAP Adjusted income was 15.5% in 2018, 20.0% in 2017 and 23.0% in 2016. The decrease in the effective tax rate on Non-GAAP Adjusted income for 2018 compared with 2017 was primarily due to tax benefits associated with the December 2017 enactment of the TCJA, a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations. The decline in the effective tax rate on Non-GAAP Adjusted income in 2017 compared to 2016 was primarily due to tax benefits associated with the enactment of the TCJA, primarily reflecting the remeasurement of U.S. deferred tax liabilities on deemed repatriated post-1986 earnings of foreign subsidiaries that were accrued during 2017, as well as a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, partially offset by a decrease in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

40	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income

Adjusted income, as shown above, excludes the following items:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Purchase accounting adjustments
Amortization, depreciation and other(a)	$4,789	$4,711	$3,890
Cost of sales	(3)	47	295
Total purchase accounting adjustments—pre-tax	4,786	4,758	4,185
Income taxes(b)	(915)	(1,331)	(1,248)
Total purchase accounting adjustments—net of tax	3,871	3,426	2,937

Acquisition-related costs
Restructuring charges(c)	37	105	207
Transaction costs(c)	1	4	127
Integration costs(c)	260	317	383
Net periodic benefit costs/(credits) other than service costs(d)	7	(9)	62
Additional depreciation—asset restructuring(e)	12	39	7
Total acquisition-related costs—pre-tax	318	456	785
Income taxes(f)	(54)	(173)	(104)
Total acquisition-related costs—net of tax	264	283	682

Discontinued operations
Total discontinued operations—net of tax, attributable to Pfizer Inc.(g)	(10)	(2)	(17)

Certain significant items
Restructuring charges/(credits)––cost reduction initiatives(h)	745	(75)	849
Implementation costs and additional depreciation—asset restructuring(i)	232	279	540
Certain legal matters, net(j)	157	237	494
Loss on sale and impairment on remeasurement of HIS net assets(j)	(1)	55	1,712
Certain asset impairments(j)	3,101	379	1,426
Business and legal entity alignment costs(j)	4	71	261
Net losses on early retirement of debt(i)	3	999	312
Other(k)	65	700	294
Total certain significant items—pre-tax	4,305	2,647	5,888
Income taxes(l)	(1,625)	(11,577)	(1,943)
Total certain significant items—net of tax	2,680	(8,930)	3,944
Total purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items—net of tax, attributable to Pfizer Inc.	$6,805	$(5,223)	$7,546

(a)	Included primarily in Amortization of intangible assets.

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

(c)
Included in Restructuring charges and certain acquisition-related costs. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Restructuring charges in 2018 were primarily due to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. Restructuring charges for 2017 were primarily due to asset write-downs, partially offset by the reversal of previously recorded accruals for employee termination costs. For 2017 and 2016, restructuring charges––acquisition-related costs were mainly related to our acquisitions of Hospira and Medivation. Transaction costs represent external costs for banking, legal, accounting and other similar services. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. For additional information, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

(d)
Amounts for the 2017 and 2016 represent the net periodic benefit costs/(credits), excluding service costs, reclassified to Other (income)/deductions––net as a result of the retrospective adoption of a new accounting standard in the first quarter of 2018. For additional information, see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018. The credits for full-year 2017 included a net settlement gain, partially offset by accelerated amortization of actuarial losses and prior service costs upon the settlement of the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan.

(e)	Primarily included in Cost of sales. Represents the impact of changes in estimated useful lives of assets involved in restructuring actions related to acquisitions.

(f)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Income taxes recorded in 2017 do not reflect any changes

2018 Financial Report	41

Financial Review
Pfizer Inc. and Subsidiary Companies

associated with the December 2017 enactment of the TCJA. These changes resulting from the TCJA have been reflected in Certain significant items “Income taxes”. 2016 also includes an unfavorable impact of the remeasurement of certain deferred tax liabilities resulting from our plant network restructuring activities.

(g)	Included in Discontinued operations––net of tax. For all years presented, represents post-close adjustments.

(h)
Amounts relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2018, the charges were primarily related to employee termination costs and asset write downs. The employee termination costs are associated with our improvements to operational effectiveness as part of the realignment of our organizational structure effective at the beginning of 2019. For 2017, the credits were mostly related to the reversal of previously recorded accruals for employee termination costs, partially offset by asset write downs.

(i)
Amounts relate to our cost-reduction/productivity initiatives not related to acquisitions (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives). For 2018, included in Cost of sales ($121 million), Selling, informational and administrative expenses ($72 million) and Research and development expenses ($39 million). For 2017, included in Cost of sales ($170 million), Selling, informational and administrative expenses ($71 million) and Research and development expenses ($38 million). For 2016, primarily included in Cost of sales ($423 million), Selling, informational and administrative expenses ($81 million) and Research and development expenses ($32 million).

(j)	Included in Other (income)/deductions—net (see the Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net).

(k)
For 2018, included in Cost of sales ($10 million income), Selling, informational and administrative expenses ($151 million), Research and development expenses ($8 million) and Other (income)/deductions––net ($83 million income). For 2017, included in Cost of sales ($193 million), Selling, informational and administrative expenses ($229 million) and Other (income)/deductions––net ($278 million). For 2016, primarily included in Cost of sales ($27 million income), Selling, informational and administrative expenses ($8 million) and Other (income)/deductions––net ($311 million). For 2018, includes, among other things, (i) a non-cash $343 million pre-tax gain in Other (income)/deductions––net associated with our transaction with Bain Capital to create a new biopharmaceutical company, Cerevel, to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system, (ii) a $119 million charge, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the TCJA, (iii) $59 million of incremental costs associated with the design, planning and implementation of the new organizational structure, effective in the beginning of 2019, and primarily include consulting, legal, tax, and advisory services and (iv) a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic chimeric antigen receptor T cell therapy development program assets in connection with our contribution agreement entered into with Allogene (see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures). For 2017 includes, among other things, (i) a charitable contribution to the Pfizer Foundation of $200 million, which is included in Selling, informational and administrative expenses; (ii) $195 million in inventory losses, overhead costs related to the period in which our Puerto Rico plants were not operational, and incremental costs, all of which resulted from hurricanes in Puerto Rico in 2017 and are included in Cost of sales; (iii) an $81 million loss related to the sale of our 49% equity share in Hisun Pfizer, which is included in Other (income)/deductions––net; and (iv) a net loss of $30 million related to the sale of our then 40% ownership investment in Teuto, including the extinguishment of a put option for the remaining 60% ownership interest, which is included in Other (income)/deductions––net. For 2016, includes, among other things, $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction, which is included in Other (income)/deductions—net.

(l)
Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2018 was favorably impacted primarily by tax benefits related to the TCJA, including certain current year tax initiatives as well as adjustments to the provisional estimate of the legislation, reported and disclosed within the applicable measurement period, in accordance with guidance issued by the SEC. The amount in 2017 was favorably impacted by tax benefits primarily associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries associated with the TCJA. The amount in 2016 was favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position. See Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

ANALYSIS OF OPERATING SEGMENT INFORMATION

The following tables and associated notes provide additional information about the performance of our two operating segments for the periods presented—the IH segment and the EH segment. For additional information about each operating segment, see the “Our Strategy––Commercial Operations” section of this Financial Review and Notes to Consolidated Financial Statements—Note 18. Segment, Geographic and Other Revenue Information.
As described in Notes to Consolidated Financial Statements—Note 1A. Basis of Presentation and Significant Accounting Policies: Basis of Presentation, acquisitions and divestitures have impacted our results of operations in 2017 and 2016.

42	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	2018
(MILLIONS OF DOLLARS)	Innovative Health (IH)(a)	Essential Health (EH)(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$33,426	$20,221	$—	$53,647	$—	$53,647
Cost of sales	4,140	6,056	934	11,130	118	11,248
% of revenue	12.4%	29.9%	*	20.7%	*	21.0%
Selling, informational and administrative expenses	6,961	2,612	4,659	14,232	223	14,455
Research and development expenses	2,866	937	4,160	7,962	43	8,006
Amortization of intangible assets	219	62	—	281	4,612	4,893
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,044	1,044
Other (income)/deductions––net	(1,017)	(158)	(78)	(1,253)	3,369	2,116
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$20,258	$10,712	$(9,676)	$21,294	$(9,409)	$11,885

	2017
(MILLIONS OF DOLLARS)	Innovative Health (IH)(a)	Essential Health (EH)(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$31,422	$21,124	$—	$52,546	$—	$52,546
Cost of sales	4,091	5,937	750	10,778	449	11,228
% of revenue	13.0%	28.1%	*	20.5%	*	21.4%
Selling, informational and administrative expenses	6,727	2,898	4,864	14,489	316	14,804
Research and development expenses	2,544	1,052	4,057	7,653	31	7,683
Amortization of intangible assets	129	65	—	193	4,565	4,758
Restructuring charges and certain acquisition-related costs	—	—	—	—	351	351
Other (income)/deductions––net	(878)	(287)	432	(733)	2,150	1,416
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$18,809	$11,460	$(10,104)	$20,166	$(7,861)	$12,305

	2016
(MILLIONS OF DOLLARS)	Innovative Health (IH)(a)	Essential Health (EH)(a)	Other(b)	Non-GAAP Adjusted(c)	Reconciling Items(d)	GAAP Reported
Revenues	$29,197	$23,627	$—	$52,824	$—	$52,824
Cost of sales	4,049	6,272	1,301	11,622	699	12,322
% of revenue	13.9%	26.5%	*	22.0%	*	23.3%
Selling, informational and administrative expenses	6,957	3,296	4,499	14,751	92	14,844
Research and development expenses	2,921	1,237	3,703	7,861	31	7,892
Amortization of intangible assets	102	26	—	128	3,928	4,056
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,565	1,565
Other (income)/deductions––net	(998)	(269)	519	(748)	4,543	3,794
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	$16,166	$13,065	$(10,021)	$19,210	$(10,858)	$8,351

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

(a)	Amounts represent the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment.
The following organizational change impacted our operating segments in 2018:
Effective in the first quarter of 2018, certain costs for Pfizer’s StratCO group, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. StratCO costs primarily include headcount costs, vendor costs and data costs largely in support of Pfizer’s commercial operations. The majority of the StratCO costs reflect additional amounts that our operating segments would have incurred had each segment operated as a standalone company during the periods presented. The reporting change was made to streamline accountability and speed decision making. In 2017, we reclassified approximately $468 million of costs from IH, approximately $176 million of costs from EH and approximately $70 million of costs from Corporate to Other unallocated costs to conform to the current period presentation, and in 2016, we reclassified approximately $312 million of costs from IH, approximately $167 million of costs from EH and approximately $43 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

2018 Financial Report	43

Financial Review
Pfizer Inc. and Subsidiary Companies

(b)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside of our two operating segments and includes the following:

	2018
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Corporate(iii)	Other Unallocated(iv)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	168	767	934
Selling, informational and administrative expenses	—	—	3,958	701	4,659
Research and development expenses	2,341	788	957	73	4,160
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(148)	(5)	13	62	(78)
Loss from continuing operations before provision/(benefit) for taxes on income	$(2,193)	$(784)	$(5,096)	$(1,603)	$(9,676)

	2017
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Corporate(iii)	Other Unallocated(iv)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	32	718	750
Selling, informational and administrative expenses	—	(1)	4,159	706	4,864
Research and development expenses	2,402	783	823	50	4,057
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(42)	(5)	439	40	432
Loss from continuing operations before provision/(benefit) for taxes on income	$(2,361)	$(777)	$(5,452)	$(1,514)	$(10,104)

	2016
	Other Business Activities
(MILLIONS OF DOLLARS)	WRD(i)	GPD(ii)	Corporate(iii)	Other Unallocated(iv)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	~~—~~	198	1,103	1,301
Selling, informational and administrative expenses	—	—	3,957	542	4,499
Research and development expenses	2,359	690	612	41	3,703
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(28)	(2)	681	(131)	519
Loss from continuing operations before provision/(benefit) for taxes on income	$(2,332)	$(688)	$(5,448)	$(1,554)	$(10,021)

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

(ii)
GPD––the costs associated with our GPD organization, which is generally responsible for the operational execution of clinical trials for both early-stage assets in the WRD portfolio as well as late-stage assets in the Innovative portfolio. GPD also provides technical support and other services to Pfizer R&D projects.

(iii)
Corporate—the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement), the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations, as well as certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2018, certain costs for StratCO, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. For additional information, see note (iv) below.

We recognized a net $13 million loss in 2018 in Cost of sales primarily related to euro-denominated losses, partially offset by Japanese yen denominated gains on forward-exchange contracts designated as cash flow hedges of a portion of our foreign exchange-denominated intercompany forecasted inventory sales. We recognized a $52 million gain in 2017 as an offset to Cost of sales related to foreign currency forward-exchange contracts designated as cash flow

44	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

hedges of a portion of our foreign exchange-denominated intercompany forecasted inventory sales. For additional information, see Notes to Consolidated Financial Statements––Note 7F. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

(iv)
Other Unallocated—other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). In connection with the StratCO reporting change, in 2017 we reclassified approximately $468 million of costs from IH, approximately $176 million of costs from EH and approximately $70 million of costs from Corporate to Other unallocated costs to conform to the current period presentation, and in 2016, we reclassified approximately $312 million of costs from IH, approximately $167 million of costs from EH and approximately $43 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment for 2018. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.
For information purposes only, for 2018, we estimate that Other costs, as described above, for combined WRD and GPD costs of $3.0 billion, and combined Corporate and Other Unallocated costs of $5.8 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $1.0 billion in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $72 million in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

	2018
		Estimated Other Costs Associated with IH(ii)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(i), (iii)	Estimated WRD/GPD(ii)	Estimated Corporate/Other Unallocated(ii)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(ii), (iii)
Revenues	$33,426			$33,426
Cost of sales	4,140	—	142	4,282
Selling, informational and administrative expenses	6,961	—	2,708	9,669
Research and development expenses	2,866	3,097	938	6,901
Amortization of intangible assets	219		(4)	215
Restructuring charges and certain acquisition-related costs	—			—
Other (income)/deductions––net	(1,017)	(152)	(672)	(1,841)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	20,258	(2,945)	(3,112)	14,201

	2018
		Estimated Other Costs Associated with EH(ii)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(i), (iii)	Estimated WRD/GPD(ii)	Estimated Corporate/Other Unallocated(ii)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(ii), (iii)
Revenues	$20,221			$20,221
Cost of sales	6,056	—	792	6,849
Selling, informational and administrative expenses	2,612	—	1,952	4,563
Research and development expenses	937	32	92	1,061
Amortization of intangible assets	62		4	66
Restructuring charges and certain acquisition-related costs	—			—
Other (income)/deductions––net	(158)	—	(192)	(351)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	10,712	(32)	(2,648)	8,032

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

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from R&D and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(iii)	See note (c) below for an explanation of our Non-GAAP Adjusted financial measure.

(c)	See the “Non-GAAP Financial Measure (Adjusted Income)” section of this Financial Review for a definition of these “Adjusted Income” components.

2018 Financial Report	45

Financial Review
Pfizer Inc. and Subsidiary Companies

(d)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our Non-GAAP adjusted measure of performance, see the “Non-GAAP Financial Measure (Adjusted Income)” section of this Financial Review.

Innovative Health Operating Segment

2018 vs. 2017

IH Revenues increased $2.0 billion, or 6%, to $33.4 billion, reflecting an operational increase of $1.9 billion, or 6%, and a de minimis impact of foreign exchange of $130 million.
The following graph illustrates the components of the increase in IH Revenues:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.
The following provides an analysis of the increase in worldwide IH Revenues:

(MILLIONS OF DOLLARS)
IH Revenues, 2017	$31,422

Operational growth/(decline):
Continued growth from certain key brands(a)	2,815
Growth from recently launched products, including Eucrisa in the U.S., as well as Besponsa and Bavencio, primarily in the U.S. and developed Europe	195
Growth in our Consumer Healthcare business across all markets	107
Negative impact of the loss of exclusivity of Viagra in the U.S. in December 2017 and the resulting shift in the reporting of U.S. and Canada Viagra revenues from IH to EH in 2018	(823)
Lower revenues for Enbrel, primarily in most developed Europe markets due to continued biosimilar competition	(350)
Lower revenues from the hemophilia portfolio (BeneFIX and Refacto AF/Xyntha), primarily in developed Europe	(100)
Other operational factors, net	31
Operational growth, net	1,873

Favorable impact of foreign exchange	130
IH Revenues increase	2,004
IH Revenues, 2018	$33,426

(a)
Certain key brands represent Ibrance, Eliquis, Xeljanz, Prevnar 13/Prevenar 13, Xtandi, Lyrica––IH and Chantix/Champix. See the “Analysis of the Consolidated Statements of Income––Revenues––Selected Product Discussion" section of this Financial Review for product analysis information.

Total IH revenues from emerging markets increased $507 million, or 12%, to $4.9 billion in 2018 from $4.4 billion in 2017, reflecting a 16% operational increase. Foreign exchange had an unfavorable impact of 5% on total IH revenues from emerging markets. The operational increase in emerging markets was primarily driven by Prevenar 13, Ibrance and Eliquis.
Costs and Expenses

•	Cost of sales as a percentage of Revenues decreased 0.6 percentage points, primarily driven by the favorable impact of foreign exchange.

•
The increase in Cost of sales of 1% was primarily driven by an increase in royalty expenses based on the mix of products sold and an increase in sales volumes for various key products within our product portfolio, partially offset by the favorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 3% was primarily driven by additional investment across several of our key products, primarily Xeljanz, Ibrance, Eucrisa and Prevnar 13/Prevenar 13 (pediatric indication), partially offset by a reduction related to Viagra as a result of the reclassification of Viagra IH to EH and lower healthcare reform expenses.

•	The increase in Research and development expenses of 13% primarily reflects:

◦	increased costs associated with the Bavencio program; and

46	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

◦
increased costs associated with our Phase 3 clinical trials related to our JAK1 inhibitor (which was initiated in December 2017) and the C. difficile vaccine program (which was initiated in March 2017) as well as increased spending for our 20 valent pneumococcal conjugate vaccine candidate.

•
The favorable change in Other (income)/deductions––net primarily reflects a $116 million increase in income from collaborations, out-licensing arrangements and sales of compound/product rights, partially offset by a $13 million decrease in dividend income from our investment in ViiV.

2017 vs. 2016
IH Revenues increased $2.2 billion, or 8%, to $31.4 billion, reflecting an operational increase of $2.3 billion, or 8%, partially offset by a de minimis impact of foreign exchange of $80 million.
The following graph illustrates the components of the increase in IH Revenues:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.
The following provides an analysis of the increase in IH Revenues:

(MILLIONS OF DOLLARS)
IH Revenues, 2016	$29,197

Operational growth/(decline):
Continued growth from key brands(a)	1,608
Ibrance global growth: U.S. revenues increased primarily due to continued strong uptake in the metastatic breast cancer setting. International revenues increased operationally, but were negatively impacted by a one-time price adjustment to 2017 revenues related to finalizing reimbursement agreements in certain developed Europe markets.	993
Increase in Xtandi alliance revenues in the U.S. (September 2016 acquisition of Medivation)	450
Lower revenues for Enbrel primarily in developed Europe markets due to continued biosimilar competition	(448)
Lower revenues for Viagra in the U.S. due to generic competition that began in December 2017	(359)
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
(108)
Other operational factors, net	169
Operational growth, net	2,305
Unfavorable impact of foreign exchange	(80)
IH Revenues increase	2,225
IH Revenues, 2017	$31,422

(a)	Key brands represent Eliquis (globally), as well as Xeljanz and Lyrica––IH (both primarily in the U.S.).
Total IH revenues from emerging markets increased $656 million, or 18%, to $4.4 billion in 2017 from $3.7 billion in 2016, reflecting an 18% operational increase. Foreign exchange had a de minimis impact on total IH revenues from emerging markets.

2018 Financial Report	47

Financial Review
Pfizer Inc. and Subsidiary Companies

Costs and Expenses

•
Cost of sales as a percentage of Revenues decreased 0.9 percentage points primarily driven by a favorable change in product mix, including an increase in alliance revenues, which have no associated cost of sales, partially offset by an increase in royalty expense, mostly related to Ibrance.

•	The increase in Cost of sales of 1% was primarily driven by an increase in royalty expense, mostly related to Ibrance, partially offset by a favorable change in product mix.

•
The decrease in Selling, informational and administrative expenses of 3% was primarily driven by the non-recurrence of an allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor that was recorded in the first quarter 2016, lower spending for certain products, primarily Prevnar 13/Prevenar 13 and Viagra (which lost exclusivity in the U.S. in December 2017), partially offset by additional investment across several of our key products, primarily Eucrisa, Ibrance and Xeljanz.

•	The decrease in Research and development expenses of 13% primarily reflects:

◦	the discontinuation of the global clinical development program for bococizumab in the fourth quarter of 2016 and the non-recurrence of its associated close-out costs, partially offset by increased costs associated with:

◦	our oncology programs, including clinical trial spend on Medivation assets;

◦	our C. difficile vaccine program, which initiated a Phase 3 clinical study in March 2017;

◦	our tanezumab development program; and

◦	an expense of $28 million, representing IH’s portion of the $75 million expense resulting from our May 2017 agreement with Sangamo to develop and commercialize gene therapy programs for Hemophilia A.

•	The unfavorable change in Other (income)/deductions––net primarily reflects:

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
Essential Health Operating Segment
2018 vs. 2017
EH Revenues decreased $903 million, or 4% to $20.2 billion, reflecting an operational decrease of $1.1 billion, or 5%, partially offset by the favorable impact of foreign exchange of $180 million, or 1%.
The following graph illustrates the components of the decrease in EH Revenues:

*	LOE generally pertains to period-over-period revenue impacts for products across our portfolios experiencing patent expirations or loss of regulatory exclusivity in certain developed markets.

48	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

The following provides an analysis of the decrease in worldwide EH Revenues:

(MILLIONS OF DOLLARS)
EH Revenues, 2017	$21,124

Operational growth/(decline):
Decline from the Peri-LOE Products portfolio, driven by lower revenues in developed markets (excluding Viagra EH), primarily due to expected declines in Lyrica in developed Europe and Celebrex and Pristiq in the U.S. due to generic competition	(558)
Impact from the SIP portfolio, driven by lower revenues in developed markets, primarily due to increased competition across the portfolio and continued legacy Hospira product shortages in the U.S.	(504)
Impact from the LEP portfolio, driven by lower revenues in developed markets, primarily as a result of industry-wide pricing challenges in the U.S. and generic competition	(436)
Impact on financial results for the sale of HIS in February 2017. 2018 does not reflect any contribution from HIS global operations, compared to approximately one month of HIS domestic operations and approximately two months of HIS international operations in 2017	(97)
Positive impact of Viagra, mostly driven by the shift in the reporting of U.S. and Canada Viagra revenues from IH to EH in 2018 (due to the loss of exclusivity of Viagra in the U.S. in December 2017), partially offset by lower revenues in developed Europe markets (previously reported in EH)	251
Growth from Biosimilars, primarily from Inflectra in certain channels in the U.S. and developed Europe markets	217
Impact from CentreOne primarily in emerging markets	45
Operational decline, net	(1,082)
Favorable impact of foreign exchange	180
EH Revenues decrease	(903)
EH Revenues, 2018	$20,221
Total EH revenues from emerging markets increased $745 million, or 11%, to $7.8 billion in 2018 from $7.0 billion in 2017, primarily driven by 11% operational growth from the LEP portfolio and 13% operational growth from the SIP portfolio, partially offset by a 2% operational decline from the Peri-LOE Products portfolio. Foreign exchange had a de minimis impact on total EH revenues from emerging markets.
Costs and Expenses

The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations. Operating results for EH for 2018 do not reflect any contribution from HIS global operations.

•	Cost of sales as a percentage of Revenues increased 1.8 percentage points, primarily due to:

◦	higher sales volume of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

◦	lower sales volumes and margins as a result of product losses of exclusivity and generic competition in developed markets, partially offset by:

◦
lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to increased competition across the SIP portfolio and continued legacy Hospira product shortages in the U.S.;

◦	the favorable impact of foreign exchange; and

◦	the non-recurrence of charges related to a product recall that occurred in 2017.

•	The increase in Cost of sales of 2% was primarily due to:

◦	higher sales volumes of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

◦
lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to increased competition across the SIP portfolio and continued legacy Hospira product shortages in the U.S., partially offset by:

◦	lower sales volumes as a result of product losses of exclusivity and generic competition in developed markets; and

◦	the non-recurrence of charges related to a product recall that occurred in 2017.

•
Selling, informational and administrative expenses decreased 10% mainly due to lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower general and administrative expenses, partially offset by additional investments in China.

•	Research and development expenses decreased 11%, primarily due to decreased spending for biosimilars as several programs have reached completion.

•
The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of income from resolution of a contract disagreement, the non-recurrence of a gain on the redemption of an acquired bond in 2017 and the unfavorable impact of foreign exchange, partially offset by an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights.

2018 Financial Report	49

Financial Review
Pfizer Inc. and Subsidiary Companies

2017 vs. 2016
EH Revenues decreased $2.5 billion, or 11%, to $21.1 billion, reflecting an operational decrease of $2.3 billion, or 10%, and a 1% unfavorable impact from foreign exchange.
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
Total EH revenues from emerging markets increased $323 million, or 5%, to $7.0 billion in 2017 from $6.7 billion in 2016, reflecting 7% operational growth, primarily driven by 6% operational growth from the Legacy Established Products portfolio and 17% operational growth from the Sterile Injectable Pharmaceuticals portfolio. Foreign exchange had an unfavorable impact of 2%. Excluding HIS in both periods, EH revenues in emerging markets grew 8% operationally.
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
◦the favorable impact of the sale of HIS, which had a higher cost of sales than the other EH products;
◦the favorable impact of foreign exchange;
◦a net decrease in royalty expense and, to a lesser extent,
◦lower volumes driven by, among other things, the SIP portfolio, primarily due to legacy Hospira product shortages in the U.S.,

50	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

◦	cost increases reflecting the shift to EH of certain legacy Hospira costs that were previously unallocated to EH as a result of harmonizing the Hospira cost policy.

•
Selling, informational and administrative expenses decreased 12%, primarily due to the favorable impact of the sale of HIS, lower advertising, promotional, and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, as well as lower expenses associated with products that recently lost marketing exclusivity, partially offset by increased spending for biosimilars, primarily related to the U.S. launch of Inflectra.

•	Research and development expenses decreased 15% primarily due to decreased spending for biosimilars, the close-out of certain postmarketing clinical trials and the favorable impact of the sale of HIS.

•
The favorable change in Other (income)/deductions––net primarily reflects the favorable impact of foreign exchange, a gain on the redemption of an acquired bond and an increase in Inflectra royalty income, partially offset by the non-recurrence of a resolution of a contract disagreement in the first quarter of 2016.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Changes in the components of Accumulated other comprehensive loss reflect the following:

2018

•	For Foreign currency translation adjustments, net, primarily reflects the strengthening of the U.S. dollar against the euro, U.K. pound and Chinese renminbi.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value re-measurements and the reclassification of amounts into income. For additional information, see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018 and Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

•
For Benefit plans: actuarial losses, net, primarily reflects (i) an increase due to the cumulative effect adjustment as of January 1, 2018 resulting from the adoption of a new accounting standard related to certain tax effects from AOCI; (ii) a decrease in actual returns on plan assets; (iii) an increase in our discount rate assumptions; (iv) the amortization of changes in the pension benefit obligation previously recognized in Other comprehensive income; and (v) the favorable impact of foreign exchange. For additional information, see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018 and Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

•
For Tax provision/(benefit) on other comprehensive income/(loss), reflect the reclassification of the stranded tax amounts related to the TCJA from AOCI to Retained earnings, which was recorded in the first quarter of 2018. For additional information, see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies––Adoption of New Accounting Standards and Notes to Consolidated Financial Statements—Note 5E.Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Income/(Loss).

2017

•
For Foreign currency translation adjustments, net, primarily reflects the weakening of the U.S. dollar against the euro, U.K. pound and the Canadian dollar, as well as the reclassification of amounts related to (i) the agreement to sell our 40% ownership investment in Teuto and (ii) the sale of our 49% equity share in Hisun Pfizer. For additional information, see Notes to Consolidated Financial Statements—Note 2F. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Equity-Method Investments.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflect the impact of fair value re-measurements and the reclassification of amounts into net income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments

•
For Benefit plans: actuarial losses, net, primarily reflects (i) an increase in the actuarial losses due to a decrease in our discount rate assumptions; (ii) an increase in actual returns on plan assets; (iii) the amortization of changes in the pension benefit obligation previously recognized in Other comprehensive income; and (iv) the unfavorable impact of foreign exchange. For additional information, see Notes to Consolidated Financial Statements—Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans.

2016

•
Foreign currency translation adjustments, net, primarily reflects the strengthening of the U.S. dollar against the U.K. pound, Chinese renminbi, Mexican peso, and Argentine peso, partially offset by the weakening of the U.S. dollar against the Australian dollar and Japanese yen.

•
For Unrealized holding gains/(losses) on derivative financial instruments, net and Unrealized holding gains/(losses) on available-for-sale securities, net, reflects the impact of fair value re-measurements and the reclassification of amounts into net income. For additional information, see Notes to Consolidated Financial Statements—Note 7. Financial Instruments.

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

2018 Financial Report	51

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
The changes in our asset and liability accounts as of December 31, 2018, compared to December 31, 2017, generally reflect, among other things, fluctuations in foreign currency exchange rates, the impact of the adoption of new accounting standards in the first quarter of 2018 and the reclassification to assets and liabilities held for sale in connection with our pending consumer business joint venture with GSK. The following explanations exclude the impacts of foreign exchange, the adoption of new accounting standards in the first quarter of 2018 and the pending consumer healthcare business joint venture with GSK (see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018 and Note 2C. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Asset and Liabilities Held for Sale for additional information).

•	For Trade accounts receivable, less allowance for doubtful accounts, the change reflects the timing of sales and collections in the normal course of business.

•
For Inventories, the change reflects increases for certain products to meet targeted levels in the normal course of business, primarily for inventory build for supply recovery, new product launches and the movement of products within our manufacturing network.

•
For Other current assets, the change reflects an increase in receivables associated with derivative financial instruments, partially offset by the receipt of a milestone payment related to the first marketing authorization for ertugliflozin (see Notes to Consolidated Financial Statements—Note 2E. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Research and Development and Collaborative Arrangements).

•
For PP&E, the change primarily reflects capital additions in the normal course of business, partially offset by depreciation during the period and reductions due to asset impairments largely associated with cost reduction initiatives not associated with acquisitions (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives).

•
For Identifiable intangible assets, less accumulated amortization, the change primarily reflects amortization for the period and intangible asset impairment charges (see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions-Net), partially offset by an intangible asset recorded in connection with the EU approval of Mylotarg (see Notes to Consolidated Financial Statements—Note 10A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets).

•	For Trade accounts payable, the change reflects the timing of purchases and payments in the normal course of business.

•	For Other current liabilities, the change reflects an increase in liabilities associated with:

◦	payments and accruals in the normal course of business;

◦	reclassifications from noncurrent liabilities; and

◦
accruals for restructuring activities associated with our Organizing for Growth initiative (see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost Reduction/Productivity Initiatives);

partially offset by decreases related to:

◦	payments for contingent consideration obligations;

◦	payments to settle certain legal and product liability obligations;

◦	payables related to derivative financial instruments; and

◦
payments for the current portion of obligations recorded in connection with the U.S. approval of Bosulif, and the EU and U.S. approvals of Besponsa (see Notes to Consolidated Financial Statements—Note 7E. Financial Instruments: Other Noncurrent Liabilities).

•
For Pension benefit obligations, net, the decrease primarily reflects the $500 million voluntary pension contribution we made to the U.S. Pfizer Consolidated Pension Plan in February 2018 and the impact of an increase in the discount rate used in the measurement of plan obligations, partially offset by a decrease in actual returns on plan assets.

•	For Other noncurrent liabilities, the change reflects an increase in liabilities associated with:

◦	an increase in payables, associated with derivative financial instruments;

◦
an increase in liabilities associated with the sale-leaseback of our New York headquarters (see the “Analysis of Financial Condition, Liquidity and Capital Resources—Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this Financial Review for additional information); and

◦	a change in the fair value of contingent consideration (see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net),

52	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

◦	reclassifications to current liabilities.

•
For Treasury stock, the change reflects open market share repurchases of $8.2 billion in 2018, as well as $4.0 billion paid to Citibank in March 2018 pursuant to the terms of an accelerated share repurchase agreement. See Notes to Consolidated Financial Statements—Note 12A. Equity: Common Stock for additional information.

ANALYSIS OF THE CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,			% Change
(MILLIONS OF DOLLARS)	2018	2017	2016	18/17	17/16
Cash provided by/(used in):
Operating activities	$15,827	$16,802	$16,192	(6)	4
Investing activities	4,525	(4,740)	(7,791)	*	(39)
Financing activities	(20,441)	(13,350)	(9,228)	53	45
Effect of exchange-rate changes on cash and cash equivalents and restricted cash and cash equivalents	(116)	53	(215)	*	*
Net decrease in Cash and cash equivalents and restricted cash and cash equivalents	$(205)	$(1,235)	$(1,041)	(83)	19

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

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

Operating Activities

2018 v. 2017

Our net cash provided by operating activities was $15.8 billion in 2018, compared to $16.8 billion in 2017. The decrease in net cash provided by operating activities reflects a decrease in net cash generated from net income. The net cash generated reflects the timing of receipts from customers and payments to vendors in the ordinary course of business.
In 2018, the change in the line item Other adjustments, net primarily reflects, among other items:

•	non-recurrence of a non-cash net loss on early retirement of debt under an exchange offer in 2017;

•
unrealized net gains on equity securities resulting from the adoption of a new accounting standard on January 1, 2018 related to financial assets and liabilities (see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018);

•
a decrease in debt extinguishment costs in 2018 related to early retirement of debt under an exchange offer in 2017, which have been reclassified from operating to financing activities in 2018 and 2017 in accordance with our implementation of a new accounting standard on January 1, 2018 related to the classification of debt prepayment and extinguishment costs (see Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018);

•
a non-cash gain associated with our transaction with Bain Capital to create a new biopharmaceutical company to continue development of a portfolio of clinical and preclinical stage neuroscience assets (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures); and

•
a non-cash gain on the contribution of Pfizer’s allogeneic CAR T developmental program assets, in connection with our contribution agreement with Allogene (see Notes to Consolidated Financial Statements—Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures),

partially offset by:

•	decreases in net realized gains on sales of investments in debt and equity securities;

•	net losses on foreign exchange contracts hedging a portion of our forecasted intercompany inventory sales (that fixes the cost of inventory later sold to customers); and

•	a decrease in gains on the sale of property, plant and equipment.
In 2018 and 2017, the line item Other changes in assets and liabilities, net of acquisitions and divestitures, primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current assets, other noncurrent assets, trade accounts payable, accrued compensation and other current and noncurrent liabilities.
For additional information about changes in other assets and liabilities account balances, see the “Analysis of the Consolidated Balance Sheets” in this Financial Review.

2018 Financial Report	53

Financial Review
Pfizer Inc. and Subsidiary Companies

2017 v. 2016

Our net cash provided by operating activities was $16.8 billion in 2017, compared to $16.2 billion in 2016. The increase in net cash provided by operating activities reflects the timing of receipts from customers and payments to vendors in the ordinary course of business, partially offset by an increase in benefit plan contributions. In 2017, the change in the line item Other adjustments, net primarily reflects, among other items:

•	a decrease in the provision for bad debt expense;

•	an increase in dividends from our investment in ViiV reclassified from operating to investing activities;

•	an increase in gains from sales of available-for-sale securities; and

•	an increase in gains on the sale of property, plant and equipment, partially offset by:

•	a non-cash net loss on early retirement of debt under an exchange offer.
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
For additional information about changes in other assets and liabilities account balances, see the “Analysis of the Consolidated Balance Sheets” in this Financial Review.

Investing Activities

2018 v. 2017

Our net cash provided by investing activities was $4.5 billion in 2018, compared to net cash used in investing activities of $4.7 billion in 2017. The change in net cash used in investing activities was primarily attributable to:

•	an increase in net proceeds generated from the sale of investments of $8.6 billion in 2018 for cash needs; and

•
a decrease in cash used for acquisitions, net of cash acquired of $1.0 billion due to the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business and substantially all of the remaining consideration for the Medivation acquisition in 2017 (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Acquisitions).

2017 v. 2016

Our net cash used in investing activities was $4.7 billion in 2017, compared to net cash used in investing activities of $7.8 billion in 2016. The change in net cash used in investing activities was primarily attributable to:

•
a decrease in cash used for acquisitions—cash paid of $1.0 billion, net of cash acquired, primarily for the acquisition of AstraZeneca’s small molecule anti-infectives business in 2017 and substantially all of the remaining consideration for the Medivation acquisition, compared to cash paid of $18.4 billion, net of cash acquired, primarily for the acquisitions of Medivation, Bamboo and Anacor in 2016 (see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Acquisitions); and

•	an increase in Other investing activities, net, including dividends received from our investment in ViiV, partially offset by:

•	lower net proceeds generated from the sale of investments of $14.7 billion in 2017 for cash needs.

Financing Activities

2018 v. 2017
Our net cash used in financing activities was $20.4 billion in 2018, compared to $13.3 billion in 2017. The increase in net cash used in financing activities was primarily attributable to:

•	$2.3 billion less proceeds raised from short-term borrowings in 2018, compared to 2017; and

•	higher purchases of common stock of $7.2 billion,
partially offset by:

•	lower repayments on long-term debt of $2.6 billion.
2017 v. 2016
Our net cash used in financing activities was $13.3 billion in 2017, compared to $9.2 billion in 2016. The increase in net cash used in financing activities was primarily attributable to:

•	the issuance of long-term debt of $5.3 billion in 2017, compared to $11.0 billion in 2016 (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt); and

•	$7.7 billion cash dividends paid in 2017, compared to $7.3 billion in the same period in 2016,

54	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

partially offset by:

•	lower repayments on long-term debt of $1.5 billion, compared to 2016; and

•	lower net repayments on short-term borrowings in 2017 of $619 million, compared to 2016.
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

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of our liquidity and capital resources:
	As of December 31,
(MILLIONS OF DOLLARS, EXCEPT RATIOS AND PER COMMON SHARE DATA)	2018	2017
Selected financial assets(a):
Cash and cash equivalents	$1,139	$1,342
Short-term investments	17,694	18,650
Long-term investments	2,767	7,015
	21,600	27,007
Debt:
Short-term borrowings, including current portion of long-term debt	8,831	9,953
Long-term debt	32,909	33,538
	41,740	43,491
Selected net financial liabilities(b)	$(20,140)	$(16,484)

Working capital(c)	$18,068	$10,714
Ratio of current assets to current liabilities	1.57:1	1.35:1
Total Pfizer Inc. shareholders’ equity per common share(d)	$11.09	$11.93

(a)	See Notes to Consolidated Financial Statements––Note 7. Financial Instruments for a description of certain assets held and for a description of credit risk related to our financial instruments held.

(b)
The increase in selected net financial liabilities was primarily driven by the decrease in long-term investments used for cash needs, partially offset by the repayment of debt. We retain a strong financial liquidity position as a result of our net cash provided by operating activities, our high-quality financial asset portfolio and access to capital markets. For additional information, see the “Credit Ratings” section of this Financial Review.

(c)	The increase in working capital was primarily due to:

•
the reclassification to assets and liabilities held for sale in connection with our pending consumer business joint venture with GSK (see Notes to Consolidated Financial Statements––Note 2C. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Assets and Liabilities Held for Sale);

•	a decrease in short-term borrowings as a result of repayments of commercial paper;

•
an increase in inventory related to increases for certain products to meet targeted levels in the normal course of business, primarily for inventory build for supply recovery, new product launches and the movement of products within our manufacturing network; and

•	the timing of accruals, cash receipts and payments in the ordinary course of business, partially offset by:

•
a decrease in Short-term investments mainly driven by the financing requirements for share repurchase activities, dividend payments, capital expenditures and debt repayment, partially offset by operating cash flow generation, cash from employee stock option exercises and reclassification of long-term to short-term investments;

•
an increase in income taxes payable primarily related to the reclassification of the first federal installment of the repatriation tax previously recorded in noncurrent liabilities and the timing of accruals in certain major markets in the ordinary course of business; and

•	the net impact of foreign currency exchange.

(d)	Represents total Pfizer Inc. shareholders’ equity divided by the actual number of common shares outstanding (which excludes treasury stock).

2018 Financial Report	55

Financial Review
Pfizer Inc. and Subsidiary Companies

In September 2018, we completed a public offering of $5.0 billion aggregate principal amount of senior unsecured notes (see Notes to Consolidated Financial Statements––Note 7D. Financial Instruments: Long-Term Debt).

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

Domestic and International Selected Financial Assets

Many of our operations are conducted outside the U.S., and significant portions of our selected financial assets are held internationally. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of our ongoing liquidity assessments, we regularly monitor the mix of domestic and international cash flows (both inflows and outflows). The changes in tax law under the TCJA, which includes transitioning U.S. international taxation from a worldwide tax system to a territorial tax system, will also allow us to more easily access our selected financial assets globally. As a result of the enactment of the TCJA, in 2018 we repatriated the majority of our cash we held internationally as of year-end 2017.

Credit Ratings

Two major corporate debt-rating organizations, Moody’s and S&P, assign ratings to our short-term and long-term debt. A security rating is not a recommendation to buy, sell or hold securities and the rating is subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

The following table provides the current ratings assigned by these rating agencies to our commercial paper and senior unsecured long-term debt:
NAME OF RATING AGENCY	Pfizer Commercial Paper	Pfizer Long-Term Debt	Outlook	Date of Last Rating Change
	Rating	Rating
Moody’s	P-1	A1	Stable	October 2009
S&P	A-1+	AA	Stable	October 2009

Debt Capacity––Lines of Credit

We have available lines of credit and revolving credit agreements with a group of banks and other financial intermediaries. We typically maintain cash and cash equivalent balances and short-term investments in excess of our commercial paper and other short-term borrowings. As of December 31, 2018, we had access to a $7.0 billion U.S. revolving credit facility expiring in 2023, which may be used to support our commercial paper borrowings. In addition to the U.S. revolving credit facility, our lenders have provided us an additional $553 million lines of credit, of which $502 million expire within one year. Of these total lines of credit, $7.5 billion were unused as of December 31, 2018.

LIBOR

From time to time, we issue variable rate debt based on LIBOR, or undertake interest rate swaps that contain a variable element based on LIBOR. Banks currently reporting information used to set LIBOR will stop doing so after 2021. Various parties, including government agencies, are seeking to identify an alternative rate to replace LIBOR. We are monitoring their efforts, and we will likely amend contracts to accommodate any replacement rate where it is not already provided.

Global Economic Conditions––General

The global economic environment has not had, nor do we anticipate it will have, a material impact on our liquidity or capital resources. Due to our significant operating cash flows, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have, and will maintain, the ability to meet our liquidity needs for the foreseeable future. We monitor our liquidity position continuously in the face of evolving economic conditions. For additional information see the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Operating Environment––The Global Economic Environment” section in this Financial Review.

56	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Global Economic Conditions––Venezuela Operations

Our Venezuela operations continue to operate with the U.S. dollar as the functional currency due to the hyperinflationary status of the Venezuelan economy.

We used the Venezuelan bolivar soberano rate of 85.87 as our best estimate to revalue our Venezuelan bolivar denominated net monetary assets. The current DICOM rate is about 3,298.64. Future actions by the Venezuelan government in response to economic uncertainties could impact the recoverability of our investment in Venezuela, which could result in an impairment charge and, under extreme circumstances, could impact our ability to continue to operate in the country in the same manner as we have historically. We have in Venezuela a few net monetary assets and $39 million of non-monetary assets, and $11 million of deferred foreign exchange losses reported in the balance sheet in Accumulated other comprehensive loss––Foreign currency translation adjustments at November 30, 2018, our international quarter-end.

Global Economic Conditions––Argentina Operations

Our Argentina operations function in a hyperinflationary economy. The impact to Pfizer is not considered material.
Contractual Obligations

Payments due under contractual obligations as of December 31, 2018, mature as follows:

		Years
(MILLIONS OF DOLLARS)	Total	2019	2020-2021	2022-2023	Thereafter
Long-term debt, including current portion(a)	$37,684	$4,776	$5,935	$4,067	$22,907
Interest payments on long-term debt obligations(b)	20,680	1,443	2,518	2,330	14,389
Other long-term liabilities(c)	2,798	414	611	549	1,224
Operating leases(d)	3,317	300	462	515	2,040
Purchase obligations and other(e)	3,722	1,322	1,294	337	769
Other taxes payable—deemed repatriated accumulated post-1986 earnings of foreign subsidiaries(f)	11,000	800	1,775	1,775	6,650
Uncertain tax positions(g)	19	19	—	—	—

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

(c)
Includes expected payments relating to our unfunded U.S. supplemental (non-qualified) pension plans, postretirement plans and deferred compensation plans. Excludes amounts relating to our U.S. qualified pension plans and international pension plans, all of which have a substantial amount of plan assets, because the required funding obligations are not expected to be material and/or because such liabilities do not necessarily reflect future cash payments, as the impact of changes in economic conditions on the fair value of the pension plan assets and/or liabilities can be significant. Also, excludes $4.6 billion of liabilities related to the fair value of derivative financial instruments, legal matters and employee terminations, among other liabilities, most of which do not represent contractual obligations. See also our liquidity discussion above in this “Analysis of Financial Condition, Liquidity and Capital Resources” section, as well as the Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, Note 7A. Financial Instruments: Fair Value Measurements, Note 11E. Pension and Postretirement Benefit Plans and Defined Contribution Plans: Cash Flows, and Note 17. Contingencies and Certain Commitments.

(d)
Includes future minimum rental commitments under non-cancelable operating leases. These amounts include an agreement we entered in April 2018 to lease space in an office building in New York City. We will relocate our global headquarters to this property with occupancy expected beginning in 2022. Our future minimum rental commitment under this 20-year lease is approximately $1.7 billion. In July 2018, we completed the sale of our current headquarters buildings. We also agreed to lease these properties from the buyer while we complete our relocation.

(e)
Includes agreements to purchase goods and services that are enforceable and legally binding and includes amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur. Also includes obligations to make guaranteed fixed annual payments over the next 8 years in connection with the U.S. and EU approvals for Besponsa ($422 million) and an obligation to make guaranteed fixed annual payments over the next 9 years for Bosulif ($240 million), both associated with R&D arrangements. For additional information, see Notes to Consolidated Financial Statements—Note 7E. Financial Instruments: Other Noncurrent Liabilities. Also includes consideration of $175 million paid in January 2019 related to our purchase of AstraZeneca’s small molecule anti-infective business. For additional information, see Notes to Consolidated Financial Statements—Note 2A. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Acquisitions.

(f)
Represents estimated cash payments related to the TCJA repatriation tax for which we plan to elect, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026 (with the first installment due in April 2019). Our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations and Note 5C. Tax Matters: Deferred Taxes.

(g)
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

In 2019, we expect to spend approximately $2.3 billion on property, plant and equipment. We rely largely on operating cash flows to fund our capital investment needs. Due to our significant operating cash flows, we believe we have the ability to meet our capital investment needs and anticipate no delays to planned capital expenditures.

2018 Financial Report	57

Financial Review
Pfizer Inc. and Subsidiary Companies

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses and other transactions, we often indemnify our counterparties against certain liabilities that may arise in connection with a transaction or that are related to events and activities prior to or following a transaction. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we may be required to reimburse the loss. These indemnification obligations generally are subject to various restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2018, the estimated fair value of our indemnification obligations was not significant.
Certain of our co-promotion or license agreements give our licensors or partners the rights to negotiate for, or in some cases to obtain under certain financial conditions, co-promotion or other rights in specified countries with respect to certain of our products.

Share-Purchase Plans and Accelerated Share Repurchase Agreements

Our December 2015 $11 billion share repurchase program was exhausted in the third quarter of 2018.
In December 2017, the Board of Directors authorized an additional $10 billion share repurchase program, and share repurchases commenced thereunder in the third quarter of 2018 (the 2017 program).
On March 12, 2018, we entered into an accelerated share repurchase agreement with Citibank to repurchase $4.0 billion of our common stock.
In December 2018, the Board of Directors authorized a new $10.0 billion share repurchase program to be utilized over time. This new program is in addition to the $4.2 billion remaining under the company’s 2017 program authorization as of December, 31 2018. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreements:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2018(a)	2017(b)	2016(c)
Shares of common stock purchased	307	150	154
Cost of purchase	$12.2	$5.0	$5.0

(a)
Represents shares purchased pursuant to an accelerated share repurchase agreement with Citibank entered into on March 12, 2018, as well as other share repurchases. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

(b)
Represents shares purchased pursuant to an accelerated share repurchase agreement with Citibank entered into on February 2, 2017. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

(c)
Represents shares purchased pursuant to an accelerated share repurchase agreement entered into on March 8, 2016. For additional information, see Notes to Consolidated Financial Statements––Note 12. Equity.

At December 31, 2018, our remaining share-purchase authorization was approximately $14.2 billion.

In 2019, Pfizer anticipates approximately $9 billion of share repurchases, which have been completed through February 28, 2019.
On February 7, 2019, we entered into an accelerated share repurchase agreement with GS&Co. to repurchase approximately $6.8 billion of our common stock. This agreement was entered into pursuant to our previously announced share repurchase authorization. For additional information, see Notes to Consolidated Financial Statements—Note 19. Subsequent Event.
Dividends on Common Stock

We paid dividends on our common stock of $8.0 billion in 2018, $7.7 billion in 2017 and $7.3 billion in 2016. In December 2018, our Board of Directors declared a first-quarter 2019 dividend of $0.36 per share, payable on March 1, 2019, to shareholders of record at the close of business on February 1, 2019. The first-quarter 2019 cash dividend will be our 321st consecutive quarterly dividend.

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

58	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

NEW ACCOUNTING STANDARDS
Recently Adopted Accounting Standards
See Notes to Consolidated Financial Statements—Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2018
Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
In February 2016, the FASB issued new guidance on accounting for leases. The new ASU provides guidance for both lessee and lessor accounting models. Among other things, the new guidance requires that a right of use asset and a lease liability be recognized for leases with a duration of greater than one year. Since its issuance, the FASB has issued several ASUs, including amending the guidance to offer an additional transition method.

January 1, 2019.
We have substantially completed our review of the impact of this new guidance. We will adopt this standard in the first quarter of fiscal 2019 utilizing the modified retrospective method, and therefore no adjustments will be made to amounts in our prior period financial statements. We expect to recognize approximately $1.5 billion of additional assets and corresponding liabilities on our balance sheet as of the beginning of fiscal 2019 and will record any cumulative effect of adopting the new standard as an adjustment to the opening balance of Retained Earnings. We do not expect that this adjustment to Retained Earnings at adoption will have a material impact on our consolidated financial statements. We have also assessed the potential impact of embedded leases on our consolidated financial statements, given our manufacturing outsourcing, service arrangements and other agreements. In connection with this guidance we have designed new global processes, technological solutions and related controls to provide the appropriate financial accounting and disclosure data. We continue to monitor changes, modifications, clarifications or interpretations undertaken by the FASB, which may impact our conclusions.

In March 2017, the FASB issued new guidance that shortens the amortization period for certain callable debt securities held at a premium. The new guidance requires the premium to be amortized to the earliest call date.
	January 1, 2019.	We do not have any investments with features subject to this standard and do not expect this new guidance to have a material impact on our consolidated financial statements.
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
	January 1, 2019.	We do not have any financial instruments with features subject to this standard and do not expect this new guidance to have a material impact on our consolidated financial statements.
In June 2018, the FASB issued new guidance to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date.
	January 1, 2019.	We do not have any share-based awards issued to nonemployees and do not expect this new guidance to have a material impact on our consolidated financial statements.
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
We are assessing the impact of the provisions of this new guidance on our consolidated financial statements. This standard includes our financial instruments, such as accounts receivable, and investments that are generally of high credit quality.
Previously, when credit losses were measured under GAAP, an entity generally only considered past events and current conditions in measuring the incurred loss.
The new guidance requires us to identify, analyze, document and support new methodologies for quantifying expected credit loss estimates for our financial instruments, using information such as historical experience and current economic conditions, plus the use of reasonable supportable forecast information.

2018 Financial Report	59

Financial Review
Pfizer Inc. and Subsidiary Companies

Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
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
In August 2018, the FASB issued new guidance related to customers’ accounting for implementation costs incurred in a cloud computing arrangement that is considered a service contract. The new guidance aligns the requirements for capitalizing implementation costs in such arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new guidance can be adopted either prospectively or retrospectively.
January 1, 2020. Earlier application is permitted.
We are assessing the impact of the provisions of this new guidance on our consolidated financial statements. We do not expect this new guidance to have a material impact on our consolidated financial statements.

In November 2018, the FASB issued new guidance clarifying the interaction between the accounting guidance for collaboration agreements and revenue from contracts with customers.	January 1, 2020. Earlier application is permitted	We have assessed the impact of the provisions of this new guidance and do not expect it will have a material impact on our consolidated financial statements.

60	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

FORWARD-LOOKING INFORMATION AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This report and other written or oral statements that we make from time to time contain forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from the reorganization of our commercial operations into three businesses effective at the beginning of our 2019 fiscal year, our acquisitions and other business development activities, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our acquisitions and other business development activities, our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, prospective products or product approvals, our product pipeline, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results, including, in particular, the anticipated progress in remediation efforts at certain of our Hospira manufacturing facilities and the expectations related to our supply issues set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Business––Product Manufacturing” section of this Financial Review, the benefits expected from the reorganization of our commercial operations into three businesses effective at the beginning of our 2019 fiscal year and our expectations regarding growth set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Strategy––Organizing for Growth” section of this Financial Review, the expected timing of completion and benefits of our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Business,” “––Our Strategy” and “––Our Business Development Initiatives” sections of this Financial Review, the anticipated costs related to our preparations for Brexit set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Operating Environment––The Global Economic Environment” section of this Financial Review, our anticipated liquidity position set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Operating Environment––The Global Economic Environment” and the “Analysis of Financial Condition, Liquidity and Capital Resources” sections of this Financial Review, our plans for increasing investment in the U.S. set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Strategy––Capital Allocation and Expense Management––Increasing Investment in the U.S.” section of this Financial Review, the financial guidance set forth in the “Overview of Our Performance, Operating Environment, Strategy and Outlook––Our Financial Guidance for 2019” section of this Financial Review, the anticipated costs and savings, including from our cost-reduction/productivity initiatives, as well as from our Organizing for Growth initiative, set forth in the “Costs and Expenses––Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives, the benefits expected from our business development transactions, the planned capital spending set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and the contributions that we expect to make from our general assets to the Company’s pension, postretirement and deferred compensation plans during 2019 set forth in the “Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this Financial Review and in Notes to Consolidated Financial Statements––Note 11. Pension and Postretirement Benefit Plans and Defined Contribution Plans. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•
the outcome of R&D activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;

•
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the FDA or the EMA, or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•
the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential;

•
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities which could result in increased leverage and impact our credit ratings;

•
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

•
the implementation by the FDA and regulatory authorities in many other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

2018 Financial Report	61

Financial Review
Pfizer Inc. and Subsidiary Companies

•
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

•	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

•	the ability to successfully market both new and existing products domestically and internationally;

•
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, voluntary recall of a product or failure to secure product approvals;

•	trade buying patterns;

•	the impact of existing and future legislation and regulatory provisions on product exclusivity;

•	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

•
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

•
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

•
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

•
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

•
the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

•	contingencies related to actual or alleged environmental contamination;

•	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

•	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

•	legal defense costs, insurance expenses and settlement costs;

•
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

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

•
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the TCJA;

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

•
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

62	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

•	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

•	changes in U.S. generally accepted accounting principles;

•	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

•
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

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

•
the impact of acquisitions, divestitures, restructurings, internal reorganizations, including the reorganization of our commercial operations into three businesses effective at the beginning of the company’s 2019 fiscal year, any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;

•	the impact of product recalls, withdrawals and other unusual items;

•	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

•	risks related to internal control over financial reporting;

•
risks and uncertainties related to acquisitions, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that the expected cost savings and/or accretion from certain of those acquisitions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; and unknown liabilities; and

•
risks and uncertainties related to our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, including, among other things, risks related to the satisfaction of the conditions to closing the transaction (including the failure to obtain necessary regulatory and GSK shareholder approvals) in the anticipated timeframe or at all and the possibility that the transaction does not close, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost synergies from the proposed transaction will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, the possibility that a future separation of the joint venture may not occur, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the announcement or the consummation of the proposed transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals and competitive developments.

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

Certain risks, uncertainties and assumptions are discussed here and under the heading entitled “Risk Factors” in Part I, Item 1A. of our Form 10-K for the year ended December 31, 2018. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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

2018 Financial Report	63

Financial Review
Pfizer Inc. and Subsidiary Companies

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
The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to appreciate against all other currencies by 10%, as of December 31, 2018, the expected adverse impact on our net income would not be significant.

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

We borrow primarily on a long-term, fixed-rate basis. From time to time, depending on market conditions, we will change the profile of our outstanding debt by entering into derivative financial instruments like interest rate swaps.

For details about these and other financial instruments, including fair valuation methodologies, see Notes to Consolidated Financial Statements—Note 7A. Financial Instruments: Fair Value Measurements.

The fair values of our financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point decrease in interest rates as of December 31, 2018, the expected adverse impact on our net income would not be significant.

Equity Price Risk

We hold equity securities with readily determinable fair values in life science companies as a result of certain business development transactions. While we are holding such securities, we are subject to equity price risk, and this may increase the volatility of our income in future periods due to changes in the fair value of equity investments. From time to time, we will sell such equity securities based on our business considerations, which may include limiting our price risk.

Our equity securities with readily determinable fair values are analyzed at year-end to determine their sensitivity to equity price rate changes. In this sensitivity analysis, the expected adverse impact on our net income would not be significant.

64	2018 Financial Report

Financial Review
Pfizer Inc. and Subsidiary Companies

Contingencies

Legal Matters

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business, such as patent litigation, product liability and other product-related litigation, commercial litigation, environmental claims and proceedings, government investigations and guarantees and indemnifications (see Notes to Consolidated Financial Statements—Note 17. Contingencies and Certain Commitments).

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, which could be substantial, and/or criminal charges.

We believe that our claims and defenses in matters in which we are a defendant are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations in the period in which the amounts are accrued and/or our cash flows in the period in which the amounts are paid.

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

We account for income tax contingencies using a benefit recognition model. If our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and local and foreign income tax filings, statute of limitations expirations, changes in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the “more-likely-than-not” standard.

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

2018 Financial Report	65

Management’s Report on Internal Control Over Financial Reporting

Management’s Report
We prepared and are responsible for the financial statements that appear in our 2018 Financial Report. These financial statements are in conformity with accounting principles generally accepted in the United States of America and, therefore, include amounts based on informed judgments and estimates. We also accept responsibility for the preparation of other financial information that is included in this document.
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
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2018.
The Company’s independent auditors have issued their auditors’ report on the Company’s internal control over financial reporting. That report appears in our 2018 Financial Report under the heading, Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

Albert Bourla
Chief Executive Officer

Frank D’Amelio	Loretta Cangialosi
Principal Financial Officer	Principal Accounting Officer

February 28, 2019

66	2018 Financial Report

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
The Committee discussed with Pfizer’s Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the Chief Internal Auditor, Chief Compliance, Quality and Risk Officer and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of Pfizer’s internal controls, and the overall quality of Pfizer’s financial reporting and compliance programs.
In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the U.S. Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, the selection of Pfizer’s independent registered public accounting firm for 2019.

The Audit Committee

Suzanne Nora Johnson, Chair
Dennis A. Ausiello
Joseph J. Echevarria
James C. Smith

February 28, 2019
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

2018 Financial Report	67

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements

The Board of Directors and Shareholders of Pfizer Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Pfizer Inc. and Subsidiary Companies (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc. and Subsidiary Companies as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2019 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

New York, New York

February 28, 2019

68	2018 Financial Report

Report of Independent Registered Public Accounting Firm on
Internal Control Over Financial Reporting

The Board of Directors and Shareholders of Pfizer Inc.:

Opinion on Internal Control Over Financial Reporting
We have audited Pfizer Inc. and Subsidiary Companies’ (the Company) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control-Integrated Framework (2013) issued by COSO.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and our report dated February 28, 2019 expressed an unqualified opinion on those consolidated financial statements.
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

KPMG LLP
New York, New York

February 28, 2019

2018 Financial Report	69

Consolidated Statements of Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2018	2017	2016
Revenues	$53,647	$52,546	$52,824
Costs and expenses:
Cost of sales(a)	11,248	11,228	12,322
Selling, informational and administrative expenses(a)	14,455	14,804	14,844
Research and development expenses(a)	8,006	7,683	7,892
Amortization of intangible assets	4,893	4,758	4,056
Restructuring charges and certain acquisition-related costs	1,044	351	1,565
Other (income)/deductions––net	2,116	1,416	3,794
Income from continuing operations before provision/(benefit) for taxes on income	11,885	12,305	8,351
Provision/(benefit) for taxes on income	706	(9,049)	1,123
Income from continuing operations	11,179	21,353	7,229
Discontinued operations:
Income from discontinued operations––net of tax	10	(1)	16
Gain on disposal of discontinued operations––net of tax	—	3	—
Discontinued operations––net of tax	10	2	17
Net income before allocation to noncontrolling interests	11,188	21,355	7,246
Less: Net income attributable to noncontrolling interests	36	47	31
Net income attributable to Pfizer Inc.	$11,153	$21,308	$7,215

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.90	$3.57	$1.18
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$1.90	$3.57	$1.18
Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.86	$3.52	$1.17
Discontinued operations––net of tax	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$1.87	$3.52	$1.17

Weighted-average shares––basic	5,872	5,970	6,089
Weighted-average shares––diluted	5,977	6,058	6,159

(a)
Exclusive of amortization of intangible assets, except as disclosed in Note 1L. Basis of Presentation and Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

70	2018 Financial Report

Consolidated Statements of Comprehensive Income
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2018	2017	2016
Net income before allocation to noncontrolling interests	$11,188	$21,355	$7,246

Foreign currency translation adjustments, net	$(799)	$1,116	$(815)
Reclassification adjustments(a)	(22)	162	—
	(821)	1,278	(815)
Unrealized holding gains/(losses) on derivative financial instruments, net	220	(10)	(442)
Reclassification adjustments for (gains)/losses included in net income(b)	27	(520)	452
	247	(530)	10
Unrealized holding gains/(losses) on available-for-sale securities, net	(185)	818	248
Reclassification adjustments for (gains)/losses included in net income(b)	124	(244)	(118)
Reclassification adjustments for unrealized gains included in Retained earnings(c)	(462)	—	—
	(522)	574	130
Benefit plans: actuarial losses, net	(649)	(212)	(1,888)
Reclassification adjustments related to amortization	242	588	558
Reclassification adjustments related to settlements, net	142	117	127
Other	112	(145)	195
	(153)	348	(1,009)
Benefit plans: prior service (costs)/credits and other, net	(9)	(2)	184
Reclassification adjustments related to amortization	(181)	(184)	(173)
Reclassification adjustments related to curtailments, net	(19)	(18)	(26)
Other	2	—	6
	(207)	(203)	(8)
Other comprehensive income/(loss), before tax	(1,457)	1,468	(1,692)
Tax provision/(benefit) on other comprehensive income/(loss)(d)	518	(262)	(174)
Other comprehensive income/(loss) before allocation to noncontrolling interests	$(1,975)	$1,730	$(1,518)

Comprehensive income before allocation to noncontrolling interests	$9,214	$23,085	$5,728
Less: Comprehensive income attributable to noncontrolling interests	16	62	28
Comprehensive income attributable to Pfizer Inc.	$9,198	$23,023	$5,701

(a)
For the year ended December 31, 2017, the foreign currency translation adjustments reclassified into Other (income)/deductions—net in the consolidated statement of income primarily result from the sale of our 40% ownership investment in Teuto and the sale of our 49% equity share in Hisun Pfizer. See Note 2F. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Equity-Method Investments.

(b)
Reclassified into Other (income)/deductions—net and Cost of sales in the consolidated statements of income. For additional information on amounts reclassified into Cost of sales, see Note 7F. Financial Instruments: Derivative Financial Instruments and Hedging Activities.

(c)	For additional information, see Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in 2018.

(d)	See Note 5E. Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Income/(Loss).
Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2018 Financial Report	71

Consolidated Balance Sheets
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS, EXCEPT PREFERRED STOCK ISSUED AND PER COMMON SHARE DATA)	2018	2017

Assets
Cash and cash equivalents	$1,139	$1,342
Short-term investments	17,694	18,650
Trade accounts receivable, less allowance for doubtful accounts: 2018—$541; 2017—$584	8,025	8,221
Inventories	7,508	7,578
Current tax assets	3,374	3,050
Other current assets	2,461	2,289
Assets held for sale	9,725	12
Total current assets	49,926	41,141
Long-term investments	2,767	7,015
Property, plant and equipment, less accumulated depreciation	13,385	13,865
Identifiable intangible assets, less accumulated amortization	35,211	48,741
Goodwill	53,411	55,952
Noncurrent deferred tax assets and other noncurrent tax assets	1,924	1,855
Other noncurrent assets	2,799	3,227
Total assets	$159,422	$171,797

Liabilities and Equity
Short-term borrowings, including current portion of long-term debt: 2018—$4,776; 2017—$3,546	$8,831	$9,953
Trade accounts payable	4,674	4,656
Dividends payable	2,047	2,029
Income taxes payable	1,265	477
Accrued compensation and related items	2,397	2,196
Other current liabilities	10,753	11,115
Liabilities held for sale	1,890	—
Total current liabilities	31,858	30,427

Long-term debt	32,909	33,538
Pension benefit obligations, net	5,272	5,926
Postretirement benefit obligations, net	1,338	1,504
Noncurrent deferred tax liabilities	3,700	3,900
Other taxes payable	14,737	18,697
Other noncurrent liabilities	5,850	6,149
Total liabilities	95,664	100,141

Commitments and Contingencies

Preferred stock, no par value, at stated value; 27 shares authorized; issued: 2018—-478; 2017—-524	19	21
Common stock, $0.05 par value; 12,000 shares authorized; issued: 2018—-9,332; 2017—-9,275	467	464
Additional paid-in capital	86,253	84,278
Treasury stock, shares at cost: 2018—3,615; 2017—-3,296	(101,610)	(89,425)
Retained earnings	89,554	85,291
Accumulated other comprehensive loss	(11,275)	(9,321)
Total Pfizer Inc. shareholders’ equity	63,407	71,308
Equity attributable to noncontrolling interests	351	348
Total equity	63,758	71,656
Total liabilities and equity	$159,422	$171,797
Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

72	2018 Financial Report

Consolidated Statements of Equity
Pfizer Inc. and Subsidiary Companies

	PFIZER INC. SHAREHOLDERS
	Preferred Stock		Common Stock			Treasury Stock
(MILLIONS, EXCEPT PREFERRED SHARES)	Shares	Stated Value	Shares	Par Value	Add’l Paid-In Capital	Shares	Cost	Retained Earnings	Accum. Other Comp. Loss	Share - holders’ Equity	Non-controlling Interests	Total Equity
Balance, January 1, 2016	649	$26	9,178	$459	$81,016	(3,003)	$(79,252)	$71,993	$(9,522)	$64,720	$278	$64,998
Net income								7,215		7,215	31	7,246
Other comprehensive income/(loss), net of tax									(1,514)	(1,514)	(3)	(1,518)
Cash dividends declared:
Common stock								(7,446)		(7,446)		(7,446)
Preferred stock								(2)		(2)		(2)
Noncontrolling interests										—	(10)	(10)
Share-based payment transactions			52	3	1,672	(3)	(111)			1,563		1,563
Purchases of common stock						(154)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(52)	(2)			(2)	—	—			(5)		(5)
Other(a)		—	—	—	—	—	—	13	—	13	—	13
Balance, December 31, 2016	597	24	9,230	461	82,685	(3,160)	(84,364)	71,774	(11,036)	59,544	296	59,840
Net income								21,308		21,308	47	21,355
Other comprehensive income/(loss), net of tax									1,715	1,715	14	1,730
Cash dividends declared:
Common stock								(7,789)		(7,789)		(7,789)
Preferred stock								(1)		(1)		(1)
Noncontrolling interests										—	(9)	(9)
Share-based payment transactions(b)			45	2	1,597	15	(63)			1,536		1,536
Purchases of common stock						(150)	(5,000)			(5,000)		(5,000)
Preferred stock conversions and redemptions	(73)	(3)			(3)	—	1			(5)		(5)
Other					—	—		—		—	—	—
Balance, December 31, 2017	524	21	9,275	464	84,278	(3,296)	(89,425)	85,291	(9,321)	71,308	348	71,656
Net income								11,153		11,153	36	11,188
Other comprehensive income/(loss), net of tax									(1,955)	(1,955)	(20)	(1,975)
Cash dividends declared:
Common stock								(8,060)		(8,060)		(8,060)
Preferred stock								(1)		(1)		(1)
Noncontrolling interests										—	(12)	(12)
Share-based payment transactions			57	3	1,977	(12)	13			1,993		1,993
Purchases of common stock						(307)	(12,198)			(12,198)		(12,198)
Preferred stock conversions and redemptions	(46)	(2)			(3)	—	—			(4)		(4)
Other(c)					—	—		1,172		1,172	—	1,172
Balance, December 31, 2018	478	$19	9,332	$467	$86,253	(3,615)	$(101,610)	$89,554	$(11,275)	$63,407	$351	$63,758

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

(b)
2017 treasury shares include the effect of the modification for a commitment to pay 15.2 million common-share equivalents that were scheduled for near-term settlement. These common share equivalents were paid in the first quarter of 2018.

(c)
Primarily represents the cumulative effect of the adoption of new accounting standards in the first quarter of 2018 for revenues, financial assets and liabilities, income tax accounting, and the reclassification of certain tax effects from Accumulated other comprehensive income. For additional information, see Notes to Consolidated Financial Statements––Note 1B. Basis of Presentation and Significant Accounting Policies: Adoption of New Accounting Standards in Pfizer’s 2018 Financial Report.

Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2018 Financial Report	73

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
(MILLIONS)	2018	2017	2016

Operating Activities
Net income before allocation to noncontrolling interests	$11,188	$21,355	$7,246
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	6,384	6,269	5,757
Asset write-offs and impairments	3,398	634	1,613
Loss on sale of HIS net assets	(1)	55	1,712
TCJA impact(a)	(596)	(10,660)	—
Deferred taxes from continuing operations	(2,205)	(2,410)	(700)
Share-based compensation expense	949	840	691
Benefit plan contributions in excess of expense	(1,095)	(961)	(712)
Other adjustments, net	(1,268)	344	487
Other changes in assets and liabilities, net of acquisitions and divestitures:
Trade accounts receivable	(644)	259	(134)
Inventories	(717)	(357)	365
Other assets	(16)	7	(47)
Trade accounts payable	431	46	871
Other liabilities	98	(67)	(223)
Other tax accounts, net	(78)	1,446	(734)
Net cash provided by operating activities	15,827	16,802	16,192

Investing Activities
Purchases of property, plant and equipment	(2,042)	(1,956)	(1,823)
Purchases of short-term investments	(11,677)	(14,596)	(15,957)
Proceeds from redemptions/sales of short-term investments	17,581	10,302	29,414
Net (purchases of)/proceeds from redemptions/sales of short-term investments with original maturities of three months or less	(3,917)	2,058	(4,218)
Purchases of long-term investments	(1,797)	(3,537)	(8,011)
Proceeds from redemptions/sales of long-term investments	6,244	3,579	11,268
Acquisitions of businesses, net of cash acquired	—	(1,000)	(18,368)
Acquisitions of intangible assets	(154)	(261)	(176)
Other investing activities, net(b)	288	671	80
Net cash provided by/(used in) investing activities	4,525	(4,740)	(7,791)

Financing Activities
Proceeds from short-term borrowings	3,711	8,464	7,472
Principal payments on short-term borrowings	(4,437)	(9,947)	(5,093)
Net (payments on)/proceeds from short-term borrowings with original maturities of three months or less	(1,617)	1,422	(3,060)
Proceeds from issuance of long-term debt	4,974	5,274	10,976
Principal payments on long-term debt	(3,566)	(6,154)	(7,689)
Purchases of common stock	(12,198)	(5,000)	(5,000)
Cash dividends paid	(7,978)	(7,659)	(7,317)
Proceeds from exercise of stock options	1,259	862	1,019
Other financing activities, net	(588)	(611)	(536)
Net cash used in financing activities	(20,441)	(13,350)	(9,228)
Effect of exchange-rate changes on cash and cash equivalents and restricted cash and cash equivalents	(116)	53	(215)
Net decrease in cash and cash equivalents and restricted cash and cash equivalents	(205)	(1,235)	(1,041)
Cash and cash equivalents and restricted cash and cash equivalents, beginning	1,431	2,666	3,707
Cash and cash equivalents and restricted cash and cash equivalents, end	$1,225	$1,431	$2,666

- Continued -

74	2018 Financial Report

Consolidated Statements of Cash Flows
Pfizer Inc. and Subsidiary Companies

	Year Ended December 31,
	2018	2017	2016
Supplemental Cash Flow Information
Non-cash transactions:
Exchange of $1.1 billion net book value 6.50% U.K. pound-denominated bonds maturing in 2038 for $1.8 billion of new 2.735% U.K. pound-denominated bonds maturing in 2043, resulting in a debt extinguishment loss of $747 million(c)	$—	$1,848	$—
Receipt of ICU Medical common stock(b)	—	428	—
Promissory note from ICU Medical(b)	—	75	~~—~~
Equity investment in Cerevel Therapeutics, Inc. in exchange for Pfizer’s portfolio of clinical and preclinical neuroscience assets(b)	343	—	—
Equity investment in Allogene received in exchange for Pfizer's allogeneic CAR T developmental program assets(b)	92	—	—
Cash paid (received) during the period for:
Income taxes	$3,655	$2,489	$2,521
Interest	1,311	1,518	1,451
Interest rate hedges	(38)	(199)	(338)

(a)
As a result of the enactment of the TCJA in December 2017, Pfizer’s Provision/(benefit) for taxes on income (i) for the year ended December 31, 2017 was favorably impacted by approximately $10.7 billion, primarily reflecting the remeasurement of U.S. deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries and (ii) for the year ended December 31, 2018 was favorably impacted by approximately $600 million, primarily related to certain tax initiatives associated with the TCJA, as well as favorable adjustments to the provisional estimates of the legislation. See Note 5A. Tax Matters: Taxes on Income from Continuing Operations for additional information.

(b)
For additional information, see Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures.

(c)
The $747 million is included in the net loss of $846 million upon the exchange and early retirement of the U.K. pound-denominated debt. See Note 7D. Financial Instruments: Long-Term Debt for additional information.

Amounts may not add due to rounding.
See Notes to Consolidated Financial Statements, which are an integral part of these statements.

2018 Financial Report	75

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 1. Basis of Presentation and Significant Accounting Policies

A. Basis of Presentation

See the Glossary of Defined Terms at the beginning of this 2018 Financial Report for terms used throughout the consolidated financial statements and related notes in this 2018 Financial Report.

The consolidated financial statements include our parent company and all subsidiaries, and are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The decision of whether or not to consolidate an entity requires consideration of majority voting interests, as well as effective economic or other control over the entity. Typically, we do not seek control by means other than voting interests. For subsidiaries operating outside the U.S., the financial information is included as of and for the year ended November 30 for each year presented. Pfizer's fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. Beginning on January 1, 2018, only taxes paid on intercompany inventory sales transactions are deferred until recognized upon the sale of the inventory to a third party, reflecting the adoption of a new accounting standard in the first quarter of 2018. Prior to the adoption of this new accounting standard in the first quarter of 2018, taxes paid on intercompany sales transactions were deferred until recognized upon sale of the asset to a third party. See Note 1B for further information.

From the second quarter of our 2016 fiscal year until the end of 2018, we managed our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). For additional information, see Note 18.

Certain amounts in the consolidated financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

In the first quarter of 2018, as of January 1, 2018, we adopted eleven new accounting standards. See Note 1B for further information.

Our recent significant business development activities include:

•
On December 19, 2018, we announced that we entered into a definitive agreement with GSK under which we and GSK have agreed to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, which will operate globally under the GSK Consumer Healthcare name. Assets and liabilities associated with our Consumer Healthcare business were reclassified as held for sale in the consolidated balance sheet as of December 31, 2018. We expect to complete the transaction during the second half of 2019, subject to customary closing conditions, including GSK shareholder approval and required regulatory approvals.

•
On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS, to ICU Medical, a global device manufacturer, for up to approximately $900 million, composed of cash and contingent cash consideration, ICU Medical common stock (all of which we sold during 2018) and seller financing. HIS includes IV pumps, solutions and devices. The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the year ended December 31, 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations, while our financial results, and EH’s operating results, for the year ended December 31, 2016 reflect 12 months of HIS global operations. Our financial results, and EH’s operating results, for 2018 do not reflect any contribution from HIS global operations.

•
On December 22, 2016, which fell in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S. for $1,040 million, composed of cash and contingent consideration. Commencing from the acquisition date, our financial statements reflect the assets, liabilities, operating results and cash flows of this business, and, in accordance with our international reporting period, our financial results, EH’s operating results, and cash flows for the year ended December 31, 2017 reflect approximately 11 months of the small molecule anti-infectives business acquired from AstraZeneca.

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

For additional information, see Note 2.

76	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Adoption of New Accounting Standards in 2018

On January 1, 2018, we adopted eleven new accounting standards. The quantitative impacts on our prior period consolidated financial statements of adopting the following new standards are summarized in the tables within the section titled Impacts to our Consolidated Financial Statements, further below.

Revenues––We adopted a new accounting standard for revenue recognition and changed our revenue recognition policies accordingly. Generally, the previous revenue recognition standards permitted recognition when persuasive evidence of a contract existed, delivery had occurred, and the seller's price to the buyer was fixed or determinable. Under the new standard, revenue is recognized upon transfer of control of the product to our customer in an amount that reflects the consideration we expect to receive in exchange. We adopted the new accounting standard utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. We recorded the cumulative effect of adopting the standard as an adjustment to increase the opening balance of Retained earnings by $584 million on a pre-tax basis ($450 million after-tax). This amount includes $500 million (pre-tax) related to the timing of recognizing Other (income)/deductions––net primarily for upfront and milestone payments on our collaboration arrangements ($394 million, pre-tax) and, to a lesser extent, product rights and out-licensing arrangements, and $84 million (pre-tax) related to the timing of recognizing Revenues and Cost of sales on certain product shipments. The impact of adoption did not have a material impact to our consolidated statement of income for the year ended December 31, 2018 nor on our consolidated balance sheet as of December 31, 2018. For additional information, see Note 1G and Note 1H.
Financial Assets and Liabilities––The new accounting standard related to the recognition and measurement of financial assets and liabilities makes the following changes to prior guidance and requires:

•
certain equity investments to be measured at fair value with changes in fair value now recognized in net income. However, equity investments that do not have readily determinable fair values may be measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer;

•	a qualitative assessment of equity investments without readily determinable fair values to identify impairment; and

•	separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements.
We adopted the new accounting standard utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. We recorded the cumulative effect of adopting the standard as an adjustment to increase the opening balance of Retained earnings by $462 million on a pre-tax basis ($419 million after-tax) related to the net impact of unrealized gains and losses primarily on available-for-sale equity securities, restricted stock and private equity securities. In 2018, we recorded net unrealized gains on equity securities of $477 million, in Other (income)/deductions––net. For additional information, see Note 4 and Note 7.

Presentation of Net Periodic Pension and Postretirement Benefit Cost––We adopted a new accounting standard that requires the net periodic pension and postretirement benefit costs other than the service costs be presented in Other (income)/deductions––net, and that the presentation be applied retrospectively. We adopted the presentation of the net periodic benefit costs other than service costs by reclassifying these costs from Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs to Other (income)/deductions––net. We elected to apply the practical expedient as it is impracticable to determine the disaggregation of the cost components for amounts capitalized within Inventories and property, plant and equipment and amortized in each of those periods. We have therefore reclassified the prior period net periodic benefit costs/(credits) disclosed in Note 11 to apply the retrospective presentation for comparative periods.
As of January 1, 2018, only service costs will be included in amounts capitalized in Inventories or property, plant and equipment, while the other components of net periodic benefit costs will be included in Other (income)/deductions––net. For additional information, see Note 4 and Note 11.
Income Tax Accounting––The new guidance removes the prohibition against recognizing current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to a third party, unless the asset transferred is inventory. We adopted the standard utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. We recorded the cumulative effect of adopting the standard as an adjustment to decrease the opening balance of Retained earnings by $189 million.
Accounting for Hedging Activities––The standard includes the following changes:

•	Permits hedge accounting for risk components in hedging relationships involving nonfinancial risk and interest rate risk;

•	Changes the guidance for designating fair value hedges of interest rate risk and for measuring the change in fair value of the hedged item in fair value hedges of interest rate risk;

•
No longer requires the separate measurement and reporting of hedge ineffectiveness, but requires the income statement presentation of the earnings effect of the hedging instrument with the earnings effect of the hedged item;

•	Permits us to exclude the portion of the change in fair value of a currency swap that is attributable to a cross-currency basis spread from the assessment of hedge effectiveness; and

•	Simplifies hedge effectiveness testing.
We early adopted the new accounting standard on January 1, 2018 on a prospective basis. In 2018, we recorded income of $107 million in Other (income)/deductions––net, whereas this item would have been classified in interest income in prior periods. For additional information, see Note 7F.

2018 Financial Report	77

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Reclassification of Certain Tax Effects from AOCI––We early adopted a new accounting standard that provides guidance on the reclassification of certain tax effects from AOCI. Under the new guidance, we elected to reclassify the stranded tax amounts related to the TCJA from AOCI to Retained earnings. We adopted the new accounting standard utilizing the modified retrospective method, and recorded the cumulative effect of adopting the standard as an adjustment to increase the opening balance of Retained earnings by $495 million, primarily due to the effect of the change in the U.S. Federal corporate tax rate. The impact on other stranded tax amounts related to the application of the TCJA was not material to our consolidated financial statements.
Classification of Certain Transactions in the Statement of Cash Flows––We retrospectively adopted an accounting standard that changed the presentation of certain information in the consolidated statements of cash flows, including the classification of:

•
debt prepayment and extinguishment costs, resulting in an increase in Operating activities––Other adjustments, net and a decrease in Financing activities––Other financing activities, net of $7 million for the year ended December 31, 2018; and

•
accreted interest on the settlement of commercial paper debt instruments, resulting in a decrease in Operating activities––Other adjustments, net, and an increase in Financing activities––Other financing activities, net of $83 million for the year ended December 31, 2018.

The new standard also establishes guidance on the classification of certain cash flows related to contingent consideration in a business acquisition. Cash payments made soon after a business acquisition date will be classified as Investing activities, while payments made thereafter will be classified as Financing activities. Payments made in excess of the amount of the original contingent consideration liability will be classified as Operating activities. The adoption of this guidance did not have a material impact to our consolidated financial statements.
Presentation of Restricted Cash in the Statement of Cash Flows––We adopted, on a retrospective basis, the new accounting standard, which requires that restricted cash and restricted cash equivalents be included with Cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown in the consolidated statements of cash flows. As a result, for the year ended December 31, 2018, $2 million is presented as a decrease in Cash, cash equivalents, restricted cash and restricted cash equivalents.
Definition of a Business––We prospectively adopted the standard for determining whether business development transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, the transaction will not qualify for treatment as a business. To be considered a business, a set of integrated activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs, without regard as to whether a purchaser could replace missing elements. In addition, the definition of the term “output” has been narrowed to make it consistent with the updated revenue recognition guidance. In 2018, there was no impact to our consolidated financial statements from the adoption of this new standard.
Derecognition of Nonfinancial Assets––We prospectively adopted the standard, which applies to the full or partial sale or transfer of nonfinancial assets, including intangible assets, real estate and inventory. The standard provides that the gain or loss is determined by the difference between the consideration received and the carrying value of the asset. In 2018, there was no impact to our consolidated financial statements from the adoption of this new standard.
Accounting for Modifications of Share-Based Payment Awards––We prospectively adopted the standard, which clarifies that certain changes in the terms or conditions of a share-based payment award be accounted for as a modification. There was no impact to our consolidated financial statements from the adoption of this new standard.
Impacts to our Consolidated Financial Statements––The impacts on our prior period consolidated financial statements of adopting the new standards described above are summarized in the following tables:

Adoption of the standard related to pension and postretirement benefit costs impacted our prior period consolidated statements of income as follows:
	2017
(MILLIONS OF DOLLARS)	As Previously Reported	Effect of Change Higher/(Lower)	As Restated
Cost of sales	$11,240	$(12)	$11,228
Selling, informational and administrative expenses	14,784	20	14,804
Research and development expenses	7,657	27	7,683
Restructuring charges and certain acquisition-related costs	487	(136)	351
Other (income)/deductions––net	1,315	101	1,416
Income from continuing operations before provision for taxes on income	12,305	—	12,305

	2016
(MILLIONS OF DOLLARS)	As Previously Reported	Effect of Change Higher/(Lower)	As Restated
Cost of sales	$12,329	$(7)	$12,322
Selling, informational and administrative expenses	14,837	7	14,844
Research and development expenses	7,872	20	7,892
Restructuring charges and certain acquisition-related costs	1,724	(159)	1,565
Other (income)/deductions––net	3,655	139	3,794
Income from continuing operations before provision for taxes on income	8,351	—	8,351

78	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Adoption of the standards impacted our consolidated balance sheet as follows:
		Effect of New Accounting Standards Higher/(Lower)
(MILLIONS OF DOLLARS)	As Previously Reported Balance at December 31, 2017	Revenues	Financial Assets and Liabilities	Income Tax Accounting	Reclassification of Certain Tax Effects from AOCI	Balance at January 1, 2018
Trade accounts receivable	$8,221	$13	$—	$—	$—	$8,234
Inventories	7,578	(11)	—	—	—	7,567
Current tax assets	3,050	(11)	—	(3)	—	3,036
Noncurrent deferred tax assets and other noncurrent tax assets	1,855	(17)	—	—	—	1,838
Other noncurrent assets	3,227	—	—	(204)	—	3,023
Other current liabilities	11,115	(123)	—	—	—	10,992
Noncurrent deferred tax liabilities	3,900	106	—	(18)	—	3,988
Other noncurrent liabilities	6,149	(459)	—	—	—	5,690
Retained earnings	85,291	450	419	(189)	495	86,466
Accumulated other comprehensive loss	(9,321)	—	(419)	—	(495)	(10,235)

2018 Financial Report	79

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Adoption of the standards related to the classification of certain transactions in the statements of cash flows and the presentation of restricted cash in the statement of cash flows impacted our consolidated statement of cash flows as follows:

	2017
		Effect of New Accounting Standards Inflow/(Outflow)
(MILLIONS OF DOLLARS)	As Previously Reported	Cash Flow Classification	Restricted Cash	As Restated
Operating Activities
Other adjustments, net	$50	$294	$—	$344
Other changes in assets and liabilities, net of acquisitions and divestitures––Other assets	(31)	—	38	7
Investing Activities
Proceeds from redemptions/sales of short-term investments	10,307	—	(5)	10,302
Proceeds from redemptions/sales of long-term investments	3,594	—	(14)	3,579
Other investing activities, net	650	21	—	671
Financing Activities
Principal payments on short-term borrowings	(9,990)	43	—	(9,947)
Net proceeds from short-term borrowings with original maturities of three months or less	1,401	20	—	1,422
Other financing activities, net	(233)	(378)	—	(611)
Net decrease in cash and cash equivalents and restricted cash and cash equivalents	(1,254)	—	19	(1,235)
Cash and cash equivalents and restricted cash and cash equivalents, beginning	2,595	—	70	2,666
Cash and cash equivalents and restricted cash and cash equivalents, ending	1,342	—	89	1,431

	2016
		Effect of New Accounting Standards Inflow/(Outflow)
(MILLIONS OF DOLLARS)	As Previously Reported	Cash Flow Classification	Restricted Cash	As Restated
Operating Activities
Other adjustments, net	$208	$278	$—	$487
Other changes in assets and liabilities, net of acquisitions and divestitures––Other assets	(60)	—	13	(47)
Investing Activities
Proceeds from redemptions/sales of short-term investments	29,436	—	(22)	29,414
Proceeds from redemptions/sales of long-term investments	11,254	—	14	11,268
Other investing activities, net	51	28	—	80
Financing Activities
Principal payments on short-term borrowings	(5,102)	9	—	(5,093)
Net (payments on)/proceeds from short-term borrowings with original maturities of three months or less	(3,084)	24	—	(3,060)
Other financing activities, net	(196)	(340)	—	(536)
Net decrease in cash and cash equivalents and restricted cash and cash equivalents	(1,046)	—	5	(1,041)
Cash and cash equivalents and restricted cash and cash equivalents, beginning	3,641	—	65	3,707
Cash and cash equivalents and restricted cash and cash equivalents, ending	2,595	—	70	2,666

80	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheet that sum to the total of the same amounts shown in the consolidated statements of cash flows:

(MILLIONS OF DOLLARS)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$1,139	$1,342
Restricted cash and cash equivalents in Short-term investments	32	—
Restricted cash and cash equivalents in Long-term investments	55	—
Restricted cash and cash equivalents in Other current assets	—	14
Restricted cash and cash equivalents in Other noncurrent assets	—	75
Total cash and cash equivalents and restricted cash and cash equivalents shown in the consolidated balance sheets	$1,225	$1,431
Amounts included in restricted cash represent those required to be set aside by a contractual agreement in connection with ongoing litigation or to secure delivery of Pfizer medicines at the agreed upon terms. The restriction will lapse upon the resolution of the litigation or the proper delivery of the medicines.
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

2018 Financial Report	81

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

G. Revenues and Trade Accounts Receivable

On January 1, 2018, we adopted a new accounting standard for revenue recognition. For further information, see Note 1B.
We recorded direct product sales and/or alliance revenues of more than $1 billion for each of ten products in 2018 and for each of nine products in 2017 and 2016. In the aggregate, these direct products sales and/or alliance product revenues represent 51% of our revenues in 2018, 46% of our revenues in 2017 and 43% of our revenues in 2016. See Note 18C for additional information. The loss or expiration of intellectual property rights can have a significant adverse effect on our revenues as our contracts with customers will generally be at lower selling prices due to added competition and we generally provide for higher sales returns during the period in which individual markets begin to near the loss or expiration of intellectual property rights. Our Consumer Healthcare business includes OTC brands with a focus on dietary supplements, pain management, gastrointestinal and respiratory and personal care. We sell biopharmaceutical products after patent expiration, and under patent, and, to a much lesser extent, consumer healthcare products worldwide to developed and emerging market countries.
Revenue Recognition––We record revenues from product sales when there is a transfer of control of the product from us to the customer. We determine transfer of control based on when the product is shipped or delivered and title passes to the customer.

•
Customers––Our biopharmaceutical products are sold principally to wholesalers but we also sell directly to retailers, hospitals, clinics, government agencies and pharmacies, and, in the case of our vaccine products in the U.S., we primarily sell directly to the CDC, wholesalers, individual provider offices, retail pharmacies and integrated delivery networks. Our consumer healthcare customers include retailers and, to a lesser extent, wholesalers and distributors.

Biopharmaceutical products that ultimately are used by patients are generally covered under governmental programs, managed care programs and insurance programs, including those managed through pharmacy benefit managers, and are subject to sales allowances and/or rebates payable directly to those programs. Those sales allowances and rebates are generally negotiated, but government programs may have legislated amounts by type of product (e.g., patented or unpatented).

•
Our Sales Contracts––Sales on credit are typically under short-term contracts. Collections are based on market payment cycles common in various markets, with shorter cycles in the U.S. Sales are adjusted for sales allowances, chargebacks, rebates and sales returns and cash discounts. Sales returns occur due to loss of exclusivity, product recalls or a changing competitive environment.

•
Deductions from Revenues––Our gross product revenues are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. These deductions represent estimates of the related obligations and, as such, knowledge and judgment is required when estimating the impact of these revenue deductions on gross sales for a reporting period.

Specifically:

•
In the U.S., we sell our products to distributors and hospitals under our sales contracts. However, we also have contracts with managed care or pharmacy benefit managers and legislatively mandated contracts with the federal and state governments under which we provide rebates to them based on medicines utilized by the lives they cover. We record provisions for Medicare, Medicaid, and performance-based contract pharmaceutical rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is

82	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

•
Outside the U.S., the majority of our pharmaceutical sales allowances are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period, which reduces the risk of variations in the estimation process. In certain European countries, rebates are calculated on the government’s total unbudgeted pharmaceutical spending or on specific product sales thresholds and we apply an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us to monitor the adequacy of these accruals.

•
Provisions for pharmaceutical chargebacks (primarily reimbursements to U.S. wholesalers for honoring contracted prices to third parties) closely approximate actual amounts incurred, as we settle these deductions generally within two to five weeks of incurring the liability.

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

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $5.4 billion as of December 31, 2018 and $4.9 billion as of December 31, 2017.

The following table provides information about the balance sheet classification of these accruals:
	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017
Reserve against Trade accounts receivable, less allowance for doubtful accounts	$1,288	$1,352

Other current liabilities:
Accrued rebates	3,208	2,674
Other accruals	531	512

Other noncurrent liabilities	399	385
Total accrued rebates and other accruals	$5,426	$4,923
The accrued rebates increased from the prior year-end due to an increase in Medicare rebates driven by increased sales of IH products through this channel.
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

H. Collaborative Arrangements

Payments to and from our collaboration partners are presented in our consolidated statements of income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable accounting guidance. Under co-promotion agreements, we record the amounts received from our collaboration partners as alliance revenues, a component of Revenues, when our collaboration partners are the principal in the transaction and we receive a share of their net sales or profits. Alliance revenues are recorded as we perform co-promotion services for the collaboration and the collaboration partners sell the products to their customers within the applicable period. The related expenses for selling and marketing these products are included in Selling, informational and administrative expenses. In collaborative arrangements where we manufacture a product for our collaboration partners, we record revenues when we transfer control of the product to our collaboration partners. In collaboration arrangements where we are the principal in the transaction, we record amounts paid to collaboration partners for their share of net sales or profits earned, and all royalty payments to collaboration partners as Cost of sales. Royalty payments received from collaboration partners are included in Other (income)/deductions—net.
Reimbursements to or from our collaboration partners for development costs are recorded net in Research and development expenses. Upfront payments and pre-approval milestone payments due from us to our collaboration partners in development stage collaborations are recorded as Research and development expenses. Milestone payments due from us to our collaboration partners after regulatory approval has been attained for a medicine are recorded in Identifiable intangible assets—Developed technology rights. Upfront and pre-approval milestone payments earned from our collaboration partners by us are recognized in Other (income)/deductions—net over the development period for the collaboration products, when our performance obligations include providing R&D services to our collaboration partners. Upfront, pre-approval and post-approval milestone payments earned by us may be recognized in Other (income)/deductions—net immediately when

2018 Financial Report	83

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

earned or over other periods depending upon the nature of our performance obligations in the applicable collaboration. Where the milestone event is regulatory approval for a medicine, we generally recognize milestone payments due to us in the transaction price when regulatory approval in the applicable jurisdiction has been attained. We may recognize milestone payments due to us in the transaction price earlier than the milestone event in certain circumstances when recognition of the income would not be probable of a significant reversal.
On January 1, 2018, we adopted a new accounting standard on revenue recognition (see Note 1B). As a result of the adoption, we recognized the following cumulative effect adjustments related to collaboration arrangements to Retained earnings:

•
$394 million (pre-tax) for collaborative arrangements where upfront, pre-approval and regulatory approval milestone payments received from our collaboration partners are recognized in Other (income)/deductions—net over a reduced period. Under the new standard, the income from upfront and pre-approval milestone payments due to us is typically recognized over the development period for the collaboration when our performance obligation, in addition to granting a license, is to provide R&D services to our collaboration partners, and major regulatory approval milestones are typically recognized immediately when earned as the related development period has ended. The income from upfront and milestone payments is typically recognized immediately as earned if our performance obligation, in addition to granting a license, is only for commercialization activities. Under the old standard, this income was recognized over the combined development and estimated commercialization (including co-promotion) period for the collaboration products.

•
$82 million (pre-tax) for collaborative arrangements where we manufacture products for our collaboration partners and recognize Revenues and Cost of sales for product shipments at an earlier point in time. Under the new standard, revenue is recognized when we transfer control of the products to our collaboration partners. Under the old standard, revenue was recognized when our collaboration partners sell the products and transfer title to their third party customers.

I. Cost of Sales and Inventories

We carry inventories at the lower of cost or net realizable value. The cost of finished goods, work in process and raw materials is determined using average actual cost. We regularly review our inventories for impairment and reserves are established when necessary.

J. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are expensed as incurred. Among other things, these expenses include the internal and external costs of marketing, advertising, shipping and handling, information technology and legal defense. Advertising expenses totaled approximately $3.1 billion in 2018, $3.1 billion in 2017 and $3.2 billion in 2016. Production costs are expensed as incurred and the costs of radio time, television time and space in publications are expensed when the related advertising occurs.
K. Research and Development Expenses

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

R&D expenses related to upfront and milestone payments for intellectual property rights totaled $197 million in 2018, $169 million in 2017 and $82 million in 2016. For additional information, see Note 2E.

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

84	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

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

M. Restructuring Charges and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with acquisitions when we implement plans to restructure and integrate the acquired operations or in connection with our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs are all restructuring charges, as well as certain other costs associated with acquiring and integrating an acquired business. If the restructuring action results in a change in the estimated useful life of an asset, that incremental impact is classified in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate. Termination costs are generally recorded when the actions are probable and estimable. Transaction costs, such as banking, legal, accounting and other similar costs incurred in connection with a business acquisition are expensed as incurred.

Amounts recorded for restructuring charges and other associated costs can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

N. Cash Equivalents and Statement of Cash Flows
On January 1, 2018, we adopted standards related to the classification of certain transactions in the statements of cash flows and the presentation of restricted cash in the statement of cash flow. For further information, see Note 1B.
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

O. Investments and Derivative Financial Instruments
On January 1, 2018, we adopted new accounting standards for financial assets and liabilities as well as accounting for hedging activities. For further information, see Note 1B.
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

•	Trading securities are carried at fair value, with changes in fair value reported in Other (income)/deductions—net.

•	Available-for-sale debt securities are carried at fair value, with changes in fair value reported in Other comprehensive income/(loss) until realized.

•	Held-to-maturity debt securities are carried at amortized cost.

•
Private equity securities are carried at equity-method or at cost. For additional information, see Note 1B. For equity investments where we have significant influence over the financial and operating policies of the investee, we use the equity-method of accounting. Under the equity-method, we record our share of the investee’s income and expenses in Other (income)/deductions—net. The excess of the cost of the investment over our share of the equity of the investee as of the acquisition date is allocated to the identifiable assets of the investee, with any remaining excess amount allocated to goodwill. Such investments are initially recorded at cost, which typically does not include amounts of contingent consideration.

Realized gains or losses on sales of investments are determined by using the specific identification cost method.

We regularly evaluate all of our financial assets for impairment. For investments in debt and equity securities, when a decline in fair value, if any, is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

2018 Financial Report	85

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

P. Tax Assets and Liabilities and Income Tax Contingencies

On January 1, 2018, we adopted new accounting standards for income tax accounting as well as reclassification of certain tax effects from AOCI. For further information, see Note 1B.
Current tax assets primarily includes income tax receivables that are expected to be recovered either as refunds from taxing authorities or as a reduction to future tax obligations.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws, including the TCJA enacted in December 2017. We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax-planning strategies, that would be implemented, if necessary, to realize the deferred tax assets. All deferred tax assets and liabilities within the same tax jurisdiction are presented as a net amount in the noncurrent section of our consolidated balance sheet.

Other taxes payable in our consolidated balance sheet as of December 31, 2018 includes liabilities for uncertain tax positions and the noncurrent portion of the repatriation tax liability on the deemed repatriated accumulated post-1986 foreign earnings recorded in connection with the TCJA for which we plan to elect, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026. See Note 5A for additional information.

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

Under the benefit recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and local and foreign income tax filings, statute of limitations expirations, changes and clarification in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the more-likely-than-not standard. Liabilities associated with uncertain tax positions are classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Provision/(benefit) for taxes on income and are classified on our consolidated balance sheet with the related tax liability.

Amounts recorded for valuation allowances and income tax contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

Q. Pension and Postretirement Benefit Plans

On January 1, 2018, we adopted a new accounting standard for the presentation of net periodic pension and postretirement benefit cost. For further information, see Note 1B.
The majority of our employees worldwide are covered by defined benefit pension plans, defined contribution plans or both. In the U.S., we have both IRC-qualified and supplemental (non-qualified) defined benefit plans and defined contribution plans, as well as other postretirement benefit plans consisting primarily of medical insurance for retirees and their eligible dependents. We recognize the overfunded or underfunded status of each of our defined benefit plans as an asset or liability on our consolidated balance sheet. The obligations are generally measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Our pension and other postretirement obligations may include assumptions such as expected employee turnover and participant mortality. For our pension plans, the obligation may also include assumptions as to future compensation levels. For our other postretirement benefit plans, the obligation may include assumptions as to the expected cost of providing medical insurance benefits, as well as the extent to which those costs are shared with the employee or others (such as governmental programs). Plan assets are measured at fair value. Net periodic pension and postretirement benefit costs other than the service costs are recognized in Other (income)/deductions—net.

Amounts recorded for pension and postretirement benefit plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 1C.

86	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

R. Legal and Environmental Contingencies

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

S. Share-Based Payments

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
Note 2. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment

A. Acquisitions
AstraZeneca’s Small Molecule Anti-Infectives Business (EH)
On December 22, 2016, which fell in the first fiscal quarter of 2017 for our international operations, we acquired the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside the U.S., including the commercialization and development rights to the marketed products Zavicefta™ (ceftazidime-avibactam), Merrem™/Meronem™ (meropenem) and Zinforo™ (ceftaroline fosamil), and the clinical development assets ATM-AVI and CXL (ceftaroline fosamil-AVI). In 2017, under the terms of the agreement, we made payments of approximately $605 million to AstraZeneca related to the transaction. We made an additional milestone payment of $125 million in our first fiscal quarter of 2018 and we made a deferred payment of $175 million to AstraZeneca in January 2019. In addition, we may be required to pay an additional milestone payment of $75 million if the related milestone is achieved prior to December 31, 2021, and up to $600 million if sales of Zavicefta™ exceed certain thresholds prior to January 1, 2026, as well as tiered royalties on sales of Zavicefta™ and ATM-AVI in certain markets for a period ending on the later of 10 years from first commercial sale or the loss of patent protection or loss of regulatory exclusivity. The total royalty payments are unlimited during the royalty term and the undiscounted payments are expected to be in the range of approximately $327 million to $553 million. The total fair value of consideration transferred for AstraZeneca’s small molecule anti-infectives business was approximately $1,040 million inclusive of cash paid of $555 million and the fair value of contingent consideration of $485 million (which is composed of the deferred payment, the $50 million milestone payment made in the second quarter of 2017, the $125 million milestone payment made in our first fiscal quarter of 2018 and the future expected milestone and royalty payments). In connection with this acquisition, we recorded $894 million in Identifiable intangible assets, consisting of $728 million in Developed technology rights and $166 million in IPR&D. We also recorded $92 million in Other current assets related to the economic value of inventory which was retained by AstraZeneca for sale on our behalf, $73 million in Goodwill and $19 million of net deferred tax liabilities. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

Medivation, Inc. (IH)
On September 28, 2016, we acquired Medivation for $81.50 per share. The total fair value of consideration transferred for Medivation was approximately $14.3 billion in cash ($13.9 billion, net of cash acquired). Of this consideration, approximately $365 million was not paid as of December 31, 2016, and was recorded in Other current liabilities. The remaining consideration was paid as of December 31, 2017. Medivation is a wholly-owned subsidiary of Pfizer. Medivation is a biopharmaceutical company focused on developing and commercializing small molecules for oncology. Medivation’s portfolio includes Xtandi (enzalutamide), an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within tumor cells. Xtandi is approved for the treatment of castration-resistant prostate cancer. In the third quarter of 2018, upon the approval of Xtandi in the U.S. for the treatment of men with non-metastatic castration-resistant prostate cancer, we transferred the remaining IPR&D value of Xtandi to Developed technology rights (see Note 10A). Xtandi is being developed and commercialized through a collaboration with Astellas. Astellas has exclusive commercialization rights for Xtandi outside the U.S. The Medivation portfolio also includes talazoparib, which was approved by the FDA in October 2018, under the trade name Talzenna, for the treatment of adults with germline BRCA-mutated HER2-negative locally advanced or metastatic breast cancer and is currently in development for other types of cancer. In connection with this acquisition, we recorded $12.2 billion in Identifiable intangible assets, primarily consisting of $8.1 billion of Developed technology rights with an average useful life of approximately 12 years and $4.1 billion of IPR&D, and recorded $6.1 billion of Goodwill, $4.0 billion of net income tax liabilities, and $259 million of assumed contingent consideration of which $35 million has been paid through December 31, 2018. In 2017 and 2016, we recorded measurement period adjustments to the estimated fair values initially recorded in 2016, which resulted in a reduction in Identifiable intangible assets of approximately $1.0 billion with a corresponding change to Goodwill and net income tax liabilities. The measurement period adjustments were recorded to better reflect market participant assumptions about facts and circumstances existing as of the acquisition date. The 2017 results included a decrease of approximately $38 million to Amortization of intangible assets which reflected the cumulative pre-tax impact of the measurement period adjustments to Identifiable intangible assets that were amortized to the income statement since the acquisition date. The measurement period adjustments did not result

2018 Financial Report	87

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

from intervening events subsequent to the acquisition date. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.
Bamboo Therapeutics, Inc. (IH)
On August 1, 2016, we acquired all the remaining equity in Bamboo, a privately-held biotechnology company focused on developing gene therapies for the potential treatment of patients with certain rare diseases relating to neuromuscular conditions and those affecting the central nervous system, for $150 million, plus potential milestone payments of up to $495 million contingent upon the progression of key assets through development, regulatory approval and commercialization. The total fair value of the consideration transferred for Bamboo was approximately $343 million, including cash of $130 million ($101 million, net of cash acquired), contingent consideration of $167 million, consisting of milestone payments, and the fair value of Pfizer’s previously held equity interest in Bamboo of $45 million. We previously purchased a minority stake in Bamboo in the first quarter of 2016 for a payment of approximately $43 million. Upon acquiring the remaining interest in Bamboo in the third quarter of 2016, we recognized a gain of $2 million on our existing investment in Other (income)/deductions––net over the one-year allocation period. This acquisition provides us with several clinical and pre-clinical assets that complement our rare disease portfolio, an advanced recombinant Adeno-associated virus vector design and production technology, and a fully functional Phase I/II gene therapy manufacturing facility. Bamboo is a wholly-owned subsidiary of Pfizer. In connection with this acquisition, we recorded $330 million of Identifiable intangible assets, consisting entirely of IPR&D. We also recorded $142 million of Goodwill and $94 million of net deferred tax liabilities. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

Anacor Pharmaceuticals, Inc. (IH)
On June 24, 2016, we acquired Anacor for $99.25 per share. The total fair value of consideration transferred for Anacor was approximately $4.9 billion in cash ($4.5 billion net of cash acquired), plus $698 million debt assumed. Anacor is a wholly-owned subsidiary of Pfizer. Anacor is a biopharmaceutical company focused on novel small-molecule therapeutics derived from its boron chemistry platform. Anacor’s crisaborole, a non-steroidal topical PDE-4 inhibitor with anti-inflammatory properties, was approved by the FDA in December 2016 under the trade name, Eucrisa. In connection with this acquisition, we recorded $698 million as the fair value of notes payable in cash, and recorded $4.9 billion in Identifiable intangible assets, primarily consisting of $4.8 billion of IPR&D, and recorded $646 million of Goodwill and $346 million of net income tax liabilities. The final allocation of the consideration transferred to the assets acquired and the liabilities assumed has been completed.

B. Divestitures
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
The revised transaction closed on February 3, 2017. At closing, we received 3.2 million newly issued shares of ICU Medical common stock (as originally agreed), which we initially valued at approximately $428 million (based upon the closing price of ICU Medical common stock on the closing date less a discount for lack of marketability) and which were reported as equity securities at fair value in Long-term investments on the consolidated balance sheet as of December 31, 2017. Upon the sale of these shares in 2018, we realized a full gain of $302 million on these securities, although our income statement only reflects a gain of $47 million as the balance of the previously unrealized gain was recorded as a cumulative effect adjustment upon the adoption of a new accounting standard (see Note 1B). We also received a promissory note in the amount of $75 million, which was repaid in full as of December 31, 2017, and net cash of approximately $200 million before customary adjustments for net working capital, which is reported in Other investing activities, net on the consolidated statement of cash flows for the year-ended December 31, 2017. In addition, we are entitled to receive a contingent amount of up to an additional $225 million in cash based on ICU Medical’s achievement of certain cumulative performance targets for the combined company through December 31, 2019. We recognized a pre-tax gain of approximately $1 million in 2018 and pre-tax losses of $55 million in 2017 in Other (income)/deductions––net, representing adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell. For additional information, see Note 4.
The sale of the HIS net assets was fully completed in all jurisdictions as of year-end 2018.
In connection with the sale transaction, we entered into certain transitional agreements designed to facilitate the orderly transition of the HIS net assets to ICU Medical. These agreements primarily related to administrative services, and were provided for a period of 24 months after the closing date. We will also manufacture and supply certain HIS products for ICU Medical and ICU Medical will manufacture and supply certain retained Pfizer products for us after closing, generally for a term of five years. These agreements are not material to Pfizer and none confers upon us the ability to influence the operating and/or financial policies of ICU Medical subsequent to the sale.
At December 31, 2016, we determined that the carrying value of the HIS net assets held for sale exceeded their fair value less estimated costs to sell, resulting in a pre-tax impairment charge of $1.7 billion, which is included in Other (income)/deductions––net for the year ended December 31, 2016 (see Note 4). The decline in value resulted from lower expectations as to future cash flows to be generated by HIS, primarily as a result of an increase in competition for customer contracts and pricing factors that were not initially anticipated.

Contribution Agreement Between Pfizer and Allogene Therapeutics, Inc. (WRD)
In April 2018, Pfizer and Allogene announced that the two companies entered into a contribution agreement for Pfizer’s portfolio of assets related to allogeneic CAR T therapy, an investigational immune cell therapy approach to treating cancer. Under this agreement, Allogene received from Pfizer rights to pre-clinical and clinical CAR T assets, all of which were previously licensed to Pfizer from French cell therapy company, Cellectis, beginning in 2014 and French pharmaceutical company, Servier, beginning in 2015. Allogene assumed responsibility for all potential financial obligations to both Cellectis and Servier. Pfizer will continue to participate financially in the development of the CAR T portfolio through an ownership stake in Allogene. Separately, Pfizer continues to maintain its approximate 7% ownership stake in Cellectis that

88	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

was obtained in 2014 as part of the licensing agreement in which Pfizer obtained exclusive rights to pursue the development and commercialization of certain Cellectis CAR T therapies in exchange for an upfront payment of $80 million, as well as potential future development, regulatory and commercial milestone payments and royalties. In connection with the Allogene transaction, Pfizer recognized a non-cash $50 million pre-tax gain in Other (income)/deductions––net in the second quarter of 2018, representing the difference between the $127 million fair value of the equity investment received and the book value of assets transferred (including an allocation of goodwill) (see Note 4).
In October 2018, Allogene consummated an initial public offering of new shares of its common stock, which resulted in Pfizer’s preferred stock converting into common stock and a decrease in our ownership percentage from approximately 25% to approximately 18% as of December 31, 2018. The closing price on the day of the initial public offering was $25 per share. Beginning as of the date of the initial public offering, our investment in Allogene is being measured at fair value with changes in fair value recognized in net income (see Note 4).
Sale of Phase 2b Ready AMPA Receptor Potentiator for CIAS to Biogen Inc. (WRD)
In April 2018, we sold our Phase 2b ready AMPA receptor potentiator for CIAS to Biogen. We received $75 million upfront and have the opportunity to receive up to $515 million in future development and commercialization milestones, as well as tiered royalties in the low-to-mid-teen percentages. We recognized the $75 million upfront payment in Other (income)/deductions––net in the second quarter of 2018 (see Note 4). In the fourth quarter of 2018, we recognized an additional $10 million milestone in Other (income)/deductions––net (see Note 4). We will record the other milestones and royalties to Other (income)/deductions––net when due, or earlier if we have sufficient experience to determine such amounts are not probable of significant reversal.
Divestiture of Neuroscience Assets (WRD)
In September 2018, we and Bain Capital entered into a transaction to create a new biopharmaceutical company, Cerevel, to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system including Parkinson’s disease, epilepsy, Alzheimer’s disease, schizophrenia and addiction. These assets were part of the neuroscience discovery and early development efforts, which we announced we were ending in January 2018. In connection with this transaction, we out-licensed the portfolio to Cerevel in exchange for a 25% ownership stake in Cerevel’s parent company, Cerevel Therapeutics, Inc., and potential future regulatory and commercial milestone payments and royalties. Bain Capital has committed to invest $350 million to develop the portfolio, with the potential for additional funding as the assets advance. In connection with the transaction, we recognized a non-cash $343 million pre-tax gain in Other (income)/deductions––net in the third quarter of 2018, representing the fair value of the equity investment received as the assets transferred had a book value of $0 (see Note 4). Our investment in Cerevel Therapeutics, Inc. is reported in Long-term investments on the consolidated balance sheet as of December 31, 2018.
C. Assets and Liabilities Held for Sale
On December 19, 2018, we announced that we entered into a definitive agreement with GSK under which we and GSK have agreed to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture that will operate globally under the GSK Consumer Healthcare name. In exchange for contributing our Consumer Healthcare business, we will receive a 32% equity stake in the company and GSK will own the remaining 68%. The transaction is expected to close in the second half of 2019, subject to customary closing conditions including GSK shareholder approval and required regulatory approvals. Upon the closing of the transaction, we will deconsolidate our Consumer Healthcare business and recognize a gain for the difference in the fair value of our 32% equity stake in the company and the carrying value of our Consumer Healthcare business. We will account for our 32% equity stake in the company after closing of the transaction as an equity-method investment. Assets and liabilities associated with our Consumer Healthcare business were reclassified as held for sale in the consolidated balance sheet as of December 31, 2018. The Consumer Healthcare business assets held for sale are reported in Assets held for sale and Consumer Healthcare business liabilities held for sale are reported in Liabilities held for sale. This includes the Consumer Healthcare business tax assets and liabilities related to fully dedicated consumer healthcare subsidiaries. The amounts associated with the Consumer Healthcare business, as well as other assets classified as held for sale consisted of the following:

2018 Financial Report	89

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017
Assets Held for Sale
Cash and cash equivalents	$32	$—
Trade accounts receivable, less allowance for doubtful accounts	532	—
Inventories	538	—
Other current assets	56	—
PP&E	675	—
Identifiable intangible assets, less accumulated amortization	5,763	—
Goodwill	1,972	—
Noncurrent deferred tax assets and other noncurrent tax assets	54	—
Other noncurrent assets	57	—
Total Consumer assets held for sale	9,678	—
Other assets held for sale(a)	46	12
Assets held for sale	$9,725	$12

Liabilities Held for Sale

Trade accounts payable	$406	$—
Income taxes payable	39	—
Accrued compensation and related items	93	—
Other current liabilities	353	—
Pension benefit obligations, net	39	—
Postretirement benefit obligations, net	33	—
Noncurrent deferred tax liabilities	870	—
Other noncurrent liabilities	56	—
Total Consumer liabilities held for sale	$1,890	$—

(a)	Other assets held for sale consist of PP&E.
As a part of Pfizer, pre-tax income on a management business unit basis for the Consumer Healthcare business was $977 million in 2018, $863 million in 2017 and $780 million in 2016.
D. Licensing Arrangements
Shire International GmbH (IH)
In 2016, we out-licensed PF-00547659, an investigational biologic being evaluated for the treatment of moderate-to-severe inflammatory bowel disease, including ulcerative colitis and Crohn’s disease, to Shire for an upfront payment of $90 million, up to $460 million in development and sales-based milestone payments and potential future royalty payments on commercialized products. The $90 million upfront payment was initially deferred and recognized in Other (income)/deductions––net ratably through December 2017. In the first quarter of 2018, we recognized $75 million in Other (income)/deductions––net for a milestone payment received from Shire related to their first dosing of a patient in a Phase 3 clinical trial of the compound for the treatment of ulcerative colitis, and in the third quarter of 2018, we recognized $35 million in Other (income)/deductions––net for a milestone payment received from Shire related to their first dosing of a patient in a Phase 3 clinical trial of the compound for the treatment of Crohn’s disease (see Note 4).
BionTech AG (WRD)
In August 2018, a multi-year R&D arrangement went into effect between BionTech AG (BionTech), a privately held company, and Pfizer to develop mRNA-based vaccines for prevention of influenza (flu). In September 2018, we made an upfront payment of $50 million to BionTech, which was recorded in Research and development expenses, and BionTech is eligible to receive up to an additional $325 million in future development and sales based milestones and future royalty payments associated with worldwide sales. As part of the transaction, we also purchased 169,670 newly-issued ordinary shares of BionTech for $50 million in the third quarter of 2018, which are reported in Long-term investments in the consolidated balance sheet as of December 31, 2018.
E. Research and Development and Collaborative Arrangements
We adopted a new accounting standard for revenue recognition and changed our accounting policies with respect to collaborative arrangements accordingly. For additional information, see Note 1B.
Research and Development Arrangement with NovaQuest Co-Investment Fund II, L.P.
On November 1, 2016, we announced the discontinuation of the global clinical development program for bococizumab. During December 2016, $31.3 million was refunded to NovaQuest representing amounts NovaQuest prepaid for development costs (under the May 2016 agreement described below) that were not used for program expenses due to the discontinuation of the development program. No additional payments have been or are expected to be received from or paid to NovaQuest with respect to this agreement, which was terminated effective as of November 18, 2016.

90	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

In May 2016, our agreement with NovaQuest became effective, under which NovaQuest agreed to fund up to $250 million in development costs related to certain Phase 3 clinical trials of Pfizer’s bococizumab compound and Pfizer agreed to use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding was expected to cover up to 40% of the development costs and was to be received over five quarters during 2016 and 2017. As there was a substantive and genuine transfer of risk to NovaQuest, the development funding applicable to program expenses during 2016 was recognized as an obligation to perform contractual services and therefore has been recognized as a reduction of Research and development expenses as incurred. The reduction to Research and development expenses for 2016 totaled $180.3 million.
Research and Development Arrangement with NovaQuest Co-Investment Fund V, L.P.
In April 2016, Pfizer entered into an agreement with NovaQuest under which NovaQuest would fund up to $200 million in development costs related to certain Phase 3 clinical trials of Pfizer’s rivipansel compound and Pfizer will use commercially reasonable efforts to develop and obtain regulatory approvals for such compound. NovaQuest’s development funding is expected to cover up to 100% of the development costs and will be received over approximately 13 quarters from 2016 through the second quarter of 2019 after which Pfizer will be responsible for the remaining development costs. As there is a substantive and genuine transfer of risk to NovaQuest, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $57.6 million for 2018, $72.1 million for 2017 and $46.6 million for 2016. Following potential regulatory approval, NovaQuest will be eligible to receive a combination of fixed milestone payments of up to approximately $267 million in total, based on achievement of first commercial sale and certain levels of cumulative net sales as well as royalties on rivipansel net sales over approximately eight years. Fixed sales-based milestone payments will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the rivipansel product and royalties on net sales will be recorded as Cost of sales when incurred.
Research and Development Arrangement with RPI Finance Trust
In January 2016, Pfizer entered into an agreement with RPI, a subsidiary of Royalty Pharma, under which RPI would fund up to $300 million in development costs related to certain Phase 3 clinical trials of Pfizer’s Ibrance (palbociclib) product primarily for adjuvant treatment of hormone receptor positive early breast cancer (the Indication). RPI’s development funding is expected to cover up to 100% of the costs primarily for the applicable clinical trials until the second quarter of 2020 after which Pfizer will be responsible for the remaining cost of the trials. As there is a substantive and genuine transfer of risk to RPI, the development funding is recognized by us as an obligation to perform contractual services and therefore is a reduction of Research and development expenses as incurred. The reduction to Research and development expenses totaled $99.3 million for 2018, $75.6 million for 2017 and $44.9 million for 2016. If successful and upon approval of Ibrance in the U.S. or certain major markets in the EU for the Indication based on the applicable clinical trials, RPI will be eligible to receive a combination of approval-based fixed milestone payments of up to $250 million dependent upon results of the clinical trials and royalties on certain Ibrance sales over approximately seven years. Fixed milestone payments due upon approval will be recorded as intangible assets and amortized to Amortization of intangible assets over the estimated commercial life of the Ibrance product and sales-based royalties will be recorded as Cost of sales when incurred.
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

The following table provides the amounts and classification of payments (income/(expense)) between us and our collaboration partners:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Revenues—Revenues(a)	$571	$606	$659
Revenues—Alliance revenues(b)	3,838	2,927	1,746
Total revenues from collaborative arrangements	4,409	3,533	2,405
Cost of sales(c)	(296)	(329)	(315)
Selling, informational and administrative expenses(d)	(90)	(54)	(5)
Research and development expenses(e)	162	222	64
Other income/(deductions)—net(f)	281	249	542

(a)	Represents sales to our partners of products manufactured by us.

(b)	Substantially all relates to amounts earned from our partners under co-promotion agreements. The increases in 2018 and 2017 reflect increases in alliance revenues from Eliquis and Xtandi.

(c)
Primarily relates to amounts paid to collaboration partners for their share of net sales or profits earned in collaboration arrangements where we are the principal in the transaction, and cost of sales associated with inventory purchased from our partners.

(d)	Represents net reimbursements to our partners for selling, informational and administrative expenses incurred.

(e)
Primarily relates to upfront payments and pre-approval milestone payments earned by our partners as well as net reimbursements. The upfront and milestone payments were as follows: $50 million in 2018, $15 million in 2017 and $15 million in 2016. Our collaboration with Lilly (see below) also includes reimbursements of $98 million in 2018, $147 million in 2017 and $120 million in 2016.

(f)
Primarily relates to royalties from our collaboration partners. The decrease in 2017 is due to the October 31, 2016 expiration of our 36 month royalty arrangement on sales of Enbrel in the U.S. and Canada, partially offset by a full year of royalties earned in 2017, versus a partial year in 2016, on Xtandi ex-U.S. sales.

2018 Financial Report	91

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The amounts disclosed in the above table do not include transactions with third parties other than our collaboration partners, or other costs associated with the products under the collaborative arrangements.
In addition, in connection with our collaborative arrangements, we paid post-approval milestones of $140 million in 2017 related to our collaboration with Merck KGaA (see below). These payments were recorded in Identifiable intangible assets––Developed technology rights. We did not pay post-approval milestones to collaboration partners in 2018 or 2016. We also recorded milestones earned related to our collaboration with Merck (see below) of $40 million in 2018 to Other (income)/deductions––net and $150 million in 2017, substantially all of which was included in the adjustment to increase the opening balance of Retained earnings upon the adoption of a new accounting standard for revenue recognition, effective January 1, 2018 (see Note 1B).

Collaboration with Merck & Co., Inc. (IH)

Under a worldwide collaboration agreement, except for Japan, we collaborated with Merck on the clinical development of ertugliflozin and ertugliflozin-containing fixed-dose combinations with metformin and Januvia (sitagliptin) tablets, which were approved by the FDA in December 2017 and the European Commission in March 2018 as Steglatro, Segluromet and Steglujan. Merck exclusively promotes Steglatro and the two fixed-dose combination products and we share revenues and certain costs with Merck on a 60%/40% basis, with Pfizer having the 40% share.
In the first quarter of 2017, we received a $90 million milestone payment from Merck upon the FDA’s acceptance for review of the NDAs for ertugliflozin and two fixed-dose combinations (ertugliflozin plus Januvia (sitagliptin) and ertugliflozin plus metformin), which, as of December 31, 2017, was deferred and primarily reported in Other noncurrent liabilities, and through December 31, 2017, was being recognized in Other (income)/deductions––net over a multi-year period. As of December 31, 2017, we were due a $60 million milestone payment from Merck, which we received in the first quarter of 2018, in conjunction with the approval of ertugliflozin by the FDA. As of December 31, 2017, the $60 million due from Merck was deferred and primarily reported in Other noncurrent liabilities. In the first quarter of 2018, in connection with the approval of ertugliflozin in the EU, we recognized a $40 million milestone payment from Merck in Other (income)/deductions––net (see Note 4). We are eligible for additional payments associated with the achievement of future commercial milestones. In the first quarter of 2018, in connection with the adoption of a new accounting standard, as of January 1, 2018, the $60 million of deferred income and approximately $85 million of the $90 million of deferred income associated with the above-mentioned milestone payments were recorded to and included in the $584 million cumulative effect adjustment to Retained earnings. See Note 1B for additional information.
Collaboration with Eli Lilly & Company (IH)

In 2013, we entered into a collaboration agreement with Lilly to jointly develop and globally commercialize Pfizer’s tanezumab, which provides that Pfizer and Lilly will equally share product-development expenses as well as potential revenues and certain product-related costs. We received a $200 million upfront payment from Lilly in accordance with the collaboration agreement between Pfizer and Lilly, which was deferred and primarily reported in Other noncurrent liabilities, and through December 31, 2017, was being recognized in Other (income)/deductions––net over a multi-year period beginning in the second quarter of 2015. Pfizer and Lilly resumed the Phase 3 chronic pain program for tanezumab in July 2015. The FDA granted Fast Track designation for tanezumab for the treatment of chronic pain in patients with osteoarthritis A and chronic low back pain in June 2017. Under the collaboration agreement with Lilly, we are eligible to receive additional payments from Lilly upon the achievement of specified regulatory and commercial milestones. In the first quarter of 2018, in connection with the adoption of a new accounting standard, as of January 1, 2018, approximately $107 million of deferred income associated with the above-mentioned upfront payment was recorded to and included in the $584 million cumulative effect adjustment to Retained earnings. See Note 1B for additional information. Approximately $37 million of the upfront payment continues to be deferred, of which approximately $30 million is reported in Other current liabilities and approximately $8 million is reported in Other noncurrent liabilities as of December 31, 2018. This amount is expected to be recognized in Other (income)/deductions––net over the remaining development period for the product between 2019 and 2020.
Collaboration with Merck KGaA (IH)

In November 2014, we entered into a collaborative arrangement with Merck KGaA, to jointly develop and commercialize avelumab, currently approved as Bavencio for metastatic MCC and for patients with locally advanced or metastatic UC in certain countries and in development as a potential treatment for multiple other types of cancer. We and Merck KGaA are exploring the therapeutic potential of this novel anti-PD-L1 antibody as a single agent as well as in various combinations with our and Merck KGaA’s broad portfolio of approved and investigational oncology therapies. Also, as part of the agreement, we gave Merck KGaA certain co-promotion rights for Xalkori in the U.S. and several other key markets. Under the terms of the agreement, in the fourth quarter of 2014, we made an upfront payment of $850 million to Merck KGaA and Merck KGaA is eligible to receive regulatory and commercial milestone payments of up to approximately $2.0 billion. During 2017, we made $140 million in milestone payments to Merck KGaA, which were recorded in Identifiable intangible assets––Developed technology rights, for approvals of avelumab received in 2017 for the MCC indication in the U.S., the EU and Japan, and for the metastatic UC indication in the U.S. Both companies jointly fund the majority of development and commercialization costs, and split equally any profits generated from selling any products containing avelumab from this collaboration. In September 2018, the companies announced positive top-line results from the pivotal Phase 3 JAVELIN Renal 101 study evaluating Bavencio (avelumab) in combination with Inlyta (axitinib), compared with Sutent (sunitinib) as initial therapy for patients with advanced RCC. In December 2018, both companies amended the collaborative agreement such that Pfizer will be solely responsible for the development and commercialization of its anti PD-1 antibody. Under the terms of the amended agreement, Pfizer paid Merck KGaA an up-front payment and we will make a potential milestone and tiered royalty payments should the Pfizer anti PD-1 antibody achieve regulatory and commercial success.

92	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

F. Equity-Method Investments

Investment in Hisun Pfizer Pharmaceuticals Company Limited (EH)

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

We accounted for our interest in Hisun Pfizer as an equity-method investment, due to the significant influence we had over the operations of Hisun Pfizer through our board representation, minority veto rights and 49% voting interest. Our investment in Hisun Pfizer was reported in Long-term investments, and our share of Hisun Pfizer’s net income was recorded in Other (income)/deductions––net.

On November 10, 2017, we sold our 49% equity share in Hisun Pfizer to Sapphire I (HK) Holdings Limited, an investment fund managed by Hillhouse Capital, for a total of $286 million in cash which included our carrying value of $270 million in cash plus $16 million to cover certain taxes incurred on the transaction. As a result of the sale transaction, we recognized a loss of $81 million in the fourth quarter of 2017 for the recognition in earnings of the currency translation adjustment associated with our investment. After the sale transaction, Hisun Pfizer changed its name but retained its current rights to manufacture, sell and distribute all of Hisun Pfizer’s currently marketed and pipeline products in China. We are providing technical, manufacturing and regulatory services in connection with a technology transfer process being run by Hisun Pfizer to support Hisun Pfizer’s objective that the products that we had previously licensed to Hisun Pfizer, will in the future, be manufactured locally in China. We continue to supply certain products to Hisun Pfizer for a period of time, after the sale transaction, to facilitate a smooth transition.
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

Investment in Laboratório Teuto Brasileiro S.A. (EH)

We entered into an agreement on June 30, 2017 to exit our investment in Teuto, a 40%-owned generics company in Brazil, and sell our 40% interest in Teuto to the majority shareholders. As part of the agreement, we waived our option to acquire the remaining 60% of Teuto, and Teuto’s other shareholders have waived their option to sell their 60% stake in the company to us. As a result, in the second quarter of 2017, we recognized a net loss of approximately $30 million in Other (income)/deductions––net (see Note 4), which included the impairment of our equity-method investment in Teuto, the reversal of a contingent liability associated with the majority shareholders’ option to sell their 60% stake in the company to us, and the recognition in earnings of the currency translation adjustment associated with the Teuto investment. The transaction closed on August 16, 2017.

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

G. Privately Held Investment

AM-Pharma B.V. (WRD)

In April 2015, we acquired a minority equity interest in AM-Pharma, a privately-held Dutch biopharmaceutical company focused on the development of human recombinant Alkaline Phosphatase (recAP) for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. The option became exercisable after completion of a Phase 2 trial of recAP for the treatment of Acute Kidney Injury related to sepsis in the first quarter of 2018. We declined to exercise the option and the option expired unexercised during the second quarter of 2018. Under the terms of the agreement, we originally paid $87.5 million for both the exclusive option and the minority equity interest, which was recorded as a cost-method investment in Long-term investments. During the fourth quarter of 2017, we recognized a loss of $43 million in Other (income)/deductions––net (see Note 4) for an impairment of our long-term investment.

2018 Financial Report	93

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

In connection with our acquisition of Hospira in September 2015, we focused our efforts on achieving an appropriate cost structure for the combined company. We incurred costs of approximately $1 billion (not including costs of $215 million in 2015 associated with the return of acquired IPR&D rights as described in the Current-Period Key Activities section below) associated with the integration of Hospira. The majority of these costs were incurred within the three-year period post-acquisition.

In 2016, we substantially completed previously disclosed cost-reduction initiatives begun in 2014 associated with our 2014 global commercial structure reorganization, manufacturing plant network rationalization and optimization initiatives, and additional cost-reduction/productivity initiatives across the enterprise.
2017-2019 Initiatives and Organizing for Growth
During 2018, as we reviewed our business opportunities and challenges and the way in which we think about our business operations, we determined that at the start of our 2019 fiscal year, we would begin operating under our new commercial structure, which reorganizes our operations into three businesses––Biopharma, a science-based Innovative medicines business; Upjohn, a global off-patent branded and generic established medicines business; and a Consumer Healthcare business. To operate effectively in this structure and position ourselves for future growth, we are focused on creating a simpler, more efficient operating structure within each business as well as the functions that support them. Beginning in the fourth quarter of 2018, we reviewed previously planned initiatives and new initiatives to ensure that there was alignment around our new structure and have combined the 2017 to 2019 initiatives with our current Organizing for Growth initiatives to form one cohesive plan. Initiatives for the combined program include activities related to the optimization of our manufacturing plant network, the centralization of our corporate and platform functions, and the simplification and optimization of our operating business structure and functions that support them. Through December 31, 2018, we incurred approximately $713 million associated with manufacturing optimization, and approximately $752 million associated with other activities.
In 2019, we expect restructuring, implementation and additional depreciation charges of about $800 million and, of that amount, we expect approximately 20% of the total charges will be non-cash.
Current-Period Key Activities
In 2018, we incurred costs of $1.4 billion composed of $1.1 billion associated with the 2017-2019 and Organizing for Growth initiatives, $274 million associated with the integration of Hospira and $45 million associated with all other acquisition-related initiatives.

The following table provides the components of costs associated with acquisitions and cost-reduction/productivity initiatives:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Restructuring charges/(credits):
Employee terminations	$459	$(181)	$839
Asset impairments(a)	290	190	142
Exit costs	33	21	74
Total restructuring charges(b)	782	30	1,055
Transaction costs(c)	1	4	127
Integration costs(d)	260	317	383
Restructuring charges and certain acquisition-related costs	1,044	351	1,565
Net periodic benefit costs recorded in Other (income)/deductions––net(e)	146	136	159
Additional depreciation––asset restructuring, virtually all of which is recorded in Cost of sales(f)	50	91	207
Implementation costs recorded in our consolidated statements of income as follows(g):
Cost of sales	83	118	230
Selling, informational and administrative expenses	72	71	81
Research and development expenses	39	38	25
Other (income)/deductions––net	—	—	3
Total implementation costs	194	227	340
Total costs associated with acquisitions and cost-reduction/productivity initiatives	$1,434	$805	$2,271

94	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(a)
The asset impairment charges for 2018 are largely associated with cost reduction initiatives not associated with acquisitions. The asset impairment charges for 2017 are largely associated with our acquisitions of Hospira and Medivation. The asset impairment charges included in restructuring charges for 2017 and 2016 are primarily associated with abandoned assets. See (b) below for additional information.

(b)
In 2018, restructuring charges were primarily related to employee termination costs and asset write downs. The employee termination costs are associated with our improvements to operational effectiveness as part of the realignment of our organizational structure effective at the beginning of 2019. In 2017, restructuring charges are primarily associated with our acquisitions of Hospira and Medivation, partially offset by credits associated with cost-reduction and productivity initiatives not associated with acquisitions that mostly related to the reversal of previously recorded accruals for employee termination costs resulting from revisions of our severance benefit estimates. In 2016, restructuring charges are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Hospira and Medivation. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination.

The restructuring activities in 2018 are associated with the following:

•	IH ($176 million charge); EH ($31 million charge); WRD/GPD ($135 million charge); manufacturing operations ($403 million charge); and Corporate ($38 million charge).
The restructuring activities in 2017 are associated with the following:

•	IH ($83 million credit); EH ($6 million credit); WRD/GPD ($19 million charge); manufacturing operations ($89 million charge); and Corporate ($12 million charge),
The restructuring activities in 2016 are associated with the following:

•	IH ($255 million charge); EH ($155 million charge); WRD/GPD ($145 million charge); manufacturing operations ($328 million charge); and Corporate ($172 million charge).

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which in 2017 were directly related to our acquisitions of Hospira, Anacor and Medivation.Transaction costs in 2016 were mostly related to our acquisitions of Medivation and Anacor, and the terminated transaction with Allergan.

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In 2018, integration costs were primarily related to our acquisition of Hospira. In 2017, integration costs primarily related to our acquisitions of Hospira and Medivation, as well as a net gain of $12 million related to the settlement of the Hospira U.S. qualified defined benefit pension plan (see Note 11). In 2016, integration costs primarily related to our acquisition of Hospira and the terminated transaction with Allergan.

(e)
In 2018, primarily represents the net pension curtailments and settlements included in Other (income)/deductions––net upon the adoption of a new accounting standard in the first quarter of 2018. In 2017, primarily represents the net pension curtailments and settlements, partially offset by net periodic benefit credits, excluding service costs, related to our acquisition of Hospira, both of which were reclassified to Other (income)/deductions––net as a result of the retrospective adoption of a new accounting standard in the first quarter of 2018. These credits included a net settlement gain, partially offset by accelerated amortization of actuarial losses and prior service costs upon the settlement of the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan. In 2016, primarily represents the net pension curtailments and settlements as well as the accelerated amortization of unrecognized loss and prior service costs related to our acquisition of Hospira, which were reclassified to Other (income)/deductions––net as a result of the retrospective adoption of a new accounting standard in the first quarter of 2018. For additional information, see Note 1B and Note 11.

(f)	Additional depreciation––asset restructuring represents the impact of changes in the estimated useful lives of assets involved in restructuring actions.

(g)	Implementation costs represent external, incremental costs directly related to implementing our non-acquisition-related cost-reduction/productivity initiatives.

The following table provides the components of and changes in our restructuring accruals:
(MILLIONS OF DOLLARS)	Employee Termination Costs	Asset Impairment Charges	Exit Costs	Accrual
Balance, January 1, 2017	$1,547	$—	$36	$1,583
Provision/(Credit)	(181)	190	21	30
Utilization and other(a)	(326)	(190)	9	(508)
Balance, December 31, 2017(b)	1,039	—	66	1,105
Provision	459	290	33	782
Utilization and other(a)	(295)	(290)	(51)	(636)
Balance, December 31, 2018(c)	$1,203	$—	$49	$1,252

(a)	Includes adjustments for foreign currency translation.

(b)	Included in Other current liabilities ($643 million) and Other noncurrent liabilities ($462 million).

(c)	Included in Other current liabilities ($823 million) and Other noncurrent liabilities ($428 million).

2018 Financial Report	95

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 4. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions––net:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Interest income(a)	$(333)	$(391)	$(470)
Interest expense(a)	1,316	1,270	1,186
Net interest expense	983	879	716
Royalty-related income(b)	(495)	(499)	(905)
Net (gains)/losses on asset disposals(c)	(71)	45	(51)
Net gains recognized during the period on investments in equity securities(d)	(586)	(224)	(18)
Net realized (gains)/losses on sales of investments in debt securities(e)	141	(45)	(35)
Income from collaborations, out-licensing arrangements and sales of compound/product rights(f)	(488)	(217)	(108)
Net periodic benefit costs/(credits) other than service costs(g)	(288)	101	139
Certain legal matters, net(h)	157	240	510
Certain asset impairments(i)	3,115	395	1,447
Loss on sale and impairment on remeasurement of HIS net assets(j)	(1)	55	1,712
Business and legal entity alignment costs(k)	4	71	261
Net losses on early retirement of debt(l)	3	999	312
Other, net(m)	(357)	(383)	(186)
Other (income)/deductions––net	$2,116	$1,416	$3,794

(a)
2018 v. 2017––Interest income decreased primarily driven by a lower investment balance. Interest expense increased primarily as a result of higher short-term interest rates, offset, in part, by refinancing activity that occurred in the fourth quarter of 2017. 2017 v. 2016––Interest income decreased primarily driven by a lower investment balance. Interest expense increased, primarily as a result of higher short-term interest rates, offset, in part, by the retirement of high-coupon debt and the issuance of new low-coupon debt. Capitalized interest expense totaled $73 million in 2018, $72 million in 2017 and $61 million in 2016.

(b)
Royalty-related income decreased in 2017, primarily due to lower royalty income for Enbrel of $470 million in 2017, compared to 2016, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period under the agreement expired on October 31, 2013), partially offset by increases in Xtandi royalty-related income of $176 million in 2017, compared to 2016.

(c)
In 2018, primarily includes a realized gain on sale of property of $60 million. In 2017, primarily includes an $81 million realized loss related to the sale of our then 49%-owned equity-method investment in Hisun Pfizer and a realized net loss of $30 million related to the sale of our 40% ownership investment in Teuto, including the extinguishment of a put option for the then remaining 60% ownership interest, partially offset by a realized gain on sale of property of $52 million. In 2016, primarily includes realized gains on sales of property and other assets.

(d)
The net gains on investments in equity securities in 2018, include unrealized net gains on equity securities of $477 million, reflecting the adoption of a new accounting standard in the first quarter of 2018. Net gains in 2018 were primarily driven by unrealized gains of $466 million related to our investment in Allogene. Prior to the adoption of a new accounting standard in the first quarter of 2018, net unrealized gains and losses on virtually all equity securities with readily determinable fair values were reported in Accumulated other comprehensive income. For additional information, see Note 1B, Note 2B and Note 7B.

(e)
In 2018, primarily includes gross realized losses on sales of available-for-sale debt securities of $402 million and a net loss of $18 million from derivative financial instruments used to hedge the foreign exchange component of the matured available-for-sale debt securities, partially offset by gross realized gains on sales of available-for-sale debt securities of $280 million. Proceeds from the sale of available-for-sale debt securities were $5.7 billion in 2018.

In 2017, primarily includes gross realized gains on sales of available-for-sale debt securities of $451 million, partially offset by gross realized losses on sales of available-for-sale debt securities of $281 million and a net loss of $120 million from derivative financial instruments used to hedge the foreign exchange component of the matured available-for-sale debt securities. Proceeds from the sale of available-for-sale debt securities were $5.1 billion in 2017.
In 2016, primarily includes gross realized gains on sales of available-for-sale debt securities of $666 million, partially offset by gross realized losses on sales of available-for-sale debt securities of $548 million and a net loss of $64 million from derivative financial instruments used to hedge the foreign exchange component of the matured available-for-sale debt securities. Proceeds from the sale of available-for-sale debt securities were $10.2 billion in 2016.

(f)
Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights. In 2018, primarily includes, among other things, (i) approximately $118 million in milestone income from multiple licensees, (ii) $110 million in milestone payments received from Shire, of which $75 million was received in the first quarter of 2018 related to their first dosing of a patient in a Phase 3 clinical trial for the treatment of ulcerative colitis and $35 million was received from Shire in the third quarter of 2018 related to their first dosing of a patient in a Phase 3 clinical trial for the treatment of Crohn’s disease, (iii) an upfront payment to us and a recognized milestone totaling $85 million for the sale of an AMPA receptor potentiator for CIAS to Biogen, (iv) $62 million in gains related to sales of compound/product rights and (v) a $40 million milestone payment from Merck in conjunction with the approval of ertugliflozin in the EU. For additional information, see Note 2B, Note 2C, Note 2D and Note 2E. In 2017, primarily includes, among other things, $101 million in milestone payments received from multiple licensees and an $85 million gain related to sales of compound/product rights. In 2016, primarily includes, among other things, a $50 million gain related to sales of compound/product rights and $33 million in milestone payments received from multiple licensees.

(g)
Represents the net periodic benefit costs/(credits), excluding service costs, as a result of the adoption of a new accounting standard in the first quarter of 2018. Effective January 1, 2018, the U.S. Pfizer Consolidated Pension Plan was frozen to future benefit accruals and for 2018, resulted in the recognition of lower net periodic benefit costs due to the extension of the amortization period for the actuarial losses. There was also a greater than expected gain on plan assets due to a higher plan asset base compared to 2017. For additional information, see Note 1B and Note 11.

(h)
In 2018, primarily includes legal reserves for certain pending legal matters, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which was approved by the court in April 2018, and a $79 million charge to reflect damages awarded by a jury in a patent matter. In 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In addition, 2016 includes a settlement related to a patent matter.

(i)
In 2018, primarily includes intangible asset impairment charges of $3.1 billion, mainly composed of (i) $2.6 billion related to EH developed technology rights, $242 million related to EH licensing agreements and $80 million related to EH IPR&D, all of which relate to our acquisition of Hospira, for generic sterile injectable products associated with various indications; (ii) $117 million related to a multi-antigen vaccine IPR&D program for adults undergoing elective spinal fusion surgery; (iii) $31 million related to an IH developed technology right, acquired in connection with our acquisition of Anacor, for the treatment for toenail fungus market marketed in the U.S. market only; and (iv) $17 million of other IPR&D assets acquired in connection with our acquisition of Innopharma. In 2018,

96	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

the intangible asset impairment charges associated with the generic sterile injectable products reflect, among other things, updated commercial forecasts, reflecting an increased competitive environment as well as higher manufacturing costs, largely stemming from ongoing manufacturing and supply issues. The intangible asset impairment charge for the multi-antigen vaccine IPR&D program was the result of the Phase 2b trial reaching futility at a pre-planned interim analysis. The intangible asset impairment charge related to the IH developed technology right reflects, among other things, updated commercial forecasts. In addition, 2018 includes other asset impairments of $13 million.
In 2017, primarily includes intangible asset impairment charges of $337 million, reflecting (i) $127 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic sterile injectable product for the treatment of edema associated with certain conditions; (ii) $124 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a sterile injectable pain reliever; (iii) $39 million related to developed technology rights, acquired in connection with our acquisition of NextWave, for the treatment of attention deficit hyperactivity disorder; (iv) $26 million related to developed technology rights, acquired in connection with our acquisition of Hospira, for a generic injectable antibiotic product for the treatment of bacterial infections; and (v) $20 million related to other developed technology rights. The intangible asset impairment charges for 2017 are associated with EH and reflect, among other things, updated commercial forecasts and an increased competitive environment. In addition, 2017 includes a loss of $43 million for an impairment of our AM-Pharma B.V. long-term investment (see Note 2G).
In 2016, primarily includes intangible asset impairment charges of $869 million, reflecting (i) $366 million related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections; and (ii) $265 million related to an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira; (iii) $128 million of sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; and (iv) $110 million of other IPR&D assets, $81 million of which were acquired in connection with our acquisition of Hospira and $29 million of which were acquired in connection with our acquisition of King in 2011. The intangible asset impairment charges for 2016 are associated with the following: EH ($840 million) and IH ($29 million). In addition, 2016 includes an impairment loss of $452 million related to Pfizer’s then 49%-owned equity-method investment with Hisun in China, Hisun Pfizer, and an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Teuto. For additional information concerning Hisun Pfizer and Teuto, see Note 2F.
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

(j)
In 2018 and 2017, represents adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical on February 3, 2017. In 2016, represents a charge related to the write-down of the HIS net assets to fair value less estimated costs to sell. See Note 2B for additional information.

(k)
Represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(l)
In 2017 and 2016, represents net losses due to the early retirement of debt, inclusive of the related termination of cross currency swaps in 2017 and inclusive of the related termination of interest rate swaps in 2016.

(m)
In 2018, includes (i) a non-cash $343 million pre-tax gain associated with our transaction with Bain Capital to create a new biopharmaceutical company, Cerevel, to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system (see Note 2B), (ii) dividend income of $253 million from our investment in ViiV, (iii) a non-cash $50 million pre-tax gain on the contribution of Pfizer’s allogeneic CAR T therapy development program assets obtained from Cellectis and Servier in connection with our contribution agreement entered into with Allogene in which Pfizer obtained a 25% ownership stake in Allogene (see Note 2B), and (iv) a non-cash $17 million pre-tax gain on the cash settlement of a liability that we incurred in April 2018 upon the EU approval of Mylotarg (see Note 7E), partially offset by charges of $207 million, reflecting the change in the fair value of contingent consideration and $59 million of incremental costs associated with the design, planning and implementation of the new organizational structure, effective in the beginning of 2019, and primarily include consulting, legal, tax, and advisory services. In 2017, includes, among other things, dividend income of $266 million from our investment in ViiV, and income of $62 million from resolution of a contract disagreement. In 2016, includes among other things, $150 million paid to Allergan for reimbursement of Allergan’s expenses associated with the terminated transaction (see Note 1A); and income of $116 million from resolution of a contract disagreement.

The asset impairment charges included in Other (income)/deductions––net are based on estimates of fair value.

The following table provides additional information about the intangible assets that were impaired during 2018 in Other (income)/deductions––net:
					Year Ended December 31,
	Fair Value(a)				2018
(MILLIONS OF DOLLARS)	Amount	Level 1	Level 2	Level 3	Impairment
Intangible assets––Developed technology rights(b)	$665	$—	$—	$665	$2,647
Intangible assets––Licensing agreements and other(b)	150	—	—	150	242
Intangible assets––IPR&D(b)	95	—	—	95	214
Total	$910	$—	$—	$910	$3,103

(a)	The fair value amount is presented as of the date of impairment, as these assets are not measured at fair value on a recurring basis. See also Note 1E.

(b)
Reflects intangible assets written down to fair value in 2018. Fair value was determined using the income approach, specifically the multi-period excess earnings method, also known as the discounted cash flow method. We started with a forecast of all the expected net cash flows associated with the asset and then applied an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the product; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

2018 Financial Report	97

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 5. Tax Matters

A. Taxes on Income from Continuing Operations

The following table provides the components of Income from continuing operations before provision/(benefit) for taxes on income:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
United States	$(4,403)	$(6,879)	$(8,534)
International	16,288	19,184	16,886
Income from continuing operations before provision/(benefit) for taxes on income(a), (b)	$11,885	$12,305	$8,351

(a)
2018 v. 2017––The decrease in the domestic loss was primarily due to lower interest expense paid to certain foreign subsidiaries, lower net losses on the retirement of debt, higher net gains on investments in equity securities and increased revenue related to Eliquis, partially offset by higher certain asset impairments and lower revenue for Viagra and the SIP portfolio. The decrease in international income was primarily related to lower interest income received primarily from intercompany borrowings from Pfizer Inc. and higher charges related to certain cost reduction initiatives, partially offset by increased revenue related to Ibrance and Eliquis.

(b)
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

The following table provides the components of Provision/(benefit) for taxes on income based on the location of the taxing authorities:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
United States
Current income taxes:
Federal	$668	$1,267	$342
State and local	9	45	(52)
Deferred income taxes:
Federal	(1,663)	(2,064)	(419)
State and local	16	(304)	(106)
Total U.S. tax provision	(970)	(1,055)	(235)
TCJA(a)
Current income taxes	(3,035)	13,135	—
Deferred Income taxes	2,439	(23,795)	—
Total TCJA tax provision	(596)	(10,660)	—
International
Current income taxes	2,831	2,709	1,532
Deferred income taxes	(558)	(42)	(175)
Total international tax provision	2,273	2,667	1,358
Provision/(benefit) for taxes on income	$706	$(9,049)	$1,123

(a)
The 2018 current tax benefit and deferred tax expense primarily relate to the utilization of tax credit carryforwards against the repatriation tax liability associated with the enactment of the TCJA. See discussion below and Note 5C.

In the fourth quarter of 2017, we recorded an estimate of certain tax effects of the TCJA, including (i) the impact on deferred tax assets and liabilities from the reduction in the U.S. Federal corporate tax rate from 35% to 21%, (ii) the impact on valuation allowances and other state income tax considerations, (iii) the $15.2 billion repatriation tax liability on accumulated post-1986 foreign earnings for which we plan to elect, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026 that is reported in Other taxes payable in our consolidated balance sheet as of December 31, 2017 and (iv) deferred taxes on basis differences expected to give rise to future taxes on global intangible low-taxed income. In addition, we had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the TCJA, in the fourth quarter of 2017, we reversed an estimate of the deferred taxes that are no longer expected to be needed due to the change to the territorial tax system.
In 2018, we finalized our provisional accounting for the tax effects of the TCJA, based on our best estimates of available information and data, and have reported and disclosed the impacts within the applicable measurement period, in accordance with guidance issued by the SEC, and recorded a favorable adjustment of approximately $100 million to Provision/(benefit) for taxes on income. The amounts recorded may change in the future due to uncertain tax positions. With respect to the aforementioned repatriation tax liability, our revised estimate is approximately $15 billion. The first installment, due in April 2019, is reported in Income taxes payable, and the remaining liability is reported in Other taxes payable in our consolidated balance sheet as of December 31, 2018. We believe that there may be additional interpretations, clarifications and guidance from the U.S. Department of Treasury. Any change to our calculations resulting from such additional interpretations, clarifications and guidance would be reflected in the period of issuance. In addition, our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards.
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

98	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

years or provide for the tax expense related to such income in the year the tax is incurred. We have elected to recognize deferred taxes for temporary differences expected to reverse as global intangible low-taxed income in future years. In 2017, we provided a provisional deferred tax liability of approximately $1.0 billion based on the evaluation of certain temporary differences inside each of our foreign subsidiaries that are expected to reverse as global intangible low-taxed income. In 2018, this estimate was finalized and we have provided for an additional deferred tax liability of approximately $200 million, resulting in a deferred tax liability of approximately $1.2 billion.

In 2018, the Provision/(benefit) for taxes on income was impacted by the following:

•	estimated U.S. net tax benefits of approximately $600 million associated with the enactment of the TCJA (see discussion above), primarily reflecting:

◦	approximately $500 million of tax benefits associated primarily with certain current year tax initiatives;

◦
approximately $100 million of tax benefits associated with adjustments to our provisional accounting for the tax effects of the TCJA, reported and disclosed within the applicable measurement period, in accordance with guidance issued by the SEC, primarily consisting of:

◦	$160 million of tax benefits related to the repatriation tax on deemed repatriated accumulated earnings of foreign subsidiaries; and

◦	$140 million of tax benefits associated with the remeasurement of other U.S. deferred tax liabilities, partially offset by:

◦	$200 million of tax expense related to future taxes on global intangible low-taxed income;

•
tax benefits of approximately $700 million representing tax and interest resulting from the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations; and

•	tax benefits of approximately $740 million related to certain asset impairments.

In 2017, the Provision/(benefit) for taxes on income was impacted by the following:

•	estimated U.S. net tax benefits of $10.7 billion associated with the enactment of the TCJA (see discussion above), primarily reflecting:

◦	$22.8 billion tax benefit associated with the remeasurement of U.S. deferred tax liabilities on unremitted earnings of foreign subsidiaries (see Note 5C);

◦	$1.6 billion tax benefit associated with the remeasurement of other U.S. deferred tax liabilities, primarily associated with intangibles (see Note 5C);

◦	$12.9 billion tax expense related to the repatriation tax on deemed repatriated accumulated pre-2017 post-1986 earnings of foreign subsidiaries;

◦	$1.0 billion tax expense related to future taxes on global intangible low-taxed income (see Note 5C); and

◦	approximately $100 million tax benefit primarily associated with certain tax initiatives;

•	U.S. tax expense of approximately $1.3 billion related to the repatriation tax on deemed repatriated current year earnings of foreign subsidiaries;

•	tax benefit of approximately $370 million related to net losses on early retirement of debt;

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
In 2016, the Provision/(benefit) for taxes on income was impacted by the following:

•
U.S. tax expense of approximately $1.1 billion as a result of providing U.S. deferred income taxes on certain funds earned outside the U.S. that will not be indefinitely reinvested overseas, virtually all of which were earned in 2016;

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

2018 Financial Report	99

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for Income from continuing operations follows:
	Year Ended December 31,
	2018	2017	2016
U.S. statutory income tax rate	21.0%	35.0%	35.0%
TCJA impact(a)	(5.0)	(86.6)	—
Taxation of non-U.S. operations (b), (c), (d)	(6.1)	(17.0)	(13.8)
Tax settlements and resolution of certain tax positions(e)	(5.8)	(1.2)	(5.5)
U.S. Healthcare Legislation(e), (f)	(0.4)	0.9	1.3
U.S. R&D tax credit and manufacturing deduction(e)	(0.7)	(0.7)	(1.0)
Certain legal settlements and charges(e)	(0.1)	0.1	(2.9)
All other, net(g)	3.1	(3.9)	0.3
Effective tax rate for income from continuing operations	5.9%	(73.5)%	13.4%

(a)	For a discussion about the enactment of the TCJA, see Note 5A.

(b)
For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside the U.S., together with the cost of repatriation decisions, which, for 2017, includes the repatriation tax on deemed repatriated 2017 earnings of foreign subsidiaries discussed in Note 5A, changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions,” as well as changes in valuation allowances. Specifically: (i) the jurisdictional location of earnings is a significant component of our effective tax rate each year, and the rate impact of this component is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings; (ii) the cost of repatriation decisions, and other U.S. tax implications of our foreign operations, is a significant component of our effective tax rate each year and generally offsets some of the reduction to our effective tax rate each year resulting from the jurisdictional location of earnings; and (iii) the impact of changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions” is a component of our effective tax rate each year that can result in either an increase or decrease to our effective tax rate. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions, as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as restructuring charges, asset impairments and gains and losses on strategic business decisions. See also Note 5A for the components of pre-tax income and Provision/(benefit) for taxes on income, which is based on the location of the taxing authorities, and for information about settlements and other items impacting Provision/(benefit) for taxes on income.

(c)
In all periods presented, the reduction in our effective tax rate resulting from the jurisdictional location of earnings is largely due to lower tax rates in certain jurisdictions, as well as manufacturing and other incentives associated with our subsidiaries in Puerto Rico and Singapore. 2016 also includes incentives in Costa Rica and the Dominican Republic related to the Hospira infusion systems business, which was sold to ICU Medical in February 2017. We benefit from a Puerto Rican incentive grant that expires in 2029. Under the grant, we are partially exempt from income, property and municipal taxes. In Singapore, we benefit from incentive tax rates effective through 2031 on income from manufacturing and other operations.

(d)
The favorable rate impacts in 2018 and 2017 also reflect lower repatriation costs associated with the estimated income of our foreign subsidiaries. The favorable rate impact in 2016 also includes the non-recurrence of the non-deductibility of a foreign currency loss related to Venezuela.

(e)
For a discussion about tax settlements and resolution of certain tax positions, the impact of U.S. Healthcare Legislation, the U.S. R&D tax credit and manufacturing deduction and the impact of certain legal settlements and charges, see Note 5A.

(f)
The favorable rate impact in 2018 is a result of the updated 2017 invoice received from the federal government, which reflected a lower expense than what was previously estimated for invoiced periods, as well as certain tax initiatives.

(g)
All other, net in 2018 is primarily due to routine business operations and the non-recurrence of tax benefits associated with certain tax initiatives. 2017 primarily relates to tax benefits associated with certain tax initiatives in the normal course of business.

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:
	2018 Deferred Tax*		2017 Deferred Tax*
(MILLIONS OF DOLLARS)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$1,655	$(325)	$1,837	$(132)
Inventories	280	(10)	405	(3)
Intangible assets(a)	532	(7,620)	685	(10,808)
Property, plant and equipment	160	(1,011)	124	(755)
Employee benefits	2,292	(134)	2,346	(109)
Restructurings and other charges	266	—	240	(8)
Legal and product liability reserves	415	—	480	—
Net operating loss/tax credit carryforwards(b), (c)	2,512	—	4,502	—
Unremitted earnings	—	(83)	—	(85)
State and local tax adjustments	264	—	178	—
All other	200	(274)	492	(424)
	8,576	(9,456)	11,289	(12,325)
Valuation allowances	(2,068)	—	(2,203)	—
Total deferred taxes	$6,508	$(9,456)	$9,086	$(12,325)
Net deferred tax liability(d)		$(2,948)		$(3,238)

*
For 2018 and 2017, the deferred tax assets and liabilities associated with global intangible low-taxed income are included in the relevant categories above. See Note 5A. 2018 excludes deferred tax assets and liabilities associated with fully dedicated consumer healthcare subsidiaries. For additional information, see Note 2C.

100	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(a)	The decrease in 2018 is primarily the result of amortization of intangible assets and certain impairment charges.

(b)	The decrease in 2018 is primarily a result of the utilization of tax credit carryforwards against the repatriation tax liability associated with the enactment of the TCJA. See Note 5A.

(c)
The amounts in 2018 and 2017 are reduced for unrecognized tax benefits of $3.3 billion and $3.4 billion, respectively, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of a tax position.

(d)
In 2018, Noncurrent deferred tax assets and other noncurrent tax assets ($0.8 billion), and Noncurrent deferred tax liabilities ($3.7 billion). In 2017, Noncurrent deferred tax assets and other noncurrent tax assets ($0.7 billion), and Noncurrent deferred tax liabilities ($3.9 billion).

We have carryforwards, primarily related to net operating and capital losses and charitable contributions, which are available to reduce future U.S. federal and/or state, as well as international, income taxes payable with either an indefinite life or expiring at various times from 2018 to 2038. Certain of our U.S. net operating losses are subject to limitations under IRC Section 382.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies, that would be implemented, if necessary, to realize the deferred tax assets.

As of December 31, 2018, we have not made a U.S. tax provision on approximately $31.0 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2018 is not practicable.

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
Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2018 we had approximately $5.1 billion in net unrecognized tax benefits, excluding associated interest and as of December 31, 2017 we had approximately $5.4 billion in net unrecognized tax benefits, excluding associated interest.

•
Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2018 we had approximately $1.1 billion in assets associated with uncertain tax positions. These amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($1.0 billion) and Noncurrent deferred tax liabilities ($128 million). As of December 31, 2017, we had approximately $1.2 billion in assets associated with uncertain tax positions. These amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets ($1.0 billion) and Noncurrent deferred tax liabilities ($118 million).

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

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:
(MILLIONS OF DOLLARS)	2018	2017	2016
Balance, beginning	$(6,558)	$(5,826)	$(5,919)
Acquisitions(a)	—	10	(83)
Increases based on tax positions taken during a prior period(b)	(192)	(49)	(11)
Decreases based on tax positions taken during a prior period(b), (c)	561	28	409
Decreases based on settlements for a prior period(d)	123	35	126
Increases based on tax positions taken during the current period(b)	(370)	(753)	(489)
Impact of foreign exchange	56	(121)	(5)
Other, net(b), (e)	121	118	146
Balance, ending(f)	$(6,259)	$(6,558)	$(5,826)

(a)	For 2017 and 2016, primarily related to the acquisitions of Medivation and Anacor. See also Note 2A.

(b)	Primarily included in Provision/(benefit) for taxes on income.

(c)	Primarily related to effectively settling certain tax positions primarily with foreign tax authorities. See also Note 5A.

(d)	Primarily related to cash payments and reductions of tax attributes.

2018 Financial Report	101

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(e)	Primarily related to decreases as a result of a lapse of applicable statutes of limitations.

(f)
In 2018, included in Income taxes payable ($11 million), Current tax assets ($1 million), Noncurrent deferred tax assets and other noncurrent tax assets ($47 million), Noncurrent deferred tax liabilities ($3.2 billion) and Other taxes payable ($3.0 billion). In 2017, included in Income taxes payable ($1 million), Noncurrent deferred tax assets and other noncurrent tax assets ($123 million), Noncurrent deferred tax liabilities ($3.3 billion) and Other taxes payable ($3.2 billion).

•
Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded primarily in Provision/(benefit) for taxes on income in our consolidated statements of income. In 2018, we recorded a net increase in interest of $103 million. In 2017, we recorded a net increase in interest of $208 million; and in 2016, we recorded a net increase in interest of $72 million. Gross accrued interest totaled $1.1 billion as of December 31, 2018 (reflecting a decrease of approximately $16 million as a result of cash payments) and gross accrued interest totaled $975 million as of December 31, 2017 (reflecting a decrease of approximately $4 million as a result of cash payments). In 2018, this amount was included in Income taxes payable ($6 million) and Other taxes payable ($1.1 billion). In 2017, this amount was included in Other taxes payable ($975 million). Accrued penalties are not significant. See also Note 5A.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The U.S. is one of our major tax jurisdictions, and we are regularly audited by the IRS:

•
With respect to Pfizer, the IRS has issued a Revenue Agent’s Report (RAR) for tax years 2009-2010. We are not in agreement with the RAR and are currently appealing certain disputed issues. Tax years 2011-2015 are currently under audit. Tax years 2016-2018 are open, but not under audit. All other tax years are closed.

•	With respect to Hospira, the federal income tax audit of tax year 2014 through short-year 2015 was effectively settled in the second quarter of 2018. All other tax years are closed.

•	With respect to Anacor and Medivation, the open tax years are not considered material to Pfizer.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Canada (2013-2018), Japan (2017-2018), Europe (2011-2018, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2018, primarily reflecting Brazil) and Puerto Rico (2011-2018).

Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next 12 months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $75 million, as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

E. Tax Provision/(Benefit) on Other Comprehensive Income/(Loss)

The following table provides the components of the Tax provision/(benefit) on other comprehensive income/(loss):
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Foreign currency translation adjustments, net(a)	$94	$(215)	$(15)
Unrealized holding gains/(losses) on derivative financial instruments, net	21	72	(75)
Reclassification adjustments for (gains)/losses included in net income	27	(224)	158
Reclassification adjustments of certain tax effects from AOCI to Retained earnings(b)	1	—	—
	50	(152)	83
Unrealized holding gains/(losses) on available-for-sale securities, net	(23)	102	49
Reclassification adjustments for (gains)/losses included in net income	16	(60)	(15)
Reclassification adjustments for tax on unrealized gains from AOCI to Retained earnings(c)	(45)	—	—
	(53)	42	34
Benefit plans: actuarial losses, net	(141)	(59)	(535)
Reclassification adjustments related to amortization	55	192	186
Reclassification adjustments related to settlements, net	33	42	45
Reclassification adjustments of certain tax effects from AOCI to Retained earnings(b)	637	—	—
Other	29	(39)	36
	612	137	(269)
Benefit plans: prior service (costs)/credits and other, net	2	—	67
Reclassification adjustments related to amortization	(39)	(67)	(64)
Reclassification adjustments related to curtailments, net	(4)	(7)	(10)
Reclassification adjustments of certain tax effects from AOCI to Retained earnings(b)	(144)	—	—
Other	—	—	(1)
	(185)	(74)	(7)
Tax provision/(benefit) on other comprehensive income/(loss)	$518	$(262)	$(174)

(a)	Taxes are not provided for foreign currency translation adjustments relating to investments in international subsidiaries that will be held indefinitely.

(b)	For additional information on the adoption of a new accounting standard related to reclassification of certain tax effects from AOCI, see Note 1B.

(c)	For additional information on the adoption of a new accounting standard related to financial assets and liabilities, see Note 1B.

102	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 6. Accumulated Other Comprehensive Loss, Excluding Noncontrolling Interests

The following table provides the changes, net of tax, in Accumulated other comprehensive loss:
	Net Unrealized Gain/(Losses)			Benefit Plans
(MILLIONS OF DOLLARS)	Foreign Currency Translation Adjustments	Derivative Financial Instruments	Available-For-Sale Securities	Actuarial Gains/(Losses)	Prior Service (Costs)/ Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2016	$(5,863)	$421	$(227)	$(4,733)	$880	$(9,522)
Other comprehensive income/(loss)(a)	(797)	(73)	96	(740)	(1)	(1,514)
Balance, December 31, 2016	(6,659)	348	(131)	(5,473)	879	(11,036)
Other comprehensive income/(loss)(a)	1,479	(378)	532	211	(129)	1,715
Balance, December 31, 2017	(5,180)	(30)	401	(5,262)	750	(9,321)
Other comprehensive income/(loss) due to the adoption of new accounting standards(b)	(2)	(1)	(416)	(637)	144	(913)
Other comprehensive income/(loss)(a)	(893)	198	(53)	(128)	(166)	(1,041)
Balance, December 31, 2018	$(6,075)	$167	$(68)	$(6,027)	$728	$(11,275)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $20 million loss in 2018, $14 million income in 2017 and $3 million loss in 2016.

(b)
Amounts represent the cumulative effect adjustments as of January 1, 2018 from the adoption of new accounting standards related to (i) financial assets and liabilities and (ii) the reclassification of certain tax effects from AOCI. For additional information, see Note 1B.

As of December 31, 2018, we estimate that we will reclassify into 2019 income the following pre-tax amounts currently held in Accumulated other comprehensive loss: $258 million of unrealized pre-tax net gains on derivative financial instruments (which is expected to be offset primarily by net losses resulting from reclassification adjustments related to net losses related to foreign currency exchange-denominated forecasted intercompany inventory sales and available-for-sale debt securities); $242 million of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items; and $186 million of prior service credits, primarily related to benefit plan amendments.

2018 Financial Report	103

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 7. Financial Instruments
A. Fair Value Measurements

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
On January 1, 2018, we adopted a new accounting and disclosure standard related to accounting for the recognition of financial assets and liabilities. For additional information see Note 1B.

The following table presents the financial assets and liabilities measured at fair value using a market approach on a recurring basis by balance sheet categories and fair value hierarchy level as defined in Note 1E:

	December 31, 2018			December 31, 2017
(MILLIONS OF DOLLARS)	Total	Level 1	Level 2	Total	Level 1	Level 2
Financial assets measured at fair value on a recurring basis:
Short-term investments
Classified as equity securities:
Money market funds	$1,571	$—	$1,571	$2,115	$—	$2,115
Equity(a)	29	17	11	35	16	19
	1,600	17	1,583	2,150	16	2,134
Classified as available-for-sale debt securities:
Government and agency—non-U.S.	9,609	—	9,609	12,242	—	12,242
Corporate and other	5,482	—	5,482	3,120	—	3,120
	15,091	—	15,091	15,362	—	15,362
Total short-term investments	16,691	17	16,674	17,512	16	17,496
Other current assets
Derivative assets:
Interest rate contracts	97	—	97	104	—	104
Foreign exchange contracts	477	—	477	234	—	234
Total other current assets	574	—	574	337	—	337
Long-term investments
Classified as equity securities:
Equity(a)	1,223	1,193	30	1,440	1,398	42
Classified as trading securities:
Equity	50	50	—	73	73	—
	1,273	1,243	30	1,514	1,472	42
Classified as available-for-sale debt securities:
Government and agency—non-U.S.	94	—	94	387	—	387
Corporate and other	397	—	397	4,702	36	4,667
	491	—	491	5,090	36	5,054
Total long-term investments	1,764	1,243	521	6,603	1,507	5,096
Other noncurrent assets
Derivative assets:
Interest rate contracts	335	—	335	477	—	477
Foreign exchange contracts	232	—	232	7	—	7
Total other noncurrent assets	566	—	566	484	—	484
Total assets	$19,595	$1,260	$18,335	$24,937	$1,523	$23,414

Financial liabilities measured at fair value on a recurring basis:
Other current liabilities
Derivative liabilities:
Interest rate contracts	$5	$—	$5	$1	$—	$1
Foreign exchange contracts	78	—	78	201	—	201
Total other current liabilities	82	—	82	201	—	201
Other noncurrent liabilities
Derivative liabilities:
Interest rate contracts	378	—	378	177	—	177
Foreign exchange contracts	564	—	564	313	—	313
Total other noncurrent liabilities	942	—	942	490	—	490
Total liabilities	$1,024	$—	$1,024	$691	$—	$691

(a)
As of December 31, 2018, short-term equity securities of $11 million and long-term equity securities of $29 million are held in trust for benefits attributable to the former Pharmacia Savings Plus Plan. As of December 31, 2017, short-term equity securities of $19 million and long-term equity securities of $42 million are held in trust for benefits attributable to the former Pharmacia Savings Plus Plan.

104	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Financial Assets and Liabilities Not Measured at Fair Value on a Recurring Basis

The following table presents the financial liabilities not measured at fair value on a recurring basis, including the carrying values and estimated fair values using a market approach:
	December 31, 2018			December 31, 2017
	Carrying Value	Estimated Fair Value		Carrying Value	Estimated Fair Value
(MILLIONS OF DOLLARS)		Total	Level 2		Total	Level 2
Financial Liabilities
Long-term debt, excluding the current portion	$32,909	$35,260	$35,260	$33,538	$37,253	$37,253
The differences between the estimated fair values and carrying values of held-to-maturity debt securities, restricted stock and private equity securities, and short-term borrowings not measured at fair value on a recurring basis were not significant as of December 31, 2018 or December 31, 2017. The fair value measurements of our held-to-maturity debt securities and our short-term borrowings are based on Level 2 inputs. The fair value measurements of our private equity securities, which represent investments in the life sciences sector, are based on Level 3 inputs using a market approach.

In addition, as of December 31, 2018 and 2017, we had long-term receivables whose fair value is based on Level 3 inputs. As of December 31, 2018 and 2017, the differences between the estimated fair values and carrying values of these receivables were not significant.
Total Short-Term and Long-Term Investments

The following table represents our investments by classification type:
	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017
Short-term investments
Equity securities	$1,600	$2,150
Available-for-sale debt securities	15,091	15,362
Held-to-maturity debt securities	1,003	1,138
Total Short-term investments	$17,694	$18,650

Long-term investments
Equity securities	$1,223	$1,440
Trading equity securities	50	73
Available-for-sale debt securities	491	5,090
Held-to-maturity debt securities	59	4
Private equity investments carried at equity-method or cost	944	408
Total Long-term investments	$2,767	$7,015
Held-to-maturity cash equivalents	$199	$719

Fair Value Methodology
The following inputs and valuation techniques were used to estimate the fair value of our financial assets and liabilities:

•	Trading debt securities—quoted market prices.

•	Available-for-sale debt securities—third-party matrix-pricing model that uses significant inputs derived from or corroborated by observable market data and credit-adjusted interest rate yield curves.

•	Equity securities—quoted market prices and observable net asset value prices.

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

•	Money market funds—observable net asset value prices.
We periodically review the methodologies, inputs and outputs of third-party pricing services for reasonableness. Our procedures can include, for example, referencing other third-party pricing models, monitoring key observable inputs (like LIBOR interest rates) and selectively performing test-comparisons of values with actual sales of financial instruments.

2018 Financial Report	105

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Investments

At December 31, 2018 and 2017, the investment securities portfolio consisted of debt securities that were virtually all investment-grade.
Information on investments in debt and equity securities at December 31, 2018 and December 31, 2017 is as follows, including, as of December 31, 2018, the contractual maturities, or as necessary, the estimated maturities, of the available-for-sale and held-to-maturity debt securities:

	December 31, 2018								December 31, 2017
		Gross Unrealized			Maturities (in Years)					Gross Unrealized
(MILLIONS OF DOLLARS)	Amortized Cost	Gains	Losses	Fair Value	Within 1	Over 1 to 5	Over 5	Total	Amortized Cost	Gains	Losses	Fair Value
Available-for-sale debt securities
Government and agency––non-U.S.	$9,754	$7	$(58)	$9,703	$9,609	$94	$—	$9,703	$12,616	$61	$(48)	$12,629
Corporate and other(a)	5,905	—	(27)	5,878	5,482	394	3	5,878	7,859	15	(52)	7,823
Held-to-maturity debt securities
Time deposits and other	668	—	—	668	610	24	35	668	1,091	—	—	1,091
Government and agency––non-U.S.	592	—	—	592	592	—	—	592	770	—	—	770
Total debt securities	$16,920	$8	$(85)	$16,842	$16,293	$512	$38	$16,842	$22,337	$77	$(100)	$22,313
Available-for-sale equity securities(b)
Money market funds									$2,115	$—	$—	$2,115
Equity									728	586	(124)	1,190
Total available-for-sale equity securities									$2,843	$586	$(124)	$3,304

(a)	Primarily issued by a diverse group of corporations.

(b)
Upon the 2018 adoption of a new accounting standard related to financial assets and liabilities, available-for-sale equity securities were classified as equity securities. For additional information see Note 1B.

The following table presents the net unrealized gains and losses for the period that relate to equity securities still held at the reporting date, calculated as follows:
(MILLIONS OF DOLLARS)	December 31, 2018
Net gains recognized during the period on investments in equity securities(a)	$586
Less: Net gains recognized during the period on equity securities sold during the period	(109)
Net unrealized gains during the reporting period on equity securities still held at the reporting date	$477

(a)
The net gains on investments in equity securities are reported in Other (income)/deductions––net and, for 2018, include unrealized net gains on equity securities reflecting the adoption of a new accounting standard in the first quarter of 2018. For additional information, see Note 4.

C. Short-Term Borrowings

Short-term borrowings include:
	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017
Commercial paper	$3,100	$6,100
Current portion of long-term debt, principal amount(a)	4,781	3,532
Other short-term borrowings, principal amount(b)	966	320
Total short-term borrowings, principal amount	8,847	9,951
Net fair value adjustments related to hedging and purchase accounting	(5)	14
Net unamortized discounts, premiums and debt issuance costs	(11)	(12)
Total Short-term borrowings, including current portion of long-term debt, carried at historical proceeds, as adjusted	$8,831	$9,953

(a)	For additional information, see Note 7D.

(b)	Other short-term borrowings primarily include cash collateral. For additional information, see Note 7F.

The weighted-average effective interest rate on commercial paper outstanding was approximately 2.42% as of December 31, 2018 and 1.36% as of December 31, 2017.
On June 24, 2016, we acquired Anacor and assumed its short-term debt with an acquisition date fair value of $698 million, which was redeemed in the second and third quarters of 2016.
As of December 31, 2018, we had access to a $7.0 billion U.S. revolving credit facility expiring in 2023, which may be used to support our commercial paper borrowings. In addition to the U.S. revolving credit facility, our lenders have provided us an additional $553 million lines of credit, of which $502 million expire within one year. Of these total lines of credit, $7.5 billion were unused as of December 31, 2018.

106	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Long-Term Debt

New Issuances

In 2018, we issued the following senior unsecured notes:
(MILLIONS OF DOLLARS)
Maturity Date	Interest Rate	Principal
September 2021	3.000% notes(a)	$1,000
September 2023	Floating rate notes (LIBOR plus 0.33%)(b)	300
September 2023	3.200% notes(a)	1,000
September 2028	3.600% notes(a)	1,000
September 2038	4.100% notes(a)	700
September 2048	4.200% notes(a)	1,000
Total long-term debt issued(c)		$5,000

(a)	Fixed rate notes may be redeemed by us at any time, in whole, or in part, at varying redemption prices plus accrued and unpaid interest.

(b)	Floating rate notes may not be redeemed by their terms prior to maturity.

(c)	The weighted-average effective interest rate for the notes at issuance was 3.56%.
In March 2017, we completed a public offering of $1.065 billion principal amount of senior unsecured notes due 2047 with an interest rate of 4.20%, and also in March 2017, we completed a public offering of €4.0 billion principal amount of senior unsecured notes with a weighted-average effective interest rate of 0.23%.
On November 21, 2016, we completed a public offering of $6.0 billion aggregate principal amount of senior unsecured notes with a weighted-average effective interest rate of 3.10%.
On June 3, 2016, we completed a public offering of $5.0 billion aggregate principal amount of senior unsecured notes with a weighted-average effective interest rate of 2.09%.

Retirements
In January 2019, we repurchased all €1.1 billion principal amount outstanding of the 5.75% euro-denominated debt that was due June 2021 before the maturity date at a redemption value of €1.3 billion. As a result, we recorded a net loss of approximately $138 million, which included the related termination of cross-currency swaps, and that was recorded in Other (income)/deductions––net in the consolidated statement of income in the first quarter of 2019.

In December 2017, we exchanged approximately £833 million and repurchased £197 million principal amount of the outstanding 6.50% debt before the maturity date at a redemption value of £1.7 billion, leaving £470 million principal amount of the 6.50% debt due 2038 outstanding. Also, in December 2017, we repurchased approximately €834 million principal amount of the outstanding 5.75% debt before the maturity date at a redemption value of €1.0 billion, leaving approximately €1.2 billion of the 5.75% euro-denominated debt due 2021 outstanding as of December 31, 2017. As a result, we recorded a net loss of approximately $846 million and $153 million upon the exchange and early retirement of the U.K. pound-denominated debt and the early retirement of the euro-denominated debt, respectively, for a net loss on early retirement of debt of $999 million. which included the related termination of cross-currency swaps, and that were recorded in Other (income)/deductions––net in the consolidated statement of income (see Note 4).

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

2018 Financial Report	107

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the components of our senior unsecured long-term debt, including the weighted-average stated interest rate for 2018 and 2017 by maturity:
	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017
Notes due 2019 (1.3%)(a)	$—	$4,848
Notes due 2020 (1.2% and 1.1%)	1,474	1,528
Notes due 2021 (3.4% and 3.5%)	4,459	3,550
Notes due 2022 (0.3%)	1,145	1,199
Notes due 2023 (3.6% and 4.3%)	2,892	1,592
Notes due 2024 (4.4%)	1,500	1,500
Notes due 2026-2028 (3.3% and 3.2%)	5,718	4,759
Notes due 2034 (6.5%)	750	750
Notes due 2036-2039 (6.0% and 6.2%)	7,301	6,636
Notes due 2040-2044 (3.8%)	4,004	4,106
Notes due 2046-2048 (4.2%)	3,315	2,315
Total long-term debt, principal amount	32,558	32,783
Net fair value adjustments related to hedging and purchase accounting	479	872
Net unamortized discounts, premiums and debt issuance costs	(136)	(125)
Other long-term debt	7	8
Total long-term debt, carried at historical proceeds, as adjusted	$32,909	$33,538
Current portion of long-term debt, carried at historical proceeds (not included above (1.3% and 2.4%))	$4,776	$3,546

(a)	At December 31, 2018, the debt issuances have been reclassified to the current portion of long-term debt.

Our long-term debt, provided in the above table, is generally redeemable by us at any time at varying redemption prices plus accrued and unpaid interest.
E. Other Noncurrent Liabilities

Mylotarg (gemtuzumab ozogamicin)
In April 2018, the EU approved Mylotarg for the treatment of acute myeloid leukemia. In connection with the EU approval, we incurred an obligation to make guaranteed fixed annual payments over a ten-year period aggregating $301 million related to an R&D arrangement. We recorded the estimated net present value of $240 million as a liability and an intangible asset in Developed technology rights as of the approval date. In June 2018, we entered into a transaction with the obligee to buyout the remaining liability for the fixed annual payments for a lump sum payment of $224 million. As a result of the buyout transaction, the liability was extinguished and we recognized a non-cash $17 million pre-tax gain in Other (income)/deductions––net in the second quarter of 2018 (see Note 4).
Bosulif (bosutinib)
In December 2017, the U.S. FDA approved Bosulif for the treatment of patients with newly-diagnosed chronic-phase Ph+ CML. In connection with the U.S. approval, we incurred an obligation to make guaranteed fixed annual payments over a ten-year period aggregating $416 million related to an R&D arrangement. We recorded the estimated net present value of $364 million as of the approval date as an intangible asset in Developed technology rights. In August 2018, we entered into a transaction with the obligee to buyout a portion of the remaining liability for the fixed annual payments for a lump sum payment of $71 million. As a result of the buyout transaction, the liability was reduced and we recognized a non-cash $9 million pre-tax gain in Other (income)/deductions––net in the third quarter of 2018. The present value of the remaining future payments as of December 31, 2018 is $209 million, of which $23 million is recorded in Other current liabilities and $186 million is recorded in Other noncurrent liabilities.
Besponsa (inotuzumab ozogamicin)
In August 2017, the U.S. FDA approved Besponsa and in June 2017, the EU approved Besponsa as monotherapy for the treatment of adults with relapsed or refractory CD22-positive B-cell precursor acute lymphoblastic leukemia. In connection with the U.S. approval, we incurred an obligation to make guaranteed fixed annual payments over a nine-year period aggregating $296 million related to an R&D arrangement. We recorded the estimated net present value of $248 million as of the approval date as an intangible asset in Developed technology rights. The present value of the remaining future payments as of December 31, 2018 is $243 million, of which $7 million is recorded in Other current liabilities and $235 million is recorded in Other noncurrent liabilities. In connection with the EU approval, we incurred an obligation to make guaranteed fixed annual payments over a nine-year period aggregating $148 million related to an R&D arrangement. We recorded the estimated net present value of $123 million as of the approval date as an intangible asset in Developed technology rights. The present value of the remaining future payments as of December 31, 2018 is $122 million, of which $3 million is recorded in Other current liabilities and $119 million is recorded in Other noncurrent liabilities.

The differences between the estimated fair values, using a market approach in the Level 2 fair value hierarchy, and carrying values of these obligations were not significant as of December 31, 2018.

108	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

F. Derivative Financial Instruments and Hedging Activities

We adopted a new accounting standard in the first quarter of 2018, as of January 2018. For additional information, see Note 1B.

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

All derivative financial instruments used to manage foreign currency risk are measured at fair value and are reported as assets or liabilities on the consolidated balance sheet. The derivative financial instruments primarily hedge or offset exposures in the euro, U.K. pound, Japanese yen, Swedish krona and Chinese Renminbi. Changes in fair value are reported in earnings or in Other comprehensive income/(loss), depending on the nature and purpose of the financial instrument (hedge or offset relationship) and the effectiveness of the hedge relationships, as follows:

•
Generally, we recognize the gains and losses on foreign exchange contracts that are designated as fair value hedges in earnings upon the recognition of the change in fair value of the hedged risk. Upon the adoption of the new standard in 2018, for certain foreign exchange contracts, we exclude an amount from the assessment of hedge effectiveness and recognize that excluded amount through an amortization approach. We also recognize the offsetting foreign exchange impact attributable to the hedged item in earnings.

•
Generally, we record in Other comprehensive income/(loss) gains or losses on foreign exchange contracts that are designated as cash flow hedges and reclassify those amounts, as appropriate, into earnings in the same period or periods during which the hedged transaction affects earnings. Upon the adoption of the new standard in 2018, for certain foreign exchange contracts, we exclude an amount from the assessment of hedge effectiveness and recognize that excluded amount through an amortization approach.

•
Upon the adoption of the new standard in 2018, for foreign exchange contracts, we exclude an amount from the assessment of hedge effectiveness and recognize that excluded amount through an amortization approach. We record in Other comprehensive income/(loss) the foreign exchange gains and losses related to foreign exchange-denominated debt designated as a hedge of our net investments in foreign subsidiaries and reclassify those amounts into earnings upon the sale or substantial liquidation of our net investments. Historically, as part of our net investment hedging program, we recognized the gain and loss impact on foreign exchange contracts designated as hedges of our net investments in earnings in three ways: over time––for the periodic net swap payments; immediately––to the extent of any change in the difference between the foreign exchange spot rate and forward rate; and upon sale or substantial liquidation of our net investments––to the extent of change in the foreign exchange spot rates.

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

As a part of our cash flow hedging program, we designate foreign exchange contracts to hedge a portion of our forecasted euro, Japanese yen, Chinese renminbi, Canadian dollar, U.K. pound and Australian dollar-denominated intercompany inventory sales expected to occur no more than two years from the date of each hedge.
For 2017, any ineffectiveness is recognized immediately into earnings. There is no significant ineffectiveness for 2017.

Interest Rate Risk

Our interest-bearing investments and borrowings are subject to interest rate risk. With respect to our investments, we strive to maintain a predominantly floating-rate basis position, but our strategy may change based on prevailing market conditions. We currently borrow primarily on a long-term, fixed-rate basis. Historically, we strove to borrow primarily on a floating-rate basis; but in recent years we borrowed on a long-term fixed-rate basis. From time to time, depending on market conditions, we will change the profile of our outstanding debt by entering into derivative financial instruments like interest rate swaps. We entered into derivative financial instruments to hedge or offset the fixed interest rates on the hedged item, matching the amount and timing of the hedged item. The derivative financial instruments primarily hedge U.S. dollar fixed-rate debt.

All derivative contracts used to manage interest rate risk are measured at fair value and reported as assets or liabilities on the consolidated balance sheet. Changes in fair value are reported in earnings, as follows:

•
We recognize the gains and losses on interest rate contracts that are designated as fair value hedges in earnings upon the recognition of the change in fair value of the hedged risk. We also recognize the offsetting earnings impact of fixed-rate debt attributable to the hedged risk in earnings.

For 2017, any ineffectiveness is recognized immediately into earnings. There is no significant ineffectiveness for 2017.

2018 Financial Report	109

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the fair value of the derivative financial instruments and the related notional amounts presented between those derivatives that are designated as hedging instruments and those that are not designated as hedging instruments:

(MILLIONS OF DOLLARS)	December 31, 2018			December 31, 2017
		Fair Value			Fair Value
	Notional	Asset	Liability	Notional	Asset	Liability
Derivatives designated as hedging instruments:
Foreign exchange contracts(a)	$22,984	$654	$586	$18,723	$179	$459
Interest rate contracts	11,145	432	383	12,430	581	178
		1,085	968		760	637

Derivatives not designated as hedging instruments:
Foreign exchange contracts	$15,154	55	55	$14,300	62	54

Total		$1,140	$1,024		$822	$691

(a)	As of December 31, 2018, the notional amount of outstanding foreign currency forward-exchange contracts hedging our intercompany forecasted inventory sales was $5.8 billion.

The following table provides information about the gains/(losses) incurred to hedge or offset operational foreign exchange or interest rate risk:
	Amount of Gains/(Losses) Recognized in OID(a), (b)		Amount of Gains/(Losses) Recognized in OCI(a), (c)		Amount of Gains/(Losses) Reclassified from OCI into OID and COS(a), (c)
	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017	2018	2017	2018	2017
Derivative Financial Instruments in Cash Flow Hedge Relationships:
Foreign exchange contracts(d)	$—	$(6)	$80	$(12)	$(182)	$520
Amount excluded from effectiveness testing recognized in earnings based on an amortization approach	—		140		153

Derivative Financial Instruments in Fair Value Hedge Relationships:
Interest rate contracts	(348)	(60)	—	—	—	—
Hedged item gain	348	60	—	—	—	—
Foreign exchange contracts	5	(19)	—	—	—	—
Hedged item gain/(loss)	(5)	19	—	—	—	—

Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign exchange contracts	—	—	175	—	—	—
The portion of gains/(losses) on foreign exchange contracts excluded from the assessment of hedge effectiveness	—		77		68

Non-Derivative Financial Instruments in Net Investment Hedge Relationships:
Foreign currency short-term borrowings	—	—	68	—	—	—
Foreign currency long-term debt(e)	—	—	149	(580)	—	—

Derivative Financial Instruments Not Designated as Hedges:
Foreign exchange contracts	136	(87)	—	—	—	—
All other net	—	—	(1)	2	2	1
	$136	$(93)	$688	$(591)	$41	$520

(a)
OID = Other (income)/deductions—net, included in Other (income)/deductions—net in the consolidated statements of income. COS = Cost of Sales, included in Cost of sales in the consolidated statements of income. OCI = Other comprehensive income/(loss), included in the consolidated statements of comprehensive income.

(b)	For 2017, there is no significant ineffectiveness.

(c)
For derivative financial instruments in cash flow hedge relationships, the gains and losses are included in Other comprehensive income/(loss)––Unrealized holding gains/(losses) on derivative financial instruments, net. For derivative financial instruments in net investment hedge relationships and for foreign currency debt designated as hedging instruments, the effective portion is included in Other comprehensive income/(loss)––Foreign currency translation adjustments, net.

(d)
Based on year-end foreign exchange rates that are subject to change, we expect to reclassify a pre-tax gain of $156 million within the next 12 months into Cost of sales. The maximum length of time over which we are hedging future foreign exchange cash flow relates to our $1.8 billion U.K. pound debt maturing in 2043.

(e)
Short-term borrowings include foreign currency short-term borrowings with carrying values of $1.4 billion as of December 31, 2018, which are used as hedging instruments in net investment hedges. Long-term debt includes foreign currency long-term borrowings with carrying values of $3.2 billion as of December 31, 2018, which are used as hedging instruments in net investment hedges.

110	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the total amount of each income and expense line in which the results of fair value or cash flow hedges are recorded:
(MILLIONS OF DOLLARS)	December 31, 2018
Cost of sales	$11,248
Other (income)/deductions—net	2,116

The following table provides the amounts recorded in our consolidated balance sheet related to cumulative basis adjustments for fair value hedges:
	Carrying Amount of Hedged Assets/Liabilities	Cumulative Amount of Fair Value Hedging Adjustment Gains/(Losses) Included in the Carrying Amount of the Hedged Assets/Liabilities
(MILLIONS OF DOLLARS)	December 31, 2018	December 31, 2018
Long-term investments	$45	$(1)
Short-term borrowings, including current portion of long-term debt	1,499	5
Long-term debt	9,952	45
Certain of our derivative instruments are covered by associated credit-support agreements that have credit-risk-related contingent features designed to reduce both counterparties’ exposure to risk of defaulting on amounts owed by the other party. As of December 31, 2018, the aggregate fair value of these derivative instruments that are in a net liability position was $472 million, for which we have posted collateral of $544 million in the normal course of business. If there had been a downgrade to below an A rating by S&P or the equivalent rating by Moody’s, we would not have been required to post any additional collateral to our counterparties.
As of December 31, 2018, we received cash collateral of $881 million from various counterparties. The collateral primarily supports the approximate fair value of our derivative contracts. With respect to the collateral received, the obligations are reported in Short-term borrowings, including current portion of long-term debt.
G. Credit Risk

On an ongoing basis, we review the creditworthiness of counterparties to our foreign exchange and interest rate agreements and do not expect to incur a significant loss from failure of any counterparties to perform under the agreements. There are no significant concentrations of credit risk related to our financial instruments with any individual counterparty, except for certain significant customers. For additional information, see Note 18C. As of December 31, 2018, we had amounts due from a well-diversified, high quality group of banks ($4.4 billion) from around the world. For details about our investments, see Note 7B above.

In general, there is no requirement for collateral from customers. However, derivative financial instruments are executed under credit-support agreements that provide for the ability to request to receive cash collateral, depending on levels of exposure, our credit rating and the credit rating of the counterparty, see Note 7F above.
Note 8. Inventories

The following table provides the components of Inventories:
	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017
Finished goods	$2,262	$2,883
Work in process	4,701	3,908
Raw materials and supplies	546	788
Inventories(a)	$7,508	$7,578
Noncurrent inventories not included above(b)	$618	$683

(a)
The change from December 31, 2017 primarily reflects the reclassification of $538 million to Assets held for sale during the fourth quarter of 2018 (see Note 2C) and a decrease due to foreign exchange, partially offset by increases for certain products to meet targeted levels in the normal course of business, primarily for inventory build for supply recovery, new product launches and the movement of products within our manufacturing network.

(b)	Included in Other noncurrent assets. There are no recoverability issues associated with these amounts.

2018 Financial Report	111

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 9. Property, Plant and Equipment

The following table provides the components of Property, plant and equipment:
	Useful Lives	As of December 31,
(MILLIONS OF DOLLARS)	(Years)	2018	2017
Land	-	$500	$540
Buildings	33-50	9,920	10,254
Machinery and equipment	8-20	11,871	11,902
Furniture, fixtures and other	3-12 1/2	4,693	4,661
Construction in progress	-	2,992	2,680
		29,977	30,037
Less: Accumulated depreciation		16,591	16,172
Property, plant and equipment(a)		$13,385	$13,865

(a)
The decrease in total property, plant and equipment is primarily due to depreciation, the reclassification of $675 million to Assets held for sale during the fourth quarter of 2018 (see Note 2C), reductions due to asset impairments largely associated with cost reduction initiatives not associated with acquisitions (see Note 3), and the impact of foreign exchange, partially offset by capital additions.

Note 10. Identifiable Intangible Assets and Goodwill

A. Identifiable Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:
	December 31, 2018			December 31, 2017
(MILLIONS OF DOLLARS)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights(a)	$89,430	$(58,895)	$30,535	$89,550	$(54,785)	$34,765
Brands(a)	923	(708)	215	2,134	(1,152)	982
Licensing agreements and other	1,436	(1,140)	296	1,911	(1,096)	815
	91,788	(60,743)	31,045	93,595	(57,033)	36,562
Indefinite-lived intangible assets
Brands and other(a)	1,994		1,994	6,929		6,929
IPR&D(a)	2,171		2,171	5,249		5,249
	4,165		4,165	12,179		12,179
Identifiable intangible assets(b)	$95,954	$(60,743)	$35,211	$105,774	$(57,033)	$48,741

(a)
The changes in the gross carrying amount of Developed technology rights, Brands, Brands and other and IPR&D primarily reflect (i) the reclassification of $6.1 billion of Brands and Brands and other to Assets held for sale during the fourth quarter of 2018 (see Note 2C), (ii) the transfer of $2.7 billion from IPR&D to Developed technology rights to reflect the approval of Xtandi in the U.S. for the treatment of men with non-metastatic castration-resistant prostate cancer, which is being developed through a collaboration with Astellas (see Note 2A), (iii) $240 million of Developed technology rights recorded in connection with the EU approval of Mylotarg (see Note 7E), as well as impairments of $2.9 billion of Developed technology rights (see Note 4).

(b)
The decrease in Identifiable intangible assets, less accumulated amortization, is primarily due to the reclassification of $5.8 billion of intangible assets, net, ($6.3 billion total gross carrying amount) to Assets held for sale during the fourth quarter of 2018 (see Note 2C) and amortization and impairments, partially offset by additions, mainly consisting of $240 million of Developed technology rights recorded in connection with the EU approval of Mylotarg (see Note 7E).

Our identifiable intangible assets are associated with the following, as a percentage of total identifiable intangible assets, less accumulated amortization:
	December 31, 2018
	IH	EH	WRD
Developed technology rights	76%	24%	—
Brands, finite-lived	—	100%	—
Brands, indefinite-lived	—	100%	—
IPR&D	65%	18%	17%

112	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. We possess a well-diversified portfolio of hundreds of developed technology rights across therapeutic categories, representing the commercialized products included in our biopharmaceutical businesses. The more significant components of developed technology rights are the following (in order of significance): Xtandi, Prevnar 13/Prevenar 13 Infant, Eucrisa, Premarin, Prevnar 13/Prevenar 13 Adult, Enbrel and, to a lesser extent Tygacil, Pristiq, Refacto AF and Bosulif. Also included in this category are the post-approval milestone payments made under our alliance agreements for certain biopharmaceutical products.

Brands

Brands represent the amortized or unamortized cost associated with tradenames and know-how, as the products themselves do not receive patent protection. The more significant components of indefinite-lived brands are the following (in order of significance): Xanax, Medrol and Depo-Medrol. The more significant components of finite-lived brands are the following (in order of significance): Depo-Provera and Zavedos.

IPR&D

IPR&D assets represent R&D assets that have not yet received regulatory approval in a major market. A significant component of IPR&D at December 31, 2018 is the program for the oral PARP inhibitor for the treatment of patients with germline BRCA-mutated advanced breast cancer acquired as part of the Medivation acquisition. IPR&D assets are required to be classified as indefinite-lived assets until the successful completion or the abandonment of the associated R&D effort. Accordingly, during the development period after the date of acquisition, these assets will not be amortized until approval is obtained in a major market, typically either the U.S. or the EU, or in a series of other countries, subject to certain specified conditions and management judgment. At that time, we will determine the useful life of the asset, reclassify the asset out of IPR&D and begin amortization. If the associated R&D effort is abandoned, the related IPR&D assets will likely be written-off, and we will record an impairment charge.

For IPR&D assets, the risk of failure is significant and there can be no certainty that these assets ultimately will yield successful products. The nature of the biopharmaceutical business is high-risk and, as such, we expect that many of these IPR&D assets will become impaired and be written off at some time in the future.

Amortization

The weighted-average life for each of our total finite-lived intangible assets and the largest component, developed technology rights, is approximately 9 years. Total amortization expense for finite-lived intangible assets was $5.0 billion in 2018, $4.8 billion in 2017 and $4.1 billion in 2016.

The following table provides the annual amortization expense expected for the years 2019 through 2023:
(MILLIONS OF DOLLARS)	2019	2020	2021	2022	2023
Amortization expense	$4,581	$3,552	$3,467	$3,217	$2,920

B. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:
(MILLIONS OF DOLLARS)	IH	EH	Total
Balance, January 1, 2017	$30,134	$24,315	$54,449
Additions(a)	572	92	664
Other(b)	435	404	840
Balance, December 31, 2017	31,141	24,811	55,952
Other(c)	(2,264)	(277)	(2,541)
Balance, December 31, 2018	$28,877	$24,534	$53,411

(a)
IH additions primarily represent measurement period adjustments related to our Medivation acquisition, and EH additions relate to our acquisition of AstraZeneca’s small molecule anti-infectives business (see Note 2A).

(b)	Primarily reflects the impact of foreign exchange and an adjustment of our estimate of goodwill associated with the HIS net assets sold.

(c)
Primarily reflects the impact of the reclassification of $2.0 billion to Assets held for sale during the fourth quarter of 2018 (see Note 2C), foreign exchange and the contribution of the allogeneic CAR T developmental program assets and operations to Allogene that constituted a business for accounting purposes (see Note 2B).

2018 Financial Report	113

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

A. Components of Net Periodic Benefit Costs and Changes in Other Comprehensive Loss

The following table provides the annual (income)/cost and changes in Other comprehensive income/(loss) for our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)			U.S. Supplemental (Non-Qualified)			International			Postretirement Plans
(MILLIONS OF DOLLARS)	2018	2017	2016	2018	2017	2016	2018	2017	2016	2018	2017	2016
Service cost(b)	$—	$269	$257	$—	$24	$18	$136	$171	$165	$39	$42	$41
Interest cost	598	634	646	55	54	53	212	204	233	72	90	101
Expected return on plan assets	(1,040)	(1,005)	(958)	—	—	—	(360)	(345)	(381)	(37)	(36)	(34)
Amortization of:
Actuarial losses(b)	120	393	395	13	50	37	101	116	93	7	31	32
Prior service cost/(credits)	2	3	5	(1)	(1)	(1)	(4)	(4)	(3)	(178)	(182)	(174)
Curtailments	12	13	10	1	1	1	(4)	—	(2)	(17)	(19)	(26)
Settlements	113	75	90	26	39	28	4	4	9	—	—	—
Special termination benefits	6	—	—	10	—	—	—	1	1	2	—	—
Net periodic benefit costs/(income) reported in Income(c)	(189)	382	444	103	166	137	84	147	115	(111)	(75)	(59)
(Income)/cost reported in Other comprehensive income/(loss)(d)	361	141	253	(189)	23	121	84	(301)	640	105	(8)	3
(Income)/cost recognized in Comprehensive income	$171	$523	$697	$(86)	$189	$258	$168	$(154)	$755	$(6)	$(83)	$(56)

(a)
In the second quarter of 2017, we settled the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan. We purchased a group annuity contract on behalf of the remaining plan participants with a third-party insurance provider. As a result, we were relieved of the $156 million net pension benefit obligation and recorded a pretax settlement gain of $41 million, partially offset by the recognition of actuarial losses and prior service costs upon plan settlement of approximately $30 million in Other (income)/deductions—net (see Note 3).

(b)
Effective January 1, 2018, we froze two significant defined benefit pension plans to future benefit accruals in the U.S. and U.K. and as a result, service costs for those plans are eliminated. In addition, due to the plan freeze, the average amortization period for the U.S. qualified plans and U.S. supplemental (non-qualified) plans was extended to the expected life expectancy of the plan participants, whereas the average amortization period in prior years utilized the expected future service period of plan participants.

(c)
We adopted a new accounting standard on January 1, 2018 that requires the net periodic pension and postretirement benefit costs other than service costs be presented in Other (income)/deductions––net on the consolidated statements of income. For additional information, see Note 1B and Note 4.

(d)
In 2017 and 2016, the changes to Other comprehensive (income)/loss for the international plans was impacted by foreign currency movements. For details of the changes in Other comprehensive (income)/loss, see the benefit plan activity in the consolidated statements of comprehensive income.

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2019 net periodic benefit costs:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Actuarial losses(a)	$(148)	$(9)	$(81)	$(4)
Prior service credits and other	3	1	3	178
Total	$(145)	$(9)	$(78)	$175

(a)
Due to the U.S. Pfizer Consolidated Pension Plan freeze effective for January 1, 2018, the average amortization period for the U.S. qualified plans and U.S. supplemental (non-qualified) plans reflect the expected life expectancy of the plan participants, whereas prior years utilized the expected future service period of plan participants. The average amortization periods to be utilized for 2019 are 24.2 years for our U.S. qualified plans, 25.3 years for our U.S. supplemental (non-qualified) plans, 20 years for our international plans, and 9.3 years for our postretirement plans.

114	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

B. Actuarial Assumptions

The following table provides the weighted-average actuarial assumptions of our benefit plans:
(PERCENTAGES)	2018	2017	2016
Weighted-average assumptions used to determine benefit obligations
Discount rate:
U.S. qualified pension plans	4.4%	3.8%	4.3%
U.S. non-qualified pension plans	4.3%	3.7%	4.2%
International pension plans	2.5%	2.3%	2.4%
Postretirement plans	4.3%	3.7%	4.2%
Rate of compensation increase:
U.S. qualified pension plans(a)	—	2.8%	2.8%
U.S. non-qualified pension plans(a)	—	2.8%	2.8%
International pension plans	1.4%	2.5%	2.6%
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate:
U.S. qualified pension plans	3.8%	4.3%	4.5%
U.S. non-qualified pension plans	3.7%	4.2%	4.5%
International pension plans interest cost(b)	2.0%	2.1%	2.7%
International pension plans service cost(b)	2.3%	2.3%	3.0%
Postretirement plans	3.7%	4.2%	4.5%
Expected return on plan assets:
U.S. qualified pension plans	7.5%	8.0%	8.0%
International pension plans	4.4%	4.7%	5.2%
Postretirement plans	7.5%	8.0%	8.0%
Rate of compensation increase:
U.S. qualified pension plans	2.8%	2.8%	2.8%
U.S. non-qualified pension plans	2.8%	2.8%	2.8%
International pension plans	2.5%	2.6%	2.6%

(a)
Effective January 1, 2018, we froze the defined benefit plans to future benefit accruals in the U.S. and members’ accrued benefits to that date no longer increase in line with future compensation increases. The rate of compensation increase is therefore no longer an assumption used to determine the benefit obligation.

(b)
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

The weighted-average discount rate for our U.S. defined benefit plans is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better that reflect the rates at which the pension benefits could be effectively settled. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA/Aa or better, including, when there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Overall, the yield curves used to measure the benefit obligations at year-end 2018 resulted in higher discount rates as compared to the prior year.

The following table provides the healthcare cost trend rate assumptions for our U.S. postretirement benefit plans:
	2018	2017
Healthcare cost trend rate assumed for next year (up to age 65)	5.8%	6.1%
Healthcare cost trend rate assumed for next year (age 65 and older)	6.5%	7.0%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2037	2037

The following table provides the effects as of December 31, 2018 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:
(MILLIONS OF DOLLARS)	Increase	Decrease
Effect on total service and interest cost components	$3	$(2)
Effect on postretirement benefit obligation	35	(27)

2018 Financial Report	115

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 1C.

C. Obligations and Funded Status

The following table provides an analysis of the changes in our benefit obligations, plan assets and funded status of our benefit plans:
	Year Ended December 31,
	Pension Plans
	U.S. Qualified(a)		U.S. Supplemental (Non-Qualified)		International(b)		Postretirement Plans(c)
(MILLIONS OF DOLLARS)	2018	2017	2018	2017	2018	2017	2018	2017
Change in benefit obligation(d)

Benefit obligation, beginning	$16,702	$15,547	$1,495	$1,450	$10,607	$9,691	$2,028	$2,254
Service cost	—	269	—	24	136	171	39	42
Interest cost	598	634	55	54	212	204	72	90
Employee contributions	—	—	—	—	7	6	102	94
Plan amendments	(22)	—	—	—	29	2	2	—
Changes in actuarial assumptions and other	(1,219)	1,614	(152)	110	(169)	135	(122)	(177)
Foreign exchange impact	—	—	—	—	(457)	760	(4)	5
Acquisitions/divestitures/other, net	—	—	—	—	(2)	26	—	1
Curtailments	11	11	1	—	(3)	—	(1)	1
Settlements	(391)	(842)	(72)	(98)	(34)	(31)	—	—
Special termination benefits	6	—	10	—	—	1	2	—
Benefits paid	(546)	(530)	(58)	(45)	(373)	(357)	(249)	(280)
Benefit obligation, ending(d)	15,141	16,702	1,280	1,495	9,952	10,607	1,870	2,028

Change in plan assets
Fair value of plan assets, beginning	14,284	12,556	—	—	8,863	7,683	494	458
Actual gain/(loss) on plan assets	(796)	2,005	—	—	(77)	811	(22)	39
Company contributions	500	1,095	129	143	209	160	145	183
Employee contributions	—	—	—	—	7	6	102	94
Foreign exchange impact	—	—	—	—	(380)	561	—	—
Acquisitions/divestitures, net	—	—	—	—	—	30	—	—
Settlements	(391)	(842)	(72)	(98)	(34)	(31)	—	—
Benefits paid	(546)	(530)	(58)	(45)	(373)	(357)	(249)	(280)
Fair value of plan assets, ending	13,051	14,284	—	—	8,215	8,863	469	494
Funded status—Plan assets less than benefit obligation	$(2,089)	$(2,418)	$(1,280)	$(1,495)	$(1,738)	$(1,745)	$(1,401)	$(1,534)

(a)
The favorable change in the funded status of our U.S. qualified plans was primarily due to an increase in the discount rate at the end of 2018, partially offset by a decrease in actual return on plan assets.

(b)	The favorable change in the international plans’ funded status was primarily due to favorable currency movements, partially offset by a decrease in the actual return on plan assets.

(c)
The favorable change in the funded status of our postretirement plans was primarily due to an increase in the discount rate at the end of 2018, partially offset by a decrease in actual return on plan assets.

(d)
For the U.S. and international pension plans, the benefit obligation is the PBO. For the postretirement plans, the benefit obligation is the ABO. The ABO for all of our U.S. qualified pension plans was $15.1 billion in 2018 and $16.7 billion in 2017. The ABO for our U.S. supplemental (non-qualified) pension plans was $1.3 billion in 2018 and $1.5 billion in 2017. The ABO for our international pension plans was $9.5 billion in 2018 and $10.1 billion in 2017.

116	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides information as to how the funded status is recognized in our consolidated balance sheets:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2018	2017	2018	2017	2018	2017	2018	2017
Noncurrent assets(a)	$—	$—	$—	$—	$401	$454	$—	$—
Current liabilities(b)	(1)	—	(167)	(160)	(28)	(26)	(29)	(31)
Noncurrent liabilities(c)	(2,088)	(2,418)	(1,113)	(1,336)	(2,111)	(2,172)	(1,371)	(1,504)
Funded status	$(2,089)	$(2,418)	$(1,280)	$(1,495)	$(1,738)	$(1,745)	$(1,401)	$(1,534)

(a)	Included primarily in Other noncurrent assets.

(b)	Included in Accrued compensation and related items.

(c)	Included in Pension benefit obligations, net and Postretirement benefit obligations, net, as appropriate.

The following table provides the pre-tax components of cumulative amounts recognized in Accumulated other comprehensive loss:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International		Postretirement Plans
(MILLIONS OF DOLLARS)	2018	2017	2018	2017	2018	2017	2018	2017
Actuarial losses(a)	$(5,061)	$(4,677)	$(370)	$(561)	$(2,372)	$(2,322)	$(202)	$(293)
Prior service (costs)/credits	1	(23)	1	1	—	34	994	1,190
Total	$(5,060)	$(4,699)	$(370)	$(559)	$(2,372)	$(2,288)	$792	$897

(a)
The accumulated actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our PBO, as well as the cumulative difference between the expected return and actual return on plan assets. These accumulated actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs primarily over the average remaining service period for active participants for plans that are not frozen or the expected life expectancy of plan participants for frozen plans, using the corridor approach.

The following table provides information related to the funded status of selected benefit plans:
	As of December 31,
	Pension Plans
	U.S. Qualified		U.S. Supplemental (Non-Qualified)		International
(MILLIONS OF DOLLARS)	2018	2017	2018	2017	2018	2017
Pension plans with an ABO in excess of plan assets:
Fair value of plan assets	$13,051	$14,284	$—	$—	$4,514	$882
ABO	15,141	16,702	1,280	1,495	6,286	2,724
Pension plans with a PBO in excess of plan assets:
Fair value of plan assets	13,051	14,284	—	—	5,432	1,626
PBO	15,141	16,702	1,280	1,495	7,571	3,825
All of our U.S. plans and many of our international plans were underfunded as of December 31, 2018.

2018 Financial Report	117

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

D. Plan Assets

The following table provides the components of plan assets:
		Fair Value(a)					Fair Value(a)
(MILLIONS OF DOLLARS)	As of December 31, 2018	Level 1	Level 2	Level 3	Assets Measured at NAV(b)	As of December 31, 2017	Level 1	Level 2	Level 3	Assets Measured at NAV(b)
U.S. qualified pension plans
Cash and cash equivalents	$443	$53	$390	$—	$—	$655	$115	$540	$—	$—
Equity securities:
Global equity securities	3,156	3,119	37	—	—	4,157	4,118	38	1	—
Equity commingled funds	933	—	634	—	299	1,194	—	802	—	392
Fixed income securities:
Corporate debt securities	4,654	1	4,650	3	—	4,250	5	4,242	3	—
Government and agency obligations	1,391	—	1,391	—	—	1,316	—	1,316	—	—
Fixed income commingled funds	96	—	—	—	96	94	—	—	—	94
Other investments:
Partnership investments(c)	1,165	—	—	—	1,165	1,197	—	—	—	1,197
Insurance contracts	192	—	192	—	—	215	—	215	—	—
Other commingled funds(d)	1,021	—	—	—	1,021	1,206	—	—	—	1,206
Total	$13,051	$3,173	$7,294	$3	$2,581	$14,284	$4,238	$7,153	$4	$2,889
International pension plans
Cash and cash equivalents	$246	$39	$208	$—	$—	$385	$48	$337	$—	$—
Equity securities:
Global equity securities	2	2	—	—	—	154	146	8	—	—
Equity commingled funds	1,876	—	1,413	—	463	2,897	—	1,594	—	1,303
Fixed income securities:
Corporate debt securities	727	—	727	—	—	588	—	588	—	—
Government and agency obligations(e)	1,305	—	1,305	—	—	716	—	716	—	—
Fixed income commingled funds	1,770	—	1,007	—	762	2,181	—	1,340	—	841
Other investments:
Partnership investments(c)	57	—	4	—	53	42	—	7	—	35
Insurance contracts(f)	759	—	74	684	1	496	—	75	420	1
Other(d), (f)	1,473	—	71	382	1,020	1,404	—	408	468	528
Total	$8,215	$40	$4,809	$1,065	$2,300	$8,863	$194	$5,073	$887	$2,709
U.S. postretirement plans(g)
Cash and cash equivalents	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Equity securities:
Global equity securities	—	—	—	—	—	—	—	—	—	—
Equity commingled funds	—	—	—	—	—	—	—	—	—	—
Fixed income securities:
Corporate debt securities	—	—	—	—	—	—	—	—	—	—
Government and agency obligations	—	—	—	—	—	—	—	—	—	—
Fixed income commingled funds	—	—	—	—	—	—	—	—	—	—
Other investments:
Partnership investments(c)	—	—	—	—	—	—	—	—	—	—
Insurance contracts	469	—	469	—	—	494	—	494	—	—
Other commingled funds(d)	—	—	—	—	—	—	—	—	—	—
Total	$469	$—	$469	$—	$—	$494	$—	$494	$—	$—

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3 (see Note 1E).

(b)
Certain investments that are measured at NAV per share (or its equivalent) have not been classified in the fair value hierarchy. The NAV amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented for the total pension benefits plan assets.

(c)	Primarily includes investments in private equity, private debt, public equity limited partnerships, and, to a lesser extent, real estate and venture capital.

(d)	Primarily includes, for U.S. plan assets, investments in hedge funds and, to a lesser extent, real estate and, for international plan assets, investments in real estate and hedge funds.

(e)	Government and agency obligations are inclusive of repurchase agreements.

(f)	See below for a tabular analysis of the changes in Level 3 investments valued using significant unobservable inputs.

(g)	Reflects postretirement plan assets, which support a portion of our U.S. retiree medical plans.

118	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides an analysis of the changes in our more significant investments valued using significant unobservable inputs:
	Year Ended December 31,
	International Pension Plans
	Insurance contracts		Other
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Fair value, beginning	$420	$254	$468	$324
Actual return on plan assets:
Assets held, ending	1	1	15	18
Assets sold during the period	—	—	—	1
Purchases, sales, and settlements, net	188	138	(31)	94
Transfer into/(out of) Level 3	107	—	(51)	—
Exchange rate changes	(31)	27	(20)	30
Fair value, ending	$684	$420	$382	$468

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

2018 Financial Report	119

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:
	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(PERCENTAGES)	2018	2018	2017
U.S. qualified pension plans
Cash and cash equivalents	0-10%	3.4%	4.6%
Equity securities	35-55%	31.3%	37.5%
Fixed income securities	28-53%	47.1%	39.6%
Other investments(a)	5-20%	18.2%	18.3%
Total	100%	100%	100%
International pension plans
Cash and cash equivalents	0-10%	3.0%	4.3%
Equity securities	20-40%	22.9%	34.4%
Fixed income securities	35-60%	46.3%	39.3%
Other investments	10-35%	27.9%	21.9%
Total	100%	100%	100%
U.S. postretirement plans
Cash and cash equivalents	0-5%	—	—
Equity securities	—	—	—
Fixed income securities	—	—	—
Other investments	95-100%	100%	100%
Total	100%	100%	100%

(a)
Actual percentage of plan assets in Other investments for 2018 includes $192 million, as compared to $215 million in 2017, related to a group fixed annuity insurance contract that was executed by legacy Wyeth for certain members of its defined benefit plans prior to Pfizer acquiring the company in 2009, and $177 million in 2018, as compared to $253 million in 2017, related to an investment in a partnership whose primary holdings are public equity securities.

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

120	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table provides the expected future cash flow information related to our benefit plans:
	Pension Plans
(MILLIONS OF DOLLARS)	U.S. Qualified	U.S. Supplemental (Non-Qualified)	International	Postretirement Plans
Expected employer contributions:
2019	$11	$167	$177	$160
Expected benefit payments:
2019	$1,387	$167	$354	$166
2020	1,089	121	372	171
2021	1,058	114	380	171
2022	1,020	113	385	168
2023	1,018	103	387	165
2024–2028	4,837	445	2,068	777
The above table reflects the total U.S. and international plan benefits projected to be paid from the plans or from our general assets under the current actuarial assumptions used for the calculation of the benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.
F. Defined Contribution Plans

We have defined contribution plans in the U.S. and several other countries. For the majority of the U.S. defined contribution plans, employees may contribute a portion of their salaries and bonuses to the plans, and we match, in cash, a portion of the employee contributions. Beginning on January 1, 2011, for newly hired non-union employees, rehires and transfers to the U.S. or Puerto Rico, we no longer offer a defined benefit pension plan and, instead, offer a Retirement Savings Contribution (RSC) in the defined contribution plan. The RSC is an annual non-contributory employer contribution (that is not dependent upon the participant making a contribution) determined based on each employee’s eligible compensation, age and years of service. Beginning on January 1, 2018, all non-union employees in the U.S. and Puerto Rico defined benefit plans transitioned to the RSC in the defined contribution plans. We recorded charges related to the employer contributions to global defined contribution plans of $622 million in 2018, $380 million in 2017 and $317 million in 2016.
Note 12. Equity

A. Common Stock

We purchase our common stock through privately negotiated transactions or in open market purchases as circumstances and prices warrant. Purchased shares under each of the share-purchase plans, which are authorized by our Board of Directors, are available for general corporate purposes. On October 23, 2014, we announced that the Board of Directors had authorized an $11 billion share repurchase program, which was exhausted in the first quarter of 2017. In December 2015, the Board of Directors authorized a new $11 billion share repurchase program (the December 2015 Stock Purchase Plan), which was exhausted in the third quarter of 2018. In December 2017, the Board of Directors authorized an additional $10 billion share repurchase program, to be utilized over time, and share repurchases commenced thereunder in the third quarter of 2018 (the 2017 program). In December 2018, the Board of Directors authorized a new $10.0 billion share repurchase program to be utilized over time. This new program is in addition to the $4.2 billion remaining under the company’s 2017 program authorization as of December, 31 2018.
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
On March 12, 2018, we entered into an accelerated share repurchase agreement with Citibank to repurchase $4.0 billion of our common stock. Pursuant to the terms of the agreement, on March 14, 2018, we paid $4.0 billion to Citibank and received an initial delivery of approximately 87 million shares of our common stock from Citibank at a price of $36.61 per share, which represented, based on the closing

2018 Financial Report	121

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

price of our common stock on the NYSE on March 12, 2018, approximately 80% of the notional amount of the accelerated share repurchase agreement. On September 5, 2018, the accelerated share repurchase agreement with Citibank was completed, which, per the terms of the agreement, resulted in Citibank owing us a certain number of shares of Pfizer common stock. Pursuant to the agreement’s settlement terms, we received an additional 21 million shares of our common stock from Citibank on September 7, 2018. The average price paid for all of the shares delivered under the accelerated share repurchase agreement was $36.86 per share. The common stock received is included in Treasury stock. This agreement was entered into pursuant to our previously announced share repurchase authorization.
Open market purchases totaled $8.2 billion in 2018 under our publicly announced share-purchase plans.

The following table provides the number of shares of our common stock purchased and the cost of purchases under our publicly announced share-purchase plans, including our accelerated share repurchase agreements:

(SHARES IN MILLIONS, DOLLARS IN BILLIONS)	2018(a)	2017(b)	2016(c)
Shares of common stock purchased	307	150	154
Cost of purchase	$12.2	$5.0	$5.0

(a)
Represents shares purchased pursuant to the accelerated share repurchase agreement with Citibank entered into on March 12, 2018, as well as other share repurchases. See above for additional information.

(b)	Represents shares purchased pursuant to the accelerated share repurchase agreement with Citibank entered into on February 2, 2017. See above for additional information.

(c)	Represents shares purchased pursuant to the accelerated share repurchase agreement entered into on March 8, 2016. See above for additional information.
After giving effect to the accelerated share repurchase agreement, as well as other share repurchases through December 31, 2018, our remaining share-purchase authorization was approximately $14.2 billion at December 31, 2018.
On February 7, 2019, we entered into an accelerated share repurchase agreement with GS&Co. to repurchase approximately $6.8 billion of our common stock. This agreement was entered into pursuant to our previously announced share repurchase authorization. For additional information, see Note 19.
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

Allocated shares held by the Common ESOP, including reinvested dividends, are considered outstanding for EPS calculations and the eventual conversion of allocated preferred shares held by the Preferred ESOP are assumed in the diluted EPS calculation. As of December 31, 2018, the Preferred ESOP held preferred shares convertible into approximately 1 million shares of our common stock, and the Common ESOP held approximately 49 million shares of our common stock. As of December 31, 2018, all shares of preferred and common stock held by the ESOPs have been allocated to the Pfizer U.S. defined contribution plan participants. The compensation cost related to the Common ESOP was $19 million in 2018, $11 million in 2017 and $9 million in 2016.
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

The 2014 Stock Plan (2014 Plan) replaced and superseded the 2004 Plan, as amended and restated. The 2014 Plan provides for 520 million shares to be authorized for grants, plus any shares remaining available for grant under the 2004 Plan as of April 24, 2014 (the carryforward shares). In addition, the 2014 Plan provides that the number of stock options, Stock Appreciation Rights (known as TSRUs and PTSRUs), RSUs, or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 20 million shares, and that RSUs, PPSs and PSAs count as three shares, while TSRUs, PTSRUs and stock options count as one share, toward the maximum shares available under the 2014 plan. The 2004 Plan provided that the number of stock options, TSRUs or other performance-based awards granted to any one individual during any 36-month period was limited to 8 million shares. As of December 31, 2018, 195 million shares were available for award.
Although not required to do so, we have used authorized and unissued shares and, to a lesser extent, treasury stock to satisfy our obligations under these programs.

122	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
TSRUs(a)	$302	$221	$134
RSUs	286	301	299
PPSs	276	209	135
PSAs	62	47	13
Stock options	12	55	106
Directors’ compensation	10	7	4
Share-based payment expense	949	840	691
Tax benefit for share-based compensation expense(b)	(180)	(163)	(205)
Share-based payment expense, net of tax	$769	$677	$486

(a)	Includes $7.0 million of expense for PTSRUs.

(b)	2018 and 2017 include the impact of the TCJA on income taxes.
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

On October 26, 2016, the Compensation Committee approved the modification of current outstanding grants of TSRU awards, effective November 1, 2016, to permit a holder who is "retiree eligible" (at least age 55 with at least 10 years of service), to elect to exercise and convert his/her TSRUs when vested, into PTUs. The value received upon the election and conversion is calculated by taking the change in stock price (20 trading day average ending on the exercise date (Election Price) less the grant price) plus accumulated dividends from the grant date, times the number of TSRUs exercised. This value is divided by the Election Price to determine the number of PTUs. The PTUs will be entitled to earn Dividend Equivalent Units (DEUs), and the PTUs and DEUs will be settled in our common stock on the TSRUs original settlement date (i.e., the fifth or seventh anniversary of grant), and will be subject to all of the terms and conditions of the original grant including forfeiture provisions. This modification applied to approximately 2,900 employees, including members of senior management. There was no incremental compensation cost resulting from the modification. Beginning in 2017, TSRUs were granted with the right for retirement-eligible employees to elect to exercise and convert their TSRUs, when vested, into PTUs. We measure the value of TSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of TSRUs:
	Year Ended December 31,
	2018	2017	2016
Expected dividend yield(a)	3.73%	3.69%	3.85%
Risk-free interest rate(b)	2.60%	1.98%	1.31%
Expected stock price volatility(c)	20.00%	18.39%	21.64%
Contractual term (years)	5.12	5.11	5.12

(a)	Determined using a constant dividend yield during the expected term of the TSRU.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

2018 Financial Report	123

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all TSRU activity during 2018:
	TSRUs (Thousands)	Weighted-Average Grant-Date Fair Value Per TSRU	Weighted-Average Grant Price Per TSRU
Nonvested, December 31, 2017	103,906	$6.07	$32.47
Granted	47,755	7.42	35.75
Vested(a)	(7,203)	6.67	34.49
Forfeited	(5,512)	6.55	33.88
Nonvested, December 31, 2018	138,945	$6.48	$33.44

(a)
Includes the modification of approximately 1.7 million TSRUs to approximately 260 employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

The following table summarizes TSRU and PTU information as of December 31, 2018(a), (b):
	TSRUs (Thousands)	PTUs (Thousands)	Weighted-Average Grant Price Per TSRU	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (Millions)
TSRUs Outstanding	156,534	—	$33.09	3.1	$2,073
TSRUs Vested(c)	17,588	—	30.30	1.5	332
TSRUs Expected to vest(d)	133,878	—	33.38	3.2	1,688
TSRUs exercised and converted to PTUs	—	1,385	$—	0.5	$60

(a)	In 2018, we settled 7,643,846 TSRUs with a weighted-average grant price of $23.13 per unit.

(b)	In 2018, 2,809,652 TSRUs with a weighted-average grant price of $27.86 per unit were converted into 1,408,622 PTUs.

(c)
Includes the modification of approximately 1.7 million TSRUs to approximately 260 employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

(d)	The number of TSRUs expected to vest takes into account an estimate of expected forfeitures.

The following table provides data related to all TSRU activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER TSRU AMOUNTS)	2018	2017	2016
Weighted-average grant-date fair value per TSRU	$7.42	$6.23	$5.83
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$246	$232	$164
Weighted-average period over which TSRU cost is expected to be recognized (years)	1.6	1.7	1.9
C. Performance Total Shareholder Return Units

In December 2017, PTSRUs were awarded to the then Chairman and Chief Executive Officer and the then Group President, Pfizer Essential Health. These awards were granted in connection with our Board’s succession planning for the Chairman and Chief Executive Officer and our announcement on November 13, 2017 that our then Group President, Pfizer Innovative Health had been appointed Chief Operating Officer of Pfizer effective January 1, 2018. We also announced that effective January 1, 2018, the then Group President, Pfizer Essential Health, had been appointed Group President, Pfizer Innovative Health. In addition to having the same characteristics of TSRUs, PTSRUs require special service and performance conditions. On December 29, 2017, 1,372,213 PTSRUs were granted to the Chairman and Chief Executive Officer and 343,053 PTSRUs were granted to the new head of Innovative Health at a grant price of $36.22 and a grant-date fair value of $5.83.
We measure the value of PTSRU grants as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Selling, informational and administrative expenses as appropriate.
D. Restricted Stock Units

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

124	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all RSU activity during 2018:
	Shares (Thousands)	Weighted-Average Grant-Date Fair Value Per Share
Nonvested, December 31, 2017	22,241	$32.64
Granted	9,083	35.90
Vested(a)	(3,701)	34.02
Reinvested dividend equivalents	974	38.96
Forfeited	(1,321)	33.85
Nonvested, December 31, 2018	27,276	$33.70

(a)
Includes the modification of approximately 150 thousand RSUs to approximately 140 employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit vesting upon termination. The impact to the compensation expense was immaterial.

The following table provides data related to all RSU activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2018	2017	2016
Total fair value of shares vested(a)	$146	$584	$293
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$256	$254	$262
Weighted-average period over which RSU cost is expected to be recognized (years)	1.7	1.7	1.7

(a)
2018 includes modification of approximately 150 thousand RSUs to approximately 140 employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit vesting upon termination. The impact to the compensation expense was immaterial. 2017 includes the modification for a commitment to pay approximately 6.4 million RSUs to approximately 9,900 employees, including senior and key management employees, for 6.6 million RSUs. These shares were paid in the first quarter of 2018.

E. Portfolio Performance Shares

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

The following table summarizes all PPS activity during 2018, with the shares representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2017	20,973	$36.22
Granted	6,769	35.74
Vested(a)	(7,483)	37.31
Forfeited	(998)	38.23
Nonvested, December 31, 2018(b)	19,261	$43.65

(a)
Includes the modification of approximately 200 thousand PPSs to approximately 140 employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

(b)	Vested and non-vested shares outstanding, but not paid as of December 31, 2018 were 33.9 million.

The following table provides data related to all PPS activity:
(MILLIONS OF DOLLARS)	Year Ended December 31,
	2018	2017	2016
Total fair value of shares vested(a)	$169	$131	$118
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$102	$94	$93
Weighted-average period over which PPS cost is expected to be recognized (years)	1.8	1.7	1.8

(a)
Includes the modification of approximately 200 thousand PPSs to approximately 140 employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

2018 Financial Report	125

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

F. Performance Share Awards

PSAs are awarded to senior and other key management. PSAs vest after three years of continuous service from the grant date. The number of shares paid, if any, including shares resulting from dividend equivalents, for awards granted in 2015 and later, depends upon the achievement of predetermined goals related to two measures: (i) operating income (for performance years through 2018) or net income (for 2019 and later years) over three one-year periods; and (ii) TSR as compared to the NYSE ARCA Pharmaceutical Index (DRG Index) over the three-year performance period. The number of shares paid from awards granted in 2014 depends upon the achievement of predetermined goals related to Pfizer's TSR as compared to an industry peer group, for the three-year performance period from the year of the grant date. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

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

The following table summarizes all PSA activity during 2018, with the shares granted representing the maximum award that could be achieved:
	Shares (Thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, December 31, 2017	4,024	$36.22
Granted	1,833	35.74
Vested(a)	(112)	39.58
Forfeited	(463)	37.12
Nonvested, December 31, 2018	5,282	$43.65

(a)
Includes the modification of a few PSAs to a few employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

The following table provides data related to all PSA activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Total fair value of shares vested(a)	$4	$58	$9
Total compensation cost related to nonvested PSA grants not yet recognized, pre-tax	$41	$34	$30
Weighted-average period over which PSA cost is expected to be recognized (years)	1.8	1.8	1.8

(a)
Includes the 2018 modification of a few PSAs to a few employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial. Includes the 2017 modification for a commitment to pay 1.1 million PSAs to approximately 90 employees, including senior and key management employees, for 1.1 million PSAs. These shares were paid in the first quarter of 2018.

G. Stock Options

Stock options are awarded to select employees and, when vested, entitle the holder to purchase a specified number of shares of our common stock at a price per share equal to the closing market price of our common stock on the date of grant.

Beginning in 2016, only a limited set of overseas employees received stock option grants. No stock options were awarded to senior and other key management in any period presented; however, stock options were awarded to certain other employees. In virtually all instances, stock options granted vest after three years of continuous service from the grant date and have a contractual term of 10 years. In most cases, stock options must be held for at least one year from the grant date before any vesting may occur. In the event of a sale of business or plant closing or restructuring, options held by employees are immediately vested and are exercisable for a period of three months following the date employment is terminated or through their remaining term, depending on various conditions.

We measure the value of stock option grants as of the grant date using the Black-Scholes-Merton option-pricing model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of stock options:
	Year Ended December 31,
	2018	2017	2016
Expected dividend yield(a)	3.73%	3.69%	3.85%
Risk-free interest rate(b)	2.85%	2.23%	1.55%
Expected stock price volatility(c)	20.02%	18.39%	21.64%
Expected term (years)(d)	6.75	6.75	6.75

(a)	Determined using a constant dividend yield during the expected term of the option.

(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

(c)	Determined using implied volatility, after consideration of historical volatility.

(d)	Determined using historical exercise and post-vesting termination patterns.

126	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

The following table summarizes all stock option activity during 2018:
	Shares (Thousands)	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value(a) (Millions)
Outstanding, December 31, 2017	150,757	$27.27
Granted	1,372	35.74
Exercised	(47,740)	26.59
Forfeited	(219)	33.96
Expired	(379)	24.69
Outstanding, December 31, 2018(b)	103,791	27.69	4.4	$1,657
Vested and expected to vest, December 31, 2018(c)	103,621	27.68	4.4	1,655
Exercisable, December 31, 2018	100,078	$27.47	4.2	$1,619

(a)	Market price of our underlying common stock less exercise price.

(b)
Includes the modification of approximately 190 thousand stock options to a few employees, including management employees, in connection with our Organizing for Growth initiative. The terms were modified to permit a longer exercise term after termination.

(c)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table summarizes data related to all stock option activity:
	Year Ended December 31,
(MILLIONS OF DOLLARS, EXCEPT PER STOCK OPTION AMOUNTS)	2018	2017	2016
Weighted-average grant-date fair value per stock option	$5.06	$4.01	$3.89
Aggregate intrinsic value on exercise	$625	$331	$389
Cash received upon exercise	$1,259	$862	$1,019
Tax benefits realized related to exercise	$115	$95	$112
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$5	$10	$58
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.7	0.8	1.1

Note 14. Earnings Per Common Share Attributable to Pfizer Inc. Common Shareholders

The following table provides the detailed calculation of Earnings per common share (EPS):
	Year Ended December 31,
(IN MILLIONS)	2018	2017	2016
EPS Numerator––Basic
Income from continuing operations	$11,179	$21,353	$7,229
Less: Net income attributable to noncontrolling interests	36	47	31
Income from continuing operations attributable to Pfizer Inc.	11,143	21,306	7,198
Less: Preferred stock dividends––net of tax	1	1	1
Income from continuing operations attributable to Pfizer Inc. common shareholders	11,142	21,305	7,197
Discontinued operations––net of tax	10	2	17
Less: Discontinued operations––net of tax, attributable to noncontrolling interests	—	—	—
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders	10	2	17
Net income attributable to Pfizer Inc. common shareholders	$11,152	$21,307	$7,214
EPS Numerator––Diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders and assumed conversions	$11,143	$21,306	$7,197
Discontinued operations––net of tax, attributable to Pfizer Inc. common shareholders and assumed conversions	10	2	17
Net income attributable to Pfizer Inc. common shareholders and assumed conversions	$11,153	$21,308	$7,214
EPS Denominator
Weighted-average number of common shares outstanding––Basic(a)	5,872	5,970	6,089
Common-share equivalents: stock options, stock issuable under employee compensation plans, convertible preferred stock and accelerated share repurchase agreements(a)	105	89	70
Weighted-average number of common shares outstanding––Diluted	5,977	6,058	6,159
Stock options that had exercise prices greater than the average market price of our common stock issuable under employee compensation plans(b)	2	36	63
Cash dividends declared per share	$1.38	$1.30	$1.22

(a)
2017 includes the effect of the modification for a commitment to pay 15.2 million common-share equivalents that were scheduled for near-term settlement. These common share equivalents were paid in the first quarter of 2018.

(b)
These common stock equivalents were outstanding for the periods presented, but were not included in the computation of diluted EPS for those periods because their inclusion would have had an anti-dilutive effect.

2018 Financial Report	127

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 15. Lease Commitments

We lease properties and equipment for use in our operations. In addition to rent, the leases may require us to pay directly for taxes, insurance, maintenance and other operating expenses or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $301 million in 2018, $314 million in 2017 and $292 million in 2016.

The future minimum rental commitments under non-cancelable operating leases follow:
(MILLIONS OF DOLLARS)	2019	2020	2021	2022	2023	After 2023
Lease commitments	$300	$252	$210	$267	$248	$2,040
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
Note 17. Contingencies and Certain Commitments

We and certain of our subsidiaries are subject to numerous contingencies arising in the ordinary course of business, including tax and legal contingencies. For a discussion of our tax contingencies, see Note 5D. For a discussion of our legal contingencies, see below.

A. Legal Proceedings

Our legal contingencies include, but are not limited to, the following:

•
Patent litigation, which typically involves challenges to the coverage and/or validity of patents on various products, processes or dosage forms. We are the plaintiff in the majority of these actions. An adverse outcome in actions in which we are the plaintiff could result in loss of patent protection for a drug, a significant loss of revenues from that drug or impairment of the value of associated assets.

•
Product liability and other product-related litigation, which can include personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, among others, often involves highly complex issues relating to medical causation, label warnings and reliance on those warnings, scientific evidence and findings, actual, provable injury and other matters.

•	Commercial and other matters, which can include merger-related and product-pricing claims and environmental claims and proceedings, can involve complexities that will vary from matter to matter.

•	Government investigations, which often are related to the extensive regulation of pharmaceutical companies by national, state and local government agencies in the U.S. and in other jurisdictions.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, which could be substantial, and/or criminal charges.

We believe that our claims and defenses in matters in which we are a defendant are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We do not believe that any of these matters will have a material adverse effect on our financial position. However, we could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations in the period in which the amounts are accrued and/or our cash flows in the period in which the amounts are paid.

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

The principal pending matters to which we are a party are discussed below. In determining whether a pending matter is a principal matter, we consider both quantitative and qualitative factors in order to assess materiality, such as, among other things, the amount of damages and the nature of any other relief sought in the proceeding, if such damages and other relief are specified; our view of the merits of the claims and of the strength of our defenses; whether the action purports to be, or is, a class action and, if not certified, our view of the likelihood that a class will be certified by the court; the jurisdiction in which the proceeding is pending; whether related actions have been transferred to multidistrict litigation; any experience that we or, to our knowledge, other companies have had in similar proceedings; whether disclosure of the action would be important to a reader of our financial statements, including whether disclosure might change a reader’s judgment about our financial statements in light of all of the information that is available to the reader; the potential impact of the proceeding on our reputation; and the extent of public interest in the matter. In addition, with respect to patent matters in which we are the plaintiff, we consider, among other things, the financial significance of the product protected by the patent(s) at issue. As a result of considering qualitative factors in our determination of

128	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

principal matters, there are some matters discussed below with respect to which management believes that the likelihood of possible loss in excess of amounts accrued is remote.

A1. Legal Proceedings––Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to, those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic drug manufacturer. Also, counterclaims, as well as various independent actions, have been filed alleging that our assertions of, or attempts to enforce, patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. In addition to the challenges to the U.S. patents on a number of our products that are discussed below, patent rights to certain of our products are being challenged in various other jurisdictions. We are also party to patent damages suits in various jurisdictions pursuant to which generic drug manufacturers, payers, governments or other parties are seeking damages from us for allegedly causing delay of generic entry. Additionally, our licensing and collaboration partners face challenges by generic drug manufacturers to patents covering products for which we have licenses or co-promotion rights. We also are often involved in other proceedings, such as inter partes review, post-grant review, re-examination or opposition proceedings, before the U.S. Patent and Trademark Office, the European Patent Office, or other foreign counterparts relating to our intellectual property or the intellectual property rights of others. Also, if one of our patents is found to be invalid by such proceedings, generic or competitive products could be introduced into the market resulting in the erosion of sales of our existing products. For example, several of the patents in our pneumococcal vaccine portfolio were challenged in inter partes review and post-grant review proceedings in the United States. In June 2018, the Patent Trial and Appeal Board ruled on one patent, holding that one claim was valid and that all other claims were invalid. The party challenging that patent has appealed the decision. Challenges to other patents remain pending before the U.S. Patent and Trademark Office. The invalidation of these patents could potentially allow a competitor pneumococcal vaccine into the marketplace. We are also subject to patent litigation pursuant to which one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities. For example, our Hospira subsidiaries are involved in patent and patent-related disputes over their attempts to bring generic pharmaceutical and biosimilar products to market. If one of our marketed products is found to infringe valid patent rights of a third party, such third party may be awarded significant damages, or we may be prevented from further sales of that product. Such damages may be enhanced as much as three-fold in the event that we or one of our subsidiaries, like Hospira, is found to have willfully infringed valid patent rights of a third party.

Actions In Which We Are The Plaintiff
Bosulif (bosutinib)
In December 2016, Wyeth LLC, Wyeth Pharmaceuticals Inc., and PF Prism C.V. (collectively, Wyeth) brought a patent-infringement action against Alembic Pharmaceuticals, Ltd, Alembic Pharmaceuticals, Inc. (collectively, Alembic), Sun Pharmaceutical Industries, Inc., and Sun Pharmaceutical Industries Limited (collectively, Sun), in the U.S. District Court for the District of Delaware in connection with abbreviated new drug applications respectively filed with the FDA by Alembic and Sun, each seeking approval to market generic versions of bosutinib. Alembic is challenging patents, which expire in 2026, covering polymorphic forms of bosutinib and methods of treating chronic myelogenous leukemia. Sun is challenging the patent covering polymorphic forms of bosutinib that expires in 2026. In March 2017, Wyeth brought a patent-infringement action against MSN Laboratories Private Limited and MSN Pharmaceuticals, Inc. (collectively, MSN), in the U.S. District Court for the District of Delaware in connection with an abbreviated new drug application filed with the FDA by MSN, seeking approval to market a generic version of bosutinib, and challenging a patent expiring in 2026 covering polymorphic forms of bosutinib. In September 2017, the case against MSN was dismissed. Also, in September 2017, Wyeth brought an additional patent-infringement action against Sun in the U.S. District Court for the District of Delaware asserting the infringement and validity of two other patents challenged by Sun, which expire in 2025 and 2026, respectively, covering compositions of bosutinib and methods of treating chronic myelogenous leukemia.
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
In June 2015, Amneal Pharmaceuticals LLC (Amneal) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that four patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In August 2015, Hospira filed suit against Amneal in the U.S. District Court for the District of Delaware asserting the validity and infringement of the patents that are the subject of the lawsuit. In January 2018, the District Court ruled that one of the four patents was valid and infringed, and that the other three patents were invalid. In February and March 2018, respectively, each of Amneal and Hospira appealed the District Court decision to the U.S. Court of Appeals for the Federal Circuit.

In December 2015, Fresenius Kabi USA LLC (Fresenius) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that certain patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In January 2016, Hospira filed suit against Fresenius in the U.S. District Court for the Northern District of Illinois, asserting the validity and infringement of those patents. In

2018 Financial Report	129

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

December 2018, the District Court ruled that the asserted patents were invalid. Hospira has appealed the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit.

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

In December 2017, Gland Pharma Limited (Gland) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that six patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In February 2018, Hospira filed suit against Gland in the U.S. District Court for the District of Delaware asserting the validity and infringement of four patents that are the subject of the lawsuit.

In December 2017, Jiangsu Hengrui Medicine Co., Ltd. (Hengrui) notified Hospira that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Hospira’s premix version of Precedex and containing allegations that six patents relating to the Precedex premix formulations and their use, all of which expire in 2032, were invalid or not infringed. In February 2018, Hospira filed suit against Hengrui in the U.S. District Court for the District of Delaware asserting the validity and infringement of four patents that are the subject of the lawsuit.

In February 2018, Baxter Healthcare Corporation (Baxter) filed a declaratory judgment action against Hospira in the U.S. District Court for the District of Delaware seeking a declaration of non-infringement of four patents relating to the Precedex premix formulations and their use. One of the patents included in the action expires in 2019 and the other three patents expire in 2032. In March 2018, Hospira filed a counterclaim for infringement of the patent expiring in 2019. In November 2018, the case was dismissed by mutual agreement of the parties.
Xeljanz (tofacitinib)
In February 2017, we brought a patent-infringement action against MicroLabs USA Inc. and MicroLabs Ltd. (collectively, MicroLabs) in the U.S. District Court for the District of Delaware asserting the infringement and validity of three patents challenged by MicroLabs in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 5 mg tablets. In November 2018, we settled all of our claims against MicroLabs on terms not material to Pfizer.

Separately, also in February 2017, we brought a patent-infringement action against Sun Pharmaceutical Industries Ltd. in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patent covering a polymorphic form of tofacitinib, expiring in 2023, that was challenged by Sun Pharmaceutical Industries Ltd. in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 11 mg extended release tablets. In November 2017, we brought an additional patent-infringement action against Sun Pharmaceutical Industries Ltd. in the U.S. District Court for the District of Delaware asserting the infringement and validity of another patent challenged by Sun Pharmaceutical Industries Ltd, which covers the active ingredient and expires in December 2025. In October 2018, we brought a third patent infringement action against Sun Pharmaceutical Industries Ltd. in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patent covering the extended release formulation of tofacitinib, which expires in 2034.

In March 2017, we brought a patent-infringement action against Zydus Pharmaceuticals (USA) Inc. and Cadila Healthcare Ltd. (collectively, Zydus) in the U.S. District Court for the District of Delaware asserting the infringement and validity of three patents: the patent covering the active ingredient expiring in December 2025, the patent covering an entiomer of tofacitinib expiring in 2022, and the patent covering a polymorphic form of tofacitinib expiring in 2023, which Zydus challenged in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 5 mg tablets.

Also, in March 2017, we brought separate actions in the U.S. District Court for the District of Delaware against Prinston Pharmaceutical Inc., Zhejiang Huahai Pharmaceutical Co., Ltd., Huahai US Inc. and Solco Healthcare US, LLC (collectively, Prinston) and against Breckenridge Pharmaceutical Inc., Pensa Pharma S.A. and Laboratorios Del Dr. Esteve, S.A. (collectively, Breckenridge) on the two patents expiring in 2022 and 2023, respectively, that were challenged by Prinston and Breckenridge in their respective abbreviated new drug applications seeking approval to market generic versions of tofacitinib 5 mg tablets. In October 2017, we brought an additional patent-infringement action against Breckenridge in the U.S. District Court for the District of Delaware asserting the infringement and validity of four additional patents challenged by Breckenridge, three of which expire in December 2020 and one of which expires in December 2025. In March 2018, we brought another patent infringement action against Prinston in the U.S. District Court for the District of Delaware asserting the infringement and validity of an additional patent, which had been subsequently challenged by Prinston and which expires in December 2025. In May 2018, we settled all of our claims against Breckenridge on terms not material to Pfizer. In January 2019, we settled all of our claims against Prinston on terms not material to Pfizer.

In December 2018, we brought a separate patent infringement action against Teva Pharmaceuticals USA, Inc. (Teva) in the U.S. District Court for the District of Delaware asserting the infringement and validity of our patent covering extended release formulations of tofacitinib that was challenged by Teva in its abbreviated new drug application seeking approval to market a generic version of tofacitinib 11 mg extended release tablets.
Inlyta (axitinib)
In April 2018, Apotex Inc. notified us that it had filed an abbreviated new drug application with the FDA seeking approval to market a generic version of Inlyta. Apotex Inc. asserts the invalidity and non-infringement of the crystalline form patent for Inlyta that expires in 2030. In May 2018, we filed suit against Apotex Inc. in the U.S. District Court for the District of Delaware, asserting the validity and infringement of the crystalline form patent for Inlyta.
Kerydin (tavaborole)
In September 2018, several generic companies notified us that they had filed abbreviated new drug applications with the FDA seeking approval to market generic versions of Kerydin. The generic companies assert the invalidity and non-infringement of methods of use and

130	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

formulation patents for tavaborole that expire in 2026 and 2027, including pediatric exclusivity. In October 2018, Anacor, our wholly-owned subsidiary, filed infringement lawsuits against each of the generic filers in the U.S. District Court for the District of Delaware and the U.S. District Court for the District of West Virginia.

Matters Involving Our Collaboration/Licensing Partners

Toviaz (fesoterodine)––Inter-Partes Reviews
In January 2016, Mylan Pharmaceuticals and Mylan Laboratories (collectively, Mylan) filed petitions with the U.S. Patent and Trademark Office requesting inter partes reviews of five of the patents covering fesoterodine, the active ingredient in Toviaz: three composition-of-matter patents and a method-of-use patent that expire in 2019 and a patent covering salts of fesoterodine that expires in 2022. The patents are owned by UCB Pharma GmbH, and we have an exclusive, worldwide license to market Toviaz from UCB Pharma GmbH. In July 2016, the Patent Trial and Appeal Board agreed to institute inter partes reviews of all five patents. Amerigen Pharmaceuticals Limited (Amerigen), Alembic Pharmaceuticals Limited and Torrent Pharmaceuticals Limited joined the inter partes reviews. In July 2017, the U.S. Patent and Trademark Office issued decisions upholding all five patents. In September 2017, Mylan and Amerigen appealed the U.S. Patent and Trademark Office decisions to the U.S. Court of Appeals for the Federal Circuit. In January 2018, Mylan withdrew its appeal. Amerigen’s appeal of the decision upholding the patent covering salts of fesoterodine that expires in 2022 was the only pending appeal. In January 2019, the U.S. Court of Appeals for the Federal Circuit affirmed the U.S. Patent and Trademark Office’s decision upholding the validity of the patent covering salts of fesoterodine that expires in 2022.

Xtandi (enzalutamide)
In December 2016, Medivation and Medivation Prostate Therapeutics, Inc. (collectively, the Medivation Group); Astellas Pharma Inc., Astellas US LLC and Astellas Pharma US, Inc. (collectively, Astellas); and The Regents of the University of California filed patent-infringement suits in the U.S. District Court for the District of Delaware against Actavis Laboratories FL, Inc. and Actavis LLC (collectively, Actavis); Zydus; and Apotex Inc. and Apotex Corp. (collectively, Apotex) in connection with those companies’ respective abbreviated new drug applications filed with the FDA for approval to market generic versions of enzalutamide. The generic manufacturers are challenging patents, which expire as early as 2026, covering enzalutamide and treatments for prostate cancer. In May 2017, the Medivation Group filed a patent-infringement suit against Roxane Laboratories Inc. (Roxane) in the same court in connection with Roxane’s abbreviated new drug application with the FDA for approval to market a generic version of enzalutamide. In June and July 2018, we settled all of our claims against Actavis and Apotex, respectively, on terms not material to Pfizer.

Eliquis
In February, March, and April 2017, twenty-five generic companies sent BMS Paragraph-IV certification letters informing BMS that they had filed abbreviated new drug applications seeking approval of generic versions of Eliquis, challenging the validity and infringement of one or more of the three patents listed in the Orange Book for Eliquis. The patents currently are set to expire in 2019, 2026, and 2031. Eliquis has been jointly developed and is being commercialized by BMS and Pfizer. In April 2017, BMS and Pfizer filed patent-infringement actions against all generic filers in the U.S. District Court for the District of Delaware and the U.S. District Court for the District of West Virginia, asserting that each of the generic companies’ proposed products would infringe each of the patent(s) that each generic filer challenged. Some generic filers challenged only the 2031 patent, some challenged both the 2031 and 2026 patent, and one generic company challenged all three patents. We and BMS have settled with certain of the generic companies on terms not material to Pfizer, and we and BMS may settle with other generic companies in the future.
Actions In Which We Are The Defendant
Inflectra (infliximab-dyyb)
In March 2015, Janssen and New York University, together, brought a patent-infringement action in the U.S. District Court for the District of Massachusetts against Hospira, Celltrion Healthcare Co. Ltd. and Celltrion Inc. alleging that infliximab-dyyb, to be marketed by Hospira in the U.S. under the brand name Inflectra, would infringe six patents relating to infliximab, its manufacture and use. Claims with respect to four of the patents were dismissed by the plaintiffs, leaving two patents at issue: the infliximab antibody patent and a patent relating to cell culture media. In January 2018, the antibody patent was declared invalid by the Court of Appeals for the Federal Circuit. In July 2018, the U.S. District Court for the District of Massachusetts granted defendants’ motion for summary judgment and ruled that the patent relating to cell culture media was not infringed. Janssen has appealed the District Court’s decision to the U.S. Court of Appeals for the Federal Circuit.
Bavencio (avelumab)
In July 2017, BMS, E.R. Squibb & Sons LLC, Ono Pharmaceutical Co. Ltd., and Tasuku Honjo brought a patent-infringement action in the U.S. District Court for the District of Delaware against Pfizer, Merck KGaA, and EMD Serono, Inc., alleging that Bavencio (avelumab) infringes one patent relating to methods for treating tumors with anti-PD-L1 antibodies, which expires in 2023. In February 2019, we settled this matter on terms not material to Pfizer.
A2. Legal Proceedings––Product Litigation

Like other pharmaceutical companies, we are defendants in numerous cases, including but not limited to those discussed below, related to our pharmaceutical and other products. Plaintiffs in these cases seek damages and other relief on various grounds for alleged personal injury and economic loss.
Asbestos
Between 1967 and 1982, Warner-Lambert owned American Optical Corporation (American Optical), which manufactured and sold respiratory protective devices and asbestos safety clothing. In connection with the sale of American Optical in 1982, Warner-Lambert agreed to indemnify the purchaser for certain liabilities, including certain asbestos-related and other claims. As of December 31, 2018, approximately 46,400 claims naming American Optical and numerous other defendants were pending in various federal and state courts seeking damages for alleged personal injury from exposure to asbestos and other allegedly hazardous materials. Warner-Lambert was acquired by Pfizer in 2000

2018 Financial Report	131

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
A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed type 2 diabetes purportedly as a result of the ingestion of Lipitor. Plaintiffs seek compensatory and punitive damages.
In February 2014, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Lipitor (Atorvastatin Calcium) Marketing, Sales Practices and Products Liability Litigation (No. II) MDL-2502) in the U.S. District Court for the District of South Carolina. Since 2016, certain cases in the Multi-District Litigation were remanded to certain state courts. In January 2017, the District Court granted our motion for summary judgment, dismissing substantially all of the remaining cases pending in the Multi-District Litigation. In January 2017, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Fourth Circuit. In June 2018, the U.S. Court of Appeals for the Fourth Circuit affirmed the District Court’s decision.
Viagra
A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed melanoma and/or the exacerbation of melanoma purportedly as a result of the ingestion of Viagra. Plaintiffs seek compensatory and punitive damages.

132	2018 Financial Report

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
Intravenous Solutions
Beginning in November 2016, purported class actions were filed in the U.S. District Court for the Northern District of Illinois against Hospira, Hospira Worldwide, Inc. and certain other defendants relating to intravenous saline solution. Plaintiffs seek to represent a class consisting of all persons and entities in the U.S. who directly purchased intravenous saline solution sold by any of the defendants from January 1, 2013 until the time the defendants’ allegedly unlawful conduct ceases. Plaintiffs allege that the defendants’ conduct restricts output and artificially fixes, raises, maintains and/or stabilizes the prices of intravenous saline solution sold throughout the U.S. in violation of federal antitrust laws. Plaintiffs seek treble damages (for themselves and on behalf of the putative classes) and an injunction against defendants for alleged price overcharges for intravenous saline solution in the U.S. since January 1, 2013. All of these actions have been consolidated in the U.S. District Court for the Northern District of Illinois. In July 2018, the District Court granted defendants’ motions to dismiss the consolidated amended complaint without prejudice. Plaintiffs filed a second amended complaint in September 2018. On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS, which includes intravenous saline solution, to ICU Medical. The litigation is the subject of cross-claims for indemnification by both Pfizer and ICU Medical under the purchase agreement.
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
Eliquis
A number of individual and multi-plaintiff lawsuits have been filed against us and BMS in various federal and state courts pursuant to which plaintiffs seek to recover for personal injuries, including wrongful death, due to bleeding allegedly as a result of the ingestion of Eliquis. Plaintiffs seek compensatory and punitive damages.
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
EpiPen
Beginning in February 2017, purported class actions were filed in various federal courts by indirect purchasers of EpiPen against Pfizer, and/or its affiliates King and Meridian, and/or various entities affiliated with Mylan N.V., and Mylan N.V. Chief Executive Officer, Heather Bresch. The plaintiffs in these actions seek to represent U.S. nationwide classes comprising persons or entities who paid for any portion of the end-user purchase price of an EpiPen between 2009 until the cessation of the defendants’ allegedly unlawful conduct. In August 2017, a similar lawsuit brought in the U.S. District Court for the District of New Jersey on behalf of a purported class of direct purchaser plaintiffs against Pfizer, King, Meridian and Mylan was voluntarily dismissed without prejudice. Against Pfizer and/or its affiliates, plaintiffs generally allege that Pfizer’s and/or its affiliates’ settlement of patent litigation regarding EpiPen delayed market entry of generic EpiPen in violation of federal antitrust laws and various state antitrust or consumer protection laws. At least one lawsuit also alleges that Pfizer and/or Mylan N.V. violated the federal Racketeer Influenced and Corrupt Organizations Act. Plaintiffs also filed various consumer protection and unjust enrichment claims against, and relating to conduct attributable solely to, Mylan Pharmaceuticals regarding EpiPen. Plaintiffs seek treble damages for alleged overcharges for EpiPen since 2009. In August 2017, the actions were consolidated for coordinated pre-trial proceedings in a Multi-District Litigation (In re: EpiPen (Epinephrine Injection, USP) Marketing, Sales Practices and Antitrust Litigation, MDL-2785) in the U.S. District Court for the District of Kansas with other EpiPen-related actions against Mylan N.V. and/or its affiliates to which Pfizer, King and Meridian are not parties.
Nexium 24HR and Protonix
A number of individual and multi-plaintiff lawsuits have been filed against Pfizer, certain of its subsidiaries and/or other pharmaceutical manufacturers in various federal and state courts alleging that the plaintiffs developed kidney-related injuries purportedly as a result of the ingestion of certain proton pump inhibitors. The cases against us involve Nexium 24HR and/or Protonix and seek compensatory and punitive damages and, in some cases, treble damages, restitution or disgorgement. In August 2017, the federal actions were ordered transferred for coordinated pre-trial proceedings to a Multi-District Litigation (In re: Proton-Pump Inhibitor Products Liability Litigation (No. II)) in the U.S. District Court for the District of New Jersey.
Docetaxel

•	Personal Injury Actions
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

•	Mississippi Attorney General Government Investigation
In October 2018, the Attorney General of Mississippi filed a complaint in Mississippi state court against the manufacturer of the branded product and eight other manufacturers including Pfizer and Hospira, alleging, with respect to Pfizer and Hospira, a failure to warn about a risk of permanent hair loss in violation of the Mississippi Consumer Protection Act. The action seeks civil penalties and injunctive relief.

2018 Financial Report	133

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

A3. Legal Proceedings––Commercial and Other Matters
Average Wholesale Price Litigation
Pfizer, certain of its subsidiaries and other pharmaceutical manufacturers were sued in various state courts by a number of states alleging that the defendants provided average wholesale price (AWP) information for certain of their products that was higher than the actual average prices at which those products were sold. The AWP is used to determine reimbursement levels under Medicare Part B and Medicaid and in many private-sector insurance policies and medical plans. All but one of those actions have been resolved through settlement, dismissal or final judgment. The plaintiff state, Illinois, in the one remaining action, claims that the alleged spread between the AWPs at which purchasers were reimbursed and the actual sale prices was promoted by the defendants as an incentive to purchase certain of their products. The action alleges, among other things, fraud and violation of the state’s unfair trade practices and consumer protection statutes and seeks monetary and other relief, including civil penalties and treble damages.

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
Environmental Matters
In 2009, we submitted to the U.S. Environmental Protection Agency (EPA) a corrective measures study report with regard to Pharmacia’s discontinued industrial chemical facility in North Haven, Connecticut. In September 2010, our corrective measures study report was approved by the EPA, and we commenced construction of the site remedy in late 2011 under an Updated Administrative Order on Consent with the EPA.
Also, in 2009, we submitted a revised site-wide feasibility study with regard to Wyeth Holdings Corporation’s (formerly, American Cyanamid Company) discontinued industrial chemical facility in Bound Brook, New Jersey. In July 2011, Wyeth Holdings Corporation finalized an Administrative Settlement Agreement with the EPA and Order on Consent for Removal Action (the 2011 Administrative Settlement Agreement) with the EPA with regard to the Bound Brook facility. In May 2012, we completed construction of an interim remedy to address the discharge of impacted groundwater from that facility to the Raritan River. In September 2012, the EPA issued a final remediation plan for the Bound Brook facility’s main plant area, which is generally in accordance with one of the remedies evaluated in our revised site-wide feasibility study. In March 2013, Wyeth Holdings Corporation (now Wyeth Holdings LLC) entered into an Administrative Settlement Agreement and Order on Consent with the EPA to allow us to undertake detailed engineering design of the remedy for the main plant area and to perform a focused feasibility study for two adjacent lagoons. In September 2015, the U.S., on behalf of the EPA, filed a complaint and consent decree with the federal District Court for the District of New Jersey that allows Wyeth Holdings LLC to complete the design and to implement the remedy for the main plant area. In December 2015, the consent decree (which supersedes the 2011 Administrative Settlement Agreement) was entered by the District Court. We have accrued for the estimated costs of the site remedies for the North Haven and Bound Brook facilities. In September 2018, the EPA issued a final remediation plan for the two adjacent lagoons, which is generally in accordance with one of the remedies evaluated in our focused feasibility study.

We are a party to a number of other proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and other state, local or foreign laws in which the primary relief sought is the cost of past and/or future remediation.
Contracts with Iraqi Ministry of Health
In October 2017, a number of United States service members, civilians, and their families brought a complaint in the Federal District Court for the District of Columbia against a number of pharmaceutical and medical devices companies, including Pfizer and certain of its subsidiaries, alleging that the defendants violated the United States Anti-Terrorism Act. The complaint alleges that the defendants provided funding for terrorist organizations through their sales practices pursuant to pharmaceutical and medical device contracts with the Iraqi Ministry of Health, and seeks monetary relief. In July 2018, the U.S. Department of Justice requested documents related to this matter, which are being provided.
Allergan Complaint for Indemnity
In August 2018, Pfizer was named as a defendant in a third-party complaint for indemnity, along with King, a Pfizer subsidiary, filed by Allergan Finance LLC (Allergan) in a Multi-District Litigation (In re National Prescription Opiate Litigation MDL 2804) in the U.S. District Court for the Northern District of Ohio. The lawsuit asserts claims for indemnity related to Kadian, which was owned for a short period by King in 2008, prior to Pfizer's acquisition of King in 2010. In December 2018, the District Court dismissed the lawsuit.

134	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

A4. Legal Proceedings––Government Investigations

Like other pharmaceutical companies, we are subject to extensive regulation by government agencies in the U.S., other developed markets and multiple emerging markets in which we operate. As a result, we have interactions with government agencies on an ongoing basis. Criminal charges, substantial fines and/or civil penalties, limitations on our ability to conduct business in applicable jurisdictions, corporate integrity or deferred prosecution agreements, as well as reputational harm and increased public interest in the matter could result from government investigations. In addition, in a qui tam lawsuit in which the government declines to intervene, the relator may still pursue a suit for the recovery of civil damages and penalties on behalf of the government. Among the investigations by government agencies are the matters discussed below.
Phenytoin Sodium Capsules
In 2012, Pfizer sold the U.K. Marketing Authorisation for phenytoin sodium capsules to a third party, but retained the right to supply the finished product to that third party. In May 2013, the U.K. Competition & Markets Authority (CMA) informed us that it had launched an investigation into the supply of phenytoin sodium capsules in the U.K. market. In August 2015, the CMA issued a Statement of Objections alleging that Pfizer and Pfizer Limited, a U.K. subsidiary, engaged in conduct that violates U.K. and EU antitrust laws. In December 2016, the CMA imposed a £84.2 million fine on Pfizer and Pfizer Limited. Pfizer appealed the CMA decision to The Competition Appeal Tribunal in February 2017. On June 7, 2018, the Competition Appeal Tribunal overturned the CMA decision as well as the associated fine. The CMA has appealed the judgment to the Court of Appeal.
Greenstone Investigations
Since July 2017, the U.S. Department of Justice’s Antitrust Division has been investigating our Greenstone generics business. We believe this is related to an ongoing antitrust investigation of the generic pharmaceutical industry. The government has been obtaining information from Greenstone. In April 2018, Greenstone received requests for information from the Antitrust Department of the Connecticut Office of the Attorney General. We have been providing information pursuant to these requests.
Subpoena relating to Manufacturing of Quillivant XR
In October 2018, we received a subpoena from the U.S. Attorney’s Office for the Southern District of New York seeking records relating to our relationship with another drug manufacturer and its production and manufacturing of drugs including, but not limited to, Quillivant XR. We are producing records pursuant to the subpoena.

Civil Investigative Demand relating to Meridian Medical Technologies
In February 2019, we received a civil investigative demand from the U.S. Attorney’s Office for the Southern District of New York (SDNY).  The civil investigative demand seeks records and information related to alleged quality issues involving the manufacture of auto-injectors at our Meridian site.  We will be producing records in response to this civil investigative demand.

Intravenous Solutions
See Note 17A5. Contingencies and Certain Commitments Legal Proceedings––Matters Resolved During 2018––Intravenous Solutions Government Investigation below for information regarding government investigations related to sales of intravenous solution products.
Contracts with Iraqi Ministry of Health
See Note 17A3. Contingencies and Certain Commitments: Legal Proceedings––Commercial and Other Matters––Contracts with Iraqi Ministry of Health above for information regarding U.S. government investigations related to contracts with the Iraqi Ministry of Health.
Docetaxel––Mississippi Attorney General Government Investigation
See Note 17A2. Contingencies and Certain Commitments: Legal Proceedings––Product Litigation––Docetaxel––Mississippi Attorney General Government Investigation above for information regarding a government investigation related to Docetaxel marketing practices.
A5. Legal Proceedings––Matters Resolved During 2018
During 2018, certain matters, including the matters discussed below, were resolved or were the subject of definitive settlement agreements or settlement agreements-in-principle.
Celebrex
Beginning in July 2014, purported class actions were filed in the U.S. District Court for the Eastern District of Virginia against Pfizer and certain subsidiaries of Pfizer relating to Celebrex. The plaintiffs sought to represent U.S. nationwide or multi-state classes consisting of persons or entities who directly purchased from the defendants, or indirectly purchased or reimbursed patients for some or all of the purchase price of, Celebrex or generic Celebrex from May 31, 2014 until the cessation of the defendants’ allegedly unlawful conduct. The plaintiffs alleged delay in the launch of generic Celebrex in violation of federal antitrust laws or certain state antitrust, consumer protection and various other laws as a result of Pfizer fraudulently obtaining and improperly listing a patent on Celebrex, engaging in sham litigation and prolonging the impact of sham litigation through settlement activity that further delayed generic entry. Each of the actions sought treble damages on behalf of the putative class for alleged price overcharges for Celebrex since May 31, 2014. In December 2014, the District Court granted the parties’ joint motions to consolidate the direct purchaser and end-payer cases, and all such cases were consolidated as of March 2015. In October 2014 and March 2015, we filed motions to dismiss the direct purchasers’ and end-payers’ amended complaints, respectively. In November 2015, the District Court denied in part and granted in part our motion to dismiss the direct purchasers’ amended complaint. In February 2016, the District Court denied in part and granted in part our motion to dismiss the end-payers’ amended complaint, and in August 2016, the District Court dismissed substantially all of the end-payers’ remaining claims. In February 2017, the District Court dismissed with prejudice all of the end-payers’ claims. In March 2017, the end-payers appealed the District Court’s order dismissing their claims with prejudice to the U.S. Court of Appeals for the Fourth Circuit. In August 2017, the District Court granted the direct purchasers’ motion for class certification. In November 2017, Pfizer and the direct purchasers entered into an agreement to resolve the direct purchasers’ class action for $94 million. In April 2018, the court approved the agreement. In November 2017, Pfizer and the end-payers entered into an agreement to resolve the claims of the end-payer plaintiffs on terms not material to Pfizer.

2018 Financial Report	135

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Subpoenas relating to Copayment Assistance Organizations
In December 2015 and July 2016, Pfizer received subpoenas from the U.S. Attorney’s Office for the District of Massachusetts requesting documents related to the Patient Access Network Foundation and other IRC 501(c)(3) organizations that provide financial assistance to Medicare patients. In May 2018, Pfizer entered into a civil settlement to resolve the matter. Pfizer paid $23.85 million to the United States, and entered into a five-year Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services.
Civil Investigative Demand relating to Pharmacy Benefit Managers
In March 2016, Pfizer received a civil investigative demand from the U.S. Attorney’s Office for the SDNY related to Pfizer’s contractual relationships with pharmacy benefit managers with respect to certain pharmaceutical products over the period from January 1, 2006 to the present. We have provided information to the government in response to this civil investigative demand. In July 2018, Pfizer was served with a qui tam complaint that appears to be related to the SDNY investigation. The complaint was unsealed following the government’s decision not to intervene in the case.
Intravenous Solutions Government Investigation
In April 2017, Pfizer, Hospira and two employees of Pfizer received grand jury subpoenas issued by the United States District Court for the Eastern District of Pennsylvania, in connection with an investigation by the U.S. Department of Justice, Antitrust Division. The subpoenas seek documents related to the sale, manufacture, pricing and shortages of intravenous solutions, including saline, as well as communications among industry participants regarding these issues. The Department of Justice investigation is also the subject of cross-claims for indemnification by both Pfizer and ICU Medical under the purchase agreement. In addition, in August 2015, the New York Attorney General issued a subpoena to Hospira for similar information. Hospira has produced records to the New York Attorney General and coordinated with ICU Medical to produce records to the U.S. Department of Justice. In December 2018, the U.S. Department of Justice informed Pfizer that it had closed its investigation.
B. Guarantees and Indemnifications
In the ordinary course of business and in connection with the sale of assets and businesses and other transactions, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or that are related to events and activities prior to or following a transaction. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we may be required to reimburse the loss. These indemnifications are generally subject to various restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2018, the estimated fair value of these indemnification obligations was not significant.
In addition, in connection with our entry into certain agreements, our counterparties agree to indemnify us. For example, our collaboration agreement with EMD Serono, Inc. to co-promote Rebif in the U.S. expired at the end of 2015 and included certain indemnity provisions. Patent litigation brought by Biogen Idec MA Inc. against EMD Serono Inc. and Pfizer is pending in the U.S. District Court for the District of New Jersey and the United States Court of Appeals for the Federal Circuit. EMD Serono Inc. has acknowledged that it is obligated to satisfy any award of damages.
Pfizer Inc. has also guaranteed the long-term debt of certain companies that it acquired and that now are subsidiaries of Pfizer.
C. Certain Commitments

•
As of December 31, 2018, we had agreements totaling $3.7 billion to purchase goods and services that are enforceable and legally binding and include amounts relating to advertising, information technology services, employee benefit administration services, and potential milestone payments deemed reasonably likely to occur.

•
As of December 31, 2018, we have obligations to make guaranteed fixed annual payments over an eight-year period in connection with the U.S. and EU approvals for Besponsa ($422 million) and an obligation to make guaranteed fixed annual payments over a nine-year period for Bosulif ($240 million), both associated with R&D arrangements.

•
As of December 31, 2018, in connection with the TCJA, we have an estimated $15 billion repatriation tax liability on accumulated post-1986 earnings of foreign subsidiaries for which we plan to elect, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026. The first installment, due in April 2019, is reported in Income taxes payable and the remaining installments are reported in Other taxes payable in our consolidated balance sheet as of December 31, 2018. Our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. See Note 5A for additional information.

Note 18. Segment, Geographic and Other Revenue Information

A. Segment Information

We regularly review our segments and the approach used by management to evaluate performance and allocate resources. At the beginning of our fiscal year 2019, we reorganized our commercial operations. Prior to the reorganization effective January 1, 2019, we managed our commercial operations through two distinct business segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The IH and EH operating segments were each led by a single manager. Each operating segment had responsibility for its commercial activities and for certain IPR&D projects for new investigational products and additional indications for in-line products that generally have achieved proof-of-concept. Each business had a geographic footprint across developed and emerging markets. Our chief operating decision maker used the revenues and earnings of the two operating segments, among other factors, for performance evaluation and resource allocation. As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2018, 2017 and 2016.

136	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Some additional information about our business segments and other costs and business activities as of December 31, 2018 (prior to our new 2019 commercial organizational re-alignment) follows:

Operating Segments

IH focused on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.

Key therapeutic areas included internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH included legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and select branded products including anti-infectives. EH also included an R&D organization, as well as our contract manufacturing business. Through February 2, 2017, EH also included HIS.

Leading brands included:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Chantix/Champix
- Several OTC consumer healthcare products (e.g., Centrum and Advil)

Leading brands included:
- Lipitor
- Norvasc
- Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries)
- Celebrex
- Viagra*
- Inflectra/Remsima
- Sulperazon
- Several other sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, were reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra worldwide revenues were reported in EH.

The following organizational change impacted our operating segments in 2018:

•
Effective in the first quarter of 2018, certain costs for Pfizer’s StratCO group, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. StratCO costs primarily include headcount costs, vendor costs and data costs largely in support of Pfizer’s commercial operations. The majority of the StratCO costs reflect additional amounts that our operating segments would have incurred had each segment operated as a standalone company during the periods presented. The reporting change was made to streamline accountability and speed decision making. In 2017, we reclassified approximately $468 million of costs from IH, approximately $176 million of costs from EH and approximately $70 million of costs from Corporate to Other unallocated costs to conform to the current period presentation, and in 2016, we reclassified approximately $312 million of costs from IH, approximately $167 million of costs from EH and approximately $43 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

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

•
GPD, which is generally responsible for the operational execution of clinical trials for both early-stage assets in the WRD portfolio as well as late-stage assets in the Innovative portfolio. GPD also provides technical support and other services to Pfizer R&D projects.

•
Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations, as well as certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2018, certain costs for StratCO, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. For additional information, see note below on Other unallocated costs.

•
Other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). In connection with the StratCO reporting change, in 2017, we reclassified approximately $468 million of costs from IH, approximately $176 million of costs from EH and approximately $70 million of costs from Corporate to Other unallocated costs to conform to the current period presentation, and in 2016, we reclassified approximately $312 million of costs from IH, approximately $167 million of costs from EH and approximately $43 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

•
Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and PP&E; (ii) acquisition-related costs, where we incur costs for executing the

2018 Financial Report	137

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

Segment Assets

We manage our assets on a total company basis, not by operating segment, as many of our operating assets are shared (such as our plant network assets) or commingled (such as accounts receivable, as many of our customers are served by both operating segments). Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $159 billion as of December 31, 2018 and approximately $172 billion as of December 31, 2017.
Selected Income Statement Information
As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2018, 2017 and 2016.

The following table provides selected income statement information by reportable segment:
	Revenues			Earnings(a)			Depreciation and Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016	2018	2017	2016	2018	2017	2016
Reportable Segments:
IH(c)	$33,426	$31,422	$29,197	$20,258	$18,809	$16,166	$629	$534	$583
EH(c)	20,221	21,124	23,627	10,712	11,460	13,065	547	579	600
Total reportable segments	53,647	52,546	52,824	30,970	30,269	29,231	1,175	1,113	1,183
Other business activities(d), (e)	—	—	—	(2,977)	(3,137)	(3,020)	93	90	85
Reconciling Items:
Corporate(c), (e)	—	—	—	(5,096)	(5,452)	(5,448)	363	337	356
Purchase accounting adjustments(e)	—	—	—	(4,786)	(4,758)	(4,185)	4,620	4,565	3,890
Acquisition-related costs(e)	—	—	—	(318)	(456)	(785)	12	39	7
Certain significant items(f)	—	—	—	(4,305)	(2,647)	(5,888)	38	52	200
Other unallocated(c), (e)	—	—	—	(1,603)	(1,514)	(1,554)	82	72	35
	$53,647	$52,546	$52,824	$11,885	$12,305	$8,351	$6,384	$6,269	$5,757

(a)
Income from continuing operations before provision/(benefit) for taxes on income. IH’s earnings include dividend income from our investment in ViiV of $253 million in 2018 and $266 million in 2017. For additional information, see Note 4.

(b)
Certain production facilities are shared. Depreciation is allocated based on estimates of physical production. Amounts here relate solely to the depreciation and amortization associated with continuing operations.

(c)
In connection with the StratCO reporting change, in 2017, we reclassified approximately $468 million of costs from IH, approximately $176 million of costs from EH and approximately $70 million of costs from Corporate to Other unallocated costs, and in 2016, we reclassified approximately $312 million of costs from IH, approximately $167 million of costs from EH and approximately $43 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

(d)	Other business activities includes the costs managed by our WRD and GPD organizations.

(e)	For a description, see the “Other Costs and Business Activities” section above.

(f)
Certain significant items are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.

For Earnings in 2018, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $977 million, (ii) net charges for certain legal matters of $157 million, (iii) income of $1 million, representing an adjustment to amounts previously recorded to write down the HIS net assets to fair value less costs to sell, (iv) certain asset impairment charges of $3.1 billion, (v) charges for business and legal entity alignment of $4 million, (vi) net losses on early retirement of debt of $3 million and (vii) other charges of $65 million, which includes, among other things, a non-cash $343 million pre-tax gain in Other (income)/deductions––net associated with our transaction with Bain Capital to create a new biopharmaceutical company, Cerevel, to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system, a $119 million charge, in the aggregate, in Selling, informational and administrative expenses, for a special one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the TCJA, $59 million of incremental costs associated with the design, planning and implementation of the new organizational structure, effective in the beginning of 2019, and primarily including consulting, legal, tax, and advisory services and a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic CAR T cell therapy development program assets in connection with our contribution agreement entered into with Allogene. For additional information, see Note 2B, Note 3 and Note 4.
For Earnings in 2017, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $204 million, (ii) charges for certain legal matters of $237 million, (iii) charges of $55 million, representing adjustments to amounts previously recorded to write-down the HIS net assets to fair value less costs to sell, (iv) certain asset impairment charges of $379 million, (v) charges for business and legal entity alignment of $71 million, (vi) net losses on early retirement of debt of $999 million and (vii) other charges of $700 million. For additional information, see Note 2B, Note 3 and Note 4.
For Earnings in 2016, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction initiatives that are not associated with an acquisition of $1.4 billion, (ii) charges for certain legal matters of $494 million, (iii) an impairment charge related to the write-down of the HIS net assets to fair value less estimated costs to sell of $1.7 billion, (iv) certain asset impairment charges of $1.4 billion, (v) charges for business and legal entity alignment of $261 million, (vi) net losses on early retirement of debt of $312 million and (vii) other charges of $294 million. For additional information, see Note 3 and Note 4.

138	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Equity in the net income of investees accounted for by the equity-method is not significant for any of our operating segments.
The operating segment information does not purport to represent the revenues, costs and Income from continuing operations before provision/(benefit) for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

B. Geographic Information
As described in Note 1A, the February 3, 2017 sale of HIS impacted our results of operations in 2018, 2017 and 2016.

The following table provides revenues by geographic area:
	Year Ended December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
United States	$25,329	$26,026	$26,369
Developed Europe(a)	9,116	8,508	9,306
Developed Rest of World(b)	6,551	6,612	6,729
Emerging Markets (c)	12,651	11,399	10,420
Revenues	$53,647	$52,546	$52,824

(a)
Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland. Revenues denominated in euros were $7.3 billion in 2018, $6.8 billion in 2017 and $7.2 billion in 2016.

(b)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

Revenues exceeded $500 million in each of 11 countries outside the U.S. in 2018, 2017 and 2016. The U.S. is the only country to contribute more than 10% of total revenue in 2018, 2017 and 2016. As a percentage of revenues, our two largest national markets outside the U.S. were Japan, which contributed 8% of total revenue in each of 2018, 2017 and 2016, and China, which contributed 8% of total revenue in 2018, 7% of total revenue in 2017 and 6% of total revenues in 2016.

The following table provides long-lived assets by geographic area:
	As of December 31,
(MILLIONS OF DOLLARS)	2018	2017	2016
Property, plant and equipment, net
United States	$7,089	$6,971	$6,649
Developed Europe(a)	4,204	4,345	4,228
Developed Rest of World(b)	490	632	643
Emerging Markets(c)	1,602	1,917	1,797
Property, plant and equipment, net	$13,385	$13,865	$13,318

(a)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.

(b)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.

(c)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

C. Other Revenue Information

Significant Customers

We sell our biopharmaceutical products primarily to customers in the wholesale sector. In 2018, sales to our three largest U.S. wholesaler customers represented approximately 15%, 11% and 10% of total revenues, respectively, and, collectively, represented approximately 34% of total trade accounts receivable as of December 31, 2018. In 2017, sales to our three largest U.S. wholesaler customers represented approximately 16%, 12% and 10% of total revenues, respectively, and, collectively, represented approximately 36% of total trade accounts receivable as of December 31, 2017. In 2016, sales to our three largest U.S. wholesaler customers represented approximately 16%, 12% and 10% of total revenues, respectively, and, collectively, represented approximately 29% of total trade accounts receivable as of December 31, 2016. For all years presented, these sales and related trade accounts receivable were concentrated in our biopharmaceutical businesses.

2018 Financial Report	139

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Significant Product Revenues
As described in Note 1A, acquisitions and divestitures have impacted our results of operations in 2018, 2017 and 2016.

The following table provides detailed revenue information for several of our major products:
(MILLIONS OF DOLLARS)		Year Ended December 31,
PRODUCT	PRIMARY INDICATION OR CLASS	2018	2017	2016
TOTAL REVENUES		$53,647	$52,546	$52,824
PFIZER INNOVATIVE HEALTH (IH)(a)		$33,426	$31,422	$29,197
Internal Medicine		$9,996	$9,684	$8,858
Lyrica IH(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	4,622	4,511	4,165
Eliquis alliance revenues and direct sales	Atrial fibrillation, deep vein thrombosis, pulmonary embolism	3,434	2,523	1,713
Chantix/Champix	An aid to smoking cessation treatment in adults 18 years of age or older	1,085	997	842
BMP2	Development of bone and cartilage	279	261	251
Toviaz	Overactive bladder	271	257	258
Viagra IH(c)	Erectile dysfunction	—	823	1,181
All other Internal Medicine	Various	306	312	447
Vaccines		$6,332	$6,001	$6,071
Prevnar 13/Prevenar 13	Vaccines for prevention of pneumococcal disease	5,802	5,601	5,718
FSME/IMMUN-TicoVac	Tick-borne encephalitis vaccine	184	134	114
Trumenba	Meningococcal Group B vaccine	116	88	84
All other Vaccines	Various	230	177	155
Oncology		$7,202	$6,056	$4,563
Ibrance	Advanced breast cancer	4,118	3,126	2,135
Sutent	Advanced and/or metastatic RCC, adjuvant RCC, refractory GIST (after disease progression on, or intolerance to, imatinib mesylate) and advanced pancreatic neuroendocrine tumor	1,049	1,081	1,095
Xtandi alliance revenues	Castration-resistant prostate cancer	699	590	140
Xalkori	ALK-positive and ROS1-positive advanced NSCLC	524	594	561
Inlyta	Advanced RCC	298	339	401
Bosulif	Philadelphia chromosome–positive chronic myelogenous leukemia	296	233	167
All other Oncology	Various	219	93	63
Inflammation & Immunology (I&I)		$4,080	$3,968	$3,928
Enbrel (Outside the U.S. and Canada)	RA, juvenile idiopathic arthritis, PsA, plaque psoriasis, pediatric plaque psoriasis, ankylosing spondylitis and nonradiographic axial spondyloarthritis	2,112	2,452	2,909
Xeljanz	RA, PsA, ulcerative colitis	1,774	1,345	927
Eucrisa	Mild-to-moderate atopic dermatitis (eczema)	147	67	—
All other I&I	Various	46	103	93
Rare Disease		$2,211	$2,240	$2,369
Genotropin	Replacement of human growth hormone	558	532	579
BeneFIX	Hemophilia	554	604	712
Refacto AF/Xyntha	Hemophilia	514	551	554
Somavert	Acromegaly	267	254	232
All other Rare Disease	Various	318	300	292
Consumer Healthcare		$3,605	$3,472	$3,407
PFIZER ESSENTIAL HEALTH (EH)(d)		$20,221	$21,124	$23,627
Legacy Established Products (LEP)(e)		$10,540	$10,894	$11,197
Lipitor	Reduction of LDL cholesterol	2,062	1,915	1,758
Norvasc	Hypertension	1,024	926	962
Premarin family	Symptoms of menopause	832	977	1,017
Xalatan/Xalacom	Glaucoma and ocular hypertension	318	335	363
Effexor	Depression and certain anxiety disorders	311	297	278
EpiPen	Epinephrine injection used in treatment of life-threatening allergic reactions	303	290	386
Zoloft	Depression and certain anxiety disorders	298	291	304
Zithromax	Bacterial infections	290	270	272
Xanax	Anxiety disorders	223	225	222
Sildenafil Citrate	Erectile dysfunction	56	56	—
All other LEP	Various	4,822	5,313	5,636

140	2018 Financial Report

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

(MILLIONS OF DOLLARS)		Year Ended December 31,
PRODUCT	PRIMARY INDICATION OR CLASS	2018	2017	2016
Sterile Injectable Pharmaceuticals (SIP)(f)		$5,214	$5,673	$6,014
Sulperazon	Treatment of infections	613	471	396
Medrol	Steroid anti-inflammatory	427	483	450
Fragmin	Slows blood clotting	293	306	318
Tygacil	Tetracycline class antibiotic	249	260	274
Zosyn/Tazocin	Antibiotic	229	194	146
Precedex	Sedation agent in surgery or intensive care	213	243	264
All other SIP	Various	3,191	3,715	4,166
Peri-LOE Products(g)		$2,944	$3,223	$4,220
Celebrex	Arthritis pain and inflammation, acute pain	686	775	733
Viagra EH(c)	Erectile dysfunction	636	382	383
Vfend	Fungal infections	392	421	590
Lyrica EH(b)	Epilepsy, neuropathic pain and generalized anxiety disorder	347	553	801
Zyvox	Bacterial infections	236	281	421
Revatio	Pulmonary arterial hypertension	227	252	285
Pristiq	Depression	206	303	732
All other Peri-LOE Products	Various	213	257	276
Biosimilars(h)	Various	$769	$531	$319
Inflectra/Remsima	Inflammatory diseases	642	419	192
All other Biosimilars	Various	127	112	127
Pfizer CentreOne(i)		$755	$706	$718
Hospira Infusion Systems (HIS)(j)	Various	$—	$97	$1,158
Total Lyrica(b)	Epilepsy, post-herpetic neuralgia and diabetic peripheral neuropathy, fibromyalgia, neuropathic pain due to spinal cord injury	$4,970	$5,065	$4,966
Total Viagra(c)	Erectile dysfunction	$636	$1,204	$1,564
Total Alliance revenues	Various	$3,838	$2,927	$1,746

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

(c)
Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, were reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra worldwide revenues were reported in EH. Total Viagra revenues in 2017 and 2016 represented the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(d)	The EH business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and HIS (through February 2, 2017).

(e)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). In the fourth quarter of 2017, we sold our equity share in Hisun Pfizer. As a result, effective in the first quarter of 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

Effective January 1, 2017, All other LEP includes Duavive/Duavee and Viviant, which were transferred from Innovative Health (recorded in All other Internal Medicine (IH) in 2016), in order to align these products with our management of the women’s health portfolio within EH. See note (a) above.

(f)
Sterile Injectable Pharmaceuticals includes branded and generic injectables (excluding Peri-LOE Products). In the fourth quarter of 2017, we sold our equity share in Hisun Pfizer. As a result, effective in the first quarter of 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(g)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; and worldwide revenues for Celebrex, Pristiq, Zyvox, Vfend, Revatio and Inspra; and in 2018, Viagra revenues for all countries (and Viagra revenues for all countries other than the U.S. and Canada in 2017 and 2016), see note (c) above.

(h)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and in the U.S. and Retacrit (biosimilar epoetin zeta) in the U.S. and certain European and Africa/Middle Eastern markets.

(i)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In the fourth quarter of 2017, we sold our equity share in Hisun Pfizer. As a result, effective in the first quarter of 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(j)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

2018 Financial Report	141

Notes to Consolidated Financial Statements
Pfizer Inc. and Subsidiary Companies

Note 19. Subsequent Event

A. Accelerated Share Repurchase Agreement
On February 7, 2019, we entered into an accelerated share repurchase agreement with GS&Co. to repurchase approximately $6.8 billion of our common stock. Pursuant to the terms of the agreement, on February 12, 2019, we paid approximately $6.8 billion to GS&Co. and received an initial delivery of approximately 130 million shares of our common stock from GS&Co., which represented, based on the closing price of our common stock on the NYSE on February 7, 2019, approximately 80% of the notional amount of the accelerated share repurchase agreement. As of February 28, 2019, the common stock received is included in Treasury Stock. At settlement of the agreement, which is expected to occur during or prior to the third quarter of 2019, GS&Co. may be required to deliver additional shares of common stock to us, or, under certain circumstances, we may be required to deliver shares of our common stock or may elect to make a cash payment to GS&Co., with the number of shares to be delivered or the amount of such payment, as well as the final price per share, based on the volume-weighted average price, less a discount, of Pfizer’s common stock during the term of the transaction. This agreement was entered into pursuant to our previously announced share repurchase authorization. After giving effect to the accelerated share repurchase agreement and other share repurchases through February 28, 2019, our remaining share-purchase authorization was approximately $5.3 billion on February 28, 2019.

142	2018 Financial Report

Selected Quarterly Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First	Second	Third	Fourth
2018
Revenues	$12,906	$13,466	$13,298	$13,976
Costs and expenses(a)	8,736	8,895	9,035	14,051
Restructuring charges and certain acquisition-related costs(b)	43	44	85	872
Income/(loss) from continuing operations before provision for taxes on income/(loss)	4,127	4,527	4,177	(946)
Provision/(benefit) for taxes on income/(loss)(c)	556	648	66	(563)
Income/(loss) from continuing operations	3,571	3,879	4,111	(383)
Discontinued operations—net of tax	(1)	—	11	—
Net income/(loss) before allocation to noncontrolling interests	3,570	3,879	4,122	(383)
Less: Net income attributable to noncontrolling interests	9	7	8	11
Net income/(loss) attributable to Pfizer Inc.	$3,561	$3,872	$4,114	$(394)
Earnings/(loss) per common share—basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.60	$0.66	$0.70	$(0.07)
Discontinued operations—net of tax	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.60	$0.66	$0.70	$(0.07)
Earnings/(loss) per common share—diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.59	$0.65	$0.69	$(0.07)
Discontinued operations—net of tax	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.59	$0.65	$0.69	$(0.07)

(a)
The fourth quarter of 2018 historically reflects higher costs in Cost of sales, Selling, informational and administrative expenses and Research and development expenses. The fourth quarter of 2018 includes $3.1 billion in certain asset impairments recorded in Other (income)/deductions––net. For additional information, see Notes to Consolidated Financial Statements—Note 4. Other (Income)/Deductions—Net.

(b)
In the fourth quarter of 2018, includes restructuring charges that were primarily related to employee termination costs and asset write downs. The employee termination costs are associated with our improvements to operational effectiveness as part of the realignment of our organizational structure effective at the beginning of 2019. For additional information, see Notes to Consolidated Financial Statements—Note 3. Restructuring Charges and Other Costs Associated with Acquisitions and Cost-Reduction/Productivity Initiatives.

(c)
The third and fourth quarters of 2018 reflect the impact of the TCJA on the Provision/(benefit) for taxes on income. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total for the year.

2018 Financial Report	143

Selected Quarterly Financial Data (Unaudited)
Pfizer Inc. and Subsidiary Companies

	Quarter
(MILLIONS OF DOLLARS, EXCEPT PER COMMON SHARE DATA)	First(a)	Second	Third	Fourth
2017
Revenues	$12,779	$12,896	$13,168	$13,703
Costs and expenses(b)	8,744	9,011	9,469	12,665
Restructuring charges and certain acquisition-related costs	84	70	114	84
Income from continuing operations before provision/(benefit) for taxes on income	3,951	3,815	3,585	953
Provision/(benefit) for taxes on income(c)	821	739	727	(11,335)
Income from continuing operations	3,130	3,077	2,858	12,289
Discontinued operations—net of tax	—	2	—	1
Net income before allocation to noncontrolling interests	3,130	3,078	2,858	12,290
Less: Net income attributable to noncontrolling interests	9	5	18	15
Net income attributable to Pfizer Inc.	$3,121	$3,073	$2,840	$12,274
Earnings per common share—basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.52	$0.52	$0.48	$2.06
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.52	$0.52	$0.48	$2.06
Earnings per common share—diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.51	$0.51	$0.47	$2.02
Discontinued operations—net of tax	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.51	$0.51	$0.47	$2.02

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

144	2018 Financial Report

Financial Summary
Pfizer Inc. and Subsidiary Companies

	Year Ended/As of December 31,(a)
(MILLIONS, EXCEPT PER COMMON SHARE DATA)	2018	2017	2016	2015	2014
Revenues	$53,647	$52,546	$52,824	$48,851	$49,605
Income from continuing operations	11,179	21,353	7,229	6,975	9,119
Total assets	159,422	171,797	171,615	167,381	167,473
Long-term obligations(b)	63,807	69,714	80,660	72,985	74,265
Earnings per common share—basic
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.90	$3.57	$1.18	$1.13	$1.43
Discontinued operations—net of tax	—	—	—	—	0.01
Net income attributable to Pfizer Inc. common shareholders(c)	$1.90	$3.57	$1.18	$1.13	$1.44
Earnings per common share—diluted
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.86	$3.52	$1.17	$1.11	$1.41
Discontinued operations—net of tax	—	—	—	—	0.01
Net income attributable to Pfizer Inc. common shareholders	$1.87	$3.52	$1.17	$1.11	$1.42
Cash dividends declared per common share	$1.38	$1.30	$1.22	$1.14	$1.06

(a)
2017 reflects the February 3, 2017 sale of HIS to ICU Medical. 2017 and 2018 reflect the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infectives business, primarily outside of the U.S. on December 22, 2016. 2016, 2017 and 2018 reflect the acquisition of Medivation on September 28, 2016 and the acquisition of Anacor on June 24, 2016, and 2015, 2016, 2017 and 2018 reflect the acquisition of Hospira on September 3, 2015.

(b)	Defined as Long-term debt, Pension benefit obligations, net, Postretirement benefit obligations, net, Noncurrent deferred tax liabilities, Other taxes payable and Other noncurrent liabilities.

(c)
2018 and 2017 reflect the impact of the TCJA on the Provision/(benefit) for taxes on income. For additional information, see Notes to Consolidated Financial Statements—Note 5A. Tax Matters: Taxes on Income from Continuing Operations.

2018 Financial Report	145

Peer Group Performance Graph
Pfizer Inc. and Subsidiary Companies

The following graph assumes a $100 investment on December 31, 2013, and reinvestment of all dividends, in each of the Company’s Common Stock, the S&P 500 Index, and a composite peer group of the major U.S. and European-based pharmaceutical companies, which are: Abbott Laboratories (for 2012 only), AbbVie Inc. (beginning in 2013), Amgen, Inc., AstraZeneca plc, Bristol-Myers Squibb Company, Eli Lilly & Co., GlaxoSmithKline plc, Johnson & Johnson, Merck and Co., Inc., Novartis AG, Roche Holding AG and Sanofi SA.

Five Year Performance

	2013	2014	2015	2016	2017	2018
PFIZER	$100.0	$105.3	$112.8	$117.8	$136.4	$170.3
PEER GROUP	$100.0	$112.4	$114.1	$114.7	$134.3	$145.4
S&P 500	$100.0	$113.7	$115.2	$129.0	$157.2	$150.3

146	2018 Financial Report